Form 10-K, Exhibit 13
period 1996-12-31
HMN FINANCIAL INC
filed 1997-03-31
CIK 921183

Five-Year Consolidated Financial Highlights
-------------------------------------------------------------------------------
Selected Operations Data:(1)

                                                                                 Year Ended December 31,
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)                       1996       1995       1994       1993       1992
-----------------------------------------------------------------------------------------------------------------------
Total interest income...........................................  $  39,864     38,328     32,277     32,427     34,739
Total interest expense..........................................     24,194     22,555     18,067     18,399     21,018
                                                                  ---------  ---------  ---------  ---------  ---------
  Net interest income...........................................     15,670     15,773     14,210     14,028     13,721
Provision for loan losses.......................................        300        300        410        660        233
                                                                  ---------  ---------  ---------  ---------  ---------
  Net interest income after provision for loan losses...........     15,370     15,473     13,800     13,368     13,488
                                                                  ---------  ---------  ---------  ---------  ---------
Fees and service charges........................................        359        325        311        305        265
Securities gains, net...........................................      1,030        416         65      1,180        544
Gain on sales of loans..........................................         39        102          3          0          0
Other non-interest income.......................................        495        155        216        152        118
                                                                  ---------  ---------  ---------  ---------  ---------
  Total non-interest income.....................................      1,923        998        595      1,637        927
SAIF assessment.................................................      2,352          0          0          0          0
Other non-interest expense......................................      8,157      7,470      6,574      5,976      5,612
                                                                  ---------  ---------  ---------  ---------  ---------
  Total non-interest expense....................................     10,509      7,470      6,574      5,976      5,612
Income tax expense..............................................      2,510      3,381      3,116      3,799      3,494
                                                                  ---------  ---------  ---------  ---------  ---------
  Net income....................................................  $   4,274      5,620      4,705      5,230      5,309
                                                                  ---------  ---------  ---------  ---------  ---------
                                                                  ---------  ---------  ---------  ---------  ---------

Per common share:
  Earnings per common share and common share equivalents(2).....  $    0.96       1.09       0.48
Pro forma earnings per share(3).................................                             0.86


Selected Financial Condition Data:(1)
                                                                                 December 31,
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)                  1996       1995       1994       1993       1992
------------------------------------------------------------------------------------------------------------------
Total assets..............................................  $  554,732    537,949    494,868    430,782    418,779
Securities held for sale..................................           0          0          0      7,598          0
Securities available for sale.............................     175,830    190,320    183,512     71,868     67,831
Securities held to maturity...............................       2,806     16,972     12,678     85,672     94,553
Loans held for sale.......................................         739          0          0          0          0
Loans receivable, net.....................................     349,022    314,851    271,000    246,446    241,514
Deposits..................................................     362,477    373,539    350,575    353,581    361,913
Federal Home Loan Bank advances...........................     106,079     68,877     51,986     33,964     18,393
Stockholders' equity......................................      82,099     91,687     89,047     40,046     34,816

Book value per shares excluding net unrealized loss on
  securities available for sale...........................  $    18.65      17.34      16.14
Book value per share......................................       18.52      17.29      14.63

Number of full service offices............................           7          7          7          7          7
Number of mortgage origination offices....................           1

Key Ratios(4)
Stockholders' equity to total assets at year end..........       14.80%     17.04%     17.99%      9.30%      8.31%
Average stockholders' equity to average assets............       16.12      18.24      14.57       8.82       7.92
Return on stockholders' equity (ratio of net income to
  average equity).........................................        4.82       5.86       6.86      13.79      16.40
Return on assets (ratio of net income to average
  assets).................................................        0.78       1.07       1.00       1.22       1.30

(1) HMN Financial, Inc. (HMN) completed a public stock offering on June 29, 1994, which generated net proceeds of $59.2 million. HMN purchased all of the stock of Home Federal Savings Bank (the Bank) with a portion of the conversion proceeds.The information reflected above represents the financial condition and the results of operations for the consolidated HMN for 1996, 1995 and 1994 and Bank only information for prior years.

(2) Earnings per common share and common share equivalents for 1994 represents the period from June 29, 1994 through December 31, 1994.

(3) Pro forma earnings per common share represents the period from January 1, 1994 through December 31, 1994.

(4) Average balances were calculated based upon amortized cost without the market value impact of SFAS 115.
--------------------------------------------------------------------------------

FINANCIAL REVIEW

The financial review presents management's discussion and analysis of the consolidated financial condition and results of operations of HMN Financial, Inc. and subsidiaries (HMN). This review should be read in conjunction with the consolidated financial statements and other financial data beginning on page 25.

HMN was incorporated under the laws of the State of Delaware for the purpose of becoming the savings and loan holding company of Home Federal Savings Bank (the Bank) in connection with the Bank's conversion from a federally chartered mutual savings bank to a federally chartered stock savings bank, pursuant to its plan of conversion. The conversion was completed on June 29, 1994. Refer to Note 15 of the Notes to Consolidated Financial Statements for more information regarding the Bank's stock conversion.

Information presented for years ended prior to December 31, 1994 reflect the financial condition and the results of operations of only the consolidated Bank.

RESULTS OF OPERATIONS

HMN reported net income of $4.3 million, or $0.96 per share for 1996 compared to $5.6 million, or $1.09 per share, for 1995 and $4.7 million, or $0.86 pro forma earnings per share, for 1994. Net income for 1996 compared to 1995 decreased by $1.3 million, or 24%, primarily due to a one time Savings Association Insurance Fund (SAIF) assessment of $2.35 million which reduced after tax earnings by $1.46 million and caused annualized earnings per share to decrease by $0.33 per share. Other changes noted when comparing 1996 to 1995 were net interest income decreased by $103,000, non-interest income increased by $924,000 due to security gains and other non-recurring income, and was partially offset by increased non-interest expenses of $687,000 related to compensation and benefit expenses, occupancy costs and other costs.

Net income for 1995 compared to 1994 increased by $916,000, or 19%, principally due to an increase in net interest income after provision for loan losses of $1.7 million, an increase in net security gains of $351,000 and a $99,000 increase in gain on the sale of loans. The increased revenue was partially offset by an $896,000 increase in non-interest expense, a $60,000 decrease in non-interest income and an increase in income tax expense of $265,000. The increase in earnings per share between 1995 and 1994 was also enhanced by HMN's purchase of its own common stock in the open market during 1995.

Return on average assets was 0.78% for 1996, compared to 1.07% for 1995 and 1.00% for 1994. The return on average assets for 1996 excluding the SAIF assessment was 1.04%. The return on average assets was also impacted by the amount of net securities gains recorded in each year.

NET INTEREST INCOME

HMN's net income is dependent primarily on its net interest income, which is the difference between interest earned on securities, loans and other interest-earning assets (interest income) and interest paid on deposits and Federal Home Loan Bank advances (interest expense). Net interest margin is calculated by dividing net interest income by the average interest-earning assets. The arithmetic difference between the yield on interest-earning assets and the cost of interest-bearing liabilities expressed as a percentage is referred to as the net interest rate spread.

The following table presents the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. Non-accruing loans have been included in the table as loans carrying a zero yield.

-----------------------------------------------------------------------------------------------------------------------------------
                                                                     Year Ended December 31,
                               ----------------------------------------------------------------------------------------------------
                                             1996                              1995                              1994
                               --------------------------------  --------------------------------  --------------------------------
                                 Average    Interest               Average    Interest               Average    Interest
                               Outstanding   Earned/    Yield/   Outstanding   Earned/    Yield/   Outstanding   Earned/    Yield/
(DOLLARS IN THOUSANDS)           Balance      Paid       Rate      Balance      Paid       Rate      Balance      Paid       Rate
-----------------------------------------------------------------------------------------------------------------------------------

INTEREST-EARNING ASSETS:
Securities held for sale...... $        0          0      0.00%  $        0          0      0.00%  $      645         25      3.94%
Securities available for sale:
  Mortgage-backed and related
    securities................    148,400     10,029      6.76      153,150     10,294      6.72      145,561      9,001      6.18
  Other marketable
    securities(1).............     40,549      2,424      5.98       47,289      2,858      6.04       28,122      1,455      5.17
Securities held to maturity:
  Mortgage-backed and related
    securities................     10,160        765      7.53        9,242        746      8.07        5,115        449      8.78
  Other marketable
    securities................      1,861        104      5.61        6,145        390      6.34       10,615        625      5.89
Loans receivable, net(2)......    324,958     25,721      7.92      290,243     23,375      8.05      253,044     20,051      7.92
Federal Home Loan Bank
  stock.......................      4,671        327      7.01        3,485        253      7.25        3,039        255      8.40
Other including cash
  equivalents.................     11,039        494      4.48        8,611        412      4.78       13,995        416      2.98
                               -----------  ---------            -----------  ---------            -----------  ---------
Total interest-earning
  assets...................... $  541,638     39,864      7.36   $  518,165     38,328      7.40   $  460,136     32,277      7.01
                               -----------  ---------  --------  -----------  ---------  --------  -----------  ---------  --------
                               -----------  ---------            -----------  ---------            -----------  ---------
INTEREST-BEARING LIABILITIES:
Non-interest checking......... $    2,016          0      0.00%  $    1,735          0      0.00   $    1,562          0      0.00%
NOW accounts..................     16,051        323      2.01       14,361        311      2.17       14,628        317      2.17
Passbooks.....................     30,295        760      2.51       30,378        759      2.50       34,504        862      2.50
Money market accounts.........     17,724        501      2.83       19,499        548      2.81       24,892        672      2.70
Certificate accounts..........    299,903     17,366      5.79      293,844     16,961      5.77      275,801     13,989      5.07
Federal Home Loan Bank
  advances....................     89,656      5,244      5.85       65,069      3,976      6.11       40,121      2,227      5.55
                               -----------  ---------            -----------  ---------            -----------  ---------
Total interest-bearing
  liabilities................. $  455,645     24,194      5.31   $  424,886     22,555      5.31   $  391,508     18,067      4.61
                               -----------  ---------  --------  -----------  ---------  --------  -----------  ---------  --------
                               -----------  ---------            -----------  ---------            -----------  ---------
Net interest income...........                15,670                            15,773                            14,210
                                            ---------                         ---------                         ---------
                                            ---------                         ---------                         ---------
Net interest rate spread......                            2.05%                             2.09%                             2.40%
                                                       --------                          --------                          --------
                                                       --------                          --------                          --------
Net earning assets............ $   85,993                        $   93,279                        $   68,628
                               -----------                       -----------                       -----------
                               -----------                       -----------                       -----------
Net interest margin...........                            2.89%                             3.04%                             3.09%
                                                       --------                          --------                          --------
                                                       --------                          --------                          --------
Average interest-earning
  assets to average
  interest-bearing
  liabilities.................                          118.87%                           121.95%                           117.53%
                                                       --------                          --------                          --------
                                                       --------                          --------                          --------

(1) Tax exempt income was not significant; therefore, the yield was not presented on a tax equivalent basis. There was no tax exempt income earned in 1996. The tax exempt income was $87,474 in 1995, and $39,000 in 1994.

(2) Calculated net of deferred loan fees, loan discounts, loans in process and loss reserve. The average balance for 1996 includes $107,000 of loans held for sale.

--------------------------------------------------------------------------------

Net interest income for 1996 was $15.7 million, a decrease of $103,000, or 0.7%, from $15.8 million for 1995. Interest income for 1996 was $39.9 million, an increase of $1.5 million, or 4.0%, compared to $38.3 million for 1995. The average interest-earning assets for 1996 were $23.5 million higher than average interest-earning assets for 1995. The increase in average interest-earning assets caused HMN to earn additional interest income of $2.0 million which was partially offset by a decrease in interest income of $483,000 due to a decrease in the yield earned on interest-earning assets. During 1996 HMN decreased its weighted average securities portfolio by $14.9 million in order to increase its loan portfolio. HMN purchased $55.8 million of single-family residential loans with a weighted average interest rate of 6.96%. It originated $56.8 million of mortgage and consumer loans with a weighted average rate of 8.18%. The net impact of the loan purchases and originations on the loan portfolio after taking into account total loan payments and payoffs was a $34.7 million increase in the average outstanding loan portfolio for 1996 compared to 1995. The combined weighted average interest rate for purchased and originated loans was 7.58% which lowered the yield on the existing loan portfolio during 1996. Included in the loans purchased during 1996 were $34.2 million of adjustable rate loans with a weighted average interest rate of 6.56%. Interest rates in general were lower during 1996 compared to 1995, therefore new loan originations and purchases had lower interest rates during 1996 compared to 1995 which caused the yield on interest-earning assets to decline during 1996. Interest expense for 1996 was $24.2 million, an increase of $1.6 million, or 7.3%, compared to $22.6 million for 1995. Interest expense increased $1.7 million due to a $30.8 million increase in the average outstanding interest-bearing liabilities and was partially offset by a $121,000 decrease in interest expense due to lower interest rates. During 1996 HMN had to pay higher interest rates in order to maintain its certificate accounts, therefore interest expense on certificate accounts increased despite the fact that interest rates during 1996 were generally lower than interest rates were during 1995. Average outstanding FHLB advances increased by $24.6 million during 1996 primarily due to the purchase of additional interest-earning assets and the stock repurchase program. The increased average FHLB advances caused interest expense during 1996 to increase by $1.3 million over the interest expense recognized during 1995. HMN's average net earning assets were $86.0 million at December 31, 1996, a decrease of $7.3 million, or 7.8%, compared to $93.3 million for December 31, 1995. The decrease in net interest-earning assets was primarily due to HMN's stock repurchase program. Stock repurchases temporarily reduced interest-earning assets when investments were sold to repurchase HMN's stock. Other replacement interest-earning assets were purchased later by borrowing funds from the FHLB. The decrease in net interest-earning assets coupled with the lower interest rates experienced during 1996 caused HMN's net interest margin to decline to 2.89% at December 31, 1996 from 3.04% at December 31, 1995.

Net interest income for 1995 was $15.8 million, an increase of $1.6 million, or 11%, from $14.2 million for 1994. Interest income for 1995 was $38.3 million, an increase of $6.0 million, or 19%, compared to $32.3 million for 1994. Interest income increased by $4.6 million due to an increase in total average interest-earning assets of $58.0 million in 1995 from 1994. The increase in interest-earning assets was primarily due to having invested the proceeds of the public offering for the entire year of 1995, versus only a portion of 1994. Interest income increased by $1.4 million due to a 39 basis point increase in the yield on interest-earning assets. The increase in yield was the result of changing the mix of securities in the securities portfolio and the increased yield in the loan portfolio. Interest expense for 1995 was $22.6 million, an increase of $4.5 million, or 25%, compared to $18.1 million for 1994. Interest expense on deposits increased by $2.0 million due to an increase in the rates paid on deposits and it increased by $696,000 due to an increase in the average outstanding balance of deposits. Interest expense increased by $1.5 million due to an increase of $24.9 million in the average outstanding balance of FHLB advances and it increased by $244,000 due to increased borrowing rates from the FHLB.

The net interest margin was 3.04% for the year ended December 31, 1995 compared to 3.09% for the year ended December 31, 1994. The decline in margin is the result of pricing changes made to certificate accounts in order to increase its deposit base during 1995 and the increased borrowings from the FHLB.

The following schedule presents the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. It distinguishes between the increase related to higher outstanding balances and that due to the levels and volatility of interest rates. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to
(i) changes in volume (i.e., changes in volume multiplied by old rate) and (ii) changes in rate (i.e., changes in rate multiplied by old volume).

-----------------------------------------------------------------------------------------------------------------------------
                                                                           Year Ended December 31,
                                                 ----------------------------------------------------------------------------
                                                             1995 vs. 1996                          1994 vs. 1995
                                                 -------------------------------------  -------------------------------------
                                                   Increase (Decrease)                    Increase (Decrease)
                                                          Due to              Total              Due to              Total
                                                 ------------------------   Increase    ------------------------   Increase
(DOLLARS IN THOUSANDS)                            Volume(1)     Rate(1)    (Decrease)    Volume(1)     Rate(1)    (Decrease)
-----------------------------------------------------------------------------------------------------------------------------
INTEREST-EARNING ASSETS:
  Securities held for sale.....................   $                                            (25)           0          (25)
  Securities available for sale:
    Mortgage-backed and related securities.....        (323)          57         (266)         484          809        1,293
    Other marketable securities................        (403)         (31)        (434)       1,125          278        1,403
  Securities held to maturity:
    Mortgage-backed and related securities.....          59          (40)          19          330          (33)         297
    Other marketable securities................        (244)         (41)        (285)        (290)          55         (235)
  Loans receivable, net........................       2,740         (394)       2,346        2,990          334        3,324
  Federal Home Loan Bank stock.................          83           (9)          74          (25)          23           (2)
  Other including cash equivalents.............         107          (25)          82            7          (11)          (4)
                                                 -----------         ---   -----------       -----        -----   -----------
    Total interest-earning assets..............   $   2,019         (483)       1,536        4,596        1,455        6,051
                                                 -----------         ---   -----------       -----        -----   -----------
                                                 -----------         ---   -----------       -----        -----   -----------

INTEREST-BEARING LIABILITIES:
  Non-interest checking........................   $       0            0            0            0            0            0
  NOW accounts.................................          30          (18)          12           (6)           0           (6)
  Passbooks....................................          (2)           3            1         (102)          (1)        (103)
  Money market accounts........................         (50)           3          (47)        (152)          28         (124)
  Certificates.................................         351           54          405          956        2,016        2,972
  Federal Home Loan Bank advances..............       1,431         (163)       1,268        1,503          246        1,749
                                                 -----------         ---   -----------       -----        -----   -----------
    Total interest-bearing liabilities.........   $   1,760         (121)       1,639        2,199        2,289        4,488
                                                 -----------         ---   -----------       -----        -----   -----------
                                                 -----------         ---   -----------       -----        -----   -----------
Net interest income............................                             $  15,670                                 15,773
                                                                           -----------                            -----------
                                                                           -----------                            -----------

(1) For purposes of this table, changes attributable to both rate and volume which cannot be segregated, have been allocated proportionately to the change due to volume and the change due to rate.

The following table sets forth the weighted average yields on the Bank's interest-earning assets, the weighted average interest rates on interest-bearing liabilities and the interest rate spread between the weighted average yields and rates as of the date indicated. Non-accruing loans have been included in the table as loans carrying a zero yield.

--------------------------------------------------------------------------------
                             AT DECEMBER 31, 1996
--------------------------------------------------------------------------------
WEIGHTED AVERAGE YIELD ON:
  Securities available for sale:
    Mortgage-backed and related securities................................................      6.62%
    Other marketable securities...........................................................      6.08
  Securities held to maturity:
    Mortgage-backed and related securities................................................      8.66
    Other marketable securities...........................................................      5.65
  Loans receivable, net...................................................................      7.98
  Federal Home LoanBank stock.............................................................      7.00
  Other interest-earning assets...........................................................      4.62
  Combined weighted average yield on interest-earning assets..............................      7.42

WEIGHTED AVERAGE RATE PAID ON:
  Noninterest checking....................................................................      0.00%
  NOW accounts............................................................................      2.01
  Passbooks...............................................................................      2.50
  Money market accounts...................................................................      2.83
  Certificates............................................................................      5.76
  Federal Home Loan Bank advances.........................................................      5.64
  Combined weighted average rate paid on interest-bearing liabilities.....................      5.25
Interest rate spread......................................................................      2.17


PROVISION FOR LOSSES ON LOANS

The provision for losses on loans is the result of management's evaluation of the loan portfolio including its evaluation of national and regional economic indicators (including the possibility at each year end that there would be an increase in general interest rates), such as national and regional unemployment data, single family loan delinquency as reported separately by the Federal National Mortgage Association (FNMA) and the Federal Home Loan Bank Mortgage Corporation (FHLMC), local single family con-struction permits and local economic growth rates and the current regulatory and general economic environment. HMN will continue to monitor and modify its allowance for losses as these conditions dictate. Although HMN maintains its allowance for losses at a level it considers adequate to provide for probable losses, there can be no assurance that such losses will not exceed the estimated amount or that additional provisions for loan losses will not be required in future periods.

The provision for losses on loans for 1996 was $300,000, the same provision that was recognized for 1995. Based upon management's evaluation of the loan portfolio and its understanding of the economic conditions in the areas where it has a concentration of loans, a provision of $300,000 was deemed adequate for 1996. HMN incurred $150,000 of loan charge-offs during 1996 which were primarily related to two loans which were not single-family residential loans. The charge-offs were not deemed to be indicative of a trend that would call for a higher loan loss provision. The provision for losses on loans for 1995 was $300,000, a decrease of $110,000, or 27%, from $410,000 for 1994. Based upon management's evaluation of the loan portfolio and its understanding of the economic conditions in the areas where it has a concentration of loans, the $300,000 provision for 1995 was deemed adequate.

NON-INTEREST INCOME

Non-interest income was $1.9 million for 1996, an increase of $924,000, or 92.6% compared to $998,000 for 1995 and $595,000 for 1994. The following table presents certain components of non-interest income:

-------------------------------------------------------------------------------------------------------------------------
                                                                                                        Percentage
                                                                  Year ended December 31,           Increase (Decrease)
                                                            -----------------------------------  ------------------------
(DOLLARS IN THOUSANDS)                                         1996        1995         1994       1996/1995    1995/1994
-------------------------------------------------------------------------------------------------------------------------
Fees and service charges..................................  $     359         325          311         10.5%         4.5%
Securities gains, net.....................................      1,030         416           65        147.6        540.0
Gain on sales of loans....................................         39         102            3        (61.8)     3,300.0
Other non-interest income.................................        495         155          216        219.4        (28.2)
                                                            ---------         ---          ---
  Total non-interest income...............................  $   1,923         998          595         92.7         67.7
                                                            ---------         ---          ---
                                                            ---------         ---          ---
-------------------------------------------------------------------------------------------------------------------------

The ability to realize gains on the sale of securities is dependent on the type of securities in the securities portfolio and upon changes in the general interest rate environment. During 1996 economic conditions existed which allowed HMN to sell mortgage-backed securities and common stock in other financial institutions at a net gain of $1.0 million. Many of the proceeds of the sales were invested in the loan portfolio. During 1995 interest rates were declining, therefore HMN was able to sell many of its fixed rate securities at a profit. During 1994 there was little opportunity to sell securities at a profit, therefore net security gains were only $65,000. During 1996 HMN had $1.7 million in proceeds from the sale of primarily 30 year fixed rate loans and recognized a $39,000 gain. During 1995 HMN sold $2.4 million of fixed rate 30 year loans and $1.8 million of student loans at a gain of $102,000. Periodically HMN evaluates its loan portfolio and sells loans that do not meet its long-term asset/liability goals. The $340,000 increase in other non-interest income recognized in 1996 compared to 1995 represents a $169,000 increase in commissions earned on the sale of uninsured products, a $71,000 gain on the sale of an equity interest in a data processing center, and $100,000 of other non-recurring income.

NON-INTEREST EXPENSE

    The following table presents the components of non-interest expense:

-------------------------------------------------------------------------------------------------------------------------
                                                                                                Percentage
                                                           Year ended December 31,        Increase (Decrease)
                                                       -------------------------------  ------------------------
(DOLLARS IN THOUSANDS)                                    1996       1995       1994      1996/1995    1995/1994
-------------------------------------------------------------------------------------------------------------------------
Compensation and benefits............................  $   4,591      4,160      3,473        10.4%        19.8%
Occupancy............................................        826        698        678        18.3          2.9
Federal deposit insurance premiums...................        800        811        811        (1.4)         0.0
SAIF assessment......................................      2,352          0          0         N/A          N/A
Advertising..........................................        308        312        270        (1.3)        15.6
Data processing......................................        489        476        458         2.7          3.9
Provision for real estate losses.....................          2          9          0       (77.8)         N/A
Other................................................      1,141      1,004        884        13.6         13.6
                                                       ---------  ---------  ---------
  Total non-interest expense.........................  $  10,509      7,470      6,574        40.7         13.6
                                                       ---------  ---------  ---------
                                                       ---------  ---------  ---------
-------------------------------------------------------------------------------------------------------------------------

Non-interest expense was $10.5 million for 1996, an increase of $3.0 million, or 40.7%, from $7.5 million for 1995. The majority of the increase is the result of a $2.4 million SAIF assessment made during the third quarter of 1996. Compensation and benefit expense increased by $431,000, or 10.4%, and was the result of adding new employees, normal merit and salary increases, a full year's impact of stock awards granted under the Recognition and Retention Plan granted in June of 1995 and the increased expense of the employee stock option plan related to recognizing benefit expense based upon the fair value of the shares being awarded in the plan. Occupancy expense for 1996 increased by $128,000, or 18.3%, partly due to building improvements made during 1995 being depreciated for a full year in 1996 and partly due to HMN opening a mortgage banking office in Edina, Minnesota during the fourth quarter of 1996. Other expense increased by $137,000, or 13.6% from 1995 to 1996. The increase is the result of professional fees and other non-recurring expenses recognized during 1996.

Non-interest expense was $7.5 million for 1995, an increase of $0.9 million, or 13.6%, compared to $6.6 million for 1994. Compensation and benefits expense increased by $687,000, or 19.8%, in 1995 from 1994. In June of 1995 HMN initiated a management Recognition and Retention Plan which awarded 84,486 shares of HMN restricted common stock to management and directors. The stock awards vest over a period of five years and increased benefits expense by $117,000 for 1995. The Bank awarded employees a one time cash bonus totaling $115,000 at December 31, 1995. The employee stock ownership plan
(ESOP) was started in June of 1994 and it allocated 33,989 shares to participants during 1994. In 1995 the ESOP allocated 40,973 shares to participants. The increased number of shares being allocated and an increase in the fair value of HMN common stock during 1995 caused benefits expense to increase by $162,000 over the amount expensed in 1994. Compensation and benefits expense increased by $293,000 from 1994 to 1995 due to new staff, raises and merit increases given to employees and management. Advertising expense for 1995 was $312,000, an increase of $42,000, or 15.6%, from $270,000 for 1994. The increase is the result of increased advertising efforts. Other expenses increased by $120,000, or 13.6%, from 1994 to 1995 due primarily to the increased costs of being a public company for a full year.

INCOME TAXES

HMN recorded income tax expense of $2.5 million in 1996, compared to $3.4 million and $3.1 million for 1995 and 1994, respectively. The decrease in income tax expense from 1995 to 1996 and the increase from 1994 to 1995 is primarily the result of changes in taxable income between the years. For more information on income taxes refer to Note 13 of the Notes to Consolidated Financial Statements.

FINANCIAL CONDITION

HMN's total assets were $554.7 million at December 31, 1996, compared to $537.9 million at December 31, 1995. The increase in total assets during 1996 of $16.8 million was primarily due to growth through the origination or purchase of loans and the purchase of a $2.8 million partnership interest in mortgage servicing rights.

SECURITIES AVAILABLE FOR SALE

Securities available for sale were $175.8 million at December 31, 1996 a decrease of $14.5 million, or 7.6%, compared to $190.3 million at December 31, 1995. During 1996 HMN reduced its securities available for sale portfolio in order to increase its outstanding loan portfolio. For more information on securites available for sale refer to Notes 2 and 4 of the Notes to Consolidated Financial Statements.

SECURITIES HELD TO MATURITY

Securities held to maturity were $2.8 million at December 31, 1996 a decrease of $14.2 million, or 83.4%, compared to $17.0 million at December 31, 1995. The decrease in securities held to maturity during 1996 was primarily due to the contractual obligation of several County Housing and Redevelopment Authorities (HRAs) to repurchase $10.4 million of FNMA mortgage-backed securities from HMN on September 1, 1996. The proceeds from the HRAs repurchase of the securities and the maturities of the held to maturity porfolio were used to increase the loan portfolio or reinvested back into the securities portfolio. For more information on securities held to maturity refer to Notes 2 and 5 of the Notes to Consolidated Financial Statements.

LOANS RECEIVABLE, NET

The following table sets forth the information on HMN's loan portfolio in dollar amounts and in percentages (before deductions for loans in process, deferred fees and discounts and allowances for losses) as of the dates indicated.

-----------------------------------------------------------------------------------------------------------------------------------

                                                                            December 31,
                                   ------------------------------------------------------------------------------------------------
                                            1996                1995              1994                 1993            1992
(DOLLARS IN THOUSANDS)               Amount    Percent   Amount   Percent   Amount   Percent   Amount   Percent  Amount   Percent
----------------------------------------------------------------------------------------------------------------------------------
REAL ESTATE LOANS:
  One-to-four family.............  $ 321,340    90.19% $ 292,497    90.62% $ 252,943   91.14% $ 233,009   92.18% $ 223,914  89.86%
  Multi-family...................        280     0.08        361     0.11        311    0.11        349    0.14        709   0.28
  Commercial.....................      7,918     2.22      8,744     2.71      8,316    3.00      4,559    1.80      6,512   2.61
  Construction or development....      3,474     0.98      5,082     1.58      2,799    1.01      3,309    1.31      6,879   2.76
                                   ---------   ------  ---------   ------  ---------  ------  ---------  ------  --------- ------
      Total real estate..........    333,012    93.47    306,684    95.02    264,369   95.26    241,226   95.43    238,014  95.51
                                   ---------   ------  ---------   ------  ---------  ------  ---------  ------  --------- ------

OTHER LOANS:
  Consumer Loans:
    Savings account..............        938     0.26      1,210     0.37        648    0.23        872    0.34      1,153   0.46
    Education....................        467     0.13        342     0.11      2,007    0.72      1,819    0.72      1,584   0.64
    Automobile...................        566     0.16        671     0.21        520    0.19        681    0.27        927   0.37
    Home equity..................     17,808     5.00     11,506     3.56      7,716    2.78      5,604    2.22      4,623   1.86
    Home improvement.............        585     0.16        785     0.24        870    0.31        912    0.36      1,044   0.42
    Other........................        568     0.16        545     0.17        502    0.19        586    0.23        684   0.27
                                   ---------   ------  ---------   ------  ---------  ------  ---------  ------  --------- ------
      Total consumer loans.......     20,932     5.87     15,059     4.66     12,263    4.42     10,474    4.14     10,015   4.02
  Commercial business loans......      2,344     0.66      1,018     0.32        897    0.32      1,089    0.43      1,160   0.47
                                   ---------   ------  ---------   ------  ---------  ------  ---------  ------  --------- ------
      Total other loans..........     23,276     6.53     16,077     4.98     13,160    4.74     11,563    4.57     11,175   4.49
                                   ---------   ------  ---------   ------  ---------  ------  ---------  ------  --------- ------
      Total loans................    356,288   100.00%   322,761   100.00%   277,529  100.00%   252,789  100.00%   249,189 100.00%
                                               ------              ------             ------             ------            ------
                                               ------              ------             ------             ------            ------

LESS:
  Loans in process...............      2,814               3,531               2,327               2,333             4,576
  Unamortized discounts..........        417                 289                 162                  14                32
  Net deferred loan fees.........      1,695               1,899               2,147               2,507             2,236
  Allowance for losses...........      2,340               2,191               1,893               1,489               831
                                   ---------           ---------           ---------           ---------         ---------
      Total loans receivable,
        net......................  $ 349,022           $ 314,851           $ 271,000           $ 246,446         $ 241,514
                                   ---------           ---------           ---------           ---------         ---------
                                   ---------           ---------           ---------           ---------         ---------
---------------------------------------------------------------------------------------------------------------------------------

One-to-four family real estate loans were $321.3 million at December 31, 1996, an increase of $28.8 million, or 9.8%, compared to $292.5 million for December 31, 1995. During 1996 HMN had the following one-to-four family real estate loan activity: originated $32.5 million, purchased $55.8 million, securitized $15.4 million, sold $2.3 million and received principal repayments of $41.7 million.

One-to-four family real estate loans increased $39.6 million to $292.5 million at December 31, 1995 from $252.9 million at December 31, 1994. During 1995 HMN had the following one-to-four family real estate loan activity: originated $25.7 million, purchased $47.1 million, sold $2.4 million and received principal repayments of $30.8 million.

One-to-four family real estate loans increased $19.9 million to $252.9 million at December 31, 1994 from $233 million at December 31, 1993. During 1994 HMN originated $31.9 million, purchased $17.2 million and received principal repayments of $29.9 million.

Home equity loans were $17.8 million at December 31, 1996 an increase of $6.3 million, or 54.8%, compared to $11.5 million for December 31, 1995. The increase in the home equity loans is due to increased marketing and competitive pricing of the product in HMN's local markets.

During the second half of 1995 HMN introduced a revolving home equity line of credit which will loan up to 90% of the equity in a home to the borrower. The interest rate is prime plus 0.5% for the first three years adjusting to a market rate thereafter. During 1995 $4.0 million was drawn on these lines by borrowers.

Commercial real estate loans increased $3.8 million to $8.3 million at December 31, 1994 from $4.6 million at December 31, 1993. During 1994 HMN purchased $4.0 million of commercial real estate loans guaranteed by the Small Business Administration (the SBA) and received principal repayments of $200,000. The SBA loans adjust either monthly or quarterly at prime minus 1.0% or 1.25%.

ALLOWANCES FOR LOAN AND REAL ESTATE LOSSES

HMN recognizes that credit losses will be experienced and that the risk of loss will vary with, among other things, the type of loans being made, the creditworthiness of the borrower over the term of the loan, general economic conditions and, in the case of a secured loan, the quality of the collateral. It is management's policy to maintain an allowance for loan losses based on, among other things, the Bank's and the industry's historical loan loss experience, evaluation of economic conditions, regular reviews of delinquencies and loan portfolio quality and evolving standards imposed by OTS examiners. HMN increases its allowance for loan losses by charging provision for loan losses against income. The methodology for establishing the allowance for loan losses takes into consideration probable losses that have been identified in connection with specific loans as well as losses in the loan portfolio that have not yet been identified but can be expected to occur. Management conducts quarterly reviews of the loan portfolio and evaluates the need to establish general allowances on the basis of these reviews.

Management continues to actively monitor the asset quality and to charge off loans against the allowance for loan losses when appropriate. Although management believes it uses the best information available to make determinations with respect to the allowance for loan losses, future adjustments may be necessary if economic conditions differ substantially from the economic conditions in the assumptions used to determine the size of the allowance for losses.

The allowance for loan losses was $2.3 million, or 0.66% of total loans at December 31, 1996, compared to $2.2 million, or 0.68% of total loans at December 31, 1995, and $1.9 million, or 0.68% of total loans at December 31, 1994. The following table reflects the activity in the allowance for loan losses and selected statistics:

--------------------------------------------------------------------------------------------------------------------------
                                                                                         December 31,
                                                                     -----------------------------------------------------
(DOLLARS IN THOUSANDS)                                                  1996       1995       1994       1993       1992
--------------------------------------------------------------------------------------------------------------------------
Balance at the beginning of year...................................  $   2,191      1,893      1,489        831        883
  Provision for losses.............................................        300        300        410        660        233
  Charge-offs......................................................       (150)        (2)        (6)        (2)      (288)
  Recoveries.......................................................          0          0          0          0          3
                                                                     ---------  ---------  ---------  ---------        ---
    Net charge-offs................................................       (150)        (2)        (6)        (2)      (285)
                                                                     ---------  ---------  ---------  ---------        ---
Balance at end of year.............................................  $   2,341      2,191      1,893      1,489        831
                                                                     ---------  ---------  ---------  ---------        ---
                                                                     ---------  ---------  ---------  ---------        ---
Year end allowance for loan losses as a percent of year end gross
  loan balance.....................................................       0.66%      0.68%      0.68%      0.59%      0.33%
Ratio of net loan charge-offs to average loans outstanding.........       0.05       0.00       0.00       0.00       0.12
Allowance for loan losses as a percentage of total assets at year
  end..............................................................       0.42       0.41       0.38       0.35       0.20
--------------------------------------------------------------------------------------------------------------------------

The ratio of net loan charge-offs to average loans outstanding for each of the past five years has been very low due to the credit quality of the loan portfolio.

The following table reflects the activity of the allowance for real estate losses:

--------------------------------------------------------------------------------------------------------
                                                                         December 31,
                                                      --------------------------------------------------
(DOLLARS IN THOUSANDS)                                 1996       1995       1994       1993       1992
--------------------------------------------------------------------------------------------------------
Balance at the beginning of year..................    $   35        37        126        100          0
  Provision for losses............................         2         9          0         45        100
  Charge-offs.....................................         0       (11)         0        (19)         0
  Recoveries......................................         0         0          0          0          0
                                                      ------       ---      -----       ----        ---
    Net charge-offs...............................         0       (11)         0        (19)         0
                                                      ------       ---      -----       ----        ---
  Other...........................................       (35)        0        (89)         0          0
                                                      ------       ---      -----       ----        ---
Balance at end of year............................    $    2        35         37        126        100
                                                      ------       ---      -----       ----        ---
                                                      ------       ---      -----       ----        ---

Real estate properties acquired or expected to be acquired through loan foreclosures are initially recorded at the lower of the related loan balance, less any specific allowance for loss, or fair value less estimated selling costs. Valuations are periodically performed by management and an allowance for losses is established if the carrying value of a property exceeds its fair value less estimated selling costs.

NON-PERFORMING ASSETS

Non-performing assets (comprised of non-accrual loans, restructured loans, and real estate acquired through foreclosure) totaled $361,000 at December 31, 1996, a decrease of $489,000 compared to $850,000 at December 31, 1995. Non-performing assets had the following activity during 1996: sales of $314,000, charge-offs of $61,000, pay-ments of $128,000, and net transfers to non-performing assets of $14,000. Non-performing assets are summarized in the following table:

---------------------------------------------------------------------------------------------------------------------
                                                                                    December 31,
                                                                -----------------------------------------------------
(DOLLARS IN THOUSANDS)                                             1996       1995       1994       1993       1992
---------------------------------------------------------------------------------------------------------------------
  Non-accrual loans...........................................  $     338        441        235        138        605
  Accruing loans delinquent 90 days or more...................          0          0          0         23          0
  Restructured loans..........................................          0         94        199          0        280
  Foreclosed assets...........................................         23        315         64        421        187
                                                                ---------  ---------  ---------  ---------  ---------
    Total non-performing assets...............................  $     361        850        498        582      1,072
                                                                ---------  ---------  ---------  ---------  ---------
                                                                ---------  ---------  ---------  ---------  ---------
Non-performing assets as a percentage of total assets.........       0.07%      0.16%      0.10%      0.14%      0.26%
Total non-performing loans....................................  $     338        535        434        161        885
Non-performing loans as a percentage of loans receivable,
  net.........................................................       0.10%      0.17%      0.16%      0.07%      0.37%
Allowance for loan losses to non-performing loans.............     691.84%    409.13%    436.52%    924.84%     93.90%

The non-performing assets reflected above primarily consist of one-to-four family mortgage loans or consumer loans except restructured loans in 1992 were loans secured by multi-family real estate.

DEPOSITS

Deposits were $362.5 million at December 31, 1996, a decrease of $11.1 million, or 3.0%, compared to $373.5 million at December 31, 1995. The decrease in deposits was all related to the certificate accounts. During 1996 some depositors were attracted by the higher returns offered by nontraditional bank products and therefore closed their certificates. Refer to Note 11 of the Notes to Consolidated Financial Statements for more information on deposits.

FEDERAL HOME LOAN BANK ADVANCES

Advances were $106.1 million at December 31, 1996, an increase of $37.2 million, or 54.0%, compared to $68.9 million at December 31, 1995. During 1996 advances were obtained in order to purchase loans and assist in repurchasing the stock of HMN in the open market. For additional information refer to Stockholders' Equity, Asset/Liability Management and Note 12 of the Notes to Consolidated Financial Statements for information on advances.

STOCKHOLDERS' EQUITY

Stockholders' equity was $82.1 million on December 31, 1996, a decrease of $9.6 million, or 10.5% from $91.7 million at December 31, 1995. During 1996 HMN purchased 869,785 shares of its own common stock for a total cost of $14.4 million. The shares were all purchased at a price less than the current book value of HMN. In June of 1995 the Board of Directors approved a management Recognition and Retention Plan (RRP) which awarded 84,486 shares of restricted HMN common stock to management and directors. The restricted stock used for the RRP was issued from treasury stock and vests over a five year period. As the RRP participants earn their awards stockholders' equity is credited and compensation is expensed.

On June 29, 1994, HMN completed a public stock Offering which generated net proceeds of $59.2 million net of costs of $1.7 million. An ESOP was established which borrowed $6.1 million from HMN. The loan is treated as a reduction of stockholders' equity. For more information refer to the Consolidated Statement of Stockholders' Equity and Note 15 of the Notes to Consolidated Financial Statements.

REGULATORY CAPITAL REQUIREMENTS

Federal savings institutions are required to satisfy three capital requirements: (i) a requirement that "tangible capital" equal or exceed 1.5% of adjusted total assets, (ii) a requirement that "core capital" equal or exceed 3% of adjusted total assets, and (iii) a requirement that "risk-based capital" equal or exceed 8% of risk-weighted assets. With certain exceptions, all three capital standards must generally conform to and be no less stringent than, the capital standards published by the Comptroller of the Currency for national banks.

As a result of the Federal Deposit Insurance Corporation Improvement Act of
1991 (FDICIA), banking and thrift regulators are required to take prompt regulatory action against institutions which are undercapitalized. FDICIA requires banking and thrift regulators to categorize institutions as "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," or "critically undercapitalized". A savings institution will be deemed to be well capitalized if it: (i) has a total risk-based capital ratio of 10% or greater, (ii) has a Tier 1 (core) risk-based capital ratio of 6% or greater, (iii) has a leverage (core) ratio of 5% or greater, and (iv) is not subject to any order or written directive by the OTS to meet and maintain a specific capital level for any capital measure. The Bank is of the opinion that it is considered well capitalized at December 31, 1996. Refer to Note 15 of the Notes to Consolidated Financial Statements for a table which reflects the Bank's capital requirements.

LIQUIDITY MANAGEMENT

HMN manages its liquidity position to ensure that the funding needs of borrowers and depositors are met timely and in the most cost effective manner. Asset liquidity is the ability to convert assets to cash through the maturity of the asset or the sale of the asset. Liability liquidity results from the ability of the Bank to attract depositors or borrow funds from third party sources such as the FHLB. The Bank is required by regulation to maintain a monthly average minimum asset liquidity ratio of 5%. The Bank has maintained an average monthly liquidity ratio in excess of the 5% requirement and does not anticipate that it will fall below the requirement in the future.

The primary investing activities are the origination or purchase of loans and the purchase of securities. Principal and interest payments on mortgages and securities are a primary source of cash for HMN. Additional cash can be obtained by selling securities from the available for sale portfolio or by selling loans. Loans could also be securitized by FNMA or FHLMC and used as collateral for additional borrowing with the FHLB.

The primary financing activity is the attraction of retail deposits. The
Bank has the ability to borrow additional funds from the FHLB by pledging additional securities or loans. Refer to Note 12 of the Notes to Consolidated Financial Statements for more information on undrawn open lines of credit with the FHLB and advance maturity.

HMN anticipates that its liquidity requirements for 1997 will be similar to the cash flows it experienced in 1996 with the exception of $2.5 million for the construction of two new retail banking facilities and cash needed to fund the mortgage banking activities located in Edina, Minnesota. The cash required to fund the mortgage banking activities is anticipated to range from $5.0 million to $10.0 million at any given time.

HMN's most liquid assets are cash and cash equivalents, which consist of short-term highly liquid investments with original maturities of less than three months that are readily convertible to known amounts of cash and interest-bearing deposits. The level of these assets is dependent on the operating, financing, and investing activities during any given period.

Cash and cash equivalents at December 31, 1996 were $10.6 million, an increase of $6.3 million compared to $4.3 million at December 31, 1995. Net cash provided from operating activities during 1996 was $5.8 million. HMN conducted the following major investing activities during 1996: proceeds from the sale of securities available for sale were $101.2 million, principal received on payments and maturities of securities available for sale was $37.0 million, purchases were $107.9 million of securities available for sale, principal received on payments and maturities of securities held to maturity were $14.9 million, purchases of securities held to maturity were $710,000, purchase of interest in limited partnership was $2.9 million, proceeds from sale of loans were $1.4 million, purchase of FHLB stock was $1.6 million and net increase in loans receivable was due primarily to loan originations and loan purchases of $53.2 million. Net cash used by investing activities during 1996 was $11.7 million. HMN conducted the following major financing activities during 1996: decrease in deposits of $11.1 million, purchase of treasury stock $14.0 million, proceeds from FHLB advances $130.0 million and repayments of FHLB advances totaled $92.8 million. Net cash provided from financing activities was $12.2 million.

HMN has certificates of deposit with outstanding balances of $163.6 million that come due during 1997. Based upon past experience management anticipates that the majority of the deposits will renew for another term. Any deposits which do not renew will be replaced with deposits from other customers, or funded with advances from the FHLB, or will be funded through the sale of securities. Management does not anticipate that it will have a liquidity problem with the deposit maturities.

ASSET/LIABILITY MANAGEMENT

The interest rate sensitivity of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities will mature or reprice within the same period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within a specific time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities, and is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. Generally, during a period of rising interest rates, a negative gap would adversely affect net interest income while a positive gap would result in an increase in net interest income. Conversely, during a period of falling interest rates, a negative gap would result in an increase in net income and a positive gap would adversely affect net interest income.

In an attempt to manage its exposure to changes in interest rates, management closely monitors interest rate risk. The Bank has an Asset/Liability Committee consisting of executive officers which meets at least quarterly to review the interest rate risk position and projected profitability. The committee makes recommendations for adjustments to the asset liability position of the Bank to the Board. This committee also reviews the Bank's portfolio, formulates investment strategies and oversees the timing and implementation of transactions to assure attainment of the Board's objectives in the most effective manner. In addition, the Board reviews on a quarterly basis the Bank's asset/liability position, including simulations of the effect on the Bank's capital of various interest rate scenarios.

In managing its asset/liability mix, the Bank, at times, depending on the relationship between long-and short-term interest rates, market conditions and consumer preference, may place more emphasis on managing net interest margin than on better matching the interest rate sensitivity of its assets and liabilities in an effort to enhance net interest income. Management believes that the increased net interest income resulting from a mismatch in the maturity of its asset and liability portfolios can, during periods of declining or stable interest rates, provide high enough returns to justify the increased exposure to sudden and unexpected increases in interest rates.

To the extent consistent with its interest rate spread objectives, the Bank attempts to reduce its interest rate risk and has taken a number of steps to restructure its assets and liabilities. The Bank has primarily focused its fixed rate one-to-four family residential lending program on loans with contractual terms of 20 years or less.

The following table sets forth the interest rate sensitivity of HMN's assets and liabilities at December 31, 1996, using certain assumptions that are described in more detail below:

-----------------------------------------------------------------------------------------------------------------------------------
                                                                              Maturing or Repricing
                                              -------------------------------------------------------------------------------------
                                                             Over 6
                                               6 Months     Months to    Over 1-3     Over 3-5     Over 5     No Stated
(DOLLARS IN THOUSANDS)                          or Less      1 Year        Years        Years       Years     Maturity      Total
-----------------------------------------------------------------------------------------------------------------------------------
Cash equivalents............................   $   9,584            0            0            0           0           0       9,584
Securities available for sale:
  Mortgage-backed and related
    securities(1)...........................      48,391        4,848       19,384       15,570      46,281           0     134,474
  Other marketable securities...............      17,510        2,886        8,160        5,951          57       7,796      42,360
Securities held to maturity:
  Mortgage-backed and related
    securities(1)...........................         201          399          532          357         317           0       1,806
  Other marketable securities...............       1,000            0            0            0           0           0       1,000
Loans held for sale.........................         739            0            0            0           0           0         739
Loans receivable, net:(1)(2)
  Fixed rate one-to-four family(3)..........      20,658       18,857       62,481       44,134      88,538           0     234,668
  Adjustable rate one-to-four family(3).....      31,059       18,948       17,280       19,382         663           0      87,332
  Multi-family..............................           6            4           47            0           0           0          57
  Fixed rate commercial real estate.........         173          135          418          269         505           0       1,500
  Adjustable rate commercial real estate....       6,547           94            0            0           0           0       6,641
  Commercial business.......................       1,353          220          567          140          65           0       2,345
  Consumer loans............................      14,341        1,266        2,211          855         147           0      18,820
Federal Home Loan Bank stock................           0            0            0            0           0       5,434       5,434
                                              -----------  -----------  -----------  -----------  ---------  -----------  ---------
      Total interest-earning assets.........     151,562       47,657      111,080       86,658     136,573      13,230     546,760
                                              -----------  -----------  -----------  -----------  ---------  -----------  ---------
Non-interest checking.......................       2,389            0            0            0           0           0       2,389
NOW accounts................................      17,589            0            0            0           0           0      17,589
Passbooks...................................       3,174        2,840        8,660        5,543       9,853           0      30,070
Money market accounts.......................       1,745        1,562        4,761        3,047       5,418           0      16,533
Certificates................................      92,535       71,077      111,329       20,955           0           0     295,896
Federal Home Loan Bank advances.............      59,714        5,714        6,251       34,400           0           0     106,079
                                              -----------  -----------  -----------  -----------  ---------  -----------  ---------
      Total interest-bearing liabilities....     177,146       81,193      131,001       63,945      15,271           0     468,556
                                              -----------  -----------  -----------  -----------  ---------  -----------  ---------
Interest-earning assets less
  interest-bearing liabilities..............   $ (25,584)     (33,536)     (19,921)      22,713     121,302      13,230      78,204
                                              -----------  -----------  -----------  -----------  ---------  -----------  ---------
                                              -----------  -----------  -----------  -----------  ---------  -----------  ---------
Cumulative interest-rate sensitivity gap....   $ (25,584)     (59,120)     (79,041)     (56,328)     64,974      78,204      78,204
                                              -----------  -----------  -----------  -----------  ---------  -----------  ---------
                                              -----------  -----------  -----------  -----------  ---------  -----------  ---------
Cumulative interest-rate gap as a percentage
  of total assets at December 31, 1996......       (4.61)%     (10.66)%     (14.25)%     (10.15)%     11.71%      14.10%      14.10%
                                              -----------  -----------  -----------  -----------  ---------  -----------  ---------
                                              -----------  -----------  -----------  -----------  ---------  -----------  ---------
Cumulative interest-rate gap as a percentage
  of interest-earning assets at December 31,
  1995......................................       (1.07)       (7.53)
                                              -----------  -----------
                                              -----------  -----------
Cumulative interest-rate gap as a percentage
  of interest-earning assets at December 31,
  1994......................................       (2.47)       (2.26)
                                              -----------  -----------
                                              -----------  -----------

(1) Schedule prepared based upon the earlier of contractual maturity or repricing date, if applicable, adjusted for scheduled repayments of principal and projected prepayments of principal based upon experience.

(2) Loans receivable are presented net of loans in process and deferred loan fees.

(3) Construction and development loans are all one-to-four family loans and therefore have been included in the fixed rate one-to-four family and adjustable rate one-to-four family lines.
--------------------------------------------------------------------------------

The preceding table was prepared utilizing the following assumptions regarding prepayment and decay ratios which were determined by management based upon their review of historical prepayment speeds and future prepayment projections. Fixed rate loans were assumed to prepay at annual rates of between 5% to 24%, depending on the coupon and period to maturity. ARMs were assumed to prepay at annual rates of between 3% and 12%, depending the on coupon and the period to maturity. Growing Equity Mortgage (GEM) loans were assumed to prepay at annual rates of between 8% and 27% depending on the coupon and the period to maturity. Mortgage-backed securities and Collateralized Mortgage Obligations
(CMOs) were projected to have prepayments based upon the underlying collateral securing the instrument. Certificate accounts were assumed not to be withdrawn until maturity. Passbook and money market accounts were assumed to decay at an annual rate of 20%.

Certain shortcomings are inherent in the method of analysis presented in the foregoing table. Although certain assets and liabilities may have similar maturities and periods of repricing, they may react in different degrees to changes in market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types of assets and liabilities may lag behind changes in market interest rates. Certain assets, such as adjustable-rate mortgages, have features which restrict changes in interest rates on a short-term basis and over the life of the asset. In the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in calculating the foregoing table. The ability of many borrowers to service their debt may decrease in the event of an interest rate increase.

Refer to Regulatory Capital Requirements above for a discussion of Bank's interest rate risk component.

DIVIDENDS

HMN has not paid any dividends since its incorporation in March 1994.
However, the Board of Directors may consider a policy of paying cash dividends in the future. The declaration of dividends are subject to, among other things, HMN's financial condition and results of operations, the Bank's compliance with its regulatory capital requirements, including the fully phased-in capital requirements, tax considerations, industry standards, economic conditions, regulatory restrictions, general business practices and other factors. Refer to
Note 15 of the Notes to Consolidated Financial Statements for information on regulatory limitations on dividends from the Bank to HMN.

IMPACT OF INFLATION AND CHANGING PRICES

The Consolidated Financial Statements and Notes presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operation results primarily in terms of historical dollars without considering the changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of operations. Unlike most industrial companies, nearly all of the assets and liabilities of HMN are monetary in nature. As a result, interest rates have a greater impact on HMN's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

MERGER AND ACQUISITIONS

From time to time HMN reviews the possibility of acquiring or merging with different companies which would complement the business conducted by HMN. HMN's Board of Directors has adopted the policy of not disclosing to the public its intent to acquire or merge until a formal definitive agreement has been signed by all parties involved with the transaction.

OUTLOOK

The statements contained in this Outlook are based upon current expectations. These statements are forward looking, and actual results may differ materially.

During 1996 HMN opened a mortgage banking office in Edina, Minnesota. The office will purchase mortgage loans from third party originators for HMN's loan portfolio or sell the loans in the secondary market. The office will keep the mortgage loan servicing rights on many of the loans that are sold to the secondary market and it also intends to purchase mortgage servicing rights from third parties. The addition of the mortgage banking office is anticipated to increase the operating expense ratio for HMN to a range of 1.50% to 1.60% of average total assets. The office is also anticipated to generate income from loan servicing and from the sale of loans which should, for the first full year of operation, offset a majority of its operating expenses.

In the future, to the extent that HMN invests in mortgage servicing assets, its mortgage servicing income will increase but its interest margin may decline due to the purchase of non-interest earning assets.

Consolidated Balance Sheets
--------------------------------------------------------------------------------
DECEMBER 31, 1996 AND 1995

                                                                                         1996           1995
ASSETS                                                                             ------------------------------
Cash and cash equivalents.........................................................  $   10,583,717      4,334,694
Securities available for sale:
  Mortgage-backed and related securities (amortized cost $134,474,167 and
    $158,517,548).................................................................     133,355,278    158,416,201
  Other marketable securities (amortized cost $42,360,499 and $32,247,959)........      42,474,810     31,903,566
                                                                                    --------------  -------------
                                                                                       175,830,088    190,319,767
                                                                                    --------------  -------------
Securities held to maturity:
  Mortgage-backed and related securities (fair value $1,904,993 and
    $13,931,879)..................................................................       1,805,744     13,744,063
  Other marketable securities (fair value $1,000,550 and $3,224,263)..............         999,812      3,227,729
                                                                                    --------------  -------------
                                                                                         2,805,556     16,971,792
                                                                                    --------------  -------------
Loans held for sale...............................................................         739,316              0
Loans receivable, net.............................................................     349,022,236    314,850,684
Federal Home Loan Bank stock, at cost.............................................       5,434,000      3,801,900
Real estate, net..................................................................          20,610        279,851
Premises and equipment, net.......................................................       3,581,497      3,645,536
Accrued interest receivable.......................................................       3,415,152      3,381,507
Prepaid expenses and other assets.................................................       3,299,427        362,928
                                                                                    --------------  -------------
    Total assets..................................................................  $  554,731,599    537,948,659
                                                                                    --------------  -------------
                                                                                    --------------  -------------

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits..........................................................................  $  362,476,944    373,539,468
Federal Home Loan Bank advances...................................................     106,078,589     68,876,978
Accrued interest payable..........................................................       1,542,773      1,562,347
Advance payments by borrowers for taxes and insurance.............................         518,911        550,990
Accrued expenses and other liabilities............................................       2,014,938      1,732,193
                                                                                    --------------  -------------
  Total liabilities...............................................................     472,632,155    446,261,976
                                                                                    --------------  -------------

Commitments and contingencies

Stockholders' equity:
  Serial preferred stock ($.01 par value): authorized 500,000 shares; issued and
    outstanding none..............................................................               0              0
  Common stock ($.01 par value): authorized 7,000,000; issued shares 6,085,775....          60,858         60,858
  Additional paid-in capital......................................................      59,428,768     59,285,581
  Retained earnings, subject to certain restrictions..............................      54,645,387     50,371,038
  Net unrealized loss on securities available for sale............................        (598,045)      (265,358)
  Unearned employee stock ownership plan shares...................................      (4,938,520)    (5,336,150)
  Unearned compensation restricted stock awards...................................        (793,289)    (1,050,305)
  Treasury stock, at cost 1,651,615 and 783,850 shares............................     (25,705,715)   (11,378,981)
                                                                                    --------------  -------------
    Total stockholders' equity....................................................      82,099,444     91,686,683
                                                                                    --------------  -------------
    Total liabilities and stockholders' equity....................................  $  554,731,599    537,948,659
                                                                                    --------------  -------------
                                                                                    --------------  -------------

See accompanying notes to consolidated financial statements.

Consolidated Statements of Income
--------------------------------------------------------------------------------
YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                                            1996           1995          1994
                                                                        -----------------------------------------
Interest income:
  Loans receivable....................................................  $  25,721,042    23,375,334    20,050,650
  Securities available for sale:
    Mortgage-backed and related.......................................     10,027,438    10,294,056     9,000,995
    Other marketable..................................................      2,424,628     2,857,884     1,545,302
  Securities held to maturity:
    Mortgage-backed and related.......................................        765,120       746,100       448,909
    Other marketable..................................................        104,448       389,381       534,523
  Cash equivalents....................................................        494,129       412,259       441,733
  Other...............................................................        327,520       253,170       255,122
                                                                        -------------  ------------  ------------
      Total interest income...........................................     39,864,325    38,328,184    32,277,234
                                                                        -------------  ------------  ------------

Interest expense:
  Deposits............................................................     18,949,937    18,578,744    15,840,739
  Federal Home Loan Bank advances.....................................      5,243,853     3,976,353     2,226,733
                                                                        -------------  ------------  ------------
    Total interest expense............................................     24,193,790    22,555,097    18,067,472
                                                                        -------------  ------------  ------------
    Net interest income...............................................     15,670,535    15,773,087    14,209,762
Provision for loan losses.............................................        300,000       300,000       410,000
                                                                        -------------  ------------  ------------
  Net interest income after provision for loan losses.................     15,370,535    15,473,087    13,799,762
                                                                        -------------  ------------  ------------

Noninterest income:
  Fees and service charges............................................        359,249       324,492       311,042
  Securities gains, net...............................................      1,029,638       415,955        65,027
  Gain on sales of loans..............................................         39,306       102,368         3,219
  Other...............................................................        494,507       155,434       215,425
                                                                        -------------  ------------  ------------
      Total noninterest income........................................      1,922,700       998,249       594,713
                                                                        -------------  ------------  ------------

Noninterest expense:
  Compensation and benefits...........................................      4,591,367     4,160,248     3,472,955
  Occupancy...........................................................        825,609       697,602       678,105
  Federal deposit insurance premiums..................................        799,890       810,432       811,023
  SAIF assessment.....................................................      2,351,563             0             0
  Advertising.........................................................        308,464       312,366       270,001
  Data processing.....................................................        489,045       476,402       458,112
  Provision for real estate losses....................................          2,000         9,327             0
  Other...............................................................      1,140,948     1,003,682       883,853
                                                                        -------------  ------------  ------------
    Total noninterest expense.........................................     10,508,886     7,470,059     6,574,049
                                                                        -------------  ------------  ------------
    Income before income tax expense..................................      6,784,349     9,001,277     7,820,426
Income tax expense....................................................      2,510,000     3,380,900     3,115,767
                                                                        -------------  ------------  ------------
    Net income........................................................  $   4,274,349     5,620,377     4,704,659
                                                                        -------------  ------------  ------------
                                                                        -------------  ------------  ------------

Earnings per common share and common share equivalents................  $        0.96          1.09          0.48
Pro forma earnings per common share...................................  $         N/A           N/A          0.86

------------------------

N/A  Not applicable for the period.

See accompanying notes to consolidated financial statements.

Consolidated Statement of Stockholders' Equity
--------------------------------------------------------------------------------
YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                                 Net
                                                             Unrealized
                                                             Gain (Loss)    Unearned
                                                                 on         Employee        Unearned
                                 Additional                  Securities       Stock       Compensation                    Total
                       Common      Paid-In      Retained      Available     Ownership      Restricted   Treasury    Stockholders'
                       Stock       Capital      Earnings      For Sale     Plan Shares  Stock Awards      Stock         Equity
                      -----------------------------------------------------------------------------------------------------------
Balance, December
  31, 1993..........  $                         40,046,002                                                             40,046,002
  Cumulative effect
    of change in
    accounting for
    securities
    available for
    sale, net of tax
    effect, at
    January 1,
    1994............                                            566,495                                                   566,495
  Net income........                             4,704,659                                                              4,704,659
  Change in
    unrealized loss
    on securities
    available for
    sale, net of tax
    effect..........                                         (9,741,118)                                               (9,741,118)
  Sale of stock.....   60,858    59,117,484                                                                            59,178,342
  Adoption of
    employee stock
    ownership
    plan............                                                       (6,085,770)                                 (6,085,770)
  Earned employee
    stock ownership
    plan shares.....                 38,511                                   339,890                                     378,401
                      --------   -----------   -----------   -----------   ----------- -------------- -----------   --------------
Balance, December
  31, 1994..........   60,858    59,155,995     44,750,661   (9,174,623)   (5,745,880)                                 89,047,011
  Net income........                             5,620,377                                                              5,620,377
  Change in
    unrealized loss
    on securities
    available for
    sale............                                          8,909,265                                                 8,909,265
  Treasury stock
    purchases.......                                                                                  (12,509,667)    (12,509,667)
  Unearned
    compensation
    restricted stock
    awards..........                 36,319                                               (1,167,005)   1,130,686               0
  Amortization of
    restricted stock
    awards..........                                                                         116,700                      116,700
  Earned employee
    stock ownership
    plan shares.....                 93,267                                   409,730                                     502,997
                      --------   -----------   -----------   -----------   ----------- -------------- -----------   --------------
Balance, December
  31, 1995..........   60,858    59,285,581     50,371,038     (265,358)   (5,336,150)    (1,050,305) (11,378,981)     91,686,683
  Net income........                             4,274,349                                                              4,274,349
  Change in
    unrealized loss
    on securities
    available for
    sale............                                           (332,687)                                                 (332,687)
  Treasury stock
    purchases.......                                                                                  (14,364,754)    (14,364,754)
  Stock options
    exercised.......                (10,817)                                                               63,180          52,363
  Restricted stock
    awards
    cancelled.......                   (808)                                                  25,968      (25,160)              0
  Amortization of
    restricted stock
    awards..........                                                                         231,048                      231,048
  Restricted stock
    awards tax
    benefit.........                 13,677                                                                                13,677
  Earned employee
    stock ownership
    plan shares.....                141,135                                   397,630                                     538,765
                      --------   -----------   -----------   -----------   ----------- -------------- -----------   --------------
Balance, December
  31, 1996..........  $60,858    59,428,768     54,645,387     (598,045)   (4,938,520)      (793,289) (25,705,715)   82,099,444
                      --------   -----------   -----------   -----------   ----------- -------------- -----------   --------------
                      --------   -----------   -----------   -----------   ----------- -------------- -----------   --------------

          See accompanying notes to consolidated financial statements.

Consolidated Statements of Cash Flows
--------------------------------------------------------------------------------
YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                                   1996              1995              1994
                                                              -----------------------------------------------------
Cash flows from operating activities:
  Net income................................................  $     4,274,349         5,620,377         4,704,659
  Adjustments to reconcile net income to cash provided by
    operating activities:
  Purchase of securities held for sale......................                0                 0        (3,000,000)
    Proceeds from sale of securities held for sale..........                0                 0        10,586,091
    Provision for loan losses...............................          300,000           300,000           410,000
    Provision for real estate losses........................            2,000             9,327                 0
    Depreciation............................................          378,753           352,580           303,193
    Amortization of (discounts) premiums, net...............         (129,636)         (272,862)           54,279
    Amortization of deferred loan fees......................         (440,580)         (613,037)         (520,752)
    Provision for deferred income taxes.....................          110,400           568,050           138,212
    Federal Home Loan Bank stock dividend...................                0           (75,100)                0
    Securities gains, net...................................       (1,029,638)         (415,955)          (65,027)
    Gain on sales of real estate............................          (46,625)          (14,241)                0
    Gain on sales of loans..................................          (39,306)         (102,368)           (3,219)
    Proceeds from sales of loans originated for sale........        1,779,361           260,848                 0
    Amortization of restricted stock awards.................          231,048           116,700                 0
    Decrease in unearned ESOP shares........................          397,630           409,730                 0
    Earned employee stock ownership shares priced above
     original cost..........................................          141,135            93,267            38,511
    Increase in accrued interest receivable.................          (33,645)         (100,280)         (663,822)
    Increase (decrease) in accrued interest payable.........          (19,574)          561,969            89,165
    Equity earnings of limited partnership..................           (7,400)                0                 0
    Increase in other assets................................          (48,974)         (173,133)           (5,023)
    Increase (decrease) in other liabilities................           35,995          (540,164)          (24,633)
    Other, net..............................................          (56,470)          (35,803)         (106,551)
                                                              ---------------   ---------------   ---------------
      Net cash provided by operating activities.............        5,798,823         5,949,905        11,935,083
                                                              ---------------   ---------------   ---------------
Cash flows from investing activities:
  Proceeds from sales of securities available for sale......      101,157,643        85,454,779        23,165,770
  Principal collected on securities available for sale......       16,530,585        15,427,074        31,346,252
  Proceeds collected on maturity of securities available for
    sale....................................................       20,500,000        18,815,000           200,000
  Purchases of securities available for sale................     (107,860,451)     (110,993,058)     (108,913,073)
  Principal collected on securities held to maturity........        2,276,661         1,076,805         1,949,181
  Proceeds collected on maturity of securities held to
    maturity................................................       12,652,343         5,000,000        11,000,000
  Purchase of securities held to maturity...................         (709,765)      (10,993,313)      (12,204,562)
  Purchase interest in limited partnership..................       (2,880,125)                0                 0
  Proceeds from sales of loans receivable...................        1,408,015         3,996,710           130,670
  Purchase of Federal Home Loan Bank stock..................       (1,632,100)         (688,100)                0
  Net increase in loans receivable..........................      (53,214,798)      (47,904,546)      (24,363,821)
  Proceeds from sale of real estate.........................          379,789           199,020           144,577
  Purchases of premises and equipment.......................         (314,714)         (458,666)         (931,557)
                                                              ---------------   ---------------   ---------------
      Net cash used by investing activities.................      (11,706,917)      (41,068,295)      (78,476,563)
                                                              ---------------   ---------------   ---------------
Cash flows from financing activities:
  (Decrease) increase in deposits...........................      (11,062,524)       22,964,821        (3,006,512)
  Purchase of treasury stock................................      (14,002,254)      (12,509,667)                0
  Increase in unearned ESOP shares..........................                0                 0        (5,745,880)
  Stock options exercised...................................           52,363                 0                 0
  Proceeds from sale of common stock........................                0                 0        59,178,342
  Proceeds from Federal Home Loan Bank advances.............      130,000,000        82,150,000        25,900,000
  Repayment of Federal Home Loan Bank advances..............      (92,798,389)      (65,258,747)       (7,878,568)
  Increase (decrease) in advance payments by borrowers for
    taxes and insurance.....................................          (32,079)            9,521            39,014
                                                              ---------------   ---------------   ---------------
      Net cash provided by financing activities.............       12,157,117        27,355,928        68,486,396
                                                              ---------------   ---------------   ---------------
      Increase (decrease) in cash and cash equivalents......        6,249,023        (7,762,462)        1,944,916
Cash and cash equivalents, beginning of year................        4,334,694        12,097,156        10,152,240
                                                              ---------------   ---------------   ---------------
Cash and cash equivalents, end of year......................  $    10,583,717         4,334,694        12,097,156
                                                              ---------------   ---------------   ---------------
                                                              ---------------   ---------------   ---------------
Supplemental cash flow disclosures:
  Cash paid for interest....................................  $    24,213,364        21,993,128        17,978,307
  Cash paid for income taxes................................        2,725,433         2,994,755         2,849,148
Supplemental noncash flow disclosures:
  Loans securitized and transferred to securities available
    for sale................................................  $    15,411,803                 0                 0
  Securities held to maturity transferred to securities
    available for sale......................................                0           651,594        72,374,853
  Loans transferred to loans held for sale..................        2,491,820           254,912                 0
  Transfer of loans to real estate..........................          188,054           413,853           153,913
  Transfer of real estate to loans..........................          161,954                 0           361,054
  Treasury stock purchased with liability due to broker.....          362,500                 0                 0

          See accompanying notes to consolidated financial statements.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------
DECEMBER 31, 1996, 1995 AND 1994

(1) DESCRIPTION OF THE BUSINESS

HMN Financial, Inc. (HMN) was incorporated under the laws of the State of Delaware for the purpose of becoming the savings and loan holding company of Home Federal Savings Bank (the Bank) in connection with the Bank's conversion from a federally chartered mutual savings bank to a federally chartered stock savings bank, pursuant to its Plan of Conversion. HMN commenced on May 23, 1994, a Subscription and Community Offering of its shares in connection with the conversion of the Bank (the Offering). The Offering was closed on June 22, 1994, and the conversion was consummated on June 29, 1994.

The consolidated financial statements included herein are for HMN, the Bank and the Bank's wholly owned subsidiaries, Security Finance Corporation (SFC) and Osterud Insurance Agency, Inc. On December 29, 1995 the Bank sold all outstanding shares of common stock in SFC to HMN at SFC's fair value. All significant intercompany accounts and transactions have been eliminated in consolidation. All financial information prior to June 29, 1994, contained herein relates solely to the Bank and its subsidiaries.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. The following items set forth the significant accounting policies which HMN follows in presenting its financial statements.

MATERIAL ESTIMATES

In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to change relate to the determination of the allowance for losses on loans and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for loan and real estate losses, management obtains independent appraisals for significant properties.

Management believes that the allowances for losses on loans and real estate are adequate. While management uses available information to recognize losses on loans and real estate, future additions to the allowances may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the allowances for losses on loans and real estate. Such agencies may require additions to the allowances based on their judgement about information available to them at the time of their examination.

CASH EQUIVALENTS

For purposes of the statements of cash flows, HMN considers highly liquid investments with original maturities of three months or less to be cash equivalents.

SECURITIES

The Bank adopted the provisions of Statement of Financial Accounting
Standards (SFAS) No. 115, ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES as of January 1, 1994. The adoption of SFAS No. 115 increased stockholders' equity by $566,495 at January 1, 1994. HMN classifies its debt and equity securities in one of three categories: trading, available for sale, or held to maturity. Trading securities are bought and held principally for the purpose of selling them in the near term. Securities available for sale include securities that management intends to use as part of its asset/liability strategy or that may be sold in response to changes in interest rate, changes in prepayment risk, or similar factors.

Securities available for sale are carried at market value. Net unrealized gains and losses, net of tax effect, are included as a separate component of stockholders' equity.

Securities held to maturity are carried at cost, adjusted for amortization of premiums and discounts, as management has the ability and intent to hold them to maturity.

Premiums and discounts are amortized using the level-yield method over the period to maturity. Gains and losses on the sale of securities are determined using the specific-identification method.

During December 1995, HMN transferred securities with an amortized cost of $651,594 from securities held to maturity to securities available for sale. The transfer was made in conformity with A GUIDE TO IMPLEMENTATION OF STATEMENT 115 ON ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES issued by the Financial Accounting Standards Board (FASB) in November of 1995.

LOANS HELD FOR SALE

Mortgage loans originated or purchased which are intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. Net unrealized losses are recognized through a valuation allowance by charges to income.

LOANS RECEIVABLE, NET

Loans receivable, net are considered long-term investments and, accordingly are carried at amortized cost. Loan origination fees received, net of certain loan origination costs, are deferred as an adjustment to the carrying value of the related loans, and are amortized into income using the interest method over the estimated life of the loans.

Discounts on loans are amortized into interest income using the interest method over the period to contractual maturity, adjusted for estimated prepayments.

The allowance for loan losses is maintained at an amount considered adequate to provide for probable losses. The allowance for losses on loans is based on periodic analysis of the loan portfolio by management. In this analysis, management considers factors including, but not limited to, specific occurrences which include loan impairment, gen-eral economic conditions, loan portfolio composition and historical experience. Loans are charged off to the extent they are deemed to be uncollectible.

Interest income is recognized on an accrual basis except when collectibility is in doubt. When loans are placed on a nonaccrual basis, previously accrued but unpaid interest is reversed from income. Interest is subsequently recognized as income to the extent cash is received when, in management's judgement, principal is collectible.

Effective January 1, 1995, HMN adopted SFAS No. 114, ACCOUNTING BY CREDITORS FOR IMPAIRMENT OF A LOAN, and SFAS No. 118, ACCOUNTING BY CREDITORS FOR IMPAIRMENT OF A LOAN--INCOME RECOGNITION AND DISCLOSURES. SFAS No. 114 requires that impaired loans, including all loans that are restructured in a troubled debt restructuring involving a modification of terms, be measured at the present value of expected future cash flows discounted at the loan's initial effective interest rate. The fair value of the collateral of an impaired collateral-dependent loan or an observable market price, if one exists, may be used as an alternative to discounting. If the measure of the impaired loan is less than the recorded investment in the loan, impairment is to be recognized through the allowance for loan losses. A loan is considered impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. SFAS No. 118 amends SFAS No. 114 to allow a creditor to use existing methods for recognizing interest income on impaired loans and to clarify disclosure requirements. The adoption of SFAS No. 114 and SFAS No. 118 did not impact HMN's results of operations for 1995 or any prior period. In accordance with SFAS No. 114 and SFAS No. 118, prior period financial statements have not been restated to reflect the change in accounting method.

For purposes of SFAS No. 114 and SFAS No. 118 impaired loans are all loans which are delinquent as to principal and interest for 120 days or greater and all loans that are restructured in a troubled debt restructuring involving a modification of terms. All portfolio loans are reviewed on an individual basis.

MORTGAGE SERVICING RIGHTS

Effective January 1, 1996, HMN adopted SFAS No. 122, ACCOUNTING FOR MORTGAGE SERVICING RIGHTS. HMN recognizes as a separate asset the rights to service mortgage loans for others whether the servicing rights are acquired through loan origination or purchase. The fair value of capitalized mortgage servicing rights is based upon the present value of estimated future cash flows. Based upon current fair values capitalized mortgage servicing rights are periodically assessed for impairment, which is recognized in the statement of income during the period in which the impairment occurs as an adjustment to the corresponding valuation allowance. For purposes of performing its impairment evaluation, the corporation stratifies its portfolio on the basis of certain risk characteristics including loan type and note rate. Capitalized mortgage servicing rights are amortized over the estimated remaining life of the underlying loans and take into account appropriate prepayment assumptions. The effect of adopting SFAS No. 122 did not have a material impact on HMN's financial condition or the results of its operations during 1996.

REAL ESTATE, NET

Real estate properties acquired through loan foreclosures are initially recorded at the lower of the related loan balance, less any specific allowance for loss, or fair value less estimated selling costs. Valuations are periodically performed by management and an allowance for losses is established if the carrying value of a property exceeds its fair value less estimated selling costs.

PREMISES AND EQUIPMENT

Land is carried at cost. Office buildings, improvements, furniture and equipment are carried at cost less accumulated depreciation.

Depreciation is computed on a straight-line basis over estimated useful lives of 10 to 40 years for office buildings and improvements and 3 to 12 years for furniture and equipment.

IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF

Effective January 1, 1996, HMN adopted SFAS No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF. HMN reviews long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The effect of adopting SFAS No. 121 on January 1, 1996 did not have a material impact on HMN's financial condition or the results of its operations.

STOCK-BASED COMPENSATION

Effective January 1, 1996, HMN adopted SFAS No. 123, ACCOUNTING FOR
STOCK-BASED COMPENSATION. It elected to continue using the accounting methods prescribed by Accounting Principles Board (APB) Opinion No. 25 and related interpretations which measure compensation cost using the intrinsic value method. HMN has included in Note 14, "Employee Benefits" the impact of the fair value of employee stock-based compensation plans on net income and earnings per share on a pro forma basis for awards granted after January 1, 1995.

INCOME TAXES

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

NEW ACCOUNTING STANDARDS

In June 1996, the Financial Accounting Standards Board (FASB) issued SFAS No. 125, ACCOUNTING FOR TRANSFERS AND

SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENT OF LIABILITIES. SFAS No. 125 applies to transfers and servicing of financial assets and extinguishments of liabilities. It requires a financial-components approach that focuses on control. Under the approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. In December 1996, the FASB issued SFAS No. 127 which postpones the effective date by one year for certain provisions of SFAS No. 125. The sections dealing with secured borrowings and collateral are deferred for all transfers of financial assets until after December 31, 1997. Likewise transfers related to repurchase agreements, dollar-rolls, securities lending and similar transactions are deferred until after December 31, 1997. The effect of adopting SFAS No. 125 as amended by SFAS No. 127 will not have a material impact on HMN's financial condition or the results of its operations.

EARNINGS PER SHARE

Earnings per common share and common share equivalents for 1996 and 1995 were computed by dividing net income ($4,274,349 and $5,620,377) respectively, for the years then ended by the weighted average common shares and common share equivalents outstanding (4,436,833 and 5,171,382), respectively. The earnings per share for 1994 was computed by dividing net income ($2,646,788) from the date of conversion, June 29, 1994, by the weighted average common shares outstanding (5,484,414) for the period. Pro forma earnings per common share were computed by dividing net income ($4,704,659) for the year ended December 31, 1994, by the weighted average common shares outstanding (5,484,414) for the period.

RECLASSIFICATIONS

Certain amounts in the consolidated financial statements for prior years have been reclassified to conform with the current-year presentation.

(3) SECURITIES HELD FOR SALE

Proceeds from securities held for sale which were sold during 1994 were $10,586,091, resulting in gross losses of $27,676 and gross gains of $2,568. During 1996 and 1995 there were no securities classified as securities held for sale.

(4) SECURITIES AVAILABLE FOR SALE

A summary of securities available for sale at December 31, 1996 and 1995 is as follows:

--------------------------------------------------------------------------------------------------------------
                                                                            Gross       Gross
                                                            Amortized     Unrealized  Unrealized      Fair
                                                               Cost         Gains       Losses        Value
--------------------------------------------------------------------------------------------------------------
DECEMBER 31, 1996:
Mortgage-backed securities:
  FHLMC.................................................  $    1,776,252      32,567           0      1,808,819
  FNMA..................................................         968,924      14,833           0        983,757

Collateralized mortgage obligations:
  FNMA..................................................      45,236,461     113,800     596,858     44,753,403
  FHLMC.................................................      56,867,103      98,316   1,162,269     55,803,150
  Other.................................................      29,625,427     449,747      69,025     30,006,149
                                                          --------------  ----------  ----------  -------------
                                                             134,474,167     709,263   1,828,152    133,355,278
                                                          --------------  ----------  ----------  -------------

Other marketable securities:
  U.S. Government and agency obligations................      29,599,717      33,566     355,602     29,277,681
  Corporate debt........................................       1,090,420       1,218           0      1,091,638
  Corporate equity......................................      11,670,362     555,608     120,479     12,105,491
                                                          --------------  ----------  ----------  -------------
                                                              42,360,499     590,392     476,081     42,474,810
                                                          --------------  ----------  ----------  -------------
                                                          $  176,834,666   1,299,655   2,304,233    175,830,088
                                                          --------------  ----------  ----------  -------------
                                                          --------------  ----------  ----------  -------------
DECEMBER 31, 1995:
Mortgage-backed securities:
  FHLMC.................................................  $    4,977,613      18,820      38,036      4,958,397
  FNMA..................................................         535,740       7,672           0        543,412

Collateralized mortgage obligations:
  FNMA..................................................      51,665,922     389,226     556,569     51,498,579
  FHLMC.................................................      79,290,840     361,835     988,110     78,664,565
  Other.................................................      22,047,433     734,232      30,417     22,751,248
                                                          --------------  ----------  ----------  -------------
                                                             158,517,548   1,511,785   1,613,132    158,416,201
                                                          --------------  ----------  ----------  -------------

Other marketable securities:
  U.S. Government and agency obligations................      21,894,709      61,494     627,527     21,328,676
  Municipal obligations.................................       1,600,000       1,260           0      1,601,260
  Corporate debt........................................         851,275       8,943           0        860,218
  Corporate equity......................................       7,901,975     382,731     171,294      8,113,412
                                                          --------------  ----------  ----------  -------------
                                                              32,247,959     454,428     798,821     31,903,566
                                                          --------------  ----------  ----------  -------------
                                                          $  190,765,507   1,966,213   2,411,953    190,319,767
                                                          --------------  ----------  ----------  -------------
                                                          --------------  ----------  ----------  -------------
---------------------------------------------------------------------------------------------------------------

Proceeds from securities available for sale which were sold during 1996 were $101,157,643, resulting in gross gains of $1,235,754 and gross losses of $206,116. Proceeds from securities available for sale which were sold during 1995 were $85,454,779, resulting in gross gains of $565,441 and gross losses of $149,486. Proceeds from securities available for sale which were sold during 1994 were $23,165,770, resulting in gross gains of $188,594 and gross losses of $96,043.

The following table indicates amortized cost and estimated fair value of securities available for sale at December 31, 1996, based upon contractual maturity adjusted for scheduled repayments of principal and projected prepayments of principal based upon current economic conditions and interest rates. Actual maturities may differ from the maturities in the following table because obligors may have the right to call or prepay obligations with or without call or prepayment penalties:

-------------------------------------------------------------------------------------------------------
                                                                            Amortized         Fair
                                                                               Cost           Value
-------------------------------------------------------------------------------------------------------
Due less than one year..................................................  $   25,830,291     25,753,962
Due after one year through five years...................................      55,385,109     54,729,225
Due after five years through ten years..................................      36,737,671     36,372,992
After ten years.........................................................      47,211,233     46,868,418
No stated maturity......................................................      11,670,362     12,105,491
                                                                          --------------  -------------
  Total.................................................................  $  176,834,666    175,830,088
                                                                          --------------  -------------
                                                                          --------------  -------------
-------------------------------------------------------------------------------------------------------

The allocation of mortgage-backed securities and collateralized mortgage obligations in the table above is based upon the anticipated future cash flow of the securities using estimated mortgage prepayment speeds.

(5) SECURITIES HELD TO MATURITY

A summary of securities held to maturity at December 31, 1996 and 1995 is as follows:

--------------------------------------------------------------------------------------------------------------------
                                                                                 Gross        Gross
                                                                 Amortized    Unrealized   Unrealized       Fair
                                                                   Cost          Gains       Losses        Value
--------------------------------------------------------------------------------------------------------------------
DECEMBER 31, 1996:
Mortgage-backed securities:
  FHLMC......................................................  $   1,403,866      90,477            0      1,494,343
  FNMA.......................................................        158,425       9,941            0        168,366
  Other......................................................        243,453           0        1,169        242,284
                                                               -------------  -----------       -----   ------------
                                                                   1,805,744     100,418        1,169      1,904,993
                                                               -------------  -----------       -----   ------------

Other marketable securities:
  Corporate debt.............................................        999,812         738            0      1,000,550
                                                               -------------  -----------       -----   ------------
                                                               $   2,805,556     101,156        1,169      2,905,543
                                                               -------------  -----------       -----   ------------
                                                               -------------  -----------       -----   ------------

DECEMBER 31, 1995:
Mortgage-backed securities:
  FHLMC......................................................  $   2,801,354     162,879            0      2,964,233
  FNMA.......................................................     10,616,401      15,071            0     10,631,472
  Other......................................................        326,308       9,866            0        336,174
                                                               -------------  -----------       -----   ------------
                                                                  13,744,063     187,816            0     13,931,879
                                                               -------------  -----------       -----   ------------

Other marketable securities:
  Municipal obligations......................................        228,432         337            0        228,769
  Corporate debt.............................................      2,999,297         627        4,430      2,995,494
                                                               -------------  -----------       -----   ------------
                                                                   3,227,729         964        4,430      3,224,263
                                                               -------------  -----------       -----   ------------
                                                               $  16,971,792     188,780        4,430     17,156,142
                                                               -------------  -----------       -----   ------------
                                                               -------------  -----------       -----   ------------
--------------------------------------------------------------------------------------------------------------------

There were no sales of securities held to maturity in 1996, 1995 or 1994. During 1994, HMN entered into an agreement with several County Housing and Redevelopment Authorities (HRAs) to purchase FNMA mortgage-backed securities collateralized by single family loans within the HRAs. The mortgage-backed securities were required by the agreement to be repurchased by the HRAs on September 1, 1996. At December 31, 1995, HMN owned $10,386,249 of FNMA securities purchased under the agreement. In conformity with the agreement the HRAs purchased all the FNMA securities originally purchased by HMN on September 1, 1996. The HRAs purchase of the FNMA securities is the major reason for the $11.9 million decrease in mortgage-backed securities between 1995 and 1996.

The following table indicates amortized cost and estimated fair value of securities held to maturity at December 31, 1996, based upon contractual maturities adjusted for scheduled repayments of principal and projected prepayments of principal based upon current economic conditions and interest rates. Actual maturities may differ from the maturities in the table because obligors may have the right to call or prepay obligations with or without call or prepayment penalties:


-------------------------------------------------------------------------------------------------------
                                                                                Amortized       Fair
                                                                                   Cost        Value
-------------------------------------------------------------------------------------------------------
Due in one year or less......................................................  $  1,593,959   1,615,999
Due after one year through five years........................................       891,215     946,814
Due after five years through ten years.......................................       279,645     298,584
Over ten years...............................................................        40,737      44,146
                                                                               ------------  ----------
  Total......................................................................  $  2,805,556   2,905,543
                                                                               ------------  ----------
                                                                               ------------  ----------
-------------------------------------------------------------------------------------------------------


The allocation of mortgage-backed securities in the table above is based upon the anticipated future cash flow of the securities using estimated mortgage prepayment speeds.

(6) LOANS RECEIVABLE, NET

A summary of loans receivable at December 31 is as follows:

-----------------------------------------------------------------------------------------------------
                                                                             1996           1995
-----------------------------------------------------------------------------------------------------
Residential real estate loans:
  Conventional........................................................  $  320,317,356    291,173,665
  FHA.................................................................       2,203,983      3,137,876
  VA..................................................................       2,572,878      3,628,306
                                                                        --------------  -------------
                                                                           325,094,217    297,939,847
                                                                        --------------  -------------

Other loans:
  Commercial real estate..............................................       7,917,882      8,744,027
  Consumer............................................................      18,743,939     12,518,535
  Commercial business.................................................       2,344,421      1,017,508
  Savings.............................................................         938,308      1,210,058
  Education...........................................................         466,576        342,210
  Other...............................................................         782,885        988,579
                                                                        --------------  -------------
                                                                            31,194,011     24,820,917
                                                                        --------------  -------------
    Total loans.......................................................     356,288,228    322,760,764

Less:
  Unamortized discounts...............................................         417,031        289,129
  Net deferred loan fees..............................................       1,694,730      1,898,859
  Allowance for losses................................................       2,340,585      2,190,664
  Loans in process....................................................       2,813,646      3,531,428
                                                                        --------------  -------------
                                                                        $  349,022,236    314,850,684
                                                                        --------------  -------------
                                                                        --------------  -------------
Weighted average contractual interest rate............................            7.67%          7.72%
Commitments to originate, fund or purchase loans......................  $   24,504,320      7,359,134
-----------------------------------------------------------------------------------------------------


Included in total commitments to originate or purchase loans are fixed rate loans aggregating approximately $2,861,025 and $1,081,900 as of December 31, 1996 and 1995, respectively. The interest rates on these commitments ranged from 7.11% to 8.375% at December 31, 1996 and from 6.86% to 7.375% at December 31,
1995.

At December 31, 1996 and 1995, loans on nonaccrual status totaled $338,310 and $441,400, respectively. Had the loans performed in accordance with their original terms throughout 1996, the Bank would have recorded gross interest income of $34,638 for these loans. Interest income of $21,139 has been recorded on these loans for the year ended December 31, 1996.

At December 31, 1996 there were no loans included in loans receivable, net with terms that had been modified in troubled debt restructuring. Included in loans receivable, net are loans with terms that have been modified in troubled debt restructurings of $94,050 at December 31, 1995.

There were no material commitments to lend additional funds to customers whose loans were classified as restructured or nonaccrual at December 31, 1996.

At December 31, 1996 and 1995, the recorded investment in loans that are considered to be impaired under the criteria established by SFAS No. 114 and SFAS No. 118 were $338,310 and $535,450, respectively, for which the related allowance for credit losses were $17,571 and $70,097, respectively. The average investment in impaired loans during 1996 and 1995 were $423,042 and $466,288, respectively. For the years ended December 31, 1996 and 1995, HMN recognized interest income on impaired loans of $24,662 and $40,553, respectively. All of the interest income that was recognized during 1996 and 1995 for impaired loans was recognized using the cash basis method of income recognition.

The aggregate amount of loans to executive officers and directors of HMN were $385,023, $169,489 and $90,217 at December 31, 1996, 1995 and 1994,
respectively. During 1996 repayments on loans to executive officers and directors aggregated $29,509 and loans originated or added due to change in directors aggregated $245,043.

At December 31, 1996, 1995 and 1994, the Bank was servicing real estate loans for others with aggregate unpaid principal balances of approximately $1,417,954, $1,130,649 and $1,484,848, respectively.

The Bank originates residential and commercial real estate and other loans primarily in southern Minnesota. The Bank also purchases loans from a third party broker located in the Southeastern United States. At December 31, 1996, the Bank owned single family residential loans located in the following states:

----------------------------------------------------------------------------------------------------------
                                                                                                 Percent
                                                                                   Amount       of Total
----------------------------------------------------------------------------------------------------------
Alabama......................................................................  $    4,266,231        1.3%
Georgia......................................................................      48,252,600       14.9
Minnesota....................................................................     233,192,887       71.7
North Carolina...............................................................      14,869,445        4.6
South Carolina...............................................................       7,762,524        2.4
Tennessee....................................................................       3,349,121        1.0
Other states.................................................................      13,401,409        4.1
                                                                               --------------      -----
  Total......................................................................  $  325,094,217      100.0%
                                                                               --------------      -----
                                                                               --------------      -----
----------------------------------------------------------------------------------------------------------

(7) ALLOWANCE FOR LOAN AND REAL ESTATE LOSSES

The allowance for losses is summarized as follows:

--------------------------------------------------------------------------------------------------------
                                                                      Loans      Real Estate    Total
--------------------------------------------------------------------------------------------------------
Balance, December 31, 1993.......................................  $  1,489,082     125,818    1,614,900
  Provision for losses...........................................       410,000           0      410,000
  Charge-offs....................................................        (5,959)         (3)      (5,962)
  Recoveries.....................................................            20           0           20
  Other..........................................................             0     (88,818)     (88,818)
                                                                   ------------  -----------  ----------
Balance, December 31, 1994.......................................     1,893,143      36,997    1,930,140
  Provision for losses...........................................       300,000       9,327      309,327
  Charge-offs....................................................        (2,612)    (11,324)     (13,936)
  Recoveries.....................................................           133           0          133
                                                                   ------------  -----------  ----------
Balance, December 31, 1995.......................................     2,190,664      35,000    2,225,664
  Provision for losses...........................................       300,000       2,000      302,000
  Charge-offs....................................................      (150,136)          0     (150,136)
  Recoveries.....................................................            57           0           57
  Other..........................................................             0     (35,000)     (35,000)
                                                                   ------------  -----------  ----------
Balance, December 31, 1996.......................................  $  2,340,585       2,000    2,342,585
                                                                   ------------  -----------  ----------
                                                                   ------------  -----------  ----------
--------------------------------------------------------------------------------------------------------

(8) REAL ESTATE

    A summary of real estate at December 31 is as follows:

--------------------------------------------------------------------------------------------------------
                                                                                      1996       1995
--------------------------------------------------------------------------------------------------------
Real estate in judgement subject to redemption....................................  $  22,610    314,851
Real estate acquired through foreclosure..........................................          0          0
                                                                                    ---------  ---------
                                                                                       22,610    314,851
Allowance for losses..............................................................      2,000     35,000
                                                                                    ---------  ---------
                                                                                    $  20,610    279,851
                                                                                    ---------  ---------
                                                                                    ---------  ---------
--------------------------------------------------------------------------------------------------------

(9) PREMISES AND EQUIPMENT

    A summary of premises and equipment at December 31 is as follows:

-------------------------------------------------------------------------------------------------------
                                                                                   1996         1995
-------------------------------------------------------------------------------------------------------
Land.........................................................................  $    726,923     656,845
Office buildings and improvements............................................     3,704,146   3,651,715
Furniture and equipment......................................................     1,966,130   1,799,420
                                                                               ------------  ----------
                                                                                  6,397,199   6,107,980
Less accumulated depreciation................................................     2,815,702   2,462,444
                                                                               ------------  ----------
                                                                               $  3,581,497   3,645,536
                                                                               ------------  ----------
                                                                               ------------  ----------
--------------------------------------------------------------------------------------------------------

During 1997 HMN will build new retail banking facilities in Spring Valley and Winona at an estimated total cost of $2,500,000.

(10) ACCRUED INTEREST RECEIVABLE

Accrued interest receivable at December 31 is summarized as follows:

-------------------------------------------------------------------------------------------------------
                                                                                   1996         1995
-------------------------------------------------------------------------------------------------------
Securities available for sale................................................  $  1,256,214   1,370,568
Securities held to maturity..................................................        41,730     144,546
Loans receivable.............................................................     2,117,208   1,866,393
                                                                               ------------  ----------
                                                                               $  3,415,152   3,381,507
                                                                               ------------  ----------
                                                                               ------------  ----------
-------------------------------------------------------------------------------------------------------

(11) DEPOSITS

    Deposits and their weighted average interest rates at December 31 are summarized as follows:

-----------------------------------------------------------------------------------------------------------------------------

                                                       1996                                          1995
                                   --------------------------------------------  --------------------------------------------
                                      Weighted                      Percent of      Weighted                      Percent of
                                    average rate        Amount         total      average rate        Amount         total
                                   ------------------------------------------------------------------------------------------
Non-interest checking............          0.00%    $    2,389,034         0.7%          0.00%    $    2,505,217         0.7%
NOW accounts.....................          2.01         17,588,877         4.8           2.22         15,997,598         4.3
Passbooks........................          2.50         30,070,326         8.3           2.50         29,383,919         7.8
Money market accounts............          2.83         16,532,806         4.6           2.83         18,471,841         5.0
                                                    --------------       -----                    --------------       -----
                                                        66,581,043        18.4                        66,358,575        17.8
                                                    --------------       -----                    --------------       -----

Certificates:
3-3.99%..........................                          425,284         0.1                                 0         0.0
4-4.99%..........................                       22,552,550         6.2                        22,440,013         6.0
5-5.99%..........................                      168,040,084        46.4                       152,971,210        40.9
6-6.99%..........................                       76,703,716        21.2                        89,753,208        24.0
7-7.99%..........................                       28,077,048         7.7                        40,721,309        10.9
Over 8.00%.......................                           97,219         0.0                         1,295,153         0.4
                                                    --------------       -----                    --------------       -----
Total certificates...............          5.76        295,895,901        81.6           5.89        307,180,893        82.2
                                                    --------------       -----                    --------------       -----
Total deposits...................          5.14     $  362,476,944       100.0%          5.27     $  373,539,468       100.0%
                                                    --------------       -----                    --------------       -----
                                                    --------------       -----                    --------------       -----
-----------------------------------------------------------------------------------------------------------------------------

At December 31, 1996 and 1995, the Bank had $38,226,676 and $41,942,458,
respectively, of deposit accounts with balances at $100,000 or more.

Certificates had the following maturities at December 31:

-------------------------------------------------------------------------------------------------------------
                                                            1996                            1995
                                               ------------------------------  ------------------------------
                                                  Amount                          Amount
                                                    (in          Weighted           (in          Weighted
REMAINING TERM TO MATURITY                      thousands)     average rate     thousands)     Average Rate
---------------------------------------------  -------------  ---------------  -------------  ---------------
1-6 months...................................   $    92,495           5.38%     $   119,305           5.60%
7-12 months..................................        71,077           5.95           63,347           5.80
13-36 months.................................       111,369           5.91          109,867           6.25
37-60 months.................................        20,955           6.02           14,195           5.89
Over 60 months...............................             0           0.00              467           6.07
                                               -------------                   -------------
                                                $   295,896           5.76      $   307,181           5.89
                                               -------------                   -------------
                                               -------------                   -------------
-------------------------------------------------------------------------------------------------------------

At December 31, 1996 mortgage loans and mortgage-backed and related securities with an amortized cost of approximately $49,731,000 were pledged as collateral for certain deposits and $2,243,000 of letters of credit from the Federal Home Loan Bank (FHLB) which were pledged as additional collateral on Bank deposits.

Interest expense on deposits is summarized as follows for the years ended December 31:

-------------------------------------------------------------------------------------------------------
                                                                  1996           1995          1994
                                                              -----------------------------------------
NOW.........................................................  $     323,311       311,359       315,538
Passbook....................................................        760,083       759,167       862,681
Money Market................................................        500,811       547,412       673,527
Certificates................................................     17,365,732    16,960,806    13,988,993
                                                              -------------  ------------  ------------
                                                              $  18,949,937    18,578,744    15,840,739
                                                              -------------  ------------  ------------
                                                              -------------  ------------  ------------
-------------------------------------------------------------------------------------------------------

(12) FEDERAL HOME LOAN BANK ADVANCES

Federal Home Loan Bank advances consisted of the following at December 31, 1996 and 1995:

--------------------------------------------------------------------------------------------------------------
                                                                     1996                       1995
                                                           -------------------------  ------------------------
YEAR OF MATURITY                                               Amount        Rate        Amount        Rate
--------------------------------------------------------------------------------------------------------------
1996.....................................................                             $  33,428,568       6.05%
1997.....................................................  $   46,428,568       5.52%     9,498,389       5.86
1998.....................................................       1,250,021       6.55      1,250,021       6.55
1999.....................................................       5,000,000       5.16              0       0.00
2000.....................................................      19,000,000       6.00     19,000,000       6.00
2001.....................................................      24,000,000       5.51              0       0.00
2003.....................................................      10,400,000       5.89      5,000,000       5.52
                                                           --------------             -------------
                                                              106,078,589       5.64     68,176,978       5.98
                                                           --------------             -------------
Open line of credit......................................               0       0.00        700,000       5.92
                                                           --------------             -------------
                                                           $  106,078,589       5.64  $  68,876,978       5.98
                                                           --------------             -------------
                                                           --------------             -------------
--------------------------------------------------------------------------------------------------------------

At December 31, 1996, of the $24,000,000 maturing in the year 2001, $10,000,000 could be called on a semi-annual basis starting in 1997 and $9,000,000 could be called on a semi-annual basis starting in 1998.

At December 31, 1996 the advances, the open line of credit, and $2,243,000 of letters of credit from the FHLB were collateralized by the Bank's FHLB stock, mortgage loans with unamortized principal balances of approximately $155,435,000 and securities having a carrying value of $17,300,000. The Bank has a $5,000,000 open line of credit from the FHLB which was not drawn at December 31, 1996. The Bank also has the ability to draw additional borrowings of $6,470,000 based upon the securities which are currently pledged.

(13) INCOME TAXES

    Income tax expense for the years ended December 31 is as follows:

------------------------------------------------------------------------------------------------------
                                                                      1996         1995        1994
                                                                  ------------------------------------
Current:
  Federal.......................................................  $  1,838,158   2,152,628   2,255,581
  State.........................................................       561,442     660,222     721,974
                                                                  ------------  ----------  ----------
    Total current...............................................     2,399,600   2,812,850   2,977,555
                                                                  ------------  ----------  ----------

Deferred:
  Federal.......................................................        83,833     439,945     103,649
  State.........................................................        26,567     128,105      34,563
                                                                  ------------  ----------  ----------
    Total deferred..............................................       110,400     568,050     138,212
                                                                  ------------  ----------  ----------
                                                                  $  2,510,000   3,380,900   3,115,767
                                                                  ------------  ----------  ----------
                                                                  ------------  ----------  ----------
------------------------------------------------------------------------------------------------------

The reasons for the difference between "expected" income tax expense utilizing the federal corporate tax rate of 34% and the actual income tax expense are as follows:

------------------------------------------------------------------------------------------------------
                                                                      1996         1995        1994
                                                                  ------------------------------------
Federal expected income tax expense.............................  $  2,306,677   3,060,434   2,658,945
Items affecting federal income tax:
  State income taxes, net of federal income tax benefit.........       388,086     520,296     499,314
  Other, net....................................................      (184,763)   (199,830)    (42,492)
                                                                  ------------  ----------  ----------
                                                                  $  2,510,000   3,380,900   3,115,767
                                                                  ------------  ----------  ----------
                                                                  ------------  ----------  ----------
------------------------------------------------------------------------------------------------------

The tax effects of temporary differences that give rise to the deferred tax assets and deferred tax liabilities are as follows at December 31:

-------------------------------------------------------------------------------------------------------
                                                                                   1996         1995
                                                                               ------------------------
Deferred tax assets:
  Net unrealized loss on market value adjustment to securities available for
    sale.....................................................................  $    406,600     180,382
  Deferred loan fees.........................................................       377,100     565,597
  Allowances for loan and real estate losses.................................       947,200     886,519
  Deferred compensation and pension costs....................................       172,500     118,741
                                                                               ------------  ----------
    Total gross deferred tax assets..........................................     1,903,400   1,751,239
  Valuation allowance........................................................             0           0
                                                                               ------------  ----------
    Net deferred tax assets..................................................     1,903,400   1,751,239
                                                                               ------------  ----------

Deferred tax liabilities:
  Tax bad debt reserve over base year........................................     1,462,000   1,448,548
  FHLB stock.................................................................       359,700     359,747
  Unamortized discount on loan sale..........................................       136,200     200,823
  Deferred loan costs........................................................       250,600     138,653
  Premises and equipment basis difference....................................       106,600     139,472
  Other......................................................................        26,200      17,764
                                                                               ------------  ----------
    Total gross deferred tax liabilities.....................................     2,341,300   2,305,007
                                                                               ------------  ----------
    Net deferred tax liabilities.............................................  $   (437,900)   (553,768)
                                                                               ------------  ----------
                                                                               ------------  ----------
------------------------------------------------------------------------------------------------------

As the result of recent tax legislation the deferred tax liability related to the tax bad debt reserve over the base year will be required to be paid in six equal annual installments of $243,667 starting in 1998.

Retained earnings at December 31, 1996 included approximately $6,559,846 for which no provision for income taxes has been made. This amount represents allocations of income to bad debt deductions for tax purposes. Reduction of amounts so allocated for purposes other than absorbing losses will create income for tax purposes, which will be subject to the then-current corporate income tax rate.

(14) EMPLOYEE BENEFITS

Substantially all full-time employees of the Bank are included in a trusteed noncontributory retirement plan sponsored by the Financial Institutions Retirement Fund. The actuarial present value of accumulated plan benefits and net assets available for benefits relating to the Bank's employees is not available because such information is not accumulated for each participating institution. No contributions were required in 1996, 1995, or 1994 because the retirement plan is fully funded. The Bank's policy is to fund retirement plan costs accrued and there are no unfunded past service costs. For the years ended December 31, 1996, 1995, and 1994 the amounts charged to operating expenses were $5,100, $4,222, and $6,084, respectively.

The Bank has a qualified, tax-exempt savings plan with a cash or deferred feature qualifying under Section 401(k) of the Internal Revenue Code (the 401(k) Plan). All employees who have attained age 21 and completed one year of employment, during which they worked at least 1,000 hours, are eligible to participate. Participants are permitted to make salary reduction contributions to the 401(k) Plan of up to 12% of the participant's annual salary. Each participant's salary reduction is matched by the Bank in an amount equal to 25% of the participant's salary reduction up to a maximum contribution of 8%. Contributions above 8% are not matched by the Bank. Generally all participant and Bank contributions and earnings are fully and immediately vested. Effective January 1, 1997, for new employees the Bank's contributions are vested on a five year cliff basis. The Bank's matching contributions are expensed when made. The Bank's contributions to the 401(k) Plan were $41,804, $41,324 and $36,587 in 1996, 1995 and 1994, respectively.

During 1994 HMN adopted an Employee Stock Ownership Plan (the ESOP) which met the requirements of Section 4975(e)(7) of the Internal Revenue Code and
Section 407(d)(6) of the Employee Retirement Income Security Act of 1974, as amended (ERISA), and, as such the ESOP was empowered to borrow in order to finance purchases of the common stock of HMN. The ESOP borrowed $6,085,770 from HMN to purchase 608,577 shares of common stock of HMN on the date of the conversion. The ESOP debt requires quarterly payments of principal plus interest at 7.52%. HMN has committed to make quarterly contributions to the ESOP necessary to repay the loan including interest. HMN contributed $713,656, $735,383 and $532,300 to the ESOP, respectively, during 1996, 1995 and 1994.

As the debt is repaid, ESOP shares which were initially pledged as collateral for its debt, are released from collateral and allocated to active employees, based on the proportion of debt service paid in the year. HMN accounts for its ESOP in accordance with Statement of Position 93-6, EMPLOYERS' ACCOUNTING FOR EMPLOYEE STOCK OWNERSHIP PLANS. Accordingly, the shares pledged as collateral are reported as unearned ESOP shares in stockholders' equity. As shares are determined to be ratably released from collateral, HMN reports compensation expense equal to the cur-rent market price of the shares, and the shares become outstanding for earnings per share computations. ESOP compensation benefit expense was $634,702, $566,395 and $404,580, respectively, for 1996, 1995 and 1994.

All employees of HMN are eligible to participate in the ESOP after they attain age 21 and complete one year of service during which they worked at least 1,000 hours. A summary of the ESOP share allocation is as follows for the years ended:

-------------------------------------------------------------------------------------------------------
                                                                                   1996         1995
                                                                               ------------------------
Shares allocated beginning of year...........................................        74,962      33,989
Shares allocated during year.................................................        39,763      40,973
Shares distributed to participants...........................................        (5,361)          0
Unreleased shares............................................................       493,852     533,615
                                                                               ------------  ----------
Total ESOP shares............................................................       603,216     608,577
                                                                               ------------  ----------
                                                                               ------------  ----------
Fair value of unreleased shares at December 31...............................  $  8,951,067   8,537,840
-------------------------------------------------------------------------------------------------------

In June of 1995, HMN as part of a Recognition and Retention Plan (RRP) awarded 84,486 shares of restricted common stock to its officers and directors. The shares vest over a five year period and were issued from treasury stock. Compensation and benefit expense related to the RRP was $231,048 for 1996 and $116,700 for 1995. No RRP was in effect for 1994, therefore no compensation and benefit expense for the RRP was incurred in 1994.

In June 1995, HMN adopted its only stock option plan, the 1995 Stock Option and Incentive Plan (the SOP). During 1995, options exercisable for 547,713 shares of HMN common stock were granted to certain officers and directors at an exercise price of $13.81 per share. The options vest over a five year period and may be exercised within 10 years of the grant date. In December 1996, options exercisable for 1,000 shares of common stock were granted to officers at an exercise price of $18.125.

HMN uses the intrinsic value method as described in APB Opinion No. 25 and related interpretations to account for its stock incentive plans. Accordingly, no compensation cost has been recognized for the fixed option plan. Proceeds from stock options exercised are credited to common stock and additional paid-in capital. There are no charges or credits to expense with respect to the granting or exercise of options since the options were issued at fair value on the respective grant dates. Had compensation cost for HMN's stock-based plan been determined in accordance with the fair value method recommended by SFAS No. 123, HMN's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

-------------------------------------------------------------------------------------------------------
                                                                                   1996         1995
                                                                               ------------------------
Net income:
  As reported................................................................  $  4,274,349   5,620,377
  Pro forma..................................................................     3,085,217   4,728,898

Earnings per common share and common share equivalent:
  As reported................................................................  $       0.96        1.09
  Pro forma..................................................................          0.70        0.91
-------------------------------------------------------------------------------------------------------

The above disclosed pro forma effects of applying SFAS No. 123 to compensation costs, may not be representative of the effects on reported pro forma net income for future years.

The fair value for each option grant for the SOP is estimated on the date of the grant using the Option Designer Model. The model incorporates the following assumptions:

-------------------------------------------------------------------------------------------------------
                                                                                     1996       1995
                                                                                   --------------------
Risk-free interest rate..........................................................      6.21%      6.28%
Expected life....................................................................   10 years   10 years
Expected volatility..............................................................     18.00%     20.00%
Expected dividends...............................................................       None       None
-------------------------------------------------------------------------------------------------------

The fair value of the options granted in 1996 was $8.32 per option. The fair value of the options granted June 21, 1995 was $6.73 per option. A summary of stock option activity under the SOP is detailed as follows:

------------------------------------------------------------------------------------------------------
                                                                                             Weighted
                                                                   Options                   average
                                                                  available     Options      exercise
                                                                  for grant   outstanding     price
                                                                  -------------------------------------
December 31, 1994...............................................           0           0
Plan adopted....................................................     608,577
Granted June 21, 1995...........................................    (547,713)    547,713    $   13.810
                                                                  ----------  -----------  ------------
December 31, 1995...............................................      60,864     547,713        13.810
Exercised.......................................................                  (4,699)       13.810
Forfeited.......................................................      12,172     (12,172)       13.810
Granted December 11, 1996.......................................      (1,000)      1,000        18.125
                                                                  ----------  -----------  ------------
December 31, 1996...............................................      72,036     531,842    $   13.818
                                                                  ----------  -----------  ------------
                                                                  ----------  -----------  ------------
-------------------------------------------------------------------------------------------------------

The following table summarizes information about stock options outstanding at December 31, 1996:

-----------------------------------------------------------------------
               Options Outstanding
-------------------------------------------------
                            Weighted average       Options Exercisable
Exercise     Number       remaining contractual    --------------------
  price    outstanding        life in years         Number      Price
---------  -----------  -------------------------  ---------  ---------
$  13.810     530,842                 8.4            104,843  $   13.81
   18.125       1,000                 9.9
           -----------
              531,842
           -----------
           -----------
-----------------------------------------------------------------------

(15) STOCKHOLDERS' EQUITY

HMN was incorporated for the purpose of becoming the savings and loan holding company of the Bank in connection with the Bank's conversion from a federally chartered mutual savings bank to a federally chartered stock savings bank, pursuant to a Plan of Conversion adopted on February 10, 1994. HMN commenced on May 23, 1994, a Subscription and Community Offering of its shares in connection with the conversion of the Bank (the Offering). The Offering was closed on June 22, 1994, and the conversion was consummated on June 29, 1994, with the issuance of 6,085,775 shares of HMN's common stock at a price of $10 per share. Total proceeds from the conversion of $59,178,342 net of costs relating to the conversion of $1,679,408, have been recorded as common stock and additional paid-in capital. HMN received all of the capital stock of the Bank in exchange for 50% of the net proceeds of the conversion.

Starting in 1995 and continuing throughout 1996, with Board authorization and approval from the Office of Thrift Supervision (OTS), HMN purchased a total of 869,785 shares during 1996 and 868,336 shares during 1995 of its own common stock from the open market for $14,364,754 and $12,509,667, respectively. The shares were placed in treasury stock. In June of 1995, 84,486 shares were issued out of treasury stock for restricted stock Retention and Recognition awards.

HMN's certificate of incorporation authorized the issuance of up to 500,000 shares of preferred stock, but to date no shares have been issued.

In order to grant a priority to eligible account holders in the event of future liquidation, the Bank, at the time of conversion established a liquidation account equal to its regulatory capital as of September 30, 1993. In the event of future liquidation of the Bank, an eligible account holder who continues to maintain their deposit account shall be entitled to receive a distribution from the liquidation account. The total amount of the liquidation account will be decreased as the balance of eligible account holders are reduced subsequent to the conversion, based on an annual determination of such balance.

The Bank may not declare or pay a cash dividend to HMN in excess of 100% of its net income to date during the current calendar year plus the amount that would reduce by one-half the Bank's surplus capital ratio at the beginning of the calendar year without prior notice to the OTS. Additional limitations on dividends declared or paid on, or repurchases of, the Bank's capital stock are tied to the Bank's level of compliance with its regulatory capital requirements.

At December 31, 1996 the Bank had received approval from the OTS to pay a $10,000,000 dividend to HMN. At December 31, 1996 the Bank's board of directors had not declared the payment of the dividend to HMN.

(16) FEDERAL HOME LOAN BANK INVESTMENT, REGULATORY LIQUIDITY AND REGULATORY CAPITAL REQUIREMENTS

The Bank, as a member of the Federal Home Loan Bank System, is required to hold a specified number of shares of capital stock, which is carried at cost, in the Federal Home Loan Bank of Des Moines. In addition, the Bank is required to maintain cash and other liquid assets in an amount equal to 5% of its deposit accounts and other obligations due within one year. The Bank has met these requirements as of December 31, 1996.

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on HMN's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulations to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the following table) of Tangible, Core, and Risk-based capital (as defined in the regulations) to total assets (as defined). Management believes, as of December 31, 1996, that the Bank meets all capital adequacy requirements to which it is subject.

Management believes that based upon the Bank's capital calculations at December 31, 1996 and other conditions consistent with the Prompt Corrective Actions Provisions of the OTS regulations, the Bank would be categorized as well capitalized.

At December 31, 1996 the Bank's capital amounts and ratios are also presented for actual capital, required capital, and excess capital including amounts and ratios in order to qualify as being well capitalized under the Prompt Corrective Actions regulations:

-------------------------------------------------------------------------------------------------------------------------------
                                                                                                         To Be Well Capitalized
                                                                                                              Under Prompt
                                                                                                           Corrective Actions
                                   Actual                   Required               Excess Capital              Provisions
                           -----------------------   -----------------------   -----------------------   -----------------------
                                       Percent of                Percent of                Percent of                Percent of
(IN THOUSANDS)               Amount      Assets(1)     Amount      Assets(1)     Amount      Assets(1)     Amount      Assets(1)
-------------------------------------------------------------------------------------------------------------------------------
Bank stockholder's
  equity.................  $ 60,841
Plus:
  Net unrealized loss on
    certain securities
    available for sale...     1,441
Less:
  Excess mortgage
    servicing rights.....       289
                           ---------
Tangible capital.........    61,993         11.50%   $  8,085          1.50%   $ 53,908         10.00%
                           ---------
Tangible capital to
  adjusted total assets..                   11.50%                                                       $ 26,951          5.00%
Core capital (Tier I)....    61,993         11.50%     16,179          3.00%     45,814          8.50%
Tier I capital to
  risk-weighted assets...                   26.43%                                                         14,071          6.00%
Plus:
  Allowable allowance for
    loan losses..........     2,340
                           ---------
Risk-based capital.......  $ 64,333         27.43%     18,761          8.00%     45,572         19.43%     23,452         10.00%
                           ---------
                           ---------

(1) Based upon the Bank's adjusted total assets for the purpose of the tangible and core capital ratios and risk-weighted assets for the purpose of the risk-based capital ratio.

(17) RECENT LEGISLATION AND REGULATORY DEVELOPMENTS

The Deposit Insurance Fund Act of 1996 (DIFA) was enacted on September 30,
1996. DIFA addressed the inadequate funding of the Savings Association Insurance Fund (SAIF). In order to recapitalize the SAIF, DIFA imposed a one-time assessment on all thrift institutions. The Bank's assessment was a pretax charge of $2,351,563 and was recognized in the third quarter of 1996.

DIFA also addressed the funding for the Financing Corp. (FICO) bonds.
Thrifts will pay 6.4 basis points per $100 of deposits from January 1, 1997 to December 31, 1999. From January 1, 2000 until the FICO bonds are retired in 2019, the estimated assessment to retire the FICO bonds is expected to be 2.5 basis points per $100 of deposits.

DIFA proposed that the Bank Insurance Fund (BIF) and SAIF be merged on January 1, 1999, provided no insurance depository institution is a savings association on that date. DIFA also directed the Secretary of the Treasury to present recommendations to Congress for establishment of a common depository institution charter by March 31, 1997.

(18) FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the balance sheet. The contract amounts of these instruments reflect the extent of involvement by the Bank.

The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contract amount of these commitments. The Bank uses the same credit policies in making commitments as it does for on-balance sheet instruments.

---------------------------------------------------------------------------------------------------------
                                                                                       Contract amount
                                                                                     --------------------
(IN THOUSANDS)                                                                          1996       1995
                                                                                     --------------------
Financial instruments whose contract amount represents credit risk:
  Commitments to extend credit.....................................................  $  24,524      7,394
  Commitment of counter party to repurchase FNMA securities........................          0     10,446
Financial instruments whose contract amount represents interest rate risk:
  Commitment to purchase limited partnership interest in mortgage loan servicing
    rights.........................................................................      2,120          0
  Commitments to purchase FNMA mortgage-backed securities..........................          0      3,995
---------------------------------------------------------------------------------------------------------

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since a portion of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on the loan type and on management's credit evaluation of the borrower. Collateral consists primarily of residential real estate and personal property.

Commitments to purchase FNMA securities as they are originated by certain Minnesota county HRAs are entered into in the normal course of business for the Bank. The obligations to purchase are recognized when the HRAs originate the FNMA securities. The securities provide a net yield of 6.91% at the time of funding. In a rising interest rate environment the interest rate risk is the possibility that the cost of funds used to purchase the FNMA securities would become greater than the net yield on the securities. The securities were repurchased by the HRAs at a specified price on September 1, 1996.

(19) FAIR VALUE OF FINANCIAL INSTRUMENTS

SFAS No. 107, DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS, requires disclosure of estimated fair values of the Bank's financial instruments, including assets, liabilities and off-balance sheet items for which it is practicable to estimate fair value. The fair value estimates are made as of December 31, 1996, and 1995 based upon relevant market information, if available, and upon the characteristics of the financial instruments themselves. Because no market exists for a significant portion of the Bank's financial instruments, fair value estimates are based upon judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. The estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Fair value estimates are based only on existing financial instruments without attempting to estimate the value of anticipated future business or the value of assets and liabilities that are not considered financial instruments. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on the fair value estimates and have not been considered in any of the estimates.

The estimated fair value of the Bank's financial instruments are shown below. Following the table, there is an explanation of the methods and assumptions used to estimate the fair value of each class of financial instruments.

--------------------------------------------------------------------------------------------------------------------
                                                                           December 31,
                                               ---------------------------------------------------------------------
                                                              1996                               1995
                                               ----------------------------------  ---------------------------------
                                                Carrying    Estimated   Contract   Carrying    Estimated   Contract
(IN THOUSANDS)                                   amount    fair value    amount     amount    fair value    amount
--------------------------------------------------------------------------------------------------------------------
Financial assets:
  Cash and cash equivalents..................  $   10,584      10,584                  4,335       4,335
  Securities available for sale..............     175,830     175,830                190,320     190,320
  Securities held to maturity................       2,806       2,906                 16,972      17,156
  Loans held for sale........................         739         739                      0           0
  Loans receivable, net......................     349,022     358,039                314,851     329,970
  Federal Home Loan Bank stock...............       5,434       5,434                  3,802       3,802
  Accrued interest receivable................       3,415       3,415                  3,382       3,382

Financial liabilities:
  Deposits...................................     362,477     358,215                373,539     373,152
  Federal Home Loan Bank advances............     106,079     105,484                 68,877      69,197
  Accrued interest payable...................       1,543       1,543                  1,562       1,562

Off-balance sheet financial instruments:
  Commitments to extend credit...............           0          16      24,524          0           4       7,394
--------------------------------------------------------------------------------------------------------------------

CASH AND CASH EQUIVALENTS

The carrying amount of cash and cash equivalents approximates their fair value.

SECURITIES AVAILABLE FOR SALE AND SECURITIES HELD TO MATURITY

The fair values of securities are based upon quoted market prices.

LOANS HELD FOR SALE

The fair value of loans held for sale were based upon quoted market prices for loans with similar interest rates and terms to maturity.

LOANS RECEIVABLE

    The fair values of loans receivable were estimated for groups of loans with similar characteristics. The fair value of the loan portfolio, with the exception of the adjustable rate portfolio, was calculated by discounting the scheduled cash flows through the estimated maturity using anticipated prepayment speeds and using discount rates that reflect the credit and interest rate risk inherent in each loan portfolio.
The fair value of the adjustable loan portfolio was estimated by grouping the loans with similar characteristics and comparing the characteristics of each group to the prices quoted for similar types of loans in the secondary market.

FEDERAL HOME LOAN BANK STOCK

The carrying amount of FHLB stock approximates its fair value.

ACCRUED INTEREST RECEIVABLE

The carrying amount of accrued interest receivable approximates its fair value since it is short-term in nature and does not present unanticipated credit concerns.

DEPOSITS

Under SFAS No. 107, the fair value of deposits with no stated maturity such as checking, savings and money market accounts, is equal to the amount payable on demand. The fair value of certificates of deposit is based on the discounted value of contractual cash flows using as discount rates the rates that were offered by the Bank as of December 31, 1996 and 1995 for deposits with maturities similar to the remaining maturities of the existing certificates of deposit.

The fair value estimate for deposits does not include the benefit that results from the low cost funding provided by the Bank's existing deposits and long-term customer relationships compared to the cost of obtaining different sources of funding. This benefit is commonly referred to as the core deposit intangible.

ACCRUED INTEREST PAYABLE

The carrying amount of accrued interest payable approximates its fair value since it is short-term in nature.

FEDERAL HOME LOAN BANK ADVANCES

The fair values of advances payable with fixed maturities are estimated based on discounted cash flow analysis using as discount rates the interest rates charged by the FHLB at December 31, 1996 and 1995 for borrowings of similar remaining maturities.

COMMITMENTS TO EXTEND CREDIT

The fair value of commitments to extend credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counter parties.

(20) HMN FINANCIAL, INC. FINANCIAL INFORMATION (PARENT COMPANY ONLY)

The parent company's principal assets are its investment in the Bank and securities. The following are the condensed financial statements for the parent company only as of December 31, 1996 and 1995 and for the years ended December 31, 1996, 1995, and for the period from June 29, 1994 to December 31, 1994.

CONDENSED BALANCE SHEET

------------------------------------------------------------------------------------------------------------------
                                                                                          1996           1995
                                                                                     -----------------------------
ASSETS:
  Cash and cash equivalents........................................................  $    3,655,598      1,578,130
  Securities available for sale....................................................      10,187,092     16,281,995
  Loans receivable from subsidiaries...............................................       7,334,000              0
  Investment in subsidiaries.......................................................      61,458,395     73,678,260
  Accrued interest receivable......................................................         215,959        152,888
  Prepaid expenses and other assets................................................          17,950        161,271
                                                                                     --------------  -------------
    Total assets...................................................................  $   82,868,994     91,852,544
                                                                                     --------------  -------------
                                                                                     --------------  -------------

LIABILITIES AND STOCKHOLDERS' EQUITY:
  Accrued expenses and other liabilities...........................................  $      769,550        165,861
                                                                                     --------------  -------------
    Total liabilities..............................................................         769,550        165,861
                                                                                     --------------  -------------
  Serial preferred stock...........................................................               0              0
  Common stock.....................................................................          60,858         60,858
  Additional paid-in capital.......................................................      59,428,768     59,285,581
  Retained earnings................................................................      54,645,387     50,371,038
  Net unrealized loss on securities available for sale.............................        (598,045)      (265,358)
  Unearned employee stock option plan shares.......................................      (4,938,520)    (5,336,150)
  Unearned compensation restricted stock awards....................................        (793,289)    (1,050,305)
  Treasury stock, at cost, 1,651,615 and 783,850 shares............................     (25,705,715)   (11,378,981)
                                                                                     --------------  -------------
    Total stockholders' equity.....................................................      82,099,444     91,686,683
                                                                                     --------------  -------------
    Total liabilities and stockholders' equity.....................................  $   82,868,994     91,852,544
                                                                                     --------------  -------------
                                                                                     --------------  -------------

----------------------------------------------------------------------------------------------------------------
                                                                                1996         1995        1994
                                                                             -----------------------------------
Interest income............................................................  $ 1,105,218   1,474,107      810,273
Interest expense...........................................................       (4,943)     (1,083)           0
Securities gains, net......................................................      229,002      53,058        2,988
Equity in earnings of subsidiary...........................................    3,565,441   4,755,138    4,284,783
Compensation and benefits..................................................      (17,233)    (21,775)      (4,433)
Occupancy..................................................................       (6,868)     (6,353)      (3,072)
Advertising................................................................         (670)       (276)           0
Data processing............................................................       (1,271)     (1,200)        (600)
Other......................................................................     (475,127)   (380,039)    (200,836)
                                                                             -----------  ----------  -----------
  Income before income tax expense.........................................    4,393,549   5,871,577    4,889,103
Income tax expense.........................................................      119,200     251,200      184,444
                                                                             -----------  ----------  -----------
  Net income...............................................................  $ 4,274,349   5,620,377    4,704,659
                                                                             -----------  ----------  -----------
                                                                             -----------  ----------  -----------

CONDENSED STATEMENT OF CASH FLOWS

Cash flows from operating activities:
  Net income...............................................................  $ 4,274,349   5,620,377    4,704,659
  Adjustments to reconcile net income to cash provided by operating activities:
    Equity in earnings of subsidiary.......................................   (3,565,441) (4,755,138)  (4,284,783)
    Amortization of premiums (discounts), net..............................        9,727     (21,328)      (6,590)
    Securities gains, net..................................................     (229,002)    (53,058)      (2,988)
    Provision for deferred income taxes....................................       (1,400)     (2,500)           0
    Earned employee stock ownership shares priced above original cost......      141,135      93,267       38,511
    Decrease in restricted stock awards....................................      231,048     116,700            0
    Decrease in unearned ESOP shares.......................................      397,630     409,730            0
    (Increase) decrease in accrued interest receivable.....................      (63,071)     76,510     (229,398)
    Increase (decrease) in accrued expenses and other liabilities..........      172,831     (81,860)     163,845
    Decrease (increase) in other assets....................................      143,321     (75,550)     (85,721)
    Other, net.............................................................        9,737           0            0
                                                                             -----------  ----------  -----------
      Net cash provided by operating activities............................    1,520,864   1,327,150      297,535
                                                                             -----------  ----------  -----------
Cash flows from investing activities:
  Proceeds from sales of securities available for sale.....................    5,412,430   8,523,675      377,987
  Principal collected on securities available for sale.....................    5,027,241   1,624,106    1,092,087
  Proceeds collected on maturity of securities available for sale..........    1,500,000   4,000,000            0
  Purchases of securities available for sale...............................   (5,449,176) (7,754,954) (23,847,489)
  Purchase of Security Finance Corporation stock...........................            0    (388,762)           0
  Investment in HMN Mortgage Services, Inc.................................     (250,000)          0            0
  Net increase in loans receivable from subsidiaries.......................   (7,334,000)          0            0
                                                                             -----------  ----------  -----------
      Net cash (used) provided by investing activities.....................   (1,093,505)  6,004,065  (22,377,415)
                                                                             -----------  ----------  -----------
Cash flows from financing activities:
  Increase in unearned ESOP shares.........................................            0           0   (5,745,880)
  Proceeds from sale of common stock.......................................            0           0   59,178,342
  Purchase of treasury stock...............................................  (14,002,254) (12,509,667)          0
  Stock options exercised..................................................       52,363           0            0
  Purchase of Bank stock...................................................            0           0  (29,596,000)
  Proceeds from dividends on Bank stock....................................   15,600,000   4,000,000    1,000,000
                                                                             -----------  ----------  -----------
      Net cash provided (used) by financing activities.....................    1,650,109  (8,509,667)  24,836,462
                                                                             -----------  ----------  -----------
      Increase (decrease) in cash and cash equivalents.....................    2,077,468  (1,178,452)   2,756,582
Cash and cash equivalents, beginning of period.............................    1,578,130   2,756,582            0
                                                                             -----------  ----------  -----------
Cash and cash equivalents, end of period...................................  $ 3,655,598   1,578,130    2,756,582
                                                                             -----------  ----------  -----------
                                                                             -----------  ----------  -----------
--------------------------------------------------------------------------------------------------------------------

Independent Auditors' Report
--------------------------------------------------------------------------------

KPMG Peat Marwick LLP
     4200 Norwest Center
     90 South Seventh Street
     Minneapolis, MN 55402


The Board of Directors
HMN Financial, Inc.
Spring Valley, Minnesota

We have audited the accompanying consolidated balance sheets of HMN
Financial, Inc. and subsidiaries (the Company) as of December 31, 1996 and 1995, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of HMN Financial, Inc. and subsidiaries at December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          /s/ KPMG Peat Marwick LLP

January 31, 1997

Other Financial Data
--------------------------------------------------------------------------------

The following table sets forth the maximum month-end balance and average balance of FHLB advances.

--------------------------------------------------------------------------------------------------------------------
                                                                                        Year Ended December 31,
                                                                                    --------------------------------
(DOLLARS IN THOUSANDS)                                                                 1996       1995       1994
--------------------------------------------------------------------------------------------------------------------
Maximum Balance:
  Federal Home Loan Bank advances.................................................  $  106,436     74,534     52,343
  Federal Home Loan Bank short-term borrowings and open line of credit............      64,429     42,429      7,329

Average Balance:
  Federal Home Loan Bank advances.................................................      89,656     65,069     40,121
  Federal Home Loan Bank short-term borrowings....................................      47,949     20,812      2,719
--------------------------------------------------------------------------------------------------------------------

The following table sets forth certain information as to the Bank's FHLB advances.

--------------------------------------------------------------------------------------------------------------------
                                                                                   December 31,
                                                    --------------------------------------------------------------------------
                                                              1996                     1995                     1994
                                                    ------------------------  -----------------------  -----------------------
                                                                  Weighted                 Weighted                 Weighted
                                                                  Average                  Average                  Average
(DOLLARS IN THOUSANDS)                                Amount        Rate       Amount        Rate       Amount        Rate
                                                    ----------  ------------  ---------  ------------  ---------  ------------
Federal Home Loan Bank short-term borrowings and
  open line of credit.............................  $   46,429        5.52%      33,429        6.05%       6,429        5.75%
Federal Home Loan Bank long-term advances.........      59,650        5.74       35,448        5.91       45,557        5.98
                                                    ----------         ---    ---------         ---    ---------         ---
  Total...........................................  $  106,079        5.64       68,877        5.98       51,986        5.95
                                                    ----------         ---    ---------         ---    ---------         ---
                                                    ----------         ---    ---------         ---    ---------         ---
--------------------------------------------------------------------------------------------------------------------

At December 31, 1996 there are $10,000,000 of long-term advances which could be called on a semi-annual basis starting in 1997.

Selected Quarterly Financial Data
--------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------
                                                       December 31,    September 30,     June 30,
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)              1996            1996            1996
----------------------------------------------------------------------------------------------------
Selected Operations Data (3 MONTHS ENDED)
Interest income......................................  $     10,111          10,014           9,944
Interest expense.....................................         6,174           6,191           5,949
                                                       -------------   -------------   -------------
  Net interest income................................         3,937           3,823           3,995
Provision for loan losses............................            75              75              75
                                                       -------------   -------------   -------------
  Net interest income after provision for loan
    losses...........................................         3,862           3,748           3,920
                                                       -------------   -------------   -------------
Noninterest income:
  Fees and service charges...........................           105              95              82
  Securities gains (losses), net.....................            68             192             268
  Gain on sale of loans..............................            22              10               1
  Other noninterest income...........................           129             115             134
                                                       -------------   -------------   -------------
    Total noninterest income.........................           324             412             485
                                                       -------------   -------------   -------------
Noninterest expense:
  Compensation and benefits..........................         1,211           1,176           1,099
  Occupancy..........................................           230             203             195
  Federal deposit insurance premiums.................           163             212             215
  SAIF assessment....................................             0           2,352               0
  Advertising........................................            79              77              79
  Data processing....................................           121             119             121
  Provision for real estate losses...................             2               0               0
  Other noninterest expense..........................           341             256             275
                                                       -------------   -------------   -------------
    Total noninterest expense........................         2,147           4,395           1,984
                                                       -------------   -------------   -------------
  Income before income tax expense...................         2,039            (235)          2,421
Income tax expense...................................           740             (90)            888
                                                       -------------   -------------   -------------
  Net income.........................................  $      1,299            (145)          1,533
                                                       -------------   -------------   -------------
                                                       -------------   -------------   -------------
Per common share:
  Net income.........................................  $       0.31           (0.03)           0.34
                                                       -------------   -------------   -------------
                                                       -------------   -------------   -------------
Financial Ratios:
Return on average assets(1)..........................          0.93%          (0.10)           1.13
Return on average equity(1)..........................          6.06           (0.67)           6.77
Average equity to average assets.....................         15.32           15.48           16.64
Net interest margin(1)(2)............................          2.86            2.77            2.98

(DOLLARS IN THOUSANDS)
----------------------------------------------------------------------------------------------------
Selected Financial Condition Data:
Total assets.........................................  $    554,732         565,385         554,979
Securities held for sale.............................             0               0               0
Securities available for sale:
  Mortgage-backed and related securities.............       133,355         135,191         148,706
  Other marketable securities........................        42,475          52,516          40,442
Securities held to maturity:
  Mortgage-backed and related securities.............         1,806           2,338          13,835
  Other marketable securities........................         1,000           1,000             999
Loans held for sale..................................           739               0               0
Loans receivable, net................................       349,022         343,736         331,650
Deposits.............................................       362,477         363,963         363,195
Federal Home Loan Bank advances......................       106,079         101,833         101,053
Stockholder's equity.................................        82,099          83,669          87,263
----------------------------------------------------------------------------------------------------
(1) Annualized.
(2) Net interest income divided by average interest-earning assets.

                                        46


----------------------------------------------------------------------------------------------------------------------------------
                                                         March 31,     December 31,    September 30,     June 30,        March 31,
                                                           1996            1995            1995            1995            1995
----------------------------------------------------------------------------------------------------------------------------------


Selected Operations Data (3 MONTHS ENDED)
Interest income......................................         9,795           9,779           9,805           9,636           9,108
Interest expense.....................................         5,880           5,904           5,873           5,657           5,121
                                                       -------------   -------------   -------------   -------------   -------------
  Net interest income................................         3,915           3,875           3,932           3,979           3,987
Provision for loan losses............................            75              75              75              75              75
                                                       -------------   -------------   -------------   -------------   -------------
  Net interest income after provision for loan
    losses...........................................         3,840           3,800           3,857           3,904           3,912
                                                       -------------   -------------   -------------   -------------   -------------
Noninterest income:
  Fees and service charges...........................            77              82              89              79              74
  Securities gains (losses), net.....................           501             280             148              (5)             (7)
  Gain on sale of loans..............................             6               3              22              77               0
  Other noninterest income...........................           117              56              33              30              37
                                                       -------------   -------------   -------------   -------------   -------------
    Total noninterest income.........................           701             421             292             181             104
                                                       -------------   -------------   -------------   -------------   -------------
Noninterest expense:
  Compensation and benefits..........................         1,106           1,114           1,108             978             960
  Occupancy..........................................           197             140             192             186             180
  Federal deposit insurance premiums.................           210             208             206             198             198
  SAIF assessment....................................             0               0               0               0               0
  Advertising........................................            73             100              74              67              71
  Data processing....................................           128             117             116             121             123
  Provision for real estate losses...................             0               9               0               0               0
  Other noninterest expense..........................           269             227             211             287             279
                                                       -------------   -------------   -------------   -------------   -------------
    Total noninterest expense........................         1,983           1,915           1,907           1,837           1,811
                                                       -------------   -------------   -------------   -------------   -------------
  Income before income tax expense...................         2,558           2,306           2,242           2,248           2,205
Income tax expense...................................           972             869             827             844             841
                                                       -------------   -------------   -------------   -------------   -------------
  Net income.........................................         1,586           1,437           1,415           1,404           1,364
                                                       -------------   -------------   -------------   -------------   -------------
                                                       -------------   -------------   -------------   -------------   -------------
Per common share:
  Net income.........................................          0.33            0.30            0.28            0.27            0.25
                                                       -------------   -------------   -------------   -------------   -------------
                                                       -------------   -------------   -------------   -------------   -------------
Financial Ratios:
Return on average assets(1)..........................          1.18            1.07            1.05            1.07            1.08
Return on average equity(1)..........................          6.91            6.18            5.87            5.82            5.58
Average equity to average assets.....................         17.09           17.38           17.93           18.37           19.34
Net interest margin(1)(2)............................          2.97            2.94            2.98            3.05            3.21

(DOLLARS IN THOUSANDS)
------------------------------------------------------------------------------------------------------------------------------------
Selected Financial Condition Data:
Total assets.........................................       542,012         537,949         529,599         536,742         507,741
Securities held for sale.............................             0               0               0               0               0
Securities available for sale:
  Mortgage-backed and related securities.............       163,273         158,416         139,885         154,154         151,407
  Other marketable securities........................        32,245          31,904          51,294          54,091          43,812
Securities held to maturity:
  Mortgage-backed and related securities.............        14,115          13,744          10,944           8,623           6,314
  Other marketable securities........................         3,227           3,228           4,652           7,653           7,659
Loans held for sale..................................             0               0               0               0               0
Loans receivable, net................................       307,658         314,851         301,866         287,644         278,261
Deposits.............................................       368,393         373,539         363,596         360,844         357,293
Federal Home Loan Bank advances......................        72,493          68,877          68,900          69,617          56,305
Stockholder's equity.................................        90,879          91,687          92,104          96,127          90,261
------------------------------------------------------------------------------------------------------------------------------------

(1) Annualized.
(2) Net interest income divided by average interest-earning assets.

Shareholder Information
-------------------------------------------------------------------------------

EXECUTIVE OFFICE                       ANNUAL MEETING
  HMN Financial, Inc.                     The annual meeting of shareholders
  101 North Broadway                       will be held on Tuesday, April 22,
  Spring Valley, MN 55975                  1997 at 10:00 a.m. (Central Time)
  (507) 346-7345                           at the
                                             Best Western Apache Hotel
                                             1517 16th St. S.W.
TRANSFER AGENT & REGISTRAR                   Rochester, MN 55902
   Inquiries regarding change of
   address, transfer requirements,     DIVIDENDS
   and lost certificates should be
   directed to the transfer agent.       No dividends were declared in 1996. For
      First National Bank of Boston       more information refer to Dividends on
      c/o Boston EquiServe                page 24
      PO Box 8040
      Boston, MA 02266-8040            FORM 10-K
      (617) 575-3170
                                         HMN Financial's Form 10-K is filed
INVESTOR INFORMATION                      with the Securities and Exchange
  HMN Financial, Inc.                     Commission and is available without
  Attn: Investor Relations                charge upon request from
  101 North Broadway                         HMN Financial, Inc.
  Spring Valley, MN 55975                    Attn: Investor Relations
  (507) 346-7345                             101 North Broadway
                                             Spring Valley, MN 55975
HMN FINANCIAL, INC. SHARES
  The Common Stock of HMN Financial,   INDEPENDENT AUDITORS
   Inc. is listed on the Nasdaq Stock
   Market                                KPMG Peat Marwick LLP
  Symbol: HMNF                           4200 Norwest Center
  Common shares outstanding 6,085,775,   90 South Seventh St.
   of which 1,651,615 are in treasury    Minneapolis, MN 55402-3900
   stock.
  Stockholders of record: 926*         LEGAL COUNSEL
  Estimated beneficial                   Faegre & Benson LLP
   stockholders: 1,500*                  2200 Norwest Center
  *As of December 31, 1996               90 South Seventh St.
                                         Minneapolis, MN 55402-3901

Directors and Officers
---------------------------------------------------------------------------------------
DIRECTORS                                                   EXECUTIVE OFFICERS

ROGER P. WEISE               IRMA R. RATHBUN                ROGER P. WEISE
Chairman of the Board        Director                       President and Chief
President and Chief          Retired Vice President          Executive Officer
 Executive Officer            of Home Federal Savings Bank
                                                            JAMES B. GARDNER
KEITH A. HAGEN               M.F. SCHUMANN                  Executive Vice President
Director                     Director                        and Chief Financial Officer
Retired President of         Retired Public Accountant
 Home Federal Savings Bank                                  DWAIN C. JORGENSEN
                             TIMOTHY R. GEISLER             Vice President and
JAMES B. GARDNER             Director                        Controller
Director                     Manager Corporate Tax Unit
Executive Vice President      Mayo Clinic, Rochester, MN    SUSAN K. KOLLING
 and Chief Financial Officer                                Senior Vice President

                                                            ROXANNE M. HELLICKSON
                                                            Vice President and
                                                             Corporate Secretary

                                                            TIMOTHY P. JOHNSON
                                                            Treasurer

Corporate Office
---------------------------------------------------------------------------------------

HMN Financial, Inc.
101 North Broadway
Spring Valley, MN 55975
(507) 346-7345

Branch Offices of Bank
---------------------------------------------------------------------------------------

ALBERT LEA                    ROCHESTER                     WINONA
143 West Clark St.            Crossroads Shopping Center    4th and Center
Albert Lea, MN 56007          Rochester, MN 55901           Winona, MN 55987
(507) 377-3330                (507) 289-4025                (507) 454-4912

AUSTIN                        1110 6th Street NW            EDEN PRAIRIE
201 Oakland Avenue West       Rochester, MN 55901           Mortgage Origination Office
Austin, MN 55912              (507) 285-1707                9973 Valley View Road
(507) 433-2355                                              Eden Prairie, MN 55344
                              SPRING VALLEY
LACRESCENT                    101 North Broadway
208 South Walnut              Spring Valley, MN 55975
LaCrescent, MN 55947          (507) 346-7345
(507) 895-4090
