Form 10-K405, Exhibit 13
period 1997-03-31
HMN FINANCIAL INC
filed 1998-03-31
CIK 921183

FIVE-YEAR CONSOLIDATED FINANCIAL HIGHLIGHTS



SELECTED OPERATIONS DATA:(1)
                                                                               YEAR ENDED DECEMBER 31,
                                                                   --------------------------------------------------
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)                        1997       1996      1995      1994      1993
---------------------------------------------------------------------------------------------------------------------
Total interest income.......................................       $ 41,090    39,864    38,328    32,277    32,427
Total interest expense......................................         25,643    24,194    22,555    18,067    18,399
                                                                    -------    ------    ------    ------    ------
   Net interest income......................................         15,447    15,670    15,773    14,210    14,028
Provision for loan losses...................................            300       300       300       410       660
                                                                    -------    ------    ------    ------    ------
   Net interest income after provision for loan losses......         15,147    15,370    15,473    13,800    13,368
                                                                    -------    ------    ------    ------    ------
Fees and service charges....................................            487       359       325       311       305
Securities gains, net.......................................          1,250     1,030       416        65     1,180
Gain on sales of loans......................................            469        39       102         3         0
Other non-interest income...................................            516       495       155       216       152
                                                                    -------    ------    ------    ------    ------
   Total non-interest income................................          2,722     1,923       998       595     1,637
SAIF assessment.............................................              0     2,352         0         0         0
Other non-interest expense..................................          9,022     8,157     7,470     6,574     5,976
                                                                    -------    ------    ------    ------    ------
   Total non-interest expense...............................          9,022    10,509     7,470     6,574     5,976
Income tax expense..........................................          3,268     2,510     3,381     3,116     3,799
                                                                    -------    ------    ------    ------    ------
   Net income...............................................       $  5,579     4,274     5,620     4,705     5,230
                                                                    -------    ------    ------    ------    ------
                                                                    -------    ------    ------    ------    ------
Earnings per share:
   Basic....................................................       $   1.51      0.99      1.10
   Diluted..................................................           1.41      0.96      1.09
   Basic and diluted (1994: June 29 through
     December 31)...........................................                                         0.48       N/A
   Pro forma basic and diluted
     (January 1 through December 31)........................                                         0.86       N/A

SELECTED FINANCIAL CONDITION DATA:(1)
                                                                                     DECEMBER 31,
                                                                  ---------------------------------------------------
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)                        1997      1996      1995      1994      1993
---------------------------------------------------------------------------------------------------------------------
Total assets................................................       $691,232   554,732   537,949   494,868   430,782
Securities held for sale....................................              0         0         0         0     7,598
Securities available for sale...............................        205,859   175,830   190,320   183,512    71,868
Securities held to maturity.................................              0     2,806    16,972    12,678    85,672
Loans held for sale ........................................          2,287       739         0         0         0
Loans receivable, net.......................................        442,069   349,022   314,851   271,000   246,446
Deposits....................................................        467,348   362,477   373,539   350,575   353,581
Federal Home Loan Bank advances.............................        127,650   106,079    68,877    51,986    33,964
Stockholders' equity........................................         84,470    82,099    91,687    89,047    40,046

Book value per share........................................          20.38     18.52     17.29     14.63       N/A
Tangible book value per share...............................          18.92     18.52     17.29     14.63       N/A

Number of full service offices..............................             10         7         7         7         7
Number of mortgage origination offices......................              2         1         0         0         0

Key Ratios(2)
Stockholders' equity to total assets at year end............          12.22%    14.80%    17.04%    17.99%     9.30%
Average stockholders' equity to average assets..............          14.36     16.12     18.24     14.57      8.82
Return on stockholders' equity
   (ratio of net income to average equity)..................           6.84      4.82      5.86      6.86     13.79
Return on assets
   (ratio of net income to average assets)..................           0.98      0.78      1.07      1.00      1.22
---------------------------------------------------------------------------------------------------------------------

(1) HMN Financial, Inc. (HMN) completed a public stock offering on June 29, 1994, which generated net proceeds of $59.2 million. HMN purchased all of the stock of Home Federal Savings Bank (the Bank) with a portion of the conversion proceeds. The information represents the financial condition and the results of operations for the consolidated HMN for 1997, 1996, 1995 and 1994 and Bank only information for 1993.

(2) Average balances were calculated based upon amortized cost without the market value impact of SFAS 115.
N/A Not applicable because the bank was not a publicly held corporation.

On December 5, 1997 HMN acquired Marshalltown Financial Corporation, refer to
Note 2 of the Notes to Consolidated Financial Statements for details on the acquisition.
--------------------------------------------------------------------------------


                                                     HMN FINANCIAL, INC.    11

MANAGEMENT'S DISCUSSION AND ANALYSIS


FINANCIAL REVIEW

The financial review presents management's discussion and analysis of the consolidated financial condition and results of operations of HMN Financial, Inc. and subsidiaries (HMN). This review should be read in conjunction with the consolidated financial statements and other financial data beginning on page 27.

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


RESULTS OF OPERATIONS

Net income for the year ended December 31, 1997 was $5.6 million, an increase of $1.3 million, or 31%, from $4.3 million for the year ended December 31, 1996. Basic earnings per share was $1.51 for the year ended December 31, 1997, an increase of $0.52 per share, or 53%, from $0.99 basic earnings per share for December 31, 1996. Diluted earnings per share was $1.41 for the year ended December 31, 1997, an increase of $0.45 per share, or 47%, from $0.96 diluted earnings per share for the year ended in 1996. In September of 1996, Congress enacted the Savings Association Insurance Fund (SAIF) legislation which assessed a one time charge against all SAIF insured institutions in order to recapitalize the fund. The Bank was assessed $2.35 million which was charged directly to earnings and reduced after tax earnings by $1.46 million. The assessment reduced basic earnings per share and diluted earnings per share for the year ended 1996 by $0.34 and $0.33, respectively.

     Net income for the year ended December 31, 1996 was $4.3 million, a decrease of $1.3 million, or 24%, from $5.6 million for the year ended December 31, 1995. Basic earnings per share was $0.99 for the year ended December 31, 1996, a decrease of $0.11 per share from basic earnings per share of $1.10 for the year ended December 31, 1995. Diluted earnings per share was $0.96 for the year ended December 31, 1996, a decrease of $0.13 per share from $1.09 for the year ended in 1995. The SAIF assessment of $2.35 million was the primary reason for the decline in net income from 1995 to 1996. Other changes noted were net interest income decreased by $103,000, non-interest income increased by $924,000 due to security gains and other non-recurring income, and was partially offset by increased non-interest expenses of $687,000 related to compensation and benefit expenses, occupancy costs and other costs.

     Return on average assets was 0.98%, 0.78% and 1.07% for 1997, 1996 and 1995, respectively. The return on average assets for 1996, excluding the SAIF assessment, was 1.04%. Return on average equity was 6.84%, 4.82% and 5.86%, for 1997, 1996 and 1995, respectively.


NET INTEREST INCOME

HMN's net income is dependent primarily on its net interest income, which is the difference between interest earned on securities, loans and other interest-earning assets (interest income) and interest paid respectively on deposits and Federal Home Loan Bank advances (interest expense). Net interest margin is calculated by dividing net interest income by the average interest-earning assets. The arithmetic difference between the yield on interest-earning assets and the cost of interest-bearing liabilities expressed as a percentage is referred to as the net interest rate spread.

     The following table presents the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. Non-accruing loans have been included in the table as loans carrying a zero yield.

                                                                     Year Ended December 31,
                                        ----------------------------------------------------------------------------
                                                          1997                                   1996
                                        -------------------------------------   ------------------------------------
                                           Average      Interest                  Average      Interest
                                         Outstanding     Earned/       Yield/   Outstanding     Earned/      Yield/
(DOLLARS IN THOUSANDS)                     Balance        Paid          Rate      Balance        Paid         Rate
--------------------------------------------------------------------------------------------------------------------
Interest-earning assets:
Securities available for sale:
 Mortgage-backed and
   related securities...................    $121,805       8,256        6.78%      $148,400      10,027        6.76%
 Other marketable securities(1).........      61,977       3,699        5.97         40,549       2,425        5.98
Securities held to maturity:
 Mortgage-backed and
   related securities...................         379          33        8.82         10,160         765        7.53
 Other marketable securities............         167          10        6.00          1,861         104        5.61
Loans held for sale.....................       2,426         175        7.22            107           8        7.61
Loans receivable, net(2)................     355,657      28,154        7.92        324,851      25,713        7.92
Federal Home Loan Bank stock............       6,007         421        7.00          4,671         328        7.01
Other interest-earning assets
 including cash equivalents.............       8,413         342        4.07         11,039         494        4.48
                                            --------      ------                   --------      ------
Total interest-earning assets...........    $556,831      41,090        7.38       $541,638      39,864        7.36
                                            --------      ------        ----       --------      ------        ----
                                            --------      ------                   --------      ------
Interest-bearing liabilities:
Noninterest checking....................     $ 2,626           0        0.00%        $2,016           0        0.00%
NOW accounts............................      17,306         257        1.49         16,051         323        2.01
Passbooks...............................      29,893         763        2.55         30,295         760        2.51
Money market accounts...................      16,879         490        2.90         17,724         501        2.83
Certificate accounts....................     303,926      17,546        5.77        299,903      17,366        5.79
Federal Home Loan
 Bank advances..........................     112,500       6,587        5.85         89,656       5,244        5.85
                                            --------      ------                   --------      ------
Total interest-bearing liabilities......    $483,130      25,643        5.31       $455,645      24,194        5.31
                                            --------      ------        ----       --------      ------        ----
                                            --------      ------                   --------      ------
Net interest income.....................                  15,447                                 15,670
                                                          ------                                 ------
                                                          ------                                 ------
Net interest rate spread................                                2.07%                                  2.05%
                                                                        ----                                   ----
                                                                        ----                                   ----
Net earning assets......................    $ 73,701                               $ 85,993
                                            --------                               --------
                                            --------                               --------
Net interest margin.....................                                2.77%                                  2.89%
                                                                        ----                                   ----
                                                                        ----                                   ----
Average interest-earning assets to
 average interest-bearing
 liabilities............................                  115.25%                                118.87%
                                                          ------                                 ------
                                                          ------                                 ------
                                                  Year Ended December 31,
                                         --------------------------------------
                                                            1995
                                         --------------------------------------
                                             Average     Interest
                                          Outstanding     Earned/       Yield/
(DOLLARS IN THOUSANDS)                       Balance       Paid          Rate
-------------------------------------------------------------------------------
Interest-earning assets:
Securities available for sale:
 Mortgage-backed and
   related securities...................     $153,150      10,294        6.72%
 Other marketable securities(1).........       47,289       2,858        6.04
Securities held to maturity:
 Mortgage-backed and
   related securities...................        9,242         746        8.07
 Other marketable securities............        6,145         390        6.34
Loans held for sale.....................            0           0        0.00
Loans receivable, net(2)................      290,243      23,375        8.05
Federal Home Loan Bank stock............        3,485         253        7.25
Other interest-earning assets
 including cash equivalents.............        8,611         412        4.78
                                             --------      ------
Total interest-earning assets...........     $518,165      38,328        7.40
                                             --------      ------        ----
                                             --------      ------
Interest-bearing liabilities:
Noninterest checking....................       $1,735           0        0.00%
NOW accounts............................       14,361         311        2.17
Passbooks...............................       30,378         759        2.50
Money market accounts...................       19,499         548        2.81
Certificate accounts....................      293,844      16,961        5.77
Federal Home Loan
 Bank advances..........................       65,069       3,976        6.11
                                             --------      ------
Total interest-bearing liabilities......     $424,886      22,555        5.31
                                             --------      ------        ----
                                             --------      ------
Net interest income.....................                   15,773
                                                           ------
                                                           ------
Net interest rate spread................                                 2.09%
                                                                         ----
                                                                         ----
Net earning assets......................     $ 93,279
                                             --------
                                             --------
Net interest margin.....................                                 3.04%
                                                                         ----
                                                                         ----
Average interest-earning assets to
 average interest-bearing
 liabilities............................                   121.95%
                                                           ------
                                                           ------

(1) Tax exempt income was not significant; therefore, the yield was not presented on a tax equivalent basis. The tax exempt income was $9,400 for 1997 and $87,474 in 1995. There was no tax exempt income earned in 1996.

(2) Calculated net of deferred loan fees, loan discounts, loans in process and loss reserve.
--------------------------------------------------------------------------------


                                                      HMN FINANCIAL, INC.   13

MANAGEMENT'S DISCUSSION AND ANALYSIS


     Net interest income for the year ended December 31, 1997 was $15.4 million, a decrease of $223,000, or 1.4%, from $15.7 million for the same year ended in 1996. Interest income for the year ended December 31, 1997 was $41.1 million, an increase of $1.2 million, or 3.1%, compared to $39.9 million for the year ended in 1996. The increased interest income was primarily due to increased loan purchases, originations and, to a minor extent, loans added as a result of the acquisition of Marshalltown Financial Corporation (MFC)(1). Average outstanding loans receivable for 1997 increased by $30.8 million over average outstanding loans receivable for 1996. HMN has been increasing its investment in loans in order to increase interest income. Interest income earned on the security portfolio decreased by $1.3 million primarily because securities were sold or matured and the proceeds were reinvested into loans or other assets. The average outstanding securities portfolio decreased by $16.7 million from $201.0 million at December 31, 1996 to $184.3 million at December 31, 1997. Interest expense for the year ended December 31, 1997 was $25.6 million, an increase of $1.4 million, or 6.0%, from $24.2 million for the year ended December 31, 1996. Interest expense increased during 1997 due to additional advances from the FHLB which were used to fund loan purchases and the purchase of MFC. The increase in interest expense totally offset the increase in interest income and therefore caused net interest income for the year ended December 31, 1997 to decline by $223,000 from the year ended December 31, 1996.

     Net interest income for 1996 was $15.7 million, a decrease of $103,000, or 0.7%, from $15.8 million for 1995. Interest income for 1996 was $39.9 million, an increase of $1.5 million, or 4.0%, compared to $38.3 million for 1995. The average interest-earning assets for 1996 were $23.5 million higher than average interest-earning assets for 1995. The increase in average interest-earning assets caused HMN to earn additional interest income of $2.0 million which was partially offset by a decrease in interest income of $483,000 due to a decrease in the yield earned on interest-earning assets. During 1996 HMN decreased its weighted average securities portfolio by $14.9 million in order to increase its loan portfolio. HMN purchased $55.8 million of single-family residential loans with a weighted average interest rate of 6.96%. It originated $56.8 million of mortgage and consumer loans with a weighted average rate of 8.18%. The net impact of the loan purchases and originations on the loan portfolio after taking into account total loan payments and payoffs was a $34.7 million increase in the average outstanding loan portfolio for 1996 compared to 1995. The combined weighted average interest rate for purchased and originated loans was 7.58% which lowered the yield on the existing loan portfolio during 1996. Included in the loans purchased during 1996 were $34.2 million of adjustable rate loans with a weighted average interest rate of 6.56%. Interest rates in general were lower during 1996 compared to 1995, therefore new loan originations and purchases had lower interest rates during 1996 compared to 1995, which caused the yield on interest-earning assets to decline during 1996. Interest expense for 1996 was $24.2 million, an increase of $1.6 million, or 7.3%, compared to $22.6 million for 1995. Interest expense increased $1.7 million due to a $30.8 million increase in the average outstanding interest-bearing liabilities and was partially offset by a $121,000 decrease in interest expense due to lower interest rates. During 1996 HMN had to pay higher interest rates in order to maintain its certificate accounts, therefore interest expense on certificate accounts increased despite the fact that interest rates during 1996 were generally lower than interest rates were during 1995. Average outstanding FHLB advances increased by $24.6 million during 1996 primarily due to the purchase of additional interest-earning assets and the stock repurchase program. The increased average FHLB advances caused interest expense during 1996 to increase by $1.3 million over the interest expense recognized during 1995. HMN's average net earning assets were $86.0 million at December 31, 1996, a decrease of $7.3 million, or 7.8%, compared to $93.3 million for December 31, 1995. The decrease in net interest-earning assets was primarily due to HMN's stock repurchase program. Stock repurchases temporarily reduced interest-earning assets when investments were sold to repurchase HMN's stock. Other replacement interest-earning assets were purchased later by borrowing funds from the FHLB.

     Net interest margin was 2.77%, 2.89% and 3.04% for the years ended December 31, 1997, 1996 and 1995, respectively. Average net earning assets were $73,701, $85,993 and $93,279 for the years ended December 31, 1997, 1996 and 1995. During 1995 HMN began purchasing its own common stock in the open market. During 1997, 1996 and 1995 it paid $6.0 million, $14.4 million and $12.5 million, respectively to purchase its own common stock in the open market. During 1996 and throughout 1997 HMN has been increasing its investment in assets which were not interest-earning assets. The income on these assets is included in non-interest income. The impact of the stock repurchase program, when coupled with purchasing investments which are not interest-earning assets, caused HMN's net interest-earning assets to decline, which in turn caused net interest margin to decline.


(1) Refer to Note 2 of the Notes to Consolidated Financial Statements for more information on the MFC acquisition.

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


                                                                     Year Ended December 31,
                                          -----------------------------------------------------------------------
                                                       1996 vs. 1997                       1995 vs. 1996
                                          -----------------------------------------------------------------------
                                                    Increase (Decrease)                 Increase (Decrease)
                                                          Due to                              Due To
                                          ----------------------------------   ----------------------------------
                                                                     Total                               Total
                                                                   Increase                             Increase
(DOLLARS IN THOUSANDS)                    Volume(1)      Rate(2)  (Decrease)   Volume(1)     Rate(2)   (Decrease)
-----------------------------------------------------------------------------------------------------------------
Interest-earning assets:
 Securities available for sale:
   Mortgage-backed and related securities  $(1,817)         46      (1,771)       (323)         56        (267)
   Other marketable securities..........     1,286         (12)      1,274        (403)        (30)       (433)
 Securities held to maturity:
   Mortgage-backed and related securities     (890)        158        (732)         59         (40)         19
   Other marketable securities..........      (102)          8         (94)       (244)        (42)       (286)
   Loans held for sale, net.............       167           0         167           8           0           8
 Loans receivable, net..................     2,439           2       2,441       2,732        (394)      2,338
 Federal Home Loan Bank stock...........        93           0          93          83          (8)         75
 Other including cash equivalents.......      (110)        (42)       (152)        107         (25)         82
                                           -------        -----    -------       -----        -----     ------
   Total interest-earning assets........   $ 1,066         160       1,226       2,019        (483)      1,536
                                           -------        -----    -------       -----        -----     ------
                                           -------        -----    -------       -----        -----     ------
Interest-bearing liabilities:
 Noninterest checking...................   $     0           0           0           0           0           0
 NOW accounts...........................        28         (94)        (66)         30         (18)         12
 Passbooks..............................       (10)         13           3          (2)          3           1
 Money market accounts..................       (26)         15         (11)        (50)          3         (47)
 Certificates...........................       232         (52)        180         351          54         405
 Federal Home Loan Bank advances........     1,337           6       1,343       1,431        (163)      1,268
                                           -------        -----    -------       -----        -----     ------
   Total interest-bearing liabilities...   $ 1,561        (112)      1,449       1,760        (121)      1,639
                                           -------        -----    -------       -----        -----     ------
                                           -------        -----    -------       -----        -----     ------
Net interest income.....................                           $15,447                              15,670
                                                                   -------                              ------
                                                                   -------                              ------

(1) For purposes of this table, changes attributable to both rate and volume which cannot be segregated, have been allocated proportionately to the change due to volume and the change due to rate.

--------------------------------------------------------------------------------

     The following table sets forth the weighted average yields on HMN's interest-earning assets, the weighted average interest rates on interest-bearing liabilities and the interest rate spread between the weighted average yields and rates as of the date indicated. Non-accruing loans have been included in the table as loans carrying a zero yield.



---------------------------------------------------------------------------------------------------------------
                                      AT DECEMBER 31, 1997
---------------------------------------------------------------------------------------------------------------
Weighted average yield on:                             Weighted average rate on:
   Securities available for sale:                         Non-interest checking.....................      0.00%
      Mortgage-backed and related                         NOW accounts..............................      1.50
         securities.......................    6.50%       Passbooks.................................      2.62
      Other marketable securities.........    6.09        Money market accounts.....................      3.34
   Loans held for sale....................    7.67        Certificates..............................      5.82
   Loans receivable, net................      7.73        Federal Home Loan Bank advances...........      5.80
   Federal Home Loan Bank stock...........    7.00        Combined weighted average rate on
   Other interest-earning assets..........    4.68           interest-bearing liabilities...........      5.29
   Combined weighted average yield on                     Interest rate spread......................      1.98%
      interest-earning assets.............    7.27
---------------------------------------------------------------------------------------------------------------


                                                     HMN FINANCIAL, INC.    15

MANAGEMENT'S DISCUSSION AND ANALYSIS


PROVISION FOR LOSSES ON LOANS

The provision for losses on loans is the result of management's evaluation of the loan portfolio including its evaluation of national and regional economic indicators (including the possibility at each year end that there would be an increase in general interest rates), such as national and regional unemployment data, single family loan delinquencies as reported separately by the Federal National Mortgage Association (FNMA) and the Federal Home Loan Bank Mortgage Corporation (FHLMC), local single family construction permits and local economic growth rates and the current regulatory and general economic environment. HMN will continue to monitor and modify its allowance for losses as these conditions dictate. Although HMN maintains its allowance for losses at a level it considers adequate to provide for probable losses, there can be no assurance that such losses will not exceed the estimated amount or that additional provisions for loan losses will not be required in future periods.

     The provision for losses on loans for 1997 and 1996 was $300,000 for each year. The provision for losses on loans for 1995 was $300,000, a decrease of $110,000, from $410,000 for 1994. Based upon management's evaluation of the loan portfolio and its understanding of the economic conditions in the areas where it has a concentration of loans, a provision of $300,000 was deemed adequate for each of the years in the three year period ended December 31, 1997. HMN incurred $22,700 of loan charge-offs during 1997 and it also recovered $7,825 on loans previously charged-off. The loan charge-offs were not significant for 1997 and general economic conditions in the markets served by HMN did not cause management to determine that a change in the provision was required. HMN incurred $150,000 of loan charge-offs during 1996 which were primarily related to two loans which were not single-family residential loans. The charge-offs were not deemed to be indicative of a trend that would call for a higher loan loss provision. For information on the allowance for loan losses refer to Note 6 of the Notes to Consolidated Financial Statements.


NON-INTEREST INCOME

Non-interest income was $2.7 million for 1997, an increase of $800,000, or 41.5% compared to $1.9 million for 1996 and $998,000 for 1995. The following table presents certain components of non-interest income:


---------------------------------------------------------------------------------------------
                                                                              Percentage
                                              Year Ended December 31,     Increase (Decrease)
                                            -------------------------------------------------
(DOLLARS IN THOUSANDS)                       1997      1996       1995   1997/1996  1996/1995
---------------------------------------------------------------------------------------------
Fees and service charges................    $  487       359       325      35.7%     10.5%
Securities gains, net...................     1,250     1,030       416      21.4     147.6
Gain on sales of loans..................       469        39       102   1,102.6     (61.8)
Other non-interest income...............       516       495       155       4.2     219.4
                                            ------     -----       ---
   Total non-interest income............    $2,722     1,923       998      41.5      92.7
                                            ------     -----       ---
                                            ------     -----       ---
---------------------------------------------------------------------------------------------

   Fees and service charges earned for the year ended December 31, 1997 increased by $128,000 over the amount earned in 1996 due to an increase in fees earned on loan servicing activities and increased fees on deposit accounts. The $34,000 increase in fees and service charges for the year ended December 31, 1996 over the amount earned in 1995 was also related to increased fees on deposit accounts.

     The ability to realize gains on the sale of securities is dependent on the type of securities in the securities portfolio and upon changes in the general interest rate environment. During 1997 and 1996 economic conditions existed which allowed HMN to sell securities at a net gain of $1.25 million and $1.0 million, respectively. The proceeds from the securities sold during 1997 were invested in the loan portfolio, used to acquire MFC, invested in other assets or reinvested in securities. During 1995 economic conditions did not warrant the sale of securities to the same extent as were sold in 1996 or 1997.

   During 1997, HMN became more active in the mortgage banking business and recognized $469,000 profit from the sale of $46.5 million of primarily single family mortgage loans. During 1996, HMN received $1.7 million in proceeds from the sale of primarily 30 year fixed rate loans and recognized a $39,000 gain. During 1995 HMN sold $2.4 million of fixed rate 30 year loans and $1.8 million of student loans at a gain of $102,000. Periodically HMN evaluates its loan portfolio and sells loans that do not meet its long-term asset/liability goals.

   The net $21,000 increase in other non-interest income recognized in 1997 compared to 1996 represents fees and commissions earned on financial planning services and income earned on equity investments in limited partnerships. The $340,000 increase in other non-interest income recognized in 1996 compared to 1995 represents a $169,000 increase in commissions earned on the sale of uninsured products, a $71,000 gain on the sale of an equity interest in a data processing center, and $100,000 of other non-recurring income.

NON-INTEREST EXPENSE

Non-interest expense for the year ended December 31, 1997 was $9.0 million, a decrease of $1.5 million, or 14.1%, from $10.5 million for the year ended in 1996 and $7.5 million for 1995. The following table presents the components of non-interest expense:


-------------------------------------------------------------------------------------------------
                                                                                 Percentage
                                               Year Ended December 31,       Increase (Decrease)
                                            -----------------------------------------------------
(DOLLARS IN THOUSANDS)                        1997      1996      1995     1997/1996    1996/1995
-------------------------------------------------------------------------------------------------
Compensation and benefits...............    $5,590     4,591     4,160        21.8%        10.4%
Occupancy...............................       983       826       698        19.0         18.3
Federal deposit insurance premiums......       238       800       811       (70.3)        (1.4)
SAIF assessment.........................         0     2,352         0      (100.0)         N/A
Advertising.............................       316       308       312         2.6         (1.3)
Data processing.........................       509       489       476         4.1          2.7
Provision for real estate losses........        18         2         9       800.0        (77.8)
Other...................................     1,368     1,141     1,004        19.9         13.6
                                            ------    ------     -----
   Total non-interest expense...........    $9,022    10,509     7,470       (14.1)        40.7
                                            ------    ------     -----
                                            ------    ------     -----
-------------------------------------------------------------------------------------------------


   The $1.5 million decrease in non-interest expense from 1996 to 1997 was due to the one time SAIF assessment of $2.35 million not repeating itself in 1997. As a result of the SAIF assessment recapitalizing the SAIF, the FDIC insurance premium expense decreased by $561,000 from 1996 to 1997. The decrease in non-interest expense was partially offset by a $999,000 increase in compensation and benefits, an increase in occupancy of $158,000 and an increase in other expense of $227,000. Compensation and benefits expense increased as a result of adding new employees in mortgage banking activities, the purchase of MFC and normal merit and salary increases to existing employees. Occupancy increased for the year ended December 31, 1997 compared to 1996 because of the purchase of MFC and depreciation resulting from continued remodeling and updating of offices for new technological advances.

   Non-interest expense was $10.5 million for 1996, an increase of $3.0 million, or 40.7%, from $7.5 million for 1995. The majority of the increase is the result of a $2.35 million SAIF assessment made during the third quarter of 1996. Compensation and benefit expense increased by $431,000, or 10.4%, and was the result of adding new employees, normal merit and salary increases, a full year's impact of stock awards granted under the Recognition and Retention Plan granted in June of 1995 and the increased expense of the employee stock option plan related to recognizing benefit expense based upon the fair value of the shares being awarded in the plan. Occupancy expense for 1996 increased by $128,000, or 18.3%, partly due to building improvements made during 1995 being depreciated for a full year in 1996 and partly due to HMN opening a mortgage banking office in Eden Prairie, Minnesota during the fourth quarter of 1996. Other expense increased by $137,000, or 13.6% from 1995 to 1996. The increase is the result of professional fees and other non-recurring expenses recognized during 1996.


INCOME TAXES

HMN recorded income tax expense of $3.3 million in 1997, compared to $2.5 million and $3.4 million for 1996 and 1995, respectively. The increase in income tax expense from 1996 to 1997 and the decrease from 1995 to 1996 is primarily the result of changes in taxable income between the years. For more information on income taxes refer to Note 12 of the Notes to Consolidated Financial Statements.


FINANCIAL CONDITION
LOANS RECEIVABLE, NET

The table on the following page, sets forth the information on HMN's loan portfolio in dollar amounts and in percentages (before deductions for loans in process, deferred fees and discounts and allowances for losses) as of the dates indicated.


                                                     HMN FINANCIAL, INC.    17

MANAGEMENT'S DISCUSSION AND ANALYSIS



---------------------------------------------------------------------------------------------------------------------------------
                                                                          December 31,
                                -------------------------------------------------------------------------------------------------
                                       1997                1996               1995                1994                1993
                                -----------------   -----------------   -----------------   -----------------   -----------------
(DOLLARS IN THOUSANDS)           Amount    Percent   Amount    Percent   Amount    Percent   Amount    Percent   Amount    Percent
---------------------------------------------------------------------------------------------------------------------------------
REAL ESTATE LOANS:
  One-to-four family........    $395,668     87.58% $321,340     90.19% $292,497     90.62% $252,943     91.14% $233,009     92.18%
  Multi-family..............       2,717      0.60       280      0.08       361      0.11       311      0.11       349      0.14
  Commercial................      10,572      2.34     7,918      2.22     8,744      2.71     8,316      3.00     4,559      1.80
  Construction or
    development ............       5,725      1.27     3,474      0.98     5,082      1.58     2,799      1.01     3,309      1.31
                                --------    ------  --------    ------  --------    ------  --------    ------  --------    ------
      Total real estate.....     414,682     91.79   333,012     93.47   306,684     95.02   264,369     95.26   241,226     95.43
                                --------    ------  --------    ------  --------    ------  --------    ------  --------    ------
OTHER LOANS:
  Consumer Loans:
    Savings account.........       1,362      0.30       938      0.26     1,210      0.37       648      0.23       872      0.34
    Education...............         123      0.03       467      0.13       342      0.11     2,007      0.72     1,819      0.72
    Automobile..............       2,438      0.54       566      0.16       671      0.21       520      0.19       681      0.27
    Home equity line........      19,490      4.31    11,881      3.33     3,509      1.09         0      0.00         0      0.00
    Home equity.............       7,176      1.59     5,927      1.67     7,997      2.47     7,716      2.78     5,604      2.22
    Home
      improvement...........         652      0.14       585      0.16       785      0.24       870      0.31       912      0.36
    Other...................         624      0.14       568      0.16       545      0.17       502      0.19       586      0.23
                                --------    ------  --------    ------  --------    ------  --------    ------  --------    ------
      Total consumer loans .      31,865      7.05    20,932      5.87    15,059      4.66    12,263      4.42    10,474      4.14
  Commercial business
    loans...................       5,226      1.16     2,344      0.66     1,018      0.32       897      0.32     1,089      0.43
                                --------    ------  --------    ------  --------    ------  --------    ------  --------    ------
      Total other loans.....      37,091      8.21    23,276      6.53    16,077      4.98    13,160      4.74    11,563      4.57
                                --------    ------  --------    ------  --------    ------  --------    ------  --------    ------
      Total loans...........     451,773    100.00%  356,288    100.00%  322,761    100.00%  277,529    100.00%  252,789    100.00%
                                            ------              ------              ------              ------              ------
                                            ------              ------              ------              ------              ------
LESS:
  Loans in process..........       4,562               2,814               3,531               2,327               2,333
  Unamortized
    discounts...............         547                 417                 289                 162                  14
  Net deferred
    loan fees...............       1,847               1,695               1,899               2,147               2,507
  Allowance
    for losses..............       2,748               2,340               2,191               1,893               1,489
                                --------            --------            --------            --------            --------
      Total loans
      receivable, net.......    $442,069            $349,022            $314,851            $271,000            $246,446
                                --------            --------            --------            --------            --------
                                --------            --------            --------            --------            --------
---------------------------------------------------------------------------------------------------------------------------------



     One-to-four family real estate loans were $395.7 million at December 31, 1997, an increase of $74.4 million, or 23.1%, compared to $321.3 million at December 31, 1996. During 1997 HMN had the following one-to-four family real estate loan activity: originated $34.0 million, purchased $67.2 million, securitized $16.6 million, acquired from MFC $63.3 million, sold $9.0 million and received principal repayments of $64.5 million.

     One-to-four family real estate loans were $321.3 million at December 31, 1996, an increase of $28.8 million, or 9.8%, compared to $292.5 million at December 31, 1995. During 1996 HMN had the following one-to-four family real estate loan activity: originated $32.5 million, purchased $55.8 million, securitized $15.4 million, sold $2.3 million and received principal repayments of $41.8 million.

     One-to-four family real estate loans increased $39.6 million to $292.5 million at December 31, 1995 from $252.9 million at December 31, 1994. During 1995 HMN had the following one-to-four family real estate loan activity: originated $25.7 million, purchased $47.1 million, sold $2.4 million and received principal repayments of $30.8 million.

     One-to-four family real estate loans increased $19.9 million to $252.9 million at December 31, 1994 from $233 million at December 31, 1993. During 1994 HMN originated $31.9 million, purchased $17.2 million and received principal repayments of $29.2 million.

     Home equity line loans were $19.5 million at December 31, 1997, an increase of $7.6 million, or 64.0%, compared to $11.9 million at December 31, 1996 and $3.5 million at December 31, 1995. During the second half of 1995 the Bank introduced these revolving home equity lines of credit which loan up to 90% of the equity in a home to the borrower. The interest rate has always been competitive and the customers have liked the convenient features of the program. HMN has focused its marketing efforts on its customers to promote the home equity line of credit.

     HMN purchases commercial business loans and commercial real estate loans primarily from third party originators in the form of participation interests. The increase in commercial real estate loans and commercial business loans in the table above is primarily due to the purchase of participation interests or loans acquired in 1997 in connection with the acquisition of MFC.

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

     The allowance for loan losses was $2.7 million, or 0.62%, of total loans at December 31, 1997, compared to $2.3 million, or 0.66% of total loans at December 31, 1996, and $2.2 million, or 0.68% of total loans at December 31, 1995. The following table reflects the activity in the allowance for loan losses and selected statistics:


---------------------------------------------------------------------------------------------------------------------------
                                                                                         December 31,
                                                                    -------------------------------------------------------
(DOLLARS IN THOUSANDS)                                               1997        1996        1995        1994         1993
---------------------------------------------------------------------------------------------------------------------------
Balance at the beginning of year..............................      $2,341       2,191       1,893       1,489         831
  MFC allowance for loan losses acquired......................         122           0           0           0           0
  Provision for losses........................................         300         300         300         410         660
  Charge-offs.................................................         (23)       (150)         (2)         (6)         (2)
  Recoveries..................................................           8           0           0           0           0
                                                                    ------       -----       -----       -----       -----
    Net charge-offs...........................................         (15)       (150)         (2)         (6)         (2)
                                                                    ------       -----       -----       -----       -----
Balance at end of year........................................      $2,748       2,341       2,191       1,893       1,489
                                                                    ------       -----       -----       -----       -----
                                                                    ------       -----       -----       -----       -----
Year end allowance for loan losses as a percent of
  year end gross loan balance.................................        0.62%       0.66%       0.68%       0.68%       0.59%
Ratio of net loan charge-offs to average loans outstanding....        0.01        0.05        0.00        0.00        0.00
Allowance for loan losses as a percentage of total
  assets at year end..........................................        0.40        0.42        0.41        0.38        0.35
---------------------------------------------------------------------------------------------------------------------------


     The ratio of net loan charge-offs to average loans outstanding for each of the past five years has been very low due to the credit quality of the loan portfolio.

     The following table reflects the activity of the allowance for real estate losses:


---------------------------------------------------------------------------------------------------------------------------------
                                                                                         December 31,
                                                                    ------------------------------------------------------
(DOLLARS IN THOUSANDS)                                              1997         1996        1995        1994        1993
--------------------------------------------------------------------------------------------------------------------------
Balance at the beginning of year............................          $  2          35          37         126         100
  Provision for losses......................................            18           2           9           0          45
  Charge-offs...............................................           (12)          0         (11)          0         (19)
  Recoveries................................................             0           0           0           0           0
                                                                    ------       -----       -----       -----       -----
    Net charge-offs.........................................           (12)          0         (11)          0         (19)
                                                                    ------       -----       -----       -----       -----
  Other.....................................................             0         (35)          0         (89)          0
                                                                    ------       -----       -----       -----       -----
Balance at the end of year..................................          $  8           2          35          37         126
                                                                    ------       -----       -----       -----       -----
                                                                    ------       -----       -----       -----       -----
--------------------------------------------------------------------------------------------------------------------------



                                                    HMN FINANCIAL, INC.    19

MANAGEMENT'S DISCUSSION AND ANALYSIS


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


NON-PERFORMING ASSETS

Non-performing assets (comprised of non-accrual loans, restructured loans, and real estate acquired through foreclosure) totaled $807,000 at December 31, 1997, an increase of $446,000 compared to $361,000 at December 31, 1996. Non-performing assets had the following activity during 1997: sales of $42,000, charge-offs of $35,000, payments of $80,000 and net transfers to non-performing assets of $603,000.

     Non-performing assets at December 31, 1996 were $361,000, a decrease of $489,000, compared to $850,000 at December 31, 1995. Non-performing assets had the following activity during 1996: sales of $314,000, charge-offs of $61,000, payments of $128,000, and net transfers to non-performing assets of $14,000. Non-performing assets are summarized in the following table:



--------------------------------------------------------------------------------------------------------------------------
                                                                                         December 31,
                                                                    ------------------------------------------------------
(DOLLARS IN THOUSANDS)                                               1997         1996        1995        1994        1993
--------------------------------------------------------------------------------------------------------------------------
  Non-accrual loans.........................................          $263         338         441         235         138
  Accruing loans delinquent 90 days or more.................           402           0           0           0          23
  Restructured loans........................................             0           0          94         199           0
  Foreclosed assets.........................................           142          23         315          64         421
                                                                       ---         ---         ---         ---         ---
    Total non-performing assets.............................          $807         361         850         498         582
                                                                       ---         ---         ---         ---         ---
                                                                       ---         ---         ---         ---         ---
Non-performing assets as a percentage of total assets.......          0.12%       0.07%       0.16%       0.10%       0.14%
Total non-performing loans..................................          $665         338         535         434         161
Non-performing loans as a percentage of
  loans receivable, net.....................................          0.15%       0.10%       0.17%       0.16%       0.07%
Allowance for loan losses to non-performing loans...........        413.17%     691.84%     409.13%     436.52%     924.84%
--------------------------------------------------------------------------------------------------------------------------

     The non-performing assets reflected above primarily consist of one-to-four family mortgage loans or consumer loans.


STOCKHOLDERS' EQUITY

Stockholders' equity was $84.5 million on December 31, 1997, an increase of $2.4 million, or 2.9%, from $82.1 million at December 31, 1996. During 1997 HMN purchased 298,334 shares of its own common stock for a total cost of $6.4 million. During 1995 the Board of Directors approved a management Recognition and Retention Plan (RRP) which awarded 84,486 shares of restricted HMN common stock to management and directors. The restricted stock used for the RRP was issued from treasury stock and vests over a five year period. As the RRP participants earn their awards stockholders' equity is credited and compensation is expensed.

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

     As a result of the Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA), banking and thrift regulators are required to take prompt regulatory action against institutions which are undercapitalized. FDICIA requires banking and thrift regulators to categorize institutions as "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," or "critically undercapitalized". A savings institution will be deemed to be well capitalized if it: (i) has a total risk-based capital ratio of 10% or greater, (ii) has a Tier 1 (core) risk-based capital ratio of 6% or greater, (iii) has a leverage (core) ratio of 5% or greater, and (iv) is not subject to any order or written directive by the OTS to meet and maintain a specific capital level for any capital measure. The Bank is of the opinion that it is considered well capitalized at December 31, 1997. Refer to Note 16 of the Notes to Consolidated Financial Statements for a table which reflects the Bank's capital compared to its capital requirements.


LIQUIDITY
HMN manages its liquidity position to ensure that the funding needs of borrowers and depositors are met timely and in the most cost effective manner. Asset liquidity is the ability to convert assets to cash through the maturity of the asset or the sale of the asset. Liability liquidity results from the ability of the Bank to attract depositors or borrow funds from third party sources such as the FHLB. The Bank is required by regulation to maintain a monthly average minimum asset liquidity ratio of 4%. The Bank has maintained an average monthly liquidity ratio in excess of the 4% requirement and does not anticipate that it will fall below the requirement in the future.

     The primary investing activities are the origination or purchase of loans and the purchase of securities. Principal and interest payments on mortgages and securities are a primary source of cash for HMN. Additional cash can be obtained by selling securities from the available for sale portfolio or by selling loans. Loans could also be securitized by FNMA or FHLMC and used as collateral for additional borrowing with the FHLB. In December of 1997 HMN, through its wholly owned subsidiary, acquired Marshalltown Financial Corporation (MFC) by purchasing MFC's outstanding stock with cash. Refer to Note 2 of the Notes to Financial Statements for more details related to the acquisition.

     The primary financing activity is the attraction of retail deposits. The Bank has the ability to borrow additional funds from the FHLB by pledging additional securities or loans. Refer to Note 11 of the Notes to Consolidated Financial Statements for more information on undrawn open lines of credit and additional advances that could be drawn upon based upon existing collateral levels with the FHLB. Information on outstanding advance maturities is also included in Note 11.

     *HMN anticipates that its liquidity requirements for 1998 will be similar to the cash flows it experienced in 1997 with the exception of the MFC acquisition and construction disbursements for completion of the Spring Valley retail banking facility and a new retail banking facility in Winona. Construction disbursements are estimated to total $2.2 million on a combined basis for Spring Valley and Winona and additional other expenditures of $1.0 million for premises and equipment. HMN has agreed to loan $1.5 million to the HMN Employee Stock Ownership Plan to allow it to purchase additional shares of HMN common stock. The Bank will need $3.6 million to purchase the outstanding MFC common stock and options not tendered to the settlement agent at December 31, 1997. The cash needed to fund the mortgage banking activities of HMN Mortgage Services, Inc. will range from $5.0 million to $15.0 million during 1998.

     HMN's most liquid assets are cash and cash equivalents, which consist of short-term highly liquid investments with original maturities of less than three months that are readily convertible to known amounts of cash and interest-bearing deposits. The level of these assets is dependent on the operating, financing, and investing activities during any given period.

     Cash and cash equivalents at December 31, 1997 were $9.4 million, a decrease of $1.2 million compared to $10.6 million at December 31, 1996. Net cash provided from operating activities during 1997 was $6.6 million. HMN conducted the following major investing activities during 1997: proceeds from the sale of securities available for sale were $94.5 million, principal received on payments and maturities of securities available for sale was $49.1 million, purchases were $103.1 million of securities available for sale, principal received on payments and maturities of securities held to maturity were $1.2 million, purchases of interests in limited partnerships were $2.4 million, proceeds from sale of loans were $24.8 million, purchases of mortgage servicing rights were $845,000, purchase of FHLB stock was $803,000 and net increase in loans receivable was due primarily to loan originations and loan purchases of $68.6 million. HMN spent $1.9 million for the purchase of premises and equipment and it expended net cash for the acquisition of MFC of $16.8 million. Net cash used by investing activities during 1997 was $24.4 million. HMN conducted the following major financing activities during 1997: increase in deposits of $1.3 million, purchase of treasury stock $6.4 million, proceeds from FHLB advances $151.8 million and repayments of FHLB advances totaled $130.2 million. Net cash provided from financing activities was $16.6 million.

     *HMN has certificates of deposit with outstanding balances of $258.6 million that come due during 1998. Based upon past experience management anticipates that the majority of the deposits will renew for another term. HMN believes that deposits which do not renew will be replaced with deposits from other customers, or funded with advances from the FHLB, or will be funded through the sale of securities. Management does not anticipate that it will have a liquidity problem due to maturing deposits.


MARKET RISK

Market risk is the risk of loss from adverse changes in market prices and rates. HMN's market risk arises primarily from interest rate risk inherent in its investing, lending and deposit taking activities. Management actively monitors and manages its interest rate risk exposure.

     HMN's profitability is affected by fluctuations in interest rates. A sudden and substantial increase in interest rates may adversely impact HMN's earnings to the extent that the interest rates borne by assets and liabilities do not change at the same speed, to the same extent, or on the same basis. HMN monitors how its assets will mature or reprice in comparison to how its liabilities will mature or reprice. The MATURITY OR REPRICING TABLE located below in the Asset/ Liability Management section of this report is used as part of the monitoring process. HMN also monitors the projected changes in net interest income that occur if interest rates were to suddenly change up or down. The RATE SHOCK TABLE located below in the Asset/Liability Management section of this report discloses HMN's projected changes in net interest income based upon immediate interest rate changes called rate shocks.


*This paragraph contains a forward-looking statement(s). Refer to information regarding Forward-looking Information on page 25 of this discussion.


                                                      HMN FINANCIAL, INC.    21

MANAGEMENT'S DISCUSSION AND ANALYSIS


     *HMN utilizes a model which uses the discounted cash flows from its interest-earning assets and its interest-bearing liabilities to calculate the current market value of those assets and liabilities. The model also calculates the changes in market value of the interest-earning assets and interest-bearing liabilities due to different interest rate changes. HMN believes that over the next twelve months interest rates could conceivably fluctuate in a range of 200 basis points up or down from where the rates were at December 31, 1997. HMN does not have a trading portfolio. The following table discloses the projected changes in market value to HMN's interest-earning assets and interest-bearing liabilities based upon incremental 100 basis point changes in interest rates from interest rates in effect on December 31, 1997.



Other than trading portfolio                                                               Market Value
(DOLLARS IN THOUSANDS)                                            --------------------------------------------------------
Basis point change in interest rates                                  -200        -100           0        +100        +200
--------------------------------------------------------------------------------------------------------------------------
Cash equivalents............................................      $  8,371       8,364       8,357       8,350       8,344
Fixed-rate CMOs.............................................        62,590      62,313      61,989      60,415      58,215
Variable-rate CMOs..........................................        22,821      23,022      22,922      22,259      21,413
Fixed-rate available for sale mortgage-backed
  and related securities....................................        31,450      31,188      30,844      30,458      29,995
Variable-rate available for sale
  mortgage-backed and related securities....................        20,316      19,973      19,728      19,505      19,231
Fixed-rate available for sale other
  marketable securities.....................................        72,987      71,229      69,433      67,717      66,081
Variable-rate available for sale other
  marketable securities.....................................         6,963       6,949       6,935       6,920       6,906
Fixed-rate loans held for sale..............................         2,291       2,289       2,287       2,285       2,283
Fixed-rate real estate loans................................       327,871     325,548     317,189     306,082     294,462
Variable-rate real estate loans.............................        89,328      88,745      87,874      86,869      85,507
Fixed-rate other loans......................................        18,227      18,065      17,916      17,666      17,427
Variable-rate other loans...................................        30,891      30,811      30,746      30,687      30,626
                                                                   -------     -------     -------     -------     -------
Total market risk sensitive assets..........................       694,106     688,496     676,220     659,213     640,490
                                                                   -------     -------     -------     -------     -------
NOW deposits................................................        26,957      26,935      26,912      26,890      26,868
Passbook deposits...........................................        36,121      34,472      32,969      31,596      30,336
Money market deposits.......................................        25,466      24,264      23,173      22,178      21,269
Certificate deposits........................................       388,929     385,056     381,261     377,539     373,887
Fixed-rate Federal Home Loan Bank advances..................        82,581      80,329      78,176      76,116      74,144
Variable-rate Federal Home Loan Bank advances...............        49,052      49,011      48,971      48,931      48,890
                                                                   -------     -------     -------     -------     -------
Total market risk sensitive liabilities.....................       609,106     600,067     591,462     583,250     575,394
                                                                   -------     -------     -------     -------     -------
Off-balance sheet financial instruments:
Commitments to extend credit................................            52          51          50          48          46
Net market risk.............................................      $ 85,052      88,480      84,808      76,011      65,142
                                                                   -------     -------     -------     -------     -------
                                                                   -------     -------     -------     -------     -------
Percentage change from current market value.................          0.29%       4.33%       0.00%     (10.37)%    (23.19)%
                                                                   -------     -------     -------     -------     -------
                                                                   -------     -------     -------     -------     -------
--------------------------------------------------------------------------------------------------------------------------



     The preceding table was prepared utilizing the following assumptions (the "Model Assumptions") regarding prepayment and decay ratios which were determined by management based upon their review of historical prepayment speeds and future prepayment projections. Fixed rate loans were assumed to prepay at annual rates of between 6% to 31%, depending on the coupon and period to maturity. ARMs were assumed to prepay at annual rates of between 12% and 22%, depending on coupon and the period to maturity. Growing Equity Mortgage (GEM) loans were assumed to prepay at annual rates of between 16% and 38% depending on the coupon and the period to maturity. Mortgage-backed securities and Collateralized Mortgage Obligations (CMOs) were projected to have prepayments based upon the underlying collateral securing the instrument. Certificate accounts were assumed not to be withdrawn until maturity. Passbook and money market accounts were assumed to decay at an annual rate of 20%.


*This paragraph contains a forward-looking statement(s). Refer to information regarding Forward-looking Information on page 25 of this discussion.

     Certain shortcomings are inherent in the method of analysis presented in the foregoing table. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types of assets and liabilities may lag behind changes in market interest rates. The model assumes that the difference between the current interest rate being earned or paid compared to a treasury instrument or other interest index with a similar term to maturity (the "Interest Spread") will remain constant over the interest changes disclosed in the table. Changes in Interest Spread could impact projected market value changes. Certain assets, such as ARMs, have features which restrict changes in interest rates on a short-term basis and over the life of the assets. The market value of the interest-bearing assets which are approaching their lifetime interest rate caps could be different from the values disclosed in the table. In the event of a change in interest rates, prepayment and early withdrawal levels may deviate significantly from those assumed in calculating the foregoing table. The ability of many borrowers to service their debt may decrease in the event of an interest rate increase.


ASSET/LIABILITY MANAGEMENT

*HMN's management reviews the impact that changing interest rates will have on its net interest income projected for the twelve months following December 31, 1997 to determine if its current level of interest rate risk is acceptable. The following table projects the estimated impact on net interest income of immediate interest rate changes called rate shocks.

-----------------------------------------------------------------------
        Rate Shock            Net Interest           Percentage
     in Basis Points             Income                Change
-----------------------------------------------------------------------
          +200                $17,758,000              (3.20)%

          +100                 18,182,000              (0.89)%

             0                 18,345,000               0.00%

          -100                 18,544,000               1.08%

          -200                 18,370,000               0.14%
-----------------------------------------------------------------------

     The preceding table was prepared utilizing the Model Assumptions regarding prepayment and decay ratios which were determined by management based upon their review of historical prepayment speeds and future prepayment projections.

     Certain shortcomings are inherent in the method of analysis presented in the foregoing table. In the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in calculating the foregoing table. The ability of many borrowers to service their debt may decrease in the event of a substantial increase in interest rates and could impact net interest income.

     In an attempt to manage its exposure to changes in interest rates, management closely monitors interest rate risk. The Bank has an Asset/Liability Committee consisting of executive officers which meets at least quarterly to review the interest rate risk position and projected profitability. The committee makes recommendations for adjustments to the asset liability position of the Bank to the Board of Directors of the Bank. This committee also reviews the Bank's portfolio, formulates investment strategies and oversees the timing and implementation of transactions to assure attainment of the Board's objectives in the most effective manner. In addition, the Board reviews on a quarterly basis the Bank's asset/liability position, including simulations of the effect on the Bank's capital of various interest rate scenarios.

     In managing its asset/liability mix, the Bank, at times, depending on the relationship between long- and short-term interest rates, market conditions and consumer preference, may place more emphasis on managing net interest margin than on better matching the interest rate sensitivity of its assets and liabilities in an effort to enhance net interest income. Management believes that the increased net interest income resulting from a mismatch in the maturity of its asset and liability portfolios can, during periods of declining or stable interest rates, provide high enough returns to justify the increased exposure to sudden and unexpected increases in interest rates.

     To the extent consistent with its interest rate spread objectives, the Bank attempts to reduce its interest rate risk and has taken a number of steps to restructure its assets and liabilities. The Bank has primarily focused its fixed rate one-to-four family residential lending program on loans with contractual terms of 20 years or less. The Bank generally follows the practice of selling all of its fixed rate single family loans with contractual maturities of thirty years. At times, depending on its interest rate sensitivity, the Bank may sell fixed rate single family loans with shorter contractual maturities than thirty years in order to reduce interest rate risk and record a gain on the sale of loans.



*This paragraph contains a forward-looking statement(s). Refer to information regarding Forward-looking Information on page 26 of this discussion.

                                                      HMN FINANCIAL, INC.    23

MANAGEMENT'S DISCUSSION AND ANALYSIS



     The following gap table sets forth the interest rate sensitivity of HMN's assets and liabilities at December 31, 1997, using certain assumptions that are described in more detail below:



----------------------------------------------------------------------------------------------------------------------------------
                                                                                      Maturing or Repricing
                                                             ---------------------------------------------------------------------
                                                                         Over 6
                                                             6 Months   Months to  Over 1-3   Over 3-5   Over 5  No Stated
(DOLLARS IN THOUSANDS)                                        or Less    One Year    Years     Years     Years    Maturity  Total
----------------------------------------------------------------------------------------------------------------------------------
Cash equivalents............................................  $  8,365         0         0         0         0         0     8,365
Securities available for sale:
  Mortgage-backed and
  related securities(1).....................................    48,009    17,552    40,545    20,162     9,330         0   135,598
  Other marketable securities...............................    24,723    11,555     8,392    10,670         0    13,017    68,357
Loans held for sale.........................................     2,287         0         0         0         0         0     2,287
Loans receivable, net:(1)(2)
  Fixed rate one-to-four family(3)..........................    26,548    24,107    79,925    55,659   119,091         0   305,330
  Adjustable rate one-to-four family(3).....................    25,158    34,420    15,792    14,355     1,528         0    91,253
  Multi family..............................................       386       291       991       429       600         0     2,697
    Fixed rate commercial real estate.......................       824       370     1,020       244        76         0     2,534
  Adjustable rate commercial real estate....................     7,118       366       727         0         0         0     8,211
  Commercial business.......................................     2,059       642     1,717       767        42         0     5,227
    Consumer loans..........................................    22,325     1,660     3,457     1,643       480         0    29,565
Federal Home Loan Bank stock................................         0         0         0         0         0     7,432     7,432
                                                               -------    -------  --------  -------   -------    -------  -------
    Total interest-earning assets...........................   167,802    90,963   152,566   103,929   131,147    20,449   666,856
                                                               -------    -------  --------  -------   -------    -------  -------
Non-interest checking.......................................     3,833         0         0         0         0         0     3,833
NOW accounts................................................    23,143         0         0         0         0         0    23,143
Passbooks...................................................     3,822     3,418    10,426     6,672    11,861         0    36,199
Money market accounts.......................................     2,622     2,342     7,145     4,572     8,127         0    24,808
Certificates................................................   119,627   139,004    99,852    18,342     2,540         0   379,365
Federal Home Loan Bank advances.............................    58,714     8,536    29,000    21,000    10,400         0   127,650
                                                               -------    -------  --------  -------   -------    -------  -------
    Total interest-bearing liabilities......................   211,761   153,300   146,423    50,586    32,928         0   594,998
                                                               -------    -------  --------  -------   -------    -------  -------
Interest-earning assets less
  interest-bearing liabilities.............................. $ (43,959)  (62,337)    6,143    53,343    98,219    20,449    71,858
                                                               -------    -------  --------  -------   -------    -------  -------
                                                               -------    -------  --------  -------   -------    -------  -------
Cumulative interest-rate
  sensitivity gap........................................... $ (43,959) (106,296) (100,153)  (46,810)   51,409    71,858    71,858
                                                               -------    -------  --------  -------   -------    -------  -------
                                                               -------    -------  --------  -------   -------    -------  -------
Cumulative interest-rate gap as a
  percentage of total assets at
  December 31, 1997.........................................     (6.36)%  (15.38)%  (14.49)%   (6.77)%   7.44%    10.40%    10.40%
                                                               -------    -------  --------  -------   -------    -------  -------
                                                               -------    -------  --------  -------   -------    -------  -------
Cumulative interest-rate gap as a
  percentage of total assets at
  December 31, 1996.........................................     (4.61)   (10.66)
                                                               -------    -------
                                                               -------    -------

----------------------------------------------------------------------------------------------------------------------------------

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

     The preceding table was prepared utilizing the Model Assumptions regarding prepayment and decay ratios which were determined by management based upon their review of historical prepayment speeds and future prepayment projections. Fixed rate loans were assumed to prepay at annual rates of between 6% to 31%, depending on the coupon and period to maturity. ARMs were assumed to prepay at annual rates of between 12% and 22%, depending on coupon and the period to maturity. GEM loans were assumed to prepay at annual rates of between 16% and 38% depending on the coupon and the period to maturity. Mortgage-backed securities and CMOs were projected to have prepayments based upon the underlying collateral securing the instrument. Certificate accounts were assumed not to be withdrawn until maturity. Passbook and money market accounts were assumed to decay at an annual rate of 20%.

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

     Refer to Regulatory Capital Requirements above for a discussion of the Bank's interest rate risk component.

YEAR 2000
*The Bank has formed a committee which has analyzed its exposure to year 2000 computer hardware and software issues. A major portion of the Bank's data processing is provided by a third party vender which is committed to being year 2000 compliant by early 1999. The committee is monitoring the data processing vender's progress on year 2000 issues. The committee reviewed all hardware and software used internally by HMN or any of its subsidiaries and determined which hardware and/or software would need to be replaced by the year 2000. The cost of becoming year 2000 compliant is not deemed to be material.

FORWARD-LOOKING INFORMATION
The following statements within Management's Discussion and Analysis of Financial Condition and Results of Operations contain forward-looking statements and actual results may differ materially from the expectations disclosed within this Discussion and Analysis. These forward-looking statements are subject to risks and uncertainties, including those discussed below. HMN assumes no obligations to publicly release results of any revision or updates to these forward-looking statements to reflect future events or unanticipated occurrences.

  LIQUIDITY   HMN anticipates that its liquidity requirements for 1998 will be similar to the cash flows it experienced in 1997 with the exception of the MFC acquisition and construction disbursements for completion of the Spring Valley retail banking facility and a new retail banking facility in Winona. Construction disbursements are estimated to total $2.2 million on a combined basis for Spring Valley and Winona and additional other expenditures of $1.0 million for premises and equipment. The cash needed to fund the mortgage banking activities of HMN Mortgage Services, Inc. will range from $5.0 million to $15.0 million during 1998.

     Construction costs could increase due to unknown construction supply issues or unforeseen labor issues. The mortgage banking activities of MSI may exceed the estimated range of $5 million to $15 million due to additional loan originations generated in its market area. In either situation mentioned above additional cash would be generated from the sale of securities or the advances from the FHLB.

     HMN has certificates of deposit with outstanding balances of $258.6 million that come due during 1998. Based upon past experience management anticipates that the majority of the deposits will renew for another term. Any deposits which do not renew will be replaced with deposits from other customers, or funded with advances from the FHLB, or will be funded through the sale of securities. Management does not anticipate that it will have a liquidity problem due to maturing deposits.

     Competitive pricing by other institutions, the desire of a competitor to pay interest rates on deposits that are above the current rates paid by HMN, or desire by customers to put more of their funds into nontraditional bank products such as stocks and bonds could be circumstances that would cause the maturing certificates to become a liquidity problem.

  MARKET RISK
  HMN believes that over the next twelve months interest rates could conceivably fluctuate in a range of 200 basis points up or down from where the rates were at December 31, 1997.

     Actual interest rates could fluctuate by more than 200 basis points up or down from rates in effect on December 31, 1997 due to unanticipated occurrences such as the start of another war in the gulf. Many Asian countries are experiencing economic difficulties which may have a larger impact on the economy of the United States than is currently anticipated and thereby cause general interest rates to fluctuate by more than 200 basis points.


*This paragraph contains a forward-looking statement(s). Refer to information regarding Forward-looking Information on page 26 of this discussion.



                                                      HMN FINANCIAL, INC.    25

     HMN's actual market value changes for interest earning assets and interest bearing liabilities may differ from the projected market values disclosed in the table in the Market Risk section.

     Certain shortcomings are inherent in the method of analysis in the table presented in the Market Risk section above. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types of assets and liabilities may lag behind changes in market interest rates. The model assumes that the difference between the current interest rate being earned or paid compared to a treasury instrument or other interest rate index with a similar term to maturity (the Interest Spread) will remain constant over the interest changes disclosed in the table. Changes in Interest Spread could impact projected market value changes. Certain assets, such as ARMs, have features which restrict changes in interest rates on a short-term basis and over the life of the assets. The market value of the interest-bearing assets which are approaching their life time interest rate caps could be different from the values disclosed in the table. In the event of a change in interest rates, prepayment and early withdrawal levels may deviate significantly from those assumed in calculating the foregoing table. The ability of many borrowers to service their debt may decrease in the event of an interest rate increase.

  ASSET/LIABILITY MANAGEMENT
  HMN's management reviews the impact that changing interest rates will have on its net interest income projected for the twelve months following December 31, 1997 to determine if its current level of interest rate risk is acceptable. HMN's actual net interest income caused by interest rate changes may differ from the amounts reflected in the table which projects the estimated impact on net interest income of immediate interest rate changes called rate shocks. HMN's actual maturing and repricing results of its interest-earning assets and interest-bearing liabilities may differ from the amounts reflected in the gap table.

     Certain shortcomings are inherent in the method of analysis presented in each of the tables. In the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in calculating the foregoing tables. The ability of many borrowers to service their debt may decrease in the event of a substantial increase in interest rates and could impact net interest income.

  YEAR 2000
  The cost of becoming year 2000 compliant is not deemed to be material.

     The estimated costs are dependent upon HMN's third party data processing center successfully converting its hardware and software to be year 2000 compliant. The data processing center may not successfully complete their conversion which may cause HMN's cost to substantially increase.

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

     In February of 1998, the Board of Directors of HMN authorized a stock split in the form of a 50% stock dividend subject to HMN stockholder approval of an increase in the number of authorized shares of common stock from 7.0 million to
11.0 million at the annual meeting of stockholders on April 28, 1998.

IMPACT OF INFLATION AND CHANGING PRICES
The Consolidated Financial Statements and Notes presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operation results that are primarily in terms of historical dollars without considering the changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of operations. Unlike most industrial companies, nearly all of the assets and liabilities of HMN are monetary in nature. As a result, interest rates have a greater impact on HMN's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

MERGER AND ACQUISITIONS
From time to time HMN reviews the possibility of acquiring or merging with different companies which would complement the business conducted by HMN. HMN's Board of Directors has adopted the policy of not disclosing to the public its intent to acquire or merge until a formal definitive agreement has been signed by all parties involved with the transaction except as otherwise required by law.

     On December 5, 1997 HMN, through its wholly owned subsidiary, Home Federal Savings Bank, completed its merger with Marshalltown Financial Corporation pursuant to a merger agreement dated July 1, 1997. Refer to Note 2 of the Notes to Consolidated Financial Statements for more information on the merger.

CONSOLIDATED BALANCE SHEETS




DECEMBER 31, 1997 AND 1996                                                              1997           1996
--------------------------------------------------------------------------------------------------------------
ASSETS
Cash and cash equivalents.......................................................   $  9,364,635     10,583,717
Securities available for sale:
     Mortgage-backed and related securities
       (amortized cost $135,598,404 and $134,474,167)...........................    135,935,482    133,355,278
     Other marketable securities
       (amortized cost $68,356,926 and $42,360,499).............................     69,923,477     42,474,810
                                                                                    ------------   -----------
                                                                                    205,858,959    175,830,088
                                                                                    ------------   -----------
Securities held to maturity:
     Mortgage-backed and related securities
       (fair value $0 and $1,904,993)...........................................              0      1,805,744
     Other marketable securities
       (fair value $0 and $1,000,550)...........................................              0        999,812
                                                                                    ------------   -----------
                                                                                              0      2,805,556
                                                                                    ------------   -----------
Loans held for sale.............................................................      2,287,265        739,316
Loans receivable, net...........................................................    442,068,600    349,022,236
Federal Home Loan Bank stock, at cost...........................................      7,432,200      5,434,000
Real estate, net................................................................        133,939         20,610
Premises and equipment, net.....................................................      5,880,710      3,581,497
Accrued interest receivable.....................................................      4,038,131      3,415,152
Investment in limited partnerships..............................................      5,989,399      2,887,525
Goodwill......................................................................        4,500,873              0
Core deposit intangible.........................................................      1,546,273              0
Investment in mortgage servicing rights.........................................        781,005          4,681
Prepaid expenses and other assets...............................................      1,349,521        407,221
                                                                                    ------------   -----------
     Total assets ..............................................................   $691,231,510    554,731,599
                                                                                    ------------   -----------
                                                                                    ------------   -----------

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits........................................................................   $467,347,688    362,476,944
Federal Home Loan Bank advances.................................................    127,650,021    106,078,589
Accrued interest payable........................................................      1,365,064      1,542,773
Advance payments by borrowers for taxes and insurance...........................        786,619        518,911
Accrued expenses and other liabilities..........................................      6,056,356      2,014,938
Due to stockholders of Marshalltown Financial Corporation.......................      3,555,352              0
                                                                                    ------------   -----------
     Total liabilities..........................................................    606,761,100    472,632,155
                                                                                    ------------   -----------
Commitments and contingencies
Stockholders' equity:
     Serial preferred stock ($.01 par value): authorized 500,000 shares;
       issued and outstanding none..............................................              0              0
     Common stock ($.01 par value): authorized shares 7,000,000;
       issued shares 6,085,775..................................................         60,858         60,858
     Additional paid-in capital.................................................     59,729,090     59,428,768
     Retained earnings, subject to certain restrictions.........................     60,224,253     54,645,387
     Net unrealized gain (loss) on securities available for sale................      1,129,818       (598,045)
     Unearned employee stock ownership plan shares..............................     (4,554,280)    (4,938,520)
     Unearned compensation restricted stock awards..............................       (600,668)      (793,289)
     Treasury stock, at cost 1,941,407 and 1,651,615............................    (31,518,661)   (25,705,715)
                                                                                    ------------   -----------
       Total stockholders' equity...............................................     84,470,410     82,099,444
                                                                                    ------------   -----------
     Total liabilities and stockholders' equity.................................   $691,231,510    554,731,599
                                                                                    ------------   -----------
                                                                                    ------------   -----------


SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.



                                                      HMN FINANCIAL, INC.    27

CONSOLIDATED STATEMENTS OF INCOME





YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995                                            1997           1996          1995
-----------------------------------------------------------------------------------------------------------------------------
Interest income:
     Loans receivable...........................................................    $28,328,864     25,721,042     23,375,334
     Securities available for sale:
       Mortgage-backed and related..............................................      8,255,402     10,027,438     10,294,056
       Other marketable.........................................................      3,699,378      2,424,628      2,857,884
     Securities held to maturity:
       Mortgage-backed and related..............................................         33,400        765,120        746,100
       Other marketable.........................................................         10,032        104,448        389,381
     Cash equivalents...........................................................        342,433        494,129        412,259
     Other......................................................................        420,722        327,520        253,170
                                                                                     -----------    ----------     ----------
       Total interest income....................................................     41,090,231     39,864,325     38,328,184
                                                                                     -----------    ----------     ----------
Interest expense:
     Deposits...................................................................     19,056,164     18,949,937     18,578,744
     Federal Home Loan Bank advances............................................      6,586,855      5,243,853      3,976,353
                                                                                     -----------    ----------     ----------
       Total interest expense...................................................     25,643,019     24,193,790     22,555,097
                                                                                     -----------    ----------     ----------
       Net interest income......................................................     15,447,212     15,670,535     15,773,087
Provision for loan losses.......................................................        300,000        300,000        300,000
                                                                                     -----------    ----------     ----------
     Net interest income after provision for loan losses........................     15,147,212     15,370,535     15,473,087
                                                                                     -----------    ----------     ----------
Noninterest income:
     Fees and service charges...................................................        487,085        359,249        324,492
     Securities gains, net......................................................      1,249,569      1,029,638        415,955
     Gain on sales of loans.....................................................        469,461         39,306        102,368
     Other......................................................................        516,244        494,507        155,434
                                                                                     -----------    ----------     ----------
       Total noninterest income.................................................      2,722,359      1,922,700        998,249
                                                                                     -----------    ----------     ----------
Noninterest expense:
     Compensation and benefits..................................................      5,590,297      4,591,367      4,160,248
     Occupancy..................................................................        983,238        825,609        697,602
     Federal deposit insurance premiums.........................................        238,654        799,890        810,432
     SAIF assessment............................................................              0      2,351,563              0
     Advertising................................................................        315,771        308,464        312,366
     Data processing............................................................        508,930        489,045        476,402
     Provision for real estate losses...........................................         18,000          2,000          9,327
     Other......................................................................      1,367,815      1,140,948      1,003,682
                                                                                     -----------    ----------     ----------
       Total noninterest expense................................................      9,022,705     10,508,886      7,470,059
                                                                                     -----------    ----------     ----------
       Income before income tax expense.........................................      8,846,866      6,784,349      9,001,277
Income tax expense..............................................................      3,268,000      2,510,000      3,380,900
                                                                                     -----------    ----------     ----------
       Net income...............................................................     $5,578,866      4,274,349      5,620,377
                                                                                     -----------    ----------     ----------
                                                                                     -----------    ----------     ----------
Basic earnings per share........................................................     $     1.51           0.99           1.10
                                                                                     -----------    ----------     ----------
                                                                                     -----------    ----------     ----------
Diluted earnings per share......................................................      $    1.41           0.96           1.09
                                                                                     -----------    ----------     ----------
                                                                                     -----------    ----------     ----------


SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


                                                                                           Net          Unearned
                                                                                        Unrealized       Employee
                                                                                        Gain (Loss)       Stock
                                                           Additional                  on Securities    Ownership
YEARS ENDED DECEMBER 31,                        Common       Paid-In       Retained    Available for      Plan
1997, 1996 AND 1995                              Stock       Capital        earnings         Sale        Shares
---------------------------------------------------------------------------------------------------------------------
Balance,
December 31, 1994.......................        $60,858     59,155,995     44,750,661     (9,174,623)    (5,745,880)
 Net income.............................                                    5,620,377
 Change in unrealized
  loss on securities
  available for sale....................                                                   8,909,265
 Treasury stock
  purchases.............................
 Unearned compensation
  restricted stock awards...............         36,319
 Amortization of
  restricted stock awards...............
 Earned employee stock
  ownership plan shares.................                        93,267                                      409,730
                                              ---------     ----------     ----------      ----------    -----------
Balance,
December 31, 1995.......................        $60,858     59,285,581     50,371,038       (265,358)    (5,336,150)
 Net income.............................                                    4,274,349
 Change in unrealized
  loss on securities
  available for sale....................                                                    (332,687)
 Treasury stock
  purchases.............................
 Stock options exercised................                       (10,817)
 Restricted stock awards
  cancelled.............................           (808)
 Amortization of
  restricted stock awards...............
 Restricted stock
  awards tax benefit....................                        13,677
 Earned employee stock
  ownership plan shares.................                       141,135                                      397,630
                                              ---------     ----------     ----------      ----------    -----------
Balance,
December 31, 1996.......................         60,858     59,428,768     54,645,387       (598,045)    (4,938,520)
 Net income.............................                                    5,578,866
 Change in unrealized
  loss on securities
  available for sale....................                                                   1,727,863
 Treasury stock
  purchases.............................
 Amoritization of
  restricted stock awards...............
 Recognition and retention..............
  awards granted........................                         2,250
 Stock options exercised................                       (82,009)
 Restricted stock awards
  tax benefit...........................                        61,092
 Stock option tax benefit ..............                        20,751
 Earned employee stock
  ownership plan shares.................                       298,238                                      384,240
                                              ---------     ----------     ----------      ----------    -----------
Balance,
December 31, 1997.......................        $60,858     59,729,090     60,224,253      1,129,818     (4,554,280)
                                              ---------     ----------     ----------      ----------    -----------
                                              ---------     ----------     ----------      ----------    -----------







                                                   Unearned
                                                 Compensation                    Total Stock-
YEARS ENDED DECEMBER 31,                          Restricted        Treasury       holders'
1997, 1996 AND 1995                               Stock Awards       Stock         Equity
-------------------------------------------------------------------------------------------
Balance,
December 31, 1994.......................                                         89,047,011
 Net income.............................                                          5,620,377
 Change in unrealized
  loss on securities
  available for sale....................                                          8,909,265
 Treasury stock
  purchases.............................                         (12,509,667)   (12,509,667)
 Unearned compensation
  restricted stock awards...............           (1,167,005)     1,130,686              0
 Amortization of
  restricted stock awards...............              116,700                       116,700
 Earned employee stock
  ownership plan shares.................                                            502,997
                                                   -----------  -------------   ------------
Balance,
December 31, 1995.......................           (1,050,305)   (11,378,981)    91,686,683
 Net income.............................                                          4,274,349
 Change in unrealized
  loss on securities
  available for sale....................                                           (332,687)
 Treasury stock
  purchases.............................                         (14,364,754)   (14,364,754)
 Stock options exercised................                              63,180         52,363
 Restricted stock awards
  cancelled.............................               25,968        (25,160)             0
 Amortization of
  restricted stock awards...............              231,048                       231,048
 Restricted stock
  awards tax benefit....................                                             13,677
 Earned employee stock
  ownership plan shares.................                                            538,765
                                                   -----------  -------------   ------------
Balance,
December 31, 1996.......................             (793,289)   (25,705,715)    82,099,444
 Net income.............................                                          5,578,866
 Change in unrealized
  loss on securities
  available for sale....................                                          1,727,863
 Treasury stock
  purchases.............................                         (5,988,450)    (5,988,450)
 Amoritization of
  restricted stock awards...............              231,621                       231,621
 Recognition and retention..............
  awards granted........................              (39,000)        36,750              0
 Stock options exercised................                             138,754         56,745
 Restricted stock awards
  tax benefit...........................                                             61,092
 Stock option tax benefit ..............                                             20,751
 Earned employee stock
  ownership plan shares.................                                            682,478
                                                   -----------  -------------   ------------
Balance,
December 31, 1997.......................             (600,668)   (31,518,661)    84,470,410
                                                   -----------  -------------   ------------
                                                   -----------  -------------   ------------


SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.



                                                      HMN FINANCIAL, INC.    29

CONSOLIDATED STATEMENTS OF CASH FLOWS




YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995                                            1997            1996           1995
-----------------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
     Net income.................................................................   $  5,578,866      4,274,349      5,620,377
     Adjustments to reconcile net income to cash provided by operating activities:
       Provision for loan losses................................................        300,000        300,000        300,000
       Provision for real estate losses.........................................         18,000          2,000          9,327
       Depreciation.............................................................        434,493        378,753        352,580
       Amortization of (discounts) premiums, net................................       (216,978)      (129,636)      (272,862)
       Amortization of deferred loan fees.......................................       (410,111)      (440,580)      (613,037)
       Amortization of goodwill.................................................         13,858              0              0
       Amortization of core deposit intangible..................................         20,727              0              0
       Amortization of loans and deposits mark, net.............................         38,379              0              0
       Amortization of mortgage servicing rights................................         39,514              0              0
       Provision for deferred income taxes......................................         83,895        110,400        568,050
       Federal Home Loan Bank stock dividend....................................              0              0        (75,100)
       Securities gains, net....................................................     (1,249,569)    (1,029,638)      (415,955)
       Gain on sales of real estate.............................................         (3,743)       (46,625)       (14,241)
       Gain on sales of loans...................................................       (469,461)       (39,306)      (102,368)
       Proceeds from sales of loans held for sale...............................     21,626,615      1,779,361        260,848
       Disbursements on loans held for sale.....................................    (18,753,844)             0              0
       Principal collected on loans held for sale...............................         (1,946)             0              0
       Amortization of restricted stock awards..................................        231,621        231,048        116,700
       Amortization of unearned ESOP shares.....................................        384,240        397,630        409,730
       Earned employee stock ownership shares priced above original cost........        298,238        141,135         93,267
       Decrease (increase) in accrued interest receivable.......................        190,834        (33,645)      (100,280)
       Increase (decrease) in accrued interest payable..........................     (1,720,271)       (19,574)       561,969
       Equity earnings of limited partnerships..................................       (220,278)        (7,400)             0
       Increase in other assets.................................................       (745,309)       (48,974)      (173,133)
       Increase (decrease) in other liabilities.................................      1,218,475         35,995       (540,164)
       Other, net...............................................................        (99,980)       (56,470)       (35,803)
                                                                                    ------------   ------------    -----------
         Net cash provided by operating activities..............................      6,586,265      5,798,823      5,949,905
                                                                                    ------------   ------------    -----------
Cash flows from investing activities:
     Proceeds from sales of securities available for sale.......................     94,462,303    101,157,643     85,454,779
     Principal collected on securities available for sale.......................     15,028,627     16,530,585     15,427,074
     Proceeds collected on maturity of securities available for sale............     34,118,412     20,500,000     18,815,000
     Purchases of securities available for sale.................................   (103,102,213)  (107,860,451)  (110,993,058)
     Proceeds from sales of securities held to maturity.........................        348,871              0              0
     Principal collected on securities held to maturity.........................        240,441      2,276,661      1,076,805
     Proceeds collected on maturity of securities held to maturity..............      1,000,000     12,652,343      5,000,000
     Purchases of securities held to maturity...................................              0       (709,765)   (10,993,313)
     Proceeds from sales of loans receivable....................................     24,806,862      1,408,015      3,996,710
     Purchases of mortgage servicing rights.....................................       (844,601)             0              0
     Purchase interest in limited partnerships..................................     (2,438,750)    (2,880,125)             0
     Purchase of Federal Home Loan Bank stock...................................       (802,700)    (1,632,100)      (688,100)
     Net increase in loans receivable...........................................    (68,579,885)   (53,214,798)   (47,904,546)
     Proceeds from sale of real estate..........................................         35,627        379,789        199,020
     Purchases of premises and equipment........................................     (1,856,365)      (314,714)      (458,666)
     Acquisition of Marshalltown Financial Corporation, net of cash acquired....    (16,822,639)             0              0
                                                                                    ------------   ------------    -----------
       Net cash used by investing activities....................................    (24,406,010)   (11,706,917)   (41,068,295)
                                                                                    ------------   ------------    -----------
Cash flows from financing activities:
     Increase (decrease) in deposits............................................      1,258,293    (11,062,524)    22,964,821
     Purchase of treasury stock.................................................     (6,350,950)   (14,002,254)   (12,509,667)
     Stock options exercised....................................................         56,745         52,363              0
     Proceeds from Federal Home Loan Bank advances..............................    151,800,000    130,000,000     82,150,000
     Repayment of Federal Home Loan Bank advances...............................   (130,228,568)   (92,798,389)   (65,258,747)
     Increase (decrease) in advance payments by borrowers for taxes and insurance        65,143        (32,079)         9,521
                                                                                    ------------   ------------    -----------
       Net cash provided by financing activities................................     16,600,663     12,157,117     27,355,928
                                                                                    ------------   ------------    -----------

       Increase (decrease) in cash and cash equivalents.........................     (1,219,082)     6,249,023     (7,762,462)
Cash and cash equivalents, beginning of year....................................     10,583,717      4,334,694     12,097,156
                                                                                    ------------   ------------    -----------
Cash and cash equivalents, end of year..........................................   $  9,364,635     10,583,717      4,334,694
                                                                                    ------------   ------------    -----------
                                                                                    ------------   ------------    -----------
Supplemental cash flow disclosures:
     Cash paid for interest.....................................................   $ 27,363,290     24,213,364     21,993,128
     Cash paid for income taxes.................................................      3,000,500      2,725,433      2,994,755
Supplemental noncash flow disclosures:
     Loans securitized and transferred to securities available for sale.........   $ 16,526,399     15,411,803              0
     Securities held to maturity transferred to securities available for sale...      1,295,147              0        651,594
     Loans transferred to loans held for sale...................................      4,346,602      2,491,820        254,912
     Loans transferred to loans held for investment.............................         95,503              0              0
     Transfer of loans to real estate...........................................        232,071        188,054        413,853
     Transfer of real estate to loans...........................................         84,772        161,954              0
     Treasury stock purchased with liability due to broker......................              0        362,500              0
     Due to stockholders of Marshalltown Financial Corporation..................      3,555,352              0              0




SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 1997, 1996 AND 1995

NOTE 1  DESCRIPTION OF THE BUSINESS AND SUMMARY OF
SIGNIFICANT ACCOUNTING POLICIES
HMN Financial, Inc. (HMN) is a stock savings bank holding company which owns 100 percent of Home Federal Savings Bank (the Bank or Home Federal). Home Federal has a community banking philosophy and operates retail banking facilities in Minnesota and Iowa. The Bank has two wholly owned subsidiaries, Osterud Insurance Agency, Inc. (OAI) and MSL Financial Corporation (MSL), which offer financial planning products and services. HMN has two other wholly owned subsidiaries, Security Finance Corporation (SFC) and HMN Mortgage Services, Inc.
(MSI). SFC invests in commercial loans and commercial real-estate loans located throughout the United States which were originated by third parties. MSI operates mortgage banking and mortgage brokerage facilities located in Eden Prairie and Brooklyn Park, Minnesota.

     The consolidated financial statements included herein are for HMN, SFC, MSI, the Bank and the Bank's wholly owned subsidiaries, OAI and MSL. All significant intercompany accounts and transactions have been eliminated in consolidation. The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. The following items set forth the significant accounting policies which HMN follows in presenting its financial statements.

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

SECURITIES HMN classifies its debt and equity securities in one of three categories: trading, available for sale, or held to maturity. Trading securities are bought and held principally for the purpose of selling them in the near term. Securities available for sale include securities that management intends to use as part of its asset/liability strategy or that may be sold in response to changes in interest rate, changes in prepayment risk, or similar factors. Securities held to maturity represent securities which HMN has the positive intent and ability to hold to maturity.

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

LOANS HELD FOR SALE Mortgage loans originated or purchased which are intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. Gains are recognized on settlement date. Net unrealized losses are recognized through a valuation allowance by charges to income.

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

     The allowance for loan losses is maintained at an amount considered adequate to provide for probable losses. The allowance for losses on loans is based on periodic analysis of the loan portfolio by management. In this analysis, management considers factors including, but not limited to, specific occurrences which include loan impairment, general economic conditions, loan portfolio composition and historical experience. Loans are charged off to the extent they are deemed to be uncollectible.

     Interest income is recognized on an accrual basis except when collectibility is in doubt. When loans are placed on a nonaccrual basis, generally when the loan is 90 days past due, previously accrued but unpaid interest is reversed from income. Interest is subsequently recognized as income to the extent cash is received when, in management's judgement, principal is collectible.

     All impaired loans, including all loans that are restructured in a troubled debt restructuring involving a modification of terms, are measured at the present value of expected future cash flows discounted at the loan's initial effective interest rate. The fair value of the collateral of an impaired collateral-dependent loan or an observable market price, if one exists, may be used as an alternative to discounting. If the measure of the impaired loan is less than the recorded investment in the loan, impairment will be recognized through the allowance for loan losses. A loan is considered impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. Impaired loans are all loans which are delinquent as to principal and interest for 120 days or greater and all loans that are restructured in a troubled debt restructuring involving a modification of terms. All portfolio loans are reviewed on an individual basis.



                                                      HMN FINANCIAL, INC.    31

MORTGAGE SERVICING RIGHTS Effective January 1, 1996, HMN adopted Statement of Financial Accounting Standards (SFAS) No. 122, ACCOUNTING FOR MORTGAGE SERVICING RIGHTS. HMN recognizes as a separate asset the rights to service mortgage loans for others whether the servicing rights are acquired through loan origination or purchase. The fair value of capitalized mortgage servicing rights is based upon the present value of estimated future cash flows. Based upon current fair values capitalized mortgage servicing rights are periodically assessed for impairment, which is recognized in the statement of income during the period in which the impairment occurs as an adjustment to the corresponding valuation allowance. For purposes of performing its impairment evaluation, HMN stratifies its portfolio on the basis of certain risk characteristics including loan type and note rate. Capitalized mortgage servicing rights are amortized over the estimated remaining life of the underlying loans and take into account appropriate prepayment assumptions. The effect of adopting SFAS No. 122 did not have a material impact on HMN's financial condition or the results of its operations during 1996. In June, 1996 SFAS No. 122 was superceded by SFAS No. 125.

     In June 1996, the Financial Accounting Standards Board (FASB) issued SFAS No. 125, ACCOUNTING FOR TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENT OF LIABILITIES. SFAS No. 125 applies to transfers and servicing of financial assets and extinguishments of liabilities. It requires a financial-components approach that focuses on control. Under the approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. In December 1996, the FASB issued SFAS No. 127 which postpones the effective date by one year for certain provisions of SFAS No. 125. The sections dealing with secured borrowings and collateral are deferred for all transfers of financial assets until after December 31, 1997. Likewise transfers related to repurchase agreements, dollar-rolls, securities lending and similar transactions are deferred until after December 31, 1997. The effect of adopting SFAS No. 125 as amended by SFAS No. 127 did not have a material impact on HMN's financial condition or the results of its operations.

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

INTANGIBLE ASSETS Goodwill resulting from acquisitions is amortized on a straight line basis over 25 years. Deposit base intangible is amortized on an accelerated basis as the certificates of deposit mature over the next eleven years. Management reviews intangible assets for impairment as events or circumstances indicate that the assets may not be recoverable.

STOCK-BASED COMPENSATION Effective January 1, 1996, HMN adopted SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION. It elected to continue using the accounting methods prescribed by Accounting Principles Board (APB) Opinion No. 25 and related interpretations which measure compensation cost using the intrinsic value method. HMN has included in Note 13, "Employee Benefits" the impact of the fair value of employee stock-based compensation plans on net income and earnings per share on a pro forma basis for awards granted after January 1, 1995.

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

NEW ACCOUNTING STANDARDS Refer to "Earnings per Share" below for information on adopting SFAS No. 128.

     In July 1997, the FASB issued SFAS No. 130, REPORTING COMPREHENSIVE INCOME which establishes standards of disclosure and financial statement display for reporting total comprehensive income and the individual components thereof. Comprehensive income is defined as the change in equity (net assets) of a business enterprise during a period from transactions and other events and circumstances from nonowner sources. It includes all changes in equity during a period except those resulting from investments by owners and distributions to owners. As used in SFAS No. 130, the term comprehensive income thus encompasses net income. The term other comprehensive income refers to components of comprehensive income that are excluded from net income under generally accepted accounting principles. Comprehensive income may be presented in any of the following financial statements: in a separate statement of comprehensive income; in a statement of changes in equity; or below the total of net income or loss in the income statement. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997, with earlier application permitted. Comparative statements for previous years must be reclassified, although reclassification adjustments are not required to be shown for such earlier periods. Management will be adopting SFAS No. 130 on January 1, 1998 and will report comprehensive income in statements issued for financial reporting periods occurring during 1998.

     In July 1997, the FASB issued SFAS No. 131, DISCLOSURES
ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION which establishes new standards for determining a reportable segment and for disclosing information regarding each such segment. The amount of each segment item reported should be the measure reported to the chief operating decision maker for purposes of making decisions about allocating resources to the segment and assessing its performance. Adjustments and eliminations made in preparing an enterprise's general-purpose financial statements and allocations of revenues, expenses and gains or losses should be included in determining reported segment profit or loss only if they are included in the measure of the segment's profit or loss that is used by the chief operating decision maker. Similarly, only those assets that are included in the measure of the segment's assets that is used by the chief operating decision maker should be reported for

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



that segment. SFAS No. 131 is effective for fiscal years beginning after December 15, 1997, with earlier application encouraged. Management will disclose segment information starting with financial reporting periods occurring during 1998.

    In February 1998, the FASB issued SFAS No. 132, EMPLOYERS' DISCLOSURES ABOUT PENSIONS AND OTHER POSTRETIREMENT BENEFITS which revises employers' disclosures about pension and other post retirement benefit plans. It does not change the measurement or recognition of those plans. It standardizes the disclosure requirements for pensions and other postretirement benefits to the extent practicable, requires additional information on changes in the benefit obligation and fair values of plan assets that will facilitate financial analysis, and eliminates certain disclosures that are no longer as useful as they were when FASB Statements No. 87, EMPLOYERS' ACCOUNTING FOR PENSIONS, No. 88, EMPLOYERS' ACCOUNTING FOR SETTLEMENT AND CURTAILMENTS OF DEFINED BENEFIT PENSION PLANS AND FOR TERMINATION BENEFITS, and No. 106, EMPLOYERS' ACCOUNTING FOR POSTRETIREMENT BENEFITS OTHER THAN PENSIONS, were issued. SFAS No. 132 suggests combined formats for presentation of pension and other postretirement benefit disclosures. It is effective for fiscal years beginning after December 15, 1997. Restatement of disclosures for earlier periods provided for comparative purposes is required unless the information is not readily available. Management is currently studying the impact of adopting SFAS No. 132.

EARNINGS PER SHARE In February 1997, the FASB issued SFAS No. 128, EARNINGS PER SHARE. SFAS No. 128 establishes standards for computing and presenting earnings per share (EPS) and applies to entities with publicly held common stock or potential common stock. SFAS No. 128 simplifies the standards for computing earnings per share previously found in APB Opinion No. 15, EARNINGS PER SHARE, and makes them comparable to international EPS standards. It replaces the presentation of primary EPS with a presentation of basic EPS. It also requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation.

     Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Diluted EPS is computed similarly to fully diluted EPS pursuant to APB Opinion No. 15. HMN adopted SFAS No. 128 effective December 31, 1997 and, in conformity with SFAS No. 128, has restated all prior-period EPS data presented in this financial statement.

     The following table reconciles the weighted average shares outstanding and the income available to common shareholders used for basic and diluted EPS:



-------------------------------------------------------------------------------------------------
                                                                Year Ended December 31,
                                                      -------------------------------------------
                                                          1997           1996            1995
                                                      -------------------------------------------
Weighted average number of
  common shares outstanding
  used in basic earnings per
  common share calculation..........................    3,683,458      4,315,410      5,109,989
Net dilutive effect of:
  Options...........................................      209,388         54,838         19,062
  Restricted stock awards...........................       50,767         67,003         42,887
                                                       ----------     -----------     ---------
Weighted average number
  of shares outstanding adjusted
  for effect of dilutive securities.................    3,943,613      4,437,251      5,171,938
                                                       ----------     -----------     ---------
                                                       ----------     -----------     ---------
Income available to common
  shareholders......................................   $5,578,866      4,274,349      5,620,377
Basic earnings per
  common share......................................        $1.51           0.99           1.10
Diluted earnings per
  common share......................................        $1.41           0.96           1.09
-------------------------------------------------------------------------------------------------


     In February of 1998 HMN announced that its Board of Directors voted to request stockholder approval at the annual meeting of stockholders to be held on April 28, 1998 for an increase in HMN's authorized common stock from 7.0 million shares to 11.0 million shares. Subject to stockholder approval of the increase, the Board has authorized a three-for-two stock split of its common stock, to be effected in the form of a fifty percent stock dividend. The record date and distribution date for such dividend are expected to be set by the Board immediately following the annual stockholders' meeting.

RECLASSIFICATIONS Certain amounts in the consolidated financial statements for prior years have been reclassified to conform with the current year presentation.


NOTE 2  BUSINESS COMBINATIONS AND ACQUISITIONS
On December 5, 1997 HMN, through its wholly owned subsidiary, Home Federal, completed its merger (the Merger) with Marshalltown Financial Corporation (MFC) pursuant to a merger agreement dated July 1, 1997. The aggregate consideration per the merger agreement was $24.8 million, consisting of $23.7 million for 1.35 million outstanding shares of MFC stock, or $17.51 per share, and $1.1 million for the outstanding MFC options. HMN owned 60,000 shares of MFC stock with a historical cost of $1.0 million which were cancelled upon the completion of the merger. The purchase method of accounting was used to record the merger transaction.

     The transaction was funded through a combination of the sale of securities, and short-term borrowings from the Federal Home Loan Bank of Des Moines ("FHLB"). Pursuant to the merger agreement, the Bank is obligated to provide cash to MFC stockholders when they submit their MFC stock or outstanding MFC options. As of December 31, 1997 MFC stockholders had not submitted 216,165 shares or options for $3,555,352.

     The merger consideration of $24.8 million plus the cancellation of 60,000 shares of MFC common stock owned by HMN with a historical cost of $1.0 million was allocated as follows:




                                                    HMN FINANCIAL, INC.    33

---------------------------------------------------------------------------
Cash and cash equivalents.............................        $   5,437,603
Investment securities.................................           48,580,533
Loans receivable, net.................................           69,759,162
Federal Home Loan Bank stock, at cost.................            1,195,500
Premises and equipment................................              744,793
Goodwill..............................................            4,514,730
Core deposit intangible ..............................            1,567,000
Other assets..........................................            2,210,518
Deposits..............................................         (103,580,493)
Net deferred tax liabilities..........................           (1,003,330)
Other liabilities ....................................           (3,578,464)
                                                              -------------
  Purchase price......................................        $  25,847,552
                                                              -------------
                                                              -------------
---------------------------------------------------------------------------

     The following Unaudited Pro Forma Condensed Combined Statements of Income for the years ended December 31, 1997 and 1996 combine HMN's income statement for the year ended December 31 with MFC's income statement for the year ended September 30. The statements are presented as if the Merger had been effective at the beginning of each period presented, after giving effect to certain pro forma adjustments described in the accompanying notes.

     The Unaudited Pro Forma Condensed Combined Financial Information and notes thereto (the Information) reflect the application of the purchase method of accounting for the Merger. Under this method, the assets acquired and liabilities assumed from MFC and its subsidiaries are recorded at their fair market values on the date of the Merger. The amount of the purchase price in excess of the fair market value of the tangible and identifiable intangible assets acquired less the fair market value of the liabilities assumed is recorded as goodwill. Certain historical information of the consolidated MFC has been reclassified to conform to HMN's financial statement presentation. The Information is not necessarily indicative of the results of future operations of the combined entity or the actual results that would have been achieved had the Merger of MFC been consummated prior to the periods indicated.


HMN FINANCIAL, INC. AND SUBSIDIARIES
MARSHALLTOWN FINANCIAL CORPORATION AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 1997





                                                HMN              MFC                 Pro Forma
                                             Year Ended      Year Ended    ------------------------------
                                              12-31-97         9-30-97     Adjustments         Combined
---------------------------------------------------------------------------------------------------------
Total interest income...................   $ 41,090,231      8,849,795     (2,004,299)(1)(2)  47,935,727
Total interest expense..................     25,643,019      5,484,065        387,570 (3)(4)  31,514,654
                                           ------------     ----------     ----------         ----------
  Net interest income...................     15,447,212      3,365,730     (2,391,869)        16,421,073
Provision for loan losses...............        300,000         10,000                           310,000
Non-interest income.....................      2,722,359        202,010                         2,924,369
Non-interest expense....................      9,022,705      2,378,914        494,242 (5)(6)  11,895,861
                                           ------------     ----------     ----------         ----------
  Income before income tax expense......      8,846,866      1,178,826     (2,886,111)         7,139,581
Income tax expense......................      3,268,000        331,771     (1,024,971)         2,574,800
                                           ------------     ----------     ----------         ----------
  Net income............................   $  5,578,866        847,055     (1,861,140)         4,564,781
                                           ------------     ----------     ----------         ----------
                                           ------------     ----------     ----------         ----------
Basic earnings per share................   $       1.51           0.58                              1.24
Diluted earnings per share..............   $       1.41           0.57                              1.16
Weighted average shares outstanding:
  Basic.................................      3,683,458      1,470,885                         3,683,458
  Diluted...............................      3,943,613      1,477,287                         3,943,613


UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 1996


                                                HMN            MFC                   Pro Forma
                                             Year Ended     Year Ended     -----------------------------
                                              12-31-96        9-30-96      Adjustments         Combined
--------------------------------------------------------------------------------------------------------
Total interest income...................    $39,864,325      8,756,211     (2,004,299)(1)(2)  46,616,237
Total interest expense..................     24,193,790      5,579,496        387,570 (3)(4)  30,160,856
                                           ------------     ----------     ----------         ----------
  Net interest income...................     15,670,535      3,176,715     (2,391,869)        16,455,381
Provision for loan losses...............        300,000         10,000                           310,000
Non-interest income.....................      1,922,700        152,643                         2,075,343
Non-interest expense....................     10,508,886      3,187,416        494,242 (5)(6)  14,190,544
                                           ------------     ----------     ----------         ----------
  Income before income tax expense......      6,784,349        131,942     (2,886,111)         4,030,180
Income tax expense......................      2,510,000         57,212     (1,009,212)         1,558,000
                                           ------------     ----------     ----------         ----------
  Net income............................    $ 4,274,349         74,730     (1,876,899)         2,472,180
                                           ------------     ----------     ----------         ----------
                                           ------------     ----------     ----------         ----------
Basic earnings per share................   $       0.99           0.05                              0.57
Diluted earnings per share..............   $       0.96           0.05                              0.56
Weighted average shares outstanding:
  Basic.................................      4,315,410      1,472,185                         4,315,410
  Diluted...............................      4,437,251      1,473,784                         4,437,251



NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS
OF INCOME

Pursuant to the Merger and consistent with GAAP, certain adjustments were recorded, primarily to accrue for specific, identified costs related to the merger of MFC. The amounts of the Merger related costs are preliminary estimates and are subject to revisions as economic conditions change or as more information becomes available.

     HMN expects to achieve operating cost savings primarily through reductions in staff and the consolidation of certain functions such as data processing, investments and other back office operations at MFC. The operating cost savings are expected to be achieved in various amounts at various times during the years subsequent to the acquisition of MFC and not ratably over, or at the beginning or end of, such periods. No adjustment has been reflected in the Unaudited Pro Forma Condensed Combined Statement of Income for the year ended December 31, 1997 or 1996 for the anticipated cost savings.

(1) Represents amortization of MFC mark-to-market adjustments under the purchase method of accounting for loans.
(2) Represents amortization of MFC mark-to-market adjustments under the purchase method of accounting for securities, and the forgone interest income resulting from the planned sale of $15.8 million of securities.
(3) Represents amortization of MFC mark-to-market adjustments under the purchase method of accounting for deposits.
(4) Represents the net interest cost of borrowing $10.0 million to fund the MFC acquisition.
(5)  Represents amortization of goodwill and core deposit intangible.
(6) Represents the additional depreciation on premises and equipment related to the MFC mark-to-market adjustments.

     Provided the accounting estimates related to the acquisition of MFC are not revised, the estimated impact of amortizing goodwill and other purchase accounting adjustments will reduce pretax income by the following amounts in each of the following years: $1,256,000 for 1998, $593,000 for 1999, $564,000 for 2000, $426,694 for 2001 and $346,674 for 2002.



NOTE 3  SECURITIES AVAILABLE FOR SALE
A summary of securities available for sale at December 31, 1997 and 1996 is as follows:


----------------------------------------------------------------------------------------------------------
                                                                     Gross          Gross
                                                 Amortized        unrealized     unrealized      Fair
                                                    cost             gains          losses       value
----------------------------------------------------------------------------------------------------------
DECEMBER 31, 1997:
Mortgage-backed securities:
  FHLMC.....................................    $ 29,934,261        159,036         13,126     30,080,171
  FNMA......................................      14,352,421         46,710         59,159     14,339,972
  GNMA......................................       6,213,917         12,741          7,885      6,218,773
  Other.....................................         186,523              0            881        185,642
Collateralized mortgage obligations:
  FHLMC.....................................      21,583,016        227,165        207,710     21,602,471
  FNMA......................................      38,603,926        271,415        217,204     38,658,137
  Other.....................................      24,724,340        127,068          1,092     24,850,316
                                                 -----------      ----------     ----------    -----------
                                                 135,598,404        844,135        507,057    135,935,482
                                                 -----------      ----------     ----------    -----------

Other marketable securities:
  U.S. Government and agency obligations....      43,403,323         40,398        100,965     43,342,756
  Corporate debt............................       2,903,330              0            182      2,903,148
  Corporate equity..........................      22,050,273      1,632,826          5,526     23,677,573
                                                 -----------      ----------     ----------    -----------
                                                  68,356,926      1,673,224        106,673     69,923,477
                                                 -----------      ----------     ----------    -----------
                                                $203,955,330      2,517,359        613,730    205,858,959
                                                 -----------      ----------     ----------    -----------
                                                 -----------      ----------     ----------    -----------

DECEMBER 31, 1996:
Mortgage-backed securities:
  FHLMC.....................................    $  1,776,252         32,567              0      1,808,819
  FNMA......................................         968,924         14,833              0        983,757
Collateralized mortgage obligations:
  FHLMC.....................................      56,867,103         98,316      1,162,269     55,803,150
  FNMA......................................      45,236,461        113,800        596,858     44,753,403
  Other.....................................      29,625,427        449,747         69,025     30,006,149
                                                 -----------      ----------     ----------    -----------
                                                 134,474,167        709,263      1,828,152    133,355,278
                                                 -----------      ----------     ----------    -----------

Other marketable securities:
  U.S. Government and agency obligations....      29,599,717         33,566        355,602     29,277,681
  Corporate debt............................       1,090,420          1,218              0      1,091,638
  Corporate equity..........................      11,670,362        555,608        120,479     12,105,491
                                                 -----------      ----------     ----------    -----------
                                                  42,360,499        590,392        476,081     42,474,810
                                                 -----------      ----------     ----------    -----------
                                                $176,834,666      1,299,655      2,304,233    175,830,088
                                                 -----------      ----------     ----------    -----------
                                                 -----------      ----------     ----------    -----------

----------------------------------------------------------------------------------------------------------


     Proceeds from securities available for sale which were sold during 1997 were $94,462,303, resulting in gross gains of $1,533,046 and gross losses of $283,477. Proceeds from securities available for sale which were sold during 1996 were $101,157,643, resulting in gross gains of $1,235,754 and gross losses of $206,116. Proceeds from securities available for sale which were sold during 1995 were $85,454,779, resulting in gross gains of $565,441 and gross losses of $149,486.



                                                      HMN FINANCIAL, INC.    35

     The following table indicates amortized cost and estimated fair value of securities available for sale at December 31, 1997, based upon contractual maturity adjusted for scheduled repayments of principal and projected prepayments of principal based upon current economic conditions and interest rates. Actual maturities may differ from the maturities in the following table because obligors may have the right to call or prepay obligations with or without call or prepayment penalties:



------------------------------------------------------------------------
                                            Amortized           Fair
                                               cost             value
------------------------------------------------------------------------
Due less than one year..................   $101,595,473      101,749,806
Due after one year through five years...     71,013,632       71,121,508
Due after five years through ten years .      6,732,965        6,743,193
After ten years.........................      2,562,987        2,566,880
No stated maturity......................     22,050,273       23,677,572
                                           ------------     ------------
  Total.................................   $203,955,330      205,858,959
                                           ------------     ------------
                                           ------------     ------------
------------------------------------------------------------------------

     The allocation of mortgage-backed securities and collateralized mortgage obligations in the table above is based upon the anticipated future cash flow of the securities using estimated mortgage prepayment speeds.



NOTE 4  SECURITIES HELD TO MATURITY

During the first quarter of 1997, HMN determined that it no longer had the intent to hold its securities classified as held to maturity to the actual maturity date of the securities. Therefore, it sold one security and on March 31, 1997 it transferred all the remaining securities in the held to maturity portfolio to the available for sale portfolio.

     The following information summarizes the sale and transfer of the securities held to maturity during 1997.



-------------------------------------------------------------------------------------------------------------------------------
                                                                                                                   Unrealized
                                                                                                    Unrealized    Holding Gain,
                                                        Amortized           Fair       Realized       Holding     Net of Tax,
                                                           Cost            Value          Gain          Gain       in Equity
-------------------------------------------------------------------------------------------------------------------------------
Security sold.....................................     $  344,139         348,871         4,732
Securities transferred to available for sale......     $1,223,753       1,295,147                       71,394         42,641
-----------------------------------------------------------------------------------------------------------------------------


A summary of securities held to maturity at December 31, 1996 is as follows:
----------------------------------------------------------------------------


                                                            Gross         Gross
                                         Amortized       unrealized     unrealized      Fair
                                            cost            gains         losses        value
-----------------------------------------------------------------------------------------------------------------------------
DECEMBER 31, 1996:
Mortgage-backed securities:
  FHLMC...........................      $1,403,866         90,477              0      1,494,343
  FNMA............................         158,425          9,941              0        168,366
  Other...........................         243,453              0          1,169        242,284
                                         ---------        --------      ---------     ----------
                                         1,805,744        100,418          1,169      1,904,993
                                         ---------        --------      ---------     ----------
Other marketable securities:
  Corporate debt..................         999,812            738              0      1,000,550
                                         ---------        --------      ---------     ----------
                                        $2,805,556        101,156          1,169      2,905,543
                                         ---------        --------      ---------     ----------
                                         ---------        --------      ---------     ----------
-----------------------------------------------------------------------------------------------------------------------------


     There were no sales of securities held to maturity in 1996.




NOTE 5  LOANS RECEIVABLE, NET
A summary of loans receivable at December 31 is as follows:
---------------------------------------------------------------------------------
                                                     1997                1996
                                                ---------------------------------
Residential real estate loans:
  Conventional..............................    $399,029,974         320,317,356
  FHA.......................................       1,797,006           2,203,983
  VA........................................       1,857,827           2,572,878
                                                ------------         -----------
                                                 402,684,807         325,094,217
                                                ------------         -----------
Other loans:
  Commercial real estate                          11,997,014           7,917,882
  Autos.....................................       2,437,516             565,464
  Home equity line..........................      19,490,392          11,881,305
  Home equity...............................       7,176,253           5,926,753
  Other consumer............................         411,100             370,417
  Commercial business ......................       5,226,095           2,344,421
  Savings ..................................       1,362,186             938,308
  Education.................................         123,313             466,576
  Other.....................................         864,238             782,885
                                                ------------         -----------
                                                  49,088,107          31,194,011
                                                ------------         -----------
    Total loans.............................     451,772,914         356,288,228
Less:
  Unamortized discounts.....................         547,007             417,031
  Net deferred loan fees....................       1,846,692           1,694,730
  Allowance for losses......................       2,748,219           2,340,585
  Loans in process..........................       4,562,396           2,813,646
                                                ------------         -----------
                                                $442,068,600         349,022,236
                                                ------------         -----------
                                                ------------         -----------
Weighted average contractual
  interest rate.............................            7.39%               7.67%
Commitments to originate,
  fund or purchase loans....................    $  7,367,650          24,504,320
---------------------------------------------------------------------------------

     Included in total commitments to originate or purchase loans are fixed rate loans aggregating approximately $6,010,250 and $2,861,025 as of December 31, 1997 and 1996, respectively. The interest rates on these commitments ranged from 6.678% to 7.5% at December 31, 1997 and from 7.11% to 8.375% at December 31, 1996.

     At December 31, 1997 and 1996, loans on nonaccrual status totaled $263,329 and $338,310, respectively. Had the loans performed in accordance with their original terms throughout 1997, HMN would have recorded gross interest income of $27,690 for these loans. Interest income of $14,444 has been recorded on these loans for the year ended December 31, 1997.

     At December 31, 1997 and 1996 there were no loans included in loans receivable, net with terms that had been modified in a troubled debt restructuring.

     There were no material commitments to lend additional funds to customers whose loans were classified as restructured or nonaccrual at December 31, 1997.

     At December 31, 1997, 1996 and 1995, the recorded investment in loans that are considered to be impaired were $665,151, $338,310 and $535,450, respectively, for which the related allowance for credit losses were $34,762, $17,571 and $70,097, respectively. The average investment in impaired loans during 1997, 1996 and 1995 were $443,754, $423,042 and $466,288, respectively.
For the years ended December 31, 1997, 1996 and 1995, HMN recognized interest income on impaired loans of $36,564, $24,662 and $40,553, respectively. All of the interest

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

income that was recognized during 1997, 1996 and 1995 for impaired loans was recognized using the cash basis method of income recognition.

     The aggregate amount of loans to executive officers and directors of HMN were $884,244, $385,023, and $169,489 at December 31, 1997, 1996 and 1995,
respectively. During 1997 repayments on loans to executive officers and directors aggregated $30,679 and loans originated aggregated $529,900.

     At December 31, 1997, 1996 and 1995, HMN was servicing real estate loans for others with aggregate unpaid principal balances of approximately $8,218,564, $1,417,954 and $1,130,649, respectively.

     HMN originates residential, commercial real estate and other loans primarily in southern Minnesota and after December 5, 1997 in Iowa. HMN also purchases loans from a third party broker located in the Southeastern United States. At December 31, 1997, HMN owned single family residential loans located in the following states:


-------------------------------------------------------------------------------
                                                      Percent
                                Amount                of Total
-------------------------------------------------------------------------------
Alabama.............        $  4,462,834                 1.1%
California..........           9,054,681                 2.2
Georgia.............          46,309,887                11.5
Iowa................          49,705,322                12.3
Minnesota...........         233,002,052                57.9
North Carolina......          11,819,254                 2.9
Ohio................           8,477,956                 2.1
South Carolina......           8,314,943                 2.1
Tennessee...........           4,288,917                 1.1
Wisconsin...........          20,130,423                 5.0
Other states........           7,118,538                 1.8
                            ------------              -------
  Total.............        $402,684,807               100.0%
                            ------------              -------
                            ------------              -------
-------------------------------------------------------------------------------

--------------------------------------------------
NOTE 6  ALLOWANCE FOR LOAN AND REAL ESTATE LOSSES
The allowance for losses is summarized as follows:

                                           Loans      Real estate    Total
-------------------------------------------------------------------------------
Balance, December 31, 1994............  $1,893,143       36,997    1,930,140
   Provision for losses...............     300,000        9,327      309,327
   Charge-offs........................      (2,612)     (11,324)     (13,936)
   Recoveries.........................         133            0          133
                                        -----------    --------    ---------
Balance, December 31, 1995............   2,190,664       35,000    2,225,664
   Provision for losses...............     300,000        2,000      302,000
   Charge-offs........................    (150,136)           0     (150,136)
   Recoveries.........................          57            0           57
   Other..............................           0      (35,000)     (35,000)
                                        -----------    --------    ---------
Balance, December 31, 1996............   2,340,585        2,000    2,342,585
   Provision for losses...............     300,000       18,000      318,000
   MFC allowance for losses acquired .     122,500            0      122,500
   Charge-offs........................     (22,691)     (12,000)     (34,691)
   Recoveries.........................       7,825            0        7,825
                                        -----------    --------    ---------
Balance, December 31, 1997............  $2,748,219        8,000    2,756,219
                                        -----------    --------    ---------
                                        -----------    --------    ---------

-------------------------------------------------------------------------------



NOTE 7  REAL ESTATE
A summary of real estate at December 31 is as follows:
---------------------------------------------------------------------------
                                                       1997           1996
                                                    -----------------------
Real estate in judgement subject
   to redemption............................        $      0         22,610
Real estate acquired through foreclosure....         141,939              0
                                                    --------         ------
                                                     141,939         22,610
Allowance for losses........................           8,000          2,000
                                                    --------         ------
                                                    $133,939         20,610
                                                    --------         ------
                                                    --------         ------
---------------------------------------------------------------------------


NOTE 8  PREMISES AND EQUIPMENT
A summary of premises and equipment at December 31 is as follows:

---------------------------------------------------------------------------
                                                     1997            1996
                                                  -------------------------
Land .........................................    $1,175,169        726,923
Office buildings and improvements.............     5,196,656      3,704,146
Furniture and equipment.......................     2,735,835      1,966,130
                                                  ----------      ---------
                                                   9,107,660      6,397,199
                                                  ----------      ---------
Less accumulated depreciation.................     3,226,950      2,815,702
                                                  ----------      ---------
                                                  $5,880,710      3,581,497
                                                  ----------      ---------
                                                  ----------      ---------
---------------------------------------------------------------------------


       During 1997 HMN purchased land totaling $392,700 in order to build new retail banking facilities in Spring Valley and Winona. During 1997 HMN spent $700,000 for construction in process on the two banking facilities. During 1998 HMN will spend approximately $2,200,000 to complete its building projects and provide the buildings with furniture and equipment.

NOTE 9  ACCRUED INTEREST RECEIVABLE
Accrued interest receivable at December 31 is summarized as follows:


----------------------------------------------------------------------
                                                  1997          1996
                                              ------------------------
Securities available for sale.............    $1,549,173     1,256,214
Securities held to maturity...............             0        41,730
Loans receivable .........................     2,488,958     2,117,208
                                              ----------     ---------
                                              $4,038,131     3,415,152
                                              ----------     ---------
                                              ----------     ---------
----------------------------------------------------------------------

                                                     HMN FINANCIAL, INC.    37

NOTE 10  DEPOSITS

Deposits and their weighted average interest rates at December 31 are summarized as follows:


--------------------------------------------------------------------------------------------------------------------------
                                                             1997                                    1996
                                           ---------------------------------------  --------------------------------------
                                             Weighted                   Percent of    Weighted                  Percent of
                                           average rate     Amount         total    average rate      Amount      total
--------------------------------------------------------------------------------------------------------------------------
Noninterest checking....................      0.00%     $  3,832,736       0.8%         0.00%     $  2,389,034     0.7%
NOW accounts............................      1.50        23,143,564       5.0          2.01        17,588,877     4.8
Passbooks...............................      2.62        36,198,890       7.6          2.50        30,070,326     8.3
Money market accounts...................      3.34        24,807,554       5.3          2.83        16,532,806     4.6
                                                        ------------     -----                    ------------   -----
                                                          87,982,744      18.7                      66,581,043    18.4
                                                        ------------     -----                    ------------   -----
Certificates:
3-3.99%.................................                     726,629       0.2                         425,284     0.1
4-4.99%.................................                  24,155,281       5.2                      22,552,550     6.2
5-5.99%.................................                 162,916,038      34.9                     168,040,084    46.4
6-6.99%.................................                 178,847,401      38.3                      76,703,716    21.2
7-7.99%.................................                  11,627,046       2.5                      28,077,048     7.7
Over 8.00%..............................                   1,092,549       0.2                          97,219     0.0
                                                        ------------     -----                    ------------   -----
Total certificates......................      5.81       379,364,944      81.3          5.76       295,895,901    81.6
                                                        ------------     -----                    ------------   -----
Total deposits..........................      5.17      $467,347,688     100.0%         5.14      $362,476,944   100.0%
                                                        ------------     -----                    ------------   -----
                                                        ------------     -----                    ------------   -----

--------------------------------------------------------------------------------------------------------------------------



     At December 31, 1997 and 1996, HMN had $47,546,431 and $38,226,676,
respectively, of deposit accounts with balances at $100,000 or more.
     Certificates had the following maturities at December 31:



------------------------------------------------------------------------------------------------------
                                                       1997                           1996
                                          ------------------------------------------------------------
                                                               Weighted                      Weighted
                                              Amount            average      Amount          average
REMAINING TERM TO MATURITY                (in thousands)          rate   (in thousands)         rate
------------------------------------------------------------------------------------------------------
1-6 months..............................       $121,295           5.69%      $ 92,495           5.38%
7-12 months.............................        138,235           5.86         71,077           5.95
13-36 months............................         98,515           5.87        111,369           5.91
37-60 months............................         21,320           5.92         20,955           6.02
                                                -------                       -------
                                               $379,365           5.81       $295,896           5.76
                                                -------                       -------
                                                -------                       -------

------------------------------------------------------------------------------------------------------


     At December 31, 1997 mortgage loans and mortgage-backed and related securities with an amortized cost of approximately $42,579,000 and $2,328,000 of letters of credit from the Federal Home Loan Bank (FHLB) were pledged as collateral on deposits.

     Interest expense on deposits is summarized as follows for the years ended December 31:



--------------------------------------------------------------------------------------
                                                1997             1996          1995
                                            -----------     ----------     -----------
NOW.....................................    $   257,261        323,311        311,359
Passbook................................        762,923        760,083        759,167
Money Market............................        490,223        500,811        547,412
Certificates............................     17,545,757     17,365,732     16,960,806
                                             -----------     ----------     -----------
                                            $19,056,164     18,949,937     18,578,744
                                             -----------     ----------     -----------
                                             -----------     ----------     -----------

--------------------------------------------------------------------------------------


NOTE 11  FEDERAL HOME LOAN BANK ADVANCES
Federal Home Loan Bank advances consisted of the following at December 31, 1997 and 1996:


-----------------------------------------------------------------------------------------------------
                                                   1997                               1996
                                           ------------------------      ----------------------------
YEAR OF MATURITY                             Amount         Rate           Amount             Rate
-----------------------------------------------------------------------------------------------------
1997....................................                                 $ 46,428,568           5.52
1998....................................   $ 43,250,021      5.85%          1,250,021           6.55
1999....................................     15,000,000      5.42           5,000,000           5.16
2000....................................     24,000,000      5.97          19,000,000           6.00
2001....................................     19,000,000      5.86          24,000,000           5.51
2002....................................     16,000,000      5.61                   0           0.00
2003....................................     10,400,000      5.89          10,400,000           5.89
                                            ------------                  ------------
                                           $127,650,021      5.80        $106,078,589           5.64
                                            ------------                  ------------
                                            ------------                  ------------

-----------------------------------------------------------------------------------------------------


     Certain advances have call provisions which allow the FHLB to request that the advance be paid back prior to its maturity date. At December 31, 1997 all advances maturing in 2001 have semiannual call features which start in 1998 and $10,000,000 of the advances maturing in 2002 have quarterly call features which start in 1998.

     At December 31, 1997 and 1996 the Bank had an undrawn open line of credit for $5,000,000 from the FHLB.

     At December 31, 1997 the advances, the open line of credit, and $2,328,000 of letters of credit from the FHLB were collateralized by the Bank's FHLB stock and mortgage loans with unamortized principal balances of approximately $375,000,000. The Bank has the ability to draw additional borrowings of $150,000,000 based upon the mortgage loans that are currently pledged subject to a requirement to purchase FHLB stock.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12  INCOME TAXES
Income tax expense for the years ended December 31 is as follows:



----------------------------------------------------------------------------------------------------------------------------------
                                                                                             1997            1996          1995
                                                                                         ------------------------------------------
Current:
  Federal ............................................................................    $2,425,591      1,838,158     2,152,628
  State ..............................................................................       758,814        561,442       660,222
                                                                                           ---------      ---------     ---------
    Total current.....................................................................     3,184,405      2,399,600     2,812,850
                                                                                           ---------      ---------     ---------
Deferred:
  Federal ............................................................................        65,395         83,833       439,945
  State ..............................................................................        18,200         26,567       128,105
                                                                                           ---------      ---------     ---------
    Total deferred ...................................................................        83,595        110,400       568,050
                                                                                           ---------      ---------     ---------
                                                                                          $3,268,000      2,510,000     3,380,900
                                                                                           ---------      ---------     ---------
                                                                                           ---------      ---------     ---------

----------------------------------------------------------------------------------------------------------------------------------

     The reasons for the difference between "expected" income tax expense utilizing the federal corporate tax rate of 34% and the actual income tax expense are as follows:


---------------------------------------------------------------------------------------------------------------------------------
                                                                                             1997            1996         1995
                                                                                         ----------------------------------------
Federal expected income tax expense.................................................      $3,007,934     $2,306,677     3,060,434
Items affecting federal income tax:
  State income taxes, net of federal  income tax benefit............................         512,829        388,086       520,296
                                                                                          ----------     ----------     ---------
  Other, net........................................................................        (252,763)      (184,763)     (199,830)
                                                                                          ----------     ----------     ---------
                                                                                           3,268,000     $2,510,000     3,380,900
                                                                                          ----------     ----------     ---------
                                                                                          ----------     ----------     ---------

---------------------------------------------------------------------------------------------------------------------------------

     The tax effects of temporary differences that give rise to the deferred tax assets and deferred tax liabilities are as follows at December 31:

-----------------------------------------------------------------------------------------------------------------------------
                                                                                                       1997            1996
                                                                                                  ---------------------------
Deferred tax assets:
   Allowances for loan and real estate losses.................................................     $ 1,096,900        947,200
   Discounts on assets and liabilities acquired from MFC......................................         343,400              0
   Deferred loan fees.........................................................................         185,900        377,100
   Deferred compensation and pension costs....................................................         143,250        172,500
   Restricted stock awards....................................................................          46,400              0
   Loan servicing assets......................................................................          20,800              0
   Net unrealized loss on market value adjustment to securities available for sale............               0        406,600
                                                                                                     ---------      ---------
    Total gross deferred tax assets...........................................................       1,836,650      1,903,400
   Valuation allowance........................................................................               0              0
                                                                                                     ---------      ---------
    Net deferred tax assets...................................................................       1,836,650      1,903,400
                                                                                                     ---------      ---------
Deferred tax liabilities:
   Tax bad debt reserve over base year........................................................       1,540,600      1,462,000
   Mark up on assets acquired from MFC........................................................       1,341,600              0
   Net unrealized gain on market value adjustment to securities available for sale............         793,000              0
   FHLB stock.................................................................................         463,100        359,700
   Deferred loan fees and costs...............................................................         334,500        250,600
   Premises and equipment basis difference....................................................         333,817        106,600
   Other......................................................................................         144,733         26,200
   Unamortized discount on loan sale..........................................................          92,900        136,200
                                                                                                     ---------      ---------
    Total gross deferred tax liabilities......................................................       5,044,250      2,341,300
                                                                                                     ---------      ---------
    Net deferred tax liabilities..............................................................     $(3,207,600)      (437,900)
                                                                                                     ---------      ---------
                                                                                                     ---------      ---------

     Retained earnings at December 31, 1997 included approximately $8,800,000 for which no provision for income taxes was made. This amount represents allocations of income to bad debt deductions for tax purposes. Reduction of amounts so allocated for purposes other than absorbing losses will create income for tax purposes, which will be subject to the then-current corporate income tax rate.

NOTE 13  EMPLOYEE BENEFITS
Substantially all full-time employees of the Bank are included in a trusteed noncontributory retirement plan sponsored by the Financial Institutions Retirement Fund. The actuarial present value of accumulated plan benefits and net assets available for benefits relating to the Bank's employees is not available because such information is not accumulated for each participating institution. No contributions were required in 1997, 1996 or 1995 because the retirement plan is fully funded. The Bank's policy is to fund retirement plan costs accrued and there are no unfunded past service costs. For the years ended December 31, 1997, 1996 and 1995 the amounts charged to operating expenses were $5,700, $5,100 and $4,222, respectively.

     The Bank has a qualified, tax-exempt savings plan with a cash or deferred feature qualifying under Section 401(k) of the Internal Revenue Code (the 401(k)
Plan). All employees who have attained age 21 and completed one month of employment are eligible to par-


                                                     HMN FINANCIAL, INC.    39
ticipate provided they work at least 1,000 hours in each plan year. Participants are permitted to make salary reduction contributions to the 401(k) Plan of up to 12% of the participant's annual salary. Each participant's salary reduction is matched by the Bank in an amount equal to 25% of the participant's salary reduction up to a maximum contribution of 8%. Contributions above 8% are not matched by the Bank. Generally all participant and Bank contributions and earnings are fully and immediately vested. Effective January 1, 1997, for new employees the Bank's contributions are vested on a five year cliff basis. The Bank's matching contributions are expensed when made. The Bank's contributions to the 401(k) Plan were $47,800, $41,804 and $41,324 in 1997, 1996 and 1995, respectively.

     During 1994 HMN adopted an Employee Stock Ownership Plan (the ESOP) which met the requirements of Section 4975(e)(7) of the Internal Revenue Code and
Section 407(d)(6) of the Employee Retirement Income Security Act of 1974, as amended (ERISA), and, as such the ESOP was empowered to borrow in order to finance purchases of the common stock of HMN. The ESOP borrowed $6,085,770 from HMN to purchase 608,577 shares of common stock of HMN on the date of the conversion. The ESOP debt requires quarterly payments of principal plus interest at 7.52%. HMN has committed to make quarterly contributions to the ESOP necessary to repay the loan including interest. HMN contributed $689,636, $713,656, and $735,383 to the ESOP, respectively, during 1997, 1996 and 1995.

     As the debt is repaid, ESOP shares which were initially pledged as collateral for its debt, are committed to be released from collateral and allocated to active employees, based on the proportion of debt service paid in the year. HMN accounts for its ESOP in accordance with Statement of Position 93-6, EMPLOYERS' ACCOUNTING FOR EMPLOYEE STOCK OWNERSHIP PLANS. Accordingly, the shares pledged as collateral are reported as unearned ESOP shares in stockholders' equity. As shares are determined to be ratably released from collateral, HMN reports compensation expense equal to the current market price of the shares, and the shares become outstanding for earnings per share computations. ESOP compensation benefit expense was $885,208, $634,702 and $566,395, respectively, for 1997, 1996 and 1995.

     All employees of the Bank are eligible to participate in the ESOP after they attain age 21 and complete one year of service during which they worked at least 1,000 hours. A summary of the ESOP share allocation is as follows for the years ended:


-------------------------------------------------------------------------------------
                                                  1997           1996          1995
                                                --------       --------       -------
Shares allocated
  beginning of year.....................        108,421         74,962         33,989
Shares allocated during year............         38,426         39,763         40,973
Shares distributed
   to participants......................         (1,985)        (5,361)             0
Unreleased shares.......................        455,428        493,852        533,615
                                                --------       --------       -------
Total ESOP shares.......................        600,290        603,216        608,577
                                                --------       --------       -------
                                                --------       --------       -------

Fair value of unreleased
   shares at December 31................    $14,801,410      8,951,067      8,537,840

-------------------------------------------------------------------------------------

     In June of 1995, HMN as part of a Recognition and Retention Plan (RRP) awarded 84,486 shares of restricted common stock to its officers and directors. The shares vest over a five year period and were issued from treasury stock. Compensation and benefit expense related to the RRP was $231,600, $231,048 and $116,700 for 1997, 1996 and 1995. In April 1997, 2,000 shares of restricted common stock were awarded to a director. Those shares vest over a five year period beginning in 1998.

     In June 1995, HMN adopted its only stock option plan, the 1995 Stock Option and Incentive Plan (the SOP). During 1995, options exercisable for 547,713 shares of HMN common stock were granted to certain officers and directors at an exercise price of $13.81 per share. The options vest over a five year period and may be exercised within 10 years of the grant date. In December 1996, options exercisable for 1,000 shares of common stock were granted to officers at an exercise price of $18.125. In April 1997, options for 12,000 shares of common stock were granted to a director at an exercise price of $19.50.

     The fair value of the options granted were $9.12, $8.32 and $6.73 for 1997, 1996 and 1995, respectively. A summary of stock option activity under the SOP is detailed as follows:

--------------------------------------------------------------------------------------------------------------------------------
                                                                                                                        Weighted
                                                                                       Options                           average
                                                                                    available for     Options           exercise
                                                                                        grant       outstanding           price
                                                                                   ----------------------------------------------
December 31, 1994...............................................................              0              0
Plan adopted....................................................................        608,577
Granted June 21, 1995...........................................................       (547,713)       547,713           $13.810
                                                                                       --------        -------            ------
December 31, 1995...............................................................         60,864        547,713            13.810
Exercised.......................................................................                        (4,699)           13.810
Forfeited.......................................................................         12,172        (12,172)           13.810
Granted December 11, 1996.......................................................         (1,000)         1,000            18.125
                                                                                       --------        -------            ------
December 31, 1996...............................................................         72,036        531,842            13.818
Granted April 22, 1997..........................................................        (12,000)        12,000            19.500
Exercised.......................................................................                        (9,042)           13.810
                                                                                       --------        -------            ------
December 31, 1997...............................................................         60,036        534,800           $13.946
                                                                                       --------        -------            ------
                                                                                       --------        -------            ------

--------------------------------------------------------------------------------------------------------------------------------


     The following table summarizes information about stock options outstanding at December 31, 1997:

Options Outstanding Options Exercisable

                                        Weighted average
       Exercise          Number       remaining contractual
         price         outstanding       life in years             Number           Price
--------------------------------------------------------------------------------------------
        $13.810        521,800            7.4                       202,305         $13.81
         18.125          1,000            8.9                           200         18.125
         19.500         12,000            9.3
                       -------
                       534,800
                       -------
                       -------

--------------------------------------------------------------------------------------------


     HMN uses the intrinsic value method as described in APB Opinion No. 25 and related interpretations to account for its stock incentive plans. Accordingly, no compensation cost has been recognized for the option plan. Proceeds from stock options exercised are credited to common stock and additional paid-in capital. There are no charges or credits to expense with respect to the granting or exercise of options since the options were issued at fair value on the respective grant dates. Had compensation cost for HMN's stock-based plan been determined in accordance with the fair value method recommended by SFAS No. 123, HMN's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



-----------------------------------------------------------------------------
                                       1997           1996           1995
                                  ------------------------------------------
Net income:
   As reported................     $5,578,866      4,274,349      5,620,377
   Pro forma..................      4,839,907      3,085,217      4,728,898
Earnings per common share:
   As reported:
      Basic...................     $     1.51           0.99           1.10
      Diluted.................           1.41           0.96           1.09
   Pro forma:
      Basic...................           1.31           0.71           0.93
      Diluted.................           1.23           0.70           0.91
----------------------------------------------------------------------------

     The above disclosed pro forma effects of applying SFAS No. 123 to compensation costs, may not be representative of the effects on reported pro forma net income for future years.
     The fair value for each option grant for the SOP is estimated on the date of the grant using the Option Designer Model. The model incorporates the following assumptions:



----------------------------------------------------------------------------
                                        1997            1996           1995
                                    ----------------------------------------
Risk-free interest rate.......          6.80%          6.21%          6.28%
Expected life.................       10 YEARS       10 years       10 years
Expected volatility...........         18.00%         18.00%         20.00%
Expected dividends............           NONE           None           None
----------------------------------------------------------------------------


NOTE 14  SAIF ASSESSMENT
The Deposit Insurance Fund Act of 1996 (DIFA) was enacted on September 30, 1996. DIFA addressed the inadequate funding of the Savings Association Insurance Fund
(SAIF). In order to recapitalize the SAIF, DIFA imposed a one-time assessment on all thrift institutions. The Bank's assessment was a pretax charge of $2,351,563 and was recognized in the third quarter of 1996.

     DIFA also addressed the funding for the Financing Corp. (FICO) bonds. Thrifts will pay 6.4 basis points per $100 of deposits from January 1, 1997 to December 31, 1999. From January 1, 2000 until the FICO bonds are retired in 2019, the estimated assessment to retire the FICO bonds is expected to be
2.5 basis points per $100 of deposits.

NOTE 15  STOCKHOLDERS' EQUITY
HMN was incorporated for the purpose of becoming the savings and loan holding company of the Bank in connection with the Bank's conversion from a federally chartered mutual savings bank to a federally chartered stock savings bank, pursuant to a Plan of Conversion adopted on February 10, 1994. HMN commenced on May 23, 1994, a Subscription and Community Offering of its shares in connection with the conversion of the Bank (the Offering). The Offering was closed on June 22, 1994, and the conversion was consummated on June 29, 1994, with the issuance of 6,085,775 shares of HMN's common stock at a price of $10 per share. Total proceeds from the conversion of $59,178,342 net of costs relating to the conversion of $1,679,408, have been recorded as common stock and additional paid-in capital. HMN received all of the capital stock of the Bank in exchange for 50% of the net proceeds of the conversion.

     Starting in 1995 and continuing throughout 1997, with Board authorization and approval from the Office of Thrift Supervision (OTS), HMN purchased 298,334 shares during 1997, 869,785 shares during 1996, and 868,336 shares during 1995 of its own common stock from the open market for $5,988,450, $14,364,754 and $12,509,667, respectively. The shares were placed in treasury stock. In June of 1995, 84,486 shares were issued out of treasury stock for restricted stock Retention and Recognition Plan awards.

     Refer to Note 1 for disclosure of a potential stock split which is subject to approval of the stockholders of HMN at their April 28, 1998 annual meeting.

     HMN's certificate of incorporation authorized the issuance of up to 500,000 shares of preferred stock, but to date no shares have been issued.

     In order to grant a priority to eligible accountholders in the event of future liquidation, the Bank, at the time of conversion established a liquidation account equal to its regulatory capital as of September 30, 1993. In the event of future liquidation of the Bank, an eligible account holder who continues to maintain their deposit account shall be entitled to receive a distribution from the liquidation account. The total amount of the liquidation account will be decreased as the balance of eligible account holders are reduced subsequent to the conversion, based on an annual determination of such balance. The liquidation account of MFC was absorbed by the Bank as a result of the acquisition.

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

NOTE 16 FEDERAL HOME LOAN BANK INVESTMENT, REGULATORY LIQUIDITY AND REGULATORY CAPITAL REQUIREMENTS

The Bank, as a member of the Federal Home Loan Bank System, is required to hold a specified number of shares of capital stock, which is carried at cost, in the Federal Home Loan Bank of Des Moines. In addition, the Bank is required to maintain cash and other liquid assets in an amount equal to 4% of its deposit accounts and other obligations due within one year. The Bank has met these requirements as of December 31, 1997.

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

     Quantitative measures established by regulations to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the following table) of Tangible, Core, and Risk-based capital (as defined in the regulations) to total assets (as defined). Management believes, as of December 31, 1997, that the Bank meets all capital adequacy requirements to which it is subject.


                                                       HMN FINANCIAL, INC.    41

     Management believes that based upon the Bank's capital calculations at December 31, 1997 and other conditions consistent with the Prompt Corrective Actions Provisions of the OTS regulations, the Bank would be categorized as well capitalized.

     At December 31, 1997 the Bank's capital amounts and ratios are also presented for actual capital, required capital, and excess capital including amounts and ratios in order to qualify as being well capitalized under the Prompt Corrective Actions regulations:


---------------------------------------------------------------------------------------------------------



                                                         Actual                      Required
                                                --------------------------  -----------------------------
                                                              Percent of                      Percent of
(IN THOUSANDS)                                   Amount        Assets (1)     Amount           Assets (1)
----------------------------------------------------------------------------------------------------------
Bank stockholder's equity...............        $61,081
Plus:
   Net unrealized loss on
    certain securities
    available for sale..................           (375)
Less:
   Goodwill and other intangibles.......          6,047
   Excess mortgage servicing rights.....            510
                                                 -------
Tangible capital........................         54,149        8.20%         $ 9,909          1.50%
                                                 -------
   Tangible capital to
    adjusted total assets ..............                       8.20%
Core capital (Tier I)...................         54,149        8.20%          19,818          3.00%
   Tier I capital to risk-weighted
    assets..............................                      17.85%
Less:
   Equity investments and other
   assets required to be deducted.......            266
Plus:
Allowable allowance for loan losses ....          2,747
                                                --------
Risk-based capital......................        $56,630       18.66%         $24,274          8.00%
                                                --------
                                                --------


-----------------------------------------------------------------------------------------------------------------
                                                                                    To Be Well Capitalized
                                                                                          Under Prompt
                                                                                     Corrective Actions
                                                         Excess Capital                  Provisions
                                                   -------------------------    ----------------------------
                                                               Percent of                         Percent of
(IN THOUSANDS)                                      Amount      Assets (1)      Amount           Assets (1)
-----------------------------------------------------------------------------------------------------------
Bank stockholder's equity...............
Plus:
   Net unrealized loss on
    certain securities
    available for sale..................
Less:
   Goodwill and other intangibles.......
   Excess mortgage servicing rights.....

Tangible capital........................            $44,240    6.70%

   Tangible capital to
    adjusted total assets ..............                                        $33,029            5.00%
Core capital (Tier I)...................             34,331    5.20%
   Tier I capital to risk-weighted assets                                        18,205            6.00%
Less:
   Equity investments and other
   assets required to be deducted.....
Plus:
Allowable allowance for loan losses ....

Risk-based capital......................            $32,356   10.66%            $30,342           10.00%

(1) Based upon the Bank's adjusted total assets for the purpose of the tangible and core capital ratios and risk-weighted assets for the purpose of the risk-based capital ratio.

-------------------------------------------------------------------------------

NOTE 17  FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK
The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the balance sheet. The contract amounts of these instruments reflect the extent of involvement by the Bank.

     The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contract amount of these commitments. The Bank uses the same credit policies in making commitments as it does for on-balance sheet instruments.



-----------------------------------------------------------------------------------------------------------
                                                                                    Contract amount
                                                                            -------------------------------
(IN THOUSANDS)                                                                  1997                1996
-----------------------------------------------------------------------------------------------------------
Financial instruments whose contract amount
represents credit risk:
     Commitments to extend credit ..............................              $53,681              24,524
     Commitment of counter party
       to purchase loans........................................                2,201                   0
Financial instruments whose contract amount
     represents interest rate risk:
Commitment to purchase limited partnership
     interest in mortgage loan servicing rights.................                  181               2,120
------------------------------------------------------------------------------------------------------------


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

     Commitments of counter party to purchase loans represents commitments to sell loans to FNMA and are entered into in the normal course of business by the Bank.

NOTE 18  FAIR VALUE OF FINANCIAL INSTRUMENTS
SFAS No. 107, DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS, requires disclosure of estimated fair values of HMN's financial instruments, including assets, liabilities and off-balance sheet items for which it is practicable to estimate fair value. The fair value estimates are made as of December 31, 1997, and 1996 based upon relevant market information, if available, and upon the characteristics of the financial instruments themselves. Because no market exists for a significant portion of HMN's financial instruments, fair value estimates are based upon judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. The estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     The estimated fair value of HMN's financial instruments are shown below. Following the table, there is an explanation of the methods and assumptions used to estimate the fair value of each class of financial instruments.



--------------------------------------------------------------------------------------------------------------------------
                                                                                  December 31,
                                               ---------------------------------------------------------------------------
                                                             1997                                   1996
                                               ----------------------------------   --------------------------------------
                                                Carrying   Estimated    Contract   Carrying     Estimated       Contract
(IN THOUSANDS)                                  amount     fair value    amount      amount     fair value        amount
--------------------------------------------------------------------------------------------------------------------------
Financial assets:
   Cash and cash equivalents................   $  9,365       9,365                  10,584      10,584
   Securities available for sale............    205,859     205,859                 175,830     175,830
   Securities held to maturity..............          0           0                   2,806       2,906
   Loans held for sale......................      2,287       2,287                     739         739
   Loans receivable, net....................    442,069     456,012                 349,022     358,039
   Federal Home Loan Bank stock.............      7,432       7,432                   5,434       5,434
   Accrued interest receivable..............      4,038       4,038                   3,415       3,415
Financial liabilities:
   Deposits.................................    467,348     464,670                 362,477     358,215
   Federal Home Loan Bank advances..........    127,650     127,147                 106,079     105,484
   Accrued interest payable.................      1,365       1,365                   1,543       1,543
Off-balance sheet financial instruments:
   Commitments to extend credit.............          0          50      53,681           0          16            24,524
---------------------------------------------------------------------------------------------------------------------------




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

DEPOSITS Under SFAS No. 107, the fair value of deposits with no stated maturity such as checking, savings and money market accounts, is equal to the amount payable on demand. The fair value of certificates of deposit is based on the discounted value of contractual cash flows using as discount rates the rates that were offered by HMN as of December 31, 1997 and 1996 for deposits with maturities similar to the remaining maturities of the existing certificates of deposit.

     The fair value estimate for deposits does not include the benefit that results from the low cost funding provided by HMN's existing deposits and long-term customer relationships compared to the cost of obtaining different sources of funding. This benefit is commonly referred to as the core deposit intangible. ACCRUED INTEREST PAYABLE The carrying amount of accrued interest payable approximates its fair value since it is short-term in nature.

FEDERAL HOME LOAN BANK ADVANCES The fair values of advances payable with fixed maturities are estimated based on discounted cash flow analysis using as discount rates the interest rates charged by the FHLB at December 31, 1997 and 1996 for borrowings of similar remaining maturities.

COMMITMENTS TO EXTEND CREDIT The fair value of commitments to extend credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counter parties.



                                                      HMN FINANCIAL, INC.    43

NOTE 19  HMN FINANCIAL, INC. FINANCIAL INFORMATION (PARENT COMPANY ONLY)
The parent company's principal assets are its investment in the Bank and securities. The following are the condensed financial statements for the parent company only as of December 31, 1997 and 1996 and for the years ended December 31, 1997, 1996 and 1995.



                                                                                       1997             1996          1995
-----------------------------------------------------------------------------------------------------------------------------------
CONDENSED BALANCE SHEET
  ASSETS:
     Cash and cash equivalents.........................................................    $   944,925      3,655,598
     Securities available for sale.....................................................     14,287,978     10,187,092
     Loans receivable from subsidiaries................................................      7,050,570      7,334,000
     Investment in subsidiaries........................................................     62,278,302     61,458,395
     Investment in limited partnership.................................................        480,871              0
     Accrued interest receivable.......................................................         67,883        215,959
     Prepaid expenses and other assets.................................................         11,615         17,950
                                                                                           -----------    -----------
        Total assets...................................................................    $85,122,144     82,868,994
                                                                                           -----------    -----------
                                                                                           -----------    -----------
  LIABILITIES AND STOCKHOLDERS' EQUITY:
     Accrued expenses and other liabilities............................................      $ 651,734        769,550
                                                                                           -----------    -----------
        Total liabilities..............................................................        651,734        769,550
                                                                                           -----------    -----------
     Serial preferred stock............................................................              0              0
     Common stock......................................................................         60,858         60,858
     Additional paid-in capital........................................................     59,729,090     59,428,768
     Retained earnings.................................................................     60,224,253     54,645,387
     Net unrealized loss on securities available for sale..............................      1,129,818       (598,045)
     Unearned employee stock option plan shares........................................     (4,554,280)    (4,938,520)
     Unearned compensation restricted stock awards.....................................       (600,668)      (793,289)
     Treasury stock, at cost, 1,941,407 and 1,651,615 shares...........................    (31,518,661)   (25,705,715)
                                                                                           -----------    -----------
        Total stockholders' equity.....................................................     84,470,410     82,099,444
                                                                                           -----------    -----------
     Total liabilities and stockholders' equity........................................    $85,122,144     82,868,994
                                                                                           -----------    -----------
                                                                                           -----------    -----------
CONDENSED STATEMENT OF INCOME

     Interest income...................................................................    $ 1,071,818      1,105,218     1,474,107
     Interest expense..................................................................        (13,515)        (4,943)       (1,083)
     Securities gains, net.............................................................        644,278        229,002        53,058
     Equity in earnings of subsidiaries................................................      4,512,080      3,565,441     4,755,138
     Equity in earnings of limited partnership.........................................        (19,129)             0             0
     Compensation and benefits.........................................................        (17,494)       (17,233)      (21,775)
     Occupancy.........................................................................         (6,604)        (6,868)       (6,353)
     Advertising.......................................................................           (159)          (670)         (276)
     Data processing...................................................................         (1,355)        (1,271)       (1,200)
     Other.............................................................................       (477,030)      (475,127)     (380,039)
                                                                                           -----------    -----------    ----------
        Income before income tax expense...............................................      5,692,890      4,393,549     5,871,577
     Income tax expense................................................................        114,024        119,200       251,200
                                                                                           -----------    -----------    ----------
      Net income.......................................................................    $ 5,578,866      4,274,349     5,620,377
                                                                                           -----------    -----------    ----------

CONDENSED STATEMENT OF CASH FLOWS
   Cash flows from operating activities:
      Net income.......................................................................    $ 5,578,866      4,274,349     5,620,377
      Adjustments to reconcile net income to cash provided by operating activities:
         Equity in earnings of subsidiaries............................................     (4,512,080)    (3,565,441)   (4,755,138)
         Equity in earnings of limited partnership.....................................         19,129              0             0
         Amortization of premiums (discounts), net.....................................           (349)         9,727       (21,328)
         Securities gains, net.........................................................       (644,278)      (229,002)      (53,058)
         Provision for deferred income taxes...........................................           (800)        (1,400)       (2,500)
         Earned employee stock ownership shares priced above original cost.............        298,237        141,135        93,267
         Decrease in restricted stock awards...........................................        231,621        231,048       116,700
         Decrease in unearned ESOP shares..............................................        384,240        397,630       409,730
         (Increase) decrease in accrued interest receivable............................        148,076        (63,071)       76,510
         Increase (decrease) in accrued expenses and other liabilities.................       (165,370)       172,831       (81,860)
         Decrease (increase) in other assets...........................................          6,335        143,321       (75,550)
         Other, net....................................................................         65,035          9,737             0
                                                                                           -----------    -----------    ----------
            Net cash provided by operating activities..................................      1,408,662      1,520,864     1,327,150
                                                                                           -----------    -----------    ----------

   Cash flows from investing activities:
      Proceeds from sales of securities available for sale.............................     9,384,529      5,412,430     8,523,675
      Principal collected on securities available for sale.............................             0      5,027,241     1,624,106
      Proceeds collected on maturity of securities available for sale..................     4,018,412      1,500,000     4,000,000
      Purchases of securities available for sale.......................................   (15,900,938)    (5,449,176)   (7,754,954)
      Purchase of Security Finance Corporation stock...................................             0              0      (388,762)
      Investment in Home Federal Savings Bank..........................................    (1,016,063)             0             0
      Investment in HMN Mortgage Services, Inc.........................................      (844,500)      (250,000)            0
      Investment in limited partnership................................................      (500,000)             0             0
      Net increase (decrease) in loans receivable from subsidiaries....................       283,430     (7,334,000)            0
                                                                                          -----------    -----------    ----------
         Net cash provided (used) by investing activities..............................    (4,575,130)    (1,093,505)    6,004,065
                                                                                          -----------    -----------    ----------
   Cash flows from financing activities:
      Purchase of treasury stock.......................................................    (6,350,950)   (14,002,254)   12,509,667)

      Stock options exercised..........................................................        56,745         52,363             0

      Proceeds from dividends on Bank stock............................................     6,750,000     15,600,000     4,000,000
                                                                                           -----------    -----------    ----------
         Net cash provided (used) by financing activities..............................       455,795      1,650,109    (8,509,667)
                                                                                           -----------    -----------    ----------
         Increase (decrease) in cash and cash equivalents..............................    (2,710,673)     2,077,468    (1,178,452)
   Cash and cash equivalents, beginning of year........................................     3,655,598      1,578,130     2,756,582
                                                                                          -----------    -----------    ----------
   Cash and cash equivalents, end of year..............................................   $   944,925      3,655,598     1,578,130
                                                                                          -----------    -----------    ----------
                                                                                          -----------    -----------    ----------


INDEPENDENT AUDITOR'S REPORT

[LOGO]

THE BOARD OF DIRECTORS
HMN FINANCIAL, INC.
SPRING VALLEY, MINNESOTA

We have audited the accompanying consolidated balance sheets of HMN Financial, Inc. and Subsidiaries (the Company) as of December 31, 1997 and 1996, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of HMN Financial, Inc. and Subsidiaries at December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.




/S/ KPMG PEAT MARWICK LLP


MINNEAPOLIS, MINNESOTA
FEBRUARY 4, 1998, EXCEPT FOR NOTE 1,
WHICH IS AS OF FEBRUARY 19, 1998



                                               HMN FINANCIAL, INC.    45

SELECTED QUARTERLY FINANCIAL DATA




                                                                                    DECEMBER 31,     SEPTEMBER 30,      JUNE 30,
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)                                          1997             1997             1997
---------------------------------------------------------------------------------------------------------------------------------
Selected Operations Data (3 MONTHS ENDED):
Interest income.................................................................       $ 10,706         10,314         10,166
Interest expense................................................................          6,857          6,464          6,297
                                                                                       --------         ------         ------
 Net interest income............................................................          3,849          3,850          3,869
Provision for loan losses.......................................................             75             75             75
                                                                                       --------         ------         ------
 Net interest income after provision for loan losses............................          3,774          3,775          3,794
                                                                                       --------         ------         ------
Noninterest income:
 Fees and service charges.......................................................            169            122            100
 Securities gains, net..........................................................            377            488            114
 Gain on sales of loans.........................................................            135            117             64
 Other noninterest income.......................................................             59            152            128
                                                                                       --------         ------         ------
  Total noninterest income......................................................            740            879            406
                                                                                       --------         ------         ------
Noninterest expense:
 Compensation and benefits......................................................          1,484          1,432          1,359
 Occupancy......................................................................            264            245            232
 Federal deposit insurance premiums.............................................             63             58             59
 SAIF assessment................................................................              0              0              0
 Advertising....................................................................            101             63             74
 Data processing................................................................            137            129            119
 Provision for real estate losses...............................................             15              0              1
 Other noninterest expense......................................................            488            302            283
                                                                                       --------         ------         ------
  Total noninterest expense.....................................................          2,552          2,229          2,127
                                                                                       --------         ------         ------
 Income before income tax expense...............................................          1,962          2,425          2,073
Income tax expense..............................................................            714            901            740
                                                                                       --------         ------         ------
                                                                                       --------         ------         ------
 Net income.....................................................................      $   1,248          1,524          1,333
                                                                                       --------         ------         ------
                                                                                       --------         ------         ------
Basic earnings per share........................................................      $    0.34           0.41           0.36
                                                                                       --------         ------         ------
                                                                                       --------         ------         ------
Diluted earnings per share......................................................      $    0.31           0.38           0.34
                                                                                       --------         ------         ------
                                                                                       --------         ------         ------
Financial Ratios:
Return on average assets(1).....................................................          0.84%           1.06           0.95
Return on average equity(1).....................................................           6.09           7.29           6.58
Average equity to average assets................................................          14.36          14.55          14.55
Net interest margin(1)(2).......................................................           2.60           2.76           2.83

(DOLLARS IN THOUSANDS)
---------------------------------------------------------------------------------------------------------------------------------
Selected Financial Condition Data:
Total assets....................................................................       $691,232        568,847        566,865
Securities available for sale:
 Mortgage-backed and related securities.........................................        135,936        111,117        115,016
 Other marketable securities....................................................         69,923         72,815         73,860
Securities held to maturity:
 Mortgage-backed and related securities.........................................              0              0              0
 Other marketable securities....................................................              0              0              0
Loans held for sale.............................................................          2,287          2,090          1,205
Loans receivable, net...........................................................        442,069        352,925        345,516
Deposits........................................................................        467,348        366,682        365,385
Federal Home Loan Bank advances.................................................        127,650        112,007        114,364
Stockholders' equity............................................................         84,470         84,619         81,798
---------------------------------------------------------------------------------------------------------------------------------

(1) Annualized
(2) Net interest income divided by average interest-earning assets.



                                                                                    MARCH 31,     DECEMBER 31,  SEPTEMBER 30,
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)                                        1997           1996           1996
------------------------------------------------------------------------------------------------------------------------------
Selected Operations Data (3 MONTHS ENDED):
Interest income.................................................................      9,903         10,111         10,014
Interest expense................................................................      6,024          6,174          6,191
                                                                                      -----         ------         ------
 Net interest income............................................................      3,879          3,937          3,823
Provision for loan losses.......................................................         75             75             75
                                                                                      -----         ------         ------
 Net interest income after provision for loan losses............................      3,804          3,862          3,748
                                                                                      -----         ------         ------
Noninterest income:
 Fees and service charges.......................................................         96            105             95
 Securities gains, net..........................................................        271             68            192
 Gain on sales of loans.........................................................        153             22             10
 Other noninterest income.......................................................        178            129            115
                                                                                      -----         ------         ------
  Total noninterest income......................................................        698            324            412
                                                                                      -----         ------         ------
Noninterest expense:
 Compensation and benefits......................................................      1,316          1,211          1,176
 Occupancy......................................................................        241            230            203
 Federal deposit insurance premiums.............................................         59            163            212
 SAIF assessment................................................................          0              0          2,352
 Advertising....................................................................         78             79             77
 Data processing................................................................        125            121            119
 Provision for real estate losses...............................................          2              2              0
 Other noninterest expense......................................................        294            341            256
                                                                                      -----         ------         ------
  Total noninterest expense.....................................................      2,115          2,147          4,395
                                                                                      -----         ------         ------
 Income before income tax expense...............................................      2,387          2,039           (235)
Income tax expense..............................................................        913            740            (90)
                                                                                      -----         ------         ------
                                                                                      -----         ------         ------
 Net income.....................................................................      1,474          1,299           (145)
                                                                                      -----         ------         ------
                                                                                      -----         ------         ------
Basic earnings per share........................................................       0.40           0.32          (0.04)
                                                                                      -----         ------         ------
                                                                                      -----         ------         ------
Diluted earnings per share......................................................       0.38           0.31          (0.04)
                                                                                      -----         ------         ------
                                                                                      -----         ------         ------
Financial Ratios:
Return on average assets(1).....................................................       1.09           0.93          (0.10)
Return on average equity(1).....................................................       7.43           6.06          (0.67)
Average equity to average assets................................................      14.65          15.32          15.48
Net interest margin(1)(2).......................................................       2.92           2.86           2.77

(DOLLARS IN THOUSANDS)
------------------------------------------------------------------------------------------------------------------------------
Selected Financial Condition Data:
Total assets....................................................................    553,021        554,732        565,385
Securities available for sale:
 Mortgage-backed and related securities.........................................    123,925        133,355        135,191
 Other marketable securities....................................................     56,224         42,475         52,516
Securities held to maturity:
 Mortgage-backed and related securities.........................................          0          1,806          2,338
 Other marketable securities....................................................          0          1,000          1,000
Loans held for sale.............................................................      1,061            739              0
Loans receivable, net...........................................................    341,104        349,022        343,736
Deposits........................................................................    364,123        362,477        363,963
Federal Home Loan Bank advances.................................................    105,721        106,079        101,833
Stockholders' equity............................................................     78,772         82,099         83,669
------------------------------------------------------------------------------------------------------------------------------


                                                                                       JUNE 30,     MARCH 31,
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)                                           1996           1996
------------------------------------------------------------------------------------------------------------
Selected Operations Data (3 MONTHS ENDED):
Interest income.................................................................      9,944          9,795
Interest expense................................................................      5,949          5,880
                                                                                      -----          -----
 Net interest income............................................................      3,995          3,915
Provision for loan losses.......................................................         75             75
                                                                                      -----          -----
 Net interest income after provision for loan losses............................      3,920          3,840
                                                                                      -----          -----
Noninterest income:
 Fees and service charges.......................................................         82             77
 Securities gains, net..........................................................        268            501
 Gain on sales of loans.........................................................          1              6
 Other noninterest income.......................................................        134            117
                                                                                      -----          -----
  Total noninterest income......................................................        485            701
                                                                                      -----          -----
Noninterest expense:
 Compensation and benefits......................................................      1,099          1,106
 Occupancy......................................................................        195            197
 Federal deposit insurance premiums.............................................        215            210
 SAIF assessment................................................................          0              0
 Advertising....................................................................         79             73
 Data processing................................................................        121            128
 Provision for real estate losses...............................................          0              0
 Other noninterest expense......................................................        275            269
                                                                                      -----          -----
  Total noninterest expense.....................................................      1,984          1,983
                                                                                      -----          -----
 Income before income tax expense...............................................      2,421          2,558
Income tax expense..............................................................        888            972
                                                                                      -----          -----
                                                                                      -----          -----
 Net income.....................................................................      1,533          1,586
                                                                                      -----          -----
                                                                                      -----          -----
Basic earnings per share........................................................       0.34           0.34
                                                                                      -----          -----
                                                                                      -----          -----
Diluted earnings per share......................................................       0.33           0.33
                                                                                      -----          -----
                                                                                      -----          -----
Financial Ratios:
Return on average assets(1).....................................................       1.13           1.18
Return on average equity(1).....................................................       6.77           6.91
Average equity to average assets................................................      16.64          17.09
Net interest margin(1)(2).......................................................       2.98           2.97

(DOLLARS IN THOUSANDS)
-----------------------------------------------------------------------------------------------------------
Selected Financial Condition Data:
Total assets....................................................................    554,979        542,012
Securities available for sale:
 Mortgage-backed and related securities.........................................    148,706        163,273
 Other marketable securities....................................................     40,442         32,245
Securities held to maturity:
 Mortgage-backed and related securities.........................................     13,835         14,115
 Other marketable securities....................................................        999          3,227
Loans held for sale.............................................................          0              0
Loans receivable, net...........................................................    331,650        307,658
Deposits........................................................................    363,195        368,393
Federal Home Loan Bank advances.................................................    101,053         72,493
Stockholders' equity............................................................     87,263         90,879
-----------------------------------------------------------------------------------------------------------

                                                       HMN FINANCIAL, INC.    47

OTHER FINANCIAL DATA

The following table sets forth the maximum month-end balance and average balance of FHLB advances.


---------------------------------------------------------------------------------------------------------------
                                                                                Year Ended December 31,
                                                                       ----------------------------------------
(DOLLARS IN THOUSANDS)                                                   1997             1996           1995
---------------------------------------------------------------------------------------------------------------
Maximum Balance:
     Federal Home Loan Bank advances............................        $128,007        106,436         74,534
     Federal Home Loan Bank short-term borrowings...............          60,429         64,429         42,429
Average Balance:
     Federal Home Loan Bank advances............................         112,500         89,656         65,069
     Federal Home Loan Bank short-term borrowings...............          45,598         47,949         20,812

---------------------------------------------------------------------------------------------------------------


The following table sets forth certain information as to the Bank's FHLB advances.



----------------------------------------------------------------------------------------------------------------------------------
                                                                                            December 31,
                                                      ------------------------------------------------------------------------------
                                                                1997                     1996                      1995
                                                      -------------------------   -------------------       --------------------
                                                                    Weighted                  Weighted                   Weighted
                                                                     Average                   Average                   Average
(DOLLARS IN THOUSANDS)                                 Amount         Rate         Amount     Rate          Amount        Rate
----------------------------------------------------------------------------------------------------------------------------------
Federal Home Loan Bank short-term borrowings......       $ 43,250     5.85%         46,429      5.52%         33,429        6.05%
Other Federal Home Loan Bank long-term advances...         84,400     5.77          59,650      5.74          35,448        5.91
                                                         --------                  -------                   -------
Total.............................................       $127,650     5.80         106,079      5.64          68,877        5.98
                                                         --------                  -------                   -------
                                                         --------                  -------                   -------
-----------------------------------------------------------------------------------------------------------------------------------


Refer to Note 11 of the Notes to Consolidated Financial Statements for more information on the Bank's FHLB advances.

COMMON STOCK INFORMATION

The common stock of HMN Financial, Inc. is listed on the Nasdaq Stock Market under the symbol: HMNF. The common stock outstanding is 6,085,775 shares, of which 1,941,407 shares are in treasury stock at December 31, 1997. As of December 31, 1997, there are 800 stockholders of record and 1,500 estimated beneficial stockholders. The following table represents the stock price information for HMN Financial, Inc. as furnished by Nasdaq for each quarter starting in 1995 through December 31, 1997.



------------------------------------------------------------------------------------------------------------
                  March 31, June 30,  Sept. 29, Dec. 29,  March 29, June 28, Sept. 30, Dec. 31,   March 31,
                    1995      1995      1995      1995      1996     1996      1996      1996      1997
                  ------------------------------------------------------------------------------------------
High..........    $13.50     14.00     15.62     16.00     14.62     16.50     16.00     18.12     24.75
Low ..........     12.37     13.25     14.62     15.12     14.62     16.00     16.00     18.00     18.00
Close ........     12.75     13.62     15.25     16.00     14.62     16.50     16.00     18.12     20.05
------------------------------------------------------------------------------------------------------------



---------------------------------------------
                 June 30, Sept. 30, Dec. 31,
                  1997      1997        1997
                 ----------------------------
High..........    24.38     26.00      32.50
Low ..........    18.63     21.88      24.25
Close ........    23.00     24.75      32.50
---------------------------------------------

CORPORATE AND SHAREHOLDER INFORMATION


HMN FINANCIAL, INC.
101 North Broadway
Spring Valley, MN 55975-0231
 (507) 346-1100

ANNUAL MEETING
The annual meeting of shareholders will be held on Tuesday, April 28, 1998 at 10:00 a.m. (Central Time) at the Best Western Apache Hotel, 1517 16th St. S.W., Rochester, Minnesota.

LEGAL COUNSEL
Faegre & Benson LLP
2200 Norwest Center
90 South Seventh St.
Minneapolis, MN 55402-3901

INDEPENDENT AUDITORS
KPMG Peat Marwick LLP
4200 Norwest Center
90 South Seventh St.
Minneapolis, MN 55402-3900

INVESTOR INFORMATION AND FORM 10-K
Additional information and HMN's Form 10-K, filed with the Securities and Exchange Commission, is available without charge upon request from:
     HMN Financial, Inc.
     Attn: Investor Relations
     101 North Broadway
     Spring Valley, MN. 55975-0231



TRANSFER AGENT & REGISTRAR
Inquiries regarding change of address,
transfer requirements, and lost certificates should be directed to the transfer agent.
     First National Bank of Boston
     c/o Boston Equiserve
     P.O. Box 8040
     Boston, MA 02266-8040
     (617) 575-3170


DIRECTORS

ROGER P. WEISE
CHAIRMAN OF THE BOARD
PRESIDENT AND CHIEF EXECUTIVE OFFICER

JAMES B. GARDNER
EXECUTIVE VICE PRESIDENT AND
CHIEF FINANCIAL OFFICER

IRMA R. RATHBUN
RETIRED VICE PRESIDENT OF
HOME FEDERAL SAVINGS BANK

M.F. SCHUMANN
LICENSED PUBLIC ACCOUNTANT
SCHUMANN, GRANAHAN, HESSE & WILSON LTD.

TIMOTHY R. GEISLER
MANAGER, CORPORATE TAX UNIT
MAYO CLINIC, ROCHESTER, MN

DUANE D. BENSON
EXECUTIVE DIRECTOR
MINNESOTA BUSINESS PARTNERSHIP


EXECUTIVE OFFICERS

ROGER P. WEISE
PRESIDENT AND CHIEF EXECUTIVE OFFICER

JAMES B. GARDNER
EXECUTIVE VICE PRESIDENT AND
CHIEF FINANCIAL OFFICER

DWAIN C. JORGENSEN
VICE PRESIDENT AND CONTROLLER

SUSAN K. KOLLING
SENIOR VICE PRESIDENT

ROXANNE M. HELLICKSON
VICE PRESIDENT AND CORPORATE SECRETARY

TIMOTHY P. JOHNSON

VICE PRESIDENT AND TREASURER


BRANCH OFFICES

ALBERT LEA
143 West Clark Street
Albert Lea, MN 56007
(507) 377-3330

AUSTIN
201 Oakland Avenue West
Austin, MN 55912
(507) 433-2355

LACRESCENT
208 South Walnut
LaCrescent, MN 55947
(507) 895-4090

MARSHALLTOWN
303 West Main Street
Marshalltown, IA 50158
(515) 754-6000

29 South Center St.
Marshalltown, IA 50158
(515) 754-6040

ROCHESTER
Crossroads Shopping Center
Rochester, MN 55901
(507) 289-4025

1110 6th Street NW
Rochester, MN 55901
(507) 285-1707

SPRING VALLEY
715 North Broadway
Spring Valley, MN 55975
(507) 346-7345

TOLEDO
119 West High St.
Toledo, IA 52342
(515) 484-5141

WINONA
4th and Center
Winona, MN 55987
(507) 454-4912

EDEN PRAIRIE
Mortgage Banking Office
9973 Valley View Road
Eden Prairie, MN 55344
(612) 914-7440

BROOKLYN PARK
Mortgage Banking Office
7101 Northland Circle, Suite 105
Brooklyn Park, MN 55427
(612) 533-2500

   HMN FINANCIAL, INC. AND HOME FEDERAL SAVINGS BANK ARE HEADQUARTERED IN SPRING
                                VALLEY, MINNESOTA.
    HOME FEDERAL SAVINGS BANK OPERATES SEVEN FULL-SERVICE BANKING FACILITIES IN SOUTHERN MINNESOTA AND THREE IN IOWA. IN ADDITION, THE COMPANY HAS MORTGAGE
                 BANKING OFFICES IN EDEN PRAIRIE AND BROOKLYNPARK,
                         SUBURBS OF MINNEAPOLIS, MINNESOTA.



TABLE OF CONTENTS

FINANCIAL HIGHLIGHTS........................................................ 1
PRESIDENT'S LETTER TO SHAREHOLDERS AND CUSTOMERS............................ 2
GROWING WITH OUR COMMUNITIES................................................ 4
GROWING OUR FACILITIES TO MEET CUSTOMER NEEDS .............................. 8
CORPORATE VALUES............................................................ 9
FIVE-YEAR CONSOLIDATED FINANCIAL HIGHLIGHTS ................................11
MANAGEMENT'S DISCUSSION AND ANALYSIS........................................12
CONSOLIDATED FINANCIAL STATEMENTS ..........................................27
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS..................................31
AUDITORS' REPORT............................................................45
SELECTED QUARTERLY FINANCIAL DATA ..........................................46
OTHER FINANCIAL DATA........................................................48
COMMON STOCK INFORMATION....................................................48
CORPORATE AND SHAREHOLDER INFORMATION....................... INSIDE BACK COVER
DIRECTORS AND OFFICERS...................................... INSIDE BACK COVER