Form 10-K, Exhibit 13
period 1998-12-31
HMN FINANCIAL INC
filed 1999-03-30
CIK 921183

FIVE-YEAR CONSOLIDATED FINANCIAL HIGHLIGHTS


--------------------------------------------------------------------------------------------------------------------------------
SELECTED OPERATIONS DATA:(1)
                                                                                            Year Ended December 31,
                                                                    ------------------------------------------------------------
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)                          1998         1997           1996        1995        1994
--------------------------------------------------------------------------------------------------------------------------------
Total interest income. . . . . . . . . . . . . . . . . . . . . .    $48,795      41,090         39,864       38,328      32,277
Total interest expense . . . . . . . . . . . . . . . . . . . . .     31,898      25,643         24,194       22,555      18,067
                                                                    -------      -------        -------     -------      -------
  Net interest income. . . . . . . . . . . . . . . . . . . . . .     16,897      15,447         15,670       15,773      14,210
Provision for loan losses. . . . . . . . . . . . . . . . . . . .        310         300            300          300         410
                                                                    -------      -------        -------     -------      -------
  Net interest income after provision for loan losses. . . . . .     16,587      15,147         15,370       15,473      13,800
                                                                    -------      -------        -------     -------      -------
Fees and service charges . . . . . . . . . . . . . . . . . . . .        855         487            359          325         311
Securities gains, net. . . . . . . . . . . . . . . . . . . . . .      2,799       1,250          1,030          416          65
Gain on sales of loans . . . . . . . . . . . . . . . . . . . . .      2,177         469             39          102           3
Earnings (loss) in limited partnerships. . . . . . . . . . . . .     (3,725)        220              7            0           0
Other non-interest income. . . . . . . . . . . . . . . . . . . .        524         296            488          155         216
                                                                    -------      -------        -------     -------      -------
  Total non-interest income. . . . . . . . . . . . . . . . . . .      2,630       2,722          1,923          998         595
SAIF assessment. . . . . . . . . . . . . . . . . . . . . . . . .          0           0          2,352            0           0
Other non-interest expense . . . . . . . . . . . . . . . . . . .     13,160       9,022          8,157        7,470       6,574
                                                                    -------      -------        -------     -------      -------
  Total non-interest expense . . . . . . . . . . . . . . . . . .     13,160       9,022         10,509        7,470       6,574
Income tax expense . . . . . . . . . . . . . . . . . . . . . . .      1,999       3,268          2,510        3,381       3,116
                                                                    -------      -------        -------     -------      -------
  Net income . . . . . . . . . . . . . . . . . . . . . . . . . .    $ 4,058       5,579          4,274        5,620       4,705
                                                                    -------      -------        -------     -------      -------
                                                                    -------      -------        -------     -------      -------
Per common share and common share equivalents: . . . . . . . . .
  Basic  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $  0.82        1.01           0.66         0.73
  Diluted. . . . . . . . . . . . . . . . . . . . . . . . . . . .       0.77        0.94           0.64         0.73
  Earnings (1994: June 29 through December 31) . . . . . . . . .                                                           0.32
  Pro forma earnings (January 1 through December 31) . . . . . .                                                           0.57


SELECTED FINANCIAL CONDITION DATA:(1)
                                                                                              December 31,
                                                                   -------------------------------------------------------------
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)                         1998         1997           1996        1995         1994
--------------------------------------------------------------------------------------------------------------------------------
Total assets . . . . . . . . . . . . . . . . . . . . . . . . . .   $694,658     691,232        554,732      537,949     494,868
Securities available for sale. . . . . . . . . . . . . . . . . .    181,625     205,859        175,830      190,320     183,512
Securities held to maturity. . . . . . . . . . . . . . . . . . .          0           0          2,806       16,972      12,678
Loans held for sale. . . . . . . . . . . . . . . . . . . . . . .     13,095       2,287            739            0           0
Loans receivable, net. . . . . . . . . . . . . . . . . . . . . .    447,455     442,069        349,022      314,851     271,000
Deposits . . . . . . . . . . . . . . . . . . . . . . . . . . . .    433,869     467,348        362,477      373,539     350,575
Federal Home Loan Bank advances. . . . . . . . . . . . . . . . .    185,400     127,650        106,079       68,877      51,986
Stockholders' equity . . . . . . . . . . . . . . . . . . . . . .     68,445      84,470         82,099       91,687      89,047

Book value per share . . . . . . . . . . . . . . . . . . . . . .      12.93       13.59          12.34        11.53        9.75
Tangible book value per share. . . . . . . . . . . . . . . . . .      11.87       12.62          12.34        11.53        9.75

Number of full service offices . . . . . . . . . . . . . . . . .         10          10              7            7           7
Number of mortgage origination offices . . . . . . . . . . . . .          1           2              1            0           0

Key Ratios(2)
Stockholders' equity to total assets at year end . . . . . . . .       9.85%      12.22%         14.80%       17.04%      17.99%
Average stockholders' equity to average assets . . . . . . . . .      10.63       14.36          16.12        18.24       14.57
Return on stockholders' equity
  (ratio of net income to average equity). . . . . . . . . . . .       5.38        6.84           4.82         5.86        6.86
Return on assets
  (ratio of net income to average assets). . . . . . . . . . . .       0.57        0.98           0.78         1.07        1.00
Dividend payout ratio. . . . . . . . . . . . . . . . . . . . . .      36.62        0.00           0.00         0.00        0.00
--------------------------------------------------------------------------------------------------------------------------------

(1) HMN Financial, Inc. (HMN) completed a public stock offering on June 29, 1994, which generated net proceeds of $59.2 million. HMN purchased all of the stock of Home Federal Savings Bank (the Bank) with a portion of the conversion proceeds. The information represents the financial condition and the results of operations for the consolidated HMN for 1998, 1997, 1996, 1995 and 1994.
(2) Average balances were calculated based upon amortized cost without the market value impact of SFAS 115.

On December 5, 1997 HMN acquired Marshalltown Financial Corporation, refer to
Note 2 of the Notes to Consolidated Financial Statements for details on the acquisition.
-------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS


FINANCIAL REVIEW

The financial review presents management's discussion and analysis of the consolidated financial condition and results of operations of HMN Financial, Inc. and subsidiaries (HMN). This review should be read in conjunction with the consolidated financial statements and other financial data beginning on page 29.

GENERAL

HMN was incorporated under the laws of the State of Delaware for the purpose of becoming the savings and loan holding company of Home Federal Savings Bank (the
Bank) in connection with the Bank's conversion from a federally chartered mutual savings bank to a federally chartered stock savings bank, pursuant to its plan of conversion. The conversion was completed on June 29, 1994. Refer to Note 19 of the Notes to Consolidated Financial Statements for more information regarding the Bank's stock conversion.

     HMN's net income is dependent primarily on its net interest income, which is the difference between interest earned on its loans and investments and the interest paid on interest-bearing liabilities. Net interest income is determined by (i) the difference between the yield earned on interest-earning assets and rates paid on interest-bearing liabilities (interest rate spread) and (ii) the relative amounts of interest-earning assets and interest-bearing liabilities. HMN's interest rate spread is affected by regulatory, economic and competitive factors that influence interest rates, loan demand and deposit flows. Net interest margin is calculated by dividing net interest income by the average interest-earning assets and is normally expressed as a percentage. Net interest income and net interest margin are affected by changes in interest rates, the volume and the mix of interest-earning assets and interest-bearing liabilities, and the level of non-performing assets. HMN's net income is also affected by the generation of non-interest income, which primarily consists of gains from the sale of securities, gains from the sale of loans, service charges, fees, earnings or losses in limited partnership investments and other income. In addition, net income is also affected by the level of operating expenses, provisions made for loan losses and impairment reserve adjustments required on mortgage servicing assets.

     The operations of financial institutions, including the Bank, are significantly affected by prevailing economic conditions, competition and the monetary and fiscal policies of governmental agencies. Lending activities are influenced by the demand for and supply of housing, competition among lenders, the level of interest rates and the availability of funds. Deposit flows and costs of deposits are influenced by prevailing market rates of interest primarily on competing investments, account maturities and the levels of personal income and savings in the market area of the Bank. The interest rates charged by the Federal Home Loan Bank (FHLB) on advances to the Bank also have a significant impact on the Bank's overall cost of funds.

     In May of 1998, HMN completed a three-for-two stock split in the form of a fifty percent stock dividend to its stock holders. Refer to Notes 1 and 17 of the Notes to Consolidated Financial Statements for more information regarding the impact of the stock split.

RESULTS OF OPERATIONS

Net income for the year ended December 31, 1998 was $4.1 million, compared to $5.6 million for 1997 and $4.3 million for 1996. Basic earnings per share was $0.82 for the year ended December 31, 1998, compared to $1.01 for 1997 and $0.66 per share for 1996. Diluted earnings per share was $0.77 for the year ended December 31, 1998, compared to $0.94 for 1997 and $0.64 for 1996.

     During the majority of 1998 the interest rates that were being charged on first mortgage loans were extremely low. As a result of the low interest rate environment many people financed new home purchases or refinanced their current home. The new home purchase activity and the refinancing activity caused many existing mortgage loans to be paid off before the contractual maturity dates of the loans. The increased prepayments caused the projected value of many mortgage servicing assets to decline. As the result of the decline in value of mortgage servicing assets during 1998, HMN increased its valuation reserves on mortgage servicing assets, increased its amortization on mortgage servicing assets and recognized its proportionate share of losses on a limited partnership investment after the partnership established valuation reserves on its mortgage servicing assets; resulting in an aggregate pretax charge to income of $4.3 million. The charge reduced diluted earnings per share by $0.54.

     In comparing the year ended December 31, 1998 to the year ended December 31, 1997, net interest income increased by $1.4 million primarily due to the increase in interest-earning assets and interest-bearing liabilities that were acquired during the December 5, 1997 merger with Marshalltown Financial Corporation (MFC) and a low interest rate environment. Non-interest income for 1998 increased by $3.9 million due to an increase in fees, service charges and other income; increased net gains on the sale of securities and increased gain on the sale of loans. The increase in non-interest income was entirely offset by the increase in losses recognized on limited partnership investments of $3.9 million. Non-interest expense increased by $4.2 million primarily due to a larger work force, more retail banking locations and other increased operating costs primarily related to the MFC merger; the additional staff for a commercial lending office and the mortgage banking operations; and an increase in amortization expense on mortgage servicing assets.

     In comparing the year ended December 31, 1997 to the year ended December 31, 1996, net interest income declined by $223,000 primarily due to a decline in net interest-earning assets. Non-interest income increased by $800,000 primarily due to increased net gains recognized on the sale of loans and securities and increased revenue from fees and service charges. Non-interest expense declined by $1.4 million primarily due to reduced Federal Deposit Insurance Corporation
(FDIC) premiums and the fact that there was not a Savings Association Insurance Fund (SAIF) charge in 1997, while there was a large charge in 1996. In September of 1996, Congress enacted the SAIF legislation which assessed a one time charge against all SAIF insured institutions in order to recapitalize the fund. The Bank was assessed $2.35 million which was charged directly to earnings and reduced after tax earnings by $1.46 million. The decline in non-interest expense due to the FDIC premiums and the SAIF assessment was partially offset by increases in compensation and benefits, occupancy and other non-interest expenses.

     Return on average assets was 0.57%, 0.98%, and 0.78%, for 1998, 1997 and 1996, respectively. Return on average equity was 5.38%, 6.84%, and 4.82%, for 1998, 1997 and 1996, respectively. The impact of recording the $3.6 million loss on limited partnership investment caused 1998 return on average assets to decline by 0.34% and 1998 return on average equity to decline by 3.22%. The return on average assets for 1996, excluding the SAIF assessment, was 1.04%.

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

-----------------------------------------------------------------------------------------------------------------------------------
                                                                        Year Ended December 31,
                                         ------------------------------------------------------------------------------------------
                                                       1998                            1997                          1996
                                         -----------------------------  -----------------------------  ----------------------------
                                           Average    Interest            Average     Interest           Average    Interest
                                         Outstanding  Earned/   Yield/  Outstanding   Earned/  Yield/  Outstanding  Earned/   Yield/
(DOLLARS IN THOUSANDS)                     Balance      Paid     Rate     Balance      Paid     Rate     Balance     Paid      Rate
-----------------------------------------------------------------------------------------------------------------------------------
INTEREST-EARNING ASSETS:
Securities available for sale:
  Mortgage-backed and
     related securities. . . . . . . . .  $139,647     8,830      6.32%  $121,805    8,256     6.78%  $148,400    10,027      6.76%
  Other marketable securities(1) . . . .    64,222     3,869      6.02     61,977    3,699     5.97     40,549     2,425      5.98
Securities held to maturity:
  Mortgage-backed and
     related securities. . . . . . . . .         0         0      0.00        379       33     8.82     10,160       765      7.53
  Other marketable securities. . . . . .         0         0      0.00        167       10     6.00      1,861       104      5.61
Loans held for sale. . . . . . . . . . .     6,832       387      5.67      2,426      175     7.22        107         8      7.61
Loans receivable, net(2) . . . . . . . .   453,292    34,687      7.65    355,657   28,154     7.92    324,851    25,713      7.92
Federal Home Loan Bank stock . . . . . .     8,898       589      6.62      6,007      421     7.00      4,671       328      7.01
Other interest-earning assets
  including cash equivalents . . . . . .    10,501       433      4.12      8,413      342     4.07     11,039       494      4.48
                                          --------    ------             --------   ------            --------    ------
Total interest-earning assets. . . . . .  $683,392    48,795      7.14   $556,831   41,090     7.38   $541,638    39,864      7.36
                                          --------    ------      ----   --------   ------     -----  --------    ------     -----
                                          --------    ------             --------   ------            --------    ------
INTEREST-BEARING LIABILITIES:
Noninterest checking . . . . . . . . . .  $  7,297         0      0.00%  $  2,626        0     0.00%  $  2,016         0      0.00%
NOW accounts . . . . . . . . . . . . . .    22,391       283      1.26     17,306      257     1.49     16,051       323      2.01
Passbooks. . . . . . . . . . . . . . . .    35,992       817      2.27     29,893      763     2.55     30,295       760      2.51
Money market accounts. . . . . . . . . .    28,020       964      3.44     16,879      490     2.90     17,724       501      2.83
Certificate accounts . . . . . . . . . .   359,239    20,034      5.58    303,926   17,546     5.77    299,903    17,366      5.79
Federal Home Loan
  Bank advances. . . . . . . . . . . . .   172,249     9,788      5.68    112,500    6,587     5.85     89,656     5,244      5.85
Other borrowed money . . . . . . . . . .       163        12      7.36          0        0     0.00          0         0      0.00
                                          --------   -------             --------   ------            --------    ------
Total interest-bearing liabilities . . .  $625,351    31,898      5.10   $483,130   25,643     5.31   $455,645    24,194      5.31
                                          --------   -------      ----   --------   ------     -----  --------    ------     -----
                                          --------   -------             --------   ------            --------    ------
Net interest income. . . . . . . . . . .              16,897                        15,447                        15,670
                                                     -------                        ------                        ------
                                                     -------                        ------                        ------
Net interest rate spread . . . . . . . .                          2.04%                        2.07%                          2.05%
                                                                  ----                         ----                           ----
                                                                  ----                         ----                           ----
Net earning assets . . . . . . . . . . .  $ 58,041                       $ 73,701                     $ 85,993
                                          --------                       --------                     --------
                                          --------                       --------                     --------

Net interest margin. . . . . . . . . . .                          2.47%                        2.77%                          2.89%
                                                                  ----                         ----                           ----
                                                                  ----                         ----                           ----
Average interest-earning assets to
  average interest-bearing
  liabilities. . . . . . . . . . . . . .              109.28%                       115.25%                       118.87%
                                                      ------                        ------                        ------
                                                      ------                        ------                        ------


(1) Tax exempt income was not significant; therefore, the yield was not presented on a tax equivalent basis. The tax exempt income was $9,800 for 1998 and $9,400 in 1997. There was no tax exempt income earned in 1996.
(2) Calculated net of deferred loan fees, loan discounts, loans in process and loss reserve.
--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS


     Net interest income for the year ended December 31, 1998 was $16.9 million, an increase of $1.4 million, or 9.4%, from $15.4 million for the year ended in 1997. Interest income for 1998 was $48.8 million, an increase of $7.7 million, or 18.8%, compared to $41.1 million for 1997. The increase in interest income was primarily due to the additional interest-earning assets of $125.0 million that were added to HMN's balance sheet on the December 5, 1997 with the MFC merger, an increase in commercial lending activity and was offset partially by the low interest rate environment experienced during 1998. The average outstanding balance of interest-earning assets was $683.4 million for the year ended December 31, 1998, an increase of $126.6 million from $556.8 million for 1997. The increase in average outstanding interest-earning assets caused interest income for 1998 to increase by $9.1 million from interest income for 1997. During the majority of 1998, interest rates charged on first mortgage loans for single family dwellings were very low compared with prior years. The low interest rate environment caused many people to refinance their existing mortgages or purchase new homes which generally resulted in their current home mortgage being paid off. The refinancing and/or prepayment of mortgages which occurred during 1998 was the primary cause for the yield decline of 27 basis points in the loan portfolio from 7.92% for 1997 to 7.65% for 1998. The lower interest rate environment of 1998 also caused the yield earned on the securities available for sale portfolio to decline as the proceeds from the sales of securities were reinvested in lower yielding securities or as adjustable rate securities were repriced because the security's interest rate index adjusted downward. Interest income earned in 1998 decreased by $1.4 million from what was earned in 1997 due to lowering yields on interest-earning assets. Interest expense for the year ended December 31, 1998 was $31.9 million, an increase of $6.3 million, or 24.4%, from $25.6 million for 1997.

     For the year ended December 31, 1998 the average outstanding balance of interest-bearing liabilities was $625.35 million, an increase of $142.25 million, compared to $483.1 million for 1997. The average outstanding balance of deposits for 1998 was $452.9 million, an increase of $82.3 million from the average outstanding balance of deposits for 1997. The MFC merger increased HMN's outstanding deposits by $103.6 million. The average outstanding balance of deposits declined during the last six months of 1998 when HMN started to lower the rates it paid on deposit accounts which resulted in an outflow of deposits and therefore, the average outstanding deposits for 1998 increased by only $82.3 million. Interest expense on deposits for 1998 compared to 1997 increased by $3.6 million due to an increase in the average outstanding balance of deposits and it declined by $559,000 due to lower rates being paid on deposits. The average outstanding balance of FHLB advances at December 31, 1998 was $172.2 million, an increase of $59.7 million, compared to $112.5 million for 1997. The average outstanding FHLB advances were used by the Bank to replace deposit outflows and pay dividends to the holding company to assist in its purchase of treasury stock. Interest expense increased by $3.4 million as a result of the additional borrowings and it was partially offset by a $188,000 decline in interest expense due to the lower rate environment of 1998.

     Net interest income for the year ended December 31, 1997 was $15.4 million, a decrease of $223,000, or 1.4%, from $15.7 million for the year ended in 1996. Interest income for the year ended December 31, 1997 was $41.1 million, an increase of $1.2 million, or 3.1%, compared to $39.9 million for the year ended in 1996. The increased interest income was primarily due to increased loan purchases, originations and, to a minor extent, loans added as a result of the acquisition of MFC. Average outstanding loans receivable for 1997 increased by $30.8 million over average outstanding loans receivable for 1996. During 1997 HMN had been increasing its investment in loans in order to increase interest income. Interest income earned on the security portfolio decreased by $1.3 million primarily because securities were sold or matured and the proceeds were reinvested into loans or other assets. The average outstanding securities portfolio decreased by $16.7 million from $201.0 million at December 31, 1996 to $184.3 million at December 31, 1997. Interest expense for the year ended December 31, 1997 was $25.6 million, an increase of $1.4 million, or 6.0%, from $24.2 million for the year ended December 31, 1996. Interest expense increased during 1997 due to additional advances from the FHLB which were used to fund loan purchases and the purchase of MFC. The increase in interest expense totally offset the increase in interest income and therefore caused net interest income for the year ended December 31, 1997 to decline by $223,000 from the year ended December 31, 1996.

     Net interest margin was 2.47%, 2.77%, and 2.89% for the years ended December 31, 1998, 1997 and 1996, respectively. Average net earning assets were $58.0 million, $73.7 million, and $86.0 million for the years ended December 31, 1998, 1997 and 1996, respectively. During 1995 HMN began purchasing its own common stock in the open market and paid $17.1 million, $6.0 million, and $14.4 million during 1998, 1997 and 1996, respectively to purchase its own common stock in the open market. During 1996 and throughout 1997, HMN increased its investment in assets which were not interest-earning assets. The income or loss on these assets is included in non-interest income. The impact of the stock repurchase program, when coupled with purchasing investments which are not interest-earning assets, caused HMN's net interest-earning assets to decline, which in turn caused net interest margin to decline.

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


------------------------------------------------------------------------------------------------------------------------------------
                                                                             Year Ended December 31,
                                                   --------------------------------------------------------------------------------
                                                           1998 vs. 1997                              1997 vs. 1996
                                                   --------------------------------------------------------------------------------
                                                         Increase (Decrease)                         Increase (Decrease)
                                                              Due to                                      Due to
                                                   ----------------------------                 ------------------------
                                                                                     Total                                   Total
                                                                                  Increase                                Increase
(DOLLARS IN THOUSANDS)                              Volume(1)        Rate(1)     (Decrease)      Volume(1)     Rate(1)   (Decrease)
------------------------------------------------------------------------------------------------------------------------------------
Interest-earning assets:
  Securities available for sale:
    Mortgage-backed and related securities . .        $1,060           (485)           575         (1,817)         44       (1,773)
    Other marketable securities. . . . . . . .           136             34            170          1,286         (11)       1,275
  Securities held to maturity:
    Mortgage-backed and related securities . .           (16)           (17)           (33)          (890)        158         (732)
    Other marketable securities. . . . . . . .            (5)            (5)           (10)          (102)          8          (94)
  Loans held for sale, net . . . . . . . . . .           241            (29)           212            167           0          167
  Loans receivable, net. . . . . . . . . . . .         7,435           (902)         6,533          2,439           2        2,441
  Federal Home Loan Bank stock . . . . . . . .           191            (22)           169             94           0           94
  Other, including cash equivalents. . . . . .            86              4             90           (110)        (42)        (152)
                                                      ------         ------        -------          -----        ----       ------
    Total interest-earning assets. . . . . . .        $9,128         (1,422)         7,706          1,067         159        1,226
                                                      ------         ------        -------          -----        ----       ------
                                                      ------         ------        -------          -----        ----       ------
Interest-bearing liabilities:
  Noninterest checking . . . . . . . . . . . .        $    0              0              0              0           0            0
  NOW accounts . . . . . . . . . . . . . . . .            52            (26)            26             28         (94)         (66)
  Passbooks. . . . . . . . . . . . . . . . . .           119            (65)            54            (10)         13            3
  Money market accounts. . . . . . . . . . . .           371            103            474            (26)         15          (11)
  Certificates . . . . . . . . . . . . . . . .         3,059           (571)         2,488            232         (52)         180
  Federal Home Loan Bank advances. . . . . . .         3,390           (188)         3,202          1,337           6        1,343
  Other borrowed money . . . . . . . . . . . .             6              6             12              0           0            0
                                                      ------         ------        -------          -----        ----       ------
    Total interest-bearing liabilities . . . .        $6,997           (741)         6,256          1,561        (112)       1,449
                                                      ------         ------        -------          -----        ----       ------
                                                      ------         ------        -------          -----        ----       ------
Net interest income. . . . . . . . . . . . . .                                     $16,897                                  15,447
                                                                                   -------                                  ------
                                                                                   -------                                  ------


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

--------------------------------------------------------------------------------
                                At December 31, 1998

---------------------------------------------------------------------------------------------------------------------
Weighted average yield on:                                       Weighted average rate on:
     Securities available for sale:                                   Non-interest checking. . . . . . . . . .  0.00%
        Mortgage-backed and related securities. . . . . 5.94%         NOW accounts . . . . . . . . . . . . . .  1.00
        Other marketable securities . . . . . . . . . . 6.70          Passbooks. . . . . . . . . . . . . . . .  2.00
     Loans held for sale. . . . . . . . . . . . . . . . 5.93          Money market accounts. . . . . . . . . .  3.19
     Loans receivable, net. . . . . . . . . . . . . . . 7.43          Certificates . . . . . . . . . . . . . .  5.37
     Federal Home Loan Bank stock . . . . . . . . . . . 6.50          Federal Home Loan Bank advances. . . . .  5.47
     Other interest-earning assets. . . . . . . . . . . 3.70          Other borrowed money . . . . . . . . . .  7.13
     Combined weighted average yield on                               Combined weighted average rate on
        interest-earning assets . . . . . . . . . . . . 6.93             interest-bearing liabilities. . . . .  4.80
                                                                      Interest rate spread . . . . . . . . . .  2.13%
---------------------------------------------------------------------------------------------------------------------


MANAGEMENT'S DISCUSSION AND ANALYSIS


PROVISION FOR LOSSES ON LOANS

*The provision for losses on loans is the result of management's evaluation of the loan portfolio including its evaluation of national and regional economic indicators (including the possibility at each year end that there would be an increase in general interest rates), such as national and regional unemployment data, single family loan delinquencies as reported separately by the Federal National Mortgage Association (FNMA) and the Federal Home Loan Bank Mortgage Corporation (FHLMC), local single family construction permits and local economic growth rates and the current regulatory and general economic environment. HMN will continue to monitor and modify its allowance for losses as these conditions dictate. Although HMN maintains its allowance for losses at a level it considers adequate to provide for estimated losses, there can be no assurance that such losses will not exceed the estimated amount or that additional provisions for loan losses will not be required in future periods.

     The provision for losses on loans for 1998 was $310,000, for 1997 and 1996 it was $300,000 for each year. Based upon management's evaluation of the loan portfolio and its understanding of the economic conditions in the areas where it has a concentration of loans, the provision was deemed adequate for each of the years in the three year period ended December 31, 1998. HMN incurred $18,600 of loan charge-offs during 1998 and it recovered $1,865 of loans previously charged-off. HMN incurred $22,700 of loan charge-offs during 1997 and it also recovered $7,825 on loans previously charged-off. The loan charge-offs for 1998 and 1997 were not significant and general economic conditions in the markets served by HMN did not cause management to determine that a change in the provision was required during those years. HMN incurred $150,000 of loan charge-offs during 1996 which were primarily related to two loans which were not single-family residential loans. The charge-offs were not deemed to be indicative of a trend that would call for a higher loan loss provision. For information on the allowance for loan losses refer to Notes 1 and 6 of the Notes to Consolidated Financial Statements.

NON-INTEREST INCOME

Non-interest income was $2.6 million for 1998, compared to $2.7 million for 1997 and $1.9 million for 1996. The following table presents certain components of non-interest income:


--------------------------------------------------------------------------------------------------------------------
                                                                                                   Percentage
                                                         Year Ended December 31,               Increase (Decrease)
                                                 -------------------------------------------------------------------
(DOLLARS IN THOUSANDS). . . . . . . . .            1998           1997           1996      1998/1997      1997/1996
--------------------------------------------------------------------------------------------------------------------
Fees and service charges. . . . . . . .          $  855            487            359           75.6%          35.7%
Securities gains, net . . . . . . . . .           2,799          1,250          1,030          123.9           21.4
Gain on sales of loans. . . . . . . . .           2,177            469             39          364.2        1,102.6
Earnings (loss) in limited partnerships          (3,725)           220              7       (1,793.2)       3,042.9
Other non-interest income . . . . . . .             524            296            488           77.0          (39.3)
                                                  -----          -----          -----
   Total non-interest income. . . . . .          $2,630          2,722          1,923           (3.4)          41.5
                                                  -----          -----          -----
                                                  -----          -----          -----
--------------------------------------------------------------------------------------------------------------------

     Fees and service charges earned for the year ended December 31, 1998 increased by $368,000 from the fees and service charges earned in 1997, primarily due to a $276,000 increase in mortgage loan servicing fees and a $92,000 increase in service charges on deposit related accounts, some of which is related to the increased number of deposit accounts from the MFC merger. Mortgage loan servicing fees increased during 1998 because the Bank was selling many of its fixed rate loans to FNMA and retaining the servicing. MSI also purchased additional mortgage loan servicing assets during 1998. Fees and service charges earned for the year ended December 31, 1997 increased by $128,000 over the amount earned in 1996 due to an increase in fees earned on loan servicing activities and increased fees charged on deposit accounts.

     The ability to realize gains on the sale of securities is dependent on the type of securities in the securities portfolio and upon changes in the general interest rate environment. During 1998, 1997 and 1996 economic conditions existed which allowed HMN to sell securities at a net gain of $2.8 million, $1.25 million and $1.0 million, respectively. The proceeds from the securities sold during 1998 and 1997 were invested in the loan portfolio, used to redeem the common stock of the MFC stockholders, invested in other assets, used to purchase treasury stock or reinvested in securities.

     During 1998, in order to reduce its interest rate risk and increase its other non-interest income, the Bank started selling many of its originated or refinanced fixed rate loans to FNMA. MSI also increased its mortgage origination and loan brokerage activity. For the year ended December 31, 1998 HMN recognized $2.18 million of net gains on the sale of $178.4 million of primarily single family mortgage loans. During 1997, HMN recognized $469,000 in net gain on the sale of $46.5 million of primarily single family mortgage loans. During 1996, HMN received $1.7 million in proceeds from the sale of primarily 30 year fixed rate single family loans and recognized a $39,000 net gain.

     For the year ended December 31, 1998 the loss from limited partnership investments was $3.7 million, a decrease of $3.9 million from earnings of $220,000 for 1997. HMN's


*This paragraph contains a forward-looking statement(s). Refer to information regarding Forward-looking Information on page 26 of this discussion.

share of a limited partnership investment in mortgage servicing rights generated losses of $3.6 million when the market value of its mortgage servicing assets declined due to the rapid prepayment of loans being serviced. For more information on investments in limited partnerships refer to Note 10 of Notes to Consolidated Financial Statements.

     For the year ended December 31, 1998 other non-interest income was $524,000, compared to $296,000 for 1997 and $488,000 for 1996. The increase in other non-interest income of $228,000 for 1998 was principally due to an increase in fees and commissions earned on the sale of financial planning products and services. Other non-interest income declined during 1997 by $192,000, from $488,000 for 1996 because during 1996 HMN recorded miscellaneous non-recurring other income items.

NON-INTEREST EXPENSE
Non-interest expense for the year ended December 31, 1998 was $13.2 million compared to $9.0 million for the year ended in 1997 and $10.5 million for 1996. The following table presents the components of non-interest expense:


---------------------------------------------------------------------------------------------------------------------
                                                                                                   Percentage
                                                          Year Ended December 31,              Increase (Decrease)
                                                ---------------------------------------------------------------------
(DOLLARS IN THOUSANDS)                            1998           1997           1996      1998/1997      1997/1996
---------------------------------------------------------------------------------------------------------------------
Compensation and benefits . . . . . . .         $ 6,804          5,590          4,591           21.7%          21.8%
Occupancy . . . . . . . . . . . . . . .           1,442            983            826           46.7           19.0
Federal deposit insurance premiums. . .             285            238            800           19.7          (70.3)
SAIF assessment . . . . . . . . . . . .               0              0          2,352            N/A         (100.0)
Advertising . . . . . . . . . . . . . .             445            316            308           40.8            2.6
Data processing . . . . . . . . . . . .             674            509            489           32.4            4.1
Amortization of mortgage servicing
   rights and net valuation adjustments             889            105              0          746.7          105.0
Other . . . . . . . . . . . . . . . . .           2,621          1,282          1,143          104.4           12.2
                                                 ------         ------         ------
     Total non-interest expense . . . .         $13,160          9,023         10,509           45.8          (14.1)
                                                 ------         ------         ------
                                                 ------         ------         ------
---------------------------------------------------------------------------------------------------------------------

     The $4.1 million increase in non-interest expense from 1997 to 1998 was primarily due to the MFC merger which increased most of the above listed components of non-interest expense. The merger added over 30 employees, three retail banking facilities, plus data processing costs and deposit insurance premiums for the accounts that were acquired with the merger. Compensation and benefit costs also increased as the result of additional staff added in the mortgage banking operation of MSI and the commercial loan, mortgage loan and other back office areas of the Bank. During the second half of 1998 the Bank reorganized the focus of its operations by centralizing many functions in the corporate office and increasing its retail sales focus in each of the Bank's branches. At December 31, 1998 HMN's total work force, after taking into account the new hires discussed above, was 13% less than its work force was at June 30, 1998. Occupancy costs also increased as the result of opening two new retail banking buildings, one in Spring Valley and one in Winona. Other non-interest expense increased by $1.3 million in 1998, principally due to the increased amortization of goodwill and core deposit intangibles of $433,000; the cost of postage, office supplies, telephone and freight related to operating the MFC offices, when coupled with the increased loan activity of 1998, caused non-interest expense to increase by $368,000; and utilization of professionals for consultation on reorganization and other matters increased by $300,000.

     The $1.5 million decrease in non-interest expense from 1996 to 1997 was due to the one time SAIF assessment of $2.35 million not repeating itself in 1997. As a result of the SAIF assessment recapitalizing the SAIF, the FDIC insurance premium expense decreased by $561,000 from 1996 to 1997. The decrease in non-interest expense was partially offset by a $999,000 increase in compensation and benefits, an increase in occupancy of $158,000 and an increase in other expense of $139,000. Compensation and benefits expense increased as a result of adding new employees in mortgage banking activities, the purchase of MFC and normal merit and salary increases to existing employees. Occupancy increased for the year ended December 31, 1997 compared to 1996 because of the purchase of MFC and depreciation resulting from continued remodeling and updating of offices for new technological advances.

INCOME TAXES

HMN recorded income tax expense of $2.0 million in 1998, compared to $3.3 million and $2.5 million for 1997 and 1996, respectively. The decrease in income tax expense from 1997 to 1998 and the increase from 1996 to 1997 is primarily the result of changes in taxable income between the years. For more information on income taxes refer to Note 15 of the Notes to Consolidated Financial Statements.

FINANCIAL CONDITION
LOANS RECEIVABLE, NET

The table on the following page sets forth the information on HMN's loan portfolio in dollar amounts and in percentages (before deductions for loans in process, deferred fees and discounts and allowances for losses) as of the dates indicated.

MANAGEMENT'S DISCUSSION AND ANALYSIS



-----------------------------------------------------------------------------------------------------------------------------
                                                                     December 31,
                           ------------------  ------------------  ------------------  ------------------  ------------------
                                   1998                1997                1996                1995                1994
                           ------------------  ------------------  ------------------  ------------------  ------------------
(DOLLARS IN THOUSANDS)       Amount   Percent    Amount   Percent    Amount   Percent    Amount   Percent    Amount   Percent
-----------------------------------------------------------------------------------------------------------------------------
REAL ESTATE LOANS:
  One-to-four family . .   $365,496     79.31% $395,668     87.58% $321,340     90.19% $292,497     90.62% $252,943     91.14%
  Multi-family . . . . .      4,719      1.02     2,717      0.60       280      0.08       361      0.11       311      0.11
  Commercial . . . . . .     28,990      6.29    10,572      2.34     7,918      2.22     8,744      2.71     8,316      3.00
  Construction or
   development . . . . .     15,155      3.29     5,725      1.27     3,474      0.98     5,082      1.58     2,799      1.01
                           --------  --------  --------  --------  --------  --------  --------  --------  --------  --------
    Total real estate. .    414,360     89.91   414,682     91.79   333,012     93.47   306,684     95.02   264,369     95.26
                           --------  --------  --------  --------  --------  --------  --------  --------  --------  --------
OTHER LOANS:
  Consumer Loans:
   Savings account . . .        994      0.22     1,362      0.30       938      0.26     1,210      0.37       648      0.23
   Education . . . . . .        118      0.03       123      0.03       467      0.13       342      0.11     2,007      0.72
   Automobile. . . . . .      2,897      0.63     2,438      0.54       566      0.16       671      0.21       520      0.19
   Home equity line. . .     19,476      4.22    19,490      4.31    11,881      3.33     3,509      1.09         0      0.00
   Home equity . . . . .      9,566      2.08     7,176      1.59     5,927      1.67     7,997      2.47     7,716      2.78
   Home improvement. . .        436      0.09       652      0.14       585      0.16       785      0.24       870      0.31
   Other . . . . . . . .      1,313      0.28       624      0.14       568      0.16       545      0.17       502      0.19
                           --------  --------  --------  --------  --------  --------  --------  --------  --------  --------
    Total consumer
     loans . . . . . . .     34,800      7.55    31,865      7.05    20,932      5.87    15,059      4.66    12,263      4.42
  Commercial business
   loans . . . . . . . .     11,695      2.54     5,226      1.16     2,344      0.66     1,018      0.32       897      0.32
                           --------  --------  --------  --------  --------  --------  --------  --------  --------  --------
    Total other loans. .     46,495     10.09    37,091      8.21    23,276      6.53    16,077      4.98    13,160      4.74
                           --------  --------  --------  --------  --------  --------  --------  --------  --------  --------
    Total loans. . . . .    460,855    100.00%  451,773    100.00%  356,288    100.00%  322,761    100.00%  277,529    100.00%
                                     --------            --------            --------            --------            --------
                                     --------            --------            --------            --------            --------
LESS:
  Loans in process . . .      7,997               4,562               2,814               3,531               2,327
  Unamortized
   discounts . . . . . .        414                 547                 417                 289                 162
  Net deferred
   loan fees . . . . . .      1,948               1,847               1,695               1,899               2,147
  Allowance for losses .      3,041               2,748               2,340               2,191               1,893
                           --------            --------            --------            --------            --------
    Total loans
     receivable, net . .   $447,455            $442,069            $349,022            $314,851            $271,000
                           --------            --------            --------            --------            --------
                           --------            --------            --------            --------            --------
-----------------------------------------------------------------------------------------------------------------------------

     The one-to-four family real estate loans were $365.5 million at December 31, 1998, a decrease of $30.2 million, or 7.6%, compared to $395.7 million at December 31, 1997. In order to reduce interest rate risk and generate more income from loan sales, HMN sold approximately 44% of the one-to-four family real estate loans that were originated or refinanced by the Bank during 1998. The Bank also swapped $21.8 million of fixed rate one-to-four family loans for FNMA mortgage-backed securities and then sold the securities to reduce interest rate risk. During 1998 loan prepayments increased as a result of the low interest rate environment. The prepayments and the loan sales were the principal cause of the decline in the one-to-four family loan portfolio.

     As of December 31, 1997 one-to-four family real estate loans increased by $74.4 million, or 23.1%, compared to $321.3 million at December 31, 1996. During 1997 HMN had the following one-to-four family real estate loan activity: originated $34.0 million, purchased $67.2 million, securitized $16.6 million, acquired from MFC $63.3 million, sold $9.0 million and received principal repayments of $64.5 million.

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

     Commercial real estate loans were $29.0 million at December 31, 1998, an increase of $18.4 million compared to $10.6 million at December 31, 1997. Commercial business loans were $11.7 million at December 31, 1998, an increase of $6.5 million compared to $5.2 million at December 31, 1997. The Bank is in the process of expanding its commercial loan and commercial deposit offerings in order to increase its investment in commercial real estate and commercial business loans. During 1998 the Bank expanded its commercial loan program by hiring people with experience in commercial lending and has added a full service commercial checking offering to its product list. Prior to 1998, HMN purchased commercial business loans and commercial real estate loans primarily from third party originators in the form of participation interests. The increase in commercial real estate loans and commercial business loans in the table above for years prior to 1998 is primarily due to the purchase of participation interests or loans acquired in 1997 in connection with the acquisition of MFC.

     Home equity line loans were $19.5 million at both December 31, 1998 and 1997, compared to $11.9 million at December 31, 1996 and $3.5 million at December 31, 1995. The home equity line did not increase during 1998 because many customers were refinancing into fixed rate loan products and did not draw on their home equity lines. During the second half of 1995 the Bank introduced the revolving home equity lines of credit which loan up to 90% of the equity in a home to the borrower. The interest rate has always been competitive and the customers have liked the convenient features of the program.

ALLOWANCES FOR LOAN AND REAL ESTATE LOSSES

HMN recognizes that credit losses will be experienced and that the risk of loss will vary with, among other things, the type of loans being made, the creditworthiness of the borrower over the term of the loan, general economic conditions and, in the case of a secured loan, the quality of the collateral. It is management's policy to maintain an allowance for loan losses based on, among other things, the Bank's and the industry's historical loan loss experience, evaluation of economic conditions, regular reviews of delinquencies and loan portfolio quality and evolving standards imposed by OTS examiners. HMN increases its allowance for loan losses by charging the provision for loan losses against income. The methodology for establishing the allowance for loan losses takes into consideration probable losses that have been identified in connection with specific loans as well as losses in the loan portfolio that have not yet been identified but can be expected to occur. Management conducts quarterly reviews of the loan portfolio and evaluates the need to establish general allowances on the basis of these reviews.

     *Management continues to actively monitor the asset quality and to charge off loans against the allowance for loan losses when appropriate. Although management believes it uses the best information available to make determinations with respect to the allowance for loan losses, future adjustments may be necessary if economic conditions differ substantially from the economic conditions in the assumptions used to determine the size of the allowance for losses.

     The allowance for loan losses was $3.0 million, or 0.68% of total loans at December 31, 1998, compared to $2.7 million, or 0.62%, of total loans at December 31, 1997, $2.3 million, or 0.66% of total loans at December 31, 1996, $2.2 million, or 0.68% of total loans at December 31, 1995 and $1.9 million, or 0.68% of total loans at December 31, 1994. The following table reflects the activity in the allowance for loan losses and selected statistics:

-------------------------------------------------------------------------------------------------------------------------
                                                                                  December 31,
                                                     --------------------------------------------------------------------
(DOLLARS IN THOUSANDS)                                  1998           1997           1996           1995           1994
-------------------------------------------------------------------------------------------------------------------------
Balance at the beginning of year . . . . . . . . .    $2,748          2,341          2,191          1,893          1,489
   MFC allowance for loan losses acquired. . . . .         0            122              0              0              0
   Provision for losses. . . . . . . . . . . . . .       310            300            300            300            410
   Charge-offs:
     One-to-four family. . . . . . . . . . . . . .        (2)            (4)             0              0              0
     Multi-family. . . . . . . . . . . . . . . . .         0              0            (88)             0              0
     Consumer. . . . . . . . . . . . . . . . . . .       (17)            (7)            (1)            (2)            (6)
     Commercial business . . . . . . . . . . . . .         0            (12)           (61)             0              0
   Recoveries. . . . . . . . . . . . . . . . . . .         2              8              0              0              0
                                                      ------         ------         ------        -------         ------
     Net charge-offs . . . . . . . . . . . . . . .       (17)           (15)          (150)            (2)            (6)
                                                      ------         ------         ------        -------         ------
Balance at end of year . . . . . . . . . . . . . .    $3,041          2,748          2,341          2,191          1,893
                                                      ------         ------         ------        -------         ------
                                                      ------         ------         ------        -------         ------
Year end allowance for loan losses as a percent of
   year end gross loan balance . . . . . . . . . .      0.68%          0.62%          0.66%          0.68%          0.68%
Ratio of net loan charge-offs to average loans
   outstanding . . . . . . . . . . . . . . . . . .      0.00           0.01           0.05           0.00           0.00
Allowance for loan losses as a percentage of
   total assets at year end. . . . . . . . . . . .      0.44           0.40           0.42           0.41           0.38
-------------------------------------------------------------------------------------------------------------------------

*This paragraph contains a forward-looking statement(s). Refer to information regarding Forward-looking Information on page 26 of this discussion.

MANAGEMENT'S DISCUSSION AND ANALYSIS


     The following table reflects the allocation of the allowance for loan losses:

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                          Allocations as a Percentage of Total
                                                   At December 31,                              Loan Outstanding by Type
                                  -----------------------------------------------   -----------------------------------------------
(DOLLARS IN THOUSANDS)              1998      1997      1996      1995      1994      1998      1997      1996      1995      1994
-----------------------------------------------------------------------------------------------------------------------------------
Real estate loans:
   One-to-four family. . . . .    $  544       560       496       452       475     79.31%    87.58     90.19     90.62     92.18
   Multi-family. . . . . . . .       142        80         8        21        21      1.02      0.60      0.08      0.11      0.14
   Commercial. . . . . . . . .       797       198       113       125       128      6.29      2.34      2.22      2.71      1.80
   Construction or
     development . . . . . . .       455       172       104       153        84      3.29      1.27      0.98      1.58      1.31
Consumer . . . . . . . . . . .       546       527       473       286       280      7.55      7.05      5.87      4.66      4.14
Commercial business. . . . . .       328        46        29        37        27      2.54      1.16      0.66      0.32      0.43
Unallocated. . . . . . . . . .       229     1,165     1,118     1,117       878      0.00      0.00      0.00      0.00      0.00
                                  ------    ------    ------    ------    ------   -------    ------    ------    ------    ------
Total. . . . . . . . . . . . .    $3,041     2,748     2,341     2,191     1,893    100.00%   100.00    100.00    100.00    100.00
                                  ------    ------    ------    ------    ------   -------    ------    ------    ------    ------
                                  ------    ------    ------    ------    ------   -------    ------    ------    ------    ------
-----------------------------------------------------------------------------------------------------------------------------------

     The allocation of the allowance for loan losses has increased from 1997 to 1998 for multi-family real estate, commercial real estate construction or development, and commercial business loans because HMN has experienced more loan activity in those categories. The allocation of the allowance for consumer loans also increased from 1997 to 1998 because of the level of charge-offs being experienced in the consumer category. The allocated one-to-four family real estate declined from 1997 to 1998 because of the one-to-four family loan portfolio decline and the potential for charge-offs declined due to the positive housing market in HMN's markets.

     The following table reflects the activity of the allowance for real estate losses:


--------------------------------------------------------------------------------------------------------------------
                                                                              December 31,
                                                  ------------------------------------------------------------------
(DOLLARS IN THOUSANDS)                             1998           1997           1996           1995           1994
--------------------------------------------------------------------------------------------------------------------
Balance at the beginning of year . . . .           $  8              2             35             37            126
   Provision for losses. . . . . . . . .              0             18              2              9              0
   Charge-offs . . . . . . . . . . . . .              0            (12)             0            (11)             0
   Recoveries. . . . . . . . . . . . . .              0              0              0              0              0
                                                   ----           ----           ----           ----           ----
     Net charge-offs . . . . . . . . . .              0            (12)             0            (11)             0
                                                   ----           ----           ----           ----           ----
   Other . . . . . . . . . . . . . . . .              0              0            (35)             0            (89)
                                                   ----           ----           ----           ----           ----
Balance at the end of year . . . . . . .           $  8              8              2             35             37
                                                   ----           ----           ----           ----           ----
                                                   ----           ----           ----           ----           ----
--------------------------------------------------------------------------------------------------------------------

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

NON-PERFORMING ASSETS

Non-performing assets (comprised of non-accrual loans, restructured loans, and real estate acquired through foreclosure) totaled $806,000 at December 31, 1998, a decrease of $1,000 compared to $807,000 at December 31, 1997 and $361,000 at December 31, 1996. Non-performing assets had the following activity during 1998: sales of $142,000, transfers in of $389,000 and transfers out due to performance of $248,000. Non-performing assets had the following activity during 1997: sales of $42,000, charge-offs of $35,000, payments of $80,000 and net transfers to non-performing assets of $603,000.

     Non-performing assets at December 31, 1996 were $361,000, a decrease of $489,000, compared to $850,000 at December 31, 1995. Non-performing assets had the following activity during 1996: sales of $314,000, charge-offs of $61,000, payments of $128,000, and net transfers to non-performing assets of $14,000.

     Non-performing assets are summarized in the following table:

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                 December 31,
                                                                           --------------------------------------------------------
(DOLLARS IN THOUSANDS)                                                      1998        1997         1996        1995         1994
-----------------------------------------------------------------------------------------------------------------------------------
Non-accrual loans. . . . . . . . . . . . . . . . . . . . . . . .            $476         263          338         441          235
   Accruing loans delinquent 90 days or more . . . . . . . . . .             312         402            0           0            0
   Restructured loans. . . . . . . . . . . . . . . . . . . . . .               0           0            0          94          199
   Foreclosed assets . . . . . . . . . . . . . . . . . . . . . .              18         142           23         315           64
                                                                            ----        ----         ----        ----         ----
     Total non-performing assets . . . . . . . . . . . . . . . .            $806         807          361         850          498
                                                                            ----        ----         ----        ----         ----
                                                                            ----        ----         ----        ----         ----
Non-performing assets as a percentage of total assets. . . . . .            0.12%       0.12%        0.07%       0.16%        0.10%
Total non-performing loans . . . . . . . . . . . . . . . . . . .            $788         665          338         535          434
Non-performing loans as a percentage of
   loans receivable, net . . . . . . . . . . . . . . . . . . . .            0.18%       0.15%        0.10%       0.17%        0.16%
Allowance for loan losses to non-performing loans. . . . . . . .          385.79%     413.17%      691.84%     409.13%      436.52%
-----------------------------------------------------------------------------------------------------------------------------------

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

     As a result of the Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA), banking and thrift regulators are required to take prompt regulatory action against institutions which are undercapitalized. FDICIA requires banking and thrift regulators to categorize institutions as "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," or "critically undercapitalized". A savings institution will be deemed to be well capitalized if it: (i) has a total risk-based capital ratio of 10% or greater, (ii) has a Tier 1 (core) risk-based capital ratio of 6% or greater, (iii) has a leverage (core) ratio of 5% or greater, and (iv) is not subject to any order or written directive by the OTS to meet and maintain a specific capital level for any capital measure. The Bank is of the opinion that it is considered well capitalized at December 31, 1998. Refer to Note 20 of the Notes to Consolidated Financial Statements for a table which reflects the Bank's capital compared to its capital requirements.

DIVIDENDS

Prior to 1998, HMN did not pay any dividends. In February of 1998, the Board of Directors declared a stock split in the form of a 50% stock dividend subject to HMN stockholder approval of an increase in the number of authorized shares of common stock from 7.0 million to 11.0 million. At the annual meeting of stockholders on April 28, 1998 the stockholders approved the stock split which was distributed on May 22, 1998 to holders of record on May 8, 1998.

     During 1998 HMN declared and paid dividends as follows:

--------------------------------------------------------------------------------
                                             Dividend       Dividend
Record date         Payable date             per share      Payout Ratio
--------------------------------------------------------------------------------
May 27, 1998        June 12, 1998            $0.06          21.4 %
August 27, 1998     September 10, 1998       $0.06          42.9
December 1, 1998    December 15, 1998        $0.06          (66.7)
--------------------------------------------------------------------------------

     On February 2, 1999 HMN declared a cash dividend of $0.08 per share payable on March 10, 1999 to holders of record on February 24, 1999. The annualized dividend payout ratio for the past four quarters was 36.6%.

     The declaration of dividends are subject to, among other things, HMN's financial condition and results of operations, the Bank's compliance with its regulatory capital requirements, including the fully phased-in capital requirements, tax considerations, industry standards, economic conditions, regulatory restrictions, general business practices and other factors. Refer to
Note 19 of the Notes to Consolidated Financial Statements for information on regulatory limitations on dividends from the Bank to HMN.

LIQUIDITY

*HMN manages its liquidity position to ensure that the funding needs of borrowers and depositors are met timely and in the most cost effective manner. Asset liquidity is the ability to convert assets to cash through the maturity of the asset or the sale of the asset. Liability liquidity results from the ability of the Bank to attract depositors or borrow funds from third party sources such as the FHLB. The Bank is required by regulation to maintain a monthly average minimum asset liquidity ratio of 4%. The Bank has maintained an average monthly liquidity ratio in excess of the 4% requirement and does not anticipate that it will fall below the requirement in the future.

     The primary investing activities are the origination or purchase of loans and the purchase of securities. Principal and interest payments on mortgages and securities are a primary source of cash for HMN. Additional cash can be obtained by selling securities from the available for sale port-

*This paragraph contains a forward-looking statement(s). Refer to information regarding Forward-looking Information on page 26 of this discussion.

MANAGEMENT'S DISCUSSION AND ANALYSIS


folio or by selling loans. Loans could also be securitized by FNMA or FHLMC and used as collateral for additional borrowing with the FHLB. In December of 1997 HMN, through its wholly owned subsidiary, acquired MFC by purchasing MFC's outstanding stock with cash. Refer to Note 2 of the Notes to Financial Statements for more details related to the acquisition.

     The primary financing activity is the attraction of retail deposits. The Bank has the ability to borrow additional funds from the FHLB by pledging additional securities or loans. Refer to Note 13 of the Notes to Consolidated Financial Statements for more information on additional advances that could be drawn upon based upon existing collateral levels with the FHLB. Information on outstanding advance maturities is also included in Note 13.

     *HMN anticipates that its liquidity requirements for 1999 will be similar to the cash flows it experienced in 1998 with the exception of the redemption of the common stock of MFC which will require only $37,000. Construction disbursements will also be reduced because both the Spring Valley and Winona retail banking facilities were completed during 1998. Expenditures for premises and equipment are anticipated to be $1.0 million for 1999. The cash needed to fund the mortgage banking activities of HMN Mortgage Services, Inc. will range from $5.0 million to $20.0 million during 1999.

     HMN's most liquid assets are cash and cash equivalents, which consist of short-term highly liquid investments with original maturities of less than three months that are readily convertible to known amounts of cash and interest-bearing deposits. The level of these assets is dependent on the operating, financing, and investing activities during any given period.

     Cash and cash equivalents at December 31, 1998 were $21.0 million, an increase of $11.6 million, compared to $9.4 million at December 31, 1997. Net cash provided from operating activities during 1998 was $47.8 million. HMN conducted the following major investing activities during 1998: proceeds from the sale of securities available for sale were $172.6 million, principal received on payments and maturities of securities available for sale was $83.6 million, purchases were $204.9 million of securities available for sale, proceeds of sales of loans receivable were $3.3 million, purchases of mortgage servicing rights were $459,000, purchases of interests in limited partnerships were $181,000, purchase of FHLB stock was $2.4 million and net increase in loans receivable was due primarily to loan originations and loan purchases of $89.1 million. HMN spent $3.1 million for the purchase of premises and equipment and it expended net cash for the acquisition of MFC of $3.5 million. Net cash used by investing activities during 1998 was $44.1 million. HMN conducted the following major financing activities during 1998: decrease in deposits of $33.3 million, purchase of treasury stock of $17.1 million, advanced money to the ESOP of $1.5 million, received $436,000 from exercise of HMN common stock options, paid $858,000 in dividends to HMN stockholders, proceeds from FHLB advances of $163.1 million and repayments of FHLB advances totaled $105.4 million, proceeds from other borrowed money of $2.5 million. Net cash provided from financing activities was $7.8 million.

     *HMN has certificates of deposit with outstanding balances of $193.9 million that mature during 1999. Based upon past experience management anticipates that the majority of the deposits will renew for another term. HMN believes that deposits which do not renew will be replaced with deposits from other customers, or funded with advances from the FHLB, or will be funded through the sale of securities. Management does not anticipate that it will have a liquidity problem due to maturing deposits.

     *HMN has $19.0 million of FHLB advances which mature in 2001 but have call features which can be exercised by the FHLB on a semiannual basis. If the call features are exercised, HMN has the option of requesting any advance otherwise available to it pursuant to the Credit Policy of the FHLB. Since HMN has the ability to request another advance to replace the advance that is being called, Management does not anticipate that it will have a liquidity problem due to advances being called by the FHLB during 1999.

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

     On August 17, 1998 HMN's Board of Directors authorized the purchase of 400,000 shares of HMN's common stock. As of December 31, 1998 HMN had purchased 121,800 shares at an aggregate cost of $1.6 million. The existing Board authorization would allow HMN to purchase

*This paragraph contains a forward-looking statement(s). Refer to information regarding Forward-looking Information on page 26 of this discussion.

278,200 shares of HMN common stock during 1999 at the then current market price.

MARKET RISK

Market risk is the risk of loss from adverse changes in market prices and rates. HMN's market risk arises primarily from interest rate risk inherent in its investing, lending and deposit taking activities. Management actively monitors and manages its interest rate risk exposure.

     HMN's profitability is affected by fluctuations in interest rates. A sudden and substantial increase in interest rates may adversely impact HMN's earnings to the extent that the interest rates borne by assets and liabilities do not change at the same speed, to the same extent, or on the same basis. HMN monitors how its assets will mature or reprice in comparison to how its liabilities will mature or reprice. The MATURITY OR REPRICING TABLE located below in the Asset/Liability Management section of this report is used as part of the monitoring process. HMN also monitors the projected changes in net interest income that occur if interest rates were to suddenly change up or down. The RATE SHOCK TABLE located below in the Asset/Liability Management section of this report discloses HMN's projected changes in net interest income based upon immediate interest rate changes called rate shocks.

     *HMN utilizes a model which uses the discounted cash flows from its interest-earning assets and its interest-bearing liabilities to calculate the current market value of those assets and liabilities. The model also calculates the changes in market value of the interest-earning assets and interest-bearing liabilities due to different interest rate changes. HMN believes that over the next twelve months interest rates could conceivably fluctuate in a range of 200 basis points up or down from where the rates were at December 31, 1998. HMN does not have a trading portfolio. The following table discloses the projected changes in market value to HMN's interest-earning assets and interest-bearing liabilities based upon incremental 100 basis point changes in interest rates from interest rates in effect on December 31, 1998.


---------------------------------------------------------------------------------------------------------------------
Other than trading portfolio                                                     Market Value
(DOLLARS IN THOUSANDS)                                  -------------------------------------------------------------
Basis point change in interest rates                        -200        -100           0         +100         +200
---------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents. . . . . . . . . . . . .       $ 19,979      19,963       19,946      19,930       19,913
Securities available for sale:
   Fixed-rate CMOs . . . . . . . . . . . . . . . .         44,746      44,699       44,631      43,805       42,509
   Variable-rate CMOs. . . . . . . . . . . . . . .         92,414      92,917       94,476      93,999       90,940
   Fixed-rate available for sale mortgage-backed
    and related securities . . . . . . . . . . . .          4,128       4,084        4,052       3,987        3,867
   Variable-rate available for sale mortgage-
    backed and related securities. . . . . . . . .            109         107          104         102          102
   Fixed-rate available for sale other
    marketable securities. . . . . . . . . . . . .         55,242      52,997       50,841      48,845       46,987
   Variable-rate available for sale other
    marketable securities. . . . . . . . . . . . .            769         767          765         764          762
Fixed-rate loans held for sale . . . . . . . . . .         13,122      13,111       13,101      13,090       13,079
Loans receivable, net:
   Fixed-rate real estate loans. . . . . . . . . .        307,010     305,553      301,084     292,574      282,452
   Variable-rate real estate loans . . . . . . . .         86,153      85,387       83,824      81,821       79,267
   Fixed-rate other loans. . . . . . . . . . . . .         41,939      41,516       40,889      40,059       39,293
   Variable-rate other loans . . . . . . . . . . .         42,296      41,784       41,909      42,100       42,252
Mortgage servicing rights, net . . . . . . . . . .            327         654        1,006       1,178        1,296
Investment in limited partnerships . . . . . . . .            753       1,118        2,438       5,538        6,612
                                                         --------    --------     --------    --------     --------
Total market risk sensitive assets . . . . . . . .        708,987     704,657      699,066     687,792      669,331
                                                         --------    --------     --------    --------     --------
Deposits:
   NOW accounts. . . . . . . . . . . . . . . . . .         38,606      38,574       38,542      38,510       38,478
   Passbooks . . . . . . . . . . . . . . . . . . .         36,640      35,016       33,530      32,165       30,906
   Money market accounts . . . . . . . . . . . . .         29,860      28,547       27,345      26,240       25,220
   Certificates. . . . . . . . . . . . . . . . . .        341,987     337,983      334,072     330,250      326,514
Federal Home Loan Bank advances:
   Fixed-rate advances . . . . . . . . . . . . . .        175,742     170,653      165,750     161,027      156,475
   Variable-rate advances. . . . . . . . . . . . .         24,040      24,020       23,999      23,979       23,958
Other borrowings . . . . . . . . . . . . . . . . .          2,509       2,507        2,505       2,502        2,500
                                                         --------    --------     --------    --------     --------
Total market risk sensitive liabilities. . . . . .        649,384     637,300      625,743     614,673      604,051
                                                         --------    --------     --------    --------     --------
Off-balance sheet financial instruments:
   Commitments to extend credit. . . . . . . . . .             55          55           54          52           51
                                                         --------    --------     --------    --------     --------
Net market risk. . . . . . . . . . . . . . . . . .       $ 59,658      67,412       73,377      73,171       65,331
                                                         --------    --------     --------    --------     --------
                                                         --------    --------     --------    --------     --------
Percentage change from current market value. . . .         (18.70)%     (8.13)%      0.00%       (0.28)%     (10.96)%
                                                         --------    --------     --------    --------     --------
                                                         --------    --------     --------    --------     --------
---------------------------------------------------------------------------------------------------------------------

*This paragraph contains a forward-looking statement(s). Refer to information regarding Forward-looking Information on page 26 of this discussion.

MANAGEMENT'S DISCUSSION AND ANALYSIS


     The preceding table was prepared utilizing the following assumptions (the "Model Assumptions") regarding prepayment and decay ratios which were determined by management based upon their review of historical prepayment speeds and future prepayment projections. Fixed rate loans were assumed to prepay at annual rates of between 9% to 37%, depending on the coupon and period to maturity. ARMs were assumed to prepay at annual rates of between 13% and 24%, depending on coupon and the period to maturity. Growing Equity Mortgage (GEM) loans were assumed to prepay at annual rates of between 19% and 41% depending on the coupon and the period to maturity. Mortgage-backed securities and Collateralized Mortgage Obligations (CMOs) were projected to have prepayments based upon the underlying collateral securing the instrument. Certificate accounts were assumed not to be withdrawn until maturity. Passbook and money market accounts were assumed to decay at an annual rate of 20%. FHLB advances were projected at their first call date. Refer to Note 13 of the Notes to Consolidated Financial Statements for more information on call provisions of the FHLB advances.

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

ASSET/LIABILITY MANAGEMENT

*HMN's management reviews the impact that changing interest rates will have on its net interest income projected for the twelve months following December 31, 1998 to determine if its current level of interest rate risk is acceptable. The following table projects the estimated impact on net interest income of immediate interest rate changes called rate shocks.

--------------------------------------------------------------------------------
             Rate Shock           Net Interest                Percentage
          in Basis Points            Income                     Change
--------------------------------------------------------------------------------
                +200              $22,815,000                    10.26 %
                +100               21,923,000                     5.95 %
                   0               20,692,000                     0.00 %
                -100               19,479,000                    (5.86)%
                -200               17,785,000                   (14.05)%
--------------------------------------------------------------------------------


     The preceding table was prepared utilizing the Model Assumptions regarding prepayment and decay ratios which were determined by management based upon their review of historical prepayment speeds and future prepayment projections prepared by third parties.

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

     In an attempt to manage its exposure to changes in interest rates, management closely monitors interest rate risk. HMN has an Asset/Liability Committee which meets at least on a monthly basis to discuss changes made to the interest rate risk position and projected profitability. The committee makes recommendations for adjustments to the asset liability position of the Bank to the Board of Directors of the Bank. This committee also reviews the Bank's portfolio, formulates investment strategies and oversees the timing and implementation of transactions to assure attainment of the Board's objectives in the most effective manner. In addition, the Board reviews on a quarterly basis the Bank's asset/liability position, including simulations of the effect on the Bank's capital of various interest rate scenarios.

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

     To the extent consistent with its interest rate spread objectives, the Bank attempts to reduce its interest rate risk and has taken a number of steps to restructure its assets and liabilities. During 1998 the Bank sold approximately 44% of the one-to-four family loans that were originated or refinanced during 1998. The Bank also swapped $21.8 million of fixed rate one-to-four family loans for FNMA mortgage-backed securities and then sold the securities to

*This paragraph contains a forward-looking statement(s). Refer to information regarding Forward-looking Information on page 26 of this discussion.

reduce interest rate risk. The Bank has primarily focused its fixed rate one-to-four family residential lending program on loans that are saleable to third parties and will portfolio only certain fixed rate loans that meet certain risk characteristics. The Bank will portfolio adjustable rate loans which reprice over a one year, three year and five year period. At times, depending on its interest rate sensitivity, the Bank may sell seasoned fixed rate single family loans with shorter contractual maturities than thirty years in order to reduce interest rate risk and record a gain on the sale of loans.

     The following gap table sets forth the interest rate sensitivity of HMN's assets and liabilities at December 31, 1998, using certain assumptions that are described in more detail below:


------------------------------------------------------------------------------------------------------------------------------
                                                                               Maturing or Repricing
                                         -------------------------------------------------------------------------------------
                                                       Over 6
                                          6 Months   Months to     Over 1-3    Over 3-5       Over 5   No Stated
(DOLLARS IN THOUSANDS)                     or Less    One Year       Years       Years         Years    Maturity        Total
------------------------------------------------------------------------------------------------------------------------------
Cash equivalents . . . . . . . . . . . .  $ 19,961           0            0           0            0           0       19,961
Securities available for sale:
   Mortgage-backed and
     related securities(1) . . . . . . .   111,476      11,628       14,155       1,986        5,076           0      144,321
   Other marketable securities . . . . .    13,780       1,910        2,109       5,115        7,472       8,271       38,657
Loans held for sale, net . . . . . . . .    13,095           0            0           0            0           0       13,095
Loans receivable, net:(1)(2)
   Fixed rate one-to-four family(3). . .    31,500      28,068       85,115      52,753       79,225           0      276,661
   Adjustable rate
     one-to-four family(3) . . . . . . .    18,131      21,280       22,123      27,183        2,758           0       91,475
   Multi family. . . . . . . . . . . . .       650         550        1,548         688          538           0        3,974
   Fixed rate commercial real estate . .     9,018       1,268        2,948       1,099          561           0       14,894
   Adjustable rate commercial
     real estate . . . . . . . . . . . .     8,826       3,414        4,755       1,417            0           0       18,412
   Commercial business . . . . . . . . .     6,739       1,473        2,814         592           81           0       11,699
   Consumer loans. . . . . . . . . . . .    23,595       1,815        4,513       2,169        1,289           0       33,381
Federal Home Loan Bank stock . . . . . .         0           0            0           0            0       9,838        9,838
                                          --------    --------     --------    --------     --------    --------     --------
     Total interest-earning assets . . .   256,771      71,406      140,080      93,002       97,000      18,109      676,368
                                          --------    --------     --------    --------     --------    --------     --------
Non-interest checking. . . . . . . . . .    13,187           0            0           0            0           0       13,187
NOW accounts . . . . . . . . . . . . . .    25,459           0            0           0            0           0       25,459
Passbooks. . . . . . . . . . . . . . . .     3,576       3,576       10,302       6,592       11,720           0       35,766
Money market accounts. . . . . . . . . .     2,940       2,942        8,473       5,422        9,642           0       29,419
Certificates . . . . . . . . . . . . . .   113,285      80,566      113,647      20,464        2,076           0      330,038
Federal Home Loan Bank advances. . . . .    29,000      10,000       35,000     111,400            0           0      185,400
Other borrowed money . . . . . . . . . .     2,500           0            0           0            0           0        2,500
                                          --------    --------     --------    --------     --------    --------     --------
     Total interest-bearing liabilities.   189,947      97,084      167,422     143,878       23,438           0      621,769
                                          --------    --------     --------    --------     --------    --------     --------
Interest-earning assets less
   interest-bearing liabilities. . . . .  $ 66,824     (25,678)     (27,342)    (50,876)      73,562      18,109       54,599
                                          --------    --------     --------    --------     --------    --------     --------
                                          --------    --------     --------    --------     --------    --------     --------
Cumulative interest-rate sensitivity gap  $ 66,824      41,146       13,804     (37,072)      36,490      54,599       54,599
                                          --------    --------     --------    --------     --------    --------     --------
                                          --------    --------     --------    --------     --------    --------     --------
Cumulative interest-rate gap as a
   percentage of total assets at
   December 31, 1998 . . . . . . . . . .      9.60%       5.91%       1.98%       (5.33)%      5.24%       7.85%        7.85%
                                          --------    --------     --------    --------     --------    --------     --------
                                          --------    --------     --------    --------     --------    --------     --------
Cumulative interest-rate gap as a
   percentage of total assets at
   December 31, 1997 . . . . . . . . . .     (6.36)     (15.38)
                                          --------    --------
                                          --------    --------
------------------------------------------------------------------------------------------------------------------------------

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

MANAGEMENT'S DISCUSSION AND ANALYSIS


     The preceding table was prepared utilizing the Model Assumptions regarding prepayment and decay ratios which were determined by management based upon their review of historical prepayment speeds and future prepayment projections. Fixed rate loans were assumed to prepay at annual rates of between 9% to 37%, depending on the coupon and period to maturity. ARMs were assumed to prepay at annual rates of between 13% and 24%, depending on coupon and the period to maturity. GEM loans were assumed to prepay at annual rates of between 19% and 41% depending on the coupon and the period to maturity. Mortgage-backed securities and CMOs were projected to have prepayments based upon the underlying collateral securing the instrument. Certificate accounts were assumed not to be withdrawn until maturity. Passbook and money market accounts were assumed to decay at an annual rate of 20%. FHLB advances were projected at their first call date. Refer to Note 13 of the Notes to Consolidated Financial Statements for more information on call provisions of the FHLB advances.

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

YEAR 2000

*HMN has inventoried its computer hardware, computer software, third party vendors and its other non-computer equipment and has assessed or is in the process of assessing whether the items are year 2000 compliant. The hardware testing has been completed. The majority of the non-compliant hardware was replaced during 1998 at a cost of $67,500. The remaining non-compliant hardware will be replaced at an approximate cost of $7,500 in the second quarter of 1999. The computer software inventory indicated that certain programs were not compliant. Some of those software programs were replaced during 1998 at a cost of $53,000. Other software programs are scheduled to be replaced with year 2000 compliant software during the second quarter of 1999 at an anticipated cost of $27,000. HMN is also in the process of testing all computer software to determine that the software is year 2000 compliant. The testing is scheduled to be completed during the second quarter of 1999. The assessment of non-computer equipment for year 2000 compliance indicated that HMN did not have any significant issues in this area.

     *The majority of the Bank's loan and deposit data is supported by a third party data processing center. Other third party providers support the automated teller machines owned by the Bank and process the check clearings for the Bank's negotiable order of withdrawal accounts ("checking accounts"). The Bank is also reliant upon the Federal Home Loan Bank of Des Moines and the Federal Reserve System to properly and efficiently conduct its business. Notwithstanding the Bank's efforts, the failure of any of these third party vendors to address their year 2000 issues in a timely fashion may have an adverse effect on the Bank's ability to conduct its business and/or process its customers' transactions. The Bank's Year 2000 Committee (the "Committee") is working very closely with its data processing center to ascertain that all software applications and hardware will be year 2000 compliant by the second quarter of 1999. The Committee is also monitoring the progress that other key third party providers are making toward becoming year 2000 compliant.

     *The Committee is in the process of developing a contingency plan which incorporates the actions the Bank will take in situations where the data processing center or other key third party providers are not able to become year 2000 compliant and it will have a major impact on the Bank's business. The contingency plan is anticipated to be completed in the second quarter of 1999.

FORWARD-LOOKING INFORMATION
The following paragraphs within Management's Discussion and Analysis of Financial Condition and Results of Operations contain forward-looking statements and actual results may differ materially from the expectations disclosed within this Discussion and Analysis. These forward-looking statements are subject to risks and uncertainties, including those discussed below. HMN assumes no obligations to publicly release results of any revision or updates to these forward-looking statements to reflect future events or unanticipated occurrences.

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

     economic environment. HMN will continue to monitor and modify its allowance for losses as these conditions dictate. Although HMN maintains its allowance for losses at a level it considers adequate to provide for estimated losses, there can be no assurance that such losses will not exceed the estimated amount or that additional provisions for loan losses will not be required in future periods.

     ALLOWANCE FOR LOAN AND REAL ESTATE LOSSES

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

          The Bank may fall below the 4% liquidity requirement if unforeseen economic conditions or unanticipated events occur which would cause our customers to draw abnormal amounts of cash from their accounts.

          HMN anticipates that its liquidity requirements for 1999 will be similar to the cash flows it experienced in 1998 with the exception of the redemption of the common stock of MFC which will require only $37,000. Construction disbursements will also be reduced because both the Spring Valley and Winona retail banking facilities were completed during 1998. Expenditures for premises and equipment are anticipated to be $1.0 million for 1999. The cash needed to fund the mortgage banking activities of HMN Mortgage Services, Inc. will range from $5.0 million to $20.0 million during 1999.

          The actual cash flows of HMN may be different than the anticipated cash flows discussed for 1999 due to unforeseen economic conditions or unanticipated events such as the desire of customers to close all of their accounts in anticipation of the year 2000.

          HMN has certificates of deposit with outstanding balances of $193.9 million that mature during 1999. Based upon past experience management anticipates that the majority of the deposits will renew for another term. HMN believes that deposits which do not renew will be replaced with deposits from other customers, or funded with advances from the FHLB, or will be funded through the sale of securities. Management does not anticipate that it will have a liquidity problem due to maturing deposits.

          Competitive pricing by other institutions, the desire of a competitor to pay interest rates on deposits that are above the current rates paid by HMN, or desire by customers to put more of their funds into nontraditional bank products such as stocks and bonds could be circumstances that would cause the maturing certificates to become a liquidity problem.

          HMN has $19.0 million of FHLB advances which mature in 2001 but have call features which can be exercised by the FHLB on a semiannual basis. If the call features are exercised HMN has the option of requesting any advance otherwise available to it pursuant to the Credit Policy of the FHLB. Since HMN has the ability to request another advance to replace the advance that is being called, Management does not anticipate that it will have a liquidity problem due to advances being called by the FHLB during 1999.

     MARKET RISK

     HMN utilizes a model which uses the discounted cash flows from its interest-earning assets and its interest-bearing liabilities to calculate the current market value of those assets and liabilities. The model also calculates the changes in market value of the interest-earning assets and interest-bearing liabilities due to different interest rate changes.

          HMN's actual market value changes for interest earnings assets and interest bearing liabilities may differ from the projected market values disclosed in the table in the Market Risk Section.

          Certain shortcomings are inherent in the method of analysis in the table presented in the Market Risk section. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types of assets and liabilities may lag behind changes in market interest rates. The model assumes that the difference between the current interest rate being earned or paid compared to a treasury instrument or other interest rate index with a similar term to maturity (the Interest Spread) will remain constant over the interest changes disclosed in the table. Changes in Interest Spread could impact projected market value changes. Certain assets, such as ARMs, have features which restrict changes in interest rates on a short-term basis and over the life of the assets. The market value of the interest-bearing assets which are approaching their life time interest rate caps could be different from the values disclosed in the table. In the event of a change in interest rates, prepayment and early withdrawal levels may deviate significantly from those assumed in calculating the foregoing table. The ability of many borrowers to service their debt may decrease in the event of an interest rate increase.

MANAGEMENT'S DISCUSSION AND ANALYSIS


          HMN believes that over the next twelve months interest rates could conceivably fluctuate in a range of 200 basis points up or down from where the rates were at December 31, 1998. HMN does not have a trading portfolio. The table in the Market Risk Section discloses the projected changes in market value to HMN's interest-earning assets and interest-bearing liabilities based upon incremental 100 basis point changes in interest rates from interest rates in effect on December 31, 1998.

          Actual interest rates could fluctuate by more than 200 basis points up or down from rates in effect on December 31, 1998 due to unanticipated occurrences such as the start of another war in the gulf. Many Asian and European countries are experiencing economic difficulties which may have a larger impact on the economy of the United States than is currently anticipated and thereby cause general interest rates to fluctuate by more than 200 basis points.

     ASSET/LIABILITY MANAGEMENT

     HMN's management reviews the impact that changing interest rates will have on its net interest income projected for the twelve months following December 31, 1998 to determine if its current level of interest rate risk is acceptable. HMN's actual net interest income caused by interest rate changes may differ from the amounts reflected in the table which projects the estimated impact on net interest income of immediate interest rate changes called rate shocks. HMN's actual maturing and repricing results of its interest-earning assets and interest-bearing liabilities may differ from the amounts reflected in the gap table.

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

     YEAR 2000

     HMN has inventoried its computer hardware, computer software, third party vendors and its other non-computer equipment and has assessed or is in the process of assessing whether the items are year 2000 compliant. The hardware testing has been completed. The majority of the non-compliant hardware was replaced during 1998 at a cost of $67,500. The remaining non-compliant hardware will be replaced at an approximate cost of $7,500 in the second quarter of 1999. The computer software inventory indicated that certain programs were not compliant. Some of those software programs were replaced during 1998 at a cost of $53,000. Other software programs are scheduled to be replaced with year 2000 compliant software during the second quarter of 1999 at an anticipated cost of $27,000. HMN is also in the process of testing all computer software to determine that the software is year 2000 compliant. The testing is scheduled to be completed during the second quarter of 1999. The assessment of non-computer equipment for year 2000 compliance indicated that HMN did not have any significant issues in this area.

          The majority of the Bank's loan and deposit data is supported by a third party data processing center. Other third party providers support the automated teller machines owned by the Bank and process the check clearings for the Bank's negotiable order of withdrawal accounts ("checking accounts"). The Bank is also reliant upon the Federal Home Loan Bank of Des Moines and the Federal Reserve System to properly and efficiently conduct its business. Notwithstanding the Bank's efforts, the failure of any of these third party vendors to address their year 2000 issues in a timely fashion may have an adverse effect on the Bank's ability to conduct its business and/or process its customers' transactions. The Bank's Year 2000 Committee (the "Committee") is working very closely with its data processing center to ascertain that all software applications and hardware will be year 2000 compliant by the second quarter of 1999. The Committee is also monitoring the progress that other key third party providers are making toward becoming year 2000 compliant.

          The Committee is in the process of developing a contingency plan which incorporates the actions the Bank will take in situations where the data processing center or other key third party providers are not able to become year 2000 compliant and it will have a major impact on the Bank's business. The contingency plan is anticipated to be completed in the second quarter of 1999.

          The estimated costs are dependent upon HMN's third party data processing center successfully converting its hardware and software to be year 2000 compliant. The data processing center may not successfully complete their conversion to all year 2000 hardware and software which may cause HMN's cost to substantially increase.

          The completion of all testing of computer software may determine that HMN will have to replace additional software at substantially higher costs than it currently anticipates.

          The contingency plan may not be completed or, when it is completed, may not address an unforeseen event that could occur and as a result of the event, HMN is not able to conduct its business.

CONSOLIDATED BALANCE SHEETS




DECEMBER 31, 1998 AND 1997                                                   1998            1997
-----------------------------------------------------------------------------------------------------
ASSETS
Cash and cash equivalents. . . . . . . . . . . . . . . . . . . . . . .   $ 20,960,957      9,364,635
Securities available for sale:
   Mortgage-backed and related securities
      (amortized cost $144,320,926 and $135,598,404) . . . . . . . . .    143,146,165    135,935,482
   Other marketable securities
      (amortized cost $38,657,193 and $68,356,926) . . . . . . . . . .     38,478,623     69,923,477
                                                                         ------------   ------------
                                                                          181,624,788    205,858,959
                                                                         ------------   ------------
Loans held for sale. . . . . . . . . . . . . . . . . . . . . . . . . .     13,094,528      2,287,265
Loans receivable, net. . . . . . . . . . . . . . . . . . . . . . . . .    447,455,052    442,068,600
Accrued interest receivable. . . . . . . . . . . . . . . . . . . . . .      3,952,763      4,038,131
Federal Home Loan Bank stock, at cost. . . . . . . . . . . . . . . . .      9,837,900      7,432,200
Mortgage servicing rights, net . . . . . . . . . . . . . . . . . . . .      1,005,693        781,005
Real estate, net . . . . . . . . . . . . . . . . . . . . . . . . . . .         10,602        133,939
Premises and equipment, net. . . . . . . . . . . . . . . . . . . . . .      8,382,136      5,880,710
Investment in limited partnerships . . . . . . . . . . . . . . . . . .      2,437,246      5,989,399
Goodwill . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      4,341,033      4,500,873
Core deposit intangible. . . . . . . . . . . . . . . . . . . . . . . .      1,259,245      1,546,273
Prepaid expenses and other assets. . . . . . . . . . . . . . . . . . .        295,829      1,349,521
                                                                         ------------   ------------
      Total assets . . . . . . . . . . . . . . . . . . . . . . . . . .   $694,657,772    691,231,510
                                                                         ------------   ------------
                                                                         ------------   ------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   $433,868,907    467,347,688
Federal Home Loan Bank advances. . . . . . . . . . . . . . . . . . . .    185,400,000    127,650,021
Other borrowed money . . . . . . . . . . . . . . . . . . . . . . . . .      2,500,000              0
Accrued interest payable . . . . . . . . . . . . . . . . . . . . . . .      1,086,013      1,365,064
Advance payments by borrowers for taxes and insurance. . . . . . . . .        657,089        786,619
Accrued expenses and other liabilities . . . . . . . . . . . . . . . .      2,663,373      6,056,356
Due to stockholders of Marshalltown Financial Corporation. . . . . . .         37,051      3,555,352
                                                                         ------------   ------------
      Total liabilities. . . . . . . . . . . . . . . . . . . . . . . .    626,212,433    606,761,100
                                                                         ------------   ------------
Commitments and contingencies
Stockholders' equity:
   Serial preferred stock ($.01 par value): authorized 500,000 shares;
      issued and outstanding none. . . . . . . . . . . . . . . . . . .              0              0
   Common stock ($.01 par value): authorized shares 11,000,000;
      issued shares 9,128,662. . . . . . . . . . . . . . . . . . . . .         91,287         91,287
   Additional paid-in capital. . . . . . . . . . . . . . . . . . . . .     59,739,020     59,698,661
   Retained earnings, subject to certain restrictions. . . . . . . . .     63,424,378     60,224,253
   Accumulated other comprehensive income (loss) . . . . . . . . . . .       (837,838)     1,129,818
   Unearned employee stock ownership plan shares . . . . . . . . . . .     (5,705,152)    (4,554,280)
   Unearned compensation restricted stock awards . . . . . . . . . . .       (276,867)      (600,668)
   Treasury stock, at cost 3,835,058 and 2,912,111 . . . . . . . . . .    (47,989,489)   (31,518,661)
                                                                         ------------   ------------
      Total stockholders' equity . . . . . . . . . . . . . . . . . . .     68,445,339     84,470,410
                                                                         ------------   ------------
   Total liabilities and stockholders' equity. . . . . . . . . . . . .   $694,657,772    691,231,510
                                                                         ------------   ------------
                                                                         ------------   ------------


SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

CONSOLIDATED STATEMENTS OF INCOME


YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996                         1998           1997           1996
----------------------------------------------------------------------------------------------------------
Interest income:
   Loans receivable. . . . . . . . . . . . . . . . . . . . .    $35,073,718     28,328,864     25,721,042
   Securities available for sale:
      Mortgage-backed and related. . . . . . . . . . . . . .      8,830,278      8,255,402     10,027,438
      Other marketable . . . . . . . . . . . . . . . . . . .      3,869,089      3,699,378      2,424,628
   Securities held to maturity:
      Mortgage-backed and related. . . . . . . . . . . . . .              0         33,400        765,120
      Other marketable . . . . . . . . . . . . . . . . . . .              0         10,032        104,448
   Cash equivalents. . . . . . . . . . . . . . . . . . . . .        432,794        342,433        494,129
   Other . . . . . . . . . . . . . . . . . . . . . . . . . .        589,426        420,722        327,520
                                                                -----------    -----------    -----------
      Total interest income. . . . . . . . . . . . . . . . .     48,795,305     41,090,231     39,864,325
                                                                -----------    -----------    -----------
Interest expense:
   Deposits. . . . . . . . . . . . . . . . . . . . . . . . .     22,098,272     19,056,164     18,949,937
   Federal Home Loan Bank advances . . . . . . . . . . . . .      9,788,443      6,586,855      5,243,853
   Other borrowed money. . . . . . . . . . . . . . . . . . .         11,538              0              0
                                                                -----------    -----------    -----------
      Total interest expense . . . . . . . . . . . . . . . .     31,898,253     25,643,019     24,193,790
                                                                -----------    -----------    -----------
      Net interest income. . . . . . . . . . . . . . . . . .     16,897,052     15,447,212     15,670,535
Provision for loan losses. . . . . . . . . . . . . . . . . .        310,000        300,000        300,000
                                                                -----------    -----------    -----------
   Net interest income after provision for loan losses . . .     16,587,052     15,147,212     15,370,535
                                                                -----------    -----------    -----------
Noninterest income:
   Fees and service charges. . . . . . . . . . . . . . . . .        855,654        487,085        359,249
   Securities gains, net . . . . . . . . . . . . . . . . . .      2,798,575      1,249,569      1,029,638
   Gain on sales of loans. . . . . . . . . . . . . . . . . .      2,176,924        469,461         39,306
   Earnings (loss) in limited partnerships . . . . . . . . .     (3,724,710)       220,278          7,400
   Other . . . . . . . . . . . . . . . . . . . . . . . . . .        523,623        295,966        487,107
                                                                -----------    -----------    -----------
      Total noninterest income . . . . . . . . . . . . . . .      2,630,066      2,722,359      1,922,700
                                                                -----------    -----------    -----------
Noninterest expense:
   Compensation and benefits . . . . . . . . . . . . . . . .      6,804,112      5,590,297      4,591,367
   Occupancy . . . . . . . . . . . . . . . . . . . . . . . .      1,442,003        983,238        825,609
   Federal deposit insurance premiums. . . . . . . . . . . .        285,388        238,654        799,890
   SAIF assessment . . . . . . . . . . . . . . . . . . . . .              0              0      2,351,563
   Advertising . . . . . . . . . . . . . . . . . . . . . . .        444,545        315,771        308,464
   Data processing . . . . . . . . . . . . . . . . . . . . .        674,320        508,930        489,045
   Amortization of mortgage servicing rights and
      net valuation adjustments. . . . . . . . . . . . . . .        888,885        104,538              0
   Other . . . . . . . . . . . . . . . . . . . . . . . . . .      2,621,185      1,281,277      1,142,948
                                                                -----------    -----------    -----------
      Total noninterest expense. . . . . . . . . . . . . . .     13,160,438      9,022,705     10,508,886
                                                                -----------    -----------    -----------
      Income before income tax expense . . . . . . . . . . .      6,056,680      8,846,866      6,784,349
Income tax expense . . . . . . . . . . . . . . . . . . . . .      1,999,000      3,268,000      2,510,000
                                                                -----------    -----------    -----------
      Net income . . . . . . . . . . . . . . . . . . . . . .    $ 4,057,680      5,578,866      4,274,349
                                                                -----------    -----------    -----------
                                                                -----------    -----------    -----------
Basic earnings per share . . . . . . . . . . . . . . . . . .    $      0.82           1.01           0.66
                                                                -----------    -----------    -----------
                                                                -----------    -----------    -----------
Diluted earnings per share . . . . . . . . . . . . . . . . .    $      0.77           0.94           0.64
                                                                -----------    -----------    -----------
                                                                -----------    -----------    -----------

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

Net income . . . . . . . . . . . . . . . . . . . . . . . . .    $ 4,057,680      5,578,866      4,274,349
Other comprehensive income, net of tax:
   Unrealized gains (losses) on securities:
      Unrealized holding gains (losses) arising during period      (247,304)     2,473,373        281,609
      Less: reclassification adjustment
         for gains included in net income. . . . . . . . . .      1,720,352        745,510        614,296
                                                                -----------    -----------    -----------
Other comprehensive income (loss). . . . . . . . . . . . . .     (1,967,656)     1,727,863       (332,687)
                                                                -----------    -----------    -----------
Comprehensive income . . . . . . . . . . . . . . . . . . . .    $ 2,090,024      7,306,729      3,941,662
                                                                -----------    -----------    -----------
                                                                -----------    -----------    -----------

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


                                                                                 Unearned
                                                                                 Employee
                                                                  Accumulated     Stock      Unearned
                                         Additional                  Other      Ownership  Compensation                 Total
YEARS ENDED DECEMBER 31,        Common     Paid-In    Retained   Comprehensive     Plan     Restricted    Treasury   Stockholders'
1998, 1997 AND 1996              Stock     Capital    Earnings   Income (Loss)    Shares   Stock Awards    Stock        Equity
----------------------------------------------------------------------------------------------------------------------------------
Balance,
December 31, 1995. . . . . . . $91,287   59,255,152  50,371,038      (265,358) (5,336,150)  (1,050,305) (11,378,981)  91,686,683
  Net income . . . . . . . . .                        4,274,349                                                        4,274,349
  Other comprehensive
    loss . . . . . . . . . . .                                       (332,687)                                          (332,687)
  Treasury stock
    purchases. . . . . . . . .                                                                          (14,364,754) (14,364,754)
  Stock options exercised. . .              (10,817)                                                         63,180       52,363
  Restricted stock awards
    cancelled. . . . . . . . .                 (808)                                            25,968      (25,160)           0
  Amortization of
    restricted stock awards. .                                                                 231,048                   231,048
  Restricted stock
    awards tax benefit . . . .               13,677                                                                       13,677
  Earned employee stock
    ownership plan shares. . .              141,135                               397,630                                538,765
                                ------   ----------  ----------     ---------  ----------     --------  -----------   ----------
Balance,
December 31, 1996. . . . . . .  91,287   59,398,339  54,645,387      (598,045) (4,938,520)    (793,289) (25,705,715)  82,099,444
  Net income . . . . . . . . .                        5,578,866                                                        5,578,866
  Other comprehensive
    income . . . . . . . . . .                                      1,727,863                                          1,727,863
  Treasury stock
    purchases. . . . . . . . .                                                                           (5,988,450)  (5,988,450)
  Stock options exercised. . .              (82,009)                                                        138,754       56,745
  Amortization of
    restricted stock awards. .                                                                 231,621                   231,621
  Recognition and retention
    awards granted . . . . . .                2,250                                            (39,000)      36,750            0
  Restricted stock awards
    tax benefit. . . . . . . .               61,092                                                                       61,092
  Stock option tax benefit . .               20,751                                                                       20,751
  Earned employee stock
    ownership plan shares. . .              298,238                               384,240                                682,478
                                ------   ----------  ----------     ---------  ----------     --------  -----------   ----------
Balance,
December 31, 1997. . . . . . .  91,287   59,698,661  60,224,253     1,129,818  (4,554,280)    (600,668) (31,518,661)  84,470,410
  Net income . . . . . . . . .                        4,057,680                                                        4,057,680
  Other comprehensive
    loss . . . . . . . . . . .                                     (1,967,656)                                        (1,967,656)
  Treasury stock
    purchases. . . . . . . . .                                                                          (17,122,788) (17,122,788)
  Amortization of
    restricted stock awards. .                                                                 210,866                   210,866
  Restricted stock awards
    cancelled. . . . . . . . .               (3,515)                                           112,935     (109,420)           0
  Restricted stock awards
    tax benefit. . . . . . . .               70,639                                                                       70,639
  Shares purchased for
    employee stock
    ownership plan . . . . . .                                                 (1,476,000)                            (1,476,000)
  Earned employee stock
    ownership plan shares. . .              235,989                               325,128                                561,117
  Employee stock options
    exercised. . . . . . . . .             (327,071)                                                        763,096      436,025
  Stock option tax benefit . .               64,317                                                                       64,317
  Dividends paid . . . . . . .                         (857,555)                                                        (857,555)
  Fractional shares purchased.                                                                               (1,716)      (1,716)
                                ------   ----------  ----------     ---------  ----------     --------  -----------   ----------
Balance,
December 31, 1998. . . . . . . $91,287   59,739,020  63,424,378      (837,838) (5,705,152)    (276,867) (47,989,489)  68,445,339
                                ------   ----------  ----------     ---------  ----------     --------  -----------   ----------
                                ------   ----------  ----------     ---------  ----------     --------  -----------   ----------


SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

CONSOLIDATED STATEMENTS OF CASH FLOWS



YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996                                                  1998           1997           1996
-----------------------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
     Net income . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   $  4,057,680      5,578,866      4,274,349
     Adjustments to reconcile net income to cash provided by operating activities:
        Provision for loan losses . . . . . . . . . . . . . . . . . . . . . . . . . .        310,000        300,000        300,000
        Provision for real estate losses. . . . . . . . . . . . . . . . . . . . . . .              0         18,000          2,000
        Depreciation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        617,029        434,493        378,753
        Amortization of (discounts) premiums, net . . . . . . . . . . . . . . . . . .        (10,903)      (216,978)      (129,636)
        Amortization of deferred loan fees. . . . . . . . . . . . . . . . . . . . . .       (626,312)      (410,111)      (440,580)
        Amortization of goodwill. . . . . . . . . . . . . . . . . . . . . . . . . . .        180,636         13,858              0
        Amortization of core deposit intangible . . . . . . . . . . . . . . . . . . .        287,028         20,727              0
        Amortization of other purchase accounting adjustments . . . . . . . . . . . .        728,959         38,379              0
        Amortization of mortgage servicing rights and net valuation adjustments . . .        888,885        104,538              0
        Capitalized mortgage servicing rights . . . . . . . . . . . . . . . . . . . .       (654,871)       (36,261)             0
        Increase (decrease) in deferred income taxes. . . . . . . . . . . . . . . . .     (1,615,600)        83,895        110,400
        Securities gains, net . . . . . . . . . . . . . . . . . . . . . . . . . . . .     (2,798,575)    (1,249,569)    (1,029,638)
        Gain on sales of real estate. . . . . . . . . . . . . . . . . . . . . . . . .        (21,777)        (3,743)       (46,625)
        Gain on sales of loans. . . . . . . . . . . . . . . . . . . . . . . . . . . .     (2,176,924)      (469,461)       (39,306)
        Proceeds from sales of loans held for sale. . . . . . . . . . . . . . . . . .    175,149,499     21,626,615      1,779,361
        Disbursements on loans held for sale. . . . . . . . . . . . . . . . . . . . .   (131,495,377)   (18,753,844)             0
        Principal collected on loans held for sale. . . . . . . . . . . . . . . . . .              0         (1,946)             0
        Amortization of restricted stock awards . . . . . . . . . . . . . . . . . . .        210,866        231,621        231,048
        Amortization of unearned ESOP shares. . . . . . . . . . . . . . . . . . . . .        325,128        384,240        397,630
        Earned employee stock ownership shares priced above original cost . . . . . .        235,989        298,238        141,135
        Decrease (increase) in accrued interest receivable. . . . . . . . . . . . . .         85,368        190,834        (33,645)
        Decrease in accrued interest payable. . . . . . . . . . . . . . . . . . . . .       (279,051)    (1,720,271)       (19,574)
        Equity loss (earnings) of limited partnerships. . . . . . . . . . . . . . . .      3,733,278       (220,278)        (7,400)
        Decrease (increase) in other assets . . . . . . . . . . . . . . . . . . . . .      1,053,692       (745,309)       (48,974)
        Increase (decrease) in other liabilities. . . . . . . . . . . . . . . . . . .       (353,123)     1,218,475         35,995
        Other, net. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        (10,992)      (128,743)       (56,470)
                                                                                        ------------   ------------   ------------
          Net cash provided by operating activities . . . . . . . . . . . . . . . . .     47,820,532      6,586,265      5,798,823
                                                                                        ------------   ------------   ------------
Cash flows from investing activities:
     Proceeds from sales of securities available for sale . . . . . . . . . . . . . .    172,640,058     94,462,303    101,157,643
     Principal collected on securities available for sale . . . . . . . . . . . . . .     42,751,927     15,028,627     16,530,585
     Proceeds collected on maturity of securities available for sale. . . . . . . . .     40,824,876     34,118,412     20,500,000
     Purchases of securities available for sale . . . . . . . . . . . . . . . . . . .   (204,938,051)  (103,102,213)  (107,860,451)
     Proceeds from sales of securities held to maturity . . . . . . . . . . . . . . .              0        348,871              0
     Principal collected on securities held to maturity . . . . . . . . . . . . . . .              0        240,441      2,276,661
     Proceeds collected on maturity of securities held to maturity. . . . . . . . . .              0      1,000,000     12,652,343
     Purchases of securities held to maturity . . . . . . . . . . . . . . . . . . . .              0              0       (709,765)
     Proceeds from sales of loans receivable. . . . . . . . . . . . . . . . . . . . .      3,258,772     24,806,862      1,408,015
     Purchases of mortgage servicing rights . . . . . . . . . . . . . . . . . . . . .       (458,702)      (844,601)             0
     Purchase interest in limited partnerships. . . . . . . . . . . . . . . . . . . .       (181,125)    (2,438,750)    (2,880,125)
     Purchase of Federal Home Loan Bank stock . . . . . . . . . . . . . . . . . . . .     (2,405,700)      (802,700)    (1,632,100)
     Net increase in loans receivable . . . . . . . . . . . . . . . . . . . . . . . .    (89,063,988)   (68,579,885)   (53,214,798)
     Proceeds from sale of real estate. . . . . . . . . . . . . . . . . . . . . . . .        152,415         35,627        379,789
     Purchases of premises and equipment. . . . . . . . . . . . . . . . . . . . . . .     (3,118,455)    (1,856,365)      (314,714)
     Acquisition of Marshalltown Financial Corporation, net of cash acquired. . . . .              0    (16,822,639)             0
     Decrease in due to stockholders of Marshalltown Financial Corporation. . . . . .     (3,518,301)             0              0
                                                                                        ------------   ------------   ------------
          Net cash used by investing activities . . . . . . . . . . . . . . . . . . .    (44,056,274)   (24,406,010)   (11,706,917)
                                                                                        ------------   ------------   ------------
Cash flows from financing activities:
     Increase (decrease) in deposits. . . . . . . . . . . . . . . . . . . . . . . . .    (33,266,351)     1,258,293    (11,062,524)
     Purchase of treasury stock . . . . . . . . . . . . . . . . . . . . . . . . . . .    (17,122,788)    (6,350,950)   (14,002,254)
     Increase in unearned ESOP shares . . . . . . . . . . . . . . . . . . . . . . . .     (1,476,000)             0              0
     Stock options exercised. . . . . . . . . . . . . . . . . . . . . . . . . . . . .        436,025         56,745         52,363
     Dividends to stockholders. . . . . . . . . . . . . . . . . . . . . . . . . . . .       (857,555)             0              0
     Fractional shares purchased from stock split . . . . . . . . . . . . . . . . . .         (1,716)             0              0
     Proceeds from Federal Home Loan Bank advances. . . . . . . . . . . . . . . . . .    163,100,000    151,800,000    130,000,000
     Repayment of Federal Home Loan Bank advances . . . . . . . . . . . . . . . . . .   (105,350,021)  (130,228,568)   (92,798,389)
     Increase in other borrowed money . . . . . . . . . . . . . . . . . . . . . . . .      2,500,000              0              0
     Decrease (increase) in advance payments by borrowers for taxes and insurance . .       (129,530)        65,143        (32,079)
                                                                                        ------------   ------------   ------------
          Net cash provided by financing activities . . . . . . . . . . . . . . . . .      7,832,064     16,600,663     12,157,117
                                                                                        ------------   ------------   ------------
          Increase (decrease) in cash and cash equivalents. . . . . . . . . . . . . .     11,596,322     (1,219,082)     6,249,023
Cash and cash equivalents, beginning of year. . . . . . . . . . . . . . . . . . . . .      9,364,635     10,583,717      4,334,694
                                                                                        ------------   ------------   ------------
Cash and cash equivalents, end of year. . . . . . . . . . . . . . . . . . . . . . . .   $ 20,960,957      9,364,635     10,583,717
                                                                                        ------------   ------------   ------------
                                                                                        ------------   ------------   ------------
Supplemental cash flow disclosures:
     Cash paid for interest . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   $ 32,177,304     27,363,290     24,213,364
     Cash paid for income taxes . . . . . . . . . . . . . . . . . . . . . . . . . . .      2,824,441      3,000,500      2,725,433
Supplemental noncash flow disclosures:
     Loans securitized and transferred to securities available for sale . . . . . . .   $ 27,952,547     16,526,399     15,411,803
     Securities held to maturity transferred to securities available for sale . . . .              0      1,295,147              0
     Loans transferred to loans held for sale . . . . . . . . . . . . . . . . . . . .     52,294,847      4,346,602      2,491,820
     Loans transferred to loans held for investment . . . . . . . . . . . . . . . . .              0         95,503              0
     Transfer of loans to real estate . . . . . . . . . . . . . . . . . . . . . . . .         17,105        232,071        188,054
     Transfer of real estate to loans . . . . . . . . . . . . . . . . . . . . . . . .              0         84,772        161,954
     Treasury stock purchased with liability due to broker. . . . . . . . . . . . . .              0              0        362,500
     Due to stockholders of Marshalltown Financial Corporation. . . . . . . . . . . .              0      3,555,352              0


SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


DECEMBER 31, 1998, 1997 AND 1996

NOTE 1  DESCRIPTION OF THE BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING
POLICIES

HMN Financial, Inc. (HMN) is a stock savings bank holding company which owns 100 percent of Home Federal Savings Bank (the Bank or Home Federal). Home Federal has a community banking philosophy and operates retail banking facilities in Minnesota and Iowa. The Bank has two wholly owned subsidiaries, Osterud Insurance Agency, Inc. (OAI) and MSL Financial Corporation (MSL), which offer financial planning products and services. HMN has two other wholly owned subsidiaries, Security Finance Corporation (SFC) and HMN Mortgage Services, Inc.
(MSI). SFC invests in commercial loans and commercial real-estate loans located throughout the United States which were originated by third parties. MSI operates mortgage banking and mortgage brokerage facilities located in Brooklyn Park, Minnesota.

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

LOANS HELD FOR SALE Mortgage loans originated or purchased which are intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. Net fees and costs associated with acquiring and/or originating loans held for sale are deferred and included in the basis of the loan in determining the gain or loss on the sale of the loans. Gains are recognized on settlement date. Net unrealized losses are recognized through a valuation allowance by charges to income.

LOANS RECEIVABLE, NET Loans receivable, net are considered long-term investments and, accordingly, are carried at amortized cost. Loan origination fees received, net of certain loan origination costs, are deferred as an adjustment to the carrying value of the related loans, and are amortized into income using the interest method over the estimated life of the loans.

     Premiums and discounts on loans are amortized into interest income using the interest method over the period to contractual maturity, adjusted for estimated prepayments.

     The allowance for loan losses is maintained at an amount considered adequate by management to provide for probable losses. The allowance for losses on loans, including both the allocated and unallocated elements, is based on periodic analysis of the loan portfolio by management. In this analysis, management considers factors including, but not limited to, specific occurrences which include loan impairment, changes in the size of the portfolios, general economic conditions, loan portfolio composition and historical experience. The allowance for loan losses is established for known or anticipated problem loans, as well as for loans which are not currently known to require specific allowances. Loans are charged off to the extent they are deemed to be uncollectible. The adequacy of the allowance for loan losses is dependent upon management's estimates of variables affecting valuation, appraisals of collateral, evaluations of performance and status, and the amounts and timing of future cash flows expected to be received on impaired loans. Such estimates, appraisals, evaluations and cash flows may be subject to frequent adjustments due to changing economic prospects of borrowers or properties. The estimates are reviewed periodically and adjustments, if any, are recorded in the provision for loan losses in the periods in which the adjustments become known.

     Interest income is recognized on an accrual basis except when collectibility is in doubt. When loans are placed on a nonaccrual basis, generally when the loan is 90 days past due, previously accrued but unpaid interest is reversed from income. Interest is subsequently recognized as income to the extent cash is received when, in management's judgement, principal is collectible.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     All impaired loans, including all loans that are restructured in a troubled debt restructuring involving a modification of terms, are measured at the present value of expected future cash flows discounted at the loan's initial effective interest rate. The fair value of the collateral of an impaired collateral-dependent loan or an observable market price, if one exists, may be used as an alternative to discounting. If the measure of the impaired loan is less than the recorded investment in the loan, impairment will be recognized through the allowance for loan losses. A loan is considered impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. Impaired loans are all loans which are delinquent as to principal and interest for 120 days or greater and all loans that are restructured in a troubled debt restructuring involving a modification of terms. All portfolio loans are reviewed for impairment on an individual basis.

MORTGAGE SERVICING RIGHTS Mortgage servicing rights are capitalized and amortized in proportion to, and over the period of, estimated net servicing income. HMN periodically evaluates its capitalized mortgage servicing rights for impairment. Loan type and note rate are predominate risk characteristics of the underlying loans used to stratify capitalized mortgage servicing rights for purposes of measuring impairment. Any impairment is recognized through a valuation allowance.

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

IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF HMN reviews long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

INVESTMENT IN LIMITED PARTNERSHIPS   HMN has investments in limited partnerships
which invest in mortgage servicing assets, the common stock of other financial institutions and low to moderate income housing projects which generate tax credits for HMN. HMN generally accounts for the earnings or losses from the limited partnerships on the equity method with the exception of the limited partnership which invests in mortgage servicing assets. HMN adjusts its investment in this limited partnership recorded under the equity method for an amount that represents HMN's proportionate share of adjusting the mortgage servicing assets to the appraised market value of the mortgage servicing assets.

INTANGIBLE ASSETS Goodwill resulting from acquisitions is amortized on a straight line basis over 25 years. Deposit base intangible is amortized on an accelerated basis as the certificates of deposit mature over the next eleven years following the merger. Management reviews intangible assets for impairment as events or circumstances indicate that the assets may not be recoverable.

STOCK-BASED COMPENSATION Effective January 1, 1996, HMN adopted SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION. It elected to continue using the accounting methods prescribed by Accounting Principles Board (APB) Opinion No. 25 and related interpretations which measure compensation cost using the intrinsic value method. HMN has included in Note 16, "Employee Benefits" the impact of the fair value of employee stock-based compensation plans on net income and earnings per share on a pro forma basis for awards granted after January 1, 1995.

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

EARNINGS PER SHARE AND STOCK SPLIT   Effective December 31, 1997 HMN adopted
SFAS No. 128, EARNINGS PER SHARE. SFAS No. 128 established standards for computing and presenting earnings per share (EPS) and applies to entities with publicly held common stock or potential common stock. SFAS No. 128 simplified the standards for computing earnings per share previously found in APB Opinion No. 15, EARNINGS PER SHARE, and made them comparable to international EPS standards. It requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation.

     Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Refer to Note 17 for disclosure of EPS calculations.

     In February of 1998 HMN authorized a three-for-two stock split in the form of a fifty percent stock dividend subject to stockholder approval to increase HMN's authorized common stock from 7.0 million shares to 11.0 million shares. At the annual meeting on April 28, 1998 the stockholders approved the increase in authorized common stock. The Board of Directors then declared that the stock dividend be distributed on May 22, 1998 to stockholders of record on May 8, 1998.

     The stock split increased HMN's outstanding common shares from 6,085,775 to 9,128,662 shares. Stockholders' equity has been restated to give retroactive effect to the stock split for all periods presented by reclassifying from additional paid-in capital to common stock the par value of the additional shares arising from the stock split. In addition, all references in the Consolidated Financial Statements and Notes thereto to number of shares, per-share amounts, stock option data and market prices of HMN's common stock have been restated giving retroactive recognition to the stock split.

NEW ACCOUNTING STANDARDS Effective January 1, 1998 HMN adopted SFAS No. 130, REPORTING COMPREHENSIVE INCOME. The statement establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. The statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be disclosed in the financial statements. Comprehensive income is defined as the change in equity during a period from transactions and other events from nonowner sources. Comprehensive income is the total of net income and other comprehensive income, which for HMN is comprised entirely of unrealized gains and losses on securities available for sale.

     The gross unrealized holding losses for the year ended December 31, 1998 were $458,384, the income tax benefit would have been $211,080 and therefore, the net losses were $247,304. The gross reclassification adjustment for 1998 was $2,798,575, the income tax expense would have been $1,078,223 and therefore, the net reclassification adjustment was $1,720,352. The gross unrealized holding gains for the year ended December 31, 1997 were $4,157,775, the income tax expense would have been $1,684,402 and therefore, the net gain was $2,473,373. The gross reclassification adjustment for 1997 was $1,249,569, the income tax expense would have been $504,059 and therefore, the net reclassification adjustment was $745,510. The gross unrealized holding gains for the year ended December 31, 1996 were $470,801, the income tax expense would have been $189,192 and therefore, the net gains were $281,609. The gross reclassification adjustment for 1996 was $1,029,638, the income tax expense would have been $415,342 and therefore, the net reclassification adjustment was $614,296.

     Effective January 1, 1998 HMN adopted SFAS No. 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION which establishes new standards for determining a reportable segment and for disclosing information regarding each such segment. The amount of each segment item reported should be the measure reported to the chief operating decision maker for purposes of making decisions about allocating resources to the segment and assessing its performance. Adjustments and eliminations made in preparing an enterprise's general-purpose financial statements and allocations of revenues, expenses and gains or losses should be included in determining reported segment profit or loss only if they are included in the measure of the segment's profit or loss that is used by the chief operating decision maker. Similarly, only those assets that are included in the measure of the segment's assets that is used by the chief operating decision maker should be reported for that segment. The adoption of SFAS No. 131 did not impact HMN's results of operations or financial condition, but did require the disclosure of segment information. See Note 24 for the disclosure on segment information.

     Effective January 1, 1998 HMN adopted SFAS No. 132, EMPLOYERS' DISCLOSURES ABOUT PENSIONS AND OTHER POSTRETIREMENT BENEFITS which revises employers' disclosures about pension and other post retirement benefit plans. It does not change the measurement or recognition of those plans. It standardizes the disclosure requirements for pensions and other postretirement benefits to the extent practicable, requires additional information on changes in the benefit obligation and fair values of plan assets that will facilitate financial analysis, and eliminates certain disclosures that are no longer as useful as they were when FASB Statements No. 87, EMPLOYERS' ACCOUNTING FOR PENSIONS, No. 88, EMPLOYERS' ACCOUNTING FOR SETTLEMENT AND CURTAILMENTS OF DEFINED BENEFIT PENSION PLANS AND FOR TERMINATION BENEFITS, and No. 106, EMPLOYERS' ACCOUNTING FOR POSTRETIREMENT BENEFITS OTHER THAN PENSIONS, were issued. SFAS No. 132 suggests combined formats for presentation of pension and other postretirement benefit disclosures. Restatement of disclosures for earlier periods provided for comparative purposes is required unless the information is not readily available. The adoption of SFAS No. 132 did not impact HMN's results of operations or financial condition. Refer to Note 16 for the disclosure on Employee Benefits.

     In June 1998, the FASB issued SFAS No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction, or
(c) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available-for-sale security, or a foreign-currency-denominated forecasted transaction.

     The accounting for changes in the fair value of a derivative (that is, gains and losses) depends on the intended use of the derivative and the resulting designation.

- For a derivative designated as hedging the exposure to changes in the fair value of a recognized asset or liability or a firm commitment (referred to as a fair value hedge), the gain or loss is recognized in earnings in the period of change together with the offsetting loss or gain on the hedged item attributable to the risk being hedged. The effect of that accounting is to reflect in earnings the extent to which the hedge is not effective in achieving offsetting changes in fair value.

- For a derivative designated as hedging the exposure to variable cash flows of a forecasted transaction (referred to as a cash flow hedge), the effective portion of the derivative's gain or loss is initially reported as a component of other comprehensive income (outside earnings) and subsequently reclassified into earnings when the forecasted transaction affects earnings. The ineffective portion of the gain or loss is reported in earnings immediately.

- For a derivative designated as hedging the foreign currency exposure of a net investment in a foreign operation, the gain or loss is reported in other comprehensive income (outside earnings) as part of the cumulative translation adjustment. The accounting for a fair value hedge described above applies to a derivative designated or an available-for-sale security. Similarly, the accounting for a cash flow hedge described above applies to a derivative designated as a hedge of the foreign currency exposure of a foreign-currency-denominated forecasted transaction.

- For a derivative not designated as a hedging instrument, the gain or loss is recognized in earnings in the period of change.

     Under SFAS No. 133, an entity that elects to apply hedge accounting is required to establish at the inception of the hedge the method it will use for assessing the effectiveness of the hedging derivative and the measurement approach for determining the

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


ineffective aspect of the hedge. Those methods must be consistent with the entity's approach to managing risk.

     SFAS No. 133 precludes designating a nonderivative financial instrument as a hedge of an asset, liability, unrecognized firm commitment, or forecasted transaction except that a nonderivative instrument denominated in a foreign currency may be designated as a hedge of the foreign currency exposure of an unrecognized firm commitment denominated in a foreign currency or a net investment in a foreign operation.

     SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. Initial application should be as of the beginning of an entity's fiscal quarter; on that date, hedging relationships must be designated anew and documented pursuant to the provisions of FASB No. 133. HMN is anticipating that it will adopt SFAS No. 133 in the first quarter of 2000 and is currently studying the impact of adopting the statement on its financial statements.

     In October 1998, the FASB issued SFAS No. 134, ACCOUNTING FOR MORTGAGE-BACKED SECURITIES RETAINED AFTER THE SECURITIZATION OF MORTGAGE LOANS HELD FOR SALE BY A MORTGAGE BANKING ENTERPRISE, which amends SFAS No. 65 to require that after the securitization of mortgage loans held for sale, an entity engaged in mortgage banking activities classify the resulting mortgage-backed securities or other retained interests based on its ability and intent to sell or hold those investments.

     SFAS No. 134 is effective for the first fiscal quarter beginning after December 15, 1998. Early application was encouraged and was permitted as of October of 1998. HMN anticipates adopting SFAS No. 134 in the first quarter of 1999 and believes that it will not have a material impact on HMN's financial condition or the results of its operations.

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

     The transaction was funded through a combination of the sale of securities, and short-term borrowings from the Federal Home Loan Bank of Des Moines ("FHLB"). Pursuant to the merger agreement, the Bank is obligated to provide cash to MFC stockholders when they submit their MFC stock or outstanding MFC options. As of December 31, 1998 and 1997 MFC stockholders had not redeemed shares and/or options with a value of $37,051 and $3,555,352, respectively.

     The merger consideration of $24.8 million plus the cancellation of 60,000 shares of MFC common stock owned by HMN with a historical cost of $1.0 million was allocated as follows:

--------------------------------------------------------------------------------
Cash and cash equivalents. . . . . . . . . . . . . . . . . . .   $   5,437,603
Investment securities. . . . . . . . . . . . . . . . . . . . .      48,580,533
Loans receivable, net. . . . . . . . . . . . . . . . . . . . .      69,759,162
Federal Home Loan Bank stock, at cost. . . . . . . . . . . . .       1,195,500
Premises and equipment . . . . . . . . . . . . . . . . . . . .         744,793
Goodwill . . . . . . . . . . . . . . . . . . . . . . . . . . .       4,514,730
Core deposit intangible. . . . . . . . . . . . . . . . . . . .       1,567,000
Other assets . . . . . . . . . . . . . . . . . . . . . . . . .       2,210,518
Deposits . . . . . . . . . . . . . . . . . . . . . . . . . . .    (103,580,493)
Net deferred tax liabilities . . . . . . . . . . . . . . . . .      (1,003,330)
Other liabilities. . . . . . . . . . . . . . . . . . . . . . .      (3,578,464)
                                                                 -------------
  Purchase price . . . . . . . . . . . . . . . . . . . . . . .   $  25,847,552
                                                                 -------------
                                                                 -------------
--------------------------------------------------------------------------------

NOTE 3  SECURITIES AVAILABLE FOR SALE

A summary of securities available for sale at December 31, 1998 and 1997 is as follows:


---------------------------------------------------------------------------------------------------------------
                                                                         Gross          Gross
                                                        Amortized     unrealized     unrealized           Fair
                                                           cost          gains         losses            value
---------------------------------------------------------------------------------------------------------------
DECEMBER 31, 1998:
Mortgage-backed securities:
   FHLMC. . . . . . . . . . . . . . . . . . . . .    $  1,813,967         63,053              0      1,877,020
   FNMA . . . . . . . . . . . . . . . . . . . . .         584,799              0         10,829        573,970
   GNMA . . . . . . . . . . . . . . . . . . . . .       1,486,585          1,861          1,411      1,487,035
   Other. . . . . . . . . . . . . . . . . . . . .         100,912            512              0        101,424
Collateralized mortgage obligations:
   FHLMC. . . . . . . . . . . . . . . . . . . . .      37,965,242         22,356        469,027     37,518,571
   FNMA . . . . . . . . . . . . . . . . . . . . .      57,063,756         16,237        670,714     56,409,279
   Other. . . . . . . . . . . . . . . . . . . . .      45,305,665         77,584        204,383     45,178,866
                                                     ------------   ------------   ------------   ------------
                                                      144,320,926        181,603      1,356,364    143,146,165
                                                     ------------   ------------   ------------   ------------
Other marketable securities:
   U.S. Government and agency obligations . . . .      17,378,636         13,626          1,339     17,390,923
   Corporate debt . . . . . . . . . . . . . . . .       7,133,405            941          9,524      7,124,822
   Corporate equity . . . . . . . . . . . . . . .      14,145,152        276,333        458,607     13,962,878
                                                     ------------   ------------   ------------   ------------
                                                       38,657,193        290,900        469,470     38,478,623
                                                     ------------   ------------   ------------   ------------
                                                     $182,978,119        472,503      1,825,834    181,624,788
                                                     ------------   ------------   ------------   ------------
                                                     ------------   ------------   ------------   ------------

DECEMBER 31, 1997:
Mortgage-backed securities:
   FHLMC. . . . . . . . . . . . . . . . . . . . .    $ 29,934,261        159,036         13,126     30,080,171
   FNMA . . . . . . . . . . . . . . . . . . . . .      14,352,421         46,710         59,159     14,339,972
   GNMA . . . . . . . . . . . . . . . . . . . . .       6,213,917         12,741          7,885      6,218,773
   Other. . . . . . . . . . . . . . . . . . . . .         186,523              0            881        185,642
Collateralized mortgage obligations:
   FHLMC. . . . . . . . . . . . . . . . . . . . .      21,583,016        227,165        207,710     21,602,471
   FNMA . . . . . . . . . . . . . . . . . . . . .      38,603,926        271,415        217,204     38,658,137
   Other. . . . . . . . . . . . . . . . . . . . .      24,724,340        127,068          1,092     24,850,316
                                                     ------------   ------------   ------------   ------------
                                                      135,598,404        844,135        507,057    135,935,482
                                                     ------------   ------------   ------------   ------------
Other marketable securities:
   U.S. Government and agency obligations . . . .      43,403,323         40,398        100,965     43,342,756
   Corporate debt . . . . . . . . . . . . . . . .       2,903,330              0            182      2,903,148
   Corporate equity . . . . . . . . . . . . . . .      22,050,273      1,632,826          5,526     23,677,573
                                                     ------------   ------------   ------------   ------------
                                                       68,356,926      1,673,224        106,673     69,923,477
                                                     ------------   ------------   ------------   ------------
                                                     $203,955,330      2,517,359        613,730    205,858,959
                                                     ------------   ------------   ------------   ------------
                                                     ------------   ------------   ------------   ------------
---------------------------------------------------------------------------------------------------------------

     Proceeds from securities available for sale which were sold during 1998 were $172,640,058, resulting in gross gains of $3,050,785 and gross losses of $252,210. Proceeds from securities available for sale which were sold during 1997 were $94,462,303, resulting in gross gains of $1,533,046 and gross losses of $283,477. Proceeds from securities available for sale which were sold during 1996 were $101,157,643, resulting in gross gains of $1,235,754 and gross losses of $206,116.

     The following table indicates amortized cost and estimated fair value of securities available for sale at December 31, 1998, based upon contractual maturity adjusted for scheduled repayments of principal and projected prepayments of principal based upon current economic conditions and interest rates. Actual maturities may differ from the maturities in the following table because obligors may have the right to call or prepay obligations with or without call or prepayment penalties:

--------------------------------------------------------------------------------
                                                        Amortized         Fair
                                                           cost          value
--------------------------------------------------------------------------------
Due less than one year . . . . . . . . . . . . . .   $136,687,972  135,739,879
Due after one year through five years. . . . . . .     19,659,996   19,523,631
Due after five years through ten years . . . . . .      7,287,000    7,236,455
After ten years. . . . . . . . . . . . . . . . . .      5,197,999    5,161,945
No stated maturity . . . . . . . . . . . . . . . .     14,145,152   13,962,878
                                                     ------------  -----------
    Total. . . . . . . . . . . . . . . . . . . . .   $182,978,119  181,624,788
                                                     ------------  -----------
                                                     ------------  -----------
--------------------------------------------------------------------------------

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


----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                       Unrealized
                                                                                                         Unrealized  Holding Gain,
                                                             Amortized           Fair       Realized       Holding     Net of Tax,
                                                               Cost             Value         Gain           Gain       in Equity
----------------------------------------------------------------------------------------------------------------------------------
Security sold. . . . . . . . . . . . . . . . . . . . .      $  344,139        348,871          4,732
Securities transferred to available for sale . . . . .      $1,223,753      1,295,147                        71,394         42,641
----------------------------------------------------------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 5  LOANS RECEIVABLE, NET

A summary of loans receivable at December 31 is as follows:

-------------------------------------------------------------------------------------------
                                                                     1998           1997
                                                              -----------------------------
Residential real estate loans:
  Conventional . . . . . . . . . . . . . . . . . . . . . . .   $378,080,048    399,029,974
  FHA. . . . . . . . . . . . . . . . . . . . . . . . . . . .      1,294,426      1,797,006
  VA . . . . . . . . . . . . . . . . . . . . . . . . . . . .      1,298,967      1,857,827
                                                               ------------   ------------
                                                                380,673,441    402,684,807
                                                               ------------   ------------
Other loans:
  Commercial real estate . . . . . . . . . . . . . . . . . .     33,686,778     11,997,014
  Autos. . . . . . . . . . . . . . . . . . . . . . . . . . .      2,897,281      2,437,516
  Home equity line . . . . . . . . . . . . . . . . . . . . .     19,476,056     19,490,392
  Home equity. . . . . . . . . . . . . . . . . . . . . . . .      9,565,652      7,176,253
  Other consumer . . . . . . . . . . . . . . . . . . . . . .      1,071,555        411,100
  Commercial business. . . . . . . . . . . . . . . . . . . .     11,695,354      5,226,095
  Savings. . . . . . . . . . . . . . . . . . . . . . . . . .        994,168      1,362,186
  Education. . . . . . . . . . . . . . . . . . . . . . . . .        118,351        123,313
  Other. . . . . . . . . . . . . . . . . . . . . . . . . . .        676,838        864,238
                                                               ------------   ------------
                                                                 80,182,033     49,088,107
                                                               ------------   ------------
    Total loans. . . . . . . . . . . . . . . . . . . . . . .    460,855,474    451,772,914

Less:
  Unamortized discounts. . . . . . . . . . . . . . . . . . .        414,495        547,007
  Net deferred loan fees . . . . . . . . . . . . . . . . . .      1,947,778      1,846,692
  Allowance for losses . . . . . . . . . . . . . . . . . . .      3,041,485      2,748,219
  Loans in process . . . . . . . . . . . . . . . . . . . . .      7,996,664      4,562,396
                                                               ------------   ------------
                                                               $447,455,052    442,068,600
                                                               ------------   ------------
                                                               ------------   ------------

Weighted average contractual
  interest rate. . . . . . . . . . . . . . . . . . . . . . .           7.21%          7.39%
Commitments to originate,
  fund or purchase loans . . . . . . . . . . . . . . . . . .   $ 24,419,071      7,367,650
Commitments to deliver
  loans to secondary market. . . . . . . . . . . . . . . . .      6,505,374              0
Loans serviced for others. . . . . . . . . . . . . . . . . .     72,275,868      8,218,564
-------------------------------------------------------------------------------------------

     Included in total commitments to originate or purchase loans are fixed rate loans aggregating approximately $3,504,094 and $6,010,250 as of December 31, 1998 and 1997, respectively. The interest rates on these commitments ranged from 6.25% to 7.00% at December 31, 1998 and from 6.678% to 7.5% at December 31, 1997.

     At December 31, 1998 and 1997, loans on nonaccrual status totaled $475,649 and $263,329, respectively. Had the loans performed in accordance with their original terms throughout 1998, HMN would have recorded gross interest income of $49,382 for these loans. Interest income of $28,618 has been recorded on these loans for the year ended December 31, 1998.

     At December 31, 1998 and 1997 there were no loans included in loans receivable, net with terms that had been modified in a troubled debt restructuring.

     There were no material commitments to lend additional funds to customers whose loans were classified as restructured or nonaccrual at December 31, 1998.

     At December 31, 1998, 1997 and 1996, the recorded investment in loans that are considered to be impaired were $788,382, $665,151 and $338,310, respectively, for which the related allowance for credit losses were $39,613, $34,762 and $17,571, respectively. The average investment in impaired loans during 1998, 1997 and 1996 were $714,331, $443,754 and $423,042, respectively.
For the years ended December 31, 1998, 1997 and 1996, HMN recognized interest income on impaired loans of $35,936, $36,564 and $24,662, respectively. All of the interest income that was recognized during 1998, 1997 and 1996 for impaired loans was recognized using the cash basis method of income recognition.

     The aggregate amount of loans to executive officers and directors of HMN were $814,609, $884,244 and $385,023, at December 31, 1998, 1997 and 1996,
respectively. During 1998 repayments on loans to executive officers and directors were $366,059, new loans to executive officers and directors totaled $561,057 and loans removed from the executive officer listing due to change in status of the officer was $264,633. During 1997 repayments on loans to executive officers and directors aggregated $30,679 and loans originated aggregated $529,900.

     At December 31, 1998, 1997 and 1996, HMN was servicing real estate loans for others with aggregate unpaid principal balances of approximately $72,275,868, $8,218,564 and $1,417,954, respectively.

     HMN originates residential, commercial real estate and other loans primarily in southern Minnesota and after December 5, 1997 in Iowa. HMN also purchases loans from a third party broker located in the Southeastern United States. At December 31, 1998 and 1997, HMN owned single family and multi-family residential loans located in the following states:


-------------------------------------------------------------------------------------------
                                               1998                          1997
                                 ----------------------------    --------------------------
                                                     Percent                       Percent
                                      Amount        of Total        Amount        of Total
-------------------------------------------------------------------------------------------
Alabama. . . . . . . . . . . .   $  7,790,445            2.1%     4,462,834            1.1%
California . . . . . . . . . .      5,235,023            1.4      9,054,681            2.2
Connecticut. . . . . . . . . .      1,941,298            0.5      1,097,827            0.3
Florida. . . . . . . . . . . .      1,614,802            0.4      1,000,598            0.3
Georgia. . . . . . . . . . . .     52,951,799           13.9     46,309,887           11.5
Iowa . . . . . . . . . . . . .     30,555,584            8.0     49,705,322           12.3
Maine. . . . . . . . . . . . .      1,807,902            0.5      1,328,897            0.3
Massachusetts. . . . . . . . .      5,826,593            1.5      1,256,811            0.3
Minnesota. . . . . . . . . . .    221,860,535           58.3    233,002,052           57.9
North Carolina . . . . . . . .     18,727,395            4.9     11,819,254            2.9
Ohio . . . . . . . . . . . . .      5,413,417            1.4      8,477,956            2.1
South Carolina . . . . . . . .      9,930,680            2.6      8,314,943            2.1
Tennessee. . . . . . . . . . .      5,234,694            1.4      4,288,917            1.1
Wisconsin. . . . . . . . . . .      8,375,398            2.2     20,130,423            5.0
Other states . . . . . . . . .      3,407,876            0.9      2,434,405            0.6
                                 ------------         ------    -----------         ------
  Total. . . . . . . . . . . .   $380,673,441          100.0%   402,684,807          100.0%
                                 ------------         ------    -----------         ------
                                 ------------         ------    -----------         ------

Amounts under one million dollars are included in "Other states".
-------------------------------------------------------------------------------------------

NOTE 6  ALLOWANCE FOR LOAN AND REAL ESTATE LOSSES

The allowance for losses is summarized as follows:

----------------------------------------------------------------------------------------------------------
                                                                      Loans    Real estate         Total
----------------------------------------------------------------------------------------------------------
Balance, December 31, 1995. . . . . . . . . . . . . . . . .      $2,190,664         35,000      2,225,664
   Provision for losses . . . . . . . . . . . . . . . . . .         300,000          2,000        302,000
   Charge-offs  . . . . . . . . . . . . . . . . . . . . . .        (150,136)             0       (150,136)
   Recoveries . . . . . . . . . . . . . . . . . . . . . . .              57              0             57
   Other  . . . . . . . . . . . . . . . . . . . . . . . . .               0        (35,000)       (35,000)
                                                                 ----------        -------      ---------
Balance, December 31, 1996  . . . . . . . . . . . . . . . .       2,340,585          2,000      2,342,585
   Provision for losses . . . . . . . . . . . . . . . . . .         300,000         18,000        318,000
   MFC allowance for losses acquired. . . . . . . . . . . .         122,500              0        122,500
   Charge-offs  . . . . . . . . . . . . . . . . . . . . . .         (22,691)       (12,000)       (34,691)
   Recoveries . . . . . . . . . . . . . . . . . . . . . . .           7,825              0          7,825
                                                                 ----------        -------      ---------
Balance, December 31, 1997  . . . . . . . . . . . . . . . .       2,748,219          8,000      2,756,219
   Provision for losses . . . . . . . . . . . . . . . . . .         310,000              0        310,000
   Charge-offs  . . . . . . . . . . . . . . . . . . . . . .         (18,599)             0        (18,599)
   Recoveries . . . . . . . . . . . . . . . . . . . . . . .           1,865              0          1,865
                                                                 ----------        -------      ---------
Balance, December 31, 1998  . . . . . . . . . . . . . . . .      $3,041,485          8,000      3,049,485
                                                                 ----------        -------      ---------
                                                                 ----------        -------      ---------
----------------------------------------------------------------------------------------------------------

NOTE 7 ACCRUED INTEREST RECEIVABLE

Accrued interest receivable at December 31 is summarized as follows:

-------------------------------------------------------------------------------
                                                           1998         1997
                                                       ------------------------
Securities available for sale. . . . . . . . . . .     $1,167,903    1,549,173
Loans receivable . . . . . . . . . . . . . . . . .      2,784,860    2,488,958
                                                       ----------   ----------
                                                       $3,952,763    4,038,131
                                                       ----------   ----------
                                                       ----------   ----------
--------------------------------------------------------------------------------

NOTE 8 INVESTMENT IN MORTGAGE SERVICING RIGHTS

A summary of mortgage servicing activity is as follows:

--------------------------------------------------------------------------------
                                                           1998         1997
                                                       -------------------------
Mortgage servicing rights
   Balance, beginning of year . . . . . . . . . .      $  845,517        4,681
   Originations . . . . . . . . . . . . . . . . .         654,871       36,261
   Purchases. . . . . . . . . . . . . . . . . . .         458,702      844,601
   Amortization . . . . . . . . . . . . . . . . .        (841,897)     (40,026)
                                                       ----------    ---------
   Balance, end of year . . . . . . . . . . . . .       1,117,193      845,517
                                                       ----------    ---------

Valuation reserve
   Balance, beginning of year . . . . . . . . . .         (64,512)           0
   Additions. . . . . . . . . . . . . . . . . . .        (165,583)     (64,512)
   Reductions . . . . . . . . . . . . . . . . . .         118,595            0
                                                       ----------    ---------
   Balance, end of year . . . . . . . . . . . . .        (111,500)     (64,512)
                                                       ----------    ---------
   Mortgage servicing rights, net . . . . . . . .       1,005,693      781,005
                                                       ----------    ---------
                                                       ----------    ---------
   Fair value of mortgage servicing rights  . . .      $1,005,693      781,005
                                                       ----------    ---------
                                                       ----------    ---------
--------------------------------------------------------------------------------

     All of the loans being serviced were single family loans serviced for FNMA under the mortgage-backed security program or the individual loan sale program. The following is a summary of the risk characteristics of the loans being serviced at December 31, 1998:


------------------------------------------------------------------------------------------------
                                                         Weighted      Weighted
                                            Loan          Average       Average         Number
                                         Principal       Interest      Remaining          of
                                          Balance          Rate          Term            Loans
                                       ---------------------------------------------------------
Original term 30 year
   fixed rate . . . . . . . . . . .    $37,600,000          7.55%            333            500
Original term 15 year
   fixed rate . . . . . . . . . . .     48,200,000          6.83%            157            870
Seven year balloon. . . . . . . . .      1,000,000          6.79%            351              9
Adjustable rate . . . . . . . . . .     31,500,000          7.01%            347            230
------------------------------------------------------------------------------------------------

NOTE 9  REAL ESTATE

A summary of real estate at December 31 is as follows:

--------------------------------------------------------------------------------
                                                            1998         1997
                                                         -----------------------
Real estate in judgement subject
   to redemption  . . . . . . . . . . . . . . . .         $18,602            0
Real estate acquired through foreclosure  . . . .               0      141,939
                                                          -------      -------
                                                           18,602      141,939
Allowance for losses  . . . . . . . . . . . . . .           8,000        8,000
                                                          -------      -------
                                                          $10,602      133,939
                                                          -------      -------
                                                          -------      -------
--------------------------------------------------------------------------------

NOTE 10 INVESTMENT IN LIMITED PARTNERSHIPS

Investments in limited partnerships at December 31 were as follows:

--------------------------------------------------------------------------------
Primary partnership activity            1998           1997           1996
--------------------------------------------------------------------------------
Mortgage servicing rights . .      $1,622,519      5,065,682      2,887,525
Common stock of
   financial institutions . .         415,189        480,871              0
Low to moderate
   income housing . . . . . .         399,538        442,846              0
                                   ----------      ---------      ---------
                                   $2,437,246      5,989,399      2,887,525
                                   ----------      ---------      ---------
                                   ----------      ---------      ---------
--------------------------------------------------------------------------------

     During 1998 HMN's proportionate loss from the mortgage servicing partnership was $3,624,000, its proportionate share of losses from the common stock investments in financial institutions was $65,682 and its proportionate loss on low income housing was $35,028. During 1998 HMN received low income housing credits totaling $80,000 which were credited to current income tax benefits. During 1997 HMN's proportionate revenue from the mortgage servicing partnership was $239,407, its proportionate share of losses from common stock investments in financial institutions was $19,129 and it did not recognize any revenue or loss from low income housing. HMN received low income housing credits totaling $80,000 which were credited to current income tax benefits during 1997. During 1996 HMN's proportionate revenue from the mortgage servicing partnership was $7,400.

NOTE 11  PREMISES AND EQUIPMENT

A summary of premises and equipment at December 31 is as follows:

--------------------------------------------------------------------------------
                                                           1998         1997
                                                      --------------------------
Land . . . . . . . . . . . . . . . . . . . . . . .    $ 1,200,610    1,175,169
Office buildings and improvements. . . . . . . . .      6,957,158    5,196,656
Furniture and equipment. . . . . . . . . . . . . .      4,413,715    2,735,835
                                                      -----------   ----------
                                                       12,571,483    9,107,660
Less accumulated depreciation. . . . . . . . . . .      4,189,347    3,226,950
                                                      -----------   ----------
                                                      $ 8,382,136    5,880,710
                                                      -----------   ----------
                                                      -----------   ----------
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 12  DEPOSITS

Deposits and their weighted average interest rates at December 31 are summarized as follows:

-----------------------------------------------------------------------------------------------------------------------------------
                                                                  1998                                         1997
                                          --------------------------------------------  -------------------------------------------
                                             Weighted                      Percent of     Weighted                      Percent of
                                           average rate       Amount          total     average rate       Amount           total
-----------------------------------------------------------------------------------------------------------------------------------
Noninterest checking . . . . . . . . . .           0.00%   $13,187,109            3.0%          0.00%  $  3,832,736            0.8%
NOW accounts . . . . . . . . . . . . . .           1.00     25,458,607            5.9           1.50     23,143,564            5.0
Passbooks. . . . . . . . . . . . . . . .           2.00     35,766,129            8.2           2.62     36,198,890            7.6
Money market accounts. . . . . . . . . .           3.19     29,419,000            6.8           3.34     24,807,554            5.3
                                                          ------------          -----                  ------------          -----
                                                           103,830,845           23.9                    87,982,744           18.7
                                                          ------------          -----                  ------------          -----
Certificates:
3-3.99%. . . . . . . . . . . . . . . . .                     1,943,048            0.4                       726,629            0.2
4-4.99%. . . . . . . . . . . . . . . . .                    87,581,623           20.2                    24,155,281            5.2
5-5.99%. . . . . . . . . . . . . . . . .                   160,630,490           37.1                   162,916,038           34.9
6-6.99%. . . . . . . . . . . . . . . . .                    78,273,256           18.0                   178,847,401           38.3
7-7.99%. . . . . . . . . . . . . . . . .                     1,341,583            0.3                    11,627,046            2.5
Over 8.00% . . . . . . . . . . . . . . .                       268,062            0.1                     1,092,549            0.2
                                                          ------------          -----                  ------------          -----
Total certificates . . . . . . . . . . .           5.37    330,038,062           76.1           5.81    379,364,944           81.3
                                                          ------------          -----                  ------------          -----
Total deposits . . . . . . . . . . . . .           4.52   $433,868,907          100.0%          5.17   $467,347,688          100.0%
                                                          ------------          -----                  ------------          -----
                                                          ------------          -----                  ------------          -----
-----------------------------------------------------------------------------------------------------------------------------------

     At December 31, 1998 and 1997, HMN had $37,285,235 and $41,718,775,
respectively, of certificate accounts with balances at $100,000 or more.

     Certificates had the following maturities at December 31:

---------------------------------------------------------------------------------------------------------------
                                                                   1998                          1997
                                                    ----------------------------  -----------------------------
                                                                        Weighted                      Weighted
                                                        Amount           Average      Amount           Average
REMAINING TERM TO MATURITY                          (in thousands)         rate   (in thousands)         rate
---------------------------------------------------------------------------------------------------------------
1-6 MONTHS . . . . . . . . . . . . . . . . . . . .       $115,301           5.41%      $121,295           5.69%
7-12 months. . . . . . . . . . . . . . . . . . . .         79,826           5.04        138,235           5.86
13-36 months . . . . . . . . . . . . . . . . . . .        111,314           5.50         98,515           5.87
Over 36 months . . . . . . . . . . . . . . . . . .         23,597           5.62         21,320           5.92
                                                         --------                      --------
                                                         $330,038           5.37       $379,365           5.81
                                                         --------                      --------
                                                         --------                      --------
---------------------------------------------------------------------------------------------------------------

     At December 31, 1998 mortgage loans and mortgage-backed and related securities with an amortized cost of approximately $33,608,000 were pledged as collateral for certain deposits and $2,179,000 of letters of credit from the Federal Home Loan Bank (FHLB) were pledged as additional collateral on Bank deposits.

     Interest expense on deposits is summarized as follows for the years ended December 31:


------------------------------------------------------------------------------------------------
                                                           1998           1997           1996
                                                      ------------------------------------------
NOW. . . . . . . . . . . . . . . . . . . . . . . .    $   283,143        257,261        323,311
Passbook . . . . . . . . . . . . . . . . . . . . .        816,656        762,923        760,083
Money market . . . . . . . . . . . . . . . . . . .        964,230        490,223        500,811
Certificates . . . . . . . . . . . . . . . . . . .     20,034,243     17,545,757     17,365,732
                                                      -----------     ----------     ----------
                                                      $22,098,272     19,056,164     18,949,937
                                                      -----------     ----------     ----------
                                                      -----------     ----------     ----------
------------------------------------------------------------------------------------------------

NOTE 13  FEDERAL HOME LOAN BANK ADVANCES

Federal Home Loan Bank advances consisted of the following at December 31, 1998 and 1997:


---------------------------------------------------------------------------------------------------------------
                                                                    1998                          1997
                                                     ----------------------------  ----------------------------
YEAR OF MATURITY                                           Amount           Rate         Amount           Rate
---------------------------------------------------------------------------------------------------------------
1998 . . . . . . . . . . . . . . . . . . . . . . .                                 $ 43,250,021           5.85%
1999 . . . . . . . . . . . . . . . . . . . . . . .    $15,000,000           4.99%    15,000,000           5.42
2000 . . . . . . . . . . . . . . . . . . . . . . .     30,000,000           5.71     24,000,000           5.97
2001 . . . . . . . . . . . . . . . . . . . . . . .     19,000,000           5.42     19,000,000           5.86
2002 . . . . . . . . . . . . . . . . . . . . . . .     16,000,000           5.61     16,000,000           5.61
2003 . . . . . . . . . . . . . . . . . . . . . . .     15,400,000           5.86     10,400,000           5.89
2008 . . . . . . . . . . . . . . . . . . . . . . .     90,000,000           5.40              0           0.00
                                                     ------------                  ------------
                                                     $185,400,000           5.47   $127,650,021           5.80
                                                     ------------                  ------------
                                                     ------------                  ------------
---------------------------------------------------------------------------------------------------------------

     Many of the advances listed above have call provisions which allow the FHLB to request that the advance be paid back or refinanced at the rates then being offered by the FHLB. Call provisions are not included in the above listed advances. All of the $19,000,000 maturing in 2001 could be called on a semiannual basis during 1999 and of the $90,000,000 maturing in 2008, $10,000,000 could be called on a quarterly basis starting in the third quarter of 2001 and $80,000,000 could be called on a quarterly basis starting in 2003.

     At December 31, 1997 the Bank had an undrawn open line of credit agreement for $5,000,000 from the FHLB.

     At December 31, 1998 the advances and $2,179,000 of letters of credit from the FHLB were collateralized by the Bank's FHLB stock and mortgage loans with unamortized principal balances of approximately $325,000,000. The Bank has the ability to draw additional borrowings of $60,000,000 based upon the mortgage loans that are currently pledged subject to a requirement to purchase FHLB stock.

NOTE 14  OTHER BORROWED MONEY

HMN has established a $2,500,000 revolving line of credit with Norwest Bank Minnesota, N.A. The line of credit matures September 15, 1999. The interest rate on the line floats with the Federal Funds Rate plus 250 basis points. The line is secured by 140,000 shares of 7.50% non-cumulative guaranteed trust preferred securities of ABN AMRO Capital Funding Trust 1 with a carrying value of $3,612,000.

NOTE 15  INCOME TAXES

Income tax expense for the years ended December 31 is as follows:


------------------------------------------------------------------------------------------------
                                                           1998           1997           1996
                                                      ------------------------------------------
Current:
   Federal . . . . . . . . . . . . . . . . . . . .     $2,737,150      2,425,591      1,838,158
   State . . . . . . . . . . . . . . . . . . . . .        877,450        758,814        561,442
                                                       ----------     ----------     ----------
     Total current . . . . . . . . . . . . . . . .      3,614,600      3,184,405      2,399,600
                                                       ----------     ----------     ----------
Deferred:
   Federal . . . . . . . . . . . . . . . . . . . .     (1,267,000)        65,395         83,833
   State . . . . . . . . . . . . . . . . . . . . .       (348,600)        18,200         26,567
                                                       ----------     ----------     ----------
     Total deferred  . . . . . . . . . . . . . . .     (1,615,600)        83,595        110,400
                                                       ----------     ----------     ----------
                                                       $1,999,000      3,268,000      2,510,000
                                                       ----------     ----------     ----------
                                                       ----------     ----------     ----------
------------------------------------------------------------------------------------------------

     The reasons for the difference between "expected" income tax expense utilizing the federal corporate tax rate of 34% and the actual income tax expense are as follows:

-----------------------------------------------------------------------------------------------------
                                                                1998           1997           1996
                                                           ------------------------------------------
Federal expected income tax expense. . . . . . . . . .      $2,059,300      3,007,934      2,306,677
Items affecting federal income tax:
   Dividend received deduction . . . . . . . . . . . .        (354,700)      (229,800)      (128,100)
   State income taxes, net of federal income tax benefit       321,300        512,829        388,086
   Low income housing credits. . . . . . . . . . . . .         (80,000)       (80,000)             0
   Other, net. . . . . . . . . . . . . . . . . . . . .          53,100         57,037        (56,663)
                                                            ----------      ---------      ---------
                                                            $1,999,000      3,268,000      2,510,000
                                                            ----------      ---------      ---------
                                                            ----------      ---------      ---------
-----------------------------------------------------------------------------------------------------

     The tax effects of temporary differences that give rise to the deferred tax assets and deferred tax liabilities are as follows at December 31:

-----------------------------------------------------------------------------------------------------
                                                                              1998           1997
                                                                           --------------------------
Deferred tax assets:
   Allowances for loan and real estate losses. . . . . . . . . . . . .     $1,220,900      1,096,900
   Investment in limited partnership . . . . . . . . . . . . . . . . .        764,700              0
   Discounts on assets and liabilities acquired from MFC . . . . . . .        138,800        343,400
   Deferred loan fees. . . . . . . . . . . . . . . . . . . . . . . . .              0        185,900
   Deferred compensation and pension costs . . . . . . . . . . . . . .        232,500        143,250
   Restricted stock awards . . . . . . . . . . . . . . . . . . . . . .         36,100         46,400
   Mortgage loan servicing rights. . . . . . . . . . . . . . . . . . .              0         20,800
   Net unrealized loss on securities available for sale. . . . . . . .        521,400              0
                                                                           ----------     ----------
     Total gross deferred tax assets . . . . . . . . . . . . . . . . .      2,914,400      1,836,650
   Valuation allowance . . . . . . . . . . . . . . . . . . . . . . . .              0              0
                                                                           ----------     ----------
     Net deferred tax assets . . . . . . . . . . . . . . . . . . . . .      2,914,400      1,836,650
                                                                           ----------     ----------
Deferred tax liabilities:
   Tax bad debt reserve over base year . . . . . . . . . . . . . . . .      1,272,000      1,540,600
   Premium on assets acquired from MFC . . . . . . . . . . . . . . . .        577,100      1,341,600
   Net unrealized gain on securities available for sale. . . . . . . .              0        793,000
   FHLB stock. . . . . . . . . . . . . . . . . . . . . . . . . . . . .        463,100        463,100
   Deferred loan fees and costs. . . . . . . . . . . . . . . . . . . .        277,300        334,500
   Premises and equipment basis difference . . . . . . . . . . . . . .        242,100        333,817
   Originated mortgage servicing rights. . . . . . . . . . . . . . . .        252,500              0
   Other . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         53,300        144,733
   Unamortized discount on loan sale . . . . . . . . . . . . . . . . .         54,600         92,900
                                                                           ----------     ----------
     Total gross deferred tax liabilities. . . . . . . . . . . . . . .      3,192,000      5,044,250
                                                                           ----------     ----------
     Net deferred tax liabilities. . . . . . . . . . . . . . . . . . .     $ (277,600)    (3,207,600)
                                                                           ----------     ----------
                                                                           ----------     ----------
-----------------------------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     Retained earnings at December 31, 1998 included approximately $8,800,000 for which no provision for income taxes was made. This amount represents allocations of income to bad debt deductions for tax purposes. Reduction of amounts so allocated for purposes other than absorbing losses will create income for tax purposes, which will be subject to the then-current corporate income tax rate.

NOTE 16  EMPLOYEE BENEFITS

Substantially all full-time employees of the Bank, except the employees acquired in the MFC merger, are included in a trusteed noncontributory retirement plan sponsored by the Financial Institutions Retirement Fund. The actuarial present value of accumulated plan benefits and net assets available for benefits relating to the Bank's employees is not available because such information is not accumulated for each participating institution. No contributions were required in 1998, 1997 or 1996 because the retirement plan is fully funded. The Bank's policy is to fund retirement plan costs accrued and there are no unfunded past service costs. For the years ended December 31, 1998, 1997 and 1996 the amounts charged to operating expenses were $4,900, $5,700, and $5,100, respectively.

     HMN has a qualified, tax-exempt savings plan with a cash or deferred feature qualifying under Section 401(k) of the Internal Revenue Code (the 401(k)
Plan). All employees who have attained age 21 and completed one month of employment are eligible to participate provided they work at least 1,000 hours in each plan year. Participants are permitted to make salary reduction contributions to the 401(k) Plan of up to 12% of the participant's annual salary. Each participant's salary reduction is matched by HMN in an amount equal to 25% of the participant's salary reduction up to a maximum contribution of 8%. Contributions above 8% are not matched by HMN. Generally all participant and HMN contributions and earnings are fully and immediately vested. Effective January 1, 1997, for new employees HMN's contributions are vested on a five year cliff basis. HMN's matching contributions are expensed when made. HMN's contributions to the 401(k) Plan were $65,900, $47,800, and $41,804, in 1998, 1997 and 1996, respectively.

     During 1994 HMN adopted an Employee Stock Ownership Plan (the ESOP) which met the requirements of Section(e)(7) of the Internal Revenue Code and Section 407(d)(6) of the Employee Retirement Income Security Act of 1974, as amended (ERISA) and, as such the ESOP was empowered to borrow in order to finance purchases of the common stock of HMN. The ESOP borrowed $6,085,770 from HMN to purchase 912,866 shares of common stock in the initial public offering of HMN. In December of 1997 the Bank merged with Marshalltown Financial Corporation
(MFC). As a result of the merger, in February 1998, the ESOP borrowed $1,476,000 to purchase 76,933 shares of HMN common stock to provide the employees from MFC with an ESOP benefit. The ESOP debt requires quarterly payments of principal plus interest at 7.52%. HMN has committed to make quarterly contributions to the ESOP necessary to repay the loan including interest. HMN contributed $673,336, $689,636 and $713,656 to the ESOP, respectively, during 1998, 1997 and 1996.

     As the debt is repaid, ESOP shares which were initially pledged as collateral for its debt, are committed to be released from collateral and allocated to active employees, based on the proportion of debt service paid in the year. HMN accounts for its ESOP in accordance with Statement of Position 93-6, EMPLOYERS' ACCOUNTING FOR EMPLOYEE STOCK OWNERSHIP PLANS. Accordingly, the shares pledged as collateral are reported as unearned ESOP shares in stockholders' equity. As shares are determined to be ratably released from collateral, HMN reports compensation expense equal to the current market price of the shares, and the shares become outstanding for earnings per share computations. ESOP compensation benefit expense was $721,755, $885,208, and $634,702, respectively, for 1998, 1997 and 1996.

     All employees of the Bank are eligible to participate in the ESOP after they attain age 21 and complete one year of service during which they worked at least 1,000 hours. A summary of the ESOP share allocation is as follows for the years ended:

-------------------------------------------------------------------------------------------
                                                       1998           1997           1996
                                                    ---------------------------------------
Shares allocated to participants
   beginning of the year. . . . . . . . . . .        217,293        162,631        112,443
Shares allocated to participants. . . . . . .         42,312         57,639         59,644
Shares purchased with dividends
   from allocated shares. . . . . . . . . . .            800              0              0
Shares distributed to participants. . . . . .        (13,684)        (2,977)        (9,456)
                                                   ---------     ----------      ---------
Shares allocated to participants
   end of year. . . . . . . . . . . . . . . .        246,721        217,293        162,631
                                                   ---------     ----------      ---------
Unreleased shares beginning
   of the year. . . . . . . . . . . . . . . .        683,142        740,781        800,425
Shares purchased. . . . . . . . . . . . . . .         76,933              0              0
Shares released during year . . . . . . . . .        (42,312)       (57,639)       (59,644)
                                                   ---------     ----------      ---------
Unreleased shares end of year . . . . . . . .        717,763        683,142        740,781
                                                   ---------     ----------      ---------
Total ESOP shares end of year . . . . . . . .        964,484        900,435        903,412
                                                   ---------     ----------      ---------
                                                   ---------     ----------      ---------
Fair value of unreleased
   shares at December 31. . . . . . . . . . .      8,433,715     14,801,410      8,951,067
-------------------------------------------------------------------------------------------

     In June of 1995, HMN as part of a Recognition and Retention Plan (RRP) awarded 126,729 shares of restricted common stock to its officers and directors. The shares vest over a five year period and were issued from treasury stock. Compensation and benefit expense related to the RRP was $210,866, $231,600 and $231,048 for 1998, 1997 and 1996. In April 1997, 3,000 shares of restricted common stock were awarded to a director. Those shares vest over a five year period beginning in 1998.

     In June 1995, HMN adopted its only stock option plan, the 1995 Stock Option and Incentive Plan (the SOP). During 1995, options exercisable for 821,569 shares of HMN common stock were granted to certain officers and directors at an exercise price of $9.211 per share. The options vest over a five year period and may be exercised within 10 years of the grant date. In December 1996, options exercisable for 1,500 shares of common stock were granted to officers at an exercise price of $12.089. In April 1997, options for 18,000 shares of common stock were granted to a director at an exercise price of $13.007.

     No options were granted during 1998. The fair value of the options granted were $6.08, $5.55 and $4.49 for 1997, 1996 and 1995, respectively. A summary of stock option activity under the SOP is detailed as follows:

---------------------------------------------------------------------------------------------------------
                                                                                                 Weighted
                                                       Options                                    average
                                                    available for           Options              exercise
                                                        grant             outstanding              price
                                                    -----------------------------------------------------
December 31, 1994. . . . . . . . . . . . . . . . .           0                   0
Plan adopted . . . . . . . . . . . . . . . . . . .     912,865
Granted June 21, 1995. . . . . . . . . . . . . . .    (821,569)            821,569                $ 9.211
                                                       -------             -------
December 31, 1995. . . . . . . . . . . . . . . . .      91,296             821,569                  9.211
Exercised. . . . . . . . . . . . . . . . . . . . .                          (7,048)                 9.211
Forfeited. . . . . . . . . . . . . . . . . . . . .      18,258             (18,258)                 9.211
Granted December 11, 1996. . . . . . . . . . . . .      (1,500)              1,500                 12.089
                                                       -------             -------
December 31, 1996. . . . . . . . . . . . . . . . .     108,054             797,763                  9.217
Granted April 22, 1997 . . . . . . . . . . . . . .     (18,000)             18,000                 13.007
Exercised. . . . . . . . . . . . . . . . . . . . .                         (13,563)                 9.211
                                                       -------             -------
December 31, 1997. . . . . . . . . . . . . . . . .      90,054             802,200                  9.302
Exercised. . . . . . . . . . . . . . . . . . . . .                         (53,209)                 9.211
Forfeited. . . . . . . . . . . . . . . . . . . . .      21,745             (21,745)                 9.310
                                                       -------             -------
December 31, 1998. . . . . . . . . . . . . . . . .     111,799             727,246                  9.308
                                                       -------             -------
                                                       -------             -------
---------------------------------------------------------------------------------------------------------


     The following table summarizes information about stock options outstanding at December 31, 1998:


----------------------------------------------  -------------------------
           Options Outstanding                     Options Exercisable
-------------------------------------------------------------------------
                           Weighted average
 Exercise     Number     remaining contractual
   price    outstanding      life in years       Number      Price
-------------------------------------------------------------------------
  $ 9.211     708,496             6.4           409,994     $ 9.211
   12.089         750             7.9               300      12.089
   13.007      18,000             8.3             3,600      13.007
              -------
              727,246
              -------
              -------
-------------------------------------------------------------------------

     HMN uses the intrinsic value method as described in APB Opinion No. 25 and related interpretations to account for its stock incentive plans. Accordingly, no compensation cost has been recognized for the option plan. Proceeds from stock options exercised are credited to common stock and additional paid-in capital. There are no charges or credits to expense with respect to the granting or exercise of options since the options were issued at fair value on the respective grant dates. Had compensation cost for HMN's stock-based plan been determined in accordance with the fair value method recommended by SFAS No. 123, HMN's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

----------------------------------------------------------------------------
                                   1998             1997             1996
                               ---------------------------------------------
Net income:
   As reported ...........     $4,057,680        5,578,866        4,274,349
   Pro forma .............      3,610,055        4,839,907        3,085,217
Earnings per common share:
   As reported:
     Basic ...............     $     0.82             1.01             0.66
     Diluted .............           0.77             0.94             0.64
   Pro forma:
     Basic ...............           0.73             0.88             0.48
     Diluted .............           0.68             0.82             0.46
----------------------------------------------------------------------------

     The above disclosed pro forma effects of applying SFAS No. 123 to compensation costs, may not be representative of the effects on reported pro forma net income for future years.

     The fair value for each option grant for the SOP is estimated on the date of the grant using the Option Designer Model. The model incorporated the following assumptions for each year of grant:

---------------------------------------------------------------
                                   1997        1996      1995
                                 ------------------------------
Risk-free interest rate...         6.80%      6.21%      6.28%
Expected life ............       10 years   10 years   10 years
Expected volatility ......        18.00%     18.00%     20.00%
Expected dividends .......         None       None       None
---------------------------------------------------------------

NOTE 17  EARNINGS PER SHARE

The following table reconciles the weighted average shares outstanding and the income available to common shareholders used for basic and diluted EPS:

------------------------------------------------------------------------------
                                                 Year Ended December 31,
                                          ------------------------------------
                                              1998         1997        1996
                                          ------------------------------------
Weighted average number of
  common shares outstanding
  used in basic earnings per
  common share calculation . . . . . . .   4,923,392    5,525,033   6,473,115
Net dilutive effect of:
  Options. . . . . . . . . . . . . . . .     323,593      314,082      82,257
  Restricted stock awards. . . . . . . .      51,141       76,151     100,505
                                           ---------    ---------   ---------
Weighted average number of
  shares outstanding adjusted for
  effect of dilutive securities. . . . .   5,298,126    5,915,266   6,655,877
                                           ---------    ---------   ---------
                                           ---------    ---------   ---------
Income available to common
  shareholders . . . . . . . . . . . . .  $4,057,680    5,578,866   4,274,349
Basic earnings per
  common share . . . . . . . . . . . . .  $     0.82         1.01        0.66
Diluted earnings per
  common share . . . . . . . . . . . . .  $     0.77         0.94        0.64
------------------------------------------------------------------------------

NOTE 18  SAIF ASSESSMENT

The Deposit Insurance Fund Act of 1996 (DIFA) was enacted on September 30, 1996. DIFA addressed the inadequate funding of the Savings Association Insurance Fund
(SAIF). In order to recapitalize the SAIF, DIFA imposed a one-time assessment on all thrift institutions. The Bank's assessment was a pretax charge of $2,351,563 and was recognized in the third quarter of 1996.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19  STOCKHOLDERS' EQUITY

HMN was incorporated for the purpose of becoming the savings and loan holding company of the Bank in connection with the Bank's conversion from a federally chartered mutual savings bank to a federally chartered stock savings bank, pursuant to a Plan of Conversion adopted on February 10, 1994. HMN commenced on May 23, 1994, a Subscription and Community Offering of its shares in connection with the conversion of the Bank (the Offering). The Offering was closed on June 22, 1994, and the conversion was consummated on June 29, 1994, with the issuance of 9,128,662 shares of HMN's common stock at a price of $6.67 per share. Total proceeds from the conversion of $59,178,342 net of costs relating to the conversion of $1,679,408, have been recorded as common stock and additional paid-in capital. HMN received all of the capital stock of the Bank in exchange for 50% of the net proceeds of the conversion.

     Starting in 1995 and continuing throughout 1998, HMN has been repurchasing its own common stock in the open market. HMN purchased 960,800 shares during 1998, 298,334 shares during 1997 and 869,785 shares during 1996 for $17,122,788,
$5,988,450, and $14,364,754, respectively. The shares were placed in treasury stock.

     Refer to Note 1 for disclosure of the stock split which occurred during the second quarter of 1998.

     During 1998 HMN declared and paid dividends as follows:


     RECORD DATE         PAYABLE DATE         DIVIDEND PER SHARE
     -----------         ------------         ------------------
     May 27, 1998        June 12, 1998        $0.06
     August 27, 1998     September 10, 1998   $0.06
     December 1, 1998    December 15, 1998    $0.06


     On February 2, 1999 HMN declared a cash dividend of $0.08 per share payable on March 10, 1999 to holders of record on February 24, 1999.

     HMN's certificate of incorporation authorized the issuance of up to 500,000 shares of preferred stock, but to date no shares have been issued.

     In order to grant a priority to eligible accountholders in the event of future liquidation, the Bank, at the time of conversion established a liquidation account equal to its regulatory capital as of September 30, 1993. In the event of future liquidation of the Bank, an eligible accountholder who continues to maintain their deposit account shall be entitled to receive a distribution from the liquidation account. The total amount of the liquidation account will be decreased as the balance of eligible accountholders are reduced subsequent to the conversion, based on an annual determination of such balance. The liquidation account of MFC was absorbed by the Bank as a result of the acquisition.

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

NOTE 20 FEDERAL HOME LOAN BANK INVESTMENT, REGULATORY LIQUIDITY AND REGULATORY CAPITAL REQUIREMENTS

The Bank, as a member of the Federal Home Loan Bank System, is required to hold a specified number of shares of capital stock, which is carried at cost, in the Federal Home Loan Bank of Des Moines. In addition, the Bank is required to maintain cash and other liquid assets in an amount equal to 4% of its deposit accounts and other obligations due within one year. The Bank has met these requirements as of December 31, 1998.

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

     Quantitative measures established by regulations to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the following table) of Tangible, Core, and Risk-based capital (as defined in the regulations) to total assets (as defined). Management believes, as of December 31, 1998, that the Bank meets all capital adequacy requirements to which it is subject.

     Management believes that based upon the Bank's capital calculations at December 31, 1998 and other conditions consistent with the Prompt Corrective Actions Provisions of the OTS regulations, the Bank would be categorized as well capitalized.

     At December 31, 1998 the Bank's capital amounts and ratios are also presented for actual capital, required capital, and excess capital including amounts and ratios in order to qualify as being well capitalized under the Prompt Corrective Actions regulations:

----------------------------------------------------------------------------------------------------------------------------------
                                                                                                             To Be Well Capitalized
                                                                   Required to                                    Under Prompt
                                                                  be Adequately                                Corrective Actions
                                             Actual                Capitalized           Excess Capital            Provisions
                                     ----------------------   ---------------------   ---------------------   --------------------
                                                 Percent of              Percent of              Percent of             Percent of
(IN THOUSANDS)                        Amount     Assets (1)    Amount    Assets (1)   Amount     Assets (1)   Amount    Assets (1)
----------------------------------------------------------------------------------------------------------------------------------
Bank stockholder's equity .........  $47,997
Plus:
   Net unrealized loss on
     certain securities
     available for sale ...........      652
Less:
   Goodwill and other intangibles .    5,600
   Excess mortgage servicing rights      264
                                      ------
Tier I or core capital ............   42,785
                                      ------
   Tier I capital to
     adjusted total assets ........                 6.40%     $26,735      4.00%     $16,050      2.40%      $33,419      5.00%
Tier I capital to
   risk-weighted assets ...........                12.86%      13,305      4.00%      29,480      8.86%       19,958      6.00%
Less:
Equity investments and other
   assets required to be deducted .       22
Plus:
Allowable allowance for loan losses    3,041
                                      ------
Risk-based capital ................  $45,804                  $26,610                $19,194                 $33,263
                                      ------
                                      ------
Risk-based capital to
   risk-weighted assets ...........                13.77%                  8.00%                  5.77%                  10.00%

(1) Based upon the Bank's adjusted total assets for the purpose of the tangible and core capital ratios and risk-weighted assets for the purpose of the risk-based capital ratio.
----------------------------------------------------------------------------------------------------------------------------------


NOTE 21  FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

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

----------------------------------------------------------------------
                                                    Contract amount
                                                  --------------------
(IN THOUSANDS)                                      1998       1997
----------------------------------------------------------------------
Financial instruments whose contract amount
represents credit risk:
   Commitments to extend credit .............     $54,145      53,681
   Commitment of counter party
       to purchase loans ....................       6,505       2,201
Financial instruments whose contract amount
   represents interest rate risk:
Commitment to purchase limited partnership
   interest in mortgage loan servicing rights           0         181
----------------------------------------------------------------------

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

NOTE 22  FAIR VALUE OF FINANCIAL INSTRUMENTS

SFAS No. 107, DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS, requires disclosure of estimated fair values of HMN's financial instruments, including assets, liabilities and off-balance sheet items for which it is practicable to estimate fair value. The fair value estimates are made as of December 31, 1998, and 1997 based upon relevant market information, if available, and upon the characteristics of the financial instruments themselves. Because no market exists for a significant portion of HMN's financial instruments, fair value estimates are based upon judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. The estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

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



---------------------------------------------------------------------------------------------------------------------------
                                                                               December 31,
                                                ---------------------------------------------------------------------------
                                                                1998                                    1997
                                                -----------------------------------     -----------------------------------
                                                Carrying      Estimated    Contract     Carrying      Estimated    Contract
(IN THOUSANDS)                                   amount      fair value     amount       amount      fair value     amount
---------------------------------------------------------------------------------------------------------------------------
Financial assets:
   Cash and cash equivalents . . . . . . . . .  $ 20,961       20,961                      9,365        9,365
   Securities available for sale . . . . . . .   181,625      181,625                    205,859      205,859
   Loans held for sale . . . . . . . . . . . .    13,095       13,101                      2,287        2,287
   Loans receivable, net . . . . . . . . . . .   447,455      470,413                    442,069      456,012
   Federal Home Loan Bank stock. . . . . . . .     9,838        9,838                      7,432        7,432
   Accrued interest receivable . . . . . . . .     3,953        3,953                      4,038        4,038
Financial liabilities:
   Deposits. . . . . . . . . . . . . . . . . .   433,869      433,566                    467,348      464,670
   Federal Home Loan Bank advances . . . . . .   185,400      189,749                    127,650      127,147
   Other borrowed money. . . . . . . . . . . .     2,500        2,505                          0            0
   Accrued interest payable. . . . . . . . . .     1,086        1,086                      1,365        1,365
Off-balance sheet financial instruments:
   Commitments to extend credit. . . . . . . .         0           50       55,997             0           50       53,681
---------------------------------------------------------------------------------------------------------------------------


CASH AND CASH EQUIVALENTS The carrying amount of cash and cash equivalents approximates their fair value.

SECURITIES AVAILABLE FOR SALE The fair values of securities are based upon quoted market prices.

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

DEPOSITS Under SFAS No. 107, the fair value of deposits with no stated maturity such as checking, savings and money market accounts, is equal to the amount payable on demand. The fair value of certificates of deposit is based on the discounted value of contractual cash flows using as discount rates the rates that were offered by HMN as of December 31, 1998 and 1997 for deposits with maturities similar to the remaining maturities of the existing certificates of deposit. The fair value estimate for deposits does not include the benefit that results from the low cost funding provided by HMN's existing deposits and long-term customer relationships compared to the cost of obtaining different sources of funding. This benefit is commonly referred to as the core deposit intangible.

ACCRUED INTEREST PAYABLE The carrying amount of accrued interest payable approximates its fair value since it is short-term in nature.

FEDERAL HOME LOAN BANK ADVANCES AND OTHER BORROWED MONEY The fair values of advances and other borrowed money with fixed maturities are estimated based on discounted cash flow analysis using as discount rates the interest rates charged by the FHLB or Norwest Bank Minnesota, N.A. at December 31, 1998 and 1997 for borrowings of similar remaining maturities.

COMMITMENTS TO EXTEND CREDIT The fair value of commitments to extend credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counter parties.

NOTE 23  HMN FINANCIAL, INC. FINANCIAL INFORMATION (PARENT COMPANY ONLY)

The parent company's principal assets are its investment in the Bank and securities. The following are the condensed financial statements for the parent company only as of December 31, 1998 and 1997 and for the years ended December 31, 1998, 1997 and 1996.



                                                                                    1998            1997          1996
---------------------------------------------------------------------------------------------------------------------------
Condensed Balance Sheets
  Assets:
   Cash and cash equivalents . . . . . . . . . . . . . . . . . . . . . . . .    $    23,167        944,925
   Securities available for sale . . . . . . . . . . . . . . . . . . . . . .      7,974,562     14,287,978
   Loans receivable from subsidiaries. . . . . . . . . . . . . . . . . . . .     12,434,632      7,050,570
   Investment in subsidiaries. . . . . . . . . . . . . . . . . . . . . . . .     50,091,852     62,278,302
   Investment in limited partnership . . . . . . . . . . . . . . . . . . . .        415,189        480,871
   Accrued interest receivable . . . . . . . . . . . . . . . . . . . . . . .        344,915         67,883
   Prepaid expenses and other assets . . . . . . . . . . . . . . . . . . . .        711,094         11,615
                                                                                 ----------     ----------
     Total assets. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $71,995,411     85,122,144
                                                                                 ----------     ----------
                                                                                 ----------     ----------
  Liabilities and Stockholders' Equity
   Other borrowed money. . . . . . . . . . . . . . . . . . . . . . . . . . .     $3,525,000              0
   Accrued expenses and other liabilities. . . . . . . . . . . . . . . . . .         25,072        651,734
                                                                                 ----------     ----------
     Total liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . .      3,550,072        651,734
                                                                                 ----------     ----------
   Serial preferred stock. . . . . . . . . . . . . . . . . . . . . . . . . .              0              0
   Common stock. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         91,287         91,287
   Additional paid-in capital. . . . . . . . . . . . . . . . . . . . . . . .     59,739,020     59,698,661
   Retained earnings . . . . . . . . . . . . . . . . . . . . . . . . . . . .     63,424,378     60,224,253
   Accumulated other comprehensive income (loss) . . . . . . . . . . . . . .       (837,838)     1,129,818
   Unearned employee stock option plan shares. . . . . . . . . . . . . . . .     (5,705,152)    (4,554,280)
   Unearned compensation restricted stock awards . . . . . . . . . . . . . .       (276,867)      (600,668)
   Treasury stock, at cost, 1,941,407 and 1,651,615 shares . . . . . . . . .    (47,989,489)   (31,518,661)
                                                                                 ----------     ----------
     Total stockholders' equity. . . . . . . . . . . . . . . . . . . . . . .     68,445,339     84,470,410
                                                                                 ----------     ----------
     Total liabilities and stockholders' equity. . . . . . . . . . . . . . .    $71,995,411     85,122,144
                                                                                 ----------     ----------
                                                                                 ----------     ----------
Condensed Statements of Income
   Interest income . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $ 1,342,134      1,071,818     1,105,218
   Interest expense. . . . . . . . . . . . . . . . . . . . . . . . . . . . .        (57,475)       (13,515)       (4,943)
   Securities gains, net . . . . . . . . . . . . . . . . . . . . . . . . . .      1,622,607        644,278       229,002
   Equity in earnings of subsidiaries. . . . . . . . . . . . . . . . . . . .      2,586,843      4,512,080     3,565,441
   Equity in losses of limited partnership . . . . . . . . . . . . . . . . .        (65,682)       (19,129)            0
   Compensation and benefits . . . . . . . . . . . . . . . . . . . . . . . .        (24,256)       (17,494)      (17,233)
   Occupancy . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         (6,000)        (6,604)       (6,868)
   Advertising . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           (190)          (159)         (670)
   Data processing . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         (1,383)        (1,355)       (1,271)
   Other . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       (617,118)      (477,030)     (475,127)
                                                                                 ----------     ----------    ----------
     Income before income tax expense. . . . . . . . . . . . . . . . . . . .      4,779,480      5,692,890     4,393,549
   Income tax expense. . . . . . . . . . . . . . . . . . . . . . . . . . . .        721,800        114,024       119,200
                                                                                 ----------     ----------    ----------
     Net income. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $ 4,057,680      5,578,866     4,274,349
                                                                                 ----------     ----------    ----------
Condensed Statements of Cash Flows
   Cash flows from operating activities:
     Net income. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $ 4,057,680      5,578,866     4,274,349
     Adjustments to reconcile net income to cash provided by operating activities:
      Equity in earnings of subsidiaries . . . . . . . . . . . . . . . . . .     (2,586,843)    (4,512,080)   (3,565,441)
      Equity in earnings of limited partnership. . . . . . . . . . . . . . .         65,682         19,129             0
      Amortization of premiums (discounts), net. . . . . . . . . . . . . . .        (56,038)          (349)        9,727
      Securities gains, net. . . . . . . . . . . . . . . . . . . . . . . . .     (1,622,607)      (644,278)     (229,002)
      Provision for deferred income taxes. . . . . . . . . . . . . . . . . .         (4,200)          (800)       (1,400)
      Earned employee stock ownership shares priced above original cost. . .        235,989        298,237       141,135
      Decrease in restricted stock awards. . . . . . . . . . . . . . . . . .        210,866        231,621       231,048
      Decrease in unearned ESOP shares . . . . . . . . . . . . . . . . . . .        325,128        384,240       397,630
      (Increase) decrease in accrued interest receivable . . . . . . . . . .       (277,032)       148,076       (63,071)
      Increase (decrease) in accrued expenses and other liabilities. . . . .          4,489       (165,370)      172,831
      Decrease (increase) in other assets. . . . . . . . . . . . . . . . . .       (699,479)         6,335       143,321
      Other, net . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        134,957         65,035         9,737
                                                                                 ----------     ----------    ----------
          Net cash provided (used) by operating activities . . . . . . . . .       (211,408)     1,408,662     1,520,864
                                                                                 ----------     ----------    ----------
   Cash flows from investing activities:
     Proceeds from sales of securities available for sale. . . . . . . . . .     21,650,412      9,384,529     5,412,430
     Principal collected on securities available for sale. . . . . . . . . .              0              0     5,027,241
     Proceeds collected on maturity of securities available for sale . . . .      8,574,876      4,018,412     1,500,000
     Purchases of securities available for sale. . . . . . . . . . . . . . .    (23,800,742)   (15,900,938)   (5,449,176)
     Investment in Home Federal Savings Bank . . . . . . . . . . . . . . . .              0     (1,016,063)            0
     Investment in HMN Mortgage Services, Inc. . . . . . . . . . . . . . . .     (1,253,800)      (844,500)     (250,000)
     Investment in limited partnership . . . . . . . . . . . . . . . . . . .              0       (500,000)            0
     Net increase (decrease) in loans receivable from subsidiaries . . . . .     (5,384,062)       283,430    (7,334,000)
                                                                                 ----------     ----------    ----------
          Net cash used by investing activities. . . . . . . . . . . . . . .       (213,316)    (4,575,130)   (1,093,505)
                                                                                 ----------     ----------    ----------
   Cash flows from financing activities:
     Purchase of treasury stock. . . . . . . . . . . . . . . . . . . . . . .    (17,122,788)    (6,350,950)  (14,002,254)
     Increase in unearned ESOP shares. . . . . . . . . . . . . . . . . . . .     (1,476,000)             0             0
     Stock options exercised . . . . . . . . . . . . . . . . . . . . . . . .        436,025         56,745        52,363
     Dividends to stockholders . . . . . . . . . . . . . . . . . . . . . . .       (857,555)             0             0
     Fractional shares purchased from stock split. . . . . . . . . . . . . .         (1,716)             0             0
     Increase in other borrowed money. . . . . . . . . . . . . . . . . . . .      3,525,000              0             0
     Proceeds from dividends on Bank stock . . . . . . . . . . . . . . . . .     15,000,000      6,750,000    15,600,000
                                                                                 ----------     ----------    ----------
          Net cash provided (used) by financing activities . . . . . . . . .       (497,034)       455,795     1,650,109
                                                                                 ----------     ----------    ----------
          Increase (decrease) in cash and cash equivalents . . . . . . . . .       (921,758)    (2,710,673)    2,077,468
   Cash and cash equivalents, beginning of year. . . . . . . . . . . . . . .        944,925      3,655,598     1,578,130
                                                                                 ----------     ----------    ----------
   Cash and cash equivalents, end of year. . . . . . . . . . . . . . . . . .    $    23,167        944,925     3,655,598
                                                                                 ----------     ----------    ----------
                                                                                 ----------     ----------    ----------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 24  BUSINESS SEGMENTS

HMN's wholly owned subsidiaries, Home Federal Savings Bank, and Mortgage Services, Inc. have been identified as reportable operating segments in accordance with the provisions of SFAS 131. MSI was deemed to be a segment because it is a separate corporation which operates independently from the Bank and it is not regulated by the Office of Thrift Supervision. MSI has been segmented further into Mortgage Servicing Rights and Mortgage Banking activities. The mortgage servicing segment owns servicing rights on loans which have either been sold to FNMA or securitized into mortgage-backed instruments which were issued by FNMA. MSI receives a servicing fee which is based upon the outstanding balance of the loan being serviced and pays a subservicer a monthly fee to service the loan. MSI's mortgage banking activity includes an origination function and it also purchases loans from other loan originators. All loans acquired either by origination or by purchase are intended to be resold in the secondary loan market.

     Security Finance Corporation and HMN, the holding company, did not meet the quantitative thresholds for determining reportable segments and therefore are included in the "Other" category.

     HMN evaluates performance and allocates resources based on the segment's net income or loss, return on average assets and return on average equity. The segments follow generally accepted accounting principles as described in the summary of significant accounting policies.

     Each corporation is managed separately with its own president, who reports directly to HMN's chief operating decision maker, and board of directors.

     The following table sets forth certain information about the reconciliations of reported profit or loss and assets for each of HMN's reportable segments.



-----------------------------------------------------------------------------------------------------------------------------------
                                                        HMN Mortgage Services, Inc.
                                                        ---------------------------
                                                              Mortgage              Total
                                             Home Federal    Servicing  Mortgage  Reportable                           Consolidated
(DOLLARS IN THOUSANDS)                       Savings Bank      Rights    Banking   Segments     Other   Eliminations       Total
-----------------------------------------------------------------------------------------------------------------------------------
AT OR FOR THE YEAR ENDED DECEMBER 31, 1998:
  Interest income -- external customers. .      $47,231              0       296      47,527    1,268              0         48,795
  Non-interest income -- external customers       3,858            265       953       5,076    1,279              0          6,355
  Earnings (loss) on limited partnerships.       (3,725)             0         0      (3,725)       0              0         (3,725)
  Intersegment interest income . . . . . .           46              0         0          46      602           (648)             0
  Intersegment non-interest income . . . .            0              0         0           0    2,779         (2,779)             0
  Interest expense . . . . . . . . . . . .       31,887              0       307      32,194      352           (648)        31,898
  Amortization of mortgage servicing rights
    and net valuation adjustments. . . . .           56            833         0         889        0              0            889
  Other non-interest expense . . . . . . .       10,707             57     1,157      11,921      656           (306)        12,271
  Income tax expense (benefit) . . . . . .        1,516           (251)      (87)      1,178      821              0          1,999
  Net income (loss). . . . . . . . . . . .        2,942           (374)     (128)      2,440    4,204         (2,586)         4,058
  Total assets . . . . . . . . . . . . . .      672,870            371    11,710     684,951   75,053        (65,346)       694,658
  Net interest margin. . . . . . . . . . .         2.33%            NM        NM          NM       NM             NM           2.47%
  Return on average assets . . . . . . . .         0.43         (64.93)%   (2.31)%        NM       NM             NM           0.57
  Return on average realized common equity         5.78         (64.93)   (13.54)         NM       NM             NM           5.38
AT OR FOR THE YEAR ENDED DECEMBER 31, 1997:
  Interest income -- external customers. .      $39,957              0         9      39,966    1,124              0         41,090
  Non-interest income -- external customers       1,797              0        97       1,894      608              0          2,502
  Earnings (loss) on limited partnerships.          220              0         0         220        0              0            220
  Intersegment interest income . . . . . .            0              0         0           0      344           (344)             0
  Intersegment non-interest income . . . .            0              0         0           0    5,137         (5,137)             0
  Interest expense . . . . . . . . . . . .       25,720              0         8      25,728      259           (344)        25,643
  Amortization of mortgage servicing rights         105              0         0         105        0              0            105
  Other non-interest expense . . . . . . .        7,739              0       689       8,428      510            (20)         8,918
  Income tax expense (benefit) . . . . . .        3,336              0      (241)      3,095      173              0          3,268
  Net income (loss). . . . . . . . . . . .        4,775              0      (350)      4,425    5,666         (4,512)         5,579
  Total assets . . . . . . . . . . . . . .      667,521            781     2,234     670,536   90,839        (70,143)       691,232
  Net interest margin. . . . . . . . . . .         2.64%            NM        NM          NM       NM             NM           2.77%
  Return on average assets . . . . . . . .         0.86             NM    (96.38)%        NM       NM             NM           0.98
  Return on average realized common equity         7.72             NM   (146.84)         NM       NM             NM           6.84
AT OR FOR THE YEAR ENDED DECEMBER 31, 1996:
  Interest income -- external customers. .      $38,788                        4      38,792    1,072              0         39,864
  Non-interest income -- external customers       1,705                        0       1,705      218              0          1,923
  Intersegment interest income . . . . . .            0                        0           0       96            (96)             0
  Intersegment non-interest income . . . .            0                        0           0    3,577         (3,577)             0
  Interest expense . . . . . . . . . . . .       24,259                        0      24,259       31            (96)        24,194
  Other non-interest expense . . . . . . .        9,942                       70      10,012      508             12         10,532
  Income tax expense (benefit) . . . . . .        2,406                      (27)      2,379      131              0          2,510
  Net income (loss). . . . . . . . . . . .        3,587                      (40)      3,547    4,292         (3,565)         4,274
  Total assets . . . . . . . . . . . . . .      537,870                      211     538,081   85,648        (68,997)       554,732
  Net interest margin. . . . . . . . . . .         2.77%                      NM          NM       NM             NM           2.89%
  Return on average assets . . . . . . . .         0.67                   (52.08)%        NM       NM             NM           0.78
  Return on average realized common equity         5.28                   (52.11)         NM       NM             NM           4.82


NM - Not meaningful

INDEPENDENT AUDITOR'S REPORT

[LOGO]

THE BOARD OF DIRECTORS
HMN FINANCIAL, INC.
SPRING VALLEY, MINNESOTA:

We have audited the accompanying consolidated balance sheets of HMN Financial, Inc. and Subsidiaries (the Company) as of December 31, 1998 and 1997, and the related consolidated statements of income, comprehensive income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of HMN Financial, Inc. and Subsidiaries at December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.


/s/ KPMG Peat Marwick LLP


MINNEAPOLIS, MINNESOTA

FEBRUARY 26, 1999

SELECTED QUARTERLY FINANCIAL DATA

                                                          December 31,     September 30,    June 30,
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)                 1998             1998           1998
--------------------------------------------------------------------------------------------------------
Selected Operations Data (3 MONTHS ENDED):

Interest income ........................................   $  11,951          12,297         12,446
Interest expense .......................................       7,695           8,239          8,176
                                                           ---------       ---------      ---------
     Net interest income ...............................       4,256           4,058          4,270
Provision for loan losses ..............................          75              85             75
                                                           ---------       ---------      ---------
     Net interest income after provision for loan losses       4,181           3,973          4,195
                                                           ---------       ---------      ---------
Noninterest income:
     Fees and service charges ..........................         170             194            258
     Securities gains (losses), net ....................         817             348            738
     Gain on sales of loans ............................         940             519            352
     Earnings (loss) in limited partnerships ...........        (111)         (2,676)        (2,090)
     Other noninterest income ..........................         120             128            161
                                                           ---------       ---------      ---------
       Total noninterest income ........................       1,936          (1,487)          (581)
                                                           ---------       ---------      ---------
Noninterest expense:
     Compensation and benefits .........................       1,490           1,582          1,880
     Occupancy .........................................         358             361            358
     Federal deposit insurance premiums ................          66              73             73
     Advertising .......................................          91             124            136
     Data processing ...................................         169             167            165
     Amortization of mortgage servicing rights and
       net valuation adjustments .......................         299             257            219
     Other noninterest expense .........................         813             613            612
                                                           ---------       ---------      ---------
       Total noninterest expense .......................       3,286           3,177          3,443
                                                           ---------       ---------      ---------
     Income before income tax expense ..................       2,831            (691)           171
Income tax expense .....................................         786            (257)            66
                                                           ---------       ---------      ---------
     Net income ........................................   $   2,045            (434)           105
                                                           ---------       ---------      ---------
                                                           ---------       ---------      ---------
Basic earnings per share ...............................   $    0.45           (0.09)          0.02
                                                           ---------       ---------      ---------
                                                           ---------       ---------      ---------
Diluted earnings per share .............................   $    0.42           (0.09)          0.02
                                                           ---------       ---------      ---------
                                                           ---------       ---------      ---------
Financial Ratios:
Return on average assets(1) ............................        1.17%          (0.24)          0.44
Return on average equity(1) ............................       11.74           (2.46)          4.03
Average equity to average assets .......................       10.63           10.86          11.42
Dividend payout ratio ..................................       21.62          (66.67)         42.86
Net interest margin(1)(2) ..............................        2.50            2.35           2.47

(DOLLARS IN THOUSANDS)
--------------------------------------------------------------------------------------------------------
Selected Financial Condition Data:
Total assets ...........................................   $ 694,658         706,269        724,080
Securities available for sale:
     Mortgage-backed and related securities ............     143,146         137,316        141,835
     Other marketable securities .......................      38,479          56,326         69,534
Loans held for sale ....................................      13,095           6,882          8,091
Loans receivable, net ..................................     447,455         466,471        459,865
Deposits ...............................................     433,869         446,333        467,133
Federal Home Loan Bank advances ........................     185,400         184,579        177,936
Stockholders' equity ...................................      68,445          68,093         70,118
--------------------------------------------------------------------------------------------------------



                                       50

                                                          March 31,   December 31,  September 30,      June 30,      March 31,
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)               1998          1997          1997             1997          1997
------------------------------------------------------------------------------------------------------------------------------
Selected Operations Data (3 MONTHS ENDED):
Interest income ........................................     12,101        10,706        10,315           10,166         9,903
Interest expense .......................................      7,788         6,857         6,465            6,297         6,024
                                                          ---------     ---------     ---------        ---------     ---------
     Net interest income ...............................      4,313         3,849         3,850            3,869         3,879
Provision for loan losses ..............................         75            75            75               75            75
                                                          ---------     ---------     ---------        ---------     ---------
     Net interest income after provision for loan losses      4,238         3,774         3,775            3,794         3,804
                                                          ---------     ---------     ---------        ---------     ---------
Noninterest income:
     Fees and service charges ..........................        202           169           122              100            96
     Securities gains (losses), net ....................        896           377           488              114           271
     Gain on sales of loans ............................        366           135           117               64           153
     Earnings (loss) in limited partnerships ...........         52             0            67               39            73
     Other noninterest income ..........................        146            59            85               88           105
                                                          ---------     ---------     ---------        ---------     ---------
       Total noninterest income ........................      1,662           740           879              405           698
                                                          ---------     ---------     ---------        ---------     ---------
Noninterest expense:
     Compensation and benefits .........................      1,852         1,484         1,432            1,359         1,316
     Occupancy .........................................        365           264           245              232           241
     Federal deposit insurance premiums ................         74            63            58               59            59
     Advertising .......................................         93           101            63               73            78
     Data processing ...................................        174           137           129              119           125
     Amortization of mortgage servicing rights and
       net valuation adjustments .......................        105           102             3                0             0
     Other noninterest expense .........................        591           401           299              284           296
                                                          ---------     ---------     ---------        ---------     ---------
       Total noninterest expense .......................      3,254         2,552         2,229            2,126         2,115
                                                          ---------     ---------     ---------        ---------     ---------
     Income before income tax expense ..................      2,646         1,962         2,425            2,073         2,387
Income tax expense .....................................        983           714           901              740           913
                                                          ---------     ---------     ---------        ---------     ---------
     Net income ........................................      1,663         1,248         1,524            1,333         1,474
                                                          ---------     ---------     ---------        ---------     ---------
                                                          ---------     ---------     ---------        ---------     ---------
Basic earnings per share ...............................       0.31          0.23          0.28             0.24          0.27
                                                          ---------     ---------     ---------        ---------     ---------
                                                          ---------     ---------     ---------        ---------     ---------
Diluted earnings per share .............................       0.28          0.21          0.26             0.23          0.25
                                                          ---------     ---------     ---------        ---------     ---------
                                                          ---------     ---------     ---------        ---------     ---------
Financial Ratios:
Return on average assets(1) ............................       0.96          0.84          1.06             0.95          1.09
Return on average equity(1) ............................       7.98          6.09          7.29             6.58          7.43
Average equity to average assets .......................      12.04         14.36         14.55            14.55         14.65
Dividend payout ratio ..................................      21.43          0.00          0.00             0.00          0.00
Net interest margin(1)(2) ..............................       2.59          2.60          2.76             2.83          2.92

(DOLLARS IN THOUSANDS)
---------------------------------------------------------------------------------------------------------------------------------
Selected Financial Condition Data:
Total assets ...........................................    732,118       691,232       568,847          566,865       553,021
Securities available for sale:
     Mortgage-backed and related securities ............    137,474       135,936       111,117          115,016       123,925
     Other marketable securities .......................     81,648        69,923        72,815           73,860        56,224
Loans held for sale ....................................      8,318         2,287         2,090            1,205         1,061
Loans receivable, net ..................................    450,210       442,069       352,925          345,516       341,104
Deposits ...............................................    466,998       467,348       366,682          365,385       364,123
Federal Home Loan Bank advances ........................    167,293       127,650       112,007          114,364       105,721
Stockholders' equity ...................................     84,954        84,470        84,619           81,798        78,772
---------------------------------------------------------------------------------------------------------------------------------


(1) Annualized
(2) Net interest income divided by average interest-earning assets.

OTHER FINANCIAL DATA


The following table sets forth the maximum month-end balance and average balance of FHLB advances.



------------------------------------------------------------------------------------------------------------------------
                                                                                           Year Ended December 31,
                                                                                     -----------------------------------
(DOLLARS IN THOUSANDS)                                                                 1998           1997         1996
------------------------------------------------------------------------------------------------------------------------
Maximum Balance:
   Federal Home Loan Bank advances ............................................      $194,579      128,007      106,436
   Federal Home Loan Bank short-term borrowings................................        46,893       60,429       64,429
Average Balance:
   Federal Home Loan Bank advances ............................................       172,232      112,500       89,656
   Federal Home Loan Bank short-term borrowings................................        32,145       45,598       47,949
------------------------------------------------------------------------------------------------------------------------


The following table sets forth certain information as to the Bank's FHLB advances.

---------------------------------------------------------------------------------------------------------------------------
                                                                                   December 31,
                                                        -------------------------------------------------------------------
                                                               1998                     1997                   1996
                                                        --------------------    --------------------    -------------------
                                                                    Weighted                Weighted               Weighted
                                                                     Average                 Average                Average
(DOLLARS IN THOUSANDS)                                  Amount        Rate       Amount       Rate       Amount      Rate
---------------------------------------------------------------------------------------------------------------------------

Federal Home Loan Bank short-term borrowings..........  $ 15,000      4.99%      43,250      5.85%       46,429      5.52%
Other Federal Home Loan Bank long-term advances.......   170,400      5.51       84,400      5.77        59,650      5.74
                                                         -------                -------                 -------
   Total..............................................  $185,400      5.47      127,650      5.80       106,079      5.64
                                                         -------                -------                 -------
                                                         -------                -------                 -------
---------------------------------------------------------------------------------------------------------------------------


Refer to Note 13 of the Notes to Consolidated Financial Statements for more information on the Bank's FHLB advances.


COMMON STOCK INFORMATION


The common stock of HMN Financial, Inc. is listed on the Nasdaq Stock Market under the symbol: HMNF. The common stock outstanding is 9,128,662 shares of which 3,835,058 shares are in treasury stock at December 31, 1998. As of December 31, 1998 there are 851 stockholders of record and 1,150 estimated beneficial stockholders. The following table represents the stock price information for HMN Financial, Inc. as furnished by Nasdaq for each quarter starting in 1995 through December 31, 1998.

----------------------------------------------------------------------------------------------------------------
           March 31,    June 30,      Sept. 29,    Dec. 29,     March 29,    June 28,     Sept. 30,     Dec. 31,
             1995         1995          1995         1995         1996         1996         1996          1996
           -----------------------------------------------------------------------------------------------------
HIGH....     $9.00         9.33         10.42        10.83        10.75        11.00        11.00         12.42
LOW.....      7.17         8.33          9.08         9.92         9.67         9.75        10.08         10.67
CLOSE...      8.50         9.08         10.17        10.67         9.75        11.00        10.67         12.08


----------------------------------------------------------------------------------------------------------------
           March 31,    June 30,      Sept. 30,    Dec. 31,     March 31,    June 30,     Sept. 30,     Dec. 31,
             1997         1997          1997         1997         1998         1998         1998          1998
           -----------------------------------------------------------------------------------------------------
HIGH....    $16.50        16.25         17.33        21.67        21.33        20.67        16.06         14.75
LOW.....     12.00        12.42         14.58        16.17        17.50        15.50        13.25         10.38
CLOSE...     13.36        15.33         16.50        21.67        20.00        15.88        14.50         11.75

CORPORATE AND SHAREHOLDER INFORMATION



HMN FINANCIAL, INC.        DIRECTORS                   BRANCH OFFICES OF BANK
101 North Broadway
Spring Valley, MN 55975    ROGER P. WEISE              ALBERT LEA
(507) 346-1100             CHAIRMAN OF THE BOARD       143 West Clark St.
                           PRESIDENT AND CHIEF         Albert Lea, MN 56007
ANNUAL MEETING             EXECUTIVE OFFICER           (507) 377-3330
The annual meeting of
shareholders will be       JAMES B. GARDNER            AUSTIN
held on Tuesday, April     EXECUTIVE VICE PRESIDENT    201 Oakland Avenue West
27, 1999 at 10:00 a.m.     AND CHIEF FINANCIAL         Austin, MN 55912
(Central Time) at the      OFFICER                     (507) 433-2355
Best Western Apache
Hotel, 1517 16th St.       IRMA R. RATHBUN             LACRESCENT
S.W., Rochester,           RETIRED VICE PRESIDENT OF   208 South Walnut
Minnesota.                 HOME FEDERAL SAVINGS BANK   LaCrescent, MN 55947
                                                       (507) 895-4090
LEGAL COUNSEL              M.F. SCHUMANN
Faegre & Benson LLP        LICENSED PUBLIC             MARSHALLTOWN
2200 Norwest Center        ACCOUNTANT                  303 West Main Street
90 South Seventh St.       SCHUMANN, GRANAHAN, HESSE   Marshalltown, IA 50158
Minneapolis, MN 55402-      & WILSON, LTD.             (515) 754-6000
3901
                           TIMOTHY R. GEISLER          29 South Center Street
INDEPENDENT AUDITORS       MANAGER CORPORATE TAX       Marshalltown, IA 50158
KPMG Peat Marwick LLP      UNIT                        (515) 754-6040
4200 Norwest Center        MAYO CLINIC
90 South Seventh St.                                   ROCHESTER
Minneapolis, MN 55402-     DUANE D. BENSON             Crossroads Shopping
3900                       EXECUTIVE DIRECTOR          Center
                           MINNESOTA BUSINESS          Rochester, MN 55901
INVESTOR INFORMATION AND   PARTNERSHIP                 (507) 289-4025
FORM 10-K
Additional information     EXECUTIVE OFFICERS          1110 6th Street NW
and HMN's Form 10-K,                                   Rochester, MN 55901
filed with the             ROGER P. WEISE              (507) 285-1707
Securities and Exchange    PRESIDENT AND
Commission is available    CHIEF EXECUTIVE OFFICER     SPRING VALLEY
without charge upon                                    715 North Broadway
request from:              JAMES B. GARDNER            Spring Valley, MN 55975
HMN Financial, Inc.        EXECUTIVE VICE PRESIDENT    (507) 346-7345
Attn: Investor Relations   AND CHIEF FINANCIAL
101 North Broadway         OFFICER                     TOLEDO
Spring Valley, MN 55975-                               119 West High Street
0231                       DWAIN C. JORGENSEN          Toledo, IA 52342
                           SENIOR VICE PRESIDENT       (515) 484-5141
TRANSFER AGENT AND
REGISTRAR                  MICHAEL MCNEIL              WINONA
Inquiries regarding        SENIOR VICE PRESIDENT       175 Center Street
change of address,                                     Winona, MN 55987
transfer requirements,     TIMOTHY P. JOHNSON          (507) 454-4912
and lost certificates      VICE PRESIDENT AND
should be directed to      TREASURER                   HMN MORTGAGE SERVICES,
the transfer agent.                                    INC.
Norwest Bank Minnesota,
N.A.                                                   BROOKLYN PARK
Shareowner Services                                    Mortgage Origination and
PO Box 64854                                           Mortgage Banking Office
St. Paul, MN 55164-0854                                7101 Northland Circle,
(800) 468-9716                                         Suite 105
                                                       Brooklyn Park, MN 55427
                                                       (612) 533-2500