Form 10-K, Exhibit 13
period 1999-12-31
HMN FINANCIAL INC
filed 2000-03-28
CIK 921183

FIVE-YEAR CONSOLIDATED FINANCIAL HIGHLIGHTS


----------------------------------------------------------------------------------------------------------------------
SELECTED OPERATIONS DATA:
                                                                               Year Ended December 31,
                                                           -----------------------------------------------------------
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)                1999          1998         1997        1996       1995
----------------------------------------------------------------------------------------------------------------------
Total interest income ..................................     $47,104      48,795       41,090      39,864      38,328
Total interest expense .................................      28,911      31,898       25,643      24,194      22,555
                                                             -------     -------      -------     -------     -------
     Net interest income ...............................      18,193      16,897       15,447      15,670      15,773
Provision for loan losses ..............................         240         310          300         300         300
                                                             -------     -------      -------     -------     -------
     Net interest income after provision for loan losses      17,953      16,587       15,147      15,370      15,473
                                                             -------     -------      -------     -------     -------
Fees and service charges ...............................         848         518          440         355         320
Mortgage servicing fees ................................         335         337           47           4           5
Securities gains, net ..................................         122       2,799        1,250       1,030         416
Gain on sales of loans .................................       1,932       2,177          469          39         102
Earnings (loss) in limited partnerships ................         550      (3,725)         220           7           0
Other non-interest income ..............................         506         524          296         488         155
                                                             -------     -------      -------     -------     -------
     Total non-interest income .........................       4,293       2,630        2,722       1,923         998
SAIF assessment ........................................           0           0            0       2,352           0
Other non-interest expense .............................      11,895      13,160        9,022       8,157       7,470
                                                             -------     -------      -------     -------     -------
     Total non-interest expense ........................      11,895      13,160        9,022      10,509       7,470
Income tax expense .....................................       3,960       1,999        3,268       2,510       3,381
                                                             -------     -------      -------     -------     -------
     Net income ........................................     $ 6,391       4,058        5,579       4,274       5,620
                                                             -------     -------      -------     -------     -------
                                                             -------     -------      -------     -------     -------
Per common share and common share equivalents:
     Basic .............................................     $  1.47        0.82         1.01        0.66        0.73
     Diluted ...........................................        1.41        0.77         0.94        0.64        0.73



SELECTED FINANCIAL CONDITION DATA:
                                                                                    December 31,
                                                   -------------------------------------------------------------------
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)           1999         1998          1997          1996          1995
----------------------------------------------------------------------------------------------------------------------
Total assets ...................................     $699,186       694,658       691,232       554,732       537,949
Securities available for sale ..................      173,477       181,625       205,859       175,830       190,320
Securities held to maturity ....................            0             0             0         2,806        16,972
Loans held for sale ............................        4,083        13,095         2,287           739             0
Loans receivable, net ..........................      477,896       447,455       442,069       349,022       314,851
Deposits .......................................      400,382       433,869       467,348       362,477       373,539
Federal Home Loan Bank advances ................      229,400       185,400       127,650       106,079        68,877
Stockholders' equity ...........................       64,561        68,445        84,470        82,099        91,687

Book value per share ...........................        13.57         12.93         13.59         12.34         11.53
Tangible book value per share ..................        12.48         11.87         12.62         12.34         11.53

Number of full service offices .................           10            10            10             7             7
Number of mortgage origination offices .........            1             1             2             1             0

Key Ratios(1)
Stockholders' equity to total assets at year end         9.23%         9.85%        12.22%        14.80%        17.04%
Average stockholders' equity to average assets .        10.13         10.63         14.36         16.12         18.24
Return on stockholders' equity
     (ratio of net income to average equity) ...         9.18          5.38          6.84          4.82          5.86
Return on assets
     (ratio of net income to average assets) ...         0.93          0.57          0.98          0.78          1.07
Dividend payout ratio ..........................        24.11         36.62          0.00          0.00          0.00


(1) Average balances were calculated based upon amortized cost without the market value impact of SFAS 115.

    On December 5, 1997 HMN acquired Marshalltown Financial Corporation, refer to Note 2 of the Notes to Consolidated Financial Statements for details on the acquisition.

-------------------------------------------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS

FINANCIAL REVIEW

The financial review presents management's discussion and analysis of the consolidated financial condition and results of operations of HMN Financial, Inc. and its subsidiaries (HMN). This review should be read in conjunction with the consolidated financial statements and other financial data beginning on page 29.

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

     In May of 1998, HMN completed a three-for-two stock split in the form of a fifty percent stock dividend to its stock holders. Refer to Notes 1 and 19 of the Notes to Consolidated Financial Statements for more information regarding the impact of the stock split.

Results of Operations

Net income for the year ended December 31, 1999 was $6.4 million, compared to $4.1 million for 1998 and $5.6 million for 1997. Basic earnings per share were $1.47 for the year ended December 31, 1999, compared to $0.82 for 1998 and $1.01 per share for 1997. Diluted earnings per share were $1.41 for the year ended December 31, 1999, compared to $0.77 for 1998 and $0.94 for 1997.

     In comparing the year ended December 31, 1999 to the year ended December 31, 1998, net interest income increased by $1.3 million primarily due to lower interest rates being paid on deposits. Non-interest income increased by $1.7 million primarily due to a $4.3 million increase in earnings from limited partnership investments and a $330,000 increase in fees and service charges. The increase in non-interest income was partially offset by a $2.7 million decline in net securities gains and a $245,000 decline in gain on the sale of loans. Non-interest expense decreased by $1.3 million primarily due to reduced compensation and benefit expenses and reduced amortization and valuation adjustments on mortgage servicing assets. During 1999 the Federal Reserve Bank increased interest rates in order to decrease the threat of inflation. HMN did not increase the interest rates it paid on deposits as rapidly as interest rates were increased by the Federal Reserve Bank. The increase in general interest rates also caused the value of mortgage servicing assets and HMN's investment in a mortgage servicing partnership to increase and thereby allowing a reversal of previously established impairment reserves.

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

     Return on average assets was 0.93%, 0.57%, and 0.98%, for 1999, 1998, and 1997, respectively. Return on average equity was 9.18%, 5.38%, and 6.84%, for 1999, 1998, and 1997, respectively. The impact of recording the $3.6 million loss on limited partnership investment caused 1998 return on average assets to decline by 0.34% and 1998 return on average equity to decline by 3.22%, while the impact of recording the $600,000 earnings in limited part nership investments caused the 1999 return on assets to increase by 0.05% and the 1999 return on average equity to increase by 0.53%.

NET INTEREST INCOME

HMN's net income is dependent primarily on its net interest income, which is the difference between interest earned on securities, loans and other interest-earning assets (interest income) and interest paid respectively on deposits and FHLB advances (interest expense). Net interest margin is calculated by dividing net interest income by the average interest-earning assets. The arithmetic difference between the yield on interest-earning assets and the cost of interest-bearing liabilities expressed as a percentage is referred to as the net interest rate spread.

     The following table presents the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. Non-accruing loans have been included in the table as loans carrying a zero yield.


----------------------------------------------------------------------------------------------------------------------------------
                                                                   Year Ended December 31,
                                --------------------------------------------------------------------------------------------------
                                                  1999                            1998                           1997
                                ----------------------------------- ------------------------------ -------------------------------
                                     Average    Interest              Average   Interest             Average   Interest
                                   Outstanding   Earned/     Yield/ Outstanding  Earned/    Yield/ Outstanding  Earned/     Yield/
(DOLLARS IN THOUSANDS)               Balance      Paid        Rate   Balance      Paid       Rate    Balance     Paid        Rate
-----------------------------------------------------------------------------------------------------------------------------------
INTEREST-EARNING ASSETS:
Securities available for sale:
   Mortgage-backed and
     related securities ..........  $117,026      6,891       5.89%  $139,647     8,830      6.32%  $121,805     8,256        6.78%
   Other marketable securities(1)     68,882      4,262       6.17     67,403     4,100      6.08     66,165     4,007        6.04
Securities held to maturity:
   Mortgage-backed and
     related securities ..........         0          0       0.00          0         0      0.00        379        33        8.82
   Other marketable securities ...         0          0       0.00          0         0      0.00        167        10        6.00
Loans held for sale ..............     6,044        381       6.30      6,832       387      5.67      2,426       175        7.22
Loans receivable, net(2) .........   453,040     34,711       7.66    450,111    34,456      7.66    351,469    27,846        7.92
Federal Home Loan Bank stock .....    10,176        641       6.30      8,898       589      6.62      6,007       421        7.00
Other interest-earning assets
   including cash equivalents ....     7,878        218       2.77     10,501       433      4.12      8,413       342        4.07
                                    --------     ------              --------   -------             --------   -------
Total interest-earning assets ....  $663,046     47,104       7.10   $683,392    48,795      7.14    556,831    41,090        7.38
                                    --------     ------      -----   --------   -------     -----   --------   -------       -----
                                    --------     ------              --------   -------             --------   -------
INTEREST-BEARING LIABILITIES:

Noninterest checking .............  $  7,760          0       0.00%  $  7,297         0      0.00%  $  2,626         0        0.00%
NOW accounts .....................    24,337        239       0.98     22,391       283      1.26     17,306       257        1.49
Passbooks ........................    35,805        716       2.00     35,992       817      2.27     29,893       763        2.55
Money market accounts ............    30,856      1,005       3.26     28,020       964      3.44     16,879       490        2.90
Certificate accounts .............   313,472     15,966       5.09    359,239    20,034      5.58    303,926    17,546        5.77
Federal Home Loan
   Bank advances .................   197,861     10,978       5.55    172,249     9,788      5.68    112,500     6,587        5.85
Other borrowed money .............        88          7       8.21        163        12      7.36          0         0        0.00
                                    --------     ------              --------   -------             --------   -------
Total interest-bearing liabilities  $610,179     28,911       4.74   $625,351    31,898      5.10   $483,130    25,643        5.31
                                    --------     ------      -----   --------   -------     -----   --------   -------       -----
                                    --------     ------              --------   -------             --------   -------
Net interest income ..............               18,193                          16,897                         15,447
                                                 ------                         -------                        -------
                                                 ------                         -------                        -------
Net interest rate spread .........                            2.36                           2.04%                            2.07%
                                                             -----                          ------                           -----
                                                             -----                          ------                           -----
Net earning assets ...............  $ 52,867                         $ 58,041                       $ 73,701
                                    --------                         --------                       --------
                                    --------                         --------                       --------
Net interest margin ..............                            2.74%                          2.47%                            2.77%
                                                             -----                          ------                           -----
                                                             -----                          ------                           -----
Average interest-earning assets to
   average interest-bearing
   liabilities ...................               108.66%                         109.28%                        115.25%
                                                 ------                         -------                        -------
                                                 ------                         -------                        -------

(1) Tax exempt income was not significant; therefore, the yield was not presented on a tax equivalent basis. The tax exempt income was $13,751 for 1999, $9,800 for 1998 and $9,400 in 1997.
(2) Calculated net of deferred loan fees, loan discounts, loans in process and loss reserve.

--------------------------------------------------------------------------------
                                      14

     Net interest income for the year ended December 31, 1999 was $18.2 million, an increase of $1.3 million, or 7.7%, from $16.9 million for the year ended in 1998. Interest income for 1999 was $47.1 million, a decrease of $1.7 million, or 3.5%, compared to $48.8 million for 1998. Interest income decreased by $1.2 million due to a decline in the average outstanding balance of interest-earning assets. During 1999 HMN experienced a net deposit outflow and it purchased $7.3 million of treasury stock which was funded primarily through the reduction of interest-earning assets or advances from the Federal Home Loan Bank of Des Moines (FHLB). Interest income decreased by $474,000 primarily due to declining yields earned on the securities portfolio which was partially offset by increased yields earned on loans held for sale and loans receivable, net.

     Interest expense for the year ended December 31, 1999 was $28.9 million, a decrease of $3.0 million, or 9.4%, from $31.9 million for the year ended in 1998. The average outstanding deposits during 1999 were $412.2 million, a decrease of $40.7 million compared to the average outstanding deposits of $452.9 million during 1998. Interest expense decreased by $2.3 million due to the decline in the average outstanding balance of deposits. Interest expense decreased by $1.9 million related to the interest rates that were being paid on deposit accounts. During 1999 the Federal Reserve Bank increased interest rates in order to curb inflation. HMN did not increase the interest rates it paid on deposits as rapidly as the Federal Reserve Bank increased general interest rates. Interest expense increased by $1.4 million due to net additional advances from the FHLB. Interest expense decreased by $225,000 primarily related to advances being renewed for shorter repricing terms or HMN taking advantage of special advance pricing terms.

     Net interest income for the year ended December 31, 1998 was $16.9 million, an increase of $1.4 million, or 9.4%, from $15.4 million for the year ended in 1997. Interest income for 1998 was $48.8 million, an increase of $7.7 million, or 18.8%, compared to $41.1 million for 1997. The increase in interest income was primarily due to the additional interest-earning assets of $125.0 million that were added to HMN's balance sheet on the December 5, 1997 with the MFC merger, an increase in commercial lending activity and was offset partially by the low interest rate environment experienced during 1998. The average outstanding balance of interest-earning assets was $683.4 million for the year ended December 31, 1998, an increase of $126.6 million from $556.8 million for 1997. The increase in average outstanding interest-earning assets caused interest income for 1998 to increase by $9.1 million from interest income for 1997. During the majority of 1998, interest rates charged on first mortgage loans for single family dwellings were very low compared with prior years. The low interest rate environment caused many people to refinance their existing mortgages or purchase new homes which generally resulted in their current home mortgage being paid off. The refinancing and/or prepayment of mortgages which occurred during 1998 was the primary cause for the yield decline of 26 basis points in the loan portfolio from 7.92% for 1997 to 7.66% for 1998. The lower interest rate environment of 1998 also caused the yield earned on the securities available for sale portfolio to decline as the proceeds from the sales of securities were reinvested in lower yielding securities or as adjustable rate securities were repriced because the security's interest rate index adjusted downward. Interest income earned in 1998 decreased by $1.4 million from what was earned in 1997 due to lowering yields on interest-earning assets. Interest expense for the year ended December 31, 1998 was $31.9 million, an increase of $6.3 million, or 24.4%, from $25.6 million for 1997.

     For the year ended December 31, 1998 the average outstanding balance of interest-bearing liabilities was $625.35 million, an increase of $142.25 million, compared to $483.1 million for 1997. The average outstanding balance of deposits for 1998 was $452.9 million, an increase of $82.3 million from the average outstanding balance of deposits for 1997. The MFC merger increased HMN's outstanding deposits by $103.6 million. The average outstanding balance of deposits declined during the last six months of 1998 when HMN started to lower the rates it paid on deposit accounts, which resulted in an outflow of deposits and, therefore, the average outstanding deposits for 1998 increased by only $82.3 million. Interest expense on deposits for 1998 compared to 1997 increased by $3.6 million due to an increase in the average outstanding balance of deposits and it declined by $559,000 due to lower rates being paid on deposits. The average outstanding balance of FHLB advances at December 31, 1998 was $172.2 million, an increase of $59.7 million, compared to $112.5 million for 1997. The average outstanding FHLB advances were used by the Bank to replace deposit outflows and pay dividends to the holding company to assist in its purchase of treasury stock. Interest expense increased by $3.4 million as a result of the additional borrowings and it was partially offset by a $188,000 decline in interest expense due to the lower rate environment of 1998.

     Net interest margin was 2.74%, 2.47%, and 2.77% for the years ended December 31, 1999, 1998, and 1997, respectively. Average net earning assets were $52.9 million, $58.0 million, and $73.7 million for the years ended December 31, 1999, 1998 and 1997, respectively. HMN has actively purchased its own common stock in the open market. During 1999, 1998 and 1997 HMN paid $7.3 million, $17.1 million, and $6.0 million, respectively to purchase its common stock in the open market. The stock purchase program was the primary reason for the decline in net earning assets from 1997 to 1999.

     The following schedule presents the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. It distinguishes between the increase related to higher outstanding balances and that due to the levels and volatility of interest rates. For each category of interest- earning assets and interest-bearing liabilities, information is provided on changes attributable to
(i) changes in volume (i.e., changes in volume multiplied by old rate) and (ii) changes in rate (i.e., changes in rate multiplied by old volume).


--------------------------------------------------------------------------------------------------------------------------
                                                                 Year Ended December 31,
                                             -----------------------------------------------------------------------------
                                                    1999 vs. 1998                        1998 vs. 1997
                                             -----------------------------------------------------------------------------
                                                  Increase (Decrease)                  Increase (Decrease)
                                                        Due to                               Due to
                                             -------------------------                  -------------------
                                                                             Total                               Total
                                                                            Increase                            Increase
(Dollars in thousands)                            Volume(1)     Rate(1)    (Decrease)     Volume(1)    Rate(1) (Decrease)
-------------------------------------------------------------------------------------------------------------------------
Interest-earning assets:
   Securities available for sale:
     Mortgage-backed and related securities    $ (1,361)        (578)      (1,939)       1,060         (485)         575
     Other marketable securities ..........          92           61          153          136           34          170
   Securities held to maturity:
     Mortgage-backed and related securities           0            0            0          (16)         (17)         (33)
     Other marketable securities ..........           0            0            0           (5)          (5)         (10)
   Loans held for sale, net ...............        (158)         151           (7)         241          (29)         212
   Loans receivable, net ..................         223           41          264        7,435         (902)       6,533
   Federal Home Loan Bank stock ...........          79          (27)          52          191          (22)         169
   Other, including cash equivalents ......         (92)        (122)        (214)          86            4           90
                                               ---------      -------      -------       -----       -------       ------
     Total interest-earning assets ........    $ (1,217)        (474)      (1,691)       9,128       (1,422)       7,706
                                               ---------      -------      -------       -----       -------       ------
                                               ---------      -------      -------       -----       -------       ------
Interest-bearing liabilities:
   Noninterest checking ...................    $      0            0            0            0            0            0
   NOW accounts ...........................          29          (73)         (44)          52          (26)          26
   Passbooks ..............................          (4)         (97)        (101)         119          (65)          54
   Money market accounts ..................          87          (46)          41          371          103          474
   Certificates ...........................      (2,421)      (1,648)      (4,069)       3,059         (571)       2,488
   Federal Home Loan Bank advances ........       1,415         (225)       1,190        3,390         (188)       3,202
   Other borrowed money ...................          (7)           3           (4)           6            6           12
                                               ---------      -------      -------       -----       -------       ------
     Total interest-bearing liabilities ...    $   (901)      (2,086)      (2,987)       6,997         (741)       6,256
                                               ---------      -------      -------       -----       -------       ------
                                               ---------      -------      -------       -----       -------       ------
Net interest income .......................                               $18,193                                 16,897
                                                                          --------                                -------
                                                                          --------                                -------

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


-----------------------------------------------------------------------------------------------------------------------
                                               At December 31, 1999
-----------------------------------------------------------------------------------------------------------------------
Weighted average yield on:                                   Weighted average rate on:
     Securities available for sale:                             Non-interest checking .....................       0.00%
        Mortgage-backed and related securities       6.35%      NOW accounts ..............................       1.00
        Other marketable securities ..........       6.11       Passbooks .................................       2.00
     Loans held for sale .....................       7.58       Money market accounts .....................       3.40
     Loans receivable, net ...................       7.68       Certificates ..............................       5.12
     Federal Home Loan Bank stock ............       6.35       Federal Home Loan Bank advances ...........       5.57
     Other interest-earning assets ...........       2.81       Combined weighted average rate on
     Combined weighted average yield on                            interest-bearing liabilities ...........       4.79
        interest-earning assets ..............       7.24       Interest rate spread ......................       2.45%



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

     The provision for losses on loans for 1999 was $240,000 compared to $310,000 for 1998 and $300,000 for 1997. Based upon management's evaluation of the loan portfolio and its understanding of the economic conditions in the areas where it has a concentration of loans, the provision was deemed adequate for each of the years in the three year period ended December 31, 1999. HMN incurred $9,800 of loan charge-offs during 1999 and it recovered $1,600 of loans previously charged-off. HMN incurred $18,600 of loan charge-offs during 1998 and it recovered $1,865 of loans previously charged-off. HMN incurred $22,700 of loan charge-offs during 1997 and it also recovered $7,825 on loans previously charged-off. The loan charge-offs for 1999, 1998 and 1997 were not significant and general economic conditions in the markets served by HMN did not cause management to determine that a change in the provision was required during those years. For information on the allowance for loan losses refer to Notes 1 and 7 of the Notes to Consolidated Financial Statements.

Non-Interest Income

Non-interest income was $4.3 million for 1999, compared to $2.6 million for 1998 and $2.7 million for 1997. The following table presents certain components of non-interest income:


-------------------------------------------------------------------------------------------------------------------
                                                                                     Percentage
                                                Year Ended December 31,          Increase (Decrease)
                                           ------------------------------------------------------------------------
(DOLLARS IN THOUSANDS)                         1999      1998        1997      1999/1998     1998/1997
-------------------------------------------------------------------------------------------------------------------
Fees and service charges ..............     $  848        518         440        63.7%          17.7%
Morgage servicing fees ................        335        337          47        (0.6)         617.0
Securities gains, net .................        122      2,799       1,250       (95.6)         123.9
Gain on sales of loans ................      1,932      2,177         469       (11.3)         364.2
Earnings (loss) in limited partnerships        550     (3,725)        220       114.8       (1,793.2)
Other non-interest income .............        506        524         296        (3.4)          77.0
                                            ------     ------       -----
   Total non-interest income ..........     $4,293      2,630       2,722        63.2          (3.4)
                                            ------     ------       -----
                                            ------     ------       -----
-------------------------------------------------------------------------------------------------------------------

     Fees and service charges earned for the year ended December 31, 1999 increased by $330,000 from fees and service charges earned in 1998, primarily due to increased fees and service charges on deposit accounts and loan activity.

     Fees and service charges earned for the year ended December 31, 1998 increased by $78,000 from the fees and service charges earned in 1997 primarily due to the increased number of deposit accounts that resulted from the MFC merger.

     Mortgage loan servicing fees increased during 1999 and 1998 because the Bank was selling many of its fixed rate loans to FNMA and retaining the servicing. HMN Mortgage Services, Inc. (MSI) also purchased additional mortgage loan servicing assets during 1998.

     The ability to realize gains on the sale of securities is dependent on the type of securities in the securities portfolio and upon changes in the general interest rate environment. During 1999 interest rates in general were rising and the opportunity to sell securities at a gain diminished. During 1998 and 1997 economic conditions existed which allowed HMN to sell securities at a net gain of $2.8 million and $1.25 million, respectively. The proceeds from the securities sold during 1998 and 1997 were invested in the loan portfolio, used to redeem the common stock of the MFC stockholders, invested in other assets, used to purchase treasury stock or reinvested in securities.

     During 1998 and throughout 1999, in order to reduce its interest rate risk and increase its other non-interest income, the Bank sold many of its originated or refinanced fixed rate loans to FNMA. MSI also sold the majority of its mortgage origination and loan brokerage activity. For the year ended December 31, 1999, HMN recognized $1.9 million of net gain on the sale of $180.8 million of primarily single family mortgage loans. For the year ended December 31, 1998, HMN recognized $2.18 million of net gains on the sale of $178.4 million of primarily single family mortgage loans. During 1997, HMN recognized $469,000 in net gain on the sale of $46.5 million of primarily single family mortgage loans.

     For the year ended December 31, 1999, HMN recognized net earnings of $550,000 from its limited partnership investments. During 1999 interest rates in general started to rise

*This paragraph contains a forward-looking statement(s). Refer to information regarding Forward-looking Information on page 27 of this discussion.

which caused the value of mortgage servicing assets to increase. The increase in value of mortgage servicing assets allowed HMN to reverse previously established impairment reserves during 1999. For the year ended December 31, 1998 the loss from limited partnership investments was $3.7 million, a decrease of $3.9 million from earnings of $220,000 for 1997. HMN's share of a limited partnership investment in mortgage servicing rights generated losses of $3.6 million when the market value of its mortgage servicing assets declined due to the rapid prepayment of loans being serviced. For more information on investments in limited partner-ships refer to Note 11 of Notes to Consolidated Financial Statements.

     For the year ended December 31, 1999 other non-interest income was $506,000, compared to $524,000 for 1998 and $296,000 for 1997. The increase in other non-interest income of $228,000 for 1998, compared to 1997, was principally due to an increase in fees and commissions earned on the sale of financial planning products and services.

NON-INTEREST EXPENSE

Non-interest expense for the year ended December 31, 1999 was $11.9 million, compared to $13.2 million for the year ended in 1998 and $9.0 million for 1997. The following table presents the components of non-interest expense:


-------------------------------------------------------------------------------------------------------------------
                                                                                    Percentage
                                                Year Ended December 31,         Increase (Decrease)
                                           ------------------------------------------------------------------------
(DOLLARS IN THOUSANDS)                        1999         1998       1997     1999/1998   1998/1997
-------------------------------------------------------------------------------------------------------------------
Compensation and benefits .............     $ 6,052       6,804       5,590     (11.1)%      21.7%
Occupancy .............................       1,571       1,442         983       8.9        46.7
Federal deposit insurance premiums ....         254         285         238     (10.9)       19.7
Advertising ...........................         284         445         316     (36.2)       40.8
Data processing .......................         719         674         509       6.7        32.4
Amortization of mortgage servicing
   rights and net valuation adjustments         471         939         105     (49.8)      794.3
Other .................................       2,544       2,571       1,281      (1.1)      100.7
                                            -------      ------       -----
     Total non-interest expense .......     $11,895      13,160       9,022      (9.6)       45.9
                                            -------      ------       -----
                                            -------      ------       -----
-------------------------------------------------------------------------------------------------------------------

     The $1.3 million decrease in non-interest expense from 1998 to 1999 was primarily due to a $752,000 reduction in compensation and benefits paid as the result of work force reductions that occurred during 1998, changes to benefit plans and commissions paid on declining loan production. Non-interest expense decreased by $468,000 due to declining amortization and net valuation adjustments on mortgage servicing assets and it decreased by $161,000 due to a change in HMN's marketing emphasis away from communication medium to personal contact. The decreases in non-interest income were partially offset by a $129,000 increase in occupancy expense.

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

INCOME TAXES

HMN recorded income tax expense of $4.0 million in 1999, compared to $2.0 million and $3.3 million for 1998 and 1997, respectively. The increase in income tax expense from 1998 to 1999 and the decrease from 1997 to 1998 is primarily the result of changes in taxable income between the years. For more information on income taxes refer to Note 16 of the Notes to Consolidated Financial Statements.

Financial Condition
LOANS RECEIVABLE, NET

The table on the following page sets forth the information on HMN's loan portfolio in dollar amounts and in percentages (before deductions for loans in process, deferred fees and discounts and allowances for losses) as of the dates indicated.


---------------------------------------------------------------------------------------------------------------------
                                                                    December 31,
                      -----------------------------------------------------------------------------------------------
                              1999              1998                1997                1996               1995
                      ------------------- ------------------ ------------------- ------------------- ----------------
(DOLLARS IN THOUSANDS)  Amount   Percent   Amount   Percent    Amount   Percent    Amount   Percent   Amount  Percent
---------------------------------------------------------------------------------------------------------------------
REAL ESTATE LOANS:
  One-to-four family .  $344,674   70.95%  $365,496   79.31%  $395,668   87.58%  $321,340   90.19%  $292,497   90.62%
  Multi-family .......     8,489    1.75      4,719    1.02      2,717    0.60        280    0.08        361    0.11
  Commercial .........    43,894    9.04     28,990    6.29     10,572    2.34      7,918    2.22      8,744    2.71
  Construction or
   development .......    16,046    3.30     15,155    3.29      5,725    1.27      3,474    0.98      5,082    1.58
                         -------   -----    -------   -----    -------   -----    -------   -----    -------   ------
     Total real estate   413,103   85.04    414,360   89.91    414,682   91.79    333,012   93.47    306,684   95.02
                         -------   -----    -------   -----    -------   -----    -------   -----    -------   ------
OTHER LOANS:
  Consumer Loans:
   Savings account ...       733    0.15        994    0.22      1,362    0.30        938    0.26      1,210    0.37
   Education .........        85    0.02        118    0.03        123    0.03        467    0.13        342    0.11
   Automobile ........     4,532    0.93      2,897    0.63      2,438    0.54        566    0.16        671    0.21
   Home equity line ..    22,437    4.62     19,476    4.22     19,490    4.31     11,881    3.33      3,509    1.09
   Home equity .......    17,349    3.57      9,566    2.08      7,176    1.59      5,927    1.67      7,997    2.47
   Home improvement ..       321    0.07        436    0.09        652    0.14        585    0.16        785    0.24
   Other .............     2,779    0.57      1,313    0.28        624    0.14        568    0.16        545    0.17
                         -------  ------     ------  ------     ------  ------     ------  ------     ------  ------
     Total consumer
      loans ..........    48,236    9.93     34,800    7.55     31,865    7.05     20,932    5.87     15,059    4.66
  Commercial business
   loans .............    24,435    5.03     11,695    2.54      5,226    1.16      2,344    0.66      1,018    0.32
                         -------   -----    -------   -----    -------   -----    -------   -----    -------   ------
     Total other loans    72,671   14.96     46,495   10.09     37,091    8.21     23,276    6.53     16,077    4.98
                         -------  ------     ------  ------     ------  ------     ------  ------     ------  ------
     Total loans .....   485,774  100.00%   460,855  100.00%   451,773  100.00%   356,288  100.00%   322,761  100.00%
                                  ======             ======             ======             ======             ======
LESS:
  Loans in process ...     2,771              7,997              4,562              2,814              3,531
  Unamortized
   discounts .........       297                414                547                417                289
  Net deferred
   loan fees .........     1,537              1,948              1,847              1,695              1,899
  Allowance for losses     3,273              3,041              2,748              2,340              2,191
                        --------           --------           --------           --------           --------
    Total loans
      receivable, net   $477,896           $447,455           $442,069           $349,022           $314,851
                        ========           ========           ========           ========           ========
---------------------------------------------------------------------------------------------------------------------

     The one-to-four family real estate loans were $344.7 million at December 31, 1999, a decrease of $20.8 million, or 5.7%, compared to $365.5 million at December 31, 1998. In order to reduce interest rate risk and generate more income from loan sales, HMN sold approximately 81% of the one-to-four family real estate loans that were originated, refinanced, or purchased during 1999. Loan production originations decreased in 1999 as a result of rising interest rates. HMN originated or purchased $222.3 million in one-to-four family loans during 1999, a decrease of $60.6 million, or 22%, compared to $282.9 million originated or purchased in 1998. The reduced loan volume and the increased percentage of loans sold were the principal cause of the decline in the one-to-four family loan portfolio.

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

     Commercial real estate loans were $43.9 million at December 31, 1999, an increase of $14.9 million, compared to $29.0 million at December 31, 1998. Commercial business loans were $24.4 million at December 31, 1999, an increase of $12.7 million, compared to $11.7 million at December 31, 1998. The Bank continued to expand its commercial lending department during 1999 in order to increase its investment in commercial real estate and commercial business loans. This resulted in the origination or purchase of commercial real estate loans totaling $38.8 million, compared to $23.4 million in 1998. Commercial business loans originated or purchased in 1999 were $40.1 million, compared to $40.6 million in 1998.

     Commercial real estate loans were $29.0 million at December 31, 1998, an increase of $18.4 million compared to $10.6 million at December 31, 1997. Commercial business loans were $11.7 million at December 31, 1998, an increase of $6.5 million, compared to $5.2 million at December 31, 1997. The Bank was in the process of expanding its commercial loan and commercial deposit offerings in order to increase its investment in commercial real estate and commercial business loans. During 1998 the Bank expanded its commercial loan program by hiring people with experience in commercial lending and adding a full service commercial checking offering to its product list. Prior to 1998, HMN purchased commercial business loans and commercial real estate loans primarily from third party originators in the form of participation interests. The increase in commercial real estate loans and commercial business loans in the table on the preceding page for years prior to 1998 is primarily due to the purchase of participation interests or loans acquired in 1997 in connection with the acquisition of MFC.

     Home equity line loans were $22.4 million at December 31, 1999, compared to $19.5 million at both December 31, 1998 and 1997, and $11.9 million at December 31, 1996. Due to the general rise in interest rates during 1999 many people who would normally have refinanced their home, instead started drawing on their home equity lines or took out a closed end home equity loan. Home equity loans were $17.3 million at December 31, 1999, compared to $9.6 million at December 31, 1998. The home equity line did not increase during 1998 because many customers were refinancing into fixed rate loan products and did not draw on their home equity lines. During the second half of 1995 the Bank introduced the revolving home equity lines of credit which loan up to 90% of the equity in a home to the borrower. The interest rate has always been competitive and many customers have liked the convenient features of the program.

ALLOWANCES FOR LOAN AND REAL ESTATE LOSSES

HMN recognizes that credit losses will be experienced and that the risk of loss will vary with, among other things, the type of loans being made, the creditworthiness of the borrower over the term of the loan, general economic conditions and, in the case of a secured loan, the quality of the collateral. It is management's policy to maintain an allowance for loan losses based on, among other things, the Bank's and the industry's historical loan loss experience, evaluation of economic conditions, regular reviews of delinquencies and loan portfolio quality and evolving standards imposed by OTS examiners. HMN increases its allowance for loan losses by charging the provision for loan losses against income. The methodology for establishing the allowance for loan losses takes into consideration probable losses that have been identified in connection with specific loans as well as losses in the loan portfolio for which specific reserves are not required. Management conducts quarterly reviews of the loan portfolio and evaluates the need to establish general allowances on the basis of these reviews.

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

     The allowance for loan losses was $3.3 million, or 0.69%, of total loans at December 31, 1999, compared to $3.0 million, or 0.68%, of total loans at December 31, 1998, compared to $2.7 million, or 0.62%, of total loans at December 31, 1997, $2.3 million, or 0.66%, of total loans at December 31, 1996, and $2.2 million, or 0.68%, of total loans at December 31, 1995. The following table reflects the activity in the allowance for loan losses and selected statistics:


*This paragraph contains a forward-looking statement(s). Refer to information regarding Forward-looking Information on page 27 of this discussion.


----------------------------------------------------------------------------------------------------------------------------
                                                                                     December 31,
                                                              --------------------------------------------------------------
(DOLLARS IN THOUSANDS)                                          1999         1998          1997         1996         1995
----------------------------------------------------------------------------------------------------------------------------
Balance at the beginning of year ..........................    $ 3,041        2,748        2,341        2,191        1,893
   MFC allowance for loan losses acquired .................          0            0          122            0            0
   Provision for losses ...................................        240          310          300          300          300
   Charge-offs:
     One-to-four family ...................................         (1)          (2)          (4)           0            0
     Multi-family .........................................          0            0            0          (88)           0
     Consumer .............................................         (9)         (17)          (7)          (1)          (2)
     Commercial business ..................................          0            0          (12)         (61)           0
   Recoveries .............................................          2            2            8            0            0
                                                                 -----        -----        -----        -----        -----
     Net charge-offs ......................................         (8)         (17)         (15)        (150)          (2)
                                                                 -----        -----        -----        -----        -----
Balance at end of year ....................................    $ 3,273        3,041        2,748        2,341        2,191
                                                                 =====        =====        =====        =====        =====
Year end allowance for loan losses as a percent of year end
   gross loan balance .....................................       0.69%        0.68%        0.62%        0.66%        0.68%
Ratio of net loan charge-offs to average loans outstanding        0.00         0.00         0.01         0.05         0.00
Allowance for loan losses as a percentage of
   total assets at year end ...............................       0.47         0.44         0.40         0.42         0.41
---------------------------------------------------------------------------------------------------------------------------

     The following table reflects the allocation of the allowance for loan losses:


-------------------------------------------------------------------------------------------------------------------
                                                                         Allocations as a Percentage of Total
                                       At December 31,                         Loan Outstanding by Type
                       --------------------------------------------  ----------------------------------------------
(DOLLARS IN THOUSANDS)     1999     1998     1997     1996     1995   1999      1998     1997     1996        1995
-------------------------------------------------------------------------------------------------------------------
Real estate loans:
   One-to-four family   $  527      544      560      496      452    70.95%    79.31    87.58    90.19       90.62
   Multi-family .....      133      142       80        8       21     1.75      1.02     0.60     0.08        0.11
   Commercial .......      533      797      198      113      125     9.04      6.29     2.34     2.22        2.71
   Construction or
     development ....      231      455      172      104      153     3.30      3.29     1.27     0.98        1.58
Consumer ............      674      546      527      473      286     9.93      7.55     7.05     5.87        4.66
Commercial business .      291      328       46       29       37     5.03      2.54     1.16     0.66        0.32
Unallocated .........      884      229    1,165    1,118    1,117     0.00      0.00     0.00     0.00        0.00
                        ------    -----    -----    -----    -----   ------    ------   ------   ------      ------
Total ...............   $3,273    3,041    2,748    2,341    2,191   100.00%   100.00   100.00   100.00      100.00
                        ======    =====    =====    =====    =====   ======    ======   ======   ======      ======
-------------------------------------------------------------------------------------------------------------------

     The allocation of the allowance for loan losses decreased from 1998 to 1999 for multi-family real estate, commercial real estate, construction or development, and commercial business loans mainly because of the implementation of an internal asset review program for these categories during 1999. The allocation of the allowance for consumer loans increased from 1998 to 1999 because HMN experienced more loan activity in this category. The allocated one-to-four family real estate allowance declined from 1998 to 1999 because of a decline in the portfolio of loans in this category.

     The following table reflects the activity of the allowance for real estate losses:


----------------------------------------------------------------------------------------
                                                                 December 31,
                                                     -----------------------------------
(DOLLARS IN THOUSANDS)                                1999     1998  1997  1996   1995
----------------------------------------------------------------------------------------
Balance at the beginning of year....................   $ 8      8     2     35     37
   Provision for losses ............................     0      0    18      2      9
   Charge-offs .....................................     0      0   (12)     0    (11)
   Recoveries ......................................     0      0     0      0      0
                                                       ---    ---   ---    ----    ---
     Net charge-offs ...............................     0      0   (12)     0    (11)
                                                       ---    ---   ---    ----    ---
   Other ...........................................    (8)     0     0    (35)     0
                                                       ---    ---   ---    ---     ---
Balance at the end of year .........................   $ 0      8     8      2     35
                                                       ===    ===   ===    ===     ===
----------------------------------------------------------------------------------------

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

NON-PERFORMING ASSETS

Non-performing assets (comprised of non-accrual loans, restructured loans, and real estate acquired through foreclosure) totaled $818,000 at December 31, 1999, compared to $806,000 at December 31, 1998, $807,000 at December 31, 1997,
$361,000 at December 31, 1996 and $850,000 at December 31, 1995. Non-performing assets had the following activity during 1999: sales of $18,000, transfers in of $423,000 and transfers out due to performance of $393,000. Non-performing assets had the following activity during 1998: sales of $142,000, transfers in of $389,000 and transfers out due to performance of $248,000. Non-performing assets had the following activity during 1997: sales of $42,000, charge-offs of $35,000, payments of $80,000 and net transfers to non-performing assets of $603,000. Non-performing assets had the following activity during 1996: sales of $314,000, charge-offs of $61,000, payments of $128,000, and net transfers to non-performing assets of $14,000. Non-performing assets are summarized in the following table:


-------------------------------------------------------------------------------------------------------
                                                                           December 31,
                                                       ------------------------------------------------
(DOLLARS IN THOUSANDS)                                    1999      1998      1997      1996      1995
-------------------------------------------------------------------------------------------------------
Non-accrual loans ...................................     $342       476       263       338       441
Accruing loans delinquent 90 days or more ...........      476       312       402         0         0
Restructured loans ..................................        0         0         0         0        94
Foreclosed assets ...................................        0        18       142        23       315
                                                        ------    ------    ------    ------    ------
     Total non-performing assets ....................     $818       806       807       361       850
                                                        ------    ------    ------    ------    ------
                                                        ------    ------    ------    ------    ------
Non-performing assets as a percentage of total assets     0.12%     0.12%     0.12%     0.07%     0.16%
Total non-performing loans ..........................     $818       788       665       338       535
Non-performing loans as a percentage of
   loans receivable, net ............................     0.17%     0.18%     0.15%     0.10%     0.17%
Allowance for loan losses to non-performing loans ...   400.29%   385.79%   413.17%   691.84%   409.13%
-------------------------------------------------------------------------------------------------------

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

     As a result of the Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA), banking and thrift regulators are required to take prompt regulatory action against institutions which are undercapitalized. FDICIA requires banking and thrift regulators to categorize institutions as "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," or "critically undercapitalized". A savings institution will be deemed to be well capitalized if it: (i) has a total risk-based capital ratio of 10% or greater, (ii) has a Tier 1 (core) risk-based capital ratio of 6% or greater, (iii) has a leverage (core) ratio of 5% or greater, and (iv) is not subject to any order or written directive by the OTS to meet and maintain a specific capital level for any capital measure. The Bank is of the opinion that it is considered well capitalized at December 31, 1999. Refer to Note 20 of the Notes to Consolidated Financial Statements for a table which reflects the Bank's capital compared to its capital requirements.

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

     During 1999 HMN declared and paid dividends as follows:


----------------------------------------------------------------------
                                         Dividend   Dividend
Record date         Payable date         per share  Payout Ratio
----------------------------------------------------------------------
February 24, 1999   March 10,1999        $0.08      21.62%
May 26, 1999        June 10, 1999        $0.08      23.53%
August 25, 1999     September 10, 1999   $0.08      21.62%
November 23, 1999   December 10, 1999    $0.08      24.24%
----------------------------------------------------------------------

     On January 25, 2000 HMN declared a cash dividend of $0.10 per share payable on March 10, 2000 to holders of record on February 24, 2000. The annualized dividend payout ratio for the past four quarters was 24.11%.

     The declaration of dividends are subject to, among other things, HMN's financial condition and results of operations, the Bank's compliance with its regulatory capital requirements, including capital requirements, tax considerations, industry standards, economic conditions, regulatory restrictions, general business practices and other factors. Refer to Note 19 of the Notes to Consolidated Financial Statements for information on regulatory limitations on dividends from the Bank to HMN and more information on dividends.

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

     The primary investing activities are the origination or purchase of loans and the purchase of securities. Principal and interest payments on mortgages and securities along with the proceeds from the sale of loans held for sale are primary sources of cash for HMN. Additional cash can be obtained by selling securities from the available for sale portfolio or by selling loans. Loans could also be securitized by FNMA or FHLMC and used as collateral for additional borrowing with the FHLB.

     The primary financing activity is the attraction of retail deposits. The Bank has the ability to borrow additional funds from the FHLB by pledging additional securities or loans. Refer to Note 14 of the Notes to Consolidated Financial Statements for more information on additional advances that could be drawn upon based upon existing collateral levels with the FHLB. Information on outstanding advance maturities and related early call features are also included in Note 14.

     *HMN anticipates that its liquidity requirements for 2000 will be similar to the cash flows it experienced in 1999 with the following exceptions: expenditures for premises and equipment are anticipated to be $2.0 million; net increase in loans receivable is anticipated to be $55.0 million; and the deposit outflow is anticipated to reduce to in the range of $10.0 to $20.0 million.

     HMN's most liquid assets are cash and cash equivalents, which consist of short-term highly liquid investments with original maturities of less than three months that are readily convertible to known amounts of cash and interest-bearing deposits. The level of these assets is dependent on the operating, financing, and investing activities during any given period.

     Cash and cash equivalents at December 31, 1999 were $9.1 million, a decrease of $11.9 million, compared to $21.0 million at December 31, 1998. Net cash provided from operating activities during 1999 was $19.3 million. HMN conducted the following major investing activities during 1999: proceeds from the sale of securities available for sale were $32.2 million, principal received on payments and maturities of securities available for sale was $69.7 million, purchases were $88.6 million of securities available for sale, proceeds of sales of loans receivable were $223,000, purchase of FHLB stock was $1.6 million and net increase in loans receivable was due primarily to loan originations and loan purchases of $42.2 million. HMN spent $906,000 for the purchase of equipment and updating its premises. Net cash used by investing activities during 1999 was $31.1 million. HMN conducted the following major financing activities during 1999: net decrease in deposits of $33.4 million, purchase of treasury stock of $7.3 million, received $256,000 from exercise of HMN common stock options, paid $1.4 million in dividends to HMN stockholders, proceeds from FHLB advances of $129.7 million and repayments of FHLB advances totaled $85.7 million, and it repaid other borrowed money of $2.5 million. Net cash used from financing activities was $127,000.

     *HMN has certificates of deposit with outstanding balances of $199.9 million that mature during 2000. Based upon past experience management anticipates that the majority of the deposits will renew for another term. HMN believes that deposits which do not renew will be replaced with deposits from other customers, or funded with advances from the FHLB, or will be funded through the sale of securities. Management does not anticipate that it will have a liquidity problem due to maturing deposits.

     *HMN has $14.0 million of FHLB advances which mature in 2001 but have call features which can be exercised by the FHLB during 2000 on a semiannual basis. If the call features are exercised, HMN has the option of requesting any advance otherwise available to it pursuant to the Credit Policy of the FHLB. Since HMN has the ability to request another advance to replace the advance that is being called, management does not anticipate that it will have a liquidity problem due to advances being called by the FHLB during 2000.

     On February 23, 2000 HMN's Board of Directors authorized the purchase of 400,000 shares of HMN's common stock in addition to the 24,800 shares remaining to be purchased in its current repurchase program authorized by the Board on July 20, 1999.

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

     On December 5, 1997 HMN, through its wholly owned subsidiary, Home Federal Savings Bank, completed its

*This paragraph contains a forward-looking statement(s). Refer to information regarding Forward-looking Information on page 27 of this discussion.

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

     HMN's profitability is affected by fluctuations in interest rates. A sudden and substantial increase in interest rates may adversely impact HMN's earnings to the extent that the interest rates borne by assets and liabilities do not change at the same speed, to the same extent, or on the same basis. HMN monitors the projected changes in net interest income that occur if interest rates were to suddenly change up or down. The RATE SHOCK TABLE located in the Asset/Liability Management section of this report discloses HMN's projected changes in net interest income based upon immediate interest rate changes called rate shocks.

     *HMN utilizes a model which uses the discounted cash flows from its interest-earning assets and its interest-bearing liabilities to calculate the current market value of those assets and liabilities. The model also calculates the changes in market value of the interest-earning assets and interest-bearing liabilities due to different interest rate changes. HMN believes that over the next twelve months interest rates could conceivably fluctuate in a range of 200 basis points up or down from where the rates were at December 31, 1999. HMN does not have a trading portfolio. The following table discloses the projected changes in market value to HMN's interest-earning assets and interest-bearing liabilities based upon incremental 100 basis point changes in interest rates from interest rates in effect on December 31, 1999.

*This paragraph contains a forward-looking statement(s). Refer to information regarding Forward-looking Information on page 27 of this discussion.


---------------------------------------------------------------------------------------------------------------------
Other than trading portfolio                                                   Market Value
                                                   ------------------------------------------------------------------
(DOLLARS IN THOUSANDS)
Basis point change in interest rates                 -200            -100            0            +100           +200
---------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents ......................     $  9,062         9,055         9,048         9,042          9,035
Securities available for sale:
   Fixed-rate CMOs .............................       31,708        31,873        30,984        29,662         28,447
   Variable-rate CMOs ..........................       69,029        69,785        68,046        65,510         62,423
   Fixed-rate available for sale mortgage-backed
     and related securities ....................        1,793         1,762         1,725         1,681          1,630
   Variable-rate available for sale mortgage-
   backed and related securities ...............           23            23            22            22             22
   Fixed-rate available for sale other
     marketable securities .....................       78,601        77,208        71,383        71,144         68,451
   Variable-rate available for sale other
     marketable securities .....................        1,320         1,318         1,317         1,315          1,313
Federal Home Loan Bank stock ...................       11,495        11,486        11,470        11,467         11,457
Fixed-rate loans held for sale .................        4,090         4,086         4,083         4,080          4,076
Loans receivable, net:
   Fixed-rate real estate loans ................      286,993       280,822       272,429       263,425        254,554
   Variable-rate real estate loans .............      135,931       133,265       130,132       127,124        123,972
   Fixed-rate other loans ......................       44,629        43,878        42,897        41,923         41,010
   Variable-rate other loans ...................       28,000        26,608        24,571        24,801         23,990
Mortgage servicing rights, net .................          601           996         1,124         1,186          1,209
Investment in limited partnerships .............        1,518         2,301         2,560         2,656          2,719
                                                      -------       -------       -------       -------        -------
Total market risk sensitive assets .............      704,793       694,466       671,791       655,038        634,308
                                                      -------       -------       -------       -------        -------
Deposits:
   NOW accounts ................................       32,404        33,374        32,496        31,996         31,567
   Passbooks ...................................       33,324        34,187        32,998        32,261         31,617
   Money market accounts .......................       30,040        31,482        30,213        29,522         28,936
   Certificates ................................      304,495       300,587       299,844       298,469        297,003
Federal Home Loan Bank advances:
   Fixed-rate advances .........................      182,521       175,627       172,516       168,721        165,041
   Variable-rate advances ......................       53,149        53,104        53,058        53,013         52,968
                                                      -------       -------       -------       -------        -------
Total market risk sensitive liabilities ........      635,933       628,361       621,125       613,982        607,132
                                                      -------       -------       -------       -------        -------
Off-balance sheet financial instruments:
   Commitments to extend credit ................           91            89            86            83             80
                                                      -------       -------       -------       -------        -------
Net market risk ................................     $ 68,769        66,016        50,580        40,973         27,096
                                                      -------       -------       -------       -------        -------
                                                      -------       -------       -------       -------        -------
Percentage change from current market value ....        35.96%        30.52%         0.00%       (18.99)%       (46.43)%
                                                      -------       -------       -------       -------        -------
                                                      -------       -------       -------       -------        -------

     The preceding table was prepared utilizing the following assumptions (the "Model Assumptions") regarding prepayment and decay ratios which were determined by management based upon their review of historical prepayment speeds and future prepayment projections. Fixed rate loans were assumed to prepay at annual rates of between 8% to 41%, depending on the coupon and period to maturity. Adjustable rate mortgages (ARMs) were assumed to prepay at annual rates of between 11% and 26%, depending on coupon and the period to maturity. Growing Equity Mortgage
(GEM) loans were assumed to prepay at annual rates of between 18% and 51% depending on the coupon and the period to maturity. Mortgage-backed securities and Collateralized Mortgage Obligations (CMOs) were projected to have prepayments based upon the underlying collateral securing the instrument. Certificate accounts were assumed not to be withdrawn until maturity. Passbook and money market accounts were assumed to decay at an annual rate of 20%. FHLB advances were projected at their first call date. Refer to Note 14 of the Notes to Consolidated Financial Statements for more information on call provisions of the FHLB advances.

     Certain shortcomings are inherent in the method of analysis presented in the foregoing table. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types of assets and liabilities may lag behind changes in market interest rates. The model assumes that the difference between the current interest rate being earned or paid compared to a treasury instrument or other interest index with a similar term to maturity (the "Interest Spread") will remain constant over the interest changes disclosed in the table. Changes in Interest Spread could impact projected market value changes. Certain assets, such as ARMs, have features which restrict changes in interest rates on a short-term basis and over the life of the assets. The market value of the interest-bearing assets which are approaching their lifetime interest rate caps could be different from the values disclosed in the table. In the event of a change in interest rates, prepayment and early withdrawal levels may deviate significantly from those assumed in calculating the foregoing table. The ability of many borrowers to service their debt may decrease in the event of a substantial sustained interest rate increase.

ASSET/LIABILITY MANAGEMENT

*HMN's management reviews the impact that changing interest rates will have on its net interest income projected for the twelve months following December 31, 1999 to determine if its current level of interest rate risk is acceptable. The following Rate Shock Table projects the estimated impact on net interest income of immediate interest rate changes called rate shocks.


----------------------------------------------------------------------
        Rate Shock       Net Interest      Percentage
      in Basis Points       Income           Change
----------------------------------------------------------------------
           +200          $17,916,000        (3.92) %
           +100           18,375,000        (1.45) %
              0           18,646,000         0.00  %
           -100           18,591,000        (0.29) %
           -200           18,239,000        (2.18) %
----------------------------------------------------------------------

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

     In managing its asset/liability mix, the Bank, at times, depending on the relationship between long- and short-term interest rates, market conditions and consumer preference, may place more emphasis on managing net interest margin than on better matching the interest rate sensitivity of its assets and liabilities in an effort to enhance net interest income. Management believes that the increased net interest income resulting from a mismatch in the maturity of its asset and liability portfolios can, during periods of declin-ing or stable interest rates, provide high enough returns to justify the increased exposure to sudden and unexpected increases in interest rates.

     To the extent consistent with its interest rate spread objectives, the Bank attempts to reduce its interest rate risk and has taken a number of steps to restructure its assets and liabilities. During 1999 the Bank sold approximately 62% of the one-to-four family loans that were originated or refinanced during 1999. The Bank has primarily focused its fixed rate one-to-four family residential lending program on loans that are saleable to third parties and will portfolio only certain fixed rate loans that meet certain risk characteristics. The Bank will portfolio adjustable rate loans which reprice over a one year, three year and five year period. At times, depending on its interest rate sensitivity, the Bank may sell seasoned fixed rate single family loans with shorter contractual maturities than thirty years in order to reduce interest rate risk and record a gain on the sale of loans.

YEAR 2000

HMN has been actively engaged in managing the Year 2000 (Y2K) project since September of 1997.

     HMN has a business recovery plan that addresses the procedures that would be implemented in the event of certain types of disasters. A Y2K Contingency Plan (the Plan) was developed by the Y2K Committee to document how HMN would respond to the unique aspects of possible Y2K disruptions. The Plan focused on the core business processes of HMN and the systems that support those processes in accordance with the FFIEC guidelines.

     In developing the Plan HMN inventoried its computer hardware, computer software, third party vendors and its other non-computer equipment and assessed whether the items were Y2K compliant. All non-compliant hardware was replaced in either 1998 or 1999 at an aggregate cost of $102,000. The computer software inventory indicated that certain programs were not compliant. Those software programs were replaced during 1998 and 1999 at an aggregate cost of $80,000. HMN has also tested computer software to determine that the software was Y2K compliant. The assessment of non-computer equipment for Y2K compliance indicated that HMN did not have any significant issues in this area.

     HMN did not encounter any major problems or issues in its core business processes due to the change to year 2000. While the Bank's voice response line did not work properly over the New Year's weekend, the system is currently performing satisfactorily. There are other dates during year 2000 that are deemed to be potential problem dates, such as March 31, 2000, which will need to be monitored by the Bank's management similar to the monitoring that was conducted over the past New Year's weekend.

*This paragraph contains a forward-looking statement(s). Refer to information regarding Forward-looking Information on page 27 of this discussion.

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

       HMN anticipates that its liquidity requirements for 2000 will be similar to the cash flows it experienced in 1999 with the following exceptions: expenditures for premises and equipment are anticipated to be $2.0 million; net increase in loans receivable is anticipated to be $55.0 million; and the deposit outflow is anticipated to reduce to in the range of $10.0 to $20.0 million.

       The actual cash flows of HMN may be different than the anticipated cash flows discussed for 1999 due to unforeseen economic conditions or unanticipated events such as the desire of customers to close all of their accounts.

       HMN has certificates of deposit with outstanding balances of $199.9 million that mature during 2000. Based upon past experience management anticipates that the majority of the deposits will renew for another term. HMN believes that deposits which do not renew will be replaced with deposits from other customers, or funded with advances from the FHLB, or will be funded through the sale of securities. Management does not anticipate that it will have a liquidity problem due to maturing deposits.

       Competitive pricing by other institutions, the desire of a competitor to pay interest rates on deposits that are above the current rates paid by HMN, or the desire by customers to put more of their funds into nontraditional bank products such as stocks and bonds could be circumstances that would cause the maturing certificates to become a liquidity problem.

       HMN has $14.0 million of FHLB advances which mature in 2001 but have call features which can be exercised by the FHLB during 2000 on a semiannual basis. If the call features are exercised HMN has the option of requesting any advance otherwise available to it pursuant to the Credit Policy of the FHLB. Since HMN has the ability to request another advance to replace the advance that is being called, management does not anticipate that it will have a liquidity problem due to advances being called by the FHLB during 2000.

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

       HMN believes that over the next twelve months interest rates could conceivably fluctuate in a range of 200 basis points up or down from where the rates were at December 31, 1999. HMN does not have a trading portfolio. The table in the Market Risk Section discloses the projected changes in market value to HMN's interest-earning assets and interest-bearing liabilities based upon incremental 100 basis point changes in interest rates from interest rates in effect on December 31, 1999.

       Actual interest rates could fluctuate by more than 200 basis points up or down from rates in effect on December 31, 1999 due to unanticipated occurrences such as such as a war or an oil crisis. Many foreign countries have economies which may substantially impact the economy of the United States. Negative occurrences in foreign economies could general interest rates to fluctuate by more than 200 basis points in the United States.

   ASSET/LIABILITY MANAGEMENT

   HMN's management reviews the impact that changing interest rates will have on its net interest income projected for the twelve months following December 31, 1999 to determine if its current level of interest rate risk is acceptable. HMN's actual net interest income caused by interest rate changes may differ from the amounts reflected in the table which projects the estimated impact on net interest income of immediate interest rate changes called rate shocks.

       Certain shortcomings are inherent in the method of analysis presented in the table. In the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in calculating the foregoing table. The ability of many borrowers to service their debt may decrease in the event of a substantial increase in interest rates and could impact net interest income.

CONSOLIDATED BALANCE SHEETS


DECEMBER 31, 1999 AND 1998                                                                 1999              1998
-----------------------------------------------------------------------------------------------------------------------

ASSETS
Cash and cash equivalents ..............................................          $   9,051,380              20,960,957
Securities available for sale:
     Mortgage-backed and related securities
       (amortized cost $101,906,303 and $144,320,926) ..................            100,777,266             143,146,165
     Other marketable securities
       (amortized cost $76,863,919 and $38,657,193) ....................             72,699,513              38,478,623
                                                                                    -----------             -----------
                                                                                    173,476,779             181,624,788
                                                                                    -----------             -----------
Loans held for sale ....................................................              4,083,061              13,094,528
Loans receivable, net ..................................................            477,895,602             447,455,052
Accrued interest receivable ............................................              3,860,454               3,952,763
Federal Home Loan Bank stock, at cost ..................................             11,470,000               9,837,900
Mortgage servicing rights, net .........................................              1,123,674               1,005,693
Premises and equipment, net ............................................              8,530,434               8,382,136
Investment in limited partnerships .....................................              2,975,138               2,437,246
Goodwill ...............................................................              4,160,998               4,341,033
Core deposit intangible ................................................              1,026,803               1,259,245
Prepaid expenses and other assets ......................................                639,619                 306,431
Deferred tax assets ....................................................                892,500                       0
                                                                                    -----------             -----------
       Total assets ....................................................          $ 699,186,442             694,657,772
                                                                                    -----------             -----------
                                                                                    -----------             -----------
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits ...............................................................          $ 400,382,118             433,868,907
Federal Home Loan Bank advances ........................................            229,400,000             185,400,000
Other borrowed money ...................................................                      0               2,500,000
Accrued interest payable ...............................................              1,433,111               1,086,013
Advance payments by borrowers for taxes and insurance ..................                814,092                 657,089
Accrued expenses and other liabilities .................................              2,596,253               2,700,424
                                                                                    -----------             -----------
        Total liabilities ..............................................            634,625,574             626,212,433
                                                                                    -----------             -----------
Commitments and contingencies
Stockholders' equity:
     Serial preferred stock ($.01 par value): authorized 500,000 shares;
       issued and outstanding none .....................................                      0                       0
     Common stock ($.01 par value): authorized shares 11,000,000;
       issued shares 9,128,662 .........................................                 91,287                  91,287
     Additional paid-in capital ........................................             59,674,715              59,739,020
     Retained earnings, subject to certain restrictions ................             68,423,008              63,424,378
     Accumulated other comprehensive loss ..............................             (3,187,743)               (837,838)
     Unearned employee stock ownership plan shares .....................             (5,511,851)             (5,705,152)
     Unearned compensation restricted stock awards .....................                (96,508)               (276,867)
     Treasury stock, at cost 4,370,285 and 3,835,058 shares ............            (54,832,040)            (47,989,489)
                                                                                    -----------             -----------
       Total stockholders' equity ......................................             64,560,868              68,445,339
                                                                                    -----------             -----------
     Total liabilities and stockholders' equity ........................          $ 699,186,442             694,657,772
                                                                                    -----------             -----------
                                                                                    -----------             -----------


See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME


YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997                                  1999              1998              1997
---------------------------------------------------------------------------------------------------------------------------
Interest income:
     Loans receivable ..........................................       $ 35,091,002          34,842,914          28,020,777
     Securities available for sale:
       Mortgage-backed and related .............................          6,891,308           8,830,278           8,255,402
       Other marketable ........................................          4,262,344           4,099,893           4,007,465
     Securities held to maturity:
       Mortgage-backed and related .............................                  0                   0              33,400
       Other marketable ........................................                  0                   0              10,032
     Cash equivalents ..........................................            218,373             432,794             342,433
     Other .....................................................            641,141             589,426             420,722
                                                                         ----------          ----------          ----------
       Total interest income ...................................         47,104,168          48,795,305          41,090,231
                                                                         ----------          ----------          ----------
Interest expense:
     Deposits ..................................................         17,925,739          22,098,272          19,056,164
     Federal Home Loan Bank advances ...........................         10,978,049           9,788,443           6,586,855
     Other borrowed money ......................................              7,207              11,538                   0
                                                                         ----------          ----------          ----------
       Total interest expense ..................................         28,910,995          31,898,253          25,643,019
                                                                         ----------          ----------          ----------
       Net interest income .....................................         18,193,173          16,897,052          15,447,212
Provision for loan losses ......................................            240,000             310,000             300,000
                                                                         ----------          ----------          ----------
     Net interest income after provision for loan losses .......         17,953,173          16,587,052          15,147,212
                                                                         ----------          ----------          ----------
Noninterest income:
     Fees and service charges ..................................            848,249             518,260             440,502
     Mortgage servicing fees ...................................            334,603             337,394              46,583
     Securities gains, net .....................................            122,395           2,798,575           1,249,569
     Gain on sales of loans ....................................          1,932,164           2,176,924             469,461
     Earnings (loss) in limited partnerships ...................            550,053          (3,724,710)            220,278
     Other .....................................................            505,546             523,623             295,966
                                                                         ----------          ----------          ----------
       Total noninterest income ................................          4,293,010           2,630,066           2,722,359
                                                                         ----------          ----------          ----------
Noninterest expense:
     Compensation and benefits .................................          6,051,719           6,804,112           5,590,297
     Occupancy .................................................          1,571,333           1,442,003             983,238
     Federal deposit insurance premiums ........................            254,198             285,388             238,654
     Advertising ...............................................            283,886             444,545             315,771
     Data processing ...........................................            718,468             674,320             508,930
     Amortization of mortgage servicing rights, net of valuation
       adjustments and servicing costs .........................            471,105             939,499             104,538
     Other .....................................................          2,543,983           2,570,571           1,281,277
                                                                         ----------          ----------          ----------
       Total noninterest expense ...............................         11,894,692          13,160,438           9,022,705
                                                                         ----------          ----------          ----------
       Income before income tax expense ........................         10,351,491           6,056,680           8,846,866
Income tax expense .............................................          3,960,500           1,999,000           3,268,000
                                                                         ----------          ----------          ----------
       Net income ..............................................       $  6,390,991           4,057,680           5,578,866
                                                                         ----------          ----------          ----------
                                                                         ----------          ----------          ----------
Basic earnings per share .......................................       $       1.47                0.82                1.01
                                                                         ----------          ----------          ----------
                                                                         ----------          ----------          ----------
Diluted earnings per share .....................................       $       1.41                0.77                0.94
                                                                         ----------          ----------          ----------
                                                                         ----------          ----------          ----------

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME


Net income .....................................................       $  6,390,991           4,057,680           5,578,866
Other comprehensive income (loss), net of tax:
     Unrealized gains (losses) on securities:
       Unrealized holding gains (losses) arising during period .         (2,274,666)           (247,304)          2,473,373
       Less: reclassification adjustment
         for gains included in net income ......................             75,239           1,720,352             745,510
                                                                         ----------          ----------          ----------
Other comprehensive income (loss) ..............................         (2,349,905)         (1,967,656)          1,727,863
                                                                         ----------          ----------          ----------
Comprehensive income ...........................................       $  4,041,086           2,090,024           7,306,729
                                                                         ----------          ----------          ----------
                                                                         ----------          ----------          ----------

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                Unearned
                                                                                Employee
                                                                   Accumulated   Stock       Unearned
                                           Additional                Other      Ownership  Compensation                  Total
YEARS ENDED DECEMBER 31,          Common    Paid-In    Retained   Comprehensive   Plan      Restricted    Treasury    Stockholders'
1999, 1998 and 1997                Stock    Capital    Earnings   Income (Loss)  Shares    Stock Awards     Stock        Equity
------------------------------------------------------------------------------------------------------------------------------------
Balance,
December 31, 1996 .............  $ 91,287  59,398,339   54,645,387    (598,045)  (4,938,520)  (793,289) (25,705,715)  82,099,444
  Net income ..................                          5,578,866                                                     5,578,866
  Other comprehensive
   income .....................                                      1,727,863                                         1,727,863
  Treasury stock purchases ....                                                                          (5,988,450)  (5,988,450)
  Stock options exercised .....               (82,009)                                                      138,754       56,745
  Amortization of
   restricted stock awards ....                                                                231,621                   231,621
  Recognition and retention
   awards granted .............                 2,250                                          (39,000)      36,750            0
  Restricted stock awards
   tax benefit ................                61,092                                                                     61,092
  Stock option tax benefit ....                20,751                                                                     20,751
  Earned employee stock
   ownership plan shares ......               298,238                               384,240                              682,478
                                   ------  ----------   ----------   ---------    ---------   --------    ---------    ---------
Balance,
December 31, 1997 .............  $ 91,287  59,698,661   60,224,253   1,129,818   (4,554,280)  (600,668) (31,518,661)  84,470,410
  Net income ..................                          4,057,680                                                     4,057,680
  Other comprehensive
   loss .......................                                     (1,967,656)                                       (1,967,656)
  Treasury stock purchases ....                                                                         (17,122,788) (17,122,788)
  Amortization of
   restricted stock awards ....                                                                210,866                   210,866
  Restricted stock awards
   cancelled ..................                (3,515)                                         112,935     (109,420)           0
  Restricted stock awards
   tax benefit ................                70,639                                                                     70,639
  Shares purchased for
   employee stock
   ownership plan .............                                                  (1,476,000)                          (1,476,000)
  Earned employee stock
   ownership plan shares ......               235,989                               325,128                              561,117
  Stock option tax benefit ....              (327,071)                                                      763,096      436,025
  Tax benefit of exercised
   stock options ..............                64,317                                                                     64,317
  Dividends paid ..............                           (857,555)                                                     (857,555)
  Fractional shares purchased..                                                                              (1,716)      (1,716)
                                   ------  ----------   ----------   ---------    ---------   --------    ---------    ---------
Balance,
December 31, 1998 .............  $ 91,287  59,739,020   63,424,378    (837,838)  (5,705,152)  (276,867) (47,989,489)  68,445,339
  Net income ..................                          6,390,991                                                     6,390,991
  Other comprehensive
   loss .......................                                     (2,349,905)                                       (2,349,905)
  Treasury stock purchases ....                                                                          (7,271,668)  (7,271,668)
  Tax benefits of restricted
   stock awards ...............                26,743                                                                     26,743
  Employee stock options
   exercised ..................              (183,098)                                                      438,646      255,548
  Tax benefit of exercised
   stock options ..............                27,636                                                                     27,636
  Amortization of
   restricted stock awards ....                                                                                          170,830
  Restricted stock awards                                                                      170,830
   cancelled ..................                                                                  9,529       (9,529)           0
  Earned employee stock
   ownership plan shares ......                64,414                               193,301                              257,715
  Dividends paid ..............                         (1,392,361)                                                   (1,392,361)
                                   ------  ----------   ----------   ---------    ---------   --------    ---------   ----------
Balance,
December 31, 1999 .............  $ 91,287  59,674,715   68,423,008  (3,187,743)  (5,511,851)   (96,508) (54,832,040)  64,560,868
                                   ------  ----------   ----------   ---------    ---------     ------   ----------   ----------
                                   ------  ----------   ----------   ---------    ---------     ------   ----------   ----------

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS


YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997                                                  1999            1998           1997
-----------------------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
     Net income .........................................................................   $ 6,390,991     4,057,680     5,578,866
     Adjustments to reconcile net income to cash provided (used) by operating activities:
       Provision for loan losses ........................................................       240,000       310,000       300,000
       Provision for real estate losses .................................................             0             0        18,000
       Depreciation .....................................................................       757,695       617,029       434,493
       Amortization of (discounts) premiums, net ........................................        57,513       (10,903)     (216,978)
       Amortization of deferred loan fees ...............................................      (617,163)     (626,312)     (410,111)
       Amortization of goodwill .........................................................       180,035       180,636        13,858
       Amortization of core deposit intangible ..........................................       232,442       287,028        20,727
       Amortization of other purchase accounting adjustments ............................        29,123       728,959        38,379
       Amortization of mortgage servicing rights and net valuation adjustments ..........       431,658       888,885       104,538
       Capitalized mortgage servicing rights ............................................      (549,639)     (654,871)      (36,261)
       Increase (decrease) in deferred income taxes .....................................       414,100    (1,615,600)       83,895
       Securities gains, net ............................................................      (122,395)   (2,798,575)   (1,249,569)
       Gain on sales of real estate .....................................................             0       (21,777)       (3,743)
       Gain on sales of loans ...........................................................    (1,932,164)   (2,176,924)     (469,461)
       Proceeds from sales of loans held for sale .......................................   180,597,578   175,149,499    21,626,615
       Disbursements on loans held for sale .............................................  (167,022,259) (181,004,379)  (18,753,844)
       Principal collected on loans held for sale .......................................         1,099             0         1,946
       Amortization of restricted stock awards ..........................................       170,830       210,866       231,621
       Amortization of unearned ESOP shares .............................................       193,301       325,128       384,240
       Earned employee stock ownership shares priced above original cost ................        64,414       235,989       298,238
       Decrease in accrued interest receivable ..........................................        92,309        85,368       190,834
       Decrease (increase) in accrued interest payable ..................................       347,098      (279,051)   (1,720,271)
       Equity (earnings) loss of limited partnerships ...................................      (550,053)    3,733,278      (220,278)
       Decrease (increase) in other assets ..............................................      (728,182)    1,053,692      (745,309)
       Increase (decrease) in other liabilities .........................................       623,010      (353,123)    1,218,475
       Other, net .......................................................................        34,164       (10,992)     (132,635)
                                                                                            -----------   -----------    ----------
         Net cash provided (used) by operating activities ...............................    19,335,505    (1,688,470)    6,586,265
                                                                                            -----------   -----------    ----------
Cash flows from investing activities:
     Proceeds from sales of securities available for sale ...............................    32,185,211   172,640,058    94,462,303
     Principal collected on securities available for sale ...............................    42,684,941    42,751,927    15,028,627
     Proceeds collected on maturity of securities available for sale ....................    27,084,000    40,824,876    34,118,412
     Purchases of securities available for sale .........................................   (88,572,057) (204,938,051) (103,102,213)
     Proceeds from sales of securities held to maturity .................................             0             0       348,871
     Principal collected on securities held to maturity .................................             0             0       240,441
     Proceeds collected on maturity of securities held to maturity ......................             0             0     1,000,000
     Proceeds from sales of loans receivable ............................................       223,097     3,258,772    24,806,862
     Purchases of mortgage servicing rights .............................................             0      (458,702)     (844,601)
     Purchase of interest in limited partnerships .......................................             0      (181,125)   (2,438,750)
     Purchase of Federal Home Loan Bank stock ...........................................    (1,632,100)   (2,405,700)     (802,700)
     Net increase in loans receivable ...................................................   (42,190,734)  (39,554,986)  (68,579,885)
     Proceeds from sale of real estate ..................................................        16,625       152,415        35,627
     Purchases of premises and equipment ................................................      (905,993)   (3,118,455)   (1,856,365)
     Acquisition of Marshalltown Financial Corporation, net of cash acquired ............             0             0   (16,822,639)
     Decrease in due to stockholders of Marshalltown Financial Corporation ..............       (10,716)   (3,518,301)            0
                                                                                            -----------   -----------    ----------
         Net cash provided (used) by investing activities ...............................   (31,117,726)    5,452,728   (24,406,010)
                                                                                            -----------   -----------    ----------
Cash flows from financing activities:
     (Decrease) increase in deposits ....................................................   (33,375,878)  (33,266,351)    1,258,293
     Purchase of treasury stock .........................................................    (7,271,668)  (17,122,788)   (6,350,950)
     Increase in unearned ESOP shares ...................................................             0    (1,476,000)            0
     Stock options exercised ............................................................       255,548       436,025        56,745
     Dividends to stockholders ..........................................................    (1,392,361)     (857,555)            0
     Fractional shares purchased from stock split .......................................             0        (1,716)            0
     Proceeds from Federal Home Loan Bank advances ......................................   129,700,000   163,100,000   151,800,000
     Repayment of Federal Home Loan Bank advances .......................................   (85,700,000) (105,350,021) (130,228,568)
     Increase (decrease) in other borrowed money ........................................    (2,500,000)    2,500,000             0
     Increase (decrease) in advance payments by borrowers
       for taxes and insurance ..........................................................       157,003      (129,530)       65,143
                                                                                            -----------   -----------    ----------
         Net cash provided (used) by financing activities ...............................      (127,356)    7,832,064    16,600,663
                                                                                            -----------   -----------    ----------
         Increase (decrease) in cash and cash equivalents ...............................   (11,909,577)   11,596,322    (1,219,082)
Cash and cash equivalents, beginning of year ............................................    20,960,957     9,364,635    10,583,717
                                                                                            -----------   -----------    ----------
Cash and cash equivalents, end of year ..................................................   $ 9,051,380    20,960,957     9,364,635
                                                                                            ===========   ===========    ==========
Supplemental cash flow disclosures:
     Cash paid for interest .............................................................   $28,563,897    32,177,304    27,363,290
     Cash paid for income taxes .........................................................     3,716,750     2,824,441     3,000,500
Supplemental noncash flow disclosures:

     SBA certificates transferred from loans to securities available for sale ...........   $ 2,528,442             0             0
     Loans securitized and transferred to securities available for sale .................     6,913,219    27,952,547    16,526,399
     Securities held to maturity transferred to securities available for sale ...........             0             0     1,295,147
     Loans transferred to loans held for sale ...........................................     2,662,480     2,785,845     4,346,602
     Loans transferred to loans held for investment .....................................             0             0        95,503
     Transfer of loans to real estate ...................................................             0        17,105       232,071
     Transfer of real estate to loans ...................................................             0             0        84,772
     Due to stockholders of Marshalltown Financial Corporation ..........................             0             0     3,555,352


See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 1999, 1998 AND 1997

NOTE 1  Description of the Business and Summary of Significant
Accounting Policies
HMN Financial, Inc. (HMN) is a stock savings bank holding company which owns 100 percent of Home Federal Savings Bank (the Bank or Home Federal). Home Federal has a community banking philosophy and operates retail banking facilities in Minnesota and Iowa. The Bank has two wholly owned subsidiaries, Osterud Insurance Agency, Inc. (OAI) and MSL Financial Corporation (MSL), which offer financial planning products and services. As of April 30, 1999 MSL was dissolved and its assets were transferred to the Bank in exchange for the stock of MSL. HMN has two other wholly owned subsidiaries, Security Finance Corporation (SFC) and HMN Mortgage Services, Inc. (MSI). SFC invests in commercial loans and commercial real-estate loans located throughout the United States which were originated by third parties. MSI operates mortgage banking and mortgage brokerage facilities located in Brooklyn Park, Minnesota.

     The consolidated financial statements included herein are for HMN, SFC, MSI, the Bank and the Bank's wholly owned subsidiaries, OAI and MSL. Results of operations for MSL are included through April 30, 1999, the date of its dissolution. All significant intercompany accounts and transactions have been eliminated in consolidation. The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. The following items set forth the significant accounting policies which HMN follows in presenting its financial statements.

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

   Management believes that the allowances for losses on loans and real estate are adequate to cover probable losses inherent in the portfolios at the date of the balance sheet. While management uses available information to recognize losses on loans and real estate, future additions to the allowances may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the allowances for losses on loans and real estate. Such agencies may require additions to the allowances based on their judgement about information available to them at the time of their examination.

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

     Securities held to maturity are carried at cost, adjusted for amortization of premiums and discounts, as management has the ability and intent to hold them to maturity. Premiums and discounts are amortized using the level-yield method over the period to maturity. Gains and losses on the sale of securities are determined using the specific-identification method and recognized on trade date.

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

     The allowance for loan losses is maintained at an amount considered adequate by management to provide for probable loan losses inherent in the portfolio. The allowance for losses on loans, including both the allocated and unallocated elements, is based on periodic analysis of the loan portfolio by management. In this analysis, management considers factors including, but not limited to, specific occurrences which include loan impairment, changes in the size of the portfolios, general economic conditions, loan portfolio composition and historical experience. The allowance for loan losses is established for known problem loans, as well as for loans which are not currently known to require specific allowances. Loans are charged off to the extent they are deemed to be uncollectible. The adequacy of the allowance for loan losses is dependent upon management's estimates of variables affecting valuation, appraisals of collateral, evaluations of performance and status, and the amounts and timing of future cash flows expected to be received on impaired loans. Such estimates, appraisals, evaluations and cash flows may be subject to frequent adjustments due to changing economic

Notes to Consolidated Financial Statements

prospects of borrowers or properties. The estimates are reviewed periodically and adjustments, if any, are recorded in the provision for loan losses in the periods in which the adjustments become known.

     Interest income is recognized on an accrual basis except when collectibility is in doubt. When loans are placed on a non-accrual basis, generally when the loan is 90 days past due, previously accrued but unpaid interest is reversed from income. Interest is subsequently recognized as income to the extent cash is received when, in management's judgement, principal is collectible.

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

STOCK-BASED COMPENSATION Effective January 1, 1996, HMN adopted Statement of Financial Accounting Standards (SFAS) No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION. It elected to continue using the accounting methods prescribed by Accounting Principles Board (APB) Opinion No. 25 and related interpretations which measure compensation cost using the intrinsic value method. HMN has included in Note 17, "Employee Benefits" the impact of the fair value of employee stock-based compensation plans on net income and earnings per share on a pro forma basis for awards granted after January 1, 1995.

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

EARNINGS PER SHARE AND STOCK SPLIT Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Refer to Note 18 for disclosure of EPS calculations.

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

COMPREHENSIVE INCOME Comprehensive income is defined as the change in equity during a period from transactions and other events from nonowner sources. Comprehensive income is the total of net income and other comprehensive income, which for HMN is comprised entirely of unrealized gains and losses on securities available for sale.

SEGMENT INFORMATION The amount of each segment item reported is the measure reported to the chief operating decision maker for purposes of making decisions about allocating resources to the segment and assessing its performance. Adjustments and eliminations made in preparing an enterprise's general-purpose financial statements and allocations of revenues, expenses and gains or losses are included in determining reported segment profit or loss if they are included in the measure of the segment's profit or loss that is used by the chief operating decision maker. Similarly, only those assets that are included in the measure of the segment's assets that is used by the chief operating decision maker is reported for that segment.

NEW ACCOUNTING STANDARDS  In June 1998, the Financial Accounting Standards Board
(FASB) issued Statement of Financial Accounting Standards (SFAS) No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction, or (c) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available-for-sale security, or a foreign- currency-denominated forecasted transaction.

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

   Under SFAS No. 133, an entity that elects to apply hedge accounting is required to establish at the inception of the hedge the method it will use for assessing the effectiveness of the hedging derivative and the measurement approach for determining the ineffective aspect of the hedge. Those methods must be consistent with the entity's approach to managing risk.

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

     Originally SFAS No. 133 was effective for all fiscal quarters of fiscal years beginning after June 15, 1999. Initial application should be as of the beginning of an entity's fiscal quarter; on that date, hedging relationships must be designated anew and documented pursuant to the provisions of SFAS No.
133. In June of 1999 the Financial Accounting Standards Board issued SFAS No. 137 which deferred the required adoption of SFAS No. 133 to fiscal years starting after June 15, 2000. HMN is anticipating that it will adopt SFAS No. 133 in the first quarter of 2001. HMN is currently researching the impact on its financial condition and results of operations of adopting SFAS No. 133.

     Effective January 1, 1999 HMN adopted FASB issued SFAS No. 134, ACCOUNTING FOR MORTGAGE-BACKED SECURITIES RETAINED AFTER THE SECURITIZATION OF MORTGAGE LOANS HELD FOR SALE BY A MORTGAGE BANKING ENTERPRISE, which amended SFAS No. 65 to require that after the securitization of mortgage loans held for sale, an entity engaged in mortgage banking activities classify the resulting mortgage-backed securities or other retained interests based on its ability and intent to sell or hold those investments. The adoption of SFAS No. 134 in the first quarter of 1999 did not have a material impact on HMN's financial condition or the results of its operations.

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

   The merger consideration of $24.8 million plus the cancellation of 60,000 shares of MFC common stock owned by HMN with a historical cost of $1.0 million was allocated as follows:


-----------------------------------------------------------------
Cash and cash equivalents ...........          $   5,437,603
Investment securities ...............             48,580,533
Loans receivable, net ...............             69,759,162
Federal Home Loan Bank stock, at cost              1,195,500
Premises and equipment ..............                744,793
Goodwill ............................              4,514,730
Core deposit intangible .............              1,567,000
Other assets ........................              2,210,518
Deposits ............................           (103,580,493)
Net deferred tax liabilities ........             (1,003,330)
Other liabilities ...................             (3,578,464)
                                                ------------
  Purchase price ....................          $  25,847,552
                                                ============
-----------------------------------------------------------------

NOTE 3  Other Comprehensive Income
Comprehensive income is defined as the change in equity during a period from transactions and other events from nonowner sources. Comprehensive income is the total of net income and other comprehensive income, which for HMN is comprised entirely of unrealized gains and losses on securities available for sale.

   The gross unrealized holding losses for the year ended December 31, 1999 were $3,817,717, the income tax benefit would have been $1,543,051 and therefore, the net losses were $2,274,666. The gross reclassification adjustment for 1999 was $122,395, the income tax expense would have been $47,156 and therefore, the net reclassification adjustment was $75,239. The gross unrealized holding losses for the year ended December 31, 1998 were $458,384, the income tax benefit would have been $211,080 and therefore, the net losses were $247,304. The gross reclassification adjustment for 1998 was $2,798,575, the income tax expense would have been $1,078,223 and therefore, the net reclassification adjustment was $1,720,352. The gross unrealized holding gains for the year ended December 31, 1997 were $4,157,775, the income tax expense would have been $1,684,402 and therefore, the net gain was $2,473,373. The gross reclassification adjustment for 1997 was $1,249,569, the income tax expense would have been $504,059 and therefore, the net reclassification adjustment was $745,510.

NOTE 4  Securities Available for Sale
A summary of securities available for sale at December 31, 1999 and 1998 is as follows:


-------------------------------------------------------------------------------------------------------------------
                                                                  Gross             Gross
                                               Amortized        unrealized        unrealized         Fair
                                                 cost              gains            losses           value
-------------------------------------------------------------------------------------------------------------------
DECEMBER 31, 1999:
Mortgage-backed securities:
  FHLMC ................................     $  1,341,710           24,975            6,493        1,360,192
  FNMA .................................          276,255                0            8,646          267,609
  GNMA .................................           97,926              109              780           97,255
  Other ................................           21,286                0               82           21,204
Collateralized mortgage obligations:
  FHLMC ................................       31,340,774           99,165          410,318       31,029,621
  FNMA .................................       29,318,573                0          525,968       28,792,605
  Other ................................       39,509,779           77,056          378,055       39,208,780
                                             ------------         --------        ---------      -----------
                                              101,906,303          201,305        1,330,342      100,777,266
                                             ------------         --------        ---------      -----------
Other marketable securities:
  U.S. Government and agency obligations       44,813,708                0        1,736,755       43,076,953
  Corporate debt .......................       19,695,301            8,678          285,172       19,418,807
  Corporate equity .....................       12,354,910           68,889        2,220,046       10,203,753
                                             ------------         --------        ---------      -----------
                                               76,863,919           77,567        4,241,973       72,699,513
                                             ------------         --------        ---------      -----------
                                             $178,770,222          278,872        5,572,315      173,476,779
                                             ============         ========        =========      ===========
DECEMBER 31, 1998:
Mortgage-backed securities:
  FHLMC ................................     $  1,813,967           63,053                0        1,877,020
  FNMA .................................          584,799                0           10,829          573,970
  GNMA .................................        1,486,585            1,861            1,411        1,487,035
  Other ................................          100,912              512                0          101,424
Collateralized mortgage obligations:
  FHLMC ................................       37,965,242           22,356          469,027       37,518,571
  FNMA .................................       57,063,756           16,237          670,714       56,409,279
  Other ................................       45,305,665           77,584          204,383       45,178,866
                                             ------------         --------        ---------      -----------
                                              144,320,926          181,603        1,356,364      143,146,165
                                             ------------         --------        ---------      -----------
Other marketable securities:
  U.S. Government and agency obligations       17,378,636           13,626            1,339       17,390,923
  Corporate debt .......................        7,133,405              941            9,524        7,124,822
  Corporate equity .....................       14,145,152          276,333          458,607       13,962,878
                                             ------------         --------        ---------      -----------
                                               38,657,193          290,900          469,470       38,478,623
                                             ------------         --------        ---------      -----------
                                             $182,978,119          472,503        1,825,834      181,624,788
                                             ============         ========        =========      ===========

   Proceeds from securities available for sale which were sold during 1999 were $32,185,211, resulting in gross gains of $167,461 and gross losses of $45,066. Proceeds from securities available for sale which were sold during 1998 were $172,640,058, resulting in gross gains of $3,050,785 and gross losses of $252,210. Proceeds from securities available for sale which were sold during 1997 were $94,462,303, resulting in gross gains of $1,533,046 and gross losses of $283,477.

   The following table indicates amortized cost and estimated fair value of securities available for sale at December 31, 1999, based upon contractual maturity adjusted for scheduled repayments of principal and projected prepayments of principal based upon current economic conditions and interest rates. Actual maturities may differ from the maturities in the following table because obligors may have the right to call or prepay obligations with or without call or prepayment penalties:

-------------------------------------------------------------------------------
                                               Amortized           Fair
                                                 cost             value
-------------------------------------------------------------------------------

Due less than one year .................     $ 95,320,555       93,520,694
Due after one year through five years...       58,877,953       57,766,208
Due after five years through ten years..        7,155,644        7,020,530
After ten years ........................        5,061,160        4,965,594
No stated maturity .....................       12,354,910       10,203,753
                                             ------------      -----------
    Total ..............................     $178,770,222      173,476,779
                                             ============      ===========
-------------------------------------------------------------------------------

   The allocation of mortgage-backed securities and collateralized mortgage obligations in the table above is based upon the anticipated future cash flow of the securities using estimated mortgage prepayment speeds.

NOTE 5  Securities Held to Maturity
During the first quarter of 1997, HMN determined that it no longer had the intent to hold its securities classified as held to maturity to the actual maturity date of the securities. Therefore, it sold one security and on March 31, 1997 it transferred all the remaining securities in the held to maturity portfolio to the available for sale portfolio. The following information summarizes the sale and transfer of the securities held to maturity during 1997.


------------------------------------------------------------------------------------------------------------------------------
                                                                                                                 Unrealized
                                                                                                  Unrealized    Holding Gain,
                                                 Amortized        Fair           Realized           Holding      Net of Tax,
                                                   Cost           Value            Gain              Gain         in Equity
-------------------------------------------------------------------------------------------------------------------------------
Security sold ..............................     $  344,139        348,871          4,732
Securities transferred to available for sale     $1,223,753      1,295,147                          71,394         42,641
-------------------------------------------------------------------------------------------------------------------------------


NOTE 6  Loans Receivable, Net
A summary of loans receivable at December 31 is as follows:


---------------------------------------------------------------------------
                                         1999             1998
                                  -----------------------------------------
Residential real estate loans:
  1-4 family conventional ....     $349,285,616       368,613,588
  1-4 family FHA .............          924,700         1,294,426
  1-4 family VA ..............          867,168         1,298,967
                                    -----------       -----------
                                    351,077,484       371,206,981
  5 or more family ...........       12,354,949         9,466,460
                                    -----------       -----------
                                    363,332,433       380,673,441
                                    -----------       -----------
Commercial real estate:
  Lodging ....................       15,283,054        11,135,329
  Retail/office ..............       11,370,732         9,189,565
  Nursing home/health care ...        3,385,036         1,913,770
  Other ......................       19,731,498        11,447,514
                                    -----------       -----------
                                     49,770,320        33,656,778
                                    -----------       -----------

Other loans:
  Autos ......................        4,532,035         2,897,281
  Home equity line ...........       22,436,610        19,476,056
  Home equity ................       17,349,049         9,565,652
  Other consumer .............        1,866,441         1,071,555
  Commercial business ........       24,434,843        11,695,354
  Savings ....................          733,307           994,168
  Education ..................           85,021           118,351
  Other ......................        1,234,137           676,838
                                    -----------       -----------
                                     72,671,443        46,495,255
                                    -----------       -----------

   Total loans ...............      485,774,196       460,855,474
Less:
  Unamortized discounts ......          297,234           414,495
  Net deferred loan fees .....        1,536,549         1,947,778
  Allowance for losses .......        3,273,311         3,041,485
  Loans in process ...........        2,771,500         7,996,664
                                    -----------       -----------
                                   $477,895,602       447,455,052
                                    ===========       ===========
Weighted average contractual
  interest rate ..............             7.59%             7.21%
Commitments to originate,
  fund or purchase loans .....     $ 17,212,314        24,419,071
Commitments to deliver loans
  to secondary market ........        2,292,100         6,505,374
Loans serviced for others ....      128,831,412       120,425,105

---------------------------------------------------------------------------

   Included in total commitments to originate or purchase loans are fixed rate loans aggregating approximately $2,079,420 and $3,504,094 as of December 31, 1999 and 1998, respectively. The interest rates on these commitments ranged from 7.5% to 9.75% at December 31, 1999 and from 6.25% to 7.00% at December 31, 1998.

   At December 31, 1999 and 1998, loans on nonaccrual status totaled $342,287 and $475,649, respectively. Had the loans performed in accordance with their original terms throughout 1999, HMN would have recorded gross interest income of $34,943 for these loans. Interest income of $26,424 has been recorded on these loans for the year ended December 31, 1999.

   At December 31, 1999 and 1998 there were no loans included in loans receivable, net with terms that had been modified in a troubled debt restructuring.

   There were no material commitments to lend additional funds to customers whose loans were classified as restructured or nonaccrual at December 31, 1999.

   At December 31, 1999, 1998 and 1997, the recorded investment in loans that are considered to be impaired were $817,743, $788,382, and $665,151, respectively, for which the related allowance for credit losses were $95,919, $39,613, and $34,762, respectively. The average investment in impaired loans during 1999, 1998 and 1997 were $709,903, $714,331, and $443,754, respectively.
For the years ended December 31, 1999, 1998 and 1997, HMN recognized interest income on impaired loans of $41,485, $35,936, and $36,564, respectively. All of the interest income that was recognized during 1999, 1998 and 1997 for impaired loans was recognized using the cash basis method of income recognition.

   The aggregate amount of loans to executive officers and directors of HMN were $616,735, $814,609, and $884,244, at December 31, 1999, 1998 and 1997,
respectively. During 1999 repayments on loans to executive officers and directors aggregated $252,474 and loans originated aggregated $70,000 and loans added to the executive officer listing due to a change in status of the officer was $15,400. During 1998 repayments on loans to executive officers and directors were $366,059, new loans to executive officers and directors totaled $561,057 and loans removed from the executive officer listing due to change in status of the officer was $264,633.

   At December 31, 1999, 1998 and 1997, HMN was servicing real estate loans for others with aggregate unpaid principal balances of approximately $128,831,412, $120,425,105, and $28,764,315, respectively.

   HMN originates residential, commercial real estate and other loans primarily in southern Minnesota and Iowa. HMN also purchases loans from a third party broker located in the Southeastern United States. At December 31, 1999 and 1998, HMN owned single family and multi-family residential loans located in the following states:


----------------------------------------------------------------------------
                            1999                           1998
                  ---------------------------  -----------------------------
                                      Percent                    Percent
                       Amount        of Total       Amount      of Total
----------------------------------------------------------------------------
Alabama ........     $ 11,157,411       3.1%        7,790,445       2.1%
California .....        3,722,514       1.0         5,235,023       1.4
Connecticut ....        2,430,615       0.7         1,941,298       0.5
Florida ........        1,028,214       0.3         1,614,802       0.4
Georgia ........       51,331,563      14.1        52,951,799      13.9
Illinois .......        4,807,279       1.3             2,481       0.0
Iowa ...........       24,736,752       6.8        30,555,584       8.0
Maine ..........        2,539,038       0.7         1,807,902       0.5
Massachusetts ..        6,642,122       1.8         5,826,593       1.5
Minnesota ......      197,685,287      54.4       221,860,535      58.3
New Hampshire ..        1,997,796       0.6           595,639       0.2
North Carolina .       22,006,733       6.0        18,727,395       4.9
Ohio ...........        4,482,430       1.2         5,413,417       1.4
South Carolina .       11,880,363       3.3         9,930,680       2.6
Tennessee ......        5,690,908       1.6         5,234,694       1.4
Wisconsin ......        8,705,146       2.4         8,375,398       2.2
Other states ...        2,488,262       0.7         2,809,756       0.7
                     ------------     ------      -----------     ------
   Total .......     $363,332,433     100.0%      380,673,441     100.0%
                     ============     ======      ===========     ======
Amounts under one million dollars are included in "Other states".

----------------------------------------------------------------------------

At December 31, 1999 and 1998, HMN owned commercial real estate loans located in the following states:


----------------------------------------------------------------------------
                                   1999                       1998
                        ---------------------------  -----------------------
                                       Percent                     Percent
                       Amount         of Total      Amount        of Total
----------------------------------------------------------------------------
California..........     $         0       0.0%       1,449,032       4.3%
Colorado ...........       1,548,916       3.1          209,454       0.6
Iowa ...............       1,311,788       2.6        1,552,456       4.6
Minnesota...........      44,595,857      89.6       29,337,403      87.1
Oregon .............       1,173,340       2.4          219,428       0.7
Wisconsin...........       1,140,419       2.3           47,067       0.1
Others .............               0       0.0          871,938       2.6
                         -----------     ------      ----------     ------
   Total............     $49,770,320     100.0%      33,686,778     100.0%
                         ===========     ======      ==========     ======
-------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------

NOTE 7 Allowance for Loan and Real Estate Losses


The allowance for losses is summarized as follows:

-------------------------------------------------------------------------------------------------------------------
                                                                    Loans           Real estate        Total
-------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1996 ................................     $ 2,340,585            2,000        2,342,585
   Provision for losses ...................................         300,000           18,000          318,000
   MFC allowance for losses acquired ......................         122,500                0          122,500
   Charge-offs ............................................         (22,691)         (12,000)         (34,691)
   Recoveries .............................................           7,825                0            7,825
                                                                  ---------          -------        ---------
Balance, December 31, 1997 ................................       2,748,219            8,000        2,756,219
   Provision for losses ...................................         310,000                0          310,000
   Charge-offs ............................................         (18,599)               0          (18,599)
   Recoveries .............................................           1,865                0            1,865
                                                                  ---------          -------        ---------
Balance, December 31, 1998 ................................       3,041,485            8,000        3,049,485
   Provision for losses ...................................         240,000                0          240,000
   Charge-offs ............................................          (9,792)          (8,000)         (17,792)
   Recoveries .............................................           1,618                0            1,618
                                                                  ---------          -------        ---------
Balance, December 31, 1999                                      $ 3,273,311                0        3,273,311
                                                                  =========          =======        =========
-------------------------------------------------------------------------------------------------------------------


NOTE 8  Accrued Interest Receivable
Accrued interest receivable at December 31 is summarized as follows:
-----------------------------------------------------------------------------
                                                1999           1998
                                           ----------------------------------
Securities available for sale..........     $1,268,316      1,167,903
Loans receivable ......................      2,592,138      2,784,860
                                            ----------      ---------
                                            $3,860,454      3,952,763
                                            ==========      =========
-----------------------------------------------------------------------------

NOTE 9 Investment in Mortgage Servicing Rights



A summary of mortgage servicing activity is as follows:

--------------------------------------------------------------------------------
                                                  1999                1998
                                              ----------------------------------
Mortgage servicing rights
   Balance, beginning of year ............     $ 1,117,193          845,517
   Originations ..........................         549,639          654,871
   Purchases .............................               0          458,702
   Amortization ..........................        (518,058)        (841,897)
                                                 ---------        ---------
   Balance, end of year ..................       1,148,774        1,117,193
                                                 ---------        ---------

Valuation reserve
   Balance, beginning of year ............        (111,500)         (64,512)
   Additions .............................               0         (165,583)
   Reductions ............................          86,400          118,595
                                                 ---------        ---------
   Balance, end of year ..................         (25,100)        (111,500)
                                                 ---------        ---------
   Mortgage servicing rights, net ........     $ 1,123,674        1,005,693
                                                 =========        =========
   Fair value of mortgage servicing rights     $ 1,329,000        1,005,693
                                                 =========        =========
--------------------------------------------------------------------------------

   Mortgage servicing costs, which include professional services for valuing mortgage servicing rights, were $39,447 and $50,614, respectively, in 1999 and 1998.

   All of the loans being serviced were single family loans serviced for FNMA under the mortgage-backed security program or the individual loan sale program. The following is a summary of the risk characteristics of the loans being serviced at December 31, 1999:


----------------------------------------------------------------------------------
                                                     Weighted  Weighted
                                            Loan      Average   Average   Number
                                          Principal  Interest  Remaining   of
                                           Balance      Rate     Term     Loans
                                       -------------------------------------------
Original term 30 year
   fixed rate .....................     $54,300,000     7.46%     332       786
Original term 15 year
   fixed rate .....................      64,900,000     6.74%     161     1,151
Seven year balloon ................         800,000     6.96%     341         8
Adjustable rate ...................       7,500,000     7.61%     331        60

----------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 10 Real Estate

A summary of real estate at December 31 is as follows:

---------------------------------------------------------------------------
                                                1999         1998
                                          ---------------------------------
Real estate in judgement subject
   to redemption .......................     $     0      18,602
Real estate acquired through foreclosure           0           0
                                             -------      ------
                                                   0      18,602
Allowance for losses ...................           0       8,000
                                             -------      ------
                                             $     0      10,602
                                             =======      ======
---------------------------------------------------------------------------

NOTE 11  Investment in Limited Partnerships

Investments in limited partnerships at December 31 were as follows:

------------------------------------------------------------------------------
Primary partnership activity           1999            1998           1997
------------------------------------------------------------------------------
Mortgage servicing rights.....     $2,222,094      1,622,519      5,065,682
Common stock of
   financial institutions ....        415,576        415,189        480,871
Low to moderate
   income housing ............        337,468        399,538        442,846
                                   ----------      ---------      ---------
                                   $2,975,138      2,437,246      5,989,399
                                   ==========      =========      =========
------------------------------------------------------------------------------

   During 1999 HMN's proportionate earnings from the mortgage servicing partnership was $599,574, its proportionate share of earnings from the common stock investments in financial institutions was $387 and its proportionate loss on low income housing was $49,908. During 1999 HMN received low income housing credits totaling $84,000 which were credited to current income tax benefits. During 1998 HMN's proportionate loss from the mortgage servicing partnership was $3,624,000, its proportionate share of losses from the common stock investments in financial institutions was $65,682 and its proportionate loss on low income housing was $35,028. During 1998 HMN received low income housing credits totaling $80,000 which were credited to current income tax benefits. During 1997 HMN's proportionate revenue from the mortgage servicing partnership was $239,407, its proportionate share of losses from common stock investments in financial institutions was $19,129 and it did not recognize any revenue or loss from low income housing. HMN received low income housing credits totaling $80,000 which were credited to current income tax benefits during 1997.

NOTE 12  Premises and Equipment

A summary of premises and equipment at December 31 is as follows:

-----------------------------------------------------------------------------
                                               1999             1998
                                        -------------------------------------
Land .................................     $ 1,200,610       1,200,610
Office buildings and improvements.....       7,101,079       6,957,158
Furniture and equipment ..............       5,127,147       4,413,715
                                           -----------      ----------
                                            13,428,836      12,571,483
Less accumulated depreciation ........       4,898,402       4,189,347
                                           -----------      ----------
                                           $ 8,530,434       8,382,136
                                           ===========      ==========
-----------------------------------------------------------------------------

NOTE 13  Deposits

Deposits and their weighted average interest rates at December 31 are summarized as follows:

----------------------------------------------------------------------------------------------------------------------------
                                                                     1999                                1998
                                       -------------------------------------------   ---------------------------------------
                                              Weighted                  Percent of     Weighted                 Percent of
                                           average rate     Amount        total      average rate    Amount        total
----------------------------------------------------------------------------------------------------------------------------
Noninterest checking...................       0.00%       $  7,706,475        2.0%       0.00%     $ 13,187,109        3.0%
NOW accounts ..........................       1.00          25,896,344        6.5        1.00        25,458,607        5.9
Passbooks .............................       2.00          34,469,767        8.6        2.00        35,766,129        8.2
Money market accounts .................       3.41          31,820,764        7.9        3.19        29,419,000        6.8
                                                          ------------       ----                   -----------       ----
                                                            99,893,350       25.0                   103,830,845       23.9
                                                          ------------       ----                   -----------       ----
Certificates:
3-3.99% ...............................                     16,608,956        4.1                     1,943,048        0.4
4-4.99% ...............................                     88,175,525       22.0                    87,581,623       20.2
5-5.99% ...............................                    151,826,810       37.9                   160,630,490       37.1
6-6.99% ...............................                     43,875,010       11.0                    78,273,256       18.0
7-7.99% ...............................                          2,467        0.0                     1,341,583        0.3
Over 8.00% ............................                              0        0.0                       268,062        0.1
                                                          ------------       ----                   -----------       ----
Total certificates ....................       5.12         300,488,768       75.0        5.37       330,038,062       76.1
                                                          ------------       ----                   -----------       ----
Total deposits ........................       4.35        $400,382,118      100.0%       4.52      $433,868,907      100.0%
                                                          ============      =====                  ============      =====
---------------------------------------------------------------------------------------------------------------------------

   At December 31, 1999 and 1998, HMN had $35,402,394 and $37,285,235
respectively,  of certificate  accounts with balances at $100,000 or more.

   Certificates had the following maturities at December 31:

----------------------------------------------------------------------------------------------------------
                                                                 1999                    1998
                                                     -------------------------  --------------------------
                                                                      Weighted                  Weighted
                                                           Amount     average       Amount       average
REMAINING TERM TO MATURITY                             (in thousands)  rate     (in thousands)    rate
----------------------------------------------------------------------------------------------------------
1-6 months...........................................     $124,192     4.95%     $115,301         5.41%
7-12 months .........................................       75,710     5.18        79,826         5.04
13-36 months ........................................       72,617     5.26       111,314         5.50
Over 36 months ......................................       27,970     5.35        23,597         5.62
                                                          --------               --------
                                                          $300,489     5.12      $330,038         5.37
                                                          ========               ========
----------------------------------------------------------------------------------------------------------

   At December 31, 1999 mortgage loans and mortgage-backed and related securities with an amortized cost of approximately $34,320,000 were pledged as collateral for certain deposits and $1,135,000 of letters of credit from the Federal Home Loan Bank (FHLB) were pledged as additional collateral on Bank deposits.

   Interest expense on deposits is summarized as follows for the years ended December 31:

------------------------------------------------------------------------------------------
                                               1999              1998             1997
                                         -------------------------------------------------
NOW...................................     $   239,216         283,143         257,261
Passbook .............................         715,707         816,656         762,923
Money market .........................       1,004,910         964,230         490,223
Certificates .........................      15,965,906      20,034,243      17,545,757
                                           -----------      ----------      ----------
                                           $17,925,739      22,098,272      19,056,164
                                           ===========      ==========      ==========
------------------------------------------------------------------------------------------

NOTE 14  Federal Home Loan Bank Advances

Federal Home Loan Bank advances consisted of the following at December 31, 1999 and 1998:

----------------------------------------------------------------------------------------------------------
                                                                  1999                      1998
                                                    ------------------------------------------------------
YEAR OF MATURITY                                          Amount       Rate          Amount       Rate
----------------------------------------------------------------------------------------------------------
1999 ............................................                                $ 15,000,000     4.99%
2000 ............................................     $ 57,000,000     5.66%       30,000,000     5.71
2001 ............................................       27,000,000     5.56        19,000,000     5.42
2002 ............................................        9,500,000     5.77        16,000,000     5.61
2003 ............................................       22,400,000     5.69        15,400,000     5.86
2004 ............................................       20,000,000     5.79
2008 ............................................       90,000,000     5.40        90,000,000     5.40
                                                      ------------               ------------
                                                       225,900,000     5.56       185,400,000     5.47
Lines of Credit..................................        3,500,000     5.75                 0     0.00
                                                      ------------               ------------
                                                      $229,400,000     5.57      $185,400,000     5.47
                                                      ============               ============
----------------------------------------------------------------------------------------------------------

   Many of the advances listed above have call provisions which allow the FHLB to request that the advance be paid back or refinanced at the rates then being offered by the FHLB. As of December 31, 1999, HMN had advances from the FHLB with the following call features:

-----------------------------------------------------------------------------
                          Callable        Callable         Callable
                       Semi-annually     Quarterly        Quarterly
Year of Maturity       in Year 2000    In Year 2001      In Year 2003
-----------------------------------------------------------------------------
2001...............     $14,000,000               0                  0
2004...............               0      15,000,000                  0
2008...............               0      10,000,000(1)      80,000,000
                        -----------      ----------         ----------
                        $14,000,000      25,000,000         80,000,000
                        ===========      ==========         ==========
-----------------------------------------------------------------------------

(1)Callable starting in the third quarter of 2001.

     At December 31, 1999 the advances and $1,135,000 of letters of credit from the FHLB were collateralized by the Bank's FHLB stock and mortgage loans with unamortized principal balances of approximately $318,000,000. The Bank has the ability to draw additional borrowings of $27,600,000 based upon the mortgage loans and securities that are currently pledged subject to a requirement to purchase FHLB stock.

NOTE 15  Other Borrowed Money

HMN has established a $2,500,000 revolving line of credit with Norwest Bank Minnesota, N.A. that was not drawn at December 31, 1999 and was drawn for $2.5 million on December 31, 1998. The line of credit matures September 30, 2000. The interest rate on the line floats with the Federal Funds Rate plus 250 basis points. The line is secured by 140,000 shares of 7.50% non-cumulative guaranteed trust preferred securities of ABN AMRO Capital Funding Trust 1 with a carrying value of $2,910,000.

NOTE 16  Income Taxes

Income tax expense for the years ended December 31 is as follows:

---------------------------------------------------------------------------------------------
                                                1999              1998              1997
                                         ----------------------------------------------------
Current:
   Federal ............................     $ 3,386,300        2,737,150        2,425,591
   State ..............................         988,300          877,450          758,814
                                            -----------       ----------        ---------
     Total current.....................       4,374,600        3,614,600        3,184,405
                                            -----------       ----------        ---------
Deferred:
   Federal ............................        (317,300)      (1,267,000)          65,395
   State ..............................         (96,800)        (348,600)          18,200
                                            -----------       ----------        ---------
     Total deferred ...................        (414,100)      (1,615,600)          83,595
                                            -----------       ----------        ---------
                                            $ 3,960,000        1,999,000        3,268,000
                                            ===========       ==========        =========
---------------------------------------------------------------------------------------------

   The reasons for the difference between "expected" income tax expense utilizing the federal corporate tax rate of 34% and the actual income tax expense are as follows:

-------------------------------------------------------------------------------------------------------------------
                                                                1999              1998              1997
                                                           --------------------------------------------------------
Federal expected income tax expense ....................     $ 3,519,500        2,059,300        3,007,934
Items affecting federal income tax:
   Dividend received deduction .........................        (121,600)        (354,700)        (229,800)
   State income taxes, net of federal income tax benefit         587,200          321,300          512,829
   Low income housing credits ..........................         (84,000)         (80,000)         (80,000)
   Other, net ..........................................          59,400           53,100           57,037
                                                             -----------        ---------        ---------
                                                             $ 3,960,500        1,999,000        3,268,000
                                                             ===========        =========        =========
-------------------------------------------------------------------------------------------------------------------

   The tax effects of temporary differences that give rise to the deferred tax assets and deferred tax liabilities are as follows at December 31:

-------------------------------------------------------------------------------------------------------------------
                                                                                        1999           1998
                                                                                  ---------------------------------
Deferred tax assets:
   Allowances for loan and real estate losses ..................................     $1,350,500      1,220,900
   Investment in limited partnership ...........................................         81,700        764,700
   Discounts on assets and liabilities acquired from MFC........................         78,500        138,800
   Deferred compensation and pension costs .....................................        135,100        232,500
   Restricted stock awards .....................................................         33,100         36,100
   Mortgage loan servicing rights ..............................................         36,700              0
   Net unrealized loss on securities available for sale ........................      2,105,600        521,400
                                                                                     ----------      ---------
     Total gross deferred tax assets ...........................................      3,821,200      2,914,400
   Valuation allowance .........................................................              0              0
                                                                                     ----------      ---------
     Net deferred tax assets ...................................................      3,821,200      2,914,400
                                                                                     ----------      ---------
Deferred tax liabilities:
   Tax bad debt reserve over base year .........................................        996,700      1,272,000
   Premium on assets acquired from MFC .........................................        465,400        577,100
   FHLB stock ..................................................................        465,600        463,100
   Deferred loan fees and costs ................................................        261,300        277,300
   Premises and equipment basis difference .....................................        281,700        242,100
   Originated mortgage servicing rights ........................................        378,100        252,500
   Other .......................................................................         51,800         53,300
   Unamortized discount on loan sale ...........................................         28,100         54,600
                                                                                     ----------      ---------
     Total gross deferred tax liabilities ......................................      2,928,700      3,192,000
                                                                                     ----------      ---------
     Net deferred tax assets (liabilities) .....................................     $  892,500       (277,600)
                                                                                     ==========      =========
-------------------------------------------------------------------------------------------------------------------

   Retained earnings at December 31, 1999 included approximately $8,800,000 for which no provision for income taxes was made. This amount represents allocations of income to bad debt deductions for tax purposes. Reduction of amounts so allocated for purposes other than absorbing losses will create income for tax purposes, which will be subject to the then-current corporate income tax rate.

NOTE 17  Employee Benefits

At December 31, 1999 substantially all full-time employees of the Bank are included in a trusteed noncontributory retirement plan sponsored by the Financial Institutions Retirement Fund. The actuarial present value of accumulated plan benefits and net assets available for benefits relating to the Bank's employees is not available because such information is not accumulated for each participating institution. No contributions were required in 1999, 1998 or 1997 because the retirement plan is fully funded. The Bank's policy is to fund retirement plan costs accrued and there are no unfunded past service costs. For the years ended December 31, 1999, 1998 and 1997 the amounts charged to operating expenses were $5,500, $4,900, and $5,700, respectively.

   HMN has a qualified, tax-exempt savings plan with a cash or deferred feature qualifying under Section 401(k) of the Internal Revenue Code (the 401(k) Plan). All employees who have attained age 21 are eligible to participate in the plan. Participants are per-mitted to make salary reduction contributions to the 401(k) Plan of up to 12% of the participant's annual salary. Each participant's salary reduction is matched by HMN in an amount equal to 25% of the participant's salary reduction up to a maximum contribution of 8% of the participant's annual salary. Contributions above 8% are not matched by HMN. Generally all participant contributions and earnings are fully and immediately vested.
HMN's matching contribution is made monthly but an employee must be employed by HMN on the last day of the plan year in order to vest the current year's employer match. Effective January 1, 1997, for new employees HMN's contributions are vested on a five year cliff basis in addition to the requirement of being employed at year end. HMN's matching contributions are expensed when made. HMN's contributions to the 401(k) Plan were $63,400, $65,900 and $47,800, in 1999, 1998 and 1997, respectively.

   During 1994 HMN adopted an Employee Stock Ownership Plan (the ESOP) which met the requirements of Section(e)(7) of the Internal Revenue Code and Section 407(d)(6) of the Employee Retirement Income Security Act of 1974, as amended (ERISA) and, as such the ESOP was empowered to borrow in order to finance purchases of the common stock of HMN. The ESOP borrowed $6,085,770 from HMN to purchase 912,866 shares of common stock in the initial public offering of HMN. In December of 1997 the Bank merged with Marshalltown Financial Corporation
(MFC). As a result of the merger, in February 1998, the ESOP borrowed $1,476,000 to purchase 76,933 shares of HMN common stock to provide the employees from MFC with an ESOP benefit. The ESOP debt requires quarterly payments of principal plus interest at 7.52%. HMN has committed to make quarterly contributions to the ESOP necessary to repay the loan including interest. HMN contributed $525,220, $673,336 and $689,636 to the ESOP, respectively, during 1999, 1998 and 1997.

   As the debt is repaid, ESOP shares which were initially pledged as collateral for its debt, are committed to be released from collateral and allocated to active employees, based on the proportion of debt service paid in the year. HMN accounts for its ESOP in accordance with Statement of Position 93-6, EMPLOYERS' ACCOUNTING FOR EMPLOYEE STOCK OWNERSHIP PLANS. Accordingly, the shares pledged as collateral are reported as unearned ESOP shares in stockholders' equity. As shares are determined to be ratably released from collateral, HMN reports compensation expense equal to the current market price of the shares, and the shares become outstanding for earnings per share computations. ESOP compensation benefit expense was $302,027, $721,755, and $885,208, respectively, for 1999, 1998 and 1997.

   All employees of the Bank are eligible to participate in the ESOP after they attain age 21 and complete one year of service during which they worked at least 1,000 hours. A summary of the ESOP share allocation is as follows for the years ended:

---------------------------------------------------------------------------------------
                                             1999             1998            1997
                                     --------------------------------------------------
Shares allocated to participants
   beginning of the year .........         246,721          217,293          162,631
Shares allocated to participants .          24,317           42,312           57,639
Shares purchased with dividends
   from allocated shares .........           7,268              800                0
Shares distributed to participants         (33,012)         (13,684)          (2,977)
                                      ------------         --------        ---------
Shares allocated to participants
   end of year ...................         245,294          246,721          217,293
                                      ------------         --------        ---------
Unreleased shares beginning
   of the year ...................         717,763          683,142          740,781
Shares purchased .................               0           76,933                0
Shares released during year ......         (24,317)         (42,312)         (57,639)
                                      ------------         --------        ---------
Unreleased shares end of year ....         693,446          717,763          683,142
                                      ------------         --------        ---------
Total ESOP shares end of year ....         938,740          964,484          900,435
                                       ===========        =========       ==========
Fair value of unreleased
   shares at December 31 .........     $ 7,801,268        8,433,715       14,801,410
---------------------------------------------------------------------------------------

   In June of 1995, HMN as part of a Recognition and Retention Plan (RRP) awarded 126,729 shares of restricted common stock to its officers and directors. The shares vest over a five year period and were issued from treasury stock. Compensation and benefit expense related to the RRP was $170,830, $210,866, and $231,600 for 1999, 1998, and 1997. In April 1997, 3,000 shares of restricted common stock were awarded to a director. Those shares vest over a five year period beginning in 1998.

   In June 1995, HMN adopted its only stock option plan, the 1995 Stock Option and Incentive Plan (the SOP). During 1995, options exercisable for 821,569 shares of HMN common stock were granted to certain officers and directors at an exercise price of $9.211 per share. The options vest over a five year period and may be exercised within 10 years of the grant date. In December 1996, options exercisable for 1,500 shares of common stock were granted to officers at an exercise price of $12.089. In April 1997, options for 18,000 shares of common stock were granted to a director at an exercise price of $13.007. In April 1999, options for 80,000 shares of common stock were granted to an officer and directors at an exercise price of $11.50.

   The fair value of the options granted were $4.11, $6.08, $5.55 and $4.49 for 1999, 1997, 1996 and 1995, respectively. A summary of stock option activity under the SOP is detailed as follows:

--------------------------------------------------------------------------------------------------
                                                                                       Weighted
                                                            Options                     average
                                                         available for    Options      exercise
                                                             grant      outstanding     price
                                                       -------------------------------------------
December 31, 1996.....................................      108,054       797,763      $ 9.217
Granted April 22, 1997 ...............................      (18,000)       18,000       13.007
Exercised ............................................                    (13,563)       9.211
                                                            -------       -------
December 31, 1997 ....................................       90,054       802,200        9.302
Exercised ............................................                    (53,209)       9.211
Forfeited ............................................       21,745       (21,745)       9.310
                                                            -------       -------
December 31, 1998 ....................................      111,799       727,246        9.308
Exercised ............................................                    (49,516)       9.211
Forfeited ............................................        6,848        (6,848)       9.211
Granted April 27, 1999 ...............................      (80,000)       80,000       11.500
                                                            -------       -------
December 31, 1999 ....................................       38,647       750,882        9.549
                                                            =======       =======
--------------------------------------------------------------------------------------------------

   The following table summarizes information about stock options outstanding at December 31, 1999:

------------------------------------------------------------------------------
           Options Outstanding                           Options Exercisable
------------------------------------------------------------------------------
                               Weighted average
     Exercise     Number     remaining contractual
       price    outstanding      life in years          Number      Price
------------------------------------------------------------------------------
$      9.211     652,132              5.4               509,726     $   9.211
      12.089         750              6.9                   450        12.089
      13.007      18,000              7.3                 7,200        13.007
      11.500      80,000              9.3                     0        11.500
                 -------
                 750,882
                 =======
------------------------------------------------------------------------------

   HMN uses the intrinsic value method as described in APB Opinion No. 25 and related interpretations to account for its stock incentive plans. Accordingly, no compensation cost has been recognized for the option plan. Proceeds from stock options exercised are credited to common stock and additional paid-in capital. There are no charges or credits to expense with respect to the granting or exercise of options since the options were issued at fair value on the respective grant dates. Had compensation cost for HMN's stock-based plan been determined in accordance with the fair value method recommended by SFAS No. 123, HMN's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

----------------------------------------------------------------------------------
                                     1999               1998              1997
                             -----------------------------------------------------
Net income:
   As reported ...........     $   6,390,991         4,057,680         5,578,866
   Pro forma .............         6,169,114         3,841,930         4,839,907
Earnings per common share:
   As reported:
     Basic ...............     $        1.47              0.82              1.01
     Diluted .............              1.41              0.77              0.94
   Pro forma:
     Basic ...............              1.42              0.78              0.88
     Diluted .............              1.36              0.73              0.82
----------------------------------------------------------------------------------

   The above disclosed pro forma effects of applying SFAS No. 123 to compensation costs, may not be representative of the effects on reported pro forma net income for future years.

   The fair value for each option grant for the SOP is estimated on the date of the grant using the Option Designer Model. The model incorporated the following assumptions for each year of grant:

-------------------------------------------------------------------------
                                   1999        1998      1997
                              -------------------------------------------
Risk-free interest rate.....      5.59%      6.80%      6.21%
Expected life ..............     9 years    10 years   10 years
Expected volatility ........     30.00%     18.00%     18.00%
Expected dividends .........       2.1%      None       None
-------------------------------------------------------------------------

NOTE 18  Earnings per Share

The following table reconciles the weighted average shares outstanding and the income available to common shareholders used for basic and diluted EPS:

-------------------------------------------------------------------------------
                                                 Year Ended December 31,
                                    -------------------------------------------
                                           1999           1998         1997
                                    -------------------------------------------
Weighted average number of
   common shares outstanding
   used in basic earnings per
   common share calculation ......      4,340,551      4,923,392    5,525,033
Net dilutive effect of:
   Options .......................        181,930        323,593      314,082
   Restricted stock awards .......         16,828         51,141       76,151
                                       ----------      ---------    ---------
Weighted average number of
   shares outstanding adjusted for
   effect of dilutive securities .      4,539,309      5,298,126    5,915,266
                                       ==========      =========    =========
Income available to common
   shareholders ..................     $6,390,991      4,057,680    5,578,866
Basic earnings per
   common share ..................     $     1.47           0.82         1.01
Diluted earnings per
   common share ..................     $     1.41           0.77         0.94
-------------------------------------------------------------------------------

NOTE 19  Stockholders' Equity

Starting in 1995 and continuing throughout 1999, HMN has repurchased its own common stock in the open market. HMN purchased 568,400 shares during 1999, 960,800 shares during 1998 and 298,334 shares during 1997 for $7,271,668,
$17,122,788, and $5,988,450, respectively. The shares were placed in treasury stock.
   Refer to Note 1 for disclosure of the stock split which occurred during the second quarter of 1998.
   HMN declared and paid dividends as follows:

   Record date         Payable date         Dividend per share
   -----------         ------------         ------------------
   May 27, 1998        June 12, 1998        $0.06
   August 27, 1998     September 10, 1998   $0.06
   December 1, 1998    December 15, 1998    $0.06
   February 24, 1999   March 10, 1999       $0.08
   May 26, 1999        June 10, 1999        $0.08
   August 25, 1999     September 10, 1999   $0.08
   November 23, 1999   December 10, 1999    $0.08

     On January 25, 2000 HMN declared a cash dividend of $0.10 per share payable on March 10, 2000 to holders of record on February 24, 2000.
   HMN's certificate of incorporation authorized the issuance of up to 500,000 shares of preferred stock, but to date no shares have been issued.
   In order to grant a priority to eligible accountholders in the event of future liquidation, the Bank, at the time of conversion established a liquidation account equal to its regulatory capital as of September 30, 1993. In the event of future liquidation of the Bank, an eligible accountholder who continues to maintain their deposit account shall be entitled to receive a distribution from the liquidation account. The total amount of the liquidation account will be decreased as the balance of eligible accountholders are reduced subsequent to the conversion, based on an annual determination of such balance. The liquidation account of MFC was absorbed by the Bank as a result of the acquisition.
   The Bank may not declare or pay a cash dividend to HMN if the total amount of the dividends for the year exceeds the Bank's net income for the year plus the Bank's retained net income for the preceding two years without filing a capital distribution application with the OTS. Additional limitations on dividends declared or paid on, or repurchases of, the Bank's capital stock are tied to the Bank's level of compliance with its regulatory capital requirements.

NOTE 20 Federal Home Loan Bank Investment, Regulatory Liquidity and Regulatory Capital Requirements
The Bank, as a member of the Federal Home Loan Bank System, is required to hold a specified number of shares of capital stock, which is carried at cost, in the Federal Home Loan Bank of Des Moines. In addition, the Bank is required to maintain cash and other liquid assets in an amount equal to 4% of its deposit accounts and other obligations due within one year. The Bank has met these requirements as of December 31, 1999.
   The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on HMN's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.
   Quantitative measures established by regulations to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the following table) of Tier I or Core capital, and Risk-based capital (as defined in the regulations) to total assets (as defined). Management believes, as of December 31, 1999, that the Bank meets all capital adequacy requirements to which it is subject.
     Management believes that based upon the Bank's capital calculations at December 31, 1999 and other conditions consistent with the Prompt Corrective Actions Provisions of the OTS regulations, the Bank would be categorized as well capitalized.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     At December 31, 1999 the Bank's capital amounts and ratios are also presented for actual capital, required capital, and excess capital including amounts and ratios in order to qualify as being well capitalized under the
Prompt Corrective Actions regulations:
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                               To Be Well
                                                                                                              Capitalized
                                                                  Required to                                 Under Prompt
                                                                be Adequately                              Corrective Actions
                                                 Actual           Capitalized          Excess Capital          Provisions
------------------------------------------------------------------------------------------------------------------------------------
                                                 Percent of               Percent of           Percent of          Percent of
(IN THOUSANDS)                           Amount  Assets (1)     Amount    Assets (1)   Amount  Assets (1)   Amount Assets (1)
-------------------------------------------------------------------------------------------------------------------------------
Bank stockholder's equity ............. $48,383
Plus:
   Net unrealized loss on
     certain securities
     available for sale ...............   1,890
Less:
   Goodwill and other intangibles .....   5,188
   Excess mortgage servicing rights ...     222
                                        -------
Tier I or core capital ................  44,863
                                        -------
   Tier I capital to
     adjusted total assets ............                6.60%   $27,195      4.00%     $17,668     2.60%     $33,994    5.00%
   Tier I capital to
   risk-weighted assets ...............               11.76%   $15,255      4.00%     $29,608     7.76%     $22,882    6.00%
Less:
   Equity investments and other
     assets required to be deducted ...      11
Plus:
   Allowable allowance for loan losses    3,215
                                        -------
   Risk-based capital ................. $48,067                $30,509                $17,558               $38,137
                                        =======
   Risk-based capital to
     risk-weighted assets .............               12.60%                8.00%                 4.60%               10.00%

(1) Based upon the Bank's adjusted total assets for the purpose of the Tier I or core capital ratios and risk-weighted assets for the purpose of the risk-based capital ratio.

---------------------------------------------------------------------------

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

--------------------------------------------------------------------------
                                                  Contract amount
                                                --------------------------
(IN THOUSANDS)                                    1999       1998
--------------------------------------------------------------------------
Financial instruments whose contract amount
represents credit risk:
   Commitments to extend credit ...........     $81,972      54,145
   Commitment of counter party
       to purchase loans ..................       6,008       6,505
--------------------------------------------------------------------------

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 22  Fair Value of Financial Instruments

SFAS No. 107, DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS, requires disclosure of estimated fair values of HMN's financial instruments, including assets, liabilities and off-balance sheet items for which it is practicable to estimate fair value. The fair value estimates are made as of December 31, 1999, and 1998 based upon relevant market information, if available, and upon the characteristics of the financial instruments themselves. Because no market exists for a significant portion of HMN's financial instruments, fair value estimates are based upon judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. The estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.
   Fair value estimates are based only on existing financial instruments without attempting to estimate the value of anticipated future business or the value of assets and liabilities that are not considered financial instruments. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on the fair value estimates and have not been considered in any of the estimates.
   The estimated fair value of HMN's financial instruments are shown below. Following the table, there is an explanation of the methods and assumptions used to estimate the fair value of each class of financial instruments.

-------------------------------------------------------------------------------------------------------------------------
                                                                               December 31,
                                            -----------------------------------------------------------------------------
                                                             1999                                    1998
                                            ------------------------------------- ---------------------------------------
                                             Carrying      Estimated    Contract     Carrying      Estimated    Contract
(IN THOUSANDS)                                amount      fair value     amount       amount      fair value     amount
-------------------------------------------------------------------------------------------------------------------------
Financial assets:
   Cash and cash equivalents ...........     $  9,051        9,048                  20,961       20,961
   Securities available for sale .......      173,477      173,477                 181,625      181,625
   Loans held for sale .................        4,083        4,083                  13,095       13,101
   Loans receivable, net ...............      477,896      470,029                 447,455      470,413
   Federal Home Loan Bank stock ........       11,470       11,470                   9,838        9,838
   Accrued interest receivable .........        3,860        3,860                   3,953        3,953
Financial liabilities:
   Deposits ............................      400,382      398,717                 433,869      433,566
   Federal Home Loan Bank advances .....      229,400      225,574                 185,400      189,749
   Other borrowed money ................            0            0                   2,500        2,505
   Accrued interest payable ............        1,433        1,433                   1,086        1,086
Off-balance sheet financial instruments:
   Commitments to extend credit ........            0           86     81,972            0           50     54,145
-------------------------------------------------------------------------------------------------------------------------

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

DEPOSITS Under SFAS No. 107, the fair value of deposits with no stated maturity such as checking, savings and money market accounts, is equal to the amount payable on demand. The fair value of certificates of deposit is based on the discounted value of contractual cash flows using as discount rates the rates that were offered by HMN as of December 31, 1999 and 1998 for deposits with maturities similar to the remaining maturities of the existing certificates of deposit.
   The fair value estimate for deposits does not include the benefit that results from the low cost funding provided by HMN's existing deposits and long-term customer relationships compared to the cost of obtaining different sources of funding. This benefit is commonly referred to as the core deposit intangible.

ACCRUED INTEREST PAYABLE The carrying amount of accrued interest payable approximates its fair value since it is short-term in nature.

FEDERAL HOME LOAN BANK ADVANCES AND OTHER BORROWED MONEY The fair values of advances and other borrowed money with fixed maturities are estimated based on discounted cash flow analysis using as discount rates the interest rates charged by the FHLB or Norwest Bank Minnesota, N.A. at December 31, 1999 and 1998 for borrowings of similar remaining maturities.

COMMITMENTS TO EXTEND CREDIT The fair value of commitments to extend credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counter parties.

NOTE 23  HMN Financial, Inc. Financial Information (Parent Company Only)
The following are the condensed financial statements for the parent company only as of December 31, 1999 and 1998 and for the years ended December 31, 1999, 1998 and 1997.


                                                                                             1999            1998          1997
----------------------------------------------------------------------------------------------------------------------------------
Condensed Balance Sheets
  Assets:
   Cash and cash equivalents ............................................................ $    768,386        23,167
   Securities available for sale ........................................................    7,146,815     7,974,562
   Loans receivable from subsidiaries ...................................................    4,762,631    12,434,632
   Investment in subsidiaries ...........................................................   50,426,528    50,091,852
   Investment in limited partnership ....................................................      415,576       415,189
   Accrued interest receivable ..........................................................      143,054       344,915
   Prepaid expenses and other assets ....................................................      503,981       711,094
   Deferred tax asset ...................................................................      579,800             0
                                                                                            ----------    ----------
     Total assets ....................................................................... $ 64,746,771    71,995,411
                                                                                            ==========    ==========
  LIABILITIES AND STOCKHOLDERS' EQUITY
   Other borrowed money ................................................................. $          0     3,525,000
   Accrued expenses and other liabilities ...............................................      186,003        25,072
                                                                                            ----------    ----------
     Total liabilities ..................................................................      186,003     3,550,072
                                                                                            ----------    ----------
   Serial preferred stock ...............................................................            0             0
   Common stock .........................................................................       91,287        91,287
   Additional paid-in capital ...........................................................   59,674,715    59,739,020
   Retained earnings ....................................................................   68,423,008    63,424,378
   Accumulated other comprehensive loss .................................................   (3,187,843)     (837,838)
   Unearned employee stock option plan shares ...........................................   (5,511,851)   (5,705,152)
   Unearned compensation restricted stock awards ........................................      (96,508)     (276,867)
   Treasury stock, at cost, 4,370,285 and 3,835,058 shares ..............................  (54,832,040)  (47,989,489)
                                                                                            ----------    ----------
     Total stockholders' equity .........................................................   64,560,768    68,445,339
                                                                                            ----------    ----------
     Total liabilities and stockholders' equity ......................................... $ 64,746,771    71,995,411
                                                                                            ==========    ==========
CONDENSED STATEMENTS OF INCOME

   Interest income ...................................................................... $    962,179     1,342,134     1,071,818
   Interest expense .....................................................................      (36,027)      (57,475)      (13,515)
   Securities gains, net ................................................................       42,547     1,622,607       644,278
   Equity in earnings of subsidiaries ...................................................    5,997,933     2,586,843     4,512,080
   Earnings (loss) in limited partnership ...............................................          387       (65,682)      (19,129)
   Other income .........................................................................        9,658             0             0
   Compensation and benefits ............................................................      (16,480)      (24,256)      (17,494)
   Occupancy ............................................................................       (6,349)       (6,000)       (6,604)
   Advertising ..........................................................................         (190)         (190)         (159)
   Data processing ......................................................................       (1,323)       (1,383)       (1,355)
   Other ................................................................................     (450,344)     (617,118)     (477,030)
                                                                                            ----------    ----------    ----------
     Income before income tax expense ...................................................    6,501,991     4,779,480     5,692,890
   Income tax expense ...................................................................      111,000       721,800       114,024
                                                                                            ----------    ----------    ----------
     Net income ......................................................................... $  6,390,991     4,057,680     5,578,866
                                                                                            ----------    ----------    ----------
CONDENSED STATEMENTS OF CASH FLOWS
   Cash flows from operating activities:

     Net income ......................................................................... $  6,390,991     4,057,680     5,578,866
     Adjustments to reconcile net income to cash provided (used) by operating activities:
      Equity in earnings of subsidiaries ................................................   (5,997,933)   (2,586,843)   (4,512,080)
      Equity in earnings of limited partnership .........................................         (387)       65,682        19,129
      Amortization of premiums (discounts), net .........................................      (25,091)      (56,038)         (349)
      Securities gains, net .............................................................      (42,547)   (1,622,607)     (644,278)
      Provision for deferred income taxes ...............................................          200        (4,200)         (800)
      Earned employee stock ownership shares priced above original cost .................       64,414       235,989       298,238
     Decrease in restricted stock awards ................................................      170,830       210,866       231,621
     Decrease in unearned ESOP shares ...................................................      193,301       325,128       384,240
     (Increase) decrease in accrued interest receivable .................................      201,861      (277,032)      148,076
     Increase (decrease) in accrued expenses and other liabilities ......................       37,943         4,489      (165,370)
     Decrease (increase) in other assets ................................................      207,113      (699,479)        6,335
     Other, net .........................................................................       54,379       134,957        65,034
                                                                                            ----------    ----------    ----------
      Net cash provided (used) by operating activities ..................................    1,255,074      (211,408)    1,408,662
                                                                                            ----------    ----------    ----------
   Cash flows from investing activities:
     Proceeds from sales of securities available for sale ...............................      655,104    21,650,412     9,384,529
     Proceeds collected on maturity of securities available for sale ....................    4,931,000     8,574,876     4,018,412
     Purchases of securities available for sale .........................................   (5,834,479)  (23,800,742)  (15,900,938)
     Investment in Home Federal Savings Bank ............................................            0             0    (1,016,063)
     Investment in HMN Mortgage Services, Inc. ..........................................            0    (1,253,800)     (844,500)
     Investment in limited partnership ..................................................            0             0      (500,000)
     Net (increase) decrease in loans receivable from subsidiaries ......................    7,672,001    (5,384,062)      283,430
                                                                                            ----------    ----------    ----------
      Net cash provided (used) by investing activities ..................................    7,423,626      (213,316)   (4,575,130)
                                                                                            ----------    ----------    ----------
   Cash flows from financing activities:
     Purchase of treasury stock .........................................................   (7,271,668)  (17,122,788)   (6,350,950)
     Increase in unearned ESOP shares ...................................................            0    (1,476,000)            0
     Stock options exercised ............................................................      255,548       436,025        56,745
     Dividends to stockholders ..........................................................   (1,392,361)     (857,555)            0
     Fractional shares purchased from stock split .......................................            0        (1,716)            0
     Increase (decrease) in other borrowed money ........................................   (3,525,000)    3,525,000             0
     Proceeds from dividends on Bank stock ..............................................    4,000,000    15,000,000     6,750,000
                                                                                            ----------    ----------    ----------
      Net cash provided (used) by financing activities ..................................   (7,933,481)     (497,034)      455,795
                                                                                            ----------    ----------    ----------
      Increase (decrease) in cash and cash equivalents ..................................      745,219      (921,758)   (2,710,673)
   Cash and cash equivalents, beginning of year .........................................       23,167       944,925     3,655,598
                                                                                            ----------    ----------    ----------
   Cash and cash equivalents, end of year ............................................... $    768,386        23,167       944,925
                                                                                            ==========    ==========    ==========

NOTE 24  Business Segments
HMN's wholly owned subsidiaries, Home Federal Savings Bank, and Mortgage Services, Inc. have been identified as reportable operating segments in accordance with the provisions of SFAS No. 131. MSI was deemed to be a segment because it is a separate corporation which operates independently from the Bank and it is not regulated by the Office of Thrift Supervision. MSI has been segmented further into Mortgage Servicing Rights and Mortgage Banking activities. The mortgage servicing segment owns servicing rights on loans which have either been sold to FNMA or securitized into mortgage backed instruments which were issued by FNMA. MSI receives a servicing fee which is based upon the outstanding balance of the loan being serviced and pays a subservicer a monthly fee to service the loan. MSI's mortgage banking activity includes an origination function and it also purchases loans from other loan originators. All loans acquired either by origination or by purchase are intended to be resold in the secondary loan market.
   Security Finance Corporation and HMN, the holding company, did not meet the quantitative thresholds for determining reportable segments and therefore are included in the "Other" category.
   HMN evaluates performance and allocates resources based on the segments net income or loss, return on average assets and return on average equity. The segments follow generally accepted accounting principles as described in the summary of significant accounting policies.
   Each corporation is managed separately with its own president, who reports directly to HMN's chief operating decision maker, and board of directors.
     The following table sets forth certain information about the reconciliations of reported profit or loss and assets for each of HMN's reportable segments.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

-------------------------------------------------------------------------------------------------------------------
                                                     HMN Mortgage Services, Inc.
                                                  ------------------------------
                                                             Mortgage                  Total
                                           Home Federal      Servicing   Mortgage    Reportable                         Consolidated
(DOLLARS IN THOUSANDS)                     Savings Bank       Rights      Banking     Segments      Other   Eliminations   Total
----------------------------------------------------------------------------------------------------------------------------------
AT OR FOR THE YEAR ENDED DECEMBER 31, 1999:
  Interest income-- external customers ....  $  46,013            0          307       46,320         784          0      47,104
  Non-interest income-- external customers       2,153           98        1,056        3,307         436          0       3,743
  Earnings on limited partnerships ........        550            0            0          550           0          0         550
  Intersegment interest income ............         29            0            0           29         413       (442)          0
  Intersegment non-interest income ........        395            0            0          395       5,998     (6,393)          0
  Interest expense ........................     28,904            0          291       29,195         158       (442)     28,911
  Amortization of mortgage servicing rights
   and net valuation adjustments ..........        229          242            0          471           0          0         471
  Other non-interest expense ..............      9,856            0        1,121       10,977         810       (364)     11,423
  Income tax expense (benefit) ............      3,862          (57)         (20)       3,785         176          0       3,961
  Net income (loss) .......................      6,049          (87)         (29)       5,933       6,487     (6,029)      6,391
  Total assets ............................    683,400          222        4,235      687,857      67,389    (56,060)    699,186
  Net interest margin .....................       2.66%          NM           NM           NM          NM         NM        2.74%
  Return on average assets ................       0.91       (33.11)%      (0.53)%         NM          NM         NM        0.93
  Return on average realized common equity       12.24      (100.03)       (1.70)          NM          NM         NM        9.18

At or for the year ended December 31, 1998:
  Interest income-- external customers ....  $  47,231            0          296       47,527       1,268          0      48,795
  Non-interest income-- external customers       3,858          265          953        5,076       1,279          0       6,355
  Loss on limited partnerships ............     (3,725)           0            0       (3,725)          0          0      (3,725)
  Intersegment interest income ............         46            0            0           46         602       (648)          0
  Intersegment non-interest income ........          0            0            0            0       2,779     (2,779)          0
  Interest expense ........................     31,887            0          307       32,194         352       (648)     31,898
  Amortization of mortgage servicing rights
   and net valuation adjustments ..........         56          833            0          939           0          0         939
  Other non-interest expense ..............     10,707            7        1,157       11,871         656       (306)     12,221
  Income tax expense (benefit) ............      1,516         (251)         (87)       1,178         821          0       1,999
  Net income (loss) .......................      2,942         (374)        (128)       2,440       4,204     (2,586)      4,058
  Total assets ............................    672,870          371       11,710      684,951      75,053    (65,346)    694,658
  Net interest margin .....................       2.33%          NM           NM           NM          NM         NM        2.47%
  Return on average assets ................       0.43       (64.93)%      (2.31)%         NM          NM         NM        0.57
  Return on average realized common equity        5.78       (64.93)      (13.54)          NM          NM         NM        5.38

At or for the year ended December 31, 1997:
  Interest income-- external customers ....  $  39,957            0            9       39,966       1,124          0      41,090
  Non-interest income-- external customers       1,797            0           97        1,894         608          0       2,502
  Earnings on limited partnerships ........        220            0            0          220           0          0         220
  Intersegment interest income ............          0            0            0            0         344       (344)          0
  Intersegment non-interest income ........          0            0            0            0       5,137     (5,137)          0
  Interest expense ........................     25,720            0            8       25,728         259       (344)     25,643
  Amortization of mortgage servicing rights        105            0            0          105           0          0         105
  Other non-interest expense ..............      7,739            0          689        8,428         510        (20)      8,918
  Income tax expense (benefit) ............      3,336            0         (241)       3,095         173          0       3,268
  Net income (loss) .......................      4,775            0         (350)       4,425       5,666     (4,512)      5,579
  Total assets ............................    667,521          781        2,234      670,536      90,839    (70,143)    691,232
  Net interest margin .....................       2.64%          NM           NM           NM          NM         NM        2.77%
  Return on average assets ................       0.86           NM       (96.38)%         NM          NM         NM        0.98
  Return on average realized common equity        7.72           NM      (146.84)          NM          NM         NM        6.84

NM - Not meaningful

INDEPENDENT AUDITOR'S REPORT
KPMG LLP [LOGO]

THE BOARD OF DIRECTORS

HMN FINANCIAL, INC.

SPRING VALLEY, MINNESOTA:

We have audited the accompanying consolidated balance sheets of HMN Financial,

Inc. and Subsidiaries (the Company) as of December 31, 1999 and 1998, and the

related consolidated statements of income, comprehensive income, stockholders'

equity and cash flows for each of the years in the three-year period ended

December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

Financial, Inc. and Subsidiaries at December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999, in conformity with generally accepted accounting principles.

/s/ KPMG LLP


MINNEAPOLIS, MINNESOTA

FEBRUARY 1, 2000

SELECTED QUARTERLY FINANCIAL DATA

                                                           December 31,  September 30,  June 30,
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)                 1999           1999        1999
---------------------------------------------------------------------------------------------------
Selected Operations Data (3 months ended):
Interest income ........................................   $  12,006        11,835       11,660
Interest expense .......................................       7,387         7,235        7,119
                                                            --------      --------     --------
     Net interest income ...............................       4,619         4,600        4,541
Provision for loan losses ..............................          45            45           75
                                                            --------      --------     --------
     Net interest income after provision for loan losses       4,574         4,555        4,466
                                                            --------      --------     --------
Noninterest income:
     Fees and service charges ..........................         283           246          192
     Mortgage servicing fees ...........................          64            94           88
     Securities gains (losses), net ....................         (26)          (15)          23
     Gain on sales of loans ............................         294           358          585
     Earnings (losses) in limited partnerships .........         217           (29)         346
     Other noninterest income ..........................         121           167           99
                                                            --------      --------     --------
       Total noninterest income ........................         953           821        1,333
                                                            --------      --------     --------
Noninterest expense:
     Compensation and benefits .........................       1,549         1,539        1,535
     Occupancy .........................................         332           423          396
     Federal deposit insurance premiums ................          36            73           73
     Advertising .......................................          57            74           84
     Data processing ...................................         183           173          177
     Amortization of mortgage servicing rights and
       net valuation adjustments .......................          62            87          154
     Other noninterest expense .........................         779           602          573
                                                            --------      --------     --------
       Total noninterest expense .......................       2,998         2,971        2,992
                                                            --------      --------     --------
     Income (loss) before income tax expense (benefit) .       2,529         2,405        2,807
Income tax expense (benefit) ...........................         951           910        1,091
                                                            --------      --------     --------
     Net income (loss) .................................   $   1,578         1,495        1,716
                                                            ========      ========     ========
Basic earnings (loss) per share ........................   $    0.38          0.35         0.39
                                                            ========      ========     ========
Diluted earnings (loss) per share ......................   $    0.36          0.33         0.37
                                                            ========      ========     ========
Financial Ratios:

Return on average assets(1) ............................        0.90%         0.86         1.01
Return on average equity(1) ............................        9.05          8.55         9.83
Average equity to average assets .......................       10.13         10.18        10.23
Dividend payout ratio ..................................       27.78         24.24        21.62
Net interest margin(1)(2) ..............................        2.74          2.75         2.76

(DOLLARS IN THOUSANDS)
---------------------------------------------------------------------------------------------------
Selected Financial Condition Data:
Total assets ...........................................   $ 699,186       687,528      679,974
Securities available for sale:
     Mortgage-backed and related securities ............     100,777       105,228      110,454
     Other marketable securities .......................      72,700        78,812       72,887
Loans held for sale ....................................       4,083         4,991        6,722
Loans receivable, net ..................................     477,896       458,104      446,670
Deposits ...............................................     400,382       404,555      416,192
Federal Home Loan Bank advances ........................     229,400       211,900      192,400
Stockholders' equity ...................................      64,561        65,747       67,195

(1) Annualized
(2) Net interest income divided by average interest-earning assets.


                                       54

 March 31,   December 31, September 30,  June 30,   March 31,
    1999       1998         1998          1998         1998
-------------------------------------------------------------


   11,603      11,951       12,297       12,446       12,101
    7,170       7,695        8,239        8,176        7,788
 --------    --------     --------     --------     --------
    4,433       4,256        4,058        4,270        4,313
       75          75           85           75           75
 --------    --------     --------     --------     --------
    4,358       4,181        3,973        4,195        4,238
 --------    --------     --------     --------     --------

      127          90          149          131          148
       88          37           87          127           86
      139         817          348          738          896
      695         940          519          352          366
       17        (111)      (2,676)        (990)          52
      120         121          160          161           82
 --------    --------     --------     --------     --------
    1,186       1,894       (1,413)         519        1,630
 --------    --------     --------     --------     --------

    1,428       1,490        1,582        1,880        1,852
      420         358          361          358          365
       73          65           73           73           74
       70          92          124          136           93
      185         168          167          165          174

      168         292          371          237           39
      590         779          573          594          625
 --------    --------     --------     --------     --------
    2,934       3,244        3,251        3,443        3,222
 --------    --------     --------     --------     --------
    2,610       2,831         (691)       1,271        2,646
    1,008         786         (257)         487          983
 --------    --------     --------     --------     --------
    1,602       2,045         (434)         784        1,663
 ========    ========     ========     ========     ========
     0.36        0.45        (0.09)        0.16         0.31
 ========    ========     ========     ========     ========
     0.34        0.42        (0.09)        0.14         0.28
 ========    ========     ========     ========     ========


     0.95        1.17        (0.24)        0.44         0.96
     9.31       11.74        (2.46)        4.03         7.98
    10.20       10.63        10.86        11.42        12.04
    23.53       21.62       (66.67)       42.86        21.43
     2.73        2.50         2.35         2.47         2.59


-------------------------------------------------------------

  681,936     694,658      706,269      725,180      732,118

  124,787     143,146      137,316      141,835      137,474
   59,760      38,479       56,326       69,534       81,648
    9,102      13,095        6,882        8,091        8,318
  449,872     447,455      466,471      459,865      450,210
  421,210     433,869      446,333      467,133      466,998
  185,400     185,400      184,579      177,936      167,293
   69,014      68,445       68,093       70,797       84,954


OTHER FINANCIAL DATA


The following table sets forth the maximum month-end balance and average balance of FHLB advances.

-----------------------------------------------------------------------------------------
                                                         Year Ended December 31,
                                                  ---------------------------------------
(DOLLARS IN THOUSANDS)                                1999          1998         1997
-----------------------------------------------------------------------------------------
Maximum Balance:
   Federal Home Loan Bank advances ............     $230,900      194,579      128,007
   Federal Home Loan Bank short-term borrowings       60,500       46,893       60,429
Average Balance:
   Federal Home Loan Bank advances ............      197,861      172,232      112,500
   Federal Home Loan Bank short-term borrowings       28,614       32,145       45,598

-----------------------------------------------------------------------------------------

The following table sets forth certain information as to the Bank's FHLB advances.

---------------------------------------------------------------------------------------------------------------------
                                                                                   December 31,
                                                   ------------------------------------------------------------------
                                                               1999                     1998                   1997
                                                   -----------------------  --------------------  -------------------
                                                                Weighted              Weighted               Weighted
                                                                Average                Average                Average
(DOLLARS IN THOUSANDS)                               Amount      Rate       Amount      Rate       Amount      Rate
---------------------------------------------------------------------------------------------------------------------
Federal Home Loan Bank short-term borrowings ..     $ 60,500     5.67%       15,000     4.99       43,250     5.85%
Other Federal Home Loan Bank long-term advances      168,900     5.53       170,400     5.51       84,400     5.77
                                                     -------                -------               -------
   Total ......................................     $229,400     5.57       185,400     5.47      127,650     5.80
                                                     =======                =======               =======

---------------------------------------------------------------------------------------------------------------------

Refer to Note 14 of the Notes to Consolidated Financial Statements for more information on the Bank's FHLB advances.

COMMON STOCK INFORMATION

The common stock of HMN Financial, Inc. is listed on the Nasdaq Stock Market under the symbol: HMNF. The common stock outstanding is 9,128,662 shares of which 4,370,285 shares are in treasury stock at December 31, 1999. As of December 31, 1999 there are 816 stockholders of record and 918 estimated beneficial stockholders. The following table represents the stock price information for HMN Financial, Inc. as furnished by Nasdaq for each quarter starting in December 31, 1999, and regressing back to March 31, 1995.

-------------------------------------------------------------------------------------------------------------------
                Dec. 31,     Sept. 30,     June 30,     March 31,    Dec. 31,     Sept. 30,    June 30,      March 31,
                  1999         1999          1999         1999         1998         1998         1998          1998
                ---------------------------------------------------------------------------------------------------
HIGH.....        $12.75        13.50         13.13        13.50        14.75        16.06        20.67         21.33
LOW......         10.88        11.88         10.50        11.38        10.38        13.25        15.50         17.50
CLOSE....         11.25        12.25         11.63        11.38        11.75        14.50        15.88         20.00

-------------------------------------------------------------------------------------------------------------------
                Dec. 31,     Sept. 30,     June 30,     March 31,    Dec. 31,     Sept. 30,    June 28,      March 29,
                  1997         1997          1997         1997         1996         1996         1996          1996
                ---------------------------------------------------------------------------------------------------
HIGH.....        $21.67        17.33         16.25        16.50        12.42        11.00        11.00         10.75
LOW......         16.17        14.58         12.42        12.00        10.67        10.08         9.75          9.67
CLOSE....         21.67        16.50         15.33        13.36        12.08        10.67        11.00          9.75

-------------------------------------------------------------------------------------------------------------------
                Dec. 29,     Sept. 29,     June 30,     March 31,
                  1995         1995          1995         1995
                -------------------------------------------------
HIGH.....        $10.83        10.42          9.33        9.00
LOW......          9.92         9.08          8.33        7.17
CLOSE....         10.67        10.17          9.08        8.50

CORPORATE AND SHAREHOLDER INFORMATION


HMN FINANCIAL, INC.
101 North Broadway
Spring Valley, MN 55975
(507) 346-1100

ANNUAL MEETING
The annual meeting of shareholders will be held on Tuesday, April 25, 2000 at 10:00 a.m. (Central Time) at the Best Western Apache Hotel, 1517 16th St. S.W., Rochester, Minnesota.

LEGAL COUNSEL
Faegre & Benson LLP
2200 Norwest Center
90 South Seventh St.
Minneapolis, MN 55402-3901

INDEPENDENT AUDITORS
KPMG LLP
4200 Norwest Center
90 South Seventh St.
Minneapolis, MN 55402-3900

INVESTOR INFORMATION AND FORM 10-K
Additional information and HMN's
Form 10-K, filed with the Securities and Exchange Commission is available without charge upon request from:
   HMN Financial, Inc.
   Attn: Investor Relations
   101 North Broadway
   Spring Valley, MN 55975-0231

TRANSFER AGENT & REGISTRAR
Inquiries regarding change of address, transfer requirements, and lost certificates should be directed to the transfer agent.
   Norwest Bank Minnesota, N.A.
   Shareowner Services
   PO Box 64854
   St. Paul, MN 55164-0854
   (800) 468-9716

DIRECTORS

ROGER P. WEISE
HMN Chairman of the Board
President and Chief Executive Officer,
Home Federal Savings Bank
Chairman of the Board

JAMES B. GARDNER
HMN & Home Federal Savings Bank
Executive Vice President and
Chief Financial Officer

MICHAEL MCNEIL
HMN Senior Vice President,
Home Federal Savings Bank CEO
and President

IRMA R. RATHBUN
Retired Vice President of
Home Federal Savings Bank

M.F. SCHUMANN
Licensed Public Accountant
Schumann, Granahan, Hesse & Wilson, Ltd.

TIMOTHY R. GEISLER
Manager Corporate Tax Unit
Mayo Clinic

DUANE D. BENSON
Executive Director
Minnesota Business Partnership

ALAN R. DEBOER
Chief Executive Officer
RCS of Rochester

RICHARD J. ZIEBELL
Retired President
Badger Foundry, Inc.

EXECUTIVE OFFICERS

ROGER P. WEISE
President and
Chief Executive Officer

JAMES B. GARDNER
Executive Vice President and
Chief Financial Officer

DWAIN C. JORGENSEN
Senior Vice President

MICHAEL MCNEIL
Senior Vice President

TIMOTHY P. JOHNSON
Vice President and Treasurer

BRANCH OFFICES OF BANK

ALBERT LEA
143 West Clark St.
Albert Lea, MN 56007
(507) 377-3330

AUSTIN
201 Oakland Avenue West
Austin, MN 55912
(507) 433-2355

LACRESCENT
208 South Walnut
LaCrescent, MN 55947
(507) 895-4090

MARSHALLTOWN
303 West Main Street
Marshalltown, IA 50158
(515) 754-6000

29 South Center Street
Marshalltown, IA 50158
(515) 754-6040

ROCHESTER
Crossroads Shopping Center
Rochester, MN 55901
(507) 289-4025

1110 6th Street NW
Rochester, MN 55901
(507) 285-1707

SPRING VALLEY
715 North Broadway
Spring Valley, MN 55975
(507) 346-7345

TOLEDO
119 West High Street
Toledo, IA 52342
(515) 484-5141

WINONA
175 Center Street
Winona, MN 55987
(507) 454-4912

HMN MORTGAGE SERVICES, INC.

Brooklyn Park
Mortgage Origination and
Mortgage Banking Office
7101 Northland Circle, Suite 105
Brooklyn Park, MN 55427
(612) 533-2500