Form 10-K405, Exhibit 13
period 2000-12-31
HMN FINANCIAL INC
filed 2001-03-30
CIK 921183

                                EXHIBIT 13
                    ANNUAL REPORT TO SECURITY HOLDERS

FIVE-YEAR CONSOLIDATED FINANCIAL HIGHLIGHTS

-------------------------------------------------------------------------------
SELECTED OPERATIONS DATA:

                                                                               Year Ended December 31,
                                                            -----------------------------------------------------------
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)                2000          1999         1998        1997          1996
-----------------------------------------------------------------------------------------------------------------------
Total interest income.....................................  $52,917       47,104       48,795       41,090       39,864
Total interest expense....................................   33,001       28,911       31,898       25,643       24,194
                                                            -------       ------       ------       ------       ------
     Net interest income..................................   19,916       18,193       16,897       15,447       15,670
Provision for loan losses.................................      180          240          310          300          300
                                                            -------       ------       ------       ------       ------
     Net interest income after provision for loan losses..   19,736       17,953       16,587       15,147       15,370
                                                            -------       ------       ------       ------       ------
Fees and service charges..................................    1,297          848          518          440          355
Mortgage servicing fees...................................      341          335          337           47            4
Securities gains (losses), net............................      (23)         122        2,799        1,250        1,030
Gain on sales of loans....................................    1,216        1,932        2,177          469           39
Earnings (losses) in limited partnerships.................     (121)         550       (3,725)         220            7
Other non-interest income.................................      613          506          524          296          488
                                                            -------       ------       ------       ------       ------
     Total non-interest income............................    3,323        4,293        2,630        2,722        1,923
SAIF assessment...........................................        0            0            0            0        2,352
Other non-interest expense................................   12,559       11,895       13,160        9,022        8,157
                                                            -------       ------       ------       ------       ------
     Total non-interest expense...........................   12,559       11,895       13,160        9,022       10,509
Income tax expense........................................    3,798        3,960        1,999        3,268        2,510
                                                            -------       ------       ------       ------       ------
     Net income...........................................  $ 6,702        6,391        4,058        5,579        4,274
                                                            =======       ======       ======       ======       ======
Per common share and common share equivalents:
     Basic................................................  $  1.75         1.47         0.82         1.01         0.66
     Diluted..............................................     1.69         1.41         0.77         0.94         0.64

SELECTED FINANCIAL CONDITION DATA:

                                                                                    December 31,
                                                           ------------------------------------------------------------
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)               2000         1999          1998         1997         1996
-----------------------------------------------------------------------------------------------------------------------
Total assets(2)..........................................  $716,016      699,186      694,658      691,232      554,732
Securities available for sale............................   139,206      173,477      181,625      205,859      175,830
Securities held to maturity..............................         0            0            0            0        2,806
Loans held for sale......................................     7,861        4,083       13,095        2,287          739
Loans receivable, net....................................   518,765      477,896      447,455      442,069      349,022
Deposits.................................................   421,691      400,382      433,869      467,348      362,477
Federal Home Loan Bank advances..........................   221,900      229,400      185,400      127,650      106,079
Stockholders' equity.....................................    66,626       64,561       68,445       84,470       82,099

Book value per share.....................................     15.17        13.57        12.93        13.59        12.34
Tangible book value per share............................     14.09        12.48        11.87        12.62        12.34

Number of full service offices...........................        11           10           10           10            7
Number of mortgage origination offices...................         1            1            1            2            1

Key Ratios(1)
Stockholders' equity to total assets at year end.........      9.31%        9.23%        9.85%       12.22%       14.80%
Average stockholders' equity to average assets...........      9.56        10.13        10.63        14.36        16.12
Return on stockholders' equity
     (ratio of net income to average equity).............      9.81         9.18         5.38         6.84         4.82
Return on assets
     (ratio of net income to average assets).............      0.94         0.93         0.57         0.98         0.78
Dividend payout ratio....................................     27.22        24.11        36.62         0.00         0.00


(1) Average balances were calculated based upon amortized cost without the market value impact of SFAS 115.

(2) On December 5, 1997 HMN acquired Marshalltown Financial Corporation.
-------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS

FINANCIAL REVIEW

The financial review presents MANAGEMENT'S DISCUSSION AND ANALYSIS of the consolidated financial condition and results of operations of HMN Financial, Inc. and its subsidiaries (HMN). This review should be read in conjunction with the consolidated financial statements and other financial data beginning on page 29.

GENERAL

HMN was incorporated under the laws of the State of Delaware for the purpose of becoming the savings and loan holding company of Home Federal Savings Bank (the Bank) in connection with the Bank's conversion from a federally chartered mutual savings bank to a federally chartered stock savings bank on June 29, 1994.

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

     In May 1998, HMN completed a three-for-two stock split in the form of a fifty percent stock dividend to its stockholders. Refer to Notes 1 and 17 of the Notes to Consolidated Financial Statements for more information regarding the impact of the stock split.

RESULTS OF OPERATIONS

Net income for the year ended December 31, 2000 was $6.7 million, compared to $6.4 million for 1999 and $4.1 million for 1998. Basic earnings per share were $1.75 for the year ended December 31, 2000, compared to $1.47 for 1999 and $0.82 per share for 1998. Diluted earnings per share were $1.69 for the year ended December 31, 2000, compared to $1.41 for 1999 and $0.77 for 1998.

     In comparing the year ended December 31, 2000 to the year ended December 31, 1999, net interest income increased by $1.7 million primarily due to an increase in general interest rates and an increase in the average outstanding balance of commercial and consumer loans which generally have higher interest rates than single family residential loans. Non-interest income decreased by $970,000 primarily due to decreased gains recognized on the sale of loans and securities and losses recognized from investments in limited partnerships. Non-interest expense increased by $664,000 primarily due to increased compensation and occupancy costs resulting from refurbishing two of our branch offices, the opening of a new branch in downtown Rochester and software acquisition costs.

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

     Return on average assets was 0.94%, 0.93%, and 0.57%, for 2000, 1999, and 1998, respectively. Return on average equity was 9.81%, 9.18%, and 5.38%, for 2000,

1999, and 1998, respectively. The impact of recording the $3.6 million loss on limited partnership investment caused 1998 return on average assets to decline by 0.34% and 1998 return on average equity to decline by 3.22%, while the impact of recording the $600,000 earnings in limited partnership investments caused the 1999 return on assets to increase by 0.05% and the 1999 return on average equity to increase by 0.53%.

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

MANAGEMENT'S DISCUSSION AND ANALYSIS


---------------------------------------------------------------------------------------------------------------------------
                                                                  Year Ended December 31,
                                   ----------------------------------------------------------------------------------------
                                              2000                          1999                          1998
                                   ----------------------------   ----------------------------  ----------------------------
                                    Average    Interest             Average   Interest            Average   Interest
                                   Outstanding  Earned/  Yield/   Outstanding  Earned/  Yield/  Outstanding  Earned/  Yield/
(DOLLARS IN THOUSANDS)               Balance    Paid      Rate      Balance     Paid     Rate     Balance     Paid     Rate
---------------------------------------------------------------------------------------------------------------------------
Interest-earning assets:
Securities available for sale:
   Mortgage-backed and
     related securities............ $  93,565    6,695    7.15%     $117,026    6,891   5.89%     $139,647    8,830    6.32%
   Other marketable securities(1)..    73,947    4,659    6.30        68,882    4,262   6.17        67,403    4,100    6.08
Loans held for sale................     4,521      394    8.72         6,044      381   6.30         6,832      387    5.67
Loans receivable, net(2)...........   498,359   40,116    8.05       453,040   34,711   7.66       450,111   34,456    7.66
Federal Home Loan Bank stock.......    12,024      832    6.92        10,176      641   6.30         8,898      589    6.62
Other interest-earning assets
   including cash equivalents......     7,831      221    2.83         7,878      218   2.77        10,501      433    4.12
                                    ---------   ------              --------   ------            ---------   ------
Total interest-earning assets...... $ 690,247   52,917    7.67      $663,046   47,104   7.10      $683,392   48,795    7.14
                                    =========   ======    ----      ========   ======   =====    =========   ======    ----
Interest-bearing liabilities:
Noninterest checking............... $   8,834        0    0.00%      $ 7,760        0   0.00%        7,297        0    0.00%
NOW accounts.......................    27,001      311    1.15        24,337      239   0.98        22,391      283    1.26
Passbooks..........................    33,922      683    2.02        35,805      716   2.00        35,992      817    2.27
Money market accounts..............    32,071    1,237    3.86        30,856    1,005   3.26        28,020      964    3.44
Certificate accounts...............   304,540   16,901    5.55       313,472   15,966   5.09       359,239   20,034    5.58
Federal Home Loan
   Bank advances...................   232,484   13,864    5.96       197,861   10,978   5.55       172,249    9,788    5.68
Other borrowed money...............        57        5    8.04            88        7   8.21           163       12    7.36
                                    ---------   ------              --------   ------            ---------   ------
Total interest-bearing liabilities. $ 638,909   33,001    5.17      $610,179   28,911   4.74      $625,351   31,898    5.10
                                    =========   ======    ----      ========   ======   =====    =========   ======    ----
Net interest ......................             19,916                         18,193                        16,897
                                                ======                         ======                        ======
Net interest rate spread...........                       2.50%                         2.36%                          2.04%
                                                          ====                          =====                          ====
Net earning assets................. $  51,338                       $ 52,867                      $ 58,041
                                    =========                       ========                     =========
Net interest margin................                       2.89%                         2.74%                          2.47%
                                                          ====                          =====                          ====
Average interest-earning assets to
   average interest-bearing
   liabilities.....................             108.04%                        108.66%                       109.28%
                                                =======                        =======                       =======

(1) Tax exempt income was not significant; therefore, the yield was not presented on a tax equivalent basis. The tax exempt income was $35,521 for 2000, $13,751 for 1999, and $9,800 for 1998.

(2) Calculated net of deferred loan fees, loan discounts, loans in process and loss reserve.

-------------------------------------------------------------------------------

     Net interest income for the year ended December 31, 2000 was $19.9 million, an increase of $1.7 million, or 9.5%, from $18.2 million for the year ended in 1999. Interest income for 2000 was $52.9 million, an increase of $5.8 million, or 12.3%, compared to $47.1 million for 1999. Interest income increased by $3.6 million due to an increase in the average outstanding balance of loans receivable, net during 2000 and it increased by $1.8 million due to an increase in the weighted average interest rate earned on the loan portfolio. During 2000 HMN focused its efforts on originating and purchasing commercial real estate, commercial business and consumer loans which generally have higher interest rates and shorter terms to maturity than single family residential loans. During 2000 the Federal Reserve increased interest rates on short-term treasury debt through mid-year and then started to reduce short-term interest rates for the remainder of the year. Interest rates on treasury instruments with maturities of two years and longer in general increased during the first quarter of 2000 and then declined thereafter. The Wall Street Journal prime rate increased from approximately 8.5% in the first quarter of 2000 to approximately 9.5% in June of 2000 and remained at that level for the remainder of the year. Loans with rates that were indexed to prime such as commercial loans and consumer lines of credit earned more interest income than loans that were indexed to treasury instruments.

     Interest expense for the year ended December 31, 2000 was $33.0 million, an increase of $4.1 million, or 14.1% from $28.9 million for the year ended 1999. The average outstanding balance on advances from the Federal Home Loan Bank of Des Moines (FHLB) increased by $34.6 million during 2000 which caused interest expense to increase by $2.9 million after taking into account the effect of increased interest rates being paid on FHLB advances. In order to reduce the outflow of deposits HMN had to pay higher rates on certificates of deposit which also caused interest expense to increase by $935,000 after taking into account the impact of the certificate of deposit outflow.

     Net interest income for the year ended December 31, 1999 was $18.2 million, an increase of $1.3 million, or 7.7%, from $16.9 million for the year ended in 1998. Interest income for 1999 was $47.1 million, a decrease of $1.7 million, or 3.5%, compared to $48.8 million for 1998. Interest income decreased by $1.2 million due to a decline in the average outstanding balance of interest-earning assets. During 1999 HMN experienced a net deposit outflow and it purchased $7.3 million of treasury stock which was funded primarily through the reduction of interest-earning assets or advances from the FHLB. Interest income decreased by $474,000 primarily due to declining yields earned on the securities portfolio which was partially offset by increased yields earned on loans held for sale and loans receivable, net.

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

     Net interest margin was 2.89%, 2.74%, and 2.47% for the years ended December 31, 2000, 1999, and 1998, respectively. Average net earning assets were $51.3 million, $52.9 million, and $58.0 million for the years ended December 31, 2000, 1999, and 1998, respectively. HMN has actively purchased its own common stock in the open market. During 2000, 1999, and 1998 HMN paid $5.1 million, $7.3 million, and $17.1 million, respectively to purchase its common stock in the open market. The stock purchase program was the primary reason for the decline in net earning assets from 1998 to 2000.

MANAGEMENT'S DISCUSSION AND ANALYSIS

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

                                                                       Year Ended December 31,
                                                     ---------------------------------------------------------------------
                                                          2000 vs. 1999                        1999 vs. 1998
                                                     ---------------------------------------------------------------------
                                                       Increase (Decrease)                  Increase (Decrease)
                                                             Due to                               Due to
                                                     ---------------------                  -----------------------
                                                                               Total                               Total
                                                                             Increase                            Increase
(DOLLARS IN THOUSANDS)                                 Volume(1)    Rate(1) (Decrease)     Volume(1)    Rate(1) (Decrease)
--------------------------------------------------------------------------------------------------------------------------
Interest-earning assets:
   Securities available for sale:
     Mortgage-backed and related securities..........   $2,724      (2,920)      (196)     (1,361)       (578)    (1,939)
     Other marketable securities.....................      311          86        397          92          61        153
   Loans held for sale, net..........................      (28)         41         13        (158)        151         (7)
   Loans receivable, net.............................    3,594       1,811      5,405         223          41        264
   Federal Home Loan Bank stock......................      124          67        191          79         (27)        52
   Other, including cash equivalents.................       (1)          4          3         (92)       (122)      (214)
                                                        ------      -------   -------      -------     -------    -------
     Total interest-earning assets...................   $6,724        (911)     5,813      (1,217)       (474)    (1,691)
                                                        ======      =======   =======      =======     =======    =======
Interest-bearing liabilities:
   Noninterest checking..............................   $    0           0          0           0           0          0
   NOW accounts......................................       28          44         72          29         (73)       (44)
   Passbooks.........................................      (39)          6        (33)         (4)        (97)      (101)
   Money market accounts.............................       41         191        232          87         (46)        41
   Certificates......................................     (437)      1,372        935      (2,421)     (1,648)    (4,069)
   Federal Home Loan Bank advances...................    2,021         865      2,886       1,415        (225)     1,190
   Other borrowed money..............................       (2)          0         (2)         (7)          3         (4)
                                                        ------      -------     -----      -------     -------    -------
     Total interest-bearing liabilities..............   $1,612       2,478      4,090        (901)     (2,086)    (2,987)
                                                        ======      =======   =======      =======     =======    =======
Net interest income..................................                         $19,916                             18,193
                                                                              =======                             =======

(1) For purposes of this table, changes attributable to both rate and volume which cannot be segregated, have been allocated proportionately to the change due to volume and the change due to rate.
-------------------------------------------------------------------------------



The following table sets forth the weighted average yields on HMN's interest-earning assets, the weighted average interest rates on interest-bearing liabilities and the interest rate spread between the weighted average yields and rates as of the date indicated. Non-accruing loans have been included in the table as loans carrying a zero yield.

-------------------------------------------------------------------------------------------------------------------
                                                At December 31, 2000
-------------------------------------------------------------------------------------------------------------------
Weighted average yield on:                                     Weighted average rate on:
     Securities available for sale:                               Non-interest checking.....................  0.00%
        Mortgage-backed and related securities.......  7.19%      NOW accounts..............................  1.50
        Other marketable securities..................  6.17       Passbooks.................................  2.00
     Loans held for sale.............................  8.90       Money market accounts.....................  4.43
     Loans receivable, net...........................  8.14       Certificates..............................  5.99
     Federal Home Loan Bank stock....................  7.03       Federal Home Loan Bank advances...........  6.01
     Other interest-earning assets...................  2.96       Combined weighted average rate on
     Combined weighted average yield on                              interest-bearing liabilities...........  5.36
        interest-earning assets....................... 7.75       Interest rate spread......................  2.39

PROVISION FOR LOSSES ON LOANS

*The provision for losses on loans is the result of management's evaluation of the loan portfolio including its evaluation of national and regional economic indicators (including the possibility at each year end that there would be an increase in general interest rates) such as national and regional unemployment data, single family loan delinquencies as reported separately by the Federal National Mortgage Association (FNMA) and the Federal Home Loan Bank Mortgage Corporation (FHLMC), local single family construction permits and local economic growth rates and the current regulatory and general economic environment. HMN will continue to monitor and modify its allowance for losses as these conditions dictate. Although HMN maintains its allowance for losses at a level it considers adequate to provide for estimated losses, there can be no assurance that such losses will not exceed the estimated amount or that additional provisions for loan losses will not be required in future periods.

     The provision for losses on loans for 2000 was $180,000, compared to $240,000 for 1999 and $310,000 for 1998. Based upon management's evaluation of the loan portfolio and its understanding of the economic conditions in the areas where it has a concentration of loans, the provision was deemed adequate for each of the years in the three year period ended December 31, 2000. HMN incurred $312,000 of loan charge-offs during 2000 and it recovered $3,000 of loans previously charged-off. HMN incurred $9,800 of loan charge-offs during 1999 and it recovered $1,600 of loans previously charged-off. HMN incurred $18,600 of loan charge-offs during 1998 and it recovered $1,865 of loans previously charged-off. For information on the allowance for loan losses refer to Notes 1 and 5 of the Notes to Consolidated Financial Statements.

NON-INTEREST INCOME

Non-interest income was $3.3 million for 2000, compared to $4.3 million for 1999 and $2.6 million for 1998. The following table presents certain components of non-interest income:

                                                                                                             Percentage
                                                                       Year Ended December 31,          Increase (Decrease)
----------------------------------------------------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS)                                              2000         1999        1998      2000/1999  1999/1998
----------------------------------------------------------------------------------------------------------------------------
Fees and service charges..........................................  $1,297        848         518         52.9%      63.7%
Morgage servicing fees............................................     341        335         337          1.8       (0.6)
Securities gains (losses), net....................................     (23)       122       2,799       (118.9)     (95.6)
Gain on sales of loans............................................   1,216      1,932       2,177        (37.1)     (11.3)
Earnings (losses) in limited partnerships.........................    (121)       550      (3,725)      (122.0)     114.8
Other non-interest income.........................................     613        506         524         21.1       (3.4)
                                                                    -------     ------     -------
   Total non-interest income......................................  $3,323      4,293       2,630        (22.6)      63.2
                                                                    =======     ======     =======
----------------------------------------------------------------------------------------------------------------------------

     Fees and service charges earned for the year ended December 31, 2000 increased by $449,000 from fees and service charges earned in 1999, primarily due to increased fees and service charges on deposit accounts. Fees and service charges earned for the year ended December 31, 1999 increased by $330,000 from fees and service charges earned in 1998, primarily due to increased fees and service charges on deposit accounts and loan activity.

     The ability to realize gains on the sale of securities is dependent on the type of securities in the securities portfolio and upon changes in the general interest rate environment. During a portion of 2000 and throughout 1999 interest rates in general were rising and the opportunity to sell securities at a gain diminished. During 1998 economic conditions existed which allowed HMN to sell securities at a net gain of $2.8 million.

     Over the past three years, in order to reduce its interest rate risk and increase its other non-interest income, the Bank sold many of its originated or refinanced fixed rate loans to FNMA. HMN Mortgage Services Inc.
(MSI) also sold the majority of its mortgage origination and loan brokerage activity. For the year ended December 31, 2000, HMN recognized $1.2 million of net gain on the sale of $109.4 million of primarily single family mortgage loans. For the year ended December 31, 1999, HMN recognized $1.9 million of net gain on the sale of $180.8 million of primarily single family mortgage loans. For the year ended December 31, 1998, HMN recognized $2.18 million of net gains on the sale of $178.4 million of primarily single family mortgage loans.

     For the years ended December 31, 2000, 1999 and 1998, HMN recognized net loss of $121,000, net earnings of $550,000 and a net loss of $3.7 million, respectively, from its limited partnership investments. A major portion of HMN's investment in limited partnerships resides in a partnership which owns mortgage servicing rights. As a general rule, as interest rates rise the value of fixed rate mortgage servicing rights increase and as interest rates fall the value of mortgage servicing rights declines due to changes in the anticipated cash flows caused by prepayments


* This paragraph contains a forward-looking statement(s). Refer to information regarding Forward-looking Information on page 26 of this discussion.

MANAGEMENT'S DISCUSSION AND ANALYSIS


on the loans being serviced. In December of 2000 current interest rates on single family mortgages had declined such that a net loss was recognized on its investment in a mortgage servicing limited partnership. During 1999 interest rates in general started to rise which allowed HMN to reverse previously established impairment reserves and recognize earnings from its limited partnership investments. For the year ended December 31, 1998 the loss from limited partnership investments was $3.7 million and was primarily related to the reduction of interest rates. For more information on investments in limited partnerships refer to Note 9 of Notes to Consolidated Financial Statements.

     For the year ended December 31, 2000 other non-interest income was $613,000, compared to $506,000 for 1999 and $524,000 for 1998. The increase in other non-interest income from 1998 to 2000 is principally due to an increase in fees and commissions earned on the sale of financial planning products and services.

NON-INTEREST EXPENSE

Non-interest expense for the year ended December 31, 2000 was $12.6 million, compared to $11.9 million for the year ended in 1999 and $13.2 million for 1998. The following table presents the components of non-interest expense:

                                                                                                             Percentage
                                                                       Year Ended December 31,          Increase (Decrease)
---------------------------------------------------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS)                                              2000         1999       1998       2000/1999  1999/1998
---------------------------------------------------------------------------------------------------------------------------
Compensation and benefits........................................  $ 6,391      6,052       6,804        5.6%      (11.1)%
Occupancy........................................................    1,891      1,571       1,442       20.4         8.9
Federal deposit insurance premiums...............................       83        254         285      (67.3)      (10.9)
Advertising......................................................      303        284         445        6.7       (36.2)
Data processing..................................................      790        719         674        9.9         6.7
Amortization of mortgage servicing
   rights, net valuation adjustments and servicing costs.........      334        471         939      (29.1)      (49.8)
Other............................................................    2,767      2,544       2,571        8.8        (1.1)
                                                                   -------     ------      ------
    Total non-interest expense...................................  $12,559     11,895      13,160        5.6        (9.6)
                                                                   =======     ======      ======
---------------------------------------------------------------------------------------------------------------------------

The $664,000 increase in non-interest expense from 1999 to 2000 was due to a $248,000 charge to compensation and benefit expense which related to an early retirement program for one of its executive officers. Occupancy expense increased by $320,000 due to additional operating costs and depreciation on remodeled facilities including software enhancements made during 2000.

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

INCOME TAXES

HMN recorded income tax expense of $3.8 million in 2000, compared to $4.0 million and $2.0 million for 1999 and 1998, respectively. The changes in income tax expense between the years is primarily the result of changes in taxable income between the years. For more information on income taxes refer to Note 14 of the Notes to Consolidated Financial Statements.

FINANCIAL CONDITION
LOANS RECEIVABLE, NET

The following table sets forth the information on HMN's loan portfolio in dollar amounts and in percentages (before deductions for loans in process, deferred fees and discounts and allowances for losses) as of the dates indicated.

                                                                       December 31,
                         ----------------------------------------------------------------------------------------------------
                                2000                 1999                1998                1997               1996
                         ----------------------------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS)    Amount    Percent    Amount    Percent    Amount    Percent  Amount     Percent  Amount    Percent
-----------------------------------------------------------------------------------------------------------------------------
Real Estate Loans:
  One-to-four family.... $312,888   59.43%    $344,674   70.95%    $365,496   79.31%   $395,668  87.58%   $321,340  90.19%
  Multi-family..........   12,090    2.30        8,489    1.75        4,719    1.02       2,717   0.60         280   0.08
  Commercial............   61,654   11.71       43,894    9.04       28,990    6.29      10,572   2.34       7,918   2.22
  Construction or
   development..........   20,211    3.84       16,046    3.30       15,155    3.29       5,725   1.27       3,474   0.98
                         --------   -----     --------   -----     --------   -----     -------  -----     -------  ------
     Total real estate..  406,843   77.28      413,103   85.04      414,360   89.91     414,682  91.79     333,012  93.47
                         --------   -----     --------   -----     --------   -----     -------  -----     -------  ------
Other Loans:
  Consumer Loans:
   Savings account......      695    0.13          733    0.15          994    0.22       1,362   0.30         938   0.26
   Education............        6    0.00           85    0.02          118    0.03         123   0.03         467   0.13
   Automobile...........    6,363    1.21        4,532    0.93        2,897    0.63       2,438   0.54         566   0.16
   Home equity line.....   26,907    5.11       22,437    4.62       19,476    4.22      19,490   4.31      11,881   3.33
   Home equity..........   28,144    5.35       17,349    3.57        9,566    2.08       7,176   1.59       5,927   1.67
   Home improvement.....      203    0.04          321    0.07          436    0.09         652   0.14         585   0.16
   Other................    8,578    1.63        2,779    0.57        1,313    0.28         624   0.14         568   0.16
                         --------   -----     --------   -----     --------   -----     -------  -----     -------  ------
     Total consumer
      loans.............   70,896   13.47       48,236    9.93       34,800    7.55      31,865   7.05      20,932   5.87
  Commercial business
   loans................   48,760    9.25       24,435    5.03       11,695    2.54       5,226   1.16       2,344   0.66
                         --------   -----     --------   -----     --------   -----     -------  -----     -------  ------
     Total other loans..  119,656   22.72       72,671   14.96       46,495   10.09      37,091   8.21      23,276   6.53
                         --------   -----     --------   -----     --------   -----     -------  -----     -------  ------
     Total loans........  526,499  100.00%     485,774  100.00%     460,855  100.00%    451,773 100.00%    356,288 100.00%
                                   ======               ======               ======             =======            ======
Less:
  Loans in process......    2,953                2,771                7,997               4,562              2,814
  Unamortized
   discounts............      289                  297                  414                 547                417
  Net deferred
   loan fees............    1,348                1,537                1,948               1,847              1,695
  Allowance for losses..    3,144                3,273                3,041               2,748              2,340
                         --------             --------             --------            -----------        ---------
     Total loans
      receivable, net... $518,765             $477,896             $447,455            $442,069           $349,022
                         ========             ========             ========            ===========        =========
-------------------------------------------------------------------------------------------------------------------

     The one-to-four family real estate loans were $312.9 million at December 31, 2000, a decrease of $31.8 million, or 9.2%, compared to $344.7 million at December 31, 1999. In order to reduce interest rate risk and generate more income from loan sales, HMN sold approximately 81% of the one-to-four family real estate loans that were originated, refinanced, or purchased during 1999. Loan production decreased in 2000 as a result of rising interest rates and because HMN stopped purchasing one-to-four family loans from a third party originator during 2000. HMN originated or purchased $140.3 million in one-to-four family loans during 2000, a decrease of $82.0 million, or 36.9%, compared to $222.3 million in one-to-four family loans during 1999. The reduced loan volume was the principal cause of the decline in the one-to-four family loan portfolio.

     The one-to-four family real estate loans were $344.7 million at December 31, 1999, a decrease of $20.8 million, or 5.7%, compared to $365.5 million at December 31, 1998. In order to reduce interest rate risk and generate more income from loan sales, HMN sold approximately 81% of the one-to-four family real estate loans that were originated or refinanced by the Bank during 1999. Loan production originations decreased in 1999 as a result of rising interest rates. HMN originated or purchased $222.3 million in one-to-four family loans during 1999, a decrease of $60.6 million, or 22%, compared to $282.9 million originated or purchased in 1998. The reduced loan volume and the increased percentage of loans sold were the principal cause of the decline in the one-to-four family loan portfolio.

     As of December 31, 1998 one-to-four family real estate loans decreased by $30.2 million, or 7.6%, compared to $395.7 million at December 31, 1997. During 1998 loan prepayments increased as a result of the low interest rate environment. The prepayments and the loan sales were the principal cause of the decline in the one-to-four family loan portfolio.

MANAGEMENT'S DISCUSSION AND ANALYSIS

     Commercial real estate loans were $61.7 million at December 31, 2000, an increase of $17.8 million, compared to $43.9 million at December 31, 1999. Commercial business loans were $48.8 million at December 31, 2000, an increase of $24.4 million, compared to $24.4 million at December 31, 1999. The Bank continued to expand its commercial lending department during 2000 in order to increase its investment in commercial real estate and commercial business loans. This resulted in the origination or purchase of commercial real estate loans totaling $44.2 million, compared to $38.8 million in 1999. Commercial business loans originated or purchased in 2000 were $48.2 million, compared to $40.1 million in 1999.

     Commercial real estate loans were $43.9 million at December 31, 1999, an increase of $14.9 million compared to $29.0 million at December 31, 1998. Commercial business loans were $24.4 million at December 31, 1999, an increase of $12.7 million compared to $11.7 million at December 31, 1998. The Bank was in the process of expanding its commercial loan and commercial deposit offerings in order to increase its investment in commercial real estate and commercial business loans. During 1999 the Bank continued to expand its commercial lending department that was established in 1998. Prior to 1998, HMN purchased commercial business loans and commercial real estate loans primarily from third party originators in the form of participation interests.

     Home equity line loans were $26.9 million at December 31, 2000, compared to $22.4 million at December 31, 1999, and $19.5 million at December 31, 1998. Due to the general rise in interest rates during 2000 and 1999 many people who would normally have refinanced their home, instead started drawing on their home equity lines or took out a closed end home equity loan. Home equity loans were $28.1 million at December 31, 2000, compared to $17.3 million at December 31, 1999.

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

     The allowance for loan losses was $3.1 million, or 0.60%, of total loans at December 31, 2000, compared to $3.3 million, or 0.69%, of total loans at December 31, 1999, $3.0 million, or 0.68%, of total loans at December 31, 1998, $2.7 million, or 0.62%, of total loans at December 31, 1997, and $2.3 million, or 0.66%, of total loans at December 31, 1996. The following table reflects the activity in the allowance for loan losses and selected statistics:



     *This paragraph contains a forward-looking statement(s). Refer to information regarding Forward-looking Information on page 26 of this discussion.

-------------------------------------------------------------------------------------------------------------------------
                                                                                     December 31,
-------------------------------------------------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS)                                     2000           1999           1998          1997         1996
-------------------------------------------------------------------------------------------------------------------------
Balance at the beginning of year........................  $3,273         3,041          2,748          2,341       2,191
   MFC allowance for loan losses acquired...............       0             0              0            122           0
   Provision for losses.................................     180           240            310            300         300
   Charge-offs:
     One-to-four family.................................       0            (1)            (2)            (4)          0
     Multi-family.......................................       0             0              0              0         (88)
     Consumer...........................................     (59)           (9)           (17)            (7)         (1)
     Commercial business................................    (253)            0              0            (12)        (61)
   Recoveries...........................................       3             2              2              8           0
                                                          -------        ------         ------         ------      ------
     Net charge-offs....................................    (309)           (8)           (17)           (15)       (150)
                                                          -------        ------         ------         ------      ------
Balance at end of year..................................  $3,144         3,273          3,041          2,748       2,341
                                                          =======        ======         ======         ======      ======
Year end allowance for loan losses as a percent of
   year end gross loan balance..........................    0.60%         0.69%          0.68%          0.62%       0.66%
Ratio of net loan charge-offs to average loans
   outstanding..........................................    0.06          0.00           0.00           0.01        0.05
Allowance for loan losses as a percentage of
   total assets at year end.............................    0.44          0.47           0.44           0.40        0.42
-------------------------------------------------------------------------------------------------------------------------

     The following table reflects the allocation of the allowance for loan losses:

--------------------------------------------------------------------------------------------------------------------------
                                                                                   Allocations as a Percentage of Total
                                                 At December 31,                          Loan Outstanding by Type
                                    ----------------------------------------    ------------------------------------------
(DOLLARS IN THOUSANDS)               2000    1999     1998    1997     1996      2000     1999     1998     1997     1996
--------------------------------------------------------------------------------------------------------------------------
Real estate loans:
   One-to-four family...........  $  302      527     544      560      496      59.43%   70.95   79.31    87.58    90.19
   Multi-family.................     111      133     142       80        8       2.30     1.75    1.02     0.60     0.08
   Commercial...................     802      533     797      198      113      11.71     9.04    6.29     2.34     2.22
   Construction or
     development................     408      231     455      172      104       3.84     3.30    3.29     1.27     0.98
Consumer........................     414      674     546      527      473      13.47     9.93    7.55     7.05     5.87
Commercial business.............     665      291     328       46       29       9.25     5.04    2.54     1.16     0.66
Unallocated.....................     442      884     229    1,165    1,118       0.00     0.00    0.00     0.00     0.00
                                  ------    -----   -----    -----    -----     ------   ------  ------   ------   ------
Total...........................  $3,144    3,273   3,041    2,748    2,341     100.00%  100.00  100.00   100.00   100.00
                                  ======    =====   =====    =====    =====     ======   ======  ======   ======   ======
--------------------------------------------------------------------------------------------------------------------------

     The allocation of the allowance for loan losses increased from 1999 to 2000 for commercial, construction or development and commercial business loans because of the increase in the portfolio of loans in these categories.

     The allocation of the allowance for loan losses decreased from 1999 to 2000 for multi-family real estate, mainly because the internal asset review program that began in 1999 was fully implemented on this category of loans in 2000. The allocation of the allowance for consumer loans decreased from 1999 to 2000 because HMN changed the allocation percentages assigned to this category of loans during 2000. The allocated one-to-four family real estate allowance declined from 1999 to 2000 because of a decline in the portfolio of loans in this category. The following table reflects the activity of the allowance for real estate losses:

                                                                                      December 31,
                                                         ----------------------------------------------------------------
(DOLLARS IN THOUSANDS)                                       2000          1999           1998           1997        1996
-------------------------------------------------------------------------------------------------------------------------
Balance at the beginning of year........................   $   0             8              8              2          35
   Provision for losses.................................       0             0              0             18           2
   Charge-offs..........................................       0             0              0            (12)          0
   Recoveries...........................................       0             0              0              0           0
                                                           ------          ----           ----           ----        ----
     Net charge-offs....................................       0             0              0            (12)          0
                                                           ------          ----           ----           ----        ----
   Other................................................       0            (8)             0              0         (35)
                                                           ------          ----           ----           ----        ----
Balance at the end of year..............................   $   0             0              8              8           2
                                                           ======          ====           ====           ====        ====
-------------------------------------------------------------------------------------------------------------------------

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

NON-PERFORMING ASSETS

Non-performing assets (comprised of non-accrual loans, restructured loans, and real estate acquired through foreclosure) totaled $1,612,000 at December 31, 2000, compared to $818,000 at December 31, 1999, $806,000 at December 31, 1998,
$807,000 at December 31, 1997 and $361,000 at December 31, 1996. Non-performing assets had the following activity during 2000: charge-offs of $8,000, transfers in of $1,128 and transfers out due to borrower performance of $326,000. Non-performing assets had the following activity during 1999: sales of $18,000, transfers in of $423,000 and transfers out due to performance of $393,000. Non-performing assets had the following activity during 1998: sales of $142,000, transfers in of $389,000 and transfers out due to performance of $248,000. Non-performing assets had the following activity during 1997: sales of $42,000, charge-offs of $35,000, payments of $80,000, and net transfers to non-performing assets of $603,000. Non-performing assets are summarized in the following table:

-------------------------------------------------------------------------------------------------------------------
                                                                               December 31,
                                                            -------------------------------------------------------
(DOLLARS IN THOUSANDS)                                        2000       1999       1998       1997        1996
-------------------------------------------------------------------------------------------------------------------
Non-accrual loans.........................................  $ 1,012       342        476        263         338
Accruing loans delinquent 90 days or more.................      405       476        312        402           0
Restructured loans........................................        0         0          0          0           0
Foreclosed assets.........................................      195         0         18        142          23
                                                            -------    ------     ------     ------      ------
     Total non-performing assets..........................  $ 1,612       818        806        807         361
                                                            =======    ======     ======     ======      ======
Non-performing assets as a percentage of total assets.....     0.23%     0.12%      0.12%      0.12%       0.07%
Total non-performing loans................................  $ 1,417       818        788        665         338
Non-performing loans as a percentage of
  loans receivable, net...................................     0.27%     0.17%      0.18%      0.15%       0.10%
Allowance for loan losses to non-performing loans.........   221.87%   400.29%    385.79%    413.17%     691.84%
-------------------------------------------------------------------------------------------------------------------

The non-performing assets reflected above primarily consist of one-to-four family mortgage loans, consumer loans, or commercial business loans.

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

     As a result of the Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA), banking and thrift regulators are required to take prompt regulatory action against institutions which are undercapitalized. FDICIA requires banking and thrift regulators to categorize institutions as "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," or "critically undercapitalized". A savings institution will be deemed to be well capitalized if it: (i) has a total risk-based capital ratio of 10% or greater, (ii) has a Tier 1 (core) risk-based capital ratio of 6% or greater, (iii) has a leverage (core) ratio of 5% or greater, and (iv) is not subject to any order or written directive by the OTS to meet and maintain a specific capital level for any capital measure. The Bank is of the opinion that it is considered well capitalized at December 31, 2000. Refer to Note 18 of the Notes to Consolidated Financial Statements for a table which reflects the Bank's capital compared to its capital requirements.

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

     During 2000 HMN declared and paid dividends as follows:

--------------------------------------------------------------------------------
                                       Dividend   Dividend
Record date        Payable date        per share  Payout Ratio
--------------------------------------------------------------------------------
February 24, 2000  March 10, 2000      $0.10      27.78%
May 25, 2000       June 12, 2000       $0.10      27.03%
August 28, 2000    September 11, 2000  $0.12      25.53%
November 22, 2000  December 11, 2000   $0.12      27.27%
--------------------------------------------------------------------------------

     On January 23, 2001 HMN declared a cash dividend of $0.12 per share payable on March 8, 2001 to holders of record on February 22, 2001. The annualized dividend payout ratio for the past four quarters was 26.83%.

     The declaration of dividends are subject to, among other things, HMN's financial condition and results of operations, the Bank's compliance with its regulatory capital requirements, including the capital requirements, tax considerations, industry standards, economic conditions, regulatory restrictions, general business practices and other factors. Refer to Note 17 of the Notes to Consolidated Financial Statements for information on regulatory limitations on dividends from the Bank to HMN and more information on dividends.

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

     The primary investing activities are the origination or purchase of loans and the purchase of securities. Principal and interest payments on mortgages and securities along with the proceeds from the sale of loans held for sale are the primary sources of cash for HMN. Additional cash can be obtained by selling securities from the available for sale portfolio or by selling loans. Loans could also be securitized by FNMA or FHLMC and used as collateral for additional borrowing with the FHLB.

     The primary financing activity is the attraction of retail deposits. The Bank may also obtain funds by utilizing brokered certificates of deposit. The Bank has the ability to borrow additional funds from the FHLB by pledging additional securities or loans. Refer to Note 12 of the Notes to Consolidated Financial Statements for more information on additional advances that could be drawn upon based upon existing collateral levels with the FHLB. Information on outstanding advance maturities and related early call features is also included in Note 12.

     *HMN anticipates that its liquidity requirements for 2001 will be similar to the cash flows it experienced in 2000 with the following exceptions: expenditures for premises and equipment are anticipated to be $2.5 million; net increase in loans receivable is anticipated to be $80.0 million; and the funds provided from deposits and/or FHLB advances will be in the range of $50.0 to $55.0 million.

     HMN's most liquid assets are cash and cash equivalents, which consist of short-term highly liquid investments with original maturities of less than three months that are readily convertible to known amounts of cash and interest-bearing deposits. The level of these assets is dependent on the operating, financing, and investing activities during any given period.

     Cash and cash equivalents at December 31, 2000 were $14.4 million, an increase of $5.3 million, compared to $9.1 million at December 31, 1999. Net cash provided from operating activities during 2000 was $6.4 million. HMN conducted the following major investing activities during 2000: proceeds from the sale of securities available for sale were $41.5 million, principal received on payments and maturities of securities available for sale was $23.7 million, purchases were $18.0 million of securities available for sale, proceeds of sales of loans receivable were $204,000, purchase of FHLB stock was $775,000 and net increase in loans receivable was due primarily to loan originations and loan purchases of $53.3 million. HMN spent $1.8 million for the purchase of equipment and updating its premises. Net cash used by investing activities during 2000 was $8.5 million. HMN conducted the following major financing activities during 2000: net increase in deposits of $21.4 million, purchase of treasury stock of $5.1 million, received $601,000 from exercise of HMN common stock options, paid $1.7 million in dividends to HMN stockholders, proceeds from FHLB advances of $167.8 million and repayments of FHLB advances totaled $175.3 million. Net cash provided from financing activities was $7.5 million.

     *HMN has certificates of deposit with outstanding balances of $202.0 million that mature during 2001. Based upon past experience management anticipates that the majority of the deposits will renew for another term. HMN believes that deposits which do not renew will be replaced with deposits from a combination of other customers or brokered deposits. FHLB advances or the sale of securities could also be used to replace unanticipated outflows of deposits. Management does not anticipate that it will have a liquidity problem due to maturing deposits.

     *HMN has $38.0 million of FHLB advances which mature in 2001 and it has $25.0 million of FHLB advances with maturities beyond 2001 which have call features that may be exercised by the FHLB during 2001. If the call features are exercised, HMN has the option of requesting any advance otherwise available to it pursuant to the Credit Policy of the FHLB. Since HMN has the ability to request another advance to replace the advance that is being called, management does not anticipate that it will have a liquidity problem due to advances being called by the FHLB during 2001.

     On August 22, 2000, HMN's Board of Directors authorized the purchase of 350,000 shares of HMN's common stock in addition to the 70,800 shares remaining to be purchased in its current repurchase program authorized by the Board on February 23, 2000.


* This paragraph contains a forward-looking statement(s). Refer to information regarding Forward-looking Information on page 26 of this discussion.

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

     *HMN utilizes a model which uses the discounted cash flows from its interest-earning assets and its interest-bearing liabilities to calculate the current market value of those assets and liabilities. The model also calculates the changes in market value of the interest-earning assets and interest-bearing liabilities due to different interest rate changes. HMN believes that over the next twelve months interest rates could conceivably fluctuate in a range of 200 basis points up or down from where the rates were at December 31, 2000. HMN does not have a trading portfolio. The following table discloses the projected changes in market value to HMN's interest-earning assets and interest-bearing liabilities based upon incremental 100 basis point changes in interest rates from interest rates in effect on December 31, 2000.






*This paragraph contains a forward-looking statement(s). Refer to information regarding Forward-looking Information on page 26 of this discussion.

------------------------------------------------------------------------------------------------------------------------
Other than trading portfolio                                                   Market Value
                                                   ---------------------------------------------------------------------
(DOLLARS IN THOUSANDS)
Basis point change in interest rates                 -200            -100            0            +100           +200
------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents.........................  $ 14,434        14,423         14,417         14,398        14,387
Securities available for sale:
   Fixed-rate CMOs................................    12,677        12,718         12,500         12,332        11,899
   Variable-rate CMOs.............................    58,973        58,732         58,220         58,400        57,940
   Fixed-rate available for sale mortgage-backed
     and related securities.......................     2,969         2,922          2,797          2,740         2,640
   Variable-rate available for sale mortgage-
     backed and related securities................     1,911         1,896          1,862          1,864         1,841
   Fixed-rate available for sale other
     marketable securities........................    65,836        65,018         63,248         57,724        55,989
   Variable-rate available for sale other
     marketable securities........................       582           581            579            579           569
Federal Home Loan Bank stock......................    12,258        12,248         12,237         12,227        12,217
Fixed-rate loans held for sale....................     7,870         7,864          7,857          7,851         7,844
Loans receivable, net:
   Fixed-rate real estate loans...................   254,711       251,203        244,726        236,925       229,157
   Variable-rate real estate loans................   170,200       167,479        164,577        161,705       158,781
   Fixed-rate other loans.........................    71,744        71,085         70,115         68,196        66,802
   Variable-rate other loans......................    48,381        48,302         48,217         48,060        47,936
Mortgage servicing rights, net....................       477           852          1,189          1,336         1,388
Investment in limited partnerships................     1,495         2,042          2,843          3,096         3,197
                                                    --------       -------        -------        -------       -------
Total market risk sensitive assets................   724,518       717,365        705,384        687,433       672,587
                                                    --------       -------        -------        -------       -------
Deposits:
   NOW accounts...................................    45,992        45,992         45,992         45,992        45,992
   Passbooks......................................    32,742        32,742         32,742         32,742        32,742
   Money market accounts .........................    34,426        34,426         34,426         34,426        34,426
   Certificates...................................   313,821       311,147        308,515        305,926       303,379
Federal Home Loan Bank advances:
   Fixed-rate advances............................   178,857       170,769        164,032        161,704       158,848
   Variable-rate advances.........................    55,624        55,575         55,527         55,478        55,430
                                                    --------       -------        -------        -------       -------
Total market risk sensitive liabilities...........   661,462       650,651        641,234        636,268       630,817
                                                    --------       -------        -------        -------       -------
Off-balance sheet financial instruments:
   Commitments to extend credit...................        63            63             61             59            57
                                                    --------       -------        -------        -------       -------
Net market risk...................................  $ 62,993        66,651         64,089         51,106        41,713
                                                    ========       =======        =======        =======       =======
Percentage change from current market value.......     (1.74)%        4.00%          0.00%        (20.26)%      (34.91)%
                                                    ========       =======        =======        =======       =======
------------------------------------------------------------------------------------------------------------------------

   The preceding table was prepared utilizing the following assumptions (the "Model Assumptions") regarding prepayment and decay ratios which were determined by management based upon their review of historical prepayment speeds and future prepayment projections. Fixed rate loans were assumed to prepay at annual rates of between 7% to 44%, depending on the note rate and the period to maturity. Adjustable rate mortgages ("ARMs") were assumed to prepay at annual rates of between 11% and 31%, depending on the note rate and the period to maturity. Growing Equity Mortgage (GEM) loans were assumed to prepay at annual rates of between 18% and 54% depending on the note rate and the period to maturity. Mortgage-backed securities and Collateralized Mortgage Obligations (CMOs) were projected to have prepayments based upon the underlying collateral securing the instrument and the related cash flow priority of the CMO tranche owned. Certificate accounts were assumed not to be withdrawn until maturity. Passbook and money market accounts were assumed to decay at an annual rate of 20%. FHLB advances were projected to be called at the first call date where the projected interest rate on similar remaining term advances exceeded the interest rate on HMN's callable advance. Refer to
Note 12 of the Notes to Consolidated Financial Statements for more information on call provisions of the FHLB advances.

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

ASSET/LIABILITY MANAGEMENT

*HMN's management reviews the impact that changing interest rates will have on its net interest income projected for the twelve months following December 31, 2000 to determine if its current level of interest rate risk is acceptable. The following table projects the estimated impact on net interest income of immediate interest rate changes called rate shocks.

--------------------------------------------------------------------------------
        Rate Shock       Net Interest      Percentage
      in Basis Points       Income           Change
--------------------------------------------------------------------------------
           +200          $23,402,000          1.54 %
           +100           23,204,000          0.69 %
              0           23,046,000          0.00 %
           -100           22,691,000         (1.54)%
           -200           21,506,000         (6.68)%
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

   PROVISION FOR LOSSES ON LOANS

   The provision for losses on loans is the result of management's evaluation of the loan portfolio including its evaluation of national and regional economic indicators (including the possibility at each year end that there would be an increase in general interest rates), such as national and regional unemployment data, single family loan delinquencies as reported separately by the Federal National Mortgage Association (FNMA) and the Federal Home Loan Bank Mortgage Corporation (FHLMC), local single family construction permits and local economic growth rates and the current regulatory and general economic environment. HMN will continue to monitor and modify its allowance for losses as these conditions dictate. Although HMN maintains its


* This paragraph contains a forward-looking statement(s). Refer to information regarding Forward-looking Information on page 26 of this discussion.

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

     HMN anticipates that its liquidity requirements for 2001 will be similar to the cash flows it experienced in 2000 with the following exceptions: expenditures for premises and equipment are anticipated to be $2.5 million; net increase in loans receivable is anticipated to be $80.0 million; and the deposits and/or FHLB advances will be in the range of $50.0 to $55.0 million.

     The actual cash flows of HMN may be different than the anticipated cash flows discussed for 2001 due to unforeseen economic conditions or unanticipated events such as the desire of customers to close all of their accounts.

     HMN has certificates of deposit with outstanding balances of $202.0 million that mature during 2001. Based upon past experience management anticipates that the majority of the deposits will renew for another term. HMN believes that deposits which do not renew will be replaced with deposits from a combination of other customers or brokered deposits. FHLB advances or the sale of securities could also be used to replace unanticipated outflows of deposits. Management does not anticipate that it will have a liquidity problem due to maturing deposits.

     Competitive pricing by other institutions, the desire of a competitor to pay interest rates on deposits that are above the current rates paid by HMN, or the desire by customers to put more of their funds into nontraditional bank products such as stocks and bonds could be circumstances that would cause the maturing certificates to become a liquidity problem.

     HMN has $38.0 million of FHLB advances which mature in 2001 and it has $25.0 million of FHLB advances with maturities beyond 2001 which have call features that may be exercised by the FHLB during 2001. If the call features are exercised, HMN has the option of requesting any advance otherwise available to it pursuant to the Credit Policy of the FHLB. Since HMN has the ability to request another advance to replace the advance that is being called, management does not anticipate that it will have a liquidity problem due to advances being called by the FHLB during 2001.

     The Credit Policy of the FHLB may change such that 1. the current collateral pledged to secure the advances is no longer acceptable or 2. the formulas for determining the excess pledged collateral may change and the Bank may not have additional collateral to pledge to secure the existing advances which could cause the FHLB advances to become a liquidity problem during 2001.

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

     HMN believes that over the next twelve months interest rates could conceivably fluctuate in a range of 200 basis points up or down from where the rates were at December 31, 2000. HMN does not have a trading portfolio. The table in the Market Risk Section discloses the projected changes in market value to HMN's interest-earning assets and interest-bearing liabilities based upon incremental 100 basis point changes in interest rates from interest rates in effect on December 31, 2000.

     Actual interest rates could fluctuate by more than 200 basis points up or down from rates in effect on December 31, 2000 due to unanticipated occurrences such as a further reduction of crude oil production in the world. Many foreign countries have economies which may substantially impact the economy of the United States. Negative occurrences in foreign economies could cause general interest rates to fluctuate by more than 200 basis points in the United States.

   ASSET/LIABILITY MANAGEMENT

   HMN's management reviews the impact that changing interest rates will have on its net interest income projected for the twelve months following December 31, 2000 to determine if its current level of interest rate risk is acceptable. HMN's actual net interest income caused by interest rate changes may differ from the amounts reflected in the table which projects the estimated impact on net interest income of immediate interest rate changes called rate shocks.

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

CONSOLIDATED BALANCE SHEETS


DECEMBER 31, 2000 AND 1999                                                             2000              1999
--------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and cash equivalents........................................................  $ 14,416,861        9,051,380
Securities available for sale:
     Mortgage-backed and related securities
       (amortized cost $76,199,237 and $101,906,303).............................    75,379,719      100,777,266
     Other marketable securities

       (amortized cost $66,392,057 and $76,863,919)..............................    63,826,770       72,699,513
                                                                                   -------------     -----------
                                                                                    139,206,489      173,476,779
                                                                                   -------------     -----------
Loans held for sale..............................................................     7,861,029        4,083,061
Loans receivable, net............................................................   518,765,209      477,895,602
Accrued interest receivable......................................................     4,311,747        3,860,454
Federal Home Loan Bank stock, at cost............................................    12,245,000       11,470,000
Mortgage servicing rights, net...................................................     1,188,928        1,123,674
Premises and equipment, net......................................................     9,459,710        8,530,434
Investment in limited partnerships...............................................     2,838,364        2,975,138
Goodwill.........................................................................     3,980,974        4,160,998
Core deposit intangible..........................................................       794,363        1,026,803
Prepaid expenses and other assets................................................       947,201          639,619
Deferred tax assets..............................................................             0          892,500
                                                                                   -------------     -----------
       Total assets..............................................................  $716,015,875      699,186,442
                                                                                   =============     ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits.........................................................................  $421,690,548      400,382,118
Federal Home Loan Bank advances..................................................   221,900,000      229,400,000
Accrued interest payable.........................................................     1,575,521        1,433,111
Advance payments by borrowers for taxes and insurance............................       650,348          814,092
Accrued expenses and other liabilities...........................................     3,355,110        2,596,253
Deferred tax liabilities.........................................................       218,700                0
                                                                                   -------------     -----------
        Total liabilities........................................................   649,390,227      634,625,574
                                                                                   -------------     -----------
Commitments and contingencies
Stockholders' equity:
     Serial preferred stock ($.01 par value): authorized 500,000 shares;
       issued and outstanding none...............................................             0                0
     Common stock ($.01 par value): authorized shares 11,000,000;
       issued shares 9,128,662...................................................        91,287           91,287
     Additional paid-in capital..................................................    59,584,176       59,674,715
     Retained earnings, subject to certain restrictions..........................    73,380,588       68,423,008
     Accumulated other comprehensive loss........................................    (2,037,005)      (3,187,743)
     Unearned employee stock ownership plan shares...............................    (5,318,067)      (5,511,851)
     Unearned compensation restricted stock awards...............................        (9,800)         (96,508)
     Treasury stock, at cost 4,737,521 and 4,370,285 shares......................   (59,065,531)     (54,832,040)
                                                                                   -------------     -----------
       Total stockholders' equity................................................    66,625,648       64,560,868
                                                                                   -------------     -----------
     Total liabilities and stockholders' equity..................................  $716,015,875      699,186,442
                                                                                   =============     ===========

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

CONSOLIDATED STATEMENTS OF INCOME


YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998                                  2000               1999             1998
--------------------------------------------------------------------------------------------------------------------------
Interest income:
     Loans receivable....................................................  $40,510,151        35,091,002       34,842,914
     Securities available for sale:
       Mortgage-backed and related.......................................    6,694,550         6,891,308        8,830,278
       Other marketable..................................................    4,658,871         4,262,344        4,099,893
     Securities held to maturity:
     Cash equivalents....................................................      221,465           218,373          432,794
     Other...............................................................      832,392           641,141          589,426
                                                                           -----------        ----------       ----------
       Total interest income.............................................   52,917,429        47,104,168       48,795,305
                                                                           -----------        ----------       ----------
Interest expense:
     Deposits............................................................   19,132,506        17,925,739       22,098,272
     Federal Home Loan Bank advances.....................................   13,864,359        10,978,049        9,788,443
     Other borrowed money................................................        4,615             7,207           11,538
                                                                           -----------        ----------       ----------
       Total interest expense............................................   33,001,480        28,910,995       31,898,253
                                                                           -----------        ----------       ----------
       Net interest income...............................................   19,915,949        18,193,173       16,897,052
Provision for loan losses................................................      180,000           240,000          310,000
                                                                           -----------        ----------       ----------
     Net interest income after provision for loan losses.................   19,735,949        17,953,173       16,587,052
                                                                           -----------        ----------       ----------
Noninterest income:
     Fees and service charges............................................    1,297,014           848,249          518,260
     Mortgage servicing fees.............................................      340,935           334,603          337,394
     Securities gains (losses), net......................................      (23,122)          122,395        2,798,575
     Gain on sales of loans..............................................    1,215,702         1,932,164        2,176,924
     Earnings (losses) in limited partnerships...........................     (120,922)          550,053       (3,724,710)
     Other...............................................................      613,275           505,546          523,623
                                                                           -----------        ----------       ----------
       Total noninterest income..........................................    3,322,882         4,293,010        2,630,066
                                                                           -----------        ----------       ----------
Noninterest expense:
     Compensation and benefits...........................................    6,391,326         6,051,719        6,804,112
     Occupancy...........................................................    1,890,947         1,571,333        1,442,003
     Federal deposit insurance premiums..................................       83,233           254,198          285,388
     Advertising.........................................................      303,046           283,886          444,545
     Data processing.....................................................      789,995           718,468          674,320
     Amortization of mortgage servicing rights, net of valuation
       adjustments and servicing costs...................................      333,692           471,105          939,499
     Other...............................................................    2,766,382         2,543,983        2,570,571
                                                                           -----------        ----------       ----------
       Total noninterest expense.........................................   12,558,621        11,894,692       13,160,438
                                                                           -----------        ----------       ----------
       Income before income tax expense..................................   10,500,210        10,351,491        6,056,680
Income tax expense.......................................................    3,797,900         3,960,500        1,999,000
                                                                           -----------        ----------       ----------
       Net income........................................................  $ 6,702,310         6,390,991        4,057,680
                                                                           ===========        ==========       ==========
Basic earnings per share.................................................  $      1.75              1.47             0.82
                                                                           ===========        ==========       ==========
Diluted earnings per share...............................................  $      1.69              1.41             0.77
                                                                           ===========        ==========       ==========


CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

Net income...............................................................  $ 6,702,310         6,390,991        4,057,680
Other comprehensive income (loss), net of tax:
     Unrealized gains (losses) on securities:
       Unrealized holding gains (losses) arising during period...........    1,136,524        (2,274,666)        (247,304)
       Less: reclassification adjustment
         for gains (losses) included in net income.......................      (14,214)           75,239        1,720,352
                                                                           -----------        ----------       ----------
Other comprehensive income (loss)........................................    1,150,738        (2,349,905)      (1,967,656)
                                                                           -----------        ----------       ----------
Comprehensive income.....................................................  $ 7,853,048         4,041,086        2,090,024
                                                                           ===========        ==========       ==========

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                             Unearned
                                                                             Employee
                                                               Accumulated     Stock      Unearned
                                    Additional                    Other      Ownership   Compensation                   Total
YEARS ENDED DECEMBER 31,    Common    Paid-In      Retained   Comprehensive    Plan       Restricted     Treasury    Stockholders'
2000, 1999 AND 1998         Stock     Capital      Earnings   Income (Loss)   Shares      Stock Awards    Stock         Equity
---------------------------------------------------------------------------------------------------------------------------------
Balance,
December 31, 1997...........$91,287  59,698,661   60,224,253   1,129,818     (4,554,280)   (600,668)   (31,518,661)    84,470,410
  Net income................                       4,057,680                                                            4,057,680
  Other comprehensive
   loss.....................                                  (1,967,656)                                              (1,967,656)
  Treasury stock purchases..                                                                           (17,122,788)   (17,122,788)
  Amortization of
   restricted stock awards..                                                                210,866                       210,866
  Restricted stock awards
   cancelled................             (3,515)                                            112,935       (109,420)             0
  Restricted stock awards
   tax benefit..............             70,639                                                                            70,639
  Shares purchased for
   employee stock
   ownership plan...........                                                 (1,476,000)                               (1,476,000)
  Earned employee stock
   ownership plan shares....            235,989                                 325,128                                   561,117
  Employee stock options
   exercised................           (327,071)                                                           763,096        436,025
  Tax benefit of exercised
   stock options............             64,317                                                                            64,317
  Dividends paid............                        (857,555)                                                            (857,555)
  Fractional shares
   purchased................                                                                                (1,716)        (1,716)
                            -------  ----------   ----------  ----------     ----------     -------    -----------     -----------
Balance,
December 31, 1998...........$91,287  59,739,020   63,424,378    (837,838)    (5,705,152)   (276,867)   (47,989,489)    68,445,339
  Net income................                       6,390,991                                                            6,390,991
  Other comprehensive
   loss.....................                                  (2,349,905)                                              (2,349,905)
  Treasury stock purchases..                                                                            (7,271,668)    (7,271,668)
  Tax benefits of restricted
   stock awards.............             26,743                                                                            26,743
  Employee stock options
   exercised................           (183,098)                                                           438,646        255,548
  Tax benefit of exercised
   stock options............             27,636                                                                            27,636
  Amortization of
   restricted stock awards..                                                                170,830                       170,830
  Restricted stock awards
   cancelled................                                                                  9,529         (9,529)             0
  Earned employee stock
   ownership plan shares....             64,414                                 193,301                                   257,715
  Dividends paid............                      (1,392,361)                                                          (1,392,361)
                            -------  ----------   ----------  ----------     ----------     -------    -----------     -----------
Balance,
December 31, 1999...........$91,287  59,674,715   68,423,008  (3,187,743)    (5,511,851)    (96,508)   (54,832,040)    64,560,868
  Net income................                       6,702,310                                                            6,702,310
  Other comprehensive
   income...................                                   1,150,738                                                1,150,738
  Treasury stock purchases..                                                                            (5,091,726)    (5,091,726)
  Tax benefits of restricted
   stock awards.............             35,200                                                                            35,200
  Employee stock options
   exercised................           (257,101)                                                           858,235        601,134
  Tax benefit of exercised
   stock options............             76,165                                                                            76,165
  Amortization of
   restricted stock awards..                                                                 86,708                        86,708
  Earned employee stock
   ownership plan shares....             55,197                                 193,784                                   248,981
  Dividends paid............                      (1,744,730)                                                          (1,744,730)
                            -------  ----------   ----------  ----------     ----------     -------    -----------     -----------
Balance,
December 31, 2000...........$91,287  59,584,176   73,380,588  (2,037,005)    (5,318,067)     (9,800)   (59,065,531)    66,625,648
                            =======  ==========   ==========  ==========     ==========     =======    ===========     ===========


SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998                                              2000           1999           1998
-------------------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
     Net income..................................................................  $   6,702,310      6,390,991      4,057,680
     Adjustments to reconcile net income to cash provided (used) by operating
       activities: Provision for loan losses.....................................        180,000        240,000        310,000
       Depreciation..............................................................        896,741        757,695        617,029
       Amortization of (discounts) premiums, net.................................        (73,113)        57,513        (10,903)
       Amortization of deferred loan fees........................................       (212,200)      (617,163)      (626,312)
       Amortization of goodwill..................................................        180,024        180,035        180,636
       Amortization of core deposit intangible...................................        232,440        232,442        287,028
       Amortization of other purchase accounting adjustments.....................        (40,662)        29,123        728,959
       Amortization of mortgage servicing rights and net valuation adjustments...        302,277        431,658        888,885
       Capitalized mortgage servicing rights.....................................       (367,531)      (549,639)      (654,871)
       Deferred income taxes.....................................................        353,400        414,100     (1,615,600)
       Securities losses (gains), net............................................         23,122       (122,395)    (2,798,575)
       Gain on sales of real estate..............................................              0              0        (21,777)
       Gain on sales of loans....................................................     (1,215,702)    (1,932,164)    (2,176,924)
       Proceeds from sales of loans held for sale................................    109,204,874    180,597,578    175,149,499
       Disbursements on loans held for sale......................................   (110,703,659)  (167,022,259)  (181,004,379)
       Principal collected on loans held for sale................................         38,601          1,099              0
       Amortization of restricted stock awards...................................         86,708        170,830        210,866
       Amortization of unearned ESOP shares......................................        193,784        193,301        325,128
       Earned employee stock ownership shares priced above original cost.........         55,197         64,414        235,989
       Decrease (increase) in accrued interest receivable........................       (451,293)        92,309         85,368
       Increase (decrease) in accrued interest payable...........................        142,410        347,098       (279,051)
       Equity (earnings) losses of limited partnerships..........................        120,922       (550,053)     3,733,278
       Decrease (increase) in other assets.......................................       (112,976)      (728,182)     1,053,692
       Increase (decrease) in other liabilities..................................        870,222        623,010       (353,123)
       Other, net................................................................          7,367         34,164        (10,992)
                                                                                    ------------   ------------   -------------
         Net cash provided (used) by operating activities........................      6,413,263     19,335,505     (1,688,470)
                                                                                    ------------   ------------   -------------
Cash flows from investing activities:
     Proceeds from sales of securities available for sale........................     41,454,275     32,185,211    172,640,058
     Principal collected on securities available for sale........................      9,198,142     42,684,941     42,751,927
     Proceeds collected on maturity of securities available for sale.............     14,500,000     27,084,000     40,824,876
     Purchases of securities available for sale..................................    (17,958,537)   (88,572,057)  (204,938,051)
     Proceeds from sales of loans receivable.....................................        204,264        223,097      3,258,772
     Purchases of mortgage servicing rights......................................              0              0       (458,702)
     Purchase of interest in limited partnerships................................              0              0       (181,125)
     Purchase of Federal Home Loan Bank stock....................................       (775,000)    (1,632,100)    (2,405,700)
     Net increase in loans receivable............................................    (53,310,741)   (42,190,734)   (39,554,986)
     Proceeds from sale of real estate...........................................              0         16,625        152,415
     Purchases of premises and equipment.........................................     (1,826,017)      (905,993)    (3,118,455)
     Decrease in due to stockholders of Marshalltown Financial Corporation.......              0        (10,716)    (3,518,301)
                                                                                    ------------   ------------   -------------
         Net cash provided (used) by investing activities........................     (8,513,614)   (31,117,726)     5,452,728
                                                                                    ------------   ------------   -------------
Cash flows from financing activities:
     Increase (decrease) in deposits.............................................     21,364,898    (33,375,878)   (33,266,351)
     Purchase of treasury stock..................................................     (5,091,726)    (7,271,668)   (17,122,788)
     Increase in unearned ESOP shares............................................              0              0     (1,476,000)
     Stock options exercised.....................................................        601,134        255,548        436,025
     Dividends to stockholders...................................................     (1,744,730)    (1,392,361)      (857,555)
     Fractional shares purchased from stock split................................              0              0         (1,716)
     Proceeds from Federal Home Loan Bank advances...............................    167,800,000    129,700,000    163,100,000
     Repayment of Federal Home Loan Bank advances................................   (175,300,000)   (85,700,000)  (105,350,021)
     Increase (decrease) in other borrowed money.................................              0     (2,500,000)     2,500,000
     Increase (decrease) in advance payments by borrowers
       for taxes and insurance...................................................       (163,744)       157,003       (129,530)
                                                                                    ------------   ------------   -------------
         Net cash provided (used) by financing activities........................      7,465,832       (127,356)     7,832,064
                                                                                    ------------   ------------   -------------
         Increase (decrease) in cash and cash equivalents........................      5,365,481    (11,909,577)    11,596,322
Cash and cash equivalents, beginning of year.....................................      9,051,380     20,960,957      9,364,635
                                                                                    ------------   ------------   -------------
Cash and cash equivalents, end of year...........................................  $  14,416,861      9,051,380     20,960,957
                                                                                    ============   ============   =============
Supplemental cash flow disclosures:
     Cash paid for interest......................................................  $  32,859,070     28,563,897     32,177,304
     Cash paid for income taxes..................................................      3,340,300      3,716,750      2,824,441
Supplemental noncash flow disclosures:
     SBA certificates transferred from loans to securities available for sale....  $           0      2,528,442              0
     Loans securitized and transferred to securities available for sale..........     11,129,146      6,913,219     27,952,547
     Loans transferred to loans held for sale....................................      1,095,640      2,662,480      2,785,845
     Transfer of loans to real estate............................................        244,258              0         17,105
     Transfer of real estate to loans............................................         50,140              0              0




SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2000, 1999 AND 1998

NOTE 1 DESCRIPTION OF THE BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING
POLICIES

HMN Financial, Inc. (HMN) is a stock savings bank holding company which owns 100 percent of Home Federal Savings Bank (the Bank or Home Federal). Home Federal has a community banking philosophy and operates retail banking facilities in Minnesota and Iowa. The Bank has a wholly owned subsidiary, Osterud Insurance Agency, Inc. (OAI) which offers financial planning products and services. The Bank also owned MSL Financial Corporation (MSL) which also offered financial planning products and services. As of April 30, 1999 MSL was dissolved and its assets were transferred to the Bank in exchange for the stock of MSL. HMN has two other wholly owned subsidiaries, Security Finance Corporation (SFC) and HMN Mortgage Services, Inc. (MSI). SFC invests in commercial loans and commercial real-estate loans located throughout the United States which were originated by third parties. During 2000 SFC sold many of its assets to the Bank and discontinued investing in commercial loans. MSI operates mortgage banking and mortgage brokerage facilities located in Brooklyn Park, Minnesota.

   The consolidated financial statements included herein are for HMN, SFC, MSI, the Bank and the Bank's wholly owned subsidiaries, OAI and MSL. Results of operations for MSL are included through April 30, 1999, the date of its dissolution. All significant intercompany accounts and transactions have been eliminated in consolidation. The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. The following items set forth the significant accounting policies which HMN follows in presenting its financial statements

MATERIAL ESTIMATES In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ from those estimates.

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

   Securities available for sale are carried at market value. Net unrealized gains and losses, net of tax effect, are included as a separate component of stockholders' equity. Declines in the value of securities available for sale that are considered other-than-temporary are recorded in noninterest expense.

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

STOCK-BASED COMPENSATION Effective January 1, 1996, HMN adopted Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation. It elected to continue using the accounting methods prescribed by Accounting Principles Board (APB) Opinion No. 25 and related interpretations which measure compensation cost using the intrinsic value method. HMN has included in Note 15, "Employee Benefits" the impact of the fair value of employee stock-based compensation plans on net income and earnings per share on a pro forma basis for awards granted after January 1, 1995.

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

EARNINGS PER SHARE AND STOCK SPLIT Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Refer to Note 16 for disclosure of EPS calculations.

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

o For a derivative designated as hedging the exposure to changes in the fair value of a recognized asset or liability or a firm commitment (referred to as a fair value hedge), the gain or loss is recognized in earnings in the period of change together with the offsetting loss or gain on the hedged item attributable to the risk being hedged. The effect of that accounting is to reflect in earnings the extent to which the hedge is not effective in achieving offsetting changes in fair value.

o For a derivative designated as hedging the exposure to variable cash flows of a forecasted transaction (referred to as a cash flow hedge), the effective portion of the derivative's gain or loss is initially reported as a component of other comprehensive income (outside earnings) and subsequently reclassified into earnings when the forecasted transaction affects earnings. The ineffective portion of the gain or loss is reported in earnings immediately.

o For a derivative designated as hedging the foreign currency exposure of a net investment in a foreign operation, the gain or loss is reported in other comprehensive income (outside earnings) as part of the cumulative translation adjustment. The accounting for a fair value hedge described above applies to a derivative designated or an available-for-sale security. Similarly, the accounting for a cash flow hedge described above applies to a derivative designated as a hedge of the foreign currency exposure of a foreign-currency-denominated forecasted transaction.

o For a derivative not designated as a hedging instrument, the gain or loss is recognized in earnings in the period of change.

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

   Originally SFAS No. 133 was effective for all fiscal quarters of fiscal years beginning after June 15, 1999. Initial application should be as of the beginning of an entity's fiscal quarter; on that date, hedging relationships must be designated anew and documented pursuant to the provisions of SFAS No.
133. In June of 1999 the FASB issued SFAS No. 137 which deferred the required adoption of SFAS No. 133 to fiscal years starting after June 15, 2000. In June of 2000 the FASB issued SFAS No. 138 which addresses a limited number of issues causing implementation difficulties for numerous entities that must apply Statement No. 133 to their financial statements. SFAS No. 138 also amends Statement No. 133 for

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

decisions made by the FASB relating to the Derivatives Implementation Group process. HMN adopted SFAS No. 133 as amended by SFAS No. 138 in the first quarter of 2001. HMN is using an interest rate swap in a fair value hedge with no ineffectiveness. A transition adjustment of $75,637 was recorded in other assets and also as a credit to the related certificate of deposit being hedged.

   In September 2000, the FASB issued SFAS No. 140, ACCOUNTING FOR TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENTS OF LIABILITIES. It revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures, but it carries over most of Statement 125's provisions without reconsideration. The standards are based on consistent application of a financial-components approach that focuses on control. Under that approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, and derecognizes liabilities when extinguished. SFAS No. 140 provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings.

   SFAS No. 140 is effective for transfers and servicing of financial assets and extinguishment of liabilities occurring after March 31, 2001. The Statement is effective for recognition and reclassification of collateral and for disclosures related to securitization transactions and collateral for fiscal years ending after December 15, 2000. The Statement is to be applied prospectively with certain exceptions. HMN will adopt SFAS No. 140 for recognitions and reclassification of collateral and for disclosures related to securitization transactions and collateral on December 31, 2000. HMN will adopt SFAS No. 140 for transfers and servicing of financial assets and extinguishment of liabilities occurring after March 31, 2001. The impact of adopting SFAS No. 140 on HMN's financial condition and its results of operations will not be material.

RECLASSIFICATIONS Certain amounts in the consolidated financial statements for prior years have been reclassified to conform with the current year presentation.


NOTE 2  OTHER COMPREHENSIVE INCOME

The gross unrealized holding gains for the year ended December 31, 2000 were $1,886,000, the income tax expense would have been $749,000 and therefore, the net gain was $1,137,000. The gross reclassification adjustment for 2000 was $23,000, the income tax benefit would have been $9,000 and therefore, the net reclassification adjustment was $14,000. The gross unrealized holding losses for the year ended December 31, 1999 were $3,818,000, the income tax benefit would have been $1,543,000 and therefore, the net losses were $2,275,000. The gross reclassification adjustment for 1999 was $122,000, the income tax expense would have been $47,000 and therefore, the net reclassification adjustment was $75,000. The gross unrealized holding losses for the year ended December 31, 1998 were $458,000, the income tax benefit would have been $211,000 and therefore, the net losses were $247,000. The gross reclassification adjustment for 1998 was $2,798,000, the income tax expense would have been $1,078,000 and therefore, the net reclassification adjustment was $1,720,000.

NOTE 3 SECURITIES AVAILABLE FOR SALE

A summary of securities available for sale at December 31, 2000 and 1999 is as follows:

-----------------------------------------------------------------------------------------------------------------------
                                                                                     Gross          Gross
                                                                   Amortized      unrealized     unrealized      Fair
                                                                     cost            gains         losses        value
-----------------------------------------------------------------------------------------------------------------------
DECEMBER 31, 2000:
Mortgage-backed securities:
  FHLMC......................................................    $  4,318,192         5,331          3,271     4,320,252
  FNMA.......................................................         266,853             0          7,973       258,880
  GNMA.......................................................          81,328             0            865        80,463
Collateralized mortgage obligations:
  FHLMC......................................................      24,111,859         7,885        362,508    23,757,236
  FNMA.......................................................      29,927,398        16,268        440,393    29,503,273
  Other......................................................      17,493,607        78,682        112,674    17,459,615
                                                                 ------------      --------      ---------    ----------
                                                                   76,199,237       108,166        927,684    75,379,719
                                                                 ------------      --------      ---------    ----------
Other marketable securities:
  U.S. Government and agency obligations.....................      37,802,316        12,682      1,227,343    36,587,655
  Corporate debt.............................................      16,234,831        25,709        526,849    15,733,691
  Corporate equity...........................................      12,354,910       236,914      1,086,400    11,505,424
                                                                 ------------      --------      ---------    ----------
                                                                   66,392,057       275,305      2,840,592    63,826,770
                                                                 ------------      --------      ---------    ----------
                                                                 $142,591,294       383,471      3,768,276   139,206,489
                                                                 ============      ========      =========    ==========
DECEMBER 31, 1999:
Mortgage-backed securities:
  FHLMC......................................................    $  1,341,710        24,975          6,493     1,360,192
  FNMA.......................................................         276,255             0          8,646       267,609
  GNMA.......................................................          97,926           109            780        97,255
  Other......................................................          21,286             0             82        21,204
Collateralized mortgage obligations:
  FHLMC......................................................      31,340,774        99,165        410,318    31,029,621
  FNMA.......................................................      29,318,573             0        525,968    28,792,605
  Other......................................................      39,509,779        77,056        378,055    39,208,780
                                                                 ------------      --------      ---------    ----------
                                                                  101,906,303       201,305      1,330,342   100,777,266
                                                                 ------------      --------      ---------    ----------
Other marketable securities:
  U.S. Government and agency obligations.....................      44,813,708             0      1,736,755    43,076,953
  Corporate debt.............................................      19,695,301         8,678        285,172    19,418,807
  Corporate equity...........................................      12,354,910        68,889      2,220,046    10,203,753
                                                                 ------------      --------      ---------    ----------
                                                                   76,863,919        77,567      4,241,973    72,699,513
                                                                 ------------      --------      ---------    ----------
                                                                 $178,770,222       278,872      5,572,315   173,476,779
                                                                 ============      ========      =========    ==========

   Proceeds from securities available for sale which were sold during 2000 were $41,454,275 resulting in gross gains of $101,689 and gross losses of $124,811. Proceeds from securities available for sale which were sold during 1999 were $32,185,211 resulting in gross gains of $167,461 and gross losses of $45,066. Proceeds from securities available for sale which were sold during 1998 were $172,640,058, resulting in gross gains of $3,050,785 and gross losses of $252,210.

   The following table indicates amortized cost and estimated fair value of securities available for sale at December 31, 2000, based upon contractual maturity adjusted for scheduled repayments of principal and projected prepayments of principal based upon current economic conditions and interest rates. Actual maturities may differ from the maturities in the following table because obligors may have the right to call or prepay obligations with or without call or prepayment penalties:

--------------------------------------------------------------------------------
                                                  Amortized          Fair
                                                     cost            value
--------------------------------------------------------------------------------
Due less than one year.......................   $ 85,529,664      83,864,652
Due after one year through five years........     31,223,852      30,616,016
Due after five years through ten years.......      8,065,096       7,908,093
Due after ten years..........................      5,417,772       5,312,304
No stated maturity...........................     12,354,910      11,505,424
                                                ------------     -----------
    Total....................................   $142,591,294     139,206,489
                                                ============     ===========
--------------------------------------------------------------------------------

   The allocation of mortgage-backed securities and collateralized mortgage obligations in the table above is based upon the anticipated future cash flow of the securities using estimated mortgage prepayment speeds.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 LOANS RECEIVABLE, NET

A summary of loans receivable at December 31 is as follows:

-------------------------------------------------------------
                                      2000           1999
                               ------------------------------
Residential real estate loans:
  1-4 family conventional.......  $321,108,675    349,285,616
  1-4 family FHA................     1,032,120        924,700
  1-4 family VA.................       548,499        867,168
                                  ------------    -----------
                                   322,689,294    351,077,484
  5 or more family..............    17,152,215     12,254,949
                                  ------------    -----------
                                   339,841,509    363,332,433
                                  ------------    -----------
Commercial real estate:
  Lodging.......................    23,587,765     15,283,054
  Retail/office.................    20,333,446     11,370,732
  Nursing home/health care......     3,466,000      3,385,036
  Other.........................    19,614,551     19,731,498
                                  ------------    -----------
                                    67,001,762     49,770,320
                                  ------------    -----------
Other loans:
  Autos.........................     6,362,312      4,532,035
  Home equity line..............    26,907,234     22,436,610
  Home equity...................    28,144,157     17,349,049
  Other consumer................     2,951,519      1,866,441
  Commercial business...........    48,759,903     24,434,843
  Savings.......................       695,190        733,307
  Education.....................         6,034         85,021
  Other.........................     5,829,379      1,234,137
                                  ------------    -----------
                                   119,655,728     72,671,443
                                  ------------    -----------
Total loans.....................   526,498,999    485,774,196
Less:
  Unamortized discounts.........       288,828        297,234
  Net deferred loan fees........     1,348,618      1,536,549
  Allowance for losses..........     3,143,746      3,273,311
  Loans in process..............     2,952,598      2,771,500
                                  ------------    -----------
                                  $518,765,209    477,895,602
                                  ============    ===========
Weighted average contractual
  interest rate.................          8.17%          7.59%
Commitments to originate,
  fund or purchase loans........  $  7,799,563     17,212,314
Commitments to deliver loans
  to secondary market...........     9,783,453      2,292,100
Loans serviced for others.......   147,905,114    128,831,412
--------------------------------------------------------------------------------


   Included in total commitments to originate or purchase loans are fixed rate loans aggregating approximately $1,355,960 and $2,079,420 as of December 31, 2000 and 1999, respectively. The interest rates on these commitments ranged from 7.0% to 10.25% at December 31, 2000 and from 7.50% to 9.75% at December 31, 1999.

   At December 31, 2000 and 1999, loans on nonaccrual status totaled $1,011,662 and $342,287, respectively. Had the loans performed in accordance with their original terms throughout 2000, HMN would have recorded gross interest income of $88,366 for these loans. Interest income of $39,073 has been recorded on these loans for the year ended December 31, 2000.

   At December 31, 2000 and 1999 there were no loans included in loans receivable, net with terms that had been modified in a troubled debt restructuring.

   There were no material commitments to lend additional funds to customers whose loans were classified as restructured or nonaccrual at December 31, 2000.

   At December 31, 2000, 1999 and 1998, the recorded investment in loans that are considered to be impaired were $1,416,916, $817,743, and $788,382, respectively, for which the related allowance for credit losses were $117,533, $95,919, and $39,613, respectively. The average investment in impaired loans during 2000, 1999 and 1998 were $869,168, $709,903, and
$714,331, respectively. For the years ended December 31, 2000, 1999 and 1998, HMN recognized interest income on impaired loans of $68,447, $41,485, and $35,936, respectively. All of the interest income that was recognized during 2000, 1999 and 1998 for impaired loans was recognized using the cash basis method of income recognition.

   The aggregate amount of loans to executive officers and directors of HMN were $476,815, $616,735, and $814,609, at December 31, 2000, 1999 and 1998,
respectively. During 2000 repayments on loans to executive officers and directors aggregated $55,131 and loans originated aggregated $3,000 and loans removed from the executive officer listing due to a change in status of the officer was $87,789. During 1999 repayments on loans to executive officers and directors were $252,474, new loans to executive officers and directors totaled $70,000 and loans added to the executive officer listing due to change in status of the officer was $15,400.

   At December 31, 2000, 1999 and 1998, HMN was servicing real estate loans for others with aggregate unpaid principal balances of approximately $147,905,114, $128,831,412 and $120,425,105, respectively.

   HMN originates residential, commercial real estate and other loans primarily in southern Minnesota and Iowa. HMN has also purchased loans from a third party broker located in the Southeastern United States. At December 31, 2000 and 1999, HMN owned single family and multi-family residential loans located in the following states:

At December 31, 2000 and 1999, HMN owned commercial real estate loans located in the following states:


---------------------------------------------------------------
                            2000                  1999
                   --------------------     -------------------
                                Percent              Percent
                     Amount    of Total    Amount   of Total
---------------------------------------------------------------
Alabama......... $ 10,119,409    3.0%    11,157,411    3.1%
California......    3,334,374    1.0      3,722,514    1.0
Connecticut.....    1,115,624    0.3      2,430,615    0.7
Florida.........    1,483,843    0.4      1,028,214    0.3
Georgia.........   45,384,328   13.4     51,331,563   14.1
Illinois........    3,584,504    1.0      4,807,279    1.3
Iowa............   22,339,473    6.6     24,736,752    6.8
Maine...........    2,144,840    0.6      2,539,038    0.7
Massachusetts...    6,001,002    1.8      6,642,122    1.8
Minnesota.......  196,915,290   57.9    197,685,287   54.4
New Hampshire...    1,908,595    0.6      1,997,796    0.6
North Carolina..   18,603,691    5.5     22,006,733    6.0
Ohio............    3,913,362    1.2      4,482,430    1.2
South Carolina..    8,735,174    2.5     11,880,363    3.3
Tennessee.......    3,668,201    1.1      5,690,908    1.6
Wisconsin.......    8,067,458    2.4      8,705,146    2.4
Other states....    2,522,341    0.7      2,488,262    0.7
                 ------------  ------   -----------  ------
   Total........ $339,841,509  100.0%   363,332,433  100.0%
                 ============  ======   ===========  ======

Amounts under one million dollars are included in "Other states".
-------------------------------------------------------------------------------
At December 31, 2000 and 1999, HMN owned commercial real estate loans located in the following states:


--------------------------------------------------------------------------------
                            2000                  1999
                ------------------------  ---------------------
                                Percent              Percent
                     Amount    of Total    Amount   of Total
--------------------------------------------------------------------------------
Colorado........ $  1,754,703    2.6%     1,548,916    3.1%
Iowa............    4,314,396    6.4      1,311,788    2.6
Minnesota.......   51,746,588   77.2     44,595,857   89.6
Montana.........    2,388,225    3.6              0    0.0
Nebraska........      722,091    1.1              0    0.0
New Mexico......      845,544    1.3              0    0.0
Oregon..........    1,326,419    2.0      1,173,340    2.4
Texas...........    3,813,942    5.7              0    0.0
Wisconsin.......       89,854    0.1      1,140,419    2.3
                 ------------  -----     ----------  ------
   Total........ $ 67,001,762  100.0%    49,770,320  100.0%
                 ============  =====     ==========  ======
--------------------------------------------------------------------------------

NOTE 5 ALLOWANCE FOR LOAN AND REAL ESTATE LOSSES
The allowance for losses is summarized as follows:

-----------------------------------------------------------------------------------
                                               Loans        Real estate      Total
------------------------------------------------------------------------------------
Balance, December 31, 1997...............   $2,748,219         8,000      2,756,219
   Provision for losses..................      310,000             0        310,000
   Charge-offs...........................      (18,599)            0        (18,599)
   Recoveries............................        1,865             0          1,865
                                            ----------        ------      ---------
Balance, December 31, 1998...............    3,041,485         8,000      3,049,485
   Provision for losses..................      240,000             0        240,000
   Charge-offs...........................       (9,792)       (8,000)       (17,792)
   Recoveries............................        1,618             0          1,618
                                            ----------        ------      ---------
Balance, December 31, 1999...............    3,273,311             0      3,273,311
   Provision for losses..................      180,000             0        180,000
   Charge-offs...........................     (312,455)            0       (312,455)
   Recoveries............................        2,890             0          2,890
                                            ----------        ------      ---------
Balance, December 31, 2000...............   $3,143,746             0      3,143,746
                                            ==========        ======      =========
-----------------------------------------------------------------------------------


NOTE 6  ACCRUED INTEREST RECEIVABLE

--------------------------------------------------------------------------------
Accrued interest receivable at December 31 is summarized as follows:
--------------------------------------------------------------------------------

                                         2000        1999
                                    --------------------------------------------
Securities available for sale....    $1,037,030   1,268,316
Loans receivable.................     3,274,717   2,592,138
                                     ----------   ---------
                                     $4,311,747   3,860,454
                                     ==========   =========
--------------------------------------------------------------------------------

NOTE 7 INVESTMENT IN MORTGAGE SERVICING RIGHTS
A summary of mortgage servicing activity is as follows:

--------------------------------------------------------------------------------
                                                    2000                1999
--------------------------------------------------------------------------------
Mortgage servicing rights
   Balance, beginning of year................... $ 1,148,774          1,117,193
   Originations.................................     367,531            549,639
   Purchases....................................           0                  0
   Amortization.................................    (327,377)          (518,058)
                                                 -----------          ---------
   Balance, end of year.........................   1,188,928          1,148,774
                                                 -----------          ---------
Valuation reserve
   Balance, beginning of year...................     (25,100)          (111,500)
   Additions....................................           0                  0
   Reductions...................................      25,100             86,400
                                                 -----------          ---------
   Balance, end of year.........................           0            (25,100)
                                                 -----------          ---------
   Mortgage servicing rights, net............... $ 1,188,928          1,123,674
                                                 ===========          =========
   Fair value of mortgage servicing rights...... $ 1,476,000          1,329,000
                                                 ===========          =========
--------------------------------------------------------------------------------

   Mortgage servicing costs, which include professional services in valuating mortgage servicing rights, were $31,415 and $39,447, respectively, in 2000 and 1999.

   All of the loans being serviced were single family loans serviced for FNMA under the mortgage-backed security program or the individual loan sale program. The following is a summary of the risk characteristics of the loans being serviced at December 31, 2000:

--------------------------------------------------------------------------------
                                         Weighted  Weighted
                              Loan       Average   Average    Number
                            Principal    Interest  Remaining    of
                             Balance       Rate      Term      Loans
--------------------------------------------------------------------------------
Original term 30 year
   fixed rate.............  $71,284,000    7.69%     331        941
Original term 15 year
   fixed rate.............   67,453,000    6.89%     155      1,214
Seven year balloon........      522,000    6.88%     331          6
Adjustable rate...........    5,774,000    8.21%     320         48


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8  REAL ESTATE
A summary of real estate at December 31 is as follows:

--------------------------------------------------------------------------------
                                              2000         1999
--------------------------------------------------------------------------------
Real estate acquired through forclosure... $194,606              0
                                           --------        -------
                                            194,606              0
Allowance for losses......................        0              0
                                           --------        -------
                                           $194,606              0
                                           ========        =======
--------------------------------------------------------------------------------

NOTE 9  INVESTMENT IN LIMITED PARTNERSHIPS

Investments in limited partnerships at December 31 were as follows:

--------------------------------------------------------------------------------
Primary partnership activity      2000                1999           1998
--------------------------------------------------------------------------------
Mortgage servicing rights.......$2,257,941        2,222,094        1,622,519
Common stock of
   financial institutions.......   285,524          415,576          415,189
Low to moderate
   income housing...............   294,899          337,468          399,538
                                   -------          -------          -------
                                $2,838,364        2,975,138        2,437,246
                                ==========        =========        =========
--------------------------------------------------------------------------------

   During 2000 HMN's proportionate earnings from the mortgage servicing partnership was $35,848, its proportionate share of losses from the common stock investments in financial institutions was $130,053 and its proportionate loss on low income housing was $26,718. During 2000 HMN received low income housing credits totaling $84,000 which were credited to current income tax benefits. During 1999 HMN's proportionate earnings from the mortgage servicing partnership was $599,574, its proportionate share of earnings from the common stock investments in financial institutions was $387 and its proportionate loss on low income housing was $49,908. During 1999 HMN received low income housing credits totaling $84,000 which were credited to current income tax benefits. During 1998 HMN's proportionate loss from the mortgage servicing partnership was $3,624,000, its proportionate share of losses from the common stock investments in financial institutions was $65,682 and its proportionate loss on low income housing was $35,028. During 1998 HMN received low income housing credits totaling $80,000 which were credited to current income tax benefits.

NOTE 10  PREMISES AND EQUIPMENT

A summary of premises and equipment at December 31 is as follows:


--------------------------------------------------------------------------------
                                         2000         1999
--------------------------------------------------------------------------------
Land............................... $ 1,479,910   1,200,610
Office buildings and improvements..   7,615,356   7,101,079
Furniture and equipment............   6,159,587   5,127,147
                                      ---------   ---------
                                     15,254,853  13,428,836
Less accumulated depreciation......   5,795,143   4,898,402
                                      ---------   ---------
                                    $ 9,459,710   8,530,434
                                    ===========   =========
--------------------------------------------------------------------------------


NOTE 11  DEPOSITS

Deposits and their weighted average interest rates at December 31 are summarized as follows:

----------------------------------------------------------------------------------------------------------------------------
                                                                     2000                                  1999
                                                     ----------------------------------  ------------------------------------
                                                       Weighted              Percent of    Weighted               Percent of
                                                     average rate   Amount      total    average rate    Amount      total
----------------------------------------------------------------------------------------------------------------------------
Noninterest checking..................................   0.00%   $ 12,922,925     3.1%       0.00%   $ 7,706,475      2.0%
NOW accounts..........................................   1.50      33,067,936     7.8        1.00     25,896,344      6.5
Passbooks.............................................   2.00      32,741,841     7.7        2.00     34,469,767      8.6
Money market accounts.................................   4.43      34,427,015     8.2        3.41     31,820,764      7.9
                                                                 ------------  -------             -------------    ------
                                                                  113,159,717    26.8                 99,893,350     25.0
                                                                 ------------  -------             -------------    ------
Certificates:
2-2.99%...............................................                244,204     0.1
3-3.99%...............................................             15,883,674     3.8                 16,608,956      4.1
4-4.99%...............................................             38,420,432     9.1                 88,175,525     22.0
5-5.99%...............................................             52,713,635    12.5                151,826,810     37.9
6-6.99%...............................................            159,764,813    37.9                 43,875,010     11.0
7-7.99%...............................................             41,504,073     9.8                      2,467      0.0
                                                                 ------------  -------             -------------    ------
Total certificates....................................   6.02     308,530,831    73.2        5.12    300,488,768     75.0
                                                                 ------------  -------             -------------    ------
Total deposits........................................   5.02    $421,690,548   100.0%       4.35   $400,382,118    100.0%
                                                                 ============  =======             =============    ======
-------------------------------------------------------------------------------------------------------------------

   At December 31, 2000 and 1999, HMN had $46,235,796 and $35,402,394,
respectively, of certificate accounts with balances at $100,000 or more. At December 31, 2000 HMN had one certificate account for $10,000,000 which had been acquired through a broker.

Certificates had the following maturities at December 31:

----------------------------------------------------------------------------------------------------------------------
                                                                        2000                            1999
                                                             ----------------------------    -------------------------
                                                                              Weighted                       Weighted
                                                                 Amount        average           Amount       average
Remaining term to maturity                                   (in thousands)     rate         (in thousands)    rate
----------------------------------------------------------------------------------------------------------------------
1-6 months..................................................    $107,347       5.78%            $124,192       4.95%
7-12 months.................................................      94,639       6.13               75,710       5.18
13-36 months................................................      85,165       6.13               72,617       5.26
Over 36 months..............................................      21,380       6.24               27,970       5.35
                                                                --------                        --------
                                                                $308,531       6.02             $300,489       5.12
                                                                ========                        ========

---------------------------------------------------------------------------------------------------------------------

                                                      40

     At December 31, 2000 mortgage loans and mortgage-backed and related securities with an amortized cost of approximately $49,158,000 were pledged as collateral for certain deposits and $595,000 of letters of credit from the Federal Home Loan Bank (FHLB) were pledged as additional collateral on Bank deposits.

     Interest expense on deposits is summarized as follows for the years ended December 31:

--------------------------------------------------------------------------------------------------------------------------
                                                                               2000              1999             1998
                                                                         -------------------------------------------------
NOW .....................................................................  $   310,503          239,216           283,143
Passbook ................................................................      683,613          715,707           816,656
Money market ............................................................    1,237,646        1,004,910           964,230
Certificates ............................................................   16,900,744       15,965,906        20,034,243
                                                                            ----------       ----------        ----------
                                                                           $19,132,506       17,925,739        22,098,272
                                                                            ==========       ==========        ==========
--------------------------------------------------------------------------------------------------------------------------


NOTE 12  FEDERAL HOME LOAN BANK ADVANCES

Federal Home Loan Bank advances consisted of the following at December 31, 2000 and 1999:

---------------------------------------------------------------------------------------------------------------------------
                                                                                  2000                      1999
                                                                       ----------------------------------------------------
YEAR OF MATURITY                                                           Amount         Rate        Amount        Rate
---------------------------------------------------------------------------------------------------------------------------
2000 ................................................................                              $57,000,000       5.66%
2001 ................................................................   $ 38,000,000      6.79%     27,000,000       5.56
2002 ................................................................      9,500,000      6.16       9,500,000       5.77
2003 ................................................................     54,400,000      6.44      22,400,000       5.69
2004 ................................................................     20,000,000      5.79      20,000,000       5.79
2008 ................................................................     90,000,000      5.40      90,000,000       5.40
2010 ................................................................     10,000,000      6.48
                                                                         -----------               -----------
                                                                         221,900,000      6.01     225,900,000       5.56
Lines of Credit .....................................................              0      0.00       3,500,000       5.75
                                                                         -----------               -----------
                                                                        $221,900,000      6.01     229,400,000       5.57
                                                                         ===========               ===========
---------------------------------------------------------------------------------------------------------------------------

     Many of the advances listed above have call provisions which allow the FHLB to request that the advance be paid back or refinanced at the rates then being offered by the FHLB. As of December 31, 2000, HMN had advances from the FHLB with the following call features:

-------------------------------------------------------------------------------
                        Callable        Callable       Callable
                        Quarterly       Quarterly      Quarterly
Year of Maturity      in Year 2001    In Year 2003   In Year 2005
-------------------------------------------------------------------------------
2004 ...............  $15,000,000               0              0
2008 ...............   10,000,000      80,000,000              0
2010 ...............            0               0     10,000,000
                       ----------      ----------     ----------
                      $25,000,000      80,000,000     10,000,000
                       ==========      ==========     ==========
-------------------------------------------------------------------------------

     At December 31, 2000 the advances from the FHLB were collateralized by the Bank's FHLB stock and mortgage loans with unamortized principal balances of approximately $239,100,000 and securities with unamortized principal balances of approximately $10,400,000. The Bank has the ability to draw additional borrowings of $27,100,000 based upon the mortgage loans and securities that are currently pledged subject to a requirement to purchase FHLB stock.

NOTE 13  OTHER BORROWED MONEY

HMN has established a $2,500,000 revolving line of credit with a bank that was not drawn at December 31, 2000 or 1999. The line of credit matures September 30, 2001. The interest rate on the line floats with the Federal Funds Rate plus 250 basis points. The line is secured by 140,000 shares of 7.50% non-cumulative guaranteed trust preferred securities of ABN AMRO Capital Funding Trust 1 with a carrying value of $3,391,000.

NOTE 14  INCOME TAXES

Income tax expense for the years ended December 31 is as follows:

---------------------------------------------------------------------------------------------------------------------------
                                                                               2000              1999              1998
                                                                          -------------------------------------------------
Current:
   Federal .............................................................    $2,663,500        2,751,700         2,737,150
   State ...............................................................       781,000          794,700           877,450
                                                                             ---------        ---------         ---------
     Total current .....................................................     3,444,500        3,546,400         3,614,600
                                                                             ---------        ---------         ---------
Deferred:
   Federal .............................................................       275,700          317,300        (1,267,000)
   State ...............................................................        77,700           96,800          (348,600)
                                                                             ---------        ---------         ---------
     Total deferred ....................................................       353,400          414,100        (1,615,600)
                                                                             ---------        ---------         ---------
                                                                            $3,797,900        3,960,500         1,999,000
                                                                             =========        =========         =========
---------------------------------------------------------------------------------------------------------------------------

    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     The reasons for the difference between "expected" income tax expense utilizing the federal corporate tax rate of 34% and the actual income tax expense are as follows:

---------------------------------------------------------------------------------------------------------------------------
                                                                               2000              1999              1998
                                                                          -------------------------------------------------
Federal expected income tax expense ....................................    $3,570,100        3,519,500         2,059,300
Items affecting federal income tax:
   Dividend received deduction .........................................       (92,400)        (121,600)         (354,700)
   Reduction of tax rate due to resolution of tax law ..................      (200,400)               0                 0
   State income taxes, net of federal income tax benefit ...............       568,600          587,200           321,300
   Low income housing credits ..........................................       (84,000)         (84,000)          (80,000)
   Other, net ..........................................................        36,000           59,400            53,100
                                                                             ---------        ---------         ---------
                                                                            $3,797,900        3,960,500         1,999,000
                                                                             =========        =========         =========
---------------------------------------------------------------------------------------------------------------------------

     The tax effects of temporary differences that give rise to the deferred tax assets and deferred tax liabilities are as follows at December 31:

---------------------------------------------------------------------------------------------------------------------------
                                                                                                 2000              1999
                                                                                           --------------------------------
Deferred tax assets:
   Allowances for loan and real estate losses ...........................................    $1,250,200         1,350,500
   Investment in limited partnership ....................................................             0            81,700
   Discounts on assets and liabilities acquired from MFC ................................        22,200            78,500
   Deferred compensation and pension costs ..............................................       258,300           135,100
   Restricted stock awards ..............................................................         1,200            33,100
   Mortgage loan servicing rights .......................................................        21,600            36,700
   Net unrealized loss on securities available for sale .................................     1,347,800         2,105,600
                                                                                              ---------         ---------
     Total gross deferred tax assets ....................................................     2,901,300         3,821,200
   Valuation allowance ..................................................................             0                 0
                                                                                              ---------         ---------
     Net deferred tax assets ............................................................     2,901,300         3,821,200
                                                                                              ---------         ---------
Deferred tax liabilities:
   Tax bad debt reserve over base year ..................................................       720,000           996,700
   Premium on assets acquired from MFC ..................................................       317,200           465,400
   Investment in limited partnership ....................................................       300,900                 0
   FHLB stock ...........................................................................       465,600           465,600
   Deferred loan fees and costs .........................................................       370,700           261,300
   Premises and equipment basis difference ..............................................       495,200           281,700
   Originated mortgage servicing rights .................................................       414,600           378,100
   Other ................................................................................        26,400            51,800
   Unamortized discount on loan sale ....................................................         9,400            28,100
                                                                                              ---------         ---------
     Total gross deferred tax liabilities ...............................................     3,120,000         2,928,700
                                                                                              ---------         ---------
     Net deferred tax assets (liabilities) ..............................................    $ (218,700)          892,500
                                                                                              =========         =========
---------------------------------------------------------------------------------------------------------------------------

     Retained earnings at December 31, 2000 included approximately $8,800,000 for which no provision for income taxes was made. This amount represents allocations of income to bad debt deductions for tax purposes. Reduction of amounts so allocated for purposes other than absorbing losses will create income for tax purposes, which will be subject to the then-current corporate income tax rate.

NOTE 15  EMPLOYEE BENEFITS

At December 31, 2000 substantially all full-time employees of the Bank are included in a trusteed noncontributory retirement plan sponsored by the Financial Institutions Retirement Fund. The actuarial present value of accumulated plan benefits and net assets available for benefits relating to the Bank's employees is not available because such information is not accumulated for each participating institution. No contributions were required in 2000, 1999 or 1998 because the retirement plan is fully funded. The Bank's policy is to fund retirement plan costs accrued and there are no unfunded past service costs. For the years ended December 31, 2000, 1999 and 1998 the amounts charged to operating expenses were $5,749, $5,500, and $4,900, respectively.

     HMN has a qualified, tax-exempt savings plan with a cash or deferred feature qualifying under Section 401(k) of the Internal Revenue Code (the 401(k) Plan). All employees who have attained age 21 are eligible to participate in the plan. Participants are permitted to make salary reduction contributions to the 401(k) Plan of up to 12% of the participant's annual salary. Each participant's salary reduction is matched by HMN in an amount equal to 25% of the participant's salary reduction up to a maximum contribution of

8% of the participant's annual salary. Contributions above 8% are not matched by HMN. Generally all participant contributions and earnings are fully and immediately vested. HMN's matching contribution is made monthly but an employee must be employed by HMN on the last day of the plan year in order to vest the current year's employer match. Effective January 1, 1997, for new employees HMN's contributions are vested on a five year cliff basis in addition to the requirement of being employed at year end. HMN's matching contributions are expensed when made. HMN's contributions to the 401(k) Plan were $60,700, $63,400 and $65,900, in 2000, 1999 and 1998, respectively.

     During 1994 HMN adopted an Employee Stock Ownership Plan (the ESOP) which met the requirements of Section (e)(7) of the Internal Revenue Code and
Section 407(d)(6) of the Employee Retirement Income Security Act of 1974, as amended (ERISA) and, as such the ESOP was empowered to borrow in order to finance purchases of the common stock of HMN. The ESOP borrowed $6,085,770 from HMN to purchase 912,866 shares of common stock in the initial public offering of HMN. In December of 1997 the Bank merged with Marshalltown Financial Corporation (MFC). As a result of the merger, in February 1998, the ESOP borrowed $1,476,000 to purchase 76,933 shares of HMN common stock to provide the employees from MFC with an ESOP benefit. The ESOP debt requires quarterly payments of principal plus interest at 7.52%. HMN has committed to make quarterly contributions to the ESOP necessary to repay the loan including interest. HMN contributed $526,568, $525,220 and $673,336 to the ESOP, respectively, during 2000, 1999 and 1998.

     As the debt is repaid, ESOP shares which were initially pledged as collateral for its debt, are committed to be released from collateral and allocated to active employees, based on the proportion of debt service paid in the year. HMN accounts for its ESOP in accordance with Statement of Position 93-6, EMPLOYERS' ACCOUNTING FOR EMPLOYEE STOCK OWNERSHIP PLANS. Accordingly, the shares pledged as collateral are reported as unearned ESOP shares in stockholders' equity. As shares are determined to be ratably released from collateral, HMN reports compensation expense equal to the current market price of the shares, and the shares become outstanding for earnings per share computations. ESOP compensation benefit expense was $287,073, $302,027, and $721,755, respectively, for 2000, 1999 and 1998.

   All employees of the Bank are eligible to participate in the ESOP after they attain age 21 and complete one year of service during which they worked at least 1,000 hours. A summary of the ESOP share allocation is as follows for the years ended:

----------------------------------------------------------------------------------
                                             2000          1999          1998
                                        ------------------------------------------
Shares allocated to participants
   beginning of the year .............    245,294         246,721         217,293
Shares allocated to participants .....     24,382          24,317          42,312
Shares purchased with dividends
   from allocated shares .............      4,012           7,268             800
Shares distributed to participants ...    (26,978)        (33,012)        (13,684)
                                        ---------       ---------       ---------
Shares allocated to participants
   end of year .......................    246,710         245,294         246,721
                                        ---------       ---------       ---------
Unreleased shares beginning
   of the year .......................    693,446         717,763         683,142
Shares purchased .....................          0               0          76,933
Shares released during year ..........    (24,382)        (24,317)        (42,312)
                                        ---------       ---------       ---------
Unreleased shares end of year ........    669,064         693,446         717,763
                                        ---------       ---------       ---------
Total ESOP shares end of year ........    915,774         938,740         964,484
                                        =========       =========       =========
Fair value of unreleased
   shares at December 31 ............. $8,739,648       7,801,268       8,433,715

----------------------------------------------------------------------------------

     In June of 1995, HMN as part of a Recognition and Retention Plan (RRP) awarded 126,729 shares of restricted common stock to its officers and directors. The shares vested over a five year period and were issued from treasury stock. Compensation and benefit expense related to the RRP was $86,708, $170,830, and $210,866 for 2000, 1999, and 1998. In April 1997,
3,000 shares of restricted common stock were awarded to a director. Those shares vest over a five year period beginning in 1998.

     In June 1995, HMN adopted its only stock option plan, the 1995 Stock Option and Incentive Plan (the SOP). During 1995, options exercisable for 821,569 shares of HMN common stock were granted to certain officers and directors at an exercise price of $9.211 per share. The options vest over a five year period and may be exercised within 10 years of the grant date. In December 1996, options exercisable for 1,500 shares of common stock were granted to officers at an exercise price of $12.089. In April 1997, options for 18,000 shares of common stock were granted to a director at an exercise price of $13.007. In April 1999, options for 80,000 shares of common stock were granted to an officer and directors at an exercise price of $11.50. In April 2000, options for 30,000 shares were granted to directors at an exercise price of $11.25.

   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     The fair value of the options granted were $2.59, $4.11, $6.08, $5.55 and $4.49 for 2000, 1999, 1997, 1996 and 1995, respectively. A summary of stock option activity under the SOP is detailed as follows:

-----------------------------------------------------------------------------------------
                                                                            Weighted
                                          Options                            average
                                       available for        Options         exercise
                                           grant          outstanding         price
                                    -----------------------------------------------------
December 31, 1997 .................        90,054          802,200            $9.302
Exercised .........................                        (53,209)            9.211
Forfeited .........................        21,745          (21,745)            9.310
                                          -------          -------
December 31, 1998 .................       111,799          727,246             9.308
Exercised .........................                        (49,516)            9.211
Forfeited .........................         6,848           (6,848)            9.211
Granted April 27, 1999 ............       (80,000)          80,000            11.500
                                          -------          -------
December 31, 1999 .................        38,647          750,882             9.549
Exercised .........................                        (91,742)            9.211
Forfeited .........................           750             (750)           12.089
Granted May 23, 2000 ..............       (30,000)          30,000            11.250
                                          -------          -------
December 31, 2000 .................         9,397          688,390             9.665
                                          =======          =======
-----------------------------------------------------------------------------------------

     The following table summarizes information about stock options outstanding at December 31, 2000:

--------------------------------------------------------------------------------
           Options Outstanding                    Options Exercisable
-----------------------------------------------  -------------------------------
                           Weighted average
 Exercise     Number     remaining contractual
   price    outstanding      life in years         Number       Price
--------------------------------------------------------------------------------
  $ 9.211     560,390            4.4              560,390       $ 9.211
   13.007      18,000            6.3               10,800        13.007
   11.500      80,000            8.3               16,000        11.50
   11.250      30,000            9.4                    0        11.25
              -------                             -------
              688,390                             587,190
              =======                             =======
--------------------------------------------------------------------------------

     HMN uses the intrinsic value method as described in APB Opinion No. 25 and related interpretations to account for its stock incentive plans. Accordingly, no compensation cost has been recognized for the option plan. Proceeds from stock options exercised are credited to common stock and additional paid-in capital. There are no charges or credits to expense with respect to the granting or exercise of options since the options were issued at fair value on the respective grant dates. Had compensation cost for HMN's stock-based plan been determined in accordance with the fair value method recommended by SFAS No. 123, HMN's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

--------------------------------------------------------------------------------
                                            2000         1999         1998
                                       -----------------------------------------
Net income:
   As reported ......................    $6,702,310    6,390,991     4,057,680
   Pro forma ........................     6,508,031    6,169,114     3,841,930
Earnings per common share:
   As reported:
     Basic ..........................       $  1.75         1.47          0.82
     Diluted ........................          1.69         1.41          0.77
   Pro forma:
     Basic ..........................          1.70         1.42          0.78
     Diluted ........................          1.64         1.36          0.73
--------------------------------------------------------------------------------

     The preceding disclosed pro forma effects of applying SFAS No. 123 to compensation costs, may not be representative of the effects on reported pro forma net income for future years.

     The fair value for each option grant for the SOP is estimated on the date of the grant using the Option Designer Model. The model incorporated the following assumptions for each year of grant:

--------------------------------------------------------------------------------
                                      2000            1999          1998
                                   ---------------------------------------------
Risk-free interest rate ..........    6.49%           5.59%         6.80%
Expected life ....................    9 years         9 years      10 years
Expected volatility ..............   15.60%          30.00%        18.00%
Expected dividends ...............    3.0%            2.1%          None
--------------------------------------------------------------------------------

NOTE 16  EARNINGS PER SHARE

The following table reconciles the weighted average shares outstanding and the income available to common shareholders used for basic and diluted EPS:

---------------------------------------------------------------------------------------
                                                  Year Ended December 31,
                                       ------------------------------------------------
                                             2000           1999             1998
                                       ------------------------------------------------
Weighted average number of
   common shares outstanding
   used in basic earnings per
   common share calculation ..........    3,831,353        4,340,551        4,923,392
Net dilutive effect of:
   Options ...........................      137,568          181,930          323,593
   Restricted stock awards ...........        1,767           16,828           51,141
                                          ---------        ---------        ---------
Weighted average number of
   shares outstanding adjusted for
   effect of dilutive securities .....    3,970,688        4,539,309        5,298,126
                                          =========        =========        =========
Income available to common
   shareholders ......................   $6,702,310        6,390,991        4,057,680
Basic earnings per
   common share ......................   $     1.75             1.47             0.82
Diluted earnings per
   common share ......................   $     1.69             1.41             0.77
--------------------------------------------------------------------------------

NOTE 17  STOCKHOLDERS' EQUITY

Starting in 1995 and continuing throughout 2000, HMN has repurchased its common stock in the open market. HMN purchased 439,000 shares during 2000, 568,400 shares during 1999 and 960,800 shares during 1998 for $5,091,726, $7,271,668, and $17,122,788, respectively. The shares were placed in treasury stock.

     Refer to Note 1 for disclosure of the stock split which occurred during the second quarter of 1998.
     HMN declared and paid dividends as follows:

     Record date        Payable date        Dividend per share
     -----------        ------------        ------------------
     May 27, 1998       June 12, 1998             $0.06
     August 27, 1998    September 10, 1998        $0.06
     December 1, 1998   December 15, 1998         $0.06
     February 24, 1999  March 10, 1999            $0.08
     May 26, 1999       June 10, 1999             $0.08
     August 25, 1999    September 10, 1999        $0.08
     November 23, 1999  December 10, 1999         $0.08
     February 24, 2000  March 10, 2000            $0.10
     May 25, 2000       June 12, 2000             $0.10
     August 28, 2000    September 11, 2000        $0.12
     November 22, 2000  December 11, 2000         $0.12

     On January 23, 2001 HMN declared a cash dividend of $0.12 per share payable on March 8, 2001 to holders of record on February 22, 2001.

     HMN's certificate of incorporation authorizes the issuance of up to 500,000 shares of preferred stock, but to date no shares have been issued.

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

NOTE 18 FEDERAL HOME LOAN BANK INVESTMENT, REGULATORY LIQUIDITY AND REGULATORY CAPITAL REQUIREMENTS
The Bank, as a member of the Federal Home Loan Bank System, is required to hold a specified number of shares of capital stock, which is carried at cost, in the Federal Home Loan Bank of Des Moines. In addition, the Bank is required to maintain cash and other liquid assets in an amount equal to 4% of its deposit accounts and other obligations due within one year. The Bank has met these requirements as of December 31, 2000.

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

     Quantitative measures established by regulations to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the following table) of Tier I or Core capital, and Risk-based capital (as defined in the regulations) to total assets (as defined). Management believes, as of December 31, 2000, that the Bank meets all capital adequacy requirements to which it is subject.

     Management believes that based upon the Bank's capital calculations at December 31, 2000 and other conditions consistent with the Prompt Corrective Actions Provisions of the OTS regulations, the Bank would be categorized as well capitalized.

    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     At December 31, 2000 the Bank's capital amounts and ratios are also presented for actual capital, required capital, and excess capital including amounts and ratios in order to qualify as being well capitalized under the Prompt Corrective Actions regulations:

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                             To Be Well Capitalized
                                                                    Required to                                   Under Prompt
                                                                   be Adequately                               Corrective Actions
                                              Actual                Capitalized           Excess Capital            Provisions
                                      ---------------------------------------------------------------------------------------------
                                                    Percent of              Percent of           Percent of             Percent of
(IN THOUSANDS)                          Amount     Assets (1)    Amount     Assets (1)   Amount   Assets (1)   Amount    Assets (1)
-----------------------------------------------------------------------------------------------------------------------------------
Bank stockholder's equity ...........  $52,919
Plus:
   Net unrealized loss on
     certain securities
     available for sale .............    1,518
Less:
   Goodwill and other intangibles ...    4,775
   Excess mortgage servicing rights .      226
                                        ------
Tier I or core capital ..............   49,436
                                        ------
   Tier I capital to
     adjusted total assets ..........                  7.07%     $27,973      4.00%      $21,463   3.07%       $34,966     5.00%
   Tier I capital to
   risk-weighted assets .............                 11.19%     $17,677      4.00%      $31,759   7.19%       $26,515     6.00%
Less:
   Equity investments and other
     assets required to be deducted .       11
Plus:
   Allowable allowance for loan
     losses .........................    3,090
                                        ------
   Risk-based capital ...............  $52,515                   $35,353                 $17,162               $44,192
                                        ======

   Risk-based capital to
     risk-weighted assets ...........                 11.88%                  8.00%                3.88%                  10.00%

(1) Based upon the Bank's adjusted total assets for the purpose of the Tier I or core capital ratios and risk-weighted assets for the purpose of the risk-based capital ratio.

-------------------------------------------------------------------------------

NOTE 19  FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK
The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the balance sheet. The contract amounts of these instruments reflect the extent of involvement by the Bank.

     The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contract amount of these commitments. The Bank uses the same credit policies in making commitments as it does for on-balance sheet instruments.

--------------------------------------------------------------------------------
                                                     Contract amount
                                               ---------------------------------
(IN THOUSANDS)                                     2000          1999
--------------------------------------------------------------------------------
Financial instruments whose contract
amount represents credit risk:
   Commitments to extend credit .............    $64,980        81,972
   Commitment of counter party
       to purchase loans ....................      9,783         6,008
Financial instruments whose contract amount
represents interest rate risk:
   Interest rate swap .......................    $10,000             0
--------------------------------------------------------------------------------

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

     Interest rate swaps are derivative instruments that involve the contractual exchange of fixed and floating rate interest payment obligations based on a notional principal amount. The contractual arrangement is made to enhance management of interest rate risk exposure caused by fluctuations in interest rates. In 2000, HMN entered into an interest rate swap with a notional amount of $10,000,000. The interest rate swap is used as a fair value hedge for a certificate of deposit. Activity with respect to the interest rate swap contract follows:

--------------------------------------------------------------------------------
                                                         December 31,
                                                 -------------------------------
(IN THOUSANDS)                                       2000            1999
--------------------------------------------------------------------------------
Notional amount outstanding at
   beginning of year ............................   $     0               0
   Interest rate swap notional amount ...........    10,000               0
                                                     ------              --
Notional amount outstanding at end of year ......    10,000               0
                                                     ------              --
Unrealized gain .................................   $    76               0
--------------------------------------------------------------------------------

     An interest rate swap with a notional amount of $10 million as of December 31, 2000, hedges a certificate of deposit in the amount of $10 million. The swap has a termination date of July 27, 2007 and has a call provision annually in July. The variable interest rate resets on the 27th of the first month of each quarter. In the swap, HMN receives a fixed interest rate of 7.5% and pays a variable interest rate based upon three month LIBOR. In 2000, HMN paid interest with a weighted average interest rate of 6.794%. HMN did not enter into any interest rate swaps in 1999.

     FASB No. 133 requires that all derivative instruments be measured at fair market value. On January 1, 2001, HMN will mark the interest rate swap to $75,637 and also as a credit to the related certificate of deposit being hedged. HMN will amortize the credit adjustment over subsequent periods based on interest rate movements and mark the interest rate swap to market.

NOTE 20  FAIR VALUE OF FINANCIAL INSTRUMENTS
SFAS No. 107, DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS, requires disclosure of estimated fair values of HMN's financial instruments, including assets, liabilities and off-balance sheet items for which it is practicable to estimate fair value. The fair value estimates are made as of December 31, 2000, and 1999 based upon relevant market information, if available, and upon the characteristics of the financial instruments themselves. Because no market exists for a significant portion of HMN's financial instruments, fair value estimates are based upon judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. The estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

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

     The estimated fair value of HMN's financial instruments are shown on the following page. Following the table, there is an explanation of the methods and assumptions used to estimate the fair value of each class of financial instruments.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


----------------------------------------------------------------------------------------------------------------------------
                                                                               December 31,
                                              ------------------------------------------------------------------------------
                                                                2000                                    1999
                                              --------------------------------------  --------------------------------------
                                                Carrying      Estimated    Contract     Carrying      Estimated    Contract
(IN THOUSANDS)                                   amount      fair value     amount       amount      fair value     amount
----------------------------------------------------------------------------------------------------------------------------
Financial assets:
   Cash and cash equivalents ................   $ 14,417       14,417                      9,051        9,051
   Securities available for sale ............    139,206      139,206                    173,477      173,477
   Loans held for sale ......................      7,861        7,861                      4,083        4,083
   Loans receivable, net ....................    518,765      527,635                    477,896      470,029
   Federal Home Loan Bank stock .............     12,245       12,245                     11,470       11,470
   Accrued interest receivable ..............      4,312        4,312                      3,860        3,860
Financial liabilities:
   Deposits .................................    421,691      421,675                    400,382      398,717
   Federal Home Loan Bank advances ..........    221,900      219,559                    229,400      225,574
   Accrued interest payable .................      1,576        1,576                      1,433        1,433
Off-balance sheet financial instruments:

   Commitments to extend credit .............          0           63       64,980             0           86       81,972
   Interest rate swap .......................          0           76       10,000             0            0
----------------------------------------------------------------------------------------------------------------------------

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

DEPOSITS Under SFAS No. 107, the fair value of deposits with no stated maturity such as checking, savings and money market accounts, is equal to the amount payable on demand. The fair value of certificates of deposit is based on the discounted value of contractual cash flows using as discount rates the rates that were offered by HMN as of December 31, 2000 and 1999 for deposits with maturities similar to the remaining maturities of the existing certificates of deposit.

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

FEDERAL HOME LOAN BANK ADVANCES AND OTHER BORROWED MONEY The fair values of advances and other borrowed money with fixed maturities are estimated based on discounted cash flow analysis using as discount rates the interest rates charged by the FHLB or Wells Fargo Bank Minnesota, N.A. at December 31, 2000 and 1999 for borrowings of similar remaining maturities.

COMMITMENTS TO EXTEND CREDIT The fair value of commitments to extend credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counter parties.

INTEREST RATE SWAP The fair value of interest rate swaps is estimated based upon the present value of the anticipated cash flows that will be received from the interest rate swap, taking into account the existing spread between the fixed interest rate and the variable interest rate and the remaining time to the anticipated call date.

NOTE 21  HMN FINANCIAL, INC. FINANCIAL INFORMATION (PARENT COMPANY ONLY)
The following are the condensed financial statements for the parent company only as of December 31, 2000 and 1999 and for the years ended December 31, 2000, 1999 and 1998.

                                                                            2000                 1999             1998
-----------------------------------------------------------------------------------------------------------------------------
CONDENSED BALANCE SHEETS
ASSETS:
   Cash and cash equivalents ................................         $     56,829              768,386
   Securities available for sale ............................            7,818,735            7,146,815
   Loans receivable from subsidiaries .......................            4,460,392            4,762,631
   Investment in subsidiaries ...............................           54,215,145           50,426,528
   Investment in limited partnership ........................              285,524              415,576
   Accrued interest receivable ..............................              208,810              143,054
   Prepaid expenses and other assets ........................              143,737              503,981
   Deferred tax asset .......................................              325,700              579,800
                                                                       -----------           ----------
       Total assets .........................................         $ 67,514,872           64,746,771
                                                                       ===========           ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
   Other borrowed money .....................................         $    750,000                    0
   Accrued expenses and other liabilities ...................              139,224              186,003
                                                                           -------              -------
       Total liabilities ....................................              889,224              186,003
                                                                           -------              -------
   Serial preferred stock ...................................                    0                    0
   Common stock .............................................               91,287               91,287
   Additional paid-in capital ...............................           59,584,176           59,674,715
   Retained earnings ........................................           73,380,588           68,423,008
   Accumulated other comprehensive loss .....................           (2,037,005)          (3,187,843)
   Unearned employee stock option plan shares ...............           (5,318,067)          (5,511,851)
   Unearned compensation restricted stock awards ............               (9,800)             (96,508)
   Treasury stock, at cost, 4,737,521 and 4,370,285 shares ..          (59,065,531)         (54,832,040)
                                                                       -----------           ----------
       Total stockholders' equity ...........................           66,625,648           64,560,768
                                                                       -----------           ----------
       Total liabilities and stockholders' equity ...........         $ 67,514,872           64,746,771
                                                                       ===========           ==========
CONDENSED STATEMENTS OF INCOME
   Interest income ..........................................         $    802,647              962,179         1,342,134
   Interest expense .........................................              (34,443)             (36,027)          (57,475)
   Securities gains (losses), net ...........................                    0               42,547         1,622,607
   Equity in earnings of subsidiaries .......................            6,592,861            5,997,933         2,586,843
   Earnings (losses) in limited partnership .................             (130,053)                 387           (65,682)
   Other income .............................................                3,073                9,658                 0
   Compensation and benefits ................................              (45,219)             (16,480)          (24,256)
   Occupancy ................................................               (6,132)              (6,349)           (6,000)
   Advertising ..............................................                    0                 (190)             (190)
   Data processing ..........................................               (3,762)              (1,323)           (1,383)
   Other ....................................................             (499,462)            (450,344)         (617,118)
                                                                       -----------            ---------         ---------
       Income before income tax expense .....................            6,679,510            6,501,991         4,779,480
   Income tax expense (benefit) .............................              (22,800)             111,000           721,800
                                                                       -----------            ---------         ---------
       Net income ...........................................         $  6,702,310            6,390,991         4,057,680
                                                                       ===========            =========         =========
CONDENSED STATEMENTS OF CASH FLOWS
Cash flows from operating activities:
   Net income ...............................................         $  6,702,310            6,390,991         4,057,680
   Adjustments to reconcile net income to cash provided
       (used) by operating activities:
       Equity in earnings of subsidiaries ...................           (6,592,861)          (5,997,933)       (2,586,843)
       Equity in earnings (losses) of limited partnership ...              130,053                 (387)           65,682
       Amortization of premiums (discounts), net ............                    0              (25,091)          (56,038)
       Securities gains, net ................................                    0              (42,547)       (1,622,607)
       Provision for deferred income taxes ..................              (11,200)                 200            (4,200)
       Earned employee stock ownership shares priced above
           original cost ....................................               55,197               64,414           235,989
       Decrease in restricted stock awards ..................               86,708              170,830           210,866
       Decrease in unearned ESOP shares .....................              193,784              193,301           325,128
       (Increase) decrease in accrued interest receivable ...              (65,756)             201,861          (277,032)
       Increase in accrued expenses and other liabilities ...               64,586               37,943             4,489
       Decrease (increase) in other assets ..................              360,244              207,113          (699,479)
   Other, net ...............................................                   (1)              54,379           134,957
                                                                       -----------            ---------         ---------
       Net cash provided (used) by operating activities .....              923,064            1,255,074          (211,408)
                                                                       -----------            ---------         ---------

   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                            2000                 1999             1998
-----------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Proceeds from sales of securities available for sale .....                    0              655,104        21,650,412
   Proceeds collected on maturity of securities available
     for sale ...............................................                    0            4,931,000         8,574,876
   Purchases of securities available for sale ...............                    0           (5,834,479)      (23,800,742)
   Increase (decrease) in investments in subsidiaries .......              548,462                    0        (1,253,800)
   Net (increase) decrease in loans receivable from
     subsidiaries ...........................................              302,239            7,672,001        (5,384,062)
                                                                        ----------           ----------        ----------
       Net cash provided (used) by investing activities .....              850,701            7,423,626          (213,316)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Purchase of treasury stock ................................           (5,091,726)          (7,271,668)      (17,122,788)
  Increase in unearned ESOP shares ..........................                    0                    0        (1,476,000)
  Stock options exercised ...................................              601,134              255,548           436,025
  Dividends to stockholders .................................           (1,744,730)          (1,392,361)         (857,555)
  Fractional shares purchased from stock split ..............                    0                    0            (1,716)
  Increase (decrease) in other borrowed money ...............              750,000           (3,525,000)        3,525,000
  Proceeds from dividends on Bank stock .....................            3,000,000            4,000,000        15,000,000
                                                                        ----------           ----------        ----------
   Net cash used by financing activities ....................           (2,485,322)          (7,933,481)         (497,034)
                                                                        ----------           ----------        ----------
   Increase (decrease) in cash and cash equivalents .........             (711,557)             745,219          (921,758)
Cash and cash equivalents, beginning of year ................              768,386               23,167           944,925
                                                                        ----------           ----------        ----------
Cash and cash equivalents, end of year ......................         $     56,829              768,386            23,167
                                                                        ==========           ==========        ==========


NOTE 22 BUSINESS SEGMENTS

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
(DOLLARS IN THOUSANDS)                        Savings Bank    Rights     Banking     Segments     Other   Eliminations    Total
-----------------------------------------------------------------------------------------------------------------------------------
At or for the year ended December 31, 2000:
  Interest income-- external customers..........$ 52,001          0          313       52,314        603            0      52,917
  Non-interest income-- external customers......   2,801         60          568        3,429         15            0       3,444
  Earnings (losses) on limited partnerships.....       9          0            0            9       (130)           0        (121)
  Intersegment interest income..................      30          0            0           30        282         (312)          0
  Intersegment non-interest income..............     387          0            0          387      6,593       (6,980)          0
  Interest expense..............................  32,997          0          243       33,240         73         (312)     33,001
  Amortization of mortgage servicing rights
   and net valuation adjustments and
   servicing costs..............................     260         73            0          333          0            0         333
  Other non-interest expense....................  11,046          0        1,004       12,050        563         (387)     12,226
  Income tax expense (benefit)..................   3,954         (5)        (147)       3,802         (4)           0       3,798
  Net income (loss).............................   6,791         (8)        (219)       6,564      6,731       (6,593)      6,702
  Total assets.................................. 702,767        180        5,599      708,576     67,379      (59,939)    716,016
  Net interest margin...........................    2.81%        NM           NM           NM         NM           NM        2.89%
  Return on average assets......................    0.95      (5.67)%      (7.27)%         NM         NM           NM        0.94
  Return on average realized common equity......   12.53     (21.05)      (27.00)          NM         NM           NM        9.81
At or for the year ended December 31, 1999:
  Interest income-- external customers..........$ 46,013          0          307       46,320        784            0      47,104
  Non-interest income-- external customers......   2,153         98        1,056        3,307        436            0       3,743
  Earnings on limited partnerships..............     550          0            0          550          0            0         550
  Intersegment interest income..................      29          0            0           29        413         (442)          0
  Intersegment non-interest income..............     395          0            0          395      5,998       (6,393)          0
  Interest expense..............................  28,904          0          291       29,195        158         (442)     28,911
  Amortization of mortgage servicing rights
   and net valuation adjustments and
   servicing costs..............................     229        242            0          471          0            0         471
  Other non-interest expense....................   9,856          0        1,121       10,977        810         (364)     11,423
  Income tax expense (benefit)..................   3,862        (57)         (20)       3,785        176            0       3,961
  Net income (loss).............................   6,049        (87)         (29)       5,933      6,487       (6,029)      6,391
  Total assets.................................. 683,400        222        4,235      687,857     67,389      (56,060)    699,186
  Net interest margin...........................    2.66%        NM           NM           NM         NM           NM        2.74%
  Return on average assets......................    0.91     (33.11)%      (0.53)%         NM         NM           NM        0.93
  Return on average realized common equity......   12.24    (100.03)       (1.70)          NM         NM           NM        9.18
At or for the year ended December 31, 1998:
  Interest income-- external customers..........  47,231          0          296       47,527      1,268            0      48,795
  Non-interest income-- external customers......   3,858        265          953        5,076      1,279            0       6,355
  Loss on limited partnerships..................  (3,725)         0            0       (3,725)         0            0      (3,725)
  Intersegment interest income..................      46          0            0           46        602         (648)          0
  Intersegment non-interest income..............       0          0            0            0      2,779       (2,779)          0
  Interest expense..............................  31,887          0          307       32,194        352         (648)     31,898
  Amortization of mortgage servicing rights
   and net valuation adjustments and
   servicing costs..............................      56        883            0          939          0            0         939
  Other non-interest expense....................  10,707          7        1,157       11,871        656         (306)     12,221
  Income tax expense (benefit)..................   1,516       (251)         (87)       1,178        821            0       1,999
  Net income (loss).............................   2,942       (374)        (128)       2,440      4,204       (2,586)      4,058
  Total assets.................................. 672,870        371       11,710      684,951     75,053      (65,346)    694,658
  Net interest margin...........................    2.33%        NM           NM           NM         NM           NM        2.47%
  Return on average assets......................    0.43     (30.32)%      (2.05)%         NM         NM           NM        0.57
  Return on average realized common equity......    5.78     (96.91)       (7.17)          NM         NM           NM        5.38


NM - Not meaningful

INDEPENDENT AUDITOR'S REPORT

KPMG LLP

THE BOARD OF DIRECTORS
HMN FINANCIAL, INC.
SPRING VALLEY, MINNESOTA:

We have audited the accompanying consolidated balance sheets of HMN Financial, Inc. and subsidiaries (the Company) as of December 31, 2000 and 1999, and the related consolidated statements of income, comprehensive income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of HMN Financial, Inc. and subsidiaries at December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.



KPMG LLP

MINNEAPOLIS, MINNESOTA
JANUARY 30, 2001

SELECTED QUARTERLY FINANCIAL DATA


                                                       DECEMBER 31,  SEPTEMBER 30,   JUNE 30,
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)               2000          2000         2000
----------------------------------------------------------------------------------------------
Selected Operations Data (3 MONTHS ENDED):

Interest income .....................................   $  13,692        13,526       13,039
Interest expense ....................................       8,733         8,568        7,995
                                                        ---------        ------       ------
  Net interest income ...............................       4,959         4,958        5,044
Provision for loan losses ...........................          45            45           45
                                                        ---------        ------       ------
  Net interest income after provision for loan losses       4,914         4,913        4,999
                                                        ---------        ------       ------
Noninterest income:
  Fees and service charges ..........................         336           356          348
  Mortgage servicing fees ...........................          90            95           77
  Securities gains (losses), net ....................          16            (5)          35
  Gain on sales of loans ............................         401           338          294
  Earnings (losses) in limited partnerships .........        (199)          (41)          82
  Other noninterest income ..........................         191           121          181
                                                        ---------        ------       ------
    Total noninterest income ........................         835           864        1,017
                                                        ---------        ------       ------
Noninterest expense:
  Compensation and benefits .........................       1,724         1,482        1,488
  Occupancy .........................................         510           491          465
  Federal deposit insurance premiums ................          21            21           21
  Advertising .......................................          78            93           89
  Data processing ...................................         211           203          191
  Amortization of mortgage servicing rights and
    net valuation adjustments .......................         104            84           76
  Other noninterest expense .........................         940           623          619
                                                        ---------        ------       ------
    Total noninterest expense .......................       3,588         2,997        2,949
                                                        ---------        ------       ------
  Income before income tax expense ..................       2,161         2,780        3,067
Income tax expense ..................................         572         1,077        1,187
                                                        ---------        ------       ------
  Net income ........................................   $   1,589         1,703        1,880
                                                        =========        ======       ======
Basic earnings per share ............................   $    0.43          0.45         0.48
                                                        =========        ======       ======
Diluted earnings per share ..........................   $    0.41          0.44         0.47
                                                        =========        ======       ======
Financial Ratios:
Return on average assets(1) .........................        0.88%         0.94         1.06
Return on average equity(1) .........................        9.26          9.91        11.07
Average equity to average assets ....................        9.56          9.59         9.65
Dividend payout ratio ...............................       27.27         25.53        27.03
Net interest margin(1)(2) ...........................        2.84          2.83         2.95

(DOLLARS IN THOUSANDS)
----------------------------------------------------------------------------------------------
Selected Financial Condition Data:
Total assets ........................................   $ 716,016       722,157      716,209
Securities available for sale:
  Mortgage-backed and related securities ............      75,380        87,542       89,488
  Other marketable securities .......................      63,827        70,664       67,290
Loans held for sale .................................       7,861         6,386        6,066
Loans receivable, net ...............................     518,765       506,831      505,280
Deposits ............................................     421,691       423,717      401,630
Federal Home Loan Bank advances .....................     221,900       227,900      244,900
Stockholders' equity ................................      66,626        64,109       64,212


(1) Annualized
(2) Net interest income divided by average interest-earning assets.


                                                   54

                                                         MARCH 31,  DECEMBER 31,  SEPTEMBER 30,  JUNE 30,   MARCH 31,
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)              2000       1999           1999         1999        1999
---------------------------------------------------------------------------------------------------------------------
Selected Operations Data (3 MONTHS ENDED):

Interest income .....................................    12,661       12,006       11,835       11,660      11,603
Interest expense ....................................     7,705        7,387        7,235        7,119       7,170
                                                       --------     --------     --------     --------    --------
  Net interest income ...............................     4,956        4,619        4,600        4,541       4,433
Provision for loan losses ...........................        45           45           45           75          75
                                                       --------     --------     --------     --------    --------
  Net interest income after provision for loan losses     4,911        4,574        4,555        4,466       4,358
                                                       --------     --------     --------     --------    --------
Noninterest income:
  Fees and service charges ..........................       257          283          246          192         127
  Mortgage servicing fees ...........................        79           64           94           88          88
  Securities gains (losses), net ....................       (69)         (26)         (15)          23         139
  Gain on sales of loans ............................       183          294          358          585         695
  Earnings (losses) in limited partnerships .........        37          217          (29)         346          17
  Other noninterest income ..........................       126          121          167           99         120
                                                       --------     --------     --------     --------    --------
    Total noninterest income ........................       613          953          821        1,333       1,186
                                                       --------     --------     --------     --------    --------
Noninterest expense:
  Compensation and benefits .........................     1,696        1,549        1,539        1,535       1,428
  Occupancy .........................................       426          332          423          396         420
  Federal deposit insurance premiums ................        21           36           73           73          73
  Advertising .......................................        44           57           74           84          70
  Data processing ...................................       185          183          173          177         185
  Amortization of mortgage servicing rights and
    net valuation adjustments .......................        69           62           87          154         168
  Other noninterest expense .........................       590          779          602          573         590
                                                       --------     --------     --------     --------    --------
    Total noninterest expense .......................     3,031        2,998        2,971        2,992       2,934
                                                       --------     --------     --------     --------    --------
  Income before income tax expense ..................     2,493        2,529        2,405        2,807       2,610
Income tax expense ..................................       963          951          910        1,091       1,008
                                                       --------     --------     --------     --------    --------
  Net income ........................................     1,530        1,578        1,495        1,716       1,602
                                                       ========     ========     ========     ========    ========
Basic earnings per share ............................      0.38         0.38         0.35         0.39        0.36
                                                       ========     ========     ========     ========    ========
Diluted earnings per share ..........................      0.37         0.36         0.33         0.37        0.34
                                                       ========     ========     ========     ========    ========
Financial Ratios:
Return on average assets(1) .........................      0.87         0.90         0.86         1.01        0.95
Return on average equity(1) .........................      9.00         9.05         8.55         9.83        9.31
Average equity to average assets ....................      9.70        10.13        10.18        10.23       10.20
Dividend payout ratio ...............................     27.78        24.24        21.62        23.53       21.62
Net interest margin(1)(2) ...........................      2.93         2.74         2.75         2.76        2.73

(DOLLARS IN THOUSANDS)
------------------------------------------------------------------------------------------------------------------
Selected Financial Condition Data:
Total assets ........................................   705,704      699,186      687,528      679,974     681,936
Securities available for sale:
  Mortgage-backed and related securities ............    97,190      100,777      105,228      110,454     124,787
  Other marketable securities .......................    69,479       72,700       78,812       72,887      59,760
Loans held for sale .................................     3,398        4,083        4,991        6,722       9,102
Loans receivable, net ...............................   486,632      477,896      458,104      446,670     449,872
Deposits ............................................   401,453      400,382      404,555      416,192     421,210
Federal Home Loan Bank advances .....................   233,900      229,400      211,900      192,400     185,400
Stockholders' equity ................................    63,552       64,561       65,747       67,195      69,014



(1) Annualized
(2) Net interest income divided by average interest-earning assets.

OTHER FINANCIAL DATA

The following table sets forth the maximum month-end balance and average balance of FHLB advances.

------------------------------------------------------------------------------------------------------------------------
                                                                                             Year Ended December 31,
                                                                                    ------------------------------------
(DOLLARS IN THOUSANDS)                                                                 2000           1999         1998
------------------------------------------------------------------------------------------------------------------------
Maximum Balance:
   Federal Home Loan Bank advances................................................   $244,900        230,900     194,579
   Federal Home Loan Bank short-term borrowings...................................     67,000         60,500      46,893
Average Balance:
   Federal Home Loan Bank advances................................................    232,862        197,861     172,232
   Federal Home Loan Bank short-term borrowings...................................     50,708         28,614      32,145
-------------------------------------------------------------------------------------------------------------------

The following table sets forth certain information as to the Bank's FHLB advances.

----------------------------------------------------------------------------------------------------------------------------
                                                                                   December 31,
                                                     -----------------------------------------------------------------------
                                                               2000                     1999                   1998
                                                     -----------------------------------------------------------------------
                                                                    Weighted                Weighted               Weighted
                                                                     Average                 Average                Average
(DOLLARS IN THOUSANDS)                                  Amount        Rate       Amount       Rate       Amount      Rate
----------------------------------------------------------------------------------------------------------------------------
Federal Home Loan Bank short-term borrowings..........  $ 38,000      6.79%      60,500      5.67        15,000      4.99
Other Federal Home Loan Bank long-term advances.......   183,900      5.85      168,900      5.53       170,400      5.51
                                                        --------                -------                 -------
   Total..............................................  $221,900      6.01      229,400      5.57       185,400      5.47
                                                        ========                =======                 =======
-----------------------------------------------------------------------------------------------------------------------------

Refer to Note 12 of the Notes to Consolidated Financial Statements for more information on the Bank's FHLB advances.

COMMON STOCK INFORMATION

The common stock of HMN Financial, Inc. is listed on the Nasdaq Stock Market under the symbol: HMNF. The common stock outstanding is 9,128,662 shares of which 4,737,521 shares are in treasury stock at December 31, 2000. As of December 31, 2000 there are 760 stockholders of record and 720 estimated beneficial stockholders. The following table represents the stock price information for HMN Financial, Inc. as furnished by Nasdaq for each quarter starting in December 31, 2000 and regressing back to March 31, 1995.

----------------------------------------------------------------------------------------------------------------------
                Dec. 29,     Sept. 29,     June 30,     March 31,    Dec. 31,     Sept. 30,    June 30,      March 31,
                  2000         2000          2000         2000         1999         1999         1999          1999
----------------------------------------------------------------------------------------------------------------------
HIGH...........  $13.25        13.88         11.75        12.13        12.75        13.50        13.13         13.50
LOW............   12.31        10.88         10.13         9.63        10.88        11.88        10.50         11.38
CLOSE..........   13.06        12.44         11.00        10.13        11.25        12.25        11.63         11.38



-------------------------------------------------------------------------------------------------------------------
                Dec. 31,     Sept. 30,     June 30,     March 31,    Dec. 31,     Sept. 30,    June 30,      March 31,
                  1998         1998          1998         1998         1997         1997         1997          1997
-------------------------------------------------------------------------------------------------------------------
HIGH...........  $14.75        16.06         20.67        21.33        21.67        17.33        16.25         16.50
LOW............   10.38        13.25         15.50        17.50        16.17        14.58        12.42         12.00
CLOSE..........   11.75        14.50         15.88        20.00        21.67        16.50        15.33         13.36



-------------------------------------------------------------------------------------------------------------------
                Dec. 31,     Sept. 30,     June 28,     March 29,    Dec. 29,     Sept. 29,    June 30,      March 31,
                  1996         1996          1996         1996         1995         1995         1995          1995
-------------------------------------------------------------------------------------------------------------------
HIGH...........  $12.42        11.00         11.00       10.75         10.83        10.42        9.33          9.00
LOW............   10.67        10.08          9.75        9.67          9.92         9.08        8.33          7.17
CLOSE..........   12.08        10.67         11.00        9.75         10.67        10.17        9.08          8.50

CORPORATE AND SHAREHOLDER INFORMATION


HMN FINANCIAL, INC.                             DIRECTORS                                  BRANCH OFFICES OF BANK
101 North Broadway
Spring Valley, MN 55975                         M. F. SCHUMANN                             ALBERT LEA
(507)346-1100                                   HMN AND HOME FEDERAL SAVINGS BANK          143 W. Clark Street
                                                CHAIRMAN OF THE BOARD                      Albert Lea, MN 56007
ANNUAL MEETING                                  LICENSED PUBLIC ACCOUNTANT                 (507) 377-3330
The annual meeting of shareholders will         SCHUMANN, GRANAHAN, HESSE & WILSON, LTD.
be held on Tuesday, April 24, 2001 at                                                      AUSTIN
10:00 a.m. (Central Time) at the Holiday        MICHAEL MCNEILL                            201 Oakland Avenue West
Inn City Centre, 220 South Broadway             HMN PRESIDENT AND                          Austin, MN 55912
Ave. Rochester, Minnesota                       HOME FEDERAL SAVINGS BANK PRESIDENT AND    (507) 433-2355
                                                CHIEF EXECUTIVE OFFICER
LEGAL COUNSEL                                                                              LACRESCENT
Faegre & Benson LLP                             TIMOTHY P. JOHNSON                         208 South Walnut
2200 Wells Fargo Center                         HMN AND HOME FEDERAL SAVINGS BANK          LaCrescent, MN 55947
90 South Seventh St.                            EXECUTIVE VICE PRESIDENT,                  (507) 895-4090
Minneapolis, MN 55402-3901                      CHIEF FINANCIAL OFFICER AND
                                                TREASURER                                  MARSHALLTOWN
INDEPENDENT AUDITORS                                                                       303 West Main Street
KPMG LLP                                        ROGER P. WEISE                             Marshalltown, IA 50158
4200 Wells Fargo Center                         RETIRED CHAIRMAN, PRESIDENT AND CHIEF      (641) 754-6000
90 South Seventh St.                            EXECUTIVE OFFICER
Minneapolis, MN 55402-3900                      HMN AND HOME FEDERAL SAVINGS BANK          29 South Center Street
                                                                                           Marshalltown, IA 50158
INVESTOR INFORMATION AND FORM 10-K              DUANE D. BENSON                            (641) 754-6040
Additional information and HMN's Form           EXECUTIVE DIRECTOR
10-K, filed with the Securities and             MINNESOTA BUSINESS PARTNERSHIP             ROCHESTER
Exchange Commissions is available                                                          Crossroads Shopping Center
without charge upon request from:               TIMOTHY R. GEISLER                         Rochester, MN 55901
     HMN Financial, Inc.                        UNIT MANAGER, FOUNDATION ACCOUNTING        (507) 289-4025
     Attn: Investor Relations                   LIAISON UNIT
     101 North Broadway                         MAYO CLINIC                                1110 6th Street NW
     Spring Valley, MN 55975-0231                                                          Rochester, MN 55901
                                                RICHARD J. ZIEBELL                         (507) 285-1707
TRANSFER AGENT & REGISTRAR                      RETIRED PRESIDENT
Inquires regarding change of address,           BADGER FOUNDRY, INC.                       Galleria Mall
transfer requirements, and lost certificates                                               111 South Broadway, Suite 200
should be directed to the transfer agent.       ALLAN R. DEBOER                            Rochester, MN 55901
     Wells Fargo Shareowner Services            CHEIF EXECUTIVE OFFICER                    (507) 529-6520
     PO Box 64854                               RCS OF ROCHESTER, INC.
     St. Paul, MN 55164-0854                                                               SPRING VALLEY
     (800) 468-9716                             MAHLON C. SCHNEIDER                        715 North Broadway
                                                SENIOR VICE PRESIDENT EXTERNAL AFFAIRS     Spring Valley, MN 55975
                                                AND GENERAL COUNSEL                        (507) 346-7345
                                                HORMEL FOODS CORPORATION
                                                                                           TOLEDO
                                                EXECUTIVE OFFICERS                         119 West High Street
                                                MICHAEL MCNEILL                            Toledo, IA 52342
                                                PRESIDENT                                  (641) 484-5141

                                                                                           WINONA
                                                TIMOTHY P. JOHNSON                         175 Center Street
                                                EXECUTIVE VICE PRESIDENT,                  Winona, MN 55987
                                                CHIEF FINANCIAL OFFICER                    (507) 454-4912
                                                AND TREASURER
                                                                                           Home Federal Mortgage Services, LLC
                                                DWAIN C. JORGENSEN                         (ON 1/31/01 HMN MORTGAGE SERVICES, INC.
                                                SENIOR VICE PRESIDENT                      WAS MERGED INTO HOME FEDERAL MORTGAGE
                                                                                           SERVICES, LLC)
                                                JON J. EBERLE                              Brooklyn Park
                                                VICE PRESIDENT AND CONTROLLER              Mortgage Origination and
                                                                                           Mortgage Banking Office
                                                                                           7101 Northland Circle, Suite 200
                                                                                           Brooklyn Park, MN 55428
                                                                                           (763) 533-2500