Form 10-K, Exhibit 13
period 2002-12-31
HMN FINANCIAL INC
filed 2003-03-25
CIK 921183

Exhibit 13

FIVE - YEAR CONSOLIDATED FINANCIAL HIGHLIGHTS

Selected Operations Data:

	Year Ended December 31,
(Dollars in thousands, except per share data)	2002	2001	2000	1999	1998
Total interest income	$42,868	51,468	52,917	47,104	48,795
Total interest expense	21,295	30,444	33,001	28,911	31,898
Net interest income	21,573	21,024	19,916	18,193	16,897
Provision for loan losses	2,376	1,150	180	240	310
Net interest income after provision for loan losses	19,197	19,874	19,736	17,953	16,587
Fees and service charges	1,723	1,563	1,297	848	518
Mortgage servicing fees	715	470	341	335	337
Securities gains (losses), net	422	(671)	(23)	122	2,799
Gain on sales of loans	3,077	2,934	1,216	1,932	2,177
Earnings (losses) in limited partnerships	(659)	(1,311)	(121)	550	(3,725)
Other non-interest income	597	599	613	506	524
Total non-interest income	5,875	3,584	3,323	4,293	2,630
Other non-interest expense	17,849	15,749	12,559	11,895	13,160
Total non-interest expense	17,849	15,749	12,559	11,895	13,160
Income tax expense	2,099	2,634	3,798	3,960	1,999
Income before minority interest	5,124	5,075	6,702	6,391	4,058
Minority interest	(142)	(383)	0	0	0
Net income	$5,266	5,458	6,702	6,391	4,058
Per common share and common share equivalents:
Basic	$1.40	1.45	1.75	1.47	0.82
Diluted	1.32	1.37	1.69	1.41	0.77

Selected Financial Condition Data:

	December 31,
(Dollars in thousands, except per share data)	2002	2001	2000	1999	1998
Total assets	$737,523	721,114	716,016	699,186	694,658
Securities available for sale	121,397	119,895	139,206	173,477	181,625
Loans held for sale	15,127	68,018	7,861	4,083	13,095
Loans receivable, net	533,906	471,668	518,765	447,896	447,455
Deposits	432,951	421,843	421,691	400,382	433,869
Federal Home Loan Bank advances	218,300	217,800	221,900	229,400	185,400
Stockholders’ equity	76,065	72,161	66,626	64,561	68,445

Book value per share	17.28	16.41	15.17	13.57	12.93
Tangible book value per share	15.68	15.39	14.09	12.48	11.87

Number of full service offices	13	12	11	10	10
Number of mortgage origination offices	0	1	1	1	1

Key Ratios(1)
Stockholders’ equity to total assets at year end	10.31%	10.01%	9.31%	9.23%	9.85%
Average stockholders’ equity to average assets	10.66	9.91	9.56	10.13	10.63
Return on stockholders’ equity (ratio of net income to average equity)	6.94	7.57	9.81	9.18	5.38
Return on assets (ratio of net income to average assets)	0.74	0.75	0.94	0.93	0.57
Dividend payout ratio	57.63	39.71	27.22	24.11	36.62

(1)               Average balances were calculated based upon amortized cost without the market value impact of SFAS No. 115.

MANAGEMENT’S DISCUSSION AND ANALYSIS

FINANCIAL REVIEW

The financial review presents management’s discussion and analysis of the consolidated financial condition and results of operations of HMN Financial, Inc. and its subsidiaries (HMN). This review should be read in conjunction with the consolidated financial statements and other financial data beginning on page 24.

General

HMN’s net income is significantly dependent on its net interest income, which is the difference between interest earned on its loans and investments (interest income), and the interest paid on interest-bearing liabilities such as deposits and Federal Home Loan Bank (FHLB) advances (interest expense). Net interest income is determined by (i) the difference between the yield earned on interest-earning assets and rates paid on interest-bearing liabilities (interest rate spread) and (ii) the relative amounts of interest-earning assets and interest-bearing liabilities. HMN’s interest rate spread is affected by regulatory, economic and competitive factors that influence interest rates, loan demand and deposit flows. Net interest margin is calculated by dividing net interest income by the average interest-earning assets and is normally expressed as a percentage. Net interest income and net interest margin are affected by changes in interest rates, the volume and the mix of interest-earning assets and interest-bearing liabilities, and the level of non-performing assets. HMN’s net income is also affected by the generation of non-interest income, which primarily consists of gains or losses from the sale of securities, gains from the sale of loans, service charges, fees, earnings or losses in limited partnership investments and other income. In addition, net income is also affected by the level of operating expenses, provisions made for loan losses and amortization and valuation adjustments required on mortgage servicing assets.

The operations of financial institutions, including the Bank, are significantly affected by prevailing economic conditions, competition and the monetary and fiscal policies of governmental agencies. Lending activities are influenced by the demand for and supply of single family and commercial properties, competition among lenders, the level of interest rates and the availability of funds. Deposit flows and costs of deposits are influenced by prevailing market rates of interest primarily on competing investments, account maturities and the levels of personal income and savings in the market area of the Bank. The interest rates charged by the FHLB on advances to the Bank also have a significant impact on the Bank’s overall cost of funds.

Critical Accounting Policies

Critical accounting policies are those policies that management believes are the most important to the portrayal of the company’s financial condition and operating results that require difficult, subjective, or complex judgment. These judgments are often the result of the need to make estimates about the effect of matters that are inherently uncertain and therefore actual results could differ significantly from the estimates used. Management considers the following items to be the critical accounting policies of HMN.

Allowance for Loan Losses and Related Provision

The allowance for loan losses is based on periodic analysis of the loan portfolio by management. In this analysis, management considers factors including, but not limited to, specific occurrences that include loan impairment, changes in the size of the portfolios, general economic conditions, loan portfolio composition, and historical experience. The allowance for loan losses is established for known problem loans, as well as for loans which are not currently known to require specific allowances. Loans are charged off to the extent they are deemed to be uncollectible. The adequacy of the allowance for loan losses is dependent upon management’s estimates of variables affecting valuation, appraisals of collateral, evaluations of performance and status, and the amounts and timing of future cash flows expected to be received on impaired loans. Such estimates, appraisals, evaluations and cash flows may be subject to frequent adjustments due to changing economic prospects of borrowers or properties. The estimates are reviewed periodically and adjustments, if any, are recorded in the provision for loan losses in the periods in which the adjustments become known. Although management believes that the allowance for loan losses is maintained at an amount considered adequate to provide for probable loan losses inherent in the portfolio as of the balance sheet dates, future adjustments to the provision for loan losses may be necessary if conditions differ substantially from those in the assumptions used to determine the allowance for loan losses.

Mortgage Servicing Rights

Mortgage servicing rights are capitalized and amortized in proportion to, and over the period of, estimated net servicing income. HMN periodically evaluates its capitalized mortgage servicing rights for impairment. Loan type and note rate are the predominant risk characteristics of the underlying loans used to stratify capitalized mortgage servicing rights for purposes of measuring impairment. The valuation of the mortgage servicing rights is based on the estimated prepayment speeds and default rates of the stratified portfolio. Changes in the mix of loans, interest rates, prepayment speeds, or default rates from the estimates used in the valuation of the mortgage servicing rights may have a material effect on the amortization and valuation of mortgage servicing rights. Although management believes that the assumptions used and the values determined are reasonable, future adjustments may be necessary if economic conditions differ substantially from the economic conditions in the assumptions used to determine the value of the servicing rights. Refer to the “Mortgage servicing rights, net” line item in the market risk table on page 22 for an indication of how the value of mortgage servicing rights may change in relation to changes in interest rates.

Investment in Limited Partnerships

HMN has investments in limited partnerships which invest in mortgage servicing assets, the common stock of other financial institutions, and low to moderate income housing projects which generate tax credits for HMN. HMN generally accounts for the earnings or losses from the limited partnerships on the equity method. The valuation of the limited partnership that invested in mortgage servicing rights is determined using similar estimates and assumptions as outlined in the mortgage servicing rights paragraph above. Refer to the “Investments in limited partnerships” line item in the market risk table on page 22 for an indication of how the value of investments in limited partnerships may change in relation to changes in interest rates.

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

Results of Operations

Net income for the year ended December 31, 2002 was $5.3 million, compared to $5.5 million for 2001 and $6.7 million for 2000. Basic earnings per share were $1.40 for the year ended December 31, 2002, compared to $1.45 for 2001 and $1.75 per share for 2000. Diluted earnings per share were $1.32 for the year ended December 31, 2002, compared to $1.37 for 2001 and $1.69 for 2000.

In comparing the year ended December 31, 2002 to the year ended December 31, 2001, net interest income increased by $549,000 due primarily to interest rates declining to a greater degree on FHLB advances and deposits than on interest earning assets. The provision for loan losses increased $1.2 million due to certain loans that deteriorated in 2002 and were charged off. The provision also increased because of increases in the commercial and consumer loan portfolios which generally require a larger provision due to the greater inherent credit risk of these loans. Non-interest income increased by $2.3 million primarily due to increased gains recognized on the sale of securities and lower losses from a limited partnership that invests in mortgage servicing rights. Non-interest expense increased by $2.1 million primarily due to increased occupancy, other operating costs and amortization expense on mortgage servicing rights.

In comparing the year ended December 31, 2001 to the year ended December 31, 2000, net interest income increased by $1.1 million primarily due to an increase in the average outstanding balance of loans held for sale and lower interest rates being paid on FHLB advances and deposits. The provision for loan losses increased $970,000 primarily due to increases in the commercial and consumer loan portfolios which generally require a larger provision due to the greater inherent credit risk of these loans. Non-interest income increased by $261,000 primarily due to increased fees and service charges. The $1.7 million increase in gains recognized on the sale of loans was entirely offset by a decrease of $1.2 million in earnings from limited partnerships, and an increase in losses on its securities portfolio of $648,000. Non-interest expense increased by $3.2 million primarily due to increased compensation, occupancy and other operating costs.

Return on average assets was 0.74%, 0.75% and 0.94%, for 2002, 2001 and 2000, respectively. Return on average equity was 6.94%, 7.57% and 9.81% for 2002, 2001 and 2000, respectively.

Net Interest Income

The following table presents the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. Non-accruing loans have been included in the table as loans carrying a zero yield.

	Year Ended December 31,
	2002			2001			2000
(Dollars in thousands)	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate
Interest-earning assets:
Securities available for sale:
Mortgage-backed and related securities	$63,022	1,704	2.70%	$71,230	3,867	5.43%	$93,565	6,695	7.15%
Other marketable securities(1)	60,973	2,420	3.97	38,106	2,248	5.90	73,947	4,659	6.30
Loans held for sale	22,485	1,587	7.06	54,009	3,764	6.97	4,521	394	8.72
Loans receivable, net(2)	479,158	36,426	7.60	503,063	40,806	8.11	498,359	40,116	8.05
Federal Home Loan Bank stock	12,086	349	2.89	12,245	537	4.38	12,024	832	6.92
Other interest-earning assets including cash equivalents	37,831	382	1.01	16,715	246	1.47	7,831	221	2.83
Total interest-earning assets	$675,555	42,868	6.35	$695,368	51,468	7.40	$690,247	52,917	7.67
Interest-bearing liabilities:
Noninterest checking	$19,095	0	0.00%	$13,055	0	0.00%	$8,834	0	0.00%
NOW accounts	39,625	226	0.57	33,457	380	1.13	27,001	311	1.15
Passbooks	35,847	241	0.67	32,707	455	1.39	33,922	683	2.02
Money market accounts	47,593	796	1.67	39,924	1,271	3.18	32,071	1,237	3.86
Certificate accounts	270,482	9,686	3.58	299,336	16,472	5.50	304,540	16,901	5.55
Federal Home Loan Bank advances	215,623	10,346	4.80	221,891	11,866	5.35	232,484	13,864	5.96
Other borrowed money	0	0	0.00	0	0	0.00	57	5	8.04
Total interest-bearing liabilities	$628,265	21,295	3.39	$640,370	30,444	4.75	$638,909	33,001	5.17
Net interest income		21,573			21,024			19,916
Net interest rate spread			2.96%			2.65%			2.50%
Net earning assets	$47,290			$54,998			$51,338
Net interest margin			3.19%			3.02%			2.89%
Average interest-earning assets to average interest-bearing liabilities		107.53%			108.59%			108.04%

(1)               Tax exempt income was not significant; therefore, the yield was not presented on a tax equivalent basis. The tax exempt income was $315,093 for 2002, $70,702 for 2001 and $35,521 for 2000.

(2)               Calculated net of deferred loan fees, loan discounts, loans in process and loss reserve.

Net interest income for the year ended December 31, 2002 was $21.6 million, an increase of $549,000, or 2.6%, from $21.0 million during 2001. Interest income was $42.9 million for the year ended December 31, 2002, a decrease of $8.6 million, or 16.7%, from $51.5 million for the same period in 2001. Interest income declined by $3.7 million due to a reduction in interest rates on investments and $2.4 million due to a reduction in interest rates on loans. During 2001 and 2002 the Federal Reserve decreased the Federal Funds interest rate twelve times and interest rates on treasury instruments with maturities of two years and longer generally decreased. The Wall Street Journal prime rate decreased from approximately 9.50% at the beginning of 2001 to 4.75% at the end of 2001 and decreased another 50 basis points in the fourth quarter of 2002. These decreases resulted in a lower rate environment in 2002 when compared to 2001. As a result, loans with rates that were indexed to prime, such as commercial loans and consumer lines of credit, earned less interest income and funds generated from fixed rate loans that prepaid during the year were reinvested in loans at lower rates. Interest income decreased by $2.5 million due to a decrease in the average outstanding interest earning assets. Interest expense was $21.3 million for the year ended December 31, 2002, a decrease of $9.1 million, or 30.1%, from the $30.4 million for 2001. Interest expense declined by $6.6 million due to a decrease in the general interest rates paid on deposits and by $1.2 million due to decreased rates paid on FHLB advances. Interest expense also decreased by $1.4 million due to a decline in the average outstanding balance of deposits and Federal Home Loan Bank advances.

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

Net interest margin was 3.19%, 3.02% and 2.89% for the years ended December 31, 2002, 2001 and 2000, respectively. Average net earning assets were $47.3 million, $55.0 million and $51.3 million for the years ended December 31, 2002, 2001 and 2000, respectively. HMN has actively purchased its own common stock in the open market which reduced net interest earning assets. During 2002, 2001 and 2000 HMN paid $1.5 million, $1.6 million and $5.1 million, respectively, to purchase its common stock in the open market. The decrease in net interest earning assets in 2002 is primarily the result of stock repurchases, dividends, and fixed asset additions exceeding net income. The increase in net interest earning assets in 2001 is the result of net income exceeding stock repurchases and fixed asset additions. The common stock purchases were the principal reason for the decline in net interest earning assets during 2000.

The following schedule presents the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. It quantifies the changes in interest income and interest expense related to changes in the average outstanding balances (volume) and those changes caused by fluctuating interest rates. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (i.e., changes in volume multiplied by old rate) and (ii) changes in rate (i.e., changes in rate multiplied by old volume).

	Year Ended December 31,
	2002 vs. 2001			2001 vs. 2000
	Increase (Decrease) Due to		Total Increase (Decrease)	Increase (Decrease) Due to
(Dollars in thousands)	Volume(1)	Rate(1)		Volume(1)	Rate(1)	Total Increase (Decrease)
Interest-earning assets:
Securities available for sale:
Mortgage-backed and related securities	$(404)	(1,759)	(2,163)	$(1,406)	(1,422)	(2,828)
Other marketable securities	1,634	(1,462)	172	(2,132)	(279)	(2,411)
Loans held for sale, net	(2,224)	47	(2,177)	3,428	(58)	3,370
Loans receivable, net	(1,887)	(2,494)	(4,381)	451	239	690
Federal Home Loan Bank stock	(7)	(180)	(187)	16	(311)	(295)
Other, including cash equivalents	390	(254)	136	44	(19)	25
Total interest-earning assets	$(2,498)	(6,102)	(8,600)	401	(1,850)	(1,449)
Interest-bearing liabilities:
NOW accounts	$79	(233)	(154)	72	(3)	69
Passbooks	48	(261)	(213)	(23)	(205)	(228)
Money market accounts	277	(752)	(475)	121	(87)	34
Certificates	(1,468)	(5,319)	(6,787)	(287)	(142)	(429)
Federal Home Loan Bank advances	(328)	(1,192)	(1,520)	(612)	(1,386)	(1,998)
Other borrowed money	0	0	0	(5)	0	(5)
Total interest-bearing liabilities	$(1,392)	(7,757)	(9,149)	(734)	(1,823)	(2,557)
Net interest income			$21,573			21,024

(1)     For purposes of this table, changes attributable to both rate and volume which cannot be segregated, have been allocated proportionately to the change due to volume and the change due to rate.

The following table sets forth the weighted average yields on HMN’s interest-earning assets, the weighted average interest rates on interest-bearing liabilities and the interest rate spread between the weighted average yields and rates as of the date indicated. Non-accruing loans have been included in the table as loans carrying a zero yield.

At December 31, 2002

Weighted average yield on:
Securities available for sale:
Mortgage-backed and related securities	1.39%
Other marketable securities	3.22
Loans held for sale	5.92
Loans receivable, net	7.41
Federal Home Loan Bank stock	3.00
Other interest-earning assets	0.83
Combined weighted average yield on interest-earning assets	6.17

Weighted average rate on:
NOW accounts	0.30%
Passbooks	0.35
Money market accounts	1.16
Certificates	3.43
Federal Home Loan Bank advances	4.59
Combined weighted average rate on interest-bearing liabilities	3.09
Interest rate spread	3.08

Provision For Losses on Loans

The provision for loan losses and the related allowance is considered a critical accounting policy of HMN. It is determined based on management’s evaluation of the loan portfolio and its evaluation of national and regional economic indicators (including the possibility at each year end that there could be an increase in general interest rates), such as national and regional unemployment data, single family loan delinquencies as reported separately by the Federal National Mortgage Association (FNMA) and the Federal Home Loan Bank Mortgage Corporation (FHLMC), local single family construction permits, development plans and local economic growth rates, and the current regulatory and general economic environment. HMN will continue to monitor and modify its allowance for losses as these conditions dictate. Although HMN maintains its allowance for losses at a level it considers adequate to provide for estimated losses, there can be no assurance that such losses will not exceed the estimated amount or that additional provisions for loan losses will not be required in future periods.

The provision for loan losses for 2002 was $2.4 million, compared to $1.2 million for 2001 and $180,000 for 2000. The provision for loan losses increased due to the deterioration of certain loans that were charged off during 2002. The provision also increased due to the $115 million in growth that was experienced in the commercial and consumer loan portfolios which generally require a larger provision due to the greater inherent credit risk of these loans. The provision also increased because of increases in specific loan reserves, as well as a slowing economy which resulted in an increase in nonaccruing loans of $1.1 million. Based upon management’s evaluation of the loan portfolio and its understanding of the economic conditions in the areas where it has a concentration of loans, the provision was deemed adequate for each of the years in the three year period ended December 31, 2002. HMN incurred $1.4 million of loan charge-offs during 2002 and it recovered $34,000 of loans previously charged-off. HMN incurred $517,000 of loan charge-offs during 2001 and it recovered $6,000 of loans previously charged-off. HMN incurred $312,000 of loan charge-offs during 2000 and it recovered $3,000 of loans previously charged-off. For more information on the allowance for loan losses refer to Notes 1 and 5 of the Notes to Consolidated Financial Statements.

Non-Interest Income

Non-interest income was $5.9 million for 2002, compared to $3.6 million for 2001 and $3.3 million for 2000. The following table presents certain components of non-interest income:

	Year Ended December 31,			Percentage Increase (Decrease)
(Dollars in thousands)	2002	2001	2000	2002/2001	2001/2000
Fees and service charges	$1,723	1,563	1,297	10.2%	20.5%
Mortgage servicing fees	715	470	341	52.1	37.8
Securities gains (losses), net	422	(671)	(23)	162.9	(2,817.4)
Gain on sales of loans	3,077	2,934	1,216	4.9	141.3
Earnings (losses) in limited partnerships	(659)	(1,311)	(121)	49.7	(983.5)
Other non-interest income	597	599	613	(0.3)	(2.3)
Total non-interest income	$5,875	3,584	3,323	63.9	7.9

Fees and service charges earned for the year ended December 31, 2002 increased by $160,000  from fees and service charges earned in 2001, primarily due to increased fees and service charges on an increased number of deposit accounts. During 2002 HMN continued to concentrate on developing more retail and commercial checking account relationships which created more opportunities for fee income. The charges for some services were also increased during 2002. Fees and service charges earned for the year ended December 31, 2001 increased by $266,000 from fees and service charges earned in 2000, primarily due to increased fees and service charges on deposit accounts.

Mortgage servicing fees increased by $245,000 and $129,000 for the years ended December 31, 2002 and December 31, 2001, respectively. The increases were primarily due to the increased number of single family loans that were serviced for others. During the past two years the lower mortgage interest rates resulted in increased loan originations and loan sales at the Bank and the servicing rights on all of these loans were retained. Mortgage servicing fees for the year ended December 31, 2000 increased $6,000 from the mortgage servicing fees earned in 1999.

The ability to realize gains on the sale of securities is dependent on the type of securities in the securities portfolio and upon changes in the general interest rate environment. Interest rates in general were declining in 2002 and the opportunity to sell investments at a gain was present. Consequently, HMN recognized $422,000 in gains on the sale of securities for the year ended December 31, 2002, an increase of $1.1 million over 2001’s net losses. The increase in securities gains is primarily because the Bank recognized impairment losses of $1.0 million on its securities portfolio in 2001. These losses resulted in a net loss on the sale of securities of $671,000 for 2001. During a portion of 2000 interest rates in general were rising and the opportunity to sell securities at a gain diminished.

Over the past three years, in order to reduce its interest rate risk and increase its other non-interest income, the Bank, which originates all of its 1-4 family loans at its retail facilities, sold many of its originated or refinanced fixed rate 1-4 family loans to FNMA. The mortgage banking business operated by Home Federal Mortgage Services, LLC (HFMS) also sold the majority of their mortgage origination and loan brokerage activity. The origination and brokerage activity at HFMS decreased by $604.4 million from 2001 production levels as the operations were being phased down throughout the first half of the year and production stopped completely in the third quarter of 2002. The lower interest rate environment in 2002 caused loan originations at the Bank to increase by $40.1 million. For the year ended December 31, 2002, HMN recognized $3.1 million of net gain on the sale of $274.6 million of primarily single family mortgage loans. The Bank accounted for $2.9 million of the net gain on sale on $184.6 million of originated and refinanced loans sold. HFMS accounted for $262,000 of the net gain on sale on $90.0 million of loans sold. For the year ended December 31, 2001, HMN recognized $2.9 million of net gain on the sale of $724.2 million of primarily single family mortgage loans.

The Bank accounted for $2.1 million of the net gain on sale on $136.2 million of originated and refinanced loans sold. HFMS accounted for $842,000 of the net gain on sale on $588.1 million of loans sold. During 2002 and 2001 HFMS brokered $26.9 million and $349.6 million of loans, respectively, from correspondent lenders at lower profit margins than its other brokerage and origination activity. The significant increase in loan volume from these correspondents during 2001 and carrying over into 2002 resulted in pair off fees because loans were not delivered into their forward sales commitments on a timely basis. The pair off fees resulted in a lower gain on sale of loans for HFMS as a percentage of loans sold. The lower profit margins coupled with the additional costs relating to processing the increased loan volume resulted in HFMS generating losses for 2002 and 2001. Refer to Note 26 of the Notes to Consolidated Financial Statements for additional information relating to the results of operations for HFMS. For the year ended December 31, 2000, HMN recognized $1.2 million of net gain on the sale of $103.7 million of primarily single family mortgage loans. The Bank accounted for $752,000 of the net gain on the sale of loans and $31.6 million of the loans.

For the years ended December 31, 2002, 2001 and 2000, HMN recognized net losses of $659,000, $1.3 million and $121,000, respectively, from its limited partnership investments. A major portion of HMN’s investment in limited partnerships resides in a partnership that owns mortgage servicing rights. HMN considers the valuation of mortgage servicing rights, and thus the investment in this limited partnership, to be a critical accounting policy that is subject to significant estimates. Generally, as interest rates rise the value of fixed rate mortgage servicing rights increases and as interest rates fall the value of mortgage servicing rights declines due to changes in the anticipated cash flows caused by prepayments on the loans being serviced. During 2002, 2001 and 2000 significant declines in interest rates on single family mortgages caused HMN to recognize losses on its investment in the mortgage servicing limited partnership. The limited partnership that invests in mortgage servicing rights has a defined life and is scheduled to have an orderly dissolution during the second half of 2003. For more information on investments in limited partnerships refer to Notes 1 and 9 of the Notes to Consolidated Financial Statements. Other non-interest income consists primarily of fees and commissions earned on the sale of financial planning products and services. For the year ended December 31, 2002 other non-interest income was $597,000, compared to $599,000 for 2001 and $613,000 for 2000. The changes in other non-interest income from 2000 to 2002 are principally due to changes in the volume of sales.

Non-Interest Expense

Non-interest expense for the year ended December 31, 2002 was $17.8 million, compared to $15.7 million for the year ended in 2001 and $12.6 million for 2000. The following table presents the components of non-interest expense:

	Year Ended December 31,			Percentage Increase (Decrease)
(Dollars in thousands)	2002	2001	2000	2002/2001	2001/2000
Compensation and benefits	$8,013	7,915	6,391	1.2%	23.8%
Occupancy	3,110	2,239	1,891	38.9	18.4
Federal deposit insurance premiums	74	80	83	(7.5)	(3.6)
Advertising	522	426	303	22.5	40.6
Data processing	1,107	964	790	14.8	22.0
Amortization of mortgage servicing rights, net of valuation adjustments and servicing costs	1,166	758	334	53.8	126.9
Other	3,857	3,367	2,767	14.6	21.7
Total non-interest expense	$17,849	15,749	12,559	13.3	25.4

Non-interest expenses increased by $2.1 million from 2001 to 2002 primarily due to an $870,000 increase in occupancy expense caused by the three additional facilities maintained during 2002 and a full year of expenses associated with facility changes that occurred in 2001. Amortization of mortgage servicing rights increased by $407,000 because of increased amortization on loans that prepaid during the year and because the number of loans being serviced increased. Because of the lower interest rates in 2002 many loans that were being serviced by the Bank were refinanced. When a serviced loan was paid off, the remaining value of the right to service that loan was recorded as additional amortization expense in the month in which the loan was repaid.  Compensation and benefits expense increased by $99,000 in 2002, despite the decrease in compensation expense at the mortgage banking operation, as the Bank hired more employees to staff the additional retail facilities that were opened during the year. Data processing expenses increased by $143,000 due to the increased number of customers and the costs of various services offered to customers. Other expenses increased by $490,000 primarily due to $175,000 in valuation reserves recorded on other assets and increased expenses related to additional facilities and increased loan activity. Other expenses decreased by $180,000 due to decreased goodwill amortization relating to the adoption of Statement of Financial Accounting Standrads (SFAS) No. 142.

See Notes 1 and 11 of the Notes to Consolidated Financial Statements for additional information relating to goodwill amortization.

The $3.2 million increase in non-interest expense from 2000 to 2001 was primarily due to a $1.5 million increase in compensation and benefit expense, which primarily resulted from commissions paid on the increased single family residential loan volume as well as additional staff to process the increased volume. Occupancy expense increased by $348,000 due to additional facilities maintained during 2001 including the new corporate headquarters in Rochester and a full year of depreciation on facilities opened or remodeled during 2000. Data processing increased by $174,000 due to the increased costs of various services offered to customers including Internet banking services. Advertising expenses increased $123,000 as a result of a more developed marketing plan, and other expenses increased by $600,000 primarily due to increases in fees for professional services and other operating costs. Amortization of mortgage servicing rights increased $424,000 from 2000 to 2001 because of the increased amortization on loans that prepaid during the year.

Income Taxes

HMN considers the calculation of current and deferred income taxes to be a critical accounting policy that is subject to significant estimates. Actual results could differ significantly from the estimates and interpretations used in determining the current and deferred income tax liabilities. During 2002, 2001 and 2000 HMN recorded income tax expense of $2.1 million, $2.6 million, and $3.8 million, respectively. The change in income tax expense between the years is primarily the result of changes in taxable income between the years and certain state tax planning strategies that were implemented during 2002. Refer to Notes 1 and 16 of the Notes to Consolidated Financial Statements for additional information relating to income taxes.

Financial Condition

Loans Receivable, Net

The following table sets forth the information on HMN’s loan portfolio in dollar amounts and in percentages (before deductions for loans in process, deferred fees and discounts and allowances for losses) as of the dates indicated.

	December 31,
	2002		2001		2000		1999		1998
(Dollars in thousands)	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
Real Estate Loans:
One-to-four family	$151,566	27.72%	215,448	44.73%	$312,888	59.43%	$344,674	70.95%	$365,496	79.31%
Multi-family	15,766	2.88	14,369	2.98	12,090	2.30	8,489	1.75	4,719	1.02
Commercial	130,559	23.88	70,768	14.69	61,654	11.71	43,894	9.04	28,990	6.29
Construction or development	61,335	11.22	46,977	9.75	20,211	3.84	16,046	3.30	15,155	3.29
Total real estate	359,226	65.70	347,562	72.15	406,843	77.28	413,103	85.04	414,360	89.91
Other Loans:
Consumer Loans:
Automobile	11,062	2.02	6,624	1.38	6,363	1.21	4,532	0.94	2,897	0.63
Home equity line	52,106	9.53	35,714	7.42	26,907	5.11	22,437	4.62	19,476	4.22
Home equity	23,760	4.34	26,440	5.49	28,144	5.35	17,349	3.57	9,566	2.08
Mobile home	4,534	0.83	5,456	1.13	4,921	0.93	791	0.16	58	0.01
Other	4,959	0.91	4,897	1.02	4,561	0.87	3,127	0.64	2,803	0.61
Total consumer loans	96,421	17.63	79,131	16.44	70,896	13.47	48,236	9.93	34,800	7.55
Commercial business loans	91,119	16.67	54,940	11.41	48,760	9.25	24,435	5.03	11,695	2.54
Total other loans	187,540	34.30	134,071	27.85	119,656	22.72	72,671	14.96	46,495	10.09
Total loans	546,766	100.00%	481,633	100.00%	526,499	100.00%	485,774	100.00%	460,855	100.00%
Less:
Loans in process	6,826		4,692		2,953		2,771		7,997
Unamortized discounts	142		278		289		297		414
Net deferred loan fees	1,068		1,212		1,348		1,537		1,948
Allowance for losses	4,824		3,783		3,144		3,273		3,041
Total loans receivable, net	$533,906		$471,668		$518,765		$477,896		$447,455

HMN established a commercial lending department in 1998 in order to facilitate a change in the mix of assets on its balance sheet. The purpose of changing the mix was to reduce interest rate risk and enhance performance by increasing its investment in shorter term and generally higher yielding commercial real estate and commercial business loans and reduce its investment in longer term one-to-four family real estate loans. HMN intends to continue to originate more commercial real estate, commercial business and consumer loans while maintaining the level of one-to-four family loans held in portfolio.

The one-to-four family real estate loans were $151.6 million at December 31, 2002, a decrease of $63.8 million, or 29.6%, compared to $215.4 million at December 31, 2001. During 2002 loan prepayments increased as a result of the low interest rate environment and many loans that were in the loan portfolio at December 31, 2001 were refinanced and sold to FNMA. The increased prepayments and the related loan sales were the principal cause of the decline in the one-to-four family loan portfolio.

The one-to-four family real estate loans were $215.4 million at December 31, 2001, a decrease of $97.5 million, or 31.1%, compared to $312.9 million at December 31, 2000. During 2001 loan prepayments increased as a result of the low interest rate environment and many loans that were in the loan portfolio at December 31, 2000 were refinanced and sold to FNMA. The increased prepayments and the related loan sales were the principal cause of the decline in the one-to-four family loan portfolio.

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

Commercial real estate loans were $130.6 million at December 31, 2002, an increase of $59.8 million, compared to $70.8 million at December 31, 2001. Commercial business loans were $91.1 million at December 31, 2002, an increase of $36.2 million, compared to $54.9 million at December 31, 2001. The continued emphasis on commercial real estate and commercial business loans resulted in the origination or purchase of commercial real estate loans totaling $70.7 million in 2002, $18.3 million in 2001 and $18.2 million in 2000. Commercial business loans originated or purchased were $101.0 million in 2002, $48.2 million in 2001 and $42.4 million in 2000. The increased production was the principal reason for the increase in commercial real estate and commercial business loans in 2002.

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

Home equity line loans were $52.1 million at December 31, 2002, compared to $35.7 million at December 31, 2001 and $26.9 million at December 31, 2000. The open-end home equity lines are written with an adjustable rate with terms of up to 20 years, a 10 year draw period which requires “interest only” payments and a 10 year repayment period which fully amortizes the outstanding balance. Due to the general decline in interest rates during 2002 and 2001, many borrowers consolidated their debt into home equity lines and paid off closed-end home equity loans when refinancing their first mortgage. Closed-end home equity loans are written with fixed- or adjustable-rates with terms up to 15 years. Home equity loans were $23.8 million at December 31, 2002, compared to $26.4 million at December 31, 2001 and $28.1 million at December 31, 2000.

Allowances for Loan Losses

The determination of the allowance for loan losses and the related provision is considered to be a critical accounting policy that is subject to significant estimates. The current level of the allowance for loan losses is a result of management’s assessment of the risks within the portfolio based on the information obtained through the credit evaluation process. HMN utilizes a risk-rating system on non-homogenous commercial real estate and commercial business loans that includes regular credit reviews to identify and quantify the risk in the commercial portfolio. The allowance for all loans is based on the Bank’s and the industry’s historical loan loss experience, evaluation of economic conditions, regular reviews of delinquencies and loan portfolio quality, evolving standards imposed by the Office of Thrift Supervision (OTS), and other factors that, in management’s judgment, deserve recognition. The allowance is allocated to individual loan categories based upon the relative risk characteristics of the loan portfolios and the actual loss experience. HMN increases its allowance for loan losses by charging the provision for loan losses against income. The methodology for establishing the allowance for loan losses takes into consideration probable losses that have been identified in connection with specific loans as well as losses in the loan portfolio for which specific reserves are not required. Management conducts quarterly reviews of the loan portfolio and evaluates the need to establish general allowances on the basis of these reviews.

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

The allowance for loan losses was $4.8 million, or 0.88%, of total loans at December 31, 2002, compared to $3.8 million, or 0.79%, of total loans at December 31, 2001, $3.1 million, or 0.60%, of total loans at December 31, 2000, $3.3 million, or 0.69%, of total loans at December 31, 1999, and $3.0 million, or 0.68%, of total loans at December 31, 1998. The following table reflects the activity in the allowance for loan losses and selected statistics:

	December 31,
(Dollars in thousands)	2002	2001	2000	1999	1998
Balance at the beginning of year	$3,783	3,144	3,273	3,041	2,748
Provision for losses	2,376	1,150	180	240	310
Charge-offs:
One-to-four family	(44)	0	0	(1)	(2)
Consumer	(310)	(170)	(59)	(9)	(17)
Commercial business and real estate	(1,015)	(347)	(253)	0	0
Recoveries	34	6	3	2	2
Net charge-offs	(1,335)	(511)	(309)	(8)	(17)
Balance at end of year	$4,824	3,783	3,144	3,273	3,041
Year end allowance for loan losses as a percent of year end gross loan balance	0.88%	0.79%	0.60%	0.69%	0.68%
Ratio of net loan charge-offs to average loans outstanding	0.26	0.10	0.06	0.00	0.00
Allowance for loan losses as a percentage of total assets at year end	0.65	0.52	0.44	0.47	0.44

The following table reflects the allocation of the allowance for loan losses:

	At December 31,					Allocations as a Percentage of Total Loans Outstanding by Type
(Dollars in thousands)	2002	2001	2000	1999	1998	2002	2001	2000	1999	1998
Real estate loans:
One-to-four family	$97	215	302	527	544	22.72%	44.73	59.43	70.95	79.31
Multi-family	204	203	111	133	142	2.88	2.98	2.30	1.75	1.02
Commercial	2,030	903	802	533	797	23.88	14.69	11.71	9.04	6.29
Construction or development	597	560	408	231	455	11.22	9.75	3.84	3.30	3.29
Consumer	545	565	414	674	546	17.63	16.44	13.47	9.93	7.55
Commercial business	1,349	1,337	665	291	328	16.67	11.41	9.25	5.03	2.54
Unallocated	2	0	442	884	229	0.00	0.00	0.00	0.00	0.00
Total	$4,824	3,783	3,144	3,273	3,041	100.00%	100.00	100.00	100.00	100.00

The one-to-four family real estate allowance allocation declined in recent years due to a decline in the one-to-four family loan portfolio. The allocation of the allowance for loan losses increased in 2002 from 2001 for commercial, construction or development, multi-family real estate, consumer and commercial business loans because of the increase in the respective portfolios. The commercial real estate loan allocation also increased because of increases in specific reserves of $564,000.

Allowance for Real Estate Losses

Real estate properties acquired or expected to be acquired through loan foreclosures are initially recorded at the lower of the related loan balance, less any specific allowance for loss, or fair value less estimated selling costs. Valuations are periodically performed by management and an allowance for losses is established if the carrying value of a property exceeds its fair value less estimated selling costs. There was no activity in the allowance for real estate losses during 2002, 2001 or 2000 and the balance of the allowance for real estate losses was zero at December 31, 2002.

Non-performing Assets

Loans are reviewed at least quarterly and any loan whose collectibility is doubtful is placed on non-accrual status. Loans are placed on nonaccrual status when either principal or interest is 90 days or more past due, unless, in the judgment of management, the loan is well collateralized and in the process of collection. Interest accrued and unpaid at the time a loan is placed on non-accrual status is charged against interest income. Subsequent payments are either applied to the outstanding principal balance or recorded as interest income, depending on the assessment of the ultimate collectibility of the loan. Restructured loans include the Bank’s troubled debt restructurings (which involved forgiving a portion of interest or principal on any loans or making loans at a rate materially less than the market rate). Foreclosed and repossessed assets include assets acquired in settlement of loans.

Non-performing assets (comprised of non-accrual loans, restructured loans, impaired securities, delinquent accounts receivable, real estate acquired through foreclosure, and repossessed assets) totaled $4.9 million at December 31, 2002, compared to $3.8 million at December 31, 2001, $1.6 million at December 31, 2000, $818,000 at December 31, 1999 and $806,000 at December 31, 1998. The $1.1 million increase in non-performing assets in 2002 compared to 2001 relates primarily to a net increase of $1.0 million in non-accruing commercial business and non-residential loans.

The increase from 2000 to 2001 is primarily the result of classifying $1.4 million of impaired securities as non-performing assets, increases in specific reserves on commercial business loans of $382,000, and an increase in non-accrual loans of $1.1 million due to a slowing economy. Non-performing assets had the following activity during 2002: charge offs of $1,139,000, sales of $188,000, transfers in of $7,259,000 and transfers out due to performance of $4,786,000. Non-performing assets had the following activity during 2001: charge-offs of $124,000, transfers in of $3,263,000 and transfers out due to performance of $990,000. Non-performing assets had the following activity during 2000: charge-offs of $8,000, transfers in of $1,128,000 and transfers out due to performance of $326,000. Non-performing assets had the following activity during 1999: sales of $18,000, transfers in of $423,000 and transfers out due to performance of $393,000. The following table sets forth the amounts and categories of non-performing assets in HMN’s portfolio.

	December 31,
(Dollars in thousands)	2002	2001	2000	1999	1998
Non-accruing loans:
Real estate:
One-to-four family	$695	771	775	165	317
Commercial real estate	1,719	187	0	0	73
Consumer	495	311	142	177	86
Commercial business	427	890	95	0	0
Total	3,336	2,159	1,012	342	476
Accruing loans delinquent 90 days or more:
One-to-four family	171	24	405	476	312
Consumer	0	0	0	0	0
Total	171	24	405	476	312
Other assets	866	1,390	0	0	0
Foreclosed and repossessed assets:
Real estate:
One-to-four family	300	0	195	0	18
Commercial real estate	127	0	0	0	0
Consumer	107	155	0	0	0
Commercial business	0	33	0	0	0
Total	534	188	195	0	18
Total non-performing assets	$4,907	3,761	1,612	818	806
Total as a percentage of total assets	0.67%	0.52%	0.23%	0.12%	0.12%
Total non-performing loans	$3,507	2,183	1,417	818	788
Total as a percentage of total loans receivable, net	0.66%	0.46%	0.27%	0.17%	0.18%
Allowance for loan losses to non-performing loans	134.60%	173.29%	221.87%	400.29%	385.79%

For the year ended December 31, 2002, gross interest income which would have been recorded had the non-accruing loans been current in accordance with their original terms amounted to $678,694. The amounts that were included in interest income on a cash basis for such loans during 2002 were $551,542.

In addition to the non-performing assets set forth in the table above, as of December 31, 2002 there were no loans with known information about the possible credit problems of the borrowers or the cash flows of the secured properties that have caused management to have concerns as to the ability of the borrowers to comply with present loan repayment terms which may result in the future inclusion of such items in the non-performing asset categories. Management has considered the Bank’s non-performing and “of concern” assets in establishing its allowance for loan losses.

Mortgage Servicing Rights

HMN considers the capitalization and valuation of servicing rights to be a critical accounting policy that is subject to significant estimates. Servicing rights are valued quarterly by an unrelated third party specializing in the valuation of servicing rights and are reviewed by HMN. The assumptions used to value the mortgage servicing rights are based on loan types, note rates, default rates, and prepayment speeds, among other assumptions. Changes in the mix of loans, interest rates, default rates, or prepayment speeds may have a material effect on the amortization and valuation of mortgage servicing rights. Although management believes that the assumptions used and the values determined are reasonable based upon current circumstances, adjustments may be necessary if future economic conditions differ substantially from the economic condition in the assumptions used to determine the value of the servicing rights. Refer to Notes 1 and 7 of the Notes to Consolidated Financial Statements for additional information relating to mortgage servicing rights.

Contractual Obligations and Commercial Commitments

HMN has certain obligations and commitments to make future payments under contracts. At December 31, 2002, the aggregate contractual obligations (excluding bank deposits) and commercial commitments are as follows:

	Payments Due by Period
(Dollars in thousands)	Total	Less than 1 Year	1-3 Years	4-5 Years	After 5 Years
Contractual Obligations:
Total borrowings	$218,300	64,400	43,000	0	110,900
Annual rental commitments under non-cancelable operating leases	1,729	450	847	432	0
	$220,029	64,850	43,847	432	110,900

	Amount of Commitment-Expiration by Period
Other Commerical Commitments:
Commercial lines of credit	$21,124	20,196	798	0	130
Commitments to lend	82,811	34,346	34,464	46	13,955
Standby letters of credit	1,167	1,042	125	0	0
	$105,102	55,584	35,387	46	14,085

Regulatory Capital Requirements

As a result of the Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA), banking and thrift regulators are required to take prompt regulatory action against institutions which are undercapitalized. FDICIA requires banking and thrift regulators to categorize institutions as “well capitalized,” “adequately capitalized,” “undercapitalized,” “significantly undercapitalized,” or “critically undercapitalized”. A savings institution will be deemed to be well capitalized if it: (i) has a total risk-based capital ratio of 10% or greater, (ii) has a Tier 1 (core) risk-based capital ratio of 6% or greater, (iii) has a leverage (core) ratio of 5% or greater, and (iv) is not subject to any order or written directive by the OTS to meet and maintain a specific capital level for any capital measure. The Bank is of the opinion that it is considered well capitalized at December 31, 2002. Refer to Note 20 of the Notes to Consolidated Financial Statements for a table which reflects the Bank’s capital compared to its capital requirements.

Dividends

The declaration of dividends are subject to, among other things, HMN’s financial condition and results of operations, the Bank’s compliance with its regulatory capital requirements, tax considerations, industry standards, economic conditions, regulatory restrictions, general business practices and other factors. Refer to Note 19 of the Notes to Consolidated Financial Statements for information on regulatory limitations on dividends from the Bank to HMN and more information on dividends.

Liquidity

HMN manages its liquidity position to ensure that the funding needs of borrowers and depositors are met timely and in the most cost effective manner. Asset liquidity is the ability to convert assets to cash through the maturity of the asset or the sale of the asset. Liability liquidity results from the ability of the Bank to attract depositors from either its retail branches or from brokers and to borrow funds from third party sources such as the FHLB.

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

The primary financing activity is the attraction of retail deposits. The Bank also obtains funds by utilizing brokered certificates of deposit. The Bank has the ability to borrow additional funds from the FHLB by pledging additional securities or loans. Refer to Note 14 of the Notes to Consolidated Financial Statements for more information on additional advances that could be drawn upon based upon existing collateral levels with the FHLB. Information on outstanding advance maturities and related early call features is also included in Note 14.

HMN anticipates that its liquidity requirements for 2003 will be similar to the cash flows it experienced in 2002 with the following exceptions: expenditures for premises and equipment are anticipated to be $2.2 million which is less than the 2002 expenditures; net increase in loans receivable is anticipated to be $102 million; and the funds provided from deposits and/or FHLB advances will be approximately $56 million.

HMN’s most liquid assets are cash and cash equivalents, which consist of short-term highly liquid investments with original maturities of less than three months that are readily convertible to known amounts of cash and interest-bearing deposits. The level of these assets is dependent on the operating, financing, and investing activities during any given period.

Cash and cash equivalents at December 31, 2002 were $27.7 million, an increase of $4.7 million, compared to $23.0 million at December 31, 2001. Net cash provided by operating activities during 2002 was $68.9 million. HMN conducted the following major investing activities during 2002: proceeds from the sale of securities available for sale were $18.0 million, principal received on payments and maturities of securities available for sale was $45.4 million, purchases of securities available for sale were $63.2 million, and net increase in loans receivable of $69.3 million. HMN spent $4.3 million for the purchase of equipment and updating its premises, and received $807,000 from the sale of real estate and old branch facilities. Net cash used by investing activities during 2002 was $72.1 million. HMN conducted the following major financing activities during 2002: purchase of treasury stock of $1.5 million, received $871,000 from exercise of HMN common stock options, paid $2.6 million in dividends to HMN stockholders, proceeds from FHLB advances of $10.0 million and repayments of FHLB advances totaled $9.5 million. Net cash provided by financing activities was $7.9 million.

HMN has certificates of deposit with outstanding balances of $114.4 million that mature during 2003. Based upon past experience management anticipates that the majority of the deposits will renew for another term. HMN believes that deposits which do not renew will be replaced with deposits from a combination of other customers or brokered deposits. FHLB advances or the sale of securities could also be used to replace unanticipated outflows of deposits. Management does not anticipate that it will have a liquidity problem due to maturing deposits.

HMN has $64.4 million of FHLB advances which mature in 2003 and it has $105.0 million of FHLB advances with maturities beyond 2003 which have call features that may be exercised by the FHLB during 2003. If the call features are exercised, HMN has the option of requesting any advance otherwise available to it pursuant to the Credit Policy of the FHLB. Since HMN has the ability to request another advance to replace the advance that is being called, management does not anticipate that it will have a liquidity problem due to advances being called by the FHLB during 2003.

The Credit Policy of the FHLB may change such that the current collateral pledged to secure the advances is no longer acceptable or the formulas for determining the excess pledged collateral may change and the Bank may not have additional collateral to pledge to secure the existing advances which could cause the FHLB advances to become a liquidity problem during 2003.

On August 27, 2002, HMN’s Board of Directors authorized the extension of the stock repurchase program to February 26, 2004. The plan authorized HMN to repurchase up to 350,000 shares of HMN’s common stock in the open market. At December 31, 2002 there remained 300,000 shares approved to be purchased under the plan.

Merger and Acquisitions

From time to time HMN reviews the possibility of acquiring or merging with different companies which would complement the business conducted by HMN. HMN’s Board of Directors has adopted the policy of not disclosing to the public its intent to acquire or merge until a formal definitive agreement has been signed by all parties involved with the transaction, except as otherwise required by law.

Impact of Inflation and Changing Prices

The Consolidated Financial Statements and Notes presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operation results that are primarily in terms of historical dollars without considering the changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of operations. Unlike most industrial companies, nearly all of the assets and liabilities of HMN are monetary in nature. As a result, interest rates have a greater impact on HMN’s performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

Market Risk

Market risk is the risk of loss from adverse changes in market prices and rates. HMN’s market risk arises primarily from interest rate risk inherent in its investing, lending and deposit taking activities. Management actively monitors and manages its interest rate risk exposure.

HMN’s profitability is affected by fluctuations in interest rates. A sudden and substantial increase in interest rates may adversely impact HMN’s earnings to the extent that the interest rates borne by assets and liabilities do not change at the same speed, to the same extent, or on the same basis. HMN monitors the projected changes in net interest income that occur if interest rates were to suddenly change up or down. The Rate Shock Table located in the Asset/Liability Management section of this report discloses HMN’s projected changes in net interest income based upon immediate interest rate changes called rate shocks.

HMN utilizes a model which uses the discounted cash flows from its interest-earning assets and its interest-bearing liabilities to calculate the current market value of those assets and liabilities. The model also calculates the changes in market value of the interest-earning assets and interest-bearing liabilities due to different interest rate changes.

HMN believes that over the next twelve months interest rates could conceivably fluctuate in a range of 200 basis points up or 100 basis points down from where the rates were at December 31, 2002. HMN does not have a trading portfolio. The following table discloses the projected changes in market value to HMN’s interest-earning assets and interest-bearing liabilities based upon incremental 100 basis point changes in interest rates from interest rates in effect on December 31, 2002.

Other than trading portfolio
(Dollars in thousands)	Market Value
Basis point change in interest rates	-100	0	+100	+200
Cash and cash equivalents	$27,735	27,729	27,692	27,671
Securities available for sale:
Fixed-rate CMOs	6,495	6,512	6,446	6,302
Variable-rate CMOs	43,378	43,591	44,343	45,150
Fixed-rate available for sale mortgage-backed and related securities	1,599	1,589	1,563	1,522
Variable-rate available for sale mortgage-backed and related securities	204	203	201	199
Fixed-rate available for sale other marketable securities	70,803	69,394	67,627	66,101
Variable-rate available for sale other marketable securities	113	108	106	106
Federal Home Loan Bank stock	12,538	11,881	11,403	10,888
Fixed-rate loans held for sale	15,986	15,111	15,007	14,783
Loans receivable, net:
Fixed-rate real estate loans	201,014	198,766	195,368	191,037
Variable-rate real estate loans	153,624	150,434	146,549	143,138
Fixed-rate other loans	90,483	89,489	87,776	86,249
Variable-rate other loans	120,898	119,049	115,614	113,977
Mortgage servicing rights, net	1,472	2,701	4,093	4,527
Investment in limited partnerships	766	863	1,020	1,092
Total market risk sensitive assets	747,108	737,420	724,808	712,742
Deposits:
NOW accounts	71,682	71,682	71,682	71,682
Passbooks	41,033	41,033	41,033	41,033
Money market accounts	49,511	49,511	49,511	49,511
Certificates	278,762	275,265	271,850	268,161
Federal Home Loan Bank advances:
Fixed-rate advances	194,900	187,934	181,319	180,105
Variable-rate advances	34,142	34,175	34,156	34,113
Total market risk sensitive liabilities	670,030	659,600	649,551	644,605
Off-balance sheet financial instruments:
Commitments to extend credit	2,032	0	(1,572)	(2,444)
Commitments to sell or deliver loans	(1,902)	0	2,492	5,181
Net market risk	$76,948	77,820	74,337	65,400
Percentage change from current market value	(1.12)%	0.00%	(4.48)%	(15.96)%

The preceding table was prepared utilizing the following assumptions (the “Model Assumptions”) regarding prepayment and decay ratios which were determined by management based upon their review of historical prepayment speeds and future prepayment projections. Fixed rate loans were assumed to prepay at annual rates of between 9% to 53%, depending on the note rate and the period to maturity. Adjustable rate mortgages (“ARMs”) were assumed to prepay at annual rates of between 12% and 33%, depending on the note rate and the period to maturity. Growing Equity Mortgage (GEM) loans were assumed to prepay at annual rates of between 8% and 54% depending on the note rate and the period to maturity. Mortgage-backed securities and Collateralized Mortgage Obligations (CMOs) were projected to have prepayments based upon the underlying collateral securing the instrument and the related cash flow priority of the CMO tranche owned. Certificate accounts were assumed not to be withdrawn until maturity. Passbook and money market accounts were assumed to decay at an annual rate of 10%. Noninterest checking and NOW accounts were assumed to decay at an annual rate of 9%. Commercial NOW and MMDA accounts were assumed to decay at an annual rate of 20%. FHLB advances were projected to be called at the first call date where the projected interest rate on similar remaining term advances exceeded the interest rate on HMN’s callable advance. Refer to Note 14 of the Notes to Consolidated Financial Statements for more information on call provisions of the FHLB advances.

Certain shortcomings are inherent in the method of analysis presented in the foregoing table. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types of assets and liabilities may lag behind changes in market interest rates. The model assumes that the difference between the current interest rate being earned or paid compared to a treasury instrument or other interest index with a similar term to maturity (the “Interest Spread”) will remain constant over the interest changes disclosed in the table. Changes in Interest Spread could impact projected market value changes. Certain assets, such as ARMs, have features which restrict changes in interest rates on a short-term basis and over the life of the assets. The market value of the interest-bearing assets which are approaching their lifetime interest rate caps could be different from the values disclosed in the table. In the event of a change in interest rates, prepayment and early withdrawal levels may deviate significantly from those assumed in calculating the foregoing table. The ability of many borrowers to service their debt may decrease in the event of a substantial sustained interest rate increase.

Asset/Liability Management

HMN’s management reviews the impact that changing interest rates will have on its net interest income projected for the twelve months following December 31, 2002 to determine if its current level of interest rate risk is acceptable. The following table projects the estimated impact on net interest income of immediate interest rate changes called rate shocks.

Rate Shock in Basis Points	Net Interest Income	Percentage Change
+200	$26,095,000	11.50%
+100	25,153,000	7.48%
0	23,403,000	0.00%
-100	21,136,000	(9.69)%

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

In an attempt to manage its exposure to changes in interest rates, management closely monitors interest rate risk. HMN has an Asset/Liability Committee which meets at least on a monthly basis to discuss changes made to the interest rate risk position and projected profitability. The committee makes recommendations for adjustments to the asset liability position of the Bank to the Board of Directors of the Bank. This committee also reviews the Bank’s portfolio, formulates investment strategies and oversees the timing and implementation of transactions to assure attainment of the Board’s objectives in the most effective manner. In addition, the Board reviews on a quarterly basis the Bank’s asset/liability position, including simulations of the effect on the Bank’s capital of various interest rate scenarios.

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

To the extent consistent with its interest rate spread objectives, the Bank attempts to reduce its interest rate risk and has taken a number of steps to restructure its assets and liabilities. The Bank has primarily focused its fixed rate one-to-four family residential lending program on loans that are saleable to third parties and will portfolio only certain fixed rate loans that meet certain risk characteristics. The Bank will retain in its portfolio adjustable rate loans which reprice over a one year, three year and five year period. At times, depending on its interest rate sensitivity, the Bank may sell seasoned fixed rate single family loans with shorter contractual maturities than thirty years in order to reduce interest rate risk and record a gain on the sale of loans.

Forward-looking Information

This Annual Report, other reports filed with the Securities and Exchange Commission, and HMN’s proxy statement may contain “forward-looking” statements that deal with future results, plans or performance. In addition, HMN’s management may make such statements orally to the media, or to securities analysts, investors or others. Forward looking statements deal with matters that do not relate strictly to historical facts. HMN’s future results may differ materially from historical performance and forward-looking statements about HMN’s expected financial results or other plans are subject to a number of risks and uncertainties. These include but are not limited to possible legislative changes and adverse economic, business and competitive developments such as shrinking interest margins; deposit outflows; reduced demand for financial services and loan products; changes in accounting policies and guidelines, or monetary and fiscal policies of the federal government; changes in credit and other risks posed by HMN’s loan and investment portfolios; technological, computer-related or operational difficulties; adverse changes in securities markets; results of litigation or other significant uncertainties.

CONSOLIDATED BALANCE SHEETS

December 31, 2002 and 2001	2002	2001

ASSETS
Cash and cash equivalents	$27,729,007	23,019,553
Securities available for sale:
Mortgage-backed and related securities (amortized cost $51,677,294 and $65,878,534)	51,895,832	66,229,732
Other marketable securities (amortized cost $67,282,379 and $53,439,401)	69,501,417	53,665,502
	121,397,249	119,895,234
Loans held for sale	15,126,509	68,017,570
Loans receivable, net	533,905,652	471,667,772
Accrued interest receivable	3,050,636	3,508,828
Real estate, net	426,691	0
Federal Home Loan Bank stock, at cost	11,880,500	12,245,000
Mortgage servicing rights, net	2,691,031	1,903,636
Premises and equipment, net	12,875,816	10,860,756
Investment in limited partnerships	862,666	1,523,650
Goodwill	3,800,938	3,800,938
Core deposit intangible	561,331	685,509
Prepaid expenses and other assets	3,214,792	3,985,625
Total assets	$737,522,818	721,114,071
LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits	$432,951,462	421,843,369
Federal Home Loan Bank advances	218,300,000	217,800,000
Accrued interest payable	849,427	1,017,456
Advance payments by borrowers for taxes and insurance	707,213	1,015,570
Accrued expenses and other liabilities	7,614,406	6,535,734
Deferred tax liabilities	1,456,600	976,900
Total liabilities	661,879,108	649,189,029
Commitments and contingencies
Minority interest	(420,846)	(236,309)
Stockholders’ equity:
Serial preferred stock: ($.01 par value) Authorized 500,000 shares; issued and outstanding none	0	0
Common stock ($.01 par value): Authorized 11,000,000; issued shares 9,128,662	91,287	91,287
Additional paid-in capital	58,885,279	59,168,782
Retained earnings, subject to certain restrictions	79,660,481	76,956,978
Accumulated other comprehensive income	1,575,577	367,744
Unearned employee stock ownership plan shares	(4,931,385)	(5,124,746)
Unearned compensation restricted stock awards	0	(7,350)
Treasury stock, at cost 4,722,856 and 4,732,521 shares	(59,216,683)	(59,291,344)
Total stockholders’ equity	76,064,556	72,161,351
Total liabilities and stockholders’ equity	$737,522,818	721,114,071

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME

Years ended December 31, 2002, 2001 and 2000	2002	2001	2000

Interest income:
Loans receivable	$38,011,750	44,569,397	40,510,151
Securities available for sale:
Mortgage-backed and related	1,704,248	3,867,079	6,694,550
Other marketable	2,420,317	2,248,383	4,658,871
Cash equivalents	382,021	246,449	221,465
Other	349,214	536,619	832,392
Total interest income	42,867,550	51,467,927	52,917,429
Interest expense:
Deposits	10,949,802	18,578,348	19,132,506
Federal Home Loan Bank advances and other borrowed money	10,345,102	11,865,682	13,868,974
Total interest expense	21,294,904	30,444,030	33,001,480
Net interest income	21,572,646	21,023,897	19,915,949
Provision for loan losses	2,376,000	1,150,000	180,000
Net interest income after provision for loan losses	19,196,646	19,873,897	19,735,949
Non-interest income:
Fees and service charges	1,723,117	1,563,031	1,297,014
Mortgage servicing fees	715,074	470,081	340,935
Securities gains (losses), net	422,346	(670,958)	(23,122)
Gain on sales of loans	3,077,294	2,934,317	1,215,702
Earnings (losses) in limited partnerships	(659,378)	(1,311,568)	(120,922)
Other	596,117	598,625	613,275
Total non-interest income	5,874,570	3,583,528	3,322,882
Non-interest expense:
Compensation and benefits	8,012,953	7,914,452	6,391,326
Occupancy	3,109,548	2,239,152	1,890,947
Federal deposit insurance premiums	74,108	79,714	83,233
Advertising	521,898	426,357	303,046
Data processing	1,107,248	963,958	789,995
Amortization of mortgage servicing rights, net of valuation adjustments and servicing costs	1,165,762	758,352	333,692
Other	3,857,117	3,366,698	2,766,382
Total noninterest expense	17,848,634	15,748,683	12,558,621
Income before income tax expense	7,222,582	7,708,742	10,500,210
Income tax expense	2,099,200	2,634,385	3,797,900
Income before minority interest	5,123,382	5,074,357	6,702,310
Minority interest	(142,274)	(383,259)	0
Net income	$5,265,656	5,457,616	6,702,310
Basic earnings per share	$1.40	1.45	1.75
Diluted earnings per share	$1.32	1.37	1.69

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

Net income	$5,265,656	5,457,616	6,702,310
Other comprehensive income, net of tax:
Unrealized gains (losses) on hedging valuation	(35,795)	35,795	0
Less: minority interest in hedging valuation	(21,950)	21,950	0
Net unrealized gains (losses) on hedging valuation	(13,845)	13,845	0
Unrealized gains on securities:
Unrealized holding gains arising during period	1,494,824	1,988,754	1,136,524
Less: reclassification adjustment for gains (losses) included in net income	273,146	(402,150)	(14,214)
Net unrealized gains on securities	1,221,678	2,390,904	1,150,738
Other comprehensive income	1,207,833	2,404,749	1,150,738
Comprehensive income	$6,473,489	7,862,365	7,853,048

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Unearned Employee Stock Ownership Plan Shares	Unearned Compensation Restricted Stock Awards	Treasury Stock	Total Stockholders’ Equity
Balance, December 31, 1999	$91,287	59,674,715	68,423,008	(3,187,743)	(5,511,851)	(96,508)	(54,832,040)	64,560,868
Net income			6,702,310					6,702,310
Other comprehensive income				1,150,738				1,150,738
Treasury stock purchases							(5,091,726)	(5,091,726)
Tax benefits of restricted stock awards		35,200						35,200
Employee stock options exercised		(257,101)					858,235	601,134
Tax benefit of exercised stock options		76,165						76,165
Amortization of restricted stock awards						86,708		86,708
Earned employee stock ownership plan shares		55,197			193,784			248,981
Dividends paid			(1,744,730)					(1,744,730)
Balance, December 31, 2000	$91,287	59,584,176	73,380,588	(2,037,005)	(5,318,067)	(9,800)	(59,065,531)	66,625,648
Net income			5,457,616					5,457,616
Other comprehensive income				2,404,749				2,404,749
Treasury stock purchases							(1,584,152)	(1,584,152)
Employee stock options exercised		(712,140)					1,358,339	646,199
Tax benefits of exercised stock options		191,695						191,695
Tax benefit of restricted stock awards		2,479						2,479
Amortization of restricted stock awards						2,450		2,450
Earned employee stock ownership plan shares		102,572			193,321			295,893
Dividends paid			(1,881,226)					(1,881,226)
Balance, December 31, 2001	$91,287	59,168,782	76,956,978	367,744	(5,124,746)	(7,350)	(59,291,344)	72,161,351
Net income			5,265,656					5,265,656
Other comprehensive income				1,207,833				1,207,833
Treasury stock purchases							(1,496,111)	(1,496,111)
Employee stock options exercised		(699,641)					1,570,772	871,131
Tax benefits of exercised stock options		272,534						272,534
Amortization of restricted stock awards						7,350		7,350
Earned employee stock ownership plan shares		143,604			193,361			336,965
Dividends paid			(2,562,153)					(2,562,153)
Balance, December 31, 2002	$91,287	58,885,279	79,660,481	1,575,577	(4,931,385)	0	(59,216,683)	76,064,556

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended December 31, 2002, 2001 and 2000	2002	2001	2000
Cash flows from operating activities:
Net income	$5,265,656	5,457,616	6,702,310
Adjustments to reconcile net income to cash provided (used) by operating activities:
Provision for loan losses	2,376,000	1,150,000	180,000
Depreciation	1,460,636	1,037,897	896,741
Amortization of (discounts) premiums, net	501,945	107,719	(73,113)
Amortization of deferred loan fees	(672,993)	(513,671)	(212,200)
Amortization of goodwill	0	180,036	180,024
Amortization of core deposit intangible	124,178	108,854	232,440
Amortization of mortgage servicing rights and net valuation adjustments	1,137,018	724,513	302,277
Capitalized mortgage servicing rights	(1,956,845)	(1,458,321)	(367,531)
Deferred income taxes	158,700	(821,600)	353,400
Securities losses (gains), net	(422,346)	670,958	23,122
Loss on sale of premises	85,434	0	0
Gain on sales of real estate	(1,254)	(17,293)	0
Gain on sales of loans	(3,077,294)	(2,934,317)	(1,215,702)
Proceeds from sales of loans held for sale	283,485,340	753,564,329	109,204,874
Disbursements on loans held for sale	(221,645,865)	(809,722,094)	(110,703,659)
Principal collected on loans held for sale	120,621	179,020	38,601
Amortization of restricted stock awards	7,350	2,450	86,708
Amortization of unearned ESOP shares	193,361	193,321	193,784
Earned employee stock ownership shares priced above original cost	143,604	102,572	55,197
Decrease (increase) in accrued interest receivable	458,192	802,919	(451,293)
Increase (decrease) in accrued interest payable	(168,029)	(558,065)	142,410
Equity losses of limited partnerships	659,378	1,311,568	120,922
Equity losses of minority interest	(142,274)	(383,259)	0
Decrease (increase) in other assets	126,663	(1,937,860)	(112,976)
Increase in other liabilities	629,031	2,890,551	870,222
Other, net	78,247	(26,826)	(33,295)
Net cash (used) provided by operating activities	68,924,454	(49,888,983)	6,413,263
Cash flows from investing activities:
Proceeds from sales of securities available for sale	18,036,553	19,135,721	41,454,275
Principal collected on securities available for sale	25,481,396	24,062,724	9,198,142
Proceeds collected on maturity of securities available for sale	19,900,000	13,695,000	14,500,000
Purchases of securities available for sale	(63,173,006)	(34,461,933)	(17,958,537)
Proceeds from sales of loans receivable	0	12,156	204,264
Purchase of Federal Home Loan Bank stock	0	0	(775,000)
Redemption of Federal Home Loan Bank stock	364,500	0	0
Net decrease (increase) in loans receivable	(69,313,264)	44,264,172	(53,310,741)
Proceeds from sale of mortgage servicing rights	33,032	0	0
Proceeds from sale of premises and equipment	655,465	0	0
Proceeds from sale of real estate	151,453	316,797	0
Purchases of premises and equipment	(4,281,615)	(2,438,943)	(1,826,017)
Net cash provided (used) by investing activities	(72,145,486)	64,585,694	(8,513,614)
Cash flows from financing activities:
Increase in deposits	10,925,976	334,938	21,364,898
Purchase of treasury stock	(1,496,111)	(1,584,152)	(5,091,726)
Stock options exercised	871,131	646,199	601,134
Dividends to stockholders	(2,562,153)	(1,881,226)	(1,744,730)
Proceeds from Federal Home Loan Bank advances	10,000,000	267,700,000	167,800,000
Repayment of Federal Home Loan Bank advances	(9,500,000)	(271,800,000)	(175,300,000)
Minority interest in mortgage services	0	125,000	0
Increase (decrease) in advance payments by borrowers for taxes and insurance	(308,357)	365,222	(163,744)
Net cash (used) provided by financing activities	7,930,486	(6,094,019)	7,465,832
Increase in cash and cash equivalents	4,709,454	8,602,692	5,365,481
Cash and cash equivalents, beginning of year	23,019,553	14,416,861	9,051,380
Cash and cash equivalents, end of year	$27,729,007	23,019,553	14,416,861
Supplemental cash flow disclosures:
Cash paid for interest	$21,462,933	31,002,095	32,859,070
Cash paid for income taxes	1,952,500	3,713,121	3,340,300
Supplemental noncash flow disclosures:
Loans securitized and transferred to securities available for sale	0	0	11,129,146
Loans transferred to loans held for sale	4,669,139	2,172,128	1,095,640
Transfer of loans to real estate	628,233	86,123	244,258
Transfer of real estate to loans	0	0	50,140

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2002, 2001 and 2000

NOTE 1 Description of the Business and Summary of Significant Accounting Policies

HMN Financial, Inc. (HMN) is a stock savings bank holding company that owns 100 percent of Home Federal Savings Bank (the Bank or Home Federal). Home Federal has a community banking philosophy and operates retail banking facilities in Minnesota and Iowa. The Bank has two wholly owned subsidiaries, Osterud Insurance Agency, Inc. (OAI) which offers financial planning products and services and Home Federal Holding, Inc. (HFH) which is the holding company for Home Federal REIT, Inc. (HFREIT) which invests in real estate loans acquired from the Bank. HMN has another wholly owned subsidiary, Security Finance Corporation (SFC) which acts as an intermediary for the Bank in transacting like kind property exchanges for Bank customers. The Bank has a 51% owned subsidiary, Home Federal Mortgage Services, LLC (HFMS), which was a mortgage banking and mortgage brokerage business located in Brooklyn Park, Minnesota. HFMS’s brokerage and production activity stopped during the third quarter of 2002 and the Bank assumed responsibility for certain components of HFMS. The remaining assets of HFMS, consisting primarily of single family mortgage loans, are in the process of being liquidated.

The consolidated financial statements included herein are for HMN, SFC, the Bank and the Bank’s consolidated entities, OIA, HFH, HFREIT, and HFMS. All significant intercompany accounts and transactions have been eliminated in consolidation.

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

Securities available for sale are carried at market value. Net unrealized gains and losses, net of tax effect, are included as a separate component of stockholders’ equity.

Securities held to maturity are carried at cost, adjusted for amortization of premiums and discounts, as management has the ability and intent to hold them to maturity.

Premiums and discounts are amortized using the level-yield method over the period to maturity. Gains and losses on the sale of securities are determined using the specific-identification method and recognized on the trade date. Declines in the value of securities that are considered other-than-temporary are recorded in noninterest income.

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

The allowance for loan losses is maintained at an amount considered adequate by management to provide for probable loan losses inherent in the portfolio as of the balance sheet dates. The allowance for loan losses is based on periodic analysis of the loan portfolio by management. In this analysis, management considers factors including, but not limited to, specific occurrences which include loan impairment, changes in the size of the portfolios, general economic conditions, loan portfolio composition and historical experience. In connection with the determination of the allowance for loan losses, management obtains independent appraisals for significant properties. The allowance for loan losses is established for known problem loans as well as for loans which are not currently known to require specific allowances. Loans are charged off to the extent they are deemed to be uncollectible. The adequacy of the allowance for loan losses is dependent upon management’s estimates of variables affecting valuation, appraisals of collateral, evaluations of performance and status, and the amounts and timing of future cash flows expected to be received on impaired loans. Such estimates, appraisals, evaluations and cash flows may be subject to frequent adjustments due to changing economic prospects of borrowers or properties. The estimates are reviewed periodically and adjustments, if any, are recorded in the provision for loan losses in the periods in which the adjustments become known.

Interest income is recognized on an accrual basis except when collectibility is in doubt. When loans are placed on a non-accrual basis, generally when the loan is 90 days past due, previously accrued but unpaid interest is reversed from income. Interest is subsequently recognized as income to the extent cash is received when, in management’s judgment, principal is collectible.

All impaired loans are valued at the present value of expected future cash flows discounted at the loan’s initial effective interest rate. The fair value of the collateral of an impaired collateral-dependent loan or an observable market price, if one exists, may be used as an alternative to discounting. If the value of the impaired loan is less than the recorded investment in the loan, impairment will be recognized through the allowance for loan losses. A loan is considered impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. Impaired loans include all loans which are delinquent as to principal and interest for 120 days or greater and all loans that are restructured in a troubled debt restructuring involving a modification of terms. All portfolio loans are reviewed for impairment on an individual basis.

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

Real Estate, Net Real estate acquired through loan foreclosures are initially recorded at the lower of the related loan balance, less any specific allowance for loss, or fair value less estimated selling costs. Valuations are periodically performed by management and an allowance for losses is established if the carrying value of a property exceeds its fair value less estimated selling costs.

Premises and Equipment Land is carried at cost. Office buildings, improvements, furniture and equipment are carried at cost less accumulated depreciation.

Depreciation is computed on a straight-line basis over estimated useful lives of 5 to 40 years for office buildings and improvements and 3 to 12 years for furniture and equipment.

Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of HMN reviews long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Investment in Limited Partnerships HMN has investments in limited partnerships which invest in mortgage servicing assets, the common stock of other financial institutions and low to moderate income housing projects which generate tax credits for HMN. HMN generally accounts for the earnings or losses from the limited partnerships on the equity method.

Intangible Assets Goodwill resulting from acquisitions is not amortized but is tested for impairment annually in accordance with the requirements of SFAS No. 142, Goodwill and Other Intangible Assets. Deposit base intangibles are amortized on an accelerated basis as the deposits run off. HMN reviews the recoverability of the carrying value of these assets annually or whenever an event occurs indicating that they may be impaired.

Stock-Based Compensation Effective January 1, 1996, HMN adopted SFAS No. 123, Accounting for Stock-Based Compensation. It elected to continue using the accounting methods prescribed by Accounting Principles Board (APB) Opinion No. 25 and related interpretations which measure compensation cost using the intrinsic value method. See Note 17 for additional information relating to stock based compensation. Had compensation cost for HMN’s stock-based plan been determined in accordance with the fair value method recommended by SFAS No. 123, HMN’s net income and earnings per share would have been adjusted to the pro forma amounts indicated below:

	2002	2001	2000
Net income:
As reported	$5,265,656	5,457,616	6,702,310
Deduct: Total stock-based employee compensation expense (benefit) determined under fair value based method for all awards, net of related tax effects	42,960	(6,805)	194,279
Pro forma	5,222,696	5,464,421	6,508,031
Earnings per common share:
As reported:
Basic	$1.40	1.45	1.75
Diluted	1.32	1.37	1.69
Pro forma:
Basic	1.39	1.45	1.70
Diluted	1.31	1.37	1.64

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

Comprehensive Income Comprehensive income is defined as the change in equity during a period from transactions and other events from nonowner sources. Comprehensive income is the total of net income and other comprehensive income, which for HMN is comprised of unrealized gains and losses on securities available for sale and unrealized gains and losses on hedging valuations qualifying for cash flow hedge accounting treatment pursuant to SFAS No. 133.

Segment Information The amount of each segment item reported is the measure reported to the chief operating decision maker for purposes of making decisions about allocating resources to the segment and assessing its performance. Adjustments and eliminations made in preparing an enterprise’s general-purpose financial statements and allocations of revenues, expenses and gains or losses are included in determining reported segment profit or loss if they are included in the measure of the segment’s profit or loss that is used by the chief operating decision maker. Similarly, only those assets that are included in the measure of the segment’s assets that are used by the chief operating decision maker are reported for that segment.

New Accounting Standards In July 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001 as well as all purchase method business combinations completed after June 30, 2001. SFAS No. 141 also specifies criteria that intangible assets acquired in a purchase method business combination must meet to be recognized and reported apart from goodwill, noting that any purchase price allocable to an assembled workforce may not be accounted for separately. SFAS No. 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually in accordance with the provisions of SFAS No. 142.

HMN adopted the provisions of SFAS No. 141 effective July 1, 2001 and adopted SFAS No. 142 effective January 1, 2002. Intangible assets acquired in business combinations completed before July 1, 2001 were evaluated during the first quarter of 2002 to determine if the useful lives and residual values of all intangible assets acquired in purchase business combinations met the new criteria established in SFAS No. 141 for recognition apart from goodwill and to make any necessary amortization period adjustments. Core deposit intangibles acquired in December of 1997 were assigned a remaining life of six years and are being amortized on an accelerated basis.

At December 31, 2001 the Bank (a reporting unit) had goodwill of $3,800,938 and during the first quarter of 2002 it was determined that the fair value of the Bank was in excess of the book value of the Bank, therefore no impairment loss was necessary for goodwill. On January 1, 2002, in accordance with SFAS No. 142, goodwill amortization ceased. Goodwill amortization for the year ended 2001 was $180,036 or $45,009 per quarter. Refer to Note 11 for related disclosure.

In June 2001, FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations. SFAS No. 143 amends FASB Statement No. 19, Financial Accounting and Reporting by Oil and Gas Producing Companies, and applies to all entities. The Statement addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs and was effective for financial statements issued for fiscal years beginning after June 15, 2002. It applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and/or the normal operation of long-lived asset, except for certain obligations of lessees. The impact of adopting SFAS No. 143 will not be material.

In August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment of Disposal of Long-Lived Assets. This Statement supersedes FASB Statement No. 121, Accounting for the Impairment of Long-Lived Assets to Be Disposed Of, and the accounting and reporting provisions of APB Opinion No. 30, Reporting the Results of Operations — Reporting the Effects of Disposal of a Segment of a Business, And Extraordinary, Unusual and Infrequently Occurring Events and Transactions, for the disposal of a segment of a business (as previously defined in that Opinion). The Statement also amends Accounting Research Bulletin (ARB) No. 51, Consolidated Financial Statements, to eliminate the exception to consolidation for a subsidiary for which control is likely to be temporary. The Statement is effective for financial statements issued for fiscal years beginning after December 15, 2001. The impact of adopting SFAS No. 144 was not material.

In April 2002, the FASB issued SFAS No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections. The provisions of this Statement related to the rescission of Statement 4 are to be applied in fiscal years beginning after May 15, 2002. Any gain or loss on extinguishment of debt that was classified as an extraordinary item in prior periods presented that does not meet the criteria in Opinion 30 for classification as an extraordinary item shall be reclassified. The impact of adopting SFAS No. 145 on HMN’s financial condition and its results of operations will not be material.

In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force Issue No. 94-3, Liability Recognition of Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). One of the principal differences between SFAS No. 146 and EITF Issue No. 94-3 pertains to the criteria for recognizing a liability for exit or disposal costs. Under EITF Issue No. 94-3, a liability for such costs was recognized as of the date of an entity’s commitment to an exit plan. Pursuant to SFAS No. 146, a liability is recorded as of the date an obligation is incurred. SFAS No. 146 requires that an exit or disposal liability be initially measured at fair value. Provisions of SFAS No. 146 are effective for exit or disposal activities that are initiated after December 31, 2002. The impact of adopting SFAS No.146 on HMN’s financial condition and its results of operations will not be material.

In October 2002, the FASB issued SFAS No. 147, Acquisitions of Certain Financial Institutions. Except for transactions between two or more mutual enterprises, this Statement removes financial institutions from the scope of SFAS No. 72 and requires those transactions be accounted for in accordance with SFAS No. 141 and SFAS No. 142. In addition, this Statement amends FASB Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, to include in its scope long-term customer-relationship intangible assets of financial institutions such as depositor- and borrower-relationship intangible assets and credit cardholder intangible assets. Consequently, those intangible assets are subject to the same undiscounted cash flow recoverability test and impairment loss recognition and measurement provision that SFAS No. 144 requires for other long-lived assets that are held and used. The provisions of SFAS No. 147, which relate to the application of the purchase method of accounting, are effective for acquisitions for which the date of acquisition is on or after October 1, 2002. The provisions related to accounting for the impairment or disposal of certain long-term customer-relationship intangible assets are effective on October 1, 2002. The impact of adopting SFAS No. 147 on HMN’s financial condition and its results of operations was not material.

In November 2002, the FASB issued Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees Including Indirect Guarantees of Indebtedness of Others (FIN 45). FIN 45 requires disclosures be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also requires the recognition of a liability by a guarantor at the inception of certain guarantees that it has issued and that a guarantor recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and initial measurement provisions of this Interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. The disclosure requirements are effective for financial statements of interim or annual periods ending after December 15, 2002. Refer to Note 24 for the related FIN 45 disclosure.

In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation–Transition and Disclosure – an amendment of FASB Statement No. 123. This Statement amends SFAS No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both the annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The amendments to SFAS No. 123 are effective for fiscal years ending after December 15, 2002 and for condensed interim financial statements issued after December 15, 2002. HMN has not adopted the voluntary change to the fair value based method of accounting for stock-based employee compensation as of December 31, 2002. Refer to the discussion under “Stock -Based Compensation” in this footnote and Note 17 for required disclosures relating to stock-based compensation.

In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities (FIN 46). FIN 46 addresses consolidation by business enterprises of variable interest entities that have certain characteristics. It requires a business enterprise that has a controlling interest in a variable interest entity (as defined by FIN 46) to include the assets, liabilities, and results of the activities of the variable interest entity in the consolidated financial statements of the business enterprise. FIN 46 applies immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. For variable interest acquired before February 1, 2003, it applies in the first fiscal year or interim period beginning after June 15, 2003. The impact of adopting FIN 46 will not be material as HMN does not presently have any variable interest entities.

Derivative Financial Instruments HMN uses derivative financial instruments in order to manage the interest rate risk on residential loans held for sale and its commitments to extend credit for residential loans. HMN also uses interest rate swaps to manage interest rate risk. Derivative financial instruments include commitments to extend credit and forward mortgage loan sales commitments. See Note 22 for additional information concerning these derivative financial instruments.

Reclassifications Certain amounts in the consolidated financial statements for prior years have been reclassified to conform with the current year presentation.

NOTE 2 Other Comprehensive Income

The gross unrealized losses in hedging valuation for the year ended December 31, 2002 was $45,000, the income tax benefit would have been $9,000 and therefore, the net loss was $36,000. The gross minority interest in hedging valuation for the year ended December 31, 2002 was $22,000. The gross unrealized holding gains on securities for the year ended December 31, 2002 were $2,283,000, the income tax expense would have been $788,000 and therefore, the net gain was $1,495,000. The gross reclassification adjustment for 2002 was $422,000, the income tax expense would have been $149,000 and therefore, the net reclassification adjustment was $273,000. The gross unrealized gains in hedging valuation for the year ended December 31, 2001 was $45,000, the income tax expense would have been $9,000 and therefore, the net gain was $36,000. The gross minority interest in hedging valuation for the year ended December 31, 2001 was $22,000. The net unrealized gain deferred to other comprehensive income was $14,000. There was no hedging valuation in the year ended December 31, 2000. The gross unrealized holding gains on securities for the year ended December 31, 2001 were $3,291,000, the income tax expense would have been $1,302,000 and therefore, the net gain was $1,989,000. The gross reclassification adjustment for 2001 was $671,000, the income tax benefit would have been $269,000 and therefore, the net reclassification adjustment was $402,000. The gross unrealized holding losses for the year ended December 31,

2000 were $1,886,000, the income tax benefit would have been $749,000 and therefore, the net gain was $1,137,000. The gross reclassification adjustment for 2000 was $23,000, the income tax benefit would have been $9,000 and therefore, the net reclassification adjustment was $14,000.

NOTE 3 Securities Available for Sale

A summary of securities available for sale at December 31, 2002 and 2001 is as follows:

	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
December 31, 2002:
Mortgage-backed securities:
FHLMC	$1,507,799	84,778	0	1,592,577
FNMA	140,791	2,859	0	143,650
GNMA	53,582	2,399	0	55,981
Collateralized mortgage obligations:
FHLMC	18,707,714	181,933	1,277	18,888,370
FNMA	19,048,094	84,734	134,270	18,998,558
Other	12,219,314	112,263	114,881	12,216,696
	51,677,294	468,966	250,428	51,895,832
Other marketable securities:
U.S. Government and agency obligations	61,417,086	2,168,825	25,928	63,559,983
Corporate debt	1,061,140	16,548	0	1,077,688
Corporate equity	4,804,153	199,593	140,000	4,863,746
	67,282,379	2,384,966	165,928	69,501,417
	$118,959,673	2,853,932	416,356	121,397,249
December 31, 2001:
Mortgage-backed securities:
FHLMC	$3,604,282	94,185	0	3,698,467
FNMA	256,482	4,730	0	261,212
GNMA	63,051	1,932	0	64,983
Collateralized mortgage obligations:
FHLMC	22,018,460	82,623	81,587	22,019,496
FNMA	26,577,974	144,767	50,611	26,672,130
Other	13,358,285	155,159	0	13,513,444
	65,878,534	483,396	132,198	66,229,732
Other marketable securities:
U.S. Government and agency obligations	35,304,271	210,087	9,456	35,504,902
Corporate debt	9,545,532	96,109	0	9,641,641
Corporate equity	8,589,598	63,744	134,383	8,518,959
	53,439,401	369,940	143,839	53,665,502
	$119,317,935	853,336	276,037	119,895,234

Proceeds from securities available for sale which were sold during 2002 were $18,036,553, resulting in gross gains of $456,946 and gross losses of $34,600. Proceeds from securities available for sale which were sold during 2001 were $19,135,721, resulting in gross gains of $349,563 and gross losses of $521. The Company also recognized losses of $1,020,000 resulting from other than temporary impairments of securities in 2001. Proceeds from securities available for sale which were sold during 2000 were $41,454,275, resulting in gross gains of $101,689 and gross losses of $124,811.

The following table indicates amortized cost and estimated fair value of securities available for sale at December 31, 2002, based upon contractual maturity adjusted for scheduled repayments of principal and projected prepayments of principal based upon current economic conditions and interest rates. Actual maturities may differ from the maturities in the following table because obligors may have the right to call or prepay obligations with or without call or prepayment penalties:

	Amortized cost	Fair value

Due less than one year	$49,442,511	49,563,093
Due after one year through five years	64,511,255	66,760,931

Due after five years through ten years	196,754	204,186
Due after ten years	5,000	5,293
No stated maturity	4,804,153	4,863,746
Total	$118,959,673	121,397,249

The allocation of mortgage-backed securities and collateralized mortgage obligations in the table above is based upon the anticipated future cash flow of the securities using estimated mortgage prepayment speeds.

NOTE 4 Loans Receivable, Net

A summary of loans receivable at December 31 is as follows:

	2002	2001
Residential real estate loans:
1-4 family conventional	$174,232,528	233,652,113
1-4 family FHA	306,815	488,510
1-4 family VA	128,911	271,356
	174,668,254	234,411,979
5 or more family	29,903,411	21,786,780
	204,571,665	256,198,759
Commercial real estate:
Lodging	37,188,951	23,354,781
Retail/office	40,648,853	31,776,565
Nursing home/health care	2,250,556	34,229
Land developments	22,587,781	4,080,658
Golf courses	11,282,148	3,901,784
Restaurant, bar café	3,279,726	2,300,982
Gaming	1,204,980	1,970,616
Warehouse	6,203,530	2,512,748
Manufacturing	5,806,968	0
Other	24,201,130	21,430,541
	154,654,623	91,362,904
Other loans:
Autos	11,061,725	6,623,906
Home equity line	52,105,686	35,713,842
Home equity	23,760,135	26,439,557
Consumer – secured	2,700,204	2,497,502
Commercial business	91,119,446	54,940,192
Savings	533,695	594,330
Mobile home	4,534,353	5,456,362
Consumer – unsecured	1,724,858	1,805,390
Total other loans	187,540,102	134,071,081
Total loans	546,766,390	481,632,744
Less:
Unamortized discounts	142,439	278,161
Net deferred loan fees	1,068,297	1,211,438
Allowance for losses	4,824,217	3,783,112
Loans in process	6,825,785	4,692,261
	$533,905,652	471,667,772
Weighted average contractual interest rate	6.97%	7.64%
Commitments to originate, fund or purchase loans	$80,999,893	29,738,750
Commitments to deliver loans to secondary market	61,711,741	89,375,910
Loans serviced for others	337,490,407	234,911,618

Included in total commitments to originate or purchase loans are fixed rate loans aggregating $44,943,293 and $27,435,250 as of December 31, 2002 and 2001, respectively. The interest rates on these commitments ranged from 4.75% to 7.88% at December 31, 2002 and from 5.50% to 8.00% at December 31, 2001.

At December 31, 2002 and 2001, loans on nonaccrual status totaled $3,336,046 and $2,159,228, respectively. Had the loans performed in accordance with their original terms throughout 2002, HMN would have recorded gross interest income of $678,694 for these loans. Interest income of $551,542 has been recorded on these loans for the year ended December 31, 2002.

At December 31, 2002 and 2001 there were no loans included in loans receivable, net with terms that had been modified in a troubled debt restructuring.

There were no material commitments to lend additional funds to customers whose loans were classified as restructured or nonaccrual at December 31, 2002.

At December 31, 2002, 2001 and 2000, the recorded investment in loans that are considered to be impaired was $3,507,418, $2,183,483 and $1,416,916, respectively, for which the related allowance for credit losses was $904,840, $637,233, and $117,533, respectively. The average investment in impaired loans during 2002, 2001 and 2000 was $3,005,743, $1,385,071 and $869,168, respectively. For the years ended December 31, 2002, 2001 and 2000, HMN recognized interest income on impaired loans of $551,542, $125,040 and $68,447, respectively. All of the interest income that was recognized during 2002, 2001 and 2000 for impaired loans was recognized using the cash basis method of income recognition.

The aggregate amount of loans to executive officers and directors of HMN was $8,861,210, $1,324,983 and $476,815, at December 31, 2002, 2001 and 2000, respectively. During 2002 repayments on loans to executive officers and directors were $871,573, new loans to executive officers and directors totaled $8,897,300, sales of executive officer and director loans totaled $484,500, and loans removed from the executive officer listing due to change in status of the officer were $5,000. During 2001 repayments on loans to executive officers and directors aggregated $302,869, loans originated aggregated $862,039, and loans added to the executive officer and director listing due to a change in status of the officer or director were $288,998.

At December 31, 2002, 2001 and 2000, HMN was servicing real estate loans for others with aggregate unpaid principal balances of approximately $337,490,407, $234,911,618, and $147,905,114, respectively.

HMN originates residential, commercial real estate and other loans primarily in southern Minnesota and Iowa. HMN has also purchased loans from a third party broker located in the Southeastern United States. At December 31, 2002 and 2001, HMN owned single family and multi-family residential loans located in the following states:

	2002		2001
	Amount	Percent of Total	Amount	Percent of Total
Alabama	$3,967,366	2.0%	$6,067,456	2.4%
California	1,653,946	0.8	2,230,094	0.9
Florida	4,277,451	2.1	4,701,262	1.8
Georgia	16,004,376	7.8	29,548,729	11.5
Illinois	5,753,548	2.8	2,747,398	1.1
Iowa	13,819,533	6.8	15,874,165	6.2
Maine	499,666	0.2	1,395,209	0.5
Massachusetts	2,217,054	1.1	3,545,252	1.4
Minnesota	135,894,338	66.4	155,020,259	60.5
New Hampshire	875,090	0.4	1,218,104	0.5
North Carolina	6,099,133	3.0	13,181,582	5.2
Ohio	669,452	0.3	2,084,060	0.8
South Carolina	4,040,068	2.0	5,206,465	2.0
Tennessee	714,396	0.4	2,169,542	0.9
Wisconsin	3,324,013	1.6	8,030,367	3.1
Other states	4,762,235	2.3	3,178,815	1.2
Total	$204,571,665	100.0%	$256,198,759	100.0%

Amounts under one million dollars are included in “Other states”. At December 31, 2002 and 2001, HMN owned commercial real estate loans located in the following states:

	2002		2001
	Amount	Percent of Total	Amount	Percent of Total
Alabama	$3,216,316	2.1%	$1,778,301	1.9%
Arizona	12,099,641	7.8	0	0.0
Colorado	1,719,175	1.1	1,740,529	1.9
Iowa	8,237,520	5.3	5,562,462	6.1
Minnesota	121,301,045	78.4	73,329,031	80.2
Montana	2,260,264	1.5	2,335,601	2.6
Nebraska	969,127	0.6	881,739	1.0
New Mexico	0	0.0	702,422	0.8
Oregon	1,204,980	0.8	1,268,194	1.4
Texas	3,583,300	2.3	3,689,143	4.0
Wisconsin	63,255	0.1	75,482	0.1
Total	$154,654,623	100.0%	$91,362,904	100.0%

NOTE 5 Allowance for Loan Losses

The allowance for loan losses is summarized as follows:

Balance, December 31, 1999	$3,273,311
Provision for losses	180,000
Charge-offs	(312,455)
Recoveries	2,890
Balance, December 31, 2000	3,143,746
Provision for losses	1,150,000
Charge-offs	(516,337)
Recoveries	5,703
Balance, December 31, 2001	3,783,112
Provision for losses	2,376,000
Charge-offs	(1,369,241)
Recoveries	34,346
Balance, December 31, 2002	$4,824,217

NOTE 6 Accrued Interest Receivable

Accrued interest receivable at December 31 is summarized as follows:

	2002	2001
Securities available for sale	$388,705	568,014
Loans receivable	2,661,931	2,940,814
	$3,050,636	3,508,828

NOTE 7 Investment in Mortgage Servicing Rights

A summary of mortgage servicing activity is as follows:

	2002	2001
Mortgage servicing rights
Balance, beginning of year	$1,922,736	1,188,928
Originations	1,956,845	1,458,321
Sales	(41,532)	0
Amortization	(1,137,018)	(724,513)
Balance, end of year	2,701,031	1,922,736
Valuation reserve
Balance, beginning of year	(19,100)	0
Additions	(213,000)	(19,100)
Reductions	222,100	0
Balance, end of year	(10,000)	(19,100)
Mortgage servicing rights, net	$2,691,031	1,903,636
Fair value of mortgage servicing rights	$2,691,031	1,939,000

Mortgage servicing costs, which include professional services related to valuing mortgage servicing rights, were $29,344 and $14,739, respectively, in 2002 and 2001.

All of the loans being serviced were single family loans serviced for FNMA under the mortgage-backed security program or the individual loan sale program. The following is a summary of the risk characteristics of the loans being serviced at December 31, 2002:

	Loan Principal Balance	Weighted Average Interest Rate	Weighted Average Remaining Term	Number of Loans
Original term 30 year fixed rate	$139,285,000	6.71%	345	1,396
Original term 15 year fixed rate	173,872,000	6.12	163	2,323
Seven year balloon	124,000	5.75	73	1
Adjustable rate	7,318,000	5.25	350	62

NOTE 8 Real Estate

A summary of real estate at December 31 is as follows:

	2002	2001

In-substance foreclosures	$127,000	0

Real estate in judgment subject to redemption	89,691	0

Real estate acquired through foreclosure	210,000	0
	426,691	0
Allowance for losses	0	0
	$426,691	0

NOTE 9 Investment in Limited Partnerships

Investments in limited partnerships at December 31 were as follows:

Primary partnership activity	2002	2001
Mortgage servicing rights	$349,577	991,941
Common stock of financial institutions	289,398	265,955
Low to moderate income housing	223,691	265,754
	$862,666	1,523,650

During 2002 HMN’s proportionate loss from the mortgage servicing partnership was $642,364, its proportionate share of gains from the common stock investments in financial institutions was $23,442 and its proportionate loss on low income housing was $40,456. During 2002 HMN received low income housing credits totaling $84,000 which were credited to current income tax benefits.

During 2001 HMN’s proportionate loss from the mortgage servicing partnership was $1,266,000, its proportionate share of losses from the common stock investments in financial institutions was $19,568 and its proportionate loss on low income housing was $26,000. During 2001 HMN received low income housing credits totaling $84,000 which were credited to current income tax benefits. During 2000 HMN’s proportionate earnings from the mortgage servicing partnership was $35,848, its proportionate share of losses from the common stock investments in financial institutions was $130,053 and its proportionate loss on low income housing was $26,718. During 2000 HMN received low income housing credits totaling $84,000 which were credited to current income tax benefits.

The limited partnership that invests in mortgage servicing rights has a defined life and is scheduled to have an orderly dissolution during the second half of 2003.

NOTE 10  Intangible Assets

The gross carrying amount of intangible assets and the associated accumulated amortization at December 31, 2002 and December 31, 2001 are presented in the table below. Amortization expense for intangible assets was $1,137,018 and $724,513 for the year ended December 31, 2002 and December 31, 2001, respectively.

December 31, 2002	Gross Carrying Amount	Accumulated Amortization	Valuation Adjustment	Unamortized Intangible Assets
Amortized intangible assets:
Mortgage servicing rights	$4,370,652	(1,669,621)	(10,000)	2,691,031
Core deposit intangible	1,567,000	(1,005,669)	0	561,331
Total	$5,937,652	(2,675,290)	(10,000)	3,252,362

December 31, 2001
Amortized intangible assets:
Mortgage servicing rights	$2,455,399	(532,602)	(19,100)	1,903,636
Core deposit intangible	1,567,000	(881,491)	0	685,509
Total	$4,022,339	(1,414,093)	(19,100)	2,589,145

The following table indicates the estimated future amortization expense for amortized intangible assets:

	Mortgage Servicing Rights	Core Deposit Intangible	Total
Year ended December 31,
2003	$735,635	113,857	849,492
2004	527,670	113,857	641,527
2005	381,726	113,857	495,583
2006	278,052	113,857	391,909
2007	203,495	105,902	309,397

Projections of amortization are based on existing asset balances and the existing interest rate environment as of December 31, 2002. HMN’s actual experiences may be significantly different depending upon changes in mortgage interest rates and other market conditions.

NOTE 11 “Adjusted” Earnings SFAS No. 142 Transitional Disclosure

Effective January 1, 2002, the amortization of goodwill was discontinued. The table below reconciles reported earnings for 2002 to “adjusted” earnings, which exclude goodwill amortization.

		Year ended December 31, 2001			Year ended December 31, 2000
	Year Ended December 31, 2002	Reported Earnings	Goodwill Amortization	Adjusted Earnings	Reported Earnings	Goodwill Amortization	Adjusted Earnings
Income before income tax expense	$7,222,582	7,708,742	180,036	7,888,778	10,500,210	180,024	10,680,234
Income tax expense	2,099,200	2,634,385	0	2,634,385	3,797,900	0	3,797,900
Income before minority interest	5,123,382	5,074,357	180,036	5,254,393	6,702,310	180,024	6,882,334
Minority interest	(142,274)	(383,259)	0	(383,259)	0	0	0
Net income	$5,265,656	5,457,616	180,036	5,637,652	6,702,310	180,024	6,882,334
Earnings per common share	$1.40	1.45	0.05	1.50	1.75	0.05	1.80
Diluted earnings per common share	$1.32	1.37	0.05	1.42	1.69	0.05	1.74

NOTE 12 Premises and Equipment

A summary of premises and equipment at December 31 is as follows:

	2002	2001
Land	$1,399,741	1,580,096
Office buildings and improvements	9,712,405	8,375,777
Furniture and equipment	9,325,853	7,737,924
	20,437,999	17,693,797
Less accumulated depreciation	7,562,183	6,833,041
	$12,875,816	10,860,756

NOTE 13 Deposits

Deposits and their weighted average interest rates at December 31 are summarized as follows:

	2002			2001
	Weighted average rate	Amount	Percent of total	Weighted average rate	Amount	Percent of total
Noninterest checking	0.00%	$28,173,034	6.5%	0.00%	$18,147,377	4.3%
NOW accounts	0.30	43,508,898	10.1	0.64	40,226,061	9.5
Passbooks	0.35	41,032,871	9.5	0.75	32,738,309	7.8
Money market accounts	1.16	49,510,654	11.4	1.89	45,001,866	10.7
		162,225,457	37.5		136,113,613	32.3
Certificates:
1-1.99%		23,002,684	5.3		2,784,991	0.7
2-2.99%		72,161,515	16.7		34,924,430	8.3
3-3.99%		75,444,893	17.4		64,330,025	15.2
4-4.99%		74,817,691	17.3		64,096,795	15.2
5-5.99%		23,719,214	5.5		35,908,810	8.5
6-6.99%		1,468,058	0.3		70,282,159	16.6
7-7.99%		111,950	0.0		13,402,546	3.2
Total certificates	3.42	270,726,005	62.5	4.52	285,729,756	67.7
Total deposits	2.34	$432,951,462	100.0%	3.38	$421,843,369	100.0%

At December 31, 2002 and 2001, HMN had $61,353,755 and $52,318,424, respectively, of deposit accounts with balances at $100,000 or more. At December 31, 2002 and 2001, HMN had $11,203,358 and $15,000,000 of certificate accounts, respectively, that had been acquired through a broker.

Certificates had the following maturities at December 31:

	2002		2001
Remaining term to maturity	Amount (in thousands)	Weighted average rate	Amount (in thousands)	Weighted average rate
1-6 months	$87,070	2.70%	$141,450	5.13%
7-12 months	27,310	2.92	45,670	3.50
13-36 months	136,382	3.88	76,196	4.44
Over 36 months	19,964	4.10	22,414	3.02
	$270,726	3.42	$285,730	4.52

At December 31, 2002 mortgage loans and mortgage-backed and related securities with an amortized cost of approximately $78,649,000 were pledged as collateral for certain deposits and $595,000 of letters of credit from the Federal Home Loan Bank (FHLB) were pledged as additional collateral on Bank deposits.

Interest expense on deposits is summarized as follows for the years ended December 31:

	2002	2001	2000
NOW	$181,073	315,149	310,503
Passbook	241,397	454,628	683,613
Money market	589,406	897,875	1,237,646
Certificates	9,937,926	16,910,696	16,900,744
	$10,949,802	18,578,348	19,132,506

NOTE 14 Federal Home Loan Bank Advances

Fixed and variable rate Federal Home Loan Bank advances consisted of the following at December 31, 2002 and 2001:

	2002		2001
Year of Maturity	Amount	Rate	Amount	Rate
2002			$9,500,000	4.42%
2003	$64,400,000	3.20%	64,400,000	3.47
2004	33,000,000	5.01	33,000,000	5.01
2005	10,000,000	2.69	0	0.00
2008	90,000,000	5.40	90,000,000	5.40
2010	10,000,000	6.48	10,000,000	6.48
2011	10,900,000	4.81	10,900,000	4.81
	218,300,000	4.59	217,800,000	4.75
Lines of Credit	0	0.00	0	0.00
	$218,300,000	4.59	$217,800,000	4.75

Many of the advances listed above have call provisions which allow the FHLB to request that the advance be paid back or refinanced at the rates then being offered by the FHLB. As of December 31, 2002, HMN had advances from the FHLB with the following call features:

Year of Maturity	Callable Quarterly in Year 2003	Callable Quarterly in Year 2004	Callable Quarterly in Year 2005
2004	$15,000,000	0	0
2008	90,000,000	0	0
2010	0	0	10,000,000
2011	0	10,900,000	0
	$105,000,000	10,900,000	10,000,000

At December 31, 2002 the advances from the FHLB were collateralized by the Bank’s FHLB stock and mortgage loans with unamortized principal balances of approximately $301,716,000 and securities with unamortized principal balances of approximately $23,000,000. The Bank has the ability to draw additional borrowings of $12,982,000 based upon the mortgage loans and securities that are currently pledged subject to a requirement to purchase FHLB stock.

NOTE 15  Other Borrowed Money

HMN had established a $2,500,000 revolving line of credit with a bank that was not drawn at December 31, 2002 or 2001. The line of credit expires on November 15, 2003.

NOTE 16 Income Taxes

Income tax expense (benefit) for the years ended December 31 is as follows:

	2002	2001	2000
Current:
Federal	$2,223,300	2,773,200	2,663,500
State	34,600	682,785	781,000
Total current	2,257,900	3,455,985	3,444,500
Deferred:
Federal	1,400	(638,000)	275,700
State	(160,100)	(183,600)	77,700
Total deferred	158,700	(821,600)	353,400
	$2,099,200	2,634,385	3,797,900

The reasons for the difference between “expected” income tax expense utilizing the federal corporate tax rate of 34% and the actual income tax expense are as follows:

	2002	2001	2000
Federal expected income tax expense	$2,455,700	2,621,000	3,570,100
Items affecting federal income tax:
Dividend received deduction	(145,200)	(108,200)	(92,400)
Non deductible portion of minority interest loss	72,800	130,300	0
Reduction of tax rate due to resolution of tax law	0	0	(200,400)
State income taxes, net of federal income tax benefit	21,700	329,500	568,600
Reduction of tax rate due to employee stock ownership plan dividends	(149,100)	(313,000)	0
Low income housing credits	(84,000)	(84,000)	(84,000)
Other, net	(72,700)	58,785	36,000
	$2,099,200	2,634,385	3,797,900

The tax effects of temporary differences that give rise to the deferred tax assets and deferred tax liabilities are as follows at December 31:

	2002	2001
Deferred tax assets:
Allowances for loan and real estate losses	$1,705,300	1,504,500
Investment in limited partnership	164,500	118,900
Discounts on assets and liabilities acquired from MFC	900	22,200
Deferred compensation and pension costs	176,100	243,100
Mortgage loan servicing rights	0	3,850
Impairment losses on securities available for sale	157,900	407,700
Mark to market on forward sales commitments	85,500	0
Total gross deferred tax assets	2,290,200	2,300,250
Valuation allowance	0	0
Net deferred tax assets	2,290,200	2,300,250
Deferred tax liabilities:
Tax bad debt reserve over base year	213,500	480,000
Premium on assets acquired from MFC	199,200	273,600
Net unrealized gain on market value adjustments to securities available for sale	861,600	223,000
FHLB stock	285,000	465,600
Deferred loan fees and costs	400,500	437,400
Premises and equipment basis difference	809,800	633,350
Originated mortgage servicing rights	954,700	726,800
Other	22,500	35,500
Unamortized discount on loan sale	0	1,900
Total gross deferred tax liabilities	3,746,800	3,277,150
Net deferred tax liabilities	$(1,456,600)	(976,900)

Retained earnings at December 31, 2002 included approximately $8,800,000 for which no provision for income taxes was made. This amount represents allocations of income to bad debt deductions for tax purposes. Reduction of amounts so allocated for purposes other than absorbing losses will create income for tax purposes, which will be subject to the then-current corporate income tax rate. The Company has, in its judgment, made reasonable assumptions relating to the realization of deferred tax assets. Based upon these assumptions, the Company has determined that no valuation allowance is required with respect to the deferred tax assets.

NOTE 17  Employee Benefits

In the past substantially all full-time employees of the Bank were included in a noncontributory retirement plan administered by a trustee and sponsored by the Financial Institutions Retirement Fund (FIRF). On July 23, 2002 the Board of Directors of the Bank resolved to freeze the accrual of benefits for existing participants and to not admit new enrollments to the FIRF as of September 1, 2002. The actuarial present value of accumulated plan benefits and net assets available for benefits relating to the Bank’s employees is not available at December 31, 2002 because such information is not accumulated for each participating institution. As of June 30, 2002, the FIRF valuation report reflected that the Bank was obligated to make a contribution for the plan year ending June 30, 2002 totaling $20,575. No contributions were required in 2001 or 2000 because the retirement plan benefits had been reduced and the reduced benefits were fully funded. For the years ended December 31, 2002, 2001 and 2000 the amounts charged to operating expenses were $5,797, $700, and $5,749, respectively.

HMN has a qualified, tax-exempt savings plan with a cash or deferred feature qualifying under Section 401(k) of the Internal Revenue Code (the 401(k) Plan). All employees who have attained age 21 are eligible to participate in the Plan. Participants are permitted to make salary reduction contributions to the 401(k) Plan of up to 12% of the participant’s annual salary. Each participant’s salary reduction is matched by HMN in an amount equal to 25% of the participant’s salary reduction up to a maximum contribution of 8% of the participant’s annual salary. Contributions above 8% are not matched by HMN. Generally all participant contributions and earnings are fully and immediately vested. HMN’s matching contribution is made monthly but an employee must be employed by HMN on the last day of the plan year in order to vest the current year’s employer match. Effective January 1, 1997, for new employees HMN’s contributions made prior to January 1, 2002 are vested on a five year cliff basis in addition to the requirement of being employed at year end. HMN’s contributions made after December 31, 2001 are vested on a three year cliff basis in addition to the requirement of being employed at year end. HMN’s matching contributions are expensed when made. HMN’s contributions to the 401(k) Plan were $76,005, $71,200 and $60,700 in 2002, 2001 and 2000, respectively.

During 1994 HMN adopted an Employee Stock Ownership Plan (the ESOP) which met the requirements of Section(e)(7) of the Internal Revenue Code and Section 407(d)(6) of the Employee Retirement Income Security Act of 1974, as amended (ERISA) and, as such the ESOP was empowered to borrow in order to finance purchases of the common stock of HMN. The ESOP borrowed $6,085,770 from HMN to purchase 912,866 shares of common stock in the initial public offering of HMN. In December of 1997 the Bank merged with Marshalltown Financial Corporation (MFC). As a result of the merger, in February 1998, the ESOP borrowed $1,476,000 to purchase 76,933 shares of HMN common stock to provide the employees from MFC with an ESOP benefit. The ESOP debt requires quarterly payments of principal plus interest at 7.52%. HMN has committed to make quarterly contributions to the ESOP necessary to repay the loan including interest. HMN contributed $525,224 for both 2002 and 2001 and $526,568 for 2000.

As the debt is repaid, ESOP shares which were initially pledged as collateral for its debt, are committed to be released from collateral and allocated to active employees, based on the proportion of debt service paid in the year. HMN accounts for its ESOP in accordance with Statement of Position 93-6, Employers’ Accounting for Employee Stock Ownership Plans. Accordingly, the shares pledged as collateral are reported as unearned ESOP shares in stockholders’ equity. As shares are determined to be ratably released from collateral, HMN reports compensation expense equal to the current market price of the shares, and the shares become outstanding for earnings per share computations. ESOP compensation benefit expense was $418,700, $365,921 and $287,073, respectively, for 2002, 2001 and 2000.

All employees of the Bank are eligible to participate in the ESOP after they attain age 21 and complete one year of service during which they worked at least 1,000 hours. A summary of the ESOP share allocation is as follows for the years ended:

	2002	2001	2000
Shares allocated to participants beginning of the year	$233,697	246,710	245,294
Shares allocated to participants	24,317	24,317	24,382
Shares purchased with dividends from allocated shares	8,485	7,884	4,012
Shares distributed to participants	(21,468)	(45,214)	(26,978)
Shares allocated to participants end of year	245,031	233,697	246,710
Unreleased shares beginning of the year	644,747	669,064	693,446
Shares released during year	(24,317)	(24,317)	(24,382)
Unreleased shares end of year	620,430	644,747	669,064
Total ESOP shares end of year	865,461	878,444	915,774
Fair value of unreleased shares at December 31	$10,435,633	9,987,131	8,739,648

In June of 1995, HMN as part of a Recognition and Retention Plan (RRP) awarded 126,729 shares of restricted common stock to its officers and directors. The shares vested over a five year period and were issued from treasury stock. In April 1997, 3,000 shares of restricted common stock were awarded to a director. Those shares vest over a five year period beginning in 1998. Compensation and benefit expense related to the restricted stock was $7,350, $2,450 and $86,708, respectively for 2002, 2001 and 2000.

In June 1995, HMN adopted the 1995 Stock Option and Incentive Plan (the SOP). During 1995, options exercisable for 821,569 shares of HMN common stock were granted to certain officers and directors at an exercise price of $9.211 per share. The options vested over a five year period and may be exercised within 10 years of the grant date. In December 1996, options exercisable for 1,500 shares of common stock were granted to officers at an exercise price of $12.089. In April 1997, options for 18,000 shares of common stock were granted to a director at an exercise price of $13.007. In April 1999, options for 80,000 shares of common stock were granted to an officer and directors at an exercise price of $11.50. In April 2000, options for 30,000 shares were granted to directors at an exercise price of $11.25. In April of 2002, options for 15,000 shares were granted to a director at an exercise price of $16.25.

In March 2001, HMN adopted the HMN Financial, Inc. 2001 Omnibus Stock Plan (2001 Plan). The purpose of the 2001 Plan was to promote the interests of HMN and its stockholders by providing key personnel with an opportunity to acquire a proprietary interest in HMN and reward them for achieving a high level of corporate performance and thereby develop a stronger incentive to put forth maximum effort for the success and growth of HMN. The total number of shares of HMN common stock available for distribution under the 2001 Plan in either restricted stock or stock options is 400,000 subject to adjustment for future stock splits, stock dividends and similar changes to the capitalization of HMN. In April 2002, HMN awarded 212,410 options at $16.13 per share which vest starting in April of 2008 through 2012. The vesting schedule of the options awarded in 2002 may accelerate provided HMN attains certain return on equity objectives.

The fair value of the options granted under the SOP were $1.85, $2.59, $4.11, $6.08, $5.55 and $4.49 for 2002, 2000, 1999, 1998, 1997, and 1995, respectively, and $1.43 for 2002 under the 2001 Plan. A summary of stock option activities under both plans are detailed as follows:

	Options available for grant	Options outstanding	Weighted average exercise price
1995 Stock Option and Incentive Plan
December 31, 1998	111,799	727,246	$9.308
Exercised		(49,516)	9.211
Forfeited	6,848	(6,848)	9.211
Granted April 27, 1999	(80,000)	80,000	11.500
December 31, 1999	38,647	750,882	9.549
Exercised		(91,742)	9.211
Forfeited	750	(750)	12.089
Granted May 23, 2000	(30,000)	30,000	11.250
December 31, 2000	9,397	688,390	9.665
Exercised		(171,271)	9.211
Forfeited	15,000	(15,000)	11.500
December 31, 2001	24,937	502,119	9.765
Exercised		(109,871)	9.211
Granted April 23, 2002	(15,000)	15,000	16.250
December 31, 2002	9,397	407,248	10.154

2001 Omnibus Stock Plan
December 31, 2001	400,000
Granted April 16, 2002	(212,410)	212,410	16.130
December 31, 2002	187,590	212,410	16.130
Total both plans	196,987	619,658	12.202

The following table summarizes information about stock options outstanding at December 31, 2002:

Options Outstanding			Options Exercisable
Exercise price	Number outstanding	Weighted average remaining contractual life in years	Number	Price
$9.211	279,248	2.4	279,248	$9.211
13.007	18,000	4.3	18,000	13.007
11.500	65,000	6.3	39,000	11.500
11.250	30,000	7.4	12,000	11.250
16.250	15,000	9.4	0	16.250
16.130	212,410	9.3	0	16.130
	619,658		348,248

HMN uses the intrinsic value method as described in APB Opinion No. 25 and related interpretations to account for its stock incentive plans. Accordingly, no compensation cost has been recognized for the option plan. Proceeds from stock options exercised are credited to common stock and additional paid-in capital. There are no charges or credits to expense with respect to the granting or exercise of options since the options were issued at fair value on the respective grant dates. Had compensation cost for HMN’s stock-based plan been determined in accordance with the fair value method recommended by SFAS No. 123, HMN’s net income and earnings per share would have been adjusted to the pro forma amounts indicated below:

	2002	2001	2000
Net income:
As reported	$5,265,656	5,457,616	6,702,310
Pro forma	5,222,696	5,464,421	6,508,031
Earnings per common share:
As reported:
Basic	$1.40	1.45	1.75
Diluted	1.32	1.37	1.69
Pro forma:
Basic	1.39	1.45	1.70
Diluted	1.31	1.37	1.64

The preceding disclosed pro forma effects of applying SFAS No. 123 to compensation costs, may not be representative of the effects on reported pro forma net income for future years.

The fair value for each option grant is estimated on the date of the grant using the Option Designer Model. The model incorporated the following assumptions for each year of grant:

	2002	2000	1999	1998	1997	1995
Risk-free interest rate	5.20%	6.49%	5.59%	6.80%	6.21%	6.28%
Expected life	9 years	9 years	9 years	10 years	10 years	10 years
Expected volatility	13.00%	15.60%	30.00%	18.00%	18.00%	20.00%
Expected dividends	4.5%	3.0%	2.1%	None	None	None

NOTE 18  Earnings per Share

The following table reconciles the weighted average shares outstanding and the income available to common shareholders used for basic and diluted EPS:

	Year Ended December 31,
	2002	2001	2000
Weighted average number of common shares outstanding used in basic earnings per common share calculation	3,767,216	3,761,115	3,831,353
Net dilutive effect of:
Options	217,576	212,854	137,568
Restricted stock awards	36	509	1,767
Weighted average number of shares outstanding adjusted for effect of dilutive securities	3,984,828	3,974,478	3,970,688
Income available to common shareholders	$5,265,656	5,457,616	6,702,310
Basic earnings per common share	$1.40	1.45	1.75
Diluted earnings per common share	$1.32	1.37	1.69

NOTE 19  Stockholders’ Equity

Starting in 1995 and continuing throughout 2002, HMN has repurchased its common stock in the open market. HMN purchased 92,300 shares during 2002, 105,200 shares during 2001, and 439,000 shares during 2000 for $1,496,111, $1,584,152 and $5,091,726, respectively. The shares were placed in treasury stock.

HMN declared and paid dividends as follows:

Record date	Payable date	Dividend per share	Dividend Payout Ratio
February 24, 2000	March 10, 2000	$0.10	27.78%
May 25, 2000	June 12, 2000	$0.10	27.03%
August 28, 2000	September 11, 2000	$0.12	25.53%
November 22, 2000	December 11, 2000	$0.12	27.27%
February 22, 2001	March 8, 2001	$0.12	29.27%
May 24, 2001	June 11, 2001	$0.12	30.00%
August 28, 2001	September 11, 2001	$0.14	43.75%
November 23, 2001	December 12, 2001	$0.14	28.00%
February 21, 2002	March 7, 2002	$0.14	100.00%
May 23, 2002	June 10, 2002	$0.18	36.00%
August 27, 2002	September 10, 2002	$0.18	56.25%
November 22, 2002	December 11, 2002	$0.18	81.82%

On January 28, 2003 HMN declared a cash dividend of $0.18 per share payable on March 7, 2003 to holders of record on February 21, 2003. The annualized dividend payout ratios for 2002, 2001 and 2000 were 57.63%, 31.90% and 26.83%, respectively.

HMN’s certificate of incorporation authorizes the issuance of up to 500,000 shares of preferred stock, but to date no shares have been issued.

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

The Bank may not declare or pay a cash dividend to HMN without filing a capital distribution application with the OTS if the total amount of the dividends for the year exceeds the Bank’s net income for the year plus the Bank’s retained net income for the preceding two years. Additional limitations on dividends declared or paid on, or repurchases of, the Bank’s capital stock are tied to the Bank’s level of compliance with its regulatory capital requirements.

NOTE 20  Federal Home Loan Bank Investment and Regulatory Capital Requirements

The Bank, as a member of the Federal Home Loan Bank System, is required to hold a specified number of shares of capital stock, which is carried at cost, in the Federal Home Loan Bank of Des Moines. The Bank has met the requirements as of December 31, 2002.

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on HMN’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulations to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the following table) of Tier I or Core capital, and Risk-based capital (as defined in the regulations) to total assets (as defined). Management believes, as of December 31, 2002, that the Bank meets all capital adequacy requirements to which it is subject.

Management believes that based upon the Bank’s capital calculations at December 31, 2002 and other conditions consistent with the Prompt Corrective Actions Provisions of the OTS regulations, the Bank would be categorized as well capitalized.

At December 31, 2002 the Bank’s capital amounts and ratios are also presented for actual capital, required capital, and excess capital including amounts and ratios in order to qualify as being well capitalized under the Prompt Corrective Actions regulations:

	Actual		Required to be Adequately Capitalized		Excess Capital		To Be Well Capitalized Under Prompt Corrective Actions Provisions
(in thousands)	Amount	Percent of Assets(1)	Amount	Percent of Assets(1)	Amount	Percent of Assets(1)	Amount	Percent of Assets(1)
Bank stockholder’s equity	$66,416
Plus:
Net unrealized gain on certain securities available for sale and cash flow hedges	(1,543)
Less:
Goodwill and other intangibles	4,362
Excess mortgage servicing rights	295
Tier I or core capital	60,216
Tier I capital to adjusted total assets		8.29%	$29,046	4.00%	$31,170	4.29%	$36,307	5.00%
Tier I capital to risk-weighted assets		11.42%	$21,098	4.00%	$39,118	7.42%	$31,648	6.00%
Plus:
Allowable allowance for loan losses	3,951
Risk-based capital	$64,167		$42,197		$21,970		$52,746
Risk-based capital to risk-weighted assets		12.17%		8.00%		4.17%		10.00%

(1)          Based upon the Bank’s adjusted total assets for the purpose of the Tier I or core capital ratios and risk-weighted assets for the purpose of the risk-based capital ratio.

NOTE 21  Financial Instruments with Off-Balance Sheet Risk

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

HMN’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contract amount of these commitments. HMN uses the same credit policies in making commitments as it does for on-balance sheet instruments.

	Contract amount
(in thousands)	2002	2001
Financial instruments whose contract amount represents credit risk:
Commitments to extend credit	$215,285	115,883
Commitment of counter party to purchase loans	61,712	89,376
Financial instruments whose contract amount represents interest rate risk:
Interest rate swap	$ 0	15,000

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since a portion of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on the loan type and on management’s credit evaluation of the borrower. Collateral consists primarily of residential and commercial real estate and personal property.

Commitments of counter party to purchase loans represents commitments to sell loans to FNMA and are entered into in the normal course of business by the Bank.

Interest rate swaps are derivative instruments that involve the contractual exchange of fixed and floating rate interest payment obligations based on a notional principal amount. The contractual arrangement is made to enhance management of interest rate risk exposure caused by fluctuations in interest rates. In 2001, HMN entered into an interest rate swap with a notional amount of $15,000,000. The interest rate swap was used as a fair value hedge for a certificate of deposit.

NOTE 22  Derivative Instruments and Hedging Activities

HMN adopted SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, in the first quarter of 2001. In July of 2001, HMN entered into an interest rate swap for $15 million. Under the interest rate swap, HMN paid interest based upon the three month London Inter-Bank Offer Rate (LIBOR) and received interest payments based upon a fixed rate of 6.0% on a notional value of $15 million in a fair value hedge with no ineffectiveness. The hedge was offsetting a callable certificate of deposit for $15 million that was issued by HMN. In July of 2002, the interest rate swap was called and the corresponding certificate of deposit was also called. As of December 31, 2002, HMN had not entered into any other interest rate swaps.

HMN originates and purchases single family residential loans for sale into the secondary market and enters into commitments to sell or securitize those loans in order to mitigate the interest rate risk associated with holding the loans until they are sold. At the beginning of the second quarter of 2001, certain commitments to sell loans held for sale were designated as a cash flow hedge of a forecasted transaction and were accounted for in accordance with SFAS No. 133 with no ineffectiveness recognized in the income statement. In the second quarter of 2002 cash flow hedge accounting was discontinued because HMN ceased delivery of loans under a mortgage backed security program. The mortgage banking operations in the Brooklyn Park location were eliminated and some of the activity was moved to other branches within HMN.

HMN has commitments outstanding to extend credit to future borrowers or to purchase loans that had not closed prior to the end of the quarter which it intends to sell. These commitments are referred to as its mortgage pipeline. As commitments to originate or purchase loans enter the mortgage pipeline, generally HMN simultaneously enters into commitments to sell the mortgage pipeline into the secondary market. The commitments to originate, purchase or sell loans are derivatives. As a result of marking the mortgage pipeline and the related commitments to sell to market for the period ended December 31, 2002, HMN recorded an increase to other assets of $705,512, and an increase in other liabilities of $705,512.

The current commitments to sell loans held for sale are derivatives that do not qualify for hedge accounting. As a result, these derivatives are marked to market. The loans held for sale that are not hedged are recorded at the lower of cost or market. The lower of cost or market and the market value adjustments as of and for the year ended December 31, 2002 include loans that do not qualify for hedge accounting. As a result of marking these loans, HMN recorded a decrease in loans held for sale of $88,689, an increase in other liabilities of $241,946, and a net loss in gains or losses on sale of loans of $330,635. The unrealized gains on loans held for sale of $241,946 will not be recognized in income until the loans are sold in the first quarter of 2003.

NOTE 23  Fair Value of Financial Instruments

SFAS No. 107, Disclosures about Fair Values of Financial Instruments, requires disclosure of estimated fair values of HMN’s financial instruments, including assets, liabilities and off-balance sheet items for which it is practicable to estimate fair value. The fair value estimates are made as of December 31, 2002 and 2001 based upon relevant market information, if available, and upon the characteristics of the financial instruments themselves. Because no market exists for a significant portion of HMN’s financial instruments, fair value estimates are based upon judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. The estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

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

The estimated fair value of HMN’s financial instruments are shown on the following page. Following the table, there is an explanation of the methods and assumptions used to estimate the fair value of each class of financial instruments.

	December 31,
	2002			2001
(in thousands)	Carrying amount	Estimated fair value	Contract amount	Carrying amount	Estimated fair value	Contract amount
Financial assets:
Cash and cash equivalents	$27,729	27,729		23,019	23,019
Securities available for sale	121,397	121,397		119,895	119,895
Loans held for sale	15,127	15,127		68,018	68,018
Loans receivable, net	533,906	558,625		471,668	494,350
Federal Home Loan Bank stock	11,881	11,881		12,245	12,245
Accrued interest receivable	3,051	3,051		3,509	3,509
Financial liabilities:
Deposits	432,951	437,490		421,843	426,763
Federal Home Loan Bank advances	218,300	222,109		217,800	224,880
Accrued interest payable	849	849		1,017	1,017
Off-balance sheet financial instruments:
Commitments to extend credit	706	706	215,285	(313)	(313)	115,883
Commitments to sell loans	(947)	(947)	61,712	1,294	1,294	89,376
Interest rate swap	0	0	0	(182)	(182)	15,000

Cash and Cash Equivalents  The carrying amount of cash and cash equivalents approximates their fair value.

Securities Available for Sale  The fair values of securities were based upon quoted market prices.

Loans Held for Sale  The fair values of loans held for sale were based upon quoted market prices for loans with similar interest rates and terms to maturity.

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

Deposits  Under SFAS No. 107, the fair value of deposits with no stated maturity such as checking, savings and money market accounts, is equal to the amount payable on demand. The fair value of certificates of deposit is based on the discounted value of contractual cash flows using as discount rates the rates that were offered by HMN as of December 31, 2002 and 2001 for deposits with maturities similar to the remaining maturities of the existing certificates of deposit.

The fair value estimate for deposits does not include the benefit that results from the low cost funding provided by HMN’s existing deposits and long-term customer relationships compared to the cost of obtaining different sources of funding. This benefit is commonly referred to as the core deposit intangible.

Federal Home Loan Bank Advances and Other Borrowed Money  The fair values of advances and other borrowed money with fixed maturities are estimated based on discounted cash flow analysis using as discount rates the interest rates charged by the FHLB at December 31, 2002 and 2001 for borrowings of similar remaining maturities.

Accrued Interest Payable  The carrying amount of accrued interest payable approximates its fair value since it is short-term in nature.

Commitments to Extend Credit  The fair values of commitments to extend credit for 2002 are estimated using the fees normally charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counter parties. The fair value of commitments to extend credit for 2001 are estimated using quoted market prices.

Commitments to Sell Loans  The fair values of commitments to sell loans for 2002 and 2001 are estimated using the quoted market prices for loans with similar interest rates and terms to maturity.

Interest Rate Swap  The fair value of interest rate swaps is estimated based upon the present value of the anticipated cash flows that will be received from the interest rate swap, taking into account the existing spread between the fixed interest rate and the variable interest rate and the remaining time to the anticipated call date.

NOTE 24  Commitments and Contingencies

The Bank entered into two guaranty agreements with third parties in order for Home Federal Mortgage Services, LLC (HFMS) to secure loan purchase agreements. Under the agreements, the Bank guarantees to satisfy and discharge all obligations of HFMS arising from transactions entered into between HFMS and the third parties if HFMS fails to fulfill their obligations. The agreements are in effect until the obligations of HFMS are fully satisfied and the Bank’s guaranty is limited to a combined maximum of $3 million. No liability has been recorded in the consolidated financial statements of HMN for the guarantees and HMN is not aware of any outstanding obligations of HFMS to either of the third parties with whom a guarantee exists. There is the possibility that the Bank would be required to purchase loans that were previously sold to the third parties by HFMS if the loans did not meet the requirements in the loan purchase agreements. If this were to occur, the proceeds from the subsequent sale of these loans would enable the Bank to recover a portion of the amounts paid under the guaranty.

The Bank issued standby letters of credit which guarantee the performance of customers to third parties. The standby letters of credit outstanding at December 31, 2002 expire over the next two years and totaled approximately $1.2 million at December 31, 2002 and at December 31, 2001. The letters of credit were collateralized primarily with commercial real estate mortgages. Since the conditions under which the Bank is required to fund the standby letters of credit may not materialize, the cash requirements are expected to be less than the total outstanding commitments.

NOTE 25  HMN Financial, Inc. Financial Information (Parent Company Only)

The following are the condensed financial statements for the parent company only as of December 31, 2002 and 2001 and for the years ended December 31, 2002, 2001 and 2000.

	2002	2001	2000
Condensed Balance Sheets
Assets:
Cash and cash equivalents	$447,420	2,910,068
Securities available for sale	1,490,500	7,433,709
Loans receivable from subsidiaries	4,700,000	714,882
Loans receivable, net	1,601,383	0
Investment in subsidiaries	66,479,331	60,390,180
Investment in limited partnership	289,397	265,955
Accrued interest receivable	21,168	119,827
Prepaid expenses and other assets	1,270,981	281,369
Deferred tax asset	0	220,700
Total assets	$76,300,180	72,336,690
Liabilities and Stockholders’ Equity
Other borrowed money	$0	0
Accrued expenses and other liabilities	198,724	175,339
Deferred tax liability	36,900	0
Total liabilities	235,624	175,339
Serial preferred stock	0	0
Common stock	91,287	91,287
Additional paid-in capital	58,885,279	59,168,782
Retained earnings	79,660,481	76,956,978
Net unrealized loss on securities available for sale	1,575,577	367,744
Unearned employee stock option plan shares	(4,931,385)	(5,124,746)
Unearned compensation restricted stock awards	0	(7,350)
Treasury stock, at cost, 4,722,856 and 4,732,521 shares	(59,216,683)	(59,291,344)
Total stockholders’ equity	76,064,556	72,161,351
Total liabilities and stockholders’ equity	$76,300,180	72,336,690

Condensed Statements of Income
Interest income	$365,202	651,478	802,647
Interest expense	0	(14,557)	(34,443)
Securities gains (losses), net	118,238	(130,344)	0
Equity in earnings of subsidiaries	5,095,784	5,282,142	6,592,861
Earnings (losses) in limited partnership	23,441	(19,568)	(130,053)
Other income	15,514	0	3,073
Compensation and benefits	(44,250)	(48,601)	(45,219)
Occupancy	(6,000)	(6,324)	(6,132)
Data processing	(1,200)	(2,722)	(3,762)
Mortgage servicing	(1,459)	0
Other	(523,314)	(458,788)	(499,462)
Income before income tax benefit	5,041,956	5,252,716	6,679,510
Income tax benefit	(223,700)	(204,900)	(22,800)
Net income	$5,265,656	5,457,616	6,702,310
Condensed Statements of Cash Flows
Cash flows from operating activities:
Net income	$5,265,656	5,457,616	6,702,310
Adjustments to reconcile net income to cash provided (used) by operating activities:
Equity in earnings of subsidiaries	(5,095,784)	(5,282,142)	(6,592,861)
Equity in (earnings) loss in limited partnership	(23,441)	19,568	130,053
Amortization of premiums (discounts), net	31,028	0	0
Securities gains (losses), net	(118,238)	130,344	0
(Decrease) increase in provision for deferred income taxes	257,600	(171,800)	(11,200)
Earned employee stock ownership shares priced above original cost	143,604	102,572	55,197
Decrease in restricted stock awards	7,350	2,450	86,708
Decrease in unearned ESOP shares	193,361	193,321	193,784
(Increase) decrease in accrued interest receivable	98,659	88,983	(65,756)
Increase in accrued expenses and other liabilities	199,219	41,073	64,586
(Increase) decrease in other assets	(944,817)	51,583	360,244
Other, net	1	0	(1)
Net cash provided by operating activities	14,198	633,568	923,064
Cash flows from investing activities:
Proceeds from sales of securities available for sale	6,296,788	3,634,968	0
Purchases of securities available for sale	0	(2,688,600)	0
Increase in loans receivable, net	(1,601,383)	0	0
Decrease of investments in subsidiaries	0	1,096,972	548,462
Net decrease (increase) in loans receivable from subsidiaries	(3,985,118)	3,745,510	302,239
Net cash provided by investing activities	710,287	5,788,850	850,701
Cash flows from financing activities:
Purchase of treasury stock	(1,496,111)	(1,584,152)	(5,091,726)
Stock options exercised	871,131	646,199	601,134
Dividends to stockholders	(2,562,153)	(1,881,226)	(1,744,730)
Increase (decrease) in other borrowed money	0	(750,000)	750,000
Proceeds from dividends on Bank stock	0	0	3,000,000
Net cash used by financing activities	(3,187,133)	(3,569,179)	(2,485,322)
Increase (decrease) in cash and cash equivalents	(2,462,648)	2,853,239	(711,557)
Cash and cash equivalents, beginning of year	2,910,068	56,829	768,386
Cash and cash equivalents, end of year	$447,420	2,910,068	56,829

NOTE 26  Business Segments

HMN’s wholly owned subsidiary, Home Federal Savings Bank and its 51% owned subsidiary, Home Federal Mortgage Services, LLC (HFMS) have been identified as reportable operating segments in accordance with the provisions of SFAS No. 131. HFMS was deemed to be a segment because it is a separate corporation which operated independently from the Bank. HFMS has been segmented further into Mortgage Servicing Rights and Mortgage Banking activities. The mortgage servicing segment owned servicing rights on loans which had either been sold to FNMA or securitized into mortgage backed instruments which were issued by FNMA. All mortgage servicing rights of HFMS were sold in the fourth quarter of 2002. HFMS had received a servicing fee which was based upon the outstanding balance of the loan being serviced and paid a subservicer a monthly fee to service the loan. HFMS’s mortgage banking activity included an origination function and it also purchases loans from other loan originators. All loans acquired either by origination or by purchase were intended to be resold in the secondary loan market. There have been no loans originated or purchased at HFMS since the third quarter of 2002.

Security Finance Corporation, Osterud Insurance Agency and HMN, the holding company, did not meet the quantitative thresholds for determining reportable segments and therefore are included in the “Other” category.

HMN evaluates performance and allocates resources based on the segment’s net income or loss, return on average assets and return on average equity. The segments follow generally accepted accounting principles as described in the summary of significant accounting policies.

Each corporation is managed separately with its own president, who reports directly to either HMN’s chief operating decision maker, or the board of directors.

The following table sets forth certain information about the reconciliations of reported profit or loss and assets for each of HMN’s reportable segments.

		Home Federal Mortgage Services, LLC
(Dollars in thousands)	Home Federal Savings Bank	Mortgage Servicing Rights	Mortgage Banking	Total Reportable Segments	Other	Eliminations	Consolidated Total
At or for the year ended December 31, 2002:
Interest income external customers	$41,528	0	1,022	42,550	318	0	42,868
Non-interest income — external customers	6,162	33	206	6,401	134	0	6,535
Earnings (losses) on limited partnerships	(683)	0	0	(683)	23	0	(660)
Intersegment interest income	517	0	0	517	47	(564)	0
Intersegment non-interest income (expense)	305	0	0	305	5,168	(5,473)	0
Interest expense	21,342	0	517	21,859	0	(564)	21,295
Amortization of mortgage servicing rights and net valuation adjustments and servicing costs	1,292	72	0	1,364	1	(199)	1,166
Other non-interest expense	15,535	0	1,108	16,643	583	(543)	16,683
Income tax expense (benefit)	2,367	0	1	2,368	(269)	0	2,099
Minority interest	(142)	0	0	(142)	0	0	(142)
Net income (loss)	5,165	(39)	(398)	4,728	5,269	(4,731)	5,266
Goodwill	3,801	0	0	3,801	0	0	3,801
Total assets	732,769	0	4,440	737,209	76,436	(76,122)	737,523
Net interest margin	3.13%	NM	NM	NM	NM	NM	3.19%
Return on average assets	0.75	(73.82)%	(2.57)%	NM	NM	NM	0.74
Return on average realized common equity	8.33	(5,035.32)	(160.64)	NM	NM	NM	6.94
At or for the year ended December 31, 2001:
Interest income — external customers	$47,583	0	3,457	51,040	428	0	51,468
Non-interest income — external customers	3,649	52	872	4,573	323	0	4,896
Earnings (losses) on limited partnerships	(1,292)	0	0	(1,292)	(20)	0	(1,312)
Intersegment interest income	2,800	0	0	2,800	225	(3,025)	0
Intersegment non-interest income (expense)	(246)	0	0	(246)	5,282	(5,036)	0
Interest expense	30,553	0	2,900	33,453	16	(3,025)	30,444
Amortization of mortgage servicing rights and net valuation adjustments and servicing costs	640	118	0	758	0	0	758
Other non-interest expense	12,350	0	2,215	14,565	1,002	(576)	14,991
Income tax expense (benefit)	2,880	0	(28)	2,852	(218)	0	2,634
Minority interest	(383)	0	0	(383)	0	0	(383)
Net income (loss)	5,304	(66)	(758)	4,480	5,438	(4,460)	5,458
Total assets	711,491	76	56,751	768,318	72,547	(119,751)	721,114
Net interest margin	2.90%	NM	NM	NM	NM	NM	3.02%
Return on average assets	0.90	(39.43)%	(1.37)%	NM	NM	NM	0.75
Return on average realized common equity	11.39	(1,122.38)	(83.63)	NM	NM	NM	7.57
At or for the year ended December 31, 2000:
Interest income — external customers	$52,001	0	313	52,314	603	0	52,917
Non-interest income — external customers	2,801	60	568	3,429	15	0	3,444
Earnings (losses) on limited partnerships	9	0	0	9	(130)	0	(121)
Intersegment interest income	30	0	0	30	282	(312)	0
Intersegment non-interest income	387	0	0	387	6,593	(6,980)	0
Interest expense	32,997	0	243	33,240	73	(312)	33,001
Amortization of mortgage servicing rights and net valuation adjustments and servicing costs	260	73	0	333	0	0	333
Other non-interest expense	11,046	0	1,004	12,050	563	(387)	12,226
Income tax expense (benefit)	3,954	(5)	(147)	3,802	(4)	0	3,798
Net income (loss)	6,791	(8)	(219)	6,564	6,731	(6,593)	6,702
Total assets	702,767	180	5,599	708,576	67,379	(59,939)	716,016
Net interest margin	2.81%	NM	NM	NM	NM	NM	2.89%
Return on average assets	0.95	(5.67)%	(7.27)%	NM	NM	NM	0.94
Return on average realized common equity	12.53	(21.05)	(27.00)	NM	NM	NM	9.81

NM - Not meaningful

INDEPENDENT AUDITOR‘S REPORT

The Board of Directors

HMN Financial, Inc.

Rochester, Minnesota:

We have audited the accompanying consolidated balance sheets of HMN Financial, Inc. and subsidiaries (the Company) as of December 31, 2002 and 2001, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2002. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of HMN Financial, Inc. and subsidiaries as of December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

As discussed in note 1 to the consolidated financial statements, the Company adopted the provisions of the Financial Accounting Standards Board’s Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, as of January 1, 2002.

/s/ KPMG LLP

Minneapolis, Minnesota

January 28, 2003

SELECTED QUARTERLY FINANCIAL DATA

(Dollars in thousands, except per share data)	December 31, 2002	September 30, 2002	June 30, 2002
Selected Operations Data (3 months ended):
Interest income	$10,583	10,633	10,511
Interest expense	5,203	5,173	5,228
Net interest income	5,380	5,460	5,283
Provision for loan losses	575	771	310
Net interest income after provision for loan losses	4,805	4,689	4,973
Noninterest income:
Fees and service charges	511	418	390
Mortgage servicing fees	193	184	177
Securities gains (losses), net	0	377	27
Gain on sales of loans	1,102	432	498
Earnings (losses) in limited partnerships	(455)	(531)	(52)
Other noninterest income	65	123	151
Total noninterest income	1,416	1,003	1,191
Noninterest expense:
Compensation and benefits	2,006	1,987	2,069
Occupancy	899	801	726
Federal deposit insurance premiums	18	18	19
Advertising	104	129	146
Data processing	283	273	287
Amortization of mortgage servicing rights and net valuation adjustments	281	502	171
Other noninterest expense	1,031	845	1,108
Total noninterest expense	4,622	4,555	4,526
Income before income tax expense	1,599	1,137	1,638
Income tax expense	462	312	485
Income before minority interest	$1,137	825	1,153
Minority interest	$(1)	(67)	(115)
Net income	$1,138	892	1,268
Basic earnings per share	$0.30	0.24	0.34
Diluted earnings per share	$0.28	0.22	0.32
Financial Ratios:
Return on average assets(1)	0.62%	0.51	0.72
Return on average equity(1)	5.81	4.58	6.75
Average equity to average assets	10.66	10.66	10.44
Dividend payout ratio	81.82	56.25	36.00
Net interest margin(1)(2)	3.09	3.29	3.17

(Dollars in thousands)
Selected Financial Condition Data:
Total assets	$737,523	719,469	693,723
Securities available for sale:
Mortgage-backed and related securities	51,896	61,882	65,565
Other marketable securities	69,501	46,811	67,053
Loans held for sale	15,127	14,419	12,305
Loans receivable, net	533,906	508,036	470,292
Deposits	432,951	422,347	399,530
Federal Home Loan Bank advances	218,300	214,300	214,300
Stockholders’ equity	76,065	75,180	73,757

(1) Annualized

(2) Net interest income divided by average interest-earning assets.

(Dollars in thousands, except per share data)	March 31, 2002	December 31, 2001	September 30, 2001	June 30, 2001	March 31, 2001
Selected Operations Data (3 months ended):
Interest income	11,141	12,207	12,576	13,142	13,543
Interest expense	5,691	6,636	7,487	7,928	8,393
Net interest income	5,450	5,571	5,089	5,214	5,150
Provision for loan losses	720	400	300	300	150
Net interest income after provision for loan losses	4,730	5,171	4,789	4,914	5,000
Noninterest income:
Fees and service charges	404	432	417	363	351
Mortgage servicing fees	160	142	114	107	107
Securities gains (losses), net	19	(410)	71	(610)	278
Gain on sales of loans	1,044	219	592	1,272	851
Earnings (losses) in limited partnerships	379	(788)	105	(325)	(304)
Other noninterest income	258	149	120	200	130
Total noninterest income	2,264	(256)	1,419	1,007	1,413
Noninterest expense:
Compensation and benefits	1,951	2,035	1,924	2,042	1,913
Occupancy	683	631	528	515	565
Federal deposit insurance premiums	20	19	20	20	21
Advertising	143	132	95	114	85
Data processing	264	254	239	241	230
Amortization of mortgage servicing rights and net valuation adjustments	211	251	158	209	140
Other noninterest expense	873	1,096	813	616	842
Total noninterest expense	4,145	4,418	3,777	3,757	3,796
Income before income tax expense	2,849	497	2,431	2,164	2,617
Income tax expense	840	278	571	787	998
Income before minority interest	2,009	219	1,860	1,377	1,619
Minority interest	41	(353)	(163)	105	28
Net income	1,968	572	2,023	1,272	1,591
Basic earnings per share	0.53	0.15	0.53	0.34	0.43
Diluted earnings per share	0.50	0.14	0.50	0.32	0.40
Financial Ratios:
Return on average assets(1)	1.11	0.31	1.12	0.70	0.88
Return on average equity(1)	10.92	3.08	11.06	7.11	9.18
Average equity to average assets	10.21	9.91	9.84	9.69	9.56
Dividend payout ratio	100.00	28.00	43.75	30.00	29.27
Net interest margin(1)(2)	3.23	3.20	2.93	2.98	2.97

(Dollars in thousands)
Selected Financial Condition Data:
Total assets	718,781	721,114	721,427	731,345	730,490
Securities available for sale:
Mortgage-backed and related securities	65,533	69,230	68,585	72,453	73,132
Other marketable securities	73,849	53,666	27,324	40,856	42,361
Loans held for sale	25,854	68,018	66,650	46,608	45,231
Loans receivable, net	448,976	471,668	499,543	503,476	519,307
Deposits	414,024	421,843	429,414	412,439	421,456
Federal Home Loan Bank advances	217,800	217,800	209,800	239,800	231,800
Stockholders’ equity	73,283	72,161	72,300	71,142	69,198

OTHER FINANCIAL DATA

The following table sets forth the maximum month-end balance and average balance of FHLB advances.

	Year Ended December 31,
(Dollars in thousands)	2002	2001	2000
Maximum Balance:
Federal Home Loan Bank advances	$218,300	240,900	244,900
Federal Home Loan Bank short-term borrowings	64,400	38,000	67,000
Average Balance:
Federal Home Loan Bank advances	215,673	221,890	232,862
Federal Home Loan Bank short-term borrowings	36,290	20,470	50,708

The following table sets forth certain information as to the Bank’s FHLB advances.

	December 31,
	2002		2001		2000
(Dollars in thousands)	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate
Federal Home Loan Bank short-term borrowings	$64,400	3.20%	9,500	4.42%	38,000	6.79%
Other Federal Home Loan Bank long-term advances	153,900	5.17	208,300	4.76	183,900	5.85
Total	218,300	4.59	217,800	4.75	221,900	6.01

Refer to Note 14 of the Notes to Consolidated Financial Statements for more information on the Bank’s FHLB advances.

COMMON STOCK INFORMATION

The common stock of HMN Financial, Inc. is listed on the Nasdaq Stock Market under the symbol: HMNF. The common stock outstanding is 9,128,662 shares of which 4,722,856 shares are in treasury stock at December 31, 2002.  As of December 31, 2002 there were 712 stockholders of record and 832 estimated beneficial stockholders. The following table represents the stock price information for HMN Financial, Inc. as furnished by Nasdaq for each quarter starting in December 31, 2002 and regressing back to March 31, 1997.

	Dec. 31, 2002	Sept. 30, 2002	June 28, 2002	March 29, 2002	Dec. 31, 2001	Sept. 28, 2001	June 29, 2001	March 30, 2001
HIGH	$18.14	19.31	20.25	16.17	15.85	17.10	17.15	15.06
LOW	15.78	16.50	15.90	15.24	13.27	14.35	13.50	13.00
CLOSE	16.82	17.46	19.06	16.05	15.49	15.10	17.10	14.75

	Dec. 29, 2000	Sept. 29, 2000	June 30, 2000	March 31, 2000	Dec. 31, 1999	Sept. 30, 1999	June 30, 1999	March 31, 1999
HIGH	$13.25	13.88	11.75	12.13	12.75	13.50	13.13	13.50
LOW	12.31	10.88	10.13	9.63	10.88	11.88	10.50	11.38
CLOSE	13.06	12.44	11.00	10.13	11.25	12.25	11.63	11.38

	Dec. 31, 1998	Sept. 30, 1998	June 30, 1998	March 31, 1998	Dec. 31, 1997	Sept. 30, 1997	June 30, 1997	March 31, 1997
HIGH	$14.75	16.06	20.67	21.33	21.67	17.33	16.25	16.50
LOW	10.38	13.25	15.50	17.50	16.17	14.58	12.42	12.00
CLOSE	11.75	14.50	15.88	20.00	21.67	16.50	15.33	13.36

CORPORATE AND SHAREHOLDER IN FORMATION

HMN FINANCIAL, INC.

1016 Civic Center Drive NW

Rochester, MN 55901

(507) 535-1200

ANNUAL MEETING

The annual meeting of shareholders will be held on Tuesday, April 22, 2003 at 10:00 a.m. (Central Time) at the Radisson Plaza Hotel, 150 South Broadway Ave., Rochester, Minnesota.

LEGAL COUNSEL

Faegre & Benson LLP

2200 Wells Fargo Center

90 South Seventh St.

Minneapolis, MN 55402-3901

INDEPENDENT AUDITORS

KPMG LLP

4200 Wells Fargo Center

90 South Seventh St.

Minneapolis, MN 55402-3900

INVESTOR INFORMATION AND FORM 10-K

Additional information and HMN’s Form 10-K, filed with the Securities and Exchange Commission is available without charge upon request from:

HMN Financial, Inc.

Attn: Investor Relations

1016 Civic Center Drive NW

Rochester, MN 55901

TRANSFER AGENT & REGISTRAR

Inquiries regarding change of address, transfer requirements, and lost certificates should be directed to the transfer agent.

Wells Fargo Bank Minnesota, N.A.

Shareowner Services

161 North Concord Exchange

South St. Paul, MN 55075

www.wellsfargo.com/

shareownerservices

(800) 468-9716

DIRECTORS

TIMOTHY R. GEISLER

HMN and Home Federal Savings Bank

Chairman of the Board

Unit Manager Foundation Accounting

Mayo Foundation

MICHAEL MCNEIL

HMN President and Home Federal

Savings Bank President and CEO

TIMOTHY P. JOHNSON

HMN and Home Federal Savings Bank

Executive Vice President,

Chief Financial Officer, and Treasurer

ROGER P. WEISE

Retired Chairman, President and Chief

Executive Officer

HMN and Home Federal Savings Bank

DUANE D. BENSON

Executive Director

Minnesota Business Partnership

ALLAN R. DEBOER

Retired Chief Executive Officer

RCS of Rochester

MAHLON C. SCHNEIDER

Senior Vice President External Affairs and

General Counsel

Hormel Foods Corporation

SUSAN K. KOLLING

Senior Vice President

Branch Manager

MICHAEL J. FOGARTY

Chairman C.O. Brown Agency, Inc.

EXECUTIVE OFFICERS

MICHAEL MCNEIL

President

TIMOTHY P. JOHNSON

Executive Vice President,

Chief Financial Officer

and Treasurer

DWAIN C. JORGENSEN

Senior Vice President

JON J. EBERLE

Vice President and Controller

BRANCH OFFICES OF BANK

Albert Lea

143 West Clark St.

Albert Lea, MN 56007

(507) 377-3330

Austin

201 Oakland Avenue West

Austin, MN 55912

(507) 433-2355

LaCrescent

208 South Walnut

LaCrescent, MN 55947

(507) 895-4090

Marshalltown

303 West Main Street

Marshalltown, IA 50158

(641) 754-6000

Rochester

Crossroads Shopping Center

1201 South Broadway

Rochester, MN 55901

(507) 289-4025

1016 Civic Center Dr. NW

Rochester, MN 55901

(507) 285-1707

Galleria Mall

111 South Broadway, Suite 200

Rochester, MN 55901

(507) 529-6520

3900 55th St. NW

Rochester, MN 55901

(507) 535-3460

Spring Valley

715 North Broadway

Spring Valley, MN 55975

(507) 346-7345

Toledo

1301 S. County Road

Toledo, IA 52342

(641) 484-5141

Winona

175 Center Street

Winona, MN 55987

(507) 454-4912

1475 Service Road

Winona, MN 55987

(507) 454-9660

EAGLE CREST CAPITAL BANK, A DIVISION OF HOME FEDERAL SAVINGS BANK

5201 Eden Ave., Ste 170

Edina, MN 55436

(952) 848-5360