Form 10-K, Exhibit 13
period 2005-12-31
HMN FINANCIAL INC
filed 2006-03-01
CIK 921183

FIVE — YEAR CONSOLIDATED FINANCIAL HIGHLIGHTS
Selected Operations Data:

	Year Ended December 31,
(Dollars in thousands, except per share data)	2005	2004	2003	2002	2001

Total interest income	$60,281	51,617	44,937	42,868	51,468
Total interest expense	24,511	20,993	20,289	21,295	30,444

Net interest income	35,770	30,624	24,648	21,573	21,024
Provision for loan losses	2,674	2,755	2,610	2,376	1,150

Net interest income after provision for loan losses	33,096	27,869	22,038	19,197	19,874

Fees and service charges	2,719	2,776	2,304	1,723	1,563
Loan servicing fees	1,210	1,169	998	715	470
Securities gains (losses), net	(21)	(535)	1,275	422	(671)
Gain on sales of loans	1,853	1,703	5,240	3,077	2,934
Losses in limited partnerships	(27)	(26)	(243)	(659)	(1,311)
Other non-interest income	775	880	681	597	599

Total non-interest income	6,509	5,967	10,255	5,875	3,584

Total non-interest expense	21,801	20,162	19,653	17,849	15,749

Income tax expense	6,736	4,387	4,038	2,099	2,634

Income before minority interest	11,068	9,287	8,602	5,124	5,075
Minority interest	0	(3)	(3)	(142)	(383)

Net income	$11,068	9,290	8,605	5,266	5,458

Per common share and common share equivalents:
Basic	$2.89	2.40	2.26	1.40	1.45
Diluted	2.77	2.31	2.16	1.32	1.37
Selected Financial Condition Data:

	December 31,
(Dollars in thousands, except per share data)	2005	2004	2003	2002	2001

Total assets	$991,237	960,673	866,726	737,523	721,114
Securities available for sale	119,659	103,672	104,664	121,397	119,895
Loans held for sale	1,435	2,712	6,543	15,127	68,018
Loans receivable, net	785,678	783,213	688,951	533,906	471,668
Deposits	731,537	698,902	551,688	432,951	421,843
Federal Home Loan Bank advances	160,900	170,900	203,900	218,300	217,800
Stockholders’ equity	90,728	83,771	80,931	76,065	72,161

Book value per share	20.59	18.95	17.93	17.28	16.41

Number of full service offices	13	13	12	13	12
Number of loan origination offices	3	2	6	2	1

Key Ratios(1)
Stockholders’ equity to total assets at year end	9.15%	8.72%	9.34%	10.31%	10.01%
Average stockholders’ equity to average assets	9.05	9.17	10.15	10.66	9.91
Return on stockholders’ equity (ratio of net income to average equity)	12.42	11.03	10.85	6.94	7.57
Return on assets (ratio of net income to average assets)	1.12	1.01	1.10	0.74	0.75
Dividend payout ratio (ratio of dividends paid to net income)	38.02	36.36	39.58	57.63	39.71

(1) Average balances were calculated based upon amortized cost without the market value impact of SFAS No. 115.

MANAGEMENT’S DISCUSSION AND ANALYSIS
This Annual Report, other reports filed by the Company with the Securities and Exchange Commission, and the Company’s proxy statement may contain “forward-looking” statements that deal with future results, plans or performance. In addition, the Company’s management may make such statements orally to the media, or to securities analysts, investors or others. Forward-looking statements deal with matters that do not relate strictly to historical facts. Words such as “anticipate”, “believe”, “expect”, “intend”, “would”, “could” and similar expressions, as they relate to us, are intended to identify such forward-looking statements. The Company’s future results may differ materially from historical performance and forward-looking statements about the Company’s expected financial results or other plans are subject to a number of risks and uncertainties. These include but are not limited to possible legislative changes and adverse economic, business and competitive developments such as shrinking interest margins; deposit outflows; reduced demand for financial services and loan products; changes in accounting policies and guidelines, or monetary and fiscal policies of the federal government; changes in credit and other risks posed by the Company’s loan and investment portfolios; changes in loan repayment and prepayment patterns; changes in loan terms and conditions; technological, computer-related or operational difficulties; adverse changes in securities markets; results of litigation or other significant uncertainties.
OVERVIEW
HMN Financial, Inc. (HMN or the Company) is the stock savings bank holding company for Home Federal Savings Bank (the Bank) which operates community retail banking facilities and loan production offices in southern Minnesota and Iowa. Eagle Crest Capital Bank, a division of Home Federal Savings Bank, provides private banking services to a diverse group of high net worth customers from offices in Edina and Rochester, Minnesota. The earnings of the Company are primarily dependent on the Bank’s net interest income, which is the difference between interest earned on loans and investments, and the interest paid on interest-bearing liabilities such as deposits and Federal Home Loan Bank (FHLB) advances. The difference between the average rate of interest earned on assets and the average rate paid on liabilities is the “interest rate spread”. Net interest income is produced when interest-earning assets equal or exceed interest-bearing liabilities and there is a positive interest rate spread. The Company’s interest rate spread has been enhanced over the past several years by the increased level of commercial loans placed in portfolio and the increased amount of lower rate deposit products such as checking and savings accounts. Net interest income and net interest rate spread are affected by changes in interest rates, the volume and mix of interest-earning assets and interest-bearing liabilities, and the level of non-performing assets. The Company’s net income is also affected by the generation of non-interest income, which consists primarily of gains or losses from the sale of securities, gains from the sale of loans, fees for servicing mortgage loans, and the generation of fees and service charges on deposit accounts. The Bank incurs expenses in addition to interest expense in the form of salaries and benefits, occupancy expenses, provisions for loan losses and amortization and valuation adjustments on mortgage servicing assets.
     The earnings of financial institutions, such as the Bank, are significantly affected by prevailing economic and competitive conditions, particularly changes in interest rates, government monetary and fiscal policies, and regulations of various regulatory authorities. Lending activities are influenced by the demand for and supply of business credit, single family and commercial properties, competition among lenders, the level of interest rates and the availability of funds. Deposit flows and costs of deposits are influenced by prevailing market rates of interest on competing investments, account maturities and the levels of personal income and savings.
Critical Accounting Policies
Critical accounting policies are those policies that the Company’s management believes are the most important to understanding the Company’s financial condition and operating results. The Company has identified the following three critical accounting policies that management believes involve the most difficult, subjective, and/or complex judgments that are inherently uncertain. Therefore, actual financial results could differ significantly depending upon the assumptions, estimates and other factors used.
Allowance for Loan Losses and Related Provision
The allowance for loan losses is based on periodic analysis of the loan portfolio. In this analysis, management considers factors including, but not limited to, specific occurrences of loan impairment, changes in the size of the portfolios, national and regional economic conditions such as unemployment data, loan portfolio composition, loan delinquencies, local construction permits, development plans, local economic growth rates, historical experience and observations made by the Company’s ongoing internal audit and regulatory exam processes. Loans are charged off to the extent they are deemed to be uncollectible. The Company has established separate processes to determine the adequacy of the loan loss allowance for its homogeneous single-family and consumer loan portfolios and its non-homogeneous loan portfolios. The determination of the allowance for the non-homogeneous commercial, commercial real estate, and multi-family loan portfolios involves assigning standardized risk ratings and loss factors that are periodically reviewed. The loss factors are estimated using a combination of the Company’s own loss experience and external industry data and are assigned to all loans without identified credit weaknesses. The Company also performs an individual analysis of impairment on each non-performing loan that is based on the expected cash flows or the value of the assets collateralizing the loans. The determination of the allowance on the homogeneous single-family and consumer loan portfolios is calculated on a pooled basis with individual determination of the allowance of all non-performing loans.
     The adequacy of the allowance for loan losses is dependent upon management’s estimates of variables affecting valuation, appraisals of collateral, evaluations of performance and status, and the amounts and timing of future cash flows expected to be received on impaired loans. Such estimates, appraisals, evaluations and cash flows may be subject to frequent adjustments due to changing economic prospects of borrowers or properties. The estimates are reviewed periodically and adjustments, if any, are recorded in the provision for loan losses in the periods in which the adjustments become known. The allowance is allocated to individual loan categories based upon the relative risk characteristics of the loan portfolios and the actual loss experience. The Company increases its allowance for loan losses by charging the provision for loan losses against income. The methodology for establishing the allowance for loan losses takes into consideration probable losses that have been identified in connection with specific loans as well as losses in the loan portfolio for which specific reserves are not required. Although management believes that based on current conditions the allowance for loan losses is maintained at an adequate amount to provide for probable loan losses inherent in the portfolio as of the balance sheet dates, future conditions may differ substantially from those anticipated in determining the allowance for loan losses and adjustments may be required in the future.
Mortgage Servicing Rights
The Company recognizes as an asset the rights to service mortgage loans for others, which are referred to as mortgage servicing rights (MSRs). MSRs are capitalized at the relative fair value of the servicing rights on the date the mortgage loan is sold and are carried at the lower of the capitalized amount, net of accumulated amortization, or fair value. MSRs are capitalized and amortized in proportion to, and over the period of, estimated net servicing income. Each quarter the Company evaluates its MSRs for impairment in accordance with Statement of Financial Accounting Standards (SFAS) No. 140. Loan type and interest rate are the predominant risk characteristics of the underlying loans used to stratify the MSRs for purposes of measuring impairment. If temporary impairment exists, a valuation allowance is established for any excess of amortized cost over the current fair value through a charge to income. If the Company later determines that all or a portion of the temporary impairment no longer exists, a reduction of the valuation allowance is recorded as an increase to income. The valuation is based on various assumptions, including the estimated prepayment speeds and default rates of the stratified portfolio. Changes in the mix of loans, interest rates, prepayment speeds, or default rates from the estimates used in the valuation of the mortgage servicing rights may have a material effect on the amortization and valuation of MSRs. Management believes that the assumptions used and the values determined are reasonable based on current conditions. However, future economic conditions may differ substantially from those anticipated in determining the value of the MSRs and adjustments may be required in the future. The Company does not formally hedge its MSRs because they are hedged naturally by the Company’s origination volume. Generally, as interest rates rise the origination volume declines and the value of MSRs increases and as interest rates decline the origination volume increases and the value of MSRs decreases.
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
Results of Operations
Net income was $11.1 million for the year ended December 31, 2005, compared to $9.3 million for the year ended December 31, 2004. Diluted earnings per common share for the year ended December 31, 2005 were $2.77, compared to $2.31 for the year ended December 31, 2004. Return on average assets was 1.12% and 1.01% and return on average equity was 12.42% and 11.03% for the years ended December 31, 2005 and 2004, respectively.
     In comparing the year ended December 31, 2005 to the year ended December 31, 2004, net interest income increased $5.2 million primarily because of an increase in interest rates and because of a higher concentration of commercial loans and increased checking and savings deposits. Non-interest income increased $542,000 primarily because of a decrease in the losses recognized on securities. Non-interest expense increased $1.6 million primarily because of increased compensation and benefits costs and increased occupancy costs due in part to additional corporate office facilities occupied in the first quarter of 2005.
Net Interest Income
Net interest income was $35.8 million for the year ended December 31, 2005, an increase of $5.2 million from $30.6 million in 2004. Interest income was $60.3 million for the year ended December 31, 2005, an increase of $8.7 million from $51.6 million for the same period in 2004. Interest income increased because of an increase in the average outstanding balance of interest-earning assets of $66 million between the periods and an increase in interest rates. Interest rates increased primarily because of the 200 basis point increase in the prime interest rate between the periods. Increases in the prime rate, which is the rate that banks charge their prime business customers, generally increase the rates on adjustable rate consumer and commercial loans in the portfolio and new loans originated. The increase in average interest-earning assets was primarily the result of the

MANAGEMENT’S DISCUSSION AND ANALYSIS
$85 million increase in the average outstanding balance of commercial loans between the periods. During 2005, the Company’s commercial portfolio continued to increase and represented 66.8% of the Company’s outstanding loans at December 31, 2005, compared to 63.6% at December 31, 2004. The average yield earned on interest-earning assets was 6.41% for the year ended December 31, 2005, an increase of 51 basis points from the 5.90% yield for the same period of 2004. Interest expense was $24.5 million for the year ended December 31, 2005, an increase of $3.5 million from $21.0 million for the same period in 2004. Interest expense increased primarily because of higher interest rates paid on deposits which were caused by the 200 basis point increase in the federal funds rate between the periods.
Increases in the federal funds rate, which is the rate that banks charge other banks for short term loans, generally increase the rates banks pay for deposits. Interest expense also increased because of the $58 million increase in the average outstanding interest bearing liabilities between the periods. The average interest rate paid on interest-bearing liabilities was 2.76% for the year ended December 31, 2005, an increase of 23 basis points from the 2.53% paid for the same period of 2004. The following table presents the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. Non-accruing loans have been included in the table as loans carrying a zero yield.

	Year Ended December 31,
	2005			2004			2003
	Average	Interest	Average	Average	Interest	Average	Average	Interest	Average
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
(Dollars in thousands)	Balance	Paid	Rate	Balance	Paid	Rate	Balance	Paid	Rate

Interest-earning assets:
Securities available for sale:
Mortgage-backed and related securities	$8,509	326	3.83%	$11,225	385	3.43%	$21,885	272	1.24%
Other marketable securities	95,193	2,744	2.88	97,508	2,898	2.97	74,487	2,387	3.20
Loans held for sale	3,308	189	5.71	4,349	249	5.73	12,899	748	5.80
Loans receivable, net(1)(2)	802,637	56,189	7.00	732,638	47,714	6.51	602,653	41,052	6.81
Federal Home Loan Bank stock	8,960	253	2.82	9,889	207	2.10	11,464	349	3.04
Other, including cash equivalents	21,714	580	2.67	18,954	164	0.87	20,503	129	0.63

Total interest-earning assets	$940,321	60,281	6.41	$874,563	51,617	5.90	$743,891	44,937	6.04

Interest-bearing liabilities:
Noninterest checking	$45,263	0	0.00%	$38,862	0	0.00%	$28,964	0	0.00%
NOW accounts	104,271	1,770	1.70	88,559	638	0.72	46,277	120	0.26
Passbooks	48,297	435	0.90	43,186	77	0.18	38,201	91	0.24
Money market accounts	106,819	2,273	2.13	106,943	1,519	1.42	73,800	878	1.19
Certificate accounts	411,034	12,753	3.10	354,811	10,163	2.86	286,238	9,185	3.21
Federal Home Loan Bank advances	170,914	7,278	4.26	196,662	8,595	4.37	221,503	10,015	4.52
Other interest-bearing liabilities	866	2	0.00	905	1	0.00	2,556	0	0.00

Total interest-bearing liabilities	$887,464	24,511	2.76	$829,928	20,993	2.53	$697,539	20,289	2.91

Net interest income		35,770			30,624			24,648

Net interest rate spread			3.65%			3.37%			3.13%

Net earning assets	$52,857			$44,635			$46,352

Net interest margin			3.80%			3.50%			3.31%

Average interest-earning assets to average interest-bearing liabilities		105.96%			105.38%			106.65%

(1)	Tax exempt income was not significant; therefore, the yield was not presented on a tax equivalent basis for any of the years presented. The tax-exempt income was $1,112,000 for 2005, $1,000,300 for 2004 and $837,343 for 2003.

(2)	Calculated net of deferred loan fees, loan discounts, loans in process and loss reserve.

     Net interest margin increased to 3.80% in 2005 from 3.50% for 2004 primarily because of the growth in commercial loans, which generally have a higher yield than other interest-earning assets, and the increase in the outstanding average balance of checking accounts, which generally have a lower rate than other interest-bearing liabilities. Average net interest-earning assets were $52.9 million in 2005 compared to $44.6 million for 2004. Net interest-earning assets increased because of net income and an increase of $1.5 million in interest earning cash balances between the periods due to a reduction in the compensating balance requirements at the Federal Reserve Bank. Net interest-earning assets were reduced by the repurchase of HMN common stock and the payment of dividends. During 2005 and 2004 the Company paid $972,000 and $3.3 million to purchase its common stock in the open market, respectively, and paid dividends to stockholders of $3.5 million and $3.2 million, respectively.
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

	Year Ended December 31,
	2005 vs. 2004			2004 vs. 2003
	Increase (Decrease)		Total	Increase (Decrease)		Total
	Due to		Increase	Due to		Increase
(Dollars in thousands)	Volume(1)	Rate(1)	(Decrease)	Volume(1)	Rate(1)	(Decrease)

Interest-earning assets:
Securities available for sale:
Mortgage-backed and related securities	$(100)	41	(59)	$(184)	297	113
Other marketable securities	(69)	(85)	(154)	782	(271)	511
Loans held for sale	(60)	0	(60)	(489)	(10)	(499)
Loans receivable, net	5,099	3,376	8,475	8,947	(2,286)	6,661
Cash equivalents	27	389	416	(11)	46	35
Other	(20)	67	47	(43)	(99)	(142)

Total interest-earning assets	$4,877	3,788	8,665	$9,002	(2,323)	6,679

Interest-bearing liabilities:
NOW accounts	$241	891	1,132	$231	286	517
Passbooks	10	348	358	13	(26)	(13)
Money market accounts	93	662	755	474	168	642
Certificates	1,936	653	2,589	2,454	(1,478)	976
Federal Home Loan Bank advances	(1,148)	(169)	(1,317)	(1,094)	(326)	(1,420)
Other interest-bearing liabilities	0	2	2	0	1	1

Total interest-bearing liabilities	$1,132	2,387	3,519	$2,078	(1,375)	703

Net interest income			$35,770			$30,624

(1)	For purposes of this table, changes attributable to both rate and volume which cannot be segregated have been allocated proportionately to the change due to volume and the change due to rate.

MANAGEMENT’S DISCUSSION AND ANALYSIS
     The following table sets forth the weighted average yields on the Company’s interest-earning assets, the weighted average interest rates on interest-bearing liabilities and the interest rate spread between the weighted average yields and rates as of the date indicated. Non-accruing loans have been included in the table as loans carrying a zero yield.
At December 31, 2005

Weighted average yield on:
Securities available for sale:
Mortgage-backed and related securities	3.75%
Other marketable securities	3.27
Loans held for sale	5.87
Loans receivable, net	7.33
Cash equivalents	3.66
Other	2.80
Combined weighted average yield on interest-earning assets	6.47

Weighted average rate on:
NOW accounts	2.07%
Passbooks	2.04
Money market accounts	2.59
Certificates	3.40
Federal Home Loan Bank advances	4.29
Combined weighted average rate on interest-bearing liabilities	2.97
Interest rate spread	3.50
Provision For Loan Losses
The provision for loan losses is recorded to maintain the allowance for loan losses at a level deemed appropriate by management based on the factors disclosed in the critical accounting policy previously discussed. The provision for loan losses was $2.7 million for 2005 compared to $2.8 million in 2004. The provision for loan losses decreased primarily because the commercial loan portfolio growth rate decreased from 13.5% in 2004 to 3.4% in 2005. The decrease in the provision related to reduced loan growth during the period was partially offset by an increase in the provision related to loan charge offs which increased from $738,000 in 2004 to $3.1 million in 2005. Loans charged off during 2005 included commercial loans of $2.6 million, consumer loans of $228,000, and mortgage loans of $234,000. The commercial loan charge offs were the result of acquiring multiple related real estate properties during the year that were subsequently sold at a loss.
Non-Interest Income
Non-interest income was $6.5 million for the year ended December 31, 2005, an increase of $542,000, from $6.0 million for the same period in 2004. The following table presents the components of non-interest income:

				Percentage
	Year Ended December 31,			Increase (Decrease)
(Dollars in thousands)	2005	2004	2003	2005/2004	2004/2003

Fees and service charges	$2,719	2,776	2,304	(2.1)%	20.5%
Loan servicing fees	1,210	1,169	998	3.5	17.1
Securities gains (losses), net	(21)	(535)	1,275	96.1	(142.0)
Gain on sales of loans	1,853	1,703	5,240	8.8	(67.5)
Losses in limited partnerships	(27)	(26)	(243)	(3.8)	89.3
Other non-interest income	775	880	681	(11.9)	29.2

Total non-interest income	$6,509	5,967	10,255	9.1	(41.8)

     Fees and service charges earned in 2005 decreased $57,000 from those earned in 2004 due to a decrease in overdraft fees and service charges because of customer behavior changes that resulted in a lower volume of activity in 2005. Title service fees also decreased because Federal Title Services, LLC was dissolved in 2004.
     Loan servicing fees increased $41,000 for the year ended December 31, 2005. Commercial loan servicing fees increased $57,000 as a result of an increase in loans serviced for others. The commercial loan servicing portfolio increased because the Bank continues to sell off participations in certain originated commercial loans in order to adhere to regulatory lending limits and manage credit risk within the portfolio. Single family loan servicing fees decreased $16,000 due to a decrease in the number of single-family loans that were serviced for others. The number of loans serviced decreased because of decreased single family loan production and because the servicing rights on many of the loans originated in 2005 were sold with the loans.
     Security losses decreased $514,000 for the year ended December 31, 2005 due to the $539,000 write down in the fourth quarter of 2004 of a Federal Home Loan Mortgage Corporation (FHLMC) preferred stock investment whose decline in value due to decreased interest rates was determined to be other than temporary. An additional write down of $21,000 was recorded on the same security in 2005. The ability to realize gains on the sale of securities is dependent on the type of securities in the securities portfolio and on changes in the general interest rate environment. There were no investment sales in 2005 and sales were limited in 2004 because the rising interest rate environment limited the opportunity to sell securities at a gain.
     Gain on sales of loans increased $150,000 in 2005. Gains on the sale of single-family loans decreased $321,000 in 2005 due to decreased loan originations. The decrease in single-family loan sales was offset entirely by an increase in the gains recognized on the sale of government guaranteed commercial loans sold in 2005. In an effort to diversify the Bank’s product offerings, the Bank began offering Small Business Administration (SBA) and U.S. Department of Agriculture (USDA) guaranteed loans in 2005. The Company expects mortgage interest rates to trend higher in 2006, which may result in lower loan originations and less gain on sales of single family loans than that experienced in 2005. Commercial loan sales volume is anticipated to increase in 2006.
     Other non-interest income consists primarily of fees and commissions earned on the sale of financial planning and insurance products and the gains and losses from the sale of assets. For 2005, other non-interest income decreased $105,000, primarily because of increased losses on the sale of repossessed and foreclosed assets that were partially offset by increased rental income from leasing space at an existing branch facility to a third party.
Non-Interest Expense
Non-interest expense for the year ended December 31, 2005 was $21.8 million, compared to $20.2 million for the year ended in 2004. The following table presents the components of non-interest expense:

				Percentage
	Year Ended December 31,			Increase (Decrease)
(Dollars in thousands)	2005	2004	2003	2005/2004	2004/2003

Compensation and benefits	$11,140	10,187	8,676	9.4%	17.4%
Occupancy	4,081	3,630	3,424	12.4	6.0
Deposit insurance premiums	130	96	72	35.4	33.3
Advertising	384	430	393	(10.7)	9.4
Data processing	1,032	930	1,109	11.0	(16.1)
Amortization of mortgage servicing rights, net	1,020	1,061	1,982	(3.9)	(46.5)
Other	4,014	3,828	3,997	4.9	(4.2)

Total non-interest expense	$21,801	20,162	19,653	8.1	2.6

MANAGEMENT’S DISCUSSION AND ANALYSIS
     Non-interest expense increased $1.6 million in 2005 primarily because of a $954,000 increase in compensation and benefits expense due to increases in payroll costs primarily due to annual salary increases and increases in employee benefit costs. Occupancy expense increased $451,000 primarily because of the additional corporate office space that was occupied in the first quarter of 2005 and increased amortization expense on various software upgrades. Other operating expenses increased $186,000 primarily because of increased costs on foreclosed and repossessed assets and increased charitable contributions in 2005 when compared to 2004. Beginning January 1, 2006 the Company will be required to include all share-based payment transactions in compensation expense in accordance with the requirements of FAS 123R. See Note 1 of the Notes to Consolidated Financial Statements for additional information on the impact of FAS 123R.
Income Taxes
The Company considers the calculation of current and deferred income taxes to be a critical accounting policy that is subject to significant estimates. Actual results could differ significantly from the estimates and interpretations used in determining the current and deferred income tax assets and liabilities. Income tax expense was $6.7 million for the year ended December 31, 2005, compared to $4.4 million for 2004. Income tax expense increased between the periods due to an increase in taxable income and an increase in the effective tax rate from 32.1% in 2004 to 37.8% in 2005. The increase in the effective tax rate was primarily the result of additional state tax expense due to changes in state tax laws that occurred in 2005. Refer to Note 15 of the Notes to Consolidated Financial Statements for additional income tax information.
COMPARISON OF 2004 WITH 2003
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
     Net interest income for the year ended December 31, 2004 was $30.6 million, an increase of $6.0 million, compared to $24.6 million in 2003. Interest income was $51.6 million for the year ended December 31, 2004, an increase of $6.7 million, from $44.9 million for the same period in 2003. Interest income increased primarily because of an increase in average interest-earning assets and because of a change in the mix of assets between the periods. The increase in interest-earning assets was caused primarily by the $105 million increase in the commercial and consumer loan portfolios between the periods. During 2004, the Company’s commercial and consumer loan portfolios continued to increase and these portfolios represented 77.9% of the Company’s outstanding loans at December 31, 2004, compared to 61.7% at December 31, 2003. The increase in interest income as a result of the increased interest-earning assets more than offset the decrease in the interest rates earned on the assets between the periods. The yield earned on interest-earning assets was 5.90% for the year ended December 31, 2004, a decrease of 14 basis points from the 6.04% yield for the same period of 2003. Interest expense was $21.0 million for the year ended December 31, 2004, an increase of $704,000, from the $20.3 million for the same period in 2003. Interest expense on deposits and Federal Home Loan Bank advances increased $2.1 million due to the $132 million in growth in the average outstanding balance of deposits and advances between the periods. This increase was partially offset by a $1.4 million decrease in interest expense due to a decline in the interest rates paid. The decline in interest rates paid is due in part to the $90 million increase in the outstanding average balance of checking and money market accounts between the periods, which generally have lower interest rates than other deposit accounts. The average interest rate paid on interest-bearing liabilities was 2.53% for the year ended December 31, 2004, a decrease of 38 basis points from the 2.91% in 2003.
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
     Non-interest income was $6.0 million for the year ended December 31, 2004, a decrease of $4.3 million, from $10.3 million for the same period in 2003. Fees and service charges earned in 2004 increased $472,000 from those earned in 2003, primarily due to the full year effect of increased fees generated from an overdraft protection program that was implemented in the second quarter of 2003. Mortgage servicing fees increased $171,000 for the year ended December 31, 2004 due to the increased number of single-family loans that were serviced for others. The lower mortgage interest rates in 2003 resulted in increased loan originations and the majority of the loans were sold on the secondary mortgage market with the servicing rights retained. Security gains decreased $1.8 million for the year ended December 31, 2004 as fewer investments were sold and because of the $539,000 write down of a Federal Home Loan Mortgage Corporation (FHLMC) preferred stock investment whose decline in value due to changes in interest rates was determined to be other than temporary. The ability to realize gains on the sale of securities is dependent on the type of securities in the securities portfolio and on changes in the general interest rate environment. The Company was able to recognize gains on both its debt and equity security portfolios in the declining interest rate conditions that existed during 2003, but was not able to do this in the rising rate environment that existed in 2004. Gains on the sale of single-family loans decreased $3.5 million for the year ended December 31, 2004. Increases in interest rates from the historically low mortgage rates experienced during 2003 resulted in a significant decrease in mortgage loan origination activity in 2004 when compared to 2003. Losses from limited partnerships decreased $217,000 for the year ended December 31, 2004 primarily because the Company’s investment in a limited partnership that invested in mortgage servicing rights was dissolved in the second quarter of 2003. Generally, as interest rates rise the value of fixed rate mortgage servicing rights increases and as interest rates fall the value of mortgage servicing rights declines due to changes in the anticipated cash flows caused by prepayments on the loans being serviced. During 2003, declines in interest rates on single-family mortgages caused the Company to recognize losses on its investment in the mortgage servicing limited partnership. This partnership was dissolved in the second quarter of 2003 in order to eliminate future losses.
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
     Non-interest expense increased $509,000 in 2004 primarily because of a $1.5 million increase in compensation and benefits expense due to increases in health insurance and payroll costs due to normal staffing growth during the year and annual salary increases. Occupancy expense increased $206,000 primarily because of real estate tax increases on existing facilities and increased expenses related to the additional corporate facilities that were put in place in the first quarter of 2004. Amortization expense on mortgage servicing rights decreased $921,000 between the periods because of a decrease in the prepayments on the mortgage loans being serviced. Data processing costs decreased $179,000 primarily because of the renegotiation of a third party service contract in the fourth quarter of 2003.
     During 2004 and 2003 the Company recorded income tax expense of $4.4 million and $4.0 million, respectively. The change in income tax expense is primarily the result of changes in taxable income.

MANAGEMENT’S DISCUSSION AND ANALYSIS
Financial Condition
Loans Receivable, Net
The following table sets forth the information on the Company’s loan portfolio in dollar amounts and in percentages (before deductions for loans in process, deferred fees and discounts and allowances for losses) as of the dates indicated:

					December 31,
	2005		2004		2003		2002		2001
(Dollars in thousands)	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent

Real Estate Loans:
One-to-four family	$127,075	15.82%	$139,008	17.34%	$144,315	20.37%	$151,566	27.72%	$215,448	44.73%
Multi-family	40,753	5.07	41,922	5.23	31,540	4.45	15,766	2.88	14,369	2.98
Commercial	260,268	32.40	224,945	28.06	199,124	28.10	130,417	23.85	70,768	14.69
Construction or development	80,342	10.00	98,397	12.28	95,346	13.45	61,336	11.22	46,977	9.75

Total real estate loans	508,438	63.29	504,272	62.91	470,325	66.37	359,085	65.67	347,562	72.15

Other Loans:
Consumer Loans:
Automobile	5,461	0.68	9,496	1.18	14,754	2.08	11,062	2.02	6,624	1.38
Home equity line	61,011	7.60	67,140	8.38	54,193	7.64	52,106	9.53	35,714	7.42
Home equity	19,076	2.37	20,033	2.50	18,974	2.68	21,075	3.85	26,356	5.47
Mobile home	2,299	0.29	2,896	0.36	3,665	0.52	4,534	0.83	5,456	1.13
Land/lot loans	9,487	1.18	11,572	1.44	10,486	1.48	3,590	0.66	850	0.18
Other	3,564	0.44	3,836	0.48	3,833	0.54	4,054	0.75	4,131	0.86

Total consumer loans	100,898	12.56	114,973	14.34	105,905	14.94	96,421	17.64	79,131	16.44
Commercial business loans	193,962	24.15	182,369	22.75	132,459	18.69	91,260	16.69	54,940	11.41

Total other loans	294,860	36.71	297,342	37.09	238,364	33.63	187,681	34.33	134,071	27.85

Total loans	803,298	100.00%	801,614	100.00%	708,689	100.00%	546,766	100.00%	481,633	100.00%

Less:
Loans in process	7,008		7,561		11,298		6,826		4,692
Unamortized discounts	190		63		166		142		278
Net deferred loan fees	1,644		1,781		1,334		1,068		1,212
Allowance for losses	8,778		8,996		6,940		4,824		3,783

Total loans receivable , net	$785,678		$783,213		$688,951		$533,906		$471,668

     The Company continues to manage interest rate risk and increase interest income by increasing its investment in shorter term and generally higher yielding commercial real estate and commercial business loans and reducing its investment in longer term one-to-four family real estate loans. The Company intends to continue to increase the size of its commercial real estate and commercial business portfolios while maintaining the one-to-four family and consumer loan portfolios.
     One-to-four family real estate loans were $127.1 million at December 31, 2005, a decrease of $11.9 million, compared to $139.0 million at December 31, 2004. Loan originations decreased in 2005 and the mortgage loans that were originated and placed in portfolio were not enough to offset the principal payments received on the loans already in the portfolio. The decrease in the amount of mortgage loans placed in portfolio was the primary reason for the decline in the one-to-four family loan portfolio during 2005.

     Commercial real estate loans were $260.3 million at December 31, 2005, an increase of $35.4 million, compared to $224.9 million at December 31, 2004. Commercial business loans were $194.0 million at December 31, 2005, an increase of $11.6 million, compared to $182.4 million at December 31, 2004. The Company’s continued emphasis on commercial real estate and commercial business loans resulted in the origination or purchase of these loans totaling $265.7 million in 2005, compared to $193.4 million in 2004. An increase in loan production volume was the principal reason for the increase in commercial real estate and commercial business loans in 2005.
     Home equity line loans were $61.0 million at December 31, 2005, compared to $67.1 million at December 31, 2004. The open-end home equity lines are written with an adjustable rate with a 10 year draw period which requires “interest only” payments followed by a 10 year repayment period which fully amortizes the outstanding balance. Closed-end home equity loans are written with fixed or adjustable rates with terms up to 15 years. Home equity loans were $19.1 million at December 31, 2005, compared to $20.0 million at December 31, 2004. The prime interest rate increased 200 basis points in 2005 while long term mortgage rates decreased. Since most home equity loan rates are tied to the prime interest rate, some borrowers rolled their adjustable rate home equity loans into a mortgage loan in order to lock in a long term fixed rate.
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
     The allowance for loan losses was $8.8 million, or 1.09%, of gross loans at December 31, 2005, compared to $9.0 million, or 1.12%, of gross loans at December 31, 2004. The following table reflects the activity in the allowance for loan losses and selected statistics:

			December 31,
(Dollars in thousands)	2005	2004	2003	2002	2001

Balance at beginning of year	$8,996	6,940	4,824	3,783	3,144
Provision for losses	2,674	2,755	2,610	2,376	1,150
Charge-offs:
One-to-four family	(234)	(331)	(69)	(44)	0
Consumer	(228)	(407)	(226)	(310)	(170)
Commercial business and real estate	(2,615)	0	(255)	(1,015)	(347)
Recoveries	185	39	56	34	6

Net charge-offs	(2,892)	(699)	(494)	(1,335)	(511)

Balance at end of year	$8,778	8,996	6,940	4,824	3,783

Year end allowance for loan losses as a percent of year end gross loan balance	1.09%	1.12%	0.98%	0.88%	0.79%
Ratio of net loan charge-offs to average loans outstanding	0.36	0.09	0.08	0.26	0.10

MANAGEMENT’S DISCUSSION AND ANALYSIS
The following table reflects the allocation of the allowance for loan losses:

					December 31,
	2005		2004		2003		2002		2001
		Percent		Percent		Percent		Percent		Percent
	Allocated	of loans	Allocated	of loans	Allocated	of loans	Allocated	of loans	Allocated	of loans
	allowance	in each	allowance	in each	allowance	in each	allowance	in each	allowance	in each
	as of %	category	as a %	category	as a %	category	as a %	category	as a %	category
	of loan	to total	of loan	to total	of loan	to total	of loan	to total	of loan	to total
	category	loans	category	loans	category	loans	category	loans	category	loans

Real estate loans:
One-to-four family	0.21%	15.82%	0.17%	17.34%	0.12%	20.36%	0.06%	27.72%	0.10%	44.73%
Multi-family	1.56	5.07	1.67	5.23	1.34	4.45	1.30	2.88	1.41	2.98
Commercial real estate	1.32	32.40	1.60	28.06	1.42	28.10	1.55	23.88	1.28	14.69
Construction or development	1.14	10.00	1.07	12.28	0.92	13.45	0.97	11.22	1.19	9.75
Consumer loans	0.88	12.56	0.81	14.34	0.98	14.95	0.56	17.63	0.71	16.44
Commercial business loans	1.36	24.15	1.36	22.75	1.20	18.69	1.48	16.67	2.44	11.41

Total	1.09%	100.00%	1.12%	100.00%	0.98%	100.00%	0.88%	100.00%	0.79%	100.00%

     The allocation of the allowance for loan losses increased in 2005 for one-to-four family and consumer loans due to an increase in the reserve for unclassified loans based on management’s assessment of the risk in these portfolios. The allocated percentage for construction or development loans increased in 2005 due to management’s assessment of the risk of certain individual loans in this category. The allocated percentage for multi-family and commercial real estate loans decreased between the years because some of the loans that were classified at the end of 2004 paid off or were charged off during 2005.
Allowance for Real Estate Losses
Real estate properties acquired or expected to be acquired through loan foreclosures are initially recorded at the lower of the related loan balance, less any specific allowance for loss, or fair value less estimated selling costs. Management periodically performs valuations and an allowance for losses is established if the carrying value of a property exceeds its fair value less estimated selling costs. There was limited activity in the allowance for real estate losses and the balance was $100,000 and $0 at December 31, 2005 and 2004, respectively.
Non-performing Assets
Loans are reviewed at least quarterly and any loan whose collectibility is doubtful is placed on non-accrual status. Loans are placed on non-accrual status when either principal or interest is 90 days or more past due, unless, in the judgment of management, the loan is well collateralized and in the process of collection. Interest accrued and unpaid at the time a loan is placed on non-accrual status is charged against interest income. Subsequent payments are either applied to the outstanding principal balance or recorded as interest income, depending on the assessment of the ultimate collectibility of the loan. Restructured loans include the Bank’s troubled debt restructurings that involved forgiving a portion of interest or principal or making loans at a rate materially less than the market rate. Foreclosed and repossessed assets include assets acquired in settlement of loans.
     Non-performing assets are comprised of non-accrual loans, restructured loans, impaired securities, delinquent accounts receivable, real estate acquired through foreclosure, and repossessed assets and totaled $3.9 million at December 31, 2005, compared to $4.9 million at December 31, 2004. The $1.0 million decrease in non-performing assets in 2005 relates primarily to a $2.0 million decrease in non-performing loans and a $23,000 decrease in non-performing other assets. These decreases are partially offset by an increase of $1.0 million in foreclosed and repossessed assets. The increase in this category is primarily related to a foreclosed commercial real estate property and single family homes that were acquired in 2005.
     The following table sets forth the amounts and categories of non-performing assets in the Company’s portfolio:

			December 31,
(Dollars in thousands)	2005	2004	2003	2002	2001

Non-accruing loans:
Real estate:
One-to-four family	$626	1,864	1,177	695	771
Commercial real estate	948	1,114	2,162	1,719	187
Consumer	496	472	1,050	495	311
Commercial business	259	261	186	427	890

Total	2,329	3,711	4,575	3,336	2,159

Accruing loans delinquent 90 days or more:
One-to-four family	0	628	114	171	24

Other assets	178	201	211	866	1,390

Foreclosed and repossessed assets:
Real estate:
One-to-four family	565	141	73	300	0
Commercial real estate	750	0	0	127	0
Consumer	61	201	62	107	155
Commercial business	0	0	0	0	33

Total	1,376	342	135	534	188

Total non-performing assets	$3,883	$4,882	$5,035	$4,907	$3,761

Total as a percentage of total assets	0.39%	0.51%	0.58%	0.67%	0.52%

Total non-performing loans	$2,329	$4,339	$4,689	$3,507	$2,183

Total as a percentage of total loans receivable, net	0.30%	0.55%	0.68%	0.66%	0.46%

Allowance for loan losses to non-performing loans	376.88%	207.30%	147.99%	134.60%	173.29%

     For the years ended December 31, 2005, 2004 and 2003, gross interest income which would have been recorded had the non-accruing loans been current in accordance with their original terms amounted to $327,280, $271,071 and $458,473, respectively. The amounts that were included in interest income on a cash basis for such loans were $273,458, $158,767 and $163,044, respectively.
     In addition to the non-performing assets set forth in the table above, as of December 31, 2005 there were no loans with known information about the possible credit problems of the borrowers or the cash flows of the secured properties that have caused management to have concerns as to the ability of the borrowers to comply with present loan repayment terms which may result in the future inclusion of such items in the non-performing asset categories. Management has considered the Bank’s non-performing and “of concern” assets in establishing its allowance for loan losses.
Liquidity and Capital Resources
     The Company manages its liquidity position to ensure that the funding needs of borrowers and depositors are met timely and in the most cost effective manner. Asset liquidity is the ability to convert assets to cash through the maturity or sale of the asset. Liability liquidity is the ability of the Bank to attract retail or brokered deposits or to borrow funds from third parties such as the Federal Home Loan Bank (FHLB).
     The primary investing activities are the origination of loans and the purchase of securities. Principal and interest payments on loans and securities along with the proceeds from the sale of loans held for sale are the primary sources of cash for the Company. Additional cash can be obtained by selling securities from the available for sale portfolio or by selling loans or mortgage servicing rights. Unpledged securities could be pledged and used as collateral for additional borrowings with the FHLB to generate additional cash.
     The primary financing activity is the attraction of retail and brokered deposits. The Bank has the ability to borrow additional funds from the FHLB by pledging additional securities or loans. Refer to Note 13 of the Notes to Consolidated Financial Statements for more information on additional advances that could be drawn based upon existing collateral levels with the FHLB. Information on outstanding advance maturities and related early call features is also included in Note 13.

MANAGEMENT’S DISCUSSION AND ANALYSIS
     The Company’s most liquid assets are cash and cash equivalents, which consist of short-term highly liquid investments with original maturities of less than three months that are readily convertible to known amounts of cash and interest-bearing deposits. The level of these assets is dependent on the operating, financing and investing activities during any given period.
     Cash and cash equivalents at December 31, 2005 were $47.3 million, an increase of $13.0 million, compared to $34.3 million at December 31, 2004. Net cash provided by operating activities during 2005 was $25.1 million. The Company conducted the following major investing activities during 2005: principal received on payments and maturities of securities available for sale were $23.1 million, purchases of securities available for sale were $39.5 million, and loans receivable increased $14.5 million. The Company spent $1.2 million for the purchase of equipment and updating its premises. Net cash used by investing activities during 2005 was $31.1 million. The Company conducted the following major financing activities during 2005: purchased treasury stock of $972,000, paid $3.5 million in dividends to HMN stockholders, received proceeds from FHLB advances totaling $78.0 million, repaid FHLB advances totaling $88.0 million, and deposits increased $33.2 million. Net cash provided by financing activities was $19.0 million.
     The Company has certificates of deposit with outstanding balances of $199.2 million that mature during 2006. Based upon past experience management anticipates that the majority of the deposits will renew for another term. The Company believes that deposits that do not renew will be replaced with deposits from a combination of other customers or brokers. FHLB advances or the sale of securities could also be used to replace unanticipated outflows of deposits.
     The Company has no FHLB advances that mature in 2006 and it has $110.9 million of FHLB advances with maturities beyond 2006 that have call features that may be exercised by the FHLB during 2006. If the call features are exercised, the Company has the option of requesting any advance otherwise available to it pursuant to the credit policy of the FHLB.
     The credit policy of the FHLB may change such that the current collateral pledged to secure the advances is no longer acceptable or the formulas for determining the excess pledged collateral may change. If this were to happen, the Bank may not have additional collateral to pledge to secure the existing advances which could cause the FHLB advances to become a liquidity problem during 2006.
     The Company anticipates that its liquidity requirements for 2006 will be similar to the cash flows it experienced in 2005.
     On July 26, 2005, the Company’s Board of Directors authorized the extension of the stock repurchase program to February 25, 2007. The plan authorized HMN to repurchase up to 197,000 shares of its common stock in the open market and as of December 31, 2005, 197,000 shares remained authorized for repurchase.
Contractual Obligations and Commercial Commitments
The Company has certain obligations and commitments to make future payments under existing contracts. At December 31, 2005, the aggregate contractual obligations (excluding bank deposits) and commercial commitments were as follows:

		Payments Due by Period
		Less than 1			After 5
(Dollars in thousands)	Total	Year	1-3 Years	4-5 Years	Years

Contractual Obligations:
Total borrowings	$160,900	0	60,000	10,000	90,900
Annual rental commitments under non-cancelable operating leases	948	596	267	85	0

	$161,848	596	60,267	10,085	90,900

		Amount of Commitments-Expiring by Period

Other Commercial Commitments:
Commercial lines of credit	$34,323	27,756	6,511	4	52
Commitments to lend	69,582	35,964	17,668	2,100	13,850
Standby letters of credit	10,158	7,486	2,672	0	0

	$114,063	71,206	26,851	2,104	13,902

Regulatory Capital Requirements
As a result of the Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA), banking and thrift regulators are required to take prompt regulatory action against institutions which are undercapitalized. FDICIA requires banking and thrift regulators to categorize institutions as “well capitalized”, “adequately capitalized”, “undercapitalized”, “significantly undercapitalized”, or “critically undercapitalized”. A savings institution will be deemed to be well capitalized if it: (i) has a total risk-based capital ratio of 10% or greater, (ii) has a Tier 1 (core) risk-based capital ratio of 6% or greater, (iii) has a leverage ratio of 5% or greater, and (iv) is not subject to any order or written directive by the Office of Thrift Supervision (OTS) to meet and maintain a specific capital level for any capital measure. Management believes that, as of December 31, 2005, the Bank met all of the capital requirements to which it was subject and is well capitalized based on the regulatory definition described above. Refer to Note 19 of the Notes to Consolidated Financial Statements for a table which reflects the Bank’s capital compared to its capital requirements.
Dividends
The declaration of dividends is subject to, among other things, the Company’s financial condition and results of operations, the Bank’s compliance with its regulatory capital requirements, tax considerations, industry standards, economic conditions, regulatory restrictions, general business practices and other factors. Refer to Note 18 of the Notes to Consolidated Financial Statements for information on regulatory limitations on dividends from the Bank to the Company and additional information on dividends. The payment of dividends is dependent upon the Company having adequate cash or other assets that can be converted to cash to pay dividends to its stockholders. The Company does not anticipate a liquidity problem in 2006 relating to the payment of dividends.
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
New Accounting Pronouncements
On December 16, 2004, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (FAS 123R), which replaces FAS 123, Accounting for Stock-Based Compensation, and supercedes Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. Securities and Exchange Commission (SEC) registrants originally would have been required to adopt FAS 123R’s provisions at the beginning of their first interim period after June 15, 2005. On April 14, 2005, the SEC announced that registrants could delay adoption of FAS 123R’s provisions until the beginning of their next fiscal year. We adopted FAS 123R on January 1, 2006, using the “modified prospective” transition method. The scope of FAS 123R includes a wide range of stock-based compensation arrangements including stock options, restricted stock plans, performance-based awards, stock appreciation rights, and employee stock purchase plans. FAS 123R will require us to measure the cost of employee services received in exchange for an award of equity instruments based on the fair value of the award on the grant date. That cost must be recognized in the income statement over the vesting period of the award. Under the “modified prospective” transition method, awards that are granted, modified or settled beginning at the date of adoption will be measured and accounted for in accordance with FAS 123R. In addition, expense must be recognized in the statement of income for unvested awards that were granted prior to the date of adoption. The expense will be based on the fair value determined at the grant date. We anticipate that this expense will reduce 2006 earnings per share by approximately $0.01.
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
     The Company utilizes a model that uses the discounted cash flows from its interest-earning assets and its interest-bearing liabilities to calculate the current market value of

MANAGEMENT’S DISCUSSION AND ANALYSIS
those assets and liabilities. The model also calculates the changes in market value of the interest-earning assets and interest-bearing liabilities under different interest rate changes.
     The following table discloses the projected changes in market value to the Company’s interest-earning assets and interest-bearing liabilities based upon incremental 100 basis point changes in interest rates from interest rates in effect on December 31, 2005.

	Market Value
(Dollars in thousands)
Basis point change in interest rates	-200	-100	0	+100	+200

Total market risk sensitive assets	$999,512	992,546	983,307	970,678	956,540
Total market risk sensitive liabilities	877,150	861,017	846,515	834,032	823,381
Off-balance sheet financial instruments	(16)	(3)	0	102	191

Net market risk	$122,378	131,532	136,792	136,544	132,968

Percentage change from current market value	(10.54)%	(3.85)%	0.00%	(0.18)%	(2.80)%

     The preceding table was prepared utilizing the following assumptions (the Model Assumptions) regarding prepayment and decay ratios that were determined by management based upon their review of historical prepayment speeds and future prepayment projections. Fixed rate loans were assumed to prepay at annual rates of between 7% and 76%, depending on the note rate and the period to maturity. Adjustable rate mortgages (ARMs) were assumed to prepay at annual rates of between 11% and 31%, depending on the note rate and the period to maturity. Growing Equity Mortgage (GEM) loans were assumed to prepay at annual rates of between 6% and 50% depending on the note rate and the period to maturity. Mortgage-backed securities and Collateralized Mortgage Obligations (CMOs) were projected to have prepayments based upon the underlying collateral securing the instrument and the related cash flow priority of the CMO tranche owned. Certificate accounts were assumed not to be withdrawn until maturity. Passbook and money market accounts were assumed to decay at an annual rate of 29%. Non-interest checking and NOW accounts were assumed to decay at an annual rate of 15%. Commercial NOW and MMDA accounts were assumed to decay at an annual rate of 32%. FHLB advances were projected to be called at the first call date where the projected interest rate on similar remaining term advances exceeded the interest rate on the callable advance. Refer to Note 13 of the Notes to Consolidated Financial Statements for more information on call provisions of the FHLB advances.
     Certain shortcomings are inherent in the method of analysis presented in the foregoing table. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types of assets and liabilities may lag behind changes in market interest rates. The model assumes that the difference between the current interest rate being earned or paid compared to a treasury instrument or other interest index with a similar term to maturity (the Interest Spread) will remain constant over the interest changes disclosed in the table. Changes in Interest Spread could impact projected market value changes. Certain assets, such as ARMs, have features that restrict changes in interest rates on a short-term basis and over the life of the assets. The market value of the interest-bearing assets that are approaching their lifetime interest rate caps could be different from the values calculated in the table. In the event of a change in interest rates, prepayment and early withdrawal levels may deviate significantly from those assumed in calculating the foregoing table. The ability of many borrowers to service their debt may decrease in the event of a substantial sustained increase in interest rates.

Asset/Liability Management
The Company’s management reviews the impact that changing interest rates will have on the net interest income projected for the twelve months following December 31, 2005 to determine if its current level of interest rate risk is acceptable. The following table projects the estimated impact on net interest income of immediate interest rate changes called rate shocks:

Rate Shock	Net Interest	Percentage
in Basis Points	Change	Change

+200	$1,692,000	4.49%
+100	$1,011,000	2.68%
0	0	0.00%
-100	$(2,262,000)	(6.00)%
-200	$(4,855,000)	(12.88)%
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
     In managing its asset/liability mix, the Bank may, at times, depending on the relationship between long and short-term interest rates, market conditions and consumer preference, place more emphasis on managing net interest margin than on better matching the interest rate sensitivity of its assets and liabilities in an effort to enhance net interest income. Management believes that the increased net interest income resulting from a mismatch in the maturity of its asset and liability portfolios can, in certain situations, provide high enough returns to justify the increased exposure to sudden and unexpected increases in interest rates.
     To the extent consistent with its interest rate spread objectives, the Bank attempts to manage its interest rate risk and has taken a number of steps to restructure its balance sheet in order to better match the maturities of its assets and liabilities. The Bank has primarily focused its fixed rate one-to-four family residential lending program on loans that are saleable to third parties and only places fixed rate loans that meet certain risk characteristics into its loan portfolio. The Bank does place into portfolio adjustable rate single-family loans that reprice over a one-year, three-year or five-year period. The Bank’s commercial loan production has primarily been in adjustable rate loans and the fixed rate commercial loans placed in portfolio have been shorter-term loans, usually with maturities of five years or less, in order to manage the Company’s interest rate risk exposure.

CONSOLIDATED BALANCE SHEETS

December 31, 2005 and 2004	2005	2004

ASSETS
Cash and cash equivalents	$47,268,795	34,298,394
Securities available for sale:
Mortgage-backed and related securities (amortized cost $7,428,504 and $9,509,377)	6,879,756	9,150,871
Other marketable securities (amortized cost $113,749,841 and $95,097,051)	112,778,813	94,521,512

	119,658,569	103,672,383

Loans held for sale	1,435,141	2,711,760
Loans receivable, net	785,678,461	783,213,262
Accrued interest receivable	4,460,014	3,694,133
Real estate, net	1,214,621	140,608
Federal Home Loan Bank stock, at cost	8,364,600	9,292,800
Mortgage servicing rights, net	2,653,635	3,231,242
Premises and equipment, net	11,941,863	12,464,265
Investment in limited partnerships	141,048	168,258
Goodwill	3,800,938	3,800,938
Core deposit intangible, net	219,760	333,617
Prepaid expenses and other assets	1,854,948	2,638,681
Deferred tax assets	2,544,400	1,012,700

Total assets	$991,236,793	960,673,041

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits	$731,536,560	698,902,185
Federal Home Loan Bank advances	160,900,000	170,900,000
Accrued interest payable	2,085,573	1,314,356
Customer escrows	1,038,575	762,737
Accrued expenses and other liabilities	4,947,816	5,022,927

Total liabilities	900,508,524	876,902,205

Commitments and contingencies
Stockholders’ equity:
Serial preferred stock ($.01 par value):
Authorized 500,000 shares; issued and outstanding none	0	0
Common stock ($.01 par value):
Authorized 11,000,000 shares; issued 9,128,662	91,287	91,287
Additional paid-in capital	58,011,099	57,875,595
Retained earnings, subject to certain restrictions	98,951,777	91,408,028
Accumulated other comprehensive loss	(917,577)	(604,446)
Unearned employee stock ownership plan shares	(4,350,999)	(4,544,300)
Unearned restricted stock awards	(182,521)	0
Treasury stock, at cost 4,721,402 and 4,708,798 shares	(60,874,797)	(60,455,328)

Total stockholders’ equity	90,728,269	83,770,836

Total liabilities and stockholders’ equity	$991,236,793	960,673,041

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME

Years ended December 31, 2005, 2004 and 2003	2005	2004	2003

Interest income:
Loans receivable	$56,376,920	47,962,485	41,800,039
Securities available for sale:
Mortgage-backed and related	325,940	385,067	272,253
Other marketable	2,744,202	2,897,834	2,386,590
Cash equivalents	580,500	164,061	128,948
Other	253,611	207,240	349,150

Total interest income	60,281,173	51,616,687	44,936,980

Interest expense:
Deposits	17,233,400	12,398,505	10,274,188
Federal Home Loan Bank advances	7,278,050	8,594,790	10,014,865

Total interest expense	24,511,450	20,993,295	20,289,053

Net interest income	35,769,723	30,623,392	24,647,927
Provision for loan losses	2,674,000	2,755,000	2,610,000

Net interest income after provision for loan losses	33,095,723	27,868,392	22,037,927

Non-interest income:
Fees and service charges	2,719,004	2,776,553	2,304,090
Loan servicing fees	1,210,192	1,168,760	998,200
Securities (losses) gains, net	(21,000)	(535,188)	1,274,537
Gain on sales of loans	1,852,940	1,702,979	5,240,442
Losses in limited partnerships	(27,210)	(26,118)	(243,305)
Other	775,294	880,233	681,518

Total non-interest income	6,509,220	5,967,219	10,255,482

Non-interest expense:
Compensation and benefits	11,140,329	10,186,538	8,675,596
Occupancy	4,080,880	3,629,766	3,423,745
Deposit insurance premiums	129,683	95,465	72,524
Advertising	384,184	430,417	392,833
Data processing	1,031,630	930,144	1,109,098
Amortization of mortgage servicing rights, net	1,019,766	1,061,407	1,982,337
Other	4,014,482	3,828,086	3,997,243

Total noninterest expense	21,800,954	20,161,823	19,653,376

Income before income tax expense	17,803,989	13,673,788	12,640,033
Income tax expense	6,736,100	4,387,100	4,037,800

Income before minority interest	11,067,889	9,286,688	8,602,233
Minority interest	0	(3,109)	(3,014)

Net income	$11,067,889	9,289,797	8,605,247

Basic earnings per share	$2.89	2.40	2.26

Diluted earnings per share	$2.77	2.31	2.16

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY AND COMPREHENSIVE INCOME

					Unearned
					Employee
				Accumulated	Stock	Unearned
		Additional		Other	Ownership	Compensation		Total
	Common	Paid-In	Retained	Comprehensive	Plan	Restricted	Treasury	Stockholders’
	Stock	Capital	Earnings	Income (Loss)	Shares	Stock Awards	Stock	Equity

Balance, December 31, 2002	$91,287	58,885,279	79,660,481	1,575,577	(4,931,385)	0	(59,216,683)	76,064,556
Net income			8,605,247					8,605,247
Other comprehensive loss, net of tax:
Net unrealized losses on securities available for sale				(1,626,302)				(1,626,302)
Total comprehensive income								6,978,945
Treasury stock purchases							(1,384,560)	(1,384,560)
Employee stock options exercised		(1,578,979)					3,001,439	1,422,460
Tax benefits of exercised stock options		376,969						376,969
Earned employee stock ownership plan shares		180,457			193,301			373,758
Dividends paid			(2,901,071)					(2,901,071)

Balance, December 31, 2003	$91,287	57,863,726	85,364,657	(50,725)	(4,738,084)	0	(57,599,804)	80,931,057
Net income			9,289,797					9,289,797
Other comprehensive loss, net of tax:
Net unrealized losses on securities available for sale				(553,721)				(553,721)
Total comprehensive income								8,736,076
Treasury stock purchases							(3,316,550)	(3,316,550)
Employee stock options exercised		(394,392)					461,026	66,634
Tax benefits of exercised stock options		98,096						98,096
Earned employee stock ownership plan shares		308,165			193,784			501,949
Dividends paid			(3,246,426)					(3,246,426)

Balance, December 31, 2004	$91,287	57,875,595	91,408,028	(604,446)	(4,544,300)	0	(60,455,328)	83,770,836
Net income			11,067,889					11,067,889
Other comprehensive loss, net of tax:
Net unrealized losses on securities available for sale				(313,131)				(313,131)
Total comprehensive income								10,754,758
Treasury stock purchases							(972,000)	(972,000)
Employee stock options exercised		(247,613)					285,500	37,887
Tax benefits of exercised stock options		29,907						29,907
Unearned compensation restricted stock awards		15,616				(326,528)	310,912	0
Restricted stock awards forfeited		(2,204)				46,085	(43,881)	0
Amortization of restricted stock awards						97,922		97,922
Earned employee stock ownership plan shares		339,798			193,301			533,099
Dividends paid			(3,524,140)					(3,524,140)

Balance, December 31, 2005	$91,287	58,011,099	98,951,777	(917,577)	(4,350,999)	(182,521)	(60,874,797)	90,728,269

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended December 31, 2005, 2004 and 2003	2005	2004	2003

Cash flows from operating activities:
Net income	$11,067,889	9,289,797	8,605,247
Adjustments to reconcile net income to cash provided by operating activities:
Provision for loan losses	2,674,000	2,755,000	2,610,000
Depreciation	1,750,953	1,596,252	1,549,997
Amortization of (discounts) premiums, net	(849,539)	(353,598)	652,344
Amortization of deferred loan fees	(1,071,078)	(1,166,855)	(690,176)
Amortization of core deposit intangible	113,857	113,857	113,857
Amortization of mortgage servicing rights, net of valuation adjustments	1,019,766	1,061,407	1,982,337
Capitalized mortgage servicing rights	(442,159)	(844,806)	(2,522,231)
Deferred income tax benefit	(1,259,100)	(737,200)	(540,900)
Securities losses (gains), net	21,000	535,188	(1,274,537)
Loss (gain) on sale of premises	0	43,440	(185,630)
Loss on sales of real estate	17,575	21,775	115,710
Proceeds from sales of real estate	605,072	825,461	740,194
Gain on sales of loans	(1,852,940)	(1,702,979)	(5,240,442)
Proceeds from sales of loans held for sale	97,015,434	90,118,839	297,862,680
Disbursements on loans held for sale	(85,200,488)	(84,592,187)	(280,633,930)
Principal collected on loans held for sale	0	0	11,521
Amortization of restricted stock awards	97,922	0	0
Amortization of unearned ESOP Shares	193,301	193,784	193,301
Earned employee stock ownership shares priced above original cost	339,798	308,165	180,457
Increase in accrued interest receivable	(765,881)	(231,912)	(411,585)
Increase (decrease) in accrued interest payable	771,217	547,519	(82,590)
Equity losses of limited partnerships	27,210	26,118	243,305
Equity losses of minority interest	0	(3,109)	(3,014)
Decrease (increase) in other assets	776,290	(533,660)	680,227
(Decrease) increase in other liabilities	(60,973)	(1,820,633)	663,785
Other, net	82,596	(62,873)	178,627

Net cash provided by operating activities	25,071,722	15,386,790	24,798,554

Cash flows from investing activities:
Proceeds from sales of securities available for sale	0	15,129,325	50,372,919
Principal collected on securities available for sale	2,138,735	4,354,497	30,938,152
Proceeds collected on maturity of securities available for sale	21,000,000	15,000,000	10,000,000
Purchases of securities available for sale	(39,463,634)	(34,877,137)	(76,410,791)
Redemption of interest in limited partnership	0	422,474	0
Purchase of Federal Home Loan Bank stock	(2,427,300)	(1,793,200)	(768,900)
Redemption of Federal Home Loan Bank stock	3,355,500	2,504,800	2,645,000
Net increase in loans receivable	(14,532,425)	(96,761,454)	(161,455,973)
Proceeds from sale of premises	0	266,972	416,354
Purchases of premises and equipment	(1,208,518)	(2,220,610)	(1,046,235)

Net cash used by investing activities	(31,137,642)	(97,974,333)	(145,309,474)

Cash flows from financing activities:
Increase in deposits	33,218,736	147,580,390	118,784,449
Purchase of treasury stock	(972,000)	(3,316,550)	(1,384,560)
Stock options exercised	37,887	66,634	1,422,460
Dividends to stockholders	(3,524,140)	(3,246,426)	(2,901,071)
Proceeds from Federal Home Loan Bank advances	78,000,000	54,900,000	161,000,000
Repayment of Federal Home Loan Bank advances	(88,000,000)	(87,900,000)	(175,400,000)
Minority interest in limited partnership	0	0	7,000
Increase (decrease) in customer escrows	275,838	(21,694,934)	21,750,458

Net cash provided by financing activities	19,036,321	86,389,114	123,278,736

Increase in cash and cash equivalents	12,970,401	3,801,571	2,767,816
Cash and cash equivalents, beginning of year	34,298,394	30,496,823	27,729,007

Cash and cash equivalents, end of year	$47,268,795	34,298,394	30,496,823

Supplemental cash flow disclosures:
Cash paid for interest	$23,740,233	20,445,776	20,371,643
Cash paid for income taxes	6,601,281	6,548,500	2,141,000
Supplemental noncash flow disclosures:
Loans transferred to loans held for sale	8,662,175	0	3,741,477
Transfer of loans to real estate	15,994,671	892,802	769,584
Transfer of real estate to loans	14,195,361	0	47,802
See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005, 2004 and 2003
NOTE 1 Description of the Business and Summary of Significant Accounting Policies
HMN Financial, Inc. (HMN or the Company) is a stock savings bank holding company that owns 100 percent of Home Federal Savings Bank (the Bank). The Bank has a community banking philosophy and operates retail banking and loan production facilities in Minnesota and Iowa. The Bank has one wholly owned subsidiary, Osterud Insurance Agency, Inc. (OIA) which offers financial planning products and services. HMN has another wholly owned subsidiary, Security Finance Corporation (SFC) which acts as an intermediary for the Bank in transacting like-kind property exchanges for Bank customers. The Bank had three other subsidiaries that are no longer operating. Home Federal Holding, Inc. (HFH), a wholly owned subsidiary, was the holding company for Home Federal REIT, Inc. (HFREIT) which invested in real estate loans acquired from the Bank. HFH and HFREIT were both dissolved in 2005. Federal Title Services, LLC (FTS), which was 80% owned by the Bank, performed mortgage title services for Bank customers and was dissolved in 2004. Home Federal Mortgage Services, LLC (HFMS), which was 51% owned by the Bank, was a mortgage banking and mortgage brokerage business that was dissolved in 2003.
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
     Mortgage servicing rights are stratified by loan type and note rate and are valued quarterly by a third party using prepayment and default rate assumptions. While management believes that the assumptions used and the values determined are reasonable, future adjustments may be necessary if economic conditions differ substantially from the economic conditions in the assumptions used to determine the value of the mortgage servicing rights.
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
     Securities Held to Maturity Securities that the Company has the positive intent and ability to hold to maturity are reported at cost and adjusted for premiums and discounts that are recognized in interest income using the interest method over the period to maturity. Unrealized losses on securities held to maturity reflecting a decline in value judged to be other than temporary are charged to income and a new cost basis is established.
     Securities Available for Sale Securities available for sale consist of securities not classified as trading securities or as securities held to maturity. They include securities that management intends to use as part of its asset/liability strategy or that may be sold in response to changes in interest rate, changes in prepayment risk, or similar factors. Unrealized gains and losses, net of income taxes, are reported as a separate component of stockholders’ equity until realized. Gains and losses on the sale of securities available for sale are determined using the specific identification method and recognized on the trade date. Premiums and discounts are recognized in interest income using the interest method over the period to maturity. Unrealized losses on securities available for sale reflecting a decline in value judged to be other than temporary are charged to income and a new cost basis is established.
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
     The allowance for loan losses is maintained at an amount considered adequate by management to provide for probable losses inherent in the loan portfolio as of the balance sheet dates. The allowance for loan losses is based on a quarterly analysis of the loan portfolio. In this analysis, management considers factors including, but not limited to, specific occurrences which include loan impairment, changes in the size of the portfolios, general economic conditions, loan portfolio composition and historical experience. In connection with the determination of the allowance for loan losses, management obtains independent appraisals for significant properties. The allowance for loan losses is established for known problem loans, as well as for loans which are not currently known to require specific allowances. Loans are charged off to the extent they are deemed to be uncollectible. The adequacy of the allowance for loan losses is dependent upon management’s estimates of variables affecting valuation, appraisals of collateral, evaluations of performance and status, and the amounts and timing of future cash flows expected to be received on impaired loans. Such estimates, appraisals, evaluations and cash flows may be subject to frequent adjustments due to changing economic prospects of borrowers or properties. The estimates are reviewed periodically and adjustments, if any, are recorded in the provision for loan losses in the periods in which the adjustments become known.
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
Stock-Based Compensation The Company accounts for stock based compensation in accordance with Accounting Principles Board (APB) Opinion No. 25 and related interpretations which measure compensation cost using the intrinsic value method. See Note 16 for additional information relating to stock based compensation. Had compensation cost for the Company’s stock based plan been determined in accordance with the fair value method recommended by SFAS No. 123, the Company’s net income and earnings per share would have been adjusted to the following pro forma amounts:

	Year ended December 31,
	2005	2004	2003

Net income:
As reported	$11,067,889	9,289,797	8,605,247
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	54,619	37,822	44,935

Pro forma	$11,013,270	9,251,975	8,560,312

Earnings per common share:
As reported:
Basic	$2.89	2.40	2.26
Diluted	2.77	2.31	2.16
Pro forma:
Basic	2.88	2.39	2.25
Diluted	2.77	2.30	2.15
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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that shared in the earnings of the entity. See Note 17 for disclosure of EPS calculations.
Comprehensive Income Comprehensive income is defined as the change in equity during a period from transactions and other events from nonowner sources. Comprehensive income is the total of net income and other comprehensive income, which for the Company is comprised of unrealized gains and losses on securities available for sale.
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
New Accounting Pronouncement On December 16, 2004, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (FAS 123R), which replaces FAS 123, Accounting for Stock-Based Compensation, and supercedes Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. Securities and Exchange Commission (SEC) registrants originally would have been required to adopt FAS 123R’s provisions at the beginning of their first interim period after June 15, 2005. On April 14, 2005, the SEC announced that registrants could delay adoption of FAS 123R’s provisions until the beginning of their next fiscal year. We adopted FAS 123R on January 1, 2006, using the “modified prospective” transition method. The scope of FAS 123R includes a wide range of stock-based compensation arrangements including stock options, restricted stock plans, performance-based awards, stock appreciation rights, and employee stock purchase plans. FAS 123R will require us to measure the cost of employee services received in exchange for an award of equity instruments based on the fair value of the award on the grant date. That cost must be recognized in the income statement over the vesting period of the award. Under the “modified prospective” transition method, awards that are granted, modified or settled beginning at the date of adoption will be measured and accounted for in accordance with FAS 123R. In addition, expense must be recognized in the statement of income for unvested awards that were granted prior to the date of adoption. The expense will be based on the fair value determined at the grant date. We anticipate that this expense will reduce 2006 earnings per share by approximately $0.01.
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
NOTE 2 Other Comprehensive Income
The components of other comprehensive income and the related tax effects were as follows:

	For the twelve months ended December 31,
(Dollars in thousands)	2005			2004
Securities available for sale:	Before tax	Tax effect	Net of tax	Before tax	Tax effect	Net of tax

Gross unrealized losses arising during the period	$(607)	(279)	(328)	(1,391)	(491)	(900)
Less reclassification of net gains included in net income	(21)	(6)	(15)	(535)	(189)	(346)

Net unrealized losses arising during the period	(586)	(273)	(313)	(856)	(302)	(554)

Other comprehensive loss	$(586)	(273)	(313)	(856)	(302)	(554)

NOTE 3 Securities Available for Sale
A summary of securities available for sale at December 31, 2005 and 2004 is as follows:

		Gross	Gross
	Amortized	unrealized	unrealized	Fair
	cost	gains	losses	value

December 31, 2005:
Mortgage-backed securities:
FHLMC	$196,085	5,590	0	201,675
GNMA	14,229	276	0	14,505
Collateralized mortgage obligations:
FHLMC	3,117,121	0	302,494	2,814,627
FNMA	4,101,069	2,027	254,147	3,848,949

	7,428,504	7,893	556,641	6,879,756

Other marketable securities:
U.S. Government and agency obligations	110,109,841	0	971,028	109,138,813
Corporate and agency preferred stock	3,640,000	0	0	3,640,000

	113,749,841	0	971,028	112,778,813

	$121,178,345	7,893	1,527,669	119,658,569

December 31, 2004:
Mortgage-backed securities:
FHLMC	$242,841	12,798	0	255,639
GNMA	21,644	1,157	0	22,801
Collateralized mortgage obligations:
FHLMC	3,661,962	0	219,947	3,442,015
FNMA	5,582,930	18,589	171,103	5,430,416

	9,509,377	32,544	391,050	9,150,871

Other marketable securities:
U.S. Government and agency obligations	91,371,119	7,500	583,335	90,795,284
Corporate debt	64,932	296	0	65,228
Corporate and agency preferred stock	3,661,000	0	0	3,661,000

	95,097,051	7,796	583,335	94,521,512

	$104,606,428	40,340	974,385	103,672,383

     The Company did not sell any securities available for sale during 2005 but did recognize a loss of $21,000 on a FHLMC preferred stock investment due to an other than temporary impairment. The fair market value of the FHLMC preferred stock was $2,940,000 at December 31, 2005. Proceeds from securities available for sale which were sold during 2004 were $15,129,325, resulting in gross gains of $8,029 and gross losses of $4,217. The Company also recognized a loss of $539,000 on a FHLMC preferred stock investment in 2004 due to an other than temporary impairment. The fair market value of the FHLMC preferred stock was $2,961,000 at December 31, 2004. Proceeds from securities available for sale which were sold during 2003 were $50,372,919, resulting in gross gains of $1,353,885 and gross losses of $79,348.
     The following table indicates amortized cost and estimated fair value of securities available for sale at December 31, 2005 based upon contractual maturity adjusted for scheduled repayments of principal and projected prepayments of principal based upon current economic conditions and interest rates. Actual maturities may differ from the maturities in the following table because obligors may have the right to call or prepay obligations with or without call or prepayment penalties:

	Amortized	Fair
	cost	value

Due less than one year	$100,909,065	100,061,503
Due after one year through five years	12,510,957	12,164,063
Due after five years through ten years	1,592,052	1,475,007
Due after ten years	2,526,271	2,317,996
No stated maturity	3,640,000	3,640,000

Total	$121,178,345	119,658,569

     The allocation of mortgage-backed securities and collateralized mortgage obligations in the table above is based upon the anticipated future cash flow of the securities using estimated mortgage prepayment speeds.
     The following table shows the gross unrealized losses and fair values for the securities available for sale portfolio aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2005:

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Less than twelve months			Twelve months or more			Total
	# of	Fair	Unrealized	# of	Fair	Unrealized	Fair	Unrealized
(Dollars in thousands)	Investments	Value	Losses	Investments	Value	Losses	Value	Losses

Mortgage backed securities:
FHLMC		$0	0	2	$2,814	(303)	$2,814	(303)
FNMA	1	384	(11)	2	3,304	(243)	3,688	(254)
Other marketable debt securities:
FNMA	1	4,958	(6)	3	14,836	(147)	19,794	(153)
FHLMC	5	24,700	(13)	4	19,725	(257)	44,425	(270)
FHLB	2	9,906	(62)	7	35,014	(486)	44,920	(548)

Total temporarily impaired securities	9	$39,948	(92)	18	$75,693	(1,436)	$115,641	(1,528)

     These fixed rate investments are temporarily impaired due to changes in interest rates and the Company has the ability and intent to hold to maturity or until the temporary loss is recovered. Mortgage backed securities in the table above had an average life of less than four years and the other marketable securities had an average life of less than one year at December 31, 2005.
NOTE 4 Loans Receivable, Net
A summary of loans receivable at December 31 is as follows:

	2005	2004

Residential real estate loans:
1-4 family conventional	$126,397,513	137,953,340
1-4 family conventional — construction	38,558,199	37,841,355
1-4 family FHA	450,087	647,006
1-4 family VA	227,055	408,074

	165,632,854	176,849,775
5 or more family	40,752,809	41,921,601
5 or more family — construction	11,210,771	19,153,847

	217,596,434	237,925,223

Commercial real estate:
Lodging	47,247,644	49,799,669
Retail/office	51,062,980	56,183,453
Nursing home/health care	6,868,065	7,719,285
Land developments	101,069,732	67,506,276
Golf courses	26,905,139	29,363,624
Restaurant/bar/café	4,402,806	4,013,659
Ethanol plants	8,898,424	9,431,878
Warehouse	8,092,314	8,793,067
Manufacturing	2,998,990	5,698,911
Churches/Community service	3,364,752	4,243,784
Other	29,930,294	23,593,335

	290,841,140	266,346,941

Other loans:
Autos	5,461,586	9,496,044
Home equity line	61,011,142	67,140,395
Home equity	19,075,822	20,032,508
Consumer — secured	979,349	1,522,682
Commercial business	193,962,012	182,368,675
Land/lot loans	9,486,634	11,572,361
Savings	605,383	453,522
Mobile home	2,298,816	2,896,209
Consumer — unsecured	1,979,533	1,859,611

	294,860,277	297,342,007

Total loans	803,297,851	801,614,171
Less:
Unamortized discounts	190,388	63,377
Net deferred loan fees	1,643,629	1,781,018
Allowance for losses	8,777,655	8,995,892
Loans in process	7,007,718	7,560,622

	$785,678,461	783,213,262

Commitments to originate or purchase loans	$44,927,627	68,751,130
Commitments to deliver loans to secondary market	$4,690,823	6,433,115
Weighted average contractual loan rate	6.32%	6.26%
Loans serviced for others	$541,597,254	523,635,219
     Included in total commitments to originate or purchase loans are fixed rate loans aggregating $10.4 million and $28.1 million as of December 31, 2005 and 2004, respectively. The interest rates on these commitments ranged from 5.50% to 8.15% at December 31, 2005 and from 4.63% to 7.00% at December 31, 2004.
     At December 31, 2005, 2004 and 2003, loans on nonaccrual status totaled $2.3 million, $3.7 million, and $4.6 million, respectively. Had the loans performed in accordance with their original terms, the Company would have recorded gross interest income on these loans of $327,280, $271,071 and $458,473 in 2005, 2004 and 2003, respectively. For the years ended December 31, 2005, 2004 and 2003, the Company recognized interest income of $273,458, $158,767 and $163,044 related to these loans, respectively. All of the interest income that was recognized for these loans was recognized using the cash basis method of income recognition.
     At December 31, 2005, 2004 and 2003, the recorded investment in loans that were considered to be impaired was $2.3 million, $4.3 million and $4.7 million, for which the related allowance for credit losses was $384,374, $523,312 and $1,045,495, respectively. The average investment in impaired loans during 2005, 2004 and 2003 was $4.9 million, $3.6 million and $4.8 million, respectively.
      At December 31, 2005 and 2004 no loans were included in loans receivable, net, with terms that had been modified in a troubled debt restructuring. There were no material commitments to lend additional funds to customers whose loans were classified as restructured or nonaccrual at December 31, 2005.
     The aggregate amounts of loans to executive officers and directors of the Company was $595,249, $706,869 and $1,038,119 at December 31, 2005, 2004 and 2003, respectively. During 2005 repayments on loans to executive officers and directors were $161,620, new loans to executive officers and directors totaled $768,500, sales of executive officer and director loans were $698,500 and net loans removed from the executive officer listing due to change in status of the officer were $20,000. During 2004 repayments on loans to executive officers and directors were $579,699, loans originated aggregated $517,570 and sales of executive officer and director loans totaled $240,000, and net loans removed from the executive officer listing due to change in status of the officer were $29,121. All loans were made in the ordinary course of business on normal credit terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated parties.
     At December 31, 2005, 2004 and 2003, the Company was servicing real estate loans for others with aggregate unpaid principal balances of approximately $541.6 million, $523.6 million and $483.6 million, respectively.
     The Company originates residential, commercial real estate and other loans primarily in Minnesota and Iowa. Prior to 2003, the Company also purchased loans from a third party broker located in the southeastern United States. At December 31, 2005 and 2004, the Company had in its portfolio single family and multi-family residential loans located in the following states:

	2005		2004
		Percent		Percent
	Amount	of Total	Amount	of Total

Alabama	$1,114,760	0.5%	$1,544,742	0.6%
Arizona	2,497,464	1.1	2,031,585	0.9
Florida	976,079	0.4	2,204,299	0.9
Georgia	3,071,349	1.4	5,236,234	2.2
Illinois	609,561	0.3	1,683,487	0.7
Iowa	13,059,087	6.0	16,944,040	7.1
Massachusetts	783,492	0.4	1,252,635	0.5
Minnesota	187,307,513	86.1	189,770,503	79.8
North Carolina	1,316,680	0.6	2,450,469	1.0
Texas	0	0.0	6,612,676	2.8
Wisconsin	4,567,778	2.1	4,548,029	1.9
Other states	2,292,671	1.1	3,646,524	1.6

Total	$217,596,434	100.0%	$237,925,223	100.0%

Amounts under one million dollars are included in “Other states”.
At December 31, 2005 and 2004, the Company had in its portfolio commercial real estate loans located in the following states:

	2005		2004
		Percent		Percent
	Amount	of Total	Amount	of Total

Arizona	$3,159,523	1.1%	$3,346,259	1.3%
California	1,000,000	0.3	1,000,000	0.3
Colorado	0	0.0	1,674,433	0.6
Illinois	658,800	0.2	658,800	0.3
Indiana	650,649	0.3	660,435	0.3
Iowa	15,757,914	5.4	25,144,085	9.4
Kansas	8,303,539	2.9	0	0.0
Minnesota	251,087,445	86.3	219,937,723	82.6
Missouri	4,298,961	1.5	4,376,886	1.6
Montana	2,026,126	0.7	2,114,048	0.8
Nebraska	947,905	0.3	947,905	0.4
South Dakota	944,281	0.3	1,603,132	0.6
Utah	1,840,143	0.6	1,892,340	0.7
Wisconsin	165,854	0.1	2,990,895	1.1

Total	$290,841,140	100.0%	$266,346,941	100.0%

NOTE 5 Allowance for Loan Losses
The allowance for loan losses is summarized as follows:

Balance, December 31, 2002	$4,824,217
Provision for losses	2,610,000
Charge-offs	(550,580)
Recoveries	55,965

Balance, December 31, 2003	6,939,602
Provision for losses	2,755,000
Charge-offs	(737,917)
Recoveries	39,207

Balance, December 31, 2004	8,995,892
Provision for losses	2,674,000
Charge-offs	(3,076,815)
Recoveries	184,578

Balance, December 31, 2005	$8,777,655

NOTE 6 Accrued Interest Receivable
Accrued interest receivable at December 31 is summarized as follows:

	2005	2004

Securities available for sale	$578,068	626,367
Loans receivable	3,881,946	3,067,766

	$4,460,014	3,694,133

NOTE 7 Investment in Mortgage Servicing Rights
A summary of mortgage servicing activity is as follows:

	2005	2004

Mortgage servicing rights
Balance, beginning of year	$3,231,242	3,447,843
Originations	442,159	844,806
Amortization	(1,019,766)	(1,061,407)

Balance, end of year	2,653,635	3,231,242

Valuation reserve	0	0

Mortgage servicing rights, net	$2,653,635	3,231,242

     All of the loans being serviced were single family loans serviced for FNMA under the mortgage-backed security program or the individual loan sale program. The following is a summary of the risk characteristics of the loans being serviced at December 31, 2005:

			Weighted
		Weighted	Average
	Loan	Average	Remaining	Number
	Principal	Interest	Term	of
	Balance	Rate	(months)	Loans

Original term 30 year fixed rate	$213,098,614	5.90%	334	1,869
Original term 15 year fixed rate	205,868,685	5.27	150	2,618
Adjustable rate	6,118,532	5.29	324	57

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 8 Real Estate
A summary of real estate at December 31 is as follows:

	2005	2004

Real estate in judgment subject to redemption	$43,052	116,000
Real estate acquired through foreclosure	521,569	24,608
Real estate acquired through deed in lieu of foreclosure	750,000	0

	1,314,621	140,608
Allowance for losses	(100,000)	0

	$1,214,621	140,608

NOTE 9 Investment in Limited Partnerships
The Company had an investment in low income housing limited partnerships of $141,048 at December 31, 2005 and $168,258 at December 31, 2004. The Company’s proportionate loss on these partnerships was $27,210 and $26,920 in 2005 and 2004, respectively. The Company also received low income housing credits totaling $42,000 in 2005 and $84,000 in 2004 that were credited to current income tax benefits. During 2004 the Company’s proportionate share of gains from a limited partnership that invested in the common stock of financial institutions was $803. This partnership was dissolved in 2004.
NOTE 10 Intangible Assets
The gross carrying amount of intangible assets and the associated accumulated amortization at December 31, 2005 and 2004 are presented in the following table. Amortization expense for intangible assets was $1,133,623, $1,175,264, and $1,889,276 for the years ended December 31, 2005, 2004 and 2003, respectively.

	Gross		Unamortized
	Carrying	Accumulated	Intangible
	Amount	Amortization	Assets

December 31, 2005

Amortized intangible assets:
Mortgage servicing rights	$4,410,439	(1,756,804)	2,653,635
Core deposit intangible	1,567,000	(1,347,240)	219,760

Total	$5,977,439	(3,104,044)	2,873,395

December 31, 2004

Amortized intangible assets:
Mortgage servicing rights	$4,555,552	(1,324,310)	3,231,242
Core deposit intangible	1,567,000	(1,233,383)	333,617

Total	$6,122,552	(2,557,693)	3,564,859

The following table indicates the estimated future amortization expense for amortized intangible assets:

	Mortgage	Core
	Servicing	Deposit
	Rights	Intangible	Total

Year ended December 31,

2006	$486,493	113,857	600,350

2007	405,806	105,903	511,709

2008	337,859	0	337,859

2009	280,694	0	280,694

2010	232,650	0	232,650

Projections of amortization are based on existing asset balances and the existing interest rate environment as of December 31, 2005. The Company’s actual experiences may be significantly different depending upon changes in mortgage interest rates and other market conditions.

NOTE 11 Premises and Equipment
A summary of premises and equipment at December 31 is as follows:

	2005	2004

Land	$1,309,519	1,309,519
Office buildings and improvements	9,428,917	9,309,207
Furniture and equipment	10,997,705	9,904,474

	21,736,141	20,523,200
Less accumulated depreciation	(9,794,278)	(8,058,935)

	$11,941,863	12,464,265

NOTE 12 Deposits
Deposits and their weighted average interest rates at December 31 are summarized as follows:

	2005			2004
	Weighted		Percent of	Weighted		Percent of
	average rate	Amount	total	average rate	Amount	total

Noninterest checking	0.00%	$58,429,385	8.0%	0.00%	$42,776,699	6.1%
NOW accounts	2.08	101,942,029	13.9	1.01	95,294,144	13.6
Savings accounts	2.04	84,858,265	11.6	0.19	47,415,778	6.8
Money market accounts	2.59	96,947,209	13.3	1.72	129,098,425	18.5

		342,176,888	46.8		314,585,046	45.0

Certificates:
1-1.99%		6,497,132	0.9		63,716,056	9.1
2-2.99%		118,722,782	16.2		160,829,030	23.0
3-3.99%		211,018,548	28.8		108,937,895	15.6
4-4.99%		52,319,449	7.2		49,449,374	7.1
5-5.99%		796,604	0.1		1,266,218	0.2
6-6.99%		5,157	0.0		4,818	0.0
7-7.99%		0	0.0		113,748	0.0

Total certificates	3.39	389,359,672	53.2	2.86	384,317,139	55.0

Total deposits	2.67	$731,536,560	100.0%	2.01	$698,902,185	100.0%

     At December 31, 2005 and 2004, the Company had $264.8 million and $206.4 million, respectively, of deposit accounts with balances of $100,000 or more. The Company also had $165.5 million and $128.7 million of certificate accounts that were acquired through a broker, at December 31, 2005 and 2004, respectively.
     Certificates had the following maturities at December 31:

	2005		2004
		Weighted		Weighted
	Amount	average	Amount	average
Remaining term to maturity	(in thousands)	rate	(in thousands)	rate

1-6 months	$102,326	3.06%	$110,550	2.54%
7-12 months	96,919	3.25	87,099	2.60
13-36 months	172,362	3.65	150,222	3.10
Over 36 months	17,753	3.59	36,446	3.51

	$389,360	3.39	$384,317	2.86

     At December 31, 2005, mortgage loans and mortgage-backed and related securities with an amortized cost of approximately $28.3 million and letters of credit from the Federal Home Loan Bank (FHLB) of $3.7 million were pledged as collateral on Bank deposits.
     Interest expense on deposits is summarized as follows for the years ended December 31:

	2005	2004	2003

NOW	$1,770,001	702,102	211,736
Savings Accounts	435,164	77,293	90,421
Money Market	1,328,344	645,153	437,645
Certificates	13,699,891	10,973,957	9,534,386

	$17,233,400	12,398,505	10,274,188

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 13 Federal Home Loan Bank Advances
Fixed rate Federal Home Loan Bank advances consisted of the following at December 31:

	2005		2004
Year of Maturity	Amount	Rate	Amount	Rate

2005			$10,000,000	2.69%
2007	$40,000,000	2.91%	40,000,000	2.91
2008	20,000,000	3.83	20,000,000	3.83
2010	10,000,000	6.48	10,000,000	6.48
2011	10,900,000	4.81	10,900,000	4.81
2013	80,000,000	4.75	80,000,000	4.75

	160,900,000	4.29	170,900,000	4.20
Lines of Credit	0		0

	$160,900,000	4.29	$170,900,000	4.20

     Many of the advances listed above have call provisions which allow the FHLB to request that the advance be paid back or refinanced at the rates then being offered by the FHLB. As of December 31, 2005, the Company had advances from the FHLB with the following call features:

Callable Quarterly
Year of Maturity	in 2006

2008	$10,000,000
2010	10,000,000
2011	10,900,000
2013	80,000,000

$110,900,000

     At December 31, 2005, the advances from the FHLB were collateralized by the Bank’s FHLB stock and mortgage loans with unamortized principal balances of $194.5 million. The Bank has the ability to draw additional borrowings of $29.9 million based upon the mortgage loans that are currently pledged, subject to a requirement to purchase additional FHLB stock.
NOTE 14 Other Borrowed Money
The Company had a $5.0 million revolving line of credit that expires on October 25, 2006 that was not drawn on at December 31, 2005. The Bank maintained an undrawn $2.5 million revolving line of credit at December 31, 2004.
NOTE 15 Income Taxes
Income tax expense (benefit) for the years ended December 31 is as follows:

	2005	2004	2003

Current:
Federal	$6,251,100	4,688,700	4,080,500
State	1,744,100	435,600	498,200

Total current	7,995,200	5,124,300	4,578,700

Deferred:
Federal	(843,400)	(683,200)	(506,200)
State	(415,700)	(54,000)	(34,700)

Total deferred	(1,259,100)	(737,200)	(540,900)

	$6,736,100	4,387,100	4,037,800

     The reasons for the difference between “expected” income tax expense utilizing the federal corporate tax rate of 34% and the actual income tax expense are as follows:

	2005	2004	2003

Federal expected income tax expense	$6,053,400	4,651,300	4,297,600
Items affecting federal income tax:
Dividend received deduction	(25,700)	(16,200)	(26,100)
State income taxes, net of federal income tax benefit	974,900	247,900	249,700
Reduction of tax rate due to employee stock ownership plan dividends	0	(170,200)	(160,500)
Low income housing credits	(42,000)	(84,000)	(84,000)
Tax exempt interest	(378,000)	(340,300)	(284,600)
Other, net	153,500	98,600	45,700

	$6,736,100	4,387,100	4,037,800

     The tax effects of temporary differences that give rise to the deferred tax assets and deferred tax liabilities are as follows at December 31:

	2005	2004

Deferred tax assets:
Allowances for loan and real estate losses	$3,560,900	3,144,400
Discounts on assets and liabilities acquired from Marshalltown Financial Corporation	100	200
Deferred compensation costs	195,800	162,400
Impairment losses on securities available for sale	221,900	188,400
Net unrealized loss on market value adjustments to securities available for sale	602,200	329,600
Deferred ESOP loan asset	506,900	0

Total gross deferred tax assets	5,087,800	3,825,000
Valuation allowance	0	0

Net deferred tax assets	5,087,800	3,825,000

Deferred tax liabilities:
Premium on assets acquired from Marshalltown Financial Corporation	87,300	117,000
Deferred loan fees and costs	475,200	452,600
Premises and equipment basis difference	835,500	1,078,100
Originated mortgage servicing rights	1,051,400	1,161,100
Other	94,000	3,500

Total gross deferred tax liabilities	2,543,400	2,812,300

Net deferred tax assets	$2,544,400	1,012,700

     Retained earnings at December 31, 2005 included approximately $8.8 million for which no provision for income taxes was made. This amount represents allocations of income to bad debt deductions for tax purposes. Reduction of amounts so allocated for purposes other than absorbing losses will create income for tax purposes, which will be subject to the then-current corporate income tax rate. The Company has, in its judgment, made reasonable assumptions relating to the realization of deferred tax assets. Based upon these assumptions, the Company has determined that no valuation allowance is required with respect to the deferred tax assets.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 16 Employee Benefits
All eligible full-time employees of the Bank that were hired prior to 2002 were included in a noncontributory retirement plan sponsored by the Financial Institutions Retirement Fund (FIRF). Effective September 1, 2002 the Bank froze the accrual of benefits for existing participants and no new enrollments were permitted into the plan. The actuarial present value of accumulated plan benefits and net assets available for benefits relating to the Bank’s employees is not available at December 31, 2005 because such information is not accumulated for each participating institution. As of June 30, 2005, the FIRF valuation report reflected that the Bank was obligated to make a contribution for the plan year ending June 30, 2005 totaling $205,744. The contribution was $83,355 in 2004 and $36,014 in 2003.
     The Company has a qualified, tax-exempt savings plan with a deferred feature qualifying under Section 401(k) of the Internal Revenue Code (the 401(k) Plan). All employees who have attained 18 years of age are eligible to participate in the Plan. Participants are permitted to make contributions to the 401(k) Plan equal to the lesser of 50% of the participant’s annual salary or the maximum allowed by law, which was $14,000 for 2005. The Company matches 25% of each participant’s contributions up to a maximum of 8% of the participant’s annual salary. Employee contributions above 8% are not matched by the Company. Participant contributions and earnings are fully and immediately vested. The Company’s contributions made prior to January 1, 2002 are vested on a five year cliff basis and contributions made after December 31, 2001 are vested on a three year cliff basis. The Company’s matching contributions to the 401(k) plan are expensed when made and were $122,428, $118,665, and $113,843, in 2005, 2004 and 2003, respectively.
     The Company has adopted an Employee Stock Ownership Plan (the ESOP) that meets the requirements of Section (e)(7) of the Internal Revenue Code and Section 407(d)(6) of the Employee Retirement Income Security Act of 1974, as amended (ERISA) and, as such the ESOP is empowered to borrow in order to finance purchases of the common stock of HMN. The ESOP borrowed $6,085,770 from the Company to purchase 912,866 shares of common stock in the initial public offering of HMN. As a result of a merger with Marshalltown Financial Corporation (MFC), the ESOP borrowed $1,476,000 to purchase 76,933 shares of HMN common stock to provide the employees from MFC with an ESOP benefit. The ESOP debt requires quarterly payments of principal plus interest at 7.52%. The Company has committed to make quarterly contributions to the ESOP necessary to repay the loan including interest. The Company contributed $525,229, $526,552 and $525,224 for 2005, 2004 and 2003, respectively.
     As the debt is repaid, ESOP shares that were pledged as collateral for the debt are committed to be released from collateral and allocated to active employees based on the proportion of debt service paid in the year. The Company accounts for its ESOP in accordance with Statement of Position 93-6, Employers’ Accounting for Employee Stock Ownership Plans. Accordingly, the shares pledged as collateral are reported as unearned ESOP shares in stockholders’ equity. As shares are determined to be ratably released from collateral, the Company reports compensation expense equal to the current market price of the shares, and the shares become outstanding for earnings per share computations. ESOP compensation expense was $756,166, $670,112, and $472,108, respectively, for 2005, 2004 and 2003.
     All employees of the Bank are eligible to participate in the ESOP after they attain age 21 and complete one year of service during which they worked at least 1,000 hours. A summary of the ESOP share allocation is as follows for the years ended:

	2005	2004	2003

Shares allocated to participants beginning of the year	270,884	275,588	245,031
Shares allocated to participants	24,317	24,380	24,317
Shares purchased with dividends from allocated shares	8,311	7,368	10,638
Shares distributed to participants	(17,494)	(36,452)	(4,398)

Shares allocated to participants end of year	286,018	270,884	275,588

Unreleased shares beginning of the year	571,733	596,113	620,430
Shares released during year	(24,317)	(24,380)	(24,317)

Unreleased shares end of year	547,416	571,733	596,113

Total ESOP shares end of year	833,434	842,617	871,701

Fair value of unreleased shares at December 31	$16,148,772	18,861,472	14,479,585
     In June 1995, the Company adopted the 1995 Stock Option and Incentive Plan (1995 Plan). The 1995 Plan terminated on April 25, 2005, and options may no longer be granted from the plan. At December 31, 2005, there were 6,000 unvested and 118,000 vested options under the 1995 Plan that remained unexercised. The average exercise price of these options is $12.18. These options vest over a 5 year period and expire 10 years from the date of grant.
     In March 2001, the Company adopted the HMN Financial, Inc. 2001 Omnibus Stock Plan (2001 Plan). The purpose of the 2001 Plan is to promote the interests of the Company and its stockholders by providing key personnel with an opportunity to acquire a proprietary interest in the Company and reward them for achieving a high level of corporate performance and thereby develop a stronger incentive to put forth maximum effort for the success and growth of the Company. The total number of shares of HMN common stock available for distribution under the 2001 Plan in either restricted stock or stock options was 400,000 subject to adjustment for future stock splits, stock dividends and similar changes to the capitalization of the Company. No more than 100,000 shares may be issued from the 2001 Plan as restricted stock.
     The fair value of options granted under the 2001 Plan were $3.59, $2.62, $2.10 and $2.10 for May 2005, July 2004, March 2004, and February 2004, respectively. A summary of activities under both plans for the past three years is as follows:

	Shares			Award
	available for	Restricted	Options	value/	Vesting
	grant	shares	outstanding	exercise price	period

1995 Stock Option and Incentive Plan
December 31, 2002	9,397		407,248	$10.15
Exercised	0		(228,493)	9.21

December 31, 2003	9,397		178,755	11.36
Exercised	0		(43,814)	9.47

December 31, 2004	9,397		134,941	11.97
Exercised	0		(10,941)	9.56
Expired	(9,397)			N/A

December 31, 2005	0		124,000	12.18

2001 Omnibus Stock Plan
December 31, 2002	187,590		212,410	16.13
Forfeited	16,447		(16,447)	16.13

December 31, 2003	204,037		195,963	16.13
Granted February 13, 2004	(5,000)		5,000	27.64	4 years
Granted March 3, 2004	(20,000)		20,000	27.66	3 years
Granted July 27, 2004	(15,000)		15,000	26.98	5 years
Forfeited	17,618		(17,618)	19.05

December 31, 2004	181,655		218,345	17.96
Granted January 25, 2005	(10,047)	10,047		32.50	3 years
Granted May 24, 2005	(15,000)		15,000	30.00	5 years
Forfeited	7,997	(1,418)	(6,579)	16.13

December 31, 2005	164,605	8,629	226,766	18.81

Total both plans	164,605	8,629	350,766	16.47

     The following table summarizes information about stock options outstanding at December 31, 2005:

Options Outstanding
		Weighted average
Exercise	Number	remaining contractual	Number
price	outstanding	life in years	exercisable

$13.01	14,000	1.3	14,000
11.50	65,000	3.3	65,000
11.25	30,000	4.4	30,000
16.25	15,000	6.4	9,000
16.13	176,226	6.3	6,466
27.64	5,000	8.2	1,250
27.66	15,540	8.2	5,179
26.98	15,000	8.6	3,000
30.00	15,000	9.4	0

	350,766		133,895

     The Company uses the intrinsic value method as described in APB Opinion No. 25 and related interpretations to account for its stock incentive plans. Accordingly, no compensation cost has been recognized for the option plans. Proceeds from stock options exercised are credited to common stock and additional paid-in capital. There are no charges or credits to expense with respect to the granting or exercise of options since the options were issued at fair value on the respective grant dates. The pro forma disclosure requirements under FAS No. 123, as amended, are included in Note 1.
     The fair value for each option grant is estimated on the date of the grant using an option valuation model. The model incorporated the following assumptions:

	2005	2004

Risk-free interest rate	4.03%	4.13%
Expected life	9 years	9 years
Expected volatility	8.75%	10.63%
Expected dividends	2.9%	3.9%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 17 Earnings per Share
The following table reconciles the weighted average shares outstanding and net income for basic and diluted EPS:

	Year ended December 31,
	2005	2004	2003

Weighted average number of common shares outstanding used in basic earnings per common share calculation	3,824,555	3,868,223	3,812,213
Net dilutive effect of:
Options	166,207	159,442	169,171
Restricted stock awards	7,683	0	0

Weighted average number of shares outstanding adjusted for effect of dilutive securities	3,998,445	4,027,665	3,981,384

Net income available to common shareholders	$11,067,889	9,289,797	8,605,247
Basic earnings per common share	$2.89	2.40	2.26
Diluted earnings per common share	$2.77	2.31	2.16
NOTE 18 Stockholders’ Equity
The Company repurchased in the open market and placed in treasury 30,000 shares of its common stock in 2005, 123,000 shares in 2004, and 86,600 shares in 2003 for $972,000, $3,316,550, and $1,384,560, respectively.
     HMN declared and paid dividends as follows:

			Quarterly
		Dividend	Dividend
Record date	Payable date	per share	Payout Ratio
February 21, 2003	March 7, 2003	$0.18	64.29%
May 22, 2003	June 9, 2003	$0.18	50.00%
August 28, 2003	September 11, 2003	$0.20	38.46%
November 28, 2003	December 17, 2003	$0.20	26.32%
February 20, 2004	March 8, 2004	$0.20	37.74%
May 21, 2004	June 8, 2004	$0.20	38.46%
August 27, 2004	September 10, 2004	$0.22	35.48%
November 26, 2004	December 15, 2004	$0.22	34.38%
February 18, 2005	March 7, 2005	$0.22	41.51%
May 20, 2005	June 8, 2005	$0.22	31.43%
August 26, 2005	September 9, 2005	$0.24	38.71%
November 25, 2005	December 14, 2005	$0.24	42.11%
     On January 24, 2006 the Company declared a cash dividend of $0.24 per share payable on March 7, 2006, to stockholders of record on February 17, 2006. The annualized dividend payout ratios for 2005, 2004, and 2003 were 38.02%, 36.36%, and 39.58%, respectively.
     The Company’s certificate of incorporation authorizes the issuance of up to 500,000 shares of preferred stock, but to date no shares have been issued.
     In order to grant a priority to eligible accountholders in the event of future liquidation, the Bank, at the time of conversion to a stock savings bank, established a liquidation account equal to its regulatory capital as of September 30, 1993. In the event of future liquidation of the Bank, an eligible accountholder who continues to maintain their deposit account shall be entitled to receive a distribution from the liquidation account. The total amount of the liquidation account will be decreased as the balance of eligible accountholders are reduced subsequent to the conversion, based on an annual determination of such balance.
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
NOTE 19 Federal Home Loan Bank Investment and Regulatory Capital Requirements
The Bank, as a member of the Federal Home Loan Bank System, is required to hold a specified number of shares of capital stock, which are carried at cost, in the Federal Home Loan Bank of Des Moines. The Bank met this requirement at December 31, 2005.
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
     Quantitative measures established by regulations to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the following table) of Tier I or Core capital, and Risk-based capital (as defined in the regulations) to total assets (as defined). Management believes, as of December 31, 2005 and 2004, that the Bank met all capital adequacy requirements to which it was subject.
     Management believes that based upon the Bank’s capital calculations at December 31, 2005 and 2004 and other conditions consistent with the Prompt Corrective Actions provisions of the OTS regulations, the Bank would be categorized as well capitalized.

     At December 31, 2005 and 2004 the Bank’s capital amounts and ratios are also presented for actual capital, required capital, and excess capital including amounts and ratios in order to qualify as being well capitalized under the Prompt Corrective Actions regulations:

							To Be Well Capitalized
			Required to				Under Prompt
			be Adequately				Corrective Actions
	Actual		Capitalized		Excess Capital		Provisions
		Percent of		Percent of		Percent of		Percent of
(Dollars in thousands)	Amount	Assets (1)	Amount	Assets (1)	Amount	Assets (1)	Amount	Assets (1)

December 31, 2005
Tier I or core capital	$80,401	8.18%	$39,330	4.00%	$41,071	4.18%	$49,163	5.00%
Tier I risk based capital	$80,401	10.02%	$32,102	4.00%	$48,299	6.02%	$48,153	6.00%
Risk-based capital to risk-weighted assets	$89,007	11.09%	$64,204	8.00%	$24,803	3.09%	$80,254	10.00%
December 31, 2004
Tier I or core capital	$74,131	7.77%	$38,150	4.00%	$35,981	3.77%	$47,687	5.00%
Tier I risk based capital	$74,131	9.45%	$31,373	4.00%	$42,758	5.45%	$47,059	6.00%
Risk-based capital to risk-weighted assets	$82,274	10.49%	$62,746	8.00%	$19,528	2.49%	$78,432	10.00%

(1)	Based upon the Bank’s adjusted total assets for the purpose of the Tier I or core capital ratios and risk-weighted assets for the purpose of the risk-based capital ratio.
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

	December 31,
	Contract amount
(Dollars in thousands)	2005	2004

Financial instruments whose contract amount represents credit risk:
Commitments to originate, fund or purchase loans:
1-4 family mortgages	$3,850	3,723
Multi-family mortgages	0	12,000
Commercial real estate mortgages	19,835	26,593
Non-mortgage loans	21,243	26,435
Undisbursed balance of loans closed	75,465	100,772
Unused lines of credit	97,445	78,930
Letters of credit	10,158	7,025

Total commitments to extend credit	$227,996	255,478

Forward commitments	$4,691	6,433
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
     Forward commitments represents commitments to sell loans to FNMA and are entered into in the normal course of business by the Bank.
     The Bank entered into two guaranty agreements with third parties in 2001 in order for Home Federal Mortgage Services, LLC (HFMS) to secure loan purchase agreements. Under the agreements, the Bank guaranteed to satisfy and discharge all obligations of HFMS arising from transactions entered into between HFMS and the third parties if HFMS failed to fulfill its obligations. The agreements are in effect until the obligations of HFMS are fully satisfied and the Bank’s guaranty is limited to a combined maximum of $3 million. No liability has been recorded in the consolidated financial statements of the Company for these guarantees and the Company is not aware of any outstanding obligations of HFMS to either of the third parties with whom a guarantee exists. HFMS was dissolved in 2003 and ceased doing business with both third parties in 2002. There is the possibility

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
that the Bank would be required to purchase loans that were previously sold to the third parties by HFMS prior to 2002 if the loans did not meet the requirements in the loan purchase agreements. If this were to occur, the proceeds from the subsequent sale of these loans would enable the Bank to recover a portion of the amounts paid under the guaranty.
     The Bank issued standby letters of credit which guarantee the performance of customers to third parties. The standby letters of credit outstanding at December 31, 2005 expire over the next 21 months and totaled $1.7 million at December 31, 2005 and $1.6 million at December 31, 2004. The letters of credit were collateralized primarily with commercial real estate mortgages.Since the conditions under which the Bank is required to fund the standby letters of credit may not materialize, the cash requirements are expected to be less than the total outstanding commitments.
NOTE 21 Derivative Instruments and Hedging Activities
The Company originates and purchases single family residential loans for sale into the secondary market and enters into commitments to sell those loans in order to mitigate the interest rate risk associated with holding the loans until they are sold. The Company accounts for these commitments in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities.
     The Company has commitments outstanding to extend credit to future borrowers that had not closed prior to the end of the year, which is referred to as its mortgage pipeline. As commitments to originate loans enter the mortgage pipeline, the Company generally enters into commitments to sell the loans into the secondary market. The commitments to originate and sell loans are derivatives that are recorded at market value. As a result of marking these derivatives to market for the period ended December 31, 2005, the Company recorded a decrease in other assets of $2,764, an increase in other liabilities of $15,769, and a net loss on the sale of loans of $18,533.
     As of December 31, 2005 the commitments to sell loans held for sale are derivatives that do not qualify for hedge accounting. As a result, these derivatives are marked to market. The loans held for sale that are not hedged are recorded at the lower of cost or market. As a result of marking these loans, the Company recorded an increase in loans held for sale of $4,680 and a decrease in other assets of $4,680.
NOTE 22 Fair Value of Financial Instruments
SFAS No. 107, Disclosures about Fair Values of Financial Instruments, requires disclosure of estimated fair values of the Company’s financial instruments, including assets, liabilities and off-balance sheet items for which it is practicable to estimate fair value. The fair value estimates are made as of December 31, 2005 and 2004 based upon relevant market information, if available, and upon the characteristics of the financial instruments themselves. Because no market exists for a significant portion of the Company’s financial instruments, fair value estimates are based upon judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. The estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.
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

	December 31,
		2005			2004
	Carrying	Estimated	Contract	Carrying	Estimated	Contract
(Dollars in thousands)	amount	fair value	amount	amount	fair value	amount

Financial assets:
Cash and cash equivalents	$47,269	47,269		34,298	34,298
Securities available for sale	119,659	119,659		103,672	103,672
Loans held for sale	1,435	1,435		2,712	2,712
Loans receivable, net	785,678	785,189		783,213	785,533
Federal Home Loan Bank stock	8,365	8,365		9,293	9,293
Accrued interest receivable	4,460	4,460		3,694	3,694
Financial liabilities:
Deposits	731,536	684,586		698,902	672,757
Federal Home Loan Bank advances	160,900	161,929		170,900	175,973
Accrued interest payable	2,086	2,086		1,314	1,314
Off-balance sheet financial instruments:
Commitments to extend credit	5	5	229,189	13	13	213,846
Commitments to sell loans	(19)	(19)	4,691	(3)	(3)	6,433

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
Deposits Under SFAS No. 107, the fair value of deposits with no stated maturity such as checking, savings and money market accounts, is equal to the amount payable on demand. The fair value of certificates of deposit is based on the discounted value of contractual cash flows using as discount rates the rates that were offered by the Company as of December 31, 2005 and 2004 for deposits with maturities similar to the remaining maturities of the existing certificates of deposit.
   The fair value estimate for deposits does not include the benefit that results from the low cost funding provided by the Company’s existing deposits and long-term customer relationships compared to the cost of obtaining different sources of funding. This benefit is commonly referred to as the core deposit intangible.
Federal Home Loan Bank Advances The fair values of advances with fixed maturities are estimated based on discounted cash flow analysis using as discount rates the interest rates charged by the FHLB at December 31, 2005 and 2004 for borrowings of similar remaining maturities.
Accrued Interest Payable The carrying amount of accrued interest payable approximates its fair value since it is short-term in nature.
Commitments to Extend Credit The fair values of commitments to extend credit for 2005 and 2004 are estimated using the fees normally charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counter parties.
Commitments to Sell Loans The fair values of commitments to sell loans for 2005 and 2004 are estimated using the quoted market prices for loans with similar interest rates and terms to maturity.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 23 HMN Financial, Inc. Financial Information (Parent Company Only)
The following are the condensed financial statements for the parent company only as of December 31, 2005 and 2004 and for the years ended December 31, 2005, 2004 and 2003.

	2005	2004	2003

Condensed Balance Sheets
Assets:
Cash and cash equivalents	$4,885,596	5,608,727
Investment in subsidiaries	85,298,915	78,236,806
Real estate, net	750,000	0
Accrued interest receivable	0	8,462
Prepaid expenses and other assets	231,433	320,787
Deferred tax asset	195,400	162,000

Total assets	$91,361,344	84,336,782

Liabilities and Stockholders’ Equity:
Accrued expenses and other liabilities	$633,075	565,946

Total liabilities	633,075	565,946

Common stock	91,287	91,287
Additional paid-in capital	58,011,099	57,875,595
Retained earnings	98,951,777	91,408,028
Net unrealized loss on securities available for sale	(917,577)	(604,446)
Unearned employee stock option plan shares	(4,350,999)	(4,544,300)
Unearned compensation stock awards	(182,521)	0
Treasury stock, at cost, 4,721,402 and 4,708,798 shares	(60,874,797)	(60,455,328)

Total stockholders’ equity	90,728,269	83,770,836

Total liabilities and stockholders’ equity	$91,361,344	84,336,782

Condensed Statements of Income
Interest income	$107,574	69,936	193,334
Securities gains, net	0	0	301,006
Equity earnings of subsidiaries	11,375,240	9,453,280	8,361,418
Equity earnings of limited partnerships	0	803	132,273
Compensation and benefits	(247,300)	(207,300)	(42,100)
Occupancy	(20,400)	(14,400)	(6,005)
Advertising	0	0	(2,500)
Data processing	(3,600)	(2,600)	(1,200)
Mortgage servicing	0	(145)	(8,009)
Other	(375,525)	(409,377)	(481,770)

Income before income tax expense	10,835,989	8,890,197	8,446,447
Income tax benefit	(231,900)	(399,600)	(158,800)

Net income	$11,067,889	9,289,797	8,605,247

	2005	2004	2003

Condensed Statements of Cash Flows
Cash flows from operating activities:
Net income	$11,067,889	9,289,797	8,605,247
Adjustments to reconcile net income to cash provided by operating activities:
Equity earnings of subsidiaries	(11,375,240)	(9,453,280)	(8,361,418)
Equity earnings in limited partnership	0	(803)	(132,273)
Securities gains, net	0	0	(301,006)
Deferred income taxes	(33,400)	(128,400)	(3,200)
Earned employee stock ownership shares priced above original cost	339,798	308,165	180,457
Decrease in restricted stock awards	97,922	0	0
Decrease in unearned ESOP shares	193,301	193,784	193,301
Decrease (increase) in accrued interest receivable	8,462	(2,842)	15,548
Increase in accrued expenses and other liabilities	67,129	340,696	26,526
Decrease in other assets	119,261	1,095,622	330,037
Other, net	0	(2)	0

Net cash provided by operating activities	485,122	1,642,737	553,219

Cash flows from investing activities:
Proceeds from sales of securities available for sale	0	0	1,601,007
Purchase of real estate owned from subsidiary	(750,000)	0	0
Decrease in loans receivable, net	0	110,000	1,491,383
Redemption of investment in limited partnership	0	422,474	0
Net decrease in loans receivable from subsidiaries	0	0	4,700,000

Net cash (used) provided by investing activities	(750,000)	532,474	7,792,390

Cash flows from financing activities:
Purchase of treasury stock	(972,000)	(3,316,550)	(1,384,560)
Stock options exercised	37,887	66,634	1,422,460
Dividends to stockholders	(3,524,140)	(3,246,426)	(2,901,071)
Proceeds from dividends on Bank stock	4,000,000	4,000,000	0

Net cash used by financing activities	(458,253)	(2,496,342)	(2,863,171)

(Decrease) increase in cash and cash equivalents	(723,131)	(321,131)	5,482,438
Cash and cash equivalents, beginning of year	5,608,727	5,929,858	447,420

Cash and cash equivalents, end of year	$4,885,596	5,608,727	5,929,858

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
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

	Home Federal			Consolidated
(Dollars in thousands)	Savings Bank	Other	Eliminations	Total

At or for the year ended December 31, 2005:
Interest income — external customers	$60,201	80	0	60,281
Non-interest income — external customers	6,536	0	0	6,536
Losses in limited partnerships	(27)	0	0	(27)
Intersegment interest income	0	28	(28)	0
Intersegment non-interest income	134	11,375	(11,509)	0
Interest expense	24,539	0	(28)	24,511
Amortization of mortgage servicing rights, net	1,020	0	0	1,020
Other non-interest expense	20,260	655	(134)	20,781
Income tax expense (benefit)	6,971	(235)	0	6,736
Net income	11,380	11,063	(11,375)	11,068
Goodwill	3,801	0	0	3,801
Total assets	985,456	91,410	(85,629)	991,237
Net interest margin	3.80%	NM	NM	3.80%
Return on average assets	1.17	NM	NM	1.12
Return on average realized common equity	13.93	NM	NM	12.42

At or for the year ended December 31, 2004:
Interest income — external customers	$51,568	49	0	51,617
Non-interest income — external customers	5,993	0	0	5,993
Earnings (losses) on limited partnerships	(27)	1	0	(26)
Intersegment interest income	0	21	(21)	0
Intersegment non-interest income	174	9,453	(9,627)	0
Interest expense	21,014	0	(21)	20,993
Amortization of mortgage servicing rights, net	1,061	0	0	1,061
Other non-interest expense	18,633	642	(174)	19,101
Income tax expense (benefit)	4,790	(403)	0	4,387
Minority interest	(3)	0	0	(3)
Net income	9,458	9,285	(9,453)	9,290
Goodwill	3,801	0	0	3,801
Total assets	954,779	84,391	(78,497)	960,673
Net interest margin	3.51%	NM	NM	3.50%
Return on average assets	1.04	NM	NM	1.01
Return on average realized common equity	12.49	NM	NM	11.03

At or for the year ended December 31, 2003:
Interest income — external customers	$44,775	162	0	44,937
Non-interest income — external customers	10,198	301	0	10,499
Earnings (losses) on limited partnerships	(376)	132	0	(244)
Intersegment interest income	28	31	(59)	0
Intersegment non-interest income	868	8,361	(9,229)	0
Interest expense	20,348	0	(59)	20,289
Amortization of mortgage servicing rights, net	2,298	8	(324)	1,982
Other non-interest expense	17,456	542	(327)	17,671
Income tax expense (benefit)	4,200	(162)	0	4,038
Minority interest	(3)	0	0	(3)
Net income	8,584	8,599	(8,578)	8,605
Goodwill	3,801	0	0	3,801
Total assets	860,510	81,182	(74,966)	866,726
Net interest margin	3.30%	NM	NM	3.31%
Return on average assets	1.08	NM	NM	1.10
Return on average realized common equity	11.88	NM	NM	10.85

NM – Not meaningful

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
HMN Financial, Inc.:
We have audited the accompanying consolidated balance sheets of HMN Financial, Inc. and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2005. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
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
     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of HMN Financial, Inc. and subsidiaries as of December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles.
     We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of HMN Financial, Inc.’s internal control over financial reporting as of December 31, 2005, based on Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 1, 2006 expressed an unqualified opinion on management’s assessment of, and the effective operation of, internal control over financial reporting.
KPMG LLP

Minneapolis, Minnesota
March 1, 2006

SELECTED QUARTERLY FINANCIAL DATA

	December 31,	September 30,	June 30,
(Dollars in thousands, except per share data)	2005	2005	2005

Selected Operations Data (3 months ended):
Interest income	$16,074	15,238	14,773
Interest expense	6,667	6,292	6,027

Net interest income	9,407	8,946	8,746
Provision for loan losses	179	952	907

Net interest income after provision for loan losses	9,228	7,994	7,839

Noninterest income:
Fees and service charges	725	706	685
Loan servicing fees	308	305	304
Securities gains (losses), net	(21)	0	0
Gain on sales of loans	611	625	324
Losses in limited partnerships	(7)	(6)	(6)
Other noninterest income	171	91	268

Total noninterest income	1,787	1,721	1,575

Noninterest expense:
Compensation and benefits	2,800	2,781	2,785
Occupancy	1,002	1,042	1,042
Deposit insurance premiums	33	35	34
Advertising	93	102	105
Data processing	270	279	245
Amortization of mortgage servicing rights, net	253	257	271
Other noninterest expense	989	1,054	1,039

Total noninterest expense	5,440	5,550	5,521

Income before income tax expense	5,575	4,165	3,893
Income tax expense	2,098	1,889	1,393
Income before minority interest	3,477	2,276	2,500

Minority interest	0	0	0

Net income	$3,477	2,276	2,500

Basic earnings per share	$0.91	0.59	0.65

Diluted earnings per share	$0.87	0.57	0.62

Financial Ratios:
Return on average assets(1)	1.39%	0.92	1.01
Return on average equity(1)	15.03	10.02	11.41
Average equity to average assets	9.05	8.99	8.90
Dividend payout ratio	42.11	38.71	31.43
Net interest margin(1)(2)	3.94	3.79	3.70

(Dollars in thousands)

Selected Financial Condition Data:
Total assets	$991,237	982,304	985,662
Securities available for sale:
Mortgage-backed and related securities	6,880	7,481	8,220
Other marketable securities	112,779	91,031	91,053
Loans held for sale	1,435	4,058	4,290
Loans receivable, net	785,678	815,164	819,940
Deposits	731,537	714,711	720,230
Federal Home Loan Bank advances	160,900	170,900	170,900
Stockholders’ equity	90,728	88,018	86,558

(1)	Annualized

(2)	Net interest income divided by average interest-earning assets.

	March 31,	December 31,	September 30,	June 30,	March 31,
(Dollars in thousands, except per share data)	2005	2004	2004	2004	2004

Selected Operations Data (3 months ended):
Interest income	14,196	13,678	13,156	12,427	12,355
Interest expense	5,525	5,428	5,387	5,060	5,118

Net interest income	8,671	8,250	7,769	7,367	7,237
Provision for loan losses	636	714	775	447	819

Net interest income after provision for loan losses	8,035	7,536	6,994	6,920	6,418

Noninterest income:
Fees and service charges	603	762	742	705	568
Loan servicing fees	293	299	292	291	287
Securities gains (losses), net	0	(539)	3	1	0
Gain on sales of loans	293	435	349	507	412
Losses in limited partnerships	(8)	(7)	(7)	(7)	(6)
Other noninterest income	245	212	210	183	275

Total noninterest income	1,426	1,162	1,589	1,680	1,536

Noninterest expense:
Compensation and benefits	2,774	2,646	2,430	2,582	2,528
Occupancy	995	960	914	871	885
Deposit insurance premiums	28	25	24	28	19
Advertising	84	139	116	88	87
Data processing	238	278	233	228	191
Amortization of mortgage servicing rights, net	239	266	240	302	253
Other noninterest expense	932	1,045	923	898	962

Total noninterest expense	5,290	5,359	4,880	4,997	4,925

Income before income tax expense	4,171	3,339	3,703	3,603	3,029
Income tax expense	1,356	1,218	1,153	1,106	910
Income before minority interest	2,815	2,121	2,550	2,497	2,119

Minority interest	0	(1)	0	0	(2)

Net income	2,815	2,122	2,550	2,497	2,121

Basic earnings per share	0.74	0.55	0.66	0.65	0.54

Diluted earnings per share	0.70	0.53	0.64	0.62	0.52

Financial Ratios:
Return on average assets(1)	1.18	0.88	1.09	1.12	0.96
Return on average equity(1)	13.22	9.85	12.02	12.06	10.21
Average equity to average assets	8.92	9.17	9.23	9.34	9.42
Dividend payout ratio	41.51	34.38	35.48	38.46	37.74
Net interest margin(1)(2)	3.79	3.62	3.47	3.45	3.46

(Dollars in thousands)

Selected Financial Condition Data:
Total assets	991,326	960,673	955,335	914,098	899,725
Securities available for sale:
Mortgage-backed and related securities	8,470	9,151	9,393	9,882	11,937
Other marketable securities	90,980	94,522	95,404	99,947	97,066
Loans held for sale	1,510	2,712	3,652	3,767	4,955
Loans receivable, net	813,244	783,213	766,063	722,800	717,021
Deposits	727,815	698,902	666,752	627,305	611,656
Federal Home Loan Bank advances	170,900	170,900	198,900	198,900	198,900
Stockholders’ equity	84,488	83,771	82,791	81,127	82,148

OTHER FINANCIAL DATA

	Year Ended December 31,
(Dollars in thousands)	2005	2004	2003

Maximum Balance:
Federal Home Loan Bank advances	$193,900	214,800	241,800
Federal Home Loan Bank short-term borrowings	33,000	43,900	69,400
Average Balance:
Federal Home Loan Bank advances	170,919	196,008	221,510
Federal Home Loan Bank short-term borrowings	10,047	26,918	41,169
The following table sets forth certain information as to the Bank’s Federal Home Loan Bank (FHLB) advances.

	December 31,
	2005		2004		2003
		Weighted		Weighted		Weighted
		Average		Average		Average
(Dollars in thousands)	Amount	Rate	Amount	Rate	Amount	Rate

FHLB short-term borrowings	$0	0.00%	$10,000	2.69%	$33,000	5.01%
Other FHLB long-term advances	160,900	4.29	160,900	4.29	170,900	4.20

Total	$160,900	4.29	$170,900	4.20	$203,900	4.33

Refer to Note 13 of the Notes to Consolidated Financial Statements for more information on the Bank’s FHLB advances.
COMMON STOCK INFORMATION
The common stock of HMN Financial, Inc. is listed on the Nasdaq Stock Market under the symbol: HMNF. As of December 31, 2005, the Company had 9,128,662 shares of common stock outstanding and 4,721,402 shares in treasury stock. As of December 31, 2005 there were 715 stockholders of record and 1,200 estimated beneficial stockholders. The following table represents the stock price information for HMN Financial, Inc. as furnished by Nasdaq for each quarter starting with the quarter ended December 31, 2005 and regressing back to March 31, 2000.

	Dec. 30,	Sept. 30,	June 30,	March 31,	Dec. 31,	Sept. 30,	June 30,	March 31,
	2005	2005	2005	2005	2004	2004	2004	2004

HIGH	$32.00	32.39	32.00	33.06	33.50	27.99	27.65	28.19
LOW	28.14	30.75	28.55	29.70	27.35	25.10	24.51	23.25
CLOSE	29.50	31.92	31.48	31.00	32.99	27.75	27.09	27.48

	Dec. 31,	Sept. 30,	June 30,	March 31,	Dec. 31,	Sept. 30,	June 28,	March 29,
	2003	2003	2003	2003	2002	2002	2002	2002

HIGH	$24.70	21.63	20.04	16.82	18.14	19.31	20.25	16.17
LOW	20.00	19.36	15.85	15.55	15.78	16.50	15.90	15.24
CLOSE	24.29	21.50	19.40	16.05	16.82	17.46	19.06	16.05

	Dec. 31,	Sept. 28,	June 29,	March 30,	Dec. 29,	Sept. 29,	June 30,	March 31,
	2001	2001	2001	2001	2000	2000	2000	2000

HIGH	$15.85	17.10	17.15	15.06	13.25	13.88	11.75	12.13
LOW	13.27	14.35	13.50	13.00	12.31	10.88	10.13	9.63
CLOSE	15.49	15.10	17.10	14.75	13.06	12.44	11.00	10.13