Form 10-K, Exhibit 13
period 2006-12-31
HMN FINANCIAL INC
filed 2007-03-02
CIK 921183

F I V E - Y E A R  C O N S O L I D A T E D  F I N A N C I A L  H I G H L I G H T S
Selected Operations Data:

	Year Ended December 31,
(Dollars in thousands, except per share data)	2006	2005	2004	2003	2002
Total interest income	$67,527	60,281	51,617	44,937	42,868
Total interest expense	28,841	24,511	20,993	20,289	21,295

Net interest income	38,686	35,770	30,624	24,648	21,573
Provision for loan losses	8,878	2,674	2,755	2,610	2,376

Net interest income after provision for loan losses	29,808	33,096	27,869	22,038	19,197

Fees and service charges	3,111	2,719	2,776	2,304	1,723
Loan servicing fees	1,172	1,210	1,169	998	715
Securities gains (losses), net	48	(21)	(535)	1,275	422
Gain on sales of loans	1,255	1,853	1,703	5,240	3,077
Other non-interest income	855	748	854	438	(62)

Total non-interest income	6,441	6,509	5,967	10,255	5,875

Total non-interest expense	22,596	21,801	20,162	19,653	17,849

Income tax expense	5,225	6,736	4,387	4,038	2,099

Income before minority interest	8,428	11,068	9,287	8,602	5,124
Minority interest	0	0	(3)	(3)	(142)

Net income	$8,428	11,068	9,290	8,605	5,266

Per common share and common share equivalents:
Basic	$2.20	2.89	2.40	2.26	1.40
Diluted	2.10	2.77	2.31	2.16	1.32
Selected Financial Condition Data:

	December 31,
(Dollars in thousands, except per share data)	2006	2005	2004	2003	2002
Total assets	$977,789	991,237	960,673	866,726	737,523
Securities available for sale	126,140	119,659	103,672	104,664	121,397
Loans held for sale	1,493	1,435	2,712	6,543	15,127
Loans receivable, net	768,232	785,678	783,213	688,951	533,906
Deposits	725,959	731,537	698,902	551,688	432,951
Federal Home Loan Bank advances	150,900	160,900	170,900	203,900	218,300
Stockholders’ equity	93,142	90,728	83,771	80,931	76,065

Book value per share	21.58	20.59	18.95	17.93	17.28

Number of full service offices	15	13	13	12	13
Number of loan origination offices	2	3	2	6	2

Key Ratios(1)
Stockholders’ equity to total assets at year end	9.53%	9.15%	8.72%	9.34%	10.31%
Average stockholders’ equity to average assets	9.70	9.05	9.17	10.15	10.66
Return on stockholders’ equity (ratio of net income to average equity)	8.85	12.42	11.03	10.85	6.94
Return on assets (ratio of net income to average assets)	0.86	1.12	1.01	1.10	0.74
Dividend payout ratio (ratio of dividends paid to net income)	42.61	38.02	36.36	39.58	57.63

(1)	Average balances were calculated based upon amortized cost without the market value impact of SFAS No. 115.

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
OVERVIEW
HMN Financial, Inc. (HMN or the Company) is the stock savings bank holding company for Home Federal Savings Bank (the Bank) which operates community retail banking facilities and loan production offices in Minnesota and Iowa. Eagle Crest Capital Bank, a division of Home Federal Savings Bank, provides private banking services to a diverse group of high net worth customers from offices in Edina and Rochester, Minnesota. The earnings of the Company are primarily dependent on the Bank’s net interest income, which is the difference between interest earned on loans and investments, and the interest paid on interest-bearing liabilities such as deposits and Federal Home Loan Bank (FHLB) advances. The difference between the average rate of interest earned on assets and the average rate paid on liabilities is the “interest rate spread”. Net interest income is produced when interest-earning assets equal or exceed interest-bearing liabilities and there is a positive interest rate spread. The Company’s interest rate spread has been enhanced over the past several years by the increased level of commercial loans placed in portfolio and the increased amount of lower rate deposit products such as checking, savings and money market accounts. Net interest income and net interest rate spread are affected by changes in interest rates, the volume and mix of interest-earning assets and interest-bearing liabilities, and the level of non-performing assets. The Company’s net income is also affected by the generation of non-interest income, which consists primarily of gains or losses from the sale of securities, gains from the sale of loans, fees for servicing mortgage loans, and the generation of fees and service charges on deposit accounts. The Bank incurs expenses in addition to interest expense in the form of salaries and benefits, occupancy expenses, provisions for loan losses and amortization and valuation adjustments on mortgage servicing assets. The increased emphasis on commercial loans over the past several years has increased the credit risk inherent in the loan portfolio and the provision for loan losses has increased due to commercial loan charge offs.
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
Allowance for Loan Losses and Related Provision
The allowance for loan losses is based on periodic analysis of the loan portfolio. In this analysis, management considers factors including, but not limited to, specific occurrences of loan impairment, changes in the size of the portfolios, national and regional economic conditions such as unemployment data, loan portfolio composition, loan delinquencies, local construction permits, development plans, local economic growth rates, historical experience and observations made by the Company’s ongoing internal audit and regulatory exam processes. Loans are charged off to the extent they are deemed to be uncollectible. The Company has established separate processes to determine the adequacy of the loan loss allowance for its homogeneous single-family and consumer loan portfolios and its non-homogeneous loan portfolios. The determination of the allowance for the non-homogeneous commercial, commercial real estate, and multi-family loan portfolios involves assigning standardized risk ratings and loss factors that are periodically reviewed. The loss factors are estimated using a combination of the Company’s own loss experience and external industry data and are assigned to all loans without identified credit weaknesses. For each non-performing loan, the Company also performs an individual analysis of impairment that is based on the expected cash flows or the value of the assets collateralizing the loans and establishes any necessary specific reserves. The determination of the allowance on the homogeneous single-family and consumer loan portfolios is calculated on a pooled basis with individual determination of the allowance for all non-performing loans. The Company’s policies and procedures related to the allowance for loan losses are consistent with the Interagency Policy Statement on the Allowance for Loan and Lease Losses that was issued in December 2006.
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
Mortgage Servicing Rights
The Company recognizes as an asset the rights to service mortgage loans for others, which are referred to as mortgage servicing rights (MSRs). MSRs are capitalized at the relative fair value of the servicing rights on the date the mortgage loans are sold and are carried at the lower of the capitalized amount, net of accumulated amortization, or fair value. MSRs are capitalized and amortized in proportion to, and over the period of, estimated net servicing income. Each quarter the Company evaluates its MSRs for impairment in accordance with Statement of Financial Accounting Standards (SFAS) No. 140. Loan type and interest rate are the predominant risk characteristics of the underlying loans used to stratify the MSRs for purposes of measuring impairment. If temporary impairment exists, a valuation allowance is established for any excess of amortized cost over the current fair value through a charge to income. If the Company later determines that all or a portion of the temporary impairment no longer exists, a reduction of the valuation allowance is recorded as an increase to income. The valuation is based on various assumptions, including the estimated prepayment speeds and default rates of the stratified portfolio. Changes in the mix of loans, interest rates, prepayment speeds, or default rates from the estimates used in the valuation of the mortgage servicing rights may have a material effect on the amortization and valuation of MSRs. Management believes that the assumptions used and the values determined are reasonable based on current conditions. However, future economic conditions may differ substantially from those anticipated in determining the value of the MSRs and adjustments may be required in the future. The Company does not formally hedge its MSRs because they are hedged naturally by the Company’s origination volume. Generally, as interest rates rise the origination volume declines and the value of MSRs increases and as interest rates decline the origination volume increases and the value of MSRs decreases. The amount of MSRs capitalized continues to decline as the Company sells the servicing rights along with the loans for the majority of its single family loans that are sold.
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
In June 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109 (FIN 48). The Company adopted FIN 48 effective January 1, 2007. FIN 48 requires the use of estimates to determine the amounts and probabilities of all of the possible outcomes that could be realized upon the ultimate settlement of a tax position using the facts, circumstances, and information available. The application of FIN 48 requires significant judgment in arriving at the amount of tax benefits to be recognized in the financial statements for a given tax position. It is possible that the tax benefits realized upon the ultimate resolution of a tax position taken by the Company may be significantly different from those estimated.

M A N A G E M E N T ’ S  D I S C U S S I O N  A N D  A N A L Y S I S
Results of Operations
Net income was $8.4 million for the year ended December 31, 2006, compared to $11.1 million for the year ended December 31, 2005. Diluted earnings per common share for the year ended December 31, 2006 were $2.10, compared to $2.77 for the year ended December 31, 2005. Return on average assets was 0.86% and 1.12% and return on average equity was 8.85% and 12.42% for the years ended December 31, 2006 and 2005, respectively.
     In comparing the year ended December 31, 2006 to the year ended December 31, 2005, net interest income increased $2.9 million primarily because of an increase in interest rates and because of a change in the mix of funding sources away from brokered deposits to less expensive checking, savings and money market deposits. The increased emphasis on commercial loans over the past several years has increased the credit risk inherent in the loan portfolio and the provision for loan losses increased $6.2 million in 2006, primarily because of an increase in commercial loan charge offs. Non-interest income decreased $68,000 primarily because of a decrease in the gain recognized on the sale of single family mortgages, which was partially offset by an increase in fees and service charges on checking accounts. Non-interest expense increased $795,000 primarily because of increased compensation and benefits costs and increased occupancy costs due in part to additional branch facilities opened in the first quarter of 2006.
Net Interest Income
Net interest income was $38.7 million for the year ended December 31, 2006, an increase of $2.9 million from $35.8 million in 2005. Interest income was $67.5 million for the year ended December 31, 2006, an increase of $7.2 million from $60.3 million for the same period in 2005. Interest income increased primarily because of an increase in the average interest rates earned on loans and investments. Interest rates increased primarily because of the 100 basis point increase in the prime interest rate between the periods.
Increases in the prime rate, which is the rate that banks charge their prime business customers, generally increase the rates on adjustable rate consumer and commercial loans in the portfolio and on new loans and investments. The increase in interest income due to increased rates was partially offset by a $42 million decrease in the average outstanding loan portfolio balance between the periods due to an increase in commercial loan prepayments and an increase in loan participations sold in order to comply with lending limit restrictions and reduce credit risk. The average yield earned on interest-earning assets was 7.21% for the year ended December 31, 2006, an increase of 80 basis points from the 6.41% yield for the same period of 2005. Interest expense was $28.8 million for the year ended December 31, 2006, an increase of $4.3 million from $24.5 million for the same period in 2005. Interest expense increased primarily because of higher interest rates paid on deposits which were caused by the 100 basis point increase in the federal funds rate between the periods. Increases in the federal funds rate, which is the rate that banks charge other banks for short term loans, generally increase the rates banks pay for deposits. The increase in deposit rates was partially offset by a change in the mix of funding sources between the periods. The average outstanding balances of $57 million in brokered deposits and Federal Home Loan Bank advances were replaced with other less expensive deposits which lowered the Bank’s overall cost of funds. The average interest rate paid on interest-bearing liabilities was 3.28% for the year ended December 31, 2006, an increase of 52 basis points from the 2.76% paid for the same period of 2005. Net interest margin for the year ended December 31, 2006 was 4.13%, an increase of 33 basis points, compared to 3.80% for the same period of 2005. The following table presents the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. Non-accruing loans have been included in the table as loans carrying a zero yield.

	Year Ended December 31,
	2006			2005			2004
	Average	Interest	Average	Average	Interest	Average	Average	Interest	Average
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
(Dollars in thousands)	Balance	Paid	Rate	Balance	Paid	Rate	Balance	Paid	Rate
Interest-earning assets:
Securities available for sale:
Mortgage-backed and related securities	$7,045	271	3.85%	$8,509	326	3.83%	$11,225	385	3.43%
Other marketable securities	124,684	5,195	4.17	95,193	2,744	2.88	97,508	2,898	2.97
Loans held for sale	3,383	216	6.40	3,308	189	5.71	4,349	249	5.73
Loans receivable, net(1)(2)	760,990	59,965	7.88	802,637	56,189	7.00	732,638	47,714	6.51
Federal Home Loan Bank stock	8,235	325	3.95	8,960	253	2.82	9,889	207	2.10
Other, including cash equivalents	32,867	1,555	4.73	21,714	580	2.67	18,954	164	0.87

Total interest-earning assets	$937,204	67,527	7.21	$940,321	60,281	6.41	$874,563	51,617	5.90

Interest-bearing liabilities:
Noninterest checking	$51,017	0	0.00%	$45,263	0	0.00%	$38,862	0	0.00%
NOW accounts	97,753	2,635	2.70	104,271	1,770	1.70	88,559	638	0.72
Passbooks	60,577	1,084	1.79	48,297	435	0.90	43,186	77	0.18
Money market accounts	153,889	5,119	3.33	106,819	2,273	2.13	106,943	1,519	1.42
Certificate accounts	233,074	8,652	3.71	243,853	7,093	2.91	257,911	7,254	2.81
Brokered deposits	125,055	4,553	3.64	167,181	5,660	3.39	96,900	2,909	3.00
Federal Home Loan Bank advances	156,399	6,795	4.34	170,914	7,278	4.26	196,662	8,595	4.37
Other interest-bearing liabilities	834	3	0.00	866	2	0.00	905	1	0.00

Total interest-bearing liabilities	$878,598	28,841	3.28	$887,464	24,511	2.76	$829,928	20,993	2.53

Net interest income		38,686			35,770			30,624

Net interest rate spread			3.93%			3.65%			3.37%

Net earning assets	$58,606			$52,857			$44,635

Net interest margin			4.13%			3.80%			3.50%

Average interest-earning assets to average interest-bearing liabilities		106.67%			105.96%			105.38%

(1)	Tax exempt income was not significant; therefore, the yield was not presented on a tax equivalent basis for any of the years presented. The tax-exempt income was $1.1 million for 2006 and 2005, and $1.0 million for 2004.

(2)	Calculated net of deferred loan fees, loan discounts, loans in process and loss reserve.
     Net interest margin increased to 4.13% in 2006 from 3.80% for 2005 because of the increase in the prime rate, which generally increases the yield on the adjustable rate commercial and consumer loans in the portfolio and on new loans and investments. The change in the mix of liabilities from higher rate brokered deposits to lower rate checking, savings and money market deposit accounts also had a positive effect on the net interest margin. Net interest margin was enhanced 10 basis points in 2006 because of an increase in the amount of prepayment penalties received on commercial loans. Commercial loan refinance activity increased in 2006 due to the competitive rate environment that existed during the year. Average net interest-earning assets were $58.6 million in 2006 compared to $52.9 million for 2005. Net interest-earning assets increased primarily because of an increase in cash from operations and an increase of $3.0 million in interest earning cash balances between the periods due to a reduction in the compensating balance requirements at the Federal Reserve Bank. Net interest-earning assets were reduced by the repurchase of HMN common stock and the payment of dividends. During 2006 and 2005 the Company paid $4.0 million and $1.0 million to purchase its common stock in the open market and paid dividends to stockholders of $3.7 million and $3.5 million, respectively.
     The table on the following page presents the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. It quantifies the changes in interest income and interest expense related to changes in the average outstanding balances (volume) and those changes caused by fluctuating interest rates. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (i.e., changes in volume multiplied by old rate) and (ii) changes in rate (i.e., changes in rate multiplied by old volume).

M A N A G E M E N T ’ S  D I S C U S S I O N  A N D  A N A L Y S I S

	Year Ended December 31,
	2006 vs. 2005			2005 vs. 2004
	Increase (Decrease)			Increase (Decrease)
	Due to			Due to
			Total			Total
			Increase			Increase
(Dollars in thousands)	Volume(1)	Rate(1)	(Decrease)	Volume(1)	Rate(1)	(Decrease)
Interest-earning assets:
Securities available for sale:
Mortgage-backed and related securities	$(56)	1	(55)	$(100)	41	(59)
Other marketable securities	850	1,601	2,451	(69)	(85)	(154)
Loans held for sale	4	23	27	(60)	0	(60)
Loans receivable, net	(2,832)	6,608	3,776	5,099	3,376	8,475
Cash equivalents	298	677	975	27	389	416
Other	(21)	92	71	(20)	67	47

Total interest-earning assets	$(1,757)	9,002	7,245	$4,877	3,788	8,665

Interest-bearing liabilities:
NOW accounts	$(81)	947	866	$241	891	1,132
Passbooks	111	538	649	10	348	358
Money market accounts	1,292	1,552	2,844	93	662	755
Certificates	(313)	1,873	1,560	(403)	241	(162)
Brokered deposits	(1,426)	319	(1,107)	2,339	412	2,751
Federal Home Loan Bank advances	(618)	135	(483)	(1,148)	(169)	(1,317)
Other interest-bearing liabilities	0	0	0	0	2	2

Total interest-bearing liabilities	$(1,035)	5,364	4,329	$1,132	2,387	3,519

Net interest income			$38,686			$35,770

(1)	For purposes of this table, changes attributable to both rate and volume which cannot be segregated have been allocated proportionately to the change due to volume and the change due to rate.
     The following table sets forth the weighted average yields on the Company’s interest-earning assets, the weighted average interest rates on interest-bearing liabilities and the interest rate spread between the weighted average yields and rates as of the date indicated. Non-accruing loans have been included in the table as loans carrying a zero yield.
At December 31, 2006

Weighted average yield on:
Securities available for sale:
Mortgage-backed and related securities	3.79%
Other marketable securities	4.96
Loans held for sale	6.45
Loans receivable, net	8.12
Federal Home Loan Bank stock	4.25
Other interest-earnings assets	5.20
Combined weighted average yield on interest-earning assets	7.12
Weighted average rate on:

NOW accounts	2.54%
Passbooks	1.37
Money market accounts	3.31
Certificates	4.23
Federal Home Loan Bank advances	4.27
Combined weighted average rate on interest-bearing liabilities	3.41
Interest rate spread	3.71
Provision For Loan Losses
The provision for loan losses is recorded to maintain the allowance for loan losses at a level deemed appropriate by management based on the factors disclosed in the critical accounting policy previously discussed. The provision for loan losses was $8.9 million for 2006 compared to $2.7 million in 2005. The provision for loan losses increased primarily because $7.4 million in commercial loans relating to a real estate and golf course development were charged off during the year. The increase in the provision related to loan charge offs was partially offset by a $12 million decrease in outstanding commercial loans between the periods. Loans charged off during 2006 included commercial loans of $7.4 million, consumer loans of $269,000 and mortgage loans of $150,000.

Non-Interest Income
Non-interest income was $6.4 million for the year ended December 31, 2006, a decrease of $68,000, from $6.5 million for the same period in 2005. The following table presents the components of non-interest income:

				Percentage
	Year Ended December 31,			Increase (Decrease)
(Dollars in thousands)	2006	2005	2004	2006/2005	2005/2004

Fees and service charges	$ 3,111	2,719	2,776	14.4%	(2.1)%
Loan servicing fees	1,172	1,210	1,169	(3.1)	3.5
Securities gains (losses), net	48	(21)	(535)	328.6	96.1
Gain on sales of loans	1,255	1,853	1,703	(32.3)	8.8
Other non-interest income	855	748	854	14.3	(12.4)

Total non-interest income	$ 6,441	6,509	5,967	(1.0)	9.1

     Fees and service charges earned in 2006 increased $392,000 from those earned in 2005 primarily because of an increase in overdraft fees and service charges on deposit accounts.
     Loan servicing fees decreased $38,000 for the year ended December 31, 2006. Single-family loan servicing fees decreased $102,000 due to a decrease in the number of single-family loans that were serviced for others. The number of loans serviced decreased because of a decrease in single-family loans sold and because the servicing rights on most of the loans originated in 2006 were sold along with the loans. Sold loans decreased because there were fewer single-family loans originated and more of the loans that were originated were placed into the loan portfolio to replace prepaying loans. The decrease in single-family loan servicing fees was partially offset by a $64,000 increase in commercial loan servicing fees. Commercial loan servicing fees increased as a result of an increase in loans serviced for others. The commercial loan servicing portfolio increased because the Bank continues to sell off participations in, but retains the servicing responsibilities for, certain originated commercial loans in order to adhere to regulatory lending limits and manage credit risk within the portfolio.
     Security gains increased $69,000 for the year ended December 31, 2006 due to the gain on the sale of a Federal Home Loan Mortgage Corporation (FHLMC) preferred stock investment that had previously been written down because its decline in value was determined to be other than temporary. The ability to realize gains on the sale of securities is dependent upon the type of securities in the portfolio and on changes in the general interest rate environment. The FHLMC preferred stock was the only investment sold in 2006 and no investments were sold in 2005 because the rising interest rate environment limited the opportunity to sell securities at a gain.
     Gain on sales of loans decreased $598,000 in 2006. Gain on sale of single-family loans decreased $491,000 due to a decrease in the number of single-family loans sold and a decrease in the profit margins realized on the loans that were sold. Competition in the single-family loan origination market remained strong in 2006 and profit margins were lowered in order to remain competitive. Government guaranteed commercial loan sale gains decreased $107,000 in 2006 due to fewer loan sales. The Company expects mortgage interest rates to trend higher in 2007, which may result in lower loan originations and less gain on sales of single-family loans than that experienced in 2006. Commercial government guaranteed loan volume is anticipated to increase in 2007 due to the preferred lender status that the Bank obtained from the Small Business Administration (SBA) in 2006. This status allows the Company to streamline the underwriting process by making certain underwriting decisions on behalf of the SBA and should help attract more SBA loan volume which the Company intends to sell on the secondary market.
     Other non-interest income consists primarily of fees and commissions earned on the sale of financial planning and insurance products and the gains and losses from the sale of assets. For 2006, other non-interest income increased $107,000, primarily because of decreased losses on the sale of repossessed and foreclosed assets that were partially offset by decreased sales of financial planning and insurance products.

M A N A G E M E N T ’ S  D I S C U S S I O N  A N D  A N A L Y S I S
Non-Interest Expense
Non-interest expense for the year ended December 31, 2006 was $22.6 million, compared to $21.8 million for the year ended in 2005. The following table presents the components of non-interest expense:

				Percentage
	Year Ended December 31,			Increase (Decrease)
(Dollars in thousands)	2006	2005	2004	2006/2005	2005/2004

Compensation and benefits	$ 11,869	11,140	10,187	6.5%	9.4%
Occupancy	4,435	4,081	3,630	8.7	12.4
Deposit insurance premiums	102	130	96	(21.5)	35.4
Advertising	475	384	430	23.7	(10.7)
Data processing	1,183	1,032	930	14.6	11.0
Amortization of mortgage servicing rights, net	848	1,020	1,061	(16.9)	(3.9)
Other	3,684	4,014	3,828	(8.2)	4.9

Total non-interest expense	$ 22,596	21,801	20,162	3.6	8.1

     Non-interest expense increased $795,000 in 2006 primarily because of a $729,000 increase in compensation and benefits expense due to annual salary increases and increases in employee pension costs. Occupancy expense increased $355,000 primarily because of the additional costs associated with the new branch and loan origination offices opened in Rochester in the first quarter of 2006. Data processing costs increased $151,000 primarily because of increased internet and other banking services provided by a third party processor between the periods. Other non-interest expense decreased $331,000 primarily because of a decrease in mortgage loan expenses and professional fees. Mortgage servicing rights amortization decreased $171,000 between the periods because there were fewer mortgage loans being serviced.
Income Taxes
     The Company considers the calculation of current and deferred income taxes to be a critical accounting policy that is subject to significant estimates. Actual results could differ significantly from the estimates and interpretations used in determining the current and deferred income tax assets and liabilities. Income tax expense was $5.2 million in 2006 compared to $6.7 million for 2005. Income tax expense decreased between the periods primarily because of a decrease in taxable income.
     In June 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109 (FIN 48). FIN 48 requires companies to recognize in their financial statements the impact of a tax position, taken or expected to be taken, if it is more likely than not that the position will be sustained on audit based on the technical merits of the position. The Interpretation requires the use of a cumulative probability methodology to determine the amounts and probabilities of all of the possible outcomes that could be realized upon the ultimate settlement of a tax position using the facts, circumstances, and information available at the reporting date. It also requires that interest expense be accrued on the difference between the tax position recognized in accordance with the Interpretation and the amount previously taken or expected to be taken in a tax return. The provisions of FIN 48 were adopted by the Company on January 1, 2007 and as a result, the Company recognized an immaterial increase in its liability recorded for tax exposure reserves for unrecognized tax benefits upon adoption. The adjustment was recorded as a reduction to the January 1, 2007 retained earnings balance and an increase in tax liability in accordance with the requirements of FIN 48.
     The Company is located in Minnesota and files a state income tax return with the Minnesota Department of Revenue (MDR). In January 2007, the Company received notification that the MDR was proposing adjustments of $2.2 million to the Company’s 2002 through 2004 Minnesota state tax liability. The proposed adjustments relate to the tax treatment of the inter-company dividends paid to the Bank by Home Federal Holding. The Company intends to challenge the proposed adjustments. A tax exposure reserve has been established during 2002 through 2006 based on a range of probable outcomes, however, the final liability will depend on the ultimate resolution of this issue. In 2005, Minnesota state tax laws were changed and the Company’s Minnesota tax filings for 2005 and forward do not have exposure relating to the treatment of the inter-company dividend payment.
COMPARISON OF 2005 WITH 2004
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
     Net interest income was $35.8 million for the year ended December 31, 2005, an increase of $5.2 million from $30.6 million in 2004. Interest income was $60.3 million for the year ended December 31, 2005, an increase of $8.7 million from $51.6 million for the same period in 2004. Interest income increased because of an increase in the average outstanding balance of interest-earning assets of $66 million between the periods and an increase in interest rates. Interest rates increased primarily because of the 200 basis point increase in the prime interest rate between the periods. Increases in the prime rate generally increase the rates on adjustable rate consumer and commercial loans in the portfolio and new loans originated. The increase in average interest-earning assets was primarily the result of the $85 million increase in the average outstanding balance of commercial loans between the periods. During 2005, the Company’s commercial portfolio continued to increase and represented 66.8% of the Company’s outstanding loans at December 31, 2005, compared to 63.6% at December 31, 2004. The average yield earned on interest-earning assets was 6.41% for the year ended December 31, 2005, an increase of 51 basis points from the 5.90% yield for the same period of 2004. Interest expense was $24.5 million for the year ended December 31, 2005, an increase of $3.5 million from $21.0 million for the same period in 2004. Interest expense increased primarily because of higher interest rates paid on deposits which were caused by the 200 basis point increase in the federal funds rate between the periods. Increases in the federal funds rate generally increase the rates banks pay for deposits. Interest expense also increased because of the $58 million increase in the average outstanding interest bearing liabilities between the periods. The average interest rate paid on interest-bearing liabilities was 2.76% for the year ended December 31, 2005, an increase of 23 basis points from the 2.53% paid for the same period of 2004.
     Net interest margin increased to 3.80% in 2005 from 3.50% for 2004 primarily because of the growth in commercial loans, which generally have a higher yield than other interest-earning assets, and the increase in the outstanding average balance of checking accounts, which generally have a lower rate than other interest-bearing liabilities. Average net interest-earning assets were $52.9 million in 2005 compared to $44.6 million for 2004. Net interest-earning assets increased because of net income and an increase of $1.5 million in interest-earning cash balances between the periods due to a reduction in the compensating balance requirements at the Federal Reserve Bank. Net interest-earning assets were reduced by the repurchase of HMN common stock and the payment of dividends. During 2005 and 2004 the Company paid $1.0 million and $3.3 million to purchase its common stock in the open market and paid dividends to stockholders of $3.5 million and $3.2 million, respectively.
     The provision for loan losses was $2.7 million for 2005 compared to $2.8 million in 2004. The provision for loan losses decreased primarily because the commercial loan portfolio growth rate decreased from 13.5% in 2004 to 3.4% in 2005. The decrease in the provision related to reduced loan growth during the period was partially offset by an increase in the provision related to loan charge offs which increased from $738,000 in 2004 to $3.1 million in 2005. Loans charged off during 2005 included commercial loans of $2.6 million, consumer loans of $228,000 and mortgage loans of $234,000. The commercial loan charge offs were the result of acquiring multiple related real estate properties during the year that were subsequently sold at a loss.
     Non-interest income was $6.5 million for the year ended December 31, 2005, an increase of $542,000, from $6.0 million for the same period in 2004. Fees and service charges earned in 2005 decreased $57,000 from those earned in 2004 due to a decrease in overdraft fees and service charges because of customer behavior changes that resulted in a lower volume of activity in 2005. Title service fees also decreased because Federal Title Services, LLC was dissolved in 2004. Loan servicing fees increased $41,000 for the year ended December 31, 2005. Commercial loan servicing fees increased $57,000 as a result of an increase in loans serviced for others. The commercial loan servicing portfolio increased because the Bank continues to sell off participations in, but retains the servicing responsibility for, certain originated commercial loans in order to adhere to regulatory lending limits and manage credit risk within the portfolio. Single-family loan servicing fees decreased $16,000 due to a decrease in the number of single-family loans that were serviced for others. The number of loans serviced decreased because of decreased single-family loan production and because the servicing rights on many of the loans originated in 2005 were sold

M A N A G E M E N T ’ S  D I S C U S S I O N  A N D  A N A L Y S I S
with the loans. Security losses decreased $514,000 for the year ended December 31, 2005 due to the $539,000 write down in the fourth quarter of 2004 of a Federal Home Loan Mortgage Corporation (FHLMC) preferred stock investment whose decline in value due to decreased interest rates was determined to be other than temporary. An additional write down of $21,000 was recorded on the same security in 2005. The ability to realize gains on the sale of securities is dependent on the type of securities in the securities portfolio and on changes in the general interest rate environment. There were no investment sales in 2005 and sales were limited in 2004 because the rising interest rate environment limited the opportunity to sell securities at a gain. Gain on sales of loans increased $150,000 in 2005. Gains on the sale of single-family loans decreased $321,000 in 2005 due to decreased loan originations. The decrease in single-family loan sale gains was offset entirely by an increase in the gains recognized on the sale of government guaranteed commercial loans sold in 2005. In an effort to diversify the Bank’s product offerings, the Bank began offering Small Business Administration (SBA) and U.S. Department of Agriculture (USDA) guaranteed loans in 2005. Other non-interest income consists primarily of fees and commissions earned on the sale of financial planning and insurance products and the gains and losses from the sale of assets. For 2005, other non-interest income decreased $105,000, primarily because of increased losses on the sale of repossessed and foreclosed assets that were partially offset by increased rental income from leasing space at an existing branch facility to a third party.
     Non-interest expense for the year ended December 31, 2005 was $21.8 million, compared to $20.2 million for the year ended December 31, 2004. Non-interest expense increased $1.6 million in 2005 primarily because of a $954,000 increase in compensation and benefits expense due to increases in payroll costs, which were primarily due to annual salary increases and increases in employee benefit costs. Occupancy expense increased $451,000 primarily because of the additional corporate office space that was occupied in the first quarter of 2005 and increased amortization expense on various software upgrades. Other operating expenses increased $186,000 primarily because of increased costs on foreclosed and repossessed assets and increased charitable contributions in 2005 when compared to 2004.
     Income tax expense was $6.7 million for the year ended December 31, 2005, compared to $4.4 million for 2004. Income tax expense increased between the periods due to an increase in taxable income and an increase in the effective tax rate from 32.1% in 2004 to 37.8% in 2005. The increase in the effective tax rate was primarily the result of additional state tax expense due to changes in state tax laws that occurred in 2005 relating to the tax treatment of dividends paid to the Bank by Home Federal Holding.

Financial Condition
Loans Receivable, Net
The following table sets forth the information on the Company’s loan portfolio in dollar amounts and percentages (before deductions for loans in process, deferred fees and discounts and allowances for losses) as of the dates indicated:

	December 31,
	2006		2005		2004		2003		2002
(Dollars in thousands)	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent

Real Estate Loans:
One-to-four family	$134,269	17.10%	$127,075	15.82%	$139,008	17.34%	$144,315	20.37%	$151,566	27.72%
Multi-family	29,863	3.80	40,753	5.07	41,922	5.23	31,540	4.45	15,766	2.88
Commercial	294,490	37.49	260,268	32.40	224,945	28.06	199,124	28.10	130,417	23.85
Construction or development	60,178	7.66	80,342	10.00	98,397	12.28	95,346	13.45	61,336	11.22

Total real estate loans	518,800	66.05	508,438	63.29	504,272	62.91	470,325	66.37	359,085	65.67

Other Loans:
Consumer Loans:
Automobile	3,093	0.39	5,461	0.68	9,496	1.18	14,754	2.08	11,062	2.02
Home equity line	54,247	6.91	61,011	7.60	67,140	8.38	54,193	7.64	52,106	9.53
Home equity	21,263	2.71	19,076	2.37	20,033	2.50	18,974	2.68	21,075	3.85
Mobile home	2,052	0.26	2,299	0.29	2,896	0.36	3,665	0.52	4,534	0.83
Land/lot loans	5,501	0.70	9,487	1.18	11,572	1.44	10,486	1.48	3,590	0.66
Other	3,692	0.47	3,564	0.44	3,836	0.48	3,833	0.54	4,054	0.75

Total consumer loans	89,848	11.44	100,898	12.56	114,973	14.34	105,905	14.94	96,421	17.64
Commercial business loans	176,770	22.51	193,962	24.15	182,369	22.75	132,459	18.69	91,260	16.69

Total other loans	266,618	33.95	294,860	36.71	297,342	37.09	238,364	33.63	187,681	34.33

Total loans	785,418	100.00%	803,298	100.00%	801,614	100.00%	708,689	100.00%	546,766	100.00%

Less:
Loans in process	5,252		7,008		7,561		11,298		6,826
Unamortized discounts	40		190		63		166		142
Net deferred loan fees	2,021		1,644		1,781		1,334		1,068
Allowance for losses	9,873		8,778		8,996		6,940		4,824

Total loans receivable, net	$768,232		$785,678		$783,213		$688,951		$533,906

     The Company continues to manage interest rate risk and increase interest income by increasing its investment in shorter term and generally higher yielding commercial real estate loans. The Company intends to increase the size of its commercial real estate, consumer and commercial business portfolios while maintaining the one-to-four family loan portfolio.
     One-to-four family real estate loans were $134.3 million at December 31, 2006, an increase of $7.2 million, compared to $127.1 million at December 31, 2005. Loan originations decreased in 2006 but more of the loans that were originated were placed in portfolio. The increase in the amount of mortgage loans placed in portfolio was the primary reason for the growth in the one-to-four family loan portfolio during 2006.
     Commercial real estate loans were $294.5 million at December 31, 2006, an increase of $34.2 million, compared to $260.3 million at December 31, 2005. Commercial business loans were $176.8 million at December 31, 2006, a decrease of $17.2 million, compared to $194.0 million at December 31, 2005. The Company’s continued emphasis on commercial real estate and commercial business loans resulted in the origination or purchase of these loans totaling $437.6 million in 2006, compared to $306.5 million in 2005. The increase in production was offset by an increase in participations sold in order to comply with lending limit

M A N A G E M E N T ’ S  D I S C U S S I O N  A N D  A N A L Y S I S
restrictions and reduce credit risk concentrations. The commercial business loans decreased primarily because several large loans were paid off during the year due to aggressive financing rates from competing lenders.
     Home equity line loans were $54.2 million at December 31, 2006, compared to $61.0 million at December 31, 2005. The open-end home equity lines are written with an adjustable rate with a 10 year draw period which requires “interest only” payments followed by a 10 year repayment period which fully amortizes the outstanding balance. Closed-end home equity loans are written with fixed or adjustable rates with terms up to 15 years. Home equity loans were $21.3 million at December 31, 2006, compared to $19.1 million at December 31, 2005. The prime interest rate increased 100 basis points in 2006, while long term mortgage rates decreased. Since most home equity loan rates are tied to the prime interest rate, some borrowers rolled their adjustable rate home equity loans into a mortgage loan in order to lock in a long term fixed rate. The higher rates also decreased demand for second mortgages from other borrowers who were unable to combine their first and second mortgages.
Allowance for Loan Losses
     The determination of the allowance for loan losses and the related provision is a critical accounting policy of the Company that is subject to significant estimates, as previously discussed. The current level of the allowance for loan losses is a result of management’s assessment of the risks within the portfolio based on the information obtained through the credit evaluation process. The Company utilizes a risk-rating system on non-homogenous commercial real estate and commercial business loans that includes regular credit reviews to identify and quantify the risk in the commercial portfolio. Management conducts quarterly reviews of the entire loan portfolio and evaluates the need to establish general allowances and specific reserves on the basis of these reviews.
     Management continues to actively monitor asset quality and to charge off loans against the allowance for loan losses when appropriate. Although management believes it uses the best information available to make determinations with respect to the allowance for loan losses, future adjustments may be necessary if economic conditions differ substantially from the economic conditions in the assumptions used to determine the size of the allowance for loan losses.
     The allowance for loan losses was $9.9 million, or 1.26% of gross loans at December 31, 2006, compared to $8.8 million, or 1.09% of gross loans at December 31, 2005. The allowance for loan losses and the related ratios increased primarily because of a $6.0 million increase in nonperforming loans between the periods. The following table reflects the activity in the allowance for loan losses and selected statistics:

	December 31,
(Dollars in thousands)	2006	2005	2004	2003	2002

Balance at beginning of year	$ 8,778	8,996	6,940	4,824	3,783
Provision for losses	8,878	2,674	2,755	2,610	2,376
Charge-offs:
One-to-four family	(150)	(234)	(331)	(69)	(44)
Consumer	(269)	(228)	(407)	(226)	(310)
Commercial business and real estate	(7,430)	(2,615)	0	(255)	(1,015)
Recoveries	66	185	39	56	34

Net charge-offs	(7,783)	(2,892)	(699)	(494)	(1,335)

Balance at end of year	$ 9,873	8,778	8,996	6,940	4,824

Year end allowance for loan losses as a percent of year end gross loan balance	1.26%	1.09%	1.12%	0.98%	0.88%
Ratio of net loan charge-offs to average loans outstanding	0.98	0.36	0.09	0.08	0.20

The following table reflects the allocation of the allowance for loan losses:

	December 31,
	2006		2005		2004		2003		2002
		Percent		Percent		Percent		Percent		Percent
	Allocated	of loans	Allocated	of loans	Allocated	of loans	Allocated	of loans	Allocated	of loans
	allowance	in each	allowance	in each	allowance	in each	allowance	in each	allowance	in each
	as a %	category	as a %	category	as a %	category	as a %	category	as a %	category
	of loan	to total	of loan	to total	of loan	to total	of loan	to total	of loan	to total
	category	loans	category	loans	category	loans	category	loans	category	loans

Real estate loans:
One-to-four family	0.22%	17.10%	0.21%	15.82%	0.17%	17.34%	0.12%	20.36%	0.06%	27.72%
Multi-family	1.49	3.80	1.56	5.07	1.67	5.23	1.34	4.45	1.30	2.88
Commercial real estate	1.67	37.49	1.32	32.40	1.60	28.06	1.42	28.10	1.55	23.88
Construction or development	1.16	7.66	1.14	10.00	1.07	12.28	0.92	13.45	0.97	11.22
Consumer loans	1.59	11.44	0.88	12.56	0.81	14.34	0.98	14.95	0.56	17.63
Commercial business loans	1.18	22.51	1.36	24.15	1.36	22.75	1.20	18.69	1.48	16.67

Total	1.26	100.00%	1.09	100.00%	1.12	100.00%	0.98	100.00%	0.88	100.00%

     The allocation of the allowance for loan losses increased in 2006 for one-to-four family and consumer loans due to an increase in the reserve for unclassified loans based on management’s assessment of the risk in these portfolios based on historical experience. The allocation for consumer loans also increased due to the increased specific reserves on certain home equity loans in this category. The allocated percentage for commercial real estate and construction or development loans increased in 2006 due to management’s assessment of the risk and assignment of risk ratings of certain individual loans in this category. The allocated percentage for multi-family loans decreased between the years because some of the loans that were classified at the end of 2005 paid off during 2006.
Allowance for Real Estate Losses
Real estate properties acquired or expected to be acquired through loan foreclosures are initially recorded at the lower of the related loan balance, less any specific allowance for loss, or fair value less estimated selling costs. Management periodically performs valuations and an allowance for losses is established if the carrying value of a property exceeds its fair value less estimated selling costs. There was limited activity in the allowance for real estate losses and the balance was $125,000 and $100,000 at December 31, 2006 and 2005, respectively.
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
     Non-performing assets are comprised of non-accrual loans, restructured loans, impaired securities, delinquent accounts receivable, real estate acquired through foreclosure, and repossessed assets and totaled $10.4 million at December 31, 2006, compared to $3.9 million at December 31, 2005. The $6.5 million increase in non-performing assets at December 31, 2006 relates primarily to a $6.0 million increase in non-performing loans and a $696,000 increase in foreclosed and repossessed assets. The non-performing loan increase was primarily due to a $4.2 million increase in non-performing commercial real estate loans as a result of a golf course and real estate development loan of which the guaranteed portion of the note was non-performing at December 31, 2006. The single-family non-performing loans increased $738,000 from the prior year due to a small number of single family loans that were classified as non-performing because of the delinquency of the loan payments. These increases are partially offset by a decrease of $134,000 in non-performing other assets.

M A N A G E M E N T ’ S  D I S C U S S I O N  A N D  A N A L Y S I S
The following table sets forth the amounts and categories of non-performing assets in the Company’s portfolio:

	December 31,
(Dollars in thousands)	2006	2005	2004	2003	2002

Non-accruing loans:
Real estate:
One-to-four family	$1,364	626	1,864	1,177	695
Commercial real estate	5,296	948	1,114	2,162	1,719
Consumer	1,254	496	472	1,050	495
Commercial business	394	259	261	186	427

Total	8,308	2,329	3,711	4,575	3,336

Accruing loans delinquent 90 days or more:
One-to-four family	0	0	628	114	171

Other assets	44	178	201	211	866

Foreclosed and repossessed assets:
Real estate:
One-to-four family	1,422	565	141	73	300
Commercial real estate	650	750	0	0	127
Consumer	0	61	201	62	107

Total	2,072	1,376	342	135	534

Total non-performing assets	$10,424	$3,883	$4,882	$5,035	$4,907

Total as a percentage of total assets	1.07%	0.39%	0.51%	0.58%	0.67%

Total non-performing loans	$8,308	$2,329	$4,339	$4,689	$3,507

Total as a percentage of total loans receivable, net	1.08%	0.30%	0.55%	0.68%	0.66%

Allowance for loan losses to non-performing loans	118.94%	376.88%	207.30%	147.99%	134.60%

     For the years ended December 31, 2006, 2005 and 2004, gross interest income which would have been recorded had the non-accruing loans been current in accordance with their original terms amounted to $1,824,267, $327,280 and $271,071, respectively. The amounts that were included in interest income on a cash basis for such loans were $845,346, $273,458 and $158,767, respectively.
     In addition to the non-performing assets set forth in the table above, as of December 31, 2006 there were no loans with known information about the possible credit problems of the borrowers or the cash flows of the secured properties that have caused management to have concerns as to the ability of the borrowers to comply with present loan repayment terms which may result in the future inclusion of such items in the non-performing asset categories. Management has considered the Bank’s non-performing and “of concern” assets in establishing its allowance for loan losses.
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
Additional cash can be obtained by selling securities from the available for sale portfolio or by selling loans or mortgage servicing rights. Unpledged securities could also be pledged and used as collateral for additional borrowings with the FHLB to generate additional cash.
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
     Cash and cash equivalents at December 31, 2006 were $43.8 million, a decrease of $3.5 million, compared to $47.3 million at December 31, 2005. Net cash provided by operating activities during 2006 was $19.7 million. The Company conducted the following major investing activities during 2006: principal payments received and maturities of securities available for sale and FHLB stock were $152.6 million, proceeds from sales of securities available for sale were $3.0 million, purchases of securities available for sale and FHLB stock were $158.4 million and loans receivable decreased $4.9 million. The Company spent $1.4 million for the purchase of equipment and updating its premises. Net cash provided by investing activities during 2006 was $603,000. The Company conducted the following major financing activities during 2006: purchased treasury stock of $4.0 million, paid $3.7 million in dividends to HMN stockholders, received proceeds from advances totaling $34.5 million, repaid advances totaling $44.5 million, and deposits decreased $6.0 million. Net cash used by financing activities was $23.8 million.
     The Company has certificates of deposit with outstanding balances of $284.2 million that mature during 2007. Based upon past experience management anticipates that the majority of the deposits will renew for another term. The Company believes that deposits that do not renew will be replaced with deposits from a combination of other customers or brokers. FHLB advances or the sale of securities could also be used to replace unanticipated outflows of deposits.
     The Company has deposits of $117.1 million in checking and money market accounts with customers that have individual balances greater than $5 million. While these funds may be withdrawn at any time, management anticipates that the majority will remain on deposit with the Bank over the next twelve months. If these deposits were to be withdrawn, they would be replaced with deposits from other customers or brokers. FHLB advances or proceeds from the sale of securities could also be used to replace unanticipated outflows of large checking and money market deposits.
     The Company has $40 million in FHLB advances that mature in 2007 and it has $100.9 million of FHLB advances with maturities beyond 2007 that have call features that may be exercised by the FHLB during 2007. If the call features are exercised, the Company has the option of requesting any advance otherwise available to it pursuant to the credit policy of the FHLB.
     The credit policy of the FHLB may change such that the current collateral pledged to secure the advances is no longer acceptable or the formulas for determining the excess pledged collateral may change. If this were to happen, the Bank may not have additional collateral to pledge to secure the existing advances which could cause the FHLB advances to become a liquidity problem during 2007.
     The Company anticipates that its liquidity requirements for 2007 will be similar to the cash flows it experienced in 2006.
     As of December 31, 2006, there were 82,000 shares authorized for repurchase under the existing stock repurchase program that was set to expire on February 25, 2007. On January 23, 2007, the Company’s Board of Directors extended the stock repurchase program to July 23, 2008 and authorized HMN to repurchase up to 300,000 shares of its common stock in the open market.
Contractual Obligations and Commercial Commitments
The Company has certain obligations and commitments to make future payments under existing contracts. At December 31, 2006, the aggregate contractual obligations (excluding bank deposits) and commercial commitments were as follows:

	Payments Due by Period
		Less than 1			After 5
(Dollars in thousands)	Total	Year	1-3 Years	4-5 Years	Years

Contractual Obligations:
Total borrowings	$150,900	40,000	20,000	20,900	70,000
Annual rental commitments under non-cancelable operating leases	3,204	772	1,412	1,020	0

	$154,104	40,772	21,412	21,920	70,000

	Amount of Commitments — Expiring by Period

Other Commercial Commitments:
Commercial lines of credit	$72,151	59,191	4,104	1,826	7,030
Commitments to lend	93,098	42,485	10,721	8,941	30,951
Standby letters of credit	13,263	12,383	880	0	0

	$178,512	114,059	15,705	10,767	37,981

M A N A G E M E N T ’ S  D I S C U S S I O N  A N D  A N A L Y S I S
Regulatory Capital Requirements
As a result of the Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA), banking and thrift regulators are required to take prompt regulatory action against institutions which are undercapitalized. FDICIA requires banking and thrift regulators to categorize institutions as “well capitalized”, “adequately capitalized”, “undercapitalized”, “significantly undercapitalized”, or “critically undercapitalized”. A savings institution will be deemed to be well capitalized if it: (i) has a total risk-based capital ratio of 10% or greater, (ii) has a Tier 1 (core) risk-based capital ratio of 6% or greater, (iii) has a leverage ratio of 5% or greater, and (iv) is not subject to any order or written directive by the Office of Thrift Supervision (OTS) to meet and maintain a specific capital level for any capital measure. Management believes that, as of December 31, 2006, the Bank met all of the capital requirements to which it was subject and is well capitalized based on the regulatory definition described above. Refer to Note 18 of the Notes to Consolidated Financial Statements for a table which reflects the Bank’s capital compared to its capital requirements.
Dividends
The declaration of dividends is subject to, among other things, the Company’s financial condition and results of operations, the Bank’s compliance with its regulatory capital requirements, tax considerations, industry standards, economic conditions, regulatory restrictions, general business practices and other factors. Refer to Note 17 of the Notes to Consolidated Financial Statements for information on regulatory limitations on dividends from the Bank to the Company and additional information on dividends. The payment of dividends is dependent upon the Company having adequate cash or other assets that can be converted to cash to pay dividends to its stockholders. The Company does not anticipate a liquidity problem in 2007 relating to the payment of dividends.
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
New Accounting Pronouncements
The Company adopted Statement of Financial Accounting Standards (SFAS) No. 123 (revised 2004), Share-Based Payment (FAS 123R) on January 1, 2006. It requires companies to recognize in compensation expense the grant-date fair value of stock awards issued. The Company adopted FAS 123R using the modified prospective transition method.
In accordance with the modified prospective transition method, the Company’s Consolidated Financial Statements for prior periods have not been restated to reflect the impact of FAS 123R. As a result of applying FAS 123R, the Company recognized share-based compensation expense of $64,423 for the year ended December 31, 2006.
     In March 2006, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 156, Accounting for Servicing of Financial Assets – an amendment of FASB Statement No. 140. Effective as of the beginning of an entity’s first fiscal year that begins after September 15, 2006, an entity is required to recognize a servicing asset or liability each time it undertakes an obligation to service a financial asset. SFAS No. 156 requires that all separately recognized servicing assets and liabilities be initially measured at fair value and permits, but does not require, the subsequent measurement of servicing assets and liabilities at fair value. It also permits a one-time reclassification, at the time of initial adoption, of available-for-sale securities to trading securities by entities with recognized servicing rights, without calling into question the treatment of other available-for-sale securities under Statement 115, provided that the available-for-sale securities are identified in some manner as offsetting the entity’s exposure to changes in the fair value of servicing assets or liabilities that a servicer elects to subsequently measure at fair value. Separate presentation of servicing assets and liabilities subsequently measured at fair value are required to be disclosed in the statement of financial position. The provisions of SFAS No. 156 were adopted by the Company on January 1, 2007 and did not have a material impact on the Company’s results of operations or financial position.
     In June 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109 (FIN 48). FIN 48 requires companies to recognize in their financial statements the impact of a tax position, taken or expected to be taken, if it is more likely than not that the position will be sustained on audit based on the technical merits of the position. The Interpretation requires the use of a cumulative probability methodology to determine the amounts and probabilities of all of the possible outcomes that could be realized upon the ultimate settlement of a tax position using the facts, circumstances, and information available at the reporting date. It also requires that interest expense be accrued on the difference between the tax position recognized in accordance with the Interpretation and the amount previously taken or expected to be taken in a tax return. The provisions of FIN 48 were adopted by the Company on January 1, 2007 and as a result, the Company recognized an immaterial increase in its liability recorded for tax exposure reserves for unrecognized tax benefits upon adoption. The adjustment was recorded as a reduction to the January 1, 2007 retained earnings balance and an increase in tax liability in accordance with the requirements of FIN 48.

     In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about the use of fair value to measure assets and liabilities. This Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and for interim periods within those fiscal years. The impact of adopting SFAS No. 157 on January 1, 2008 is not anticipated to have a material impact on the Company’s results of operations or financial position.
     In September 2006, the FASB issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87, 88, 106, and 132(R). This Statement improves financial reporting by requiring an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income. An employer with publicly traded equity securities is required to initially recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures as of the end of the fiscal year ending after December 15, 2006. Since the Company’s only defined benefit pension plan is a multiemployer plan, the requirements of this statement do not apply and therefore SFAS No. 158 did not have any impact on the Company’s December 31, 2006 results of operations or financial position.
     In September 2006, the SEC issued Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements (SAB 108). SAB 108 provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement. The SEC staff believes that registrants should quantify errors using both a balance sheet and an income statement approach and evaluate whether either approach results in quantifying a misstatement that, when all relevant quantitative and qualitative factors are considered, is material. SAB 108 is effective for years ending on or after November 15, 2006. The application of SAB 108 did not have any impact on the Company’s December 31, 2006 results of operations or financial position.
Market Risks
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
     The following table discloses the projected changes in market value to the Company’s interest-earning assets and interest-bearing liabilities based upon incremental 100 basis point changes in interest rates from interest rates in effect on December 31, 2006.

	Market Value
(Dollars in thousands)
Basis point change in interest rates	–200	–100	0	+100	+200

Total market risk sensitive assets	$993,956	986,046	975,951	963,308	949,778
Total market risk sensitive liabilities	870,067	858,342	848,570	841,062	834,877
Off-balance sheet financial instruments	(30)	(12)	0	72	137

Net market risk	$123,919	127,716	127,381	122,174	114,764

Percentage change from current market value	(2.72)%	0.26%	0.00%	(4.09)%	(9.90)%

M A N A G E M E N T ’ S   D I S C U S S I O N   A N D   A N A L Y S I S
     The preceding table was prepared utilizing the following assumptions (the Model Assumptions) regarding prepayment and decay ratios that were determined by management based upon their review of historical prepayment speeds and future prepayment projections. Fixed rate loans were assumed to prepay at annual rates of between 7% and 76%, depending on the note rate and the period to maturity. Adjustable rate mortgages (ARMs) were assumed to prepay at annual rates of between 11% and 31%, depending on the note rate and the period to maturity. Growing Equity Mortgage (GEM) loans were assumed to prepay at annual rates of between 6% and 49% depending on the note rate and the period to maturity. Mortgage-backed securities and Collateralized Mortgage Obligations (CMOs) were projected to have prepayments based upon the underlying collateral securing the instrument and the related cash flow priority of the CMO tranche owned. Certificate accounts were assumed not to be withdrawn until maturity. Passbook and money market accounts were assumed to decay at an annual rate of 23%. Non-interest checking and NOW accounts were assumed to decay at an annual rate of 17%. Commercial NOW and MMDA accounts were assumed to decay at an annual rate of 31%. FHLB advances were projected to be called at the first call date where the projected interest rate on similar remaining term advances exceeded the interest rate on the callable advance. Refer to Note 12 of the Notes to Consolidated Financial Statements for more information on call provisions of the FHLB advances.
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
Asset/Liability Management
The Company’s management reviews the impact that changing interest rates will have on the net interest income projected for the twelve months following December 31, 2006 to determine if its current level of interest rate risk is acceptable. The following table projects the estimated impact on net interest income of immediate interest rate changes called rate shocks:

(Dollars in thousands)
Rate Shock	Net Interest	Percentage
in Basis Points	Change	Change

+200	$(1,529)	(3.93)%
+100	$(640)	(1.65)%
0	0	0.00%
-100	$(130)	(0.33)%
-200	$(916)	(2.36)%

     The preceding table was prepared utilizing the Model Assumptions. Certain shortcomings are inherent in the method of analysis presented in the foregoing table. In the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in calculating the foregoing table. The ability of many borrowers to service their debt may decrease in the event of a substantial increase in interest rates and could impact net interest income. The decrease in interest income in a rising rate environment is because some adjustable rate loans hit their interest rate ceilings and will not reprice higher. In addition, the model assumes that outstanding callable advances would be called in an up 100 basis point rate shock scenario, which would increase the Bank’s cost of funds and reduce net interest income.
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
     In managing its asset/liability mix, the Bank may, at times, depending on the relationship between long and short-term interest rates, market conditions and consumer preference, place more emphasis on managing net interest margin than on better matching the interest rate sensitivity of its assets and liabilities in an effort to enhance net interest income. Management believes that the increased net interest income resulting from a mismatch in the maturity of its asset and liability portfolios can, in certain situations, provide high enough returns to justify the increased exposure to sudden and unexpected changes in interest rates.
     To the extent consistent with its interest rate spread objectives, the Bank attempts to manage its interest rate risk and has taken a number of steps to restructure its balance sheet in order to better match the maturities of its assets and liabilities. The Bank has primarily focused its fixed rate one-to-four family residential lending program on loans that are saleable to third parties and generally places only those fixed rate loans that meet certain risk characteristics into its loan portfolio. The Bank does place into portfolio adjustable rate single-family loans that reprice over a one-year, three-year or five-year period. The Bank’s commercial loan production has primarily been in adjustable rate loans and the fixed rate commercial loans placed in portfolio have been shorter-term loans, usually with maturities of five years or less, in order to manage the Company’s interest rate risk exposure.

C O N S O L I D A T E D   B A L A N C E   S H E E T S

December 31, 2006 and 2005	2006	2005

A S S E T S
Cash and cash equivalents	$43,775,988	47,268,795
Securities available for sale:
Mortgage-backed and related securities (amortized cost $6,671,042 and $7,428,504)	6,177,829	6,879,756
Other marketable securities (amortized cost $119,940,282 and $113,749,841)	119,962,274	112,778,813

	126,140,103	119,658,569

Loans held for sale	1,493,011	1,435,141
Loans receivable, net	768,231,579	785,678,461
Accrued interest receivable	5,060,839	4,460,014
Real estate, net	2,072,032	1,214,621
Federal Home Loan Bank stock, at cost	7,956,300	8,364,600
Mortgage servicing rights, net	1,957,699	2,653,635
Premises and equipment, net	11,372,103	11,941,863
Goodwill	3,800,938	3,800,938
Core deposit intangible, net	105,903	219,760
Prepaid expenses and other assets	2,943,037	1,995,996
Deferred tax assets, net	2,879,000	2,544,400

Total assets	$977,788,532	991,236,793

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits	$725,958,830	731,536,560
Federal Home Loan Bank advances	150,900,000	160,900,000
Accrued interest payable	1,176,024	2,085,573
Customer escrows	720,732	1,038,575
Accrued expenses and other liabilities	5,890,605	4,947,816

Total liabilities	884,646,191	900,508,524

Commitments and contingencies
Stockholders’ equity:
Serial preferred stock: ($.01 par value)
Authorized 500,000 shares; issued and outstanding shares none	0	0
Common stock ($.01 par value):
Authorized 11,000,000; issued shares 9,128,662	91,287	91,287
Additional paid-in capital.	57,913,743	58,011,099
Retained earnings, subject to certain restrictions	103,642,975	98,951,777
Accumulated other comprehensive loss	(284,421)	(917,577)
Unearned employee stock ownership plan shares	(4,157,698)	(4,350,999)
Unearned compensation restricted stock awards	0	(182,521)
Treasury stock, at cost 4,813,232 and 4,721,402	(64,063,545)	(60,874,797)

Total stockholders’ equity	93,142,341	90,728,269

Total liabilities and stockholders’ equity	$977,788,532	991,236,793

See accompanying notes to consolidated financial statements.

C O N S O L I D A T E D   S T A T E M E N T S   O F   I N C O M E

Years ended December 31, 2006, 2005 and 2004	2006	2005	2004

Interest income:
Loans receivable	$60,180,932	56,376,920	47,962,485
Securities available for sale:
Mortgage-backed and related	271,060	325,940	385,067
Other marketable	5,194,856	2,744,202	2,897,834
Cash equivalents	1,554,937	580,500	164,061
Other	325,036	253,611	207,240

Total interest income	67,526,821	60,281,173	51,616,687

Interest expense:
Deposits	22,045,858	17,233,400	12,398,505
Federal Home Loan Bank advances	6,794,964	7,278,050	8,594,790

Total interest expense	28,840,822	24,511,450	20,993,295

Net interest income	38,685,999	35,769,723	30,623,392
Provision for loan losses.	8,878,000	2,674,000	2,755,000

Net interest income after provision for loan losses	29,807,999	33,095,723	27,868,392

Non-interest income:
Fees and service charges	3,110,863	2,719,004	2,776,553
Loan servicing fees	1,172,166	1,210,192	1,168,760
Securities gains (losses), net	48,122	(21,000)	(535,188)
Gain on sales of loans	1,254,707	1,852,940	1,702,979
Other	855,578	748,084	854,115

Total non-interest income	6,441,436	6,509,220	5,967,219

Non-interest expense:
Compensation and benefits	11,868,879	11,140,329	10,186,538
Occupancy	4,435,468	4,080,880	3,629,766
Deposit insurance premiums	102,145	129,683	95,465
Advertising	475,257	384,184	430,417
Data processing	1,182,538	1,031,630	930,144
Amortization of mortgage servicing rights, net	848,347	1,019,766	1,061,407
Other	3,683,750	4,014,482	3,828,086

Total noninterest expense	22,596,384	21,800,954	20,161,823

Income before income tax expense	13,653,051	17,803,989	13,673,788
Income tax expense	5,225,500	6,736,100	4,387,100

Income before minority interest	8,427,551	11,067,889	9,286,688
Minority interest	0	0	(3,109)

Net income	$8,427,551	11,067,889	9,289,797

Basic earnings per share	$2.20	2.89	2.40

Diluted earnings per share	$2.10	2.77	2.31

See accompanying notes to consolidated financial statements.

C O N S O L I D A T E D   S T A T E M E N T S   O F   S T O C K   H O L D E R S ’   E Q U I T Y   A N D
C O M P R E H E N S I V E   I N C O M E

					Unearned
					Employee
				Accumulated	Stock	Unearned
		Additional		Other	Ownership	Compensation		Total
	Common	Paid-In	Retained	Comprehensive	Plan	Restricted	Treasury	Stockholders’
	Stock	Capital	Earnings	Income (Loss)	Shares	Stock Awards	Stock	Equity

Balance, December 31, 2003	$91,287	57,863,726	85,364,657	(50,725)	(4,738,084)	0	(57,599,804)	80,931,057
Net income			9,289,797					9,289,797
Other comprehensive loss, net of tax:
Net unrealized losses on securities available for sale				(553,721)				(553,721)

Total comprehensive income								8,736,076
Treasury stock purchases							(3,316,550)	(3,316,550)
Employee stock options exercised		(394,392)					461,026	66,634
Tax benefits of exercised stock options		98,096						98,096
Earned employee stock ownership plan shares		308,165			193,784			501,949
Dividends paid			(3,246,426)					(3,246,426)

Balance, December 31, 2004	$91,287	57,875,595	91,408,028	(604,446)	(4,544,300)	0	(60,455,328)	83,770,836
Net income			11,067,889					11,067,889
Other comprehensive loss, net of tax:
Net unrealized losses on securities available for sale				(313,131)				(313,131)

Total comprehensive income								10,754,758
Treasury stock purchases							(972,000)	(972,000)
Employee stock options exercised		(247,613)					285,500	37,887
Tax benefits of exercised stock options		29,907						29,907
Unearned compensation restricted stock awards		15,616				(326,528)	310,912	0
Restricted stock awards forfeited		(2,204)				46,085	(43,881)	0
Amortization of restricted stock awards						97,922		97,922
Earned employee stock ownership plan shares		339,798			193,301			533,099
Dividends paid			(3,524,140)					(3,524,140)

Balance, December 31, 2005	$91,287	58,011,099	98,951,777	(917,577)	(4,350,999)	(182,521)	(60,874,797)	90,728,269
Net income			8,427,551					8,427,551
Other comprehensive gain, net of tax:
Net unrealized gains on securities available for sale				633,156				633,156

Total comprehensive income								9,060,707
Treasury stock purchases							(3,960,350)	(3,960,350)
Employee stock options exercised		(268,125)					434,409	166,284
Tax benefits of exercised stock options		55,820						55,820
Unearned compensation restricted stock awards		(337,193)					337,193	0
Stock compensation benefits		64,423						64,423
Reclassification for FAS 123R adoption		(182,521)				182,521		0
Amortization of restricted stock awards		190,711						190,711
Earned employee stock ownership plan shares		379,529			193,301			572,830
Dividends paid			(3,736,353)					(3,736,353)

Balance, December 31, 2006	$91,287	57,913,743	103,642,975	(284,421)	(4,157,698)	0	(64,063,545)	93,142,341

See accompanying notes to consolidated financial statements.

C O N S O L I D A T E D  S T A T E M E N T S  O F  C A S H  F L O W S

Years ended December 31, 2006, 2005 and 2004	2006	2005	2004

Cash flows from operating activities:
Net income	$8,427,551	11,067,889	9,289,797
Adjustments to reconcile net income to cash provided by operating activities:
Provision for loan losses	8,878,000	2,674,000	2,755,000
Depreciation	1,918,719	1,750,953	1,596,252
Amortization of discounts, net	(1,657,626)	(849,539)	(353,598)
Amortization of deferred loan fees	(1,587,093)	(1,071,078)	(1,166,855)
Amortization of core deposit intangible	113,857	113,857	113,857
Amortization of mortgage servicing rights, net	848,348	1,019,766	1,061,407
Capitalized mortgage servicing rights	(152,412)	(442,159)	(844,806)
Deferred income tax benefit	(750,000)	(1,259,100)	(737,200)
Securities (gains) losses, net	(48,122)	21,000	535,188
Loss on sales of real estate	25,410	17,575	21,775
Proceeds from sales of real estate	357,057	605,072	825,461
Gain on sales of loans	(1,254,707)	(1,852,940)	(1,702,979)
Proceeds from sales of loans held for sale	71,982,371	97,015,434	90,118,839
Disbursements on loans held for sale	(66,818,657)	(85,200,488)	(84,592,187)
Amortization of restricted stock awards	190,711	97,922	0
Amortization of unearned ESOP Shares	193,301	193,301	193,784
Earned employee stock ownership shares priced above original cost	379,529	339,798	308,165
Stock option compensation	64,423	0	0
Increase in accrued interest receivable	(600,825)	(765,881)	(231,912)
Increase (decrease) in accrued interest payable	(909,549)	771,217	547,519
Equity losses of limited partnerships	28,559	27,210	26,118
Decrease (increase) in other assets	(978,910)	776,290	(533,660)
Increase (decrease) in other liabilities	947,591	(90,880)	(1,918,729)
Other, net	106,944	82,596	(22,542)

Net cash provided by operating activities	19,704,470	25,041,815	15,288,694

Cash flows from investing activities:
Proceeds from sales of securities available for sale	2,988,122	0	15,129,325
Principal collected on securities available for sale	752,159	2,138,735	4,354,497
Proceeds collected on maturity of securities available for sale	150,500,000	21,000,000	15,000,000
Purchases of securities available for sale	(157,527,725)	(39,463,634)	(34,877,137)
Redemption of interest in limited partnership	0	0	422,474
Purchase of Federal Home Loan Bank stock	(902,300)	(2,427,300)	(1,793,200)
Redemption of Federal Home Loan Bank stock	1,310,600	3,355,500	2,504,800
Net decrease (increase) in loans receivable	4,852,819	(14,532,425)	(96,761,454)
Proceeds from sale of premises	0	0	266,972
Purchases of premises and equipment	(1,370,409)	(1,208,518)	(2,220,610)

Net cash provided (used) by investing activities	603,266	(31,137,642)	(97,974,333)

Cash flows from financing activities:
Increase (decrease) in deposits	(6,008,101)	33,218,736	147,580,390
Purchase of treasury stock	(3,960,350)	(972,000)	(3,316,550)
Stock options exercised	166,284	37,887	66,634
Excess tax benefit from options exercised	55,820	29,907	98,096
Dividends to stockholders	(3,736,353)	(3,524,140)	(3,246,426)
Proceeds from Federal Home Loan Bank advances	33,500,000	78,000,000	54,900,000
Repayment of Federal Home Loan Bank advances	(43,500,000)	(88,000,000)	(87,900,000)
Proceeds from Federal Reserve Bank advances	1,000,000	0	0
Repayment of Federal Reserve Bank advances	(1,000,000)	0	0
(Decrease) increase in customer escrows	(317,843)	275,838	(21,694,934)

Net cash (used) provided by financing activities	(23,800,543)	19,066,228	86,487,210

(Decrease) increase in cash and cash equivalents	(3,492,807)	12,970,401	3,801,571
Cash and cash equivalents, beginning of year	47,268,795	34,298,394	30,496,823

Cash and cash equivalents, end of year	$43,775,988	47,268,795	34,298,394

Supplemental cash flow disclosures:
Cash paid for interest	$29,750,371	23,740,233	20,445,776
Cash paid for income taxes	6,972,238	6,601,281	6,548,500
Supplemental noncash flow disclosures:
Loans transferred to loans held for sale	3,968,368	8,662,175	0
Transfer of loans to real estate	1,325,264	15,994,671	892,802
Transfer of real estate to loans	0	14,195,361	0
See accompanying notes to consolidated financial statements.

N O T E S  T O  C O N S O L I D A T E D  F I N A N C I A L  STATEMENTS
December 31, 2006, 2005 and 2004
NOTE 1 Description of the Business and Summary of Significant Accounting Policies
HMN Financial, Inc. (HMN or the Company) is a stock savings bank holding company that owns 100 percent of Home Federal Savings Bank (the Bank). The Bank has a community banking philosophy and operates retail banking and loan production facilities in Minnesota and Iowa. The Bank has one wholly owned subsidiary, Osterud Insurance Agency, Inc. (OIA) which offers financial planning products and services. HMN has another wholly owned subsidiary, Security Finance Corporation (SFC) which acts as an intermediary for the Bank in transacting like-kind property exchanges for Bank customers. The Bank had two other subsidiaries during the years presented that are no longer operating. Home Federal Holding, Inc. (HFH), a wholly owned subsidiary, was the holding company for Home Federal REIT, Inc. (HFREIT) which invested in real estate loans acquired from the Bank. HFH and HFREIT were both dissolved in 2005. Federal Title Services, LLC (FTS), which was 80% owned by the Bank, performed mortgage title services for Bank customers and was dissolved in 2004.
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
     The allowance for loan losses is maintained at an amount considered adequate by management to provide for probable losses inherent in the loan portfolio as of the balance sheet dates. The allowance for loan losses is based on a quarterly analysis of the loan portfolio. In this analysis, management considers factors including, but not limited to, specific occurrences which include loan impairment, changes in the size of the portfolios, general economic conditions, loan portfolio composition and historical experience. In connection with the determination of the allowance for loan losses, management obtains independent appraisals for significant properties or other collateral securing delinquent loans. The allowance for loan losses is established for known problem loans, as well as for loans which are not currently known to require specific allowances. Loans are charged off to the extent they are deemed to be uncollectible. The adequacy of the allowance for loan losses is dependent upon management’s estimates of variables affecting valuation, appraisals of collateral, evaluations of performance and status, and the amounts and timing of future cash flows expected to be received on impaired loans. Such estimates, appraisals, evaluations and cash flows may be subject to frequent adjustments due to changing economic prospects of borrowers or properties. The estimates are reviewed periodically and adjustments, if any, are recorded in the provision for loan losses in the periods in which the adjustments become known.
     Interest income is recognized on an accrual basis except when collectibility is in doubt. When loans are placed on a non-accrual basis, generally when the loan is 90 days past due, previously accrued but unpaid interest is reversed from income. Interest is subsequently recognized as income to the extent cash is received when, in management’s judgment, principal is collectible.
     All impaired loans are valued at the present value of expected future cash flows discounted at the loan’s initial effective interest rate. The fair value of the collateral of an impaired collateral-dependent loan or an observable market price, if one exists, may be used as an alternative to discounting. If the value of the impaired loan is less than the recorded investment in the loan, impairment will be recognized through the allowance for loan losses. A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. Impaired loans include all loans which are on nonaccrual, delinquent as to principal and interest for 90 days or greater and all loans that are restructured in a troubled debt restructuring involving a modification of terms. All non-accruing loans are reviewed for impairment on an individual basis.
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
Stock-Based Compensation On January 1, 2006, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 123 (revised 2004), Share-Based Payment (FAS 123R), which requires companies to recognize as compensation expense the grant-date fair value of stock awards issued. The Company adopted FAS 123R using the modified prospective transition method. In accordance with the modified prospective transition method, the Company’s Consolidated Financial Statements for the prior periods have not been restated to reflect the impact of FAS 123R. Had compensation cost for the Company’s stock based plan been determined in accordance with SFAS No. 123R in prior years, the Company’s net income and earnings per share would have been adjusted to the following pro forma amounts:

	Year ended December 31,
	2005	2004

Net income:
As reported	$11,067,889	9,289,797
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	54,619	37,822

Pro forma	$11,013,270	9,251,975

Earnings per common share:
As reported:
Basic	$2.89	2.40
Diluted	2.77	2.31
Pro forma:
Basic	2.88	2.39
Diluted	2.77	2.30
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
New Accounting Pronouncements The Company adopted Statement of Financial Accounting Standards (SFAS) No. 123 (revised 2004), Share-Based Payment (FAS 123R) on January 1, 2006. It requires companies to recognize in compensation expense the grant-date fair value of stock awards issued. The Company adopted FAS 123R using the modified prospective transition method. In accordance with the modified prospective transition method, the Company’s Consolidated Financial Statements for prior periods have not been restated to reflect the impact of FAS 123R. As a result of applying FAS 123R, the Company recognized share-based compensation expense of $64,423 for the year ended December 31, 2006.
     In March 2006, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 156, Accounting for Servicing of Financial Assets – an amendment of FASB Statement No. 140. Effective as of the beginning of an entity’s first fiscal year that begins after September 15, 2006, an entity is required to recognize a servicing asset or liability each time it undertakes an obligation to service a financial asset. SFAS No. 156 requires that all separately recognized servicing assets and liabilities be initially measured at fair value and permits, but does not require, the subsequent measurement of servicing assets and liabilities at fair value. It also permits a one-time reclassification, at the time of initial adoption, of available-for-sale securities to trading securities by entities with recognized servicing rights, without calling into question the treatment of other available-for-sale securities under Statement 115, provided that the available-for-sale securities are identified in some manner as offsetting the entity’s exposure to changes in the fair value of servicing assets or liabilities that a servicer elects to subsequently measure at fair value. Separate presentation of servicing assets and liabilities subsequently measured at fair value are required to be disclosed in the statement of financial position. The provisions of SFAS No. 156 were adopted by the Company on January 1, 2007 and did not have a material impact on the Company’s results of operations or financial position.
     In June 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109 (FIN 48). FIN 48 requires companies to recognize in their financial statements the impact of a tax position, taken or expected to be taken, if it is more likely than not that the position will be sustained on audit based on the technical merits of the position. The Interpretation requires the use of a cumulative probability methodology to determine the amounts and probabilities of all of the possible outcomes that could be realized upon the ultimate settlement of a tax position using the facts, circumstances, and information available at the reporting date. It also requires that interest expense be accrued on the difference between the tax position recognized in accordance with the Interpretation and the amount previously taken or expected to be taken in a tax return. The provisions of FIN 48 were adopted by the Company on January 1, 2007 and as a result, the Company recognized an immaterial increase in its liability recorded for tax exposure reserves for unrecognized tax benefits upon adoption. The adjustment was recorded as a reduction to the January 1, 2007 retained earnings balance and an increase in tax liability in accordance with the requirements of FIN 48.
     In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about the use of fair value to measure assets and liabilities. This Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and for interim periods within those fiscal years. The impact of adopting SFAS No. 157 on January 1, 2008 is not anticipated to have a material impact on the Company’s results of operations or financial position.
     In September 2006, the FASB issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans –an amendment of FASB Statements No. 87, 88, 106, and 132(R). This Statement improves financial reporting by requiring an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income. An employer with publicly traded equity securities is required to initially recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures as of the end of the fiscal year ending after December 15, 2006. Since the Company’s only defined benefit pension plan is a multiemployer plan, the requirements of this statement do not apply and therefore SFAS No. 158 did not have any impact on the Company’s December 31, 2006 results of operations or financial position.
     In September 2006, the SEC issued Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements (SAB 108). SAB 108 provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement. The SEC staff believes that registrants should quantify errors using both a balance sheet and an income statement approach and evaluate whether either approach results in quantifying a misstatement that, when all relevant quantitative and qualitative factors are considered, is material. SAB 108 is effective for years ending on or after November 15, 2006. The application of SAB 108 did not have any impact on the Company’s December 31, 2006 results of operations or financial position.
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
NOTE 2 Other Comprehensive Income
The components of other comprehensive income and the related tax effects were as follows:

	For the years ended December 31,
	2006			2005
(Dollars in thousands)	Before tax	Tax effect	Net of tax	Before tax	Tax effect	Net of tax

Securities available for sale:
Gross unrealized gains (losses) arising during the period .	$1,097	433	664	(607)	(279)	(328)
Less reclassification of net gains (losses) included in net income	48	17	31	(21)	(6)	(15)

Net unrealized gains (losses) arising during the period	1,049	416	633	(586)	(273)	(313)

Other comprehensive income(loss)	$1,049	416	633	(586)	(273)	(313)

NOTE 3 Securities Available for Sale
A summary of securities available for sale at December 31, 2006 and 2005 is as follows:

		Gross	Gross
	Amortized	unrealized	unrealized	Fair
	cost	gains	losses	value

December 31, 2006:
Mortgage-backed securities:
FHLMC	$162,606	3,457	0	166,063
GNMA	9,876	67	0	9,943
Collateralized mortgage obligations:
FHLMC	2,932,395	0	(263,048)	2,669,347
FNMA	3,566,165	566	(234,255)	3,332,476

	6,671,042	4,090	(497,303)	6,177,829

Other market able securities:
U.S. Government and agency obligations	119,240,282	118,943	(96,951)	119,262,274
Corporate and agency preferred stock	700,000	0	0	700,000

	119,940,282	118,943	(96,951)	119,962,274

	$126,611,324	123,033	(594,254)	126,140,103

December 31, 2005:
Mortgage-backed securities:
FHLMC	$196,085	5,590	0	201,675
GNMA	14,229	276	0	14,505
Collateralized mortgage obligations:
FHLMC	3,117,121	0	(302,494)	2,814,627
FNMA	4,101,069	2,027	(254,147)	3,848,949

	7,428,504	7,893	(556,641)	6,879,756

Other market able securities:
U.S. Government and agency obligations	110,109,841	0	(971,028)	109,138,813
Corporate and agency preferred stock	3,640,000	0	0	3,640,000

	113,749,841	0	(971,028)	112,778,813

	$121,178,345	7,893	(1,527,669)	119,658,569

N O T E S  T O  C O N S O L I D A T E D  F I N A N C I A L  S T A T E M E N T S
     Proceeds from the sale of securities available for sale in 2006 were $2,988,122 resulting in gross gains of $48,122. The Company did not sell any securities available for sale during 2005 and proceeds from securities available for sale that were sold during 2004 were $15,129,325, resulting in gross gains of $8,029 and gross losses of $4,217. The Company also recognized losses of $21,000 and $539,000 on a FHLMC preferred stock investment due to an other than temporary impairment in 2005 and 2004, respectively.
     The table to the right indicates amortized cost and estimated fair value of securities available for sale at December 31, 2006 based upon contractual maturity adjusted for scheduled repayments of principal and projected prepayments of principal based upon current economic conditions and interest rates. Actual maturities may differ from the maturities in the following table because obligors may have the right to call or prepay obligations with or without call or prepayment penalties:

	Amortized	Fair
	cost	value

Due less than one year	$65,350,978	65,270,623
Due after one year through five years	57,022,384	56,905,483
Due after five years through ten years	1,445,971	1,336,421
Due after ten years	2,091,991	1,927,576
No stated maturity	700,000	700,000

Total	$126,611,324	126,140,103

     The allocation of mortgage-backed securities and collateralized mortgage obligations in the table above is based upon the anticipated future cash flow of the securities using estimated mortgage prepayment speeds.
     The following table shows the gross unrealized losses and fair values for the securities available for sale portfolio aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2006 and December 31, 2005:

	Less than twelve months			Twelve months or more			Total
December 31, 2006	# of	Fair	Unrealized	# of	Fair	Unrealized	Fair	Unrealized
(Dollars in thousands)	Investments	Value	Losses	Investments	Value	Losses	Value	Losses

Mortgage backed securities:
FHLMC		$0	0	2	$2,670	(263)	$2,670	(263)
FNMA		0	0	3	3,177	(234)	3,177	(234)
Other marketable debt securities:
FNMA	3	14,925	(3)	0	0	0	14,925	(3)
FHLMC	2	9,792	(2)	0	0	0	9,792	(2)
FFCB	1	4,878	(3)	0	0	0	4,878	(3)
FHLB	4	19,878	(69)	2	9,980	(20)	29,858	(89)

Total temporarily impaired securities	10	$49,473	(77)	7	$15,827	(517)	$65,300	(594)

	Less than twelve months			Twelve months or more			Total
December 31, 2005	# of	Fair	Unrealized	# of	Fair	Unrealized	Fair	Unrealized
(Dollars in thousands)	Investments	Value	Losses	Investments	Value	Losses	Value	Losses

Mortgage backed securities:
FHLMC		$0	0	2	$2,814	(303)	$2,814	(303)
FNMA	1	384	(11)	2	3,304	(243)	3,688	(254)
Other marketable debt securities:
FNMA	1	4,958	(6)	3	14,836	(147)	19,794	(153)
FHLMC	5	24,700	(13)	4	19,725	(257)	44,425	(270)
FHLB	2	9,906	(62)	7	35,014	(486)	44,920	(548)

Total temporarily impaired securities	9	$39,948	(92)	18	$75,693	(1,436)	$115,641	(1,528)

     These fixed rate investments are temporarily impaired due to changes in interest rates and the Company has the ability and intent to hold to maturity or until the temporary loss is recovered. Mortgage backed securities in the table above had an average life of less than eight years and the other marketable securities had an average life of less than three years at December 31, 2006.

NOTE 4 Loans Receivable, Net
A summary of loans receivable at December 31 is as follows:

	2006	2005
Residential real estate loans:
1-4 family conventional	$133,960,403	126,397,513
1-4 family conventional-construction	36,112,745	38,558,199
1-4 family FHA	87,527	450,087
1-4 family VA	221,486	227,055

	170,382,161	165,632,854
5 or more family	29,862,527	40,752,809
5 or more family-construction	4,474,361	11,210,771

	204,719,049	217,596,434

Commercial real estate:
Lodging	46,952,699	47,247,644
Retail/office	63,538,480	51,062,980
Nursing home/health care	14,827,079	6,868,065
Land developments	108,748,666	101,069,732
Golf courses	19,108,878	26,905,139
Restaurant/bar/café	3,310,212	4,402,806
Ethanol plants	8,121,891	8,898,424
Warehouse	7,842,840	8,092,314
Manufacturing	15,580,836	2,998,990
Churches/community service	3,975,566	3,364,752
Other	22,073,368	29,930,294

	314,080,515	290,841,140

Other loans:
Autos	3,092,931	5,461,586
Home equity line	54,246,929	61,011,142
Home equity	21,262,535	19,075,822
Consumer-secured	658,647	979,349
Commercial business	176,769,830	193,962,012
Land/lot loans	5,501,352	9,486,634
Savings	813,823	605,383
Mobile home	2,052,496	2,298,816
Consumer-unsecured	2,219,587	1,979,533

	266,618,130	294,860,277

Total loans	785,417,694	803,297,851
Less:
Unamortized discounts	40,077	190,388
Net deferred loan fees	2,020,773	1,643,629
Allowance for losses	9,873,145	8,777,655
Loans in process	5,252,120	7,007,718

	$768,231,579	785,678,461

Commitments to originate or purchase loans	$42,506,639	44,927,627
Commitments to deliver loans to secondary market	$2,284,894	4,690,823
Weighted average contractual rate of loans in portfolio	7.69%	6.32%
     Included in total commitments to originate or purchase loans are fixed rate loans aggregating $14.1 million and $10.4 million as of December 31, 2006 and 2005 respectively. The interest rates on all loan commitments ranged from 5.63% to 8.95% at December 31, 2006 and from 5.50% to 8.15% at December 31, 2005.
     At December 31, 2006, 2005 and 2004, the recorded investment in loans considered to be impaired was $8.3 million, $2.3 million and $3.7 million for which the related allowance for credit losses was $1.7 million, $384,374 and $523,312, respectively. The average investment in impaired loans during 2006, 2005 and 2004 was $8.0 million, $4.2 million and $3.4 million, respectively. If the loans had performed in accordance with their original terms, the Company would have recorded gross interest income of $1.8 million, $327,280 and $271,071 in 2006, 2005 and 2004, respectively. For the years ended December 31, 2006, 2005 and 2004, the Company recognized interest income of $845,346, $273,458 and $158,767, respectively. All of the interest income that was recognized for impaired loans was recognized using the cash basis method of income recognition.
     At December 31, 2006 and 2005 no loans were included in loans receivable, net, with terms that had been modified in a troubled debt restructuring and there were no loans past due more than 90 days and still accruing. There were no material commitments to lend additional funds to customers whose loans were classified as restructured or nonaccrual at December 31, 2006.
     The aggregate amounts of loans to executive officers and directors of the Company was $518,276, $595,249 and $706,869 at December 31, 2006, 2005 and 2004, respectively. During 2006 repayments on loans to executive officers and directors were $59,164, new loans to executive officers and directors totaled $47,500 and net loans removed from the executive officer listing due to change in status of the officer were $65,309. During 2005 repayments on loans to executive officers and directors were $161,620, new loans originated aggregated $768,500 and sales of executive officer and director loans totaled $698,500. All loans were made in the ordinary course of business on normal credit terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated parties.
     At December 31, 2006, 2005 and 2004, the Company was servicing real estate loans for others with aggregate unpaid principal balances of approximately $480.6 million, $541.6 million and $523.6 million, respectively.
     The Company originates residential, commercial real estate and other loans primarily in Minnesota and Iowa. Prior to 2003, the Company also purchased loans from a third party broker located in the southeastern United States. At December 31, 2006 and 2005, the Company had in its portfolio single-family and multi-family residential loans located in the following states:

	2006		2005
		Percent		Percent
	Amount	of Total	Amount	of Total

Alabama	$269,169	0.1%	$1,114,760	0.5%
Arizona	2,735,791	1.3	2,497,464	1.1
Georgia	2,564,331	1.3	3,071,349	1.4
Iowa	11,792,485	5.8	13,059,087	6.0
Minnesota	178,121,661	87.0	187,307,513	86.1
North Carolina	746,734	0.4	1,316,680	0.6
Wisconsin	4,317,283	2.1	4,567,778	2.1
Other states	4,171,595	2.0	4,661,803	2.2

Total	$204,719,049	100.0%	$217,596,434	100.0%

Amounts under one million dollars in both years are included in “Other states”.

N O T E S  T O  C O N S O L I D A T E D  F I N A N C I A L  S T A T E M E N T S
At December 31, 2006 and 2005, the Company had in its portfolio commercial real estate loans located in the following states:

	2006		2005
		Percent		Percent
	Amount	of Total	Amount	of Total

Arizona	$2,885,220	0.9%	$3,159,523	1.1%
California	1,185,060	0.4	1,000,000	0.3
Idaho	5,389,064	1.7	0	0.0
Iowa	13,398,633	4.3	15,757,914	5.4
Kansas	3,519,660	1.1	8,303,539	2.9
Minnesota	280,371,174	89.3	251,087,445	86.3
Missouri	4,225,581	1.3	4,298,961	1.5
Montana	0	0.0	2,026,126	0.7
Utah	2,030,452	0.7	1,840,143	0.6
Other states	1,075,671	0.3	3,367,489	1.2

Total	$314,080,515	100.0%	$290,841,140	100.0%

Amounts under one million dollars in both years are included in “Other states”.
NOTE 5 Allowance for Loan Losses
The allowance for loan losses is summarized as follows:

Balance, December 31,2003	$6,939,602
Provision for losses	2,755,000
Charge-offs	(737,917)
Recoveries	39,207

Balance, December 31,2004	8,995,892
Provision for losses	2,674,000
Charge-offs	(3,076,815)
Recoveries	184,578

Balance, December 31,2005	8,777,655
Provision for losses	8,878,000
Charge-offs	(7,848,744)
Recoveries	66,234

Balance, December 31,2006	$9,873,145

NOTE 6 Accrued Interest Receivable
Accrued interest receivable at December 31 is summarized as follows:

	2006	2005

Securities available for sale	$930,889	578,068
Loans receivable	4,129,950	3,881,946

	$5,060,839	4,460,014

NOTE 7 Investment in Mortgage Servicing Rights
A summary of mortgage servicing activity is as follows:

	2006	2005

Mortgage servicing rights
Balance, beginning of year	$2,653,635	3,231,242
Originations	152,412	442,159
Amortization	(848,348)	(1,019,766)

Balance, end of year	1,957,699	2,653,635

Valuation reserve	0	0

Mortgage servicing rights, net	$1,957,699	2,653,635

     All of the loans being serviced were single family loans serviced for FNMA under the mortgage-backed security program or the individual loan sale program. The following is a summary of the risk characteristics of the loans being serviced at December 31, 2006:

			Weighted
		Weighted	Average
	Loan	Average	Remaining	Number
	Principal	Interest	Term	of
	Balance	Rate	(months)	Loans

Original term 30 year fixed rate	$201,432,065	5.93%	324	1,779
Original term 15 year fixed rate	176,433,952	5.27	141	2,386
Adjustable rate	4,323,275	5.62	314	40
NOTE 8 Real Estate
A summary of real estate at December 31 is as follows:

	2006	2005

Real estate in judgment subject to redemption	$943,452	43,052
Real estate acquired through foreclosure	503,580	521,569
Real estate acquired through deed in lieu of foreclosure	750,000	750,000

	2,197,032	1,314,621
Allowance for losses	(125,000)	(100,000)

	$2,072,032	1,214,621

NOTE 9 Intangible Assets
The gross carrying amount of intangible assets and the associated accumulated amortization at December 31, 2006 and 2005 are presented in the following table. Amortization expense for intangible assets was $962,204 and $1,133,623 for the years ended December 31, 2006 and 2005.

	Gross		Unamortized
	Carrying	Accumulated	Intangible
	Amount	Amortization	Assets

December 31, 2006
Amortized intangible assets:
Mortgage servicing rights	$4,148,292	(2,190,593)	1,957,699
Core deposit intangible	1,567,000	(1,461,097)	105,903

Total	$5,715,292	(3,651,690)	2,063,602

December 31, 2005
Amortized intangible assets:
Mortgage servicing rights	$4,410,439	(1,756,804)	2,653,635
Core deposit intangible	1,567,000	(1,347,240)	219,760

Total	$5,977,439	(3,104,044)	2,873,395

The following table indicates the estimated future amortization expense for amortized intangible assets:

	Mortgage	Core
	Servicing	Deposit
	Rights	Intangible	Total

Year ended December 31,
2007	$320,919	105,903	426,822
2008	273,948	0	273,948
2009	233,515	0	233,515
2010	198,732	0	198,732
2011	168,832	0	168,832
Projections of amortization are based on existing asset balances and the existing interest rate environment as of December 31, 2006. The Company’s actual experiences may be significantly different depending upon changes in mortgage interest rates and other market conditions.
NOTE 10 Premises and Equipment
A summary of premises and equipment at December 31 is as follows:

	2006	2005

Land	$1,300,819	1,309,519
Office buildings and improvements	9,794,819	9,428,917
Furniture and equipment	11,956,882	10,997,705

	23,052,520	21,736,141
Less accumulated depreciation	(11,680,417)	(9,794,278)

	$11,372,103	11,941,863

N O T E S   T O   C O N S O L I D A T E D   F I N A N C I A L   S T A T E M E N T S
NOTE 11 Deposits
Deposits and their weighted average interest rates at December 31 are summarized as follows:

	2006			2005
	Weighted		Percent of	Weighted		Percent of
	average rate	Amount	total	average rate	Amount	total

Noninterest checking	0.00%	$68,990,483	9.5%	0.00%	$58,429,385	8.0%
NOW accounts	2.54	87,073,869	12.0	2.08	101,942,029	13.9
Savings accounts	1.37	40,445,255	5.6	2.04	84,858,265	11.6
Money market accounts	3.31	178,693,804	24.6	2.59	96,947,209	13.3

		375,203,411	51.7		342,176,888	46.8

Certificates:
0-0.99%		531,367	0.1		650,578	0.1
1-1.99%		157,434	0.1		5,846,533	0.8
2-2.99%		25,699,769	3.5		118,722,782	16.2
3-3.99%		126,408,633	17.4		211,018,548	28.8
4-4.99%		119,376,256	16.4		52,319,449	7.2
5-5.99%		78,581,959	10.8		796,604	0.1

6-6.99%		0	0.0		5,157	0.0

Total certificates	4.23	350,755,419	48.3	3.39	389,359,672	53.2

Total deposits	3.24	$725,958,830	100.0%	2.67	$731,536,560	100.0%
     At December 31, 2006 and 2005, the Company had $187.0 million and $265.5 million, respectively, of deposit accounts with balances of $100,000 or more. At December 31, 2006 and 2005, the Company had $115.2 million and $165.5 million of certificate accounts, respectively, that had been acquired through a broker.
     Certificates had the following maturities at December 31:

	2006		2005
		Weighted		Weighted
	Amount	average	Amount	average
Remaining term to maturity	(in thousands)	rate	(in thousands)	rate

1-6 months	$132,231	3.92%	$102,326	3.06%
7-12 months	151,962	4.56	96,919	3.25
13-36 months	57,106	4.08	172,362	3.65
Over 36 months	9,456	4.08	17,753	3.59

	$350,755	4.23	$389,360	3.39

     At December 31, 2006, mortgage loans and mortgage-backed and related securities with an amortized cost of approximately $37.1 million and letters of credit from the Federal Home Loan Bank (FHLB) of $4.1 million were pledged as collateral on Bank deposits.
     Interest expense on deposits is summarized as follows for the years ended December 31:

	2006	2005	2004

NOW accounts	$2,635,488	1,770,001	702,102
Savings accounts	1,083,709	435,164	77,293
Money market accounts	5,119,314	1,328,344	645,153
Certificates	13,207,347	13,699,891	10,973,957

	$22,045,858	17,233,400	12,398,505

NOTE 12 Federal Home Loan Bank Advances
Fixed rate Federal Home Loan Bank advances consisted of the following at December 31:

	2006		2005
Year of Maturity	Amount	Rate	Amount	Rate

2007	$40,000,000	2.91%	$40,000,000	2.91%
2008	20,000,000	3.83	20,000,000	3.83
2010	10,000,000	6.48	10,000,000	6.48
2011	10,900,000	4.81	10,900,000	4.81
2013	70,000,000	4.77	80,000,000	4.75

	150,900,000	4.27	160,900,000	4.29
Lines of Credit	0		0

	$150,900,000	4.27	$160,900,000	4.29

     Many of the advances listed above have call provisions which allow the FHLB to request that the advance be paid back or refinanced at the rates then being offered by the FHLB. As of December 31, 2006, the Company had advances from the FHLB with the following call features:

Callable Quarterly
Year of Maturity	in 2007

2008	$10,000,000
2010	10,000,000
2011	10,900,000
2013	70,000,000

$100,900,000

     At December 31, 2006, the advances from the FHLB were collateralized by the Bank’s FHLB stock and mortgage loans with unamortized principal balances of $168.3 million. The Bank has the ability to draw additional borrowings of $13.3 million based upon the mortgage loans that are currently pledged, subject to a requirement to purchase additional FHLB stock.
NOTE 13 Other Borrowed Money
The Company had available a $5.0 million revolving line of credit that was not drawn upon at December 31, 2006 or December 31, 2005. The current outstanding line of credit expires on October 24, 2007.
NOTE 14 Income Taxes
Income tax expense (benefit) for the years ended December 31 is as follows:

	2006	2005	2004

Current:
Federal	$4,546,800	6,251,100	4,688,700
State	1,428,700	1,744,100	435,600

Total current	5,975,500	7,995,200	5,124,300

Deferred:
Federal	(612,200)	(843,400)	(683,200)
State	(137,800)	(415,700)	(54,000)

Total deferred	(750,000)	(1,259,100)	(737,200)

	$5,225,500	6,736,100	4,387,100

N O T E S   T O   C O N S O L I D A T E D   F I N A N C I A L   S T A T E M E N T S
     The reasons for the difference between “expected” income tax expense utilizing the federal corporate tax rate of 34% and the actual income tax expense are as follows:

	2006	2005	2004

Expected federal income tax expense	$4,642,000	6,053,400	4,651,300
Items affecting federal income tax:
Dividend received deduction	(23,000)	(25,700)	(16,200)
State income taxes, net of federal income tax benefit	880,400	974,900	247,900
Reduction of tax rate due to employee stock ownership plan dividends	0	0	(170,200)
Low income housing credits	(9,700)	(42,000)	(84,000)
Tax exempt interest	(377,200)	(378,000)	(340,300)
Other, net	113,000	153,500	98,600

	$5,225,500	6,736,100	4,387,100

     The tax effects of temporary differences that give rise to the deferred tax assets and deferred tax liabilities are as follows at December 31:

	2006	2005

Deferred tax assets:
Allowances for loan and real estate losses	$3,905,800	3,479,700
Allowance for other assets	51,500	81,200
Discounts on assets and liabilities acquired from Marshalltown Financial Corporation	100	100
Deferred compensation costs	172,300	195,800
Impairment losses on securities available for sale	0	221,900
Net unrealized loss on market value adjustments to securities available for sale	186,800	602,200
Deferred ESOP loan asset	544,500	506,900
Restricted stock expense	77,300	0
Nonqualified stock options	12,100	0

Deferred tax assets	4,950,400	5,087,800
Valuation allowance	0	0

Total gross deferred tax assets	4,950,400	5,087,800

Deferred tax liabilities:
Premium on assets acquired from Marshalltown Financial Corporation	42,000	87,300
Deferred loan fees and costs	494,400	475,200
Premises and equipment basis difference	646,800	835,500
Originated mortgage servicing rights	775,700	1,051,400
Other	112,500	94,000

Total gross deferred tax liabilities	2,071,400	2,543,400

Net deferred tax assets	$2,879,000	2,544,400

     Retained earnings at December 31, 2006 included approximately $8.8 million for which no provision for income taxes was made. This amount represents allocations of income to bad debt deductions for tax purposes. Reduction of amounts so allocated for purposes other than absorbing losses will create income for tax purposes, which will be subject to the then-current corporate income tax rate. The Company has, in its judgment, made reasonable assumptions relating to the realization of deferred tax assets. Based upon these assumptions, the Company has determined that no valuation allowance is required with respect to the deferred tax assets.
     The Company is located in Minnesota and files a state income tax return with the Minnesota Department of Revenue (MDR). In January 2007, the Company received notification that the MDR was proposing adjustments of $2.2 million to the company’s 2002 through 2004 Minnesota state tax liability. The proposed adjustments relate to the tax treatment of the inter-company dividends paid to the Bank by Home Federal Holding. The Company intends to challenge the proposed adjustments. A tax exposure reserve has been established during 2002 through 2006 based on a range of probable outcomes, however, the final liability will depend on the ultimate resolution of this issue. In 2005, Minnesota state tax laws were changed and the Company’s Minnesota tax filings for 2005 and forward do not have exposure relating to the treatment of the inter-company dividend payment.

NOTE 15 Employee Benefits
All eligible full-time employees of the Bank that were hired prior to 2002 were included in a noncontributory multiemployer retirement plan sponsored by the Financial Institutions Retirement Fund (FIRF). Effective September 1, 2002 the Bank froze the accrual of benefits for existing participants and no new enrollments were permitted into the plan. The actuarial present value of accumulated plan benefits and net assets available for benefits relating to the Bank’s employees was not available at December 31, 2006 because such information is not accumulated for each participating institution. As of June 30, 2006, the FIRF valuation report reflected that the Bank was obligated make a contribution totaling $217,688. The required contribution was $235,465 in 2005 and $71,807 in 2004.
     The Company has a qualified, tax-exempt savings plan with deferred feature qualifying under Section 401(k) of the Internal Revenue Code (the 401(k) Plan). All employees who have attained 18 years of age are eligible to participate in the Plan. Participants are permitted to make contributions to the 401(k) Plan equal to the lesser of 50% of the participant’s annual salary or the maximum allowed by law, which was $15,000 for 2006. The Company matches 25% of each participant’s contributions up to a maximum of 8% of the participant’s annual salary. Participant contributions and earnings are fully and immediately vested. The Company’s contributions are vested on a three year cliff basis, are expensed when made, and were $140,787, $122,428 and $118,665, in 2006, 2005 and 2004, respectively.
     The Company has adopted an Employee Stock Ownership Plan (the ESOP) that meets the requirements of Section (e)(7) of the Internal Revenue Code and Section 407(d)(6) of the Employee Retirement Income Security Act of 1974, as amended (ERISA) and, as such the ESOP is empowered to borrow in order to finance purchases of the common stock of HMN. The ESOP borrowed $6,085,770 from the Company to purchase 912,866 shares common stock in the initial public offering of HMN. As a result a merger with Marshalltown Financial Corporation (MFC), the ESOP borrowed $1,476,000 to purchase 76,933 shares of HMN common stock to provide the employees from MFC with an ESOP benefit. The ESOP debt requires quarterly payments of principal plus interest 7.52%. The Company has committed to make quarterly contributions to the ESOP necessary to repay the loan including interest. The Company contributed $525,229 for 2006 and 2005 and $526,552 for 2004.
     As the debt is repaid, ESOP shares that were pledged as collateral for the debt are released from collateral and allocated to active employees based on the proportion of debt service paid in the year. The Company accounts for its ESOP in accordance with Statement of Position 93-6, Employers’ Accounting for Employee Stock Ownership Plans. Accordingly, the shares pledged as collateral are reported as unearned ESOP shares in stockholders’ equity. As shares are determined to be ratably released from collateral, the Company reports compensation expense equal to the current market price of the shares, and the shares become outstanding for earnings per share computations. ESOP compensation benefit expense was $822,116, $756,166 and $670,112, respectively, for 2006, 2005 and 2004.
     All employees of the Bank are eligible to participate in the ESOP after they attain age 21 and complete one year of service during which they worked at least 1,000 hours. A summary of the ESOP share allocation is as follows for the years ended:

	2006	2005	2004

Shares allocated to participants beginning of the year	286,018	270,884	275,588
Shares allocated to participants	24,317	24,317	24,380
Shares purchased with dividends from allocated shares	9,223	8,311	7,368

Shares distributed to participants	(24,927)	(17,494)	(36,452)

Shares allocated to participants end of year	294,631	286,018	270,884

Unreleased shares beginning of the year	547,416	571,733	596,113
Shares released during year	(24,317)	(24,317)	(24,380)

Unreleased shares end of year	523,099	547,416	571,733

Total ESOP shares end of year	817,730	833,434	842,617

Fair value of unreleased shares at December 31	$18,052,146	16,148,772	18,861,472
     In June 1995, the Company adopted the 1995 Stock Option and Incentive Plan (1995 Plan). The provisions of the 1995 Plan expired on April 25, 2005 and options may no longer be granted from the plan. At December 31, 2006, there were 3,000 unvested and 113,774 vested options under the 1995 Plan that remained unexercised. These options vest over a 5 year period, expire 10 years from the date of grant, and have an average exercise price of $12.13.
     In March 2001, the Company adopted the HMN Financial, Inc. 2001 Omnibus Stock Plan (2001 Plan). The purpose of the 2001 Plan is to promote the interests of the Company and its stockholders by providing key personnel with an opportunity to acquire a proprietary interest in the Company and reward them for achieving a high level of corporate performance and thereby develop a stronger incentive to put forth maximum effort for the success and growth of the Company. The total number of shares of HMN common stock available for distribution under the 2001 Plan in either restricted stock or stock options is 400,000 and is subject to adjustment for future stock splits, stock dividends and similar changes to the capitalization of the Company. No more than 100,000 shares from the 2001 Plan may be issued as restricted stock.

N O T E S   T O   C O N S O L I D A T E D   F I N A N C I A L   S T A T E M E N T S
     The fair value of options granted under the 2001 Plan were $3.59, $2.62, $2.10 and $2.10 for May 2005, July 2004, March 2004 and February 2004, respectively. A summary of activities under both plans for the past three years is as follows:

					Unvested options
	Shares	Restricted		Award value/		Weighted average
	available for	shares	Options	weighted average		granted date	Vesting
	grant	outstanding	outstanding	exercise price	Number	fair value	period

1995 Stock Option and Incentive Plan
December 31, 2003	9,397		178,755	$11.36	37,000	$2.88
Options exercised			(43,814)	9.47
Vested					(22,000)	3.39

December 31, 2004	9,397		134,941	11.97	15,000	2.15

Options exercised			(10,941)	9.56
Expired	(9,397)			N/A
Vested					(9,000)	2.34

December 31, 2005	0		124,000	12.18	6,000	1.85
Options exercised			(7,226)	13.00
Vested					(3,000)	1.85

December 31, 2006	0		116,774	12.13	3,000	1.85

2001 Omnibus Stock Plan
December 31, 2003	204,037		195,963	$16.13	195,963	$1.43
Granted February 13, 2004	(5,000)		5,000	27.64	5,000	2.10	4 years
Granted March 3, 2004	(20,000)		20,000	27.66	20,000	2.10	3 years
Granted July 27, 2004	(15,000)		15,000	26.98	15,000	2.62	5 years
Options forfeited	17,618		(17,618)	19.05	(17,618)	1.60
Options vested					0

December 31, 2004	181,655		218,345	17.96	218,345	1.57
Granted January 25, 2005	(10,047)	10,047	0	N/A	N/A	N/A	3 years
Granted May 24, 2005	(15,000)		15,000	30.00	15,000	3.59	5 years
Forfeited	7,997	(1,418)	(6,579)	16.13	(6,579)	1.43
Vested					(15,895)	1.93

December 31, 2005	164,605	8,629	226,766	18.81	210,871	1.70
Granted January 24, 2006	(7,895)	7,895	0	N/A			3 years
Granted January 26, 2006	(2,583)	2,583	0	N/A			3 years
Options exercised			(6,466)	16.13
Vested					(12,429)	2.59

December 31, 2006	154,127	19,107	220,300	18.89	198,442	1.64

Total both plans	154,127	19,107	337,074	16.55	201,442	1.64

     The following table summarizes information about stock options outstanding at December 31, 2006:

						Weighted average
						years over
		Weighted average			Unrecognized	which unrecognized
Exercise	Number	remaining contractual	Number	Number	compensation	compensation will
price	outstanding	life in years	exercisable	unexercisable	expense	be recognized

$ 13.00	6,774	0.3	6,774	0	$0
11.50	65,000	2.3	65,000	0	0
11.25	30,000	3.4	30,000	0	0
16.13	169,760	5.4	0	169,760	105,789	5.0
16.25	15,000	5.4	12,000	3,000	404	0.4
27.64	5,000	7.2	2,500	2,500	962	0.2
27.66	15,540	7.2	10,358	5,182	928	0.2
26.98	15,000	7.6	6,000	9,000	12,689	2.6
30.00	15,000	8.4	3,000	12,000	20,884	3.4

	337,074		135,632	201,442	$141,656

     The Company will issue shares from treasury upon the exercise of outstanding options.
     Prior to January 1, 2006 the Company used the intrinsic value method as described in APB Opinion No. 25 and related interpretations to account for its stock incentive plans. Accordingly, there were no charges or credits to expense with respect to the granting or exercise of options since the options were issued at fair value on the respective grant dates. On January 1, 2006 the Company adopted FAS No. 123(R), which replaced FAS No. 123 and supercedes APB Opinion No. 25. In accordance with this standard, in 2006 the Company recognized compensation expense relating to stock options that vested during the year. The amount of the expense was determined under the fair value method. Pro forma disclosures for years prior to 2006 are included in Note 1.
     The fair value for each option grant is estimated on the date of the grant using a Black Scholes option valuation model. There were no options granted in 2006. The following table shows the assumptions that were used in determining the fair value of options granted during the indicated years:

	2005	2004

Risk-free interest rate	4.03%	4.13%
Expected life	9 years	9 years
Expected volatility	8.75%	10.63%
Expected dividends	2.9%	3.9%
NOTE 16 Earnings per Share
The following table reconciles the weighted average shares outstanding and net income for basic and diluted EPS:

	Year ended December 31,
	2006	2005	2004

Weighted average number of common shares outstanding used in basic earnings per common share calculation	3,822,189	3,824,555	3,868,223
Net dilutive effect of:
Options	174,883	166,207	159,442
Restricted stock awards	12,770	7,683	0

Weighted average number of shares outstanding adjusted for effect of dilutive securities	4,009,842	3,998,445	4,027,665

Net income available to common shareholders	$8,427,551	11,067,889	9,289,797
Basic earnings per common share	$2.20	2.89	2.40
Diluted earnings per common share	$2.10	2.77	2.31

N O T E S   T O   C O N S O L I D A T E D   F I N A N C I A L   S T A T E M E N T S
NOTE 17 Stockholders’ Equity
     The Company repurchased in the open market and placed in treasury 115,000 shares of its common stock in 2006, 30,000 shares in 2005 and 123,000 shares in 2004, for $4.0 million, $1.0 million and $3.3 million, respectively.
     HMN declared and paid dividends as follows:

			Quarterly
		Dividend	Dividend
Record date	Payable date	per share	Payout Ratio
February 20, 2004	March 8, 2004	$0.20	37.74%
May 21, 2004	June 8, 2004	$0.20	38.46%
August 27, 2004	September 10, 2004	$0.22	35.48%
November 26, 2004	December 15, 2004	$0.22	34.38%
February 18, 2005	March 7, 2005	$0.22	41.51%
May 20, 2005	June 8, 2005	$0.22	31.43%
August 26, 2005	September 9, 2005	$0.24	38.71%
November 25, 2005	December 14, 2005	$0.24	42.11%
February 17, 2006	March 7, 2006	$0.24	27.59%
May 19, 2006	June 7, 2006	$0.24	35.29%
August 25, 2006	September 8, 2006	$0.25	34.25%
November 24, 2006	December 13, 2006	$0.25	1,250.00%
     On January 23, 2007 the Company declared a cash dividend of $0.25 per share payable on March 7, 2007, to stockholders of record on February 16, 2007. The annualized dividend payout ratios for 2006, 2005 and 2004 were 42.61%, 38.02% and 36.36%, respectively.
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
NOTE 18 Federal Home Loan Bank Investment and Regulatory Capital Requirements
The Bank, as a member of the Federal Home Loan Bank System, is required to hold a specified number of shares of capital stock, which are carried at cost, in the Federal Home Loan Bank of Des Moines. The Bank met this requirement at December 31, 2006.
     The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.
     Quantitative measures established by regulations to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the following table) of Tier I or Core capital, and Risk-based capital (as defined in the regulations) to total assets (as defined). Management believes, as of December 31, 2006 and 2005, that the Bank met all capital adequacy requirements to which it was subject.
     Management believes that based upon the Bank’s capital calculations at December 31, 2006 and 2005 and other conditions consistent with the Prompt Corrective Actions provisions of the OTS regulations, the Bank would be categorized as well capitalized.

     At December 31, 2006 and 2005 the Bank’s capital amounts and ratios are also presented for actual capital, required capital and excess capital including amounts and ratios in order to qualify as being well capitalized under the Prompt Corrective Actions regulations:

							To Be Well Capitalized
			Required to				Under Prompt
			be Adequately				Corrective Actions
	Actual		Capitalized		Excess Capital		Provisions
		Percent of		Percent of		Percent of		Percent of
(Dollars in thousands)	Amount	Assets (1)	Amount	Assets (1)	Amount	Assets (1)	Amount	Assets (1)

December 31, 2006
Tier I or core capital	$80,586	8.34%	$38,650	4.00%	$41,936	4.34%	$48,312	5.00%
Tier I risk based capital	80,586	10.19	31,630	4.00	48,956	6.19	47,445	6.00
Risk-based capital to risk-weighted assets	89,611	11.33	63,261	8.00	26,350	3.33	79,076	10.00
December 31, 2005
Tier I or core capital	$80,401	8.18%	$39,330	4.00%	$41,071	4.18%	$49,163	5.00%
Tier I risk based capital	80,401	10.02	32,102	4.00	48,299	6.02	48,153	6.00
Risk-based capital to risk-weighted assets	89,007	11.09	64,204	8.00	24,803	3.09	80,254	10.00

(1)	Based upon the Bank’s adjusted total assets for the purpose of the Tier I or core capital ratios and risk-weighted assets for the purpose of the risk-based capital ratio.
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

	December 31,
	Contract amount
(Dollars in thousands)	2006	2005

Financial instruments whose contract amount represents credit risk:
Commitments to originate, fund or purchase loans:
1-4 family mortgages	$786	3,850
Commercial real estate mortgages	38,996	19,835
Non-mortgage loans	2,725	21,243
Undisbursed balance of loans closed	96,843	75,465
Unused lines of credit	129,728	97,445
Letters of credit	13,263	10,158

Total commitments to extend credit	$282,341	227,996

Forward commitments	$2,285	4,691
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
     Forward commitments represent commitments to sell loans to a third party and are entered into in the normal course of business by the Bank.
     The Bank issued standby letters of credit which guarantee the performance of customers to third parties. The standby letters of credit outstanding at December 31, 2006 expire over the next 3 months and totaled $680,000 at December 31, 2006 and $1.7 million at December 31, 2005. The letters of credit were collateralized primarily with commercial real estate mortgages. Since the conditions under which the Bank is required to fund the standby letters of credit may not materialize, the cash requirements are expected to be less than the total outstanding commitments.

N O T E S  T O  C O N S O L I D A T E D  F I N A N C I A L  S T A T E M E N T S
NOTE 20 Derivative Instruments and Hedging Activities
The Company originates and purchases single-family residential loans for sale into the secondary market and enters into commitments to sell those loans in order to mitigate the interest rate risk associated with holding the loans until they are sold. The Company accounts for these commitments in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities.
     The Company has commitments outstanding to extend credit to future borrowers that had not closed prior to the end of the year, which is referred to as its mortgage pipeline. As commitments to originate loans enter the mortgage pipeline, the Company generally enters into commitments to sell the loans into the secondary market. The commitments to originate and sell loans are derivatives that are recorded at market value. As a result of marking these derivatives to market for the period ended December 31, 2006, the Company recorded a decrease in other liabilities of $4,802 and a net gain on the sale of loans of $4,802.
     As of December 31, 2006 the commitments to sell loans held for sale are derivatives that do not qualify for hedge accounting. As a result, these derivatives are marked to market. The loans held for sale that are not hedged are recorded at the lower of cost or market. As a result of marking these loans, the Company recorded an increase in loans held for sale of $3,310 and a decrease in other assets of $3,310.
NOTE 21 Fair Value of Financial Instruments
SFAS No. 107, Disclosures about Fair Values of Financial Instruments, requires disclosure of estimated fair values of the Company’s financial instruments, including assets, liabilities and off-balance sheet items for which it is practicable to estimate fair value. The fair value estimates are made as of December 31, 2006 and 2005 based upon relevant market information, if available, and upon the characteristics of the financial instruments themselves. Because no market exists for a significant portion of the Company’s financial instruments, fair value estimates are based upon judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. The estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.
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

	December 31,
	2006			2005
	Carrying	Estimated	Contract	Carrying	Estimated	Contract
(Dollars in thousands)	amount	fair value	amount	amount	fair value	amount

Financial assets:
Cash and cash equivalents	$43,776	43,776		47,269	47,269
Securities available for sale	126,140	126,140		119,659	119,659
Loans held for sale	1,493	1,493		1,435	1,435
Loans receivable, net	768,232	776,895		785,678	785,189
Federal Home Loan Bank stock	7,956	7,956		8,365	8,365
Accrued interest receivable	5,061	5,061		4,460	4,460
Financial liabilities:
Deposits	725,959	697,370		731,536	684,586
Federal Home Loan Bank advances	150,900	151,200		160,900	161,929
Accrued interest payable	1,176	1,176		2,086	2,086
Off-balance sheet financial instruments:
Commitments to extend credit	2	2	282,341	5	5	227,996
Commitments to sell loans	(14)	(14)	2,285	(19)	(19)	4,691

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
Deposits Under SFAS No. 107, the fair value of deposits with no stated maturity such as checking, savings and money market accounts, is equal to the amount payable on demand. The fair value of certificates of deposit is based on the discounted value of contractual cash flows using as discount rates the rates that were offered by the Company as of December 31, 2006 and 2005 for deposits with maturities similar to the remaining maturities of the existing certificates of deposit.
     The fair value estimate for deposits does not include the benefit that results from the low cost funding provided by the Company’s existing deposits and long-term customer relationships compared to the cost of obtaining different sources of funding. This benefit is commonly referred to as the core deposit intangible.
Federal Home Loan Bank Advances The fair values of advances with fixed maturities are estimated based on discounted cash flow analysis using as discount rates the interest rates charged by the FHLB at December 31, 2006 and 2005 for borrowings of similar remaining maturities.
Accrued Interest Payable The carrying amount of accrued interest payable approximates its fair value since it is short-term in nature.
Commitments to Extend Credit The fair values of commitments to extend credit for 2006 and 2005 are estimated using the fees normally charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counter parties.
Commitments to Sell Loans The fair values of commitments to sell loans for 2006 and 2005 are estimated using the quoted market prices for loans with similar interest rates and terms to maturity.

N O T E S  T O  C O N S O L I D A T E D  F I N A N C I A L  S T A T E M E N T S
NOTE 22 HMN Financial, Inc. Financial Information (Parent Company Only)
The following are the condensed financial statements for the parent company only as of December 31, 2006 and 2005 and for the years ended December 31, 2006, 2005 and 2004.

	2006	2005	2004

Condensed Balance Sheets
Assets:
Cash and cash equivalents	$5,742,163	4,885,596
Investment in subsidiaries	86,770,255	85,298,915
Real estate, net	650,000	750,000
Prepaid expenses and other assets	450,938	231,433
Deferred tax asset	173,200	195,400

Total assets	$93,786,556	91,361,344

Liabilities and Stockholders’ Equity:
Accrued expenses and other liabilities	$644,215	633,075

Total liabilities	644,215	633,075

Common stock	91,287	91,287
Additional paid-in capital	57,913,743	58,011,099
Retained earnings	103,642,975	98,951,777
Net unrealized loss on securities available for sale	(284,421)	(917,577)
Unearned employee stock ownership plan shares	(4,157,698)	(4,350,999)
Unearned compensation stock awards	0	(182,521)
Treasury stock, at cost, 4,813,232 and 4,721,402 shares	(64,063,545)	(60,874,797)

Total stockholders’ equity	93,142,341	90,728,269

Total liabilities and stockholders’ equity	$93,786,556	91,361,344

Condensed Statements of Income
Interest income	$121,125	107,574	69,936
Interest expense	(3,460)	0	0
Equity earnings of subsidiaries	8,838,184	11,375,240	9,453,280
Equity earnings of limited partnerships	0	0	803
Other income	808	0	0
Compensation and benefits	(236,000)	(247,300)	(207,300)
Occupancy	(21,300)	(20,400)	(14,400)
Data processing	(4,200)	(3,600)	(2,600)
Mortgage servicing	0	0	(145)
Other	(502,706)	(375,525)	(409,377)

Income before income tax benefit	8,192,451	10,835,989	8,890,197
Income tax benefit	(235,100)	(231,900)	(399,600)

Net income	$8,427,551	11,067,889	9,289,797

	2006	2005	2004

Condensed Statements of Cash Flows
Cash flows from operating activities:
Net income	$8,427,551	11,067,889	9,289,797
Adjustments to reconcile net income to cash provided by operating activities:
Equity earnings of subsidiaries	(8,838,184)	(11,375,240)	(9,453,280)
Provision for loan losses	100,000	0	0
Equity earnings in limited partnership	0	0	(803)
Deferred income taxes	22,200	(33,400)	(128,400)
Earned employee stock ownership shares priced above original cost	379,529	339,798	308,165
Stock option compensation	64,423	0	0
Amortization of restricted stock awards	190,711	97,922	0
Decrease in unearned ESOP shares	193,301	193,301	193,784
Decrease (increase) in accrued interest receivable	0	8,462	(2,842)
Increase in accrued expenses and other liabilities	11,140	67,129	340,696
Decrease (increase) in other assets	(219,505)	89,354	997,526
Other, net	0	0	(2)

Net cash provided by operating activities	331,166	455,215	1,544,641

Cash flows from investing activities:
Purchase of real estate owned from subsidiary	0	(750,000)	0
Decrease in loans receivable, net	0	0	110,000
Redemption of investment in limited partnership	0	0	422,474

Net cash (used) provided by investing activities	0	(750,000)	532,474

Cash flows from financing activities:
Purchase of treasury stock	(3,960,350)	(972,000)	(3,316,550)
Stock options exercised	166,284	37,887	66,634
Excess tax benefit from options exercised	55,820	29,907	98,096
Dividends to stockholders	(3,736,353)	(3,524,140)	(3,246,426)
Proceeds from dividends on Bank stock	8,000,000	4,000,000	4,000,000

Net cash provided (used) by financing activities	525,401	(428,346)	(2,398,246)

Increase (decrease) in cash and cash equivalents	856,567	(723,131)	(321,131)
Cash and cash equivalents, beginning of year	4,885,596	5,608,727	5,929,858

Cash and cash equivalents, end of year	$5,742,163	4,885,596	5,608,727

N O T E S  T O  C O N S O L I D A T E D  F I N A N C I A L  S T A T E M E N T S
NOTE 23 Business Segments
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

	Home Federal			Consolidated
(Dollars in thousands)	Savings Bank	Other	Eliminations	Total

At or for the year ended December 31, 2006:
Interest income – external customers	$67,418	109	0	67,527
Non-interest income – external customers	6,469	1	0	6,470
Losses in limited partnerships	(29)	0	0	(29)
Intersegment interest income	4	12	(16)	0
Intersegment non-interest income	144	8,838	(8,982)	0
Interest expense	28,853	4	(16)	28,841
Amortization of mortgage servicing rights, net	848	0	0	848
Other non-interest expense	21,120	772	(144)	21,748
Income tax expense (benefit)	5,463	(238)	0	5,225
Net income	8,844	8,422	(8,838)	8,428
Goodwill	3,801	0	0	3,801
Total assets	970,941	93,831	(86,983)	977,789

At or for the year ended December 31, 2005:
Interest income – external customers	$60,201	80	0	60,281
Non-interest income – external customers	6,536	0	0	6,536
Losses in limited partnerships	(27)	0	0	(27)
Intersegment interest income	0	28	(28)	0
Intersegment non-interest income	134	11,375	(11,509)	0
Interest expense	24,539	0	(28)	24,511
Amortization of mortgage servicing rights, net	1,020	0	0	1,020
Other non-interest expense	20,260	655	(134)	20,781
Income tax expense (benefit)	6,971	(235)	0	6,736
Net income	11,380	11,063	(11,375)	11,068
Goodwill	3,801	0	0	3,801
Total assets	985,456	91,410	(85,629)	991,237

At or for the year ended December 31, 2004:
Interest income – external customers	$51,568	49	0	51,617
Non-interest income – external customers	5,993	0	0	5,993
Earnings (losses) on limited partnerships	(27)	1	0	(26)
Intersegment interest income	0	21	(21)	0
Intersegment non-interest income	174	9,453	(9,627)	0
Interest expense	21,014	0	(21)	20,993
Amortization of mortgage servicing rights, net	1,061	0	0	1,061
Other non-interest expense	18,633	642	(174)	19,101
Income tax expense (benefit)	4,790	(403)	0	4,387
Minority interest	(3)	0	0	(3)
Net income	9,458	9,285	(9,453)	9,290
Goodwill	3,801	0	0	3,801
Total assets	954,779	84,391	(78,497)	960,673

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Stockholders
HMN Financial, Inc.:
We have audited the accompanying consolidated balance sheets of HMN Financial, Inc. and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2006. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
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
     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of HMN Financial, Inc. and subsidiaries as of December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2006, in conformity with U.S. generally accepted accounting principles.
     We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of HMN Financial, Inc.’s internal control over financial reporting as of December 31, 2006, based on, criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 1, 2007 expressed an unqualified opinion on management’s assessment of, and the effective operation of, internal control over financial reporting.
KPMG LLP
Minneapolis, MN
March 1, 2007

S E L E C T E D  Q U A R T E R L Y  F I N A N C I A L  D A T A

	December 31,	September 30,	June 30,
(Dollars in thousands, except per share data)	2006	2006	2006

Selected Operations Data (3 months ended):
Interest income	$17,358	17,175	17,011
Interest expense	7,513	7,473	7,261

Net interest income	9,845	9,702	9,750
Provision for loan losses	1,357	6,026	980

Net interest income after provision for loan losses	8,488	3,676	8,770

Noninterest income:
Fees and service charges	780	820	796
Loan servicing fees	276	291	301
Securities gains (losses), net	0	0	48
Gain on sales of loans	225	481	303
Other noninterest income	173	143	318

Total noninterest income	1,454	1,735	1,766

Noninterest expense:
Compensation and benefits	2,786	2,706	3,118
Occupancy	1,101	1,131	1,103
Deposit insurance premiums	23	23	25
Advertising	129	108	107
Data processing	300	307	287
Amortization of mortgage servicing rights, net	187	208	237
Other noninterest expense	928	957	886

Total noninterest expense	5,454	5,440	5,763

Income (loss) before income tax expense	4,488	(29)	4,773
Income tax expense (benefit)	1,818	(102)	1,829

Net income	2,670	73	2,944

Basic earnings per share	$0.71	0.02	0.77

Diluted earnings per share	$0.67	0.02	0.73

Financial Ratios:
Return on average assets(1)	1.11%	0.03	1.18
Return on average equity(1)	11.18	0.30	12.34
Average equity to average assets	9.70	9.64	9.60
Dividend payout ratio	1,250.00	34.25	35.29
Net interest margin(1)(2)	4.28	4.06	4.08

(Dollars in thousands)

Selected Financial Condition Data:
Total assets	$977,789	991,258	1,009,935
Securities available for sale:
Mortgage-backed and related securities	6,178	6,221	6,267
Other marketable securities	119,962	139,787	138,953
Loans held for sale	1,493	4,217	7,129
Loans receivable, net	768,232	729,381	757,621
Deposits	725,959	741,618	748,355
Federal Home Loan Bank advances	150,900	150,900	160,900
Stockholders’ equity	93,142	92,064	93,624

(1)	Annualized

(2)	Net interest income divided by average interest-earning assets.

March 31,	December 31,	September 30,	June 30,	March 31,
2006	2005	2005	2005	2005

15,983	16,074	15,238	14,773	14,196
6,594	6,667	6,292	6,027	5,525

9,389	9,407	8,946	8,746	8,671
515	179	952	907	636

8,874	9,228	7,994	7,839	8,035

715	725	706	685	603
304	308	305	304	293
0	(21)	0	0	0
246	611	625	324	293
221	164	85	262	237

1,486	1,787	1,721	1,575	1,426

3,259	2,800	2,781	2,785	2,774
1,100	1,002	1,042	1,042	995
31	33	35	34	28
131	93	102	105	84
289	270	279	245	238
216	253	257	271	239
913	989	1,054	1,039	932

5,939	5,440	5,550	5,521	5,290

4,421	5,575	4,165	3,893	4,171
1,680	2,098	1,889	1,393	1,356

2,741	3,477	2,276	2,500	2,815

0.71	0.91	0.59	0.65	0.74

0.68	0.87	0.57	0.62	0.70

1.14	1.39	0.92	1.01	1.18
11.82	15.03	10.02	11.41	13.22
9.67	9.05	8.99	8.90	8.92
27.59	42.11	38.71	31.43	41.51
4.10	3.94	3.79	3.70	3.79

989,984	991,237	982,304	985,662	991,326

6,698	6,880	7,481	8,220	8,470
117,384	112,779	91,031	91,053	90,980
5,011	1,435	4,058	4,290	1,510
767,881	785,678	815,164	819,940	813,244
727,466	731,537	714,711	720,230	727,815
160,900	160,900	170,900	170,900	170,900
92,646	90,728	88,018	86,558	84,488

O T H E R  F I N A N C I A L   D A T A

	Year Ended December 31,
(Dollars in thousands)	2006	2005	2004

Maximum Balance:
Federal Home Loan Bank advances	$162,900	193,900	214,800
Federal Home Loan Bank short-term borrowings	52,000	33,000	43,900
Average Balance:
Federal Home Loan Bank advances	155,972	170,919	196,008
Federal Home Loan Bank short-term borrowings	28,513	10,047	26,918
The following table sets forth certain information as to the Bank’s Federal Home Loan Bank (FHLB) advances.

	December 31,
	2006		2005		2004
		Weighted		Weighted		Weighted
		Average		Average		Average
(Dollars in thousands)	Amount	Rate	Amount	Rate	Amount	Rate

FHLB short-term borrowings	$40,000	2.91%	$0	0.00%	$10,000	2.69%
Other FHLB long-term advances	110,900	4.76	160,900	4.29	160,900	4.29

Total	$150,900	4.27	$160,900	4.29	$170,900	4.20

C O M M O N  S T O C K  I N F O R M A T I O N
The common stock of HMN Financial, Inc. is listed on the Nasdaq Stock Market under the symbol: HMNF. As of December 31, 2006, the Company had 9,128,662 shares of common stock outstanding and 4,813,232 shares in treasury stock. As of December 31, 2006 there were 713 stockholders of record and 1,124 estimated beneficial stockholders. The following table represents the stock price information for HMN Financial, Inc. as furnished by Nasdaq for each quarter starting with the quarter ended December 31, 2006 and regressing back to March 30, 2001.

	Dec. 29,	Sept. 29,	June 30,	March 31,	Dec. 30,	Sept. 30,	June 30,	March 31,
	2006	2006	2006	2006	2005	2005	2005	2005

HIGH	$35.10	36.10	35.02	34.79	32.00	32.39	32.00	33.06
LOW	32.75	33.75	33.14	28.84	28.14	30.75	28.55	29.70
CLOSE	34.51	34.76	34.80	34.79	29.50	31.92	31.48	31.00

	Dec. 31,	Sept. 30,	June 30,	March 31,	Dec. 31,	Sept. 30,	June 30,	March 31,
	2004	2004	2004	2004	2003	2003	2003	2003

HIGH	$33.50	27.99	27.65	28.19	$24.70	21.63	20.04	16.82
LOW	27.35	25.10	24.51	23.25	20.00	19.36	15.85	15.55
CLOSE	32.99	27.75	27.09	27.48	24.29	21.50	19.40	16.05

	Dec. 31,	Sept. 30,	June 28,	March 29,	Dec. 31,	Sept. 28,	June 29,	March 30,
	2002	2002	2002	2002	2001	2001	2001	2001

HIGH	$18.14	19.31	20.25	16.17	15.85	17.10	17.15	15.06
LOW	15.78	16.50	15.90	15.24	13.27	14.35	13.50	13.00
CLOSE	16.82	17.46	19.06	16.05	15.49	15.10	17.10	14.75