Form 10-K, Exhibit 13
period 2007-12-31
HMN FINANCIAL INC
filed 2008-03-04
CIK 921183

FIVE-YEAR CONSOLIDATED FINANCIAL HIGHLIGHTS

Selected Operations Data:	Year Ended December 31,
(Dollars in thousands, except per share data)	2007	2006	2005	2004	2003

Total interest income	$77,523	67,527	60,281	51,617	44,937
Total interest expense	38,823	28,841	24,511	20,993	20,289

Net interest income	38,700	38,686	35,770	30,624	24,648
Provision for loan losses	3,898	8,878	2,674	2,755	2,610

Net interest income after provision for loan losses	34,802	29,808	33,096	27,869	22,038

Fees and service charges	3,139	3,111	2,719	2,776	2,304
Loan servicing fees	1,054	1,172	1,210	1,169	998
Securities gains (losses), net	0	48	(21)	(535)	1,275
Gain on sales of loans	1,514	1,255	1,853	1,703	5,240
Other non-interest income	1,887	856	748	854	438

Total non-interest income	7,594	6,442	6,509	5,967	10,255

Total non-interest expense	23,822	22,596	21,801	20,162	19,653

Income tax expense	7,300	5,226	6,736	4,387	4,038

Income before minority interest	11,274	8,428	11,068	9,287	8,602
Minority interest	0	0	0	(3)	(3)

Net income	$11,274	8,428	11,068	9,290	8,605

Per common share and common share equivalents:
Basic	$3.02	2.20	2.89	2.40	2.26
Diluted	2.89	2.10	2.77	2.31	2.16

Selected Financial Condition Data:	December 31,
(Dollars in thousands, except per share data)	2007	2006	2005	2004	2003

Total assets	$1,117,054	977,789	991,237	960,673	866,726
Securities available for sale	186,188	126,140	119,659	103,672	104,664
Loans held for sale	3,261	1,493	1,435	2,712	6,543
Loans receivable, net	865,088	768,232	785,678	783,213	688,951
Deposits	888,118	725,959	731,537	698,902	551,688
Federal Home Loan Bank advances	112,500	150,900	160,900	170,900	203,900
Stockholders’ equity	98,128	93,142	90,728	83,771	80,931

Book value per share	23.50	21.58	20.59	18.95	17.93

Number of full service offices	15	14	13	13	12
Number of loan origination offices	2	2	3	2	6

Key Ratios(1)
Stockholders’ equity to total assets at year end	8.78%	9.53%	9.15%	8.72%	9.34%
Average stockholders’ equity to average assets	8.89	9.70	9.05	9.17	10.15
Return on stockholders’ equity
(ratio of net income to average equity)	11.53	8.85	12.42	11.03	10.85
Return on assets
(ratio of net income to average assets)	1.03	0.86	1.12	1.01	1.10
Dividend payout ratio (ratio of dividends paid to net income)	34.72	42.61	38.02	36.36	39.58

(1)	Average balances were calculated based upon amortized cost without the market value impact of SFAS No. 115.

MANAGEMENT’S DISCUSSION AND ANALYSIS

MANAGEMENT’S DISCUSSION AND ANALYSIS

This Annual Report, other reports filed by the Company with the Securities and Exchange Commission, and the Company’s proxy statement may contain “forward-looking” statements that deal with future results, plans or performance. In addition, the Company’s management may make these statements orally to the media, or to securities analysts, investors or others. Forward-looking statements deal with matters that do not relate strictly to historical facts. Words such as “anticipate”, “believe”, “expect”, “intend”, “would”, “could” and similar expressions, as they relate to us, are intended to identify such forward-looking statements. The Company’s future results may differ materially from historical performance and forward-looking statements about the Company’s expected financial results or other plans are subject to a number of risks and uncertainties. These include but are not limited to possible legislative changes and adverse economic, business and competitive developments such as shrinking interest margins; deposit outflows; reduced demand for financial services and loan products; changes in accounting policies and guidelines, or monetary and fiscal policies of the federal government; changes in credit and other risks posed by the Company’s loan and investment portfolios; changes in loan repayment and prepayment patterns; changes in loan terms and conditions; technological, computer-related or operational difficulties; adverse changes in securities markets; results of litigation or other significant uncertainties.

OVERVIEW
HMN Financial, Inc. (HMN or the Company) is the stock savings bank holding company for Home Federal Savings Bank (the Bank), which operates community retail, private banking and loan production offices in southern Minnesota and Iowa. The earnings of the Company are primarily dependent on the Bank’s net interest income, which is the difference between interest earned on loans and investments, and the interest paid on interest-bearing liabilities such as deposits and Federal Home Loan Bank (FHLB) advances. The difference between the average rate of interest earned on assets and the average rate paid on liabilities is the “interest rate spread”. Net interest income is produced when interest-earning assets equal or exceed interest-bearing liabilities and there is a positive interest rate spread. The Company’s interest rate spread declined in the current year as a result of an increased amount of higher rate certificate of deposit accounts. Net interest income and net interest rate spread are affected by changes in interest rates, the volume and mix of interest-earning assets and interest-bearing liabilities, and the level of non-performing assets. The Company’s net income is also affected by the generation of non-interest income, which consists primarily of gains or losses from the sale of securities, gains from the sale of loans, fees for servicing mortgage loans, and the generation of fees and service charges on deposit accounts. The Bank incurs expenses in addition to interest expense in the form of salaries and benefits, occupancy expenses, provisions for loan losses and amortization of mortgage servicing assets. Over the past several years, the Company has increased the emphasis on commercial loans, which has increased the credit risk inherent in the loan portfolio and the provision for loan losses has increased due to commercial loan charge offs and risk rating downgrades due to decreased demand for housing and building lots.
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

Mortgage Servicing Rights
The Company recognizes as an asset the rights to service mortgage loans for others, which are referred to as mortgage servicing rights (MSRs). MSRs are capitalized at the fair value of the servicing rights on the date the mortgage loans are sold and are carried at the lower of the capitalized amount, net of accumulated amortization, or fair value. MSRs are capitalized and amortized in proportion to, and over the period of, estimated net servicing income. Each quarter the Company evaluates its MSRs for impairment in accordance with Statement of Financial Accounting Standards (SFAS) No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. Loan type and interest rate are the predominant risk characteristics of the underlying loans used to stratify the MSRs for purposes of measuring impairment. If temporary impairment exists, a valuation allowance is established for any excess of amortized cost over the current fair value through a charge to income. If the Company later determines that all or a portion of the temporary impairment no longer exists, a reduction of the valuation allowance is recorded as an increase to income. The valuation is based on various assumptions, including the estimated prepayment speeds and default rates of the stratified portfolio. Changes in the mix of loans, interest rates, prepayment speeds, or default rates from the estimates used in the valuation of the MSR’s may have a material effect on the amortization and valuation of MSRs. Management believes that the assumptions used and the values determined are reasonable based on current conditions. However, future economic conditions may differ substantially from those anticipated in determining the value of the MSRs and adjustments may be required in the future. The Company does not formally hedge its MSRs because they are hedged naturally by the Company’s origination volume. Generally, as interest rates rise the origination volume declines and the value of MSRs increases and as interest rates decline the origination volume increases and the value of MSRs decreases. The amount of MSRs capitalized continues to decline as the Company now sells the servicing rights along with the loans for the majority of its single family loans that are sold.

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

MANAGEMENT’S DISCUSSION AND ANALYSIS

federal and state income tax laws, and a determination of the differences between the tax and the financial reporting basis of assets and liabilities. Actual results could differ significantly from the estimates and interpretations used in determining the current and deferred income tax liabilities.
The Company adopted Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109 (FIN 48) effective January 1, 2007. FIN 48 requires the use of estimates to determine the amounts and probabilities of all of the possible outcomes that could be realized upon the ultimate settlement of a tax position using the facts, circumstances, and information available. The application of FIN 48 requires significant judgment in arriving at the amount of tax benefits to be recognized in the financial statements for a given tax position. It is possible that the tax benefits realized upon the ultimate resolution of a tax position may result in tax benefits that are significantly different from those estimated.

Results of Operations
Net income was $11.3 million for the year ended December 31, 2007, compared to $8.4 million for the year ended December 31, 2006. Diluted earnings per common share for 2007 were $2.89, compared to $2.10 for 2006. Return on average assets was 1.03% and 0.86% and return on average equity was 11.53% and 8.85% for 2007 and 2006, respectively. Diluted earnings per share increased $0.08 as a result of the Company’s treasury stock purchases of $4.9 million during 2007.
In comparing 2007 to 2006, net interest income was the same. The provision for loan losses decreased $5.0 million in 2007, primarily because of a decrease in commercial loan charge offs. Non-interest income increased $1.2 million primarily because of an increase in the gains recognized on the sale of real estate owned. Non-interest expense increased $1.2 million primarily because of increased compensation and benefits costs and increased legal fees related to foreclosed assets.

Net Interest Income
Net interest income was $38.7 million for 2007, the same as in 2006. Interest income was $77.5 million for 2007, an increase of $10.0 million from $67.5 million for 2006. Interest income increased because of a $117 million increase in average interest earning assets and also because the average yields earned on loans and investments increased between the periods. The increase in average interest earning assets was the result of a $66 million increase in the average outstanding loans and a $51 million increase in the average outstanding cash and investments between the periods. The increase in outstanding loans was primarily in commercial business and commercial construction loans. The increase in cash and investments was the result of obtaining collateralized deposit relationships that required the purchase of additional investments in order to collateralize the deposits and maintain adequate liquidity. Yields increased primarily because of the 100 basis point increase in the prime interest rate that occurred during the first six months of 2006 that remained in effect until September 2007. Increases in the prime rate, which is the rate that banks charge their prime business customers, generally increase the rates on adjustable rate consumer and commercial loans in the portfolio and on new loans and investments. The yield earned on interest-earning assets was 7.35% for 2007, an increase of 14 basis points from the 7.21% yield for 2006. Interest expense was $38.8 million for 2007, an increase of $10.0 million from $28.8 million for 2006. Interest expense increased primarily because of higher interest rates paid on commercial money market accounts and certificates of deposits. The increased rates were the result of the 100 basis point increase in federal funds rate that occurred throughout the first six months of 2006 that was not fully reflected in deposit rates until the second half of 2006. Increases in the federal funds rate generally have a lagging effect and increase the rates banks pay for deposits. The average interest rate paid on interest-bearing liabilities was 3.91% for 2007, an increase of 63 basis points from the 3.28% paid for 2006. Net interest margin for 2007 was 3.67%, a decrease of 46 basis points, compared to 4.13% for 2006.

The following table presents the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. Non-accruing loans have been included in the table as loans carrying a zero yield.

	Year Ended December 31,

	2007			2006			2005

	Average	Interest	Average	Average	Interest	Average	Average	Interest	Average
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
(Dollars in thousands)	Balance	Paid	Rate	Balance	Paid	Rate	Balance	Paid	Rate

Interest-earning assets:
Securities available for sale:
Mortgage-backed and related securities	$15,502	727	4.69%	$7,045	271	3.85%	$8,509	326	3.83%
Other marketable securities	177,256	9,153	5.16	124,684	5,195	4.17	95,193	2,744	2.88
Loans held for sale	2,391	148	6.19	3,383	216	6.40	3,308	189	5.71
Loans receivable, net(1)(2)	827,597	65,967	7.97	760,990	59,965	7.88	802,637	56,189	7.00
Federal Home Loan Bank stock	6,627	341	5.15	8,235	325	3.95	8,960	253	2.82
Other, including cash equivalents	24,820	1,187	4.78	32,867	1,555	4.73	21,714	580	2.67

Total interest-earning assets	$1,054,193	77,523	7.35	$937,204	67,527	7.21	$940,321	60,281	6.41

Interest-bearing liabilities:
Noninterest checking	$55,002	0	0.00%	$51,017	0	0.00%	$45,263	0	0.00%
NOW accounts	115,572	3,495	3.02	97,753	2,635	2.70	104,271	1,770	1.70
Passbooks	40,401	551	1.36	60,577	1,084	1.79	48,297	435	0.90
Money market accounts	216,175	8,045	3.72	153,889	5,119	3.33	106,819	2,273	2.13
Certificate accounts	236,415	10,577	4.47	233,074	8,652	3.71	243,853	7,093	2.91
Brokered deposits	210,164	10,734	5.11	125,055	4,553	3.64	167,181	5,660	3.39
Federal Home Loan Bank advances	116,721	5,420	4.64	156,399	6,795	4.34	170,914	7,278	4.26
Other interest-bearing liabilities	939	1	0.00	834	3	0.00	866	2	0.00

Total interest-bearing liabilities	$991,389	38,823	3.91	$878,598	28,841	3.28	$887,464	24,511	2.76

Net interest income		38,700			38,686			35,770

Net interest rate spread			3.44%			3.93%			3.65%

Net earning assets	$62,804			$58,606			$52,857

Net interest margin			3.67%			4.13%			3.80%

Average interest-earning assets to average interest-bearing liabilities		106.33%			106.67%			105.96%

(1)	Tax exempt income was not significant; therefore, the yield was not presented on a tax equivalent basis for any of the years presented. The tax-exempt income was $789,000 for 2007 and $1.1 million for 2006 and 2005.
(2)	Calculated net of deferred loan fees, loan discounts, loans in process and loss reserve.

Net interest margin decreased to 3.67% in 2007 from 4.13% for 2006 primarily because the cost of interest bearing liabilities increased at a faster rate than the yield on interest bearing assets due to the lagging effect of deposit price changes in relation to loan price changes. Net interest margin was also negatively impacted by a change in the deposit mix as a larger percentage of deposits were in higher priced brokered certificates of deposits in 2007 when compared to 2006. The use of brokered deposits was increased in 2007 as they were used to fund commercial loan growth and replace maturing Federal Home Loan Bank advances in order to improve the Bank’s liquidity position. Average net interest-earning assets were $62.8 million in 2007 compared to $58.6 million for 2006. Net interest-earning assets increased primarily because of an increase in cash from operations and were reduced by the purchase of premises and equipment, repurchase of HMN common stock and the payment of dividends. During 2007 and 2006 the Company purchased premises and equipment of $2.6 million and $1.4 million, paid $4.9 million and $4.0 million, respectively, to purchase its common stock in the open market and paid dividends to stockholders of $3.7 million in both years.
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

MANAGEMENT’S DISCUSSION AND ANALYSIS

liabilities, information is provided on changes attributable to (i) changes in volume (i.e., changes in volume multiplied by old rate) and (ii) changes in rate (i.e., changes in rate multiplied by old volume).

	Year Ended December 31,

	2007 vs. 2006			2006 vs. 2005

	Increase (Decrease)			Increase (Decrease)
	Due to		Total	Due to
			Increase			Total Increase
(Dollars in thousands)	Volume(1)	Rate(1)	(Decrease)	Volume(1)	Rate(1)	(Decrease)

Interest-earning assets:
Securities available for sale:
Mortgage-backed and related securities	$325	131	456	$(56)	1	(55)
Other marketable securities	2,190	1,768	3,958	850	1,601	2,451
Loans held for sale	(63)	(5)	(68)	4	23	27
Loans receivable, net	5,602	399	6,001	(2,832)	6,608	3,776
Cash equivalents	(381)	13	(368)	298	677	975
Other	(63)	80	17	(21)	92	71

Total interest-earning assets	$7,610	2,386	9,996	$(1,757)	9,002	7,245

Interest-bearing liabilities:
NOW accounts	$864	(5)	859	$(81)	947	866
Passbooks	(410)	(123)	(533)	111	538	649
Money market accounts	116	2,809	2,925	1,292	1,552	2,844
Certificates	125	1,801	1,926	(313)	1,873	1,560
Brokered deposits	3,883	2,298	6,181	(1,426)	319	(1,107)
Federal Home Loan Bank advances	(1,816)	441	(1,375)	(618)	135	(483)
Other interest-bearing liabilities	0	(1)	(1)	0	0	0

Total interest-bearing liabilities	$2,762	7,220	9,982	$(1,035)	5,364	4,329

Net interest income			$38,700			$38,686

(1)	For purposes of this table, changes attributable to both rate and volume which cannot be segregated, have been allocated proportionately to the change due to volume and the change due to rate.
The following table sets forth the weighted average yields on the Company’s interest-earning assets, the weighted average interest rates on interest-bearing liabilities and the interest rate spread between the weighted average yields and rates as of the date indicated. Non-accruing loans have been included in the table as loans carrying a zero yield.

At December 31, 2007

Weighted average yield on:
Securities available for sale:
Mortgage-backed and related securities	4.76%
Other marketable securities	5.07
Loans held for sale	5.90
Loans receivable, net	7.57
Federal Home Loan Bank stock	4.25
Other interest-earnings assets	2.65
Combined weighted average rate on interest-earning assets	7.04

Weighted average rate on:

NOW accounts	1.88%
Passbooks	1.40
Money market accounts	3.34
Certificates	4.94
Federal Home Loan Bank advances	4.64
Combined weighted average yield on interest-bearing liabilities	3.84
Interest rate spread	3.20

Provision for Loan Losses
The provision for loan losses is recorded to maintain the allowance for loan losses at a level deemed appropriate by management based on the factors disclosed in the critical accounting policy previously discussed. The provision for loan losses was $3.9 million for 2007, a decrease of $5.0 million from $8.9 million for 2006. The provision for loan losses decreased primarily because $7.4 million in related commercial real estate development loans were charged off in 2006 compared to loan charge offs of $1.7 million in 2007. The decrease in the provision related to loan charge offs was partially offset by an increase in the provision for the $77 million increase in the outstanding commercial loans between the periods and by the $1.7 million increase in the reserves established on non-accrual loans. Total non-performing assets were $21.9 million at December 31, 2007, an increase of $11.5 million, or 110.4%, from $10.4 million at December 31, 2006.

Non-Interest Income
Non-interest income was $7.6 million for the year ended December 31, 2007, an increase of $1.2 million from $6.4 million for 2006. The following table presents the components of non-interest income:

				Percentage
	Year Ended December 31,			Increase (Decrease)

(Dollars in thousands)	2007	2006	2005	2007/2006	2006/2005

Fees and service charges	$3,139	3,111	2,719	0.9%	14.4%
Loan servicing fees	1,054	1,172	1,210	(10.1)	(3.1)
Securities gains (losses), net	0	48	(21)	(100.0)	328.6
Gain on sales of loans	1,514	1,255	1,853	20.6	(32.3)
Other non-interest income	1,887	856	748	120.4	14.4

Total non-interest income	$7,594	6,442	6,509	17.9	(1.0)

Fees and service charges earned in 2007 increased $28,000 from those earned in 2006 primarily because of an increase in retail deposit account activity and fees.
Mortgage servicing fees decreased $118,000 between the periods due primarily to a decrease in the single-family mortgage loans being serviced. Single-family loan servicing fees decreased $112,000 due to a decrease in the number of single-family loans that were serviced for others. The number of loans serviced decreased because most of the servicing rights on the loans originated in 2007 were sold along with the loans. Commercial loan servicing fees decreased $6,000 as a result of a small decrease in loans serviced for others. The Bank continues to sell off participations in, but retains the servicing responsibilities for, certain originated commercial loans in order to adhere to regulatory lending limits and manage credit risk within the portfolio.
Security gains decreased $48,000 for the year ended December 31, 2007 due to decreased security sales. The ability to realize gains on the sale of securities is dependent upon the type of securities in the portfolio and on changes in the general interest rate environment. No investments were sold in 2007 because the rising interest rate environment for most of the year limited the opportunity to sell securities at a gain.
Gain on sales of loans increased $259,000 in 2007. Gain on sales of single-family loans decreased $316,000 due to a decrease in the number of single-family loans sold and a decrease in the profit margins realized on the loans that were sold. Competition in the single-family loan origination market remained strong in 2007 as the overall market slowed and profit margins were lowered in order to remain competitive and maintain origination volume. Government guaranteed commercial loan sale gains increased $575,000 in 2007 due primarily to the gain recognized on the sale of an $8.7 million USDA guaranteed loan. The Company expects mortgage interest rates to trend lower in 2008, which may result in higher loan originations and more gain on sales of single-family loans than that experienced in 2007. Commercial government guaranteed loan volume is anticipated to decrease in 2008 as the gain recognized on the $8.7 million USDA loan sale is not anticipated to be repeated.
Other non-interest income consists primarily of fees and commissions earned on the sale of financial planning and insurance products and the gains and losses from the sale of assets. For 2007, other non-interest income increased $1.0 million primarily because of increased gains on the sale of real estate owned that was partially offset by decreased sales of financial planning and insurance products.

MANAGEMENT’S DISCUSSION AND ANALYSIS

Non-Interest Expense
Non-interest expense for 2007 was $23.8 million, an increase of $1.2 million, compared to $22.6 million for 2006. The following table presents the components of non-interest expense:

				Percentage
	Year Ended December 31,			Increase (Decrease)

(Dollars in thousands)	2007	2006	2005	2007/2006	2006/2005

Compensation and benefits	$12,491	11,869	11,140	5.2%	6.5%
Occupancy	4,467	4,435	4,081	0.7	8.7
Advertising	542	475	384	14.1	23.7
Data processing	1,267	1,183	1,032	7.1	14.6
Amortization of mortgage servicing rights, net	706	848	1,020	(16.7)	(16.9)
Other	4,349	3,786	4,144	14.9	(8.6)

Total non-interest expense	$23,822	22,596	21,801	5.4	3.6

Non-interest expense increased in 2007 primarily because of a $622,000 increase in compensation and benefits expense due to annual salary and incentive compensation increases. Occupancy expense increased $32,000 primarily because of the additional costs associated with the new Eagan branch that was opened in the third quarter of 2007. Data processing costs increased $84,000 primarily because of increased internet and other banking services provided by a third party processor. Amortization of mortgage servicing rights decreased $142,000 due to a decrease in single-family mortgage loans being serviced when compared to 2006. Other non-interest expense increased $563,000 primarily because of increased legal fees and other expenses relating to foreclosed assets.

Income Taxes
The Company considers the calculation of current and deferred income taxes to be a critical accounting policy that is subject to significant estimates. Actual results could differ significantly from the estimates and interpretations used in determining the current and deferred income tax assets and liabilities. Income tax expense increased between the periods due to an increase in taxable income and an effective tax rate that increased from 38.3% for 2006 to 39.3% for 2007. The increase in the effective tax rate was primarily the result of increased taxable income and changes in state tax allocations.
In June 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109. FIN 48 requires companies to recognize in their financial statements the impact of a tax position, taken or expected to be taken, if it is more likely than not that the position will be sustained on audit based on the technical merits of the position. The Interpretation requires the use of a cumulative probability methodology to determine the amounts and probabilities of all of the possible outcomes that could be realized upon the ultimate settlement of a tax position using the facts, circumstances, and information available at the reporting date. It also requires that interest expense be accrued on the difference between the tax position recognized in accordance with the Interpretation and the amount previously taken or expected to be taken in a tax return. The provisions of FIN 48 were adopted by the Company on January 1, 2007 and as a result, the Company recognized a $250,000 increase in its liability recorded for tax exposure reserves for unrecognized tax benefits upon adoption. The adjustment was recorded as a reduction to the January 1, 2007 retained earnings balance and an increase in tax liability in accordance with the requirements of FIN 48.
The Company is located in Minnesota and files a state income tax return with the Minnesota Department of Revenue (MDR). In January 2007, the MDR proposed adjustments of $2.2 million to the Company’s Minnesota state tax liability for the tax years 2002 through 2004 related to the tax treatment of the inter-company dividends paid to the Bank by Home Federal Holding. The Company is challenging the proposed adjustments and a Minnesota Tax Court hearing has been scheduled in the third quarter of 2008. A tax exposure reserve has been established based on a range of probable outcomes, however, the final liability will depend on the ultimate resolution of this issue. In 2005, Minnesota state tax laws were changed and the Company’s Minnesota tax filings subsequent to 2004 do not have exposure relating to the treatment of the inter-company dividend payment.

COMPARISON OF 2006 WITH 2005
Net income was $8.4 million for 2006, compared to $11.1 million for 2005. Diluted earnings per common share for 2006 were $2.10, compared to $2.77 for 2005. Return on average assets was 0.86% and 1.12% and return on average equity was 8.85% and 12.42% for 2006 and 2005, respectively.
In comparing 2006 to 2005, net interest income increased $2.9 million primarily because of an increase in interest rates and because of a change in the mix of funding sources away from brokered deposits to less expensive checking, savings and money market deposits. The increased emphasis on commercial loans has increased the credit risk inherent in the loan portfolio and the provision for loan losses increased $6.2 million in 2006, primarily because of an increase in commercial loan charge offs. Non-interest income decreased $68,000 primarily because of a decrease in the gain recognized on the sale of single family mortgages, which was partially offset by an increase in fees and service charges on checking accounts. Non-interest expense increased $795,000 primarily because of increased compensation and benefits costs and increased occupancy costs due in part to additional branch facilities opened in the first quarter of 2006.
Net interest income was $38.7 million for 2006, an increase of $2.9 million from $35.8 million in 2005. Interest income was $67.5 million for 2006, an increase of $7.2 million from $60.3 million for 2005. Interest income increased primarily because of an increase in the average interest rates earned on loans and investments. Interest rates increased primarily because of the 100 basis point increase in the prime interest rate between the periods. Increases in the prime rate, which is the rate that banks charge their prime business customers, generally increase the rates on adjustable rate consumer and commercial loans in the portfolio, new loans originated and investments purchased. The increase in interest income due to increased rates was partially offset by a $42 million decrease in the average outstanding loan portfolio balance between the periods due to an increase in commercial loan prepayments and an increase in loan participations sold in order to comply with lending limit restrictions and reduce credit risk. The average yield earned on interest-earning assets was 7.21% for 2006, an increase of 80 basis points from the 6.41% yield for 2005. Interest expense was $28.8 million for 2006, an increase of $4.3 million from the $24.5 million for 2005. Interest expense increased primarily because of higher interest rates paid on deposits which were caused by the 100 basis point increase in the federal funds rate between the periods. Increases in the federal funds rate, which is the rate that banks charge other banks for short term loans, generally increase the rates banks pay for deposits. The increase in deposit rates was partially offset by a change in the mix of funding sources between the periods. The average outstanding balances of $57 million in brokered deposits and Federal Home Loan Bank advances were replaced with other less expensive deposits which lowered the Bank’s overall cost of funds. The average interest rate paid on interest-bearing liabilities was 3.28% for 2006, an increase of 52 basis points from the 2.76% paid for 2005. Net interest margin for 2006 was 4.13%, an increase of 33 basis points, compared to 3.80% for 2005.
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
Non-interest income was $6.4 million for 2006, a decrease of $68,000, from $6.5 million for 2005. Fees

MANAGEMENT’S DISCUSSION AND ANALYSIS

and service charges earned in 2006 increased $392,000 from those earned in 2005 primarily because of an increase in overdraft fees and service charges on deposits accounts. Loan servicing fees decreased $38,000 for 2006. Single-family loan servicing fees decreased $102,000 due to a decrease in the number of single-family loans that were serviced for others. The number of loans serviced decreased because of a decrease in single-family loans sold and because the servicing rights on most of the loans originated in 2006 were sold along with the loans. Sold loans decreased because there were fewer single-family loans originated and more of the loans that were originated were placed into the loan portfolio to replace prepaying loans. The decrease in single-family loan servicing fees was partially offset by a $64,000 increase in commercial loan servicing fees. Commercial loan servicing fees increased as a result of an increase in loans serviced for others. The commercial loan servicing portfolio increased because the Bank continued to sell off participations in, but retain the servicing responsibilities for, certain originated commercial loans in order to adhere to regulatory lending limits and manage credit risk within the portfolio. Security gains increased $69,000 for 2006 due to the gain on the sale of a Federal Home Loan Mortgage Corporation (FHLMC) preferred stock investment that had previously been written down because its decline in value was determined to be other than temporary. The FHLMC preferred stock was the only investment sold in 2006 and no investments were sold in 2005 because the rising interest rate environment limited the opportunity to sell securities at a gain. Gain on sales of loans decreased $598,000 in 2006. Gain on sale of single-family loans decreased $491,000 due to a decrease in the number of single-family loans sold and a decrease in the profit margins realized on the loans that were sold. Competition in the single-family loan origination market remained strong in 2006 and profit margins were lowered in order to remain competitive. Government guaranteed commercial loan sale gains decreased $107,000 in 2006 due to fewer loan sales. Other non-interest income consisted primarily of fees and commissions earned on the sale of financial planning and insurance products and the gains and losses from the sale of assets. For 2006, other non-interest income increased $107,000, primarily because of decreased losses on the sale of repossessed and foreclosed assets that were partially offset by decreased sales of financial planning and insurance products.
Non-interest expense for 2006 was $22.6 million, compared to $21.8 million for 2005. Non-interest expense increased $795,000 in 2006 primarily because of a $729,000 increase in compensation and benefits expense due to increase in salaries and employee pension costs. Occupancy expense increased $355,000 primarily because of the additional costs associated with the new branch and loan origination offices opened in Rochester in the first quarter of 2006. Data processing costs increased $151,000 primarily because of increased internet and other banking services provided by a third party processor between the periods. Other non-interest expense decreased $358,000 primarily because of a decrease in mortgage loan expenses and professional fees. Mortgage servicing rights amortization decreased $171,000 between the periods because there were fewer mortgage loans being serviced.
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

Financial Condition
Loans Receivable, Net
The following table sets forth the information on the Company’s loan portfolio in dollar amounts and percentages (before deductions for loans in process, deferred fees and discounts and allowances for losses) as of the dates indicated:

	December 31,
	2007		2006		2005		2004		2003
(Dollars in thousands)	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent

Real Estate Loans:
One-to-four family	$152,974	17.33%	$134,269	17.10%	$127,075	15.82%	$139,008	17.34%	$144,315	20.37%
Multi-family	29,073	3.29	29,863	3.80	40,753	5.07	41,922	5.23	31,540	4.45
Commercial	281,822	31.92	294,490	37.49	260,268	32.40	224,945	28.06	199,124	28.10
Construction or development	111,034	12.58	60,178	7.66	80,342	10.00	98,397	12.28	95,346	13.45

Total real estate loans	574,903	65.12	518,800	66.05	508,438	63.29	504,272	62.91	470,325	66.37

Other Loans:
Consumer Loans:
Automobile	1,730	0.20	3,093	0.39	5,461	0.68	9,496	1.18	14,754	2.08
Home equity line	51,317	5.81	54,247	6.91	61,011	7.60	67,140	8.38	54,193	7.64
Home equity	20,254	2.30	21,263	2.71	19,076	2.37	20,033	2.50	18,974	2.68
Mobile home	1,699	0.19	2,052	0.26	2,299	0.29	2,896	0.36	3,665	0.52
Land/lot loans	4,151	0.47	5,501	0.70	9,487	1.18	11,572	1.44	10,486	1.48
Other	5,758	0.65	3,692	0.47	3,564	0.44	3,836	0.48	3,833	0.54

Total consumer loans	84,909	9.62	89,848	11.44	100,898	12.56	114,973	14.34	105,905	14.94
Commercial business loans	222,959	25.26	176,770	22.51	193,962	24.15	182,369	22.75	132,459	18.69

Total other loans	307,868	34.88	266,618	33.95	294,860	36.71	297,342	37.09	238,364	33.63

Total loans	882,771	100.00%	785,418	100.00%	803,298	100.00%	801,614	100.00%	708,689	100.00%

Less:
Loans in process	3,011		5,252		7,008		7,561		11,298
Unamortized (premiums) discounts	(11)		40		190		63		166
Net deferred loan fees	2,245		2,021		1,644		1,781		1,334
Allowance for losses	12,438		9,873		8,778		8,996		6,940

Total loans receivable, net	$865,088		$768,232		$785,678		$783,213		$688,951

The Company continues to manage interest rate risk and increase interest income by increasing its investment in shorter term and generally higher yielding commercial loans. The Company intends to continue to increase the size of its commercial real estate and commercial business portfolios while originating enough traditional conforming one-to-four family mortgage loans to maintain that portfolio at its current level. HMN did not originate or hold subprime mortgages in its loan portfolio, purchase investments backed by subprime mortgages, or incur any write downs directly related to subprime mortgages in 2007. However, subprime credit issues impacted the Company indirectly by making it more difficult for some borrowers with marginal credit to qualify for a mortgage, as most non-traditional mortgage products were eliminated by the banks and mortgage companies that were previously offering them. This decrease in available credit reduced the demand for single family homes as there were less qualified buyers in the marketplace. The decrease in demand for housing and building lots affected the risk ratings on some of our residential development loans which was the primary reason non-performing loans increased $11.3 million during the year. We believe we have adequately provided for any probable losses on these loans and will continue to work with the borrowers in order to get these assets performing in the most cost effective manner.

MANAGEMENT’S DISCUSSION AND ANALYSIS

One-to-four family real estate loans were $153.0 million at December 31, 2007, an increase of $18.7 million, compared to $134.3 million at December 31, 2006. Loan originations decreased in 2007 but more of the loans that were originated were placed in portfolio. The increase in the amount of mortgage loans placed in portfolio was the primary reason for the growth in the one-to-four family loan portfolio during 2007.
Commercial real estate loans were $281.8 million at December 31, 2007, a decrease of $12.7 million, compared to $294.5 million at December 31, 2006. Commercial business loans were $223.0 million at December 31, 2007, an increase of $46.2 million, compared to $176.8 million at December 31, 2006. The Company’s continued emphasis on commercial real estate and commercial business loans resulted in the origination or purchase of $543.7 million of these loans in 2007, compared to $437.6 million in 2006. The increase in production was the primary reason for the increase and was partially offset by participations that were sold in order to comply with lending limit restrictions and reduce credit risk concentrations.
Home equity line loans were $51.3 million at December 31, 2007, compared to $54.2 million at December 31, 2006. The open-end home equity lines are written with an adjustable rate and a 10 year draw period which requires “interest only” payments followed by a 10 year repayment period which fully amortizes the outstanding balance. Closed-end home equity loans are written with fixed or adjustable rates with terms up to 15 years. Home equity loans were $20.3 million at December 31, 2007, compared to $21.3 million at December 31, 2006.

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

The allowance for loan losses was $12.4 million, or 1.41% of gross loans at December 31, 2007, compared to $9.9 million, or 1.26% of gross loans at December 31, 2006. The allowance for loan losses and the related ratios increased primarily because of an $11.3 million increase in nonperforming loans between the periods. The following table reflects the activity in the allowance for loan losses and selected statistics:

	December 31,
(Dollars in thousands)	2007	2006	2005	2004	2003

Balance at beginning of year	$9,873	8,778	8,996	6,940	4,824
Provision for losses	3,898	8,878	2,674	2,755	2,610
Charge-offs:
One-to-four family	(42)	(150)	(234)	(331)	(69)
Consumer	(840)	(269)	(228)	(407)	(226)
Commercial business and real estate	(799)	(7,430)	(2,615)	0	(255)
Recoveries	348	66	185	39	56

Net charge-offs	(1,333)	(7,783)	(2,892)	(699)	(494)

Balance at end of year	$12,438	9,873	8,778	8,996	6,940

Year end allowance for loan losses as a percent of year end gross loan balance	1.41%	1.26%	1.09%	1.12%	0.98%
Ratio of net loan charge-offs to average loans outstanding	0.16	0.98	0.36	0.09	0.08

The following table reflects the allocation of the allowance for loan losses:

	December 31,
	2007		2006		2005		2004		2003
		Percent		Percent		Percent		Percent		Percent
	Allocated	of loans	Allocated	of loans	Allocated	of loans	Allocated	of loans	Allocated	of loans
	allowance	in each	allowance	in each	allowance	in each	allowance	in each	allowance	in each
	as a %	category	as a %	category	as a %	category	as a %	category	as a %	category
	of loan	to total	of loan	to total	of loan	to total	of loan	to total	of loan	to total
	category	loans	category	loans	category	loans	category	loans	category	loans

Real estate loans:
One-to-four family	0.27%	17.33%	0.22%	17.10%	0.21%	15.82%	0.17%	17.34%	0.12%	20.36%
Multi-family	1.05	3.29	1.49	3.80	1.56	5.07	1.67	5.23	1.34	4.45
Commercial real estate	2.10	31.92	1.67	37.49	1.32	32.40	1.60	28.06	1.42	28.10
Construction or development	1.34	12.58	1.16	7.66	1.14	10.00	1.07	12.28	0.92	13.45
Consumer loans	1.70	9.62	1.59	11.44	0.88	12.56	0.81	14.34	0.98	14.95
Commercial business loans	1.28	25.26	1.18	22.51	1.36	24.15	1.36	22.75	1.20	18.69

Total	1.41	100.00%	1.26	100.00%	1.09	100.00%	1.12	100.00%	0.98	100.00%

The allocation of the allowance for loan losses increased in 2007 for one-to-four family and consumer loans due to an increase in the reserve for unclassified loans based on management’s assessment of the risk in these portfolios based on historical experience and the current economic environment. The allocated percentage for commercial real estate and construction or development loans increased in 2007 due to management’s assessment of the risk and assignment of risk ratings of certain individual loans in this category. The allocated percentage for multi-family loans decreased between the years because some of the loans that were classified at the end of 2006 were paid off during 2007.

Allowance for Real Estate Losses
Real estate properties acquired or expected to be acquired through loan foreclosures are initially recorded at the lower of the related loan balance, less any specific allowance for loss, or fair value less estimated selling costs. Management periodically performs valuations and an allowance for losses is established if the carrying value of a property exceeds its fair value less estimated selling costs. There was limited activity in the allowance for real estate losses and the balance was $0 and $125,000 at December 31, 2007 and 2006, respectively.

MANAGEMENT’S DISCUSSION AND ANALYSIS

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
Non-performing assets are comprised of non-accrual loans, restructured loans, impaired securities, delinquent accounts receivable, real estate acquired through foreclosure, and repossessed assets and totaled $21.9 million at December 31, 2007, compared to $10.4 million at December 31, 2006. The $11.5 million increase in non-performing assets at December 31, 2007 relates primarily to an $11.3 million increase in non-performing loans and a $175,000 increase in foreclosed and repossessed assets. The increase in non-performing loans was primarily related to two residential development loan relationships totaling $8.9 million that became non-performing due to decreased demand for residential lots. The non-performing loan activity for the year included $25.0 million in additional non-performing loans, $1.7 million in loan charge offs, $2.8 million in loans that were reclassified to performing, $3.5 million in loans that were transferred into real estate owned, and $5.7 million in principal payments were received on non-performing loans.
The following table sets forth the amounts and categories of non-performing assets in the Company’s portfolio:

	December 31,
(Dollars in thousands)	2007	2006	2005	2004	2003

Non-accruing loans:
Real estate:
One-to-four family	$1,196	1,364	626	1,864	1,177
Commercial real estate	15,641	5,296	948	1,114	2,162
Consumer	1,094	1,254	496	472	1,050
Commercial business	1,723	394	259	261	186

Total	19,654	8,308	2,329	3,711	4,575

Accruing loans delinquent 90 days or more:
One-to-four family	0	0	0	628	114

Other assets	34	44	178	201	211

Foreclosed and repossessed assets:
Real estate:
One-to-four family	901	1,422	565	141	73
Commercial real estate	1,313	650	750	0	0
Consumer	33	0	61	201	62

Total	2,247	2,072	1,376	342	135

Total non-performing assets	$21,935	$10,424	$3,883	$4,882	$5,035

Total as a percentage of total assets	1.96%	1.07%	0.39%	0.51%	0.58%

Total non-performing loans	$19,654	$8,308	$2,329	$4,339	$4,689

Total as a percentage of total loans receivable, net	2.27%	1.08%	0.30%	0.55%	0.68%

Allowance for loan losses to non-performing loans	63.28%	118.84%	376.88%	207.30%	147.99%

For 2007, 2006 and 2005, gross interest income which would have been recorded had the non-accruing loans been current in accordance with their original terms amounted to $1.8 million, $803,000 and $327,000, respectively. The amounts that were included in interest income on a cash basis for these loans were $963,000, $572,000 and $273,000, respectively.
In addition to the non-performing assets set forth in the table above, as of December 31, 2007 there was one other potential problem loan. Potential problem loans are loans that are not in nonperforming status; however, there are circumstances present to create doubt as to the ability of the borrower to comply with present repayment terms. The decision of management to include performing loans in potential problem loans does not necessarily mean that the Company expects losses to occur but that management recognized a higher degree of risk associated with these loans. The level of potential problem loans is another predominant factor in determining the relative level of risk in the loan portfolio and in determining the level of the allowance for loan losses. The loan that has been reported as a potential problem loan is a residential development loan totaling $9.1 million. There were no potential problem loans at December 31, 2006.

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
Cash and cash equivalents at December 31, 2007 were $23.7 million, a decrease of $20.1 million, compared to $43.8 million at December 31, 2006. Net cash provided by operating activities during 2007 was $40.3 million. The Company conducted the following major investing activities during 2007: principal payments received and maturities of securities available for sale and FHLB stock were $171.3 million, purchases of securities available for sale and FHLB stock were $225.2 million and loans receivable increased $120.1 million. The Company spent $2.6 million for the purchase of land, equipment and updating its premises. Net cash used by investing activities during 2007 was $176.6 million. The Company conducted the following major financing activities during 2007: purchased treasury stock of $4.9 million, paid $3.7 million in dividends to HMN stockholders, received proceeds from advances totaling $160.0 million, repaid advances totaling $198.4 million, and deposits increased $162.8 million. Net cash provided by financing activities was $116.2 million.
The Company has certificates of deposit with outstanding balances of $440.7 million that mature during 2008, of which $224.2 million were obtained from brokers. Based upon past experience management anticipates that the majority of the deposits will renew for another term. The Company believes that deposits that do not renew will be replaced with deposits from a combination of other customers or brokers. FHLB advances or the sale of securities could also be used to replace unanticipated outflows of deposits.
The Company has deposits of $166.2 million in checking and money market accounts with customers that have individual balances greater than $5 million. These funds may be withdrawn at any time, and management anticipates that $65.0 million of these deposits will be withdrawn from the Bank over the next twelve months as they relate to escrow deposits that are scheduled for disbursement in 2008. These withdrawals will be funded primarily with proceeds from maturing investments. Management anticipates that the majority of the remaining large checking and money market deposits will remain on deposit with the Bank. If these deposits are withdrawn, they will be replaced with FHLB advances or deposits from other customers or brokers.
The Company has $25.0 million in FHLB advances that mature in 2008 and it has $87.5 million of FHLB advances with maturities beyond 2008 that have call features that may be exercised by the FHLB during 2008. If the call features are exercised, the Company has the option of requesting any advance otherwise available to it pursuant to the credit policy of the FHLB.
The credit policy of the FHLB may change such that the current collateral pledged to secure the advances is no longer acceptable or the formulas for determining the excess pledged collateral may change. If this were to happen, the Bank may not have additional collateral to pledge to secure the existing advances which could cause the FHLB advances to become a liquidity problem during 2008.

MANAGEMENT’S DISCUSSION AND ANALYSIS

The Company anticipates that its liquidity requirements for 2008 will be similar to the cash flows it experienced in 2007.
As of December 31, 2007, there were 136,000 shares authorized for repurchase under the existing stock repurchase program that is set to expire on July 23, 2008.

Contractual Obligations and Commercial Commitments
The Company has certain obligations and commitments to make future payments under existing contracts. At December 31, 2007, the aggregate contractual obligations (excluding bank deposits) and commercial commitments were as follows:

	Payments Due by Period
		Less than 1			After
(Dollars in thousands)	Total	year	1-3 Years	4-5 Years	5 Years

Contractual Obligations:
Total borrowings	$112,500	25,000	10,000	7,500	70,000
Annual rental commitments under non-cancelable operating leases	2,856	876	1,508	472	0

	$115,356	25,876	11,508	7,972	70,000

	Amount of Commitments - Expiring by Period

Other Commercial Commitments:
Commercial lines of credit	$76,059	52,533	12,222	615	10,689
Commitments to lend	189,463	25,999	33,189	458	129,817
Standby letters of credit	8,728	8,116	612	0	0

	$274,250	86,648	46,023	1,073	140,506

Regulatory Capital Requirements
As a result of the Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA), banking and thrift regulators are required to take prompt regulatory action against institutions which are undercapitalized. FDICIA requires banking and thrift regulators to categorize institutions as “well capitalized”, “adequately capitalized”, “undercapitalized”, “significantly undercapitalized”, or “critically undercapitalized”. A savings institution will be deemed to be well capitalized if it: (i) has a total risk-based capital ratio of 10% or greater, (ii) has a Tier 1 (core) risk-based capital ratio of 6% or greater, (iii) has a leverage ratio of 5% or greater, and (iv) is not subject to any order or written directive by the Office of Thrift Supervision (OTS) to meet and maintain a specific capital level for any capital measure. Management believes that, as of December 31, 2007, the Bank met all of the capital requirements to which it was subject and is well capitalized based on the regulatory definition described above. Refer to Note 18 of the Notes to Consolidated Financial Statements for a table which reflects the Bank’s capital compared to its capital requirements.

Dividends
The declaration of dividends is subject to, among other things, the Company’s financial condition and results of operations, the Bank’s compliance with its regulatory capital requirements, tax considerations, industry standards, economic conditions, regulatory restrictions, general business practices and other factors. Refer to Note 17 of the Notes to Consolidated Financial Statements for information on regulatory limitations on dividends from the Bank to the Company and additional information on dividends. The payment of dividends is dependent upon the Company having adequate cash or other assets that can be converted to cash to pay dividends to its stockholders. The Company does not anticipate a liquidity problem in 2008 relating to the payment of dividends.

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

New Accounting Pronouncements
In June 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109 (FIN 48). FIN 48 requires companies to recognize in their financial statements the impact of a tax position, taken or expected to be taken, if it is more likely than not that the position will be sustained on audit based on the technical merits of the position. The Interpretation requires the use of a cumulative probability methodology to determine the amounts and probabilities of all of the possible outcomes that could be realized upon the ultimate settlement of a tax position using the facts, circumstances, and information available at the reporting date. It also requires that interest expense be accrued on the difference between the tax position recognized in accordance with the Interpretation and the amount previously taken or expected to be taken in a tax return. The provisions of FIN 48 were adopted by the Company on January 1, 2007 and as a result, the Company recognized a $250,000 increase in its liability recorded for tax exposure reserves. See Note 14 Income Taxes for additional FIN 48 disclosures.
In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about the use of fair value to measure assets and liabilities. This Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and for interim periods within those fiscal years. The impact of adopting SFAS No. 157 on January 1, 2008 was not material to the Company’s financial statements.
In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, Including an amendment of FASB Statement No. 115. This Statement permits entities to measure many financial instruments and other items at fair value and most of the provisions of the Statement apply only to entities that elect the fair value option. This Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and for interim periods within those fiscal years. The impact of adopting SFAS No. 159 on January 1, 2008 was not material to the Company’s financial statements.
In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements-an amendment of ARB No. 51. This Statement amends ARB No. 51 to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity and is reported as equity in the consolidated financial statements. This Statement applies to all for profit entities that prepare consolidated financial statements, except not-for-profit organization, but affects only those entities that have an outstanding noncontrolling interest in subsidiaries or that deconsolidate a subsidiary. Since the Company has no noncontrolling interests in subsidiaries, the impact of adopting SFAS No. 160 on January 1, 2009 is not anticipated to have a material impact on the Company’s financial statements.
In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations. This Statement replaces SFAS No. 141, Business Combinations and retains the fundamental requirements in SFAS No. 141 that the purchase method of accounting be used for all business combinations and for an acquirer to be identified for each business combination. This Statement establishes principles and requirements for how the acquirer recognizes and measures the assets acquired (including goodwill), the liabilities assumed, and any controlling interest in the acquiree. It also determines what information is to be disclosed to enable users of the financial statement to evaluate the nature and financial effect of the business combination. The impact of adopting SFAS No. 141 on January 1, 2009 is not anticipated to have a material impact on the Company’s financial statements.

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
The following table discloses the projected changes in market value to the Company’s interest-earning assets and interest-bearing liabilities based upon incremental 100 basis point changes in interest rates from interest rates in effect on December 31, 2007.

MANAGEMENT’S DISCUSSION AND ANALYSIS

(Dollars in thousands)	Market Value
Basis point change in interest rates	-200	-100	0	+100	+200

Total market risk sensitive assets	$1,131,779	1,121,448	1,108,743	1,093,485	1,077,476
Total market risk sensitive liabilities	1,010,653	999,327	988,572	979,235	971,447
Off-balance sheet financial instruments	(133)	(62)	0	204	394

Net market risk	$121,259	122,183	120,171	114,046	105,635

Percentage change from current market value	0.91%	1.67%	0.00%	(5.10)%	(12.10)%

The preceding table was prepared utilizing the following assumptions (the Model Assumptions) regarding prepayment and decay ratios that were determined by management based upon their review of historical prepayment speeds and future prepayment projections. Fixed rate loans were assumed to prepay at annual rates of between 7% and 76%, depending on the note rate and the period to maturity. Adjustable rate mortgages (ARMs) were assumed to prepay at annual rates of between 11% and 31%, depending on the note rate and the period to maturity. Growing Equity Mortgage (GEM) loans were assumed to prepay at annual rates of between 6% and 48% depending on the note rate and the period to maturity. Mortgage-backed securities and Collateralized Mortgage Obligations (CMOs) were projected to have prepayments based upon the underlying collateral securing the instrument and the related cash flow priority of the CMO tranche owned. Certificate accounts were assumed not to be withdrawn until maturity. Passbook and money market accounts were assumed to decay at annual rates of 22% and 31%, respectively. Non-interest checking and NOW accounts were assumed to decay at annual rates of 33% and 17%, respectively. Commercial NOW and MMDA accounts were assumed to decay at an annual rate of 31%. FHLB advances were projected to be called at the first call date where the projected interest rate on similar remaining term advances exceeded the interest rate on the callable advance. Refer to Note 12 of the Notes to Consolidated Financial Statements for more information on call provisions of the FHLB advances.
Certain shortcomings are inherent in the method of analysis presented in the foregoing table. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types of assets and liabilities may lag behind changes in market interest rates. The model assumes that the difference between the current interest rate being earned or paid compared to a treasury instrument or other interest index with a similar term to maturity (the Interest Spread) will remain constant over the interest changes disclosed in the table. Changes in Interest Spread could impact projected market value changes. Certain assets, such as ARMs, have features that restrict changes in interest rates on a short-term basis and over the life of the assets. The market value of the interest-bearing assets that are approaching their lifetime interest rate caps or floors could be different from the values calculated in the table. In the event of a change in interest rates, prepayment and early withdrawal levels may deviate significantly from those assumed in calculating the foregoing table. The ability of many borrowers to service their debt may decrease in the event of a substantial sustained increase in interest rates.

Asset/Liability Management
The Company’s management reviews the impact that changing interest rates will have on the net interest income projected for the twelve months following December 31, 2007 to determine if its current level of interest rate risk is acceptable. The following table projects the estimated impact on net interest income during the next 12 months of immediate interest rate changes called rate shocks:

Rate Shock Table
(Dollars in thousands)

Rate Shock	Net Interest	Percent
in Basis Points	Change	Change

+200	$(1,755)	(4.84)%
+100	(333)	(0.92)
0	0	0.00
-100	373	1.03
-200	377	1.04

The preceding table was prepared utilizing the Model Assumptions. Certain shortcomings are inherent in the method of analysis presented in the foregoing table. In the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in calculating the foregoing table. The ability of many borrowers to service their debt may decrease in the event of a substantial increase in interest rates and could impact net interest income. The decrease in interest income in a rising rate environment is because there are more certificates of deposits that would reprice to higher interest rates in the next twelve months than there are adjustable rate loans that would reprice. In addition, the model assumes that outstanding callable advances would be called in an up 200 basis point rate shock scenario, which would also increase the Bank’s cost of funds and reduce net interest income.
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
To the extent consistent with its interest rate spread objectives, the Bank attempts to manage its interest rate risk and has taken a number of steps to restructure its balance sheet in order to better match the maturities of its assets and liabilities. In the past, the Bank has primarily focused its fixed rate one-to-four family residential lending program on loans that are saleable to third parties and generally placed only those fixed rate loans that met certain risk characteristics into its loan portfolio. In 2007, more fixed rate loans were placed into the single family loan portfolio. The Bank’s commercial loan production continued to be primarily in adjustable rate loans, however, more of these loans were structured to reprice every one, two, or three years. In addition, the duration of the banks certificates of deposits that were issued in 2007 were shortened in order to manage the Company’s interest rate risk exposure.

Off-Balance Sheet Arrangements
The Company has no off-balance sheet arrangements other than commitments to originate and sell loans in the ordinary course of business which are more fully discussed in Note 19.

CONSOLIDATED BALANCE SHEETS

December 31 (Dollars in thousands)	2007	2006

ASSETS
Cash and cash equivalents	$23,718	43,776
Securities available for sale:
Mortgage-backed and related securities (amortized cost $18,786 and $6,671)	18,468	6,178
Other marketable securities (amortized cost $165,430 and $119,940)	167,720	119,962

	186,188	126,140

Loans held for sale	3,261	1,493
Loans receivable, net	865,088	768,232
Accrued interest receivable	6,893	5,061
Real estate, net	2,214	2,072
Federal Home Loan Bank stock, at cost	6,198	7,956
Mortgage servicing rights, net	1,270	1,958
Premises and equipment, net	12,024	11,372
Goodwill	3,801	3,801
Core deposit intangible, net	0	106
Prepaid expenses and other assets	1,680	2,943
Deferred tax assets, net	4,719	2,879

Total assets	$1,117,054	977,789

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits	$888,118	725,959
Federal Home Loan Bank advances	112,500	150,900
Accrued interest payable	9,515	1,176
Customer escrows	866	721
Accrued expenses and other liabilities	7,927	5,891

Total liabilities	1,018,926	884,647

Commitments and contingencies
Stockholders’ equity:
Serial preferred stock: ($.01 par value)
Authorized 500,000 shares; none issued or outstanding	0	0
Common stock ($.01 par value):
Authorized 11,000,000; issued shares 9,128,662	91	91
Additional paid-in capital	58,049	57,914
Retained earnings, subject to certain restrictions	110,943	103,643
Accumulated other comprehensive income (loss)	1,167	(284)
Unearned employee stock ownership plan shares	(3,965)	(4,158)
Treasury stock, at cost 4,953,045 and 4,813,232 shares	(68,157)	(64,064)

Total stockholders’ equity	98,128	93,142

Total liabilities and stockholders’ equity	$1,117,054	977,789

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME

Years ended December 31 (Dollars in thousands)	2007	2006	2005

Interest income:
Loans receivable	$66,115	60,181	56,377
Securities available for sale:
Mortgage-backed and related	727	271	326
Other marketable	9,153	5,195	2,744
Cash equivalents	1,187	1,555	580
Other	341	325	254

Total interest income	77,523	67,527	60,281

Interest expense:
Deposits	33,403	22,046	17,233
Federal Home Loan Bank advances	5,420	6,795	7,278

Total interest expense	38,823	28,841	24,511

Net interest income	38,700	38,686	35,770
Provision for loan losses	3,898	8,878	2,674

Net interest income after provision for loan losses	34,802	29,808	33,096

Non-interest income:
Fees and service charges	3,139	3,111	2,719
Loan servicing fees	1,054	1,172	1,210
Securities gains (losses), net	0	48	(21)
Gain on sales of loans	1,514	1,255	1,853
Other	1,887	856	748

Total non-interest income	7,594	6,442	6,509

Non-interest expense:
Compensation and benefits	12,491	11,869	11,140
Occupancy	4,467	4,435	4,081
Advertising	542	475	384
Data processing	1,267	1,183	1,032
Amortization of mortgage servicing rights	706	848	1,020
Other	4,349	3,786	4,144

Total noninterest expense	23,822	22,596	21,801

Income before income tax expense	18,574	13,654	17,804
Income tax expense	7,300	5,226	6,736

Net income	$11,274	8,428	11,068

Basic earnings per share	$3.02	2.20	2.89

Diluted earnings per share	$2.89	2.10	2.77

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
AND COMPREHENSIVE INCOME

					Unearned
				Accumulated	Employee	Unearned
		Additional		Other	Stock	Compensation		Total
	Common	Paid-In	Retained	Comprehensive	Ownership	Restricted	Treasury	Stockholders’
(Dollars in thousands)	Stock	Capital	Earnings	Income (Loss)	Plan	Stock	Stock	Equity

Balance, December 31, 2004	$91	57,876	91,408	(605)	(4,544)	0	(60,455)	83,771
Net income			11,068					11,068
Other comprehensive loss, net of tax:
Net unrealized losses on securities available for sale				(313)				(313)

Total comprehensive income								10,755
Treasury stock purchases							(972)	(972)
Employee stock options exercised		(248)					285	37
Tax benefits of exercised stock options		30						30
Unearned compensation restricted stock awards		15				(326)	311	0
Restricted stock awards forfeited		(2)				46	(44)	0
Amortization of restricted stock awards						98		98
Earned employee stock ownership plan shares		340			193			533
Dividends paid			(3,524)					(3,524)

Balance, December 31, 2005	$91	58,011	98,952	(918)	(4,351)	(182)	(60,875)	90,728
Net income			8,428					8,428
Other comprehensive gain, net of tax:
Net unrealized gains on securities available for sale				634				634

Total comprehensive income								9,062
Treasury stock purchases							(3,960)	(3,960)
Employee stock options exercised		(268)					434	166
Tax benefits of exercised stock options		56						56
Unearned compensation restricted stock awards		(337)					337	0
Stock compensation expense		64						64
Reclassification for FAS 123R adoption		(182)				182		0
Amortization of restricted stock awards		190						190
Earned employee stock ownership plan shares		380			193			573
Dividends paid			(3,737)					(3,737)

Balance, December 31, 2006	$91	57,914	103,643	(284)	(4,158)	0	(64,064)	93,142
Net income			11,274					11,274
Other comprehensive gain, net of tax:
Net unrealized gains on securities available for sale				1,451				1,451

Total comprehensive income								12,725
Treasury stock purchases							(4,913)	(4,913)
FIN 48 — cumulative effect adjustment			(250)					(250)
Employee stock options exercised		(246)					385	139
Tax benefits of exercised stock options		99						99
Unearned compensation restricted stock awards		(469)					469	0
Restricted stock awards forfeited		34					(34)	0
Stock compensation expense		44						44
Amortization of restricted stock awards		334						334
Earned employee stock ownership plan shares		339			193			532
Dividends paid			(3,724)					(3,724)

Balance, December 31, 2007	$91	58,049	110,943	1,167	(3,965)	0	(68,157)	98,128

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended December 31 (Dollars in thousands)	2007	2006	2005

Cash flows from operating activities:
Net income	$11,274	8,428	11,068
Adjustments to reconcile net income to cash provided by operating activities:
Provision for loan losses	3,898	8,878	2,674
Depreciation	1,903	1,919	1,751
Accretion of discounts, net	(2,558)	(1,658)	(850)
Amortization of deferred loan fees	(1,182)	(1,587)	(1,071)
Amortization of core deposit intangible	106	114	114
Amortization of mortgage servicing rights	706	848	1,020
Capitalized mortgage servicing rights	(18)	(152)	(442)
Deferred income tax benefit	(2,622)	(750)	(1,259)
Securities (gains) losses, net	0	(48)	21
Loss (gain) on sales of real estate	(682)	25	18
Proceeds from sales of real estate	7,021	357	605
Gain on sales of loans	(1,514)	(1,255)	(1,853)
Proceeds from sales of loans held for sale	70,407	71,982	97,015
Disbursements on loans held for sale	(56,697)	(66,819)	(85,200)
Amortization of restricted stock awards	334	191	98
Amortization of unearned ESOP shares	193	193	193
Earned ESOP shares priced above original cost	339	380	340
Stock option compensation expense	44	64	0
Increase in accrued interest receivable	(1,832)	(601)	(766)
Increase (decrease) in accrued interest payable	8,339	(910)	771
Decrease (increase) in other assets	834	(979)	776
Increase (decrease) in other liabilities	2,034	948	(91)
Other, net	12	136	109

Net cash provided by operating activities	40,339	19,704	25,041

Cash flows from investing activities:
Proceeds from sales of securities available for sale	0	2,988	0
Principal collected on securities available for sale	2,437	752	2,139
Proceeds collected on maturity of securities available for sale	165,000	150,500	21,000
Purchases of securities available for sale	(223,146)	(157,528)	(39,464)
Purchase of Federal Home Loan Bank stock	(2,095)	(902)	(2,427)
Redemption of Federal Home Loan Bank stock	3,854	1,311	3,356
Net (increase) decrease in loans receivable	(120,063)	4,853	(14,532)
Purchases of premises and equipment	(2,552)	(1,370)	(1,209)

Net cash (used) provided by investing activities	(176,565)	604	(31,137)

Cash flows from financing activities:
Increase (decrease) in deposits	162,822	(6,008)	33,219
Purchase of treasury stock	(4,913)	(3,960)	(972)
Stock options exercised	139	166	38
Excess tax benefit from options exercised	99	56	30
Dividends paid to stockholders	(3,724)	(3,737)	(3,524)
Proceeds from borrowings	160,000	34,500	78,000
Repayment of borrowings	(198,400)	(44,500)	(88,000)
Increase (decrease) in customer escrows	145	(318)	276

Net cash provided (used) by financing activities	116,168	(23,801)	19,067

Increase (decrease) in cash and cash equivalents	(20,058)	(3,493)	12,971
Cash and cash equivalents, beginning of year	43,776	47,269	34,298

Cash and cash equivalents, end of year	$23,718	43,776	47,269

Supplemental cash flow disclosures:
Cash paid for interest	$30,484	29,750	23,740
Cash paid for income taxes	8,696	6,972	6,601
Supplemental noncash flow disclosures:
Loans transferred to loans held for sale	13,991	3,968	8,662
Transfer of loans to real estate	6,499	1,325	15,995
Transfer of real estate to loans	0	0	14,195

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2007, 2006 and 2005

NOTE 1 Description of the Business and Summary of Significant Accounting Policies
HMN Financial, Inc. (HMN or the Company) is a stock savings bank holding company that owns 100 percent of Home Federal Savings Bank (the Bank). The Bank has a community banking philosophy and operates retail banking and loan production facilities in Minnesota and Iowa. The Bank has one wholly owned subsidiary, Osterud Insurance Agency, Inc. (OIA), which offers financial planning products and services. HMN has another wholly owned subsidiary, Security Finance Corporation (SFC), which acts as an intermediary for the Bank in transacting like-kind property exchanges for Bank customers. The Bank had two other subsidiaries during the years presented that are no longer operating. Home Federal Holding, Inc. (HFH), a wholly owned subsidiary, was the holding company for Home Federal REIT, Inc. (HFREIT) which invested in real estate loans acquired from the Bank. HFH and HFREIT were both dissolved in 2005.
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

Loans Held for Sale  Mortgage loans originated or purchased which are intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. Net fees and costs associated with acquiring or originating loans held for sale are deferred and included in the basis of the loan in determining the gain or loss on the sale of the loans. Gains are recognized on the settlement date. Net unrealized losses are recognized through a valuation allowance by charges to income.

Loans Receivable, net  Loans receivable, net are carried at amortized cost. Loan origination fees received, net of certain loan origination costs, are deferred as an adjustment to the carrying value of the related loans, and are amortized into income using the interest method over the estimated life of the loans.
Premiums and discounts on purchased loans are amortized into interest income using the interest method over the period to contractual maturity, adjusted for estimated prepayments.
The allowance for loan losses is maintained at an amount considered adequate by management to provide for probable losses inherent in the loan portfolio as of the balance sheet dates. The allowance for loan losses is based on a quarterly analysis of the loan portfolio. In this analysis, management considers factors including, but not limited to, specific occurrences which include loan impairment, changes in the size of the portfolios, general economic conditions, demand for single family homes and building lots, loan portfolio composition and historical experience. In connection with the determination of the allowance for loan losses, management obtains independent appraisals for significant properties or other collateral securing delinquent loans. The allowance for loan losses is established for known problem loans, as well as for loans which are not currently known to require specific allowances. Loans are charged off to the extent they are deemed to be uncollectible. The adequacy of the allowance for loan losses is dependent upon management’s estimates of variables affecting valuation, appraisals of collateral, evaluations of performance and status, and the amounts and timing of future cash flows expected to be received on impaired loans. Such estimates, appraisals, evaluations and cash flows may be subject to frequent adjustments due to changing economic prospects of borrowers or properties. The estimates are reviewed periodically and adjustments, if any, are recorded in the provision for loan losses in the periods in which the adjustments become known.
Interest income is recognized on an accrual basis except when collectibility is in doubt. When loans are placed on a non-accrual basis, generally when the loan is 90 days past due, previously accrued but unpaid interest is reversed from income. Interest is subsequently recognized as income to the extent cash is received when, in management’s judgment, principal is collectible.
All impaired loans are valued at the present value of expected future cash flows discounted at the loan’s initial effective interest rate. The fair value of the collateral of an impaired collateral-dependent loan or an observable market price, if one exists, may be used as an alternative to discounting. If the value of the impaired loan is less than the recorded investment in the loan, impairment will be recognized through the allowance for loan losses. A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. Impaired loans include all loans which are on non-accrual, delinquent as to principal and interest for 90 days or greater or restructured in a troubled debt restructuring involving a modification of terms. All non-accruing loans are reviewed for impairment on an individual basis.

Mortgage Servicing Rights  Mortgage servicing rights are capitalized at fair value and amortized in proportion to, and over the period of, estimated net servicing income. The Company evaluates its capitalized mortgage servicing rights for impairment each quarter. Loan type and note rate are the predominant risk characteristics of the underlying loans used to stratify capitalized mortgage servicing rights for purposes of measuring impairment. Any impairment is recognized through a valuation allowance.

Real Estate, net  Real estate acquired through loan foreclosures is initially recorded at the lower of the related loan balance, less any specific allowance for loss, or fair value less estimated selling costs. Valuations are reviewed quarterly by management and an allowance for losses is established if the carrying value of a property exceeds its fair value less estimated selling costs.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Stock Based Compensation  On January 1, 2006, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 123 (revised 2004), Share-Based Payment (FAS 123R), which requires companies to recognize as compensation expense the grant-date fair value of stock awards issued. The Company adopted FAS 123R using the modified prospective transition method. In accordance with the modified prospective transition method, the Company’s Consolidated Financial Statements for the periods prior to adoption have not been restated to reflect the impact of FAS 123R. Had compensation cost for the Company’s stock based plan been determined in accordance with SFAS No. 123R in prior years, the Company’s net income and earnings per share would have been adjusted to the following pro forma amounts:

Year ended December 31,
(Dollars in thousands)	2005

Net income:
As reported	$11,068
Deduct: total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	55

Pro forma	$11,013

Earnings per common share:
As reported:
Basic	$2.89
Diluted	2.77
Pro forma:
Basic	2.88
Diluted	2.77

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

New Accounting Pronouncements  In June 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109 (FIN 48). FIN 48 requires companies to recognize in their financial statements the impact of a tax position, taken or expected to be taken, if it is more likely than not that the position will be sustained on audit based on the technical merits of the position. The Interpretation requires the use of a cumulative probability methodology to determine the amounts and probabilities of all of the possible outcomes that could be realized upon the ultimate settlement of a tax position using the facts, circumstances, and information available at the reporting date. It also requires that interest expense be accrued on the difference between the tax position recognized in accordance with the Interpretation and the amount previously taken or expected to be taken in a tax return. The provisions of FIN 48 were adopted by the Company on January 1, 2007 and as a result, the Company recognized an immaterial increase in its liability recorded for tax exposure reserves. See Note 14 Income Taxes for additional FIN 48 disclosures.
In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about the use of fair value to measure assets and liabilities. This Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and for interim periods within those fiscal years. The impact of adopting SFAS No. 157 on January 1, 2008 was not material to the Company’s financial statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, Including an amendment of FASB Statement No. 115. This Statement permits entities to measure many financial instruments and other items at fair value and most of the provisions of the Statement apply only to entities that elect the fair value option. This Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and for interim periods within those fiscal years. The impact of adopting SFAS No. 159 on January 1, 2008 was not material to the Company’s financial statements.
In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements-an amendment of ARB No. 51. This Statement amends ARB No. 51 to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity and is reported as equity in the consolidated financial statements. This Statement applies to all for profit entities that prepare consolidated financial statements, but affects only those entities that have an outstanding noncontrolling interest in subsidiaries or that deconsolidate a subsidiary. Since the Company has no noncontrolling interests in subsidiaries, the impact of adopting SFAS No. 160 on January 1, 2009 is not anticipated to have a material impact on the Company’s financial statements.
In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations. This Statement replaces SFAS No. 141, Business Combinations and retains the fundamental requirements in SFAS No. 141 that the purchase method of accounting be used for all business combinations and for an acquirer to be identified for each business combination. This Statement establishes principles and requirements for how the acquirer recognizes and measures the assets acquired (including goodwill), the liabilities assumed, and any controlling interest in the acquiree. It also determines what information is to be disclosed to enable users of the financial statement to evaluate the nature and financial effect of the business combination. The impact of adopting SFAS No. 141 on January 1, 2009 is not anticipated to have a material impact on the Company’s financial statements.

Derivative Financial Instruments  The Company uses derivative financial instruments in order to manage the interest rate risk on residential loans held for sale and its commitments to extend credit for residential loans. The Company may also from time to time use interest rate swaps to manage interest rate risk. Derivative financial instruments include commitments to extend credit and forward mortgage loan sales commitments.

Reclassifications  Certain amounts in the consolidated financial statements for prior years have been reclassified to conform with the current year presentation.

NOTE 2	Other Comprehensive Income
The components of other comprehensive income and the related tax effects were as follows:

	For the years ended December 31,
	2007			2006			2005
(Dollars in thousands)	Before	Tax	Net	Before	Tax	Net	Before	Tax	Net
Securities available for sale:	tax	effect	of tax	tax	effect	of tax	tax	effect	of tax

Gross unrealized gains (losses) arising during the period	$2,443	992	1,451	1,098	433	665	(607)	(279)	(328)
Less reclassification of net gains (losses) included in net income	0	0	0	48	17	31	(21)	(6)	(15)

Net unrealized gains (losses) arising during the period	2,443	992	1,451	1,050	416	634	(586)	(273)	(313)

Other comprehensive income (loss)	$2,443	992	1,451	1,050	416	634	(586)	(273)	(313)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 Securities Available for Sale
A summary of securities available for sale at December 31, 2007 and 2006 is as follows:

		Gross	Gross
	Amortized	unrealized	unrealized	Fair
(Dollars in thousands)	cost	gains	losses	value

December 31, 2007:
Mortgage-backed securities:
FHLMC	$129	4	0	133
FNMA	3,833	74	0	3,907
GNMA	6	0	0	6
Collateralized mortgage obligations:
FHLMC	11,792	149	(350)	11,591
FNMA	3,026	0	(195)	2,831

	18,786	227	(545)	18,468

Other marketable securities:
U.S. Government agency obligations	164,730	2,290	0	167,020
Corporate and agency preferred stock	700	0	0	700

	165,430	2,290	0	167,720

	$184,216	2,517	(545)	186,188

December 31, 2006:
Mortgage-backed securities:
FHLMC	$163	3	0	166
GNMA	10	0	0	10
Collateralized mortgage obligations:
FHLMC	2,932	0	(263)	2,669
FNMA	3,566	1	(234)	3,333

	6,671	4	(497)	6,178

Other marketable securities:
U.S. Government agency obligations	119,240	119	(97)	119,262
Corporate and agency preferred stock	700	0	0	700

	119,940	119	(97)	119,962

	$126,611	123	(594)	126,140

The Company did not sell any available for sale securities during 2007 and did not recognize any gains or losses on investments. Proceeds from the sale of securities available for sale in 2006 were $2.9 million resulting in gross gains of $48,000. The Company did not sell any securities available for sale during 2005, but did recognize a loss of $21,000 on a FHLMC preferred stock investment due to an other than temporary impairment. The fair market value of the FHLMC preferred stock was $2.9 million at December 31, 2005.
The following table indicates amortized cost and estimated fair value of securities available for sale at December 31, 2007 based upon contractual maturity adjusted for scheduled repayments of principal and projected prepayments of principal based upon current economic conditions and interest rates. Actual maturities may differ from the maturities in the following table because obligors may have the right to call or prepay obligations with or without call or prepayment penalties:

	Amortized	Fair
(Dollars in thousands)	cost	value

Due less than one year	$103,141	103,508
Due after one year through five years	73,508	75,376
Due after five years through ten years	3,372	3,275
Due after ten years	3,495	3,329
No stated maturity	700	700

Total	$184,216	186,188

The allocation of mortgage-backed securities and collateralized mortgage obligations in the table above is based upon the anticipated future cash flow of the securities using estimated mortgage prepayment speeds.

The following table shows the gross unrealized losses and fair values for the securities available for sale portfolio aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2007 and 2006:

	Less than twelve months			Twelve months or more			Total
(Dollars in thousands)	# of	Fair	Unrealized	# of	Fair	Unrealized	Fair	Unrealized
December 31, 2007	Investments	Value	Losses	Investments	Value	Losses	Value	Losses

Mortgage backed securities:
FHLMC	0	$0	0	1	$2,513	(350)	$2,513	(350)
FNMA	0	0	0	3	2,806	(195)	2,806	(195)

Total temporarily impaired securities	0	$0	0	4	$5,319	(545)	$5,319	(545)

	Less than twelve months			Twelve months or more			Total
(Dollars in thousands)	# of	Fair	Unrealized	# of	Fair	Unrealized	Fair	Unrealized
December 31, 2006	Investments	Value	Losses	Investments	Value	Losses	Value	Losses

Mortgage backed securities:
FHLMC	0	$0	0	2	$2,670	(263)	$2,670	(263)
FNMA	0	0	0	3	3,177	(234)	3,177	(234)
Other marketable debt securities:
FNMA	3	14,925	(3)	0	0	0	14,925	(3)
FHLMC	2	9,792	(2)	0	0	0	9,792	(2)
FFCB	1	4,878	(3)	0	0	0	4,878	(3)
FHLB	4	19,878	(69)	2	9,980	(20)	29,858	(89)

Total temporarily impaired securities	10	$49,473	(77)	7	$15,827	(517)	$65,300	(594)

These fixed rate investments are temporarily impaired due to changes in interest rates and the Company has the ability and intent to hold to maturity or until the temporary loss is recovered. Mortgage backed securities in the table above had an average life of less than eight years and the other marketable securities had an average life of less than three years at December 31, 2007.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4  Loans Receivable, Net
A summary of loans receivable at December 31 is as follows:

(Dollars in thousands)	2007	2006

Residential real estate loans:
1-4 family conventional	$152,672	133,960
1-4 family conventional -
construction	42,958	36,113
1-4 family FHA	84	88
1-4 family VA	218	221

	195,932	170,382
Multi family	29,073	29,863
Multi family – construction	14,207	4,474

	239,212	204,719

Commercial real estate:
Lodging	49,590	46,953
Retail/office	67,830	63,538
Nursing home/health care	10,952	14,827
Land developments	109,021	108,749
Golf courses	18,869	19,109
Restaurant/bar/café	4,972	3,310
Ethanol plants	27,657	8,122
Warehouse	9,512	7,843
Manufacturing	5,761	15,581
Churches/community service	4,757	3,976
Other	26,770	22,073

	335,691	314,081

Other loans:
Autos	1,730	3,093
Home equity line	51,317	54,247
Home equity	20,254	21,263
Consumer – secured	643	659
Commercial business	222,959	176,770
Land/lot loans	4,151	5,501
Savings	358	814
Mobile home	1,699	2,052
Consumer – unsecured	4,757	2,219

	307,868	266,618

Total loans	882,771	785,418
Less:
Unamortized (premiums) discounts	(11)	40
Net deferred loan fees	2,245	2,021
Allowance for losses	12,438	9,873
Loans in process	3,011	5,252

Total loans receivable, net	$865,088	768,232

Commitments to originate or purchase loans	$64,700	42,507
Commitments to deliver loans to secondary market	$5,599	2,285
Weighted average contractual rate of loans in portfolio	7.57%	7.69%

Included in total commitments to originate or purchase loans are fixed rate loans aggregating $21.9 million and $14.1 million as of December 31, 2007 and 2006, respectively. The interest rates on these loan commitments ranged from 5.125% to 8.0% at December 31, 2007 and from 5.625% to 8.95% at December 31, 2006.
At December 31, 2007, 2006 and 2005, loans on nonaccrual status totaled $19.6 million, $8.3 million and $2.3 million, for which the related allowance for credit losses was $3.4 million, $1.7 million and $384,000, respectively. Had the loans performed in accordance with their original terms, the Company would have recorded gross interest income on the loans of $1.8 million, $803,000 and $327,000 in 2007, 2006 and 2005, respectively. For the years ended December 31, 2007, 2006 and 2005, the Company recognized interest income of $963,000, $572,000 and $273,000, respectively. All of the interest income that was recognized for impaired loans was recognized using the cash basis method of income recognition.
At December 31, 2007, there were loans included in loans receivable, net, with terms that had been modified in a troubled debt restructuring totaling $172,000. Had the loans performed in accordance with their original terms throughout 2007, the Company would have recorded gross interest income of $16,000. At December 31, 2006 and 2005, there were no loans included in loans receivable, net, with terms that had been modified in a troubled debt restructuring.
There were no material commitments to lend additional funds to customers whose loans were classified as restructured or nonaccrual at December 31, 2007 or December 31, 2006.
The aggregate amounts of loans to executive officers and directors of the Company was $4.1 million, $518,000, and $595,000 at December 31, 2007, 2006 and 2005, respectively. During 2007 repayments on loans to executive officers and directors were $16,000 and new loans to executive officers and directors totaled $3.6 million. During 2006 repayments on loans to executive officers and directors were $59,000 and loans originated aggregated $48,000. All loans were made in the ordinary course of business on normal credit terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated parties.
At December 31, 2007, 2006 and 2005, the Company was servicing real estate loans for others with aggregate unpaid principal balances of approximately $516.1 million, $480.6 million and $541.6 million, respectively.

The Company originates residential, commercial real estate and other loans primarily in Minnesota and Iowa. At December 31, 2007 and 2006, the Company had in its portfolio single-family and multi-family residential loans located in the following states:

	2007		2006

		Percent		Percent
(Dollars in thousands)	Amount	of Total	Amount	of Total

Arizona	$1,765	0.7%	$2,736	1.3%
California	4,498	1.9	0	0
Florida	2,654	1.1	0	0
Georgia	1,662	0.7	2,564	1.3
Iowa	10,283	4.3	11,793	5.8
Minnesota	211,825	88.6	178,121	87.0
Wisconsin	3,947	1.6	4,317	2.1
Other states	2,578	1.1	5,188	2.5

Total	$239,212	100.0%	$204,719	100.0%

Amounts under one million dollars in both years are included in “Other states”.

At December 31, 2007 and 2006, the Company had in its portfolio commercial real estate loans located in the following states:

	2007		2006

		Percent		Percent
(Dollars in thousands)	Amount	of Total	Amount	of Total

Arizona	$3,640	1.1%	$2,885	0.9%
California	6,662	2.0	1,185	0.4
Florida	2,135	0.6	0	0.0
Idaho	7,861	2.3	5,389	1.7
Iowa	19,402	5.8	13,399	4.3
Kansas	2,686	0.8	3,520	1.1
Minnesota	277,525	82.7	280,371	89.3
Missouri	0	0.0	4,226	1.3
Nebraska	5,811	1.7	948	0.3
North Carolina	1,400	0.4	0	0.0
Utah	1,976	0.6	2,030	0.6
Wisconsin	5,444	1.6	128	0.1
Other states	1,149	0.4	0	0.0

Total	$335,691	100.0%	$314,081	100.0%

Amounts under one million dollars in both years are included in “Other states”.

NOTE 5 Allowance for Loan Losses
The allowance for loan losses is summarized as follows:

(Dollars in thousands)

Balance, December 31, 2004	$8,996
Provision for losses	2,674
Charge-offs	(3,077)
Recoveries	185

Balance, December 31, 2005	8,778
Provision for losses	8,878
Charge-offs	(7,849)
Recoveries	66

Balance, December 31, 2006	9,873
Provision for losses	3,898
Charge-offs	(1,681)
Recoveries	348

Balance, December 31, 2007	$12,438

NOTE 6	Accrued Interest Receivable
Accrued interest receivable at December 31 is summarized as follows:

(Dollars in thousands)	2007	2006

Securities available for sale	$2,299	931
Loans receivable	4,594	4,130

	$6,893	5,061

NOTE 7	Mortgage Servicing Rights, Net
A summary of mortgage servicing activity is as follows:

(Dollars in thousands)	2007	2006

Mortgage servicing rights
Balance, beginning of year	$1,958	2,654
Originations	18	152
Amortization	(706)	(848)

Balance, end of year	1,270	1,958

Valuation reserve	0	0

Mortgage servicing rights, net	$1,270	1,958

All of the loans being serviced were single family loans serviced for FNMA under the mortgage-backed security program or the individual loan sale program. The following is a summary of the risk characteristics of the loans being serviced at December 31, 2007:

			Weighted
		Weighted	Average
	Loan	Average	Remaining	Number
	Principal	Interest	Term	of
(Dollars in thousands)	Balance	Rate	(months)	Loans

Original term 30 year fixed rate	$215,707	5.88%	293	1,996

Original term 15 year fixed rate	119,819	5.18	115	1,841

Adjustable rate	3,166	6.04	302	28

NOTE 8	Real Estate
A summary of real estate at December 31 is as follows:

(Dollars in thousands)	2007	2006

Real estate in judgment subject to redemption	$1,952	943
Real estate acquired through foreclosure	73	504
Real estate acquired through deed in lieu of foreclosure	65	750
Real estate acquired in satisfaction of debt	124	0

	2,214	2,197
Allowance for losses	0	(125)

	$2,214	2,072

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9	Intangible Assets
The gross carrying amount of intangible assets and the associated accumulated amortization at December 31, 2007 and 2006 are presented in the following table. Amortization expense for intangible assets was $812,000 and $962,000 for the years ended December 31, 2007 and 2006.

	Gross		Unamortized
(Dollars in thousands)	Carrying	Accumulated	Intangible
December 31, 2007	Amount	Amortization	Assets

Amortized intangible assets:
Mortgage servicing rights	$3,851	(2,581)	1,270
Core deposit intangible	1,567	(1,567)	0

Total	$5,418	(4,148)	1,270

December 31, 2006

Amortized intangible assets:
Mortgage servicing rights	$4,148	(2,190)	1,958
Core deposit intangible	1,567	(1,461)	106

Total	$5,715	(3,651)	2,064

The following table indicates the estimated future amortization expense over the next five years for amortized intangible assets:

Mortgage
(Dollars in thousands)	Servicing
Year ended December 31,	Rights

2008	$523

2009	385

2010	211

2011	102

2012	40

Projections of amortization are based on existing asset balances and the existing interest rate environment as of December 31, 2007. The Company’s actual experiences may be significantly different depending upon changes in mortgage interest rates and other market conditions.

NOTE 10	Premises and Equipment
A summary of premises and equipment at December 31 is as follows:

(Dollars in thousands)	2007	2006

Land	$2,364	1,301
Office buildings and improvements	10,207	9,795
Furniture and equipment	10,813	11,957

	23,384	23,053
Less accumulated depreciation	(11,360)	(11,681)

	$12,024	11,372

NOTE 11	Deposits
Deposits and their weighted average interest rates at December 31 are summarized as follows:

	2007			2006
	Weighted		Percent of	Weighted		Percent of
(Dollars in thousands)	average rate	Amount	total	average rate	Amount	total

Noninterest checking	0.00%	$54,998	6.2%	0.00%	$68,991	9.5%
NOW accounts	1.88	118,652	13.4	2.54	87,074	12.0
Savings accounts	1.40	39,671	4.5	1.37	40,445	5.6
Money market accounts	3.34	182,413	20.5	3.31	178,694	24.6

		395,734	44.6		375,204	51.7

Certificates:
0-0.99%		555	0.1		532	0.1
1-1.99%		2	0.0		157	0.0
2-2.99%		6,168	0.7		25,700	3.5
3-3.99%		38,388	4.3		126,408	17.4
4-4.99%		203,720	22.9		119,376	16.5
5-5.99%		243,551	27.4		78,582	10.8

Total certificates	4.94	492,384	55.4	4.23	350,755	48.3

Total deposits	3.74	$888,118	100.0%	3.24	$725,959	100.0%

At December 31, 2007 and 2006, the Company had $338.8 million and $313.4 million, respectively, of deposit accounts with balances of $100,000 or more. At December 31, 2007 and 2006, the Company had $246.8 million and $115.5 million of certificate accounts, respectively, that had been acquired through a broker.
Certificates had the following maturities at December 31:

	2007		2006
		Weighted		Weighted
	Amount	average	Amount	average
Remaining term to maturity	(in thousands)	rate	(in thousands)	rate

1-6 months	$286,259	5.10%	$132,231	3.92%
7-12 months	154,431	4.78	151,962	4.56
13-36 months	46,839	4.44	57,106	4.08
Over 36 months	4,855	4.00	9,456	4.08

	$492,384	4.94	$350,755	4.23

At December 31, 2007, mortgage loans and mortgage-backed and related securities with an amortized cost of approximately $123.2 million and $4.1 million of letters of credit from the Federal Home Loan Bank (FHLB) were pledged as collateral on Bank deposits.
Interest expense on deposits is summarized as follows for the years ended December 31:

(Dollars in thousands)	2007	2006	2005

NOW accounts	$3,509	2,636	1,770
Savings accounts	551	1,084	435
Money market accounts	8,031	5,119	1,328
Certificates	21,312	13,207	13,700

	$33,403	22,046	17,233

NOTE 12	Federal Home Loan Bank Advances
Fixed rate Federal Home Loan Bank advances consisted of the following at December 31:

(Dollars in thousands)	2007		2006
Year of Maturity	Amount	Rate	Amount	Rate

2007			$40,000	2.91%
2008	$10,000	2.67%	20,000	3.83
2010	10,000	6.48	10,000	6.48
2011	7,500	4.84	10,900	4.81
2013	70,000	4.77	70,000	4.77

	97,500	4.74	150,900	4.27
Lines of Credit	15,000	4.04	0

	$112,500	4.64	$150,900	4.27

Many of the advances listed above have call provisions which allow the FHLB to request that the advance be paid back or refinanced at the rates then being offered by the FHLB. As of December 31, 2007, the Company had advances from the FHLB with the following call features:

Callable Quarterly
Year of Maturity	in 2008

2010	$10,000
2011	7,500
2013	70,000

$87,500

At December 31, 2007, the advances from the FHLB were collateralized by the Bank’s FHLB stock and mortgage loans with unamortized principal balances of $178.3 million. The Bank has the ability to draw additional borrowings of $61.7 million based upon the mortgage loans that are currently pledged, subject to a requirement to purchase additional FHLB stock.

NOTE 13	Other Borrowed Money
The Company had available a $5.0 million revolving line of credit that was not drawn upon at December 31, 2007 or December 31, 2006. The current outstanding line of credit expires on October 24, 2008.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14	Income Taxes
Income tax expense (benefit) for the years ended December 31 is as follows:

(Dollars in thousands)	2007	2006	2005

Current:
Federal	$7,702	4,547	6,251
State	2,220	1,429	1,744

Total current	9,922	5,976	7,995

Deferred:
Federal	(2,044)	(612)	(843)
State	(578)	(138)	(416)

Total deferred	(2,622)	(750)	(1,259)

	$7,300	5,226	6,736

The reasons for the difference between “expected” income tax expense utilizing the federal corporate tax rate of 35% for 2007 and 34% for 2006 and 2005 and the actual income tax expense are as follows:

(Dollars in thousands)	2007	2006	2005

Expected federal income tax expense	$6,501	4,642	6,053
Items affecting federal income tax:
Dividend received deduction	0	(23)	(26)
State income taxes, net of federal income tax benefit	1,094	881	975
Low income housing credits	0	(10)	(42)
Tax exempt interest	(276)	(377)	(378)
Other, net	(19)	113	154

	$7,300	5,226	6,736

The tax effects of temporary differences that give rise to the deferred tax assets and deferred tax liabilities are as follows at December 31:

(Dollars in thousands)	2007	2006

Deferred tax assets:
Allowances for loan and real estate losses	$5,153	3,906
Deferred compensation costs	235	172
Net unrealized loss on market value adjustments to securities available for sale	0	187
Deferred ESOP loan asset	597	545
Restricted stock expense	132	77
FIN 48 - cumulative effect adjustment	210	0
Nonaccruing loan interest	847	0
Other	83	64

Total gross deferred tax assets	7,257	4,951

Deferred tax liabilities:
Net unrealized gain on securities available for sale	806	0
Deferred loan fees and costs	541	494
Premises and equipment basis difference	525	647
Originated mortgage servicing rights	519	776
Other	147	155

Total gross deferred tax liabilities	2,538	2,072

Net deferred tax assets	$4,719	2,879

Retained earnings at December 31, 2007 included approximately $8.8 million for which no provision for income taxes was made. This amount represents allocations of income to bad debt deductions for tax purposes. Reduction of amounts so allocated for purposes other than absorbing losses will create income for tax purposes, which will be subject to the then-current corporate income tax rate. The Company has, in its judgment, made reasonable assumptions relating to the realization of deferred tax assets. Based upon these assumptions, the Company has determined that no valuation allowance is required with respect to the deferred tax assets.
The Company is located in Minnesota and files a state income tax return with the Minnesota Department of Revenue (MDR). In January 2007, the MDR proposed adjustments of $2.2 million to the Company’s state tax liability for the years 2002 through 2004 related to the tax treatment of the inter-company dividends paid to the Bank by Home Federal Holding. The Company is challenging the proposed adjustments and the case is scheduled to go to the Minnesota state tax court in the third quarter of 2008. In 2005, Minnesota state tax laws were changed and the Company’s Minnesota tax filings subsequent to 2004 do not have exposure relating to the treatment of the inter-company dividend payments.
On January 1, 2007, the Company adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (FIN 48). Implementation of FIN 48 resulted in a $250,000 cumulative effect adjustment to retained earnings as of the date of adoption. At January 1, 2007, the total amount of unrecognized tax benefits under FIN 48 was estimated to be $600,000, of which $390,000 related to tax benefits that if recognized, would impact the annual effective tax rate. The estimated unrecognized tax benefit excluding interest has not been adjusted since the initial assessment. The Company recognizes both interest and penalties as a component of other operating expense and $48,000 and $60,000 in interest expense was recorded in other operating expense during 2007 and 2006, respectively. The liability for unrecognized tax benefits at December 31, 2007 includes $108,000 of interest and no penalties. It is reasonably possible that the total unrecognized tax benefit could increase by $1.6 million or be reduced to zero within the next 12 month period. It is also reasonably possible that any benefit may be substantially offset by new matters arising during this same period. The Company files consolidated federal and state income tax returns and is not subject to federal income tax examinations for taxable years prior to 2003, or state examinations prior to 2002.

NOTE 15	Employee Benefits
All eligible full-time employees of the Bank that were hired prior to 2002 were included in a noncontributory multiemployer retirement plan sponsored by the Financial Institutions Retirement Fund (FIRF). Effective September 1, 2002 the accrual of benefits for existing participants was frozen and no new enrollments were permitted into the plan. The actuarial present value of accumulated plan benefits and net assets available for benefits relating to the Bank’s employees was not available at December 31, 2007 because such information is not accumulated for each participating institution. As of June 30, 2007, the FIRF valuation report reflected that the Bank was obligated to make a contribution totaling $159,000. The required contribution was $218,000 in 2006 and $235,000 in 2005.
The Company has a qualified, tax-exempt savings plan with a deferred feature qualifying under Section 401(k) of the Internal Revenue Code (the 401(k) Plan). All employees who have attained 18 years of age are eligible to participate in the Plan. Participants are permitted to make contributions to the 401(k) Plan equal to the lesser of 50% of the participant’s annual salary or the maximum allowed by law, which was $15,500 for 2007. The Company matches 25% of each participant’s contributions up to a maximum of 8% of the participant’s annual salary. Participant contributions and earnings are fully and immediately vested. The Company’s contributions are vested on a three year cliff basis, are expensed when made, and were $164,000, $141,000 and $122,000, in 2007, 2006 and 2005, respectively.
The Company has adopted an Employee Stock Ownership Plan (the ESOP) that meets the requirements of Section 4975(e)(7) of the Internal Revenue Code and Section 407(d)(6) of the Employee Retirement Income Security Act of 1974, as amended (ERISA) and, as such the ESOP is empowered to borrow in order to finance purchases of the common stock of HMN. The ESOP borrowed $6.1 million from the Company to purchase 912,866 shares of common stock in the initial public offering of HMN. As a result of a merger with Marshalltown Financial Corporation (MFC), the ESOP borrowed $1.5 million to purchase an additional 76,933 shares of HMN common stock to account for the additional employees and avoid dilution of the benefit provided by the plan. The ESOP debt requires quarterly payments of principal plus interest at 7.52%. The Company has committed to make quarterly contributions to the ESOP necessary to repay the loan including interest. The Company contributed $525,000 for each of 2007, 2006 and 2005.
As the debt is repaid, ESOP shares that were pledged as collateral for the debt are released from collateral and allocated to eligible employees based on the proportion of debt service paid in the year. The Company accounts for its ESOP in accordance with Statement of Position 93-6, Employers’ Accounting for Employee Stock Ownership Plans. Accordingly, the shares pledged as collateral are reported as unearned ESOP shares in stockholders’ equity. As shares are determined to be ratably released from collateral, the Company reports compensation expense equal to the current market price of the shares, and the shares become outstanding for earnings per share computations. ESOP compensation benefit expense was $765,000, $822,000 and $756,000, respectively, for 2007, 2006 and 2005.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

All employees of the Bank are eligible to participate in the ESOP after they attain age 21 and complete one year of service during which they worked at least 1,000 hours. A summary of the ESOP share allocation is as follows for the years ended:

	2007	2006	2005

Shares allocated to participants beginning of the year	294,631	286,018	270,884
Shares allocated to participants	24,317	24,317	24,317
Shares purchased with dividends from allocated shares	8,843	9,223	8,311
Shares distributed to participants	(31,705)	(24,927)	(17,494)

Shares allocated to participants end of year	296,086	294,631	286,018

Unreleased shares beginning of the year	523,099	547,416	571,733
Shares released during year	(24,317)	(24,317)	(24,317)

Unreleased shares end of year	498,782	523,099	547,416

Total ESOP shares end of year	794,868	817,730	833,434

Fair value of unreleased shares at December 31	$12,245,098	18,052,146	16,148,772

In June 1995, the Company adopted the 1995 Stock Option and Incentive Plan (1995 Plan). The provisions of the 1995 Plan expired on April 25, 2005 and options may no longer be granted from the plan. At December 31, 2007, there were 105,500 vested options under the 1995 Plan that remained unexercised. These options expire 10 years from the date of grant and have an average exercise price of $12.12.
In March 2001, the Company adopted the HMN Financial, Inc. 2001 Omnibus Stock Plan (2001 Plan). The purpose of the 2001 Plan is to promote the interests of the Company and its stockholders by providing key personnel with an opportunity to acquire a proprietary interest in the Company and reward them for achieving a high level of corporate performance and thereby develop a stronger incentive to put forth maximum effort for the success and growth of the Company. 400,000 shares of HMN common stock are available for distribution under the 2001 Plan in either restricted stock or stock options, which is subject to adjustment for future stock splits, stock dividends and similar changes to the capitalization of the Company. No more than 100,000 shares from the 2001 Plan may be issued as restricted stock.

The fair value of options granted under the 2001 Plan was $3.59 for May 2005. A summary of activities under both plans for the past three years is as follows:

					Unvested options
	Shares	Restricted		Award value/		Weighted average
	available for	shares	Options	weighted average		grant date	Vesting
1995 Stock Option and Incentive Plan	grant	outstanding	outstanding	exercise price	Number	fair value	period

December 31, 2004	9,397		134,941	$11.97	15,000	$2.15
Options exercised			(10,941)	9.56
Expired	(9,397)			N/A
Vested					(9,000)	2.34

December 31, 2005	0		124,000	12.18	6,000	1.85
Options exercised			(7,226)	13.00
Vested					(3,000)	1.85

December 31, 2006	0		116,774	12.13	3,000	1.85
Options exercised			(11,274)	12.30
Vested					(3,000)	1.85

December 31, 2007	0		105,500	12.12	0	0.00

2001 Omnibus Stock Plan

December 31, 2004	181,655		218,345	$17.96	218,345	$1.57
Granted January 25, 2005	(10,047)	10,047	0	N/A	N/A	N/A	3 years
Granted May 24, 2005	(15,000)		15,000	30.00	15,000	3.59	5 years
Forfeited	7,997	(1,418)	(6,579)	16.13	(6,579)	1.43
Vested					(15,895)	1.93

December 31, 2005	164,605	8,629	226,766	18.81	210,871	1.70
Granted January 24, 2006	(7,895)	7,895	0	N/A			3 years
Granted January 26, 2006	(2,583)	2,583	0	N/A			3 years
Options exercised			(6,466)	16.13
Vested		(2,900)			(12,429)	2.59

December 31, 2006	154,127	16,207	220,300	18.89	198,442	1.64
Granted January 25, 2007	(13,967)	13,967	0	N/A			3 years
Forfeited	31,459	(1,054)	(30,405)	16.13	(30,405)	1.43
Vested		(6,348)			(12,432)	2.59

December 31, 2007	171,619	22,772	189,895	19.33	155,605	1.61

Total both plans	171,619	22,772	295,395	16.75	155,605	1.61

The following table summarizes information about stock options outstanding at December 31, 2007:

						Weighted Average
						Years Over
		Weighted Average			Unrecognized	Which Unrecognized
Exercise	Number	Remaining Contractual	Number	Number	Compensation	Compensation will
Price	Outstanding	Life in Years	Exercisable	Unexercisable	Expense	be Recognized

11.50	65,000	1.3	65,000	0	0	N/A
11.25	25,500	2.4	25,500	0	0	N/A
16.13	139,355	4.4	0	139,355	82,377	4.0
16.25	15,000	4.4	15,000	0	0	N/A
27.64	5,000	6.2	3,750	1,250	87	0.2
27.66	15,540	6.2	15,540	0	0	N/A
26.98	15,000	6.6	9,000	6,000	5,282	1.6
30.00	15,000	7.4	6,000	9,000	10,327	2.4

	295,395		139,790	155,605	$98,073

The Company will issue shares from treasury upon the exercise of outstanding options.

Prior to January 1, 2006 the Company used the intrinsic value method as described in APB Opinion No. 25 and related interpretations to account for its stock incentive plans. Accordingly, there were no charges or credits to expense with respect to the granting or exercise of options since the options were issued at fair

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

value on the respective grant dates. On January 1, 2006 the Company adopted FAS No. 123(R), which replaced FAS No. 123 and supercedes APB Opinion No. 25. In accordance with this standard, the Company recognized compensation expense in 2006 and 2007 relating to stock options that vested during those years. The amount of the expense was determined under the fair value method. Pro forma disclosure for 2005 is included in Note 1.
The fair value for each option grant is estimated on the date of the grant using a Black Scholes option valuation model. There were no options granted in 2006 or 2007. The following table shows the assumptions that were used in determining the fair value of options granted during 2005:

2005

Risk-free interest rate	4.03%
Expected life	9 years
Expected volatility	8.75%
Expected dividends	2.9%

NOTE 16	Earnings per Share
The following table reconciles the weighted average shares outstanding and net income for basic and diluted EPS:

	Year ended December 31,
(Dollars in thousands, except per share data)	2007	2006	2005

Weighted average number of common shares outstanding used in basic earnings per common share calculation	3,738,457	3,822,189	3,824,555
Net dilutive effect of:
Options	145,503	174,883	166,207
Restricted stock awards	17,828	12,770	7,683

Weighted average number of shares outstanding adjusted for effect of dilutive securities	3,901,788	4,009,842	3,998,445

Net income available to common shareholders	$11,274	8,428	11,068
Basic earnings per common share	$3.02	2.20	2.89
Diluted earnings per common share	$2.89	2.10	2.77

NOTE 17	Stockholders’ Equity
The Company repurchased in the open market and placed in treasury 164,000 shares of its common stock in 2007, 115,000 shares in 2006 and 30,000 shares in 2005, for $4.9 million, $4.0 million and $1.0 million, respectively.
HMN declared and paid dividends as follows:

			Quarterly
		Dividend	Dividend
Record date	Payable date	per share	Payout Ratio

February 18, 2005	March 7, 2005	$0.22	41.51%
May 20, 2005	June 8, 2005	$0.22	31.43%
August 26, 2005	September 9, 2005	$0.24	38.71%
November 25, 2005	December 14, 2005	$0.24	42.11%
February 17, 2006	March 7, 2006	$0.24	27.59%
May 19, 2006	June 7, 2006	$0.24	35.29%
August 25, 2006	September 8, 2006	$0.25	34.25%
November 24, 2006	December 13, 2006	$0.25	1,250.00%
February 16, 2007	March 7, 2007	$0.25	37.31%
May 18, 2007	June 7, 2007	$0.25	30.49%
August 24, 2007	September 7, 2007	$0.25	36.76%
November 23, 2007	December 12, 2007	$0.25	35.21%

On January 22, 2008 the Company declared a cash dividend of $0.25 per share payable on March 7, 2008, to stockholders of record on February 15, 2008. The annualized dividend payout ratios for 2007, 2006 and 2005 were 34.72%, 42.61% and 38.02%, respectively.
The Company’s certificate of incorporation authorizes the issuance of up to 500,000 shares of preferred stock, but to date no shares have been issued.
In order to grant a priority to eligible accountholders in the event of future liquidation, the Bank, at the time of conversion to a stock savings bank, established a liquidation account equal to its regulatory capital as of September 30, 1993. In the event of future liquidation of the Bank, an eligible accountholder who continues to maintain their deposit account shall be entitled to receive a distribution from the liquidation account. The total amount of the liquidation account will decrease as the balance of eligible accountholders are reduced subsequent to the conversion, based on an annual determination of such balance.
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

NOTE 18 Federal Home Loan Bank Investment and Regulatory Capital Requirements
The Bank, as a member of the Federal Home Loan Bank System, is required to hold a specified number of shares of capital stock, which are carried at cost, in the Federal Home Loan Bank of Des Moines. The Bank met this requirement at December 31, 2007.

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
Quantitative measures established by regulations to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the following table) of Tier I or Core capital, and Risk-based capital (as defined in the regulations) to total assets (as defined). Management believes, as of December 31, 2007 and 2006, that the Bank met all capital adequacy requirements to which it was subject.
Management believes that based upon the Bank’s capital calculations at December 31, 2007 and 2006 and other conditions consistent with the Prompt Corrective Actions provisions of the OTS regulations, the Bank would be categorized as well capitalized.
At December 31, 2007 and 2006 the Bank’s capital amounts and ratios are presented for actual capital, required capital and excess capital including amounts and ratios in order to qualify as being well capitalized under the Prompt Corrective Actions regulations:

			Required to be				To be Well Capitalized
			Adequately				Under Prompt
	Actual		Capitalized		Excess Capital		Corrective Action Provisions
		Percent of		Percent of		Percent of		Percent of
(Dollars in thousands)	Amount	Assets(1)	Amount	Assets(1)	Amount	Assets(1)	Amount	Assets(1)

December 31, 2007
Tier I or core capital	$88,366	7.96%	$44,427	4.00%	$43,939	3.96%	$55,534	5.00%
Tier I risk-based capital	88,366	10.34	34,195	4.00	54,171	6.34	51,292	6.00
Risk-based capital to risk-weighted assets	96,796	11.32	68,390	8.00	28,406	3.32	85,487	10.00

December 31, 2006
Tier I or core capital	$80,586	8.34%	$38,650	4.00%	$41,936	4.34%	$48,312	5.00%
Tier I risk-based capital	80,586	10.19	31,630	4.00	48,956	6.19	47,445	6.00
Risk-based capital to risk-weighted assets	89,611	11.33	63,261	8.00	26,350	3.33	79,076	10.00

(1)	Based upon the Bank’s adjusted total assets for the purpose of the Tier I or core capital ratios and risk-weighted assets for the purpose of the risk-based capital ratio.

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

	December 31,
	Contract amount
(Dollars in thousands)	2007	2006

Financial instruments whose contract amount represents credit risk:
Commitments to originate, fund or purchase loans:
1-4 family mortgages	$4,034	786
Multi- family mortgages	10,116	0
Commercial real estate mortgages	29,370	38,996
Non-mortgage loans	21,180	2,725
Undisbursed balance of loans closed	84,512	96,843
Unused lines of credit	131,276	129,728
Letters of credit	8,016	13,263

Total commitments to extend credit	$288,504	282,341

Forward commitments	$5,599	2,285

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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
The Bank issued standby letters of credit which guarantee the performance of customers to third parties. The standby letters of credit outstanding at December 31, 2007 expire over the next 15 months and totaled $8.7 million at December 31, 2007 and $14.5 million at December 31, 2006. The letters of credit are collateralized primarily with commercial real estate mortgages. Since the conditions under which the Bank is required to fund the standby letters of credit may not materialize, the cash requirements are expected to be less than the total outstanding commitments.

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
The Company had commitments outstanding to extend credit to future borrowers that had not closed prior to the end of the year, which is referred to as its mortgage pipeline. As commitments to originate loans enter the mortgage pipeline, the Company generally enters into commitments to sell the loans into the secondary market. The commitments to originate and sell loans are derivatives that are recorded at market value. As a result of marking these derivatives to market for the period ended December 31, 2007, the Company recorded an increase in other liabilities of $3,000 and a net loss on the sale of loans of $3,000.
As of December 31, 2007 the current commitments to sell loans held for sale are derivatives that do not qualify for hedge accounting. As a result, these derivatives are marked to market. The loans held for sale that are not hedged are recorded at the lower of cost or market. As a result of marking these loans, the Company recorded a decrease in loans held for sale of $30,000 and an increase in other assets of $30,000.

NOTE 21	Fair Value of Financial Instruments
SFAS No. 107, Disclosures about Fair Values of Financial Instruments, requires disclosure of estimated fair values of the Company’s financial instruments, including assets, liabilities and off-balance sheet items for which it is practicable to estimate fair value. The fair value estimates are made as of December 31, 2007 and 2006 based upon relevant market information, if available, and upon the characteristics of the financial instruments themselves. Because no market exists for a significant portion of the Company’s financial instruments, fair value estimates are based upon judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. The estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.
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

	December 31,
	2007			2006
	Carrying	Estimated	Contract	Carrying	Estimated	Contract
(Dollars in thousands)	amount	fair value	amount	amount	fair value	amount

Financial assets:
Cash and cash equivalents	$23,718	23,718		43,776	43,776
Securities available for sale	186,188	186,188		126,140	126,140
Loans held for sale	3,261	3,261		1,493	1,493
Loans receivable, net	865,088	874,062		768,232	776,895
Federal Home Loan Bank stock	6,198	6,198		7,956	7,956
Accrued interest receivable	6,893	6,893		5,061	5,061
Financial liabilities:
Deposits	888,118	888,118		725,959	725,959
Federal Home Loan Bank advances	112,500	116,574		150,900	151,200
Accrued interest payable	9,515	9,515		1,176	1,176
Off-balance sheet financial instruments:
Commitments to extend credit	32	32	288,504	2	2	282,341
Commitments to sell loans	(17)	(17)	5,599	(14)	(14)	2,285

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
Deposits  The fair value of demand deposits, savings accounts and certain money market account deposits is the amount payable on demand at the reporting date. The fair value of fixed maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities. If the fair value of the fixed maturity certificates of deposits is calculated at less than the carrying amount, the carrying value of these deposits is reported as the fair value.
The fair value estimate for deposits does not include the benefit that results from the low cost funding provided by the Company’s existing deposits and long-term customer relationships compared to the cost of obtaining different sources of funding. This benefit is commonly referred to as the core deposit intangible.
Federal Home Loan Bank Advances  The fair values of advances with fixed maturities are estimated based on discounted cash flow analysis using as discount rates the interest rates charged by the FHLB for borrowings of similar remaining maturities.
Accrued Interest Payable  The carrying amount of accrued interest payable approximates its fair value since it is short-term in nature.
Commitments to Extend Credit  The fair values of commitments to extend credit are estimated using the fees normally charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counter parties.
Commitments to Sell Loans  The fair values of commitments to sell loans are estimated using the quoted market prices for loans with similar interest rates and terms to maturity.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 22	HMN Financial, Inc. Financial Information (Parent Company Only)
The following are the condensed financial statements for the parent company only as of December 31, 2007 and 2006 and for the years ended December 31, 2007, 2006 and 2005.

(Dollars in thousands)	2007	2006	2005

Condensed Balance Sheets
Assets:
Cash and cash equivalents	$1,022	5,742
Investment in subsidiaries	93,372	86,770
Loans receivable, net	4,000	0
Accrued interest receivable	20	0
Real estate, net	0	650
Prepaid expenses and other assets	3	451
Deferred tax asset	408	173

Total assets	$98,825	93,786

Liabilities and Stockholders’ Equity:
Accrued expenses and other liabilities	$697	644

Total liabilities	697	644

Common stock	91	91
Additional paid-in capital	58,049	57,914
Retained earnings	110,943	103,643
Net unrealized gain (loss) on securities available for sale	1,167	(284)
Unearned employee stock ownership plan shares	(3,965)	(4,158)
Treasury stock, at cost, 4,953,045 and 4,813,232 shares	(68,157)	(64,064)

Total stockholders’ equity	98,128	93,142

Total liabilities and stockholders’ equity	$98,825	93,786

Condensed Statements of Income
Interest income	$171	121	108
Interest expense	0	(3)	0
Equity earnings of subsidiaries	11,151	8,838	11,375
Other income	739	1	0
Compensation and benefits	(233)	(236)	(247)
Occupancy	(24)	(21)	(20)
Data processing	(6)	(4)	(4)
Other	(459)	(503)	(376)

Income before income tax benefit	11,339	8,193	10,836
Income tax expense (benefit)	65	(235)	(232)

Net income	$11,274	8,428	11,068

(Dollars in thousands)	2007	2006	2005

Condensed Statements of Cash Flows
Cash flows from operating activities:
Net income	$11,274	8,428	11,068
Adjustments to reconcile net income to cash provided by operating activities:
Equity earnings of subsidiaries	(11,151)	(8,838)	(11,375)
Provision for loan losses	0	100	0
Deferred income taxes	(25)	22	(33)
Gain on sales of real estate	(639)	0	0
Proceeds from sales of real estate	1,389	0	0
Earned employee stock ownership shares priced above original cost	339	380	340
Stock option compensation	44	64	0
Amortization of restricted stock awards	334	191	98
Decrease in unearned ESOP shares	193	193	193
Decrease (increase) in accrued interest receivable	(20)	0	8
Increase in accrued expenses and other liabilities	53	11	67
Decrease (increase) in other assets	(13)	(220)	89
Other, net	(99)	0	0

Net cash provided by operating activities	1,679	331	455

Cash flows from investing activities:
Purchase of real estate owned from subsidiary	0	0	(750)
Increase in loans receivable, net	(4,000)	0	0

Net cash used by investing activities	(4,000)	0	(750)

Cash flows from financing activities:
Purchase of treasury stock	(4,913)	(3,960)	(972)
Stock options exercised	139	166	38
Excess tax benefit from options exercised	99	56	30
Dividends paid to stockholders	(3,724)	(3,737)	(3,524)
Proceeds from dividends on Bank stock	6,000	8,000	4,000

Net cash provided (used) by financing activities	(2,399)	525	(428)

Increase (decrease) in cash and cash equivalents	(4,720)	856	(723)
Cash and cash equivalents, beginning of year	5,742	4,886	5,609

Cash and cash equivalents, end of year	$1,022	5,742	4,886

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 23	Business Segments
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

	Home Federal			Consolidated
(Dollars in thousands)	Savings Bank	Other	Eliminations	Total

At or for the year ended December 31, 2007:
Interest income - external customers	$77,457	66	0	77,523
Non-interest income - external customers	6,855	739	0	7,594
Intersegment interest income	0	105	(105)	0
Intersegment non-interest income	174	11,151	(11,325)	0
Interest expense	38,928	0	(105)	38,823
Amortization of mortgage servicing rights, net	706	0	0	706
Other non-interest expense	22,560	730	(174)	23,116
Income tax expense	7,238	62	0	7,300
Net income	11,156	11,269	(11,151)	11,274
Goodwill	3,801	0	0	3,801
Total assets	1,115,857	98,865	(97,668)	1,117,054
At or for the year ended December 31, 2006:
Interest income - external customers	$67,418	109	0	67,527
Non-interest income - external customers	6,441	1	0	6,442
Intersegment interest income	4	12	(16)	0
Intersegment non-interest income	144	8,838	(8,982)	0
Interest expense	28,853	4	(16)	28,841
Amortization of mortgage servicing rights, net	848	0	0	848
Other non-interest expense	21,120	772	(144)	21,748
Income tax expense (benefit)	5,463	(237)	0	5,226
Net income	8,844	8,422	(8,838)	8,428
Goodwill	3,801	0	0	3,801
Total assets	970,941	93,831	(86,983)	977,789
At or for the year ended December 31, 2005:
Interest income - external customers	$60,201	80	0	60,281
Non-interest income - external customers	6,509	0	0	6,509
Intersegment interest income	0	28	(28)	0
Intersegment non-interest income	134	11,375	(11,509)	0
Interest expense	24,539	0	(28)	24,511
Amortization of mortgage servicing rights, net	1,020	0	0	1,020
Other non-interest expense	20,260	655	(134)	20,781
Income tax expense (benefit)	6,971	(235)	0	6,736
Net income	11,380	11,063	(11,375)	11,068
Goodwill	3,801	0	0	3,801
Total assets	985,456	91,410	(85,629)	991,237

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
HMN Financial, Inc.:

We have audited the accompanying consolidated balance sheets of HMN Financial, Inc. and subsidiaries (the Company) as of December 31, 2007 and 2006, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2007. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of HMN Financial, Inc. and subsidiaries as of December 31, 2007 and 2006, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2007, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), HMN Financial, Inc.’s internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 4, 2008, not included herein, expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

KPMG LLP

Minneapolis, Minnesota
March 4, 2008

SELECTED QUARTERLY FINANCIAL DATA

	December 31,	September 30,	June 30,
(Dollars in thousands, except per share data)	2007	2007	2007

Selected Operations Data (3 months ended):
Interest income	$19,338	20,278	19,628
Interest expense	10,090	10,465	9,773
Net interest income	9,248	9,813	9,855
Provision for loan losses	1,494	921	1,028
Net interest income after provision for loan losses	7,754	8,892	8,827
Noninterest income:
Fees and service charges	833	829	781
Loan servicing fees	265	253	265
Securities gains, net	0	0	0
Gain on sales of loans	325	204	189
Other noninterest income	1,163	362	57
Total noninterest income	2,586	1,648	1,292
Noninterest expense:
Compensation and benefits	2,721	3,147	3,262
Occupancy	1,144	1,127	1,112
Advertising	118	123	195
Data processing	326	325	321
Amortization of mortgage servicing rights, net	166	169	189
Other noninterest expense	1,295	1,062	1,070
Total noninterest expense	5,770	5,953	6,149
Income (loss) before income tax expense	4,570	4,587	3,970
Income tax expense (benefit)	1,795	1,806	1,520
Net income	$2,775	2,781	2,450
Basic earnings per share	$0.75	0.74	0.65
Diluted earnings per share	$0.73	0.71	0.62
Financial Ratios:
Return on average assets(1)	0.98%	0.97	0.89
Return on average equity(1)	11.11	11.19	10.09
Average equity to average assets	8.89	8.92	9.05
Dividend payout ratio	35.21	36.76	30.49
Net interest margin(1)(2)	3.39	3.58	3.75

(Dollars in thousands)

Selected Financial Condition Data:
Total assets	$1,117,054	1,147,413	1,127,426
Securities available for sale:
Mortgage-backed and related securities	18,468	18,927	14,417
Other marketable securities	167,720	191,251	189,511
Loans held for sale	3,261	2,153	4,454
Loans receivable, net	865,088	846,201	843,221
Deposits	888,118	936,419	925,511
Federal Home Loan Bank advances	112,500	97,500	97,500
Stockholders’ equity	98,128	97,300	94,716

(1)	Annualized
(2)	Net interest income divided by average interest-earning assets.

March 31,	December 31,	September 30,	June 30,	March 31,
2007	2006	2006	2006	2006

18,279	17,358	17,175	17,011	15,983
8,495	7,513	7,473	7,261	6,594
9,784	9,845	9,702	9,750	9,389
455	1,357	6,026	980	515
9,329	8,488	3,676	8,770	8,874

696	780	820	796	715
271	276	291	301	304
0	0	0	48	0
796	225	481	303	246
305	173	143	318	221
2,068	1,454	1,735	1,766	1,486

3,361	2,786	2,706	3,118	3,259
1,084	1,101	1,131	1,103	1,100
106	129	108	107	131
295	300	307	287	289
182	187	208	237	216
922	951	980	911	944
5,950	5,454	5,440	5,763	5,939
5,447	4,488	(29)	4,773	4,421
2,179	1,818	(102)	1,829	1,680
3,268	2,670	73	2,944	2,741
0.87	0.71	0.02	0.77	0.71
0.82	0.67	0.02	0.73	0.68

1.28	1.11	0.03	1.18	1.14
13.79	11.18	0.30	12.34	11.82
9.26	9.70	9.64	9.60	9.67
37.31	1,250.00	34.25	35.29	27.59
4.01	4.28	4.06	4.08	4.10

1,117,043	977,789	991,258	1,009,935	989,984

11,110	6,178	6,221	6,267	6,698
179,931	119,962	139,787	138,953	117,384
1,412	1,493	4,217	7,129	5,011
798,502	768,232	729,381	757,621	767,881
871,929	725,959	741,618	748,355	727,466
140,900	150,900	150,900	160,900	160,900
94,813	93,142	92,064	93,624	92,646

OTHER FINANCIAL DATA

	Year Ended December 31,
(Dollars in thousands)	2007	2006	2005

Maximum Balance:
Federal Home Loan Bank advances	$168,200	162,900	193,900
Federal Home Loan Bank short-term borrowings	57,300	52,000	33,000
Average Balance:
Federal Home Loan Bank advances	116,406	155,972	170,919
Federal Home Loan Bank short-term borrowings	18,993	28,513	10,047

The following table sets forth certain information as to the Bank’s Federal Home Loan Bank (FHLB) advances.

	December 31,

					2005
	2007		2006
		Weighted		Weighted		Weighted
		Average		Average		Average
(Dollars in thousands)	Amount	Rate	Amount	Rate	Amount	Rate

FHLB short-term borrowings	$25,000	3.49%	$40,000	2.91%	$0	0.00%
FHLB long-term advances	87,500	4.97	110,900	4.76	160,900	4.29

Total	$112,500	4.64	$150,900	4.27	$160,900	4.29

COMMON STOCK INFORMATION

The common stock of HMN Financial, Inc. is listed on the Nasdaq Stock Market under the symbol: HMNF. As of December 31, 2007, the Company had 9,128,662 shares of common stock issued and 4,953,045 shares in treasury stock. As of December 31, 2007 there were 695 stockholders of record and 1,013 estimated beneficial stockholders. The following table represents the stock price information for HMN Financial, Inc. as furnished by Nasdaq for each quarter starting with the quarter ended December 31, 2007 and regressing back to March 31, 2006.

	December 31,	September 28,	June 29,	March 30,	December 29,	September 29,	June 30,	March 31,
	2007	2007	2007	2007	2006	2006	2006	2006

HIGH	$29.89	35.25	35.55	34.95	35.10	36.10	35.02	34.79
LOW	22.55	28.54	32.25	32.77	32.75	33.75	33.14	28.84
CLOSE	24.55	29.63	35.15	33.84	34.51	34.76	34.80	34.79