Form 10-K, Exhibit 13
period 2009-12-31
HMN FINANCIAL INC
filed 2010-03-04
CIK 921183

FIVE-YEAR CONSOLIDATED FINANCIAL HIGHLIGHTS

Selected Operations Data:	Year Ended December 31,
(Dollars in thousands, except per share data)	2009	2008	2007	2006	2005

Total interest income	$57,771	66,512	77,523	67,527	60,281
Total interest expense	23,868	32,796	38,823	28,841	24,511

Net interest income	33,903	33,716	38,700	38,686	35,770
Provision for loan losses	26,699	26,696	3,898	8,878	2,674

Net interest income after provision for loan losses	7,204	7,020	34,802	29,808	33,096

Fees and service charges	4,137	4,269	3,139	3,111	2,719
Loan servicing fees	1,042	955	1,054	1,172	1,210
Securities gains (losses), net	5	479	0	48	(21)
Gain on sales of loans	2,273	651	1,514	1,255	1,853
Other non-interest income	625	749	1,205	856	748

Total non-interest income	8,082	7,103	6,912	6,442	6,509

Total non-interest expense	31,689	29,234	23,140	22,596	21,801

Income (loss) before income tax expense (benefit)	(16,403)	(15,111)	18,574	13,654	17,804
Income tax expense (benefit)	(5,607)	(4,984)	7,300	5,226	6,736

Net income (loss)	(10,796)	(10,127)	11,274	8,428	11,068
Preferred stock dividends and discount	(1,747)	(37)	0	0	0

Net income (loss) available to common shareholders	$(12,543)	(10,164)	11,274	8,428	11,068

Basic earnings (loss) per common share	$(3.39)	(2.78)	3.02	2.20	2.89
Diluted earnings (loss) per common share	(3.39)	(2.78)	2.89	2.10	2.77
Cash dividends per common share	0.00	0.75	1.00	0.98	0.92

Selected Financial Condition Data:	December 31,
(Dollars in thousands, except per share data)	2009	2008	2007	2006	2005

Total assets	$1,036,241	1,145,480	1,117,054	977,789	991,237
Securities available for sale	159,602	175,145	186,188	126,140	119,659
Loans held for sale	2,965	2,548	3,261	1,493	1,435
Loans receivable, net	799,256	900,889	865,088	768,232	785,678
Deposits	796,011	880,505	888,118	725,959	731,537
FHLB advances and Federal Reserve borrowings	132,500	142,500	112,500	150,900	160,900
Stockholders’ equity	99,938	112,213	98,128	93,142	90,728
Book value per common share	17.94	21.31	23.50	21.58	20.59
Number of full service offices	14	16	15	14	13
Number of loan origination offices	2	2	2	2	3
Key Ratios(1)
Stockholders’ equity to total assets at year end	9.64%	9.80%	8.78%	9.53%	9.15%
Average stockholders’ equity to average assets	9.73	8.58	8.89	9.70	9.05
Return (loss) on stockholders’ equity (ratio of net income (loss) to average equity)	(10.33)	(10.61)	11.53	8.85	12.42
Return (loss) on assets (ratio of net income (loss) to average assets)	(1.00)	(0.91)	1.03	0.86	1.12
Dividend payout ratio (ratio of dividends paid to net income (loss))	NM	NM	34.72	42.61	38.02

(1)	Average balances were calculated based upon amortized cost without the market value impact of ASC 320.

NM — Not meaningful

MANAGEMENT DISCUSSION AND ANALYSIS

This Annual Report, other reports filed by the Company with the Securities and Exchange Commission, and the Company’s proxy statement may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are often identified by such forward-looking terminology as “expect,” “intent,” “look,” “believe,” “anticipate,” “estimate,” “project,” “seek,” “may,” “will,” “would,” “could,” “should,” “trend,” “target,” and “goal” or similar statements or variations of such terms and include, but are not limited to those relating to the adequacy of available liquidity to the Bank, the Company’s liquidity requirements, changes in the size of the Bank’s loan portfolio, future losses on non-performing loans, the future outlook for the Company, and the Company’s compliance with regulatory standards. A number of factors could cause actual results to differ materially from the Company’s assumptions and expectations. These include but are not limited to the adequacy and marketability of real estate securing loans to borrowers, possible legislative and regulatory changes and adverse economic, business and competitive developments such as shrinking interest margins; reduced collateral values; deposit outflows; reduced demand for financial services and loan products; changes in accounting policies and guidelines, or monetary and fiscal policies of the federal government or tax laws; international economic developments, changes in credit or other risks posed by the Company’s loan and investment portfolios; technological, computer-related or operational difficulties; adverse changes in securities markets; results of litigation; the Company’s use of the proceeds from the sale of securities to the U.S. Treasury Department or other significant uncertainties. Additional factors that may cause actual results to differ from the Company’s assumptions and expectations include those set forth in the Company’s most recent filings on Form 10-K with the Securities and Exchange Commission. All forward-looking statements are qualified by, and should be considered in conjunction with, such cautionary statements. For additional discussion of the risks and uncertainties applicable to the Company, see the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

Overview
HMN Financial, Inc. (HMN or the Company) is the stock savings bank holding company for Home Federal Savings Bank (the Bank), which operates community retail, private banking and loan production offices in Minnesota and Iowa. The earnings of the Company are primarily dependent on the Bank’s net interest income, which is the difference between interest earned on loans and investments, and the interest paid on interest-bearing liabilities such as deposits and Federal Home Loan Bank (FHLB) advances. The difference between the average rate of interest earned on assets and the average rate paid on liabilities is the “interest rate spread”. Net interest income is produced when interest-earning assets equal or exceed interest-bearing liabilities and there is a positive interest rate spread. Net interest income and net interest rate spread are affected by changes in interest rates, the volume and mix of interest-earning assets and interest-bearing liabilities, and the level of non-performing assets. The Company’s interest rate spread increased in 2009 primarily because the cost of interest-bearing deposits decreased more than the yields on interest-earning assets. The lower interest rates paid on money market and certificate of deposit accounts in 2009 were the result of the aggregate 400 basis point decrease in the federal funds rate that occurred over the course of the year in 2008. Decreases in the federal funds rate generally have a lagging effect and decrease the rates banks pay for deposits. The Company’s net income (loss) is also affected by the generation of non-interest income, which consists primarily of gains or losses from the sale of securities, gains from the sale of loans, fees for servicing mortgage loans, and the generation of fees and service charges on deposit accounts. The Bank incurs expenses in addition to interest expense in the form of salaries and benefits, occupancy expenses, provisions for loan losses, deposit insurance and amortization of mortgage servicing assets. Over the past several years, the Company has increased the emphasis on commercial and commercial real estate loans, which has increased the credit risk inherent in the loan portfolio. While HMN did not originate or hold subprime mortgages in its loan portfolio, purchase investments backed by subprime mortgages, or incur any write downs directly related to subprime mortgages, subprime credit issues indirectly impacted the Company by making it more difficult for some borrowers with marginal credit to qualify for a mortgage because most of the non-traditional mortgage products were eliminated by the banks and mortgage companies that were previously offering them. This decrease in available credit reduced the demand for single family homes as there were less qualified buyers in the marketplace. The decrease in demand for housing and building lots affected our level of charge offs and the risk ratings on many of our residential development loans. Consequently, our provision for loan losses significantly increased in 2008 and 2009, relative to periods before the current economic slowdown. The increase in the provision was due to commercial loan charge offs and risk rating downgrades caused by continued weak demand for housing and building and general economic weakness in our markets.

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

Critical Accounting Estimates
Critical accounting policies are those policies that the Company’s management believes are the most important to understanding the Company’s financial condition and operating results. These critical accounting policies often involve estimates and assumptions that could have a material impact on the Company’s financial statements. The Company has identified the following critical accounting policies that management believes involve the most difficult, subjective, and/or complex judgments that are inherently uncertain. Therefore, actual financial results could differ significantly depending upon the estimates, assumptions and other factors used.

Allowance for Loan Losses and Related Provision
The allowance for loan losses is based on periodic analysis of the loan portfolio. In this analysis, management considers factors including, but not limited to, specific occurrences of loan impairment, changes in the size of the portfolios, national and regional economic conditions such as unemployment data, loan portfolio composition, loan delinquencies, local construction permits, development plans, local economic conditions, historical experience and observations made by the Company’s ongoing internal audit and regulatory exam processes. Loans are charged off to the extent they are deemed to be uncollectible. The Company has established separate processes to determine the adequacy of the loan loss allowance for its homogeneous single-family and consumer loan portfolios and its non-homogeneous loan portfolios. The determination of the allowance for the non-homogeneous commercial, commercial real estate and multi-family loan portfolios involves assigning standardized risk ratings and loss factors that are periodically reviewed. The loss factors are estimated based on the Company’s own loss experience and are assigned to all loans without identified credit weaknesses. For each non-performing loan, the Company also performs an individual analysis of impairment that is based on the expected cash flows or the value of the assets collateralizing the loans and establishes any necessary specific reserves. The determination of the allowance on the homogeneous single-family and consumer loan portfolios is calculated on a pooled basis with individual determination of the allowance for all non-performing loans. The Company’s policies and procedures related to the allowance for loan losses are consistent with the Interagency Policy Statement on the Allowance for Loan and Lease Losses that was issued by the federal financial regulatory agencies in December 2006.
The adequacy of the allowance for loan losses is dependent upon management’s estimates of variables affecting valuation, appraisals of collateral, evaluations of performance and status, and the amounts and timing of future cash flows expected to be received on impaired loans. Such estimates, appraisals, evaluations and cash flows may be subject to frequent adjustments due to changing economic prospects of borrowers or properties. The estimates are reviewed periodically and adjustments, if any, are recorded in the provision for loan losses in the periods in which the adjustments become known. Because of the size of some loans, changes in estimates can have a significant impact on the loan loss provision. The allowance is allocated to individual loan categories based upon the relative risk characteristics of the loan portfolios and the actual loss experience. The Company increases its allowance for loan losses by charging the provision for loan losses against income. The methodology for establishing the allowance for loan losses takes into consideration probable losses that have been identified in connection with specific loans as well as losses in the loan portfolio for which specific reserves are not required. Although management believes that based on current conditions the allowance for loan losses is maintained at an adequate amount to provide for probable loan losses inherent in the portfolio as of the balance sheet dates, future conditions may differ substantially from those anticipated in determining the allowance for loan losses and adjustments may be required in the future.

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

MANAGEMENT DISCUSSION AND ANALYSIS

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
The Company maintains significant net deferred tax assets for deductible temporary differences, the largest of which relates to the allowance for loan losses. For income tax purposes, only net charge-offs are deductible, not the provision for loan losses. Under generally accepted accounting principles, a valuation allowance is required to be recognized if it is “more likely than not” that the deferred tax asset will not be realized. The determination of the realizability of the deferred tax assets is highly subjective and dependent upon management’s judgment and evaluation of both positive and negative evidence, including the forecasts of future income, applicable tax planning strategies and assessments of the current and future economic and business conditions. The Company considers both positive and negative evidence regarding the ultimate realizabilty of deferred tax assets. Positive evidence includes the existence of taxes paid in available carry-back years, the ability to implement tax planning strategies to accelerate taxable income recognition and the probability that taxable income will be generated in future periods. Negative evidence includes the Company’s cumulative loss in the prior three year period and the general business and economic trends. At December 31, 2009, the Company did not record a valuation allowance relating to deferred tax assets. This determination was based largely on the Company’s ability to implement tax planning strategies to accelerate taxable income, its ability to generate future taxable income and the utilization of taxes paid in available carry-back years. The Company believes, based on its internal earnings projections, that it will generate sufficient future taxable income that will result in the realization of the Company’s deferred tax assets. This positive evidence was sufficient to overcome the negative evidence of a cumulative loss in the most recent three year period that was caused primarily by the significant loan loss provisions that have been realized in the past two years, including one specific $12.0 million provision and related charge-off in 2008 due to apparently fraudulent activities related to the collateral of one loan, and a $3.8 million non-cash goodwill impairment charge recorded in 2008. It is possible that future conditions may differ substantially from those anticipated in determining the need for a valuation allowance on deferred tax assets and adjustments may be required in the future.
The Company adopted Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109 (ASC 740). ASC 740 requires the use of estimates and management’s best judgment to determine the amounts and probabilities of all of the possible outcomes that could be realized upon the ultimate settlement of any tax position using the facts, circumstances and information available. The application of ASC 740 requires significant estimates and judgments in arriving at the amount of tax benefits to be recognized in the financial statements for a given tax position. It is possible that the tax benefits realized upon the ultimate resolution of a tax position may result in tax benefits that are significantly different from those estimated.

Results of Operations
The net loss was $10.8 million for 2009, an increased loss of $669,000, from the $10.1 million loss for 2008. Due to preferred stock dividends and discount accretion, there was a net loss available to common shareholders of $12.5 million for the year ended December 31, 2009, an increased loss of $2.3 million from the net loss available to common shareholders of $10.2 million for 2008. Diluted loss per common share for the year ended December 31, 2009 was $3.39, an increased loss of $0.61 from the $2.78 diluted loss per common share for the year ended December 31, 2008.

Net Interest Income
Net interest income was $33.9 million for 2009, an increase of $187,000, or 0.6%, from $33.7 million for 2008. Interest income was $57.8 million for 2009, a decrease of $8.7 million, or 13.1%, from $66.5 million for 2008. Interest income decreased primarily because of a decrease in the average yields earned on loans and investments. The decreased average yields were the result of the 400 basis point decrease in the prime interest rate that occurred during 2008. Decreases in the prime rate, which is the rate that banks charge their prime business customers, generally decrease the rates on adjustable rate consumer and commercial loans in the portfolio and on new loans originated. Interest income was also adversely affected by the decrease in the average net loans receivable of $39.1 million and the increase in the average non-performing assets between the periods. The decrease in outstanding loans in 2009 was a result of declining loan demand and the Company’s focus on improving credit quality, managing interest rate risk and improving capital ratios and it is anticipated that this trend will continue in 2010. The average yield earned on interest-earning assets was 5.68% for 2009, a decrease of 55 basis points from the 6.23% average yield for 2008.
Interest expense was $23.9 million for 2009, a decrease of $8.9 million, or 27.2%, from $32.8 million for 2008. Interest expense decreased primarily because of lower interest rates paid on money market and certificates of deposit accounts. The decreased rates were the result of the 400 basis point decrease in the federal funds rate that occurred during 2008. Decreases in the federal funds rate generally have a lagging effect and decrease the rates banks pay for deposits. Interest expense also decreased because of a $43.3 million decrease in average interest-bearing liabilities between the periods. The decrease in average interest-bearing liabilities is primarily the result of a decrease in the outstanding brokered certificates of deposits between the periods. The decrease in brokered deposits in 2009 was the result of using the proceeds from loan principal payments to fund maturing brokered deposits and it is anticipated that this trend will continue in 2010. The average interest rate paid on interest-bearing liabilities was 2.49% for 2009, a decrease of 78 basis points from the 3.27% paid for 2008. Net interest margin (net interest income divided by average interest earning assets) for 2009 was 3.33%, an increase of 17 basis points, compared to 3.16% for 2008.
The following table presents the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. Non-accruing loans have been included in the table as loans carrying a zero yield.

	Year Ended December 31,

	2009			2008			2007
	Average	Interest	Average	Average	Interest	Average	Average	Interest	Average
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
(Dollars in thousands)	Balance	Paid	Rate	Balance	Paid	Rate	Balance	Paid	Rate

Interest-earning assets:
Securities available for sale:
Mortgage-backed and related securities	$63,725	2,768	4.34%	$35,494	1,615	4.55%	$15,502	727	4.69%
Other marketable securities	82,758	3,039	3.67	119,065	5,775	4.85	177,256	9,153	5.16
Loans held for sale	3,161	163	5.16	2,711	166	6.12	2,391	148	6.19
Loans receivable, net(1)(2)	848,696	51,713	6.09	887,836	58,505	6.59	827,597	65,967	7.97
FHLB stock	7,286	87	1.19	7,192	253	3.52	6,627	341	5.15
Other, including cash equivalents	12,212	1	0.01	16,011	198	1.24	24,820	1,187	4.78

Total interest-earning assets	$1,017,838	57,771	5.68	$1,068,309	66,512	6.23	$1,054,193	77,523	7.35

Interest-bearing liabilities:
NOW accounts	$106,360	132	0.12%	$126,118	1,542	1.22%	$115,572	3,495	3.02%
Passbooks	30,401	38	0.12	40,229	412	1.02	40,401	551	1.36
Money market accounts	105,854	1,430	1.35	120,333	2,821	2.34	216,175	8,045	3.72
Certificate accounts	257,085	7,652	2.98	247,454	9,582	3.87	236,415	10,577	4.47
Brokered deposits	232,829	8,327	3.58	287,771	12,799	4.45	210,164	10,734	5.11
FHLB advances and Federal Reserve borrowings	155,681	6,289	4.04	123,938	5,639	4.55	116,721	5,420	4.64
Other interest-bearing liabilities	1,219	0	0.02	1,135	1	0.08	939	1	0.09

Total interest-bearing liabilities	$889,429			$946,978			$936,387
Noninterest checking	70,364			56,164			55,002

Total interest-bearing liabilities and noninterest bearing deposits	$959,793	23,868	2.49	$1,003,142	32,796	3.27	$991,389	38,823	3.92

Net interest income		33,903			33,716			38,700

Net interest rate spread			3.19%			2.96%			3.43%

Net earning assets	$58,045			$65,167			$62,804

Net interest margin			3.33%			3.16%			3.67%

Average interest-earning assets to average interest-bearing liabilities and noninterest bearing deposits		106.05%			106.50%			106.33%

(1)	Tax exempt income was not significant; therefore, the yield was not presented on a tax equivalent basis for any of the years presented. The tax-exempt income was $0.7 million for 2009 and $1.0 million for both 2008 and 2007.
(2)	Calculated net of deferred loan fees, loan discounts, loans in process and loss reserve.

MANAGEMENT DISCUSSION AND ANALYSIS

Net interest margin increased to 3.33% in 2009 from 3.16% in 2008 primarily because the cost of interest-bearing liabilities decreased at a faster rate than the yield on interest-earning assets due to the lagging effect of deposit price changes in relation to loan price changes. Net interest margin was also positively impacted by a change in the deposit mix as a lower percentage of deposits were in higher priced brokered certificates of deposits in 2009 when compared to 2008. Brokered deposits decreased in 2009 as the proceeds from loan payoffs were used to pay off the outstanding brokered deposits that matured during the year. Average net earning assets decreased $7.2 million to $58.0 million in 2009 compared to $65.2 million for 2008. Net earning assets decreased primarily because of increases in non-performing assets and loan charge offs during 2009.
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

	Year Ended December 31,
	2009 vs. 2008			2008 vs. 2007
	Increase (Decrease)		Total	Increase (Decrease)		Total
	Due to		Increase	Due to		Increase
(Dollars in thousands)	Volume(1)	Rate(1)	(Decrease)	Volume(1)	Rate(1)	(Decrease)
Interest-earning assets:
Securities available for sale:
Mortgage-backed and related securities	$1,285	(132)	1,153	938	(50)	888
Other marketable securities	(1,761)	(975)	(2,736)	(3,005)	(373)	(3,378)
Loans held for sale	27	(30)	(3)	20	(2)	18
Loans receivable, net	(2,510)	(4,282)	(6,792)	4,600	(12,061)	(7,461)
Cash equivalents	(47)	(150)	(197)	(421)	(568)	(989)
FHLB stock	3	(169)	(166)	29	(117)	(88)

Total interest-earning assets	$(3,003)	(5,738)	(8,741)	2,161	(13,171)	(11,010)

Interest-bearing liabilities:
NOW accounts	$(405)	(1,005)	(1,410)	320	(2,272)	(1,952)
Passbooks	(101)	(273)	(374)	(2)	(137)	(139)
Money market accounts	(422)	(969)	(1,391)	(4,855)	(368)	(5,223)
Certificates	373	(2,303)	(1,930)	477	(1,473)	(996)
Brokered deposits	(2,446)	(2,026)	(4,472)	3,585	(1,520)	2,065
FHLB advances and Federal Reserve borrowings	426	112	538	330	(111)	219
Other interest-bearing liabilities	127	(16)	111	0	0	0

Total interest-bearing liabilities	(2,448)	(6,480)	(8,928)	(145)	(5,881)	(6,026)

Increase (decrease) in net interest income	$(555)	742	187	2,306	(7,290)	4,984

(1)	For purposes of this table, changes attributable to both rate and volume which cannot be segregated, have been allocated proportionately to the change due to volume and the change due to rate.

The following table sets forth the weighted average yields on the Company’s interest-earning assets, the weighted average interest rates on interest-bearing liabilities and the interest rate spread between the weighted average yields and rates as of the date indicated. Non-accruing loans have been included in the table as loans carrying a zero yield.

At December 31, 2009

Weighted average yield on:
Securities available for sale:
Mortgage-backed and related securities	4.26%
Other marketable securities	2.33
Loans held for sale	5.29
Loans receivable, net	5.91
Federal Home Loan Bank stock	2.00
Other interest-earnings assets	0.01
Combined weighted average yield on interest-earning assets	5.33

Weighted average rate on:
NOW accounts	0.08%
Passbooks	0.13
Money market accounts	1.25
Certificates	2.80
Federal Home Loan Bank advances	4.59
Combined weighted average rate on interest-bearing liabilities	2.21
Interest rate spread	3.12

Provision for Loan Losses
The provision for loan losses was $26.7 million for 2009, the same as for 2008. The provision for loan losses remained elevated in 2009 primarily because of the high loan loss allowances recorded for specific commercial real estate loans due to decreases in the estimated value of the underlying collateral supporting the loans. The loan loss provision for 2009 includes a $6.9 million increase on two unrelated commercial loans that were charged off after it was determined that the collateral supporting the loans was inadequate due to the apparently fraudulent actions of the respective borrowers. In addition a $3.0 million provision for loan losses was established on two alternative fuel plants during 2009 based on updated appraised values and an additional provision for loan losses of $2.9 million was recorded on two non-performing residential development loans. An analysis of the loan portfolio during the year resulted in a $2.7 million increase in the loan loss provision for other risk-rated loans. An additional $1.0 million increase in the loan loss provision related to two loans to financial institutions was recorded in 2009 due to the deterioration of their financial condition. The loan loss provision for 2008 included a $12.0 million provision and related charge off due to apparently fraudulent activity on a commercial loan. Total non-performing assets were $77.4 million at December 31, 2009, an increase of $2.6 million, or 3.5%, from $74.8 million at December 31, 2008. Non-performing loans decreased $3.1 million to $61.1 million and foreclosed and repossessed assets increased $5.7 million to $16.3 million. The non-performing loan and foreclosed and repossessed asset activity for the year was as follows:

(Dollars in thousands)

Non-performing loans
December 31, 2008	$64,173
Classified as non-performing	44,632
Charge offs	(25,031)
Principal payments received	(4,322)
Classified as accruing	(1,106)
Transferred to real estate owned	(17,219)

December 31, 2009	$61,127

Foreclosed and repossessed asset activity
December 31, 2008	$10,583
Transferred from non-performing loans	17,219
Other foreclosures/repossessions	1,237
Real estate sold	(9,819)
Net gain on sale of assets	1,436
Write downs	(4,394)

December 31, 2009	$16,262

MANAGEMENT DISCUSSION AND ANALYSIS

A reconciliation of the allowance for loan losses for 2009 and 2008 is summarized as follows:

(Dollars in thousands)	2009	2008

Balance at January 1,	$21,257	12,438
Provision	26,699	26,696
Charge offs:
Commercial	(9,421)	(13,784)
Commercial real estate	(13,548)	(3,454)
Consumer	(1,980)	(612)
One-to-four family	(82)	(78)
Recoveries	887	51

Balance at December 31,	$23,812	21,257

Non-Interest Income
Non-interest income was $8.1 million for 2009, an increase of $1.0 million, or 13.8%, from $7.1 million for 2008. The following table presents the components of non-interest income:

				Percentage
	Year Ended December 31,			Increase (Decrease)

(Dollars in thousands)	2009	2008	2007	2009/2008	2008/2007

Fees and service charges	$4,137	4,269	3,139	(3.1)%	36.0%
Loan servicing fees	1,042	955	1,054	9.1	(9.4)
Securities gains, net	5	479	0	(99.0)	N/A
Gain on sales of loans	2,273	651	1,514	249.2	(57.0)
Other non-interest income	625	749	1,205	(16.6)	(37.8)

Total non-interest income	$8,082	7,103	6,912	13.8	2.8

Gain on sales of loans increased $1.6 million between the periods because of an increase in the sales of single family mortgages between the periods due to the low interest rate environment during 2009. Loan servicing fees increased $87,000 between the periods due to an increase in the single-family mortgage loans being serviced. Security gains decreased $474,000 because of decreased investment sales. Fees and service charges decreased $132,000 between the periods primarily because of decreased retail deposit account overdrafts and fees. Other non-interest income decreased $124,000 between the periods due primarily to a decrease in the sales of uninsured investment products.

Non-Interest Expense
Non-interest expense was $31.7 million for 2009, an increase of $2.5 million, or 8.4%, from $29.2 million for 2008. The following table presents the components of non-interest expense:

				Percentage
	Year Ended December 31,			Increase (Decrease)

(Dollars in thousands)	2009	2008	2007	2009/2008	2008/2007

Compensation and benefits	$13,432	12,464	12,491	7.8%	(0.2)%
Losses (gains) on real estate owned	3,873	(187)	(682)	2,171.1	72.6
Occupancy	4,084	4,521	4,467	(9.7)	1.2
Deposit insurance	1,973	678	113	191.0	500.0
Data processing	1,182	1,731	1,267	(31.7)	36.6
Goodwill impairment charge	0	3,801	0	N/A	N/A
Other	7,145	6,226	5,484	14.8	13.5

Total non-interest expense	$31,689	29,234	23,140	8.4	26.3

Losses on real estate owned increased $4.1 million between 2008 and 2009 primarily because the losses recognized on three residential developments, caused by a decrease in their estimated value, exceeded the gains recognized on the sale of two commercial real estate properties. Deposit insurance premiums increased $1.3 million due to increased FDIC insurance premium rates and a special FDIC assessment of $483,000 that was paid in 2009. Compensation and benefits expense increased $968,000 between the periods primarily because of additional staffing in the mortgage, commercial and computer operations areas and costs associated with the employment agreement of a former executive officer. Other non-interest expenses increased $919,000 primarily because of an increase in the costs related to other real estate owned. These increases were offset by a $3.8 million decrease in goodwill impairment charges between the periods. Data processing costs decreased $549,000 between the periods primarily because of decreases in third party vendor charges for internet and other banking services as a result of the system conversion that occurred in the fourth quarter of 2008. Occupancy expense decreased $437,000 primarily because of a decrease in depreciation expense and non-capitalized software and equipment purchases.

Income Taxes
The Company considers the calculation of current and deferred income taxes to be a critical accounting policy that is subject to significant estimates. Actual results could differ significantly from the estimates and interpretations used in determining the current and deferred income tax assets and liabilities. The income tax benefit was $5.6 million for the year ended December 31, 2009, an increased benefit of $623,000, compared to a $5.0 million benefit for the year ended December 31, 2008. The increased income tax benefit was due to an increased taxable loss and an effective tax rate that increased from 33.0% for 2008 to 34.2% for 2009. The effective tax rate was lower in 2008 primarily due to the nondeductible goodwill impairment charge that was recorded in 2008.
The Company is headquartered in Minnesota and files a state income tax return with the Minnesota Department of Revenue (MDR). In January 2007, the MDR proposed adjustments of $2.2 million to the Company’s Minnesota state tax liability related to the tax treatment of the inter-company dividends paid to the Bank by a former subsidiary in 2002, 2003 and 2004. The Company challenged the additional assessment and the case was heard by the Minnesota tax court, which ruled in favor of the MDR in the second quarter of 2009. The Company recorded additional income tax expense of $1.0 million and interest of $461,000 at that time. The Company appealed the tax court ruling to the Minnesota Supreme Court. The case was heard in the fourth quarter of 2009 and a ruling is anticipated in the second quarter of 2010. The Company has previously reserved for the entire amount of the proposed adjustment, therefore, a favorable ruling would result in a reduction in income tax expense of $1.2 million and a reduction in other expense of $697,000 for accrued interest.

Net Loss Available to Common Shareholders
On December 23, 2008, the Company sold preferred stock and a related warrant to the United States Treasury for $26.0 million. The preferred shares are entitled to a 5% annual cumulative dividend for each of the first five years of the investment, increasing to 9% thereafter, unless HMN redeems the shares. The cumulative preferred dividends payable is $325,000 each quarter for the first five years the preferred shares are outstanding and increase to $585,000 each quarter after that if the shares are not redeemed. The Company paid all preferred dividends to the U.S. Treasury that were due in 2008 and 2009. Net income (loss) available to common stockholders is net income (loss) less the preferred dividends paid or accrued for the period.
The net loss available to common shareholders was $12.5 million for the year ended December 31, 2009, an increased loss of $2.3 million from the net loss available to common shareholders of $10.2 million for 2008. The net loss available to common shareholders increased primarily because of the $1.7 million increase in the preferred stock dividend and discount accretion costs between the periods. The increased preferred stock dividend and discount accretion costs in 2009 are the result of the preferred stock being outstanding for the entire year compared to only a partial year in 2008.

Comparison of 2008 With 2007
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
In comparing 2008 to 2007, the decrease in net income is due primarily to a $22.8 million increase in the loan loss provision between the periods as a result of increased commercial loan loss reserves and charge offs, including a $12 million charge off in the third quarter of 2008 because of the apparently fraudulent activities related to the collateral of one loan. Results in 2008 were also adversely affected by a $5.0 million decrease in net interest income and a $3.8 million non-cash goodwill impairment charge.
Net interest income was $33.7 million for 2008, a decrease of $5.0 million, or 12.9%, from $38.7 million for 2007. Interest income was $66.5 million for 2008, a decrease of $11.0 million, or 14.2%, from $77.5 million

MANAGEMENT DISCUSSION AND ANALYSIS

for 2007. Interest income decreased primarily because of a decrease in the average yields earned on loans and investments. The decreased average yields were the result of the 400 basis point decrease in the prime interest rate between the periods. Interest income was also adversely affected by the increase in non-performing loans between the periods which resulted in a $3.6 million reduction in interest income and reduced the yield on interest earning assets by 33 basis points in 2008. The decrease in average yields was partially offset by an increase of $60.2 million in average net loans receivable between the periods. The average yield earned on interest-earning assets was 6.23% for 2008, a decrease of 112 basis points from the 7.35% average yield for 2007. Interest expense was $32.8 million for 2008, a decrease of $6.0 million, or 15.5%, from $38.8 million for 2007. Interest expense decreased primarily because of lower interest rates paid on commercial money market accounts and certificates of deposits. The decreased rates were the result of the 400 basis point decrease in the federal funds rate that occurred between the periods. The effect on our deposits of decreases in the federal funds rate generally lags the effect on our assets. The lagging effect of deposit rate changes is primarily due to the Bank’s deposits that are in the form of certificates of deposit which do not re-price immediately when the federal funds rate changes. The decrease in rates due to changes in the federal funds rate was partially offset by an increased use of brokered deposits during the period which typically have higher interest rates than other types of deposits. The average interest rate paid on interest-bearing liabilities was 3.27% for 2008, a decrease of 64 basis points from the 3.91% paid for 2007. Net interest margin (net interest income divided by average interest earning assets) for 2008 was 3.16%, a decrease of 51 basis points, compared to 3.67% for 2007.
Net interest margin decreased to 3.16% in 2008, from 3.67% in 2007, primarily because the cost of interest-bearing liabilities decreased at a slower rate than the yield on interest earning-assets due to the lagging effect of deposit price changes in relation to loan price changes. Net interest margin was also negatively impacted by a change in the deposit mix as a larger percentage of deposits were in higher priced brokered certificates of deposits in 2008 when compared to 2007. Brokered deposits increased in 2008 as they were used to replace scheduled money market withdrawals on escrow deposits received in 2007. Average net earning assets were $65.2 million in 2008, compared to $62.8 million for 2007. Net earning assets increased primarily because of an increase in cash from operations and were reduced by the purchase of premises and equipment, net disbursements on loans held for sale, repurchase of HMN common stock, the payment of dividends and the transfer of loans to real estate. During 2008 and 2007, the Company purchased premises and equipment of $3.8 million and $2.6 million, paid $723,000 and $4.9 million, respectively, to purchase its common stock in the open market and paid dividends to stockholders of $2.7 million and $3.8 million, respectively.
The provision for loan losses was $26.7 million for 2008, an increase of $22.8 million, from $3.9 million for 2007. The provision for loan losses increased $12.0 million as the result of a commercial loan that was charged off in the third quarter of 2008 due to the apparently fraudulent activities related to the underlying collateral on the loan. The provision for loan losses also increased due to $44.8 million in commercial loan growth between the periods, an increase in the specific reserves established on commercial real estate loans due to decreases in collateral values and because of risk rating downgrades on various loans in the portfolio as a result of the current economic environment. Total non-performing assets were $74.8 million at December 31, 2008, an increase of $52.9 million, or 240.8%, from $21.9 million at December 31, 2007. Non-performing loans increased $44.5 million to $64.2 million and foreclosed and repossessed assets increased $8.4 million to $10.6 million between the periods. The increase in non-performing loans was primarily related to commercial real estate loans.
Non-interest income was $7.1 million for 2008, an increase of $191,000, or 2.8%, from $6.9 million for 2007. Fees and service charges increased $1.1 million between the periods primarily because of increased retail deposit account activity and fees. Security gains increased $479,000 because of increased investment sales. Other non-interest income decreased $456,000 between 2008 and 2007 due primarily to a decrease in the sales of uninsured investment products between the periods. Gain on sales of loans decreased $863,000 between 2008 and 2007 due primarily to a decrease in the gains realized on commercial government guaranteed loans that were sold. Loan servicing fees decreased $99,000 between the periods due primarily to a decrease in the single-family mortgage loans being serviced due to most of the mortgage loans being sold into the secondary market with the servicing released during 2008.
Non-interest expense for 2008 was $29.2 million, an increase of $6.1 million, or 26.3%, from $23.1 million for 2007. A goodwill impairment charge of $3.8 million was recorded in the second quarter of 2008 as goodwill related to a prior acquisition was deemed to be impaired and fully written off due to the trading of the Company’s common stock at a discount to book value. Other non-interest expense increased $742,000 between the periods primarily because of a litigation settlement related to a loan participation and increased legal fees primarily related to an ongoing state tax assessment challenge. Deposit insurance costs increased $565,000 due to an increase in Federal Deposit Insurance premium rates. Occupancy expense increased $54,000 primarily because of the additional costs associated with a new branch that was opened in Eagan in the third quarter of 2007 and a new branch that was opened in Rochester in the third quarter of 2008. Data processing costs increased $464,000 primarily because of increased expenses related to the data processing system conversion that took place in the fourth quarter of 2008. Gains on real estate owned decreased $495,000 due to fewer real estate sales in 2008. Compensation expense decreased $27,000 between the periods as pay increases were offset entirely by decreases in incentives and pension costs related to the Company’s ESOP plan.
The income tax benefit was $5.0 million for 2008, a change of $12.3 million, compared to $7.3 million in income tax expense for 2007. Income taxes decreased between the periods due to a decrease in taxable income and an effective income tax rate that decreased from 39.3% for 2007 to 33.0% for 2008. The difference in the effective rates between the periods is primarily related to the $3.8 million goodwill impairment charge recorded during the year as it is not tax deductible and therefore no tax benefit was recorded.

Financial Condition
Loans Receivable, Net
The following table sets forth the information on the Company’s loan portfolio in dollar amounts and percentages (before deductions for loans in process, deferred fees and discounts and allowances for losses) as of the dates indicated:

	December 31,
	2009		2008		2007		2006		2005
(Dollars in thousands)	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent

Real Estate Loans:
One-to-four family	$144,631	17.54%	$161,989	17.51%	$152,974	17.33%	$134,269	17.10%	$127,075	15.82%
Multi-family	59,266	7.18	29,292	3.17	29,073	3.29	29,863	3.80	40,753	5.07
Commercial	312,714	37.92	325,304	35.16	281,822	31.92	294,490	37.49	260,268	32.40
Construction or development	40,412	4.90	108,283	11.70	111,034	12.58	60,178	7.66	80,342	10.00

Total real estate loans	557,023	67.54	624,868	67.54	574,903	65.12	518,800	66.05	508,438	63.29

Other Loans:
Consumer Loans:
Automobile	902	0.11	1,333	0.14	1,730	0.20	3,093	0.39	5,461	0.68
Home equity line	50,369	6.11	52,243	5.65	51,317	5.81	54,247	6.91	61,011	7.60
Home equity	21,088	2.55	22,912	2.48	20,254	2.30	21,263	2.71	19,076	2.37
Mobile home	977	0.12	1,316	0.14	1,699	0.19	2,052	0.26	2,299	0.29
Land/lot loans	3,190	0.39	2,969	0.32	4,151	0.47	5,501	0.70	9,487	1.18
Other	5,689	0.69	5,828	0.63	5,758	0.65	3,692	0.47	3,564	0.44

Total consumer loans	82,215	9.97	86,601	9.36	84,909	9.62	89,848	11.44	100,898	12.56
Commercial business loans	185,525	22.49	213,775	23.10	222,959	25.26	176,770	22.51	193,962	24.15

Total other loans	267,740	32.46	300,376	32.46	307,868	34.88	266,618	33.95	294,860	36.71

Total loans	824,763	100.00%	925,244	100.00%	882,771	100.00%	785,418	100.00%	803,298	100.00%

Less:
Loans in process **	0		0		3,011		5,252		7,008
Unamortized (premiums) discounts	177		569		(11)		40		190
Net deferred loan fees	1,518		2,529		2,245		2,021		1,644
Allowance for losses	23,812		21,257		12,438		9,873		8,778

Total loans receivable, net	$799,256		$900,889		$865,088		$768,232		$785,678

**	Core systems converted in 2008, thus loans in process are reflected in loan amounts in table.

In 2009, to focus on improving credit quality, managing interest rate risk and improving capital ratios the Company began to decrease the outstanding loan balances. For those reasons and as a result of declining loan demand it is anticipated that the size of our overall loan portfolio will continue to decline in 2010. HMN does

MANAGEMENT DISCUSSION AND ANALYSIS

not originate or hold subprime mortgages in our loan portfolio and does not purchase or hold investments backed by subprime mortgages in our investment portfolio. However, subprime credit issues continued to indirectly impact the Company in 2009 by making it more difficult for some borrowers with marginal credit to qualify for a mortgage, as most non-traditional mortgage products have been eliminated by the banks and mortgage companies that were previously offering them. This decrease in available credit reduced the demand for single family homes as there were less qualified buyers in the marketplace. The decrease in demand for housing and building lots affected the risk ratings on many of our residential development loans. The economic slowdown spread to other sectors of the economy and is reflected in the $77.4 million of Company assets that were classified as non-performing at the end of 2009. We continue to work with the borrowers in order to resolve the non-performing status of these loans in the most cost effective manner. While we believe we have adequately provided for any probable losses on our loan portfolio, we recognize that it will take time in the current economic environment for borrowers to convert these assets into cash and repay their loans due to the limited demand for the properties.
One-to-four family real estate loans were $144.6 million at December 31, 2009, a decrease of $17.4 million, compared to $162.0 million at December 31, 2008. Refinance activity increased in 2009 due to the lower mortgage rates experienced. While loan originations increased in 2009 from the prior year, almost all of the loans originated were sold into the secondary market and were not placed in the portfolio in order to manage the Company’s interest rate risk position. The increase in the amount of mortgage loans sold was the primary reason for the decrease in the one-to-four family loan portfolio during 2009.
Multi-family real estate loans were $59.3 million at December 31, 2009, an increase of $30.0 million, compared to $29.3 million at December 31, 2008. The increase in multi-family real estate loans in 2009 is primarily the result of four large multi-family construction loans where the project was completed in 2009 and the loan was moved from construction and development to multi-family real estate.
Commercial real estate loans were $312.7 million at December 31, 2009, a decrease of $12.6 million, compared to $325.3 million at December 31, 2008. Commercial business loans were $185.5 million at December 31, 2009, a decrease of $28.3 million, compared to $213.8 million at December 31, 2008. Decreased commercial loan demand and tighter underwriting and pricing guidelines resulted in a decrease in net commercial loan production. Net commercial loan production, which is the principal amount retained by the Bank after deducting sold loan participations, was $74.1 million in 2009, compared to $218.7 million in 2008. Loan participations are sold in most cases in order to comply with lending limit restrictions and/or reduce loan concentrations. The decrease in net production was the primary reason for the decrease in the combined commercial business and commercial real estate loan balances in 2009.
Construction or development loans were $40.4 million at December 31, 2009, a decrease of $67.9 million, compared to $108.3 million at December 31, 2008. The decrease is primarily the result of four large multi-family construction loans totaling $35.0 million where the projects were completed in 2009 and the loans were moved from construction or development to multi-family real estate. Construction or development loans also decreased as a result of construction loans where the project was completed and the borrower obtained permanent financing elsewhere. These maturing construction loans were not replaced with new construction loans due to a decrease in demand for construction and development loans in 2009.
Home equity line loans were $50.4 million at December 31, 2009, compared to $52.2 million at December 31, 2008. The open-end home equity lines are written with an adjustable rate and a 10 year draw period which requires “interest only” payments followed by a 10 year repayment period which fully amortizes the outstanding balance. Closed-end home equity loans are written with fixed or adjustable rates with terms up to 15 years. Home equity loans were $21.1 million at December 31, 2009, compared to $22.9 million at December 31, 2008.

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
Management actively monitors asset quality and, when appropriate, charges off loans against the allowance for loan losses. Although management believes it uses the best information available to make determinations with respect to the allowance for loan losses, future adjustments may be necessary if economic conditions differ substantially from the economic conditions in the assumptions used to determine the size of the allowance for loan losses.
The allowance for loan losses was $23.8 million, or 2.89% of gross loans at December 31, 2009, compared to $21.3 million, or 2.30% of gross loans at December 31, 2008. The allowance for loan losses and the related ratios increased primarily because an analysis of the loan portfolio in 2009 resulted in increased reserve percentages on performing loans due to increases in recent charge off activity. The allowance for loan losses at December 31, 2009 increased $2.2 million related to increased general reserve percentages from the prior year. The following table reflects the activity in the allowance for loan losses and selected statistics:

	December 31,
(Dollars in thousands)	2009	2008	2007	2006	2005

Balance at beginning of year	$21,257	12,438	9,873	8,778	8,996
Provision for losses	26,699	26,696	3,898	8,878	2,674
Charge-offs:
One-to-four family	(82)	(78)	(42)	(150)	(234)
Consumer	(1,980)	(612)	(840)	(269)	(228)
Commercial business	(9,421)	(13,784)	(554)	(188)	(1,356)
Commercial real estate	(13,548)	(3,454)	(245)	(7,242)	(1,259)
Recoveries	887	51	348	66	185

Net charge-offs	(24,144)	(17,877)	(1,333)	(7,783)	(2,892)

Balance at end of year	$23,812	21,257	12,438	9,873	8,778

Year end allowance for loan losses as a percent of year end gross loan balance	2.89%	2.30%	1.41%	1.26%	1.09%
Ratio of net loan charge-offs to average loans outstanding	2.83	1.98	0.16	0.98	0.36

The following table reflects the allocation of the allowance for loan losses:

	December 31,
	2009		2008		2007		2006		2005
		Percent		Percent		Percent		Percent		Percent
	Allocated	of loans	Allocated	of loans	Allocated	of loans	Allocated	of loans	Allocated	of loans
	allowance	in each	allowance	in each	allowance	in each	allowance	in each	allowance	in each
	as a %	category	as a %	category	as a %	category	as a %	category	as a %	category
	of loan	to total	of loan	to total	of loan	to total	of loan	to total	of loan	to total
	category	loans	category	loans	category	loans	category	loans	category	loans

Real estate loans:
One-to-four family	0.69%	17.54%	1.75%	17.51%	0.27%	17.33%	0.22%	17.10%	0.21%	15.82%
Multi-family	1.79	7.18	0.97	3.17	1.05	3.29	1.49	3.80	1.56	5.07
Commercial real estate	3.83	37.92	3.45	35.16	2.10	31.92	1.67	37.49	1.32	32.40
Construction or development	3.21	4.90	1.45	11.70	1.34	12.58	1.16	7.66	1.14	10.00
Consumer loans	1.55	9.97	1.83	9.36	1.70	9.62	1.59	11.44	0.88	12.56
Commercial business loans	3.88	22.49	1.75	23.10	1.28	25.26	1.18	22.51	1.36	24.15

Total	2.89	100.00%	2.30	100.00%	1.41	100.00%	1.26	100.00%	1.09	100.00%

The allocated percentage for commercial real estate, multi-family, commercial business and construction or development loans increased in 2009 due to management’s assessment of the risk and assignment of risk ratings of certain individual loans in these categories. The allocation of the allowance for loan losses decreased in 2009 for one-to-four family loans due primarily to the decreases in the specific reserves at December 31, 2009 when compared to 2008. The allocation of the allowance for loan losses decreased in 2009 for consumer loans due to a decrease in the specific reserves and a decrease in the outstanding balances of loan categories with higher reserve ratios.

Allowance for Real Estate Losses
Real estate properties acquired or expected to be acquired through loan foreclosures are initially recorded at the lower of the related loan balance, less any specific

MANAGEMENT DISCUSSION AND ANALYSIS

allowance for loss, or fair value less estimated selling costs. Management periodically performs valuations and an allowance for losses is established if the carrying value of a property exceeds its fair value less estimated selling costs. The balance in the allowance for real estate losses was $4.9 million at December 31, 2009 and $0 at December 31, 2008.

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
Non-performing assets totaled $77.4 million at December 31, 2009, an increase of $2.6 million, or 3.5%, from $74.8 million at December 31, 2008. Non-performing loans decreased $3.1 million to $61.1 million and foreclosed and repossessed assets increased $5.7 million to $16.3 million. The following table sets forth the amounts and categories of non-performing assets in the Company’s portfolio:

	December 31,
(Dollars in thousands)	2009	2008	2007	2006	2005

Non-accruing loans:
Real estate:
One-to-four family	$2,132	7,251	1,196	1,364	626
Commercial real estate	37,122	46,953	15,641	5,296	948
Consumer	4,086	5,298	1,094	1,254	496
Commercial business	17,787	4,671	1,723	394	259

Total	61,127	64,173	19,654	8,308	2,329

Other assets	0	25	34	44	178

Foreclosed and repossessed assets:
Real estate:
One-to-four family	1,011	258	901	1,422	565
Commercial real estate	15,246	10,300	1,313	650	750
Consumer	5	0	33	0	61

Total	16,262	10,558	2,247	2,072	1,376

Total non-performing assets	$77,389	$74,756	$21,935	$10,424	$3,883

Total as a percentage of total assets	7.47%	6.53%	1.96%	1.07%	0.39%

Total non-performing loans	$61,127	$64,173	$19,654	$8,308	$2,329

Total as a percentage of total loans receivable, net	7.65%	7.12%	2.27%	1.08%	0.30%

Allowance for loan losses to non-performing loans	38.95%	33.12%	63.28%	118.84%	376.88%

The following table summarizes the number and property types of commercial real estate loans (the largest category of non-performing loans) at December 31, 2009, 2008, and 2007.
(Dollars in thousands)

		Principal Amount		Principal Amount		Principal Amount
		of Loans at		of Loans at		of Loans at
	# of	December 31,	# of	December 31,	# of	December 31,
Property Type	relationships	2009	relationships	2008	relationships	2007

Residential developments	7	$12,030	6	$17,681	5	$11,496
One to-four family	2	3,088	4	898	1	300
Condominiums	0	0	1	5,440	1	2,547
Hotels	1	4,999	1	4,999	0	0
Alternative fuel plants	2	12,834	2	12,492	0	0
Shopping centers/retail	2	1,136	2	1,237	1	963
Elderly care facilities	0	0	3	4,037	0	0
Restaurants/bar	4	2,436	0	0	0	0
Office building	1	599	1	169	5	335

	19	$37,122	20	$46,953	13	$15,641

For 2009, 2008 and 2007, gross interest income which would have been recorded had the non-accruing loans been current in accordance with their original terms amounted to $5.0 million, $5.5 million and $1.8 million, respectively. The amounts that were included in interest income on a cash basis for these loans were $0.9 million, $1.9 million and $1.0 million, respectively.
In addition to the non-performing assets set forth in the table above of all non-performing assets, as of December 31, 2009, there were two other potential problem loan relationships and fourteen other loans where the interest rates were modified in troubled debt restructurings in 2009. Potential problem loans are loans that are not in non-performing status; however, there are circumstances present to create doubt as to the ability of the borrower to comply with present repayment terms. The decision of management to include performing loans in potential problem loans does not necessarily mean that the Company expects losses to occur but that management recognized a higher degree of risk associated with these loans. The level of potential problem loans is another predominant factor in determining the relative level of the allowance for loan losses. The two loan relationships that have been reported as potential problem loans at December 31, 2009 are a $5.0 million loan to a financial institution and a $1.7 million group of loans in which the personal guarantor’s financial condition has deteriorated. The potential problem loans in 2008 were related to a single family mortgage and equity loans totaling $2.0 million. The loans that were modified in 2009 totaled $5.3 million with $4.3 million related to a commercial real estate loan and the remaining loans related to single family and consumer loans. The loans that were modified in 2008 totaled $8.2 million and related to residential development and builder construction loans. These loans were not classified as non-performing as it was anticipated that the borrowers would be able to make all of the required principal and interest payments under the modified terms of the loan.

Liquidity and Capital Resources
The Company manages its liquidity position so that the funding needs of borrowers and depositors are met timely and in the most cost effective manner. Asset liquidity is the ability to convert assets to cash through the maturity or sale of the asset. Liability liquidity is the ability of the Bank to attract retail or brokered deposits or to borrow funds from third parties such as the Federal Home Loan Bank (FHLB) or the Federal Reserve Bank (FRB).
The primary investing activities are the origination of loans and the purchase of securities. Principal and interest payments on loans and securities along with the proceeds from the sale of loans held for sale are the primary sources of cash for the Company. Additional cash can be obtained by selling securities from the available for sale portfolio or by selling loans or mortgage servicing rights. Unpledged securities could also be pledged and used as collateral for additional borrowings with the FHLB or FRB to generate additional cash.
The primary financing activity is the attraction of retail and brokered deposits. The Bank has the ability to borrow additional funds from the FHLB or FRB by pledging additional securities or loans. Refer to Note 11 of the Notes to Consolidated Financial Statements for more information on additional advances that could be drawn based upon existing collateral levels with the FHLB and the FRB. Information on outstanding advance maturities and related early call features is also included in Note 11. In 2008, the United States Treasury also invested $26 million in preferred stock and related warrant of the Company.

MANAGEMENT DISCUSSION AND ANALYSIS

The Company’s most liquid assets are cash and cash equivalents, which consist of short-term highly liquid investments with original maturities of less than three months that are readily convertible to known amounts of cash and interest-bearing deposits. The level of these assets is dependent on the operating, financing and investing activities during any given period.
Cash and cash equivalents at December 31, 2009 were $16.4 million, an increase of $0.7 million, compared to $15.7 million at December 31, 2008. Net cash provided by operating activities during 2009 was $15.4 million. The Company conducted the following major investing activities during 2009: principal payments and maturity proceeds received on securities available for sale and FHLB stock were $100.6 million, purchases of securities available for sale and FHLB stock were $88.4 million, proceeds from sales of securities available for sale were $2.1 million, proceeds from the sale of premises and other real estate were $10.7 million, and loans receivable decreased $56.3 million. The Company spent $558,000 for the purchase of equipment and updating its premises. Net cash provided by investing activities during 2009 was $80.8 million. The Company conducted the following major financing activities during 2009: received proceeds from borrowing and advances of $1.1 billion, repaid advances and borrowings of $1.1 billion and deposits decreased $85.2 million. Net cash used by financing activities was $95.5 million.
The Company has certificates of deposit with outstanding balances of $262.4 million that mature during 2010, of which $103.5 million were obtained from brokers. Based upon past experience, management anticipates that the majority of the deposits will renew for another term. The Company believes that deposits that do not renew will be replaced with deposits from a combination of other customers or brokers. FHLB advances, Federal Reserve borrowings, or the sale of securities could also be used to replace unanticipated outflows of deposits.
The Company is participating in both parts of the original Federal Deposit Insurance Corporation’s (FDIC’s) Liquidity Guarantee Program. The first part of the program, called the Transaction Account Guarantee Program, provides unlimited FDIC insurance coverage on non-interest bearing deposit accounts through June 30, 2010. The second part of the program called the Debt Guarantee Program (DGP) allows the Company to issue debt securities that are fully guaranteed by the FDIC. The original DGP expired on October 31, 2009 but the FDIC will continue to guarantee certain pre-approved debt issuances through April 30, 2010. The Company had no FDIC guaranteed debt outstanding at December 31, 2009.
The Company has deposits of $80.4 million in checking and money market accounts of customers that have relationship balances greater than $5 million. While these funds may be withdrawn at any time, management anticipates that the majority of these deposits will remain on deposit with the Bank over the next twelve months based on past experience. If these deposits are withdrawn, it is anticipated that they would be replaced with FHLB advances, FRB borrowings or deposits from other customers or brokers.
The Company has, through the Bank, $10 million in FHLB advances that mature in 2010 and it has $77.5 million of FHLB advances with maturities beyond 2010 that have call features that may be exercised by the FHLB during 2010. If the call features are exercised, the Company, through the Bank, has the option of requesting any advance otherwise available to it pursuant to the credit policy of the FHLB.
The credit policy of the FHLB may change such that the current collateral pledged to secure the advances is no longer acceptable or the formulas for determining the excess pledged collateral may change. If this were to happen, the Bank may not have additional collateral to pledge to secure the existing advances which could cause the FHLB advances to become a liquidity problem during 2010.
Under the terms of an informal written agreement that the Company entered into with the Office of Thrift Supervision (OTS) effective December 9, 2009, the Company may not incur or issue any debt without prior notice to, and the consent of, the OTS. Because FHLB advances are debt of the Bank, they are not affected by the Company’s agreement with the OTS.
The Company anticipates that its liquidity requirements for 2010 will be similar to the liquidity requirements in 2009.
As of December 31, 2009, there were 300,000 shares authorized for repurchase under the existing stock repurchase program that was allowed to expire unused on January 26, 2010. No treasury stock purchases are anticipated in 2010 due to restrictions on stock repurchases by the United States Treasury in connection with its preferred stock investment in the Company. In addition, under the terms of the informal written agreement that the Company entered into with the OTS effective December 9, 2009, the Company may not repurchase or redeem any capital stock without prior notice to, and consent of, the OTS.
The Company’s primary source of cash is dividends from the Bank and the Bank is restricted from paying dividends to the Company without obtaining prior regulatory approval. At December 31, 2009, HMN had $2.9 million in cash and other assets that could readily be turned into cash. The Company believes that its available liquidity is adequate to provide the cash needed for the payment of preferred dividends and other expenses in 2010. Failure to obtain regulatory approval for any future dividends from the Bank to the Company could cause the Company to require other sources of liquidity for the payment of preferred dividends, expenses and other needs beyond 2010.

Contractual Obligations and Commercial Commitments
The Company has certain obligations and commitments to make future payments under existing contracts. At December 31, 2009, the aggregate contractual obligations (excluding bank deposits) and commercial commitments were as follows:

	Payments Due by Period
(Dollars in thousands)	Total	Less than 1 Year	1-3 Years	4-5 Years	After 5 Years

Contractual Obligations:
Total borrowings	$132,500	10,000	52,500	70,000	0
Annual rental commitments under non-cancellable operating leases	1,509	830	590	35	54

	$134,009	10,830	53,090	70,035	54

	Amount of Commitments -Expiring by Period

Other Commercial Commitments:
Commercial lines of credit	$46,995	24,821	6,818	3,356	12,000
Commitments to lend	16,728	9,866	3,663	1,221	1,928
Standby letters of credit	3,823	3,575	247	1	0

	$67,546	38,262	10,728	4,628	13,928

Regulatory Capital Requirements
As a result of the Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA), banking and thrift regulators are required to take prompt regulatory action against institutions which are undercapitalized. FDICIA requires banking and thrift regulators to categorize institutions as “well capitalized”, “adequately capitalized”, “undercapitalized”, “significantly undercapitalized”, or “critically undercapitalized”. A savings institution will be deemed to be well capitalized if it: (i) has a total risk-based capital ratio of 10% or greater, (ii) has a Tier 1 (core) risk-based capital ratio of 6% or greater, (iii) has a leverage ratio of 5% or greater, and (iv) is not subject to any order or written directive by the Office of Thrift Supervision (OTS) to meet and maintain a specific capital level for any capital measure. Management believes that, as of December 31, 2009, the Bank met all of the capital requirements to which it was subject and is well capitalized based on the regulatory definition described above. Refer to Note 17 of the Notes to Consolidated Financial Statements for a table which reflects the Bank’s capital compared to its capital requirements. Under the terms of the informal written agreement that the Company entered into with the OTS effective December 9, 2009, the Company has submitted a three year capital plan that the OTS may make comments upon, and require revisions to. The Company must operate within the parameters of the final capital plan and is required to monitor and submit periodic reports on its compliance with the plan.

Dividends
The declaration of dividends is subject to, among other things, the Company’s financial condition and results of operations, the Bank’s compliance with its regulatory capital requirements, tax considerations, industry standards, economic conditions, regulatory restrictions, general business practices and other factors. No dividends can be issued from the Bank to the Company without prior regulatory approval. Refer to Note 16 of the Notes to Consolidated Financial Statements for information on regulatory limitations on dividends from the Bank to the Company and additional information on dividends. The payment of dividends is dependent upon the Company having adequate cash or other assets that can be converted to cash to pay dividends to its stockholders. The Company suspended the dividend payments to common stockholders in the fourth quarter of 2008 due to the net operating loss experienced and the challenging economic environment. Under the terms of the informal written agreement that the Company entered into with the OTS effective December 9, 2009, the Company may not declare or pay any cash dividends, or purchase or redeem any capital stock, without prior notice to, and consent of, the OTS. The Company does not anticipate requesting consent from the OTS to make any payments of dividends on, or

MANAGEMENT DISCUSSION AND ANALYSIS

purchase of, its common stock in 2010. The Company anticipates making quarterly preferred dividend payments of $325,000 on the preferred stock issued to the Treasury for the first five years the preferred stock is outstanding and $585,000 each quarter after that if the shares are not redeemed.

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

New Accounting Pronouncements
In June 2009, the FASB issued SFAS No. 168 (ASC 105), The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles — a replacement of FASB Statement No. 162, The Hierarchy of Generally Accepted Accounting Principles. This Statement establishes the Codification as the source of authoritative GAAP recognized by the FASB to be applied by nongovernmental entities. Rules and interpretive releases of the SEC under federal securities laws are also sources of authoritative GAAP for SEC registrants. All guidance contained in the Codification carries an equal level of authority. Following this Statement, the FASB will not issue new standards in the form of Statements, FASB Staff Positions, or Emerging Issues Task Force Abstracts. Instead, it will issue Accounting Standard Updates (ASUs) that will serve only to update the Codification. This Statement is effective for financial statements issued for interim and annual periods ending after September 15, 2009 and did not have any impact on the Company’s consolidated financial statements except for disclosure changes to the authoritative pronouncement references.
In June 2009, the FASB issued SFAS No. 167 (ASC 810), Amendments to FASB Interpretation No. 46(R). This Statement amends FASB 46(R) to require an enterprise to perform an analysis and ongoing reassessments to determine whether the enterprise’s variable interest or interests give it a controlling financial interest in a variable interest entity and amends certain guidance for determining whether an entity is a variable interest entity. It also requires enhanced disclosures that will provide users of financial statements with more transparent information about an enterprise’s involvement in a variable interest entity. This Statement is effective as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009 and for all interim reporting periods after that and is not anticipated to have any impact on the Company’s consolidated financial statements as the Company has no interests in any variable interest entities.
In June 2009, the FASB issued SFAS No. 166 (ASC 860), Accounting for Transfers of Financial Assets — an amendment of FASB Statement No. 140. This Statement amends SFAS 140 and removes the concept of a qualifying special-purpose entity from SFAS 140 and eliminates the exception from applying FASB Interpretation No. 46 (revised December 2003), Consolidation of Variable Interest Entities, on qualifying special-purpose entities. This Statement also establishes specific conditions for reporting a transfer of a portion of a financial asset (including loans) as a sale. This Statement is effective as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period and for interim and annual reporting periods thereafter and is not anticipated to have a material impact on the Company’s consolidated financial statements.
In May 2009, the FASB issued SFAS No. 165 (ASC 855), Subsequent Events. The objective of this Statement is to establish general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. In particular, this Statement sets forth the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements, and the disclosures that an entity should make about events or transactions that occurred after the balance sheet date. This Statement is effective for financial statements issued for interim and annual periods ending after June 15, 2009 and did not have any impact on the Company’s consolidated financial statements. The Company evaluated subsequent events through the filing date of our annual 10-K with the Securities and Exchange Commission on March 4, 2010.
In April 2009, the FASB issued Staff Position FAS No. 115-2 and FAS 124-2 (ASC 320), Recognition and Presentation of Other-Than-Temporary Impairments (FSP FAS No. 115-2 and FAS 124-2). This FSP amends the other-than-temporary impairment guidance in U.S. GAAP for debt securities to make the guidance more operational and to improve the presentation and disclosure of other-than-temporary impairments on debt and equity securities in the financial statements. This FSP does not amend existing recognition and measurement guidance related to other-than-temporary impairments of equity securities. This FSP is effective for interim and annual reporting periods ending after June 15, 2009. The impact of adopting FSP FAS No. 115-2 and FAS 124-2 in the second quarter of 2009 did not have a material impact on the Company’s consolidated financial statements.

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
The following table discloses the projected changes in market value to the Company’s interest-earning assets and interest-bearing liabilities based upon incremental 100 basis point changes in interest rates from interest rates in effect on December 31, 2009.

(Dollars in thousands)	Market Value
Basis point change in interest rates	-100	0	+100	+200

Total market-risk sensitive assets	$1,012,533	1,000,314	986,386	971,013
Total market-risk sensitive liabilities	928,930	914,774	900,514	886,654
Off-balance-sheet financial instruments	90	0	(263)	(490)

Net market risk	$83,693	85,540	85,609	83,869

Percentage change from current market value	(2.16)%	0.00%	0.08%	(1.95)%

The preceding table was prepared utilizing the following assumptions (the Model Assumptions) regarding prepayment and decay ratios that were determined by management based upon their review of historical prepayment speeds and future prepayment projections. Fixed rate loans were assumed to prepay at annual rates of between 7% and 77%, depending on the note rate and the period to maturity. Adjustable rate mortgages (ARMs) were assumed to prepay at annual rates of between 12% and 34%, depending on the note rate and the period to maturity. Growing Equity Mortgage (GEM) loans were assumed to prepay at annual rates of between 7% and 52%, depending on the note rate and the period to maturity. Mortgage-backed securities and Collateralized Mortgage Obligations (CMOs) were projected to have prepayments based upon the underlying collateral securing the instrument and the related cash flow priority of the CMO tranche owned. Certificate accounts were assumed not to be withdrawn until maturity. Passbook and money market accounts were assumed to decay at annual rates of 23% and 24%, respectively. Non-interest checking and NOW accounts were assumed to decay at annual rates of 23% and 20%, respectively. Commercial NOW and MMDA accounts were assumed to decay at annual rates of 20% and 24%, respectively. FHLB advances were projected to be called at the first call date where the projected interest rate on similar remaining term advances exceeded the interest rate on the callable advance. Refer to Note 11 of the Notes to Consolidated Financial Statements for more information on call provisions of the FHLB advances.
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

MANAGEMENT DISCUSSION AND ANALYSIS

maturity. In the event of a change in interest rates, prepayment and early withdrawal levels may deviate significantly from those assumed in calculating the foregoing table. The ability of many borrowers to service their debt may decrease in the event of a substantial sustained increase in interest rates.

Asset/Liability Management
The Company’s management reviews the impact that changing interest rates will have on the net interest income projected for the twelve months following December 31, 2009 to determine if its current level of interest rate risk is acceptable. The following table projects the estimated impact on net interest income during the 12 month period ending December 31, 2010 of immediate interest rate changes called rate shocks:

Rate Shock Table
(Dollars in thousands)
Rate Shock	Net Interest	Percent
in Basis Points	Change	Change

+200	$2,624	8.18%
+100	1,417	4.42
0	0	0.00
-100	(2,142)	(6.67)
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
To the extent consistent with its interest rate spread objectives, the Bank attempts to manage its interest rate risk and has taken a number of steps to restructure its balance sheet in order to better match the maturities of its assets and liabilities. In the past, more fixed rate loans were placed into the single family loan portfolio. In 2009, the Bank has primarily focused its fixed rate one-to-four family residential lending program on loans that are saleable to third parties and generally placed only those fixed rate loans that met certain risk characteristics into its loan portfolio. The Bank’s commercial loan production continued to be primarily in adjustable rate loans with minimum interest rate floors; however, more of these loans were structured to reprice every one, two, or three years. In addition, the duration of the Bank’s brokered certificates of deposits that were issued in 2009 were lengthened in order to manage the Company’s interest rate risk exposure.

Off-Balance Sheet Arrangements
The Company has no off-balance sheet arrangements other than commitments to originate and sell loans in the ordinary course of business which are more fully discussed in Note 18 of the Notes to Consolidated Financial Statements.

CONSOLIDATED BALANCE SHEETS

December 31 (Dollars in thousands)	2009	2008

ASSETS
Cash and cash equivalents	$16,418	15,729
Securities available for sale:
Mortgage-backed and related securities (amortized cost $51,840 and $76,166)	53,559	77,327
Other marketable securities (amortized cost $105,723 and $95,445)	106,043	97,818

	159,602	175,145

Loans held for sale	2,965	2,548
Loans receivable, net	799,256	900,889
Accrued interest receivable	4,024	5,568
Real estate, net	16,257	10,558
Federal Home Loan Bank stock, at cost	7,286	7,286
Mortgage servicing rights, net	1,315	728
Premises and equipment, net	10,766	13,972
Prepaid expenses and other assets	6,762	4,408
Deferred tax assets, net	11,590	8,649

Total assets	$1,036,241	1,145,480

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits	$796,011	880,505
Federal Home Loan Bank advances and Federal Reserve borrowings	132,500	142,500
Accrued interest payable	2,108	6,307
Customer escrows	1,427	639
Accrued expenses and other liabilities	4,257	3,316

Total liabilities	936,303	1,033,267

Commitments and contingencies
Stockholders’ equity:
Serial preferred stock: ($.01 par value) Authorized 500,000 shares; issued shares 26,000	23,785	23,384
Common stock ($.01 par value):
Authorized 11,000,000; issued shares 9,128,662	91	91
Additional paid-in capital	58,576	60,687
Retained earnings, subject to certain restrictions	86,115	98,067
Accumulated other comprehensive income	1,230	2,091
Unearned employee stock ownership plan shares	(3,577)	(3,771)
Treasury stock, at cost 4,883,378 and 4,961,032 shares	(66,282)	(68,336)

Total stockholders’ equity	99,938	112,213

Total liabilities and stockholders’ equity	$1,036,241	1,145,480

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME

Years ended December 31 (Dollars in thousands)	2009	2008	2007

Interest income:
Loans receivable	$51,876	58,671	66,115
Securities available for sale:
Mortgage-backed and related	2,768	1,615	727
Other marketable	3,039	5,775	9,153
Cash equivalents	1	198	1,187
Other	87	253	341

Total interest income	57,771	66,512	77,523

Interest expense:
Deposits	17,579	27,157	33,403
Federal Home Loan Bank advances and Federal Reserve borrowings	6,289	5,639	5,420

Total interest expense	23,868	32,796	38,823

Net interest income	33,903	33,716	38,700
Provision for loan losses	26,699	26,696	3,898

Net interest income after provision for loan losses	7,204	7,020	34,802

Non-interest income:
Fees and service charges	4,137	4,269	3,139
Loan servicing fees	1,042	955	1,054
Securities gains, net	5	479	0
Gain on sales of loans	2,273	651	1,514
Other	625	749	1,205

Total non-interest income	8,082	7,103	6,912

Non-interest expense:
Compensation and benefits	13,432	12,464	12,491
Losses (gains) on real estate owned	3,873	(187)	(682)
Occupancy	4,084	4,521	4,467
Deposit insurance	1,973	678	113
Data processing	1,182	1,731	1,267
Goodwill impairment charge	0	3,801	0
Other	7,145	6,226	5,484

Total noninterest expense	31,689	29,234	23,140

Income (loss) before income tax expense (benefit)	(16,403)	(15,111)	18,574
Income tax expense (benefit)	(5,607)	(4,984)	7,300

Net income (loss)	$(10,796)	(10,127)	11,274
Preferred stock dividends and discount	(1,747)	(37)	0

Net income (loss) available to common stockholders	$(12,543)	(10,164)	11,274

Basic income (loss) per common share	$(3.39)	(2.78)	3.02

Diluted income (loss) per common share	$(3.39)	(2.78)	2.89

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
AND COMPREHENSIVE INCOME

					Accumulated	Unearned
					Other	Employee
			Additional		Comprehensive	Stock		Total
	Preferred	Common	Paid-in	Retained	Income	Ownership	Treasury	Stockholders’
(Dollars in thousands)	Stock	Stock	Capital	Earnings	(Loss)	Plan	Stock	Equity

Balance, December 31, 2006	$0	91	57,914	103,643	(284)	(4,158)	(64,064)	93,142
Net income				11,274				11,274
Other comprehensive income, net of tax:
Net unrealized gains on securities available for sale					1,451			1,451

Total comprehensive income								12,725
Treasury stock purchases							(4,913)	(4,913)
ASC 740 — cumulative effect adjustment				(250)				(250)
Employee stock options exercised			(246)				385	139
Tax benefits of exercised stock options			99					99
Unearned compensation restricted stock awards			(469)				469	0
Restricted stock awards forfeited			34				(34)	0
Stock compensation expense			44					44
Amortization of restricted stock awards			334					334
Earned employee stock ownership plan shares			339			193		532
Common stock dividends paid				(3,724)				(3,724)

Balance, December 31, 2007	$0	91	58,049	110,943	1,167	(3,965)	(68,157)	98,128
Net loss				(10,127)				(10,127)
Other comprehensive loss, net of tax:
Net unrealized gains on securities available for sale					924			924

Total comprehensive loss								(9,203)
Preferred stock and warrant issued amortization	23,384		2,616					26,000
Treasury stock purchases							(723)	(723)
Unearned compensation restricted stock awards			(550)				550	0
Restricted stock awards forfeited			6				(6)	0
Stock compensation expense			33					33
Amortization of restricted stock awards			415					415
Earned employee stock ownership plan shares			118			194		312
Common stock dividends paid				(2,749)				(2,749)

Balance, December 31, 2008	$23,384	91	60,687	98,067	2,091	(3,771)	(68,336)	112,213
Net loss				(10,796)				(10,796)
Other comprehensive loss, net of tax:
Net unrealized losses on securities available for sale					(861)			(861)

Total comprehensive loss								(11,657)
Preferred stock discount amortization	401		(401)					0
Unearned compensation restricted stock awards			(2,181)				2,181	0
Restricted stock awards forfeited			127				(127)	0
Restricted stock awards dividend forfeited				7				7
Stock compensation expense			27					27
Amortization of restricted stock awards			373					373
Earned employee stock ownership plan shares			(56)			194		138
Preferred stock dividends paid				(1,163)				(1,163)

Balance, December 31, 2009	$23,785	91	58,576	86,115	1,230	(3,577)	(66,282)	99,938

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31 (Dollars in thousands)	2009	2008	2007

Cash flows from operating activities:
Net income (loss)	$(10,796)	(10,127)	11,274
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Provision for loan losses	26,699	26,696	3,898
Provision for real estate losses	4,877	0	0
Depreciation	1,837	1,796	1,903
Amortization of premiums (discounts), net	465	672	(2,558)
Amortization of deferred loan fees	(972)	(808)	(1,182)
Amortization of core deposit intangible	0	0	106
Amortization of mortgage servicing rights	556	570	706
Capitalized mortgage servicing rights	(1,143)	(28)	(18)
Deferred income tax benefit	(2,516)	(4,568)	(2,622)
Securities gains, net	(5)	(479)	0
Gain on sales of real estate and premises	(1,146)	(187)	(682)
Gain on sales of loans	(2,273)	(651)	(1,514)
Proceeds from sales of loans held for sale	122,491	60,566	70,407
Disbursements on loans held for sale	(119,475)	(56,925)	(56,697)
Amortization of restricted stock awards	373	415	334
Amortization of unearned ESOP shares	194	194	193
Earned ESOP shares priced above (below) original cost	(56)	118	339
Stock option compensation expense	27	33	44
Decrease (increase) in accrued interest receivable	1,544	1,326	(1,832)
Increase (decrease) in accrued interest payable	(4,199)	(3,207)	8,339
Goodwill impairment charge	0	3,801	0
Decrease (increase) in other assets	(2,041)	(2,761)	834
Increase (decrease) in other liabilities	912	(4,618)	2,034
Other, net	95	34	12

Net cash provided by operating activities	15,448	11,862	33,318

Cash flows from investing activities:
Proceeds from sales of securities available for sale	2,141	10,442	0
Principal collected on securities available for sale	22,213	7,246	2,437
Proceeds collected on maturity of securities available for sale	78,350	110,000	165,000
Purchases of securities available for sale	(88,446)	(114,405)	(223,146)
Purchase of Federal Home Loan Bank stock	0	(7,180)	(2,095)
Redemption of Federal Home Loan Bank stock	0	6,092	3,854
Proceeds from sales of real estate and premises	10,749	6,563	7,021
Net (increase) decrease in loans receivable	56,329	(78,654)	(120,063)
Purchases of premises and equipment	(558)	(3,772)	(2,552)

Net cash provided (used) by investing activities	80,778	(63,668)	(169,544)

Cash flows from financing activities:
Increase (decrease) in deposits	(85,162)	(8,484)	162,822
Purchase of treasury stock	0	(723)	(4,913)
Stock options exercised	0	0	139
Excess tax benefit from options exercised	0	0	99
Dividends paid to common stockholders	0	(2,749)	(3,724)
Dividends paid to preferred stockholder	(1,163)	0	0
Preferred stock and warrant issued	0	26,000	0
Proceeds from borrowings	1,099,000	631,300	160,000
Repayment of borrowings	(1,109,000)	(601,300)	(198,400)
Increase (decrease) in customer escrows	788	(227)	145

Net cash (used) provided by financing activities	(95,537)	43,817	116,168

Increase (decrease) in cash and cash equivalents	689	(7,989)	(20,058)
Cash and cash equivalents, beginning of year	15,729	23,718	43,776

Cash and cash equivalents, end of year	$16,418	15,729	23,718

Supplemental cash flow disclosures:
Cash paid for interest	$28,067	36,003	30,484
Cash paid for income taxes	33	5,247	8,696
Supplemental noncash flow disclosures:
Loans transferred to loans held for sale	1,234	2,238	13,991
Transfer of loans to real estate	18,342	14,727	6,499

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2009, 2008 and 2007

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
The Company evaluated subsequent events through the filing date of our annual 10-K with the Securities and Exchange Commission on March 4, 2010.

Use of Estimates  In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ from those estimates.
An estimate that is particularly susceptible to change relates to the determination of the allowance for loan losses. Management believes that the allowance for loan losses is adequate to cover probable losses inherent in the portfolio at the date of the balance sheet. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions and other factors. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the allowance for loan losses. Such agencies may require additions to the allowance based on their judgment about information available to them at the time of their examination.

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

Securities Available for Sale  Securities available for sale consist of securities not classified as trading securities or as securities held to maturity. They include securities that management intends to use as part of its asset/liability strategy or that may be sold in response to changes in interest rates, changes in prepayment risk, or similar factors. Unrealized gains and losses, net of income taxes, are reported as a separate component of stockholders’ equity until realized. Gains and losses on the sale of securities available for sale are determined using the specific identification method and recognized on the trade date. Premiums and discounts are recognized in interest income using the interest method over the period to maturity. Unrealized losses on securities available for sale reflecting a decline in value judged to be other than temporary are charged to income and a new cost basis is established.
Management monitors the investment security portfolio for impairment on an individual security basis and has a process in place to identify securities that could potentially have a credit impairment that is other than temporary. This process involves analyzing the length of time and extent to which the fair value has been less than the amortized cost basis, the market liquidity for the security, the financial condition and near-term prospects of the issuer, expected cash flows, and the Company’s intent and ability to hold the investment for a period of time sufficient to recover the temporary loss, including determining whether it is more-likely-than-not that the Company will be required to sell the security prior to recovery. To the extent it is determined that a security is deemed to be other-than-temporarily impaired, an impairment loss is recognized.

Loans Held for Sale  Mortgage loans originated or purchased which are intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. Net fees and costs associated with acquiring or originating loans held for sale are deferred and included in the basis of the loan in determining the gain or loss on the sale of the loans. Gains on the sale of loans are recognized on the settlement date. Net unrealized losses are

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

recognized through a valuation allowance by charges to income.

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
The allowance for loan losses is maintained at an amount considered adequate by management to provide for probable losses inherent in the loan portfolio as of the balance sheet dates. The allowance for loan losses is based on a quarterly analysis of the loan portfolio. In this analysis, management considers factors including, but not limited to, specific occurrences which include loan impairment, changes in the size of the portfolios, general economic conditions, demand for single family homes, demand for commercial real estate and building lots, loan portfolio composition and historical experience. In connection with the determination of the allowance for loan losses, management obtains independent appraisals for significant properties or other collateral securing delinquent loans. The allowance for loan losses is established for known problem loans, as well as for loans which are not currently known to require specific allowances. Loans are charged off to the extent they are deemed to be uncollectible. The adequacy of the allowance for loan losses is dependent upon management’s estimates of variables affecting valuation, appraisals of collateral, evaluations of performance and status, and the amounts and timing of future cash flows expected to be received on impaired loans. Such estimates, appraisals, evaluations and cash flows may be subject to frequent adjustments due to changing economic prospects of borrowers or properties. The estimates are reviewed periodically and adjustments, if any, are recorded in the provision for loan losses in the periods in which the adjustments become known.
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

Intangible Assets  Goodwill resulting from acquisitions is not amortized but is tested for impairment annually in accordance with the requirements of ASC 350, Goodwill and Other Intangible Assets. Deposit base intangibles are amortized on an accelerated basis as the deposits run off. The Company reviews the recoverability of the carrying value of these assets annually or whenever an event occurs indicating that they may be impaired. During 2008, HMN’s stock traded at a substantial discount to book value. Therefore, an analysis was performed and it was determined that the carrying value of goodwill was impaired and the entire goodwill amount of $3.8 million was charged off.

Stock Based Compensation  The Company recognizes the grant-date fair value of stock option awards issued as compensation expense.

Employee Stock Ownership Plan (ESOP)  The Company has an ESOP that borrowed funds from the Company and purchased shares of HMN common stock. The Company makes quarterly principal and interest payments on the ESOP loan. As the debt is repaid, ESOP shares that were pledged as collateral for the debt are released from collateral and allocated to eligible employees based on the proportion of debt service paid in the year. The Company accounts for its ESOP in accordance with ASC 718, Employers’ Accounting for Employee Stock Ownership Plans. Accordingly, the shares pledged as collateral are reported as unearned ESOP shares in stockholders’ equity. As shares are determined to be ratably released from collateral, the Company reports compensation expense equal to the current market price of the shares, and the shares become outstanding for earnings per share computations.

Income Taxes  Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is required to be recognized if it is “more likely than not” that the deferred tax asset will not be realized. The determination of the realizability of the deferred tax asset is subjective and dependent upon judgment concerning management’s evaluation of both positive and negative evidence regarding the ultimate realizability of deferred tax assets.

Preferred Stock Dividends and Discount  The proceeds received from the preferred stock and warrant issued to the U.S. Treasury were allocated between the preferred stock and the warrant based on their relative fair values at the time of issuance in accordance with the requirements of ASC 470, Accounting for Convertible Debt Issued with Stock Purchase Warrants. Because of the increasing rate dividend feature of the preferred shares, the discount on the warrant is amortized using the constant effective yield method over the five year period preceding the scheduled rate increase on the preferred stock in accordance with the requirements of ASC 505.

Earnings (Loss) per Share  Basic earnings (loss) per common share excludes dilution and is computed by dividing income (loss) available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted earnings (loss) per common share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that shared in the earnings of the entity. Options and restricted stock awards are excluded from the earnings (loss) per share calculation when a net loss is incurred as their inclusion in the calculation would be anti-dilutive and result in a lower loss per common share.

Comprehensive Income (Loss)  Comprehensive income (loss) is defined as the change in equity during a period from transactions and other events from nonowner sources. Comprehensive income (loss) is the total of net income (loss) and other comprehensive income (loss), which for the Company is comprised of unrealized gains and losses on securities available for sale.

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

New Accounting Pronouncements  In June 2009, the FASB issued SFAS No. 168 (ASC 105), The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles — a replacement of FASB Statement No. 162, The Hierarchy of Generally Accepted Accounting Principles. This Statement establishes the Accounting Standards

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Codification, or ASC, as the source of authoritative GAAP recognized by the FASB to be applied by nongovernmental entities. Rules and interpretive releases of the SEC under federal securities laws are also sources of authoritative GAAP for SEC registrants. All guidance contained in the ASC carries an equal level of authority. Following this Statement, the FASB will not issue new standards in the form of Statements, FASB Staff Positions, or Emerging Issues Task Force Abstracts. Instead, it will issue Accounting Standard Updates (ASUs) that will serve only to update the ASC. This Statement is effective for financial statements issued for interim and annual periods ending after September 15, 2009 and did not have any impact on the Company’s consolidated financial statements except for disclosure changes to the authoritative pronouncement references.
In June 2009, the FASB issued SFAS No. 167 (ASC 810), Amendments to FASB Interpretation No. 46(R). This Statement amends FASB 46(R) to require an enterprise to perform an analysis and ongoing reassessments to determine whether the enterprise’s variable interest or interests give it a controlling financial interest in a variable interest entity and amends certain guidance for determining whether an entity is a variable interest entity. It also requires enhanced disclosures that will provide users of financial statements with more transparent information about an enterprise’s involvement in a variable interest entity. This Statement is effective as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009 and for all interim reporting periods after that and is not anticipated to have any impact on the Company’s consolidated financial statements as the Company has no interests in any variable interest entities.
In June 2009, the FASB issued SFAS No. 166 (ASC 860), Accounting for Transfers of Financial Assets — an amendment of FASB Statement No. 140. This Statement amends SFAS 140 and removes the concept of a qualifying special-purpose entity from SFAS 140 and eliminates the exception from applying FASB Interpretation No. 46 (revised December 2003) (ASC 810), Consolidation of Variable Interest Entities, on qualifying special-purpose entities. This Statement is effective as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period and for interim and annual reporting periods thereafter and is not anticipated to have a material impact on the Company’s consolidated financial statements.
In May 2009, the FASB issued SFAS No. 165 (ASC 855), Subsequent Events. The objective of this Statement is to establish general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. In particular, this Statement sets forth the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements, and the disclosures that an entity should make about events or transactions that occurred after the balance sheet date. This Statement is effective for financial statements issued for interim and annual periods ending after June 15, 2009 and did not have any impact on the Company’s consolidated financial statements.
In April 2009, the FASB issued Staff Position FAS No. 115-2 and FAS 124-2 (ASC 320), Recognition and Presentation of Other-Than-Temporary Impairments (FSP FAS No. 115-2 and FAS 124-2). This FSP amends the other-than-temporary impairment guidance in U.S. GAAP for debt securities to make the guidance more operational and to improve the presentation and disclosure of other-than-temporary impairments on debt and equity securities in the financial statements. This FSP does not amend existing recognition and measurement guidance related to other-than-temporary impairments of equity securities. This FSP is effective for interim and annual reporting periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. The impact of adopting FSP FAS No. 115-2 and FAS 124-2 in the second quarter of 2009 did not have a material impact on the Company’s consolidated financial statements.

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

NOTE 2 Other Comprehensive Income (Loss)
The components of other comprehensive income (loss) and the related tax effects were as follows:

	For the years ended December 31,
	2009			2008			2007
(Dollars in thousands)	Before	Tax	Net	Before	Tax	Net	Before	Tax	Net
Securities available for sale:	Tax	Effect	of Tax	Tax	Effect	of Tax	Tax	Effect	of Tax

Gross unrealized gains (losses) arising during the period	$(1,490)	(632)	(858)	2,040	806	1,234	2,443	992	1,451
Less reclassification of net gains included in net income (loss)	5	2	3	479	169	310	0	0	0

Net unrealized gains (losses) arising during the period	(1,495)	(634)	(861)	1,561	637	924	2,443	992	1,451

Other comprehensive income (loss)	$(1,495)	(634)	(861)	1,561	637	924	2,443	992	1,451

NOTE 3 Securities Available for Sale
A summary of securities available for sale at December 31, 2009 and 2008 is as follows:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
(Dollars in thousands)	Cost	Gains	Losses	Value

December 31, 2009:
Mortgage-backed securities:
FHLMC	$26,209	933	0	27,142
FNMA	19,399	796	0	20,195
Collateralized mortgage obligations:
FHLMC	5,846	137	(159)	5,824
FNMA	386	12	0	398

	51,840	1,878	(159)	53,559

Other marketable securities:
U.S. Government agency obligations	105,023	881	(36)	105,868
Corporate preferred stock	700	0	(525)	175

	105,723	881	(561)	106,043

	$157,563	2,759	(720)	159,602

December 31, 2008:
Mortgage-backed securities:
FHLMC	$36,144	694	(21)	36,817
FNMA	27,225	695	0	27,920
GNMA	5	0	0	5
Collateralized mortgage obligations:
FHLMC	10,149	181	(319)	10,011
FNMA	2,643	6	(75)	2,574

	76,166	1,576	(415)	77,327

Other marketable securities:
U.S. Government agency obligations	94,745	2,723	0	97,468
Corporate preferred stock	700	0	(350)	350

	95,445	2,723	(350)	97,818

	$171,611	4,299	(765)	175,145

Proceeds from securities available for sale which were sold in 2009 were $2.1 million resulting in gross gains of $5,000. Proceeds from securities available for sale which were sold during 2008 were $10.4 million resulting in gross gains of $479,000. The Company did not sell any available for sale securities during 2007 and did not recognize any gains or losses on investments.
The following table presents amortized cost and estimated fair value of securities available for sale at December 31, 2009 based upon contractual maturity adjusted for scheduled repayments of principal and projected prepayments of principal based upon current economic conditions and interest rates. Actual maturities may differ from the maturities in the following table because obligors may have the right to call or prepay obligations with or without call or prepayment penalties:

	Amortized	Fair
(Dollars in thousands)	cost	value

Due less than one year	$117,427	118,508
Due after one year through five years	35,077	36,394
Due after five years through ten years	4,359	4,525
Due after ten years	700	175

Total	$157,563	159,602

The allocation of mortgage-backed securities and collateralized mortgage obligations in the table above is based upon the anticipated future cash flow of the securities using estimated mortgage prepayment speeds.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table shows the gross unrealized losses and fair values for the securities available for sale portfolio aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2009 and 2008:

	Less than twelve months			Twelve months or more			Total
	# of	Fair	Unrealized	# of	Fair	Unrealized	Fair	Unrealized
(Dollars in thousands)	Investments	Value	Losses	Investments	Value	Losses	Value	Losses

December 31, 2009
Collateralized mortgage obligations:
FHLMC	1	$1,248	(159)	0	$0	0	$1,248	(159)
Other marketable securities:
U.S. Government agency obligations	6	30,000	(36)	0	0	0	30,000	(36)
Corporate preferred stock	0	0	0	1	175	(525)	175	(525)

Total temporarily impaired securities	7	$31,248	(195)	1	$175	(525)	$31,423	(720)

	Less than twelve months			Twelve months or more			Total
	# of	Fair	Unrealized	# of	Fair	Unrealized	Fair	Unrealized
(Dollars in thousands)	Investments	Value	Losses	Investments	Value	Losses	Value	Losses

December 31, 2008
Mortgage backed securities:
FHLMC	2	$9,115	(21)	0	$0	0	$9,115	(21)
Collateralized mortgage obligations:
FHLMC	0	0	0	1	2,530	(319)	2,530	(319)
FNMA	0	0	0	2	2,175	(75)	2,175	(75)
Corporate preferred stock	1	350	(350)	0	0	0	350	(350)

Total temporarily impaired securities	3	$9,465	(371)	3	$4,705	(394)	$14,170	(765)

We review our investment portfolio on a quarterly basis for indications of impairment. This review includes analyzing the length of time and the extent to which the fair value has been lower than the cost, the market liquidity for the investment, the financial condition and near-term prospects of the issuer, including any specific events which may influence the operations of the issuer, and our intent and ability to hold the investment for a period of time sufficient to recover the temporary loss. The unrealized losses on collateralized mortgage and agency obligations are primarily due to changes in interest rates and were not determined to be other-than-temporary. Mortgage backed securities in the table above had an average life of less than three years and the other marketable securities had an average life of less than one year at December 31, 2009.
The unrealized losses reported for corporate preferred stock at December 31, 2009 relates to a single trust preferred security that was issued by the holding company of a small community bank. Typical of most trust preferred issuances, the issuer has the ability to defer interest payments for up to five years with interest payable on the deferred balance. In October 2009, the issuer elected to defer its scheduled interest payments as allowed by the terms of the security agreement. The issuer’s subsidiary bank has incurred operating losses due to increased provisions for loan losses but still meets the regulatory requirements to be considered “well capitalized” based on its most recent regulatory filing. In addition, the owners of the issuing bank appear to have the ability to make additional capital contributions, if needed, to enhance the bank’s capital position. Based on a review of the issuer, it was determined that the trust preferred security was not other-than-temporarily impaired at December 31, 2009. The Company does not intend to sell the preferred stock and has the intent and ability to hold it for a period of time sufficient to recover the temporary loss. Management believes that the Company will receive all principal and interest payments contractually due on the security and that the decrease in the market value is primarily due to a lack of liquidity in the market for trust preferred securities and the deferral of interest by the issuer. Management will continue to monitor the credit risk of the issuer and may be required to recognize other-than-temporary impairment charges on this security in future periods.

NOTE 4 Loans Receivable, Net
A summary of loans receivable at December 31 is as follows:

(Dollars in thousands)	2009	2008

Residential real estate loans:
1-4 family conventional	$144,368	161,695
1-4 family conventional – construction	14,562	29,998
1-4 family FHA	212	80
1-4 family VA	51	214

	159,193	191,987
Multi family	59,266	29,292
Multi family – construction	9,678	35,640

	228,137	256,919

Commercial real estate:
Lodging	37,732	45,264
Retail/office	70,741	70,158
Nursing home/health care	5,841	10,184
Land developments	91,020	105,281
Golf courses	10,477	15,914
Restaurant/bar/café	5,001	6,140
Alternative fuel plants	42,053	41,271
Warehouse	29,733	26,679
Manufacturing	10,315	7,146
Churches/community service	4,369	9,130
Other	21,604	30,782

	328,886	367,949

Other loans:
Autos	902	1,333
Home equity line	50,369	52,243
Home equity	21,088	22,912
Consumer – secured	1,083	320
Commercial business	185,525	213,775
Land/lot loans	3,190	2,969
Savings	324	277
Mobile home	977	1,316
Consumer – unsecured	4,282	5,231

	267,740	300,376

Total loans	824,763	925,244
Less:
Unamortized premiums	177	569
Net deferred loan fees	1,518	2,529
Allowance for loan losses	23,812	21,257

Total loans receivable, net	$799,256	900,889

Commitments to originate or purchase loans	$7,330	10,107
Commitments to deliver loans to secondary market	$6,278	6,737
Weighted average contractual rate of loans in portfolio	5.78%	5.93%
Included in total commitments to originate or purchase loans are fixed rate loans aggregating $3.3 million and $4.2 million as of December 31, 2009 and 2008, respectively. The interest rates on these loan commitments ranged from 4.00% to 5.25% at December 31, 2009 and from 4.50% to 6.875% at December 31, 2008.
At December 31, 2009, 2008 and 2007, impaired loans totaled $61.1 million, $64.2 million and $19.6 million, respectively, for which the related allowance for loan losses was $12.1 million, $10.2 million and $3.4 million, respectively. Impaired loans for which no specific allowance has been recorded because management determined that the value of the collateral was sufficient to repay the loan totaled $17.0 million, $16.2 million and $509,000, respectively. Had the loans performed in accordance with their original terms, the Company would have recorded gross interest income on the loans of $5.0 million, $5.5 million and $1.8 million in 2009, 2008 and 2007, respectively. For the years ended December 31, 2009, 2008 and 2007, the Company recognized interest income on these loans of $0.9 million, $1.9 million and $1.0 million, respectively. All of the interest income that was recognized for impaired loans was recognized using the cash basis method of income recognition.
At December 31, 2009, there were loans included in loans receivable, net, with terms that had been modified in a troubled debt restructuring totaling $5.3 million. Had the loans performed in accordance with their original terms throughout 2009, the Company would have recorded gross interest income of $408,000. During 2009, the Company recorded gross interest income of $362,000 on the loans. At December 31, 2008 and 2007, there were loans of $8.2 million and $172,000, respectively, included in loans receivable, net, with terms that had been modified in a troubled debt restructuring.
The following table summarizes accruing troubled debt restructurings for the years ended December 31:

(Dollars in thousands)	2009	2008

Commercial real estate	$4,315	8,156
1-4 family	608	0
Home equity	131	0
Land/lot	251	0
Other consumer	19	0

	$5,324	8,156

There were no material commitments to lend additional funds to customers whose loans were restructured or classified as nonaccrual at December 31, 2009 or December 31, 2008.
The aggregate amounts of loans to executive officers and directors of the Company was $4.1 million at each of December 31, 2009, 2008 and 2007. During 2009, repayments on loans to executive officers and directors were $3,000, new loans to executive officers and directors totaled $573,000, sales of executive officer and director loans were $473,000 and net loans removed from the executive officer listing due to change in status of the officer or loan were $75,000. During 2008, repayments on loans to executive officers and directors were $100,000, new loans to executive officers and directors totaled $508,000 and sales of executive officer and director loans were $383,000. All loans were made in the ordinary course of business on normal credit terms,

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated parties.
At December 31, 2009, 2008 and 2007, the Company was servicing real estate loans for others with aggregate unpaid principal balances of approximately $566.0 million, $557.7 million and $516.1 million, respectively.
The Company originates residential, commercial real estate and other loans primarily in Minnesota and Iowa. At December 31, 2009 and 2008, the Company had in its portfolio single-family and multi-family residential loans located in the following states:

	2009		2008
		Percent		Percent
(Dollars in thousands)	Amount	of Total	Amount	of Total

Arizona	$959	0.4%	$1,802	0.7%
Georgia	698	0.3	1,006	0.4
Iowa	6,701	2.9	9,240	3.6
Minnesota	214,484	94.0	238,675	92.9
Wisconsin	2,241	1.0	2,653	1.0
Other states	3,054	1.4	3,543	1.4

Total	$228,137	100.0%	$256,919	100.0%

Amounts under one million dollars in both years are included in “Other states”.
At December 31, 2009 and 2008, the Company had in its portfolio commercial real estate loans located in the following states:

	2009		2008
		Percent		Percent
(Dollars in thousands)	Amount	of Total	Amount	of Total

Arizona	$6,691	2.0%	$10,463	2.8%
California	4,662	1.4	6,593	1.8
Florida	2,908	0.9	2,966	0.8
Idaho	5,040	1.5	5,084	1.4
Indiana	11,692	3.6	11,778	3.2
Iowa	14,992	4.6	17,829	4.9
Kansas	1,855	0.6	2,002	0.5
Minnesota	261,226	79.4	290,659	79.0
Nebraska	4,992	1.5	4,992	1.4
North Carolina	7,512	2.3	7,707	2.1
Utah	1,727	0.5	1,823	0.5
Wisconsin	5,589	1.7	5,971	1.6
Other states	0	0.0	82	0.0

Total	$328,886	100.0%	$367,949	100.0%

Amounts under one million dollars in both years are included in “Other states”.

NOTE 5 Allowance for Loan Losses
The allowance for loan losses is summarized as follows:

(Dollars in thousands)

Balance, December 31, 2006	$9,873
Provision for losses	3,898
Charge-offs	(1,681)
Recoveries	348

Balance, December 31, 2007	12,438
Provision for losses	26,696
Charge-offs	(17,928)
Recoveries	51

Balance, December 31, 2008	21,257
Provision for losses	26,699
Charge-offs	(25,031)
Recoveries	887

Balance, December 31, 2009	$23,812

NOTE 6 Accrued Interest Receivable
Accrued interest receivable at December 31 is summarized as follows:

(Dollars in thousands)	2009	2008

Securities available for sale	$916	1,340
Loans receivable	3,108	4,228

	$4,024	5,568

NOTE 7	Mortgage Servicing Rights, Net
A summary of mortgage servicing activity is as follows:

(Dollars in thousands)	2009	2008

Mortgage servicing rights:
Balance, beginning of year	$728	$1,270
Originations	1,143	28
Amortization	(556)	(570)

Balance, end of year	1,315	728

Valuation reserve	0	0

Mortgage servicing rights, net	$1,315	$728

Fair value of mortgage servicing rights	$2,138	$2,339

All of the single family loans sold where the Company continues to service the loans are serviced for FNMA under the mortgage-backed security program or the individual loan sale program. The following is a summary of the risk characteristics of the loans being serviced at December 31, 2009:

			Weighted
		Weighted	Average
	Loan	Average	Remaining
	Principal	Interest	Term	Number
(Dollars in thousands)	Balance	Rate	(months)	of Loans

Original term 30 year fixed rate	$219,958	5.49%	299	1,929
Original term 15 year fixed rate	99,748	4.97	115	1,580
Adjustable rate	1,266	4.23	306	11

The gross carrying amount of mortgage servicing rights and the associated accumulated amortization at December 31, 2009 and 2008 are presented in the following table. Amortization expense for mortgage servicing rights was $556,000 and $570,000 for the years ended December 31, 2009 and 2008.

	Gross		Unamortized
	Carrying	Accumulated	Intangible
(Dollars in thousands)	Amount	Amortization	Assets

December 31, 2009
Mortgage servicing rights	$4,172	(2,857)	1,315

Total	$4,172	(2,857)	1,315

December 31, 2008
Mortgage servicing rights	$3,850	(3,122)	728

Total	$3,850	(3,122)	728

The following table indicates the estimated future amortization expense for amortized intangible assets:

Mortgage
(Dollars in thousands)	Servicing
Year Ended December 31,	Rights

2010	$341
2011	249
2012	208
2013	185
2014	153
Thereafter	279

$1,315

Projections of amortization are based on asset balances and the interest rate environment that existed at December 31, 2009. The Company’s actual experience may be significantly different depending upon changes in mortgage interest rates and other market conditions.

NOTE 8 Real Estate
A summary of real estate at December 31 is as follows:

(Dollars in thousands)	2009	2008

Real estate in judgment subject to redemption	$1,637	3,198
Real estate acquired through foreclosure	12,666	2,254
Real estate acquired through deed in lieu of foreclosure	6,725	5,000
Real estate acquired in satisfaction of debt	106	106

	21,134	10,558
Allowance for losses	(4,877)	0

	$16,257	10,558

NOTE 9 Premises and Equipment
A summary of premises and equipment at December 31 is as follows:

(Dollars in thousands)	2009	2008

Land	$2,070	2,364
Office buildings and improvements	9,148	11,294
Furniture and equipment	12,796	12,614

	24,014	26,272
Less accumulated depreciation	(13,248)	(12,300)

	$10,766	13,972

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 Deposits
Deposits and their weighted average interest rates at December 31 are summarized as follows:

	2009			2008
	Weighted		Percent	Weighted		Percent
(Dollars in thousands)	average rate	Amount	of total	average rate	Amount	of total

Noninterest checking	0.00%	$80,330	10.1%	0.00%	$66,905	7.6%
NOW accounts	0.08	103,998	13.0	0.19	126,547	14.4
Savings accounts	0.13	31,068	3.9	0.11	28,023	3.2
Money market accounts	1.25	125,008	15.7	1.59	97,416	11.0

		340,404	42.7		318,891	36.2

Certificates:
0-0.99%		16,615	2.1		1,068	0.1
1-1.99%		113,916	14.3		8,193	1.0
2-2.99%		135,311	17.0		81,483	9.3
3-3.99%		138,152	17.4		344,735	39.0
4-4.99%		47,692	6.0		114,155	13.0
5-5.99%		3,921	0.5		11,980	1.4

Total certificates	2.81	455,607	57.3	3.70	561,614	63.8

Total deposits	1.82	$796,011	100.0%	2.63	$880,505	100.0%

At December 31, 2009 and 2008, the Company had $254.2 million and $255.4 million, respectively, of deposit accounts with balances of $100,000 or more. At December 31, 2009 and 2008, the Company had $211.0 million and $302.8 million of certificate accounts, respectively, that had been acquired through a broker.
Certificates had the following maturities at December 31:

	2009		2008
		Weighted		Weighted
(Dollars in thousands)		average		average
Remaining term to maturity	Amount	rate	Amount	rate

1-6 months	$124,050	3.07%	$198,511	3.57%
7-12 months	138,389	2.77	188,735	3.62
13-36 months	186,929	2.66	168,912	3.94
Over 36 months	6,239	2.96	5,456	3.63

	$455,607	2.81	$561,614	3.70

At December 31, 2009, mortgage loans and mortgage-backed and related securities with an amortized cost of approximately $65.4 million were pledged as collateral for certain deposits. An additional $900,000 of letters of credit from the Federal Home Loan Bank (FHLB) were pledged as collateral on Bank deposits.
Interest expense on deposits is summarized as follows for the years ended December 31:

(Dollars in thousands)	2009	2008	2007

NOW accounts	$132	1,543	3,509
Savings accounts	38	412	551
Money market accounts	1,430	2,821	8,031
Certificates	15,979	22,381	21,312

	$17,579	27,157	33,403

NOTE 11 Federal Home Loan Bank Advances and Federal Reserve Borrowings
Fixed and variable rate Federal Home Loan Bank advances and Federal Reserve borrowings consisted of the following at December 31:

(Dollars in thousands)	2009		2008
Year of Maturity	Amount	Rate	Amount	Rate

2010	$10,000	6.48%	$10,000	6.48%
2011	52,500	4.00	52,500	4.00
2013	70,000	4.77	70,000	4.77

	132,500	4.59	132,500	4.59
Lines of Credit — Federal Reserve	0	0.00	10,000	0.50

	$132,500	4.59	$142,500	4.31

Certain of the advances listed above have call provisions which allow the FHLB to request that the advance be paid back or refinanced at the rates then being offered by the FHLB. As of December 31, 2009, the Company had advances from the FHLB with the following call features:

(Dollars in thousands)	Callable Quarterly
Year of Maturity	in 2010

2010	$10,000
2011	7,500
2013	70,000

$87,500

At December 31, 2009, the advances from the FHLB were collateralized by the Bank’s FHLB stock and mortgage loans. The Bank has the ability to draw additional borrowings of $27.7 million from the FHLB, based upon the mortgage loans and securities that are currently pledged, subject to approval from the FHLB and a requirement to purchase additional FHLB stock. The Bank also has the ability to draw additional borrowings of $98.6 million from the Federal Reserve Bank, based upon the loans that are currently pledged with them.

NOTE 12 Other Borrowed Money
The Company had a $5.0 million revolving line of credit available at December 31, 2007 that was not drawn upon and expired on October 24, 2008. No revolving lines of credit were available or outstanding at December 31, 2009.

NOTE 13 Income Taxes
Income tax expense (benefit) for the years ended December 31 is as follows:

(Dollars in thousands)	2009	2008	2007

Current:
Federal	$(4,551)	(415)	7,702
State	1,460	(1)	2,220

Total current	(3,091)	(416)	9,922

Deferred:
Federal	(1,213)	(3,575)	(2,044)
State	(1,303)	(993)	(578)

Total deferred	(2,516)	(4,568)	(2,622)

	$(5,607)	(4,984)	7,300

The reasons for the difference between “expected” income tax expense (benefit) utilizing the federal corporate tax rate of 35% for 2009 and 2007, 34% for 2008 and the actual income tax expense are as follows:

(Dollars in thousands)	2009	2008	2007

Expected federal income tax expense (benefit)	$(5,741)	(5,138)	6,501
Items affecting federal income tax:
State income taxes, net of federal income tax expense (benefit)	170	(642)	1,094
Tax exempt interest	(235)	(490)	(276)
Goodwill impairment charge	0	1,293	0
Other, net	199	(7)	(19)

	$(5,607)	(4,984)	7,300

A reconciliation of the change in the gross amount, before related tax effects, of unrecognized tax benefits for 2009 and 2008 is as follows:

(Dollars in thousands)	2009	2008

Balance at January 1	$600	600
Increases for tax positions related to prior years	1,610	0

Balance at December 31	$2,210	600

Of the $2.2 million of unrecognized tax benefits at December 31, 2009, $1.4 million would, if recognized,

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

affect the effective tax rate. The remaining $0.8 million of unrecognized tax benefits relates to the federal tax impact of the unrecognized state tax benefit.
The Company recognizes both interest and penalties, if any, related to unrecognized tax benefits as a component of other operating expense in the Consolidated Financial Statements. The gross amount of accrued interest on unrecognized tax benefits was $697,000 at December 31, 2009. The Company recorded an increase in the accrued interest of $541,000 and $48,000 in 2009 and 2008, respectively.
It is reasonably possible that the total unrecognized tax benefit could be reduced to zero with the next 12 month period. It is also reasonably possible that any benefit may be substantially offset by new matters arising during the same period. The Company files consolidated federal and state income tax returns and is not subject to federal income tax examinations for taxable years prior to 2005, or state examinations prior to 2002.
The tax effects of temporary differences that give rise to the deferred tax assets and deferred tax liabilities are as follows at December 31:

(Dollars in thousands)	2009	2008

Deferred tax assets:
Allowances for loan and real estate losses	$9,724	8,756
Deferred compensation costs	337	331
Deferred ESOP loan asset	657	629
Restricted stock expense	139	160
ASC 740	0	210
Nonaccruing loan interest	2,620	1,555
State net operating loss carry forward	891	0
Other	49	88

Total gross deferred tax assets	14,417	11,729

Deferred tax liabilities:
Net unrealized gain on securities available for sale	809	1,443
Deferred loan fees and costs	258	246
Premises and equipment basis difference	950	987
Originated mortgage servicing rights	537	297
Other	273	107

Total gross deferred tax liabilities	2,827	3,080

Net deferred tax assets	$11,590	8,649

Retained earnings at December 31, 2009 included approximately $8.8 million for which no provision for income taxes was made. This amount represents allocations of income to bad debt deductions for tax purposes. Reduction of amounts so allocated for purposes other than absorbing losses will create income for tax purposes, which will be subject to the then-current corporate income tax rate.
The Company considers the determination of the deferred tax asset amount and the need for any valuation reserve to be a critical accounting policy that requires significant judgment. The Company has, in its judgment, made reasonable assumptions and considered both positive and negative evidence relating to the ultimate realization of deferred tax assets. Positive evidence includes the existence of taxes paid in available carry-back years, the ability to implement tax planning strategies to accelerate taxable income recognition and the probability that taxable income will be generated in future periods. Negative evidence includes the Company’s cumulative loss in the prior three year period and the general business and economic trends. The cumulative loss was impacted by the charge off of one $12.0 million loan in 2008 due to the apparently fraudulent activities of the borrower and a $3.8 million goodwill impairment charge recorded in 2008. Based upon this evaluation, the Company has determined that no valuation allowance is required with respect to the deferred tax assets at December 31, 2009.
The Company is headquartered in Minnesota and files a state income tax return with the Minnesota Department of Revenue (MDR). In January 2007, the MDR proposed adjustments of $2.2 million to the Company’s state tax liability related to the tax treatment of the inter-company dividends paid to the Bank by a former subsidiary in 2002, 2003 and 2004. The case was heard by the Minnesota tax court in 2009 and it ruled in favor of the MDR and the Company recorded additional income tax expense of $1.0 million, net of the federal benefit, in the second quarter of 2009. The Company appealed the tax court ruling to the Minnesota Supreme Court. The case was heard in the fourth quarter of 2009 and a ruling is anticipated in the second quarter of 2010. The Company has previously reserved for the entire amount of the proposed adjustment, therefore, a favorable ruling would result in a reduction in income tax expense of $1.2 million and a reduction in other expense of $697,000 for accrued interest.

NOTE 14 Employee Benefits
All eligible full-time employees of the Bank that were hired prior to 2002 were included in a noncontributory multi-employer retirement plan sponsored by the Financial Institutions Retirement Fund (FIRF). Effective September 1, 2002, the accrual of benefits for existing participants was frozen and no new enrollments were permitted into the plan. The actuarial present value of accumulated plan benefits and net assets available for benefits relating to the Bank’s employees was not available at December 31, 2009 because such information is not accumulated for each participating institution. As of June 30, 2009, the FIRF valuation report reflected that the Bank was obligated to make a contribution totaling $167,000 which was paid in the fourth quarter of 2009. The required contribution was $55,000 and $159,000 in 2008 and 2007, respectively.
The Company has a qualified, tax-exempt savings plan with a deferred feature qualifying under Section 401(k) of the Internal Revenue Code (the 401(k) Plan). All employees who have attained 18 years of age are eligible to participate in the Plan. Participants are permitted to make contributions to the 401(k) Plan equal to the lesser of 50% of the participant’s annual salary or the maximum allowed by law, which was $16,500 for 2009. The Company matches 25% of each participant’s contributions up to a maximum of 8% of the participant’s annual salary. Participant contributions and earnings are fully and immediately vested. The Company’s contributions are vested on a three year cliff basis, are expensed over the vesting period, and were $177,000, $166,000 and $164,000, in 2009, 2008 and 2007, respectively.
The Company has adopted an Employee Stock Ownership Plan (the ESOP) that meets the requirements of Section 4975(e)(7) of the Internal Revenue Code and Section 407(d)(6) of the Employee Retirement Income Security Act of 1974, as amended (ERISA) and, as such the ESOP is empowered to borrow in order to finance purchases of the common stock of HMN. The ESOP borrowed $6.1 million from the Company to purchase 912,866 shares of common stock in the initial public offering of HMN. As a result of a merger with Marshalltown Financial Corporation (MFC), the ESOP borrowed $1.5 million to purchase an additional 76,933 shares of HMN common stock to account for the additional employees and avoid dilution of the benefit provided by the plan. The ESOP debt requires quarterly payments of principal plus interest at 7.52%. The Company has committed to make quarterly contributions to the ESOP necessary to repay the loans including interest. The Company contributed $525,000, $527,000 and $525,000 in 2009, 2008 and 2007, respectively.
As the debt is repaid, ESOP shares that were pledged as collateral for the debt are released from collateral and allocated to eligible employees based on the proportion of debt service paid in the year. The Company accounts for its ESOP in accordance with Statement of Position 93-6, Employers’ Accounting for Employee Stock Ownership Plans (ASU 718). Accordingly, the shares pledged as collateral are reported as unearned ESOP shares in stockholders’ equity. As shares are determined to be ratably released from collateral, the Company reports compensation expense equal to the current market price of the shares, and the shares become outstanding for earnings per share computations. ESOP compensation expense was $100,000, $380,000 and $765,000, respectively, for 2009, 2008 and 2007.
All employees of the Bank are eligible to participate in the ESOP after they attain age 18 and complete one year of service during which they worked at least 1,000 hours. A summary of the ESOP share allocation is as follows for the years ended:

	2009	2008	2007

Shares allocated to participants beginning of the year	320,937	296,086	294,631
Shares allocated to participants	24,317	24,379	24,317
Shares purchased with dividends from allocated shares	0	12,078	8,843
Shares distributed to participants	(11,576)	(11,606)	(31,705)

Shares allocated to participants end of year	333,678	320,937	296,086

Unreleased shares beginning of the year	474,403	498,782	523,099
Shares released during year	(24,317)	(24,379)	(24,317)

Unreleased shares end of year	450,086	474,403	498,782

Total ESOP shares end of year	783,764	795,340	794,868

Fair value of unreleased shares at December 31	$1,890,361	1,983,005	12,245,098

In June 1995, the Company adopted the 1995 Stock Option and Incentive Plan (1995 Plan). The provisions of the 1995 Plan expired on April 25, 2005 and options may no longer be granted from the 1995 Plan. At December 31, 2009, there were 40,500 vested options under the 1995 Plan that remained unexercised. These options expire 10 years from the date of grant and have an average exercise price of $13.10.
In March 2001, the Company adopted the HMN Financial, Inc. 2001 Omnibus Stock Plan (2001 Plan). On April 28, 2009, this plan was superseded by the HMN Financial, Inc. 2009 Equity and Incentive Plan (2009 Plan) and options or restricted shares may no longer be awarded from the 2001 Plan. As of December 31, 2009, there were 42,540 vested and 102,831 unvested options under the 2001 Plan that remain unexercised. These options expire 10 years from the date of grant and have an average exercise price of $19.91. There are also 14,515 shares of restricted stock previously granted to current employees that as of December 31, 2009 remain unvested.

In April 2009, the Company adopted the 2009 Plan. The purpose of the 2009 Plan is to provide key personnel and advisors with an opportunity to acquire a proprietary interest in the Company. The opportunity to acquire a proprietary interest in the Company will aid in attracting, motivating and retaining key personnel and advisors, including non-employee directors, and will align their interest with those of our stockholders. 350,000 shares of HMN common stock were initially

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

available for distribution under the 2009 Plan in either restricted stock or stock options, subject to adjustment for future stock splits, stock dividends and similar changes to the capitalization of the Company. Additionally, shares of restricted stock that are awarded are counted as 1.2 shares for purposes of determining the total shares available for issue under the 2009 Plan.
A summary of activities under all plans for the past three years is as follows:

					Unvested Options
	Shares	Restricted		Award value/		Weighted Average
	Available	Shares	Options	Weighted Average		Grant Date	Vesting
	for Grant	Outstanding	Outstanding	Exercise Price	Number	Fair Value	Period

1995 Plan
December 31, 2006	0	0	116,774	$12.13	3,000	$1.85
Options exercised			(11,274)	12.30
Vested					(3,000)	1.85

December 31, 2007	0	0	105,500	12.12	0
Options exercised			0

December 31, 2008	0	0	105,500	12.12	0
Options exercised			0
Forfeited/expired			(65,000)	11.50	0

December 31, 2009	0	0	40,500	13.10	0

2001 Plan
December 31, 2006	154,127	16,206	220,300	$18.89	198,442	$1.64
Granted January 25, 2007	(13,967)	13,967	0	N/A			3 years
Forfeited	31,459	(1,054)	(30,405)	16.13	(30,405)	1.43
Vested		(6,348)			(12,432)	2.59

December 31, 2007	171,619	22,771	189,895	19.33	155,605	1.61
Granted January 25, 2008	(22,182)	22,182	0	N/A			3 years
Forfeited	5,916	(169)	(5,747)	16.13	(5,747)	1.43
Vested		(10,491)			(8,770)	2.67

December 31, 2008	155,353	34,293	184,148	19.43	141,088	1.55
Options exercised
Forfeited/expired		(4,734)	(33,777)	16.13	(32,257)	1.43
Forfeited/expired			(5,000)	27.64		2.10
Termination of new awards under plan	(155,353)
Vested		(15,044)			(6,000)	3.11

December 31, 2009	0	14,515	145,371	19.91	102,831	1.49

2009 Plan
April 28, 2009	350,000
Granted May 6, 2009	(15,000)		15,000	$4.77	15,000	$4.41	5 years
Granted May 6, 2009	(98,866)	82,388		N/A			3 years

December 31, 2009	236,134	82,388	15,000	4.77	15,000	4.41

Total all plans	236,134	96,903	200,871	$17.41	117,831	$1.86

The following table summarizes information about stock options outstanding at December 31, 2009:

						Weighted
		Weighted				average
		average				years over which
		remaining			Unrecognized	unrecognized
	Number	contractual life	Number	Number	compensation	compensation will
Exercise price	outstanding	in years	exercisable	unexercisable	expense	be recognized

$11.25	25,500	0.4	25,500	0	$0	N/A
16.13	99,831	2.4	0	99,831	37,115	2.0
16.25	15,000	2.4	15,000	0	0	N/A
27.66	15,540	4.2	15,540	0	0	N/A
26.98	15,000	4.6	15,000	0	0	N/A
30.00	15,000	5.4	12,000	3,000	850	0.4
4.77	15,000	9.4	0	15,000	66,150	4.4

	200,871		83,040	117,831	$104,115

The Company will issue shares from treasury upon the exercise of outstanding options.
Prior to January 1, 2006, the Company used the intrinsic value method as described in APB Opinion No. 25 and related interpretations to account for its stock incentive plans. Accordingly, there were no charges or credits to expense with respect to the granting or exercise of options since the options were issued at fair value on the respective grant dates. On January 1, 2006, the Company adopted FAS No. 123(R) (ASC 718), which replaced FAS No. 123 and supersedes APB Opinion No. 25. In accordance with this standard, the Company recognized compensation expense in 2009, 2008 and 2007 relating to stock options over the vesting period. The amount of the expense was determined under the fair value method.
The fair value for each option grant is estimated on the date of the grant using a Black Scholes option valuation model. There were no options granted in 2008 or 2007. The following table shows the assumptions that were used in determining the fair value of options granted during 2009:

2009

Risk-free interest rate	3.15%
Expected life	9 years
Expected volatility	114.0%
Expected dividends	0.0%

NOTE 15 Earnings (Loss) per Common Share
The following table reconciles the weighted average shares outstanding and net income (loss) for basic and diluted earnings (loss) per common share:

	Year Ended December 31,
(Dollars in thousands, except per share data)	2009	2008	2007

Weighted average number of common shares outstanding used in basic earnings per common share calculation	3,695,827	3,655,078	3,738,457
Net dilutive effect of :
Options	0	0	145,503
Restricted stock awards	0	0	17,828

Weighted average number of common shares outstanding adjusted for effect of dilutive securities	3,695,827	3,655,078	3,901,788

Net income (loss) available to common shareholders	$(12,543)	(10,164)	11,274
Basic earnings (loss) per common share	$(3.39)	(2.78)	3.02
Diluted earnings (loss) per common share	$(3.39)	(2.78)	2.89

Options and restricted stock awards are excluded from the earnings (loss) per share calculation when a net loss is incurred as their inclusion in the calculation would be anti-dilutive and result in a lower loss per common share. Therefore, options and restricted stock awards are zero in the 2009 and 2008 earnings (loss) per common share calculations.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16 Stockholders’ Equity
The Company did not repurchase any shares of its common stock in the open market during 2009, but did repurchase 30,000 shares during 2008, and 164,000 shares in 2007, for $723,500 and $4.9 million, respectively. The repurchased shares were placed in treasury stock.
HMN declared and paid common stock dividends as follows:

			Quarterly
		Dividend	Dividend
Record date	Payable date	per share	Payout Ratio

February 16, 2007	March 7, 2007	$0.25	37.31%
May 18, 2007	June 7, 2007	$0.25	30.49%
August 24, 2007	September 7, 2007	$0.25	36.76%
November 23, 2007	December 12, 2007	$0.25	35.21%
February 15, 2008	March 7, 2008	$0.25	34.25%
May 16, 2008	June 6, 2008	$0.25	64.10%
August 25, 2008	September 8, 2008	$0.25	NM
NM — not meaningful

The Company suspended dividend payments on common stock in the fourth quarter of 2008 due to the net operating loss experienced and the challenging economic environment. Because of the unknown duration of the economic slow down and the continued losses experienced in 2009, it is not known when any future dividends may be paid by the Company. The annualized dividend payout ratio for 2007 on common stock was 34.72%.
The Company’s certificate of incorporation authorizes the issuance of up to 500,000 shares of preferred stock, and on December 23, 2008, the Company completed the sale of 26,000 shares of cumulative perpetual preferred stock to the United States Treasury. The preferred stock has a liquidation value of $1,000 per share and a related warrant was also issued to purchase 833,333 shares of HMN common stock at an exercise price of $4.68 per share. The transaction was part of the United States Treasury’s capital purchase program under the Emergency Economic Stabilization Act of 2008. Under the terms of the sale, the preferred shares are entitled to a 5% annual cumulative dividend for each of the first five years of the investment, increasing to 9% thereafter, unless HMN redeems the shares. The Company made all required dividend payments to the Treasury on the outstanding preferred stock in 2009. The preferred stock cannot be redeemed for a period of three years from the date of the Treasury investment, except with the proceeds of certain qualifying offerings of Tier 1 capital. After three years, the preferred stock may be redeemed in whole or in part, at par plus accrued and unpaid dividends. The preferred stock is non-voting, other than certain class voting rights. The warrant may be exercised at any time over its ten-year term. The discount on the common stock warrant is being amortized over five years and Treasury has agreed not to vote any shares of common stock acquired upon exercise of the warrant. Without the consent of Treasury, for three years following issuance of the preferred stock, HMN cannot (i) increase the rate at which it pays dividends on its common stock in excess of the rate at which it last declared a quarterly common stock dividend, or $0.25 per share, or (ii) subject to certain exceptions, repurchase any shares of HMN common stock outstanding. Both the preferred securities and the warrant qualifies as Tier 1 capital.
Under the terms of the informal written agreement that the Company entered into with the Office of Thrift Supervision (OTS) effective December 9, 2009 as described in Note 17, the Company may not declare or pay any cash dividends, or repurchase or redeem any capital stock, without prior notice to, and consent of, the OTS.
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

NOTE 17 Federal Home Loan Bank Investment and Regulatory Capital Requirements
The Bank, as a member of the Federal Home Loan Bank System, is required to hold a specified number of shares of capital stock, which are carried at cost, in the Federal Home Loan Bank of Des Moines. The Bank met this requirement at December 31, 2009. The capital stock investment in the Federal Home Loan Bank of Des Moines was reviewed for any other than temporary impairment as of December 31, 2009 and it was determined that it was not impaired.
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
Effective December 9, 2009, the Bank entered into an informal written agreement with its primary regulator, the OTS that primarily relates to the Bank’s financial performance and credit quality issues. In accordance with the agreement, the Bank has submitted a three year business and capital plan that the OTS may make comments upon, and require revisions to. The Bank must operate within the parameters of the final business and capital plan and is required to monitor and submit periodic reports on its compliance with the plan. The agreement also requires the Bank to develop plans and take action to address non-performing assets and watch-list credits.
The Company also has entered into an informal written agreement with the OTS. In accordance with the agreement, the Company has submitted a three year capital plan that the OTS may make comments upon, and require revisions to. The Company must operate within the parameters of the final capital plan and is required to monitor and submit periodic reports on its compliance with the plan. In addition, without the consent of the OTS, the Company may not incur or issue any debt, guarantee the debt of any entity, declare or pay any cash dividends or repurchase any of the Company’s capital stock.
Quantitative measures established by regulations to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the following table) of Tier I (Core) capital, and Risk-based capital (as defined in the regulations) to total assets (as defined). Management believes, as of December 31, 2009 and 2008, that the Bank met all capital adequacy requirements to which it was subject.
Management believes that based upon the Bank’s capital calculations at December 31, 2009 and 2008 and other conditions consistent with the Prompt Corrective Actions provisions of the OTS regulations, the Bank would be categorized as well capitalized.
At December 31, 2009 and 2008, the Bank’s capital amounts and ratios are presented for actual capital, required capital and excess capital including amounts and ratios in order to qualify as being well capitalized under the Prompt Corrective Actions regulations:

							To Be Well Capitalized
			Required to be				Under Prompt
			Adequately				Corrective Action
	Actual		Capitalized		Excess Capital		Provisions
		Percent of		Percent of		Percent of		Percent of
(Dollars in thousands)	Amount	Assets(1)	Amount	Assets(1)	Amount	Assets(1)	Amount	Assets(1)

December 31, 2009
Tier I or core capital	$88,723	8.64%	$41,054	4.00%	$47,669	4.64%	$51,317	5.00%
Tier I risk-based capital	88,723	10.87	32,648	4.00	56,075	6.87	48,972	6.00
Risk-based capital to risk-weighted assets	98,925	12.12	65,296	8.00	33,629	4.12	81,620	10.00

December 31, 2008
Tier I or core capital	$105,274	9.23%	$45,643	4.00%	$59,631	5.23%	$57,054	5.00%
Tier I risk-based capital	105,274	11.63	36,220	4.00	69,054	7.63	54,331	6.00
Risk-based capital to risk-weighted assets	114,765	12.67	72,441	8.00	42,324	4.67	90,551	10.00

(1)	Based upon the Bank’s adjusted total assets for the purpose of the Tier I or core capital ratios and risk-weighted assets for the purpose of the risk-based capital ratio.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	December 31,
	Contract amount
(Dollars in thousands)	2009	2008

Financial instruments whose contract amount represents credit risk:
Commitments to originate, fund or purchase loans:
1-4 family mortgages	$3,263	4,472
Commercial real estate mortgages	4,067	0
Non-mortgage loans	0	5,635
Undisbursed balance of loans closed	20,179	68,334
Unused lines of credit	102,011	95,549
Letters of credit	3,823	5,933

Total commitments to extend credit	$133,343	179,923

Forward commitments	$6,278	6,737

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
The Bank issued standby letters of credit which guarantee the performance of customers to third parties. The standby letters of credit outstanding expire over the next 48 months and totaled $3.8 million at December 31, 2009 and $5.9 million at December 31, 2008. The letters of credit are collateralized primarily with commercial real estate mortgages. Since the conditions under which the Bank is required to fund the standby letters of credit may not materialize, the cash requirements are expected to be less than the total outstanding commitments.

NOTE 19 Derivative Instruments and Hedging Activities
The Company originates and purchases single-family residential loans for sale into the secondary market and enters into commitments to sell or securitize those loans in order to mitigate the interest rate risk associated with holding the loans until they are sold. The Company accounts for its commitments in accordance with ASC 815, Accounting for Derivative Instruments and Hedging Activities.
The Company had commitments outstanding to extend credit to future borrowers that had not closed prior to the end of the year, which is referred to as its mortgage pipeline. As commitments to originate loans enter the mortgage pipeline, the Company generally enters into commitments to sell the loans into the secondary market. The commitments to originate and sell loans are derivatives that are recorded at market value. As a result of marking these derivatives to market for the period ended December 31, 2009, the Company recorded an increase in other liabilities of $39,000, an increase in other assets of $53,000 and a net gain on the sales of loans of $14,000.
As of December 31, 2009, the current commitments to sell loans held for sale are derivatives that do not qualify for hedge accounting. As a result, these derivatives are marked to market. The loans held for sale that are not hedged are recorded at the lower of cost or market. As a result of marking these loans, the Company recorded a decrease in loans held for sale of $50,000, an increase in other assets of $50,000, a decrease in other liabilities of $10,000 and a net gain on the sale of loans of $10,000.

NOTE 20 Fair Value Measurement
On January 1, 2008, the Company adopted SFAS No. 157, Fair Value Measurements (ASC 820), which establishes a framework for measuring the fair value of assets and liabilities using a hierarchy system consisting of three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value. These levels are:
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
The following table summarizes the assets of the Company for which fair values are determined on a recurring basis as of December 31, 2009.

	Carrying value at December 31, 2009
(Dollars in thousands)	Total	Level 1	Level 2	Level 3

Securities available for sale	$159,602	6,222	153,380	0
Mortgage loan commitments	(53)	0	(53)	0

Total	$159,549	6,222	153,327	0

The Company may also be required, from time to time, to measure certain other financial assets at fair value on a nonrecurring basis in accordance with generally accepted accounting principles. These adjustments to fair value usually result from the application of the lower-of-cost-or market accounting or write-downs of individual assets. For assets measured at fair value on a nonrecurring basis in 2009 that were still held at December 31, 2009, the following table provides the level of valuation assumptions used to determine each adjustment and the carrying value of the related individual assets or portfolios at December 31, 2009.

					Year Ended
	Carrying value at December 31, 2009				December 31, 2009
(Dollars in thousands)	Total	Level 1	Level 2	Level 3	Total gains (losses)

Loans held for sale	$2,965	0	2,965	0	(50)
Mortgage servicing rights	1,315	0	1,315	0	0
Loans(1)	61,127	0	61,127	0	(6,493)
Real estate, net(2)	16,257	0	16,257	0	(3,873)

Total	$81,664	0	81,664	0	(10,416)

(1)	Represents carrying value and related specific reserves on loans for which adjustments are based on the appraised value of the collateral. The carrying value of loans fully charged-off is zero.

(2)	Represents the fair value and related losses of foreclosed real estate and other collateral owned that were measured at fair value subsequent to their initial classification as foreclosed assets.

NOTE 21 Fair Value of Financial Instruments
     SFAS No. 107, Disclosures about Fair Values of Financial Instruments (ASC 825), requires disclosure of estimated fair values of the Company’s financial instruments, including assets, liabilities and off-balance sheet items for which it is practicable to estimate fair value. The fair value estimates are made as of December 31, 2009 and 2008 based upon relevant market information, if available, and upon the characteristics of the financial instruments themselves. Because no market exists for a significant portion of the Company’s financial instruments, fair value estimates are based upon judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. The estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.
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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	December 31,
	2009			2008
	Carrying	Estimated	Contract	Carrying	Estimated	Contract
(Dollars in thousands)	Amount	Fair Value	Amount	Amount	Fair Value	Amount

Financial assets:
Cash and cash equivalents	$16,418	16,418		15,729	15,729
Securities available for sale	159,602	159,602		175,145	175,145
Loans held for sale	2,965	2,965		2,548	2,548
Loans receivable, net	799,256	799,849		900,889	923,034
Federal Home Loan Bank stock	7,286	7,286		7,286	7,286
Accrued interest receivable	4,024	4,024		5,568	5,568
Financial liabilities:
Deposits	796,011	796,011		880,505	880,505
Federal Home Loan Bank advances	132,500	141,791		132,500	141,812
Federal Reserve line of credit	0	0		10,000	9,999
Accrued interest payable	2,108	2,108		6,307	6,307
Off-balance sheet financial instruments:
Commitments to extend credit	103	103	133,343	0	0	179,923
Commitments to sell loans	(53)	(53)	6,278	(24)	(24)	6,737

Cash and Cash Equivalents  The carrying amount of cash and cash equivalents approximates their fair value.
Securities Available for Sale  The fair values of securities were based upon quoted market prices.
Loans Held for Sale  The fair values of loans held for sale were based upon quoted market prices for loans with similar interest rates and terms to maturity.
Loans Receivable  The fair values of loans receivable were estimated for groups of loans with similar characteristics. The fair value of the loan portfolio, with the exception of the adjustable rate portfolio, was calculated by discounting the scheduled cash flows through the estimated maturity using anticipated prepayment speeds and using discount rates that reflect the credit and interest rate risk inherent in each loan portfolio. The fair value of the adjustable loan portfolio was estimated by grouping the loans with similar characteristics and comparing the characteristics of each group to the prices quoted for similar types of loans in the secondary market. This method of estimating fair value does not incorporate the exit-price concept of fair value prescribed by ASC 820, Fair Value Measurements and Disclosures.
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

NOTE 22 HMN Financial, Inc. Financial Information (Parent Company Only)
The following are the condensed financial statements for the parent company only as of December 31, 2009 and 2008 and for the years ended December 31, 2009, 2008 and 2007.

(Dollars in thousands)	2009	2008	2007

Condensed Balance Sheets
Assets:
Cash and cash equivalents	$199	638
Investment in subsidiaries	96,575	107,604
Loans receivable, net	2,700	4,400
Prepaid expenses and other assets	839	10
Deferred tax asset	172	392

Total assets	$100,485	113,044

Liabilities and Stockholders’ Equity:
Accrued expenses and other liabilities	$547	831

Total liabilities	547	831

Serial preferred stock	23,785	23,384
Common stock	91	91
Additional paid-in capital	58,576	60,687
Retained earnings	86,115	98,067
Net unrealized gain on securities available for sale	1,230	2,091
Unearned employee stock ownership plan shares	(3,577)	(3,771)
Treasury stock, at cost, 4,883,378 and 4,961,032 shares	(66,282)	(68,336)

Total stockholders’ equity	99,938	112,213

Total liabilities and stockholders’ equity	$100,485	113,044

Condensed Statements of Income
Interest income	$15	98	171
Equity earnings (losses) of subsidiaries	(10,168)	(9,693)	11,151
Other income	2	2	739
Compensation and benefits	(236)	(243)	(233)
Occupancy	(24)	(24)	(24)
Data processing	(6)	(6)	(6)
Other	(470)	(466)	(459)

Income (loss) before income tax expense (benefit)	(10,887)	(10,332)	11,339
Income tax expense (benefit)	(91)	(205)	65

Net income (loss)	$(10,796)	(10,127)	11,274

Condensed Statements of Cash Flows
Cash flows from operating activities:
Net income (loss)	$(10,796)	(10,127)	11,274
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Equity (earnings) losses of subsidiaries	10,168	9,693	(11,151)
Deferred income tax expense (benefit)	220	16	(25)
Gain on sales of real estate	0	0	(639)
Proceeds from sales of real estate	0	0	1,389
Earned employee stock ownership shares priced above (below) original cost	(56)	118	339
Stock option compensation	27	33	44

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands)	2009	2008	2007

Amortization of restricted stock awards	373	415	334
Decrease in unearned ESOP shares	194	194	193
Decrease (increase) in accrued interest receivable	0	20	(20)
Increase (decrease) in accrued expenses and other liabilities	(284)	134	53
Decrease in other assets	(829)	(7)	(13)
Other, net	7	(1)	(99)

Net cash (used) provided by operating activities	(976)	488	1,679

Cash flows from investing activities:
Investment in subsidiary	0	(25,000)	0
Decrease (increase) in loans receivable, net	1,700	(400)	(4,000)

Net cash provided (used) by investing activities	1,700	(25,400)	(4,000)

Cash flows from financing activities:
Purchase of treasury stock	0	(723)	(4,913)
Stock options exercised	0	0	139
Excess tax benefit from options exercised	0	0	99
Dividends paid to common stockholders	0	(2,749)	(3,724)
Dividends paid to preferred stockholder	(1,163)	0	0
Proceeds from preferred stock and warrant issued	0	26,000	0
Proceeds from dividends on Bank stock	0	2,000	6,000

Net cash (used) provided by financing activities	(1,163)	24,528	(2,399)

Decrease in cash and cash equivalents	(439)	(384)	(4,720)
Cash and cash equivalents, beginning of year	638	1,022	5,742

Cash and cash equivalents, end of year	$199	638	1,022

NOTE 23 Business Segments
The Bank has been identified as a reportable operating segment in accordance with the provisions of ASC 280. SFC and HMN, the holding company, did not meet the quantitative thresholds for a reportable segment and therefore are included in the “Other” category.
The Company evaluates performance and allocates resources based on the segment’s net income, return on average assets and return on average equity. Each corporation is managed separately with its own officers and board of directors.
The following table sets forth certain information about the reconciliations of reported net income (loss) and assets for each of the Company’s reportable segments.

	Home Federal			Consolidated
(Dollars in thousands)	Savings Bank	Other	Eliminations	Total

At or for the year ended December 31, 2009:
Interest income — external customers	$57,770	1	0	57,771
Non-interest income — external customers	8,134	2	0	8,136
Loss on limited partnerships	(54)	0	0	(54)
Intersegment interest income	0	15	(15)	0
Intersegment non-interest income	174	(10,168)	9,994	0
Interest expense	23,883	0	(15)	23,868
Amortization of mortgage servicing rights, net	556	0	0	556
Other non-interest expense	30,563	744	(174)	31,133
Income tax benefit	(5,513)	(94)	0	(5,607)
Net loss	(10,163)	(10,801)	10,168	(10,796)
Total assets	1,035,152	100,515	(99,426)	1,036,241
At or for the year ended December 31, 2008:
Interest income — external customers	$66,496	16	0	66,512
Non-interest income — external customers	7,108	3	0	7,111
Loss on limited partnerships	(8)	0	0	(8)
Intersegment interest income	0	81	(81)	0
Intersegment non-interest income	174	(9,693)	9,519	0
Interest expense	32,877	0	(81)	32,796
Amortization of mortgage servicing rights, net	570	0	0	570
Other non-interest expense	28,091	747	(174)	28,664
Income tax benefit	(4,776)	(208)	0	(4,984)
Net loss	(9,688)	(10,132)	9,693	(10,127)
Total assets	1,144,738	113,078	(112,336)	1,145,480
At or for the year ended December 31, 2007:
Interest income — external customers	$77,457	66	0	77,523
Non-interest income — external customers	6,173	739	0	6,912
Intersegment interest income	0	105	(105)	0
Intersegment non-interest income	174	11,151	(11,325)	0
Interest expense	38,928	0	(105)	38,823
Amortization of mortgage servicing rights, net	706	0	0	706
Other non-interest expense	21,878	730	(174)	22,434
Income tax expense	7,238	62	0	7,300
Net income	11,156	11,269	(11,151)	11,274
Goodwill	3,801	0	0	3,801
Total assets	1,115,857	98,865	(97,668)	1,117,054

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
HMN Financial, Inc.:

We have audited the accompanying consolidated balance sheets of HMN Financial, Inc. (the Company) as of December 31, 2009 and 2008, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2009. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of HMN Financial, Inc. as of December 31, 2009 and 2008, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2009, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), HMN Financial, Inc.’s internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 4, 2010 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

KPMG LLP

Minneapolis, Minnesota
March 4, 2010

OTHER FINANCIAL DATA
The following tables set forth certain information as to the Bank’s Federal Home Loan Bank (FHLB) advances and Federal Reserve Bank (FRB) borrowings.

	Year Ended December 31,
(Dollars in thousands)	2009	2008	2007

Maximum Balance:
FHLB and FRB advances and borrowings	$210,500	165,000	168,200
FHLB and FRB short-term borrowings	78,000	43,000	57,300
Average Balance:
FHLB and FRB advances and borrowings	155,574	122,338	116,406
FHLB and FRB short-term borrowings	26,288	11,249	18,993

	December 31,
	2009		2008		2007
		Weighted		Weighted		Weighted
		Average		Average		Average
(Dollars in thousands)	Amount	Rate	Amount	Rate	Amount	Rate

FHLB and FRB short-term borrowings	$10,000	6.48%	$10,000	0.50%	$25,000	3.49%
FHLB long-term advances	122,500	4.44	132,500	4.59	87,500	4.97

Total	$132,500	4.59	$142,500	4.31	$112,500	4.64

Refer to Note 11 of the Notes to Consolidated Financial Statements for more information on the Bank’s FHLB advances and FRB borrowings.

SELECTED QUARTERLY FINANCIAL DATA

	December 31,	September 30,	June 30,
(Dollars in thousands, except per share data)	2009	2009	2009

Selected Operations Data (3 months ended):
Interest income	$13,304	14,325	14,789
Interest expense	5,260	5,735	6,302

Net interest income	8,044	8,590	8,487
Provision for loan losses	3,445	3,381	13,304

Net interest income (loss) after provision for loan losses	4,599	5,209	(4,817)
Noninterest income:
Fees and service charges	1,066	1,034	1,010
Loan servicing fees	272	262	256
Securities gains, net	0	0	5
Gain on sales of loans	415	493	942
Other noninterest income	327	94	73

Total noninterest income	2,080	1,883	2,286

Noninterest expense:
Compensation and benefits	3,119	3,180	3,284
Losses (gains) on real estate owned	61	(357)	3,066
Occupancy	1,013	970	1,009
Deposit insurance	445	371	826
Data processing	294	298	311
Goodwill impairment charge	0	0	0
Other noninterest expense	1,690	1,574	2,107

Total noninterest expense	6,622	6,036	10,603

Income (loss) before income tax expense (benefit)	57	1,056	(13,134)
Income tax expense (benefit)	(92)	175	(3,930)

Net income (loss)	149	881	(9,204)
Preferred stock dividends and discount	(441)	(438)	(439)

Net income (loss) available to common stockholders	$(292)	443	(9,643)

Basic earnings (loss) per common share	$(0.08)	0.12	(2.62)

Diluted earnings (loss) per common share	$(0.08)	0.12	(2.62)

Financial Ratios:
Return (loss) on average assets(1)	0.06%	0.34%	(3.37)%
Return (loss) on average common equity(1)	0.59	3.52	(34.23)
Average equity to average assets	9.73	9.73	9.83
Dividend payout ratio	NM	NM	NM
Net interest margin(1)(2)	3.28	3.46	3.29

(Dollars in thousands)

Selected Financial Condition Data:
Total assets	$1,036,241	1,032,717	1,053,618
Securities available for sale:
Mortgage-backed and related securities	53,559	58,737	64,144
Other marketable securities	106,043	76,847	71,722
Loans held for sale	2,965	3,279	5,029
Loans receivable, net	799,256	818,897	836,493
Deposits	796,011	781,574	809,965
Federal Home Loan Bank advances and Federal Reserve borrowing	132,500	142,500	132,500
Stockholders’ equity	99,938	100,446	99,716

(1)	Annualized

(2)	Net interest income divided by average interest-earning assets.
NM — Not meaningful

March 31,	December 31,	September 30,	June 30,	March 31,
2009	2008	2008	2008	2008

15,353	16,094	16,374	16,253	17,791
6,571	7,805	7,806	8,078	9,107

8,782	8,289	8,568	8,175	8,684
6,569	8,216	15,790	1,130	1,560

2,213	73	(7,222)	7,045	7,124

1,027	1,155	1,163	1,082	869
252	233	240	240	242
0	0	479	0	0
423	208	59	228	156
131	193	163	223	170

1,833	1,789	2,104	1,773	1,437

3,849	3,057	3,010	3,036	3,361
1,103	(27)	65	(68)	(157)
1,092	1,097	1,131	1,161	1,132
331	174	203	193	108
279	408	485	421	417
0	0	0	3,801	0
1,774	1,825	1,818	1,273	1,310

8,428	6,534	6,712	9,817	6,171

(4,382)	(4,672)	(11,830)	(999)	2,390
(1,760)	(2,134)	(4,779)	1,026	903

(2,622)	(2,538)	(7,051)	(2,025)	1,487
(429)	(37)	0	0	0

(3,051)	(2,575)	(7,051)	(2,025)	1,487

(0.83)	(0.70)	(1.93)	(0.56)	0.41

(0.83)	(0.70)	(1.93)	(0.56)	0.39

(0.94)%	(0.88)%	(2.54)%	(0.75)%	0.54%
(9.57)	(11.43)	(29.14)	(8.27)	6.06
9.81	8.58	8.90	8.99	8.93
NM	NM	NM	64.10	34.25
3.30	2.99	3.21	3.15	3.28

1,113,359	1,145,480	1,128,900	1,076,163	1,104,769

72,702	77,327	74,595	16,659	17,716
87,167	97,818	111,463	107,167	139,679
3,880	2,548	4,222	3,699	3,090
877,309	900,889	873,156	895,713	877,756
798,369	880,505	888,848	832,316	892,977
192,500	142,500	141,500	137,900	97,500
109,381	112,213	86,576	95,052	99,388

COMMON STOCK INFORMATION
The common stock of HMN Financial, Inc. is listed on the Nasdaq Stock Market under the symbol HMNF. As of December 31, 2009, the Company had 9,128,662 shares of common stock issued and 4,883,378 shares in treasury stock. As of December 31, 2009 there were 635 stockholders of record and 1,021 estimated beneficial stockholders. The following table represents the stock price information for HMN Financial, Inc. as furnished by Nasdaq for each quarter starting with the quarter ended December 31, 2009 and regressing back to March 31, 2008.

	December 31,	September 30,	June 30,	March 31,	December 31,	September 30,	June 30,	March 31,
	2009	2009	2009	2009	2008	2008	2008	2008
HIGH	$6.85	5.79	6.00	4.76	12.93	17.52	23.99	25.49
LOW	3.20	3.35	3.05	1.52	3.00	11.01	15.28	21.18
CLOSE	4.20	3.75	3.51	3.10	4.18	12.38	15.50	23.08

	Period Ending

Index	12/31/04	12/31/05	12/31/06	12/31/07	12/31/08	12/31/09

HMN Financial, Inc	100.00	92.09	110.91	81.55	14.46	14.53
NASDAQ Composite	100.00	101.37	111.03	121.92	72.49	104.31
SNL Bank NASDAQ Index	100.00	96.95	108.85	85.45	62.06	50.34