Form 10-K, Exhibit 13
period 2010-12-31
HMN FINANCIAL INC
filed 2011-03-04
CIK 921183

FIVE-YEAR CONSOLIDATED FINANCIAL HIGHLIGHTS

Selected Operations Data:	Year Ended December 31,
(Dollars in thousands, except per share data)	2010	2009	2008	2007	2006

Total interest income	$48,270	57,771	66,512	77,523	67,527
Total interest expense	17,259	23,868	32,796	38,823	28,841

Net interest income	31,011	33,903	33,716	38,700	38,686
Provision for loan losses	33,381	26,699	26,696	3,898	8,878

Net interest income (loss) after provision for loan losses	(2,370)	7,204	7,020	34,802	29,808

Fees and service charges	3,741	4,137	4,269	3,139	3,111
Loan servicing fees	1,067	1,042	955	1,054	1,172
Securities gains, net	0	5	479	0	48
Gain on sales of loans	1,987	2,273	651	1,514	1,255
Other non-interest income	476	625	749	1,205	856

Total non-interest income	7,271	8,082	7,103	6,912	6,442

Total non-interest expense	27,556	31,689	29,234	23,140	22,596

Income (loss) before income tax expense (benefit)	(22,655)	(16,403)	(15,111)	18,574	13,654
Income tax expense (benefit)	6,323	(5,607)	(4,984)	7,300	5,226

Net income (loss)	(28,978)	(10,796)	(10,127)	11,274	8,428
Preferred stock dividends and discount	(1,784)	(1,747)	(37)	0	0

Net income (loss) available to common shareholders	$(30,762)	(12,543)	(10,164)	11,274	8,428

Basic earnings (loss) per common share	$(8.17)	(3.39)	(2.78)	3.02	2.20
Diluted earnings (loss) per common share	(8.17)	(3.39)	(2.78)	2.89	2.10
Cash dividends per common share	0.00	0.00	0.75	1.00	0.98

Selected Financial Condition Data:	December 31,
(Dollars in thousands, except per share data)	2010	2009	2008	2007	2006

Total assets	$880,618	1,036,241	1,145,480	1,117,054	977,789
Securities available for sale	151,564	159,602	175,145	186,188	126,140
Loans held for sale	2,728	2,965	2,548	3,261	1,493
Loans receivable, net	664,241	799,256	900,889	865,088	768,232
Deposits	683,230	796,011	880,505	888,118	725,959
FHLB advances and Federal Reserve borrowings	122,500	132,500	142,500	112,500	150,900
Stockholders’ equity	69,547	99,938	112,213	98,128	93,142
Book value per common share	10.51	17.94	21.31	23.50	21.58
Number of full service offices	14	14	16	15	14
Number of loan origination offices	1	2	2	2	2
Key Ratios(1)
Stockholders’ equity to total assets at year end	7.90%	9.64%	9.80%	8.78%	9.53%
Average stockholders’ equity to average assets	9.40	9.73	8.58	8.89	9.70
Return (loss) on stockholders’ equity
(ratio of net income (loss) to average equity)	(31.73)	(10.33)	(10.61)	11.53	8.85
Return (loss) on assets (ratio of net income (loss) to average assets)	(2.98)	(1.00)	(0.91)	1.03	0.86
Dividend payout ratio (ratio of dividends paid to net income (loss))	NM	NM	NM	34.72	42.61

(1)	Average balances were calculated based upon amortized cost without the market value impact of ASC 320.

NM — Not meaningful

MANAGEMENT DISCUSSION AND ANALYSIS

This Annual Report, other reports filed by the Company with the Securities and Exchange Commission, and the Company’s proxy statement may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are often identified by such forward-looking terminology as “expect,” “intent,” “look,” “believe,” “anticipate,” “estimate,” “project,” “seek,” “may,” “will,” “would,” “could,” “should,” “trend,” “target,” and “goal” or similar statements or variations of such terms and include, but are not limited to those relating to the adequacy and amount of available liquidity and capital resources to the Bank, the Company’s liquidity and capital requirements, changes in the size of the Bank’s loan portfolio, the recovery of the valuation allowance on deferred tax assets, the amount and mix of the Bank’s non-performing assets and the adequacy of the allowance therefor, future losses on non-performing assets, the amount of interest-earning assets, the amount and mix of brokered and other deposits (including the Company’s ability to renew brokered deposits), the availability of alternate funding sources, the payment of dividends, the future outlook for the Company, and the Company’s and the Bank’s compliance with regulatory standards generally (including the Bank’s status as “well-capitalized”), and supervisory agreements, individual capital requirements or other supervisory directives or requirements to which the Company or the Bank are expressly subject, specifically. A number of factors could cause actual results to differ materially from the Company’s assumptions and expectations. These include but are not limited to the adequacy and marketability of real estate securing loans to borrowers, possible legislative and regulatory changes, including changes in the degree and manner of regulatory supervision, the ability of the Company and the Bank to establish and adhere to plans and policies relating to, among other things, capital, business, non-performing assets, loan modifications, documentation of loan loss allowance and concentrations of credit that are satisfactory to the OTS in accordance with the terms of the Company and Bank supervisory agreements and to otherwise manage the operations of the Company and the Bank to ensure compliance with other requirements set forth in the supervisory agreements; the ability of the Company and the Bank to obtain required consents from the OTS under the supervisory agreements or other directives; adverse economic, business and competitive developments such as shrinking interest margins; reduced collateral values; deposit outflows; reduced demand for financial services and loan products; changes in accounting policies and guidelines, or monetary and fiscal policies of the federal government or tax laws; international economic developments, changes in credit or other risks posed by the Company’s loan and investment portfolios; technological, computer-related or operational difficulties; adverse changes in securities markets; results of litigation; collateral advance rates and policies of the FHLB; costs associated with alternate funding sources; or other significant uncertainties. Additional factors that may cause actual results to differ from the Company’s assumptions and expectations include those set forth in the Company’s most recent filings on Form 10-K with the Securities and Exchange Commission. All forward-looking statements are qualified by, and should be considered in conjunction with, such cautionary statements. For additional discussion of the risks and uncertainties applicable to the Company, see the “Risk Factors” sections of the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.

Overview
HMN Financial, Inc. (HMN or the Company) is the stock savings bank holding company for Home Federal Savings Bank (the Bank), which operates community retail, private banking and loan production offices in Minnesota and Iowa. The earnings of the Company are primarily dependent on the Bank’s net interest income, which is the difference between interest earned on loans and investments, and the interest paid on interest-bearing liabilities such as deposits and Federal Home Loan Bank (FHLB) advances. The difference between the average rate of interest earned on assets and the average rate paid on liabilities is the “interest rate spread”. Net interest income is produced when interest-earning assets equal or exceed interest-bearing liabilities and there is a positive interest rate spread. Net interest income and net interest rate spread are affected by changes in interest rates, the volume and mix of interest-earning assets and interest-bearing liabilities, and the level of non-performing assets. The Company’s net income (loss) is also affected by the generation of non-interest income, which consists primarily of gains or losses from the sale of securities, gains from the sale of loans, fees for servicing mortgage loans, and the generation of fees and service charges on deposit accounts. The Bank incurs expenses in addition to interest expense in the form of salaries and benefits, occupancy expenses, provisions for loan losses, deposit insurance, and amortization of mortgage servicing assets. The earnings of financial institutions, such as the Bank, are also significantly affected by prevailing economic and competitive conditions, particularly changes in interest rates, government monetary and fiscal policies, and regulations of various regulatory authorities. Lending activities are influenced by the demand for and supply

MANAGEMENT DISCUSSION AND ANALYSIS

of business credit, single family and commercial properties, competition among lenders, the level of interest rates and the availability of funds. Deposit flows and costs of deposits are influenced by prevailing market rates of interest on competing investments, account maturities and the levels of personal income and savings.
Beginning with the onset of the 2007 recession and the Company’s 2008 fiscal year, the Company’s commercial business and commercial real estate loan portfolios have required significant allowances and charge offs due primarily to decreases in the estimated value of the underlying collateral supporting the loans, as many of these loans were made to borrowers associated with the real estate industry. The decrease in the estimated collateral value is primarily the result of reduced demand for real estate, particularly as it relates to single-family and commercial land developments. More stringent lending standards implemented by the mortgage industry in recent years have made it more difficult for some borrowers with marginal credit to qualify for a mortgage. This decrease in available credit and the overall weakness in the economy over the past several years reduced the demand for single family homes and the values of existing properties and developments where the Company’s commercial loan portfolio has concentrations. Consequently, our level of non-performing assets and the related provision for loan losses increased significantly in the past several years, relative to periods before 2008. The increased levels of non-performing assets, related provisions for loan losses, and write offs of or allowances against intangible assets, including goodwill, and deferred taxes arising from adverse results of operations, were the primary reasons for the net losses incurred by the Company in each of the years 2008 through 2010.
During this time, the Company has taken a number of measures to address its elevated level of non-performing assets and net losses and to seek to assure adequate levels of liquidity and capital resources. In 2008, the Company obtained $26 million in additional capital through the sale of preferred stock to the United States Treasury, substantially all of which was contributed to the capital of the Bank, and began to reduce the asset size of the Bank, which has been reduced $273 million as of December 31, 2010 from its peak in 2008, in order to enhance its capital position and ratios. The reduction in assets was primarily in commercial loans and was accompanied by a corresponding reduction in interest-bearing liabilities, principally by means of a $220 million reduction in brokered deposits over the same time. In 2009, a new Bank President was appointed and additional personnel were hired in the commercial loan area to work through the increased level of non-performing assets. In addition, the Bank lowered its internal limit on the size of loan it would grant to an individual borrower in an effort to reduce concentrations of credit risk associated with large borrowing relationships. The Bank also began the process of segmenting its loan portfolio and reduced lending in certain industries and loan types in order to further limit credit concentrations. In the first quarter of 2010, an experienced Chief Credit Officer was hired into a newly created position. Since that time, a new loan credit approval process and additional policies and procedures have been implemented in order to improve the credit quality of commercial loans being added to the Bank’s portfolio and reduce loan concentrations and non-performing assets. A more stringent commercial loan risk rating system was also implemented which resulted in some commercial loans being moved into a higher risk rating classification. In addition, an analysis of the Bank’s commercial loan charge off history was completed which resulted in higher reserve percentages for some risk rating classifications. A more aggressive and ongoing review process of existing commercial loan files was also implemented. These reviews have focused on performing loans in certain industries and loan types that management determined to have the highest risk of loss to the Bank and, in some cases, resulted in corrective or preventative action being taken and additional loan loss reserves being established. Additional resources have also been allocated to establishing and maintaining remediation plans on all classified loans in order to improve the monitoring and ultimate collection of these loans. The remediation plans have focused on evaluating collateral levels and determining available cash flows as well as testing the validity of, and adherence to, established action plans. The Company also deferred the dividend payment on the outstanding preferred stock that was due on February 15, 2011 in order to preserve cash for potential future needs.
Despite these efforts, elevated levels of non-performing assets and related losses have persisted, primarily as a result of implementing many of the enhanced policies and practices noted above and the relative weakness of the housing and commercial real estate markets that continues to cause reductions in the values of the collateral supporting some loans and adversely affecting the ability of some borrowers to comply with their loan payment requirements. Because of these issues, the Company and the Bank, effective February 22, 2011, each entered into a supervisory agreement (the “Company Supervisory Agreement” and the “Bank Supervisory Agreement”, respectively, and, collectively, the “Supervisory Agreements”) with the Office of Thrift Supervision (the “OTS”), their primary federal regulator. The Supervisory Agreements supersede the memorandum of understanding between each of the Company and the Bank entered into with the OTS in December 2009. The Company Supervisory Agreement requires the Company to submit a capital plan for approval by the OTS, and without the prior consent of the OTS, prohibits the payment of dividends on the Company’s outstanding stock, restricts the incurrence of debt and limits certain employment and compensation actions involving directors and executive officers. The Bank Supervisory Agreement requires the Bank to submit a business plan for approval by the OTS, as well as plans and policies to address “problem assets,” loan modification policies, concentrations of credit and the documentation of the allowance for loan and lease losses.
The Bank Supervisory Agreement also places limitations on the Bank’s ability to increase its total assets during any quarter and to engage in certain employment and compensation actions involving directors and executive officers without the consent of the OTS. For a complete description of the Supervisory Agreements, please see “Item 1 — Business — Regulation and Supervision — Supervisory Agreements” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010. In addition, the Bank has been informed by the OTS that it intends to impose an individual minimum capital requirement (“IMCR”) for the Bank. An IMCR requires a bank to establish and maintain levels of capital greater than those generally required for a bank to be “well-capitalized.” The Bank has not been informed by the OTS of the timing or capital levels that may be required. The proposed IMCR would not affect the Bank’s status as “well-capitalized” within the meaning of the applicable regulations of the OTS.

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

MANAGEMENT DISCUSSION AND ANALYSIS

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
The Company maintains significant net deferred tax assets for deductible temporary differences, the largest of which relates to the allowance for loan and real estate losses and net operating losses. For income tax purposes, only net charge-offs and certain specific reserves are deductible, not the entire provision for loan losses. Under generally accepted accounting principles, a valuation allowance is required to be recognized if it is “more likely than not” that the deferred tax asset will not be realized. The determination of the realizability of the deferred tax assets is highly subjective and dependent upon management’s judgment and evaluation of both positive and negative evidence, including the forecasts of future income, tax planning strategies and assessments of the current and future economic and business conditions. The Company considers both positive and negative evidence regarding the ultimate realizability of deferred tax assets. Positive evidence includes the ability to implement tax planning strategies to accelerate taxable income recognition and the probability that taxable income will be generated in future periods. Negative evidence includes the Company’s cumulative loss in the prior three year period, current financial performance, and the general business and economic trends. At December 31, 2010, the Company recorded a valuation allowance against the entire deferred tax asset balance. This determination was based primarily upon the existence of a three year cumulative loss and continued operating losses in 2010. This three year cumulative loss position is primarily attributable to significant provisions for loan losses incurred during the three years ended December 31, 2010. The creation of the valuation allowance, although it increased tax expense and similarly reduced tangible book value, does not have an effect on the Company’s cash flows, and may be recoverable in subsequent periods if the Company were to realize certain sustained future taxable income. It is possible that future conditions may differ substantially from those anticipated in determining the need for a valuation allowance on deferred tax assets and adjustments may be required in the future.
Determining the ultimate settlement of any tax position requires significant estimates and judgments in arriving at the amount of tax benefits to be recognized in the financial statements. It is possible that the tax benefits realized upon the ultimate resolution of a tax position may result in tax benefits that are significantly different from those estimated.

Results of Operations
The net loss was $29.0 million for 2010, an increased loss of $18.2 million, from the $10.8 million loss for 2009. The net loss available to common shareholders was $30.8 million for the year ended December 31, 2010, an increased loss of $18.3 million, from the net loss available to common shareholders of $12.5 million for 2009. Diluted loss per common share for the year ended December 31, 2010 was $8.17, an increased loss of $4.78 from the $3.39 diluted loss per common share for the year ended December 31, 2009. Loss on average assets for 2010 was 2.98%, compared to a 1.00% loss for 2009. Loss on average common equity was 31.73% for 2010, compared to a 10.33% loss for 2009.

Net Interest Income
Net interest income was $31.0 million for 2010, a decrease of $2.9 million, or 8.5%, from $33.9 million for 2009. Interest income was $48.3 million for 2010, a decrease of $9.5 million, or 16.4%, from $57.8 million for 2009. Interest income decreased between the periods primarily because of a $94 million decrease in the average interest-earning assets and to a lesser degree a decrease in the average yields between the periods. Average interest-earning assets decreased between the periods primarily because of a decrease in the commercial loan portfolio, which occurred because of declining loan demand and the Company’s focus on improving credit quality, managing net interest margin and improving capital ratios and it is anticipated that this trend will continue in 2011. Interest income also decreased because of a decline in the average yields earned on loans and investments. The decreased average yields are the result of the 400 basis point decrease in the prime interest rate that occurred in 2008. Decreases in the prime rate decreased the rates on adjustable rate consumer and commercial loans in the portfolio and on the increasing percentage of new fixed rate loans and investments placed into portfolio in the ensuing years as pre-2008 loans matured or were repaid. The average yield earned on interest-earning assets was 5.23% for the year ended December 31, 2010, a decrease of 45 basis points from the 5.68% average yield for 2009.
Interest expense was $17.3 million for the year ended December 31, 2010, a decrease of $6.6 million, or 27.7%, from $23.9 million for 2009. Interest expense decreased because of the lower interest rates paid on money market accounts and certificates of deposit. The decreased rates were the result of the 400 basis point decrease in the federal funds rate that occurred in 2008. Decreases in the federal funds rate generally have a lagging effect and decrease the rates banks pay for deposits. The lagging effect of deposit rate changes is primarily due to the Bank’s deposits that are in the form of certificates of deposit, which do not re-price immediately when the federal funds rate changes. Interest expense also decreased because of an $86 million decrease in the average interest-bearing liabilities between the periods. The decrease in average interest-bearing liabilities is primarily the result of a decrease in the average outstanding brokered certificates of deposit between the periods. The decrease in brokered deposits in 2010 was the result of using the proceeds from loan principal payments to fund maturing brokered deposits and it is anticipated that this trend will continue as the asset size of the Bank is anticipated to decrease in 2011. The average interest rate paid on interest-bearing liabilities was 1.98% for the year ended December 31, 2010, a decrease of 51 basis points from the 2.49% average rate paid for the same period of 2009. Net interest margin (net interest income divided by average interest-earning assets) was 3.36% for the year ended December 31, 2010, an increase of 3 basis points, from the 3.33% margin for 2009.
The following table presents the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. Non-accruing loans have been included in the table as loans carrying a zero yield.

	Year Ended December 31,

	2010			2009			2008
	Average	Interest	Average	Average	Interest	Average	Average	Interest	Average
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
(Dollars in thousands)	Balance	Paid	Rate	Balance	Paid	Rate	Balance	Paid	Rate

Interest-earning assets:
Securities available for sale:
Mortgage-backed and related securities	$42,117	1,813	4.30%	$63,725	2,768	4.34%	$35,494	1,615	4.55%
Other marketable securities	112,573	2,023	1.80	82,758	3,039	3.67	119,065	5,775	4.85
Loans held for sale	2,561	117	4.57	3,161	163	5.16	2,711	166	6.12
Loans receivable, net(1)(2)	740,324	44,131	5.96	848,696	51,713	6.09	887,836	58,505	6.59
FHLB stock	7,262	182	2.51	7,286	87	1.19	7,192	253	3.52
Other, including cash equivalents	18,626	4	0.02	12,212	1	0.01	16,011	198	1.24

Total interest-earning assets	$923,463	48,270	5.23	$1,017,838	57,771	5.68	$1,068,309	66,512	6.23

Interest-bearing liabilities:
NOW accounts	$96,248	110	0.11%	$106,360	132	0.12%	$126,118	1,542	1.22%
Passbooks	32,929	45	0.14	30,401	38	0.12	40,229	412	1.02
Money market accounts	133,113	1,341	1.01	105,854	1,430	1.35	120,333	2,821	2.34
Certificate accounts	240,590	5,415	2.25	257,085	7,652	2.98	247,454	9,582	3.87
Brokered deposits	152,584	4,370	2.86	232,829	8,327	3.58	287,771	12,799	4.45
FHLB advances and Federal Reserve borrowings	131,480	5,978	4.55	155,681	6,289	4.04	123,938	5,639	4.55
Other interest-bearing liabilities	1,351	0	0.00	1,219	0	0.02	1,135	1	0.08

Total interest-bearing liabilities	$788,295			$889,429			$946,978
Noninterest checking	85,585			70,364			56,164

Total interest-bearing liabilities and noninterest bearing deposits	$873,880	17,259	1.98	$959,793	23,868	2.49	$1,003,142	32,796	3.27

Net interest income		31,011			33,903			33,716

Net interest rate spread			3.26%			3.19%			2.96%

Net earning assets	$49,583			$58,045			$65,167

Net interest margin			3.36%			3.33%			3.16%

Average interest-earning assets to average interest-bearing liabilities and noninterest bearing deposits		105.67%			106.05%			106.50%

(1)	Tax exempt income was not significant; therefore, the yield was not presented on a tax equivalent basis for any of the years presented. The tax-exempt income was $0.4 million for 2010, $0.7 million for 2009 and $1.0 million for 2008.

(2)	Calculated net of deferred loan fees, loan discounts, loans in process and loss reserve.
Net interest margin increased to 3.36% in 2010 from 3.33% in 2009 primarily because the cost of interest-bearing liabilities decreased at a faster rate than the yield on interest-earning assets due to the lagging effect

MANAGEMENT DISCUSSION AND ANALYSIS

of deposit price changes in relation to loan price changes. Net interest margin was also positively impacted by a change in the deposit mix as a lower percentage of deposits were in higher priced brokered certificates of deposits in 2010 when compared to 2009. Brokered deposits decreased in 2010 as the proceeds from loan payoffs were used to pay off the outstanding brokered deposits that matured during the year. Average net earning assets decreased $8.4 million to $49.6 million in 2010 compared to $58.0 million for 2009. Net earning assets decreased primarily because of increases in non-performing assets and loan charge offs during 2010.
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

	Year Ended December 31,
	2010 vs. 2009			2009 vs. 2008
	Increase (Decrease)		Total	Increase (Decrease)		Total
	Due to		Increase	Due to		Increase
(Dollars in thousands)	Volume(1)	Rate(1)	(Decrease)	Volume(1)	Rate(1)	(Decrease)
Interest-earning assets:
Securities available for sale:
Mortgage-backed and related securities	$(939)	(16)	(955)	1,285	(132)	1,153
Other marketable securities	1,095	(2,111)	(1,016)	(1,761)	(975)	(2,736)
Loans held for sale	(31)	(15)	(46)	27	(30)	(3)
Loans receivable, net	(6,391)	(1,192)	(7,583)	(2,510)	(4,282)	(6,792)
Cash equivalents	1	3	4	(47)	(150)	(197)
FHLB stock	0	95	95	3	(169)	(166)

Total interest-earning assets	$(6,265)	(3,236)	(9,501)	(3,003)	(5,738)	(8,741)

Interest-bearing liabilities:
NOW accounts	$(19)	(3)	(22)	(405)	(1,005)	(1,410)
Passbooks	3	4	7	(101)	(273)	(374)
Money market accounts	367	(456)	(89)	(422)	(969)	(1,391)
Certificates	(651)	(1,587)	(2,238)	373	(2,303)	(1,930)
Brokered deposits	(2,869)	(1,087)	(3,956)	(2,446)	(2,026)	(4,472)
FHLB advances and Federal Reserve borrowings	(166)	(145)	(311)	426	112	538
Other interest-bearing liabilities	0	0	0	127	(16)	111

Total interest-bearing liabilities	(3,335)	(3,274)	(6,609)	(2,448)	(6,480)	(8,928)

Increase (decrease) in net interest income	$(2,930)	38	(2,892)	(555)	742	187

(1)	For purposes of this table, changes attributable to both rate and volume which cannot be segregated, have been allocated proportionately to the change due to volume and the change due to rate.

The following table sets forth the weighted average yields on the Company’s interest-earning assets, the weighted average interest rates on interest-bearing liabilities and the interest rate spread between the weighted average yields and rates as of the date indicated. Non-accruing loans have been included in the table as loans carrying a zero yield.

At December 31, 2010

Weighted average yield on:
Securities available for sale:
Mortgage-backed and related securities	4.14%
Other marketable securities	1.27
Loans held for sale	4.27
Loans receivable, net	6.33
Federal Home Loan Bank stock	4.00
Other interest-earnings assets	0.02
Combined weighted average yield on interest-earning assets	5.38

Weighted average rate on:
NOW accounts	0.11%
Passbooks	0.15
Money market accounts	0.75
Certificates	2.08
Federal Home Loan Bank advances	4.44
Combined weighted average rate on interest-bearing liabilities	1.69
Interest rate spread	3.69

Provision for Loan Losses
The provision for loan losses was $33.4 million for the year ended December 31, 2010, an increase of $6.7 million, from $26.7 million for the year ended December 31, 2009. The provision for loan losses remained elevated in 2010 primarily because of the $25.9 million in additional reserves established on commercial real estate and commercial business loans primarily as a result of decreases in the estimated value of the underlying collateral supporting the loans, $1.6 million in additional reserves established on a commercial loan due to the borrower filing bankruptcy and a $4.3 million increase in the reserves required for other risk rated commercial loans as a result of an internal analysis of our loan portfolio. Total non-performing assets were $84.5 million at December 31, 2010, an increase of $7.1 million from $77.4 million at December 31, 2009. Non-performing loans increased $7.0 million and foreclosed and repossessed assets increased $0.1 million during 2010. The non-performing loan and foreclosed and repossessed asset activity for 2010 and 2009 was as follows:

	December 31,
(Dollars in thousands)	2010	2009

Non-performing loans:
Balance at beginning of year	$61,127	64,173
Classified as non-performing	62,009	44,632
Charge offs	(15,231)	(25,031)
Principal payments received	(13,733)	(4,322)
Classified as accruing	(10,972)	(1,106)
Transferred to real estate owned	(15,126)	(17,219)

Balance at end of year	$68,074	61,127

	December 31,
(Dollars in thousands)	2010	2009

Foreclosed and repossessed asset activity:
Balance at beginning of year	$16,262	10,583
Transferred from non-performing loans	15,126	17,219
Other foreclosures/repossessions	1,158	1,237
Real estate sold	(14,448)	(9,819)
Net gain on sale of assets	747	1,436
Write downs	(2,450)	(4,394)

Balance at end of year	$16,395	16,262

Loans classified as non-performing during the year increased $17.4 million, from $44.6 million in 2009 to $62.0 million in 2010. The increase in loans classified as non-performing reflects the relative weakness in the housing and commercial real estate markets that continued to cause reductions in the values of the collateral supporting some loans and adversely affecting the ability of some borrowers to comply with their loan payment requirements as well as the Company’s increased level of internal loan reviews.

MANAGEMENT DISCUSSION AND ANALYSIS

A rollforward of the allowance for loan losses for 2010 and 2009 is summarized as follows:

(Dollars in thousands)	2010	2009

Balance at January 1,	$23,812	21,257
Provision	33,381	26,699
Charge offs:
Commercial	(7,006)	(9,421)
Commercial real estate	(7,095)	(13,548)
Consumer	(907)	(1,980)
Single family mortgage	(254)	(82)
Recoveries	897	887

Balance at December 31,	$42,828	$23,812

General allowance	$17,794	$11,760
Specific allowance	25,034	12,052

	$42,828	$23,812

The allowance for loan losses increased in 2010 primarily because of the $13.0 million increase in specific reserves established during the year due to decreases in the estimated value of the underlying collateral supporting the loans. The general allowance also increased because a periodic analysis of the commercial loan portfolio resulted in increased reserve percentages on performing loans due to the recent increase in charge off activity.

Non-Interest Income
Non-interest income was $7.3 million in 2010, a decrease of $0.8 million, or 10.0%, from $8.1 million for 2009. The following table presents the components of non-interest income:

				Percentage
	Year Ended December 31,			Increase (Decrease)

(Dollars in thousands)	2010	2009	2008	2010/2009	2009/2008

Fees and service charges	$3,741	4,137	4,269	(9.6)%	(3.1)%
Loan servicing fees	1,067	1,042	955	2.4	9.1
Securities gains, net	0	5	479	(100.0)	(99.0)
Gain on sales of loans	1,987	2,273	651	(12.6)	249.2
Other non-interest income	476	625	749	(23.8)	(16.6)

Total non-interest income	$7,271	8,082	7,103	(10.0)	13.8

Fees and service charges decreased $396,000 between the periods primarily because of decreased overdraft fees and decreased ATM fees as a result of exiting a customer ATM relationship in the first quarter of 2010. Gain on sales of loans decreased $286,000 between the periods primarily because of a decrease in the gains recognized on the sale of single family mortgage loans caused by a decrease in loan originations and sales between the periods. Other income decreased $149,000 primarily as a result of increased losses on asset sales and decreased revenue from the sale of uninsured investment products. Loan servicing fees increased $25,000 between the periods due to an increase in the single-family mortgage loans being serviced.

Non-Interest Expense
Non-interest expense was $27.6 million for 2010, a decrease of $4.1 million, or 13.0%, from $31.7 million for 2009. The following table presents the components of non-interest expense:

				Percentage
	Year Ended December 31,			Increase (Decrease)

(Dollars in thousands)	2010	2009	2008	2010/2009	2009/2008

Compensation and benefits	$13,516	13,432	12,464	0.6%	7.8%
Losses (gains) on real estate owned	1,165	3,873	(187)	(69.9)	2,171.1
Occupancy	4,082	4,084	4,521	(0.0)	(9.7)
Deposit insurance	1,933	1,973	678	(2.0)	191.0
Data processing	1,040	1,182	1,731	(12.0)	(31.7)
Goodwill impairment charge	0	0	3,801	N/A	N/A
Other	5,820	7,145	6,226	(18.5)	14.8

Total non-interest expense	$27,556	31,689	29,234	(13.0)	8.4

Losses on real estate owned decreased $2.7 million between the periods because of the decreases in the losses recognized on real estate sold. Other non-interest expenses decreased $1.3 million due primarily to the $1.2 million impact of the reversal of the accrued interest on a state tax assessment as a result of a favorable Minnesota Supreme Court ruling, a $122,000 decrease in item processing charges as a result of implementing improved clearing procedures and a $114,000 decrease in postage and printing supplies primarily as a result of increasing the number of customers receiving electronic statements. Compensation expense increased $84,000 between the periods primarily because of increased personnel in the commercial loan recovery area. Data processing expense decreased $142,000 between the periods primarily because of a change in the Company’s ATM and debit card vendor during the fourth quarter of 2010.

Income Taxes
The Company considers the calculation of current and deferred income taxes to be a critical accounting policy that is subject to significant estimates. Actual results could differ significantly from the estimates and interpretations used in determining the current and deferred income tax assets and liabilities. The effect of income taxes changed $11.9 million between the periods from a benefit of $5.6 million for 2009 to an expense of $6.3 million for 2010. During 2009, additional income tax expense of $1.0 million was recorded, which was a reduction of the overall tax benefit, as a result of an unfavorable tax court ruling related to the tax treatment of the inter-company dividends paid to the Bank by a former subsidiary in prior tax years. Excluding this adjustment, the effective tax rate would have been 40.3% for 2009. During 2010, income taxes increased $16.6 million as a result of recording a deferred tax asset valuation allowance, which was partially offset by a $1.2 million tax benefit recorded as a result of a favorable Minnesota Supreme Court tax ruling, which reversed the unfavorable tax court ruling from 2009. Excluding these adjustments, the effective tax rate would have been 39.7% for 2010.

Net Loss Available to Common Shareholders
On December 23, 2008, the Company sold preferred stock and a related warrant to the United States Treasury for $26.0 million. The preferred shares are entitled to a 5% annual cumulative dividend for each of the first five years of the investment, increasing to 9% thereafter, unless HMN redeems the shares. The cumulative preferred dividends payable is $325,000 each quarter for the first five years the preferred shares are outstanding and increases to $585,000 each quarter after that if the shares are not redeemed. The Company paid all preferred dividends to the U.S. Treasury that were due in 2009 and 2010. The Company elected to defer the February 15, 2011 dividend payment on the preferred stock after consulting with the OTS. The determination to defer the dividend payment was made in order to preserve cash for potential future needs. Under its Supervisory Agreement, the Company may not pay any dividend on its outstanding preferred stock or common stock without the consent of the OTS. The dividends on the preferred stock are cumulative and, if the Company fails to pay dividends for six quarters, whether or not consecutive, the Treasury will have the right to appoint two representatives to the Company’s board of directors. Net loss available to common stockholders is the net loss less the preferred dividends paid or accrued for the period.
The net loss available to common shareholders was $30.8 million for the year ended December 31, 2010, an increased loss of $18.3 million, from the net loss available to common shareholders of $12.5 million for 2009. The net loss available to common shareholders increased primarily because of the decrease in net income between the periods.

MANAGEMENT DISCUSSION AND ANALYSIS

Comparison of 2009 with 2008
The net loss was $10.8 million for 2009, an increased loss of $669,000, from the $10.1 million loss for 2008. Due to preferred stock dividends and discount accretion, there was a net loss available to common shareholders of $12.5 million for the year ended December 31, 2009, an increased loss of $2.3 million from the net loss available to common shareholders of $10.2 million for 2008. Diluted loss per common share for the year ended December 31, 2009 was $3.39, an increased loss of $0.61 from the $2.78 diluted loss per common share for the year ended December 31, 2008. Loss on average assets for 2009 was 1.00% compared to a loss of 0.91% for 2008. Loss on average common equity was 10.33% for 2009, compared to 10.61% for 2008.
Net interest income was $33.9 million for 2009, an increase of $187,000, or 0.6%, from $33.7 million for 2008. Interest income was $57.8 million for 2009, a decrease of $8.7 million, or 13.1%, from $66.5 million for 2008. Interest income decreased primarily because of a decrease in the average yields earned on loans and investments. The decreased average yields were the result of the 400 basis point decrease in the prime interest rate that occurred during 2008. Decreases in the prime rate, which is the rate that banks charge their prime business customers, generally decrease the rates on adjustable rate consumer and commercial loans in the portfolio and on new loans originated. Interest income was also adversely affected by the decrease in the average net loans receivable of $39.1 million and the increase in the average non-performing assets between the periods. The decrease in outstanding loans in 2009 was a result of declining loan demand and the Company’s focus on improving credit quality, managing interest rate risk and improving capital ratios. The average yield earned on interest-earning assets was 5.68% for 2009, a decrease of 55 basis points from the 6.23% average yield for 2008.
Interest expense was $23.9 million for 2009, a decrease of $8.9 million, or 27.2%, from $32.8 million for 2008. Interest expense decreased primarily because of lower interest rates paid on money market and certificates of deposit accounts. The decreased rates were the result of the 400 basis point decrease in the federal funds rate that occurred during 2008. Decreases in the federal funds rate generally have a lagging effect and decrease the rates banks pay for deposits. Interest expense also decreased because of a $43.3 million decrease in average interest-bearing liabilities between the periods. The decrease in average interest-bearing liabilities is primarily the result of a decrease in the outstanding brokered certificates of deposits between the periods. The decrease in brokered deposits in 2009 was the result of using the proceeds from loan principal payments to fund maturing brokered deposits. The average interest rate paid on interest-bearing liabilities was 2.49% for 2009, a decrease of 78 basis points from the 3.27% paid for 2008. Net interest margin (net interest income divided by average interest earning assets) for 2009 was 3.33%, an increase of 17 basis points, compared to 3.16% for 2008.
Net interest margin increased to 3.33% in 2009 from 3.16% in 2008 primarily because the cost of interest-bearing liabilities decreased at a faster rate than the yield on interest-earning assets due to the lagging effect of deposit price changes in relation to loan price changes. Net interest margin was also positively impacted by a change in the deposit mix as a lower percentage of deposits were in higher priced brokered certificates of deposit in 2009 when compared to 2008. Brokered deposits decreased in 2009 as the proceeds from loan payoffs were used to pay off the outstanding brokered deposits that matured during the year. Average net earning assets decreased $7.2 million to $58.0 million in 2009 compared to $65.2 million for 2008. Net earning assets decreased primarily because of increases in non-performing assets and loan charge offs during 2009.
The provision for loan losses was $26.7 million for 2009, the same as for 2008. The provision for loan losses remained elevated in 2009 primarily because of the high loan loss allowances recorded for specific commercial real estate loans due to decreases in the estimated value of the underlying collateral supporting the loans. The loan loss provision for 2009 includes a $6.9 million increase on two unrelated commercial loans that were charged off after it was determined that the collateral supporting the loans was inadequate due to the apparently fraudulent actions of the respective borrowers. In addition, a $3.0 million provision for loan losses was established on two alternative fuel plants during 2009 based on updated appraised values, and an additional provision for loan losses of $2.9 million was recorded on two non-performing residential development loans. An analysis of the loan portfolio during the year resulted in a $2.7 million increase in the loan loss provision for other risk-rated loans. An additional $1.0 million increase in the loan loss provision related to two loans to financial institutions was recorded in 2009 due to the deterioration of their financial condition. The loan loss provision for 2008 included a $12.0 million provision and related charge off due to apparently fraudulent activity on a commercial loan. Total non-performing assets were $77.4 million at December 31, 2009, an increase of $2.6 million, or 3.5%, from $74.8 million at December 31, 2008. Non-performing loans decreased $3.1 million to $61.1 million and foreclosed and repossessed assets increased $5.7 million to $16.3 million.

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
The Company is headquartered in Minnesota and files a state income tax return with the Minnesota Department of Revenue (MDR). In January 2007, the MDR proposed adjustments of $2.2 million to the Company’s Minnesota state tax liability related to the tax treatment of the inter-company dividends paid to the Bank by a former subsidiary in 2002, 2003 and 2004. The Company challenged the additional assessment and the case was heard by the Minnesota tax court, which ruled in favor of the MDR in the second quarter of 2009. The Company recorded additional income tax expense of $1.0 million and interest of $461,000 at that time. The Company appealed the tax court ruling to the Minnesota Supreme Court. The case was heard in the fourth quarter of 2009 and a favorable ruling was received in the second quarter of 2010. The Company had previously reserved for the entire amount of the proposed adjustment, therefore, the favorable ruling resulted in a reduction in income tax expense of $1.2 million and a reduction in other expense of $734,000 for accrued interest.
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

MANAGEMENT DISCUSSION AND ANALYSIS

Financial Condition
Loans Receivable, Net
The following table sets forth the information on the Company’s loan portfolio in dollar amounts and percentages (before deductions for loans in process, deferred fees and discounts and allowances for losses) as of the dates indicated:

	December 31,
	2010		2009		2008		2007		2006
(Dollars in thousands)	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent

Real Estate Loans:
One-to-four family	$128,535	18.14%	$144,631	17.54%	$161,989	17.51%	$152,974	17.33%	$134,269	17.10%
Multi-family	48,266	6.81	59,266	7.18	29,292	3.17	29,073	3.29	29,863	3.80
Commercial	292,874	41.34	312,714	37.92	325,304	35.16	281,822	31.92	294,490	37.49
Construction or development	15,251	2.15	40,412	4.90	108,283	11.70	111,034	12.58	60,178	7.66

Total real estate loans	484,926	68.44	557,023	67.54	624,868	67.54	574,903	65.12	518,800	66.05

Other Loans:
Consumer Loans:
Automobile	604	0.08	902	0.11	1,333	0.14	1,730	0.20	3,093	0.39
Home equity line	44,933	6.34	50,369	6.11	52,243	5.65	51,317	5.81	54,247	6.91
Home equity	17,840	2.52	21,088	2.55	22,912	2.48	20,254	2.30	21,263	2.71
Mobile home	764	0.11	977	0.12	1,316	0.14	1,699	0.19	2,052	0.26
Land/lot loans	2,510	0.35	3,190	0.39	2,969	0.32	4,151	0.47	5,501	0.70
Other	3,952	0.56	5,689	0.69	5,828	0.63	5,758	0.65	3,692	0.47

Total consumer loans	70,603	9.96	82,215	9.97	86,601	9.36	84,909	9.62	89,848	11.44
Commercial business loans	153,039	21.60	185,525	22.49	213,775	23.10	222,959	25.26	176,770	22.51

Total other loans	223,642	31.56	267,740	32.46	300,376	32.46	307,868	34.88	266,618	33.95

Total loans	708,568	100.00%	824,763	100.00%	925,244	100.00%	882,771	100.00%	785,418	100.00%

Less:
Loans in process **	0		0		0		3,011		5,252
Unamortized (premiums)
discounts	413		177		569		(11)		40
Net deferred loan fees	1,086		1,518		2,529		2,245		2,021
Allowance for losses	42,828		23,812		21,257		12,438		9,873

Total loans receivable, net	$664,241		$799,256		$900,889		$865,088		$768,232

**	Core systems converted in 2008, loans in process after this date are reflected in loan amounts in table.

In 2010, the Company continued to focus on improving credit quality, managing interest rate risk and improving capital ratios which resulted in a decrease in outstanding loan balances. As a result of declining loan demand and the reasons noted above, it is anticipated that the size of our overall loan portfolio will continue to decline in 2011. Furthermore, pursuant to the Bank Supervisory Agreement, the Bank may not increase its total assets during any quarter in excess of the amount of net interest credited on deposit liabilities during the prior quarter, without OTS approval.
The Company’s commercial business and commercial real estate loan portfolios continue to be impacted by the reduced demand for real estate, particularly as it relates to single-family and commercial land developments as many of these loans were made to borrowers associated with the real estate industry. More stringent lending standards implemented by the mortgage industry in recent years have made it more difficult for some borrowers with marginal credit to qualify for a mortgage. This decrease in available credit and the overall weakness in the economy over the past several years reduced the demand for single family homes and the values of existing properties and developments and is reflected in the $84.5 million of Company assets that were classified as non-performing at the end of 2010. We continue to work with the borrowers in order to resolve the non-performing status of these loans in the most cost effective manner. Because cash flow is dependent, in many cases, on the sale of the properties, it will take some time to reduce some of the non-performing assets due to the limited demand for the properties.
One-to-four family real estate loans were $128.5 million at December 31, 2010, a decrease of $16.1 million, compared to $144.6 million at

December 31, 2009. Mortgage loan refinance activity remained strong in 2010 due to the historically low mortgage rates experienced and almost all of the refinanced loans originated were sold into the secondary market and were not placed in the portfolio in order to manage the Company’s interest rate risk position. The increase in the amount of mortgage loans refinancing was the primary reason for the decrease in the one-to-four family loan portfolio during 2010.
Multi-family real estate loans were $48.3 million at December 31, 2010, a decrease of $11.0 million, compared to $59.3 million at December 31, 2009. The decrease in multi-family real estate loans in 2010 is primarily the result of two large multi-family loans that obtained alternative financing and paid off their outstanding loans with the Bank in 2010.
Commercial real estate loans were $292.9 million at December 31, 2010, a decrease of $19.8 million, compared to $312.7 million at December 31, 2009. Commercial business loans were $153.0 million at December 31, 2010, a decrease of $32.5 million, compared to $185.5 million at December 31, 2009. Decreased commercial loan demand and tighter underwriting and pricing guidelines resulted in a decrease in net commercial loan production and an increase in loan payoffs. Net commercial loan production, which is the principal amount retained by the Bank after deducting sold loan participations, was $59.8 million in 2010, compared to $74.1 million in 2009. Loan participations are sold in most cases in order to comply with lending limit restrictions and/or reduce loan concentrations. The decrease in net production along with the increase in loan payoffs was the primary reason for the decrease in the commercial business and commercial real estate loan balances in 2010.
Construction or development loans were $15.3 million at December 31, 2010, a decrease of $25.1 million, compared to $40.4 million at December 31, 2009. The decrease is primarily the result of five multi-family construction loans totaling $14.1 million where the projects were completed and the loans were moved to multi-family real estate in 2010 and two construction loans totaling $7.1 million that were foreclosed on during the year. These construction loans were not replaced with new construction loans due to a decrease in demand for construction and development loans in 2010.
Home equity line loans were $44.9 million at December 31, 2010, a decrease of $5.5 million, compared to $50.4 million at December 31, 2009. The open-end home equity lines are written with an adjustable rate and a 10 year draw period which requires “interest only” payments followed by a 10 year repayment period which fully amortizes the outstanding balance. Closed-end home equity loans are written with fixed or adjustable rates with terms up to 15 years. Home equity loans were $17.8 million at December 31, 2010, a decrease of $3.3 million, compared to $21.1 million at December 31, 2009. The decreases in the open and closed end equity loans is related primarily to a decrease in the originations of these type of loans and an increase in loan payoffs as a result of borrowers rolling these loan amounts into their first mortgages when they refinanced in 2010.

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
The allowance for loan losses was $42.8 million, or 6.04% of gross loans at December 31, 2010, compared to $23.8 million, or 2.89% of gross loans at December 31, 2009. The allowance for loan losses and the related ratios increased in 2010 primarily because of the $13.0 million increase in specific reserves established during the year due to decreases in the estimated value of the underlying collateral supporting the loans. The general allowance also increased during 2010 because an analysis of the commercial loan portfolio resulted in increased reserve percentages on performing loans due to the recent increase in charge off activity. The allowance for loan losses at December 31, 2010 increased $3.1 million related to increased general reserve percentages from the prior year. The following table reflects the activity in the allowance for loan losses and selected statistics:

MANAGEMENT DISCUSSION AND ANALYSIS

	December 31,
(Dollars in thousands)	2010	2009	2008	2007	2006

Balance at beginning of year	$23,812	21,257	12,438	9,873	8,778
Provision for losses	33,381	26,699	26,696	3,898	8,878
Charge-offs:
One-to-four family	(254)	(82)	(78)	(42)	(150)
Consumer	(907)	(1,980)	(612)	(840)	(269)
Commercial business	(7,006)	(9,421)	(13,784)	(554)	(188)
Commercial real estate	(7,095)	(13,548)	(3,454)	(245)	(7,242)
Recoveries	897	887	51	348	66

Net charge-offs	(14,365)	(24,144)	(17,877)	(1,333)	(7,783)

Balance at end of year	$42,828	23,812	21,257	12,438	9,873

Year end allowance for loan losses as a percent of year end gross loan balance	6.04%	2.89%	2.30%	1.41%	1.26%
Ratio of net loan charge-offs to average loans outstanding	1.87	2.76	1.98	0.16	0.98

The following table reflects the allocation of the allowance for loan losses:

	December 31,
	2010		2009		2008		2007		2006
		Percent		Percent		Percent		Percent		Percent
	Allocated	of Loans	Allocated	of Loans	Allocated	of Loans	Allocated	of Loans	Allocated	of Loans
	Allowance	in Each	Allowance	in Each	Allowance	in Each	Allowance	in Each	Allowance	in Each
	as a %	Category	as a %	Category	as a %	Category	as a %	Category	as a %	Category
	of Loan	to Total	of Loan	to Total	of Loan	to Total	of Loan	to Total	of Loan	to Total
	Category	Loans	Category	Loans	Category	Loans	Category	Loans	Category	Loans

One-to-four family	1.67%	18.14%	0.69%	17.54%	1.75%	17.51%	0.27%	17.33%	0.22%	17.10%
Commercial real estate	6.90	50.30	3.47	50.00	2.83	50.03	1.83	47.79	1.58	48.95
Consumer loans	1.31	9.96	1.55	9.97	1.83	9.36	1.70	9.62	1.59	11.44
Commercial business loans	9.91	21.60	3.88	22.49	1.75	23.10	1.28	25.26	1.18	22.51

Total	6.04	100.00%	2.89	100.00%	2.30	100.00%	1.41	100.00%	1.26	100.00%

The allocated percentage for commercial real estate and commercial business loans increased in 2010 due to management’s assessment of the risk and assignment of risk ratings of certain individual loans in these categories and increases in specific reserves. The allocation of the allowance for loan losses increased in 2010 for one-to-four family loans due primarily to the increases in the specific reserves at December 31, 2010 when compared to 2009. The allocation of the allowance for loan losses decreased in 2010 for consumer loans due to a decrease in the specific reserves and a decrease in the outstanding balances of loan categories with higher reserve ratios.

Allowance for Real Estate Losses
Real estate properties acquired or expected to be acquired through loan foreclosures are initially recorded at the lower of the related loan balance, less any specific allowance for loss, or fair value less estimated selling costs. Management periodically performs valuations and an allowance for losses is established if the carrying value of a property exceeds its fair value less estimated selling costs. The balance in the allowance for real estate losses was $4.5 million at December 31, 2010 and $4.9 million at December 31, 2009.

Non-performing Assets
Loans are reviewed at least quarterly and any loan whose collectability is doubtful is placed on non-accrual status. Loans are placed on non-accrual status when either principal or interest is 90 days or more past due, unless, in the judgment of management, the loan is well collateralized and in the process of collection. Interest accrued and unpaid at the time a loan is placed on non-accrual status is charged against interest income. Subsequent payments are either applied to the outstanding principal balance or recorded as interest income, depending on the assessment of the ultimate collectability of the loan. Restructured loans include the Bank’s troubled debt restructurings that involved forgiving a portion of interest or principal or making loans at a rate materially less than the market rate. Foreclosed and repossessed assets include assets acquired in settlement of loans. Total non-performing assets were $84.5 million at December 31, 2010, an increase of $7.1 million from $77.4 million at December 31, 2009. Non-performing loans increased $7.0 million and foreclosed and repossessed assets increased $0.1 million during 2010. The following table sets forth the amounts and categories of non-performing assets in the Company’s portfolio:

	December 31,
(Dollars in thousands)	2010	2009	2008	2007	2006

Non-accruing loans:
One-to-four family	$4,844	2,132	7,251	1,196	1,364
Commercial real estate	36,737	37,122	46,953	15,641	5,296
Consumer	224	4,086	5,298	1,094	1,254
Commercial business	26,269	17,787	4,671	1,723	394

Total	68,074	61,127	64,173	19,654	8,308

Other assets	0	0	25	34	44

Foreclosed and repossessed assets:
One-to-four family	972	1,011	258	901	1,422
Commercial real estate	15,409	15,246	10,300	1,313	650
Consumer	14	5	0	33	0

Total	16,395	16,262	10,558	2,247	2,072

Total non-performing assets	$84,469	$77,389	$74,756	$21,935	$10,424

Total as a percentage of total assets	9.59%	7.47%	6.53%	1.96%	1.07%

Total non-performing loans	$68,074	$61,127	$64,173	$19,654	$8,308

Total as a percentage of total loans receivable, net	10.25%	7.65%	7.12%	2.27%	1.08%

Allowance for loan losses to non-performing loans	62.91%	38.95%	33.12%	63.28%	118.84%

The following table summarizes the number and property types of commercial real estate loans (the largest category of non-performing loans) at December 31, 2010, 2009, and 2008.
For 2010, 2009 and 2008, gross interest income which would have been recorded had the non-accruing loans been current in accordance with their original terms amounted to $5.0 million for both 2010 and 2009, and $5.5 million for 2008. The amounts that were included in interest income on a cash basis for these loans were $1.3 million, $0.9 million and $1.9 million, respectively.
(Dollars in thousands)

		Principal Amount		Principal Amount		Principal Amount
		of Loans at		of Loans at		of Loans at
	# of	December 31,	# of	December 31,	# of	December 31,
Property Type	Relationships	2010	Relationships	2009	Relationships	2008

Residential developments	9	$23,661	7	$12,030	6	$17,681
One-to-four family	3	2,673	2	3,088	4	898
Condominiums	0	0	0	0	1	5,440
Hotels	0	0	1	4,999	1	4,999
Alternative fuel plants	1	4,994	2	12,834	2	12,492
Shopping centers/retail	3	1,099	2	1,136	2	1,237
Elderly care facilities	0	0	0	0	3	4,037
Restaurants/bar	1	635	4	2,436	0	0
Office building	1	3,675	1	599	1	169

	18	$36,737	19	$37,122	20	$46,953

The Company had specific reserves established against the above commercial real estate loans of $13.3 million, $7.7 million and $6.2 million, respectively, at December 31, 2010, 2009 and 2008.
The following table summarizes the number of lending relationships and industry of commercial business loans that were non-performing for the years ended December 31, 2010 and 2009.

MANAGEMENT DISCUSSION AND ANALYSIS

(Dollars in thousands)

		Principal Amount		Principal Amount
		of Loans		of Loans
	# of	December 31,	# of	December 31,
Property Type	Relationships	2010	Relationships	2009

Construction/development	6	$9,148	5	$4,094
Finance	1	248	2	8,764
Alternative fuels	0	0	1	756
Retail	1	2,504	1	32
Banking	2	8,223	1	3,248
Entertainment	1	315	1	893
Utilities	1	4,614	0	0
Residential rental	0	0	0	0
Service industry	0	0	0	0
Restaurant	4	1,217	0	0

	16	$26,269	11	$17,787

The Company had specific reserves established against the above commercial business loans of $10.7 million and $3.4 million, respectively, at December 31, 2010 and 2009.
At December 31, 2010, 2009 and 2008, there were loans included in loans receivable, net, with terms that had been modified in a troubled debt restructuring totaling $19.3 million, $5.3 million and $8.2 million, respectively. For the loans that were restructured in 2010, $0.8 million were unclassified and performing, $10.1 million were classified and performing and $8.4 million were non-performing at December 31. The increase in troubled debt restructurings in 2010 relates primarily to multiple loans to two developers totaling $17.2 million that were restructured during the year in order to improve the borrowers cash flow. Of the loans that were modified in 2010, $14.9 million related to commercial real estate loans and the remaining modifications related to single family, consumer, and commercial loans. Of the loans that were modified in 2009, $4.3 million related to a commercial real estate loan and the remaining loans related to single family and consumer loans. Some of these loans were not classified as non-performing as it is anticipated that the borrowers will be able to make all of the required principal and interest payments under the modified terms of the loan.
In addition to the troubled debt restructurings and the non-performing loans set forth in the table above of all non-performing assets, as of December 31, 2010, there were two other potential problem loan relationships. Potential problem loans are loans that are not in non-performing status; however, there are circumstances present to create doubt as to the ability of the borrower to comply with present repayment terms. The decision of management to include performing loans in potential problem loans does not necessarily mean that the Company expects losses to occur but that management recognized a higher degree of risk associated with these loans. The level of potential problem loans is another predominant factor in determining the relative level of the allowance for loan losses. The two loan relationships that have been reported as potential problem loans at December 31, 2010 are a $6.0 million land development loan and a group of commercial loans to a related borrower totaling $0.5 million. At December 31, 2009, potential problem loans were a $5.0 million loan to a financial institution and a $1.7 million group of loans in which the personal guarantor’s financial condition had deteriorated.
Pursuant to the Bank Supervisory Agreement, the Bank must submit a problem asset reduction plan upon which the OTS may make comments, and to which it may require revisions.

Liquidity and Capital Resources
The Company manages its liquidity position so that the funding needs of borrowers and depositors are met timely and in the most cost effective manner. Asset liquidity is the ability to convert assets to cash through the maturity or sale of the asset. Liability liquidity is the ability of the Bank to attract retail, internet or brokered deposits or to borrow funds from third parties such as the Federal Home Loan Bank (FHLB) or the Federal Reserve Bank (FRB).
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
The primary financing activity is the attraction of retail, internet and brokered deposits. The Bank has the ability to borrow additional funds from the FHLB or FRB by pledging additional securities or loans, subject to applicable borrowing base and collateral requirements. Refer to Note 11 of the Notes to Consolidated Financial Statements for more information on additional advances that could be drawn based upon existing collateral levels with the FHLB and the FRB. Information on outstanding advance maturities and related early call features is also included in Note 11. In 2008, the United States Treasury also invested $26.0 million in preferred stock and related warrant of the Company.
The Company’s most liquid assets are cash and cash equivalents, which consist of short-term highly liquid investments with original maturities of less than three months that are readily convertible to known amounts of cash and interest-bearing deposits. The level of these assets is dependent on the operating, financing and investing activities during any given period.
Cash and cash equivalents at December 31, 2010 were $21.0 million, an increase of $4.6 million, compared to $16.4 million at December 31, 2009. Net cash provided by operating activities during 2010 was $25.6 million. The Company conducted the following major investing activities during 2010: principal payments and maturity proceeds received on securities available for sale and FHLB stock were $137.8 million, purchases of securities available for sale and FHLB stock were $130.5 million, proceeds from the sale of premises and other real estate were $14.5 million, and loans receivable decreased $82.6 million. The Company spent $0.3 million for the purchase of equipment and updating its premises. Net cash provided by investing activities during 2010 was $104.1 million. The Company conducted the following major financing activities during 2010: received proceeds from borrowing and advances of $87.0 million, repaid advances and borrowings of $97.0 million and deposits decreased $113.2 million. Net cash used by financing activities was $125.1 million.
The Company has certificates of deposit with outstanding balances of $177.0 million that mature during 2011, of which $55.7 million were obtained from brokers. Based upon past experience, management anticipates that the majority of the deposits will renew for another term, with the exception of some brokered deposits that are not anticipated to renew due to management’s desire to reduce the amount of outstanding brokered deposits. In addition, based on an OTS directive, the Bank may not renew existing brokered deposits, or accept new brokered deposits without the prior consent of the OTS. The Company believes that deposits that do not renew will be paid off with the proceeds from loan principal payments or replaced with deposits from a combination of other customers, FHLB advances, FRB borrowings, or the sale of securities could also be used to replace unanticipated outflows of deposits.
The Company has deposits of $65.6 million in checking and money market accounts of customers that have relationship balances greater than $5 million. While these funds may be withdrawn at any time, management anticipates that the majority of these deposits will remain on deposit with the Bank over the next twelve months based on past experience. If these deposits are withdrawn, it is anticipated that they would be replaced with FHLB advances, FRB borrowings or deposits from other customers or brokers.
The Company has $52.5 million in FHLB advances that mature in 2011 and it has $70.0 million of FHLB advances with maturities beyond 2011 that have call features that may be exercised by the FHLB during 2011. If the call features are exercised, the Company has the option of requesting any advance otherwise available to it pursuant to the credit policy of the FHLB.
The credit policy of the FHLB relating to the collateral value of the loans collateralizing the outstanding advances with the FHLB may change such that the current collateral pledged to secure the advances is no longer acceptable or the formulas for determining the excess pledged collateral may change. If this were to happen, the Bank may not have additional collateral to pledge to secure the existing advances and the Bank may have to find alternative funding sources to replace some of the FHLB advances maturing in 2011. The FHLB could also reduce the amount of funds it will lend to the Bank. It is not anticipated that the Bank will need to find alternative funding sources in 2011 to replace the outstanding FHLB advances, but if needed, excess collateral currently pledged to the FHLB could be pledged to the FRB and the Bank could borrow additional funds from the FRB based on the increased collateral levels or obtain additional deposits.
Under the Company Supervisory Agreement, the Company may not incur or issue any debt without prior notice to, and the consent of, the OTS. Because FHLB advances are debt of the Bank, they are not affected by the Company’s restriction on incurring debt.
The Company’s primary source of cash is dividends from the Bank and the Bank is restricted under the Bank Supervisory Agreement from paying dividends to the Company without obtaining prior regulatory approval. At December 31, 2010, the Company had $2.0 million in cash and other assets that could readily be turned into cash. The Company anticipates that its liquidity requirements for 2011 will be similar to the liquidity requirements in 2010, except that the $1.3 million in preferred dividends that were paid in 2010 are not anticipated to be made in 2011 due to the Company’s suspension of these payments beginning with the payment due in the first quarter of 2011. The Company believes that its available liquidity is adequate to provide

MANAGEMENT DISCUSSION AND ANALYSIS

the cash needed for the payment of its operating expenses in 2011. In order to preserve cash at the holding company for potential future needs, the Company suspended the February 15, 2011 regular quarterly cash dividend on the preferred stock issued to the Treasury as part of the TARP Capital Purchase Program. The Company determined to defer such payment following discussions with its primary regulator. In addition, under the terms of the Company’s Supervisory Agreement, the Company may not declare or pay any cash dividends without prior notice to, and consent of, the OTS.
The previously authorized stock repurchase program expired on January 26, 2010. No treasury stock purchases were made in 2010 and none are anticipated in 2011 due to restrictions on stock repurchases by the United States Treasury in connection with its preferred stock investment in the Company. In addition, under the terms of the Company’s Supervisory Agreement, the Company may not repurchase or redeem any capital stock without prior notice to, and consent of, the OTS.

Contractual Obligations and Commercial Commitments
The Company has certain obligations and commitments to make future payments under existing contracts. At December 31, 2010, the aggregate contractual obligations (excluding bank deposits) and commercial commitments were as follows:

	Payments Due by Period
(Dollars in thousands)	Total	Less than 1 Year	1-3 Years	4-5 Years	After 5 Years

Contractual Obligations:
Total borrowings	$122,500	52,500	70,000	0	0
Annual rental commitments under non-cancellable operating leases	722	546	119	34	23

	$123,222	53,046	70,119	34	23

	Amount of Commitments -Expiring by Period

Other Commercial Commitments:
Commercial lines of credit	$22,714	15,394	4,268	2,152	900
Commitments to lend	11,761	4,187	1,807	281	5,486
Standby letters of credit	2,355	2,354	1	0	0

	$36,830	21,935	6,076	2,433	6,386

Regulatory Capital Requirements
As a result of the Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA), banking and thrift regulators are required to take prompt regulatory action against institutions which are undercapitalized. FDICIA requires banking and thrift regulators to categorize institutions as “well capitalized”, “adequately capitalized”, “undercapitalized”, “significantly undercapitalized”, or “critically undercapitalized”. A savings institution will be deemed to be well capitalized if it: (i) has a total risk-based capital ratio of 10% or greater, (ii) has a Tier 1 (core) risk-based capital ratio of 6% or greater, (iii) has a leverage ratio of 5% or greater, and (iv) is not subject to any order or written directive by the OTS to meet and maintain a specific capital level for any capital measure. Management believes that, as of December 31, 2010, the Bank met all of the capital requirements to which it was subject and was “well capitalized” based on the regulatory definition described above. Refer to Note 16 of the Notes to Consolidated Financial Statements for a table which reflects the Bank’s capital compared to its capital requirements.
Under the terms of the Company Supervisory Agreement, the Company must submit to the OTS by May 31, 2011 a capital plan through December 31, 2012, upon which the OTS may make comments, and to which it may require revisions. The capital plan must establish a minimum tangible capital ratio of tangible equity capital to total tangible assets commensurate with the Company’s consolidated risk profile. Following approval by the OTS, the Company must operate within the parameters of the capital plan. The Company is also required to monitor and submit periodic reports on its compliance with the plan and to periodically update the plan. In addition, the Bank has been informed by the OTS that it intends to impose an individual minimum capital requirement (“IMCR”) for the Bank. An IMCR requires a bank to establish and maintain levels of capital greater than those generally required for a bank to be “well-capitalized.” The Bank has not been informed by the OTS of the timing or capital levels that may be required. The proposed IMCR is not expected to affect the Bank’s status as “well-capitalized” within the meaning of the applicable capital regulations of the OTS.

Dividends
The declaration of dividends is subject to, among other things, the Company’s financial condition and results of operations, the Bank’s compliance with its regulatory capital requirements, tax considerations, industry standards, economic conditions, regulatory restrictions, general business practices and other factors. Under the Bank Supervisory Agreement, no dividends can be declared or paid by the Bank to the Company without prior regulatory approval. Refer to Note 15 of the Notes to Consolidated Financial Statements for information on regulatory limitations on dividends from the Bank to the Company and additional information on dividends. The payment of dividends by the Company is dependent upon the Company having adequate cash or other assets that can be converted to cash to pay dividends to its stockholders. The Company suspended the dividend payments to common stockholders in the fourth quarter of 2008 due to the net operating loss experienced and the challenging economic environment. The Company has suspended the February 15, 2011 regular quarterly cash dividend on the preferred stock issued to the Treasury as part of the TARP Capital Purchase Program. Under the terms of the Company Supervisory Agreement, the Company may not declare or pay any cash dividends, or purchase or redeem any capital stock, without prior notice to, and consent of, the OTS. The Company does not anticipate requesting consent from the OTS to make any payments of dividends on, or purchase of, its common or preferred stock in 2011.

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

New Accounting Pronouncements
In June 2009, the FASB issued SFAS No. 167 (ASC 810), Amendments to FASB Interpretation No. 46(R). This Statement amends FASB 46(R) to require an enterprise to perform an analysis and ongoing reassessments to determine whether the enterprise’s variable interest or interests give it a controlling financial interest in a variable interest entity and amends certain guidance for determining whether an entity is a variable interest entity. It also requires enhanced disclosures that provide users of financial statements with more transparent information about an enterprise’s involvement in a variable interest entity. This Statement is effective as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009 and for all interim reporting periods after that and its adoption in 2010 did not have any impact on the Company’s consolidated financial statements as the Company has no interests in any variable interest entities.
In June 2009, the FASB issued SFAS No. 166 (ASC 860), Accounting for Transfers of Financial Assets — an amendment of FASB Statement No. 140. This Statement amends SFAS 140 and removes the concept of a qualifying special-purpose entity from SFAS 140 and eliminates the exception from applying FASB Interpretation No. 46 (revised December 2003) (ASC 810), Consolidation of Variable Interest Entities, on qualifying special-purpose entities. This Statement is effective as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period and for interim and annual reporting periods thereafter and its adoption in 2010 did not have a material impact on the Company’s consolidated financial statements.
In January 2010, the Financial Accounting Standards Board (FASB) issued ASU 2010-06, Fair Value Measurements and Disclosures (Topic 820), Improving Disclosures about Fair Value Measurements. This ASU requires new investment fair market disclosures in order to increase the transparency in the financial reporting of investments. The new disclosures and clarifications of existing disclosures are effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. The adoption of this ASU in 2010 did not have a material impact on the Company’s consolidated financial statements.
In July 2010, the FASB issued ASU 2010-20, Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses, which requires significant new disclosures about the allowance for credit losses and the credit quality of financing receivables. The requirements are intended to enhance transparency regarding credit losses and the credit quality of loan and lease receivables. Under this statement, allowance for credit losses and fair value are to be disclosed by portfolio segment, while credit quality information, impaired financing receivables and nonaccrual status are to be presented by class of financing receivable. Disclosure of the nature and extent, the financial impact and segment information of troubled

MANAGEMENT DISCUSSION AND ANALYSIS

debt restructurings were also required. The disclosures are to be presented at the level of disaggregation that management uses when assessing and monitoring the portfolio’s risk and performance. This ASU is effective for interim and annual reporting periods after December 15, 2010 and the related disclosures are included in the Company’s notes to the consolidated financial statements.
In January 2011, the FASB issued ASU 2011-01, Deferral of the Effective Date of Disclosures about Troubled Debt Restructurings in Update No. 2010-20. The amendments temporarily delay the effective date of the disclosures about troubled debt restructurings in ASU No. 2010-20, Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses for public entities. The delay is intended to allow the Board time to complete its deliberations on what constitutes a troubled debt restructuring. The effective date of the new disclosures about troubled debt restructurings for public entities and the guidance for determining what constitutes a troubled debt restructuring will then be coordinated.

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
The following table discloses the projected changes in market value to the Company’s interest-earning assets and interest-bearing liabilities based upon incremental 100 basis point changes in interest rates from interest rates in effect on December 31, 2010.

(Dollars in thousands)	Market Value
Basis point change in interest rates	-100	0	+100	+200

Total market-risk sensitive assets	$874,747	861,314	847,276	830,561
Total market-risk sensitive liabilities	812,838	803,127	790,643	776,801
Off-balance sheet financial instruments	(117)	0	252	480

Net market risk	$62,026	58,187	56,381	53,280

Percentage change from current market value	6.60%	0.00%	(3.10)%	(8.43)%

The preceding table was prepared utilizing the following assumptions (the Model Assumptions) regarding prepayment and decay ratios that were determined by management based upon their review of historical prepayment speeds and future prepayment projections. Fixed rate loans were assumed to prepay at annual rates of between 7% and 71%, depending on the note rate and the period to maturity. Adjustable rate mortgages (ARMs) were assumed to prepay at annual rates of between 12% and 34%, depending on the note rate and the period to maturity. Growing Equity Mortgage (GEM) loans were assumed to prepay at annual rates of between 9% and 45% depending on the note rate and the period to maturity. Mortgage-backed securities and Collateralized Mortgage Obligations (CMOs) were projected to have prepayments based upon the underlying collateral securing the instrument and the related cash flow priority of the CMO tranche owned. Certificate accounts were assumed not to be withdrawn until maturity. Passbook and money market accounts were assumed to decay at annual rates of 21% and 23%, respectively. Non-interest checking and NOW accounts were assumed to decay at annual rates of 16% and 17%, respectively. Commercial NOW and MMDA accounts were assumed to decay at annual rates of 17% and 23%, respectively. FHLB advances were projected to be called at the first call date where the projected interest rate on similar remaining term advances exceeded the interest rate on the callable advance. Refer to Note 11 of the Notes to Consolidated Financial Statements for more information on call provisions of the FHLB advances.
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

Asset/Liability Management
The Company’s management reviews the impact that changing interest rates will have on the net interest income projected for the twelve months following December 31, 2010 to determine if its current level of interest rate risk is acceptable. The following table projects the estimated impact on net interest income during the 12 month period ending December 31, 2011 of immediate interest rate changes called rate shocks:

Rate Shock Table
(Dollars in thousands)
Rate Shock	Net Interest	Percent
in Basis Points	Change	Change

+200	$160	0.53
+100	328	1.09
0	0	0.00
-100	(694)	(2.31)
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
To the extent consistent with its interest rate spread objectives, the Bank attempts to manage its interest rate risk and has taken a number of steps to restructure its balance sheet in order to better match the maturities of its assets and liabilities. In the past, more fixed rate loans were placed into the single family loan portfolio. In 2010, the Bank has primarily focused its fixed rate one-to-four family residential lending program on loans that are saleable to third parties and generally placed only those fixed rate loans that met certain risk characteristics into its loan portfolio. The Bank’s commercial loan production continued to be primarily in adjustable rate loans with minimum interest rate floors; however, more of these loans were structured to reprice every one, two, or three years. In addition, the duration of the Bank’s certificates of deposits that were issued in 2010 were lengthened in order to manage the Company’s interest rate risk exposure.

Off-Balance Sheet Arrangements
The Company has no off-balance sheet arrangements other than commitments to originate and sell loans in the ordinary course of business which are more fully discussed in Note 17 of the Notes to Consolidated Financial Statements.

CONSOLIDATED BALANCE SHEETS

December 31 (Dollars in thousands)	2010	2009

ASSETS
Cash and cash equivalents	$20,981	16,418
Securities available for sale:
Mortgage-backed and related securities
(amortized cost $32,036 and $51,840)	33,506	53,559
Other marketable securities
(amortized cost $118,631 and $105,723)	118,058	106,043

	151,564	159,602

Loans held for sale	2,728	2,965
Loans receivable, net	664,241	799,256
Accrued interest receivable	3,311	4,024
Real estate, net	16,382	16,257
Federal Home Loan Bank stock, at cost	6,743	7,286
Mortgage servicing rights, net	1,586	1,315
Premises and equipment, net	9,450	10,766
Prepaid expenses and other assets	3,632	6,762
Deferred tax assets, net	0	11,590

Total assets	$880,618	1,036,241

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits	$683,230	796,011
Federal Home Loan Bank advances and Federal Reserve borrowings	122,500	132,500
Accrued interest payable	1,092	2,108
Customer escrows	818	1,427
Accrued expenses and other liabilities	3,431	4,257

Total liabilities	811,071	936,303

Commitments and contingencies
Stockholders’ equity:
Serial preferred stock: ($.01 par value)
Authorized 500,000 shares; issued shares 26,000	24,264	23,785
Common stock ($.01 par value):
Authorized 11,000,000; issued shares 9,128,662	91	91
Additional paid-in capital	56,420	58,576
Retained earnings, subject to certain restrictions	55,838	86,115
Accumulated other comprehensive income	541	1,230
Unearned employee stock ownership plan shares	(3,384)	(3,577)
Treasury stock, at cost 4,818,263 and 4,883,378 shares	(64,223)	(66,282)

Total stockholders’ equity	69,547	99,938

Total liabilities and stockholders’ equity	$880,618	1,036,241

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF LOSS

Years ended December 31 (Dollars in thousands)	2010	2009	2008

Interest income:
Loans receivable	$44,248	51,876	58,671
Securities available for sale:
Mortgage-backed and related	1,813	2,768	1,615
Other marketable	2,023	3,039	5,775
Cash equivalents	4	1	198
Other	182	87	253

Total interest income	48,270	57,771	66,512

Interest expense:
Deposits	11,281	17,579	27,157
Federal Home Loan Bank advances and Federal Reserve borrowings	5,978	6,289	5,639

Total interest expense	17,259	23,868	32,796

Net interest income	31,011	33,903	33,716
Provision for loan losses	33,381	26,699	26,696

Net interest income (loss) after provision for loan losses	(2,370)	7,204	7,020

Non-interest income:
Fees and service charges	3,741	4,137	4,269
Loan servicing fees	1,067	1,042	955
Securities gains, net	0	5	479
Gain on sales of loans	1,987	2,273	651
Other	476	625	749

Total non-interest income	7,271	8,082	7,103

Non-interest expense:
Compensation and benefits	13,516	13,432	12,464
Losses (gains) on real estate owned	1,165	3,873	(187)
Occupancy	4,082	4,084	4,521
Deposit insurance	1,933	1,973	678
Data processing	1,040	1,182	1,731
Goodwill impairment charge	0	0	3,801
Other	5,820	7,145	6,226

Total noninterest expense	27,556	31,689	29,234

Loss before income tax expense (benefit)	(22,655)	(16,403)	(15,111)
Income tax expense (benefit)	6,323	(5,607)	(4,984)

Net loss	$(28,978)	(10,796)	(10,127)
Preferred stock dividends and discount	(1,784)	(1,747)	(37)

Net loss available to common stockholders	$(30,762)	(12,543)	(10,164)

Basic loss per common share	$(8.17)	(3.39)	(2.78)

Diluted loss per common share	$(8.17)	(3.39)	(2.78)

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
AND COMPREHENSIVE LOSS

					Accumulated	Unearned
					Other	Employee		Total
			Additional		Comprehensive	Stock		Stock-
	Preferred	Common	Paid-in	Retained	Income	Ownership	Treasury	holders’
(Dollars in thousands)	Stock	Stock	Capital	Earnings	(Loss)	Plan	Stock	Equity

Balance, December 31, 2007	$0	91	58,049	110,943	1,167	(3,965)	(68,157)	98,128
Net loss				(10,127)				(10,127)
Other comprehensive loss, net of tax:
Net unrealized gains on securities available for sale					924			924

Total comprehensive loss								(9,203)
Preferred stock and warrant issued	23,384		2,616					26,000
Treasury stock purchases							(723)	(723)
Unearned compensation restricted stock awards			(550)				550	0
Restricted stock awards forfeited			6				(6)	0
Stock compensation expense			33					33
Amortization of restricted stock awards			415					415
Earned employee stock ownership plan shares			118			194		312
Common stock dividends paid				(2,749)				(2,749)

Balance, December 31, 2008	$23,384	91	60,687	98,067	2,091	(3,771)	(68,336)	112,213
Net loss				(10,796)				(10,796)
Other comprehensive loss, net of tax:
Net unrealized losses on securities available for sale					(861)			(861)

Total comprehensive loss								(11,657)
Preferred stock discount amortization	401		(401)					0
Unearned compensation restricted stock awards			(2,181)				2,181	0
Restricted stock awards forfeited			127				(127)	0
Restricted stock awards dividend forfeited				7				7
Stock compensation expense			27					27
Amortization of restricted stock awards			373					373
Earned employee stock ownership plan shares			(56)			194		138
Preferred stock dividends paid				(1,163)				(1,163)

Balance, December 31, 2009	$23,785	91	58,576	86,115	1,230	(3,577)	(66,282)	99,938
Net loss				(28,978)				(28,978)
Other comprehensive loss, net of tax:
Net unrealized losses on securities available for sale					(689)			(689)

Total comprehensive loss								(29,667)
Preferred stock discount amortization	479		(479)					0
Stock compensation expense			63					63
Unearned compensation restricted stock awards			(2,237)				2,237	0
Restricted stock awards forfeited			178				(178)	0
Restricted stock awards dividend forfeited				1				1
Amortization of restricted stock awards			370					370
Earned employee stock ownership plan shares			(51)			193		142
Preferred stock dividends paid				(1,300)				(1,300)

Balance, December 31, 2010	$24,264	91	56,420	55,838	541	(3,384)	(64,223)	69,547

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31 (Dollars in thousands)	2010	2009	2008

Cash flows from operating activities:
Net loss	$(28,978)	(10,796)	(10,127)
Adjustments to reconcile net loss to cash provided by operating activities:
Provision for loan losses	33,381	26,699	26,696
Provision for real estate losses	1,873	4,877	0
Depreciation	1,593	1,837	1,796
Amortization of premiums, net	571	465	672
Amortization of deferred loan fees	(319)	(972)	(808)
Amortization of mortgage servicing rights	482	556	570
Capitalized mortgage servicing rights	(753)	(1,143)	(28)
Deferred income tax expense (benefit)	12,043	(2,516)	(4,568)
Securities gains, net	0	(5)	(479)
Gain on sales of real estate and premises	(708)	(1,146)	(187)
Gain on sales of loans	(1,987)	(2,273)	(651)
Proceeds from sales of loans held for sale	90,797	122,491	60,566
Disbursements on loans held for sale	(85,384)	(119,475)	(56,925)
Amortization of restricted stock awards	370	373	415
Amortization of unearned ESOP shares	193	194	194
Earned ESOP shares priced above (below) original cost	(51)	(56)	118
Stock option compensation expense	63	27	33
Decrease in accrued interest receivable	713	1,544	1,326
Decrease in accrued interest payable	(1,016)	(4,199)	(3,207)
Goodwill impairment charge	0	0	3,801
Decrease (increase) in other assets	3,084	(2,041)	(2,761)
Increase (decrease) in other liabilities	(774)	912	(4,618)
Other, net	362	95	34

Net cash provided by operating activities	25,555	15,448	11,862

Cash flows from investing activities:
Proceeds from sales of securities available for sale	0	2,141	10,442
Principal collected on securities available for sale	19,820	22,213	7,246
Proceeds collected on maturity of securities available for sale	115,000	78,350	110,000
Purchases of securities available for sale	(128,059)	(88,446)	(114,405)
Purchase of Federal Home Loan Bank stock	(2,420)	0	(7,180)
Redemption of Federal Home Loan Bank stock	2,963	0	6,092
Proceeds from sales of real estate and premises	14,532	10,749	6,563
Net (increase) decrease in loans receivable	82,591	56,329	(78,654)
Purchases of premises and equipment	(292)	(558)	(3,772)

Net cash provided (used) by investing activities	104,135	80,778	(63,668)

Cash flows from financing activities:
Decrease in deposits	(113,218)	(85,162)	(8,484)
Purchase of treasury stock	0	0	(723)
Dividends paid to common stockholders	0	0	(2,749)
Dividends paid to preferred stockholders	(1,300)	(1,163)	0
Preferred stock and warrant issued	0	0	26,000
Proceeds from borrowings	87,000	1,099,000	631,300
Repayment of borrowings	(97,000)	(1,109,000)	(601,300)
Increase (decrease) in customer escrows	(609)	788	(227)

Net cash (used) provided by financing activities	(125,127)	(95,537)	43,817

Increase (decrease) in cash and cash equivalents	4,563	689	(7,989)
Cash and cash equivalents, beginning of year	16,418	15,729	23,718

Cash and cash equivalents, end of year	$20,981	16,418	15,729

Supplemental cash flow disclosures:
Cash paid for interest	$18,275	28,067	36,003
Cash paid for income taxes	39	33	5,247
Supplemental noncash flow disclosures:
Loans transferred to loans held for sale	3,195	1,234	2,238
Transfer of loans to real estate	16,167	18,342	14,727

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2010, 2009 and 2008

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
The Company evaluated subsequent events through the filing date of our annual 10-K with the Securities and Exchange Commission on March 4, 2011.

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
Interest income is recognized on an accrual basis except when collectability is in doubt. When loans are placed on a non-accrual basis, generally when the loan is 90 days past due, previously accrued but unpaid interest is reversed from income. Interest is subsequently recognized as income to the extent cash is received when, in management’s judgment, principal is collectible.
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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

Loss per Share  Basic loss per common share excludes dilution and is computed by dividing the loss available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted loss per common share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that shared in the earnings of the entity. Options and restricted stock awards are excluded from the loss per share calculation when a net loss is incurred as their inclusion in the calculation would be anti-dilutive and result in a lower loss per common share.

Comprehensive Income (Loss)  Comprehensive income (loss) is defined as the change in equity during a period from transactions and other events from nonowner sources. Comprehensive income (loss) is the total of net loss and other comprehensive income (loss), which for the Company is comprised of unrealized gains and losses on securities available for sale.

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

New Accounting Pronouncements  In June 2009, the FASB issued SFAS No. 167 (ASC 810), Amendments to FASB Interpretation No. 46(R). This Statement amends FASB 46(R) to require an enterprise to perform an analysis and ongoing reassessments to determine whether the enterprise’s variable interest or interests give it a controlling financial interest in a variable interest entity and amends certain guidance for determining whether an entity is a variable interest entity. It also requires enhanced disclosures that provide users of financial statements with more transparent information about an enterprise’s involvement in a variable interest entity. This Statement is effective as of the beginning of each reporting entity’s first annual reporting period that begins after November 15,

2009 and for all interim reporting periods after that and its adoption in 2010 did not have any impact on the Company’s consolidated financial statements as the Company has no interests in any variable interest entities.
In June 2009, the FASB issued SFAS No. 166 (ASC 860), Accounting for Transfers of Financial Assets — an amendment of FASB Statement No. 140. This Statement amends SFAS 140 and removes the concept of a qualifying special-purpose entity from SFAS 140 and eliminates the exception from applying FASB Interpretation No. 46 (revised December 2003) (ASC 810), Consolidation of Variable Interest Entities, on qualifying special-purpose entities. This Statement is effective as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period and for interim and annual reporting periods thereafter and its adoption in 2010 did not have a material impact on the Company’s consolidated financial statements.
In January 2010, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2010-06, Fair Value Measurements and Disclosures (Topic 820), Improving Disclosures about Fair Value Measurements. This ASU requires new investment fair market disclosures in order to increase the transparency in the financial reporting of investments. The new disclosures and clarifications of existing disclosures are effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. The adoption of this ASU in 2010 did not have a material impact on the Company’s consolidated financial statements.
In July 2010, the FASB issued ASU 2010-20, Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses, which requires significant new disclosures about the allowance for credit losses and the credit quality of financing receivables. The requirements are intended to enhance transparency regarding credit losses and the credit quality of loan and lease receivables. Under this statement, allowance for credit losses and fair value are to be disclosed by portfolio segment, while credit quality information, impaired financing receivables and nonaccrual status are to be presented by class of financing receivable. Disclosure of the nature and extent, the financial impact and segment information of troubled debt restructurings were also required. The disclosures are to be presented at the level of disaggregation that management uses when assessing and monitoring the portfolio’s risk and performance. This ASU is effective for interim and annual reporting periods after December 15, 2010 and the related disclosures are included in Note 5 in the Company’s notes to the consolidated financial statements.
In January 2011, the FASB issued ASU 2011-01, Deferral of the Effective Date of Disclosures about Troubled Debt Restructurings in Update No. 2010-20. The amendments temporarily delay the effective date of the disclosures about troubled debt restructurings in ASU No. 2010-20, Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses for public entities. The delay is intended to allow the Board time to complete its deliberations on what constitutes a troubled debt restructuring. The effective date of the new disclosures about troubled debt restructurings for public entities and the guidance for determining what constitutes a troubled debt restructuring will then be coordinated.

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

NOTE 2 Other Comprehensive Income (Loss)
The components of other comprehensive income (loss) and the related tax effects were as follows:

	For the Years Ended December 31,
	2010			2009			2008
(Dollars in thousands)	Before	Tax	Net	Before	Tax	Net	Before	Tax	Net
Securities available for sale:	Tax	Effect	of Tax	Tax	Effect	of Tax	Tax	Effect	of Tax

Gross unrealized gains (losses) arising during the period	$(1,142)	(453)	(689)	(1,490)	(632)	(858)	2,040	806	1,234
Less reclassification of net gains included in net gain (loss)	0	0	0	5	2	3	479	169	310

Net unrealized gains (losses) arising during the period	(1,142)	(453)	(689)	(1,495)	(634)	(861)	1,561	637	924

Other comprehensive income (loss)	$(1,142)	(453)	(689)	(1,495)	(634)	(861)	1,561	637	924

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 Securities Available for Sale
A summary of securities available for sale at December 31, 2010 and 2009 is as follows:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
(Dollars in thousands)	Cost	Gains	Losses	Value

December 31, 2010:
Mortgage-backed securities:
FHLMC	$17,555	719	0	18,274
FNMA	12,800	692	0	13,492
Collateralized mortgage obligations:
FHLMC	1,299	44	0	1,343
FNMA	382	15	0	397

	32,036	1,470	0	33,506

Other marketable securities:
U.S. Government agency obligations	117,931	218	(266)	117,883
Corporate preferred stock	700	0	(525)	175

	118,631	218	(791)	118,058

	$150,667	1,688	(791)	151,564

December 31, 2009:
Mortgage-backed securities:
FHLMC	$26,209	933	0	27,142
FNMA	19,399	796	0	20,195
Collateralized mortgage obligations:
FHLMC	5,846	137	(159)	5,824
FNMA	386	12	0	398

	51,840	1,878	(159)	53,559

Other marketable securities:
U.S. Government agency obligations	105,023	881	(36)	105,868
Corporate preferred stock	700	0	(525)	175

	105,723	881	(561)	106,043

	$157,563	2,759	(720)	159,602

The Company did not sell any available for sale securities during 2010 and did not recognize any gains or losses on investments. Proceeds from securities available for sale which were sold in 2009 were $2.1 million resulting in gross gains of $5,000. Proceeds from securities available for sale which were sold during 2008 were $10.4 million resulting in gross gains of $479,000.
The following table presents amortized cost and estimated fair value of securities available for sale at December 31, 2010 based upon contractual maturity adjusted for scheduled repayments of principal and projected prepayments of principal based upon current economic conditions and interest rates. Actual maturities may differ from the maturities in the following table because obligors may have the right to call or prepay obligations with or without call or prepayment penalties:

	Amortized	Fair
(Dollars in thousands)	Cost	Value

Due less than one year	$131,431	131,995
Due after one year through five years	17,176	17,970
Due after five years through ten years	1,360	1,424
Due after ten years	700	175

Total	$150,667	151,564

The allocation of mortgage-backed securities and collateralized mortgage obligations in the table above is based upon the anticipated future cash flow of the securities using estimated mortgage prepayment speeds.

The following table shows the gross unrealized losses and fair values for the securities available for sale portfolio aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2010 and 2009:

	Less Than Twelve Months			Twelve Months or More			Total
	# of	Fair	Unrealized	# of	Fair	Unrealized	Fair	Unrealized
(Dollars in thousands)	Investments	Value	Losses	Investments	Value	Losses	Value	Losses

December 31, 2010
Other marketable securities:
U.S. Government agency obligations	10	$47,610	(266)	0	$0	0	$47,610	(266)
Corporate preferred stock	0	0	0	1	175	(525)	175	(525)

Total temporarily impaired securities	10	$47,610	(266)	1	$175	(525)	$47,785	(791)

	Less Than Twelve Months			Twelve Months or More			Total
	# of	Fair	Unrealized	# of	Fair	Unrealized	Fair	Unrealized
(Dollars in thousands)	Investments	Value	Losses	Investments	Value	Losses	Value	Losses

December 31, 2009
Collateralized mortgage obligations:
FHLMC	1	$1,248	(159)	0	$0	0	$1,248	(159)
Other marketable securities:
U.S. Government agency obligations	6	30,000	(36)	0	0	0	30,000	(36)
Corporate preferred stock	0	0	0	1	175	(525)	175	(525)

Total temporarily impaired securities	7	$31,248	(195)	1	$175	(525)	$31,423	(720)

We review our investment portfolio on a quarterly basis for indications of impairment. This review includes analyzing the length of time and the extent to which the fair value has been lower than the cost, the market liquidity for the investment, the financial condition and near-term prospects of the issuer, including any specific events which may influence the operations of the issuer, and our intent and ability to hold the investment for a period of time sufficient to recover the temporary loss. The unrealized losses on collateralized mortgage and agency obligations are primarily due to changes in interest rates and were not determined to be other-than-temporary. Mortgage backed securities in the table above had an average life of less than three years and the other marketable securities had an average life of less than one year at December 31, 2010.
The unrealized losses reported for corporate preferred stock at December 31, 2010 relates to a single trust preferred security that was issued by the holding company of a small community bank. Typical of most trust preferred issuances, the issuer has the ability to defer interest payments for up to five years with interest payable on the deferred balance. In October 2009, the issuer elected to defer its scheduled interest payments as allowed by the terms of the security agreement. The issuer’s subsidiary bank has incurred operating losses due to increased provisions for loan losses and meets the regulatory requirements to be considered “adequately capitalized” based on its most recent regulatory filing. In addition, the owners of the issuing bank appear to have the ability to make additional capital contributions to enhance the bank’s capital position. Based on a review of the issuer, it was determined that the trust preferred security was not other-than-temporarily impaired at December 31, 2010. The Company does not intend to sell the preferred stock and has the intent and ability to hold it for a period of time sufficient to recover the temporary loss. Management believes that the Company will receive all principal and interest payments contractually due on the security and that the decrease in the market value is primarily due to a lack of liquidity in the market for trust preferred securities and the deferral of interest by the issuer. Management will continue to monitor the credit risk of the issuer and may be required to recognize other-than-temporary impairment charges on this security in future periods.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 Loans Receivable, Net
A summary of loans receivable at December 31 is as follows:

(Dollars in thousands)	2010	2009

Residential real estate loans:
1-4 family conventional	$128,087	144,368
1-4 family FHA	399	212
1-4 family VA	49	51

	128,535	144,631

Commercial real estate:
Lodging	34,447	37,732
Retail/office	86,768	65,209
Nursing home/health care	5,512	5,841
Land developments	72,810	84,594
Golf courses	8,161	10,477
Restaurant/bar/café	2,684	4,501
Alternative fuel plants	31,123	42,053
Warehouse	17,197	29,733
Construction:
1-4 family builder	10,684	14,562
Multi family	3,874	9,678
Commercial real estate	693	16,172
Manufacturing	8,538	10,315
Churches/community service	6,132	4,369
Multi family	48,266	59,266
Other	19,502	17,890

	356,391	412,392

Consumer:
Autos	604	902
Home equity line	44,933	50,369
Home equity	17,840	21,088
Consumer – secured	1,304	1,083
Land/lot loans	2,510	3,190
Savings	534	324
Mobile home	764	977
Consumer – unsecured	2,114	4,282

	70,603	82,215

Commercial business	153,039	185,525

Total loans	708,568	824,763
Less:
Unamortized premiums	413	177
Net deferred loan fees	1,086	1,518
Allowance for loan losses	42,828	23,812

Total loans receivable, net	$664,241	799,256

Commitments to originate or purchase loans	$629	7,330
Commitments to deliver loans to secondary market	$3,413	6,278
Weighted average contractual rate of loans in portfolio	5.52%	5.78%
Included in total commitments to originate or purchase loans are fixed rate loans aggregating $0.6 million and $3.3 million as of December 31, 2010 and 2009, respectively. The interest rates on these loan commitments ranged from 3.88% to 5.13% at December 31, 2010 and from 4.00% to 5.25% at December 31, 2009.
The aggregate amounts of loans to executive officers and directors of the Company was $4.1 million at each of December 31, 2010, 2009 and 2008. During 2010, the only activity was $12,000 in repayments on loans to executive officers and directors. During 2009, repayments on loans to executive officers and directors were $3,000, new loans to executive officers and directors totaled $573,000 and sales of executive officer and director loans were $473,000. All loans were made in the ordinary course of business on normal credit terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated parties.
At December 31, 2010, 2009 and 2008, the Company was servicing loans for others with aggregate unpaid principal balances of approximately $508.0 million, $566.0 million and $557.7 million, respectively.
The Company originates residential, commercial real estate and other loans primarily in Minnesota and Iowa. At December 31, 2010 and 2009, the Company had in its portfolio single-family and multi-family residential loans located in the following states:

	2010			2009
		Percent		Percent
(Dollars in thousands)	Amount	of Total	Amount	of Total

Iowa	$4,684	3.6%	$5,840	4.0%
Minnesota	118,305	92.0	132,775	91.9
Wisconsin	1,879	1.5	2,241	1.5
Other states	3,667	2.9	3,775	2.6

Total	$128,535	100.0%	$144,631	100.0%

Amounts under one million dollars in both years are included in “Other states”.
At December 31, 2010 and 2009, the Company had in its portfolio commercial real estate loans located in the following states:

	2010		2009
		Percent		Percent
(Dollars in thousands)	Amount	of Total	Amount	of Total

Arizona	$0	0.0%	$6,691	1.6%
California	4,916	1.4	4,662	1.1
Florida	2,855	0.8	2,908	0.7
Idaho	4,483	1.3	5,040	1.2
Indiana	7,694	2.2	11,692	2.8
Iowa	11,160	3.1	15,853	3.9
Kansas	1,064	0.3	1,855	0.5
Minnesota	303,101	85.0	342,935	83.2
Nebraska	4,994	1.4	4,992	1.2
North Carolina	7,303	2.0	7,512	1.8
Tennessee	1,700	0.5	0	0.0
Utah	1,414	0.4	1,727	0.4
Wisconsin	5,087	1.4	5,589	1.4
Other states	620	0.2	936	0.2

Total	$356,391	100.0%	$412,392	100.0%

Amounts under one million dollars in both years are included in “Other states”.

NOTE 5	Allowance for Loan Losses and Credit Quality Information
The allowance for loan losses is summarized as follows:

		Commercial
		Real		Commercial
(Dollars in thousands)	1-4 Family	Estate	Consumer	Business	Total

Balance, December 31, 2007	$417	7,724	1,441	2,856	12,438
Provision for losses	2,491	8,811	719	14,675	26,696
Charge-offs	(78)	(3,454)	(612)	(13,784)	(17,928)
Recoveries	0	14	37	0	51

Balance, December 31, 2008	2,830	13,095	1,585	3,747	21,257
Provision for losses	(1,753)	14,217	1,451	12,784	26,699
Charge-offs	(82)	(13,548)	(1,980)	(9,421)	(25,031)
Recoveries	5	565	222	95	887

Balance, December 31, 2009	1,000	14,329	1,278	7,205	23,812
Provision for losses	1,399	16,692	481	14,809	33,381
Charge-offs	(254)	(7,095)	(907)	(7,006)	(15,262)
Recoveries	0	664	72	161	897

Balance, December 31, 2010	$2,145	24,590	924	15,169	42,828

Allocated to:
Specific reserves	$993	13,263	76	10,702	25,034
General reserves	1,152	11,327	848	4,467	17,794

Balance, December 31, 2010	$2,145	24,590	924	15,169	42,828

Loans receivable at December 31, 2009:
Individually reviewed for impairment	$2,740	41,438	4,412	17,787	66,377
Collectively reviewed for impairment	141,891	370,954	77,803	167,738	758,386

Ending balance	$144,631	412,392	82,215	185,525	824,763

Loans receivable at December 31, 2010:
Individually reviewed for impairment	$6,729	45,077	299	26,855	78,960
Collectively reviewed for impairment	121,806	311,314	70,304	126,184	629,608

Ending balance	$128,535	356,391	70,603	153,039	708,568

The following table summarizes the amount of classified and unclassified loans at December 31:

	2010			2009
(Dollars in thousands)	Classified	Unclassified	Total	Classified	Unclassified	Total

1-4 family	$15,623	112,912	128,535	6,117	138,514	144,631
Commercial real estate:
Residential developments	42,888	44,218	87,106	34,735	66,678	101,413
Alternative fuels	11,069	20,054	31,123	19,473	22,580	42,053
Other	12,882	225,280	238,162	20,308	248,618	268,926

Consumer	306	70,297	70,603	4,413	77,802	82,215
Commercial business:
Construction/development	6,683	5,117	11,800	6,656	8,348	15,004
Banking	8,223	5,830	14,053	8,233	5,958	14,191
Other	20,468	106,718	127,186	30,850	125,480	156,330

	$118,142	590,426	708,568	130,785	693,978	824,763

Classified loans represent substandard and non-performing loans. Loans classified substandard are loans that are generally inadequately protected by the current net worth and paying capacity of the obligor, or by the collateral pledged, if any. Assets so classified must have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The aging of past due loans at December 31 are summarized as follows:

							Loans 90
							Days or
							More Past
	30-59	60-89	90 Days				Due and
	Days	Days	or More	Total	Current	Total	Still
(Dollars in thousands)	Past Due	Past Due	Past Due	Past Due	Loans	Loans	Accruing

2010
1-4 family	$2,313	695	3,500	6,508	122,027	128,535	178
Commercial real estate:
Residential developments	444	3,899	15,523	19,866	67,240	87,106	0
Alternative fuels	0	0	4,994	4,994	26,129	31,123	0
Other	75	264	3,914	4,253	233,909	238,162	0

Consumer	446	163	207	816	69,787	70,603	0
Commercial business:
Construction/development	0	0	4,809	4,809	6,991	11,800	0
Banking	0	0	8,223	8,223	5,830	14,053	0
Other	311	45	7,876	8,232	118,954	127,186	576

	$3,589	5,066	49,046	57,701	650,867	708,568	754

2009
1-4 family	$1,705	736	1,720	4,161	140,470	144,631	0
Commercial real estate:
Residential developments	5,161	1,109	13,425	19,695	81,718	101,413	886
Alternative fuels	0	0	12,492	12,492	29,561	42,053	0
Other	465	674	6,734	7,873	261,053	268,926	0

Consumer	414	500	3,853	4,767	77,448	82,215	0
Commercial business:
Construction/development	0	1,802	773	2,575	12,429	15,004	0
Banking	0	0	0	0	14,191	14,191	0
Other	50	0	8,960	9,010	147,320	156,330	100

	$7,795	4,821	47,957	60,573	764,190	824,763	986

Impaired loans include loans that are non-performing (non-accruing) and loans that have been modified in a troubled debt restructuring. The following table summarizes impaired loans and related allowances for the years ended December 31, 2010 and 2009:

	December 31, 2010
		Unpaid		Average	Interest
	Recorded	Principal	Related	Recorded	Income
(Dollars in thousands)	Investment	Balance	Allowance	Investment	Recognized

Loans with no related allowance recorded:
1-4 family	$932	932	0	721	28
Commercial real estate:
Residential developments	6,486	6,486	0	8,674	220
Alternative fuels	0	0	0	148	0
Other	119	119	0	3,356	4
Consumer	104	104	0	1,354	7
Commercial business:
Construction/development	99	99	0	793	5
Banking	0	0	0	0	0
Other	397	397	0	1,293	5

Loans with an allowance recorded:
1-4 family	5,797	5,797	994	3,207	272
Commercial real estate:
Residential developments	27,147	27,147	9,673	16,720	557
Alternative fuels	4,994	4,994	2,441	7,993	0
Other	6,331	7,287	1,148	5,812	156
Consumer	195	195	76	571	13
Commercial business:
Construction/development	4,809	4,809	2,668	3,937	0
Banking	8,223	8,223	4,985	7,232	0
Other	13,327	13,878	3,049	12,154	478

Total:
1-4 family	6,729	6,729	994	3,928	300
Commercial real estate:
Residential developments	33,633	33,633	9,673	25,394	777
Alternative fuels	4,994	4,994	2,441	8,141	0
Other	6,450	7,406	1,148	9,168	160
Consumer	299	299	76	1,925	20
Commercial business:
Construction/development	4,908	4,908	2,668	4,730	5
Banking	8,223	8,223	4,985	7,232	0
Other	13,724	14,275	3,049	13,447	483

	$78,960	80,467	25,034	73,965	1,745

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	December 31, 2009

Loans with no related allowance recorded:
1-4 family	$237	237	0	672	9
Commercial real estate:
Residential developments	7,953	7,953	0	3,209	333
Alternative fuels	342	342	0	2,169	0
Other	5,778	5,778	0	5,537	51
Consumer	3,252	3,252	0	2,733	7
Commercial business:
Construction/development	984	984	0	204	0
Banking	0	0	0	0	0
Other	1,078	1,078	0	4,008	121

Loans with an allowance recorded:
1-4 family	2,503	2,503	487	2,941	118
Commercial real estate:
Residential developments	11,407	11,407	4,414	13,616	159
Alternative fuels	12,492	12,492	2,635	10,495	0
Other	3,466	4,421	625	4,842	68
Consumer	1,160	1,160	517	2,356	53
Commercial business:
Construction/development	2,597	2,597	375	1,163	139
Banking	3,248	3,248	1,000	650	212
Other	9,880	9,880	2,005	6,839	30

Total
1-4 family	2,740	2,740	487	3,613	127
Commercial real estate:
Residential developments	19,360	19,360	4,414	16,825	492
Alternative fuels	12,834	12,834	2,635	12,664	0
Other	9,244	10,199	625	10,379	119
Consumer	4,412	4,412	517	5,089	60
Commercial business:
Construction/development	3,581	3,581	375	1,367	139
Banking	3,248	3,248	1,000	650	212
Other	10,958	10,958	2,005	10,847	151

	$66,377	67,332	12,058	61,434	1,300

At December 31, 2010, 2009 and 2008, non-accruing loans totaled $68.1 million, $61.1 million and $64.2 million, respectively, for which the related allowance for loan losses was $25.0 million, $12.1 million and $10.2 million, respectively. Non-accruing loans for which no specific allowance has been recorded because management determined that the value of the collateral was sufficient to repay the loan totaled $8.1 million, $15.3 million and $19.3 million, respectively. Had the loans performed in accordance with their original terms, the Company would have recorded gross interest income on the loans of $5.0 million, $5.0 million and $5.5 million in 2010, 2009 and 2008, respectively. For the years ended December 31, 2010, 2009 and 2008, the Company recognized interest income on these loans of $1.3 million, $0.9 million and $1.9 million, respectively. All of the interest income that was recognized for non-accruing loans was recognized using the cash basis method of income recognition. Non-accrual loans also include some of the loans that have had terms modified in a troubled debt restructuring.
The non-accrual loans at December 31 are summarized as follows:

(Dollars in thousands)	2010	2009

1-4 family	$4,844	$2,132
Commercial real estate:
Residential developments	25,980	15,105
Alternative fuels	4,994	12,835
Other	5,763	9,182
Consumer	224	4,086
Commercial business:
Construction/development	4,907	3,581
Banking	8,223	3,248
Other	13,139	10,958

	$68,074	$61,127

At December 31, 2010, there were loans included in loans receivable, net, with terms that had been modified in a troubled debt restructuring totaling $19.3 million. Had these loans been performing in accordance with their original terms throughout 2010, the Company would have recorded gross interest income of $1.2 million. During 2010, the Company recorded gross interest income of $0.8 million on these loans. For the loans that were restructured in 2010, $75,000 were performing,

$10.8 million were classified but performing and $8.4 million were non-performing at December 31. At December 31, 2009 and 2008, there were loans of $5.3 million and $8.2 million, respectively, included in loans receivable, net, with terms that had been modified in a troubled debt restructuring.
The following table summarizes troubled debt restructurings for the years ended December 31:

(Dollars in thousands)	2010	2009

Commercial real estate	$14,871	4,315
Commercial business	1,756	0
1-4 family	2,589	610
Home equity	75	132
Land/lot	0	251
Other consumer	0	19

	$19,291	5,327

There were no material commitments to lend additional funds to customers whose loans were restructured or classified as nonaccrual at December 31, 2010 or December 31, 2009.

NOTE 6	Accrued Interest Receivable
Accrued interest receivable at December 31 is summarized as follows:

(Dollars in thousands)	2010	2009

Securities available for sale	$626	916
Loans receivable	2,685	3,108

	$3,311	4,024

NOTE 7	Mortgage Servicing Rights, Net
A summary of mortgage servicing activity is as follows:

(Dollars in thousands)	2010	2009

Mortgage servicing rights:
Balance, beginning of year	$1,315	$728
Originations	753	1,143
Amortization	(482)	(556)

Balance, end of year	1,586	1,315

Valuation reserve	0	0

Mortgage servicing rights, net	$1,586	$1,315

Fair value of mortgage servicing rights	$2,263	$2,138

All of the single family loans sold where the Company continues to service the loans are serviced for FNMA under the mortgage-backed security program or the individual loan sale program. The following is a summary of the risk characteristics of the loans being serviced at December 31, 2010:

			Weighted
			Average
	Loan	Weighted	Remaining
	Principal	Average	Term	Number
(Dollars in thousands)	Balance	Interest Rate	(months)	of Loans

Original term 30 year fixed rate	$222,725	5.25%	301	1,919
Original term 15 year fixed rate	102,799	4.69	124	1,523
Adjustable rate	654	3.11	266	8
The gross carrying amount of mortgage servicing rights and the associated accumulated amortization at December 31, 2010 and 2009 are presented in the following table. Amortization expense for mortgage servicing rights was $0.5 million and $0.6 million for the years ended December 31, 2010 and 2009.

	Gross		Unamortized
	Carrying	Accumulated	Intangible
(Dollars in thousands)	Amount	Amortization	Assets

December 31, 2010
Mortgage servicing rights	$4,172	(2,586)	1,586

Total	$4,172	(2,586)	1,586

December 31, 2009
Mortgage servicing rights	$4,172	(2,857)	1,315

Total	$4,172	(2,857)	1,315

The following table indicates the estimated future amortization expense for amortized intangible assets:

Mortgage
(Dollars in thousands)	Servicing
Year Ended December 31,	Rights

2011	$349
2012	313
2013	294
2014	263
2015	216
Thereafter	151

$1,586

Projections of amortization are based on asset balances and the interest rate environment that existed at December 31, 2010. The Company’s actual experience may be significantly different depending upon changes in mortgage interest rates and other market conditions.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8	Real Estate
A summary of real estate at December 31 is as follows:

(Dollars in thousands)	2010	2009

Real estate in judgment subject to redemption	$333	1,637
Real estate acquired through foreclosure	14,718	12,666
Real estate acquired through deed in lieu of foreclosure	5,682	6,725
Real estate acquired in satisfaction of debt	106	106

	20,839	21,134
Allowance for losses	(4,457)	(4,877)

	$16,382	16,257

NOTE 9	Premises and Equipment
A summary of premises and equipment at December 31 is as follows:

(Dollars in thousands)	2010	2009

Land	$2,070	2,070
Office buildings and improvements	9,199	9,148
Furniture and equipment	12,985	12,796

	24,254	24,014
Accumulated depreciation	(14,804)	(13,248)

	$9,450	10,766

NOTE 10 Deposits
Deposits and their weighted average interest rates at December 31 are summarized as follows:

	2010			2009
	Weighted		Percent	Weighted		Percent
(Dollars in thousands)	Average Rate	Amount	of Total	Average Rate	Amount	of Total

Noninterest checking	0.00%	$96,581	14.1%	0.00%	$80,330	10.1%
NOW accounts	0.11	94,205	13.8	0.08	103,998	13.0
Savings accounts	0.15	33,973	5.0	0.13	31,068	3.9
Money market accounts	0.75	114,357	16.7	1.25	125,008	15.7

		339,116	49.6		340,404	42.7

Certificates:
0-0.99%		41,311	6.1		16,615	2.1
1-1.99%		142,742	20.9		113,916	14.3
2-2.99%		105,126	15.4		135,311	17.0
3-3.99%		50,529	7.4		138,152	17.4
4-4.99%		4,113	0.6		47,692	6.0
5-5.99%		293	0.0		3,921	0.5

Total certificates	2.07	344,114	50.4	2.81	455,607	57.3

Total deposits	1.20	$683,230	100.0%	1.82	$796,011	100.0%

At December 31, 2010 and 2009, the Company had $256.3 million and $254.2 million, respectively, of deposit accounts with balances of $100,000 or more. At December 31, 2010 and 2009, the Company had $107.5 million and $211.0 million of certificate accounts, respectively, that had been acquired through a broker. Based on an OTS directive, the Bank may not renew existing brokered deposits, or accept new brokered deposits without the prior consent of the OTS.
Certificates had the following maturities at December 31:

	2010		2009
		Weighted		Weighted
(Dollars in thousands)		Average		Average
Remaining term to maturity	Amount	Rate	Amount	Rate

1-6 months	$103,567	2.10%	$124,050	3.07%
7-12 months	73,470	1.77	138,389	2.77
13-36 months	159,896	2.18	186,929	2.66
Over 36 months	7,181	2.44	6,239	2.96

	$344,114	2.07	$455,607	2.81

At December 31, 2010, mortgage loans and mortgage-backed and related securities with an amortized cost of approximately $75.5 million were pledged as collateral for certain deposits. An additional $1.6 million of letters of credit from the Federal Home Loan Bank (FHLB) were pledged as collateral on Bank deposits.

Interest expense on deposits is summarized as follows for the years ended December 31:

(Dollars in thousands)	2010	2009	2008

NOW accounts	$110	132	1,543
Savings accounts	45	38	412
Money market accounts	1,341	1,430	2,821
Certificates	9,785	15,979	22,381

	$11,281	17,579	27,157

NOTE 11 Federal Home Loan Bank Advances and Federal Reserve Borrowings
Fixed and variable rate Federal Home Loan Bank advances and Federal Reserve borrowings consisted of the following at December 31:

(Dollars in thousands)	2010		2009
Year of Maturity	Amount	Rate	Amount	Rate

2010			$10,000	6.48%
2011	$52,500	4.00%	52,500	4.00
2013	70,000	4.77	70,000	4.77

	122,500	4.44	132,500	4.59
Lines of Credit — Federal Reserve	0	0.00	0	0.00

	$122,500	4.44	$132,500	4.59

Certain of the advances listed above have call provisions which allow the FHLB to request that the advance be paid back or refinanced at the rates then being offered by the FHLB. As of December 31, 2010, the Company had $70 million in advances from the FHLB with a final maturity in 2013 that are callable quarterly.
At December 31, 2010, the advances from the FHLB were collateralized by the Bank’s FHLB stock and mortgage loans and investments with a borrowing capacity of approximately $155.9 million. The Bank has the ability to draw additional borrowings of $31.8 million from the FHLB, based upon the mortgage loans and securities that are currently pledged, subject to approval from the FHLB and a requirement to purchase additional FHLB stock. The Bank also has the ability to draw additional borrowings of $66.0 million from the Federal Reserve Bank, based upon the loans that are currently pledged with them.

NOTE 12 Income Taxes
Income tax expense (benefit) for the years ended December 31 is as follows:

(Dollars in thousands)	2010	2009	2008

Current:
Federal	$(3,956)	(4,551)	(415)
State	(1,764)	1,460	(1)

Total current	(5,720)	(3,091)	(416)

Deferred:
Federal	(2,773)	(1,213)	(3,575)
State	(1,781)	(1,303)	(993)

Total deferred	(4,554)	(2,516)	(4,568)

Change in valuation allowance	16,597	0	0

	$6,323	(5,607)	(4,984)

The reasons for the difference between “expected” income tax benefit utilizing the federal corporate tax rate of 35% for 2009 and 34% for 2010 and 2008 and the actual income tax expense are as follows:

(Dollars in thousands)	2010	2009	2008

Expected federal income tax benefit	$(7,703)	(5,741)	(5,138)
Items affecting federal income tax:
State income taxes, net of federal income tax expense (benefit)	(2,474)	170	(642)
Tax exempt interest	(133)	(235)	(490)
Goodwill impairment charge	0	0	1,293
Increase in valuation allowance	16,597	0	0
Other, net	36	199	(7)

	$6,323	(5,607)	(4,984)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A reconciliation of the change in the gross amount, before related tax effects, of unrecognized tax benefits for 2010 and 2009 is as follows:

(Dollars in thousands)	2010	2009

Balance at January 1	$2,210	600
Settlement of tax position	(2,210)	0
Increases for tax positions related to prior years	0	1,610

Balance at December 31	$0	2,210

The $2.2 million decrease in unrecognized tax benefits during 2010 relates to the tax benefits recorded as a result of a favorable Minnesota Supreme Court tax ruling in 2010, which reversed an unfavorable tax court ruling from 2009. Of the $2.2 million benefit recorded in 2010, $1.4 million affected the effective tax rate as the remaining $0.8 million related to the federal tax impact of the state tax benefit. The Company also recognized a $0.7 million reduction in other operating expenses in the consolidated financial statements to reflect the reversal of the accrued interest that had been recorded on the previously unrecognized tax benefits.
The tax effects of temporary differences that give rise to the deferred tax assets and deferred tax liabilities are as follows at December 31:

(Dollars in thousands)	2010	2009

Deferred tax assets:
Allowances for loan and real estate losses	$9,088	9,724
Deferred compensation costs	314	337
Deferred ESOP loan asset	682	657
Restricted stock expense	164	139
Nonaccruing loan interest	84	2,620
Federal net operating loss carry forward	5,043	0
State net operating loss carry forward	3,295	891
Other	88	49

Total gross deferred tax assets	18,758	14,417

Valuation allowance	(16,597)	0

Deferred tax assets, net of valuation allowance	2,161	14,417

Deferred tax liabilities:
Net unrealized gain on securities available for sale	356	809
Deferred loan fees and costs	263	258
Premises and equipment basis difference	636	950
Originated mortgage servicing rights	648	537
Other	258	273

Total gross deferred tax liabilities	2,161	2,827

Net deferred tax assets	$0	11,590

The Company has cumulative federal net operating loss carryforwards of $15.8 million at December 31, 2010 that expire beginning in 2029. The Company also has state net operating loss carryforwards of $34.5 million at December 31, 2010 that expire beginning in 2023.
Retained earnings at December 31, 2010 included approximately $8.8 million for which no provision for income taxes was made. This amount represents allocations of income to bad debt deductions for tax purposes. Reduction of amounts so allocated for purposes other than absorbing losses will create income for tax purposes, which will be subject to the then-current corporate income tax rate.
The Company considers the determination of the deferred tax asset amount and the need for any valuation reserve to be a critical accounting policy that requires significant judgment. The Company has, in its judgment, made reasonable assumptions and considered both positive and negative evidence relating to the ultimate realization of deferred tax assets. Positive evidence includes the ability to implement tax planning strategies to accelerate taxable income recognition and the probability that taxable income will be generated in future periods. Negative evidence includes the Company’s cumulative loss in the prior three year period, continued operating losses in 2010 and the general business and economic trends. Based upon this evaluation, the Company determined that a full valuation allowance was required with respect to the net deferred tax assets at December 31, 2010.

NOTE 13 Employee Benefits
All eligible full-time employees of the Bank that were hired prior to 2002 were included in a noncontributory multi-employer retirement plan sponsored by the Financial Institutions Retirement Fund (FIRF). Effective September 1, 2002, the accrual of benefits for existing participants was frozen and no new enrollments were permitted into the plan. The actuarial present value of accumulated plan benefits and net assets available for benefits relating to the Bank’s employees was not available at December 31, 2010 because such information is not accumulated for each participating institution. As of June 30, 2010, the FIRF valuation report reflected that the Bank was obligated to make a contribution totaling $237,000 which was paid in the fourth quarter of 2010. The required contribution was $167,000 and $55,000 in 2009 and 2008, respectively.
The Company has a qualified, tax-exempt savings plan with a deferred feature qualifying under Section 401(k) of the Internal Revenue Code (the 401(k) Plan). All employees who have attained 18 years of age are eligible to participate in the 401(k) Plan. Participants are permitted to make contributions to the 401(k) Plan equal to the lesser of 50% of the participant’s annual salary or the maximum allowed by law, which was $16,500 for 2010. The Company matches 25% of each participant’s contributions up to a maximum of 8% of the participant’s annual salary. Participant contributions and earnings are fully and immediately vested. The Company’s contributions are vested on a three year cliff basis, are expensed over the vesting period, and were $165,000, $177,000 and $166,000, in 2010, 2009 and 2008, respectively.
The Company has adopted an Employee Stock Ownership Plan (the ESOP) that meets the requirements of Section 4975(e)(7) of the Internal Revenue Code and Section 407(d)(6) of the Employee Retirement Income Security Act of 1974, as amended (ERISA) and, as such, the ESOP is empowered to borrow in order to finance purchases of the common stock of HMN. The ESOP borrowed $6.1 million from the Company to purchase 912,866 shares of common stock in the initial public offering of HMN. As a result of a merger with Marshalltown Financial Corporation (MFC), the ESOP borrowed $1.5 million to purchase an additional 76,933 shares of HMN common stock to account for the additional employees and avoid dilution of the benefit provided by the ESOP. The ESOP debt requires quarterly payments of principal plus interest at 7.52%. The Company has committed to make quarterly contributions to the ESOP necessary to repay the loans including interest. The Company contributed $525,000, $525,000 and $527,000 in 2010, 2009 and 2008, respectively.
As the debt is repaid, ESOP shares that were pledged as collateral for the debt are released from collateral and allocated to eligible employees based on the proportion of debt service paid in the year. The Company accounts for its ESOP in accordance with ASU 718, Employers’ Accounting for Employee Stock Ownership Plans. Accordingly, the shares pledged as collateral are reported as unearned ESOP shares in stockholders’ equity. As shares are determined to be ratably released from collateral, the Company reports compensation expense equal to the current market price of the shares, and the shares become outstanding for earnings per share computations. ESOP compensation expense was $109,000, $100,000 and $380,000, respectively, for 2010, 2009 and 2008.
All employees of the Bank are eligible to participate in the ESOP after they attain age 18 and complete one year of service during which they worked at least 1,000 hours. A summary of the ESOP share allocation is as follows for the years ended:

	2010	2009	2008

Shares allocated to participants beginning of the year	333,678	320,937	296,086
Shares allocated to participants	24,317	24,317	24,379
Shares purchased with dividends from allocated shares	38	0	12,078
Shares distributed to participants	(22,580)	(11,576)	(11,606)

Shares allocated to participants end of year	335,453	333,678	320,937

Unreleased shares beginning of the year	450,086	474,403	498,782
Shares released during year	(24,317)	(24,317)	(24,379)

Unreleased shares end of year	425,769	450,086	474,403

Total ESOP shares end of year	761,222	783,764	795,340

Fair value of unreleased shares at December 31	$1,196,411	1,890,361	1,983,005

In June 1995, the Company adopted the 1995 Stock Option and Incentive Plan (1995 Plan). The provisions of the 1995 Plan expired on April 25, 2005 and options may no longer be granted from the 1995 Plan. At December 31, 2010, there were 15,000 vested options under the 1995 Plan that remained unexercised. These options expire 10 years from the date of grant and have an exercise price of $16.25.
In March 2001, the Company adopted the HMN Financial, Inc. 2001 Omnibus Stock Plan (2001 Plan). In April 2009, this plan was superseded by the HMN Financial, Inc. 2009 Equity and Incentive Plan (2009 Plan) and options or restricted shares may no longer be awarded from the 2001 Plan. As of December 31, 2010, there were 45,642 vested and 93,808 unvested options under the 2001 Plan that remained unexercised. These options expire 10 years from the date of grant and have an average exercise price of $20.07. There are also 5,441 shares of restricted stock previously granted to current employees that as of December 31, 2010 remained unvested.
In April 2009, the Company adopted the 2009 Plan. The purpose of the 2009 Plan is to provide key personnel and advisors with an opportunity to acquire a proprietary interest in the Company. The opportunity to acquire a proprietary interest in the Company will aid in attracting, motivating and retaining key personnel and advisors, including non-employee directors, and will align their interest with those of the Company’s stockholders. 350,000 shares of HMN common stock were initially available for distribution under the 2009 Plan in either restricted stock or stock options, subject to adjustment for future stock splits, stock dividends and similar changes to the capitalization of the Company. Additionally, shares of restricted stock that are awarded

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

are counted as 1.2 shares for purposes of determining the total shares available for issue under the 2009 Plan.
A summary of activities under all plans for the past three years is as follows:

					Unvested Options
	Shares	Restricted		Award Value/		Weighted Average
	Available	Shares	Options	Weighted Average		Grant Date	Vesting
	for Grant	Outstanding	Outstanding	Exercise Price	Number	Fair Value	Period

1995 Plan
December 31, 2007	0	0	105,500	$12.12	0	$0

December 31, 2008	0	0	105,500	12.12	0	0
Forfeited/expired	0	0	(65,000)	11.50	0	0

December 31, 2009	0	0	40,500	13.10	0	0
Forfeited/expired	0	0	(25,500)	11.25	0	0

December 31, 2010	0	0	15,000	16.25	0	0

2001 Plan
December 31, 2007	171,619	22,771	189,895	19.33	155,605	$1.61
Granted January 25, 2008	(22,182)	22,182	0	N/A			3 years
Forfeited	5,916	(169)	(5,747)	16.13	(5,747)	1.43
Vested		(10,491)			(8,770)	2.67

December 31, 2008	155,353	34,293	184,148	19.43	141,088	1.55
Forfeited/expired		(4,734)	(33,777)	16.13	(32,257)	1.43
Forfeited/expired			(5,000)	27.64		2.10
Termination of new awards under plan	(155,353)
Vested		(15,044)			(6,000)	3.11

December 31, 2009	0	14,515	145,371	19.91	102,831	1.49
Forfeited/expired	0	0	(5,921)	16.13	(5,921)	1.43
Forfeited/expired	0	(170)	0
Vested		(8,904)			(3,102)	3.52

December 31, 2010	0	5,441	139,450	20.07	93,808	1.43

2009 Plan
April 28, 2009	350,000
Granted May 6, 2009	(15,000)		15,000	$4.77	15,000	$4.41	5 years
Granted May 6, 2009	(98,866)	82,388		N/A			3 years

December 31, 2009	236,134	82,388	15,000	4.77	15,000	4.41
Granted January 26, 2010	(85,290)	71,075	0	N/A			3 years
Forfeited/expired	7,118	(5,790)	0
Forfeited/expired	5,921	0	0
Vested	0	(13,630)	0		(3,000)	4.41

December 31, 2010	163,883	134,043	15,000	$4.77	12,000	4.41

Total all plans	163,883	139,484	169,450	$18.38	105,808	$1.77

The following table summarizes information about stock options outstanding at December 31, 2010:

						Weighted
		Weighted				Average
		Average				Years Over Which
		Remaining			Unrecognized	Unrecognized
	Number	Contractual Life	Number	Number	Compensation	Compensation Will
Exercise Price	Outstanding	In Years	Exercisable	Unexercisable	Expense	Be Recognized

$16.13	93,910	1.4	102	93,808	$16,313	1.0
16.25	15,000	1.4	15,000	0	0	N/A
27.66	15,540	3.2	15,540	0	0	N/A
26.98	15,000	3.6	15,000	0	0	N/A
30.00	15,000	4.4	15,000	0	0	N/A
4.77	15,000	8.4	3,000	12,000	24,817	3.4

	169,450		63,642	105,808	$41,130

The Company will issue shares from treasury upon the exercise of outstanding options.
Prior to January 1, 2006, the Company used the intrinsic value method as described in APB Opinion No. 25 and related interpretations to account for its stock incentive plans. Accordingly, there were no charges or credits to expense with respect to the granting or exercise of options since the options were issued at fair value on the respective grant dates. On January 1, 2006, the Company adopted FAS No. 123(R) (ASC 718), which replaced FAS No. 123 and supersedes APB Opinion No. 25. In accordance with this standard, the Company recognized compensation expense in 2010, 2009 and 2008 relating to stock options over the vesting period. The amount of the expense was determined under the fair value method.
The fair value for each option grant is estimated on the date of the grant using a Black Scholes option valuation model. There were no options granted in 2010 or 2008. The following table shows the assumptions that were used in determining the fair value of options granted during 2009:

2009

Risk-free interest rate	3.15%
Expected life	9 years
Expected volatility	114.0%
Expected dividends	0.0%

NOTE 14 Loss per Common Share
The following table reconciles the weighted average shares outstanding and net loss for basic and diluted loss per common share:

	Year Ended December 31,
(Dollars in thousands, except per share data)	2010	2009	2008

Weighted average number of common shares outstanding used in basic earnings per common share calculation	3,766,756	3,695,827	3,655,078
Net dilutive effect of :
Options	0	0	0
Restricted stock awards	0	0	0

Weighted average number of common shares outstanding adjusted for effect of dilutive securities	3,766,756	3,695,827	3,655,078

Net loss available to common shareholders	$(30,762)	(12,543)	(10,164)
Basic loss per common share	$(8.17)	(3.39)	(2.78)
Diluted loss per common share	$(8.17)	(3.39)	(2.78)

Options and restricted stock awards are excluded from the loss per share calculation when a net loss is incurred as their inclusion in the calculation would be anti-dilutive and result in a lower loss per common share. Therefore, options and restricted stock awards are zero in all of the above loss per common share calculations.

NOTE 15 Stockholders’ Equity
The Company did not repurchase any shares of its common stock in the open market during 2010 or 2009, but did repurchase 30,000 shares during 2008 for $723,500. The repurchased shares were placed in treasury stock.
HMN declared and paid common stock dividends as follows:

			Quarterly
		Dividend	Dividend
Record Date	Payable Date	Per Share	Payout Ratio

February 15, 2008	March 7, 2008	$0.25	34.25%
May 16, 2008	June 6, 2008	$0.25	64.10%
August 25, 2008	September 8, 2008	$0.25	NM
NM — not meaningful

The Company suspended dividend payments on common stock in the fourth quarter of 2008 due to the net operating loss experienced and the challenging economic environment. Because of the unknown duration of the economic slow down, the continued losses experienced in 2009 and 2010, and the limitation on the payment of dividends set forth in the Supervisory Agreements (as described below and in Note 16), it is not known when any future dividends may be paid by the Company.
The Company’s certificate of incorporation authorizes the issuance of up to 500,000 shares of preferred stock, and on December 23, 2008, the Company completed the sale of 26,000 shares of cumulative perpetual preferred stock to the United States Treasury. The preferred stock has a liquidation value of $1,000 per share and a related warrant was also issued to purchase 833,333 shares of HMN common stock at an exercise price of $4.68 per share. The transaction was part of the United States Treasury’s capital purchase program under the Emergency Economic Stabilization Act of 2008. Under the terms of the sale, the preferred shares are entitled to a 5% annual cumulative dividend for each of the first five years of the investment, increasing to 9% thereafter, unless HMN redeems the shares. The Company made all required

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

dividend payments to the Treasury on the outstanding preferred stock in 2010 but deferred the payment of the dividend that was due on February 15, 2011. Under the terms of the certificate of designations for the preferred stock, dividend payments may be deferred without default, but the dividend is cumulative and, if the Company fails to pay dividends for six quarters, whether or not consecutive, the Treasury will have the right to appoint two representatives to the Company’s board of directors. The preferred stock cannot be redeemed for a period of three years from the date of the Treasury investment, except with the proceeds of certain qualifying offerings of Tier 1 capital. After three years, the preferred stock may be redeemed in whole or in part, at par plus accrued and unpaid dividends. The preferred stock is non-voting, other than certain class voting rights. The warrant may be exercised at any time over its ten-year term. The discount on the common stock warrant is being amortized over five years and Treasury has agreed not to vote any shares of common stock acquired upon exercise of the warrant. Without the consent of Treasury, for three years following issuance of the preferred stock, HMN cannot (i) increase the rate at which it pays dividends on its common stock in excess of the rate at which it last declared a quarterly common stock dividend, or $0.25 per share, or (ii) subject to certain exceptions, repurchase any shares of HMN common stock outstanding. Both the preferred securities and the warrant qualify as Tier 1 capital.
Under the terms of the written Supervisory Agreements that the Company and the Bank each entered into with the Office of Thrift Supervision (OTS) effective February 22, 2011 as described in Note 16, neither the Company or the Bank may declare or pay any cash dividends, or repurchase or redeem any capital stock, without prior notice to, and consent of, the OTS.
In order to grant a priority to eligible accountholders in the event of future liquidation, the Bank, at the time of conversion to a stock savings bank, established a liquidation account equal to its regulatory capital as of September 30, 1993. In the event of future liquidation of the Bank, an eligible accountholder who continues to maintain their deposit account shall be entitled to receive a distribution from the liquidation account. The total amount of the liquidation account will decrease as the balance of eligible accountholders is reduced subsequent to the conversion, based on an annual determination of such balance.

NOTE 16 Regulatory Matters/Supervisory Agreements and Federal Home Loan Bank Investment
The Bank, as a member of the Federal Home Loan Bank System, is required to hold a specified number of shares of capital stock, which are carried at cost, in the Federal Home Loan Bank of Des Moines. The Bank met this requirement at December 31, 2010. The capital stock investment in the Federal Home Loan Bank of Des Moines was reviewed for any other than temporary impairment as of December 31, 2010 and it was determined that it was not impaired.
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
The Bank entered into a written Supervisory Agreement with its primary regulator, the OTS, effective February 22, 2011 that primarily relates to the Bank’s financial performance and credit quality issues. This agreement replaced the prior memorandum of understanding that the Bank entered into with the OTS on December 9, 2009. In accordance with the agreement, the Bank must submit a two year business plan that the OTS may make comments upon, and require revisions to. The Bank must operate within the parameters of the final business plan and is required to monitor and submit periodic reports on its compliance with the plan. The Bank must also submit a problem asset reduction plan that the OTS may make comments upon, and require revisions to. The Bank must operate within the parameters of the final problem asset plan and is required to monitor and submit periodic reports on its compliance with the plan. The Bank must also revise its loan modification policies and its program for identifying, monitoring and controlling risk associated with concentrations of credit, and improve the documentation of the allowance for loan and lease losses. In addition, without the consent of the OTS, the Bank may not declare or pay any cash dividends, materially increase the total assets of the Bank, enter into any new contractual arrangement or renew or extend any existing arrangement related to compensation or benefits with any directors or officer, make any golden parachute payments, or enter into any significant contracts with a third party service provider.
The Company also entered into a written Supervisory Agreement with the OTS effective February 22, 2011. This agreement replaced the prior memorandum of understanding that the Company entered into with the OTS on December 9, 2009. By May 31, 2011, in accordance with the agreement, the Company must submit a capital plan to the OTS through December 31, 2012 that the OTS may make comments upon, and to which it may require revisions. The Company must operate within the parameters of the final capital plan and is required to monitor and submit periodic reports on its compliance with the plan. In addition, without the consent of the OTS, the Company may not incur or issue any debt, guarantee the debt of any entity, declare or pay any cash dividends or repurchase any of the Company’s capital stock, enter into any new contractual arrangement or renew or extend any existing arrangement related to compensation or benefits with any directors or officer, or make any golden parachute payments.
Quantitative measures established by regulations to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the following table) of Tier I (Core) capital, and Risk-based capital (as defined in the regulations) to total assets (as defined). Management believes, as of December 31, 2010 and 2009, that the Bank met all capital adequacy requirements to which it was subject.
Management believes that based upon the Bank’s capital calculations at December 31, 2010 and 2009 and other conditions consistent with the Prompt Corrective Actions provisions of the OTS regulations, the Bank would be categorized as “well-capitalized.”
At December 31, 2010 and 2009, the Bank’s capital amounts and ratios are presented for actual capital, required capital and excess capital including amounts and ratios in order to qualify as being well capitalized under the Prompt Corrective Actions regulations:

							To Be Well
							Capitalized
			Required to be				Under Prompt
			Adequately				Corrective Action
	Actual		Capitalized		Excess Capital		Provisions
		Percent of		Percent of		Percent of		Percent of
(Dollars in thousands)	Amount	Assets(1)	Amount	Assets(1)	Amount	Assets(1)	Amount	Assets(1)

December 31, 2010
Tier I or core capital	$66,824	7.60%	$35,181	4.00%	$31,643	3.60%	$43,977	5.00%
Tier I risk-based capital	66,824	9.72	27,507	4.00	39,317	5.72	41,261	6.00
Risk-based capital to risk-weighted assets	75,420	10.97	55,014	8.00	20,406	2.97	68,768	10.00

December 31, 2009
Tier I or core capital	$88,723	8.64%	$41,054	4.00%	$47,669	4.64%	$51,317	5.00%
Tier I risk-based capital	88,723	10.87	32,648	4.00	56,075	6.87	48,972	6.00
Risk-based capital to risk-weighted assets	98,925	12.12	65,296	8.00	33,629	4.12	81,620	10.00

(1)	Based upon the Bank’s adjusted total assets for the purpose of the Tier I or core capital ratios and risk-weighted assets for the purpose of the risk-based capital ratio.

The Bank has been informed by the OTS that it intends to impose an Individual Minimum Capital Requirement (“IMCR”) for the Bank. An IMCR requires a bank to establish and maintain levels of capital greater than those generally required for a bank to be classified as “well-capitalized.” The Bank has not been informed by the OTS of the timing or capital levels that may be required.

NOTE 17 Financial Instruments with Off-Balance Sheet Risk
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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	December 31,
	Contract Amount
(Dollars in thousands)	2010	2009

Financial instruments whose contract amount represents credit risk:
Commitments to originate, fund or purchase loans:
1-4 family mortgages	$629	3,263
Commercial real estate mortgages	0	4,067
Undisbursed balance of loans closed	12,659	20,179
Unused lines of credit	76,670	102,011
Letters of credit	2,355	3,823

Total commitments to extend credit	$92,313	133,343

Forward commitments	$3,413	6,278

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
The Bank issued standby letters of credit which guarantee the performance of customers to third parties. The standby letters of credit outstanding expire over the next 36 months and totaled $2.3 million at December 31, 2010 and $3.8 million at December 31, 2009. The letters of credit are collateralized primarily with commercial real estate mortgages. Since the conditions under which the Bank is required to fund the standby letters of credit may not materialize, the cash requirements are expected to be less than the total outstanding commitments.

NOTE 18 Derivative Instruments and Hedging Activities
The Company originates and purchases single-family residential loans for sale into the secondary market and enters into commitments to sell or securitize those loans in order to mitigate the interest rate risk associated with holding the loans until they are sold. The Company accounts for its commitments in accordance with ASC 815, Accounting for Derivative Instruments and Hedging Activities.
The Company had commitments outstanding to extend credit to future borrowers that had not closed prior to the end of the year, which is referred to as its mortgage pipeline. As commitments to originate loans enter the mortgage pipeline, the Company generally enters into commitments to sell the loans into the secondary market. The commitments to originate and sell loans are derivatives that are recorded at market value. As a result of marking these derivatives to market for the period ended December 31, 2010, the Company recorded a decrease in other liabilities of $51,000, a decrease in other assets of $52,000 and a net loss on the sales of loans of $1,000.
As of December 31, 2010, the current commitments to sell loans held for sale are derivatives that do not qualify for hedge accounting. As a result, these derivatives are marked to market. The loans held for sale that are not hedged are recorded at the lower of cost or market. As a result of marking these loans, the Company recorded a decrease in loans held for sale of $6,000 and an increase in other assets of $6,000.

NOTE 19 Fair Value Measurement
The Company has adopted ASC 820, Fair Value Measurements, which establishes a framework for measuring the fair value of assets and liabilities using a hierarchy system consisting of three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value. These levels are:
Level 1 - Valuation is based upon quoted prices for identical instruments traded in active markets that the Company has the ability to access.
Level 2 - Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which significant assumptions are observable in the market.
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
The following table summarizes the assets of the Company for which fair values are determined on a recurring basis as of December 31, 2010 and 2009.

	Carrying Value at December 31, 2010
(Dollars in thousands)	Total	Level 1	Level 2	Level 3

Securities available for sale	$151,564	1,740	149,824	0
Mortgage loan commitments	(1)	0	(1)	0

Total	$151,563	1,740	149,823	0

	Carrying Value at December 31, 2009
	Total	Level 1	Level 2	Level 3

Securities available for sale	$159,602	6,222	153,380	0
Mortgage loan commitments	(53)	0	(53)	0

Total	$159,549	6,222	153,327	0

The Company may also be required, from time to time, to measure certain other financial assets at fair value on a nonrecurring basis in accordance with generally accepted accounting principles. These adjustments to fair value usually result from the application of the lower-of-cost-or-market accounting or write-downs of individual assets. For assets measured at fair value on a nonrecurring basis in 2010 that were still held at December 31, the following table provides the level of valuation assumptions used to determine each adjustment and the carrying value of the related individual assets or portfolios at December 31, 2010 and 2009.

					Year Ended
	Carrying Value at December 31, 2010				December 31, 2010
(Dollars in thousands)	Total	Level 1	Level 2	Level 3	Total Losses

Loans held for sale	$2,728	0	2,728	0	(6)
Mortgage servicing rights	1,586	0	1,586	0	0
Loans(1)	43,039	0	43,039	0	(18,855)
Real estate, net(2)	16,382	0	16,382	0	(1,782)

Total	$63,735	0	63,735	0	(20,643)

					Year Ended
	Carrying Value at December 31, 2009				December 31, 2009
	Total	Level 1	Level 2	Level 3	Total Losses

Loans held for sale	$2,965	0	2,965	0	(50)
Mortgage servicing rights	1,315	0	1,315	0	0
Loans(1)	49,074	0	49,074	0	(6,493)
Real estate, net(2)	16,257	0	16,257	0	(3,873)

Total	$69,611	0	69,611	0	(10,416)

(1)	Represents carrying value and related specific reserves on loans for which adjustments are based on the appraised value of the collateral. The carrying value of loans fully charged-off is zero.

(2)	Represents the fair value and related losses of foreclosed real estate and other collateral owned that were measured at fair value subsequent to their initial classification as foreclosed assets.

NOTE 20	Fair Value of Financial Instruments
ASC 825, Disclosures about Fair Values of Financial Instruments, requires disclosure of estimated fair values of the Company’s financial instruments, including assets, liabilities and off-balance sheet items for which it is practicable to estimate fair value. The fair value estimates are made as of December 31, 2010 and 2009 based upon relevant market information, if available, and upon the characteristics of the financial instruments themselves. Because no market exists for a significant portion of the Company’s financial instruments, fair value estimates are based upon judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. The estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

	December 31,
	2010			2009
	Carrying	Estimated	Contract	Carrying	Estimated	Contract
(Dollars in thousands)	Amount	Fair Value	Amount	Amount	Fair Value	Amount

Financial assets:
Cash and cash equivalents	$20,981	20,981		16,418	16,418
Securities available for sale	151,564	151,564		159,602	159,602
Loans held for sale	2,728	2,728		2,965	2,965
Loans receivable, net	664,241	655,508		799,256	799,849
Federal Home Loan Bank stock	6,743	6,743		7,286	7,286
Accrued interest receivable	3,311	3,311		4,024	4,024
Financial liabilities:
Deposits	683,230	683,230		796,011	796,011
Federal Home Loan Bank advances	122,500	129,893		132,500	141,791
Accrued interest payable	1,092	1,092		2,108	2,108
Off-balance sheet financial instruments:
Commitments to extend credit	56	56	92,313	103	103	133,343
Commitments to sell loans	(1)	(1)	3,413	(53)	(53)	6,278

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
Deposits   The fair value of demand deposits, savings accounts and certain money market account deposits is the amount payable on demand at the reporting date. The fair value of fixed maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities. If the fair value of the fixed maturity certificates of deposit is calculated at less than the carrying amount, the carrying value of these deposits is reported as the fair value.
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

NOTE 21 HMN Financial, Inc. Financial Information (Parent Company Only)
The following are the condensed financial statements for the parent company only as of December 31, 2010 and 2009 and for the years ended December 31, 2010, 2009 and 2008.

(Dollars in thousands)	2010	2009	2008

Condensed Balance Sheets
Assets:
Cash and cash equivalents	$478	199
Investment in subsidiaries	68,053	96,575
Loans receivable, net	1,500	2,700
Prepaid expenses and other assets	49	839
Deferred tax asset, net	0	172

Total assets	$70,080	100,485

Liabilities and Stockholders’ Equity:
Accrued expenses and other liabilities	$533	547

Total liabilities	533	547

Serial preferred stock	24,264	23,785
Common stock	91	91
Additional paid-in capital	56,420	58,576
Retained earnings	55,838	86,115
Net unrealized gain on securities available for sale	541	1,230
Unearned employee stock ownership plan shares	(3,384)	(3,577)
Treasury stock, at cost, 4,818,263 and 4,883,378 shares	(64,223)	(66,282)

Total stockholders’ equity	69,547	99,938

Total liabilities and stockholders’ equity	$70,080	100,485

Condensed Statements of Loss
Interest income	$4	15	98
Equity losses of subsidiaries	(27,833)	(10,168)	(9,693)
Other income	0	2	2
Compensation and benefits	(236)	(236)	(243)
Occupancy	(24)	(24)	(24)
Data processing	(6)	(6)	(6)
Other	(551)	(470)	(466)

Loss before income tax expense (benefit)	(28,646)	(10,887)	(10,332)
Income tax expense (benefit)	332	(91)	(205)

Net loss	$(28,978)	(10,796)	(10,127)

Condensed Statements of Cash Flows
Cash flows from operating activities:
Net loss	$(28,978)	(10,796)	(10,127)
Adjustments to reconcile net loss to cash provided by operating activities:
Equity losses of subsidiaries	27,833	10,168	9,693
Deferred income tax expense	172	220	16
Earned employee stock ownership shares priced above (below) original cost	(51)	(56)	118
Stock option compensation	63	27	33
Amortization of restricted stock awards	370	373	415
Decrease in unearned ESOP shares	193	194	194
Decrease in accrued interest receivable	0	0	20
Increase (decrease) in accrued expenses and other liabilities	(15)	(284)	134
Increase (decrease) in other assets	791	(829)	(7)
Other, net	1	7	(1)

Net cash provided (used) by operating activities	379	(976)	488

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands)	2010	2009	2008

Cash flows from investing activities:
Investment in subsidiary	0	0	(25,000)
Decrease (increase) in loans receivable, net	1,200	1,700	(400)

Net cash provided (used) by investing activities	1,200	1,700	(25,400)

Cash flows from financing activities:
Purchase of treasury stock	0	0	(723)
Dividends paid to common stockholders	0	0	(2,749)
Dividends paid to preferred stockholders	(1,300)	(1,163)	0
Proceeds from preferred stock and warrant issued	0	0	26,000
Proceeds from dividends on Bank stock	0	0	2,000

Net cash (used) provided by financing activities	(1,300)	(1,163)	24,528

Increase (decrease) in cash and cash equivalents	279	(439)	(384)
Cash and cash equivalents, beginning of year	199	638	1,022

Cash and cash equivalents, end of year	$478	199	638

NOTE 22	Business Segments
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

The following table sets forth certain information about the reconciliations of reported net loss and assets for each of the Company’s reportable segments.

	Home Federal			Consolidated
(Dollars in thousands)	Savings Bank	Other	Eliminations	Total

At or for the year ended December 31, 2010:
Interest income — external customers	$48,270	0	0	48,270
Non-interest income — external customers	7,302	0	0	7,302
Loss on limited partnerships	(31)	0	0	(31)
Intersegment interest income	0	4	(4)	0
Intersegment non-interest income	174	(27,833)	27,659	0
Interest expense	17,263	0	(4)	17,259
Amortization of mortgage servicing rights, net	482	0	0	482
Other non-interest expense	26,423	825	(174)	27,074
Income tax expense	5,991	332	0	6,323
Net loss	(27,825)	(28,986)	27,833	(28,978)
Total assets	880,570	70,100	(70,052)	880,618
At or for the year ended December 31, 2009:
Interest income — external customers	$57,770	1	0	57,771
Non-interest income — external customers	8,134	2	0	8,136
Loss on limited partnerships	(54)	0	0	(54)
Intersegment interest income	0	15	(15)	0
Intersegment non-interest income	174	(10,168)	9,994	0
Interest expense	23,883	0	(15)	23,868
Amortization of mortgage servicing rights, net	556	0	0	556
Other non-interest expense	30,563	744	(174)	31,133
Income tax benefit	(5,513)	(94)	0	(5,607)
Net loss	(10,163)	(10,801)	10,168	(10,796)
Total assets	1,035,152	100,515	(99,426)	1,036,241
At or for the year ended December 31, 2008:
Interest income — external customers	$66,496	16	0	66,512
Non-interest income — external customers	7,108	3	0	7,111
Loss on limited partnerships	(8)	0	0	(8)
Intersegment interest income	0	81	(81)	0
Intersegment non-interest income	174	(9,693)	9,519	0
Interest expense	32,877	0	(81)	32,796
Amortization of mortgage servicing rights, net	570	0	0	570
Other non-interest expense	28,091	747	(174)	28,664
Income tax benefit	(4,776)	(208)	0	(4,984)
Net loss	(9,688)	(10,132)	9,693	(10,127)
Total assets	1,144,738	113,078	(112,336)	1,145,480

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
HMN Financial, Inc.:

We have audited the accompanying consolidated balance sheets of HMN Financial, Inc. (the Company) as of December 31, 2010 and 2009, and the related consolidated statements of loss, stockholders’ equity and comprehensive loss, and cash flows for each of the years in the three-year period ended December 31, 2010. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of HMN Financial, Inc. as of December 31, 2010 and 2009, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2010, in conformity with U.S. generally accepted accounting principles.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), HMN Financial, Inc.’s internal control over financial reporting as of December 31, 2010, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 4, 2011 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

KPMG LLP

Minneapolis, Minnesota
March 4, 2011

OTHER FINANCIAL DATA
The following tables set forth certain information as to the Bank’s Federal Home Loan Bank (FHLB) advances and Federal Reserve Bank (FRB) borrowings.

	Year Ended December 31,
(Dollars in thousands)	2010	2009	2008

Maximum Balance:
FHLB and FRB advances and borrowings	$137,500	210,500	165,000
FHLB and FRB short-term borrowings	62,500	78,000	43,000
Average Balance:
FHLB and FRB advances and borrowings	129,408	155,574	122,338
FHLB and FRB short-term borrowings	37,023	26,288	11,249

	December 31,
	2010		2009		2008
		Weighted		Weighted		Weighted
		Average		Average		Average
(Dollars in thousands)	Amount	Rate	Amount	Rate	Amount	Rate

FHLB and FRB short-term borrowings	$52,500	4.00%	$10,000	6.48%	$10,000	0.50%
FHLB long-term advances	70,000	4.77	122,500	4.44	132,500	4.59

Total	$122,500	4.44	$132,500	4.59	$142,500	4.31

Refer to Note 11 of the Notes to Consolidated Financial Statements for more information on the Bank’s FHLB advances and FRB borrowings.

SELECTED QUARTERLY FINANCIAL DATA

	December 31,	September 30,	June 30,
(Dollars in thousands, except per share data)	2010	2010	2010

Selected Operations Data (3 months ended):
Interest income	$10,834	11,963	12,569
Interest expense	3,547	4,189	4,580

Net interest income	7,287	7,774	7,989
Provision for loan losses	10,542	11,946	4,360

Net interest income (loss) after provision for loan losses	(3,255)	(4,172)	3,629

Noninterest income:
Fees and service charges	1,007	972	920
Loan servicing fees	261	264	274
Securities gains, net	0	0	0
Gain on sales of loans	655	551	467
Other noninterest income	101	105	120

Total noninterest income	2,024	1,892	1,781

Noninterest expense:
Compensation and benefits	3,300	3,356	3,411
Losses (gains) on real estate owned	1,509	384	33
Occupancy	961	1,055	1,035
Deposit insurance	439	458	519
Data processing	174	292	298
Other noninterest expense	1,836	1,445	1,034

Total noninterest expense	8,219	6,990	6,330

Income (loss) before income tax expense (benefit)	(9,450)	(9,270)	(920)
Income tax expense (benefit)	482	97	6,912

Net income (loss)	(9,932)	(9,367)	(7,832)
Preferred stock dividends and discount	(449)	(447)	(448)

Net income (loss) available to common stockholders	$(10,381)	(9,814)	(8,280)

Basic earnings (loss) per common share	$(2.73)	(2.60)	(2.20)

Diluted earnings (loss) per common share	$(2.73)	(2.60)	(2.20)

Financial Ratios:
Return (loss) on average assets(1)	(4.41)%	(3.89)%	(3.12)%
Return (loss) on average common equity(1)	(49.64)	(42.01)	(32.14)
Average equity to average assets	9.40	9.56	9.70
Net interest margin(1)(2)	3.39	3.37	3.37

(Dollars in thousands)

Selected Financial Condition Data:
Total assets	$880,618	907,401	975,243
Securities available for sale:
Mortgage-backed and related securities	33,506	39,152	43,867
Other marketable securities	118,058	108,676	112,925
Loans held for sale	2,728	3,405	2,940
Loans receivable, net	664,241	699,877	744,629
Deposits	683,230	686,012	746,448
Federal Home Loan Bank advances and Federal Reserve borrowing	122,500	134,000	132,500
Stockholders’ equity	69,547	80,156	89,854

(1)	Annualized

(2)	Net interest income divided by average interest-earning assets.

March 31,	December 31,	September 30,	June 30,	March 31,
2010	2009	2009	2009	2009

12,904	13,304	14,325	14,789	15,353
4,943	5,260	5,735	6,302	6,571

7,961	8,044	8,590	8,487	8,782
6,533	3,445	3,381	13,304	6,569

1,428	4,599	5,209	(4,817)	2,213

842	1,066	1,034	1,010	1,027
268	272	262	256	252
0	0	0	5	0
314	415	493	942	423
150	327	94	73	131

1,574	2,080	1,883	2,286	1,833

3,449	3,119	3,180	3,284	3,849
(761)	61	(357)	3,066	1,103
1,031	1,013	970	1,009	1,092
517	445	371	826	331
276	294	298	311	279
1,505	1,690	1,574	2,107	1,774

6,017	6,622	6,036	10,603	8,428

(3,015)	57	1,056	(13,134)	(4,382)
(1,168)	(92)	175	(3,930)	(1,760)

(1,847)	149	881	(9,204)	(2,622)
(440)	(441)	(438)	(439)	(429)

(2,287)	(292)	443	(9,643)	(3,051)

(0.61)	(0.08)	0.12	(2.62)	(0.83)

(0.61)	(0.08)	0.12	(2.62)	(0.83)

(0.73)%	0.06%	0.34%	(3.37)%	(0.94)%
(7.50)	0.59	3.52	(34.23)	(9.57)
9.70	9.73	9.73	9.83	9.81
3.31	3.28	3.46	3.29	3.30

1,028,476	1,036,241	1,032,717	1,053,618	1,113,359

48,368	53,559	58,737	64,144	72,702
113,714	106,043	76,847	71,722	87,167
2,386	2,965	3,279	5,029	3,880
774,336	799,256	818,897	836,493	877,309
789,792	796,011	781,574	809,965	798,369
132,500	132,500	142,500	132,500	192,500
97,690	99,938	100,446	99,716	109,381

COMMON STOCK INFORMATION
The common stock of HMN Financial, Inc. is listed on the Nasdaq Stock Market under the symbol HMNF. As of December 31, 2010, the Company had 9,128,662 shares of common stock issued and 4,818,263 shares in treasury stock. As of December 31, 2010 there were 625 stockholders of record and 925 estimated beneficial stockholders. The following table represents the stock price information for HMN Financial, Inc. as furnished by Nasdaq for each quarter starting with the quarter ended December 31, 2010 and regressing back to March 31, 2009.

	December 31,	September 30,	June 30,	March 31,	December 31,	September 30,	June 30,	March 31,
	2010	2010	2010	2010	2009	2009	2009	2009
HIGH	$3.80	5.00	6.78	5.99	6.85	5.79	6.00	4.76
LOW	2.47	3.06	4.28	4.02	3.20	3.35	3.05	1.52
CLOSE	2.81	3.16	4.58	5.50	4.20	3.75	3.51	3.10

	Period Ending

Index	12/31/05	12/31/06	12/31/07	12/31/08	12/31/09	12/31/10

HMN Financial, Inc.	100.00	120.44	88.55	15.70	15.78	10.55
NASDAQ Composite	100.00	110.39	122.15	73.32	106.57	125.91
SNL Bank NASDAQ Index	100.00	112.27	88.14	64.01	51.93	61.27