Form 10-K, Exhibit 13
period 2011-12-31
HMN FINANCIAL INC
filed 2012-03-07
CIK 921183

F I V E- Y E A R    C O N S O L I  D A T E D    F I N A N C I A L    H I G H L I G H T S

Selected Operations Data:
	Year Ended December 31,
(Dollars in thousands, except per share data)	2011	2010	2009	2008	2007
Total interest income	$39,541	48,270	57,771	66,512	77,523
Total interest expense	11,135	17,259	23,868	32,796	38,823

Net interest income	28,406	31,011	33,903	33,716	38,700
Provision for loan losses	17,278	33,381	26,699	26,696	3,898

Net interest income (loss) after provision for loan losses	11,128	(2,370)	7,204	7,020	34,802

Fees and service charges	3,739	3,741	4,137	4,269	3,139
Loan servicing fees	987	1,067	1,042	955	1,054
Securities gains, net	0	0	5	479	0
Gain on sales of loans	1,656	1,987	2,273	651	1,514
Other non-interest income	487	476	625	749	1,205

Total non-interest income	6,869	7,271	8,082	7,103	6,912

Total non-interest expense	29,552	27,556	31,689	29,234	23,140

Income (loss) before income tax expense (benefit)	(11,555)	(22,655)	(16,403)	(15,111)	18,574
Income tax expense (benefit)	0	6,323	(5,607)	(4,984)	7,300

Net income (loss)	(11,555)	(28,978)	(10,796)	(10,127)	11,274
Preferred stock dividends and discount	(1,821)	(1,784)	(1,747)	(37)	0

Net income (loss) available to common shareholders	$(13,376)	(30,762)	(12,543)	(10,164)	11,274

Basic earnings (loss) per common share	$(3.47)	(8.17)	(3.39)	(2.78)	3.02
Diluted earnings (loss) per common share	(3.47)	(8.17)	(3.39)	(2.78)	2.89
Cash dividends per common share	0.00	0.00	0.00	0.75	1.00
Selected Financial Condition Data:
	December 31,
(Dollars in thousands, except per share data)	2011	2010	2009	2008	2007
Total assets	$790,155	880,618	1,036,241	1,145,480	1,117,054
Securities available for sale	126,114	151,564	159,602	175,145	186,188
Loans held for sale	3,709	2,728	2,965	2,548	3,261
Loans receivable, net	555,908	664,241	799,256	900,889	865,088
Deposits	620,128	683,230	796,011	880,505	888,118
Deposits held for sale	36,048	0	0	0	0
FHLB advances and Federal Reserve borrowings	70,000	122,500	132,500	142,500	112,500
Stockholders’ equity	57,061	69,547	99,938	112,213	98,128
Book value per common share	7.36	10.51	17.94	21.31	23.50
Number of full service offices	13	14	14	16	15
Number of loan origination offices	1	1	2	2	2
Key Ratios (1)
Stockholders’ equity to total assets at year end	7.22%	7.90%	9.64%	9.80%	8.78%
Average stockholders’ equity to average assets	8.19	9.40	9.73	8.58	8.89
Return (loss) on stockholders’ equity
(ratio of net income (loss) to average equity)	(16.94)	(31.73)	(10.33)	(10.61)	11.53
Return (loss) on assets (ratio of net income (loss) to average assets)	(1.39)	(2.98)	(1.00)	(0.91)	1.03
Dividend payout ratio (ratio of dividends paid to net income (loss))	NM	NM	NM	NM	34.72

(1) Average balances were calculated based upon amortized cost without the market value impact of ASC 320.
NM — Not meaningful

M A N A G E M E N T    D I S C U  S S I O N    A N D    A N A L Y S I S

This Annual Report, other reports filed by the Company with the Securities and Exchange Commission, and the Company’s proxy statement may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are often identified by such forward-looking terminology as “expect,” “intent,” “look,” “believe,” “anticipate,” “estimate,” “project,” “seek,” “may,” “will,” “would,” “could,” “should,” “trend,” “target,” and “goal” or similar statements or variations of such terms and include, but are not limited to, those relating to the adequacy and amount of available liquidity and capital resources to the Bank; the Company’s liquidity and capital requirements, our expectations for core capital and our strategies and potential strategies for improvement thereof; changes in the size of the Bank’s loan portfolio; the recovery of the valuation allowance on deferred tax assets; the amount and mix of the Bank’s non-performing assets and the appropriateness of the allowance therefor; future losses on non-performing assets; the amount of interest-earning assets; the amount and mix of brokered and other deposits (including the Company’s ability to renew brokered deposits); the availability of alternate funding sources; the payment of dividends; the future outlook for the Company; the amount of deposits that will be withdrawn from checking and money market accounts and how the withdrawn deposits will be replaced; the projected changes in net interest income based on rate shocks; the range that interest rates may fluctuate over the next twelve months; the net market risk of interest rate shocks; the future outlook for the issuer trust preferred securities held by the Bank; the change in Company and Bank primary banking regulators from the Office of Thrift Supervision to the Office of the Comptroller of the Currency (OCC) and Federal Reserve Board (FRB); the Bank’s compliance with regulatory standards generally (including the Bank’s status as “well-capitalized”), and supervisory agreements, individual minimum capital requirements or other supervisory directives or requirements to which the Company or the Bank are or may become expressly subject, specifically, and possible responses of the OCC and the Bank and the Company to any failure to comply with any such regulatory standard, agreement or requirement; and the anticipated timing of consummation of the Toledo, Iowa branch (Toledo Branch) transaction and the anticipated gain on sale, decrease in assets and increase in core capital therefrom.

A number of factors could cause actual results to differ materially from the Company’s assumptions and expectations. These include but are not limited to the adequacy and marketability of real estate and other collateral securing loans to borrowers, possible legislative and regulatory changes, including changes in the degree and manner of regulatory supervision, the ability of the Company and the Bank to establish and adhere to plans and policies relating to, among other things, capital, business, non-performing assets, loan modifications, documentation of loan loss allowance and concentrations of credit that are satisfactory to the OCC and FRB, as applicable, in accordance with the terms of the Company and Bank supervisory agreements and to otherwise manage the operations of the Company and the Bank to ensure compliance with other requirements set forth in the supervisory agreements; the ability of the Company and the Bank to obtain required consents from the OCC and FRB, as applicable, under the supervisory agreements or other directives; the ability of the Bank to comply with its individual minimum capital requirement and other applicable regulatory capital requirements; enforcement activity of the OCC and FRB in the event of our non-compliance with any applicable regulatory standard, agreement or requirement; adverse economic, business and competitive developments such as shrinking interest margins, reduced collateral values, deposit outflows, changes in credit or other risks posed by the Company’s loan and investment portfolios, changes in costs associated with alternate funding sources, including changes in collateral advance rates and policies of the Federal Home Loan Bank, technological, computer-related or operational difficulties, results of litigation, and reduced demand for financial services and loan products; changes in accounting policies and guidelines, or monetary and fiscal policies of the federal government or tax laws; international economic developments; the Company’s access to and adverse changes in securities markets; the market for credit related assets; the timing of the Toledo Branch data conversion by a third party provider, the failure of either the Bank or Pinnacle to fulfill the terms and conditions of the Toledo Branch sale agreement required to be satisfied prior to closing and changes in assets and liabilities at the Toledo Branch prior to closing; or other significant uncertainties. Additional factors that may cause actual results to differ from the Company’s assumptions and expectations include those set forth in the Company’s most recent filings on Form 10-K and Form 10-Q with the Securities and Exchange Commission. All forward-looking statements are qualified by, and should be considered in conjunction with, such cautionary statements. For additional discussion of the risks and uncertainties applicable to the Company, see the “Risk Factors” sections of the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

Overview

HMN Financial, Inc. (HMN or the Company) is the stock savings bank holding company for Home Federal Savings Bank (the Bank), which operates community retail, private banking and loan production offices in Minnesota and Iowa. The earnings of the Company are primarily dependent on the Bank’s net interest income, which is the difference between interest earned on loans and investments, and the interest paid on interest-bearing liabilities such as deposits and Federal Home Loan Bank (FHLB) advances. The difference between the average rate of interest earned on assets and the average rate paid on liabilities is the “interest rate spread”. Net interest income is produced when interest-earning assets equal or exceed interest-bearing liabilities and there is a positive interest rate spread. Net interest income and net interest rate spread are affected by changes in interest rates, the volume and mix of interest-earning assets and interest-bearing liabilities, and the level of non-performing assets. The Company’s net income (loss) is also affected by the generation of non-interest income, which consists primarily of gains from the sale of loans, fees for servicing mortgage loans, and the generation of fees and service charges on deposit accounts. The Bank incurs expenses in addition to interest expense in the form of salaries and benefits, occupancy expenses, provisions for loan losses, deposit insurance, and amortization of mortgage servicing assets. The earnings of financial institutions, such as the Bank, are also significantly affected by prevailing economic and competitive conditions, particularly changes in interest rates, government monetary and fiscal policies, and regulations of various regulatory authorities. Lending activities are influenced by the demand for and supply of business credit, single family and commercial properties, competition among lenders, the level of interest rates and the availability of funds. Deposit flows and costs of deposits are influenced by prevailing market rates of interest on competing investments, account maturities and the levels of personal income and savings.

Beginning with the Company’s 2008 fiscal year, the Company’s commercial business and commercial real estate loan portfolios have required significant charge offs due primarily to decreases in the estimated value of the underlying collateral supporting the loans, as many of these loans were made to borrowers in or associated with the real estate industry. The decrease in the estimated collateral value is primarily the result of reduced demand for real estate, particularly as it relates to single-family and commercial land developments. More stringent lending standards implemented by the mortgage industry in recent years have made it more difficult for some borrowers with marginal credit to qualify for a mortgage. This decrease in available credit and the overall weakness in the economy over the past several years reduced the demand for single family homes and the values of existing properties and developments where the Company’s commercial loan portfolio has concentrations. Consequently, our level of non-performing assets and the related provision for loan losses and charge-offs increased significantly in the past several years, relative to periods before 2008. The increased levels of non-performing assets, related provisions for loan losses and loan charge-offs and expenses associated with real estate owned, and allowances against deferred taxes arising from adverse results of operations, were the primary reasons for the net losses incurred by the Company in each of the years 2008 through 2011.

During this time, the Company has taken a number of measures to address its elevated level of non-performing assets and net losses and to establish adequate levels of liquidity and capital resources. In 2008, the Company obtained $26 million in additional capital through the sale of preferred stock to the United States Treasury, substantially all of which was contributed to the capital of the Bank. The Bank also began to reduce its asset size, which has been reduced $355 million since December 31, 2008, in order to enhance its capital ratios. The reduction in assets has primarily been in commercial loans and was accompanied by a corresponding reduction in interest-bearing liabilities, primarily because of a $235 million reduction in brokered deposits and a $72 million reduction in outstanding FHLB advances. In 2009, a new Bank President was appointed and additional personnel were

M A N A G E M E N T    D I S C U S S I ON     A N D    A N A L Y S I S

hired in the commercial loan area to work through the increased level of non-performing assets. In addition, the Bank lowered its internal limit on the size of a loan it would grant to an individual borrower in an effort to reduce concentrations of credit risk associated with large borrowing relationships. The Bank also began the process of segmenting its loan portfolio and reduced lending in certain industries and loan types in order to further limit credit concentrations. In 2010, an experienced Chief Credit Officer was hired into a newly created position. Since that time, a new loan credit approval process and additional policies and procedures have been implemented in order to improve the credit quality of commercial loans being added to the Bank’s portfolio and reduce loan concentrations and non-performing assets. A more stringent commercial loan risk rating system was also implemented which resulted in some commercial loans being moved into a higher risk rating classification. In addition, an ongoing analysis of the Bank’s commercial loan charge off history resulted in higher reserve percentages for some risk rating classifications. A more aggressive and ongoing review process of existing commercial loan files was also implemented. These reviews focused on performing loans in certain industries and loan types that management determined to have the highest risk of loss to the Bank and, in some cases, resulted in corrective or preventative action being taken and additional loan loss reserves being established. Additional resources have also been allocated to establishing and maintaining remediation plans on all classified loans in order to improve the monitoring and ultimate collection of these loans. The remediation plans have focused on evaluating collateral levels and determining available cash flows as well as testing the validity of, and adherence to, established action plans. In 2011, the Bank’s Edina branch office was closed in order to reduce costs and the Bank entered into a definitive purchase and assumption agreement to sell substantially all of the assets and deposit liabilities associated with its Toledo, Iowa branch in order to further reduce costs and improve capital ratios. The sale of the Toledo branch is anticipated to be consummated in the first quarter of 2012. The Company also began deferring the dividend payments on the outstanding preferred stock, beginning with the February 15, 2011 dividend payment in order to preserve cash for potential future needs.

Despite these efforts, elevated levels of non-performing assets and related losses have persisted, primarily as a result of the relative weakness of the housing and commercial real estate markets that continues to cause reductions in the values of the collateral supporting some loans and adversely affecting the ability of some borrowers to comply with their loan payment requirements. Because of these issues, the Company and the Bank, effective February 22, 2011, each entered into a supervisory agreement (the “Company Supervisory Agreement” and the “Bank Supervisory Agreement”, respectively, and, collectively, the “Supervisory Agreements”) with the Office of Thrift Supervision (the “OTS”), their primary federal regulator at the time. The Supervisory Agreements supersede the memorandum of understanding between each of the Company and the Bank entered into with the OTS in December 2009. The Company Supervisory Agreement requires the Company to submit a capital plan by January 31 of each year for approval by the OTS, and without the prior consent of the OTS, prohibits the payment of dividends on the Company’s outstanding stock, restricts the incurrence of debt and limits certain employment and compensation actions involving directors and executive officers. In accordance with the Bank’s Supervisory Agreement, the Bank submitted an initial two year business plan that the OCC (as successor to the OTS) accepted with the expectation that the Bank would be in adherence with the OCC’s Notification of Establishment of Higher Minimum Capital Ratios, dated August 8, 2011, which required the Bank to establish and maintain a minimum core capital ratio of 8.5% by December 31, 2011, which was in excess of the Bank’s 7.14% core capital to adjusted total assets ratio at December 31, 2011. The Bank would have needed $10.8 million in additional capital at December 31, 2011 to meet the minimum core capital ratio set by the OCC.

Subsequent to year end, the Bank submitted a revised two year business plan to the OCC. The Bank must operate within the parameters of the final business plan and is required to monitor and submit periodic reports on its compliance with the plan. The Bank also submitted a problem asset reduction plan that the OCC has accepted. The Bank must operate within the parameters of the final problem asset plan and is required to monitor and submit periodic reports on its compliance with the plan. The Bank has also revised its loan modification policies and its program for identifying, monitoring and controlling risk associated with concentrations of credit, and improved the documentation relating to the allowance for loan and lease losses as required by the agreement. In addition, without the consent of the OCC, the Bank may not declare or pay any cash dividends, materially increase the total assets of the Bank, enter into any new contractual arrangement or renew or extend any existing arrangement related to compensation or benefits with any director or officer, make any golden parachute payments, or enter into any significant contracts with a third party service provider. In February 2012, the Bank received a notice from the OCC arising out of its failure to establish and maintain its individual minimum capital requirement (IMCR) of 8.5% core capital to adjusted total assets at December 31, 2011. By April 30, 2012, the Bank must submit to the OCC a further written capital plan of how it will achieve and maintain its IMCR, and a contingency plan in the event the IMCR is not achieved through the Bank’s primary plan. The Bank’s failure to comply with the terms of the IMCR is deemed an unsafe and unsound banking practice and could subject it to further limits on growth and such legal actions or sanctions as the OCC considers appropriate. For a complete description of the Supervisory Agreements and IMCR, please see “Item 1 — Business — Regulation and Supervision” and “Item 3 — Legal Proceedings” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

References to the OTS shall mean, with respect to the Company, beginning July 21, 2011, the Federal Reserve Board (FRB) and mean, with respect to the Bank, beginning July 21, 2011, the Office of the Comptroller of the Currency (OCC). On July 21, 2011, the OTS was integrated into the OCC and the primary banking regulator for the Company became the FRB.

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

Allowance for Loan Losses and Related Provision

The allowance for loan losses is based on periodic analysis of the loan portfolio. In this analysis, management considers factors including, but not limited to, specific occurrences of loan impairment, changes in the size of the portfolios, national and regional economic conditions such as unemployment data, loan portfolio composition, loan delinquencies, local economic conditions, historical experience and observations made by the Company’s ongoing internal audit and regulatory exam processes. Loans are charged off to the extent they are deemed to be uncollectible. The Company has established separate processes to determine the appropriateness of the loan loss allowance for its homogeneous single-family and consumer loan portfolios and its non-homogeneous loan portfolios. The determination of the allowance for the non-homogeneous commercial, commercial real estate and multi-family loan portfolios involves assigning standardized risk ratings and loss factors that are periodically reviewed. The loss factors are estimated based on the Company’s own loss experience and are assigned to all loans without identified credit weaknesses. For each non-performing loan, the Company also performs an individual analysis of impairment that is based on the expected cash flows or the value of the assets collateralizing the loans and establishes any necessary reserves or charges off all loans or portion thereof that are deemed uncollectable. The determination of the allowance on the homogeneous single-family and consumer loan portfolios is calculated on a pooled basis with individual determination of the allowance for all non-performing loans. The Company’s policies and procedures related to the allowance for loan losses are consistent with the Interagency Policy Statement on the Allowance for Loan and Lease Losses that was issued by the federal financial regulatory agencies in December 2006.

The appropriateness of the allowance for loan losses is dependent upon management’s estimates of variables affecting valuation, appraisals of collateral, evaluations of performance and status, and the amounts and timing of future cash flows expected to be received on impaired loans. Such estimates, appraisals, evaluations and cash flows may be subject to frequent adjustments due to changing economic prospects of borrowers or properties. The estimates are reviewed periodically and adjustments, if any, are recorded in the provision for loan losses in the

M A N A G E M E N T    D I S C U S S I ON     A N D    A N A L Y S I S

periods in which the adjustments become known. Because of the size of some loans, changes in estimates can have a significant impact on the loan loss provision. The allowance is allocated to individual loan categories based upon the relative risk characteristics of the loan portfolios and the actual loss experience. The Company increases its allowance for loan losses by charging the provision for loan losses against income. The methodology for establishing the allowance for loan losses takes into consideration probable losses that have been identified in connection with specific loans as well as losses in the loan portfolio for which additional reserves are not required. Although management believes that based on current conditions the allowance for loan losses is maintained at an appropriate amount to provide for probable loan losses inherent in the portfolio as of the balance sheet dates, future conditions may differ substantially from those anticipated in determining the allowance for loan losses and adjustments may be required in the future.

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

The Company maintains significant net deferred tax assets for deductible temporary differences, the largest of which relates to the allowance for loan and real estate losses and net operating loss carryforwards. For income tax purposes, only net charge-offs are deductible, not the entire provision for loan losses. Under generally accepted accounting principles, a valuation allowance is required to be recognized if it is “more likely than not” that the deferred tax asset will not be realized. The determination of the realizability of the deferred tax assets is highly subjective and dependent upon management’s judgment and evaluation of both positive and negative evidence, including the forecasts of future income, tax planning strategies and assessments of the current and future economic and business conditions. The Company considers both positive and negative evidence regarding the ultimate realizability of deferred tax assets. Positive evidence includes the ability to implement tax planning strategies to accelerate taxable income recognition and the probability that taxable income will be generated in future periods. Negative evidence includes the Company’s cumulative loss in the prior three year period, current financial performance, and the general business and economic trends. In the second quarter of 2010, the Company recorded a valuation allowance against the entire deferred tax asset balance and the Company continued to maintain a valuation reserve against the entire deferred tax asset balance at December 31, 2011. This determination was based primarily upon the existence of a three-year cumulative loss and continued operating losses in 2011. This three-year cumulative loss position is primarily attributable to significant provisions for loan losses incurred during the three years ended December 31, 2011. The creation of the valuation allowance, although it increased tax expense and similarly reduced tangible book value, does not have an effect on the Company’s cash flows, and may be recoverable in subsequent periods if the Company were to realize certain sustained future taxable income. It is possible that future conditions may differ substantially from those anticipated in determining the need for a valuation allowance on deferred tax assets and adjustments may be required in the future.

Determining the ultimate settlement of any tax position requires significant estimates and judgments in arriving at the amount of tax benefits to be recognized in the financial statements. It is possible that the tax benefits realized upon the ultimate resolution of a tax position may result in tax benefits that are significantly different from those estimated.

Results of Operations

Comparison of 2011 with 2010

The net loss was $11.6 million for 2011, an improvement of $17.4 million, from the $29.0 million loss for 2010. The net loss available to common shareholders was $13.4 million for the year ended December 31, 2011, an improvement of $17.4 million, from the net loss available to common shareholders of $30.8 million for 2010. Diluted loss per common share for the year ended December 31, 2011 was $3.47, an improvement of $4.70 from the $8.17 diluted loss per common share for the year ended December 31, 2010.

Net Interest Income

Net interest income was $28.4 million for 2011, a decrease of $2.6 million, or 8.4%, from $31.0 million for 2010. Interest income was $39.5 million for 2011, a decrease of $8.8 million, or 18.1%, from $48.3 million for 2010. Interest income decreased between the periods primarily because of a $132 million decrease in the average interest-earning assets and a decrease in the average yields between the periods. Average interest-earning assets decreased between the periods primarily because of a decrease in the commercial loan portfolio, which occurred because of declining loan demand and the Company’s focus on improving credit quality, managing net interest margin and improving capital ratios. The average yield earned on interest-earning assets was 5.00% for the year ended December 31, 2011, a decrease of 23 basis points from the 5.23% average yield for 2010.

Interest expense was $11.1 million for the year ended December 31, 2011, a decrease of $6.2 million, or 35.5%, from $17.3 million for 2010. Interest expense decreased primarily because of a $115 million decrease in the average interest-bearing liabilities between the periods. The decrease in average interest-bearing liabilities is primarily the result of a decrease in the average outstanding borrowings and brokered deposits between the periods. The decrease in borrowings and brokered deposits between the periods was the result of using the proceeds from loan principal payments to fund maturing borrowings and brokered deposits. Interest expense also decreased because of the lower rates paid on retail money market accounts and certificates of deposits. The decreased rates were the result of the lower interest rate environment that existed during 2011. The average interest rate paid on interest-bearing liabilities was 1.47% for the year ended December 31, 2011, a decrease of 51 basis points from the 1.98% average rate paid for the same period of 2010. Net interest margin (net interest income divided by average interest-earning assets) was 3.59% for the year ended December 31, 2011, an increase of 23 basis points, from the 3.36% margin for 2010.

M A N A G E M E N T    D I S C U S S I ON     A N D    A N A L Y S I S

The following table presents the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. Non-accruing loans have been included in the table as loans carrying a zero yield.

	Year Ended December 31,
	2011			2010			2009
(Dollars in thousands)	Average Outstanding Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Average Yield/ Rate
Interest-earning assets:
Securities available for sale:
Mortgage-backed and related securities	$25,546	1,098	4.30%	$42,117	1,813	4.30%	$63,725	2,768	4.34%
Other marketable securities	113,927	1,451	1.27	112,573	2,023	1.80	82,758	3,039	3.67
Loans held for sale	2,200	87	3.95	2,561	117	4.57	3,161	163	5.16
Loans receivable, net(1)(2)	608,826	36,689	6.03	740,324	44,131	5.96	848,696	51,713	6.09
FHLB stock	5,384	180	3.34	7,262	182	2.51	7,286	87	1.19
Other, including cash equivalents	35,426	36	0.10	18,626	4	0.02	12,212	1	0.01

Total interest-earning assets	$791,309	39,541	5.00	$923,463	48,270	5.23	$1,017,838	57,771	5.68

Interest-bearing liabilities:
NOW accounts	$72,734	57	0.08%	$96,248	110	0.11%	$106,360	132	0.12%
Passbooks	37,048	57	0.15	32,929	45	0.14	30,401	38	0.12
Money market accounts	118,821	746	0.63	133,113	1,341	1.01	105,854	1,430	1.35
Certificate accounts	250,142	3,841	1.54	240,590	5,415	2.25	257,085	7,652	2.98
Brokered deposits	85,587	2,146	2.51	152,584	4,370	2.86	232,829	8,327	3.58
FHLB advances and Federal Reserve Borrowings	92,604	4,288	4.63	131,480	5,978	4.55	155,681	6,289	4.04
Other interest-bearing liabilities	1,006	0	0.00	1,351	0	0.00	1,219	0	0.02

Total interest-bearing liabilities	$657,942			$788,295			$889,429
Noninterest checking	101,230			85,585			70,364

Total interest-bearing liabilities and noninterest-bearing deposits	$759,172	11,135	1.47	$873,880	17,259	1.98	$959,793	23,868	2.49

Net interest income		28,406			31,011			33,903

Net interest rate spread			3.53%			3.26%			3.19%

Net earning assets	$32,137			$49,583			$58,045

Net interest margin			3.59%			3.36%			3.33%

Average interest-earning assets to average interest-bearing liabilities and noninterest-bearing deposits		104.23%			105.67%			106.05%

(1)

Tax exempt income was not significant; therefore, the yield was not presented on a tax equivalent basis for any of the years presented. The tax-exempt income was $0.4 million for 2011, $0.4 million for 2010, and $0.7 million for 2009.

(2)	Calculated net of deferred loan fees, loan discounts, loans in process and loss reserve.

Net interest margin increased to 3.59% in 2011 from 3.36% in 2010 primarily because the cost of interest-bearing liabilities decreased at a faster rate than the yield on interest-earning assets due to the lagging effect of deposit price changes in relation to loan price changes. Net interest margin was also positively impacted by a change in the deposit mix as a lower percentage of deposits were in higher priced brokered certificates of deposits in 2011 when compared to 2010. Brokered deposits decreased in 2011 as the proceeds from loan payoffs were used to pay off the outstanding brokered deposits that matured during the year. Average net earning assets decreased $17.5 million to $32.1 million in 2011 compared to $49.6 million for 2010. Net earning assets decreased primarily because of increased loan charge offs during 2011.

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

	Year Ended December 31,
	2011 vs. 2010		Total Increase (Decrease)	2010 vs. 2009		Total Increase (Decrease)
	Increase (Decrease) Due to			Increase (Decrease) Due to
(Dollars in thousands)	Volume(1)	Rate(1)		Volume(1)	Rate(1)

Interest-earning assets:
Securities available for sale:
Mortgage-backed and related securities	$(713)	(2)	(715)	(939)	(16)	(955)
Other marketable securities	24	(596)	(572)	1,095	(2,111)	(1,016)
Loans held for sale	(16)	(14)	(30)	(31)	(15)	(46)
Loans receivable, net	(7,706)	265	(7,441)	(6,391)	(1,192)	(7,583)
Cash equivalents	4	27	31	1	3	4
FHLB stock	(47)	45	(2)	0	95	95

Total interest-earning assets	$(8,454)	(275)	(8,729)	(6,265)	(3,236)	(9,501)

Interest-bearing liabilities:
NOW accounts	$(37)	(16)	(53)	(19)	(3)	(22)
Passbooks	6	6	12	3	4	7
Money market accounts	(149)	(447)	(596)	367	(456)	(89)
Certificates	(216)	(1,358)	(1,574)	(651)	(1,587)	(2,238)
Brokered deposits	(1,918)	(305)	(2,223)	(2,869)	(1,087)	(3,956)
FHLB advances and Federal Reserve borrowings	(1,766)	76	(1,690)	(166)	(145)	(311)

Total interest-bearing liabilities	(4,080)	(2,044)	(6,124)	(3,335)	(3,274)	(6,609)

Increase (decrease) in net interest income	$(4,374)	1,769	(2,605)	(2,930)	38	(2,892)

(1)	For purposes of this table, changes attributable to both rate and volume which cannot be segregated, have been allocated proportionately to the change due to volume and the change due to rate.

The following table sets forth the weighted average yields on the Company’s interest-earning assets, the weighted average interest rates on interest-bearing liabilities and the interest rate spread between the weighted average yields and rates as of the date indicated. Non-accruing loans have been included in the table as loans carrying a zero yield.

At December 31, 2011

Weighted average yield on:
Securities available for sale:
Mortgage-backed and related securities	4.21%
Other marketable securities	1.10
Loans held for sale	3.32
Loans receivable, net	5.75
Federal Home Loan Bank stock	3.00
Other interest-earnings assets	0.25
Combined weighted average yield on interest-earning assets	4.56

Weighted average rate on:
NOW accounts	0.06%
Passbooks	0.17
Money market accounts	0.46
Certificates	1.66
Federal Home Loan Bank advances	4.77
Combined weighted average rate on interest-bearing liabilities	1.22
Interest rate spread	3.34

Provision for Loan Losses

The provision for loan losses was $17.3 million for the year ended December 31, 2011, a decrease of $16.1 million, from $33.4 million for the year ended December 31, 2010. The provision decreased between the periods primarily because fewer loan losses were recognized due to fewer write downs on non-performing real estate loans in 2011 when compared to 2010. The provision also decreased because of the $132 million decrease in the loan portfolio between the periods. Total non-performing assets were $50.6 million at December 31, 2011, a decrease of $33.9 million, or 40.0%, from $84.5 million at December 31, 2010. Non-performing loans decreased $34.1 million and foreclosed and repossessed assets increased $0.2 million

M A N A G E M E N T    D I S C U S S I ON     A N D    A N A L Y S I S

during 2011. The non-performing loan and foreclosed and repossessed asset activity for 2011 was as follows:

	December 31,
(Dollars in thousands)	2011	2010
Non-performing loans:
Balance at beginning of year	$68,074	61,127
Classified as non-performing	28,615	62,009
Charge offs	(39,302)	(15,231)
Principal payments received	(9,552)	(13,733)
Classified as accruing	(5,249)	(10,972)
Transferred to real estate owned	(8,593)	(15,126)

Balance at end of year	$33,993	68,074

	December 31,
(Dollars in thousands)	2011	2010
Foreclosed and repossessed asset activity:
Balance at beginning of year	$16,395	16,262
Transferred from non-performing loans	8,593	15,126
Other foreclosures/repossessions	138	1,158
Real estate sold	(5,444)	(14,448)
Net gain on sale of assets	407	747
Write downs	(3,473)	(2,450)

Balance at end of year	$16,616	16,395

Loans classified as non-performing during the year decreased $34.1 million, from $68.1 million at December 31, 2010 to $34.0 million at December 31, 2011. The decrease in loans classified as non-performing reflects the decrease in additional loans being classified as non-performing as well as the Company’s increased level of charge-offs.

The following table reflects the activity in the allowance for loan losses for 2011 and 2010.

(Dollars in thousands)	2011	2010
Balance at January 1,	$42,828	$23,812
Provision	17,278	33,381
Charge offs:
Commercial	(15,512)	(7,006)
Commercial real estate	(23,012)	(7,095)
Consumer	(270)	(907)
Single family mortgage	(508)	(254)
Recoveries	3,084	897

Balance at December 31,	$23,888	$42,828

Unallocated allowance	$17,255	$17,794
Allocated allowance	6,633	25,034

	$23,888	$42,828

The allowance for loan losses decreased and charge offs increased in 2011 when compared to 2010 due primarily to two factors. The first factor was the modification in the fourth quarter of 2011 of our charge off policy on non-performing loans, which required the charge off of previously established specific valuation allowances

(SVAs). Previously, when a collateral-dependent loan was characterized as a loss, the Company typically established an SVA based on the estimated fair value of the underlying collateral, less any related selling costs and the actual charge off of the loan was not recorded until the foreclosure process was complete. The gross loan balance for these non-performing loans was reported as an outstanding loan with any associated SVAs included in the financial statements as part of the allowance for loan losses. Under the modified policy, which is also acceptable under Generally Accepted Accounting Principles, SVAs are no longer recognized and any losses on loans secured by real estate are charged off in the period the loans, or portion thereof, are deemed uncollectible. All of these charge offs were previously included in the Company’s loss history as part of the evaluation of the allowance for loan losses. Therefore, the additional charge offs did not affect the Company’s provision for loan losses or net loss for the period. The second factor was that in certain instances the borrower’s financial condition had deteriorated to the point that a charge off of the loan balance was warranted.

Non-Interest Income

Non-interest income was $6.9 million for the year ended December 31, 2011, a decrease of $0.4 million, or 5.5%, from $7.3 million for the year ended December 31, 2010. The following table presents the components of non-interest income:

	Year ended December 31,			Percentage Increase (Decrease)
(Dollars in thousands)	2011	2010	2009	2011/2010	2010/2009
Fees and service charges	$3,739	3,741	4,137	(0.1)%	(9.6)%
Loan servicing fees	987	1,067	1,042	(7.5)	2.4
Securities gains, net	0	0	5	N/A	(100.0)
Gain on sales of loans	1,656	1,987	2,273	(16.7)	(12.6)
Other non-interest income	487	476	625	2.3	(23.8)

Total non-interest income	$6,869	7,271	8,082	(5.5)	(10.0)

Gain on sales of loans decreased $331,000 between the periods primarily because of a decrease in the gains recognized on the sale of single family mortgage loans caused by a decrease in loan originations and sales between the periods. Loan servicing fees decreased $80,000 between the periods due primarily to a decrease in the number of commercial loans that are being serviced for others.

Non-Interest Expense

Non-interest expense was $29.6 million for the year ended December 31, 2011, an increase of $2.0 million, or 7.2%, from $27.6 million for the same period in 2010. The following table presents the components of non-interest expense:

	Year ended December 31,			Percentage Increase (Decrease)
(Dollars in thousands)	2011	2010	2009	2011/2010	2010/2009
Compensation and benefits	$13,553	13,516	13,432	0.3%	0.6%
Losses on real estate owned	2,681	1,165	3,873	130.1	(69.9)
Occupancy	3,741	4,082	4,084	(8.4)	(0.0)
Deposit insurance	1,255	1,933	1,973	(35.1)	(2.0)
Data processing	1,221	1,040	1,182	17.4	(12.0)
Other	7,101	5,820	7,145	22.0	(18.5)

Total non-interest expense	$29,552	27,556	31,689	7.2	(13.0)

Losses on real estate owned increased $1.5 million between the periods primarily because of declines in the fair market value of other real estate. Other non-interest expenses increased $1.3 million primarily because of

M A N A G E M E N T    D I S C U S S I ON     A N D    A N A L Y S I S

increased real estate taxes and legal fees related to other real estate owned. Data processing expense increased $181,000 between the periods primarily because of a one time incentive that was received by the Company in the fourth quarter of 2010 when it changed its ATM and debit card vendor. Deposit insurance expense decreased $678,000 between the periods primarily because of a change in the FDIC’s insurance cost structure and also because of a decrease in assets between the periods. Occupancy expense decreased $341,000 primarily because of a decrease in depreciation expense.

Income Taxes

The Company considers the calculation of current and deferred income taxes to be a critical accounting policy that is subject to significant estimates. Actual results could differ significantly from the estimates and interpretations used in determining the current and deferred income tax assets and liabilities. Income tax expense decreased $6.3 million between the periods, from an expense of $6.3 million in 2010 to no expense in 2011. In the second quarter of 2010, the Company recorded a deferred tax asset valuation reserve against its entire deferred tax asset balance and the Company continued to maintain a valuation reserve against the entire deferred tax asset balance at December 31, 2011. Since the valuation reserve is established against the entire deferred tax asset balance, no income tax expense was recorded for 2011.

Net Loss Available to Common Shareholders

On December 23, 2008, the Company sold preferred stock and a related warrant to the United States Treasury for $26.0 million. The preferred shares are entitled to a 5% annual cumulative dividend for each of the first five years of the investment, increasing to 9% thereafter, unless HMN redeems the shares. The cumulative preferred dividends payable is $325,000 each quarter for the first five years the preferred shares are outstanding and increases to $585,000 each quarter after that if the shares are not redeemed. The Company paid all preferred dividends to the U.S. Treasury that were due in 2009 and 2010. The Company elected to defer the February 15, 2011, May 15, 2011, August 15, 2011, November 15, 2011, and February 15, 2012 dividend payments on the preferred stock after consulting with their primary regulator. The determination to defer the dividend payment was made in order to preserve cash for potential future needs. Under its Supervisory Agreement, the

Company may not pay any dividend on its outstanding preferred stock or common stock without the consent of the OCC. The dividends on the preferred stock are cumulative and, if the Company fails to pay dividends for six quarters, whether or not consecutive, the Treasury will have the right to appoint two representatives to the Company’s board of directors. Net loss available to common stockholders is the net loss less the preferred dividends paid or accrued for the period.

The net loss available to common shareholders was $13.4 million for the year ended December 31, 2011, an improvement of $17.4 million, from the net loss available to common shareholders of $30.8 million for 2010. The net loss available to common shareholders decreased primarily because of the decrease in the net loss between the periods.

Comparison of 2010 with 2009

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

Net interest income was $31.0 million for 2010, a decrease of $2.9 million, or 8.5%, from $33.9 million for 2009. Interest income was $48.3 million for 2010, a decrease of $9.5 million, or 16.4%, from $57.8 million for 2009. Interest income decreased between the periods primarily because of a $94 million decrease in the average interest-earning assets and to a lesser degree a decrease in the average yields between the periods. Average interest-earning assets decreased between the periods primarily because of a decrease in the commercial loan portfolio, which occurred because of declining loan demand and the Company’s focus on improving credit quality, managing net interest margin and improving capital ratios. Interest income also decreased because of a decline in the average yields earned on loans and investments. The decreased average yields are the result of the 400 basis point decrease in the prime interest rate that occurred in 2008. Decreases in the prime rate decreased the rates on adjustable rate consumer and commercial loans in the portfolio and on the increasing percentage of new fixed rate loans and investments placed into portfolio in the ensuing years as pre-2008 loans matured or were repaid. The average yield earned on interest-earning assets was 5.23% for the year ended December 31, 2010, a decrease of 45 basis points from the 5.68% average yield for 2009.

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

M A N A G E M E N T    D I S C U S S I ON     A N D    A N A L Y S I S

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

Financial Condition

Loans Receivable, Net

The following table sets forth the information on the Company’s loan portfolio in dollar amounts and percentages (before deductions for loans in process, deferred fees and discounts and allowances for losses) as of the dates indicated:

	December 31,
	2011		2010		2009		2008		2007
(Dollars in thousands)	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
Real Estate Loans:
One-to-four family	$119,066	20.52%	$128,535	18.14%	$144,631	17.54%	$161,989	17.51%	$152,974	17.33%
Multi-family	35,517	6.12	48,266	6.81	59,266	7.18	29,292	3.17	29,073	3.29
Commercial	243,475	41.95	292,874	41.34	312,714	37.92	325,304	35.16	281,822	31.92
Construction or development	10,922	1.88	15,251	2.15	40,412	4.90	108,283	11.70	111,034	12.58

Total real estate loans	408,980	70.47	484,926	68.44	557,023	67.54	624,868	67.54	574,903	65.12

Other Loans:
Consumer Loans:
Automobile	404	0.07	604	0.08	902	0.11	1,333	0.14	1,730	0.20
Home equity line	41,429	7.14	44,933	6.34	50,369	6.11	52,243	5.65	51,317	5.81
Home equity	13,426	2.31	17,840	2.52	21,088	2.55	22,912	2.48	20,254	2.30
Mobile home	657	0.11	764	0.11	977	0.12	1,316	0.14	1,699	0.19
Land/lot loans	2,723	0.47	2,510	0.35	3,190	0.39	2,969	0.32	4,151	0.47
Other	3,522	0.61	3,952	0.56	5,689	0.69	5,828	0.63	5,758	0.65

Total consumer loans	62,161	10.71	70,603	9.96	82,215	9.97	86,601	9.36	84,909	9.62
Commercial business loans	109,259	18.82	153,039	21.60	185,525	22.49	213,775	23.10	222,959	25.26

Total other loans	171,420	29.53	223,642	31.56	267,740	32.46	300,376	32.46	307,868	34.88

Total loans	580,400	100.00%	708,568	100.00%	824,763	100.00%	925,244	100.00%	882,771	100.00%

Less:
Loans in process **	0		0		0		0		3,011
Unamortized (premiums) discounts	93		413		177		569		(11)
Net deferred loan fees	511		1,086		1,518		2,529		2,245
Allowance for losses	23,888		42,828		23,812		21,257		12,438

Total loans receivable, net	$555,908		$664,241		$799,256		$900,889		$865,088

** Core systems converted in 2008, loans in process after this date are reflected in loan amounts in table.

In 2011, the Company continued to focus on improving credit quality, managing interest rate risk and improving capital ratios which resulted in a decrease in outstanding loan balances. As a result of declining loan demand and the reasons noted above, it is anticipated that the size of our overall loan portfolio will continue to decline in 2012. Furthermore, pursuant to the Bank Supervisory Agreement, the Bank may not increase its total assets during any quarter in excess of the amount of net interest credited on deposit liabilities during the prior quarter, without OCC (as successor to OTS) approval.

The Company’s commercial business and commercial real estate loan portfolios continue to be impacted by the reduced demand for real estate, particularly as it relates to single-family and commercial land developments as many of these loans were made to borrowers associated with the real estate industry. More stringent lending standards implemented by the mortgage industry in recent years have made it more difficult for some borrowers with marginal credit to qualify for a mortgage. This decrease in available credit and the overall weakness in the economy over the past several years reduced the demand for single family homes and the values of existing properties and developments and is reflected in the $50.6 million of Company assets that were classified as non-performing at December 31, 2011. We continue to work with the borrowers in order to resolve the non-performing status of these loans in the most cost effective manner. Because cash flow is dependent, in many cases, on the sale of the properties, it will take some time to reduce some of the non-performing assets due to the limited demand for the properties.

One-to-four family real estate loans were $119.1 million at December 31, 2011, a decrease of $9.4 million, compared to $128.5 million at December 31, 2010. Mortgage loan refinance activity remained strong in 2011 due to the historically low mortgage rates experienced

M A N A G E M E N T    D I S C U S S I ON     A N D    A N A L Y S I S

and almost all of the refinanced loans originated were sold into the secondary market and were not placed in the portfolio in order to manage the Company’s interest rate risk position. The increase in the amount of mortgage loans refinancing and subsequent sale was the primary reason for the decrease in the one-to-four family loan portfolio during 2011.

Multi-family real estate loans were $35.5 million at December 31, 2011, a decrease of $12.8 million, compared to $48.3 million at December 31, 2010. The decrease in multi-family real estate loans in 2011 is primarily the result of one large multi-family loan that obtained alternative financing and paid off their outstanding loan with the Bank in 2011.

Commercial real estate loans were $243.5 million at December 31, 2011, a decrease of $49.4 million, compared to $292.9 million at December 31, 2010. Commercial business loans were $109.3 million at December 31, 2011, a decrease of $43.7 million compared to $153.0 million at December 31, 2010. Decreased commercial loan demand and tighter underwriting and pricing guidelines resulted in a decrease in net commercial loan production and an increase in loan payoffs. Net commercial loan production, which is the principal amount retained by the Bank after deducting sold loan participations, was $49.1 million in 2011, compared to $59.8 million in 2010. Loan participations are sold in most cases in order to comply with lending limit restrictions and/or reduce loan concentrations. The decrease in net production along with the increase in loan payoffs and charge offs were the primary reasons for the decrease in the commercial business and commercial real estate loan balances in 2011.

Construction or development loans were $10.9 million at December 31, 2011, a decrease of $4.4 million, compared to $15.3 million at December 31, 2010. The decrease is primarily the result of three multi-family construction loans totaling $4.1 million where the projects were completed and the loans were moved to multi-family or single family real estate in 2011. These construction loans were not replaced with new construction loans due to a decrease in demand for construction and development loans in 2011.

Home equity line loans were $41.4 million at December 31, 2011, a decrease of $3.5 million, compared to $44.9 million at December 31, 2010. The open-end home equity lines are written with an adjustable rate and a 10 year draw period which requires “interest only” payments followed by a 10 year repayment period which fully amortizes the outstanding balance. Closed-end home equity loans are written with fixed or adjustable rates with terms up to 15 years. Home equity loans were $13.4 million at December 31, 2011, a decrease of $4.4 million, compared to $17.8 million at December 31, 2010. The decreases in the open and closed end equity loans is related primarily to a decrease in the originations of these type of loans and an increase in loan payoffs as a result of borrowers rolling these loan amounts into their first mortgages when they refinanced in 2011.

Allowance for Loan Losses

The determination of the allowance for loan losses and the related provision is a critical accounting policy of the Company that is subject to significant estimates, as previously discussed. The current level of the allowance for loan losses is a result of management’s assessment of the risks within the portfolio based on the information obtained through the credit evaluation process. The Company utilizes a risk-rating system on non-homogenous commercial real estate and commercial business loans that includes regular credit reviews to identify and quantify the risk in the commercial portfolio. Management conducts quarterly reviews of the entire loan portfolio and evaluates the need to establish allowances on the basis of these reviews.

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

The allowance for loan losses was $23.9 million, or 4.12% of gross loans at December 31, 2011, compared to $42.8 million, or 6.04% of gross loans at December 31, 2010. The allowance for loan losses and the related ratios decreased in 2011 due primarily to two factors. The first factor was the modification of our charge off policy in 2011 relating to non-performing loans, as described in the provision for loan loss discussion, which required the charge off of previously established specific valuation allowances (SVAs). The second factor was that in certain instances the borrower’s financial condition or the underlying collateral value had deteriorated to the point that a charge off of the loan balance was warranted.

The following table reflects the activity in the allowance for loan losses and selected statistics:

	December 31,
(Dollars in thousands)	2011	2010	2009	2008	2007

Balance at beginning of year	$42,828	23,812	21,257	12,438	9,873
Provision for losses	17,278	33,381	26,699	26,696	3,898
Charge-offs:
One-to-four family	(508)	(254)	(82)	(78)	(42)
Consumer	(270)	(907)	(1,980)	(612)	(840)
Commercial business	(15,512)	(7,006)	(9,421)	(13,784)	(554)
Commercial real estate	(23,012)	(7,095)	(13,548)	(3,454)	(245)
Recoveries	3,084	897	887	51	348

Net charge-offs	(36,218)	(14,365)	(24,144)	(17,877)	(1,333)

Balance at end of year	$23,888	42,828	23,812	21,257	12,438

Year end allowance for loan losses as a percent of year end gross loan balance	4.12%	6.04%	2.89%	2.30%	1.41%
Ratio of net loan charge-offs to average loans outstanding	5.62	1.87	2.76	1.98	0.16

The following table reflects the allocation of the allowance for loan losses:

	December 31,
	2011		2010		2009		2008		2007
	Allocated Allowance as a % of Loan Category	Percent of Loans in Each Category to Total Loans	Allocated Allowance as a % of Loan Category	Percent of Loans in Each Category to Total Loans	Allocated Allowance as a % of Loan Category	Percent of Loans in Each Category to Total Loans	Allocated Allowance as a % of Loan Category	Percent of Loans in Each Category to Total Loans	Allocated Allowance as a % of Loan Category	Percent of Loans in Each Category to Total Loans

One-to-four family	3.12%	20.52%	1.67%	18.14%	0.69%	17.54%	1.75%	17.51%	0.27%	17.33%
Commercial real estate	4.70	49.95	6.90	50.30	3.47	50.00	2.83	50.03	1.83	47.79
Consumer	1.86	10.71	1.31	9.96	1.55	9.97	1.83	9.36	1.70	9.62
Commercial busines	4.93	18.82	9.91	21.60	3.88	22.49	1.75	23.10	1.28	25.26

Total	4.12	100.00%	6.04	100.00%	2.89	100.00%	2.30	100.00%	1.41	100.00%

The allocated percentage for commercial real estate and commercial business loans decreased in 2011 due primarily to the change in policy relating to the use of SVA’s which resulted in an increase in charge offs and a decrease in the related allowances. See “Results of Operations — Comparison of 2011 with 2010 — Provision for Loan Losses” above for a discussion of this change in policy. The allocation of the allowance for loan losses increased in 2011 for one-to-four family loans due primarily to the increases in the reserve percentages on certain risk rated loans at December 31, 2011 when compared to 2010. The allocation of the allowance for loan losses increased in 2011 for consumer loans due to an increase in the number of classified consumer loans.

Allowance for Real Estate Losses

Real estate properties acquired or expected to be acquired through loan foreclosures are initially recorded at the lower of the related loan balance, or fair value less estimated selling costs. Management periodically performs valuations and an allowance for losses is established if the carrying value of a property exceeds its fair value less estimated selling costs. The balance in the allowance for real estate losses was $6.5 million at

M A N A G E M E N T    D I S C U S S I ON     A N D    A N A L Y S I S

December 31, 2011 and $4.5 million at December 31, 2010.

Non-performing Assets

Loans are reviewed at least quarterly and any loan whose collectability is doubtful is placed on non-accrual status. Loans are placed on non-accrual status when either principal or interest is 90 days or more past due, unless, in the judgment of management, the loan is well collateralized and in the process of collection. Interest accrued and unpaid at the time a loan is placed on non-accrual status is charged against interest income. Subsequent payments are either applied to the outstanding principal balance or recorded as interest income, depending on the assessment of the ultimate collectability of the loan. Restructured loans include the

Bank’s troubled debt restructurings that involved forgiving a portion of interest or principal or making loans at a rate materially less than the market rate to borrowers whose financial condition had deteriorated. Foreclosed and repossessed assets include assets acquired in settlement of loans. Total non-performing assets were $50.6 million at December 31, 2011, a decrease of $33.9 million from $84.5 million at December 31, 2010 primarily due to charge-offs recorded in 2011.

Non-performing loans decreased $34.1 million and foreclosed and repossessed assets increased $0.2 million during 2011. The following table sets forth the amounts and categories of non-performing assets in the Company’s portfolio:

	December 31,
(Dollars in thousands)	2011	2010	2009	2008	2007

Non-accruing loans:
One-to-four family	$4,435	4,844	2,132	7,251	1,196
Commercial real estate	22,658	36,737	37,122	46,953	15,641
Consumer	699	224	4,086	5,298	1,094
Commercial business	6,201	26,269	17,787	4,671	1,723

Total	33,993	68,074	61,127	64,173	19,654

Other assets	0	0	0	25	34

Foreclosed and repossessed assets:
One-to-four family	352	972	1,011	258	901
Commercial real estate	16,264	15,409	15,246	10,300	1,313
Consumer	0	14	5	0	33

Total	16,616	16,395	16,262	10,558	2,247

Total non-performing assets	$50,609	$84,469	$77,389	$74,756	$21,935

Total as a percentage of total assets	6.40%	9.59%	7.47%	6.53%	1.96%

Total non-performing loans	$33,993	$68,074	$61,127	$64,173	$19,654

Total as a percentage of total loans receivable, net	6.10%	10.25%	7.65%	7.12%	2.27%

Allowance for loan losses to non-performing loans	70.27%	62.91%	38.95%	33.12%	63.28%

The following table summarizes the number and property types of commercial real estate loans that were non-performing (the largest category of non-performing loans) at December 31, 2011, 2010 and 2009. For 2011, 2010 and 2009, gross interest income which would have been recorded had the non-accruing loans been current in accordance with their original terms amounted to $3.2 million for 2011, and $5.0 million for both 2010 and 2009. The amounts that were included in interest income on a cash basis for these loans were $0.7 million, $1.3 million and $0.9 million, respectively.

(Dollars in thousands)
Property Type	# of Relationships	Principal Amount of Loans at December 31, 2011	# of Relationships	Principal Amount of Loans at December 31, 2010	# of Relationships	Principal Amount of Loans at December 31, 2009

Developments/land	10	$17,465	9	$23,661	7	$12,030
Single family homes	0	0	3	2,673	2	3,088
Hotels	0	0	0	0	1	4,999
Alternative fuel plants	0	0	1	4,994	2	12,834
Shopping centers/retail	2	1,315	3	1,099	2	1,136
Restaurants/bar	1	616	1	635	4	2,436
Office building	1	2,325	1	3,675	1	599
Other buildings	3	937	0	0	0	0

	17	$22,658	18	$36,737	19	$37,122

The Company had allocated reserves established against the above commercial real estate loans of $2.9 million, $13.3 million and $7.7 million, respectively, at December 31, 2011, 2010 and 2009.

The following table summarizes the number of lending relationships and the industry of commercial business loans that were non-performing for the years ended December 31, 2011, 2010 and 2009.

(Dollars in thousands)
Industry Type	#	Principal Amount of Loans December 31, 2011	#	Principal Amount of Loans December 31, 2010	#	Principal Amount of Loans December 31, 2009
Residential/development	6	$2,061	6	$9,148	5	$4,094
Finance	0	0	1	248	2	8,764
Alternative fuels	0	0	0	0	1	756
Retail	1	82	1	2,504	1	32
Banking	1	1,149	2	8,223	1	3,248
Entertainment	1	23	1	315	1	893
Utilities	1	2,792	1	4,614	0	0
Restaurant	0	0	4	1,217	0	0
Other	2	94	0	0	0	0

	12	$6,201	16	$26,269	11	$17,787

The Company had allocated reserves established against the above commercial business loans of $1.5 million, $10.7 million and $3.4 million, respectively, at December 31, 2011, 2010 and 2009.

At December 31, 2011, 2010 and 2009, there were loans included in loans receivable, net, with terms that had been modified in a troubled debt restructuring totaling $29.2 million, $19.3 million and $5.3 million, respectively. For the loans that were restructured in 2011, $0.5 million were unclassified and performing, $2.0 million were classified and performing and $17.2 million were non-performing at December 31. The increase in troubled debt restructurings in 2011 relates primarily to multiple loans to two developers and a telecommunications company totaling $7.8 million. The restructurings included reducing loan rates and restructuring repayment schedules to improve such borrower’s cash flow and the addition of collateral by such borrower. Of the loans that were modified in 2011, $11.6 million related to commercial real estate loans and the remaining modifications related to single family, consumer and commercial loans. Of the loans that were modified in 2010, $14.9 million related to commercial real estate loans and the remaining modifications related to single family, consumer, and commercial loans. Of the loans that were modified in 2009, $4.3 million related to a commercial real estate loan and the remaining loans related to single family and consumer loans. Some of these loans were not classified as non-performing as it is anticipated that the borrowers will be able to make all of the required principal and interest payments under the modified terms of the loan.

In addition to the troubled debt restructurings and the non-performing loans set forth in the table above of

M A N A G E M E N T    D I S C U S S I ON     A N D    A N A L Y S I S

all non-performing assets, as of December 31, 2011, there were two other potential problem loan relationships. Potential problem loans are loans that are not in non-performing status; however, there are circumstances present to create doubt as to the ability of the borrower to comply with present repayment terms. The decision of management to include performing loans in potential problem loans does not necessarily mean that the Company expects losses to occur but that management recognized a higher degree of risk associated with these loans. The level of potential problem loans is another predominant factor in determining the relative level of the allowance for loan losses. The two loan relationships that have been reported as potential problem loans at December 31, 2011 are a $3.8 million loan to a financial institution and a group of loans totaling $5.0 million to a residential developer. At December 31, 2010, potential problem loans were a $6.0 million land development loan and a group of commercial loans to a related borrower totaling $0.5 million. At December 31, 2009, potential problem loans were a $5.0 million loan to a financial institution and a $1.7 million group of loans in which the personal guarantor’s financial condition had deteriorated.

Pursuant to the Bank Supervisory Agreement, the Bank submitted a problem asset reduction plan that was accepted by the OCC.

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

The primary financing activity is the attraction of retail and internet deposits. The Bank has the ability to borrow additional funds from the FHLB or FRB by pledging additional securities or loans, subject to applicable borrowing base and collateral requirements. Refer to Note 11 of the Notes to Consolidated Financial Statements for more information on additional advances that could be drawn based upon existing collateral levels with the FHLB and the FRB. Information on outstanding advance maturities and related early call features is also included in Note 11.

The Company’s most liquid assets are cash and cash equivalents, which consist of short-term highly liquid investments with original maturities of less than three months that are readily convertible to known amounts of cash and interest-bearing deposits. The level of these assets is dependent on the operating, financing and investing activities during any given period.

Cash and cash equivalents at December 31, 2011 were $67.8 million, an increase of $46.8 million, compared to $21.0 million at December 31, 2010. Net cash provided by operating activities during 2011 was $17.3 million. The Company conducted the following major investing activities during 2011: principal payments and maturity proceeds received on securities available for sale and FHLB stock were $171.9 million, purchases of securities available for sale and FHLB stock were $144.1 million, proceeds from the sale of premises and other real estate were $5.4 million, and loans receivable decreased $76.1 million. The Company spent $0.2 million for the purchase of equipment and updating its premises. Net cash provided by investing activities during 2011 was $109.2 million. The Company conducted the following major financing activities during 2011: received proceeds from borrowing and advances of $10.0 million, repaid advances and borrowings of $62.5 million and deposits decreased $27.3 million. Net cash used by financing activities was $79.7 million.

The Company has certificates of deposit with outstanding balances of $187.5 million that mature during 2012, of which $51.8 million were obtained from brokers. Based upon past experience, management anticipates that the majority of the deposits will renew for another term, with the exception of the brokered deposits that are not anticipated to renew due to management’s desire to reduce the amount of outstanding brokered deposits. In addition, based on an OTS directive, the Bank may not renew existing brokered deposits, or accept new brokered deposits without the prior consent of the OCC (as successor to the OTS). The Company believes that deposits that do not renew will be paid off with the proceeds from loan principal payments or replaced with a combination of other customers’ deposits, FHLB advances or FRB borrowings. Proceeds from the sale of securities could also be used to fund unanticipated outflows of deposits.

The Company has deposits of $60.0 million in checking and money market accounts of customers that have relationship balances greater than $5 million. Approximately $20.7 million of the $60.0 million in deposits are expected to be sold as part of the Toledo branch sale that is to be completed in the first quarter of 2012. While the remaining funds may be withdrawn at any time, management anticipates that the majority of these deposits will remain on deposit with the Bank over the next twelve months based on past experience. If these deposits are withdrawn, it is anticipated that they would be funded with available cash or replaced with FHLB advances, FRB borrowings or deposits from other customers.

The Company has $70.0 million of FHLB advances with maturities beyond 2012 that have call features that may be exercised by the FHLB during 2012. If the call features are exercised, the Company has the option of requesting any advance otherwise available to it pursuant to the credit policy of the FHLB.

The credit policy of the FHLB relating to the collateral value of the loans collateralizing the outstanding advances with the FHLB may change such that the current collateral pledged to secure the advances is no longer acceptable or the formulas for determining the excess pledged collateral may change. If this were to happen, the Bank may not have additional collateral to pledge to secure the existing advances and the Bank may have to find alternative funding sources to replace some of the FHLB advances maturing in 2013. The FHLB could also reduce the amount of funds it will lend to the Bank. It is not anticipated that the Bank will need to find alternative funding sources in 2012 to replace the outstanding FHLB advances, but if needed, excess collateral currently pledged to the FHLB could be pledged to the FRB and the Bank could borrow additional funds from the FRB based on the increased collateral levels or obtain additional deposits.

Under the Company Supervisory Agreement, the Company may not incur or issue any debt without prior notice to, and the consent of, the OCC (as successor to the OTS). Because FHLB advances are debt of the Bank, they are not affected by the Company’s restriction on incurring debt.

The Holding Company’s primary source of cash is dividends from the Bank and the Bank is restricted under the Bank Supervisory Agreement from paying dividends to the Company without obtaining prior regulatory approval. At December 31, 2011, the Company had $1.4 million in cash and other assets that could readily be turned into cash. The Company anticipates that its liquidity requirements for 2012 will be similar to the liquidity requirements in 2011, except that it is anticipated that $34 million of the Bank’s cash will be used to fund the outflow of deposits in connection with the sale of the Toledo, Iowa branch in the first quarter of 2012. The Company believes that the Bank’s available liquidity is adequate to provide the cash needed for funding the branch sale and the payment of its operating expenses in 2012. The Company’s primary use of cash is the payment of expenses and dividends on the preferred stock issued to the United States Treasury Department as part of the TARP Capital Purchase Program. The amount of the dividend on the preferred stock accumulates at the rate of $325,000 per quarter through February 14, 2014 and $585,000 per quarter thereafter, if the shares of preferred stock are not redeemed. If the accumulated dividends on the preferred stock have not been paid for an aggregate of six quarterly dividend periods or more, whether or not consecutive, the number of authorized directors of the Company automatically will be increased by two, and the holders of the preferred shares (currently the United States Treasury) will have the right to elect two directors to fill the newly created directorships. The Company deferred the February 15, 2011, May 15, 2011, August 15, 2011, November 15, 2011 and February 15, 2012 regular quarterly cash dividends and the total amount of accrued but unpaid dividends totaled $1.3 million at December 31, 2011. The Company determined to defer such payments following discussions with its primary regulator. In addition, under the terms of the Company’s Supervisory Agreement, the Company may not declare or pay any cash dividends without prior

M A N A G E M E N T    D I S C U S S I ON     A N D    A N A L Y S I S

notice to, and consent of, the OCC (as successor to the OTS).

The previously authorized stock repurchase program expired on January 26, 2010. No treasury stock purchases were made in 2011 and none are anticipated in 2012 due to restrictions on stock repurchases by the United States Treasury in connection with its preferred stock investment in the Company. In addition, under the terms of the Company’s Supervisory Agreement, the Company may not repurchase or redeem any capital stock without prior notice to, and consent of, the OCC (as successor to the OTS).

Contractual Obligations and Commercial Commitments

The Company has certain obligations and commitments to make future payments under existing contracts. At December 31, 2011, the aggregate contractual obligations (excluding bank deposits) and commercial commitments were as follows:

	Payments Due by Period
(Dollars in thousands)	Total	Less than 1 Year	1-3 Years	4-5 Years	After 5 Years
Contractual Obligations:
Total borrowings	$70,000	0	70,000	0	0
Branch sale obligations	34,465	34,465	0	0	0
Annual rental commitments under non-cancellable operating leases	3,279	778	1,392	1,103	6

	$107,744	35,243	71,392	1,103	6

	Amount of Commitments -Expiring by Period
Other Commercial Commitments:
Commercial lines of credit	$24,917	15,862	6,650	2,405	0
Commitments to lend	6,229	5,664	20	146	399
Standby letters of credit	1,535	1,505	30	0	0

	$32,681	23,031	6,700	2,551	399

Regulatory Capital Requirements

As a result of the Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA), banking and thrift regulators are required to take prompt regulatory action against institutions which are undercapitalized. FDICIA requires banking and thrift regulators to categorize institutions as “well capitalized”, “adequately capitalized”, “undercapitalized”, “significantly undercapitalized”, or “critically undercapitalized”. A savings institution will be deemed to be well capitalized if it: (i) has a total risk-based capital ratio of 10% or greater, (ii) has a Tier 1 (core) risk-based capital ratio of 6% or greater, (iii) has a leverage ratio of 5% or greater, and (iv) is not subject to any order or written directive by the OCC (as successor to the OTS) to meet and maintain a specific capital level for any capital measure. Refer to Note 16 of the Notes to Consolidated Financial Statements for a table which reflects the Bank’s capital compared to these capital requirements.

As required by the Company Supervisory Agreement, the Company submitted an updated two-year capital plan in January of 2012 that the Federal Reserve Board (as successor to the OTS) may make comments upon, and to which it may require revisions. The Company must operate within the parameters of the final capital plan and is required to monitor and submit periodic reports on its compliance with the plan. In addition, the OCC has established an individual minimum capital requirement (IMCR) for the Bank. An IMCR requires a bank to establish and maintain levels of capital greater than those generally required for a bank to be classified as “well-capitalized.” Effective December 31, 2011, the Bank was required to establish, and subsequently maintain, core capital at least equal to 8.5% of adjusted total assets, which was in excess of the Bank’s 7.14% core capital to adjusted total assets ratio at December 31, 2011. The Bank would have needed $10.8 million in additional capital at December 31, 2011 to meet the minimum core capital ratio set by the OCC. In February 2012, the Bank received a notice from the OCC arising out of its failure to establish and maintain its

IMCR of 8.5% core capital to adjusted total assets at December 31, 2011. By April 30, 2012, the Bank must submit to the OCC a further written capital plan of how it will achieve and maintain its IMCR, and a contingency plan in the event the IMCR is not achieved through the Bank’s primary plan. The Bank’s failure to comply with the terms of the IMCR is deemed an unsafe and unsound banking practice and could subject it to further limits on growth and such legal actions or sanctions as the OCC considers appropriate.

Management believes that, as of December 31, 2011, the Bank’s capital ratios were in excess of those quantitative capital ratio standards set forth under the prompt corrective action regulations described above. The failure of the Bank to satisfy the IMCR at December 31, 2011 does not by itself affect the Bank’s status as “well-capitalized” within the meaning of these prompt corrective action regulations. However, there can be no assurance that the Bank will continue to maintain such status in the future. The OCC has extensive discretion in its supervisory and enforcement activities, and can adjust the requirement to be “well-capitalized” in the future.

In order to improve its capital ratios and comply with its IMCR, the Bank is, among other things, working to improve its financial results, reduce non-performing assets, and decrease the asset size of the Bank. The Bank has also entered into a definitive purchase and assumption agreement relating to its Toledo, Iowa branch as more fully described below. In light of its current capital condition and its failure to comply with the IMCR at December 31, 2011, the Bank may also determine it to be necessary or prudent to dispose of other non-strategic assets. These actions have resulted, and may result in changes in the Bank’s assets, liabilities and earnings, some of which may be material, during the period in which the action is taken or is consummated or over a longer period of time.

The Bank entered into a definitive purchase and assumption agreement on November 7, 2011 with Pinnacle Bank (Pinnacle) of Marshalltown, Iowa which provides for the sale to Pinnacle of substantially all of the assets associated with the Toledo, Iowa branch (the Branch) of the Bank (approximately $1.6 million at December 31, 2011) and the assumption by Pinnacle of substantially all deposit liabilities of the Branch

(approximately $36.0 million at December 31, 2011). The Bank will continue to own and operate its other Iowa and Minnesota branches. Regulatory approval for the transaction has been obtained, however, the transaction is subject to the scheduling of the required Branch data processing conversion. Subject to the foregoing and other customary terms and conditions, the transaction is anticipated to be consummated in the first quarter of 2012. The Bank anticipates that the transaction will be funded with available assets, result in a one time gain on sale in the first quarter of 2012, result in a decrease in the Bank’s overall assets of approximately $34 million, and improve the Bank’s core capital ratio by approximately 40 basis points.

The Company also serves as a source of capital, liquidity and financial support to the Bank. Based on the operating performance of the Bank or other capital demands, including the Bank’s failure to comply with the outstanding IMCR, the Company may need, or be required by supervising bank regulators, to raise additional capital. If the Company raises capital through the issuance of additional shares of common stock or other equity securities, it would dilute the ownership interests of existing stockholders and, given our current common stock trading price, would be expected to dilute the per share book value of the Company’s common stock and could result in a change of control of the Company and the Bank. New investors may also have rights, preferences and privileges senior to the Company’s current stockholders, which may adversely impact the Company’s current stockholders. The Company’s ability to raise additional capital through the issuance of equity securities, if needed, will depend on conditions in the capital markets at that time, which are outside of its control, and on the Company’s financial performance. Accordingly, the Company may not be able to raise additional capital, if needed, on favorable economic terms, or other terms acceptable to it. If the Company or the Bank cannot satisfactorily address their respective capital needs as they arise, the Company’s ability to maintain or expand its operations, their ability to meet the Company’s capital plan and the Bank IMCR, operate without additional regulatory or other restrictions, and its operating results, could be materially adversely affected.

M A N A G E M E N T    D I S C U S S I ON     A N D    A N A L Y S I S

Dividends

The declaration of dividends is subject to, among other things, the Company’s financial condition and results of operations, the Bank’s compliance with its regulatory capital requirements, tax considerations, industry standards, economic conditions, regulatory restrictions, general business practices and other factors. Under the Bank Supervisory Agreement, no dividends can be declared or paid by the Bank to the Company without prior regulatory approval. Refer to Note 15 of the Notes to Consolidated Financial Statements for information on regulatory limitations on dividends from the Bank to the Company and additional information on dividends. The payment of dividends by the Company is dependent upon the Company having adequate cash or other assets that can be converted to cash to pay dividends to its stockholders. The Company suspended the dividend payments to common stockholders in the fourth quarter of 2008 due to the net operating loss experienced and the challenging economic environment. The Company has also suspended the past five regular quarterly cash dividends on the preferred stock issued to the Treasury as part of the TARP Capital Purchase Program. Under the terms of the certificate of designations for the preferred stock, dividend payments may be deferred without default, but the dividend is cumulative and, if the Company fails to pay dividends for six quarters, whether or not consecutive, the Treasury will have the right to appoint two representatives to the Company’s board of directors. As of February 15, 2012, the Company had failed to pay dividends for five quarters. Under the terms of the Company Supervisory Agreement, the Company may not declare or pay any cash dividends, or purchase or redeem any capital stock, without prior notice to, and consent of, the OCC (as successor to OTS). The Company does not anticipate requesting consent from the OCC (as successor to OTS) to make any payments of dividends on, or purchase of, its common or preferred stock in 2012.

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

New Accounting Pronouncements

In July 2010, the FASB issued ASU 2010-20, Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses, which requires significant new disclosures about the allowance for credit losses and the credit quality of financing receivables. The requirements are intended to enhance transparency regarding credit losses and the credit quality of loan and lease receivables. Under this statement, allowance for credit losses and fair value are to be disclosed by portfolio segment, while credit quality information, impaired financing receivables and nonaccrual status are to be presented by class of financing receivable. Disclosure of the nature and extent, the financial impact and segment information of troubled debt restructurings are also required. The disclosures are to be presented at the level of disaggregation that management uses when assessing and monitoring the portfolio’s risk and performance. This ASU is effective for interim and annual reporting periods after December 15, 2010 and the related disclosures are included in Note 5 of the consolidated financial statements in this report.

In April 2011, the FASB issued ASU 2011-02, Receivables (Topic 310), A Creditor’s Determination of Whether a Restructuring Is a Troubled Debt Restructuring. This ASU provides guidance on evaluating whether a restructuring constitutes a troubled debt restructuring. It indicates that if a creditor separately concludes that a restructuring constitutes a concession and that the debtor is experiencing financial difficulties that the restructuring is a troubled debt restructuring. It also clarifies guidance on a creditor’s evaluation of the above two items. For public entities, such as HMN, the amendments in this ASU are effective for the first interim or annual period beginning on or after June 15, 2011, and should be applied retrospectively to the beginning of the annual period of adoption. In addition, this ASU requires that the disclosures about troubled debt restructurings that were delayed by ASU 2011-01 in January 2011 be disclosed for interim and annual periods beginning on or after June 15, 2011. The implementation of the guidance in this ASU and the related disclosures are included in Note 5 of this report.

In April 2011, the FASB issued ASU 2011-03, Transfers and Servicing (Topic 860), Reconsideration of Effective Control for Repurchase Agreements. Topic 860, Transfers and Servicing, which prescribes when an entity may or may not recognize a sale upon the transfer of financial assets subject to repurchase agreements. That determination is based, in part, on whether the entity has maintained effective control over the transferred assets. The amendments in this ASU removed from the assessment of effective control (1) the criterion requiring the transferor to have the ability to repurchase or redeem the financial assets on substantially the agreed terms, even in the event of default by the transferee, and (2) the collateral maintenance implementation guidance related to that criterion. Other criteria applicable to the assessment of effective control are not changed by the amendments in this ASU. This ASU is effective for the first interim or annual period beginning on or after December 15, 2011 and should be applied prospectively to transactions or modification of existing transactions that occur on or after the effective date. The adoption of this ASU in the first quarter of 2012 did not have a material impact on the Company’s consolidated financial statements.

In May 2011, the FASB issued ASU 2011-04, Fair Value Measurement (Topic 820), Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs. The amendments in this ASU change the wording used to describe the requirements in U.S. GAAP for measuring fair value and for disclosing information about fair value measurements in order to improve consistency in wording between U.S. GAAP and IFRS. This ASU is effective for interim or annual period beginning on or after December 15, 2011. The adoption of this ASU in the first quarter of 2012 did not have a material impact on the Company’s consolidated financial statements other than to change the disclosures relating to fair value measurements.

In June 2011, the FASB issued ASU 2011-05, Comprehensive Income (Topic 220), Presentation of Comprehensive Income. Current U.S. GAAP allows reporting entities three alternatives for presenting other comprehensive income and its components in financial statements. The first two options are to present this information in a single continuous statement of comprehensive income or in two separate but consecutive statements. The third option, which is used by the

Company, is to present the components of other comprehensive income as part of the statement of changes in stockholders’ equity. This ASU eliminates the third option and therefore the Company will have to adopt one of the two remaining methods for presentation. This ASU is effective for fiscal years, and interim periods beginning after December 15, 2011. The adoption of this ASU in the first quarter of 2012 did not have a material impact on the Company’s consolidated financial statements other than to change the presentation of other comprehensive income as discussed above.

In September 2011, the FASB issued ASU 2011-09, Compensation — Retirement Benefits — Multiemployer Plans (Subtopic 715-80). The amendments in this ASU require additional disclosures about an employer’s participation in a multiemployer plan. For public entities, such as HMN, this ASU is effective for annual periods for fiscal years ending after December 15, 2011. The adoption of this ASU in the fourth quarter of 2011 did not have a material impact on the Company’s consolidated financial statements. The presentation of the additional disclosures relating to the multiemployer retirement plan (sponsored by the Financial Institutions Retirement Fund (FIRF)) in which the Company participates is included in Note 13 of this report.

In December 2011, the FASB issued ASU 2011-11, Balance Sheet (Topic 210). The objective of this ASU is to provide enhanced disclosures that will enable users of its financial statements to evaluate the effect or potential effect of rights of setoff associated with an entity’s financial position. This includes the effect or potential effect of rights of setoff associated with an entity’s recognized assets and recognized liabilities within the scope of this ASU. The amendments require enhanced disclosures by requiring improved information about financial instruments and derivative instruments that are either (1) offset in accordance with either Section 210-20-45 or Section 815-10-45 or (2) subject to an enforceable master netting arrangement or similar agreement, irrespective of whether they are offset in accordance with either Section 210-20-45 or Section 815-10-45. An entity is required to apply the amendments for annual reporting periods beginning on or after January 1, 2013, and interim periods with those annual periods. The adoption of this ASU in the first quarter of 2013 is not anticipated to have any impact on the Company’s consolidated financial statements as it currently has no outstanding rights of setoff.

M A N A G E M E N T    D I S C U S S I ON     A N D    A N A L Y S I S

In December 2011, the FASB issued ASU 2011-12, Comprehensive Income (Topic 220). The amendments in this ASU supersede certain pending paragraphs in ASU 2011-5, Comprehensive Income (Topic 220): Presentation of Comprehensive Income, to effectively defer only those changes in ASU 2011-05 that relate to the presentation of reclassification adjustments out of accumulated other comprehensive income. All other requirements in ASU 2011-05 are not affected by this ASU, including the requirement to report comprehensive income either in a single continuous financial statement or in two separate but consecutive financial statements. The amendments will be temporary to allow the Board time to redeliberate the presentation requirements for reclassifications out of accumulated other comprehensive income for annual and interim financial statements for public, private, and non-profit entities. The adoption of this ASU in the first quarter of 2012 did not have a material impact on the Company’s consolidated financial statements other than to change the presentation of other comprehensive income as discussed above.

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

The following table discloses the projected changes in market value to the Company’s interest-earning assets and interest-bearing liabilities based upon incremental 100 basis point changes in interest rates from interest rates in effect on December 31, 2011.

(Dollars in thousands) Basis point change in interest rates	Market Value
	-100	0	+100	+200
Total market-risk sensitive assets	$804,852	796,019	783,763	768,623
Total market-risk sensitive liabilities	743,606	731,694	719,454	706,703
Off-balance sheet financial instruments	(435)	0	(56)	(80)

Net market risk	$61,681	64,325	64,365	62,000

Percentage change from current market value	(4.11)%	0.00%	0.06%	(3.61)%

The preceding table was prepared utilizing the following assumptions (the Model Assumptions) regarding prepayment and decay ratios that were determined by management based upon their review of historical prepayment speeds and future prepayment projections. Fixed rate loans were assumed to prepay at annual rates of between 8% and 71%, depending on the note rate and the period to maturity. Adjustable rate mortgages (ARMs) were assumed to prepay at annual rates of between 13% and 34%, depending on the note rate and the period to maturity. Mortgage-backed securities and Collateralized Mortgage Obligations (CMOs) were projected to have prepayments based upon the underlying collateral securing the instrument and the related cash flow priority of the CMO tranche owned. Certificate accounts were assumed not to be withdrawn until maturity. Passbook and money market accounts were assumed to decay at annual rates of 22% and 28%, respectively. Non-interest checking and NOW accounts were assumed to decay at annual rates of 23% and 16%, respectively. Commercial non-interest checking was assumed to decay at an annual rate of 23%. Commercial NOW and MMDA accounts were assumed to decay at annual rates of 16% and 28%, respectively. FHLB advances were projected to be called at the first call date where the projected interest rate on similar remaining term advances exceeded the interest rate on the callable advance. Refer to Note 11 of the Notes to Consolidated Financial Statements for more information on call provisions of the FHLB advances.

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

Asset/Liability Management

The Company’s management reviews the impact that changing interest rates will have on the net interest income projected for the twelve months following December 31, 2011 to determine if its current level of interest rate risk is acceptable. The following table projects the estimated impact on net interest income during the 12 month period ending December 31, 2012 of immediate interest rate changes called rate shocks:

Rate Shock Table
(Dollars in thousands)
Rate Shock in Basis Points	Net Interest Change	Percent Change
+200	$495	2.10%
+100	412	1.75
0	0	0.00
-100	(983)	(4.17)

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

M A N A G E M E N T    D I S C U S S I ON     A N D    A N A L Y S I S

mismatch in the maturity of its asset and liability portfolios can, in certain situations, provide high enough returns to justify the increased exposure to sudden and unexpected changes in interest rates.

To the extent consistent with its interest rate spread objectives, the Bank attempts to manage its interest rate risk and has taken a number of steps to restructure its balance sheet in order to better match the maturities of its assets and liabilities. In the past, more fixed rate loans were placed into the single family loan portfolio. In 2011, the Bank has primarily focused its fixed rate one-to-four family residential lending program on loans that are saleable to third parties and generally placed only those fixed rate loans that met certain risk characteristics into its loan portfolio. The Bank’s commercial loan production continued to be primarily in adjustable rate loans with minimum interest rate floors; however, more of these loans were structured to reprice every one, two, or three years.

Off-Balance Sheet Arrangements

The Company has no off-balance sheet arrangements other than commitments to originate and sell loans in the ordinary course of business which are more fully discussed in Note 17 of the Notes to Consolidated Financial Statements.

C O N S O L I D A T E D    B A L  A N C E    S H E E T S

December 31 (Dollars in thousands)	2011	2010

ASSETS
Cash and cash equivalents	$67,840	20,981
Securities available for sale:
Mortgage-backed and related securities
(amortized cost $19,586 and $32,036)	20,645	33,506
Other marketable securities
(amortized cost $105,700 and $118,631)	105,469	118,058

	126,114	151,564

Loans held for sale	3,709	2,728
Loans receivable, net	555,908	664,241
Accrued interest receivable	2,449	3,311
Real estate, net	16,616	16,382
Federal Home Loan Bank stock, at cost	4,222	6,743
Mortgage servicing rights, net	1,485	1,586
Premises and equipment, net	7,967	9,450
Prepaid expenses and other assets	2,262	3,632
Assets held for sale	1,583	0
Deferred tax assets, net	0	0

Total assets	$790,155	880,618

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits	$620,128	683,230
Deposits held for sale	36,048	0
Federal Home Loan Bank advances and Federal Reserve borrowings	70,000	122,500
Accrued interest payable	780	1,092
Customer escrows	933	818
Accrued expenses and other liabilities	5,205	3,431

Total liabilities	733,094	811,071

Commitments and contingencies
Stockholders’ equity:
Serial preferred stock: ($.01 par value)
Authorized 500,000 shares; issued shares 26,000	24,780	24,264
Common stock ($.01 par value):
Authorized 11,000,000; issued shares 9,128,662	91	91
Additional paid-in capital	53,462	56,420
Retained earnings, subject to certain restrictions	42,983	55,838
Accumulated other comprehensive income	471	541
Unearned employee stock ownership plan shares	(3,191)	(3,384)
Treasury stock, at cost 4,740,711 and 4,818,263 shares	(61,535)	(64,223)

Total stockholders’ equity	57,061	69,547

Total liabilities and stockholders’ equity	$790,155	880,618

See accompanying notes to consolidated financial statements.

C O N S O L I D A T E D    S T A T E M E  N T S    OF    L O S S

Years ended December 31 (Dollars in thousands)	2011	2010	2009

Interest income:
Loans receivable	$36,776	44,248	51,876
Securities available for sale:
Mortgage-backed and related	1,098	1,813	2,768
Other marketable	1,451	2,023	3,039
Cash equivalents	36	4	1
Other	180	182	87

Total interest income	39,541	48,270	57,771

Interest expense:
Deposits	6,847	11,281	17,579
Federal Home Loan Bank advances and Federal Reserve borrowings	4,288	5,978	6,289

Total interest expense	11,135	17,259	23,868

Net interest income	28,406	31,011	33,903
Provision for loan losses	17,278	33,381	26,699

Net interest income (loss) after provision for loan losses	11,128	(2,370)	7,204

Non-interest income:
Fees and service charges	3,739	3,741	4,137
Loan servicing fees	987	1,067	1,042
Securities gains, net	0	0	5
Gain on sales of loans	1,656	1,987	2,273
Other	487	476	625

Total non-interest income	6,869	7,271	8,082

Non-interest expense:
Compensation and benefits	13,553	13,516	13,432
Losses on real estate owned	2,681	1,165	3,873
Occupancy	3,741	4,082	4,084
Deposit insurance	1,255	1,933	1,973
Data processing	1,221	1,040	1,182
Other	7,101	5,820	7,145

Total noninterest expense	29,552	27,556	31,689

Loss before income tax expense (benefit)	(11,555)	(22,655)	(16,403)
Income tax expense (benefit)	0	6,323	(5,607)

Net loss	$(11,555)	(28,978)	(10,796)
Preferred stock dividends and discount	(1,821)	(1,784)	(1,747)

Net loss available to common stockholders	$(13,376)	(30,762)	(12,543)

Basic loss per common share	$(3.47)	(8.17)	(3.39)

Diluted loss per common share	$(3.47)	(8.17)	(3.39)

See accompanying notes to consolidated financial statements.

C O N S O L I D A T E D    S T A T E M E  N T S    OF    S T O C K H O L D E R S’     E Q U I T Y    A N D    C O M P R E H E N S I V E    L O S S

(Dollars in thousands)	Preferred Stock	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Unearned Employee Stock Ownership Plan	Treasury Stock	Total Stock- holders’ Equity
Balance, December 31, 2008	$23,384	91	60,687	98,067	2,091	(3,771)	(68,336)	112,213
Net loss				(10,796)				(10,796)
Other comprehensive loss, net of tax:
Net unrealized losses on securities available for sale					(861)			(861)

Total comprehensive loss								(11,657)
Preferred stock discount amortization	401		(401)					0
Unearned compensation restricted stock awards			(2,181)				2,181	0
Restricted stock awards forfeited			127				(127)	0
Restricted stock awards dividend forfeited				7				7
Stock compensation expense			27					27
Amortization of restricted stock awards			373					373
Earned employee stock ownership plan shares			(56)			194		138
Preferred stock dividends				(1,163)				(1,163)

Balance, December 31, 2009	$23,785	91	58,576	86,115	1,230	(3,577)	(66,282)	99,938
Net loss				(28,978)				(28,978)
Other comprehensive loss, net of tax:
Net unrealized losses on securities available for sale					(689)			(689)

Total comprehensive loss								(29,667)
Preferred stock discount amortization	479		(479)					0
Stock compensation expense			63					63
Unearned compensation restricted stock awards			(2,237)				2,237	0
Restricted stock awards forfeited			178				(178)	0
Restricted stock awards dividend Forfeited				1				1
Amortization of restricted stock awards			370					370
Earned employee stock ownership plan shares			(51)			193		142
Preferred stock dividends				(1,300)				(1,300)

Balance, December 31, 2010	$24,264	91	56,420	55,838	541	(3,384)	(64,223)	69,547
Net loss				(11,555)				(11,555)
Other comprehensive loss, net of tax:
Net unrealized losses on securities available for sale					(70)			(70)

Total comprehensive loss								(11,625)
Preferred stock discount amortization	516		(516)					0
Stock compensation expense			29					29
Unearned compensation restricted stock awards			(2,700)				2,700	0
Restricted stock awards forfeited			12				(12)	0
Amortization of restricted stock awards			298					298
Earned employee stock ownership plan shares			(81)			193		112
Preferred stock dividends				(1,300)				(1,300)

Balance, December 31, 2011	$24,780	91	53,462	42,983	471	(3,191)	(61,535)	57,061

See accompanying notes to consolidated financial statements.

C O N S O L I D A T E D    S T A T E M E  N T S    O F    C A S H    F L O W S

Years ended December 31 (Dollars in thousands)	2011	2010	2009
Cash flows from operating activities:
Net loss	$(11,555)	(28,978)	(10,796)
Adjustments to reconcile net loss to cash provided by operating activities:
Provision for loan losses	17,278	33,381	26,699
Depreciation	1,267	1,593	1,837
Amortization of premiums, net	297	571	465
Amortization of deferred loan fees	(465)	(319)	(972)
Amortization of mortgage servicing rights	562	482	556
Capitalized mortgage servicing rights	(461)	(753)	(1,143)
Deferred income tax expense (benefit)	0	12,043	(2,516)
Securities gains, net	0	0	(5)
Loss on sales of real estate and premises	2,681	1,165	3,731
Gain on sales of loans	(1,656)	(1,987)	(2,273)
Proceeds from sales of loans held for sale	64,890	90,797	122,491
Disbursements on loans held for sale	(58,588)	(85,384)	(119,475)
Amortization of restricted stock awards	298	370	373
Amortization of unearned ESOP shares	193	193	194
Earned ESOP shares priced below original cost	(81)	(51)	(56)
Stock option compensation expense	29	63	27
Decrease in accrued interest receivable	862	713	1,544
Decrease in accrued interest payable	(312)	(1,016)	(4,199)
Decrease (increase) in other assets	1,342	3,084	(2,041)
Increase (decrease) in other liabilities	380	(774)	912
Other, net	379	362	95

Net cash provided by operating activities	17,340	25,555	15,448

Cash flows from investing activities:
Proceeds from sales of securities available for sale	0	0	2,141
Principal collected on securities available for sale	12,466	19,820	22,213
Proceeds collected on maturity of securities available for sale	156,900	115,000	78,350
Purchases of securities available for sale	(144,051)	(128,059)	(88,446)
Purchase of Federal Home Loan Bank stock	(17)	(2,420)	0
Redemption of Federal Home Loan Bank stock	2,538	2,963	0
Proceeds from sales of real estate and premises	5,440	14,532	10,749
Net decrease in loans receivable	76,114	82,591	56,329
Purchases of premises and equipment	(201)	(292)	(558)

Net cash provided by investing activities	109,189	104,135	80,778

Cash flows from financing activities:
Decrease in deposits	(27,285)	(113,218)	(85,162)
Dividends paid to preferred stockholders	0	(1,300)	(1,163)
Proceeds from borrowings	10,002	87,000	1,099,000
Repayment of borrowings	(62,502)	(97,000)	(1,109,000)
Increase (decrease) in customer escrows	115	(609)	788

Net cash used by financing activities	(79,670)	(125,127)	(95,537)

Increase in cash and cash equivalents	46,859	4,563	689
Cash and cash equivalents, beginning of year	20,981	16,418	15,729

Cash and cash equivalents, end of year	$67,840	20,981	16,418

Supplemental cash flow disclosures:
Cash paid for interest	$11,447	18,275	28,067
Cash paid for income taxes	0	39	33
Supplemental noncash flow disclosures:
Loans transferred to loans held for sale	5,509	3,195	1,234
Transfer of loans to real estate	8,732	16,167	18,342
Assets transferred to assets held for sale	1,583	0	0
Deposits transferred to deposits held for sale	36,048	0	0

See accompanying notes to consolidated financial statements.

N O T E S    T O    C O N S O  L I D A T E D    F I N A N C I A L    S T A T E M E N T S

December 31, 2011, 2010 and 2009

NOTE 1 Description of the Business and Summary of Significant Accounting Policies

HMN Financial, Inc. (HMN or the Company) is a stock savings bank holding company that owns 100 percent of Home Federal Savings Bank (the Bank). The Bank has a community banking philosophy and operates retail banking and loan production facilities in Minnesota and Iowa. The Bank has one wholly owned subsidiary, Osterud Insurance Agency, Inc. (OIA), which offers financial planning products and services. HMN has another wholly owned subsidiary, Security Finance Corporation (SFC), which is currently not actively engaged in any activities.

The consolidated financial statements included herein are for HMN, SFC, the Bank and OIA. All significant intercompany accounts and transactions have been eliminated in consolidation.

The Company evaluated subsequent events through the filing date of our annual 10-K with the Securities and Exchange Commission on March 7, 2012.

Use of Estimates    In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ from those estimates.

An estimate that is particularly susceptible to change relates to the determination of the allowance for loan losses. Management believes that the allowance for loan losses is appropriate to cover probable losses inherent in the portfolio at the date of the balance sheet. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions and other factors. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the allowance for loan losses. Such agencies may require additions to the allowance based on their judgment about information available to them at the time of their examination.

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

The allowance for loan losses is maintained at an amount considered to be appropriate by management to provide for probable losses inherent in the loan portfolio as of the balance sheet dates. The allowance for loan losses is based on a quarterly analysis of the loan portfolio. In this analysis, management considers factors including, but not limited to, specific occurrences which include loan impairment, changes in the size of the portfolios, general economic conditions, demand for single family homes, demand for commercial real estate and building lots, loan portfolio composition and historical loss experience. In connection with the determination of the allowance for loan losses, management obtains independent appraisals for significant properties or other collateral securing delinquent loans. The allowance for loan losses is established for known problem loans, as well as for loans which are not currently known to require an allowance. Loans are charged off to the extent they are deemed to be uncollectible. The appropriateness of the allowance for loan losses is dependent upon management’s estimates of variables affecting valuation, appraisals of collateral, evaluations of performance and status, and the amounts and timing of future cash flows expected to be received on impaired loans. Such estimates, appraisals, evaluations and cash flows may be subject to frequent adjustments due to changing economic prospects of borrowers or properties. The estimates are reviewed periodically and adjustments, if any, are recorded in the provision for loan losses in the periods in which the adjustments become known.

Interest income is recognized on an accrual basis except when collectability is in doubt. When loans are placed on a non-accrual basis, generally when the loan is 90 days past due, previously accrued but unpaid interest is reversed from income. Interest is subsequently recognized as income to the extent cash is received when, in management’s judgment, principal is collectible.

All impaired loans are valued at the present value of expected future cash flows discounted at the loan’s initial effective interest rate. The fair value of the collateral of an impaired collateral-dependent loan or an observable market price, if one exists, may be used as an alternative to discounting. If the value of the impaired loan is less than the recorded investment in the loan, the impaired amount is charged off. A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. Impaired loans include all loans which are on non-accrual, delinquent as to principal and interest for 90 days or greater or restructured in a troubled debt restructuring involving a modification of terms. All non-accruing loans are reviewed for impairment on an individual basis.

Included in loans receivable, net, are certain loans that have been modified in order to maximize collection of the loan balances. The Company evaluates all loan modifications and if the Company, for legal or economic reasons related to the borrower’s financial difficulties, grants a concession compared to the original terms and conditions of the loan that the Company would not otherwise consider, the modified loan is considered a troubled debt restructuring (TDR) and classified as an impaired loan. If the TDR loan was performing (accruing) prior to the modification, it typically will remain accruing after the modification as long as it continues to perform according to the modified terms. If the TDR loan was non-performing (non-accruing) prior to the modification, it will remain non-accruing after the modification for a minimum of six months. If the loan performs according to the modified terms for a minimum of six months, it typically will be returned to accruing status. In general, there are two conditions in which a TDR loan is no longer considered to be a TDR and potentially not classified as impaired. The first condition is whether the loan is refinanced with terms that reflect normal terms for the type of credit involved. The second condition is whether the loan is repaid or charged off.

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

Real Estate, net    Real estate acquired through loan foreclosure is initially recorded at the lower of the related loan balance or the fair value less estimated selling costs. Valuations are reviewed quarterly by management and an allowance for losses is established if the carrying value of a property exceeds its fair value less estimated selling costs.

Premises and Equipment    Land is carried at cost. Office buildings, improvements, furniture and equipment are carried at cost less accumulated depreciation.

Depreciation is computed on a straight-line basis over estimated useful lives of 5 to 40 years for office buildings and improvements and 3 to 10 years for furniture and equipment.

Assets and Deposits Held for Sale    In the fourth quarter of 2011, the Bank entered into a definitive purchase and assumption agreement to sell certain assets and the deposits of its Toledo, Iowa branch. Until the consummation of the sale, which is anticipated to be completed in the first quarter of 2012, these assets and deposits are reported as held for sale and are carried at the lower of their cost basis or estimated fair market value.

Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of    The Company reviews long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Investment in Limited Partnerships    The Company had investments in limited partnerships that invested in low to moderate income housing projects that generated tax credits for the Company. The Company accounted for the earnings or losses from the limited partnerships on the equity method. The Company’s limited partnership investments were liquidated in the fourth quarter of 2011.

Stock Based Compensation    The Company recognizes the grant-date fair value of stock option and restricted stock awards issued as compensation expense, amortized over the vesting period.

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

New Accounting Pronouncements    In July 2010, the FASB issued ASU 2010-20, Disclosures about the Credit

Quality of Financing Receivables and the Allowance for Credit Losses, which requires significant new disclosures about the allowance for credit losses and the credit quality of financing receivables. The requirements are intended to enhance transparency regarding credit losses and the credit quality of loan and lease receivables. Under this statement, allowance for credit losses and fair value are to be disclosed by portfolio segment, while credit quality information, impaired financing receivables and nonaccrual status are to be presented by class of financing receivable. Disclosure of the nature and extent, the financial impact and segment information of troubled debt restructurings are also required. The disclosures are to be presented at the level of disaggregation that management uses when assessing and monitoring the portfolio’s risk and performance. This ASU is effective for interim and annual reporting periods after December 15, 2010 and the related disclosures were included in Note 5 of the consolidated financial statements in this report.

In April 2011, the FASB issued ASU 2011-02, Receivables (Topic 310), A Creditor’s Determination of Whether a Restructuring Is a Troubled Debt Restructuring. This ASU provides guidance on evaluating whether a restructuring constitutes a troubled debt restructuring. It indicates that if a creditor separately concludes that a restructuring constitutes a concession and that the debtor is experiencing financial difficulties that the restructuring is a troubled debt restructuring. It also clarifies guidance on a creditor’s evaluation of the above two items. For public entities, such as HMN, the amendments in this ASU are effective for the first interim or annual period beginning on or after June 15, 2011, and should be applied retrospectively to the beginning of the annual period of adoption. In addition, this ASU requires that the disclosures about troubled debt restructurings that were delayed by ASU 2011-01 in January 2011 be disclosed for interim and annual periods beginning on or after June 15, 2011. The implementation of the guidance in this ASU and the related disclosures are included in Note 5 of this report.

In April 2011, the FASB issued ASU 2011-03, Transfers and Servicing (Topic 860), Reconsideration of Effective Control for Repurchase Agreements. Topic 860, Transfers and Servicing, which prescribes when an entity may or may not recognize a sale upon the transfer of financial assets subject to repurchase agreements. That determination is based, in part, on whether the entity has maintained effective control over the transferred assets. The amendments in this ASU removed from the assessment of effective control (1) the criterion requiring the transferor to have the ability to repurchase or redeem the financial assets on substantially the agreed terms, even in the event of default by the transferee, and (2) the collateral maintenance implementation guidance related to that criterion. Other criteria applicable to the assessment of effective control are not changed by the amendments in this ASU. This ASU is effective for the first interim or annual period beginning on or after December 15, 2011 and should be applied prospectively to transactions or modification of existing transactions that occur on or after the effective date. The adoption of this ASU in the first quarter of 2012 did not have a material impact on the Company’s consolidated financial statements.

In May 2011, the FASB issued ASU 2011-04, Fair Value Measurement (Topic 820), Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs. The amendments in this ASU change the wording used to describe the requirements in U.S. GAAP for measuring fair value and for disclosing information about fair value measurements in order to improve consistency in wording between U.S. GAAP and IFRS. This ASU is effective for interim or annual period beginning on or after December 15, 2011. The adoption of this ASU in the first quarter of 2012 did not have a material impact on the Company’s consolidated financial statements other than to change the disclosures relating to fair value measurements.

In June 2011, the FASB issued ASU 2011-05, Comprehensive Income (Topic 220), Presentation of Comprehensive Income. Current U.S. GAAP allows reporting entities three alternatives for presenting other comprehensive income and its components in financial statements. The first two options are to present this information in a single continuous statement of comprehensive income or in two separate but consecutive statements. The third option, which is used by the Company, is to present the components of other comprehensive income as part of the statement of changes in stockholders’ equity. This ASU eliminates the third option and therefore the Company will have to adopt one of the two remaining methods for presentation. This ASU is effective for fiscal years, and interim periods beginning after December 15, 2011. The adoption of this ASU in the first quarter of 2012 did not have a material impact on the Company’s consolidated financial statements other than to change the presentation of other comprehensive income as discussed above.

In September 2011, the FASB issued ASU 2011-09, Compensation — Retirement Benefits — Multiemployer Plans (Subtopic 715-80). The amendments in this ASU require additional disclosures about an employer’s participation in a multiemployer plan. For public entities, such as HMN, this ASU is effective for annual periods for fiscal years ending after December 15, 2011. The adoption of this ASU in the fourth quarter of 2011 did not have a material impact on the Company’s consolidated financial statements. The presentation of the additional disclosures relating to the multiemployer retirement plan (sponsored by the Financial Institutions Retirement Fund (FIRF)) in which the Company participates is included in Note 13 of this report.

In December 2011, the FASB issued ASU 2011-11, Balance Sheet (Topic 210). The objective of this ASU is to provide enhanced disclosures that will enable users of its financial statements to evaluate the effect or potential effect of rights of setoff associated with an entity’s financial position. This includes the effect or potential effect of rights of setoff associated with an entity’s recognized assets and recognized liabilities within the scope of this ASU. The amendments require enhanced disclosures by requiring improved information about financial instruments and derivative instruments that are either (1) offset in accordance with either Section 210-20-45 or Section 815-10-45 or (2) subject to an enforceable master netting arrangement or similar agreement, irrespective of whether they are offset in accordance with either Section 210-20-45 or Section 815-10-45. An entity is required to apply the amendments for annual reporting periods beginning on or after January 1, 2013, and interim periods with those annual periods. The adoption of this ASU in the first quarter of 2013 is not anticipated to have any impact on the Company’s consolidated financial statements as it currently has no outstanding rights of setoff.

In December 2011, the FASB issued ASU 2011-12, Comprehensive Income (Topic 220). The amendments in this ASU supersede certain pending paragraphs in ASU 2011-5, Comprehensive Income (Topic 220): Presentation of Comprehensive Income, to effectively defer only those changes in ASU 2011-05 that relate to the presentation of reclassification adjustments out of

N O T E S    T O    C O N S O L I D A  T E D    F I N A N C I A L    S T A T E M E N T S

accumulated other comprehensive income. All other requirements in ASU 2011-05 are not affected by this ASU, including the requirement to report comprehensive income either in a single continuous financial statement or in two separate but consecutive financial statements. The amendments will be temporary to allow the Board time to redeliberate the presentation requirements for reclassifications out of accumulated other comprehensive income for annual and interim financial statements for public, private, and non-profit entities. The adoption of this ASU in the first quarter of 2012 did not have a material impact on the Company’s consolidated financial statements other than to change the presentation of other comprehensive income as discussed above.

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

NOTE 2 Other Comprehensive Loss

The components of other comprehensive loss and the related tax effects were as follows:

	For the years ended December 31,
	2011			2010			2009
(Dollars in thousands) Securities available for sale:	Before Tax	Tax Effect	Net of Tax	Before Tax	Tax Effect	Net of Tax	Before Tax	Tax Effect	Net of Tax
Gross unrealized losses arising during the period	$(70)	0	(70)	(1,142)	(453)	(689)	(1,490)	(632)	(858)
Less reclassification of net gains included in net loss	0	0	0	0	0	0	5	2	3

Net unrealized losses arising during the period	(70)	0	(70)	(1,142)	(453)	(689)	(1,495)	(634)	(861)

Other comprehensive loss	$(70)	0	(70)	(1,142)	(453)	(689)	(1,495)	(634)	(861)

NOTE 3 Securities Available for Sale

A summary of securities available for sale at December 31, 2011 and 2010 is as follows:

(Dollars in thousands)	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
December 31, 2011:
Mortgage-backed securities:
FHLMC	$11,310	553	0	11,863
FNMA	7,670	499	0	8,169
Collateralized mortgage obligations:
FHLMC	335	4	0	339
FNMA	271	3	0	274

	19,586	1,059	0	20,645

Other marketable securities:
U.S. Government agency obligations	105,000	294	0	105,294
Corporate preferred stock	700	0	(525)	175

	105,700	294	(525)	105,469

	$125,286	1,353	(525)	126,114

December 31, 2010:
Mortgage-backed securities:
FHLMC	$17,555	719	0	18,274
FNMA	12,800	692	0	13,492
Collateralized mortgage obligations:
FHLMC	1,299	44	0	1,343
FNMA	382	15	0	397

	32,036	1,470	0	33,506

Other marketable securities:
U.S. Government agency obligations	117,931	218	(266)	117,883
Corporate preferred stock	700	0	(525)	175

	118,631	218	(791)	118,058

	$150,667	1,688	(791)	151,564

The Company did not hold any investments in European sovereign debt as of December 31, 2011.

The Company did not sell any available for sale securities and did not recognize any gains or losses on investments in 2011 or 2010. Proceeds from securities available for sale which were sold in 2009 were $2.1 million resulting in gross gains of $5,000.

The following table presents amortized cost and estimated fair value of securities available for sale at December 31, 2011 based upon contractual maturity adjusted for scheduled repayments of principal and projected prepayments of principal based upon current economic conditions and interest rates. Actual maturities may differ from the maturities in the following table because obligors may have the right to call or prepay obligations with or without call or prepayment penalties:

(Dollars in thousands)	Amortized Cost	Fair Value
Due less than one year	$44,912	45,521
Due after one year through five years	79,148	79,862
Due after five years through ten years	526	556
Due after ten years	700	175

Total	$125,286	126,114

The allocation of mortgage-backed securities and collateralized mortgage obligations in the table above is based upon the anticipated future cash flow of the securities using estimated mortgage prepayment speeds.

N O T E S    T O    C O N S O L I D A  T E D    F I N A N C I A L    S T A T E M E N T S

The following table shows the gross unrealized losses and fair values for the securities available for sale portfolio aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2011 and 2010:

	Less Than Twelve Months			Twelve Months or More			Total
(Dollars in thousands)	# of Investments	Fair Value	Unrealized Losses	# of Investments	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
December 31, 2011
Other marketable securities:
U.S. Government agency obligations	0	$0	0	0	$0	0	$0	0
Corporate preferred stock	0	0	0	1	175	(525)	175	(525)

Total temporarily impaired securities	0	$0	0	1	$175	(525)	$175	(525)

December 31, 2010
Other marketable securities:
U.S. Government agency obligations	10	$47,610	(266)	0	$0	0	$47,610	(266)
Corporate preferred stock	0	0	0	1	175	(525)	175	(525)

Total temporarily impaired securities	10	$47,610	(266)	1	$175	(525)	$47,785	(791)

We review our investment portfolio on a quarterly basis for indications of impairment. This review includes analyzing the length of time and the extent to which the fair value has been lower than the cost, the market liquidity for the investment, the financial condition and near-term prospects of the issuer, including any specific events which may influence the operations of the issuer, and our intent and ability to hold the investment for a period of time sufficient to recover the temporary loss. The unrealized losses reported for corporate preferred stock at December 31, 2011 relates to a single trust preferred security that was issued by the holding company of a small community bank. Typical of most trust preferred issuances, the issuer has the ability to defer interest payments for up to five years with interest payable on the deferred balance. In October 2009, the issuer elected to defer its scheduled interest payments as allowed by the terms of the security agreement. The issuer’s subsidiary bank has incurred operating losses over the past several years due to increased provisions for loan losses but still met the regulatory requirements to be considered “adequately capitalized” based on its most recent regulatory filing in 2011. In addition, the owners of the issuing bank appear to have the ability to make additional capital contributions to enhance the issuing bank’s capital position. Based on a review of the issuer, it was determined that the trust preferred security was not other-than-temporarily impaired at December 31, 2011. The Company does not intend to sell the preferred stock and has the intent and ability to hold it for a period of time sufficient to recover the temporary loss. Management believes that the Company will receive all principal and interest payments contractually due on the security and that the decrease in the market value is primarily due to a lack of liquidity in the market for trust preferred securities and the deferral of interest by the issuer. Management will continue to monitor the credit risk of the issuer and may be required to recognize other-than-temporary impairment charges on this security in future periods.

NOTE 4 Loans Receivable, Net

A summary of loans receivable at December 31 is as follows:

(Dollars in thousands)	2011	2010
Residential real estate loans:
1-4 family conventional	$118,524	128,087
1-4 family FHA	494	399
1-4 family VA	48	49

	119,066	128,535

Commercial real estate:
Lodging	31,905	34,447
Retail/office	80,436	86,768
Nursing home/health care	6,455	5,512
Land developments	45,197	72,810
Golf courses	8,326	8,161
Restaurant/bar/café	3,102	2,684
Alternative fuel plants	18,882	31,123
Warehouse	16,555	17,197
Construction:
1-4 family builder	4,926	10,684
Multi family	1,156	3,874
Commercial real estate	4,840	693
Manufacturing	8,557	8,538
Churches/community service	6,058	6,132
Multi family	35,517	48,266
Other	18,002	19,502

	289,914	356,391

Consumer:
Autos	404	604
Home equity line	41,429	44,933
Home equity	13,426	17,840
Consumer — secured	1,409	1,304
Land/lot loans	2,723	2,510
Savings	576	534
Mobile home	657	764
Consumer — unsecured	1,537	2,114

	62,161	70,603

Commercial business	109,259	153,039

Total loans	580,400	708,568
Less:
Unamortized discounts	93	413
Net deferred loan fees	511	1,086
Allowance for loan losses	23,888	42,828

Total loans receivable, net	$555,908	664,241

Commitments to originate or purchase loans	$5,925	629
Commitments to deliver loans to secondary market	$7,263	3,413
Weighted average contractual rate of loans in portfolio	5.52%	5.52%

Included in total commitments to originate or purchase loans are fixed rate loans aggregating $5.9 million and $0.6 million as of December 31, 2011 and 2010, respectively. The interest rates on these loan commitments ranged from 3.00% to 6.79% at December 31, 2011 and from 3.88% to 5.13% at December 31, 2010.

The aggregate amounts of loans to executive officers and directors of the Company was $4.0 million at

December 31, 2011 and $4.1 million at December 31, 2010 and December 31, 2009. During 2011, repayments on loans to executive officers and directors were $86,000, new loans to executive officers and directors totaled $665,500 and sales of executive officer and director loans were $415,500. During 2010, the only activity was $12,000 in repayments on loans to executive officers and directors. All loans were made in the ordinary course of business on normal credit terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated parties.

At December 31, 2011, 2010 and 2009, the Company was servicing loans for others with aggregate unpaid principal balances of approximately $417.4 million, $508.0 million and $566.0 million, respectively.

The Company originates residential, commercial real estate and other loans primarily in Minnesota and Iowa. At December 31, 2011 and 2010, the Company had in its portfolio single-family and multi-family residential loans located in the following states:

	2011		2010
(Dollars in thousands)	Amount	Percent of Total	Amount	Percent of Total
Iowa	$4,664	3.9%	$4,684	3.6%
Minnesota	109,632	92.1	118,305	92.0
Wisconsin	2,130	1.8	1,879	1.5
Other states	2,640	2.2	3,667	2.9

Total	$119,066	100.0%	$128,535	100.0%

Amounts under one million dollars in both years are included in “Other states”.

At December 31, 2011 and 2010, the Company had in its portfolio commercial real estate loans located in the following states:

	2011		2010
(Dollars in thousands)	Amount	Percent of Total	Amount	Percent of Total
California	$4,943	1.7%	$4,916	1.4%
Florida	2,792	1.0	2,855	0.8
Idaho	4,423	1.5	4,483	1.3
Indiana	7,206	2.5	7,694	2.2
Iowa	6,139	2.1	11,160	3.1
Kansas	1,036	0.4	1,064	0.3
Minnesota	244,798	84.4	303,101	85.0
Nebraska	0	0.0	4,994	1.4
North Carolina	7,075	2.4	7,303	2.0
Tennessee	326	0.1	1,700	0.5
Utah	1,324	0.5	1,414	0.4
Wisconsin	8,413	2.9	5,087	1.4
Other states	1,439	0.5	620	0.2

Total	$289,914	100.0%	$356,391	100.0%

Amounts under one million dollars in both years are included in “Other states”.

N O T E S    T O    C O N S O L I D A  T E D    F I N A N C I A L    S T A T E M E N T S

NOTE 5 Allowance for Loan Losses and Credit Quality Information

The allowance for loan losses is summarized as follows:

(Dollars in thousands)	1-4 Family	Commercial Real Estate	Consumer	Commercial Business	Total
Balance, December 31, 2008	$2,830	13,095	1,585	3,747	21,257
Provision for losses	(1,753)	14,217	1,451	12,784	26,699
Charge-offs	(82)	(13,548)	(1,980)	(9,421)	(25,031)
Recoveries	5	565	222	95	887

Balance, December 31, 2009	1,000	14,329	1,278	7,205	23,812
Provision for losses	1,399	16,692	481	14,809	33,381
Charge-offs	(254)	(7,095)	(907)	(7,006)	(15,262)
Recoveries	0	664	72	161	897

Balance, December 31, 2010	2,145	24,590	924	15,169	42,828

Provision for losses	2,081	11,785	482	2,930	17,278
Charge-offs	(508)	(23,012)	(270)	(15,512)	(39,302)
Recoveries	0	259	23	2,802	3,084

Balance, December 31, 2011	$3,718	13,622	1,159	5,389	23,888

Allocated to:
Specific reserves	$993	13,263	76	10,702	25,034
General reserves	1,152	11,327	848	4,467	17,794

Balance, December 31, 2010	$2,145	24,590	924	15,169	42,828

Allocated to:
Specific reserves	$1,086	3,559	367	1,621	6,633
General reserves	2,632	10,063	792	3,768	17,255

Balance, December 31, 2011	$3,718	13,622	1,159	5,389	23,888

Loans receivable at December 31, 2010:
Individually reviewed for impairment	$6,729	45,077	299	26,855	78,960
Collectively reviewed for impairment	121,806	311,314	70,304	126,184	629,608

Ending balance	$128,535	356,391	70,603	153,039	708,568

Loans receivable at December 31, 2011:
Individually reviewed for impairment	$6,241	30,495	1,205	6,855	44,796
Collectively reviewed for impairment	112,825	259,419	60,956	102,404	535,604

Ending balance	$119,066	289,914	62,161	109,259	580,400

The following table summarizes the amount of classified and unclassified loans at December 31:

	December 31, 2011
	Classified					Unclassified
(Dollars in thousands)	Special Mention	Substandard	Doubtful	Loss	Total	Total	Total Loans
1-4 family	$8,870	11,129	738	0	20,737	98,329	119,066
Commercial real estate:
Residential developments	444	39,709	1,113	0	41,266	11,480	52,746
Alternative fuels	0	0	0	0	0	18,882	18,882
Other	5,789	19,607	0	0	25,396	192,890	218,286

Consumer	0	857	224	124	1,205	60,956	62,161
Commercial business:
Construction/development	0	2,722	0	0	2,722	2,064	4,786
Banking	0	3,750	1,149	0	4,899	0	4,899
Other	3,203	8,056	0	0	11,259	88,315	99,574

	$18,306	85,830	3,224	124	107,484	472,916	580,400

	December 31, 2010
	Classified					Unclassified
(Dollars in thousands)	Special Mention	Substandard	Doubtful	Loss	Total	Total	Total Loans
1-4 family	$7,395	8,228	0	0	15,623	112,912	128,535
Commercial real estate:
Residential developments	8,373	34,515	0	0	42,888	44,218	87,106
Alternative fuels	0	11,069	0	0	11,069	20,054	31,123
Other	6,268	6,614	0	0	12,882	225,280	238,162

Consumer	0	248	31	27	306	70,297	70,603
Commercial business:
Construction/development	1,776	4,907	0	0	6,683	5,117	11,800
Banking	0	4,975	3,248	0	8,223	5,830	14,053
Other	4,712	15,689	67	0	20,468	106,718	127,186

	$28,524	86,245	3,346	27	118,142	590,426	708,568

Classified loans represent special mention, performing substandard and non-performing loans. Loans classified substandard are loans that are generally inadequately protected by the current net worth and paying capacity of the obligor, or by the collateral pledged, if any. Assets so classified must have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected.

The aging of past due loans at December 31 are summarized as follows:

(Dollars in thousands)	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	Total Past Due	Current Loans	Total Loans	Loans 90 Days or More Past Due and Still Accruing
2011
1-4 family	$1,876	305	1,297	3,478	115,588	119,066	0
Commercial real estate:
Residential developments	107	290	8,211	8,608	44,138	52,746	0
Alternative fuels	0	0	0	0	18,882	18,882	0
Other	350	79	5,184	5,613	212,673	218,286	0

Consumer	658	374	387	1,419	60,742	62,161	0
Commercial business:
Construction/development	286	0	0	286	4,500	4,786	0
Banking	0	0	1,149	1,149	3,750	4,899	0
Other	351	112	2,877	3,340	96,234	99,574	0

	$3,628	1,160	19,105	23,893	556,507	580,400	0

2010
1-4 family	$2,313	695	3,500	6,508	122,027	128,535	178
Commercial real estate:
Residential developments	444	3,899	15,523	19,866	67,240	87,106	0
Alternative fuels	0	0	4,994	4,994	26,129	31,123	0
Other	75	264	3,914	4,253	233,909	238,162	0

Consumer	446	163	207	816	69,787	70,603	0
Commercial business:
Construction/development	0	0	4,809	4,809	6,991	11,800	0
Banking	0	0	8,223	8,223	5,830	14,053	0
Other	311	45	7,876	8,232	118,954	127,186	576

	$3,589	5,066	49,046	57,701	650,867	708,568	754

N O T E S    T O    C O N S O L I D A  T E D    F I N A N C I A L    S T A T E M E N T S

Impaired loans include loans that are non-performing (non-accruing) and loans that have been modified in a troubled debt restructuring. The following table summarizes impaired loans and related allowances for the years ended December 31, 2011 and 2010:

	December 31, 2011
(Dollars in thousands)	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
Loans with no related allowance recorded:
1-4 family	$2,651	2,972	0	1,611	91
Commercial real estate:
Residential developments	6,900	9,855	0	6,679	94
Alternative fuels	0	0	0	906	0
Other	3,745	4,381	0	1,174	144
Consumer	489	489	0	216	21
Commercial business:
Construction/development	340	2,311	0	294	0
Banking	1,149	3,248	0	854	0
Other	598	1,607	0	878	19

Loans with an allowance recorded:
1-4 family	3,590	3,590	1,086	4,212	157
Commercial real estate:
Residential developments	13,889	14,017	2,546	17,514	373
Alternative fuels	0	0	0	1,998	0
Other	5,961	8,272	1,013	6,408	97
Consumer	716	716	367	403	54
Commercial business:
Construction/development	0	0	0	2,443	0
Banking	0	0	0	3,424	0
Other	4,768	7,145	1,621	9,740	45

Total:
1-4 family	6,241	6,562	1,086	5,823	248
Commercial real estate:
Residential developments	20,789	23,872	2,546	24,193	467
Alternative fuels	0	0	0	2,904	0
Other	9,706	12,653	1,013	7,582	241
Consumer	1,205	1,205	367	619	75
Commercial business:
Construction/development	340	2,311	0	2,737	0
Banking	1,149	3,248	0	4,278	0
Other	5,366	8,752	1,621	10,618	64

	$44,796	58,603	6,633	58,754	1,095

	December 31, 2010
(Dollars in thousands)	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
Loans with no related allowance recorded:
1-4 family	$932	932	0	721	28
Commercial real estate:
Residential developments	6,486	6,486	0	8,674	220
Alternative fuels	0	0	0	148	0
Other	119	119	0	3,356	4
Consumer	104	104	0	1,354	7
Commercial business:
Construction/development	99	99	0	793	5
Banking	0	0	0	0	0
Other	397	397	0	1,293	5

Loans with an allowance recorded:
1-4 family	5,797	5,797	994	3,207	272
Commercial real estate:
Residential developments	27,147	27,147	9,673	16,720	557
Alternative fuels	4,994	4,994	2,441	7,993	0
Other	6,331	7,287	1,148	5,812	156
Consumer	195	195	76	571	13
Commercial business:
Construction/development	4,809	4,809	2,668	3,937	0
Banking	8,223	8,223	4,985	7,232	0
Other	13,327	13,878	3,049	12,154	478

Total:
1-4 family	6,729	6,729	994	3,928	300
Commercial real estate:
Residential developments	33,633	33,633	9,673	25,394	777
Alternative fuels	4,994	4,994	2,441	8,141	0
Other	6,450	7,406	1,148	9,168	160
Consumer	299	299	76	1,925	20
Commercial business:
Construction/development	4,908	4,908	2,668	4,730	5
Banking	8,223	8,223	4,985	7,232	0
Other	13,724	14,275	3,049	13,447	483

	$78,960	80,467	25,034	73,965	1,745

At December 31, 2011, 2010 and 2009, non-accruing loans totaled $34.0 million, $68.1 million and $61.1 million, respectively, for which the related allowance for loan losses was $5.2 million, $25.0 million and $12.1 million, respectively. Non-accruing loans for which no specific allowance has been recorded because management determined that the value of the collateral was sufficient to repay the loan totaled $14.8 million, $8.1 million and $15.3 million, respectively. Had the loans performed in accordance with their original terms, the Company would have recorded gross interest income on the loans of $3.2 million, $5.0 million and $5.0 million in 2011, 2010 and 2009, respectively. For the years ended December 31, 2011, 2010 and 2009, the Company recognized interest income on these loans of $0.7 million, $1.3 million and $0.9 million, respectively. All of the interest income that was recognized for non-accruing loans was recognized using the cash basis method of income recognition. Non-accrual loans also include some of the loans that have had terms modified in a troubled debt restructuring.

The following table summarizes non-accrual loans at December 31:

(Dollars in thousands)	2011	2010
1-4 family	$4,435	$4,844
Commercial real estate:
Residential developments	13,412	25,980
Alternative fuels	0	4,994
Other	9,246	5,763
Consumer	699	224
Commercial business:
Construction/development	340	4,907
Banking	1,149	8,223
Other	4,712	13,139

	$33,993	$68,074

N O T E S    T O    C O N S O L I D A  T E D    F I N A N C I A L    S T A T E M E N T S

Included in loans receivable, net, are certain loans that have been modified in order to maximize collection of loan balances. If the Company, for legal or economic reasons related to the borrower’s financial difficulties, grants a concession compared to the original terms and conditions of the loan, the modified loan is considered a troubled debt restructuring (TDR).

During the third quarter of 2011, the Company adopted Accounting Standards Update (ASU) 2011-02, A Creditor’s Determination of Whether a Restructuring is a Troubled Debt Restructuring (Topic 310), which modified guidance for identifying restructurings of receivables that constitute a TDR. No additional loans modified since December 31, 2010 were identified as TDR’s as a result of adopting these provisions.

At December 31, 2011 and 2010 there were loans included in loans receivable, net, with terms that had been modified in a troubled debt restructuring totaling $29.2 million and $19.3 million, respectively. Had these loans been performing in accordance with their original terms throughout 2011 and 2010, the Company would have recorded gross interest income of $2.5 million and $1.2 million, respectively. During 2011 and 2010, the Company recorded interest income of $0.6 million and $0.8 million on these loans, respectively. For the loans that were modified in 2011, $0.5 million are not classified and performing, $2.0 million are classified but performing, and $17.2 million are non-performing at December 31, 2011.

The following table summarizes troubled debt restructurings at December 31:

(Dollars in thousands)	2011	2010
1-4 family	$3,805	2,589
Commercial real estate:
Residential developments	14,460	14,209
Other	5,598	662
Consumer	578	75
Commercial business:
Construction/development	385	100
Other	4,378	1,656

	$29,204	19,291

TDR concessions can include reduction of interest rates, extension of maturity dates, forgiveness of principal and/or interest due, or acceptance of real estate or other assets in full or partial satisfaction of the debt. Loan modifications are not reported as TDR’s after 12 months if the loan was modified at a market rate of interest for comparable risk loans, and the loan is performing in accordance with the terms of the restructured agreement. All loans classified as TDR’s are considered to be impaired.

When a loan is modified as a TDR, there may be a direct, material impact on the loans within the Statements of Financial Condition, as principal balances may be partially forgiven. The financial effects of TDR’s are presented in the following table and represent the difference between the outstanding recorded balance pre-modification and post-modification, for the period ending December 31, 2011:

	Year ended December 31, 2011
(Dollars in thousands)	Number of Contracts	Pre- modification Outstanding Recorded Investment	Post- modification Outstanding Recorded Investment
Troubled debt restructurings:
1-4 family	17	$4,567	4,246
Commercial real estate:
Residential developments	11	8,118	7,908
Other	9	7,473	6,432
Consumer	17	626	598
Commercial business:
Construction /development	3	2,361	1,096
Other	21	10,316	8,849

Total	78	$33,461	29,129

Loans that were restructured within the 12 months preceding December 31, 2011 and defaulted during the year are presented in the table below:

	Year ended December 31, 2011
(Dollars in thousands)	Number of Contracts	Outstanding Recorded Investment
Troubled debt restructurings that subsequently defaulted:
1-4 family	1	$250
Commercial real estate:
Residential developments	5	4,501
Other	3	4,465
Consumer	1	4
Commercial business:
Other	3	506

Total	13	$9,726

The Company considers a loan to have defaulted when it becomes 90 or more days past due under the modified terms, when it is placed in non-accrual status, when it becomes other real estate owned, or when it becomes non-compliant with some other material requirement of the modification agreement.

Loans that were non-accrual prior to modification remain non-accrual for at least six months following modification. Non-accrual TDR loans that have performed according to the modified terms for six months may be returned to accruing status. Loans that were accruing prior to modification remain on accrual status after the modification as long as the loan continues to perform under the new terms.

TDR’s are reviewed for impairment following the same methodology as other impaired loans. For loans that are collateral dependent, the value of the collateral is reviewed and additional reserves may be added as needed. Loans that are not collateral dependent may have additional reserves established if deemed necessary. The allocated allowance for TDR’s was $3.5 million, or 14.6%, of the total $23.9 million in allowance for loan losses at December 31, 2011, and $1.9 million, or 4.4%, of the total $42.8 million in loan loss reserves at December 31, 2010.

NOTE 6 Accrued Interest Receivable

Accrued interest receivable at December 31 is summarized as follows:

(Dollars in thousands)	2011	2010
Securities available for sale	$553	626
Loans receivable	1,896	2,685

	$2,449	3,311

NOTE 7 Mortgage Servicing Rights, Net

A summary of mortgage servicing activity is as follows:

(Dollars in thousands)	2011	2010
Mortgage servicing rights:
Balance, beginning of year	$1,586	$1,315
Originations	461	753
Amortization	(562)	(482)

Balance, end of year	1,485	1,586

Valuation reserve	0	0

Mortgage servicing rights, net	$1,485	$1,586

Fair value of mortgage servicing rights	$1,878	$2,263

All of the single family loans sold where the Company continues to service the loans are serviced for FNMA under the mortgage-backed security program or the individual loan sale program. The following is a summary of the risk characteristics of the loans being serviced at December 31, 2011:

(Dollars in thousands)	Loan Principal Balance	Weighted Average Interest Rate	Weighted Average Remaining Term (months)	Number of Loans
Original term 30 year fixed rate	$205,727	5.09%	298	1,803
Original term 15 year fixed rate	98,645	4.40	128	1,395
Adjustable rate	598	3.25	285	9

The gross carrying amount of mortgage servicing rights and the associated accumulated amortization at December 31, 2011 and 2010 are presented in the following table. Amortization expense for mortgage servicing rights was $562,000 and $482,000 for the years ended December 31, 2011 and 2010, respectively.

(Dollars in thousands)	Gross Carrying Amount	Accumulated Amortization	Unamortized Intangible Assets
December 31, 2011
Mortgage servicing rights	$3,417	(1,932)	1,485

Total	$3,417	(1,932)	1,485

December 31, 2010
Mortgage servicing rights	$4,172	(2,586)	1,586

Total	$4,172	(2,586)	1,586

The following table indicates the estimated future amortization expense for amortized intangible assets:

(Dollars in thousands) Year ended December 31,	Mortgage Servicing Rights
2012	$345
2013	326
2014	300
2015	259
2016	167
Thereafter	88

$1,485

Projections of amortization are based on asset balances and the interest rate environment that existed at December 31, 2011. The Company’s actual experience may be significantly different depending upon changes in mortgage interest rates and other market conditions.

N O T E S    T O    C O N S O L I D A  T E D    F I N A N C I A L    S T A T E M E N T S

NOTE 8 Real Estate

A summary of real estate at December 31 is as follows:

	2011			2010
(Dollars in thousands)	Residential	Commercial & Other	Total	Residential	Commercial & Other	Total
Real estate in judgement subject to redemption	$49	4,227	4,276	333	0	333
Real estate acquired through foreclosure	2,411	10,754	13,165	4,182	10,536	14,718
Real estate acquired through deed in lieu of foreclosure	45	5,498	5,543	375	5,307	5,682
Real estate acquired in satisfaction of debt	0	106	106	0	106	106

	2,505	20,585	23,090	4,890	15,949	20,839
Allowance for losses	(556)	(5,918)	(6,474)	(979)	(3,478)	(4,457)

	$1,949	14,667	16,616	3,911	12,471	16,382

NOTE 9 Premises and Equipment

A summary of premises and equipment at December 31 is as follows:

(Dollars in thousands)	2011	2010
Land	$1,978	2,070
Office buildings and improvements	8,637	9,199
Furniture and equipment	12,558	12,985

	23,173	24,254
Accumulated depreciation	(15,206)	(14,804)

	$7,967	9,450

NOTE 10 Deposits

Deposits and their weighted average interest rates at December 31 are summarized as follows:

	2011			2010
(Dollars in thousands)	Weighted Average Rate	Amount	Percent of Total	Weighted Average Rate	Amount	Percent of Total
Noninterest checking	0.00%	$113,188	18.3%	0.00%	$96,581	14.1%
NOW accounts	0.06	64,783	10.4	0.11	94,205	13.8
Savings accounts	0.17	36,071	5.8	0.15	33,973	5.0
Money market accounts	0.46	108,876	17.6	0.75	114,357	16.7

		322,918	52.1		339,116	49.6

Certificates:
0-0.99%		72,768	11.7		41,311	6.1
1-1.99%		134,567	21.8		142,742	20.9
2-2.99%		65,842	10.6		105,126	15.4
3-3.99%		22,583	3.6		50,529	7.4
4-4.99%		1,450	0.2		4,113	0.6
5-5.99%		0	0.0		293	0.0

Total certificates	1.60	297,210	47.9	2.07	344,114	50.4

Total deposits	0.87	$620,128	100.0%	1.20	$683,230	100.0%

At December 31, 2011 and 2010, the Company had $264.5 million and $256.3 million, respectively, of deposit accounts with balances of $100,000 or more. At December 31, 2011 and 2010, the Company had $67.8 million and $107.5 million of certificate accounts, respectively, that had been acquired through a broker. The Company is currently restricted from renewing existing brokered deposits, or accepting new brokered deposits without the prior consent of the OCC.

Certificates had the following maturities at December 31:

(Dollars in thousands)	2011		2010
Remaining term to maturity	Amount	Weighted Average Rate	Amount	Weighted Average Rate
1-6 months	$100,513	1.78%	$103,567	2.10%
7-12 months	87,031	1.70	73,470	1.77
13-36 months	103,791	1.33	159,896	2.18
Over 36 months	5,875	2.05	7,181	2.44

	$297,210	1.60	$344,114	2.07

At December 31, 2011, mortgage loans and mortgage-backed and related securities with an amortized cost of approximately $28.9 million were pledged as collateral for certain deposits. An additional $1.0 million of letters of credit from the Federal Home Loan Bank (FHLB) were pledged as collateral on Bank deposits.

Interest expense on deposits is summarized as follows for the years ended December 31:

(Dollars in thousands)	2011	2010	2009
NOW accounts	$57	110	132
Savings accounts	57	45	38
Money market accounts	746	1,341	1,430
Certificates	5,987	9,785	15,979

	$6,847	11,281	17,579

NOTE 11 Federal Home Loan Bank Advances and Federal Reserve Borrowings

Fixed and variable rate Federal Home Loan Bank advances and Federal Reserve borrowings consisted of the following at December 31:

(Dollars in thousands)	2011		2010
Year of Maturity	Amount	Rate	Amount	Rate
2011			$52,500	4.00%
2013	70,000	4.77	70,000	4.77

	70,000	4.77	122,500	4.44
Lines of Credit – Federal Reserve/Federal Home Loan Bank	0	0.00	0	0.00

	$70,000	4.77	$122,500	4.44

All of the outstanding advances at December 31, 2011 have quarterly call provisions which allow the FHLB to request that the advance be paid back or refinanced at the rates then being offered by the FHLB. At December 31, 2011, the advances from the FHLB were collateralized by the Bank’s FHLB stock and mortgage loans and investments with a borrowing capacity of approximately $146.9 million. The Bank has the ability to draw additional borrowings of $75.9 million from the FHLB, based upon the mortgage loans and securities that are currently pledged, subject to approval from the FHLB and a requirement to purchase additional FHLB stock. The Bank also has the ability to draw additional borrowings of $60.0 million from the Federal Reserve Bank, based upon the loans that are currently pledged with them, subject to approval from the FRB.

N O T E S    T O    C O N S O L I D A  T E D    F I N A N C I A L    S T A T E M E N T S

NOTE 12 Income Taxes

Income tax expense (benefit) for the years ended December 31 is as follows:

(Dollars in thousands)	2011	2010	2009
Current:
Federal	$0	(3,956)	(4,551)
State	0	(1,764)	1,460

Total current	0	(5,720)	(3,091)

Deferred:
Federal	(4,010)	(2,773)	(1,213)
State	(873)	(1,781)	(1,303)

Total deferred	(4,883)	(4,554)	(2,516)

Change in valuation allowance	4,883	16,597	0

Income tax expense (benefit)	$0	6,323	(5,607)

The reasons for the difference between expected income tax benefit utilizing the federal corporate tax rate of 34% for 2011 and 2010, and 35% for 2009 and the actual income tax expense are as follows:

(Dollars in thousands)	2011	2010	2009
Expected federal income tax benefit	$(3,929)	(7,703)	(5,741)
Items affecting federal income tax:
State income taxes, net of federal income tax expense (benefit)	(645)	(2,474)	170
Tax exempt interest	(123)	(133)	(235)
Increase in valuation allowance	4,883	16,597	0
Other, net	(186)	36	199

Income tax expense (benefit)	$0	6,323	(5,607)

A reconciliation of the change in the gross amount, before related tax effects, of unrecognized tax benefits for 2011 and 2010 is as follows:

(Dollars in thousands)	2011	2010
Balance at January 1	$0	2,210
Settlement of tax position	0	(2,210)

Balance at December 31	$0	0

There were no unrecognized tax benefits for 2011. The $2.2 million decrease in unrecognized tax benefits during 2010 relates to the tax benefits recorded as a result of a favorable Minnesota Supreme Court tax ruling in 2010, which reversed an unfavorable tax court ruling from 2009. Of the $2.2 million benefit recorded in 2010, $1.4 million affected the effective tax rate as the remaining $0.8 million related to the federal tax impact of the state tax benefit. The Company also recognized a

$0.7 million reduction in other operating expenses in the 2010 consolidated financial statements to reflect the reversal of the accrued interest that had been recorded on the previously unrecognized tax benefits. The tax effects of temporary differences that give rise to the deferred tax assets and deferred tax liabilities are as follows at December 31:

(Dollars in thousands)	2011	2010
Deferred tax assets:
Allowances for loan and real estate losses	$12,401	9,088
Deferred compensation costs	322	314
Deferred ESOP loan asset	702	682
Restricted stock expense	130	164
Nonaccruing loan interest	416	84
Federal net operating loss carry forward	5,936	5,043
State net operating loss carry forward	3,301	3,295
Other	162	88

Total gross deferred tax assets	23,370	18,758
Deferred tax liabilities:
Net unrealized gain on securities available for sale	328	356
Deferred loan fees and costs	317	263
Premises and equipment basis difference	407	636
Originated mortgage servicing rights	607	648
Other	231	258

Total gross deferred tax liabilities	1,890	2,161

Net deferred tax assets	21,480	16,597
Valuation allowance	(21,480)	(16,597)

Deferred tax assets, net of valuation allowance	$0	0

The Company has cumulative federal net operating loss carryforwards of $19.6 million at December 31, 2011 that expire beginning in 2029. The Company also has state net operating loss carryforwards of $36.7 million at December 31, 2011 that expire beginning in 2023.

Retained earnings at December 31, 2011 included approximately $8.8 million for which no provision for income taxes was made. This amount represents allocations of income to bad debt deductions for tax purposes. Reduction of amounts so allocated for purposes other than absorbing losses will create income for tax purposes, which will be subject to the then-current corporate income tax rate.

The Company considers the determination of the deferred tax asset amount and the need for any valuation reserve to be a critical accounting policy that requires significant judgment. The Company has, in its judgment, made reasonable assumptions and considered both positive and negative evidence relating to the ultimate realization of deferred tax assets. Positive evidence includes the ability to implement tax planning strategies to accelerate taxable income recognition and the probability that taxable income will be generated in future periods. Negative evidence includes the Company’s cumulative loss in the prior three year period, continued operating losses in 2011 and the general business and economic trends. Based upon this evaluation, the Company determined that a full valuation allowance was required with respect to the net deferred tax assets at December 31, 2011.

NOTE 13 Employee Benefits

All eligible full-time employees of the Bank that were hired prior to 2002 were included in a noncontributory retirement plan sponsored by the Financial Institutions Retirement Fund (FIRF). The Home Federal Savings Bank (Employer #8006) plan participates in the Pentegra Defined Benefit Plan for Financial Institutions (the Pentegra DB Plan). The Pentegra DB Plan’s Employer Identification Number is 13-5645888 and the Plan number is 333. The Pentegra DB Plan operates as a multi-employer plan for accounting purposes and as a multi-employer plan under the Employee Retirement Income Security Act of 1974 and the Internal Revenue Code. There are no collective bargaining agreements in place that require contributions to the Pentegra DB Plan.

The Pentegra DB Plan is a single plan under Internal Revenue Code Section 413(c) and, as a result, all of the assets stand behind all of the liabilities. Accordingly, under the Pentegra DB Plan, contributions made by the participating employer may be used to provide benefits to participants of other participating employers.

Effective September 1, 2002, the accrual of benefits for existing participants was frozen and no new enrollments were permitted into the plan. The actuarial present value of accumulated plan benefits and net assets available for benefits relating to the Bank’s employees was not available at December 31, 2011 because such information is not accumulated for each participating institution. As of June 30, 2011, the Pentegra DB Plan valuation report reflected that the Bank was obligated to make a contribution totaling $291,000 which was expensed during 2011.

Funded status (market value of plan assets divided by funding target) as of July 1 for the 2011 and 2010 plan years were 80.39% and 83.20%, respectively. Market value of plan assets reflects any contribution received through June 30, 2011.

Total employer contributions made to the Pentegra DB Plan, as reported on Form 5500, equal $203,582,000 and $133,930,000 for the plan years ended June 30, 2010 and June 30, 2009, respectively. The Bank’s contributions to the Pentegra DB Plan are not more than 5% of the total contributions to the Pentegra DB Plan. There is no funding improvement plan or rehabilitation plan as part of this multi-employer plan.

The following contributions were paid by the Bank during the fiscal years ending December 31,

(Dollars in thousands)
2011		2010		2009
Date Paid	Amount	Date Paid	Amount	Date Paid	Amount
10/14/2011	$57**	12/30/2010	$237	12/29/2009	$156

Total	$57		$237		$156

** - An additional contribution of $234,000 was accrued at December 31, 2011 and paid in the first quarter of 2012.

The Company has a qualified, tax-exempt savings plan with a deferred feature qualifying under Section 401(k) of the Internal Revenue Code (the 401(k) Plan). All employees who have attained 18 years of age are eligible to participate in the 401(k) Plan. Participants are permitted to make contributions to the 401(k) Plan equal to the lesser of 50% of the participant’s annual salary or the maximum allowed by law, which was $16,500 for 2011. The Company matches 25% of each participant’s contributions up to a maximum of 8% of the

N O T E S    T O    C O N S O L I D A  T E D    F I N A N C I A L    S T A T E M E N T S

participant’s annual salary. Participant contributions and earnings are fully and immediately vested. The Company’s contributions are vested on a three year cliff basis, are expensed over the vesting period, and were $159,000, $165,000 and $177,000, in 2011, 2010 and 2009, respectively.

The Company has adopted an Employee Stock Ownership Plan (the ESOP) that meets the requirements of Section 4975(e)(7) of the Internal Revenue Code and Section 407(d)(6) of the Employee Retirement Income Security Act of 1974, as amended (ERISA) and, as such, the ESOP is empowered to borrow in order to finance purchases of the common stock of HMN. The ESOP borrowed $6.1 million from the Company to purchase 912,866 shares of common stock in the initial public offering of HMN. As a result of a merger with Marshalltown Financial Corporation (MFC), the ESOP borrowed $1.5 million to purchase an additional 76,933 shares of HMN common stock to account for the additional employees and avoid dilution of the benefit provided by the ESOP. The ESOP debt requires quarterly payments of principal plus interest at 7.52%. The Company has committed to make quarterly contributions to the ESOP necessary to repay the loans including interest. The Company contributed $525,000 in 2011, 2010 and 2009.

As the debt is repaid, ESOP shares that were pledged as collateral for the debt are released from collateral and allocated to eligible employees based on the proportion of debt service paid in the year. The Company accounts for its ESOP in accordance with ASU 718, Employers’ Accounting for Employee Stock Ownership Plans. Accordingly, the shares pledged as collateral are reported as unearned ESOP shares in stockholders’ equity. As shares are determined to be ratably released from collateral, the Company reports compensation expense equal to the current market price of the shares, and the shares become outstanding for earnings per share computations. ESOP compensation expense was $58,000, $109,000 and $100,000, respectively, for 2011, 2010 and 2009.

All employees of the Bank are eligible to participate in the ESOP after they attain age 18 and complete one year of service during which they worked at least 1,000 hours. A summary of the ESOP share allocation is as follows for the years ended:

	2011	2010	2009
Shares allocated to participants beginning of the year	335,453	333,678	320,937
Shares allocated to participants	24,317	24,317	24,317
Shares purchased	42	38	0
Shares distributed to participants	(19,821)	(22,580)	(11,576)

Shares allocated to participants end of year	339,991	335,453	333,678

Unreleased shares beginning of the year	425,769	450,086	474,403
Shares released during year	(24,317)	(24,317)	(24,317)

Unreleased shares end of year	401,452	425,769	450,086

Total ESOP shares end of year	741,443	761,222	783,764

Fair value of unreleased shares at December 31	$778,817	1,196,411	1,890,361

In June 1995, the Company adopted the 1995 Stock Option and Incentive Plan (1995 Plan). The provisions of the 1995 Plan expired on April 25, 2005 and options may no longer be granted from the 1995 Plan. At December 31, 2011, there were 15,000 vested options under the 1995 Plan that remained unexercised. These options expire 10 years from the date of grant and have an exercise price of $16.25.

In March 2001, the Company adopted the HMN Financial, Inc. 2001 Omnibus Stock Plan (2001 Plan). In April 2009, this plan was superseded by the HMN Financial, Inc. 2009 Equity and Incentive Plan (2009 Plan) and options or restricted shares may no longer be awarded from the 2001 Plan. As of December 31, 2011, there were 66,934 vested and 72,516 unvested options under the 2001 Plan that remained unexercised. These options expire 10 years from the date of grant and have an average exercise price of $20.07. As of December 31, 2011, all shares of restricted stock granted under the 2001 Plan have vested.

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

N O T E S    T O    C O N S O L I D A  T E D    F I N A N C I A L    S T A T E M E N T S

A summary of activities under all plans for the past three years is as follows:

					Unvested options
	Shares available for grant	Restricted shares outstanding	Options outstanding	Award value/ weighted average exercise price	Number	Weighted average grant date fair value	Vesting Period
1995 Plan
December 31, 2008	0	0	105,500	$12.12	0	$0

Forfeited/expired	0	0	(65,000)	11.50	0	0

December 31, 2009	0	0	40,500	13.10	0	0

Forfeited/expired	0	0	(25,500)	11.25	0	0

December 31, 2010	0	0	15,000	16.25	0	0

Forfeited/expired	0	0	0	0	0	0

December 31, 2011	0	0	15,000	16.25	0	0

2001 Plan
December 31, 2008	155,353	34,293	184,148	$19.43	141,088	$1.55
Forfeited/expired		(4,734)	(33,777)	16.13	(32,257)	1.43
Forfeited/expired			(5,000)	27.64		2.10
Termination of new awards under plan	(155,353)
Vested		(15,044)			(6,000)	3.11

December 31, 2009	0	14,515	145,371	19.91	102,831	1.49
Forfeited/expired	0	0	(5,921)	16.13	(5,921)	1.43
Forfeited/expired	0	(170)	0
Vested		(8,904)			(3,102)	3.52

December 31, 2010	0	5,441	139,450	20.07	93,808	1.43

Forfeited/expired	0	0	0	0	0	0
Vested	0	(5,441)	0	0	(21,292)	1.43

December 31, 2011	0	0	139,450	20.07	72,516	1.43

2009 Plan
April 28, 2009	350,000
Granted May 6, 2009	(15,000)		15,000	$4.77	15,000	$4.41	5 years
Granted May 6, 2009	(98,866)	82,388		N/A			3 years

December 31, 2009	236,134	82,388	15,000	4.77	15,000	4.41

Granted January 26, 2010	(85,290)	71,075	0	N/A			3 years
Forfeited/expired	7,118	(5,790)	0
Forfeited/expired	5,921	0	0
Vested	0	(13,630)	0		(3,000)	4.41

December 31, 2010	163,883	134,043	15,000	4.77	12,000	4.41

Granted January 27, 2011	(93,600)	78,000	0	N/A	0	0
Forfeited/expired	538	(448)	0		0	0
Vested	0	(48,825)	0		(3,000)	4.41

December 31, 2011	70,821	162,770	15,000	4.77	9,000	4.41

Total all plans	70,821	162,770	169,450	$18.38	81,516	$1.76

The following table summarizes information about stock options outstanding at December 31, 2011:

Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Life in Years	Number Exercisable	Number Unexercisable	Unrecognized Compensation Expense	Weighted Average Years Over Which Unrecognized Compensation will be Recognized
$16.13	93,910	0.4	21,394	72,516	$0	N/A
16.25	15,000	0.4	15,000	0	0	N/A
27.66	15,540	2.2	15,540	0	0	N/A
26.98	15,000	2.6	15,000	0	0	N/A
30.00	15,000	3.4	15,000	0	0	N/A
4.77	15,000	7.4	6,000	9,000	12,175	2.4

	169,450		87,934	81,516	$12,175

The Company will issue shares from treasury upon the exercise of outstanding options.

Prior to January 1, 2006, the Company used the intrinsic value method as described in APB Opinion No. 25 and related interpretations to account for its stock incentive plans. Accordingly, there were no charges or credits to expense with respect to the granting or exercise of options since the options were issued at fair value on the respective grant dates. On January 1, 2006, the Company adopted FAS No. 123(R) (ASC 718), which replaced FAS No. 123 and supersedes APB Opinion No. 25. In accordance with this standard, the Company recognized compensation expense in 2011, 2010 and

2009 relating to stock options over the vesting period. The amount of the expense was determined under the fair value method.

The fair value for each option grant is estimated on the date of the grant using a Black Scholes option valuation model. There were no options granted in 2011 or 2010. The following table shows the assumptions that were used in determining the fair value of options granted during 2009:

2009
Risk-free interest rate	3.15%
Expected life	9 years
Expected volatility	114.0%
Expected dividends	0.0%

NOTE 14 Loss per Common Share

The following table reconciles the weighted average shares outstanding and net loss for basic and diluted loss per common share:

	Year ended December 31,
(Dollars in thousands, except per share data)	2011	2010	2009
Weighted average number of common shares outstanding used in basic earnings per common share calculation	3,853,491	3,766,756	3,695,827
Net dilutive effect of:
Options	0	0	0
Restricted stock awards	0	0	0

Weighted average number of common shares outstanding adjusted for effect of dilutive securities	3,853,491	3,766,756	3,695,827

Net loss available to common shareholders	$(13,376)	(30,762)	(12,543)
Basic loss per common share	$(3.47)	(8.17)	(3.39)
Diluted loss per common share	$(3.47)	(8.17)	(3.39)

Options and restricted stock awards are excluded from the loss per share calculation when a net loss is incurred as their inclusion in the calculation would be anti-dilutive and result in a lower loss per common share. Therefore, options and restricted stock awards are zero in all of the above loss per common share calculations.

NOTE 15 Stockholders’ Equity

The Company did not repurchase any shares of its common stock in the open market during 2011, 2010 or 2009. The Company suspended dividend payments on common stock in the fourth quarter of 2008 due to the net operating loss experienced and the challenging economic

N O T E S    T O    C O N S O L I D A  T E D    F I N A N C I A L    S T A T E M E N T S

environment. Because of the unknown duration of the economic slow down, the continued losses experienced in 2010 and 2011, and the limitation on the payment of dividends set forth in the Supervisory Agreements (as described below and in Note 16), it is not known when any future dividends may be paid by the Company.

The Company’s certificate of incorporation authorizes the issuance of up to 500,000 shares of preferred stock, and on December 23, 2008, the Company completed the sale of 26,000 shares of cumulative perpetual preferred stock to the United States Treasury. The preferred stock has a liquidation value of $1,000 per share and a related warrant was also issued to purchase 833,333 shares of HMN common stock at an exercise price of $4.68 per share. The transaction was part of the United States Treasury’s capital purchase program under the Emergency Economic Stabilization Act of 2008. Under the terms of the sale, the preferred shares are entitled to a 5% annual cumulative dividend for each of the first five years of the investment, increasing to 9% thereafter, unless HMN redeems the shares. The Company made all required dividend payments to the Treasury on the outstanding preferred stock in 2009 and 2010 but began deferring the payment of dividends beginning with the February 15, 2011 dividend date. The Company has since deferred payment of the May 15, 2011, August 15, 2011, November 15, 2011 and February 15, 2012 dividends. The amount of accrued but unpaid dividends totaled $1.3 million at December 31, 2011. Under the terms of the certificate of designations for the preferred stock, dividend payments may be deferred without default, but the dividend is cumulative and, if the Company fails to pay dividends for six quarters, whether or not consecutive, the Treasury will have the right to appoint two representatives to the Company’s board of directors. The preferred stock may be redeemed in whole or in part, at par plus accrued and unpaid dividends. The preferred stock is non-voting, other than certain class voting rights. The warrant may be exercised at any time over its ten-year term. The discount on the common stock warrant is being amortized over five years and Treasury has agreed not to vote any shares of common stock acquired upon exercise of the warrant. Both the preferred securities and the warrant qualify as Tier 1 capital.

Under the terms of the written Supervisory Agreements that the Company and the Bank each entered into with the Office of Thrift Supervision (OTS) effective February 22, 2011 as described in Note 16, neither the Company or the Bank may declare or pay any cash dividends, or repurchase or redeem any capital stock, without prior notice to, and consent of, the OCC (as successor to the OTS). The Company does not anticipate requesting consent from the OCC to make any payments of dividends on, or purchase of, its common or preferred stock in 2012.

The OCC has established an individual minimum capital requirement (IMCR) for the Bank as described in Note 16, which required the Bank to establish and maintain core capital at least equal to 8.5% of adjusted total assets at December 31, 2011. This was in excess of the Bank’s 7.14% core capital to adjusted total assets ratio at December 31, 2011.

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

NOTE 16 Regulatory Matters/Supervisory Agreements, IMCR and Federal Home Loan Bank Investment

The Bank, as a member of the Federal Home Loan Bank System, is required to hold a specified number of shares of capital stock, which are carried at cost, in the Federal Home Loan Bank of Des Moines. The Bank met this requirement at December 31, 2011. The capital stock investment in the Federal Home Loan Bank of Des Moines was reviewed for any other than temporary impairment as of December 31, 2011 and it was determined that it was not impaired.

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

The Bank entered into a written Supervisory Agreement with its primary regulator, the OTS, effective February 22, 2011 that primarily relates to the Bank’s financial performance and credit quality issues. This agreement replaced the prior memorandum of understanding that the Bank entered into with the OTS on December 9, 2009. In accordance with the agreement, the Bank submitted a two year business plan in May of 2011 that the OCC (as successor to the OTS) accepted with the expectation that the Bank would be in adherence with the OCC’s Notification of Establishment of Higher Minimum Capital Ratios, dated August 8, 2011, also known as an individual minimum capital requirement or IMCR, which required the Bank to establish and maintain a minimum core capital ratio of 8.5% by December 31, 2011. The IMCR and the Bank’s failure to achieve and maintain the IMCR are discussed more fully below. As required by the Supervisory Agreement, the Bank submitted an updated two year capital plan in January of 2012 that the OCC may make comments upon, and require revisions to. The Bank must operate within the parameters of the final business plan and is required to monitor and submit periodic reports on its compliance with the plan. The Bank also submitted a problem asset reduction plan that the OCC has accepted. The Bank must operate within the parameters of the final problem asset plan and is required to monitor and submit periodic reports on its compliance with the plan. The Bank has also revised its loan modification policies and its program for identifying, monitoring and controlling risk associated with concentrations of credit, and improved the documentation relating to the allowance for loan and lease losses as required by the agreement. In addition, without the consent of the OCC, the Bank may not declare or pay any cash dividends, increase its total assets during any quarter in excess of the amount of the net interest credited on deposit liabilities during the prior quarter, enter into any new contractual arrangement or renew or extend any existing arrangement related to compensation or benefits with any directors or officer, make any golden parachute payments, or enter into any significant contracts with a third party service provider. The Bank believes it was in compliance with all requirements of its Supervisory Agreement at December 31, 2011, with the exception that actual earnings performance and capital adequacy are not in adherence with the business plan.

The Company also entered into a written Supervisory Agreement with the OTS effective February 22, 2011. This agreement replaced the prior memorandum of understanding that the Company entered into with the OTS on December 9, 2009. As required by the Supervisory Agreement, the Company submitted an updated two year capital plan in January of 2012 that the Federal Reserve Board (as successor to the OTS) may make comments upon, and to which it may require revisions. The Company must operate within the parameters of the final capital plan and is required to monitor and submit periodic reports on its compliance with the plan. In addition, without the consent of the Federal Reserve Board, the Company may not incur or issue any debt, guarantee the debt of any entity, declare or pay any cash dividends or repurchase any of the Company’s capital stock, enter into any new contractual arrangement or renew or extend any existing arrangement related to compensation or benefits with any directors or officer, or make any golden parachute payments. The Company believes it was in compliance with all requirements of its Supervisory Agreement at December 31, 2011, with the exception that actual earnings performance and capital adequacy were not in adherence with the capital plan.

References to the OTS shall mean, with respect to the Company, beginning July 21, 2011, the Federal Reserve Board (FRB) and mean, with respect to the Bank, beginning July 21, 2011, the Office of the Comptroller of the Currency (OCC). On July 21, 2011, the OTS was integrated into the OCC and the primary banking regulator for the Company became the FRB. It is not anticipated that the change in primary regulators as a result of the OTS being abolished will have any significant impact on the Company, the Bank, or our shareholders.

Quantitative measures established by regulations to ensure capital adequacy require the Bank to maintain

N O T E S    T O    C O N S O L I D A  T E D    F I N A N C I A L    S T A T E M E N T S

minimum amounts and ratios (set forth in the following table) of Tier I (Core) capital, and Risk-based capital (as defined in the regulations) to total assets (as defined).

At December 31, 2011 and 2010, the Bank’s capital amounts and ratios are presented for actual capital, required capital and excess capital including amounts and ratios in order to qualify as being well capitalized under the Prompt Corrective Actions regulations:

	Actual		Required to be Adequately Capitalized		Excess Capital		To Be Well Capitalized Under Prompt Corrective Action Provisions
(Dollars in thousands)	Amount	Percent of Assets(1)	Amount	Percent of Assets(1)	Amount	Percent of Assets(1)	Amount	Percent of Assets(1)
December 31, 2011
Tier I or core capital	$56,314	7.14%	$31,560	4.00%	$24,754	3.14%	$39,450	5.00%
Tier I risk-based capital	56,314	9.61	23,441	4.00	32,873	5.61	35,162	6.00
Risk-based capital to risk-weighted assets	63,639	10.86	46,883	8.00	16,756	2.86	58,603	10.00

December 31, 2010
Tier I or core capital	$66,824	7.60%	$35,181	4.00%	$31,643	3.60%	$43,977	5.00%
Tier I risk-based capital	66,824	9.72	27,507	4.00	39,317	5.72	41,261	6.00
Risk-based capital to risk-weighted assets	75,420	10.97	55,014	8.00	20,406	2.97	68,768	10.00

(1)	Based upon the Bank’s adjusted total assets for the purpose of the Tier I or core capital ratios and risk-weighted assets for the purpose of the risk-based capital ratio.

The OCC has established an individual minimum capital requirement (IMCR) for the Bank. An IMCR requires a bank to establish and maintain levels of capital greater than those generally required for a bank to be classified as “well-capitalized.” Effective December 31, 2011, the Bank was required to establish, and subsequently maintain, core capital at least equal to 8.5% of adjusted total assets, which is in excess of the Bank’s 7.14% core capital to adjusted total assets ratio at December 31, 2011. The Bank would have needed $10.8 million in additional capital at December 31, 2011 to meet the minimum core capital ratio set by the OCC. In February 2012, the Bank received a Notice of Failure from the OCC arising out of its failure to establish and maintain its IMCR of 8.5% core capital to adjusted total assets at December 31, 2011. By April 30, 2012, the Bank must submit to the OCC a further written capital plan of how it will achieve and maintain its IMCR, and a contingency plan in the event the IMCR is not achieved through the Bank’s primary plan. The Bank’s failure to comply with the terms of the IMCR is deemed an unsafe and unsound banking practice and could subject it to further limits on growth and such legal actions or sanctions as the OCC considers appropriate. Possible sanctions include among others (i) the imposition of one or more cease and desist orders requiring corrective action, which are enforceable directives that may address any aspect of the Company or Bank management, operations or capital, including requirements to change management, raise equity capital, dispose of assets or effect a change of control; (ii) civil money penalties; and (iii) downgrades in the capital adequacy status of the Company and the Bank. These regulatory actions may significantly restrict the ability of the Company and the Bank to take operating and strategic actions that may be in the best interests of stockholders or compel the Company and the Bank to take operating and strategic actions that are not potentially in the best interests of stockholders.

Management believes that, as of December 31, 2011, the Bank’s capital ratios were in excess of those quantitative capital ratio standards set forth under the prompt corrective action regulations referenced above. The failure of the Bank to satisfy the IMCR at December 31, 2011 does not by itself affect the Bank’s status as “well-capitalized” within the meaning of these prompt corrective action regulations. However, there can be no assurance that the Bank will continue to maintain such status in the future. The OCC has extensive discretion in its supervisory and enforcement activities, and can adjust the requirement to be “well-capitalized” in the future.

In order to improve its capital ratios and comply with its IMCR, the Bank is, among other things, working to improve its financial results, reduce non-performing assets, and decrease the asset size of the Bank. In

November 2011, the Bank also entered into a definitive purchase and assumption agreement to sell substantially all the assets associated with its Toledo, Iowa branch, subject to assumption of substantially all deposit liabilities of that branch as described in Note 21. In light of its current capital condition and its failure to comply with the IMCR at December 31, 2011, the Bank may also determine it to be necessary or prudent to dispose of other non-strategic assets. These actions have resulted, and may result, in changes in the Bank’s assets, liabilities and earnings, some of which may be material, during the period in which the action is taken or is consummated or over a longer period of time. Further, the Company may need, or be required by supervising banking regulators, to raise additional capital of which there can be no assurance that, if raised, it would be on terms favorable to the Company. If the Company raises capital through the issuance of additional shares of common stock or other equity securities, it would dilute the ownership interests of existing stockholders and, given our current common stock trading price, would be expected to dilute the per share book value of the Company’s common stock and could result in a change of control of the Company and the Bank.

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

	December 31, Contract Amount
(Dollars in thousands)	2011	2010
Financial instruments whose contract amount represents credit risk:
Commitments to originate, fund or purchase loans:
1-4 family mortgages	$3,554	629
Commercial real estate mortgages	2,371	0
Undisbursed balance of loans closed	7,209	12,659
Unused lines of credit	76,444	76,670
Letters of credit	1,535	2,355

Total commitments to extend credit	$91,113	92,313

Forward commitments	$7,263	3,413

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

The Bank issued standby letters of credit which guarantee the performance of customers to third parties. The standby letters of credit outstanding expire over the next 19 months and totaled $1.5 million at December 31, 2011 and $2.3 million at December 31, 2010. The letters of credit are collateralized primarily with commercial real estate mortgages. Since the conditions under which the Bank is required to fund the standby letters of credit may not materialize, the cash requirements are expected to be less than the total outstanding commitments.

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

The Company had commitments outstanding to extend credit to future borrowers that had not closed prior to the end of the year, which is referred to as its mortgage pipeline. As commitments to originate loans enter the mortgage pipeline, the Company generally enters into commitments to sell the loans into the secondary market. The commitments to originate and sell loans are derivatives that are recorded at market value. As a result of marking these derivatives to market for the period ended December 31, 2011, the Company recorded an increase in other liabilities of $21,000, an increase in other assets of $29,000 and a net gain on the sales of loans of $8,000.

As of December 31, 2011, the current commitments to sell loans held for sale are derivatives that do not qualify for hedge accounting. As a result, these derivatives are marked to market. The loans held for sale that are not hedged are recorded at the lower of cost or market. As a result of marking these loans, the Company recorded an increase in loans held for sale of $56,000, a decrease in other assets of $56,000, an increase in other liabilities of $72,000 and a net loss on the sales of loans $72,000.

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

The following table summarizes the assets of the Company for which fair values are determined on a recurring basis as of December 31, 2011 and 2010.

	Carrying Value at December 31, 2011
(Dollars in thousands)	Total	Level 1	Level 2	Level 3
Securities available for sale	$126,114	613	125,501	0
Mortgage loan commitments	(94)	0	(94)	0

Total	$126,020	613	125,407	0

	Carrying Value at December 31, 2010
	Total	Level 1	Level 2	Level 3
Securities available for sale	$151,564	1,740	149,824	0
Mortgage loan commitments	(1)	0	(1)	0

Total	$151,563	1,740	149,823	0

The Company may also be required, from time to time, to measure certain other financial assets at fair value on a nonrecurring basis in accordance with generally accepted accounting principles. These adjustments to fair value usually result from the application of the lower-of-cost-or-market accounting or write-downs of individual assets. For assets measured at fair value on a nonrecurring basis in 2011 that were still held at December 31, the following table provides the level of valuation assumptions used to determine each adjustment and the carrying value of the related individual assets or portfolios at December 31, 2011 and 2010.

	Carrying Value at December 31, 2011				Year Ended December 31, 2011 Total gains (losses)
(Dollars in thousands)	Total	Level 1	Level 2	Level 3
Loans held for sale	$3,709	0	3,709	0	129
Mortgage servicing rights	1,485	0	1,485	0	0
Loans(1)	38,162	0	38,162	0	(4,167)
Real estate, net(2)	16,616	0	16,616	0	(2,690)
Assets held for sale	1,583	0	1,583	0	0
Deposits held for sale	36,048	0	36,048	0	0

Total	$97,603	0	97,603	0	(6,728)

	Carrying Value at December 31, 2010				Year Ended December 31, 2010 Total losses
	Total	Level 1	Level 2	Level 3
Loans held for sale	$2,728	0	2,728	0	(6)
Mortgage servicing rights	1,586	0	1,586	0	0
Loans(1)	43,039	0	43,039	0	(18,855)
Real estate, net(2)	16,382	0	16,382	0	(1,782)

Total	$63,735	0	63,735	0	(20,643)

(1)	Represents carrying value and related specific reserves on loans for which adjustments are based on the appraised value of the collateral. The carrying value of loans fully charged-off is zero.
(2)	Represents the fair value and related losses of foreclosed real estate and other collateral owned that were measured at fair value subsequent to their initial classification as foreclosed assets.

NOTE 20 Fair Value of Financial Instruments

ASC 825, Disclosures about Fair Values of Financial Instruments, requires disclosure of estimated fair values of the Company’s financial instruments, including assets, liabilities and off-balance sheet items for which it is practicable to estimate fair value. The fair value estimates are made as of December 31, 2011 and 2010 based upon relevant market information, if available, and upon the characteristics of the financial instruments themselves. Because no market exists for a significant portion of the Company’s financial instruments, fair value estimates are based upon judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. The estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

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

N O T E S    T O    C O N S O L I D A  T E D    F I N A N C I A L    S T A T E M E N T S

	December 31,
	2011			2010
(Dollars in thousands)	Carrying Amount	Estimated Fair Value	Contract Amount	Carrying Amount	Estimated Fair Value	Contract Amount
Financial assets:
Cash and cash equivalents	$67,840	67,840		20,981	20,981
Securities available for sale	126,114	126,114		151,564	151,564
Loans held for sale	3,709	3,709		2,728	2,728
Loans receivable, net	555,908	566,266		664,241	655,508
Federal Home Loan Bank stock	4,222	4,222		6,743	6,743
Accrued interest receivable	2,449	2,449		3,311	3,311
Assets held for sale	1,583	1,605		0	0
Financial liabilities:
Deposits	620,128	620,128		683,230	683,230
Deposits held for sale	36,048	36,048		0	0
Federal Home Loan Bank advances	70,000	74,433		122,500	129,893
Accrued interest payable	780	780		1,092	1,092
Off-balance sheet financial instruments:
Commitments to extend credit	29	29	91,113	56	56	92,313
Commitments to sell loans	(94)	(94)	7,263	(1)	(1)	3,413

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

NOTE 21 Assets and Deposits Held for Sale

The Bank entered into a definitive purchase and assumption agreement on November 7, 2011 with Pinnacle Bank (Pinnacle) of Marshalltown, Iowa which provides for the sale to Pinnacle of substantially all of the assets associated with the Toledo, Iowa branch (the Branch) of the Bank and the assumption by Pinnacle of substantially all deposit liabilities of the Branch. The Bank will continue to own and operate its other Iowa and

Minnesota branches. Regulatory approval for the transaction has been obtained and the transaction is anticipated to be consummated in the first quarter of 2012. The Bank anticipates that the transaction will be funded with available assets, the sale will result in a one time gain on sale in the first quarter of 2012 and a decrease in the Bank’s overall assets of approximately $34 million.

N O T E S    T O    C O N S O L I D A  T E D    F I N A N C I A L    S T A T E M E N T S

NOTE 22 HMN Financial, Inc. Financial Information (Parent Company Only)

The following are the condensed financial statements for the parent company only as of

December 31, 2011 and 2010 and for the years ended December 31, 2011, 2010 and 2009.

(Dollars in thousands)	2011	2010	2009
Condensed Balance Sheets
Assets:
Cash and cash equivalents	$94	478
Investment in subsidiaries	57,465	68,053
Loans receivable, net	1,400	1,500
Prepaid expenses and other assets	35	49
Deferred tax asset, net	0	0

Total assets	$58,994	70,080

Liabilities and Stockholders’ Equity:
Accrued expenses and other liabilities	$1,933	533

Total liabilities	1,933	533

Serial preferred stock	24,780	24,264
Common stock	91	91
Additional paid-in capital	53,462	56,420
Retained earnings	42,983	55,838
Net unrealized gains on securities available for sale	471	541
Unearned employee stock ownership plan shares	(3,191)	(3,384)
Treasury stock, at cost, 4,740,711 and 4,818,263 shares	(61,535)	(64,223)

Total stockholders’ equity	57,061	69,547

Total liabilities and stockholders’ equity	$58,994	70,080

Condensed Statements of Loss
Interest income	$4	4	15
Equity losses of subsidiaries	(10,519)	(27,833)	(10,168)
Other income	0	0	2
Compensation and benefits	(263)	(236)	(236)
Occupancy	(24)	(24)	(24)
Data processing	(6)	(6)	(6)
Other	(747)	(551)	(470)

Loss before income tax expense (benefit)	(11,555)	(28,646)	(10,887)
Income tax expense (benefit)	0	332	(91)

Net loss	$(11,555)	(28,978)	(10,796)

Condensed Statements of Cash Flows
Cash flows from operating activities:
Net loss	$(11,555)	(28,978)	(10,796)
Adjustments to reconcile net loss to cash provided (used) by operating activities:
Equity losses of subsidiaries	10,519	27,833	10,168
Deferred income tax expense	0	172	220
Earned employee stock ownership shares priced below original cost	(81)	(51)	(56)
Stock option compensation	29	63	27
Amortization of restricted stock awards	298	370	373
Decrease in unearned ESOP shares	193	193	194
Increase (decrease) in accrued expenses and other liabilities	101	(15)	(284)
Decrease (increase) in other assets	13	791	(829)
Other, net	(1)	1	7

Net cash provided (used) by operating activities	(484)	379	(976)

(Dollars in thousands)	2011	2010	2009
Cash flows from investing activities:
Decrease in loans receivable, net	100	1,200	1,700

Net cash provided by investing activities	100	1,200	1,700

Cash flows from financing activities:
Dividends paid to preferred stockholders	0	(1,300)	(1,163)

Net cash used by financing activities	0	(1,300)	(1,163)

Increase (decrease) in cash and cash equivalents	(384)	279	(439)
Cash and cash equivalents, beginning of year	478	199	638

Cash and cash equivalents, end of year	$94	478	199

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

(Dollars in thousands)	Home Federal Savings Bank	Other	Eliminations	Consolidated Total
At or for the year ended December 31, 2011:
Interest income — external customers	$39,541	0	0	39,541
Non-interest income — external customers	6,863	0	0	6,863
Gain on limited partnerships	6	0	0	6
Intersegment interest income	0	4	(4)	0
Intersegment non-interest income	186	(10,519)	10,333	0
Interest expense	11,139	0	(4)	11,135
Amortization of mortgage servicing rights, net	562	0	0	562
Other non-interest expense	28,127	1,049	(186)	28,990
Income tax expense	0	0	0	0
Net loss	(10,510)	(11,564)	10,519	(11,555)
Total assets	790,115	59,005	(58,965)	790,155
At or for the year ended December 31, 2010:
Interest income — external customers	$48,270	0	0	48,270
Non-interest income — external customers	7,302	0	0	7,302
Loss on limited partnerships	(31)	0	0	(31)
Intersegment interest income	0	4	(4)	0
Intersegment non-interest income	174	(27,833)	27,659	0
Interest expense	17,263	0	(4)	17,259
Amortization of mortgage servicing rights, net	482	0	0	482
Other non-interest expense	26,423	825	(174)	27,074
Income tax expense	5,991	332	0	6,323
Net loss	(27,825)	(28,986)	27,833	(28,978)
Total assets	880,570	70,100	(70,052)	880,618
At or for the year ended December 31, 2009:
Interest income — external customers	$57,770	1	0	57,771
Non-interest income — external customers	8,134	2	0	8,136
Loss on limited partnerships	(54)	0	0	(54)
Intersegment interest income	0	15	(15)	0
Intersegment non-interest income	174	(10,168)	9,994	0
Interest expense	23,883	0	(15)	23,868
Amortization of mortgage servicing rights, net	556	0	0	556
Other non-interest expense	30,563	744	(174)	31,133
Income tax benefit	(5,513)	(94)	0	(5,607)
Net loss	(10,163)	(10,801)	10,168	(10,796)
Total assets	1,035,152	100,515	(99,426)	1,036,241

[THIS PAGE INTENTIONALLY LEFT BLANK]

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

HMN Financial, Inc.:

We have audited the accompanying consolidated balance sheets of HMN Financial, Inc. (the Company) as of December 31, 2011 and 2010, and the related consolidated statements of loss, stockholders’ equity and comprehensive loss, and cash flows for each of the years in the three-year period ended December 31, 2011. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of HMN Financial, Inc. as of December 31, 2011 and 2010, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2011, in conformity with U.S. generally accepted accounting principles.

Minneapolis, Minnesota

March 7, 2012

OTHER FINANCIAL DATA

The following tables set forth certain information as to the Bank’s Federal Home Loan Bank (FHLB) advances and Federal Reserve Bank (FRB) borrowings.

	Year Ended December 31,
(Dollars in thousands)	2011	2010	2009
Maximum Balance:
FHLB and FRB advances and borrowings	$122,500	137,500	210,500
FHLB and FRB short-term borrowings	52,500	62,500	78,000
Average Balance:
FHLB and FRB advances and borrowings	92,542	129,408	155,574
FHLB and FRB short-term borrowings	22,604	37,023	26,288

	December 31,
	2011		2010		2009
(Dollars in thousands)	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate
FHLB and FRB short-term borrowings	$0	0.00%	$52,500	4.00%	$10,000	6.48%
FHLB long-term advances	70,000	4.77	70,000	4.77	122,500	4.44

Total	$70,000	4.77%	$122,500	4.44%	$132,500	4.59%

Refer to Note 11 of the Notes to Consolidated Financial Statements for more information on the Bank’s FHLB advances and FRB borrowings.

S E L E C T E D    Q U A R T E R  L Y    F I N A N C I A L    D A T A

(Dollars in thousands, except per share data)	December 31, 2011	September 30, 2011	June 30, 2011

Selected Operations Data (3 months ended):
Interest income	$9,210	9,572	10,045
Interest expense	2,332	2,488	3,046

Net interest income	6,878	7,084	6,999
Provision for loan losses	7,609	4,260	3,463

Net interest income (loss) after provision for loan losses	(731)	2,824	3,536

Noninterest income:
Fees and service charges	912	978	925
Loan servicing fees	240	247	250
Gain on sales of loans	672	188	301
Other noninterest income	151	106	113

Total noninterest income	1,975	1,519	1,589

Noninterest expense:
Compensation and benefits	3,205	3,276	3,512
Losses (gains) on real estate owned	2,380	111	143
Occupancy	955	930	916
Deposit insurance	254	190	407
Data processing	337	326	305
Other noninterest expense	1,739	1,565	2,209

Total noninterest expense	8,870	6,398	7,492

Income (loss) before income tax expense (benefit)	(7,626)	(2,055)	(2,367)
Income tax expense (benefit)	0	0	(76)

Net income (loss)	(7,626)	(2,055)	(2,291)
Preferred stock dividends and discount	(459)	(456)	(457)

Net loss available to common stockholders	$(8,085)	(2,511)	(2,748)

Basic loss per common share	$(2.08)	(0.65)	(0.72)

Diluted loss per common share	$(2.08)	(0.65)	(0.72)

Financial Ratios:
Loss on average assets(1)	(3.75)%	(1.02)%	(1.08)%
Loss on average common equity(1)	(45.87)	(12.10)	(13.27)
Average equity to average assets	8.19	8.20	8.11
Net interest margin(1)(2)	3.55	3.71	3.48

(Dollars in thousands)

Selected Financial Condition Data:
Total assets	$790,155	818,384	807,374
Securities available for sale:
Mortgage-backed and related securities	20,645	23,681	26,780
Other marketable securities	105,469	120,452	107,467
Loans held for sale	3,709	4,031	1,075
Loans receivable, net	555,908	591,265	601,787
Deposits	620,128	630,606	647,115
Federal Home Loan Bank advances and Federal Reserve borrowing	70,000	70,000	85,000
Stockholders’ equity	57,061	65,169	67,571

(1)	Annualized

(2)	Net interest income divided by average interest-earning assets.

March 31, 2011	December 31, 2010	September 30, 2010	June 30, 2010	March 31, 2010

10,714	10,834	11,963	12,569	12,904
3,269	3,547	4,189	4,580	4,943

7,445	7,287	7,774	7,989	7,961
1,946	10,542	11,946	4,360	6,533

5,499	(3,255)	(4,172)	3,629	1,428

924	1,007	972	920	842
250	261	264	274	268
495	655	551	467	314
117	101	105	120	150

1,786	2,024	1,892	1,781	1,574

3,560	3,300	3,356	3,411	3,449
47	1,509	384	33	(761)
940	961	1,055	1,035	1,031
404	439	458	519	517
253	174	292	298	276
1,588	1,836	1,445	1,034	1,505

6,792	8,219	6,990	6,330	6,017

493	(9,450)	(9,270)	(920)	(3,015)
76	482	97	6,912	(1,168)

417	(9,932)	(9,367)	(7,832)	(1,847)
(449)	(449)	(447)	(448)	(440)

(32)	(10,381)	(9,814)	(8,280)	(2,287)

(0.01)	(2.73)	(2.60)	(2.20)	(0.61)

(0.01)	(2.73)	(2.60)	(2.20)	(0.61)

0.19%	(4.41)%	(3.89)%	(3.12)%	(0.73)%
2.41	(49.64)	(42.01)	(32.14)	(7.50)
8.05	9.40	9.56	9.70	9.70
3.62	3.39	3.37	3.37	3.31

878,756	880,618	907,401	975,243	1,028,476

29,641	33,506	39,152	43,867	48,368
128,002	118,058	108,676	112,925	113,714
1,624	2,728	3,405	2,940	2,386
634,282	664,241	699,877	744,629	774,336
688,078	683,230	686,012	746,448	789,792
115,000	122,500	134,000	132,500	132,500
69,641	69,547	80,156	89,854	97,690

C O M M O N    S T O C K    I  N F O R M A T I O N

The common stock of HMN Financial, Inc. is listed on the Nasdaq Stock Market under the symbol HMNF. As of December 31, 2011, the Company had 9,128,662 shares of common stock issued and 4,740,711 shares in treasury stock. As of December 31, 2011, there were 603 stockholders of record and 864 estimated beneficial stockholders. The following table represents the stock price information for HMN Financial, Inc. as furnished by Nasdaq for each quarter starting with the quarter ended December 31, 2011 and regressing back to March 31, 2010.

	December 31, 2011	September 30, 2011	June 30, 2011	March 31, 2011	December 31, 2010	September 30, 2010	June 30, 2010	March 31, 2010
HIGH	$2.37	3.22	3.01	3.14	3.80	5.00	6.78	5.99
LOW	1.61	1.50	2.35	2.02	2.47	3.06	4.28	4.02
CLOSE	1.94	1.88	2.45	2.75	2.81	3.16	4.58	5.50

The graph assumes that $100 was invested on December 31, 2006 and that all dividends were reinvested.

	Period Ending

Index	12/31/06	12/31/07	12/31/08	12/31/09	12/31/10	12/31/11

HMN Financial, Inc.	100.00	73.53	13.04	13.10	8.76	6.04
NASDAQ Composite	100.00	110.66	66.42	96.54	114.06	113.16
SNL Bank NASDAQ Index	100.00	78.51	57.02	46.25	54.57	48.42