Form 10-K, Exhibit 13
period 2012-12-31
HMN FINANCIAL INC
filed 2013-03-11
CIK 921183

Exhibit 13

F I V E- Y E A R    C O N S O L I D A T E D     F I N A N C I A L    H I G H L I G H T S

Selected Operations Data:
	Year Ended December 31,
(Dollars in thousands, except per share data)	2012	2011	2010	2009	2008
Total interest income	$30,816	39,541	48,270	57,771	66,512
Total interest expense	7,139	11,135	17,259	23,868	32,796

Net interest income	23,677	28,406	31,011	33,903	33,716
Provision for loan losses	2,544	17,278	33,381	26,699	26,696

Net interest income (loss) after provision for loan losses	21,133	11,128	(2,370)	7,204	7,020

Fees and service charges	3,325	3,739	3,741	4,137	4,269
Loan servicing fees	964	987	1,067	1,042	955
Securities gains, net	0	0	0	5	479
Gain on sales of loans	3,574	1,656	1,987	2,273	651
Gain on sale of branch office	552	0	0	0	0
Other non-interest income	575	487	476	625	749

Total non-interest income	8,990	6,869	7,271	8,082	7,103

Total non-interest expense	24,670	29,552	27,556	31,689	29,234

Income (loss) before income tax expense (benefit)	5,453	(11,555)	(22,655)	(16,403)	(15,111)
Income tax expense (benefit)	132	0	6,323	(5,607)	(4,984)

Net income (loss)	5,321	(11,555)	(28,978)	(10,796)	(10,127)
Preferred stock dividends and discount	(1,861)	(1,821)	(1,784)	(1,747)	(37)

Net income (loss) available to common shareholders	$3,460	(13,376)	(30,762)	(12,543)	(10,164)

Basic earnings (loss) per common share	$0.88	(3.47)	(8.17)	(3.39)	(2.78)
Diluted earnings (loss) per common share	0.86	(3.47)	(8.17)	(3.39)	(2.78)
Cash dividends per common share	0.00	0.00	0.00	0.00	0.75

Selected Financial Condition Data:
	December 31,
(Dollars in thousands, except per share data)	2012	2011	2010	2009	2008
Total assets	$653,327	790,155	880,618	1,036,241	1,145,480
Securities available for sale	85,891	126,114	151,564	159,602	175,145
Loans held for sale	2,584	3,709	2,728	2,965	2,548
Loans receivable, net	454,045	557,073	664,241	799,256	900,889
Deposits	514,951	656,176	683,230	796,011	880,505
FHLB advances and Federal Reserve borrowings	70,000	70,000	122,500	132,500	142,500
Stockholders’ equity	60,834	57,061	69,547	99,938	112,213
Book value per common share	8.02	7.36	10.51	17.94	21.31

Number of full service offices	12	13	14	14	16
Number of loan origination offices	1	1	1	2	2
Key Ratios (1)
Stockholders’ equity to total assets at year end	9.31%	7.22%	7.90%	9.64%	9.80%
Average stockholders’ equity to average assets	8.81	8.19	9.40	9.73	8.58
Return (loss) on stockholders’ equity (ratio of net income (loss) to average equity)	8.94	(16.94)	(31.73)	(10.33)	(10.61)
Return (loss) on assets (ratio of net income (loss) to average assets)	0.79	(1.39)	(2.98)	(1.00)	(0.91)

(1) Average balances were calculated based upon amortized cost without the market value impact of ASC 320.

M A N A G E M E N T    D I S C U  S S I O N    A N D    A N A L Y S I S

This Annual Report, other reports filed by the Company with the Securities and Exchange Commission, and the Company’s proxy statement may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are often identified by such forward-looking terminology as “expect,” “intend,” “look,” “believe,” “anticipate,” “estimate,” “project,” “seek,” “may,” “will,” “would,” “could,” “should,” “trend,” “target,” and “goal” or similar statements or variations of such terms and include, but are not limited to, those relating to increasing our core deposit relationships, reducing non-performing assets, reducing expense and generating improved financial results; the adequacy and amount of available liquidity and capital resources to the Bank; the Company’s liquidity and capital requirements; our expectations for core capital and our strategies and potential strategies for improvement thereof; changes in the size of the Bank’s loan portfolio; the recovery of the valuation allowance on deferred tax assets; the amount and mix of the Bank’s non-performing assets and the appropriateness of the allowance therefor; future losses on non-performing assets; the amount of interest-earning assets; the amount and mix of brokered and other deposits (including the Company’s ability to renew brokered deposits); the availability of alternate funding sources; the payment of dividends; the future outlook for the Company; the amount of deposits that will be withdrawn from checking and money market accounts and how the withdrawn deposits will be replaced; the projected changes in net interest income based on rate shocks; the range that interest rates may fluctuate over the next twelve months; the net market risk of interest rate shocks; the future outlook for the issuer trust preferred securities held by the Bank; and the Bank’s compliance with regulatory standards generally (including the Bank’s status as “well-capitalized”), and supervisory agreements, individual minimum capital requirements or other supervisory directives or requirements to which the Company or the Bank are or may become expressly subject, specifically, and possible responses of the OCC and FRB and the Bank and the Company to any failure to comply with any such regulatory standard, agreement or requirement. A number of factors could cause actual results to differ materially from the Company’s assumptions and expectations. These include but are not limited to the adequacy and marketability of real estate and other collateral securing loans to borrowers; federal and state regulation and enforcement, including restrictions set forth in the supervisory agreements between each of the Company and Bank and the OCC and FRB; possible legislative and regulatory changes, including proposed changes to regulatory capital rules, the ability of the Company and the Bank to establish and adhere to plans and policies relating to, among other things, capital, business, non-performing assets, loan modifications, documentation of loan loss allowance and concentrations of credit that are satisfactory to the OCC and FRB, as applicable, in accordance with the terms of the Company and Bank supervisory agreements and to otherwise manage the operations of the Company and the Bank to ensure compliance with other requirements set forth in the supervisory agreements; the ability of the Company and the Bank to obtain required consents from the OCC and FRB, as applicable, under the supervisory agreements or other directives; the ability of the Bank to comply with its individual minimum capital requirement and other applicable regulatory capital requirements; enforcement activity of the OCC and FRB in the event of our non-compliance with any applicable regulatory standard, agreement or requirement; adverse economic, business and competitive developments such as shrinking interest margins, reduced collateral values, deposit outflows, changes in credit or other risks posed by the Company’s loan and investment portfolios, changes in costs associated with alternate funding sources, including changes in collateral advance rates and policies of the Federal Home Loan Bank, technological, computer-related or operational difficulties, results of litigation, and reduced demand for financial services and loan products; changes in accounting policies and guidelines, or monetary and fiscal policies of the federal government or tax laws; international economic developments; the Company’s access to and adverse changes in securities markets; the market for credit related assets; or other significant uncertainties. Additional factors that may cause actual results to differ from the Company’s assumptions and expectations include those set forth in the Company’s most recent filings on Forms 10-K and 10-Q with the Securities and Exchange Commission. All forward-looking statements are qualified by, and should be considered in conjunction with, such cautionary statements. For additional discussion of the risks and uncertainties applicable to the Company, see the “Risk Factors” sections of the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.

Overview

HMN Financial, Inc. (HMN or the Company) is the stock savings bank holding company for Home Federal Savings Bank (the Bank), which operates community retail, private banking and loan production offices in Minnesota and Iowa. The earnings of the Company are primarily dependent on the Bank’s net interest income, which is the difference between interest earned on loans and investments, and the interest paid on interest-bearing liabilities such as deposits and Federal Home Loan Bank (FHLB) advances. The difference between the average rate of interest earned on assets and the average rate paid on liabilities is the “interest rate spread”. Net interest income is produced when interest-earning assets equal or exceed interest-bearing liabilities and there is a positive interest rate spread. Net interest income and net interest rate spread are affected by changes in interest rates, the volume and mix of interest-earning assets and interest-bearing liabilities, and the level of non-performing assets. The Company’s net earnings are also affected by the generation of non-interest income, which consists primarily of gains from the sale of loans, fees for servicing mortgage loans, and the generation of fees and service charges on deposit accounts. The Bank incurs expenses in addition to interest expense in the form of salaries and benefits, occupancy expenses, provisions for loan losses, deposit insurance, and amortization of mortgage servicing assets. The earnings of financial institutions, such as the Bank, are also significantly affected by prevailing economic and competitive conditions, particularly changes in interest rates, government monetary and fiscal policies, and regulations of various regulatory authorities. Lending activities are influenced by the demand for and supply of business credit, single family and commercial properties, competition among lenders, the level of interest rates and the availability of funds. Deposit flows and costs of deposits are influenced by prevailing market rates of interest on competing investments, account maturities and the levels of personal income and savings.

Between 2008 and 2011, the Company’s commercial business and commercial real estate loan portfolios required significant charge offs due primarily to decreases in the estimated value of the underlying collateral supporting the loans, as many of these loans were made to borrowers in or associated with the real estate industry. The decrease in the estimated collateral value was primarily the result of reduced demand for real estate, particularly as it relates to single-family and commercial land developments. More stringent lending standards implemented by the mortgage industry in recent years have made it more difficult for some borrowers with marginal credit to qualify for a mortgage. This decrease in available credit and the overall weakness in the economy reduced the demand for single family homes and the values of existing properties and developments where the Company’s commercial loan portfolio has concentrations. Consequently, our level of non-performing assets and the related provision for loan losses and charge-offs increased significantly in the past several years, relative to periods before 2008. The increased levels of non-performing assets, related provisions for loan losses and loan charge-offs and expenses associated with real estate owned, and allowances against deferred taxes arising from adverse results of operations, were the primary reasons for the net losses incurred by the Company in each of the years 2008 through 2011. In 2012, commercial real estate values stabilized and fewer charge offs were recorded than in the previous four years. In addition, non-performing assets and expenses associated with real estate owned declined in 2012, which had a positive effect on earnings.

The Company has taken a number of measures since 2008 to address its elevated level of non-performing assets and net losses and to establish adequate levels of liquidity and capital resources. In 2008, the Company obtained $26 million in additional capital through the sale of preferred stock to the United States Treasury, substantially all of which was contributed to the capital of the Bank. The Bank also began to reduce its asset size, which has been reduced $492 million since December 31, 2008, in order to enhance its capital ratios and reduce its reliance on wholesale funding sources. The reduction in assets has primarily been in commercial loans and was accompanied by a corresponding reduction in interest-bearing liabilities, primarily because of a $286 million reduction in brokered deposits and a $73 million

M A N A G E M E N T    D I S C U S S I ON     A N D    A N A L Y S I S

reduction in outstanding FHLB advances. In 2009, a new Bank President was appointed and additional personnel were hired in the commercial loan area to work through the increased level of non-performing assets. In addition, the Bank lowered its internal limit on the size of a loan it would grant to an individual borrower in an effort to reduce concentrations of credit risk associated with large borrowing relationships. The Bank also began the process of segmenting its loan portfolio and reduced lending in certain industries and loan types in order to further limit credit concentrations. In 2010, an experienced Chief Credit Officer was hired into a newly created position for the Bank. Since that time, a new loan credit approval process and additional policies and procedures have been implemented in order to improve the credit quality of commercial loans being added to the Bank’s portfolio and reduce loan concentrations and non-performing assets. A more stringent commercial loan risk rating system was also implemented which resulted in some commercial loans being moved into a higher risk rating classification. In addition, an ongoing analysis of the Bank’s commercial loan charge off history resulted in higher reserve percentages for some risk rating classifications. A more aggressive and ongoing review process of existing commercial loan files was also implemented. These reviews focused on performing loans in certain industries and loan types that management determined to have the highest risk of loss to the Bank and, in some cases, resulted in corrective or preventative action being taken and additional loan loss reserves being established. Additional resources have also been allocated to establishing and maintaining remediation plans on all classified loans in order to improve the monitoring and ultimate collection of these loans. The remediation plans have focused on evaluating collateral levels and determining available cash flows as well as testing the validity of, and adherence to, established action plans. In 2011, the Bank’s Edina, Minnesota branch office was closed in order to reduce costs. The Company also began deferring the dividend payments on the outstanding preferred stock, beginning with the February 15, 2011 dividend payment in order to preserve cash for potential future needs. In 2012, the Bank sold substantially all of the assets and deposit liabilities associated with its Toledo, Iowa branch in order to further reduce costs and improve capital ratios. Because of these efforts and the relative stabilization of commercial real estate values, the Company was profitable in 2012 and the level of non-performing assets and related loan losses declined compared to the prior four years.

Because of the losses incurred and elevated levels of non-performing assets, the Company and the Bank, effective February 22, 2011, each entered into a supervisory agreement (the “Company Supervisory Agreement” and the “Bank Supervisory Agreement”, respectively, and, collectively, the “Supervisory Agreements”) with the Office of Thrift Supervision (the “OTS”), their primary federal regulator at the time. The Supervisory Agreements supersede the memorandum of understanding between each of the Company and the Bank that were entered into with the OTS in December 2009. As required by the Company Supervisory Agreement, the Company submitted an initial consolidated capital plan in May 2011 and updated two year capital plans in January of 2012 and 2013 that the Federal Reserve Board may make comments upon, and to which it may require revisions. The Company must operate within the parameters of the capital plan and is required to monitor and submit periodic reports on its compliance with the plan. In addition, without the consent of the Federal Reserve Board, the Company may not incur or issue any debt, guarantee the debt of any entity, declare or pay any cash dividends or repurchase any of the Company’s capital stock, enter into any new contractual arrangement or renew or extend any existing arrangement related to compensation or benefits with any director or officer, or make any golden parachute payments. In accordance with the Bank Supervisory Agreement, the Bank submitted a two year business plan in May of 2011 and updated plans in January of 2012 and 2013, that the OCC may make comments upon, and require revisions to. The Bank must operate within the parameters of the business plan and is required to monitor and submit periodic reports on its compliance with the plan. The Bank also submitted problem asset reduction plans at the same time that the business plans were submitted. The Bank must operate within the parameters of the problem asset plan and is required to monitor and submit periodic reports on its compliance with the plan. The Bank has also revised its loan modification policies and its program for identifying, monitoring and controlling risk associated with concentrations of credit, and improved the documentation relating to the allowance for loan and lease losses as required by the agreement. In addition, without the consent of the OCC, the Bank may not declare or pay any cash dividends, increase its total assets during any quarter in excess of the amount of the net interest credited on deposit liabilities during the prior quarter, enter into any new contractual arrangement or renew or extend any existing arrangement related to compensation or benefits with any directors or officers, make any golden parachute payments, or enter into any significant contracts with a third party service provider.

In August 2011, the OCC established an individual minimum capital requirement (IMCR) for the Bank. An IMCR requires a bank to establish and maintain levels of capital greater than those generally required for a bank to be classified as “well-capitalized.” Effective December 31, 2011, the Bank was required to establish, and subsequently maintain, core capital at least equal to 8.5% of adjusted total assets, which was in excess of the Bank’s 7.14% core capital to adjusted total assets ratio at December 31, 2011. In February 2012, the Bank received a notice from the OCC arising out of its failure to establish and maintain its IMCR of 8.5% core capital to adjusted total assets at December 31, 2011. In April 2012, the Bank submitted to the OCC a written capital plan of how it would maintain its IMCR and a contingency plan in the event the IMCR was not maintained through the Bank’s primary plan. As a result of a decrease in assets and improved financial results, the Bank’s core capital to adjusted total assets ratio improved to 9.68% at December 31, 2012. For further discussion and a complete description of the Supervisory Agreements and IMCR, please see “Note 16 Regulatory Matters/Supervisory Agreements, IMCR and Federal Home Loan Bank Investment” in the Notes to the Consolidated Financial Statements and “Item 1 — Business — Regulation and Supervision” and “Item 3 — Legal Proceedings” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

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

The appropriateness of the allowance for loan losses is dependent upon management’s estimates of variables affecting valuation, appraisals of collateral, evaluations of performance and status, and the amounts and timing of future cash flows expected to be received on impaired loans. Such estimates, appraisals, evaluations and cash flows may be subject to frequent

M A N A G E M E N T    D I S C U S S I ON     A N D    A N A L Y S I S

adjustments due to changing economic prospects of borrowers or properties. The estimates are reviewed periodically and adjustments, if any, are recorded in the provision for loan losses in the periods in which the adjustments become known. Because of the size of some loans, changes in estimates can have a significant impact on the loan loss provision. The allowance is allocated to individual loan categories based upon the relative risk characteristics of the loan portfolios and the actual loss experience. The Company increases its allowance for loan losses by charging the provision for loan losses against income. The methodology for establishing the allowance for loan losses takes into consideration probable losses that have been identified in connection with specific loans as well as losses in the loan portfolio that have not been specifically identified. Although management believes that based on current conditions the allowance for loan losses is maintained at an appropriate amount to provide for probable loan losses inherent in the portfolio as of the balance sheet dates, future conditions may differ substantially from those anticipated in determining the allowance for loan losses and adjustments may be required in the future.

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

The Company maintains significant net deferred tax assets for deductible temporary differences, the largest of which relates to the allowance for loan and real estate losses and net operating loss carryforwards. For income tax purposes, only net charge-offs are deductible, not the entire provision for loan losses. Under generally accepted accounting principles, a valuation allowance is required to be recognized if it is “more likely than not” that the deferred tax asset will not be realized. The determination of the realizability of the deferred tax assets is highly subjective and dependent upon management’s judgment and evaluation of both positive and negative evidence, including the forecasts of future income, tax planning strategies and assessments of the current and future economic and business conditions. The Company considers both positive and negative evidence regarding the ultimate realizability of deferred tax assets. Positive evidence includes the ability to implement tax planning strategies to accelerate taxable income recognition, current financial performance, and the probability that taxable income will be generated in future periods. Negative evidence includes the Company’s cumulative loss in the prior three year period and the general business and economic environment. In the second quarter of 2010, the Company recorded a valuation allowance against the entire deferred tax asset balance and the Company continued to maintain a valuation reserve against the entire deferred tax asset balance at December 31, 2012. This determination was based primarily upon the existence of a three-year cumulative loss. This three-year cumulative loss position is primarily attributable to significant provisions for loan losses incurred during 2010 and 2011. The creation of the valuation allowance, although it increased tax expense and similarly reduced tangible book value, does not have an effect on the Company’s cash flows, and may be recoverable in subsequent periods if the Company were to realize certain sustained future taxable income. It is possible that future conditions may differ substantially from those anticipated in determining the need for a valuation allowance on deferred tax assets and adjustments may be required in the future.

Determining the ultimate settlement of any tax position requires significant estimates and judgments in arriving at the amount of tax benefits to be recognized in the financial statements. It is possible that the tax benefits realized upon the ultimate resolution of a tax position may result in tax benefits that are significantly different from those estimated.

Results of Operations

Comparison of 2012 with 2011

Net income was $5.3 million for 2012, an improvement of $16.9 million, from the $11.6 million loss for 2011. Net income available to common shareholders was $3.5 million for the year ended December 31, 2012, an improvement of $16.9 million, from the net loss available to common shareholders of $13.4 million for 2011. Diluted earnings per common share for the year ended December 31, 2012 was $0.86, an improvement of $4.33 from the $3.47 diluted loss per common share for the year ended December 31, 2011. The improvement in net income in 2012 is due primarily to a $14.8 million decrease in the provision for loan losses between the periods, a $1.9 million increase in the gain on sale of loans, and a $4.9 million decrease in noninterest expenses due primarily to the decrease in expenses and losses recognized on real estate owned between the periods. These improvements to net income were partially offset by a $4.7 million decrease in interest income due primarily to a decrease in interest earning assets between the periods.

Net Interest Income

Net interest income was $23.7 million for 2012, a decrease of $4.7 million, or 16.6%, from $28.4 million for 2011. Interest income was $30.8 million for 2012, a decrease of $8.7 million, or 22.1%, from $39.5 million for 2011. Interest income decreased between the periods primarily because of a $146 million decrease in the average interest-earning assets and also because of a decrease in the average yields earned between the periods. Average interest-earning assets decreased between the periods primarily because of a decrease in the commercial loan portfolio, which occurred because of low loan demand and the Company’s focus on improving credit quality, managing net interest margin and improving capital ratios. The average yield earned on interest-earning assets was 4.78% for the year ended December 31, 2012, a decrease of 22 basis points from the 5.00% average yield for 2011. The decrease in the average yield is due to the continued low interest rate environment that existed during 2012.

Interest expense was $7.1 million for the year ended December 31, 2012, a decrease of $4.0 million, or 35.9%, from $11.1 million for 2011. Interest expense decreased primarily because of a $149 million decrease in the average interest-bearing liabilities between the periods. The decrease in average interest-bearing liabilities is primarily the result of a decrease in the average outstanding retail and brokered certificates of deposits between the periods and a decrease in other deposits as a result of the Bank’s Toledo, Iowa branch sale that was completed in the first quarter of 2012. The decrease in retail and brokered certificates of deposits between the periods was the result of using the proceeds from loan principal payments to fund maturing certificates of deposits. Interest expense also decreased because of the lower rates paid on retail money market accounts and certificates of deposit. The decreased rates were the result of the low interest rate environment that continued to exist during 2012. The average interest rate paid on interest-bearing liabilities was 1.17% for the year ended December 31, 2012, a decrease of 30 basis points from the 1.47% average rate paid for the same period of 2011. Net interest margin (net interest income divided by average interest-earning assets) was 3.67% for the year ended December 31, 2012, an increase of 8 basis points, from the 3.59% margin for 2011.

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

	Year Ended December 31,
	2012			2011			2010
(Dollars in thousands)	Average Outstanding Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Average Yield/ Rate
Interest-earning assets:
Securities available for sale:
Mortgage-backed and related securities	$14,275	604	4.23%	$25,546	1,098	4.30%	$42,117	1,813	4.30%
Other marketable securities	73,329	737	1.01	113,927	1,451	1.27	112,573	2,023	1.80
Loans held for sale	3,257	103	3.17	2,200	87	3.95	2,561	117	4.57
Loans receivable, net(1) (2)	503,668	29,154	5.79	608,826	36,689	6.03	740,324	44,131	5.96
FHLB stock	4,098	117	2.85	5,384	180	3.34	7,262	182	2.51
Other, including cash equivalents	46,495	101	0.22	35,426	36	0.10	18,626	4	0.02

Total interest-earning assets	$645,122	30,816	4.78	$791,309	39,541	5.00	$923,463	48,270	5.23

Interest-bearing liabilities:
NOW accounts	$65,566	35	0.05%	$72,734	57	0.08%	$96,248	110	0.11%
Passbooks	40,139	67	0.16	37,048	57	0.15	32,929	45	0.14
Money market accounts	110,665	447	0.40	118,821	746	0.63	133,113	1,341	1.01
Certificate accounts	202,082	2,413	1.19	250,142	3,841	1.54	240,590	5,415	2.25
Brokered deposits	35,161	779	2.22	85,587	2,146	2.51	152,584	4,370	2.86
FHLB advances and Federal Reserve borrowings	70,000	3,398	4.85	92,604	4,288	4.63	131,480	5,978	4.55
Other interest-bearing liabilities	1,019	0	0.00	1,006	0	0.00	1,351	0	0.00

Total interest-bearing liabilities	$524,632			$657,942			$788,295
Noninterest checking	85,525			101,230			85,585

Total interest-bearing liabilities and noninterest-bearing deposits	$610,157	7,139	1.17%	$759,172	11,135	1.47%	$873,880	17,259	1.98%

Net interest income		23,677			28,406			31,011

Net interest rate spread			3.61%			3.53%			3.26%

Net earning assets	$34,965			$32,137			$49,583

Net interest margin			3.67%			3.59%			3.36%

Average interest-earning assets to average interest-bearing liabilities and noninterest-bearing deposits		105.73%			104.23%			105.67%

(1)

Tax exempt income was not significant; therefore, the yield was not presented on a tax equivalent basis for any of the years presented. The tax-exempt income was $0.3 million for 2012, $0.4 million for 2011 and 2010.

(2)	Calculated net of deferred loan fees, loan discounts, loans in process and loss reserve.

Net interest margin increased to 3.67% in 2012 from 3.59% in 2011 primarily because the cost of interest-bearing liabilities decreased at a faster rate than the yield on interest-earning assets due to the lagging effect of deposit price changes in relation to loan price changes. Net interest margin was also positively impacted by a change in the deposit mix as a lower percentage of deposits were in higher priced advances and brokered certificates of deposits in 2012 when compared to 2011. Advances and brokered deposits decreased in 2012 as the proceeds from loan payoffs were used to pay off the outstanding advances and brokered deposits that matured during the year. Average net earning assets increased $2.9 million to $35.0 million in 2012 compared to $32.1 million for 2011. Net earning assets increased primarily because of the net income realized during 2012.

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

	Year Ended December 31,
	2012 vs. 2011		Total Increase (Decrease)	2011 vs. 2010		Total Increase (Decrease)
	Increase (Decrease) Due to			Increase (Decrease) Due to
(Dollars in thousands)	Volume(1)	Rate(1)		Volume(1)	Rate(1)

Interest-earning assets:
Securities available for sale:
Mortgage-backed and related securities	$(485)	(9)	(494)	(713)	(2)	(715)
Other marketable securities	(517)	(197)	(714)	24	(596)	(572)
Loans held for sale	42	(26)	16	(16)	(14)	(30)
Loans receivable, net	(6,427)	(1,108)	(7,535)	(7,706)	265	(7,441)
Cash equivalents	11	54	65	4	27	31
FHLB stock	(43)	(20)	(63)	(47)	45	(2)

Total interest-earning assets	$(7,419)	(1,306)	(8,725)	(8,454)	(275)	(8,729)

Interest-bearing liabilities:
NOW accounts	$(7)	(15)	(22)	(37)	(16)	(53)
Passbooks	5	5	10	6	6	12
Money market accounts	(44)	(254)	(298)	(149)	(447)	(596)
Certificates	(753)	(676)	(1,429)	(216)	(1,358)	(1,574)
Brokered deposits	(1,264)	(103)	(1,367)	(1,918)	(305)	(2,223)
FHLB advances and Federal Reserve borrowings	(1,047)	157	(890)	(1,766)	76	(1,690)

Total interest-bearing liabilities	(3,110)	(886)	(3,996)	(4,080)	(2,044)	(6,124)

Increase (decrease) in net interest income	$(4,309)	(420)	(4,729)	(4,374)	1,769	(2,605)

(1)	For purposes of this table, changes attributable to both rate and volume which cannot be segregated, have been allocated proportionately to the change due to volume and the change due to rate.

The following table sets forth the weighted average yields on the Company’s interest-earning assets, the weighted average interest rates on interest-bearing liabilities and the interest rate spread between the weighted average yields and rates as of the date indicated. Non-accruing loans have been included in the table as loans carrying a zero yield.

At December 31, 2012

Weighted average yield on:
Securities available for sale:
Mortgage-backed and related securities	4.12%
Other marketable securities	0.70
Loans held for sale	3.14
Loans receivable, net	5.89
Federal Home Loan Bank stock	2.80
Other interest-earnings assets	0.23
Combined weighted average yield on interest-earning assets	4.48

Weighted average rate on:
NOW accounts	0.02%
Passbooks	0.12
Money market accounts	0.33
Certificates	1.07
Federal Home Loan Bank advances	4.77
Combined weighted average rate on interest-bearing liabilities	0.99
Interest rate spread	3.49

Provision for Loan Losses

The provision for loan losses was $2.5 million for the year ended December 31, 2012, a decrease of $14.8 million, from $17.3 million for the year ended December 31, 2011. The provision decreased between the periods primarily because there were fewer decreases in the estimated value of the underlying collateral supporting commercial real estate loans that required additional allowances or charge offs in 2012 when compared to 2011. The provision also decreased because of the $106 million decrease in the loan portfolio between the periods. Total non-performing assets were $40.6 million at December 31, 2012, a decrease of $10.0 million, or 19.8%, from $50.6 million at December 31, 2011. Non-performing loans decreased $4.0 million and foreclosed and repossessed assets decreased $6.0 million

M A N A G E M E N T    D I S C U S S I ON     A N D    A N A L Y S I S

during 2012. The non-performing loan and foreclosed and repossessed asset activity for 2012 was as follows:

	December 31,
(Dollars in thousands)	2012	2011
Non-performing loans:
Balance at beginning of year	$33,993	68,074
Classified as non-performing	23,785	28,615
Charge offs	(9,317)	(39,302)
Principal payments received	(13,823)	(9,552)
Classified as accruing	(2,421)	(5,249)
Transferred to real estate owned	(2,242)	(8,593)

Balance at end of year	$29,975	33,993

	December 31,
(Dollars in thousands)	2012	2011
Foreclosed and repossessed assets:
Balance at beginning of year	$16,616	16,395
Transferred from non-performing loans	2,242	8,593
Other foreclosures/repossessions	117	138
Real estate sold	(7,558)	(5,444)
Net (loss) gain on sale of assets	(752)	407
Write downs	(70)	(3,473)

Balance at end of year	$10,595	16,616

Loans classified as non-performing during the year decreased $4.0 million, from $34.0 million in 2011 to $30.0 million in 2012. The decrease in loans classified as non-performing during 2012 reflects some stabilization of the value of the real estate collateral securing the loan portfolio which resulted in fewer loans being classified as non-performing. Principal payments received on non-performing loans during the year increased $4.2 million, from $9.6 million in 2011 to $13.8 million in 2012. The increase in the principal payments received on non-performing loans is primarily the result of some non-performing loans paying off during the year and also because of an increase in the regular loan payments received on non-performing loans that were applied to the principal balance of the loan during the year. The increase in regular loan payments being applied to the principal balance of the loan is the result of classifying certain commercial real estate loans that continued to make their regular monthly payments as non-performing. These loans were classified as non-performing because the cash flows from the financed project were not sufficient to support the required payments on the loans and the borrower continued to make the loan payments from other sources of cash.

The following table reflects the activity in the allowance for loan losses for 2012 and 2011.

(Dollars in thousands)	2012	2011
Balance at January 1,	$23,888	42,828
Provision	2,544	17,278
Charge offs:
Commercial	(2,464)	(15,512)
Commercial real estate	(5,719)	(23,012)
Consumer	(1,071)	(270)
Single family mortgage	(63)	(508)
Recoveries	4,493	3,084

Balance at December 31,	$21,608	23,888

General allowance	$16,795	17,255
Specific allowance	4,813	6,633

	$21,608	23,888

The allowance for loan losses and charge offs decreased in 2012 when compared to 2011 because of three factors. The first factor was the modification in the fourth quarter of 2011 of our charge off policy on non-performing loans, which required the charge off of previously established specific valuation allowances (SVAs). Previously, when a collateral-dependent loan was characterized as a loss, the Company typically established an SVA based on the estimated fair value of the underlying collateral, less any related selling costs and the actual charge off of the loan was not recorded until the foreclosure process was complete. The gross loan balance for these non-performing loans was reported as an outstanding loan with any associated SVAs included in the financial statements as part of the allowance for loan losses. Under the modified policy, which is also acceptable under Generally Accepted Accounting Principles, SVAs are generally no longer recognized and any losses on loans secured by real estate are charged off in the period the loans, or portion thereof, are deemed uncollectible. The second factor was that there were fewer decreases in the value of the underlying collateral supporting commercial real estate loans that required additional allowances or charge offs in 2012 when compared to 2011. The third factor was that the loan portfolio decreased $106 million between the periods which reduced the amount of the required allowance.

Non-Interest Income

Non-interest income was $9.0 million for the year ended December 31, 2012, an increase of $2.1 million, or 30.9%, from $6.9 million for the year ended December 31, 2011. The following table presents the components of non-interest income:

	Year ended December 31,			Percentage Increase (Decrease)
(Dollars in thousands)	2012	2011	2010	2012/2011	2011/2010
Fees and service charges	$3,325	3,739	3,741	(11.1)%	(0.1)%
Loan servicing fees	964	987	1,067	(2.3)	(7.5)
Gain on sales of loans	3,574	1,656	1,987	115.8	(16.7)
Gain on sale of branch office	552	0	0	N/A	N/A
Other non-interest income	575	487	476	18.1	2.3

Total non-interest income	$8,990	6,869	7,271	30.9	(5.5)

Gains on sales of loans increased $1.9 million, or 115.8%, between the periods primarily because of an increase in single family loan originations and sales. Gain on sale of branch office increased $0.6 million as a result of the sale of the Toledo, Iowa branch in the first quarter of 2012. Fees and service charges decreased $0.4 million primarily because of a decrease in overdraft charges between the periods as a result of the sale of the Toledo, Iowa branch in the first quarter of 2012.

Non-Interest Expense

Non-interest expense was $24.7 million for the year ended December 31, 2012, a decrease of $4.9 million, or 16.5%, from $29.6 million for the same period in 2011. The following table presents the components of non-interest expense:

	Year ended December 31,			Percentage Increase (Decrease)
(Dollars in thousands)	2012	2011	2010	2012/2011	2011/2010
Compensation and benefits	$12,452	13,553	13,516	(8.1)%	0.3%
Losses on real estate owned	181	2,681	1,165	(93.2)	130.1
Occupancy	3,358	3,741	4,082	(10.2)	(8.4)
Deposit insurance	1,255	1,255	1,933	0.0	(35.1)
Data processing	1,332	1,221	1,040	9.1	17.4
Other	6,092	7,101	5,820	(14.2)	22.0

Total non-interest expense	$24,670	29,552	27,556	(16.5)	7.2

Losses on real estate owned decreased $2.5 million between the periods primarily because there were fewer losses realized on the sale of real estate and there were fewer write downs in the value of the real estate owned

M A N A G E M E N T    D I S C U S S I ON     A N D    A N A L Y S I S

in 2012 when compared to 2011. Compensation and benefits expense decreased $1.1 million between the periods primarily as a result of having fewer employees and also because of a decrease in pension benefit costs. Other non-interest expenses decreased $1.0 million between the periods primarily because of a decrease in real estate taxes and legal fees related to other real estate owned. Occupancy expense decreased $0.4 million primarily because of a decrease in depreciation and other expenses as a result of having fewer branch facilities.

Income Taxes

The Company considers the calculation of current and deferred income taxes to be a critical accounting policy that is subject to significant estimates. Actual results could differ significantly from the estimates and interpretations used in determining the current and deferred income tax assets and liabilities. Income tax expense was $0.1 million in 2012, an increase of $0.1 million from 2011 when no income tax expense was recorded. In the second quarter of 2010, the Company recorded a deferred tax asset valuation reserve against its entire deferred tax asset balance and the Company continued to maintain a valuation reserve against the entire deferred tax asset balance at December 31, 2012. Since the valuation reserve is established against the entire deferred tax asset balance, no regular income tax expense was recorded in 2012. The income tax expense that was recorded in 2012 relates to alternative minimum tax amounts that are due since only a portion of the outstanding net operating loss carry forwards can be used to offset current income under the current alternative minimum tax rules.

Net Income (Loss) Available to Common Shareholders

Net income available to common shareholders was $3.5 million for the year ended December 31, 2012, an improvement of $16.9 million, from the net loss available to common shareholders of $13.4 million for 2011. Net income available to common shareholders increased primarily because of the change in net income (loss) between the periods.

On December 23, 2008, the Company sold 26,000 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A with a $1,000 liquidation preference and a related warrant to the United States Department of Treasury for $26.0 million as part of the TARP Capital

Purchase Program. On February 8, 2013, Treasury sold the preferred stock to unaffiliated third party investors in a private transaction for $18.8 million. The preferred shares are entitled to a 5% annual cumulative dividend for each of the first five years of the investment, increasing to 9% thereafter, unless HMN redeems the shares. The cumulative preferred dividends payable is $325,000 each quarter for the first five years the preferred shares are outstanding and increases to $585,000 each quarter after that if the shares are not redeemed. The Company made all required dividend payments on the outstanding preferred stock in 2009 and 2010. The Company has deferred the last nine quarterly dividend payments, beginning with the February 15, 2011 dividend payment, on the preferred stock. The deferred dividend payments have been accrued for payment in the future and are being reported for the deferral period as a preferred dividend requirement that is deducted from income for financial statement purposes to arrive at the net income (loss) available to common shareholders. Under the terms of the certificate of designations for the preferred stock, dividend payments may be deferred, but the dividend is cumulative and compounds quarterly while unpaid. In addition, since the Company failed to pay dividends for six quarters, the holders of preferred stock have the right to appoint two representatives to the Company’s board of directors.

Under the terms of the Company’s and Bank’s Supervisory Agreements with their federal banking regulators, neither the Company nor the Bank may declare or pay any cash dividends, or purchase or redeem any capital stock, without prior notice to, and consent of these regulators.

Comparison of 2011 with 2010

The net loss was $11.6 million for 2011, an improvement of $17.4 million, from the $29.0 million loss for 2010. The net loss available to common shareholders was $13.4 million for the year ended December 31, 2011, an improvement of $17.4 million, from the net loss available to common shareholders of $30.8 million for 2010. Diluted loss per common share for the year ended December 31, 2011 was $3.47, an improvement of $4.70 from the $8.17 diluted loss per common share for the year ended December 31, 2010

Net interest income was $28.4 million for 2011, a decrease of $2.6 million, or 8.4%, from $31.0 million for 2010. Interest income was $39.5 million for 2011, a decrease of $8.8 million, or 18.1%, from $48.3 million for 2010. Interest income decreased between the periods primarily because of a $132 million decrease in the average interest-earning assets and a decrease in the average yields between the periods. Average interest-earning assets decreased between the periods primarily because of a decrease in the commercial loan portfolio, which occurred because of low loan demand and the Company’s focus on improving credit quality, managing net interest margin and improving capital ratios. The average yield earned on interest-earning assets was 5.00% for the year ended December 31, 2011, a decrease of 23 basis points from the 5.23% average yield for 2010.

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

M A N A G E M E N T    D I S C U S S I ON     A N D    A N A L Y S I S

Under the modified policy, which is also acceptable under Generally Accepted Accounting Principles, SVAs are generally no longer recognized and any losses on loans secured by real estate are charged off in the period the loans, or portion thereof, are deemed uncollectible. All of these charge offs were previously included in the Company’s loss history as part of the evaluation of the allowance for loan losses. Therefore, the additional charge offs did not affect the Company’s provision for loan losses or net loss for the period. The second factor was that in certain instances the borrower’s financial condition had deteriorated to the point that a charge off of the loan balance was warranted.

Non-interest income was $6.9 million for the year ended December 31, 2011, a decrease of $0.4 million, or 5.5%, from $7.3 million for the year ended December 31, 2010. Gain on sales of loans decreased $0.3 million between the periods primarily because of a decrease in the gains recognized on the sale of single family mortgage loans caused by a decrease in loan originations and sales between the periods. Loan servicing fees decreased $0.1 million between the periods due primarily to a decrease in the number of commercial loans that were being serviced for others.

Non-interest expense was $29.6 million for the year ended December 31, 2011, an increase of $2.0 million, or 7.2%, from $27.6 million for the same period in 2010. Losses on real estate owned increased $1.5 million between the periods primarily because of declines in the fair market value of other real estate. Other non-interest expenses increased $1.3 million primarily because of increased real estate taxes and legal fees related to other real estate owned. Data processing expense increased

$0.2 million between the periods primarily because of a one time incentive that was received by the Company in the fourth quarter of 2010 when it changed its ATM and debit card vendor. Deposit insurance expense decreased $0.7 million between the periods primarily because of a change in the FDIC’s insurance cost structure and also because of a decrease in assets between the periods. Occupancy expense decreased $0.3 million primarily because of a decrease in depreciation expense.

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

Financial Condition

Loans Receivable, Net

The following table sets forth the information on the Company’s loan portfolio in dollar amounts and percentages before deductions for deferred fees and discounts and allowances for losses as of the dates indicated:

	December 31,
	2012		2011		2010		2009		2008
(Dollars in thousands)	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
Real Estate Loans:
One-to-four family	$97,037	20.40%	$119,066	20.52%	$128,535	18.14%	$144,631	17.54%	$161,989	17.51%
Multi-family	11,756	2.47	35,517	6.12	48,266	6.81	59,266	7.18	29,292	3.17
Commercial	220,721	46.39	243,475	41.95	292,874	41.34	312,714	37.92	325,304	35.16
Construction or development	12,430	2.61	10,922	1.88	15,251	2.15	40,412	4.90	108,283	11.70

Total real estate loans	341,944	71.87	408,980	70.47	484,926	68.44	557,023	67.54	624,868	67.54

Other Loans:
Consumer Loans:
Automobile	623	0.13	404	0.07	604	0.08	902	0.11	1,333	0.14
Home equity line	36,521	7.68	41,429	7.14	44,933	6.34	50,369	6.11	52,243	5.65
Home equity	11,390	2.39	13,426	2.31	17,840	2.52	21,088	2.55	22,912	2.48
Mobile home	449	0.10	657	0.11	764	0.11	977	0.12	1,316	0.14
Land/lot loans	2,246	0.47	2,723	0.47	2,510	0.35	3,190	0.39	2,969	0.32
Other	2,746	0.58	3,522	0.61	3,952	0.56	5,689	0.69	5,828	0.63

Total consumer loans	53,975	11.35	62,161	10.71	70,603	9.96	82,215	9.97	86,601	9.36
Commercial business loans	79,854	16.78	109,259	18.82	153,039	21.60	185,525	22.49	213,775	23.10

Total other loans	133,829	28.13	171,420	29.53	223,642	31.56	267,740	32.46	300,376	32.46

Total loans	475,773	100.00%	580,400	100.00%	708,568	100.00%	824,763	100.00%	925,244	100.00%

Less:
Unamortized discounts	33		93		413		177		569
Net deferred loan fees	87		511		1,086		1,518		2,529
Allowance for losses	21,608		23,888		42,828		23,812		21,257

Total loans receivable, net	$454,045		$555,908		$664,241		$799,256		$900,889

In 2012, the Company continued to focus on improving credit quality, managing interest rate risk and improving capital ratios, which resulted in a decrease in outstanding loan balances. As a result of low loan demand and the reasons noted above, it is anticipated that the size of our overall loan portfolio will continue to decline in 2013. Furthermore, pursuant to the Bank Supervisory Agreement, the Bank may not increase its total assets during any quarter in excess of the amount of net interest credited on deposit liabilities during the prior quarter, without OCC approval.

The Company’s commercial business and commercial real estate loan portfolios continue to be impacted by the low demand for real estate, particularly as it relates to single-family and commercial land developments as many of these loans were made to borrowers associated with the real estate industry. More stringent lending standards implemented by the mortgage industry in recent years have made it more difficult for some borrowers with marginal credit to qualify for a mortgage. This decrease in available credit and the overall weakness in the economy over the past several years has reduced the demand for single family homes and the values of existing properties and developments and is reflected in the $40.6 million of Company assets that were classified as non-performing at December 31, 2012. We continue to work to resolve the non-performing status of these assets in the most cost effective manner. Because cash flow is dependent, in many cases, on the sale of the properties, it will take some time to reduce some of the non-performing assets due to the limited demand for the properties.

One-to-four family real estate loans were $97.0 million at December 31, 2012, a decrease of $22.1 million, compared to $119.1 million at December 31, 2011. Mortgage loan refinance activity remained strong in 2012 due to the historically low mortgage rates experienced and almost all of the refinanced loans

M A N A G E M E N T    D I S C U S S I ON     A N D    A N A L Y S I S

originated were sold into the secondary market and were not placed in the portfolio in order to manage the Company’s interest rate risk position. The increase in the amount of mortgage loans refinanced and their subsequent sale was the primary reason for the decrease in the one-to-four family loan portfolio during 2012.

Multi-family real estate loans were $11.8 million at December 31, 2012, a decrease of $23.7 million, compared to $35.5 million at December 31, 2011. The decrease in multi-family real estate loans in 2012 is primarily the result of several multi-family loans being repaid or reclassified to other loan categories.

Commercial real estate loans were $220.7 million at December 31, 2012, a decrease of $22.8 million, compared to $243.5 million at December 31, 2011. Commercial business loans were $79.9 million at December 31, 2012, a decrease of $29.4 million, compared to $109.3 million at December 31, 2011. Decreased commercial loan demand and tighter underwriting and pricing guidelines resulted in a decrease in net commercial loan production and an increase in loan payoffs. Net commercial loan production, which is the funded principal amount retained by the Bank after deducting sold loan participations, was $20.6 million in 2012, compared to $49.1 million in 2011. Loan participations are sold in most cases in order to comply with lending limit restrictions and/or reduce loan concentrations. The decrease in net production along with the increase in loan payoffs were the primary reasons for the decrease in the commercial business and commercial real estate loan balances in 2012.

Construction or development loans were $12.4 million at December 31, 2012, an increase of $1.5 million, compared to $10.9 million at December 31, 2011. The increase is primarily the result of a $1.8 million increase in new single family construction loans.

Home equity line loans were $36.5 million at December 31, 2012, a decrease of $4.9 million, compared to $41.4 million at December 31, 2011. The open-end home equity lines are written with an adjustable rate and a 10 year draw period which requires interest only payments followed by a 10 year repayment period which fully amortizes the outstanding balance.

Closed-end home equity loans are written with fixed or adjustable rates with terms up to 15 years. Home equity loans were $11.4 million at December 31, 2012, a decrease of $2.0 million, compared to $13.4 million at December 31, 2011. The decreases in the open and closed end equity loans are related primarily to a decrease in the originations of these types of loans and an increase in loan payoffs as a result of borrowers rolling these loan amounts into their first mortgages when they refinanced in 2012.

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

The allowance for loan losses was $21.6 million, or 4.54% of gross loans at December 31, 2012, compared to $23.9 million, or 4.12% of gross loans at December 31, 2011. The allowance for loan losses decreased primarily because of the $104.6 million decrease in the loan portfolio between the periods. The allowance as a percentage of year end gross loan balances increased in 2012 due to an increase in classified loans coupled with a decrease in total gross loans.

The following table reflects the activity in the allowance for loan losses and selected statistics:

	December 31,
(Dollars in thousands)	2012	2011	2010	2009	2008

Balance at beginning of year	$23,888	42,828	23,812	21,257	12,438
Provision for losses	2,544	17,278	33,381	26,699	26,696
Charge-offs:
One-to-four family	(63)	(508)	(254)	(82)	(78)
Consumer	(1,071)	(270)	(907)	(1,980)	(612)
Commercial business	(2,464)	(15,512)	(7,006)	(9,421)	(13,784)
Commercial real estate	(5,719)	(23,012)	(7,095)	(13,548)	(3,454)
Recoveries	4,493	3,084	897	887	51

Net charge-offs	(4,824)	(36,218)	(14,365)	(24,144)	(17,877)

Balance at end of year	$21,608	23,888	42,828	23,812	21,257

Year end allowance for loan losses as a percent of year end gross loan balance	4.54%	4.12%	6.04%	2.89%	2.30%
Ratio of net loan charge-offs to average loans outstanding	0.91	5.62	1.87	2.76	1.98

The following table reflects the allocation of the allowance for loan losses:

	December 31,
	2012		2011		2010		2009		2008
	Allocated Allowance as a % of Loan Category	Percent of Loans in Each Category to Total Loans	Allocated Allowance as a % of Loan Category	Percent of Loans in Each Category to Total Loans	Allocated Allowance as a % of Loan Category	Percent of Loans in Each Category to Total Loans	Allocated Allowance as a % of Loan Category	Percent of Loans in Each Category to Total Loans	Allocated Allowance as a % of Loan Category	Percent of Loans in Each Category to Total Loans

One-to-four family	2.91%	20.40%	3.12%	20.52%	1.67%	18.14%	0.69%	17.54%	1.75%	17.51%
Commercial real estate	5.55	51.47	4.70	49.95	6.90	50.30	3.47	50.00	2.83	50.03
Consumer	2.12	11.35	1.86	10.71	1.31	9.96	1.55	9.97	1.83	9.36
Commercial business	5.08	16.78	4.93	18.82	9.91	21.60	3.88	22.49	1.75	23.10

Total	4.54	100.00%	4.12	100.00%	6.04	100.00%	2.89	100.00%	2.30	100.00%

The allocated percentage for commercial real estate and commercial business loans increased in 2012 due primarily to the increase in general reserves as a result of an increase in classified loans coupled with a decrease in total loans. The allocation of the allowance for loan losses decreased in 2012 for one-to-four family loans due primarily to the decreases in the reserve percentages on certain risk rated loans in 2012 when compared to 2011. The allocation of the allowance for loan losses increased in 2012 for consumer loans due to an increase in the number of classified consumer loans.

Allowance for Real Estate Losses

Real estate properties acquired or expected to be acquired through loan foreclosures are initially recorded at the lower of the related loan balance, or fair value less estimated selling costs. Management periodically performs valuations and an allowance for losses is established if the carrying value of a property exceeds its fair value less estimated selling costs. The balance in the allowance for real estate losses was $4.2 million at December 31, 2012 and $6.5 million at December 31, 2011.

Non-performing Assets

Loans are reviewed at least quarterly and any loan whose collectability is doubtful is placed on non-accrual status. Loans are placed on non-accrual status when either principal or interest is 90 days or more past due, unless, in the judgment of management, the loan is well

M A N A G E M E N T    D I S C U S S I ON     A N D    A N A L Y S I S

collateralized and in the process of collection. Interest accrued and unpaid at the time a loan is placed on non-accrual status is charged against interest income. Subsequent payments are either applied to the outstanding principal balance or recorded as interest income, depending on the assessment of the ultimate collectability of the loan. Restructured loans include the Bank’s troubled debt restructurings that involved forgiving a portion of interest or principal or making loans at a rate materially less than the market rate to borrowers whose financial condition had deteriorated. Foreclosed and repossessed assets include assets acquired in settlement of loans. Total non-performing assets were $40.6 million at December 31, 2012, a decrease of $10.0 million from $50.6 million at December 31, 2011. Non-performing loans decreased $4.0 million and foreclosed and repossessed assets decreased $6.0 million during 2012. The decrease in non-performing loans is primarily due to principal payments received and charge-offs recorded in 2012 on non-performing loans. The following table sets forth the amounts and categories of non-performing assets in the Company’s portfolio:

	December 31,
(Dollars in thousands)	2012	2011	2010	2009	2008

Non-performing loans:
One-to-four family	$2,492	4,435	4,844	2,132	7,251
Commercial real estate	25,543	22,658	36,737	37,122	46,953
Consumer	300	699	224	4,086	5,298
Commercial business	1,640	6,201	26,269	17,787	4,671

Total	29,975	33,993	68,074	61,127	64,173

Other assets	0	0	0	0	25

Foreclosed and repossessed assets:
One-to-four family	1,595	352	972	1,011	258
Commercial real estate	9,000	16,264	15,409	15,246	10,300
Consumer	0	0	14	5	0

Total	10,595	16,616	16,395	16,262	10,558

Total non-performing assets	$40,570	$50,609	$84,469	$77,389	$74,756

Total as a percentage of total assets	6.21%	6.40%	9.59%	7.47%	6.53%

Total non-performing loans	$29,975	$33,993	$68,074	$61,127	$64,173

Total as a percentage of total loans receivable, net	6.60%	6.10%	10.25%	7.65%	7.12%

Allowance for loan losses to non-performing loans	72.09%	70.27%	62.91%	38.95%	33.12%

Gross interest income which would have been recorded had the non-accruing loans been current in accordance with their original terms amounted to $2.4 million for 2012, $3.2 million for 2011, and $5.0 million for 2010. The amounts that were included in interest income on a cash basis for these loans were $0.5 million, $0.7 million, and $1.3 million, respectively.

The following table summarizes the number and property types of commercial real estate loans that were non-performing (the largest category of non-performing loans) at December 31, 2012, 2011 and 2010.

(Dollars in thousands)
Property Type	# of Relationships	Principal Amount of Loans at December 31, 2012	# of Relationships	Principal Amount of Loans at December 31, 2011	# of Relationships	Principal Amount of Loans at December 31, 2010

Developments/land	9	$24,339	10	$17,465	9	$23,661
Single family homes	0	0	0	0	3	2,673
Alternative fuel plants	0	0	0	0	1	4,994
Shopping centers/retail	2	386	2	1,315	3	1,099
Restaurants/bar	1	547	1	616	1	635
Office building	2	128	1	2,325	1	3,675
Other buildings	1	143	3	937	0	0

	15	$25,543	17	$22,658	18	$36,737

The Company had allocated reserves established against the above commercial real estate loans of $2.4 million, $2.9 million, and $13.3 million, respectively, at December 31, 2012, 2011, and 2010.

The following table summarizes the number of lending relationships and the industry of commercial business loans that were non-performing for the years ended December 31, 2012, 2011 and 2010.

(Dollars in thousands)
Industry Type	# of Relationships	Principal Amount of Loans at December 31, 2012	# of Relationships	Principal Amount of Loans at December 31, 2011	# of Relationships	Principal Amount of Loans at December 31, 2010
Residential/development	6	$1,074	6	$2,061	6	$9,148
Retail	2	239	1	82	1	2,504
Banking/finance	0	0	1	1,149	3	8,471
Utilities	0	0	1	2,792	1	4,614
Restaurant	1	129	0	0	4	1,217
Other	3	198	3	117	1	315

	12	$1,640	12	$6,201	16	$26,269

The Company had allocated reserves established against the above commercial business loans of $1.0 million, $1.5 million, and $10.7 million, respectively, at December 31, 2012, 2011, and 2010.

At December 31, 2012, 2011, and 2010, there were loans included in loans receivable, net, with terms that had been modified in a troubled debt restructuring totaling $33.1 million, $29.2 million, and $19.3 million, respectively. For the loans that were restructured in 2012, $5.7 million were unclassified and performing and $13.7 million were non-performing at December 31. The increase in troubled debt restructurings in 2012 relates primarily to multiple loans to finance a commercial real estate development totaling $9.1 million. The restructurings included reducing loan rates and restructuring repayment schedules to improve the borrower’s cash flow. Additional collateral was also obtained for some loans. Of the loans that were modified in 2012, $14.0 million related to commercial real estate loans and the remaining modifications related to single family, consumer and commercial loans. Of the loans that were modified in 2011, $11.6 million related to commercial real estate loans and the remaining modifications related to single family, consumer and commercial loans. Of the loans that were modified in 2010, $14.9 million related to commercial real estate loans and the remaining modifications related to single family, consumer, and commercial loans. Some of these loans were not classified as non-performing as it is anticipated that the borrowers will be able to make all of the required principal and interest payments under the modified terms of the loan.

In addition to the troubled debt restructurings and the non-performing loans set forth in the table above of all non-performing assets, as of December 31, 2012, there were two other potential problem loan relationships. Potential problem loans are loans that are not in non-performing status, however, there are circumstances present to create doubt as to the ability of the borrower to comply with present repayment terms.

M A N A G E M E N T    D I S C U S S I ON     A N D    A N A L Y S I S

The decision of management to include performing loans in potential problem loans does not necessarily mean that the Company expects losses to occur but that management recognized a higher degree of risk associated with these loans. The level of potential problem loans is another predominant factor in determining the relative level of the allowance for loan losses. The two loan relationships that have been reported as potential problem loans at December 31, 2012 are a $1.4 million loan for a retail commercial development and a $0.2 million loan for a manufacturing business. The two loan relationships reported as potential problem loans at December 31, 2011 were a $3.8 million loan to a financial institution and a group of loans totaling $5.0 million to a residential developer. At December 31, 2010, potential problem loans were a $6.0 million land development loan and a group of commercial loans to a related borrower totaling $0.5 million.

Pursuant to the Bank Supervisory Agreement, the Bank has submitted a problem asset reduction plan to the OCC.

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

Cash and cash equivalents at December 31, 2012 were $83.7 million, an increase of $15.9 million, compared to $67.8 million at December 31, 2011. Net cash provided by operating activities during 2012 was $16.8 million. The Company conducted the following major investing activities during 2012: principal payments and maturity proceeds received on securities available for sale and FHLB stock were $117.9 million, purchases of securities available for sale and FHLB stock were $78.1 million, proceeds from the sale of premises and other real estate were $7.5 million, and loans receivable decreased $89.6 million. The Company disbursed $37.0 million related to the sale of a branch during 2012 and spent $0.3 million for the purchase of equipment and updating its premises. Net cash provided by investing activities during 2012 was $99.7 million. The Company conducted the following major financing activities during 2012: customer escrows decreased $0.1 million and deposits decreased $100.6 million. Net cash used by financing activities was $100.7 million.

The Company has certificates of deposit with outstanding balances of $122.2 million that mature during 2013, of which $8.4 million were obtained from brokers. Based upon past experience, management anticipates that the majority of the deposits will renew for another term, with the exception of the brokered deposits that are not anticipated to renew due to management’s desire to reduce the amount of outstanding brokered deposits. In addition, based on regulatory directive, the Bank may not renew existing brokered deposits, or accept new brokered deposits without the prior consent of the OCC. The Company believes that deposits that do not renew will be repaid with the proceeds from loan principal payments or replaced with a combination of other customers’ deposits, FHLB advances or FRB borrowings. Proceeds from the sale of securities could also be used to fund unanticipated outflows of deposits.

The Company has deposits of $28.0 million in checking and money market accounts of customers that have relationship balances greater than $5 million. While these funds may be withdrawn at any time, management anticipates that the majority of these deposits will remain on deposit with the Bank over the next twelve months based on past experience. If these deposits are withdrawn, it is anticipated that they would be funded with available cash or replaced with FHLB advances, FRB borrowings or deposits from other customers.

The Company has $70.0 million in FHLB advances that mature in 2013 and no advances with maturities beyond 2013. It is not anticipated that the Bank will need to find alternative funding sources in 2013 to replace the outstanding FHLB advances as they are anticipated to be repaid through available cash balances and the proceeds from loan payoffs. The credit policy of the FHLB relating to the collateral value of the loans collateralizing the outstanding advances with the FHLB may change such that the current collateral pledged to secure the advances is no longer acceptable or the formulas for determining the excess pledged collateral may change. If this were to happen, the Bank may not have additional collateral to pledge to secure the existing advances and the Bank may have to find alternative funding sources to replace some of the FHLB advances maturing in 2013. The FHLB could also reduce the amount of funds it will lend to the Bank. If this were to happen, excess collateral currently pledged to the FHLB could be pledged to the FRB and the Bank could borrow additional funds from the FRB based on the increased collateral levels or obtain additional deposits, if needed.

Under the Company Supervisory Agreement, the Company may not incur or issue any debt without prior notice to, and the consent of, the FRB. Because FHLB advances are debt of the Bank, they are not affected by the Company’s restriction on incurring debt.

The Company’s primary source of cash in recent years has been a portion of the proceeds from the

Company’s December 2008 issuance of preferred stock. Historically, dividends from the Bank have been the Company’s primary source of cash. The Bank is restricted under the Bank Supervisory Agreement from paying dividends to the Company without obtaining prior regulatory approval. The Bank has not paid a dividend to the Company since the third quarter of 2008. At December 31, 2012, the Company had $1.0 million in cash and other assets that could readily be turned into cash. The Company anticipates that its liquidity requirements for 2013 will be similar to the liquidity requirements in 2012 with the exception that no branch sale is anticipated in 2013. The Company’s primary use of cash is the payment of expenses and dividends on the Company’s outstanding preferred stock. The amount of the dividend on the preferred stock accumulates at the rate of $325,000 per quarter through February 14, 2014 and $585,000 per quarter thereafter, if the shares of preferred stock are not redeemed or repurchased. The Company has deferred the last nine quarterly dividend payments, beginning with the February 15, 2011 dividend payment. The deferred dividend payments have been accrued for payment in the future and are being reported for the deferral period as a preferred dividend requirement that is deducted from income for financial statement purposes to arrive at the net income (loss) available to common shareholders. Under the terms of the certificate of designations for the preferred stock, dividend payments may be deferred, but the dividend is cumulative and compounds quarterly while unpaid. In addition, since the Company failed to pay dividends for six quarters, the holders of preferred stock have the right to appoint two representatives to the Company’s board of directors. At February 15, 2013, accrued and unpaid dividends (including applicable compounding) aggregated $3.1 million.

M A N A G E M E N T    D I S C U S S I ON     A N D    A N A L Y S I S

Contractual Obligations and Commercial Commitments

The Company has certain obligations and commitments to make future payments under existing contracts. At

December 31, 2012, the aggregate contractual obligations (excluding bank deposits) and commercial commitments were as follows:

	Payments Due by Period
(Dollars in thousands)	Total	Less than 1 Year	1-3 Years	4-5 Years	After 5 Years
Contractual Obligations:
Total borrowings	$70,000	70,000	0	0	0
Annual rental commitments under non-cancellable operating leases	3,049	810	1,615	624	0

	$73,049	70,810	1,615	624	0

	Amount of Commitments -Expiring by Period
Other Commercial Commitments:
Commercial lines of credit	$25,848	21,200	4,302	346	0
Commitments to lend	5,282	3,867	96	531	788
Standby letters of credit	1,910	1,844	66	0	0

	$33,040	26,911	4,464	877	788

Regulatory Capital Requirements

As a result of the Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA), banking and thrift regulators are required to take prompt regulatory action against institutions which are undercapitalized. FDICIA requires banking and thrift regulators to categorize institutions as “well capitalized”, “adequately capitalized”, “undercapitalized”, “significantly undercapitalized”, or “critically undercapitalized”. A savings institution will be deemed to be well capitalized if it: (i) has a total risk-based capital ratio of 10% or greater, (ii) has a Tier 1 (core) risk-based capital ratio of 6% or greater, (iii) has a leverage ratio of 5% or greater, and (iv) is not subject to any order or written directive by the OCC to meet and maintain a specific capital level for any capital measure. Refer to Note 16 of the Notes to Consolidated Financial Statements for a table which reflects the Bank’s capital compared to these capital requirements.

As required by the Company Supervisory Agreement, the Company submitted an updated two-year capital plan in January 2013 that the FRB may make comments upon, and to which it may require revisions. The Company must operate within the parameters of the capital plan and is required to monitor and submit periodic reports on its compliance with the plan. In addition, the OCC has established an individual minimum capital requirement (IMCR) for the Bank. An

IMCR requires a bank to establish and maintain levels of capital greater than those generally required for a bank to be classified as “well-capitalized.” Effective December 31, 2011, the Bank was required to establish, and subsequently maintain, core capital at least equal to 8.5% of adjusted total assets, which was in excess of the Bank’s 7.14% core capital to adjusted total assets ratio at December 31, 2011. In February 2012, the Bank received a notice from the OCC arising out of its failure to establish and maintain its IMCR of 8.5% core capital to adjusted total assets at December 31, 2011. In April 2012, the Bank submitted to the OCC a written capital plan of how it would maintain its IMCR and a contingency plan in the event the IMCR was not maintained through the Bank’s primary plan. As a result of a decrease in assets and improved financial results, the Bank’s core capital to adjusted total assets ratio improved to 9.68% at December 31, 2012.

Management believes that, as of December 31, 2012, the Bank’s capital ratios were in excess of those quantitative capital ratio standards set forth under the prompt corrective action regulations and the IMCR as described above. However, there can be no assurance that the Bank will continue to maintain such status in the future. The OCC has extensive discretion in its supervisory and enforcement activities, and can adjust the requirement to be “well-capitalized” in the future.

In order to improve its capital ratios and maintain compliance with its IMCR, the Bank is, among other things, working to improve its financial results, reduce non-performing assets, and decrease the asset size of the Bank. These actions have resulted, and may result in changes in the Bank’s assets, liabilities and earnings, some of which may be material, during the period in which the action is taken or is consummated or over a longer period of time.

The Company also serves as a source of capital, liquidity and financial support to the Bank. Depending upon the operating performance of the Bank, the need for continued compliance with the Bank and Company Supervisory Agreements and the Bank IMCR and the Company’s other liquidity and capital needs, including expenses and accumulating and unpaid dividends on the Company’s preferred stock, the stated rate of which increases from 5% to 9% per annum, compounding quarterly, in February 2014, the Company may find it prudent subject to prevailing capital market conditions and other factors, or be required by supervising bank regulators, to raise additional capital through issuance of its common stock or other equity securities. In addition to the requirements of the Supervisory Agreements and the IMCR, regulators have placed increasing emphasis on the amount of common equity as a component of core bank capital, and proposed capital regulations (described below) incorporating specific levels of common equity capital. Regulations would also require regulatory capital to meet required levels on a consolidated basis. Additional capital would also potentially permit the Company to return to a strategy of growing Bank assets. Depending on circumstances, if it were to raise capital, the Company may deploy it to the Bank for general banking purposes, or may retain some or all capital at the holding company level.

If the Company raises capital through the issuance of additional shares of common stock or other equity securities, it could dilute the ownership interests of existing stockholders and, given our current common stock trading price, would be expected to dilute the per share book value of the Company’s common stock, could dilute the Company’s earnings per share and could result in a change of control of the Company and the Bank. New investors may also have rights, preferences and privileges senior to the Company’s current stockholders, which may adversely impact the

Company’s current stockholders. The Company’s ability to raise additional capital through the issuance of equity securities, if deemed prudent or required, will depend on, among other factors, conditions in the capital markets at that time, which are outside of its control, and on the Company’s financial performance. Accordingly, the Company may not be able to raise additional capital, if deemed prudent or needed, on favorable economic terms, or other terms acceptable to it. If the Company or the Bank cannot satisfactorily address their respective capital needs as they arise, the Company’s ability to maintain or expand its operations, to meet its capital plan, maintain compliance with the Supervisory Agreements and the core capital ratio in the Bank IMCR, to limit or reverse the accumulation of unpaid preferred stock dividends, and to operate without additional regulatory or other restrictions, and its operating results, could be materially adversely affected.

The capital requirements of the Company and the Bank may be affected in the future by regulatory changes proposed in June 2012 by the FRB, the FDIC and the OCC to establish an integrated regulatory capital framework for implementing the Basel Committee on Banking Supervision’s Basel III regulatory capital reforms and changes required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. The proposals would, among other things, apply a strengthened set of capital requirements to both the Bank and the Company and revise the rules for calculating risk-weighted assets for purposes of such requirements. These federal agencies have received comments on the proposed rules but have not issued final rules, so the details and the timetable for implementation of these rules remain uncertain. See “Item 1 — Business — Regulation and Supervision” in our Form 10-K for the fiscal year ended December 31, 2012 for additional information on these proposed regulatory capital rules.

M A N A G E M E N T    D I S C U S S I ON     A N D    A N A L Y S I S

Dividends

The declaration of dividends is subject to, among other things, the Company’s financial condition and results of operations, the Bank’s compliance with its regulatory capital requirements, tax considerations, industry standards, economic conditions, outstanding Supervisory Agreements and other regulatory restrictions, general business practices and other factors. Under the Bank Supervisory Agreement, no dividends can be declared or paid by the Bank to the Company without prior regulatory approval. The payment of dividends by the Company is dependent upon the Company having adequate cash or other assets that can be converted to cash to pay dividends to its stockholders. The Company suspended the dividend payments to common stockholders in the fourth quarter of 2008 due to the net operating loss experienced and the challenging economic environment. In addition, the Company’s outstanding preferred stock bears a stated dividend rate, which accumulates at the rate of $325,000 per quarter through February 14, 2014 and $585,000 per quarter thereafter. The Company has deferred the past nine regular quarterly cash dividends on the preferred stock issued as part of the TARP Capital Purchase Program. Under the terms of the certificate of designations for the preferred stock, dividend payments may be deferred, but the dividend is cumulative and, compounds quarterly while unpaid. In addition, if the Company fails to pay dividends for six quarters, whether or not consecutive, the holders of the preferred stock have the right to appoint two representatives to the Company’s board of directors. Further, while preferred stock dividends are in arrears ($3.1 million at February 15, 2013), no dividend may be paid on common stock of the Company. Under the terms of the Company’s Supervisory Agreement, the Company may not declare or pay any cash dividends, or purchase or redeem any capital stock, without prior notice to, and consent of, the Federal Reserve Board. In light of these restrictions and its limited cash resources, it is not anticipated that the Company will pay a cash dividend on any class of capital stock in 2013.

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

New Accounting Pronouncements

In April 2011, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2011-03, Transfers and Servicing (Topic 860), Reconsideration of Effective Control for Repurchase Agreements. Topic 860, Transfers and Servicing, which prescribes when an entity may or may not recognize a sale upon the transfer of financial assets subject to repurchase agreements. That determination is based, in part, on whether the entity has maintained effective control over the transferred assets. The amendments in this ASU removed from the assessment of effective control (1) the criterion requiring the transferor to have the ability to repurchase or redeem the financial assets on substantially the agreed terms, even in the event of default by the transferee, and (2) the collateral maintenance implementation guidance related to that criterion. Other criteria applicable to the assessment of effective control are not changed by the amendments in this ASU. This ASU was effective for the first interim or annual period beginning on or after December 15, 2011 and was applied prospectively to transactions or modification of existing transactions that occur on or after the effective date. The adoption of this ASU in the first quarter of 2012 did not have a material impact on the Company’s consolidated financial statements.

In May 2011, the FASB issued ASU 2011-04, Fair Value Measurement (Topic 820), Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs. The amendments in this ASU change the wording used to describe the requirements in U.S. GAAP for measuring fair value and for disclosing information about fair value measurements in order to improve consistency in wording between U.S. GAAP and IFRS. This ASU was effective for interim or annual period beginning on or after December 15, 2011. The adoption of this ASU in the first quarter of 2012 did not have a material impact on the Company’s consolidated financial statements other than to change the disclosures relating to fair value measurements.

In June 2011, the FASB issued ASU 2011-05, Comprehensive Income (Topic 220), Presentation of

Comprehensive Income. Previously, U.S. GAAP allowed reporting entities three alternatives for presenting other comprehensive income and its components in financial statements. The first two options were to present this information in a single continuous statement of comprehensive income or in two separate but consecutive statements. The third option, which was used by the Company, was to present the components of other comprehensive income as part of the statement of changes in stockholders’ equity. This ASU eliminated the third option and therefore the Company had to adopt one of the two remaining methods for presentation. This ASU was effective for fiscal years, and interim periods beginning after December 15, 2011. The adoption of this ASU in the first quarter of 2012 did not have a material impact on the Company’s consolidated financial statements other than to change the presentation of other comprehensive income as discussed above.

In September 2011, the FASB issued ASU 2011-09, Compensation — Retirement Benefits — Multiemployer Plans (Subtopic 715-80). The amendments in this ASU required additional disclosures about an employer’s participation in a multiemployer plan. For public entities, such as HMN, this ASU was effective for annual periods for fiscal years ending after December 15, 2011. The adoption of this ASU in the fourth quarter of 2011 did not have a material impact on the Company’s consolidated financial statements. The presentation of the additional disclosures relating to the multiemployer retirement plan (sponsored by the Financial Institutions Retirement Fund (FIRF)) in which the Company participates is included in Note 13 of this report.

In December 2011, the FASB issued ASU 2011-11, Balance Sheet (Topic 210). The objective of this ASU is to provide enhanced disclosures that will enable users of its financial statements to evaluate the effect or potential effect of rights of setoff associated with an entity’s financial position. This includes the effect or potential effect of rights of setoff associated with an entity’s recognized assets and recognized liabilities within the scope of this ASU. The amendments require enhanced disclosures by requiring improved information about financial instruments and derivative instruments that are either (1) offset in accordance with either Section 210-20-45 or Section 815-10-45 or (2) subject to an enforceable master netting arrangement or similar agreement, irrespective of whether they are offset in accordance with either Section 210-20-45 or Section 815-10-45. An entity is required to apply the amendments for annual reporting periods beginning on or after January 1, 2013, and interim periods within those annual periods. The adoption of this ASU in the first quarter of 2013 is not expected to have any impact on the Company’s consolidated financial statements as it had no outstanding rights of setoff.

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

In December 2012, the FASB issued for public comment its proposal to improve financial reporting about expected credit losses on loans and other financial assets held by banks, financial institutions and other public and private organizations. The proposed ASU, Financial Instruments – Credit Losses, proposes a new accounting model intended to require more timely recognition of credit losses, while also providing additional transparency about credit risk. Stakeholders have been asked to review and provide comments to the FASB on the proposal by April 30, 2013.

In January 2013, the FASB issued ASU 2013-01, Balance Sheet (Topic 210). The objective of this ASU is to clarify that the scope of ASU 2011-11, Balance Sheet (Topic 210), applies to derivatives including bifurcated

M A N A G E M E N T    D I S C U S S I ON     A N D    A N A L Y S I S

embedded derivatives, repurchase agreements and reverse repurchase agreements, and securities borrowing and securities lending transactions that are either offset in accordance with Section 210-20-45 or Section 815-10-45 or are subject to a master netting arrangement or similar agreement. This ASU is the final version of proposed ASU 2011-11, Balance Sheet (Topic 210) which has been deleted. An entity is required to apply the amendments for fiscal years beginning on or after January 1, 2013, and interim periods within those annual periods. The adoption of this ASU in the first quarter of 2013 is not anticipated to have any impact on the Company’s consolidated financial statements as it currently has no outstanding rights of setoff.

In February 2013, the FASB issued ASU 2013-02, Other Comprehensive Income (Topic 220). The amendments in the ASU supersede and replace the presentation requirements of reclassifications out of accumulated other comprehensive income in ASU’s 2011-05 (issued in June 2011) and 2011-12 (issued in December 2011) for all public and private organizations. The amendments require an entity to provide additional information about reclassifications out of accumulated other comprehensive income. For public entities, the amendments are effective prospectively for reporting periods beginning after December 15, 2012. The adoption of this ASU in the first quarter of 2013 is not anticipated to have a material impact on the Company’s consolidated financial statements.

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

The following table discloses the projected changes in market value to the Company’s interest-earning assets and interest-bearing liabilities based upon incremental 100 basis point changes in interest rates from interest rates in effect on December 31, 2012.

(Dollars in thousands) Basis point change in interest rates	Market Value
	-100	0	+100	+200
Total market-risk sensitive assets	$646,548	659,425	650,734	639,419
Total market-risk sensitive liabilities	596,139	574,810	559,102	543,069
Off-balance sheet financial instruments	(537)	0	(186)	(315)

Net market risk	$50,946	84,615	91,818	96,665

Percentage change from current market value	(39.79)%	0.00%	8.51%	14.24%

The preceding table was prepared utilizing the following assumptions (the Model Assumptions) regarding prepayment and decay ratios that were determined by management based upon their review of historical prepayment speeds and future prepayment projections. Fixed rate loans were assumed to prepay at annual rates of between 4% and 58%, depending on the note rate and the period to maturity. Adjustable rate mortgages (ARMs) were assumed to prepay at annual rates of between 18% and 100%, depending on the note rate and the period to maturity. Mortgage-backed securities and Collateralized Mortgage Obligations (CMOs) were projected to have prepayments based upon the underlying collateral securing the instrument and the related cash flow priority of the CMO tranche owned. Certificate accounts were assumed not to be withdrawn until maturity. Passbook and money market accounts were assumed to decay at annual rates of 13% and 9%, respectively. Non-interest checking and NOW accounts were both assumed to decay at an annual rate of 6%. Commercial non-interest checking was assumed to decay at an annual rate of 13%. Commercial NOW and MMDA accounts were assumed to decay at annual rates of 13% and 16%, respectively. FHLB advances were projected to be called at the first call date where the projected interest rate on similar remaining term advances exceeded the interest rate on the callable advance. Refer to Note 11 of the Notes to Consolidated Financial Statements for more information on call provisions of the FHLB advances.

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

Asset/Liability Management

The Company’s management reviews the impact that changing interest rates will have on the net interest income projected for the twelve months following December 31, 2012 to determine if its current level of interest rate risk is acceptable. The following table projects the estimated impact on net interest income during the 12 month period ending December 31, 2013 of immediate interest rate changes called rate shocks:

Rate Shock Table
(Dollars in thousands)
Rate Shock in Basis Points	Net Interest Change	Percent Change
+200	$2,531	12.74%
+100	1,286	6.48
0	0	0.00
-100	(1,704)	(8.58)

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

To the extent consistent with its interest rate spread objectives, the Bank attempts to manage its interest rate risk and has taken a number of steps to restructure its balance sheet in order to better match the maturities of its assets and liabilities. In the past, more fixed rate loans were placed into the single family loan portfolio. In 2012, the Bank has primarily focused its fixed rate one-to-four family residential lending program on loans that are saleable to third parties and generally placed only those fixed rate loans that met certain risk characteristics into its loan portfolio. The Bank’s commercial loan production continued to be primarily in adjustable rate loans with minimum interest rate floors; however, more of these loans were structured to reprice every one, two, or three years.

Off-Balance Sheet Arrangements

The Company has no off-balance sheet arrangements other than commitments to originate and sell loans in the ordinary course of business which are more fully discussed in Note 17 of the Notes to Consolidated Financial Statements.

C O N S O L I D A T E D    B A L  A N C E    S H E E T S

December 31 (Dollars in thousands)	2012	2011

ASSETS
Cash and cash equivalents	$83,660	67,840
Securities available for sale:
Mortgage-backed and related securities (amortized cost $9,825 and $19,586)	10,421	20,645
Other marketable securities (amortized cost $75,759 and $105,700)	75,470	105,469

	85,891	126,114

Loans held for sale	2,584	3,709
Loans receivable, net	454,045	555,908
Accrued interest receivable	2,018	2,449
Real estate, net	10,595	16,616
Federal Home Loan Bank stock, at cost	4,063	4,222
Mortgage servicing rights, net	1,732	1,485
Premises and equipment, net	7,173	7,967
Prepaid expenses and other assets	1,566	2,262
Assets held for sale	0	1,583

Total assets	$653,327	790,155

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits	$514,951	620,128
Deposits held for sale	0	36,048
Federal Home Loan Bank advances and Federal Reserve borrowings	70,000	70,000
Accrued interest payable	247	780
Customer escrows	830	933
Accrued expenses and other liabilities	6,465	5,205

Total liabilities	592,493	733,094

Commitments and contingencies
Stockholders’ equity:
Serial preferred stock: ($.01 par value) Authorized 500,000 shares; issued shares 26,000	25,336	24,780
Common stock ($.01 par value): Authorized 11,000,000; issued shares 9,128,662	91	91
Additional paid-in capital	51,795	53,462
Retained earnings, subject to certain restrictions	47,004	42,983
Accumulated other comprehensive income (loss)	(49)	471
Unearned employee stock ownership plan shares	(2,997)	(3,191)
Treasury stock, at cost 4,705,073 and 4,740,711 shares	(60,346)	(61,535)

Total stockholders’ equity	60,834	57,061

Total liabilities and stockholders’ equity	$653,327	790,155

See accompanying notes to consolidated financial statements.

C O N S O L I D A T E D    S T A T E M E  N T S    OF    C O M P R E H E N S I VE    I N C O M E

( L O S S )

Years ended December 31 (Dollars in thousands)	2012	2011	2010

Interest income:
Loans receivable	$29,257	36,776	44,248
Securities available for sale:
Mortgage-backed and related	604	1,098	1,813
Other marketable	737	1,451	2,023
Cash equivalents	101	36	4
Other	117	180	182

Total interest income	30,816	39,541	48,270

Interest expense:
Deposits	3,741	6,847	11,281
Federal Home Loan Bank advances	3,398	4,288	5,978

Total interest expense	7,139	11,135	17,259

Net interest income	23,677	28,406	31,011
Provision for loan losses	2,544	17,278	33,381

Net interest income (loss) after provision for loan losses	21,133	11,128	(2,370)

Non-interest income:
Fees and service charges	3,325	3,739	3,741
Loan servicing fees	964	987	1,067
Gain on sales of loans	3,574	1,656	1,987
Gain on sale of branch office	552	0	0
Other	575	487	476

Total non-interest income	8,990	6,869	7,271

Non-interest expense:
Compensation and benefits	12,452	13,553	13,516
Losses on real estate owned	181	2,681	1,165
Occupancy	3,358	3,741	4,082
Deposit insurance	1,255	1,255	1,933
Data processing	1,332	1,221	1,040
Other	6,092	7,101	5,820

Total noninterest expense	24,670	29,552	27,556

Income (loss) before income tax expense	5,453	(11,555)	(22,655)
Income tax expense	132	0	6,323

Net income (loss)	5,321	(11,555)	(28,978)
Preferred stock dividends and discount	(1,861)	(1,821)	(1,784)

Net income (loss) available to common stockholders	$3,460	(13,376)	(30,762)

Other comprehensive loss, net of tax	(520)	(70)	(689)

Comprehensive income (loss) attributable to common shareholders	$2,940	(13,446)	(31,451)

Basic earnings (loss) per common share	$0.88	(3.47)	(8.17)

Diluted earnings (loss) per common share	$0.86	(3.47)	(8.17)

See accompanying notes to consolidated financial statements.

C O N S O L I D A T E D    S T A T E M E  N T S    OF    S T O C K H O L D E R S’     E Q U I T Y

(Dollars in thousands)	Preferred Stock	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Unearned Employee Stock Ownership Plan	Treasury Stock	Total Stock- holders’ Equity
Balance, December 31, 2009	$23,785	91	58,576	86,115	1,230	(3,577)	(66,282)	99,938
Net loss				(28,978)				(28,978)
Other comprehensive loss					(689)			(689)
Preferred stock discount amortization	479		(479)					0
Stock compensation expense			63					63
Unearned compensation restricted stock awards			(2,237)				2,237	0
Restricted stock awards forfeited			178				(178)	0
Restricted stock awards dividend forfeited				1				1
Amortization of restricted stock awards			370					370
Preferred stock dividends				(1,300)				(1,300)
Earned employee stock ownership plan shares			(51)			193		142

Balance, December 31, 2010	$24,264	91	56,420	55,838	541	(3,384)	(64,223)	69,547
Net loss				(11,555)				(11,555)
Other comprehensive loss					(70)			(70)
Preferred stock discount amortization	516		(516)					0
Stock compensation expense			29					29
Unearned compensation restricted stock awards			(2,700)				2,700	0
Restricted stock awards forfeited			12				(12)	0
Amortization of restricted stock awards			298					298
Preferred stock dividends accrued				(1,300)				(1,300)
Earned employee stock ownership plan shares			(81)			193		112

Balance, December 31, 2011	$24,780	91	53,462	42,983	471	(3,191)	(61,535)	57,061
Net income				5,321				5,321
Other comprehensive loss					(520)			(520)
Preferred stock discount amortization	556		(556)					0
Stock compensation expense			7					7
Unearned compensation restricted stock awards			(1,199)				1,199	0
Restricted stock awards forfeited			10				(10)	0
Amortization of restricted stock awards			233					233
Preferred stock dividends accrued				(1,300)				(1,300)
Earned employee stock ownership plan shares			(162)			194		32

Balance, December 31, 2012	$25,336	91	51,795	47,004	(49)	(2,997)	(60,346)	60,834

See accompanying notes to consolidated financial statements.

C O N S O L I D A T E D    S T A T E M E  N T S    O F    C A S H    F L O W S

Years ended December 31 (Dollars in thousands)	2012	2011	2010
Cash flows from operating activities:
Net income (loss)	$5,321	(11,555)	(28,978)
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Provision for loan losses	2,544	17,278	33,381
Depreciation	1,091	1,267	1,593
Amortization of premiums, net	98	297	571
Amortization of deferred loan fees	(528)	(465)	(319)
Amortization of mortgage servicing rights	732	562	482
Capitalized mortgage servicing rights	(979)	(461)	(753)
Deferred income tax expense	0	0	12,043
Loss on sales of real estate and premises	181	2,681	1,165
Gain on sales of loans	(3,574)	(1,656)	(1,987)
Proceeds from sales of loans held for sale	131,494	64,890	90,797
Disbursements on loans held for sale	(118,661)	(58,588)	(85,384)
Amortization of restricted stock awards	233	298	370
Amortization of unearned ESOP shares	194	193	193
Earned ESOP shares priced below original cost	(162)	(81)	(51)
Stock option compensation expense	7	29	63
Gain on sale of branch office	(552)	0	0
Decrease in accrued interest receivable	431	862	713
Decrease in accrued interest payable	(533)	(312)	(1,016)
Decrease in other assets	696	1,342	3,084
Increase (decrease) in other liabilities	(1,776)	380	(774)
Other, net	580	379	362

Net cash provided by operating activities	16,837	17,340	25,555

Cash flows from investing activities:
Principal collected on securities available for sale	9,770	12,466	19,820
Proceeds collected on maturity of securities available for sale	108,000	156,900	115,000
Purchases of securities available for sale	(78,072)	(144,051)	(128,059)
Purchase of Federal Home Loan Bank stock	0	(17)	(2,420)
Redemption of Federal Home Loan Bank stock	159	2,538	2,963
Proceeds from sales of real estate and premises	7,503	5,440	14,532
Net decrease in loans receivable	89,591	76,114	82,591
Payment on sale of branch office	(36,981)	0	0
Purchases of premises and equipment	(295)	(201)	(292)

Net cash provided by investing activities	99,675	109,189	104,135

Cash flows from financing activities:
Decrease in deposits	(100,591)	(27,285)	(113,218)
Dividends paid to preferred stockholders	0	0	(1,300)
Proceeds from borrowings	1	10,002	87,000
Repayment of borrowings	(1)	(62,502)	(97,000)
Increase (decrease) in customer escrows	(101)	115	(609)

Net cash used by financing activities	(100,692)	(79,670)	(125,127)

Increase in cash and cash equivalents	15,820	46,859	4,563
Cash and cash equivalents, beginning of year	67,840	20,981	16,418

Cash and cash equivalents, end of year	$83,660	67,840	20,981

Supplemental cash flow disclosures:
Cash paid for interest	$7,672	11,447	18,275
Cash paid for income taxes	60	0	39
Supplemental noncash flow disclosures:
Loans transferred to loans held for sale	8,196	5,509	3,195
Transfer of loans to real estate	2,225	8,732	16,167
Assets transferred to assets held for sale	0	1,583	0
Deposits transferred to deposits held for sale	0	36,048	0

See accompanying notes to consolidated financial statements.

N O T E S    T O    C O N S O  L I D A T E D    F I N A N C I A L    S T A T E M E N T S

December 31, 2012, 2011 and 2010

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

The Company evaluated subsequent events through the filing date of our annual 10-K with the Securities and Exchange Commission on March 11, 2013.

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

Interest income is recognized on an accrual basis except when collectability is in doubt. When loans are placed on a non-accrual basis, generally when the loan is 90 days past due, previously accrued but unpaid interest is reversed from income. If the ultimate collectability of a loan is in doubt and the loan is placed in nonaccrual status, the cost recovery method is used and cash collected is applied to first reduce the principal outstanding. Generally, the Company returns a loan to accrual status when all delinquent interest and principal becomes current under the terms of the loan agreement and collectability of remaining principal and interest is no longer doubtful.

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

Assets and Deposits Held for Sale    In the fourth quarter of 2011, the Bank entered into a definitive purchase and assumption agreement to sell certain assets and the deposits of its Toledo, Iowa branch. Until the consummation of the sale, which was completed in the first quarter of 2012, these assets and deposits were reported as held for sale and carried at the lower of their cost basis or estimated fair market value.

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

Earnings (Loss) per Share    Basic earnings (loss) per common share excludes dilution and is computed by dividing the income (loss) available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted earnings (loss) per common share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that shared in the earnings of the entity. Options and restricted stock awards are excluded from the earnings (loss) per share calculation when a net loss is incurred as their inclusion in the calculation would be anti-dilutive and result in a lower loss per common share.

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

New Accounting Pronouncements    In April 2011, the FASB issued ASU 2011-03, Transfers and Servicing (Topic 860), Reconsideration of Effective Control for Repurchase Agreements. Topic 860, Transfers and Servicing, which prescribes when an entity may or may not recognize a sale upon the transfer of financial assets subject to repurchase agreements. That determination is based, in part, on whether the entity has maintained effective control over the transferred assets. The amendments in this ASU removed from the assessment of effective control (1) the criterion requiring the transferor to have the ability to repurchase or redeem the financial assets on substantially the agreed terms, even in the event of default by the transferee, and (2) the collateral maintenance implementation guidance related to that criterion. Other criteria applicable to the assessment of effective control are not changed by the amendments in this ASU. This ASU was effective for the first interim or annual period beginning on or after December 15, 2011 and was applied prospectively to transactions or modification of existing transactions that occur on or after the effective date. The adoption of this ASU in the first quarter of 2012 did not have a material impact on the Company’s consolidated financial statements.

In May 2011, the FASB issued ASU 2011-04, Fair Value Measurement (Topic 820), Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs. The amendments in this ASU change the wording used to describe the requirements in U.S. GAAP for measuring fair value and for disclosing information about fair value measurements in order to improve consistency in wording between U.S. GAAP and IFRS. This ASU was effective for interim or annual period beginning on or after December 15, 2011. The adoption of this ASU in the first quarter of 2012 did not have a material impact on the Company’s consolidated financial statements other than to change the disclosures relating to fair value measurements.

In June 2011, the FASB issued ASU 2011-05, Comprehensive Income (Topic 220), Presentation of

Comprehensive Income. Previously, U.S. GAAP allowed reporting entities three alternatives for presenting other comprehensive income and its components in financial statements. The first two options were to present this information in a single continuous statement of comprehensive income or in two separate but consecutive statements. The third option, which was used by the Company, was to present the components of other comprehensive income as part of the statement of changes in stockholders’ equity. This ASU eliminated the third option and therefore the Company had to adopt one of the two remaining methods for presentation. This ASU was effective for fiscal years, and interim periods beginning after December 15, 2011. The adoption of this ASU in the first quarter of 2012 did not have a material impact on the Company’s consolidated financial statements other than to change the presentation of other comprehensive income as discussed above.

In September 2011, the FASB issued ASU 2011-09, Compensation — Retirement Benefits — Multiemployer Plans (Subtopic 715-80). The amendments in this ASU required additional disclosures about an employer’s participation in a multiemployer plan. For public entities, such as HMN, this ASU was effective for annual periods for fiscal years ending after December 15, 2011. The adoption of this ASU in the fourth quarter of 2011 did not have a material impact on the Company’s consolidated financial statements. The presentation of the additional disclosures relating to the multiemployer retirement plan (sponsored by the Financial Institutions Retirement Fund (FIRF)) in which the Company participates is included in Note 13 of this report.

In December 2011, the FASB issued ASU 2011-11, Balance Sheet (Topic 210). The objective of this ASU is to provide enhanced disclosures that will enable users of its financial statements to evaluate the effect or potential effect of rights of setoff associated with an entity’s financial position. This includes the effect or potential effect of rights of setoff associated with an entity’s recognized assets and recognized liabilities within the scope of this ASU. The amendments require enhanced disclosures by requiring improved information about financial instruments and derivative instruments that are either (1) offset in accordance with either Section 210-20-45 or Section 815-10-45 or (2) subject to an enforceable master netting arrangement or similar agreement, irrespective of whether they are offset in accordance with either Section 210-20-45 or Section 815-10-45. An entity is required to apply the amendments for annual reporting periods beginning on or after January 1, 2013, and interim periods within those annual periods. The adoption of this ASU in the first quarter of 2013 is not expected to have any impact on the Company’s consolidated financial statements as it had no outstanding rights of setoff.

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

In December 2012, the FASB issued for public comment its proposal to improve financial reporting about expected credit losses on loans and other financial assets held by banks, financial institutions and other public and private organizations. The proposed ASU, Financial Instruments — Credit Losses, proposes a new accounting model intended to require more timely recognition of credit losses, while also providing additional transparency about credit risk. Stakeholders have been asked to review and provide comments to the FASB on the proposal by April 30, 2013.

In January 2013, the FASB issued ASU 2013-01, Balance Sheet (Topic 210). The objective of this ASU is to clarify that the scope of ASU 2011-11, Balance Sheet (Topic 210), applies to derivatives including bifurcated

N O T E S    T O    C O N S O L I D A  T E D    F I N A N C I A L    S T A T E M E N T S

embedded derivatives, repurchase agreements and reverse repurchase agreements, and securities borrowing and securities lending transactions that are either offset in accordance with Section 210-20-45 or Section 815-10-45 or are subject to a master netting arrangement or similar agreement. This ASU is the final version of proposed ASU 2011-11, Balance Sheet (Topic 210) which has been deleted. An entity is required to apply the amendments for fiscal years beginning on or after January 1, 2013, and interim periods within those annual periods. The adoption of this ASU in the first quarter of 2013 is not anticipated to have any impact on the Company’s consolidated financial statements as it currently has no outstanding rights of setoff.

In February 2013, the FASB issued ASU 2013-02, Other Comprehensive Income (Topic 220). The amendments in the ASU supersede and replace the presentation requirements of reclassifications out of accumulated other comprehensive income in ASU’s

2011-05 (issued in June 2011) and 2011-12 (issued in December 2011) for all public and private organizations. The amendments require an entity to provide additional information about reclassifications out of accumulated other comprehensive income. For public entities, the amendments are effective prospectively for reporting periods beginning after December 15, 2012. The adoption of this ASU in the first quarter of 2013 is not anticipated to have a material impact on the Company’s consolidated financial statements.

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

NOTE 2 Other Comprehensive Loss

The components of other comprehensive loss and the related tax effects were as follows:

	For the years ended December 31,
	2012			2011			2010
(Dollars in thousands) Securities available for sale:	Before Tax	Tax Effect	Net of Tax	Before Tax	Tax Effect	Net of Tax	Before Tax	Tax Effect	Net of Tax
Gross unrealized losses arising during the period	$(520)	0	(520)	(70)	0	(70)	(1,142)	(453)	(689)
Less reclassification of net gains included in net income (loss)	0	0	0	0	0	0	0	0	0

Net unrealized losses arising during the period	(520)	0	(520)	(70)	0	(70)	(1,142)	(453)	(689)

Other comprehensive loss	$(520)	0	(520)	(70)	0	(70)	(1,142)	(453)	(689)

NOTE 3 Securities Available for Sale

A summary of securities available for sale at December 31, 2012 and 2011 is as follows:

(Dollars in thousands)	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
December 31, 2012
Mortgage-backed securities:
FHLMC	$5,669	294	0	5,963
FNMA	4,076	301	0	4,377
Collateralized mortgage obligations:
FNMA	80	1	0	81

	9,825	596	0	10,421

Other marketable securities:
U.S. Government agency obligations	75,059	170	(4)	75,225
Corporate preferred stock	700	0	(455)	245

	75,759	170	(459)	75,470

	$85,584	766	(459)	85,891

December 31, 2011
Mortgage-backed securities:
FHLMC	$11,310	553	0	11,863
FNMA	7,670	499	0	8,169
Collateralized mortgage obligations:
FHLMC	335	4	0	339
FNMA	271	3	0	274

	19,586	1,059	0	20,645

Other marketable securities:
U.S. Government agency obligations	105,000	294	0	105,294
Corporate preferred stock	700	0	(525)	175

	105,700	294	(525)	105,469

	$125,286	1,353	(525)	126,114

The Company did not hold any investments in European sovereign debt as of December 31, 2012 or December 31, 2011.

The Company did not sell any available for sale securities and did not recognize any gains or losses on investments in 2012, 2011, or 2010.

The following table presents amortized cost and estimated fair value of securities available for sale at December 31, 2012 based upon contractual maturity adjusted for scheduled repayments of principal and projected prepayments of principal based upon current economic conditions and interest rates. Actual maturities may differ from the maturities in the following table because obligors may have the right to call or prepay obligations with or without call or prepayment penalties:

(Dollars in thousands)	Amortized Cost	Fair Value
Due less than one year	$65,519	66,007
Due after one year through five years	19,279	19,548
Due after five years through ten years	86	91
Due after ten years	700	245

Total	$85,584	85,891

The allocation of mortgage-backed securities and collateralized mortgage obligations in the table above is based upon the anticipated future cash flow of the securities using estimated mortgage prepayment speeds.

N O T E S    T O    C O N S O L I D A  T E D    F I N A N C I A L    S T A T E M E N T S

The following table shows the gross unrealized losses and fair values for the securities available for sale portfolio aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2012 and 2011:

	Less Than Twelve Months			Twelve Months or More			Total
(Dollars in thousands)	# of Investments	Fair Value	Unrealized Losses	# of Investments	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
December 31, 2012
Other marketable securities:
U.S. Government agency obligations	1	$4,996	(4)	0	$0	0	$4,996	(4)
Corporate preferred stock	0	0	0	1	245	(455)	245	(455)

Total temporarily impaired securities	1	$4,996	(4)	1	$245	(455)	$5,241	(459)

December 31, 2011
Other marketable securities:
Corporate preferred stock	0	0	0	1	175	(525)	175	(525)

Total temporarily impaired securities	0	$0	0	1	$175	(525)	$175	(525)

We review our investment portfolio on a quarterly basis for indications of impairment. This review includes analyzing the length of time and the extent to which the fair value has been lower than the cost, the market liquidity for the investment, the financial condition and near-term prospects of the issuer, including any specific events which may influence the operations of the issuer, and our intent and ability to hold the investment for a period of time sufficient to recover the temporary loss. The unrealized losses on U. S. Government agency obligations are the result of changes in interest rates. The unrealized losses reported for corporate preferred stock at December 31, 2012 relates to a single trust preferred security that was issued by the holding company of a small community bank. Typical of most trust preferred issuances, the issuer has the ability to defer interest payments for up to five years with interest payable on the deferred balance. In October 2009, the issuer elected to defer its scheduled interest payments as allowed by the terms of the security agreement. The issuer’s subsidiary bank has incurred operating losses over the past several years due to increased provisions for loan losses but still met the regulatory requirements to be considered “well capitalized” based on its most recent regulatory filing in 2012. Based on a review of the issuer, it was determined that the trust preferred security was not other-than-temporarily impaired at December 31, 2012. The Company does not intend to sell the preferred stock and has the intent and ability to hold it for a period of time sufficient to recover the temporary loss. Management believes that the Company will receive all principal and interest payments contractually due on the security and that the decrease in the market value is primarily due to a lack of liquidity in the market for trust preferred securities and the deferral of interest by the issuer. Management will continue to monitor the credit risk of the issuer and may be required to recognize other-than-temporary impairment charges on this security in future periods.

NOTE 4 Loans Receivable, Net

A summary of loans receivable at December 31 is as follows:

(Dollars in thousands)	2012	2011
Residential real estate loans:
1-4 family conventional	$96,512	118,524
1-4 family FHA	479	494
1-4 family VA	46	48

	97,037	119,066

Commercial real estate:
Lodging	31,020	31,905
Retail/office	66,159	80,436
Nursing home/health care	22,205	6,455
Land developments	36,691	45,197
Golf courses	7,193	8,326
Restaurant/bar/café	3,057	3,102
Alternative fuel plants	13,911	18,882
Warehouse	7,570	16,555
Construction:
1-4 family builder	6,659	4,926
Multi family	3,811	1,156
Commercial real estate	1,960	4,840
Manufacturing	11,196	8,557
Churches/community service	3,731	6,058
Multi family	11,756	35,517
Other	17,988	18,002

	244,907	289,914

Consumer:
Autos	623	404
Home equity line	36,521	41,429
Home equity	11,390	13,426
Consumer — secured	1,184	1,409
Land/lot loans	2,246	2,723
Savings	220	576
Mobile home	449	657
Consumer — unsecured	1,342	1,537

	53,975	62,161

Commercial business	79,854	109,259

Total loans	475,773	580,400
Less:
Unamortized discounts	33	93
Net deferred loan fees	87	511
Allowance for loan losses	21,608	23,888

Total loans receivable, net	$454,045	555,908

Commitments to originate or purchase loans	$5,392	5,925
Commitments to deliver loans to secondary market	$7,046	7,263
Weighted average contractual rate of loans in portfolio	5.01%	5.52%

Included in total commitments to originate or purchase loans are fixed rate loans aggregating $5.4 million and $5.9 million as of December 31, 2012 and 2011, respectively. The interest rates on these loan commitments ranged from 2.50% to 5.50% at December 31, 2012 and from 3.00% to 6.79% at December 31, 2011.

The aggregate amounts of loans to executive officers and directors of the Company was $3.1 million, $4.0 million and $4.1 million at December 31, 2012, 2011 and 2010. During 2012, repayments on loans to executive officers and directors were $54,000, new loans to executive officers and directors totaled $198,000, sales of executive officer and director loans were $198,000 and net loans removed from the executive officer listing due to change in status of the officer or loan were $943,000. During 2011, repayments on loans to executive officers and directors were $86,000, new loans to executive officers and directors totaled $666,000 and sales of executive officer and director loans were $416,000. During 2010, the only activity was $12,000 in repayments on loans to executive officers and directors. All loans were made in the ordinary course of business on normal credit terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated parties and did not involve more than the normal risk of collectability or present other unfavorable features.

At December 31, 2012, 2011, and 2010, the Company was servicing loans for others with aggregate unpaid principal balances of approximately $428.2 million, $417.4 million, and $508.0 million, respectively.

The Company originates residential, commercial real estate and other loans primarily in Minnesota and Iowa. At December 31, 2012 and 2011, the Company had in its portfolio single-family and multi-family residential loans located in the following states:

	2012		2011
(Dollars in thousands)	Amount	Percent of Total	Amount	Percent of Total
Iowa	$4,503	4.6%	$4,664	3.9%
Minnesota	88,364	91.1	109,632	92.1
Wisconsin	2,319	2.4	2,130	1.8
Other states	1,851	1.9	2,640	2.2

Total	$97,037	100.0%	$119,066	100.0%

Amounts under one million dollars in both years are included in “Other states”.

N O T E S    T O    C O N S O L I D A  T E D    F I N A N C I A L    S T A T E M E N T S

At December 31, 2012 and 2011, the Company had in its portfolio commercial real estate loans located in the following states:

	2012		2011
(Dollars in thousands)	Amount	Percent of Total	Amount	Percent of Total
California	$253	0.1%	$4,943	1.7%
Florida	4,458	1.8	2,792	1.0
Idaho	4,348	1.8	4,423	1.5
Indiana	6,461	2.7	7,206	2.5
Iowa	2,732	1.1	6,139	2.1
Kansas	1,014	0.4	1,036	0.4
Minnesota	209,935	85.7	244,798	84.4
North Carolina	7,161	2.9	7,075	2.4
Utah	0	0.0	1,324	0.5
Wisconsin	8,091	3.3	8,413	2.9
Other states	454	0.2	1,765	0.6

Total	$244,907	100.0%	$289,914	100.0%

Amounts under one million dollars in both years are included in “Other states”.

NOTE 5 Allowance for Loan Losses and Credit Quality Information

The allowance for loan losses is summarized as follows:

(Dollars in thousands)	1-4 Family	Commercial Real Estate	Consumer	Commercial Business	Total
Balance, December 31, 2009	$1,000	14,329	1,278	7,205	23,812
Provision for losses	1,399	16,692	481	14,809	33,381
Charge-offs	(254)	(7,095)	(907)	(7,006)	(15,262)
Recoveries	0	664	72	161	897

Balance, December 31, 2010	2,145	24,590	924	15,169	42,828

Provision for losses	2,081	11,785	482	2,930	17,278
Charge-offs	(508)	(23,012)	(270)	(15,512)	(39,302)
Recoveries	0	259	23	2,802	3,084

Balance, December 31, 2011	3,718	13,622	1,159	5,389	23,888

Provision for losses	(834)	3,864	686	(1,172)	2,544
Charge-offs	(63)	(5,719)	(1,071)	(2,464)	(9,317)
Recoveries	0	1,821	372	2,300	4,493

Balance, December 31, 2012	$2,821	13,588	1,146	4,053	21,608

Allocated to:
Specific reserves	$1,086	3,559	367	1,621	6,633
General reserves	2,632	10,063	792	3,768	17,255

Balance, December 31, 2011	$3,718	13,622	1,159	5,389	23,888

Allocated to:
Specific reserves	$571	2,591	537	1,114	4,813
General reserves	2,250	10,997	609	2,939	16,795

Balance, December 31, 2012	$2,821	13,588	1,146	4,053	21,608

Loans receivable at December 31, 2011:
Individually reviewed for impairment	$6,241	30,495	1,205	6,855	44,796
Collectively reviewed for impairment	112,825	259,419	60,956	102,404	535,604

Ending balance	$119,066	289,914	62,161	109,259	580,400

Loans receivable at December 31, 2012:
Individually reviewed for impairment	$4,687	28,195	1,823	2,395	37,100
Collectively reviewed for impairment	92,350	216,712	52,152	77,459	438,673

Ending balance	$97,037	244,907	53,975	79,854	475,773

The following table summarizes the amount of classified and unclassified loans at December 31:

	December 31, 2012
	Classified					Unclassified
(Dollars in thousands)	Special Mention	Substandard	Doubtful	Loss	Total	Total	Total Loans
1-4 family	$1,004	13,915	33	0	14,952	82,085	97,037
Commercial real estate:
Residential developments	744	36,210	0	0	36,954	9,389	46,343
Alternative fuels	0	11,041	0	0	11,041	2,870	13,911
Other	17,170	19,324	0	0	36,494	148,159	184,653

Consumer	0	1,543	123	157	1,823	52,152	53,975
Commercial business:
Construction/development	0	140	0	0	140	402	542
Banking	0	958	0	0	958	0	958
Other	1,224	11,850	134	0	13,208	65,146	78,354

	$20,142	94,981	290	157	115,570	360,203	475,773

	December 31, 2011
	Classified					Unclassified
(Dollars in thousands)	Special Mention	Substandard	Doubtful	Loss	Total	Total	Total Loans
1-4 family	$8,870	11,129	738	0	20,737	98,329	119,066
Commercial real estate:
Residential developments	444	39,709	1,113	0	41,266	11,480	52,746
Alternative fuels	0	0	0	0	0	18,882	18,882
Other	5,789	19,607	0	0	25,396	192,890	218,286

Consumer	0	857	224	124	1,205	60,956	62,161
Commercial business:
Construction/development	0	2,722	0	0	2,722	2,064	4,786
Banking	0	3,750	1,149	0	4,899	0	4,899
Other	3,203	8,056	0	0	11,259	88,315	99,574

	$18,306	85,830	3,224	124	107,484	472,916	580,400

Classified loans represent special mention, performing substandard, and non-performing loans categorized as substandard, doubtful and loss. Loans classified as special mention are loans that have potential weaknesses that, if left uncorrected, may result in deterioration of the repayment prospects for the asset or in the Bank’s credit position at some future date. Loans classified as substandard are loans that are generally inadequately protected by the current net worth and paying capacity of the obligor, or by the collateral pledged, if any. Loans classified as substandard have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. Substandard loans are characterized by the distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected. Loans classified as doubtful have the weaknesses of those classified as substandard, with additional characteristics that make collection in full on the basis of currently existing facts, conditions and values questionable, and there is a high possibility of loss. A loan classified as loss is considered uncollectible and of such little value that continuance as an asset on the balance sheet is not warranted. Loans classified as substandard or doubtful require the Bank to perform an analysis of the individual loan and charge off any loans, or portion thereof, that are deemed uncollectible.

N O T E S    T O    C O N S O L I D A  T E D    F I N A N C I A L    S T A T E M E N T S

The aging of past due loans at December 31 are summarized as follows:

(Dollars in thousands)	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	Total Past Due	Current Loans	Total Loans	Loans 90 Days or More Past Due and Still Accruing
2012
1-4 family	$1,172	240	0	1,412	95,625	97,037	0
Commercial real estate:
Residential developments	0	0	0	0	46,343	46,343	0
Alternative fuels	0	0	0	0	13,911	13,911	0
Other	49	0	289	338	184,315	184,653	0

Consumer	591	80	0	671	53,304	53,975	0
Commercial business:
Construction/development	45	0	0	45	497	542	0
Banking	0	0	0	0	958	958	0
Other	1,441	106	7,546	9,093	69,261	78,354	7,423

	$3,298	426	7,835	11,559	464,214	475,773	7,423

2011
1-4 family	$1,876	305	1,297	3,478	115,588	119,066	0
Commercial real estate:
Residential developments	107	290	8,211	8,608	44,138	52,746	0
Alternative fuels	0	0	0	0	18,882	18,882	0
Other	350	79	5,184	5,613	212,673	218,286	0

Consumer	658	374	387	1,419	60,742	62,161	0
Commercial business:
Construction/development	286	0	0	286	4,500	4,786	0
Banking	0	0	1,149	1,149	3,750	4,899	0
Other	351	112	2,877	3,340	96,234	99,574	0

	$3,628	1,160	19,105	23,893	556,507	580,400	0

At December 31, 2012, there was one commercial business line of credit loan with an outstanding balance of $7.4 million that was past due more than 90 days and still accruing interest. This loan was considered to be in the process of collection as funds to fully pay off the loan were held in escrow at December 31, 2012 and were received by the Company in January 2013.

Impaired loans include loans that are non-performing (non-accruing) and loans that have been modified in a troubled debt restructuring. The following table summarizes impaired loans and related allowances for the years ended December 31, 2012 and 2011:

	December 31, 2012
(Dollars in thousands)	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
Loans with no related allowance recorded:
1-4 family	$1,617	1,617	0	2,973	66
Commercial real estate:
Residential developments	10,714	15,530	0	10,744	386
Alternative fuels	0	0	0	0	0
Other	640	640	0	2,669	22
Consumer	393	400	0	390	26
Commercial business:
Construction/development	37	692	0	120	0
Banking	0	0	0	460	0
Other	99	880	0	908	0

Loans with an allowance recorded:
1-4 family	3,070	3,114	571	3,638	61
Commercial real estate:
Residential developments	14,061	16,545	1,669	14,514	242
Alternative fuels	0	0	0	0	0
Other	2,780	3,133	921	3,973	10
Consumer	1,430	1,430	537	1,301	85
Commercial business:
Construction/development	0	0	0	66	0
Banking	0	0	0	0	0
Other	2,259	3,010	1,115	3,594	48

Total:
1-4 family	4,687	4,731	571	6,611	127
Commercial real estate:
Residential developments	24,775	32,075	1,669	25,258	628
Alternative fuels	0	0	0	0	0
Other	3,420	3,773	921	6,642	32
Consumer	1,823	1,830	537	1,691	111
Commercial business:
Construction/development	37	692	0	186	0
Banking	0	0	0	460	0
Other	2,358	3,890	1,115	4,502	48

	$37,100	46,991	4,813	45,350	946

N O T E S    T O    C O N S O L I D A  T E D    F I N A N C I A L    S T A T E M E N T S

	December 31, 2011
(Dollars in thousands)	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
Loans with no related allowance recorded:
1-4 family	$2,651	2,972	0	1,611	91
Commercial real estate:
Residential developments	6,900	9,855	0	6,679	94
Alternative fuels	0	0	0	906	0
Other	3,745	4,381	0	1,174	144
Consumer	489	489	0	216	21
Commercial business:
Construction/development	340	2,311	0	294	0
Banking	1,149	3,248	0	854	0
Other	598	1,607	0	878	19

Loans with an allowance recorded:
1-4 family	3,590	3,590	1,086	4,212	157
Commercial real estate:
Residential developments	13,889	14,017	2,546	17,514	373
Alternative fuels	0	0	0	1,998	0
Other	5,961	8,272	1,013	6,408	97
Consumer	716	716	367	403	54
Commercial business:
Construction/development	0	0	0	2,443	0
Banking	0	0	0	3,424	0
Other	4,768	7,145	1,621	9,740	45

Total:
1-4 family	6,241	6,562	1,086	5,823	248
Commercial real estate:
Residential developments	20,789	23,872	2,546	24,193	467
Alternative fuels	0	0	0	2,904	0
Other	9,706	12,653	1,013	7,582	241
Consumer	1,205	1,205	367	619	75
Commercial business:
Construction/development	340	2,311	0	2,737	0
Banking	1,149	3,248	0	4,278	0
Other	5,366	8,752	1,621	10,618	64

	$44,796	58,603	6,633	58,754	1,095

At December 31, 2012, 2011 and 2010, non-accruing loans totaled $30.0 million, $34.0 million and $68.1 million, respectively, for which the related allowance for loan losses was $3.9 million, $5.2 million and $25.0 million, respectively. Non-accruing loans for which no specific allowance has been recorded because management determined that the value of the collateral was sufficient to repay the loan totaled $10.3 million, $14.8 million and $8.1 million, respectively. Had the loans performed in accordance with their original terms, the Company would have recorded gross interest income on the loans of $2.4 million, $3.2 million and $5.0 million in 2012, 2011 and 2010, respectively. For the years ended December 31, 2012, 2011 and 2010, the Company recognized interest income on these loans of $0.5 million, $0.7 million and $1.3 million, respectively. All of the interest income that was recognized for non-accruing loans was recognized using the cash basis method of income recognition. Non-accrual loans also include some of the loans that have had terms modified in a troubled debt restructuring.

The following table summarizes non-accrual loans at December 31:

(Dollars in thousands)	2012	2011
1-4 family	$2,492	4,435
Commercial real estate:
Residential developments	23,652	13,412
Other	1,891	9,246
Consumer	300	699
Commercial business:
Construction/development	37	340
Banking	0	1,149
Other	1,603	4,712

	$29,975	33,993

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

At December 31, 2012, 2011 and 2010, there were loans included in loans receivable, net, with terms that had been modified in a troubled debt restructuring totaling $33.1 million, $29.2 million and $19.3 million, respectively. Had these loans been performing in accordance with their original terms throughout 2012,

2011 and 2010, the Company would have recorded gross interest income of $2.5 million, $2.5 million and $1.2 million, respectively. During 2012, 2011 and 2010, the Company recorded interest income of $0.9 million, $0.6 million and $0.8 million on these loans, respectively. For the loans that were modified in 2012, $5.7 million are classified and performing, and $13.7 million are non-performing at December 31, 2012.

The following table summarizes troubled debt restructurings at December 31:

(Dollars in thousands)	2012	2011
1-4 family	$3,600	3,805
Commercial real estate:
Residential developments	22,843	14,460
Other	3,032	5,598
Consumer	1,814	578
Commercial business:
Construction/development	88	385
Other	1,678	4,378

	$33,055	29,204

There were no material commitments to lend additional funds to customers whose loans were restructured or classified as non-accrual at December 31, 2012 or December 31, 2011.

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

N O T E S    T O    C O N S O L I D A  T E D    F I N A N C I A L    S T A T E M E N T S

When a loan is modified as a TDR, there may be a direct, material impact on the loans within the Consolidated Balance Sheets, as principal balances may be partially forgiven. The financial effects of TDR’s are presented in the following table and represent the difference between the outstanding recorded balance pre-modification and post-modification, for the period ending December 31, 2012 and 2011:

	Year ended December 31, 2012			Year ended December 31, 2011
(Dollars in thousands)	Number of Contracts	Pre- modification Outstanding Recorded Investment	Post- modification Outstanding Recorded Investment	Number of Contracts	Pre- modification Outstanding Recorded Investment	Post- modification Outstanding Recorded Investment
Troubled debt restructurings:
1-4 family	33	$3,991	3,979	17	$4,567	4,246
Commercial real estate:
Residential developments	11	16,280	12,585	11	8,118	7,908
Other	6	2,814	2,586	9	7,473	6,432
Consumer	28	1,715	1,729	17	626	598
Commercial business:
Construction /development	1	92	0	3	2,361	1,096
Other	6	786	786	21	10,316	8,849

Total	85	$25,678	21,665	78	$33,461	29,129

Loans that were restructured within the 12 months preceding December 31, 2012 and 2011 and defaulted during the year are presented in the table below:

	Year ended December 31, 2012		Year ended December 31, 2011
(Dollars in thousands)	Number of Contracts	Outstanding Recorded Investment	Number of Contracts	Outstanding Recorded Investment
Troubled debt restructurings that subsequently defaulted:
1-4 family	0	$0	1	$250
Commercial real estate:
Residential developments	0	0	5	4,501
Other	2	159	3	4,465
Consumer	0	0	1	4
Commercial business:
Other	3	301	3	506

Total	5	$460	13	$9,726

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

TDR’s are reviewed for impairment following the same methodology as other impaired loans. For loans that are collateral dependent, the value of the collateral is reviewed and additional reserves may be added to general reserves as needed. Loans that are not collateral dependent may have additional reserves established if deemed necessary. The allocated allowance for TDR’s was $3.7 million, or 17.2%, of the total $21.6 million in allowance for loan losses at December 31, 2012, and $3.5 million, or 14.6%, of the total $23.9 million in allowance for loan losses at December 31, 2011.

NOTE 6 Accrued Interest Receivable

Accrued interest receivable at December 31 is summarized as follows:

(Dollars in thousands)	2012	2011
Securities available for sale	$332	553
Loans receivable	1,686	1,896

	$2,018	2,449

NOTE 7 Mortgage Servicing Rights, Net

A summary of mortgage servicing activity is as follows:

(Dollars in thousands)	2012	2011
Mortgage servicing rights:
Balance, beginning of year	$1,485	1,586
Originations	979	461
Amortization	(732)	(562)

Balance, end of year	1,732	1,485

Valuation reserve	0	0

Mortgage servicing rights, net	$1,732	1,485

Fair value of mortgage servicing rights	$2,126	1,878

All of the single family loans sold where the Company continues to service the loans are serviced for FNMA under the mortgage-backed security program or the individual loan sale program. The following is a summary of the risk characteristics of the loans being serviced at December 31, 2012:

(Dollars in thousands)	Loan Principal Balance	Weighted Average Interest Rate	Weighted Average Remaining Term (months)	Number of Loans
Original term 30 year fixed rate	$201,486	4.58%	302	1,727
Original term 15 year fixed rate	118,951	3.66	145	1,408
Adjustable rate	319	3.52	302	6

The gross carrying amount of mortgage servicing rights and the associated accumulated amortization at December 31, 2012 and 2011 are presented in the following table. Amortization expense for mortgage servicing rights was $732,000, $562,000, and $482,000 for the years ended December 31, 2012, 2011 and 2010, respectively.

(Dollars in thousands)	Gross Carrying Amount	Accumulated Amortization	Unamortized Intangible Assets
December 31, 2012
Mortgage servicing rights	$2,412	(680)	1,732

Total	$2,412	(680)	1,732

December 31, 2011
Mortgage servicing rights	$3,417	(1,932)	1,485

Total	$3,417	(1,932)	1,485

The following table indicates the estimated future amortization expense for amortized intangible assets:

(Dollars in thousands) Year ended December 31,	Mortgage Servicing Rights
2013	$396
2014	379
2015	351
2016	287
2017	183
Thereafter	136

$1,732

Projections of amortization are based on asset balances and the interest rate environment that existed at December 31, 2012. The Company’s actual experience may be significantly different depending upon changes in mortgage interest rates and other market conditions.

N O T E S    T O    C O N S O L I D A  T E D    F I N A N C I A L    S T A T E M E N T S

NOTE 8 Real Estate

A summary of real estate at December 31 is as follows:

	2012			2011
(Dollars in thousands)	Residential	Commercial & Other	Total	Residential	Commercial & Other	Total
Real estate in judgment subject to redemption	$501	1,055	1,556	49	4,227	4,276
Real estate acquired through foreclosure	1,421	6,540	7,961	2,411	10,754	13,165
Real estate acquired through deed in lieu of foreclosure	47	5,109	5,156	45	5,498	5,543
Real estate acquired in satisfaction of debt	0	79	79	0	106	106

	1,969	12,783	14,752	2,505	20,585	23,090
Allowance for losses	(374)	(3,783)	(4,157)	(556)	(5,918)	(6,474)

	$1,595	9,000	10,595	1,949	14,667	16,616

NOTE 9 Premises and Equipment

A summary of premises and equipment at December 31 is as follows:

(Dollars in thousands)	2012	2011
Land	$1,978	1,978
Office buildings and improvements	8,725	8,637
Furniture and equipment	12,722	12,558

	23,425	23,173
Accumulated depreciation	(16,252)	(15,206)

	$7,173	7,967

NOTE 10 Deposits

Deposits and their weighted average interest rates at December 31 are summarized as follows:

	2012			2011
(Dollars in thousands)	Weighted Average Rate	Amount	Percent of Total	Weighted Average Rate	Amount	Percent of Total
Noninterest checking	0.00%	$101,198	19.6%	0.00%	$113,188	18.3%
NOW accounts	0.02	71,472	13.9	0.06	64,783	10.4
Savings accounts	0.12	42,691	8.3	0.17	36,071	5.8
Money market accounts	0.33	111,000	21.6	0.46	108,876	17.6

		326,361	63.4		322,918	52.1

Certificates:
0-0.99%		90,103	17.5		72,768	11.7
1-1.99%		81,143	15.8		134,567	21.8
2-2.99%		15,063	2.9		65,842	10.6
3-3.99%		2,263	0.4		22,583	3.6
4-4.99%		18	0.0		1,450	0.2

Total certificates	1.08	188,590	36.6	1.60	297,210	47.9

Total deposits	0.48	$514,951	100.0%	0.87	$620,128	100.0%

At December 31, 2012 and 2011, the Company had $225.7 million and $264.5 million, respectively, of deposit accounts with balances of $100,000 or more. At December 31, 2012 and 2011, the Company had $15.9 million and $67.8 million of certificate accounts, respectively, that had been acquired through a broker. The Company is currently restricted from renewing existing brokered deposits, or accepting new brokered deposits without the prior consent of the Office of the Comptroller of the Currency (OCC).

Certificates had the following maturities at December 31:

(Dollars in thousands)	2012		2011
Remaining term to maturity	Amount	Weighted Average Rate	Amount	Weighted Average Rate
1-6 months	$73,451	1.10%	$100,513	1.78%
7-12 months	48,782	0.88	87,031	1.70
13-36 months	60,498	1.16	103,791	1.33
Over 36 months	5,859	1.55	5,875	2.05

	$188,590	1.08	$297,210	1.60

At December 31, 2012, mortgage loans and mortgage-backed and related securities with an amortized cost of approximately $16.8 million were pledged as collateral for certain deposits. An additional

$1.0 million of letters of credit from the Federal Home Loan Bank (FHLB) were pledged as collateral on Bank deposits.

Interest expense on deposits is summarized as follows for the years ended December 31:

(Dollars in thousands)	2012	2011	2010
NOW accounts	$35	57	110
Savings accounts	67	57	45
Money market accounts	447	746	1,341
Certificates	3,192	5,987	9,785

	$3,741	6,847	11,281

NOTE 11 Federal Home Loan Bank Advances and Federal Reserve Borrowings

Fixed and variable rate Federal Home Loan Bank advances and Federal Reserve borrowings consisted of the following at December 31:

(Dollars in thousands)	2012		2011
Year of Maturity	Amount	Rate	Amount	Rate
2013	$70,000	4.77%	$70,000	4.77%
Lines of Credit – Federal Reserve/Federal Home Loan Bank	0	0.00	0	0.00

	$70,000	4.77	$70,000	4.77

All of the outstanding advances at December 31, 2012 have quarterly call provisions which allow the FHLB to request that the advance be paid back or refinanced at the rates then being offered by the FHLB. At December 31, 2012, the advances from the FHLB were collateralized by the Bank’s FHLB stock and mortgage loans and investments with unamortized principal balances of approximately $126.5 million. The Bank has the ability to draw additional borrowings of

$55.5 million from the FHLB, based upon the mortgage loans and securities that are currently pledged, subject to approval from the FHLB and a requirement to purchase additional FHLB stock. The Bank also has the ability to draw additional borrowings of $27.7 million from the Federal Reserve Bank, based upon the loans that are currently pledged with them, subject to approval from the Federal Reserve Board (FRB).

N O T E S    T O    C O N S O L I D A  T E D    F I N A N C I A L    S T A T E M E N T S

NOTE 12 Income Taxes

Income tax expense for the years ended December 31 is as follows:

(Dollars in thousands)	2012	2011	2010
Current:
Federal	$108	0	(3,956)
State	24	0	(1,764)

Total current	132	0	(5,720)

Deferred:
Federal	1,598	(4,010)	(2,773)
State	280	(873)	(1,781)

Total deferred	1,878	(4,883)	(4,554)

Change in valuation allowance	(1,878)	4,883	16,597

Income tax expense	$132	0	6,323

The reasons for the difference between expected income tax expense (benefit) utilizing the federal corporate tax rate of 34% and the actual income tax expense are as follows:

(Dollars in thousands)	2012	2011	2010
Expected federal income tax expense (benefit)	$1,854	(3,929)	(7,703)
Items affecting federal income tax:
State income taxes, net of federal income tax expense (benefit)	327	(645)	(2,474)
Tax exempt interest	(86)	(123)	(133)
Increase (decrease) in valuation allowance	(1,878)	4,883	16,597
Other, net	(85)	(186)	36

Income tax expense	$132	0	6,323

The tax effects of temporary differences that give rise to the deferred tax assets and deferred tax liabilities are as follows at December 31:

(Dollars in thousands)	2012	2011
Deferred tax assets:
Allowances for loan and real estate losses	$10,523	12,401
Deferred compensation costs	315	322
Deferred ESOP loan asset	717	702
Restricted stock expense	99	130
Nonaccruing loan interest	800	416
Federal net operating loss carry forward	5,113	5,936
State net operating loss carry forward	3,219	3,301
Capitalized other real estate owned expenses	194	0
Other	166	162

Total gross deferred tax assets	21,146	23,370
Deferred tax liabilities:
Net unrealized gain on securities available for sale	123	328
Deferred loan fees and costs	312	317
Premises and equipment basis difference	155	407
Originated mortgage servicing rights	707	607
Other	247	231

Total gross deferred tax liabilities	1,544	1,890

Net deferred tax assets	19,602	21,480
Valuation allowance	(19,602)	(21,480)

Deferred tax assets, net of valuation allowance	$0	0

The Company has cumulative federal net operating loss carryforwards of $16.5 million at December 31, 2012 that expire beginning in 2029. The Company also has state net operating loss carryforwards of $32.8 million at December 31, 2012 that expire beginning in 2023.

Retained earnings at December 31, 2012 included approximately $8.8 million for which no provision for income taxes was made. This amount represents allocations of income to bad debt deductions for tax purposes. Reduction of amounts so allocated for purposes other than absorbing losses will create income for tax purposes, which will be subject to the then-current corporate income tax rate.

The Company considers the determination of the deferred tax asset amount and the need for any valuation reserve to be a critical accounting policy that requires significant judgment. The Company has, in its judgment, made reasonable assumptions and considered both positive and negative evidence relating to the ultimate realization of deferred tax assets. Positive evidence includes the ability to implement tax planning strategies to accelerate taxable income recognition and the probability that taxable income will be generated in future periods. Negative evidence includes the Company’s cumulative loss in the prior three year period and the general business and economic environment. Based upon this evaluation, the Company determined that a full valuation allowance was required with respect to the net deferred tax assets at December 31, 2012.

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

Effective September 1, 2002, the accrual of benefits for existing participants was frozen and no new enrollments were permitted into the plan. The actuarial present value of accumulated plan benefits and net assets available for benefits relating to the Bank’s employees was not available at December 31, 2012 because such information is not accumulated for each participating institution. As of June 30, 2012, the Pentegra DB Plan valuation report reflected that the Bank was obligated to make a contribution totaling $172,000 which was expensed during 2012.

Funded status (market value of plan assets divided by funding target) as of July 1 for the 2012, 2011 and 2010 plan years were 95.77%, 80.39% and 83.20%, respectively. Market value of plan assets reflects any contribution received through June 30, 2012.

Total employer contributions made to the Pentegra DB Plan, as reported on Form 5500, equal $299,729,000, $203,582,000 and $133,930,000 for the plan years ended June 30, 2011, 2010 and 2009, respectively. The Bank’s contributions to the Pentegra DB Plan are not more than 5% of the total contributions to the Pentegra DB Plan. There is no funding improvement plan or rehabilitation plan as part of this multi-employer plan.

N O T E S    T O    C O N S O L I D A  T E D    F I N A N C I A L    S T A T E M E N T S

The following contributions were paid by the Bank during the fiscal years ending December 31,

(Dollars in thousands)
2012			2011		2010
Date Paid	Amount		Date Paid	Amount	Date Paid	Amount
1/09/2012	$234	**
10/12/2012	38
12/31/2012	134		10/14/2011	$57	12/30/2010	$237

Total	$406			$57		$237

** - An additional contribution of $234,000 was accrued at December 31, 2011 and paid in the first quarter of 2012.

The Company has a qualified, tax-exempt savings plan with a deferred feature qualifying under Section 401(k) of the Internal Revenue Code (the 401(k) Plan). All employees who have attained 18 years of age are eligible to participate in the 401(k) Plan. Participants are permitted to make contributions to the 401(k) Plan equal to the lesser of 50% of the participant’s annual salary or the maximum allowed by law, which was $17,000 for 2012 and $16,500 for 2011. The Company matches 25% of each participant’s contributions up to a maximum of 8% of the participant’s annual salary. Participant contributions and earnings are fully and immediately vested. The Company’s contributions are vested on a three year cliff basis, are expensed annually, and were $158,000, $159,000, and $165,000, in 2012, 2011, and 2010, respectively.

The Company has adopted an Employee Stock Ownership Plan (the ESOP) that meets the requirements of Section 4975(e)(7) of the Internal Revenue Code and Section 407(d)(6) of the Employee Retirement Income Security Act of 1974, as amended (ERISA) and, as such, the ESOP is empowered to borrow in order to finance purchases of the common stock of HMN. The ESOP borrowed $6.1 million from the Company to purchase 912,866 shares of common stock in the initial public offering of HMN. As a result of a merger with Marshalltown Financial Corporation (MFC), the ESOP borrowed $1.5 million to purchase an additional 76,933 shares of HMN common stock to account for the additional employees and avoid dilution of the benefit provided by the ESOP. The ESOP debt requires quarterly payments of principal plus interest at 7.52%. The Company has committed to make quarterly contributions to the ESOP necessary to repay the loans including interest. The Company contributed $527,000 in 2012 and $525,000 in 2011 and 2010.

As the debt is repaid, ESOP shares that were pledged as collateral for the debt are released from collateral and allocated to eligible employees based on the proportion of debt service paid in the year. The Company accounts for its ESOP in accordance with ASU 718, Employers’ Accounting for Employee Stock Ownership Plans. Accordingly, the shares pledged as collateral are reported as unearned ESOP shares in stockholders’ equity. As shares are determined to be ratably released from collateral, the Company reports compensation expense equal to the current market price of the shares, and the shares become outstanding for earnings per share computations. ESOP compensation expense was $68,000, $58,000, and $109,000, respectively, for 2012, 2011 and 2010.

All employees of the Bank are eligible to participate in the ESOP after they attain age 18 and complete one year of service during which they worked at least 1,000 hours. A summary of the ESOP share allocation is as follows for the years ended:

	2012	2011	2010
Shares allocated to participants beginning of the year	339,991	335,453	333,678
Shares allocated to participants	24,378	24,317	24,317
Shares purchased	2,353	42	38
Shares distributed to participants	(16,183)	(19,821)	(22,580)

Shares allocated to participants end of year	350,539	339,991	335,453

Unreleased shares beginning of the year	401,452	425,769	450,086
Shares released during year	(24,378)	(24,317)	(24,317)

Unreleased shares end of year	377,074	401,452	425,769

Total ESOP shares end of year	727,613	741,443	761,222

Fair value of unreleased shares at December 31	$1,308,447	778,817	1,196,411

In March 2001, the Company adopted the HMN Financial, Inc. 2001 Omnibus Stock Plan (2001 Plan). In April 2009, this plan was superseded by the HMN Financial, Inc. 2009 Equity and Incentive Plan (2009 Plan) and options or restricted shares may no longer be awarded from the 2001 Plan. As of December 31, 2012, there were 45,540 vested options under the 2001 Plan that remained unexercised. These options expire 10 years from the date of grant and have an average exercise price of $28.21. As of December 31, 2012, all shares of restricted stock granted under the 2001 Plan have vested.

In April 2009, the Company adopted the 2009 Plan. The purpose of the 2009 Plan is to provide key personnel and advisors with an opportunity to acquire a proprietary interest in the Company. The opportunity to acquire a proprietary interest in the Company will aid in attracting, motivating and retaining key personnel and advisors, including non-employee directors, and will align their interest with those of the Company’s stockholders. 350,000 shares of HMN common stock were initially available for distribution under the 2009 Plan in either restricted stock or stock options, subject to adjustment for future stock splits, stock dividends and similar changes to the capitalization of the Company. Additionally, shares of restricted stock that are awarded are counted as 1.2 shares for purposes of determining the total shares available for issue under the 2009 Plan. As of December 31, 2012, there were 9,000 vested and 6,000 unvested options under the 2009 Plan that remain unexercised. These options expire 10 years from the date of grant and have an average exercise price of $4.77.

N O T E S    T O    C O N S O L I D A  T E D    F I N A N C I A L    S T A T E M E N T S

A summary of activities under all plans for the past three years is as follows:

					Unvested options
	Shares available for grant	Restricted shares outstanding	Options outstanding	Award value/ weighted average exercise price	Number	Weighted average grant date fair value	Vesting Period
1995 Plan
December 31, 2009	0	0	40,500	$13.10	0	$0
Forfeited/expired	0	0	(25,500)	11.25	0	0

December 31, 2010	0	0	15,000	16.25	0	0
Forfeited/expired	0	0	0	0	0	0

December 31, 2011	0	0	15,000	16.25	0	0
Forfeited/expired	0	0	(15,000)	16.25	0	0

December 31, 2012	0	0	0	0	0	0

2001 Plan
December 31, 2009	0	14,515	145,371	19.91	102,831	1.49
Forfeited/expired	0	0	(5,921)	16.13	(5,921)	1.43
Forfeited/expired	0	(170)	0	0	0	0
Vested	0	(8,904)	0	0	(3,102)	3.52

December 31, 2010	0	5,441	139,450	20.07	93,808	1.43
Vested	0	(5,441)	0	0	(21,292)	1.43

December 31, 2011	0	0	139,450	20.07	72,516	1.43
Forfeited/expired	0	0	(93,910)	16.13	0	0
Vested	0	0	0	0	(72,516)	1.43

December 31, 2012	0	0	45,540	28.21	0	0

2009 Plan
December 31, 2009	236,134	82,388	15,000	4.77	15,000	4.41
Granted January 26, 2010	(85,290)	71,075	0	N/A	0	0	3 years
Forfeited/expired	7,118	(5,790)	0	0	0	0
Forfeited/expired	5,921	0	0	0	0	0
Vested	0	(13,630)	0	0	(3,000)	4.41

December 31, 2010	163,883	134,043	15,000	4.77	12,000	4.41
Granted January 27, 2011	(93,600)	78,000	0	N/A	0	0	3 years
Forfeited/expired	538	(448)	0	0	0	0
Vested	0	(48,825)	0	0	(3,000)	4.41

December 31, 2011	70,821	162,770	15,000	4.77	9,000	4.41
Granted January 27, 2012	(43,236)	36,030	0	N/A	0	0	3 years
Forfeited	470	(392)	0	0	0	0
Forfeited/expired	93,910	0	0	0	0	0
Vested	0	(36,246)	0	0	(3,000)	4.41

December 31, 2012	121,965	162,162	15,000	4.77	6,000	0

Total all plans	121,965	162,162	60,540	$22.40	6,000	$4.41

The following table summarizes information about stock options outstanding at December 31, 2012:

Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Life in Years	Number Exercisable	Number Unexercisable	Unrecognized Compensation Expense	Weighted Average Years Over Which Unrecognized Compensation will be Recognized
$27.66	15,540	1.2	15,540	0	$0	N/A
26.98	15,000	1.6	15,000	0	0	N/A
30.00	15,000	2.4	15,000	0	0	N/A
4.77	15,000	6.4	9,000	6,000	4,701	1.4

	60,540		54,540	6,000	$4,701

The Company will issue shares from treasury stock upon the exercise of outstanding options.

Prior to January 1, 2006, the Company used the intrinsic value method as described in APB Opinion No. 25 and related interpretations to account for its stock incentive plans. Accordingly, there were no charges or credits to expense with respect to the granting or exercise of options since the options were issued at fair value on the respective grant dates. On January 1, 2006, the Company adopted FAS No. 123(R) (ASC 718), which replaced FAS No. 123 and supersedes APB Opinion No. 25. In accordance with this standard, the Company recognized compensation expense in 2012, 2011 and 2010 relating to stock options over the vesting period. The amount of the expense was determined under the fair value method.

The fair value for each option grant is estimated on the date of the grant using a Black Scholes option valuation model. There were no options granted in 2012, 2011 or 2010.

NOTE 14 Earnings (Loss) per Common Share

The following table reconciles the weighted average shares outstanding and net income (loss) for basic and diluted earnings (loss) per common share:

	Year ended December 31,
(Dollars in thousands, except per share data)	2012	2011	2010
Weighted average number of common shares outstanding used in basic earnings per common share calculation	3,946,314	3,853,491	3,766,756
Net dilutive effect of :
Options	0	0	0
Restricted stock awards	84,338	0	0

Weighted average number of common shares outstanding adjusted for effect of dilutive securities	4,030,652	3,853,491	3,766,756

Net income (loss) available to common shareholders	$3,460	(13,376)	(30,762)
Basic earnings (loss) per common share	$0.88	(3.47)	(8.17)
Diluted earnings (loss) per common share	$0.86	(3.47)	(8.17)

Options and restricted stock awards are excluded from the loss per share calculation when a net loss is incurred as their inclusion in the calculation would be anti-dilutive and result in a lower loss per common share. Therefore, options and restricted stock awards are zero in all of the above loss per common share calculations.

NOTE 15 Stockholders’ Equity

The Company did not repurchase any shares of its common stock in the open market during 2012, 2011 or

2010. The Company suspended dividend payments on common stock in the fourth quarter of 2008 due to the net operating loss experienced and the challenging economic environment. Because of the Company’s current financial position and the limitation on the payment of dividends set forth in the Supervisory Agreements (as described below and in Note 16), it is not known when any future dividends may be paid by the Company.

N O T E S    T O    C O N S O L I D A  T E D    F I N A N C I A L    S T A T E M E N T S

The Company’s certificate of incorporation authorizes the issuance of up to 500,000 shares of preferred stock, and on December 23, 2008, the Company completed the sale of 26,000 shares of cumulative perpetual preferred stock to the United States Treasury. The preferred stock has a liquidation value of $1,000 per share and a related warrant was also issued to purchase 833,333 shares of HMN common stock at an exercise price of $4.68 per share. The transaction was part of the United States Treasury’s capital purchase program under the Emergency Economic Stabilization Act of 2008. Under the terms of the sale, the preferred shares are entitled to a quarterly cumulative compounding dividend at a stated rate of 5% per annum for each of the first five years of the investment, increasing to 9% thereafter, unless HMN redeems the shares. The Company made all required dividend payments to the Treasury on the outstanding preferred stock in 2009 and 2010 but has deferred the last nine quarterly dividend payments, beginning with the February 15, 2011 dividend payment. The deferred dividend payments have been accrued for payment in the future and are being reported for the deferral period as a preferred dividend requirement that is deducted from income for financial statement purposes to arrive at the net income (loss) available to common shareholders. Under the terms of the certificate of designations for the preferred stock, dividend payments may be deferred, but the dividend is cumulative and compounds quarterly while unpaid. In addition, since the Company failed to pay dividends for six quarters, the Treasury had the right to appoint two representatives to the Company’s board of directors. Treasury did not exercise this right.

On February 8, 2013, the Treasury sold the preferred stock issued by the Company to unaffiliated third party investors in a private transaction for $18.8 million. The Company received no proceeds from the sale and it had no effect on the terms of the outstanding preferred stock, including the Company’s obligation to satisfy accrued and unpaid dividends prior to the payment of any dividend or other distribution to holders of junior stock, including the Company’s common stock, and an increase in the dividend rate from 5% to 9%, commencing with the dividend payment date of February 15, 2014. Further, the sale of the preferred stock had no effect on the Company’s capital, financial condition or results of operations. Because of the sale, the Company generally is no longer subject to the various executive compensation and corporate governance requirements to which participants in Treasury’s Capital Purchase Program were subject while Treasury held the preferred stock. In addition, the Company has been advised that the current holders of substantially all of the preferred stock have entered into agreements with the FRB pursuant to which they have each agreed not to take actions, without the consent of the FRB, which might be construed as exercising or attempting to exercise a controlling influence over the management or policies of the Company or the Bank, including exercise of any right to elect any representatives to the Company’s board of directors.

Under the terms of the Company’s and Bank’s Supervisory Agreements with their federal banking regulators as described in Note 16, neither the Company nor the Bank may declare or pay any cash dividends, or purchase or redeem any capital stock, without prior notice to, and consent of, these regulators. Subject to the foregoing, the preferred stock may be redeemed in whole or in part, at par plus accrued and unpaid dividends. The preferred stock is non-voting, other than certain class voting rights.

The sale of preferred stock did not include the sale of a warrant to purchase 833,333 shares of the Company’s common stock at an exercise price of $4.68, which Treasury continues to hold and may sell in its discretion, subject to applicable securities laws and the Company’s right to repurchase the warrant at fair market value under the terms of the Company’s agreements with Treasury. The warrant may be exercised at any time over its ten-year term and Treasury has agreed not to exercise any voting rights received by acquiring common stock on the exercise of the warrant. The discount on the common stock warrant is being amortized over five years. Both the preferred securities and the warrant qualify as Tier 1 capital.

The OCC has established an individual minimum capital requirement (IMCR) for the Bank as described in Note 16, which required the Bank to establish and maintain core capital at least equal to 8.5% of adjusted total assets at December 31, 2011, which was in excess of the Bank’s 7.14% core capital to adjusted total assets ratio at December 31, 2011. In February 2012, the Bank received a notice from the OCC arising out of its failure to establish and maintain its IMCR of 8.5% core capital to adjusted total assets at December 31, 2011. In April 2012, the Bank submitted to the OCC a written capital plan of how it would maintain its IMCR and a contingency plan in the event the IMCR was not maintained through the Bank’s primary plan. As a result of a decrease in assets and improved financial results, at December 31, 2012, the Bank’s core capital to adjusted total assets ratio had improved to 9.68%.

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

NOTE 16 Regulatory Matters/Supervisory Agreements, IMCR and Federal Home Loan Bank Investment

The Bank, as a member of the Federal Home Loan Bank System, is required to hold a specified number of shares of capital stock, which are carried at cost, in the Federal Home Loan Bank of Des Moines. The Bank met this requirement at December 31, 2012. The capital stock investment in the Federal Home Loan Bank of Des Moines was reviewed for any other than temporary impairment as of December 31, 2012 and it was determined that it was not impaired.

On July 21, 2011, the OTS was integrated into the OCC, which became the Bank’s primary banking regulator and the primary banking regulator for the Company became the FRB.

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

The Bank entered into a written Supervisory Agreement with the OTS, effective February 22, 2011, that primarily relates to the Bank’s financial performance and credit quality issues. This agreement replaced the prior memorandum of understanding that the Bank entered into with its primary regulator on December 9, 2009. In accordance with the agreement, the Bank submitted a two year business plan in May of 2011 that the OCC accepted with the expectation that the Bank would be in adherence with the OCC’s Notification of Establishment of Higher Minimum Capital Ratios, dated August 8, 2011, or IMCR, which required the Bank to establish and maintain a minimum core capital ratio of 8.5% by December 31, 2011. The IMCR is discussed more fully below. As required by the Supervisory Agreement, the Bank submitted updated two year business plans in January of 2012 and 2013. The Bank must operate within the parameters of the business plan and is required to monitor and submit periodic reports on its compliance with the plan. The Bank also submitted problem asset reduction plans at the same time that the business plans were submitted. The Bank must operate within the parameters of the problem asset plan and is required to monitor and submit periodic reports on its compliance with the plan. The Bank has also revised its loan modification policies and its program for identifying, monitoring and controlling risk associated with concentrations of credit, and improved the documentation relating to the allowance for loan and lease losses as required by the agreement. In addition, without the consent of the OCC, the Bank may not declare or pay any cash dividends, increase its total assets during any quarter in excess of the amount of the net interest credited on deposit liabilities during the prior quarter, enter into any new contractual arrangement or renew or extend any existing arrangement related to compensation or benefits with any directors or officer, make any golden parachute payments, or enter into any significant contracts with a third party service provider. The Bank believes it was in compliance with all requirements of the Supervisory Agreement at December 31, 2012.

N O T E S    T O    C O N S O L I D A  T E D    F I N A N C I A L    S T A T E M E N T S

The Company also entered into a written Supervisory Agreement with the OTS effective February 22, 2011. This agreement replaced the prior memorandum of understanding that the Company entered into with its primary regulator on December 9, 2009. As required by the Supervisory Agreement, the Company submitted updated two year consolidated capital plans in January of 2012 and 2013. The Company must operate within the parameters of the capital plan and is required to monitor and submit periodic reports on its compliance with the plan. In addition, without the consent of the Federal Reserve Board, the Company may not incur or issue any debt, guarantee the debt of any entity, declare or pay any cash dividends or repurchase any of the Company’s capital stock, enter into any new contractual arrangement or renew or extend any existing arrangement related to compensation or benefits with any director or officer, or make any golden parachute payments. The Company believes it was in compliance with all requirements of its Supervisory Agreement at December 31, 2012.

Quantitative measures established by regulations to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the following table) of Tier I (Core) capital, and Risk-based capital (as defined in the regulations) to total assets (as defined).

At December 31, 2012 and 2011, the Bank’s capital amounts and ratios are presented for actual capital, required capital and excess capital including amounts and ratios in order to qualify as being well capitalized under the prompt corrective actions regulations:

	Actual		Required to be Adequately Capitalized		Excess Capital		To Be Well Capitalized Under Prompt Corrective Action Provisions
(Dollars in thousands)	Amount	Percent of Assets(1)	Amount	Percent of Assets (1)	Amount	Percent of Assets(1)	Amount	Percent of Assets(1)
December 31, 2012
Tier I or core capital	$63,212	9.68%	$26,123	4.00%	$37,089	5.68%	$32,653	5.00%
Tier I risk-based capital	63,212	14.23	17,770	4.00	45,442	10.23	26,655	6.00
Risk-based capital to risk-weighted assets	68,963	15.52	35,540	8.00	33,423	7.52	44,425	10.00

December 31, 2011
Tier I or core capital	$56,314	7.14%	$31,560	4.00%	$24,754	3.14%	$39,450	5.00%
Tier I risk-based capital	56,314	9.61	23,441	4.00	32,873	5.61	35,162	6.00
Risk-based capital to risk-weighted assets	63,639	10.86	46,883	8.00	16,756	2.86	58,603	10.00

(1)	Based upon the Bank’s adjusted total assets for the purpose of the Tier I or core capital ratios and risk-weighted assets for the purpose of the risk-based capital ratio.

The OCC has established an IMCR for the Bank. An IMCR requires a bank to establish and maintain levels of capital greater than those generally required for a bank to be classified as “well-capitalized.” Effective December 31, 2011, the Bank was required to establish, and subsequently maintain, core capital at least equal to 8.5% of adjusted total assets, which is in excess of the Bank’s 7.14% core capital to adjusted total assets ratio at December 31, 2011. In February 2012, the Bank received a notice from the OCC arising out of its failure to establish and maintain its IMCR of 8.5% core capital to adjusted total assets at December 31, 2011. In April 2012, the Bank submitted to the OCC a written capital plan of how it would maintain its IMCR and a contingency plan in the event the IMCR was not maintained through the Bank’s primary plan. As a result of a decrease in assets and improved financial results, the Bank’s core capital to adjusted total assets ratio improved to 9.68% at December 31, 2012.

Management believes that, as of December 31, 2012, the Bank’s capital ratios were in excess of those quantitative capital ratio standards set forth under the prompt corrective action regulations referenced above. However, there can be no assurance that the Bank will continue to maintain such status in the future. The OCC has extensive discretion in its supervisory and enforcement activities, and can adjust the requirement to be “well-capitalized” in the future.

In order to improve its capital ratios and comply with its IMCR, the Bank has, among other things, improved its financial results, reduced non-performing assets, and decreased the asset size of the Bank. In 2011, the Bank’s Edina, Minnesota branch office was closed in order to reduce costs and in 2012 the Bank sold substantially all of the assets and deposit liabilities associated with its Toledo, Iowa branch in order to further reduce costs and improve capital ratios. In light of its continued focus on complying with the IMCR, the Bank may also determine it to be necessary or prudent to dispose of other non-strategic assets. These actions have resulted, and may result, in changes in the Bank’s assets, liabilities and earnings, some of which may be material, during the period in which the action is taken or is consummated or over a longer period of time. Further, the Company may determine it prudent, or be required by supervising banking regulators, to raise additional capital of which there can be no assurance that, if raised, it would be on terms favorable to the Company. If the Company raises capital through the issuance of additional shares of common stock or other equity securities, it could dilute the ownership interests of existing stockholders and, given our current common stock trading price, would be expected to dilute the per share book value of the Company’s common stock and could result in a change of control of the Company and the Bank.

The capital requirements of the Company and the Bank may be affected in the future by regulatory changes proposed in June 2012 by the FRB, the FDIC and the OCC to establish an integrated regulatory capital framework for implementing the Basel Committee on Banking Supervision’s Basel III regulatory capital reforms and changes required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. The proposals would, among other things, apply a strengthened set of capital requirements to both the Bank and the Company and revise the rules for calculating risk-weighted assets for purposes of such requirements. These federal agencies have received comments on the proposed rules but have not issued final rules, so the details and the timetable for implementation of these rules remain uncertain.

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

	December 31, Contract Amount
(Dollars in thousands)	2012	2011
Financial instruments whose contract amount represents credit risk:
Commitments to originate, fund or purchase loans:
1-4 family mortgages	$4,462	3,554
Commercial real estate mortgages	750	2,371
Non-real estate commercial loans	180	0
Undisbursed balance of loans closed	5,445	7,209
Unused lines of credit	76,582	76,444
Letters of credit	1,910	1,535

Total commitments to extend credit	$89,329	91,113

Forward commitments	$7,046	7,263

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

The Bank issued standby letters of credit which guarantee the performance of customers to third parties. The standby letters of credit outstanding expire over the next 21 months and totaled $1.9 million at December 31, 2012 and $1.5 million at December 31, 2011. The letters

N O T E S    T O    C O N S O L I D A  T E D    F I N A N C I A L    S T A T E M E N T S

of credit are collateralized primarily with commercial real estate mortgages. Since the conditions under which the Bank is required to fund the standby letters of credit may not materialize, the cash requirements are expected to be less than the total outstanding commitments.

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

The Company had commitments outstanding to extend credit to future borrowers that had not closed prior to the end of the year, which is referred to as its mortgage pipeline. As commitments to originate loans enter the mortgage pipeline, the Company generally enters into commitments to sell the loans into the secondary market. The commitments to originate and sell loans are derivatives that are recorded at fair value. As a result of marking these derivatives to fair value for the period ended December 31, 2012, the Company recorded an increase in other liabilities of $3,000, a decrease in other assets of $2,000 and a net loss on the sales of loans of $5,000.

As of December 31, 2012, the current commitments to sell loans held for sale are derivatives that do not qualify for hedge accounting. The loans held for sale that are not hedged are recorded at the lower of cost or market. As a result of marking these loans, the Company recorded no increase/decrease in loans held for sale and in other assets, a decrease in other liabilities of $58,000, and a net gain on the sales of loans $58,000.

NOTE 19 Fair Value Measurement

ASC 820, Fair Value Measurements, establishes a framework for measuring the fair value of assets and liabilities using a hierarchy system consisting of three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value. These levels are:

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

The following table summarizes the assets of the Company for which fair values are determined on a recurring basis as of December 31, 2012 and 2011.

	Carrying Value at December 31, 2012
(Dollars in thousands)	Total	Level 1	Level 2	Level 3
Securities available for sale	$85,891	81	85,810	0
Mortgage loan commitments	(40)	0	(40)	0

Total	$85,851	81	85,770	0

	Carrying Value at December 31, 2011
(Dollars in thousands)	Total	Level 1	Level 2	Level 3
Securities available for sale	$126,114	613	125,501	0
Mortgage loan commitments	(94)	0	(94)	0

Total	$126,020	613	125,407	0

The Company may also be required, from time to time, to measure certain other financial assets at fair value on a nonrecurring basis in accordance with generally accepted accounting principles. These adjustments to fair value usually result from the application of the lower-of-cost-or-market accounting or write-downs of individual assets. For assets measured at fair value on a nonrecurring basis in 2012 and 2011 that were still held at December 31, the following table provides the level of valuation assumptions used to determine each adjustment and the carrying value of the related individual assets or portfolios at December 31, 2012 and 2011.

	Carrying Value at December 31, 2012				Year Ended December 31, 2012 Total gains (losses)
(Dollars in thousands)	Total	Level 1	Level 2	Level 3
Loans held for sale	$2,584	0	2,584	0	15
Mortgage servicing rights	1,732	0	1,732	0	0
Loans (1)	32,287	0	32,287	0	(2,307)
Real estate, net (2)	10,595	0	10,595	0	(569)

Total	$47,198	0	47,198	0	(2,861)

	Carrying Value at December 31, 2011				Year Ended December 31, 2011 Total gains (losses)
(Dollars in thousands)	Total	Level 1	Level 2	Level 3
Loans held for sale	$3,709	0	3,709	0	129
Mortgage servicing rights	1,485	0	1,485	0	0
Loans (1)	38,162	0	38,162	0	(4,167)
Real estate, net (2)	16,616	0	16,616	0	(2,690)
Assets held for sale	1,583	0	1,583	0	0
Deposits held for sale	36,048	0	36,048	0	0

Total	$97,603	0	97,603	0	(6,728)

(1)	Represents carrying value and related specific reserves on loans for which adjustments are based on the appraised value of the collateral. The carrying value of loans fully charged-off is zero.
(2)	Represents the fair value and related losses of foreclosed real estate and other collateral owned that were measured at fair value subsequent to their initial classification as foreclosed assets.

NOTE 20 Fair Value of Financial Instruments

ASC 825, Disclosures about Fair Values of Financial Instruments, requires disclosure of estimated fair values of the Company’s financial instruments, including assets, liabilities and off-balance sheet items for which it is practicable to estimate fair value. The fair value estimates are made as of December 31, 2012 and 2011 based upon relevant market information, if available, and upon the characteristics of the financial instruments themselves. Because no market exists for a significant portion of the Company’s financial instruments, fair value estimates are based upon judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. The estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

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

N O T E S    T O    C O N S O L I D A  T E D    F I N A N C I A L    S T A T E M E N T S

	December 31, 2012						December 31, 2011
	Carrying amount	Estimated fair value	Fair value hierarchy			Contract amount	Carrying amount	Estimated fair value	Contract amount
(Dollars in thousands)			Level 1	Level 2	Level 3
Financial assets:
Cash and cash equivalents	$83,660	83,660	83,660				67,840	67,840
Securities available for sale	85,891	85,891	81	85,810			126,114	126,114
Loans held for sale	2,584	2,584		2,584			3,709	3,709
Loans receivable, net	454,045	459,177		459,177			555,908	566,266
Federal Home Loan Bank stock	4,063	4,063		4,063			4,222	4,222
Accrued interest receivable	2,018	2,018		2,018			2,449	2,449
Assets held for sale	0	0		0			1,583	1,605
Financial liabilities:
Deposits	514,951	514,951		514,951			620,128	620,128
Deposits held for sale	0	0					36,048	36,048
Federal Home Loan Bank advances	70,000	71,623		71,623			70,000	74,433
Accrued interest payable	247	247		247			780	780
Off-balance sheet financial instruments:
Commitments to extend credit	27	27				84,877	29	29	91,113
Commitments to sell loans	(40)	(40)				7,046	(94)	(94)	7,263

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

NOTE 21 HMN Financial, Inc. Financial Information (Parent Company Only)

The following are the condensed financial statements for the parent company only as of

December 31, 2012 and 2011 and for the years ended December 31, 2012, 2011 and 2010.

(Dollars in thousands)	2012	2011	2010
Condensed Balance Sheets
Assets:
Cash and cash equivalents	$154	94
Investment in subsidiaries	63,165	57,465
Loans receivable, net	800	1,400
Prepaid expenses and other assets	14	35
Deferred tax asset, net	0	0

Total assets	$64,133	58,994

Liabilities and Stockholders’ Equity:
Accrued expenses and other liabilities	$3,299	1,933

Total liabilities	3,299	1,933

Serial preferred stock	25,336	24,780
Common stock	91	91
Additional paid-in capital	51,795	53,462
Retained earnings	47,004	42,983
Net unrealized gains (losses) on securities available for sale	(49)	471
Unearned employee stock ownership plan shares	(2,997)	(3,191)
Treasury stock, at cost, 4,705,073 and 4,740,711 shares	(60,346)	(61,535)

Total stockholders’ equity	60,834	57,061

Total liabilities and stockholders’ equity	$64,133	58,994

Condensed Statements of Income (Loss)
Interest income	$3	4	4
Equity income (losses) of subsidiaries	6,220	(10,519)	(27,833)
Compensation and benefits	(227)	(263)	(236)
Occupancy	(24)	(24)	(24)
Data processing	(6)	(6)	(6)
Other	(513)	(747)	(551)

Income (loss) before income tax expense	5,453	(11,555)	(28,646)
Income tax expense	132	0	332

Net income (loss)	$5,321	(11,555)	(28,978)

Condensed Statements of Cash Flows
Cash flows from operating activities:
Net income (loss)	$5,321	(11,555)	(28,978)
Adjustments to reconcile net income (loss) to cash provided (used) by operating activities:
Equity (income) losses of subsidiaries	(6,220)	10,519	27,833
Deferred income tax expense	0	0	172
Earned employee stock ownership shares priced below original cost	(162)	(81)	(51)
Stock option compensation	7	29	63
Amortization of restricted stock awards	233	298	370
Decrease in unearned ESOP shares	194	193	193
Increase (decrease) in accrued expenses and other liabilities	65	101	(15)
Decrease in other assets	22	13	791
Other, net	0	(1)	1

Net cash provided (used) by operating activities	(540)	(484)	379

Cash flows from investing activities:
Decrease in loans receivable, net	600	100	1,200

Net cash provided by investing activities	600	100	1,200

Cash flows from financing activities:
Dividends paid to preferred stockholders	0	0	(1,300)

Net cash used by financing activities	0	0	(1,300)

Increase (decrease) in cash and cash equivalents	60	(384)	279
Cash and cash equivalents, beginning of year	94	478	199

Cash and cash equivalents, end of year	$154	94	478

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

(Dollars in thousands)	Home Federal Savings Bank	Other	Eliminations	Consolidated Total
At or for the year ended December 31, 2012:
Interest income — external customers	$30,816	0	0	30,816
Non-interest income — external customers	8,990	0	0	8,990
Intersegment interest income	0	4	(4)	0
Intersegment non-interest income	186	6,220	(6,406)	0
Interest expense	7,143	0	(4)	7,139
Amortization of mortgage servicing rights, net	732	0	0	732
Other non-interest expense	23,345	779	(186)	23,938
Income tax expense	0	132	0	132
Net income	6,228	5,313	(6,220)	5,321
Total assets	653,315	64,135	(64,123)	653,327
At or for the year ended December 31, 2011:
Interest income — external customers	$39,541	0	0	39,541
Non-interest income — external customers	6,863	0	0	6,863
Gain on limited partnerships	6	0	0	6
Intersegment interest income	0	4	(4)	0
Intersegment non-interest income	186	(10,519)	10,333	0
Interest expense	11,139	0	(4)	11,135
Amortization of mortgage servicing rights, net	562	0	0	562
Other non-interest expense	28,127	1,049	(186)	28,990
Net loss	(10,510)	(11,564)	10,519	(11,555)
Total assets	790,115	59,005	(58,965)	790,155
At or for the year ended December 31, 2010:
Interest income — external customers	$48,270	0	0	48,270
Non-interest income — external customers	7,302	0	0	7,302
Loss on limited partnerships	(31)	0	0	(31)
Intersegment interest income	0	4	(4)	0
Intersegment non-interest income	174	(27,833)	27,659	0
Interest expense	17,263	0	(4)	17,259
Amortization of mortgage servicing rights, net	482	0	0	482
Other non-interest expense	26,423	825	(174)	27,074
Income tax expense	5,991	332	0	6,323
Net loss	(27,825)	(28,986)	27,833	(28,978)
Total assets	880,570	70,100	(70,052)	880,618

[THIS PAGE INTENTIONALLY LEFT BLANK]

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

HMN Financial, Inc.:

We have audited the accompanying consolidated balance sheets of HMN Financial, Inc. (the Company) as of December 31, 2012 and 2011, and the related consolidated statements of comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2012. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of HMN Financial, Inc. as of December 31, 2012 and 2011, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2012, in conformity with U.S. generally accepted accounting principles.

Minneapolis, Minnesota

March 11, 2013

OTHER FINANCIAL DATA

The following tables set forth certain information as to the Bank’s Federal Home Loan Bank (FHLB) advances and Federal Reserve Bank (FRB) borrowings.

	Year Ended December 31,
(Dollars in thousands)	2012	2011	2010
Maximum Balance:
FHLB and FRB advances and borrowings	$70,000	122,500	137,500
FHLB and FRB short-term borrowings	0	52,500	62,500
Average Balance:
FHLB and FRB advances and borrowings	70,000	92,542	129,408
FHLB and FRB short-term borrowings	39,317	22,604	37,023

	December 31,
	2012		2011		2010
(Dollars in thousands)	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate
FHLB and FRB short-term borrowings	$0	0.00%	$0	0.00%	$52,500	4.00%
FHLB long-term advances	70,000	4.77	70,000	4.77	70,000	4.77

Total	$70,000	4.77%	$70,000	4.77%	$122,500	4.44%

Refer to Note 11 of the Notes to Consolidated Financial Statements for more information on the Bank’s FHLB advances and FRB borrowings.

S E L E C T E D    Q U A R T E R  L Y    F I N A N C I A L    D A T A

(Dollars in thousands, except per share data)	December 31, 2012	September 30, 2012	June 30, 2012

Selected Operations Data (3 months ended): Interest income	$7,038	7,551	7,952
Interest expense	1,513	1,659	1,905

Net interest income	5,525	5,892	6,047
Provision for loan losses	0	1,584	1,088

Net interest income (loss) after provision for loan losses	5,525	4,308	4,959

Noninterest income:
Fees and service charges	841	821	834
Loan servicing fees	251	245	236
Gain on sales of loans	1,105	940	620
Gain on sales of branch office	0	0	0
Other noninterest income	177	110	104

Total noninterest income	2,374	2,116	1,794

Noninterest expense:
Compensation and benefits	2,865	2,955	3,219
Losses (gains) on real estate owned	256	(172)	174
Occupancy	832	805	839
Deposit insurance	327	353	305
Data processing	326	333	336
Other noninterest expense	1,676	1,513	1,485

Total noninterest expense	6,282	5,787	6,358

Income (loss) before income tax expense (benefit)	1,617	637	395
Income tax expense (benefit)	132	0	0

Net income (loss)	1,485	637	395
Preferred stock dividends and discount	(469)	(467)	(464)

Net income (loss) available to common stockholders	$1,016	170	(69)

Basic earnings (loss) per common share	$0.26	0.04	(0.02)

Diluted earnings (loss) per common share	$0.25	0.04	(0.02)

Financial Ratios:
Return (loss) on average assets(1)	0.93%	0.39%	0.23%
Return (loss) on average common equity(1)	9.77	4.20	2.66
Average equity to average assets	8.81	8.58	8.22
Net interest margin(1)(2)	3.63	3.82	3.72

(Dollars in thousands)

Selected Financial Condition Data:
Total assets	$653,327	643,723	670,314
Securities available for sale:
Mortgage-backed and related securities	10,421	12,437	14,869
Other marketable securities	75,470	46,406	61,420
Loans held for sale	2,584	4,654	2,601
Loans receivable, net	454,045	474,346	496,178
Deposits	514,951	505,541	534,297
Federal Home Loan Bank advances and Federal Reserve borrowing	70,000	70,000	70,000
Stockholders’ equity	60,834	59,849	59,531

(1)	Annualized

(2)	Net interest income divided by average interest-earning assets.

March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011	March 31, 2011

8,275	9,210	9,572	10,045	10,714
2,062	2,332	2,488	3,046	3,269

6,213	6,878	7,084	6,999	7,445
(128)	7,609	4,260	3,463	1,946

6,341	(731)	2,824	3,536	5,499

829	912	978	925	924
232	240	247	250	250
909	672	188	301	495
552	0	0	0	0
184	151	106	113	117

2,706	1,975	1,519	1,589	1,786

3,413	3,205	3,276	3,512	3,560
(77)	2,380	111	143	47
882	955	930	916	940
270	254	190	407	404
337	337	326	305	253
1,418	1,739	1,565	2,209	1,588

6,243	8,870	6,398	7,492	6,792

2,804	(7,626)	(2,055)	(2,367)	493
0	0	0	(76)	76

2,804	(7,626)	(2,055)	(2,291)	417
(461)	(459)	(456)	(457)	(449)

2,343	(8,085)	(2,511)	(2,748)	(32)

0.60	(2.08)	(0.65)	(0.72)	(0.01)

0.58	(2.08)	(0.65)	(0.72)	(0.01)

1.57%	(3.75)%	(1.02)%	(1.08)%	0.19%
19.32	(45.87)	(12.10)	(13.27)	2.41
8.14	8.19	8.20	8.11	8.05
3.53	3.55	3.71	3.48	3.62

706,409	790,155	818,384	807,374	878,756

17,597	20,645	23,681	26,780	29,641
70,358	105,469	120,452	107,467	128,002
3,279	3,709	4,031	1,075	1,624
538,069	555,908	591,265	601,787	634,282
568,237	620,128	630,606	647,115	688,078
70,000	70,000	70,000	85,000	115,000
59,465	57,061	65,169	67,571	69,641

C O M M O N    S T O C K    I  N F O R M A T I O N

The common stock of the Company is listed on the Nasdaq Stock Market under the symbol HMNF. As of December 31, 2012, the Company had 9,128,662 shares of common stock issued and 4,705,073 shares in treasury stock. As of December 31, 2012, there were 593 stockholders of record and 902 estimated beneficial stockholders. The following table represents the stock price information for the Company as furnished by Nasdaq for each quarter starting with the quarter ended December 31, 2012 and regressing back to March 31, 2011. On February 12, 2013, the last reported sale price of shares of our common stock on the Nasdaq Stock Market was $5.52 per share. The Company has not paid a dividend on its common stock since 2008. Under the terms of the Supervisory Agreement that the Company entered into with the FRB effective February 22, 2011, the Company may not declare or pay any cash dividend without prior notice to, and the consent of, the FRB. The Bank, the Company’s primary source of cash flow to pay dividends, is also restricted from the declaration or payment of cash dividends to the Company by the terms of its Supervisory Agreement. Further, while dividends on the Company’s outstanding preferred stock are in arrears ($3.1 million at February 15, 2013), no dividend may be paid on common stock of the Company. See “Management Discussion and Analysis — Liquidity and Capital Resources — Dividends” and “Note 15 Stockholders’ Equity” in the Notes to the Consolidated Financial Statements.

	December 31, 2012	September 28, 2012	June 29, 2012	March 30, 2012	December 31, 2011	September 30, 2011	June 30, 2011	March 31, 2011
HIGH	$3.80	3.25	3.50	2.65	2.37	3.22	3.01	3.14
LOW	2.65	2.60	2.38	1.61	1.61	1.50	2.35	2.02
CLOSE	3.47	3.15	3.00	2.48	1.94	1.88	2.45	2.75

The following graph and table compares the total cumulative stockholders’ return on the Company’s common stock to the NASDAQ U.S. Stock Index (“NASDAQ Composite”), which includes all NASDAQ traded stocks of U.S. companies, and the SNL Bank NASDAQ Index. The graph and table assume that $100 was invested on December 31, 2007 and that all dividends were reinvested.

	Period Ending

Index	12/31/07	12/31/08	12/31/09	12/31/10	12/31/11	12/31/12

HMN Financial, Inc.	100.00	17.73	17.82	11.92	8.21	14.72
NASDAQ Composite	100.00	60.02	87.24	103.08	102.26	120.42
SNL Bank NASDAQ Index	100.00	72.62	58.91	69.51	61.67	73.51