Form 10-K, Exhibit 13
period 2013-12-31
HMN FINANCIAL INC
filed 2014-03-11
CIK 921183

Exhibit 13

Financial Highlights	1
Letter to Shareholders and Customers	2
Board of Directors	3
Five-year Consolidated Financial Highlights	4
Management Discussion and Analysis	5
Consolidated Financial Statements	27
Notes to Consolidated Financial Statements	31
Report of Independent Registered Public Accounting Firm	61
Other Financial Data	62
Selected Quarterly Financial Data	63
Common Stock Information	65
Corporate and Shareholder Information	Inside Back Cover
Directors and Officers	Inside Back Cover

HMN Financial, Inc. and Home Federal Savings Bank are headquartered in Rochester, Minnesota. Home Federal Savings Bank operates nine full service offices in Minnesota located in Albert Lea, Austin, Eagan, La Crescent, Rochester (3), Spring Valley and Winona; one full service office in Iowa located in Marshalltown; one loan origination office in Sartell, Minnesota; and two Private Banking offices in Rochester, Minnesota.

FINANCIAL HIGHLIGHTS

	At or For the Year Ended
Operating Results:	December 31,		Percentage
(Dollars in thousands, except per share data)	2013	2012	Change
Total interest income	$22,983	30,816	(25.4)%
Total interest expense	3,289	7,139	(53.9)
Net interest income	19,694	23,677	(16.8)
Provision for loan losses	(7,881)	2,544	(409.8)
Net interest income after provision for loan losses	27,575	21,133	30.5
Fees and service charges	3,513	3,325	5.7
Loan servicing fees	1,029	964	6.7
Gain on sales of loans	2,102	3,574	(41.2)
Gain on sale of branch	0	552	(100.0)
Other non-interest income	668	575	16.2
Total non-interest income	7,312	8,990	(18.7)
Total non-interest expense	22,623	24,670	(8.3)
Income before income tax (benefit) expense	12,264	5,453	124.9
Income tax (benefit) expense	(14,406)	132	NM
Net income	26,670	5,321	401.2
Preferred stock dividends and discount	(2,068)	(1,861)	(11.1)
Net income available to common shareholders	$24,602	3,460	611.0

Per Common Share Information:
Earnings per common share and common share equivalents
Basic	$6.15	0.88
Diluted	5.71	0.86
Stock price (for the year)
High	$10.98	3.80
Low	2.99	1.61
Close	10.57	3.47
Book value	13.49	8.02
Price to book value	78.35%	43.27%

Financial Ratios:
Return on average assets	4.55%	0.79%	475.9%
Return on average common equity	42.22	8.94	372.3
Net interest margin	3.51	3.67	(4.4)
Operating expenses to average assets	3.86	3.65	5.8
Average equity to average assets	10.77	8.81	22.2
Equity to total assets at year end	13.21	9.31	41.9
Non-performing assets to total assets	3.76	6.21	(39.5)
Efficiency ratio	83.77	75.52	10.9

Balance Sheet Data:	December 31,		Percentage
(Dollars in thousands)	2013	2012	Change
Total assets	$648,622	653,327	(0.7)%
Securities available for sale	107,956	85,891	25.7
Loans held for sale	1,502	2,584	(41.9)
Loans receivable, net	384,615	454,045	(15.3)
Deposits	553,930	514,951	7.6
FHLB advances	0	70,000	(100.0)
Stockholders’ equity	85,675	60,834	40.8
Home Federal Savings Bank regulatory capital ratios:
Tier I or core capital	12.22%	9.68%	26.2%
Tier I capital to risk weighted assets	19.51	14.23	37.1
Risk-based capital	20.78	15.52	33.9

NM – Not meaningful

FIVE-YEAR CONSOLIDATED FINANCIAL HIGHLIGHTS

Selected Operations Data:	Year Ended December 31,
(Dollars in thousands, except per share data)	2013	2012	2011	2010	2009
Total interest income	$22,983	30,816	39,541	48,270	57,771
Total interest expense	3,289	7,139	11,135	17,259	23,868
Net interest income	19,694	23,677	28,406	31,011	33,903
Provision for loan losses	(7,881)	2,544	17,278	33,381	26,699
Net interest income (loss) after provision for loan losses	27,575	21,133	11,128	(2,370)	7,204
Fees and service charges	3,513	3,325	3,739	3,741	4,137
Loan servicing fees	1,029	964	987	1,067	1,042
Gain on sales of loans	2,102	3,574	1,656	1,987	2,273
Gain on sale of branch office	0	552	0	0	0
Other non-interest income	668	575	487	476	630
Total non-interest income	7,312	8,990	6,869	7,271	8,082
Total non-interest expense	22,623	24,670	29,552	27,556	31,689
Income (loss) before income tax (benefit) expense	12,264	5,453	(11,555)	(22,655)	(16,403)
Income tax (benefit) expense	(14,406)	132	0	6,323	(5,607)
Net income (loss)	26,670	5,321	(11,555)	(28,978)	(10,796)
Preferred stock dividends and discount	(2,068)	(1,861)	(1,821)	(1,784)	(1,747)
Net income (loss) available to common shareholders	$24,602	3,460	(13,376)	(30,762)	(12,543)

Basic earnings (loss) per common share	$6.15	0.88	(3.47)	(8.17)	(3.39)
Diluted earnings (loss) per common share	5.71	0.86	(3.47)	(8.17)	(3.39)

Selected Financial Condition Data:	December 31,
(Dollars in thousands, except per share data)	2013	2012	2011	2010	2009
Total assets	$648,622	653,327	790,155	880,618	1,036,241
Securities available for sale	107,956	85,891	126,114	151,564	159,602
Loans held for sale	1,502	2,584	3,709	2,728	2,965
Loans receivable, net	384,615	454,045	555,908	664,241	799,256
Deposits	553,930	514,951	656,176	683,230	796,011
FHLB advances	0	70,000	70,000	122,500	132,500
Stockholders’ equity	85,675	60,834	57,061	69,547	99,938
Book value per common share	13.49	8.02	7.36	10.51	17.94

Number of full service offices	11	12	13	14	14
Number of loan origination offices	1	1	1	1	2

Key Ratios (1)
Stockholders’ equity to total assets at year end	13.21%	9.31%	7.22%	7.90%	9.64%
Average stockholders’ equity to average assets	10.77	8.81	8.19	9.40	9.73
Return (loss) on stockholders’ equity (ratio of net income (loss) to average equity)	42.22	8.94	(16.94)	(31.73)	(10.33)
Return (loss) on assets (ratio of net income (loss) to average assets)	4.55	0.79	(1.39)	(2.98)	(1.00)

(1) Average balances were calculated based upon amortized cost without the market value impact of ASC 320.

MANAGEMENT DISCUSSION AND ANALYSIS

This Annual Report, other reports filed by the Company with the Securities and Exchange Commission, and the Company’s proxy statement may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are often identified by such forward-looking terminology as “expect,” “intend,” “look,” “believe,” “anticipate,” “estimate,” “project,” “seek,” “may,” “will,” “would,” “could,” “should,” “trend,” “target,” and “goal” or similar statements or variations of such terms and include, but are not limited to, those relating to increasing our core deposit relationships, reducing non-performing assets, reducing expense and generating improved financial results; the adequacy and amount of available liquidity and capital resources to the Bank; the Company’s liquidity and capital requirements; our expectations for core capital and our strategies and potential strategies for improvement thereof; changes in the size of the Bank’s loan portfolio; the amount and mix of the Bank’s non-performing assets and the appropriateness of the allowance therefor; future losses on non-performing assets; the amount of interest-earning assets; the amount and mix of brokered and other deposits; the availability of alternate funding sources; the payment of dividends; the future outlook for the Company; the amount of deposits that will be withdrawn from checking and money market accounts and how the withdrawn deposits will be replaced; the projected changes in net interest income based on rate shocks; the range that interest rates may fluctuate over the next twelve months; the net market risk of interest rate shocks; the future outlook for the issuer of the trust preferred securities held by the Bank; the ability to request and pay dividends to HMN and the redemption of any outstanding preferred stock; the ability to remain well capitalized under revised capital rules; and compliance by the Company and the Bank with regulatory standards generally (including the Bank’s status as “well-capitalized”), and the Company’s supervisory agreement, or other supervisory directives or requirements to which the Company or the Bank are or may become expressly subject, specifically, and possible responses of the Office of the Comptroller of the Currency (OCC) and Federal Reserve Bank (FRB) and the Bank and the Company to any failure to comply with any such regulatory standard, agreement or requirement.

A number of factors could cause actual results to differ materially from the Company’s assumptions and expectations. These include but are not limited to the adequacy and marketability of real estate and other collateral securing loans to borrowers; federal and state regulation and enforcement, including restrictions set forth in the supervisory agreement between the Company and the FRB; possible legislative and regulatory changes, including changes to regulatory capital rules, the ability of the Company to establish and adhere to plans and policies that are satisfactory to the FRB, in accordance with the terms of the Company supervisory agreement and to otherwise manage the operations of the Company to ensure compliance with other requirements set forth in the supervisory agreement; the ability of the Company and the Bank to obtain required consents from the OCC and FRB, as applicable, under the supervisory agreement or other directives; the ability of the Bank to comply with other applicable regulatory capital requirements; enforcement activity of the OCC and FRB in the event of our non-compliance with any applicable regulatory standard, agreement or requirement; adverse economic, business and competitive developments such as shrinking interest margins, reduced collateral values, deposit outflows, changes in credit or other risks posed by the Company’s loan and investment portfolios, changes in costs associated with alternate funding sources, including changes in collateral advance rates and policies of the Federal Home Loan Bank, technological, computer-related or operational difficulties, results of litigation, and reduced demand for financial services and loan products; changes in accounting policies and guidelines, or monetary and fiscal policies of the federal government or tax laws; international economic developments; the Company’s access to and adverse changes in securities markets; the market for credit related assets; or other significant uncertainties. Additional factors that may cause actual results to differ from the Company’s assumptions and expectations include those set forth in the Company’s most recent filings on Forms 10-K and 10-Q with the Securities and Exchange Commission. All forward-looking statements are qualified by, and should be considered in conjunction with, such cautionary statements. For additional discussion of the risks and uncertainties applicable to the Company, see the “Risk Factors” sections of the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.

All statements in this Annual Report, including forward-looking statements, speak only as of the date hereof, and we undertake no duty to update any of the forward-looking statements after the date of this Annual Report.

Overview

HMN Financial, Inc. (HMN or the Company) is the stock savings bank holding company for Home Federal Savings Bank (the Bank), which operates community retail, private banking and loan production offices in Minnesota and Iowa. The earnings of the Company are primarily dependent on the Bank's net interest income, which is the difference between interest earned on loans and investments, and the interest paid on interest-bearing liabilities such as deposits and Federal Home Loan Bank (FHLB) advances. The difference between the average rate of interest earned on assets and the average rate paid on liabilities is the "interest rate spread". Net interest income is produced when interest-earning assets equal or exceed interest-bearing liabilities and there is a positive interest rate spread. Net interest income and net interest rate spread are affected by changes in interest rates, the volume and mix of interest-earning assets and interest-bearing liabilities, and the level of non-performing assets. The Company's net earnings are also affected by the generation of non-interest income, which consists primarily of gains from the sale of loans, fees for servicing mortgage loans, and the generation of fees and service charges on deposit accounts. The Bank incurs expenses in addition to interest expense in the form of salaries and benefits, occupancy expenses, provisions for loan losses, deposit insurance, amortization of mortgage servicing assets, and income taxes. The earnings of financial institutions, such as the Bank, are also significantly affected by prevailing economic and competitive conditions, particularly changes in interest rates, government monetary and fiscal policies, and regulations of various regulatory authorities. Lending activities are influenced by the demand for and supply of business credit, single family and commercial properties, competition among lenders, the level of interest rates and the availability of funds. Deposit flows and costs of deposits are influenced by prevailing market rates of interest on competing investments, account maturities and the levels of personal income and savings.

MANAGEMENT DISCUSSION AND ANALYSIS

Between 2008 and 2011, the Company’s commercial business and commercial real estate loan portfolios required significant charge offs due primarily to decreases in the estimated value of the underlying collateral supporting the loans, as many of these loans were made to borrowers in or associated with the real estate industry. The decrease in the estimated collateral value was primarily the result of reduced demand for real estate, particularly as it relates to single-family and commercial land developments. More stringent lending standards implemented by the mortgage industry in those years made it more difficult for some borrowers with marginal credit to qualify for a mortgage. This decrease in available credit and the overall weakness in the economy reduced the demand for single family homes and the values of existing properties and developments where the Company’s commercial loan portfolio had concentrations. Consequently, our level of non-performing assets and the related provision for loan losses and charge-offs increased significantly during these years, relative to prior periods. The increased levels of non-performing assets, related provisions for loan losses and loan charge-offs, expenses associated with real estate owned, and the valuation allowance established against deferred tax assets arising from the adverse operating results, were the primary reasons for the net losses incurred by the Company in each of the years 2008 through 2011. In 2012 and continuing into 2013, commercial real estate values stabilized and fewer charge offs were recorded than in the 2008-2011 period. In addition, non-performing assets and expenses associated with real estate owned declined in 2012 and 2013, which had a positive effect on earnings.

The Company took a number of measures during the past five years to address its elevated level of non-performing assets, improve operating results, and establish adequate levels of liquidity and capital resources. Those measures included, among others, obtaining $26 million in additional capital through the sale of preferred stock to the United States Treasury, substantially all of which was contributed to the capital of the Bank. The Bank’s asset size was also reduced by decreasing the outstanding wholesale funding amounts and selling or closing branches. These changes contributed to net assets being reduced $497 million from December 31, 2008 to December 31, 2013, which improved its capital ratios. The Company also hired additional experienced commercial credit review staff, implemented new loan credit approval processes, updated credit policies and procedures, and implemented additional commercial loan review procedures in order to improve the credit quality of commercial loans being added to the Bank’s portfolio and reduce commercial loan concentrations and non-performing assets. Additional resources were also allocated to establishing and maintaining remediation plans on all classified loans in order to improve the monitoring and ultimate collection of these loans. The Company also began deferring the dividend payments on the outstanding preferred stock, beginning with the February 15, 2011 dividend payment in order to improve its liquidity position. Because of these efforts, and the relative stabilization of commercial real estate values, the level of non-performing assets and related loan losses have continued to decline compared to the four years prior to 2012. The Company’s financial results in 2012 and 2013 also improved which resulted in the reversal of the entire valuation reserve against its deferred tax asset in 2013.

Because of the losses incurred and elevated levels of non-performing assets, the Company and the Bank, effective February 22, 2011, each entered into a supervisory agreement (the “Company Supervisory Agreement” and the “Bank Supervisory Agreement”, respectively, and, collectively, the “Supervisory Agreements”) with the Office of Thrift Supervision (the “OTS”), their primary federal regulator at the time. The Supervisory Agreements superseded the memorandum of understanding between each of the Company and the Bank that were entered into with the OTS in December 2009. As required by the Company Supervisory Agreement, the Company submitted an initial consolidated capital plan in May of 2011 and updated two year capital plans in January of 2012, 2013, and 2014 that the Federal Reserve Board may make comments upon, and to which it may require revisions. The Company must operate within the parameters of the capital plan and is required to monitor and submit periodic reports on its compliance with the plan. In addition, without the consent of the Federal Reserve Board, the Company may not incur or issue any debt, guarantee the debt of any entity, declare or pay any cash dividends or repurchase any of the Company’s capital stock, enter into any new contractual arrangement or renew or extend any existing arrangement related to compensation or benefits with any director or officer, or make any golden parachute payments.

MANAGEMENT DISCUSSION AND ANALYSIS

In August 2011, the OCC established an individual minimum capital requirement (IMCR) for the Bank. An IMCR requires a bank to establish and maintain levels of capital greater than those generally required for a bank to be classified as “well-capitalized.” Effective December 31, 2011, the Bank was required to establish, and subsequently maintain, core capital at least equal to 8.50% of adjusted total assets. The Bank’s core capital to adjusted total assets ratio improved to 12.22% at December 31, 2013.

On February 11, 2014 the Bank was notified by the OCC that the Bank Supervisory Agreement and IMCR to which the Bank was a party or was subject were terminated. As a result, from February 11, 2014, the capital ratio and periodic reporting requirements, asset growth restrictions, and significant contract restrictions are no longer applicable to the Bank. The dividend and compensation restrictions expressly set forth in the Bank Supervisory Agreement also terminated, although the Bank remains subject to generally applicable limitations on dividends and certain compensation arrangements under federal banking laws and regulations. For further discussion and a complete description of the Supervisory Agreements, IMCR, and termination by the OCC of the Bank Supervisory Agreement and IMCR, see “Note 16 Regulatory Matters/Supervisory Agreements and IMCR” in the Notes to the Consolidated Financial Statements and “Item 1 – Business – Regulation and Supervision” and “Item 3 – Legal Proceedings” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

Critical Accounting Estimates

Critical accounting policies are those policies that the Company's management believes are the most important to understanding the Company’s financial condition and operating results. These critical accounting policies often involve estimates and assumptions that could have a material impact on the Company’s financial statements. The Company has identified the following critical accounting policies that management believes involve the most difficult, subjective, and/or complex judgments that are inherently uncertain. Therefore, actual financial results could differ significantly depending upon the estimates, assumptions and other factors used.

Allowance for Loan Losses and Related Provision

The allowance for loan losses is based on periodic analysis of the loan portfolio. In this analysis, management considers factors including, but not limited to, specific occurrences of loan impairment, actual and anticipated changes in the size of the portfolios, national and regional economic conditions such as unemployment data, loan portfolio composition, loan delinquencies, local economic conditions, historical experience and observations made by the Company's ongoing internal audit and regulatory exam processes. Loans are charged off to the extent they are deemed to be uncollectible. The Company has established separate processes to determine the appropriateness of the loan loss allowance for its homogeneous single-family and consumer loan portfolios and its non-homogeneous loan portfolios. The determination of the allowance on the homogeneous single-family and consumer loan portfolios is calculated on a pooled basis with individual determination of the allowance for all non-performing loans. The determination of the allowance for the non-homogeneous commercial, commercial real estate and multi-family loan portfolios involves assigning standardized risk ratings and loss factors that are periodically reviewed. The loss factors are estimated based on the Company's own loss experience and are assigned to all loans without identified credit weaknesses. For each non-performing loan, the Company also performs an individual analysis of impairment that is based on the expected cash flows or the value of the assets collateralizing the loans and establishes any necessary reserves or charges off all loans or portion thereof that are deemed uncollectable.

The appropriateness of the allowance for loan losses is dependent upon management’s estimates of variables affecting valuation, appraisals of collateral, evaluations of performance and status, and the amounts and timing of future cash flows expected to be received on impaired loans. Such estimates, appraisals, evaluations and cash flows may be subject to frequent adjustments due to changing economic prospects of borrowers or properties. The estimates are reviewed periodically and adjustments, if any, are recorded in the provision for loan losses in the periods in which the adjustments become known. Because of the size of some loans, changes in estimates can have a significant impact on the loan loss provision. The allowance is allocated to individual loan categories based upon the relative risk characteristics of the loan portfolios and the actual loss experience. The Company increases its allowance for loan losses by charging the provision for loan losses against income and decreases its allowance by crediting the provision for loan losses. A review of the allowance in 2012 and 2013 resulted in a reduction in the required allowance and a corresponding credit to the loan loss provision. The methodology for establishing the allowance for loan losses takes into consideration probable losses that have been identified in connection with specific loans as well as losses in the loan portfolio that have not been specifically identified. Although management believes that based on current conditions the allowance for loan losses is maintained at an appropriate amount to provide for probable loan losses inherent in the portfolio as of the balance sheet dates, future conditions may differ substantially from those anticipated in determining the allowance for loan losses and adjustments may be required in the future.

MANAGEMENT DISCUSSION AND ANALYSIS

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

The Company maintains significant net deferred tax assets for deductible temporary differences, the largest of which relates to the allowance for loan and real estate losses and net operating loss carryforwards. For income tax purposes, only net charge-offs are deductible, not the entire provision for loan losses. Under generally accepted accounting principles, a valuation allowance is required to be recognized if it is “more likely than not” that the deferred tax asset will not be realized. The determination of the realizability of the deferred tax assets is highly subjective and dependent upon management’s judgment and evaluation of both positive and negative evidence, including the forecasts of future income, tax planning strategies, and assessments of the current and future economic and business conditions. The Company considers both positive and negative evidence regarding the ultimate realizability of deferred tax assets. Positive evidence includes the Company’s cumulative net income in the prior three year period, the ability to implement tax planning strategies to accelerate taxable income recognition, and the probability that taxable income will be generated in future periods. Negative evidence includes the general business and economic environment. In the second quarter of 2010, the Company recorded a valuation allowance against the entire deferred tax asset balance and the Company continued to maintain a valuation reserve against the entire deferred tax asset balance until December 31, 2013 when the entire valuation reserve was eliminated. The determination to eliminate the valuation reserve was based primarily upon the existence of a three-year cumulative net income and expectations of future taxable income. It is possible that future conditions may differ substantially from those anticipated in eliminating the valuation allowance on deferred tax assets and adjustments may be required in the future.

Determining the ultimate settlement of any tax position requires significant estimates and judgments in arriving at the amount of tax benefits to be recognized in the financial statements. It is possible that the tax benefits realized upon the ultimate resolution of a tax position may result in tax benefits that are significantly different from those estimated.

Results of Operations

Comparison of 2013 with 2012

Net income was $26.7 million for 2013, an improvement of $21.4 million, from $5.3 million for 2012. Net income available to common shareholders was $24.6 million for the year ended December 31, 2013, an improvement of $21.1 million, from net income available to common shareholders of $3.5 million for 2012. Diluted earnings per common share for the year ended December 31, 2013 was $5.71, an improvement of $4.85 from $0.86 diluted earnings per common share for the year ended December 31, 2012. The improvement in net income in 2013 is due primarily to a $14.5 million increase in income tax benefit as a result of eliminating the valuation reserve against the Company’s deferred tax asset, a $10.4 million decrease in the provision for loan losses, a $1.0 million increase in the gains recognized on the sale of real estate owned, and a $0.7 million decrease in other non-interest expenses primarily related to legal and professional services. These improvements to net income were partially offset by a $4.0 million decrease in net interest income due primarily to a decrease in interest earning assets between the periods and a $1.5 million decrease in the gain on sale of loans due to a decrease in mortgage loan originations and sales.

Net Interest Income

Net interest income was $19.7 million for 2013, a decrease of $4.0 million, or 16.8%, from $23.7 million for 2012. Interest income was $23.0 million for 2013, a decrease of $7.8 million, or 25.4%, from $30.8 million for 2012. Interest income decreased between the periods primarily because of an $84 million decrease in the average interest-earning assets and also because of a decrease in the average yields between the periods. Average interest-earning assets decreased between the periods primarily because of a $69 million decrease in the commercial loan portfolio, which occurred because loan payoffs exceeded loan production as a result of the Company’s focus on improving credit quality, managing net interest margin, and improving capital ratios. The average yield earned on interest-earning assets was 4.09% for the year ended December 31, 2013, a decrease of 69 basis points from the 4.78% average yield for 2012. The decrease in the average yield is due to the continued low interest rate environment that existed during 2013 and also because of the $15 million increase in the average assets that were held in lower earning cash and investments in 2013 when compared to 2012.

MANAGEMENT DISCUSSION AND ANALYSIS

Interest expense was $3.3 million for the year ended December 31, 2013, a decrease of $3.8 million, or 53.9%, from $7.1 million for 2012. Interest expense decreased primarily because of a $96 million decrease in the average interest-bearing liabilities between the periods. The decrease in the average interest-bearing liabilities is primarily the result of a decrease in the average outstanding retail and brokered certificates of deposits and Federal Home Loan Bank advances between the periods. The decrease in certificates of deposits and advances between the periods was the result of using the proceeds from loan principal payments to fund the maturing certificates of deposits and advances. The $126 million decrease in the average balances of certificates of deposits and advances was partially offset by the $30 million increase in the average balance of retail and commercial checking and money market accounts between the periods. Interest expense also decreased because of the lower interest rates paid on deposits as a result of the low interest rate environment that continued to exist during 2013. The average interest rate paid on interest-bearing liabilities was 0.64% for the year ended December 31, 2013, a decrease of 53 basis points from the 1.17% average interest rate paid for 2012.

The following table presents the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. Non-accruing loans have been included in the average outstanding loan balance in the table as loans carrying a zero yield.

	Year Ended December 31,
	2013			2012			2011
(Dollars in thousands)	Average Outstanding Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Average Yield/ Rate
Interest-earning assets:
Securities available for sale:
Mortgage-backed and related securities	$6,968	299	4.30%	$14,275	604	4.23%	$25,546	1,098	4.30%
Other marketable securities	85,947	614	0.71	73,329	737	1.01	113,927	1,451	1.27
Loans held for sale	1,964	72	3.67	3,257	103	3.16	2,200	87	3.95
Loans receivable, net(1) (2)	408,383	21,816	5.34	503,668	29,154	5.79	608,826	36,689	6.03
FHLB stock	2,191	53	2.42	4,098	117	2.85	5,384	180	3.34
Other, including cash equivalents	55,909	129	0.23	46,495	101	0.22	35,426	36	0.10
Total interest-earning assets	$561,362	22,983	4.09	$645,122	30,816	4.78	$791,309	39,541	5.00

Interest-bearing liabilities:
NOW accounts	$69,675	15	0.02%	$65,566	35	0.05%	$72,734	57	0.08%
Passbooks	44,113	34	0.08	40,139	67	0.17	37,048	57	0.15
Money market accounts	120,782	372	0.31	110,665	447	0.40	118,821	746	0.63
Certificate accounts	140,254	1,236	0.88	202,082	2,413	1.19	250,142	3,841	1.54
Brokered deposits	10,647	147	1.38	35,161	779	2.22	85,587	2,146	2.51
FHLB advances and Federal Reserve borrowings	30,427	1,485	4.88	70,000	3,398	4.85	92,604	4,288	4.63
Other interest-bearing liabilities	963	0	0.00	1,019	0	0.00	1,006	0	0.00
Total interest-bearing liabilities	$416,861			$524,632			$657,942
Noninterest checking	97,613			85,525			101,230
Total interest-bearing liabilities and noninterest-bearing deposits	$514,474	3,289	0.64%	$610,157	7,139	1.17%	$759,172	11,135	1.47%
Net interest income		19,694			23,677			28,406
Net interest rate spread			3.45%			3.61%			3.53%
Net earning assets	$46,888			$34,965			$32,137
Net interest margin			3.51%			3.67%			3.59%
Average interest-earning assets to average interest-bearing liabilities and noninterest-bearing deposits		109.11%			105.73%			104.23%

(1)

Tax exempt income was not significant; therefore, the yield was not presented on a tax equivalent basis for any of the years presented. The tax-exempt income was $0.2 million for 2013, $0.3 million for 2012 and $0.4 million for 2011.

(2)	Calculated net of deferred loan fees, loan discounts, loans in process and loss reserve.

MANAGEMENT DISCUSSION AND ANALYSIS

Net interest margin decreased to 3.51% in 2013 from 3.67% in 2012 primarily because the yield on interest-earning assets decreased at a faster rate than the cost of interest-bearing liabilities. Net interest margin was also negatively impacted by a change in the asset mix as a higher percentage of interest-earning assets were in lower yielding cash and investments in 2013 when compared to 2012. Average net earning assets increased $11.9 million to $46.9 million in 2013 compared to $35.0 million for 2012 primarily because the income realized in 2013 was reinvested in interest-earning assets.

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

	Year Ended December 31,
	2013 vs. 2012			2012 vs. 2011
	Increase (Decrease) Due to			Increase (Decrease) Due to
(Dollars in thousands)	Volume(1)	Rate(1)	Total Increase (Decrease)	Volume(1)	Rate(1)	Total Increase (Decrease)
Interest-earning assets:
Securities available for sale:
Mortgage-backed and related securities	$(309)	4	(305)	(485)	(9)	(494)
Other marketable securities	127	(250)	(123)	(517)	(197)	(714)
Loans held for sale	(41)	10	(31)	42	(26)	16
Loans receivable, net	(5,556)	(1,782)	(7,338)	(6,427)	(1,108)	(7,535)
Cash equivalents	21	7	28	11	54	65
FHLB stock	(55)	(9)	(64)	(43)	(20)	(63)
Total interest-earning assets	$(5,813)	(2,020)	(7,833)	(7,419)	(1,306)	(8,725)
Interest-bearing liabilities:
NOW accounts	$2	(22)	(20)	(7)	(15)	(22)
Passbooks	7	(40)	(33)	5	5	10
Money market accounts	26	(101)	(75)	(44)	(254)	(298)
Certificates	(727)	(450)	(1,177)	(753)	(676)	(1,429)
Brokered deposits	(543)	(89)	(632)	(1,264)	(103)	(1,367)
FHLB advances	(1,923)	10	(1,913)	(1,047)	157	(890)
Total interest-bearing liabilities	(3,158)	(692)	(3,850)	(3,110)	(886)	(3,996)
Decrease in net interest income	$(2,655)	(1,328)	(3,983)	(4,309)	(420)	(4,729)

(1)	For purposes of this table, changes attributable to both rate and volume which cannot be segregated, have been allocated proportionately to the change due to volume and the change due to rate.

MANAGEMENT DISCUSSION AND ANALYSIS

The following table sets forth the weighted average yields on the Company's interest-earning assets, the weighted average interest rates on interest-bearing liabilities and the interest rate spread between the weighted average yields and rates as of the date indicated. Non-accruing loans have been included in the average outstanding loan balances in the table as loans carrying a zero yield.

At December 31, 2013
Weighted average yield on:		Weighted average rate on:
Securities available for sale:
Mortgage-backed and related securities	4.27%	NOW accounts	0.03%
Other marketable securities	0.78	Passbooks	0.07
Loans held for sale	4.26	Money market accounts	0.28
Loans receivable, net	5.09	Certificates	0.78
Federal Home Loan Bank stock	0.50	Federal Home Loan Bank advances	0.00
Other interest-earnings assets	0.24	Combined weighted average rate on interest-bearing liabilities	0.26
Combined weighted average yield on interest-earning assets	3.42	Interest rate spread	3.16

Provision for Loan Losses

The provision for loan losses was ($7.9 million) for the year ended December 31, 2013, a decrease of $10.4 million, from $2.5 million for the year ended December 31, 2012. The provision decreased between the periods primarily because of improving values of the underlying collateral supporting commercial real estate loans in 2013 when compared to 2012. The provision also decreased because of a reduction in the outstanding loan portfolio balances, a decrease in the reserve percentages on certain risk classifications as a result of an internal analysis of recent loan charge-off history, an improvement in the classifications of certain risk rated loans, and the recoveries received during 2013 on previously charged off loans. Total non-performing assets were $24.4 million at December 31, 2013, a decrease of $16.2 million, or 39.9%, from $40.6 million at December 31, 2012. The non-performing loan and foreclosed and repossessed asset activity for 2013 was as follows:

Non-performing loans:	December 31,
(Dollars in thousands)	2013	2012
Balance at beginning of year	$29,975	33,993
Classified as non-performing	6,295	23,785
Charge offs	(5,002)	(9,317)
Principal payments received	(11,043)	(13,823)
Classified as accruing	(1,853)	(2,421)
Transferred to real estate owned	(876)	(2,242)
Balance at end of year	$17,496	29,975

Foreclosed and repossessed assets:	December 31,
(Dollars in thousands)	2013	2012
Balance at beginning of year	$10,595	16,616
Transferred from non-performing loans	876	2,242
Other foreclosures/repossessions	687	117
Real estate sold	(5,827)	(7,558)
Net gain (loss) on sale of assets	1,587	(752)
Write downs	(1,020)	(70)
Balance at end of year	$6,898	10,595

Loans classified as non-performing during 2013 decreased $12.5 million, from $30.0 million at December 31, 2012 to $17.5 million at December 31, 2013. The decrease in loans classified as non-performing during 2013 reflects continued stabilization of the value of the real estate collateral securing the loan portfolio which resulted in fewer loans being classified as non-performing. Principal payments received on non-performing loans during the year decreased $2.8 million, from $13.8 million in 2012 to $11.0 million in 2013 which is primarily the result of having fewer non-performing loans in 2013 when compared to 2012.

Foreclosed and repossessed assets decreased $3.7 million during 2013 primarily because of the $5.8 million in real estate sales during the year.

MANAGEMENT DISCUSSION AND ANALYSIS

The following table reflects the activity in the allowance for loan losses for 2013 and 2012.

(Dollars in thousands)	2013	2012
Balance at January 1,	$21,608	23,888
Provision	(7,881)	2,544
Charge offs:
Commercial	(651)	(2,464)
Commercial real estate	(3,711)	(5,719)
Consumer	(484)	(1,071)
Single family mortgage	(200)	(63)
Recoveries	2,720	4,493
Balance at December 31,	$11,401	21,608

General allowance	$7,623	16,795
Specific allowance	3,778	4,813
	$11,401	21,608

The allowance for loan losses and charge offs decreased in 2013 when compared to 2012 because of three factors. The first factor was there were fewer decreases in the value of the underlying collateral supporting commercial real estate loans that required additional allowances or charge offs in 2013 when compared to 2012. The second factor was that the loan portfolio decreased $80 million between the periods which reduced the amount of the required allowance. The third factor was that required reserve percentages for certain risk rated loan categories decreased as a result of the periodic internal analysis of recent loan charge-off history that was performed in 2013.

Non-Interest Income

Non-interest income was $7.3 million for the year ended December 31, 2013, a decrease of $1.7 million, or 18.7%, from $9.0 million for the year ended December 31, 2012.

The following table presents the components of non-interest income:

	Year ended December 31,			Percentage Increase (Decrease)
(Dollars in thousands)	2013	2012	2011	2013/2012	2012/2011
Fees and service charges	$3,513	3,325	3,739	5.7%	(11.1)%
Loan servicing fees	1,029	964	987	6.7	(2.3)
Gain on sales of loans	2,102	3,574	1,656	(41.2)	115.8
Gain on sale of branch office	0	552	0	(100.0)	N/A
Other non-interest income	668	575	487	16.2	18.1
Total non-interest income	$7,312	8,990	6,869	(18.7)	30.9

Gain on sales of loans decreased $1.5 million, or 41.2%, between 2013 and 2012 primarily because of a decrease in single family loan originations and sales. Gain on sale of branch office was $0 for 2013, compared to $0.6 million in 2012 as a result of the sale of the Toledo, Iowa branch in the first quarter of 2012. Fees and service charges increased $0.2 million primarily because of an increase in overdraft charges related to a combination of an increase in the number of overdrafts and an increase in the amount charged per overdraft between 2013 and 2012. Other non-interest income increased $0.1 million due to an increase in the sale of non-insured investment products. Mortgage servicing fees increased $0.1 million as a result of servicing more single family loans.

Non-Interest Expense

Non-interest expense was $22.6 million for the year ended December 31, 2013, a decrease of $2.1 million, or 8.3%, from $24.7 million for the same period in 2012. The following table presents the components of non-interest expense:

MANAGEMENT DISCUSSION AND ANALYSIS

	Year ended December 31,			Percentage Increase (Decrease)
(Dollars in thousands)	2013	2012	2011	2013/2012	2012/2011
Compensation and benefits	$12,680	12,452	13,553	1.8%	(8.1)%
(Gains) losses on real estate owned	(830)	181	2,681	(558.6)	(93.2)
Occupancy	3,338	3,358	3,741	(0.6)	(10.2)
Deposit insurance	868	1,255	1,255	(30.8)	0.0
Data processing	1,177	1,332	1,221	(11.6)	9.1
Other	5,390	6,092	7,101	(11.5)	(14.2)
Total non-interest expense	$22,623	24,670	29,552	(8.3)	(16.5)

Gains on real estate owned increased $1.0 million between 2013 and 2012 primarily because there were more gains realized on the sale of real estate and fewer write downs in the value of the real estate owned in 2013 when compared to 2012. Deposit insurance expense decreased $0.4 million because of a decrease in total assets and insurance rates between the periods. Data processing expense decreased $0.2 million due to a decrease in hardware and software depreciation expense. Other non-interest expenses decreased $0.7 million between 2013 and 2012 primarily because of a decrease in legal and other professional services. These decreases in noninterest expense were partially offset by a $0.2 million increase in compensation expense between 2013 and 2012 primarily because of an increase in employee incentives and pension benefit costs.

Income Taxes

The Company considers the calculation of current and deferred income taxes to be a critical accounting policy that is subject to significant estimates. Actual results could differ significantly from the estimates and interpretations used in determining the current and deferred income tax assets and liabilities. Income tax benefit was $14.4 million in 2013, an increase of $14.5 million from $0.1 million in income tax expense for 2012. In the second quarter of 2010, the Company recorded a deferred tax asset valuation reserve against its entire deferred tax asset balance and the Company continued to maintain a valuation reserve against the entire deferred tax asset balance at December 31, 2012. Since the valuation reserve was established against the entire deferred tax asset balance, no regular income tax expense was recorded for 2012. The income tax expense that was recorded in 2012 related to alternative minimum tax amounts that were due since only a portion of the outstanding net operating loss carry forwards can be used to offset current income under the current alternative minimum tax rules. Due to the Company’s improved financial performance, the valuation reserve against the deferred tax asset was eliminated in the fourth quarter of 2013 which resulted in a $14.4 million income tax benefit for the year ended December 31, 2013.

Net Income Available to Common Shareholders

Net income available to common shareholders was $24.6 million for the year ended December 31, 2013, an improvement of $21.1 million, from the net income available to common shareholders of $3.5 million for 2012. Net income available to common shareholders increased primarily because of the increase in net income between the periods.

On December 23, 2008, the Company sold 26,000 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A with a $1,000 liquidation preference (“Preferred Stock”) and a related warrant to the United States Department of Treasury (“Treasury”) for $26.0 million as part of the Treasury’s Capital Purchase Program. On February 8, 2013, Treasury sold the Preferred Stock to unaffiliated third party investors in a private transaction for $18.8 million. The shares of Preferred Stock were entitled to a 5% annual cumulative dividend for each of the first five years of the investment, which increased to 9% on February 15, 2014. The increase in the dividend rate on the Preferred Stock will adversely affect net income available to common shareholders in 2014 and thereafter, unless and until the Preferred Stock is repurchased or redeemed. The cumulative preferred dividends payable was $325,000 each quarter for the first five years the Preferred Stock was outstanding and increased to $585,000 each quarter after that until the shares are redeemed or repurchased. The Company made all required dividend payments on the outstanding preferred stock in 2009 and 2010.

Beginning with the February 15, 2011 dividend payment, the Company has deferred the last thirteen quarterly dividend payments, on its Preferred Stock. Under the terms of the certificate of designations for the Preferred Stock, dividend payments may be deferred but the dividend is cumulative and compounds quarterly while unpaid. The deferred dividend payments have been accrued for payment in the future and are being reported for the deferral period as a preferred dividend requirement that is deducted from net income for financial statement purposes to arrive at the net income available to common shareholders. In addition, since the Company failed to pay dividends for six quarters, the holders of Preferred Stock have the right to appoint two representatives to the Company’s board of directors. The Company, however, has been advised that the current holders of substantially all of the Preferred Stock have entered into agreements with the FRB pursuant to which they have each agreed not to take actions, without the consent of the FRB, which might be construed as exercising or attempting to exercise a controlling influence over the management or policies of the Company or the Bank, including exercise of any right to elect any representatives to the Company’s board of directors.

MANAGEMENT DISCUSSION AND ANALYSIS

Under applicable federal banking laws and regulations and the terms of the Company’s Supervisory Agreement with the FRB, neither the Company nor the Bank may declare or pay any cash dividends, or purchase or redeem any capital stock, without prior notice to, and non-objection of these regulators.

Comparison of 2012 with 2011

Net income was $5.3 million for 2012, an improvement of $16.9 million, from the $11.6 million loss for 2011. Net income available to common shareholders was $3.5 million for the year ended December 31, 2012, an improvement of $16.9 million, from the net loss available to common shareholders of $13.4 million for 2011. Diluted earnings per common share for the year ended December 31, 2012 was $0.86, an improvement of $4.33 from the $3.47 diluted loss per common share for the year ended December 31, 2011. The improvement in net income in 2012 was due primarily to a $14.8 million decrease in the provision for loan losses between the periods, a $1.9 million increase in the gain on sale of loans, and a $4.9 million decrease in noninterest expenses due primarily to the decrease in expenses and losses recognized on real estate owned between the periods. These improvements to net income were partially offset by a $4.7 million decrease in net interest income due primarily to a decrease in interest earning assets between the periods.

Net interest income was $23.7 million for 2012, a decrease of $4.7 million, or 16.6%, from $28.4 million for 2011. Interest income was $30.8 million for 2012, a decrease of $8.7 million, or 22.1%, from $39.5 million for 2011. Interest income decreased between the periods primarily because of a $146 million decrease in the average interest-earning assets and also because of a decrease in the average yields earned between the periods. Average interest-earning assets decreased between the periods primarily because of a decrease in the commercial loan portfolio, which occurred because of low loan demand and the Company’s focus on improving credit quality, managing net interest margin, and improving capital ratios. The average yield earned on interest-earning assets was 4.78% for the year ended December 31, 2012, a decrease of 22 basis points from the 5.00% average yield for 2011. The decrease in the average yield was due to the low interest rate environment that existed during 2012.

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

MANAGEMENT DISCUSSION AND ANALYSIS

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

Non-interest expense was $24.7 million for the year ended December 31, 2012, a decrease of $4.9 million, or 16.5%, from $29.6 million for the same period in 2011. Losses on real estate owned decreased $2.5 million between the periods primarily because there were fewer losses realized on the sale of real estate and there were fewer write downs in the value of the real estate owned in 2012 when compared to 2011. Compensation and benefits expense decreased $1.1 million between the periods primarily as a result of having fewer employees and also because of a decrease in pension benefit costs. Other non-interest expenses decreased $1.0 million between the periods primarily because of a decrease in real estate taxes and legal fees related to other real estate owned. Occupancy expense decreased $0.4 million primarily because of a decrease in depreciation and other expenses as a result of having fewer branch facilities.

The Company considers the calculation of current and deferred income taxes to be a critical accounting policy that is subject to significant estimates. Actual results could differ significantly from the estimates and interpretations used in determining the current and deferred income tax assets and liabilities. Income tax expense was $0.1 million in 2012, an increase of $0.1 million from 2011 when no income tax expense was recorded. In the second quarter of 2010, the Company recorded a deferred tax asset valuation reserve against its entire deferred tax asset balance and the Company continued to maintain a valuation reserve against the entire deferred tax asset balance at December 31, 2012. Since the valuation reserve was established against the entire deferred tax asset balance, no regular income tax expense was recorded in 2012. The income tax expense that was recorded in 2012 related to alternative minimum tax amounts that were due since only a portion of the outstanding net operating loss carry forwards could be used to offset current income under the alternative minimum tax rules.

MANAGEMENT DISCUSSION AND ANALYSIS

Net income available to common shareholders was $3.5 million for the year ended December 31, 2012, an improvement of $16.9 million, from the net loss available to common shareholders of $13.4 million for 2011. Net income available to common shareholders increased primarily because of the change in net income (loss) between the periods.

Financial Condition

Loans Receivable, Net

The following table sets forth the information on the Company's loan portfolio in dollar amounts and percentages before deductions for deferred fees and discounts and allowances for losses as of the dates indicated:

	December 31,
	2013		2012		2011		2010		2009
(Dollars in thousands)	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
Real Estate Loans:
One-to-four family	$76,467	19.31%	$97,037	20.40%	$119,066	20.52%	$128,535	18.14%	$144,631	17.54%
Multi-family	8,113	2.05	11,756	2.47	35,517	6.12	48,266	6.81	59,266	7.18
Commercial	178,486	45.06	220,721	46.39	243,475	41.95	292,874	41.34	312,714	37.92
Construction or development	7,851	1.98	12,430	2.61	10,922	1.88	15,251	2.15	40,412	4.90
Total real estate loans	270,917	68.40	341,944	71.87	408,980	70.47	484,926	68.44	557,023	67.54
Other Loans:
Consumer Loans:
Automobile	971	0.25	623	0.13	404	0.07	604	0.08	902	0.11
Home equity line	36,178	9.13	36,521	7.68	41,429	7.14	44,933	6.34	50,369	6.11
Home equity	11,629	2.94	11,390	2.39	13,426	2.31	17,840	2.52	21,088	2.55
Mobile home	360	0.09	449	0.10	657	0.11	764	0.11	977	0.12
Land/lot loans	1,827	0.46	2,246	0.47	2,723	0.47	2,510	0.35	3,190	0.39
Other	2,458	0.62	2,746	0.58	3,522	0.61	3,952	0.56	5,689	0.69
Total consumer loans	53,423	13.49	53,975	11.35	62,161	10.71	70,603	9.96	82,215	9.97
Commercial business loans	71,709	18.11	79,854	16.78	109,259	18.82	153,039	21.60	185,525	22.49
Total other loans	125,132	31.60	133,829	28.13	171,420	29.53	223,642	31.56	267,740	32.46
Total loans	396,049	100.00%	475,773	100.00%	580,400	100.00%	708,568	100.00%	824,763	100.00%
Less:
Unamortized discounts	33		33		93		413		177
Net deferred loan fees	0		87		511		1,086		1,518
Allowance for losses	11,401		21,608		23,888		42,828		23,812
Total loans receivable, net	$384,615		$454,045		$555,908		$664,241		$799,256

In 2013, the Company continued to focus on improving credit quality, managing interest rate risk and improving capital ratios which resulted in a decrease in outstanding loan balances. As a result of the Company’s focus on improving credit quality, managing net interest margin, and improving capital ratios, it is anticipated that the size of our overall loan portfolio will continue to decline in 2014.

The Company’s commercial business and commercial real estate loan portfolios continue to be impacted by the diminished demand for real estate, particularly as it relates to single-family and commercial land developments. More stringent lending standards implemented by the mortgage industry in recent years have made it more difficult for some borrowers with marginal credit to qualify for a mortgage. This decrease in available credit and the overall weakness in the economy over the past several years has reduced the demand for single-family homes and the values of existing properties and developments and is reflected in the $24.4 million of Company assets that were classified as non-performing at December 31, 2013. We continue to work to resolve the non-performing status of these assets in the most cost effective manner. Because cash flow is dependent, in many cases, on the sale of the properties, it will take some time to reduce some of the non-performing assets due to the limited demand for the properties.

MANAGEMENT DISCUSSION AND ANALYSIS

One-to-four family real estate loans were $76.5 million at December 31, 2013, a decrease of $20.5 million, compared to $97.0 million at December 31, 2012. Mortgage loan refinance activity remained strong in the first half of 2013 due to the historically low mortgage rates experienced and almost all of the refinanced loans originated were sold into the secondary market and were not placed in the loan portfolio in order to manage the Company’s interest rate risk position. The amount of mortgage loans refinanced and their subsequent sale was the primary reason for the decrease in the one-to-four family loan portfolio during 2013.

Multi-family real estate loans were $8.1 million at December 31, 2013, a decrease of $3.7 million, compared to $11.8 million at December 31, 2012. The decrease in multi-family real estate loans in 2013 is primarily the result of several multi-family loans being repaid or reclassified to other loan categories and limited originations of these types of loans.

Commercial real estate loans were $178.5 million at December 31, 2013, a decrease of $42.2 million, compared to $220.7 million at December 31, 2012. Commercial business loans were $71.7 million at December 31, 2013, a decrease of $8.2 million, compared to $79.9 million at December 31, 2012. Decreased commercial loan demand and tighter underwriting and pricing guidelines resulted in an increase in loan payoffs and a decrease in the commercial business and commercial real estate loan balances in 2013.

Construction or development loans were $7.9 million at December 31, 2013, a decrease of $4.5 million, compared to $12.4 million at December 31, 2012. The decrease is primarily the result of a $3.8 million decrease in multi-family construction loans and $1.4 million decrease in non-residential construction loans that were partially offset by a $0.7 million increase in new single-family construction loans.

Home equity line loans were $36.2 million at December 31, 2013, a decrease of $0.3 million, compared to $36.5 million at December 31, 2012. The open-end home equity lines are written with an adjustable rate and a 10 year draw period which requires interest only payments followed by a 10 year repayment period which fully amortizes the outstanding balance. Closed-end home equity loans are written with fixed or adjustable rates with terms up to 15 years. Home equity loans were $11.6 million at December 31, 2013, an increase of $0.2 million, compared to $11.4 million at December 31, 2012. The decrease in the open-end equity lines and increase in the closed-end equity loans is related primarily to borrowers’ desire to lock in closed-end equity loans at fixed rates.

Allowance for Loan Losses

The determination of the allowance for loan losses and the related provision is a critical accounting policy of the Company that is subject to significant estimates, as previously discussed. The current level of the allowance for loan losses is a result of management’s assessment of the risks within the portfolio based on the information obtained through the credit evaluation process. The Company utilizes a risk-rating system on non-homogenous commercial real estate and commercial business loans that includes regular credit reviews to identify and quantify the risk in the commercial portfolio. Management conducts quarterly reviews of the entire loan portfolio and evaluates the need to adjust the allowance balance on the basis of these reviews.

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

The allowance for loan losses was $11.4 million, or 2.88% of gross loans at December 31, 2013, compared to $21.6 million, or 4.54% of gross loans at December 31, 2012. The allowance for loan losses decreased primarily because of the $79.7 million decrease in the loan portfolio between the periods. The allowance for loan losses also decreased because of lower reserve percentages used for certain risk rated commercial loans as a result of an internal analysis of the most recent charge-off history that was performed during the year, as well as a decrease in allocated reserves for impaired loans.

MANAGEMENT DISCUSSION AND ANALYSIS

The following table reflects the activity in the allowance for loan losses and selected statistics:

	December 31,
(Dollars in thousands)	2013	2012	2011	2010	2009
Balance at beginning of year	$21,608	23,888	42,828	23,812	21,257
Provision for losses	(7,881)	2,544	17,278	33,381	26,699
Charge-offs:
One-to-four family	(200)	(63)	(508)	(254)	(82)
Consumer	(484)	(1,071)	(270)	(907)	(1,980)
Commercial business	(651)	(2,464)	(15,512)	(7,006)	(9,421)
Commercial real estate	(3,711)	(5,719)	(23,012)	(7,095)	(13,548)
Recoveries	2,720	4,493	3,084	897	887
Net charge-offs	(2,326)	(4,824)	(36,218)	(14,365)	(24,144)
Balance at end of year	$11,401	21,608	23,888	42,828	23,812
Year end allowance for loan losses as a percent of year end gross loan balance	2.88%	4.54%	4.12%	6.04%	2.89%
Ratio of net loan charge-offs to average loans outstanding	0.53	0.91	5.62	1.87	2.76

The following table reflects the allocation of the allowance for loan losses:

	December 31,
	2013		2012		2011		2010		2009
	Allocated Allowance as a % of Loan Category	Percent of Loans in Each Category to Total Loans	Allocated Allowance as a % of Loan Category	Percent of Loans in Each Category to Total Loans	Allocated Allowance as a % of Loan Category	Percent of Loans in Each Category to Total Loans	Allocated Allowance as a % of Loan Category	Percent of Loans in Each Category to Total Loans	Allocated Allowance as a % of Loan Category	Percent of Loans in Each Category to Total Loans

One-to-four family	2.13%	19.31%	2.91%	20.40%	3.12%	20.52%	1.67%	18.14%	0.69%	17.54%
Commercial real estate	3.32	49.09	5.55	51.47	4.70	49.95	6.90	50.30	3.47	50.00
Consumer	2.07	13.49	2.12	11.35	1.86	10.71	1.31	9.96	1.55	9.97
Commercial business	3.08	18.11	5.08	16.78	4.93	18.82	9.91	21.60	3.88	22.49
Total	2.88	100.00%	4.54	100.00%	4.12	100.00%	6.04	100.00%	2.89	100.00%

The allocated reserve percentages for commercial real estate and commercial business loan categories decreased in 2013 due primarily to the decrease in the reserve percentages used as a result of an internal analysis performed during the year of the Company’s portfolio and loan loss history. The allocation of the allowance for loan losses decreased in 2013 for one-to-four family loans due primarily to the decreases in the reserve percentages on certain risk rated loans in 2013 when compared to 2012. The allocation of the allowance for loan losses decreased in 2013 for consumer loans due to an improvement in the collateral position of classified consumer loans.

Allowance for Real Estate Losses

Real estate properties acquired or expected to be acquired through loan foreclosures are initially recorded at fair value less estimated selling costs. Management periodically performs valuations and an allowance for losses is established if the carrying value of a property exceeds its fair value less estimated selling costs. The balance in the allowance for real estate losses was $2.4 million at December 31, 2013 and $4.2 million at December 31, 2012.

Non-performing Assets

Loans are reviewed at least quarterly and any loan whose collectability is doubtful is placed on non-accrual status. Loans are placed on non-accrual status when either principal or interest is 90 days or more past due, unless, in the judgment of management, the loan is well collateralized and in the process of collection. Interest accrued and unpaid at the time a loan is placed on non-accrual status is charged against interest income. Subsequent payments are either applied to the outstanding principal balance or recorded as interest income, depending on the assessment of the ultimate collectability of the loan. Restructured loans include the Bank's troubled debt restructurings that involved forgiving a portion of interest or principal or making a loan at a rate materially less than the market rate to borrowers whose financial condition had deteriorated. Foreclosed and repossessed assets include assets acquired in settlement of loans. Total non-performing assets were $24.4 million at December 31, 2013, a decrease of $16.2 million from $40.6 million at December 31, 2012. Non-performing loans decreased $12.5 million and foreclosed and repossessed assets decreased $3.7 million during 2013. The decrease in non-performing loans is primarily due to principal payments received and charge-offs recorded in 2013 on non-performing loans as well as having fewer existing loans classified as non-performing during 2013 when compared to 2012. The following table sets forth the amounts and categories of non-performing assets in the Company’s portfolio:

MANAGEMENT DISCUSSION AND ANALYSIS

	December 31,
(Dollars in thousands)	2013	2012	2011	2010	2009
Non-performing loans:
One-to-four family	$1,602	2,492	4,435	4,844	2,132
Commercial real estate	14,549	25,543	22,658	36,737	37,122
Consumer	737	300	699	224	4,086
Commercial business	608	1,640	6,201	26,269	17,787
Total	17,496	29,975	33,993	68,074	61,127

Foreclosed and repossessed assets:
One-to-four family	0	1,595	352	972	1,011
Commercial real estate	6,898	9,000	16,264	15,409	15,246
Consumer	0	0	0	14	5
Total	6,898	10,595	16,616	16,395	16,262
Total non-performing assets	$24,394	$40,570	$50,609	$84,469	$77,389
Total as a percentage of total assets	3.76%	6.21%	6.40%	9.59%	7.47%
Total non-performing loans	$17,496	$29,975	$33,993	$68,074	$61,127
Total as a percentage of total loans receivable, net	4.55%	6.60%	6.10%	10.25%	7.65%
Allowance for loan losses to non-performing loans	65.17%	72.09%	70.27%	62.91%	38.95%

Gross interest income which would have been recorded had the non-accruing loans been current in accordance with their original terms amounted to $1.8 million for 2013, $2.4 million for 2012, and $3.2 million for 2011. The amounts that were included in interest income on a cash basis for these loans were $0.1 million, $0.5 million, and $0.7 million, respectively.

The following table summarizes the number and property types of commercial real estate loans that were non-performing (the largest category of non-performing loans) at December 31, 2013, 2012 and 2011.

(Dollars in thousands) Property Type	# of Relationships	Principal Amount of Loans at December 31, 2013	# of Relationships	Principal Amount of Loans at December 31, 2012	# of Relationships	Principal Amount of Loans at December 31, 2011
Developments/land	9	$14,549	9	$24,339	10	$17,465
Retail	0	0	2	386	2	1,315
Other buildings	0	0	4	818	5	3,878
	9	$14,549	15	$25,543	17	$22,658

MANAGEMENT DISCUSSION AND ANALYSIS

The Company had allocated reserves established against the above commercial real estate loans of $2.2 million, $2.4 million, and $2.9 million, respectively, at December 31, 2013, 2012, and 2011.

At December 31, 2013, 2012, and 2011, there were loans included in loans receivable, net, with terms that had been modified in a troubled debt restructuring totaling $19.2 million, $33.1 million, and $29.2 million, respectively. For the loans that had been modified in 2013, $0.3 million were unclassified and performing and $0.8 million were non-performing at December 31, 2013. The decrease in troubled debt restructurings in 2013 relates primarily to two commercial development loans for which $3.6 million in charge-offs were recorded during the year due to a decrease in the estimated value of the collateral supporting the loans. Troubled debt restructurings also decreased during the year by $4.0 million due to the paydown or payoff of four other unrelated commercial development loans, as well as $1.0 million due to the repossession and sale of collateral related to a consumer equity loan. For the loans that were restructured in 2012, $5.7 million were unclassified and performing and $13.7 million were non-performing at December 31. The restructurings included reducing loan rates and restructuring repayment schedules to improve the borrower’s cash flow. Additional collateral was also obtained for some loans. Of the loans that were modified in 2013, $0.6 million related to loans secured by first or second mortgages on 1-4 family property, and the remaining modifications related to other consumer, commercial real estate or commercial business loans. Of the loans that were modified in 2012, $14.0 million related to commercial real estate loans and the remaining modifications related to single family, consumer and commercial loans. Of the loans that were modified in 2011, $11.6 million related to commercial real estate loans and the remaining modifications related to single family, consumer and commercial loans. Some of these loans were not classified as non-performing as it is anticipated that the borrowers will be able to make all of the required principal and interest payments under the modified terms of the loan.

In addition to the troubled debt restructurings and the non-performing loans set forth in the table above of all non-performing assets, as of December 31, 2013, there were five other potential problem loan relationships. Potential problem loans are loans that are not in non-performing status, however, there are circumstances present to create doubt as to the ability of the borrower to comply with present repayment terms. The decision of management to include performing loans in potential problem loans does not necessarily mean that the Company expects losses to occur but that management recognized a higher degree of risk associated with these loans. The level of potential problem loans is another predominant factor in determining the relative level of the allowance for loan losses. The five loan relationships that have been reported as potential problem loans at December 31, 2013 are a $0.7 million loan secured by an auto salvage business, and four other loans to unrelated borrowers totaling $0.9 million that are secured by restaurant business assets. The two loan relationships reported as potential problem loans at December 31, 2012 were a $1.4 million loan for a retail commercial development and a $0.2 million loan for a manufacturing business. The two loan relationships reported as potential problem loans at December 31, 2011 were a $3.8 million loan to a financial institution and a group of loans totaling $5.0 million to a residential developer.

Liquidity and Capital Resources

The Company manages its liquidity position so that the funding needs of borrowers and depositors are met timely and in the most cost effective manner. Asset liquidity is the ability to convert assets to cash through the maturity or sale of the asset. Liability liquidity is the ability of the Bank to attract retail, internet, or brokered deposits or to borrow funds from third parties such as the FHLB or the Federal Reserve Bank (FRB).

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

The Company's most liquid assets are cash and cash equivalents, which consist of short-term highly liquid investments with original maturities of less than three months that are readily convertible to known amounts of cash and interest-bearing deposits. The level of these assets is dependent on the operating, financing and investing activities during any given period.

MANAGEMENT DISCUSSION AND ANALYSIS

Cash and cash equivalents at December 31, 2013 were $120.7 million, an increase of $37.0 million, compared to $83.7 million at December 31, 2012. Net cash provided by operating activities during 2013 was $18.9 million. The Company conducted the following major investing activities during 2013: principal payments and maturity proceeds received on securities available for sale and FHLB stock were $29.4 million, purchases of securities available for sale and FHLB stock were $49.3 million, proceeds from the sale of premises and other real estate were $5.8 million, and loans receivable decreased $63.9 million. The Company disbursed $0.4 million for the purchase of equipment and updating its premises. Net cash provided by investing activities during 2013 was $49.4 million. The Company conducted the following major financing activities during 2013: customer escrows decreased $0.2 million, proceeds from borrowings were $12.0 million, repayment of borrowings was $82.0 million, and deposits increased $39.0 million. Net cash used by financing activities was $31.3 million.

The Company has certificates of deposit with outstanding balances of $87.1 million that mature during 2014, of which $7.6 million were obtained from brokers. Based upon past experience, management anticipates that the majority of the deposits will renew for another term, with the exception of the brokered deposits that are not anticipated to renew due to management’s desire to reduce the amount of outstanding brokered deposits. The Company believes that deposits that do not renew will be repaid with the proceeds from loan principal payments or replaced with a combination of other customers’ deposits and FHLB advances. Proceeds from the sale of securities could also be used to fund unanticipated outflows of deposits.

The Company has deposits of $109.8 million in checking and money market accounts of customers that have relationship balances greater than $5 million. These funds may be withdrawn at any time and management anticipates that the majority of these deposits will be withdrawn from the Bank over the next twelve months due to the anticipated cash needs of the customers. If these deposits are withdrawn, it is anticipated that they would be funded with available cash or replaced with deposits from other customers or FHLB advances.

Under the Company Supervisory Agreement, the Company may not incur or issue any debt without prior notice to, and the consent of, the FRB. Because FHLB advances are debt of the Bank, they are not affected by the Company’s restriction on incurring debt.

The Company’s primary source of cash in recent years has been a portion of the proceeds from the Company’s December 2008 issuance of preferred stock. Historically, dividends from the Bank have been the Company’s primary source of cash. The Bank is restricted under applicable federal banking law from paying dividends to the Company without prior notice to and non-objection of the applicable regulator. In the third quarter of 2013, the Bank paid a dividend to the Company of $1.0 million to fund the ongoing operating expenses of the Company. At December 31, 2013, the Company had $1.1 million in cash and other assets that could readily be turned into cash. The Company’s primary use of cash is the payment of holding company level expenses, including the payment of director and management fees as well as legal expenses and other regulatory costs.

Subject to regulatory restrictions, an additional use of cash by the Company was, prior to 2011, the payment of dividends on the Company’s outstanding Preferred Stock. The amount of the dividend on the Preferred Stock accumulated at the rate of $325,000 per quarter through February 14, 2014 and will accumulate at the rate of $585,000 per quarter thereafter, until the shares of Preferred Stock are redeemed or repurchased. The Company has deferred the last thirteen quarterly dividend payments, beginning with the February 15, 2011 dividend payment. The deferred dividend payments have been accrued for payment in the future and are being reported for the deferral period as a preferred dividend requirement that is deducted from income for financial statement purposes to arrive at the net income available to common shareholders. Under the terms of the certificate of designations for the Preferred Stock, dividend payments may be deferred, but the dividend is cumulative and compounds quarterly while unpaid. In addition, since the Company failed to pay dividends for six quarters, the holders of Preferred Stock have the right to appoint two representatives to the Company’s board of directors. The Company, however, has been advised that the current holders of substantially all of the Preferred Stock have entered into agreements with the FRB pursuant to which they have each agreed not to take actions, without the consent of the FRB, which might be construed as exercising or attempting to exercise a controlling influence over the management or policies of the Company or the Bank, including exercise of any right to elect any representatives to the Company’s board of directors.

At February 15, 2014, accrued and unpaid dividends (including applicable compounding) aggregated $4.6 million. In view of the Company’s improved capital position, the Company and the Bank are evaluating possible payment in whole or in part of these accrued and unpaid dividends on the Preferred Stock, funded by a dividend in like amount from the Bank. There is no assurance that the Bank and the Company would satisfy applicable regulatory requirements necessary to effect any such dividends. Further, any determination as to whether, when and in what amount to declare and pay any such dividends would be subject to the discretion of the boards of directors of the Bank and the Company and would depend on numerous factors, including the results of operations, financial condition and cash flow requirements of the Company and the Bank. The Company also routinely evaluates other strategic alternatives regarding the outstanding Preferred Stock, including its possible repurchase or redemption, in whole or in part, from internal or external sources of funds or other consideration. As with dividends, any such action would be subject to the discretion of the board of directors of the Company and would depend on numerous factors, including applicable regulatory requirements, results of operations, financial condition and cash flow requirements of the Company and the Bank.

MANAGEMENT DISCUSSION AND ANALYSIS

Contractual Obligations and Commercial Commitments

The Company has certain obligations and commitments to make future payments under existing contracts. At December 31, 2013, the aggregate contractual obligations (excluding bank deposits) and commercial commitments were as follows:

	Payments Due by Period
(Dollars in thousands)	Total	Less than 1 Year	1-3 Years	4-5 Years	After 5 Years
Contractual Obligations:
Annual rental commitments under non-cancellable operating leases	$2,194	798	1,300	96	0
	$2,194	798	1,300	96	0

	Amount of Commitments -Expiring by Period
Other Commercial Commitments:
Commercial lines of credit	$34,765	25,834	2,577	1,753	4,601
Commitments to lend	6,829	4,540	720	441	1,128
Standby letters of credit	1,017	1,017	0	0	0
	$42,611	31,391	3,297	2,194	5,729

Regulatory Capital Requirements

As a result of the Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA), banking and thrift regulators are required to take prompt regulatory action against institutions which are undercapitalized. FDICIA requires banking and thrift regulators to categorize institutions as "well capitalized", "adequately capitalized", "undercapitalized", "significantly undercapitalized", or "critically undercapitalized". A savings institution will be deemed to be well capitalized if it: (i) has a total risk-based capital ratio of 10% or greater, (ii) has a Tier 1 (core) risk-based capital ratio of 6% or greater, (iii) has a leverage ratio of 5% or greater, and (iv) is not subject to any order or written directive by the OCC to meet and maintain a specific capital level for any capital measure. Management believes that, as of December 31, 2013, the Bank’s capital ratios were in excess of those quantitative capital ratio standards set forth under the prompt corrective action regulations. However, there can be no assurance that the Bank will continue to maintain such status in the future. The OCC has extensive discretion in its supervisory and enforcement activities, and can adjust the requirement to be “well-capitalized” in the future. Refer to Note 16 of the Notes to Consolidated Financial Statements for a table which reflects the Bank’s capital compared to these capital requirements.

As required by the Company Supervisory Agreement, the Company submitted an updated two-year capital plan in January 2014 that the FRB may make comments upon, and to which it may require revisions. The Company must operate within the parameters of the capital plan and is required to monitor and submit periodic reports on its compliance with the plan. In addition, the OCC had established an individual minimum capital requirement (IMCR) for the Bank. An IMCR requires a bank to establish and maintain levels of capital greater than those generally required for a bank to be classified as “well-capitalized.” Effective December 31, 2011, the Bank was required to establish, and subsequently maintain, core capital at least equal to 8.50% of adjusted total assets. The Bank’s core capital to adjusted total assets ratio was 12.22% at December 31, 2013. The OCC terminated the IMCR effective February 11, 2014.

The Company also serves as a source of capital, liquidity and financial support to the Bank. Depending upon the operating performance of the Bank and the Company’s other liquidity and capital needs, including potentially Company-level expenses, accumulating and unpaid dividends on the Company’s Preferred Stock, the stated rate of which increased from 5% to 9% per annum, compounding quarterly, beginning on February 15, 2014, and repurchase or redemption of the Preferred Stock, the Company may find it prudent subject to prevailing capital market conditions and other factors to raise additional capital through issuance of its common stock or other equity securities. In addition, regulators have placed increasing emphasis on the amount of common equity as a component of core bank capital, and revised capital regulations (described below) incorporating specific levels of common equity capital both at the Bank and the Company. Additional capital would also potentially permit the Company to implement a strategy of growing Bank assets. Depending on the circumstances, if it were to raise capital, the Company may deploy it to the Bank for general banking purposes, or may retain some or all of it for use by the Company.

MANAGEMENT DISCUSSION AND ANALYSIS

If the Company raises capital through the issuance of additional shares of common stock or other equity securities, it would dilute the ownership interests of existing stockholders and, if issued at less than the Company’s book value would dilute the per share book value of the Company’s common stock, dilute the Company’s earnings per share, and could result in a change of control of the Company and the Bank. New investors may also have rights, preferences and privileges senior to the Company’s current stockholders, which may adversely impact the Company’s current stockholders. The Company’s ability to raise additional capital through the issuance of equity securities, if deemed prudent, will depend on, among other factors, conditions in the capital markets at that time, which are outside of its control, and on the Company’s financial performance and plans. Accordingly, the Company may not be able to raise additional capital, if deemed prudent, on favorable economic terms, or other terms acceptable to it. If the Company or the Bank cannot satisfactorily address their respective capital needs as they arise, the Company’s ability to maintain or expand its operations, maintain compliance with the regulatory capital requirements, to address the accumulation of unpaid Preferred Stock dividends on the Company’s outstanding Preferred Stock and the relatively high cost of such capital, to operate without additional regulatory or other restrictions, and its operating results, could be materially adversely affected.

The capital requirements of the Company and the Bank will be affected by regulatory capital changes issued in July 2013 by the FRB, the FDIC and the OCC. The changes establish an integrated regulatory capital framework for implementing the Basel Committee on Banking Supervision’s Basel III regulatory capital reforms and implement the changes required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.  The new capital requirements are effective for the Company beginning January 1, 2015, and among other things, apply a strengthened set of capital requirements to both the Bank and the Company and revise the rules for calculating risk-weighted assets for purposes of such requirements. The Company is still in the process of evaluating the full impact that these new capital standards will have on the Bank’s and Company’s capital positions when they are implemented on January 1, 2015. See “Item 1 – Business – Regulation and Supervision” in our Form 10-K for the fiscal year ended December 31, 2013 for additional information on the new regulatory capital rules.

Dividends

The declaration of dividends is subject to, among other things, the Company's financial condition and results of operations, the Bank's compliance with its regulatory capital requirements, tax considerations, industry standards, economic conditions, the outstanding Company Supervisory Agreement and other regulatory restrictions, general business practices and other factors. Under applicable federal banking laws and regulations, no dividends can be declared or paid by the Bank to the Company without notice to and non-objection from the applicable banking regulator. The payment of dividends by the Company is dependent upon the Company having adequate cash or other assets that can be converted to cash to pay dividends to its stockholders. The Company suspended the dividend payments to common stockholders in the fourth quarter of 2008 due to the net operating losses experienced and the challenging economic environment. In addition, the Company’s outstanding Preferred Stock bears a stated dividend rate, which accumulated at the rate of $325,000 per quarter through February 14, 2014 and accumulates at the rate of $585,000 per quarter thereafter. The Company has deferred the past thirteen regular quarterly cash dividends on the Preferred Stock issued as part of the TARP Capital Purchase Program. Under the terms of the certificate of designations for the Preferred Stock, dividend payments may be deferred, but the dividend is cumulative and compounds quarterly while unpaid. In addition, the holders of the Preferred Stock have the right to appoint two representatives to the Company’s board of directors because the Company failed to pay dividends for six quarters. The Company, however, has been advised that the current holders of substantially all of the Preferred Stock have entered into agreements with the FRB pursuant to which they have each agreed not to take actions, without the consent of the FRB, which might be construed as exercising or attempting to exercise a controlling influence over the management or policies of the Company or the Bank, including exercise of any right to elect any representatives to the Company’s board of directors. Further, while Preferred Stock dividends are in arrears ($4.6 million at February 15, 2014), no dividend may be paid on common stock of the Company. Under the terms of the Company’s Supervisory Agreement, the Company may not declare or pay any cash dividends, or purchase or redeem any capital stock, without prior notice to, and consent of, the Federal Reserve Board. In view of the Company’s improved capital position, the Company and the Bank are evaluating possible payment in whole or in part of these accrued and unpaid dividends on the Preferred Stock, funded by a dividend in like amount from the Bank. There is no assurance that the Bank and the Company would satisfy applicable regulatory requirements necessary to effect any such dividends. Further, any determination as to whether, when and in what amount to declare and pay any such dividends would be subject to the discretion of the boards of directors of the Bank and the Company and would depend on numerous factors, including the results of operations, financial condition and cash flow requirements of the Company and the Bank.

MANAGEMENT DISCUSSION AND ANALYSIS

Impact of Inflation and Changing Prices

The impact of inflation is reflected in the increased cost of operations. Unlike most industrial companies, nearly all of the assets and liabilities of the Company are monetary in nature. As a result, interest rates have a greater impact on the Company's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

New Accounting Pronouncements

In January 2013, the FASB issued ASU 2013-01, Balance Sheet (Topic 210). The objective of this ASU is to clarify that the scope of ASU 2011-11, Balance Sheet (Topic 210), applies to derivatives including bifurcated embedded derivatives, repurchase agreements and reverse repurchase agreements, and securities borrowing and securities lending transactions that are either offset in accordance with Section 210-20-45 or Section 815-10-45 or are subject to a master netting arrangement or similar agreement. This ASU is the final version of proposed ASU 2011-11, Balance Sheet (Topic 210) which has been deleted. An entity is required to apply the amendments for fiscal years beginning on or after January 1, 2013, and interim periods within those annual periods. The adoption of this ASU in the first quarter of 2013 did not have any impact on the Company’s consolidated financial statements as it has no outstanding rights of setoff.

In February 2013, the FASB issued ASU 2013-02, Other Comprehensive Income (Topic 220). The amendments in this ASU supersede and replace the presentation requirements of reclassifications out of accumulated other comprehensive income in ASU’s 2011-05 (issued in June 2011) and 2011-12 (issued in December 2011) for all public and private organizations. The amendments require an entity to provide additional information about reclassifications out of accumulated other comprehensive income. For public entities, the amendments are effective prospectively for reporting periods beginning after December 15, 2012. The adoption of this ASU in the first quarter of 2013 did not have a material impact on the Company’s consolidated financial statements.

In January 2014, the FASB issued ASU 2014-04, Receivables – Troubled Debt Restructurings by Creditors (Subtopic 310-40) Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans upon Foreclosure. The amendments in this ASU clarify when a repossession or foreclosure occurs, and a creditor is considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan. Under the amendment, physical possession occurs, upon either (1) the creditor obtaining legal title to the residential real estate property upon completion of a foreclosure or (2) the borrower conveying all interest in the residential real estate property to the creditor to satisfy that loan through completion of a deed in lieu of foreclosure or through a similar legal agreement. The ASU is intended to reduce diversity in practice and is effective for public business entities for annual periods, and interim periods within those annual periods, beginning after December 15, 2014. The adoption of this ASU in the first quarter of 2015 is not anticipated to have a material impact on the Company’s consolidated financial statements.

Market Risk

Market risk is the risk of loss from adverse changes in market prices and rates. The Company's market risk arises primarily from interest rate risk inherent in its investing, lending and deposit taking activities. Management actively monitors and manages its interest rate risk exposure.

The Company's profitability is affected by fluctuations in interest rates. A sudden and substantial change in interest rates may adversely impact the Company's earnings to the extent that the interest rates borne by assets and liabilities do not change at the same speed, to the same extent, or on the same basis. The Company monitors the projected changes in net interest income that occur if interest rates were to suddenly change up or down. The Rate Shock Table located in the Asset/Liability Management section of this Management’s Discussion and Analysis discloses the Company's projected changes in net interest income based upon immediate interest rate changes called rate shocks.

MANAGEMENT DISCUSSION AND ANALYSIS

The Company utilizes a model that uses the discounted cash flows from its interest-earning assets and its interest-bearing liabilities to calculate the current market value of those assets and liabilities. The model also calculates the changes in market value of the interest-earning assets and interest-bearing liabilities under different interest rate changes.

The following table discloses the projected changes in market value to the Company’s interest-earning assets and interest-bearing liabilities based upon incremental 100 basis point changes in interest rates from interest rates in effect on December 31, 2013.

	Market Value
(Dollars in thousands) Basis point change in interest rates	-100	0	+100	+200
Total market-risk sensitive assets	$638,946	631,199	621,944	609,280
Total market-risk sensitive liabilities	527,383	500,926	484,445	468,107
Off-balance sheet financial instruments	(83)	0	47	101
Net market risk	$111,646	130,273	137,452	141,072
Percentage change from current market value	(14.30)%	0.00%	5.51%	8.29%

The preceding table was prepared utilizing the following assumptions (the Model Assumptions) regarding prepayment and decay ratios that were determined by management based upon their review of historical prepayment speeds and future prepayment projections. Fixed rate loans were assumed to prepay at annual rates of between 5% and 61%, depending on the note rate and the period to maturity. Adjustable rate mortgages (ARMs) were assumed to prepay at annual rates of between 18% and 138%, depending on the note rate and the period to maturity. Mortgage-backed securities were projected to have prepayments based upon the underlying collateral securing the instrument. Certificate accounts were assumed not to be withdrawn until maturity. Passbook and money market accounts were assumed to decay at annual rates of 6% and 9%, respectively. Non-interest checking and NOW accounts were both assumed to decay at an annual rate of 4%. Commercial non-interest checking and NOW accounts were assumed to decay at an annual rate of 9%. Commercial MMDA accounts were assumed to decay at annual rates of 14%.

Certain shortcomings are inherent in the method of analysis presented in the foregoing table. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types of assets and liabilities may lag behind changes in market interest rates. The model assumes that the difference between the current interest rate being earned or paid compared to a treasury instrument or other interest index with a similar term to maturity (the interest spread) will remain constant over the interest changes disclosed in the table. Changes in interest spread could impact projected market value changes. Certain assets, such as ARMs, have features that restrict changes in interest rates on a short-term basis and over the life of the assets. The market value of the interest-bearing assets that are approaching their lifetime interest rate caps or floors could be different from the values calculated in the table. Certain liabilities, such as certificates of deposit, have fixed rates that restrict interest rate changes until maturity. In the event of a change in interest rates, prepayment and early withdrawal levels may deviate significantly from those assumed in calculating the foregoing table. The ability of many borrowers to service their debt may also decrease in the event of a substantial sustained increase in interest rates.

Asset/Liability Management

The Company's management reviews the impact that changing interest rates will have on the net interest income projected for the twelve months following December 31, 2013 to determine if its current level of interest rate risk is acceptable. The following table projects the estimated impact on net interest income during the 12 month period ending December 31, 2014 of immediate interest rate changes called rate shocks:

Rate Shock Table
(Dollars in thousands)
Rate Shock in Basis Points	Net Interest Change	Percent Change
+200	$2,278	11.96%
+100	1,197	6.28
0	0	0.00
-100	(1,546)	(8.11)

The preceding table was prepared utilizing the Model Assumptions. Certain shortcomings are inherent in the method of analysis presented in the foregoing table. In the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in calculating the foregoing table. The ability of many borrowers to service their debt may decrease in the event of a substantial increase in interest rates and could impact net interest income. The increase in interest income in a rising rate environment is because there are more adjustable rate loans that would reprice to higher interest rates in the next twelve months than there are deposits that would reprice.

MANAGEMENT DISCUSSION AND ANALYSIS

In an attempt to manage its exposure to changes in interest rates, management closely monitors interest rate risk. The Company has an Asset/Liability Committee that meets frequently to discuss changes in the interest rate risk position and projected profitability. The Committee makes adjustments to the asset-liability position of the Bank that are reviewed by the Board of Directors of the Bank. This Committee also reviews the Bank's portfolio, formulates investment strategies and oversees the timing and implementation of transactions to assure attainment of the Bank's objectives in the most effective manner. In addition, the Board reviews, on a quarterly basis, the Bank's asset/liability position, including simulations of the effect on the Bank's capital of various interest rate scenarios.

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

To the extent consistent with its interest rate spread objectives, the Bank attempts to manage its interest rate risk and has taken a number of steps to restructure its balance sheet in order to better match the maturities of its assets and liabilities. In the past, more fixed rate loans were placed into the single family loan portfolio. In 2013, the Bank has primarily focused its fixed rate one-to-four family residential lending program on loans that are saleable to third parties and generally placed only those fixed rate loans that met certain risk characteristics into its loan portfolio. A significant portion of the Bank’s commercial loan production continued to be in adjustable rate loans with minimum interest rate floors; however, more of these loans were structured to reprice every one, two, or three years.

Off-Balance Sheet Arrangements

The Company has no off-balance sheet arrangements other than commitments to originate and sell loans in the ordinary course of business which are more fully discussed in Note 17 of the Notes to Consolidated Financial Statements.

CONSOLIDATED BALANCE SHEETS

December 31 (Dollars in thousands)	2013	2012

ASSETS
Cash and cash equivalents	$120,686	83,660
Securities available for sale:
Mortgage-backed and related securities (amortized cost $4,899 and $9,825)	5,213	10,421
Other marketable securities (amortized cost $103,788 and $75,759)	102,743	75,470
	107,956	85,891

Loans held for sale	1,502	2,584
Loans receivable, net	384,615	454,045
Accrued interest receivable	1,953	2,018
Real estate, net	6,898	10,595
Federal Home Loan Bank stock, at cost	784	4,063
Mortgage servicing rights, net	1,708	1,732
Premises and equipment, net	6,711	7,173
Prepaid expenses and other assets	698	1,566
Deferred tax asset, net	15,111	0
Total assets	$648,622	653,327

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits	$553,930	514,951
Federal Home Loan Bank advances	0	70,000
Accrued interest payable	146	247
Customer escrows	614	830
Accrued expenses and other liabilities	8,257	6,465
Total liabilities	562,947	592,493

Commitments and contingencies
Stockholders’ equity:
Serial preferred stock: ($.01 par value) Authorized 500,000 shares; issued shares 26,000	26,000	25,336
Common stock ($.01 par value): Authorized 16,000,000; issued shares 9,128,662	91	91
Additional paid-in capital	51,175	51,795
Retained earnings, subject to certain restrictions	72,211	47,004
Accumulated other comprehensive loss	(674)	(49)
Unearned employee stock ownership plan shares	(2,804)	(2,997)
Treasury stock, at cost 4,704,313 and 4,705,073 shares	(60,324)	(60,346)
Total stockholders’ equity	85,675	60,834
Total liabilities and stockholders’ equity	$648,622	653,327

See accompanying notes to consolidated financial statements.

Consolidated Statements of COMPREHENSIVE INCOME (LOSS)

Years ended December 31 (Dollars in thousands)	2013	2012	2011
Interest income:
Loans receivable	$21,887	29,257	36,776
Securities available for sale:
Mortgage-backed and related	300	604	1,098
Other marketable	614	737	1,451
Cash equivalents	129	101	36
Other	53	117	180
Total interest income	22,983	30,816	39,541

Interest expense:
Deposits	1,804	3,741	6,847
Federal Home Loan Bank advances	1,485	3,398	4,288
Total interest expense	3,289	7,139	11,135
Net interest income	19,694	23,677	28,406
Provision for loan losses	(7,881)	2,544	17,278
Net interest income after provision for loan losses	27,575	21,133	11,128

Non-interest income:
Fees and service charges	3,513	3,325	3,739
Loan servicing fees	1,029	964	987
Gain on sales of loans	2,102	3,574	1,656
Gain on sale of branch office	0	552	0
Other	668	575	487
Total non-interest income	7,312	8,990	6,869

Non-interest expense:
Compensation and benefits	12,680	12,452	13,553
(Gains) losses on real estate owned	(830)	181	2,681
Occupancy	3,338	3,358	3,741
Deposit insurance	868	1,255	1,255
Data processing	1,177	1,332	1,221
Other	5,390	6,092	7,101
Total noninterest expense	22,623	24,670	29,552
Income (loss) before income tax (benefit) expense	12,264	5,453	(11,555)
Income tax (benefit) expense	(14,406)	132	0
Net income (loss)	26,670	5,321	(11,555)
Preferred stock dividends and discount	(2,068)	(1,861)	(1,821)
Net income (loss) available to common stockholders	$24,602	3,460	(13,376)
Other comprehensive loss, net of tax	(625)	(520)	(70)
Comprehensive income (loss) attributable to common shareholders	$23,977	2,940	(13,446)
Basic earnings (loss) per common share	$6.15	0.88	(3.47)
Diluted earnings (loss) per common share	$5.71	0.86	(3.47)

See accompanying notes to consolidated financial statements.

Consolidated Statements of Stockholders’ Equity

(Dollars in thousands)	Preferred Stock	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Unearned Employee Stock Ownership Plan	Treasury Stock	Total Stock- holders’ Equity
Balance, December 31, 2010	$24,264	91	56,420	55,838	541	(3,384)	(64,223)	69,547
Net loss				(11,555)				(11,555)
Other comprehensive loss					(70)			(70)
Preferred stock discount amortization	516		(516)					0
Stock compensation expense			29					29
Unearned compensation restricted stock awards			(2,700)				2,700	0
Restricted stock awards forfeited			12				(12)	0
Amortization of restricted stock awards			298					298
Preferred stock dividends accrued				(1,300)				(1,300)
Earned employee stock ownership plan shares			(81)			193		112
Balance, December 31, 2011	$24,780	91	53,462	42,983	471	(3,191)	(61,535)	57,061
Net income				5,321				5,321
Other comprehensive loss					(520)			(520)
Preferred stock discount amortization	556		(556)					0
Stock compensation expense			7					7
Unearned compensation restricted stock awards			(1,199)				1,199	0
Restricted stock awards forfeited			10				(10)	0
Amortization of restricted stock awards			233					233
Preferred stock dividends accrued				(1,300)				(1,300)
Earned employee stock ownership plan shares			(162)			194		32
Balance, December 31, 2012	$25,336	91	51,795	47,004	(49)	(2,997)	(60,346)	60,834
Net income				26,670				26,670
Other comprehensive loss					(625)			(625)
Preferred stock discount amortization	664		(664)					0
Stock compensation expense			4					4
Unearned compensation restricted stock awards			(349)				349	0
Restricted stock awards forfeited			208				(327)	(119)
Amortization of restricted stock awards			202					202
Preferred stock dividends accrued				(1,463)				(1,463)
Earned employee stock ownership plan shares			(21)			193		172
Balance, December 31, 2013	$26,000	91	51,175	72,211	(674)	(2,804)	(60,324)	85,675

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended December 31 (Dollars in thousands)	2013	2012	2011
Cash flows from operating activities:
Net income (loss)	$26,670	5,321	(11,555)
Adjustments to reconcile net income to cash provided by operating activities:
Provision for loan losses	(7,881)	2,544	17,278
Depreciation	880	1,091	1,267
Amortization of discounts, net	80	98	297
Amortization of deferred loan fees	(249)	(528)	(465)
Amortization of mortgage servicing rights	592	732	561
Capitalized mortgage servicing rights	(568)	(979)	(461)
Deferred income tax benefit	(14,464)	0	0
(Gains) losses on sales of real estate and premises	(830)	181	2,681
Gain on sales of loans	(2,102)	(3,574)	(1,656)
Proceeds from sales of loans held for sale	84,718	131,494	64,890
Disbursements on loans held for sale	(69,347)	(118,661)	(58,588)
Amortization of restricted stock awards	202	233	297
Amortization of unearned ESOP shares	193	194	193
Cancellation of vested restricted stock awards	(119)	0	0
Earned ESOP shares priced below original cost	(21)	(162)	(81)
Stock option compensation expense	4	7	29
Gain on sale of branch office	0	(552)	0
Decrease in accrued interest receivable	65	431	862
Decrease in accrued interest payable	(101)	(533)	(312)
Decrease in other assets	842	696	1,342
Increase (decrease) in other liabilities	364	(1,776)	380
Other, net	64	580	381
Net cash provided by operating activities	18,992	16,837	17,340
Cash flows from investing activities:
Principal collected on securities available for sale	4,933	9,770	12,466
Proceeds collected on maturity of securities available for sale	21,000	108,000	156,900
Purchases of securities available for sale	(49,090)	(78,072)	(144,051)
Purchase of Federal Home Loan Bank stock	(178)	0	(17)
Redemption of Federal Home Loan Bank stock	3,457	159	2,538
Proceeds from sales of real estate and premises	5,786	7,503	5,440
Net decrease in loans receivable	63,814	89,591	76,114
Payment on sale of branch office	0	(36,981)	0
Purchases of premises and equipment	(425)	(295)	(201)
Net cash provided by investing activities	49,297	99,675	109,189
Cash flows from financing activities:
Increase (decrease) in deposits	38,953	(100,591)	(27,285)
Proceeds from borrowings	12,000	1	10,002
Repayment of borrowings	(82,000)	(1)	(62,502)
Increase (decrease) in customer escrows	(216)	(101)	115
Net cash used by financing activities	(31,263)	(100,692)	(79,670)
Increase in cash and cash equivalents	37,026	15,820	46,859
Cash and cash equivalents, beginning of year	83,660	67,840	20,981
Cash and cash equivalents, end of year	$120,686	83,660	67,840
Supplemental cash flow disclosures:
Cash paid for interest	$3,390	7,672	11,447
Cash paid for income taxes	205	60	0
Supplemental noncash flow disclosures:
Loans transferred to loans held for sale	12,183	8,196	5,509
Transfer of loans to real estate	1,563	2,225	8,732
Assets transferred to assets held for sale	0	0	1,583
Deposits transferred to deposits held for sale	0	0	36,048

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013, 2012 and 2011

NOTE 1 Description of the Business and Summary of Significant Accounting Policies

HMN Financial, Inc. (HMN or the Company) is a stock savings bank holding company that owns 100 percent of Home Federal Savings Bank (the Bank). The Bank has a community banking philosophy and operates retail banking and loan production facilities in Minnesota and Iowa. The Bank has two wholly owned subsidiaries, Osterud Insurance Agency, Inc. (OIA), which offers financial planning products and services and HFSB Property Holdings, LLC (HPH), which acts as an intermediary for the Bank in holding and operating certain foreclosed properties.

The consolidated financial statements included herein are for HMN, the Bank, OIA, and HPH. All significant intercompany accounts and transactions have been eliminated in consolidation.

The Company evaluated subsequent events through the filing date of our annual 10-K with the Securities and Exchange Commission on March 11, 2014.

Use of Estimates

In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ from those estimates.

An estimate that is particularly susceptible to change relates to the determination of the allowance for loan losses. Management believes that the allowance for loan losses is appropriate to cover probable losses inherent in the portfolio at the date of the balance sheet. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions and other factors. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the allowance for loan losses. Such agencies may require changes to the allowance based on their judgment about information available to them at the time of their examination.

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

Management monitors the investment security portfolio for impairment on an individual security basis and has a process in place to identify securities that could potentially have a credit impairment that is other than temporary. This process involves analyzing the length of time and extent to which the fair value has been less than the amortized cost basis, the market liquidity for the security, the financial condition and near-term prospects of the issuer, expected cash flows, and the Company's intent and ability to hold the investment for a period of time sufficient to recover the temporary loss, including determining whether it is more-likely-than-not that the Company will be required to sell the security prior to recovery. To the extent it is determined that a security is deemed to be other-than-temporarily impaired, an impairment loss is recognized.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

Loans Receivable, net

Loans receivable, net, are carried at amortized cost. Loan origination fees received, net of certain loan origination costs, are deferred as an adjustment to the carrying value of the related loans, and are amortized into income using the interest method over the estimated life of the loans.

Premiums and discounts on purchased loans are amortized into interest income using the interest method over the period to contractual maturity, adjusted for estimated prepayments.

The allowance for loan losses is maintained at an amount considered to be appropriate by management to provide for probable losses inherent in the loan portfolio as of the balance sheet dates. The allowance for loan losses is based on a quarterly analysis of the loan portfolio. In this analysis, management considers factors including, but not limited to, specific occurrences which include loan impairment, changes in the size of the portfolios, general economic conditions, demand for single-family homes, demand for commercial real estate and building lots, loan portfolio composition and historical loss experience. In connection with the determination of the allowance for loan losses, management obtains independent appraisals for significant properties or other collateral securing delinquent loans. The allowance for loan losses is established for known problem loans, as well as for loans which are not currently known to require an allowance.

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

All impaired loans are valued at the present value of expected future cash flows discounted at the loan's initial effective interest rate. The fair value of the collateral of an impaired collateral-dependent loan or an observable market price, if one exists, may be used as an alternative to discounting. If the value of the impaired loan is less than the recorded investment in the loan, the impaired amount is charged off. A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. Impaired loans include all loans which are on non-accrual, delinquent as to principal and interest for 90 days or greater, or restructured in a troubled debt restructuring involving a modification of terms. All non-accruing loans are reviewed for impairment on an individual basis.

Included in loans receivable, net, are certain loans that have been modified in order to maximize collection of the loan balances. The Company evaluates all loan modifications and if the Company, for legal or economic reasons related to the borrower's financial difficulties, grants a concession compared to the original terms and conditions of the loan that the Company would not otherwise consider, the modified loan is considered a troubled debt restructuring (TDR) and classified as an impaired loan. If the TDR loan was performing (accruing) prior to the modification, it typically will remain accruing after the modification as long as it continues to perform according to the modified terms. If the TDR loan was non-performing (non-accruing) prior to the modification, it will remain non-accruing after the modification for a minimum of six months. If the loan performs according to the modified terms for a minimum of six months, it typically will be returned to accruing status. In general, there are two conditions in which a TDR loan is no longer considered to be a TDR and potentially not classified as impaired. The first condition is whether the loan is refinanced with terms that reflect normal terms for the type of credit involved. The second condition is whether the loan is repaid or charged off.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

Real Estate, net

Real estate acquired through loan foreclosure or deed in lieu of foreclosure, is initially recorded at the fair value less estimated selling costs. Valuations are reviewed quarterly by management and an allowance for losses is established if the carrying value of a property exceeds its fair value less estimated selling costs.

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

Employee Stock Ownership Plan (ESOP)

The Company has an ESOP that borrowed funds from the Company and purchased shares of HMN common stock. The Company makes quarterly principal and interest payments on the ESOP loan. As the debt is repaid, ESOP shares that were pledged as collateral for the debt are released from collateral and allocated to eligible employees based on the proportion of debt service paid in the year. The Company accounts for its ESOP in accordance with ASC 718, Employers' Accounting for Employee Stock Ownership Plans. Accordingly, the shares pledged as collateral are reported as unearned ESOP shares in stockholders' equity. As shares are determined to be ratably released from collateral, the Company reports compensation expense equal to the current market price of the shares, and the shares become outstanding for earnings per share computations.

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

Preferred Stock Dividends and Discount

The proceeds received from the preferred stock and warrant issued to the U.S. Treasury were allocated between the preferred stock and the warrant based on their relative fair values at the time of issuance in accordance with the requirements of ASC 470, Accounting for Convertible Debt Issued with Stock Purchase Warrants. Because of the increasing rate dividend feature of the preferred shares, the discount on the warrant was amortized using the constant effective yield method over the five year period preceding the scheduled rate increase on the preferred stock in accordance with the requirements of ASC 505.

Earnings (loss) per Common Share

Basic earnings (loss) per common share excludes dilution and is computed by dividing the income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted earnings (loss) per common share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that shared in the earnings of the entity. Options and restricted stock awards are excluded from the earnings per share calculation when a net loss is incurred as their inclusion in the calculation would be anti-dilutive and result in a lower loss per common share.

Comprehensive Income (Loss)

Comprehensive income (loss) is defined as the change in equity during a period from transactions and other events from nonowner sources. Comprehensive income (loss) is the total of net income (loss) and other comprehensive income (loss), which for the Company is comprised of unrealized gains and losses on securities available for sale.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

New Accounting Pronouncements

In January 2013, the FASB issued ASU 2013-01, Balance Sheet (Topic 210). The objective of this ASU is to clarify that the scope of ASU 2011-11, Balance Sheet (Topic 210), applies to derivatives including bifurcated embedded derivatives, repurchase agreements and reverse repurchase agreements, and securities borrowing and securities lending transactions that are either offset in accordance with Section 210-20-45 or Section 815-10-45 or are subject to a master netting arrangement or similar agreement. This ASU is the final version of proposed ASU 2011-11, Balance Sheet (Topic 210) which has been deleted. An entity is required to apply the amendments for fiscal years beginning on or after January 1, 2013, and interim periods within those annual periods. The adoption of this ASU in the first quarter of 2013 did not have any impact on the Company’s consolidated financial statements as it has no outstanding rights of setoff.

In February 2013, the FASB issued ASU 2013-02, Other Comprehensive Income (Topic 220). The amendments in this ASU supersede and replace the presentation requirements of reclassifications out of accumulated other comprehensive income in ASU’s 2011-05 (issued in June 2011) and 2011-12 (issued in December 2011) for all public and private organizations. The amendments require an entity to provide additional information about reclassifications out of accumulated other comprehensive income. For public entities, the amendments are effective prospectively for reporting periods beginning after December 15, 2012. The adoption of this ASU in the first quarter of 2013 did not have a material impact on the Company’s consolidated financial statements.

In January 2014, the FASB issued ASU 2014-04, Receivables – Troubled Debt Restructurings by Creditors (Subtopic 310-40) Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans upon Foreclosure. The amendments in this ASU clarify when a repossession or foreclosure occurs, and a creditor is considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan. Under the amendment, physical possession occurs, upon either (1) the creditor obtaining legal title to the residential real estate property upon completion of a foreclosure or (2) the borrower conveying all interest in the residential real estate property to the creditor to satisfy that loan through completion of a deed in lieu of foreclosure or through a similar legal agreement. The ASU is intended to reduce diversity in practice and is effective for public business entities for annual periods, and interim periods within those annual periods, beginning after December 15, 2014. The adoption of this ASU in the first quarter of 2015 is not anticipated to have a material impact on the Company’s consolidated financial statements.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 Other Comprehensive Loss

The components of other comprehensive loss and the related tax effects were as follows:

	For the years ended December 31,
	2013			2012			2011
(Dollars in thousands) Securities available for sale:	Before Tax	Tax Effect	Net of Tax	Before Tax	Tax Effect	Net of Tax	Before Tax	Tax Effect	Net of Tax
Gross unrealized losses arising during the period	$(1,272)	(647)	(625)	(520)	0	(520)	(70)	0	(70)
Less reclassification of net gains included in net income	0	0	0	0	0	0	0	0	0
Net unrealized losses arising during the period	(1,272)	(647)	(625)	(520)	0	(520)	(70)	0	(70)
Other comprehensive loss	$(1,272)	(647)	(625)	(520)	0	(520)	(70)	0	(70)

NOTE 3 Securities Available for Sale

A summary of securities available for sale at December 31, 2013 and 2012 is as follows:

(Dollars in thousands)	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
December 31, 2013
Mortgage-backed securities:
FHLMC	$2,749	183	0	2,932
FNMA	2,150	131	0	2,281
	4,899	314	0	5,213
Other marketable securities:
U.S. Government agency obligations	103,030	1	(637)	102,394
Corporate preferred stock	700	0	(420)	280
Corporate equity	58	11	0	69
	103,788	12	(1,057)	102,743
	$108,687	326	(1,057)	107,956
December 31, 2012
Mortgage-backed securities:
FHLMC	$5,669	294	0	5,963
FNMA	4,076	301	0	4,377
Collateralized mortgage obligations:
FNMA	80	1	0	81
	9,825	596	0	10,421
Other marketable securities:
U.S. Government agency obligations	75,059	170	(4)	75,225
Corporate preferred stock	700	0	(455)	245
	75,759	170	(459)	75,470
	$85,584	766	(459)	85,891

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company did not sell any available for sale securities and did not recognize any gains or losses on investments in 2013, 2012, or 2011.

The following table presents amortized cost and estimated fair value of securities available for sale at December 31, 2013 based upon contractual maturity adjusted for scheduled repayments of principal and projected prepayments of principal based upon current economic conditions and interest rates. Actual maturities may differ from the maturities in the following table because obligors may have the right to call or prepay obligations with or without call or prepayment penalties:

(Dollars in thousands)	Amortized Cost	Fair Value
Due one year or less	$77,995	77,645
Due after one year through five years	29,903	29,929
Due after five years through ten years	31	33
Due after ten years	758	349
Total	$108,687	107,956

The allocation of mortgage-backed securities in the table above is based upon the anticipated future cash flow of the securities using estimated mortgage prepayment speeds.

The following table shows the gross unrealized losses and fair values for the securities available for sale portfolio aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2013 and 2012:

(Dollars in thousands)	Less Than Twelve Months			Twelve Months or More			Total
December 31, 2013	# of Investments	Fair Value	Unrealized Losses	# of Investments	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Other marketable securities:
U.S. Government agency obligations	20	$93,390	(637)	0	$0	0	$93,390	(637)
Corporate preferred stock	0	0	0	1	280	(420)	280	(420)
Total temporarily impaired securities	20	$93,390	(637)	1	$280	(420)	$93,670	(1,057)

December 31, 2012
Other marketable securities:
U.S. Government agency obligations	1	$4,996	(4)	0	$0	0	$4,996	(4)
Corporate preferred stock	0	0	0	1	245	(455)	245	(455)
Total temporarily impaired securities	1	$4,996	(4)	1	$245	(455)	$5,241	(459)

We review our investment portfolio on a quarterly basis for indications of impairment. This review includes analyzing the length of time and the extent to which the fair value has been lower than the cost, the market liquidity for the investment, the financial condition and near-term prospects of the issuer, including any specific events which may influence the operations of the issuer, and our intent and ability to hold the investment for a period of time sufficient to recover the temporary loss.  The unrealized losses on U. S. Government agency obligations are the result of changes in interest rates. The unrealized losses reported for corporate preferred stock at December 31, 2013 relates to a single trust preferred security that was issued by the holding company of a small community bank. Typical of most trust preferred issuances, the issuer has the ability to defer interest payments for up to five years with interest payable on the deferred balance. In October 2009, the issuer elected to defer its scheduled interest payments as allowed by the terms of the security agreement. The issuer’s subsidiary bank has incurred operating losses over the past several years due to increased provisions for loan losses but still met the regulatory requirements to be considered “well capitalized” based on its most recent regulatory filing in 2013. Based on a review of the issuer, it was determined that the trust preferred security was not other-than-temporarily impaired at December 31, 2013. The Company does not intend to sell the preferred stock and has the intent and ability to hold it for a period of time sufficient to recover the temporary loss. Management believes that the Company will receive all principal and interest payments contractually due on the security and that the decrease in the market value is primarily due to a lack of liquidity in the market for trust preferred securities and the deferral of interest by the issuer. Management will continue to monitor the credit risk of the issuer and may be required to recognize other-than-temporary impairment charges on this security in future periods.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 Loans Receivable, Net

A summary of loans receivable at December 31 is as follows:

(Dollars in thousands)	2013	2012
Residential real estate loans:
1-4 family conventional	$75,958	96,512
1-4 family FHA	464	479
1-4 family VA	45	46
	76,467	97,037
Commercial real estate:
Lodging	33,603	31,020
Retail/office	42,490	66,159
Nursing home/health care	6,558	22,205
Land developments	28,643	36,691
Golf courses	6,574	7,193
Restaurant/bar/café	3,609	3,057
Alternative fuel plants	9,783	13,911
Warehouse	9,180	7,570
Construction:
1-4 family builder	7,299	6,659
Multi-family	0	3,811
Commercial real estate	552	1,960
Manufacturing	11,344	11,196
Churches/community service	7,199	3,731
Multi-family	8,113	11,756
Other	19,503	17,988
	194,450	244,907
Consumer:
Autos	971	623
Home equity line	36,178	36,521
Home equity	11,629	11,390
Consumer – secured	1,070	1,184
Land/lot loans	1,827	2,246
Savings	177	220
Mobile home	360	449
Consumer – unsecured	1,211	1,342
	53,423	53,975

Commercial business	71,709	79,854
Total loans	396,049	475,773
Less:
Unamortized discounts	33	33
Net deferred loan fees	0	87
Allowance for loan losses	11,401	21,608
Total loans receivable, net	$384,615	454,045
Commitments to originate or purchase loans	$39,507	5,392
Commitments to deliver loans to secondary market	$2,025	7,046
Weighted average contractual rate of loans in portfolio	4.71%	5.01%

Included in total commitments to originate or purchase loans are fixed rate loans aggregating $26.3 million and $5.4 million as of December 31, 2013 and 2012, respectively. The interest rates on these loan commitments ranged from 3.38% to 5.79% at December 31, 2013 and from 2.50% to 5.50% at December 31, 2012.

The aggregate amounts of loans to executive officers and directors of the Company was $3.1 million, $3.1 million and $4.0 million at December 31, 2013, 2012 and 2011. During 2013, repayments on loans to executive officers and directors were $106,000, new loans to executive officers and directors totaled $281,000, there were no sales of executive officer and director loans and loans closed or paid off were $146,000. During 2012, repayments on loans to executive officers and directors were $54,000, new loans to executive officers and directors totaled $198,000, sales of executive officer and director loans were $198,000, and net loans removed from the executive officer listing due to change in status of the officer or loan were $943,000. All loans were made in the ordinary course of business on normal credit terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated parties and did not involve more than the normal risk of collectability or present other unfavorable features.

At December 31, 2013, 2012, and 2011, the Company was servicing loans for others with aggregate unpaid principal balances of approximately $411.8 million, $428.2 million, and $417.4 million, respectively.

The Company originates residential, commercial real estate and other loans primarily in Minnesota and Iowa. At December 31, 2013 and 2012, the Company had in its portfolio single-family and multi-family residential loans located in the following states:

	2013		2012
(Dollars in thousands)	Amount	Percent of Total	Amount	Percent of Total

Iowa	$3,793	5.0%	$4,503	4.6%
Minnesota	69,219	90.5	88,364	91.1
Wisconsin	1,770	2.3	2,319	2.4
Other states	1,685	2.2	1,851	1.9
Total	$76,467	100.0%	$97,037	100.0%

Amounts under one million dollars in both years are included in “Other states”.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2013 and 2012, the Company had in its portfolio commercial real estate loans located in the following states:

	2013		2012
(Dollars in thousands)	Amount	Percent of Total	Amount	Percent of Total
Florida	$2,312	1.2%	$4,458	1.8%
Idaho	3,936	2.0	4,348	1.8
Indiana	5,023	2.6	6,461	2.7
Iowa	1,267	0.6	2,732	1.1
Kansas	0	0.0	1,014	0.4
Minnesota	163,040	83.9	209,935	85.7
North Carolina	5,576	2.9	7,161	2.9
North Dakota	1,282	0.7	0	0.0
Wisconsin	10,589	5.4	8,091	3.3
Other states	1,425	0.7	707	0.3
Total	$194,450	100.0%	$244,907	100.0%

Amounts under one million dollars in both years are included in “Other states”.

NOTE 5 Allowance for Loan Losses and Credit Quality Information

The allowance for loan losses is summarized as follows:

(Dollars in thousands)	1-4 Family	Commercial Real Estate	Consumer	Commercial Business	Total
Balance, December 31, 2010	$2,145	24,590	924	15,169	42,828

Provision for losses	2,081	11,785	482	2,930	17,278
Charge-offs	(508)	(23,012)	(270)	(15,512)	(39,302)
Recoveries	0	259	23	2,802	3,084
Balance, December 31, 2011	3,718	13,622	1,159	5,389	23,888

Provision for losses	(834)	3,864	686	(1,172)	2,544
Charge-offs	(63)	(5,719)	(1,071)	(2,464)	(9,317)
Recoveries	0	1,821	372	2,300	4,493
Balance, December 31, 2012	2,821	13,588	1,146	4,053	21,608

Provision for losses	(1,206)	(5,190)	347	(1,832)	(7,881)
Charge-offs	(200)	(3,711)	(484)	(651)	(5,046)
Recoveries	213	1,771	97	639	2,720
Balance, December 31, 2013	$1,628	6,458	1,106	2,209	11,401

Allocated to:
Specific reserves	$571	2,591	537	1,114	4,813
General reserves	2,250	10,997	609	2,939	16,795
Balance, December 31, 2012	$2,821	13,588	1,146	4,053	21,608

Allocated to:
Specific reserves	$404	2,403	382	589	3,778
General reserves	1,224	4,055	724	1,620	7,623
Balance, December 31, 2013	$1,628	6,458	1,106	2,209	11,401

Loans receivable at December 31, 2012:
Individually reviewed for impairment	$4,687	28,195	1,823	2,395	37,100
Collectively reviewed for impairment	92,350	216,712	52,152	77,459	438,673
Ending balance	$97,037	244,907	53,975	79,854	475,773

Loans receivable at December 31, 2013:
Individually reviewed for impairment	$1,888	17,190	917	1,281	21,276
Collectively reviewed for impairment	74,579	177,260	52,506	70,428	374,773
Ending balance	$76,467	194,450	53,423	71,709	396,049

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table summarizes the amount of classified and unclassified loans at December 31:

	December 31, 2013
	Classified					Unclassified
(Dollars in thousands)	Special Mention	Substandard	Doubtful	Loss	Total	Total	Total Loans
1-4 family	$738	6,987	322	0	8,047	68,420	76,467
Commercial real estate:
Residential developments	0	19,229	0	0	19,229	13,755	32,984
Other	5,337	13,092	0	0	18,429	143,037	161,466

Consumer	0	524	152	240	916	52,507	53,423
Commercial business:
Construction industry	0	401	0	0	401	5,933	6,334
Other	1,419	6,433	0	0	7,852	57,523	65,375
	$7,494	46,666	474	240	54,874	341,175	396,049

	December 31, 2012
	Classified					Unclassified
(Dollars in thousands)	Special Mention	Substandard	Doubtful	Loss	Total	Total	Total Loans
1-4 family	$1,004	13,915	33	0	14,952	82,085	97,037
Commercial real estate:
Residential developments	744	36,210	0	0	36,954	9,389	46,343
Other	17,170	30,365	0	0	47,535	151,029	198,564

Consumer	0	1,543	123	157	1,823	52,152	53,975
Commercial business:
Construction industry	0	320	0	0	320	2,346	2,666
Other	1,224	12,628	134	0	13,986	63,202	77,188
	$20,142	94,981	290	157	115,570	360,203	475,773

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The aging of past due loans at December 31 are summarized as follows:

(Dollars in thousands)	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	Total Past Due	Current Loans	Total Loans	Loans 90 Days or More Past Due and Still Accruing
2013
1-4 family	$1,542	128	322	1,992	74,475	76,467	0
Commercial real estate:
Residential developments	0	1,426	0	1,426	31,558	32,984	0
Other	0	0	0	0	161,466	161,466	0

Consumer	418	256	57	731	52,692	53,423	0
Commercial business:
Construction industry	0	1,934	0	1,934	4,400	6,334	0
Other	800	104	0	904	64,471	65,375	0
	$2,760	3,848	379	6,987	389,062	396,049	0
2012
1-4 family	$1,172	240	0	1,412	95,625	97,037	0
Commercial real estate:
Residential developments	0	0	0	0	46,343	46,343	0
Other	49	0	289	338	198,226	198,564	0

Consumer	591	80	0	671	53,304	53,975	0
Commercial business:
Construction industry	45	0	79	124	2,542	2,666	0
Other	1,441	106	7,467	9,014	68,174	77,188	7,423
	$3,298	426	7,835	11,559	464,214	475,773	7,423

At December 31, 2012, there was one commercial business line of credit loan with an outstanding balance of $7.4 million that was past due more than 90 days and still accruing interest. This loan was considered to be in the process of collection as funds to fully pay off the loan were held in escrow at December 31, 2012 and were received by the Company in January 2013.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Impaired loans include loans that are non-performing (non-accruing) and loans that have been modified in a troubled debt restructuring. The following table summarizes impaired loans and related allowances for the years ended December 31, 2013 and 2012:

	December 31, 2013
(Dollars in thousands)	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
Loans with no related allowance recorded:
1-4 family	$88	88	0	1,304	2
Commercial real estate:
Residential developments	8,257	13,636	0	9,122	81
Other	52	52	0	350	55
Consumer	487	491	0	350	12
Commercial business:
Construction industry	93	296	0	91	2
Other	0	0	0	7	0

Loans with an allowance recorded:
1-4 family	1,800	1,844	404	2,417	36
Commercial real estate:
Residential developments	7,994	12,725	2,260	12,414	54
Other	888	888	143	1,977	202
Consumer	429	429	382	1,057	14
Commercial business:
Construction industry	0	0	0	29	0
Other	1,188	1,984	589	1,647	36

Total:
1-4 family	1,888	1,932	404	3,721	38
Commercial real estate:
Residential developments	16,251	26,361	2,260	21,536	135
Other	940	940	143	2,327	257
Consumer	916	920	382	1,407	26
Commercial business:
Construction industry	93	296	0	120	2
Other	1,188	1,984	589	1,654	36
	$21,276	32,433	3,778	30,765	494

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	December 31, 2012
(Dollars in thousands)	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
Loans with no related allowance recorded:
1-4 family	$1,617	1,617	0	2,973	66
Commercial real estate:
Residential developments	10,714	15,530	0	10,744	386
Other	640	640	0	2,669	22
Consumer	393	400	0	390	26
Commercial business:
Construction industry	102	1,038	0	235	0
Other	34	534	0	1,252	0

Loans with an allowance recorded:
1-4 family	3,070	3,114	571	3,638	61
Commercial real estate:
Residential developments	14,061	16,545	1,669	14,514	242
Other	2,780	3,133	921	3,973	10
Consumer	1,430	1,430	537	1,301	85
Commercial business:
Construction industry	74	74	62	146	0
Other	2,185	2,936	1,053	3,515	48

Total:
1-4 family	4,687	4,731	571	6,611	127
Commercial real estate:
Residential developments	24,775	32,075	1,669	25,258	628
Other	3,420	3,773	921	6,642	32
Consumer	1,823	1,830	537	1,691	111
Commercial business:
Construction industry	176	1,112	62	381	0
Other	2,219	3,470	1,053	4,767	48
	$37,100	46,991	4,813	45,350	946

At December 31, 2013, 2012 and 2011, non-accruing loans totaled $17.5 million, $30.0 million and $34.0 million, respectively, for which the related allowance for loan losses was $3.4 million, $3.9 million and $5.2 million, respectively. Non-accruing loans for which no specific allowance has been recorded because management determined that the value of the collateral was sufficient to repay the loan totaled $7.8 million, $10.3 million and $14.8 million, respectively. Had the loans performed in accordance with their original terms, the Company would have recorded gross interest income on the loans of $1.8 million, $2.4 million and $3.2 million in 2013, 2012 and 2011, respectively. For the years ended December 31, 2013, 2012 and 2011, the Company recognized interest income on these loans of $0.1 million, $0.5 million and $0.7 million, respectively. All of the interest income that was recognized for non-accruing loans was recognized using the cash basis method of income recognition. Non-accrual loans also include some of the loans that have had terms modified in a troubled debt restructuring.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table summarizes non-accrual loans at December 31:

(Dollars in thousands)	2013	2012
1-4 family	$1,602	2,492
Commercial real estate:
Residential developments	14,146	23,652
Other	403	1,891
Consumer	737	300
Commercial business:
Construction industry	93	176
Other	515	1,464
	$17,496	29,975

Included in loans receivable, net, are certain loans that have been modified in order to maximize collection of loan balances. If the Company, for legal or economic reasons related to the borrower’s financial difficulties, grants a concession compared to the original terms and conditions of the loan, the modified loan is considered a troubled debt restructuring (TDR).

At December 31, 2013, 2012 and 2011, there were loans included in loans receivable, net, with terms that had been modified in a troubled debt restructuring totaling $19.2 million, $33.1 million and $29.2 million, respectively. Had these loans been performing in accordance with their original terms throughout 2013, 2012 and 2011, the Company would have recorded gross interest income of $1.8 million, $2.5 million and $2.5 million, respectively. During 2013, 2012 and 2011, the Company recorded interest income of $0.5 million, $0.9 million, and $0.6 million on these loans, respectively. For the loans that were modified in 2013, $0.3 million are classified and performing, and $0.8 million are non-performing at December 31, 2013.

The following table summarizes troubled debt restructurings at December 31:

(Dollars in thousands)	2013	2012
1-4 family	$909	3,600
Commercial real estate:
Residential developments	15,750	22,843
Other	709	3,032
Consumer	713	1,814
Commercial business:
Construction industry	115	88
Other	1,033	1,678
	$19,229	33,055

There were no material commitments to lend additional funds to customers whose loans were restructured or classified as non-accrual at December 31, 2013 or December 31, 2012.

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

When a loan is modified as a TDR, there may be a direct, material impact on the loans within the Consolidated Balance Sheets, as principal balances may be partially forgiven. The financial effects of TDR’s are presented in the following table and represent the difference between the outstanding recorded balance pre-modification and post-modification, for the periods ending December 31, 2013 and 2012:

	Year ended December 31, 2013			Year ended December 31, 2012
(Dollars in thousands)	Number of Contracts	Pre-modification Outstanding Recorded Investment	Post-modification Outstanding Recorded Investment	Number of Contracts	Pre-modification Outstanding Recorded Investment	Post-modification Outstanding Recorded Investment
Troubled debt restructurings:
1-4 family	2	$210	219	33	$3,991	3,979
Commercial real estate:
Residential developments	0	0	0	11	16,280	12,585
Other	3	754	329	6	2,814	2,586
Consumer	21	528	548	28	1,715	1,729
Commercial business:
Construction industry	1	41	41	2	172	80
Other	5	194	218	5	706	706
Total	32	$1,727	1,355	85	$25,678	21,665

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Loans that were restructured within the 12 months preceding December 31, 2013 and 2012 and defaulted during the year are presented in the table below:

	Year ended December 31, 2013		Year ended December 31, 2012
(Dollars in thousands)	Number of Contracts	Outstanding Recorded Investment	Number of Contracts	Outstanding Recorded Investment
Troubled debt restructurings that subsequently defaulted:
1-4 family	0	$0	0	$0
Commercial real estate:
Residential developments	0	0	0	0
Other	0	0	2	159
Consumer	0	0	0	0
Commercial business:
Construction industry	0	0	1	74
Other	0	0	2	227
Total	0	$0	5	$460

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

TDR’s are reviewed for impairment following the same methodology as other impaired loans. For loans that are collateral dependent, the value of the collateral is reviewed and additional reserves may be added to general reserves as needed. Loans that are not collateral dependent may have additional reserves established if deemed necessary. The allocated allowance for TDR’s was $2.9 million, or 25.6%, of the total $11.4 million in allowance for loan losses at December 31, 2013, and $3.7 million, or 17.2%, of the total $21.6 million in allowance for loan losses at December 31, 2012.

NOTE 6 Accrued Interest Receivable

Accrued interest receivable at December 31 is summarized as follows:

(Dollars in thousands)	2013	2012
Securities available for sale	$338	332
Loans receivable	1,615	1,686
	$1,953	2,018

NOTE 7 Mortgage Servicing Rights, Net

A summary of mortgage servicing activity is as follows:

(Dollars in thousands)	2013	2012
Mortgage servicing rights:
Balance, beginning of year	$1,732	1,485
Originations	568	979
Amortization	(592)	(732)
Balance, end of year	1,708	1,732
Valuation reserve	0	0
Mortgage servicing rights, net	$1,708	1,732
Fair value of mortgage servicing rights	$2,801	2,126

All of the single family loans sold where the Company continues to service the loans are serviced for Federal National Mortgage Association (FNMA) under the individual loan sale program. The following is a summary of the risk characteristics of the loans being serviced for FNMA at December 31, 2013:

(Dollars in thousands)	Loan Principal Balance	Weighted Average Interest Rate	Weighted Average Remaining Term (months)	Number of Loans
Original term 30 year fixed rate	$203,957	4.36%	302	1,746
Original term 15 year fixed rate	120,461	3.42	145	1,347
Adjustable rate	202	3.86	321	5

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The gross carrying amount of mortgage servicing rights and the associated accumulated amortization at December 31, 2013 and 2012 are presented in the following table. Amortization expense for mortgage servicing rights was $0.6 million, $0.7 million, and $0.6 million for the years ended December 31, 2013, 2012 and 2011, respectively.

(Dollars in thousands)	Gross Carrying Amount	Accumulated Amortization	Unamortized Mortgage Servicing Rights
December 31, 2013
Mortgage servicing rights	$3,638	(1,930)	1,708
Total	$3,638	(1,930)	1,708

December 31, 2012
Mortgage servicing rights	$2,412	(680)	1,732
Total	$2,412	(680)	1,732

The following table indicates the estimated future amortization expense for amortized mortgage servicing rights:

(Dollars in thousands)	Mortgage Servicing
Year ended December 31,	Rights
2014	$420
2015	401
2016	354
2017	262
2018	158
Thereafter	113
$1,708

Projections of amortization are based on asset balances and the interest rate environment that existed at December 31, 2013. The Company’s actual experience may be significantly different depending upon changes in mortgage interest rates and other market conditions.

NOTE 8 Real Estate

A summary of real estate at December 31 is as follows:

	2013			2012
(Dollars in thousands)	Residential	Commercial & Other	Total	Residential	Commercial & Other	Total
Real estate in judgment subject to redemption	$0	0	0	501	1,055	1,556
Real estate acquired through foreclosure	0	7,520	7,520	1,421	6,540	7,961
Real estate acquired through deed in lieu of foreclosure	0	1,759	1,759	47	5,109	5,156
Real estate acquired in satisfaction of debt	0	63	63	0	79	79
	0	9,342	9,342	1,969	12,783	14,752
Allowance for losses	0	(2,444)	(2,444)	(374)	(3,783)	(4,157)
	$0	6,898	6,898	1,595	9,000	10,595

NOTE 9 Premises and Equipment

A summary of premises and equipment at December 31 is as follows:

(Dollars in thousands)	2013	2012
Land	$1,978	1,978
Office buildings and improvements	8,490	8,725
Furniture and equipment	11,350	12,722
	21,818	23,425
Accumulated depreciation	(15,107)	(16,252)
	$6,711	7,173

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 Deposits

Deposits and their weighted average interest rates at December 31 are summarized as follows:

	2013			2012
(Dollars in thousands)	Weight Average Rate	Amount	Percent of Total	Weight Average Rate	Amount	Percent of Total
Noninterest checking	0.00%	$169,362	30.6%	0.00%	$101,198	19.6%
NOW accounts	0.03	70,407	12.7	0.02	71,472	13.9
Savings accounts	0.07	44,823	8.1	0.12	42,691	8.3
Money market accounts	0.28	139,818	25.2	0.33	111,000	21.6
		424,410	76.6		326,361	63.4
Certificates:
0-0.99%		85,705	15.5		90,103	17.5
1-1.99%		38,456	6.9		81,143	15.8
2-2.99%		4,798	0.9		15,063	2.9
3-3.99%		561	0.1		2,263	0.4
4-4.99%		0	0.0		18	0.0
Total certificates	0.80	129,520	23.4	1.08	188,590	36.6
Total deposits	0.26	$553,930	100.0%	0.48	$514,951	100.0%

At December 31, 2013 and 2012, the Company had $294.3 million and $225.7 million, respectively, of deposit accounts with balances of $100,000 or more. At December 31, 2013 and 2012, the Company had $7.6 million and $15.9 million of certificate accounts, respectively, that had been acquired through a broker.

Certificates had the following maturities at December 31:

	2013		2012
(Dollars in thousands) Remaining term to maturity	Amount	Weighted Average Rate	Amount	Weighted Average Rate
1-6 months	$43,618	0.84%	$73,451	1.10%
7-12 months	43,462	0.64	48,782	0.88
13-36 months	35,542	0.86	60,498	1.16
Over 36 months	6,898	1.14	5,859	1.55
	$129,520	0.80	$188,590	1.08

At December 31, 2013, mortgage loans and mortgage-backed and related securities with an amortized cost of approximately $18.9 million were pledged as collateral for certain deposits. An additional $1.0 million of letters of credit from the FHLB were pledged as collateral on Bank deposits.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Interest expense on deposits is summarized as follows for the years ended December 31:

(Dollars in thousands)	2013	2012	2011
NOW accounts	$15	35	57
Savings accounts	34	67	57
Money market accounts	372	447	746
Certificates	1,383	3,192	5,987
	$1,804	3,741	6,847

NOTE 11 Federal Home Loan Bank Advances and Federal Reserve Borrowings

Fixed and variable rate Federal Home Loan Bank advances and Federal Reserve borrowings consisted of the following at December 31:

	2013		2012
(Dollars in thousands) Year of Maturity	Amount	Rate	Amount	Rate
2013	$0	0.00%	$70,000	4.77%
Lines of Credit – Federal Reserve/Federal Home Loan Bank	0	0.00	0	0.00
	$0	0.00	$70,000	4.77

As of December 31, 2013, the Bank had no outstanding advances from the FHLB and had collateral pledged to the FHLB consisting of FHLB stock, mortgage loans, and investments with unamortized principal balances of approximately $104.4 million. The Bank has the ability to draw additional borrowings of $103.5 million from the FHLB, based upon the mortgage loans and securities that are currently pledged, subject to approval from the FHLB and a requirement to purchase additional FHLB stock. The Bank also has the ability to draw additional borrowings of $59.1 million from the Federal Reserve Bank, based upon the loans that are currently pledged with them, subject to approval from the Federal Reserve Board.

NOTE 12 Income Taxes

Income tax (benefit) expense for the years ended December 31 is as follows:

(Dollars in thousands)	2013	2012	2011
Current:
Federal	$227	108	0
State	64	24	0
Total current	291	132	0
Deferred:
Federal	3,554	1,598	(4,010)
State	1,351	280	(873)
Total deferred	4,905	1,878	(4,883)
Change in valuation allowance	(19,602)	(1,878)	4,883
Income tax (benefit) expense	$(14,406)	132	0

The reasons for the difference between expected income tax (benefit) expense utilizing the federal corporate tax rate of 34% and the actual income tax (benefit) expense are as follows:

(Dollars in thousands)	2013	2012	2011
Expected federal income tax (benefit) expense	$4,170	1,854	(3,929)
Items affecting federal income tax:
State income taxes, net of federal income tax expense (benefit)	706	327	(645)
Tax exempt interest	(69)	(86)	(123)
(Decrease) increase in valuation allowance	(19,602)	(1,878)	4,883
Other, net	389	(85)	(186)
Income tax (benefit) expense	$(14,406)	132	0

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The tax effects of temporary differences that give rise to the deferred tax assets and deferred tax liabilities are as follows at December 31:

(Dollars in thousands)	2013	2012
Deferred tax assets:
Allowances for loan and real estate losses	$5,486	10,523
Deferred compensation costs	233	315
Deferred ESOP loan asset	706	717
Nonaccruing loan interest	558	800
Federal net operating loss carry forward	3,983	5,113
State net operating loss carry forward	2,802	3,219
Alternative minimum tax credit carryforward	700	0
Capitalized other real estate owned expenses	1,284	194
Net unrealized loss on securities available for sale	291	0
Other	340	265
Total gross deferred tax assets	16,383	21,146

Deferred tax liabilities:
Net unrealized gain on securities available for sale	0	123
Deferred loan fees and costs	284	312
Premises and equipment basis difference	132	155
Originated mortgage servicing rights	677	707
Other	179	247
Total gross deferred tax liabilities	1,272	1,544
Net deferred tax assets	15,111	19,602
Valuation allowance	0	(19,602)
Deferred tax assets, net of valuation allowance	$15,111	0

The Company has cumulative federal net operating loss carryforwards of $16.2 million at December 31, 2013 that expire beginning in 2029. The Company also has state net operating loss carryforwards of $31.8 million at December 31, 2013 that expire beginning in 2023.

Retained earnings at December 31, 2013 included approximately $8.8 million for which no provision for income taxes was made. This amount represents allocations of income to bad debt deductions for tax purposes. Reduction of amounts so allocated for purposes other than absorbing losses will create income for tax purposes, which will be subject to the then-current corporate income tax rate.

The Company considers the determination of the deferred tax asset amount and the need for any valuation reserve to be a critical accounting policy that requires significant judgment. The Company has, in its judgment, made reasonable assumptions and considered both positive and negative evidence relating to the ultimate realization of deferred tax assets. Positive evidence includes the cumulative net income generated over the prior three year period allowance and the probability that taxable income will be generated in future periods. Negative evidence includes the general business and economic environment. Based upon this evaluation, the Company determined that no valuation allowance was required with respect to the net deferred tax assets at December 31, 2013.

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

Effective September 1, 2002, the accrual of benefits for existing participants was frozen and no new enrollments were permitted into the plan. The actuarial present value of accumulated plan benefits and net assets available for benefits relating to the Bank's employees was not available at December 31, 2013 because such information is not accumulated for each participating institution. As of June 30, 2013, the Pentegra DB Plan valuation report reflected that the Bank was obligated to make a contribution totaling $257,000 which was expensed during 2013.

Funded status (market value of plan assets divided by funding target) as of July 1 for the 2013, 2012 and 2011 plan years were 89.51%, 95.77% and 80.39%, respectively. Market value of plan assets reflects any contribution received through June 30, 2013.

Total employer contributions made to the Pentegra DB Plan, as reported on Form 5500, equal $196,473,000, $299,729,000 and $203,582,000 for the plan years ended June 30, 2012, 2011 and 2010, respectively. The Bank’s contributions to the Pentegra DB Plan are not more than 5% of the total contributions to the Pentegra DB Plan. There is no funding improvement plan or rehabilitation plan as part of this multi-employer plan.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following contributions were paid by the Bank during the fiscal years ending December 31,

(Dollars in thousands)
2013		2012			2011
Date Paid	Amount	Date Paid	Amount		Date Paid	Amount
10/15/2013	$42	1/09/2012	$234	**
12/30/2013	215	10/12/2012	38
		12/31/2012	134		10/14/2011	$57
Total	$257		$406			$57

** - An additional contribution of $234,000 was accrued at December 31, 2011 and paid in the first quarter of 2012.

The Company has a qualified, tax-exempt savings plan with a deferred feature qualifying under Section 401(k) of the Internal Revenue Code (the 401(k) Plan). All employees who have attained 18 years of age are eligible to participate in the 401(k) Plan. Participants are permitted to make contributions to the 401(k) Plan equal to the lesser of 50% of the participant’s annual salary or the maximum allowed by law, which was $17,500 for 2013, $17,000 for 2012 and $16,500 for 2011. The Company matches 25% of each participant’s contributions up to a maximum of 8% of the participant’s annual salary. Participant contributions and earnings are fully and immediately vested. The Company’s contributions are vested on a three year cliff basis, are expensed annually, and were $160,000, $158,000 and $159,000, in 2013, 2012 and 2011, respectively.

The Company has adopted an Employee Stock Ownership Plan (the ESOP) that meets the requirements of Section 4975(e)(7) of the Internal Revenue Code and Section 407(d)(6) of the Employee Retirement Income Security Act of 1974, as amended (ERISA) and, as such, the ESOP is empowered to borrow in order to finance purchases of the common stock of HMN. The ESOP borrowed $6.1 million from the Company to purchase 912,866 shares of common stock in the initial public offering of HMN. As a result of a merger with Marshalltown Financial Corporation (MFC), the ESOP borrowed $1.5 million to purchase an additional 76,933 shares of HMN common stock to account for the additional employees and avoid dilution of the benefit provided by the ESOP. The ESOP debt requires quarterly payments of principal plus interest at 7.52%. The Company has committed to make quarterly contributions to the ESOP necessary to repay the loans including interest. The Company contributed $525,000 in 2013, $527,000 in 2012 and $525,000 in 2011.

As the debt is repaid, ESOP shares that were pledged as collateral for the debt are released from collateral and allocated to eligible employees based on the proportion of debt service paid in the year. The Company accounts for its ESOP in accordance with ASU 718, Employers' Accounting for Employee Stock Ownership Plans. Accordingly, the shares pledged as collateral are reported as unearned ESOP shares in stockholders' equity. As shares are determined to be ratably released from collateral, the Company reports compensation expense equal to the current market price of the shares, and the shares become outstanding for earnings per share computations. ESOP compensation expense was $172,000, $68,000 and $58,000, respectively, for 2013, 2012 and 2011.

All employees of the Bank are eligible to participate in the ESOP after they attain age 18 and complete one year of service during which they worked at least 1,000 hours. A summary of the ESOP share allocation is as follows for the years ended:

	2013	2012	2011
Shares allocated to participants beginning of the year	350,539	339,991	335,453
Shares allocated to participants	24,317	24,378	24,317
Shares purchased	9	2,353	42
Shares distributed to participants	(26,978)	(16,183)	(19,821)
Shares allocated to participants end of year	347,887	350,539	339,991

Unreleased shares beginning of the year	377,074	401,452	425,769
Shares released during year	(24,317)	(24,378)	(24,317)
Unreleased shares end of year	352,757	377,074	401,452
Total ESOP shares end of year	700,644	727,613	741,443
Fair value of unreleased shares at December 31	$3,728,641	1,308,447	778,817

In March 2001, the Company adopted the HMN Financial, Inc. 2001 Omnibus Stock Plan (2001 Plan). In April 2009, this plan was superseded by the HMN Financial, Inc. 2009 Equity and Incentive Plan (2009 Plan) and options or restricted shares may no longer be awarded from the 2001 Plan. As of December 31, 2013, there were 45,540 vested options under the 2001 Plan that remained unexercised. These options expire 10 years from the date of grant and have an average exercise price of $28.21. As of December 31, 2013, all shares of restricted stock granted under the 2001 Plan have vested.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In April 2009, the Company adopted the 2009 Plan. The purpose of the 2009 Plan is to provide key personnel and advisors with an opportunity to acquire a proprietary interest in the Company. The opportunity to acquire a proprietary interest in the Company will aid in attracting, motivating and retaining key personnel and advisors, including non-employee directors, and will align their interests with those of the Company’s stockholders. 350,000 shares of HMN common stock were initially available for distribution under the 2009 Plan in either restricted stock or stock options, subject to adjustment for future stock splits, stock dividends and similar changes to the capitalization of the Company. Additionally, shares of restricted stock that are awarded are counted as 1.2 shares for purposes of determining the total shares available for issuance under the 2009 Plan. As of December 31, 2013, there were 12,000 vested and 3,000 unvested options under the 2009 Plan that remain unexercised. These options expire 10 years from the date of grant and have an average exercise price of $4.77.

A summary of activities under all plans for the past three years is as follows:

					Unvested options
	Shares available for grant	Restricted shares outstanding	Options outstanding	Award value/ weighted average exercise price	Number	Weighted average grant date fair value	Vesting Period (years)
2001 Plan
December 31, 2010	0	5,441	139,450	$20.07	93,808	$1.43
Vested	0	(5,441)	0	0	(21,292)	1.43
December 31, 2011	0	0	139,450	20.07	72,516	1.43
Forfeited/expired	0	0	(93,910)	16.13	0	0
Vested	0	0	0	0	(72,516)	1.43
December 31, 2012	0	0	45,540	28.21	0	0
December 31, 2013	0	0	45,540	28.21	0	0

2009 Plan
December 31, 2010	163,883	134,043	15,000	4.77	12,000	4.41
Granted January 27, 2011	(93,600)	78,000	0	N/A	0	0	3
Forfeited/expired	538	(448)	0	0	0	0
Vested	0	(48,825)	0	0	(3,000)	4.41
December 31, 2011	70,821	162,770	15,000	4.77	9,000	4.41
Granted January 27, 2012	(43,236)	36,030	0	N/A	0	0	3
Forfeited	470	(392)	0	0	0	0
Forfeited/expired	93,910	0	0	0	0	0
Vested	0	(50,075)	0	0	(3,000)	4.41
December 31, 2012	121,965	148,333	15,000	4.77	6,000	4.41
Granted October 4, 2013	(37,531)	31,276	0	N/A			3
Forfeited	5,400	(4,500)	0
Cancelled	31,219		0
Vested		(73,303)	0		(3,000)	4.41
December 31, 2013	121,053	101,806	15,000	4.77	3,000	4.41
Total all plans	121,053	101,806	60,540	$22.40	3,000	$4.41

Due to the Bank’s participation in the Treasury’s Capital Purchase Program (CPP) (see discussion elsewhere in this report), a portion of the vested restricted stock awards granted to certain executives during the period that Treasury held the preferred shares remain subject to transfer restrictions if, and so long as, the Treasury does not receive repayment of all of the financial assistance provided under the CPP.  In accordance with Treasury policy, any such shares that would remain nontransferable indefinitely were to be cancelled.  Following the sale by Treasury of the preferred shares to third party investors, approximately 82% of the CPP financial assistance to the Bank had been repaid, meaning that 25% of the shares subject to these restricted stock awards that had vested in 2011, 2012 and 2013 remained nontransferable and subject to possible cancellation.  Based on an assessment at the time that these shares were likely to remain restricted indefinitely, they were cancelled during the first half of 2013 and returned to the Bank as treasury stock, and the number of shares cancelled were added back to the total shares available for future equity awards under the 2009 Plan. In light of the Company’s stock price performance since these cancellations occurred, the value that Treasury may be able to realize from the warrant to acquire Company common stock it continues to hold as a result of the CPP may be sufficient to enable all of the CPP financial assistance to the Bank to be repaid, which would eliminate ongoing transfer restrictions on the restricted stock awards that vest in the future and the obligation to cancel any such vested shares.

The following table summarizes information about stock options outstanding at December 31, 2013:

Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Life in Years	Number Exercisable	Number Unexercisable	Unrecognized Compensation Expense	Weighted Average Years Over Which Unrecognized Compensation will be Recognized
$27.66	15,540	0.2	15,540	0	$0	N/A
26.98	15,000	0.6	15,000	0	0	N/A
30.00	15,000	1.4	15,000	0	0	N/A
4.77	15,000	5.4	12,000	3,000	914	0.4
	60,540		57,540	3,000	$914

The Company will issue shares from treasury stock upon the exercise of outstanding options.

Prior to January 1, 2006, the Company used the intrinsic value method as described in APB Opinion No. 25 and related interpretations to account for its stock incentive plans. Accordingly, there were no charges or credits to expense with respect to the granting or exercise of options since the options were issued at fair value on the respective grant dates. On January 1, 2006, the Company adopted ASC 718, which replaced FAS No. 123 and supersedes APB Opinion No. 25. In accordance with this standard, the Company recognized compensation expense in 2013, 2012 and 2011 relating to stock options over the vesting period. The amount of the expense was determined under the fair value method.

The fair value for each option grant is estimated on the date of the grant using a Black Scholes option valuation model. There were no options granted in 2013, 2012 or 2011.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 Earnings (Loss) per Common Share

The following table reconciles the weighted average shares outstanding and net income (loss) for basic and diluted earnings (loss) per common share:

	Year ended December 31,
(Dollars in thousands, except per share data)	2013	2012	2011
Weighted average number of common shares outstanding used in basic earnings per common share calculation	4,001,288	3,946,314	3,853,491

Net dilutive effect of :
Options	266,391	0	0
Restricted stock awards	42,487	84,338	0
Weighted average number of common shares outstanding adjusted for effect of dilutive securities	4,310,166	4,030,652	3,853,491

Net income (loss) available to common shareholders	$24,602	3,460	(13,376)
Basic earnings (loss) per common share	$6.15	0.88	(3.47)
Diluted earnings (loss) per common share	$5.71	0.86	(3.47)

Options and restricted stock awards are excluded from the loss per common share calculation when a net loss is incurred as their inclusion in the calculation would be anti-dilutive and result in a lower loss per common share. Therefore, options and restricted stock awards are zero in the 2011 loss per common share calculation.

NOTE 15 Stockholders' Equity

The Company did not repurchase any shares of its common stock in the open market during 2013, 2012 or 2011. The Company suspended dividend payments on common stock in the fourth quarter of 2008 due to the net operating loss experienced and the challenging economic environment.

The Company's certificate of incorporation authorizes the issuance of up to 500,000 shares of preferred stock, and on December 23, 2008, the Company completed the sale of 26,000 shares of cumulative perpetual preferred stock to the United States Treasury. The preferred stock has a liquidation value of $1,000 per share and a related warrant was also issued to purchase 833,333 shares of HMN common stock at an exercise price of $4.68 per share. The transaction was part of the United States Treasury’s capital purchase program under the Emergency Economic Stabilization Act of 2008. Under the terms of the sale, the preferred shares were entitled to a quarterly cumulative compounding dividend at a stated rate of 5% per annum for each of the first five years of the investment, which increased to 9% on February 15, 2014, until HMN redeems the shares. The Company made all required dividend payments to the Treasury on the outstanding preferred stock in 2009 and 2010 but has deferred the last thirteen quarterly dividend payments, beginning with the February 15, 2011 dividend payment. The deferred dividend payments have been accrued for payment in the future and are being reported for the deferral period as a preferred dividend requirement that is deducted from income for financial statement purposes to arrive at the net income (loss) available to common shareholders. Under the terms of the certificate of designations for the preferred stock, dividend payments may be deferred, but the dividend is cumulative and compounds quarterly while unpaid. In addition, since the Company failed to pay dividends for six quarters, the Treasury had the right to appoint two representatives to the Company’s board of directors. Treasury did not exercise this right.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Under the terms of the Company’s Supervisory Agreement with the FRB as described in Note 16, the Company may not declare or pay any cash dividends, or purchase or redeem any capital stock, without prior notice to, and consent of, the FRB. Subject to the foregoing, the preferred stock may be redeemed in whole or in part, at par plus accrued and unpaid dividends. The preferred stock is non-voting, other than certain class voting rights.

Treasury continues to hold the warrant to purchase 833,333 shares of the Company’s common stock at an exercise price of $4.68, which Treasury may sell in its discretion, subject to applicable securities laws and the Company’s right to repurchase the warrant at fair market value under the terms of the Company’s agreements with Treasury. The warrant may be exercised at any time over its ten-year term and Treasury has agreed not to exercise any voting rights received by acquiring common stock on the exercise of the warrant. The discount on the common stock warrant was amortized over the first five years the preferred stock was outstanding. Both the preferred securities and the warrant qualify as Tier 1 capital.

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

NOTE 16 Regulatory Matters/Supervisory Agreements and IMCR

On July 21, 2011, the OTS was integrated into the OCC, which became the Bank’s primary banking regulator, and the primary banking regulator for the Company became the FRB.

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

The Bank entered into a written Supervisory Agreement with the OTS, effective February 22, 2011, that primarily related to the Bank’s financial performance and credit quality issues. This agreement replaced the prior memorandum of understanding that the Bank entered into with its primary regulator on December 9, 2009. In accordance with the agreement, the Bank submitted a two year business plan in May of 2011 that the OCC accepted with the expectation that the Bank would be in adherence with the OCC’s Notification of Establishment of Higher Minimum Capital Ratios, dated August 8, 2011, or IMCR, which required the Bank to establish and maintain a minimum core capital ratio of 8.50% by December 31, 2011. The IMCR is discussed more fully below. As required by the Supervisory Agreement, the Bank submitted updated two year business plans in January of 2012, 2013, and 2014. The Bank was required to operate within the parameters of the business plan and was required to monitor and submit periodic reports on its compliance with the plan. The Bank also submitted problem asset reduction plans at the same time that the business plans were submitted. The Bank was required to operate within the parameters of the problem asset plan and was required to monitor and submit periodic reports on its compliance with the plan. The Bank has also revised its loan modification policies and its program for identifying, monitoring and controlling risk associated with concentrations of credit, and improved the documentation relating to the allowance for loan and lease losses as required by the agreement. In addition, prior to termination of the Bank Supervisory Agreement, as described below, the Bank could not declare or pay any cash dividends, increase its total assets during any quarter in excess of the amount of the net interest credited on deposit liabilities during the prior quarter, enter into any new contractual arrangement or renew or extend any existing arrangement related to compensation or benefits with any directors or officers, make any golden parachute payments, or enter into any significant contracts with a third party service provider without the consent of the OCC. The Bank believes it was in compliance with all requirements of the Supervisory Agreement at December 31, 2013.

The OCC established an individual minimum capital requirement (IMCR) for the Bank. An IMCR requires a bank to establish and maintain levels of capital greater than those generally required for a bank to be classified as “well-capitalized.” Effective December 31, 2011, the Bank was required to establish, and subsequently maintain, core capital at least equal to 8.50% of adjusted total assets. The Bank’s core capital to adjusted total assets ratio improved to 12.22% at December 31, 2013.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Effective February 11, 2014 the OCC terminated the Supervisory Agreement and the IMCR to which the Bank was a party or was subject. As a result, from February 11, 2014, the capital ratio and periodic reporting requirements, asset growth restrictions and significant contract restrictions are no longer applicable to the Bank. The dividend and compensation restrictions expressly set forth in the Bank Supervisory Agreement also terminated, although the Bank remains subject to generally applicable limitations on dividends and certain compensation arrangements under federal banking laws and regulations.

The Company also entered into a written Supervisory Agreement with the OTS effective February 22, 2011. This agreement replaced the prior memorandum of understanding that the Company entered into with its primary regulator on December 9, 2009. As required by the Supervisory Agreement, the Company submitted updated two year consolidated capital plans in January of 2012, 2013, and 2014. The Company must operate within the parameters of the capital plan and is required to monitor and submit periodic reports on its compliance with the plan. In addition, without the consent of the FRB, the Company may not incur or issue any debt, guarantee the debt of any entity, declare or pay any cash dividends or repurchase any of the Company’s capital stock, enter into any new contractual arrangement or renew or extend any existing arrangement related to compensation or benefits with any director or officer, or make any golden parachute payments. The Company believes it was in compliance with all requirements of its Supervisory Agreement at December 31, 2013.

Quantitative measures established by regulations to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the following table) of Tier I (Core) capital, and Risk-based capital (as defined in the regulations) to total assets (as defined).

At December 31, 2013 and 2012, the Bank's capital amounts and ratios are presented for actual capital, required capital and excess capital including amounts and ratios in order to qualify as being well capitalized under the prompt corrective action regulations:

	Actual		Required to be Adequately Capitalized		Excess Capital		To Be Well Capitalized Under Prompt Corrective Action Provisions
(Dollars in thousands)	Amount	Percent of Assets(1)	Amount	Percent of Assets (1)	Amount	Percent of Assets(1)	Amount	Percent of Assets(1)
December 31, 2013
Tier I or core capital	$77,848	12.22%	$25,478	4.00%	$52,370	8.22%	$31,847	5.00%
Tier I risk-based capital	77,848	19.51	15,963	4.00	61,885	15.51	23,944	6.00
Risk-based capital to risk-weighted assets	82,916	20.78	31,926	8.00	50,990	12.78	39,907	10.00

December 31, 2012
Tier I or core capital	$63,212	9.68%	$26,123	4.00%	$37,089	5.68%	$32,653	5.00%
Tier I risk-based capital	63,212	14.23	17,770	4.00	45,442	10.23	26,655	6.00
Risk-based capital to risk-weighted assets	68,963	15.52	35,540	8.00	33,423	7.52	44,425	10.00

(1)	Based upon the Bank’s adjusted total assets for the purpose of the Tier I or core capital ratios and risk-weighted assets for the purpose of the risk-based capital ratio.

Management believes that, as of December 31, 2013, the Bank’s capital ratios were in excess of those quantitative capital ratio standards set forth under the prompt corrective action regulations referenced above. However, there can be no assurance that the Bank will continue to maintain such status in the future. The OCC has extensive discretion in its supervisory and enforcement activities, and can adjust the requirement to be “well-capitalized” in the future.

The capital requirements of the Company and the Bank will be affected by regulatory changes issued in July 2013 by the FRB, the FDIC and the OCC. The changes are to establish an integrated regulatory capital framework for implementing the Basel Committee on Banking Supervision’s Basel III regulatory capital reforms and implementing the changes required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.  The new capital requirements are effective for the Company beginning January 1, 2015, and among other things, apply a strengthened set of capital requirements to both the Bank and the Company and revise the rules for calculating risk-weighted assets for purposes of such requirements. The Company is still evaluating the impact that these requirements will have on the Company’s and Bank’s capital positions effective January 1, 2015.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contract amount of these commitments. The Company uses the same credit policies in making commitments as it does for on-balance sheet instruments.

	December 31, Contract Amount
(Dollars in thousands)	2013	2012
Financial instruments whose contract amount represents credit risk:
Commitments to originate, fund or purchase loans:
1-4 family mortgages	$523	4,462
Commercial real estate mortgages	25,514	750
Non-real estate commercial loans	13,095	180
Undisbursed balance of loans closed	7,586	5,445
Unused lines of credit	79,136	76,582
Letters of credit	1,017	1,910
Total commitments to extend credit	$126,871	89,329
Forward commitments	$2,025	7,046

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

The Bank issued standby letters of credit which guarantee the performance of customers to third parties. The standby letters of credit outstanding expire over the next 12 months and totaled $1.0 million at December 31, 2013 and $1.9 million at December 31, 2012. The letters of credit are collateralized primarily with commercial real estate mortgages. Since the conditions under which the Bank is required to fund the standby letters of credit may not materialize, the cash requirements are expected to be less than the total outstanding commitments.

NOTE 18 Derivative Instruments and Hedging Activities

The Company originates single-family residential loans for sale into the secondary market and enters into commitments to sell those loans in order to mitigate the interest rate risk associated with holding the loans until they are sold. The Company accounts for its commitments in accordance with ASC 815, Accounting for Derivative Instruments and Hedging Activities.

The Company had commitments outstanding to extend credit to future borrowers that had not closed prior to the end of the year, which is referred to as its mortgage pipeline. As commitments to originate loans enter the mortgage pipeline, the Company generally enters into commitments to sell the loans into the secondary market. The commitments to originate and sell loans are derivatives that are recorded at fair value. As a result of marking these derivatives to fair value for the period ended December 31, 2013, the Company recorded a decrease in other liabilities of $24,000, a decrease in other assets of $26,000 and a net loss on the sales of loans of $2,000.

As of December 31, 2013, the current commitments to sell loans held for sale are derivatives that do not qualify for hedge accounting. The loans held for sale that are not hedged are recorded at the lower of cost or market. As a result of marking these loans, the Company recorded an increase in other liabilities of $6,000, and a net loss on the sales of loans of $6,000.

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

Level 3 – Valuation is generated from model-based techniques that use significant assumptions not observable in the market and are used only to the extent that observable inputs are not available. These unobservable assumptions reflect our own estimates of assumptions that market participants would use in pricing the asset or liability. Valuation techniques include use of option pricing models, discounted cash flow models and similar techniques.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table summarizes the assets of the Company for which fair values are determined on a recurring basis as of December 31, 2013 and 2012.

	Carrying Value at December 31, 2013
(Dollars in thousands)	Total	Level 1	Level 2	Level 3
Securities available for sale	$107,956	0	107,956	0
Mortgage loan commitments	2	0	2	0
Total	$107,958	0	107,958	0

	Carrying Value at December 31, 2012
(Dollars in thousands)	Total	Level 1	Level 2	Level 3
Securities available for sale	$85,891	81	85,810	0
Mortgage loan commitments	27	0	27	0
Total	$85,918	81	85,837	0

The Company may also be required, from time to time, to measure certain other financial assets at fair value on a nonrecurring basis in accordance with generally accepted accounting principles. These adjustments to fair value usually result from the application of the lower-of-cost-or-market accounting or write-downs of individual assets. For assets measured at fair value on a nonrecurring basis in 2013 and 2012 that were still held at December 31, the following table provides the level of valuation assumptions used to determine each adjustment and the carrying value of the related individual assets or portfolios at December 31, 2013 and 2012.

	Carrying Value at December 31, 2013
(Dollars in thousands)	Total	Level 1	Level 2	Level 3	Year Ended December 31, 2013 Total gains (losses)
Loans held for sale	$1,502	0	1,502	0	21
Mortgage servicing rights	1,708	0	1,708	0	0
Loans (1)	17,498	0	17,498	0	(1,728)
Real estate, net (2)	6,898	0	6,898	0	(429)
Total	$27,606	0	27,606	0	(2,136)

	Carrying Value at December 31, 2012
(Dollars in thousands)	Total	Level 1	Level 2	Level 3	Year Ended December 31, 2012 Total gains (losses)
Loans held for sale	$2,584	0	2,584	0	15
Mortgage servicing rights	1,732	0	1,732	0	0
Loans (1)	32,287	0	32,287	0	(2,307)
Real estate, net (2)	10,595	0	10,595	0	(569)
Total	$47,198	0	47,198	0	(2,861)

(1)	Represents carrying value and related specific reserves on loans for which adjustments are based on the appraised value of the collateral. The carrying value of loans fully charged-off is zero.
(2)	Represents the fair value and related losses of foreclosed real estate and other collateral owned that were measured at fair value subsequent to their initial classification as foreclosed assets.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 20 Fair Value of Financial Instruments

ASC 825, Disclosures about Fair Values of Financial Instruments, requires disclosure of estimated fair values of the Company's financial instruments, including assets, liabilities and off-balance sheet items for which it is practicable to estimate fair value. The fair value estimates are made as of December 31, 2013 and 2012 based upon relevant market information, if available, and upon the characteristics of the financial instruments themselves. Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are based upon judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. The estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

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

The estimated fair value of the Company's financial instruments are shown below. Following the table, there is an explanation of the methods and assumptions used to estimate the fair value of each class of financial instruments.

	December 31, 2013						December 31, 2012
			Fair value hierarchy
(Dollars in thousands)	Carrying amount	Estimated fair value	Level 1	Level 2	Level 3	Contract amount	Carrying amount	Estimated fair value	Contract amount
Financial assets:
Cash and cash equivalents	$120,686	120,686	120,686				83,660	83,660
Securities available for sale	107,956	107,956		107,956			85,891	85,891
Loans held for sale	1,502	1,502		1,502			2,584	2,584
Loans receivable, net	384,615	388,263		388,263			454,045	459,177
Federal Home Loan Bank stock	784	784		784			4,063	4,063
Accrued interest receivable	1,953	1,953		1,953			2,018	2,018
Financial liabilities:
Deposits	553,930	553,930		553,930			514,951	514,951
Federal Home Loan Bank advances	0	0		0			70,000	71,623
Accrued interest payable	146	146		146			247	247
Off-balance sheet financial instruments:
Commitments to extend credit	2	2				126,871	27	27	89,329
Commitments to sell loans	(22)	(22)				2,025	(40)	(40)	7,046

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

The fair value estimate for deposits does not include the benefit that results from the low cost funding provided by the Company's existing deposits and long-term customer relationships compared to the cost of obtaining different sources of funding. This benefit is commonly referred to as the core deposit intangible.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 21 HMN Financial, Inc. Financial Information (Parent Company Only)

The following are the condensed financial statements for the parent company only as of December 31, 2013 and 2012 and for the years ended December 31, 2013, 2012 and 2011.

(Dollars in thousands)	2013	2012	2011
Condensed Balance Sheets
Assets:
Cash and cash equivalents	$141	154
Investment in subsidiaries	88,332	63,165
Loans receivable, net	1,000	800
Prepaid expenses and other assets	79	14
Deferred tax asset, net	931	0
Total assets	$90,483	64,133
Liabilities and Stockholders' Equity:
Accrued expenses and other liabilities	$4,808	3,299
Total liabilities	4,808	3,299
Serial preferred stock	26,000	25,336
Common stock	91	91
Additional paid-in capital	51,175	51,795
Retained earnings	72,211	47,004
Net unrealized losses on securities available for sale	(674)	(49)
Unearned employee stock ownership plan shares	(2,804)	(2,997)
Treasury stock, at cost, 4,704,313 and 4,705,073 shares	(60,324)	(60,346)
Total stockholders' equity	85,675	60,834
Total liabilities and stockholders' equity	$90,483	64,133
Condensed Statements of Income (Loss)
Interest income	$1	3	4
Equity income (losses) of subsidiaries	26,792	6,220	(10,519)
Compensation and benefits	(235)	(227)	(263)
Occupancy	(24)	(24)	(24)
Data processing	(6)	(6)	(6)
Other	(498)	(513)	(747)
Income (loss) before income tax expense (benefit)	26,030	5,453	(11,555)
Income tax (benefit) expense	(640)	132	0
Net income (loss)	$26,670	5,321	(11,555)
Condensed Statements of Cash Flows
Cash flows from operating activities:
Net income (loss)	$26,670	5,321	(11,555)
Adjustments to reconcile net income (loss) to cash used by operating activities:
Equity (income) losses of subsidiaries	(26,792)	(6,220)	10,519
Deferred income tax benefit	(931)	0	0
Earned employee stock ownership shares priced below original cost	(21)	(162)	(81)
Stock option compensation	4	7	29
Cancellation of restricted stock awards	(119)	0	0
Amortization of restricted stock awards	202	233	298
Decrease in unearned ESOP shares	193	194	193
Increase in accrued expenses and other liabilities	47	65	101
(Increase) decrease in other assets	(65)	22	13
Other, net	(1)	0	(1)
Net cash used by operating activities	(813)	(540)	(484)
Cash flows from investing activities:
(Increase) decrease in loans receivable, net	(200)	600	100
Net cash (used) provided by investing activities	(200)	600	100
Cash flows from financing activities:
Dividends received from Bank	1,000	0	0
Net cash used by financing activities	1,000	0	0
(Decrease) increase in cash and cash equivalents	(13)	60	(384)
Cash and cash equivalents, beginning of year	154	94	478
Cash and cash equivalents, end of year	$141	154	94

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 22 Business Segments

The Bank has been identified as a reportable operating segment in accordance with the provisions of ASC 280. HMN, the holding company, did not meet the quantitative thresholds for a reportable segment and therefore is included in the “Other” category.

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

(Dollars in thousands)	Home Federal Savings Bank	Other	Eliminations	Consolidated Total
At or for the year ended December 31, 2013:
Interest income - external customers	$22,983	0	0	22,983
Non-interest income - external customers	7,312	0	0	7,312
Intersegment interest income	0	1	(1)	0
Intersegment non-interest income	182	26,792	(26,974)	0
Interest expense	3,290	0	(1)	3,289
Non-interest expense	22,039	766	(182)	22,623
Income tax benefit	(13,766)	(640)	0	(14,406)
Net income	26,795	26,667	(26,792)	26,670
Total assets	647,679	90,483	(89,540)	648,622
At or for the year ended December 31, 2012:
Interest income - external customers	$30,816	0	0	30,816
Non-interest income - external customers	8,990	0	0	8,990
Intersegment interest income	0	4	(4)	0
Intersegment non-interest income	186	6,220	(6,406)	0
Interest expense	7,143	0	(4)	7,139
Non-interest expense	24,077	779	(186)	24,670
Income tax expense	0	132	0	132
Net income	6,228	5,313	(6,220)	5,321
Total assets	653,315	64,135	(64,123)	653,327
At or for the year ended December 31, 2011:
Interest income - external customers	$39,541	0	0	39,541
Non-interest income - external customers	6,863	0	0	6,863
Gain on limited partnerships	6	0	0	6
Intersegment interest income	0	4	(4)	0
Intersegment non-interest income	186	(10,519)	10,333	0
Interest expense	11,139	0	(4)	11,135
Non-interest expense	28,689	1,049	(186)	29,552
Net loss	(10,510)	(11,564)	10,519	(11,555)
Total assets	790,115	59,005	(58,965)	790,155

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

HMN Financial, Inc.:

We have audited the accompanying consolidated balance sheets of HMN Financial, Inc. (the Company) as of December 31, 2013 and 2012, and the related consolidated statements of comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2013. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of HMN Financial, Inc. as of December 31, 2013 and 2012, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2013, in conformity with U.S. generally accepted accounting principles.

Minneapolis, Minnesota

March 11, 2014

OTHER FINANCIAL DATA

The following tables set forth certain information as to the Bank’s Federal Home Loan Bank (FHLB) advances.

	Year Ended December 31,
(Dollars in thousands)	2013	2012	2011
Maximum Balance:
FHLB advances	$70,000	70,000	122,500
FHLB short-term advances	70,000	70,000	52,500
Average Balance:
FHLB advances	30,329	70,000	92,542
FHLB short-term advances	30,329	39,317	22,604

	December 31,
	2013		2012		2011
(Dollars in thousands)	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate
FHLB short-term advances	$0	0.00%	$70,000	4.77%	$0	0.00%
FHLB long-term advances	0	0.00	0	0.00	70,000	4.77
Total	$0	0.00%	$70,000	4.77%	$70,000	4.77%

Refer to Note 11 of the Notes to Consolidated Financial Statements for more information on the Bank’s FHLB advances and FRB borrowings.

SELECTED QUARTERLY FINANCIAL DATA

(Dollars in thousands, except per share data)	December 31, 2013	September 30, 2013	June 30, 2013
Selected Operations Data (3 months ended):
Interest income	$5,144	5,729	5,787
Interest expense	378	404	1,115
Net interest income	4,766	5,325	4,672
Provision for loan losses	(3,031)	(4,330)	(520)
Net interest income after provision for loan losses	7,797	9,655	5,192
Noninterest income:
Fees and service charges	912	929	883
Loan servicing fees	257	267	257
Gain on sales of loans	289	433	702
Gain on sales of branch office	0	0	0
Other noninterest income	170	194	145
Total noninterest income	1,628	1,823	1,987
Noninterest expense:
Compensation and benefits	3,492	3,009	2,980
(Gains) losses on real estate owned	(223)	(282)	(306)
Occupancy	795	867	826
Deposit insurance	188	172	190
Data processing	209	313	325
Other noninterest expense	1,512	1,207	1,310
Total noninterest expense	5,973	5,286	5,325
Income before income tax (benefit) expense	3,452	6,192	1,854
Income tax (benefit) expense	(14,644)	158	55
Net income	18,096	6,034	1,799
Preferred stock dividends and discount	(522)	(523)	(547)
Net income (loss) available to common stockholders	$17,574	5,511	1,252
Basic earnings (loss) per common share	$4.37	1.38	0.32
Diluted earnings (loss) per common share	$3.93	1.27	0.30
Financial Ratios:
Return on average assets(1)	12.23%	4.44%	1.21%
Return on average common equity(1)	106.72	38.17	11.78
Average equity to average assets	10.77	10.54	10.05
Net interest margin(1)(2)	3.37	4.10	3.28

(Dollars in thousands)
Selected Financial Condition Data:
Total assets	$648,622	562,565	560,974
Securities available for sale:
Mortgage-backed and related securities	5,213	5,973	7,042
Other marketable securities	102,743	83,714	83,251
Loans held for sale	1,502	1,180	3,212
Loans receivable, net	384,615	393,322	415,534
Deposits	553,930	485,921	491,753
Federal Home Loan Bank advances	0	0	0
Stockholders’ equity	85,675	67,376	61,162

(1) Annualized

(2) Net interest income divided by average interest-earning assets.

March 31, 2013	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012

6,323	7,038	7,551	7,952	8,275
1,392	1,513	1,659	1,905	2,062
4,931	5,525	5,892	6,047	6,213
0	0	1,584	1,088	(128)
4,931	5,525	4,308	4,959	6,341

789	841	821	834	829
248	251	245	236	232
678	1,105	940	620	909
0	0	0	0	552
159	177	110	104	184
1,874	2,374	2,116	1,794	2,706

3,199	2,865	2,955	3,219	3,413
(19)	256	(172)	174	(77)
850	832	805	839	882
318	327	353	305	270
330	326	333	336	337
1,361	1,676	1,513	1,485	1,418
6,039	6,282	5,787	6,358	6,243
766	1,617	637	395	2,804
25	132	0	0	0
741	1,485	637	395	2,804
(476)	(469)	(467)	(464)	(461)
265	1,016	170	(69)	2,343
0.07	0.26	0.04	(0.02)	0.60
0.06	0.25	0.04	(0.02)	0.58

0.48%	0.93%	0.39%	0.23%	1.57%
4.90	9.77	4.20	2.66	19.32
9.82	8.81	8.58	8.22	8.14
3.34	3.63	3.82	3.72	3.53

627,086	653,327	643,723	670,314	706,409

8,586	10,421	12,437	14,869	17,597
82,438	75,470	46,406	61,420	70,358
2,210	2,584	4,654	2,601	3,279
434,634	454,045	474,346	496,178	538,069
487,645	514,951	505,541	534,297	568,237
70,000	70,000	70,000	70,000	70,000
61,053	60,834	59,849	59,531	59,465

COMMON STOCK INFORMATION

The common stock of the Company is listed on the Nasdaq Stock Market under the symbol HMNF. As of December 31, 2013, the Company had 9,128,662 shares of common stock issued and 4,704,313 shares in treasury stock. As of December 31, 2013, there were 573 stockholders of record and 1,020 estimated beneficial stockholders. The following table represents the stock price information for the Company as furnished by Nasdaq for each quarter starting with the quarter ended December 31, 2013 and regressing back to March 30, 2012. On February 4, 2014, the last reported sale price of shares of our common stock on the Nasdaq Stock Market was $10.48 per share. The Company has not paid a dividend on its common stock since 2008. Under the terms of the Supervisory Agreement that the Company entered into with the FRB effective February 22, 2011, the Company may not declare or pay any cash dividend without prior notice to, and the consent of, the FRB. Further, while dividends on the Company’s outstanding preferred stock are in arrears ($4.6 million at February 15, 2014), no dividend may be paid on common stock of the Company. See “Management Discussion and Analysis –Liquidity and Capital Resources- Dividends” and “Note 15 Stockholders’ Equity” in the Notes to the Consolidated Financial Statements.

	December 31, 2013	September 30, 2013	June 28, 2013	March 28, 2013	December 31, 2012	September 28, 2012	June 29, 2012	March 30, 2012
HIGH	$10.98	9.94	7.84	6.40	3.80	3.25	3.50	2.65
LOW	7.57	6.39	5.84	2.99	2.65	2.60	2.38	1.61
CLOSE	10.57	7.90	7.11	5.85	3.47	3.15	3.00	2.48

The following graph and table compares the total cumulative stockholders’ return on the Company’s common stock to the NASDAQ U.S. Stock Index (“NASDAQ Composite”), which includes all NASDAQ traded stocks of U.S. companies, and the SNL Bank NASDAQ Index. The graph and table assume that $100 was invested on December 31, 2008 and that all dividends were reinvested.

	Period Ending
Index	12/31/08	12/31/09	12/31/10	12/31/11	12/31/12	12/31/13
HMN Financial, Inc.	100.00	100.48	67.22	46.32	83.05	252.87
NASDAQ Composite	100.00	145.36	171.74	170.38	200.63	281.22
SNL Bank NASDAQ Index	100.00	81.12	95.71	84.92	101.22	145.48