Form 10-K, Exhibit 13
period 2014-12-31
HMN FINANCIAL INC
filed 2015-03-13
CIK 921183

Exhibit 13

FIVE-YEAR CONSOLIDATED FINANCIAL HIGHLIGHTS

Selected Operations Data:	Year Ended December 31,
(Dollars in thousands, except per share data)	2014	2013		2012	2011	2010
Total interest income	$20,613	22,983		30,816	39,541	48,270
Total interest expense	1,211	3,289		7,139	11,135	17,259
Net interest income	19,402	19,694		23,677	28,406	31,011
Provision for loan losses	(6,998)	(7,881)		2,544	17,278	33,381
Net interest income (loss) after provision for loan losses	26,400	27,575		21,133	11,128	(2,370)
Fees and service charges	3,458	3,513		3,325	3,739	3,741
Loan servicing fees	1,058	1,029		964	987	1,067
Gain on sales of loans	1,828	2,102		3,574	1,656	1,987
Gain on sale of branch office	0	0		552	0	0
Other non-interest income	940	668		575	487	476
Total non-interest income	7,284	7,312		8,990	6,869	7,271
Total non-interest expense	21,403	22,623		24,670	29,552	27,556
Income (loss) before income tax expense (benefit)	12,281	12,264		5,453	(11,555)	(22,655)
Income tax expense (benefit)	4,902	(14,406	)(1)	132	0	6,323
Net income (loss)	7,379	26,670		5,321	(11,555)	(28,978)
Preferred stock dividends and discount	(1,710)	(2,068)		(1,861)	(1,821)	(1,784)
Net income (loss) available to common shareholders	$5,669	24,602		3,460	(13,376)	(30,762)

Basic earnings (loss) per common share	$1.40	6.15		0.88	(3.47)	(8.17)
Diluted earnings (loss) per common share	1.23	5.71		0.86	(3.47)	(8.17)

(1) Relates to the elimination of the deferred tax asset valuation reserve at December 31, 2013. See “Results of Operations - Income Taxes” in the Management Discussion and Analysis for further information.

Selected Financial Condition Data:	December 31,
(Dollars in thousands, except per share data)	2014	2013	2012	2011	2010
Total assets	$577,426	648,622	653,327	790,155	880,618
Securities available for sale	137,834	107,956	85,891	126,114	151,564
Loans held for sale	2,076	1,502	2,584	3,709	2,728
Loans receivable, net	365,113	384,615	454,045	555,908	664,241
Deposits	496,750	553,930	514,951	656,176	683,230
FHLB advances	0	0	70,000	70,000	122,500
Stockholders’ equity	76,013	85,675	60,834	57,061	69,547
Book value per common share	14.77	13.49	8.02	7.36	10.51

Number of full service offices	11	11	12	13	14
Number of loan origination offices	2	1	1	1	1

Key Ratios (2)
Stockholders’ equity to total assets at year end	13.16%	13.21%	9.31%	7.22%	7.90%
Average stockholders’ equity to average assets	13.25	10.77	8.81	8.19	9.40
Return (loss) on stockholders’ equity (ratio of net income (loss) to average equity)	9.12	42.22	8.94	(16.94)	(31.73)
Return (loss) on assets (ratio of net income (loss) to average assets)	1.21	4.55	0.79	(1.39)	(2.98)

(2) Average balances were calculated based upon amortized cost without the market value impact of ASC 320.

MANAGEMENT DISCUSSION AND ANALYSIS

This Annual Report, other reports filed by the Company with the Securities and Exchange Commission, and the Company’s proxy statement may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are often identified by such forward-looking terminology as “expect,” “intend,” “look,” “believe,” “anticipate,” “estimate,” “project,” “seek,” “may,” “will,” “would,” “could,” “should,” “trend,” “target,” and “goal” or similar statements or variations of such terms and include, but are not limited to, those relating to increasing our core deposit relationships, improving credit quality, reducing non-performing assets, reducing expense and generating improved financial results; the adequacy and amount of available liquidity and capital resources to the Bank; the Company’s liquidity and capital requirements; our expectations for core capital and our strategies and potential strategies for improvement thereof; improvements in loan production; changes in the size of the Bank’s loan portfolio; the amount of the Bank’s non-performing assets and the appropriateness of the allowance therefor; anticipated future levels of the provision for loan losses; future losses on non-performing assets; the amount and mix of interest-earning assets; the amount and mix of deposits; the availability of alternate funding sources; the payment of dividends by HMN, the future outlook for the Company; the amount of deposits that will be withdrawn from checking and money market accounts and how the withdrawn deposits will be replaced; the projected changes in net interest income based on rate shocks; the range that interest rates may fluctuate over the next twelve months; the net market risk of interest rate shocks; the future outlook for the issuer of the trust preferred securities held by the Bank; the ability of the Bank to pay dividends to HMN; the ability of HMN to pay the principal and interest payments on the third party note; the ability to remain well capitalized under revised capital rules; the expected impact of new Basel III and the Dodd Frank Act capital standards on the Bank’s and the Company’s capital positions; and compliance by the Company and the Bank with regulatory standards generally (including the Bank’s status as “well-capitalized”) and other supervisory directives or requirements to which the Company or the Bank are or may become expressly subject, specifically, and possible responses of the Office of the Comptroller of the Currency (OCC), Board of Governors of the Federal Reserve System (FRB), the Bank, and the Company to any failure to comply with any such regulatory standard, directive or requirement.

A number of factors could cause actual results to differ materially from the Company’s assumptions and expectations. These include but are not limited to the adequacy and marketability of real estate and other collateral securing loans to borrowers; federal and state regulation and enforcement; possible legislative and regulatory changes, including changes to regulatory capital rules; the ability of the Bank to comply with other applicable regulatory capital requirements; enforcement activity of the OCC and FRB in the event of our non-compliance with any applicable regulatory standard or requirement; adverse economic, business and competitive developments such as shrinking interest margins, reduced collateral values, deposit outflows, changes in credit or other risks posed by the Company’s loan and investment portfolios, changes in costs associated with alternate funding sources, including changes in collateral advance rates and policies of the Federal Home Loan Bank, technological, computer-related or operational difficulties, results of litigation, and reduced demand for financial services and loan products; changes in accounting policies and guidelines, or monetary and fiscal policies of the federal government or tax laws; international economic developments; the Company’s access to and adverse changes in securities markets; the market for credit related assets; the future operating results, financial condition, cash flow requirements and capital spending priorities of the Company and the Bank; the availability of internal and, as required, external sources of funding; or other significant uncertainties. Additional factors that may cause actual results to differ from the Company’s assumptions and expectations include those set forth in the Company’s most recent filings on Forms 10-K and 10-Q with the Securities and Exchange Commission. All forward-looking statements are qualified by, and should be considered in conjunction with, such cautionary statements. For additional discussion of the risks and uncertainties applicable to the Company, see the “Risk Factors” sections of the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

All statements in this Annual Report, including forward-looking statements, speak only as of the date hereof, and we undertake no duty to update any of the forward-looking statements after the date of this Annual Report.

Overview

HMN Financial, Inc. (HMN or the Company) is the stock savings bank holding company for Home Federal Savings Bank (the Bank), which operates community retail, private banking and loan production offices in Minnesota, Iowa and Wisconsin. The earnings of the Company are primarily dependent on the Bank's net interest income, which is the difference between interest earned on loans and investments, and the interest paid on interest-bearing liabilities such as deposits and Federal Home Loan Bank (FHLB) advances. The difference between the average rate of interest earned on assets and the average rate paid on liabilities is the "interest rate spread". Net interest income is produced when interest-earning assets equal or exceed interest-bearing liabilities and there is a positive interest rate spread. Net interest income and net interest rate spread are affected by changes in interest rates, the volume and mix of interest-earning assets and interest-bearing liabilities, and the level of non-performing assets. The Company's net earnings are also affected by the generation of non-interest income, which consists primarily of gains from the sale of loans and real estate owned, fees for servicing loans, and the generation of fees and service charges on deposit accounts. The Bank incurs expenses in addition to interest expense in the form of salaries and benefits, occupancy expenses, provisions for loan losses, deposit insurance, amortization of mortgage servicing assets, and income taxes. The earnings of financial institutions, such as the Bank, are also significantly affected by prevailing economic and competitive conditions, particularly changes in interest rates, government monetary and fiscal policies, and regulations of various regulatory authorities. Lending activities are influenced by the demand for and supply of business credit, single family and commercial properties, competition among lenders, the level of interest rates and the availability of funds. Deposit flows and costs of deposits are influenced by prevailing market rates of interest on competing investments, account maturities and the levels of personal income and savings.

MANAGEMENT DISCUSSION AND ANALYSIS

Between 2008 and 2011, the Company’s commercial business and commercial real estate loan portfolios required significant charge offs due primarily to decreases in the estimated value of the underlying collateral supporting the loans, as many of these loans were made to borrowers in or associated with the real estate industry. The decrease in the estimated collateral value was primarily the result of reduced demand for real estate, particularly as it relates to single-family and commercial land developments. More stringent lending standards implemented by the mortgage industry in those years made it more difficult for borrowers with marginal credit to qualify for a mortgage. This decrease in available credit and the overall weakness in the economy further reduced the demand for single family homes and the values of existing properties and developments where the Company’s commercial loan portfolio had concentrations. Consequently, our level of non-performing assets and the related provision for loan losses and charge-offs increased significantly during these years, relative to prior periods. The increased levels of non-performing assets, related provisions for loan losses and loan charge-offs, expenses associated with real estate owned, and the valuation allowance established against deferred tax assets arising from the adverse operating results, were the primary reasons for the net losses incurred by the Company in each of the years 2008 through 2011. Beginning in 2012 and continuing into 2014, commercial real estate values stabilized and fewer charge offs were recorded than in the 2008-2011 period. In addition, non-performing assets and expenses associated with real estate owned have continued to decline in 2013 and 2014, which had a positive effect on earnings.

The Company took a number of measures since 2008 to address its elevated level of non-performing assets, improve operating results, and establish adequate levels of liquidity and capital resources. Those measures included, among others, obtaining $26 million in additional capital through the sale of preferred stock to the United States Treasury, substantially all of which was contributed to the capital of the Bank. The Bank’s asset size was also reduced by decreasing the outstanding wholesale funding amounts and selling or closing branches. These changes contributed to net assets being reduced $568 million from December 31, 2008 to December 31, 2014, which improved the Bank’s capital ratios. The Company also hired additional experienced commercial credit review staff, implemented new loan credit approval processes, updated credit policies and procedures, and implemented additional commercial loan review procedures in order to improve the credit quality of commercial loans being added to the Bank’s portfolio and reduce commercial loan concentrations and non-performing assets. Additional resources were also allocated to establishing and maintaining remediation plans on all classified loans in order to improve the monitoring and ultimate collection of these loans. Because of these efforts, and the relative stabilization of commercial real estate values, the level of non-performing assets and related loan losses have continued to decline compared to the four years prior to 2012. The Company’s financial results in 2012 and 2013 also improved, which resulted in the reversal of the entire valuation reserve against its deferred tax asset in 2013.

Because of the losses incurred and elevated levels of non-performing assets, the Company and the Bank, effective February 22, 2011, each entered into a supervisory agreement (the “Company Supervisory Agreement” and the “Bank Supervisory Agreement”, respectively, and, collectively, the “Supervisory Agreements”) with the Office of Thrift Supervision (the “OTS”), their primary federal regulator at the time. The Supervisory Agreements superseded the memoranda of understanding between each of the Company and the Bank that were entered into with the OTS in December 2009. As required by the Company Supervisory Agreement, the Company submitted an initial consolidated capital plan in May of 2011 and updated two year capital plans in January of 2012, 2013, and 2014 and submitted periodic reports on its compliance with the plan. In addition, the Company could not incur or issue any debt, guarantee the debt of any entity, declare or pay any cash dividends or repurchase any of the Company’s capital stock, enter into any new contractual arrangement or renew or extend any existing arrangement related to compensation or benefits with any director or officer, or make any golden parachute payments, without the consent of the FRB (as successor to the OTS with respect to the Company). Effective May 1, 2014, the FRB terminated the Supervisory Agreement to which the Company was subject.

MANAGEMENT DISCUSSION AND ANALYSIS

The Bank entered into a written Supervisory Agreement with the OTS, effective February 22, 2011, that primarily related to the Bank’s financial performance and credit quality issues. In addition, the OCC (as successor to the OTS with respect to the Bank) established an Individual Minimum Capital Requirement (IMCR) for the Bank, effective December 31, 2011. An IMCR requires a bank to establish and maintain levels of capital greater than those generally required for a bank to be classified as “well-capitalized.” Effective February 11, 2014, the OCC terminated the Supervisory Agreement and the IMCR to which the Bank was subject.

For further discussion and a complete description of the Supervisory Agreements, IMCR, and termination by the OCC of the Bank Supervisory Agreement and IMCR, see “Note 16 Regulatory Matters/Supervisory Agreements and IMCR” in the Notes to the Consolidated Financial Statements and “Item 1 – Business – Regulation and Supervision” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

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

Allowance for Loan Losses and Related Provision

The allowance for loan losses is based on periodic analysis of the loan portfolio and is maintained at an amount considered to be appropriate by management to provide for probable losses inherent in the loan portfolio as of the balance sheet dates. In this analysis, management considers factors including, but not limited to, specific occurrences of loan impairment, actual and anticipated changes in the size of the portfolios, national and regional economic conditions (such as unemployment data, loan delinquencies, local economic conditions, demand for single-family homes, demand for commercial real estate and building lots, loan portfolio composition and historical loss experience) and observations made by the Company's ongoing internal audit and regulatory exam processes. Loans are charged off to the extent they are deemed to be uncollectible. The Company has established separate processes to determine the appropriateness of the loan loss allowance for its homogeneous single-family and consumer loan portfolios and its non-homogeneous loan portfolios. The determination of the allowance on the homogeneous single-family and consumer loan portfolios is calculated on a pooled basis with individual determination of the allowance for all non-performing loans. The determination of the allowance for the non-homogeneous commercial, commercial real estate and multi-family loan portfolios involves assigning standardized risk ratings and loss factors that are periodically reviewed. The loss factors are estimated based on the Company's own loss experience and are assigned to all loans without identified credit weaknesses. For each non-performing loan, the Company also performs an individual analysis of impairment that is based on the expected cash flows or the value of the assets collateralizing the loans and establishes any necessary reserves or charges off all loans or portions thereof that are deemed uncollectable.

The appropriateness of the allowance for loan losses is dependent upon management’s estimates of variables affecting valuation, appraisals of collateral, evaluations of performance and status, and the amounts and timing of future cash flows expected to be received on impaired loans. Such estimates, appraisals, evaluations and cash flows may be subject to adjustments due to changing economic prospects of borrowers or properties. The fair market value of collateral dependent loans are typically based on the appraised value of the property less estimated selling costs. The estimates are reviewed periodically and adjustments, if any, are recorded in the provision for loan losses in the periods in which the adjustments become known. Because of the size of some loans, changes in estimates can have a significant impact on the loan loss provision. The allowance is allocated to individual loan categories based upon the relative risk characteristics of the loan portfolios and the actual loss experience. The Company increases its allowance for loan losses by charging the provision for loan losses against income and decreases its allowance by crediting the provision for loan losses. A review of the allowance in 2013 and 2014 resulted in a reduction in the required allowance and a corresponding credit to the loan loss provision. The methodology for establishing the allowance for loan losses takes into consideration probable losses that have been identified in connection with specific loans as well as losses in the loan portfolio that have not been specifically identified. Although management believes that based on current conditions the allowance for loan losses is maintained at an appropriate amount to provide for probable loan losses inherent in the portfolio as of the balance sheet dates, future conditions may differ substantially from those anticipated in determining the allowance for loan losses and adjustments may be required in the future.

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

Results of Operations

Comparison of 2014 with 2013

Net income was $7.4 million for 2014, a decrease of $19.3 million, from $26.7 million for 2013. Net income available to common shareholders was $5.7 million for the year ended December 31, 2014, a decrease of $18.9 million, from net income available to common shareholders of $24.6 million for 2013. Diluted earnings per common share for the year ended December 31, 2014 was $1.23, a decrease of $4.48 from $5.71 diluted earnings per common share for the year ended December 31, 2013. The decrease in net income in 2014 is due primarily to a $19.3 million increase in income tax expense between the periods as a result of eliminating the valuation reserve against the Company’s deferred tax asset in the fourth quarter of 2013 and recording regular income tax expense in 2014.

Net Interest Income

Net interest income was $19.4 million for 2014, a decrease of $0.3 million, or 1.5%, from $19.7 million for 2013. Interest income was $20.6 million for 2014, a decrease of $2.4 million, or 10.3%, from $23.0 million for 2013. Interest income decreased between the periods primarily because of a change in the mix of average interest-earning assets held and also because of a decrease in the average yields earned between the periods. While the average interest-earning assets increased $13.1 million between the periods, the average interest-earning assets held in lower yielding cash and investments increased $52.3 million and the amount of average interest-earning assets held in higher yielding loans decreased $39.2 million between the periods. The decrease in the average outstanding loans between the periods was primarily the result of a decrease in the commercial loan portfolio, which occurred primarily because of loan prepayments and non-renewals as a result of the Company’s continued focus on improving credit quality, decreasing loan concentration, and managing net interest margin. The average yield earned on interest-earning assets was 3.59% for the year ended December 31, 2014, a decrease of 50 basis points from 4.09% for the same period of 2013. The decrease in average yield is due to the change in the mix of assets held and the continued low interest rate environment that existed during 2014.

MANAGEMENT DISCUSSION AND ANALYSIS

Interest expense was $1.2 million for the year ended December 31, 2014, a decrease of $2.1 million, or 63.2%, from $3.3 million for 2013. Interest expense decreased primarily because of the change in the mix of the average interest-bearing liabilities held between the periods and also because of a decrease in the average interest rate. While the average interest-bearing liabilities increased $4.4 million between the periods, the amount held in higher rate certificates of deposit and Federal Home Loan Bank Advances decreased $70.2 million and the amount of interest-bearing liabilities held in other lower rate deposit accounts increased $74.6 million between the periods. The decrease in certificates of deposit between the periods was the result of using the proceeds from loan principal payments to fund maturing certificates of deposit. The decreased average rates paid were the result of the change in the mix of liabilities held and the low interest rate environment that continued to exist during 2014. The average interest rate paid on interest-bearing liabilities was 0.23% for the year ended December 31, 2014, a decrease of 41 basis points from the 0.64% average interest rate paid in 2013.

The following table presents the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. Non-accruing loans have been included in the average outstanding loan balance in the table as loans carrying a zero yield.

	Year Ended December 31,
	2014			2013			2012
(Dollars in thousands)	Average Outstanding Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Average Yield/ Rate
Interest-earning assets:
Securities available for sale:
Mortgage-backed and related securities	$3,726	164	4.40%	$6,968	299	4.30%	$14,275	604	4.23%
Other marketable securities	119,484	1,269	1.06	85,947	614	0.71	73,329	737	1.01
Loans held for sale	1,557	58	3.73	1,964	72	3.67	3,257	103	3.16
Loans receivable, net(1) (2)	369,571	18,929	5.12	408,383	21,816	5.34	503,668	29,154	5.79
FHLB stock	778	4	0.51	2,191	53	2.42	4,098	117	2.85
Other, including cash equivalents	79,373	189	0.24	55,909	129	0.23	46,495	101	0.22
Total interest-earning assets	$574,489	20,613	3.59	$561,362	22,983	4.09	$645,122	30,816	4.78

Interest-bearing liabilities:
NOW accounts	$71,666	14	0.02%	$69,675	15	0.02%	$65,566	35	0.05%
Passbooks	47,200	32	0.07	44,113	34	0.08	40,139	67	0.17
Money market accounts	162,207	414	0.26	120,782	372	0.31	110,665	447	0.40
Certificate accounts	110,256	739	0.67	140,254	1,236	0.88	202,082	2,413	1.19
Brokered deposits	830	12	1.45	10,647	147	1.38	35,161	779	2.22
FHLB advances and other borrowings	0	0	0.00	30,427	1,485	4.88	70,000	3,398	4.85
Other interest-bearing liabilities	924	0	0.00	963	0	0.00	1,019	0	0.00
Total interest-bearing liabilities	$393,083			$416,861			$524,632
Noninterest checking	125,767			97,613			85,525
Total interest-bearing liabilities and noninterest-bearing deposits	$518,850	1,211	0.23%	$514,474	3,289	0.64%	$610,157	7,139	1.17%
Net interest income		19,402			19,694			23,677
Net interest rate spread			3.35%			3.45%			3.61%
Net earning assets	$55,639			$46,888			$34,965
Net interest margin			3.38%			3.51%			3.67%
Average interest-earning assets to average interest-bearing liabilities and noninterest-bearing deposits		110.72%			109.11%			105.73%

(1)Tax exempt income was not significant; therefore, the yield was not presented on a tax equivalent basis for any of the years presented. The tax-exempt income was $0.1 million for 2014, $0.2 million for 2013, and $0.3 million for 2012.

(2)Calculated net of deferred loan fees, loan discounts, loans in process and loss reserve.

 MANAGEMENT DISCUSSION AND ANALYSIS

Net interest margin decreased to 3.38% in 2014 from 3.51% in 2013 primarily because the yield on interest-earning assets decreased at a faster rate than the cost of interest-bearing liabilities. Net interest margin was also negatively impacted by a change in the asset mix as a higher percentage of interest-earning assets were in lower yielding cash and investments in 2014 when compared to 2013. Average net earning assets increased $8.7 million to $55.6 million in 2014 compared to $46.9 million for 2013 primarily because the net income realized in 2014 was reinvested in interest-earning assets.

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

Year Ended December 31,
	2014 vs. 2013			2013 vs. 2012
	Increase (Decrease) Due to			Increase (Decrease) Due to
(Dollars in thousands)	Volume(1)	Rate(1)	Total Increase (Decrease)	Volume(1)	Rate(1)	Total Increase (Decrease)
Interest-earning assets:
Securities available for sale:
Mortgage-backed and related securities	$(139)	4	(135)	(309)	4	(305)
Other marketable securities	240	415	655	127	(250)	(123)
Loans held for sale	(15)	1	(14)	(41)	10	(31)
Loans receivable, net	(2,001)	(886)	(2,887)	(5,556)	(1,782)	(7,338)
Cash equivalents	54	6	60	21	7	28
FHLB stock	(34)	(15)	(49)	(55)	(9)	(64)
Total interest-earning assets	$(1,895)	(475)	(2,370)	(5,813)	(2,020)	(7,833)
Interest-bearing liabilities:
NOW accounts	$0	(1)	(1)	2	(22)	(20)
Passbooks	2	(4)	(2)	7	(40)	(33)
Money market accounts	89	(48)	41	26	(101)	(75)
Certificates	(300)	(197)	(497)	(727)	(450)	(1,177)
Brokered deposits	(137)	2	(135)	(543)	(89)	(632)
FHLB advances	(1,484)	0	(1,484)	(1,923)	10	(1,913)
Total interest-bearing liabilities	(1,830)	(248)	(2,078)	(3,158)	(692)	(3,850)
Decrease in net interest income	$(65)	(227)	(292)	(2,655)	(1,328)	(3,983)

(1)For purposes of this table, changes attributable to both rate and volume which cannot be segregated, have been allocated proportionately to the change due to volume and the change due to rate.

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

At December 31, 2014
Weighted average yield on:		Weighted average rate on:
Securities available for sale:
Mortgage-backed and related securities	4.44%	NOW accounts	0.02%
Other marketable securities	1.26	Passbooks	0.07
Loans held for sale	3.25	Money market accounts	0.25
Loans receivable, net	4.85	Certificates of Deposits	0.61
Federal Home Loan Bank stock	0.50	Federal Home Loan Bank advances and other borrowings	0.00
Other interest-earnings assets	0.24
Combined weighted average yield on interest-earning assets	3.59	Combined weighted average rate on interest-bearing liabilities	0.21
		Interest rate spread	3.38

Provision for Loan Losses

The provision for loan losses was ($7.0 million) for the year ended December 31, 2014, a decrease in the credit provision of $0.9 million, from ($7.9 million) for the year ended December 31, 2013. The decrease in the size of the commercial loan portfolio, the continued improvement in the credit quality of the loan portfolio, and the recoveries received on previously charged off loans in 2014 and 2013 resulted in lower reserves being required in the allowance for loan losses. The reduction in the allowance for loan losses was the primary reason for the large credits in the provision for loan losses for 2014 and 2013. Future loan loss provisions are anticipated to return to more normalized levels due to the decrease in non-performing assets and the recoveries already received on previously charged off loans. Total non-performing assets were $14.0 million at December 31, 2014, a decrease of $10.4 million, or 42.5%, from $24.4 million at December 31, 2013. Non-performing loans decreased $6.6 million and foreclosed and repossessed assets decreased $3.8 million during 2014. The non-performing loan and foreclosed and repossessed asset activity for 2014 was as follows:

Non-performing loans:	December 31,
(Dollars in thousands)	2014	2013
Balance at beginning of year	$17,496	29,975
Classified as non-performing	5,153	6,295
Charge offs	(1,215)	(5,002)
Principal payments received	(7,211)	(11,043)
Classified as performing	(3,189)	(1,853)
Transferred to real estate owned	(114)	(876)
Balance at end of year	$10,920	17,496

Foreclosed and repossessed assets:	December 31,
(Dollars in thousands)	2014	2013
Balance at beginning of year	$6,898	10,595
Transferred from non-performing loans	114	876
Other foreclosures/repossessions	28	687
Real estate sold	(4,891)	(5,827)
Net gain on sale of assets	1,449	1,587
Write downs	(495)	(1,020)
Balance at end of year	$3,103	6,898

The decrease in non-performing loans during 2014 relates primarily to principal payments received. Of the $7.2 million in principal payments received during the period, $2.5 million was received on a residential development loan as settlement of the outstanding debt, $1.7 million related to the payoff of non-performing single family construction loans as a result of the houses being sold, $1.2 million related to the payoff of two non-performing one-to-four family loans that were refinanced with other financial institutions, $0.6 million related to additional principal payments received from various developers as a result of land or lot sales, and $0.7 million related to the payoff of non-performing commercial and commercial real estate loans.

MANAGEMENT DISCUSSION AND ANALYSIS

A reconciliation of the allowance for loan losses for 2014 and 2013 is summarized as follows:

(Dollars in thousands)	2014	2013
Balance at January 1,	$11,401	$21,608
Provision	(6,998)	(7,881)
Charge offs:
Commercial	(55)	(651)
Commercial real estate	(936)	(3,711)
Consumer	(131)	(484)
Single family mortgage	(92)	(200)
Recoveries	5,143	2,720
Balance at December 31,	$8,332	$11,401

Specific allowance	$1,074	$3,778
General allowance	7,258	7,623
	$8,332	$11,401

The allowance for loan losses and charge offs decreased in 2014 when compared to 2013 because of two factors. The first factor was there were less required specific reserves because some non-performing loans were paid or charged off during 2014. The second factor was that the loan portfolio decreased $22 million between the periods which reduced the amount of the required allowance. These decreases in the allowance were partially offset by an increase in the required reserve percentages for certain risk rated loan categories as a result of the periodic internal analysis of recent loan charge-off history that was performed in 2014.

Non-Interest Income

Non-interest income was $7.3 million for the year ended December 31, 2014, the same as for the year ended December 31, 2013.

The following table presents the components of non-interest income:

	Year ended December 31,			Percentage Increase (Decrease)
(Dollars in thousands)	2014	2013	2012	2014/2013	2013/2012
Fees and service charges	$3,458	3,513	3,325	(1.6)%	5.7%
Loan servicing fees	1,058	1,029	964	2.8	6.7
Gain on sales of loans	1,828	2,102	3,574	(13.0)	(41.2)
Gain on sale of branch office	0	0	552	0.0	(100.0)
Other non-interest income	940	668	575	40.7	16.2
Total non-interest income	$7,284	7,312	8,990	(0.4)	(18.7)

Gain on sales of loans decreased $0.3 million, or 13.0%, between 2014 and 2013 primarily because of a decrease in single family loan originations and sales. Fees and service charges decreased $0.1 million primarily because of a decrease in retail overdraft fees and other charges between 2014 and 2013. Other non-interest income increased $0.3 million between the periods due to increases in the sale of non-insured investment products and rental income. Loan servicing fees increased $29,000 as a result of servicing more commercial loans.

 MANAGEMENT DISCUSSION AND ANALYSIS

Non-Interest Expense

Non-interest expense was $21.4 million for the year ended December 31, 2014, a decrease of $1.2 million, or 5.4%, from $22.6 million for 2013. The following table presents the components of non-interest expense:

	Year ended December 31,			Percentage Increase (Decrease)
(Dollars in thousands)	2014	2013	2012	2014/2013	2013/2012
Compensation and benefits	$13,332	12,680	12,452	5.1%	1.8%
(Gains) losses on real estate owned	(1,194)	(830)	181	(43.9)	(558.6)
Occupancy	3,691	3,338	3,358	10.6	(0.6)
Deposit insurance	435	868	1,255	(49.9)	(30.8)
Data processing	1,011	1,289	1,434	(21.6)	(10.1)
Other	4,128	5,278	5,990	(21.8)	(11.9)
Total non-interest expense	$21,403	22,623	24,670	(5.4)	(8.3)

Other non-interest expenses decreased $1.2 million between 2014 and 2013 primarily because of a decrease in legal and other costs associated with loans and real estate owned. Deposit insurance expense decreased $0.4 million because of a decrease in assets and insurance rates between the periods. Gains on real estate owned increased $0.4 million between the periods primarily because of the significant gain realized on a commercial real estate property that was sold in 2014. Data processing expense decreased $0.3 million due to a decrease in hardware and software depreciation expense in 2014. These decreases in non-interest expense were partially offset by a $0.7 million increase in compensation expense in 2014 primarily because of an increase in salaries and pension benefit costs. Occupancy expense increased $0.4 million between 2014 and 2013 due to an increase in software amortization expense and the purchase of more non-capitalized items in 2014.

Income Taxes

The Company considers the calculation of current and deferred income taxes to be a critical accounting policy that is subject to significant estimates. Actual results could differ significantly from the estimates and interpretations used in determining the current and deferred income tax assets and liabilities. Income tax expense was $4.9 million for the year ended December 31, 2014, an increase of $19.3 million from the $14.4 million income tax benefit for the same period in 2013. In the second quarter of 2010, the Company recorded a deferred tax asset valuation reserve against its entire deferred tax asset balance and the Company continued to maintain a valuation reserve against the entire deferred tax asset balance until the fourth quarter of 2013. In the fourth quarter of 2013, the valuation reserve against the deferred tax asset was eliminated which resulted in a $14.4 million income tax benefit for 2013. Regular income tax expense was recorded in 2014.

Net Income Available to Common Shareholders

Net income available to common shareholders was $5.7 million for the year ended December 31, 2014, a decrease of $18.9 million from $24.6 million in net income available to common shareholders for the year ended December 31, 2013. Basic earnings per common share for the year ended December 31, 2014 was $1.40, a decrease of $4.75 from the basic earnings per common share of $6.15 for the year ended December 31, 2013. Diluted earnings per common share for the year ended December 31, 2014 was $1.23, a decrease of $4.48 from diluted earnings per common share of $5.71 for the year ended December 31, 2013. The net income available to common shareholders and the basic and diluted earnings per common share decreased primarily because of the decrease in net income between the periods as a result of the elimination of the deferred tax asset valuation reserve in the fourth quarter of 2013. The difference between basic and diluted earnings per common share is related primarily to the dilutive effect of the outstanding warrant held by the U.S. Treasury to purchase 833,333 shares of the Company’s common stock at an exercise price of $4.68.

On December 23, 2008, the Company sold 26,000 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A with a $1,000 liquidation preference (“Preferred Stock”) and a related warrant to the United States Department of Treasury (“Treasury”) for $26.0 million as part of the Treasury’s Capital Purchase Program. On February 8, 2013, Treasury sold the Preferred Stock to unaffiliated third party investors in a private transaction for $18.8 million. The shares of Preferred Stock were entitled to a 5% annual cumulative dividend for each of the first five years of the investment, which increased to 9% on February 15, 2014. The Company paid the following dividends on, and effected the following redemptions of, its Preferred Stock during 2014:

Date	Dividend (per share)	Redemption
May 15, 2014	$201.71	10,000 shares of Preferred Stock on a pro rata basis at $1,000 per share
August 15, 2014	$22.50	None
November 17, 2014	$22.50	6,000 shares of Preferred Stock on a pro rata basis at $1,000 per share

MANAGEMENT DISCUSSION AND ANALYSIS

Following the redemption on November 17, 2014, 10,000 shares of Preferred Stock remained outstanding. The Company did not pay any dividends on the Preferred Stock or redeem any shares of Preferred Stock in 2013.

On February 17, 2015, the Company redeemed the remaining 10,000 shares of outstanding Preferred Stock. After giving effect to a dividend of $22.50 per share on the Preferred Stock that was paid on the same date, the redemption price per share was $1,000. The Preferred Stock redemption was funded with a $10 million term loan to HMN from an unrelated third party that was evidenced by a promissory note. The principal balance of the note bears interest at a rate of 6.5% and is payable in consecutive annual installments of $1 million on each December 15, beginning December 15, 2015, with the balance due on December 15, 2021. The Preferred Stock dividend was funded by HMN through internally available funds.

Under applicable federal banking laws and regulations, neither the Company nor the Bank may declare or pay any cash dividends, or purchase or redeem any capital stock, without prior notice to, and non-objection from its regulators.

Comparison of 2013 with 2012

Net income was $26.7 million for 2013, an improvement of $21.4 million, from $5.3 million for 2012. Net income available to common shareholders was $24.6 million for the year ended December 31, 2013, an improvement of $21.1 million, from net income available to common shareholders of $3.5 million for 2012. Diluted earnings per common share for the year ended December 31, 2013 was $5.71, an improvement of $4.85 from $0.86 diluted earnings per common share for the year ended December 31, 2012. The improvement in net income in 2013 was due primarily to a $14.5 million increase in income tax benefit as a result of eliminating the valuation reserve against the Company’s deferred tax asset, a $10.4 million decrease in the provision for loan losses, a $1.0 million increase in the gains recognized on the sale of real estate owned, and a $0.7 million decrease in other non-interest expenses primarily related to legal and professional services. These improvements to net income were partially offset by a $4.0 million decrease in net interest income due primarily to a decrease in interest earning assets between the periods and a $1.5 million decrease in the gain on sale of loans due to a decrease in mortgage loan originations and sales.

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

Interest expense was $3.3 million for the year ended December 31, 2013, a decrease of $3.8 million, or 53.9%, from $7.1 million for 2012. Interest expense decreased primarily because of a $96 million decrease in the average interest-bearing liabilities between the periods. The decrease in the average interest-bearing liabilities was primarily the result of a decrease in the average outstanding retail and brokered certificates of deposits and Federal Home Loan Bank advances between the periods. The decrease in certificates of deposits and advances between the periods was the result of using the proceeds from loan principal payments to fund the maturing certificates of deposits and advances. The $126 million decrease in the average balances of certificates of deposits and advances was partially offset by the $30 million increase in the average balance of retail and commercial checking and money market accounts between the periods. Interest expense also decreased because of the lower interest rates paid on deposits as a result of the low interest rate environment that continued to exist during 2013. The average interest rate paid on interest-bearing liabilities was 0.64% for the year ended December 31, 2013, a decrease of 53 basis points from the 1.17% average interest rate paid for 2012.

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

MANAGEMENT DISCUSSION AND ANALYSIS

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

Loans classified as non-performing during 2013 decreased $12.5 million, from $30.0 million at December 31, 2012 to $17.5 million at December 31, 2013. The decrease in loans classified as non-performing during 2013 reflects continued stabilization of the value of the real estate collateral securing the loan portfolio which resulted in fewer loans being classified as non-performing. Principal payments received on non-performing loans during the year decreased $2.8 million, from $13.8 million in 2012 to $11.0 million in 2013 which was primarily the result of having fewer non-performing loans in 2013 when compared to 2012. Foreclosed and repossessed assets decreased $3.7 million during 2013 primarily because of the $5.8 million in real estate sales that occurred during the year.

The allowance for loan losses and charge offs decreased in 2013 when compared to 2012 because of three factors. The first factor was that there were fewer decreases in the value of the underlying collateral supporting commercial real estate loans that required additional allowances or charge offs in 2013 when compared to 2012. The second factor was that the loan portfolio decreased $80 million between the periods, which reduced the amount of the required allowance. The third factor was that required reserve percentages for certain risk rated loan categories decreased as a result of the periodic internal analysis of recent loan charge-off history that was performed in 2013.

Non-interest income was $7.3 million for the year ended December 31, 2013, a decrease of $1.7 million, or 18.7%, from $9.0 million for the year ended December 31, 2012.

Gain on sales of loans decreased $1.5 million, or 41.2%, between 2013 and 2012 primarily because of a decrease in single family loan originations and sales. Gain on sale of branch office was $0 for 2013, compared to $0.6 million in 2012 as a result of the sale of the Toledo, Iowa branch in the first quarter of 2012. Fees and service charges increased $0.2 million primarily because of an increase in overdraft charges related to a combination of an increase in the number of overdrafts and an increase in the amount charged per overdraft between 2013 and 2012. Other non-interest income increased $0.1 million due to an increase in the sale of non-insured investment products. Loan servicing fees increased $0.1 million as a result of servicing more single family loans.

Non-interest expense was $22.6 million for the year ended December 31, 2013, a decrease of $2.1 million, or 8.3%, from $24.7 million for the same period in 2012. Gains on real estate owned increased $1.0 million between 2013 and 2012 primarily because there were more gains realized on the sale of real estate and fewer write downs in the value of the real estate owned in 2013 when compared to 2012. Deposit insurance expense decreased $0.4 million because of a decrease in total assets and insurance rates between the periods. Data processing expense decreased $0.2 million due to a decrease in hardware and software depreciation expense. Other non-interest expenses decreased $0.7 million between 2013 and 2012 primarily because of a decrease in legal and other professional services. These decreases in noninterest expense were partially offset by a $0.2 million increase in compensation expense between 2013 and 2012, primarily because of an increase in employee incentives and pension benefit costs.

The Company considers the calculation of current and deferred income taxes to be a critical accounting policy that is subject to significant estimates. Actual results could differ significantly from the estimates and interpretations used in determining the current and deferred income tax assets and liabilities. Income tax benefit was $14.4 million in 2013, an increase of $14.5 million from $0.1 million in income tax expense for 2012. In the second quarter of 2010, the Company recorded a deferred tax asset valuation reserve against its entire deferred tax asset balance and the Company continued to maintain a valuation reserve against the entire deferred tax asset balance at December 31, 2012. Since the valuation reserve was established against the entire deferred tax asset balance, no regular income tax expense was recorded for 2012. The income tax expense that was recorded in 2012 related to alternative minimum tax amounts that were due since only a portion of the outstanding net operating loss carry forwards can be used to offset current income under the current alternative minimum tax rules. Due to the Company’s improved financial performance, the valuation reserve against the deferred tax asset was eliminated in the fourth quarter of 2013, which resulted in a $14.4 million income tax benefit for the year ended December 31, 2013.

MANAGEMENT DISCUSSION AND ANALYSIS

Net income available to common shareholders was $24.6 million for the year ended December 31, 2013, an improvement of $21.1 million, from net income available to common shareholders of $3.5 million for 2012. Net income available to common shareholders increased primarily because of the increase in net income between the periods.

On December 23, 2008, the Company sold 26,000 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A with a $1,000 liquidation preference (“Preferred Stock”) and a related warrant to the United States Department of Treasury (“Treasury”) for $26.0 million as part of the Treasury’s Capital Purchase Program. The Company made all required dividend payments on the outstanding Preferred Stock in 2009 and 2010. Beginning with the February 15, 2011 dividend payment, the Company began to defer dividend payments on its Preferred Stock and as of December 31, 2013 had deferred the last thirteen quarterly dividend payments. Under the terms of the certificate of designations for the Preferred Stock, dividend payments could be deferred but the dividend was cumulative and compounded quarterly while unpaid. The deferred dividend payments were accrued for payment in the future and were being reported for the deferral period as a preferred dividend requirement that was deducted from net income for financial statement purposes to arrive at the net income available to common shareholders. In addition, since the Company failed to pay dividends for six quarters, the holders of Preferred Stock had the right to appoint two representatives to the Company’s board of directors. The Company, however, had been advised that the then-current holders of substantially all of the Preferred Stock had entered into agreements with the FRB pursuant to which they had each agreed not to take actions, without the consent of the FRB, which might be construed as exercising or attempting to exercise a controlling influence over the management or policies of the Company or the Bank, including exercise of any right to elect any representatives to the Company’s board of directors.

Financial Condition

Loans Receivable, Net

The following table sets forth the information on the Company's loan portfolio in dollar amounts and percentages before deductions for deferred fees and discounts and allowances for losses as of the dates indicated:

	December 31,
	2014		2013		2012		2011		2010
(Dollars in thousands)	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
Real Estate Loans:
One-to-four family	$69,841	18.70%	$76,467	19.31%	$97,037	20.40%	$119,066	20.52%	$128,535	18.14%
Multi-family	15,700	4.20	8,113	2.05	11,756	2.47	35,517	6.12	48,266	6.81
Commercial	163,365	43.73	178,486	45.06	220,721	46.39	243,475	41.95	292,874	41.34
Construction or development	12,603	3.37	7,851	1.98	12,430	2.61	10,922	1.88	15,251	2.15
Total real estate loans	261,509	70.00	270,917	68.40	341,944	71.87	408,980	70.47	484,926	68.44
Other Loans:
Consumer Loans:
Automobile	1,124	0.30	971	0.25	623	0.13	404	0.07	604	0.08
Home equity line	36,832	9.86	36,178	9.13	36,521	7.68	41,429	7.14	44,933	6.34
Home equity	12,420	3.33	11,629	2.94	11,390	2.39	13,426	2.31	17,840	2.52
Mobile home	263	0.07	360	0.09	449	0.10	657	0.11	764	0.11
Land/lot loans	1,670	0.45	1,827	0.46	2,246	0.47	2,723	0.47	2,510	0.35
Other	2,616	0.70	2,458	0.62	2,746	0.58	3,522	0.61	3,952	0.56
Total consumer loans	54,925	14.71	53,423	13.49	53,975	11.35	62,161	10.71	70,603	9.96
Commercial business loans	57,122	15.29	71,709	18.11	79,854	16.78	109,259	18.82	153,039	21.60
Total other loans	112,047	30.00	125,132	31.60	133,829	28.13	171,420	29.53	223,642	31.56
Total loans	373,556	100.00%	396,049	100.00%	475,773	100.00%	580,400	100.00%	708,568	100.00%
Less:
Unamortized discounts	14		33		33		93		413
Net deferred loan fees	97		0		87		511		1,086
Allowance for losses	8,332		11,401		21,608		23,888		42,828
Total loans receivable, net	$365,113		$384,615		$454,045		$555,908		$664,241

In 2014, the Company continued to focus on improving credit quality, decreasing loan concentrations, and managing net interest margin, which resulted in a decrease in outstanding loan balances. As a result of the Company’s improved credit quality, reduced loan concentrations, and enhanced lending staff, it is anticipated that loan production will improve and the size of our overall loan portfolio will increase in 2015.

MANAGEMENT DISCUSSION AND ANALYSIS

The Company’s commercial business and commercial real estate loan portfolios continue to be impacted by the diminished demand for real estate, particularly as it relates to single-family and commercial land developments. More stringent lending standards implemented by the mortgage industry in recent years have made it more difficult for some borrowers with marginal credit to qualify for a mortgage. This decrease in available credit and the overall weakness in the economy over the past several years has reduced the demand for single family homes and the values of existing properties and developments and is reflected in the $14.0 million of Company assets that were classified as non-performing at December 31, 2014. We continue to work to resolve the non-performing status of these assets in a cost effective manner. Because cash flow is dependent, in many cases, on the sale of the properties, it will take some time to liquidate some of the non-performing assets due to the limited demand for the properties.

One-to-four family real estate loans were $69.8 million at December 31, 2014, a decrease of $6.7 million, compared to $76.5 million at December 31, 2013. Mortgage loan originations declined in 2014 as a result of an increase in mortgage rates which decreased the refinance activity in 2014 when compared to 2013. A significant portion of the loans that were originated during the year were sold into the secondary market and were not placed in the loan portfolio in order to manage the Company’s interest rate risk position. The decrease in mortgage loans originated and their subsequent sale was the primary reason for the decrease in the one-to-four family loan portfolio during 2014.

Multi-family real estate loans were $15.7 million at December 31, 2014, an increase of $7.6 million, compared to $8.1 million at December 31, 2013. The increase in multi-family real estate loans in 2014 is primarily the result of several new multi-family loans originated during the year.

Commercial real estate loans were $163.4 million at December 31, 2014, a decrease of $15.1 million, compared to $178.5 million at December 31, 2013. Commercial business loans were $57.1 million at December 31, 2014, a decrease of $14.6 million, compared to $71.7 million at December 31, 2013. Limited commercial loan demand and tighter underwriting and pricing guidelines resulted in an increase in loan payoffs and a decrease in the commercial business and commercial real estate loan balances in 2014.

Construction or development loans were $12.6 million at December 31, 2014, an increase of $4.7 million, compared to $7.9 million at December 31, 2013. The increase resulted primarily from $12.0 million in new construction loans, $3.1 million in paid-off loans, and $4.2 million of projects that were completed and the related loans were moved to a permanent classification.

Home equity line loans were $36.8 million at December 31, 2014, an increase of $0.6 million, compared to $36.2 million at December 31, 2013. The open-end home equity lines are generally written with an adjustable rate and a 10 year draw period which requires interest only payments followed by a 10 year repayment period which fully amortizes the outstanding balance. Closed-end home equity loans are written with fixed or adjustable rates with terms up to 15 years. Home equity loans were $12.4 million at December 31, 2014, an increase of $0.8 million, compared to $11.6 million at December 31, 2013. The increase in the open-end equity lines and closed-end equity loans is related primarily to an increase in originations which exceeded loan payoffs.

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

The allowance for loan losses was $8.3 million, or 2.23% of gross loans at December 31, 2014, compared to $11.4 million, or 2.88% of gross loans at December 31, 2013. The allowance for loan losses decreased primarily because of a $2.7 million decrease in allocated reserves for impaired loans. The allowance for loan losses also decreased because of the $22.5 million decrease in the loan portfolio between the periods.

MANAGEMENT DISCUSSION AND ANALYSIS

The following table reflects the activity in the allowance for loan losses and selected statistics:

	December 31,
(Dollars in thousands)	2014	2013	2012	2011	2010
Balance at beginning of year	$11,401	21,608	23,888	42,828	23,812
Provision for losses	(6,998)	(7,881)	2,544	17,278	33,381
Charge-offs:
One-to-four family	(92)	(200)	(63)	(508)	(254)
Consumer	(131)	(484)	(1,071)	(270)	(907)
Commercial business	(55)	(651)	(2,464)	(15,512)	(7,006)
Commercial real estate	(936)	(3,711)	(5,719)	(23,012)	(7,095)
Recoveries	5,143	2,720	4,493	3,084	897
Net recoveries (charge-offs)	3,929	(2,326)	(4,824)	(36,218)	(14,365)
Balance at end of year	$8,332	11,401	21,608	23,888	42,828
Year-end allowance for loan losses as a percent of year end gross loan balance	2.23%	2.88%	4.54%	4.12%	6.04%
Ratio of net loan (recoveries) charge-offs to average loans outstanding	(1.02)	0.53	0.91	5.62	1.87

The following table reflects the allocation of the allowance for loan losses:

	December 31,
	2014		2013		2012		2011		2010
	Allocated Allowance as a % of Loan Category	Percent of Loans in Each Category to Total Loans	Allocated Allowance as a % of Loan Category	Percent of Loans in Each Category to Total Loans	Allocated Allowance as a % of Loan Category	Percent of Loans in Each Category to Total Loans	Allocated Allowance as a % of Loan Category	Percent of Loans in Each Category to Total Loans	Allocated Allowance as a % of Loan Category	Percent of Loans in Each Category to Total Loans

One-to-four family	1.57%	18.70%	2.13%	19.31%	2.91%	20.40%	3.12%	20.52%	1.67%	18.14%
Commercial real estate	2.62	51.30	3.32	49.09	5.55	51.47	4.70	49.95	6.90	50.30
Consumer	1.84	14.71	2.07	13.49	2.12	11.35	1.86	10.71	1.31	9.96
Commercial business	2.11	15.29	3.08	18.11	5.08	16.78	4.93	18.82	9.91	21.60
Total	2.23	100.00%	2.88	100.00%	4.54	100.00%	4.12	100.00%	6.04	100.00%

The allocated reserve percentages for commercial real estate, commercial business, one-to-four family, and consumer loan categories decreased in 2014 due primarily to the decrease in the allocated reserves for impaired loans. The allocation of the allowance for loan losses also decreased in 2014 because of the $22.5 million decrease in the loan portfolio between 2013 and 2014.

Allowance for Real Estate Losses

Real estate properties acquired or expected to be acquired through loan foreclosures are initially recorded at fair value less estimated selling costs. Management periodically performs valuations and an allowance for losses is established if the carrying value of a property exceeds its fair value less estimated selling costs. The balance in the allowance for real estate losses was $1.7 million at December 31, 2014 and $2.4 million at December 31, 2013.

MANAGEMENT DISCUSSION AND ANALYSIS

Non-performing Assets

Loans are reviewed at least quarterly and if the collectability of any loan is doubtful, it is placed on non-accrual status. Loans are placed on non-accrual status when either principal or interest is 90 days or more past due, unless, in the judgment of management, the loan is well collateralized and in the process of collection. Interest accrued and unpaid at the time a loan is placed on non-accrual status is charged against interest income. Subsequent payments are either applied to the outstanding principal balance or recorded as interest income, depending on the assessment of the ultimate collectability of the loan. Restructured loans include the Bank's troubled debt restructurings that involved forgiving a portion of interest or principal or making a loan at a rate materially less than the market rate to borrowers whose financial condition had deteriorated. Foreclosed and repossessed assets include assets acquired in settlement of loans. Total non-performing assets were $14.0 million at December 31, 2014, a decrease of $10.4 million from $24.4 million at December 31, 2013. Non-performing loans decreased $6.6 million and foreclosed and repossessed assets decreased $3.8 million during 2014. The decrease in non-performing loans is primarily due to principal payments received and loans being classified as accruing due to improved performance in 2014. The following table sets forth the amounts and categories of non-performing assets (non-accrual loans and foreclosed and repossessed assets) in the Company’s portfolio:

	December 31,
(Dollars in thousands)	2014	2013	2012	2011	2010
Non-performing loans:
One-to-four family	$1,564	1,602	2,492	4,435	4,844
Commercial real estate	8,750	14,549	25,543	22,658	36,737
Consumer	486	737	300	699	224
Commercial business	120	608	1,640	6,201	26,269
Total	10,920	17,496	29,975	33,993	68,074
Foreclosed and repossessed assets:
One-to-four family	50	0	1,595	352	972
Commercial real estate	3,053	6,898	9,000	16,264	15,409
Consumer	0	0	0	0	14
Total	3,103	6,898	10,595	16,616	16,395
Total non-performing assets	$14,023	$24,394	$40,570	$50,609	$84,469
Total as a percentage of total assets	2.43%	3.76%	6.21%	6.40%	9.59%
Total non-performing loans	$10,920	$17,496	$29,975	$33,993	$68,074
Total as a percentage of total loans receivable, net	2.99%	4.55%	6.60%	6.10%	10.25%
Allowance for loan losses to non-performing loans	76.30%	65.17%	72.09%	70.27%	62.91%

Gross interest income which would have been recorded had the non-accruing loans been current in accordance with their original terms amounted to $0.9 million for 2014, $1.8 million for 2013, and $2.4 million for 2012. The amounts that were included in interest income on a cash basis for these loans were $0.2 million, $0.1 million, and $0.5 million, respectively.

The following table summarizes the number and property types of commercial real estate loans that were non-performing (the largest category of non-performing loans) at December 31, 2014, 2013 and 2012.

(Dollars in thousands) Property Type	# of Relationships	Principal Amount of Loans at December 31, 2014	# of Relationships	Principal Amount of Loans at December 31, 2013	# of Relationships	Principal Amount of Loans at December 31, 2012
Developments/land	3	$8,750	9	$14,549	9	$24,339
Retail	0	0	0	0	2	386
Other buildings	0	0	0	0	4	818
	3	$8,750	9	$14,549	15	$25,543

MANAGEMENT DISCUSSION AND ANALYSIS

The Company had allocated reserves established against the above commercial real estate loans of $0.3 million, $2.2 million, and $2.4 million, respectively, at December 31, 2014, 2013, and 2012.

For the loans that had been modified in 2014, $0.1 million were unclassified and performing and $0.1 million were non-performing at December 31, 2014. The decrease in troubled debt restructurings (TDRs) in 2014 relates primarily to two related commercial development loans totaling $3.5 million that were charged down to $2.5 million and paid off during the year. Troubled debt restructurings also decreased during the year by $1.4 million due to the paydown of six loans in an unrelated commercial development, as well as $1.0 million due to the payoff of a loan for another unrelated commercial development.

Of the loans that were modified in 2014 and outstanding at December 31, 2014, $0.2 million related to loans secured by first or second mortgages on one-to-four family property, and the remaining modifications related to other consumer loans.

For the loans that had been modified in 2013, $0.3 million were unclassified and performing and $0.8 million were non-performing at December 31, 2013. The decrease in TDRs in 2013 relates primarily to two commercial development loans for which $3.6 million in charge-offs were recorded during the year due to a decrease in the estimated value of the collateral supporting the loans. TDRs also decreased during the year by $4.0 million due to the paydown or payoff of four other unrelated commercial development loans, as well as $1.0 million due to the repossession and sale of collateral related to a consumer equity loan. The restructurings included reducing loan rates and restructuring repayment schedules to improve the borrower’s cash flow. Additional collateral was also obtained for some loans. Of the loans that were modified in 2013, $0.6 million related to loans secured by first or second mortgages on one-to-four family property, and the remaining modifications related to other consumer, commercial real estate or commercial business loans. Of the loans that were modified in 2012, $14.0 million related to commercial real estate loans and the remaining modifications related to single family, consumer and commercial loans.

The following table sets forth the amount of TDRs in the Company’s portfolio:

	December 31,
(Dollars in thousands)	2014	2013	2012	2011	2010
One-to-four family	$368	840	3,540	3,752	2,569
Commercial real estate	7,956	14,781	24,702	19,524	14,791
Consumer	571	697	1,814	578	75
Commercial business	555	1,074	1,614	4,692	1,732
Total TDRs	9,450	17,392	31,670	28,546	19,167

TDRs on accrual status	7,414	3,780	7,125	10,802	10,886
TDRs on non-accrual status	2,036	13,612	24,545	17,744	8,281
Total	$9,450	17,392	31,670	28,546	19,167

In addition to the troubled debt restructurings and the non-performing loans set forth in the table above of all non-performing assets, as of December 31, 2014, there were three other potential problem loan relationships. Potential problem loans are loans that are not in non-performing status, however, there are circumstances present to create doubt as to the ability of the borrower to comply with present repayment terms. The decision of management to include performing loans in potential problem loans does not necessarily mean that the Company expects losses to occur but that management recognized a higher degree of risk associated with these loans. The level of potential problem loans is another predominant factor in determining the relative level of the allowance for loan losses. The three loan relationships that have been reported as potential problem loans at December 31, 2014 are a $3.8 million loan to an educational institution, a $0.6 million loan to a small manufacturing business, and three loans totaling $0.3 million to a golf course. The five loan relationships reported as potential problem loans at December 31, 2013 were a $0.7 million loan secured by an auto salvage business, and four other loans to unrelated borrowers totaling $0.9 million that are secured by restaurant business assets. The two loan relationships reported as potential problem loans at December 31, 2012 were a $1.4 million loan for a retail commercial development and a $0.2 million loan for a manufacturing business.

MANAGEMENT DISCUSSION AND ANALYSIS

Liquidity and Capital Resources

The Company attempts to manage its liquidity position so that the funding needs of borrowers and depositors are met timely and in a cost effective manner. Asset liquidity is the ability to convert assets to cash through the maturity or sale of the asset. Liability liquidity is the ability of the Bank to attract retail, internet, or brokered deposits or to borrow funds from third parties such as the FHLB or the Federal Reserve Bank of Minneapolis.

The primary investing activities are the origination of loans and the purchase of securities. Principal and interest payments on loans and securities along with the proceeds from the sale of loans held for sale are the primary sources of cash for the Company. Additional cash can be obtained by selling securities from the available for sale portfolio or by selling loans or mortgage servicing rights. Unpledged securities could also be pledged and used as collateral for additional borrowings with the FHLB or Federal Reserve Bank to generate additional cash.

The primary financing activity is the attraction of retail and internet deposits. The Bank has the ability to borrow additional funds from the FHLB or Federal Reserve Bank by pledging additional securities or loans, subject to applicable borrowing base and collateral requirements. See “Note 11 Federal Home Loan Bank Advances (FHLB) and Other Borrowings” in the Notes to the Consolidated Financial Statements for more information on additional advances that could be drawn based upon existing collateral levels with the FHLB and the Federal Reserve Bank.

The Company's most liquid assets are cash and cash equivalents, which consist of short-term highly liquid investments with original maturities of less than three months that are readily convertible to known amounts of cash and interest-bearing deposits. The level of these assets is dependent on the operating, financing and investing activities during any given period.

Cash and cash equivalents at December 31, 2014 were $46.6 million, a decrease of $74.1 million, compared to $120.7 million at December 31, 2013. Net cash provided by operating activities during 2014 was $17.3 million. The Company conducted the following major investing activities during 2014: principal payments and maturity proceeds received on securities available for sale and FHLB stock were $127.1 million, purchases of securities available for sale and FHLB stock were $157.0 million, proceeds from the sale of premises and other real estate were $4.8 million, and loans receivable decreased $13.5 million. The Company disbursed $0.8 million for the purchase of equipment and updating its premises. Net cash used by investing activities during 2014 was $12.4 million. The Company conducted the following major financing activities during 2014: customer escrows increased $0.2 million, redemptions of preferred stock were $16.0 million, dividends paid to preferred stockholders totaled $6.0 million, and deposits decreased $57.2 million. Net cash used by financing activities was $79.0 million.

The Company has certificates of deposit with outstanding balances of $59.7 million that mature during 2015, none of which were obtained from brokers. Based upon past experience, management anticipates that the majority of the deposits will renew for another term. The Company believes that deposits that do not renew will be replaced with a combination of other customers’ deposits and FHLB advances. Proceeds from the sale of securities could also be used to fund unanticipated outflows of deposits.

The Company has deposits of $63.6 million in checking and money market accounts of customers that have relationship balances greater than $5.0 million. These funds may be withdrawn at any time, however, management anticipates that the majority of these deposits will remain on deposit with the Bank over the next twelve months. If these deposits are withdrawn, it is anticipated that they would be funded with available cash or replaced with deposits from other customers or FHLB advances. Proceeds from the sale of securities could also be used to fund unanticipated outflows of deposits.

Dividends from the Bank have been the Company’s primary source of cash. The Bank is restricted under applicable federal banking law from paying dividends to the Company without prior notice to and non-objection of the applicable regulator. During 2014, the Bank paid dividends to the Company of $22.5 million which were used to redeem $16.0 million in outstanding Preferred Stock, pay $6.0 million in dividends on the Preferred Stock, and to fund the ongoing operating expenses of the Company. At December 31, 2014, the Company had $1.5 million in cash and other assets that could readily be turned into cash.

The Company’s primary use of cash is the payment of dividends on the Preferred Stock, the payment of principal and interest on the third party note payable, and holding company level expenses, including the payment of director and management fees as well as legal expenses and other regulatory costs. The Company does not anticipate that it will have on a stand-alone basis adequate liquid resources to make future interest and principal payments on its third party note payable and fund the Company-level expenses. The Company plans to continue to fund its liquidity needs through dividends from the Bank or external capital. Provided that no default or event of default has occurred and is continuing, the Company may also, at its option, elect to defer payment of one installment of principal of the third party note payable otherwise due prior to the maturity date, in which event such installment will become due and payable on the maturity date.

MANAGEMENT DISCUSSION AND ANALYSIS

On February 17, 2015, the Company redeemed the remaining 10,000 shares of outstanding Preferred Stock. After giving effect to a dividend of $22.50 per share on the Preferred Stock that was paid on the same date, the redemption price per share was $1,000. The Preferred Stock redemption was funded through a $10.0 million term loan to HMN from an unrelated third party that was evidenced by a promissory note. The principal balance of the note bears interest at a rate of 6.5% and is payable in consecutive annual installments of $1.0 million on each December 15, beginning December 15, 2015, with the balance due on December 15, 2021. The Preferred Stock dividend was funded by HMN through internally available funds.

Contractual Obligations and Commercial Commitments

The Company has certain obligations and commitments to make future payments under existing contracts. At December 31, 2014, the aggregate contractual obligations (excluding bank deposits) and commercial commitments were as follows:

	Payments Due by Period
(Dollars in thousands)	Total	Less than 1 Year	1-3 Years	4-5 Years	After 5 Years
Contractual Obligations:
Annual rental commitments under non-cancellable operating leases	$7,265	802	1,557	1,360	3,546
	$7,265	802	1,557	1,360	3,546

	Amount of Commitments Expiring by Period
Other Commercial Commitments:
Commercial lines of credit	$37,660	19,901	7,806	2,569	7,384
Commitments to lend	23,734	3,571	7,972	7,257	4,934
Standby letters of credit	1,506	1,506	0	0	0
	$62,900	24,978	15,778	9,826	12,318

Regulatory Capital Requirements

As a result of the Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA), banking and thrift regulators are required to take prompt regulatory action against institutions which are undercapitalized. FDICIA requires banking and thrift regulators to categorize institutions as "well capitalized", "adequately capitalized", "undercapitalized", "significantly undercapitalized", or "critically undercapitalized". For the year ended December 31, 2014, a savings institution was deemed to be well capitalized if it: (i) has a total risk-based capital ratio of 10% or greater, (ii) has a Tier 1 (core) risk-based capital ratio of 6% or greater, (iii) has a leverage ratio of 5% or greater, and (iv) is not subject to any order or written directive by the OCC to meet and maintain a specific capital level for any capital measure. On and after January 1, 2015, a savings institution will be deemed to be "well capitalized" if it (i) has a total risk-based capital ratio of 10% or greater, (ii) has a Tier 1 (core) risk-based capital ratio of 8% or greater, (iii) has a Common Equity Tier 1 risk-based capital ratio of 6.5% or greater, (iv) has a leverage ratio of 5% or greater, and (v) is not subject to any order or written directive by the OCC to meet and maintain a specific capital level for any capital measure. Management believes that, as of December 31, 2014, the Bank’s capital ratios were in excess of those quantitative capital ratio standards set forth under the prompt corrective action regulations in effect on that date. However, there can be no assurance that the Bank will continue to maintain such status in the future under the heightened standards that went into effect on January 1, 2015. The OCC has extensive discretion in its supervisory and enforcement activities, and can further adjust the requirement to be “well-capitalized” in the future. Refer to Note 16 of the Notes to Consolidated Financial Statements for a table which reflects the Bank’s capital compared to these capital requirements.

As required by the Company Supervisory Agreement that was in effect at December 31, 2013, the Company submitted an updated two-year capital plan in January 2014. The Company was required to operate within the parameters of the capital plan and was required to monitor and submit periodic reports on its compliance with the plan. Effective May 1, 2014, the FRB terminated the Supervisory Agreement to which the Company was subject. In addition, the OCC had established an individual minimum capital requirement (IMCR) for the Bank that was also in effect at December 31, 2013. An IMCR requires a bank to establish and maintain levels of capital greater than those generally required for a bank to be classified as “well-capitalized.” Effective December 31, 2011, the Bank was required to establish, and subsequently maintain, core capital at least equal to 8.50% of adjusted total assets. The Bank’s core capital to adjusted total assets ratio was 12.22% at December 31, 2013. The OCC terminated its Supervisory Agreement and the IMCR effective February 11, 2014.

MANAGEMENT DISCUSSION AND ANALYSIS

The Company also serves as a source of capital, liquidity and financial support to the Bank. Depending upon the operating performance of the Bank and the Company’s other liquidity and capital needs, including potentially Company-level expenses and the payment of principal and interest payments on the third party note payable, the Company may find it prudent, subject to prevailing capital market conditions and other factors, to raise additional capital through issuance of its common stock or other equity securities. In addition, regulators have placed increasing emphasis on the amount of common equity as a component of core bank capital, and revised capital regulations (described below) incorporating specific levels of common equity capital both at the Bank and the Company. Additional capital would also potentially permit the Company to implement a strategy of growing Bank assets. Depending on the circumstances, if it were to raise capital, the Company may deploy it to the Bank for general banking purposes, or may retain some or all of it for use by the Company.

If the Company raises capital through the issuance of additional shares of common stock or other equity securities, it would dilute the ownership interests of existing stockholders and, if issued at less than the Company’s book value would dilute the per share book value of the Company’s common stock, dilute the Company’s earnings per share, and could result in a change of control of the Company and the Bank. New investors may also have rights, preferences and privileges senior to the Company’s current stockholders, which may adversely impact the Company’s current stockholders. The Company’s ability to raise additional capital through the issuance of equity securities, if deemed prudent, will depend on, among other factors, conditions in the capital markets at that time, which are outside of its control, and on the Company’s financial performance and plans. Accordingly, the Company may not be able to raise additional capital, if deemed prudent, on favorable economic terms, or other terms acceptable to it. If the Company or the Bank cannot satisfactorily address their respective capital needs as they arise, the Company’s ability to maintain or expand its operations, maintain compliance with the regulatory capital requirements, to operate without additional regulatory or other restrictions, and its operating results, could be materially adversely affected.

The capital requirements of the Company and the Bank will be affected by regulatory capital changes issued in July 2013 by the FRB, the FDIC and the OCC. The changes establish an integrated regulatory capital framework for implementing the Basel Committee on Banking Supervision’s Basel III regulatory capital reforms and implement the changes required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.  The new capital requirements are effective for the Company beginning January 1, 2015, and among other things, apply a strengthened set of capital requirements to both the Bank and the Company and revise the rules for calculating risk-weighted assets for purposes of such requirements. Management believes that the Company and the Bank were “well capitalized” under these new capital standards when they were implemented on January 1, 2015. See “Item 1 – Business – Regulation and Supervision” in our Form 10-K and Note 16 of the Consolidated Financial Statements for the fiscal year ended December 31, 2014 for additional information on the new regulatory capital rules.

Dividends

The declaration of dividends is subject to, among other things, the Company's financial condition and results of operations, the Bank's compliance with regulatory capital requirements and other regulatory restrictions, tax considerations, industry standards, economic conditions, general business practices and other factors. The Company suspended dividend payments to common stockholders in the fourth quarter of 2008 due to the net operating losses experienced and the challenging economic environment. The Company began deferring dividend payments to its preferred stockholders in the first quarter of 2011 due to the net operating losses experienced and regulatory restrictions on their payment. While Preferred Stock dividends were in arrears, no dividend could be paid on the common stock of the Company. The deferred dividends were subsequently paid and all of the outstanding Preferred Stock had been redeemed as of February 17, 2015.

Under applicable federal banking laws and regulations, no dividends can be declared or paid by the Bank to the Company without notice to and non-objection from the applicable banking regulator. There is no assurance that the Bank and the Company would satisfy the applicable regulatory requirements necessary to effect any such dividends. The payment of dividends by the Company is dependent upon the Company having adequate cash or other assets that can be converted to cash to pay dividends to its stockholders. Further, any determination as to whether, when and in what amount to declare and pay any such dividends would be subject to the discretion of the boards of directors of the Bank and the Company and would depend on numerous factors including the results of operations, financial conditions and cash flow requirements of the Company and the Bank.

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

New Accounting Pronouncements

In January 2014, the FASB issued ASU 2014-04, Receivables – Troubled Debt Restructurings by Creditors (Subtopic 310-40) Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans upon Foreclosure. The amendments in this ASU clarify when a repossession or foreclosure occurs, and a creditor is considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan. Under the amendment, physical possession occurs, upon either (1) the creditor obtaining legal title to the residential real estate property upon completion of a foreclosure or (2) the borrower conveying all interest in the residential real estate property to the creditor to satisfy that loan through completion of a deed in lieu of foreclosure or through a similar legal agreement. The ASU is intended to reduce diversity in practice and is effective for public business entities for annual periods, and interim periods within those annual periods, beginning after December 15, 2014. The adoption of this ASU in the first quarter of 2015 did not have a material impact on the Company’s consolidated financial statements.

In August 2014, the FASB issued ASU 2014-14, Receivables – Troubled Debt Restructurings by Creditors (Subtopic 310-40) Classification of Certain Government-Guaranteed Mortgage Loans upon Foreclosure. The amendments in this ASU require that a mortgage loan be derecognized and that a separate other receivable be recognized upon foreclosure of a government-guaranteed loan if certain conditions are met. Upon foreclosure, the separate other receivable should be measured based on the amount of the loan balance (principal and interest) expected to be recovered from the guarantor. The ASU is intended to reduce diversity in practice and is effective for public business entities for annual periods, and interim periods within those annual periods, beginning after December 15, 2014. The adoption of this ASU in the first quarter of 2015 did not have a material impact on the Company’s consolidated financial statements.

In August 2014, the FASB issued ASU 2014-15, Presentation of Financial Statements – Going Concern (Subtopic 205-40) Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern. The amendments in this ASU provide guidance about management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern and to provide certain related footnote disclosures. The ASU is intended to reduce diversity in the timing and content of footnote disclosures and is effective for all entities for the annual period ending after December 15, 2016 and for annual and interim periods thereafter. The adoption of this ASU in the fourth quarter of 2016 is not anticipated to have a material impact on the Company’s consolidated financial statements.

Market Risk

Market risk is the risk of loss from adverse changes in market prices and rates. The Company's market risk arises primarily from interest rate risk inherent in its investing, lending and deposit taking activities. Management actively monitors and manages its interest rate risk exposure.

The Company's profitability is affected by fluctuations in interest rates. A sudden and substantial change in interest rates may adversely impact the Company's earnings to the extent that the interest rates borne by assets and liabilities do not change at the same speed, to the same extent, or on the same basis. The Company monitors the projected changes in net interest income that occur if interest rates were to suddenly change up or down. The Rate Shock Table located in the following Asset/Liability Management section of this Management’s Discussion and Analysis discloses the Company's projected changes in net interest income based upon immediate interest rate changes called rate shocks.

The Company utilizes a model that uses the discounted cash flows from its interest-earning assets and its interest-bearing liabilities to calculate the current market value of those assets and liabilities. The model also calculates the changes in market value of the interest-earning assets and interest-bearing liabilities under different interest rate changes.

MANAGEMENT DISCUSSION AND ANALYSIS

The following table discloses the projected changes in market value to the Company’s interest-earning assets and interest-bearing liabilities based upon incremental 100 basis point changes in interest rates from interest rates in effect on December 31, 2014.

	Market Value
(Dollars in thousands) Basis point change in interest rates	-100	0	+100	+200
Total market-risk sensitive assets	$570,149	564,339	555,005	542,961
Total market-risk sensitive liabilities	488,174	458,245	439,479	422,117
Off-balance sheet financial instruments	(204)	0	44	104
Net market risk	$82,179	106,094	115,482	120,740
Percentage change from current market value	(22.54)%	0.00%	8.85%	13.80%

The preceding table was prepared utilizing the following assumptions (the Model Assumptions) regarding prepayment and decay ratios that were determined by management based upon their review of historical prepayment speeds and future prepayment projections. Fixed rate loans were assumed to prepay at annual rates of between 4% and 61%, depending on the note rate and the period to maturity. Adjustable rate mortgages (ARMs) were assumed to prepay at annual rates of between 18% and 138%, depending on the note rate and the period to maturity. Mortgage-backed securities were projected to have prepayments based upon the underlying collateral securing the instrument. Certificate accounts were assumed not to be withdrawn until maturity. Passbook and money market accounts were assumed to decay at annual rates of 6% and 8%, respectively. Non-interest checking and NOW accounts were both assumed to decay at an annual rate of 3%. Commercial non-interest checking and NOW accounts were assumed to decay at an annual rate of 9%. Commercial MMDA accounts were assumed to decay at annual rates of 12%.

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

Asset/Liability Management

The Company's management reviews the impact that changing interest rates will have on the net interest income projected for the twelve months following December 31, 2014 to determine if its current level of interest rate risk is acceptable. The following table projects the estimated impact on net interest income during the 12 month period ending December 31, 2015 of immediate interest rate changes called rate shocks:

(Dollars in thousands)
Rate Shock in Basis Points	Net Interest Change	Percent Change
+200	$2,287	12.62%
+100	1,306	7.20
0	0	0.00
-100	(1,978)	(10.92)

The preceding table was prepared utilizing the Model Assumptions. Certain shortcomings are inherent in the method of analysis presented in the foregoing table. In the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in calculating the foregoing table. The ability of many borrowers to service their debt may decrease in the event of a substantial increase in interest rates and could impact net interest income. The increase in interest income in a rising rate environment is because there are more adjustable rate loans that would re-price to higher interest rates in the next twelve months than there are deposits that would re-price.

In an attempt to manage its exposure to changes in interest rates, management closely monitors interest rate risk. The Company has an Asset/Liability Committee that meets frequently to discuss changes in the interest rate risk position and projected profitability. The Committee makes adjustments to the asset-liability position of the Bank that are reviewed by the Board of Directors of the Bank. This Committee also reviews the Bank's portfolio, formulates investment strategies and oversees the timing and implementation of transactions as intended to assure attainment of the Bank's objectives in an effective manner. In addition, the Board reviews, on a quarterly basis, the Bank's asset/liability position, including simulations of the effect on the Bank's capital of various interest rate scenarios.

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

To the extent consistent with its interest rate spread objectives, the Bank attempts to manage its interest rate risk and has taken a number of steps to restructure its balance sheet in order to better match the maturities of its assets and liabilities. In the past, more long term fixed rate loans were placed into the single family loan portfolio. In recent years, the Bank has continued to focus its 30 year fixed rate one-to-four family residential lending program on loans that are saleable to third parties and generally places only shorter term fixed rate loans that meet certain risk characteristics into its loan portfolio. A significant portion of the Bank’s commercial loan production continues to be in adjustable rate loans that re-price every one, two, or three years.

Off-Balance Sheet Arrangements

The Company has no off-balance sheet arrangements other than commitments to originate and sell loans in the ordinary course of business which are more fully discussed in Note 17 of the Notes to Consolidated Financial Statements. Management believes that the Company has sufficient liquidity to satisfy its off-balance sheet obligations.

CONSOLIDATED BALANCE SHEETS

December 31 (Dollars in thousands)	2014	2013

ASSETS
Cash and cash equivalents	$46,634	120,686
Securities available for sale:
Mortgage-backed and related securities (amortized cost $2,755 and $4,899)	2,909	5,213
Other marketable securities (amortized cost $135,772 and $103,788)	134,925	102,743
	137,834	107,956

Loans held for sale	2,076	1,502
Loans receivable, net	365,113	384,615
Accrued interest receivable	1,713	1,953
Real estate, net	3,103	6,898
Federal Home Loan Bank stock, at cost	777	784
Mortgage servicing rights, net	1,507	1,708
Premises and equipment, net	6,982	6,711
Prepaid expenses and other assets	1,157	698
Deferred tax asset, net	10,530	15,111
Total assets	$577,426	648,622

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits	$496,750	553,930
Accrued interest payable	93	146
Customer escrows	788	614
Accrued expenses and other liabilities	3,782	8,257
Total liabilities	501,413	562,947

Commitments and contingencies
Stockholders’ equity:
Serial preferred stock: ($.01 par value)
Authorized 500,000 shares; issued and outstanding shares 10,000 and 26,000	10,000	26,000
Common stock ($.01 par value):
Authorized 16,000,000; issued shares 9,128,662	91	91
Additional paid-in capital	50,207	51,175
Retained earnings, subject to certain restrictions	77,805	72,211
Accumulated other comprehensive loss	(418)	(674)
Unearned employee stock ownership plan shares	(2,610)	(2,804)
Treasury stock, at cost 4,658,323 and 4,704,313 shares	(59,062)	(60,324)
Total stockholders’ equity	76,013	85,675
Total liabilities and stockholders’ equity	$577,426	648,622

See accompanying notes to consolidated financial statements.

Consolidated Statements of COMPREHENSIVE INCOME

Years ended December 31 (Dollars in thousands)	2014	2013	2012
Interest income:
Loans receivable	$18,987	21,887	29,257
Securities available for sale:
Mortgage-backed and related	164	300	604
Other marketable	1,269	614	737
Cash equivalents	189	129	101
Other	4	53	117
Total interest income	20,613	22,983	30,816

Interest expense:
Deposits	1,211	1,804	3,741
Federal Home Loan Bank advances	0	1,485	3,398
Total interest expense	1,211	3,289	7,139
Net interest income	19,402	19,694	23,677
Provision for loan losses	(6,998)	(7,881)	2,544
Net interest income after provision for loan losses	26,400	27,575	21,133

Non-interest income:
Fees and service charges	3,458	3,513	3,325
Loan servicing fees	1,058	1,029	964
Gain on sales of loans	1,828	2,102	3,574
Gain on sale of branch office	0	0	552
Other	940	668	575
Total non-interest income	7,284	7,312	8,990

Non-interest expense:
Compensation and benefits	13,332	12,680	12,452
(Gains) losses on real estate owned	(1,194)	(830)	181
Occupancy	3,691	3,338	3,358
Deposit insurance	435	868	1,255
Data processing	1,011	1,289	1,434
Other	4,128	5,278	5,990
Total noninterest expense	21,403	22,623	24,670
Income before income tax expense	12,281	12,264	5,453
Income tax expense (benefit)	4,902	(14,406)	132
Net income	7,379	26,670	5,321
Preferred stock dividends and discount	(1,710)	(2,068)	(1,861)
Net income available to common shareholders	$5,669	24,602	3,460
Other comprehensive income (loss), net of tax	256	(625)	(520)
Comprehensive income attributable to common shareholders	$5,925	23,977	2,940
Basic earnings per common share	$1.40	6.15	0.88
Diluted earnings per common share	$1.23	5.71	0.86

See accompanying notes to consolidated financial statements.

Consolidated Statements of Stockholders’ Equity

					Accumulated	Unearned
					Other	Employee		Total
			Additional		Comprehensive	Stock		Stock-
	Preferred	Common	Paid-in	Retained	Income	Ownership	Treasury	holders’
(Dollars in thousands)	Stock	Stock	Capital	Earnings	(Loss)	Plan	Stock	Equity
Balance, December 31, 2011	$24,780	91	53,462	42,983	471	(3,191)	(61,535)	57,061
Net income				5,321				5,321
Other comprehensive loss					(520)			(520)
Preferred stock discount amortization	556		(556)					0
Stock compensation expense			7					7
Restricted stock awards			(1,199)				1,199	0
Restricted stock awards forfeited			10				(10)	0
Amortization of restricted stock awards			233					233
Preferred stock dividends accrued				(1,300)				(1,300)
Earned employee stock ownership plan shares			(162)			194		32
Balance, December 31, 2012	$25,336	91	51,795	47,004	(49)	(2,997)	(60,346)	60,834
Net income				26,670				26,670
Other comprehensive loss					(625)			(625)
Preferred stock discount amortization	664		(664)					0
Stock compensation expense			4					4
Restricted stock awards			(349)				349	0
Restricted stock awards forfeited			208				(327)	(119)
Amortization of restricted stock awards			202					202
Preferred stock dividends accrued				(1,463)				(1,463)
Earned employee stock ownership plan shares			(21)			193		172
Balance, December 31, 2013	$26,000	91	51,175	72,211	(674)	(2,804)	(60,324)	85,675
Net income				7,379				7,379
Other comprehensive income					256			256
Redemption of preferred stock	(16,000)							(16,000)
Stock compensation tax benefits			1					1
Restricted stock awards			(1,262)				1,262	0
Amortization of restricted stock awards			240					240
Preferred stock dividends				(1,785)				(1,785)
Earned employee stock ownership plan shares			53			194		247
Balance, December 31, 2014	$10,000	91	50,207	77,805	(418)	(2,610)	(59,062)	76,013

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended December 31 (Dollars in thousands)	2014	2013	2012
Cash flows from operating activities:
Net income	$7,379	26,670	5,321
Adjustments to reconcile net income to cash provided by operating activities:
Provision for loan losses	(6,998)	(7,881)	2,544
Depreciation	576	880	1,091
Amortization of discounts, net	18	80	98
Amortization of deferred loan fees	(340)	(249)	(528)
Amortization of mortgage servicing rights	517	592	732
Capitalized mortgage servicing rights	(316)	(568)	(979)
Deferred income tax expense (benefit)	4,566	(14,464)	0
(Gains) losses on sales of real estate and premises	(1,194)	(830)	181
Gain on sales of loans	(1,828)	(2,102)	(3,574)
Proceeds from sales of loans held for sale	56,040	84,718	131,494
Disbursements on loans held for sale	(41,557)	(69,347)	(118,661)
Amortization of restricted stock awards	240	202	233
Amortization of unearned ESOP shares	194	193	194
Cancellation of vested restricted stock awards	0	(119)	0
Earned ESOP shares priced above (below) original cost	53	(21)	(162)
Stock option compensation expense	1	4	7
Gain on sale of branch office	0	0	(552)
Decrease in accrued interest receivable	240	65	431
Decrease in accrued interest payable	(53)	(101)	(533)
(Increase) decrease in other assets	(444)	842	696
(Decrease) increase in other liabilities	(265)	364	(1,776)
Other, net	515	64	580
Net cash provided by operating activities	17,344	18,992	16,837
Cash flows from investing activities:
Principal collected on securities available for sale	2,148	4,933	9,770
Proceeds collected on maturity of securities available for sale	125,000	21,000	108,000
Purchases of securities available for sale	(157,004)	(49,090)	(78,072)
Purchase of Federal Home Loan Bank stock	0	(178)	0
Redemption of Federal Home Loan Bank stock	7	3,457	159
Proceeds from sales of real estate and premises	4,816	5,786	7,503
Net decrease in loans receivable	13,455	63,814	89,591
Payment on sale of branch office	0	0	(36,981)
Purchases of premises and equipment	(847)	(425)	(295)
Net cash (used) provided by investing activities	(12,425)	49,297	99,675
Cash flows from financing activities:
(Decrease) increase in deposits	(57,182)	38,953	(100,591)
Redemption of preferred stock	(16,000)	0	0
Dividends paid to preferred stockholders	(5,964)	0	0
Proceeds from borrowings	0	12,000	1
Repayment of borrowings	0	(82,000)	(1)
Increase (decrease) in customer escrows	175	(216)	(101)
Net cash used by financing activities	(78,971)	(31,263)	(100,692)
(Decrease) increase in cash and cash equivalents	(74,052)	37,026	15,820
Cash and cash equivalents, beginning of year	120,686	83,660	67,840
Cash and cash equivalents, end of year	$46,634	120,686	83,660
Supplemental cash flow disclosures:
Cash paid for interest	$1,264	3,390	7,672
Cash paid for income taxes	0	205	60
Supplemental noncash flow disclosures:
Loans transferred to loans held for sale	13,243	12,183	8,196
Transfer of loans to real estate	142	1,563	2,225

See accompanying notes to consolidated financial statements.

Notes to Consolidated Financial Statements

December 31, 2014, 2013 and 2012

NOTE 1 Description of the Business and Summary of Significant Accounting Policies

HMN Financial, Inc. (HMN or the Company) is a stock savings bank holding company that owns 100 percent of Home Federal Savings Bank (the Bank). The Bank has a community banking philosophy and operates retail banking and loan production facilities in Minnesota, Iowa, and Wisconsin. The Bank has two wholly owned subsidiaries, Osterud Insurance Agency, Inc. (OIA), which offers financial planning products and services, and HFSB Property Holdings, LLC (HPH), which acts as an intermediary for the Bank in holding and operating certain foreclosed properties.

The consolidated financial statements included herein are for HMN, the Bank, OIA, and HPH. All significant intercompany accounts and transactions have been eliminated in consolidation.

The Company evaluated subsequent events through the filing date of our annual 10-K with the Securities and Exchange Commission on March 13, 2015. See Note 11 Federal Home Loan Bank Advances (FHLB) and Other Borrowings for discussion of the advance on the note payable and redemption of remaining Fixed Rate Cumulative Perpetual Preferred Stock, Series A (“Preferred Stock”) on February 17, 2015.

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

The allowance for loan losses is based on a periodic analysis of the loan portfolio and is maintained at an amount considered to be appropriate by management to provide for probable losses inherent in the loan portfolio as of the balance sheet dates. In this analysis, management considers factors including, but not limited to, specific occurrences of loan impairment, actual and anticipated changes in the size of the portfolios, national and regional economic conditions (such as unemployment data, loan delinquencies, local economic conditions, demand for single-family homes, demand for commercial real estate and building lots, loan portfolio composition and historical loss experience) and observations made by the Company's ongoing internal audit and regulatory exam processes. In connection with the determination of the allowance for loan losses, management obtains independent appraisals for significant properties or other collateral securing classified loans. Appraisals on collateral dependent commercial real estate and commercial business loans are obtained when it is determined that the borrower’s risk profile has deteriorated and the loan is classified as impaired. Subsequent new third party appraisals of properties securing impaired commercial real estate and commercial business loans are prepared at least every two years. For all land development loan types, a new third party appraisal is prepared on an annual basis where current activity is not consistent with the assumptions made in the most recent third party appraisal. Non-performing residential and consumer home equity loans and home equity lines may have a third party appraisal or an internal evaluation completed depending on the size of the loan and location of the property. These appraisals, or internal valuations, are generally completed when a residential or consumer home equity loan or home equity line of credit becomes 120 days past due and are typically updated after possession of the property is obtained. Valuations are reviewed on a quarterly basis and adjustments are made to the allowance for loan losses for temporary impairments and charge-offs are taken when the impairment is determined to be permanent. The fair market value of the properties for all loan types are adjusted for estimated selling costs in order to determine the net realizable value of the properties. The allowance for loan losses is established for known problem loans, as well as for loans which are not currently known to require an allowance. Loans are charged off to the extent they are deemed to be uncollectible. The appropriateness of the allowance for loan losses is dependent upon management’s estimates of variables affecting valuation, appraisals of collateral, evaluations of performance and status, and the amounts and timing of future cash flows expected to be received on impaired loans. Such estimates, appraisals, evaluations and cash flows may be subject to adjustments due to changing economic prospects of borrowers or properties. The fair market value of collateral dependent loans are typically based on the appraised value of the property less estimated selling costs. The estimates are reviewed periodically and adjustments, if any, are recorded in the provision for loan losses in the periods in which the adjustments become known. The allowance is allocated to individual loan categories based upon the relative risk characteristics of the loan portfolios and the actual loss experience. The Company increases its allowance for loan losses by charging the provision for loan losses against income and decreases its allowance by crediting the provision for loan losses. The methodology for establishing the allowance for loan losses takes into consideration probable losses that have been identified in connection with specific loans as well as losses in the loan portfolio that have not been specifically identified.

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

Included in loans receivable, net, are certain loans that have been modified in order to maximize collection of the loan balances. The Company evaluates all loan modifications and if the Company, for legal or economic reasons related to the borrower's financial difficulties, grants a concession compared to the original terms and conditions of the loan that the Company would not otherwise consider, the modified loan is considered a troubled debt restructuring (TDR) and is classified as an impaired loan. If the TDR loan was performing (accruing) prior to the modification, it typically will remain accruing after the modification as long as it continues to perform according to the modified terms. If the TDR loan was non-performing (non-accruing) prior to the modification, it will remain non-accruing after the modification for a minimum of six months. If the loan performs according to the modified terms for a minimum of six months, it typically will be returned to accruing status. In general, there are two conditions in which a TDR loan is no longer considered to be a TDR and potentially not classified as impaired. The first condition is whether the loan is refinanced with terms that reflect normal market terms for the type of credit involved. The second condition is whether the loan is repaid or charged off.

Transfers of Financial Assets and Participating Interests

Transfers of an entire financial asset or a participating interest in an entire financial asset are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

The transfer of a participating interest in an entire financial asset must also meet the definition of a participating interest. A participating interest in a financial asset has all of the following characteristics: (1) from the date of transfer, it must represent a proportionate (pro rata) ownership interest in the financial asset, (2) from the date of transfer, all cash flows received, except any cash flows allocated as any compensation for servicing or other services performed, must be divided proportionately among participating interest holders in the amount equal to their share ownership, (3) the rights of each participating interest holder must have the same priority, (4) no party has the right to pledge or exchange the entire financial asset unless all participating interest holders agree to do so.

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

Real Estate, net

Real estate acquired through loan foreclosure or deed in lieu of foreclosure, is initially recorded at the fair value less estimated selling costs. Third party appraisals are obtained as soon as practical after obtaining possession of property. Valuations are reviewed quarterly by management and an allowance for losses is established if the carrying value of a property exceeds its fair value less estimated selling costs.

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

Income Taxes

Deferred tax assets and liabilities are recognized for future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is required to be recognized if it is “more likely than not” that the deferred tax asset will not be realized. The determination of the realizability of the deferred tax asset is subjective and dependent upon judgment concerning management’s evaluation of both positive and negative evidence regarding the ultimate realizability of deferred tax assets.

Preferred Stock Dividends and Discount

The proceeds received from the Company’s Preferred Stock, and related warrant to purchase 833,333 shares of the Company’s common stock issued to the U.S. Treasury were allocated between the Preferred Stock and the warrant based on their relative fair values at the time of issuance in accordance with the requirements of ASC 470, Accounting for Convertible Debt Issued with Stock Purchase Warrants. Because of the increasing rate dividend feature of the shares of Preferred Stock, the discount on the warrant was amortized using the constant effective yield method over the five year period preceding the scheduled rate increase on the Preferred Stock in accordance with the requirements of ASC 505.

Earnings per Common Share

Basic earnings per common share excludes dilution and is computed by dividing the income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted earnings per common share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that shared in the earnings of the entity.

Comprehensive Income

Comprehensive income is defined as the change in equity during a period from transactions and other events from nonowner sources. Comprehensive income is the total of net income and other comprehensive income (loss), which for the Company is comprised of unrealized gains and losses on securities available for sale.

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

New Accounting Pronouncements

In January 2014, the FASB issued ASU 2014-04, Receivables – Troubled Debt Restructurings by Creditors (Subtopic 310-40) Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans upon Foreclosure. The amendments in this ASU clarify when a repossession or foreclosure occurs, and a creditor is considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan. Under the amendment, physical possession occurs, upon either (1) the creditor obtaining legal title to the residential real estate property upon completion of a foreclosure or (2) the borrower conveying all interest in the residential real estate property to the creditor to satisfy that loan through completion of a deed in lieu of foreclosure or through a similar legal agreement. The ASU is intended to reduce diversity in practice and is effective for public business entities for annual periods, and interim periods within those annual periods, beginning after December 15, 2014. The adoption of this ASU in the first quarter of 2015 did not have a material impact on the Company’s consolidated financial statements.

In August 2014, the FASB issued ASU 2014-14, Receivables – Troubled Debt Restructurings by Creditors (Subtopic 310-40) Classification of Certain Government-Guaranteed Mortgage Loans upon Foreclosure. The amendments in this ASU require that a mortgage loan be derecognized and that a separate other receivable be recognized upon foreclosure of a government-guaranteed loan if certain conditions are met. Upon foreclosure, the separate other receivable should be measured based on the amount of the loan balance (principal and interest) expected to be recovered from the guarantor. The ASU is intended to reduce diversity in practice and is effective for public business entities for annual periods, and interim periods within those annual periods, beginning after December 15, 2014. The adoption of this ASU in the first quarter of 2015 did not have a material impact on the Company’s consolidated financial statements.

In August 2014, the FASB issued ASU 2014-15, Presentation of Financial Statements – Going Concern (Subtopic 205-40) Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern. The amendments in this ASU provide guidance about management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern and to provide certain related footnote disclosures. The ASU is intended to reduce diversity in the timing and content of footnote disclosures and is effective for all entities for the annual period ending after December 15, 2016 and for annual and interim periods thereafter. The adoption of this ASU in the fourth quarter of 2016 is not anticipated to have a material impact on the Company’s consolidated financial statements.

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

Reclassifications

Certain amounts in the consolidated financial statements for prior years have been reclassified to conform to the current year presentation.

NOTE 2 Other Comprehensive Income (Loss)

The components of other comprehensive income (loss) and the related tax effects were as follows:

	For the years ended December 31,
	2014			2013			2012
(Dollars in thousands)	Before Tax	Tax Effect	Net of Tax	Before Tax	Tax Effect	Net of Tax	Before Tax	Tax Effect	Net of Tax
Securities available for sale:
Gross unrealized gains (losses) arising during the period	$38	(218)	256	(1,272)	(647)	(625)	(520)	0	(520)
Less reclassification of net gains included in net income	0	0	0	0	0	0	0	0	0
Net unrealized gains (losses) arising during the period	38	(218)	256	(1,272)	(647)	(625)	(520)	0	(520)
Other comprehensive income (loss)	$38	(218)	256	(1,272)	(647)	(625)	(520)	0	(520)

The tax effect in 2014 includes the impact of the reversal of certain deferred tax asset valuation reserve components that reversed in 2014 as a result of the changes that occurred in the investment portfolio during the year.

NOTE 3 Securities Available for Sale

A summary of securities available for sale at December 31, 2014 and 2013 is as follows:

(Dollars in thousands)	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
December 31, 2014
Mortgage-backed securities:
Federal Home Loan Mortgage Corporation	$1,418	90	0	1,508
Federal National Mortgage Association	1,337	64	0	1,401
	2,755	154	0	2,909
Other marketable securities:
U.S. Government agency obligations	135,014	31	(601)	134,444
Corporate preferred stock	700	0	(280)	420
Corporate equity	58	3	0	61
	135,772	34	(881)	134,925
	$138,527	188	(881)	137,834

December 31, 2014
Mortgage-backed securities:
Federal Home Loan Mortgage Corporation	$2,749	183	0	2,932
Federal National Mortgage Association	2,150	131	0	2,281
	4,899	314	0	5,213
Other marketable securities:
U.S. Government agency obligations	103,030	1	(637)	102,394
Corporate preferred stock	700	0	(420)	280
Corporate equity	58	11	0	69
	103,788	12	(1,057)	102,743
	$108,687	326	(1,057)	107,956

The Company did not sell any available for sale securities and did not recognize any gains or losses on investments in 2014, 2013, or 2012.

The following table presents the amortized cost and estimated fair value of securities available for sale at December 31, 2014 based upon contractual maturity adjusted for scheduled repayments of principal and projected prepayments of principal based upon current economic conditions and interest rates. Actual maturities may differ from the maturities in the following table because obligors may have the right to call or prepay obligations with or without call or prepayment penalties:

(Dollars in thousands)	Amortized Cost	Fair Value
Due one year or less	$86,160	85,843
Due after one year through five years	51,609	51,510
Due after five years through ten years	0	0
Due after ten years	700	420
No stated maturity	58	61
Total	$138,527	137,834

The allocation of mortgage-backed securities in the table above is based upon the anticipated future cash flow of the securities using estimated mortgage prepayment speeds.

The following table shows the gross unrealized losses and fair values for the securities available for sale portfolio aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2014 and 2013:

(Dollars in thousands)	Less Than Twelve Months			Twelve Months or More			Total
December 31, 2014	# of Investments	Fair Value	Unrealized Losses	# of Investments	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Other marketable securities:
U.S. Government agency obligations	22	$104,453	(551)	1	$4,970	(50)	$109,423	(601)
Corporate preferred stock	0	0	0	1	420	(280)	420	(280)
Total temporarily impaired securities	22	$104,453	(551)	2	$5,390	(330)	$109,823	(881)

December 31, 2013
Other marketable securities:
U.S. Government agency obligations	20	$93,390	(637)	0	$0	0	$93,390	(637)
Corporate preferred stock	0	0	0	1	280	(420)	280	(420)
Total temporarily impaired securities	20	$93,390	(637)	1	$280	(420)	$93,670	(1,057)

We review our investment portfolio on a quarterly basis for indications of impairment. This review includes analyzing the length of time and the extent to which the fair value has been lower than the cost, the market liquidity for the investment, the financial condition and near-term prospects of the issuer, including any specific events which may influence the operations of the issuer, and our intent and ability to hold the investment for a period of time sufficient to recover the temporary loss.  The unrealized losses on U. S. Government agency obligations are the result of changes in interest rates. The unrealized losses reported for corporate preferred stock at December 31, 2014 relates to a single trust preferred security that was issued by the holding company of a small community bank. Typical of most trust preferred issuances, the issuer has the ability to defer interest payments for up to five years with interest payable on the deferred balance. In September 2014, the issuer paid all deferred interest that was due and all payments were current as of September 30, 2014. In January 2015, the issuer deferred its scheduled interest payment as allowed by the terms of the security agreement. The issuer’s subsidiary bank has incurred operating losses over the past several years due to increased provisions for loan losses but still met the regulatory requirements to be considered “well capitalized” based on its most recent regulatory filing in 2014. Based on a review of the issuer, it was determined that the trust preferred security was not other-than-temporarily impaired at December 31, 2014. The Company does not intend to sell the preferred stock and has the intent and ability to hold it for a period of time sufficient to recover the temporary loss. Management believes that the Company will receive all principal and interest payments contractually due on the security and that the decrease in the market value is primarily due to a lack of liquidity in the market for trust preferred securities. Management will continue to monitor the credit risk of the issuer and may be required to recognize other-than-temporary impairment charges on this security in future periods.

NOTE 4 Loans Receivable, Net

A summary of loans receivable at December 31 is as follows:

(Dollars in thousands)	2014	2013
Residential real estate loans:
1-4 family conventional	$69,372	75,958
1-4 family FHA	426	464
1-4 family VA	43	45
	69,841	76,467
Commercial real estate:
Lodging	28,466	33,603
Retail/office	40,279	42,490
Nursing home/health care	7,032	6,558
Land developments	17,766	28,643
Golf courses	5,505	6,574
Restaurant/bar/café	3,370	3,609
Alternative fuel plants	5,377	9,783
Warehouse	10,137	9,180
Construction:
1-4 family builder	6,454	7,299
Multi-family	1,062	0
Commercial real estate	5,087	552
Manufacturing	8,022	11,344
Churches/community service	8,385	7,199
Multi-family	15,700	8,113
Convenience stores	8,562	0
Other	20,464	19,503
	191,668	194,450
Consumer:
Autos	1,124	971
Home equity line	36,832	36,178
Home equity	12,420	11,629
Consumer – secured	1,168	1,070
Land/lot loans	1,670	1,827
Savings	128	177
Mobile home	263	360
Consumer – unsecured	1,320	1,211
	54 ,925	53,423

Commercial business	57,122	71,709
Total loans	373,556	396,049
Less:
Unamortized discounts	14	33
Net deferred loan fees	97	0
Allowance for loan losses	8,332	11,401
Total loans receivable, net	$365,113	384,615
Commitments to originate or purchase loans	$29,635	39,507
Commitments to deliver loans to secondary market	$3,279	2,025
Weighted average contractual rate of loans in portfolio	4.52%	4.71%

Included in total commitments to originate or purchase loans are fixed rate loans aggregating $21.2 million and $26.3 million as of December 31, 2014 and 2013, respectively. The interest rates on these loan commitments ranged from 3.00% to 6.00% at December 31, 2014 and from 3.38% to 5.79% at December 31, 2013.

The aggregate amounts of loans to executive officers and directors of the Company was $2.8 million, $3.1 million and $3.1 million at December 31, 2014, 2013 and 2012, respectively. During 2014, repayments on loans to executive officers and directors were $128,000, new loans to executive officers and directors totaled $224,000, sales of executive officer and director loans were $224,000, loans reclassified due to change in officers were $139,000, and no loans were closed or paid off. During 2013, repayments on loans to executive officers and directors were $106,000, new loans to executive officers and directors totaled $281,000, there were no sales of executive officer and director loans, and no loans were removed from the executive officer listing due to change in status of the officer or loan. All loans were made in the ordinary course of business on normal credit terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated parties and did not involve more than the normal risk of collectability or present other unfavorable features.

At December 31, 2014, 2013, and 2012, the Company was servicing loans for others with aggregate unpaid principal balances of approximately $379.7 million, $411.8 million and $428.2 million, respectively.

The Company originates residential, commercial real estate and other loans primarily in Minnesota, Iowa, and Wisconsin. At December 31, 2014 and 2013, the Company had in its portfolio single-family residential loans located in the following states:

	2014		2013
(Dollars in thousands)	Amount	Percent of Total	Amount	Percent of Total
Iowa	$3,145	4.5%	$3,793	5.0%
Minnesota	62,219	89.1	69,219	90.5
Wisconsin	3,160	4.5	1,770	2.3
Other states	1,317	1.9	1,685	2.2
Total	$69,841	100.0%	$76,467	100.0%
Amounts under one million dollars in both years are included in “Other states”.

At December 31, 2014 and 2013, the Company had in its portfolio commercial real estate loans located in the following states:

	2014		2013
(Dollars in thousands)	Amount	Percent of Total	Amount	Percent of Total
Alabama	$2,202	1.2%	$0	0.0%
Florida	2,253	1.2	2,312	1.2
Idaho	3,810	2.0	3,936	2.0
Indiana	3,501	1.8	5,023	2.6
Iowa	0	0.0	1,267	0.6
Michigan	2,558	1.3	0	0.0
Minnesota	145,341	75.8	163,040	83.9
North Carolina	5,598	2.9	5,576	2.9
North Dakota	1,572	0.8	1,282	0.7
Wisconsin	22,354	11.7	10,589	5.4
Other states	2,479	1.3	1,425	0.7
Total	$191,668	100.0%	$194,450	100.0%
Amounts under one million dollars in both years are included in “Other states”.

NOTE 5 Allowance for Loan Losses and Credit Quality Information

The allowance for loan losses is summarized as follows:

(Dollars in thousands)	1-4 Family	Commercial Real Estate	Consumer	Commercial Business	Total
Balance, December 31, 2011	$3,718	13,622	1,159	5,389	23,888

Provision for losses	(834)	3,864	686	(1,172)	2,544
Charge-offs	(63)	(5,719)	(1,071)	(2,464)	(9,317)
Recoveries	0	1,821	372	2,300	4,493
Balance, December 31, 2012	$2,821	13,588	1,146	4,053	21,608

Provision for losses	$(1,206)	(5,190)	347	(1,832)	(7,881)
Charge-offs	(200)	(3,711)	(484)	(651)	(5,046)
Recoveries	213	1,771	97	639	2,720
Balance, December 31, 2013	$1,628	6,458	1,106	2,209	11,401

Provision for losses	$(440)	(3,518)	(4)	(3,036)	(6,998)
Charge-offs	(92)	(936)	(131)	(55)	(1,214)
Recoveries	0	3,020	38	2,085	5,143
Balance, December 31, 2014	$1,096	5,024	1,009	1,203	8,332

Allocated to:
Specific reserves	$404	2,403	382	589	3,778
General reserves	1,224	4,055	724	1,620	7,623
Balance, December 31, 2013	$1,628	6,458	1,106	2,209	11,401

Allocated to:
Specific reserves	$270	370	307	127	1,074
General reserves	826	4,654	702	1,076	7,258
Balance, December 31, 2014	$1,096	5,024	1,009	1,203	8,332

Loans receivable at December 31, 2013:
Individually reviewed for impairment	$1,888	17,190	917	1,281	21,276
Collectively reviewed for impairment	74,579	177,260	52,506	70,428	374,773
Ending balance	$76,467	194,450	53,423	71,709	396,049

Loans receivable at December 31, 2014:
Individually reviewed for impairment	$1,867	9,728	806	555	12,956
Collectively reviewed for impairment	67,974	181,940	54,119	56,567	360,600
Ending balance	$69,841	191,668	54,925	57,122	373,556

The following table summarizes the amount of classified and unclassified loans at December 31:

	December 31, 2014
	Classified					Unclassified
(Dollars in thousands)	Special Mention	Substandard	Doubtful	Loss	Total	Total	Total Loans
1-4 family	$0	2,493	207	0	2,700	67,141	69,841
Commercial real estate:
Residential developments	323	9,960	0	0	10,283	9,677	19,960
Other	7,376	8,792	0	0	16,168	155,540	171,708

Consumer	0	489	55	261	805	54,120	54,925
Commercial business:
Construction industry	0	439	0	0	439	6,682	7,121
Other	4,255	1,156	0	0	5,411	44,590	50,001
	$11,954	23,329	262	261	35,806	337,750	373,556

	December 31, 2013
	Classified					Unclassified
(Dollars in thousands)	Special Mention	Substandard	Doubtful	Loss	Total	Total	Total Loans
1-4 family	$738	6,987	322	0	8,047	68,420	76,467
Commercial real estate:
Residential developments	0	19,229	0	0	19,229	13,755	32,984
Other	5,337	13,092	0	0	18,429	143,037	161,466

Consumer	0	524	152	240	916	52,507	53,423
Commercial business:
Construction industry	0	401	0	0	401	5,933	6,334
Other	1,419	6,433	0	0	7,852	57,523	65,375
	$7,494	46,666	474	240	54,874	341,175	396,049

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

The aging of past due loans at December 31 is summarized as follows:

(Dollars in thousands)	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	Total Past Due	Current Loans	Total Loans	Loans 90 Days or More Past Due and Still Accruing
2014
1-4 family	$413	673	841	1,927	67,914	69,841	0
Commercial real estate:
Residential developments	0	0	0	0	19,960	19,960	0
Other	0	0	0	0	171,708	171,708	0

Consumer	550	176	131	857	54,068	54,925	0
Commercial business:
Construction industry	0	0	0	0	7,121	7,121	0
Other	136	0	0	136	49,865	50,001	0
	$1,099	849	972	2,920	370,636	373,556	0

2013
1-4 family	$1,542	128	322	1,992	74,475	76,467	0
Commercial real estate:
Residential developments	0	1,426	0	1,426	31,558	32,984	0
Other	0	0	0	0	161,466	161,466	0

Consumer	418	256	57	731	52,692	53,423	0
Commercial business:
Construction industry	0	1,934	0	1,934	4,400	6,334	0
Other	800	104	0	904	64,471	65,375	0
	$2,760	3,848	379	6,987	389,062	396,049	0

Impaired loans include loans that are non-performing (non-accruing) and loans that have been modified in a troubled debt restructuring. The following table summarizes impaired loans and related allowances for the years ended December 31, 2014 and 2013:

	December 31, 2014
(Dollars in thousands)	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
Loans with no related allowance recorded:
1-4 family	$755	755	0	432	32
Commercial real estate:
Residential developments	7,416	10,040	0	7,633	219
Other	48	216	0	50	6
Consumer	463	464	0	467	15
Commercial business:
Construction industry	80	198	0	87	0
Other	0	0	0	0	0

Loans with an allowance recorded:
1-4 family	1,112	1,112	270	1,543	14
Commercial real estate:
Residential developments	1,522	1,522	240	3,121	0
Other	742	743	130	847	32
Consumer	343	360	307	451	9
Commercial business:
Construction industry	0	0	0	0	0
Other	475	1,026	127	887	20

Total:
1-4 family	1,867	1,867	270	1,975	46
Commercial real estate:
Residential developments	8,938	11,562	240	10,754	219
Other	790	959	130	897	38
Consumer	806	824	307	918	24
Commercial business:
Construction industry	80	198	0	87	0

Other	475	1,026	127	887	20
	$12,956	16,436	1,074	15,518	347

	December 31, 2013
(Dollars in thousands)	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
Loans with no related allowance recorded:
1-4 family	$88	88	0	1,304	2
Commercial real estate:
Residential developments	8,257	13,636	0	9,122	81
Other	52	52	0	350	55
Consumer	487	491	0	350	12
Commercial business:
Construction industry	93	296	0	91	2
Other	0	0	0	7	0

Loans with an allowance recorded:
1-4 family	1,800	1,844	404	2,417	36
Commercial real estate:
Residential developments	7,994	12,725	2,260	12,414	54
Other	888	888	143	1,977	202
Consumer	429	429	382	1,057	14
Commercial business:
Construction industry	0	0	0	29	0
Other	1,188	1,984	589	1,647	36

Total:
1-4 family	1,888	1,932	404	3,721	38
Commercial real estate:
Residential developments	16,251	26,361	2,260	21,536	135
Other	940	940	143	2,327	257
Consumer	916	920	382	1,407	26
Commercial business:
Construction industry	93	296	0	120	2
Other	1,188	1,984	589	1,654	36
	$21,276	32,433	3,778	30,765	494

At December 31, 2014, 2013 and 2012, non-accruing loans totaled $10.9 million, $17.5 million and $30.0 million, respectively, for which the related allowance for loan losses was $0.8 million, $3.4 million and $3.9 million, respectively. Non-accruing loans for which no specific allowance has been recorded because management determined that the value of the collateral was sufficient to repay the loan totaled $8.0 million, $7.8 million and $10.3 million, respectively. Had the loans performed in accordance with their original terms, the Company would have recorded gross interest income on the loans of $0.9 million, $1.8 million and $2.4 million in 2014, 2013 and 2012, respectively. For the years ended December 31, 2014, 2013 and 2012, the Company recognized interest income on these loans of $0.2 million, $0.1 million and $0.5 million, respectively. All of the interest income that was recognized for non-accruing loans was recognized using the cash basis method of income recognition. Non-accrual loans also include some of the loans that have had terms modified in a troubled debt restructuring.

The following table summarizes non-accrual loans at December 31:

(Dollars in thousands)	2014	2013

1-4 family	$1,564	1,602
Commercial real estate:
Residential developments	8,483	14,146
Other	267	403
Consumer	486	737
Commercial business:
Construction industry	80	93
Other	40	515
	$10,920	17,496

Included in loans receivable, net, are certain loans that have been modified in order to maximize collection of loan balances. If the Company, for legal or economic reasons related to the borrower’s financial difficulties, grants a concession compared to the original terms and conditions of the loan, the modified loan is considered a troubled debt restructuring (TDR).

At December 31, 2014, 2013 and 2012, there were loans included in loans receivable, net, with terms that had been modified in a troubled debt restructuring totaling $9.4 million, $17.4 million and $31.7 million, respectively. Had these loans been performing in accordance with their original terms throughout 2014, 2013 and 2012, the Company would have recorded gross interest income of $0.9 million, $1.8 million and $2.5 million, respectively. During 2014, 2013 and 2012, the Company recorded interest income of $0.3 million, $0.5 million and $0.9 million on these loans, respectively. For the loans that were modified in 2014, $0.1 million are classified and performing, and $0.1 million are non-performing at December 31, 2014.

The following table summarizes troubled debt restructurings at December 31:

(Dollars in thousands)	2014	2013
1-4 family	$368	840
Commercial real estate:
Residential developments	7,432	14,244
Other	524	537
Consumer	571	697
Commercial business:
Construction industry	80	93
Other	475	981
	$9,450	17,392

There were no material commitments to lend additional funds to customers whose loans were restructured or classified as non-accrual at December 31, 2014 or December 31, 2013.

TDR concessions can include reduction of interest rates, extension of maturity dates, forgiveness of principal and/or interest due, or acceptance of real estate or other assets in full or partial satisfaction of the debt. Loan modifications are not reported as TDRs after 12 months if the loan was modified at a market rate of interest for comparable risk loans, and the loan is performing in accordance with the terms of the restructured agreement. All loans classified as TDRs are considered to be impaired.

When a loan is modified as a TDR, there may be a direct, material impact on the loans within the Consolidated Balance Sheets, as principal balances may be partially forgiven. The financial effects of TDRs are presented in the following table and represent the difference between the outstanding recorded balance pre-modification and post-modification, for the periods ending December 31, 2014 and 2013:

	Year ended December 31, 2014			Year ended December 31, 2013
(Dollars in thousands)	Number of Contracts	Pre-modification Outstanding Recorded Investment	Post-modification Outstanding Recorded Investment	Number of Contracts	Pre-modification Outstanding Recorded Investment	Post-modification Outstanding Recorded Investment
Troubled debt restructurings:
1-4 family	2	$760	760	2	$210	219
Commercial real estate:
Residential developments	0	0	0	0	0	0
Other	1	155	155	3	754	329
Consumer	4	155	140	21	528	548
Commercial business:
Construction industry	0	0	0	1	41	41
Other	1	31	25	5	194	218
Total	8	$1,101	1,080	32	$1,727	1,355

Loans that were restructured within the 12 months preceding December 31, 2014 and 2013 and defaulted during the year are presented in the table below:

	Year ended December 31, 2014		Year ended December 31, 2013
(Dollars in thousands)	Number of Contracts	Outstanding Recorded Investment	Number of Contracts	Outstanding Recorded Investment
Troubled debt restructurings that subsequently defaulted:
1-4 family	1	$640	0	$0
Total	1	$640	0	$0

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

TDRs are reviewed for impairment following the same methodology as other impaired loans. For loans that are collateral dependent, the value of the collateral is reviewed and additional reserves may be added to general reserves as needed. Loans that are not collateral dependent may have additional reserves established if deemed necessary. The allocated allowance for TDRs was $0.4 million, or 5.1%, of the total $8.3 million in allowance for loan losses at December 31, 2014, and $2.9 million, or 25.6%, of the total $11.4 million in allowance for loan losses at December 31, 2013.

NOTE 6 Accrued Interest Receivable

Accrued interest receivable at December 31 is summarized as follows:

(Dollars in thousands)	2014	2013
Securities available for sale	$348	338
Loans receivable	1,365	1,615
	$1,713	1,953

NOTE 7 Mortgage Servicing Rights, Net

A summary of mortgage servicing activity is as follows:

(Dollars in thousands)	2014	2013
Mortgage servicing rights:
Balance, beginning of year	$1,708	1,732
Originations	316	568
Amortization	(517)	(592)
Balance, end of year	1,507	1,708
Valuation reserve	0	0
Mortgage servicing rights, net	$1,507	1,708
Fair value of mortgage servicing rights	$2,562	2,801

All of the single family loans sold where the Company continues to service the loans are serviced for Federal National Mortgage Association (FNMA) under the individual loan sale program. The following is a summary of the risk characteristics of the loans being serviced for FNMA at December 31, 2014:

(Dollars in thousands)	Loan Principal Balance	Weighted Average Interest Rate	Weighted Average Remaining Term (months)	Number of Loans
Original term:
30 year fixed rate	$205,032	4.30%	299	1,758
15 year fixed rate	110,912	3.33	140	1,256
Adjustable rate	181	3.96	318	3

The gross carrying amount of mortgage servicing rights and the associated accumulated amortization at December 31, 2014 and 2013 are presented in the following table. Amortization expense for mortgage servicing rights was $0.5 million, $0.6 million, and $0.7 million for the years ended December 31, 2014, 2013 and 2012, respectively.

	Gross		Unamortized
	Carrying	Accumulated	Mortgage
(Dollars in thousands)	Amount	Amortization	Servicing Rights
December 31, 2014
Mortgage servicing rights	$3,600	(2,093)	1,507

December 31, 2013
Mortgage servicing rights	$3,638	(1,930)	1,708

The following table indicates the estimated future amortization expense for mortgage servicing rights:

Mortgage
(Dollars in thousands)	Servicing
Year ended December 31,	Rights
2015	$425
2016	382
2017	297
2018	199
2019	132
Thereafter	72
$1,507

Projections of amortization are based on asset balances and the interest rate environment that existed at December 31, 2014. The Company’s actual experience may be significantly different depending upon changes in mortgage interest rates and other market conditions.

NOTE 8 Real Estate

A summary of real estate at December 31 is as follows:

	2014			2013

(Dollars in thousands)	Residential	Commercial & Other	Total	Residential	Commercial & Other	Total
Real estate in judgment subject to redemption	$30	0	30	0	0	0
Real estate acquired through foreclosure	0	3,648	3,648	0	7,520	7,520
Real estate acquired through deed in lieu of foreclosure	28	1,126	1,154	0	1,759	1,759
Real estate acquired in satisfaction of debt	0	0	0	0	63	63
	58	4,774	4,832	0	9,342	9,342
Allowance for losses	(8)	(1,721)	(1,729)	0	(2,444)	(2,444)
	$50	3,053	3,103	0	6,898	6,898

NOTE 9 Premises and Equipment

A summary of premises and equipment at December 31 is as follows:

(Dollars in thousands)	2014	2013
Land	$1,978	1,978
Office buildings and improvements	8,526	8,490
Furniture and equipment	12,049	11,350
	22,553	21,818
Accumulated depreciation	(15,571)	(15,107)
	$6,982	6,711

NOTE 10 Deposits

Deposits and their weighted average interest rates at December 31 are summarized as follows:

	2014			2013
(Dollars in thousands)	Weighted Average Rate	Amount	Percent of Total	Weighted Average Rate	Amount	Percent of Total
Noninterest checking	0.00%	$118,073	23.8%	0.00%	$169,362	30.6%
NOW accounts	0.02	75,553	15.2	0.03	70,407	12.7
Savings accounts	0.07	46,672	9.4	0.07	44,823	8.1
Money market accounts	0.25	158,798	32.0	0.28	139,818	25.2
		399,096	80.4		424,410	76.6
Certificates by rate:
0-0.99%		81,197	16.3		85,705	15.5
1-1.99%		13,629	2.7		38,456	6.9
2-2.99%		2,721	0.6		4,798	0.9
3-3.99%		107	0.0		561	0.1
Total certificates	0.61	97,654	19.6	0.80	129,520	23.4
Total deposits	0.21	$496,750	100.0%	0.26	$553,930	100.0%

At December 31, 2014 and 2013, the Company had $166.9 million and $200.8 million, respectively, of deposit accounts with balances of $250,000 or more. At December 31, 2014 and 2013, the Company had $0.0 and $7.6 million of certificate accounts, respectively, that had been acquired through a broker.

Certificates had the following maturities at December 31:

	2014		2013
(Dollars in thousands)	Amount	Weighted Average Rate	Amount	Weighted Average Rate
Remaining term to maturity
1-6 months	$32,925	0.52%	$43,618	0.84%
7-12 months	26,764	0.49	43,462	0.64
13-36 months	29,929	0.68	35,542	0.86
Over 36 months	8,036	1.03	6,898	1.14
	$97,654	0.61	$129,520	0.80

At December 31, 2014 and 2013, the Company had pledged mortgage loans and mortgage-backed and related securities with an amortized cost of approximately $19.4 million and $18.9 million, respectively, as collateral for certain deposits. An additional $1.0 million of letters of credit from the FHLB were pledged at December 31, 2014 and 2013 as collateral on certain Bank deposits.

Interest expense on deposits is summarized as follows for the years ended December 31:

(Dollars in thousands)	2014	2013	2012
NOW accounts	$15	15	35
Savings accounts	31	34	67
Money market accounts	414	372	447
Certificates	751	1,383	3,192
	$1,211	1,804	3,741

NOTE 11 Federal Home Loan Bank Advances (FHLB) and Other Borrowings

The Bank had no outstanding advances from the FHLB or borrowings from the Federal Reserve Bank as of December 31, 2014 or December 31, 2013. As of December 31, 2014 it had collateral pledged to the FHLB consisting of FHLB stock, mortgage loans, and investments with unamortized principal balances of approximately $99.1 million. The Bank has the ability to draw additional borrowings of $98.1 million from the FHLB, based upon the mortgage loans and securities that are currently pledged, subject to approval from the FHLB and a requirement to purchase additional FHLB stock. The Bank also has the ability to draw additional borrowings of $58.7 million from the Federal Reserve Bank, based upon the loans that are currently pledged to them, subject to approval from the FRB.

On December 15, 2014, the Company entered into a Loan Agreement with an unrelated third party, providing for a term loan of up to $10 million that will be evidenced by a promissory note (“the Note”) with an interest rate of 6.5% per annum. The principal balance of the loan is payable in consecutive equal annual installments of $1 million on each anniversary of the date of the Loan Agreement, commencing on December 15, 2015, with the balance due on the maturity date. The maturity date will be on the earlier of (a) the anniversary of the date of the Loan Agreement obtained by dividing the original principal amount of the loan by $1 million (rounded up to the nearest number of whole years) and (b) the seventh anniversary of the date of the Loan Agreement. Provided that no default or event of default has occurred and is continuing, the Company may, at its option, elect to defer payment of one installment of principal of the Note otherwise due prior to the maturity date, in which event such installment will become due and payable on the maturity date. The Company may voluntarily prepay the Note in whole or in part without payment or penalty. The Company had no outstanding advances on the Note at December 31, 2014. On February 17, 2015, the Company advanced $10 million on the Note and used the proceeds to redeem the remaining $10 million in outstanding Preferred Stock.

NOTE 12 Income Taxes

Income tax expense (benefit) for the years ended December 31 is as follows:

(Dollars in thousands)	2014	2013	2012
Current:
Federal	$262	227	108
State	74	64	24
Total current	336	291	132
Deferred:
Federal	3,753	3,554	1,598
State	813	1,351	280
Total deferred	4,566	4,905	1,878
Change in valuation allowance	0	(19,602)	(1,878)
Income tax expense (benefit)	$4,902	(14,406)	132

The reasons for the difference between expected income tax expense utilizing the federal corporate tax rate of 34% and the actual income tax expense (benefit) are as follows:

(Dollars in thousands)	2014	2013	2012
Expected federal income tax expense	$4,176	4,170	1,854
Items affecting federal income tax:
State income taxes, net of federal income tax expense	698	706	327
Tax exempt interest	(45)	(69)	(86)
Decrease in valuation allowance	0	(19,602)	(1,878)
Other, net	73	389	(85)
Income tax expense (benefit)	$4,902	(14,406)	132

The tax effects of temporary differences that give rise to the deferred tax assets and deferred tax liabilities are as follows at December 31:

(Dollars in thousands)	2014	2013
Deferred tax assets:
Allowances for loan and real estate losses	$3,984	5,486
Deferred compensation costs	205	233
Deferred ESOP loan asset	711	706
Nonaccruing loan interest	627	558
Federal net operating loss carryforward	1,730	3,983
State net operating loss carryforward	2,448	2,802
Alternative minimum tax credit carryforward	716	700
Capitalized other real estate owned expenses	851	1,284
Net unrealized loss on securities available for sale	276	291
Other	237	340
Total gross deferred tax assets	11,785	16,383

Deferred tax liabilities:
Deferred loan fees and costs	250	284
Premises and equipment basis difference	141	132
Originated mortgage servicing rights	597	677
Other	267	179
Total gross deferred tax liabilities	1,255	1,272
Net deferred tax assets	$10,530	15,111

The Company has cumulative federal net operating loss carryforwards of $7.3 million at December 31, 2014 that expire beginning in 2029. The Company also has state net operating loss carryforwards of $25.4 million at December 31, 2014 that expire beginning in 2023.

Retained earnings at December 31, 2014 included approximately $8.8 million for which no provision for income taxes was made. This amount represents allocations of income to bad debt deductions for tax purposes. Reduction of amounts so allocated for purposes other than absorbing losses will create income for tax purposes, which will be subject to the then-current corporate income tax rate.

The Company considers the determination of the deferred tax asset amount and the need for any valuation reserve to be a critical accounting policy that requires significant judgment. The Company has, in its judgment, made reasonable assumptions and considered both positive and negative evidence relating to the ultimate realization of deferred tax assets. Positive evidence includes the cumulative net income generated over the prior three year period and the probability that taxable income will be generated in future periods. Negative evidence includes the general business and economic environment. Based upon this evaluation, the Company determined that no valuation allowance was required with respect to the net deferred tax assets at December 31, 2014 and 2013.

NOTE 13 Employee Benefits

All eligible full-time employees of the Bank that were hired prior to 2002 were included in a noncontributory retirement plan sponsored by the Financial Institutions Retirement Fund (FIRF). The Home Federal Savings Bank (Employer #8006) plan participates in the Pentegra Defined Benefit Plan for Financial Institutions (the Pentegra DB Plan). The Pentegra DB Plan’s Employer Identification Number is 13-5645888 and the Plan number is 333. The Pentegra DB Plan operates as a multi-employer plan for accounting purposes and as a multi-employer plan under the Employee Retirement Income Security Act of 1974, as amended (ERISA) and the Internal Revenue Code. There are no collective bargaining agreements in place that require contributions to the Pentegra DB Plan.

The Pentegra DB Plan is a single plan under Internal Revenue Code Section 413(c) and, as a result, all of the assets stand behind all of the liabilities. Accordingly, under the Pentegra DB Plan, contributions made by the participating employer may be used to provide benefits to participants of other participating employers.

Effective September 1, 2002, the accrual of benefits for existing participants was frozen and no new enrollments were permitted into the plan. The actuarial present value of accumulated plan benefits and net assets available for benefits relating to the Bank's employees was not available at December 31, 2014 because such information is not accumulated for each participating institution. As of June 30, 2014, the Pentegra DB Plan valuation report reflected that the Bank was obligated to make a contribution totaling $0.2 million which was expensed during 2014.

Funded status (market value of plan assets divided by funding target) as of July 1 for the 2014, 2013 and 2012 plan years were 97.98%, 89.51% and 95.77%, respectively. Market value of plan assets reflects any contribution received through June 30, 2014.

Total employer contributions made to the Pentegra DB Plan, as reported on Form 5500, equal $136.5 million, $196.5 million and $299.7 million for the plan years ended June 30, 2013, 2012 and 2011, respectively. The Bank’s contributions to the Pentegra DB Plan are not more than 5% of the total contributions to the Pentegra DB Plan. There is no funding improvement plan or rehabilitation plan as part of this multi-employer plan.

The following contributions were paid by the Bank during the fiscal years ending December 31,

(Dollars in thousands)
2014		2013		2012
Date Paid	Amount	Date Paid	Amount	Date Paid	Amount
10/15/2014	$46	10/15/2013	$42	1/09/2012	$234**
12/30/2014	164	12/30/2013	215	10/12/2012	38
				12/31/2012	134
Total	$210		$257		$406

**An additional contribution of $234,000 was accrued at December 31, 2011 and paid in the first quarter of 2012.

The Company has a qualified, tax-exempt savings plan with a deferred feature qualifying under Section 401(k) of the Internal Revenue Code (the 401(k) Plan). All employees who have attained 18 years of age are eligible to participate in the 401(k) Plan. Participants are permitted to make contributions to the 401(k) Plan equal to the lesser of 50% of the participant’s annual salary or the maximum allowed by law, which was $17,500 for 2014 and 2013, and $17,000 for 2012. The Company matches 25% of each participant’s contributions up to a maximum of 8% of the participant’s annual salary. Participant contributions and earnings are fully and immediately vested. The Company’s contributions are vested on a three year cliff basis, are expensed annually, and were $0.1 million, $0.2 million, and $0.2 million in 2014, 2013 and 2012, respectively.

The Company has adopted an Employee Stock Ownership Plan (the ESOP) that meets the requirements of Section 4975(e)(7) of the Internal Revenue Code and Section 407(d)(6) of ERISA and, as such, the ESOP is empowered to borrow in order to finance purchases of the common stock of HMN. The ESOP borrowed $6.1 million from the Company to purchase 912,866 shares of common stock in the initial public offering of HMN in 1994. As a result of a merger with Marshalltown Financial Corporation (MFC), the ESOP borrowed $1.5 million in 1998 to purchase an additional 76,933 shares of HMN common stock to account for the additional employees and avoid dilution of the benefit provided by the ESOP. The ESOP debt requires quarterly payments of principal plus interest at 7.52%. The Company has committed to make quarterly contributions to the ESOP necessary to repay the loans including interest. The Company contributed $0.5 million in 2014, 2013, and 2012.

As the debt is repaid, ESOP shares that were pledged as collateral for the debt are released from collateral and allocated to eligible employees based on the proportion of debt service paid in the year. The Company accounts for its ESOP in accordance with ASU 718, Employers' Accounting for Employee Stock Ownership Plans. Accordingly, the shares pledged as collateral are reported as unearned ESOP shares in stockholders' equity. As shares are determined to be ratably released from collateral, the Company reports compensation expense equal to the current market price of the shares, and the shares become outstanding for earnings per share computations. ESOP compensation expense was $0.3 million, $0.2 million, and $0.1 million, respectively, for 2014, 2013 and 2012.

All employees of the Bank are eligible to participate in the ESOP after they attain age 18 and complete one year of service during which they worked at least 1,000 hours. A summary of the ESOP share allocation is as follows for the years ended:

	2014	2013	2012
Shares held by participants beginning of the year	347,887	350,539	339,991
Shares allocated to participants	24,317	24,317	24,378
Shares purchased	0	9	2,353
Shares distributed to participants	(36,180)	(26,978)	(16,183)
Shares held by participants end of year	336,024	347,887	350,539

Unreleased shares beginning of the year	352,757	377,074	401,452
Shares released during year	(24,317)	(24,317)	(24,378)
Unreleased shares end of year	328,440	352,757	377,074
Total ESOP shares end of year	664,464	700,644	727,613
Fair value of unreleased shares at December 31	$4,072,656	3,728,641	1,308,447

In March 2001, the Company adopted the HMN Financial, Inc. 2001 Omnibus Stock Plan (2001 Plan). In April 2009, this plan was superseded by the HMN Financial, Inc. 2009 Equity and Incentive Plan (2009 Plan) and options or restricted shares may no longer be awarded from the 2001 Plan. As of December 31, 2014, there were 15,000 vested options under the 2001 Plan that remained unexercised. These options expire 10 years from the date of grant and have an average exercise price of $30.00. As of December 31, 2014, all shares of restricted stock granted under the 2001 Plan have vested.

In April 2009, the Company adopted the 2009 Plan. The purpose of the 2009 Plan is to provide key personnel and advisors with an opportunity to acquire a proprietary interest in the Company. The opportunity to acquire a proprietary interest in the Company is intended to aid in attracting, motivating and retaining key personnel and advisors, including non-employee directors, and to align their interests with those of the Company’s stockholders. 350,000 shares of HMN common stock were initially available for distribution under the 2009 Plan in either restricted stock or stock options, subject to adjustment for future stock splits, stock dividends and similar changes to the capitalization of the Company. Additionally, shares of restricted stock that are awarded are counted as 1.2 shares for purposes of determining the total shares available for issuance under the 2009 Plan. As of December 31, 2014, there were vested options to purchase 15,000 shares under the 2009 Plan that remain unexercised. These options expire 10 years from the date of grant and have an average exercise price of $4.77.

A summary of activities under all plans for the past three years is as follows:

					Unvested options
	Shares available for grant	Unvested Restricted shares outstanding	Options outstanding	Award value/ weighted average exercise price	Number	Weighted average grant date fair value	Vesting Period (years)
2001 Plan
December 31, 2011	0	0	139,450	$20.07	72,516	$1.43
Forfeited/expired	0	0	(93,910)	16.13	0
Vested	0	0	0	0	(72,516)	1.43
December 31, 2012	0	0	45,540	28.21	0
December 31, 2013	0	0	45,540	28.21	0
Forfeited/expired	0	0	(30,540)	27.33	0
December 31, 2014	0	0	15,000	30.00	0

2009 Plan
December 31, 2011	70,821	162,770	15,000	$4.77	9,000	4.41
Granted January 27, 2012	(43,236)	36,030	0	N/A	0		3
Forfeited	470	(392)	0		0
Forfeited/expired	93,910	0	0		0
Vested	0	(50,075)	0		(3,000)	4.41
December 31, 2012	121,965	148,333	15,000	4.77	6,000	4.41
Granted October 4, 2013	(37,531)	31,276	0	N/A	0		3
Forfeited	5,400	(4,500)	0		0
Cancelled	31,219	0	0		0
Vested	0	(73,303)	0		(3,000)	4.41
December 31, 2013	121,053	101,806	15,000	4.77	3,000	4.41
Granted January 7, 2014	(28,627)	23,856	0	N/A	0		3
Granted May 27, 2014	(26,561)	22,134	0	N/A	0		3
Forfeited/expired	30,540	0	0		0
Vested	0	(62,938)	0		(3,000)	4.41
December 31, 2014	96,405	84,858	15,000	4.77	0
Total all plans	96,405	84,858	30,000	$17.39	0

Due to the Bank’s participation in the Treasury’s Capital Purchase Program (CPP) (see discussion elsewhere in this report), a portion of the vested restricted stock awards granted to certain executives during the period that Treasury held the Preferred Stock were to remain subject to transfer restrictions if, and so long as, the Treasury does not receive repayment of all of the financial assistance provided under the CPP.  In accordance with Treasury policy, any such shares that would remain nontransferable indefinitely were to be cancelled.  Following the sale by Treasury of the Preferred Stock to third party investors in 2013, approximately 82% of the CPP financial assistance to the Bank had been repaid, meaning that 25% of the shares subject to these restricted stock awards that had vested in 2011, 2012 and 2013 remained nontransferable and subject to possible cancellation.  Based on an assessment, at the time, that these shares were likely to remain restricted indefinitely, they were cancelled during the first half of 2013 and returned to the Bank as treasury stock, and the number of shares cancelled were added back to the total shares available for future equity awards under the 2009 Plan. In light of the Company’s stock price performance since these cancellations occurred, the value that Treasury may be able to realize from the warrant to acquire Company common stock it continues to hold as a result of the CPP may be sufficient to enable the Treasury to receive repayment in full of all of the CPP financial assistance provided to the Bank, which would eliminate ongoing transfer restrictions on the restricted stock awards that vest in the future and the obligation to cancel any such vested shares. Accordingly, no additional shares were cancelled in 2014.

The following table summarizes information about stock options outstanding at December 31, 2014:

Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Life in Years	Number Exercisable	Number Unexercisable	Unrecognized Compensation Expense	Weighted Average Years Over Which Unrecognized Compensation will be Recognized
30.00	15,000	0.4	15,000	0	$0	N/A
4.77	15,000	4.4	15,000	0	0	N/A
	30,000		30,000	0	$0

The Company will issue shares from treasury stock upon the exercise of outstanding options.

Prior to January 1, 2006, the Company used the intrinsic value method as described in APB Opinion No. 25 and related interpretations to account for its stock incentive plans. Accordingly, there were no charges or credits to expense with respect to the granting or exercise of options since the options were issued at fair value on the respective grant dates. In accordance with ASC 718, the Company recognized compensation expense in 2014, 2013 and 2012 relating to stock options over the vesting period. The amount of the expense was determined under the fair value method.

The fair value for each option grant is estimated on the date of the grant using a Black Scholes option valuation model. There were no options granted in 2014, 2013 or 2012.

NOTE 14 Earnings per Common Share

The following table reconciles the weighted average shares outstanding and net income for basic and diluted earnings per common share:

	Year ended December 31,
(Dollars in thousands, except per share data)	2014	2013	2012
Weighted average number of common shares outstanding used in basic earnings per common share calculation	4,060,404	4,001,288	3,946,314

Net dilutive effect of :
Options and warrant	507,856	266,391	0
Restricted stock awards	55,783	42,487	84,338
Weighted average number of common shares outstanding adjusted for effect of dilutive securities	4,624,043	4,310,166	4,030,652

Net income available to common shareholders	$5,669	24,602	3,460
Basic earnings per common share	$1.40	6.15	0.88
Diluted earnings per common share	$1.23	5.71	0.86

NOTE 15 Stockholders' Equity

The Company did not repurchase any shares of its common stock in the open market during 2014, 2013 or 2012. The Company has not made any dividend payments on its common stock since the third quarter of 2008.

The Company's certificate of incorporation authorizes the issuance of up to 500,000 shares of preferred stock, and on December 23, 2008, the Company completed the sale of 26,000 shares of Preferred Stock to the United States Treasury. The Preferred Stock has a liquidation value of $1,000 per share and a related warrant was also issued to purchase 833,333 shares of HMN common stock at an exercise price of $4.68 per share. The transaction was part of the United States Treasury’s CPP under the Emergency Economic Stabilization Act of 2008. Under the terms of the sale, the shares of Preferred Stock were entitled to a quarterly cumulative compounding dividend at a stated rate of 5% per annum for each of the first five years of the investment, which increased to 9% on February 15, 2014, until HMN redeems the shares.

On February 8, 2013, the Treasury sold the Preferred Stock issued to unaffiliated third party investors in a private transaction for $18.8 million. The Company received no proceeds from the sale and it had no effect on the terms of the outstanding Preferred Stock. Further, the sale of the Preferred Stock had no effect on the Company’s capital, financial condition or results of operations. Because of the sale, the Company generally is no longer subject to the various executive compensation and corporate governance requirements to which participants in Treasury’s CPP were subject while Treasury held the Preferred Stock.

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

All dividends on the Preferred Stock were current as of December 31, 2014. During 2014, the Company paid the following dividends on, and effected the following redemptions of, its Preferred Stock:

Date	Dividend	Redemption
May 15, 2014	$201.71 per share	10,000 shares of Preferred Stock on a pro rata basis at $1,000 per share
August 15, 2014	$22.50 per share	None
November 17, 2014	$22.50 per share	6,000 shares of Preferred Stock on a pro rata basis at $1,000 per share

Following the redemption on November 17, 2014, 10,000 shares of Preferred Stock remained outstanding. The Company did not pay any dividends on the Preferred Stock or redeem any shares of Preferred Stock in 2013.

On February 17, 2015, the Company redeemed the remaining 10,000 shares of outstanding Preferred Stock. After giving effect to a dividend of $22.50 per share on the Preferred Stock that was paid on the same date, the redemption price per share was $1,000. The Preferred Stock redemption was funded with a $10 million term loan to HMN from an unrelated third party that was evidenced by a promissory note. The principal balance of the note bears interest at a rate of 6.5% and is payable in consecutive annual installments of $1 million on each December 15, beginning December 15, 2015, with the balance due on December 15, 2021. The Preferred Stock dividend was funded by HMN through internally available funds.

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

The Bank entered into a written Supervisory Agreement with the OTS, its primary regulator at the time, effective February 22, 2011, that primarily related to the Bank’s financial performance and credit quality issues. This agreement replaced the prior memorandum of understanding that the Bank entered into with its primary regulator on December 9, 2009. In accordance with the agreement, the Bank submitted a two year business plan in May of 2011 that the OCC (as successor to the OTS) accepted with the expectation that the Bank would be in adherence with the OCC’s Notification of Establishment of Higher Minimum Capital Ratios, dated August 8, 2011, or IMCR, which required the Bank to establish and maintain a minimum core capital ratio of 8.50% by December 31, 2011. The IMCR is discussed more fully below. As required by the Supervisory Agreement, the Bank submitted updated two year business plans in January of 2012, 2013, and 2014. The Bank was required to operate within the parameters of the business plan and was required to monitor and submit periodic reports on its compliance with the plan. The Bank also submitted problem asset reduction plans at the same time that the business plans were submitted. The Bank was required to operate within the parameters of the problem asset plan and to monitor and submit periodic reports on its compliance with the plan. The Bank has also revised its loan modification policies and its program for identifying, monitoring and controlling risk associated with concentrations of credit, and improved the documentation relating to the allowance for loan and lease losses as required by the agreement. In addition, prior to termination of the Bank Supervisory Agreement, as described below, the Bank could not declare or pay any cash dividends, increase its total assets during any quarter in excess of the amount of the net interest credited on deposit liabilities during the prior quarter, enter into any new contractual arrangement or renew or extend any existing arrangement related to compensation or benefits with any directors or officers, make any golden parachute payments, or enter into any significant contracts with a third party service provider without the consent of the OCC.

Pursuant to the IMCR, effective December 31, 2011, the Bank was required to establish, and subsequently maintain, core capital at least equal to 8.50% of adjusted total assets. The Bank’s core capital to adjusted total assets ratio improved to 12.22% at December 31, 2013. Effective February 11, 2014 the OCC terminated the Supervisory Agreement and the IMCR to which the Bank was a party or was subject. As a result, the capital ratio and periodic reporting requirements, asset growth restrictions and significant contract restrictions are no longer applicable to the Bank. The dividend and compensation restrictions expressly set forth in the Bank Supervisory Agreement also terminated, although the Bank remains subject to generally applicable limitations on dividends and certain compensation arrangements under federal banking laws and regulations.

The Company also entered into a written Supervisory Agreement with the OTS effective February 22, 2011. This agreement replaced the prior memorandum of understanding that the Company entered into with its primary regulator on December 9, 2009. As required by the Supervisory Agreement, the Company submitted updated two year consolidated capital plans in January of 2012, 2013, and 2014. The Company was required to operate within the parameters of the capital plan and to monitor and submit periodic reports on its compliance with the plan. In addition, without the consent of the FRB (as successor to the OTS), the Company could not incur or issue any debt, guarantee the debt of any entity, declare or pay any cash dividends or repurchase any of the Company’s capital stock, enter into any new contractual arrangement or renew or extend any existing arrangement related to compensation or benefits with any director or officer, or make any golden parachute payments. Effective May 1, 2014, the FRB terminated the Supervisory Agreement to which the Company was subject.

Quantitative measures established by regulations to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the following table) of Tier I (Core) capital, and Risk-based capital (as defined in the regulations) to total assets (as defined).

As of January 1, 2015, the Bank is also required to maintain minimum amounts and ratios of Common Equity Tier I risk based capital, a new measure introduced by the FRB, FDIC and OCC (as described below).

At December 31, 2014 and 2013, the Bank's capital amounts and ratios are presented for actual capital, required capital and excess capital including amounts and ratios in order to qualify as being well capitalized under the prompt corrective action regulations:

	Actual		Required to be Adequately Capitalized		Excess Capital		To Be Well Capitalized Under Prompt Corrective Action Provisions
(Dollars in thousands)	Amount	Percent of Assets(1)	Amount	Percent of Assets (1)	Amount	Percent of Assets(1)	Amount	Percent of Assets(1)
December 31, 2014
Tier I or core capital	$66,976	11.76%	$22,775	4.00%	$44,201	7.76%	$28,469	5.00%
Tier I risk-based capital	66,976	17.21	15,562	4.00	51,414	13.21	23,343	6.00
Risk-based capital to risk-weighted assets	71,882	18.48	31,125	8.00	40,757	10.48	38,906	10.00

December 31, 2013
Tier I or core capital	$77,848	12.22%	$25,478	4.00%	$52,370	8.22%	$31,847	5.00%
Tier I risk-based capital	77,848	19.51	15,963	4.00	61,885	15.51	23,944	6.00
Risk-based capital to risk-weighted assets	82,916	20.78	31,926	8.00	50,990	12.78	39,907	10.00

(1) Based upon the Bank’s adjusted total assets for the purpose of the Tier I or core capital ratios and risk-weighted assets for the purpose of the risk-based capital ratio.

Management believes that, as of December 31, 2014, the Bank’s capital ratios were in excess of those quantitative capital ratio standards applicable on that date, set forth under the prompt corrective action regulations referenced above. However, as noted below, these measures have changed and there can be no assurance that the Bank will continue to maintain such status in the future. The OCC has extensive discretion in its supervisory and enforcement activities, and can further adjust the requirement to be “well-capitalized” in the future.

The capital requirements of the Company and the Bank are affected by regulatory changes issued in July 2013 by the FRB, the FDIC and the OCC. The changes establish an integrated regulatory capital framework for implementing the Basel Committee on Banking Supervision’s Basel III regulatory capital reforms and implementing the changes required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.  The new capital requirements are effective for the Company beginning January 1, 2015, and among other things, apply a strengthened set of capital requirements to both the Bank and the Company and revise the rules for calculating risk-weighted assets for purposes of such requirements. Among other new restrictions implemented by these rules, on and after January 1, 2015, a savings institution will be deemed to be "well capitalized" if it (i) has a total risk-based capital ratio of 10% or greater, (ii) has a Tier 1 (core) risk-based capital ratio of 8% or greater, (iii) has a Common Equity Tier 1 risk-based capital ratio of 6.5% or greater, (iv) has a leverage ratio of 5% or greater, and (v) is not subject to any order or written directive by the OCC to meet and maintain a specific capital level for any capital measure; and "adequately capitalized" if it (i) has a total risk-based capital ratio of 8% or greater, (ii) has a Tier 1 (core) risk-based capital ratio of 6% or greater, (iii) has a Common Equity Tier 1 risk-based capital ratio of 4.5% or greater, and (iv) has a leverage ratio of 4% or greater. Management believes that, as of January 1, 2015, both the Bank’s and Company’s capital positions were in excess of the amounts required to be considered well capitalized under the revised Basel III capital requirements.

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

	December 31, Contract Amount
(Dollars in thousands)	2014	2013
Financial instruments whose contract amount represents credit risk:
Commitments to originate, fund or purchase loans:
1-4 family mortgages	$1,204	523
Commercial real estate mortgages	24,956	25,514
Non-real estate commercial loans	1,288	13,095
Undisbursed balance of loans closed	25,875	7,586
Unused lines of credit	86,714	79,136
Letters of credit	1,541	1,017
Total commitments to extend credit	$141,578	126,871
Forward commitments	$3,279	2,025

Commitments to extend credit are agreements to lend to a customer, at the customer’s request, as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since a portion of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on the loan type and on management's credit evaluation of the borrower. Collateral consists primarily of residential and commercial real estate and personal property.

Forward commitments represent commitments to sell loans to a third party following the closing of the loan and are entered into in the normal course of business by the Bank.

The Bank issued standby letters of credit which guarantee the performance of customers to third parties. The standby letters of credit outstanding expire over the next 18 months and totaled $1.5 million at December 31, 2014 and $1.0 million at December 31, 2013. The letters of credit are collateralized primarily with commercial real estate mortgages. Draws on standby letters of credit would be initiated by the secured party under the terms of the underlying obligation. Since the conditions under which the Bank is required to fund the standby letters of credit may not materialize, the cash requirements are expected to be less than the total outstanding commitments.

The Company also has certain obligations and commitments to make future payments under existing contracts. At December 31, 2014, the aggregate contractual obligations (excluding bank deposits) and commercial commitments were as follows:

	Payments Due by Period
(Dollars in thousands)	Total	Less than 1 Year	1-3 Years	4-5 Years	After 5 Years
Contractual Obligations:
Annual rental commitments under non-cancellable operating leases	$7,265	802	1,557	1,360	3,546
	$7,265	802	1,557	1,360	3,546

	Amount of Commitments Expiring by Period
Other Commercial Commitments:
Commercial lines of credit	$37,660	19,901	7,806	2,569	7,384
Commitments to lend	23,734	3,571	7,972	7,257	4,934
Standby letters of credit	1,506	1,506	0	0	0
	$62,900	24,978	15,778	9,826	12,318

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

The Company had commitments outstanding to extend credit to future borrowers that had not closed prior to the end of the year, which is referred to as its mortgage pipeline. As commitments to originate loans enter the mortgage pipeline, the Company generally enters into commitments to sell the loans into the secondary market. The commitments to originate and sell loans are derivatives that are recorded at fair value. As a result of marking these derivatives to fair value for the period ended December 31, 2014, the Company recorded an increase in other liabilities of $7,000, an increase in other assets of $15,000 and a net gain on the sale of loans of $8,000. As a result of marking these derivatives to fair value for the period ended December 31, 2013, the Company recorded a decrease in other liabilities of $24,000, a decrease in other assets of $26,000 and a net loss on the sale of loans of $2,000.

As of December 31, 2014 and 2013, the current commitments to sell loans held for sale are derivatives that do not qualify for hedge accounting. The loans held for sale that are not hedged are recorded at the lower of cost or market. As a result of marking these loans for the period ended December 31, 2014, the Company recorded an increase in other liabilities of $1,000, and a net loss on the sales of loans of $1,000. As a result of marking these loans for the period ended December 31, 2013, the Company recorded an increase in other liabilities of $6,000, and a net loss on the sales of loans of $6,000.

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

The following table summarizes the assets of the Company for which fair values are determined on a recurring basis as of December 31, 2014 and 2013.

	Carrying Value at December 31, 2014
(Dollars in thousands)	Total	Level 1	Level 2	Level 3
Securities available for sale	$137,834	0	137,834	0
Mortgage loan commitments	16	0	16	0
Total	$137,850	0	137,850	0

	Carrying Value at December 31, 2013
(Dollars in thousands)	Total	Level 1	Level 2	Level 3
Securities available for sale	$107,956	0	107,956	0
Mortgage loan commitments	2	0	2	0
Total	$107,958	0	107,958	0

The Company may also be required, from time to time, to measure certain other financial assets at fair value on a nonrecurring basis in accordance with generally accepted accounting principles. These adjustments to fair value usually result from the application of the lower-of-cost-or-market accounting or write-downs of individual assets. For assets measured at fair value on a nonrecurring basis in 2014 and 2013 that were still held at December 31, the following table provides the level of valuation assumptions used to determine each adjustment and the carrying value of the related individual assets or portfolios at December 31, 2014 and 2013.

	Carrying Value at December 31, 2014
(Dollars in thousands)	Total	Level 1	Level 2	Level 3	Year Ended December 31, 2014 Total gains (losses)
Loans held for sale	$2,076	0	2,076	0	(1)
Mortgage servicing rights	1,507	0	1,507	0	0
Loans (1)	11,882	0	11,882	0	532
Real estate, net (2)	3,103	0	3,103	0	(134)
Total	$18,568	0	18,568	0	397

	Carrying Value at December 31, 2013
(Dollars in thousands)	Total	Level 1	Level 2	Level 3	Year Ended December 31, 2013 Total gains (losses)
Loans held for sale	$1,502	0	1,502	0	21
Mortgage servicing rights	1,708	0	1,708	0	0
Loans (1)	17,498	0	17,498	0	(1,728)
Real estate, net (2)	6,898	0	6,898	0	(429)
Total	$27,606	0	27,606	0	(2,136)

(1)Represents carrying value and related specific reserves on loans for which adjustments are based on the appraised value of the collateral. The carrying value of loans fully charged-off is zero.

(2)Represents the fair value and related losses of foreclosed real estate and other collateral owned that were measured at fair value subsequent to their initial classification as foreclosed assets.

NOTE 20 Fair Value of Financial Instruments

ASC 825, Disclosures about Fair Values of Financial Instruments, requires disclosure of estimated fair values of the Company's financial instruments, including assets, liabilities and off-balance sheet items for which it is practicable to estimate fair value. The fair value estimates are made as of December 31, 2014 and 2013 based upon relevant market information, if available, and upon the characteristics of the financial instruments themselves. Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are based upon judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. The estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

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

	December 31, 2014						December 31, 2013
			Fair value hierarchy
(Dollars in thousands)	Carrying amount	Estimated fair value	Level 1	Level 2	Level 3	Contract amount	Carrying amount	Estimated fair value	Contract amount
Financial assets:
Cash and cash equivalents	$46,634	46,634	46,634				120,686	120,686
Securities available for sale	137,834	137,834		137,834			107,956	107,956
Loans held for sale	2,076	2,076		2,076			1,502	1,502
Loans receivable, net	365,113	364,509		364,509			384,615	388,263
Federal Home Loan Bank stock	777	777		777			784	784
Accrued interest receivable	1,713	1,713		1,713			1,953	1,953
Financial liabilities:
Deposits	496,750	496,494		496,494			553,930	554,160
Accrued interest payable	93	93		93			146	146
Off-balance sheet financial instruments:
Commitments to extend credit	16	16				141,578	2	2	126,871
Commitments to sell loans	(30)	(30)				3,279	(22)	(22)	2,025

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

NOTE 21 HMN Financial, Inc. Financial Information (Parent Company Only)

The following are the condensed financial statements for the parent company only as of December 31, 2014 and 2013 and for the years ended December 31, 2014, 2013 and 2012.

(Dollars in thousands)	2014	2013	2012
Condensed Balance Sheets
Assets:
Cash and cash equivalents	$557	141
Investment in subsidiaries	73,733	88,332
Loans receivable, net	900	1,000
Prepaid expenses and other assets	10	79
Deferred tax asset, net	1,022	931
Total assets	$76,222	90,483
Liabilities and Stockholders' Equity:
Accrued expenses and other liabilities	$209	4,808
Total liabilities	209	4,808
Serial preferred stock	10,000	26,000
Common stock	91	91
Additional paid-in capital	50,207	51,175
Retained earnings	77,805	72,211
Net unrealized losses on securities available for sale	(418)	(674)
Unearned employee stock ownership plan shares	(2,610)	(2,804)
Treasury stock, at cost, 4,658,323 and 4,704,313 shares	(59,062)	(60,324)
Total stockholders' equity	76,013	85,675
Total liabilities and stockholders' equity	$76,222	90,483
Condensed Statements of Income
Interest income	$1	1	3
Equity income of subsidiaries	7,644	26,792	6,220
Compensation and benefits	(233)	(235)	(227)
Occupancy	(24)	(24)	(24)
Data processing	(6)	(6)	(6)
Other	(539)	(498)	(513)
Income before income tax expense	6,843	26,030	5,453
Income tax (benefit) expense	(536)	(640)	132
Net income	$7,379	26,670	5,321
Condensed Statements of Cash Flows
Cash flows from operating activities:
Net income	$7,379	26,670	5,321
Adjustments to reconcile net income to cash used by operating activities:
Equity income of subsidiaries	(7,644)	(26,792)	(6,220)
Deferred income tax benefit	(92)	(931)	0
Earned employee stock ownership shares priced below original cost	53	(21)	(162)
Stock option compensation	1	4	7
Cancellation of restricted stock awards	0	(119)	0
Amortization of restricted stock awards	240	202	233
Decrease in unearned ESOP shares	194	193	194
(Decrease) increase in accrued expenses and other liabilities	(420)	47	65
Decrease (increase) in other assets	69	(65)	22
Other, net	0	(1)	0
Net cash used by operating activities	(220)	(813)	(540)
Cash flows from investing activities:
Decrease (increase) in loans receivable, net	100	(200)	600
Net cash provided (used) by investing activities	100	(200)	600
Cash flows from financing activities:
Redemption of preferred stock	(16,000)	0	0
Dividends to preferred stockholders	(5,964)	0	0
Dividends received from Bank	22,500	1,000	0
Net cash provided by financing activities	536	1,000	0
Increase (decrease) in cash and cash equivalents	416	(13)	60
Cash and cash equivalents, beginning of year	141	154	94
Cash and cash equivalents, end of year	$557	141	154

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

(Dollars in thousands)	Home Federal Savings Bank	Other	Eliminations	Consolidated Tot al
At or for the year ended December 31, 2014:
Interest income - external customers	$20,613	0	0	20,613
Non-interest income - external customers	7,284	0	0	7,284
Intersegment interest income	0	2	(2)	0
Intersegment non-interest income	180	7,644	(7,824)	0
Interest expense	1,213	0	(2)	1,211
Non-interest expense	20,781	802	(180)	21,403
Income tax expense (benefit)	5,438	(536)	0	4,902
Net income	7,644	7,379	(7,644)	7,379
Total assets	576,397	76,221	(75,192)	577,426
At or for the year ended December 31, 2013:
Interest income - external customers	$22,983	0	0	22,983
Non-interest income - external customers	7,312	0	0	7,312
Intersegment interest income	0	1	(1)	0
Intersegment non-interest income	182	26,792	(26,974)	0
Interest expense	3,290	0	(1)	3,289
Non-interest expense	22,039	766	(182)	22,623
Income tax benefit	(13,766)	(640)	0	(14,406)
Net income	26,795	26,667	(26,792)	26,670
Total assets	647,679	90,483	(89,540)	648,622
At or for the year ended December 31, 2012:
Interest income - external customers	$30,816	0	0	30,816
Non-interest income - external customers	8,990	0	0	8,990
Intersegment interest income	0	4	(4)	0
Intersegment non-interest income	186	6,220	(6,406)	0
Interest expense	7,143	0	(4)	7,139
Non-interest expense	24,077	779	(186)	24,670
Income tax expense	0	132	0	132
Net income	6,228	5,313	(6,220)	5,321
Total assets	653,315	64,135	(64,123)	653,327

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

HMN Financial, Inc. and Subsidiaries

Rochester, Minnesota

We have audited the accompanying consolidated balance sheet of HMN Financial, Inc. and subsidiaries (the Company) as of December 31, 2014, and the related consolidated statements of comprehensive income, stockholders’ equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion of these consolidated financial statements based on our audit. The consolidated balance sheet of HMN Financial, Inc. and subsidiaries as of December 31, 2013, and the related consolidated statements of comprehensive income, stockholders’ equity, and cash flows for the years ended December 31, 2013 and 2012 were audited by other auditors whose report dated March 11, 2014, was unqualified.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of HMN Financial, Inc. and subsidiaries as of December 31, 2014, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

Minneapolis, Minnesota

March 13, 2015

OTHER FINANCIAL DATA

The following tables set forth certain information as to the Bank’s Federal Home Loan Bank (FHLB) advances.

	Year Ended December 31,
(Dollars in thousands)	2014	2013	2012
Maximum Balance:
FHLB advances	$0	70,000	70,000
FHLB short-term advances	0	70,000	70,000
Average Balance:
FHLB advances	0	30,329	70,000
FHLB short-term advances	0	30,329	39,317

	December 31,
	2014		2013		2012
(Dollars in thousands)	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate
FHLB short-term advances	$0	0.00%	$0	0.00%	$70,000	4.77%
FHLB long-term advances	0	0.00	0	0.00	0	0.00
Total	$0	0.00%	$0	0.00%	$70,000	4.77%

Refer to Note 11 of the Notes to Consolidated Financial Statements for more information on the Bank’s FHLB advances and Other Borrowings.

COMMON STOCK INFORMATION

The common stock of the Company is listed on the Nasdaq Stock Market under the symbol HMNF. As of December 31, 2014, the Company had 9,128,662 shares of common stock issued and 4,658,323 shares in treasury stock. As of December 31, 2014, there were 605 stockholders of record and 1,026 estimated beneficial stockholders. The following table presents the stock price information for the Company as furnished by Nasdaq for each quarter for the last two fiscal years. On February 13, 2015, the last reported sale price of shares of our common stock on the Nasdaq Stock Market was $12.01 per share. The Company has not paid a dividend on its common stock since 2008 and no common stock dividends are anticipated to be paid in 2015.

	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014	December 31, 2013	September 30, 2013	June 28, 2013	March 28, 2013
HIGH	$13.95	13.20	11.98	13.44	10.98	9.94	7.84	6.40
LOW	10.06	10.95	8.94	9.82	7.57	6.39	5.84	2.99
CLOSE	12.40	13.20	11.00	9.85	10.57	7.90	7.11	5.85

The following graph and table compares the total cumulative stockholders’ return on the Company’s common stock to the NASDAQ U.S. Stock Index (“NASDAQ Composite”), which includes all NASDAQ traded stocks of U.S. companies, and the SNL Bank NASDAQ Index. The graph and table assume that $100 was invested on December 31, 2009 and that all dividends were reinvested.

		Period Ending
Index	12/31/09	12/31/10	12/31/11	12/31/12	12/31/13	12/31/14
HMN Financial, Inc.	$100.00	66.90	46.10	82.65	251.67	295.24
NASDAQ Composite	$100.00	118.15	117.22	138.02	193.47	222.16
SNL Bank NASDAQ Index	$100.00	117.98	104.68	124.77	179.33	185.73

SELECTED QUARTERLY FINANCIAL DATA

(Dollars in thousands, except per share data)	December 31, 2014	September 30, 2014	June 30, 2014
Selected Operations Data (3 months ended):
Interest income	$5,035	5,131	5,020
Interest expense	274	297	306
Net interest income	4,761	4,834	4,714
Provision for loan losses	(2,221)	(989)	(2,178)
Net interest income after provision for loan losses	6,982	5,823	6,892
Noninterest income:
Fees and service charges	831	903	901
Loan servicing fees	271	263	263
Gain on sales of loans	348	804	330
Other noninterest income	230	224	228
Total noninterest income	1,680	2,194	1,722
Noninterest expense:
Compensation and benefits	3,388	3,193	3,273
(Gains) losses on real estate owned	(64)	(78)	(1,120)
Occupancy	1,037	896	876
Deposit insurance	107	74	97
Data processing	276	240	249
Other noninterest expense	1,073	1,100	1,089
Total noninterest expense	5,817	5,425	4,464
Income before income tax expense	2,845	2,592	4,150
Income tax expense (benefit)	1,167	1,054	1,620
Net income	1,678	1,538	2,530
Preferred stock dividends and discount	(293)	(360)	(524)
Net income available to common stockholders	$1,385	1,178	2,006
Basic earnings per common share	$0.34	0.29	0.50
Diluted earnings per common share	$0.30	0.25	0.44
Financial Ratios:
Return on average assets(1)	1.13%	1.01%	1.62%
Return on average common equity(1)	8.74	7.89	12.32
Average equity to average assets	13.25	13.37	13.68
Net interest margin(1)(2)	3.42	3.31	3.20

(Dollars in thousands)
Selected Financial Condition Data:
Total assets	$577,426	594,433	609,882
Securities available for sale:
Mortgage-backed and related securities	2,909	3,361	3,878
Other marketable securities	134,925	137,180	123,369
Loans held for sale	2,076	1,235	3,861
Loans receivable, net	365,113	365,572	367,667
Deposits	496,750	504,908	522,853
Federal Home Loan Bank advances	0	0	0
Stockholders’ equity	76,013	80,611	79,376

(1)	Annualized
(2)	Net interest income divided by average interest-earning assets
(3)

Relates to the elimination of the deferred tax asset valuation reserve at December 31, 2013. See “Results of Operations - Income Taxes” in the Management Discussion and Analysis for further information.

March 31, 2014	December 31, 2013		September 30, 2013	June 30, 2013	March 31, 2013
5,427	5,144		5,729	5,787	6,323
334	378		404	1,115	1,392
5,093	4,766		5,325	4,672	4,931
(1,610)	(3,031)		(4,330)	(520)	0
6,703	7,797		9,655	5,192	4,931

823	912		929	883	789
261	257		267	257	248
346	289		433	702	678
258	170		194	145	159
1,688	1,628		1,823	1,987	1,874

3,478	3,492		3,009	2,980	3,199
68	(223)		(282)	(306)	(19)
882	795		867	826	850
157	188		172	190	318
246	242		341	351	355
866	1,479		1,179	1,284	1,336
5,697	5,973		5,286	5,325	6,039
2,694	3,452		6,192	1,854	766
1,062	(14,644	)(3)	158	55	25
1,632	18,096		6,034	1,799	741
(532)	(522)		(523)	(547)	(476)
1,100	17,574		5,511	1,252	265
0.27	4.37		1.38	0.32	0.07
0.24	3.93		1.27	0.30	0.06

1.08%	12.23%		4.44%	1.21%	0.48%
7.61	106.72		38.17	11.78	4.90
14.23	10.77		10.54	10.05	9.82
3.59	3.37		4.10	3.28	3.34

620,775	648,622		562,565	560,974	627,086

4,462	5,213		5,973	7,042	8,586
98,031	102,743		83,714	83,251	82,438
1,425	1,502		1,180	3,212	2,210
383,020	384,615		393,322	415,534	434,634
522,383	553,930		485,921	491,753	487,645
0	0		0	0	70,000
87,226	85,675		67,376	61,162	61,053

67

HMN FINANCIAL, INC.
1016 Civic Center Drive NW
Rochester, MN 55901
(507) 535-1200

ANNUAL MEETING
The annual meeting of shareholders will be held on Tuesday, April 28, 2015 at 10:00 a.m. (Central Time) at the Rochester Golf and Country Club, 3100 West Country Club Road, Rochester, Minnesota.

LEGAL COUNSEL
Faegre Baker Daniels LLP
2200 Wells Fargo Center
90 South Seventh Street
Minneapolis, MN 55402-3901

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
CliftonLarsonAllen LLP
220 South Sixth Street, Suite 300
Minneapolis, MN 55402-1436

INVESTOR INFORMATION AND FORM 10-K
HMN's Form 10-K, filed with the Securities and Exchange Commission, is available without charge upon written request from:
HMN Financial, Inc.
Attn: Cindy Hamlin, Investor Relations
1016 Civic Center Drive NW
Rochester, MN 55901
or at *www.hmnf.com*

TRANSFER AGENT AND REGISTRAR
Inquiries regarding change of address, transfer requirements, and lost certificates should be directed to HMN's transfer agent:
Wells Fargo Bank, N.A.
Shareowner Services
1110 Centre Pointe Curve, Suite 101
MAC N9173-010
Mendota Heights, MN 55120
www.wellsfargo.com/shareownerservices
(800) 468-9716

DIRECTORS

DR. HUGH C. SMITH
Chairman of the Board
HMN and Home Federal Savings Bank
Retired Professor of Medicine, Mayo Clinic College of Medicine and Consultant in Cardiovascular Division, Mayo Clinic

ALLEN J. BERNING
Chief Executive Officer
Ambient Clinical Analytics

MICHAEL J. FOGARTY
Retired Vice President
C.O. Brown Agency, Inc.

KAREN L. HIMLE
Vice President Corporate Affairs
Thrivent Financial

BRADLEY C. KREHBIEL
President and Chief Executive Officer
HMN and Home Federal Savings Bank

MALCOLM W. MCDONALD
Retired Senior Vice President
Space Center, Inc.

BERNARD R. NIGON
Retired Audit Partner with McGladrey LLP

WENDY S. SHANNON
Assistant Professor
Winona State University

MARK E. UTZ
Attorney at law, Wendlund Utz, Ltd.

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

JON J. EBERLE
Senior Vice President, Chief Financial Officer and Treasurer of HMN and Executive Vice President, Chief Financial Officer and Treasurer of Home Federal Savings Bank

SUSAN K. KOLLING
Senior Vice President
HMN and Home Federal Savings Bank

LAWRENCE D. MCGRAW
Executive Vice President and Chief Operating Officer
Home Federal Savings Bank

BRANCH OFFICES OF BANK

Albert Lea
143 West Clark Street
Albert Lea, MN 56007
(507) 379-2551

Austin
201 Oakland Avenue West
Austin, MN 55912
(507) 434-2500

Eagan
2805 Dodd Road, Suite 160
Eagan, MN 55121
(651) 405-2000

La Crescent
208 South Walnut
La Crescent, MN 55947
(507) 895-9200

Marshalltown
303 West Main Street
Marshalltown, IA 50158
(641) 754-6198

Rochester
1201 South Broadway
Rochester, MN 55901
(507) 536-2416

1016 Civic Center Drive NW
Rochester, MN 55901
(507) 535-1309

Spring Valley
715 North Broadway
Spring Valley, MN 55975
(507) 346-9709

Winona
175 Center Street
Winona, MN 55987
(507) 453-6460

Home Federal Private Banking
100 1st Avenue Bldg., Suite 200
Rochester, MN 55902
(507) 280-7256

2048 Superior Drive NW, Suite 400
Rochester, MN 55901
(507) 226-0800