Form 10-K, Exhibit 13
period 2015-12-31
HMN FINANCIAL INC
filed 2016-03-11
CIK 921183

Exhibit 13

Five-year Consolidated Financial Highlights	6
Management Discussion and Analysis	7
Consolidated Financial Statements	28
Notes to Consolidated Financial Statements	32
Report of Independent Registered Public Accounting Firm	66
Other Financial Data	67
Common Stock Information	68
Selected Quarterly Financial Data	69
Corporate and Shareholder Information	Inside Back Cover
Directors and Officers	Inside Back Cover

HMN Financial, Inc. and Home Federal Savings Bank are headquartered in Rochester, Minnesota. Home Federal Savings Bank operates twelve full service offices in Minnesota located in Albert Lea, Austin, Eagan, Kasson (2), La Crescent, Rochester (4), Spring Valley and Winona; one full service office in Marshalltown, Iowa; and three loan origination offices located in Sartell, Minnesota, Owatonna, Minnesota and Delafield, Wisconsin.

FIVE-YEAR CONSOLIDATED FINANCIAL HIGHLIGHTS

Selected Operations Data:	Year Ended December 31,
(Dollars in thousands, except per share data)	2015	2014	2013		2012	2011
Total interest income	$21,453	20,613	22,983		30,816	39,541
Total interest expense	1,507	1,211	3,289		7,139	11,135
Net interest income	19,946	19,402	19,694		23,677	28,406
Provision for loan losses	(164)	(6,998)	(7,881)		2,544	17,278
Net interest income after provision for loan losses	20,110	26,400	27,575		21,133	11,128
Fees and service charges	3,316	3,458	3,513		3,325	3,739
Loan servicing fees	1,046	1,058	1,029		964	987
Gain on sales of loans	1,964	1,828	2,102		3,574	1,656
Gain on acquisition/sale of branch office	289	0	0		552	0
Other non-interest income	1,038	940	668		575	487
Total non-interest income	7,653	7,284	7,312		8,990	6,869
Total non-interest expense	23,196	21,403	22,623		24,670	29,552
Income (loss) before income tax expense (benefit)	4,567	12,281	12,264		5,453	(11,555)
Income tax expense (benefit)	1,611	4,902	(14,406	)(1)	132	0
Net income (loss)	2,956	7,379	26,670		5,321	(11,555)
Preferred stock dividends and discount	(108)	(1,710)	(2,068)		(1,861)	(1,821)
Net income (loss) available to common shareholders	$2,848	5,669	24,602		3,460	(13,376)

Basic earnings (loss) per common share	$0.69	1.40	6.15		0.88	(3.47)
Diluted earnings (loss) per common share	0.61	1.23	5.71		0.86	(3.47)

(1) Relates to the elimination of the deferred tax asset valuation reserve at December 31, 2013.

Selected Financial Condition Data:	December 31,
(Dollars in thousands, except per share data)	2015	2014	2013	2012	2011
Total assets	$643,161	577,426	648,622	653,327	790,155
Securities available for sale	111,974	137,834	107,956	85,891	126,114
Loans held for sale	3,779	2,076	1,502	2,584	3,709
Loans receivable, net	463,185	365,113	384,615	454,045	555,908
Deposits	559,387	496,750	553,930	514,951	656,176
FHLB advances and other borrowings	9,000	0	0	70,000	70,000
Stockholders’ equity	69,645	76,013	85,675	60,834	57,061
Book value per common share	15.54	14.77	13.49	8.02	7.36

Number of full service offices	13	11	11	12	13
Number of loan origination offices	3	2	1	1	1

Key Ratios: (2)
Stockholders’ equity to total assets at year end	10.83%	13.16%	13.21%	9.31%	7.22%
Average stockholders’ equity to average assets	11.70	13.25	10.77	8.81	8.19
Return (loss) on stockholders’ equity (ratio of net income (loss) to average equity)	4.27	9.12	42.22	8.94	(16.94)
Return (loss) on assets (ratio of net income (loss) to average assets)	0.50	1.21	4.55	0.79	(1.39)

(2) Average balances were calculated based upon amortized cost without the market value impact of ASC 320.

MANAGEMENT DISCUSSION AND ANALYSIS

This Annual Report, other reports filed by the Company with the Securities and Exchange Commission, and the Company’s proxy statement may contain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are often identified by such forward-looking terminology as “expect,” “intend,” “look,” “believe,” “anticipate,” “estimate,” “project,” “seek,” “may,” “will,” “would,” “could,” “should,” “trend,” “target,” and “goal” or similar statements or variations of such terms and include, but are not limited to, those relating to increasing our core deposit relationships, improving credit quality, reducing non-performing assets, growing earning assets, generating improved financial results (including profitability); the adequacy and amount of available liquidity and capital resources to the Bank; the Company’s liquidity and capital requirements; our expectations for core capital and our strategies and potential strategies for improvement thereof; improvements in loan production; changes in the size of the Bank’s loan portfolio; the amount of the Bank’s non-performing assets and the appropriateness of the allowance therefor; our ability to complete the acquisition of certain assets from Deerwood Bank and integrate its operations; anticipated future levels of the provision for loan losses; future losses on non-performing assets; the amount and mix of interest-earning assets; the amount and mix of interest-bearing liabilities; the availability of alternate funding sources; the payment of dividends by HMN; the future outlook for the Company; the amount of dividends paid by the Federal Home Loan Bank (FHLB) on its stock; the amount of deposits that will be withdrawn from checking and money market accounts and how the withdrawn deposits will be replaced; the projected changes in net interest income based on rate shocks; the range that interest rates may fluctuate over the next twelve months; the net market risk of interest rate shocks; the future outlook for the issuer trust preferred securities held by the Bank; the ability of the Bank to pay dividends to HMN; the ability of HMN to pay the principal and interest payments on its third party note payable; the ability to remain well capitalized; and compliance by the Bank with regulatory standards generally (including the Bank’s status as “well-capitalized”) and other supervisory directives or requirements to which the Company or the Bank are or may become expressly subject, specifically, and possible responses of the Office of the Comptroller of the Currency (OCC), Board of Governors of the Federal Reserve System (FRB), the Bank, and the Company to any failure to comply with any such regulatory standard, directive or requirement.

A number of factors could cause actual results to differ materially from the Company’s assumptions and expectations. These include but are not limited to the adequacy and marketability of real estate and other collateral securing loans to borrowers; federal and state regulation and enforcement; possible legislative and regulatory changes, including additional changes to regulatory capital rules; the ability of the Bank to comply with other applicable regulatory capital requirements; enforcement activity of the OCC and FRB in the event of our non-compliance with any applicable regulatory standard or requirement; adverse economic, business and competitive developments such as shrinking interest margins, reduced collateral values, deposit outflows, changes in credit or other risks posed by the Company’s loan and investment portfolios; changes in costs associated with alternate funding sources, including changes in collateral advance rates and policies of the FHLB; technological, computer-related or operational difficulties; results of litigation; reduced demand for financial services and loan products; changes in accounting policies and guidelines, or monetary and fiscal policies of the federal government or tax laws; international economic developments; the Company’s access to and adverse changes in securities markets; the market for credit related assets; the future operating results, financial condition, cash flow requirements and capital spending priorities of the Company and the Bank; the availability of internal and, as required, external sources of funding; acquisition integration costs; our ability to attract and retain employees; or other significant uncertainties. Additional factors that may cause actual results to differ from the Company’s assumptions and expectations include those set forth in the Company’s most recent filings on Forms 10-K and 10-Q with the Securities and Exchange Commission. All forward-looking statements are qualified by, and should be considered in conjunction with, such cautionary statements. For additional discussion of the risks and uncertainties applicable to the Company, see the “Risk Factors” sections of the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

All statements in this Annual Report, including forward-looking statements, speak only as of the date hereof, and we undertake no duty to update any of the forward-looking statements after the date of this Annual Report.

Overview

HMN Financial, Inc. (HMN or the Company) is the stock savings bank holding company for Home Federal Savings Bank (the Bank), which operates community banking and loan production offices in Minnesota, Iowa and Wisconsin. The earnings of the Company are primarily dependent on the Bank's net interest income, which is the difference between interest earned on loans and investments, and the interest paid on interest-bearing liabilities such as deposits and other borrowings. The difference between the average rate of interest earned on assets and the average rate paid on liabilities is the "interest rate spread". Net interest income is produced when interest-earning assets equal or exceed interest-bearing liabilities and there is a positive interest rate spread. Net interest income and net interest rate spread are affected by changes in interest rates, the volume and mix of interest-earning assets and interest-bearing liabilities, and the level of non-performing assets. The Company's net earnings are also affected by the generation of non-interest income, which consists primarily of gains from the sale of loans and real estate owned, fees for servicing loans, commissions on the sale of uninsured investment products, and service charges on deposit accounts. The Bank incurs expenses in addition to interest expense in the form of salaries and benefits, occupancy expenses, provisions for loan losses, deposit insurance, amortization expense on mortgage servicing assets, data processing costs and income taxes. The earnings of financial institutions, such as the Bank, are also significantly affected by prevailing economic and competitive conditions, particularly changes in interest rates, government monetary and fiscal policies, and regulations of various regulatory authorities. Lending activities are influenced by the demand for and supply of business credit, single-family and commercial properties, competition among lenders, the level of interest rates and the availability of funds. Deposit flows and costs of deposits are influenced by prevailing market rates of interest on competing investments, account maturities and the levels of personal income and savings.

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

Allowance for Loan Losses and Related Provision

The allowance for loan losses is based on periodic analysis of the loan portfolio and is maintained at an amount considered to be appropriate by management to provide for probable losses inherent in the loan portfolio as of the balance sheet dates. In this analysis, management considers factors including, but not limited to, specific occurrences of loan impairment, actual and anticipated changes in the size of the portfolios, national and regional economic conditions such as unemployment data, loan delinquencies, local economic conditions, demand for single-family homes, demand for commercial real estate and building lots, loan portfolio composition and historical loss experience and observations made by the Company's ongoing internal audit and regulatory exam processes. Loans are charged off to the extent they are deemed to be uncollectible. The Company has established separate processes to determine the appropriateness of the loan loss allowance for its homogeneous single-family and consumer loan portfolios and its non-homogeneous loan portfolios. The determination of the allowance on the homogeneous single-family and consumer loan portfolios is calculated on a pooled basis with individual determination of the allowance for all non-performing loans. The determination of the allowance for the non-homogeneous commercial, commercial real estate and multi-family loan portfolios involves assigning standardized risk ratings and loss factors that are periodically reviewed. The loss factors are estimated based on the Company's own loss experience and are assigned to all loans without identified credit weaknesses. For each non-performing loan, the Company also performs an individual analysis of impairment that is based on the expected cash flows or the value of the assets collateralizing the loans and establishes any necessary reserves or charges off all loans, or portions thereof, that are deemed uncollectable.

The appropriateness of the allowance for loan losses is dependent upon management’s estimates of variables affecting valuation, appraisals of collateral, evaluations of performance and status, and the amounts and timing of future cash flows expected to be received on impaired loans. Such estimates, appraisals, evaluations and cash flows may be subject to adjustments due to changing economic prospects of borrowers or properties. The fair market value of collateral dependent loans are typically based on the appraised value of the property less estimated selling costs. The estimates are reviewed periodically and adjustments, if any, are recorded in the provision for loan losses in the periods in which the adjustments become known. Because of the size of some loans, changes in estimates can have a significant impact on the loan loss provision. The allowance is allocated to individual loan categories based upon the relative risk characteristics of the loan portfolios and the actual loss experience. The Company increases its allowance for loan losses by charging the provision for loan losses against income and decreases its allowance by crediting the provision for loan losses and recoveries of previously charged off loans. The activity in the allowance in 2015 resulted in a credit to the loan loss provision. The methodology for establishing the allowance for loan losses takes into consideration probable losses that have been identified in connection with specific loans as well as losses in the loan portfolio that have not been specifically identified. Although management believes that based on current conditions the allowance for loan losses is maintained at an appropriate amount to provide for probable loan losses inherent in the portfolio as of the balance sheet dates, future conditions may differ substantially from those anticipated in determining the allowance for loan losses and adjustments may be required in the future.

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

The Company maintains significant net deferred tax assets for deductible temporary differences, the largest of which relates to the allowance for loan and real estate losses and net operating loss carryforwards. For income tax purposes, only net charge-offs are deductible, not the entire provision for loan losses. Under generally accepted accounting principles, a valuation allowance is required to be recognized if it is “more likely than not” that the deferred tax asset will not be realized. The determination of the realizability of the deferred tax assets is highly subjective and dependent upon management’s judgment and evaluation of both positive and negative evidence, including the forecasts of future income, tax planning strategies, and assessments of the current and future economic and business conditions. The Company considers both positive and negative evidence regarding the ultimate realizability of deferred tax assets. Positive evidence includes the Company’s cumulative net income in the prior three year period, the ability to implement tax planning strategies to accelerate taxable income recognition, and the probability that taxable income will be generated in future periods. It is possible that future conditions may differ substantially from those anticipated in determining that no valuation allowance was required on deferred tax assets and adjustments may be required in the future.

Determining the ultimate settlement of any tax position requires significant estimates and judgments in arriving at the amount of tax benefits to be recognized in the financial statements. It is possible that the tax benefits realized upon the ultimate resolution of a tax position may result in tax benefits that are significantly different from those estimated.

Accounting for Loans Acquired in a Business Combination

Loans acquired in a business combination are initially recorded at their acquisition date fair values. The fair values of the purchased loans are based on the present value of the expected cash flows, including principal, interest and prepayments. Periodic principal and interest cash flows are adjusted for expected losses and prepayments, then discounted to determine the present value and summed to arrive at the estimated fair value. Fair value estimates involve assumptions and judgments as to credit risk, interest rate risk, prepayment risk, liquidity risk, default rates, loss severity, payment speeds, collateral values and discount rate. Purchased loans are divided into loans with evidence of credit quality deterioration, which are accounted for under ASC topic 310-30 (purchased credit impaired (PCI)) and loans that do not meet this criteria, which are accounted for under ASC topic 310-20 (performing). PCI loans have experienced a deterioration of credit quality from origination to acquisition for which it is probable that the Bank will not be able to collect all principal and interest payments on the loan. In the assessment of credit quality, numerous assumptions, interpretations and judgments must be made, based on internal and third-party credit quality information and ultimately the determination as to the probability that all contractual cash flows will not be able to be collected. This is a point in time assessment and inherently subjective due to the nature of the available information and judgment involved.

Subsequent to the acquisition date, the Bank continues to estimate the amount and timing of cash flows expected to be collected on PCI loans. The present value of any decreases in expected cash flows after the acquisition date will generally result in an impairment charge recorded as a provision for loan losses, resulting in an increase to the allowance for loan losses. Increases in expected cash flows will generally result in a recovery of any previously recorded allowance for loan losses, to the extent applicable, and/or a reclassification from the nonaccretable difference to accretable yield, which will be recognized prospectively. For acquired performing loans, the difference between the acquisition date fair value and the contractual amounts due at the acquisition date represents the fair value adjustment. Fair value adjustments may be discounts or premiums to a loan's cost basis and are accreted or amortized into interest income over the loan's remaining life using the level yield method.

Subsequent to the acquisition date, the methods utilized to estimate the required allowance for loan losses for these loans is similar to originated loans. See “Note 2 Acquisitions” and “Note 6 Allowance for Loan Losses and Credit Quality Information” in the Notes to Consolidated Financial Statements for more information regarding acquired loan disclosures.

MANAGEMENT DISCUSSION AND ANALYSIS

Results of Operations

Comparison of 2015 with 2014

Net income was $3.0 million for 2015, a decrease of $4.4 million, from $7.4 million for 2014. Net income available to common shareholders was $2.8 million for the year ended December 31, 2015, a decrease of $2.9 million, from net income available to common shareholders of $5.7 million for 2014. Diluted earnings per common share for the year ended December 31, 2015 was $0.61, a decrease of $0.62 compared to the diluted earnings per common share of $1.23 for the year ended December 31, 2014. The decrease in net income in 2015 is due primarily to a $6.8 million decrease in the credit provision for loan losses between the periods. The decrease in the credit provision was primarily because there was more commercial loan growth and fewer recoveries of previously charged off loans in 2015 when compared to 2014. Net income also decreased $1.4 million due to the change in the losses recognized on real estate owned between the periods. The increased losses in 2015 were primarily due to a large gain realized on the sale of a commercial property in 2014. These decreases in net income were partially offset by a $0.5 million increase in net interest income due to increases in outstanding loan balances and a $3.3 million decrease in income tax expense as a result of the decreased pre-tax net income between the periods.

Net Interest Income

Net interest income was $19.9 million for 2015, an increase of $0.5 million, or 2.8%, from $19.4 million for 2014. Interest income was $21.5 million for 2015, an increase of $0.9 million, or 4.1%, from $20.6 million for 2014. Interest income increased between the periods primarily because of a change in the mix of average interest-earning assets held, which resulted in an increase in the average yields earned between the periods. While the average interest-earning assets decreased $14.5 million between the periods, the average interest-earning assets held in higher yielding loans increased $25.5 million and the amount held in lower yielding cash and investment decreased $40.0 million between the periods. The increase in the average outstanding loans between the periods was primarily the result of an increase in the commercial loan portfolio, which occurred primarily because of an increase in loan originations and a reduction in loan payoffs between the periods. The Company also acquired $24.1 million of loans through an acquisition that occurred in the third quarter of 2015. The average yield earned on interest-earning assets was 3.83% for 2015, an increase of 24 basis points from 3.59% for 2014.

Interest expense was $1.5 million for the year ended December 31, 2015, an increase of $0.3 million, or 24.4%, from $1.2 million for 2014. Interest expense increased primarily because of the change in the mix of the average interest-bearing liabilities held, which resulted in an increase in the average rate paid between the periods. While the average interest-bearing liabilities decreased $2.8 million between the periods, the average amount held in higher rate advances and other borrowings increased $9.3 million, the average amount held in higher rate certificates of deposit decreased $14.5 million, and the average amount held in other lower rate checking and money market deposits increased $2.4 million between the periods. The increase in the average rates paid was primarily due to the $10.0 million holding company note payable that was funded in the first quarter of 2015 in connection with the redemption of all of the remaining Fixed Rate Cumulative Perpetual Preferred Stock, Series A (“Preferred Stock”). Interest expense increases related to borrowing costs were partially offset by the lower interest rates paid on deposit accounts between the periods as a result of the low interest rate environment that continued to exist in 2015. The average interest rate paid on interest-bearing liabilities was 0.29% for 2015, an increase of 6 basis points from the 0.23% average interest rate paid in 2014. Net interest margin (net interest income divided by average interest-earning assets) for 2015 was 3.56%, an increase of 18 basis points, compared to 3.38% for 2014.

The following table presents the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. Non-accruing loans have been included in the average outstanding loan balance in the table as loans carrying a zero yield.

MANAGEMENT DISCUSSION AND ANALYSIS

	Year Ended December 31,
	2015			2014			2013
(Dollars in thousands)	Average Outstanding Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Average Yield/ Rate
Interest-earning assets:
Securities available for sale:
Mortgage-backed and related securities	$3,274	116	3.54%	$3,726	164	4.40%	$6,968	299	4.30%
Other marketable securities	130,806	1,881	1.44	119,484	1,269	1.06	85,947	614	0.71
Loans held for sale	2,507	87	3.47	1,557	58	3.73	1,964	72	3.67
Loans receivable, net(1) (2)	394,086	19,302	4.90	369,571	18,929	5.12	408,383	21,816	5.34
FHLB stock	734	4	0.54	778	4	0.51	2,191	53	2.42
Other, including cash equivalents	28,544	63	0.22	79,373	189	0.24	55,909	129	0.23
Total interest-earning assets	$559,951	21,453	3.83	$574,489	20,613	3.59	$561,362	22,983	4.09

Interest-bearing liabilities:
NOW accounts	$76,136	17	0.02%	$71,666	14	0.02%	$69,675	15	0.02%
Passbooks	55,273	42	0.08	47,200	32	0.07	44,113	34	0.08
Money market accounts	153,441	347	0.23	162,207	414	0.26	120,782	372	0.31
Certificate accounts	96,600	528	0.55	110,256	739	0.67	140,254	1,236	0.88
Brokered deposits	0	0	0.00	830	12	1.45	10,647	147	1.38
FHLB advances and other borrowings	9,225	573	6.21	0	0	0.00	30,427	1,485	4.88
Other interest-bearing liabilities	985	0	0.00	924	0	0.00	963	0	0.00
Total interest-bearing liabilities	$391,660			$393,083			$416,861
Noninterest checking	124,342			125,767			97,613
Total interest-bearing liabilities and noninterest-bearing deposits	$516,002	1,507	0.29%	$518,850	1,211	0.23%	$514,474	3,289	0.64%
Net interest income		19,946			19,402			19,694
Net interest rate spread			3.54%			3.35%			3.45%
Net earning assets	$43,949			$55,639			$46,888
Net interest margin			3.56%			3.38%			3.51%
Average interest-earning assets to average interest-bearing liabilities and noninterest-bearing deposits		108.52%			110.72%			109.11%

(1)

Tax exempt income was not significant; therefore, the yield was not presented on a tax equivalent basis for any of the years presented. The tax-exempt income was $0.1 million for 2015, $0.1 million for 2014, and $0.2 million for 2013.

(2)	Calculated net of deferred loan fees, loan discounts, loans in process and loss reserves.

MANAGEMENT DISCUSSION AND ANALYSIS

Net interest margin increased to 3.56% in 2015 from 3.38% in 2014 primarily because of a change in the mix of average interest-earning assets held, which resulted in an increase in the average yields earned between the periods. The increases in the average yields earned due to having larger average balances of higher earning loans and smaller average balances of lower earning cash and investments was partially offset by an increase in the average rates paid on the average interest-bearing liabilities held between the periods. The increase in the average rates paid was primarily due to the $10.0 million holding company note payable that was funded in the first quarter of 2015 in connection with the redemption of all of the remaining Preferred Stock. Average net earning assets decreased $11.7 million to $43.9 million in 2015 compared to $55.6 million for 2014 primarily because the proceeds of the $10.0 million note payable that was funded in the first quarter of 2015 were used to redeem outstanding Preferred Stock.

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

	Year Ended December 31,
	2015 vs. 2014			2014 vs. 2013
	Increase (Decrease) Due to			Increase (Decrease) Due to
(Dollars in thousands)	Volume (1)	Rate(1)	Total Increase (Decrease)	Volume (1)	Rate(1)	Total Increase (Decrease)
Interest-earning assets:
Securities available for sale:
Mortgage-backed and related securities	$(20)	(28)	(48)	(139)	4	(135)
Other marketable securities	120	492	612	240	415	655
Loans held for sale	36	(7)	29	(15)	1	(14)
Loans receivable, net	1,175	(802)	373	(2,001)	(886)	(2,887)
Cash equivalents	(121)	(5)	(126)	54	6	60
FHLB stock	0	0	0	(34)	(15)	(49)
Total interest-earning assets	$1,190	(350)	840	(1,895)	(475)	(2,370)
Interest-bearing liabilities:
NOW accounts	$1	1	2	0	(1)	(1)
Passbooks	5	5	10	2	(4)	(2)
Money market accounts	20	(86)	(66)	89	(48)	41
Certificates of deposit	(104)	(107)	(211)	(300)	(197)	(497)
Brokered deposits	(12)	0	(12)	(137)	2	(135)
FHLB advances and other borrowings	0	573	573	(1,484)	0	(1,484)
Total interest-bearing liabilities	(90)	386	296	(1,830)	(248)	(2,078)
Increase (decrease) in net interest income	$1,280	(736)	544	(65)	(227)	(292)

(1)	For purposes of this table, changes attributable to both rate and volume which cannot be segregated, have been allocated proportionately to the change due to volume and the change due to rate.

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

At December 31, 2015
Weighted average yield on:		Weighted average rate on:
Securities available for sale:
Mortgage-backed and related securities	3.75%	NOW accounts	0.04%
Other marketable securities	1.49	Passbooks	0.09
Loans held for sale	4.36	Money market accounts	0.22
Loans receivable, net	4.96	Certificates of deposit	0.53
Federal Home Loan Bank stock	0.50	Federal Home Loan Bank advances and other borrowings	6.50
Other interest-earnings assets	0.48	Combined weighted average rate on interest-bearing liabilities	0.27
Combined weighted average yield on interest-earning assets	4.06	Interest rate spread	3.79

Provision for Loan Losses

The provision for loan losses was ($0.2 million) for the year ended December 31, 2015, an increase of $6.8 million, from ($7.0 million) for the year ended December 31, 2014. The credit provision for loan losses decreased primarily because there was more commercial loan growth, fewer credit rating upgrades, and fewer recoveries of previously charged off loans in 2015 when compared to 2014. The non-performing loan and foreclosed and repossessed asset activity for 2015 and 2014 was as follows:

Non-performing loans:	December 31,
(Dollars in thousands)	2015	2014
Balance at beginning of year	$10,920	17,496
Classified as non-performing	4,422	5,153
Charge offs	(119)	(1,215)
Principal payments received	(5,011)	(7,211)
Classified as performing	(5,921)	(3,189)
Transferred to real estate owned	(110)	(114)
Balance at end of year	$4,181	10,920

Foreclosed and repossessed assets:	December 31,
(Dollars in thousands)	2015	2014
Balance at beginning of year	$3,103	6,898
Transferred from non-performing loans	110	114
Other foreclosures/repossessions	239	28
Real estate sold	(1,165)	(4,891)
Net gain on sale of assets	165	1,449
Write downs	(407)	(495)
Balance at end of year	$2,045	3,103

The decrease in non-performing loans relates primarily to a commercial real estate development relationship that was upgraded to performing status during the year due to the improved financial performance of the project as a result of increased lot sales.

MANAGEMENT DISCUSSION AND ANALYSIS

A reconciliation of the allowance for loan losses for 2015 and 2014 is summarized as follows:

(Dollars in thousands)	2015	2014
Balance at January 1	$8,332	11,401
Provision	(164)	(6,998)
Charge offs:
Commercial	(69)	(55)
Commercial real estate	0	(936)
Consumer	(105)	(131)
Single-family	(19)	(92)
Recoveries	1,734	5,143
Balance at December 31	$9,709	8,332

Specific allowance	$1,009	1,074
General allowance	8,700	7,258
	$9,709	8,332

The allowance for loan losses increased in 2015 when compared to 2014 primarily because of the $99.3 million increase in the loan portfolio between the periods.

Non-Interest Income

Non-interest income was $7.7 million for the year ended December 31, 2015, an increase of $0.4 million, compared to $7.3 million for the year ended December 31, 2014.

The following table presents the components of non-interest income:

	Year ended December 31,			Percentage Increase (Decrease)
(Dollars in thousands)	2015	2014	2013	2015/2014	2014/2013
Fees and service charges	$3,316	3,458	3,513	(4.1)%	(1.6)%
Loan servicing fees	1,046	1,058	1,029	(1.1)	2.8
Gain on sales of loans	1,964	1,828	2,102	7.4	(13.0)
Gain on acquisition	289	0	0	NM	NM
Other non-interest income	1,038	940	668	9.8	40.7
Total non-interest income	$7,653	7,284	7,312	5.1	(0.4)

The increase is primarily related to a gain of $0.3 million that was recognized on an acquisition that occurred in the third quarter of 2015. Gain on sales of loans increased $0.1 million, or 7.4%, between the periods primarily because of an increase in single-family loan originations and sales. Other non-interest income increased $0.1 million primarily due to an increase in income related to the sale of non-insured investment products. These increases in non-interest income were partially offset by a $0.1 million decrease in fees and service charges primarily because of a decrease in retail and commercial overdraft fees between the periods.

MANAGEMENT DISCUSSION AND ANALYSIS

Non-Interest Expense

Non-interest expense was $23.2 million for the year ended December 31, 2015, an increase of $1.8 million, or 8.4%, from $21.4 million for the same period in 2014. The following table presents the components of non-interest expense:

	Year ended December 31,			Percentage Increase (Decrease)
(Dollars in thousands)	2015	2014	2013	2015/2014	2014/2013
Compensation and benefits	$13,733	13,332	12,680	3.0%	5.1%
Losses (gains) on real estate owned	218	(1,194)	(830)	118.3	(43.9)
Occupancy	3,722	3,691	3,338	0.8	10.6
Deposit insurance	375	435	868	(13.8)	(49.9)
Data processing	1,020	1,011	1,289	0.9	(21.6)
Other	4,128	4,128	5,278	0.0	(21.8)
Total non-interest expense	$23,196	21,403	22,623	8.4	(5.4)

Losses on real estate owned increased $1.4 million between the periods primarily because of a $1.0 million gain that was recognized on the sale of a single commercial property in 2014. Compensation expense increased $0.4 million between the periods primarily because of an increase in the expenses related to restricted stock awards and increased incentive accruals due to increased loan production. These increases in non-interest expense were partially offset by a decrease of $0.1 million in deposit insurance costs due primarily to a decrease in insurance rates between the periods.

Income Taxes

The Company considers the calculation of current and deferred income taxes to be a critical accounting policy that is subject to significant estimates. Actual results could differ significantly from the estimates and interpretations used in determining the current and deferred income tax assets and liabilities. Income tax expense was $1.6 million for the year ended December 31, 2015, a decrease of $3.3 million from $4.9 million for the same period in 2014. The decrease in income tax expense between the periods is primarily related to the decrease in pre-tax net income in 2015 when compared to 2014.

Net Income Available to Common Shareholders

Net income available to common shareholders was $2.8 million for 2015, a decrease of $2.9 million from the $5.7 million net income available to common shareholders in 2014. Basic earnings per common share for the year ended December 31, 2015 was $0.69, a decrease of $0.71 from the basic earnings per common share of $1.40 for the year ended December 31, 2014. Diluted earnings per common share for the year ended December 31, 2015 was $0.61, a decrease of $0.62 from diluted earnings per common share of $1.23 for the year ended December 31, 2014. The net income available to common shareholders and the basic and diluted earnings per common share decreased primarily because of the decrease in net income between the periods that was partially offset by a reduction in the dividends paid on the outstanding Preferred Stock. On February 17, 2015 the Company redeemed the final 10,000 shares of its outstanding Preferred Stock and, as a result, no dividends are required to be paid on the Preferred Stock after that date.

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

MANAGEMENT DISCUSSION AND ANALYSIS

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

On December 23, 2008, the Company sold 26,000 shares of Preferred Stock and a related warrant to the United States Department of Treasury (“Treasury”) for $26.0 million as part of the Treasury’s Capital Purchase Program. On February 8, 2013, Treasury sold the Preferred Stock to unaffiliated third party investors in a private transaction for $18.8 million. The shares of Preferred Stock were entitled to a 5% annual cumulative dividend for each of the first five years of the investment, which increased to 9% on February 15, 2014. The Company paid the following dividends on, and effected the following redemptions of, its Preferred Stock during 2014:

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

On February 17, 2015, the Company redeemed the remaining 10,000 shares of outstanding Preferred Stock. After giving effect to a dividend of $22.50 per share on the Preferred Stock that was paid on the same date, the redemption price per share was $1,000. The Preferred Stock redemption was funded with a $10.0 million term loan to HMN from an unrelated third party that was evidenced by a promissory note. The principal balance of the note bears interest at a rate of 6.5% and is payable in consecutive annual installments of $1.0 million on each December 15, beginning December 15, 2015, with the balance due on December 15, 2021. The Preferred Stock dividend was funded by HMN through internally available funds.

MANAGEMENT DISCUSSION AND ANALYSIS

Financial Condition

Loans Receivable, Net

The following table sets forth the information on the Company's loan portfolio in dollar amounts and percentages before deductions for deferred fees and discounts and allowances for losses as of the dates indicated:

	December 31,
	2015		2014		2013		2012		2011
(Dollars in thousands)	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
Real Estate Loans:
One-to-four family	$90,945	19.24%	$69,841	18.70%	$76,467	19.31%	$97,037	20.40%	$119,066	20.52%
Multi-family	12,324	2.61	15,700	4.20	8,113	2.05	11,756	2.47	35,517	6.12
Commercial	196,926	41.65	163,365	43.73	178,486	45.06	220,721	46.39	243,475	41.95
Construction or development	38,103	8.05	12,603	3.37	7,851	1.98	12,430	2.61	10,922	1.88
Total real estate loans	338,298	71.55	261,509	70.00	270,917	68.40	341,944	71.87	408,980	70.47
Other Loans:
Consumer Loans:
Automobile	2,885	0.61	1,124	0.30	971	0.25	623	0.13	404	0.07
Home equity line	38,980	8.24	36,832	9.86	36,178	9.13	36,521	7.68	41,429	7.14
Home equity	14,782	3.13	12,420	3.33	11,629	2.94	11,390	2.39	13,426	2.31
Recreational vehicles	2,650	0.56	0	0.00	0	0.00	0	0.00	0	0.00
Other	5,118	1.08	4,549	1.22	4,645	1.17	5,441	1.15	6,902	1.19
Total consumer loans	64,415	13.62	54,925	14.71	53,423	13.49	53,975	11.35	62,161	10.71
Commercial business loans	70,106	14.83	57,122	15.29	71,709	18.11	79,854	16.78	109,259	18.82
Total other loans	134,521	28.45	112,047	30.00	125,132	31.60	133,829	28.13	171,420	29.53
Total loans	472,819	100.00%	373,556	100.00%	396,049	100.00%	475,773	100.00%	580,400	100.00%
Less:
Unamortized discounts	16		14		33		33		93
Net deferred loan (costs) fees	(91)		97		0		87		511
Allowance for losses	9,709		8,332		11,401		21,608		23,888
Total loans receivable, net	$463,185		$365,113		$384,615		$454,045		$555,908

In 2015, the Company’s loan portfolio increased because of an increase in the loan originations as a result of an increase in lending staff. The loan portfolio also increased $24.1 million as a result of the bank acquisition that occurred in the third quarter of 2015. Because of the enhanced lending staff and the previously announced branch acquisition that is scheduled to close in the second quarter of 2016, it is anticipated that the size of our overall loan portfolio will increase in 2016.

One-to-four family real estate loans were $90.9 million at December 31, 2015, an increase of $21.1 million, compared to $69.8 million at December 31, 2014. Mortgage loan originations increased in 2015 as a result of additional mortgage lending staff and an increased emphasis on originating shorter term and adjustable rate mortgage loans that were placed into the portfolio during 2015. The majority of the longer term mortgage loans that were originated during the year continued to be sold into the secondary market and were not placed in the loan portfolio in order to manage the Company’s interest rate risk position. The increased origination of loans placed into the loan portfolio was the primary reason for the increase in the one-to-four family loan portfolio during 2015.

Multi-family real estate loans were $12.3 million at December 31, 2015, a decrease of $3.4 million, compared to $15.7 million at December 31, 2014. The decrease in multi-family real estate loans in 2015 is primarily the result of a $3.9 million loan that was paid off during the year that was partially offset by new multi-family real estate originations.

Commercial real estate loans were $196.9 million at December 31, 2015, an increase of $33.5 million, compared to $163.4 million at December 31, 2014. Commercial business loans were $70.1 million at December 31, 2015, an increase of $13.0 million, compared to $57.1 million at December 31, 2014. Increased commercial loan demand and increased loan production resulted in an increase in the commercial business and commercial real estate loan portfolios in 2015.

Construction or development loans were $38.1 million at December 31, 2015, an increase of $25.4 million, compared to $12.7 million at December 31, 2014. The increase resulted primarily from $23.2 million in new construction loans, $13.0 million in advances on existing loans, $5.6 million in paid-off loans, and $5.2 million of projects that were completed and the related loans moved to a permanent classification.

Home equity lines of credit were $39.0 million at December 31, 2015, an increase of $2.2 million, compared to $36.8 million at December 31, 2014. The open-end home equity lines are generally written with an adjustable rate and a 10 year draw period which requires interest only payments followed by a 10 year repayment period which fully amortizes the outstanding balance. Closed-end home equity loans are written with fixed or adjustable rates with terms up to 15 years. Home equity loans were $14.8 million at December 31, 2015, an increase of $2.4 million, compared to $12.4 million at December 31, 2014. The increase in the open-end equity lines and closed-end equity loans is related primarily to an increase in originations between the periods.

MANAGEMENT DISCUSSION AND ANALYSIS

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

The allowance for loan losses was $9.7 million, or 2.05% of gross loans at December 31, 2015, compared to $8.3 million, or 2.23% of gross loans at December 31, 2014. The allowance for loan losses increased primarily due to a $99.3 million increase in the loan portfolio between the periods. The increase in the allowance due to loan growth was partially offset by a decrease in the allowance due to lower reserve percentages being used for certain risk rated commercial loans between the periods as a result of an internal analysis of the most recent charge-off history that was performed during the year. The allowance also decreased due to a decrease in the allocated allowance for impaired loans. The decrease in the allowance as a percentage of outstanding loans, from 2.23% of gross loans at December 31, 2014 to 2.05% of gross loans at December 31, 2015, reflects the improved credit quality of the loan portfolio between the periods.

The following table reflects the activity in the allowance for loan losses and selected statistics:

	December 31,
(Dollars in thousands)	2015	2014	2013	2012	2011
Balance at beginning of year	$8,332	11,401	21,608	23,888	42,828
Provision for losses	(164)	(6,998)	(7,881)	2,544	17,278
Charge-offs:
One-to-four family	(19)	(92)	(200)	(63)	(508)
Consumer	(105)	(131)	(484)	(1,071)	(270)
Commercial business	(69)	(55)	(651)	(2,464)	(15,512)
Commercial real estate	0	(936)	(3,711)	(5,719)	(23,012)
Recoveries	1,734	5,143	2,720	4,493	3,084
Net recoveries (charge-offs)	1,541	3,929	(2,326)	(4,824)	(36,218)
Balance at end of year	$9,709	8,332	11,401	21,608	23,888
Year-end allowance for loan losses as a percent of year end gross loan balance	2.05%	2.23%	2.88%	4.54%	4.12%
Ratio of net loan (recoveries) charge-offs to average loans outstanding	(0.36)	(1.02)	0.53	0.91	5.62

MANAGEMENT DISCUSSION AND ANALYSIS

The following table reflects the allocation of the allowance for loan losses:

	December 31,
	2015		2014		2013		2012		2011
	Allocated Allowance as a % of Loan Category	Percent of Loans in Each Category to Total Loans	Allocated Allowance as a % of Loan Category	Percent of Loans in Each Category to Total Loans	Allocated Allowance as a % of Loan Category	Percent of Loans in Each Category to Total Loans	Allocated Allowance as a % of Loan Category	Percent of Loans in Each Category to Total Loans	Allocated Allowance as a % of Loan Category	Percent of Loans in Each Category to Total Loans

One-to-four family	1.09%	19.24%	1.57%	18.70%	2.13%	19.31%	2.91%	20.40%	3.12%	20.52%
Commercial real estate	2.46	52.31	2.62	51.30	3.32	49.09	5.55	51.47	4.70	49.95
Consumer	1.86	13.62	1.84	14.71	2.07	13.49	2.12	11.35	1.86	10.71
Commercial business	2.05	14.83	2.11	15.29	3.08	18.11	5.08	16.78	4.93	18.82
Total	2.05	100.00%	2.23	100.00%	2.88	100.00%	4.54	100.00%	4.12	100.00%

The allocated reserve percentages for one-to-four family, commercial real estate, and commercial business loan categories decreased in 2015 due to the general improvements in credit quality of the portfolio. The allocation of the allowance for loan losses for consumer loans increased slightly due to an increase in the outstanding balances and types of consumer loans held between the periods.

Allowance for Real Estate Losses

Real estate properties acquired or expected to be acquired through loan foreclosures are initially recorded at fair value less estimated selling costs. Management periodically performs valuations and an allowance for losses is established if the carrying value of a property exceeds its fair value less estimated selling costs. The balance in the allowance for real estate losses was $0.8 million at December 31, 2015 and $1.7 million at December 31, 2014.

Non-performing Assets

Loans are reviewed at least quarterly and if the collectability of any loan is doubtful, it is placed on non-accrual status. Loans are placed on non-accrual status when either principal or interest is 90 days or more past due, unless, in the judgment of management, the loan is well collateralized and in the process of collection. Interest accrued and unpaid at the time a loan is placed on non-accrual status is charged against interest income. Subsequent payments are either applied to the outstanding principal balance or recorded as interest income, depending on the assessment of the ultimate collectability of the loan. Restructured loans include the Bank's troubled debt restructurings (TDRs) that involved forgiving a portion of interest or principal or making a loan at a rate materially less than the market rate to borrowers whose financial condition has deteriorated. Foreclosed and repossessed assets include assets acquired in settlement of loans. Total non-performing assets were $6.2 million at December 31, 2015, a decrease of $7.8 million, or 55.6%, from $14.0 million at December 31, 2014. Non-performing loans decreased $6.7 million and foreclosed and repossessed assets decreased $1.1 million during 2015. The decrease in non-performing loans relates primarily to a commercial real estate development relationship that was upgraded to performing status during the year due to the improved financial performance of the project as a result of increased lot sales. The following table sets forth the amounts and categories of non-performing assets (non-accrual loans and foreclosed and repossessed assets) in the Company’s portfolio:

MANAGEMENT DISCUSSION AND ANALYSIS

	December 31,
(Dollars in thousands)	2015	2014	2013	2012	2011
Non-performing loans:
One-to-four family	$1,655	1,564	1,602	2,492	4,435
Commercial real estate	1,694	8,750	14,549	25,543	22,658
Consumer	786	486	737	300	699
Commercial business	46	120	608	1,640	6,201
Total	4,181	10,920	17,496	29,975	33,993
Foreclosed and repossessed assets:
One-to-four family	48	50	0	1,595	352
Commercial real estate	1,997	3,053	6,898	9,000	16,264
Total	2,045	3,103	6,898	10,595	16,616
Total non-performing assets	$6,226	$14,023	$24,394	$40,570	$50,609
Total as a percentage of total assets	0.97%	2.43%	3.76%	6.21%	6.40%
Total non-performing loans	$4,181	$10,920	$17,496	$29,975	$33,993
Total as a percentage of total loans receivable, net	0.90%	2.99%	4.55%	6.60%	6.10%
Allowance for loan losses to non-performing loans	232.22%	76.30%	65.17%	72.09%	70.27%

Gross interest income which would have been recorded had the non-accruing loans been current in accordance with their original terms amounted to $0.4 million for 2015, $0.9 million for 2014, and $1.8 million for 2013. The amounts that were included in interest income on a cash basis for these loans were $0.2 million, $0.2 million, and $0.1 million, respectively.

The following table summarizes the number and property type of commercial real estate loans that were non-performing (the largest category of non-performing loans) at December 31, 2015, 2014 and 2013.

(Dollars in thousands)		Principal Amount of Loans at		Principal Amount of Loans at		Principal Amount of Loans at
Property Type	# of Relationships	December 31, 2015	# of Relationships	December 31, 2014	# of Relationships	December 31, 2013
Developments/land	3	$1,694	3	$8,750	9	$14,549

The Company had allocated reserves established against the above commercial real estate loans of $0.2 million, $0.3 million, and $2.2 million, respectively, at December 31, 2015, 2014, and 2013.

At December 31, 2015, 2014 and 2013, there were loans included in loans receivable, net, with terms that had been modified in a TDR totaling $2.5 million, $9.4 million, and $17.4 million, respectively. Had the loans performed in accordance with their original terms throughout 2015, 2014, and 2013, the Company would have recorded gross interest income of $0.4 million, $0.9 million, and $1.8 million, respectively. During 2015, 2014 and 2013 the Company recorded gross interest income of $0.2 million, $0.3 million, and $0.5 million, respectively.

For the loans that were modified in 2015, $0.5 million were unclassified and performing, and $0.7 million were non-performing at December 31, 2015. The decrease in TDRs in 2015 relates primarily to a group of commercial development loans totaling $6.0 million that were upgraded to performing status and met the criteria to be removed from TDR classification during the year. Of the loans that were modified in 2015 and outstanding at December 31, 2015, $0.8 million related to loans secured by first or second mortgages on one-to-four family properties, and the remaining modifications related to other consumer or commercial loans.

For the loans that had been modified in 2014, $0.1 million were unclassified and performing and $0.1 million were non-performing at December 31, 2014. The decrease in TDRs in 2014 relates primarily to two related commercial development loans totaling $3.5 million that were charged down to $2.5 million and paid off during the year. TDRs also decreased during the year by $1.4 million due to the paydown of six loans in an unrelated commercial development, as well as $1.0 million due to the payoff of a loan for another unrelated commercial development. Of the loans that were modified in 2014 and outstanding at December 31, 2014, $0.2 million related to loans secured by first or second mortgages on one-to-four family properties, and the remaining modifications related to other consumer loans.

MANAGEMENT DISCUSSION AND ANALYSIS

For the loans that had been modified in 2013, $0.3 million were unclassified and performing and $0.8 million were non-performing at December 31, 2013. The decrease in TDRs in 2013 relates primarily to two commercial development loans for which $3.6 million in charge-offs were recorded during the year due to a decrease in the estimated value of the collateral supporting the loans. TDRs also decreased during the year by $4.0 million due to the paydown or payoff of four other unrelated commercial development loans, as well as $1.0 million due to the repossession and sale of collateral related to a consumer equity loan. The restructurings included reducing loan rates and restructuring repayment schedules to improve the borrower’s cash flow. Additional collateral was also obtained for some loans. Of the loans that were modified in 2013, $0.6 million related to loans secured by first or second mortgages on one-to-four family properties, and the remaining modifications related to other consumer, commercial real estate or commercial business loans.

The following table sets forth the amount of TDRs in the Company’s portfolio:

	December 31,
(Dollars in thousands)	2015	2014	2013	2012	2011
One-to-four family	$647	368	840	3,540	3,752
Commercial real estate	725	7,956	14,781	24,702	19,524
Consumer	732	571	697	1,814	578
Commercial business	415	555	1,074	1,614	4,692
Total TDRs	2,519	9,450	17,392	31,670	28,546

TDRs on accrual status	1,618	7,414	3,780	7,125	10,802
TDRs on non-accrual status	901	2,036	13,612	24,545	17,744
Total	$2,519	9,450	17,392	31,670	28,546

In addition to the TDRs and the non-performing loans set forth in the table above of all non-performing assets, as of December 31, 2015, there were four other potential problem loan relationships totaling $6.5 million. Potential problem loans are loans that are not in non-performing status, however, there are circumstances present to create doubt as to the ability of the borrower to comply with present repayment terms. The decision of management to include performing loans in potential problem loans does not necessarily mean that the Company expects losses to occur but that management recognized a higher degree of risk associated with these loans. The level of potential problem loans is another predominant factor in determining the relative level of the allowance for loan losses. The four loan relationships that are reported as potential problem loans at December 31, 2015 were $6.0 million in loans to two unrelated trucking companies and $0.5 million in loans secured by agricultural assets to two unrelated individuals. The three loan relationships reported as potential problem loans at December 31, 2014 were a $3.8 million loan to an educational institution, a $0.6 million loan to a small manufacturing business, and three loans totaling $0.3 million to a golf course. The five loan relationships reported as potential problem loans at December 31, 2013 were a $0.7 million loan secured by an auto salvage business, and four other loans to unrelated borrowers totaling $0.9 million that are secured by restaurant business assets.

MANAGEMENT DISCUSSION AND ANALYSIS

Liquidity and Capital Resources

The Company attempts to manage its liquidity position so that the funding needs of borrowers and depositors are met timely and in a cost effective manner. Asset liquidity is the ability to convert assets to cash through the maturity or sale of the asset. Liability liquidity is the ability of the Bank to obtain retail, internet, or brokered deposits or to borrow funds from third parties such as the FHLB or the Federal Reserve Bank of Minneapolis.

The primary investing activities are the origination of loans and the purchase of securities. Principal and interest payments on loans and securities, along with the proceeds from the sale of loans held for sale, are the primary sources of cash for the Bank. Additional cash can be obtained by selling securities from the available for sale portfolio or by selling loans or mortgage servicing rights. Unpledged securities could also be pledged and used as collateral for additional borrowings with the FHLB or Federal Reserve Bank of Minneapolis to generate additional cash.

The primary financing activity is the attraction of retail and internet deposits. The Bank has the ability to borrow additional funds from the FHLB or Federal Reserve Bank of Minneapolis by pledging additional securities or loans, subject to applicable borrowing base and collateral requirements. See “Note 12 Federal Home Loan Bank (FHLB) Advances and Other Borrowings” in the Notes to Consolidated Financial Statements for more information on additional advances that could be drawn based upon existing collateral levels with the FHLB and the Federal Reserve Bank of Minneapolis.

The Bank's most liquid assets are cash and cash equivalents, which consist of short-term highly liquid investments with original maturities of less than three months that are readily convertible to known amounts of cash and interest-bearing deposits. The level of these assets is dependent on the operating, financing and investing activities during any given period.

Cash and cash equivalents at December 31, 2015 were $39.8 million, a decrease of $6.8 million, compared to $46.6 million at December 31, 2014. Net cash provided by operating activities during 2015 was $10.8 million. The Company conducted the following major investing activities during 2015: principal payments and maturity proceeds received on securities available for sale and FHLB stock were $190.0 million, purchases of securities available for sale and FHLB stock were $146.2 million, and the proceeds from the sale of premises and other real estate were $1.1 million. The Company also purchased premises and equipment of $0.8 million. Net loans receivable increased $80.5 million due primarily to increased loan originations. The Company recorded a gain on the acquisition of $0.3 million and received $4.8 million, net of cash, in connection with the transaction. Net cash used by investing activities during 2015 was $31.9 million. The Company conducted the following major financing activities during 2015: redemptions of preferred stock were $10.0 million, dividends paid to preferred stockholders totaled $0.2 million, deposits increased $15.4 million, received proceeds from borrowings of $65.0 million and repaid borrowings of $56.0 million. Net cash provided by financing activities was $14.2 million.

The Bank has certificates of deposits from customers with outstanding balances of $62.1 million that mature during 2016. Based upon past experience, management anticipates that the majority of the deposits will renew for another term. The Company believes that deposits that do not renew will be replaced with deposits from other customers or FHLB advances. Proceeds from the sale of securities could also be used to fund unanticipated outflows of deposits.

The Bank has deposits of $59.7 million in checking and money market accounts of four customers that have relationship balances greater than $5.0 million. These funds may be withdrawn at any time, however, management anticipates that the majority of these deposits will remain on deposit with the Bank over the next twelve months. If these deposits are withdrawn, it is anticipated that they would be funded with available cash or replaced with deposits from other customers or FHLB advances. Proceeds from the sale of securities could also be used to fund unanticipated outflows of deposits.

Dividends from the Bank have been the Company’s primary source of cash. The Bank is restricted under applicable federal banking law from paying dividends to the Company without prior notice to and non-objection of the applicable regulator. During 2015, the Bank paid dividends to the Company of $3.0 million and at December 31, 2015, the Company had $2.6 million in cash and other assets that could readily be turned into cash.

On February 17, 2015, the Company redeemed the final 10,000 shares of outstanding Preferred Stock after redeeming 16,000 shares in 2014. After giving effect to a dividend of $22.50 per share on the Preferred Stock that was paid on the same date, the redemption price per share was $1,000. The Preferred Stock redemption was funded through a $10.0 million term loan to HMN from an unrelated third party that was evidenced by a promissory note. The interest payments on the note are due quarterly. The principal balance of the note bears interest at a rate of 6.5% and is payable in consecutive annual installments of $1.0 million on each December 15, beginning December 15, 2015, with the balance due on December 15, 2021. The Preferred Stock dividend was funded by HMN through internally available funds.

MANAGEMENT DISCUSSION AND ANALYSIS

The Company’s primary use of cash is the payment of principal and interest on the third party note payable, and holding company level expenses, including the payment of director and management fees as well as legal expenses and other regulatory costs. The Company does not anticipate that it will have on a stand-alone basis adequate liquid resources to make future interest and principal payments on its third party note payable and fund the Company-level expenses. The Company plans to continue to fund its liquidity needs through dividends from the Bank or external capital. Provided that no default or event of default has occurred and is continuing, the Company may also, at its option, elect to defer payment of one installment of principal of the third party note payable otherwise due prior to the maturity date, in which event such installment will become due and payable on the maturity date.

Contractual Obligations and Commercial Commitments

The Company has certain obligations and commitments to make future payments under existing contracts. At December 31, 2015, the aggregate contractual obligations (excluding bank deposits) and commercial commitments were as follows:

	Payments Due by Period
(Dollars in thousands)	Total	Less than 1 Year	1-3 Years	4-5 Years	After 5 Years
Contractual Obligations:
Total borrowings	$9,000	1,000	2,000	2,000	4,000
Annual rental commitments under non-cancellable operating leases	6,673	830	1,559	1,418	2,866
Total contractual obligations	$15,673	1,830	3,559	3,418	6,866

	Amount of Commitments Expiring by Period
Other Commercial Commitments:
Commercial lines of credit	$45,513	26,752	5,408	8,343	5,010
Commitments to lend	39,450	7,072	9,612	3,812	18,954
Standby letters of credit	1,077	1,072	5	0	0
Total other commitments	$86,040	34,896	15,025	12,155	23,964

Regulatory Capital Requirements

Effective January 1, 2015 the capital requirements of the Company and the Bank were changed to implement the regulatory requirements of the Basel III capital reforms. The new requirements, among other things, (i) apply a strengthened set of capital requirements to the Bank (the Company is exempt, pursuant to the Small Bank Holding Company Policy Statement (Policy Statement), described below), including new requirements relating to common equity as a component of core capital, (ii) implement a “capital conservation buffer” against risk and a higher minimum tier 1 capital requirement, and (iii) revise the rules for calculating risk-weighted assets for purposes of such requirements. The new rules made corresponding revisions to the prompt corrective action framework and include the new capital ratios and buffer requirements which will be phased in incrementally, with full implementation scheduled for January 1, 2019. Failure by the Bank to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, both the Company and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. Management believes that, as of December 31, 2015, the Bank’s capital ratios were in excess of those quantitative capital ratio standards set forth under the prompt corrective action regulations. However, there can be no assurance that the Bank will continue to maintain such status in the future. The OCC has extensive discretion in its supervisory and enforcement activities, and can further adjust the requirement to be “well-capitalized” in the future. See “Note 17 Regulatory Capital” of the Notes to Consolidated Financial Statements for a table which reflects the Bank’s capital compared to these capital requirements.

In the second quarter of 2015, the FRB amended its Policy Statement, which exempted small bank holding companies from the above capital requirements, by raising the asset size threshold for determining applicability from $500 million to $1 billion. The Policy Statement was also expanded to include savings and loan holding companies that meet the Policy Statement’s qualitative requirements for exemption. The Company met the qualitative exemption requirements, and therefore, is exempt from the above capital requirements.

MANAGEMENT DISCUSSION AND ANALYSIS

The Company also serves as a source of capital, liquidity and financial support to the Bank. Depending upon the operating performance of the Bank and the Company’s other liquidity and capital needs, including potentially Company-level expenses and the payment of principal and interest payments on the third party note payable, the Company may find it prudent, subject to prevailing capital market conditions and other factors, to raise additional capital through issuance of its common stock or other equity securities. In addition, regulators have placed increasing emphasis on the amount of common equity as a component of core capital, and revised capital regulations incorporate specific levels of common equity capital. Additional capital would also potentially permit the Company to implement a strategy of growing Bank assets. Depending on the circumstances, if it were to raise capital, the Company may deploy it to the Bank for general banking purposes, or may retain some or all of it for use by the Company.

If the Company raises capital through the issuance of additional shares of common stock or other equity securities, it would dilute the ownership interests of existing stockholders and, if issued at less than the Company’s book value would dilute the per share book value of the Company’s common stock, dilute the Company’s earnings per share, and could result in a change of control of the Company and the Bank. New investors may also have rights, preferences and privileges senior to the Company’s current stockholders, which may adversely impact the Company’s current stockholders. The Company’s ability to raise additional capital through the issuance of equity securities, if deemed prudent, will depend on, among other factors, conditions in the capital markets at that time, which are outside of its control, and on the Company’s financial performance and plans. Accordingly, the Company may not be able to raise additional capital, if deemed prudent, on favorable economic terms, or other terms acceptable to it. If the Bank cannot satisfactorily address its capital needs as they arise, the Bank’s ability to maintain or expand its operations, maintain compliance with the regulatory capital requirements, to operate without additional regulatory or other restrictions, and its operating results, could be materially adversely affected.

Dividends

The declaration of dividends is subject to, among other things, the Company's financial condition and results of operations, the Bank's compliance with regulatory capital requirements and other regulatory restrictions, tax considerations, industry standards, economic conditions, general business practices and other factors. The Company has not made any dividend payments to common stockholders during the three year period ending December 31, 2015.

Under applicable federal banking laws and regulations, no dividends can be declared or paid by the Bank to the Company without notice to and non-objection from the applicable banking regulator. There is no assurance that the Bank and the Company would satisfy the applicable regulatory requirements necessary to effect any such dividends. The payment of dividends by the Company is dependent upon the Company having adequate cash or other assets that can be converted to cash to pay dividends to its stockholders. Further, any determination as to whether, when and in what amount to declare and pay any such dividends would be subject to the discretion of the boards of directors of the Bank and the Company and would depend on numerous factors including the results of operations, financial conditions, growth plans, and cash flow requirements of the Company and the Bank.

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

New Accounting Pronouncements

In January 2016, the FASB issued ASU 2016-01, Financial Instruments – Overall (Subtopic 825-10) Recognition and Measurement of Financial Assets and Financial Liabilities. The amendments in this ASU address certain aspects of recognition, measurement, presentation, and disclosure of financial instruments. It requires, among other things, equity investments to be measured at fair value with changes in fair value recognized in net income; public business entities to use the exit price notion when measuring the fair value of financial instruments for disclosure purposes; the separate presentation in other comprehensive income of the portion of the total change in the fair value of a liability resulting from a change in the instrument-specific credit risk when the entity has elected to measure the liability at fair value in accordance with the fair value option for financial instruments; separate presentation of financial assets and financial liabilities by measurement category and form of financial assets on the balance sheet or the accompanying notes to the financial statements. It also eliminates the requirement for public business entities to disclose the method(s) and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost on the balance sheet; simplifies the impairment assessment of equity investments without readily determinable fair values by requiring a qualitative assessment to identify impairment; and clarifies that an entity should evaluate the need for a valuation allowance on a deferred tax asset related to available-for-sale securities in combination with the entity’s other deferred tax assets. The ASU is intended to reduce diversity in practice and is effective for public business entities for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. The amendments should be applied by means of a cumulative-effect adjustment to the balance sheet as of the beginning of the fiscal year of adoption. The amendments related to equity securities without readily determinable fair values should be applied prospectively to equity investments that exist as of the date of adoption. The adoption of this ASU in the first quarter of 2018 is not anticipated to have a material impact on the Company’s consolidated financial statements.

MANAGEMENT DISCUSSION AND ANALYSIS

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

The following table discloses the projected changes in market value to the Company’s interest-earning assets and interest-bearing liabilities based upon incremental 100 basis point changes in interest rates from interest rates in effect on December 31, 2015.

	Market Value
(Dollars in thousands) Basis point change in interest rates	-100	0	+100	+200
Total market-risk sensitive assets	$631,484	620,803	605,106	591,510
Total market-risk sensitive liabilities	558,598	524,172	502,724	472,877
Off-balance sheet financial instruments	(351)	0	79	198
Net market risk	$73,237	96,631	102,303	118,435
Percentage change from current market value	(24.21)%	0.00%	5.87%	22.56%

The preceding table was prepared utilizing the following assumptions (the Model Assumptions) regarding prepayment and decay ratios that were determined by management based upon their review of historical prepayment speeds and future prepayment projections. Fixed rate loans were assumed to prepay at annual rates of between 5% and 58%, depending on the note rate and the period to maturity. Adjustable rate mortgages (ARMs) were assumed to prepay at annual rates of between 18% and 138%, depending on the note rate and the period to maturity. Mortgage-backed securities were projected to have prepayments based upon the underlying collateral securing the instrument. Certificate accounts were assumed not to be withdrawn until maturity. Passbook and money market accounts were assumed to decay at annual rates of 6% and 8%, respectively. Non-interest checking and NOW accounts were both assumed to decay at an annual rate of 3%. Commercial non-interest checking and NOW accounts were assumed to decay at an annual rate of 7%. Commercial MMDA accounts were assumed to decay at annual rates of 12%.

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

MANAGEMENT DISCUSSION AND ANALYSIS

Asset/Liability Management

The Company's management reviews the impact that changing interest rates will have on the net interest income projected for the twelve months following December 31, 2015 to determine if its current level of interest rate risk is acceptable. The following table projects the estimated impact on net interest income during the 12 month period ending December 31, 2016 of immediate interest rate changes called rate shocks:

(Dollars in thousands)
Rate Shock in Basis Points	Net Interest Change	Percent Change
+200	$2,710	11.82%
+100	1,330	5.80
0	0	0.00
-100	(1,919)	(8.37)

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

To the extent consistent with its interest rate spread objectives, the Bank attempts to manage its interest rate risk and has taken a number of steps to restructure its balance sheet in order to better match the maturities of its assets and liabilities. In the past, more long term fixed rate loans were placed into the single family loan portfolio. In recent years, the Bank has continued to focus its 30 year fixed rate single family residential lending program on loans that are saleable to third parties and generally places only adjustable rate or shorter term fixed rate loans that meet certain risk characteristics into its loan portfolio. A significant portion of the Bank’s commercial loan production continues to be in adjustable rate loans that re-price every one, two, or three years.

Off-Balance Sheet Arrangements

The Company has no off-balance sheet arrangements other than commitments to originate and sell loans in the ordinary course of business. See “Note 18 Financial Instruments with Off-Balance Sheet Risk” in the Notes to Consolidated Financial Statements for additional information. Management believes that the Company has sufficient liquidity to satisfy its off-balance sheet obligations.

CONSOLIDATED BALANCE SHEETS

December 31 (Dollars in thousands)	2015	2014

ASSETS
Cash and cash equivalents	$39,782	46,634
Securities available for sale:
Mortgage-backed and related securities (amortized cost $2,237 and $2,755)	2,283	2,909
Other marketable securities (amortized cost $110,092 and $135,772)	109,691	134,925
	111,974	137,834

Loans held for sale	3,779	2,076
Loans receivable, net	463,185	365,113
Accrued interest receivable	2,254	1,713
Real estate, net	2,045	3,103
Federal Home Loan Bank stock, at cost	691	777
Mortgage servicing rights, net	1,499	1,507
Premises and equipment, net	7,469	6,982
Core deposit intangible	393	0
Prepaid expenses and other assets	1,417	1,157
Deferred tax asset, net	8,673	10,530
Total assets	$643,161	577,426

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits	$559,387	496,750
Other borrowings	9,000	0
Accrued interest payable	242	93
Customer escrows	830	788
Accrued expenses and other liabilities	4,057	3,782
Total liabilities	573,516	501,413

Commitments and contingencies
Stockholders’ equity:
Serial-preferred stock: ($.01 par value) authorized 500,000 shares; issued shares 0 and 10,000	0	10,000
Common stock ($.01 par value): authorized 16,000,000; issued shares 9,128,662	91	91
Additional paid-in capital	50,388	50,207
Retained earnings, subject to certain restrictions	80,536	77,805
Accumulated other comprehensive loss	(214)	(418)
Unearned employee stock ownership plan shares	(2,417)	(2,610)
Treasury stock, at cost 4,645,769 and 4,658,323 shares	(58,739)	(59,062)
Total stockholders’ equity	69,645	76,013
Total liabilities and stockholders’ equity	$643,161	577,426

See accompanying notes to consolidated financial statements.

Consolidated Statements of COMPREHENSIVE INCOME

Years ended December 31 (Dollars in thousands)	2015	2014	2013
Interest income:
Loans receivable	$19,389	18,987	21,887
Securities available for sale:
Mortgage-backed and related	116	164	300
Other marketable	1,881	1,269	614
Cash equivalents	63	189	129
Other	4	4	53
Total interest income	21,453	20,613	22,983

Interest expense:
Deposits	934	1,211	1,804
Federal Home Loan Bank advances and other borrowings	573	0	1,485
Total interest expense	1,507	1,211	3,289
Net interest income	19,946	19,402	19,694
Provision for loan losses	(164)	(6,998)	(7,881)
Net interest income after provision for loan losses	20,110	26,400	27,575

Non-interest income:
Fees and service charges	3,316	3,458	3,513
Loan servicing fees	1,046	1,058	1,029
Gain on sales of loans	1,964	1,828	2,102
Gain on acquisition	289	0	0
Other	1,038	940	668
Total non-interest income	7,653	7,284	7,312

Non-interest expense:
Compensation and benefits	13,733	13,332	12,680
Losses (gains) on real estate owned	218	(1,194)	(830)
Occupancy	3,722	3,691	3,338
Deposit insurance	375	435	868
Data processing	1,020	1,011	1,289
Other	4,128	4,128	5,278
Total non-interest expense	23,196	21,403	22,623
Income before income tax expense	4,567	12,281	12,264
Income tax expense (benefit)	1,611	4,902	(14,406)
Net income	2,956	7,379	26,670
Preferred stock dividends	(108)	(1,710)	(2,068)
Net income available to common shareholders	$2,848	5,669	24,602
Other comprehensive income (loss), net of tax	204	256	(625)
Comprehensive income available to common shareholders	$3,052	5,925	23,977
Basic earnings per common share	$0.69	1.40	6.15
Diluted earnings per common share	$0.61	1.23	5.71

See accompanying notes to consolidated financial statements.

Consolidated Statements of Stockholders’ Equity

					Accumulated	Unearned
					Other	Employee		Total
			Additional		Comprehensive	Stock		Stock-
	Preferred	Common	Paid-in	Retained	Income	Ownership	Treasury	holders’
(Dollars in thousands)	Stock	Stock	Capital	Earnings	(Loss)	Plan	Stock	Equity
Balance, December 31, 2012	$25,336	91	51,795	47,004	(49)	(2,997)	(60,346)	60,834
Net income				26,670				26,670
Other comprehensive loss					(625)			(625)
Preferred stock discount amortization	664		(664)					0
Stock compensation expense			4					4
Restricted stock awards			(349)				349	0
Restricted stock awards forfeited			208				(327)	(119)
Amortization of restricted stock awards			202					202
Preferred stock dividends				(1,463)				(1,463)
Earned employee stock ownership plan shares			(21)			193		172
Balance, December 31, 2013	$26,000	91	51,175	72,211	(674)	(2,804)	(60,324)	85,675
Net income				7,379				7,379
Other comprehensive income					256			256
Redemption of preferred stock	(16,000)							(16,000)
Stock compensation tax benefits			1					1
Restricted stock awards			(1,262)				1,262	0
Amortization of restricted stock awards			240					240
Preferred stock dividends				(1,785)				(1,785)
Earned employee stock ownership plan shares			53			194		247
Balance, December 31, 2014	$10,000	91	50,207	77,805	(418)	(2,610)	(59,062)	76,013
Net income				2,956				2,956
Other comprehensive income					204			204
Redemption of preferred stock	(10,000)							(10,000)
Restricted stock awards			(332)				332	0
Restricted stock awards forfeiture			9				(9)	0
Amortization of restricted stock awards			447					447
Preferred stock dividends				(225)				(225)
Earned employee stock ownership plan shares			57			193		250
Balance, December 31, 2015	$0	91	50,388	80,536	(214)	(2,417)	(58,739)	69,645

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended December 31 (Dollars in thousands)	2015	2014	2013
Cash flows from operating activities:
Net income	$2,956	7,379	26,670
Adjustments to reconcile net income to cash provided by operating activities:
Provision for loan losses	(164)	(6,998)	(7,881)
Depreciation	706	576	880
Amortization of premiums (discounts), net	(3)	18	80
Amortization of deferred loan fees	(964)	(340)	(249)
Amortization of core deposit intangible	28	0	0
Amortization of purchased loan fair value adjustments	(657)	0	0
Amortization of mortgage servicing rights	555	517	592
Capitalized mortgage servicing rights	(547)	(316)	(568)
Deferred income tax expense (benefit)	1,722	4,566	(14,464)
Securities gains, net	(6)	0	0
(Gains) losses on sales of real estate and premises	218	(1,194)	(830)
Gain on sales of loans	(1,964)	(1,828)	(2,102)
Proceeds from sales of loans held for sale	78,278	56,040	84,718
Disbursements on loans held for sale	(69,941)	(41,557)	(69,347)
Amortization of restricted stock awards	447	240	202
Amortization of unearned ESOP shares	193	194	193
Cancellation of vested restricted stock awards	0	0	(119)
Earned ESOP shares priced above (below) original cost	57	53	(21)
Stock option compensation expense	0	1	4
(Increase) decrease in accrued interest receivable	(346)	240	65
Increase (decrease) in accrued interest payable	137	(53)	(101)
(Increase) decrease in other assets	(239)	(444)	842
Increase (decrease) in other liabilities	302	(265)	364
Other, net	52	515	64
Net cash provided by operating activities	10,820	17,344	18,992
Cash flows from investing activities:
Proceeds from sales of securities available for sale	10,951	0	0
Principal collected on securities available for sale	1,694	2,148	4,933
Proceeds collected on maturity of securities available for sale	175,070	125,000	21,000
Purchases of securities available for sale	(144,069)	(157,004)	(49,090)
Purchase of Federal Home Loan Bank stock	(2,152)	0	(178)
Redemption of Federal Home Loan Bank stock	2,238	7	3,457
Proceeds from sales of real estate and premises	1,127	4,816	5,786
Net (increase) decrease in loans receivable	(80,447)	13,455	63,814
Gain on acquisition	(289)	0	0
Acquisition payment (net of cash acquired)	4,816	0	0
Purchases of premises and equipment	(803)	(847)	(425)
Net cash (used) provided by investing activities	(31,864)	(12,425)	49,297
Cash flows from financing activities:
Increase (decrease) in deposits	15,375	(57,182)	38,953
Redemption of preferred stock	(10,000)	(16,000)	0
Dividends paid to preferred stockholders	(225)	(5,964)	0
Proceeds from borrowings	65,000	0	12,000
Repayment of borrowings	(56,000)	0	(82,000)
Increase (decrease) in customer escrows	42	175	(216)
Net cash provided (used) by financing activities	14,192	(78,971)	(31,263)
(Decrease) increase in cash and cash equivalents	(6,852)	(74,052)	37,026
Cash and cash equivalents, beginning of year	46,634	120,686	83,660
Cash and cash equivalents, end of year	$39,782	46,634	120,686
Supplemental cash flow disclosures:
Cash paid for interest	$1,358	1,264	3,390
Cash paid for income taxes	191	0	205
Supplemental noncash flow disclosures:
Loans transferred to loans held for sale	8,125	13,243	12,183
Transfer of loans to real estate	110	142	1,563

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015, 2014 and 2013

NOTE 1 Description of the Business and Summary of Significant Accounting Policies

HMN Financial, Inc. (HMN or the Company) is a stock savings bank holding company that owns 100 percent of Home Federal Savings Bank (the Bank). The Bank has a community banking philosophy and operates retail banking and loan production facilities in Minnesota, Iowa, and Wisconsin. The Bank has two wholly owned subsidiaries, Osterud Insurance Agency, Inc. (OIA), which offers financial planning products and services, and HFSB Property Holdings, LLC (HPH), which was inactive in 2015, but has acted as an intermediary for the Bank in holding and operating certain foreclosed properties.

The consolidated financial statements included herein are for HMN, the Bank, OIA, and HPH. All significant intercompany accounts and transactions have been eliminated in consolidation.

The Company evaluated subsequent events through the filing date of our annual 10-K with the Securities and Exchange Commission on March 11, 2016.

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

Premiums and discounts on purchased participation loans are amortized into interest income using the interest method over the period to contractual maturity, adjusted for estimated prepayments.

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

Interest income is recognized on an accrual basis except when collectability is in doubt. When loans are placed on a non-accrual basis, generally when the loan is 90 days past due, previously accrued but unpaid interest is reversed from income. If the ultimate collectability of a loan is in doubt and the loan is placed in nonaccrual status, the cost recovery method is used and cash collected is applied to first reduce the principal outstanding. Generally, the Company returns a loan to accrual status when all delinquent interest and principal becomes current under the terms of the loan agreement and collectability of remaining principal and interest is no longer doubtful. Previously collected interest payments that were applied to principal when the loan was classified as non-accrual are brought back into interest income using the effective yield method over the estimated life of the loan, including expected renewal terms.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

All impaired loans are valued at the present value of expected future cash flows discounted at the loan's initial effective interest rate. The fair value of the collateral of an impaired collateral-dependent loan or an observable market price, if one exists, may be used as an alternative to discounting. If the value of the impaired loan is less than the recorded investment in the loan, the impaired amount is charged off. A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. Impaired loans include all loans which are on non-accrual, delinquent as to principal and interest for 90 days or greater, or restructured in a troubled debt restructuring (TDR) involving a modification of terms. All non-accruing loans are reviewed for impairment on an individual basis.

Included in loans receivable, net, are certain loans that have been modified in order to maximize collection of the loan balances. The Company evaluates all loan modifications and if the Company, for legal or economic reasons related to the borrower's financial difficulties, grants a concession compared to the original terms and conditions of the loan that the Company would not otherwise consider, the modified loan is considered a TDR and is classified as an impaired loan. If the TDR loan was performing (accruing) prior to the modification, it typically will remain accruing after the modification as long as it continues to perform according to the modified terms. If the TDR loan was non-performing (non-accruing) prior to the modification, it will remain non-accruing after the modification for a minimum of six months. If the loan performs according to the modified terms for a minimum of six months, it typically will be returned to accruing status. In general, there are two conditions in which a TDR loan is no longer considered to be a TDR and potentially not classified as impaired. The first condition is whether the loan is refinanced with terms that reflect normal market terms for the type of credit involved. The second condition is whether the loan is repaid or charged off.

Purchased Loans Acquired Through Business Combinations

Purchased loans acquired in a business combination, including loans that have evidence of deterioration of credit quality since origination and for which it is probable, at acquisition, that the Company will be unable to collect all contractually required payments, are initially recorded at fair value as determined by the present value of expected future cash flows with no valuation allowance. The difference between the undiscounted cash flows expected at acquisition and the investment in the loan is an accretable yield adjustment and is recognized as interest income using the effective yield method over the life of the loan. Contractually required payments for principal and interest that exceed the undiscounted cash flows expected at acquisition is a nonaccretable difference and is not recognized as a yield adjustment or as a loss accrual or a valuation allowance. Increases in expected cash flows subsequent to the initial investment are recognized prospectively through adjustment of the yield on the loan over its remaining life. Decreases in expected cash flows after the loan is acquired are recognized as an impairment and charged to the provision for loan losses.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Premises and Equipment

Land is carried at cost. Office buildings, improvements, furniture and equipment are carried at cost less accumulated depreciation. Depreciation is computed on a straight-line basis over estimated useful lives of 5 to 40 years for office buildings and improvements and 3 to 10 years for furniture and equipment.

Core Deposit Intangible

The Company records the estimated fair value of the deposit base acquired in an acquisition as a core deposit intangible asset. The recorded amount is amortized on a straight line basis over the estimated life of the deposits acquired.

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

Employee Stock Ownership Plan (ESOP)

The Company has an ESOP that borrowed funds from the Company and purchased shares of HMN common stock. The Company makes quarterly principal and interest payments on the ESOP loan. As the debt is repaid, ESOP shares that were pledged as collateral for the debt are released from collateral based on the proportion of debt service paid in the year and then allocated to eligible employees. The Company accounts for its ESOP in accordance with ASC 718, Employers' Accounting for Employee Stock Ownership Plans. Accordingly, the shares pledged as collateral are reported as unearned ESOP shares in stockholders' equity. As shares are determined to be ratably released from collateral, the Company reports compensation expense equal to the current market price of the shares, and the shares become outstanding for earnings per share computations.

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

Preferred Stock Dividends and Discount

The proceeds received from the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A (Preferred Stock) and related warrant to purchase 833,333 shares of the Company’s common stock issued to the United States Department of Treasury (Treasury) were allocated between the Preferred Stock and the warrant based on their relative fair values at the time of issuance in accordance with the requirements of ASC 470, Accounting for Convertible Debt Issued with Stock Purchase Warrants. Because of the increasing rate dividend feature of the shares of Preferred Stock, the discount on the warrant was amortized using the effective yield method over the five year period preceding the scheduled rate increase on the Preferred Stock in accordance with the requirements of ASC 505.

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

Comprehensive Income

Comprehensive income is defined as the change in equity during a period from transactions and other events from non-owner sources. Comprehensive income is the total of net income and other comprehensive income (loss), which for the Company is comprised of unrealized gains and losses on securities available for sale.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

New Accounting Pronouncements

In January 2016, the FASB issued ASU 2016-01, Financial Instruments – Overall (Subtopic 825-10) Recognition and Measurement of Financial Assets and Financial Liabilities. The amendments in this ASU address certain aspects of recognition, measurement, presentation, and disclosure of financial instruments. It requires, among other things, equity investments to be measured at fair value with changes in fair value recognized in net income; public business entities to use the exit price notion when measuring the fair value of financial instruments for disclosure purposes; the separate presentation in other comprehensive income of the portion of the total change in the fair value of a liability resulting from a change in the instrument-specific credit risk when the entity has elected to measure the liability at fair value in accordance with the fair value option for financial instruments; separate presentation of financial assets and financial liabilities by measurement category and form of financial assets on the balance sheet or the accompanying notes to the financial statements. It also eliminates the requirement for public business entities to disclose the method(s) and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost on the balance sheet; simplifies the impairment assessment of equity investments without readily determinable fair values by requiring a qualitative assessment to identify impairment; and clarifies that an entity should evaluate the need for a valuation allowance on a deferred tax asset related to available-for-sale securities in combination with the entity’s other deferred tax assets. The ASU is intended to reduce diversity in practice and is effective for public business entities for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. The amendments should be applied by means of a cumulative-effect adjustment to the balance sheet as of the beginning of the fiscal year of adoption. The amendments related to equity securities without readily determinable fair values should be applied prospectively to equity investments that exist as of the date of adoption. The adoption of this ASU in the first quarter of 2018 is not anticipated to have a material impact on the Company’s consolidated financial statements.

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

NOTE 2 Acquisitions

The Company records purchased assets and liabilities at their fair market value at the time of purchase in accordance with the requirements of ASU 805 - Business Combinations. On August 14, 2015, the Bank completed the acquisition of certain assets and assumption of certain liabilities of Kasson State Bank. The transaction increased the Bank’s total assets $52.8 million including increases in loans of $24.1 million, investments of $17.5 million, cash of $10.0 million, core deposit intangible of $0.4 million and other assets of $0.8 million. The Bank also assumed liabilities of $49.3 million, including $47.3 million of deposits and $2.0 million in other liabilities. Consideration paid was $3.2 million and a gain on the transaction of $0.3 million was recorded during the quarter. The Bank continues to operate both of the Kasson State Bank locations in Kasson, Minnesota acquired in the transaction as branches of Home Federal Savings Bank.

On November 18, 2015, the Bank entered into an agreement to acquire certain assets and assume certain liabilities of Deerwood Bank’s Albert Lea, Minnesota branch. The transaction is anticipated to close in the second quarter of 2016. Once completed, Home Federal Savings Bank plans to service the acquired assets and assumed liabilities out of our existing branch location in Albert Lea, Minnesota.

Determining the estimated fair value of the acquired assets and assumed liabilities required the Bank to estimate cash flows expected to result from those assets and liabilities and to discount those cash flows at appropriate rates of interest. The most significant of those determinations related to the fair valuation of the loans acquired, which management considers to be a critical accounting estimate that involves significant estimates and assumptions. The fair value of the loans purchased was based on the present value of the expected cash flows. Periodic principal and interest cash flows were adjusted for expected losses and prepayments, then discounted to determine the present value and summed to arrive at the estimated fair value. For such loans, the excess of cash flows expected at acquisition over the estimated fair value is recognized as interest income over the remaining lives of the loans. The difference between contractually required payments at acquisition and the cash flows expected to be collected at acquisition reflects the impact of estimated credit losses and other factors, such as prepayments. In accordance with GAAP, there was no carry-over of Kasson State Bank’s previously established allowance for loan losses. As a result, standard industry coverage ratios with regard to the allowance for credit losses are less meaningful after the acquisition. The purchased loans were divided into loans with evidence of credit quality deterioration, which are accounted for under ASC topic 310-30 (purchased credit impaired (PCI)) and loans that do not meet this criteria, which are accounted for under ASC topic 310-20 (performing). PCI loans have experienced a deterioration of credit quality from origination to acquisition for which it is probable that the Bank will not be able to collect all contractually required principal and interest payments on the loan. Subsequent decreases in the expected cash flows require the Bank to evaluate the need for additions to the allowance for credit losses. Subsequent improvements in expected cash flows generally result in a reduction of previously established allowance for credit losses or the recognition of additional interest income over the remaining lives of the loans.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 Other Comprehensive Income (Loss)

The components of other comprehensive income (loss) and the related tax effects were as follows:

	For the years ended December 31,
	2015			2014			2013
(Dollars in thousands)	Before Tax	Tax Effect	Net of Tax	Before Tax	Tax Effect	Net of Tax	Before Tax	Tax Effect	Net of Tax
Securities available for sale:
Gross unrealized gains (losses) arising during the period	$344	137	207	38	(218)	256	(1,272)	(647)	(625)
Less reclassification of net gains included in net income	6	3	3	0	0	0	0	0	0
Net unrealized gains (losses) arising during the period	338	134	204	38	(218)	256	(1,272)	(647)	(625)
Other comprehensive income (loss)	$338	134	204	38	(218)	256	(1,272)	(647)	(625)

The tax effect in 2014 includes the impact of the reversal of certain deferred tax asset valuation reserve components that reversed in 2014 as a result of the changes that occurred in the investment portfolio during the year.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 Securities Available for Sale

A summary of securities available for sale at December 31, 2015 and 2014 is as follows:

(Dollars in thousands)	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
December 31, 2015
Mortgage-backed securities:
Federal Home Loan Mortgage Corporation (FHLMC)	$728	31	0	759
Federal National Mortgage Association (FNMA)	725	22	0	747
Collateralized mortgage obligations:
FHLMC	742	2	(1)	743
Other	42	0	(8)	34
	2,237	55	(9)	2,283
Other marketable securities:
U.S. Government agency obligations	105,003	68	(129)	104,942
Municipal obligations	3,991	18	(7)	4,002
Corporate obligations	340	0	(6)	334
Corporate preferred stock	700	0	(350)	350
Corporate equity	58	5	0	63
	110,092	91	(492)	109,691
	$112,329	146	(501)	111,974
December 31, 2014
Mortgage-backed securities:
FHLMC	$1,418	90	0	1,508
FNMA	1,337	64	0	1,401
	2,755	154	0	2,909
Other marketable securities:
U.S. Government agency obligations	135,014	31	(601)	134,444
Corporate preferred stock	700	0	(280)	420
Corporate equity	58	3	0	61
	135,772	34	(881)	134,925
	$138,527	188	(881)	137,834

In 2015, the Company sold $11.0 million of available for sale securities and recognized a gain of $6,000 on the sales. The Company did not sell any available for sale securities and did not recognize any gains or losses on investments in 2014 or 2013.

The following table presents the amortized cost and estimated fair value of securities available for sale at December 31, 2015, based upon contractual maturity adjusted for scheduled repayments of principal and projected prepayments of principal based upon current economic conditions and interest rates. Actual maturities may differ from the maturities in the following table because obligors may have the right to call or prepay obligations with or without call or prepayment penalties:

(Dollars in thousands)	Amortized Cost	Fair Value
Due one year or less	$6,989	7,012
Due after one year through five years	103,190	103,162
Due after five years through ten years	1,333	1,329
Due after ten years	759	408
No stated maturity	58	63
Total	$112,329	111,974

The allocation of mortgage-backed securities in the table above is based upon the anticipated future cash flow of the securities using estimated mortgage prepayment speeds.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table shows the gross unrealized losses and fair values for the securities available for sale portfolio aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2015 and 2014:

	Less Than Twelve Months			Twelve Months or More			Total
(Dollars in thousands)	# of Investments	Fair Value	Unrealized Losses	# of Investments	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
December 31, 2015
Collateralized mortgage obligations:
FNMA	1	$346	(1)	0	$0	0	$346	(1)
Other	2	34	(8)	0	0	0	34	(8)
Other marketable securities:
U.S. Government agency obligations	9	44,878	(129)	0	0	0	44,878	(129)
Municipal obligations	12	2,010	(7)	0	0	0	2,010	(7)
Corporate obligations	1	334	(6)	0	0	0	334	(6)
Corporate preferred stock	0	0	0	1	350	(350)	350	(350)
Total temporarily impaired securities	25	$47,602	(151)	1	$350	(350)	$47,952	(501)

December 31, 2014
Other marketable securities:
U.S. Government agency obligations	22	$104,453	(551)	1	$4,970	(50)	$109,423	(601)
Corporate preferred stock	0	0	0	1	420	(280)	420	(280)
Total temporarily impaired securities	22	$104,453	(551)	2	$5,390	(330)	$109,843	(881)

We review our investment portfolio on a quarterly basis for indications of impairment. This review includes analyzing the length of time and the extent to which the fair value has been lower than the cost, the market liquidity for the investment, the financial condition and near-term prospects of the issuer, including any specific events which may influence the operations of the issuer, and our intent and ability to hold the investment for a period of time sufficient to recover the temporary loss.  The unrealized losses on U.S. Government agency obligations are the result of changes in interest rates. The unrealized losses reported for the corporate preferred stock at December 31, 2015 relates to a single trust preferred security that was issued by the holding company of a small community bank. Typical of most trust preferred issuances, the issuer has the ability to defer interest payments for up to five years with interest payable on the deferred balance. In September 2014, the issuer paid all deferred interest that was due and all payments were current as of September 30, 2014. Since January 2015, the issuer has deferred its scheduled interest payments as allowed by the terms of the security agreement. The issuer’s subsidiary bank has incurred operating losses over the past several years due to increased provisions for loan losses but still met the regulatory requirements to be considered “well capitalized” based on its most recent regulatory filing. Based on a review of the issuer, it was determined that the trust preferred security was not other-than-temporarily impaired at December 31, 2015. The Company does not intend to sell the preferred stock and has the intent and ability to hold it for a period of time sufficient to recover the temporary loss. Management believes that the Company will receive all principal and interest payments contractually due on the security and that the decrease in the market value is primarily due to a lack of liquidity in the market for trust preferred securities. Management will continue to monitor the credit risk of the issuer and may be required to recognize other-than-temporary impairment charges on this security in future periods.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 Loans Receivable, Net

A summary of loans receivable at December 31, 2015 and 2014, is as follows:

(Dollars in thousands)	2015	2014
Residential real estate loans:
1-4 family conventional	$90,587	69,372
1-4 family FHA	206	426
1-4 family VA	152	43
	90,945	69,841
Commercial real estate:
Lodging	27,428	28,466
Retail/office	45,097	40,279
Nursing home/health care	9,183	7,032
Land developments	21,272	17,766
Golf courses	4,163	5,505
Restaurant/bar/café	5,854	3,370
Alternative fuel plants	2,205	5,377
Warehouse	18,337	10,137
Construction:
1-4 family builder	15,152	6,454
Multi-family	18,865	1,062
Commercial real estate	4,086	5,087
Manufacturing	11,585	8,022
Churches/community service	8,195	8,385
Multi-family	12,324	15,700
Other	43,607	29,026
	247,353	191,668
Consumer:
Autos	2,885	1,124
Home equity line	38,980	36,832
Home equity	14,782	12,420
Other – secured	2,031	1,559
Recreational vehicles	2,650	0
Land/lots	1,144	1,670
Other – unsecured	1,943	1,320
	64,415	54,925

Commercial business	70,106	57,122
Total loans	472,819	373,556
Less:
Unamortized discounts	16	14
Net deferred loan (costs) fees	(91)	97
Allowance for loan losses	9,709	8,332
Total loans receivable, net	$463,185	365,113
Commitments to originate or purchase loans	$27,184	29,635
Commitments to deliver loans to secondary market	$8,071	3,279
Weighted average contractual rate of loans in portfolio	4.54%	4.52%

Included in total commitments to originate or purchase loans are fixed rate loans aggregating $22.3 million and $21.2 million as of December 31, 2015 and 2014, respectively. The interest rates on these loan commitments ranged from 3.00% to 5.49% at December 31, 2015 and from 3.00% to 6.00% at December 31, 2014.

The aggregate amount of loans to executive officers and directors of the Company was $2.7 million, $2.8 million and $3.1 million at December 31, 2015, 2014 and 2013, respectively. During 2015, repayments on loans to executive officers and directors were $0.1 million, new loans to executive officers and directors totaled $0.2 million, and loans closed or paid off were $0.2 million. During 2014, repayments on loans to executive officers and directors were $0.1 million, new loans to executive officers and directors totaled $0.2 million, sales of executive officer and director loans were $0.2 million, and loans reclassified were $0.2 million. All loans were made in the ordinary course of business on normal credit terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated parties.

At December 31, 2015, 2014, and 2013, the Company was servicing loans for others with aggregate unpaid principal balances of approximately $391.9 million, $379.7 million and $411.8 million, respectively.

The Company originates residential, commercial real estate and other loans primarily in Minnesota, Iowa, and Wisconsin. At December 31, 2015 and 2014, the Company had in its portfolio single-family residential loans located in the following states:

	2015		2014
(Dollars in thousands)	Amount	Percent of Total	Amount	Percent of Total
Iowa	$5,387	5.9%	$3,145	4.5%
Minnesota	75,417	82.9	62,219	89.1
Wisconsin	7,956	8.8	3,160	4.5
Other states	2,185	2.4	1,317	1.9
Total	$90,945	100.0%	$69,841	100.0%
Amounts under one million dollars in both years are included in “Other states”.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2015 and 2014, the Company had in its portfolio commercial real estate loans located in the following states:

	2015		2014
(Dollars in thousands)	Amount	Percent of Total	Amount	Percent of Total
Alabama	$2,056	0.8%	$2,202	1.2%
Florida	3,738	1.5	2,253	1.2
Idaho	3,678	1.5	3,810	2.0
Indiana	4,608	1.9	3,501	1.8
Iowa	1,106	0.4	0	0.0
Michigan	0	0.0	2,558	1.3
Minnesota	184,670	74.7	145,341	75.8
North Carolina	4,203	1.7	5,598	2.9
North Dakota	7,979	3.2	1,572	0.8
Wisconsin	31,918	12.9	22,354	11.7
Other states	3,397	1.4	2,479	1.3
Total	$247,353	100.0%	$191,668	100.0%
Amounts under one million dollars in both years are included in “Other states”.

NOTE 6 Allowance for Loan Losses and Credit Quality Information

The allowance for loan losses is summarized as follows:

(Dollars in thousands)	1-4 Family	Commercial Real Estate	Consumer	Commercial Business	Total
Balance, December 31, 2012	$2,821	13,588	1,146	4,053	21,608

Provision for losses	$(1,206)	(5,190)	347	(1,832)	(7,881)
Charge-offs	(200)	(3,711)	(484)	(651)	(5,046)
Recoveries	213	1,771	97	639	2,720
Balance, December 31, 2013	$1,628	6,458	1,106	2,209	11,401

Provision for losses	$(440)	(3,518)	(4)	(3,036)	(6,998)
Charge-offs	(92)	(936)	(131)	(55)	(1,214)
Recoveries	0	3,020	38	2,085	5,143
Balance, December 31, 2014	$1,096	5,024	1,009	1,203	8,332

Provision for losses	$(105)	(427)	254	114	(164)
Charge-offs	(19)	0	(105)	(69)	(193)
Recoveries	18	1,481	42	193	1,734
Balance, December 31, 2015	$990	6,078	1,200	1,441	9,709

Allocated to:
Specific reserves	$270	370	307	127	1,074
General reserves	826	4,654	702	1,076	7,258
Balance, December 31, 2014	$1,096	5,024	1,009	1,203	8,332

Allocated to:
Specific reserves	$223	296	370	120	1,009
General reserves	767	5,782	830	1,321	8,700
Balance, December 31, 2015	$990	6,078	1,200	1,441	9,709

Loans receivable at December 31, 2014:
Individually reviewed for impairment	$1,867	9,728	806	555	12,956
Collectively reviewed for impairment	67,974	181,940	54,119	56,567	360,600
Ending balance	$69,841	191,668	54,925	57,122	373,556

Loans receivable at December 31, 2015:
Individually reviewed for impairment	$2,203	2,204	977	415	5,799
Collectively reviewed for impairment	88,742	245,149	63,438	69,691	467,020
Ending balance	$90,945	247,353	64,415	70,106	472,819

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table summarizes the amount of classified and unclassified loans at December 31, 2015 and 2014:

	December 31, 2015
	Classified					Unclassified
(Dollars in thousands)	Special Mention	Substandard	Doubtful	Loss	Total	Total	Total Loans
1-4 family	$189	2,889	55	0	3,133	87,812	90,945
Commercial real estate:
Residential developments	0	1,462	0	0	1,462	30,121	31,583
Other	2,827	12,838	0	0	15,665	200,105	215,770

Consumer	0	639	52	286	977	63,438	64,415
Commercial business:
Construction industry	66	45	0	0	111	9,115	9,226
Other	4,857	1,488	0	0	6,345	54,535	60,880
	$7,939	19,361	107	286	27,693	445,126	472,819

	December 31, 2014
	Classified					Unclassified
(Dollars in thousands)	Special Mention	Substandard	Doubtful	Loss	Total	Total	Total Loans
1-4 family	$0	2,493	207	0	2,700	67,141	69,841
Commercial real estate:
Residential developments	323	9,960	0	0	10,283	9,677	19,960
Other	7,376	8,792	0	0	16,168	155,540	171,708

Consumer	0	489	55	261	805	54,120	54,925
Commercial business:
Construction industry	0	439	0	0	439	6,682	7,121
Other	4,255	1,156	0	0	5,411	44,590	50,001
	$11,954	23,329	262	261	35,806	337,750	373,556

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The aging of past due loans at December 31, 2015 and 2014 is summarized as follows:

(Dollars in thousands)	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	Total Past Due	Current Loans	Total Loans	Loans 90 Days or More Past Due and Still Accruing
2015
1-4 family	$490	130	799	1,419	89,526	90,945	0
Commercial real estate:
Residential developments	0	0	0	0	31,583	31,583	0
Other	0	289	0	289	215,481	215,770	0

Consumer	330	262	119	711	63,704	64,415	0
Commercial business:
Construction industry	0	0	0	0	9,226	9,226	0
Other	45	0	0	45	60,835	60,880	0
	$865	681	918	2,464	470,355	472,819	0

2014
1-4 family	$413	673	841	1,927	67,914	69,841	0
Commercial real estate:
Residential developments	0	0	0	0	19,960	19,960	0
Other	0	0	0	0	171,708	171,708	0

Consumer	550	176	131	857	54,068	54,925	0
Commercial business:
Construction industry	0	0	0	0	7,121	7,121	0
Other	136	0	0	136	49,865	50,001	0
	$1,099	849	972	2,920	370,636	373,556	0

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Impaired loans include loans that are non-performing (non-accruing) and loans that have been modified in a TDR. The following table summarizes impaired loans and related allowances for the years ended December 31, 2015 and 2014:

	December 31, 2015
(Dollars in thousands)	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
Loans with no related allowance recorded:
1-4 family	$1,251	1,251	0	943	60
Commercial real estate:
Residential developments	25	1,706	0	5,189	96
Other	44	184	0	319	7
Consumer	475	476	0	387	10
Commercial business:
Construction industry	0	79	0	28	0
Other	0	0	0	8	0

Loans with an allowance recorded:
1-4 family	952	952	223	1,045	14
Commercial real estate:
Residential developments	1,947	1,947	270	1,621	0
Other	188	188	26	302	32
Consumer	502	519	370	448	20
Commercial business:
Construction industry	0	0	0	0	0
Other	415	967	120	429	20

Total:
1-4 family	2,203	2,203	223	1,988	74
Commercial real estate:
Residential developments	1,972	3,653	270	6,810	96
Other	232	372	26	621	39
Consumer	977	995	370	835	30
Commercial business:
Construction industry	0	79	0	28	0
Other	415	967	120	437	20
	$5,799	8,269	1,009	10,719	259

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	December 31, 2014
(Dollars in thousands)	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
Loans with no related allowance recorded:
1-4 family	$755	755	0	432	32
Commercial real estate:
Residential developments	7,416	10,040	0	7,633	219
Other	48	216	0	50	6
Consumer	463	464	0	467	15
Commercial business:
Construction industry	80	198	0	87	0
Other	0	0	0	0	0

Loans with an allowance recorded:
1-4 family	1,112	1,112	270	1,543	14
Commercial real estate:
Residential developments	1,522	1,522	240	3,121	0
Other	742	743	130	847	32
Consumer	343	360	307	451	9
Commercial business:
Construction industry	0	0	0	0	0
Other	475	1,026	127	887	20

Total:
1-4 family	1,867	1,867	270	1,975	46
Commercial real estate:
Residential developments	8,938	11,562	240	10,754	219
Other	790	959	130	897	38
Consumer	806	824	307	918	24
Commercial business:
Construction industry	80	198	0	87	0
Other	475	1,026	127	887	20
	$12,956	16,436	1,074	15,518	347

At December 31, 2015, 2014 and 2013, non-accruing loans totaled $4.2 million, $10.9 million, and $17.5 million, respectively, for which the related allowance for loan losses was $0.7 million, $0.8 million, and $3.4 million, respectively. Non-accruing loans for which no specific allowance has been recorded because management determined that the value of the collateral was sufficient to repay the loan totaled $1.4 million, $8.0 million, and $7.8 million, respectively. Had the loans performed in accordance with their original terms, the Company would have recorded gross interest income on the loans of $0.5 million, $0.9 million, and $1.8 million in 2015, 2014, and 2013, respectively. For the years ended December 31, 2015, 2014, and 2013, the Company recognized interest income on these loans of $0.3 million, $0.2 million, and $0.1 million, respectively. All of the interest income that was recognized for non-accruing loans was recognized using the cash basis method of income recognition. Non-accrual loans also include some of the loans that have had terms modified in a TDR.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table summarizes non-accrual loans at December 31, 2015 and 2014:

(Dollars in thousands)	2015	2014

1-4 family	$1,655	1,564
Commercial real estate:
Residential developments	1,462	8,483
Other	232	267
Consumer	786	486
Commercial business:
Construction industry	0	80
Other	46	40
	$4,181	10,920

Included in loans receivable, net, are certain loans that have been modified in order to maximize collection of loan balances. If the Company, for legal or economic reasons related to the borrower’s financial difficulties, grants a concession compared to the original terms and conditions of the loan, the modified loan is considered a troubled debt restructuring (TDR).

At December 31, 2015, 2014 and 2013, there were loans included in loans receivable, net, with terms that had been modified in a TDR totaling $2.5 million, $9.4 million, and $17.4 million, respectively. Had these loans been performing in accordance with their original terms throughout 2015, 2014, and 2013, the Company would have recorded gross interest income of $0.4 million, $0.9 million, and $1.8 million, respectively. During 2015, 2014 and 2013, the Company recognized interest income of $0.2 million, $0.3 million, and $0.5 million, respectively, on these loans. For the loans that were modified in 2015, $0.5 million were classified and performing, and $0.7 million were non-performing at December 31, 2015.

The following table summarizes TDRs at December 31, 2015 and 2014:

(Dollars in thousands)	2015	2014
1-4 family	$647	368
Commercial real estate:
Residential developments	26	7,432
Other	699	524
Consumer	732	571
Commercial business:
Construction industry	0	80
Other	415	475
	$2,519	9,450

As of December 31, 2015, the Bank had commitments to lend an additional $1.5 million to a borrower who has TDR and non-accrual loans. These additional funds are for the construction of one-to-four family homes with a maximum loan-to-value ratio of 75%. These loans are secured by the home under construction. There were no material commitments to lend additional funds to customers whose loans were restructured or classified at December 31, 2014.

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

When a loan is modified as a TDR, there may be a direct, material impact on the loans within the Consolidated Balance Sheets, as principal balances may be partially forgiven. The financial effects of TDRs are presented in the following table and represent the difference between the outstanding recorded balance pre-modification and post-modification, for the periods ending December 31, 2015 and 2014:

	Year ended December 31, 2015			Year ended December 31, 2014
(Dollars in thousands)	Number of Contracts	Pre- modification Outstanding Recorded Investment	Post- modification Outstanding Recorded Investment	Number of Contracts	Pre- modification Outstanding Recorded Investment	Post- modification Outstanding Recorded Investment
Troubled debt restructurings:
1-4 family	4	$476	478	2	$760	760
Commercial real estate:
Other	1	209	209	1	155	155
Consumer	21	527	530	4	155	140
Commercial business:
Other	1	44	44	1	31	25
Total	27	$1,256	1,261	8	$1,101	1,080

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Loans that were restructured within the 12 months preceding December 31, 2015 and 2014 and defaulted during the year are presented in the table below:

	Year ended December 31, 2015		Year ended December 31, 2014
(Dollars in thousands)	Number of Contracts	Outstanding Recorded Investment	Number of Contracts	Outstanding Recorded Investment
Troubled debt restructurings that subsequently defaulted:
1-4 family	0	$0	1	$640
Total	0	$0	1	$640

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

TDRs are reviewed for impairment following the same methodology as other impaired loans. For loans that are collateral dependent, the value of the collateral is reviewed and additional reserves may be added as needed. Loans that are not collateral dependent may have additional reserves established if deemed necessary. The allocated allowance for TDRs was $0.5 million, or 5.2%, of the total $9.7 million in allowance for loan losses at December 31, 2015, and $0.4 million, or 5.1%, of the total $8.3 million in allowance for loan losses at December 31, 2014.

Loans acquired in a business combination are segregated into two types: purchased performing loans with a discount attributable at least in part to credit quality and PCI loans with evidence of significant credit deterioration. Purchased performing loans are accounted for in accordance with ASC 310-20 “Nonrefundable Fees and Other Costs” as these loans do not have evidence of credit deterioration since origination. PCI loans are accounted for in accordance with ASC 310-30 “Receivables – Loans and Debt Securities Acquired with Deteriorated Credit Quality” as they display significant credit deterioration since origination. In accordance with ASC 310-30, for PCI loans, the difference between contractually required payments at acquisition and the cash flows expected to be collected is referred to as the non-accretable difference. This amount is not recognized as a yield adjustment or as a loss accrual or a valuation allowance. Furthermore, any excess of cash flows expected at acquisition over the estimated fair value is referred to as the accretable yield and is recognized into interest income over the remaining life of the loans when there is a reasonable expectation about the amount and timing of such cash flows. Increases in expected cash flows subsequent to the initial investment are recognized prospectively through an adjustment of the yield on the loan over its remaining estimated life. Decreases in expected cash flows are recognized immediately as an impairment through the provision for loan losses.

The following is additional information with respect to loans acquired through the Kasson State Bank acquisition:

(Dollars in thousands)	Contractual Principal Receivable	Accretable Difference	Carrying Amount
Purchased Performing Loans:
Balance at August 14, 2015	$24,215	(793)	23,422
Change due to payments/refinances	(5,676)	334	(5,342)
Transferred to foreclosed assets	0	0	0
Change due to loan charge-off	0	0	0
Balance at December 31, 2015	$18,539	(459)	18,080

(Dollars in thousands)	Contractual Principal Receivable	Non- Accretable Difference	Carrying Amount
Purchased Credit Impaired Loans:
Balance at August 14, 2015	$1,134	(497)	637
Change due to payments/refinances	(260)	48	(212)
Transferred to foreclosed assets	0	0	0
Change due to loan charge-off	(319)	287	(32)
Balance at December 31, 2015	$555	(162)	393

As a result of the Kasson State Bank acquisition, the Company has PCI loans for which there was, at acquisition, evidence of deterioration of credit quality since origination and for which it was probable at acquisition that all contractually required payments would not be collected. The carrying amount of those loans as of December 31, 2015 was $0.4 million.

No provision for loan losses was recognized during the period ended December 31, 2015 related to acquired loans as there was no significant change to the credit quality of those loans.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 Accrued Interest Receivable

Accrued interest receivable at December 31 is summarized as follows:

(Dollars in thousands)	2015	2014
Securities available for sale	$422	348
Loans receivable	1,832	1,365
	$2,254	1,713

NOTE 8 Intangible Assets

The Company’s intangible assets consist of core deposit intangibles and mortgage servicing rights. A summary of mortgage servicing rights activity for 2015 and 2014 is as follows:

(Dollars in thousands)	2015	2014
Mortgage servicing rights:
Balance, beginning of year	$1,507	1,708
Originations	547	316
Amortization	(555)	(517)
Balance, end of year	1,499	1,507
Valuation reserve	0	0
Mortgage servicing rights, net	$1,499	1,507
Fair value of mortgage servicing rights	$2,590	2,562

All of the single family loans sold where the Company continues to service the loans are serviced for Federal National Mortgage Association (FNMA) under the individual loan sale program. The following is a summary of the risk characteristics of the loans being serviced for FNMA at December 31, 2015:

(Dollars in thousands)	Loan Principal Balance	Weighted Average Interest Rate	Weighted Average Remaining Term (months)	Number of Loans
Original term:
30 year fixed rate	$218,688	4.21%	301	1,854
15 year fixed rate	107,493	3.23	139	1,192
Adjustable rate	59	4.38	305	2

The gross carrying amount of intangible assets and the associated accumulated amortization at December 31, 2015 and 2014 are presented in the following table. Amortization expense for intangible assets was $0.6 million, $0.5 million, and $0.6 million for the years ended December 31, 2015, 2014 and 2013, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Gross		Unamortized
	Carrying	Accumulated	Intangible
(Dollars in thousands)	Amount	Amortization	Assets
December 31, 2015
Mortgage servicing rights	$3,739	(2,240)	1,499
Core deposit intangible	421	(28)	393
Total	$4,160	(2,268)	1,892

December 31, 2014
Mortgage servicing rights	$3,600	(2,093)	1,507

The following table indicates the estimated future amortization expense for intangible assets:

(Dollars in thousands)	Mortgage Servicing Rights	Core Deposit Intangible	Total Intangible Assets
Year ended December 31,
2016	$440	74	514
2017	357	74	431
2018	268	74	342
2019	208	74	282
2020	119	74	193
Thereafter	107	23	130
	$1,499	393	1,892

Projections of amortization are based on asset balances and the interest rate environment that existed at December 31, 2015. The Company’s actual experience may be significantly different depending upon changes in mortgage interest rates and other market conditions.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 Real Estate

A summary of real estate at December 31, 2015 and 2014 is as follows:

	2015			2014
(Dollars in thousands)	Residential	Commercial & Other	Total	Residential	Commercial & Other	Total
Real estate in judgment subject to redemption	$110	0	110	30	0	30
Real estate acquired through foreclosure	0	2,269	2,269	0	3,648	3,648
Real estate acquired through deed in lieu of foreclosure	0	465	465	28	1,126	1,154
	110	2,734	2,844	58	4,774	4,832
Allowance for losses	(62)	(737)	(799)	(8)	(1,721)	(1,729)
	$48	1,997	2,045	50	3,053	3,103

NOTE 10 Premises and Equipment

A summary of premises and equipment at December 31, 2015 and 2014 is as follows:

(Dollars in thousands)	2015	2014
Land	$2,021	1,978
Office buildings and improvements	8,930	8,526
Furniture and equipment	12,714	12,049
	23,665	22,553
Accumulated depreciation	(16,196)	(15,571)
	$7,469	6,982

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 Deposits

Deposits and their weighted average interest rates at December 31, 2015 and 2014 are summarized as follows:

	2015			2014
(Dollars in thousands)	Weighted Average Rate	Amount	Percent of Total	Weighted Average Rate	Amount	Percent of Total
Noninterest checking	0.00%	$151,737	27.1%	0.00%	$118,073	23.8%
NOW accounts	0.04	82,425	14.7	0.02	75,553	15.2
Savings accounts	0.09	66,421	11.9	0.07	46,672	9.4
Money market accounts	0.22	159,959	28.6	0.25	158,798	32.0
		460,542	82.3		399,096	80.4
Certificates by rate:
0-0.99%		85,391	15.3		81,197	16.3
1-1.99%		12,611	2.3		13,629	2.7
2-2.99%		733	0.1		2,721	0.6
3-3.99%		110	0.0		107	0.0
Total certificates	0.53	98,845	17.7	0.61	97,654	19.6
Total deposits	0.17	$559,387	100.0%	0.21	$496,750	100.0%

At December 31, 2015 and 2014, the Company had $183.0 million and $166.9 million, respectively, of deposit accounts with balances of $250,000 or more. At December 31, 2015 and 2014, the Company had no certificate accounts that had been acquired through a broker.

Certificates had the following maturities at December 31, 2015 and 2014:

	2015		2014
(Dollars in thousands)	Amount	Weighted Average Rate	Amount	Weighted Average Rate
Remaining term to maturity
1-6 months	$36,040	0.44%	$32,925	0.52%
7-12 months	26,019	0.37	26,764	0.49
13-36 months	28,706	0.65	29,929	0.68
Over 36 months	8,080	1.05	8,036	1.03
	$98,845	0.53	$97,654	0.61

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2015 and 2014, the Company had pledged mortgage loans and mortgage-backed and related securities with an amortized cost of approximately $28.0 million and $19.4 million, respectively, as collateral for certain deposits. An additional $1.0 million of letters of credit from the FHLB were pledged at December 31, 2015 and 2014 as collateral on certain Bank deposits.

Interest expense on deposits is summarized as follows for the years ended December 31, 2015, 2014 and 2013:

(Dollars in thousands)	2015	2014	2013
NOW accounts	$17	15	15
Savings accounts	42	31	34
Money market accounts	347	414	372
Certificates	528	751	1,383
	$934	1,211	1,804

NOTE 12 Federal Home Loan Bank (FHLB) Advances and Other Borrowings

The Bank had no outstanding advances from the FHLB or borrowings from the Federal Reserve Bank of Minneapolis as of December 31, 2015 or December 31, 2014. At December 31, 2015 it had collateral pledged to the FHLB consisting of FHLB stock, mortgage loans, and investments with unamortized principal balances of approximately $96.3 million. The Bank has the ability to draw additional borrowings of $95.3 million from the FHLB, based upon the mortgage loans and securities that are currently pledged, subject to a requirement to purchase FHLB stock. The Bank also had the ability to draw additional borrowings of $73.5 million from the Federal Reserve Bank of Minneapolis, based upon the loans that were pledged to them as of December 31, 2015, subject to approval from the Board of Governors of the Federal Reserve System (FRB).

On December 15, 2014, the Company entered into a Loan Agreement with an unrelated third party, providing for a term loan of up to $10.0 million that was evidenced by a promissory note (the Note) with an interest rate of 6.5% per annum. The principal balance of the loan is payable in consecutive equal annual installments of $1.0 million on each anniversary of the date of the Loan Agreement, commencing on December 15, 2015, with the balance due on December 15, 2021. Provided that no default or event of default has occurred and is continuing, the Company may, at its option, elect to defer payment of one installment of principal on the Note otherwise due prior to the maturity date, in which event such installment will become due and payable on the maturity date. The Company may voluntarily prepay the Note in whole or in part without penalty. The outstanding loan balance was $9.0 million at December 31, 2015.

NOTE 13 Income Taxes

Income tax expense (benefit) for the years ended December 31, 2015, 2014 and 2013 is as follows:

(Dollars in thousands)	2015	2014	2013
Current:
Federal	$(87)	262	227
State	(24)	74	64
Total current	(111)	336	291
Deferred:
Federal	1,393	3,753	3,554
State	329	813	1,351
Total deferred	1,722	4,566	4,905
Change in valuation allowance	0	0	(19,602)
Income tax expense (benefit)	$1,611	4,902	(14,406)

The reasons for the difference between expected income tax expense utilizing the federal corporate tax rate of 34% and the actual income tax expense (benefit) are as follows:

(Dollars in thousands)	2015	2014	2013
Expected federal income tax expense	$1,553	4,176	4,170
Items affecting federal income tax:
State income taxes, net of federal income tax expense	259	698	706
Tax exempt interest	(44)	(45)	(69)
Decrease in valuation allowance	0	0	(19,602)
Other, net	(157)	73	389
Income tax expense (benefit)	$1,611	4,902	(14,406)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The tax effects of temporary differences that give rise to the deferred tax assets and deferred tax liabilities are as follows at December 31:

(Dollars in thousands)	2015	2014
Deferred tax assets:
Allowances for loan and real estate losses	$4,169	3,984
Deferred compensation costs	235	205
Deferred ESOP loan asset	710	711
Nonaccruing loan interest	361	627
Federal net operating loss carryforward	1,026	1,730
State net operating loss carryforward	2,255	2,448
Alternative minimum tax credit carryforward	500	716
Capitalized other real estate owned expenses	530	851
Net unrealized loss on securities available for sale	142	276
Other	155	237
Total gross deferred tax assets	10,083	11,785

Deferred tax liabilities:
Deferred loan fees and costs	247	250
Premises and equipment basis difference	139	141
Originated mortgage servicing rights	594	597
Core deposit intangible	105	0
Other	325	267
Total gross deferred tax liabilities	1,410	1,255
Net deferred tax assets	$8,673	10,530

The Company has cumulative federal net operating loss carryforwards of $5.0 million at December 31, 2015 that expire beginning in 2029. The Company also has state net operating loss carryforwards of $23.2 million at December 31, 2015 that expire beginning in 2023.

Retained earnings at December 31, 2015 included approximately $8.8 million for which no provision for income taxes was made. This amount represents allocations of income to bad debt deductions for tax purposes. Reduction of amounts so allocated for purposes other than absorbing losses will create income for tax purposes, which will be subject to the then-current corporate income tax rate.

The Company considers the determination of the deferred tax asset amount and the need for any valuation reserve to be a critical accounting policy that requires significant judgment. The Company has, in its judgment, made reasonable assumptions and considered both positive and negative evidence relating to the ultimate realization of deferred tax assets. Positive evidence includes the cumulative net income generated over the prior three year period and the probability that taxable income will be generated in future periods. Negative evidence includes the general business and economic environment. Based upon this evaluation, the Company determined that no valuation allowance was required with respect to the net deferred tax assets at December 31, 2015 and 2014.

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

Effective September 1, 2002, the accrual of benefits for existing participants was frozen and no new enrollments were permitted into the plan. The actuarial present value of accumulated plan benefits and net assets available for benefits relating to the Bank's employees was not available at December 31, 2015 because such information is not accumulated for each participating institution. As of June 30, 2015, the Pentegra DB Plan valuation report reflected that the Bank was obligated to make a contribution totaling $0.2 million which was paid during 2015.

Funded status (market value of plan assets divided by funding target) as of July 1 for the 2015, 2014, and 2013 plan years were 96.01%, 97.98%, and 89.51%, respectively. Market value of plan assets reflects contributions received through June 30, 2015.

Total employer contributions made to the Pentegra DB Plan, as reported on Form 5500, equal $190.8 million, $136.5 million, and $196.5 million for the plan years ended June 30, 2014, 2013 and 2012, respectively. The Bank’s contributions to the Pentegra DB Plan are not more than 5% of the total contributions to the Pentegra DB Plan. There is no funding improvement plan or rehabilitation plan as part of this multi-employer plan.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following contributions were paid by the Bank during the fiscal years ending December 31,

(Dollars in thousands)
2015		2014		2013
Date Paid	Amount	Date Paid	Amount	Date Paid	Amount
10/15/2015	$42	10/15/2014	$46	10/15/2013	$42
12/30/2015	151	12/30/2014	164	12/30/2013	215
Total	$193		$210		$257

The Company has a qualified, tax-exempt savings plan with a deferred feature qualifying under Section 401(k) of the Internal Revenue Code (the 401(k) Plan). All employees who have attained 18 years of age are eligible to participate in the 401(k) Plan. Participants are permitted to make contributions to the 401(k) Plan equal to the lesser of 50% of the participant’s annual salary or the maximum allowed by law, which was $18,000 for 2015 and $17,500 for 2014 and 2013. The Company matches 25% of each participant’s contributions up to a maximum of 8% of the participant’s annual salary. Participant contributions and earnings are fully and immediately vested. The Company’s contributions are vested on a three year cliff basis, are expensed annually, and were $0.2 million, $0.1 million, and $0.2 million in 2015, 2014 and 2013, respectively.

The Company has adopted an Employee Stock Ownership Plan (the ESOP) that meets the requirements of Section 4975(e)(7) of the Internal Revenue Code and Section 407(d)(6) of ERISA and, as such, the ESOP is empowered to borrow in order to finance purchases of the common stock of HMN. The ESOP borrowed $6.1 million from the Company to purchase 912,866 shares of common stock in the initial public offering of HMN in 1994. As a result of a merger with Marshalltown Financial Corporation (MFC), the ESOP borrowed $1.5 million in 1998 to purchase an additional 76,933 shares of HMN common stock to account for the additional employees and avoid dilution of the benefit provided by the ESOP. The ESOP debt requires quarterly payments of principal plus interest at 7.52%. The Company has committed to make quarterly contributions to the ESOP necessary to repay the loans including interest. The Company contributed $0.5 million in 2015, 2014, and 2013.

As the debt is repaid, ESOP shares that were pledged as collateral for the debt are released from collateral based on the proportion of debt service paid in the year and then allocated to eligible employees. The Company accounts for its ESOP in accordance with ASU 718, Employers' Accounting for Employee Stock Ownership Plans. Accordingly, the shares pledged as collateral are reported as unearned ESOP shares in stockholders' equity. As shares are determined to be ratably released from collateral, the Company reports compensation expense equal to the current market price of the shares, and the shares become outstanding for earnings per share computations. ESOP compensation expense was $0.3 million, $0.3 million, and $0.2 million, respectively, for 2015, 2014 and 2013.

All employees of the Bank are eligible to participate in the ESOP after they attain age 18 and complete one year of service during which they worked at least 1,000 hours. A summary of the ESOP share allocation is as follows for the years ended:

	2015	2014	2013
Shares held by participants beginning of the year	336,024	347,887	350,539
Shares allocated to participants	24,317	24,317	24,317
Shares purchased	0	0	9
Shares distributed to participants	(26,064)	(36,180)	(26,978)
Shares held by participants end of year	334,277	336,024	347,887

Unreleased shares beginning of the year	328,440	352,757	377,074
Shares released during year	(24,317)	(24,317)	(24,317)
Unreleased shares end of year	304,123	328,440	352,757
Total ESOP shares end of year	638,400	664,464	700,644
Fair value of unreleased shares at December 31	$3,512,621	4,072,656	3,728,641

In March 2001, the HMN Financial, Inc. 2001 Omnibus Stock Plan (2001 Plan) was adopted by the Company. In April 2009, this plan was superseded by the HMN Financial, Inc. 2009 Equity and Incentive Plan (2009 Plan) and options or restricted shares may no longer be awarded from the 2001 Plan. As of December 31, 2015, all outstanding options issued under the 2001 Plan have expired.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The purpose of the 2009 Plan is to provide key personnel and advisors with an opportunity to acquire a proprietary interest in the Company. The opportunity to acquire a proprietary interest in the Company is intended to aid in attracting, motivating and retaining key personnel and advisors, including non-employee directors, and to align their interests with those of the Company’s stockholders. 350,000 shares of HMN common stock were initially available for distribution under the 2009 Plan in either restricted stock or stock options, subject to adjustment for future stock splits, stock dividends and similar changes to the capitalization of the Company. Additionally, shares of restricted stock that are awarded are counted as 1.2 shares for purposes of determining the total shares available for issuance under the 2009 Plan. As of December 31, 2015, there were vested options to purchase 15,000 shares under the 2009 Plan that remain unexercised. These options expire 10 years from the date of grant and have an exercise price of $4.77.

A summary of activities under all plans for the past three years is as follows:

					Unvested options
	Shares Available For Grant	Unvested Restricted Shares Outstanding	Options Outstanding	Award Value/ Weighted Average Exercise Price	Number	Weighted Average Grant Date Fair Value	Vesting Period (in years)
2001 Plan
December 31, 2012	0	0	45,540	$28.21	0
December 31, 2013	0	0	45,540	28.21	0
Forfeited/expired	0	0	(30,540)	27.33	0
December 31, 2014	0	0	15,000	30.00	0
Forfeited/expired	0	0	(15,000)	30.00	0
December 31, 2015	0	0	0	0.00	0

2009 Plan
December 31, 2012	121,965	148,333	15,000	$4.77	6,000	$4.41
Granted October 4, 2013	(37,531)	31,276	0	N/A	0		3
Forfeited	5,400	(4,500)	0		0
Cancelled	31,219	0	0		0
Vested	0	(73,303)	0		(3,000)	4.41
December 31, 2013	121,053	101,806	15,000	4.77	3,000	4.41
Granted January 7, 2014	(28,627)	23,856	0	N/A	0		3
Granted May 27, 2014	(26,561)	22,134	0	N/A	0		3
Forfeited/expired	30,540	0	0		0
Vested	0	(62,938)	0		(3,000)	4.41
December 31, 2014	96,405	84,858	15,000	4.77	0
Granted January 27, 2015	(11,903)	9,919	0	N/A	0		3
Granted April 28, 2015	(3,158)	2,632	0	N/A	0		1
Granted June 8, 2015	(398)	332	0	N/A	0		1
Forfeited/expired	395	(329)	0		0
Forfeited/expired	15,000	0	0		0
Vested	0	(58,526)	0		0
December 31, 2015	96,341	38,886	15,000	4.77	0
Total all plans	96,341	38,886	15,000	$4.77	0

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table summarizes information about stock options outstanding at December 31, 2015:

Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Life in Years	Number Exercisable	Number Unexercisable	Unrecognized Compensation Expense	Weighted Average Years Over Which Unrecognized Compensation will be Recognized
$4.77	15,000	3.4	15,000	0	0	N/A

The Company will issue shares from treasury stock upon the exercise of outstanding options.

In accordance with ASC 718, the Company recognized no compensation expense in 2015, as all outstanding options became fully vested in 2014. Compensation expense was recognized in 2014 and 2013 as stock options were vested. The amount of the expense was determined under the fair value method. The fair value for each option grant is estimated on the date of the grant using a Black Scholes option valuation model. There were no options granted in 2015, 2014 or 2013.

NOTE 15 Earnings per Common Share

The following table reconciles the weighted average shares outstanding and net income for basic and diluted earnings per common share:

	Year ended December 31,
(Dollars in thousands, except per share data)	2015	2014	2013
Weighted average number of common shares outstanding used in basic earnings per common share calculation	4,127,453	4,060,404	4,001,288

Net dilutive effect of :
Options and warrants	513,505	507,856	266,391
Restricted stock awards	34,959	55,783	42,487
Weighted average number of common shares outstanding adjusted for effect of dilutive securities	4,675,917	4,624,043	4,310,166

Net income	$2,956	7,379	26,670
Dividends on preferred stock	(108)	(1,710)	(2,068)
Net income available to common shareholders	$2,848	5,669	24,602
Basic earnings per common share	$0.69	1.40	6.15
Diluted earnings per common share	$0.61	1.23	5.71

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16 Stockholders' Equity

The Company did not repurchase any shares of its common stock in the open market during 2015, 2014 or 2013. The Company has not made any dividend payments on its common stock during 2015, 2014 or 2013.

The Company's certificate of incorporation authorizes the issuance of up to 500,000 shares of preferred stock, and on December 23, 2008, the Company completed the sale of 26,000 shares of Preferred Stock to the Treasury. The Preferred Stock had a liquidation value of $1,000 per share and a related warrant was also issued to purchase 833,333 shares of HMN common stock at an exercise price of $4.68 per share (the Warrant). The transaction was part of the Treasury’s Capital Purchase Program under the Emergency Economic Stabilization Act of 2008. Under the terms of the sale, the shares of Preferred Stock were entitled to a quarterly cumulative compounding dividend at a stated rate of 5% per annum for each of the first five years of the investment, which increased to 9% on February 15, 2014, until HMN redeemed the shares.

On February 8, 2013, the Treasury sold the Preferred Stock to unaffiliated third party investors in a private transaction for $18.8 million. The Company received no proceeds from the sale and it had no effect on the terms of the outstanding Preferred Stock. Further, the sale of the Preferred Stock had no effect on the Company’s capital, financial condition or results of operations. In 2014, the Company redeemed 16,000 shares of Preferred Stock and on February 17, 2015, the Company redeemed the final 10,000 shares of outstanding Preferred Stock.

On May 21, 2015, the Treasury sold the Warrant at an exercise price of $4.68 to three unaffiliated third party investors for an aggregate purchase price of $5.7 million. Two of the investors received a warrant to purchase 277,777.67 shares and one investor received a warrant to purchase 277,777.66 shares. All of the warrants may be exercised at any time prior to their expiration date of December 23, 2018. The Company received no proceeds from this transaction and it had no effect on the Company’s capital, financial condition or results of operations.

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

NOTE 17 Regulatory Capital

Effective January 1, 2015 the capital requirements of the Company and the Bank were changed to implement the regulatory requirements of the Basel III capital reforms. The new requirements, among other things, (i) apply a strengthened set of capital requirements to the Bank (the Company is exempt, pursuant to the Small Bank Holding Company Policy Statement (Policy Statement) described below), including new requirements relating to common equity as a component of core capital, (ii) implement a “capital conservation buffer” against risk and a higher minimum tier 1 capital requirement, and (iii) revise the rules for calculating risk-weighted assets for purposes of such requirements. The new rules made corresponding revisions to the prompt corrective action framework and include the new capital ratios and buffer requirements which will be phased in incrementally, with full implementation scheduled for January 1, 2019. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, both the Company and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

In the second quarter of 2015, the FRB amended its Policy Statement, which exempted small bank holding companies from the above capital requirements, by raising the asset size threshold for determining applicability from $500 million to $1 billion. The Policy Statement was also expanded to include savings and loan holding companies that meet the Policy Statement’s qualitative requirements for exemption. The Company met the qualitative exemption requirements, and therefore, is exempt from the above capital requirements.

Quantitative measures established by regulations to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the following table) of Tier I (Core) capital, and Risk-based capital (as defined in the regulations) to total assets (as defined).

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2015 and 2014, the Bank's capital amounts and ratios are presented for actual capital, required capital and excess capital including amounts and ratios in order to qualify as being well capitalized under the prompt corrective action regulations:

	Actual		Required to be Adequately Capitalized		Excess Capital		To Be Well Capitalized Under Prompt Corrective Action Provisions (1)
(Dollars in thousands)	Amount	Percent of Assets(2)	Amount	Percent of Assets(2)	Amount	Percent of Assets(2)	Amount	Percent of Assets(2)
December 31, 2015
Common equity tier 1 capital	$71,520	14.08%	$22,854	4.50%	$48,666	9.58%	$33,012	6.50%
Tier I leverage	71,520	11.46	24,971	4.00	46,549	7.46	31,213	5.00
Tier 1 risk-based capital	71,520	14.08	30,473	6.00	41,047	8.08	40,630	8.00
Total risk-based capital	77,934	15.35	40,630	8.00	37,304	7.35	50,788	10.00

December 31, 2014
Tier I or core capital	$66,976	11.76%	$22,775	4.00%	$44,201	7.76%	$28,469	5.00%
Tier I risk-based capital	66,976	17.21	15,562	4.00	51,414	13.21	23,343	6.00
Risk-based capital to risk-weighted assets	71,882	18.48	31,125	8.00	40,757	10.48	38,906	10.00

(1) Under the recently issued final rules, revised requirements began to be phased in on January 1, 2015, as described above.

(2) Based upon the Bank’s adjusted total assets for the purpose of the Tier I or core capital ratios and risk-weighted assets for the purpose of the risk-based capital ratio.

Management believes that, as of December 31, 2015, the Bank’s capital ratios were in excess of those quantitative capital ratio standards applicable on that date, set forth under the prompt corrective action regulations referenced above. However, there can be no assurance that the Bank will continue to maintain such status in the future. The OCC has extensive discretion in its supervisory and enforcement activities, and can further adjust the requirement to be “well-capitalized” in the future.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

	December 31, Contract Amount
(Dollars in thousands)	2015	2014
Financial instruments whose contract amount represents credit risk:
Commitments to originate, fund or purchase loans:
1-4 family mortgages	$4,292	1,204
Commercial real estate mortgages	18,834	24,956
Non-real estate commercial loans	1,310	1,288
Undisbursed balance of loans closed	44,082	25,875
Unused lines of credit	96,354	86,714
Letters of credit	1,077	1,541
Total commitments to extend credit	$165,949	141,578
Forward commitments	$8,071	3,279

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

The Bank issued standby letters of credit which guarantee the performance of customers to third parties. The standby letters of credit outstanding expire over the next 15 months and totaled $1.0 million at December 31, 2015 and $1.5 million at December 31, 2014. The letters of credit are collateralized primarily with commercial real estate mortgages. Draws on standby letters of credit would be initiated by the secured party under the terms of the underlying obligation. Since the conditions under which the Bank is required to fund the standby letters of credit may not materialize, the cash requirements are expected to be less than the total outstanding commitments.

The Company has certain obligations and commitments to make future payments under existing contracts. At December 31, 2015, the aggregate contractual obligations (excluding bank deposits) and commercial commitments were as follows:

	Payments Due by Period
(Dollars in thousands)	Total	Less than 1 Year	1-3 Years	4-5 Years	After 5 Years
Contractual Obligations:
Total borrowings	$9,000	1,000	2,000	2,000	4,000
Annual rental commitments under non-cancellable operating leases	6,673	830	1,559	1,418	2,866
	$15,673	1,830	3,559	3,418	6,866

	Amount of Commitments Expiring by Period
Other Commercial Commitments:
Commercial lines of credit	$45,513	26,752	5,408	8,343	5,010
Commitments to lend	39,450	7,072	9,612	3,812	18,954
Standby letters of credit	1,077	1,072	5	0	0
	$86,040	34,896	15,025	12,155	23,964

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19 Derivative Instruments and Hedging Activities

The Company originates single-family residential loans for sale into the secondary market and enters into commitments to sell those loans in order to mitigate the interest rate risk associated with holding the loans until they are sold. The Company accounts for its commitments in accordance with ASC 815, Accounting for Derivative Instruments and Hedging Activities.

The Company had commitments outstanding to extend credit to future borrowers that had not closed prior to the end of the year, which is referred to as its mortgage pipeline. As commitments to originate loans enter the mortgage pipeline, the Company generally enters into commitments to sell the loans into the secondary market. The commitments to originate and sell loans are derivatives that are recorded at fair value. As a result of marking these derivatives to fair value for the period ended December 31, 2015, the Company recorded a decrease of other liabilities of $7,000, an increase of other assets of $20,000 and a net gain on the sale of loans of $27,000. As a result of marking these derivatives to fair value for the period ended December 31, 2014, the Company recorded an increase in other liabilities of $7,000, an increase in other assets of $15,000 and a net gain on the sale of loans of $8,000. As of December 31, 2015 and 2014, the current commitments to sell loans held for sale are derivatives that do not qualify for hedge accounting. The loans held for sale that are not hedged are recorded at the lower of cost or market. As a result of marking these loans for the period ended December 31, 2015, the Company recorded an increase in other liabilities of $3,000 and a net loss on the sale of loans of $3,000. As a result of marking these loans for the period ended December 31, 2014, the Company recorded an increase in other liabilities of $1,000, and a net loss on the sales of loans of $1,000.

NOTE 20 Fair Value Measurement

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

The following table summarizes the assets of the Company for which fair values are determined on a recurring basis as of December 31, 2015 and 2014.

	Carrying Value at December 31, 2015
(Dollars in thousands)	Total	Level 1	Level 2	Level 3
Securities available for sale	$111,974	0	111,974	0
Mortgage loan commitments	36	0	36	0
Total	$112,010	0	112,010	0

	Carrying Value at December 31, 2014
(Dollars in thousands)	Total	Level 1	Level 2	Level 3
Securities available for sale	$137,834	0	137,834	0
Mortgage loan commitments	16	0	16	0
Total	$137,850	0	137,850	0

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company may also be required, from time to time, to measure certain other financial assets at fair value on a nonrecurring basis in accordance with generally accepted accounting principles. These adjustments to fair value usually result from the application of the lower-of-cost-or-market accounting or write-downs of individual assets. For assets measured at fair value on a nonrecurring basis in 2015 and 2014 that were still held at December 31, the following table provides the level of valuation assumptions used to determine each adjustment and the carrying value of the related individual assets or portfolios at December 31, 2015 and 2014.

	Carrying Value at December 31, 2015
(Dollars in thousands)	Total	Level 1	Level 2	Level 3	Year Ended December 31, 2015 Total gains (losses)
Loans held for sale	$3,779	0	3,779	0	3
Mortgage servicing rights	1,499	0	1,499	0	0
Loans (1)	4,790	0	4,790	0	(373)
Real estate, net (2)	2,045	0	2,045	0	(262)
Total	$12,113	0	12,113	0	(632)

	Carrying Value at December 31, 2014
(Dollars in thousands)	Total	Level 1	Level 2	Level 3	Year Ended December 31, 2014 Total gains (losses)
Loans held for sale	$2,076	0	2,076	0	(1)
Mortgage servicing rights	1,507	0	1,507	0	0
Loans (1)	11,882	0	11,882	0	532
Real estate, net (2)	3,103	0	3,103	0	(134)
Total	$18,568	0	18,568	0	397

(1) Represents carrying value and related specific reserves on loans for which adjustments are based on the appraised value of the collateral. The carrying value of loans fully charged-off is zero.

(2) Represents the fair value and related losses on foreclosed real estate and other collateral owned that were measured at fair value subsequent to their initial classification as foreclosed assets.

NOTE 21 Fair Value of Financial Instruments

ASC 825, Disclosures about Fair Values of Financial Instruments, requires disclosure of estimated fair values of the Company's financial instruments, including assets, liabilities and off-balance sheet items for which it is practicable to estimate fair value. The fair value estimates are made as of December 31, 2015 and 2014 based upon relevant market information, if available, and upon the characteristics of the financial instruments themselves. Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are based upon judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. The estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

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

	December 31, 2015						December 31, 2014
			Fair value hierarchy
(Dollars in thousands)	Carrying amount	Estimated fair value	Level 1	Level 2	Level 3	Contract amount	Carrying amount	Estimated fair value	Contract amount
Financial assets:
Cash and cash equivalents	$39,782	39,782	39,782				46,634	46,634
Securities available for sale	111,974	111,974		111,974			137,834	137,834
Loans held for sale	3,779	3,779		3,779			2,076	2,076
Loans receivable, net	463,185	458,539		458,539			365,113	364,509
FHLB stock	691	691		691			777	777
Accrued interest receivable	2,254	2,254		2,254			1,713	1,713
Financial liabilities:
Deposits	559,387	558,731		558,731			496,750	496,494
FHLB advances and other borrowings	9,000	9,000		9,000			0	0
Accrued interest payable	242	242		242			93	93
Off-balance sheet financial instruments:
Commitments to extend credit	36	36				165,949	16	16	141,578
Commitments to sell loans	(26)	(26)				8,071	(30)	(30)	3,279

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

FHLB Stock

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

FHLB Advances and Other Borrowings

The fair values of advances and borrowings with fixed maturities are estimated based on discounted cash flow analysis using as discount rates the interest rates charged by the FHLB for borrowings of similar remaining maturities.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 22 HMN Financial, Inc. Financial Information (Parent Company Only)

The following are the condensed financial statements for the parent company only as of December 31, 2015 and 2014 and for the years ended December 31, 2015, 2014 and 2013.

(Dollars in thousands)	2015	2014	2013
Condensed Balance Sheets
Assets:
Cash and cash equivalents	$2,564	557
Investment in subsidiaries	74,565	73,733
Loans receivable, net	0	900
Prepaid expenses and other assets	33	10
Deferred tax asset, net	1,000	1,022
Total assets	$78,162	76,222
Liabilities and Stockholders' Equity:
Other borrowed money	9,000	0
Accrued expenses and other liabilities	$(483)	209
Total liabilities	8,517	209
Serial preferred stock	0	10,000
Common stock	91	91
Additional paid-in capital	50,388	50,207
Retained earnings	80,536	77,805
Net unrealized losses on securities available for sale	(214)	(418)
Unearned employee stock ownership plan shares	(2,417)	(2,610)
Treasury stock, at cost, 4,645,769 and 4,658,323 shares	(58,739)	(59,062)
Total stockholders' equity	69,645	76,013
Total liabilities and stockholders' equity	$78,162	76,222
Condensed Statements of Income
Interest income	$1	1	1
Interest expense	(571)	0	0
Equity income of subsidiaries	3,629	7,644	26,792
Compensation and benefits	(269)	(233)	(235)
Occupancy	(30)	(24)	(24)
Data processing	(6)	(6)	(6)
Other	(335)	(539)	(498)
Income before income tax benefit	2,419	6,843	26,030
Income tax benefit	(537)	(536)	(640)
Net income	$2,956	7,379	26,670
Condensed Statements of Cash Flows
Cash flows from operating activities:
Net income	$2,956	7,379	26,670
Adjustments to reconcile net income to cash used by operating activities:
Equity income of subsidiaries	(3,629)	(7,644)	(26,792)
Deferred income tax benefit	(22)	(92)	(931)
Earned employee stock ownership shares priced above (below) original cost	57	53	(21)
Stock option compensation	0	1	4
Cancellation of restricted stock awards	0	0	(119)
Amortization of restricted stock awards	447	240	202
Decrease in unearned ESOP shares	193	194	193
(Decrease) increase in accrued expenses and other liabilities	(692)	(420)	47
Decrease (increase) in other assets	23	69	(65)
Other, net	(1)	0	(1)
Net cash used by operating activities	(668)	(220)	(813)
Cash flows from investing activities:
Decrease (increase) in loans receivable, net	900	100	(200)
Net cash provided (used) by investing activities	900	100	(200)
Cash flows from financing activities:
Redemption of preferred stock	(10,000)	(16,000)	0
Dividends to preferred stockholders	(225)	(5,964)	0
Proceeds from borrowings	10,000	0	0
Repayments of borrowings	(1,000)	0	0
Dividends received from Bank	3,000	22,500	1,000
Net cash provided by financing activities	1,775	536	1,000
Increase (decrease) in cash and cash equivalents	2,007	416	(13)
Cash and cash equivalents, beginning of year	557	141	154
Cash and cash equivalents, end of year	$2,564	557	141

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

(Dollars in thousands)	Home Federal Savings Bank	Other	Eliminations	Consolidated Total

At or for the year ended December 31, 2015:
Interest income – external customers	$21,453	0	0	21,453
Non-interest income – external customers	7,653	0	0	7,653
Intersegment interest income	0	1	(1)	0
Intersegment non-interest income	204	3,629	(3,833)	0
Interest expense	937	571	(1)	1,507
Non-interest expense	22,760	640	(204)	23,196
Income tax expense (benefit)	2,148	(537)	0	1,611
Net income	3,629	2,956	(3,629)	2,956
Total assets	642,151	78,162	(77,152)	643,161

At or for the year ended December 31, 2014:
Interest income – external customers	$20,613	0	0	20,613
Non-interest income – external customers	7,284	0	0	7,284
Intersegment interest income	0	2	(2)	0
Intersegment non-interest income	180	7,644	(7,824)	0
Interest expense	1,213	0	(2)	1,211
Non-interest expense	20,781	802	(180)	21,403
Income tax expense (benefit)	5,438	(536)	0	4,902
Net income	7,644	7,379	(7,644)	7,379
Total assets	576,397	76,221	(75,192)	577,426

At or for the year ended December 31, 2013:
Interest income – external customers	$22,983	0	0	22,983
Non-interest income – external customers	7,312	0	0	7,312
Intersegment interest income	0	1	(1)	0
Intersegment non-interest income	182	26,792	(26,974)	0
Interest expense	3,290	0	(1)	3,289
Non-interest expense	22,039	766	(182)	22,623
Income tax benefit	(13,766)	(640)	0	(14,406)
Net income	26,795	26,667	(26,792)	26,670
Total assets	647,679	90,483	(89,540)	648,622

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

HMN Financial, Inc. and Subsidiaries

Rochester, Minnesota

We have audited the accompanying consolidated balance sheets of HMN Financial, Inc. and Subsidiaries (the Company) as of December 31, 2015 and 2014, and the related consolidated statements of comprehensive income, stockholders’ equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion of these consolidated financial statements based on our audits. The consolidated statements of comprehensive income, stockholders’ equity, and cash flows of HMN Financial, Inc. and subsidiaries for the year ended December 31, 2013 were audited by other auditors whose report dated March 11, 2014, was unqualified.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of HMN Financial, Inc. and subsidiaries as of December 31, 2015 and 2014, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Minneapolis, Minnesota

March 11, 2016

OTHER FINANCIAL DATA

The following tables set forth certain information as to the Bank’s Federal Home Loan Bank (FHLB) advances.

	Year Ended December 31,
(Dollars in thousands)	2015	2014	2013
Maximum Balance:
FHLB advances	$16,000	0	70,000
FHLB short-term advances	16,000	0	70,000
Average Balance:
FHLB advances	551	0	30,329
FHLB short-term advances	551	0	30,329

See “Note 12 Federal Home Loan Bank (FHLB) Advances and Other Borrowings” in the Notes to Consolidated Financial Statements for more information on the Bank’s FHLB advances and other borrowings.

COMMON STOCK INFORMATION

The common stock of the Company is listed on the Nasdaq Stock Market under the symbol HMNF. As of December 31, 2015, the Company had 9,128,662 shares of common stock issued and 4,645,769 shares in treasury stock. As of December 31, 2015, there were 598 stockholders of record and 1,048 estimated beneficial stockholders. The following table presents the stock price information for the Company as furnished by Nasdaq for each quarter for the last two fiscal years. On February 12, 2016, the last reported sale price of shares of our common stock on the Nasdaq Stock Market was $11.00 per share. The Company has not paid a dividend on its common stock during the three year period ending December 31, 2015 and no common stock dividends are anticipated to be paid in 2016. See “Liquidity and Capital Resources – Dividends” in the “Management Discussion and Analysis” section of this annual report for a description of restrictions on the ability of the Company and the Bank to pay dividends.

	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014
HIGH	$12.06	12.06	12.61	12.92	13.95	13.20	11.98	13.44
LOW	11.06	10.88	10.18	11.46	10.06	10.95	8.94	9.82
CLOSE	11.55	11.51	11.79	12.10	12.40	13.20	11.00	9.85

The following graph and table compares the total cumulative stockholders’ return on the Company’s common stock to the NASDAQ U.S. Stock Index (“NASDAQ Composite”), which includes all NASDAQ traded stocks of U.S. companies, and the SNL Bank NASDAQ Index. The graph and table assume that $100 was invested on December 31, 2010 and that all dividends were reinvested.

		Period Ending
Index	12/31/10	12/31/11	12/31/12	12/31/13	12/31/14	12/31/15
HMN Financial, Inc.	100.00	68.90	123.53	376.16	441.28	411.03
NASDAQ Composite	100.00	99.21	116.82	163.75	188.03	201.40
SNL Bank NASDAQ Index	100.00	88.73	105.75	152.00	157.42	169.94

SELECTED QUARTERLY FINANCIAL DATA

(Dollars in thousands, except per share data)	December 31, 2015	September 30, 2015	June 30, 2015
Selected Operations Data (3 months ended):
Interest income	$6,109	5,390	5,070
Interest expense	393	397	391
Net interest income	5,716	4,993	4,679
Provision for loan losses	75	(56)	(183)
Net interest income after provision for loan losses	5,641	5,049	4,862
Non-interest income:
Fees and service charges	827	863	844
Loan servicing fees	268	262	257
Gain on sales of loans	536	613	530
Gain on aquisition	0	289	0
Other	330	204	236
Total non-interest income	1,961	2,231	1,867
Non-interest expense:
Compensation and benefits	3,448	3,299	3,540
(Gains) losses on real estate owned	97	168	65
Occupancy	981	936	926
Deposit insurance	106	125	74
Data processing	267	254	268
Other	1,097	1,187	927
Total non-interest expense	5,996	5,969	5,800
Income before income tax expense	1,606	1,311	929
Income tax expense	516	491	344
Net income	1,090	820	585
Preferred stock dividends	0	0	0
Net income available to common stockholders	$1,090	820	585
Basic earnings per common share	$0.26	0.20	0.14
Diluted earnings per common share	$0.23	0.18	0.13
Financial Ratios:
Return on average assets(1)	0.69%	0.53%	0.42%
Return on average common equity(1)	6.19	4.77	3.50
Average equity to average assets	11.70	11.91	12.30
Net interest margin(1)(2)	3.80	3.44	3.56

(Dollars in thousands)
Selected Financial Condition Data:
Total assets	$643,161	618,917	564,001
Securities available for sale:
Mortgage-backed and related securities	2,283	7,080	2,115
Other marketable securities	109,691	138,258	123,326
Loans held for sale	3,779	5,153	5,968
Loans receivable, net	463,185	432,174	368,110
Deposits	559,387	531,586	481,476
Stockholders’ equity	69,645	68,710	67,494

(1) Annualized

(2) Net interest income divided by average interest-earning assets

March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014

4,884	5,035	5,131	5,020	5,427
326	274	297	306	334
4,558	4,761	4,834	4,714	5,093
0	(2,221)	(989)	(2,178)	(1,610)
4,558	6,982	5,823	6,892	6,703

782	831	903	901	823
261	271	263	263	261
285	348	804	330	346
0	0	0	0	0
268	230	224	228	258
1,596	1,680	2,194	1,722	1,688

3,448	3,388	3,193	3,273	3,478
(112)	(64)	(78)	(1,120)	68
879	1,037	896	876	882
70	107	74	97	157
231	276	240	249	246
917	1,073	1,100	1,089	866
5,433	5,817	5,425	4,464	5,697
721	2,845	2,592	4,150	2,694
260	1,167	1,054	1,620	1,062
461	1,678	1,538	2,530	1,632
(108)	(293)	(360)	(524)	(532)
353	1,385	1,178	2,006	1,100
0.09	0.34	0.29	0.50	0.27
0.08	0.30	0.25	0.44	0.24

0.33%	1.13%	1.01%	1.62%	1.08%
2.60	8.74	7.89	12.32	7.61
12.62	13.25	13.37	13.68	14.23
3.42	3.42	3.31	3.20	3.59

565,487	577,426	594,433	609,882	620,775

2,471	2,909	3,361	3,878	4,462
151,674	134,925	137,180	123,369	98,031
2,663	2,076	1,235	3,861	1,425
360,370	365,113	365,572	367,667	383,020
483,323	496,750	504,908	522,853	522,383
66,775	76,013	80,611	79,376	87,226

HMN Financial, Inc.

1016 Civic Center Drive NW

Rochester, MN 55901

(507) 535-1200

Annual Meeting

The annual meeting of shareholders will be held on Tuesday, April 26, 2016 at 10:00 a.m. (Central Time) at the Rochester Golf and Country Club, 3100 West Country Club Road, Rochester, Minnesota.

Legal Counsel

Faegre Baker Daniels LLP

2200 Wells Fargo Center

90 South Seventh Street

Minneapolis, MN 55402-3901

Independent Registered Public Accounting Firm

CliftonLarsonAllen LLP

220 South Sixth Street, Suite 300

Minneapolis, MN 55402-1436

Investor Information and Form 10-K

HMN’s Form 10-K, filed with the Securities and Exchange Commission, is available without charge upon written request from:

HMN Financial, Inc.

Attn: Cindy Hamlin,

Investor Relations

1016 Civic Center Drive NW

Rochester, MN 55901

or at www.hmnf.com

Transfer Agent and Registrar

Inquiries regarding change of address, transfer requirements, and lost certificates should be directed to HMN’s transfer agent:

Wells Fargo Bank, N.A.

Shareowner Services

1110 Centre Pointe Curve, Suite 101

MAC N9173-010

Mendota Heights, MN 55120

www.wellsfargo.com/

shareownerservices

(800) 468-9716

Directors

Dr. Hugh C. Smith

Chairman of the Board

HMN and Home Federal Savings Bank

Retired Professor of Medicine, Mayo Clinic College of Medicine and Consultant in Cardiovascular Division, Mayo Clinic

Allen J. Berning

Chief Executive Officer

Ambient Clinical Analytics

Michael J. Fogarty

Retired Vice President

C.O. Brown Agency, Inc.

Bradley C. Krehbiel

President and Chief Executive Officer

HMN and Home Federal Savings Bank

Malcolm W. McDonald

Retired Senior Vice President

Space Center, Inc.

Bernard R. Nigon

Retired Audit Partner with

RSM US LLP

Wendy S. Shannon

Assistant Professor

Winona State University

Dr. Patricia S. Simmons

Retired Professor of Pediatric and Adolescent Medicine, Mayo Clinic College of Medicine

Mark E. Utz

Attorney at law, Wendland Utz, Ltd.

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

Eagan

2805 Dodd Road, Suite 160

Eagan, MN 55121

(651) 405-2000

Kasson

203 West Main
Kasson, MN 55944

(507) 634-7022

502 South Mantorville Avenue
Kasson, MN 55944

(507) 634-4141

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

Winona

175 Center Street

Winona, MN 55987

(507) 453-6460

Loan Production Offices

Sartell

50 14th Ave E, Suite 100
Sartell, MN 56377

(320) 654-4020

Owatonna

1850 Austin Road, Suite 103

Owatonna, MN 55060
(507) 413-6420

Delafield

3960 Hillside Drive, Suite 206
Delafield, WI 53018

(262) 337-9511