Form 10-K, Exhibit 13
period 2016-12-31
HMN FINANCIAL INC
filed 2017-03-10
CIK 921183

Exhibit 13

Financial Highlights	1
Letter to Shareholders and Clients	2
Board of Directors	4
Five-year Consolidated Financial Highlights	5
Management Discussion and Analysis	6
Consolidated Financial Statements	27
Notes to Consolidated Financial Statements	31
Report of Independent Registered Public Accounting Firm	66
Other Financial Data	64
Selected Quarterly Financial Data	66
Common Stock Information	68
Corporate and Shareholder Information	Inside Back Cover
Directors and Officers	Inside Back Cover

HMN Financial, Inc. and Home Federal Savings Bank are headquartered in Rochester, Minnesota. Home Federal Savings Bank operates twelve full service offices in Minnesota located in Albert Lea, Austin, Eagan, Kasson (2), La Crescent, Rochester (4), Spring Valley and Winona; one full service office in Marshalltown, Iowa; and three loan origination offices in Minnesota located in Sartell, Owatonna, and Mankato and one loan origination office in Delafield, Wisconsin.

FINANCIAL HIGHLIGHTS

	At or For the Year Ended
Operating Results:	December 31,		Percentage
(Dollars in thousands, except per share data)	2016	2015	Change
Total interest income	$27,349	21,453	27.5%
Total interest expense	1,593	1,507	5.7
Net interest income	25,756	19,946	29.1
Provision for loan losses	(645)	(164)	(293.3)
Net interest income after provision for loan losses	26,401	20,110	31.3
Fees and service charges	3,427	3,316	3.3
Loan servicing fees	1,108	1,046	5.9
Gain on sales of loans	2,618	1,964	33.3
Other non-interest income	1,048	1,327	(21.0)
Total non-interest income	8,201	7,653	7.2
Total non-interest expense	24,130	23,196	4.0
Income before income tax expense	10,472	4,567	129.3
Income tax expense	4,122	1,611	155.9
Net income	6,350	2,956	114.8
Preferred stock dividends	0	(108)	100.0
Net income available to common shareholders	$6,350	2,848	123.0

Per Common Share Information:
Earnings per common share and common share equivalents
Basic	$1.52	0.69
Diluted	1.34	0.61
Stock price (for the year)
High	$18.55	12.92
Low	10.81	10.18
Close	17.50	11.55
Book value per common share	16.91	15.54
Closing price to book value	103.49%	74.32%

Financial Ratios:
Return on average assets	0.96%	0.50%	92.0%
Return on average stockholders' equity	8.71	4.27	104.0
Net interest margin	4.11	3.56	15.4
Operating expenses to average assets	3.66	3.92	(6.6)
Average stockholders’ equity to average assets	11.07	11.70	(5.4)
Stockholders’ equity to total assets at year end	11.13	10.83	2.8
Non-performing assets to total assets	0.57	0.97	(41.2)
Efficiency ratio	71.06	84.05	(15.5)

Balance Sheet Data:	December 31,		Percentage
(Dollars in thousands)	2016	2015	Change
Total assets	$682,023	643,161	6.0%
Securities available for sale	78,477	111,974	(29.9)
Loans held for sale	2,009	3,779	(46.8)
Loans receivable, net	551,171	463,185	19.0
Deposits	592,811	559,387	6.0
Federal Home Loan Bank advances and other borrowings	7,000	9,000	(22.2)
Stockholders’ equity	75,919	69,645	9.0
Home Federal Savings Bank regulatory capital ratios:
Common equity tier 1 capital	13.42%	14.08%	(4.7)%
Tier 1 leverage	11.55	11.46	0.8
Tier 1 risk-based capital	13.42	14.08	(4.7)
Total risk-based capital	14.68	15.35	(4.4)

Letter to Shareholders and Clients

I am very proud to present you with our 2016 Annual Report. It reflects the hard work of a very dedicated group of employees and the patronage shown by our many loyal clients.

Net income for the year was $6.4 million and the return on stockholders' equity was 8.71%. While I am pleased with these bottom line results, I am especially pleased with the significant changes our balance sheet has undergone throughout the year, which I believe has positioned us to become a more profitable bank in the years to come.

While our total assets grew $39 million, or 6.1% during the year, our gross loan portfolio grew over $87 million, or 18.5%, during the same period. Most importantly, we grew in all four of the major loan categories – single family residential, commercial real estate, commercial business, and consumer, for the first time in over eight years. This growth was funded in part by a corresponding reduction in our lower-yielding investment portfolio. The asset growth and composition changes resulted in a $5.8 million increase in net interest income from the prior year.

Growth in deposits was another bright spot as the overall average deposits grew over $62 million in 2016 with all deposit account types showing growth during the year. Almost $43 million of the average deposit growth was related to the acquisitions we made during the past eighteen months, with the remaining growth related to organic deposit growth at our existing branches.

In April of 2016, we acquired certain assets and liabilities of the Albert Lea branch of Deerwood Bank. We were fortunate to find a branch in one of our existing markets that we could purchase without incurring significant increases in our overhead expense. The integration of client portfolios went very smoothly and the transition to servicing these deposits out of our existing branch facility helped make this office one of the largest community banks in that market.

2016 also marked the first full year of operation of the branches we acquired in Kasson, Minnesota in August of the prior year. This purchase has proven to be well timed and a very good fit for our Bank. Our new Kasson employees have done a remarkable job of transitioning their client base to Home Federal.

Other divisions of our Bank reported strong operating results as well. Our residential mortgage lending operation generated sales into the secondary market of $89.1 million in 2016 and recognized $2.1 million in gains on the sale of these loans. Our Small Business Administration (SBA) and United States Department of Agriculture (USDA) lenders also sold over $7.5 million in loans during the year recognizing a gain on sale of $0.5 million. Finally, Home Federal Investments Services, our wholly owned Bank subsidiary that offers our clients investment products and advice, reported record revenues and income for the year as well.

These results are due in large part to a major staffing upgrade we embarked on over the past three years. Our surveys of businesses and individuals in the markets we serve found that a growing number of prospective clients are disappointed with what they view as a general decline in the experience and authority levels of management at their local bank. For them, access to an experienced local manager, who has been given the authority to make a decision, is an important factor in determining where they choose to bank. We responded by training our local managers to offer all types and categories of Bank products while recruiting and retaining new talent where needed. While this staffing structure might be more expensive than the more common centralized approach, we are confident that it is an important point of differentiation in today’s competitive marketplace.

Our focus on credit quality continued during the year. Non-performing assets declined $2.3 million, or 37%, to $3.9 million at year-end. Our past due ratio as of year-end was less than 1%, while our reserve for problem loans was 1.80% of net total loans. Our improved asset quality positioned us to record a credit provision for loan loss during the year of $0.6 million.

At HMN, we believe our Company and our employees have a responsibility to give back to the local communities we serve. To that end, our employees collectively donated over 5,000 hours to local community service projects and nonprofits in 2016. Furthermore, Home Federal Savings Bank contributed almost $200,000 to various community projects, non-profits, and charities during the year.

I believe that our work in 2016 has positioned HMN to continue to grow and prosper in the coming years. Thank you for your support in making that happen.

Best Regards,

Brad Krehbiel

President/CEO

Board of Directors

	Dr. Hugh Smith Chairman of the Board	Bradley Krehbiel President and CEO

Allen Berning	Michael Bue	Bernard Nigon	Dr. Wendy Shannon

Dr. Patricia Simmons	Mark Utz	Hans Zietlow

FIVE-YEAR CONSOLIDATED FINANCIAL HIGHLIGHTS

Selected Operations Data:	Year Ended December 31,
(Dollars in thousands, except per share data)	2016	2015	2014	2013		2012
Total interest income	$27,349	21,453	20,613	22,983		30,816
Total interest expense	1,593	1,507	1,211	3,289		7,139
Net interest income	25,756	19,946	19,402	19,694		23,677
Provision for loan losses	(645)	(164)	(6,998)	(7,881)		2,544
Net interest income after provision for loan losses	26,401	20,110	26,400	27,575		21,133
Fees and service charges	3,427	3,316	3,458	3,513		3,325
Loan servicing fees	1,108	1,046	1,058	1,029		964
Gain on sales of loans	2,618	1,964	1,828	2,102		3,574
Other non-interest income	1,048	1,327	940	668		1,127
Total non-interest income	8,201	7,653	7,284	7,312		8,990
Total non-interest expense	24,130	23,196	21,403	22,623		24,670
Income before income tax expense	10,472	4,567	12,281	12,264		5,453
Income tax expense (benefit)	4,122	1,611	4,902	(14,406	) (1)	132
Net income	6,350	2,956	7,379	26,670		5,321
Preferred stock dividends and discount	0	(108)	(1,710)	(2,068)		(1,861)
Net income available to common shareholders	$6,350	2,848	5,669	24,602		3,460

Basic earnings per common share	$1.52	0.69	1.40	6.15		0.88
Diluted earnings per common share	1.34	0.61	1.23	5.71		0.86

(1) Relates to the elimination of the deferred tax asset valuation reserve at December 31, 2013.

Selected Financial Condition Data:	December 31,
(Dollars in thousands, except per share data)	2016	2015	2014	2013	2012
Total assets	$682,023	643,161	577,426	648,622	653,327
Securities available for sale	78,477	111,974	137,834	107,956	85,891
Loans held for sale	2,009	3,779	2,076	1,502	2,584
Loans receivable, net	551,171	463,185	365,113	384,615	454,045
Deposits	592,811	559,387	496,750	553,930	514,951
FHLB advances and other borrowings	7,000	9,000	0	0	70,000
Stockholders’ equity	75,919	69,645	76,013	85,675	60,834
Book value per common share	16.91	15.54	14.77	13.49	8.02

Number of full service offices	13	13	11	11	12
Number of loan origination offices(2)	3	3	2	1	1

Key Ratios: (3)
Stockholders’ equity to total assets at year end	11.13%	10.83%	13.16%	13.21%	9.31%
Average stockholders’ equity to average assets	11.07	11.70	13.25	10.77	8.81
Return on stockholders’ equity
(ratio of net income to average equity)	8.71	4.27	9.12	42.22	8.94
Return on assets
(ratio of net income to average assets)	0.96	0.50	1.21	4.55	0.79

(2) The Company opened a 4th loan origination office in Mankato, Minnesota on January 1, 2017.

(3) Average balances were calculated based upon amortized cost without the market value impact of ASC 320.

See accompanying notes to consolidated financial statements.

This Annual Report, other reports filed by the Company with the Securities and Exchange Commission, and the Company’s proxy statement may contain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are often identified by such forward-looking terminology as “expect,” “intend,” “look,” “believe,” “anticipate,” “estimate,” “project,” “seek,” “may,” “will,” “would,” “could,” “should,” “trend,” “target,” and “goal” or similar statements or variations of such terms and include, but are not limited to, those relating to growing our core deposit relationships and loan balances, enhancing the financial performance and profitability of our core banking operations, improving credit quality, reducing non-performing assets, and generating improved financial results (including profitability); the adequacy and amount of available liquidity and capital resources to the Bank; the Company’s liquidity and capital requirements; our expectations for core capital and our strategies and potential strategies for maintenance thereof; improvements in loan production; changes in the size of the Bank’s loan portfolio; the amount of the Bank’s non-performing assets and the appropriateness of the allowance therefor; anticipated future levels of the provision for loan losses; future losses on non-performing assets; the amount and composition of interest-earning assets; the amount and composition of interest-bearing liabilities; the availability of alternate funding sources; the payment of dividends by HMN; the future outlook for the Company; the amount of deposits that will be withdrawn from checking and money market accounts and how the withdrawn deposits will be replaced; the projected changes in net interest income based on rate shocks; the range that interest rates may fluctuate over the next twelve months; the net market risk of interest rate shocks; the future outlook for the issuer trust preferred securities held by the Bank; the ability of the Bank to pay dividends to HMN; the ability of HMN to pay the principal and interest payments on its third party note payable; the ability to remain well capitalized; and compliance by the Bank with regulatory standards generally (including the Bank’s status as “well-capitalized”) and other supervisory directives or requirements to which the Company or the Bank are or may become expressly subject, specifically, and possible responses of the Office of the Comptroller of the Currency (OCC), Board of Governors of the Federal Reserve System (FRB), the Bank, and the Company to any failure to comply with any such regulatory standard, directive or requirement.

A number of factors could cause actual results to differ materially from the Company’s assumptions and expectations. These include but are not limited to the adequacy and marketability of real estate and other collateral securing loans to borrowers; federal and state regulation and enforcement; possible legislative and regulatory changes, including additional changes to regulatory capital rules; the ability of the Bank to comply with other applicable regulatory capital requirements; enforcement activity of the OCC and FRB in the event of our non-compliance with any applicable regulatory standard or requirement; adverse economic, business and competitive developments such as shrinking interest margins, reduced collateral values, deposit outflows, changes in credit or other risks posed by the Company’s loan and investment portfolios; changes in costs associated with alternate funding sources, including changes in collateral advance rates and policies of the Federal Home Loan Bank (FHLB); technological, computer-related or operational difficulties; results of litigation; reduced demand for financial services and loan products; changes in accounting policies and guidelines, or monetary and fiscal policies of the federal government or tax laws; international economic developments; the Company’s access to and adverse changes in securities markets; the market for credit related assets; the future operating results, financial condition, cash flow requirements and capital spending priorities of the Company and the Bank; the availability of internal and, as required, external sources of funding; acquisition integration costs; our ability to attract and retain employees; or other significant uncertainties. Additional factors that may cause actual results to differ from the Company’s assumptions and expectations include those set forth in the Company’s most recent filing on Forms 10-K and 10-Q with the Securities and Exchange Commission. All forward-looking statements are qualified by, and should be considered in conjunction with, such cautionary statements. For additional discussion of the risks and uncertainties applicable to the Company, see the “Risk Factors” sections of the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.

All statements in this Annual Report, including forward-looking statements, speak only as of the date hereof, and we undertake no duty to update any of the forward-looking statements after the date of this Annual Report.

Overview

HMN Financial, Inc. (HMN or the Company) is the stock savings bank holding company for Home Federal Savings Bank (the Bank), which operates community banking and loan production offices in Minnesota, Iowa and Wisconsin. The earnings of the Company are primarily dependent on the Bank's net interest income, which is the difference between interest earned on loans and investments, and the interest paid on interest-bearing liabilities such as deposits and other borrowings. The difference between the average rate of interest earned on assets and the average rate paid on liabilities is the "interest rate spread". Net interest income is produced when interest-earning assets equal or exceed interest-bearing liabilities and there is a positive interest rate spread. Net interest income and net interest rate spread are affected by changes in interest rates, the volume and composition of interest-earning assets and interest-bearing liabilities, and the level of non-performing assets. The Company's net earnings are also affected by the generation of non-interest income, which consists primarily of gains from the sale of loans and real estate owned, fees for servicing loans, commissions on the sale of uninsured investment products, and service charges on deposit accounts. The Bank incurs expenses in addition to interest expense in the form of salaries and benefits, occupancy expenses, provisions for loan losses, deposit insurance, amortization expense on mortgage servicing assets, data processing costs and income taxes. The earnings of financial institutions, such as the Bank, are also significantly affected by prevailing economic and competitive conditions, particularly changes in interest rates, government monetary and fiscal policies, and regulations of various regulatory authorities. Lending activities are influenced by the demand for and supply of business credit, single-family and commercial properties, competition among lenders, the level of interest rates and the availability of funds. Deposit flows and costs of deposits are influenced by prevailing market rates of interest on competing investments, account maturities and the levels of personal income and savings.

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

Allowance for Loan Losses and Related Provision

The allowance for loan losses is based on periodic analysis of the loan portfolio and is maintained at an amount considered to be appropriate by management to provide for probable losses inherent in the loan portfolio as of the balance sheet dates. In this analysis, management considers factors including, but not limited to, specific occurrences of loan impairment, actual and anticipated changes in the size of the portfolios, national and regional economic conditions such as unemployment data, loan delinquencies, local economic conditions, demand for single-family homes, demand for commercial real estate and building lots, loan portfolio composition and historical loss experience and observations made by the Company's ongoing internal audit and regulatory exam processes. Loans are charged off to the extent they are deemed to be uncollectible. The Company has established separate processes to determine the appropriateness of the loan loss allowance for its homogeneous single-family and consumer loan portfolios and its non-homogeneous loan portfolios. The determination of the allowance on the homogeneous single-family and consumer loan portfolios is calculated on a pooled basis with individual determination of the allowance for all non-performing loans. The determination of the allowance for the non-homogeneous commercial, commercial real estate and multi-family loan portfolios involves assigning standardized risk ratings and loss factors that are periodically reviewed. The loss factors are estimated based on the Company's own loss experience and are assigned to all loans without identified credit weaknesses. For each non-performing loan, the Company also performs an individual analysis of impairment that is based on the expected cash flows or the value of the assets collateralizing the loans and establishes any necessary reserves or charges off all loans, or portions thereof, that are deemed uncollectible.

The appropriateness of the allowance for loan losses is dependent upon management’s estimates of variables affecting valuation, appraisals of collateral, evaluations of performance and status, and the amounts and timing of future cash flows expected to be received on impaired loans. Such estimates, appraisals, evaluations and cash flows may be subject to adjustments due to changing economic prospects of borrowers or properties. The fair market value of collateral dependent loans are typically based on the appraised value of the property less estimated selling costs. The estimates are reviewed periodically and adjustments, if any, are recorded in the provision for loan losses in the periods in which the adjustments become known. Because of the size of some loans, changes in estimates can have a significant impact on the loan loss provision. The allowance is allocated to individual loan categories based upon the relative risk characteristics of the loan portfolios and the actual loss experience. The Company increases its allowance for loan losses by charging the provision for loan losses against income and by receiving recoveries of previously charged off loans. The Company decreases its allowance by crediting the provision for loan losses. The current year activity in the allowance resulted in a credit to the loan loss provision. The methodology for establishing the allowance for loan losses takes into consideration probable losses that have been identified in connection with specific loans as well as losses in the loan portfolio that have not been specifically identified. Although management believes that based on current conditions the allowance for loan losses is maintained at an appropriate amount to provide for probable loan losses inherent in the portfolio as of the balance sheet dates, future conditions may differ substantially from those anticipated in determining the allowance for loan losses and adjustments may be required in the future.

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

The Company maintains significant net deferred tax assets for deductible temporary differences, the largest of which relate to the allowance for loan and real estate losses and state net operating loss carryforwards. For income tax purposes, only net charge-offs are deductible, not the entire provision for loan losses. Under generally accepted accounting principles, a valuation allowance is required to be recognized if it is “more likely than not” that the deferred tax asset will not be realized. The determination of the realizability of the deferred tax assets is highly subjective and dependent upon management’s judgment and evaluation of both positive and negative evidence, including the forecasts of future income, tax planning strategies, and assessments of the current and future economic and business conditions. The Company considers both positive and negative evidence regarding the ultimate realizability of deferred tax assets. Positive evidence includes the Company’s cumulative net income in the prior three year period, the ability to implement tax planning strategies to accelerate taxable income recognition, and the probability that taxable income will be generated in future periods. The Company could not currently identify any negative evidence. It is possible that future conditions may differ substantially from those anticipated in determining that no valuation allowance was required on deferred tax assets and adjustments may be required in the future.

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

Accounting for Loans Acquired in a Business Combination

Loans acquired in a business combination are initially recorded at their acquisition date fair values. The fair values of the purchased loans are based on the present value of the expected cash flows, including principal, interest and prepayments. Periodic principal and interest cash flows are adjusted for expected losses and prepayments, then discounted to determine the present value and summed to arrive at the estimated fair value. Fair value estimates involve assumptions and judgments as to credit risk, interest rate risk, prepayment risk, liquidity risk, default rates, loss severity, payment speeds, collateral values and discount rate. Purchased loans are divided into loans with evidence of credit quality deterioration, which are accounted for under Accounting Standards Codification (ASC) topic 310-30 (purchased credit impaired (PCI)) and loans that do not meet this criteria, which are accounted for under ASC topic 310-20 (performing). PCI loans have experienced a deterioration of credit quality from origination to acquisition for which it is probable that the Bank will not be able to collect all principal and interest payments on the loan. In the assessment of credit quality, numerous assumptions, interpretations and judgments must be made, based on internal and third-party credit quality information and ultimately the determination as to the probability that all contractual cash flows will not be able to be collected. This is a point in time assessment and inherently subjective due to the nature of the available information and judgment involved.

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

Subsequent to the acquisition date, the methods utilized to estimate the required allowance for loan losses for these loans is similar to originated loans. See “Note 2 Acquisitions” and “Note 6 Allowance for Loan Losses and Credit Quality Information” in the Notes to Consolidated Financial Statements for more information regarding acquired loans.

Results of Operations

Comparison of 2016 with 2015

Net income was $6.4 million for 2016, an increase of $3.4 million compared to net income of $3.0 million for 2015. Net income available to common shareholders was $6.4 million for 2016, an increase of $3.6 million compared to net income available to common shareholders of $2.8 million for 2015. Diluted earnings per share for the year ended December 31, 2016 was $1.34, an increase of $0.73 per share compared to diluted earnings per share of $0.61 for the year ended December 31, 2015. The increase in net income for 2016 is due primarily to a $5.9 million increase in interest income as a result of an increase in the average interest-earning assets and a change in the composition of the average interest-earning assets held between the periods. Gain on sales of loans increased $0.7 million due to an increase in single family mortgage loan production and sales between the periods. The provision for loan losses decreased $0.5 million between the periods due to improvements in the credit quality of the commercial loan portfolio. These increases in income were partially offset by a $1.0 million increase in compensation expense due to annual increases in compensation and an increase in the number of employees related to the increased loan production. Income tax expense increased $2.5 million because of the increase in pre-tax income between the periods.

Net Interest Income

Net interest income was $25.8 million for 2016, an increase of $5.9 million, or 29.1%, from $19.9 million for 2015. Interest income was $27.3 million for 2016, an increase of $5.8 million, or 27.5%, from $21.5 million for 2015. Interest income increased between the periods because of an increase in the average interest-earning assets and a change in the composition of the average interest-earning assets held, which resulted in an increase in the average yields earned between the periods. While the average interest-earning assets increased $67.3 million between the periods, the average interest-earning assets held in higher yielding loans increased $120.4 million and the amount of average interest-earning assets held in lower yielding cash and investments decreased $53.1 million between the periods. The yield on average interest-earning assets was also enhanced by $2.2 million, or 30 basis points, due to loan prepayment penalties, yield adjustments recognized on purchased loans, and interest payments received on non-accruing and previously charged off loans during 2016. Due to the decreasing amounts of interest payments receive on previously charged off loans that are available for recapture, the yield adjustments to interest income are anticipated to decrease significantly in 2017 from those experienced in 2016. The increase in the average outstanding loans between the periods was primarily the result of an increase in the commercial loan portfolio, which occurred because of an increase in loan originations and a reduction in loan payoffs between the periods. Average outstanding loans also increased $18.6 million between the periods as a result of the acquisitions that occurred in the third quarter of 2015 and the second quarter of 2016. The average yield earned on interest-earning assets was 4.36% for 2016, an increase of 53 basis points from 3.83% for 2015.

Interest expense was $1.6 million for 2016, an increase of $0.1 million, or 5.7%, compared to $1.5 million for 2015. Interest expense increased because of an increase in the average outstanding interest-bearing liabilities. The average rate paid on interest-bearing liabilities decreased 1 basis point between the periods because of the change in the composition of the average interest-bearing liabilities. While the average interest-bearing liabilities increased $62.9 million between the periods, the average amount held in lower rate checking and money market accounts increased $58.0 million and the average amount held in higher rate certificates of deposits and other borrowings increased $4.9 million between the periods. The increase in the average outstanding deposits between the periods was primarily due to the $42.9 million increase that occurred as a result of the acquisitions that occurred in the third quarter of 2015 and the second quarter of 2016. The average interest rate paid on interest-bearing liabilities was 0.28% for 2016 compared to 0.29% for 2015. Net interest margin (net interest income divided by average interest-earning assets) for 2016 was 4.11%, an increase of 55 basis points compared to 3.56% for 2015.

The following table presents the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. Non-accruing loans have been included in the average outstanding loan balance in the table as loans carrying a zero yield.

	Year Ended December 31,
	2016			2015			2014
(Dollars in thousands)	Average Outstanding Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Average Yield/ Rate
Interest-earning assets:
Securities available for sale:
Mortgage-backed and related securities	$1,631	58	3.56%	$3,274	116	3.54%	$3,726	164	4.40%
Other marketable securities	84,528	1,289	1.52	130,806	1,881	1.44	119,484	1,269	1.06
Loans held for sale	3,046	126	4.14	2,507	87	3.47	1,557	58	3.73
Loans receivable, net(1) (2)	513,974	25,774	5.01	394,086	19,302	4.90	369,571	18,929	5.12
FHLB stock	770	6	0.78	734	4	0.54	778	4	0.51
Other, including cash equivalents	23,337	96	0.41	28,544	63	0.22	79,373	189	0.24
Total interest-earning assets	$627,286	27,349	4.36	$559,951	21,453	3.83	$574,489	20,613	3.59

Interest-bearing liabilities:
NOW accounts	$85,440	50	0.06%	$76,136	17	0.02%	$71,666	14	0.02%
Passbooks	71,728	62	0.09	55,273	42	0.08	47,200	32	0.07
Money market accounts	164,522	366	0.22	153,441	347	0.23	162,207	414	0.26
Certificate accounts	100,942	524	0.52	96,600	528	0.55	110,256	739	0.67
Brokered deposits	0	0	0.00	0	0	0.00	830	12	1.45
FHLB advances and other borrowings	9,374	591	6.30	9,225	573	6.21	0	0	0.00
Total interest-bearing liabilities	$432,006			$390,675			$392,159
Noninterest checking	145,450			124,342			125,767
Other non-interest-bearing liabilities	1,434			985			924
Total interest-bearing liabilities and noninterest-bearing deposits	$578,890	1,593	0.28%	$516,002	1,507	0.29%	$518,850	1,211	0.23%
Net interest income		25,756			19,946			19,402
Net interest rate spread			4.08%			3.54%			3.35%
Net earning assets	$48,396			$43,949			$55,639
Net interest margin			4.11%			3.56%			3.38%
Average interest-earning assets to average interest-bearing liabilities and noninterest-bearing deposits		108.36%			108.52%			110.72%

(1) Tax exempt income was not significant; therefore, the yield was not presented on a tax equivalent basis for any of the years presented.

(2) Calculated net of deferred loan fees, loan discounts, loans in process and loss reserves.

Net interest margin increased to 4.11% in 2016 from 3.56% in 2015 primarily because of a change in the composition of average interest-earning assets held, which resulted in an increase in the average yields earned between the periods. The increases in the average yields earned was due to having larger average balances of higher earning loans and smaller average balances of lower earning cash and investments during 2016 when compared to 2015. The yield on average interest-earning assets was also enhanced $2.2 million, or 30 basis points, in 2016 due to loan prepayment penalties, yield adjustments recognized on purchased loans, and interest payments received on non-accruing and previously charged off loans. Average net earning assets increased from $43.9 million in 2015 to $48.4 million in 2016. The $4.5 million increase in net earning assets is due primarily to the net income earned in 2016.

The following table presents the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. It quantifies the changes in interest income and interest expense related to changes in the average outstanding balances (volume) and those changes caused by fluctuating interest rates. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (i.e., changes in volume multiplied by old rate) and (ii) changes in rate (i.e., changes in rate multiplied by current volume).

	Year Ended December 31,
	2016 vs. 2015			2015 vs. 2014
	Increase (Decrease) Due to			Increase (Decrease) Due to
(Dollars in thousands)	Volume (1)	Rate(1)	Total Increase (Decrease)	Volume (1)	Rate(1)	Total Increase (Decrease)
Interest-earning assets:
Securities available for sale:
Mortgage-backed and related securities	$(58)	0	(58)	(20)	(28)	(48)
Other marketable securities	(665)	73	(592)	120	492	612
Loans held for sale	19	20	39	36	(7)	29
Loans receivable, net	5,824	648	6,472	1,175	(802)	373
Cash equivalents	(12)	45	33	(121)	(5)	(126)
FHLB stock	0	2	2	0	0	0
Total interest-earning assets	$5,108	788	5,896	1,190	(350)	840
Interest-bearing liabilities:
NOW accounts	$1	32	33	1	1	2
Passbooks	12	8	20	5	5	10
Money market accounts	18	1	19	20	(86)	(66)
Certificates of deposit	26	(30)	(4)	(104)	(107)	(211)
Brokered deposits	0	0	0	(12)	0	(12)
FHLB advances and other borrowings	16	2	18	0	573	573
Total interest-bearing liabilities	73	13	86	(90)	386	296
Increase (decrease) in net interest income	$5,035	775	5,810	1,280	(736)	544

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

At December 31, 2016
Weighted average yield on:		Weighted average rate on:
Securities available for sale:
Mortgage-backed and related securities	3.51%	NOW accounts	0.07%
Other marketable securities	1.34	Passbooks	0.08
Loans held for sale	4.65	Money market accounts	0.24
Loans receivable, net	4.69	ICS/CDARS	0.28
Federal Home Loan Bank stock	0.50	Certificates of deposit	0.61
Other interest-earnings assets	0.75	Federal Home Loan Bank advances and other borrowings	6.50
Combined weighted average yield on interest-earning assets	4.14	Combined weighted average rate on interest-bearing liabilities	0.27
		Interest rate spread	3.87

Provision for Loan Losses

The provision for loan losses was ($0.6) million for the year ended December 31, 2016, a decrease of $0.4 million, from ($0.2) million for the year ended December 31, 2015. The provision for loan losses decreased between the periods primarily because of the decrease in the reserve percentages applied to certain risk rated loan categories as a result of an internal analysis performed. Total non-performing assets were $3.9 million at December 31, 2016, a decrease of $2.3 million, or 37.4%, from $6.2 million at December 31, 2015. Non-performing loans decreased $0.9 million and foreclosed and repossessed assets decreased $1.4 million during 2016.

A reconciliation of the allowance for loan losses for 2016 and 2015 is summarized as follows:

(Dollars in thousands)	2016	2015
Balance at January 1	$9,709	8,332
Provision	(645)	(164)
Charge offs:
Commercial	(180)	(69)
Commercial real estate	(67)	0
Consumer	(108)	(105)
Single-family	(66)	(19)
Recoveries	1,260	1,734
Balance at December 31	$9,903	9,709

Specific allowance	$988	1,009
General allowance	8,915	8,700
	$9,903	9,709

The allowance for loan losses increased in 2016 when compared to 2015 primarily because of the increase in the loan portfolio between the periods.

Non-Interest Income

Non-interest income was $8.2 million for the year ended December 31, 2016, an increase of $0.5 million from $7.7 million for the year ended December 31, 2015.

The following table presents the components of non-interest income:

	Year ended December 31,			Percentage Increase (Decrease)
(Dollars in thousands)	2016	2015	2014	2016/2015	2015/2014
Fees and service charges	$3,427	3,316	3,458	3.3%	(4.1)%
Loan servicing fees	1,108	1,046	1,058	5.9	(1.1)
Gain on sales of loans	2,618	1,964	1,828	33.3	7.4
Other non-interest income	1,048	1,327	940	(21.0)	41.2
Total non-interest income	$8,201	7,653	7,284	7.2	5.1

The increase in non-interest income is primarily related to the $0.7 million increase in the gain on sales of loans due to an increase in single family loan originations and sales between the periods. Fees and service charges increased $0.1 million between the periods due primarily to an increase in debit card income. Loan servicing fees increased $0.1 million due to an increase in the loans serviced for others between the periods. These increases were partially offset by a $0.3 million decrease in other non-interest income because of a decrease in the gains realized on acquisitions between the periods.

Non-Interest Expense

Non-interest expense was $24.1 million for the year ended December 31, 2016, an increase of $0.9 million from $23.2 million for the year ended December 31, 2015. The following table presents the components of non-interest expense:

	Year ended December 31,			Percentage Increase (Decrease)
(Dollars in thousands)	2016	2015	2014	2016/2015	2015/2014
Compensation and benefits	$14,764	13,733	13,332	7.5%	3.0%
(Gains) losses on real estate owned	(596)	218	(1,194)	(373.4)	118.3
Occupancy and equipment	4,041	3,722	3,691	8.6	0.8
Data processing	1,161	1,020	1,011	13.8	0.9
Professional services	1,257	1,108	1,216	13.4	(8.9)
Other	3,503	3,395	3,347	3.2	1.4
Total non-interest expense	$24,130	23,196	21,403	4.0	8.4

Compensation expense increased $1.0 million between the periods due to annual increases in compensation and an increase in the number of employees between the periods because of the increased loan production. Occupancy and equipment expense increased $0.3 million because of increased software and equipment expenses. Other non-interest expense increased $0.1 million due primarily to an increase in loan related expenses as a result of the increase in loans originated between the periods. Data processing expense increased $0.1 million between the periods due to increased mobile and on-line banking costs. Other professional expenses increased $0.1 million primarily due to expenses related to the acquisition that occurred in the second quarter of 2016. These increases in non-interest expenses were partially offset by a $0.8 million increase in the gains on real estate owned between the periods primarily because of the gains that were recognized on the sale of two commercial properties during 2016.

Income Taxes

The Company considers the calculation of current and deferred income taxes to be a critical accounting policy that is subject to significant estimates, as previously discussed. Income tax expense was $4.1 million for the year ended December 31, 2016, an increase of $2.5 million, from $1.6 million for the year ended December 31, 2015. The increase in income tax expense between the periods is primarily related to the increase in pre-tax income in 2016 when compared to 2015.

Net Income Available to Common Shareholders

Net income available to common shareholders was $6.4 million for 2016, an increase of $3.6 million from the $2.8 million net income available to common shareholders for 2015. Basic earnings per common share for the year ended December 31, 2016 was $1.52, an increase of $0.83 from the basic earnings per common share of $0.69 for the year ended December 31, 2015. Diluted earnings per common share for the year ended December 31, 2016 was $1.34, an increase of $0.73 from diluted earnings per common share of $0.61 for the year ended December 31, 2015. Net income available to common shareholders and the basic and diluted earnings per common share increased primarily because of the increase in net income and a reduction in the dividends required to be paid on the outstanding Fixed Rate Cumulative Perpetual Preferred Stock Series A (the “Preferred Stock”) between the periods. On February 17, 2015 the Company redeemed the final 10,000 shares of its outstanding Preferred Stock and, as a result, no dividends were required to be paid on the Preferred Stock after that date.

Comparison of 2015 with 2014

Net income was $3.0 million for 2015, a decrease of $4.4 million, from $7.4 million for 2014. Net income available to common shareholders was $2.8 million for the year ended December 31, 2015, a decrease of $2.9 million, from net income available to common shareholders of $5.7 million for 2014. Diluted earnings per common share for the year ended December 31, 2015 was $0.61, a decrease of $0.62 compared to the diluted earnings per common share of $1.23 for the year ended December 31, 2014. The decrease in net income in 2015 is due primarily to a $6.8 million decrease in the credit provision for loan losses between the periods. The decrease in the credit provision was primarily because there was more commercial loan growth and fewer recoveries of previously charged off loans in 2015 when compared to 2014. Net income also decreased $1.4 million due to the change in the losses recognized on real estate owned between the periods. The increased losses in 2015 as compared to 2014 were primarily due to a large gain realized on the sale of a commercial property in 2014. These decreases in net income were partially offset by a $0.5 million increase in net interest income due to increases in outstanding loan balances and a $3.3 million decrease in income tax expense as a result of the decreased pre-tax income between the periods.

Net interest income was $19.9 million for 2015, an increase of $0.5 million, or 2.8%, from $19.4 million for 2014. Interest income was $21.5 million for 2015, an increase of $0.9 million, or 4.1%, from $20.6 million for 2014. Interest income increased between the periods primarily because of a change in the composition of average interest-earning assets held, which resulted in an increase in the average yields earned between the periods. While the average interest-earning assets decreased $14.5 million between the periods, the average interest-earning assets held in higher yielding loans increased $25.5 million and the amount held in lower yielding cash and investments decreased $40.0 million between the periods. The increase in the average outstanding loans between the periods was primarily the result of an increase in the commercial loan portfolio, which occurred primarily because of an increase in loan originations and a reduction in loan payoffs between the periods. The Company also acquired $24.1 million of loans through an acquisition that occurred in the third quarter of 2015. The average yield earned on interest-earning assets was 3.83% for 2015, an increase of 24 basis points from 3.59% for 2014.

Interest expense was $1.5 million for the year ended December 31, 2015, an increase of $0.3 million, or 24.4%, from $1.2 million for 2014. Interest expense increased primarily because of the change in the composition of the average interest-bearing liabilities held, which resulted in an increase in the average rate paid between the periods. While the average interest-bearing liabilities decreased $2.8 million between the periods, the average amount held in higher rate advances and other borrowings increased $9.3 million, the average amount held in higher rate certificates of deposit decreased $14.5 million, and the average amount held in other lower rate checking and money market deposits increased $2.4 million between the periods. The increase in the average rates paid was primarily due to the $10.0 million holding company note payable that was funded in the first quarter of 2015 in connection with the redemption of all of the remaining Preferred Stock. Interest expense increases related to borrowing costs were partially offset by the lower interest rates paid on deposit accounts between the periods as a result of the low interest rate environment that continued to exist in 2015. The average interest rate paid on interest-bearing liabilities was 0.29% for 2015, an increase of 6 basis points from the 0.23% average interest rate paid in 2014. Net interest margin (net interest income divided by average interest-earning assets) for 2015 was 3.56%, an increase of 18 basis points, compared to 3.38% for 2014.

Net interest margin increased to 3.56% in 2015 from 3.38% in 2014 primarily because of a change in the composition of the average interest-earning assets held, which resulted in an increase in the average yields earned between the periods. The increases in the average yields earned due to having larger average balances of higher earning loans and smaller average balances of lower earning cash and investments was partially offset by an increase in the average rates paid on the average interest-bearing liabilities held between the periods. The increase in the average rates paid was primarily due to the $10.0 million holding company note payable that was funded in the first quarter of 2015 in connection with the redemption of all of the remaining Preferred Stock. Average net earning assets decreased $11.7 million to $43.9 million in 2015 compared to $55.6 million for 2014 primarily because the proceeds of the $10.0 million note payable that was funded in the first quarter of 2015 were used to redeem outstanding Preferred Stock.

The provision for loan losses was ($0.2 million) for the year ended December 31, 2015, an increase of $6.8 million, from ($7.0 million) for the year ended December 31, 2014. The credit provision for loan losses decreased primarily because there was more commercial loan growth, fewer credit rating upgrades, and fewer recoveries of previously charged off loans in 2015 when compared to 2014. The decrease in non-performing loans relates primarily to a commercial real estate development relationship that was upgraded to performing status during 2015 due to the improved financial performance of the project as a result of increased lot sales.

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

The Company considers the calculation of current and deferred income taxes to be a critical accounting policy that is subject to significant estimates. Actual results could differ significantly from the estimates and interpretations used in determining the current and deferred income tax assets and liabilities. Income tax expense was $1.6 million for the year ended December 31, 2015, a decrease of $3.3 million from $4.9 million for the same period in 2014. The decrease in income tax expense between the periods is primarily related to the decrease in pre-tax income in 2015 when compared to 2014.

Net income available to common shareholders was $2.8 million for 2015, a decrease of $2.9 million from the $5.7 million net income available to common shareholders in 2014. Basic earnings per common share for the year ended December 31, 2015 was $0.69, a decrease of $0.71 from the basic earnings per common share of $1.40 for the year ended December 31, 2014. Diluted earnings per common share for the year ended December 31, 2015 was $0.61, a decrease of $0.62 from diluted earnings per common share of $1.23 for the year ended December 31, 2014. The net income available to common shareholders and the basic and diluted earnings per common share decreased primarily because of the decrease in net income between the periods that was partially offset by a reduction in the dividends paid on the outstanding Preferred Stock. On February 17, 2015 the Company redeemed the final 10,000 shares of its outstanding Preferred Stock and, as a result, no dividends were required to be paid on the Preferred Stock after that date.

Financial Condition

Loans Receivable, Net

The following table sets forth the information on the Company's loan portfolio in dollar amounts and percentages before deductions for deferred fees and discounts and allowances for losses as of the dates indicated:

	December 31,
	2016		2015		2014		2013		2012
(Dollars in thousands)	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
Real Estate Loans:
One-to-four family	$103,255	18.41%	$90,945	19.24%	$69,841	18.70%	$76,467	19.31%	$97,037	20.40%
Multi-family	36,777	6.56	12,324	2.61	15,700	4.20	8,113	2.05	11,756	2.47
Commercial	230,955	41.18	196,926	41.65	163,365	43.73	178,486	45.06	220,721	46.39
Construction or development	31,348	5.59	38,103	8.05	12,603	3.37	7,851	1.98	12,430	2.61
Total real estate loans	402,335	71.74	338,298	71.55	261,509	70.00	270,917	68.40	341,944	71.87
Other Loans:
Consumer Loans:
Automobile	3,036	0.54	2,885	0.61	1,124	0.30	971	0.25	623	0.13
Home equity line	40,476	7.22	38,980	8.24	36,832	9.86	36,178	9.13	36,521	7.68
Home equity	16,302	2.91	14,782	3.13	12,420	3.33	11,629	2.94	11,390	2.39
Recreational vehicles	7,553	1.35	2,650	0.56	0	0.00	0	0.00	0	0.00
Other	5,916	1.05	5,118	1.08	4,549	1.22	4,645	1.17	5,441	1.15
Total consumer loans	73,283	13.07	64,415	13.62	54,925	14.71	53,423	13.49	53,975	11.35
Commercial business loans	85,176	15.19	70,106	14.83	57,122	15.29	71,709	18.11	79,854	16.78
Total other loans	158,459	28.26	134,521	28.45	112,047	30.00	125,132	31.60	133,829	28.13
Total loans	560,794	100.00%	472,819	100.00%	373,556	100.00%	396,049	100.00%	475,773	100.00%
Less:
Unamortized discounts	20		16		14		33		33
Net deferred loan (costs) fees	(300)		(91)		97		0		87
Allowance for losses	9,903		9,709		8,332		11,401		21,608
Total loans receivable, net	$551,171		$463,185		$365,113		$384,615		$454,045

In 2016, the Company’s loan portfolio increased because of an increase in the loan originations as a result of an improving economy and an increase in lending staff. The loan portfolio also increased $6.0 million as a result of the acquisition that occurred in the second quarter of 2016. Because of the enhanced lending staff and the improving economic conditions projected, it is anticipated that the size of our overall loan portfolio will continue to increase in 2017.

Single family real estate loans were $103.3 million at December 31, 2016, an increase of $12.4 million, compared to $90.9 million at December 31, 2015. Mortgage loan originations increased in 2016 as a result of additional mortgage lending staff and an increased emphasis on originating shorter term and adjustable rate mortgage loans that were placed into the portfolio. The majority of the longer term mortgage loans that were originated during the year continued to be sold into the secondary market and were not placed in the loan portfolio in order to manage the Company’s interest rate risk position. The increased origination of loans placed into the loan portfolio was the primary reason for the increase in the single family loan portfolio during 2016.

Multi-family real estate loans were $36.8 million at December 31, 2016, an increase of $24.5 million, compared to $12.3 million at December 31, 2015. The increase in multi-family real estate loans in 2016 is primarily the result of the $16.6 million in multi-family construction loans where the construction phase was completed and the loan was reclassified as a multi-family real estate loan. The origination of multi-family loans also increased between the periods.

Commercial real estate loans were $231.0 million at December 31, 2016, an increase of $34.1 million, compared to $196.9 million at December 31, 2015. Commercial business loans were $85.2 million at December 31, 2016, an increase of $15.1 million, compared to $70.1 million at December 31, 2015. Increased commercial loan production as a result of increased demand for commercial loans resulted in an increase in the commercial business and commercial real estate loan portfolios in 2016.

Construction or development loans were $31.3 million at December 31, 2016, a decrease of $6.8 million, compared to $38.1 million at December 31, 2015. The decrease was the net result of the following activity during 2016: $26.0 million in new construction loans originated, $2.7 million in advances on existing loans, $5.8 million in loans paid-off, and $29.7 million in loans moved to a permanent loan classification because the construction phase was completed.

Home equity lines of credit were $40.5 million at December 31, 2016, an increase of $1.5 million, compared to $39.0 million at December 31, 2015. The open-end home equity lines are generally written with an adjustable rate and a 10 year draw period which requires interest only payments followed by a 10 year repayment period which fully amortizes the outstanding balance. Closed-end home equity loans are written with fixed or adjustable rates with terms up to 15 years. Home equity loans were $16.3 million at December 31, 2016, an increase of $1.5 million, compared to $14.8 million at December 31, 2015. The increase in the open-end equity lines and closed-end equity loans is related primarily to an increase in originations between the periods.

Recreational vehicle loans were $7.6 million at December 31, 2016, an increase of $4.9 million, compared to $2.7 million at December 31, 2015. These loans have been made primarily to finance the recreational vehicle sales of a single dealer within the Bank’s market area and the increase in balances between the periods is due to an increase in originations.

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

The allowance for loan losses was $9.9 million, or 1.77% of gross loans at December 31, 2016, compared to $9.7 million, or 2.05% of gross loans at December 31, 2015. The allowance for loan losses increased primarily due to an $88.0 million increase in the loan portfolio between the periods. The increase in the allowance due to loan growth was partially offset by a decrease in the allowance due to lower reserve percentages being used for certain risk rated commercial loans between the periods as a result of an internal analysis of the most recent charge-off history that was performed during the year. The decrease in the allowance as a percentage of outstanding loans, from 2.05% of gross loans at December 31, 2015 to 1.77% of gross loans at December 31, 2016, reflects the improved credit quality of the loan portfolio between the periods.

The following table reflects the activity in the allowance for loan losses and selected statistics:

	December 31,
(Dollars in thousands)	2016	2015	2014	2013	2012
Balance at beginning of year	$9,709	8,332	11,401	21,608	23,888
Provision for losses	(645)	(164)	(6,998)	(7,881)	2,544
Charge-offs:
Single family	(66)	(19)	(92)	(200)	(63)
Consumer	(108)	(105)	(131)	(484)	(1,071)
Commercial business	(180)	(69)	(55)	(651)	(2,464)
Commercial real estate	(67)	0	(936)	(3,711)	(5,719)
Recoveries	1,260	1,734	5,143	2,720	4,493
Net recoveries (charge-offs)	839	1,541	3,929	(2,326)	(4,824)
Balance at end of year	$9,903	9,709	8,332	11,401	21,608
Year-end allowance for loan losses as a percent of year end gross loan balance	1.77%	2.05%	2.23%	2.88%	4.54%
Ratio of net loan (recoveries) charge-offs to average loans outstanding	(0.16)	(0.36)	(1.02)	0.53	0.91

The following table reflects the allocation of the allowance for loan losses:

	December 31,
	2016		2015		2014		2013		2012
	Allocated Allowance as a % of Loan Category	Percent of Loans in Each Category to Total Loans	Allocated Allowance as a % of Loan Category	Percent of Loans in Each Category to Total Loans	Allocated Allowance as a % of Loan Category	Percent of Loans in Each Category to Total Loans	Allocated Allowance as a % of Loan Category	Percent of Loans in Each Category to Total Loans	Allocated Allowance as a % of Loan Category	Percent of Loans in Each Category to Total Loans
Single family	1.15%	18.41%	1.09%	19.24%	1.57%	18.70%	2.13%	19.31%	2.91%	20.40%
Commercial real estate	1.66	53.33	2.46	52.31	2.62	51.30	3.32	49.09	5.55	51.47
Consumer	2.20	13.07	1.86	13.62	1.84	14.71	2.07	13.49	2.12	11.35
Commercial business	2.53	15.19	2.05	14.83	2.11	15.29	3.08	18.11	5.08	16.78
Total	1.77	100.00%	2.05	100.00%	2.23	100.00%	2.88	100.00%	4.54	100.00%

The allocated reserve percentages for commercial real estate decreased in 2016 due to the general improvement in the credit quality of the commercial real estate portfolio. The allocation of the allowance for loan losses for single family, commercial, and consumer loans increased due to an increase in the outstanding balances and changes in the types of loans held in these categories between the periods.

Allowance for Real Estate Losses

Real estate properties acquired or expected to be acquired through loan foreclosures are initially recorded at fair value less estimated selling costs. Management periodically performs valuations and an allowance for losses is established if the carrying value of a property exceeds its fair value less estimated selling costs. The balance in the allowance for real estate losses was $0.7 million at December 31, 2016 and $0.8 million at December 31, 2015.

Non-performing Assets

Loans are reviewed at least quarterly and if the collectability of any loan is doubtful, it is placed on non-accrual status. Loans are placed on non-accrual status when either principal or interest is 90 days or more past due, unless, in the judgment of management, the loan is well collateralized and in the process of collection. Interest accrued and unpaid at the time a loan is placed on non-accrual status is charged against interest income. Subsequent payments are either applied to the outstanding principal balance or recorded as interest income, depending on the assessment of the ultimate collectability of the loan. Restructured loans include the Bank's troubled debt restructurings (TDRs) that involved forgiving a portion of interest or principal or making a loan at a rate materially less than the market rate to borrowers whose financial condition has deteriorated. Foreclosed and repossessed assets include assets acquired in settlement of loans. Total non-performing assets were $3.9 million at December 31, 2016, a decrease of $2.3 million, or 37.4%, from $6.2 million at December 31, 2015. Non-performing loans decreased $0.9 million and foreclosed and repossessed assets decreased $1.4 million during 2016. The following table sets forth the amounts and categories of non-performing assets (non-accrual loans and foreclosed and repossessed assets) in the Company’s portfolio:

	December 31,
(Dollars in thousands)	2016	2015	2014	2013	2012
Non-performing loans:
Single family	$916	1,655	1,564	1,602	2,492
Commercial real estate	1,384	1,694	8,750	14,549	25,543
Consumer	630	786	486	737	300
Commercial business	343	46	120	608	1,640
Total	3,273	4,181	10,920	17,496	29,975
Foreclosed and repossessed assets:
Single family	0	48	50	0	1,595
Commercial real estate	611	1,997	3,053	6,898	9,000
Consumer	16	0	0	0	0
Total	627	2,045	3,103	6,898	10,595
Total non-performing assets	$3,900	$6,226	$14,023	$24,394	$40,570
Total as a percentage of total assets	0.57%	0.97%	2.43%	3.76%	6.21%
Total non-performing loans	$3,273	$4,181	$10,920	$17,496	$29,975
Total as a percentage of total loans receivable, net	0.59%	0.90%	2.99%	4.55%	6.60%
Allowance for loan losses to non-performing loans	302.56%	232.22%	76.30%	65.17%	72.09%

Gross interest income which would have been recorded had the non-accruing loans been current in accordance with their original terms amounted to $0.6 million for 2016, $0.4 million for 2015, and $0.9 million for 2014. The amounts that were included in interest income on a cash basis for these loans were $0.4 million, $0.2 million, and $0.2 million, respectively.

At December 31, 2016, 2015 and 2014, there were loans included in loans receivable, net, with terms that had been modified in a TDR totaling $3.3 million, $2.5 million, and $9.4 million, respectively. Had the loans performed in accordance with their original terms throughout 2016, 2015, and 2014, the Company would have recorded gross interest income of $0.6 million, $0.4 million, and $0.9 million, respectively. During 2016, 2015 and 2014 the Company recorded gross interest income of $0.4 million, $0.2 million, and $0.3 million, respectively.

For the loans that were modified in 2016, $0.2 million were unclassified and performing, and $1.7 million were non-performing at December 31, 2016. The increase in TDRs in 2016 relates primarily to one commercial relationship totaling $1.3 million that was downgraded from performing to non-performing status and was restructured during the year. Of the loans that were modified in 2016 and outstanding at December 31, 2016, $1.3 million related to loans secured by commercial real estate and $0.4 million related to first or second mortgages on single family property, and the remaining modifications related to other consumer or commercial business loans.

For the loans that were modified in 2015, $0.5 million were unclassified and performing, and $0.7 million were non-performing at December 31, 2015. The decrease in TDRs in 2015 relates primarily to a group of commercial development loans totaling $6.0 million that were upgraded to performing status and met the criteria to be removed from TDR classification during the year. Of the loans that were modified in 2015 and outstanding at December 31, 2015, $0.8 million related to loans secured by first or second mortgages on single family properties, and the remaining modifications related to other consumer or commercial business loans.

For the loans that had been modified in 2014, $0.1 million were unclassified and performing and $0.1 million were non-performing at December 31, 2014. The decrease in TDRs in 2014 relates primarily to two related commercial development loans totaling $3.5 million that were charged down to $2.5 million and paid off during the year. TDRs also decreased during the year by $1.4 million due to the paydown of six loans in an unrelated commercial development, as well as $1.0 million due to the payoff of a loan for another unrelated commercial development. Of the loans that were modified in 2014 and outstanding at December 31, 2014, $0.2 million related to loans secured by first or second mortgages on single family properties, and the remaining modifications related to other consumer loans.

The following table sets forth the amount of TDRs in the Company’s portfolio:

	December 31,
(Dollars in thousands)	2016	2015	2014	2013	2012
Single family	$448	647	368	840	3,540
Commercial real estate	1,774	725	7,956	14,781	24,702
Consumer	709	732	571	697	1,814
Commercial business	369	415	555	1,074	1,614
Total TDRs	3,300	2,519	9,450	17,392	31,670

TDRs on accrual status	1,297	1,618	7,414	3,780	7,125
TDRs on non-accrual status	2,003	901	2,036	13,612	24,545
Total	$3,300	2,519	9,450	17,392	31,670

In addition to the TDRs and the non-performing loans set forth in the table above of all non-performing assets, the Company may identify other potential problem loans. Potential problem loans are loans that are not in non-performing status, however, there are circumstances present to create doubt as to the ability of the borrower to comply with present repayment terms. The decision of management to include performing loans in potential problem loans does not necessarily mean that the Company expects losses to occur but that management recognized a higher degree of risk associated with these loans. The level of potential problem loans is another predominant factor in determining the relative level of the allowance for loan losses. There were no potential problem loans identified by the Company as of December 31, 2016. The four loan relationships that are reported as potential problem loans at December 31, 2015 were $6.0 million in loans to two unrelated trucking companies and $0.5 million in loans secured by agricultural assets to two unrelated individuals. The three loan relationships reported as potential problem loans at December 31, 2014 were a $3.8 million loan to an educational institution, a $0.6 million loan to a small manufacturing business, and three loans totaling $0.3 million to a golf course.

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

Cash and cash equivalents at December 31, 2016 were $27.6 million, a decrease of $12.2 million, compared to $39.8 million at December 31, 2015. Net cash provided by operating activities during 2016 was $25.5 million. The Company conducted the following major investing activities during 2016: principal payments and maturity proceeds received on securities available for sale and FHLB stock were $139.2 million, purchases of securities available for sale and FHLB stock were $106.8 million, and the proceeds from the sale of premises and other real estate were $2.4 million. The Company also purchased premises and equipment of $1.6 million. Net loans receivable increased $89.6 million due primarily to increased loan originations. The Company completed a branch acquisition and received $6.1 million in net cash in connection with the transaction. Net cash used by investing activities during 2016 was $50.4 million. The Company conducted the following major financing activities during 2016: deposits increased $14.5 million, received proceeds from borrowings of $45.0 million and repaid borrowings of $47.0 million. Net cash provided by financing activities was $12.6 million for 2016.

The Bank has certificates of deposits from customers with outstanding balances of $57.8 million that mature during 2017. Based upon past experience, management anticipates that the majority of the deposits will renew for another term. The Company believes that deposits that do not renew will be replaced with deposits from other customers or FHLB advances. Proceeds from the sale of securities could also be used to fund unanticipated outflows of deposits.

The Bank has deposits of $61.9 million in checking and money market accounts of four customers that have individual relationship balances greater than $5.0 million. These funds may be withdrawn at any time, however, management anticipates that the majority of these deposits will remain on deposit with the Bank over the next twelve months. If these deposits are withdrawn, it is anticipated that they would be funded with available cash or replaced with deposits from other customers or FHLB advances. Proceeds from the sale of securities could also be used to fund unanticipated outflows of deposits.

Dividends from the Bank have been the Company’s primary source of cash. The Bank is restricted under applicable federal banking law from paying dividends to the Company without prior notice to and non-objection of the applicable regulator. During 2016, the Bank paid dividends to the Company of $3.0 million and at December 31, 2016, the Company had $3.3 million in cash and other assets that could readily be turned into cash.

On February 17, 2015, the Company redeemed the final 10,000 shares of outstanding Preferred Stock.   The Preferred Stock redemption was funded through a $10.0 million term loan to HMN from an unrelated third party that was evidenced by a promissory note. The interest payments on the note are due quarterly. The principal balance of the note bears interest at a rate of 6.50% and is payable in consecutive annual installments of $1.0 million on each December 15, beginning December 15, 2015, with the balance due on December 15, 2021.

The Company’s primary use of cash is the payment of principal and interest on the third party note payable and holding company level expenses, including the payment of director and management fees, legal expenses, and other regulatory costs. The Company does not anticipate that it will have on a stand-alone basis adequate liquid resources to make future interest and principal payments on its third party note payable and fund the Company-level expenses. The Company plans to continue to fund its liquidity needs through dividends from the Bank or by obtaining external capital. Provided that no default or event of default has occurred and is continuing, the Company may also, at its option, elect to defer payment of one installment of principal on the third party note payable otherwise due prior to the maturity date, in which event such installment will become due and payable on the maturity date.

Contractual Obligations and Commercial Commitments

The Company has certain obligations and commitments to make future payments under existing contracts. At December 31, 2016, the aggregate contractual obligations (excluding bank deposits) and commercial commitments were as follows:

	Payments Due by Period
(Dollars in thousands)	Total	Less than 1 Year	1-3 Years	4-5 Years	More than 5 Years
Contractual Obligations:
Total borrowings	$7,000	1,000	2,000	4,000	0
Annual rental commitments under non- cancellable operating leases	5,856	843	1,452	1,380	2,181
Total contractual obligations	$12,856	1,843	3,452	5,380	2,181

	Amount of Commitments Expiring by Period
Other Commercial Commitments:
Commercial lines of credit	$50,229	26,523	9,282	9,414	5,010
Commitments to lend	31,831	9,797	4,736	7,220	10,078
Standby letters of credit	1,902	1,575	327	0	0
Total other commercial commitments	$83,962	37,895	14,345	16,634	15,088

Regulatory Capital Requirements

Effective January 1, 2015 the capital requirements of the Company and the Bank were changed to implement the regulatory requirements of the Basel III capital reforms. The Basel III requirements, among other things, (i) apply a strengthened set of capital requirements to the Bank (the Company is exempt, pursuant to the Small Bank Holding Company Policy Statement (Policy Statement) described below), including requirements relating to common equity as a component of core capital, (ii) implement a “capital conservation buffer” against risk and a higher minimum tier 1 capital requirement, and (iii) revise the rules for calculating risk-weighted assets for purposes of such requirements. The rules made corresponding revisions to the prompt corrective action framework and include the capital ratios and buffer requirements which will be phased in incrementally, with full implementation scheduled for January 1, 2019. Failure by the Bank to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, both the Company and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. Management believes that, as of December 31, 2016, the Bank’s capital ratios were in excess of those quantitative capital ratio standards set forth under the prompt corrective action regulations. However, there can be no assurance that the Bank will continue to maintain such status in the future. The OCC has extensive discretion in its supervisory and enforcement activities, and can further adjust the requirement to be “well-capitalized” in the future. See “Note 17 Regulatory Capital” of the Notes to Consolidated Financial Statements for a table which reflects the Bank’s capital compared to these capital requirements.

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

The Company also serves as a source of capital, liquidity and financial support to the Bank. Depending upon the operating performance of the Bank and the Company’s other liquidity and capital needs, including potential Company-level expenses and the payment of principal and interest payments on the third party note payable, the Company may find it prudent, subject to prevailing capital market conditions and other factors, to raise additional capital through issuance of its common stock or other equity securities. Additional capital would potentially permit the Company to implement a strategy of growing Bank assets. Depending on the circumstances, if it were to raise capital, the Company may deploy it to the Bank for general banking purposes, or may retain some or all of it for use by the Company.

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

Dividends

The declaration of dividends is subject to, among other things, the Company's financial condition and results of operations, the Bank's compliance with regulatory capital requirements and other regulatory restrictions, tax considerations, industry standards, economic conditions, general business practices and other factors. The Company has not made any dividend payments to common stockholders during the three year period ending December 31, 2016.

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

New Accounting Pronouncements

In January 2016, the FASB issued ASU 2016-01, Financial Instruments – Overall (Subtopic 825-10) Recognition and Measurement of Financial Assets and Financial Liabilities. The amendments in this ASU require, among other things, equity investments to be measured at fair value with changes in fair value recognized in net income and that public business entities use the exit price notion when measuring the fair value of financial instruments for disclosure purposes. The amendments also require an entity to present separately in other comprehensive income the portion of the total change in the fair value of a liability resulting from a change in the instrument-specific credit risk when the entity has elected to measure the liability at fair value in accordance with the fair value option for financial instruments. In addition, the amendments also eliminate the requirement for public business entities to disclose the method(s) and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost on the balance sheet. The ASU is intended to reduce diversity in practice and is effective for public business entities for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. The amendments should be applied by means of a cumulative-effect adjustment to the balance sheet as of the beginning of the fiscal year of adoption. The adoption of this ASU in the first quarter of 2018 is not anticipated to have a material impact on the Company’s consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). The amendments in the ASU create Topic 842, Leases, and supersede the lease requirements in Topic 840, Leases. The objective of this ASU is to establish the principles that lessees and lessors shall apply to report useful information to users of financial statements about the amount, timing, and uncertainty of cash flows arising from a lease. The main difference between previous GAAP and this ASU is the recognition of lease assets and lease liabilities by lessees for those leases classified as operating leases under previous GAAP. The amendment requires a lessee to recognize in the statement of financial position a liability to make lease payments (the lease liability) and the right-of-use asset representing its right to use the underlying asset for the lease term. The accounting applied by a lessor is largely unchanged from that applied under previous GAAP. In transition, lessees and lessors are required to recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach. The modified retrospective approach includes a number of optional practical expedients that entities may elect to apply that will, in effect, continue to account for leases that commence before the effective date in accordance with previous GAAP unless the lease is modified. The amendments in the ASU, for public business entities that are U. S. Securities and Exchange Commission (SEC) filers, are effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. The adoption of this ASU in the first quarter of 2019 is not anticipated to have a material impact on the Company’s consolidated financial statements.

In March 2016, the FASB issued ASU 2016-09, Compensation – Stock Compensation (Topic 718). The amendments in this ASU affect all entities that issue share-based payment awards to their employees. The amendments are intended to simplify the accounting for share-based payment transactions including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. The amendments in this ASU, for public business entities, are effective for fiscal years beginning after December 15, 2016, including interim periods within those annual periods. Amendments should be applied using a modified retrospective transition method by means of a cumulative-effect adjustment to equity as of the beginning of the period in which the guidance is adopted. The adoption of this ASU in the first quarter of 2017 is not anticipated to have a material impact on the Company’s consolidated financial statements.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The amendments in this ASU affect all entities that measure credit losses on financial instruments including loans, debt securities, trade receivables, net investments in leases, off-balance sheet credit exposures, reinsurance receivables, and any other financial asset that has a contractual right to receive cash that is not specifically excluded. The main objective of this ASU is to provide financial statement users with more decision-useful information about the expected credit losses on financial instruments and other commitments to extend credit held by a reporting entity at each reporting date. To achieve this objective, the amendments in this ASU replace the incurred loss impairment methodology required in current GAAP with a methodology that reflects expected credit losses that requires consideration of a broader range of reasonable and supportable information to estimate credit losses. The amendments in this ASU will affect entities to varying degrees depending on the credit quality of the assets held by the entity, the duration of the assets held, and how the entity applies the current incurred loss methodology. The amendments in this ASU, for public business entities that are U. S. Securities and Exchange Commission (SEC) filers, are effective for fiscal years beginning after December 15, 2019, including interim periods within those annual periods. All entities may adopt the amendments in the ASU early as of the fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Amendments should be applied using a modified retrospective transition method by means of a cumulative-effect adjustment to equity as of the beginning of the period in which the guidance is adopted. Management is in the process of evaluating the impact that the adoption of this ASU in the first quarter of 2020 will have on the Company’s consolidated financial statements.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments. The amendments in this ASU affect all entities that are required to present a statement of cash flows under Topic 230 and address the following eight specific cash flow issues: debt prepayment or debt extinguishment costs; settlement of zero-coupon debt instruments or other debt instruments with coupon interest rates that are insignificant in relation to the effective interest rate of the borrowing; contingent consideration payments made after a business combination; proceeds from the settlement of insurance claims; proceeds from the settlement of corporate-owned life insurance policies; distributions received from equity method investees; beneficial interest in securitization transactions; and separately identifiable cash flows and application of the predominance principle. This ASU is intended to reduce diversity in practice and is effective for public business entities that are    U. S. Securities and Exchange Commission (SEC) filers for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years with early adoption permitted. Upon adoption, the amendments should be applied using a retrospective transition method to each period presented. The adoption of this ASU in the first quarter of 2018 is not anticipated to have a material impact on the Company’s consolidated financial statements.

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

The following table discloses the projected changes in market value to the Company’s interest-earning assets and interest-bearing liabilities based upon incremental 100 basis point changes in interest rates from interest rates in effect on December 31, 2016.

	Market Value
(Dollars in thousands)
Basis point change in interest rates	-100	0	+100	+200
Total market-risk sensitive assets	$686,536	673,175	660,259	647,134
Total market-risk sensitive liabilities	582,820	541,354	503,943	471,842
Off-balance sheet financial instruments	(256)	0	(16)	15
Net market risk	$103,972	131,821	156,332	175,277
Percentage change from current market value	(21.13%)	0.00%	18.59%	32.97%

The preceding table was prepared utilizing the following assumptions (the Model Assumptions) regarding prepayment and decay ratios that were determined by management based upon their review of historical prepayment speeds and decay rates. Fixed rate loans were assumed to prepay at annual rates of between 2% and 40%, depending on the note rate and the period to maturity. Adjustable rate mortgages (ARMs) were assumed to prepay at annual rates of between 7% and 53%, depending on the note rate and the period to maturity. Mortgage-backed securities were projected to have prepayments based upon the underlying collateral securing the instrument. All loan prepayments vary based on the note rate and period to maturity of the individual loans. Certificate accounts were assumed not to be withdrawn until maturity. Passbook and money market accounts were assumed to decay at annual rates of 19% and 7%, respectively. Non-interest checking and NOW accounts were assumed to decay at annual rates of 4% and 14%, respectively. Commercial non-interest checking and NOW accounts were assumed to decay at annual rates of 17% and 9%, respectively. Commercial MMDA accounts were assumed to decay at annual rates of 23%.

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

Asset/Liability Management

The Company's management reviews the impact that changing interest rates will have on the net interest income projected for the twelve months following December 31, 2016 to determine if its current level of interest rate risk is acceptable. The following table projects the estimated impact on net interest income during the 12 month period ending December 31, 2017 of immediate interest rate changes called rate shocks:

(Dollars in thousands)
Rate Shock in Basis Points	Net Interest Change	Percent Change
+200	$2,859	11.15%
+100	1,408	5.49
0	0	0.00
-100	(1,441)	(5.62)

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

To the extent consistent with its interest rate spread objectives, the Bank attempts to manage its interest rate risk and has taken a number of steps to restructure its balance sheet in order to better match the maturities of its assets and liabilities. In the past, more long term fixed rate loans were placed into the single family loan portfolio. In recent years, the Bank has focused its 30 year fixed rate single family residential lending program on loans that are saleable to third parties and generally places only adjustable rate or shorter term fixed rate loans that meet certain risk characteristics into its loan portfolio. In addition, a significant portion of the Bank’s commercial loan production continues to be in adjustable rate loans that re-price every one, two, or three years.

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

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)	December 31, 2016	December 31, 2015

ASSETS
Cash and cash equivalents	$27,561	39,782
Securities available for sale:
Mortgage-backed and related securities (amortized cost $993 and $2,237)	1,005	2,283
Other marketable securities (amortized cost $78,846 and $110,092)	77,472	109,691
	78,477	111,974

Loans held for sale	2,009	3,779
Loans receivable, net	551,171	463,185
Accrued interest receivable	2,626	2,254
Real estate, net	611	2,045
Federal Home Loan Bank stock, at cost	770	691
Mortgage servicing rights, net	1,604	1,499
Premises and equipment, net	8,223	7,469
Goodwill	802	0
Core deposit intangible, net	454	393
Prepaid expenses and other assets	1,768	1,417
Deferred tax asset, net	5,947	8,673
Total assets	$682,023	643,161

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits	$592,811	559,387
Other borrowings	7,000	9,000
Accrued interest payable	236	242
Customer escrows	1,011	830
Accrued expenses and other liabilities	5,046	4,057
Total liabilities	606,104	573,516

Commitments and contingencies
Stockholders’ equity:
Serial-preferred stock: ($.01 par value) authorized 500,000 shares; issued shares 0	0	0
Common stock ($.01 par value): authorized 16,000,000; issued shares 9,128,662	91	91
Additional paid-in capital	50,566	50,388
Retained earnings, subject to certain restrictions	86,886	80,536
Accumulated other comprehensive loss	(820)	(214)
Unearned employee stock ownership plan shares	(2,223)	(2,417)
Treasury stock, at cost 4,639,739 and 4,645,769 shares	(58,581)	(58,739)
Total stockholders’ equity	75,919	69,645
Total liabilities and stockholders’ equity	$682,023	643,161

See accompanying notes to consolidated financial statements.

Consolidated Statements of COMPREHENSIVE INCOME

Years ended December 31 (Dollars in thousands, except per share amounts)	2016	2015	2014
Interest income:
Loans receivable	$25,900	19,389	18,987
Securities available for sale:
Mortgage-backed and related	58	116	164
Other marketable	1,289	1,881	1,269
Cash equivalents	96	63	189
Other	6	4	4
Total interest income	27,349	21,453	20,613

Interest expense:
Deposits	1,002	934	1,211
Federal Home Loan Bank advances and other borrowings	591	573	0
Total interest expense	1,593	1,507	1,211
Net interest income	25,756	19,946	19,402
Provision for loan losses	(645)	(164)	(6,998)
Net interest income after provision for loan losses	26,401	20,110	26,400

Non-interest income:
Fees and service charges	3,427	3,316	3,458
Loan servicing fees	1,108	1,046	1,058
Gain on sales of loans	2,618	1,964	1,828
Other	1,048	1,327	940
Total non-interest income	8,201	7,653	7,284

Non-interest expense:
Compensation and benefits	14,764	13,733	13,332
(Gains) losses on real estate owned	(596)	218	(1,194)
Occupancy and equipment	4,041	3,722	3,691
Data processing	1,161	1,020	1,011
Professional services	1,257	1,108	1,216
Other	3,503	3,395	3,347
Total non-interest expense	24,130	23,196	21,403
Income before income tax expense	10,472	4,567	12,281
Income tax expense	4,122	1,611	4,902
Net income	6,350	2,956	7,379
Preferred stock dividends	0	(108)	(1,710)
Net income available to common shareholders	$6,350	2,848	5,669
Other comprehensive (loss) income, net of tax	(606)	204	256
Comprehensive income available to common shareholders	$5,744	3,052	5,925
Basic earnings per common share	$1.52	0.69	1.40
Diluted earnings per common share	$1.34	0.61	1.23

See accompanying notes to consolidated financial statements.

Consolidated Statements of Stockholders’ Equity

					Accumulated	Unearned
					Other	Employee		Total
			Additional		Comprehensive	Stock		Stock-
	Preferred	Common	Paid-in	Retained	Income	Ownership	Treasury	holders’
(Dollars in thousands)	Stock	Stock	Capital	Earnings	(Loss)	Plan	Stock	Equity
Balance, December 31, 2013	$26,000	91	51,175	72,211	(674)	(2,804)	(60,324)	85,675
Net income				7,379				7,379
Other comprehensive income					256			256
Redemption of preferred stock	(16,000)							(16,000)
Stock compensation tax benefits			1					1
Restricted stock awards			(1,262)				1,262	0
Amortization of restricted stock awards			240					240
Preferred stock dividends				(1,785)				(1,785)
Earned employee stock ownership plan shares			53			194		247
Balance, December 31, 2014	$10,000	91	50,207	77,805	(418)	(2,610)	(59,062)	76,013
Net income				2,956				2,956
Other comprehensive income					204			204
Redemption of preferred stock	(10,000)							(10,000)
Restricted stock awards			(332)				332	0
Restricted stock awards forfeiture			9				(9)	0
Amortization of restricted stock awards			447					447
Preferred stock dividends				(225)				(225)
Earned employee stock ownership plan shares			57			193		250
Balance, December 31, 2015	$0	91	50,388	80,536	(214)	(2,417)	(58,739)	69,645
Net income				6,350				6,350
Other comprehensive loss					(606)			(606)
Stock compensation expense			79					79
Restricted stock awards			(158)				158	0
Amortization of restricted stock awards			177					177
Earned employee stock ownership plan shares			80			194		274
Balance, December 31, 2016	$0	91	50,566	86,886	(820)	(2,223)	(58,581)	75,919

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended December 31 (Dollars in thousands)	2016	2015	2014
Cash flows from operating activities:
Net income	$6,350	2,956	7,379
Adjustments to reconcile net income to cash provided by operating activities:
Provision for loan losses	(645)	(164)	(6,998)
Depreciation	850	706	576
Amortization of premiums (discounts), net	47	(3)	18
Amortization of deferred loan fees	(1,011)	(964)	(340)
Amortization of core deposit intangible	92	28	0
Amortization of purchased loan fair value adjustments	(529)	(657)	0
Amortization of mortgage servicing rights	601	555	517
Capitalized mortgage servicing rights	(706)	(547)	(316)
Deferred income tax expense	3,128	1,722	4,566
Securities losses (gains), net	10	(6)	0
(Gains) losses on sales of real estate and premises	(596)	218	(1,194)
Gain on sales of loans	(2,618)	(1,964)	(1,828)
Proceeds from sales of loans held for sale	99,121	78,278	56,040
Disbursements on loans held for sale	(79,783)	(69,941)	(41,557)
Amortization of restricted stock awards	177	447	240
Amortization of unearned ESOP shares	194	193	194
Earned ESOP shares priced above original cost	80	57	53
Stock option compensation expense	79	0	1
(Increase) decrease in accrued interest receivable	(265)	(346)	240
(Decrease) increase in accrued interest payable	(9)	137	(53)
Increase in other assets	(323)	(239)	(444)
Increase (decrease) in other liabilities	999	302	(265)
Other, net	270	52	515
Net cash provided by operating activities	25,513	10,820	17,344
Cash flows from investing activities:
Proceeds from sales of securities available for sale	20	10,951	0
Principal collected on securities available for sale	1,245	1,694	2,148
Proceeds collected on maturity of securities available for sale	136,145	175,070	125,000
Purchases of securities available for sale	(104,968)	(144,069)	(157,004)
Purchase of Federal Home Loan Bank stock	(1,879)	(2,152)	0
Redemption of Federal Home Loan Bank stock	1,800	2,238	7
Proceeds from sales of real estate and premises	2,369	1,127	4,816
Net (increase) decrease in loans receivable	(89,570)	(80,447)	13,455
Gain on acquisition	0	(289)	0
Acquisition payment (net of cash acquired)	6,080	4,816	0
Purchases of premises and equipment	(1,607)	(803)	(847)
Net cash used by investing activities	(50,365)	(31,864)	(12,425)
Cash flows from financing activities:
Increase (decrease) in deposits	14,468	15,375	(57,182)
Redemption of preferred stock	0	(10,000)	(16,000)
Dividends paid to preferred stockholders	0	(225)	(5,964)
Proceeds from borrowings	45,000	65,000	0
Repayment of borrowings	(47,000)	(56,000)	0
Increase in customer escrows	163	42	175
Net cash provided (used) by financing activities	12,631	14,192	(78,971)
Decrease in cash and cash equivalents	(12,221)	(6,852)	(74,052)
Cash and cash equivalents, beginning of year	39,782	46,634	120,686
Cash and cash equivalents, end of year	$27,561	39,782	46,634
Supplemental cash flow disclosures:
Cash paid for interest	$1,599	1,358	1,264
Cash paid for income taxes	436	191	0
Supplemental noncash flow disclosures:
Loans transferred to loans held for sale	15,002	8,125	13,243
Transfer of loans to real estate	591	110	142

See accompanying notes to consolidated financial statements.

Notes to Consolidated Financial Statements

December 31, 2016, 2015 and 2014

NOTE 1 Description of the Business and Summary of Significant Accounting Policies

HMN Financial, Inc. (HMN or the Company) is a stock savings bank holding company that owns 100 percent of Home Federal Savings Bank (the Bank). The Bank has a community banking philosophy and operates retail banking and loan production facilities in Minnesota, Iowa, and Wisconsin. The Bank has two wholly owned subsidiaries, Osterud Insurance Agency, Inc. (OIA), which does business as Home Federal Investment Services and offers financial planning products and services, and HFSB Property Holdings, LLC (HPH), which is currently inactive, but has acted in the past as an intermediary for the Bank in holding and operating certain foreclosed properties.

The consolidated financial statements included herein are for HMN, the Bank, OIA, and HPH. All significant intercompany accounts and transactions have been eliminated in consolidation.

The Company evaluated subsequent events through the filing date of our annual 10-K with the Securities and Exchange Commission on March 10, 2017.

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

The allowance for loan losses is based on a periodic analysis of the loan portfolio and is maintained at an amount considered to be appropriate by management to provide for probable losses inherent in the loan portfolio as of the balance sheet dates. In this analysis, management considers factors including, but not limited to, specific occurrences of loan impairment, actual and anticipated changes in the size of the portfolios, national and regional economic conditions (such as unemployment data, loan delinquencies, local economic conditions, demand for single-family homes, demand for commercial real estate and building lots), loan portfolio composition, historical loss experience, and observations made by the Company's ongoing internal audit and regulatory exam processes. In connection with the determination of the allowance for loan losses, management obtains independent appraisals for significant properties or other collateral securing classified loans. Appraisals on collateral dependent commercial real estate and commercial business loans are obtained when it is determined that the borrower’s risk profile has deteriorated and the loan is classified as impaired. Subsequent new third party appraisals of properties securing impaired commercial real estate and commercial business loans are prepared at least every two years. For all land development loan types, a new third party appraisal is prepared on an annual basis where current activity is not consistent with the assumptions made in the most recent third party appraisal. Non-performing residential and consumer home equity loans and home equity lines may have a third party appraisal or an internal evaluation completed depending on the size of the loan and location of the property. These appraisals, or internal valuations, are generally completed when a residential or consumer home equity loan or home equity line of credit becomes 120 days past due and are typically updated after possession of the property is obtained. Valuations are reviewed on a quarterly basis and adjustments are made to the allowance for loan losses for temporary impairments and charge-offs are taken when the impairment is determined to be permanent. The fair market value of the properties for all loan types are adjusted for estimated selling costs in order to determine the net realizable value of the properties. The allowance for loan losses is established for known problem loans, as well as for loans which are not currently known to require an allowance. Loans are charged off to the extent they are deemed to be uncollectible. The appropriateness of the allowance for loan losses is dependent upon management’s estimates of variables affecting valuation, appraisals of collateral, evaluations of performance and status, and the amounts and timing of future cash flows expected to be received on impaired loans. Such estimates, appraisals, evaluations and cash flows may be subject to adjustments due to changing economic prospects of borrowers or properties. The fair market value of collateral dependent loans are typically based on the appraised value of the property less estimated selling costs. The estimates are reviewed periodically and adjustments, if any, are recorded in the provision for loan losses in the periods in which the adjustments become known. The allowance is allocated to individual loan categories based upon the relative risk characteristics of the loan portfolios and the actual loss experience. The Company increases its allowance for loan losses by charging the provision for loan losses against income and decreases its allowance by crediting the provision for loan losses. The methodology for establishing the allowance for loan losses takes into consideration probable losses that have been identified in connection with specific loans as well as losses in the loan portfolio that have not been specifically identified.

Interest income is recognized on an accrual basis except when collectability is in doubt. When loans are placed on a non-accrual basis, generally when the loan is 90 days past due, previously accrued but unpaid interest is reversed from income. If the ultimate collectability of a loan is in doubt and the loan is placed in nonaccrual status, the cost recovery method is used and cash collected is applied to first reduce the principal outstanding. Generally, the Company returns a loan to accrual status when all delinquent interest and principal becomes current under the terms of the loan agreement and collectability of remaining principal and interest is no longer doubtful. Previously collected interest payments that were applied to principal when the loan was classified as non-accrual are recorded as interest income using the effective yield method over the estimated life of the loan, including expected renewal terms.

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

Purchased Loans Acquired Through Business Combinations

Purchased loans acquired in a business combination, including loans that have evidence of deterioration of credit quality since origination and for which it is probable, at acquisition, that the Company will be unable to collect all contractually required payments, are initially recorded at fair value as determined by the present value of expected future cash flows with no valuation allowance. The difference between the undiscounted cash flows expected at acquisition and the investment in the loan is an accretable yield adjustment and is recognized as interest income using the effective yield method over the life of the loan. Contractually required payments for principal and interest that exceed the undiscounted cash flows expected at acquisition is a nonaccretable difference and is not recognized as a yield adjustment, loss accrual, or a valuation allowance. Increases in expected cash flows subsequent to the initial investment are recognized prospectively through an adjustment of the yield on the loan over its remaining life. Decreases in expected cash flows after the loan is acquired are recognized as an impairment and charged to the provision for loan losses.

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

The transfer of a participating interest in an entire financial asset must also meet the definition of a participating interest. A participating interest in a financial asset has all of the following characteristics: (1) from the date of transfer, it must represent a proportionate (pro rata) ownership interest in the financial asset, (2) from the date of transfer, all cash flows received, except any cash flows allocated as any compensation for servicing or other services performed, must be divided proportionately among participating interest holders in the amount equal to their share ownership, (3) the rights of each participating interest holder must have the same priority, and (4) no party has the right to pledge or exchange the entire financial asset unless all participating interest holders agree to do so.

Real Estate, net

Real estate acquired through loan foreclosure or deed in lieu of foreclosure, is initially recorded at its fair value less estimated selling costs. Third party appraisals are obtained as soon as practical after obtaining possession of the property. Valuations are reviewed quarterly by management and an allowance for losses is established if the carrying value of a property exceeds its fair value less estimated selling costs.

Mortgage Servicing Rights, net

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

Premises and Equipment, net

Land is carried at cost. Office buildings, improvements, furniture and equipment are carried at cost less accumulated depreciation. Depreciation is computed on a straight-line basis over estimated useful lives of 5 to 40 years for office buildings and improvements and 3 to 10 years for furniture and equipment.

Goodwill

The Company records goodwill for acquisition amounts paid in excess of the net assets purchased. Goodwill is not amortized, but is tested for impairment at least annually or more frequently if there are indications of impairment.

Core Deposit Intangible, net

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

Income Taxes

Deferred tax assets and liabilities are recognized for future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date. A valuation allowance is required to be recognized if it is “more likely than not” that the deferred tax asset will not be realized. The determination of the realizability of the deferred tax asset is subjective and dependent upon judgment concerning management’s evaluation of both positive and negative evidence regarding the ultimate realizability of deferred tax assets.

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

New Accounting Pronouncements

In January 2016, the FASB issued ASU 2016-01, Financial Instruments – Overall (Subtopic 825-10) Recognition and Measurement of Financial Assets and Financial Liabilities. The amendments in this ASU require, among other things, equity investments to be measured at fair value with changes in fair value recognized in net income and that public business entities use the exit price notion when measuring the fair value of financial instruments for disclosure purposes. The amendments also require an entity to present separately in other comprehensive income the portion of the total change in the fair value of a liability resulting from a change in the instrument-specific credit risk when the entity has elected to measure the liability at fair value in accordance with the fair value option for financial instruments. In addition, the amendments also eliminate the requirement for public business entities to disclose the method(s) and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost on the balance sheet. The ASU is intended to reduce diversity in practice and is effective for public business entities for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. The amendments should be applied by means of a cumulative-effect adjustment to the balance sheet as of the beginning of the fiscal year of adoption. The adoption of this ASU in the first quarter of 2018 is not anticipated to have a material impact on the Company’s consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). The amendments in the ASU create Topic 842, Leases, and supersede the lease requirements in Topic 840, Leases. The objective of this ASU is to establish the principles that lessees and lessors shall apply to report useful information to users of financial statements about the amount, timing, and uncertainty of cash flows arising from a lease. The main difference between previous GAAP and this ASU is the recognition of lease assets and lease liabilities by lessees for those leases classified as operating leases under previous GAAP. The amendment requires a lessee to recognize in the statement of financial position a liability to make lease payments (the lease liability) and the right-of-use asset representing its right to use the underlying asset for the lease term. The accounting applied by a lessor is largely unchanged from that applied under previous GAAP. In transition, lessees and lessors are required to recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach. The modified retrospective approach includes a number of optional practical expedients that entities may elect to apply that will, in effect, continue to account for leases that commence before the effective date in accordance with previous GAAP unless the lease is modified. The amendments in the ASU, for public business entities that are U. S. Securities and Exchange Commission (SEC) filers, are effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. The adoption of this ASU in the first quarter of 2019 is not anticipated to have a material impact on the Company’s consolidated financial statements.

In March 2016, the FASB issued ASU 2016-09, Compensation – Stock Compensation (Topic 718). The amendments in this ASU affect all entities that issue share-based payment awards to their employees. The amendments are intended to simplify the accounting for share-based payment transactions including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. The amendments in this ASU, for public business entities, are effective for fiscal years beginning after December 15, 2016, including interim periods within those annual periods. Amendments should be applied using a modified retrospective transition method by means of a cumulative-effect adjustment to equity as of the beginning of the period in which the guidance is adopted. The adoption of this ASU in the first quarter of 2017 is not anticipated to have a material impact on the Company’s consolidated financial statements.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The amendments in this ASU affect all entities that measure credit losses on financial instruments including loans, debt securities, trade receivables, net investments in leases, off-balance sheet credit exposures, reinsurance receivables, and any other financial asset that has a contractual right to receive cash that is not specifically excluded. The main objective of this ASU is to provide financial statement users with more decision-useful information about the expected credit losses on financial instruments and other commitments to extend credit held by a reporting entity at each reporting date. To achieve this objective, the amendments in this ASU replace the incurred loss impairment methodology required in current GAAP with a methodology that reflects expected credit losses that requires consideration of a broader range of reasonable and supportable information to estimate credit losses. The amendments in this ASU will affect entities to varying degrees depending on the credit quality of the assets held by the entity, the duration of the assets held, and how the entity applies the current incurred loss methodology. The amendments in this ASU, for public business entities that are U. S. Securities and Exchange Commission (SEC) filers, are effective for fiscal years beginning after December 15, 2019, including interim periods within those annual periods. All entities may adopt the amendments in the ASU early as of the fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Amendments should be applied using a modified retrospective transition method by means of a cumulative-effect adjustment to equity as of the beginning of the period in which the guidance is adopted. Management is in the process of evaluating the impact that the adoption of this ASU in the first quarter of 2020 will have on the Company’s consolidated financial statements.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments. The amendments in this ASU affect all entities that are required to present a statement of cash flows under Topic 230 and address the following eight specific cash flow issues: debt prepayment or debt extinguishment costs; settlement of zero-coupon debt instruments or other debt instruments with coupon interest rates that are insignificant in relation to the effective interest rate of the borrowing; contingent consideration payments made after a business combination; proceeds from the settlement of insurance claims; proceeds from the settlement of corporate-owned life insurance policies; distributions received from equity method investees; beneficial interest in securitization transactions; and separately identifiable cash flows and application of the predominance principle. This ASU is intended to reduce diversity in practice and is effective for public business entities that are    U. S. Securities and Exchange Commission (SEC) filers for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years with early adoption permitted. Upon adoption, the amendments should be applied using a retrospective transition method to each period presented. The adoption of this ASU in the first quarter of 2018 is not anticipated to have a material impact on the Company’s consolidated financial statements.

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

Reclassifications

Certain amounts in the consolidated financial statements for the prior years have been reclassified to conform to the current year presentation.

NOTE 2 Acquisitions

The Company records purchased assets and liabilities at their fair market value at the time of purchase in accordance with the requirements of ASU 805 - Business Combinations. On April 8, 2016, the Bank completed the acquisition of loans and assumption of liabilities of the Deerwood Bank branch in Albert Lea, Minnesota. The transaction increased the Bank’s assets by $19.0 million, including increases in loans, cash, goodwill, and core deposit intangible of $11.9 million, $6.1 million, $0.8 million, and $0.2 million, respectively. The Bank also assumed deposit liabilities of $19.0 million. The acquired loans and deposits are being serviced from Home Federal’s existing branch location at 143 West Clark Street, Albert Lea, Minnesota.

On August 14, 2015, the Bank completed the acquisition of certain assets and assumption of certain liabilities of Kasson State Bank. The transaction increased the Bank’s total assets by $52.8 million including increases in loans of $24.1 million, investments of $17.5 million, cash of $10.0 million, core deposit intangible of $0.4 million and other assets of $0.8 million. The Bank also assumed liabilities of $49.3 million, including $47.3 million of deposits and $2.0 million in other liabilities. Consideration paid was $3.2 million and a gain on the transaction of $0.3 million was recorded. The Bank continues to operate both of the former Kasson State Bank locations in Kasson, Minnesota acquired in the transaction as branches of Home Federal Savings Bank.

Determining the estimated fair value of the acquired assets and assumed liabilities required the Bank to estimate cash flows expected to result from those assets and liabilities and to discount those cash flows at appropriate rates of interest. The most significant of those determinations related to the fair valuation of the loans acquired, which management considers to be a critical accounting estimate that involves significant estimates and assumptions. The fair value of the loans purchased was based on the present value of the expected cash flows. Periodic principal and interest cash flows were adjusted for expected losses and prepayments, then discounted to determine the present value and summed to arrive at the estimated fair value. For such loans, the excess of cash flows expected at acquisition over the estimated fair value is recognized as interest income over the remaining lives of the loans. The difference between contractually required payments at acquisition and the cash flows expected to be collected at acquisition reflects the impact of estimated credit losses and other factors, such as prepayments. In accordance with GAAP, there was no carry-over of previously established allowances for loan losses established on the seller’s records. As a result, standard industry coverage ratios with regard to the allowance for credit losses are less meaningful after the acquisitions. The purchased loans were divided into loans with evidence of credit quality deterioration, which are accounted for under ASC topic 310-30 (purchased credit impaired (PCI)) and loans that do not meet this criteria, which are accounted for under ASC topic 310-20 (performing). PCI loans have experienced a deterioration of credit quality from origination to acquisition for which it is probable that the Bank will not be able to collect all contractually required principal and interest payments on the loan. Subsequent decreases in the expected cash flows require the Bank to evaluate the need for additions to the allowance for credit losses. Subsequent improvements in expected cash flows generally result in a reduction of previously established allowance for credit losses or the recognition of additional interest income over the remaining lives of the loans.

NOTE 3 Other Comprehensive (Loss) Income

The components of other comprehensive (loss) income and the related tax effects were as follows:

	For the years ended December 31,
	2016			2015			2014
(Dollars in thousands)	Before Tax	Tax Effect	Net of Tax	Before Tax	Tax Effect	Net of Tax	Before Tax	Tax Effect	Net of Tax
Securities available for sale:
Gross unrealized (losses) gains arising during the period.	$(1,016)	(404)	(612)	344	137	207	38	(218)	256
Less reclassification of net (losses) gains included in net income	(10)	(4)	(6)	6	3	3	0	0	0
Net unrealized (losses) gains arising during the period	(1,006)	(400)	(606)	338	134	204	38	(218)	256
Other comprehensive (loss) income	$(1,006)	(400)	(606)	338	134	204	38	(218)	256

The tax effect in 2014 includes the impact of the reversal of certain deferred tax asset valuation reserve components that reversed in 2014 as a result of the changes that occurred in the investment portfolio during the year.

NOTE 4 Securities Available for Sale

A summary of securities available for sale at December 31, 2016 and 2015 is as follows:

(Dollars in thousands)	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
December 31, 2016
Mortgage-backed securities:
Federal Home Loan Mortgage Corporation (FHLMC)	$327	10	0	337
Federal National Mortgage Association (FNMA)	295	7	0	302
Collateralized mortgage obligations:
FHLMC	371	0	(5)	366
	993	17	(5)	1,005
Other marketable securities:
U.S. Government agency obligations	74,979	16	(1,079)	73,916
Municipal obligations	2,819	0	(20)	2,799
Corporate obligations	290	2	0	292
Corporate preferred stock	700	0	(350)	350
Corporate equity	58	57	0	115
	78,846	75	(1,449)	77,472
	$79,839	92	(1,454)	78,477

December 31, 2015
Mortgage-backed securities:
FHLMC	$728	31	0	759
FNMA	725	22	0	747
Collateralized mortgage obligations:
FHLMC	742	2	(1)	743
Other	42	0	(8)	34
	2,237	55	(9)	2,283
Other marketable securities:
U.S. Government agency obligations	105,003	68	(129)	104,942
Municipal obligations	3,991	18	(7)	4,002
Corporate obligations	340	0	(6)	334
Corporate preferred stock	700	0	(350)	350
Corporate equity	58	5	0	63
	110,092	91	(492)	109,691
	$112,329	146	(501)	111,974

In 2016, the Company sold $20,000 of available for sale securities and recognized a loss of $10,000 on the sales.

In 2015, the Company sold $11.0 million of available for sale securities and recognized a gain of $6,000 on the sales. The Company did not sell any available for sale securities and did not recognize any gains or losses on investments in 2014.

The following table presents the amortized cost and estimated fair value of securities available for sale at December 31, 2016, based upon contractual maturity adjusted for scheduled repayments of principal and projected prepayments of principal based upon current economic conditions and interest rates. Actual maturities may differ from the maturities in the following table because obligors may have the right to call or prepay obligations with or without call or prepayment penalties:

(Dollars in thousands)	Amortized Cost	Fair Value
Due one year or less	$15,561	15,358
Due after one year through five years	63,144	62,282
Due after five years through ten years	263	261
Due after ten years	813	461
No stated maturity	58	115
Total	$79,839	78,477

The allocation of mortgage-backed securities in the table above is based upon the anticipated future cash flow of the securities using estimated mortgage prepayment speeds.

The following table shows the gross unrealized losses and fair values for the securities available for sale portfolio aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2016 and 2015:

	Less Than Twelve Months			Twelve Months or More			Total
(Dollars in thousands)	# of Investments	Fair Value	Unrealized Losses	# of Investments	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
December 31, 2016
Collateralized mortgage obligations:
FNMA	1	$262	(3)	1	$104	(2)	$366	(5)
Other marketable securities:
U.S. Government agency obligations	13	63,896	(1,079)	0	0	0	63,896	(1,079)
Municipal obligations	14	2,327	(19)	2	214	(1)	2,541	(20)
Corporate preferred stock	0	0	0	1	350	(350)	350	(350)
Total temporarily impaired securities	28	$66,485	(1,101)	4	$668	(353)	$67,153	(1,454)

December 31, 2015
Collateralized mortgage obligations:
FNMA	1	$346	(1)	0	$0	0	$346	(1)
Other	2	34	(8)	0	0	0	34	(8)
Other marketable securities:
U.S. Government agency obligations	9	44,878	(129)	0	0	0	44,878	(129)
Municipal obligations	12	2,010	(7)	0	0	0	2,010	(7)
Corporate obligations	1	334	(6)	0	0	0	334	(6)
Corporate preferred stock	0	0	0	1	350	(350)	350	(350)
Total temporarily impaired securities	25	$47,602	(151)	1	$350	(350)	$47,952	(501)

We review our investment portfolio on a quarterly basis for indications of impairment. This review includes analyzing the length of time and the extent to which the fair value has been lower than the cost, the market liquidity for the investment, the financial condition and near-term prospects of the issuer, including any specific events which may influence the operations of the issuer, and our intent and ability to hold the investment for a period of time sufficient to recover the temporary loss.  The unrealized losses on U.S. Government agency obligations are the result of changes in interest rates. The unrealized losses reported for the corporate preferred stock at December 31, 2016 relates to a single trust preferred security that was issued by the holding company of a small community bank. Typical of most trust preferred issuances, the issuer has the ability to defer interest payments for up to five years with interest payable on the deferred balance. In September 2014, the issuer paid all deferred interest that was due and all payments were current as of September 30, 2014. Since January 2015, the issuer has deferred its scheduled interest payments as allowed by the terms of the security agreement. The issuer’s subsidiary bank has generated modest net income amounts over the past several years and met the regulatory requirements to be considered “well capitalized” based on its most recent regulatory filing. Based on a review of the issuer, it was determined that the trust preferred security was not other-than-temporarily impaired at December 31, 2016. The Company does not intend to sell the preferred stock and has the intent and ability to hold it for a period of time sufficient to recover the temporary loss. Management believes that the Company will receive all principal and interest payments contractually due on the security and that the decrease in the market value is primarily due to a lack of liquidity in the market for trust preferred securities. Management will continue to monitor the credit risk of the issuer and may be required to recognize other-than-temporary impairment charges on this security in future periods.

NOTE 5 Loans Receivable, Net

A summary of loans receivable at December 31, 2016 and 2015, is as follows:

(Dollars in thousands)	2016	2015
Residential real estate loans:
Single family conventional	$103,125	90,587
Single family FHA	92	206
Single family VA	38	152
	103,255	90,945
Commercial real estate:
Lodging	43,285	27,428
Retail/office	53,935	45,097
Nursing home/health care	8,185	9,183
Land developments	24,240	21,272
Golf courses	1,560	4,163
Restaurant/bar/café	5,851	5,854
Alternative fuel plants	0	2,205
Warehouse	26,630	18,337
Construction:
Single family builder	21,944	15,152
Multi-family	2,610	18,865
Commercial real estate	6,794	4,086
Manufacturing	15,743	11,585
Churches/community service	10,199	8,195
Multi-family	36,777	12,324
Other	41,327	43,607
	299,080	247,353
Consumer:
Autos	3,036	2,885
Home equity line	40,476	38,980
Home equity	16,302	14,782
Other – secured	2,048	2,031
Recreational vehicles	7,553	2,650
Land/lots	2,362	1,144
Other – unsecured	1,506	1,943
	73,283	64,415

Commercial business	85,176	70,106
Total loans	560,794	472,819
Less:
Unamortized discounts	20	16
Net deferred loan costs	(300)	(91)
Allowance for loan losses	9,903	9,709
Total loans receivable, net	$551,171	463,185
Commitments to originate or purchase loans	$47,220	27,184
Commitments to deliver loans to secondary market	$9,595	8,071
Weighted average contractual rate of loans in portfolio	4.45%	4.54%

Included in total commitments to originate or purchase loans are fixed rate loans aggregating $29.6 million and $22.3 million as of December 31, 2016 and 2015, respectively. The interest rates on these loan commitments ranged from 2.75% to 5.125% at December 31, 2016 and from 3.00% to 5.49% at December 31, 2015.

The aggregate amount of loans to executive officers and directors of the Company was $0.2 million, $2.7 million and $2.8 million at December 31, 2016, 2015 and 2014, respectively. During 2016, there was no activity on loans to executive officers and directors other than the $2.5 million in loans that were reclassified during the period due to a change in borrower classification. During 2015, repayments on loans to executive officers and directors were $0.1 million, new loans to executive officers and directors totaled $0.2 million, and loans closed or paid off were $0.2 million. During 2014, repayments on loans to executive officers and directors were $0.1 million, new loans to executive officers and directors totaled $0.2 million, sales of executive officer and director loans were $0.2 million, and loans reclassified were $0.2 million. All loans were made in the ordinary course of business on normal credit terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated parties.

At December 31, 2016, 2015 and 2014, the Company was servicing loans for others with aggregate unpaid principal balances of approximately $425.5 million, $391.9 million and $379.7 million, respectively.

The Company originates residential, commercial real estate and other loans primarily in Minnesota, Wisconsin, and Iowa. At December 31, 2016 and 2015, the Company had in its portfolio single-family residential loans located in the following states:

	2016		2015
(Dollars in thousands)	Amount	Percent of Total	Amount	Percent of Total
Iowa	$4,470	4.3%	$5,387	5.9%
Minnesota	87,135	84.4	75,417	82.9
Missouri	1,206	1.2	918	1.0
Wisconsin	8,779	8.5	7,956	8.8
Other states	1,665	1.6	1,267	1.4
Total	$103,255	100.0%	$90,945	100.0%
Amounts under one million dollars in both years are included in “Other states”.

At December 31, 2016 and 2015, the Company had in its portfolio commercial real estate loans located in the following states:

	2016		2015
(Dollars in thousands)	Amount	Percent of Total	Amount	Percent of Total
Alabama	$1,902	0.7%	$2,056	0.8%
Florida	3,781	1.3	3,738	1.5
Idaho	3,529	1.2	3,678	1.5
Indiana	2,189	0.7	4,608	1.9
Iowa	1,973	0.7	1,106	0.4
Minnesota	213,983	71.5	184,670	74.7
North Carolina	2,926	1.0	4,203	1.7
North Dakota	8,447	2.8	7,979	3.2
Tennessee	1,036	0.3	260	0.1
Wisconsin	57,512	19.2	31,918	12.9
Other states	1,802	0.6	3,137	1.3
Total	$299,080	100.0%	$247,353	100.0%
Amounts under one million dollars in both years are included in “Other states”.

NOTE 6 Allowance for Loan Losses and Credit Quality Information

The allowance for loan losses is summarized as follows:

(Dollars in thousands)	Single Family	Commercial Real Estate	Consumer	Commercial Business	Total
Balance, December 31, 2013	$1,628	6,458	1,106	2,209	11,401

Provision for losses	$(440)	(3,518)	(4)	(3,036)	(6,998)
Charge-offs	(92)	(936)	(131)	(55)	(1,214)
Recoveries	0	3,020	38	2,085	5,143
Balance, December 31, 2014	$1,096	5,024	1,009	1,203	8,332

Provision for losses	$(105)	(427)	254	114	(164)
Charge-offs	(19)	0	(105)	(69)	(193)
Recoveries	18	1,481	42	193	1,734
Balance, December 31, 2015	$990	6,078	1,200	1,441	9,709

Provision for losses	$262	(1,788)	481	400	(645)
Charge-offs	(66)	(67)	(108)	(180)	(421)
Recoveries	0	730	40	490	1,260
Balance, December 31, 2016	$1,186	4,953	1,613	2,151	9,903

Allocated to:
Specific reserves	$223	296	370	120	1,009
General reserves	767	5,782	830	1,321	8,700
Balance, December 31, 2015	$990	6,078	1,200	1,441	9,709

Allocated to:
Specific reserves	$235	248	434	71	988
General reserves	951	4,705	1,179	2,080	8,915
Balance, December 31, 2016	$1,186	4,953	1,613	2,151	9,903

Loans receivable at December 31, 2015:
Individually reviewed for impairment	$2,203	2,204	977	415	5,799
Collectively reviewed for impairment	88,742	245,149	63,438	69,691	467,020
Ending balance	$90,945	247,353	64,415	70,106	472,819

Loans receivable at December 31, 2016:
Individually reviewed for impairment	$1,107	1,880	940	643	4,570
Collectively reviewed for impairment	102,148	297,200	72,343	84,533	556,224
Ending balance	$103,255	299,080	73,283	85,176	560,794

The following table summarizes the amount of classified and unclassified loans at December 31, 2016 and 2015:

	December 31, 2016
	Classified					Unclassified
(Dollars in thousands)	Special Mention	Substandard	Doubtful	Loss	Total	Total	Total Loans
Single family	$457	2,130	74	0	2,661	100,594	103,255
Commercial real estate:
Real estate rental and leasing	1,577	3,156	0	0	4,733	148,610	153,343
Other	1,702	7,187	0	0	8,889	136,848	145,737
Consumer	0	531	110	299	940	72,343	73,283
Commercial business:
Transportation industry	0	4,065	0	0	4,065	6,444	10,509
Other	3,973	2,916	0	0	6,889	67,778	74,667
	$7,709	19,985	184	299	28,177	532,617	560,794

	December 31, 2015
	Classified					Unclassified
(Dollars in thousands)	Special Mention	Substandard	Doubtful	Loss	Total	Total	Total Loans
Single family	$189	2,889	55	0	3,133	87,812	90,945
Commercial real estate:
Real estate rental and leasing	1,910	4,827	0	0	6,737	118,639	125,376
Other	917	9,473	0	0	10,390	111,587	121,977
Consumer	0	639	52	286	977	63,438	64,415
Commercial business:
Transportation industry	4,082	18	0	0	4,100	5,249	9,349
Other	841	1,515	0	0	2,356	58,401	60,757
	$7,939	19,361	107	286	27,693	445,126	472,819

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

The aging of past due loans at December 31, 2016 and 2015 is summarized as follows:

(Dollars in thousands)	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	Total Past Due	Current Loans	Total Loans	Loans 90 Days or More Past Due and Still Accruing
2016
Single family	$342	158	179	679	102,576	103,255	0
Commercial real estate:
Real estate rental and leasing	0	0	0	0	153,343	153,343	0
Other	0	0	0	0	145,737	145,737	0
Consumer	412	117	140	669	72,614	73,283	0
Commercial business:
Transportation industry	0	0	0	0	10,509	10,509	0
Other	85	0	274	359	74,308	74,667	0
	$839	275	593	1,707	559,087	560,794	0

2015
Single family	$490	130	799	1,419	89,526	90,945	0
Commercial real estate:
Real estate rental and leasing	0	0	0	0	125,376	125,376	0
Other	0	289	0	289	121,688	121,977	0
Consumer	330	262	119	711	63,704	64,415	0
Commercial business:
Transportation industry	0	0	0	0	9,349	9,349	0
Other	45	0	0	45	60,712	60,757	0
	$865	681	918	2,464	470,355	472,819	0

Impaired loans include loans that are non-performing (non-accruing) and loans that have been modified in a TDR. The following table summarizes impaired loans and related allowances for the years ended December 31, 2016 and 2015:

	December 31, 2016
(Dollars in thousands)	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
Loans with no related allowance recorded:
Single family	$217	217	0	567	15
Commercial real estate:
Real estate rental and leasing	40	122	0	40	0
Other	26	1,771	0	29	97
Consumer	312	312	0	449	13
Commercial business:
Other	274	356	0	81	18

Loans with an allowance recorded:
Single family	890	890	235	1,022	17
Commercial real estate:
Real estate rental and leasing	0	0	0	389	0
Other	1,814	1,814	248	1,856	229
Consumer	628	644	434	553	13
Commercial business:
Other	369	921	71	423	57

Total:
Single family	1,107	1,107	235	1,589	32
Commercial real estate:
Real estate rental and leasing	40	122	0	429	0
Other	1,840	3,585	248	1,885	326
Consumer	940	956	434	1,002	26
Commercial business:
Other	643	1,277	71	504	75
	$4,570	7,047	988	5,409	459

	December 31, 2015
(Dollars in thousands)	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
Loans with no related allowance recorded:
Single family	$1,251	1,251	0	943	60
Commercial real estate:
Real estate rental and leasing	44	184	0	46	7
Other	25	1,706	0	5,462	96
Consumer	475	476	0	387	10
Commercial business:
Other	0	79	0	36	0

Loans with an allowance recorded:
Single family	952	952	223	1,045	14
Commercial real estate:
Real estate rental and leasing	0	0	0	3	0
Other	2,135	2,135	296	1,920	32
Consumer	502	519	370	448	20
Commercial business:
Other	415	967	120	429	20

Total:
Single family	2,203	2,203	223	1,988	74
Commercial real estate:
Real estate rental and leasing	44	184	0	49	7
Other	2,160	3,841	296	7,382	128
Consumer	977	995	370	835	30
Commercial business:
Other	415	1,046	120	465	20
	$5,799	8,269	1,009	10,719	259

At December 31, 2016, 2015 and 2014, non-accruing loans totaled $3.3 million, $4.2 million and $10.9 million, respectively, for which the related allowance for loan losses was $0.8 million, $0.7 million and $0.8 million, respectively. Non-accruing loans for which no specific allowance has been recorded because management determined that the value of the collateral was sufficient to repay the loan totaled $0.7 million, $1.4 million and $8.0 million at December 31, 2016, 2015, and 2014, respectively. Had the loans performed in accordance with their original terms, the Company would have recorded gross interest income on the loans of $0.6 million, $0.5 million and $0.9 million in 2016, 2015 and 2014, respectively. For the years ended December 31, 2016, 2015, and 2014, the Company recognized interest income on these loans of $0.4 million, $0.3 million and $0.2 million, respectively. All of the interest income that was recognized for non-accruing loans was recognized using the cash basis method of income recognition. Non-accrual loans also include some of the loans that have had terms modified in a TDR.

The following table summarizes non-accrual loans at December 31, 2016 and 2015:

Dollars in thousands)	2016	2015
Single family	$916	1,655
Commercial real estate:
Real estate rental and leasing	41	44
Other	1,343	1,650
Consumer	630	786
Commercial business:
Other	343	46
	$3,273	4,181

Included in loans receivable, net, are certain loans that have been modified in order to maximize collection of loan balances. If the Company, for legal or economic reasons related to the borrower’s financial difficulties, grants a concession compared to the original terms and conditions of the loan, the modified loan is considered a troubled debt restructuring (TDR).

At December 31, 2016, 2015 and 2014, there were loans included in loans receivable, net, with terms that had been modified in a TDR totaling $3.3 million, $2.5 million and $9.4 million, respectively. Had these loans been performing in accordance with their original terms throughout 2016, 2015, and 2014, the Company would have recorded gross interest income of $0.6 million, $0.4 million and $0.9 million, respectively. During 2016, 2015 and 2014, the Company recognized interest income of $0.4 million, $0.2 million and $0.3 million, respectively, on these loans. For the loans that were modified in 2016, $0.2 million were classified and performing, and $1.7 million were non-performing at December 31, 2016.

The following table summarizes TDRs at December 31, 2016 and 2015:

(Dollars in thousands)	2016	2015
Single family	$448	647
Commercial real estate:
Other	1,774	725
Consumer	709	732
Commercial business:
Other	369	415
	$3,300	2,519

As of December 31, 2016, the Bank had commitments to lend an additional $0.4 million to a borrower who has TDR and non-accrual loans. These additional funds are for the construction of single family homes with a maximum loan-to-value ratio of 75%. These loans are secured by the home under construction. There were commitments to lend additional funds of $1.5 million to this same borrower at December 31, 2015.

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

When a loan is modified as a TDR, there may be a direct, material impact on the loans within the Consolidated Balance Sheets, as principal balances may be partially forgiven. The financial effects of TDRs are presented in the following table and represent the difference between the outstanding recorded balance pre-modification and post-modification, for the periods ending December 31, 2016 and 2015:

	Year ended December 31, 2016			Year ended December 31, 2015
(Dollars in thousands)	Number of Contracts	Pre- modification Outstanding Recorded Investment	Post-modification Outstanding Recorded Investment	Number of Contracts	Pre- modification Outstanding Recorded Investment	Post- modification Outstanding Recorded Investment
Troubled debt restructurings:
Single family	4	$251	263	4	$476	478
Commercial real estate:
Other	1	1,274	1,274	1	209	209
Consumer	18	382	384	21	527	530
Commercial business:
Other	2	257	201	1	44	44
Total	25	$2,164	2,122	27	$1,256	1,261

Loans that were restructured within the 12 months preceding December 31, 2016 and 2015 and defaulted during the year are presented in the table below:

	Year ended December 31, 2016		Year ended December 31, 2015
(Dollars in thousands)	Number of Contracts	Outstanding Recorded Investment	Number of Contracts	Outstanding Recorded Investment
Troubled debt restructurings that subsequently defaulted:
Commercial real estate:
Other	1	$183	0	$0
Consumer	1	4	0	0
Total	2	$187	0	$0

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

TDRs are reviewed for impairment following the same methodology as other impaired loans. For loans that are collateral dependent, the value of the collateral is reviewed and additional reserves may be added as needed. Loans that are not collateral dependent may have additional reserves established if deemed necessary. The allocated allowance for TDRs was $0.6 million, or 6.2%, of the total $9.9 million in allowance for loan losses at December 31, 2016, and $0.5 million, or 5.2%, of the total $9.7 million in allowance for loan losses at December 31, 2015.

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

The following is additional information with respect to loans acquired through acquistions:

(Dollars in thousands)	Contractual Principal Receivable	Accretable Difference	Carrying Amount
Purchased Performing Loans:
Balance at December 31, 2015	$18,539	(459)	18,080
Loans acquired during the period	11,772	(211)	11,561
Change due to payments/refinances	(13,413)	340	(13,073)
Change due to loan charge-off	(156)	(2)	(158)
Balance at December 31, 2016	$16,742	(332)	16,410

(Dollars in thousands)	Contractual Principal Receivable	Non-Accretable Difference	Carrying Amount
Purchased Credit Impaired Loans:
Balance at December 31, 2015	$555	(162)	393
Loans acquired during the period	329	(37)	292
Change due to payments/refinances	(449)	147	(302)
Balance at December 31, 2016	$435	(52)	383

As a result of acquisitions, the Company has PCI loans for which there was, at acquisition, evidence of deterioration of credit quality since origination and for which it was probable at acquisition that all contractually required payments would not be collected. The carrying amount of those loans as of December 31, 2016 was $0.4 million.

No material provision for loan losses was recognized during the period ended December 31, 2016 related to acquired loans as there was no significant change to the credit quality of the loans.

NOTE 7 Accrued Interest Receivable

Accrued interest receivable at December 31 is summarized as follows:

(Dollars in thousands)	2016	2015
Securities available for sale	$400	422
Loans receivable	2,226	1,832
	$2,626	2,254

NOTE 8 Intangible Assets

The Company’s intangible assets consist of core deposit intangibles, goodwill, and mortgage servicing rights. A summary of mortgage servicing rights activity for 2016 and 2015 is as follows:

(Dollars in thousands)	2016	2015
Mortgage servicing rights:
Balance, beginning of year	$1,499	1,507
Originations	706	547
Amortization	(601)	(555)
Balance, end of year	1,604	1,499
Valuation reserve	0	0
Mortgage servicing rights, net	$1,604	1,499
Fair value of mortgage servicing rights	$2,952	2,590

All of the single family loans sold where the Company continues to service the loans are serviced for Federal National Mortgage Association (FNMA) under the individual loan sale program. The following is a summary of the risk characteristics of the loans being serviced for FNMA at December 31, 2016:

(Dollars in thousands)	Loan Principal Balance	Weighted Average Interest Rate	Weighted Average Remaining Term (months)	Number of Loans
Original term:
30 year fixed rate	$235,933	4.07%	305	1,953
15 year fixed rate	110,377	3.12	140	1,163
Adjustable rate	57	2.75	293	2

The gross carrying amount of intangible assets and the associated accumulated amortization at December 31, 2016 and 2015 are presented in the following table. Amortization expense for intangible assets was $0.7 million, $0.6 million, and $0.5 million for the years ended December 31, 2016, 2015, and 2014, respectively.

	Gross		Unamortized
	Carrying	Accumulated	Intangible
(Dollars in thousands)	Amount	Amortization	Assets
December 31, 2016
Mortgage servicing rights	$3,954	(2,350)	1,604
Core deposit intangible	574	(120)	454
Goodwill	802	0	802
Total	$5,330	(2,470)	2,860

December 31, 2015
Mortgage servicing rights	$3,739	(2,240)	1,499
Core deposit intangible	421	(28)	393
Total	$4,160	(2,268)	1,892

The following table indicates the estimated future amortization expense for amortizing intangible assets:

(Dollars in thousands)	Mortgage Servicing Rights	Core Deposit Intangible	Total Amortizing Intangible Assets
Year ended December 31,
2017	$440	99	539
2018	350	99	449
2019	297	99	396
2020	215	99	314
2021	162	47	209
Thereafter	140	11	151
	$1,604	454	2,058

No amortization expense relating to goodwill is recorded as generally accepted accounting principles do not allow goodwill to be amortized, but require that it be tested for impairment at least annually, or sooner, if there are indications that impairment may exist.

Projections of amortization are based on asset balances and the interest rate environment that existed at December 31, 2016. The Company®€™s actual experience may be significantly different depending upon changes in mortgage interest rates and other market conditions.

NOTE 9 Real Estate

A summary of real estate at December 31, 2016 and 2015 is as follows:

	2016			2015
(Dollars in thousands)	Residential	Commercial & Other	Total	Residential	Commercial & Other	Total
Real estate in judgment subject to redemption	$0	0	0	110	0	110
Real estate acquired through foreclosure	0	1,245	1,245	0	2,269	2,269
Real estate acquired through deed in lieu of foreclosure	0	28	28	0	465	465
	0	1,273	1,273	110	2,734	2,844
Allowance for losses	0	(662)	(662)	(62)	(737)	(799)
	$0	611	611	48	1,997	2,045

NOTE 10 Premises and Equipment

A summary of premises and equipment at December 31, 2016 and 2015 is as follows:

(Dollars in thousands)	2016	2015
Land	$2,021	2,021
Office buildings and improvements	9,666	8,930
Furniture and equipment	12,478	12,714
	24,165	23,665
Accumulated depreciation	(15,942)	(16,196)
	$8,223	7,469

NOTE 11 Deposits

Deposits and their weighted average interest rates at December 31, 2016 and 2015 are summarized as follows:

			2016			2015
(Dollars in thousands)			Weighted Average Rate	Amount	Percent of Total	Weighted Average Rate	Amount	Percent of Total
Noninterest checking			0.00%	$158,024	26.7%	0.00%	$151,737	27.1%
NOW accounts			0.07	92,670	15.6	0.04	82,425	14.7
Savings accounts			0.08	74,238	12.5	0.09	66,421	11.9
Money market accounts			0.25	165,179	27.9	0.22	159,959	28.6
				490,111	82.7		460,542	82.3
Certificates by rate:
0	-	0.99%		79,628	13.4		85,391	15.3
1		1.99%		22,958	3.9		12,611	2.3
2	-	2.99%		0	0.0		733	0.1
3	-	3.99%		114	0.0		110	0.0
Total certificates			0.61	102,700	17.3	0.53	98,845	17.7
Total deposits			0.20	$592,811	100.0%	0.17	$559,387	100.0%

At December 31, 2016 and 2015, the Company had $172.6 million and $183.0 million, respectively, of deposit accounts with balances of $250,000 or more. At December 31, 2016 and 2015, the Company had no certificate accounts that had been acquired through a broker.

Certificates had the following maturities at December 31, 2016 and 2015:

			2016		2015
(Dollars in thousands)			Amount	Weighted Average Rate	Amount	Weighted Average Rate
Remaining term to maturity
1	-	6 months	$32,418	0.36%	$36,040	0.44%
7	-	12 months	25,424	0.45	26,019	0.37
13	-	36 months	36,111	0.81	28,706	0.65
Over 36 months			8,747	1.18	8,080	1.05
			$102,700	0.61	$98,845	0.53

At December 31, 2016 and 2015, the Company had pledged mortgage loans and mortgage-backed and related securities with an amortized cost of approximately $17.4 million and $28.0 million, respectively, as collateral for certain deposits. An additional $1.0 million of letters of credit from the Federal Home Loan Bank (FHLB) were pledged at December 31, 2016 and 2015 as collateral on certain Bank deposits.

Interest expense on deposits is summarized as follows for the years ended December 31, 2016, 2015 and 2014:

Dollars in thousands)	2016	2015	2014
NOW accounts	$50	17	14
Savings accounts	62	42	32
Money market accounts	366	347	414
Certificates	524	528	751
	$1,002	934	1,211

NOTE 12 FHLB Advances and Other Borrowings

The Bank had no outstanding advances from the FHLB or borrowings from the Federal Reserve Bank of Minneapolis as of December 31, 2016 or December 31, 2015. At December 31, 2016 it had collateral pledged to the FHLB consisting of FHLB stock, mortgage loans, and investments with a borrowing capacity of approximately $105.7 million. The Bank had the ability to draw additional borrowings of $104.7 million from the FHLB, based upon the mortgage loans and securities that were pledged at December 31, 2016, subject to a requirement to purchase FHLB stock. The Bank also had the ability to draw additional borrowings of $85.8 million from the Federal Reserve Bank of Minneapolis, based upon the loans that were pledged to them as of December 31, 2016, subject to approval from the Board of Governors of the Federal Reserve System (FRB).

At December 31, 2015 the Bank had collateral pledged to the FHLB consisting of FHLB stock, mortgage loans, and investments with a borrowing capacity of approximately $96.3 million. The Bank had the ability to draw additional borrowings of $95.3 million from the FHLB, based upon the mortgage loans and securities that were pledged as of December 31, 2015, subject to a requirement to purchase FHLB stock. The Bank also had the ability to draw additional borrowings of $73.5 million from the Federal Reserve Bank of Minneapolis, based upon the loans that were pledged to them as of December 31, 2015, subject to approval from the FRB.

On December 15, 2014, the Company entered into a Loan Agreement with an unrelated third party, providing for a term loan of up to $10.0 million that was evidenced by a promissory note (the Note) with an interest rate of 6.50% per annum. The principal balance of the Note is payable in consecutive equal annual installments of $1.0 million on each anniversary of the date of the Loan Agreement, commencing on December 15, 2015, with the balance due on December 15, 2021. Provided that no default or event of default has occurred and is continuing, the Company may, at its option, elect to defer the payment of one installment of principal on the Note otherwise due prior to the maturity date, in which event such installment will become due and payable on the maturity date. The Company may voluntarily prepay the Note in whole or in part without penalty and the Company has prepaid $1.0 million of principal on the Note in addition to the required annual payments. The outstanding loan balance was $7.0 million at December 31, 2016 and $9.0 million at December 31, 2015.

NOTE 13 Income Taxes

Income tax expense for the years ended December 31, 2016, 2015 and 2014 is as follows:

(Dollars in thousands)	2016	2015	2014
Current:
Federal	$939	(87)	262
State	55	(24)	74
Total current	994	(111)	336
Deferred:
Federal	2,322	1,393	3,753
State	806	329	813
Total deferred	3,128	1,722	4,566
Income tax expense	$4,122	1,611	4,902

The reasons for the difference between the expected income tax expense utilizing the federal corporate tax rate of 34% and the actual income tax expense are as follows:

(Dollars in thousands)	2016	2015	2014
Expected federal income tax expense	$3,560	1,553	4,176
Items affecting federal income tax:
State income taxes, net of federal income tax deduction	622	259	698
Tax exempt interest	(16)	(44)	(45)
Other, net	(44)	(157)	73
Income tax expense	$4,122	1,611	4,902

The tax effects of temporary differences that give rise to the deferred tax assets and deferred tax liabilities are as follows at December 31:

Dollars in thousands)	2016	2015
Deferred tax assets:
Allowances for loan and real estate losses	$4,186	4,169
Deferred compensation costs	262	235
Deferred ESOP loan asset	704	710
Nonaccruing loan interest	313	361
Federal net operating loss carryforward	0	1,805
State net operating loss carryforward	1,366	2,255
Alternative minimum tax credit carryforward	118	500
Capitalized other real estate owned expenses	56	530
Net unrealized loss on securities available for sale	542	142
Other	91	155
Total gross deferred tax assets	7,638	10,862

Deferred tax liabilities:
Deferred loan fees	100	247
Premises and equipment basis difference	126	139
Originated mortgage servicing rights	636	594
Federal tax liability on state net operating loss carryforwards	676	779
Core deposit intangible	74	105
Other	79	325
Total gross deferred tax liabilities	1,691	2,189
Net deferred tax assets	$5,947	8,673

The Company has no federal net operating loss carryforwards and $14.3 million of state net operating loss carryforwards at December 31, 2016 that expire beginning in 2023.

Retained earnings at December 31, 2016 included approximately $8.8 million for which no provision for income taxes was made. This amount represents allocations of income to bad debt deductions for tax purposes. Reduction of amounts so allocated for purposes other than absorbing losses will create income for tax purposes, which will be subject to the then-current corporate income tax rate.

The Company considers the determination of the deferred tax asset amount and the need for any valuation reserve to be a critical accounting policy that requires significant judgment. The Company has, in its judgment, made reasonable assumptions and considered both positive and negative evidence relating to the ultimate realization of deferred tax assets. Positive evidence includes the cumulative net income generated over the prior three year period and the probability that taxable income will be generated in future periods. Negative evidence includes the current general business and economic environments. Based upon this evaluation, the Company determined that no valuation allowance was required with respect to the net deferred tax assets at December 31, 2016 and 2015.

NOTE 14 Employee Benefits

All eligible full-time employees of the Bank that were hired prior to 2002 were included in a noncontributory retirement plan sponsored by the Financial Institutions Retirement Fund (FIRF). The Home Federal Savings Bank (Employer #8006) plan participates in the Pentegra Defined Benefit Plan for Financial Institutions (the Pentegra DB Plan). The Pentegra DB Plan’s Employer Identification Number is 13-5645888 and the Plan number is 333. The Pentegra DB Plan operates as a multi-employer plan for accounting purposes under the Employee Retirement Income Security Act of 1974, as amended (ERISA), and the Internal Revenue Code. There are no collective bargaining agreements in place that require contributions to the Pentegra DB Plan.

The Pentegra DB Plan is a single plan under Internal Revenue Code Section 413(c) and, as a result, all of the assets stand behind all of the liabilities. Accordingly, under the Pentegra DB Plan, contributions made by a participating employer may be used to provide benefits to participants of other participating employers.

Effective September 1, 2002, the accrual of benefits for existing participants was frozen and no new enrollments were permitted into the plan. The actuarial present value of accumulated plan benefits and net assets available for benefits relating to the Bank's employees was not available at December 31, 2016 because such information is not accumulated for each participating institution. As of June 30, 2016, the Pentegra DB Plan valuation report reflected that the Bank was obligated to make a contribution totaling $0.2 million which was expensed in 2016 and paid in the first quarter of 2017.

Funded status (market value of plan assets divided by funding target) as of July 1 for the 2016, 2015, and 2014 plan years were 97.09%, 96.01%, and 97.98%, respectively. Market value of plan assets reflects contributions received through June 30, 2016.

Total employer contributions made to the Pentegra DB Plan, as reported on Form 5500, equal $163.1 million, $190.8 million, and $136.5 million for the plan years ended June 30, 2015, 2014 and 2013, respectively. The Bank®€™s contributions to the Pentegra DB Plan are not more than 5% of the total contributions to the Pentegra DB Plan. There is no funding improvement plan or rehabilitation plan as part of this multi-employer plan.

The following contributions were paid by the Bank during the fiscal years ending December 31:

(Dollars in thousands)
2016			2015		2014
Date Paid	Amount		Date Paid	Amount	Date Paid	Amount
10/15/16	$33	*	10/15/2015	$42	10/15/2014	$46
			12/30/2015	151	12/30/2014	164
Total	$33			$193		$210

*- An additional contribution of $119,000 was accrued at December 31, 2016 and paid in the first quarter of 2017.

The Company has a qualified, tax-exempt savings plan with a deferred feature qualifying under Section 401(k) of the Internal Revenue Code (the 401(k) Plan). All employees who have attained 18 years of age are eligible to participate in the 401(k) Plan. Participants are permitted to make contributions to the 401(k) Plan equal to the lesser of 50% of their annual salary or the maximum allowed by law, which was $18,000 for 2016 and 2015 and $17,500 for 2014. The Company matches 25% of each participant®€™s contributions up to a maximum of 8% of their annual salary. Participant contributions and earnings are fully and immediately vested. The Company’s contributions are vested on a three year cliff basis, are expensed annually, and were $0.2 million in 2016 and 2015 and $0.1 million in 2014.

The Company has adopted an Employee Stock Ownership Plan (the ESOP) that meets the requirements of Section 4975(e)(7) of the Internal Revenue Code and Section 407(d)(6) of ERISA and, as such, the ESOP is empowered to borrow in order to finance purchases of the common stock of HMN. The ESOP borrowed $6.1 million from the Company to purchase 912,866 shares of common stock in the initial public offering of HMN in 1994. As a result of a merger with Marshalltown Financial Corporation (MFC), the ESOP borrowed $1.5 million in 1998 to purchase an additional 76,933 shares of HMN common stock to account for the additional employees and avoid dilution of the benefit provided by the ESOP. The ESOP debt requires quarterly payments of principal plus interest at 7.52%. The Company has committed to make quarterly contributions to the ESOP necessary to repay the loans including interest. The Company contributed $0.5 million in 2016, 2015, and 2014.

As the debt is repaid, ESOP shares that were pledged as collateral for the debt are released from collateral based on the proportion of debt service paid in the year and then allocated to eligible employees. The Company accounts for its ESOP in accordance with ASU 718, Employers' Accounting for Employee Stock Ownership Plans. Accordingly, the shares pledged as collateral are reported as unearned ESOP shares in stockholders' equity. As shares are determined to be ratably released from collateral, the Company reports compensation expense equal to the current market price of the shares, and the shares become outstanding for earnings per common share computations. ESOP compensation expense was $0.3 million for each of the years ending December 31, 2016, 2015 and 2014.

All employees of the Bank are eligible to participate in the ESOP after they attain age 18 and complete one year of service during which they worked at least 1,000 hours. A summary of the ESOP share allocation is as follows for the years ended December 31:

	2016	2015	2014
Shares held by participants beginning of the year	334,277	336,024	347,887
Shares allocated to participants	24,377	24,317	24,317
Shares distributed to participants	(18,784)	(26,064)	(36,180)
Shares held by participants end of year	339,870	334,277	336,024

Unreleased shares beginning of the year	304,123	328,440	352,757
Shares released during year	(24,377)	(24,317)	(24,317)
Unreleased shares end of year	279,746	304,123	328,440
Total ESOP shares end of year	619,616	638,400	664,464
Fair value of unreleased shares at December 31	$4,895,555	3,512,621	4,072,656

In March 2001, the HMN Financial, Inc. 2001 Omnibus Stock Plan (2001 Plan) was adopted by the Company. In April 2009, this plan was superseded by the HMN Financial, Inc. 2009 Equity and Incentive Plan (2009 Plan) and options or restricted shares were no longer awarded from the 2001 Plan. As of December 31, 2016, all outstanding options issued under the 2001 Plan have expired.

The purpose of the 2009 Plan is to provide key personnel and advisors with an opportunity to acquire a proprietary interest in the Company. The opportunity to acquire a proprietary interest in the Company is intended to aid in attracting, motivating and retaining key personnel and advisors, including non-employee directors, and to align their interests with those of the Company’s stockholders. 350,000 shares of HMN common stock were initially available for distribution under the 2009 Plan in either restricted stock or stock options, subject to adjustment for future stock splits, stock dividends and similar changes to the capitalization of the Company. Additionally, shares of restricted stock that are awarded are counted as 1.2 shares for purposes of determining the total shares available for issuance under the 2009 Plan. As of December 31, 2016, there were 15,000 vested and 34,229 unvested options under the 2009 Plan that remain unexercised. These options expire 10 years from the date of grant and have a weighted average exercise price of $9.25.

A summary of activities under all plans for the past three years is as follows:

					Unvested options
	Shares Available For Grant	Unvested Restricted Shares Outstanding	Options Outstanding	Award Value/ Weighted Average Exercise Price	Number	Weighted Average Grant Date Fair Value	Vesting Period (in years)
2001 Plan
December 31, 2013	0	0	45,540	$28.21	0
Forfeited/expired	0	0	(30,540)	27.33	0
December 31, 2014	0	0	15,000	30.00	0
Forfeited/expired	0	0	(15,000)	30.00	0
December 31, 2015	0	0	0	0.00	0
December 31, 2016	0	0	0	0.00	0

2009 Plan
December 31, 2013	121,053	101,806	15,000	$4.77	3,000	$4.41
Granted January 7, 2014	(28,627)	23,856	0	N/A	0		3
Granted May 27, 2014	(26,561)	22,134	0	N/A	0		3
Forfeited/expired	30,540	0	0		0
Vested	0	(62,938)	0		(3,000)	4.41
December 31, 2014	96,405	84,858	15,000	4.77	0
Granted January 27, 2015	(11,903)	9,919	0	N/A	0		3
Granted April 28, 2015	(3,158)	2,632	0	N/A	0		1
Granted June 8, 2015	(398)	332	0	N/A	0		1
Forfeited/expired	395	(329)	0		0
Forfeited/expired	15,000	0	0		0
Vested	0	(58,526)	0		0
December 31, 2015	96,341	38,886	15,000	4.77	0
Granted January 26, 2016	(4,087)	3,406	0	N/A	0		3
Granted January 26, 2016	(34,229)	0	34,229	11.21	34,229	4.04	3
Granted April 26, 2016	(3,149)	2,624	0	N/A	0		1
Vested	0	(24,320)	0		0
December 31, 2016	54,876	20,596	49,229	9.25	34,229	4.04
Total all plans	54,876	20,596	49,229	$9.25	34,229	$4.04

The following table summarizes information about stock options outstanding at December 31, 2016:

Date of Grant	Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Life in Years	Number Exercisable	Number Unexercisable	Unrecognized Compensation Expense	Weighted Average Years Over Which Unrecognized Compensation will be Recognized
May 6, 2009	$4.77	15,000	2.4	15,000	0	$0	N/A
January 26, 2016	$11.21	34,229	9.1	0	34,229	59,528	2.1
		49,229		15,000	34,229	$59,528

The Company will issue shares from treasury stock upon the exercise of outstanding options.

In accordance with ASC 718, the Company recognized compensation expense relating to the stock options granted in 2016 over the vesting period. The amount of the expense was determined under the fair value method. There were no options granted in 2015 or 2014.

The fair value for each option grant is estimated on the date of the grant using a Black Scholes option valuation model. The assumptions used in determining the fair value of the options granted during 2016 are as follows:

2016
Risk-free interest rate	2.10%
Expected life (in years)	10
Expected volatility	22.83%
Expected dividends	0.00%

NOTE 15 Earnings per Common Share

The following table reconciles the weighted average shares outstanding and net income for basic and diluted earnings per common share:

	Year ended December 31,
(Dollars in thousands, except per share data)	2016	2015	2014
Weighted average number of common shares outstanding used in basic earnings per common share calculation	4,180,994	4,127,453	4,060,404

Net dilutive effect of :
Options and warrants	553,386	513,505	507,856
Restricted stock awards	13,367	34,959	55,783
Weighted average number of common shares outstanding adjusted for effect of dilutive securities	4,747,747	4,675,917	4,624,043

Net income	$6,350	2,956	7,379
Dividends on preferred stock	0	(108)	(1,710)
Net income available to common shareholders	$6,350	2,848	5,669
Basic earnings per common share	$1.52	0.69	1.40
Diluted earnings per common share	$1.34	0.61	1.23

NOTE 16 Stockholders' Equity

The Company did not repurchase any shares of its common stock or pay any dividends on its common stock during 2016, 2015 or 2014.

The Company's certificate of incorporation authorizes the issuance of up to 500,000 shares of preferred stock, and on December 23, 2008, the Company completed the sale of 26,000 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A (Preferred Stock) to the United Stated Department of Treasury (Treasury). The Preferred Stock had a liquidation value of $1,000 per share and a related warrant was also issued to purchase 833,333 shares of HMN common stock at an exercise price of $4.68 per share (the Warrant). The transaction was part of the Treasury®€™s Capital Purchase Program under the Emergency Economic Stabilization Act of 2008.

On February 17, 2015, the Company redeemed the final 10,000 shares of the outstanding Preferred Stock. On May 21, 2015, the Treasury sold the Warrant at an exercise price of $4.68 to three unaffiliated third party investors for an aggregate purchase price of $5.7 million. Two of the investors received a warrant to purchase 277,777.67 shares and one investor received a warrant to purchase 277,777.66 shares. All of the warrants were still outstanding as of December 31, 2016 and may be exercised at any time prior to their expiration date of December 23, 2018. The Company received no proceeds from this transaction and it had no effect on the Company®€™s capital, financial condition or results of operations.

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

NOTE 17 Regulatory Capital

Effective January 1, 2015 the capital requirements of the Company and the Bank were changed to implement the regulatory requirements of the Basel III capital reforms. The Basel III requirements, among other things, (i) apply a strengthened set of capital requirements to the Bank (the Company is exempt, pursuant to the Small Bank Holding Company Policy Statement (Policy Statement) described below), including requirements relating to common equity as a component of core capital, (ii) implement a “capital conservation buffer” against risk and a higher minimum tier 1 capital requirement, and (iii) revise the rules for calculating risk-weighted assets for purposes of such requirements. The rules made corresponding revisions to the prompt corrective action framework and include the new capital ratios and buffer requirements which will be phased in incrementally, with full implementation scheduled for January 1, 2019. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

The FRB amended its Policy Statement, to exempt small bank holding companies from the above capital requirements, by raising the asset size threshold for determining applicability from $500 million to $1 billion. The Policy Statement was also expanded to include savings and loan holding companies that meet the Policy Statement’s qualitative requirements for exemption. The Company met the qualitative exemption requirements, and therefore, is exempt from the above capital requirements.

Quantitative measures established by regulations to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the following table and defined in the regulation) of Common Equity Tier 1 capital to risk weighted assets, Tier 1 capital to adjusted total assets, Tier 1 capital to risk weighted assets, and total capital to risk weighted assets.

At December 31, 2016 and 2015, the Bank's capital amounts and ratios are presented for actual capital, required capital and excess capital including amounts and ratios in order to qualify as being well capitalized under the prompt corrective action regulations:

	Actual		Required to be Adequately Capitalized		Excess Capital		To Be Well Capitalized Under Prompt Corrective Action Provisions
(Dollars in thousands)	Amount	Percent of Assets(1)	Amount	Percent of Assets(1)	Amount	Percent of Assets(1)	Amount	Percent of Assets(1)
December 31, 2016
Common equity tier 1 capital	$77,634	13.42%	$26,032	4.50%	$51,602	8.92%	$37,601	6.50%
Tier 1 leverage	77,634	11.55	26,876	4.00	50,758	7.55	33,595	5.00
Tier 1 risk-based capital	77,634	13.42	34,709	6.00	42,925	7.42	46,278	8.00
Total risk-based capital	84,900	14.68	46,278	8.00	38,622	6.68	57,848	10.00

December 31, 2015
Common equity tier 1 capital	$71,520	14.08%	$22,854	4.50%	$48,666	9.58%	$33,012	6.50%
Tier 1 leverage	71,520	11.46	24,971	4.00	46,549	7.46	31,213	5.00
Tier 1 risk-based capital	71,520	14.08	30,473	6.00	41,047	8.08	40,630	8.00
Total risk-based capital	77,934	15.35	40,630	8.00	37,304	7.35	50,788	10.00

(1) Based upon the Bank's adjusted total assets for the purpose of the Tier 1 leverage capital ratio and risk-weighted assets for the purpose of the risk-based capital ratios.

Beginning in 2016, the Bank must maintain a capital conservation buffer composed of common equity tier 1 capital above its minimum risk-based capital requirements in order to avoid limitations on capital distributions, including dividend payments and certain discretionary bonus payments to executive officers. For 2016, the capital conservation buffer is 0.625%. The buffer amount will increase incrementally each year until 2019 when the entire 2.50% capital conservation buffer will be fully phased in.

Management believes that, as of December 31, 2016, the Bank’s capital ratios were in excess of those quantitative capital ratio standards applicable on that date, set forth under the prompt corrective action regulations, including the capital conservation buffer described above. However, there can be no assurance that the Bank will continue to maintain such status in the future. The Office of the Comptroller of the Currency has extensive discretion in its supervisory and enforcement activities, and can further adjust the requirement to be well-capitalized in the future.

NOTE 18 Financial Instruments with Off-Balance Sheet Risk

The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit. These commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the balance sheet. The contract amounts of these instruments reflect the extent of involvement by the Company.

The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contract amount of these commitments. The Company uses the same credit policies in making commitments as it does for on-balance sheet instruments.

	December 31, Contract Amount
(Dollars in thousands)	2016	2015
Financial instruments whose contract amount represents credit risk:
Commitments to originate, fund or purchase loans:
Single family mortgages	$7,587	4,292
Commercial real estate mortgages	33,953	18,834
Non-real estate commercial loans	420	1,310
Undisbursed balance of loans closed	39,841	44,082
Unused lines of credit	100,893	96,354
Letters of credit	1,902	1,077
Total commitments to extend credit	$184,596	165,949
Forward commitments	$9,595	8,071

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

The Bank issued standby letters of credit which guarantee the performance of customers to third parties. The standby letters of credit outstanding expire over the next 26 months and totaled $1.9 million at December 31, 2016 and $1.0 million at December 31, 2015. The letters of credit are collateralized primarily with commercial real estate mortgages. Draws on standby letters of credit would be initiated by the secured party under the terms of the underlying obligation. Since the conditions under which the Bank is required to fund the standby letters of credit may not materialize, the cash requirements are expected to be less than the total outstanding commitments.

The Company has certain obligations and commitments to make future payments under existing contracts. At December 31, 2016, the aggregate contractual obligations (excluding bank deposits) and commercial commitments were as follows:

	Payments Due by Period
(Dollars in thousands)	Total	Less than 1 Year	1-3 Years	4-5 Years	After 5 Years
Contractual Obligations:
Total borrowings	$7,000	1,000	2,000	4,000	0
Annual rental commitments under non-cancellable operating leases	5,856	843	1,452	1,380	2,181
	$12,856	1,843	3,452	5,380	2,181

	Amount of Commitments Expiring by Period
Other Commercial Commitments:
Commercial lines of credit	$50,229	26,523	9,282	9,414	5,010
Commitments to lend	31,831	9,797	4,736	7,220	10,078
Standby letters of credit	1,902	1,575	327	0	0
	$83,962	37,895	14,345	16,634	15,088

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

The Company had commitments outstanding to extend credit to future borrowers that had not closed prior to the end of the year, which is referred to as its mortgage pipeline. As commitments to originate loans enter the mortgage pipeline, the Company generally enters into commitments to sell the loans into the secondary market. The commitments to originate and sell loans are derivatives that are recorded at fair value. As a result of marking these derivatives to fair value for the period ended December 31, 2016, the Company recorded an increase in other liabilities of $11,000, an increase in other assets of $30,000 and a net gain on the sale of loans of $19,000. As a result of marking these derivatives to fair value for the period ended December 31, 2015, the Company recorded a decrease in other liabilities of $7,000, an increase in other assets of $20,000 and a net gain on the sale of loans of $27,000.

As of December 31, 2016 and 2015, the current commitments to sell loans held for sale are derivatives that do not qualify for hedge accounting. The loans held for sale that are not hedged are recorded at the lower of cost or market. As a result of marking these loans for the period ended December 31, 2016, the Company recorded a decrease in other liabilities of $14,000 and a net gain on the sale of loans of $14,000. As a result of marking these loans for the period ended December 31, 2015, the Company recorded an increase in other liabilities of $3,000, and a net loss on the sales of loans of $3,000.

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

The following table summarizes the assets of the Company for which fair values are determined on a recurring basis as of December 31, 2016 and 2015.

	Carrying Value at December 31, 2016
(Dollars in thousands)	Total	Level 1	Level 2	Level 3
Securities available for sale	$78,477	0	78,477	0
Mortgage loan commitments	66	0	66	0
Total	$78,543	0	78,543	0

	Carrying Value at December 31, 2015
(Dollars in thousands)	Total	Level 1	Level 2	Level 3
Securities available for sale	$111,974	0	111,974	0
Mortgage loan commitments	36	0	36	0
Total	$112,010	0	112,010	0

The Company may also be required, from time to time, to measure certain other financial assets at fair value on a nonrecurring basis in accordance with generally accepted accounting principles. These adjustments to fair value usually result from the application of the lower-of-cost-or-market accounting or write downs of individual assets. For assets measured at fair value on a nonrecurring basis in 2016 and 2015 that were still held at December 31, the following table provides the level of valuation assumptions used to determine each adjustment and the carrying value of the related individual assets or portfolios at December 31, 2016 and 2015.

	Carrying Value at December 31, 2016
(Dollars in thousands)	Total	Level 1	Level 2	Level 3	Year Ended December 31, 2016 Total gains (losses)
Loans held for sale	$2,009	0	2,009	0	14
Mortgage servicing rights, net	1,604	0	1,604	0	0
Loans (1)	3,582	0	3,582	0	(380)
Real estate, net (2)	611	0	611	0	(197)
Total	$7,806	0	7,806	0	(563)

	Carrying Value at December 31, 2015
(Dollars in thousands)	Total	Level 1	Level 2	Level 3	Year Ended December 31, 2015 Total gains (losses)
Loans held for sale	$3,779	0	3,779	0	(3)
Mortgage servicing rights, net	1,499	0	1,499	0	0
Loans (1)	4,790	0	4,790	0	(373)
Real estate, net (2)	2,045	0	2,045	0	(262)
Total	$12,113	0	12,113	0	(638)

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

NOTE 21 Fair Value of Financial Instruments

ASC 825, Disclosures about Fair Values of Financial Instruments, requires disclosure of the estimated fair values of the Company's financial instruments, including assets, liabilities and off-balance sheet items for which it is practicable to estimate fair value. The fair value estimates are made as of December 31, 2016 and 2015 based upon relevant market information, if available, and upon the characteristics of the financial instruments themselves. Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are based upon judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. The estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

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

	December 31, 2016						December 31, 2015
			Fair value hierarchy
(Dollars in thousands)	Carrying amount	Estimated fair value	Level 1	Level 2	Level 3	Contract amount	Carrying Amount	Estimated fair value	Contract amount
Financial assets:
Cash and cash equivalents	$27,561	27,561	27,561				39,782	39,782
Securities available for sale	78,477	78,477		78,477			111,974	111,974
Loans held for sale	2,009	2,009		2,009			3,779	3,779
Loans receivable, net	551,171	552,395		552,395			463,185	458,539
FHLB stock	770	770		770			691	691
Accrued interest receivable	2,626	2,626		2,626			2,254	2,254
Financial liabilities:
Deposits	592,811	593,297		593,297			559,387	558,731
FHLB advances and other borrowings	7,000	7,018		7,018			9,000	9,000
Accrued interest payable	236	236		236			242	242
Off-balance sheet financial instruments:
Commitments to extend credit	66	66				184,596	36	36	165,949
Commitments to sell loans	(22)	(22)				9,595	(26)	(26)	8,071

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

NOTE 22 HMN Financial, Inc. Financial Information (Parent Company Only)

The following are the condensed financial statements for the parent company only as of December 31, 2016 and 2015 and for the years ended December 31, 2016, 2015 and 2014.

Dollars in thousands)	2016	2015	2014
Condensed Balance Sheets
Assets:
Cash and cash equivalents	$3,314	2,564
Investment in subsidiaries	78,108	74,565
Prepaid expenses and other assets	44	33
Deferred tax asset, net	756	1,000
Total assets	$82,222	78,162
Liabilities and Stockholders' Equity:
Other borrowed money	$7,000	9,000
Accrued expenses and other liabilities	(697)	(483)
Total liabilities	6,303	8,517
Common stock	91	91
Additional paid-in capital	50,566	50,388
Retained earnings	86,886	80,536
Net unrealized losses on securities available for sale	(820)	(214)
Unearned employee stock ownership plan shares	(2,223)	(2,417)
Treasury stock, at cost, 4,639,739 and 4,645,769 shares	(58,581)	(58,739)
Total stockholders' equity	75,919	69,645
Total liabilities and stockholders' equity	$82,222	78,162
Condensed Statements of Income
Interest income	$0	1	1
Interest expense	(589)	(571)	0
Equity income of subsidiaries	7,148	3,629	7,644
Compensation and benefits	(264)	(269)	(233)
Occupancy	(30)	(30)	(24)
Data processing	(6)	(6)	(6)
Professional services	(138)	(119)	(165)
Other	(329)	(216)	(374)
Income before income tax benefit	5,792	2,419	6,843
Income tax benefit	(558)	(537)	(536)
Net income	$6,350	2,956	7,379
Condensed Statements of Cash Flows
Cash flows from operating activities:
Net income	$6,350	2,956	7,379
Adjustments to reconcile net income to cash used by operating activities:
Equity income of subsidiaries	(7,148)	(3,629)	(7,644)
Deferred income tax benefit (expense)	244	22	(92)
Earned employee stock ownership shares priced above original cost	80	57	53
Stock option compensation	79	0	1
Amortization of restricted stock awards	177	447	240
Decrease in unearned ESOP shares	194	193	194
Decrease (increase) in other assets	(11)	(23)	69
Decrease in other liabilities	(214)	(692)	(420)
Other, net	(1)	1	0
Net cash used by operating activities	(250)	(668)	(220)
Cash flows from investing activities:
Decrease in loans receivable, net	0	900	100
Net cash provided by investing activities	0	900	100
Cash flows from financing activities:
Redemption of preferred stock	0	(10,000)	(16,000)
Dividends to preferred stockholders	0	(225)	(5,964)
Proceeds from borrowings	0	10,000	0
Repayments of borrowings	(2,000)	(1,000)	0
Dividends received from Bank	3,000	3,000	22,500
Net cash provided by financing activities	1,000	1,775	536
Increase in cash and cash equivalents	750	2,007	416
Cash and cash equivalents, beginning of year	2,564	557	141
Cash and cash equivalents, end of year	$3,314	2,564	557

NOTE 23 Business Segments

The Bank has been identified as a reportable operating segment in accordance with the provisions of ASC 280. HMN, the holding company, did not meet the quantitative thresholds for a reportable segment and therefore is included in the “Other” category. The Company evaluates performance and allocates resources based on the segment’s net income, return on average assets, and return on average equity. Each corporation is managed separately with its own officers and board of directors.

The following table sets forth certain information about the reconciliations of reported net income and assets for each of the Company’s reportable segments.

(Dollars in thousands)	Home Federal Savings Bank	Other	Eliminations	Consolidated Total

At or for the year ended December 31, 2016:
Interest income – external customers	$27,349	0	0	27,349
Non-interest income – external customers	8,201	0	0	8,201
Intersegment interest income	0	1	(1)	0
Intersegment non-interest income	210	7,148	(7,358)	0
Interest expense	1,004	589	0	1,593
Non-interest expense	23,572	768	(210)	24,130
Income tax expense (benefit)	4,680	(558)	0	4,122
Net income	7,148	6,350	(7,148)	6,350
Total assets	681,257	82,222	(81,456)	682,023

At or for the year ended December 31, 2015:
Interest income – external customers	$21,453	0	0	21,453
Non-interest income – external customers	7,653	0	0	7,653
Intersegment interest income	0	1	(1)	0
Intersegment non-interest income	204	3,629	(3,833)	0
Interest expense	937	571	(1)	1,507
Non-interest expense	22,760	640	(204)	23,196
Income tax expense (benefit)	2,148	(537)	0	1,611
Net income	3,629	2,956	(3,629)	2,956
Total assets	642,151	78,162	(77,152)	643,161

At or for the year ended December 31, 2014:
Interest income – external customers	$20,613	0	0	20,613
Non-interest income – external customers	7,284	0	0	7,284
Intersegment interest income	0	2	(2)	0
Intersegment non-interest income	180	7,644	(7,824)	0
Interest expense	1,213	0	(2)	1,211
Non-interest expense	20,781	802	(180)	21,403
Income tax expense (benefit)	5,438	(536)	0	4,902
Net income	7,644	7,379	(7,644)	7,379
Total assets	576,397	76,221	(75,192)	577,426

CliftonLarsonAllen

CliftonLarsonAllen LLP
www.claconnect.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
HMN Financial, Inc. and Subsidiaries
Rochester, Minnesota

We have audited the accompanying consolidated balance sheets of HMN Financial, Inc. and Subsidiaries (the Company) as of December 31, 2016 and 2015, and the related consolidated statements of comprehensive income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2016. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion of these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of HMN Financial, Inc. and subsidiaries as of December 31, 2016 and 2015, and the consolidated results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2016 in conformity with accounting principles generally accepted in the United States of America.

CliftonLarsonAllen LLP

Minneapolis, Minnesota
March 10, 2017

NEXIA INTERNATIONAL An independent member of Nexia International

OTHER FINANCIAL DATA

The following tables set forth certain information as to the Bank’s Federal Home Loan Bank (FHLB) advances.

	Year Ended December 31,
(Dollars in thousands)	2016	2015	2014
Maximum Balance:
FHLB advances	$15,500	16,000	0
FHLB short-term advances	15,500	16,000	0
Average Balance:
FHLB advances	468	551	0
FHLB short-term advances	468	551	0

See “Note 12 Federal Home Loan Bank (FHLB) Advances and Other Borrowings” in the Notes to Consolidated Financial Statements for more information on the Bank’s FHLB advances and other borrowings.

SELECTED QUARTERLY FINANCIAL DATA

(Dollars in thousands, except per share data)	December 31, 2016	September 30, 2016	June 30, 2016
Selected Operations Data (3 months ended):
Interest income	$6,711	6,954	7,159
Interest expense	420	404	395
Net interest income	6,291	6,550	6,764
Provision for loan losses	(374)	80	381
Net interest income after provision for loan losses	6,665	6,470	6,383
Non-interest income:
Fees and service charges	874	901	873
Loan servicing fees	296	280	271
Gain on sales of loans	770	656	705
Other	257	310	253
Total non-interest income	2,197	2,147	2,102
Non-interest expense:
Compensation and benefits	3,748	3,723	3,598
(Gains) losses on real estate owned	(161)	(11)	(75)
Occupancy and equipment	1,047	998	1,006
Data processing	308	299	281
Professional services	386	252	368
Other	877	940	855
Total non-interest expense	6,205	6,201	6,033
Income before income tax expense	2,657	2,416	2,452
Income tax expense	973	1,002	974
Net income	1,684	1,414	1,478
Preferred stock dividends	0	0	0
Net income available to common stockholders	$1,684	1,414	1,478
Basic earnings per common share	$0.40	0.34	0.35
Diluted earnings per common share	$0.35	0.30	0.31
Financial Ratios:
Return on average assets(1)	0.99%	0.84%	0.91%
Return on average common equity(1)	8.93	7.55	8.23
Average equity to average assets	11.07	11.10	11.07
Net interest margin(1)(2)	3.89	4.10	4.36

(Dollars in thousands)
Selected Financial Condition Data:
Total assets	$682,023	685,667	653,385
Securities available for sale:
Mortgage-backed and related securities	1,005	1,306	1,641
Other marketable securities	77,472	78,810	73,924
Loans held for sale	2,009	5,879	3,159
Loans receivable, net	551,171	540,583	530,425
Deposits	592,811	592,243	563,060
FHLB advances and other borrowings	7,000	9,000	9,000
Stockholders’ equity	75,919	74,834	73,337

(1) Annualized

(2) Net interest income divided by average interest-earning assets

March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015
6,525	6,109	5,390	5,070	4,884
374	393	397	391	326
6,151	5,716	4,993	4,679	4,558
(732)	75	(56)	(183)	0
6,883	5,641	5,049	4,862	4,558

779	827	863	844	782
261	268	262	257	261
487	536	613	530	285
228	330	493	236	268
1,755	1,961	2,231	1,867	1,596

3,695	3,448	3,299	3,540	3,448
(349)	97	168	65	(112)
990	981	936	926	879
273	267	254	268	231
251	325	273	293	217
831	878	1,039	708	770
5,691	5,996	5,969	5,800	5,433
2,947	1,606	1,311	929	721
1,173	516	491	344	260
1,774	1,090	820	585	461
0	0	0	0	(108)
1,774	1,090	820	585	353
0.43	0.26	0.20	0.14	0.09
0.38	0.23	0.18	0.13	0.08

1.12%	0.69%	0.53%	0.42%	0.33%
10.12	6.19	4.77	3.50	2.60
11.11	11.70	11.91	12.30	12.62
4.09	3.80	3.44	3.56	3.42

638,156	643,161	618,917	564,001	565,487

1,984	2,283	7,080	2,115	2,471
103,844	109,691	138,258	123,326	151,674
4,467	3,779	5,153	5,968	2,663
490,260	463,185	432,174	368,110	360,370
551,506	559,387	531,586	481,476	483,323
9,000	9,000	10,000	10,000	10,000
71,687	69,645	68,710	67,494	66,775

COMMON STOCK INFORMATION

The common stock of the Company is listed on the Nasdaq Stock Market (Nasdaq) under the symbol HMNF.  As of December 31, 2016, the Company had 9,128,662 shares of common stock issued and 4,639,739 shares in treasury stock.  As of December 31, 2016, there were 572 stockholders of record and 1,036 estimated beneficial stockholders.  The following table presents the stock price information for the Company as furnished by Nasdaq for each quarter for the last two fiscal years.  On February 13, 2017, the last reported sale price of shares of our common stock on the Nasdaq was $18.50 per share.  The Company has not paid a dividend on its common stock during the two year period ending December 31, 2016 and no common stock dividends are anticipated to be paid in 2017.  See “Liquidity and Capital Resources – Dividends” in the “Management Discussion and Analysis” section of this annual report for a description of restrictions on the ability of the Company and the Bank to pay dividends.

	For the Quarter Ended
	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015
HIGH	$18.55	15.00	14.44	11.80	12.06	12.06	12.61	12.92
LOW	13.58	13.25	11.25	10.81	11.06	10.88	10.18	11.46
CLOSE	17.50	14.16	13.58	11.26	11.55	11.51	11.79	12.10

The following graph and table compares the total cumulative stockholders’ return on the Company’s common stock to the NASDAQ U.S. Stock Index (“NASDAQ Composite”), which includes all NASDAQ traded stocks of U.S. companies, and the SNL Bank NASDAQ Index. The graph and table assume that $100 was invested on December 31, 2011 and that all dividends were reinvested.

Total Return Performance
1,000
900
800
700
600
500
400
300
200
100
Index Value
HMN Financial, Inc.
NASDAQ Composite
SNL Bank NASDAQ Index
12/31/11
12/31/12
12/31/13
12/31/14
12/31/15
12/31/16

Index	12/31/11	12/31/12	12/31/13	12/31/14	12/31/15	12/31/16
HMN Financial, Inc.	100.00	179.30	545.97	640.50	596.59	903.93
NASDAQ Composite	100.00	117.45	164.57	188.84	201.98	219.89
SNL Bank NASDAQ Index	100.00	119.19	171.31	177.42	191.53	265.56

HMN Financial, Inc.

1016 Civic Center Drive NW

Rochester, MN 55901

(507) 535-1200

Annual Meeting

The annual meeting of shareholders will

be held on Tuesday, April 25, 2017 at

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

Wells Fargo Bank, N.A.

Shareowner Services

1110 Centre Pointe Curve, Suite 101

MAC N9173-010

Mendota Heights, MN 55120

www.wellsfargo.com/shareownerservices

(800) 468-9716

Directors

Dr. Hugh C. Smith

Chairman of the Board

HMN and Home Federal Savings Bank

Retired Professor of Medicine, Mayo

Clinic College of Medicine and

Consultant in Cardiovascular Division,

Mayo Clinic

Allen J. Berning

Chief Executive Officer

Ambient Clinical Analytics

Michael A. Bue

Retired President and Chief Executive

Officer

Security State Bank of Lewiston

Bradley C. Krehbiel

President and Chief Executive Officer

HMN and Home Federal Savings Bank

Bernard R. Nigon

Retired Audit Partner with RSM US LLP

(formerly McGladrey & Pullen, LLP)

Dr. Wendy S. Shannon

Assistant Professor, Winona State University

Dr. Patricia S. Simmons

Retired Professor of Pediatric and Adolescent

Medicine, Mayo Clinic College of Medicine

Mark E. Utz

Attorney at law, Wendland Utz, Ltd.

Hans K. Zietlow

Director of Real Estate for Kwik Trip, Inc.

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

Owatonna

1850 Austin Road, Suite 103

Owatonna, MN 55060
(507) 413-6420

Mankato

100 Warren Street, Suite 300
Mankato, MN 56001

(507) 455-0174

Delafield

3960 Hillside Drive, Suite 206
Delafield, WI 53018

(262) 337-9511