Form 10-K, Exhibit 13
period 2017-12-31
HMN FINANCIAL INC
filed 2018-03-09
CIK 921183

Exhibit 13

Financial Highlights	1
Letter to Shareholders and Clients	2
Board of Directors	4
Five-year Consolidated Financial Highlights	5
Management Discussion and Analysis	6
Consolidated Financial Statements	26
Notes to Consolidated Financial Statements	30
Report of Independent Registered Public Accounting Firm	67
Other Financial Data	68
Common Stock Information	69
Selected Quarterly Financial Data	70
Corporate and Shareholder Information	Inside Back Cover
Directors and Officers	Inside Back Cover

HMN Financial, Inc. and Home Federal Savings Bank are headquartered in Rochester, Minnesota. Home Federal Savings Bank operates twelve full service offices in Minnesota located in Albert Lea, Austin, Eagan, Kasson (2), La Crescent, Rochester (4), Spring Valley and Winona; one full service office in Marshalltown, Iowa; two loan origination offices in Minnesota located in Sartell and Owatonna; and one loan origination office in Delafield, Wisconsin.

FINANCIAL HIGHLIGHTS

	At or For the Year Ended
Operating Results:	December 31,		Percentage
(Dollars in thousands, except per share data)	2017	2016	Change
Total interest income	$27,680	27,349	1.2%
Total interest expense	1,797	1,593	12.8
Net interest income	25,883	25,756	0.5
Provision for loan losses	(523)	(645)	18.9
Net interest income after provision for loan losses	26,406	26,401	0.0
Fees and service charges	3,354	3,427	(2.1)
Loan servicing fees	1,202	1,108	8.5
Gain on sales of loans	2,138	2,618	(18.3)
Other non-interest income	960	1,048	(8.4)
Total non-interest income	7,654	8,201	(6.7)
Total non-interest expense	25,254	24,130	4.7
Income before income tax expense	8,806	10,472	(15.9)
Income tax expense	4,402	4,122	6.8
Net income	$4,404	6,350	(30.6)

Per Common Share Information:
Earnings per common share and common share equivalents:
Basic	$1.04	1.52
Diluted	0.90	1.34
Stock price (for the year):
High	$19.45	18.55
Low	16.60	10.81
Close	19.10	17.50
Book value per common share	17.97	16.91
Closing price to book value	106.29%	103.49%

Financial Ratios:
Return on average assets	0.63%	0.96%	(34.4)%
Return on average stockholders’ equity	5.52	8.71	(36.6)
Net interest margin	3.86	4.11	(6.1)
Operating expenses to average assets	3.62	3.66	(1.1)
Average stockholders’ equity to average assets	11.43	11.07	3.3
Stockholders’ equity to total assets at year end	11.18	11.13	0.4
Non-performing assets to total assets	0.52	0.57	(8.8)
Efficiency ratio	75.30	71.06	6.0

Balance Sheet Data:	December 31,		Percentage
(Dollars in thousands)	2017	2016	Change
Total assets	$722,685	682,023	6.0%
Securities available for sale	77,472	78,477	(1.3)
Loans held for sale	1,837	2,009	(8.6)
Loans receivable, net	585,931	551,171	6.3
Deposits	635,601	592,811	7.2
Federal Home Loan Bank advances and other borrowings	0	7,000	(100.0)
Stockholders’ equity	80,818	75,919	6.5
Home Federal Savings Bank regulatory capital ratios:
Common equity Tier 1 capital	12.45%	13.42%	(7.2)%
Tier 1 leverage	10.68	11.55	(7.5)
Tier 1 risk-based capital	12.45	13.42	(7.2)
Total risk-based capital	13.71	14.68	(6.6)

Letter to Shareholders and Clients

I am pleased to present you with our 2017 Annual Report. Our focus during the year to improve core balance sheet and earnings growth is reflected throughout this report.

Balance Sheet

By year-end 2017, total assets had grown by $41 million. This growth was comprised primarily of increases in our highest yielding assets- mortgage and commercial real estate loans. By design, our investment portfolio remained level throughout the year as management worked to deploy excess liquidity. It is important to note that this loan growth reflects loans made and serviced directly by Home Federal, and not loans purchased from third party originators. While we regularly participate with other community banks, the outstanding balances of participations purchased declined $8.5 million during the year to $20.1 million. We believe organic loan growth offers us the best opportunity to develop long-term multi-product relationships with our clients.

Deposits also exhibited growth during the year with commercial accounts leading the way increasing by $35.9 million. Retail accounts over the same period grew by $6.9 million. This growth can be attributed to management’s efforts to solicit more local deposits and the improving financial condition of our commercial clients. We have also experienced success in attracting new clients with special affiliation accounts like our Jubilee Program, for clients 55 and older and obtaining larger deposit relationships by providing insurance coverage for deposits over FDIC limits using the insured cash sweep (ICS) and Certificate of Deposit Account Registry Service (CDARS) programs offered through a third party vendor.

During the year, we prepaid the remaining $7 million balance of the $10 million term loan secured in 2014 to repurchase the remaining HMN Preferred shares issued in connection with the Troubled Asset Relief Program (TARP). At a rate of 6.5%, this obligation represented our single most expensive source of funds and was an excellent opportunity to deploy excess balance sheet liquidity and capital of the Company.

In spite of our growth, our capital level remains strong. While it might appear to some that we hold more capital than is necessary, I firmly believe that our disciplined approach to capital planning will position our Company to capitalize on growth opportunities as they arise- in good times or in bad-, prudently fund organic growth and weather adverse economic conditions when they arise.

Income Statement

Net income for 2017 was $4.4 million, a decline of $2.0 million from 2016. The decline in income between the periods is partially because of the $1.1 million increase in income tax expense as a result of tax reform legislation that was enacted in the fourth quarter of 2017. The decline relating to our core operating results was centered in lower commercial loan sale gains- a result of increased competition from conventional lenders- and a decline in gain on sale of non-performing assets. It is important to note that as our asset quality has improved, the opportunities to recognize yield enhancements as problem assets are collected have diminished as well. These assets include our own recession-era legacy assets as well as purchased assets that are collected in excess of our book value.

The continuing low interest rate environment caused a 0.23% decline in our yield on average earning assets. Fortunately, the aforementioned loan growth along with a nominal increase in our cost of funds enabled us to report higher net interest income compared with the prior year.

Asset Quality

Non-performing asset levels remained flat during the year- further evidence of our improved asset quality and more normalized operations. Our past due ratio as of year-end remained very low at 0.30%, while our reserve for problem loans remained a healthy 1.57% of total loans. Our improved asset quality allowed us to record a reverse provision for loan losses during the year of $0.5 million.

Markets

I continue to be pleased by our growth in nearly all of our markets. While some of this growth can be attributed to the overall improvement in the economy, we believe it is a reflection of our approach to community banking, one which empowers qualified managers to make local decisions in their own markets. Late in the year, we announced plans to open our first new branch in over ten years. Located in Owatonna, Minnesota, this branch is the logical next step for our Business Development Office we established there in 2015. We are using this opportunity to utilize the latest developments in a branch floor plan design and technology while continuing to meet the market’s sales and service expectations.

The pricing expectations of community banks contemplating a sale increased dramatically throughout the year. While acquisitions remain an important component of our growth strategy, we must remain disciplined in our approach to deal pricing. During the year, our acquisitions team considered a number of potential acquisition opportunities in new markets. Unfortunately, we were unable to negotiate the terms and conditions we felt necessary to ensure sufficient earnings accretion and the enhancement in long-term shareholder value. We continue to aggressively look for new opportunities for growth through acquisition.

Summary

As I review this annual report, I am particularly pleased with the increase in the core operating results of the Bank. It is a reflection of our commitment to enhancing long-term franchise and shareholder value- a commitment to doing what is in the long-term best interest of our Company and its shareholders. I want to thank each and every one of you for your support over the past year and especially thank our dedicated employees and board members for their work in helping to accomplish our mission.

Best Regards,

Brad Krehbiel

President/CEO

Dr. Hugh Smith
Chairman of the Board

Bradley Krehbiel
President and CEO

Allen Berning

Michael Bue

Bernard Nigon

Dr. Wendy Shannon

Dr. Patricia Simmons

Mark Utz

Hans Zietlow

FIVE-YEAR CONSOLIDATED FINANCIAL HIGHLIGHTS

Selected Operations Data:	Year Ended December 31,
(Dollars in thousands, except per share data)	2017		2016	2015	2014	2013
Total interest income	$27,680		27,349	21,453	20,613	22,983
Total interest expense	1,797		1,593	1,507	1,211	3,289
Net interest income	25,883		25,756	19,946	19,402	19,694
Provision for loan losses	(523)		(645)	(164)	(6,998)	(7,881)
Net interest income after provision for loan losses	26,406		26,401	20,110	26,400	27,575
Fees and service charges	3,354		3,427	3,316	3,458	3,513
Loan servicing fees	1,202		1,108	1,046	1,058	1,029
Gain on sales of loans	2,138		2,618	1,964	1,828	2,102
Other non-interest income	960		1,048	1,327	940	668
Total non-interest income	7,654		8,201	7,653	7,284	7,312
Total non-interest expense	25,254		24,130	23,196	21,403	22,623
Income before income tax expense	8,806		10,472	4,567	12,281	12,264
Income tax expense (benefit)	4,402	(1)	4,122	1,611	4,902	(14,406	) (2)
Net income	4,404		6,350	2,956	7,379	26,670
Preferred stock dividends and discount	0		0	(108)	(1,710)	(2,068)
Net income available to common shareholders	$4,404		6,350	2,848	5,669	24,602

Basic earnings per common share	$1.04		1.52	0.69	1.40	6.15
Diluted earnings per common share	0.90		1.34	0.61	1.23	5.71

(1) Relates to the decrease in the Company’s net deferred tax asset as a result of the reduction in the corporate federal tax rate from 34% to 21% in the fourth quarter of 2017.
(2) Relates to the elimination of the deferred tax asset valuation reserve at December 31, 2013.

Selected Financial Condition Data:	December 31,
(Dollars in thousands, except per share data)	2017	2016	2015	2014	2013
Total assets	$722,685	682,023	643,161	577,426	648,622
Securities available for sale	77,472	78,477	111,974	137,834	107,956
Loans held for sale	1,837	2,009	3,779	2,076	1,502
Loans receivable, net	585,931	551,171	463,185	365,113	384,615
Deposits	635,601	592,811	559,387	496,750	553,930
Federal Home Loan Bank advances and other borrowings	0	7,000	9,000	0	0
Stockholders’ equity	80,818	75,919	69,645	76,013	85,675
Book value per common share	17.97	16.91	15.54	14.77	13.49

Number of full service offices	13	13	13	11	11
Number of loan origination offices	3	3	3	2	1

Key Ratios: (3)
Stockholders’ equity to total assets at year end	11.18%	11.13%	10.83%	13.16%	13.21%
Average stockholders’ equity to average assets	11.43	11.07	11.70	13.25	10.77
Return on stockholders’ equity (ratio of net income to average equity)	5.52	8.71	4.27	9.12	42.22
Return on assets (ratio of net income to average assets)	0.63	0.96	0.50	1.21	4.55

(3) Average balances were calculated based upon amortized cost without the market value impact of ASC 320.

See accompanying notes to consolidated financial statements.

This Annual Report, other reports filed by the Company with the Securities and Exchange Commission, and the Company’s proxy statement may contain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are often identified by such forward-looking terminology as “expect,” “intend,” “look,” “believe,” “anticipate,” “estimate,” “project,” “seek,” “may,” “will,” “would,” “could,” “should,” “trend,” “target,” and “goal” or similar statements or variations of such terms and include, but are not limited to, those relating to growing our core deposit relationships and loan balances, enhancing the financial performance of our core banking operations, maintaining credit quality, reducing non-performing assets, and generating improved financial results (including profitability); the extent of the positive impact of the lower federal tax rate on future earnings; the adequacy and amount of available liquidity and capital resources to the Bank; the Company’s liquidity and capital requirements; our expectations for core capital and our strategies and potential strategies for maintenance thereof; improvements in loan production; changes in the size of the Bank’s loan portfolio; the amount of the Bank’s non-performing assets and the appropriateness of the allowance therefor; anticipated future levels of the provision for loan losses; future losses on non-performing assets; the amount and composition of interest-earning assets; the amount of yield enhancements relating to non-accruing and purchased loans; the amount and composition of non-interest and interest-bearing liabilities; the availability of alternate funding sources; the payment of dividends by HMN; the future outlook for the Company; the amount of deposits that will be withdrawn from checking and money market accounts and how the withdrawn deposits will be replaced; the projected changes in net interest income based on rate shocks; the range that interest rates may fluctuate over the next twelve months; the net market risk of interest rate shocks; the future outlook for the issuer of the trust preferred securities held by the Bank; the ability of the Bank to pay dividends to HMN; the ability to remain well capitalized; the impact of new accounting pronouncements, and compliance by the Bank with regulatory standards generally (including the Bank’s status as “well-capitalized”) and other supervisory directives or requirements to which the Company or the Bank are or may become expressly subject, specifically, and possible responses of the Office of the Comptroller of the Currency (OCC), Board of Governors of the Federal Reserve System (FRB), the Bank, and the Company to any failure to comply with any such regulatory standard, directive or requirement.

A number of factors could cause actual results to differ materially from the Company’s assumptions and expectations. These include but are not limited to the adequacy and marketability of real estate and other collateral securing loans to borrowers; federal and state regulation and enforcement; possible legislative and regulatory changes, including additional changes to regulatory capital rules; the ability of the Bank to comply with other applicable regulatory capital requirements; enforcement activity of the OCC and FRB in the event of our non-compliance with any applicable regulatory standard or requirement; adverse economic, business and competitive developments such as shrinking interest margins, reduced collateral values, deposit outflows, changes in credit or other risks posed by the Company’s loan and investment portfolios; changes in costs associated with alternate funding sources, including changes in collateral advance rates and policies of the Federal Home Loan Bank (FHLB); technological, computer-related or operational difficulties; results of litigation; reduced demand for financial services and loan products; changes in accounting policies and guidelines, or monetary and fiscal policies of the federal government or tax laws; international economic developments; the Company’s access to and adverse changes in securities markets; the market for credit related assets; the future operating results, financial condition, cash flow requirements and capital spending priorities of the Company and the Bank; the availability of internal and, as required, external sources of funding; our ability to attract and retain employees; or other significant uncertainties. Additional factors that may cause actual results to differ from the Company’s assumptions and expectations include those set forth in the Company’s most recent filing on Forms 10-K and 10-Q with the Securities and Exchange Commission (SEC). All forward-looking statements are qualified by, and should be considered in conjunction with, such cautionary statements. For additional discussion of the risks and uncertainties applicable to the Company, see the “Risk Factors” sections of the Company’s Annual Report on Form 10-K for the year ended December 31, 2017.

All statements in this Annual Report, including forward-looking statements, speak only as of the date hereof, and we undertake no duty to update any of the forward-looking statements after the date of this Annual Report.

Overview

HMN Financial, Inc. (HMN or the Company) is the stock savings bank holding company for Home Federal Savings Bank (the Bank), which operates community banking and loan production offices in Minnesota, Iowa and Wisconsin. The earnings of the Company are primarily dependent on the Bank's net interest income, which is the difference between interest earned on loans and investments, and the interest paid on interest-bearing liabilities such as deposits and other borrowings. The difference between the average rate of interest earned on assets and the average rate paid on liabilities is the "interest rate spread". Net interest income is produced when interest-earning assets equal or exceed interest-bearing liabilities and there is a positive interest rate spread. Net interest income and net interest rate spread are affected by changes in interest rates, the volume and composition of interest-earning assets and interest-bearing liabilities, and the level of non-performing assets. The Company's net earnings are also affected by the generation of non-interest income, which consists primarily of gains from the sale of loans and real estate owned, fees for servicing loans, commissions on the sale of uninsured investment products, and service charges on deposit accounts. The Bank incurs expenses in addition to interest expense in the form of compensation and benefits, occupancy and equipment expenses, provisions for loan losses, professional services, deposit insurance, amortization expense on mortgage servicing assets, data processing costs and income taxes. The earnings of financial institutions, such as the Bank, are also significantly affected by prevailing economic and competitive conditions, particularly changes in interest rates, government monetary and fiscal policies, and regulations of various regulatory authorities. Lending activities are influenced by the demand for and supply of business credit, single family and commercial properties, competition among lenders, the level of interest rates and the availability of funds. Deposit flows and costs of deposits are influenced by prevailing market rates of interest on competing investments, account maturities and the levels of personal income and savings.

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

Allowance for Loan Losses and Related Provision

The allowance for loan losses is based on periodic analysis of the loan portfolio and is maintained at an amount considered to be appropriate by management to provide for probable losses inherent in the loan portfolio as of the balance sheet dates. In this analysis, management considers factors including, but not limited to, specific occurrences of loan impairment, actual and anticipated changes in the size of the portfolios, national and regional economic conditions such as unemployment data, loan delinquencies, local economic conditions, demand for single family homes, demand for commercial real estate and building lots, loan portfolio composition, historical loss experience and observations made by the Company's ongoing internal audit and regulatory exam processes. Loans are charged off to the extent they are deemed to be uncollectible. The Company has established separate processes to determine the appropriateness of the loan loss allowance for its homogeneous single family and consumer loan portfolios and its non-homogeneous loan portfolios. The determination of the allowance on the homogeneous single family and consumer loan portfolios is calculated on a pooled basis with individual determination of the allowance for all non-performing loans. The determination of the allowance for the non-homogeneous commercial, commercial real estate and multi-family loan portfolios involves assigning standardized risk ratings and loss factors that are periodically reviewed. The loss factors are estimated based on the Company's own loss experience and are assigned to all loans without identified credit weaknesses. For each non-performing loan, the Company also performs an individual analysis of impairment that is based on the expected cash flows or the value of the assets collateralizing the loans and establishes any necessary reserves or charges off all loans, or portions thereof, that are deemed uncollectible.

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

The Company maintains significant net deferred tax assets for deductible temporary differences, the largest of which relates to the allowance for loan and real estate losses. For tax purposes only the net charge-offs are deductible while the entire provision for loan losses is used to determine book income. A deferred tax asset is created because of the timing difference of when the expense is recognized for book and tax purposes. Under generally accepted accounting principles, a valuation allowance is required to be recognized if it is “more likely than not” that the deferred tax asset will not be realized. The determination of the realizability of the deferred tax assets is highly subjective and dependent upon management’s judgment and evaluation of both positive and negative evidence, including the forecasts of future income, tax planning strategies, and assessments of the current and future economic and business conditions. The Company considers both positive and negative evidence regarding the ultimate realizability of deferred tax assets. Positive evidence includes the Company’s cumulative net income in the prior three year period, the ability to implement tax planning strategies to accelerate taxable income recognition, and the probability that taxable income will be generated in future periods. The Company could not currently identify any negative evidence. It is possible that future conditions may differ substantially from those anticipated in determining that no valuation allowance was required on deferred tax assets and adjustments may be required in the future.

Determining the ultimate settlement of any tax position requires significant estimates and judgments in arriving at the amount of tax benefits to be recognized in the financial statements. It is possible that the tax benefits realized upon the ultimate resolution of a tax position may result in tax benefits that are significantly different from those estimated.

Results of Operations

Comparison of 2017 with 2016

Net income was $4.4 million for 2017, a decrease of $2.0 million compared to net income of $6.4 million for 2016. Diluted earnings per share for the year ended December 31, 2017 was $0.90, a decrease of $0.44 per share compared to diluted earnings per share of $1.34 for the year ended December 31, 2016. The decrease in net income for 2017 is due primarily to a $0.5 million decrease in the gain on sales of loans because of a decrease in commercial government guaranteed loan sales and a $0.5 million decrease in the gains on real estate owned because of fewer sales between the periods. Net income also decreased $0.4 million due to an increase in other non-interest expenses primarily related to advertising expenses, $0.3 million due to an increase in income tax expense, $0.2 million because of an increase in compensation and benefits and $0.1 million due to an increase in the loan loss provision between the periods. The increase in income tax expense is due primarily to the $1.1 million decrease in the Company’s net deferred tax asset as a result of the reduction in the corporate federal tax rate in connection with the enactment of the Tax Cuts and Jobs act in the fourth quarter of 2017. These decreases in net income were partially offset by an increase in net interest income of $0.1 million as a result of an increase in the average interest-earning assets and a change in the composition of the average interest-earning assets held between the periods.

Net Interest Income

Net interest income was $25.9 million for 2017, an increase of $0.1 million, or 0.5%, from $25.8 million for the same period of 2016. Interest income was $27.7 million for 2017, an increase of $0.4 million, or 1.2%, from $27.3 million for the same period of 2016. Interest income increased $2.4 million because of an increase in the average interest-earning assets and a change in the composition of the average interest-earning assets held, which resulted in a 6 basis point increase in the average yields earned between the periods. While the average interest-earning assets increased $43.2 million between the periods, the average interest-earning assets held in higher yielding loans increased $58.8 million and the amount of average interest-earning assets held in lower yielding cash and investments decreased $15.6 million between the periods. The increase in the average outstanding loans between the periods was primarily the result of an increase in the commercial loan portfolio, which occurred because of an increase in loan originations and a reduction in loan payoffs between the periods. The increase in interest income as a result of these items was partially offset by a decrease in interest income as a result of recognizing a lower amount of yield enhancements between the periods. Interest income decreased $2.1 million due to a decrease in the amount of yield enhancements recognized from loan prepayment penalties, yield adjustments on purchased loans, and the interest payments received on non-accruing and previously charged off commercial real estate loans. This resulted in a 29 basis point decrease in the average yield between the periods. It is anticipated that the yield enhancements relating to these items will be lower in subsequent periods as the pool of non-accruing and purchased loans continues to decline. The average yield earned on interest-earning assets was 4.13% for 2017, a decrease of 23 basis points from 4.36% for 2016. The decrease in the average yield earned on interest-earning assets is primarily related to the decrease in yield enhancements recognized between the periods.

Interest expense was $1.8 million for 2017, an increase of $0.2 million, or 12.8%, compared to $1.6 million for 2016. The average interest rate paid on non-interest and interest-bearing liabilities was 0.29% for 2017, an increase of 1 basis point from 0.28% for 2016. The average rate paid increased between the periods due to an increase in the rates paid on certain money market and certificate of deposit accounts. This increase was partially offset by a decrease in the interest paid on other borrowings due to a decrease in the average borrowings outstanding between the periods. The average non-interest and interest-bearing liabilities increased $34.6 million between the periods, the average amount held in lower rate checking, savings, and money market accounts increased $10.4 million, the average amount held in higher rate premium money market accounts increased $22.5 million, and the average amount held in higher rate borrowings and certificates of deposit increased $1.7 million between the periods.

The following table presents the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. Non-accruing loans have been included in the average outstanding loan balance in the table as loans carrying a zero yield.

	Year Ended December 31,
	2017			2016			2015
(Dollars in thousands)	Average Outstanding Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Average Yield/ Rate
Interest-earning assets:
Securities available for sale:
Mortgage-backed and related securities	$2,524	57	2.26%	$1,631	58	3.56%	$3,274	116	3.54%
Other marketable securities	74,035	1,103	1.49	84,528	1,289	1.52	130,806	1,881	1.44
Loans held for sale	1,905	94	4.93	3,046	126	4.14	2,507	87	3.47
Loans receivable, net(1) (2)	573,894	26,274	4.58	513,974	25,774	5.01	394,086	19,302	4.90
FHLB stock	874	12	1.37	770	6	0.78	734	4	0.54
Other, including cash equivalents	17,214	140	0.81	23,337	96	0.41	28,544	63	0.22
Total interest-earning assets	$670,446	27,680	4.13	$627,286	27,349	4.36	$559,951	21,453	3.83

Interest-bearing liabilities:
NOW accounts	$87,416	77	0.09%	$85,440	50	0.06%	$76,136	17	0.02%
Passbooks	76,592	63	0.08	71,728	62	0.09	55,273	42	0.08
Money market accounts	179,675	560	0.31	164,522	366	0.22	153,441	347	0.23
Certificate accounts	106,006	770	0.73	100,942	524	0.52	96,600	528	0.55
FHLB advances and other borrowings	6,335	327	5.16	9,374	591	6.30	9,225	573	6.21
Total interest-bearing liabilities	$456,024			$432,006			$390,675
Noninterest checking	156,149			145,450			124,342
Other non-interest-bearing liabilities	1,279			1,434			985
Total interest-bearing liabilities and noninterest-bearing deposits	$613,452	1,797	0.29%	$578,890	1,593	0.28%	$516,002	1,507	0.29%
Net interest income		25,883			25,756			19,946
Net interest rate spread			3.84%			4.08%			3.54%
Net earning assets	$56,994			$48,396			$43,949
Net interest margin			3.86%			4.11%			3.56%
Average interest-earning assets to average interest-bearing liabilities and noninterest-bearing deposits		109.29%			108.36%			108.52%

(1) Tax exempt income was not material; therefore, the yield was not presented on a tax equivalent basis for any of the years presented.

(2) Calculated net of deferred loan fees, loan discounts, loans in process and loss reserves.

Net interest margin decreased 25 basis points to 3.86% in 2017 from 4.11% in 2016 primarily because of a $2.1 million, or 29 basis point decrease in the yield enhancements recognized between the periods. Average net earning assets increased from $48.4 million in 2016 to $57.0 million in 2017. The $8.6 million increase in net earning assets is due to the net income earned in 2017 adjusted for non-cash items including the expenses incurred related to deferred tax asset changes and depreciation.

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

	Year Ended December 31,
	2017 vs. 2016			2016 vs. 2015
	Increase (Decrease) Due to			Increase (Decrease) Due to
(Dollars in thousands)	Volume (1)	Rate(1)	Total Increase (Decrease)	Volume (1)	Rate(1)	Total Increase (Decrease)
Interest-earning assets:
Securities available for sale:
Mortgage-backed and related securities	$32	(33)	(1)	(58)	0	(58)
Other marketable securities	(160)	(26)	(186)	(665)	73	(592)
Loans held for sale	(47)	15	(32)	19	20	39
Loans receivable, net	3,091	(2,591)	500	5,824	648	6,472
Cash equivalents	(25)	69	44	(12)	45	33
FHLB stock	1	5	6	0	2	2
Total interest-earning assets	$2,892	(2,561)	331	5,108	788	5,896
Interest-bearing liabilities:
NOW accounts	$3	24	27	1	32	33
Passbooks	4	(3)	1	12	8	20
Money market accounts	39	155	194	18	1	19
Certificates of deposit	77	169	246	26	(30)	(4)
FHLB advances and other borrowings	(275)	11	(264)	16	2	18
Total interest-bearing liabilities	(152)	356	204	73	13	86
Increase (decrease) in net interest income	$3,044	(2,917)	127	5,035	775	5,810

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

At December 31, 2017
Weighted average yield on:		Weighted average rate on:
Securities available for sale:
Mortgage-backed and related securities	2.04%	NOW accounts	0.05%
Other marketable securities	1.61	Passbooks	0.08
Loans held for sale	5.06	Money market accounts	0.38
Loans receivable, net	4.78	Certificates of deposit	0.94
Federal Home Loan Bank stock	1.50	Combined weighted average rate on interest-bearing liabilities	0.30
Other interest-earnings assets	1.50	Interest rate spread	3.97
Combined weighted average yield on interest-earning assets	4.27

Provision for Loan Losses

The provision for loan losses was ($0.5) million for the year ended December 31, 2017, an increase of $0.1 million, from ($0.6) million for the year ended December 31, 2016. The provision for loan losses increased between the periods primarily because of the increase in the reserves required on certain commercial loans due to a deterioration of their credit quality.

A reconciliation of the allowance for loan losses for 2017 and 2016 is summarized as follows:

(Dollars in thousands)	2017	2016
Balance at January 1	$9,903	9,709
Provision	(523)	(645)
Charge offs:
Commercial	(311)	(180)
Commercial real estate	(50)	(67)
Consumer	(288)	(108)
Single family	(6)	(66)
Recoveries	586	1,260
Balance at December 31	$9,311	9,903

Specific allowance	$1,073	988
General allowance	8,238	8,915
	$9,311	9,903

Non-Interest Income

Non-interest income was $7.7 million for the year ended December 31, 2017, a decrease of $0.5 million, from $8.2 million for the year ended December 31, 2016. The following table presents the components of non-interest income:

	Year ended December 31,			Percentage Increase (Decrease)
(Dollars in thousands)	2017	2016	2015	2017/2016		2016/2015
Fees and service charges	$3,354	3,427	3,316	(2.1	) %	3.3%
Loan servicing fees	1,202	1,108	1,046	8.5		5.9
Gain on sales of loans	2,138	2,618	1,964	(18.3)		33.3
Other non-interest income	960	1,048	1,327	(8.4)		(21.0)
Total non-interest income	$7,654	8,201	7,653	(6.7)		7.2

The decrease in non-interest income is primarily related to the $0.5 million decrease in the gain on sales of loans due to a decrease in commercial government guaranteed loan sales between the periods. Fees and service charges decreased $0.1 million between the periods due primarily to a decrease in overdraft fees. Other non-interest income decreased $0.1 million because of a decrease in the revenue earned on the sale of uninsured investment products between the periods. These decreases in non-interest income were partially offset by a $0.1 million increase in loan servicing fees earned due to an increase in the loans being serviced for others between the periods.

Non-Interest Expense

Non-interest expense was $25.3 million for the year ended December 31, 2017, an increase of $1.2 million, from $24.1 million for the year ended December 31, 2016. The following table presents the components of non-interest expense:

	Year ended December 31,			Percentage Increase (Decrease)
(Dollars in thousands)	2017	2016	2015	2017/2016	2016/2015
Compensation and benefits	$15,007	14,764	13,733	1.6%	7.5%
(Gains) losses on real estate owned	(72)	(596)	218	87.9	(373.4)
Occupancy and equipment	4,068	4,041	3,722	0.7	8.6
Data processing	1,106	1,161	1,020	(4.7)	13.8
Professional services	1,285	1,257	1,108	2.2	13.4
Other	3,860	3,503	3,395	10.2	3.2
Total non-interest expense	$25,254	24,130	23,196	4.7	4.0

Gains on real estate owned decreased $0.5 million between the periods due to the gains that were recognized on the sale of two commercial properties in 2016. Other non-interest expense increased $0.4 million primarily due to an increase in advertising expense between the periods. Compensation expense increased $0.2 million between the periods due to normal annual salary increases. Occupancy and equipment expense increased slightly because of increased software and equipment expenses. Professional services expense increased slightly due to an increase in legal expenses between the periods. These increases in non-interest expense were partially offset by a $0.1 million decrease in data processing expense due to a decrease in debit card costs between the periods.

Income Taxes

The Company considers the calculation of current and deferred income taxes to be a critical accounting policy that is subject to significant estimates. Income tax expense was $4.4 million for the year ended December 31, 2017, an increase of $0.3 million, from $4.1 million for the year ended December 31, 2016. The increase in income tax expense is due primarily to the $1.1 million decrease in the Company’s net deferred tax asset as result of the reduction in the corporate federal tax rate in connection with the enactment of the Tax Cuts and Jobs Act in the fourth quarter of 2017. The increase in income tax expense as a result of the tax law change was partially offset by a decrease in income tax expense due to a decrease in pre-tax income between the periods.

Comparison of 2016 with 2015

Net income was $6.4 million for 2016, an increase of $3.4 million compared to net income of $3.0 million for 2015. Net income available to common shareholders was $6.4 million for 2016, an increase of $3.6 million compared to net income available to common shareholders of $2.8 million for 2015. Diluted earnings per share for the year ended December 31, 2016 was $1.34, an increase of $0.73 per share compared to diluted earnings per share of $0.61 for the year ended December 31, 2015. The increase in net income for 2016 was due primarily to a $5.9 million increase in interest income as a result of an increase in the average interest-earning assets and a change in the composition of the average interest-earning assets held between the periods. Gain on sales of loans increased $0.7 million due to an increase in single family mortgage loan production and sales between the periods. The provision for loan losses decreased $0.5 million between the periods due to improvements in the credit quality of the commercial loan portfolio. These increases in income were partially offset by a $1.0 million increase in compensation expense due to annual increases in compensation and an increase in the number of employees related to the increased loan production. Income tax expense increased $2.5 million because of the increase in pre-tax income between the periods.

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

Interest expense was $1.6 million for 2016, an increase of $0.1 million, or 5.7%, compared to $1.5 million for 2015. Interest expense increased because of an increase in the average outstanding interest-bearing liabilities. The average rate paid on interest-bearing liabilities decreased 1 basis point between the periods because of the change in the composition of the average interest-bearing liabilities. While the average interest-bearing liabilities increased $62.9 million between the periods, the average amount held in lower rate checking and money market accounts increased $58.0 million and the average amount held in higher rate certificates of deposits and other borrowings increased $4.9 million between the periods. The increase in the average outstanding deposits between the periods was primarily due to the $42.9 million increase as a result of the acquisitions that occurred in the third quarter of 2015 and the second quarter of 2016. The average interest rate paid on interest-bearing liabilities was 0.28% for 2016 compared to 0.29% for 2015. Net interest margin (net interest income divided by average interest-earning assets) for 2016 was 4.11%, an increase of 55 basis points compared to 3.56% for 2015.

Net interest margin increased to 4.11% in 2016 from 3.56% in 2015 primarily because of a change in the composition of average interest-earning assets held, which resulted in an increase in the average yields earned between the periods. The increase in the average yields earned was due to having larger average balances of higher earning loans and smaller average balances of lower earning cash and investments during 2016 when compared to 2015. The yield on average interest-earning assets was also enhanced $2.2 million, or 30 basis points, in 2016 due to loan prepayment penalties, yield adjustments recognized on purchased loans, and interest payments received on non-accruing and previously charged off loans. Average net earning assets increased from $43.9 million in 2015 to $48.4 million in 2016. The $4.5 million increase in net earning assets was due primarily to the net income earned in 2016.

The provision for loan losses was ($0.6) million for the year ended December 31, 2016, a decrease of $0.4 million, from ($0.2) million for the year ended December 31, 2015. The provision for loan losses decreased between the periods primarily because of the decrease in the reserve percentages applied to certain risk rated loan categories as a result of an internal analysis performed.

Non-interest income was $8.2 million for the year ended December 31, 2016, an increase of $0.5 million from $7.7 million for the year ended December 31, 2015. The increase in non-interest income was primarily related to the $0.7 million increase in the gain on sales of loans due to an increase in single family loan originations and sales between the periods. Fees and service charges increased $0.1 million between the periods due primarily to an increase in debit card income. Loan servicing fees increased $0.1 million due to an increase in the loans serviced for others between the periods. These increases were partially offset by a $0.3 million decrease in other non-interest income because of a decrease in the gains realized on acquisitions between the periods.

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

The Company considers the calculation of current and deferred income taxes to be a critical accounting policy that is subject to significant estimates. Income tax expense was $4.1 million for the year ended December 31, 2016, an increase of $2.5 million, from $1.6 million for the year ended December 31, 2015. The increase in income tax expense between the periods was primarily related to the increase in pre-tax income in 2016 when compared to 2015.

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

Financial Condition

Loans Receivable, Net

The following table sets forth the information on the Company's loan portfolio in dollar amounts and percentages before deductions for deferred fees and discounts and allowances for losses as of the dates indicated:

			December 31,
	2017		2016		2015		2014		2013
(Dollars in thousands)	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
Real Estate Loans:
Single family	$107,005	17.99%	$103,255	18.41%	$90,945	19.24%	$69,841	18.70%	$76,467	19.31%
Multi-family	28,649	4.81	36,777	6.56	12,324	2.61	15,700	4.20	8,113	2.05
Commercial	259,024	43.55	230,955	41.18	196,926	41.65	163,365	43.73	178,486	45.06
Construction or development	46,444	7.81	31,348	5.59	38,103	8.05	12,603	3.37	7,851	1.98
Total real estate loans	441,122	74.16	402,335	71.74	338,298	71.55	261,509	70.00	270,917	68.40
Other Loans:
Consumer Loans:
Automobile	2,894	0.49	3,036	0.54	2,885	0.61	1,124	0.30	971	0.25
Home equity line	36,869	6.20	40,476	7.22	38,980	8.24	36,832	9.86	36,178	9.13
Home equity	15,823	2.66	16,302	2.91	14,782	3.13	12,420	3.33	11,629	2.94
Recreational vehicles	13,181	2.21	7,553	1.35	2,650	0.56	0	0.00	0	0.00
Other	5,000	0.84	5,916	1.05	5,118	1.08	4,549	1.22	4,645	1.17
Total consumer loans	73,767	12.40	73,283	13.07	64,415	13.62	54,925	14.71	53,423	13.49
Commercial business loans	79,909	13.44	85,176	15.19	70,106	14.83	57,122	15.29	71,709	18.11
Total other loans	153,676	25.84	158,459	28.26	134,521	28.45	112,047	30.00	125,132	31.60
Total loans	594,798	100.00%	560,794	100.00%	472,819	100.00%	373,556	100.00%	396,049	100.00%
Less:
Unamortized discounts	19		20		16		14		33
Net deferred loan (costs) fees	(463)		(300)		(91)		97		0
Allowance for losses	9,311		9,903		9,709		8,332		11,401
Total loans receivable, net	$585,931		$551,171		$463,185		$365,113		$384,615

The increase in the loan portfolio in 2017 was primarily because there were fewer loan prepayments than originations. Based on current economic conditions and the projected loan origination and prepayment amounts, it is anticipated that our overall loan portfolio growth will be less in 2018 than the growth experienced in 2017.

Single family real estate loans were $107.0 million at December 31, 2017, an increase of $3.7 million, compared to $103.3 million at December 31, 2016. The mortgage loan portfolio increased in 2017 due to an increased emphasis on originating shorter term and adjustable rate mortgage loans that were placed into the portfolio. The majority of the longer term mortgage loans that were originated during the year were sold into the secondary market and were not placed in the loan portfolio in order to manage the Company’s interest rate risk position.

Multi-family real estate loans were $28.6 million at December 31, 2017, a decrease of $8.2 million, compared to $36.8 million at December 31, 2016. The decrease in multi-family real estate loans is primarily because newly originated loans were less than the $15.6 million in loans that were paid off or transferred to other loan categories during 2017.

Commercial real estate loans were $259.0 million at December 31, 2017, an increase of $28.0 million, compared to $231.0 million at December 31, 2016. Commercial real estate loan balances increased in 2017 as loan originations exceeded loan payoffs during the year. Commercial business loans were $79.9 million at December 31, 2017, a decrease of $5.3 million, compared to $85.2 million at December 31, 2016. The decrease in commercial business loans is because there were more loan payoffs in 2017 when compared to 2016.

Construction or development loans were $46.4 million at December 31, 2017, an increase of $15.1 million, compared to $31.3 million at December 31, 2016. The increase was primarily related to an increase in multi-family and commercial construction loans between the periods. The increase was the result of the following activity during 2017: $26.8 million in new construction loans originated, $13.2 million in paid off loans, $9.7 million in advances on existing loans and $8.2 million of loans moved to a permanent loan classification upon completion of a project.

Home equity lines of credit were $36.9 million at December 31, 2017, a decrease of $3.6 million, compared to $40.5 million at December 31, 2016. The open-end home equity lines are generally written with an adjustable rate and a 10 year draw period which requires interest only payments followed by a 10 year repayment period which fully amortizes the outstanding balance. Closed-end home equity loans are written with fixed or adjustable rates with terms up to 15 years. Home equity loans were $15.8 million at December 31, 2017, a decrease of $0.5 million, compared to $16.3 million at December 31, 2016. The decrease in the open-end equity lines and closed-end equity loans is related primarily to an increase in loan payoffs as borrowers continued to refinance their homes and roll outstanding equity loan balances into their first mortgage.

Recreational vehicle loans were $13.2 million at December 31, 2017, an increase of $5.6 million, compared to $7.6 million at December 31, 2016. These loans have been made primarily to finance the recreational vehicle sales of a single dealer within the Bank’s market area and the increase in balances between the periods is due to an increase in originations.

Allowance for Loan Losses

The determination of the allowance for loan losses and the related provision is a critical accounting policy of the Company that is subject to significant estimates. The current level of the allowance for loan losses is a result of management’s assessment of the risks within the portfolio based on the information obtained through the credit evaluation process. The Company utilizes a risk-rating system on non-homogeneous commercial real estate and commercial business loans that includes regular credit reviews to identify and quantify the risk in the commercial portfolio. Management conducts quarterly reviews of the entire loan portfolio and evaluates the need to adjust the allowance balance on the basis of these reviews.

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

The allowance for loan losses was $9.3 million, or 1.57% of gross loans at December 31, 2017, compared to $9.9 million, or 1.77% of gross loans at December 31, 2016. The allowance for loan losses decreased primarily due the lower reserve percentages used for certain risk rated commercial loans as a result of an internal analysis of the most recent charge-off history that was performed during the year. This decrease was partially offset by an increase in reserves due to a $34 million increase in the loan portfolio during the year, as well as increased specific reserves for non-performing commercial loans.

The following table reflects the activity in the allowance for loan losses and selected statistics:

	December 31,
(Dollars in thousands)	2017	2016	2015	2014	2013
Balance at beginning of year	$9,903	9,709	8,332	11,401	21,608
Provision for losses	(523)	(645)	(164)	(6,998)	(7,881)
Charge-offs:
Single family	(6)	(66)	(19)	(92)	(200)
Consumer	(288)	(108)	(105)	(131)	(484)
Commercial business	(311)	(180)	(69)	(55)	(651)
Commercial real estate	(50)	(67)	0	(936)	(3,711)
Recoveries	586	1,260	1,734	5,143	2,720
Net (charge-offs) recoveries	(69)	839	1,541	3,929	(2,326)
Balance at end of year	$9,311	9,903	9,709	8,332	11,401
Year end allowance for loan losses as a percent of year end gross loan balance	1.57%	1.77%	2.05%	2.23%	2.88%
Ratio of net loan recoveries (charge-offs) to average loans outstanding	(0.01)	0.16	0.36	1.02	(0.53)

The following table reflects the allocation of the allowance for loan losses:

	December 31,
	2017		2016		2015		2014		2013
	Allocated Allowance as a % of Loan Category	Percent of Loans in Each Category to Total Loans	Allocated Allowance as a % of Loan Category	Percent of Loans in Each Category to Total Loans	Allocated Allowance as a % of Loan Category	Percent of Loans in Each Category to Total Loans	Allocated Allowance as a % of Loan Category	Percent of Loans in Each Category to Total Loans	Allocated Allowance as a % of Loan Category	Percent of Loans in Each Category to Total Loans
Single family	0.84%	17.99%	1.15%	18.41%	1.09%	19.24%	1.57%	18.70%	2.13%	19.31%
Commercial real estate	1.52	56.17	1.66	53.33	2.46	52.31	2.62	51.30	3.32	49.09
Consumer	2.21	12.40	2.20	13.07	1.86	13.62	1.84	14.71	2.07	13.49
Commercial business	2.14	13.44	2.53	15.19	2.05	14.83	2.11	15.29	3.08	18.11
Total	1.57	100.00%	1.77	100.00%	2.05	100.00%	2.23	100.00%	2.88	100.00%

The allocated reserve percentages for single family, commercial real estate, and commercial business loans decreased in 2017 due to the general improvement in the credit quality of these loan portfolios. The allocation of the allowance for loan losses for consumer loans increased due to an increase in the outstanding balances and changes in the types of loans held in these categories between the periods.

Allowance for Real Estate Losses

Real estate properties acquired or expected to be acquired through loan foreclosures are initially recorded at fair value less estimated selling costs. Management periodically performs valuations and an allowance for losses is established if the carrying value of a property exceeds its fair value less estimated selling costs. There was no allowance for real estate losses at December 31, 2017 and the balance of the allowance was $0.7 million at December 31, 2016.

Non-performing Assets

Loans are reviewed at least quarterly and if the collectability of any loan is doubtful, it is placed on non-accrual status. Loans are placed on non-accrual status when either principal or interest is 90 days or more past due, unless, in the judgment of management, the loan is well collateralized and in the process of collection. Interest accrued and unpaid at the time a loan is placed on non-accrual status is charged against interest income. Subsequent payments are either applied to the outstanding principal balance or recorded as interest income, depending on the assessment of the ultimate collectability of the loan. Restructured loans include the Bank's troubled debt restructurings (TDRs) that involved forgiving a portion of interest or principal or making a loan at a rate materially less than the market rate to borrowers whose financial condition has deteriorated. Foreclosed and repossessed assets include assets acquired in settlement of loans. Total non-performing assets were $3.8 million at December 31, 2017, a decrease of $0.1 million, or 3.3%, from $3.9 million at December 31, 2016. Non-performing loans decreased $0.1 million and foreclosed and repossessed assets were the same between the periods. The following table sets forth the amounts and categories of non-performing assets (non-accrual loans and foreclosed and repossessed assets) in the Company’s portfolio:

	December 31,
(Dollars in thousands)	2017	2016	2015	2014	2013
Non-performing loans:
Single family	$949	916	1,655	1,564	1,602
Commercial real estate	1,364	1,384	1,694	8,750	14,549
Consumer	553	630	786	486	737
Commercial business	278	343	46	120	608
Total	3,144	3,273	4,181	10,920	17,496
Foreclosed and repossessed assets:
Single family	0	0	48	50	0
Commercial real estate	627	611	1,997	3,053	6,898
Consumer	0	16	0	0	0
Total	627	627	2,045	3,103	6,898
Total non-performing assets	$3,771	3,900	6,226	14,023	24,394
Total as a percentage of total assets	0.52%	0.57%	0.97%	2.43%	3.76%
Total non-performing loans	$3,144	$3,273	$4,181	$10,920	$17,496
Total as a percentage of total loans receivable, net	0.54%	0.59%	0.90%	2.99%	4.55%
Allowance for loan losses to non-performing loans	296.11%	302.56%	232.22%	76.30%	65.17%

Gross interest income which would have been recorded had the non-accruing loans been current in accordance with their original terms amounted to $0.3 million, $0.6 million and $0.4 million for the years ended December 31, 2017, 2016 and 2015, respectively. The amounts that were included in interest income on a cash basis for these loans were $0.1 million, $0.4 million and $0.2 million, respectively.

At December 31, 2017, 2016 and 2015, there were loans included in loans receivable, net, with terms that had been modified in a TDR totaling $3.0 million, $3.3 million and $2.5 million, respectively. Had the loans performed in accordance with their original terms throughout 2017, 2016 and 2015, the Company would have recorded gross interest income of $0.4 million, $0.6 million and $0.4 million, respectively. During 2017, 2016 and 2015 the Company recorded gross interest income of $0.2 million, $0.4 million and $0.2 million, respectively.

For the loans that were modified in 2017, $0.6 million were unclassified and performing and $0.4 million were non-performing at December 31, 2017. The decrease in TDRs in 2017 relates primarily to one commercial relationship totaling $0.5 million that had performed according to the restructured terms and met the criteria to be upgraded to non-TDR status during the year.

Of the loans that were modified in 2017 and outstanding at December 31, 2017, $0.8 million related to loans secured by first or second mortgages on a single family property and the remaining modifications related to other consumer or commercial business loans.

For the loans that were modified in 2016, $0.2 million were unclassified and performing, and $1.7 million were non-performing at December 31, 2016. The increase in TDRs in 2016 related primarily to one commercial relationship totaling $1.3 million that was downgraded from performing to non-performing status and was restructured during the year. Of the loans that were modified in 2016 and outstanding at December 31, 2016, $1.3 million related to loans secured by commercial real estate, $0.4 million related to first or second mortgages on a single family property and the remaining modifications related to other consumer or commercial business loans.

For the loans that were modified in 2015, $0.5 million were unclassified and performing, and $0.7 million were non-performing at December 31, 2015. The decrease in TDRs in 2015 related primarily to a group of commercial development loans totaling $6.0 million that were upgraded to performing status and met the criteria to be removed from TDR classification during the year. Of the loans that were modified in 2015 and outstanding at December 31, 2015, $0.8 million related to loans secured by first or second mortgages on single family properties and the remaining modifications related to other consumer or commercial business loans.

The following table sets forth the amount of TDRs in the Company’s portfolio:

	December 31,
(Dollars in thousands)	2017	2016	2015	2014	2013
Single family	$685	448	647	368	840
Commercial real estate	1,210	1,774	725	7,956	14,781
Consumer	758	709	732	571	697
Commercial business	391	369	415	555	1,074
Total TDRs	$3,044	3,300	2,519	9,450	17,392

TDRs on accrual status	$1,129	1,297	1,618	7,414	3,780
TDRs on non-accrual status	1,915	2,003	901	2,036	13,612
Total	$3,044	3,300	2,519	9,450	17,392

In addition to the TDRs and the non-performing loans set forth in the previous table of all non-performing assets, the Company may identify other potential problem loans. Potential problem loans are loans that are not in non-performing status, however, there are circumstances present to create doubt as to the ability of the borrower to comply with present repayment terms. The decision of management to include performing loans in potential problem loans does not necessarily mean that the Company expects losses to occur but that management recognized a higher degree of risk associated with these loans. The level of potential problem loans is another predominant factor in determining the relative level of the allowance for loan losses. There was one potential problem loan relationship totaling $7.5 million identified by the Company as of December 31, 2017. These loans are secured primarily by multi-family properties and other business assets. There were no potential problem loans identified by the Company as of December 31, 2016. The four loan relationships that were reported as potential problem loans at December 31, 2015 were $6.0 million in loans to two unrelated trucking companies and $0.5 million in loans secured by agricultural assets to two unrelated individuals.

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

The primary financing activity is the attraction of retail, commercial, and internet deposits. The Bank also has the ability to borrow additional funds from the FHLB or Federal Reserve Bank of Minneapolis by pledging additional securities or loans, subject to applicable borrowing base and collateral requirements. See “Note 12 FHLB Advances and Other Borrowings” in the Notes to Consolidated Financial Statements for more information on additional advances that could be drawn based upon existing collateral levels with the FHLB and the Federal Reserve Bank of Minneapolis.

The Bank's most liquid assets are cash and cash equivalents, which consist of short-term highly liquid investments with original maturities of less than three months that are readily convertible to known amounts of cash and interest-bearing deposits. The level of these assets is dependent on the operating, financing and investing activities during any given period.

Cash and cash equivalents at December 31, 2017 were $37.6 million, an increase of $10.0 million, compared to $27.6 million at December 31, 2016. Net cash provided by operating activities during 2017 was $17.0 million. The Company conducted the following major investing activities during 2017: principal payments and maturity proceeds received on securities available for sale and FHLB stock were $25.0 million; purchases of securities available for sale and FHLB stock were $24.0 million; and the proceeds from the sale of premises and other real estate were $0.3 million. The Company also purchased premises and equipment of $1.0 million and net loans receivable increased $43.2 million. Net cash used by investing activities during 2017 was $42.9 million. The Company conducted the following major financing activities during 2017: repaid borrowings of $106.2 million, received proceeds from borrowings of $99.2 million, and deposits increased $42.8 million. Net cash provided by financing activities was $35.9 million for 2017.

The Bank has certificates of deposits from customers with outstanding balances of $65.6 million that mature during 2018. Based upon past experience, management anticipates that the majority of the deposits will renew for another term. The Company believes that deposits that do not renew will be replaced with deposits from other customers or FHLB advances. Proceeds from the sale of securities could also be used to fund unanticipated outflows of deposits.

The Bank has deposits of $77.0 million in checking and money market accounts of six customers that have individual relationship balances greater than $5.0 million. These funds may be withdrawn at any time, however, management anticipates that the majority of these deposits will remain on deposit with the Bank over the next twelve months. If these deposits are withdrawn, it is anticipated that they would be funded with available cash or replaced with deposits from other customers or FHLB advances. Proceeds from the sale of securities could also be used to fund unanticipated outflows of deposits.

Dividends from the Bank have been the Company’s primary source of cash. The Bank is restricted under applicable federal banking law from paying dividends to the Company without prior notice to and non-objection of the applicable regulator. During 2017, the Bank paid dividends to the Company of $6.0 million and at December 31, 2017, the Company had $2.1 million in cash and other assets that could readily be turned into cash.

The Company’s primary use of cash is the payment of holding company level expenses including the payment of director and management fees, legal expenses, and other regulatory costs. The Company plans to continue to fund its liquidity needs through dividends from the Bank, or if deemed prudent, by obtaining external capital.

Contractual Obligations and Commercial Commitments

The Company has certain obligations and commitments to make future payments under existing contracts. At December 31, 2017, the aggregate contractual obligations (excluding bank deposits) and commercial commitments were as follows:

	Payments Due by Period
(Dollars in thousands)	Total	Less than 1 Year	1-3 Years	4-5 Years	More than 5 Years
Contractual Obligations:
Annual rental commitments under non-cancellable operating leases	$5,740	888	1,740	1,679	1,433
Total contractual obligations	$5,740	888	1,740	1,679	1,433

	Amount of Commitments Expiring by Period
Other Commercial Commitments:
Commercial lines of credit	$53,691	25,433	17,175	11,033	50
Commitments to lend	39,965	13,691	994	13,110	12,170
Standby letters of credit	1,867	1,546	321	0	0
Total other commercial commitments	$95,523	40,670	18,490	24,143	12,220

Regulatory Capital Requirements

Effective January 1, 2015 the capital requirements of the Company and the Bank were changed to implement the regulatory requirements of the Basel III capital reforms. The Basel III requirements, among other things, (i) apply a strengthened set of capital requirements to the Bank (the Company is exempt, pursuant to the Small Bank Holding Company Policy Statement (Policy Statement) described below), including requirements relating to common equity as a component of core capital, (ii) implement a “capital conservation buffer” against risk and a higher minimum tier 1 capital requirement, and (iii) revise the rules for calculating risk-weighted assets for purposes of such requirements. The rules made corresponding revisions to the prompt corrective action framework and include the capital ratios and buffer requirements which will be phased in incrementally, with full implementation scheduled for January 1, 2019. Failure by the Bank to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, both the Company and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. Management believes that, as of December 31, 2017, the Bank’s capital ratios were in excess of those quantitative capital ratio standards set forth under the prompt corrective action regulations. However, there can be no assurance that the Bank will continue to maintain such status in the future. The OCC has extensive discretion in its supervisory and enforcement activities, and can further adjust the requirement to be “well-capitalized” in the future. See “Note 17 Regulatory Capital” of the Notes to Consolidated Financial Statements for a table which reflects the Bank’s capital compared to these capital requirements.

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

The Company also serves as a source of capital, liquidity and financial support to the Bank. Depending upon the operating performance of the Bank and the Company’s other liquidity and capital needs, the Company may find it prudent, subject to prevailing capital market conditions and other factors, to raise additional capital through issuance of its common stock or other equity securities. Additional capital would potentially permit the Company to implement a strategy of growing Bank assets. Depending on the circumstances, if it were to raise capital, the Company may deploy it to the Bank for general banking purposes, or may retain some or all of it for use by the Company.

If the Company raises capital through the issuance of additional shares of common stock or other equity securities, it would dilute the ownership interests of existing stockholders and, if issued at less than the Company’s book value would dilute the per share book value of the Company’s common stock, dilute the Company’s earnings per share, and could result in a change of control of the Company and the Bank. New investors may also have rights, preferences and privileges senior to the Company’s current stockholders which may adversely impact the Company’s current stockholders. The Company’s ability to raise additional capital through the issuance of equity securities, if deemed prudent, will depend on, among other factors, conditions in the capital markets at that time, which are outside of the Company’s control, and on the Company’s financial performance and plans. Accordingly, the Company may not be able to raise additional capital, if deemed prudent, on favorable economic terms, or other terms acceptable to it. If the Bank cannot satisfactorily address its capital needs as they arise, the Bank’s ability to maintain or expand its operations, maintain compliance with the regulatory capital requirements, to operate without additional regulatory or other restrictions, and its operating results, could be materially adversely affected.

Dividends

The declaration of dividends is subject to, among other things, the Company's financial condition and results of operations, the Bank's compliance with regulatory capital requirements and other regulatory restrictions, tax considerations, industry standards, economic conditions, general business practices and other factors. The Company has not made any dividend payments to common stockholders during the three year period ending December 31, 2017.

Under applicable federal banking laws and regulations, no dividends can be declared or paid by the Bank to the Company without notice to and non-objection from the applicable banking regulator. There is no assurance that the Bank and the Company would satisfy the applicable regulatory requirements necessary to effect any such dividends. The payment of dividends by the Company is dependent upon the Company having adequate cash or other assets that can be converted to cash to pay dividends to its stockholders. Further, any determination as to whether, when and in what amount to declare and pay any such dividends would be subject to the discretion of the board of directors of both the Bank and the Company and would depend on numerous factors including the results of operations, financial conditions, growth plans, and cash flow requirements of the Company and the Bank.

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

New Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2014-09, Revenue from Contracts with Customers (Topic 606), with an original effective date for annual reporting periods beginning after December 15, 2016. In August 2015, the FASB issued ASU 2015-14, which deferred the effective date of ASU 2014-09 to annual and interim reporting periods in fiscal years beginning after December 15, 2017. This ASU is a converged standard between the FASB and the International Accounting Standards Board (IASB) that provides a single comprehensive revenue recognition model for all contracts with customers across transactions and industries. The primary objective of the ASU is revenue recognition that represents the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled to in exchange for those goods or services. In March, April, May and December of 2016 and February and September of 2017, the FASB also issued ASU 2016-08, 2016-10, 2016-12, 2016-20, 2017-05, and 2017-13, respectively, related to Topic 606. The amendments in these subsequently issued ASUs do not change the core principles of the previously issued guidance, but instead provide more clarity and implementation guidance for certain aspects of the original ASU. The Company has completed its assessment of which revenue sources are within the scope of this ASU and evaluated the applicable contracts to assess and quantify accounting methodology changes resulting from the adoption of the standard. Based on this assessment, the adoption of this ASU and the related amendments in the first quarter of 2018 did not have a material impact on the Company’s consolidated financial statements.

In January 2016, the FASB issued ASU 2016-01, Financial Instruments – Overall (Subtopic 825-10) Recognition and Measurement of Financial Assets and Financial Liabilities. The amendments in this ASU require, among other things, equity investments to be measured at fair value, with changes in fair value recognized in net income, and that public business entities use the exit price notion when measuring the fair value of financial instruments for disclosure purposes. The amendments also require an entity to present separately in other comprehensive income the portion of the total change in the fair value of a liability resulting from a change in the instrument-specific credit risk when the entity has elected to measure the liability at fair value in accordance with the fair value option for financial instruments. In addition, the amendments also eliminate the requirement for public business entities to disclose the method(s) and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost on the balance sheet. The ASU is intended to reduce diversity in practice and is effective for public business entities for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. The amendments should be applied by means of a cumulative-effect adjustment to the balance sheet as of the beginning of the fiscal year of adoption. The adoption of this ASU in the first quarter of 2018 did not have a material impact on the Company’s consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). The amendments in the ASU create Topic 842, Leases, and supersede the lease requirements in Topic 840, Leases. The objective of this ASU is to establish the principles that lessees and lessors shall apply to report useful information to users of financial statements about the amount, timing, and uncertainty of cash flows arising from a lease. The main difference between previous Generally Accepted Accounting Principles (GAAP) and this ASU is the recognition of lease assets and lease liabilities by lessees for those leases classified as operating leases under previous GAAP. The amendment requires a lessee to recognize in the statement of financial position a liability to make lease payments (the lease liability) and the right-of-use asset representing its right to use the underlying asset for the lease term. The accounting applied by a lessor is largely unchanged from that applied under previous GAAP. In transition, lessees and lessors are required to recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach. The modified retrospective approach includes a number of optional practical expedients that entities may elect to apply that will, in effect, continue to account for leases that commence before the effective date in accordance with previous GAAP unless the lease is modified. The amendments in the ASU, for public business entities, are effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. The adoption of this ASU in the first quarter of 2019 is not anticipated to have a material impact on the Company’s consolidated financial statements.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The amendments in this ASU affect all entities that measure credit losses on financial instruments including loans, debt securities, trade receivables, net investments in leases, off-balance sheet credit exposures, reinsurance receivables, and any other financial asset that has a contractual right to receive cash that is not specifically excluded. The main objective of this ASU is to provide financial statement users with more decision-useful information about the expected credit losses on financial instruments and other commitments to extend credit held by a reporting entity at each reporting date. To achieve this objective, the amendments in this ASU replace the incurred loss impairment methodology required in current GAAP with a methodology that reflects expected credit losses that requires consideration of a broader range of reasonable and supportable information to estimate credit losses. The amendments in this ASU will affect entities to varying degrees depending on the credit quality of the assets held by the entity, the duration of the assets held, and how the entity applies the current incurred loss methodology. The amendments in this ASU, for public business entities that are SEC filers, are effective for fiscal years beginning after December 15, 2019, including interim periods within those annual periods. All entities may adopt the amendments in the ASU early as of the fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Amendments should be applied using a modified retrospective transition method by means of a cumulative-effect adjustment to equity as of the beginning of the period in which the guidance is adopted. Management is in the process of evaluating the impact that the adoption of this ASU in the first quarter of 2020 will have on the Company’s consolidated financial statements.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments. The amendments in this ASU affect all entities that are required to present a statement of cash flows under Topic 230 and address the following eight specific cash flow issues: debt prepayment or debt extinguishment costs; settlement of zero-coupon debt instruments or other debt instruments with coupon interest rates that are insignificant in relation to the effective interest rate of the borrowing; contingent consideration payments made after a business combination; proceeds from the settlement of insurance claims; proceeds from the settlement of corporate-owned life insurance policies; distributions received from equity method investees; beneficial interest in securitization transactions; and separately identifiable cash flows and application of the predominance principle. This ASU is intended to reduce diversity in practice and is effective for public business entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years with early adoption permitted. Upon adoption, the amendments should be applied using a retrospective transition method to each period presented. The adoption of this ASU in the first quarter of 2018 did not have a material impact on the Company’s consolidated financial statements.

In January 2017, the FASB issued ASU 2017-03, Accounting Changes and Error Corrections (Topic 250) and Investments – Equity Method and Joint Ventures (Topic 323). The amendments in the ASU add and amend SEC paragraphs pursuant to the SEC staff announcement at the September 22, 2016 and November 17, 2016 Emerging Issues Task Force (EITF) meetings. The September announcement is about the disclosure of the impact that recently issued accounting standards will have on the financial statements of a registrant when such standards are adopted in a future period. The announcement applies to ASU 2014-09, Revenue from Contracts with Customers (Topic 606); ASU 2016-02, Leases (Topic 842); and ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments and to any subsequent amendments to these ASUs that are issued prior to their adoption. The November announcement made amendments to conform the SEC Observer comment on accounting for tax benefits resulting from investments in qualified affordable housing projects to the guidance issued in Accounting Standards Update No. 2014-01, Investments-Equity Method and Joint Ventures (Topic 323); Accounting for Investments in Qualified Affordable Housing Projects. This ASU is intended to improve transparency and is effective for public business entities upon issuance. The adoption of this ASU did not have a material impact on the Company’s consolidated financial statements other than to enhance the disclosures on the effects of new accounting pronouncements as they move closer to adoption.

In January 2017, the FASB issued ASU 2017-04, Intangibles-Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment. The amendments in this ASU were issued to address concerns over the cost and complexity of the two-step goodwill impairment test and resulted in the removal of the second step of the test. The amendments require an entity to apply a one-step quantitative test and record the amount of goodwill impairment as the excess of a reporting unit’s carrying amount over its fair value, not to exceed the total amount of goodwill allocated to the reporting unit. The new guidance does not amend the optional qualitative assessment of goodwill impairment. This ASU is intended to reduce the cost and complexity of the two-step goodwill impairment test and is effective for public business entities for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years with early adoption permitted for testing performed after January 1, 2017. Upon adoption, the amendments should be applied on a prospective basis and the entity is required to disclose the nature of and reason for the change in accounting principle upon transition. The Company early adopted this ASU in the fourth quarter of 2017 in order to reduce the complexity of the goodwill impairment calculation. The adoption of this ASU in the fourth quarter of 2017 did not have any impact on the Company’s consolidated financial statements.

In March 2017, the FASB issued ASU 2017-08, Receivables – Nonrefundable Fees and Other Costs (Subtopic 310-20): Premium Amortization on Purchased Callable Debt Securities. The amendments in this ASU shorten the amortization period for certain callable debt securities held at a premium. Specifically, the amendments require the premium to be amortized to the earliest call date. The amendments do not require an accounting change for securities held at a discount as discounts continue to be amortized to maturity. This ASU is intended to more closely align the amortization period of premiums and discounts to expectations incorporated in market pricing on the underlying securities. In most cases, market participants price securities to the call date that produces the worst yield when the coupon is above current market rates and prices securities to maturity when the coupon is below market rates. As a result, the amendments more closely align interest income recorded on bonds held at a premium or a discount with the economics of the underlying instrument. This ASU is intended to reduce diversity in practice and is effective for public business entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018 with early adoption permitted. Upon adoption, the amendments should be applied using a modified retrospective basis through a cumulative-effect adjustment directly to retained earnings as of the beginning of the period of adoption. Additionally, in the period of adoption, an entity should provide disclosures about a change in accounting principles. The adoption of this ASU in the first quarter of 2019 is not anticipated to have a material impact on the Company’s consolidated financial statements.

In May 2017, the FASB issued ASU 2017-09, Compensation- Stock Compensation (Topic 718). The amendments in this ASU provide clarity about which changes to the terms or conditions of a share-based payment award require an entity to apply modification accounting. The ASU is effective for all entities for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years with early adoption permitted. The adoption of this ASU in the first quarter of 2018 did not have any impact on the Company’s consolidated financial statements.

In February 2018, the FASB issued ASU 2018-01, Income Statement – Reporting Comprehensive Income (Topic 220): Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income. The amendments in this ASU require a reclassification from accumulated other comprehensive income to retained earnings for stranded tax effects resulting from the newly enacted federal corporate income tax rate. The amount of the reclassification is the difference between the historical corporate income tax rate and the newly enacted 21 percent corporate income tax rate. This ASU is effective for all entities for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. Early adoption is permitted, including adoption in any interim period, for public business entities such as the Company for reporting periods for which financial statement have not yet been issued. The Company opted to early adopt this ASU as of December 31, 2017. The impact on the December 31, 2017 financial statements was a $157,600 reclassification between other comprehensive income and retained earnings for the stranded tax effects as a result of the change in the federal corporate tax rate.

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

The following table discloses the projected changes in market value to the Company’s interest-earning assets and interest-bearing liabilities based upon incremental 100 basis point changes in interest rates from interest rates in effect on December 31, 2017.

	Market Value
(Dollars in thousands) Basis point change in interest rates	-100	0	+100	+200
Total market-risk sensitive assets	$726,656	714,097	701,330	687,808
Total market-risk sensitive liabilities	625,420	584,839	549,618	518,471
Off-balance sheet financial instruments	(184)	0	(8)	4
Net market risk	$101,420	129,258	151,720	169,333
Percentage change from current market value	(21.54%)	0.00%	17.38%	31.00%

The preceding table was prepared utilizing the following assumptions (the Model Assumptions) regarding prepayment and decay ratios that were determined by management based upon its review of historical prepayment speeds and decay rates. Fixed rate loans were assumed to prepay at annual rates of between 2% and 42%, depending on the note rate and the period to maturity. Adjustable rate mortgages (ARMs) were assumed to prepay at annual rates of between 6% and 48%, depending on the note rate and the period to maturity. Mortgage-backed securities were projected to have prepayments based upon the underlying collateral securing the instrument. All loan prepayments vary based on the note rate and period to maturity of the individual loans. Certificate accounts were assumed not to be withdrawn until maturity. Retail money market and passbook accounts were assumed to decay at annual rates of 2% and 18%, respectively. Retail non-interest checking and negotiable order of withdrawal (NOW) accounts were assumed to decay at annual rates of 12% and 14%, respectively. Commercial non-interest checking and NOW accounts were assumed to decay at annual rates of 27% and 32%, respectively. Commercial money market demand accounts (MMDAs) were assumed to decay at annual rates of between 1% and 31%.

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

Asset/Liability Management

The Company's management reviews the impact that changing interest rates will have on the net interest income projected for the twelve months following December 31, 2017 to determine if its current level of interest rate risk is acceptable. The following table projects the estimated impact on net interest income during the twelve month period ending December 31, 2018 of immediate interest rate changes called rate shocks:

(Dollars in thousands)
Rate Shock in Basis Points	Net Interest Change	Percent Change
+200	$3,089	11.35%
+100	1,536	5.65
0	0	0.00
-100	(1,644)	(6.04)

The preceding table was prepared utilizing the Model Assumptions. Certain shortcomings are inherent in the method of analysis presented in the foregoing table. In the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in calculating the foregoing table. The ability of many borrowers to service their debt may decrease in the event of a substantial increase in interest rates and could impact net interest income. The increase in interest income in a rising rate environment is because there are more loans that are anticipated to re-price to higher interest rates in the next twelve months than there are deposits that would re-price.

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

To the extent consistent with its interest rate spread objectives, the Bank attempts to manage its interest rate risk and has taken a number of steps to restructure its balance sheet in order to better match the maturities of its assets and liabilities. In the past, more long term fixed rate loans were placed into the single family loan portfolio. In recent years, the Bank has focused its 30 year fixed rate single family residential lending program on loans that are saleable to third parties and generally places only adjustable rate or shorter term fixed rate loans that meet certain risk characteristics into its loan portfolio. In addition, a significant portion of the Bank’s commercial loan production is in short term fixed rate loans or adjustable rate loans that re-price every one, two, or three years.

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

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
(Dollars in thousands)	2017	2016

ASSETS
Cash and cash equivalents	$37,564	27,561
Securities available for sale:
Mortgage-backed and related securities (amortized cost $5,148 and $993)	5,068	1,005
Other marketable securities (amortized cost $73,653 and $78,846)	72,404	77,472
	77,472	78,477

Loans held for sale	1,837	2,009
Loans receivable, net	585,931	551,171
Accrued interest receivable	2,344	2,626
Real estate, net	627	611
Federal Home Loan Bank stock, at cost	817	770
Mortgage servicing rights, net	1,724	1,604
Premises and equipment, net	8,226	8,223
Goodwill	802	802
Core deposit intangible, net	355	454
Prepaid expenses and other assets	1,314	1,768
Deferred tax asset, net	3,672	5,947
Total assets	$722,685	682,023

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits	$635,601	592,811
Other borrowings	0	7,000
Accrued interest payable	146	236
Customer escrows	1,147	1,011
Accrued expenses and other liabilities	4,973	5,046
Total liabilities	641,867	606,104

Commitments and contingencies
Stockholders’ equity:
Serial-preferred stock ($.01 par value):
authorized 500,000 shares; issued shares 0	0	0
Common stock ($.01 par value):
authorized 16,000,000; issued shares 9,128,662	91	91
Additional paid-in capital	50,623	50,566
Retained earnings, subject to certain restrictions	91,448	86,886
Accumulated other comprehensive loss	(957)	(820)
Unearned employee stock ownership plan shares	(2,030)	(2,223)
Treasury stock, at cost 4,631,124 and 4,639,739 shares	(58,357)	(58,581)
Total stockholders’ equity	80,818	75,919
Total liabilities and stockholders’ equity	$722,685	682,023

See accompanying notes to consolidated financial statements.

Consolidated Statements of COMPREHENSIVE INCOME

Years ended December 31 (Dollars in thousands, except per share amounts)	2017	2016	2015
Interest income:
Loans receivable	$26,368	25,900	19,389
Securities available for sale:
Mortgage-backed and related	57	58	116
Other marketable	1,103	1,289	1,881
Cash equivalents	140	96	63
Other	12	6	4
Total interest income	27,680	27,349	21,453

Interest expense:
Deposits	1,470	1,002	934
Federal Home Loan Bank advances and other borrowings	327	591	573
Total interest expense	1,797	1,593	1,507
Net interest income	25,883	25,756	19,946
Provision for loan losses	(523)	(645)	(164)
Net interest income after provision for loan losses	26,406	26,401	20,110

Non-interest income:
Fees and service charges	3,354	3,427	3,316
Loan servicing fees	1,202	1,108	1,046
Gain on sales of loans	2,138	2,618	1,964
Other	960	1,048	1,327
Total non-interest income	7,654	8,201	7,653

Non-interest expense:
Compensation and benefits	15,007	14,764	13,733
(Gains) losses on real estate owned	(72)	(596)	218
Occupancy and equipment	4,068	4,041	3,722
Data processing	1,106	1,161	1,020
Professional services	1,285	1,257	1,108
Other	3,860	3,503	3,395
Total non-interest expense	25,254	24,130	23,196
Income before income tax expense	8,806	10,472	4,567
Income tax expense	4,402	4,122	1,611
Net income	4,404	6,350	2,956
Preferred stock dividends	0	0	(108)
Net income available to common shareholders	$4,404	6,350	2,848
Other comprehensive (loss) income, net of tax	(137)	(606)	204
Comprehensive income available to common shareholders	$4,267	5,744	3,052
Basic earnings per common share	$1.04	1.52	0.69
Diluted earnings per common share	$0.90	1.34	0.61

See accompanying notes to consolidated financial statements.

Consolidated Statements of Stockholders’ Equity

						Unearned
					Accumulated	Employee		Total
			Additional		Other	Stock		Stock-
	Preferred	Common	Paid-in	Retained	Comprehensive	Ownership	Treasury	holders’
(Dollars in thousands)	Stock	Stock	Capital	Earnings	(Loss)	Plan	Stock	Equity
Balance, December 31, 2014	$10,000	91	50,207	77,805	(418)	(2,610)	(59,062)	76,013
Net income				2,956				2,956
Other comprehensive income					204			204
Redemption of preferred stock	(10,000)							(10,000)
Restricted stock awards			(332)				332	0
Restricted stock awards forfeiture			9				(9)	0
Amortization of restricted stock awards			447					447
Preferred stock dividends				(225)				(225)
Earned employee stock ownership plan shares			57			193		250
Balance, December 31, 2015	$0	91	50,388	80,536	(214)	(2,417)	(58,739)	69,645
Net income				6,350				6,350
Other comprehensive loss					(606)			(606)
Stock compensation expense			79					79
Restricted stock awards			(158)				158	0
Amortization of restricted stock awards			177					177
Earned employee stock ownership plan shares			80			194		274
Balance, December 31, 2016	$0	91	50,566	86,886	(820)	(2,223)	(58,581)	75,919
Net income				4,404				4,404
Other comprehensive income					21			21
Reclassification of certain income tax effects from accumulated other comprehensive income				158	(158)			0
Stock compensation expense			41					41
Restricted stock awards			(278)				278	0
Stock awards withheld for tax withholding							(54)	(54)
Amortization of restricted stock awards			147					147
Earned employee stock ownership plan shares			147			193		340
Balance, December 31, 2017	$0	91	50,623	91,448	(957)	(2,030)	(58,357)	80,818

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended December 31 (Dollars in thousands)	2017	2016	2015
Cash flows from operating activities:
Net income	$4,404	6,350	2,956
Adjustments to reconcile net income to cash provided by operating activities:
Provision for loan losses	(523)	(645)	(164)
Depreciation	949	850	706
Amortization of (discounts) premiums, net	(3)	47	(3)
Amortization of deferred loan fees	(240)	(1,011)	(964)
Amortization of core deposit intangible	99	92	28
Amortization of purchased loan fair value adjustments	(85)	(529)	(657)
Amortization of mortgage servicing rights	555	601	555
Capitalized mortgage servicing rights	(675)	(706)	(547)
Deferred income tax expense	2,105	3,128	1,722
Reclassification of certain income tax effects from accumulated other comprehensive income	158	0	0
Securities losses (gains), net	0	10	(6)
Gain on sale of premises	(8)	0	0
(Gains) losses on sales of real estate owned	(72)	(596)	218
Gain on sales of loans	(2,138)	(2,618)	(1,964)
Proceeds from sales of loans held for sale	90,127	99,121	78,278
Disbursements on loans held for sale	(78,751)	(79,783)	(69,941)
Amortization of restricted stock awards	147	177	447
Amortization of unearned ESOP shares	193	194	193
Earned ESOP shares priced above original cost	147	80	57
Stock option compensation expense	41	79	0
Decrease (increase) in accrued interest receivable	282	(265)	(346)
(Decrease) increase in accrued interest payable	(91)	(9)	137
Decrease (increase) in other assets	417	(323)	(239)
(Decrease) increase in other liabilities	(62)	999	302
Other, net	67	270	52
Net cash provided by operating activities	17,043	25,513	10,820
Cash flows from investing activities:
Proceeds from sales of securities available for sale	0	20	10,951
Principal collected on securities available for sale	953	1,245	1,694
Proceeds collected on maturity of securities available for sale	20,100	136,145	175,070
Purchases of securities available for sale	(20,035)	(104,968)	(144,069)
Purchase of Federal Home Loan Bank stock	(3,999)	(1,879)	(2,152)
Redemption of Federal Home Loan Bank stock	3,952	1,800	2,238
Proceeds from sales of real estate owned	309	2,369	1,127
Net increase in loans receivable	(43,194)	(89,570)	(80,447)
Gain on acquisition	0	0	(289)
Acquisition payment (net of cash acquired)	0	6,080	4,816
Proceeds from sale of premises	8	0	0
Purchases of premises and equipment	(1,011)	(1,607)	(803)
Net cash used by investing activities	(42,917)	(50,365)	(31,864)
Cash flows from financing activities:
Increase in deposits	42,794	14,468	15,375
Redemption of preferred stock	0	0	(10,000)
Stock awards withheld for tax withholding	(54)	0	0
Dividends paid to preferred stockholders	0	0	(225)
Proceeds from borrowings	99,200	45,000	65,000
Repayment of borrowings	(106,200)	(47,000)	(56,000)
Increase in customer escrows	137	163	42
Net cash provided by financing activities	35,877	12,631	14,192
Increase (decrease) in cash and cash equivalents	10,003	(12,221)	(6,852)
Cash and cash equivalents, beginning of year	27,561	39,782	46,634
Cash and cash equivalents, end of year	$37,564	27,561	39,782
Supplemental cash flow disclosures:
Cash paid for interest	$1,887	1,599	1,358
Cash paid for income taxes	1,879	436	191
Supplemental noncash flow disclosures:
Loans transferred to loans held for sale	9,211	15,002	8,125
Loans held for sale transferred to loans	164	0	0
Transfer of loans to real estate	253	591	110

See accompanying notes to consolidated financial statements.

Notes to Consolidated Financial Statements

December 31, 2017, 2016 and 2015

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

The Company evaluated subsequent events through the filing date of our annual 10-K with the Securities and Exchange Commission (SEC) on March 9, 2018.

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

The allowance for loan losses is based on a periodic analysis of the loan portfolio and is maintained at an amount considered to be appropriate by management to provide for probable losses inherent in the loan portfolio as of the balance sheet dates. In this analysis, management considers factors including, but not limited to, specific occurrences of loan impairment, actual and anticipated changes in the size of the portfolios, national and regional economic conditions (such as unemployment data, loan delinquencies, local economic conditions, demand for single family homes, demand for commercial real estate and building lots), loan portfolio composition, historical loss experience, and observations made by the Company's ongoing internal audit and regulatory exam processes. In connection with the determination of the allowance for loan losses, management obtains independent appraisals for significant properties or other collateral securing classified loans. Appraisals on collateral dependent commercial real estate and commercial business loans are obtained when it is determined that the borrower’s risk profile has deteriorated and the loan is classified as impaired. Subsequent new third party appraisals of properties securing impaired commercial real estate and commercial business loans are prepared at least every two years. For all land development loan types, a new third party appraisal is prepared on an annual basis where current activity is not consistent with the assumptions made in the most recent third party appraisal. Non-performing residential and consumer home equity loans and home equity lines may have a third party appraisal or an internal evaluation completed depending on the size of the loan and location of the property. These appraisals, or internal valuations, are generally completed when a residential or consumer home equity loan or home equity line of credit becomes 120 days past due and are typically updated after possession of the property is obtained. Valuations are reviewed on a quarterly basis and adjustments are made to the allowance for loan losses for temporary impairments and charge-offs are taken when the impairment is determined to be permanent. The fair market value of the properties for all loan types are adjusted for estimated selling costs in order to determine the net realizable value of the properties. The allowance for loan losses is established for known problem loans, as well as for loans which are not currently known to require an allowance. Loans are charged off to the extent they are deemed to be uncollectible. The appropriateness of the allowance for loan losses is dependent upon management’s estimates of variables affecting valuation, appraisals of collateral, evaluations of performance and status, and the amounts and timing of future cash flows expected to be received on impaired loans. Such estimates, appraisals, evaluations and cash flows may be subject to adjustments due to changing economic prospects of borrowers or properties. The fair market value of collateral dependent loans are typically based on the appraised value of the property less estimated selling costs. The estimates are reviewed periodically and adjustments, if any, are recorded in the provision for loan losses in the periods in which the adjustments become known. The allowance is allocated to individual loan categories based upon the relative risk characteristics of the loan portfolios and the actual loss experience. The Company increases its allowance for loan losses by charging the provision for loan losses against income and decreases its allowance by crediting the provision for loan losses. The methodology for establishing the allowance for loan losses takes into consideration probable losses that have been identified in connection with specific loans as well as losses in the loan portfolio that have not been specifically identified.

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

All impaired loans are valued at the present value of expected future cash flows discounted at the loan's initial effective interest rate. The fair value of the collateral of an impaired collateral-dependent loan or an observable market price, if one exists, may be used as an alternative to discounting. If the value of the impaired loan is less than the recorded investment in the loan, the impaired amount is charged off. A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. Impaired loans include all loans which are on non-accrual, delinquent as to principal and interest for 90 days or more, or restructured in a troubled debt restructuring (TDR) involving a modification of terms. All non-accruing loans are reviewed for impairment on an individual basis.

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

Segment Information

The amount of each segment item reported is the measure reported to the chief operating decision maker for purposes of making decisions about allocating resources to the segment and assessing its performance. Adjustments and eliminations made in preparing an enterprise’s general-purpose financial statements and allocations of revenues, expenses, and gains or losses are included in determining reported segment profit or loss if they are included in the measure of the segment’s profit or loss that is used by the chief operating decision maker. Similarly, only those assets that are included in the measure of the segment’s assets that are used by the chief operating decision maker are reported for that segment.

New Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2014-09, Revenue from Contracts with Customers (Topic 606), with an original effective date for annual reporting periods beginning after December 15, 2016. In August 2015, the FASB issued ASU 2015-14, which deferred the effective date of ASU 2014-09 to annual and interim reporting periods in fiscal years beginning after December 15, 2017. This ASU is a converged standard between the FASB and the International Accounting Standards Board (IASB) that provides a single comprehensive revenue recognition model for all contracts with customers across transactions and industries. The primary objective of the ASU is revenue recognition that represents the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled to in exchange for those goods or services. In March, April, May and December of 2016 and February and September of 2017, the FASB also issued ASU 2016-08, 2016-10, 2016-12, 2016-20, 2017-05, and 2017-13, respectively, related to Topic 606. The amendments in these subsequently issued ASUs do not change the core principles of the previously issued guidance, but instead provide more clarity and implementation guidance for certain aspects of the original ASU. The Company has completed its assessment of which revenue sources are within the scope of this ASU and evaluated the applicable contracts to assess and quantify accounting methodology changes resulting from the adoption of the standard. Based on this assessment, the adoption of this ASU and the related amendments in the first quarter of 2018 did not have a material impact on the Company’s consolidated financial statements.

In January 2016, the FASB issued ASU 2016-01, Financial Instruments – Overall (Subtopic 825-10) Recognition and Measurement of Financial Assets and Financial Liabilities. The amendments in this ASU require, among other things, equity investments to be measured at fair value, with changes in fair value recognized in net income, and that public business entities use the exit price notion when measuring the fair value of financial instruments for disclosure purposes. The amendments also require an entity to present separately in other comprehensive income the portion of the total change in the fair value of a liability resulting from a change in the instrument-specific credit risk when the entity has elected to measure the liability at fair value in accordance with the fair value option for financial instruments. In addition, the amendments also eliminate the requirement for public business entities to disclose the method(s) and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost on the balance sheet. The ASU is intended to reduce diversity in practice and is effective for public business entities for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. The amendments should be applied by means of a cumulative-effect adjustment to the balance sheet as of the beginning of the fiscal year of adoption. The adoption of this ASU in the first quarter of 2018 did not have a material impact on the Company’s consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). The amendments in the ASU create Topic 842, Leases, and supersede the lease requirements in Topic 840, Leases. The objective of this ASU is to establish the principles that lessees and lessors shall apply to report useful information to users of financial statements about the amount, timing, and uncertainty of cash flows arising from a lease. The main difference between previous GAAP and this ASU is the recognition of lease assets and lease liabilities by lessees for those leases classified as operating leases under previous GAAP. The amendment requires a lessee to recognize in the statement of financial position a liability to make lease payments (the lease liability) and the right-of-use asset representing its right to use the underlying asset for the lease term. The accounting applied by a lessor is largely unchanged from that applied under previous GAAP. In transition, lessees and lessors are required to recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach. The modified retrospective approach includes a number of optional practical expedients that entities may elect to apply that will, in effect, continue to account for leases that commence before the effective date in accordance with previous GAAP unless the lease is modified. The amendments in the ASU, for public business entities, are effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. The adoption of this ASU in the first quarter of 2019 is not anticipated to have a material impact on the Company’s consolidated financial statements.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The amendments in this ASU affect all entities that measure credit losses on financial instruments including loans, debt securities, trade receivables, net investments in leases, off-balance sheet credit exposures, reinsurance receivables, and any other financial asset that has a contractual right to receive cash that is not specifically excluded. The main objective of this ASU is to provide financial statement users with more decision-useful information about the expected credit losses on financial instruments and other commitments to extend credit held by a reporting entity at each reporting date. To achieve this objective, the amendments in this ASU replace the incurred loss impairment methodology required in current GAAP with a methodology that reflects expected credit losses that requires consideration of a broader range of reasonable and supportable information to estimate credit losses. The amendments in this ASU will affect entities to varying degrees depending on the credit quality of the assets held by the entity, the duration of the assets held, and how the entity applies the current incurred loss methodology. The amendments in this ASU, for public business entities that are SEC filers, are effective for fiscal years beginning after December 15, 2019, including interim periods within those annual periods. All entities may adopt the amendments in the ASU early as of the fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Amendments should be applied using a modified retrospective transition method by means of a cumulative-effect adjustment to equity as of the beginning of the period in which the guidance is adopted. Management is in the process of evaluating the impact that the adoption of this ASU in the first quarter of 2020 will have on the Company’s consolidated financial statements.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments. The amendments in this ASU affect all entities that are required to present a statement of cash flows under Topic 230 and address the following eight specific cash flow issues: debt prepayment or debt extinguishment costs; settlement of zero-coupon debt instruments or other debt instruments with coupon interest rates that are insignificant in relation to the effective interest rate of the borrowing; contingent consideration payments made after a business combination; proceeds from the settlement of insurance claims; proceeds from the settlement of corporate-owned life insurance policies; distributions received from equity method investees; beneficial interest in securitization transactions; and separately identifiable cash flows and application of the predominance principle. This ASU is intended to reduce diversity in practice and is effective for public business entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years with early adoption permitted. Upon adoption, the amendments should be applied using a retrospective transition method to each period presented. The adoption of this ASU in the first quarter of 2018 did not have a material impact on the Company’s consolidated financial statements.

In January 2017, the FASB issued ASU 2017-03, Accounting Changes and Error Corrections (Topic 250) and Investments – Equity Method and Joint Ventures (Topic 323). The amendments in the ASU add and amend SEC paragraphs pursuant to the SEC staff announcement at the September 22, 2016 and November 17, 2016 Emerging Issues Task Force (EITF) meetings. The September announcement is about the disclosure of the impact that recently issued accounting standards will have on the financial statements of a registrant when such standards are adopted in a future period. The announcement applies to ASU 2014-09, Revenue from Contracts with Customers (Topic 606); ASU 2016-02, Leases (Topic 842); and ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments and to any subsequent amendments to these ASUs that are issued prior to their adoption. The November announcement made amendments to conform the SEC Observer comment on accounting for tax benefits resulting from investments in qualified affordable housing projects to the guidance issued in Accounting Standards Update No. 2014-01, Investments-Equity Method and Joint Ventures (Topic 323); Accounting for Investments in Qualified Affordable Housing Projects. This ASU is intended to improve transparency and is effective for public business entities upon issuance. The adoption of this ASU did not have a material impact on the Company’s consolidated financial statements other than to enhance the disclosures on the effects of new accounting pronouncements as they move closer to adoption.

In January 2017, the FASB issued ASU 2017-04, Intangibles-Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment. The amendments in this ASU were issued to address concerns over the cost and complexity of the two-step goodwill impairment test and resulted in the removal of the second step of the test. The amendments require an entity to apply a one-step quantitative test and record the amount of goodwill impairment as the excess of a reporting unit’s carrying amount over its fair value, not to exceed the total amount of goodwill allocated to the reporting unit. The new guidance does not amend the optional qualitative assessment of goodwill impairment. This ASU is intended to reduce the cost and complexity of the two-step goodwill impairment test and is effective for public business entities for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years with early adoption permitted for testing performed after January 1, 2017. Upon adoption, the amendments should be applied on a prospective basis and the entity is required to disclose the nature of and reason for the change in accounting principle upon transition. The Company early adopted this ASU in the fourth quarter of 2017 in order to reduce the complexity of the goodwill impairment calculation. The adoption of this ASU in the fourth quarter of 2017 did not have any impact on the Company’s consolidated financial statements.

In March 2017, the FASB issued ASU 2017-08, Receivables – Nonrefundable Fees and Other Costs (Subtopic 310-20): Premium Amortization on Purchased Callable Debt Securities. The amendments in this ASU shorten the amortization period for certain callable debt securities held at a premium. Specifically, the amendments require the premium to be amortized to the earliest call date. The amendments do not require an accounting change for securities held at a discount as discounts continue to be amortized to maturity. This ASU is intended to more closely align the amortization period of premiums and discounts to expectations incorporated in market pricing on the underlying securities. In most cases, market participants price securities to the call date that produces the worst yield when the coupon is above current market rates and prices securities to maturity when the coupon is below market rates. As a result, the amendments more closely align interest income recorded on bonds held at a premium or a discount with the economics of the underlying instrument. This ASU is intended to reduce diversity in practice and is effective for public business entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018 with early adoption permitted. Upon adoption, the amendments should be applied using a modified retrospective basis through a cumulative-effect adjustment directly to retained earnings as of the beginning of the period of adoption. Additionally, in the period of adoption, an entity should provide disclosures about a change in accounting principles. The adoption of this ASU in the first quarter of 2019 is not anticipated to have a material impact on the Company’s consolidated financial statements.

In May 2017, the FASB issued ASU 2017-09, Compensation- Stock Compensation (Topic 718). The amendments in this ASU provide clarity about which changes to the terms or conditions of a share-based payment award require an entity to apply modification accounting. The ASU is effective for all entities for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years with early adoption permitted. The adoption of this ASU in the first quarter of 2018 did not have any impact on the Company’s consolidated financial statements.

In February 2018, the FASB issued ASU 2018-01, Income Statement – Reporting Comprehensive Income (Topic 220): Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income. The amendments in this ASU require a reclassification from accumulated other comprehensive income to retained earnings for stranded tax effects resulting from the newly enacted federal corporate income tax rate. The amount of the reclassification is the difference between the historical corporate income tax rate and the newly enacted 21 percent corporate income tax rate. This ASU is effective for all entities for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. Early adoption is permitted, including adoption in any interim period, for public business entities such as the Company for reporting periods for which financial statement have not yet been issued. The Company opted to early adopt this ASU as of December 31, 2017. The impact on the December 31, 2017 financial statements was a $157,600 reclassification between other comprehensive income and retained earnings for the stranded tax effects as a result of the change in the federal corporate tax rate.

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

Reclassifications

Certain amounts in the consolidated financial statements for the prior year have been reclassified to conform to the current year presentation.

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

Determining the estimated fair value of the acquired assets and assumed liabilities required the Bank to estimate cash flows expected to result from those assets and liabilities and to discount those cash flows at appropriate rates of interest. The most significant of those determinations related to the fair valuation of the loans acquired. The fair value of the loans purchased was based on the present value of the expected cash flows. Periodic principal and interest cash flows were adjusted for expected losses and prepayments, then discounted to determine the present value and summed to arrive at the estimated fair value. For such loans, the excess of cash flows expected at acquisition over the estimated fair value is recognized as interest income over the remaining lives of the loans. The difference between contractually required payments at acquisition and the cash flows expected to be collected at acquisition reflects the impact of estimated credit losses and other factors, such as prepayments. In accordance with GAAP, there was no carry-over of previously established allowances for loan losses established on the seller’s records. As a result, standard industry coverage ratios with regard to the allowance for credit losses are less meaningful after the acquisitions. The purchased loans were divided into loans with evidence of credit quality deterioration, which are accounted for under ASC topic 310-30 (purchased credit impaired (PCI)) and loans that do not meet this criteria, which are accounted for under ASC topic 310-20 (performing). PCI loans have experienced a deterioration of credit quality from origination to acquisition for which it is probable that the Bank will not be able to collect all contractually required principal and interest payments on the loan. Subsequent decreases in the expected cash flows require the Bank to evaluate the need for additions to the allowance for credit losses. Subsequent improvements in expected cash flows generally result in a reduction of previously established allowance for credit losses or the recognition of additional interest income over the remaining lives of the loans.

NOTE 3 Other Comprehensive (Loss) Income

The components of other comprehensive (loss) income and the related tax effects were as follows:

	For the years ended December 31,
	2017			2016			2015
(Dollars in thousands)	Before Tax	Tax Effect	Net of Tax	Before Tax	Tax Effect	Net of Tax	Before Tax	Tax Effect	Net of Tax
Securities available for sale:
Gross unrealized gains (losses) arising during the period	$33	12	21	(1,016)	(404)	(612)	344	137	207
Less reclassification of net (losses) gains included in net income	0	0	0	(10)	(4)	(6)	6	3	3
Net unrealized gains (losses) arising during the period..	33	12	21	(1,006)	(400)	(606)	338	134	204
Reclassification of certain income tax effects from accumulated other comprehensive income	0	(158)	158	0	0	0	0	0	0
Other comprehensive (loss) income	$33	170	(137)	(1,006)	(400)	(606)	338	134	204

NOTE 4 Securities Available for Sale

A summary of securities available for sale at December 31, 2017 and 2016 is as follows:

(Dollars in thousands)	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
December 31, 2017
Mortgage-backed securities:
Federal Home Loan Mortgage Corporation (FHLMC)	$91	2	0	93
Federal National Mortgage Association (FNMA)	4,834	1	(78)	4,757
Collateralized mortgage obligations:
FNMA	223	0	(5)	218
	5,148	3	(83)	5,068
Other marketable securities:
U.S. Government agency obligations	69,962	0	(1,201)	68,761
Municipal obligations	2,699	2	(8)	2,693
Corporate obligations	234	0	(1)	233
Corporate preferred stock	700	0	(140)	560
Corporate equity	58	99	0	157
	73,653	101	(1,350)	72,404
	$78,801	104	(1,433)	77,472

December 31, 2016
Mortgage-backed securities:
FHLMC	$327	10	0	337
FNMA	295	7	0	302
Collateralized mortgage obligations:
FNMA	371	0	(5)	366
	993	17	(5)	1,005
Other marketable securities:
U.S. Government agency obligations	74,979	16	(1,079)	73,916
Municipal obligations	2,819	0	(20)	2,799
Corporate obligations	290	2	0	292
Corporate preferred stock	700	0	(350)	350
Corporate equity	58	57	0	115
	78,846	75	(1,449)	77,472
	$79,839	92	(1,454)	78,477

The Company did not sell any available for sale securities and did not recognize any gains or losses on investments in 2017. In 2016, the Company sold $20,000 of available for sale securities and recognized a loss of $10,000 on the sales. In 2015, the Company sold $11.0 million of available for sale securities and recognized a gain of $6,000 on the sales.

The following table presents the amortized cost and estimated fair value of securities available for sale at December 31, 2017, based upon contractual maturity adjusted for scheduled repayments of principal and projected prepayments of principal based upon current economic conditions and interest rates. Actual maturities may differ from the maturities in the following table because obligors may have the right to call or prepay obligations with or without call or prepayment penalties:

(Dollars in thousands)	Amortized Cost	Fair Value
Due one year or less	$1,202	1,188
Due after one year through five years	74,950	73,706
Due after five years through ten years	1,780	1,752
Due after ten years	811	669
No stated maturity	58	157
Total	$78,801	77,472

The allocation of mortgage-backed securities in the table above is based upon the anticipated future cash flow of the securities using estimated mortgage prepayment speeds.

The following table shows the gross unrealized losses and fair values for the securities available for sale portfolio aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2017 and 2016:

	Less Than Twelve Months			Twelve Months or More			Total
(Dollars in thousands)	# of Investments	Fair Value	Unrealized Losses	# of Investments	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
December 31, 2017
Mortgage backed securities:
FNMA	2	$4,703	(78)	0	$0	0	$4,703	(78)
Collateralized mortgage obligations:
FNMA	1	218	(5)	0	0	0	218	(5)
Other marketable securities:
U.S. Government agency obligations	2	9,819	(163)	12	58,942	(1,038)	68,761	(1,201)
Municipal obligations	14	2,268	(8)	0	0	0	2,268	(8)
Corporate obligations	1	233	(1)	0	0	0	233	(1)
Corporate preferred stock	0	0	0	1	560	(140)	560	(140)
Total temporarily impaired securities	20	$17,241	(255)	13	$59,502	(1,178)	$76,743	(1,433)

December 31, 2016
Collateralized mortgage obligations:
FNMA	1	$262	(3)	1	$104	(2)	$366	(5)
Other marketable securities:
U.S. Government agency obligations	13	63,896	(1,079)	0	0	0	63,896	(1,079)
Municipal obligations	14	2,327	(19)	2	214	(1)	2,541	(20)
Corporate preferred stock	0	0	0	1	350	(350)	350	(350)
Total temporarily impaired securities	28	$66,485	(1,101)	4	$668	(353)	$67,153	(1,454)

We review our investment portfolio on a quarterly basis for indications of impairment. This review includes analyzing the length of time and the extent to which the fair value has been lower than the cost, the market liquidity for the investment, the financial condition and near-term prospects of the issuer, including any specific events which may influence the operations of the issuer, and our intent and ability to hold the investment for a period of time sufficient to recover the temporary loss.  The unrealized losses on U.S. Government agency obligations are the result of changes in interest rates. The unrealized losses reported for the corporate preferred stock at December 31, 2017 relates to a single trust preferred security that was issued by the holding company of a small community bank. As of December 31, 2017 all payments were current on the trust preferred security and the issuer’s subsidiary bank was considered to be “well capitalized” based on its most recent regulatory filing. Based on a review of the issuer, it was determined that the trust preferred security was not other-than-temporarily impaired at December 31, 2017. The Company does not intend to sell the preferred stock and has the intent and ability to hold it for a period of time sufficient to recover the temporary loss. Management believes that the Company will receive all principal and interest payments contractually due on the security and that the decrease in the market value is primarily due to a lack of liquidity in the market for trust preferred securities. Management will continue to monitor the credit risk of the issuer and may be required to recognize other-than-temporary impairment charges on this security in future periods.

NOTE 5 Loans Receivable, Net

A summary of loans receivable at December 31, 2017 and 2016, is as follows:

(Dollars in thousands)	2017	2016
Residential real estate loans:
Single family conventional	$106,881	103,125
Single family FHA	88	92
Single family VA	36	38
	107,005	103,255
Commercial real estate:
Lodging	55,675	43,285
Retail/office	64,780	53,935
Nursing home/health care	7,352	8,185
Land developments	21,058	24,240
Golf courses	1,112	1,560
Restaurant/bar/café	5,929	5,851
Warehouse	25,891	26,630
Construction:
Single family	23,090	21,944
Multi-family	11,649	2,610
Commercial real estate	11,705	6,794
Manufacturing	22,136	15,743
Churches/community service	12,734	10,199
Multi-family	28,649	36,777
Other	42,357	41,327
	334,117	299,080
Consumer:
Autos	2,894	3,036
Home equity line	36,869	40,476
Home equity	15,823	16,302
Other – secured	1,911	2,048
Recreational vehicles	13,181	7,553
Land/lots	1,587	2,362
Other – unsecured	1,502	1,506
	73,767	73,283
Commercial business	79,909	85,176
Total loans	594,798	560,794
Less:
Unamortized discounts	19	20
Net deferred loan costs	(463)	(300)
Allowance for loan losses	9,311	9,903
Total loans receivable, net	$585,931	551,171
Commitments to originate or purchase loans	$24,692	47,220
Commitments to deliver loans to secondary market	$5,629	9,595
Weighted average contractual rate of loans in portfolio	4.56%	4.45%

Included in total commitments to originate or purchase loans are fixed rate loans aggregating $18.1 million and $29.6 million as of December 31, 2017 and 2016, respectively. The interest rates on these loan commitments ranged from 3.375% to 5.210% at December 31, 2017 and from 2.75% to 5.125% at December 31, 2016.

The aggregate amount of loans to executive officers and directors of the Company was $0.1 million, $0.2 million and $2.7 million at December 31, 2017, 2016 and 2015, respectively. There was no activity during 2017 and 2016 on loans to executive officers and directors other than the $0.1 million and $2.5 million in loans that were reclassified during the respective periods due to a change in borrower classification. During 2015, repayments on loans to executive officers and directors were $0.1 million, new loans to executive officers and directors totaled $0.2 million, and loans paid off were $0.2 million. All loans were made in the ordinary course of business on normal credit terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated parties.

At December 31, 2017, 2016 and 2015, the Company was servicing loans for others with aggregate unpaid principal balances of approximately $471.4 million, $425.5 million and $391.9 million, respectively.

The Company originates residential, commercial real estate and other loans primarily in Minnesota, Wisconsin, and Iowa. At December 31, 2017 and 2016, the Company had in its portfolio single family residential loans located in the following states:

	2017		2016
(Dollars in thousands)	Amount	Percent of Total	Amount	Percent of Total
Iowa	$3,605	3.4%	$4,470	4.3%
Minnesota	90,345	84.4	87,135	84.4
Missouri	1,841	1.7	1,206	1.2
Wisconsin	9,894	9.3	8,779	8.5
Other states	1,320	1.2	1,665	1.6
Total	$107,005	100.0%	$103,255	100.0%

Amounts under one million dollars in both years are included in “Other states”.

At December 31, 2017 and 2016, the Company had in its portfolio commercial real estate loans located in the following states:

	2017		2016
(Dollars in thousands)	Amount	Percent of Total	Amount	Percent of Total
Alabama	$1,742	0.5%	$1,902	0.7%
Florida	2,790	0.9	3,781	1.3
Idaho	3,371	1.0	3,529	1.2
Indiana	3,374	1.0	2,189	0.7
Iowa	4,755	1.4	1,973	0.7
Minnesota	232,991	69.8	213,983	71.5
North Carolina	5,996	1.8	2,926	1.0
North Dakota	1,093	0.3	8,447	2.8
Ohio	1,680	0.5	0	0.0
Pennsylvania	2,056	0.6	0	0.0
Tennessee	0	0.0	1,036	0.3
Wisconsin	72,510	21.7	57,512	19.2
Other states	1,759	0.5	1,802	0.6
Total	$334,117	100.0%	$299,080	100.0%

Amounts under one million dollars in both years are included in “Other states”.

NOTE 6 Allowance for Loan Losses and Credit Quality Information

The allowance for loan losses is summarized as follows:

(Dollars in thousands)	Single Family	Commercial Real Estate	Consumer	Commercial Business	Total
Balance, December 31, 2014	$1,096	5,024	1,009	1,203	8,332

Provision for losses	$(105)	(427)	254	114	(164)
Charge-offs	(19)	0	(105)	(69)	(193)
Recoveries	18	1,481	42	193	1,734
Balance, December 31, 2015	$990	6,078	1,200	1,441	9,709

Provision for losses	$262	(1,788)	481	400	(645)
Charge-offs	(66)	(67)	(108)	(180)	(421)
Recoveries	0	730	40	490	1,260
Balance, December 31, 2016	$1,186	4,953	1,613	2,151	9,903

Provision for losses	$(280)	(75)	263	(431)	(523)
Charge-offs	(6)	(50)	(288)	(311)	(655)
Recoveries	0	245	42	299	586
Balance, December 31, 2017	$900	5,073	1,630	1,708	9,311

Allocated to:
Specific reserves	$235	248	434	71	988
General reserves	951	4,705	1,179	2,080	8,915
Balance, December 31, 2016	$1,186	4,953	1,613	2,151	9,903

Allocated to:
Specific reserves	$192	441	263	177	1,073
General reserves	708	4,632	1,367	1,531	8,238
Balance, December 31, 2017	$900	5,073	1,630	1,708	9,311

Loans receivable at December 31, 2016:
Individually reviewed for impairment	$1,107	1,880	940	643	4,570
Collectively reviewed for impairment	102,148	297,200	72,343	84,533	556,224
Ending balance	$103,255	299,080	73,283	85,176	560,794

Loans receivable at December 31, 2017:
Individually reviewed for impairment	$1,523	1,364	880	507	4,274
Collectively reviewed for impairment	105,482	332,753	72,887	79,402	590,524
Ending balance	$107,005	334,117	73,767	79,909	594,798

The following table summarizes the amount of classified and unclassified loans at December 31, 2017 and 2016:

	December 31, 2017
	Classified					Unclassified
(Dollars in thousands)	Special Mention	Substandard	Doubtful	Loss	Total	Total	Total Loans
Single family	$77	2,154	44	0	2,275	104,730	107,005
Commercial real estate:
Real estate rental and leasing	5,022	3,813	0	0	8,835	166,342	175,177
Other	9,135	4,257	0	0	13,392	145,548	158,940
Consumer	0	631	119	130	880	72,887	73,767
Commercial business:
Transportation industry	116	1,002	0	0	1,118	7,971	9,089
Other	5,665	4,504	0	0	10,169	60,651	70,820
	$20,015	16,361	163	130	36,669	558,129	594,798

	December 31, 2016
	Classified					Unclassified
(Dollars in thousands)	Special Mention	Substandard	Doubtful	Loss	Total	Total	Total Loans
Single family	$457	2,130	74	0	2,661	100,594	103,255
Commercial real estate:
Real estate rental and leasing	1,577	3,156	0	0	4,733	148,610	153,343
Other	1,702	7,187	0	0	8,889	136,848	145,737
Consumer	0	531	110	299	940	72,343	73,283
Commercial business:
Transportation industry	0	4,065	0	0	4,065	6,444	10,509
Other	3,973	2,916	0	0	6,889	67,778	74,667
	$7,709	19,985	184	299	28,177	532,617	560,794

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

The aging of past due loans at December 31, 2017 and 2016 is summarized as follows:

(Dollars in thousands)	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	Total Past Due	Current Loans	Total Loans	Loans 90 Days or More Past Due and Still Accruing
2017
Single family	$727	294	669	1,690	105,315	107,005	0
Commercial real estate:
Real estate rental and leasing	0	0	0	0	175,177	175,177	0
Other	0	0	0	0	158,940	158,940	0
Consumer	734	117	235	1,086	72,681	73,767	0
Commercial business:
Transportation industry	0	0	0	0	9,089	9,089	0
Other	34	0	180	214	70,606	70,820	0
	$1,495	411	1,084	2,990	591,808	594,798	0

2016
Single family	$342	158	179	679	102,576	103,255	0
Commercial real estate:
Real estate rental and leasing	0	0	0	0	153,343	153,343	0
Other	0	0	0	0	145,737	145,737	0
Consumer	412	117	140	669	72,614	73,283	0
Commercial business:
Transportation industry	0	0	0	0	10,509	10,509	0
Other	85	0	274	359	74,308	74,667	0
	$839	275	593	1,707	559,087	560,794	0

Impaired loans include loans that are non-performing (non-accruing) and loans that have been modified in a TDR. The following table summarizes impaired loans and related allowances for the years ended December 31, 2017 and 2016:

	December 31, 2017
(Dollars in thousands)	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
Loans with no related allowance recorded:
Single family	$415	415	0	414	24
Commercial real estate:
Real estate rental and leasing	35	51	0	38	0
Other	25	1,682	0	26	96
Consumer	414	414	0	406	7
Commercial business:
Other	0	0	0	100	0

Loans with an allowance recorded:
Single family	1,108	1,108	192	878	31
Commercial real estate:
Real estate rental and leasing	0	0	0	155	0
Other	1,304	1,304	441	1,715	0
Consumer	466	483	263	457	14
Commercial business:
Other	507	1,358	177	443	22

Total:
Single family	1,523	1,523	192	1,292	55
Commercial real estate:
Real estate rental and leasing	35	51	0	193	0
Other	1,329	2,986	441	1,741	96
Consumer	880	897	263	863	21
Commercial business:
Other	507	1,358	177	543	22
	$4,274	6,815	1,073	4,632	194

	December 31, 2016
(Dollars in thousands)	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
Loans with no related allowance recorded:
Single family	$217	217	0	567	15
Commercial real estate:
Real estate rental and leasing	40	122	0	40	0
Other	26	1,771	0	29	97
Consumer	312	312	0	449	13
Commercial business:
Other	274	356	0	81	18

Loans with an allowance recorded:
Single family	890	890	235	1,022	17
Commercial real estate:
Real estate rental and leasing	0	0	0	389	0
Other	1,814	1,814	248	1,856	229
Consumer	628	644	434	553	13
Commercial business:
Other	369	921	71	423	57

Total:
Single family	1,107	1,107	235	1,589	32
Commercial real estate:
Real estate rental and leasing	40	122	0	429	0
Other	1,840	3,585	248	1,885	326
Consumer	940	956	434	1,002	26
Commercial business:
Other	643	1,277	71	504	75
	$4,570	7,047	988	5,409	459

At December 31, 2017, 2016 and 2015, non-accruing loans totaled $3.2 million, $3.3 million and $4.2 million, respectively, for which the related allowance for loan losses was $0.9 million, $0.8 million and $0.7 million, respectively. Non-accruing loans for which no specific allowance has been recorded because management determined that the value of the collateral was sufficient to repay the loan totaled $0.4 million, $0.7 million and $1.4 million at December 31, 2017, 2016 and 2015, respectively. Had the non-accruing loans performed in accordance with their original terms, the Company would have recorded gross interest income on the loans of $0.3 million, $0.6 million and $0.4 million in 2017, 2016 and 2015, respectively. For the years ended December 31, 2017, 2016 and 2015, the Company recognized interest income on these loans of $0.1 million, $0.4 million and $0.2 million, respectively. All of the interest income that was recognized for non-accruing loans was recognized using the cash basis method of income recognition. Non-accrual loans also include some of the loans that have had terms modified in a TDR.

The following table summarizes non-accrual loans at December 31, 2017 and 2016:

(Dollars in thousands)	2017	2016
Single family	$949	916
Commercial real estate:
Real estate rental and leasing	35	41
Other	1,329	1,343
Consumer	553	630
Commercial business:
Other	278	343
	$3,144	3,273

Included in loans receivable, net, are certain loans that have been modified in order to maximize collection of loan balances. If the Company, for legal or economic reasons related to the borrower’s financial difficulties, grants a concession compared to the original terms and conditions of the loan, the modified loan is considered a TDR.

At December 31, 2017, 2016 and 2015, there were loans included in loans receivable, net, with terms that had been modified in a TDR totaling $3.0 million, $3.3 million and $2.5 million, respectively. Had these loans been performing in accordance with their original terms throughout 2017, 2016 and 2015, the Company would have recorded gross interest income of $0.4 million, $0.6 million and $0.4 million, respectively. During 2017, 2016 and 2015, the Company recognized interest income of $0.2 million, $0.4 million and $0.2 million, respectively, on these loans. For the loans that were modified in 2017, $0.7 million are classified and performing and $0.4 million were non-performing at December 31, 2017.

The following table summarizes TDRs at December 31, 2017 and 2016:

(Dollars in thousands)	2017	2016
Single family	$685	448
Commercial real estate:
Other	1,210	1,774
Consumer	758	709
Commercial business:
Other	391	369
	$3,044	3,300

As of December 31, 2017, the Bank had commitments to lend an additional $0.8 million to a borrower who has TDR and non-accrual loans. These additional funds are for the construction of single family homes with a maximum loan-to-value ratio of 75%. These loans are secured by the home under construction. There were commitments to lend additional funds of $0.4 million to this same borrower at December 31, 2016.

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

When a loan is modified as a TDR, there may be a direct, material impact on the loans within the Consolidated Balance Sheets, as principal balances may be partially forgiven. The financial effects of TDRs are presented in the following table and represent the difference between the outstanding recorded balance pre-modification and post-modification, for the periods ending December 31, 2017 and 2016:

	Year ended December 31, 2017			Year ended December 31, 2016
(Dollars in thousands)	Number of Contracts	Pre- modification Outstanding Recorded Investment	Post- modification Outstanding Recorded Investment	Number of Contracts	Pre- modification Outstanding Recorded Investment	Post- modification Outstanding Recorded Investment
Troubled debt restructurings:
Single family	3	$282	514	4	$251	263
Commercial real estate:
Other	0	0	0	1	1,274	1,274
Consumer	15	588	591	18	382	384
Commercial business:
Other	1	416	116	2	257	201
Total	19	$1,286	1,221	25	$2,164	2,122

Loans that were restructured within the 12 months preceding December 31, 2017 and 2016 and defaulted during the year are presented in the table below:

	Year ended December 31, 2017		Year ended December 31, 2016
(Dollars in thousands)	Number of Contracts	Outstanding Recorded Investment	Number of Contracts	Outstanding Recorded Investment
Troubled debt restructurings that subsequently defaulted:
Commercial real estate:
Other	0	$0	1	$183
Consumer	1	65	1	4
Total	1	$65	2	$187

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

TDRs are reviewed for impairment following the same methodology as other impaired loans. For loans that are collateral dependent, the value of the collateral is reviewed and additional reserves may be added as needed. Loans that are not collateral dependent may have additional reserves established if deemed necessary. The allocated reserves for TDRs was $0.9 million, or 9.8%, of the total $9.3 million in allowance for loan losses at December 31, 2017, and $0.6 million, or 6.2%, of the total $9.9 million in allowance for loan losses at December 31, 2016.

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

The following is additional information with respect to loans acquired through acquisitions:

(Dollars in thousands)	Contractual Principal Receivable	Accretable Difference	Net Carrying Amount
Purchased Performing Loans:
Balance at December 31, 2014	$0	0	0

Loans acquired during the period	$24,215	(793)	23,422
Change due to payments/refinances	(5,676)	334	(5,342)
Balance at December 31, 2015	$18,539	(459)	18,080

Loans acquired during the period	$11,772	(211)	11,561
Change due to payments/refinances	(13,413)	340	(13,073)
Change due to loan charge-off	(156)	(2)	(158)
Balance at December 31, 2016	$16,742	(332)	16,410

Change due to payments/refinances	$(6,594)	101	(6,493)
Transferred to foreclosed assets	(2)	0	(2)
Change due to loan charge-off	(18)	0	(18)
Balance at December 31, 2017	$10,128	(231)	9,897

(Dollars in thousands)	Contractual Principal Receivable	Non-Accretable Difference	Net Carrying Amount
Purchased Credit Impaired Loans:
Balance at December 31, 2014	$0	0	0

Loans acquired during the period	$1,134	(497)	637
Change due to payments/refinances	(260)	48	(212)
Change due to loan charge-off	(319)	287	(32)
Balance at December 31, 2015	$555	(162)	393

Loans acquired during the period	$329	(37)	292
Change due to payments/refinances	(449)	147	(302)
Balance at December 31, 2016	$435	(52)	383

Change due to payments/refinances	$(33)	13	(20)
Balance at December 31, 2017	$402	(39)	363

As a result of acquisitions, the Company has PCI loans for which there was, at acquisition, evidence of deterioration of credit quality since origination and for which it was probable at acquisition that all contractually required payments would not be collected. The carrying amount of those loans as of December 31, 2017 was $0.4 million.

No material provision for loan losses was recognized during the period ended December 31, 2017 related to acquired loans as there was no significant change to the credit quality of the loans.

NOTE 7 Accrued Interest Receivable

Accrued interest receivable at December 31 is summarized as follows:

(Dollars in thousands)	2017	2016
Securities available for sale	$352	400
Loans receivable	1,992	2,226
	$2,344	2,626

NOTE 8 Intangible Assets

The Company’s intangible assets consist of core deposit intangibles, goodwill, and mortgage servicing rights. A summary of mortgage servicing rights activity for 2017 and 2016 is as follows:

(Dollars in thousands)	2017	2016
Mortgage servicing rights:
Balance, beginning of year	$1,604	1,499
Originations	675	706
Amortization	(555)	(601)
Balance, end of year	1,724	1,604
Valuation reserve	0	0
Mortgage servicing rights, net	$1,724	1,604
Fair value of mortgage servicing rights	$3,196	2,952

All of the single family loans sold where the Company continues to service the loans are serviced for Federal National Mortgage Association (FNMA) under the individual loan sale program. The following is a summary of the risk characteristics of the loans being serviced for FNMA at December 31, 2017:

(Dollars in thousands)	Loan Principal Balance	Weighted Average Interest Rate	Weighted Average Remaining Term (months)	Number of Loans
Original term:
30 year fixed rate	$266,560	4.07%	306	2,119
15 year fixed rate	102,957	3.10	136	1,084
Adjustable rate	55	3.25	281	2

The gross carrying amount of intangible assets and the associated accumulated amortization at December 31, 2017 and 2016 are presented in the following table. Amortization expense for intangible assets was $0.7 million, $0.7 million and $0.6 million for the years ended December 31, 2017, 2016 and 2015, respectively.

	Gross		Unamortized
	Carrying	Accumulated	Intangible
(Dollars in thousands)	Amount	Amortization	Assets
December 31, 2017
Mortgage servicing rights	$4,244	(2,520)	1,724
Core deposit intangible	574	(219)	355
Goodwill	802	0	802
Total	$5,620	(2,739)	2,881

December 31, 2016
Mortgage servicing rights	$3,954	(2,350)	1,604
Core deposit intangible	574	(120)	454
Goodwill	802	0	802
Total	$5,330	(2,470)	2,860

The following table indicates the estimated future amortization expense for amortizing intangible assets:

(Dollars in thousands)	Mortgage Servicing Rights	Core Deposit Intangible	Total Amortizing Intangible Assets
Year ended December 31,
2018	$438	99	537
2019	378	99	477
2020	305	99	404
2021	256	47	303
2022	191	11	202
Thereafter	156	0	156
	$1,724	355	2,079

No amortization expense relating to goodwill is recorded as generally accepted accounting principles do not allow goodwill to be amortized, but require that it be tested for impairment at least annually, or sooner, if there are indications that impairment may exist.

Projections of amortization are based on asset balances and the interest rate environment that existed at December 31, 2017. The Company’s actual experience may be significantly different depending upon changes in mortgage interest rates and other market conditions.

NOTE 9 Real Estate

A summary of real estate at December 31, 2017 and 2016 is as follows:

	2017			2016

(Dollars in thousands)	Residential	Commercial & Other	Total	Residential	Commercial & Other	Total
Real estate in judgment subject to redemption	$40	173	213	0	0	0
Real estate acquired through foreclosure	0	414	414	0	1,245	1,245
Real estate acquired through deed in lieu of foreclosure	0	0	0	0	28	28
	40	587	627	0	1,273	1,273
Allowance for losses	0	0	0	0	(662)	(662)
Real estate, net	$40	587	627	0	611	611

NOTE 10 Premises and Equipment

A summary of premises and equipment at December 31, 2017 and 2016 is as follows:

(Dollars in thousands)	2017	2016
Land	$2,021	2,021
Office buildings and improvements	9,844	9,666
Furniture and equipment	12,507	12,478
	24,372	24,165
Accumulated depreciation	(16,146)	(15,942)
	$8,226	8,223

NOTE 11 Deposits

Deposits and their weighted average interest rates at December 31, 2017 and 2016 are summarized as follows:

	2017			2016
(Dollars in thousands)	Weighted Average Rate	Amount	Percent of Total	Weighted Average Rate	Amount	Percent of Total
Noninterest checking	0.00%	$172,007	27.1%	0.00%	$158,024	26.7%
NOW accounts	0.05	90,599	14.3	0.07	92,670	15.6
Savings accounts	0.08	75,255	11.8	0.08	74,238	12.5
Money market accounts	0.40	186,937	29.4	0.25	165,179	27.9
		524,798	82.6		490,111	82.7
Certificates by rate:
0-0.99%		58,444	9.2		79,628	13.4
1-1.99%		43,691	6.9		22,958	3.9
2-2.99%		8,550	1.3		0	0.0
3-3.99%		118	0.0		114	0.0
Total certificates	0.94	110,803	17.4	0.61	102,700	17.3
Total deposits	0.30	$635,601	100.0%	0.20	$592,811	100.0%

At December 31, 2017 and 2016, the Company had $204.2 million and $172.6 million, respectively, of deposit accounts with balances of $250,000 or more. At December 31, 2017 and 2016, the Company had no certificate accounts that had been acquired through a broker.

Certificates had the following maturities at December 31, 2017 and 2016:

	2017		2016
(Dollars in thousands)	Amount	Weighted Average Rate	Amount	Weighted Average Rate
Remaining term to maturity
1-6 months	$28,133	0.54%	$32,418	0.36%
7-12 months	37,439	0.95	25,424	0.45
13-36 months	39,382	1.14	36,111	0.81
Over 36 months	5,849	1.28	8,747	1.18
	$110,803	0.94	$102,700	0.61

At December 31, 2017 and 2016, the Company had pledged mortgage loans and mortgage-backed and related securities with an amortized cost of approximately $18.9 million and $17.4 million, respectively, as collateral for certain deposits. An additional $1.0 million letter of credit from the Federal Home Loan Bank (FHLB) was pledged at December 31, 2016 as collateral on certain Bank deposits. This letter of credit matured in August of 2017 and was not renewed.

Interest expense on deposits is summarized as follows for the years ended December 31, 2017, 2016 and 2015:

(Dollars in thousands)	2017	2016	2015
NOW accounts	$77	50	17
Savings accounts	63	62	42
Money market accounts	560	366	347
Certificates	770	524	528
	$1,470	1,002	934

NOTE 12 FHLB Advances and Other Borrowings

The Bank had no outstanding advances from the FHLB or borrowings from the Federal Reserve Bank of Minneapolis as of December 31, 2017 or December 31, 2016. At December 31, 2017 it had collateral pledged to the FHLB consisting of FHLB stock, mortgage loans, and investments with a borrowing capacity of approximately $106.3 million, subject to a requirement to purchase FHLB stock. The Bank also had the ability to draw additional borrowings of $77.9 million from the Federal Reserve Bank of Minneapolis, based upon the loans that were pledged to them as of December 31, 2017, subject to approval from the Board of Governors of the Federal Reserve System (FRB).

At December 31, 2016 it had collateral pledged to the FHLB consisting of FHLB stock, mortgage loans, and investments with an available borrowing capacity of approximately $104.7 million, subject to a requirement to purchase FHLB stock. The Bank also had the ability to draw additional borrowings of $85.8 million from the Federal Reserve Bank of Minneapolis, based upon the loans that were pledged to them as of December 31, 2016, subject to approval from the FRB.

On December 15, 2014, the Company entered into a Loan Agreement with an unrelated third party, providing for a term loan of up to $10.0 million that was evidenced by a promissory note (the Note) with an interest rate of 6.50% per annum. The principal balance of the Note was payable in consecutive equal annual installments of $1.0 million on each anniversary of the date of the Loan Agreement, commencing on December 15, 2015, with the balance due on December 15, 2021. The Company had the option to voluntarily prepay the Note in whole or in part without penalty. The Company made the scheduled $1.0 million principal payment on December 15, 2015, a $2.0 million payment on December 15, 2016, and on August 31, 2017 paid off the remaining principal balance of $7.0 million. There was no outstanding loan balance at December 31, 2017 and the loan balance was $7.0 million at December 31, 2016.

NOTE 13 Income Taxes

Income tax expense for the years ended December 31, 2017, 2016 and 2015 is as follows:

(Dollars in thousands)	2017	2016	2015
Current:
Federal	$2,287	939	(87)
State	10	55	(24)
Total current	2,297	994	(111)
Deferred:
Federal	1,412	2,322	1,393
State	693	806	329
Total deferred	2,105	3,128	1,722
Income tax expense	$4,402	4,122	1,611

The reasons for the difference between the expected income tax expense utilizing the federal corporate tax rate of 34% and the actual income tax expense are as follows:

(Dollars in thousands)	2017	2016	2015
Expected federal income tax expense	$2,994	3,560	1,553
Items affecting federal income tax:
State income taxes, net of federal income tax deduction	529	622	259
Tax exempt interest	(16)	(16)	(44)
Change in federal tax rate	1,062	0	0
Other, net	(167)	(44)	(157)
Income tax expense	$4,402	4,122	1,611

The tax effects of temporary differences that give rise to the deferred tax assets and deferred tax liabilities are as follows at December 31:

(Dollars in thousands)	2017	2016
Deferred tax assets:
Allowances for loan and real estate losses	$2,602	4,186
Deferred compensation costs	166	262
Deferred ESOP loan asset	487	704
Nonaccruing loan interest	221	313
State net operating loss carryforward	824	1,366
Alternative minimum tax credit carryforward	175	118
Net unrealized loss on securities available for sale	372	542
Other	92	147
Total gross deferred tax assets	4,939	7,638

Deferred tax liabilities:
Deferred loan fees	37	100
Premises and equipment basis difference	380	126
Originated mortgage servicing rights	482	636
Federal tax liability on state net operating loss carryforwards	280	676
Other	88	153
Total gross deferred tax liabilities	1,267	1,691
Net deferred tax assets	$3,672	5,947

The Company has no federal net operating loss carryforwards and $8.7 million of state net operating loss carryforwards at December 31, 2017 that expire beginning in 2023.

On December 22, 2017 the Tax Cuts and Jobs Act became law. Among other things, this law reduced the corporate tax rate for the Company from 34% to 21% effective January 1, 2018. In accordance with current accounting guidelines, this change in the tax rate was reflected as an adjustment to the Company’s deferred tax items at December 31, 2017. The net result of this adjustment was to reduce the Company’s net deferred tax asset by $1.1 million with a corresponding increase to income tax expense in the fourth quarter of 2017.

Retained earnings at December 31, 2017 included approximately $8.8 million for which no provision for income taxes was made. This amount represents allocations of income to bad debt deductions for tax purposes. Reduction of amounts so allocated for purposes other than absorbing losses will create income for tax purposes, which will be subject to the then-current corporate income tax rate.

The Company considers the determination of the deferred tax asset amount and the need for any valuation reserve to be a critical accounting policy that requires significant judgment. The Company has, in its judgment, made reasonable assumptions and considered both positive and negative evidence relating to the ultimate realization of deferred tax assets. Positive evidence includes the cumulative net income generated over the prior three year period and the probability that taxable income will be generated in future periods. Based upon this evaluation, the Company determined that no valuation allowance was required with respect to the net deferred tax assets at December 31, 2017 and 2016.

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

Effective September 1, 2002, the accrual of benefits for existing participants was frozen and no new enrollments have been permitted into the plan. The actuarial present value of accumulated plan benefits and net assets available for benefits relating to the Bank's employees was not available at December 31, 2017 because such information is not accumulated for each participating institution. As of June 30, 2017, the Pentegra DB Plan valuation report reflected that the Bank was obligated to make a contribution totaling $0.1 million which was paid and expensed in 2017.

Funded status (market value of plan assets divided by funding target) as of July 1 for the 2017, 2016, and 2015 plan years were 95.45%, 97.09% and 96.01%, respectively. Market value of plan assets reflects contributions received through June 30, 2017.

Total employer contributions made to the Pentegra DB Plan, as reported on Form 5500, equal $153.2 million, $163.1 million and $190.8 million for the plan years ended June 30, 2017, 2016 and 2015, respectively. The Bank’s contributions to the Pentegra DB Plan are not more than 5% of the total contributions to the Pentegra DB Plan. There is no funding improvement plan or rehabilitation plan as part of this multi-employer plan.

The following contributions were paid by the Bank during the fiscal years ending December 31:

  (Dollars in thousands)

2017			2016		2015
Date Paid	Amount		Date Paid	Amount	Date Paid	Amount
1/6/2017	$119	(1)		$0		$0
10/15/2017	27		10/15/16	33	10/15/2015	42
12/27/2017	99			0	12/30/2015	151
Total	$245			$33		$193

(1) The contribution relates to the 2016 plan year and was accrued at December 31, 2016.

The Company has a qualified, tax-exempt savings plan with a deferred feature qualifying under Section 401(k) of the Internal Revenue Code (the 401(k) Plan). All employees who have attained 18 years of age are eligible to participate in the 401(k) Plan. Participants are permitted to make contributions to the 401(k) Plan equal to the lesser of 50% of their annual salary or the maximum allowed by law, which was $18,000 for 2017, 2016 and 2015. The Company matches 25% of each participant’s contributions up to a maximum of 8% of their annual salary. Participant contributions and earnings are fully and immediately vested. The Company’s contributions are vested on a three year cliff basis, are expensed annually, and were $0.2 million in 2017, 2016 and 2015.

The Company has adopted an Employee Stock Ownership Plan (the ESOP) that meets the requirements of Section 4975(e)(7) of the Internal Revenue Code and Section 407(d)(6) of ERISA and, as such, the ESOP is empowered to borrow in order to finance purchases of the common stock of HMN. The ESOP borrowed $6.1 million from the Company to purchase 912,866 shares of common stock in the initial public offering of HMN in 1994. As a result of a merger with Marshalltown Financial Corporation (MFC), the ESOP borrowed $1.5 million in 1998 to purchase an additional 76,933 shares of HMN common stock to account for the additional employees and to avoid dilution of the benefit provided by the ESOP. The ESOP debt requires quarterly payments of principal plus interest at 7.52%. The Company has committed to make quarterly contributions to the ESOP necessary to repay the loans including interest. The Company contributed $0.5 million in 2017, 2016 and 2015.

As the debt is repaid, ESOP shares that were pledged as collateral for the debt are released from collateral based on the proportion of debt service paid in the year and then allocated to eligible employees. The Company accounts for its ESOP in accordance with ASU 718, Employers' Accounting for Employee Stock Ownership Plans. Accordingly, the shares pledged as collateral are reported as unearned ESOP shares in stockholders' equity. As shares are determined to be ratably released from collateral, the Company reports compensation expense equal to the current market price of the shares and the shares become outstanding for earnings per common share computations. ESOP compensation expense was $0.4 million for 2017 and $0.3 million for both 2016 and 2015.

All employees of the Bank are eligible to participate in the ESOP after they attain age 18 and complete one year of service during which they worked at least 1,000 hours. A summary of the ESOP share allocation is as follows for the years ended December 31:

	2017	2016	2015
Shares held by participants beginning of the year	339,870	334,277	336,024
Shares allocated to participants	24,317	24,377	24,317
Shares distributed to participants	(7,052)	(18,784)	(26,064)
Shares held by participants end of year	357,135	339,870	334,277

Unreleased shares beginning of the year	279,746	304,123	328,440
Shares released during year	(24,317)	(24,377)	(24,317)
Unreleased shares end of year	255,429	279,746	304,123
Total ESOP shares end of year	612,564	619,616	638,400
Fair value of unreleased shares at December 31	$4,878,694	4,895,555	3,512,621

In March 2001, the HMN Financial, Inc. 2001 Omnibus Stock Plan (2001 Plan) was adopted by the Company. In April 2009, this plan was superseded by the HMN Financial, Inc. 2009 Equity and Incentive Plan (2009 Plan) and options or restricted shares were no longer awarded from the 2001 Plan. As of December 31, 2017, all outstanding options under the 2001 Plan have expired.

In April of 2017, the 2009 Plan was superseded by the HMN Financial, Inc. 2017 Equity Incentive Plan (2017 Plan) and options or restricted shares were no longer awarded from the 2009 Plan. As of December 31, 2017 there were 26,409 vested and 22,820 unvested options outstanding under the 2009 Plan. These options expire 10 years from the date of grant and have an average exercise price of $9.25. There were also 14,881 shares of restricted stock previously granted to current employees that as of December 31, 2017 remain unvested. The 43,712 ungranted shares remaining in the 2009 Plan were transferred to the 2017 Plan upon its adoption and are available for grant under that plan.

The purpose of the 2017 Plan is to attract and retain the best available personnel for positions of responsibility with the Company, to provide additional incentives to them and align their interests with those of the Company’s stockholders, and to thereby promote the Company’s long-term business success. 375,000 shares of HMN common stock were initially available for distribution under the 2017 Plan in either restricted stock or options, subject to adjustment for future stock splits, stock dividends and similar changes to capitalization of the Company. Additionally, shares of restricted stock that are awarded are counted as 1.5 shares for purposes of determining the total shares available for issuance under the 2017 Plan. As of December 31, 2017, there were no options outstanding under the 2017 Plan. There were 2,280 shares of restricted stock granted to current employees during 2017 that remain unvested at December 31, 2017.

A summary of activities under all plans for the past three years is as follows:

					Unvested options
	Shares Available For Grant	Unvested Restricted Shares Outstanding	Options Outstanding	Award Value/ Weighted Average Exercise Price	Number	Weighted Average Grant Date Fair Value	Vesting Period (in years)
2001 Plan
December 31, 2014	0	0	15,000	$30.00	0
Forfeited/expired	0	0	(15,000)	30.00	0
December 31, 2015	0	0	0	0.00	0
December 31, 2016	0	0	0	0.00	0
December 31, 2017	0	0	0	0.00	0

2009 Plan
December 31, 2014	96,405	84,858	15,000	$4.77	0
Granted January 27, 2015	(11,903)	9,919	0	N/A	0		3
Granted April 28, 2015	(3,158)	2,632	0	N/A	0		1
Granted June 8, 2015	(398)	332	0	N/A	0		1
Forfeited/expired	395	(329)	0		0
Transferred from 2001 Plan	15,000	0	0		0
Vested	0	(58,526)	0		0
December 31, 2015	96,341	38,886	15,000	4.77	0
Granted January 26, 2016	(4,087)	3,406	0	N/A	0		3
Granted January 26, 2016	(34,229)	0	34,229	11.21	34,229	4.04	3
Granted April 26, 2016	(3,149)	2,624	0	N/A	0		1
Vested	0	(24,320)	0		0
December 31, 2016	54,876	20,596	49,229	9.25	34,229	4.04
Granted January 31, 2017	(11,164)	9,303	0	N/A			3
Transferred to 2017 Plan	(43,712)	0	0	N/A
Vested	0	(15,018)	0		(11,409)	4.04
December 31, 2017	0	14,881	49,229	$9.25	22,820	$4.04

2017 Plan
April 25, 2017	375,000
Granted May 5, 2017	(3,420)	2,280	0	N/A			1
Transferred from 2009 Plan	43,712	0	0
December 31, 2017	415,292	2,280	0	N/A	0

Total all plans	415,292	17,161	49,229	$9.25	22,820	$4.04

The following table summarizes information about stock options outstanding at December 31, 2017:

Date of Grant	Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Life in Years	Number Exercisable	Number Unexercisable	Unrecognized Compensation Expense	Weighted Average Years Over Which Unrecognized Compensation will be Recognized
May 6, 2009	$4.77	15,000	1.4	15,000	0	$0	N/A
January 26, 2016	$11.21	34,229	8.1	11,409	22,820	18,062	1.1
		49,229		26,409	22,820	$18,062

The Company will issue shares from treasury stock upon the exercise of outstanding options.

In accordance with ASC 718, the Company recognizes compensation expense relating to stock options over the vesting period. The amount of the expense was determined under the fair value method. The fair value for each option grant is estimated on the date of the grant using the Black Scholes option valuation method. There were no options granted in 2017 or 2015.

The assumptions used in determining the fair value of the options granted during 2016 are as follows:

2016
Risk-free interest rate	2.10%
Expected life (in years)	10
Expected volatility	22.83%
Expected dividends	0.00%

NOTE 15 Earnings per Common Share

The following table reconciles the weighted average shares outstanding and net income for basic and diluted earnings per common share:

	Year ended December 31,
(Dollars in thousands, except per share data)	2017	2016	2015
Weighted average number of common shares outstanding used in basic earnings per common share calculation	4,215,899	4,180,994	4,127,453

Net dilutive effect of :
Options and warrants	640,410	553,386	513,505
Restricted stock awards	11,662	13,367	34,959
Weighted average number of common shares outstanding adjusted for effect of dilutive securities	4,867,971	4,747,747	4,675,917

Net income	$4,404	6,350	2,956
Dividends on preferred stock	0	0	(108)
Net income available to common shareholders	$4,404	6,350	2,848
Basic earnings per common share	$1.04	1.52	0.69
Diluted earnings per common share	$0.90	1.34	0.61

NOTE 16 Stockholders' Equity

The Company did not repurchase any shares of its common stock in the open market or pay any dividends on its common stock during 2017, 2016 or 2015. The Company did purchase 2,968 shares of common stock from employees to pay the income taxes on net exchanges of vested restricted stock in 2017.

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

On February 17, 2015, the Company redeemed the final 10,000 shares of the outstanding Preferred Stock. On May 21, 2015, the Treasury sold the Warrant at an exercise price of $4.68 to three unaffiliated third party investors for an aggregate purchase price of $5.7 million. Two of the investors received a warrant to purchase 277,777.67 shares and one investor received a warrant to purchase 277,777.66 shares. All of the warrants were still outstanding as of December 31, 2017 and may be exercised at any time prior to their expiration date of December 23, 2018. The Company received no proceeds from this transaction and it had no effect on the Company’s capital, financial condition or results of operations.

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

NOTE 17 Regulatory Capital

The Company and the Bank are subject to the regulatory requirements of the Basel III capital reforms. The Basel III requirements, among other things, (i) apply a strengthened set of capital requirements to the Bank (the Company is exempt, pursuant to the Small Bank Holding Company Policy Statement (Policy Statement) described below), including requirements relating to common equity as a component of core capital, (ii) implement a “capital conservation buffer” against risk and a higher minimum Tier 1 capital requirement, and (iii) revise the rules for calculating risk-weighted assets for purposes of such requirements. The rules made corresponding revisions to the prompt corrective action framework and include capital ratios and buffer requirements which are being phased in incrementally, with full implementation scheduled for January 1, 2019. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

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

At December 31, 2017 and 2016, the Bank's capital amounts and ratios are presented for actual capital, required capital and excess capital including amounts and ratios in order to qualify as being well capitalized under the prompt corrective action regulations:

	Actual		Required to be Adequately Capitalized		Excess Capital		To Be Well Capitalized Under Prompt Corrective Action Provisions
(Dollars in thousands)	Amount	Percent of Assets(1)	Amount	Percent of Assets(1)	Amount	Percent of Assets(1)	Amount	Percent of Assets(1)
December 31, 2017
Common equity Tier 1 capital	$76,279	12.45%	$27,561	4.50%	$48,718	7.95%	$39,810	6.50%
Tier 1 leverage	76,279	10.68	28,569	4.00	47,710	6.68	35,711	5.00
Tier 1 risk-based capital	76,279	12.45	36,748	6.00	39,531	6.45	48,997	8.00
Total risk-based capital	83,957	13.71	48,997	8.00	34,960	5.71	61,246	10.00

December 31, 2016
Common equity Tier 1 capital	$77,634	13.42%	$26,032	4.50%	$51,602	8.92%	$37,601	6.50%
Tier 1 leverage	77,634	11.55	26,876	4.00	50,758	7.55	33,595	5.00
Tier 1 risk-based capital	77,634	13.42	34,709	6.00	42,925	7.42	46,278	8.00
Total risk-based capital	84,900	14.68	46,278	8.00	38,622	6.68	57,848	10.00

(1) Based upon the Bank’s adjusted total assets for the purpose of the Tier 1 leverage capital ratio and risk-weighted assets for the purpose of the risk-based capital ratios.

The Bank must maintain a capital conservation buffer composed of common equity Tier 1 capital above its minimum risk-based capital requirements in order to avoid limitations on capital distributions, including dividend payments and certain discretionary bonus payments to executive officers. For 2017, the capital conservation buffer was 1.25%. The buffer amount will increase incrementally each year until 2019 when the entire 2.50% capital conservation buffer will be fully phased in.

Management believes that, as of December 31, 2017, the Bank’s capital ratios were in excess of those quantitative capital ratio standards applicable on that date, set forth under the prompt corrective action regulations, including the capital conservation buffer described above. However, there can be no assurance that the Bank will continue to maintain such status in the future. The Office of the Comptroller of the Currency has extensive discretion in its supervisory and enforcement activities, and can further adjust the requirement to be well-capitalized in the future.

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

	December 31, Contract Amount
(Dollars in thousands)	2017	2016
Financial instruments whose contract amount represents credit risk:
Commitments to originate, fund or purchase loans:
Single family	$3,792	7,587
Commercial real estate	12,968	33,953
Non-real estate commercial	6,495	420
Undisbursed balance of loans closed	44,712	39,841
Unused lines of credit	103,811	100,893
Letters of credit	1,867	1,902
Total commitments to extend credit	$173,645	184,596
Forward commitments	$5,629	9,595

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

The Bank issued standby letters of credit which guarantee the performance of customers to third parties. The standby letters of credit outstanding expire over the next 34 months and totaled $1.9 million at December 31, 2017 and December 31, 2016. The letters of credit are collateralized primarily with commercial real estate mortgages. Draws on standby letters of credit would be initiated by the secured party under the terms of the underlying obligation. Since the conditions under which the Bank is required to fund the standby letters of credit may not materialize, the cash requirements are expected to be less than the total outstanding commitments.

The Company has certain obligations and commitments to make future payments under existing contracts. At December 31, 2017, the aggregate contractual obligations (excluding bank deposits) and commercial commitments were as follows:

	Payments Due by Period
(Dollars in thousands)	Total	Less than 1 Year	1-3 Years	4-5 Years	More than 5 Years
Contractual Obligations:
Annual rental commitments under non-cancellable operating leases	$5,740	888	1,740	1,679	1,433
Total contractual obligations	$5,740	888	1,740	1,679	1,433

	Amount of Commitments Expiring by Period
Other Commercial Commitments:
Commercial lines of credit	$53,691	25,433	17,175	11,033	50
Commitments to lend	39,965	13,691	994	13,110	12,170
Standby letters of credit	1,867	1,546	321	0	0
Total other commercial commitments	$95,523	40,670	18,490	24,143	12,220

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

The Company had commitments outstanding to extend credit to future borrowers that had not closed prior to the end of the year, which is referred to as its mortgage pipeline. As commitments to originate loans enter the mortgage pipeline, the Company generally enters into commitments to sell the loans into the secondary market. The commitments to originate and sell loans are derivatives that are recorded at fair value. The marking of these derivatives to fair value for the periods ended December 31, 2017 and December 31, 2016 did not have a material impact on the Company’s consolidated financial statements.

As of December 31, 2017 and 2016, the current commitments to sell loans held for sale are derivatives that do not qualify for hedge accounting. The loans held for sale that are not hedged are recorded at the lower of cost or market. The marking of these loans for the periods ended December 31, 2017 and December 31, 2016 did not have a material impact on the Company’s consolidated financial statements.

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

The following table summarizes the assets of the Company for which fair values are determined on a recurring basis as of December 31, 2017 and 2016.

	Carrying Value at December 31, 2017
(Dollars in thousands)	Total	Level 1	Level 2	Level 3
Securities available for sale	$77,472	0	77,472	0
Mortgage loan commitments	28	0	28	0
Total	$77,500	0	77,500	0

	Carrying Value at December 31, 2016
(Dollars in thousands)	Total	Level 1	Level 2	Level 3
Securities available for sale	$78,477	0	78,477	0
Mortgage loan commitments	66	0	66	0
Total	$78,543	0	78,543	0

The Company may also be required, from time to time, to measure certain other financial assets at fair value on a nonrecurring basis in accordance with generally accepted accounting principles. These adjustments to fair value usually result from the application of the lower-of-cost-or-market accounting or write downs of individual assets. For assets measured at fair value on a nonrecurring basis in 2017 and 2016 that were still held at December 31, the following table provides the level of valuation assumptions used to determine each adjustment and the carrying value of the related individual assets or portfolios at December 31, 2017 and 2016.

	Carrying Value at December 31, 2017
(Dollars in thousands)	Total	Level 1	Level 2	Level 3	Year Ended December 31, 2017 Total gains (losses)
Loans held for sale	$1,837	0	1,837	0	1
Mortgage servicing rights, net	1,724	0	1,724	0	0
Loans (1)	3,201	0	3,201	0	(413)
Real estate, net (2)	627	0	627	0	0
Total	$7,389	0	7,389	0	(412)

	Carrying Value at December 31, 2016
(Dollars in thousands)	Total	Level 1	Level 2	Level 3	Year Ended December 31, 2016 Total gains (losses)
Loans held for sale	$2,009	0	2,009	0	14
Mortgage servicing rights, net	1,604	0	1,604	0	0
Loans (1)	3,582	0	3,582	0	(380)
Real estate, net (2)	611	0	611	0	(197)
Total	$7,806	0	7,806	0	(563)

(1)	Represents carrying value and related specific reserves on loans for which adjustments are based on the appraised value of the collateral. The carrying value of loans fully charged-off is zero.
(2)	Represents the fair value and related losses on foreclosed real estate and other collateral owned that were measured at fair value subsequent to their initial classification as foreclosed assets.

NOTE 21 Fair Value of Financial Instruments

ASC 825, Disclosures about Fair Values of Financial Instruments, requires disclosure of the estimated fair values of the Company's financial instruments, including assets, liabilities and off-balance sheet items for which it is practicable to estimate fair value. The fair value estimates are made as of December 31, 2017 and 2016 based upon relevant market information, if available, and upon the characteristics of the financial instruments themselves. Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are based upon judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. The estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

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

	December 31, 2017						December 31, 2016
			Fair value hierarchy
(Dollars in thousands)	Carrying amount	Estimated fair value	Level 1	Level 2	Level 3	Contract amount	Carrying amount	Estimated fair value	Contract amount
Financial assets:
Cash and cash equivalents	$37,564	37,564	37,564				27,561	27,561
Securities available for sale	77,472	77,472		77,472			78,477	78,477
Loans held for sale	1,837	1,837		1,837			2,009	2,009
Loans receivable, net	585,931	585,494		585,494			551,171	552,395
FHLB stock	817	817		817			770	770
Accrued interest receivable	2,344	2,344		2,344			2,626	2,626
Financial liabilities:
Deposits	635,601	635,905		635,905			592,811	593,297
Other borrowings	0	0		0			7,000	7,018
Accrued interest payable	146	146		146			236	236
Off-balance sheet financial instruments:
Commitments to extend credit	28	28				173,645	66	66	184,596
Commitments to sell loans	(11)	(11)				5,629	(22)	(22)	9,595

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

NOTE 22 HMN Financial, Inc. Financial Information (Parent Company Only)

The following are the condensed financial statements for the parent company only as of December 31, 2017 and 2016 and for the years ended December 31, 2017, 2016 and 2015.

(Dollars in thousands)	2017	2016	2015
Condensed Balance Sheets
Assets:
Cash and cash equivalents	$2,057	3,314
Investment in subsidiaries	77,006	78,108
Prepaid expenses and other assets	1,867	1,159
Deferred tax asset, net	141	756
Total assets	$81,071	83,337
Liabilities and Stockholders' Equity:
Other borrowed money	$0	7,000
Accrued expenses and other liabilities	253	418
Total liabilities	253	7,418
Common stock	91	91
Additional paid-in capital	50,623	50,566
Retained earnings	91,448	86,886
Net unrealized losses on securities available for sale	(957)	(820)
Unearned employee stock ownership plan shares	(2,030)	(2,223)
Treasury stock, at cost, 4,631,124 and 4,639,739 shares	(58,357)	(58,581)
Total stockholders' equity	80,818	75,919
Total liabilities and stockholders' equity	$81,071	83,337
Condensed Statements of Income
Interest income	$0	0	1
Interest expense	(306)	(589)	(571)
Equity income of subsidiaries	4,878	7,148	3,629
Compensation and benefits	(257)	(264)	(269)
Occupancy	(30)	(30)	(30)
Data processing	(6)	(6)	(6)
Professional services	(130)	(138)	(119)
Other	(319)	(329)	(216)
Income before income tax benefit	3,830	5,792	2,419
Income tax benefit	(574)	(558)	(537)
Net income	$4,404	6,350	2,956
Condensed Statements of Cash Flows
Cash flows from operating activities:
Net income	$4,404	6,350	2,956
Adjustments to reconcile net income to cash used by operating activities:
Equity income of subsidiaries	(4,878)	(7,148)	(3,629)
Deferred income tax benefit	615	244	22
Earned employee stock ownership shares priced above original cost	147	80	57
Stock option compensation	41	79	0
Amortization of restricted stock awards	147	177	447
Decrease in unearned ESOP shares	193	194	193
Increase in other assets	(6)	(11)	(23)
Decrease in other liabilities	(866)	(214)	(692)
Other, net	0	(1)	1
Net cash used by operating activities	(203)	(250)	(668)
Cash flows from investing activities:
Decrease in loans receivable, net	0	0	900
Net cash provided by investing activities	0	0	900
Cash flows from financing activities:
Redemption of preferred stock	0	0	(10,000)
Dividends to preferred stockholders	0	0	(225)
Stock awards withheld for tax withholding	(54)	0	0
Proceeds from borrowings	0	0	10,000
Repayments of borrowings	(7,000)	(2,000)	(1,000)
Dividends received from Bank	6,000	3,000	3,000
Net cash (used) provided by financing activities	(1,054)	1,000	1,775
(Decrease) increase in cash and cash equivalents	(1,257)	750	2,007
Cash and cash equivalents, beginning of year	3,314	2,564	557
Cash and cash equivalents, end of year	$2,057	3,314	2,564

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

(Dollars in thousands)	Home Federal Savings Bank	Other	Eliminations	Consolidated Total

At or for the year ended December 31, 2017:
Interest income – external customers	$27,680	0	0	27,680
Non-interest income – external customers	7,654	0	0	7,654
Intersegment non-interest income	210	4,879	(5,089)	0
Interest expense	1,491	306	0	1,797
Non-interest expense	24,722	742	(210)	25,254
Income tax expense (benefit)	4,976	(574)	0	4,402
Net income	4,879	4,404	(4,879)	4,404
Total assets	722,532	79,254	(79,101)	722,685

At or for the year ended December 31, 2016:
Interest income – external customers	$27,349	0	0	27,349
Non-interest income – external customers	8,201	0	0	8,201
Intersegment interest income	0	1	(1)	0
Intersegment non-interest income	210	7,148	(7,358)	0
Interest expense	1,004	589	0	1,593
Non-interest expense	23,572	768	(210)	24,130
Income tax expense (benefit)	4,680	(558)	0	4,122
Net income	7,148	6,350	(7,148)	6,350
Total assets	681,257	82,222	(81,456)	682,023

At or for the year ended December 31, 2015:
Interest income – external customers	$21,453	0	0	21,453
Non-interest income – external customers	7,653	0	0	7,653
Intersegment interest income	0	1	(1)	0
Intersegment non-interest income	204	3,629	(3,833)	0
Interest expense	937	571	(1)	1,507
Non-interest expense	22,760	640	(204)	23,196
Income tax expense (benefit)	2,148	(537)	0	1,611
Net income	3,629	2,956	(3,629)	2,956
Total assets	642,151	78,162	(77,152)	643,161

CliftonLarsonAllen

CliftonLarsonAllen LLP
CLAconnect.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
HMN Financial, Inc. and Subsidiaries
Rochester, Minnesota

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of HMN Financial, Inc. and Subsidiaries (the Company) as of December 31, 2017 and 2016, and the related consolidated statements of comprehensive income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2017 and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of HMN Financial, Inc. and Subsidiaries as of December 31, 2017 and 2016, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2017, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting in accordance with the standards of the PCAOB. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

CliftonLarsonAllen LLP

Minneapolis, Minnesota
March 9, 2018

We have served as the Company's auditor since 2014.

A member of Nexia International

OTHER FINANCIAL DATA

The following tables set forth certain information as to the Bank’s Federal Home Loan Bank (FHLB) advances.

	Year Ended December 31,
(Dollars in thousands)	2017	2016	2015
Maximum Balance:
FHLB advances	$18,800	15,500	16,000
FHLB short-term advances	18,800	15,500	16,000
Average Balance:
FHLB advances	1,693	468	551
FHLB short-term advances	1,693	468	551

See “Note 12 FHLB Advances and Other Borrowings” in the Notes to Consolidated Financial Statements for more information on the Bank’s FHLB advances and other borrowings.

COMMON STOCK INFORMATION

The common stock of the Company is listed on the Nasdaq Stock Market (Nasdaq) under the symbol HMNF. As of December 31, 2017, the Company had 9,128,662 shares of common stock issued and 4,631,124 shares in treasury stock. As of December 31, 2017, there were 507 stockholders of record and 1,067 estimated beneficial stockholders. The following table presents the stock price information for the Company as furnished by Nasdaq for each quarter for the last two fiscal years. On February 9, 2018, the last reported sale price of shares of our common stock on the Nasdaq was $18.50 per share. The Company has not paid a dividend on its common stock during the two year period ending December 31, 2017 and no common stock dividends are anticipated to be paid in 2018. See “Liquidity and Capital Resources – Dividends” in the “Management Discussion and Analysis” section of this annual report for a description of restrictions on the ability of the Company and the Bank to pay dividends.

For the Quarter Ended

	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016
HIGH	$19.45	18.95	18.50	18.70	18.55	15.00	14.44	11.80
LOW	17.80	16.61	16.60	17.48	13.58	13.25	11.25	10.81
CLOSE	19.10	17.85	17.55	18.05	17.50	14.16	13.58	11.26

The following graph and table compares the total cumulative stockholders’ return on the Company’s common stock to the Nasdaq U.S. Stock Index (“Nasdaq Composite”), which includes all Nasdaq traded stocks of U.S. companies, and the SNL Bank Nasdaq Index. The graph and table assume that $100 was invested on December 31, 2012 and that all dividends were reinvested.

Total Return Performance
HMN Financial, Inc.
Nasdaq Composite Index
SNL Bank Nasdaq Index
Index Value
600
500
400
300
200
100
0
12/31/12
12/31/13
12/31/14
12/31/15
12/31/16
12/31/17

		Period Ending
Index	12/31/12	12/31/13	12/31/14	12/31/15	12/31/16	12/31/17
HMN Financial, Inc.	100.00	304.50	357.21	332.73	504.13	550.23
Nasdaq Composite Index	100.00	140.12	160.78	171.97	187.22	242.71
SNL Bank Nasdaq Index	100.00	143.73	148.86	160.70	222.81	234.58

Selected Quarterly Financial Data

(Dollars in thousands, except per share data)	December 31, 2017	September 30, 2017	June 30, 2017
Selected Operations Data (3 months ended):
Interest income	$6,767	7,255	6,999
Interest expense	435	493	461
Net interest income	6,332	6,762	6,538
Provision for loan losses	59	(581)	269
Net interest income after provision for loan losses	6,273	7,343	6,269
Non-interest income:
Fees and service charges	837	848	845
Loan servicing fees	296	299	306
Gain on sales of loans	610	521	488
Other	216	241	267
Total non-interest income	1,959	1,909	1,906
Non-interest expense:
Compensation and benefits	3,641	3,642	3,780
Gains on real estate owned	0	(65)	(1)
Occupancy and equipment	953	1,050	1,026
Data processing	311	243	260
Professional services	302	307	417
Other	1,002	1,082	957
Total non-interest expense	6,209	6,259	6,439
Income before income tax expense	2,023	2,993	1,736
Income tax expense	1,636	1,213	712
Net income	$387	1,780	1,024
Basic earnings per common share	$0.09	0.42	0.24
Diluted earnings per common share	$0.08	0.37	0.21
Financial Ratios:
Return on average assets(1)	0.21%	0.99%	0.60%
Return on average common equity(1)	1.88	8.78	5.19
Average equity to average assets	11.43	11.43	11.51
Net interest margin(1)(2)	3.64	3.92	3.98

(Dollars in thousands)
Selected Financial Condition Data (end of period):
Total assets	$722,685	716,610	725,183
Securities available for sale:
Mortgage-backed and related securities	5,068	5,450	613
Other marketable securities	72,404	72,901	78,034
Loans held for sale	1,837	2,594	2,061
Loans receivable, net	585,931	583,057	590,259
Deposits	635,601	628,971	634,101
FHLB advances and other borrowings	0	0	7,000
Stockholders’ equity	80,818	80,632	78,723

(1) Annualized

(2) Net interest income divided by average interest-earning assets

March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016
6,659	6,711	6,954	7,159	6,525
408	420	404	395	374
6,251	6,291	6,550	6,764	6,151
(270)	(374)	80	381	(732)
6,521	6,665	6,470	6,383	6,883

824	874	901	873	779
301	296	280	271	261
519	770	656	705	487
236	257	310	253	228
1,880	2,197	2,147	2,102	1,755

3,944	3,748	3,723	3,598	3,695
(6)	(161)	(11)	(75)	(349)
1,039	1,047	998	1,006	990
292	308	299	281	273
259	386	252	368	251
819	877	940	855	831
6,347	6,205	6,201	6,033	5,691
2,054	2,657	2,416	2,452	2,947
841	973	1,002	974	1,173
1,213	1,684	1,414	1,478	1,774
0.29	0.40	0.34	0.35	0.43
0.25	0.35	0.30	0.31	0.38

0.73%	0.99%	0.84%	0.91%	1.12%
6.35	8.93	7.55	8.23	10.12
11.49	11.07	11.10	11.07	11.11
3.91	3.89	4.10	4.36	4.09

680,981	682,023	685,667	653,385	638,156

797	1,005	1,306	1,641	1,984
77,751	77,472	78,810	73,924	103,844
2,430	2,009	5,879	3,159	4,467
565,040	551,171	540,583	530,425	490,260
591,376	592,811	592,243	563,060	551,506
7,000	7,000	9,000	9,000	9,000
77,400	75,919	74,834	73,337	71,687

HMN Financial, Inc.

1016 Civic Center Drive NW

Rochester, MN 55901

(507) 535-1200

Annual Meeting

The annual meeting of shareholders will be held on Tuesday, April 24, 2018 at 10:00 a.m. (Central Time) at the Rochester Golf and Country Club, 3100 West Country Club Road, Rochester, Minnesota.

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

Transfer Agent and Registrar

Inquiries regarding change of address, transfer requirements, and lost certificates should be directed to HMN’s transfer agent:

Equiniti Trust Company

EQ Shareowner Services

1110 Centre Pointe Curve, Suite 101

Mendota Heights, MN 55120

www.shareowneronline.com

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

1016 Civic Center Drive NW

Rochester, Minnesota 55901

507.535.1200

www.hmnf.com