Form 10-K, Exhibit 13
period 2018-12-31
HMN FINANCIAL INC
filed 2019-03-08
CIK 921183

Exhibit 13

TABLE OF CONTENTS

Financial Highlights	1
Letter to Shareholders and Clients	2
Board of Directors	4
Five-year Consolidated Financial Highlights	5
Management Discussion and Analysis	6
Consolidated Financial Statements	25
Notes to Consolidated Financial Statements	29
Report of Independent Registered Public Accounting Firm	64
Other Financial Data	65
Selected Quarterly Financial Data	66
Common Stock Information	68
Corporate and Shareholder Information	Inside Back Cover
Directors and Officers	Inside Back Cover

HMN Financial, Inc. and Home Federal Savings Bank are headquartered in Rochester, Minnesota. Home Federal Savings Bank operates thirteen full service offices in Minnesota located in Albert Lea, Austin, Eagan, Kasson (2), La Crescent, Owatonna, Rochester (4), Spring Valley and Winona and one full service office in Marshalltown, Iowa. The Bank also operates two loan origination offices located in Sartell, Minnesota and Delafield, Wisconsin.

Financial Highlights

	At or For the Year Ended
Operating Results:	December 31,		Percentage
(Dollars in thousands, except per share data)	2018	2017	Change
Total interest income	$30,381	27,680	9.8%
Total interest expense	2,233	1,797	24.3
Net interest income	28,148	25,883	8.8
Provision for loan losses	(649)	(523)	(24.1)
Net interest income after provision for loan losses	28,797	26,406	9.1
Fees and service charges	3,330	3,354	(0.7)
Loan servicing fees	1,255	1,202	4.4
Gain on sales of loans	2,095	2,138	(2.0)
Other non-interest income	1,034	960	7.7
Total non-interest income	7,714	7,654	0.8
Total non-interest expense	25,387	25,254	0.5
Income before income tax expense	11,124	8,806	26.3
Income tax expense	2,888	4,402	(34.4)
Net income	$8,236	4,404	87.0

Per Common Share Information:
Earnings per common share and common share equivalents:
Basic	$1.89	1.04
Diluted	1.71	0.90
Stock price (for the year):
High	$21.90	19.45
Low	18.05	16.60
Close	19.62	19.10
Book value per common share	17.19	17.97
Closing price to book value	114.14%	106.29%

Financial Ratios:
Return on average assets	1.14%	0.63%	81.0%
Return on average stockholders’ equity	9.88	5.52	79.0
Net interest margin	4.03	3.86	4.4
Operating expenses to average assets	3.51	3.62	(3.0)
Average stockholders’ equity to average assets	11.52	11.43	0.8
Stockholders’ equity to total assets at year end	11.67	11.18	4.4
Non-performing assets to total assets	0.43	0.52	(17.3)
Efficiency ratio	70.79	75.30	(6.0)

Balance Sheet Data:	December 31,		Percentage
(Dollars in thousands)	2018	2017	Change
Total assets	$712,315	722,685	(1.4)%
Securities available for sale	79,980	77,472	3.2
Loans held for sale	3,444	1,837	87.5
Loans receivable, net	586,688	585,931	0.1
Deposits	623,352	635,601	(1.9)
Stockholders’ equity	83,147	80,818	2.9
Home Federal Savings Bank regulatory capital ratios:
Common equity Tier 1 capital	13.26%	12.45%	6.5%
Tier 1 leverage	11.00	10.68	3.0
Tier 1 risk-based capital	13.26	12.45	6.5
Total risk-based capital	14.52	13.71	5.9

Letter to Shareholders and Clients

I am pleased to present you with our 2018 Annual Report. As I reflect on the past year, a number of events, milestones and outcomes stand out above others for me.

Like most for-profit businesses, our company benefited from the Tax Cuts and Jobs Act that was signed into law in December 2017. The lower federal tax rate substantially reduced our federal income tax expense for 2018. The long term impact of the tax bill remains to be seen since some provisions it contains are not permanent. Furthermore, residents of states like Minnesota that have comparatively high state and local taxes rates might find themselves paying more in taxes than in previous years since the tax bill includes a cap on state and local taxes which can be claimed as an itemized deduction. These changes could have an impact on future consumer spending and borrowing.

During 2018, the Open Market Committee of the Federal Reserve raised its benchmark interest rate four times. This action resulted in a 100 basis point increase in the Prime Rate to 5.50% - its highest level since March 2008. Since our bank is asset sensitive, we were positioned to benefit from the increase in interest rates and our net interest income for the year increased $2.2 million to $28.1 million. The rising short term rates resulted in many commercial borrowers requesting long term fixed rates on their loans. Fortunately, our lenders were able to retain our best clients while limiting the interest rate risk associated with increasing the loan portfolio duration.

Asset quality continued to improve during the year with non-performing assets declining by over 18%. Competition for loan growth remained fierce in a number of our markets both in terms of loan pricing and structure. In response, management elected to use these market conditions to identify and move over $16 million in higher risk loans out of the bank. While this action adversely impacted outstanding loan balances at year end, it was a significant factor in the reverse provision for loan losses of $0.6 million that was experienced during the year. I am very proud of the job that our lenders and credit administration staff did to accomplish the above results.

Our tier I leverage ratio at year end was a strong 11.0%. When combined with our previously mentioned strong asset quality, we are in an excellent position to weather potential economic downturns or capitalize on acquisition opportunities.

Our efficiency ratio, a measure of how many cents in noninterest expense it costs to generate one dollar of income, improved to 70.79% from 75.30% the previous year. This ratio continues to be a focus of management who looks to increase non-interest income and reduce non-interest expense wherever possible.

We believe that quality organic growth should always be a top priority for management. We also believe that organic growth derived by expanding existing relationships can be the most cost effective growth. Therefore we worked diligently this past year to improve communication across product lines, and our employees have been encouraged and rewarded to identify and satisfy client needs.

We recognize that organic growth will not, in itself, be sufficient to achieve our growth goals and that a proactive acquisition strategy is needed. During 2018 we identified a number of opportunities to grow the bank through branch and whole bank acquisitions. We performed an initial analysis of each opportunity and prepared bids for several banks and/or branch purchases during the year. Unfortunately, we were not successful in our bidding on any of these opportunities because we were unable to meet the sellers’ pricing expectations. We continue to search for new opportunities to grow the bank through acquisitions and will remain disciplined in our approach to determining the purchase price of the acquisition and the potential impact it would have on HMN shareholders.

While bank delivery channels continue to move toward more mobile and online transactions, we understand that we must continue to provide traditional facilities to serve our clients as well. In April 2018, we opened our new full service branch in Owatonna, Minnesota, which replaced the loan production office we had been operating in that market since 2015. The design of this branch utilizes the latest technology and floor plan which enabled us to reduce staff count by approximately 25% compared to older branches. During the year we also announced plans to remodel and expand our existing drive up facility and consolidate our two offices in Kasson, Minnesota into that facility. The goal of this project is to reduce overhead expense while improving convenience for our clients. In the fourth quarter of 2018, we purchased an existing branch facility in the greater Milwaukee, Wisconsin area to support our growing loan portfolio in that market. We plan to move our existing Delafield, Wisconsin loan production office into the new facility and open a full service branch later in 2019.

We also recognize the importance of dedicating sufficient resources to support online and mobile banking platforms. In 2018, we rolled out our new online mortgage loan application for new and existing clients. The response was very positive as it allows our busy clients access to a convenient channel to provide us with the information we need to underwrite and approve their loan request. We are continuing to develop additional online channels for new and existing clients to apply for the many other products we offer.

Finally, during this past year all of the outstanding HMN common stock warrants issued in 2008 in connection with the U.S. Treasury Capital Purchase Program were either exercised by the warrant holder or purchased by the Company. I am proud to say that HMN Financial repaid 100% of the funds invested in us by the U.S. Treasury.

I want to take this opportunity to thank our investors, employees and our Board of Directors for their help and support in making 2018 a successful year for HMN Financial.

Best Regards,

Bradley Krehbiel

President/CEO

 Board of Directors

Dr. Hugh Smith Chairman of the Board	Bradley Krehbiel President and CEO

Allen Berning	Michael Bue	Bernard Nigon	Dr. Wendy Shannon

Mark Utz	Hans Zietlow

Five-Year Consolidated Financial Highlights

Selected Operations Data:	Year Ended December 31,
(Dollars in thousands, except per share data)	2018	2017		2016	2015	2014
Total interest income	$30,381	27,680		27,349	21,453	20,613
Total interest expense	2,233	1,797		1,593	1,507	1,211
Net interest income	28,148	25,883		25,756	19,946	19,402
Provision for loan losses	(649)	(523)		(645)	(164)	(6,998)
Net interest income after provision for loan losses	28,797	26,406		26,401	20,110	26,400
Fees and service charges	3,330	3,354		3,427	3,316	3,458
Loan servicing fees	1,255	1,202		1,108	1,046	1,058
Gain on sales of loans	2,095	2,138		2,618	1,964	1,828
Other non-interest income	1,034	960		1,048	1,327	940
Total non-interest income	7,714	7,654		8,201	7,653	7,284
Total non-interest expense	25,387	25,254		24,130	23,196	21,403
Income before income tax expense	11,124	8,806		10,472	4,567	12,281
Income tax expense	2,888	4,402	(1)	4,122	1,611	4,902
Net income	8,236	4,404		6,350	2,956	7,379
Preferred stock dividends and discount	0	0		0	(108)	(1,710)
Net income available to common shareholders	$8,236	4,404		6,350	2,848	5,669

Basic earnings per common share	$1.89	1.04		1.52	0.69	1.40
Diluted earnings per common share	1.71	0.90		1.34	0.61	1.23

(1) Relates to the decrease in the Company’s net deferred tax asset as a result of the reduction in the corporate federal tax rate from 34% to 21% in the fourth quarter of 2017.

Selected Financial Condition Data:	December 31,
(Dollars in thousands, except per share data)	2018	2017	2016	2015	2014
Total assets	$712,315	722,685	682,023	643,161	577,426
Securities available for sale	79,980	77,472	78,477	111,974	137,834
Loans held for sale	3,444	1,837	2,009	3,779	2,076
Loans receivable, net	586,688	585,931	551,171	463,185	365,113
Deposits	623,352	635,601	592,811	559,387	496,750
Federal Home Loan Bank advances and other borrowings	0	0	7,000	9,000	0
Stockholders’ equity	83,147	80,818	75,919	69,645	76,013
Book value per common share	17.19	17.97	16.91	15.54	14.77

Number of full service offices	14	13	13	13	11
Number of loan origination offices	2	3	3	3	2

Key Ratios: (2)
Stockholders’ equity to total assets at year end	11.67%	11.18%	11.13%	10.83%	13.16%
Average stockholders’ equity to average assets	11.52	11.43	11.07	11.70	13.25
Return on stockholders’ equity (ratio of net income to average equity)	9.88	5.52	8.71	4.27	9.12
Return on assets (ratio of net income to average assets)	1.14	0.63	0.96	0.50	1.21

(2) Average balances were calculated based upon amortized cost without the market value impact of ASC 320.

See accompanying notes to consolidated financial statements.

MANAGEMENT DISCUSSION AND ANALYSIS

This Annual Report, other reports filed by the Company with the Securities and Exchange Commission (SEC), and the HMN Financial, Inc.'s (HMN or the Company) proxy statement may contain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are often identified by such forward-looking terminology as “expect,” “intend,” “look,” “believe,” “anticipate,” “estimate,” “project,” “seek,” “may,” “will,” “would,” “could,” “should,” “trend,” “target,” and “goal” or similar statements or variations of such terms and include, but are not limited to, those relating to growing our core deposit relationships and loan balances, enhancing the financial performance of our core banking operations, maintaining credit quality, reducing non-performing assets, and generating improved financial results (including profitability); the adequacy and amount of liquidity and capital resources available to the Home Federal Savings Bank (the Bank); the Company’s liquidity and capital requirements; our expectations for core capital and our strategies and potential strategies for maintenance thereof; changes in loan production; changes in the size of the Bank’s loan portfolio; the amount of the Bank’s non-performing assets and the appropriateness of the allowance therefor; anticipated future levels of the provision for loan losses; future losses on non-performing assets; the amount and composition of interest-earning assets; the amount of yield enhancements relating to non-accruing and purchased loans; the amount and composition of non-interest and interest-bearing liabilities; the availability of alternate funding sources; the payment of dividends by HMN; the future outlook for the Company; the amount of deposits that will be withdrawn from checking and money market accounts and how any withdrawn deposits will be replaced and priced; the projected changes in net interest income based on rate shocks; the range that interest rates may fluctuate over the next twelve months; the net market risk of interest rate shocks; the future outlook for the issuer of the trust preferred securities held by the Bank; the ability of the Bank to pay dividends to HMN; the ability to remain well capitalized; the impact of new accounting pronouncements; and compliance by the Bank with regulatory standards generally (including the Bank’s status as “well-capitalized”) and other supervisory directives or requirements to which the Company or the Bank are or may become expressly subject, specifically, and possible responses of the Office of the Comptroller of the Currency (OCC), Board of Governors of the Federal Reserve System (FRB), the Bank, and the Company to any failure to comply with any such regulatory standard, directive or requirement.

A number of factors could cause actual results to differ materially from the Company’s assumptions and expectations. These include but are not limited to the adequacy and marketability of real estate and other collateral securing loans to borrowers; federal and state regulation and enforcement; possible legislative and regulatory changes, including changes to regulatory capital rules; the ability of the Bank to comply with other applicable regulatory capital requirements; enforcement activity of the OCC and FRB in the event of our non-compliance with any applicable regulatory standard or requirement; adverse economic, business and competitive developments such as shrinking interest margins, reduced collateral values, deposit outflows, changes in credit or other risks posed by the Company’s loan and investment portfolios; changes in costs associated with traditional and alternate funding sources, including changes in collateral advance rates and policies of the Federal Home Loan Bank (FHLB); technological, computer-related or operational difficulties, including those from any third party cyberattack; results of litigation; reduced demand for financial services and loan products; changes in accounting policies and guidelines, or monetary and fiscal policies of the federal government or tax laws; international economic developments; the Company’s access to and adverse changes in securities markets; the market for credit related assets; the future operating results, financial condition, cash flow requirements and capital spending priorities of the Company and the Bank; the availability of internal and, as required, external sources of funding; our ability to attract and retain employees; or other significant uncertainties. Additional factors that may cause actual results to differ from the Company’s assumptions and expectations include those set forth in the Company’s most recent filing on Forms 10-K and 10-Q with the SEC. All forward-looking statements are qualified by, and should be considered in conjunction with, such cautionary statements. For additional discussion of the risks and uncertainties applicable to the Company, see the “Risk Factors” sections of the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

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

Allowance for Loan Losses and Related Provision

The allowance for loan losses is based on periodic analysis of the loan portfolio and is maintained at an amount considered to be appropriate by management to provide for probable losses inherent in the loan portfolio as of the balance sheet dates. In this analysis, management considers factors including, but not limited to, specific occurrences of loan impairment, actual and anticipated changes in the size of the portfolios, national and regional economic conditions such as unemployment data, loan delinquencies, local economic conditions, demand for single family homes, demand for commercial real estate and building lots, loan portfolio composition, historical loss experience and observations made by the Company's ongoing internal audit and regulatory exam processes. Loans are charged off to the extent they are deemed to be uncollectible. The Company has established separate processes to determine the appropriateness of the loan loss allowance for its homogeneous and non-homogeneous loan portfolios. The determination of the allowance on the homogeneous single family and consumer loan portfolios is calculated on a pooled basis with individual determination of the allowance for all non-performing loans. The determination of the allowance for the non-homogeneous commercial, commercial real estate and multi-family loan portfolios involves assigning standardized risk ratings and loss factors that are periodically reviewed. The loss factors are estimated based on the Company's own loss experience and are assigned to all loans without identified credit weaknesses. For each non-performing loan, the Company also performs an individual analysis of impairment that is based on the expected cash flows or the value of the assets collateralizing the loans and establishes any necessary reserves or charges off all loans, or portions thereof, that are deemed uncollectible.

The appropriateness of the allowance for loan losses is dependent upon management’s estimates of variables affecting valuation, appraisals of collateral, evaluations of performance and status, and the amounts and timing of future cash flows expected to be received on impaired loans. Such estimates, appraisals, evaluations and cash flows may be subject to adjustments due to changing economic prospects of borrowers or properties. The fair market value of collateral dependent loans are typically based on the appraised value of the property less estimated selling costs. The estimates are reviewed periodically and any adjustments are recorded in the provision for loan losses in the periods in which the adjustments become known. Because of the size of some loans, changes in estimates can have a significant impact on the loan loss provision. The allowance is allocated to individual loan categories based upon the relative risk characteristics of the loan portfolios and the actual loss experience. The Company increases its allowance for loan losses by charging the provision for loan losses against income and by receiving recoveries of previously charged off loans. The Company decreases its allowance by crediting the provision for loan losses and recording loan charge offs. The current year activity in the allowance resulted in a credit to the loan loss provision. The methodology for establishing the allowance for loan losses takes into consideration probable losses that have been identified in connection with specific loans as well as losses in the loan portfolio that have not been specifically identified. Although management believes that based on current conditions the allowance for loan losses is maintained at an appropriate amount to provide for probable loan losses inherent in the portfolio as of the balance sheet dates, future conditions may differ substantially from those anticipated in determining the allowance for loan losses and adjustments may be required in the future.

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

The Company maintains significant net deferred tax assets for deductible temporary differences, the largest of which relates to the allowance for loan and real estate losses. For tax purposes only the net charge-offs are deductible while the entire provision for loan losses is used to determine book income. A deferred tax asset is created because of the timing difference of when the expense is recognized for book and tax purposes. Under generally accepted accounting principles, a valuation allowance is required to be recognized if it is “more likely than not” that the deferred tax asset will not be realized. The determination of the realizability of the deferred tax assets is highly subjective and dependent upon management’s judgment and evaluation of both positive and negative evidence, including the forecasts of future income, tax planning strategies, and assessments of the current and future economic and business conditions. The positive evidence considered includes the Company’s cumulative net income in the prior three year period, the ability to implement tax planning strategies to accelerate taxable income recognition, and the probability that taxable income will be generated in future periods. The Company could not currently identify any negative evidence. It is possible that future conditions may differ substantially from those anticipated in determining that no valuation allowance was required on deferred tax assets and adjustments may be required in the future.

Determining the ultimate settlement of any tax position requires significant estimates and judgments in arriving at the amount of tax benefits to be recognized in the financial statements. It is possible that the tax benefits realized upon the ultimate resolution of a tax position may result in tax benefits that are significantly different from those estimated.

Results of Operations

Comparison of 2018 with 2017

Net income was $8.2 million for 2018, an increase of $3.8 million, or 87.0%, compared to net income of $4.4 million for 2017. Diluted earnings per share for the year ended December 31, 2018 was $1.71, an increase of $0.81 per share compared to diluted earnings per share of $0.90 for the year ended December 31, 2017. The increase in net income for 2018 is due primarily to a $2.2 million increase in net interest income and a $1.5 million decrease in income tax expense between the periods. Net interest income increased primarily because of the higher interest income earned on loans and cash balances as a result of the 100 basis point increase in the federal funds rate between the periods. The decrease in income tax expense is primarily because of the enactment of the Tax Cuts and Jobs Act on December 22, 2017 which required the Company to record $1.1 million in additional income tax expense in the fourth quarter of 2017 and reduced the Company’s federal income tax rate in 2018.

Net Interest Income

Net interest income was $28.1 million for 2018, an increase of $2.2 million, or 8.8%, from $25.9 million for the same period of 2017. Interest income was $30.4 million for 2018, an increase of $2.7 million, or 9.8%, from $27.7 million for the same period of 2017. Interest income increased primarily because of the higher interest amounts earned on loans and cash balances as a result of the 100 basis point increase in the federal funds rate between the periods and a $27.9 million increase in the average interest-earning assets held between the periods. Interest income also increased $0.5 million because of a change in the amount of yield enhancements recognized on purchased and non-accruing loans between the periods. The average yield earned on interest-earning assets was 4.35% for 2018, an increase of 22 basis points from 4.13% for 2017. The average yield earned on interest-earning assets increased 8 basis points as a result of the change in yield enhancements recognized between the periods.

Interest expense was $2.2 million for 2018, an increase of $0.4 million, or 24.3%, from $1.8 million for 2017. The average interest rate paid on non-interest and interest-bearing liabilities was 0.35% for 2018, an increase of 6 basis points from 0.29% paid in 2017. The increase in the interest paid on non-interest and interest-bearing liabilities was primarily because of the 100 basis point increase in the federal funds rate which increased the cost of deposits between the periods and a $22.5 million increase in the average non-interest and interest-bearing liabilities held between the periods.

The following table presents the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. Non-accruing loans have been included in the average outstanding loan balance in the table as loans carrying a zero yield.

	Year Ended December 31,
	2018			2017			2016
(Dollars in thousands)	Average Outstanding Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Average Yield/ Rate
Interest-earning assets:
Securities available for sale:
Mortgage-backed and related securities	$8,550	197	2.30%	$2,524	57	2.26%	$1,631	58	3.56%
Other marketable securities	70,827	1,138	1.61	74,035	1,103	1.49	84,528	1,289	1.52
Loans held for sale	1,765	89	5.04	1,905	94	4.93	3,046	126	4.14
Loans receivable, net(1) (2)	586,664	28,446	4.85	573,894	26,274	4.58	513,974	25,774	5.01
FHLB stock	861	27	3.14	874	12	1.37	770	6	0.78
Other, including cash equivalents	29,706	484	1.63	17,214	140	0.81	23,337	96	0.41
Total interest-earning assets	$698,373	30,381	4.35	$670,446	27,680	4.13	$627,286	27,349	4.36

Interest-bearing liabilities:
Checking accounts	$86,750	62	0.07%	$87,416	77	0.09%	$85,440	50	0.06%
Passbooks	77,630	61	0.08	76,592	63	0.08	71,728	62	0.09
Money market accounts	199,202	865	0.43	179,675	560	0.31	164,522	366	0.22
Certificate accounts	114,243	1,243	1.09	106,006	770	0.73	100,942	524	0.52
FHLB advances and other borrowings	140	2	1.71	6,335	327	5.16	9,374	591	6.30
Total interest-bearing liabilities	$477,965			$456,024			$432,006
Noninterest checking	156,482			156,149			145,450
Other noninterest-bearing liabilities	1,534			1,279			1,434
Total interest-bearing liabilities and noninterest-bearing deposits	$635,981	2,233	0.35%	$613,452	1,797	0.29%	$578,890	1,593	0.28%
Net interest income		28,148			25,883			25,756
Net interest rate spread			4.00%			3.84%			4.08%
Net earning assets	$62,392			$56,994			$48,396
Net interest margin			4.03%			3.86%			4.11%
Average interest-earning assets to average interest-bearing liabilities and noninterest-bearing deposits		109.81%			109.29%			108.36%

(1) Tax exempt income was not material; therefore, the yield was not presented on a tax equivalent basis for any of the years presented.

(2) Calculated net of deferred loan costs, loan discounts, loans in process and loss reserves.

Net interest margin for 2018 was 4.03%, an increase of 17 basis points, compared to 3.86% for 2017. The increase in the net interest margin is primarily related to the increase in interest income which is primarily due to the increase in the average yields earned on the average interest-earning assets held between the periods. Average net earning assets increased from $57.0 million in 2017 to $62.4 million in 2018. The $5.4 million increase in the net earning assets in 2018 is due primarily to the net income earned in 2018 that was partially offset by the purchase of fixed assets and warrants.

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

	Year Ended December 31,
	2018 vs. 2017			2017 vs. 2016
	Increase (Decrease) Due to			Increase (Decrease) Due to
(Dollars in thousands)	Volume (1)	Rate(1)	Total Increase (Decrease)	Volume (1)	Rate(1)	Total Increase (Decrease)
Interest-earning assets:
Securities available for sale:
Mortgage-backed and related securities	$136	4	140	32	(33)	(1)
Other marketable securities	(48)	83	35	(160)	(26)	(186)
Loans held for sale	(7)	2	(5)	(47)	15	(32)
Loans receivable, net	806	1,366	2,172	3,091	(2,591)	500
Cash equivalents	102	242	344	(25)	69	44
FHLB stock	0	15	15	1	5	6
Total interest-earning assets	$989	1,712	2,701	2,892	(2,561)	331
Interest-bearing liabilities:
Checking accounts	$6	(21)	(15)	3	24	27
Passbooks	0	(2)	(2)	4	(3)	1
Money market accounts	37	268	305	39	155	194
Certificates of deposit	79	394	473	77	169	246
FHLB advances and other borrowings	(325)	0	(325)	(275)	11	(264)
Total interest-bearing liabilities	$(203)	639	436	(152)	356	204
Increase (decrease) in net interest income	$1,192	1,073	2,265	3,044	(2,917)	127

(1)	For purposes of this table, changes attributable to both rate and volume which cannot be segregated have been allocated proportionately to the change due to volume and the change due to rate.

The following table sets forth the weighted average yields on the Company's interest-earning assets, the weighted average interest rates on interest-bearing liabilities and the interest rate spread between the weighted average yields and rates as of the date indicated. Non-accruing loans have been included in the average outstanding loan balances in the table as loans carrying a zero yield.

At December 31, 2018
Weighted average yield on:		Weighted average rate on:
Securities available for sale:
Mortgage-backed and related securities	2.27%	Checking accounts	0.10%
Other marketable securities	1.63	Passbooks	0.08
Loans held for sale	5.12	Money market accounts	0.56
Loans receivable, net	4.90	Certificates of deposit	1.32
FHLB stock	3.25	Combined weighted average rate on interest-bearing liabilities	0.43
Other interest-earnings assets	1.88	Interest rate spread	4.02
Combined weighted average yield on interest-earning assets	4.45

Provision for Loan Losses

The provision for loan losses was ($0.6) million for the year ended December 31, 2018, a decrease of $0.1 million, from ($0.5) million for the year ended December 31, 2017. The provision for loan losses decreased between the periods primarily because of the improved credit quality of the loan portfolio and the payoff of certain non-performing commercial loans which resulted in a decrease in the reserves required between the periods.

A reconciliation of the allowance for loan losses for 2018 and 2017 is summarized as follows:

(Dollars in thousands)	2018	2017
Balance beginning of period	$9,311	$9,903
Provision	(649)	(523)
Charge offs:
Commercial business	(270)	(311)
Commercial real estate	0	(50)
Consumer	(226)	(288)
Single family	(24)	(6)
Recoveries	544	586
Balance at December 31,	$8,686	$9,311

Allocated to:
General allowance	$7,892	8,238
Specific allowance	794	1,073
	$8,686	9,311

Non-Interest Income

Non-interest income was $7.7 million for the year ended December 31, 2018, the same as for the year ended December 31, 2017. The following table presents the components of non-interest income:

	Year ended December 31,			Percentage Increase (Decrease)
(Dollars in thousands)	2018	2017	2016	2018/2017	2017/2016
Fees and service charges	$3,330	3,354	3,427	(0.7)%	(2.1)%
Loan servicing fees	1,255	1,202	1,108	4.4	8.5
Gain on sales of loans	2,095	2,138	2,618	(2.0)	(18.3)
Other non-interest income	1,034	960	1,048	7.7	(8.4)
Total non-interest income	$7,714	7,654	8,201	0.8	(6.7)

Other non-interest income increased $0.1 million primarily because of an increase in the revenue earned on the sale of uninsured investment products between the periods. Loan servicing fees increased $0.1 million between the periods due to an increase in the single family loans being serviced. These increases in non-interest income were offset by a decrease in the gain on sales of loans due to a decrease in single family loan originations and sales between the periods. Fees and service charges decreased slightly between the periods primarily because of a decrease in overdraft fees.

Non-Interest Expense

Non-interest expense was $25.4 million for the year ended December 31, 2018, an increase of $0.1 million, or 0.5%, from $25.3 million for the year ended December 31, 2017. The following table presents the components of non-interest expense:

	Year ended December 31,			Percentage Increase (Decrease)
(Dollars in thousands)	2018	2017	2016	2018/2017	2017/2016
Compensation and benefits	$14,728	15,007	14,764	(1.9)%	1.6%
Occupancy and equipment	4,304	4,068	4,041	5.8	0.7
Data processing	1,270	1,106	1,161	14.8	(4.7)
Professional services	1,137	1,285	1,257	(11.5)	2.2
Other	3,948	3,788	2,907	4.2	30.3
Total non-interest expense	$25,387	25,254	24,130	0.5	4.7

Occupancy and equipment expense increased $0.2 million because of increases in depreciation and real estate tax expenses. Data processing costs increased $0.2 million primarily because of an increase in mobile and on-line banking costs between the periods. Other non-interest expense increased $0.2 million between the periods due to an increase in the fraud losses incurred on deposit accounts and an increase in deposit insurance rates. These increases in non-interest expense were partially offset by a $0.3 million decrease in compensation and benefits expense primarily because of a decrease in employees between the periods. Professional services expense decreased $0.2 million between the periods primarily because of a decrease in legal expenses.

Income Taxes

The Company considers the calculation of current and deferred income taxes to be a critical accounting policy that is subject to significant estimates. Income tax expense was $2.9 million for the year ended December 31, 2018, a decrease of $1.5 million, from $4.4 million for the year ended December 31, 2017. The decrease in income tax expense is due primarily to the enactment of the Tax Cuts and Jobs Act on December 22, 2017 which required the Company to record $1.1 million in additional income tax expense in the fourth quarter of 2017 and reduced the Company’s federal income tax rate in 2018.

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

Interest expense was $1.8 million for 2017, an increase of $0.2 million, or 12.8%, compared to $1.6 million for 2016. The average interest rate paid on non-interest and interest-bearing liabilities was 0.29% for 2017, an increase of 1 basis point from 0.28% for 2016. The average rate paid increased between the periods due to an increase in the rates paid on certain money market and certificate of deposit accounts. This increase was partially offset by a decrease in the interest paid on other borrowings due to a decrease in the average borrowings outstanding between the periods. While the average non-interest and interest-bearing liabilities increased $34.6 million between the periods, the average amount held in lower rate checking, savings, and money market accounts increased $10.4 million, the average amount held in higher rate premium money market accounts increased $22.5 million, and the average amount held in higher rate borrowings and certificates of deposit increased $1.7 million between the periods.

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

Financial Condition

Loans Receivable, Net

The following table sets forth the information on the Company's loan portfolio in dollar amounts and percentages before deductions for deferred costs/fees and discounts and the allowance for losses as of the dates indicated:

			December 31,
	2018		2017		2016		2015		2014
(Dollars in thousands)	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
Real Estate Loans:
Single family	$110,698	18.61%	$107,005	17.99%	$103,255	18.41%	$90,945	19.24%	$69,841	18.70%
Multi-family	50,150	8.43	28,649	4.81	36,777	6.56	12,324	2.61	15,700	4.20
Commercial	257,036	43.21	259,024	43.55	230,955	41.18	196,926	41.65	163,365	43.73
Construction or development	28,944	4.87	46,444	7.81	31,348	5.59	38,103	8.05	12,603	3.37
Total real estate loans	446,828	75.12	441,122	74.16	402,335	71.74	338,298	71.55	261,509	70.00
Other Loans:
Consumer Loans:
Automobile	2,483	0.42	2,894	0.49	3,036	0.54	2,885	0.61	1,124	0.30
Home equity line	32,273	5.42	36,869	6.20	40,476	7.22	38,980	8.24	36,832	9.86
Home equity	16,733	2.81	15,823	2.66	16,302	2.91	14,782	3.13	12,420	3.33
Recreational vehicles	16,226	2.73	13,181	2.21	7,553	1.35	2,650	0.56	0	0.00
Other	4,817	0.81	5,000	0.84	5,916	1.05	5,118	1.08	4,549	1.22
Total consumer loans	72,532	12.19	73,767	12.40	73,283	13.07	64,415	13.62	54,925	14.71
Commercial business loans	75,496	12.69	79,909	13.44	85,176	15.19	70,106	14.83	57,122	15.29
Total other loans	148,028	24.88	153,676	25.84	158,459	28.26	134,521	28.45	112,047	30.00
Total loans	$594,856	100.00%	$594,798	100.00%	$560,794	100.00%	$472,819	100.00%	$373,556	100.00%
Less:
Unamortized discounts	17		19		20		16		14
Net deferred loan (costs) fees	(535)		(463)		(300)		(91)		97
Allowance for losses	8,686		9,311		9,903		9,709		8,332
Total loans receivable, net	$586,688		$585,931		$551,171		$463,185		$365,113

The limited growth in the loan portfolio in 2018 was primarily because the loan originations during the year were almost entirely offset by loan prepayments. Based on current economic conditions and the projected loan origination and prepayment amounts, it is anticipated that our overall loan portfolio growth will be limited in 2019.

Single family real estate loans were $110.7 million at December 31, 2018, an increase of $3.7 million, compared to $107.0 million at December 31, 2017. The single family loan portfolio increased in 2018 due to an increased emphasis on originating shorter term and adjustable rate mortgage loans that were placed into the portfolio. The majority of the longer term mortgage loans that were originated during the year were sold into the secondary market and were not placed in the loan portfolio in order to manage the Company’s interest rate risk position.

Multi-family real estate loans were $50.2 million at December 31, 2018, an increase of $21.6 million, compared to $28.6 million at December 31, 2017. The increase in multi-family real estate loans in 2018 is primarily due to loans transferred into this loan category from the construction loan category due to the completion of construction phase of the project.

Commercial real estate loans were $257.0 million at December 31, 2018, a decrease of $2.0 million, compared to $259.0 million at December 31, 2017. Commercial business loans were $75.5 million at December 31, 2018, a decrease of $4.4 million, compared to $79.9 million at December 31, 2017. The decrease in commercial real estate and commercial business loans in 2018 is because loan payoffs exceeded loan originations during the year with some of the payoffs related to the Bank’s initiative to improve the credit quality of the loan portfolio.

Construction or development loans were $28.9 million at December 31, 2018, a decrease of $17.5 million, compared to $46.4 million at December 31, 2017. The decrease in construction loans is primarily related to the $29.7 million of construction loans on projects that were completed during the year that were moved to a permanent loan classification. An additional $14.0 million in construction loans were paid off during the year. These decreases in construction loans were partially offset by $20.7 million in newly originated construction loans and $5.5 million in advances on previously originated construction loans.

Home equity lines of credit were $32.3 million at December 31, 2018, a decrease of $4.6 million, compared to $36.9 million at December 31, 2017. The open-end home equity lines are generally written with an adjustable rate and a ten year draw period which requires interest only payments followed by a ten year repayment period which fully amortizes the outstanding balance. Home equity loans were $16.7 million at December 31, 2018, an increase of $0.9 million, compared to $15.8 million at December 31, 2017. Closed-end home equity loans are written with fixed or adjustable rates with terms up to fifteen years. The change in the open-end equity lines and closed-end equity loans is primarily the result of an increase in the payoffs of open-ended home equity lines of credit. The increased payoffs are the result of borrowers continued preference to obtain a fixed rate closed-equity loan or to refinance their first mortgage and roll their outstanding open-end equity loan balances into their new home loan.

Recreational vehicle loans were $16.2 million at December 31, 2018, an increase of $3.0 million, compared to $13.2 million at December 31, 2017. These loans have been made primarily to finance the recreational vehicle sales of a single dealer within the Bank’s market area and the increase in the balance between the periods is due to loan originations exceeded principal repayments during 2018.

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

The allowance for loan losses was $8.7 million, or 1.46% of gross loans at December 31, 2018, compared to $9.3 million, or 1.57% of gross loans at December 31, 2017. The allowance for loan losses decreased primarily because of the improved credit quality of the loan portfolio and the payoff of certain non-performing commercial loans which resulted in a decrease in the reserves required between the periods.

The following table reflects the activity in the allowance for loan losses and selected statistics:

	December 31,
(Dollars in thousands)	2018	2017	2016	2015	2014
Balance at beginning of year	$9,311	9,903	9,709	8,332	11,401
Provision for losses	(649)	(523)	(645)	(164)	(6,998)
Charge-offs:
Single family	(24)	(6)	(66)	(19)	(92)
Commercial real estate	0	(50)	(67)	0	(936)
Consumer	(226)	(288)	(108)	(105)	(131)
Commercial business	(270)	(311)	(180)	(69)	(55)
Recoveries	544	586	1,260	1,734	5,143
Net recoveries (charge-offs)	24	(69)	839	1,541	3,929
Balance at end of year	$8,686	9,311	9,903	9,709	8,332
Year end allowance for loan losses as a percent of year end gross loan balance	1.46%	1.57%	1.77%	2.05%	2.23%
Ratio of net loan recoveries (charge-offs) to average loans outstanding	0.00	(0.01)	0.16	0.36	1.02
Allowance as a percent of total assets at year end	1.22	1.29	1.45	1.51	1.44

The following table reflects the allocation of the allowance for loan losses:

	December 31,
	2018		2017		2016		2015		2014
	Allocated Allowance as a % of Loan Category	Percent of Loans in Each Category to Total Loans	Allocated Allowance as a % of Loan Category	Percent of Loans in Each Category to Total Loans	Allocated Allowance as a % of Loan Category	Percent of Loans in Each Category to Total Loans	Allocated Allowance as a % of Loan Category	Percent of Loans in Each Category to Total Loans	Allocated Allowance as a % of Loan Category	Percent of Loans in Each Category to Total Loans
Single family	0.75%	18.61%	0.84%	17.99%	1.15%	18.41%	1.09%	19.24%	1.57%	18.70%
Commercial real estate	1.45	56.51	1.52	56.17	1.66	53.33	2.46	52.31	2.62	51.30
Consumer	2.24	12.19	2.21	12.40	2.20	13.07	1.86	13.62	1.84	14.71
Commercial business	1.80	12.69	2.14	13.44	2.53	15.19	2.05	14.83	2.11	15.29
Total	1.46	100.00%	1.57	100.00%	1.77	100.00%	2.05	100.00%	2.23	100.00%

The allocated allowance percentages for single family, commercial business and commercial real estate loans decreased in 2018 primarily because of an improvement in the credit quality of the loans held in these portfolios. The allocation of the allowance for loan losses for consumer loans increased due to changes in the types of loans held between the periods.

Allowance for Real Estate Losses

Real estate properties acquired or expected to be acquired through loan foreclosures are initially recorded at fair value less estimated selling costs. Management periodically performs valuations and an allowance for losses is established if the carrying value of a property exceeds its fair value less estimated selling costs. There was no allowance for real estate losses at December 31, 2018 or December 31, 2017.

Non-performing Assets

Loans are reviewed at least quarterly and if the collectability of any loan is doubtful, it is placed on non-accrual status. Loans are placed on non-accrual status when either principal or interest is 90 days or more past due, unless, in the judgment of management, the loan is well collateralized and in the process of collection. Interest accrued and unpaid at the time a loan is placed on non-accrual status is charged against interest income. Subsequent payments are either applied to the outstanding principal balance or recorded as interest income, depending on the assessment of the ultimate collectability of the loan. Restructured loans include the Bank's troubled debt restructurings (TDRs) that involved forgiving a portion of interest or principal or making a loan at a rate materially less than the market rate to borrowers whose financial condition has deteriorated. Foreclosed and repossessed assets include assets acquired in settlement of loans. Total non-performing assets were $3.1 million at December 31, 2018, a decrease of $0.7 million, or 18.0%, from $3.8 million at December 31, 2017. Non-performing loans decreased $0.5 million and foreclosed and repossessed assets decreased $0.2 million between the periods. The following table sets forth the amounts and categories of non-performing assets (non-accrual loans and foreclosed and repossessed assets) in the Company’s portfolio:

	December 31,
(Dollars in thousands)	2018	2017	2016	2015	2014
Non-performing loans:
Single family	$730	949	916	1,655	1,564
Commercial real estate	1,311	1,364	1,384	1,694	8,750
Consumer	489	553	630	786	486
Commercial business	148	278	343	46	120
Total	2,678	3,144	3,273	4,181	10,920
Foreclosed and repossessed assets:
Single family	0	0	0	48	50
Commercial real estate	414	627	611	1,997	3,053
Consumer	0	0	16	0	0
Total	414	627	627	2,045	3,103
Total non-performing assets	$3,092	3,771	3,900	6,226	14,023
Total as a percentage of total assets	0.43%	0.52%	0.57%	0.97%	2.43%
Total non-performing loans	$2,678	$3,144	$3,273	$4,181	$10,920
Total as a percentage of total loans receivable, net	0.46%	0.54%	0.59%	0.90%	2.99%
Allowance for loan losses to non-performing loans	324.27%	296.11%	302.56%	232.22%	76.30%

Gross interest income which would have been recorded had the non-accruing loans been current in accordance with their original terms amounted to $0.3 million for the years ended December 31, 2018 and 2017, and $0.6 million for the year ended December 31, 2016. The amounts that were included in interest income on a cash basis for these loans were $0.1 million, $0.1 million and $0.4 million, respectively.

At December 31, 2018, 2017 and 2016, there were loans included in loans receivable, net, with terms that had been modified in a TDR totaling $2.5 million, $3.0 million and $3.3 million, respectively. Had the loans performed in accordance with their original terms throughout 2018, 2017 and 2016, the Company would have recorded gross interest income of $0.3 million, $0.4 million and $0.6 million, respectively. During 2018, 2017 and 2016 the Company recorded gross interest income of $0.2 million, $0.2 million and $0.4 million, respectively.

For the loans that were modified in 2018, $0.4 million were classified and performing and $1.2 million were non-performing at December 31, 2018. The decrease in TDRs in 2018 relates primarily to several retail consumer TDRs that were paid or charged off during the year, as well as one commercial business loan that was charged off. Of the loans that were modified in 2018 and outstanding at December 31, 2018, $1.1 million related to loans secured by commercial real estate, $0.4 million related to first or second mortgages on single family properties and the remaining modifications related to other consumer or commercial business loans.

For the loans that were modified in 2017, $0.6 million were classified and performing and $0.4 million were non-performing at December 31, 2017. The decrease in TDRs in 2017 related primarily to one commercial relationship totaling $0.5 million that had performed according to the restructured terms and met the criteria to be upgraded to non-TDR status during the year. Of the loans that were modified in 2017 and outstanding at December 31, 2017, $0.8 million related to loans secured by first or second mortgages on single family properties and the remaining modifications related to other consumer or commercial business loans.

For the loans that were modified in 2016, $0.2 million were classified and performing and $1.7 million were non-performing at December 31, 2016. The increase in TDRs in 2016 related primarily to one commercial relationship totaling $1.3 million that was downgraded from performing to non-performing status and was restructured during the year. Of the loans that were modified in 2016 and outstanding at December 31, 2016, $1.3 million related to loans secured by commercial real estate, $0.4 million related to first or second mortgages on single family properties and the remaining modifications related to other consumer or commercial business loans.

The following table sets forth the amount of TDRs in the Company’s portfolio:

	December 31,
(Dollars in thousands)	2018	2017	2016	2015	2014
Single family	$636	685	448	647	368
Commercial real estate	1,110	1,210	1,774	725	7,956
Consumer	522	758	709	732	571
Commercial business	208	391	369	415	555
Total TDRs	$2,476	3,044	3,300	2,519	9,450

TDRs on accrual status	$1,018	1,129	1,297	1,618	7,414
TDRs on non-accrual status	1,458	1,915	2,003	901	2,036
Total	$2,476	3,044	3,300	2,519	9,450

In addition to the TDRs and the non-performing loans set forth in the previous table of all non-performing assets, the Company may identify other potential problem loans. Potential problem loans are loans that are not in non-performing status, however, there are circumstances present to create doubt as to the ability of the borrower to comply with present repayment terms. The decision of management to include performing loans in potential problem loans does not necessarily mean that the Company expects losses to occur but that management recognized a higher degree of risk associated with these loans. The level of potential problem loans is another predominant factor in determining the relative level of the allowance for loan losses. There were no potential problem loans identified by the Company as of December 31, 2018 or December 31, 2016. There was one potential problem loan relationship totaling $7.5 million identified by the Company as of December 31, 2017. These loans are secured primarily by multi-family properties and other business assets.

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

The primary investing activities are the origination of loans and the purchase of securities. Principal and interest payments on loans and securities, along with the proceeds from the sale of loans held for sale, are the primary sources of cash for the Bank. Additional cash can be obtained by selling securities from the available for sale portfolio or by selling loans or mortgage servicing rights. Unpledged securities could also be pledged and used as collateral for additional borrowings with the FHLB or Federal Reserve Bank of Minneapolis.

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

Cash and cash equivalents at December 31, 2018 were $20.7 million, a decrease of $16.9 million, compared to $37.6 million at December 31, 2017. Net cash provided by operating activities during 2018 was $17.8 million. The Company conducted the following major investing activities during 2018: purchases of securities available for sale and FHLB stock were $5.2 million; principal payments and maturity proceeds received on securities available for sale and FHLB stock were $2.5 million; and the proceeds from the sale of premises and other real estate were $0.4 million. Net loans receivable increased $11.5 million and the Company also purchased premises and equipment of $2.5 million. Net cash used by investing activities during 2018 was $16.3 million. The Company conducted the following major financing activities during 2018: deposits decreased $12.2 million, repaid borrowings of $6.8 million, received proceeds from borrowings of $6.8 million, repurchased outstanding warrants of $6.5 million, customer escrows increased $0.3 million, and recognized excess tax benefits from options exercised of $0.1 million. Net cash used by financing activities was $18.3 million for 2018.

The Bank has certificates of deposits from customers with outstanding balances of $75.7 million that mature during 2019. Based upon past experience, management anticipates that the majority of the deposits will renew for another term. The Company believes that deposits that do not renew will be replaced with deposits from other customers or FHLB advances. Proceeds from the sale of securities could also be used to fund unanticipated outflows of deposits.

The Bank has deposits of $46.8 million in checking and money market accounts of three customers that have individual relationship balances greater than $5.0 million. These funds may be withdrawn at any time, however, management anticipates that the majority of these deposits will remain on deposit with the Bank over the next twelve months. If these deposits are withdrawn, it is anticipated that they would be funded with available cash or replaced with deposits from other customers or FHLB advances. Proceeds from the sale of securities could also be used to fund unanticipated outflows of deposits.

Dividends from the Bank have been the Company’s primary source of cash. The Bank is restricted under applicable federal banking law from paying dividends to the Company without prior notice to and non-objection of the applicable regulator. During 2018, the Bank paid dividends to the Company of $6.0 million and at December 31, 2018, the Company had $1.5 million in cash and other assets that could readily be turned into cash.

The Company’s primary use of cash is the payment of holding company level expenses including the payment of director and management fees, legal expenses and other regulatory costs. The Company plans to continue to fund its liquidity needs through dividends from the Bank, or if deemed prudent, by obtaining external capital.

Contractual Obligations and Commercial Commitments

The Company has certain obligations and commitments to make future payments under existing contracts. At December 31, 2018, the aggregate contractual obligations (excluding bank deposits) and commercial commitments were as follows:

	Payments Due by Period
(Dollars in thousands)	Total	Less than 1 Year	1-3 Years	4-5 Years	More than 5 Years
Contractual Obligations:
Annual rental commitments under non-cancellable operating leases	$4,937	888	1,711	1,653	685
Total contractual obligations	$4,937	888	1,711	1,653	685

	Amount of Commitments Expiring by Period
Other Commercial Commitments:
Commercial lines of credit	$58,222	30,163	16,832	11,227	0
Commitments to lend	18,877	9,181	183	7,538	1,975
Standby letters of credit	2,608	1,819	225	564	0
Total other commercial commitments	$79,707	41,163	17,240	19,329	1,975

Regulatory Capital Requirements

The Company and the Bank are subject to the Basel III regulatory capital requirements. The Basel III requirements, among other things, (i) apply a set of capital requirements to the Bank (the Company is exempt, pursuant to the Small Bank Holding Company Policy Statement (Policy Statement) described below), including requirements relating to common equity as a component of core capital, (ii) implement a “capital conservation buffer” against risk and a higher minimum Tier 1 capital requirement, and (iii) set forth rules for calculating risk-weighted assets for purposes of such requirements. The rules made corresponding revisions to the prompt corrective action framework and include capital ratios and buffer requirements which are fully phased in as of January 1, 2019. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of its assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

The Board of Governors of the Federal Reserve System (FRB) amended its Policy Statement, to exempt small bank holding companies with assets less than $3 billion from the above capital requirements. The Policy Statement was also expanded to include savings and loan holding companies that meet the Policy Statement’s qualitative requirements for exemption. The Company currently meets the qualitative exemption requirements, and therefore, is exempt from the above capital requirements.

Quantitative measures established by regulations to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of common equity Tier 1 capital to risk weighted assets, Tier 1 capital to adjusted total assets, Tier 1 capital to risk weighted assets and total capital to risk weighted assets. The Bank must also maintain a capital conservation buffer composed of common equity Tier 1 capital above its minimum risk-based capital requirements in order to avoid limitations on capital distributions, including dividend payments and certain discretionary bonus payments to executive officers. For 2018, the capital conservation buffer was 1.875%, and in 2019, and for all periods thereafter, the buffer amount increases to 2.50%. Management believes that, as of December 31, 2018, the Bank’s capital ratios were in excess of those quantitative capital ratio standards set forth under the current prompt corrective action regulations, including the capital conservation buffer described above. However, there can be no assurance that the Bank will continue to maintain such status in the future. The Office of the Comptroller of the Currency has extensive discretion in its supervisory and enforcement activities, and can adjust the requirement to be “well-capitalized” in the future. See “Note 17 Regulatory Capital” of the Notes to Consolidated Financial Statements for a table which reflects the Bank’s capital compared to these capital requirements.

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

If the Company raises capital through the issuance of additional shares of common stock or other equity securities, it would dilute the ownership interests of existing stockholders and, if issued at less than the Company’s book value would dilute the per share book value of the Company’s common stock, dilute the Company’s earnings per share and could result in a change of control of the Company and the Bank. New investors may also have rights, preferences and privileges senior to the Company’s current stockholders which may adversely impact the Company’s current stockholders. The Company’s ability to raise additional capital through the issuance of equity securities, if deemed prudent, will depend on, among other factors, conditions in the capital markets at that time, which are outside of the Company’s control, and on the Company’s financial performance and plans. Accordingly, the Company may not be able to raise additional capital, if deemed prudent, on favorable economic terms, or other terms acceptable to it. If the Bank cannot satisfactorily address its capital needs as they arise, the Bank’s ability to maintain or expand its operations, maintain compliance with the regulatory capital requirements, to operate without additional regulatory or other restrictions, and its operating results, could be materially adversely affected.

Dividends

The declaration of dividends is subject to, among other things, the Company's financial condition and results of operations, the Bank's compliance with regulatory capital requirements and other regulatory restrictions, tax considerations, industry standards, economic conditions, anticipated asset growth, general business practices and other factors. The Company has not made any dividend payments to common stockholders during the three year period ending December 31, 2018 but will continue to evaluate the best use of the Company’s capital based on the factors identified above.

Under applicable federal banking laws and regulations, no dividends can be declared or paid by the Bank to the Company without notice to and non-objection from the applicable banking regulator. There is no assurance that the Bank and the Company would satisfy the applicable regulatory requirements necessary to effect any such dividends. The payment of dividends by the Company is dependent upon the Company having adequate cash or other assets that can be converted to cash to pay dividends to its stockholders. Further, any determination as to whether, when and in what amount to declare and pay any such dividends would be subject to the discretion of the board of directors of both the Bank and the Company and would depend on numerous factors including the results of operations, financial conditions, asset growth plans and cash flow requirements of the Company and the Bank.

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

New Accounting Pronouncements

In February 2016, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2016-02, Leases (Topic 842). The amendments in the ASU create Topic 842, Leases, and supersede the lease requirements in Topic 840, Leases. The objective of this ASU is to establish the principles that lessees and lessors shall apply to report useful information to users of financial statements about the amount, timing, and uncertainty of cash flows arising from a lease. The main difference between previous GAAP and this ASU is the recognition of lease assets and lease liabilities by lessees for those leases classified as operating leases under previous GAAP. The amendment requires a lessee to recognize in the statement of financial position a liability to make lease payments (the lease liability) and the right-of-use asset representing its right to use the underlying asset for the lease term. The accounting applied by a lessor is largely unchanged from that applied under previous GAAP. In transition, lessees and lessors are required to recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach. The modified retrospective approach includes a number of optional practical expedients that entities may elect to apply that will, in effect, continue to account for leases that commence before the effective date in accordance with previous GAAP unless the lease is modified. As entities started to implement the new leases standard, many preparers were encountering some unanticipated costs and complexities associated with the modified retrospective transition method, particularly the comparative period reporting requirements. In response to these issues, the FASB in July 2018 issued ASU 2018-11. The amendments in this ASU provide lessors with an additional (and optional) transition method to adopt the new leases standard. Under this new transition method, an entity initially applies the new leases standard at the adoption date and recognizes a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. The amendments in these ASU’s, for public business entities, are effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. The adoption of these ASU’s in the first quarter of 2019 resulted in a $4.5 million right-of-use asset and an offsetting lease payment obligation liability being recorded on January 1, 2019.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The amendments in this ASU affect all entities that measure credit losses on financial instruments including loans, debt securities, trade receivables, net investments in leases, off-balance sheet credit exposures, reinsurance receivables, and any other financial asset that has a contractual right to receive cash that is not specifically excluded. The main objective of this ASU is to provide financial statement users with more decision-useful information about the expected credit losses on financial instruments and other commitments to extend credit held by a reporting entity at each reporting date. To achieve this objective, the amendments in this ASU replace the incurred loss impairment methodology required in current GAAP with a methodology that reflects expected credit losses that requires consideration of a broader range of reasonable and supportable information to estimate credit losses. The amendments in this ASU will affect entities to varying degrees depending on the credit quality of the assets held by the entity, the duration of the assets held, and how the entity applies the current incurred loss methodology. The amendments in this ASU, for public business entities that are filers with the SEC, are effective for fiscal years beginning after December 15, 2019, including interim periods within those annual periods. All entities may adopt the amendments in the ASU early as of the fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Amendments should be applied using a modified retrospective transition method by means of a cumulative-effect adjustment to equity as of the beginning of the period in which the guidance is adopted. Management has accumulated the charge off information necessary to calculate the appropriate life of loan loss percentages for the various loan categories, has identified several key metrics to help identify and project anticipated changes in the credit quality of our loan portfolio upon enactment, and is in the process of evaluating the determination of potential qualitative reserve amounts and the impact that the adoption of this ASU in the first quarter of 2020 will have on the Company’s consolidated financial statements.

In March 2017, the FASB issued ASU 2017-08, Receivables – Nonrefundable Fees and Other Costs (Subtopic 310-20): Premium Amortization on Purchased Callable Debt Securities. The amendments in this ASU shorten the amortization period for certain callable debt securities held at a premium. Specifically, the amendments require the premium to be amortized to the earliest call date. The amendments do not require an accounting change for securities held at a discount, as discounts continue to be amortized to maturity. This ASU is intended to more closely align the amortization period of premiums and discounts to expectations incorporated in market pricing on the underlying securities. In most cases, market participants price securities to the call date that produces the worst yield when the coupon is above current market rates and price securities to maturity when the coupon is below market rates. As a result, the amendments more closely align interest income recorded on bonds held at a premium or a discount with the economics of the underlying instrument. This ASU is intended to reduce diversity in practice and is effective for public business entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018 with early adoption permitted. Upon adoption, the amendments should be applied using a modified retrospective basis through a cumulative-effect adjustment directly to retained earnings as of the beginning of the period of adoption. Additionally, in the period of adoption, an entity should provide disclosures about a change in accounting principles. The adoption of this ASU in the first quarter of 2019 had no impact on the Company’s consolidated financial statements as the Company was already accounting for the premiums and discounts on debt securities in accordance with the requirements of the ASU.

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820), Disclosure Framework – Changes to the Disclosure Requirements for Fair Value Measurement. The Amendments in this ASU apply to all entities that are required, under existing GAAP, to make disclosures about recurring or nonrecurring fair value measurements and modify the disclosure requirements on fair value measurements in Topic 820, Fair Value Measurement, including the consideration of costs and benefits. The ASU removed, modified, and added various disclosure requirements in Topic 820. The amendments also eliminate at a minimum from the phrase an entity shall disclose at a minimum to promote the appropriate exercise of discretion by entities when considering fair value measurement disclosures and to clarify that materiality is an appropriate consideration of entities and their auditor when evaluating disclosure requirements. The amendments in the ASU are effective for all entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. An entity is permitted to early adopt the implementation of any removed or modified disclosures upon issuance of the ASU and delay adoption of the additional disclosures until their effective date. The Company has not opted to early adopt any portion of this ASU and the adoption in the first quarter of 2020 is not anticipated to have a material impact on the Company’s consolidated financial statements.

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

The following table discloses the projected changes in market value to the Company’s interest-earning assets and interest-bearing liabilities based upon incremental 100 basis point changes in interest rates from interest rates in effect on December 31, 2018.

	Market Value
(Dollars in thousands) Basis point change in interest rates	-200	-100	0	+100	+200
Total market-risk sensitive assets	$718,657	706,293	693,894	680,891	667,940
Total market-risk sensitive liabilities	636,787	596,613	560,502	528,934	501,772
Off-balance sheet financial instruments	(342)	(177)	0	9	27
Net market risk	$82,212	109,857	133,392	151,948	166,141
Percentage change from current market value	(38.37)%	(17.64)%	0.00%	13.91%	24.55%

The preceding table was prepared utilizing the following assumptions (the Model Assumptions) regarding prepayment and decay ratios that were determined by management based upon its review of historical prepayment speeds and decay rates. Fixed rate loans were assumed to prepay at annual rates of between 3% and 39%, depending on the note rate and the period to maturity. Adjustable rate mortgages (ARMs) were assumed to prepay at annual rates of between 5% and 54%, depending on the note rate and the period to maturity. Mortgage-backed securities were projected to have prepayments based upon the underlying collateral securing the instrument. All loan prepayments vary based on the note rate and period to maturity of the individual loans. Certificate accounts were assumed not to be withdrawn until maturity. Retail money market demand accounts (MMDAs) and passbook accounts were assumed to decay at annual rates of 1% and 3%, respectively. Retail non-interest checking and negotiable order of withdrawal (NOW) accounts were assumed to decay at annual rates of 9% and 0%, respectively. Commercial non-interest checking and NOW accounts were assumed to decay at annual rates of 27% and 28%, respectively. Commercial MMDAs were assumed to decay at annual rates of between 12% and 32%.

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

Asset/Liability Management

The Company's management reviews the impact that changing interest rates will have on the net interest income projected for the twelve months following December 31, 2018 to determine if its current level of interest rate risk is acceptable. The following table projects the estimated impact on net interest income during the twelve month period ending December 31, 2019 of immediate interest rate changes called rate shocks:

(Dollars in thousands)
Rate Shock in Basis Points	Net Interest Change	Percent Change
+200	$2,238	7.72%
+100	1,121	3.87
0	0	0.00
-100	(1,275)	(4.40)
-200	(2,851)	(9.83)

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

In an attempt to manage its exposure to changes in interest rates, management closely monitors interest rate risk. The Company has an Asset/Liability Committee that meets frequently to discuss changes in the interest rate risk position and projected profitability. The Committee makes adjustments to the asset/liability position of the Bank that are reviewed by the Board of Directors of the Bank. This Committee also reviews the Bank's portfolio, formulates investment strategies and oversees the timing and implementation of transactions as intended to assure attainment of the Bank's objectives in an effective manner. In addition, each quarter the Board reviews the Bank's asset/liability position, including simulations of the effect on the Bank's capital of various interest rate scenarios.

In managing its asset/liability composition, the Bank may, at times, depending on the relationship between long-term and short-term interest rates, market conditions and consumer preference, place more emphasis on managing net interest margin than on better matching the interest rate sensitivity of its assets and liabilities in an effort to enhance net interest income. Management believes that the increased net interest income resulting from a mismatch in the maturity of its asset and liability portfolios can, in certain situations, provide high enough returns to justify the increased exposure to sudden and unexpected changes in interest rates.

To the extent consistent with its interest rate spread objectives, the Bank attempts to manage its interest rate risk and has taken a number of steps to restructure its balance sheet in order to better match the maturities of its assets and liabilities. In the past, more long-term fixed rate loans were placed into the single family loan portfolio. In recent years, the Bank has continued to focus its 30 year fixed rate single family residential lending program on loans that are saleable to third parties and generally places only adjustable rate or shorter-term fixed rate loans that meet certain risk characteristics into its loan portfolio. A significant portion of the Bank’s commercial loan production continues to be in adjustable rate loans that reprice every one, two, or three years.

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

Consolidated Balance Sheets

	December 31,	December 31,
(Dollars in thousands)	2018	2017

ASSETS
Cash and cash equivalents	$20,709	37,564
Securities available for sale:
Mortgage-backed and related securities (amortized cost $8,159 and $5,148)	8,023	5,068
Other marketable securities (amortized cost $73,343 and $73,653)	71,957	72,404
	79,980	77,472

Loans held for sale	3,444	1,837
Loans receivable, net	586,688	585,931
Accrued interest receivable	2,356	2,344
Real estate, net	414	627
Federal Home Loan Bank stock, at cost	867	817
Mortgage servicing rights, net	1,855	1,724
Premises and equipment, net	9,635	8,226
Goodwill	802	802
Core deposit intangible, net	255	355
Prepaid expenses and other assets	2,668	1,314
Deferred tax asset, net	2,642	3,672
Total assets	$712,315	722,685

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits	$623,352	635,601
Accrued interest payable	346	146
Customer escrows	1,448	1,147
Accrued expenses and other liabilities	4,022	4,973
Total liabilities	629,168	641,867

Commitments and contingencies
Stockholders’ equity:
Serial-preferred stock ($.01 par value): authorized 500,000 shares; issued 0	0	0
Common stock ($.01 par value): authorized 16,000,000 shares; issued 9,128,662	91	91
Additional paid-in capital	40,090	50,623
Retained earnings, subject to certain restrictions	99,754	91,448
Accumulated other comprehensive loss	(1,096)	(957)
Unearned employee stock ownership plan shares	(1,836)	(2,030)
Treasury stock, at cost 4,292,838 and 4,631,124 shares	(53,856)	(58,357)
Total stockholders’ equity	83,147	80,818
Total liabilities and stockholders’ equity	$712,315	722,685

See accompanying notes to consolidated financial statements.

Consolidated Statements of Comprehensive Income

Years ended December 31 (Dollars in thousands, except per share amounts)	2018	2017	2016
Interest income:
Loans receivable	$28,535	26,368	25,900
Securities available for sale:
Mortgage-backed and related	197	57	58
Other marketable	1,138	1,103	1,289
Other	511	152	102
Total interest income	30,381	27,680	27,349

Interest expense:
Deposits	2,231	1,470	1,002
Federal Home Loan Bank advances and other borrowings	2	327	591
Total interest expense	2,233	1,797	1,593
Net interest income	28,148	25,883	25,756
Provision for loan losses	(649)	(523)	(645)
Net interest income after provision for loan losses	28,797	26,406	26,401

Non-interest income:
Fees and service charges	3,330	3,354	3,427
Loan servicing fees	1,255	1,202	1,108
Gain on sales of loans	2,095	2,138	2,618
Other	1,034	960	1,048
Total non-interest income	7,714	7,654	8,201

Non-interest expense:
Compensation and benefits	14,728	15,007	14,764
Occupancy and equipment	4,304	4,068	4,041
Data processing	1,270	1,106	1,161
Professional services	1,137	1,285	1,257
Other	3,948	3,788	2,907
Total non-interest expense	25,387	25,254	24,130
Income before income tax expense	11,124	8,806	10,472
Income tax expense	2,888	4,402	4,122
Net income	8,236	4,404	6,350
Other comprehensive loss, net of tax	(69)	(137)	(606)
Comprehensive income available to common shareholders	$8,167	4,267	5,744
Basic earnings per common share	$1.89	1.04	1.52
Diluted earnings per common share	$1.71	0.90	1.34

See accompanying notes to consolidated financial statements.

Consolidated Statements of Stockholders’ Equity

						Unearned
					Accumulated	Employee		Total
			Additional		Other	Stock		Stock-
	Preferred	Common	Paid-in	Retained	Comprehensive	Ownership	Treasury	holders’
(Dollars in thousands)	Stock	Stock	Capital	Earnings	(Loss)	Plan	Stock	Equity
Balance, December 31, 2015	$0	91	50,388	80,536	(214)	(2,417)	(58,739)	69,645
Net income				6,350				6,350
Other comprehensive loss					(606)			(606)
Stock compensation expense			79					79
Restricted stock awards			(158)				158	0
Amortization of restricted stock awards			177					177
Earned employee stock ownership plan shares			80			194		274
Balance, December 31, 2016	$0	91	50,566	86,886	(820)	(2,223)	(58,581)	75,919
Net income				4,404				4,404
Other comprehensive income					21			21
Reclassification of certain income tax effects from accumulated other comprehensive income				158	(158)			0
Stock compensation expense			41					41
Restricted stock awards			(278)				278	0
Stock awards withheld for tax withholding							(54)	(54)
Amortization of restricted stock awards			147					147
Earned employee stock ownership plan shares			147			193		340
Balance, December 31, 2017	$0	91	50,623	91,448	(957)	(2,030)	(58,357)	80,818
Net income				8,236				8,236
Other comprehensive loss					(69)			(69)
Reclassification due to adjustments for equity securities as required by ASU 2016-01				70	(70)			0
Stock warrants purchased			(6,453)					(6,453)
Exercise of stock warrants			(4,168)				4,168	0
Exercise of stock options			(145)				145	0
Tax benefits of exercised stock options			64					64
Stock compensation expense			17					17
Restricted stock awards			(188)				188	0
Amortization of restricted stock awards			134					134
Earned employee stock ownership plan shares			206			194		400
Balance, December 31, 2018	$0	91	40,090	99,754	(1,096)	(1,836)	(53,856)	83,147

See accompanying notes to consolidated financial statements.

Consolidated Statements of Cash Flows

Years ended December 31 (Dollars in thousands)	2018	2017	2016
Cash flows from operating activities:
Net income	$8,236	4,404	6,350
Adjustments to reconcile net income to cash provided by operating activities:
Provision for loan losses	(649)	(523)	(645)
Depreciation	1,078	949	850
Amortization of premiums (discounts), net	16	(3)	47
Amortization of deferred loan fees	(260)	(240)	(1,011)
Amortization of core deposit intangible	99	99	92
Amortization of purchased asset fair value adjustments	(70)	(85)	(529)
Amortization of mortgage servicing rights	551	555	601
Capitalized mortgage servicing rights	(682)	(675)	(706)
Deferred income tax expense	1,084	2,105	3,128
Reclassification of certain income tax effects from accumulated other comprehensive loss	0	158	0
Securities losses, net	36	0	10
Loss (gain) on sale of premises	11	(8)	0
Gains on real estate owned, net	(80)	(72)	(596)
Gain on sales of loans	(2,095)	(2,138)	(2,618)
Proceeds from sales of loans held for sale	88,649	90,127	99,121
Disbursements on loans held for sale	(76,489)	(78,751)	(79,783)
Amortization of restricted stock awards	134	147	177
Amortization of unearned ESOP shares	194	193	194
Earned ESOP shares priced above original cost	206	147	80
Stock option compensation expense	17	41	79
(Increase) decrease in accrued interest receivable	(12)	282	(265)
Increase (decrease) in accrued interest payable	200	(91)	(9)
(Increase) decrease in other assets	(1,343)	417	(323)
(Decrease) increase in other liabilities	(1,024)	(62)	999
Other, net	2	67	270
Net cash provided by operating activities	17,809	17,043	25,513
Cash flows from investing activities:
Proceeds from sales of securities available for sale	0	0	20
Principal collected on securities available for sale	1,914	953	1,245
Proceeds collected on maturity of securities available for sale	310	20,100	136,145
Purchases of securities available for sale	(4,888)	(20,035)	(104,968)
Purchase of Federal Home Loan Bank stock	(322)	(3,999)	(1,879)
Redemption of Federal Home Loan Bank stock	272	3,952	1,800
Proceeds from sales of real estate owned	367	309	2,369
Net increase in loans receivable	(11,483)	(43,194)	(89,570)
Acquisition payment (net of cash acquired)	0	0	6,080
Proceeds from sale of premises	0	8	0
Purchases of premises and equipment	(2,497)	(1,011)	(1,607)
Net cash used by investing activities	(16,327)	(42,917)	(50,365)
Cash flows from financing activities:
(Decrease) increase in deposits	(12,249)	42,794	14,468
Warrants purchased	(6,453)	0	0
Stock awards withheld for tax withholding	0	(54)	0
Excess tax benefit from options exercised	64	0	0
Proceeds from borrowings	6,801	99,200	45,000
Repayment of borrowings	(6,801)	(106,200)	(47,000)
Increase in customer escrows	301	137	163
Net cash (used) provided by financing activities	(18,337)	35,877	12,631
(Decrease) increase in cash and cash equivalents	(16,855)	10,003	(12,221)
Cash and cash equivalents, beginning of year	37,564	27,561	39,782
Cash and cash equivalents, end of year	$20,709	37,564	27,561
Supplemental cash flow disclosures:
Cash paid for interest	$2,034	1,887	1,599
Cash paid for income taxes	4,264	1,879	436
Supplemental noncash flow disclosures:
Loans transferred to loans held for sale	11,642	9,211	15,002
Loans held for sale transferred to loans	0	164	0
Transfer of loans to real estate owned, net	74	253	591

See accompanying notes to consolidated financial statements.

Notes to Consolidated Financial Statements

December 31, 2018, 2017 and 2016

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

The Company evaluated subsequent events through the filing date of our annual 10-K with the Securities and Exchange Commission (SEC) on March 8, 2019.

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

Securities Held to Maturity

Securities that the Company has the positive intent and ability to hold to maturity are reported at cost and adjusted for premiums and discounts that are recognized in interest income using the interest method with discounts amortized over the period to maturity and premiums amortized to the earliest call date. Unrealized losses on securities held to maturity reflecting a decline in value judged to be other than temporary are charged to income and a new cost basis is established.

Securities Available for Sale

Securities available for sale consist of securities not classified as trading securities or as securities held to maturity. They include securities that management intends to use as part of its asset/liability strategy or that may be sold in response to changes in interest rates, changes in prepayment risk, or similar factors. Unrealized gains and losses, net of income taxes, are reported as a separate component of stockholders’ equity until realized. Gains and losses on the sale of securities available for sale are determined using the specific identification method and recognized on the trade date. Premiums and discounts are recognized in interest income using the interest method with discounts amortized over the period to maturity and premiums amortized to the earliest call date. Unrealized losses on securities available for sale reflecting a decline in value judged to be other than temporary are charged to income and a new cost basis is established.

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

The allowance for loan losses is based on a periodic analysis of the loan portfolio and is maintained at an amount considered to be appropriate by management to provide for probable losses inherent in the loan portfolio as of the balance sheet dates. In this analysis, management considers factors including, but not limited to, specific occurrences of loan impairment, actual and anticipated changes in the size of the portfolios, national and regional economic conditions (such as unemployment data, loan delinquencies, local economic conditions, demand for single family homes, demand for commercial real estate and building lots), loan portfolio composition, historical loss experience, and observations made by the Company's ongoing internal audit and regulatory exam processes. In connection with the determination of the allowance for loan losses, management obtains independent appraisals for significant properties or other collateral securing classified loans. Appraisals on collateral dependent commercial real estate and commercial business loans are obtained when it is determined that the borrower’s risk profile has deteriorated and the loan is classified as impaired. Subsequent new third party appraisals of properties securing impaired commercial real estate and commercial business loans are prepared at least every two years. For all land development loan types, a new third party appraisal is prepared on an annual basis where current activity is not materially consistent with the assumptions made in the most recent third party appraisal. Non-performing residential and consumer home equity loans and home equity lines may have a third party appraisal or an internal evaluation completed depending on the size of the loan and location of the property. These appraisals, or internal valuations, are generally completed when a residential or consumer home equity loan or home equity line of credit becomes 120 days past due and are typically updated after possession of the property is obtained. Valuations are reviewed on a quarterly basis and adjustments are made to the allowance for loan losses for temporary impairments and charge-offs are taken when the impairment is determined to be permanent. The fair market value of the properties for all loan types are adjusted for estimated selling costs in order to determine the net realizable value of the properties. Loans are charged off to the extent they are deemed to be uncollectible. The appropriateness of the allowance for loan losses is dependent upon management’s estimates of variables affecting valuation, appraisals of collateral, evaluations of performance and status, and the amounts and timing of future cash flows expected to be received on impaired loans. Such estimates, appraisals, evaluations and cash flows may be subject to adjustments due to changing economic prospects of borrowers or properties. The fair market value of collateral dependent loans are typically based on the appraised value of the property less estimated selling costs. The estimates are reviewed periodically and adjustments, if any, are recorded in the provision for loan losses in the periods in which the adjustments become known. The allowance is allocated to individual loan categories based upon the relative risk characteristics of the loan portfolios and the actual loss experience. The Company increases its allowance for loan losses by charging the provision for loan losses against income and decreases its allowance by crediting the provision for loan losses. The methodology for establishing the allowance for loan losses takes into consideration probable losses that have been identified in connection with specific loans as well as losses in the loan portfolio that have not been specifically identified.

Interest income is recognized on an accrual basis except when collectability is in doubt. When loans are placed on a non-accrual basis, generally when the loan is 90 days past due, previously accrued but unpaid interest is reversed from income. If the ultimate collectability of a loan is in doubt and the loan is placed in nonaccrual status, the cost recovery method is used and cash collected is applied to first reduce the principal outstanding. Generally, the Company returns a loan to accrual status when all delinquent interest and principal becomes current under the terms of the loan agreement, the borrower has consistently made the required payments for a period of six months, and the collectability of remaining principal and interest is no longer doubtful. Previously collected interest payments that were applied to principal when the loan was classified as non-accrual are recorded as interest income using the effective yield method over the estimated life of the loan, including expected renewal terms.

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

Included in loans receivable, net, are certain loans that have been modified in order to maximize collection of the loan balances. The Company evaluates all loan modifications and if the Company, for legal or economic reasons related to the borrower's financial difficulties, grants a concession compared to the original terms and conditions of the loan that the Company would not otherwise consider, the modified loan is considered a TDR and is classified as an impaired loan. If the TDR loan was performing (accruing) prior to the modification, it typically will remain accruing after the modification as long as it continues to perform according to the modified terms. If the TDR loan was non-performing (non-accruing) prior to the modification, it will remain non-accruing after the modification for a minimum of six months. If the loan performs according to the modified terms for a minimum of six months, it typically will be returned to accruing status. In general, there are two conditions in which a TDR loan is no longer considered to be a TDR and potentially not classified as impaired. The first condition is whether the loan is refinanced with terms that reflect normal market terms for the type of credit involved and performs according to the modified terms for a period of at least one year. The second condition is whether the loan is repaid or charged off.

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

Real Estate, net

Real estate acquired through loan foreclosure or deed in lieu of foreclosure is initially recorded at its fair value less estimated selling costs. Third party appraisals are obtained as soon as practical after obtaining possession of the property. Valuations are reviewed quarterly by management and an allowance for losses is established if the carrying value of a property exceeds its fair value less estimated selling costs.

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

Income Taxes

Deferred tax assets and liabilities are recognized for future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date. A valuation allowance is required to be recognized if it is “more likely than not” that the deferred tax asset will not be realized. The determination of the realizability of the deferred tax asset is subjective and dependent upon judgment concerning management’s evaluation of both positive and negative evidence regarding the ultimate realizability of deferred tax assets. The Company is no longer subject to federal or state income tax examinations by tax authorities for years before 2014.

Earnings per Common Share

Basic earnings per common share excludes dilution and is computed by dividing the income available to common shareholders by the weighted-average number of common shares outstanding for the period. Diluted earnings per common share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that shared in the earnings of the entity.

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

New Accounting Pronouncements

In February 2016, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2016-02, Leases (Topic 842). The amendments in the ASU create Topic 842, Leases, and supersede the lease requirements in Topic 840, Leases. The objective of this ASU is to establish the principles that lessees and lessors shall apply to report useful information to users of financial statements about the amount, timing, and uncertainty of cash flows arising from a lease. The main difference between previous GAAP and this ASU is the recognition of lease assets and lease liabilities by lessees for those leases classified as operating leases under previous GAAP. The amendment requires a lessee to recognize in the statement of financial position a liability to make lease payments (the lease liability) and the right-of-use asset representing its right to use the underlying asset for the lease term. The accounting applied by a lessor is largely unchanged from that applied under previous GAAP. In transition, lessees and lessors are required to recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach. The modified retrospective approach includes a number of optional practical expedients that entities may elect to apply that will, in effect, continue to account for leases that commence before the effective date in accordance with previous GAAP unless the lease is modified. As entities started to implement the new leases standard, many preparers were encountering some unanticipated costs and complexities associated with the modified retrospective transition method, particularly the comparative period reporting requirements. In response to these issues, the FASB in July 2018 issued ASU 2018-11. The amendments in this ASU provide lessors with an additional (and optional) transition method to adopt the new leases standard. Under this new transition method, an entity initially applies the new leases standard at the adoption date and recognizes a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. The amendments in these ASU’s, for public business entities, are effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. The adoption of these ASU’s in the first quarter of 2019 resulted in the Company recording a $4.5 million right-of-use asset and an offsetting lease payment obligation liability on January 1, 2019.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The amendments in this ASU affect all entities that measure credit losses on financial instruments including loans, debt securities, trade receivables, net investments in leases, off-balance sheet credit exposures, reinsurance receivables, and any other financial asset that has a contractual right to receive cash that is not specifically excluded. The main objective of this ASU is to provide financial statement users with more decision-useful information about the expected credit losses on financial instruments and other commitments to extend credit held by a reporting entity at each reporting date. To achieve this objective, the amendments in this ASU replace the incurred loss impairment methodology required in current GAAP with a methodology that reflects expected credit losses that requires consideration of a broader range of reasonable and supportable information to estimate credit losses. The amendments in this ASU will affect entities to varying degrees depending on the credit quality of the assets held by the entity, the duration of the assets held, and how the entity applies the current incurred loss methodology. The amendments in this ASU, for public business entities that are filers with the SEC, are effective for fiscal years beginning after December 15, 2019, including interim periods within those annual periods. All entities may adopt the amendments in the ASU early as of the fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Amendments should be applied using a modified retrospective transition method by means of a cumulative-effect adjustment to equity as of the beginning of the period in which the guidance is adopted. Management has accumulated the charge off information necessary to calculate the appropriate life of loan loss percentages for the various loan categories, has identified several key metrics to help identify and project anticipated changes in the credit quality of our loan portfolio upon enactment, and is in the process of evaluating the determination of potential qualitative reserve amounts and the impact that the adoption of this ASU in the first quarter of 2020 will have on the Company’s consolidated financial statements.

In March 2017, the FASB issued ASU 2017-08, Receivables – Nonrefundable Fees and Other Costs (Subtopic 310-20): Premium Amortization on Purchased Callable Debt Securities. The amendments in this ASU shorten the amortization period for certain callable debt securities held at a premium. Specifically, the amendments require the premium to be amortized to the earliest call date. The amendments do not require an accounting change for securities held at a discount, as discounts continue to be amortized to maturity. This ASU is intended to more closely align the amortization period of premiums and discounts to expectations incorporated in market pricing on the underlying securities. In most cases, market participants price securities to the call date that produces the worst yield when the coupon is above current market rates and price securities to maturity when the coupon is below market rates. As a result, the amendments more closely align interest income recorded on bonds held at a premium or a discount with the economics of the underlying instrument. This ASU is intended to reduce diversity in practice and is effective for public business entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018 with early adoption permitted. Upon adoption, the amendments should be applied using a modified retrospective basis through a cumulative-effect adjustment directly to retained earnings as of the beginning of the period of adoption. Additionally, in the period of adoption, an entity should provide disclosures about a change in accounting principles. The adoption of this ASU in the first quarter of 2019 had no impact on the Company’s consolidated financial statements as the Company was already accounting for the premiums and discounts on debt securities in accordance with the requirements of the ASU.

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820), Disclosure Framework – Changes to the Disclosure Requirements for Fair Value Measurement. The Amendments in this ASU apply to all entities that are required, under existing GAAP, to make disclosures about recurring or nonrecurring fair value measurements and modify the disclosure requirements on fair value measurements in Topic 820, Fair Value Measurement, including the consideration of costs and benefits. The ASU removed, modified, and added various disclosure requirements in Topic 820. The amendments also eliminate at a minimum from the phrase an entity shall disclose at a minimum to promote the appropriate exercise of discretion by entities when considering fair value measurement disclosures and to clarify that materiality is an appropriate consideration of entities and their auditor when evaluating disclosure requirements. The amendments in the ASU are effective for all entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. An entity is permitted to early adopt the implementation of any removed or modified disclosures upon issuance of the ASU and delay adoption of the additional disclosures until their effective date. The Company has not opted to early adopt any portion of this ASU and the adoption in the first quarter of 2020 is not anticipated to have a material impact on the Company’s consolidated financial statements.

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

NOTE 2 Acquisitions

The Company records purchased assets and liabilities at their fair market value at the time of purchase in accordance with the requirements of ASU 805 - Business Combinations. On April 8, 2016, the Bank completed the acquisition of loans and assumption of liabilities of the Deerwood Bank branch in Albert Lea, Minnesota. The transaction increased the Bank’s assets by $19.0 million, including increases in loans, cash, goodwill, and core deposit intangible of $11.9 million, $6.1 million, $0.8 million, and $0.2 million, respectively. The Bank also assumed deposit liabilities of $19.0 million. The acquired loans and deposits are being serviced from Home Federal’s previously existing branch location in Albert Lea.

Determining the estimated fair value of the acquired assets and assumed liabilities required the Bank to estimate cash flows expected to result from those assets and liabilities and to discount those cash flows at appropriate rates of interest. The most significant of those determinations related to the fair valuation of the loans acquired. The fair value of the loans purchased was based on the present value of the expected cash flows. Periodic principal and interest cash flows were adjusted for expected losses and prepayments, then discounted to determine the present value and summed to arrive at the estimated fair value. For such loans, the excess of cash flows expected at acquisition over the estimated fair value is recognized as interest income over the remaining lives of the loans. The difference between contractually required payments at acquisition and the cash flows expected to be collected at acquisition reflects the impact of estimated credit losses and other factors, such as prepayments. In accordance with GAAP, there was no carry-over of previously established allowances for loan losses established on the seller’s records. As a result, standard industry coverage ratios with regard to the allowance for credit losses are less meaningful after the acquisition. The purchased loans were divided into loans with evidence of credit quality deterioration, which are accounted for under ASC topic 310-30 “Receivables – Loans and Debt Securities Acquired with Deteriorated Credit Quality” (purchased credit impaired (PCI)) and loans that do not meet this criteria, which are accounted for under ASC topic 310-20 “Nonrefundable Fees and Other Costs” (performing). PCI loans have experienced a deterioration of credit quality from origination to acquisition for which it is probable that the Bank will not be able to collect all contractually required principal and interest payments on the loan. Subsequent decreases in the expected cash flows require the Bank to evaluate the need for additions to the allowance for credit losses. Subsequent improvements in expected cash flows generally result in a reduction of previously established allowance for credit losses or the recognition of additional interest income over the remaining lives of the loans.

NOTE 3 Other Comprehensive (Loss) Income

The components of other comprehensive (loss) income and the related tax effects were as follows:

	For the years ended December 31,
	2018			2017			2016
(Dollars in thousands)	Before Tax	Tax Effect	Net of Tax	Before Tax	Tax Effect	Net of Tax	Before Tax	Tax Effect	Net of Tax
Securities available for sale:
Gross unrealized (losses) gains arising during the period	$(94)	(25)	(69)	33	12	21	(1,016)	(404)	(612)
Less reclassification of net losses included in net income	0	0	0	0	0	0	(10)	(4)	(6)
Net unrealized (losses) gains arising during the period	(94)	(25)	(69)	33	12	21	(1,006)	(400)	(606)
Reclassification of certain income tax effects from accumulated other comprehensive income	0	0	0	0	(158)	158	0	0	0
Other comprehensive (loss) income	$(94)	(25)	(69)	33	170	(137)	(1,006)	(400)	(606)

The reclassification in 2017 relates to the change in the tax rate that occurred because of the enactment of the Tax Cuts and Jobs Act in the fourth quarter of 2017.

NOTE 4 Securities Available for Sale

A summary of securities available for sale at December 31, 2018 and 2017 is as follows:

(Dollars in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
December 31, 2018
Mortgage-backed securities:
Federal National Mortgage Association (FNMA)	$3,886	0	(117)	3,769
Federal Home Loan Mortgage Corporation (FHLMC)	4,074	0	(10)	4,064
Collateralized mortgage obligations:
FNMA	199	0	(9)	190
	8,159	0	(136)	8,023
Other marketable securities:
U.S. Government agency obligations	69,971	0	(1,236)	68,735
Municipal obligations	2,378	1	(10)	2,369
Corporate obligations	173	0	(1)	172
Corporate preferred stock	700	0	(140)	560
Corporate equity	121	0	0	121
	73,343	1	(1,387)	71,957
	$81,502	1	(1,523)	79,980
December 31, 2017
Mortgage-backed securities:
FNMA	$4,834	1	(78)	4,757
FHLMC	91	2	0	93
Collateralized mortgage obligations:
FNMA	223	0	(5)	218
	5,148	3	(83)	5,068
Other marketable securities:
U.S. Government agency obligations	69,962	0	(1,201)	68,761
Municipal obligations	2,699	2	(8)	2,693
Corporate obligations	234	0	(1)	233
Corporate preferred stock	700	0	(140)	560
Corporate equity	58	99	0	157
	73,653	101	(1,350)	72,404
	$78,801	104	(1,433)	77,472

The Company did not sell any available for sale securities in 2018, but did recognize some losses on equity securities that were not considered material due to the adoption of ASU 2016-01, Financial Instruments – Overall (Subtopic 825-10) Recognition and Measurement of Financial Assets and Financial Liabilities in the first quarter of 2018. The Company did not sell any available for sale securities and did not recognize any gains or losses on investments in 2017. In 2016, there were no material gains or losses recognized.

The following table presents the amortized cost and estimated fair value of securities available for sale at December 31, 2018, based upon contractual maturity adjusted for scheduled repayments of principal and projected prepayments of principal based upon current economic conditions and interest rates. Actual maturities may differ from the maturities in the following table because obligors may have the right to call or prepay obligations with or without call or prepayment penalties:

(Dollars in thousands)	Amortized Cost	Fair Value
Due one year or less	$1,805	1,781
Due after one year through five years	76,286	74,973
Due after five years through ten years	2,514	2,472
Due after ten years	776	633
No stated maturity	121	121
Total	$81,502	79,980

The allocation of mortgage-backed securities in the table above is based upon the anticipated future cash flow of the securities using estimated mortgage prepayment speeds.

The following table shows the gross unrealized losses and fair values for the securities available for sale portfolio aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2018 and 2017:

	Less Than Twelve Months			Twelve Months or More			Total
(Dollars in thousands)	# of Investments	Fair Value	Unrealized Losses	# of Investments	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
December 31, 2018
Mortgage backed securities:
FNMA	0	$0	0	2	$3,769	(117)	$3,769	(117)
FHLMC	1	4,060	(10)	0	0	0	4,060	(10)
Collateralized mortgage obligations:
FNMA	0	0	0	1	190	(9)	190	(9)
Other marketable securities:
U.S. Government agency obligations	0	0	0	14	68,735	(1,236)	68,735	(1,236)
Municipal obligations	3	498	(2)	8	1,467	(8)	1,965	(10)
Corporate obligations	0	0	0	1	172	(1)	172	(1)
Corporate preferred stock	0	0	0	1	560	(140)	560	(140)
Total temporarily impaired securities	4	$4,558	(12)	27	$74,893	(1,511)	$79,451	(1,523)

December 31, 2017
Mortgage backed securities:
FNMA	2	$4,703	(78)	0	$0	0	$4,703	(78)
Collateralized mortgage obligations:
FNMA	1	218	(5)	0	0	0	218	(5)
Other marketable securities:
U.S. Government agency obligations	2	9,819	(163)	12	58,942	(1,038)	68,761	(1,201)
Municipal obligations	14	2,268	(8)	0	0	0	2,268	(8)
Corporate obligations	1	233	(1)	0	0	0	233	(1)
Corporate preferred stock	0	0	0	1	560	(140)	560	(140)
Total temporarily impaired securities	20	$17,241	(255)	13	$59,502	(1,178)	$76,743	(1,433)

We review our investment portfolio on a quarterly basis for indications of impairment. This review includes analyzing the length of time and the extent to which the fair value has been lower than the cost, the market liquidity for the investment, the financial condition and near-term prospects of the issuer, including any specific events which may influence the operations of the issuer, and our intent and ability to hold the investment for a period of time sufficient to recover the temporary loss. The unrealized losses on impaired securities other than the corporate preferred stock are the result of changes in interest rates. The unrealized losses reported for the corporate preferred stock at December 31, 2018 relates to a single trust preferred security that was issued by the holding company of a small community bank. As of December 31, 2018 all payments were current on the trust preferred security and the issuer’s subsidiary bank was considered to be “well capitalized” based on its most recent regulatory filing. Based on a review of the issuer, it was determined that the trust preferred security was not other-than-temporarily impaired at December 31, 2018. The Company does not intend to sell the preferred stock and has the intent and ability to hold it for a period of time sufficient to recover the temporary loss. Management believes that the Company will receive all principal and interest payments contractually due on the security and that the decrease in the market value is primarily due to a lack of liquidity in the market for trust preferred securities. Management will continue to monitor the credit risk of the issuer and may be required to recognize other-than-temporary impairment charges on this security in future periods.

NOTE 5 Loans Receivable, Net

A summary of loans receivable at December 31, 2018 and 2017, is as follows:

(Dollars in thousands)	2018	2017
Residential real estate loans:
Single family conventional	$110,580	106,881
Single family Federal Housing Administration (FHA)	84	88
Single family Veterans Administration (VA)	34	36
	110,698	107,005
Commercial real estate:
Lodging	45,259	55,675
Retail/office	69,539	64,780
Nursing home/health care	3,712	7,352
Land developments	18,865	21,058
Golf courses	397	1,112
Restaurant/bar/café	8,196	5,929
Warehouse	34,634	25,891
Construction:
Single family	20,442	23,090
Multi-family	4,931	11,649
Commercial real estate	3,571	11,705
Manufacturing	22,029	22,136
Churches/community service	11,103	12,734
Multi-family	50,150	28,649
Other	43,302	42,357
	336,130	334,117
Consumer:
Autos	2,483	2,894
Home equity line	32,273	36,869
Home equity	16,733	15,823
Recreational vehicles	16,226	13,181
Land/lots	2,145	1,587
Other - secured	1,423	1,911
Other – unsecured	1,249	1,502
	72,532	73,767
Commercial business	75,496	79,909
Total loans	594,856	594,798
Less:
Unamortized discounts	17	19
Net deferred loan costs	(535)	(463)
Allowance for loan losses	8,686	9,311
Total loans receivable, net	$586,688	585,931
Commitments to originate or purchase loans	$13,183	24,692
Commitments to deliver loans to secondary market	$7,289	5,629
Weighted average contractual rate of loans in portfolio	4.83%	4.56%

Included in total commitments to originate or purchase loans are fixed rate loans aggregating $11.0 million and $18.1 million as of December 31, 2018 and 2017, respectively. The interest rates on these loan commitments ranged from 4.125% to 6.375% at December 31, 2018 and from 3.375% to 5.210% at December 31, 2017.

The aggregate amount of loans to executive officers and directors of the Company was $0.1 million, $0.1 million and $0.2 million at December 31, 2018, 2017 and 2016, respectively. There was no activity during 2018 on loans to executive officers and directors. There was no activity during 2017 and 2016 other than the $0.1 million and $2.5 million in loans reclassified during the respective periods due to a change in borrower classification. All loans were made in the ordinary course of business on normal credit terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated parties.

At December 31, 2018, 2017 and 2016, the Company was servicing loans for others with aggregate unpaid principal balances of $480.6 million, $471.4 million and $425.5 million, respectively.

The Company originates residential, commercial real estate and other loans primarily in Minnesota, Wisconsin and Iowa. At December 31, 2018 and 2017, the Company had in its portfolio single family residential loans located in the following states:

	2018		2017
(Dollars in thousands)	Amount	Percent of Total	Amount	Percent of Total
Iowa	$2,778	2.5%	$3,605	3.4%
Minnesota	98,505	89.0	90,345	84.4
Missouri	0	0.0	1,841	1.7
Wisconsin	8,105	7.3	9,894	9.3
Other states (1)	1,310	1.2	1,320	1.2
Total	$110,698	100.0%	$107,005	100.0%

(1)Amounts under one million dollars in both years are included in “Other states”.

At December 31, 2018 and 2017, the Company had in its portfolio commercial real estate loans located in the following states:

	2018		2017
(Dollars in thousands)	Amount	Percent of Total	Amount	Percent of Total
Alabama	$0	0.0%	$1,742	0.5%
Florida	4,795	1.4	2,790	0.9
Idaho	3,171	0.9	3,371	1.0
Indiana	3,031	0.9	3,374	1.0
Iowa	7,563	2.3	4,755	1.4
Minnesota	238,397	70.9	232,991	69.8
North Carolina	5,442	1.6	5,996	1.8
North Dakota	1,043	0.3	1,093	0.3
Ohio	1,566	0.5	1,680	0.5
Pennsylvania	1,914	0.6	2,056	0.6
Wisconsin	67,196	20.0	72,510	21.7
Other states(1)	2,012	0.6	1,759	0.5
Total	$336,130	100.0%	$334,117	100.0%

(1)Amounts under one million dollars in both years are included in “Other states”.

NOTE 6 Allowance for Loan Losses and Credit Quality Information

The allowance for loan losses is summarized as follows:

(Dollars in thousands)	Single Family	Commercial Real Estate	Consumer	Commercial Business	Total
Balance, December 31, 2015	$990	6,078	1,200	1,441	9,709

Provision for losses	$262	(1,788)	481	400	(645)
Charge-offs	(66)	(67)	(108)	(180)	(421)
Recoveries	0	730	40	490	1,260
Balance, December 31, 2016	$1,186	4,953	1,613	2,151	9,903

Provision for losses	$(280)	(75)	263	(431)	(523)
Charge-offs	(6)	(50)	(288)	(311)	(655)
Recoveries	0	245	42	299	586
Balance, December 31, 2017	$900	5,073	1,630	1,708	9,311

Provision for losses	$(44)	(421)	202	(386)	(649)
Charge-offs	(24)	0	(226)	(270)	(520)
Recoveries	1	217	16	310	544
Balance, December 31, 2018	$833	4,869	1,622	1,362	8,686

Allocated to:
Specific reserves	$192	441	263	177	1,073
General reserves	708	4,632	1,367	1,531	8,238
Balance, December 31, 2017	$900	5,073	1,630	1,708	9,311

Allocated to:
Specific reserves	$98	451	172	73	794
General reserves	735	4,418	1,450	1,289	7,892
Balance, December 31, 2018	$833	4,869	1,622	1,362	8,686

Loans receivable at December 31, 2017:
Individually reviewed for impairment	$1,523	1,364	880	507	4,274
Collectively reviewed for impairment	105,482	332,753	72,887	79,402	590,524
Ending balance	$107,005	334,117	73,767	79,909	594,798

Loans receivable at December 31, 2018:
Individually reviewed for impairment	$1,226	1,311	856	303	3,696
Collectively reviewed for impairment	109,472	334,819	71,676	75,193	591,160
Ending balance	$110,698	336,130	72,532	75,496	594,856

The following table summarizes the amount of classified and unclassified loans at December 31, 2018 and 2017:

	December 31, 2018
	Classified					Unclassified
(Dollars in thousands)	Special Mention	Substandard	Doubtful	Loss	Total	Total	Total Loans
Single family	$150	1,771	40	0	1,961	108,737	110,698
Commercial real estate:
Real estate rental and leasing	5,564	4,805	0	0	10,369	185,195	195,564
Other	4,879	5,118	0	0	9,997	130,569	140,566
Consumer	0	709	41	106	856	71,676	72,532
Commercial business	6,647	2,761	0	0	9,408	66,088	75,496
	$17,240	15,164	81	106	32,591	562,265	594,856

	December 31, 2017
	Classified					Unclassified
(Dollars in thousands)	Special Mention	Substandard	Doubtful	Loss	Total	Total	Total Loans
Single family	$77	2,154	44	0	2,275	104,730	107,005
Commercial real estate:
Real estate rental and leasing	5,022	3,813	0	0	8,835	166,342	175,177
Other	9,135	4,257	0	0	13,392	145,548	158,940
Consumer	0	631	119	130	880	72,887	73,767
Commercial business	5,781	5,506	0	0	11,287	68,622	79,909
	$20,015	16,361	163	130	36,669	558,129	594,798

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

The aging of past due loans at December 31, 2018 and 2017 is summarized as follows:

(Dollars in thousands)	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	Total Past Due	Current Loans	Total Loans	Loans 90 Days or More Past Due and Still Accruing
2018
Single family	$680	325	77	1,082	109,616	110,698	0
Commercial real estate:
Real estate rental and leasing	0	0	0	0	195,564	195,564	0
Other	0	0	0	0	140,566	140,566	0
Consumer	391	100	279	770	71,762	72,532	0
Commercial business	21	0	0	21	75,475	75,496
	$1,092	425	356	1,873	592,983	594,856	0

2017
Single family	$727	294	669	1,690	105,315	107,005	0
Commercial real estate:
Real estate rental and leasing	0	0	0	0	175,177	175,177	0
Other	0	0	0	0	158,940	158,940	0
Consumer	734	117	235	1,086	72,681	73,767	0
Commercial business	34	0	180	214	79,695	79,909
	$1,495	411	1,084	2,990	591,808	594,798	0

Impaired loans include loans that are non-performing (non-accruing) and loans that have been modified in a TDR.

The following table summarizes impaired loans and related allowances for the years ended December 31, 2018 and 2017:

	December 31, 2018
(Dollars in thousands)	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
Loans with no related allowance recorded:
Single family	$458	477	0	465	21
Commercial real estate:
Real estate rental and leasing	0	0	0	27	0
Other	25	1,682	0	81	106
Consumer	515	515	0	510	14

Loans with an allowance recorded:
Single family	768	768	98	859	5
Commercial real estate:
Real estate rental and leasing	201	201	21	82	7
Other	1,085	1,085	430	1,673	0
Consumer	341	341	172	395	9
Commercial business	303	854	73	385	13

Total:
Single family	1,226	1,245	98	1,324	26
Commercial real estate:
Real estate rental and leasing	201	201	21	109	7
Other	1,110	2,767	430	1,754	106
Consumer	856	856	172	905	23
Commercial business	303	854	73	385	13
	$3,696	5,923	794	4,477	175

	December 31, 2017
(Dollars in thousands)	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
Loans with no related allowance recorded:
Single family	$415	415	0	414	24
Commercial real estate:
Real estate rental and leasing	35	51	0	38	0
Other	25	1,682	0	26	96
Consumer	414	414	0	406	7
Commercial business	0	0	0	100	0

Loans with an allowance recorded:
Single family	1,108	1,108	192	878	31
Commercial real estate:
Real estate rental and leasing	0	0	0	155	0
Other	1,304	1,304	441	1,715	0
Consumer	466	483	263	457	14
Commercial business	507	1,358	177	443	22

Total:
Single family	1,523	1,523	192	1,292	55
Commercial real estate:
Real estate rental and leasing	35	51	0	193	0
Other	1,329	2,986	441	1,741	96
Consumer	880	897	263	863	21
Commercial business	507	1,358	177	543	22
	$4,274	6,815	1,073	4,632	194

At December 31, 2018, 2017 and 2016, non-accruing loans totaled $2.7 million, $3.2 million and $3.3 million, respectively, for which the related allowance for loan losses was $0.7 million, $0.9 million and $0.8 million, respectively. Non-accruing loans for which no specific allowance has been recorded because management determined that the value of the collateral was sufficient to repay the loan totaled $0.4 million, $0.4 million and $0.7 million at December 31, 2018, 2017 and 2016, respectively. Had the non-accruing loans performed in accordance with their original terms, the Company would have recorded gross interest income on the loans of $0.3 million, $0.3 million and $0.6 million in 2018, 2017 and 2016, respectively. For the years ended December 31, 2018, 2017 and 2016, the Company recognized interest income on these loans of $0.1 million, $0.1 million and $0.4 million, respectively. All of the interest income that was recognized for non-accruing loans was recognized using the cash basis method of income recognition. Non-accrual loans also include some of the loans that have had terms modified in a TDR.

The following table summarizes non-accrual loans at December 31, 2018 and 2017:

(Dollars in thousands)	2018	2017
Single family	$730	949
Commercial real estate:
Real estate rental and leasing	201	35
Other	1,110	1,329
Consumer	489	553
Commercial business	148	278
	$2,678	3,144

Included in loans receivable, net, are certain loans that have been modified in order to maximize collection of loan balances. If the Company, for legal or economic reasons related to the borrower’s financial difficulties, grants a concession compared to the original terms and conditions of the loan, the modified loan is considered a TDR.

At December 31, 2018, 2017 and 2016, there were loans included in loans receivable, net, with terms that had been modified in a TDR totaling $2.5 million, $3.0 million and $3.3 million, respectively. Had these loans been performing in accordance with their original terms throughout 2018, 2017 and 2016, the Company would have recorded gross interest income of $0.3 million, $0.4 million and $0.6 million, respectively. During 2018, 2017 and 2016, the Company recognized interest income of $0.2 million, $0.2 million and $0.4 million, respectively, on these loans. For the loans that were modified in 2018, $0.4 million were classified and performing and $1.2 million were non-performing at December 31, 2018.

The following table summarizes TDRs at December 31, 2018 and 2017:

(Dollars in thousands)	2018	2017
Single family	$636	685
Commercial real estate:
Other	1,110	1,210
Consumer	522	758
Commercial business	208	391
	$2,476	3,044

As of December 31, 2018, the Bank had commitments to lend an additional $0.9 million to a borrower who has a TDR and non-accrual loans. These additional funds are for the construction of single family homes with a maximum loan-to-value ratio of 75%. These loans are secured by the home under construction. There were commitments to lend additional funds of $0.8 million to this same borrower at December 31, 2017.

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

When a loan is modified as a TDR, there may be a direct, material impact on the loans within the Consolidated Balance Sheets, as principal balances may be partially forgiven. The financial effects of TDRs are presented in the following table and represent the difference between the outstanding recorded balance pre-modification and post-modification, for the periods ending December 31, 2018 and 2017:

	Year ended December 31, 2018			Year ended December 31, 2017
(Dollars in thousands)	Number of Contracts	Pre- modification Outstanding Recorded Investment	Post- modification Outstanding Recorded Investment	Number of Contracts	Pre- modification Outstanding Recorded Investment	Post -modification Outstanding Recorded Investment
Troubled debt restructurings:
Single family	2	$217	220	3	$282	514
Commercial real estate:
Real estate rental and leasing	1	54	54	0	0	0
Other	2	1,518	1,518	0	0	0
Consumer	10	373	373	15	588	591
Commercial business	1	70	70	1	416	116
Total	16	$2,232	2,235	19	$1,286	1,221

Loans that were restructured within the 12 months preceding December 31, 2018 and 2017 and defaulted during the year are presented in the table below:

	Year ended December 31, 2018		Year ended December 31, 2017
(Dollars in thousands)	Number of Contracts	Outstanding Recorded Investment	Number of Contracts	Outstanding Recorded Investment
TDRs that subsequently defaulted:
Consumer	1	$17	1	$65
Total	1	$17	1	$65

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

TDRs are reviewed for impairment following the same methodology as other impaired loans. For loans that are collateral dependent, the value of the collateral is reviewed and additional reserves may be added as needed. Loans that are not collateral dependent may have additional reserves established if deemed necessary. The allocated reserves for TDRs was $0.6 million, or 7.2%, of the total $8.7 million in allowance for loan losses at December 31, 2018, and $0.9 million, or 9.8%, of the total $9.3 million in allowance for loan losses at December 31, 2017.

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

The following is additional information with respect to loans acquired through acquisitions:

(Dollars in thousands)	Contractual Principal Receivable	Accretable Difference	Net Carrying Amount
Purchased Performing Loans:
Balance at December 31, 2015	$18,539	(459)	18,080

Loans acquired during the period	$11,772	(211)	11,561
Change due to payments/refinances	(13,413)	340	(13,073)
Change due to loan charge-off	(156)	(2)	(158)
Balance at December 31, 2016	$16,742	(332)	16,410

Change due to payments/refinances	$(6,594)	101	(6,493)
Transferred to foreclosed assets	(2)	0	(2)
Change due to loan charge-off	(18)	0	(18)
Balance at December 31, 2017	$10,128	(231)	9,897

Change due to payments/refinances	$(2,815)	49	(2,766)
Balance at December 31, 2018	$7,313	(182)	7,131

(Dollars in thousands)	Contractual Principal Receivable	Non-Accretable Difference	Accretable Difference	Net Carrying Amount
Purchased Credit Impaired Loans:
Balance at December 31, 2015	$555	(162)	0	393

Loans acquired during the period	$329	(37)	0	292
Transfer to accretable difference	0	199	(199)	0
Change due to payments/refinances	(449)	0	147	(302)
Balance at December 31, 2016	$435	0	(52)	383

Change due to payments/refinances	$(33)	0	13	(20)
Balance at December 31, 2017	$402	0	(39)	363

Change due to payments/refinances	$(214)	0	33	(181)
Balance at December 31, 2018	$188	0	(6)	182

As a result of acquisitions, the Company has PCI loans for which there was, at acquisition, evidence of deterioration of credit quality since origination and for which it was probable at acquisition that all contractually required payments would not be collected. The carrying amount of those loans as of December 31, 2018 was $0.2 million.

No material provision for loan losses was recognized during the period ended December 31, 2018 related to acquired loans as there was no significant change to the credit quality of the loans.

NOTE 7 Accrued Interest Receivable

Accrued interest receivable at December 31 is summarized as follows:

(Dollars in thousands)	2018	2017
Securities available for sale	$381	352
Loans receivable	1,975	1,992
	$2,356	2,344

NOTE 8 Intangible Assets

The Company’s intangible assets consist of core deposit intangibles, goodwill, and mortgage servicing rights. A summary of mortgage servicing rights activity for 2018 and 2017 is as follows:

(Dollars in thousands)	2018	2017
Mortgage servicing rights:
Balance, beginning of year	$1,724	1,604
Originations	682	675
Amortization	(551)	(555)
Balance, end of year	1,855	1,724
Valuation reserve	0	0
Mortgage servicing rights, net	$1,855	1,724
Fair value of mortgage servicing rights	$3,901	3,196

All of the single family loans sold where the Company continues to service the loans are serviced for FNMA under the individual loan sale program. The following is a summary of the risk characteristics of the loans being serviced for FNMA at December 31, 2018:

(Dollars in thousands)	Loan Principal Balance	Weighted Average Interest Rate	Weighted Average Remaining Term (months)	Number of Loans
Original term:
30 year fixed rate	$301,378	4.17%	307	2,314
15 year fixed rate	93,698	3.17	130	964
Adjustable rate	53	4.38	269	2

The gross carrying amount of intangible assets and the associated accumulated amortization at December 31, 2018 and 2017 are presented in the following table. Amortization expense for intangible assets was $0.7 million for each of the years ended December 31, 2018, 2017 and 2016.

	Gross		Unamortized
	Carrying	Accumulated	Intangible
(Dollars in thousands)	Amount	Amortization	Assets
December 31, 2018
Mortgage servicing rights	$4,526	(2,671)	1,855
Core deposit intangibles	574	(319)	255
Goodwill	802	0	802
Total	$5,902	(2,990)	2,912

December 31, 2017
Mortgage servicing rights	$4,244	(2,520)	1,724
Core deposit intangibles	574	(219)	355
Goodwill	802	0	802
Total	$5,620	(2,739)	2,881

The following table indicates the estimated future amortization expense for amortizing intangible assets:

(Dollars in thousands)	Mortgage Servicing Rights	Core Deposit Intangible	Total Amortizing Intangible Assets
Year ended December 31,
2019	$467	99	566
2020	389	99	488
2021	344	47	391
2022	284	10	294
2023	206	0	206
Thereafter	165	0	165
	$1,855	255	2,110

No amortization expense relating to goodwill is recorded as generally accepted accounting principles do not allow goodwill to be amortized, but require that it be tested for impairment at least annually, or sooner, if there are indications that impairment may exist.

Projections of amortization are based on asset balances and the interest rate environment that existed at December 31, 2018. The Company’s actual experience may be significantly different depending upon changes in mortgage interest rates and other market conditions.

NOTE 9 Real Estate, Net

A summary of real estate at December 31, 2018 and 2017 is as follows:

	2018			2017
(Dollars in thousands)	Residential	Commercial	Total	Residential	Commercial	Total
Real estate in judgment subject to redemption	$0	0	0	40	173	213
Real estate acquired through foreclosure	0	414	414	0	414	414
	0	414	414	40	587	627
Allowance for losses	0	0	0	0	0	0
Real estate, net	$0	414	414	40	587	627

NOTE 10 Premises and Equipment

A summary of premises and equipment at December 31, 2018 and 2017 is as follows:

(Dollars in thousands)	2018	2017
Land	$2,621	2,021
Office buildings and improvements	10,878	9,844
Furniture and equipment	12,935	12,507
	26,434	24,372
Accumulated depreciation	(16,799)	(16,146)
	$9,635	8,226

The increase in premises and equipment related primarily to the purchase of a building in the Milwaukee area that will be used as a new location for our existing loan production office in that market.

NOTE 11 Deposits

Deposits and their weighted average interest rates at December 31, 2018 and 2017 are summarized as follows:

	2018			2017
(Dollars in thousands)	Weighted Average Rate	Amount	Percent of Total	Weighted Average Rate	Amount	Percent of Total
Noninterest checking	0.00%	$163,500	26.2%	0.00%	$172,007	27.1%
NOW accounts	0.10	88,715	14.3	0.05	90,599	14.3
Savings accounts	0.08	76,839	12.3	0.08	75,255	11.8
Money market accounts	0.56	181,374	29.1	0.40	186,937	29.4
		510,428	81.9		524,798	82.6
Certificates by rate:
0-0.99%		32,904	5.3		58,444	9.2
1-1.99%		47,627	7.6		43,691	6.9
2-2.99%		31,680	5.1		8,550	1.3
3-3.99%		713	0.1		118	0.0
Total certificates	1.32	112,924	18.1	0.94	110,803	17.4
Total deposits	0.43	$623,352	100.0%	0.30	$635,601	100.0%

At December 31, 2018 and 2017, the Company had $182.0 million and $204.2 million, respectively, of deposit accounts with balances of $250,000 or more. At December 31, 2018 and 2017, the Company had no certificate accounts that had been acquired through a broker.

Certificates had the following maturities at December 31, 2018 and 2017:

	2018		2017
(Dollars in thousands)	Amount	Weighted Average Rate	Amount	Weighted Average Rate
Remaining term to maturity
1-6 months	$39,004	1.23%	$28,133	0.54%
7-12 months	36,711	1.29	37,439	0.95
13-36 months	33,941	1.46	39,382	1.14
Over 36 months	3,268	1.44	5,849	1.28
	$112,924	1.32	$110,803	0.94

At December 31, 2018 and 2017, the Company had pledged mortgage loans and mortgage-backed and related securities with an amortized cost of approximately $17.9 million and $18.9 million, respectively, as collateral for certain deposits.

Interest expense on deposits is summarized as follows for the years ended December 31, 2018, 2017 and 2016:

(Dollars in thousands)	2018	2017	2016
NOW accounts	$62	77	50
Savings accounts	61	63	62
Money market accounts	865	560	366
Certificates	1,243	770	524
	$2,231	1,470	1,002

NOTE 12 Federal Home Loan Bank (FHLB) Advances and Other Borrowings

The Bank had no outstanding advances from the FHLB or borrowings from the Federal Reserve Bank of Minneapolis as of December 31, 2018 or December 31, 2017. At December 31, 2018 the Bank had collateral pledged to the FHLB consisting of FHLB stock, mortgage loans, and investments with a borrowing capacity of approximately $167.6 million, based upon the mortgage loans and securities that were pledged at December 31, 2018, subject to a requirement to purchase FHLB stock. The Bank also had the ability to draw additional borrowings of $73.0 million from the Federal Reserve Bank of Minneapolis, based upon the loans that were pledged to them as of December 31, 2018, subject to approval from the Board of Governors of the Federal Reserve System (FRB).

At December 31, 2017 the Bank had collateral pledged to the FHLB consisting of FHLB stock, mortgage loans, and investments with a borrowing capacity of approximately $106.3 million, subject to a requirement to purchase FHLB stock. The Bank also had the ability to draw additional borrowings of $77.9 million from the Federal Reserve Bank of Minneapolis, based upon the loans that were pledged to them as of December 31, 2017, subject to approval from the FRB.

NOTE 13 Income Taxes

Income tax expense for the years ended December 31, 2018, 2017 and 2016 is as follows:

(Dollars in thousands)	2018	2017	2016
Current:
Federal	$1,690	2,287	939
State	115	10	55
Total current	1,805	2,297	994
Deferred:
Federal	234	1,412	2,322
State	849	693	806
Total deferred	1,083	2,105	3,128
Income tax expense	$2,888	4,402	4,122

The reasons for the difference between the expected income tax expense utilizing the federal corporate tax rate of 21% in 2018, and 34% in 2017 and 2016 and the actual income tax expense are as follows:

(Dollars in thousands)	2018	2017	2016
Expected federal income tax expense	$2,336	2,994	3,560
Items affecting federal income tax:
State income taxes, net of federal income tax deduction	559	529	622
Tax exempt interest	(11)	(16)	(16)
Change in federal tax rate	0	1,062	0
Other, net	4	(167)	(44)
Income tax expense	$2,888	4,402	4,122

The tax effects of temporary differences that give rise to the deferred tax assets and deferred tax liabilities are as follows at December 31:

(Dollars in thousands)	2018	2017
Deferred tax assets:
Allowances for loan and real estate losses	$2,428	2,602
Deferred compensation costs	154	166
Deferred ESOP loan asset	473	487
Nonaccruing loan interest	185	221
State net operating loss carryforward	160	824
Alternative minimum tax credit carryforward	208	175
Net unrealized loss on securities available for sale	426	372
Other	91	92
Total gross deferred tax assets	4,125	4,939

Deferred tax liabilities:
Deferred loan costs	367	37
Premises and equipment basis difference	509	380
Originated mortgage servicing rights	519	482
Federal tax liability on state net operating loss carryforwards	34	280
Other	54	88
Total gross deferred tax liabilities	1,483	1,267
Net deferred tax assets	$2,642	3,672

The Company has no federal net operating loss carryforwards and $1.8 million of state net operating loss carryforwards at December 31, 2018 that expire beginning in 2023.

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

Retained earnings at December 31, 2018 included approximately $8.8 million for which no provision for income taxes was made. This amount represents allocations of income to bad debt deductions for tax purposes. Reduction of amounts so allocated for purposes other than absorbing losses will create income for tax purposes, which will be subject to the then-current corporate income tax rate.

The Company considers the determination of the deferred tax asset amount and the need for any valuation reserve to be a critical accounting policy that requires significant judgment. The Company has, in its judgment, made reasonable assumptions and considered both positive and negative evidence relating to the ultimate realization of deferred tax assets. Positive evidence includes the cumulative net income generated over the prior three year period and the probability that taxable income will be generated in future periods. The Company could not currently identify any negative evidence. Based upon this evaluation, the Company determined that no valuation allowance was required with respect to the net deferred tax assets at December 31, 2018 and 2017.

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

Effective September 1, 2002, the accrual of benefits for existing participants was frozen and no new enrollments have been permitted into the plan. The actuarial present value of accumulated plan benefits and net assets available for benefits relating to the Bank's employees was not available at December 31, 2018 because such information is not accumulated for each participating institution. As of June 30, 2018, the Pentegra DB Plan valuation report reflected that the Bank was obligated to make a contribution totaling $0.1 million which was paid and expensed in 2018.

Funded status (market value of plan assets divided by funding target) as of July 1 for the 2018, 2017, and 2016 plan years were 89.86%, 95.45%, and 97.09%, respectively. Market value of plan assets reflects contributions received through June 30, 2018.

Total employer contributions made to the Pentegra DB Plan, as reported on Form 5500, equal $367.1 million, $153.2 million, and $163.1 for the plan years ended June 30, 2017, 2016 and 2015, respectively. The Bank’s contributions to the Pentegra DB Plan are not more than 5% of the total contributions to the Pentegra DB Plan. There is no funding improvement plan or rehabilitation plan as part of this multi-employer plan.

The following contributions were paid by the Bank during the fiscal years ending December 31:

(Dollars in thousands)
2018		2017			2016
Date Paid	Amount	Date Paid		Amount	Date Paid	Amount
	$0	01/06/2017	(1)	$119		$0
10/11/2018	26	10/15/2017		27	10/15/2016	33
12/27/2018	92	12/27/2017		99		0
Total	$118			$245		$33

                (1) The contribution relates to the 2016 plan year and was accrued at December 31, 2016.

The Company has a qualified, tax-exempt savings plan with a deferred feature qualifying under Section 401(k) of the Internal Revenue Code (the 401(k) Plan). All employees who have attained 18 years of age are eligible to participate in the 401(k) Plan. Participants are permitted to make contributions to the 401(k) Plan equal to the lesser of 50% of their annual salary or the maximum allowed by law, which was $18,500 for 2018 and $18,000 for 2017 and 2016. The Company matches 25% of each participant’s contributions up to a maximum of 8% of their annual salary. Participant contributions and earnings are fully and immediately vested. The Company’s contributions are vested on a three year cliff basis, are expensed annually, and were $0.2 million in 2018, 2017 and 2016.

The Company has adopted an Employee Stock Ownership Plan (the ESOP) that meets the requirements of Section 4975(e)(7) of the Internal Revenue Code and Section 407(d)(6) of ERISA and, as such, the ESOP is empowered to borrow in order to finance purchases of the common stock of HMN. The ESOP borrowed $6.1 million from the Company to purchase 912,866 shares of common stock in the initial public offering of HMN in 1994. As a result of a merger with Marshalltown Financial Corporation (MFC), the ESOP borrowed $1.5 million in 1998 to purchase an additional 76,933 shares of HMN common stock to account for the additional employees and to avoid dilution of the benefit provided by the ESOP. The ESOP debt requires quarterly payments of principal plus interest at 7.52%. The Company has committed to make quarterly contributions to the ESOP necessary to repay the loans including interest. The Company contributed $0.5 million in 2018, 2017 and 2016.

As the debt is repaid, ESOP shares that were pledged as collateral for the debt are released from collateral based on the proportion of debt service paid in the year and then allocated to eligible employees. The Company accounts for its ESOP in accordance with ASU 718, Employers' Accounting for Employee Stock Ownership Plans. Accordingly, the shares pledged as collateral are reported as unearned ESOP shares in stockholders' equity. As shares are determined to be ratably released from collateral, the Company reports compensation expense equal to the current market price of the shares and the shares become outstanding for earnings per common share computations. ESOP compensation expense was $0.5 million for 2018, $0.4 million for 2017 and $0.3 million for 2016.

All employees of the Bank are eligible to participate in the ESOP after they attain age 18 and complete one year of service during which they worked at least 1,000 hours. A summary of the ESOP share allocation is as follows for the years ended December 31:

	2018	2017	2016
Shares held by participants beginning of the year	357,135	339,870	334,277
Shares allocated to participants	24,317	24,317	24,377
Shares distributed to participants	(41,215)	(7,052)	(18,784)
Shares held by participants end of year	340,237	357,135	339,870

Unreleased shares beginning of the year	255,429	279,746	304,123
Shares released during year	(24,317)	(24,317)	(24,377)
Unreleased shares end of year	231,112	255,429	279,746
Total ESOP shares end of year	571,349	612,564	619,616
Fair value of unreleased shares at December 31	$4,534,417	4,878,694	4,895,555

In April 2009 the HMN Financial, Inc. 2009 Equity and Incentive Plan (2009 Plan) was adopted by the Company. In April 2017, the 2009 Plan was superseded by the HMN Financial, Inc. 2017 Equity Incentive Plan (2017 Plan) and options or restricted shares were no longer awarded from the 2009 Plan. As of December 31, 2018 there were 22,819 vested and 11,410 unvested options outstanding under the 2009 Plan. These options expire 10 years from the date of grant and have an average exercise price of $11.21. There were also 7,340 shares of restricted stock previously granted to current employees under the 2009 Plan that as of December 31, 2018 remained unvested.

The purpose of the 2017 Plan is to attract and retain the best available personnel for positions of responsibility with the Company, to provide additional incentives to them and align their interests with those of the Company’s stockholders, and to thereby promote the Company’s long-term business success. 375,000 shares of HMN common stock were initially available for distribution under the 2017 Plan in either restricted stock or options, subject to adjustment for future stock splits, stock dividends and similar changes to capitalization of the Company. Additionally, shares of restricted stock that are awarded are counted as 1.5 shares for purposes of determining the total shares available for issuance under the 2017 Plan. As of December 31, 2018, there were no options outstanding under the 2017 Plan. There were 7,224 shares of restricted stock previously granted to current employees under the 2017 Plan that remained unvested at December 31, 2018.

A summary of activities under all plans for the past three years is as follows:

					Unvested options
	Shares Available For Grant	Unvested Restricted Shares Outstanding	Options Outstanding	Award Value/ Weighted Average Exercise Price	Number	Weighted Average Grant Date Fair Value	Vesting Period (in years)
2009 Plan
December 31, 2015	96,341	38,886	15,000	$4.77	0
Granted January 26, 2016	(4,087)	3,406	0	N/A	0		3
Granted January 26, 2016	(34,229)	0	34,229	11.21	34,229	$4.04	3
Granted April 26, 2016	(3,149)	2,624	0	N/A	0		1
Vested	0	(24,320)	0	N/A	0
December 31, 2016	54,876	20,596	49,229	$9.25	34,229	$4.04
Granted January 31, 2017	(11,164)	9,303	0	N/A			3
Transferred to 2017 Plan	(43,712)	0	0	N/A
Vested	0	(15,018)	0	N/A	(11,409)	4.04
December 31, 2017	0	14,881	49,229	$9.25	22,820	$4.04
Options Exercised	0	0	(15,000)
Vested	0	(7,541)	0	N/A	(11,410)	4.04
December 31, 2018	0	7,340	34,229	$11.21	11,410	$4.04

2017 Plan
April 25, 2017	375,000	0	0
Granted May 5, 2017	(3,420)	2,280	0	N/A			1
Transferred from 2009 Plan	43,712	0	0	N/A	0
December 31, 2017	415,292	2,280	0	N/A	0
Granted January 23, 2018	(10,044)	6,696	0	N/A			3
Granted April 24, 2018	(792)	528	0	N/A			1
Vested	0	(2,280)	0	N/A	0
December 31, 2018	404,456	7,224	0	N/A	0

Total all plans	404,456	14,564	34,229	$11.21	11,410	$4.04

The following table summarizes information about stock options outstanding at December 31, 2018:

(Dollars in thousands) Date of Grant	Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Life in Years	Number Exercisable	Number Unexercisable	Unrecognized Compensation Expense	Weighted Average Years Over Which Unrecognized Compensation will be Recognized
January 26, 2016	$11.21	34,229	7.1	22,819	11,410	$1,165	0.1
		34,229		22,819	11,410	$1,165

The Company will issue shares from treasury stock upon the exercise of outstanding options.

In accordance with ASC 718, the Company recognizes compensation expense relating to stock options over the vesting period. The amount of the expense was determined under the fair value method. The fair value for each option grant is estimated on the date of the grant using the Black Scholes option valuation method. There were no options granted in 2018 or 2017.

The assumptions used in determining the fair value of the options granted during 2016 are as follows:

2016
Risk-free interest rate	2.10%
Expected life (in years)	10
Expected volatility	22.83%
Expected dividends	0.00%

NOTE 15 Earnings per Common Share

The following table reconciles the weighted average shares outstanding and net income for basic and diluted earnings per common share:

	Year ended December 31,
(Dollars in thousands, except per share data)	2018	2017	2016
Weighted average number of common shares outstanding used in basic earnings per common share calculation	4,368,289	4,215,899	4,180,994

Net dilutive effect of :
Options and warrants	423,818	640,410	553,386
Restricted stock awards	10,868	11,662	13,367
Weighted average number of common shares outstanding adjusted for effect of dilutive securities	4,802,975	4,867,971	4,747,747

Net income available to common shareholders	$8,236	4,404	6,350
Basic earnings per common share	$1.89	1.04	1.52
Diluted earnings per common share	$1.71	0.90	1.34

NOTE 16 Stockholders' Equity

The Company did not repurchase any shares of its common stock in the open market or pay any dividends on its common stock during 2018, 2017 or 2016. The Company did purchase 3,589 shares of common stock, at a value of $19.94 per share, from a director in a cashless exchange of options exercised in 2018.

The Company's certificate of incorporation authorizes the issuance of up to 500,000 shares of preferred stock, and on December 23, 2008, the Company completed the sale of 26,000 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A (Preferred Stock) to the United States Department of Treasury (Treasury). The Preferred Stock had a liquidation value of $1,000 per share and a related warrant was also issued to purchase 833,333 shares of HMN common stock at an exercise price of $4.68 per share (the Warrant). The transaction was part of the Treasury’s Capital Purchase Program under the Emergency Economic Stabilization Act of 2008.

On February 17, 2015, the Company redeemed the final 10,000 shares of outstanding Preferred Stock. On May 21, 2015, the Treasury sold the Warrant at an exercise price of $4.68 per share to three unaffiliated third party investors for an aggregate purchase price of $5.7 million. In 2018, all of the outstanding Warrants were either exercised by the Warrant holder or repurchased by the Company. These Warrant transactions resulted in the Company issuing an additional 319,651 shares of common stock from treasury shares for Warrants that were exercised and paying $6.5 million in cash to repurchase the remaining Warrants. As a result of these transactions, the Company no longer has any obligations under the Warrant.

On November 28, 2018, the Board of Directors announced a new share repurchase program, pursuant to which the Company may purchase shares of its common stock for an aggregate purchase price not to exceed $6 million. The share repurchase program does not obligate the Company to purchase any shares and has no set expiration date. No shares were repurchased by the Company in 2018 under the share repurchase program.

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

NOTE 17 Regulatory Capital

The Company and the Bank are subject to the Basel III regulatory capital requirements. The Basel III requirements, among other things, (i) apply a set of capital requirements to the Bank (the Company is exempt, pursuant to the Small Bank Holding Company Policy Statement (Policy Statement) described below), including requirements relating to common equity as a component of core capital, (ii) implement a “capital conservation buffer” against risk and a higher minimum Tier 1 capital requirement, and (iii) set forth rules for calculating risk-weighted assets for purposes of such requirements. The rules made corresponding revisions to the prompt corrective action framework and include capital ratios and buffer requirements which are fully phased in as of January 1, 2019. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of its assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

The FRB amended its Policy Statement, to exempt small bank holding companies with assets less than $3 billion from the above capital requirements. The Policy Statement was also expanded to include savings and loan holding companies that meet the Policy Statement’s qualitative requirements for exemption. The Company currently meets the qualitative exemption requirements, and therefore, is exempt from the above capital requirements.

Quantitative measures established by regulations to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the following table and defined in the regulation) of Common Equity Tier 1 capital to risk weighted assets, Tier 1 capital to adjusted total assets, Tier 1 capital to risk weighted assets, and total capital to risk weighted assets.

At December 31, 2018 and 2017, the Bank's capital amounts and ratios are presented for actual capital, required capital and excess capital including amounts and ratios in order to qualify as being well capitalized under the prompt corrective action regulations:

	Actual		Required to be Adequately Capitalized		Excess Capital		To Be Well Capitalized Under Prompt Corrective Action Provisions
(Dollars in thousands)	Amount	Percent of Assets(1)	Amount	Percent of Assets(1)	Amount	Percent of Assets(1)	Amount	Percent of Assets(1)
December 31, 2018
Common equity Tier 1 capital	$79,552	13.26%	$26,988	4.50%	$52,564	8.76%	$38,982	6.50%
Tier 1 leverage	79,552	11.00	28,923	4.00	50,629	7.00	36,154	5.00
Tier 1 risk-based capital	79,552	13.26	35,983	6.00	43,569	7.26	47,978	8.00
Total risk-based capital	87,063	14.52	47,978	8.00	39,085	6.52	59,972	10.00

December 31, 2017
Common equity Tier 1 capital	$76,279	12.45%	$27,561	4.50%	$48,718	7.95%	$39,810	6.50%
Tier 1 leverage	76,279	10.68	28,569	4.00	47,710	6.68	35,711	5.00
Tier 1 risk-based capital	76,279	12.45	36,748	6.00	39,531	6.45	48,997	8.00
Total risk-based capital	83,957	13.71	48,997	8.00	34,960	5.71	61,246	10.00

(1) Based upon the Bank’s adjusted total assets for the purpose of the Tier 1 leverage capital ratio and risk-weighted assets for the purpose of the risk-based capital ratios.

The Bank must maintain a capital conservation buffer composed of common equity Tier 1 capital above its minimum risk-based capital requirements in order to avoid limitations on capital distributions, including dividend payments and certain discretionary bonus payments to executive officers. For 2018, the capital conservation buffer was 1.875% and in 2019, and for all periods thereafter, the buffer amount increases to 2.50%. Management believes that, as of December 31, 2018, the Bank’s capital ratios were in excess of those quantitative capital ratio standards set forth under the current prompt corrective action regulations, including the capital conservation buffer described above. However, there can be no assurance that the Bank will continue to maintain such status in the future. The Office of the Comptroller of the Currency has extensive discretion in its supervisory and enforcement activities, and can adjust the requirement to be well-capitalized in the future. In addition, the Company must adhere to various U.S. Department of Housing and Urban Development (HUD) regulatory guidelines including required minimum capital and liquidity amounts to maintain their Federal Housing Administration approved status. Failure to comply with the HUD guidelines could result in withdrawal of this certification. As of December 31, 2018, the Company was in compliance with HUD guidelines.

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

	December 31, Contract Amount
(Dollars in thousands)	2018	2017
Financial instruments whose contract amount represents credit risk:
Commitments to originate, fund or purchase loans:
Single family	$6,081	3,792
Commercial real estate	6,320	12,968
Commercial business	782	6,495
Undisbursed balance of loans closed	23,749	44,712
Unused lines of credit	107,438	103,811
Letters of credit	2,608	1,867
Total commitments to extend credit	$146,978	173,645
Forward commitments	$7,289	5,629

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

The Bank issued standby letters of credit which guarantee the performance of customers to third parties. The standby letters of credit outstanding expire over the next 44 months and totaled $2.6 million at December 31, 2018 and $1.9 million at December 31, 2017. The letters of credit are collateralized primarily with commercial real estate mortgages. Draws on standby letters of credit would be initiated by the secured party under the terms of the underlying obligation. Since the conditions under which the Bank is required to fund the standby letters of credit may not materialize, the cash requirements are expected to be less than the total outstanding commitments.

The Company has certain obligations and commitments to make future payments under existing contracts. At December 31, 2018, the aggregate contractual obligations (excluding bank deposits) and commercial commitments were as follows:

	Payments Due by Period
(Dollars in thousands)	Total	Less than 1 Year	1-3 Years	4-5 Years	More than 5 Years
Contractual Obligations:
Annual rental commitments under non-cancellable operating leases	$4,937	888	1,711	1,653	685
Total contractual obligations	$4,937	888	1,711	1,653	685

	Amount of Commitments Expiring by Period
Other Commercial Commitments:
Commercial lines of credit	$58,222	30,163	16,832	11,227	0
Commitments to lend	18,877	9,181	183	7,538	1,975
Standby letters of credit	2,608	1,819	225	564	0
Total other commercial commitments	$79,707	41,163	17,240	19,329	1,975

NOTE 19 Derivative Instruments and Hedging Activities

The Company originates single family residential loans for sale into the secondary market and enters into commitments to sell those loans in order to mitigate the interest rate risk associated with holding the loans until they are sold. The Company accounts for its commitments in accordance with ASC 815, Accounting for Derivative Instruments and Hedging Activities.

The Company had commitments outstanding to extend credit to future borrowers that had not closed prior to the end of the year, which is referred to as its mortgage pipeline. As commitments to originate loans enter the mortgage pipeline, the Company generally enters into commitments to sell the loans into the secondary market. The commitments to originate and sell loans are derivatives that are recorded at fair value. The marking of these derivatives to fair value for the periods ended December 31, 2018 and December 31, 2017 did not have a material impact on the Company’s consolidated financial statements.

As of December 31, 2018 and 2017, the current commitments to sell loans held for sale are derivatives that do not qualify for hedge accounting. The loans held for sale that are not hedged are recorded at the lower of cost or market.

The marking of these loans for the periods ended December 31, 2018 and December 31, 2017 did not have a material impact on the Company’s consolidated financial statements.

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

The following table summarizes the assets of the Company for which fair values are determined on a recurring basis as of December 31, 2018 and 2017.

	Carrying Value at December 31, 2018
(Dollars in thousands)	Total	Level 1	Level 2	Level 3
Securities available for sale	$79,980	0	79,980	0
Mortgage loan commitments	40	0	40	0
Total	$80,020	0	80,020	0

	Carrying Value at December 31, 2017
(Dollars in thousands)	Total	Level 1	Level 2	Level 3
Securities available for sale	$77,472	0	77,472	0
Mortgage loan commitments	28	0	28	0
Total	$77,500	0	77,500	0

The Company may also be required, from time to time, to measure certain other financial assets at fair value on a nonrecurring basis in accordance with generally accepted accounting principles. These adjustments to fair value usually result from the application of the lower-of-cost-or-market accounting or write downs of individual assets. For assets measured at fair value on a nonrecurring basis in 2018 and 2017 that were still held at December 31, the following table provides the level of valuation assumptions used to determine each adjustment and the carrying value of the related individual assets or portfolios at December 31, 2018 and 2017.

	Carrying Value at December 31, 2018
(Dollars in thousands)	Total	Level 1	Level 2	Level 3	Year Ended December 31, 2018 Total gains (losses)
Loans held for sale	$3,444	0	3,444	0	45
Mortgage servicing rights, net	1,855	0	1,855	0	0
Loans (1)	2,902	0	2,902	0	(97)
Real estate, net (2)	414	0	414	0	0
Total	$8,615	0	8,615	0	(52)

	Carrying Value at December 31, 2017
(Dollars in thousands)	Total	Level 1	Level 2	Level 3	Year Ended December 31, 2017 Total gains (losses)
Loans held for sale	$1,837	0	1,837	0	1
Mortgage servicing rights, net	1,724	0	1,724	0	0
Loans (1)	3,201	0	3,201	0	(413)
Real estate, net (2)	627	0	627	0	0
Total	$7,389	0	7,389	0	(412)

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

NOTE 21 Fair Value of Financial Instruments

ASC 825, Disclosures about Fair Values of Financial Instruments, requires disclosure of the estimated fair values of the Company's financial instruments, including assets, liabilities and off-balance sheet items for which it is practicable to estimate fair value. The fair value estimates are made as of December 31, 2018 and 2017 based upon relevant market information, if available, and upon the characteristics of the financial instruments themselves. Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are based upon judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. The estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

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

	December 31, 2018						December 31, 2017
			Fair value hierarchy
(Dollars in thousands)	Carrying amount	Estimated fair value	Level 1	Level 2	Level 3	Contract amount	Carrying amount	Estimated fair value	Contract amount
Financial assets:
Cash and cash equivalents	$20,709	20,709	20,709				37,564	37,564
Securities available for sale	79,980	79,980		79,980			77,472	77,472
Loans held for sale	3,444	3,444		3,444			1,837	1,837
Loans receivable, net	586,688	578,978		578,978			585,931	585,494
FHLB stock	867	867		867			817	817
Accrued interest receivable	2,356	2,356		2,356			2,344	2,344
Financial liabilities:
Deposits	623,352	617,722		617,722			635,601	635,905
Accrued interest payable	346	346		346			146	146
Off-balance sheet financial instruments:
Commitments to extend credit	40	40				146,978	28	28	173,645
Commitments to sell loans	(56)	(56)				7,289	(11)	(11)	5,629

Cash and Cash Equivalents

The carrying amount of cash and cash equivalents approximates their fair value.

Securities Available for Sale

The fair values of securities were based upon quoted market prices.

Loans Held for Sale

The fair values of loans held for sale were based upon quoted market prices for loans with similar interest rates and terms to maturity.

Loans Receivable

The fair value of the loan portfolio, with the exception of the adjustable rate portfolio, was calculated by discounting the scheduled cash flows through the estimated maturity using anticipated prepayment speeds and using discount rates that reflect the credit and interest rate risk inherent in each loan portfolio. The fair value of the adjustable loan portfolio was estimated by grouping the loans with similar characteristics and comparing the characteristics of each group to the prices quoted for similar types of loans in the secondary market. The fair value disclosures for both the fixed and adjustable rate portfolios were adjusted to reflect the exit price amount anticipated to be received from the sale of the portfolio in an open market transaction as required upon adoption of ASU 2016-01, Financial Instruments – Overall (Subtopic 825-10) Recognition and Measurement of Financial Assets and Financial Liabilities beginning in the first quarter of 2018.

FHLB Stock

The carrying amount of FHLB stock approximates its fair value.

Accrued Interest Receivable

The carrying amount of accrued interest receivable approximates its fair value since it is short-term in nature and does not present unanticipated credit concerns.

Deposits

The fair value of demand deposits, savings accounts and certain money market account deposits is the amount payable on demand at the reporting date. The fair value of fixed maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities. The fair value disclosures for all of the deposits were adjusted to reflect the exit price amount anticipated to be received from the sale of the deposits in an open market transaction as required upon adoption of ASU 2016-01, Financial Instruments – Overall (Subtopic 825-10) Recognition and Measurement of Financial Assets and Financial Liabilities beginning in the first quarter of 2018.

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

NOTE 22 HMN Financial, Inc. Financial Information (Parent Company Only)

The following are the condensed financial statements for the parent company only as of December 31, 2018 and 2017 and for the years ended December 31, 2018, 2017 and 2016.

(Dollars in thousands)	2018	2017	2016
Condensed Balance Sheets
Assets:
Cash and cash equivalents	$1,534	2,057
Investment in subsidiaries	79,737	77,006
Prepaid expenses and other assets	2,014	1,867
Deferred tax asset, net	95	141
Total assets	$83,380	81,071
Liabilities and Stockholders' Equity:
Accrued expenses and other liabilities	$233	253
Total liabilities	233	253
Common stock	91	91
Additional paid-in capital	40,090	50,623
Retained earnings	99,754	91,448
Net unrealized losses on securities available for sale	(1,096)	(957)
Unearned employee stock ownership plan shares	(1,836)	(2,030)
Treasury stock, at cost, 4,292,838 and 4,631,124 shares	(53,856)	(58,357)
Total stockholders' equity	83,147	80,818
Total liabilities and stockholders' equity	$83,380	81,071
Condensed Statements of Income
Interest expense	$0	(306)	(589)
Equity income of subsidiaries	8,800	4,878	7,148
Compensation and benefits	(221)	(257)	(264)
Occupancy	(30)	(30)	(30)
Data processing	(6)	(6)	(6)
Professional services	(124)	(130)	(138)
Other	(331)	(319)	(329)
Income before income tax benefit	8,088	3,830	5,792
Income tax benefit	(148)	(574)	(558)
Net income	$8,236	4,404	6,350
Condensed Statements of Cash Flows
Cash flows from operating activities:
Net income	$8,236	4,404	6,350
Adjustments to reconcile net income to cash used by operating activities:
Equity income of subsidiaries	(8,800)	(4,878)	(7,148)
Deferred income tax benefit	46	615	244
Earned employee stock ownership shares priced above original cost	206	147	80
Stock option compensation	17	41	79
Amortization of restricted stock awards	134	147	177
Decrease in unearned ESOP shares	194	193	194
Increase in other assets	(146)	(6)	(11)
Decrease in other liabilities	(20)	(866)	(214)
Other, net	(1)	0	(1)
Net cash used by operating activities	(134)	(203)	(250)
Cash flows from financing activities:
Warrants purchased	(6,453)	0	0
Excess tax benefit from options exercised	64	0	0
Stock awards withheld for tax withholding	0	(54)	0
Repayments of borrowings	0	(7,000)	(2,000)
Dividends received from Bank	6,000	6,000	3,000
Net cash (used) provided by financing activities	(389)	(1,054)	1,000
(Decrease) increase in cash and cash equivalents	(523)	(1,257)	750
Cash and cash equivalents, beginning of year	2,057	3,314	2,564
Cash and cash equivalents, end of year	$1,534	2,057	3,314

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

(Dollars in thousands)	Home Federal Savings Bank	Other	Eliminations	Consolidated Total

At or for the year ended December 31, 2018:
Interest income – external customers	$30,381	0	0	30,381
Non-interest income – external customers	7,714	0	0	7,714
Intersegment non-interest income	222	8,800	(9,022)	0
Interest expense	2,233	0	0	2,233
Non-interest expense	24,897	712	(222)	25,387
Income tax expense (benefit)	3,036	(148)	0	2,888
Net income	8,800	8,236	(8,800)	8,236
Total assets	710,281	83,380	(81,346)	712,315

At or for the year ended December 31, 2017:
Interest income – external customers	$27,680	0	0	27,680
Non-interest income – external customers	7,654	0	0	7,654
Intersegment non-interest income	210	4,879	(5,089)	0
Interest expense	1,491	306	0	1,797
Non-interest expense	24,722	742	(210)	25,254
Income tax expense (benefit)	4,976	(574)	0	4,402
Net income	4,879	4,404	(4,879)	4,404
Total assets	722,532	79,254	(79,101)	722,685

At or for the year ended December 31, 2016:
Interest income – external customers	$27,349	0	0	27,349
Non-interest income – external customers	8,201	0	0	8,201
Intersegment interest income	0	1	(1)	0
Intersegment non-interest income	210	7,148	(7,358)	0
Interest expense	1,004	589	0	1,593
Non-interest expense	23,572	768	(210)	24,130
Income tax expense (benefit)	4,680	(558)	0	4,122
Net income	7,148	6,350	(7,148)	6,350
Total assets	681,257	82,222	(81,456)	682,023

CliftonLarsonAllen LLP
CLAconnect.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
HMN Financial, Inc. and Subsidiaries
Rochester, Minnesota

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of HMN Financial, Inc. and Subsidiaries (the Company) as of December 31, 2018 and 2017, and the related consolidated statements of comprehensive income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2018 and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of HMN Financial, Inc. and Subsidiaries as of December 31, 2018 and 2017, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2018, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

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
March 8, 2019

We have served as the Company's auditor since 2014.

A member of Nexia International

Other Financial Data

The following tables set forth certain information as to the Bank’s FHLB advances.

	Year Ended December 31,
(Dollars in thousands)	2018	2017	2016
Maximum Balance:
FHLB advances	$6,800	18,800	15,500
FHLB short-term advances	6,800	18,800	15,500
Average Balance:
FHLB advances	140	1,693	468
FHLB short-term advances	140	1,693	468

See “Note 12 Federal Home Loan Bank (FHLB) Advances and Other Borrowings” in the Notes to Consolidated Financial Statements for more information on the Bank’s FHLB advances and other borrowings.

Selected Quarterly Financial Data

(Dollars in thousands, except per share data)	December 31, 2018	September 30, 2018	June 30, 2018
Selected Operations Data (3 months ended):
Interest income	$7,797	7,970	7,456
Interest expense	650	587	526
Net interest income	7,147	7,383	6,930
Provision for loan losses	(167)	(652)	295
Net interest income after provision for loan losses	7,314	8,035	6,635
Non-interest income:
Fees and service charges	909	870	785
Loan servicing fees	314	343	297
Gain on sales of loans	483	489	679
Other	242	234	293
Total non-interest income	1,948	1,936	2,054
Non-interest expense:
Compensation and benefits	3,652	3,574	3,678
Occupancy and equipment	1,062	1,073	1,072
Data processing	331	310	334
Professional services	264	326	298
Other	997	931	931
Total non-interest expense	6,306	6,214	6,313
Income before income tax expense	2,956	3,757	2,376
Income tax expense	604	1,045	649
Net income	$2,352	2,712	1,727
Basic earnings per common share	$0.51	0.62	0.40
Diluted earnings per common share	$0.51	0.56	0.35
Financial Ratios:
Return on average assets(1)	1.29%	1.47%	0.95%
Return on average common equity(1)	11.24	12.90	8.25
Average equity to average assets	11.52	11.54	11.61
Net interest margin(1)(2)	4.06	4.14	3.97

(Dollars in thousands)
Selected Financial Condition Data (end of period):
Total assets	$712,315	737,445	726,285
Securities available for sale:
Mortgage-backed and related securities	8,023	8,207	8,895
Other marketable securities	71,957	71,397	71,630
Loans held for sale	3,444	2,109	3,624
Loans receivable, net	586,688	586,092	589,855
Deposits	623,352	651,429	639,535
FHLB advances and other borrowings	0	0	0
Stockholders’ equity	83,147	79,994	81,825

(1) Annualized

(2) Net interest income divided by average interest-earning assets

March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017
7,158	6,767	7,255	6,999	6,659
470	435	493	461	408
6,688	6,332	6,762	6,538	6,251
(125)	59	(581)	269	(270)
6,813	6,273	7,343	6,269	6,521

766	837	848	845	824
301	296	299	306	301
444	610	521	488	519
265	216	241	267	236
1,776	1,959	1,909	1,906	1,880

3,824	3,641	3,642	3,780	3,944
1,097	953	1,050	1,026	1,039
295	311	243	260	292
249	302	307	417	259
1,089	1,002	1,017	956	813
6,554	6,209	6,259	6,439	6,347
2,035	2,023	2,993	1,736	2,054
590	1,636	1,213	712	841
1,445	387	1,780	1,024	1,213
0.34	0.09	0.42	0.24	0.29
0.29	0.08	0.37	0.21	0.25

0.82%	0.21%	0.99%	0.60%	0.73%
7.07	1.88	8.78	5.19	6.35
11.65	11.43	11.43	11.51	11.49
3.95	3.64	3.92	3.98	3.91

722,339	722,685	716,610	725,183	680,981

9,455	5,068	5,450	613	797
71,719	72,404	72,901	78,034	77,751
2,234	1,837	2,594	2,061	2,430
591,840	585,931	583,057	590,259	565,040
633,805	635,601	628,971	634,101	591,376
0	0	0	7,000	7,000
82,056	80,818	80,632	78,723	77,400

Common Stock Information

The common stock of the Company is listed on the Nasdaq Stock Market (Nasdaq) under the symbol HMNF. As of December 31, 2018, the Company had 9,128,662 shares of common stock issued and 4,292,838 shares in treasury stock. As of December 31, 2018, there were 479 stockholders of record and 1,033 estimated beneficial stockholders. The following table presents the stock price information for the Company as furnished by Nasdaq for each quarter for the last two fiscal years. On February 11, 2019, the last reported sale price of shares of our common stock on the Nasdaq was $20.02 per share. The Company has not paid a dividend on its common stock during the two year period ending December 31, 2018. See “Liquidity and Capital Resources – Dividends” in the “Management Discussion and Analysis” section of this annual report for a description of restrictions on the ability of the Company and the Bank to pay dividends.

The following graph and table compares the total cumulative stockholders’ return on the Company’s common stock to the Nasdaq U.S. Stock Index (“Nasdaq Composite”), which includes all Nasdaq traded stocks of U.S. companies, and the Nasdaq Bank Index. The graph and table assume that $100 was invested on December 31, 2013 and that all dividends were reinvested.

Index	12/31/13	12/31/14	12/31/15	12/31/16	12/31/17	12/31/18
HMN Financial, Inc.	$100.00	$117.31	$109.27	$165.56	$180.70	$185.62
Nasdaq Composite	$100.00	$114.62	$122.81	$133.19	$172.11	$165.84
NASDAQ Bank	$100.00	$104.89	$113.29	$155.71	$164.24	$136.99

HMN Financial, Inc.

1016 Civic Center Drive NW

Rochester, MN 55901

(507) 535-1200

Annual Meeting

The annual meeting of shareholders will be held on Tuesday, April 23, 2019 at 10:00 a.m. (Central Time) at the Rochester Golf and Country Club, 3100 West Country Club Road, Rochester, Minnesota.

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

Dr. Hugh C. Smith

Chairman of the Board

HMN and Home Federal Savings Bank

Retired Professor of Medicine, Mayo Clinic College of Medicine and Consultant in Cardiovascular Division, Mayo Clinic

Allen J. Berning

Chief Executive Officer

Ambient Clinical Analytics, a provider of clinical decision support products

Michael A. Bue

Retired President and Chief Executive Officer

Security State Bank of Lewiston

Bradley C. Krehbiel

President and Chief Executive Officer

HMN and Home Federal Savings Bank

Bernard R. Nigon

Retired Audit Partner with RSM US LLP (formerly McGladrey & Pullen, LLP)

Dr. Wendy S. Shannon

Former Assistant Professor, Winona State University

Mark E. Utz

Attorney at law, Wendland Utz, Ltd.

Hans K. Zietlow

Former Director of Real Estate for Kwik Trip, Inc.

Executive Officers Who Are Not

Directors

Jon J. Eberle

Senior Vice President, Chief Financial Officer

and Treasurer of HMN and Executive Vice

President, Chief Financial Officer and Treasurer of Home Federal Savings Bank

Lawrence D. McGraw

Executive Vice President and

Chief Operating Officer

Home Federal Savings Bank

Branch Offices of the Bank

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

Owatonna

1015 West Frontage Road, Suite 100

Owatonna, MN 55060
(507) 413-6420

Spring Valley

715 North Broadway

Spring Valley, MN 55975

(507) 346-9709

Winona

175 Center Street

Winona, MN 55987

(507) 453-6460

Loan Production Offices

Sartell

50 14th Ave E, Suite 100
Sartell, MN 56377

(320) 654-4020

Delafield

3960 Hillside Drive, Suite 206
Delafield, WI 53018

(262) 337-9511