Form 10-K, Exhibit 13
period 2019-12-31
HMN FINANCIAL INC
filed 2020-03-06
CIK 921183

Exhibit 13

Table of Contents

Financial Highlights	1
Letter to Shareholders and Clients	2
Board of Directors	3
Five-year Consolidated Financial Highlights	4
Management Discussion and Analysis	5
Consolidated Financial Statements	21
Notes to Consolidated Financial Statements	25
Report of Independent Registered Public Accounting Firm	58
Other Financial Data	59
Selected Quarterly Financial Data	60
Common Stock Information	62
Corporate and Shareholder Information	Inside Back Cover
Directors and Officers	Inside Back Cover

HMN Financial, Inc. and Home Federal Savings Bank are headquartered in Rochester, Minnesota. Home Federal Savings Bank operates twelve full service offices in Minnesota located in Albert Lea, Austin, Eagan, Kasson, La Crescent, Owatonna, Rochester (4), Spring Valley and Winona, one full service office in Marshalltown, Iowa, and one full service office in Pewaukee, Wisconsin. The Bank also operates a loan origination office in Sartell, Minnesota.

Financial Highlights

	At or For the Year Ended
Operating Results:	December 31,		Percentage
(Dollars in thousands, except per share data)	2019	2018	Change
Total interest income	$31,890	30,381	5.0%
Total interest expense	3,339	2,233	49.5
Net interest income	28,551	28,148	1.4
Provision for loan losses	(1,216)	(649)	(87.4)
Net interest income after provision for loan losses	29,767	28,797	3.4
Fees and service charges	3,100	3,330	(6.9)
Loan servicing fees	1,278	1,255	1.8
Gain on sales of loans	2,941	2,095	40.4
Other non-interest income	1,136	1,034	9.9
Total non-interest income	8,455	7,714	9.6
Total non-interest expense	27,105	25,387	6.8
Income before income tax expense	11,117	11,124	(0.1)
Income tax expense	3,324	2,888	15.1
Net income	$7,793	8,236	(5.4)

Per Common Share Information:
Earnings per common share and common share equivalents:
Basic	$1.69	1.89
Diluted	1.68	1.71
Stock price (for the year):
High	$23.34	21.90
Low	19.01	18.05
Close	21.01	19.62
Book value per common share	19.13	17.19
Closing price to book value	109.83%	114.14%

Financial Ratios:
Return on average assets	1.05%	1.14%	(7.9)%
Return on average stockholders’ equity	8.74	9.88	(11.5)
Net interest margin	4.04	4.03	0.2
Operating expenses to average assets	3.67	3.51	4.6
Average stockholders’ equity to average assets	12.06	11.52	4.7
Stockholders’ equity to total assets at year end	11.91	11.67	2.1
Non-performing assets to total assets	0.34	0.43	(20.9)
Efficiency ratio	73.25	70.79	3.5

Balance Sheet Data:	December 31,		Percentage
(Dollars in thousands)	2019	2018	Change
Total assets	$777,639	712,315	9.2%
Securities available for sale	107,592	79,859	34.7
Loans held for sale	3,606	3,444	4.7
Loans receivable, net	596,392	586,688	1.7
Deposits	673,870	623,352	8.1
Stockholders’ equity	92,648	83,147	11.4
Home Federal Savings Bank regulatory capital ratios:
Common equity Tier 1 capital	13.21%	13.26%	(0.4)%
Tier 1 leverage	10.89	11.00	(1.0)
Tier 1 risk-based capital	13.21	13.26	(0.4)
Total risk-based capital	14.46	14.52	(0.4)

I am very pleased with the financial performance that HMN Financial, Inc. (HMN) reported for 2019. Our dedicated staff worked very hard to execute our strategic plan and improve the financial performance and asset quality of the bank.

As of year-end, total assets had increased over $65 million since last year. While net loans increased approximately $10 million, new commercial loan production exceeded $90 million for the year while mortgage loan production exceeded $150 million - both substantial increases over the previous year’s levels. Most importantly, deposits rose over $50 million during the year which can be attributed to a number of initiatives:

●

In October 2018, we purchased an existing branch facility in Pewaukee, Wisconsin, fully aware that deed restrictions would prevent us from opening a branch there for twelve months. We used this time to update both the interior and exterior of the facility and implemented the latest technology in order to reduce the number of employees needed to operate the branch. This way, production staff is able to spend more time out in the community meeting with prospective clients and serving existing ones. During the year, we also recruited a number of excellent local community bankers to staff the office. We opened a full service branch in October 2019 and have been very pleased with the support of the local community and the performance of the branch.

●

In early 2019, we commenced construction of an expansion to our drive-up branch facility in Kasson, Minnesota. Once again, we utilized the latest technology and completely remodeled the original floorplan in order to operate the branch as efficiently as possible. In September 2019, we closed on the sale of our downtown branch location in Kasson to another local business which allowed us to consolidate all of our operations into a single convenient location for that market. The community response has been very positive as evidenced by the deposit growth that we experienced during the year - in large part due to our efforts to ensure that our original main street storefront was not abandoned but repurposed.

●

In the second half of 2018, a number of new product and marketing initiatives were launched in order to increase organic deposit growth. The implementation of these initiatives resulted in a substantial increase in the number of new retail and commercial deposit accounts opened in 2019 compared to the previous year’s results.

While pleased with the organic deposit growth we experienced in 2019, we continue to look for acquisition targets that will grow the asset size of the bank, enhance our franchise value and improve our financial performance. During this past year we analyzed a number of acquisition opportunities and aggressively pursued some of those opportunities but ultimately, we determined not to go forward with any acquisitions in 2019. We are very sensitive to the potential dilution an acquisition could have on our common shareholders and will continue to remain disciplined in our approach to valuing and pursuing acquisition targets.

Another area of focus this past year was the management of our net interest margin. Maintaining net interest margins was a challenge in 2019 due to the Federal Open Market Committee’s decision to reduce the Federal Funds rate by 75 basis points during the year which resulted in a corresponding decrease in the Prime interest rate. The decrease in the Prime interest rate resulted in fierce pricing competition on loans for quality borrowers which resulted in lower loan rates while deposit costs fell more slowly. Fortunately, our net interest margin for the year held steady from the previous year at 4.04%.

Once again, our asset quality improved with past due loans declining to just 19 basis points of total loans at year-end. During the year, we were able to move a number of our weakest, but performing, commercial loan relationships out of the bank. We believe this proactive approach capitalized on the fierce competition for loan growth in our markets and left our bank in a better position should economic conditions deteriorate.

The capital positions of both the bank and HMN remain very strong when compared to our peers. Over the past several years we have strategically deployed excess capital to repurchase preferred stock, repay outstanding debt, and repurchase common stock warrants. All of this was accomplished while continuing to maintain adequate liquidity and capital at HMN to ensure that it remains a source of strength for the bank. After considering HMN’s capital positon, our Board of Directors has approved a stock repurchase plan which provides management the ability to repurchase up to $6 million of outstanding HMN common stock. Repurchases of common stock could support the stock price, if needed, and return excess capital to our shareholders should it not be needed to support anticipated growth. Management and the Board will continue to evaluate the most prudent use of our capital resources on a quarterly basis.

We appreciate your interest in HMN and thank you for your continued support of our mission.

Best Regards,

Bradley Krehbiel

President/CEO

Board of Directors

Dr. Hugh Smith Chairman of the Board	Bradley Krehbiel President and CEO	Dr. Wendy Shannon Vice Chair

Allen Berning	Michael Bue	Sequoya Borgman

Bernard Nigon	Mark Utz	Hans Zietlow

Five-Year Consolidated Financial Highlights

Selected Operations Data:	Year Ended December 31,
(Dollars in thousands, except per share data)	2019	2018	2017		2016	2015
Total interest income	$31,890	30,381	27,680		27,349	21,453
Total interest expense	3,339	2,233	1,797		1,593	1,507
Net interest income	28,551	28,148	25,883		25,756	19,946
Provision for loan losses	(1,216)	(649)	(523)		(645)	(164)
Net interest income after provision for loan losses	29,767	28,797	26,406		26,401	20,110
Fees and service charges	3,100	3,330	3,354		3,427	3,316
Loan servicing fees	1,278	1,255	1,202		1,108	1,046
Gain on sales of loans	2,941	2,095	2,138		2,618	1,964
Other non-interest income	1,136	1,034	960		1,048	1,327
Total non-interest income	8,455	7,714	7,654		8,201	7,653
Total non-interest expense	27,105	25,387	25,254		24,130	23,196
Income before income tax expense	11,117	11,124	8,806		10,472	4,567
Income tax expense	3,324	2,888	4,402	(1)	4,122	1,611
Net income	7,793	8,236	4,404		6,350	2,956
Preferred stock dividends and discount	0	0	0		0	(108)
Net income available to common shareholders	$7,793	8,236	4,404		6,350	2,848

Basic earnings per common share	$1.69	1.89	1.04		1.52	0.69
Diluted earnings per common share	1.68	1.71	0.90		1.34	0.61

(1) Relates to the decrease in the Company’s net deferred tax asset as a result of the reduction in the corporate federal tax rate from 34% to 21% in the fourth quarter of 2017.

Selected Financial Condition Data:	At December 31,
(Dollars in thousands, except per share data)	2019	2018	2017	2016	2015
Total assets	$777,639	712,315	722,685	682,023	643,161
Securities available for sale	107,592	79,859	77,472	78,477	111,974
Loans held for sale	3,606	3,444	1,837	2,009	3,779
Loans receivable, net	596,392	586,688	585,931	551,171	463,185
Deposits	673,870	623,352	635,601	592,811	559,387
Federal Home Loan Bank advances and other borrowings	0	0	0	7,000	9,000
Stockholders’ equity	92,648	83,147	80,818	75,919	69,645
Book value per common share	19.13	17.19	17.97	16.91	15.54

Number of full service offices(2)	14	14	13	13	13
Number of loan origination offices(2)	1	2	3	3	3

Key Ratios: (3)
Stockholders’ equity to total assets at year end	11.91%	11.67%	11.18%	11.13%	10.83%
Average stockholders’ equity to average assets	12.06	11.52	11.43	11.07	11.70
Return on stockholders’ equity (ratio of net income to average equity)	8.74	9.88	5.52	8.71	4.27
Return on assets (ratio of net income to average assets)	1.05	1.14	0.63	0.96	0.50

(2) In 2019, converted Wisconsin loan origination office to a full service office and consolidated the two Kasson offices into one location.

(3) Average balances were calculated based upon amortized cost without the market value impact of ASC 320.

See accompanying notes to consolidated financial statements.

Management Discussion and Analysis

This Annual Report, other reports filed by HMN Financial, Inc. (HMN or the Company) with the Securities and Exchange Commission (SEC), and the Company’s proxy statement may contain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are often identified by such forward-looking terminology as “expect,” “intend,” “look,” “believe,” “anticipate,” “estimate,” “project,” “seek,” “may,” “will,” “would,” “could,” “should,” “trend,” “target,” and “goal” or similar statements or variations of such terms and include, but are not limited to, those relating to growing our core deposit relationships and loan balances, enhancing the financial performance of our core banking operations, maintaining credit quality, maintaining net interest margins, reducing non-performing assets, and generating improved financial results (including profitability); the adequacy and amount of available liquidity and capital resources to Home Federal Savings Bank (the Bank); the Company’s liquidity and capital requirements; our expectations for core capital and our strategies and potential strategies for maintenance thereof; improvements in loan production; changes in the size of the Bank’s loan portfolio; the amount of the Bank’s non-performing assets and the appropriateness of the allowance therefor; anticipated future levels of the provision for loan losses; future losses on non-performing assets; the amount and composition of interest-earning assets; the amount of yield enhancements relating to non-accruing and purchased loans; the amount and composition of non-interest and interest-bearing liabilities; the availability of alternate funding sources; the payment of dividends by HMN; the future outlook for the Company; the amount of deposits that will be withdrawn from checking and money market accounts and how the withdrawn deposits will be replaced; the projected changes in net interest income based on rate shocks; the range that interest rates may fluctuate over the next twelve months; the net market risk of interest rate shocks; the future outlook for the issuer of the trust preferred securities held by the Bank; the anticipated results of litigation and our assessment of the impact on our financial statements; the ability of the Bank to pay dividends to HMN; the ability to remain well capitalized; the impact of new accounting pronouncements; and compliance by the Bank with regulatory standards generally (including the Bank’s status as “well-capitalized”) and other supervisory directives or requirements to which the Company or the Bank are or may become expressly subject, specifically, and possible responses of the Office of the Comptroller of the Currency (OCC), Board of Governors of the Federal Reserve System (FRB), the Bank, and the Company to any failure to comply with any such regulatory standard, directive or requirement.

A number of factors could cause actual results to differ materially from the Company’s assumptions and expectations. These include but are not limited to the adequacy and marketability of real estate and other collateral securing loans to borrowers; federal and state regulation and enforcement; possible legislative and regulatory changes, including changes to regulatory capital rules; the ability of the Bank to comply with other applicable regulatory capital requirements; enforcement activity of the OCC and FRB in the event of our non-compliance with any applicable regulatory standard or requirement; adverse economic, business and competitive developments such as continued shrinking interest margins, reduced collateral values, deposit outflows, changes in credit or other risks posed by the Company’s loan and investment portfolios; changes in costs associated with traditional and alternate funding sources, including changes in collateral advance rates and policies of the Federal Home Loan Bank (FHLB); technological, computer-related or operational difficulties, including those from any third party cyberattack; results of litigation; reduced demand for financial services and loan products; changes in accounting policies and guidelines, or monetary and fiscal policies of the federal government or tax laws; domestic and international economic developments; the Company’s access to and adverse changes in securities markets; the market for credit related assets; the future operating results, financial condition, cash flow requirements and capital spending priorities of the Company and the Bank; the availability of internal and, as required, external sources of funding; our ability to attract and retain employees; or other significant uncertainties. Additional factors that may cause actual results to differ from the Company’s assumptions and expectations include those set forth in the “Risk Factors” sections of the Company’s Annual Report on Form 10-K for the year ended December 31, 2019. All forward-looking statements are qualified by, and should be considered in conjunction with, such cautionary statements.

All statements in this Annual Report, including forward-looking statements, speak only as of the date hereof, and we undertake no duty to update any of the forward-looking statements after the date of this Annual Report.

Overview

HMN is the stock savings bank holding company for the Bank, which operates community banking and loan production offices in Minnesota, Iowa and Wisconsin. The earnings of the Company are primarily dependent on the Bank's net interest income, which is the difference between interest earned on loans and investments, and the interest paid on interest-bearing liabilities such as deposits and other borrowings. The difference between the average rate of interest earned on assets and the average rate paid on liabilities is the "interest rate spread". Net interest income is produced when interest-earning assets equal or exceed interest-bearing liabilities and there is a positive interest rate spread. Net interest income and net interest rate spread are affected by changes in interest rates, the volume and composition of interest-earning assets and interest-bearing liabilities, and the level of non-performing assets. The Company's net earnings are also affected by the generation of non-interest income, which consists primarily of gains from the sale of loans and real estate owned, fees for servicing loans, commissions on the sale of uninsured investment products, and service charges on deposit accounts. The Bank incurs expenses in addition to interest expense in the form of compensation and benefits, occupancy and equipment expenses, provisions for loan losses, data processing costs, professional services, deposit insurance, amortization expense on mortgage servicing assets, advertising expenses, and income taxes. The earnings of financial institutions, such as the Bank, are also significantly affected by prevailing economic and competitive conditions, particularly changes in interest rates, government monetary and fiscal policies, and regulations of various regulatory authorities. Lending activities are influenced by the demand for and supply of business credit, single family and commercial properties, competition among lenders, the level of interest rates and the availability of funds. Deposit flows and costs of deposits are influenced by prevailing market rates of interest on competing investments, account maturities and the levels of personal income and savings.

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

The Company maintains significant net deferred tax assets for deductible temporary differences, the largest of which relates to the allowance for loan losses. For tax purposes only the net charge-offs are deductible while the entire provision for loan losses is used to determine book income. A deferred tax asset is created because of the timing difference of when the expense is recognized for book and tax purposes. Under U.S. generally accepted accounting principles (GAAP), a valuation allowance is required to be recognized if it is “more likely than not” that the deferred tax asset will not be realized. The determination of the realizability of the deferred tax assets is highly subjective and dependent upon management’s judgment and evaluation of both positive and negative evidence, including the forecasts of future income, tax planning strategies, and assessments of the current and future economic and business conditions. The positive evidence considered includes the Company’s cumulative net income in the prior three year period, the ability to implement tax planning strategies to accelerate taxable income recognition, and the probability that taxable income will be generated in future periods. The Company could not currently identify any negative evidence. It is possible that future conditions may differ substantially from those anticipated in determining that no valuation allowance was required on deferred tax assets and adjustments may be required in the future.

Determining the ultimate settlement of any tax position requires significant estimates and judgments in arriving at the amount of tax benefits to be recognized in the financial statements. It is possible that the tax benefits realized upon the ultimate resolution of a tax position may result in tax benefits that are significantly different from those estimated.

Litigation

Estimates related to litigation are inherently subjective and the ultimate resolution of any litigation may be different than current management estimates. See "Note 18 Commitments and Contingencies" for further information.

Results of Operations

Comparison of 2019 with 2018

Net income was $7.8 million for 2019, a decrease of $0.4 million, or 5.4%, compared to net income of $8.2 million for 2018. Diluted earnings per share for the year ended December 31, 2019 was $1.68, a decrease of $0.03 per share compared to diluted earnings per share of $1.71 for the year ended December 31, 2018. The decrease in net income between the periods was because of a $1.7 million increase in non-interest expenses primarily related to increased compensation and professional services expense and a $0.4 million increase in income tax expense. These decreases in net income were partially offset by a $0.8 million increase in the gain on sales of loans, a $0.6 million decrease in the loan loss provision, and a $0.5 million increase in net interest income due to an increase in the average interest-earning assets between the periods.

Net Interest Income

Net interest income was $28.6 million for 2019, an increase of $0.5 million, or 1.4%, from $28.1 million for the same period of 2018. Interest income was $31.9 million for 2019, an increase of $1.5 million, or 5.0%, from $30.4 million for the same period of 2018. Interest income increased primarily because of the increase in the average yield earned on interest-earning assets between the periods. The average yield earned on interest-earning assets was 4.51% for 2019, an increase of 16 basis points from 4.35% for 2018. The increase in the average yield is primarily related to the increase in the average prime rate between the periods.

Interest expense was $3.3 million for 2019, an increase of $1.1 million, or 49.5%, compared to $2.2 million in 2018. The average interest rate paid on interest-bearing liabilities and non-interest-bearing deposits was 0.52% for 2019, an increase of 17 basis points from 0.35% for 2018. The increase in interest paid on interest-bearing liabilities was primarily because of a lag in the timing of the market’s response in lowering deposit pricing when the federal funds rate decreased in the second half of 2019. Interest expense also increased as a result of an increase in the average federal funds rate between the periods.

The following table presents the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. Non-accruing loans have been included in the average outstanding loan balance in the table as loans carrying a zero yield.

	Year Ended December 31,
	2019			2018			2017
(Dollars in thousands)	Average Outstanding Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Average Yield/ Rate
Interest-earning assets:
Securities available for sale:
Mortgage-backed and related securities	$15,308	343	2.24%	$8,550	197	2.30%	$2,524	57	2.26%
Other marketable securities	67,075	1,157	1.72	70,827	1,138	1.61	74,035	1,103	1.49
Loans held for sale	2,959	125	4.22	1,765	89	5.04	1,905	94	4.93
Loans receivable, net(1) (2)	589,521	29,662	5.03	586,664	28,446	4.85	573,894	26,274	4.58
FHLB stock and other earning assets including cash equivalents	31,679	603	1.90	30,567	511	1.67	18,088	152	0.84
Total interest-earning assets	$706,542	31,890	4.51	$698,373	30,381	4.35	$670,446	27,680	4.13

Interest-bearing liabilities:
Checking accounts	$96,387	103	0.11%	$86,750	62	0.07%	$87,416	77	0.09%
Passbooks	79,587	63	0.08	77,630	61	0.08	76,592	63	0.08
Money market accounts	177,587	1,171	0.66	199,202	865	0.43	179,675	560	0.31
Certificate accounts	121,914	1,995	1.64	114,243	1,243	1.09	106,006	770	0.73
FHLB advances and other borrowings	287	7	2.54	140	2	1.71	6,335	327	5.16
Total interest-bearing liabilities	$475,762			$477,965			$456,024
Noninterest checking	163,420			156,482			156,149
Other noninterest-bearing liabilities	2,057			1,534			1,279
Total interest-bearing liabilities and noninterest-bearing deposits	$641,239	3,339	0.52%	$635,981	2,233	0.35%	$613,452	1,797	0.29%
Net interest income		28,551			28,148			25,883
Net interest rate spread			3.99%			4.00%			3.84%
Net earning assets	$65,303			$62,392			$56,994
Net interest margin			4.04%			4.03%			3.86%
Average interest-earning assets to average interest-bearing liabilities and noninterest-bearing deposits		110.18%			109.81%			109.29%

(1) Tax exempt income was not material; therefore, the yield was not presented on a tax equivalent basis for any of the years presented.

(2) Calculated net of deferred loan costs, loan discounts, loans in process and loss reserves.

Net interest margin (net interest income divided by average interest-earning assets) for 2019 was 4.04%, an increase of 1 basis point compared to 4.03% for 2018. The increase in the net interest margin is primarily related to the increase in interest income as a result of the increase in the average yield earned on the interest-earning assets between the periods. Average net earning assets increased from $62.4 million in 2018 to $65.3 million in 2019. The $2.9 million increase in the net earning assets in 2019 is due primarily to the net income earned in 2019 that was partially offset by the purchase of premises and equipment.

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

	Year Ended December 31,
	2019 vs. 2018			2018 vs. 2017
	Increase (Decrease) Due to			Increase (Decrease) Due to
(Dollars in thousands)	Volume (1)	Rate(1)	Total Increase	Volume (1)	Rate(1)	Total Increase (Decrease)
Interest-earning assets:
Securities available for sale:
Mortgage-backed and related securities	$156	(10)	146	136	4	140
Other marketable securities	(60)	79	19	(48)	83	35
Loans held for sale	60	(24)	36	(7)	2	(5)
Loans receivable, net	105	1,111	1,216	806	1,366	2,172
Other	17	75	92	102	257	359
Total interest-earning assets	$278	1,231	1,509	989	1,712	2,701
Interest-bearing liabilities:
Checking accounts	$1	40	41	6	(21)	(15)
Passbooks	2	0	2	0	(2)	(2)
Money market accounts	(21)	327	306	37	268	305
Certificates of deposit	53	699	752	79	394	473
FHLB advances and other borrowings	3	2	5	(325)	0	(325)
Total interest-bearing liabilities	$38	1,068	1,106	(203)	639	436
Increase in net interest income	$240	163	403	1,192	1,073	2,265

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

At December 31, 2019
Weighted average yield on:		Weighted average rate on:
Securities available for sale:
Mortgage-backed and related securities	2.13%	Checking accounts	0.13%
Other marketable securities	1.72	Passbook accounts	0.08
Loans held for sale	3.99	Money market accounts	0.65
Loans receivable, net	4.79	Certificates of deposit	1.84
FHLB stock and other interest-earning assets	1.71	Combined weighted average rate on interest-bearing liabilities	0.56
Combined weighted average yield on interest-earning assets	4.22	Interest rate spread	3.66

Provision for Loan Losses

The provision for loan losses was ($1.2) million for 2019, a decrease of $0.6 million compared to the ($0.6) million provision for loan losses for 2018. The credit provision amount for the period was primarily the result of the increase in net recoveries received during 2019 when compared to the same period of 2018. The net recoveries, combined with the changes in the credit reserve amounts required on the existing portfolio, resulted in a reduction of the overall provision for loan losses between the periods.

A reconciliation of the allowance for loan losses for 2019 and 2018 is summarized as follows:

(Dollars in thousands)	2019	2018
Balance beginning of period	$8,686	$9,311
Provision	(1,216)	(649)
Charge offs:
Single family	(1)	(24)
Consumer	(107)	(226)
Commercial business	(880)	(270)
Recoveries	2,082	544
Balance at December 31,	$8,564	$8,686

Allocated to:
General allowance	$7,839	7,892
Specific allowance	725	794
	$8,564	8,686

Non-Interest Income

Non-interest income was $8.5 million for the year ended December 31, 2019, an increase of $0.8 million, or 9.6%, from $7.7 million for the year ended December 31, 2018. The following table presents the components of non-interest income:

	Year ended December 31,			Percentage Increase (Decrease)
(Dollars in thousands)	2019	2018	2017	2019/2018	2018/2017
Fees and service charges	$3,100	3,330	3,354	(6.9)%	(0.7)%
Loan servicing fees	1,278	1,255	1,202	1.8	4.4
Gain on sales of loans	2,941	2,095	2,138	40.4	(2.0)
Other non-interest income	1,136	1,034	960	9.9	7.7
Total non-interest income	$8,455	7,714	7,654	9.6	0.8

Gain on sales of loans increased $0.8 million between the periods primarily because of an increase in single family loan sales. Other non-interest income increased $0.1 million due primarily to an increase in the gains recognized on equity securities between the periods. Loan servicing fees increased slightly due to an increase in single family loan servicing fees earned between the periods. These increases were partially offset by a decrease of $0.2 million in fees and service charges due to a decrease in commitment fees and late charges earned on loans between the periods.

Non-Interest Expense

Non-interest expense was $27.1 million for the year ended December 31, 2019, an increase of $1.7 million, or 6.8%, from $25.4 million for the year ended December 31, 2018. The following table presents the components of non-interest expense:

	Year ended December 31,			Percentage Increase (Decrease)
(Dollars in thousands)	2019	2018	2017	2019/2018	2018/2017
Compensation and benefits	$15,659	14,728	15,007	6.3%	(1.9)%
Occupancy and equipment	4,442	4,304	4,068	3.2	5.8
Data processing	1,263	1,270	1,106	(0.6)	14.8
Professional services	1,573	1,137	1,285	38.3	(11.5)
Other	4,168	3,948	3,788	5.6	4.2
Total non-interest expense	$27,105	25,387	25,254	6.8	0.5

Compensation and benefits expense increased $0.9 million primarily because of annual salary increases, the opening of a new branch location, and an increase in the compensation paid as a result of the increased mortgage loan production between the periods. Professional services expense increased $0.4 million between the periods due primarily to an increase in legal expenses relating to a bankruptcy litigation claim. Other non-interest expense increased $0.2 million due to an increase in mortgage loan servicing expenses because of the increase in serviced loans that were refinanced between the periods. Occupancy and equipment costs increased $0.1 million between the periods due to an increase in depreciation and maintenance costs.

Income Taxes

The Company considers the calculation of current and deferred income taxes to be a critical accounting policy that is subject to significant estimates. Income tax expense was $3.3 million for the year ended December 31, 2019, an increase of $0.4 million from $2.9 million for the year ended December 31, 2018. Income tax expense increased between the periods because of an increase in the effective tax rate. The effective tax rate increased primarily because of a change in the deductibility of certain expenses between the periods.

Comparison of 2018 with 2017

Net income was $8.2 million for 2018, an increase of $3.8 million, or 87.0%, compared to net income of $4.4 million for 2017. Diluted earnings per share for the year ended December 31, 2018 was $1.71, an increase of $0.81 per share compared to diluted earnings per share of $0.90 for the year ended December 31, 2017. The increase in net income for 2018 is due primarily to a $2.2 million increase in net interest income and a $1.5 million decrease in income tax expense between the periods. Net interest income increased primarily because of the higher interest income earned on loans and cash balances as a result of the 100 basis point increase in the federal funds rate between the periods. The decrease in income tax expense is primarily because of the enactment of the Tax Cuts and Jobs Act of 2017 (the Act) on December 22, 2017 which required the Company to record $1.1 million in additional income tax expense in the fourth quarter of 2017 and reduced the Company’s federal income tax rate in 2018.

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

Income Taxes

Income tax expense was $2.9 million for the year ended December 31, 2018, a decrease of $1.5 million, from $4.4 million for the year ended December 31, 2017. The decrease in income tax expense is due primarily to the enactment of the Act which required the Company to record $1.1 million in additional income tax expense in the fourth quarter of 2017 and reduced the Company’s federal income tax rate in 2018.

Financial Condition

Loans Receivable, Net

The following table sets forth the information on the Company's loan portfolio in dollar amounts and percentages before deductions for deferred costs/fees and discounts and the allowance for losses as of the dates indicated:

			December 31,
	2019		2018		2017		2016		2015
(Dollars in thousands)	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
Real Estate Loans:
Single family	$120,064	19.86%	$110,698	18.61%	$107,005	17.99%	$103,255	18.41%	$90,945	19.24%
Multi-family	48,663	8.05	50,150	8.43	28,649	4.81	36,777	6.56	12,324	2.61
Commercial	270,410	44.74	257,036	43.21	259,024	43.55	230,955	41.18	196,926	41.65
Construction or development	31,122	5.15	28,944	4.87	46,444	7.81	31,348	5.59	38,103	8.05
Total real estate loans	470,259	77.80	446,828	75.12	441,122	74.16	402,335	71.74	338,298	71.55
Other Loans:
Consumer Loans:
Automobile	2,608	0.43	2,483	0.42	2,894	0.49	3,036	0.54	2,885	0.61
Home equity line	28,004	4.63	32,273	5.42	36,869	6.20	40,476	7.22	38,980	8.24
Home equity	16,422	2.72	16,733	2.81	15,823	2.66	16,302	2.91	14,782	3.13
Recreational vehicles	17,266	2.86	16,226	2.73	13,181	2.21	7,553	1.35	2,650	0.56
Other	5,649	0.93	4,817	0.81	5,000	0.84	5,916	1.05	5,118	1.08
Total consumer loans	69,949	11.57	72,532	12.19	73,767	12.40	73,283	13.07	64,415	13.62
Commercial business loans	64,227	10.63	75,496	12.69	79,909	13.44	85,176	15.19	70,106	14.83
Total other loans	134,176	22.20	148,028	24.88	153,676	25.84	158,459	28.26	134,521	28.45
Total loans	$604,435	100.00%	$594,856	100.00%	$594,798	100.00%	$560,794	100.00%	$472,819	100.00%
Less:
Unamortized discounts	15		17		19		20		16
Net deferred loan costs	(536)		(535)		(463)		(300)		(91)
Allowance for losses	8,564		8,686		9,311		9,903		9,709
Total loans receivable, net	$596,392		$586,688		$585,931		$551,171		$463,185

The modest growth in the loan portfolio in 2019 was primarily because the growth experienced in commercial and single family real estate loans was offset by a decrease in other loan categories. Based on current economic conditions and the projected loan origination and prepayment amounts, it is anticipated that any growth in the overall loan portfolio will be limited in 2020.

Single family real estate loans were $120.1 million at December 31, 2019, an increase of $9.4 million, compared to $110.7 million at December 31, 2018. The single family loan portfolio increased in 2019 due to an increase in the single family loans that were originated due to the low interest rate environment and an increased emphasis on originating shorter term and adjustable rate mortgage loans that were placed into the portfolio. The majority of the longer term mortgage loans that were originated during the year were sold into the secondary market and were not placed in the loan portfolio in order to manage the Company’s interest rate risk position.

Multi-family real estate loans were $48.7 million at December 31, 2019, a decrease of $1.5 million, compared to $50.2 million at December 31, 2018. The decrease in multi-family real estate loans in 2019 is primarily the result of having an increase in loan payoffs and fewer originations in 2019.

Commercial real estate loans were $270.4 million at December 31, 2019, an increase of $13.4 million, compared to $257.0 million at December 31, 2018. The increase in commercial real estate loans is primarily due to an increase in the originations of these types of loans in 2019.

Construction or development loans were $31.1 million at December 31, 2019, an increase of $2.2 million, compared to $28.9 million at December 31, 2018. The increase in construction loans is primarily related to the $21.8 million in new construction loans and the $4.1 million in advances on existing loans. These increases were partially offset by the $10.2 million in paid off loans and the $13.5 million of loans on construction projects that were completed during the year and were moved to a permanent classification.

Home equity lines of credit were $28.0 million at December 31, 2019, a decrease of $4.3 million, compared to $32.3 million at December 31, 2018. The open-end home equity lines are generally written with an adjustable rate and a two to ten year draw period which requires interest only payments followed by a ten year repayment period which fully amortizes the outstanding balance. Home equity loans were $16.4 million at December 31, 2019, a decrease of $0.3 million, compared to $16.7 million at December 31, 2018. Closed-end home equity loans are written with fixed or adjustable rates with terms up to fifteen years. The decrease in the open-end equity lines and closed-end equity loans is primarily the result of an increase in the payoffs of open-ended home equity lines of credit. The increased payoffs are the result of borrowers’ continued preference to obtain a fixed rate closed-equity loan or to refinance their first mortgage and roll their outstanding open-end equity loan balances into their new home loan.

Recreational vehicle loans were $17.3 million at December 31, 2019, an increase of $1.1 million, compared to $16.2 million at December 31, 2018. These loans have been made primarily to finance the recreational vehicle sales of a single dealer within the Bank’s market area and the increase in the balance between the periods is due to loan originations exceeding principal repayments during 2019.

Commercial business loans were $64.2 million at December 31, 2019, a decrease of $11.3 million, compared to $75.5 million at December 31, 2018. The decrease in commercial business loans in 2019 is because loan payoffs exceeded loan originations during the year, with some of the payoffs related to the Bank’s initiative to maintain the credit quality of the loan portfolio.

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

The allowance for loan losses was $8.6 million, or 1.42% of gross loans at December 31, 2019, compared to $8.7 million, or 1.46% of gross loans at December 31, 2018. The allowance for loan losses decreased primarily because of a decrease in the reserve percentages applied to certain classified commercial loans. These percentages were reduced based on a historical loss analysis that was performed during the year. This decrease was partially offset by an increase in reserves as a result of an increase in outstanding balances and a change in the composition of the loan portfolio between the periods.

The following table reflects the activity in the allowance for loan losses and selected statistics:

	December 31,
(Dollars in thousands)	2019	2018	2017	2016	2015
Balance at beginning of year	$8,686	9,311	9,903	9,709	8,332
Provision for losses	(1,216)	(649)	(523)	(645)	(164)
Charge-offs:
Single family	(1)	(24)	(6)	(66)	(19)
Commercial real estate	0	0	(50)	(67)	0
Consumer	(107)	(226)	(288)	(108)	(105)
Commercial business	(880)	(270)	(311)	(180)	(69)
Recoveries	2,082	544	586	1,260	1,734
Net recoveries (charge-offs)	1,094	24	(69)	839	1,541
Balance at end of year	$8,564	8,686	9,311	9,903	9,709
Year end allowance for loan losses as a percent of year end gross loan balance	1.42%	1.46%	1.57%	1.77%	2.05%
Ratio of net loan recoveries (charge-offs) to average loans outstanding	0.18	0.00	(0.01)	0.16	0.36
Allowance as a percent of total assets at year end	1.10	1.22	1.29	1.45	1.51

The following table reflects the allocation of the allowance for loan losses:

	December 31,
	2019		2018		2017		2016		2015
	Allocated Allowance as a % of Loan Category	Percent of Loans in Each Category to Total Loans	Allocated Allowance as a % of Loan Category	Percent of Loans in Each Category to Total Loans	Allocated Allowance as a % of Loan Category	Percent of Loans in Each Category to Total Loans	Allocated Allowance as a % of Loan Category	Percent of Loans in Each Category to Total Loans	Allocated Allowance as a % of Loan Category	Percent of Loans in Each Category to Total Loans
Single family	0.71%	19.86%	0.75%	18.61%	0.84%	17.99%	1.15%	18.41%	1.09%	19.24%
Commercial real estate	1.44	57.94	1.45	56.51	1.52	56.17	1.66	53.33	2.46	52.31
Consumer	2.15	11.57	2.24	12.19	2.21	12.40	2.20	13.07	1.86	13.62
Commercial business	1.78	10.63	1.80	12.69	2.14	13.44	2.53	15.19	2.05	14.83
Total	1.42	100.00%	1.46	100.00%	1.57	100.00%	1.77	100.00%	2.05	100.00%

The allocated allowance percentages for all loan categories decreased in 2019 primarily because of an improvement in the credit quality of the loans held in the various portfolios.

Allowance for Real Estate Losses

Real estate properties acquired or expected to be acquired through loan foreclosures are initially recorded at fair value less estimated selling costs. Management periodically performs valuations and an allowance for losses is established if the carrying value of a property exceeds its fair value less estimated selling costs. There was no allowance for real estate losses at December 31, 2019 or December 31, 2018.

Non-performing Assets

Loans are reviewed at least quarterly and if the collectability of any loan is doubtful, it is placed on non-accrual status. Loans are placed on non-accrual status when either principal or interest is 90 days or more past due, unless, in the judgment of management, the loan is well collateralized and in the process of collection. Interest accrued and unpaid at the time a loan is placed on non-accrual status is charged against interest income. Subsequent payments are either applied to the outstanding principal balance or recorded as interest income, depending on the assessment of the ultimate collectability of the loan. Restructured loans include the Bank's troubled debt restructurings (TDRs) that involved forgiving a portion of interest or principal or making a loan at a rate materially less than the market rate to borrowers whose financial condition has deteriorated. Foreclosed and repossessed assets include assets acquired in settlement of loans. Total non-performing assets were $2.7 million at December 31, 2019, a decrease of $0.4 million, or 13.9%, from $3.1 million at December 31, 2018. Non-performing loans decreased $0.6 million and foreclosed and repossessed assets increased $0.2 million during 2019. The decrease in the non-performing loans between the periods was primarily the result of the reclassification of a $1.3 million non-performing loan relationship in the manufacturing industry to an accruing loan during 2019. This decrease in non-performing loans was partially offset by a $0.6 million increase in non-accruing loans related to a loan in the trucking industry that was reclassified as non-accruing during the year.

The following table sets forth the amounts and categories of non-performing assets in the Company’s portfolio:

	December 31,
(Dollars in thousands)	2019	2018	2017	2016	2015
Non-performing loans:
Single family	$617	730	949	916	1,655
Commercial real estate	184	1,311	1,364	1,384	1,694
Consumer	659	489	553	630	786
Commercial business	621	148	278	343	46
Total	2,081	2,678	3,144	3,273	4,181
Foreclosed and repossessed assets:
Single family	166	0	0	0	48
Commercial real estate	414	414	627	611	1,997
Consumer	0	0	0	16	0
Total	580	414	627	627	2,045
Total non-performing assets	$2,661	3,092	3,771	3,900	6,226
Total as a percentage of total assets	0.34%	0.43%	0.52%	0.57%	0.97%
Total non-performing loans	$2,081	$2,678	$3,144	$3,273	$4,181
Total as a percentage of total loans receivable, net	0.35%	0.46%	0.54%	0.59%	0.90%
Allowance for loan losses to non-performing loans	411.25%	324.27%	296.11%	302.56%	232.22%

Gross interest income which would have been recorded had the non-accruing loans been current in accordance with their original terms amounted to $0.2 million for the year ended December 31, 2019, and $0.3 million for the years ended December 31, 2018 and 2017. The amounts that were included in interest income on a cash basis for these loans were $0.1 million for each of the three years.

At December 31, 2019, 2018 and 2017, there were loans included in loans receivable, net, with terms that had been modified in a TDR totaling $2.5 million, $2.5 million and $3.0 million, respectively. Had the loans performed in accordance with their original terms throughout 2019, 2018 and 2017, the Company would have recorded gross interest income of $0.2 million, $0.3 million and $0.4 million, respectively. During 2019, 2018 and 2017 the Company recorded gross interest income of $0.1 million, $0.2 million and $0.2 million, respectively.

For the loans that were modified in 2019, $0.1 million were classified and performing and $0.5 million were non-performing at December 31, 2019. Total TDRs of $2.5 million remained the same at December 31, 2019 when compared to December 31, 2018. During 2019, several single family and retail consumer TDRs paid off and were replaced by new TDRs. Of the loans that were modified in 2019 and outstanding at December 31, 2019, $0.5 million related to first or second mortgages on single-family properties, and the remaining modification related to other consumer loans.

For the loans that were modified in 2018, $0.4 million were classified and performing and $1.2 million were non-performing at December 31, 2018. The decrease in TDRs in 2018 related primarily to several retail consumer TDRs that were paid or charged off during the year, as well as one commercial business loan that was charged off. Of the loans that were modified in 2018 and outstanding at December 31, 2018, $1.1 million related to loans secured by commercial real estate, $0.4 million related to first or second mortgages on single family properties and the remaining modifications related to other consumer or commercial business loans.

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

The following table sets forth the amount of TDRs in the Company’s portfolio:

	December 31,
(Dollars in thousands)	2019	2018	2017	2016	2015
Single family	$623	636	685	448	647
Commercial real estate	983	1,110	1,210	1,774	725
Consumer	745	522	758	709	732
Commercial business	114	208	391	369	415
Total TDRs	$2,465	2,476	3,044	3,300	2,519

TDRs on accrual status	$1,770	1,018	1,129	1,297	1,618
TDRs on non-accrual status	695	1,458	1,915	2,003	901
Total	$2,465	2,476	3,044	3,300	2,519

In addition to the TDRs and the non-performing loans set forth in the previous table of all non-performing assets, the Company may identify other potential problem loans. Potential problem loans are loans that are not in non-performing status, however, there are circumstances present to create doubt as to the ability of the borrower to comply with present repayment terms. The decision of management to include performing loans in potential problem loans does not necessarily mean that the Company expects losses to occur but that management recognized a higher degree of risk associated with these loans. The level of potential problem loans is another predominant factor in determining the relative level of the allowance for loan losses. There were no potential problem loans identified by the Company as of December 31, 2019 or 2018. There was one potential problem loan relationship totaling $7.5 million identified by the Company as of December 31, 2017, however, the issues with the loan improved in 2018 and it did not progress to a problem loan status.

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

The primary financing activity is the attraction of retail, commercial, and internet deposits. The Bank also has the ability to borrow funds from the FHLB or Federal Reserve Bank of Minneapolis based on the collateral value of the loans pledged, subject to applicable borrowing base and collateral requirements. See “Note 12 Federal Home Loan Bank (FHLB) Advances and Other Borrowings” in the Notes to Consolidated Financial Statements for more information on the advances that could be drawn based upon existing collateral levels with the FHLB and the Federal Reserve Bank of Minneapolis. Unpledged securities could also be pledged and used as collateral for additional borrowings with the FHLB or Federal Reserve Bank of Minneapolis.

The Bank's most liquid assets are cash and cash equivalents, which consist of short-term highly liquid investments with original maturities of less than three months that are readily convertible to known amounts of cash and interest-bearing deposits. The level of these assets is dependent on the operating, financing and investing activities during any given period.

Cash and cash equivalents at December 31, 2019 were $44.4 million, an increase of $23.7 million, compared to $20.7 million at December 31, 2018. Net cash provided by operating activities during 2019 was $15.2 million. The Company conducted the following major investing activities during 2019: purchases of securities available for sale and FHLB stock were $55.5 million; principal payments and maturity proceeds received on securities available for sale and FHLB stock were $29.3 million; and the proceeds from the sale of premises and other real estate were $0.2 million. Net loans receivable increased $14.7 million and the Company also purchased premises and equipment of $2.2 million. Net cash used by investing activities during 2019 was $42.9 million. The Company conducted the following major financing activities during 2019: deposits increased $50.5 million; received and repaid borrowings of $26.0 million; customer escrows increased $1.0 million; and withheld stock of $0.1 million to cover taxes due on vested stock awards. Net cash provided by financing activities was $51.4 million for 2019.

The Bank has certificates of deposits from customers with outstanding balances of $82.5 million that mature during 2020. Based upon past experience, management anticipates that the majority of the deposits will renew for another term. The Company believes that deposits that do not renew will be replaced with deposits from other customers or FHLB advances. Proceeds from the sale of securities could also be used to fund unanticipated outflows of deposits.

The Bank has deposits of $60.4 million in checking and money market accounts of five customers that have individual relationship balances greater than $5.0 million. These funds may be withdrawn at any time, however, management anticipates that the majority of these deposits will remain on deposit with the Bank over the next twelve months. If these deposits are withdrawn, it is anticipated that they would be funded with available cash or replaced with deposits from other customers or advances from the FHLB. Proceeds from the sale of securities could also be used to fund unanticipated outflows of deposits.

Dividends from the Bank have been the Company’s primary source of cash. The Bank is restricted under applicable federal banking law from paying dividends to the Company without prior notice to and non-objection of the applicable regulator. During 2019, the Bank paid dividends to the Company of $5.0 million and at December 31, 2019, the Company had $7.7 million in cash.

The Company’s primary use of cash is the payment of holding company level expenses including the payment of director and management fees, legal expenses and regulatory costs. The Company plans to continue to fund its liquidity needs through dividends from the Bank, or if deemed prudent, by obtaining external capital.

Contractual Obligations and Commercial Commitments

The Company has certain obligations and commitments to make future payments under existing contracts. At December 31, 2019, the aggregate contractual obligations (excluding bank deposits) and commercial commitments were as follows:

	Payments Due by Period
(Dollars in thousands)	Total	Less than 1 Year	1-3 Years	4-5 Years	More than 5 Years
Contractual Obligations:
Annual rental commitments under non-cancellable operating leases	$4,266	887	1,829	1,536	14
Total contractual obligations	$4,266	887	1,829	1,536	14

	Amount of Commitments Expiring by Period
Other Commercial Commitments:
Commercial lines of credit	$63,322	23,742	27,240	12,340	0
Commitments to lend	22,757	8,716	2,668	4,090	7,283
Standby letters of credit	2,810	2,108	702	0	0
Total other commercial commitments	$88,889	34,566	30,610	16,430	7,283

Regulatory Capital Requirements

The Company and the Bank are subject to the Basel III regulatory capital requirements. The Basel III requirements, among other things, (i) apply a set of capital requirements to the Bank (the Company is exempt, pursuant to the Small Bank Holding Company Policy Statement (Policy Statement) described below), including requirements relating to common equity as a component of core capital, (ii) implement a “capital conservation buffer” against risk and a minimum Tier 1 capital requirement, and (iii) set forth rules for calculating risk-weighted assets for purposes of such requirements. The rules made corresponding revisions to the prompt corrective action framework and include capital ratios and buffer requirements which are fully phased in as of January 1, 2019. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of its assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

The Policy Statement of the FRB exempts small bank and savings and loan holding companies with assets less than $3 billion from the above capital requirements. The Company currently meets the qualitative exemption requirements, and therefore, is exempt from the above capital requirements.

Quantitative measures established by regulations to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of common equity Tier 1 capital to risk weighted assets, Tier 1 capital to adjusted total assets, Tier 1 capital to risk weighted assets and total capital to risk weighted assets. The Bank must maintain a capital conservation buffer composed of common equity Tier 1 capital above its minimum risk-based capital requirements in order to avoid limitations on capital distributions, including dividend payments and certain discretionary bonus payments to executive officers. On January 1, 2019, the capital conservation buffer amount increased to the fully phased in amount of 2.50%. Management believes that, as of December 31, 2019, the Bank’s capital ratios were in excess of those quantitative capital ratio standards set forth under the current prompt corrective action regulations, including the capital conservation buffer described above. However, there can be no assurance that the Bank will continue to maintain such status in the future. The OCC has extensive discretion in its supervisory and enforcement activities, and can adjust the requirement to be “well-capitalized” in the future. See “Note 17 Regulatory Capital” of the Notes to Consolidated Financial Statements for a table which reflects the Bank’s capital compared to these capital requirements.

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

If the Company raises capital through the issuance of additional shares of common stock or other equity securities, it would dilute the ownership interests of existing stockholders and, if issued at less than the Company’s book value would dilute the per share book value of the Company’s common stock, dilute the Company’s earnings per share and could result in a change in control of the Company and the Bank. New investors may also have rights, preferences and privileges senior to the Company’s current stockholders which may adversely impact the Company’s current stockholders. The Company’s ability to raise additional capital through the issuance of equity securities, if deemed prudent, will depend on, among other factors, conditions in the capital markets at that time, which are outside of the Company’s control, and on the Company’s financial performance and plans. Accordingly, the Company may not be able to raise additional capital, if deemed prudent, on favorable economic terms, or other terms acceptable to it. If the Bank cannot satisfactorily address its capital needs as they arise, the Bank’s ability to maintain or expand its operations, maintain compliance with the regulatory capital requirements, to operate without additional regulatory or other restrictions, and its operating results, could be materially adversely affected.

Dividends

The declaration of dividends is subject to, among other things, the Company's financial condition and results of operations, the Bank's compliance with regulatory capital requirements and other regulatory restrictions, tax considerations, industry standards, economic conditions, anticipated asset growth, general business practices and other factors. The Company has not made any dividend payments to common stockholders during the three year period ending December 31, 2019 but will continue to evaluate the best use of the Company’s capital based on the factors identified above.

Under applicable federal banking laws and regulations, no dividends can be declared or paid by the Bank to the Company without notice to and non-objection from the applicable banking regulator. There is no assurance that the Bank and the Company would satisfy the applicable regulatory requirements necessary to effect any such dividends. The payment of dividends by the Company is dependent upon the Company having adequate cash or other assets that can be converted to cash to pay dividends to its stockholders. Further, any determination as to whether, when and in what amount to declare and pay any such dividends would be subject to the discretion of the board of directors of both the Bank and the Company and would depend on numerous factors including the results of operations, financial conditions, asset growth plans and the cash flow requirements of the Company and the Bank.

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

New Accounting Pronouncements

Note 1 of the Notes to Consolidated Financial Statements discusses recently issued accounting pronouncements that we will be required to adopt. Also discussed is our expectation of the impact these new accounting pronouncements will have on our consolidated financial statements.

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

The following table discloses the projected changes in market value to the Company’s interest-earning assets and interest-bearing liabilities based upon incremental 100 basis point changes in interest rates from interest rates in effect on December 31, 2019.

(Dollars in thousands)		Market Value

Basis point change in interest rates	-200	-100	0	+100	+200
Total market-risk sensitive assets	$790,627	781,112	767,305	753,086	739,106
Total market-risk sensitive liabilities	752,616	703,845	660,785	622,784	590,543
Off-balance sheet financial instruments	198	90	0	(132)	(246)
Net market risk	$37,813	77,177	106,520	130,434	148,809
Percentage change from current market value	(64.50)%	(27.55)%	0.00%	22.45%	39.70%

The preceding table was prepared utilizing the following assumptions (the Model Assumptions) regarding prepayment and decay ratios that were determined by management based upon its review of historical prepayment speeds and decay rates. Fixed rate loans were assumed to prepay at annual rates of between 2% and 51%, depending on the note rate and the period to maturity. Adjustable rate mortgages (ARMs) were assumed to prepay at annual rates of between 5% and 61%, depending on the note rate and the period to maturity. Mortgage-backed securities were projected to have prepayments based upon the underlying collateral securing the instrument. All loan prepayments vary based on the note rate and period to maturity of the individual loans. Certificate accounts were assumed not to be withdrawn until maturity. Retail money market demand accounts (MMDAs) and passbook accounts were assumed to decay at annual rates of 9% and 6%, respectively. Retail non-interest and interest-bearing checking accounts were assumed to decay at annual rates of 8% and 11%, respectively. Commercial non-interest and interest-bearing checking accounts were assumed to decay at annual rates of 10% and 19%, respectively. Commercial MMDAs were assumed to decay at annual rates of between 0% and 30%.

Certain shortcomings are inherent in the method of analysis presented in the foregoing table. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types of assets and liabilities may lag behind changes in market interest rates. The model assumes that the difference between the current interest rate being earned or paid compared to a treasury instrument or other interest index with a similar term to maturity (the interest spread) will remain constant over the interest changes disclosed in the table. Changes in interest spread could impact projected market value changes. Certain assets, such as ARMs, have features that restrict changes in interest rates on a short-term basis and over the life of the assets. The market value of the interest-bearing assets that are approaching their lifetime interest rate caps or floors could be different from the values calculated in the table. Certain liabilities, such as certificates of deposit, have fixed rates that restrict interest rate changes until maturity. In the event of a change in interest rates, prepayment and early withdrawal levels may deviate significantly from those assumed in calculating the foregoing table. The ability of many borrowers to service their debt may also decrease in the event of a substantial increase in interest rates.

Asset/Liability Management

The Company's management reviews the impact that changing interest rates will have on the net interest income projected for the twelve months following December 31, 2019 to determine if its current level of interest rate risk is acceptable. The following table projects the estimated impact on net interest income during the twelve month period ending December 31, 2020 of immediate interest rate changes called rate shocks:

(Dollars in thousands)
Rate Shock in Basis Points	Net Interest Change	Percent Change
+200	$1,927	7.04%
+100	962	3.52
0	0	0.00
-100	(1,068)	(3.90)
-200	(2,284)	(8.35)

The preceding table was prepared utilizing the Model Assumptions. Certain shortcomings are inherent in the method of analysis presented in the preceding table. In the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in calculating the preceding table. The ability of many borrowers to service their debt may decrease in the event of a substantial increase in interest rates and could impact net interest income. The increase in interest income in a rising rate environment is because there are more loans that are anticipated to re-price to higher interest rates in the next twelve months than there are deposits that would re-price.

In managing the Company’s exposure to changes in interest rates, management closely monitors interest rate risk. The Company has an Asset/Liability Committee that meets frequently to discuss changes in the interest rate risk position and projected profitability. The Committee makes adjustments to the asset/liability position of the Bank that are reviewed by the Board of Directors of the Bank. This Committee also reviews the Bank's portfolio, formulates investment strategies and oversees the timing and implementation of transactions as intended to assure attainment of the Bank's objectives in an effective manner. In addition, each quarter the Board reviews the Bank's asset/liability position, including simulations of the effect on the Bank's capital of various interest rate scenarios.

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

To the extent consistent with its interest rate spread objectives, the Bank attempts to manage its interest rate risk and has taken a number of steps to structure its balance sheet to better match the maturities of its assets and liabilities. In the past, more long-term fixed rate loans were placed into the single family loan portfolio. In recent years, the Bank has focused its 30 year fixed rate single family residential lending program on loans that are saleable to third parties and generally places only adjustable rate or shorter-term fixed rate loans that meet certain risk characteristics into its loan portfolio. A significant portion of the Bank’s commercial loan production continues to be in adjustable rate loans that reprice every one, two, or three years.

Off-Balance Sheet Arrangements

The Company has no off-balance sheet arrangements other than commitments to originate and sell loans in the ordinary course of business. See “Note 18 Commitments and Contingencies” in the Notes to Consolidated Financial Statements for additional information. Management believes that the Company has sufficient liquidity to satisfy its off-balance sheet obligations.

Consolidated Balance Sheets

	December 31,	December 31,
(Dollars in thousands)	2019	2018

ASSETS
Cash and cash equivalents	$44,399	20,709
Securities available for sale:
Mortgage-backed and related securities (amortized cost $54,777 and $8,159)	54,851	8,023
Other marketable securities (amortized cost $52,751 and $73,222)	52,741	71,836
	107,592	79,859

Equity securities	167	121
Loans held for sale	3,606	3,444
Loans receivable, net	596,392	586,688
Accrued interest receivable	2,251	2,356
Real estate, net	580	414
Federal Home Loan Bank stock, at cost	854	867
Mortgage servicing rights, net	2,172	1,855
Premises and equipment, net	10,515	9,635
Goodwill	802	802
Core deposit intangible	156	255
Prepaid expenses and other assets	6,451	2,668
Deferred tax asset, net	1,702	2,642
Total assets	$777,639	712,315

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits	$673,870	623,352
Accrued interest payable	420	346
Customer escrows	2,413	1,448
Accrued expenses and other liabilities	8,288	4,022
Total liabilities	684,991	629,168

Commitments and contingencies
Stockholders’ equity:
Serial-preferred stock ($.01 par value):
authorized 500,000 shares; issued 0	0	0
Common stock ($.01 par value):
authorized 16,000,000 shares; issued 9,128,662	91	91
Additional paid-in capital	40,365	40,090
Retained earnings, subject to certain restrictions	107,547	99,754
Accumulated other comprehensive gain (loss)	46	(1,096)
Unearned employee stock ownership plan shares	(1,643)	(1,836)
Treasury stock, at cost 4,284,840 and 4,292,838 shares	(53,758)	(53,856)
Total stockholders’ equity	92,648	83,147
Total liabilities and stockholders’ equity	$777,639	712,315

See accompanying notes to consolidated financial statements.

Consolidated Statements of Comprehensive Income

Years ended December 31 (Dollars in thousands, except per share amounts)	2019	2018	2017
Interest income:
Loans receivable	$29,787	28,535	26,368
Securities available for sale:
Mortgage-backed and related	343	197	57
Other marketable	1,157	1,138	1,103
Other	603	511	152
Total interest income	31,890	30,381	27,680

Interest expense:
Deposits	3,332	2,231	1,470
Advances and other borrowings	7	2	327
Total interest expense	3,339	2,233	1,797
Net interest income	28,551	28,148	25,883
Provision for loan losses	(1,216)	(649)	(523)
Net interest income after provision for loan losses	29,767	28,797	26,406

Non-interest income:
Fees and service charges	3,100	3,330	3,354
Loan servicing fees	1,278	1,255	1,202
Gain on sales of loans	2,941	2,095	2,138
Other	1,136	1,034	960
Total non-interest income	8,455	7,714	7,654

Non-interest expense:
Compensation and benefits	15,659	14,728	15,007
Occupancy and equipment	4,442	4,304	4,068
Data processing	1,263	1,270	1,106
Professional services	1,573	1,137	1,285
Other	4,168	3,948	3,788
Total non-interest expense	27,105	25,387	25,254
Income before income tax expense	11,117	11,124	8,806
Income tax expense	3,324	2,888	4,402
Net income	7,793	8,236	4,404
Other comprehensive income (loss), net of tax	1,142	(69)	(137)
Comprehensive income available to common shareholders	$8,935	8,167	4,267
Basic earnings per common share	$1.69	1.89	1.04
Diluted earnings per common share	$1.68	1.71	0.90

See accompanying notes to consolidated financial statements.

Consolidated Statements of Stockholders’ Equity

					Unearned
				Accumulated	Employee		Total
		Additional		Other	Stock		Stock-
	Common	Paid-in	Retained	Comprehensive	Ownership	Treasury	holders’
(Dollars in thousands)	Stock	Capital	Earnings	Income (Loss)	Plan	Stock	Equity
Balance, December 31, 2016	$91	50,566	86,886	(820)	(2,223)	(58,581)	75,919
Net income			4,404				4,404
Other comprehensive income				21			21
Reclassification of certain income tax effects from accumulated other comprehensive income			158	(158)			0
Stock compensation expense		41					41
Restricted stock awards		(278)				278	0
Stock awards withheld for tax withholding						(54)	(54)
Amortization of restricted stock awards		147					147
Earned employee stock ownership plan shares		147			193		340
Balance, December 31, 2017	$91	50,623	91,448	(957)	(2,030)	(58,357)	80,818
Net income			8,236				8,236
Other comprehensive loss				(69)			(69)
Reclassification due to adjustments for equity securities as required by ASU 2016-01			70	(70)			0
Stock warrants purchased		(6,453)					(6,453)
Exercise of stock warrants		(4,168)				4,168	0
Exercise of stock options		(145)				145	0
Tax benefits of exercised stock options		64					64
Stock compensation expense		17					17
Restricted stock awards		(188)				188	0
Amortization of restricted stock awards		134					134
Earned employee stock ownership plan shares		206			194		400
Balance, December 31, 2018	$91	40,090	99,754	(1,096)	(1,836)	(53,856)	83,147
Net income			7,793				7,793
Other comprehensive income				1,142			1,142
Stock compensation expense		1					1
Restricted stock awards		(143)				143	0
Stock awards withheld for tax withholding						(45)	(45)
Amortization of restricted stock awards		187					187
Earned employee stock ownership plan shares		230			193		423
Balance, December 31, 2019	$91	40,365	107,547	46	(1,643)	(53,758)	92,648

See accompanying notes to consolidated financial statements.

Consolidated Statements of Cash Flows

Years ended December 31 (Dollars in thousands)	2019	2018	2017
Cash flows from operating activities:
Net income	$7,793	8,236	4,404
Adjustments to reconcile net income to cash provided by operating activities:
Provision for loan losses	(1,216)	(649)	(523)
Depreciation	1,129	1,078	949
Amortization of premiums (discounts), net	3	16	(3)
Amortization of deferred loan fees	(91)	(260)	(240)
Amortization of core deposit intangible	99	99	99
Amortization of purchased asset fair value adjustments	(41)	(70)	(85)
Amortization of mortgage servicing rights	780	551	555
Capitalized mortgage servicing rights	(1,097)	(682)	(675)
Deferred income tax expense	496	1,084	2,105
Reclassification of certain income tax effects from accumulated other comprehensive loss	0	0	158
Securities (gains) losses, net	(46)	36	0
Loss (gain) on sale of premises	24	11	(8)
Gains on real estate owned, net	0	(80)	(72)
Gain on sales of loans	(2,941)	(2,095)	(2,138)
Proceeds from sales of loans held for sale	124,858	88,649	90,127
Disbursements on loans held for sale	(115,861)	(76,489)	(78,751)
Amortization of restricted stock awards	187	134	147
Amortization of unearned ESOP shares	193	194	193
Earned ESOP shares priced above original cost	230	206	147
Stock compensation expense	1	17	41
Decrease (increase) in accrued interest receivable	105	(12)	282
Increase (decrease) in accrued interest payable	74	200	(91)
Decrease (increase) in other assets	693	(1,343)	417
Decrease in other liabilities	(199)	(1,024)	(62)
Other, net	28	2	67
Net cash provided by operating activities	15,201	17,809	17,043
Cash flows from investing activities:
Principal collected on securities available for sale	2,867	1,914	953
Proceeds collected on maturity of securities available for sale	25,400	310	20,100
Purchases of securities available for sale	(54,427)	(4,888)	(20,035)
Purchase of Federal Home Loan Bank stock	(1,040)	(322)	(3,999)
Redemption of Federal Home Loan Bank stock	1,053	272	3,952
Proceeds from sales of real estate owned	0	367	309
Net increase in loans receivable	(14,765)	(11,483)	(43,194)
Proceeds from sale of premises	195	0	8
Purchases of premises and equipment	(2,232)	(2,497)	(1,011)
Net cash used by investing activities	(42,949)	(16,327)	(42,917)
Cash flows from financing activities:
Increase (decrease) in deposits	50,518	(12,249)	42,794
Warrants purchased	0	(6,453)	0
Stock awards withheld for tax withholding	(45)	0	(54)
Excess tax benefit from options exercised	0	64	0
Proceeds from borrowings	26,001	6,801	99,200
Repayment of borrowings	(26,001)	(6,801)	(106,200)
Increase in customer escrows	965	301	137
Net cash provided (used) by financing activities	51,438	(18,337)	35,877
Increase (decrease) in cash and cash equivalents	23,690	(16,855)	10,003
Cash and cash equivalents, beginning of year	20,709	37,564	27,561
Cash and cash equivalents, end of year	$44,399	20,709	37,564
Supplemental cash flow disclosures:
Cash paid for interest	$3,265	2,034	1,887
Cash paid for income taxes	2,911	4,264	1,879
Supplemental noncash flow disclosures:
Loans transferred to loans held for sale	6,253	11,642	9,211
Loans held for sale transferred to loans	0	0	164
Transfer of loans to real estate owned, net	166	74	253
Right to use assets and lease obligations	4,505	0	0

See accompanying notes to consolidated financial statements.

Notes to Consolidated Financial Statements

December 31, 2019, 2018 and 2017

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

The Company evaluated subsequent events through the filing date of our annual 10-K with the Securities and Exchange Commission (SEC) on March 6, 2020.

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

Estimates related to litigation are inherently subjective and the ultimate resolution of any litigation may be different than current management estimates. See “Note 18 Commitments and Contingencies” for further information.

Cash and Cash Equivalents

The Company considers highly liquid investments with original maturities of three months or less to be cash equivalents.

Securities

Securities are accounted for according to their purpose and holding period. The Company classifies its debt securities in one of three categories:

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

Equity Securities

Equity securities are carried at their fair market value with any changes during the period recognized in other income on the consolidated statements of comprehensive income.

Loans Held for Sale

Mortgage loans originated which are intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. Net fees and costs associated with originating loans held for sale are deferred and included in the basis of the loan in determining the gain or loss on the sale of the loans. Gains on the sale of loans are recognized on the settlement date. Net unrealized losses are recognized through a valuation allowance by charges to income.

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

The allowance for loan losses is based on a periodic analysis of the loan portfolio and is maintained at an amount considered to be appropriate by management to provide for probable losses inherent in the loan portfolio as of the balance sheet dates. In this analysis, management considers factors including, but not limited to, specific occurrences of loan impairment, actual and anticipated changes in the size of the portfolios, national and regional economic conditions (such as unemployment data, loan delinquencies, local economic conditions, demand for single family homes, demand for commercial real estate and building lots), loan portfolio composition, historical loss experience, and observations made by the Company's ongoing internal audit and regulatory exam processes. In connection with the determination of the allowance for loan losses, management obtains independent appraisals for significant properties or other collateral securing classified loans. Appraisals on collateral dependent commercial real estate and commercial business loans are obtained when it is determined that the borrower’s risk profile has deteriorated and the loan is classified as impaired. Subsequent new third party appraisals of properties securing impaired commercial real estate and commercial business loans are prepared at least every two years. For all land development loan types, a new third party appraisal is prepared on an annual basis where current activity is not materially consistent with the assumptions made in the most recent third party appraisal. Non-performing residential and consumer home equity loans and home equity lines may have a third party appraisal or an internal evaluation completed depending on the size of the loan and location of the property. These appraisals, or internal valuations, are generally completed when a residential or consumer home equity loan or home equity line of credit becomes 120 days past due and are typically updated after possession of the property is obtained. Valuations are reviewed on a quarterly basis and adjustments are made to the allowance for loan losses for temporary impairments and charge-offs are taken when the impairment is determined to be permanent. The fair market value of the properties for all loan types are adjusted for estimated selling costs in order to determine the net realizable value of the properties. Loans are charged off to the extent they are deemed to be uncollectible. The appropriateness of the allowance for loan losses is dependent upon management’s estimates of variables affecting valuation, appraisals of collateral, evaluations of performance and status, and the amounts and timing of future cash flows expected to be received on impaired loans. Such estimates, appraisals, evaluations and cash flows may be subject to adjustments due to changing economic prospects of borrowers or properties. The fair market value of collateral dependent loans is typically based on the appraised value of the property less estimated selling costs. The estimates are reviewed periodically and adjustments, if any, are recorded in the provision for loan losses in the periods in which the adjustments become known. The allowance is allocated to individual loan categories based upon the relative risk characteristics of the loan portfolios and the actual loss experience. The Company increases its allowance for loan losses by charging the provision for loan losses against income and decreases its allowance by crediting the provision for loan losses. The methodology for establishing the allowance for loan losses takes into consideration probable losses that have been identified in connection with specific loans as well as losses in the loan portfolio that have not been specifically identified.

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

Included in loans receivable, net, are certain loans that have been modified in order to maximize collection of the loan balances. The Company evaluates all loan modifications and if the Company, for legal or economic reasons related to the borrower's financial difficulties, grants a concession compared to the original terms and conditions of the loan that the Company would not otherwise consider, the modified loan is considered a TDR and is classified as an impaired loan. If the TDR loan was performing (accruing) prior to the modification, it typically will remain accruing after the modification as long as it continues to perform according to the modified terms. If the TDR loan was non-performing (non-accruing) prior to the modification, it will remain non-accruing after the modification for a minimum of six months. If the loan performs according to the modified terms for a minimum of six months, it typically will be returned to accruing status. In general, there are two conditions in which a TDR loan is no longer considered to be a TDR and potentially not classified as impaired. The first condition is when the loan is refinanced with terms that reflect normal market terms for the type of credit involved and performs according to the modified terms for a period of at least one year. The second condition is when the loan is repaid or charged off.

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

The transfer of a participating interest in an entire financial asset must also meet the definition of a participating interest. A participating interest in a financial asset has all of the following characteristics: (1) from the date of transfer, it must represent a proportionate (pro rata) ownership interest in the financial asset, (2) from the date of transfer, all cash flows received, except any cash flows allocated as any compensation for servicing or other services performed, must be divided proportionately among participating interest holders in the amount equal to their share of ownership, (3) the rights of each participating interest holder must have the same priority, and (4) no party has the right to pledge or exchange the entire financial asset unless all participating interest holders agree to do so.

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

Mortgage Servicing Rights, net

Mortgage servicing rights are capitalized at their fair value and amortized in proportion to, and over the period of, estimated net servicing income. The Company evaluates its capitalized mortgage servicing rights for impairment each quarter. Loan type and note rate are the predominant risk characteristics of the underlying loans used to stratify capitalized mortgage servicing rights for purposes of measuring impairment. Any impairment is recognized through a valuation allowance.

Premises and Equipment, net

Land is carried at cost. Office buildings, improvements, furniture and equipment are carried at cost less accumulated depreciation. Depreciation is computed on a straight-line basis over their estimated useful lives of 5 to 40 years for office buildings and improvements and 3 to 10 years for furniture and equipment.

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

Income Taxes

Deferred tax assets and liabilities are recognized for future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date. A valuation allowance is required to be recognized if it is “more likely than not” that the deferred tax asset will not be realized. The determination of the realizability of the deferred tax asset is subjective and dependent upon judgment concerning management’s evaluation of both positive and negative evidence regarding the ultimate realizability of deferred tax assets. The Company is no longer subject to federal or state income tax examinations by tax authorities for years before 2016.

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

New Accounting Pronouncements

In June 2016, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The amendments in this ASU affect all entities that measure credit losses on financial instruments including loans, debt securities, trade receivables, net investments in leases, off-balance sheet credit exposures, reinsurance receivables, and any other financial asset that has a contractual right to receive cash that is not specifically excluded. The main objective of this ASU is to provide financial statement users with more decision-useful information about the expected credit losses on financial instruments and other commitments to extend credit held by a reporting entity at each reporting date. To achieve this objective, the amendments in this ASU replace the incurred loss impairment methodology required in current GAAP with a methodology that reflects expected credit losses that requires consideration of a broader range of reasonable and supportable information to estimate credit losses. The amendments in this ASU will affect entities to varying degrees depending on the credit quality of the assets held by the entity, the duration of the assets held, and how the entity applies the current incurred loss methodology. The amendments in this ASU, for public business entities that are filers with the SEC, were originally effective for fiscal years beginning after December 15, 2019, including interim periods within those annual periods. On November 26, 2019, the FASB issued ASU 2019-11, Codification Improvements to Topic 326, Financial Instruments – Credit Losses which delayed the implementation date of ASU 2016-13 for small SEC reporting companies, such as HMN, from the first quarter of 2020 to the first quarter of 2023. All entities may adopt the amendments in the ASU early as of the fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Amendments should be applied using a modified retrospective transition method by means of a cumulative-effect adjustment to equity as of the beginning of the period in which the guidance is adopted. The Company has not early adopted this ASU. Management has accumulated the charge off information necessary to calculate the appropriate life of loan loss percentages for the various loan categories, has identified several key metrics to help identify and project anticipated changes in the credit quality of our loan portfolio upon enactment, and is in the process of evaluating the determination of potential qualitative reserve amounts and the impact that the adoption of this ASU will have on the Company’s consolidated financial statements when it is adopted in the first quarter of 2023.

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820), Disclosure Framework – Changes to the Disclosure Requirements for Fair Value Measurement. The amendments in this ASU apply to all entities that are required, under existing GAAP, to make disclosures about recurring or nonrecurring fair value measurements and modify the disclosure requirements on fair value measurements in Topic 820, Fair Value Measurement, including the consideration of costs and benefits. The ASU removed, modified, and added various disclosure requirements in Topic 820. The amendments also eliminate at a minimum from the phrase an entity shall disclose at a minimum to promote the appropriate exercise of discretion by entities when considering fair value measurement disclosures and to clarify that materiality is an appropriate consideration of entities and their auditor when evaluating disclosure requirements. The amendments in the ASU are effective for all entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. An entity is permitted to early adopt the implementation of any removed or modified disclosures upon issuance of the ASU and delay adoption of the additional disclosures until their effective date. The Company has not opted to early adopt any portion of this ASU and the adoption in the first quarter of 2020 did not have a material impact on the Company’s consolidated financial statements.

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

NOTE 2 Revenue Recognition

Effective January 1, 2018, the Company adopted ASU 2014-09, Revenue from Contracts with Customers (Topic 606) and all subsequent amendments to the ASU (collectively, “ASC 606”), which (1) creates a single framework for recognizing revenue from contracts with customers that fall within its scope and (2) revises when it is appropriate to recognize a gain (loss) from the transfer of nonfinancial assets, such as securities and premises and equipment. The majority of the Company’s revenues come from interest income on loans and securities that are outside the scope of ASC 606. The Company’s services that fall within the scope of ASC 606 are presented on the income statement within non-interest income and are recognized as revenue as the Company satisfies its performance obligation to the customer. Services within the scope of ASC 606 include fees and service charges on deposit accounts, ATM and debit card interchange income, safe deposit box rental fees, check printing charges and income earned on the sale of uninsured investment products.

The Company, using a modified retrospective transition approach, determined that there was no cumulative effect adjustment to retained earnings as a result of adopting the new standard, nor did the standard have a material impact on our consolidated financial statements relating to the timing or amounts of revenue recognized.

All of the Company’s revenue from contracts with customers within the scope of ASC 606 is recognized within non-interest income. The following table presents the Company’s sources of non-interest income for the years ended December 31, 2019 and 2018. Sources of revenue outside the scope of ASC 606 are noted as such.

	Year ended December 31,
(Dollars in thousands)	2019	2018
Non-interest income:
Fees and service charges on deposit accounts	$1,257	1,308
Other fees and service charges	433	585
Debit card interchange fees	1,410	1,437
Gain on sale of loans (1)	2,941	2,095
Loan servicing fees (1)	1,278	1,255
Uninsured investment product sales	909	870
Other	227	164
Total non-interest income	8,455	7,714

(1) Not within the scope of ASC 606.

A description of the Company’s revenue categories that are accounted for under ASC 606 is as follows:

Fees and Service Charges on Deposit Accounts

The Company earns fees from deposit customers for transaction-based, account maintenance, and overdraft services. Transaction-based fees, which include services such as ATM use fees, wire transfer fees, check cashing fees, stop payment charges, statement rendering, ACH fees, and other deposit related fees, are recognized at the time the transaction is executed or when the Company fulfills the customer’s request. Account maintenance fees, which relate primarily to monthly maintenance, are earned over the course of a month, representing the period over which the Company satisfies the performance obligation. Overdraft fees are recognized at the point in time that the overdraft occurs. Service charges on deposits are withdrawn from the customer’s account balance.

Other Fees and Service Charges
Other fees and service charges consist of revenues that are both within the scope of and outside the scope of ASC 606. Other fees and service charges within the scope of ASC 606 consist of fees for the rental of safe deposit boxes and check printing charges. Revenues for these fees are recognized at the point the service is provided or the fee is incurred by the customer. Other fees and service charges outside the scope of ASC 606 consist of loan commitment fees and late charges on loans.

Debit Card Interchange Fees

The Company earns interchange fees from debit card holder transactions conducted through various payment networks. Interchange fees from cardholder transactions are recognized daily, concurrently with the transaction processing services provided by an outsourced technology solution and are presented on a net basis.

Uninsured Investment Product Sales

Commission revenues on the sale of uninsured investment products may be recognized up front on the sale date of the investment or monthly over a period of years depending on the product being sold. The commissions on investment sales are recognized when the product sale is completed or monthly for trailer fees in accordance with the customer agreement. Any subsequent commission adjustments are recognized upon our receipt of notification from the investment companies concerning matters necessitating such adjustments. Profit-sharing contingent commissions are recognized when determinable, which is generally when such commissions are received from the investment companies.

Other

Other consists of revenues that are both within the scope of and outside the scope of ASC 606. Other income within the scope of ASC 606 consists of gains and losses on asset sales. Other income outside the scope of ASC 606 consists of gains and losses on equity securities and rental income on buildings.

NOTE 3 Other Comprehensive Income (Loss)

The components of other comprehensive income (loss) and the related tax effects were as follows:

	For the years ended December 31,
	2019			2018			2017
	Before	Tax	Net	Before	Tax	Net	Before	Tax	Net
(Dollars in thousands)	Tax	Effect	of Tax	Tax	Effect	of Tax	Tax	Effect	of Tax
Securities available for sale:
Unrealized gains (losses) arising during the period	$1,585	443	1,142	(94)	(25)	(69)	33	12	21
Reclassification of certain income tax effects from accumulated other comprehensive income(1)	0	0	0	0	0	0	0	(158)	158
Other comprehensive income (loss)	$1,585	443	1,142	(94)	(25)	(69)	33	170	(137)

(1)The reclassification in 2017 relates to the change in the tax rate that occurred because of the enactment of the Tax Cuts and Jobs Act in the fourth quarter of 2017.

NOTE 4 Securities Available for Sale

A summary of securities available for sale at December 31, 2019 and 2018 is as follows:

(Dollars in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
December 31, 2019
Mortgage-backed securities:
Federal National Mortgage Association (FNMA)	$46,604	47	(65)	46,586
Federal Home Loan Mortgage Corporation (FHLMC)	8,004	88	0	8,092
Collateralized mortgage obligations:
FNMA	169	4	0	173
	54,777	139	(65)	54,851
Other marketable securities:
U.S. Government agency obligations	49,974	39	(21)	49,992
Municipal obligations	1,969	7	0	1,976
Corporate obligations	108	0	0	108
Corporate preferred stock	700	0	(35)	665
	52,751	46	(56)	52,741
	$107,528	185	(121)	107,592

December 31, 2018
Mortgage-backed securities:
FNMA	$3,886	0	(117)	3,769
FHLMC	4,074	0	(10)	4,064
Collateralized mortgage obligations:
FNMA	199	0	(9)	190
	8,159	0	(136)	8,023
Other marketable securities:
U.S. Government agency obligations	69,971	0	(1,236)	68,735
Municipal obligations	2,378	1	(10)	2,369
Corporate obligations	173	0	(1)	172
Corporate preferred stock	700	0	(140)	560
	73,222	1	(1,387)	71,836
	$81,381	1	(1,523)	79,859

The Company did not sell any available for sale securities and did not recognize any gains or losses on securities available for sale in 2019, 2018 or 2017.

The following table presents the amortized cost and estimated fair value of securities available for sale at December 31, 2019, based upon contractual maturity adjusted for scheduled repayments of principal and projected prepayments of principal based upon current economic conditions and interest rates. Actual maturities may differ from the maturities in the following table because obligors may have the right to call or prepay obligations with or without call or prepayment penalties:

(Dollars in thousands)	Amortized Cost	Fair Value
Due one year or less	$46,931	46,962
Due after one year through five years	44,262	44,308
Due after five years through ten years	14,991	15,011
Due after ten years	1,344	1,311
Total	$107,528	107,592

The allocation of mortgage-backed securities in the table above is based upon the anticipated future cash flow of the securities using estimated mortgage prepayment speeds.

The following table shows the gross unrealized losses and fair values for the securities available for sale portfolio aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2019 and 2018:

	Less Than Twelve Months			Twelve Months or More			Total
(Dollars in thousands)	# of Investments	Fair Value	Unrealized Losses	# of Investments	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
December 31, 2019
Mortgage backed securities:
FNMA	4	$12,143	(65)	0	$0	0	$12,143	(65)
Other marketable securities:
U.S. Government agency obligations	0	0	0	4	19,972	(21)	19,972	(21)
Corporate preferred stock	0	0	0	1	665	(35)	665	(35)
Total temporarily impaired securities	4	$12,143	(65)	5	$20,637	(56)	$32,780	(121)

December 31, 2018
Mortgage backed securities:
FNMA	0	$0	0	2	$3,769	(117)	$3,769	(117)
FHLMC	1	4,060	(10)	0	0	0	4,060	(10)
Collateralized mortgage obligations:
FNMA	0	0	0	1	190	(9)	190	(9)
Other marketable securities:
U.S. Government agency obligations	0	0	0	14	68,735	(1,236)	68,735	(1,236)
Municipal obligations	3	498	(2)	8	1,467	(8)	1,965	(10)
Corporate obligations	0	0	0	1	172	(1)	172	(1)
Corporate preferred stock	0	0	0	1	560	(140)	560	(140)
Total temporarily impaired securities	4	$4,558	(12)	27	$74,893	(1,511)	$79,451	(1,523)

We review our investment portfolio on a quarterly basis for indications of impairment. This review includes analyzing the length of time and the extent to which the fair value has been lower than the cost, the market liquidity for the investment, the financial condition and near-term prospects of the issuer, including any specific events which may influence the operations of the issuer, and our intent and ability to hold the investment for a period of time sufficient to recover the temporary loss. The unrealized losses on impaired securities other than the corporate preferred stock are the result of changes in interest rates. The unrealized losses reported for the corporate preferred stock at December 31, 2019 relates to a single trust preferred security that was issued by the holding company of a small community bank. As of December 31, 2019 all payments were current on the trust preferred security and the issuer’s subsidiary bank was considered to be “well capitalized” based on its most recent regulatory filing. Based on a review of the issuer, it was determined that the trust preferred security was not other-than-temporarily impaired at December 31, 2019. The Company does not intend to sell the preferred stock and has the intent and ability to hold it for a period of time sufficient to recover the temporary loss. Management believes that the Company will receive all principal and interest payments contractually due on the security and that the decrease in the market value is primarily due to a lack of liquidity in the market for trust preferred securities. Management will continue to monitor the credit risk of the issuer and may be required to recognize other-than-temporary impairment charges on this security in future periods.

NOTE 5 Loans Receivable, Net

A summary of loans receivable at December 31, 2019 and 2018, is as follows:

(Dollars in thousands)	2019	2018
Residential real estate loans:
Single family conventional	$119,805	110,580
Single family government guaranteed	259	118
	120,064	110,698
Commercial real estate:
Lodging	58,643	45,259
Retail/office	71,730	69,539
Nursing home/health care	7,767	3,712
Land developments	13,167	18,865
Golf courses	1,597	397
Restaurant/bar/café	6,752	8,196
Warehouse	32,064	34,634
Construction:
Single family	23,256	20,442
Multi-family	1,858	4,931
Commercial real estate	6,008	3,571
Manufacturing	20,027	22,029
Churches/community service	10,156	11,103
Multi-family	48,663	50,150
Other	48,507	43,302
	350,195	336,130
Consumer:
Autos	2,608	2,483
Home equity line	28,004	32,273
Home equity	16,422	16,733
Recreational vehicles	17,266	16,226
Land/lots	3,358	2,145
Other - secured	1,195	1,423
Other – unsecured	1,096	1,249
	69,949	72,532
Commercial business	64,227	75,496
Total loans	604,435	594,856
Less:
Unamortized discounts	15	17
Net deferred loan costs	(536)	(535)
Allowance for loan losses	8,564	8,686
Total loans receivable, net	$596,392	586,688
Commitments to originate or purchase loans	$38,157	13,183
Commitments to deliver loans to secondary market	$10,098	7,289
Weighted average contractual rate of loans in portfolio	4.75%	4.83%

Included in total commitments to originate or purchase loans are fixed rate loans aggregating $19.0 million and $11.0 million as of December 31, 2019 and 2018, respectively. The interest rates on these loan commitments ranged from 3.00% to 5.65% at December 31, 2019 and from 4.125% to 6.375% at December 31, 2018.

The aggregate amount of loans to executive officers and directors of the Company was $0.1 million at December 31, 2019, 2018 and 2017. The entire balance for all three years represents a Home Equity Line of Credit for one executive officer and there has been no activity on the line of credit during 2019, 2018 or 2017. All loans to executive officers and directors are made in the ordinary course of business on normal credit terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated parties.

At December 31, 2019, 2018 and 2017, the Company was servicing loans for others with aggregate unpaid principal balances of $505.7 million, $480.6 million and $471.4 million, respectively.

The Company originates residential, commercial real estate and other loans primarily in Minnesota, Wisconsin and Iowa. At December 31, 2019 and 2018, the Company had in its portfolio single family residential loans located in the following states:

	2019		2018
(Dollars in thousands)	Amount	Percent of Total	Amount	Percent of Total
Iowa	$1,937	1.6%	$2,778	2.5%
Minnesota	107,607	89.6	98,505	89.0
Wisconsin	8,483	7.1	8,105	7.3
Other states (1)	2,037	1.7	1,310	1.2
Total	$120,064	100.0%	$110,698	100.0%

(1)Amounts under two million dollars in both years are included in “Other states”.

At December 31, 2019 and 2018, the Company had in its portfolio commercial real estate loans located in the following states:

	2019		2018
(Dollars in thousands)	Amount	Percent of Total	Amount	Percent of Total
Florida	$6,520	1.9%	$4,795	1.4%
Idaho	2,980	0.9	3,171	0.9
Illinois	2,513	0.7	851	0.2
Indiana	2,691	0.8	3,031	0.9
Iowa	6,794	1.9	7,563	2.3
Minnesota	244,572	69.8	238,397	70.9
North Carolina	4,624	1.3	5,442	1.6
Ohio	2,140	0.6	1,566	0.5
Wisconsin	73,122	20.9	67,196	20.0
Other states(1)	4,239	1.2	4,118	1.3
Total	$350,195	100.0%	$336,130	100.0%

(1)Amounts under two million dollars in both years are included in “Other states”.

NOTE 6 Allowance for Loan Losses and Credit Quality Information

The allowance for loan losses is summarized as follows:

(Dollars in thousands)	Single Family	Commercial Real Estate	Consumer	Commercial Business	Total
Balance, December 31, 2016	$1,186	4,953	1,613	2,151	9,903

Provision for losses	$(280)	(75)	263	(431)	(523)
Charge-offs	(6)	(50)	(288)	(311)	(655)
Recoveries	0	245	42	299	586
Balance, December 31, 2017	$900	5,073	1,630	1,708	9,311

Provision for losses	$(44)	(421)	202	(386)	(649)
Charge-offs	(24)	0	(226)	(270)	(520)
Recoveries	1	217	16	310	544
Balance, December 31, 2018	$833	4,869	1,622	1,362	8,686

Provision for losses	$25	(1,509)	(29)	297	(1,216)
Charge-offs	(1)	0	(107)	(880)	(988)
Recoveries	0	1,700	21	361	2,082
Balance, December 31, 2019	$857	5,060	1,507	1,140	8,564

Allocated to:
Specific reserves	$98	451	172	73	794
General reserves	735	4,418	1,450	1,289	7,892
Balance, December 31, 2018	$833	4,869	1,622	1,362	8,686

Allocated to:
Specific reserves	$62	451	119	93	725
General reserves	795	4,609	1,388	1,047	7,839
Balance, December 31, 2019	$857	5,060	1,507	1,140	8,564

Loans receivable at December 31, 2018:
Individually reviewed for impairment	$1,226	1,311	856	303	3,696
Collectively reviewed for impairment	109,472	334,819	71,676	75,193	591,160
Ending balance	$110,698	336,130	72,532	75,496	594,856

Loans receivable at December 31, 2019:
Individually reviewed for impairment	$974	1,166	976	735	3,851
Collectively reviewed for impairment	119,090	349,029	68,973	63,492	600,584
Ending balance	$120,064	350,195	69,949	64,227	604,435

The following table summarizes the amount of classified and unclassified loans at December 31, 2019 and 2018:

	December 31, 2019
	Classified					Unclassified
(Dollars in thousands)	Special Mention	Substandard	Doubtful	Loss	Total	Total	Total Loans
Single family	$1,118	1,765	35	0	2,918	117,146	120,064
Commercial real estate:
Real estate rental and leasing	3,489	9,114	0	0	12,603	179,899	192,502
Other	4,451	5,253	0	0	9,704	147,989	157,693
Consumer	0	842	69	65	976	68,973	69,949
Commercial business	5,710	2,516	0	0	8,226	56,001	64,227
	$14,768	19,490	104	65	34,427	570,008	604,435

	December 31, 2018
	Classified					Unclassified
(Dollars in thousands)	Special Mention	Substandard	Doubtful	Loss	Total	Total	Total Loans
Single family	$150	1,771	40	0	1,961	108,737	110,698
Commercial real estate:
Real estate rental and leasing	5,564	4,805	0	0	10,369	185,195	195,564
Other	4,879	5,118	0	0	9,997	130,569	140,566
Consumer	0	709	41	106	856	71,676	72,532
Commercial business	6,647	2,761	0	0	9,408	66,088	75,496
	$17,240	15,164	81	106	32,591	562,265	594,856

Classified loans represent special mention, substandard (performing and non-performing), and non-performing loans categorized as doubtful and loss. Loans classified as special mention are loans that have potential weaknesses that, if left uncorrected, may result in deterioration of the repayment prospects for the asset or in the Bank’s credit position at some future date. Loans classified as substandard are loans that are generally inadequately protected by the current net worth and paying capacity of the obligor, or by the collateral pledged, if any. Loans classified as substandard have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. Substandard loans are characterized by the distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected. Loans classified as doubtful have the weaknesses of those classified as substandard, with additional characteristics that make collection in full on the basis of currently existing facts, conditions and values questionable, and there is a high possibility of loss. A loan classified as loss is essentially uncollateralized and/or considered uncollectible and of such little value that continuance as an asset on the balance sheet may not be warranted. Loans classified as substandard or doubtful require the Bank to perform an analysis of the individual loan and charge off any loans, or portion thereof, that are deemed uncollectible.

The aging of past due loans at December 31, 2019 and 2018 is summarized as follows:

(Dollars in thousands)	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	Total Past Due	Current Loans	Total Loans	Loans 90 Days or More Past Due and Still Accruing
2019
Single family	$786	77	59	922	119,142	120,064	0
Commercial real estate:
Real estate rental and leasing	0	0	0	0	192,502	192,502	0
Other	0	0	0	0	157,693	157,693	0
Consumer	527	31	206	764	69,185	69,949	0
Commercial business	147	13	550	710	63,517	64,227	0
	$1,460	121	815	2,396	602,039	604,435	0
2018
Single family	$680	325	77	1,082	109,616	110,698	0
Commercial real estate:
Real estate rental and leasing	0	0	0	0	195,564	195,564	0
Other	0	0	0	0	140,566	140,566	0
Consumer	391	100	279	770	71,762	72,532	0
Commercial business	21	0	0	21	75,475	75,496
	$1,092	425	356	1,873	592,983	594,856	0

Impaired loans include loans that are non-performing (non-accruing) and loans that have been modified in a TDR.

The following table summarizes impaired loans and related allowances for the years ended December 31, 2019 and 2018:

	December 31, 2019
(Dollars in thousands)	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
Loans with no related allowance recorded:
Single family	$544	563	0	508	33
Commercial real estate:
Other	0	0	0	10	0
Consumer	781	781	0	580	26

Loans with an allowance recorded:
Single family	430	430	62	633	3
Commercial real estate:
Real estate rental and leasing	184	184	16	193	0
Other	982	982	435	1,048	71
Consumer	195	195	119	231	14
Commercial business	735	1,287	93	476	24

Total:
Single family	974	993	62	1,141	36
Commercial real estate:
Real estate rental and leasing	184	184	16	193	0
Other	982	982	435	1,058	71
Consumer	976	976	119	811	40
Commercial business	735	1,287	93	476	24
	$3,851	4,422	725	3,679	171

	December 31, 2018
(Dollars in thousands)	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
Loans with no related allowance recorded:
Single family	$458	477	0	465	21
Commercial real estate:
Real estate rental and leasing	0	0	0	27	0
Other	25	1,682	0	81	106
Consumer	515	515	0	510	14

Loans with an allowance recorded:
Single family	768	768	98	859	5
Commercial real estate:
Real estate rental and leasing	201	201	21	82	7
Other	1,085	1,085	430	1,673	0
Consumer	341	341	172	395	9
Commercial business	303	854	73	385	13

Total:
Single family	1,226	1,245	98	1,324	26
Commercial real estate:
Real estate rental and leasing	201	201	21	109	7
Other	1,110	2,767	430	1,754	106
Consumer	856	856	172	905	23
Commercial business	303	854	73	385	13
	$3,696	5,923	794	4,477	175

At December 31, 2019, 2018 and 2017, non-accruing loans totaled $2.1 million, $2.7 million and $3.2 million, respectively, for which the related allowance for loan losses was $0.2 million, $0.7 million and $0.9 million, respectively. Non-accruing loans for which no specific allowance has been recorded because management determined that the value of the collateral was sufficient to repay the loan totaled $0.8 million, $0.4 million and $0.4 million at December 31, 2019, 2018 and 2017, respectively. Had the non-accruing loans performed in accordance with their original terms, the Company would have recorded gross interest income on the loans of $0.2 million, $0.3 million and $0.3 million in 2019, 2018 and 2017, respectively. For each of the years ended December 31, 2019, 2018 and 2017, the Company recognized interest income on these loans of $0.1 million. All of the interest income that was recognized for non-accruing loans was recognized using the cash basis method of income recognition. Non-accrual loans also include some of the loans that have had terms modified in a TDR.

The following table summarizes non-accrual loans at December 31, 2019 and 2018:

(Dollars in thousands)	2019	2018
Single family	$617	730
Commercial real estate:
Real estate rental and leasing	184	201
Other	0	1,110
Consumer	659	489
Commercial business	621	148
	$2,081	2,678

Included in loans receivable, net, are certain loans that have been modified in order to maximize collection of loan balances. If the Company, for legal or economic reasons related to the borrower’s financial difficulties, grants a concession compared to the original terms and conditions of the loan, the modified loan is considered a TDR.

At December 31, 2019, 2018 and 2017, there were loans included in loans receivable, net, with terms that had been modified in a TDR totaling $2.5 million, $2.5 million and $3.0 million, respectively. Had these loans been performing in accordance with their original terms throughout 2019, 2018 and 2017, the Company would have recorded gross interest income of $0.2 million, $0.3 million and $0.4 million, respectively. During 2019, 2018 and 2017, the Company recognized interest income of $0.1 million, $0.2 million and $0.2 million, respectively, on these loans. For the loans that were modified in 2019, $0.1 million were classified and performing and $0.5 million were non-performing at December 31, 2019.

The following table summarizes TDRs at December 31, 2019 and 2018:

(Dollars in thousands)	2019	2018
Single family	$623	636
Commercial real estate:
Other	983	1,110
Consumer	745	522
Commercial business	114	208
	$2,465	2,476

As of December 31, 2019, the Bank had commitments to lend an additional $0.8 million to a borrower who has a TDR and non-accrual loans. These additional funds are for the construction of single family homes with a maximum loan-to-value ratio of 75%. These loans are secured by the home under construction. There were commitments to lend additional funds of $0.9 million to this same borrower at December 31, 2018.

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

When a loan is modified as a TDR, there may be a direct, material impact on the loans within the Consolidated Balance Sheets, as principal balances may be partially forgiven. The financial effects of TDRs are presented in the following table and represent the difference between the outstanding recorded balance pre-modification and post-modification, for the periods ended December 31, 2019 and 2018:

	Year ended December 31, 2019			Year ended December 31, 2018
(Dollars in thousands)	Number of Contracts	Pre- modification Outstanding Recorded Investment	Post- modification Outstanding Recorded Investment	Number of Contracts	Pre- modification Outstanding Recorded Investment	Post- modification Outstanding Recorded Investment
Troubled debt restructurings:
Single family	4	$215	220	2	$217	220
Commercial real estate:
Real estate rental and leasing	0	0	0	1	54	54
Other	0	0	0	2	1,518	1,518
Consumer	10	371	371	10	373	373
Commercial business	0	0	0	1	70	70
Total	14	$586	591	16	$2,232	2,235

There were no loans that were restructured during the year ended December 31, 2019 that subsequently defaulted during the year. There was one consumer loan with a balance of $17,000 that was restructured during the year ended December 31, 2018 that subsequently defaulted during 2018.

The Company considers a loan to have defaulted when it becomes 90 or more days past due under the modified terms, when it is placed in non-accrual status, when it becomes other real estate owned, or when it becomes non-compliant with some other material requirement of the modification agreement.

Loans that were non-accrual prior to modification remain non-accrual for at least six months following modification. Non-accrual TDR loans that have performed according to the modified terms for six months may be returned to accruing status. Loans that were accruing prior to modification may remain on accrual status after the modification as long as the loan continues to perform under the new terms.

TDRs are reviewed for impairment following the same methodology as other impaired loans. For loans that are collateral dependent, the value of the collateral is reviewed and additional reserves may be added as needed. Loans that are not collateral dependent may have additional reserves established if deemed necessary. The allocated reserves for TDRs was $0.6 million, or 7.2%, of the total $8.6 million in allowance for loan losses at December 31, 2019, and $0.6 million, or 7.2%, of the total $8.7 million in allowance for loan losses at December 31, 2018.

NOTE 7 Accrued Interest Receivable

Accrued interest receivable at December 31 is summarized as follows:

(Dollars in thousands)	2019	2018
Securities available for sale	$378	381
Loans receivable	1,873	1,975
	$2,251	2,356

NOTE 8 Intangible Assets

The Company’s intangible assets consist of core deposit intangibles, goodwill, and mortgage servicing rights. A summary of mortgage servicing rights activity for 2019 and 2018 is as follows:

(Dollars in thousands)	2019	2018
Mortgage servicing rights, net:
Balance, beginning of year	$1,855	1,724
Originations	1,097	682
Amortization	(780)	(551)
Balance, end of year	2,172	1,855
Fair value of mortgage servicing rights	$3,390	3,901

All of the single family loans sold where the Company continues to service the loans are serviced for FNMA under the individual loan sale program. The following is a summary of the risk characteristics of the loans being serviced for FNMA at December 31, 2019:

(Dollars in thousands)	Loan Principal Balance	Weighted Average Interest Rate	Weighted Average Remaining Term (months)	Number of Loans
Original term:
30 year fixed rate	$333,300	4.10%	309	2,445
15 year fixed rate	93,869	3.21	131	940
Adjustable rate	45	4.63	257	2

The gross carrying amount of intangible assets and the associated accumulated amortization at December 31, 2019 and 2018 are presented in the following table. Amortization expense for intangible assets was $0.9 million for the year ended December 31, 2019, and $0.7 million for the years ended December 31, 2018 and 2017.

	Gross		Unamortized
	Carrying	Accumulated	Intangible
(Dollars in thousands)	Amount	Amortization	Assets
December 31, 2019
Mortgage servicing rights	$4,968	(2,796)	2,172
Core deposit intangibles	574	(418)	156
Goodwill	802	0	802
Total	$6,344	(3,214)	3,130

December 31, 2018
Mortgage servicing rights	$4,526	(2,671)	1,855
Core deposit intangibles	574	(319)	255
Goodwill	802	0	802
Total	$5,902	(2,990)	2,912

The following table indicates the estimated future amortization expense for amortizing intangible assets:

(Dollars in thousands)	Mortgage Servicing Rights	Core Deposit Intangible	Total Amortizing Intangible Assets
Year ended December 31,
2020	$505	99	604
2021	455	47	502
2022	402	10	412
2023	330	0	330
2024	251	0	251
Thereafter	229	0	229
	$2,172	156	2,328

No amortization expense relating to goodwill is recorded as generally accepted accounting principles do not allow goodwill to be amortized, but require that it be tested for impairment at least annually, or sooner, if there are indications that impairment may exist.

Projections of amortization are based on asset balances and the interest rate environment that existed at December 31, 2019. The Company’s actual experience may be significantly different depending upon changes in mortgage interest rates and other market conditions.

NOTE 9 Premises and Equipment

A summary of premises and equipment at December 31, 2019 and 2018 is as follows:

(Dollars in thousands)	2019	2018
Land	$2,615	2,621
Office buildings and improvements	11,946	10,878
Furniture and equipment	12,954	12,935
	27,515	26,434
Accumulated depreciation	(17,000)	(16,799)
	$10,515	9,635

The increase in premises and equipment related primarily to the remodeling of branch facilities.

NOTE 10 Leases

On January 1, 2019, the Company adopted ASU 2016-02, Leases (Topic 842) and a $4.5 million right-of-use asset and an offsetting lease payment obligation liability were recorded on the consolidated balance sheet in other assets and other liabilities, respectively.

Operating lease right-of-use assets represent our right to use an underlying asset during the lease term and operating lease liabilities represent our obligation to make lease payments arising from the lease. Right-of-use assets and operating lease liabilities are recognized at lease commencement based on the present value of the remaining lease payments using a discount rate that represents the Company’s incremental borrowing rate at the lease commencement date. Because the Company only has operating leases and the right-of-use asset is offset by a lease payment obligation liability, the lease payments are the only amount that is recorded in occupancy expense in the consolidated statements of comprehensive income.

The Company’s leases relate to office space and Bank branches with remaining lease terms between 32 and 64 months. Certain leases contain extension options which typically range from 3 to 10 years. Because these extension options are not considered reasonably certain of exercise, they are not included in the lease term. As of December 31, 2019, operating lease right-of-use assets and liabilities were $4.0 million.

The table below summarizes our net lease cost:

(Dollars in thousands)	For the Year Ended December 31, 2019
Operating lease cost	$889

The table below summarizes other information related to our operating leases:

(Dollars in thousands)	Year Ended December 31, 2019
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$889
Weighted-average remaining lease term – operating leases, in years	4.7
Weighted-average discount rate – operating leases	2.19%

The table below summarizes the maturity of remaining lease liabilities:

(Dollars in thousands)	December 31, 2019
2020	$887
2021	896
2022	932
2023	807
2024	729
2025 and thereafter	15
Total lease payments	4,266
Less: Interest	(221)
Present value of lease liabilities	$4,045

NOTE 11 Deposits

Deposits and their weighted average interest rates at December 31, 2019 and 2018 are summarized as follows:

			2019			2018
(Dollars in thousands)			Weighted Average Rate	Amount	Percent of Total	Weighted Average Rate	Amount	Percent of Total
Noninterest checking			0.00%	$183,350	27.2%	0.00%	$163,500	26.2%
Interest checking			0.13	96,341	14.3	0.10	88,715	14.3
Savings accounts			0.08	80,054	11.9	0.08	76,839	12.3
Money market accounts			0.65	187,517	27.8	0.56	181,374	29.1
				547,262	81.2		510,428	81.9
Certificates by rate:
0	-	0.99%		22,499	3.3		32,904	5.3
1	-	1.99%		38,097	5.7		47,627	7.6
2	-	2.99%		61,936	9.2		31,680	5.1
3	-	3.99%		4,076	0.6		713	0.1
Total certificates			1.84	126,608	18.8	1.32	112,924	18.1
Total deposits			0.56	$673,870	100.0%	0.43	$623,352	100.0%

At December 31, 2019 and 2018, the Company had $215.8 million and $182.0 million, respectively, of deposit accounts with balances at $250,000 or more. At December 31, 2019 and 2018, the Company had no certificate accounts that had been acquired through a broker.

Certificates had the following maturities at December 31, 2019 and 2018:

	2019		2018
(Dollars in thousands)	Amount	Weighted Average Rate	Amount	Weighted Average Rate
Remaining term to maturity
1-6 months	$43,447	1.88%	$39,004	1.23%
7-12 months	39,074	1.63	36,711	1.29
13-36 months	41,753	2.00	33,941	1.46
Over 36 months	2,334	1.71	3,268	1.44
	$126,608	1.84	$112,924	1.32

At December 31, 2019 and 2018, the Company had pledged mortgage-backed and agency securities with an amortized cost of approximately $14.9 million and $17.9 million, respectively, as collateral for certain deposits. Interest expense on deposits is summarized as follows for the years ended December 31, 2019, 2018 and 2017:

(Dollars in thousands)	2019	2018	2017
Checking accounts	$103	62	77
Savings accounts	63	61	63
Money market accounts	1,171	865	560
Certificates	1,995	1,243	770
	$3,332	2,231	1,470

NOTE 12 Federal Home Loan Bank (FHLB) Advances and Other Borrowings

The Bank had no outstanding advances from the FHLB or borrowings from the Federal Reserve Bank of Minneapolis as of December 31, 2019 or December 31, 2018. At December 31, 2019 the Bank had collateral pledged to the FHLB consisting of FHLB stock, mortgage loans, and investments with a borrowing capacity of approximately $181.2 million, subject to a requirement to purchase FHLB stock. The Bank also had the ability to borrow $65.3 million from the Federal Reserve Bank of Minneapolis, based upon the loans that were pledged to them as of December 31, 2019, subject to approval from the Board of Governors of the Federal Reserve System (FRB).

At December 31, 2018 the Bank had collateral pledged to the FHLB consisting of FHLB stock, mortgage loans, and investments with a borrowing capacity of approximately $167.6 million, subject to a requirement to purchase FHLB stock. The Bank also had the ability to borrow of $73.0 million from the Federal Reserve Bank of Minneapolis, based upon the loans that were pledged to them as of December 31, 2018, subject to approval from the FRB.

NOTE 13 Income Taxes

Income tax expense for the years ended December 31, 2019, 2018 and 2017 is as follows:

(Dollars in thousands)	2019	2018	2017
Current:
Federal	$2,141	1,690	2,287
State	687	115	10
Total current	2,828	1,805	2,297
Deferred:
Federal	256	234	1,412
State	240	849	693
Total deferred	496	1,083	2,105
Income tax expense	$3,324	2,888	4,402

The reasons for the difference between the expected income tax expense utilizing the federal corporate tax rate of 21% in 2019 and 2018, and 34% in 2017 and the actual income tax expense are as follows:

(Dollars in thousands)	2019	2018	2017
Expected federal income tax expense	$2,334	2,336	2,994
Items affecting federal income tax:
State income taxes, net of federal income tax deduction	852	559	529
Change in federal tax rate	0	0	1,062
Other, net	138	(7)	(183)
Income tax expense	$3,324	2,888	4,402

The tax effects of temporary differences that give rise to the deferred tax assets and deferred tax liabilities are as follows at December 31:

(Dollars in thousands)	2019	2018
Deferred tax assets:
Allowances for loan losses	$2,394	2,428
Deferred compensation costs	158	154
Deferred ESOP loan asset	453	473
Nonaccruing loan interest	78	185
State net operating loss carryforward	42	160
Alternative minimum tax credit carryforward	0	208
Net unrealized loss on securities available for sale	0	426
Other	140	91
Total gross deferred tax assets	3,265	4,125

Deferred tax liabilities:
Deferred loan costs	344	367
Premises and equipment basis difference	526	509
Originated mortgage servicing rights	607	519
Federal tax liability on state net operating loss carryforwards	9	34
Net unrealized gain on securities available for sale	18	0
Other	59	54
Total gross deferred tax liabilities	1,563	1,483
Net deferred tax assets	$1,702	2,642

The Company has no federal and $0.8 million of state net operating loss carryforwards at December 31, 2019.

On December 22, 2017 the Tax Cuts and Jobs Act became law. Among other things, this law reduced the corporate tax rate for the Company from 34% to 21% effective January 1, 2018. In accordance with accounting guidelines, this change in the tax rate was reflected as an adjustment to the Company’s deferred tax items at December 31, 2017. The net result of this adjustment was to reduce the Company’s net deferred tax asset by $1.1 million with a corresponding increase to income tax expense in the fourth quarter of 2017.

Retained earnings at December 31, 2019 included approximately $8.8 million for which no provision for income taxes was made. This amount represents allocations of income to bad debt deductions for tax purposes. Reduction of amounts so allocated for purposes other than absorbing losses will create income for tax purposes, which will be subject to the then-current corporate income tax rate.

The Company considers the determination of the deferred tax asset amount and the need for any valuation reserve to be a critical accounting policy that requires significant judgment. The Company has, in its judgment, made reasonable assumptions and considered both positive and negative evidence relating to the ultimate realization of deferred tax assets. Positive evidence includes the cumulative net income generated over the prior three year period and the probability that taxable income will be generated in future periods. The Company could not currently identify any negative evidence. Based upon this evaluation, the Company determined that no valuation allowance was required with respect to the net deferred tax assets at December 31, 2019 and 2018.

NOTE 14 Employee Benefits

All eligible full-time employees of the Bank that were hired prior to 2002 were included in a noncontributory retirement plan sponsored by the Financial Institutions Retirement Fund. The Home Federal Savings Bank (Employer #8006) plan participates in the Pentegra Defined Benefit Plan for Financial Institutions (the Pentegra DB Plan). The Pentegra DB Plan’s Employer Identification Number is 13-5645888 and the Plan number is 333. The Pentegra DB Plan operates as a multi-employer plan for accounting purposes under the Employee Retirement Income Security Act of 1974, as amended (ERISA), and the Internal Revenue Code. There are no collective bargaining agreements in place that require contributions to the Pentegra DB Plan.

The Pentegra DB Plan is a single plan under Internal Revenue Code Section 413(c) and, as a result, all of the assets stand behind all of the liabilities. Accordingly, under the Pentegra DB Plan, contributions made by a participating employer may be used to provide benefits to participants of other participating employers.

Effective September 1, 2002, the accrual of benefits for existing participants was frozen and no new enrollments have been permitted into the plan. The actuarial present value of accumulated plan benefits and net assets available for benefits relating to the Bank's employees was not available at December 31, 2019 because such information is not accumulated for each participating institution. As of June 30, 2019, the Pentegra DB Plan valuation report reflected that the Bank was obligated to make a contribution totaling $0.3 million which was paid and expensed in 2019.

Funded status (market value of plan assets divided by funding target) as of July 1 for the 2019, 2018 and 2017 plan years were 87.67%, 89.86% and 95.45%, respectively. Market value of plan assets reflects contributions received through June 30, 2019.

Total employer contributions made to the Pentegra DB Plan, as reported on Form 5500, equal $164.6 million, $367.1 million, and $153.2 million for the plan years ended June 30, 2018, 2017 and 2016, respectively. The Bank’s contributions to the Pentegra DB Plan are not more than 5% of the total contributions to the Pentegra DB Plan. There is no funding improvement plan or rehabilitation plan as part of this multi-employer plan.

The following contributions were paid by the Bank during the fiscal years ending December 31:

(Dollars in thousands)
2019		2018		2017
Date Paid	Amount	Date Paid	Amount	Date Paid		Amount
10/02/2019	$29	10/11/2018	$26	01/06/2017	(1)	$119
12/23/2019	244	12/27/2018	92	10/15/2017		27
				12/27/2017		99
Total	$273		$118			$245

(1) The contribution relates to the 2016 plan year and was accrued at December 31, 2016.

The Company has a qualified, tax-exempt savings plan with a deferred feature qualifying under Section 401(k) of the Internal Revenue Code (the 401(k) Plan). All employees who have attained 18 years of age are eligible to participate in the 401(k) Plan. Participants are permitted to make contributions to the 401(k) Plan equal to the lesser of 50% of their annual salary or the maximum allowed by law, which was $19,000 for 2019, $18,500 for 2018 and $18,000 for 2017, with additional “catch up” contributions allowed for employees over 50 years of age. The Company matches 25% of each participant’s contributions up to a maximum of 8% of their annual salary. Participant contributions and earnings are fully and immediately vested. The Company’s contributions are vested on a three year cliff basis, are expensed annually, and were $0.2 million in 2019, 2018 and 2017.

The Company has adopted an Employee Stock Ownership Plan (the ESOP) that meets the requirements of Section 4975(e)(7) of the Internal Revenue Code and Section 407(d)(6) of ERISA and, as such, the ESOP is empowered to borrow in order to finance purchases of the common stock of HMN. The ESOP borrowed $6.1 million from the Company to purchase 912,866 shares of common stock in the initial public offering of HMN in 1994. As a result of a merger with Marshalltown Financial Corporation (MFC), the ESOP borrowed $1.5 million in 1998 to purchase an additional 76,933 shares of HMN common stock to account for the additional employees and to avoid dilution of the benefit provided by the ESOP. The ESOP debt requires quarterly payments of principal plus interest at 7.52%. The Company has committed to make quarterly contributions to the ESOP necessary to repay the loans including interest. The Company contributed $0.5 million in 2019, 2018 and 2017.

As the debt is repaid, ESOP shares that were pledged as collateral for the debt are released from collateral based on the proportion of debt service paid in the year and then allocated to eligible employees. The Company accounts for its ESOP in accordance with ASU 718, Employers' Accounting for Employee Stock Ownership Plans. Accordingly, the shares pledged as collateral are reported as unearned ESOP shares in stockholders' equity. As shares are determined to be ratably released from collateral, the Company reports compensation expense equal to the current market price of the shares and the shares become outstanding for earnings per common share computations. ESOP compensation expense was $0.5 million for 2019 and 2018, and $0.4 million for 2017.

All employees of the Bank are eligible to participate in the ESOP after they attain age 18 and complete one year of service during which they worked at least 1,000 hours. A summary of the ESOP share allocation is as follows for the years ended December 31:

	2019	2018	2017
Shares held by participants beginning of the year	340,237	357,135	339,870
Shares allocated to participants	24,317	24,317	24,317
Shares distributed to participants	(18,457)	(41,215)	(7,052)
Shares held by participants end of year	346,097	340,237	357,135

Unreleased shares beginning of the year	231,112	255,429	279,746
Shares released during year	(24,317)	(24,317)	(24,317)
Unreleased shares end of year	206,795	231,112	255,429
Total ESOP shares end of year	552,892	571,349	612,564
Fair value of unreleased shares at December 31	$4,344,763	4,534,417	4,878,694

In April 2009 the HMN Financial, Inc. 2009 Equity and Incentive Plan (2009 Plan) was adopted by the Company. In April 2017, the 2009 Plan was superseded by the HMN Financial, Inc. 2017 Equity Incentive Plan (2017 Plan) and options or restricted shares were no longer awarded from the 2009 Plan. As of December 31, 2019 there were 34,229 vested options outstanding under the 2009 Plan. These options expire 10 years from the date of grant and have an average exercise price of $11.21. There were also 3,102 shares of restricted stock previously granted to current employees under the 2009 Plan that as of December 31, 2019 remained unvested.

The purpose of the 2017 Plan is to attract and retain the best available personnel for positions of responsibility with the Company, to provide additional incentives to them and align their interests with those of the Company’s stockholders, and to thereby promote the Company’s long-term business success. 375,000 shares of HMN common stock were initially available for distribution under the 2017 Plan in either restricted stock or options, subject to adjustment for future stock splits, stock dividends and similar changes to the capitalization of the Company. Additionally, shares of restricted stock that are awarded are counted as 1.5 shares for purposes of determining the total shares available for issuance under the 2017 Plan. As of December 31, 2019, there were no options outstanding under the 2017 Plan. There were 14,787 shares of restricted stock previously granted to current employees and directors under the 2017 Plan that remained unvested at December 31, 2019.

A summary of activities under all plans for the past three years is as follows:

					Unvested options
	Shares Available For Grant	Unvested Restricted Shares Outstanding	Options Outstanding	Award Value/ Weighted Average Exercise Price	Number	Weighted Average Grant Date Fair Value	Vesting Period (in years)
2009 Plan
December 31, 2016	54,876	20,596	49,229	$9.25	34,229	$4.04
Granted January 31, 2017	(11,164)	9,303	0	N/A			3
Transferred to 2017 Plan	(43,712)	0	0	N/A
Vested	0	(15,018)	0	N/A	(11,409)	4.04
December 31, 2017	0	14,881	49,229	$9.25	22,820	$4.04
Options Exercised	0	0	(15,000)
Vested	0	(7,541)	0	N/A	(11,410)	4.04
December 31, 2018	0	7,340	34,229	$11.21	11,410	$4.04
Vested	0	(4,238)	0		(11,410)	4.04
December 31, 2019	0	3,102	34,229	$11.21	0

2017 Plan
April 25, 2017	375,000	0	0
Granted May 5, 2017	(3,420)	2,280	0	N/A			1
Transferred from 2009 Plan	43,712	0	0	N/A	0
December 31, 2017	415,292	2,280	0	N/A	0
Granted January 23, 2018	(10,044)	6,696	0	N/A			3
Granted April 24, 2018	(792)	528	0	N/A			1
Vested	0	(2,280)	0	N/A	0
December 31, 2018	404,456	7,224	0	N/A	0
Granted January 22, 2019	(12,971)	8,647	0	N/A			3
Granted April 23, 2019	(2,514)	1,676	0	N/A			1
Vested	0	(2,760)	0	N/A
December 31, 2019	388,971	14,787	0	N/A	0

Total all plans	388,971	17,889	34,229	$11.21	0	$4.04

The following table summarizes information about stock options outstanding at December 31, 2019:

Date of Grant	Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Life in Years	Number Exercisable	Number Unexercisable
January 26, 2016	$11.21	34,229	6.1	34,229	0
		34,229		34,229	0

The Company will issue shares from treasury stock upon the exercise of outstanding options.

In accordance with ASC 718, the Company recognizes compensation expense relating to stock options over the vesting period. The amount of the expense was determined under the fair value method. The fair value for each option grant is estimated on the date of the grant using the Black Scholes option valuation method. There were no options granted in 2019, 2018 or 2017.

NOTE 15 Earnings per Common Share

The following table reconciles the weighted average shares outstanding and net income for basic and diluted earnings per common share:

	Year ended December 31,
(Dollars in thousands, except per share data)	2019	2018	2017
Weighted average number of common shares outstanding used in basic earnings per common share calculation	4,610,469	4,368,289	4,215,899

Net dilutive effect of :
Options and warrants	16,018	423,818	640,410
Restricted stock awards	12,443	10,868	11,662
Weighted average number of common shares outstanding adjusted for effect of dilutive securities	4,638,930	4,802,975	4,867,971

Net income available to common shareholders	$7,793	8,236	4,404
Basic earnings per common share	$1.69	1.89	1.04
Diluted earnings per common share	$1.68	1.71	0.90

NOTE 16 Stockholders' Equity

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

On November 28, 2018, the Board of Directors announced a new share repurchase program, pursuant to which the Company may purchase shares of its common stock for an aggregate purchase price not to exceed $6 million. The share repurchase program does not obligate the Company to purchase any shares and has no set expiration date. No shares were repurchased in the open market by the Company in 2019 or 2018 under the share repurchase program. The Company did not pay any dividends on its common stock during 2019, 2018 or 2017.

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

The FRB amended its Policy Statement, to exempt small bank and savings and loan holding companies with assets less than $3 billion from the above capital requirements. The Company currently meets the qualitative exemption requirements, and therefore, is exempt from the above capital requirements.

Quantitative measures established by regulations to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the following table and defined in the regulation) of Common Equity Tier 1 capital to risk weighted assets, Tier 1 capital to adjusted total assets, Tier 1 capital to risk weighted assets, and total capital to risk weighted assets.

At December 31, 2019 and 2018, the Bank's capital amounts and ratios are presented for actual capital, required capital and excess capital including amounts and ratios in order to qualify as being well capitalized under the prompt corrective action regulations:

	Actual		Required to be Adequately Capitalized		Capital in Excess of Minimum Requirements		To Be Well Capitalized Under Prompt Corrective Action Provisions
(Dollars in thousands)	Amount	Percent of Assets(1)	Amount	Percent of Assets(1)	Amount	Percent of Assets(1)	Amount	Percent of Assets(1)
December 31, 2019
Common equity Tier 1 capital	$83,525	13.21%	$28,458	4.50%	$55,067	8.71%	$41,106	6.50%
Tier 1 leverage	83,525	10.89	30,684	4.00	52,841	6.89	38,355	5.00
Tier 1 risk-based capital	83,525	13.21	37,944	6.00	45,581	7.21	50,591	8.00
Total risk-based capital	91,438	14.46	50,591	8.00	40,847	6.46	63,239	10.00

December 31, 2018
Common equity Tier 1 capital	$79,552	13.26%	$26,988	4.50%	$52,564	8.76%	$38,982	6.50%
Tier 1 leverage	79,552	11.00	28,923	4.00	50,629	7.00	36,154	5.00
Tier 1 risk-based capital	79,552	13.26	35,983	6.00	43,569	7.26	47,978	8.00
Total risk-based capital	87,063	14.52	47,978	8.00	39,085	6.52	59,972	10.00
(1) Based upon the Bank’s adjusted total assets for the purpose of the Tier 1 leverage capital ratio and risk-weighted assets for the purpose of the risk-based capital ratios.

The Bank must maintain a capital conservation buffer composed of common equity Tier 1 capital above its minimum risk-based capital requirements in order to avoid limitations on capital distributions, including dividend payments and certain discretionary bonus payments to executive officers. On January 1, 2019, the capital conservation buffer amount increased to 2.50% and is fully phased in. Management believes that, as of December 31, 2019, the Bank’s capital ratios were in excess of those quantitative capital ratio standards set forth under the current prompt corrective action regulations, including the capital conservation buffer described above. However, there can be no assurance that the Bank will continue to maintain such status in the future. The Office of the Comptroller of the Currency has extensive discretion in its supervisory and enforcement activities, and can adjust the requirement to be well-capitalized in the future. In addition, the Company must adhere to various U.S. Department of Housing and Urban Development (HUD) regulatory guidelines including required minimum capital and liquidity amounts to maintain their Federal Housing Administration approved status. Failure to comply with the HUD guidelines could result in withdrawal of this certification. As of December 31, 2019, the Company was in compliance with HUD guidelines.

NOTE 18 Commitments and Contingencies

The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include all commitments to extend credit. These commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the balance sheet. The contract amounts of these instruments reflect the extent of involvement by the Company.

The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contract amount of these commitments. The Company uses the same credit policies in making commitments as it does for on-balance sheet instruments.

	Contract Amount December 31,
(Dollars in thousands)	2019	2018
Financial instruments whose contract amount represents credit risk:
Commitments to originate, fund or purchase loans:
Single family	$7,620	6,081
Commercial real estate	19,183	6,320
Commercial business	11,354	782
Undisbursed balance of loans closed	30,070	23,749
Unused lines of credit	107,767	107,438
Letters of credit	2,810	2,608
Total commitments to extend credit	$178,804	146,978
Forward commitments	$10,098	7,289

Commitments to extend credit are agreements to lend to a customer, at the customer’s request, as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require the payment of a fee. Since a portion of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on the loan type and on management's credit evaluation of the borrower. Collateral consists primarily of residential and commercial real estate and personal property. Forward commitments represent commitments to sell loans to a third party following the closing of the loan and are entered into in the normal course of business by the Bank.

The Bank issued standby letters of credit which guarantee the performance of customers to third parties. The standby letters of credit outstanding expire over the next 32 months and totaled $2.8 million at December 31, 2019 and $2.6 million at December 31, 2018. The letters of credit are collateralized primarily with commercial real estate mortgages. Draws on standby letters of credit would be initiated by the secured party under the terms of the underlying obligation. Since the conditions under which the Bank is required to fund the standby letters of credit may not materialize, the cash requirements are expected to be less than the total outstanding commitments.

The Company has certain obligations and commitments to make future payments under existing contracts. At December 31, 2019, the aggregate contractual obligations (excluding bank deposits) and commercial commitments were as follows:

	Payments Due by Period
(Dollars in thousands)	Total	Less than 1 Year	1-3 Years	4-5 Years	More than 5 Years
Contractual Obligations:
Annual rental commitments under non-cancellable operating leases	$4,266	887	1,829	1,536	14
Total contractual obligations	$4,266	887	1,829	1,536	14

	Amount of Commitments Expiring by Period
Other Commercial Commitments:
Commercial lines of credit	$63,322	23,742	27,240	12,340	0
Commitments to lend	22,757	8,716	2,668	4,090	7,283
Standby letters of credit	2,810	2,108	702	0	0
Total other commercial commitments	$88,889	34,566	30,610	16,430	7,283

From time to time, the Company is party to legal proceedings arising out of its lending and deposit operations. The Company is, and expects to become, engaged in foreclosure proceedings, collection actions, and other litigation as part of its normal banking activities. Among the various current litigation matters, the Company is involved in a bankruptcy litigation claim where the bankruptcy trustee is attempting to recover $3.7 million related to the principal and interest payments made to the Bank prior to the bankruptcy filing of a former customer of the Bank.

The Company examines each legal matter, and, in those situations where it determines that a particular legal matter presents loss contingencies that are both probable and reasonably estimable, establishes an appropriate accrual. In many situations, the Company is not able to estimate reasonably possible losses due to the preliminary nature of the legal matter, as well as a variety of other factors and uncertainties. For those legal matters where the Company is able to estimate a range of reasonably possible losses, management currently estimates that the aggregate range of losses from all of our outstanding litigation is from $0 to $1.2 million in excess of the amounts accrued, if any. This estimated aggregate range is based on an assessment of the information currently available to the Company and the actual aggregate losses could be higher. However, the Company does not believe these losses are probable to occur at this time. The Company reassesses all of its potential loss positions based on the available information each quarter and the estimated range of reasonably possible losses may change in the future. The Company typically vigorously pursues all available defenses related to litigation but may consider other alternatives, including settlement, in situations where there is an opportunity to resolve a legal matter on terms that are considered to be favorable to the Company when considering the continued expense and distraction of defending against any particular legal action.

Based on the Company’s current understanding of all of the outstanding legal matters, management does not believe that judgments or settlements arising from any pending or threatened litigation, individually or in the aggregate, would have a material adverse effect on the consolidated financial condition or results of operations. However, litigation is unpredictable and the actual results of litigation cannot be determined with any certainty. Therefore, the ultimate aggregate resolution of any, or all, of the current outstanding legal matters could have a material adverse effect on the Company’s results of operations in the future.

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

The Company had commitments outstanding to extend credit to future borrowers that had not closed prior to the end of the year, which is referred to as its mortgage pipeline. As commitments to originate loans enter the mortgage pipeline, the Company generally enters into commitments to sell the loans into the secondary market. The commitments to originate and sell loans are derivatives that are recorded at fair value. The marking of these derivatives to fair value for the periods ended December 31, 2019 and December 31, 2018 did not have a material impact on the Company’s consolidated financial statements.

As of December 31, 2019 and 2018, the current commitments to sell loans held for sale are derivatives that do not qualify for hedge accounting. The loans held for sale that are not hedged are recorded at the lower of cost or market. The marking of these loans for the periods ended December 31, 2019 and December 31, 2018 did not have a material impact on the Company’s consolidated financial statements.

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

Level 3 - Valuation is generated from model-based techniques that use significant assumptions not observable in the market and are used only to the extent that observable inputs are not available. These unobservable assumptions reflect our own estimates of assumptions that market participants would use in pricing the asset or liability. Valuation techniques include use of option pricing models, discounted cash flow models and similar techniques.

The following table summarizes the assets of the Company for which fair values are determined on a recurring basis as of December 31, 2019 and 2018.

	Carrying Value at December 31, 2019
(Dollars in thousands)	Total	Level 1	Level 2	Level 3
Securities available for sale	$107,592	0	107,592	0
Equity securities	167	0	167	0
Mortgage loan commitments	14	0	14	0
Total	$107,773	0	107,773	0

	Carrying Value at December 31, 2018
(Dollars in thousands)	Total	Level 1	Level 2	Level 3
Securities available for sale	$79,859	0	79,859	0
Equity securities	121	0	121	0
Mortgage loan commitments	40	0	40	0
Total	$80,020	0	80,020	0

The Company may also be required, from time to time, to measure certain other financial assets at fair value on a nonrecurring basis in accordance with generally accepted accounting principles. These adjustments to fair value usually result from the application of the lower-of-cost-or-market accounting or write downs of individual assets. For assets measured at fair value on a nonrecurring basis in 2019 and 2018 that were still held at December 31, the following table provides the level of valuation assumptions used to determine each adjustment and the carrying value of the related individual assets or portfolios at December 31, 2019 and 2018.

	Carrying Value at December 31, 2019
(Dollars in thousands)	Total	Level 1	Level 2	Level 3	Year Ended December 31, 2019 Total losses
Loans held for sale	$3,606	0	3,606	0	(40)
Mortgage servicing rights, net	2,172	0	2,172	0	0
Impaired loans	3,126	0	3,126	0	(28)
Real estate, net	580	0	580	0	0
Total	$9,484	0	9,484	0	(68)

	Carrying Value at December 31, 2018
(Dollars in thousands)	Total	Level 1	Level 2	Level 3	Year Ended December 31, 2018 Total gains (losses)
Loans held for sale	$3,444	0	3,444	0	45
Mortgage servicing rights, net	1,855	0	1,855	0	0
Impaired loans	2,902	0	2,902	0	(97)
Real estate, net	414	0	414	0	0
Total	$8,615	0	8,615	0	(52)

NOTE 21 Fair Value of Financial Instruments

ASC 825, Disclosures about Fair Values of Financial Instruments, requires disclosure of the estimated fair values of the Company's financial instruments, including assets, liabilities and off-balance sheet items for which it is practicable to estimate fair value. The fair value estimates are made as of December 31, 2019 and 2018 based upon relevant market information, if available, and upon the characteristics of the financial instruments themselves. Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are based upon judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. The estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

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

The estimated fair value of the Company's financial instruments is shown below. Following the table, there is an explanation of the methods and assumptions used to estimate the fair value of each class of financial instruments.

	December 31, 2019						December 31, 2018
			Fair value hierarchy
(Dollars in thousands)	Carrying amount	Estimated fair value	Level 1	Level 2	Level 3	Contract amount	Carrying amount	Estimated fair value	Contract amount
Financial assets:
Cash and cash equivalents	$44,399	44,399	44,399				20,709	20,709
Securities available for sale	107,592	107,592		107,592			79,859	79,859
Equity securities	167	167		167			121	121
Loans held for sale	3,606	3,606		3,606			3,444	3,444
Loans receivable, net	596,392	600,863		600,863			586,688	578,978
FHLB stock	854	854		854			867	867
Accrued interest receivable	2,251	2,251		2,251			2,356	2,356
Financial liabilities:
Deposits	673,870	673,945		673,945			623,352	623,439
Accrued interest payable	420	420		420			346	346
Off-balance sheet financial instruments:
Commitments to extend credit	14	14				178,804	40	40	146,978
Commitments to sell loans	(16)	(16)				10,098	(56)	(56)	7,289

Cash and Cash Equivalents

The carrying amount of cash and cash equivalents approximates their fair value.

Securities Available for Sale

The fair values of securities were based upon quoted market prices.

Equity Securities

The fair values of equity securities were based upon quoted market prices.

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

NOTE 22 HMN Financial, Inc. Financial Information (Parent Company Only)

The following are the condensed financial statements for the parent company only as of December 31, 2019 and 2018 and for the years ended December 31, 2019, 2018 and 2017.

(Dollars in thousands)	2019	2018	2017
Condensed Balance Sheets
Assets:
Cash and cash equivalents	$7,722	1,534
Investment in subsidiaries	84,507	79,737
Prepaid expenses and other assets	610	2,014
Deferred tax asset, net	24	95
Total assets	$92,863	83,380
Liabilities and Stockholders' Equity:
Accrued expenses and other liabilities	$215	233
Total liabilities	215	233
Common stock	91	91
Additional paid-in capital	40,365	40,090
Retained earnings	107,547	99,754
Net unrealized gains (losses) on securities available for sale	46	(1,096)
Unearned employee stock ownership plan shares	(1,643)	(1,836)
Treasury stock, at cost, 4,284,840 and 4,292,838 shares	(53,758)	(53,856)
Total stockholders' equity	92,648	83,147
Total liabilities and stockholders' equity	$92,863	83,380
Condensed Statements of Income
Interest income (expense)	$21	0	(306)
Equity income of subsidiaries	8,627	8,800	4,878
Compensation and benefits	(240)	(221)	(257)
Occupancy and equipment	(30)	(30)	(30)
Data processing	(6)	(6)	(6)
Professional services	(131)	(124)	(130)
Other	(367)	(331)	(319)
Income before income tax expense (benefit)	7,874	8,088	3,830
Income tax expense (benefit)	81	(148)	(574)
Net income	$7,793	8,236	4,404
Condensed Statements of Cash Flows
Cash flows from operating activities:
Net income	$7,793	8,236	4,404
Adjustments to reconcile net income to cash used by operating activities:
Equity income of subsidiaries	(8,627)	(8,800)	(4,878)
Deferred income tax benefit	71	46	615
Earned employee stock ownership shares priced above original cost	230	206	147
Stock option compensation	1	17	41
Amortization of restricted stock awards	187	134	147
Decrease in unearned ESOP shares	193	194	193
Decrease (increase) in other assets	1,404	(146)	(6)
Decrease in other liabilities	(18)	(20)	(866)
Other, net	(1)	(1)	0
Net cash provided (used) by operating activities	1,233	(134)	(203)
Cash flows from financing activities:
Warrants purchased	0	(6,453)	0
Excess tax benefit from options exercised	0	64	0
Stock awards withheld for tax withholding	(45)	0	(54)
Repayments of borrowings	0	0	(7,000)
Dividends received from Bank	5,000	6,000	6,000
Net cash provided (used) by financing activities	4,955	(389)	(1,054)
Increase (decrease) in cash and cash equivalents	6,188	(523)	(1,257)
Cash and cash equivalents, beginning of year	1,534	2,057	3,314
Cash and cash equivalents, end of year	$7,722	1,534	2,057

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

(Dollars in thousands)	Home Federal Savings Bank	Other	Eliminations	Consolidated Total

At or for the year ended December 31, 2019:
Interest income – external customers	$31,890	0	0	31,890
Non-interest income – external customers	8,455	0	0	8,455
Intersegment interest income	0	21	(21)	0
Intersegment non-interest income	234	8,627	(8,861)	0
Interest expense	3,360	0	(21)	3,339
Provision for loan losses	(1,216)	0	0	(1,216)
Non-interest expense	26,565	774	(234)	27,105
Income tax expense	3,243	81	0	3,324
Net income	8,627	7,793	(8,627)	7,793
Total assets	777,083	92,863	(92,307)	777,639

At or for the year ended December 31, 2018:
Interest income – external customers	$30,381	0	0	30,381
Non-interest income – external customers	7,714	0	0	7,714
Intersegment non-interest income	222	8,800	(9,022)	0
Interest expense	2,233	0	0	2,233
Provision for loan losses	(649)	0	0	(649)
Non-interest expense	24,897	712	(222)	25,387
Income tax expense (benefit)	3,036	(148)	0	2,888
Net income	8,800	8,236	(8,800)	8,236
Total assets	710,281	83,380	(81,346)	712,315

At or for the year ended December 31, 2017:
Interest income – external customers	$27,680	0	0	27,680
Non-interest income – external customers	7,654	0	0	7,654
Intersegment non-interest income	210	4,879	(5,089)	0
Interest expense	1,491	306	0	1,797
Provision for loan losses	(523)	0	0	(523)
Non-interest expense	24,722	742	(210)	25,254
Income tax expense (benefit)	4,976	(574)	0	4,402
Net income	4,879	4,404	(4,879)	4,404
Total assets	722,532	79,254	(79,101)	722,685

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

HMN Financial, Inc. and Subsidiaries

Rochester, Minnesota

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of HMN Financial, Inc. and Subsidiaries (the Company) as of December 31, 2019 and 2018, and the related consolidated statements of comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2019 and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of HMN Financial, Inc. and Subsidiaries as of December 31, 2019 and 2018, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), the Company’s internal control over financial reporting as of December 31, 2019, based on criteria established in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 6, 2020, expressed an unqualified opinion.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an  opinion  on  the  Company’s  financial  statements  based  on  our  audits.  We  are  a  public  accounting  firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

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

CliftonLarsonAllen LLP

Minneapolis, Minnesota

March 6, 2020

We have served as the Company’s auditor since 2014.

Other Financial Data

The following tables set forth certain information as to the Bank’s FHLB advances.

	Year Ended December 31,
(Dollars in thousands)	2019	2018	2017
Maximum Balance:
FHLB advances	$13,800	6,800	18,800
FHLB short-term advances	13,800	6,800	18,800
Average Balance:
FHLB advances	287	140	1,693
FHLB short-term advances	287	140	1,693

See “Note 12 Federal Home Loan Bank (FHLB) Advances and Other Borrowings” in the Notes to Consolidated Financial Statements for more information on the Bank’s FHLB advances and other borrowings.

Selected Quarterly Financial Data

(Dollars in thousands, except per share data)	December 31, 2019	September 30, 2019	June 30, 2019
Selected Operations Data (3 months ended):
Interest income	$7,861	7,998	8,299
Interest expense	914	906	829
Net interest income	6,947	7,092	7,470
Provision for loan losses	236	(420)	(1,059)
Net interest income after provision for loan losses	6,711	7,512	8,529
Non-interest income:
Fees and service charges	795	820	785
Loan servicing fees	321	324	318
Gain on sales of loans	1,106	845	611
Other	294	238	307
Total non-interest income	2,516	2,227	2,021
Non-interest expense:
Compensation and benefits	4,163	3,849	3,737
Occupancy and equipment	1,158	1,142	1,081
Data processing	338	319	305
Professional services	492	428	381
Other	1,193	1,009	1,063
Total non-interest expense	7,344	6,747	6,567
Income before income tax expense	1,883	2,992	3,983
Income tax expense	647	916	1,121
Net income	$1,236	2,076	2,862
Basic earnings per common share	$0.27	0.45	0.62
Diluted earnings per common share	$0.27	0.45	0.62
Financial Ratios:
Return on average assets(1)	0.64%	1.11%	1.60
Return on average common equity(1)	5.29	9.10	13.10
Average equity to average assets	12.06	12.07	12.01
Net interest margin(1)(2)	3.76	3.97	4.35

(Dollars in thousands)
Selected Financial Condition Data (end of period):
Total assets	$777,639	763,228	722,767
Securities available for sale:
Mortgage-backed and related securities	54,851	22,187	7,435
Other marketable securities	52,741	62,665	72,469
Loans held for sale	3,606	7,819	5,912
Loans receivable, net	596,392	583,102	595,757
Deposits	673,870	659,608	623,510
Stockholders’ equity	92,648	91,190	88,811

(1) Annualized

(2) Net interest income divided by average interest-earning assets

March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018
7,732	7,797	7,970	7,456	7,158
690	650	587	526	470
7,042	7,147	7,383	6,930	6,688
27	(167)	(652)	295	(125)
7,015	7,314	8,035	6,635	6,813

700	909	870	785	766
315	314	343	297	301
379	483	489	679	444
297	242	234	293	265
1,691	1,948	1,936	2,054	1,776

3,910	3,652	3,574	3,678	3,824
1,061	1,062	1,073	1,072	1,097
301	331	310	334	295
272	264	326	298	249
903	997	931	931	1,089
6,447	6,306	6,214	6,313	6,554
2,259	2,956	3,757	2,376	2,035
640	604	1,045	649	590
1,619	2,352	2,712	1,727	1,445
0.35	0.51	0.62	0.40	0.34
0.35	0.51	0.56	0.35	0.29

0.91%	1.29%	1.47%	0.95%	0.82%
7.67	11.24	12.90	8.25	7.07
11.82	11.52	11.54	11.61	11.65
4.11	4.06	4.14	3.97	3.95

722,745	712,315	737,445	726,285	722,339

7,743	8,023	8,207	8,895	9,455
72,044	71,836	71,253	71,451	71,545
3,292	3,444	2,109	3,624	2,234
599,462	586,688	586,092	589,855	591,840
626,592	623,352	651,429	639,535	633,805
85,350	83,147	79,994	81,825	82,056

Common Stock Information

The common stock of the Company is listed on the Nasdaq Stock Market (Nasdaq) under the symbol HMNF. As of December 31, 2019, the Company had 9,128,662 shares of common stock issued and 4,284,840 shares in treasury stock. As of December 31, 2019, there were 462 stockholders of record and 992 estimated beneficial stockholders. The following table presents the stock price information for the Company as furnished by Nasdaq for each quarter for the last two fiscal years. On February 5, 2020, the last reported sale price of shares of our common stock on the Nasdaq was $21.11 per share. The Company has not paid a dividend on its common stock during the two year period ending December 31, 2019. See “Liquidity and Capital Resources – Dividends” in the “Management Discussion and Analysis” section of this annual report for a description of restrictions on the ability of the Company and the Bank to pay dividends.

The following graph and table compares the total cumulative stockholders’ return on the Company’s common stock to the Nasdaq U.S. Stock Index (“Nasdaq Composite”), which includes all Nasdaq traded stocks of U.S. companies, and the Nasdaq Bank Index. The graph and table assume that $100 was invested on December 31, 2014 and that all dividends were reinvested.

Index	12/31/14	12/31/15	12/31/16	12/31/17	12/31/18	12/31/19
HMN Financial, Inc.	$100.00	$93.15	$141.13	$154.03	$158.23	$169.44
Nasdaq Composite	$100.00	$106.96	$116.45	$150.96	$146.67	$200.49
Nasdaq Bank	$100.00	$107.08	$147.27	$155.68	$129.17	$160.44

HMN Financial, Inc.	Directors	Eagan
1016 Civic Center Drive NW	Dr. Hugh C. Smith	2805 Dodd Road, Suite 160
Rochester, MN 55901	Chairman of the Board	Eagan, MN 55121
(507) 535-1200	HMN and Home Federal Savings Bank	(651) 405-2000
Annual Meeting	Retired Professor of Medicine, Mayo Clinic College of Medicine and Consultant in Cardiovascular Division, Mayo Clinic	Kasson
The annual meeting of shareholders will be held on Tuesday, April 28, 2020 at 10:00 a.m. (Central Time) at the Rochester Golf and Country Club, 3100 West Country Club Road, Rochester, Minnesota.	Allen J. Berning Chief Executive Officer	502 South Mantorville Avenue Kasson, MN 55944 (507) 634-4141
Legal Counsel	Ambient Clinical Analytics, a provider of clinical decision support products	La Crescent
Faegre Drinker Biddle & Reath LLP		208 South Walnut
2200 Wells Fargo Center	Sequoya S. Borgman	La Crescent, MN 55947
90 South Seventh Street	Borgman Capital LLC, Founder and Managing Director	(507) 895-9200
Minneapolis, MN 55402-3901
	Michael A. Bue	Marshalltown
Independent Registered Public Accounting Firm CliftonLarsonAllen LLP	Retired President and Chief Executive Officer Marquette Bank Rochester	303 West Main Street Marshalltown, IA 50158
220 South Sixth Street, Suite 300	Bradley C. Krehbiel	(641) 754-6198
Minneapolis, MN 55402-1436	President and Chief Executive Officer
HMN and Home Federal Savings Bank
Investor Information and Form 10-K
HMN’s Form 10-K, filed with the Securities and Exchange Commission, is available without charge upon written request from:	Bernard R. Nigon Retired Audit Partner with RSM US LLP (formerly McGladrey & Pullen, LLP)	Owatonna 1015 West Frontage Road, Suite 100 Owatonna, MN 55060 (507) 413-6420
HMN Financial, Inc.	Dr. Wendy S. Shannon
Attn: Cindy Hamlin, Investor Relations	Vice Chair	Pewaukee
1016 Civic Center Drive NW	HMN and Home Federal Savings Bank	1870 Meadow Lane
Rochester, MN 55901 or at www.hmnf.com	Educational consultant, PTECH in Minnesota, Former Assistant Professor, Winona State University	Pewaukee, WI 53072 (262) 337-9511
Transfer Agent and Registrar	Mark E. Utz Attorney at law, Wendland Utz, Ltd.	Rochester
Inquiries regarding change of address, transfer requirements, and lost certificates should be directed to HMN’s transfer agent:	Hans K. Zietlow Former Director of Real Estate for Kwik Trip, Inc.	1201 South Broadway Rochester, MN 55901 (507) 536-2416
Equiniti Trust Company EQ Shareowner Services 1110 Centre Pointe Curve, Suite 101	Executive Officers Who Are Not Directors Jon J. Eberle	1016 Civic Center Drive NW Rochester, MN 55901
Mendota Heights, MN 55120		(507) 535-1309
www.shareowneronline.com	Senior Vice President, Chief Financial Officer
(800) 468-9716	and Treasurer of HMN and Executive Vice	100 1st Avenue Bldg., Suite 200
	President, Chief Financial Officer and Treasurer of Home Federal Savings Bank	Rochester, MN 55902 (507) 280-7256
Lawrence D. McGraw
	Executive Vice President and	2048 Superior Drive NW, Suite 400
	Chief Operating Officer	Rochester, MN 55901
	Home Federal Savings Bank	(507) 226-0800

Spring Valley
	Branch Offices of the Bank	715 North Broadway
	Albert Lea	Spring Valley, MN 55975
	143 West Clark Street	(507) 346-9709
Albert Lea, MN 56007
	(507) 379-2551	Winona
175 Center Street
	Austin	Winona, MN 55987
	201 Oakland Avenue West	(507) 453-6460
Austin, MN 55912
	(507) 434-2500	Loan Production Offices
Sartell
50 14th Ave E, Suite 100
Sartell, MN 56377
(320) 654-4020