Form 10-K, Exhibit 13
period 2020-12-31
HMN FINANCIAL INC
filed 2021-03-05
CIK 921183

Exhibit 13

Table of Contents

Financial Highlights	1
Letter to Shareholders and Clients	2
Board of Directors	4
Five-year Consolidated Financial Highlights	5
Management Discussion and Analysis	6
Consolidated Financial Statements	21
Notes to Consolidated Financial Statements	25
Report of Independent Registered Public Accounting Firm	57
Other Financial Data	60
Selected Quarterly Financial Data	61
Common Stock Information	63
Corporate and Shareholder Information	Inside Back Cover
Directors and Officers	Inside Back Cover

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

Financial Highlights

	At or For the Year Ended
Operating Results:	December 31,		Percentage
(Dollars in thousands, except per share data)	2020	2019	Change
Total interest income	$31,959	31,890	0.2%
Total interest expense	2,851	3,339	(14.6)
Net interest income	29,108	28,551	2.0
Provision for loan losses	2,699	(1,216)	322.0
Net interest income after provision for loan losses	26,409	29,767	(11.3)
Fees and service charges	2,877	3,100	(7.2)
Loan servicing fees	1,356	1,278	6.1
Gain on sales of loans	9,531	2,941	224.1
Other non-interest income	1,190	1,136	4.8
Total non-interest income	14,954	8,455	76.9
Total non-interest expense	26,993	27,105	(0.4)
Income before income tax expense	14,370	11,117	29.3
Income tax expense	4,068	3,324	22.4
Net income	$10,302	7,793	32.2

Per Common Share Information:
Earnings per common share and common share equivalents:
Basic	$2.23	1.69
Diluted	2.22	1.68
Stock price (for the year):
High	$21.76	23.34
Low	13.06	19.01
Close	17.20	21.01
Book value per common share	21.65	19.13
Closing price to book value	79.45%	109.83%

Financial Ratios:
Return on average assets	1.21%	1.05%	15.2%
Return on average stockholders’ equity	10.56	8.74	20.8
Net interest margin	3.55	4.04	(12.1)
Operating expenses to average assets	3.16	3.67	(13.9)
Average stockholders’ equity to average assets	11.43	12.06	(5.2)
Stockholders’ equity to total assets at year end	11.35	11.91	(4.7)
Non-performing assets to total assets	0.37	0.34	8.8
Efficiency ratio	61.26	73.25	(16.4)

Balance Sheet Data:	December 31,		Percentage
(Dollars in thousands)	2020	2019	Change
Total assets	$909,580	777,639	17.0%
Securities available for sale	148,090	107,592	37.6
Loans held for sale	6,186	3,606	71.5
Loans receivable, net	642,630	596,392	7.8
Deposits	795,204	673,870	18.0
Stockholders’ equity	103,252	92,648	11.4
Home Federal Savings Bank regulatory capital ratios:
Common equity Tier 1 capital	13.62%	13.21%	3.1%
Tier 1 leverage	9.85	10.89	(9.5)
Tier 1 risk-based capital	13.62	13.21	3.1
Total risk-based capital	14.87	14.46	2.8

Letter to Shareholders and Clients

I am proud to present you with our 2020 Annual Report. The past year was marked by many unexpected challenges and opportunities.

We began the year by closely monitoring the news from China of a novel respiratory virus, and the discovery of what we now know as COVID-19. We are fortunate to have a retired Mayo Clinic physician on our Board of Directors as well as numerous contacts within the Mayo Clinic, who recognized how serious the situation in China was, and encouraged us to take important early steps to prepare for the impact the virus would unfortunately have on our organization, our clients and our communities.

During the year, we closely monitored and complied with numerous health directives and executive orders in the three states where we operate. Our branch lobbies were closed and reopened several times during the year as state and local government agencies adjusted restrictions to flatten spikes in the virus transmission levels. Approximately 80% of our production and support staff worked remotely during the year. Some employees, whose duties required them to work on site, were divided into teams and placed on rotating schedules to reduce the chance of department wide outbreaks of the virus. Our information technology staff worked tirelessly throughout the year to ensure connectivity for our remote employees and the seamless delivery of our products and services to our clients. Our Human Resources and Operations departments developed and amended workplace policies and procedures to ensure continued regulatory compliance and employee safety.

We were fortunate that we entered the year in a strong asset quality position, with only 0.34% of our assets classified as non-performing at the beginning of 2020. This was made possible by a strong economy, prudent underwriting, and a well-timed decision to move our weakest credits out of the Bank during 2019. Our strong asset quality position enabled us to offer our commercial clients the flexibility they would need to deal with the impact that COVID-19 would have on their businesses.

We also began the year with a very strong capital position, no wholesale funding, and no corporate debt. These factors, combined with our strong core deposit base and liquidity levels, allowed us to generate positive financial results in 2020 despite the effects of the pandemic.

Declines in mortgage rates during the year fueled a significant increase in demand for loans to purchase and construct new homes and to refinance existing home loans. Our Home Mortgage department originated over $310 million in new loans during the year and we realized $9.5 million in gains on the loans that were sold into the secondary market, both of which were record highs for the Bank.

Our Business Banking and Small Business Administration (SBA) Loan departments worked together to originate over $53 million in loans under the Paycheck Protection Program (PPP), a federal program to help businesses keep employees on their payrolls as businesses were forced to shut down due to the pandemic. By year end, approximately 36% of these loans had been forgiven by the SBA, a testament to our prudent review and underwriting of the PPP loan applications and our ability to assist our clients in navigating the SBA forgiveness application process. By year end, $1.1 million of the net fees generated by these loans had been recognized into income. Our business banking staff also underwrote and approved deferral agreements covering over $123 million in commercial and consumer loans during the year to help our clients deal with COVID-19 related disruptions in cash flow. Fortunately, by year end most of these loans had resumed making their scheduled payments and there remained only $35 million in loans with modified payment terms as of December 31, 2020.

Our wealth management area, Home Federal Investment Services, also posted strong results in terms of assets under management and total recurring revenue. We are proud to have been ahead of the curve in moving from a transaction fee based delivery model to one more based on advisory fees. This advisory fee model is designed to assure our clients that they are investing in the most appropriate products to meet their individual investment goals and objectives.

During the year, deposits grew to over $795 million, up 18% from the previous year, while total assets increased to nearly $910 million. This growth, combined with the increased production mentioned earlier, resulted in net income for the year of $10.3 million, or $2.22 per share, compared to $7.8 million, or $1.68 per share in 2019.

As I write this letter, new daily positive test results, as well as daily deaths attributed to the virus have fallen considerably. We are optimistic that the rate of vaccinations to prevent COVID-19 will increase substantially during the first half of 2021, encourage herd resistance and enable our economy to gradually reopen. We will remain vigilant and do our part to ensure the safety of our employees, our valued clients and the communities we serve.

I am very proud of the commitment our employees have demonstrated to the success of our company, and thank them for the flexibility they have shown our organization this past year in balancing the demands that the pandemic has had on their lives both at home and at work.

I wish you all the best of health this coming year and thank you for your continued support of HMN Financial Inc. and Home Federal Savings Bank. Together we can build a stronger, more profitable Company.

Best Regards,

Bradley Krehbiel
President and Chief Executive Officer

Board of Directors

Dr. Wendy Shannon Board Chair	Bradley Krehbiel President and CEO

Allen Berning	Sequoya Borgman	Michael Bue	Bernard Nigon

Dr. Hugh Smith	Mark Utz	Hans Zietlow

Five-Year Consolidated Financial Highlights

Selected Operations Data:	Year Ended December 31,
(Dollars in thousands, except per share data)	2020	2019	2018	2017		2016
Total interest income	$31,959	31,890	30,381	27,680		27,349
Total interest expense	2,851	3,339	2,233	1,797		1,593
Net interest income	29,108	28,551	28,148	25,883		25,756
Provision for loan losses	2,699	(1,216)	(649)	(523)		(645)
Net interest income after provision for loan losses	26,409	29,767	28,797	26,406		26,401
Fees and service charges	2,877	3,100	3,330	3,354		3,427
Loan servicing fees	1,356	1,278	1,255	1,202		1,108
Gain on sales of loans	9,531	2,941	2,095	2,138		2,618
Other non-interest income	1,190	1,136	1,034	960		1,048
Total non-interest income	14,954	8,455	7,714	7,654		8,201
Total non-interest expense	26,993	27,105	25,387	25,254		24,130
Income before income tax expense	14,370	11,117	11,124	8,806		10,472
Income tax expense	4,068	3,324	2,888	4,402	(1)	4,122
Net income	$10,302	7,793	8,236	4,404		6,350

Basic earnings per common share	$2.23	1.69	1.89	1.04		1.52
Diluted earnings per common share	2.22	1.68	1.71	0.90		1.34

(1) Relates to the decrease in the Company’s net deferred tax asset as a result of the reduction in the corporate federal tax rate from 34% to 21% in the fourth quarter of 2017.

Selected Financial Condition Data:	At December 31,
(Dollars in thousands, except per share data)	2020	2019		2018	2017	2016
Total assets	$909,580	777,639		712,315	722,685	682,023
Securities available for sale	148,090	107,592		79,859	77,472	78,477
Loans held for sale	6,186	3,606		3,444	1,837	2,009
Loans receivable, net	642,630	596,392		586,688	585,931	551,171
Deposits	795,204	673,870		623,352	635,601	592,811
Federal Home Loan Bank advances and other borrowings	0	0		0	0	7,000
Stockholders’ equity	103,252	92,648		83,147	80,818	75,919
Book value per common share	21.65	19.13		17.19	17.97	16.91

Number of full service offices	14	14	(2)	14	13	13
Number of loan origination offices	1	1	(2)	2	3	3

Key Ratios: (3)
Stockholders’ equity to total assets at year end	11.35%	11.91%		11.67%	11.18%	11.13%
Average stockholders’ equity to average assets	11.43	12.06		11.52	11.43	11.07
Return on stockholders’ equity (ratio of net income to average equity)	10.56	8.74		9.88	5.52	8.71
Return on assets (ratio of net income to average assets)	1.21	1.05		1.14	0.63	0.96

(2) In 2019, converted Wisconsin loan origination office to a full service office and consolidated the two Kasson offices into one location.
(3) Average balances were calculated based upon amortized cost without the market value impact of ASC 320.

See accompanying notes to consolidated financial statements.

Management Discussion and Analysis

This Annual Report, other reports filed by HMN Financial, Inc. (HMN or the Company) with the Securities and Exchange Commission (SEC), and the Company’s proxy statement may contain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are often identified by such forward-looking terminology as “expect,” “estimate,” “intend,” “look,” “believe,” “anticipate,” “project,” “continue,” “may,” “will,” “would,” “could,” “target,” “goal,” “should,” and “trend,” or similar statements or variations of such terms and include, but are not limited to, those relating to growing our core deposit relationships and loan balances; enhancing the financial performance of our core banking operations; maintaining credit quality; maintaining net interest margins; reducing non-performing assets and generating improved financial results (including profitability); the adequacy and amount of available liquidity and capital resources to Home Federal Savings Bank (the Bank); the Company’s liquidity and capital requirements; the anticipated impacts of the COVID-19 pandemic and efforts to mitigate the same on the general economy, our clients, and the allowance for loan losses; the anticipated benefits that will be realized by our clients from government assistance programs related to the COVID-19 pandemic; the amount of anticipated loans to be originated under the second round of the Paycheck Protection Plan (PPP), the amount of the Bank’s non-performing assets in future periods and the appropriateness of the allowances therefor; anticipated future levels of the provision for loan losses; future losses on non-performing assets; the amount and composition of interest earning assets; the amount of yield enhancements relating to non-accruing and purchased loans; the amount and compositions of non-interest and interest-bearing liabilities; the availability of alternate funding sources; the payment of dividends or repurchases of stock by HMN; the amount of deposits that will be withdrawn from checking and money market accounts and how the withdrawn deposits will be replaced; the projected changes in net interest income based on rate shocks; the range that interest rates may fluctuate over the next twelve months; the net market risk of interest rate shocks; the future outlook for the issuer of the trust preferred securities held by the Bank; the anticipated results of litigation and our assessment of the impact on our financial statements; the ability of the Bank to pay dividends to HMN; the ability to remain well capitalized; the impact of new accounting pronouncements; and compliance by the Bank with regulatory standards generally (including the Bank’s status as “well-capitalized”) and other supervisory directives or requirements to which the Company or the Bank are or may become expressly subject.

A number of factors, many of which may be amplified by the COVID-19 pandemic and efforts to mitigate the same, could cause actual results to differ materially from the Company’s assumptions and expectations. These include but are not limited to the adequacy and marketability of real estate and other collateral securing loans to borrowers; federal and state regulation and enforcement; possible legislative and regulatory changes, including changes to regulatory capital rules; the ability of the Bank to comply with other applicable regulatory capital requirements; enforcement activity of the Office of the Comptroller of the Currency (OCC) and the Federal Reserve Bank of Minneapolis in the event of our non-compliance with any applicable regulatory standard or requirement; adverse economic, business and competitive developments such as continued shrinking interest margins, reduced collateral values, deposit outflows, changes in credit or other risks posed by the Company’s loan and investment portfolios; changes in costs associated with traditional and alternate funding sources, including changes in collateral advance rates and policies of the Federal Home Loan Bank (FHLB) and the Federal Reserve Bank; technological, computer-related or operational difficulties including those from any third party cyberattack; results of litigation; reduced demand for financial services and loan products; changes in accounting policies and guidelines, or monetary and fiscal policies of the federal government or tax laws; domestic and international economic developments; the Company’s access to and adverse changes in securities markets; the market for credit related assets; the future operating results, financial condition, cash flow requirements and capital spending priorities of the Company and the Bank; the availability of internal and, as required, external sources of funding; our ability to attract and retain employees; or other significant uncertainties. Additional factors that may cause actual results to differ from the Company’s assumptions and expectations include those set forth in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2020. All forward-looking statements are qualified by, and should be considered in conjunction with, such cautionary statements.

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

Allowance for Loan Losses and Related Provision

The allowance for loan losses is based on periodic analysis of the loan portfolio and is maintained at an amount considered to be appropriate by management to provide for probable losses inherent in the loan portfolio as of the balance sheet dates. In this analysis, management considers factors including, but not limited to, specific occurrences of loan impairment, actual and anticipated changes in the size of the portfolios, national and regional economic conditions such as unemployment data, loan delinquencies, local economic conditions, demand for single family homes, demand for commercial real estate and building lots, loan portfolio composition, historical loss experience and observations made by the Company's ongoing internal audit and regulatory exam processes. Loans are charged off to the extent they are deemed to be uncollectible. The Company has established separate processes to determine the appropriateness of the loan loss allowance for its homogeneous and non-homogeneous loan portfolios. The determination of the allowance on the homogeneous single family and consumer loan portfolios is calculated on a pooled basis with individual determination of the allowance for all non-performing loans. The determination of the allowance for the non-homogeneous commercial, commercial real estate and multi-family loan portfolios involves assigning standardized risk ratings and loss factors that are periodically reviewed. The loss factors are estimated based on the Company's own loss experience and other qualitative factors and are assigned to all loans without identified credit weaknesses. For each non-performing loan, the Company also performs an individual analysis of impairment that is based on the expected cash flows or the value of the assets collateralizing the loans and establishes any necessary reserves or charges off all loans, or portions thereof, that are deemed uncollectible.

The appropriateness of the allowance for loan losses is dependent upon management’s estimates of variables affecting valuation, appraisals of collateral, evaluations of performance and status and the amounts and timing of future cash flows expected to be received on impaired loans. Such estimates, appraisals, evaluations and cash flows may be subject to adjustments due to changing economic prospects of borrowers or properties. The fair market value of collateral dependent loans is typically based on the appraised value of the property less estimated selling costs. The estimates are reviewed periodically and any adjustments are recorded in the provision for loan losses in the periods in which the adjustments become known. Because of the size of some loans, changes in estimates can have a significant impact on the loan loss provision. The allowance is allocated to individual loan categories based upon the relative risk characteristics of the loan portfolios, the actual loss experience and other qualitative factors. The Company increases its allowance for loan losses by charging the provision for loan losses against income and by receiving recoveries of previously charged off loans. The Company decreases its allowance by crediting the provision for loan losses and recording loan charge-offs. The current year activity resulted in an increase in the allowance and a charge to the loan loss provision. The methodology for establishing the allowance for loan losses takes into consideration probable losses that have been identified in connection with specific loans as well as losses in the loan portfolio that have not been specifically identified. Although management believes that based on current conditions the allowance for loan losses is maintained at an appropriate amount to provide for probable loan losses inherent in the portfolio as of the balance sheet dates, future conditions may differ substantially from those anticipated in determining the allowance for loan losses and adjustments may be required in the future.

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

Litigation
Estimates related to litigation are inherently subjective and the ultimate resolution of any litigation may be different than current management estimates. See “Note 18 Commitments and Contingencies” in the Notes to Consolidated Financial Statements for further information on outstanding litigation matters.

COVID-19 Pandemic

In 2020, the spread of COVID-19 slowed economic activity in many countries, including the United States. Millions of Americans were at some point ordered to stay home, including those residing in the states of Minnesota and Wisconsin, and many businesses were ordered to be closed for a period of time or to operate at reduced capacities in order to reduce the spread of COVID-19. These orders have severely reduced the flow of commerce which has reduced, or entirely eliminated, the revenue streams for many small businesses. This reduction in income has forced many small businesses to close temporarily, furlough employees, or terminate operations entirely.

The Bank has also been impacted by the disruption in economic activity that has occurred. During 2020, it temporarily closed the lobbies in all of its locations and for a period of time conducted business entirely through the drive-ups at the branches that have that capability. Branches without drive-up facilities were closed for a period of time in order to meet the social distancing guidelines recommended by health officials. Beginning on January 11, 2021 the Bank re-opened all of its lobbies to walk-in services during limited hours while continuing to offer drive-up service during normal business hours. The Bank continues to encourage its customers to conduct business through its on-line loan and deposit account services, as well as through ATM and night drop facilities available at its branches.

As of the date of this report, none of the Bank’s market areas were under a stay-at-home order. However, Bank employees who are able to perform their duties remotely are encouraged to do so.

The Coronavirus Aid, Relief, and Economic Security (CARES) Act was signed into law on March 27, 2020 and the Bank’s regulators issued the Interagency Statement on Loan Modification and Reporting for Financial Institutions Working with Customers Affected by the Coronavirus on April 7, 2020. In accordance with regulatory guidance, the Bank offered loan payment accommodations to certain customers by deferring the loan payments on their outstanding loans with the Bank for up to six months. After the initial deferral period was over, the Bank granted additional accommodations on certain loans to borrowers in accordance with Section 4013 of the CARES Act on a case-by-case basis. See “Note 6 Allowance for Loan Losses and Credit Quality Information” in the Notes to Consolidated Financial Statements for further information.

The extent of the impact of COVID-19 on the Company is difficult to determine as it is not clear how long the reduced economic activity will persist, how long it will take to administer the COVID-19 vaccines, how many people will take the vaccines, the effectiveness of the vaccine, if businesses will re-hire workers displaced by the pandemic, or what the long-term implications will be on customer behavior as a result of the pandemic, among other factors. The impact on the Bank’s loan portfolio is also unclear for many of the same reasons. At this time, the Company has not seen a negative impact on its deposit relationships as many of its clients have been able to conduct their business with the Bank through the drive-ups, ATMs, night drop, on-line banking website, or by using its mobile banking application.

Paycheck Protection Program

The Bank actively participated in helping businesses that applied for forgivable loans under the PPP as part of the CARES Act. The CARES Act allocated $349 billion in funding to help small businesses that were negatively impacted by the COVID-19 pandemic. The Bank had the following PPP loan activity during 2020:

Dollars in thousands	Number of Loans	Amount	Net Deferred Fees
Originated	413	$53,153	$1,837
Repaid	(130)	(19,484)	-
Net deferred fees recognized	-	-	(1,097)
Balance, December 31, 2020	283	$33,669	$740

The Bank continues to submit applications for forgiveness on the PPP loans that were still outstanding at December 31, 2020 and, based on our experience with previously submitted applications, it is anticipated that the majority of these loans will be forgiven by the Small Business Administration (SBA). To the extent a portion of the loans are not forgiven or repaid in full, the remaining net deferred fees will be recognized into income over the remaining lives of the loans.

The Consolidated Appropriations Act of 2021, which was signed into law on December 27, 2020, allocated $284 billion to the SBA to fund a second round of the PPP and extended the application period for the program to March 31, 2021. The Bank is actively participating in the second round of the program and began submitting applications for borrowers on January 15, 2021 when the application window officially opened for financial institutions with under $1 billion in assets. The second round of the program allows applications from first time borrowers as well as those that obtained loans during the first round of the program. The revised program, among other things, requires that borrowers demonstrate or certify that they experienced a 25% or greater reduction in gross receipts from a quarter in 2020 compared to the same quarter in 2019 and certify that current economic uncertainty makes the loan request necessary to support their ongoing operations. For various reasons, including the increased requirements to qualify for a second loan, it is anticipated that the Bank will originate fewer loans in the second round of the program.

Results of Operations

Comparison of 2020 with 2019

Net income was $10.3 million for 2020, an increase of $2.5 million, or 32.2%, compared to net income of $7.8 million for 2019. Diluted earnings per share for the year ended December 31, 2020 was $2.22, an increase of $0.54 per share compared to diluted earnings per share of $1.68 for the year ended December 31, 2019. The increase in net income between the periods was primarily because of a $6.6 million increase in the gain on sales of loans due to the increase in mortgage loan originations and sales between the periods, a $0.5 million increase in net interest income due primarily to an increase in the earning assets between the periods and a $0.1 million decrease in non-interest expenses primarily related to a decrease in legal expenses. These increases in net income were partially offset by a $3.9 million increase in the provision for loan losses due primarily to the increase in qualitative reserves that were established as a result of the stressed economic environment caused by the COVID-19 pandemic. Income tax expense increased $0.7 million as a result of the increase in pre-tax income between the periods.

Net Interest Income

Net interest income was $29.1 million for 2020, an increase of $0.5 million, or 2.0%, from $28.6 million for 2019. Interest income was $32.0 million for 2020, an increase of $0.1 million, or 0.2%, from $31.9 million for 2019. Interest income increased primarily because of the $112.8 million increase in the average interest-earning assets between the periods. However, the majority of that increase was offset by a decrease in the average yield earned on interest-earning assets. The average yield earned on interest-earning assets was 3.90% for 2020, a decrease of 61 basis points from 4.51% for 2019. The decrease in the average yield is primarily related to the decrease in loan yields as a result of the decrease in the average prime rate between the periods.

Interest expense was $2.9 million for 2020, a decrease of $0.4 million, or 14.6%, from $3.3 million for 2019. Interest expense decreased despite the $105.9 million increase in the average interest-bearing liabilities and non-interest bearing deposits between the periods primarily because of the decrease in the average interest rate paid on deposits. The average interest rate paid on interest-bearing liabilities and non-interest bearing deposits was 0.38% for 2020, a decrease of 14 basis points from 0.52% for 2019. The decrease in the average interest rate paid on interest-bearing liabilities was primarily because of the decrease in deposit rates as a result of the decrease in the average federal funds rate between the periods.

The following table presents the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. Non-accruing loans have been included in the average outstanding loan balance in the table as loans carrying a zero yield.

	Year Ended December 31,
	2020			2019			2018
(Dollars in thousands)	Average Outstanding Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Average Yield/ Rate
Interest-earning assets:
Securities available for sale:
Mortgage-backed and related securities	$61,364	1,155	1.88%	$15,308	343	2.24%	$8,550	197	2.30%
Other marketable securities	46,407	702	1.51	67,075	1,157	1.72	70,827	1,138	1.61
Loans held for sale	7,292	215	2.95	2,959	125	4.22	1,765	89	5.04
Loans receivable, net(1) (2)	644,912	29,709	4.61	589,521	29,662	5.03	586,664	28,446	4.85
FHLB stock and other earning assets including cash equivalents	59,321	178	0.30	31,679	603	1.90	30,567	511	1.67
Total interest-earning assets	$819,296	31,959	3.90	$706,542	31,890	4.51	$698,373	30,381	4.35

Interest-bearing liabilities:
Checking accounts	$122,781	151	0.12%	$96,387	103	0.11%	$86,750	62	0.07%
Savings accounts	90,064	65	0.07	79,587	63	0.08	77,630	61	0.08
Money market accounts	209,522	840	0.40	177,587	1,171	0.66	199,202	865	0.43
Certificate accounts	115,079	1,795	1.56	121,914	1,995	1.64	114,243	1,243	1.09
FHLB advances and other borrowings	0	0	0.00	287	7	2.54	140	2	1.71
Total interest-bearing liabilities	$537,446			$475,762			$477,965
Noninterest checking	207,456			163,420			156,482
Other noninterest-bearing liabilities	2,251			2,057			1,534
Total interest-bearing liabilities and noninterest-bearing deposits	$747,153	2,851	0.38%	$641,239	3,339	0.52%	$635,981	2,233	0.35%
Net interest income		29,108			$28,551			$28,148
Net interest rate spread			3.52%			3.99%			4.00%
Net earning assets	$72,143			$65,303			$62,392
Net interest margin			3.55%			4.04%			4.03%
Average interest-earning assets to average interest-bearing liabilities and noninterest-bearing deposits		109.66%			110.18%			109.81%

(1) Tax exempt income was not material; therefore, the yield was not presented on a tax equivalent basis for any of the years presented.
(2) Calculated net of deferred loan costs, loan discounts, loans in process and loss reserves.

Net interest margin (net interest income divided by average interest-earning assets) for 2020 was 3.55%, a decrease of 49 basis points, compared to 4.04% for 2019. The decrease in the net interest margin is primarily related to the decrease in the average yield earned on interest-earning assets as a result of the prime rate decreases that occurred between the periods. Average net earning assets increased from $65.3 million in 2019 to $72.1 million in 2020. The $6.8 million increase in the net earning assets in 2020 is due primarily to the net income earned in 2020 that was partially offset by the purchase of premises, equipment and treasury stock.

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

	Year Ended December 31,
	2020 vs. 2019			2019 vs. 2018
	Increase (Decrease) Due to			Increase (Decrease) Due to
(Dollars in thousands)	Volume (1)	Rate(1)	Total Increase (Decrease)	Volume (1)	Rate(1)	Total Increase (Decrease)
Interest-earning assets:
Securities available for sale:
Mortgage-backed and related securities	$1,033	(221)	812	156	(10)	146
Other marketable securities	(356)	(99)	(455)	(60)	79	19
Loans held for sale	183	(93)	90	60	(24)	36
Loans receivable, net	2,744	(2,697)	47	105	1,111	1,216
Other	518	(943)	(425)	17	75	92
Total interest-earning assets	$4,122	(4,053)	69	278	1,231	1,509
Interest-bearing liabilities:
Checking accounts	$53	(5)	48	1	40	41
Savings accounts	7	(5)	2	2	0	2
Money market accounts	372	(703)	(331)	(21)	327	306
Certificates of deposit	(111)	(89)	(200)	53	699	752
FHLB advances and other borrowings	(7)	0	(7)	3	2	5
Total interest-bearing liabilities	$314	(802)	(488)	38	1,068	1,106
Increase (decrease) in net interest income	$3,808	(3,251)	557	240	163	403

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

At December 31, 2020
Weighted average yield on:		Weighted average rate on:
Securities available for sale:
Mortgage-backed and related securities	1.51%	Checking accounts	0.12%
Other marketable securities	1.29	Savings accounts	0.06
Loans held for sale	3.03	Money market accounts	0.25
Loans receivable, net	4.69	Certificates of deposit	1.14
FHLB stock and other interest-earning assets	0.14	Combined weighted average rate on interest-bearing liabilities	0.25
Combined weighted average yield on interest-earning assets	3.73	Interest rate spread	3.48

Provision for Loan Losses

The provision for loan losses was $2.7 million for 2020, an increase of $3.9 million from the ($1.2) million provision for loan losses for 2019. The provision for loan losses increased between the periods primarily because of the changes in the economic environment related to the disruption in business activity as a result of the COVID-19 pandemic and also because of a reduction in the recoveries received on previously charged off loans. The amount of the increase in the allowance for loan losses related to the economic environment is based, in part, on the amount of loans to borrowers in the hospitality, restaurant and entertainment industries that continue to be negatively impacted by the COVID-19 pandemic. See “Note 6 Allowance for Loan Losses and Credit Quality Information” in the Notes to Consolidated Financial Statements for additional information related to deferrals and loan modifications to borrowers impacted by the COVID-19 pandemic.

Non-Interest Income

Non-interest income was $15.0 million for 2020, an increase of $6.5 million, or 76.9%, from $8.5 million for 2019. The following table presents the components of non-interest income:

	Year ended December 31,			Percentage Increase (Decrease)
(Dollars in thousands)	2020	2019	2018	2020/2019	2019/2018
Fees and service charges	$2,877	3,100	3,330	(7.2)%	(6.9)%
Loan servicing fees	1,356	1,278	1,255	6.1	1.8
Gain on sales of loans	9,531	2,941	2,095	224.1	40.4
Other non-interest income	1,190	1,136	1,034	4.8	9.9
Total non-interest income	$14,954	8,455	7,714	76.9	9.6

Gain on sales of loans increased $6.6 million between the periods primarily because of an increase in single family loan originations and sales. Other non-interest income increased $0.1 million due primarily to an increase in the fees earned on the sale of uninsured investment products between the periods. Loan servicing fees increased $0.1 million between the periods due to an increase in the aggregate balances of single family mortgage loans that were being serviced for others. These increases in non-interest income were partially offset by a decrease of $0.2 million in fees and service charges earned between the periods due primarily to a decrease in overdraft fees collected.

Non-Interest Expense

Non-interest expense was $27.0 million for 2020, a decrease of $0.1 million, or 0.4%, from $27.1 million for 2019. The following table presents the components of non-interest expense:

	Year ended December 31,			Percentage Increase (Decrease)
(Dollars in thousands)	2020	2019	2018	2020/2019	2019/2018
Compensation and benefits	$15,646	15,659	14,728	(0.1)%	6.3%
Occupancy and equipment	4,429	4,442	4,304	(0.3)	3.2
Data processing	1,314	1,263	1,270	4.0	(0.6)
Professional services	1,405	1,573	1,137	(10.7)	38.3
Other	4,199	4,168	3,948	0.7	5.6
Total non-interest expense	$26,993	27,105	25,387	(0.4)	6.8

Professional services expense decreased $0.2 million between the periods primarily because of a decrease in legal expenses relating to an ongoing bankruptcy litigation claim. Compensation and benefits expense decreased slightly because of an increase in the direct loan origination compensation costs that were deferred as a result of the increased mortgage loan production between the periods. Occupancy and equipment expense decreased slightly between the periods due to a decrease in building expenses as a result of having more staff working remotely in 2020. These decreases in non-interest expense were partially offset by a $0.1 million increase in data processing expenses between the periods due to an increase in internet and mobile banking costs. Other non-interest expense increased slightly due primarily to an increase in mortgage servicing expenses between the periods.

Income Taxes

The Company considers the calculation of current and deferred income taxes to be a critical accounting policy that is subject to significant estimates. Income tax expense was $4.1 million for 2020, an increase of $0.8 million from $3.3 million for 2019. The increase in income tax expense between the periods is primarily the result of an increase in pre-tax income.

Financial Condition

Loans Receivable, Net

The following table sets forth the information on the Company's loan portfolio in dollar amounts and percentages before deductions for deferred costs/fees and discounts and the allowance for losses as of the dates indicated:

			December 31,
	2020		2019		2018		2017		2016
(Dollars in thousands)	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
Real Estate Loans:
Single family	$135,023	20.65%	$120,064	19.86%	$110,698	18.61%	$107,005	17.99%	$103,255	18.41%
Multi-family	41,456	6.34	48,663	8.05	50,150	8.43	28,649	4.81	36,777	6.56
Commercial	307,755	47.07	270,410	44.74	257,036	43.21	259,024	43.55	230,955	41.18
Construction or development	31,493	4.82	31,122	5.15	28,944	4.87	46,444	7.81	31,348	5.59
Total real estate loans	515,727	78.88	470,259	77.80	446,828	75.12	441,122	74.16	402,335	71.74
Other Loans:
Consumer Loans:
Automobile	1,937	0.30	2,608	0.43	2,483	0.42	2,894	0.49	3,036	0.54
Home equity line	21,308	3.26	28,004	4.63	32,273	5.42	36,869	6.20	40,476	7.22
Home equity	11,549	1.76	16,422	2.72	16,733	2.81	15,823	2.66	16,302	2.91
Recreational vehicles	15,645	2.39	17,266	2.86	16,226	2.73	13,181	2.21	7,553	1.35
Other	4,952	0.76	5,649	0.93	4,817	0.81	5,000	0.84	5,916	1.05
Total consumer loans	55,391	8.47	69,949	11.57	72,532	12.19	73,767	12.40	73,283	13.07
Commercial business loans	82,673	12.65	64,227	10.63	75,496	12.69	79,909	13.44	85,176	15.19
Total other loans	138,064	21.12	134,176	22.20	148,028	24.88	153,676	25.84	158,459	28.26
Total loans	$653,791	100.00%	$604,435	100.00%	$594,856	100.00%	$594,798	100.00%	$560,794	100.00%
Less:
Unamortized discounts	12		15		17		19		20
Net deferred loan fees (costs)	450		(536)		(535)		(463)		(300)
Allowance for losses	10,699		8,564		8,686		9,311		9,903
Total loans receivable, net	$642,630		$596,392		$586,688		$585,931		$551,171

The growth in the loan portfolio in 2020 was primarily because of the growth experienced in commercial real estate, single family real estate and commercial business loans that was partially offset by a decrease in multi-family and consumer loans. Based on current economic conditions and the projected loan origination and prepayment amounts, it is anticipated that the overall growth in the loan portfolio will be limited in 2021.

Single family real estate loans were $135.0 million at December 31, 2020, an increase of $14.9 million, compared to $120.1 million at December 31, 2019. The single family loan portfolio increased in 2020 because of an increase in the single family loans that were originated due to the low interest rate environment and a continued emphasis on placing shorter term fixed rate and adjustable rate mortgage loans into the portfolio. The majority of the longer term mortgage loans that were originated during the year were not placed in the loan portfolio, but were sold into the secondary market in order to manage the Company’s interest rate risk position.

Multi-family real estate loans were $41.5 million at December 31, 2020, a decrease of $7.2 million, compared to $48.7 million at December 31, 2019. The decrease in multi-family real estate loans in 2020 is primarily the result of having more loans that paid off during the period than there were new loan originations.

Commercial real estate loans were $307.8 million at December 31, 2020, an increase of $37.4 million, compared to $270.4 million at December 31, 2019. The increase in commercial real estate loans is primarily due to an increase in the originations of these types of loans in 2020.

Construction or development loans were $31.5 million at December 31, 2020, an increase of $0.4 million, compared to $31.1 million at December 31, 2019. The increase in construction loans is primarily related to the $16.0 million in new construction loans and the $8.7 million in advances on existing loans. These increases were partially offset by the $15.1 million in paid off loans and the $9.2 million of loans on construction projects that were completed during the year and were moved to another loan category.

Home equity lines of credit were $21.3 million at December 31, 2020, a decrease of $6.7 million, compared to $28.0 million at December 31, 2019. The open-end home equity lines are generally written with an adjustable rate and a two to ten year draw period which requires interest only payments followed by a ten year repayment period which fully amortizes the outstanding balance. Home equity loans were $11.5 million at December 31, 2020, a decrease of $4.9 million, compared to $16.4 million at December 31, 2019. Closed-end home equity loans are written with fixed or adjustable rates with terms up to fifteen years. The overall decrease in the open-end equity lines and closed-end equity loans is related primarily to an increase in loan payoffs and other principal reductions as borrowers refinanced their homes and rolled outstanding equity loan balances into their first mortgage.

Recreational vehicle loans were $15.6 million at December 31, 2020, a decrease of $1.7 million, compared to $17.3 million at December 31, 2019. These loans have been made primarily to finance the recreational vehicle sales of a single dealer within the Bank’s market area and the decrease in the balance between the periods is primarily due to a decrease in originations as a result of increasing the credit standards required to obtain a recreational vehicle loan in 2020.

Commercial business loans were $82.7 million at December 31, 2020, an increase of $18.5 million, compared to $64.2 million at December 31, 2019. The increase in commercial business loans in 2020 is primarily because of the $33.7 million in PPP loans that were outstanding at December 31, 2020. The $15.2 million decrease in non-PPP commercial business loans is because loan payoffs exceeded loan originations during the year, with some of the payoffs related to the Bank’s initiative to maintain the credit quality of the loan portfolio.

Allowance for Loan Losses

The determination of the allowance for loan losses and the related provision is a critical accounting policy of the Company that is subject to significant estimates. The allowance for loan losses is made up of general reserves on the entire loan portfolio and specific reserves on impaired loans. The general reserve amount includes quantitative reserves based on our past loan loss history and qualitative reserves for other items determined to have a potential impact on future loan losses. The current level of the allowance for loan losses is a result of management’s assessment of the risks within the portfolio based on the information obtained through the credit evaluation process. The Company utilizes a risk-rating system on non-homogeneous commercial real estate and commercial business loans that includes regular credit reviews to identify and quantify the risk in the commercial portfolio. Management conducts quarterly reviews of the entire loan portfolio and evaluates the need to adjust the allowance balance on the basis of these reviews.

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

The allowance for loan losses was $10.7 million, or 1.64% of gross loans at December 31, 2020, compared to $8.6 million, or 1.42% of gross loans at December 31, 2019. The allowance increased in 2020 as a result of an increase in the general qualitative allowance for loan losses because of the current economic environment related to the disruption in business activity as a result of the COVID-19 pandemic.

The following table reflects the activity in the allowance for loan losses and selected statistics:

	December 31,
(Dollars in thousands)	2020	2019	2018	2017	2016
Balance at beginning of year	$8,564	8,686	9,311	9,903	9,709
Provision for losses	2,699	(1,216)	(649)	(523)	(645)
Charge-offs:
Single family	0	(1)	(24)	(6)	(66)
Commercial real estate	(730)	0	0	(50)	(67)
Consumer	(84)	(107)	(226)	(288)	(108)
Commercial business	(8)	(880)	(270)	(311)	(180)
Recoveries	258	2,082	544	586	1,260
Net (charge-offs) recoveries	(564)	1,094	24	(69)	839
Balance at end of year	$10,699	8,564	8,686	9,311	9,903
Year end allowance for loan losses as a percent of year end gross loan balance	1.64%	1.42%	1.46%	1.57%	1.77%
Ratio of net loan (charge-offs) recoveries to average loans outstanding	(0.09)	0.18	0.00	(0.01)	0.16
Allowance as a percent of total assets at year end	1.18	1.10	1.22	1.29	1.45

The following table reflects the allocation of the allowance for loan losses:

	December 31,
	2020		2019		2018		2017		2016
	Allocated Allowance as a % of Loan Category	Percent of Loans in Each Category to Total Loans	Allocated Allowance as a % of Loan Category	Percent of Loans in Each Category to Total Loans	Allocated Allowance as a % of Loan Category	Percent of Loans in Each Category to Total Loans	Allocated Allowance as a % of Loan Category	Percent of Loans in Each Category to Total Loans	Allocated Allowance as a % of Loan Category	Percent of Loans in Each Category to Total Loans
Single family	0.76%	20.65%	0.71%	19.86%	0.75%	18.61%	0.84%	17.99%	1.15%	18.41%
Commercial real estate	1.92	58.23	1.44	57.94	1.45	56.51	1.52	56.17	1.66	53.33
Consumer	2.51	8.47	2.15	11.57	2.24	12.19	2.21	12.40	2.20	13.07
Commercial business	1.19	12.65	1.78	10.63	1.80	12.69	2.14	13.44	2.53	15.19
Total	1.64	100.00%	1.42	100.00%	1.46	100.00%	1.57	100.00%	1.77	100.00%

The allocated allowance percentages for all loan categories, except commercial business loans, increased in 2020 primarily because of the current economic environment related to the disruption in business activity as a result of the COVID-19 pandemic. The decrease in the allowance percentage for commercial business loans is due to the $33.7 million of PPP loans that are included in this category at December 31, 2020 that are guaranteed by the SBA and have no allocated allowance amount.

Allowance for Real Estate Losses

Real estate properties acquired or expected to be acquired through loan foreclosures are initially recorded at fair value less estimated selling costs. Management periodically performs valuations and an allowance for losses is established if the carrying value of a property exceeds its fair value less estimated selling costs. There was no allowance for real estate losses at December 31, 2020 or 2019.

Non-performing Assets

Loans are reviewed at least quarterly and if the collectability of any loan is doubtful, it is placed on non-accrual status. Loans are placed on non-accrual status when either principal or interest is 90 days or more past due, unless, in the judgment of management, the loan is well collateralized and in the process of collection. Interest accrued and unpaid at the time a loan is placed on non-accrual status is charged against interest income. Subsequent payments are either applied to the outstanding principal balance or recorded as interest income, depending on the assessment of the ultimate collectability of the loan. Restructured loans include the Bank's troubled debt restructurings (TDRs) that involved forgiving a portion of interest or principal or making a loan at a rate materially less than the market rate to borrowers whose financial condition has deteriorated. Foreclosed and repossessed assets include assets acquired in settlement of loans. Total non-performing assets were $3.3 million at December 31, 2020, an increase of $0.6 million, or 24.7%, from $2.7 million at December 31, 2019. Non-performing loans increased $0.6 million and foreclosed and repossessed assets remained the same between the periods.

The following table sets forth the amounts and categories of non-performing assets in the Company’s portfolio:

	December 31,
(Dollars in thousands)	2020	2019	2018	2017	2016
Non-performing loans:
Single family	$502	617	730	949	916
Commercial real estate	1,484	184	1,311	1,364	1,384
Consumer	689	659	489	553	630
Commercial business	9	621	148	278	343
Total	2,684	2,081	2,678	3,144	3,273
Foreclosed and repossessed assets:
Single family	0	166	0	0	0
Commercial real estate	636	414	414	627	611
Consumer	0	0	0	0	16
Total	636	580	414	627	627
Total non-performing assets	$3,320	2,661	3,092	3,771	3,900
Total as a percentage of total assets	0.37%	0.34%	0.43%	0.52%	0.57%
Total non-performing loans	$2,684	$2,081	$2,678	$3,144	$3,273
Total as a percentage of total loans receivable, net	0.42%	0.35%	0.46%	0.54%	0.59%
Allowance for loan losses to non-performing loans	398.72%	411.25%	324.27%	296.11%	302.56%

Gross interest income which would have been recorded had the non-accruing loans been current in accordance with their original terms amounted to $0.2 million, $0.2 million and $0.3 million in 2020, 2019 and 2018, respectively. The amounts that were included in interest income on a cash basis for these loans were $0.1 million for each of the three years.

At December 31, 2020, 2019 and 2018, there were loans included in loans receivable, net, with terms that had been modified in a TDR totaling $1.5 million, $2.5 million and $2.5 million, respectively. Had these loans been performing in accordance with their original terms throughout 2020, 2019 and 2018, the Company would have recorded gross interest income of $0.1 million, $0.2 million and $0.3 million, respectively. During 2020 the amount of interest income received on these loans was not material. During 2019 and 2018, the Company recognized interest income of $0.1 million and $0.2 million, respectively, on these loans.

For the loans that were modified in a TDR in 2020, none were classified and performing and $0.3 million were non-performing at December 31, 2020. The decrease in TDRs in 2020 was primarily due to two related commercial loans that had performed according to their restructured terms and met the criteria to be upgraded to non-TDR status during the year. Of the loans that were modified in 2020 and outstanding at December 31, 2020, $0.2 million related to a loan secured by commercial real estate and $0.1 million related to a loan secured by a first mortgage on a single family property.

For the loans that were modified in a TDR in 2019, $0.1 million were classified and performing and $0.5 million were non-performing at December 31, 2019. Total TDRs of $2.5 million remained the same at December 31, 2019 when compared to December 31, 2018. During 2019, several single family and retail consumer TDRs paid off and were replaced by new TDRs. Of the loans that were modified in 2019 and outstanding at December 31, 2019, $0.5 million related to first or second mortgages on single-family properties, and the remaining modifications related to other consumer loans.

For the loans that were modified in a TDR in 2018, $0.4 million were classified and performing and $1.2 million were non-performing at December 31, 2018. The decrease in TDRs in 2018 related primarily to several retail consumer TDRs that were paid or charged off during the year, as well as one commercial business loan that was charged off. Of the loans that were modified in 2018 and outstanding at December 31, 2018, $1.1 million related to loans secured by commercial real estate, $0.4 million related to first or second mortgages on single family properties and the remaining modifications related to other consumer or commercial business loans.

The following table sets forth the amount of TDRs in the Company’s portfolio:

	December 31,
(Dollars in thousands)	2020	2019	2018	2017	2016
Single family	$612	623	636	685	448
Commercial real estate	211	983	1,110	1,210	1,774
Consumer	630	745	522	758	709
Commercial business	25	114	208	391	369
Total TDRs	$1,478	2,465	2,476	3,044	3,300

TDRs on accrual status	$442	1,770	1,018	1,129	1,297
TDRs on non-accrual status	1,036	695	1,458	1,915	2,003
Total	$1,478	2,465	2,476	3,044	3,300

This TDR table does not include loan accommodations that were granted during 2020 to borrowers in accordance with the Interagency Statement on Loan Modification and Reporting for Financial Institutions Working with Customers Affected by the Coronavirus or Section 4013 of the CARES Act. See “Note 6 Allowance for Loan Losses and Credit Quality Information” in the Notes to Consolidated Financial Statements for further information on accommodations that were granted to borrowers in 2020.

Liquidity and Capital Resources

The Company manages its liquidity position so that the funding needs of borrowers and depositors are met in a timely and cost-effective manner. Asset liquidity is the ability to convert assets to cash through the maturity or sale of the asset. Liability liquidity is the ability of the Bank to obtain retail, internet, or brokered deposits or to borrow funds from third parties such as the FHLB or the Federal Reserve Bank of Minneapolis.

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

The primary financing activity is the attraction of retail, commercial and internet deposits. The Bank also has the ability to borrow funds from the FHLB or Federal Reserve Bank of Minneapolis based on the collateral value of the loans pledged, subject to applicable borrowing base and collateral requirements. See “Note 12 Federal Home Loan Bank (FHLB) Advances and Other Borrowings” in the Notes to Consolidated Financial Statements for more information on the advances that could be drawn based upon existing collateral levels with the FHLB and the Federal Reserve Bank of Minneapolis. Unpledged securities could also be pledged and used as collateral for additional borrowings with the FHLB or Federal Reserve Bank of Minneapolis.

The Bank's most liquid assets are cash and cash equivalents, which consist of short-term highly liquid investments with original maturities of less than three months that are readily convertible to known amounts of cash and interest-bearing deposits. The level of these assets is dependent on the operating, financing and investing activities during any given period.

Cash and cash equivalents for the Company at December 31, 2020 were $86.3 million, an increase of $41.9 million, compared to $44.4 million at December 31, 2019. Net cash provided by operating activities during 2020 was $16.9 million. The Company conducted the following major investing activities during 2020: purchases of securities available for sale and FHLB stock were $97.3 million; principal payments and maturity proceeds received on securities available for sale were $58.3 million; and the proceeds from the sale of premises and other real estate were $0.4 million. Net loans receivable increased $55.1 million and the Company purchased premises and equipment of $0.7 million. Net cash used by investing activities during 2020 was $94.5 million. The Company conducted the following major financing activities during 2020: deposits increased $121.3 million; purchased treasury stock of $1.4 million; customer escrows decreased $0.4 million; and withheld stock of $0.1 million to cover taxes due on vested stock awards. Net cash provided by financing activities was $119.4 million for 2020.

The Bank has certificates of deposits from customers with outstanding balances of $76.2 million that mature during 2021. Based upon past experience, management anticipates that the majority of the deposits will renew for another term. The Company believes that deposits that do not renew will be replaced with deposits from other customers or FHLB advances. Proceeds from the sale of securities could also be used to fund unanticipated outflows of deposits.

The Bank has deposits of $84.5 million in checking and money market accounts of seven customers that have individual relationship balances greater than $5.0 million. These funds may be withdrawn at any time, however, management anticipates that the majority of these deposits will remain on deposit with the Bank over the next twelve months. If these deposits are withdrawn, it is anticipated that they would be funded with available cash or replaced with deposits from other customers or advances from the FHLB. Proceeds from the sale of securities could also be used to fund unanticipated outflows of deposits.

Dividends from the Bank have been the Company’s primary source of cash. The Bank is restricted under applicable federal banking law from paying dividends to the Company without prior notice to and non-objection of the applicable regulator. During 2020, the Bank paid dividends to the Company of $5.0 million and at December 31, 2020, the Company had an available cash balance of $11.0 million.

The Company’s primary use of cash is the payment of holding company level expenses including the payment of director and management fees, legal expenses and regulatory costs. The Company may also use cash to repurchase stock or pay any declared dividends. The Company plans to continue to fund its liquidity needs through dividends from the Bank, or if deemed prudent, by obtaining external capital.

Contractual Obligations and Commercial Commitments

The Company has certain obligations and commitments to make future payments under existing contracts. See “Note 18 Commitments and Contingencies” in the Notes to Consolidated Financial Statements for further information on the outstanding contractual obligations and commercial commitments at December 31, 2020.

Regulatory Capital Requirements

The Company and the Bank are subject to the Basel III regulatory capital requirements. The Basel III requirements, among other things, (i) apply a set of capital requirements to the Bank (the Company is exempt, pursuant to the Small Bank Holding Company Policy Statement (Policy Statement) described below), including requirements relating to common equity as a component of core capital, (ii) implement a “capital conservation buffer” against risk and a minimum Tier 1 capital requirement, and (iii) set forth rules for calculating risk-weighted assets for purposes of such requirements. The rules made corresponding revisions to the prompt corrective action framework and include capital ratios and buffer requirements. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of its assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

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

The Bank must maintain a capital conservation buffer of at least 2.50% composed of common equity Tier 1 capital above its minimum risk-based capital requirements in order to avoid limitations on capital distributions, including dividend payments and certain discretionary bonus payments to executive officers. Management believes that, as of December 31, 2020, the Bank’s capital ratios were in excess of those quantitative capital ratio standards set forth under the current prompt corrective action regulations, including the capital conservation buffer described above. However, there can be no assurance that the Bank will continue to maintain such status in the future. The Office of the Comptroller of the Currency has extensive discretion in its supervisory and enforcement activities, and can adjust the requirement to be well-capitalized in the future. See “Note 17 Regulatory Capital” in the Notes to Consolidated Financial Statements for a table that reflects the Bank’s capital compared to these capital requirements.

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

Dividends

The declaration of dividends is subject to, among other things, the Company's financial condition and results of operations, the Bank's compliance with regulatory capital requirements and other regulatory restrictions, tax considerations, industry standards, economic conditions, anticipated asset growth, general business practices and other factors. The Company has not made any dividend payments to common stockholders during the three year period ending December 31, 2020 but will continue to evaluate the best use of the Company’s capital based on the factors identified above.

Under applicable federal banking laws and regulations, no dividends can be declared or paid by the Bank to the Company without notice to and non-objection from the applicable banking regulator. There is no assurance that the Bank and the Company would satisfy the applicable regulatory requirements necessary to effect any such dividends. The payment of dividends by the Company is dependent upon the Company having adequate cash or other assets that can be converted to cash to pay dividends to its stockholders. Further, any determination as to whether, when and in what amount to declare and pay any such dividends would be subject to the discretion of the board of directors of both the Bank and the Company and would depend on numerous factors including the results of operations, financial conditions, asset growth plans, planned stock repurchases, and the cash flow requirements of the Company and the Bank.

New Accounting Pronouncements

“Note 1 Description of the Business and Summary of Significant Accounting Policies” in the Notes to Consolidated Financial Statements discusses recently issued accounting pronouncements that the Company will be required to adopt. Also discussed is management’s expectation of the impact these new accounting pronouncements will have on the Company’s consolidated financial statements.

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

The following table discloses the projected changes in market value to the Company’s interest-earning assets and interest-bearing liabilities based upon incremental 100 basis point changes in interest rates from interest rates in effect on December 31, 2020.

(Dollars in thousands)	Market Value
Basis point change in interest rates	-100	0	+100	+200
Total market-risk sensitive assets	$905,104	901,316	885,247	867,615
Total market-risk sensitive liabilities	850,665	800,961	757,987	720,856
Off-balance sheet financial instruments	685	0	1,128	2,176
Net market risk	$53,754	100,355	126,132	144,583
Percentage change from current market value	(46.44)%	0.00%	25.69%	44.07%

The preceding table was prepared utilizing the following assumptions (the Model Assumptions) regarding prepayment and decay ratios that were determined by management based upon its review of historical prepayment speeds and decay rates. Fixed rate loans were assumed to prepay at annual rates of between 4% and 59%, depending on the note rate and the period to maturity. Adjustable rate mortgages (ARMs) were assumed to prepay at annual rates of between 5% and 52%, depending on the note rate and the period to maturity. Mortgage-backed securities were projected to have prepayments based upon the underlying collateral securing the instrument. All loan prepayments vary based on the note rate and period to maturity of the individual loans. Certificate accounts were assumed not to be withdrawn until maturity. Retail money market demand accounts (MMDAs) and passbook accounts were assumed to decay at annual rates of 17% and 9%, respectively. Retail non-interest and interest-bearing checking accounts were assumed to decay at annual rates of 19% and 6%, respectively. Commercial non-interest and interest-bearing checking accounts were assumed to decay at annual rates of 16% and 22%, respectively. Commercial MMDAs were assumed to decay at annual rates of between 13% and 25%.

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

Asset/Liability Management

The Company's management reviews the impact that changing interest rates will have on the net interest income projected for the twelve months following December 31, 2020 to determine if its current level of interest rate risk is acceptable. The following table projects the estimated impact on net interest income during the twelve month period ending December 31, 2021 of immediate interest rate changes called rate shocks:

(Dollars in thousands)
Rate Shock in Basis Points	Net Interest Change	Percent Change
+200	$3,007	10.51%
+100	1,441	5.04
0	0	0.00
-100	(1,582)	(5.53)

The preceding table was prepared utilizing the Model Assumptions. Certain shortcomings are inherent in the method of analysis presented in the preceding table. In the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in calculating the preceding table. The ability of many borrowers to service their debt may decrease in the event of a substantial increase in interest rates and could impact net interest income. The increase in interest income in a rising rate environment is because there are more loans that are anticipated to reprice to higher interest rates in that environment in the next twelve months than there are deposits that would reprice.

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

To the extent consistent with its interest rate spread objectives, the Bank attempts to manage its interest rate risk and has taken a number of steps to structure its balance sheet to better match the maturities of its assets and liabilities. The Bank sells almost all of its originated 30-year fixed rate single family residential loans that are saleable to third parties and generally places only adjustable rate or shorter-term fixed rate loans that meet certain risk characteristics into its loan portfolio. In addition, a significant portion of the Bank’s commercial loans that are placed into the portfolio are adjustable rate loans or fixed rate loans that reprice in less than five years.

Off-Balance Sheet Arrangements

The Company has no off-balance sheet arrangements other than commitments to originate and sell loans in the ordinary course of business. See “Note 18 Commitments and Contingencies” in the Notes to Consolidated Financial Statements for additional information on loan commitments. Management believes that the Company has sufficient liquidity to satisfy the resulting off-balance sheet obligations.

Consolidated Balance Sheets

	December 31,	December 31,
(Dollars in thousands)	2020	2019

ASSETS
Cash and cash equivalents	$86,269	44,399
Securities available for sale:
Mortgage-backed and related securities (amortized cost $99,821 and $54,777)	101,464	54,851
Other marketable securities (amortized cost $46,491 and $52,751)	46,626	52,741
	148,090	107,592

Loans held for sale	6,186	3,606
Loans receivable, net	642,630	596,392
Accrued interest receivable	3,102	2,251
Mortgage servicing rights, net	3,043	2,172
Premises and equipment, net	10,133	10,515
Goodwill	802	802
Core deposit intangible	57	156
Prepaid expenses and other assets	7,241	8,052
Deferred tax asset, net	2,027	1,702
Total assets	$909,580	777,639

Liabilities and Stockholders’ Equity
Deposits	$795,204	673,870
Accrued interest payable	140	420
Customer escrows	1,998	2,413
Accrued expenses and other liabilities	8,986	8,288
Total liabilities	806,328	684,991
Commitments and contingencies
Stockholders’ equity:
Serial-preferred stock ($.01 par value): authorized 500,000 shares; issued 0	0	0
Common stock ($.01 par value): authorized 16,000,000 shares; issued 9,128,662	91	91
Additional paid-in capital	40,480	40,365
Retained earnings, subject to certain restrictions	117,849	107,547
Accumulated other comprehensive income	1,282	46
Unearned employee stock ownership plan shares	(1,450)	(1,643)
Treasury stock, at cost 4,359,552 and 4,284,840 shares	(55,000)	(53,758)
Total stockholders’ equity	103,252	92,648
Total liabilities and stockholders’ equity	$909,580	777,639

See accompanying notes to consolidated financial statements.

Consolidated Statements of Comprehensive Income

Years ended December 31 (Dollars in thousands, except per share amounts)	2020	2019	2018
Interest income:
Loans receivable	$29,924	29,787	28,535
Securities available for sale:
Mortgage-backed and related	1,155	343	197
Other marketable	702	1,157	1,138
Other	178	603	511
Total interest income	31,959	31,890	30,381

Interest expense:
Deposits	2,851	3,332	2,231
Advances and other borrowings	0	7	2
Total interest expense	2,851	3,339	2,233
Net interest income	29,108	28,551	28,148
Provision for loan losses	2,699	(1,216)	(649)
Net interest income after provision for loan losses	26,409	29,767	28,797

Non-interest income:
Fees and service charges	2,877	3,100	3,330
Loan servicing fees	1,356	1,278	1,255
Gain on sales of loans	9,531	2,941	2,095
Other	1,190	1,136	1,034
Total non-interest income	14,954	8,455	7,714

Non-interest expense:
Compensation and benefits	15,646	15,659	14,728
Occupancy and equipment	4,429	4,442	4,304
Data processing	1,314	1,263	1,270
Professional services	1,405	1,573	1,137
Other	4,199	4,168	3,948
Total non-interest expense	26,993	27,105	25,387
Income before income tax expense	14,370	11,117	11,124
Income tax expense	4,068	3,324	2,888
Net income	10,302	7,793	8,236
Other comprehensive income (loss), net of tax	1,236	1,142	(69)
Comprehensive income available to common shareholders	$11,538	8,935	8,167
Basic earnings per common share	$2.23	1.69	1.89
Diluted earnings per common share	$2.22	1.68	1.71

See accompanying notes to consolidated financial statements.

Consolidated Statements of Stockholders’ Equity

(Dollars in thousands)	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Unearned Employee Stock Ownership Plan	Treasury Stock	Total Stock- holders’ Equity
Balance, December 31, 2017	$91	50,623	91,448	(957)	(2,030)	(58,357)	80,818
Net income			8,236				8,236
Other comprehensive loss				(69)			(69)
Reclassification due to adjustments for equity securities as required by ASU 2016-01			70	(70)			0
Stock warrants purchased		(6,453)					(6,453)
Exercise of stock warrants		(4,168)				4,168	0
Exercise of stock options		(145)				145	0
Tax benefits of exercised stock options		64					64
Stock compensation expense		17					17
Restricted stock awards		(188)				188	0
Amortization of restricted stock awards		134					134
Earned employee stock ownership plan shares		206			194		400
Balance, December 31, 2018	$91	40,090	99,754	(1,096)	(1,836)	(53,856)	83,147
Net income			7,793				7,793
Other comprehensive income				1,142			1,142
Stock compensation expense		1					1
Restricted stock awards		(143)				143	0
Stock awards withheld for tax withholding						(45)	(45)
Amortization of restricted stock awards		187					187
Earned employee stock ownership plan shares		230			193		423
Balance, December 31, 2019	$91	40,365	107,547	46	(1,643)	(53,758)	92,648
Net income			10,302				10,302
Other comprehensive income				1,236			1,236
Stock repurchases						(1,450)	(1,450)
Restricted stock awards		(268)				268	0
Stock awards withheld for tax withholding						(60)	(60)
Amortization of restricted stock awards		238					238
Earned employee stock ownership plan shares		145			193		338
Balance, December 31, 2020	$91	40,480	117,849	1,282	(1,450)	(55,000)	103,252

See accompanying notes to consolidated financial statements.

Consolidated Statements of Cash Flows

Years ended December 31 (Dollars in thousands)	2020	2019	2018
Cash flows from operating activities:
Net income	$10,302	7,793	8,236
Adjustments to reconcile net income to cash provided by operating activities:
Provision for loan losses	2,699	(1,216)	(649)
Depreciation	1,108	1,129	1,078
Amortization of premiums, net	221	3	16
Amortization of deferred loan fees	(977)	(91)	(260)
Amortization of core deposit intangible	99	99	99
Amortization of purchased asset fair value adjustments	(29)	(41)	(70)
Amortization of mortgage servicing rights	1,318	780	551
Capitalized mortgage servicing rights	(2,189)	(1,097)	(682)
Deferred income tax (credit) expense	(802)	496	1,084
Losses (gains) recognized on equity securities, net	19	(46)	36
(Gains) losses on sale of premises	(5)	24	11
Gains on sale of real estate owned, net	(129)	0	(80)
Gain on sales of loans	(9,531)	(2,941)	(2,095)
Proceeds from sales of loans held for sale	268,019	124,858	88,649
Disbursements on loans held for sale	(254,484)	(115,861)	(76,489)
Amortization of restricted stock awards	238	187	134
Amortization of unearned ESOP shares	193	193	194
Earned ESOP shares priced above original cost	145	230	206
Stock compensation expense	0	1	17
(Increase) decrease in accrued interest receivable	(851)	105	(12)
(Decrease) increase in accrued interest payable	(280)	74	200
Decrease (increase) in other assets	1,175	693	(1,343)
Increase (decrease) in other liabilities	670	(199)	(1,024)
Other, net	13	28	2
Net cash provided by operating activities	16,942	15,201	17,809
Cash flows from investing activities:
Principal collected on securities available for sale	17,046	2,867	1,914
Proceeds collected on maturity of securities available for sale	41,240	25,400	310
Purchases of securities available for sale	(97,294)	(54,427)	(4,888)
Purchase of Federal Home Loan Bank stock	(79)	(1,040)	(322)
Redemption of Federal Home Loan Bank stock	0	1,053	272
Proceeds from sales of real estate	434	0	367
Net increase in loans receivable	(55,106)	(14,765)	(11,483)
Proceeds from sale of premises	12	195	0
Purchases of premises and equipment	(734)	(2,232)	(2,497)
Net cash used by investing activities	(94,481)	(42,949)	(16,327)
Cash flows from financing activities:
Increase (decrease) in deposits	121,334	50,518	(12,249)
Treasury stock purchased	(1,450)	0	0
Warrants purchased	0	0	(6,453)
Stock awards withheld for tax withholding	(60)	(45)	0
Excess tax benefit from options exercised	0	0	64
Proceeds from borrowings	2	26,001	6,801
Repayment of borrowings	(2)	(26,001)	(6,801)
(Decrease) increase in customer escrows	(415)	965	301
Net cash provided (used) by financing activities	119,409	51,438	(18,337)
Increase (decrease) in cash and cash equivalents	41,870	23,690	(16,855)
Cash and cash equivalents, beginning of year	44,399	20,709	37,564
Cash and cash equivalents, end of year	$86,269	44,399	20,709
Supplemental cash flow disclosures:
Cash paid for interest	$3,131	3,265	2,034
Cash paid for income taxes	3,617	2,911	4,264
Supplemental noncash flow disclosures:
Loans transferred to loans held for sale	6,815	6,253	11,642
Transfer of loans to real estate owned, net	362	166	74
Right to use assets and lease obligations	0	4,505	0

See accompanying notes to consolidated financial statements.

Notes to Consolidated Financial Statements

December 31, 2020, 2019 and 2018

NOTE 1 Description of the Business and Summary of Significant Accounting Policies

HMN Financial, Inc. (HMN or the Company) is a stock savings bank holding company that owns 100 percent of Home Federal Savings Bank (the Bank). The Bank has a community banking philosophy and operates retail banking and loan production facilities in Minnesota, Iowa and Wisconsin. The Bank has two wholly owned subsidiaries, Osterud Insurance Agency, Inc. (OIA), which does business as Home Federal Investment Services and offers financial planning products and services, and HFSB Property Holdings, LLC (HPH), which is currently inactive, but has acted in the past as an intermediary for the Bank in holding and operating certain foreclosed properties.

The consolidated financial statements included herein are for HMN, the Bank, OIA and HPH. All significant intercompany accounts and transactions have been eliminated in consolidation.

The Company evaluated subsequent events through the filing date of our annual 10-K with the Securities and Exchange Commission (SEC) on March 5, 2021.

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

Estimates related to litigation are inherently subjective and the ultimate resolution of any litigation may be different than current management estimates. See “Note 18 Commitments and Contingencies” for further information on outstanding litigation matters.

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

The Interagency Statement on Loan Modification and Reporting for Financial Institutions Working with Customers Affected by the Coronavirus and section 4013 of the CARES act allow financial institutions to grant modifications of loans to borrowers that were impacted by the pandemic without classifying the modifications as TDR’s. See “Note 6 Allowance for Loan Losses and Credit Quality Information” for additional information on accommodations that were granted to borrowers in 2020.

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

Income Taxes

Deferred tax assets and liabilities are recognized for future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date. A valuation allowance is required to be recognized if it is more-likely-than-not that the deferred tax asset will not be realized. The determination of the realizability of the deferred tax asset is subjective and dependent upon judgment concerning management’s evaluation of both positive and negative evidence regarding the ultimate realizability of deferred tax assets. The Company is no longer subject to federal or state income tax examinations by tax authorities for years before 2017.

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

New Accounting Pronouncements

In June 2016, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The amendments in this ASU affect all entities that measure credit losses on financial instruments including loans, debt securities, trade receivables, net investments in leases, off-balance sheet credit exposures, reinsurance receivables, and any other financial asset that has a contractual right to receive cash that is not specifically excluded. The main objective of this ASU is to provide financial statement users with more decision-useful information about the expected credit losses on financial instruments and other commitments to extend credit held by a reporting entity at each reporting date. To achieve this objective, the amendments in this ASU replace the incurred loss impairment methodology required in current GAAP with a methodology that reflects expected credit losses that requires consideration of a broader range of reasonable and supportable information to estimate credit losses. The amendments in this ASU will affect entities to varying degrees depending on the credit quality of the assets held by the entity, the duration of the assets held, and how the entity applies the current incurred loss methodology. The amendments in this ASU, for public business entities that are filers with the Securities and Exchange Commission (SEC), were originally effective for fiscal years beginning after December 15, 2019, including interim periods within those annual periods. On November 26, 2019, the FASB issued ASU 2019-11, Codification Improvements to Topic 326, Financial Instruments – Credit Losses which delayed the implementation date of ASU 2016-13 for SEC smaller reporting companies, such as HMN, from the first quarter of 2020 to the first quarter of 2023. All entities may adopt the amendments in the ASU early as of the fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Amendments should be applied using a modified retrospective transition method by means of a cumulative-effect adjustment to equity as of the beginning of the period in which the guidance is adopted. The Company has not early adopted this ASU. Management has accumulated the charge off information necessary to calculate the appropriate life of loan loss percentages for the various loan categories, has identified several key metrics to help identify and project anticipated changes in the credit quality of the Bank’s loan portfolio upon enactment, and is in the process of evaluating the determination of potential qualitative reserve amounts and the impact that the adoption of this ASU will have on the Company’s consolidated financial statements when it is adopted in the first quarter of 2023.

On February 6, 2020, the FASB issued ASU 2020-02, Financial Instruments-Credit Losses (Topic 326) and Leases (Topic 842)-Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin No. 119 and Update to SEC Section on Effective Date Related to Accounting Standards Update No. 2016-02, Leases (Topic 842). The amendments in this ASU related to Leases (Topic 842) did not have any impact on the Company. The amendments in this ASU related to Topic 326 adds additional guidance related to the SEC’s expectations for the documentation of the measurement, review process, and the systematic methodology used by entities to determine the current credit losses under FASB ASC Topic 326. Management is currently in the process of reviewing how the Company’s credit loss calculation and review processes will be impacted by the additional guidance of this ASU when ASC Topic 326 is adopted in the first quarter of 2023.

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

NOTE 2 Revenue Recognition

The Company recognizes revenue in accordance with ASU 2014-09 (Topic 606) and all subsequent amendments to the ASU (collectively, “ASC 606”). The Company’s services that fall within the scope of ASC 606 are presented on the income statement within non-interest income and other non-interest expense and are recognized as revenue as the Company satisfies its performance obligation to the customer. Services within the scope of ASC 606 include fees and service charges on deposit accounts, ATM and debit card interchange income, safe deposit box rental fees, check printing charges, income earned on the sale of uninsured investment products, and gains or losses recognized on the sale of real estate owned that is included in other non-interest expense.

All of the Company’s revenue from contracts with customers within the scope of ASC 606 is recognized within non-interest income except for the gain or loss on the sale of real estate owned which is included in other non-interest expense. The following table presents the Company’s sources of non-interest income for the years ended December 31, 2020, 2019 and 2018. Sources of revenue outside the scope of ASC 606 are noted as such.

	Year ended December 31,
(Dollars in thousands)	2020	2019	2018
Non-interest income:
Fees and service charges on deposit accounts	$986	1,257	1,308
Other fees and service charges	369	433	585
Debit card interchange fees	1,522	1,410	1,437
Gain on sale of loans (1)	9,531	2,941	2,095
Loan servicing fees (1)	1,356	1,278	1,255
Uninsured investment product sales	991	909	870
Other	199	227	164
Total non-interest income	14,954	8,455	7,714
Gain on sale of real estate owned(2)	129	0	80
Total non-interest income and other ASC 606 items	$15,083	8,455	7,794

(1) Not within the scope of ASC 606.

(2) Included in other-non-interest expense.

A description of the Company’s revenue categories that are accounted for under ASC 606 is as follows:

Fees and Service Charges on Deposit Accounts

The Company earns fees from deposit customers for transaction-based, account maintenance, and overdraft services. Transaction-based fees, which include services such as ATM use fees, wire transfer fees, check cashing fees, stop payment charges, statement rendering, ACH fees, and other deposit related fees, are recognized at the time the transaction is executed or when the Company fulfills the customer’s request. Account maintenance fees, which relate primarily to monthly maintenance, are earned over the course of a month, representing the period over which the Company satisfies the performance obligation. Overdraft fees are recognized at the point in time that the overdraft occurs. Service charges on deposits are recognized when they are withdrawn from the customer’s account balance.

Other Fees and Service Charges
Other fees and service charges consist of revenues that are both within the scope of and outside the scope of ASC 606. Other fees and service charges within the scope of ASC 606 consist of fees for the rental of safe deposit boxes and check printing charges. Revenues for these fees are recognized over the period the service is provided or the fee is incurred by the customer. Other fees and service charges outside the scope of ASC 606 consist of loan commitment fees and late charges on loans.

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

Other

Other non-interest income consists of revenues that are both within the scope of and outside the scope of ASC 606. Other income within the scope of ASC 606 consists of gains and losses on asset sales. Other income outside the scope of ASC 606 consists of gains and losses on equity securities and rental income on buildings.

Gain on Sale of Real Estate Owned

Other non-interest expense includes gains and losses on the sale of real estate owned which are recognized when the real estate is sold. Gains realized on the sale of real estate owned is the only item in other non-interest expense that is within the scope of ASC 606.

NOTE 3 Other Comprehensive Income (Loss)

The components of other comprehensive income (loss) and the related tax effects were as follows:

	For the years ended December 31,
	2020			2019			2018
(Dollars in thousands)	Before Tax	Tax Effect	Net of Tax	Before Tax	Tax Effect	Net of Tax	Before Tax	Tax Effect	Net of Tax
Securities available for sale:
Unrealized gains (losses) arising during the period	$1,714	478	1,236	1,585	443	1,142	(94)	(25)	(69)
Other comprehensive income (loss)	$1,714	478	1,236	1,585	443	1,142	(94)	(25)	(69)

NOTE 4 Securities Available for Sale

A summary of securities available for sale at December 31, 2020 and 2019 is as follows:

(Dollars in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
December 31, 2020
Mortgage-backed securities:
Federal National Mortgage Association (FNMA)	$68,699	1,313	(3)	70,009
Federal Home Loan Mortgage Corporation (FHLMC)	31,025	327	0	31,352
Collateralized mortgage obligations:
FNMA	97	6	0	103
	99,821	1,646	(3)	101,464
Other marketable securities:
U.S. Government agency obligations	45,029	204	0	45,233
Municipal obligations	725	1	0	726
Corporate obligations	37	0	0	37
Corporate preferred stock	700	0	(70)	630
	46,491	205	(70)	46,626
	$146,312	1,851	(73)	148,090

December 31, 2019
Mortgage-backed securities:
FNMA	$46,604	47	(65)	46,586
FHLMC	8,004	88	0	8,092
Collateralized mortgage obligations:
FNMA	169	4	0	173
	54,777	139	(65)	54,851
Other marketable securities:
U.S. Government agency obligations	49,974	39	(21)	49,992
Municipal obligations	1,969	7	0	1,976
Corporate obligations	108	0	0	108
Corporate preferred stock	700	0	(35)	665
	52,751	46	(56)	52,741
	$107,528	185	(121)	107,592

The Company did not sell any available for sale securities and did not recognize any gains or losses on securities available for sale in 2020, 2019 or 2018.

The following table presents the amortized cost and estimated fair value of securities available for sale at December 31, 2020, based upon contractual maturity adjusted for scheduled repayments of principal and projected prepayments of principal based upon current economic conditions and interest rates. Actual maturities may differ from the maturities in the following table because obligors may have the right to call or prepay obligations with or without call or prepayment penalties:

(Dollars in thousands)	Amortized Cost	Fair Value
Due one year or less	$71,923	72,677
Due after one year through five years	64,016	64,951
Due after five years through ten years	9,558	9,715
Due after ten years	815	747
Total	$146,312	148,090

The allocation of mortgage-backed securities in the table above is based upon the anticipated future cash flow of the securities using estimated mortgage prepayment speeds.

The following table shows the gross unrealized losses and fair values for the securities available for sale portfolio aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2020 and 2019:

	Less Than Twelve Months			Twelve Months or More			Total
(Dollars in thousands)	# of Investments	Fair Value	Unrealized Losses	# of Investments	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
December 31, 2020
Mortgage backed securities:
FNMA	1	$4,956	(3)	0	$0	0	$4,956	(3)
Other marketable securities:
Corporate preferred stock	0	0	0	1	630	(70)	630	(70)
Total temporarily impaired securities	1	$4,956	(3)	1	$630	(70)	$5,586	(73)

December 31, 2019
Mortgage backed securities:
FNMA	4	$12,143	(65)	0	$0	0	$12,143	(65)
Other marketable securities:
U.S. Government agency obligations	0	0	0	4	19,972	(21)	19,972	(21)
Corporate preferred stock	0	0	0	1	665	(35)	665	(35)
Total temporarily impaired securities	4	$12,143	(65)	5	$20,637	(56)	$32,780	(121)

We review our investment portfolio on a quarterly basis for indications of impairment. This review includes analyzing the length of time and the extent to which the fair value has been lower than the cost, the market liquidity for the investment, the financial condition and near-term prospects of the issuer, including any specific events which may influence the operations of the issuer, and our intent and ability to hold the investment for a period of time sufficient to recover the temporary loss. The unrealized losses on impaired securities other than the corporate preferred stock are the result of changes in interest rates. The unrealized losses reported for the corporate preferred stock at December 31, 2020 relates to a single trust preferred security that was issued by the holding company of a small community bank. As of December 31, 2020 all payments were current on the trust preferred security and the issuer’s subsidiary bank was considered to be “well capitalized” based on its most recent regulatory filing. Based on a review of the issuer, it was determined that the trust preferred security was not other-than-temporarily impaired at December 31, 2020. The Company does not intend to sell the preferred stock and has the intent and ability to hold it for a period of time sufficient to recover the temporary loss. Management believes that the Company will receive all principal and interest payments contractually due on the security and that the decrease in the market value is primarily due to a lack of liquidity in the market for trust preferred securities. Management will continue to monitor the credit risk of the issuer and may be required to recognize other-than-temporary impairment charges on this security in future periods.

NOTE 5 Loans Receivable, Net

A summary of loans receivable at December 31, 2020 and 2019, is as follows:

(Dollars in thousands)	2020	2019
Residential real estate loans:
Single family conventional	$134,390	119,805
Single family government guaranteed	633	259
	135,023	120,064
Commercial real estate:
Construction:
Single family	19,832	23,256
Multi-family	2,316	1,858
Commercial real estate	9,345	6,008
Child care services	3,933	1,455
Churches/community service	8,427	10,156
Fitness/recreation	1,596	1,636
Land developments	13,237	13,167
Lodging	61,823	58,643
Manufacturing	20,833	20,027
Movie theaters	9,619	9,761
Multi-family	41,456	48,663
Nursing home/healthcare	14,488	7,767
Restaurant/bar/cafe	6,383	6,752
Retail/office	93,472	71,730
Warehouse	32,568	32,064
Other	41,376	37,252
	380,704	350,195
Consumer:
Autos	1,937	2,608
Home equity line	21,308	28,004
Home equity	11,549	16,422
Land/lots	3,357	3,358
Recreational vehicles	15,645	17,266
Other - secured	855	1,195
Other - unsecured	740	1,096
	55,391	69,949
Commercial business	82,673	64,227
Total loans	653,791	604,435
Less:
Unamortized discounts	12	15
Net deferred loan fees (costs)	450	(536)
Allowance for loan losses	10,699	8,564
Total loans receivable, net	$642,630	596,392
Commitments to originate or purchase loans	$23,596	38,157
Commitments to deliver loans to secondary market	$24,746	10,098
Weighted average contractual rate of loans in portfolio	4.21%	4.75%

Included in total commitments to originate or purchase loans are fixed rate loans aggregating $19.5 million and $19.0 million as of December 31, 2020 and 2019, respectively. The interest rates on these loan commitments ranged from 2.25% to 4.75% at December 31, 2020 and from 3.00% to 5.65% at December 31, 2019.

The aggregate amount of loans to executive officers and directors of the Company was $0.2 million, $0.1 million and $0.1 million at December 31, 2020, 2019 and 2018, respectively. During 2020, new loans to executive officers totaled $0.1 million. There were no principal payments made on this new loan in 2020. The remaining balance of $0.1 million for all three years represents a Home Equity Line of Credit for one executive officer and there have been no advances or principal payments on the line of credit during 2020, 2019 or 2018. All loans to executive officers and directors are made in the ordinary course of business on normal credit terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated parties.

At December 31, 2020, 2019 and 2018, the Company was servicing loans for others with aggregate unpaid principal balances of $580.0 million, $505.7 million and $480.6 million, respectively.

The Company originates residential, commercial real estate and other loans primarily in Minnesota, Wisconsin and Iowa. At December 31, 2020 and 2019, the Company had in its portfolio single family residential loans located in the following states:

	2020		2019
(Dollars in thousands)	Amount	Percent of Total	Amount	Percent of Total
Minnesota	$114,575	84.9%	$107,607	89.6%
Wisconsin	15,910	11.8	8,483	7.1
Other states (1)	4,538	3.3	3,974	3.3
Total	$135,023	100.0%	$120,064	100.0%

(1) Amounts under four million dollars in both years are included in “Other states”.

At December 31, 2020 and 2019, the Company had in its portfolio commercial real estate loans located in the following states:

	2020		2019
(Dollars in thousands)	Amount	Percent of Total	Amount	Percent of Total
Florida	$4,350	1.1%	$6,520	1.9%
Iowa	6,281	1.7	6,794	1.9
Minnesota	261,598	68.7	244,572	69.8
North Carolina	4,571	1.2	4,624	1.3
Wisconsin	90,112	23.7	73,122	20.9
Other states(1)	13,792	3.6	14,563	4.2
Total	$380,704	100.0%	$350,195	100.0%

(1) Amounts under four million dollars in both years are included in “Other states”.

NOTE 6 Allowance for Loan Losses and Credit Quality Information

The allowance for loan losses is summarized as follows:

(Dollars in thousands)	Single Family	Commercial Real Estate	Consumer	Commercial Business	Total
Balance, December 31, 2017	$900	5,073	1,630	1,708	9,311

Provision for losses	$(44)	(421)	202	(386)	(649)
Charge-offs	(24)	0	(226)	(270)	(520)
Recoveries	1	217	16	310	544
Balance, December 31, 2018	$833	4,869	1,622	1,362	8,686

Provision for losses	$25	(1,509)	(29)	297	(1,216)
Charge-offs	(1)	0	(107)	(880)	(988)
Recoveries	0	1,700	21	361	2,082
Balance, December 31, 2019	$857	5,060	1,507	1,140	8,564

Provision for losses	$173	2,938	(63)	(349)	2,699
Charge-offs	0	(730)	(84)	(8)	(822)
Recoveries	0	27	29	202	258
Balance, December 31, 2020	$1,030	7,295	1,389	985	10,699

Allocated to:
Specific reserves	$62	451	119	93	725
General reserves	795	4,609	1,388	1,047	7,839
Balance, December 31, 2019	$857	5,060	1,507	1,140	8,564

Allocated to:
Specific reserves	$29	95	100	14	238
General reserves	1,001	7,200	1,289	971	10,461
Balance, December 31, 2020	$1,030	7,295	1,389	985	10,699

Loans receivable at December 31, 2019:
Individually reviewed for impairment	$974	1,166	976	735	3,851
Collectively reviewed for impairment	119,090	349,029	68,973	63,492	600,584
Ending balance	$120,064	350,195	69,949	64,227	604,435

Loans receivable at December 31, 2020:
Individually reviewed for impairment	$857	1,484	750	35	3,126
Collectively reviewed for impairment	134,166	379,220	54,641	82,638	650,665
Ending balance	$135,023	380,704	55,391	82,673	653,791

The following table summarizes the amount of classified and unclassified loans at December 31, 2020 and 2019:

	December 31, 2020
	Classified					Unclassified
(Dollars in thousands)	Special Mention	Substandard	Doubtful	Loss	Total	Total	Total Loans
Single family	$1,219	2,845	29	0	4,093	130,930	135,023
Commercial real estate:
Real estate rental and leasing	8,065	3,483	0	0	11,548	190,852	202,400
Other	8,774	9,750	0	0	18,524	159,780	178,304
Consumer	0	600	132	18	750	54,641	55,391
Commercial business	1,968	2,482	0	0	4,450	78,223	82,673
	$20,026	19,160	161	18	39,365	614,426	653,791

	December 31, 2019
	Classified					Unclassified
(Dollars in thousands)	Special Mention	Substandard	Doubtful	Loss	Total	Total	Total Loans
Single family	$1,118	1,765	35	0	2,918	117,146	120,064
Commercial real estate:
Real estate rental and leasing	3,489	9,114	0	0	12,603	179,899	192,502
Other	4,451	5,253	0	0	9,704	147,989	157,693
Consumer	0	842	69	65	976	68,973	69,949
Commercial business	5,710	2,516	0	0	8,226	56,001	64,227
	$14,768	19,490	104	65	34,427	570,008	604,435

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

The aging of past due loans at December 31, 2020 and 2019 is summarized as follows:

(Dollars in thousands)	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	Total Past Due	Current Loans	Total Loans	Loans 90 Days or More Past Due and Still Accruing
2020
Single family	$626	38	298	962	134,061	135,023	0
Commercial real estate:
Real estate rental and leasing	0	0	0	0	202,400	202,400	0
Other	0	0	0	0	178,304	178,304	0
Consumer	458	66	279	803	54,588	55,391	0
Commercial business	0	0	0	0	82,673	82,673	0
	$1,084	104	577	1,765	652,026	653,791	0
2019
Single family	$786	77	59	922	119,142	120,064	0
Commercial real estate:
Real estate rental and leasing	0	0	0	0	192,502	192,502	0
Other	0	0	0	0	157,693	157,693	0
Consumer	527	31	206	764	69,185	69,949	0
Commercial business	147	13	550	710	63,517	64,227
	$1,460	121	815	2,396	602,039	604,435	0

Impaired loans include loans that are non-performing (non-accruing) and loans that have been modified in a TDR.

The following table summarizes impaired loans and related allowances for the years ended December 31, 2020 and 2019:

	December 31, 2020
(Dollars in thousands)	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
Loans with no related allowance recorded:
Single family	$740	759	0	616	34
Commercial real estate:
Real estate rental and leasing	932	1,582	0	580	33
Other	211	211	0	314	2
Consumer	574	574	0	626	10
Commercial business	0	0	0	2	0

Loans with an allowance recorded:
Single family	117	117	29	242	0
Commercial real estate:
Real estate rental and leasing	166	166	5	175	0
Other	175	175	90	425	10
Consumer	176	176	100	170	6
Commercial business	35	586	14	200	2

Total:
Single family	857	876	29	858	34
Commercial real estate:
Real estate rental and leasing	1,098	1,748	5	755	33
Other	386	386	90	739	12
Consumer	750	750	100	796	16
Commercial business	35	586	14	202	2
	$3,126	4,346	238	3,350	97

	December 31, 2019
(Dollars in thousands)	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
Loans with no related allowance recorded:
Single family	$544	563	0	508	33
Commercial real estate:
Other	0	0	0	10	0
Consumer	781	781	0	580	26

Loans with an allowance recorded:
Single family	430	430	62	633	3
Commercial real estate:
Real estate rental and leasing	184	184	16	193	0
Other	982	982	435	1,048	71
Consumer	195	195	119	231	14
Commercial business	735	1,287	93	476	24

Total:
Single family	974	993	62	1,141	36
Commercial real estate:
Real estate rental and leasing	184	184	16	193	0
Other	982	982	435	1,058	71
Consumer	976	976	119	811	40
Commercial business	735	1,287	93	476	24
	$3,851	4,422	725	3,679	171

At December 31, 2020, 2019 and 2018, non-accruing loans totaled $2.7 million, $2.1 million and $2.7 million, respectively, for which the related allowance for loan losses was $0.2 million, $0.2 million and $0.7 million, respectively. Non-accruing loans for which no specific allowance has been recorded because management determined that the value of the collateral was sufficient to repay the loan totaled $2.1 million, $0.8 million and $0.4 million at December 31, 2020, 2019 and 2018, respectively. Had the non-accruing loans performed in accordance with their original terms, the Company would have recorded gross interest income on the loans of $0.2 million, $0.2 million and $0.3 million in 2020, 2019 and 2018, respectively. For each of the years ended December 31, 2020, 2019 and 2018, the Company recognized interest income on these loans of $0.1 million. All of the interest income that was recognized for non-accruing loans was recognized using the cash basis method of income recognition. Non-accrual loans also include some of the loans that have had terms modified in a TDR.

The following table summarizes non-accrual loans at December 31, 2020 and 2019:

(Dollars in thousands)	2020	2019
Single family	$502	617
Commercial real estate:
Real estate rental and leasing	1,098	184
Other	386	0
Consumer	689	659
Commercial business	9	621
	$2,684	2,081

Included in loans receivable, net, are certain loans that have been modified in order to maximize collection of loan balances. If the Company, for legal or economic reasons related to the borrower’s financial difficulties, grants a concession compared to the original terms and conditions of the loan, the modified loan is considered a TDR.

At December 31, 2020, 2019 and 2018, there were loans included in loans receivable, net, with terms that had been modified in a TDR totaling $1.5 million, $2.5 million and $2.5 million, respectively. Had these loans been performing in accordance with their original terms throughout 2020, 2019 and 2018, the Company would have recorded gross interest income of $0.1 million, $0.2 million and $0.3 million, respectively. During 2020 the amount of interest income received on these loans was not material. During 2019 and 2018, the Company recognized interest income of $0.1 million and $0.2 million, respectively, on these loans. For the loans that were modified in 2020, none were classified and performing and $0.3 million were non-performing at December 31, 2020.

The following table summarizes TDRs at December 31, 2020 and 2019:

(Dollars in thousands)	2020	2019
Single family	$612	623
Commercial real estate:
Other	211	983
Consumer	630	745
Commercial business	25	114
	$1,478	2,465

As of December 31, 2020, the Bank had commitments to lend an additional $1.1 million to a borrower who has a TDR and non-accrual loans. These additional funds are for the construction of single family homes with a maximum loan-to-value ratio of 75%. These loans are secured by the homes under construction. There were commitments to lend additional funds of $0.8 million to this same borrower at December 31, 2019.

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

When a loan is modified as a TDR, there may be a direct, material impact on the loans within the Consolidated Balance Sheets, as principal balances may be partially forgiven. The financial effects of TDRs are presented in the following table and represent the difference between the outstanding recorded balance pre-modification and post-modification, for the periods ended December 31, 2020 and 2019:

	Year ended December 31, 2020			Year ended December 31, 2019
(Dollars in thousands)	Number of Contracts	Pre-modification Outstanding Recorded Investment	Post-modification Outstanding Recorded Investment	Number of Contracts	Pre-modification Outstanding Recorded Investment	Post-modification Outstanding Recorded Investment
Troubled debt restructurings:
Single family	1	$94	101	4	$215	220
Commercial real estate:
Other	2	293	293	0	0	0
Consumer	0	0	0	10	371	371
Total	3	$387	394	14	$586	591

There were no loans that were restructured during the years ended December 31, 2020 and 2019 that subsequently defaulted during 2020 and 2019, respectively.

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

TDRs are reviewed for impairment following the same methodology as other impaired loans. For loans that are collateral dependent, the value of the collateral is reviewed and additional reserves may be added as needed. Loans that are not collateral dependent may have additional reserves established if deemed necessary. The allocated reserves for TDRs were $0.1 million, or 0.9%, of the total $10.7 million in allowance for loan losses at December 31, 2020, and $0.6 million, or 7.2%, of the total $8.6 million in allowance for loan losses at December 31, 2019.

The CARES Act was signed into law on March 27, 2020 and the Bank’s regulators issued the Interagency Statement on Loan Modification and Reporting for Financial Institutions Working with Customers Affected by the Coronavirus on April 7, 2020. In accordance with the regulatory guidance, the Bank offered loan payment accommodations to certain customers who were negatively impacted by the COVID-19 pandemic by deferring the loan payments for up to six months on their outstanding loans with the Bank. At June 30, 2020 the Bank had $119.1 million of loans to borrowers who had their payments deferred. At December 31, 2020 those deferral periods had expired and the Bank had no loans to borrowers that had their loan payments deferred. Section 4013 of the CARES act temporarily allows the Bank to grant modifications of loans to borrowers that were impacted by the pandemic without classifying the modifications as TDR’s if the accommodation was granted prior to December 31, 2020. All of the borrowers whose loan deferral period ended during 2020 have resumed making their normal payments except for the $34.6 million of loans that were granted loan accommodations in accordance with Section 4013 of the CARES Act. These accommodations are in addition to the TDR’s that are disclosed above. The accommodations granted included $29.2 million of loans that are required to make interest only payments for periods up to one year and $5.4 million of loans that had their loan amortization period increased. Of the loans removed from the deferred list during the period, $8.1 million were downgraded, of which $2.3 million were classified but still accruing at December 31, 2020. The commercial credit area continues to communicate regularly with the borrowers that have been granted loan accommodations and monitors their activity closely. This information is used to analyze the performance of these loans and to anticipate potential issues that these loans may develop so that risk ratings may be appropriately adjusted in a timely manner. It is anticipated that some borrowers that have been granted accommodations will be in a position to resume making their regular loan payments at the end of the current accommodation period. Other borrowers, particularly in the hospitality and restaurant industries, may need additional accommodations when the current accommodation period ends as their operations may need more time to recover from the impacts of the pandemic.

NOTE 7 Accrued Interest Receivable

Accrued interest receivable at December 31 is summarized as follows:

(Dollars in thousands)	2020	2019
Securities available for sale	$392	378
Loans receivable	2,710	1,873
	$3,102	2,251

NOTE 8 Intangible Assets

The Company’s intangible assets consist of core deposit intangibles, goodwill and mortgage servicing rights. A summary of mortgage servicing rights activity for 2020 and 2019 is as follows:

(Dollars in thousands)	2020	2019
Mortgage servicing rights, net:
Balance, beginning of year	$2,172	1,855
Originations	2,189	1,097
Amortization	(1,318)	(780)
Balance, end of year	3,043	2,172
Fair value of mortgage servicing rights	$3,378	3,390

All of the single family loans sold where the Company continues to service the loans are serviced for FNMA under the individual loan sale program. The following is a summary of the risk characteristics of the loans being serviced for FNMA at December 31, 2020:

(Dollars in thousands)	Loan Principal Balance	Weighted Average Interest Rate	Weighted Average Remaining Term (months)	Number of Loans
Original term:
30 year fixed rate	$393,956	3.65%	312	2,629
15 year fixed rate	123,442	2.97	142	1,102

The gross carrying amount of intangible assets and the associated accumulated amortization at December 31, 2020 and 2019 are presented in the following table. Amortization expense for intangible assets was $1.4 million, $0.9 million and $0.7 million for the years ended December 31, 2020, 2019 and 2018, respectively.

	Gross		Unamortized
	Carrying	Accumulated	Intangible
(Dollars in thousands)	Amount	Amortization	Assets
December 31, 2020
Mortgage servicing rights	$5,691	(2,648)	3,043
Core deposit intangibles	574	(517)	57
Goodwill	802	0	802
Total	$7,067	(3,165)	3,902

December 31, 2019
Mortgage servicing rights	$4,968	(2,796)	2,172
Core deposit intangibles	574	(418)	156
Goodwill	802	0	802
Total	$6,344	(3,214)	3,130

The following table indicates the estimated future amortization expense for amortizing intangible assets:

(Dollars in thousands)	Mortgage Servicing Rights	Core Deposit Intangible	Total Amortizing Intangible Assets
Year ended December 31,
2021	$639	47	686
2022	588	10	598
2023	539	0	539
2024	486	0	486
2025	392	0	392
Thereafter	399	0	399
	$3,043	57	3,100

No amortization expense relating to goodwill is recorded as generally accepted accounting principles do not allow goodwill to be amortized, but require that it be tested for impairment at least annually, or sooner, if there are indications that impairment may exist. The Company’s stock was trading at a price below its book value at December 31, 2020 and therefore, goodwill was analyzed for impairment. Based on this analysis, the Company determined that goodwill was not permanently impaired and no write down was required at December 31, 2020.

Projections of amortization are based on asset balances and the interest rate environment that existed at December 31, 2020. The Company’s actual experience may be significantly different depending upon changes in mortgage interest rates and other market conditions.

NOTE 9 Premises and Equipment

A summary of premises and equipment at December 31, 2020 and 2019 is as follows:

(Dollars in thousands)	2020	2019
Land	$2,615	2,615
Office buildings and improvements	12,074	11,946
Furniture and equipment	12,497	12,954
	27,186	27,515
Accumulated depreciation	(17,053)	(17,000)
	$10,133	10,515

NOTE 10 Leases

The Company accounts for its leases in accordance with ASU 2016-02, Leases (Topic 842) and as of December 31, 2020 a $3.2 million operating lease right-of-use asset and an offsetting lease payment obligation liability were recorded on the consolidated balance sheet in other assets and other liabilities, respectively.

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

The Company’s leases relate to office space and Bank branches with remaining lease terms between 20 and 52 months. Certain leases contain extension options which typically range from 3 to 10 years. Because these extension options are not considered reasonably certain of exercise, they are not included in the lease term.

The table below summarizes our net lease cost for the years ended December 31, 2020 and 2019.

(Dollars in thousands)	2020	2019
Operating lease cost	$892	889

The table below summarizes other information related to our operating leases for the years ended December 31, 2020 and 2019.

(Dollars in thousands)	2020	2019
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$892	889
Weighted-average remaining lease term – operating leases, in years	3.8	4.7
Weighted-average discount rate – operating leases	2.19%	2.19%

The table below summarizes the maturity of remaining lease liabilities:

(Dollars in thousands)	December 31, 2020
2021	$896
2022	932
2023	807
2024	729
2025	15
2026 and thereafter	0
Total lease payments	3,379
Less: Interest	(140)
Present value of lease liabilities	$3,239

NOTE 11 Deposits

Deposits and their weighted average interest rates at December 31, 2020 and 2019 are summarized as follows:

	2020			2019
(Dollars in thousands)	Weighted Average Rate	Amount	Percent of Total	Weighted Average Rate	Amount	Percent of Total
Noninterest checking	0.00%	$239,587	30.1%	0.00%	$183,350	27.2%
Interest checking	0.12	138,709	17.4	0.13	96,341	14.3
Savings accounts	0.06	100,209	12.6	0.08	80,054	11.9
Money market accounts	0.25	214,300	27.0	0.65	187,517	27.8
		692,805	87.1		547,262	81.2
Certificates by rate:
0-0.99%		56,001	7.0		22,499	3.3
1-1.99%		20,613	2.6		38,097	5.7
2-2.99%		21,973	2.8		61,936	9.2
3-3.99%		3,812	0.5		4,076	0.6
Total certificates	1.14	102,399	12.9	1.84	126,608	18.8
Total deposits	0.25	$795,204	100.0%	0.56	$673,870	100.0%

At December 31, 2020 and 2019, the Company had $269.3 million and $215.8 million, respectively, of deposit accounts with balances of $250,000 or more. At December 31, 2020 and 2019, the Company had no certificate accounts that had been acquired through a broker.

Certificates had the following maturities at December 31, 2020 and 2019:

	2020		2019
(Dollars in thousands)	Amount	Weighted Average Rate	Amount	Weighted Average Rate
Remaining term to maturity
1-6 months	$37,165	1.24%	$43,447	1.88%
7-12 months	39,063	0.97	39,074	1.63
13-36 months	23,604	1.25	41,753	2.00
Over 36 months	2,567	1.21	2,334	1.71
	$102,399	1.14	$126,608	1.84

At December 31, 2020 and 2019, the Company had pledged mortgage loans and mortgage-backed and related securities with an amortized cost of approximately $29.8 million and $14.9 million, respectively, as collateral for certain deposits.

Interest expense on deposits is summarized as follows for the years ended December 31, 2020, 2019 and 2018:

(Dollars in thousands)	2020	2019	2018
Checking accounts	$151	103	62
Savings accounts	65	63	61
Money market accounts	840	1,171	865
Certificates	1,795	1,995	1,243
	$2,851	3,332	2,231

NOTE 12 Federal Home Loan Bank (FHLB) Advances and Other Borrowings

The Bank had no outstanding advances from the FHLB or other borrowings as of December 31, 2020 or December 31, 2019. At December 31, 2020 the Bank had collateral pledged to the FHLB consisting of FHLB stock, mortgage loans, and investments with a borrowing capacity of approximately $168.3 million, subject to a requirement to purchase FHLB stock. The Bank also had the ability to borrow $60.4 million from the Federal Reserve Bank of Minneapolis, based upon the loans that were pledged to them as of December 31, 2020, subject to approval from the Board of Governors of the Federal Reserve System (FRB).

At December 31, 2019 the Bank had collateral pledged to the FHLB consisting of FHLB stock, mortgage loans, and investments with a borrowing capacity of approximately $181.2 million, subject to a requirement to purchase FHLB stock. The Bank also had the ability to borrow $65.3 million from the Federal Reserve Bank of Minneapolis, based upon the loans that were pledged to them as of December 31, 2019, subject to approval from the FRB.

NOTE 13 Income Taxes

Income tax expense for the years ended December 31, 2020, 2019 and 2018 is as follows:

(Dollars in thousands)	2020	2019	2018
Current:
Federal	$3,418	2,141	1,690
State	1,452	687	115
Total current	4,870	2,828	1,805
Deferred:
Federal	(589)	256	234
State	(213)	240	849
Total deferred	(802)	496	1,083
Income tax expense	$4,068	3,324	2,888

The reasons for the difference between the expected income tax expense utilizing the federal corporate tax rate of 21% and the actual income tax expense are as follows:

(Dollars in thousands)	2020	2019	2018
Expected federal income tax expense	$3,019	2,334	2,336
Items affecting federal income tax:
State income taxes, net of federal income tax deduction	1,025	852	559
Other, net	24	138	(7)
Income tax expense	$4,068	3,324	2,888

The tax effects of temporary differences that give rise to the deferred tax assets and deferred tax liabilities are as follows at December 31:

(Dollars in thousands)	2020	2019
Deferred tax assets:
Allowances for loan losses	$3,010	2,394
Deferred compensation costs	141	158
Deferred ESOP loan asset	430	453
Non-accruing loan interest	134	78
Other	499	182
Total gross deferred tax assets	4,214	3,265

Deferred tax liabilities:
Deferred loan costs	119	344
Premises and equipment basis difference	549	526
Originated mortgage servicing rights	856	607
Net unrealized gain on securities available for sale	496	18
Other	167	68
Total gross deferred tax liabilities	2,187	1,563
Net deferred tax assets	$2,027	1,702

The Company has no federal and $0.4 million of state net operating loss carryforwards at December 31, 2020.

Retained earnings at December 31, 2020 included approximately $8.8 million for which no provision for income taxes was made. This amount represents allocations of income to bad debt deductions for tax purposes. Reduction of amounts so allocated for purposes other than absorbing losses will create income for tax purposes, which will be subject to the then-current corporate income tax rate.

The Company considers the determination of the deferred tax asset amount and the need for any valuation reserve to be a critical accounting policy that requires significant judgment. The Company has, in its judgment, made reasonable assumptions and considered both positive and negative evidence relating to the ultimate realization of deferred tax assets. Positive evidence includes the cumulative net income generated over the prior three year period and the probability that taxable income will be generated in future periods. The Company could not currently identify any negative evidence. Based upon this evaluation, the Company determined that no valuation allowance was required with respect to the net deferred tax assets at December 31, 2020 and 2019.

NOTE 14 Employee Benefits

The Company participates in the Pentegra Defined Benefit Plan for Financial Institutions (Pentegra DB Plan), a noncontributory multi-employer defined benefit pension plan covering Bank employees who were hired prior to 2002 that met minimum service requirements. Effective September 1, 2002, this plan was frozen and closed to new participants but employees that were already in the plan at the time it was frozen continue to accrue benefits. The Pentegra DB Plan’s Employer Identification Number is 13-5645888 and the Plan number is 333. There are no collective bargaining agreements that require contributions to the Pentegra DB Plan, and there is no funding improvement or rehabilitation plan as part of the Pentegra DB Plan. The Company’s policy is to fund accrued pension costs and the employer contributions paid and expensed for the years ended December 31, 2020, 2019 and 2018 were $0.3 million, $0.3 million and $0.1 million, respectively. The Company’s contributions to the Pentegra DB Plan were not more than 5% of total contributions to the Plan. Funded status (market value of plan assets divided by the funding target) as of July 1 for the 2020, 2019 and 2018 plan years were 85.26%, 87.67% and 89.86%, respectively.

The Company has a qualified, tax-exempt savings plan with a deferred feature qualifying under Section 401(k) of the Internal Revenue Code (the 401(k) Plan). All employees who have attained 18 years of age are eligible to participate in the 401(k) Plan. Participants are permitted to make contributions to the 401(k) Plan equal to the lesser of 50% of their annual salary or the maximum allowed by law, which was $19,500 for 2020, $19,000 for 2019 and $18,500 for 2018, with additional “catch up” contributions allowed for employees over 50 years of age. The Company matches 25% of each participant’s contributions up to a maximum of 8% of their annual salary. Participant contributions and earnings are fully and immediately vested. The Company’s contributions are vested on a three year cliff basis, are expensed annually, and were $0.2 million in 2020, 2019 and 2018.

The Company has adopted an Employee Stock Ownership Plan (the ESOP) that meets the requirements of Section 4975(e)(7) of the Internal Revenue Code and Section 407(d)(6) of ERISA and, as such, the ESOP is empowered to borrow in order to finance purchases of the common stock of HMN. The ESOP borrowed $6.1 million from the Company to purchase 912,866 shares of common stock in the initial public offering of HMN in 1994. As a result of a merger with Marshalltown Financial Corporation (MFC), the ESOP borrowed $1.5 million in 1998 to purchase an additional 76,933 shares of HMN common stock to account for the additional employees and to avoid dilution of the benefit provided by the ESOP. The ESOP debt requires quarterly payments of principal plus interest at 7.52%. The Company has committed to make quarterly contributions to the ESOP necessary to repay the loans including interest. The Company contributed $0.5 million in 2020, 2019 and 2018.

As the debt is repaid, ESOP shares that were pledged as collateral for the debt are released from collateral based on the proportion of debt service paid in the year and then allocated to eligible employees. The Company accounts for its ESOP in accordance with ASU 718, Employers' Accounting for Employee Stock Ownership Plans. Accordingly, the shares pledged as collateral are reported as unearned ESOP shares in stockholders' equity. As shares are determined to be ratably released from collateral, the Company reports compensation expense equal to the current market price of the shares and the shares become outstanding for earnings per common share computations. ESOP compensation expense was $0.4 million for 2020, and $0.5 million for 2019 and 2018.

All employees of the Bank are eligible to participate in the ESOP after they attain age 18 and complete one year of service during which they worked at least 1,000 hours. A summary of the ESOP share allocation is as follows for the years ended December 31:

	2020	2019	2018
Shares held by participants beginning of the year	346,097	340,237	357,135
Shares allocated to participants	24,377	24,317	24,317
Shares distributed to participants	(10,631)	(18,457)	(41,215)
Shares held by participants end of year	359,843	346,097	340,237

Unreleased shares beginning of the year	206,795	231,112	255,429
Shares released during year	(24,377)	(24,317)	(24,317)
Unreleased shares end of year	182,418	206,795	231,112
Total ESOP shares end of year	542,261	552,892	571,349
Fair value of unreleased shares at December 31	$3,137,590	4,344,763	4,534,417

In April 2009 the HMN Financial, Inc. 2009 Equity and Incentive Plan (2009 Plan) was adopted by the Company. In April 2017, the 2009 Plan was superseded by the HMN Financial, Inc. 2017 Equity Incentive Plan (2017 Plan) and options or restricted shares were no longer awarded from the 2009 Plan. As of December 31, 2020 there were 34,229 vested options outstanding under the 2009 Plan. These options expire 10 years from the date of grant, have an average exercise price of $11.21 and had a grant date fair value of $4.04. All restricted stock awards previously granted under the 2009 Plan have vested as of December 31, 2020.

The purpose of the 2017 Plan is to attract and retain the best available personnel for positions of responsibility with the Company, to provide additional incentives to them and align their interests with those of the Company’s stockholders, and to thereby promote the Company’s long-term business success. 375,000 shares of HMN common stock were initially available for distribution under the 2017 Plan in either restricted stock or options, subject to adjustment for future stock splits, stock dividends and similar changes to the capitalization of the Company. Additionally, shares of restricted stock that are awarded are counted as 1.5 shares for purposes of determining the total shares available for issuance under the 2017 Plan. As of December 31, 2020, there were no options outstanding under the 2017 Plan. There were 21,484 shares of restricted stock previously granted to employees and directors under the 2017 Plan that remained unvested at December 31, 2020.

A summary of activities under all plans for the past three years is as follows:

					Unvested options
	Shares Available For Grant	Unvested Restricted Shares Outstanding	Options Outstanding	Award Value/ Weighted Average Exercise Price	Number	Weighted Average Grant Date Fair Value	Vesting Period (in years)
2009 Plan
December 31, 2017	0	14,881	49,229	$9.25	22,820	$4.04
Options Exercised	0	0	(15,000)
Vested	0	(7,541)	0		(11,410)
December 31, 2018	0	7,340	34,229	$11.21	11,410	$4.04
Vested	0	(4,238)	0		(11,410)
December 31, 2019	0	3,102	34,229	$11.21	0
Vested	0	(3,102)	0		0
December 31, 2020	0	0	34,229	$11.21	0

2017 Plan
December 31, 2017	415,292	2,280	0	N/A	0
Granted January 23, 2018	(10,044)	6,696	0				3
Granted April 24, 2018	(792)	528	0				1
Vested	0	(2,280)	0		0
December 31, 2018	404,456	7,224	0	N/A	0
Granted January 22, 2019	(12,971)	8,647	0				3
Granted April 23, 2019	(2,514)	1,676	0				1
Vested	0	(2,760)	0		0
December 31, 2019	388,971	14,787	0	N/A	0
Granted January 28, 2020	(10,650)	7,100	0				3
Granted April 23, 2020	(9,000)	6,000	0				2
Granted April 28, 2020	(3,579)	2,386	0				1
Vested	0	(8,789)	0		0
December 31, 2020	365,742	21,484	0	N/A	0

Total all plans	365,742	21,484	34,229	$11.21	0

The following table summarizes information about stock options outstanding at December 31, 2020:

Date of Grant	Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Life in Years	Number Exercisable	Number Unexercisable
January 26, 2016	$11.21	34,229	5.1	34,229	0
		34,229		34,229	0

The Company will issue shares from treasury stock upon the exercise of the outstanding options.

In accordance with ASC 718, the Company recognizes compensation expense relating to stock options over the vesting period. The amount of the expense was determined under the fair value method. The fair value for each option grant is estimated on the date of the grant using the Black Scholes option valuation method. There were no options granted in 2020, 2019 or 2018.

NOTE 15 Earnings per Common Share

The following table reconciles the weighted average shares outstanding and net income for basic and diluted earnings per common share:

	Year ended December 31,
(Dollars in thousands, except per share data)	2020	2019	2018
Weighted average number of common shares outstanding used in basic earnings per common share calculation	4,623,237	4,610,469	4,368,289

Net dilutive effect of :
Options and warrants	10,148	16,018	423,818
Restricted stock awards	14,263	12,443	10,868
Weighted average number of common shares outstanding adjusted for effect of dilutive securities	4,647,648	4,638,930	4,802,975

Net income available to common shareholders	$10,302	7,793	8,236
Basic earnings per common share	$2.23	1.69	1.89
Diluted earnings per common share	$2.22	1.68	1.71

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

On November 28, 2018, the Board of Directors announced a share repurchase program, pursuant to which the Company may purchase shares of its common stock for an aggregate purchase price not to exceed $6.0 million. The share repurchase program does not obligate the Company to purchase any shares and has no set expiration date. The Company repurchased 87,249 shares in the open market for $1.5 million in 2020. No shares were repurchased by the Company in 2019 or 2018 under the share repurchase program.   The Company did not pay any dividends on its common stock during 2020, 2019 or 2018.

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

NOTE 17 Regulatory Capital

The Company and the Bank are subject to the Basel III regulatory capital requirements. The Basel III requirements, among other things, (i) apply a set of capital requirements to the Bank (the Company is exempt, pursuant to the Small Bank Holding Company Policy Statement (Policy Statement) described below), including requirements relating to common equity as a component of core capital, (ii) implement a “capital conservation buffer” against risk and a higher minimum Tier 1 capital requirement, and (iii) set forth rules for calculating risk-weighted assets for purposes of such requirements. The rules made corresponding revisions to the prompt corrective action framework and include capital ratios and buffer requirements. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of its assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

The FRB amended its Policy Statement to exempt small bank and savings and loan holding companies with assets less than $3 billion from the above capital requirements. The Company currently meets the qualitative exemption requirements, and therefore, is exempt from the above capital requirements.

Quantitative measures established by regulations to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the following table and defined in the regulation) of Common Equity Tier 1 capital to risk weighted assets, Tier 1 capital to adjusted total assets, Tier 1 capital to risk weighted assets, and total capital to risk weighted assets.

At December 31, 2020 and 2019, the Bank's capital amounts and ratios are presented for actual capital, required capital and excess capital including amounts and ratios in order to qualify as being well capitalized under the prompt corrective action regulations:

	Actual		Required to be Adequately Capitalized		Capital in Excess of Minimum Requirements		To Be Well Capitalized Under Prompt Corrective Action Provisions
(Dollars in thousands)	Amount	Percent of Assets(1)	Amount	Percent of Assets(1)	Amount	Percent of Assets(1)	Amount	Percent of Assets(1)
December 31, 2020
Common equity Tier 1 capital	$89,473	13.62%	$29,571	4.50%	$59,902	9.12%	$42,714	6.50%
Tier 1 leverage	89,473	9.85	36,330	4.00	53,143	5.85	45,412	5.00
Tier 1 risk-based capital	89,473	13.62	39,428	6.00	50,045	7.62	52,571	8.00
Total risk-based capital	97,717	14.87	52,571	8.00	45,146	6.87	65,714	10.00

December 31, 2019
Common equity Tier 1 capital	$83,525	13.21%	$28,458	4.50%	$55,067	8.71%	$41,106	6.50%
Tier 1 leverage	83,525	10.89	30,684	4.00	52,841	6.89	38,355	5.00
Tier 1 risk-based capital	83,525	13.21	37,944	6.00	45,581	7.21	50,591	8.00
Total risk-based capital	91,438	14.46	50,591	8.00	40,847	6.46	63,239	10.00
(1) Based upon the Bank’s adjusted total assets for the purpose of the Tier 1 leverage capital ratio and risk-weighted assets for the purpose of the risk-based capital ratios.

The Bank must maintain a capital conservation buffer of 2.50% composed of common equity Tier 1 capital above its minimum risk-based capital requirements in order to avoid limitations on capital distributions, including dividend payments and certain discretionary bonus payments to executive officers. Management believes that, as of December 31, 2020, the Bank’s capital ratios were in excess of those quantitative capital ratio standards set forth under the current prompt corrective action regulations, including the capital conservation buffer described above. However, there can be no assurance that the Bank will continue to maintain such status in the future. The Office of the Comptroller of the Currency has extensive discretion in its supervisory and enforcement activities, and can adjust the requirement to be well-capitalized in the future. In addition, the Company must adhere to various U.S. Department of Housing and Urban Development (HUD) regulatory guidelines including required minimum capital and liquidity amounts to maintain their Federal Housing Administration approved status. Failure to comply with the HUD guidelines could result in withdrawal of this certification. As of December 31, 2020, the Company was in compliance with HUD guidelines.

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

	Contract Amount December 31,
(Dollars in thousands)	2020	2019
Financial instruments whose contract amount represents credit risk:
Commitments to originate, fund or purchase loans:
Single family	$20,283	7,620
Multi-family	1,150	0
Commercial real estate	821	19,183
Commercial business	1,342	11,354
Undisbursed balance of loans closed	38,990	30,070
Unused lines of credit	113,435	107,767
Letters of credit	4,309	2,810
Total commitments to extend credit	$180,330	178,804
Forward commitments	$24,746	10,098

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

The Bank issued standby letters of credit which guarantee the performance of customers to third parties. The standby letters of credit outstanding expire over the next 22 months and totaled $4.1 million at December 31, 2020 and $2.7 million at December 31, 2019. The letters of credit are collateralized primarily with commercial real estate mortgages. Draws on standby letters of credit would be initiated by the secured party under the terms of the underlying obligation. Since the conditions under which the Bank is required to fund the standby letters of credit may not materialize, the cash requirements are expected to be less than the total outstanding commitments.

The Company has certain obligations and commitments to make future payments under existing contracts. At December 31, 2020, the aggregate contractual obligations (excluding bank deposits) and commercial commitments were as follows:

	Payments Due by Period
(Dollars in thousands)	Total	Less than 1 Year	1-3 Years	4-5 Years	More than 5 Years
Contractual Obligations:
Annual rental commitments under non-cancellable operating leases	$3,379	896	1,739	744	0
Total contractual obligations	$3,379	896	1,739	744	0

	Amount of Commitments Expiring by Period
Other Commercial Commitments:
Commercial lines of credit	$73,742	30,814	12,108	21,840	8,980
Commitments to lend	29,153	9,634	2,159	553	16,807
Standby letters of credit	4,309	4,234	75	0	0
Total other commercial commitments	$107,204	44,682	14,342	22,393	25,787

From time to time, the Company is party to legal proceedings arising out of its lending and deposit operations. The Company is, and expects to become, engaged in foreclosure proceedings, collection actions, and other litigation as part of its normal banking activities. Among the various current litigation matters, the Company is involved in a bankruptcy litigation claim where the bankruptcy trustee is attempting to recover $1.9 million related to the principal and interest payments made to the Bank prior to the bankruptcy filing of a former customer of the Bank.

The Company examines each legal matter, and, in those situations where it determines that a particular legal matter presents loss contingencies that are both probable and reasonably estimable, establishes an appropriate accrual. In many situations, the Company is not able to estimate reasonably possible losses due to the preliminary nature of the legal matter, as well as a variety of other factors and uncertainties. For those legal matters where the Company is able to estimate a range of reasonably possible losses, management currently estimates that the aggregate range of losses from all of our outstanding litigation is from $0 to $0.9 million in excess of the amounts accrued, if any. This estimated aggregate range is based on an assessment of the information currently available to the Company and the actual aggregate losses could be higher. However, the Company does not believe these losses are probable to occur at this time. The Company reassesses all of its potential loss positions based on the available information each quarter and the estimated range of reasonably possible losses may change in the future. The Company typically vigorously pursues all available defenses related to litigation but may consider other alternatives, including settlement, in situations where there is an opportunity to resolve a legal matter on terms that are considered to be favorable to the Company when considering the continued expense and distraction of defending against any particular legal action.

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

The Company had commitments outstanding to extend credit to future borrowers that had not closed prior to the end of the year, which is referred to as its mortgage pipeline. As commitments to originate loans enter the mortgage pipeline, the Company generally enters into commitments to sell the loans into the secondary market. The commitments to originate and sell loans are derivatives that are recorded at fair value. The marking of these derivatives to fair value for the periods ended December 31, 2020 and 2019 did not have a material impact on the Company’s consolidated financial statements.

As of December 31, 2020 and 2019, the current commitments to sell loans held for sale are derivatives that do not qualify for hedge accounting. The loans held for sale that are not hedged are recorded at the lower of cost or market. The marking of these loans for the periods ended December 31, 2020 and 2019 did not have a material impact on the Company’s consolidated financial statements.

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

The following table summarizes the assets of the Company for which fair values are determined on a recurring basis as of December 31, 2020 and 2019.

	Carrying Value at December 31, 2020
(Dollars in thousands)	Total	Level 1	Level 2	Level 3
Securities available for sale	$148,090	0	148,090	0
Equity securities	149	0	149	0
Mortgage loan commitments	261	0	261	0
Total	$148,500	0	148,500	0

	Carrying Value at December 31, 2019
(Dollars in thousands)	Total	Level 1	Level 2	Level 3
Securities available for sale	$107,592	0	107,592	0
Equity securities	167	0	167	0
Mortgage loan commitments	14	0	14	0
Total	$107,773	0	107,773	0

The Company may also be required, from time to time, to measure certain other financial assets at fair value on a nonrecurring basis in accordance with generally accepted accounting principles. These adjustments to fair value usually result from the application of the lower-of-cost-or-market accounting or write downs of individual assets. For assets measured at fair value on a nonrecurring basis in 2020 and 2019 that were still held at December 31, the following table provides the level of valuation assumptions used to determine each adjustment and the carrying value of the related individual assets or portfolios at December 31, 2020 and 2019.

	Carrying Value at December 31, 2020
(Dollars in thousands)	Total	Level 1	Level 2	Level 3	Year Ended December 31, 2020 Total Gains (Losses)
Loans held for sale	$6,186	0	6,186	0	28
Mortgage servicing rights, net	3,043	0	3,043	0	0
Impaired loans	2,888	0	2,888	0	(76)
Real estate, net	636	0	636	0	0
Total	$12,753	0	12,753	0	(48)

	Carrying Value at December 31, 2019
(Dollars in thousands)	Total	Level 1	Level 2	Level 3	Year Ended December 31, 2019 Total (Losses)
Loans held for sale	$3,606	0	3,606	0	(40)
Mortgage servicing rights, net	2,172	0	2,172	0	0
Impaired loans	3,126	0	3,126	0	(28)
Real estate, net	580	0	580	0	0
Total	$9,484	0	9,484	0	(68)

NOTE 21 Fair Value of Financial Instruments

ASC 825, Disclosures about Fair Values of Financial Instruments, requires disclosure of the estimated fair values of the Company's financial instruments, including assets, liabilities and off-balance sheet items for which it is practicable to estimate fair value. The fair value estimates are made as of December 31, 2020 and 2019 based upon relevant market information, if available, and upon the characteristics of the financial instruments themselves. Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are based upon judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. The estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

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

	December 31, 2020						December 31, 2019
			Fair Value Hierarchy
(Dollars in thousands)	Carrying Amount	Estimated Fair Value	Level 1	Level 2	Level 3	Contract Amount	Carrying Amount	Estimated Fair Value	Contract Amount
Financial assets:
Cash and cash equivalents	$86,269	86,269	86,269				44,399	44,399
Securities available for sale	148,090	148,090		148,090			107,592	107,592
Equity securities	149	149		149			167	167
Loans held for sale	6,186	6,186		6,186			3,606	3,606
Loans receivable, net	642,630	648,275		648,275			596,392	600,863
FHLB stock	932	932		932			854	854
Accrued interest receivable	3,102	3,102		3,102			2,251	2,251
Financial liabilities:
Deposits	795,204	795,927		795,927			673,870	673,945
Accrued interest payable	140	140		140			420	420
Off-balance sheet financial instruments:
Commitments to extend credit	261	261				180,330	14	14	178,804
Commitments to sell loans	(44)	(44)				24,746	(16)	(16)	10,098

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

Loans Receivable

The fair value of the loan portfolio, with the exception of the adjustable rate portfolio, was calculated by discounting the scheduled cash flows through the estimated maturity using anticipated prepayment speeds and using discount rates that reflect the credit and interest rate risk inherent in each loan portfolio. The fair value of the adjustable loan portfolio was estimated by grouping the loans with similar characteristics and comparing the characteristics of each group to the prices quoted for similar types of loans in the secondary market. The fair value disclosures for both the fixed and adjustable rate portfolios were adjusted to reflect the exit price amount anticipated to be received from the sale of the portfolio in an open market transaction as required by ASU 2016-01.

FHLB Stock

The carrying amount of FHLB stock approximates its fair value.

Accrued Interest Receivable

The carrying amount of accrued interest receivable approximates its fair value since it is short-term in nature and does not present unanticipated credit concerns.

Deposits

The fair value of demand deposits, savings accounts and certain money market account deposits is the amount payable on demand at the reporting date. The fair value of fixed maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities. The fair value disclosures for all of the deposits were adjusted to reflect the exit price amount anticipated to be received from the sale of the deposits in an open market transaction as required by ASU 2016-01.

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

NOTE 22 HMN Financial, Inc. Financial Information (Parent Company Only)

The following are the condensed financial statements for the parent company only as of December 31, 2020 and 2019 and for the years ended December 31, 2020, 2019 and 2018.

(Dollars in thousands)	2020	2019	2018
Condensed Balance Sheets
Assets:
Cash and cash equivalents	$10,970	7,722
Investment in subsidiaries	91,558	84,507
Prepaid expenses and other assets	891	610
Deferred tax asset, net	14	24
Total assets	$103,433	92,863
Liabilities and Stockholders' Equity:
Accrued expenses and other liabilities	$181	215
Total liabilities	181	215
Common stock	91	91
Additional paid-in capital	40,480	40,365
Retained earnings	117,849	107,547
Net unrealized gains on securities available for sale	1,282	46
Unearned employee stock ownership plan shares	(1,450)	(1,643)
Treasury stock, at cost, 4,359,552 and 4,284,840 shares	(55,000)	(53,758)
Total stockholders' equity	103,252	92,648
Total liabilities and stockholders' equity	$103,433	92,863
Condensed Statements of Income
Interest income	$43	21	0
Equity income of subsidiaries	10,815	8,627	8,800
Compensation and benefits	(243)	(240)	(221)
Occupancy and equipment	(30)	(30)	(30)
Data processing	(6)	(6)	(6)
Professional services	(93)	(131)	(124)
Other	(383)	(367)	(331)
Income before income tax benefit (expense)	10,103	7,874	8,088
Income tax benefit (expense)	199	(81)	148
Net income	$10,302	7,793	8,236
Condensed Statements of Cash Flows
Cash flows from operating activities:
Net income	$10,302	7,793	8,236
Adjustments to reconcile net income to cash used by operating activities:
Equity income of subsidiaries	(10,815)	(8,627)	(8,800)
Deferred income tax benefit	10	71	46
Earned employee stock ownership shares priced above original cost	145	230	206
Stock option compensation	0	1	17
Amortization of restricted stock awards	238	187	134
Decrease in unearned ESOP shares	193	193	194
Decrease (increase) in other assets	(281)	1,404	(146)
Decrease in other liabilities	(34)	(18)	(20)
Other, net	0	(1)	(1)
Net cash (used) provided by operating activities	(242)	1,233	(134)
Cash flows from financing activities:
Warrants purchased	0	0	(6,453)
Excess tax benefit from options exercised	0	0	64
Treasury stock purchased	(1,450)	0	0
Stock awards withheld for tax withholding	(60)	(45)	0
Dividends received from Bank	5,000	5,000	6,000
Net cash provided (used) by financing activities	3,490	4,955	(389)
Increase (decrease) in cash and cash equivalents	3,248	6,188	(523)
Cash and cash equivalents, beginning of year	7,722	1,534	2,057
Cash and cash equivalents, end of year	$10,970	7,722	1,534

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

(Dollars in thousands)	Home Federal Savings Bank	Other	Eliminations	Consolidated Total

At or for the year ended December 31, 2020:
Interest income – external customers	$31,959	0	0	31,959
Non-interest income – external customers	14,954	0	0	14,954
Intersegment interest income	0	43	(43)	0
Intersegment non-interest income	234	10,815	(11,049)	0
Interest expense	2,894	0	(43)	2,851
Provision for loan losses	2,699	0	0	2,699
Non-interest expense	26,472	755	(234)	26,993
Income tax expense (benefit)	4,267	(199)	0	4,068
Net income	10,815	10,302	(10,815)	10,302
Total assets	909,605	103,433	(103,458)	909,580

At or for the year ended December 31, 2019:
Interest income – external customers	$31,890	0	0	31,890
Non-interest income – external customers	8,455	0	0	8,455
Intersegment interest income	0	21	(21)	0
Intersegment non-interest income	234	8,627	(8,861)	0
Interest expense	3,360	0	(21)	3,339
Provision for loan losses	(1,216)	0	0	(1,216)
Non-interest expense	26,565	774	(234)	27,105
Income tax expense	3,243	81	0	3,324
Net income	8,627	7,793	(8,627)	7,793
Total assets	777,083	92,863	(92,307)	777,639

At or for the year ended December 31, 2018:
Interest income – external customers	$30,381	0	0	30,381
Non-interest income – external customers	7,714	0	0	7,714
Intersegment non-interest income	222	8,800	(9,022)	0
Interest expense	2,233	0	0	2,233
Provision for loan losses	(649)	0	0	(649)
Non-interest expense	24,897	712	(222)	25,387
Income tax expense (benefit)	3,036	(148)	0	2,888
Net income	8,800	8,236	(8,800)	8,236
Total assets	710,281	83,380	(81,346)	712,315

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors of HMN Financial, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of HMN Financial, Inc. and Subsidiaries (the Company) as of December 31, 2020 and 2019, the related consolidated statements of comprehensive income, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

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

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

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

Critical Audit Matters

The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of the critical audit matter does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Allowance for loan losses

As described in Notes 1 and 6 to the financial statements, the Company’s allowance for loan losses is a valuation account that reflects the Company’s estimate of incurred losses in its loan portfolio to the extent they are both probable and reasonable to estimate. The allowance for loan losses was $10.7 million at December 31, 2020, which consists of two components (i) specific reserves based on probable losses on specific loans (specific reserves), representing $0.2 million, and (ii) a general allowance based on historical loan loss experience, general economic conditions and other qualitative risk factors, both internal and external to the Company (general reserves), representing $10.5 million. The general component of the allowance for loan losses is based on a variety of risk considerations, both quantitative and qualitative. Quantitative factors include the Company’s historical loss experience, delinquency and charge-off trends, risk ratings, collateral values, known information about individual loans and other factors. Qualitative factors include various considerations regarding the general economic environment in the Company’s market area and national economic factors. The qualitative adjustment for the general reserve includes management’s consideration of industry concentrations; specific credit risks; credit loss experience; current loan portfolio quality; present economic, political and regulatory conditions; and unidentified losses inherent in the current loan portfolio.

The qualitative adjustment contributes significantly to the general reserve component of the allowance for loan losses. Management’s identification and analysis of these considerations and related adjustments requires significant judgment and could have a significant effect on the allowance for loan losses. We identified the estimate of the qualitative adjustment of the general reserve for the allowance for loan losses as a critical audit matter as they represent a significant portion of the total general reserve and because management’s estimate relies on a qualitative analysis to determine a quantitative adjustment which required especially subjective auditor judgment.

The primary procedures we performed to address this critical audit matter included:

●	Performing substantive testing, including evaluating management’s judgments and assumptions for developing the general reserve qualitative adjustments for the allowance for loan losses, including:
o

Evaluating the completeness and accuracy of data inputs used as a basis for the adjustments relating to qualitative general reserve factors and considering whether the sources of data and factors that management used in forming the assumptions are relevant, reliable, and sufficient for the purpose based on the information gathered.

o

Assessing the accuracy of management’s risk ratings for commercial real estate and commercial business loans. Our evaluation considered evidence from management’s credit presentations and annual reviews, including review of borrower financial information, collateral values, payment history, and other credit specific information.

o

Evaluating the reasonableness of management’s judgments related to the qualitative and quantitative assessment of the data used in the determination of the general reserve qualitative adjustments for consistency with each other, the supporting data, relevant historical data, and industry data.

o

Assessing whether historical data is comparable and consistent with data of the current year and considering whether the data is sufficiently reliable. Among other procedures, our evaluation considered evidence from internal and external sources, loan portfolio performance and whether such assumptions were applied consistently period to period.

o	Analytically evaluating the qualitative adjustment in the current year compared to prior year for directional consistency and reasonableness.
o	Testing the calculations used by management to translate the assumptions and key factors into the calculation.

CliftonLarsonAllen LLP

We have served as the Company’s auditor since 2014.

Minneapolis, Minnesota

March 5, 2021

Other Financial Data

The following tables set forth certain information as to the Bank’s FHLB advances and other borrowings.

	Year Ended December 31,
(Dollars in thousands)	2020	2019	2018
Maximum Balance:
FHLB advances and other borrowings	$2	13,800	6,800
FHLB short-term advances and other borrowings	2	13,800	6,800
Average Balance:
FHLB advances and other borrowings	0	287	140
FHLB short-term advances and other borrowings	0	287	140

See “Note 12 Federal Home Loan Bank (FHLB) Advances and Other Borrowings” in the Notes to Consolidated Financial Statements for more information on the Bank’s FHLB advances and other borrowings.

Selected Quarterly Financial Data

(Dollars in thousands, except per share data)	December 31, 2020	September 30, 2020	June 30, 2020
Selected Operations Data (3 months ended):
Interest income	$8,283	7,949	7,883
Interest expense	558	656	745
Net interest income	7,725	7,293	7,138
Provision for loan losses	1,151	770	318
Net interest income after provision for loan losses	6,574	6,523	6,820
Non-interest income:
Fees and service charges	741	753	669
Loan servicing fees	380	347	297
Gain on sales of loans	3,028	3,005	2,364
Other	344	291	264
Total non-interest income	4,493	4,396	3,594
Non-interest expense:
Compensation and benefits	3,884	3,916	3,799
Occupancy and equipment	1,094	1,101	1,111
Data processing	351	334	321
Professional services	230	241	447
Other	1,184	1,004	975
Total non-interest expense	6,743	6,596	6,653
Income before income tax expense	4,324	4,323	3,761
Income tax expense	1,199	1,222	1,070
Net income	$3,125	3,101	2,691
Basic earnings per common share	$0.68	0.67	0.58
Diluted earnings per common share	$0.67	0.67	0.58
Financial Ratios:
Return on average assets(1)	1.37%	1.39%	1.29%
Return on average common equity(1)	12.18	12.50	11.31
Average equity to average assets	11.43	11.50	11.72
Net interest margin(1)(2)	3.51	3.40	3.57

(Dollars in thousands)
Selected Financial Condition Data (end of period):
Total assets	$909,580	898,452	862,783
Securities available for sale:
Mortgage-backed and related securities	101,464	71,458	50,593
Other marketable securities	46,626	47,106	47,200
Loans held for sale	6,186	7,225	5,167
Loans receivable, net	642,630	670,297	668,432
Deposits	795,204	787,023	752,759
Stockholders’ equity	103,252	101,143	98,115

(1) Annualized

(2) Net interest income divided by average interest-earning assets

March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
7,844	7,861	7,998	8,299	7,732
892	914	906	829	690
6,952	6,947	7,092	7,470	7,042
460	236	(420)	(1,059)	27
6,492	6,711	7,512	8,529	7,015

714	795	820	785	700
332	321	324	318	315
1,134	1,106	845	611	379
291	294	238	307	297
2,471	2,516	2,227	2,021	1,691

4,047	4,163	3,849	3,737	3,910
1,123	1,158	1,142	1,081	1,061
308	338	319	305	301
487	492	428	381	272
1,036	1,193	1,009	1,063	903
7,001	7,344	6,747	6,567	6,447
1,962	1,883	2,992	3,983	2,259
577	647	916	1,121	640
1,385	1,236	2,076	2,862	1,619
0.30	0.27	0.45	0.62	0.35
0.30	0.27	0.45	0.62	0.35

0.72%	0.64%	1.11%	1.60%	0.91%
5.93	5.29	9.10	13.10	7.67
12.07	12.06	12.07	12.01	11.82
3.76	3.76	3.97	4.35	4.11

784,200	777,639	763,228	722,767	722,745

53,687	54,851	22,187	7,435	7,743
47,252	52,741	62,665	72,469	72,044
4,884	3,606	7,819	5,912	3,292
617,645	596,392	583,102	595,757	599,462
677,519	673,870	659,608	623,510	626,592
95,035	92,648	91,190	88,811	85,350

Common Stock Information

The common stock of the Company is listed on the Nasdaq Stock Market (Nasdaq) under the symbol HMNF. As of December 31, 2020, there were 451 stockholders of record and 946 estimated beneficial stockholders. The Company has not paid a dividend on its common stock during the two year period ending December 31, 2020. See “Liquidity and Capital Resources – Dividends” in the “Management Discussion and Analysis” section of this annual report for a description of restrictions on the ability of the Company and the Bank to pay dividends.

The following graph and table compare the total cumulative stockholders’ return on the Company’s common stock to the Nasdaq U.S. Stock Index (“Nasdaq Composite”), which includes all Nasdaq traded stocks of U.S. companies, and the Nasdaq Bank Index. The graph and table assume that $100 was invested on December 31, 2015 and that any dividends were reinvested.

TOTAL RETURN PERFORMANCE

$300
$250
$200
$150
$100
$50
$0
12/15
12/16
12/17
12/18
12/19
12/20
HMN Financial, Inc.
NASDAQ Composite
NASDAQ Bank

Index	12/31/15	12/31/16	12/31/17	12/31/18	12/31/19	12/31/20
HMN Financial, Inc.	$100.00	$151.12	$165.37	$169.87	$181.90	$148.92
Nasdaq Composite	$100.00	$108.87	$141.13	$137.12	$187.44	$271.64
Nasdaq Bank	$100.00	$137.14	$145.21	$120.76	$150.06	$138.59

HMN Financial, Inc.

1016 Civic Center Drive NW

Rochester, MN 55901

(507) 535-1200

Annual Meeting

The annual meeting of shareholders will be held virtually on Tuesday, April 27, 2021 at 10:00 a.m. (Central Time).

Legal Counsel

Faegre Drinker Biddle & Reath LLP

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

Transfer Agent and Registrar

Inquiries regarding change of address, transfer requirements, and lost certificates should be directed to HMN’s transfer agent:

Equiniti Trust Company

EQ Shareowner Services

1110 Centre Pointe Curve, Suite 101

Mendota Heights, MN 55120

www.shareowneronline.com

(800) 468-9716

Directors

Dr. Wendy S. Shannon

Chair of the Board

HMN and Home Federal Savings Bank
Educational consultant, PTECH in Minnesota, Former Assistant Professor, Winona State University

Allen J. Berning

Chief Executive Officer

Ambient Clinical Analytics, a provider of clinical decision support products

Sequoya S. Borgman
Borgman Capital LLC, Founder and Managing Director

Michael A. Bue

Retired President and Chief Executive Officer Marquette Bank Rochester

Bradley C. Krehbiel

President and Chief Executive Officer

HMN and Home Federal Savings Bank

Bernard R. Nigon

Retired Audit Partner with RSM US LLP (formerly McGladrey & Pullen, LLP)

Dr. Hugh C. Smith

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

President, Chief Financial Officer and Treasurer of Home Federal Savings Bank

Lawrence D. McGraw

Executive Vice President and

Chief Operating Officer

Home Federal Savings Bank

Eagan

2805 Dodd Road, Suite 160

Eagan, MN 55121

(651) 405-2000

Kasson

502 South Mantorville Avenue
Kasson, MN 55944

(507) 634-7022

La Crescent

208 South Walnut

La Crescent, MN 55947

(507) 895-9200

Marshalltown

303 West Main Street

Marshalltown, IA 50158

(641) 754-6198

Owatonna

1015 West Frontage Road, Suite 100

Owatonna, MN 55060
(507) 413-6420

Pewaukee
1870 Meadow Lane
Pewaukee, WI 53072

(262) 337-9511

Rochester

1201 South Broadway

Rochester, MN 55904

(507) 536-2416

1016 Civic Center Drive NW

Rochester, MN 55901

(507) 535-1309

100 1st Avenue Bldg., Suite 200

Rochester, MN 55902

(507) 280-7250

2048 Superior Drive NW, Suite 400

Rochester, MN 55901

(507) 226-0800

Spring Valley

715 North Broadway

Spring Valley, MN 55975

(507) 346-9709

Branch Offices of the Bank Albert Lea 143 West Clark Street Albert Lea, MN 56007 (507) 379-2551	Winona 175 Center Street Winona, MN 55987 (507) 453-6460
Austin 201 Oakland Avenue West Austin, MN 55912 (507) 434-2500	Loan Production Offices Sartell 50 14th Ave E, Suite 100 Sartell, MN 56377 (320) 654-4020