Form 10-K, Exhibit 13
period 2021-12-31
HMN FINANCIAL INC
filed 2022-03-04
CIK 921183

Exhibit 13.

Table of Contents

Financial Highlights	1
Letter to Shareholders and Clients	2
Board of Directors	3
Five-year Consolidated Financial Highlights	4
Management Discussion and Analysis	5
Consolidated Financial Statements	20
Notes to Consolidated Financial Statements	24
Report of Independent Registered Public Accounting Firm	51
Other Financial Data	54
Selected Quarterly Financial Data	55
Common Stock Information	57
Corporate and Shareholder Information	Inside Back Cover
Directors and Officers	Inside Back Cover

HMN Financial, Inc. and Home Federal Savings Bank are headquartered in Rochester, Minnesota. Home Federal Savings Bank operates twelve full service offices in Minnesota located in Albert Lea, Austin, Eagan, Kasson, La Crescent, Owatonna, Rochester (4), Spring Valley and Winona, one full service office in Marshalltown, Iowa, and one full service office in Pewaukee, Wisconsin. The Bank also operates two loan origination offices in Sartell, Minnesota and La Crosse, Wisconsin.

Financial Highlights

	At or For the Year Ended
Operating Results:	December 31,		Percentage
(Dollars in thousands, except per share data)	2021	2020	Change
Total interest income	$31,761	31,959	(0.6)%
Total interest expense	1,553	2,851	(45.5)
Net interest income	30,208	29,108	3.8
Provision for loan losses	(2,119)	2,699	(178.5)
Net interest income after provision for loan losses	32,327	26,409	22.4
Fees and service charges	3,125	2,877	8.6
Loan servicing fees	1,555	1,356	14.7
Gain on sales of loans	6,566	9,531	(31.1)
Other non-interest income	3,017	1,319	128.7
Total non-interest income	14,263	15,083	(5.4)
Total non-interest expense	27,661	27,122	2.0
Income before income tax expense	18,929	14,370	31.7
Income tax expense	5,365	4,068	31.9
Net income	$13,564	10,302	31.7

Per Common Share Information:
Earnings per common share and common share equivalents:
Basic	$3.03	2.23
Diluted	3.01	2.22
Stock price (for the year):
High	25.61	21.76
Low	17.20	13.06
Close	24.67	17.20
Book value per common share	24.11	21.65
Closing price to book value	102.32%	79.45%

Financial Ratios:
Return on average assets	1.38%	1.21%	14.0%
Return on average stockholders’ equity	12.62	10.56	19.5
Net interest margin	3.18	3.55	(10.4)
Operating expenses to average assets	2.81	3.16	(11.1)
Average stockholders’ equity to average assets	10.92	11.43	(4.5)
Stockholders’ equity to total assets at year end	10.29	11.35	(9.3)
Non-performing assets to total assets	0.46	0.37	24.3
Efficiency ratio	62.20	61.26	1.5

Balance Sheet Data:	December 31,		Percentage
(Dollars in thousands)	2021	2020	Change
Total assets	$1,069,538	909,580	17.6%
Securities available for sale	285,765	148,090	93.0
Loans held for sale	5,575	6,186	(9.9)
Loans receivable, net	652,502	642,630	1.5
Deposits	950,666	795,204	19.5
Stockholders’ equity	110,031	103,252	6.6
Home Federal Savings Bank regulatory capital ratios:
Common equity Tier 1 capital	13.18%	13.62%	(3.2)%
Tier 1 leverage	9.47	9.85	(3.9)
Tier 1 risk-based capital	13.18	13.62	(3.2)
Total risk-based capital	14.43	14.87	(3.0)

I am proud to present you with our 2021 Annual Report.

The year represented our second fiscal year of operation under the COVID-19 Pandemic and we were able to bring forward much of what we learned in dealing with the Pandemic from the previous year. This experience enabled us to reopen our branches to foot traffic and to call many of our employees back to work in their offices, albeit in most cases on a hybrid work from home, work from office basis. Our primary goal was to deliver our products and services in an effective manner that would also protect the health of both our clients and employees. I am proud of how flexible our employees have been over the past two years and pleased to report that we experienced no major workplace-based outbreaks of the virus.

Bolstered by strong mortgage lending revenue, income earned from the Paycheck Protection Program and a continuing improvement in asset quality, the Company posted its highest net income since 2013.

Our mortgage lending area originated over $247 million of loans during the year. While most of these loans were sold into the secondary market, we retained over $90 million for our mortgage loan portfolio, providing valuable earning assets for future years.

Our Business Banking department faced significant interest rate competition across all of our markets as market loan rates declined during the year. Our strategy to compete for the best clients on price, but not compromising on credit quality, has made it challenging to grow our commercial loan portfolio as some competition has eased underwriting standards to attract new business. The $2.1 million credit provision for loan losses we recorded during the year reflects the continued performance of our loan portfolios during the year despite the headwinds many businesses encountered because of the Pandemic.

Our Business Banking and Small Business Administration (SBA) departments worked very diligently during the year to administer the Paycheck Protection Program for the SBA. This included working with clients to process the forgiveness of loans originated in 2020 under the first round of the program and to originate and process loan forgiveness for loans originated in 2021 under the second round of the program. I am proud to report that as of year-end, close to 100% of loans originated under both funding rounds have been forgiven as agreed. We estimate that our clients were able to protect the jobs of approximately 5,000 individuals in the markets that we serve.

During the year, we focused an increased amount of resources to expand our agricultural loan portfolio. Several of our branches are in cities surrounded by prime agricultural land. Our strategy is to grow this portfolio in a sustainable manner by identifying and attracting the strongest producer in each market with the best production staff and state of the art digital banking products and services. By year-end, our agricultural loan portfolio had grown to over $22 million in outstanding balances.

Our balance sheet experienced strong asset growth during the year, driven primarily by a substantial growth in deposits. While admittedly some of these deposits represent the proceeds of government support payments designed to stimulate the economy, consumer spending habits have also changed, resulting in a higher savings rate. I am proud to point out that, as of year-end, our deposit base did not include non-core sources of funds such as brokered deposits or Federal Home Loan Bank advances.

Our capital ratios continued to be strong throughout the year, with the Bank reporting a Tier I leverage ratio of 9.5% at the year-end, which was $10 million over our 8.5% internal benchmark for core capital.

Dividends from the Bank to HMN during the year totaled $6 million, raising our holding company capital ratio to 10.3%. Most importantly, by year-end, HMN held $12.5 million in cash and had no debt, making the Company a significant source of strength for the Bank.

I am pleased that our strong trends in earnings and capital accretion placed us in a position to commence quarterly dividends with the declaration of a dividend to our common shareholders that was paid in the first quarter of 2022. This dividend was our first common shareholder dividend paid since 2008.

Finally, I would be remiss if I didn’t mention that in January of 2022 we suffered the sudden and unexpected loss of our valued friend, colleague, and fellow member of our Board of Directors, Mike Bue. Mike had served on our board since 2016. He was a member of several committees but mentioned to a number of us that his favorite was that of the Executive Loan Committee, for which he served as Chairman. Mike was a consummate career banker who earned the respect of everyone he interacted with. He will be greatly missed by everyone who had the good fortune to know and work with him.

I want to thank you for your continued support of HMN Financial, Inc. and Home Federal Savings Bank. Together with our talented staff, I look forward to continuing to work diligently to grow our organization one relationship at time.

Best Regards,

Bradley Krehbiel

President and Chief Executive Officer

Board of Directors

Dr. Wendy Shannon Board Chair	Bradley Krehbiel President and CEO

Allen Berning	Sequoya Borgman	Bernard Nigon

Dr. Barbara Butts Williams	Mark Utz	Hans Zietlow

Five-Year Consolidated Financial Highlights

Selected Operations Data:	Year Ended December 31,
(Dollars in thousands, except per share data)	2021	2020	2019	2018	2017
Total interest income	$31,761	31,959	31,890	30,381	27,680
Total interest expense	1,553	2,851	3,339	2,233	1,797
Net interest income	30,208	29,108	28,551	28,148	25,883
Provision for loan losses	(2,119)	2,699	(1,216)	(649)	(523)
Net interest income after provision for loan losses	32,327	26,409	29,767	28,797	26,406
Fees and service charges	3,125	2,877	3,100	3,330	3,354
Loan servicing fees	1,555	1,356	1,278	1,255	1,202
Gain on sales of loans	6,566	9,531	2,941	2,095	2,138
Other non-interest income	3,017	1,319	1,136	1,114	1,032
Total non-interest income	14,263	15,083	8,455	7,794	7,726
Total non-interest expense	27,661	27,122	27,105	25,467	25,326
Income before income tax expense	18,929	14,370	11,117	11,124	8,806
Income tax expense	5,365	4,068	3,324	2,888	4,402	(1)
Net income	$13,564	10,302	7,793	8,236	4,404

Basic earnings per common share	$3.03	2.23	1.69	1.89	1.04
Diluted earnings per common share	3.01	2.22	1.68	1.71	0.90

(1) Relates to the decrease in the Company’s net deferred tax asset as a result of the reduction in the corporate federal tax rate from 34% to 21% in the fourth quarter of 2017.

Selected Financial Condition Data:	At December 31,
(Dollars in thousands, except per share data)	2021	2020	2019	2018	2017
Total assets	$1,069,538	909,580	777,639	712,315	722,685
Securities available for sale	285,765	148,090	107,592	79,859	77,472
Loans held for sale	5,575	6,186	3,606	3,444	1,837
Loans receivable, net	652,502	642,630	596,392	586,688	585,931
Deposits	950,666	795,204	673,870	623,352	635,601
Stockholders’ equity	110,031	103,252	92,648	83,147	80,818
Book value per common share	24.11	21.65	19.13	17.19	17.97

Number of full service offices	14	14	14	14	13
Number of loan origination offices	2	1	1	2	3

Key Ratios: (2)
Stockholders’ equity to total assets at year end	10.29%	11.35%	11.91%	11.67%	11.18%
Average stockholders’ equity to average assets	10.92	11.43	12.06	11.52	11.43
Return on stockholders’ equity (ratio of net income to average equity)	12.62	10.56	8.74	9.88	5.52
Return on assets (ratio of net income to average assets)	1.38	1.21	1.05	1.14	0.63

(2) Average balances were calculated based upon amortized cost without the market value impact of ASC 320.

Management Discussion and Analysis

This Annual Report, other reports filed by HMN Financial, Inc. (HMN or the Company) with the Securities and Exchange Commission (SEC), and the Company’s proxy statement may contain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are often identified by such forward-looking terminology as “expect,” “estimate,” “intend,” “look,” “believe,” “anticipate,” “project,” “continue,” “may,” “will,” “would,” “could,” “target,” “goal,” “should,” and “trend,” or similar statements or variations of such terms and include, but are not limited to, those relating to maintaining credit quality; maintaining net interest margins; the adequacy and amount of available liquidity and capital resources to Home Federal Savings Bank (the Bank); the Company’s liquidity and capital requirements; the anticipated impacts of the COVID-19 Pandemic and efforts to mitigate the same on the general economy, our clients, and the allowance for loan losses; the amount of the Bank’s non-performing assets in future periods and the appropriateness of the allowances therefor; anticipated future levels of the provision for loan losses; future losses on non-performing assets; the amount and composition of interest earning assets; the amount and compositions of non-interest and interest-bearing liabilities; the availability of alternate funding sources; the payment of dividends or repurchases of stock by HMN; the amount of deposits that will be withdrawn from checking and money market accounts and how the withdrawn deposits will be replaced; the projected changes in net interest income based on rate shocks; the range that interest rates may fluctuate over the next twelve months; the net market risk of interest rate shocks; the future outlook for the issuer of the trust preferred securities held by the Bank; the anticipated results of litigation and our assessment of the impact on our financial statements; the ability of the Bank to pay dividends to HMN; the ability to remain well capitalized; the impact of new accounting pronouncements; and compliance by the Bank with regulatory standards generally (including the Bank’s status as “well-capitalized”) and other supervisory directives or requirements to which the Company or the Bank are or may become expressly subject.

A number of factors, many of which may be amplified by the COVID-19 pandemic and efforts to mitigate the same, could cause actual results to differ materially from the Company’s assumptions and expectations. These include but are not limited to the adequacy and marketability of real estate and other collateral securing loans to borrowers; federal and state regulation and enforcement; possible legislative and regulatory changes, including changes to regulatory capital rules; the ability of the Bank to comply with other applicable regulatory capital requirements; enforcement activity of the Office of the Comptroller of the Currency (OCC) and the Federal Reserve Bank of Minneapolis in the event of our non-compliance with any applicable regulatory standard or requirement; adverse economic, business and competitive developments such as continued shrinking interest margins, reduced collateral values, deposit outflows, changes in credit or other risks posed by the Company’s loan and investment portfolios; changes in costs associated with traditional and alternate funding sources, including changes in collateral advance rates and policies of the Federal Home Loan Bank (FHLB) and the Federal Reserve Bank; technological, computer-related or operational difficulties including those from any third party cyberattack; results of litigation; reduced demand for financial services and loan products; changes in accounting policies and guidelines, or monetary and fiscal policies of the federal government or tax laws; domestic and international economic developments; the Company’s access to and adverse changes in securities markets; the market for credit related assets; the future operating results, financial condition, cash flow requirements and capital spending priorities of the Company and the Bank; the availability of internal and, as required, external sources of funding; our ability to attract and retain employees; or other significant uncertainties. Additional factors that may cause actual results to differ from the Company’s assumptions and expectations include those set forth in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2021. All forward-looking statements are qualified by, and should be considered in conjunction with, such cautionary statements.

All statements in this Annual Report, including forward-looking statements, speak only as of the date hereof, and we undertake no duty to update any of the forward-looking statements after the date of this Annual Report.

Overview

HMN is the stock savings bank holding company for the Bank, which operates community banking and loan production offices in Minnesota, Iowa and Wisconsin. The earnings of the Company are primarily dependent on the Bank's net interest income, which is the difference between interest earned on loans and investments, and the interest paid on interest-bearing liabilities such as deposits and other borrowings. The difference between the average rate of interest earned on assets and the average rate paid on liabilities is the interest rate spread. Net interest income is produced when interest-earning assets equal or exceed interest-bearing liabilities and there is a positive interest rate spread. Net interest income and net interest rate spread are affected by changes in interest rates, the volume and composition of interest-earning assets and interest-bearing liabilities, and the level of non-performing assets. The Company's net earnings are also affected by the generation of non-interest income, which consists primarily of gains from the sale of loans, fees for servicing loans, commissions on the sale of uninsured investment products, and service charges on deposit accounts. The Bank incurs expenses in addition to interest expense in the form of compensation and benefits, occupancy and equipment expenses, provisions for loan losses, data processing costs, professional services, deposit insurance, amortization expense on mortgage servicing assets, advertising expenses, and income taxes. The earnings of financial institutions, such as the Bank, are also significantly affected by prevailing economic and competitive conditions, particularly changes in interest rates, government monetary and fiscal policies, and regulations of various regulatory authorities. Lending activities are influenced by the demand for and supply of business credit, single family and commercial properties, competition among lenders, the level of interest rates and the availability of funds. Deposit flows and costs of deposits are influenced by prevailing market rates of interest on competing investments, account maturities and the levels of personal income and savings.

Critical Accounting Estimates

While our significant accounting policies are described in the notes to our consolidated financial statements, we believe the following discussion addresses our most critical accounting estimates, which are those estimates made in accordance with U.S. generally accepted accounting principles (GAAP) that involve a significant level of estimation uncertainty and have had or are reasonably likely to have a material impact on our financial condition or results of operations. The Company has identified the following critical accounting estimates that management believes involve the most difficult, subjective, and/or complex judgments that are inherently uncertain. Therefore, actual financial results could differ significantly depending upon the estimates, assumptions and other factors used.

Allowance for Loan Losses and Related Provision

The allowance for loan losses is based on periodic analysis of the loan portfolio and is maintained at an amount considered to be appropriate by management to provide for probable losses inherent in the loan portfolio as of the balance sheet dates. In this analysis, management considers factors including, but not limited to, specific occurrences of loan impairment, actual and anticipated changes in the size of the portfolios, national, regional and local economic conditions such as unemployment data, loan delinquencies, demand for single family homes, demand for commercial real estate and building lots, loan portfolio composition, historical loss experience and observations made by the Company's ongoing internal audit and regulatory exam processes. Loans are charged off to the extent they are deemed to be uncollectible. The Company has established separate processes to determine the appropriateness of the loan loss allowance for its homogeneous and non-homogeneous loan portfolios. The determination of the allowance on the homogeneous single family and consumer loan portfolios is calculated on a pooled basis with individual determination of the allowance for all non-performing loans. The determination of the allowance for the non-homogeneous commercial, commercial real estate and multi-family loan portfolios involves assigning standardized risk ratings and loss factors that are periodically reviewed. The loss factors are estimated based on the Company's own loss experience and other qualitative factors and are assigned to all loans without identified credit weaknesses. For each non-performing loan, the Company also performs an individual analysis of impairment that is based on the expected cash flows or the value of the assets collateralizing the loans and establishes any necessary reserves or charges off all loans, or portions thereof, that are deemed uncollectible.

The appropriateness of the allowance for loan losses is dependent upon management’s estimates of variables affecting valuation, appraisals of collateral, evaluations of performance and status and the amounts and timing of future cash flows expected to be received on impaired loans. Such estimates, appraisals, evaluations and cash flows may be subject to adjustments due to changing economic prospects of borrowers or properties. The fair market value of collateral dependent loans is typically based on the appraised value of the property less estimated selling costs. The estimates are reviewed periodically and any adjustments are recorded in the provision for loan losses in the periods in which the adjustments become known. Because of the size of some loans, changes in estimates can have a significant impact on the loan loss provision. The allowance is allocated to individual loan categories based upon the relative risk characteristics of the loan portfolios, the actual loss experience and other qualitative factors. The Company increases its allowance for loan losses by charging the provision for loan losses against income and by receiving recoveries of previously charged off loans. The Company decreases its allowance by crediting the provision for loan losses and recording loan charge-offs. The current year activity resulted in a decrease in the allowance and a credit to the loan loss provision. The methodology for establishing the allowance for loan losses takes into consideration probable losses that have been identified in connection with specific loans as well as losses in the loan portfolio that have not been specifically identified. Although management believes that based on current conditions the allowance for loan losses is maintained at an appropriate amount to provide for probable loan losses inherent in the portfolio as of the balance sheet dates, future conditions may differ substantially from those anticipated in determining the allowance for loan losses and adjustments may be required in the future. In addition, the Company will be required to adopt Accounting Standards Update (ASU) 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments in the first quarter of 2023. See “Note 1 - New Accounting Pronouncements” in the Notes to Consolidated Financial Statements for further information on the potential impact of adopting ASU 2016-13.

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

The Company maintains significant net deferred tax assets for deductible temporary differences, the largest of which relates to the allowance for loan losses. For tax purposes only the net charge-offs are deductible while the entire provision for loan losses is used to determine book income. A deferred tax asset is created because of the timing difference of when the expense is recognized for book and tax purposes. Under GAAP, a valuation allowance is required to be recognized if it is “more likely than not” that the deferred tax asset will not be realized. The determination of the realizability of the deferred tax assets is highly subjective and dependent upon management’s judgment and evaluation of both positive and negative evidence, including the forecasts of future income, tax planning strategies, and assessments of the current and future economic and business conditions. The positive evidence considered includes the Company’s cumulative net income in the prior three-year period, the ability to implement tax planning strategies to accelerate taxable income recognition, and the probability that taxable income will be generated in future periods. The Company could not currently identify any negative evidence. It is possible that future conditions may differ substantially from those anticipated in determining that no valuation allowance was required on deferred tax assets and adjustments may be required in the future.

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

COVID-19 Pandemic

In 2020, the spread of COVID-19 slowed economic activity in many countries, including the United States. Millions of Americans were at some point ordered to stay home, including those residing in the states of Minnesota and Wisconsin, and many businesses were ordered to be closed for a period of time or to operate at reduced capacities in order to reduce the spread of COVID-19. These orders severely reduced the flow of commerce which reduced, or entirely eliminated, the revenue streams for many small businesses. This reduction in income forced many small businesses to close temporarily, furlough employees, or terminate operations entirely.

In 2021 several COVID-19 vaccines were approved for distribution and became available to the general public.  Since that time, the majority of the population in the United States received an initial vaccination, with some also obtaining a recommended booster vaccination when it became available in the fall of 2021.  Despite these vaccinations, the original virus has mutated multiple times and continues to infect both vaccinated and unvaccinated individuals.  Due to the variations in both the seriousness of symptoms and degree of transmissibility with these variants, surges of positive cases began to occur in the fourth quarter of 2021 and continue as we begin 2022. Because of the increase in COVID-19 infections, some mask mandate orders were put back in place in certain areas of the country and some schools implemented distance learning for short periods of time in order to reduce the spread of COVID-19. The impact of these measures on the economy, however, has been much less than previously experienced due to having fewer government mitigation measures requiring people to stay at home or to close down certain businesses than when the pandemic first began.

The Bank has, and continues to be, impacted by the disruption in economic activity due to the pandemic. During 2020, it temporarily closed the lobbies in all of its locations and for a period of time conducted business entirely through the drive-ups at the branches that have that capability. Branches without drive-up facilities were closed for a period of time in order to meet the social distancing guidelines recommended by health officials. Beginning in January 2021, the Bank re-opened all of its lobbies to walk-in services during limited hours while continuing to offer drive-up service during normal business hours. The Bank continues to encourage its customers to conduct business through its on-line loan and deposit account services, as well as through ATM and night drop facilities available at its branches.

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

The extent of any future impact on the Company related to the pandemic is difficult to determine as it is not clear how many times the virus will mutate, how effective the vaccines will be on future mutations of the virus, the impact that any future mutations will have on economic activity, or what the long-term implications will be on customer behavior as a result of the pandemic, among other factors. The impact on the Bank’s loan portfolio is also unclear for many of the same reasons. At this time, the Company has not seen a negative impact on its deposit relationships as many of its clients have been able to conduct their business with the Bank through the drive-ups, ATMs, night drop, on-line banking website, or by using its mobile banking application.

Paycheck Protection Program (PPP)

The Bank actively participated in helping businesses that applied for forgivable loans under the PPP as part of the CARES Act. The Bank had the following activity related to the first round of the PPP through December 31, 2021:

(Dollars in thousands)	Number of Loans	Amount	Net Deferred Fees
Originated	413	$53,153	1,837
Repaid	(130)	(19,484)	0
Net deferred fees recognized	0	0	(1,097)
Balance, December 31, 2020	283	$33,669	740
Repaid	(283)	(33,669)	0
Net deferred fees recognized	0	0	(740)
Balance, December 31, 2021	0	$0	0

The Consolidated Appropriations Act of 2021 was signed into law on December 27, 2020 and allocated $284 billion to the Small Business Administration (SBA) to fund a second round of the PPP. The Bank actively participated in the second round of the PPP and had the following activity through December 31, 2021:

(Dollars in thousands)	Number of Loans	Amount	Net Deferred Fees
Originated	466	$28,965	1,625
Repaid	(459)	(26,306)	0
Net deferred fees recognized	0	0	(1,551)
Balance, December 31, 2021	7	$2,659	74

It is anticipated that the outstanding loans at December 31, 2021 will be forgiven by the SBA and the remaining net deferred fees will be recognized into income when the loans are repaid.

Results of Operations

Comparison of 2021 with 2020

Net income was $13.6 million for 2021, an increase of $3.3 million, or 31.7%, compared to net income of $10.3 million for 2020. Diluted earnings per share for the year ended December 31, 2021 was $3.01, an increase of $0.79 per share, compared to diluted earnings per share of $2.22 for the year ended December 31, 2020. The increase in net income between the periods was primarily because of a $4.8 million decrease in the provision for loan losses. The provision for loan losses decreased primarily because of the reduction in the required reserves due to the reduced economic impact of the COVID-19 pandemic and the results of an internal analysis of the loan portfolio. Other non-interest income increased $1.7 million due primarily to an increase in the gains that were realized on the sale of real estate owned. Net interest income increased $1.1 million primarily due to an increase in the yield enhancements that were realized on PPP loans that were repaid during the period and also because of a decrease in the interest rates paid on deposits. These increases in net income were partially offset by a $3.0 million decrease in the gain on sales of mortgage loans due to a decrease in mortgage loan activity between the periods. Compensation expense increased $0.5 million due primarily to an increase in incentives earned between the periods. Income tax expense also increased $1.3 million as a result of the increased pre-tax income between the periods.

Net Interest Income

Net interest income was $30.2 million for 2021, an increase of $1.1 million, or 3.8%, from $29.1 million for 2020. Interest income was $31.8 million for 2021, a decrease of $0.2 million, or 0.6%, from $32.0 million for 2020. Interest income decreased despite the $2.3 million in yield enhancements that were recognized on PPP loans during the period and the $130.8 million increase in the average interest-earning assets between the periods. These increases in interest income were entirely offset by a decrease in the average yield earned on interest-earning assets which was 3.34% for 2021, a decrease of 56 basis points from 3.90% for 2020. The decrease in the average yield is primarily related to the decrease in the prime rate that occurred in the first quarter of 2020, which lowered the rate on adjustable rate loans in the portfolio as well as any new or renewing fixed rate loans that were originated since that time.

Interest expense was $1.6 million for 2021, a decrease of $1.3 million, or 45.5%, from $2.9 million for 2020. Interest expense decreased despite the $123.1 million increase in the average interest-bearing liabilities and non-interest bearing deposits between the periods primarily because of the decrease in the average interest rate paid on deposits. The average interest rate paid on interest-bearing liabilities and non-interest bearing deposits was 0.18% for 2021, a decrease of 20 basis points from 0.38% for 2020. The decrease in the interest paid on interest-bearing liabilities was primarily because of the decrease in deposit rates as a result of the decrease in the federal funds rate in the first quarter of 2020.

The following table presents the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. Non-accruing loans have been included in the average outstanding loan balance in the table as loans carrying a zero yield.

	Year Ended December 31,
	2021			2020
(Dollars in thousands)	Average Outstanding Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Average Yield/ Rate
Interest-earning assets:
Securities available for sale(1):
Mortgage-backed and related securities	$167,759	1,864	1.11%	$61,364	1,155	1.88%
Other marketable securities	42,878	282	0.66	46,407	702	1.51
Loans held for sale	5,335	159	2.98	7,292	215	2.95
Loans receivable, net(1) (2)	631,969	29,290	4.63	644,912	29,709	4.61
FHLB stock and other earning assets including cash equivalents	102,146	166	0.16	59,321	178	0.30
Total interest-earning assets	$950,087	31,761	3.34	$819,296	31,959	3.90

Interest-bearing liabilities:
Checking accounts	$157,857	182	0.12%	$122,781	151	0.12%
Savings accounts	113,314	69	0.06	90,064	65	0.07
Money market accounts	245,409	557	0.23	209,522	840	0.40
Certificate accounts	93,650	745	0.80	115,079	1,795	1.56
FHLB advances and other borrowings	0	0	0.00	0	0	0.00
Total interest-bearing liabilities	$610,230			$537,446
Noninterest checking	257,549			207,456
Other noninterest-bearing liabilities	2,490			2,251
Total interest-bearing liabilities and noninterest-bearing deposits	$870,269	1,553	0.18%	$747,153	2,851	0.38%
Net interest income		30,208			$29,108
Net interest rate spread			3.16%			3.52%
Net earning assets	$79,818			$72,143
Net interest margin			3.18%			3.55%
Average interest-earning assets to average interest-bearing liabilities		109.17%			109.66%

(1) Tax exempt income was not material; therefore, the yield was not presented on a tax equivalent basis for any of the years presented.
(2) Calculated net of deferred loan costs, loan discounts, loans in process and loss reserves.

Net interest margin (net interest income divided by average interest-earning assets) for 2021 was 3.18%, a decrease of 37 basis points, compared to 3.55% for 2020. The decrease in the net interest margin is primarily related to the decrease in the average yield earned on interest-earning assets as a result of the decrease in the prime rate that occurred in the first quarter of 2020.

Average net earning assets increased to $79.8 million in 2021 compared to $72.1 million in 2020. The $7.7 million increase in the average net earning assets in 2021 is due primarily to the net income earned in 2021 that was partially offset by the purchase of premises and equipment and treasury stock.

The following table presents the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. It quantifies the changes in interest income and interest expense related to changes in the average outstanding balances (volume) and those changes caused by fluctuating interest rates. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (i.e. changes in volume multiplied by old rate) and (ii) changes in rate (i.e. changes in rate multiplied by current volume).

	Year Ended December 31,
	2021 vs. 2020
	Increase (Decrease) Due to
(Dollars in thousands)	Volume (1)	Rate(1)	Total Increase (Decrease)
Interest-earning assets:
Securities available for sale:
Mortgage-backed and related securities	$2,003	(1,294)	709
Other marketable securities	(53)	(367)	(420)
Loans held for sale	(58)	2	(56)
Loans receivable, net	(711)	292	(419)
Other	114	(126)	(12)
Total interest-earning assets	$1,295	(1,493)	(198)
Interest-bearing liabilities:
Checking accounts	$57	(26)	31
Savings accounts	17	(13)	4
Money market accounts	166	(449)	(283)
Certificate accounts	(335)	(715)	(1,050)
Total interest-bearing liabilities	$(95)	(1,203)	(1,298)
Increase (decrease) in net interest income	$1,390	(290)	1,100

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

At December 31, 2021
Weighted average yield on:		Weighted average rate on:
Securities available for sale:
Mortgage-backed and related securities	1.06%	Checking accounts	0.12%
Other marketable securities	0.54	Savings accounts	0.06
Loans held for sale	3.42	Money market accounts	0.21
Loans receivable, net	4.14	Certificate accounts	0.53
FHLB stock and other interest-earning assets	0.19	Combined weighted average rate on interest-bearing liabilities	0.13
Combined weighted average yield on interest-earning assets	2.93	Interest rate spread	2.80

Provision for Loan Losses

The provision for loan losses was ($2.1) million for 2021, a decrease of $4.8 million from the $2.7 million provision for loan losses for 2020. The provision for loan losses decreased primarily because of the reduction in the required reserves due to the reduced economic impact of the COVID-19 pandemic and the results of an internal analysis of the loan portfolio. The provision also decreased between the periods due to an increase in the current year in the recoveries received on previously charged off loans. During 2020, the Company increased its allowance for loan losses due to the changes in the economic environment related to the disruption in business activity as a result of the COVID-19 pandemic. The amount of the increase in the allowance for loan losses related to the economic environment was based, in part, on the amount of loans to borrowers in the hospitality, restaurant and entertainment industries that were negatively impacted by the COVID-19 pandemic. The underlying operations supporting many of the loans that were initially negatively impacted by the pandemic have improved and the amount of loans requiring accommodations decreased in 2021. At December 31, 2021, the Company had no loans with outstanding loan accommodations in accordance with Section 4013 of the CARES Act, compared to $34.6 million of outstanding loans that had been granted accommodations at December 31, 2020. See “Note 6 Allowance for Loan Losses and Credit Quality Information” in the Notes to Consolidated Financial Statements for additional information related to deferrals and loan modifications to borrowers impacted by the COVID-19 pandemic.

Non-Interest Income

Non-interest income was $14.3 million for 2021, a decrease of $0.8 million, or 5.4%, from $15.1 million for 2020. The following table presents the components of non-interest income:

	Year Ended December 31,		Percentage
(Dollars in thousands)	2021	2020	Change
Fees and service charges	$3,125	2,877	8.6%
Loan servicing fees	1,555	1,356	14.7
Gain on sales of loans	6,566	9,531	(31.1)
Other non-interest income	3,017	1,319	128.7
Total non-interest income	$14,263	15,083	(5.4)

Gain on sales of loans decreased $3.0 million between the periods primarily because of a decrease in single family loan originations and sales. This decrease in non-interest income was partially offset by an increase in other non-interest income of $1.7 million due primarily to a $1.4 million increase in the gain realized on the sale of commercial real estate owned and an increase in the income earned on the sale of uninsured investment products between the periods. Fees and service charges increased $0.2 million between the periods because of an increase in debit card income due to an increase in the volume of transactions. Loan servicing fees increased $0.2 million between the periods due to an increase in the aggregate balances of single family mortgage loans that were being serviced for others.

Non-Interest Expense

Non-interest expense was $27.7 million for 2021, an increase of $0.6 million, or 2.0%, from $27.1 million for 2020. The following table presents the components of non-interest expense:

	Year Ended December 31,		Percentage
(Dollars in thousands)	2021	2020	Change
Compensation and benefits	$16,114	15,646	3.0%
Occupancy and equipment	4,372	4,429	(1.3)
Data processing	1,445	1,314	10.0
Professional services	1,438	1,405	2.3
Other	4,292	4,328	(0.8)
Total non-interest expense	$27,661	27,122	2.0

Compensation and benefits expense increased $0.5 million because of an increase in the incentives earned between the periods. Data processing expense increased $0.1 million due primarily to increased debit card processing costs. Professional services expense increased slightly between the periods primarily because of an increase in employee recruitment fees. These increases in non-interest expense were partially offset by a $0.1 million decrease in occupancy and equipment expense due primarily to a decrease in building rent expense between the periods. Other non-interest expense decreased slightly between the periods due primarily to a decrease in mortgage servicing expense due to a decrease in prepayments on loans being serviced for third parties.

Income Taxes

The Company considers the calculation of current and deferred income taxes to be a critical accounting policy that is subject to significant estimates. Income tax expense was $5.4 million for 2021, an increase of $1.3 million from $4.1 million for 2020. The increase in income tax expense between the periods is primarily the result of an increase in pre-tax income.

Financial Condition

Loans Receivable, Net

The following table sets forth the information on the Company's loan portfolio in dollar amounts and percentages before deductions for deferred costs/fees and discounts and the allowance for losses as of the dates indicated:

	December 31,
	2021		2020
(Dollars in thousands)	Amount	Percent	Amount	Percent
Real Estate Loans:
Single family	$163,322	24.67%	$135,023	20.65%
Multi-family	43,140	6.51	41,456	6.34
Commercial	306,490	46.30	307,755	47.07
Construction and development	47,238	7.14	31,493	4.82
Total real estate loans	560,190	84.62	515,727	78.88
Other Loans:
Consumer Loans:
Home equity line	17,467	2.64	21,308	3.26
Home equity	7,557	1.14	11,549	1.76
Recreational vehicles	10,985	1.66	15,645	2.39
Other	5,636	0.85	6,889	1.06
Total consumer loans	41,645	6.29	55,391	8.47
Commercial business loans	60,165	9.09	82,673	12.65
Total other loans	101,810	15.38	138,064	21.12
Total loans	$662,000	100.00%	$653,791	100.00%
Less:
Unamortized discounts	10		12
Net deferred loan fees	209		450
Allowance for losses	9,279		10,699
Total loans receivable, net	$652,502		$642,630

The growth in the loan portfolio in 2021 was primarily because of the growth experienced in single family real estate, construction and development loans, and multi-family loans that was partially offset by a decrease in commercial business and consumer loans. Based on current economic conditions and the projected loan origination and prepayment amounts, it is anticipated that the overall growth in the loan portfolio will be limited in 2022.

Single family real estate loans were $163.3 million at December 31, 2021, an increase of $28.3 million, compared to $135.0 million at December 31, 2020. The single family loan portfolio increased in 2021 primarily because of an increase in the amount of originated loans that were placed in the portfolio during 2021 compared to 2020. The single family loan portfolio increased due to a $20.5 million increase in the amount of saleable 10 and 15 year single family loans that were placed into the loan portfolio rather than being sold in the secondary market. These loans were placed into the portfolio in order to increase the overall loan portfolio balance and improve the overall yield earned on interest earning assets during 2021.

Multi-family real estate loans were $43.1 million at December 31, 2021, an increase of $1.6 million, compared to $41.5 million at December 31, 2020. The increase in multi-family real estate loans in 2021 is primarily the result of new loan originations and transfers in of completed multi-family construction loans exceeding the loans that were repaid during the year.

Commercial real estate loans were $306.5 million at December 31, 2021, a decrease of $1.3 million, compared to $307.8 million at December 31, 2020. The outstanding commercial real estate loans decreased despite the $41.1 million increase in originations between the periods as there were also more loans that were paid off during 2021 compared to 2020.

Construction and development loans were $47.2 million at December 31, 2021, an increase of $15.7 million, compared to $31.5 million at December 31, 2020. The increase in construction loans is primarily related to the $21.5 million increase in the amount of originations and advances on existing loans between the periods. This increase in outstanding construction and development loans was partially offset by an increase in the amount of loans that were either paid off or moved to another loan category after the construction projects were completed.

Home equity lines of credit were $17.5 million at December 31, 2021, a decrease of $3.8 million, compared to $21.3 million at December 31, 2020. The open-end home equity lines are generally written with an adjustable rate and a two to ten year draw period which requires interest only payments followed by a ten year repayment period which fully amortizes the outstanding balance. Home equity loans were $7.5 million at December 31, 2021, a decrease of $4.0 million, compared to $11.5 million at December 31, 2020. Closed-end home equity loans are written with fixed or adjustable rates with terms up to fifteen years. The overall decrease in the open-end equity lines and closed-end equity loans is related primarily to an increase in loan payoffs and other principal reductions as borrowers refinanced their homes and rolled outstanding equity loan balances into their first mortgage.

Recreational vehicle loans were $11.0 million at December 31, 2021, a decrease of $4.6 million, compared to $15.6 million at December 31, 2020. These loans have been made primarily to finance the recreational vehicle sales of a single dealer within the Bank’s market area and the decrease in the balance between the periods is primarily due to a decrease in originations as a result of discontinuing the recreational vehicle loan program in 2021.

Commercial business loans were $60.2 million at December 31, 2021, a decrease of $22.5 million, compared to $82.7 million at December 31, 2020. The decrease in commercial business loans in 2021 is primarily because of the $31.0 million decrease in outstanding PPP loans between the periods due to the repayments that occurred during the year. The $8.5 million increase in non-PPP commercial business loans is because of an increase in originations between the periods.

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

The allowance for loan losses was $9.3 million, or 1.40% of gross loans at December 31, 2021, compared to $10.7 million, or 1.64% of gross loans at December 31, 2020. The allowance for loan losses decreased in 2021 primarily because of a decrease in qualitative reserves related to the COVID-19 pandemic. The decrease in qualitative reserves for COVID-19 was due to an improvement in the underlying operations supporting many of the loans that were initially negatively impacted by the COVID-19 pandemic.

The following table reflects the activity in the allowance for loan losses and selected statistics:

	December 31,
(Dollars in thousands)	2021	2020
Balance at beginning of year	$10,699	8,564
Provision for losses	(2,119)	2,699
Charge-offs:
Commercial real estate	(36)	(730)
Consumer	(42)	(84)
Commercial business	0	(8)
Recoveries	777	258
Net recoveries (charge-offs)	699	(564)
Balance at end of year	$9,279	10,699
Year end allowance for loan losses as a percent of year end gross loan balance	1.40%	1.64%
Ratio of net loan recoveries (charge-offs) to average loans outstanding	0.11	(0.09)
Allowance as a percent of total assets at year end	0.87	1.18

The following table presents information related to net recoveries (charge-offs) by loan category:

	2021		2020
(Dollars in thousands)	Net Recoveries	Ratio of Net Recoveries to Average Loans Outstanding	Net (Charge-offs) Recoveries	Ratio of Net (Charge-offs) Recoveries to Average Loans Outstanding
Commercial real estate	$617	0.16%	$(703)	(0.19)%
Consumer	16	0.30	(55)	(0.09)
Commercial business	66	0.09	194	0.26
	$699	0.11	$(564)	(0.09)

The following table reflects the allocation of the allowance for loan losses by loan category:

	December 31,
	2021		2020
(Dollars in thousands)	Allocated Allowance as a % of Loan Category	Percent of Loans in Each Category to Total Loans	Allocated Allowance as a % of Loan Category	Percent of Loans in Each Category to Total Loans
Single family	0.60%	24.67%	0.76%	20.65%
Commercial real estate	1.61	59.95	1.92	58.23
Consumer	2.35	6.29	2.51	8.47
Commercial business	1.56	9.09	1.19	12.65
Total	1.40	100.00%	1.64	100.00%

The allocated allowance percentages for all loan categories, except commercial business loans, decreased in 2021 primarily because of the reduction in the required reserves due to the reduced economic impact of the COVID-19 pandemic. The increase in the allowance percentage for commercial business loans between the periods is due to the $31.0 million decrease in PPP loans that are included in this category that are guaranteed by the SBA and have no allocated allowance amount.

Allowance for Real Estate Losses

Real estate properties acquired or expected to be acquired through loan foreclosures are initially recorded at fair value less estimated selling costs. Management periodically performs valuations and an allowance for losses is established if the carrying value of a property exceeds its fair value less estimated selling costs. There was no allowance for real estate losses at December 31, 2021 or 2020.

Non-performing Assets

Loans are reviewed at least quarterly and if the collectability of any loan is doubtful, it is placed on non-accrual status. Loans are placed on non-accrual status when either principal or interest is 90 days or more past due, unless, in the judgment of management, the loan is well collateralized and in the process of collection. Interest accrued and unpaid at the time a loan is placed on non-accrual status is charged against interest income. Subsequent payments are either applied to the outstanding principal balance or recorded as interest income, depending on the assessment of the ultimate collectability of the loan. Restructured loans include the Bank's troubled debt restructurings (TDRs) that involved forgiving a portion of interest or principal or making a loan with terms that the Bank would not normally grant to borrowers whose financial condition had deteriorated. Foreclosed and repossessed assets include assets acquired in settlement of loans. Total non-performing assets were $4.9 million at December 31, 2021, an increase of $1.6 million, or 47.9%, from $3.3 million at December 31, 2020. Non-performing loans increased $1.9 million and foreclosed and repossessed assets decreased $0.3 million during 2021. The increase in non-performing loans is primarily related to a $3.4 million hotel loan that was classified as non-performing during the year that was partially offset by a $1.0 million commercial real estate loan that was classified as non-performing at December 31, 2020 that became performing during 2021. The decrease in the foreclosed and repossessed assets is related to changes in foreclosed commercial properties between the periods.

The following table sets forth the amounts and categories of non-performing assets in the Company’s portfolio:

	December 31,
(Dollars in thousands)	2021	2020
Non-performing loans:
Single family	$340	502
Commercial real estate	3,757	1,484
Consumer	517	689
Commercial business	7	9
Total	4,621	2,684
Foreclosed and repossessed assets:
Commercial real estate	290	636
Total	290	636
Total non-performing assets	$4,911	3,320
Total as a percentage of total assets	0.46%	0.37%
Total non-performing loans	$4,621	$2,684
Total as a percentage of total loans receivable	0.70%	0.41%
Allowance for loan losses to non-performing loans	200.81%	398.72%

Gross interest income which would have been recorded had the non-accruing loans been current in accordance with their original terms amounted to $0.3 million for the year ended December 31, 2021 and $0.2 million for the year ended December 31, 2020. The amounts that were included in interest income on a cash basis for these loans were $0.2 million for the year ended December 31, 2021 and $0.1 million for the year ended December 31, 2020.

At December 31, 2021 and 2020, there were loans included in loans receivable, net, with terms that had been modified in a TDR totaling $1.1 million and $1.5 million, respectively. Had these loans been performing in accordance with their original terms throughout 2021 and 2020, the Company would have recorded gross interest income of $0.1 million in both years. During 2021 and 2020, the amount of interest income received on these loans was not material.

For the loans that were modified in 2021, none were classified and performing, and $0.3 million were non-performing at December 31, 2021. The decrease in TDRs in 2021 related primarily to a single family first mortgage loan that paid off during the year. Of the loans that were modified in 2021 and outstanding at December 31, 2021, $0.2 million related to a loan secured by commercial real estate and $0.1 million consisted of two unrelated loans secured by first mortgages on single family properties.

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

The following table sets forth the amount of TDRs in the Company’s portfolio:

	December 31,
(Dollars in thousands)	2021	2020
Single family	$254	612
Commercial real estate	355	211
Consumer	442	630
Commercial business	0	25
Total TDRs	$1,051	1,478

TDRs on accrual status	$29	442
TDRs on non-accrual status	1,022	1,036
Total	$1,051	1,478

This TDR table does not include loan accommodations that were granted during 2021 and 2020 to borrowers in accordance with the Interagency Statement on Loan Modification and Reporting for Financial Institutions Working with Customers Affected by the Coronavirus or Section 4013 of the CARES Act. See “Note 6 Allowance for Loan Losses and Credit Quality Information” in the Notes to Consolidated Financial Statements for further information on accommodations that were granted to borrowers in 2021 and 2020.

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

The Bank's most liquid assets are cash and cash equivalents, which consist of short-term highly liquid investments with original maturities of less than three months that are readily convertible to known amounts of cash, and interest-bearing deposits. The level of these assets is dependent on the operating, financing and investing activities during any given period.

Cash and cash equivalents for the Company at December 31, 2021 were $94.1 million, an increase of $7.8 million, compared to $86.3 million at December 31, 2020. Net cash provided by operating activities during 2021 was $24.3 million. The Company conducted the following major investing activities during 2021: purchases of securities available for sale and FHLB stock were $214.0 million; principal payments and maturity proceeds received on securities available for sale were $71.1 million; and the proceeds from the sale of premises and other real estate were $2.1 million. Net loans receivable increased $18.4 million and the Company purchased premises and equipment of $8.3 million. Net cash used by investing activities during 2021 was $167.4 million. The Company conducted the following major financing activities during 2021: deposits increased $155.5 million; purchased treasury stock of $4.6 million; and customer escrows increased $0.1 million. Net cash provided by financing activities was $151.0 million for 2021.

The Bank has certificates of deposits from customers with outstanding balances of $62.3 million that mature during 2022. Based upon past experience, management anticipates that the majority of the deposits will renew for another term. The Company believes that deposits that do not renew will be replaced with deposits from other customers or FHLB advances. Proceeds from the sale of securities could also be used to fund unanticipated outflows of deposits.

The Bank has deposits of $161.5 million in checking and money market accounts of eleven customers that have individual relationship balances greater than $5.0 million. These funds may be withdrawn at any time, however, management anticipates that the majority of these deposits will remain on deposit with the Bank over the next twelve months. If these deposits are withdrawn, it is anticipated that they would be funded with available cash, replaced with deposits from other customers or with advances from the FHLB. Proceeds from the sale of securities could also be used to fund unanticipated outflows of deposits.

Dividends from the Bank have been the Company’s primary source of cash. The Bank is restricted under applicable federal banking law from paying dividends to the Company without prior notice to and non-objection of the applicable regulator. During 2021, the Bank paid dividends to the Company of $6.0 million and at December 31, 2021, the Company had an available cash balance of $12.5 million.

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

Contractual Obligations and Commercial Commitments

The Company has no off-balance sheet arrangements other than commitments to originate and sell loans in the ordinary course of business. The Company does have certain obligations and commitments to make future payments under existing contracts. See “Note 18 Commitments and Contingencies” in the Notes to Consolidated Financial Statements for further information on the outstanding contractual obligations and commercial commitments at December 31, 2021.

Regulatory Capital Requirements

The Bank is subject to the Basel III regulatory capital requirements. The Basel III requirements, among other things, (i) apply a set of capital requirements to the Bank, including requirements relating to common equity as a component of core capital, (ii) implement a “capital conservation buffer” against risk and a minimum Tier 1 capital requirement, and (iii) set forth rules for calculating risk-weighted assets for purposes of such requirements. The rules made corresponding revisions to the prompt corrective action framework and include capital ratios and buffer requirements. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of its assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

The Board of Governors of the Federal Reserve Bank (FRB) amended its Policy Statement, to exempt small bank and savings and loan holding companies with assets less than $3 billion from the above capital requirements. The Company currently meets the qualitative exemption requirements, and therefore, is exempt from the above capital requirements.

Quantitative measures established by regulations to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of common equity Tier 1 capital to risk-weighted assets, Tier 1 capital to adjusted total assets, Tier 1 capital to risk-weighted assets and total capital to risk-weighted assets.

The Bank must maintain a capital conservation buffer of at least 2.50% composed of common equity Tier 1 capital above its minimum risk-based capital requirements in order to avoid limitations on capital distributions, including dividend payments and certain discretionary bonus payments to executive officers. Management believes that, as of December 31, 2021, the Bank’s capital ratios were in excess of those quantitative capital ratio standards set forth under the current prompt corrective action regulations, including the capital conservation buffer described above. However, there can be no assurance that the Bank will continue to maintain such status in the future. The OCC has extensive discretion in its supervisory and enforcement activities, and can adjust the requirement to be well-capitalized in the future. See “Note 17 Regulatory Capital” in the Notes to Consolidated Financial Statements for a table that reflects the Bank’s capital compared to these capital requirements.

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

If the Company raises capital through the issuance of additional shares of common stock or other equity securities, it would dilute the ownership interests of existing stockholders and could result in a change in control of the Company and the Bank. New investors may also have rights, preferences and privileges senior to the Company’s current stockholders which may adversely impact the Company’s current stockholders. The Company’s ability to raise additional capital through the issuance of equity securities, if deemed prudent, will depend on, among other factors, conditions in the capital markets at that time, which are outside of the Company’s control. Accordingly, the Company may not be able to raise additional capital, if deemed prudent, on favorable economic terms, or other terms acceptable to it.

Dividends

The declaration of dividends is subject to, among other things, the Company's financial condition and results of operations, the Bank's compliance with regulatory capital requirements and other regulatory restrictions, tax considerations, industry standards, economic conditions, anticipated asset growth, general business practices and other factors. The Company did not make any dividend payments to common stockholders during the two-year period ending December 31, 2021 but will continue to evaluate the best use of the Company’s capital based on the factors identified above.

Under applicable federal banking laws and regulations, no dividends can be declared or paid by the Bank to the Company without notice to and non-objection from the applicable banking regulator. There is no assurance that the Bank and the Company would satisfy the applicable regulatory requirements necessary to effect any such dividends. The payment of dividends by the Company is dependent upon the Company having adequate cash or other assets that can be converted to cash to pay dividends to its stockholders and is subject to the discretion of the Board of Directors of both the Bank and the Company and would depend on numerous factors including the results of operations, financial conditions, asset growth plans, planned stock repurchases, and the cash flow requirements of the Company and the Bank.

In January 2022, the Company’s Board of Directors declared a quarterly dividend of 6 cents per share of common stock payable on March 9, 2022 to stockholders of record at the close of business on February 16, 2022. The declaration and amount of any future cash dividends remains subject to the sole discretion of the Board of Directors and will depend upon many factors, including the Company’s results of operations, financial condition, capital requirements, regulatory and contractual restrictions, business strategy and other factors deemed relevant by the Board of Directors.

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

The following table discloses the projected changes in market value to the Company’s interest-earning assets and interest-bearing liabilities based upon incremental 100 basis point changes in interest rates from interest rates in effect on December 31, 2021.

(Dollars in thousands)	Market Value
Basis point change in interest rates	-100	0	+100	+200
Total market-risk sensitive assets	$1,075,897	1,059,780	1,037,029	1,013,668
Total market-risk sensitive liabilities	980,648	920,067	870,045	826,865
Off-balance sheet financial instruments	(66)	0	409	780
Net market risk	$95,315	139,713	166,575	186,023
Percentage change from current market value	(31.78)%	0.00%	19.23%	33.15%

The preceding table was prepared utilizing the following assumptions (the Model Assumptions) regarding prepayment and decay ratios that were determined by management based upon its review of historical prepayment speeds and decay rates. Fixed rate loans were assumed to prepay at annual rates of between 4% and 59%, depending on the note rate and the period to maturity. Adjustable rate mortgages (ARMs) were assumed to prepay at annual rates of between 6% and 49%, depending on the note rate and the period to maturity. Mortgage-backed securities were projected to have prepayments based upon the underlying collateral securing the instrument. All loan prepayments vary based on the note rate and period to maturity of the individual loans. Certificate accounts were assumed not to be withdrawn until maturity. Retail money market demand accounts (MMDAs) and passbook accounts were assumed to decay at an annual rate of 17%. Retail non-interest and interest-bearing checking accounts were assumed to decay at annual rates of 19% and 24%, respectively. Commercial non-interest and interest-bearing checking accounts were assumed to decay at annual rates of 16% and 23%, respectively. Commercial MMDAs were assumed to decay at annual rates of between 13% and 26%.

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

Asset/Liability Management

The Company's management reviews the impact that changing interest rates will have on the net interest income projected for the twelve months following December 31, 2021 to determine if its current level of interest rate risk is acceptable. The following table projects the estimated impact on net interest income during the twelve month period ending December 31, 2022 of immediate interest rate changes called rate shocks:

(Dollars in thousands)
Rate Shock in Basis Points	Net Interest Change	Percent Change
+200	$1,474	5.48%
+100	725	2.70
0	0	0.00
-100	(1,436)	(5.34)

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

Consolidated Balance Sheets

	December 31,	December 31,
(Dollars in thousands, except par value)	2021	2020

ASSETS
Cash and cash equivalents	$94,143	86,269
Securities available for sale:
Mortgage-backed and related securities (amortized cost $247,275 and $99,821)	245,397	101,464
Other marketable securities (amortized cost $40,691 and $46,491)	40,368	46,626
Total securities available for sale	285,765	148,090

Loans held for sale	5,575	6,186
Loans receivable, net	652,502	642,630
Accrued interest receivable	2,132	3,102
Mortgage servicing rights, net	3,280	3,043
Premises and equipment, net	17,373	10,133
Goodwill	802	802
Core deposit intangible	10	57
Prepaid expenses and other assets	5,427	7,241
Deferred tax asset, net	2,529	2,027
Total assets	$1,069,538	909,580

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits	$950,666	795,204
Accrued interest payable	63	140
Customer escrows	2,143	1,998
Accrued expenses and other liabilities	6,635	8,986
Total liabilities	959,507	806,328
Commitments and contingencies
Stockholders’ equity:
Serial-preferred stock ($.01 par value):
authorized 500,000 shares; issued 0	0	0
Common stock ($.01 per value):
authorized 16,000,000 shares; issued 9,128,662	91	91
Additional paid-in capital	40,740	40,480
Retained earnings, subject to certain restrictions	131,413	117,849
Accumulated other comprehensive (loss) income	(1,583)	1,282
Unearned employee stock ownership plan shares	(1,256)	(1,450)
Treasury stock, at cost 4,564,087 and 4,359,552 shares	(59,374)	(55,000)
Total stockholders’ equity	110,031	103,252
Total liabilities and stockholders’ equity	$1,069,538	909,580

See accompanying notes to consolidated financial statements.

Consolidated Statements of Comprehensive Income

Years ended December 31 (Dollars in thousands, except per share amounts)	2021	2020
Interest income:
Loans receivable	$29,449	29,924
Securities available for sale:
Mortgage-backed and related	1,864	1,155
Other marketable	282	702
Other	166	178
Total interest income	31,761	31,959

Interest expense:
Deposits	1,553	2,851
Total interest expense	1,553	2,851
Net interest income	30,208	29,108
Provision for loan losses	(2,119)	2,699
Net interest income after provision for loan losses	32,327	26,409

Non-interest income:
Fees and service charges	3,125	2,877
Loan servicing fees	1,555	1,356
Gain on sales of loans	6,566	9,531
Other	3,017	1,319
Total non-interest income	14,263	15,083

Non-interest expense:
Compensation and benefits	16,114	15,646
Occupancy and equipment	4,372	4,429
Data processing	1,445	1,314
Professional services	1,438	1,405
Other	4,292	4,328
Total non-interest expense	27,661	27,122
Income before income tax expense	18,929	14,370
Income tax expense	5,365	4,068
Net income	13,564	10,302
Other comprehensive (loss) income, net of tax	(2,865)	1,236
Comprehensive income available to common shareholders	$10,699	11,538
Basic earnings per common share	$3.03	2.23
Diluted earnings per common share	$3.01	2.22

See accompanying notes to consolidated financial statements.

Consolidated Statements of Stockholders’ Equity

					Unearned
				Accumulated	Employee
		Additional		Other	Stock		Total
	Common	Paid-in	Retained	Comprehensive	Ownership	Treasury	Stockholders’
(Dollars in thousands)	Stock	Capital	Earnings	Income (Loss)	Plan	Stock	Equity
Balance, December 31, 2019	$91	40,365	107,547	46	(1,643)	(53,758)	92,648
Net income			10,302				10,302
Other comprehensive income				1,236			1,236
Stock repurchases						(1,450)	(1,450)
Restricted stock awards		(268)				268	0
Stock awards withheld for tax withholding						(60)	(60)
Amortization of restricted stock awards		238					238
Earned employee stock ownership plan shares		145			193		338
Balance, December 31, 2020	$91	40,480	117,849	1,282	(1,450)	(55,000)	103,252
Net income			13,564				13,564
Other comprehensive loss				(2,865)			(2,865)
Stock repurchases						(4,589)	(4,589)
Restricted stock awards		(222)				222	0
Stock awards withheld for tax withholding						(7)	(7)
Amortization of restricted stock awards		243					243
Earned employee stock ownership plan shares		239			194		433
Balance, December 31, 2021	$91	40,740	131,413	(1,583)	(1,256)	(59,374)	110,031

See accompanying notes to consolidated financial statements.

Consolidated Statements of Cash Flows

Years ended December 31 (Dollars in thousands)	2021	2020
Cash flows from operating activities:
Net income	$13,564	10,302
Adjustments to reconcile net income to cash provided by operating activities:
Provision for loan losses	(2,119)	2,699
Depreciation	1,068	1,108
Amortization of premiums, net	1,035	221
Amortization of deferred loan fees	(2,564)	(977)
Amortization of core deposit intangible	47	99
Amortization of purchased asset fair value adjustments	(23)	(29)
Amortization of mortgage servicing rights	1,168	1,318
Capitalized mortgage servicing rights	(1,405)	(2,189)
Deferred income tax expense (credit)	612	(802)
(Gains) losses recognized on equity securities, net	(99)	19
Gains on sale of premises	(15)	(5)
Gains on sale of real estate owned, net	(1,492)	(129)
Gain on sales of loans	(6,566)	(9,531)
Proceeds from sales of loans held for sale	193,078	268,019
Disbursements on loans held for sale	(172,779)	(254,484)
Amortization of restricted stock awards	243	238
Amortization of unearned ESOP shares	194	193
Earned ESOP shares priced above original cost	239	145
Decrease (increase) in accrued interest receivable	970	(851)
Decrease in accrued interest payable	(77)	(280)
Decrease in other assets	1,503	1,175
(Decrease) increase in other liabilities	(2,307)	670
Other, net	28	13
Net cash provided by operating activities	24,303	16,942
Cash flows from investing activities:
Principal collected on securities available for sale	40,353	17,046
Proceeds collected on maturity of securities available for sale	30,762	41,240
Purchases of securities available for sale	(213,803)	(97,294)
Purchase of Federal Home Loan Bank stock	(159)	(79)
Proceeds from sales of real estate	2,128	434
Net increase in loans receivable	(18,429)	(55,106)
Proceeds from sale of premises	17	12
Purchases of premises and equipment	(8,309)	(734)
Net cash used by investing activities	(167,440)	(94,481)
Cash flows from financing activities:
Increase in deposits	155,462	121,334
Treasury stock purchased	(4,589)	(1,450)
Stock awards withheld for tax withholding	(7)	(60)
Proceeds from borrowings	1	2
Repayment of borrowings	(1)	(2)
Increase (decrease) in customer escrows	145	(415)
Net cash provided by financing activities	151,011	119,409
Increase in cash and cash equivalents	7,874	41,870
Cash and cash equivalents, beginning of year	86,269	44,399
Cash and cash equivalents, end of year	$94,143	86,269
Supplemental cash flow disclosures:
Cash paid for interest	$1,630	3,131
Cash paid for income taxes	6,628	3,617
Supplemental noncash flow disclosures:
Loans transferred to loans held for sale	12,971	6,815
Transfer of loans to real estate owned, net	290	362
Right to use assets obtained in exchange for lease obligations	99	0
Termination of lease right of use assets and lease obligations	2,273	0

See accompanying notes to consolidated financial statements.

Notes to Consolidated Financial Statements

December 31, 2021 and 2020

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

The Company evaluated subsequent events through the filing date of our annual 10-K with the Securities and Exchange Commission (SEC) on March 4, 2022.

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

Loans Receivable, net

Loans receivable, net, are carried at amortized cost. Loan origination fees received, net of certain loan origination costs, are deferred as an adjustment to the carrying value of the related loan and are amortized into income using the interest method over the estimated life of the loans.

Premiums and discounts on purchased loans are amortized into interest income using the interest method over the period to contractual maturity, adjusted for estimated prepayments.

The allowance for loan losses is based on a periodic analysis of the loan portfolio and is maintained at an amount considered to be appropriate by management to provide for probable losses inherent in the loan portfolio as of the balance sheet dates. In this analysis, management considers factors including, but not limited to, specific occurrences of loan impairment, actual and anticipated changes in the size of the portfolios, national, regional and local economic conditions (such as unemployment data, loan delinquencies, demand for single family homes, demand for commercial real estate and building lots), loan portfolio composition, historical loss experience, and observations made by the Company's ongoing internal audit and regulatory exam processes. In connection with the determination of the allowance for loan losses, management obtains independent appraisals for significant properties or other collateral securing classified loans. Appraisals on collateral dependent commercial real estate and commercial business loans are obtained when it is determined that the borrower’s risk profile has deteriorated and the loan is classified as impaired. Subsequent new third party appraisals of properties securing impaired commercial real estate and commercial business loans are prepared at least every two years. For all land development loan types, a new third party appraisal is prepared on an annual basis where current activity is not materially consistent with the assumptions made in the most recent third party appraisal. Non-performing residential and consumer home equity loans and home equity lines may have a third party appraisal or an internal evaluation completed depending on the size of the loan and location of the property. These appraisals, or internal valuations, are generally completed when a residential or consumer home equity loan or home equity line of credit becomes 120 days past due and are typically updated after possession of the property is obtained. Valuations are reviewed on a quarterly basis and adjustments are made to the allowance for loan losses for temporary impairments and charge-offs are taken when the impairment is determined to be permanent. The fair market value of the properties for all loan types are adjusted for estimated selling costs in order to determine the net realizable value of the properties. Loans are charged off to the extent they are deemed to be uncollectible. The appropriateness of the allowance for loan losses is dependent upon management’s estimates of variables affecting valuation, appraisals of collateral, evaluations of performance and status, and the amounts and timing of future cash flows expected to be received on impaired loans. Such estimates, appraisals, evaluations and cash flows may be subject to adjustments due to changing economic prospects of borrowers or properties. The fair market value of collateral dependent loans is typically based on the appraised value of the property less estimated selling costs. The estimates are reviewed periodically and adjustments, if any, are recorded in the provision for loan losses in the periods in which the adjustments become known. The allowance is allocated to individual loan categories based upon the relative risk characteristics of the loan portfolios and the actual loss experience. The Company increases its allowance for loan losses by charging the provision for loan losses against income and decreases its allowance by crediting the provision for loan losses. The methodology for establishing the allowance for loan losses takes into consideration probable losses that have been identified in connection with specific loans as well as losses in the loan portfolio that have not been specifically identified.

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

The Interagency Statement on Loan Modification and Reporting for Financial Institutions Working with Customers Affected by the Coronavirus and section 4013 of the CARES Act allows financial institutions to grant modifications of loans to borrowers that were impacted by the pandemic without classifying the modifications as TDR’s. See “Note 6 Allowance for Loan Losses and Credit Quality Information” for additional information on accommodations that were granted to borrowers in 2021 and 2020.

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

Premises and Equipment, net

Land is carried at cost. Office buildings, improvements, and furniture and equipment are carried at cost less accumulated depreciation. Depreciation is computed on a straight-line basis over their estimated useful lives of 5 to 40 years for office buildings and improvements and 3 to 10 years for furniture and equipment.

Goodwill

The Company records goodwill for acquisition amounts paid in excess of the net assets purchased. Goodwill is not amortized but is tested for impairment at least annually or more frequently if there are indications of impairment.

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

Stock Based Compensation

The Company recognizes the grant-date fair value of stock options and restricted stock awards issued as compensation expense, amortized over the vesting period.

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

Income Taxes

Deferred tax assets and liabilities are recognized for future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date. A valuation allowance is required to be recognized if it is more-likely-than-not that the deferred tax asset will not be realized. The determination of the realizability of the deferred tax asset is subjective and dependent upon judgment concerning management’s evaluation of both positive and negative evidence regarding the ultimate realizability of deferred tax assets. The Company is no longer subject to federal or state income tax examinations by tax authorities for years before 2018.

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

Comprehensive Income

Comprehensive income is defined as the change in equity during a period from transactions and other events from non-owner sources. Comprehensive income is the total of net income and other comprehensive (loss) income, which for the Company is comprised of unrealized losses and gains on securities available for sale.

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

New Accounting Pronouncements

In June 2016, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The amendments in this ASU affect all entities that measure credit losses on financial instruments including loans, debt securities, trade receivables, net investments in leases, off-balance sheet credit exposures, reinsurance receivables, and any other financial asset that has a contractual right to receive cash that is not specifically excluded. The main objective of this ASU is to provide financial statement users with more decision-useful information about the expected credit losses on financial instruments and other commitments to extend credit held by a reporting entity at each reporting date. To achieve this objective, the amendments in this ASU replace the incurred loss impairment methodology required in current GAAP with a methodology that reflects expected credit losses that requires consideration of a broader range of reasonable and supportable information to estimate credit losses. The amendments in this ASU will affect entities to varying degrees depending on the credit quality of the assets held by the entity, the duration of the assets held, and how the entity applies the current incurred loss methodology. The amendments in this ASU, for public business entities that are filers with the Securities and Exchange Commission (SEC), were originally effective for fiscal years beginning after December 15, 2019, including interim periods within those annual periods. On November 26, 2019, the FASB issued ASU 2019-11, Codification Improvements to Topic 326, Financial Instruments – Credit Losses which delayed the implementation date of ASU 2016-13 for SEC smaller reporting companies, such as HMN, from the first quarter of 2020 to the first quarter of 2023. All entities may adopt the amendments in the ASU early as of the fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Amendments should be applied using a modified retrospective transition method by means of a cumulative-effect adjustment to equity as of the beginning of the period in which the guidance is adopted. The Company has not early adopted this ASU. Management has accumulated the charge off information necessary to calculate the appropriate life of loan loss percentages for the various loan categories, has identified several key metrics to help identify and project anticipated changes in the credit quality of the Bank’s loan portfolio upon enactment, has identified some qualitative reserve metrics and amounts, and has prepared preliminary calculations using the new methodology as outlined in the ASU. Based on the preliminary calculations it is not anticipated that the adoption of this ASU will have a material impact on the Company’s consolidated financial statements when it is adopted in the first quarter of 2023.

On February 6, 2020, the FASB issued ASU 2020-02, Financial Instruments-Credit Losses (Topic 326) and Leases (Topic 842)-Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin No. 119 and Update to SEC Section on Effective Date Related to Accounting Standards Update No. 2016-02, Leases (Topic 842). The amendments in this ASU related to Leases (Topic 842) did not have any impact on the Company. The amendments in this ASU related to Topic 326 adds additional guidance related to the SEC’s expectations for the documentation of the measurement, review process, and the systematic methodology used by entities to determine the current credit losses under FASB ASC Topic 326. It is anticipated that this additional guidance will require periodic third party reviews of the Company’s calculation of the allowance for credit losses in subsequent periods after ASC Topic 326 is adopted in the first quarter of 2023.

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

NOTE 2 Revenue Recognition

The Company recognizes revenue in accordance with ASU 2014-09 (Topic 606) and all subsequent amendments to the ASU (collectively, “ASC 606”). The Company’s services that fall within the scope of ASC 606 are presented on the income statement within non-interest income and are recognized as revenue as the Company satisfies its performance obligation to the customer. Services within the scope of ASC 606 include fees and service charges on deposit accounts, ATM and debit card interchange income, safe deposit box rental fees, check printing charges, income earned on the sale of uninsured investment products, and gains or losses recognized on the sale of real estate owned.

The following table presents the Company’s sources of non-interest income for the years ended December 31, 2021 and 2020. Sources of revenue outside the scope of ASC 606 are noted as such.

	Year Ended December 31,
(Dollars in thousands)	2021	2020
Non-interest income:
Fees and service charges on deposit accounts	$979	986
Other fees and service charges	392	369
Debit card interchange fees	1,754	1,522
Gain on sale of loans (1)	6,566	9,531
Loan servicing fees (1)	1,555	1,356
Uninsured investment product sales	1,208	991
Other	1,809	328
Total non-interest income	$14,263	15,083

(1) Not within the scope of ASC 606.

A description of the Company’s revenue categories that are accounted for under ASC 606 is as follows:

Fees and Service Charges on Deposit Accounts

The Company earns fees from deposit customers for transaction-based, account maintenance, and overdraft services. Transaction-based fees, which include services such as ATM use fees, wire transfer fees, check cashing fees, stop payment charges, statement rendering charges, ACH fees, and other deposit related fees, are recognized at the time the transaction is executed or when the Company fulfills the customer’s request. Account maintenance fees, which relate primarily to monthly maintenance, are earned over the course of a month, representing the period over which the Company satisfies the performance obligation. Overdraft fees are recognized at the point in time that the overdraft occurs. Service charges on deposit accounts are recognized when they are withdrawn from the customer’s account balance.

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

Other
Other non-interest income consists of revenues that are both within the scope of and outside the scope of ASC 606. Other income within the scope of ASC 606 consists of gains and losses on asset sales and gains and losses on the sale of real estate owned which are recognized when the asset or real estate is sold. Other income outside the scope of ASC 606 consists of gains and losses on equity securities and rental income on buildings.

NOTE 3 Other Comprehensive (Loss) Income

The components of other comprehensive (loss) income and the related tax effects were as follows:

	For the Years Ended December 31,
	2021			2020
(Dollars in thousands)	Before Tax	Tax Effect	Net of Tax	Before Tax	Tax Effect	Net of Tax
Securities available for sale:
Unrealized (losses) gains arising during the period	$(3,979)	(1,114)	(2,865)	1,714	478	1,236
Other comprehensive (loss) income	$(3,979)	(1,114)	(2,865)	1,714	478	1,236

NOTE 4 Securities Available for Sale

A summary of securities available for sale at December 31, 2021 and 2020 is as follows:

(Dollars in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
December 31, 2021
Mortgage-backed securities:
Federal National Mortgage Association (FNMA)	$138,628	550	(1,367)	137,811
Federal Home Loan Mortgage Corporation (FHLMC)	108,599	126	(1,189)	107,536
Collateralized mortgage obligations:
FNMA	48	2	0	50
	247,275	678	(2,556)	245,397
Other marketable securities:
U.S. Government agency obligations	39,991	56	(337)	39,710
Corporate preferred stock	700	0	(42)	658
	40,691	56	(379)	40,368
	$287,966	734	(2,935)	285,765
December 31, 2020
Mortgage-backed securities:
FNMA	$68,699	1,313	(3)	70,009
FHLMC	31,025	327	0	31,352
Collateralized mortgage obligations:
FNMA	97	6	0	103
	99,821	1,646	(3)	101,464
Other marketable securities:
U.S. Government agency obligations	45,029	204	0	45,233
Municipal obligations	725	1	0	726
Corporate obligations	37	0	0	37
Corporate preferred stock	700	0	(70)	630
	46,491	205	(70)	46,626
	$146,312	1,851	(73)	148,090

The Company did not sell any available for sale securities and did not recognize any gains or losses on securities available for sale in 2021 or 2020.

The following table presents the amortized cost and estimated fair value of securities available for sale at December 31, 2021, based upon contractual maturity adjusted for scheduled repayments of principal and projected prepayments of principal based upon current economic conditions and interest rates. Actual maturities may differ from the maturities in the following table because obligors may have the right to call or prepay obligations with or without call or prepayment penalties:

(Dollars in thousands)	Amortized Cost	Fair Value
Due one year or less	$71,861	71,318
Due after one year through five years	170,404	169,129
Due after five years through fifteen years	45,700	45,317
Due after fifteen years	1	1
Total	$287,966	285,765

The allocation of mortgage-backed securities in the table above is based upon the anticipated future cash flow of the securities using estimated mortgage prepayment speeds.

The following table shows the gross unrealized losses and fair values for the securities available for sale portfolio aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2021 and 2020:

	Less Than Twelve Months			Twelve Months or More			Total
(Dollars in thousands)	# of Investments	Fair Value	Unrealized Losses	# of Investments	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
December 31, 2021
Mortgage backed securities:
FNMA	19	$98,423	(1,234)	2	$6,810	(133)	$105,233	(1,367)
FHLMC	17	85,624	(1,038)	2	7,664	(151)	93,288	(1,189)
Other marketable securities:
U.S. government agency obligations	7	34,659	(337)	0	0	0	34,659	(337)
Corporate preferred stock	0	0	0	1	658	(42)	658	(42)
Total temporarily impaired securities	43	$218,706	(2,609)	5	$15,132	(326)	$233,838	(2,935)

December 31, 2020
Mortgage backed securities:
FNMA	1	$4,956	(3)	0	$0	0	$4,956	(3)
Other marketable securities:
Corporate preferred stock	0	0	0	1	630	(70)	630	(70)
Total temporarily impaired securities	1	$4,956	(3)	1	$630	(70)	$5,586	(73)

We review our investment portfolio on a quarterly basis for indications of impairment. This review includes analyzing the length of time and the extent to which the fair value has been lower than the cost, the market liquidity for the investment, the financial condition and near-term prospects of the issuer, including any specific events which may influence the operations of the issuer, and our intent and ability to hold the investment for a period of time sufficient to recover the temporary loss. The unrealized losses on impaired securities other than the corporate preferred stock are the result of changes in interest rates. The unrealized losses reported for the corporate preferred stock at December 31, 2021 relates to a single trust preferred security that was issued by the holding company of a small community bank. As of December 31, 2021 all payments were current on the trust preferred security and the issuer’s subsidiary bank was considered to be “well-capitalized” based on its most recent regulatory filing. Based on a review of the issuer, it was determined that the trust preferred security was not other-than-temporarily impaired at December 31, 2021. The Company does not intend to sell the preferred stock and has the intent and ability to hold it for a period of time sufficient to recover the temporary loss. Management believes that the Company will receive all principal and interest payments contractually due on the security and that the decrease in the market value is primarily due to a lack of liquidity in the market for trust preferred securities. Management will continue to monitor the credit risk of the issuer and may be required to recognize other-than-temporary impairment charges on this security in future periods.

NOTE 5 Loans Receivable, Net

A summary of loans receivable at December 31, 2021 and 2020, is as follows:

(Dollars in thousands)	2021	2020
Single family real estate	$163,322	135,023

Commercial real estate:
Construction:
Single family	23,293	19,832
Multi-family	9,986	2,316
Commercial real estate	13,959	9,345
Childcare services	2,796	3,933
Churches/community service	11,332	8,427
Land developments	12,041	13,237
Lodging	57,220	61,823
Manufacturing	23,913	20,833
Movie theaters	9,334	9,619
Multi-family	43,140	41,456
Nursing home/healthcare	19,870	14,488
Restaurant/bar/cafe	8,473	6,383
Retail/office	87,244	93,472
Warehouse	31,501	32,568
Other (1)	42,766	42,972
	396,868	380,704
Consumer:
Home equity line	17,467	21,308
Home equity	7,557	11,549
Land/lots	2,154	3,357
Recreational vehicles	10,985	15,645
Other(1)	3,482	3,532
	41,645	55,391
Commercial business	60,165	82,673
Total loans	662,000	653,791
Less:
Unamortized discounts	10	12
Net deferred loan fees	209	450
Allowance for loan losses	9,279	10,699
Total loans receivable, net	$652,502	642,630
Commitments to originate or purchase loans	$14,501	23,596
Commitments to deliver loans to secondary market	$12,340	24,746
Weighted average contractual rate of loans in portfolio	4.01%	4.21%

(1) Amounts under two million dollars in both years are included in "Other".

Included in total commitments to originate or purchase loans are fixed rate loans aggregating $13.5 million and $19.5 million as of December 31, 2021 and 2020, respectively. The interest rates on these loan commitments ranged from 2.50% to 4.75% at December 31, 2021 and from 2.25% to 4.75% at December 31, 2020.

The aggregate amount of loans to executive officers and directors of the Company was $0.1 million and $0.2 million at December 31, 2021 and 2020, respectively. During 2021, there were no new loans to executive officers and directors. Loans paid off or closed totaled $0.1 million in 2021. The remaining balance of $0.1 million for both years represents a Home Equity Line of Credit for one executive officer and there has been no activity on the line of credit during 2021 or 2020. All loans to executive officers and directors are made in the ordinary course of business on normal credit terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated parties.

At December 31, 2021 and 2020, the Company was servicing loans for others with aggregate unpaid principal balances of $586.4 million and $580.0 million, respectively.

The Company originates residential, commercial real estate and other loans primarily in Minnesota and Wisconsin. At December 31, 2021 and 2020, the Company had in its portfolio single family residential loans located in the following states:

	2021		2020
(Dollars in thousands)	Amount	Percent of Total	Amount	Percent of Total
Minnesota	$142,252	87.1%	$114,575	84.9%
Wisconsin	15,048	9.2	15,910	11.8
Other states (1)	6,022	3.7	4,538	3.3
Total	$163,322	100.0%	$135,023	100.0%

(1)Amounts under two million dollars in both years are included in “Other states”.

At December 31, 2021 and 2020, the Company had in its portfolio commercial real estate loans located in the following states:

	2021		2020
(Dollars in thousands)	Amount	Percent of Total	Amount	Percent of Total
Colorado	$6,150	1.6%	$0	0.0%
Florida	4,293	1.1	4,350	1.1
Iowa	7,955	2.0	6,281	1.7
Minnesota	264,376	66.6	261,598	68.7
North Carolina	4,436	1.1	4,571	1.2
Wisconsin	93,999	23.7	90,112	23.7
Other states (1)	15,659	3.9	13,792	3.6
Total	$396,868	100.0%	$380,704	100.0%

(1) Amounts under four million dollars in both years are included in “Other states”.

NOTE 6 Allowance for Loan Losses and Credit Quality Information

The allowance for loan losses is summarized as follows:

(Dollars in thousands)	Single Family	Commercial Real Estate	Consumer	Commercial Business	Total
Balance, December 31, 2019	$857	5,060	1,507	1,140	8,564

Provision for losses	$173	2,938	(63)	(349)	2,699
Charge-offs	0	(730)	(84)	(8)	(822)
Recoveries	0	27	29	202	258
Balance, December 31, 2020	$1,030	7,295	1,389	985	10,699

Provision for losses	$(56)	(1,524)	(424)	(115)	(2,119)
Charge-offs	0	(36)	(42)	0	(78)
Recoveries	0	653	58	66	777
Balance, December 31, 2021	$974	6,388	981	936	9,279

Allocated to:
Specific reserves	$29	95	100	14	238
General reserves	1,001	7,200	1,289	971	10,461
Balance, December 31, 2020	$1,030	7,295	1,389	985	10,699

Allocated to:
Specific reserves	$36	280	83	7	406
General reserves	938	6,108	898	929	8,873
Balance, December 31, 2021	$974	6,388	981	936	9,279

Loans receivable at December 31, 2020:
Individually reviewed for impairment	$857	1,484	750	35	3,126
Collectively reviewed for impairment	134,166	379,220	54,641	82,638	650,665
Ending balance	$135,023	380,704	55,391	82,673	653,791

Loans receivable at December 31, 2021:
Individually reviewed for impairment	$340	3,757	546	7	4,650
Collectively reviewed for impairment	162,982	393,111	41,099	60,158	657,350
Ending balance	$163,322	396,868	41,645	60,165	662,000

The following table summarizes the amount of classified and unclassified loans at December 31, 2021 and 2020:

	December 31, 2021
	Classified					Unclassified
(Dollars in thousands)	Special Mention	Substandard	Doubtful	Loss	Total	Total	Total Loans
Single family	$410	791	56	0	1,257	162,065	163,322
Commercial real estate:
Real estate rental and leasing	16,012	4,753	0	0	20,765	188,901	209,666
Other	6,824	9,571	0	0	16,395	170,807	187,202
Consumer	0	475	21	50	546	41,099	41,645
Commercial business	1,933	1,813	0	0	3,746	56,419	60,165
	$25,179	17,403	77	50	42,709	619,291	662,000

	December 31, 2020
	Classified					Unclassified
(Dollars in thousands)	Special Mention	Substandard	Doubtful	Loss	Total	Total	Total Loans
Single family	$1,219	2,845	29	0	4,093	130,930	135,023
Commercial real estate:
Real estate rental and leasing	8,065	3,483	0	0	11,548	190,852	202,400
Other	8,774	9,750	0	0	18,524	159,780	178,304
Consumer	0	600	132	18	750	54,641	55,391
Commercial business	1,968	2,482	0	0	4,450	78,223	82,673
	$20,026	19,160	161	18	39,365	614,426	653,791

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

The aging of past due loans at December 31, 2021 and 2020 is summarized as follows:

(Dollars in thousands)	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	Total Past Due	Current Loans	Total Loans	Loans 90 Days or More Past Due and Still Accruing
December 31, 2021
Single family	$864	65	153	1,082	162,240	163,322	0
Commercial real estate:
Real estate rental and leasing	198	0	0	198	209,468	209,666	0
Other	226	3,402	0	3,628	183,574	187,202	0
Consumer	174	89	122	385	41,260	41,645	0
Commercial business	0	0	0	0	60,165	60,165	0
	$1,462	3,556	275	5,293	656,707	662,000	0
December 31, 2020
Single family	$626	38	298	962	134,061	135,023	0
Commercial real estate:
Real estate rental and leasing	0	0	0	0	202,400	202,400	0
Other	0	0	0	0	178,304	178,304	0
Consumer	458	66	279	803	54,588	55,391	0
Commercial business	0	0	0	0	82,673	82,673	0
	$1,084	104	577	1,765	652,026	653,791	0

Impaired loans include loans that are non-performing (non-accruing) and loans that have been modified in a troubled debt restructuring (TDR).

The following table summarizes impaired loans and related allowances for the years ended December 31, 2021 and 2020:

	December 31, 2021
(Dollars in thousands)	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
Loans with no related allowance recorded:
Single family	$253	272	0	502	2
Commercial real estate:
Real estate rental and leasing	0	0	0	432	0
Other	189	189	0	197	0
Consumer	419	419	0	545	9

Loans with an allowance recorded:
Single family	87	87	36	113	0
Commercial real estate:
Real estate rental and leasing	0	0	0	98	0
Other	3,568	3,568	280	844	142
Consumer	127	127	83	136	2
Commercial business	7	7	7	25	0

Total:
Single family	340	359	36	615	2
Commercial real estate:
Real estate rental and leasing	0	0	0	530	0
Other	3,757	3,757	280	1,041	142
Consumer	546	546	83	681	11
Commercial business	7	7	7	25	0
	$4,650	4,669	406	2,892	155

	December 31, 2020
(Dollars in thousands)	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
Loans with no related allowance recorded:
Single family	$740	759	0	616	34
Commercial real estate:
Real estate rental and leasing	932	1,582	0	580	33
Other	211	211	0	314	2
Consumer	574	574	0	626	10
Commercial business	0	0	0	2	0

Loans with an allowance recorded:
Single family	117	117	29	242	0
Commercial real estate:
Real estate rental and leasing	166	166	5	175	0
Other	175	175	90	425	10
Consumer	176	176	100	170	6
Commercial business	35	586	14	200	2

Total:
Single family	857	876	29	858	34
Commercial real estate:
Real estate rental and leasing	1,098	1,748	5	755	33
Other	386	386	90	739	12
Consumer	750	750	100	796	16
Commercial business	35	586	14	202	2
	$3,126	4,346	238	3,350	97

At December 31, 2021 and 2020, non-accruing loans totaled $4.6 million and $2.7 million, respectively, for which the related allowance for loan losses was $0.4 million and $0.2 million, respectively. Non-accruing loans for which no specific allowance has been recorded because management determined that the value of the collateral was sufficient to repay the loan totaled $0.9 million and $2.1 million at December 31, 2021 and 2020, respectively. Had the non-accruing loans performed in accordance with their original terms, the Company would have recorded gross interest income on the loans of $0.3 million and $0.2 million in 2021 and 2020, respectively. For the years ended December 31, 2021 and 2020, the Company recognized interest income on these loans of $0.2 million and $0.1 million, respectively. All of the interest income that was recognized for non-accruing loans was recognized using the cash basis method of income recognition. Non-accrual loans also include some of the loans that have had terms modified in a TDR.

The following table summarizes non-accrual loans at December 31, 2021 and 2020:

(Dollars in thousands)	2021	2020
Single family	$340	502
Commercial real estate:
Real estate rental and leasing	0	1,098
Other	3,757	386
Consumer	517	689
Commercial business	7	9
	$4,621	2,684

Included in loans receivable, net, are certain loans that have been modified in order to maximize collection of loan balances. If the Company, for legal or economic reasons related to the borrower’s financial difficulties, grants a concession compared to the original terms and conditions of the loan, the modified loan is considered a TDR.

At December 31, 2021 and 2020, there were loans included in loans receivable, net, with terms that had been modified in a TDR totaling $1.1 million and $1.5 million, respectively. Had these loans been performing in accordance with their original terms throughout 2021 and 2020, the Company would have recorded gross interest income of $0.1 million in both years. During 2021 and 2020 the amount of interest income received on these loans was not material. For the loans that were modified in 2021, none were classified and performing and $0.3 million were non-performing at December 31, 2021.

The following table summarizes TDRs at December 31, 2021 and 2020:

(Dollars in thousands)	2021	2020
Single family	$254	612
Commercial real estate:
Other	355	211
Consumer	442	630
Commercial business	0	25
	$1,051	1,478

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

When a loan is modified as a TDR, there may be a direct, material impact on the loans within the Consolidated Balance Sheets, as principal balances may be partially forgiven. The financial effects of TDRs are presented in the following table and represent the difference between the outstanding recorded balance pre-modification and post-modification, for the periods ended December 31, 2021 and 2020:

	Year ended December 31, 2021			Year ended December 31, 2020
(Dollars in thousands)	Number of Contracts	Pre- modification Outstanding Recorded Investment	Post- modification Outstanding Recorded Investment	Number of Contracts	Pre- modification Outstanding Recorded Investment	Post- modification Outstanding Recorded Investment
Troubled debt restructurings:
Single family	1	$38	40	1	$94	101
Commercial real estate:
Other	1	139	139	2	293	293
Consumer	1	93	94	0	0	0
Commercial business	1	14	14	0	0	0
Total	4	$284	287	3	$387	394

There were no loans that were restructured during the years ended December 31, 2021 and 2020 that subsequently defaulted during 2021 and 2020, respectively.

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

TDRs are reviewed for impairment following the same methodology as other impaired loans. For loans that are collateral dependent, the value of the collateral is reviewed and additional reserves may be added as needed. Loans that are not collateral dependent may have additional reserves established if deemed necessary. The allocated reserves for TDRs were $0.2 million, or 2.6%, of the total $9.3 million in allowance for loan losses at December 31, 2021, and $0.1 million, or 0.9%, of the total $10.7 million in allowance for loan losses at December 31, 2020.

Section 4013 of the CARES Act temporarily allowed the Bank to grant modifications of loans to borrowers that were impacted by the pandemic without classifying the modifications as TDRs if the accommodation was granted before December 31, 2021. In accordance with the regulatory guidance, the Bank granted accommodations on certain loans to borrowers who were negatively impacted by the pandemic. At December 31, 2021, the Company had no loans with outstanding loan accommodations in accordance with Section 4013 of the CARES Act and at December 31, 2020 had $34.6 million of outstanding loans that had been granted accommodations. These accommodations were in addition to the TDRs that are disclosed above.

NOTE 7 Accrued Interest Receivable

Accrued interest receivable at December 31, 2021 and 2020 is summarized as follows:

(Dollars in thousands)	2021	2020
Securities available for sale	$395	392
Loans receivable	1,737	2,710
	$2,132	3,102

NOTE 8 Intangible Assets

The Company’s intangible assets consist of core deposit intangibles, goodwill and mortgage servicing rights. A summary of mortgage servicing rights activity for 2021 and 2020 is as follows:

(Dollars in thousands)	2021	2020
Mortgage servicing rights, net:
Balance, beginning of year	$3,043	2,172
Originations	1,405	2,189
Amortization	(1,168)	(1,318)
Balance, end of year	$3,280	3,043
Fair value of mortgage servicing rights	$4,813	3,378

All of the single family loans sold where the Company continues to service the loans are serviced for FNMA under the individual loan sale program. The following is a summary of the risk characteristics of the loans being serviced for FNMA at December 31, 2021:

(Dollars in thousands)	Loan Principal Balance	Weighted Average Interest Rate	Weighted Average Remaining Term (months)	Number of Loans
Original term:
15 year fixed rate	$117,439	2.85%	142	1,066
30 year fixed rate	424,109	3.42	313	2,663

The gross carrying amount of intangible assets and the associated accumulated amortization at December 31, 2021 and 2020 are presented in the following table. Amortization expense for intangible assets was $1.2 million and $1.4 million for the years ended December 31, 2021 and 2020, respectively.

	Gross		Unamortized
	Carrying	Accumulated	Intangible
(Dollars in thousands)	Amount	Amortization	Assets
December 31, 2021
Mortgage servicing rights	$5,854	(2,574)	3,280
Core deposit intangible	574	(564)	10
Goodwill	802	0	802
Total	$7,230	(3,138)	4,092

December 31, 2020
Mortgage servicing rights	$5,691	(2,648)	3,043
Core deposit intangible	574	(517)	57
Goodwill	802	0	802
Total	$7,067	(3,165)	3,902

The following table indicates the estimated future amortization expense for amortizing intangible assets:

(Dollars in thousands)	Mortgage Servicing Rights	Core Deposit Intangible	Total Amortizing Intangible Assets
Year ended December 31,
2022	$695	10	705
2023	648	0	648
2024	613	0	613
2025	543	0	543
2026	441	0	441
Thereafter	340	0	340
	$3,280	10	3,290

No amortization expense relating to goodwill is recorded as GAAP does not allow goodwill to be amortized but requires that it be tested for impairment at least annually, or sooner, if there are indications that an impairment may exist. Goodwill was tested for impairment at December 31, 2021 and the Company determined that it was not permanently impaired and no write down was required.

Projections of amortization are based on asset balances and the interest rate environment that existed at December 31, 2021. The Company’s actual experience may be significantly different depending upon changes in mortgage interest rates and other market conditions.

NOTE 9 Premises and Equipment

A summary of premises and equipment at December 31, 2021 and 2020 is as follows:

(Dollars in thousands)	2021	2020
Land	$5,156	2,615
Office buildings and improvements	17,445	12,074
Furniture and equipment	12,841	12,497
	35,442	27,186
Accumulated depreciation	(18,069)	(17,053)
	$17,373	10,133

The increase in land and office buildings and improvements is related to the purchase of the combined corporate office and branch facility in Rochester during 2021. This facility had previously been leased by the Company.

NOTE 10 Leases

The Company accounts for its leases in accordance with ASU 2016-02, Leases (Topic 842) and as of December 31, 2021 a $0.4 million operating lease right-of-use asset and an offsetting lease payment obligation liability were recorded on the consolidated balance sheet in other assets and other liabilities, respectively.

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

The Company’s leases relate to office space and Bank branches with remaining lease terms between 8 and 40 months. Certain leases contain extension options which typically range from 3 to 10 years. Because these extension options are not considered reasonably certain of exercise, they are not included in the lease term.

The table below summarizes our net lease cost for the years ended December 31, 2021 and 2020.

(Dollars in thousands)	2021	2020
Operating lease cost	$739	892

The table below summarizes other information related to our operating leases for the years ended December 31, 2021 and 2020.

(Dollars in thousands)	2021	2020
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$739	892
Weighted-average remaining lease term – operating leases, in years	2.3	3.8
Weighted-average discount rate – operating leases	1.85%	2.19%

The table below summarizes the maturity of remaining lease liabilities:

(Dollars in thousands)	December 31, 2021
2022	$217
2023	92
2024	77
2025	14
2026 and thereafter	0
Total lease payments	400
Less: Interest	(8)
Present value of lease liabilities	$392

NOTE 11 Deposits

Deposits and their weighted average interest rates at December 31, 2021 and 2020 are summarized as follows:

	2021			2020
(Dollars in thousands)	Weighted Average Rate	Amount	Percent of Total	Weighted Average Rate	Amount	Percent of Total
Noninterest checking	0.00%	$344,404	36.2%	0.00%	$239,587	30.1%
Interest checking	0.12	151,476	15.9	0.12	138,709	17.4
Savings accounts	0.06	119,517	12.6	0.06	100,209	12.6
Money market accounts	0.21	249,089	26.2	0.25	214,300	27.0
		864,486	90.9		692,805	87.1
Certificates by rate:
0-0.99%		74,481	7.8		56,001	7.0
1-1.99%		4,357	0.5		20,613	2.6
2-2.99%		6,316	0.7		21,973	2.8
3-3.99%		1,026	0.1		3,812	0.5
Total certificates	0.53	86,180	9.1	1.14	102,399	12.9
Total deposits	0.13	$950,666	100.0%	0.25	$795,204	100.0%

At December 31, 2021 and 2020, the Company had $393.7 million and $269.3 million, respectively, of deposit accounts with balances of $250,000 or more and had no certificate accounts acquired through a broker.

Certificates had the following maturities at December 31, 2021 and 2020:

	2021		2020
(Dollars in thousands)	Amount	Weighted Average Rate	Amount	Weighted Average Rate
Remaining term to maturity
1-6 months	$35,007	0.68%	$37,165	1.24%
7-12 months	27,280	0.40	39,063	0.97
13-36 months	21,769	0.46	23,604	1.25
Over 36 months	2,124	0.66	2,567	1.21
	$86,180	0.53	$102,399	1.14

At December 31, 2021 and 2020, the Company had pledged mortgage loans and mortgage-backed and related securities with an amortized cost of approximately $33.2 million and $29.8 million, respectively, as collateral for certain deposits.

Interest expense on deposits is summarized as follows for the years ended December 31, 2021 and 2020:

(Dollars in thousands)	2021	2020
Checking accounts	$182	151
Savings accounts	69	65
Money market accounts	557	840
Certificate accounts	745	1,795
	$1,553	2,851

NOTE 12 Federal Home Loan Bank (FHLB) Advances and Other Borrowings

The Bank had no outstanding advances from the FHLB or other borrowings as of December 31, 2021 or 2020. At December 31, 2021 the Bank had collateral pledged to the FHLB consisting of FHLB stock, mortgage loans and investments with a borrowing capacity of approximately $178.0 million, subject to a requirement to purchase FHLB stock. The Bank also had the ability to borrow $50.3 million from the Federal Reserve Bank of Minneapolis based upon the loans that were pledged to them as of December 31, 2021, subject to approval from the FRB.

At December 31, 2020 the Bank had collateral pledged to the FHLB consisting of FHLB stock, mortgage loans and investments with a borrowing capacity of approximately $168.3 million, subject to a requirement to purchase FHLB stock. The Bank also had the ability to borrow $60.4 million from the Federal Reserve Bank of Minneapolis based upon the loans that were pledged to them as of December 31, 2020, subject to approval from the FRB.

NOTE 13 Income Taxes

Income tax expense for the years ended December 31, 2021 and 2020 is as follows:

(Dollars in thousands)	2021	2020
Current:
Federal	$3,234	3,418
State	1,519	1,452
Total current	4,753	4,870
Deferred:
Federal	410	(589)
State	202	(213)
Total deferred	612	(802)
Income tax expense	$5,365	4,068

The reasons for the difference between the expected income tax expense utilizing the federal corporate tax rate of 21% and the actual income tax expense are as follows:

(Dollars in thousands)	2021	2020
Expected federal income tax expense	$3,975	3,019
Items affecting federal income tax:
State income taxes, net of federal income tax deduction	1,350	1,025
Other, net	40	24
Income tax expense	$5,365	4,068

The tax effects of temporary differences that give rise to the deferred tax assets and deferred tax liabilities are as follows at December 31:

(Dollars in thousands)	2021	2020
Deferred tax assets:
Allowances for loan losses	$2,610	3,010
Deferred compensation costs	143	141
Deferred ESOP loan asset	399	430
Non-accruing loan interest	96	134
Net unrealized loss on securities available for sale	618	0
Other	679	499
Total gross deferred tax assets	4,545	4,214

Deferred tax liabilities:
Deferred loan costs	272	119
Premises and equipment basis difference	669	549
Originated mortgage servicing rights	923	856
Net unrealized gain on securities available for sale	0	496
Other	152	167
Total gross deferred tax liabilities	2,016	2,187
Net deferred tax assets	$2,529	2,027

The Company has no federal and $0.4 million of state net operating loss carryforwards at December 31, 2021.

Retained earnings at December 31, 2021 included approximately $8.8 million for which no provision for income taxes was made. This amount represents allocations of income to bad debt deductions for tax purposes. Reduction of amounts so allocated for purposes other than absorbing losses will create income for tax purposes, which will be subject to the then-current corporate income tax rate.

The Company considers the determination of the deferred tax asset amount and the need for any valuation reserve to be a critical accounting policy that requires significant judgment. The Company has, in its judgment, made reasonable assumptions and considered both positive and negative evidence relating to the ultimate realization of deferred tax assets. Positive evidence includes the cumulative net income generated over the prior three-year period and the probability that taxable income will be generated in future periods. The Company could not currently identify any negative evidence. Based upon this evaluation, the Company determined that no valuation allowance was required with respect to the net deferred tax assets at December 31, 2021 and 2020.

NOTE 14 Employee Benefits

The Company participates in the Pentegra Defined Benefit Plan for Financial Institutions (Pentegra DB Plan), a noncontributory multi-employer defined benefit pension plan covering Bank employees who were hired prior to 2002 that met minimum service requirements. Effective September 1, 2002, this plan was frozen and closed to new participants but employees that were already in the plan at the time it was frozen continue to accrue benefits. The Pentegra DB Plan’s Employer Identification Number is 13-5645888 and the Plan number is 333. There are no collective bargaining agreements that require contributions to the Pentegra DB Plan, and there is no funding improvement or rehabilitation plan as part of the Pentegra DB Plan. The Company’s policy is to fund accrued pension costs and the employer contributions paid and expensed for each of the years ended December 31, 2021 and 2020 were $0.3 million. The Company’s contributions to the Pentegra DB Plan were not more than 5% of total contributions to the Plan in either of those years. Funded status (market value of plan assets divided by the funding target) as of July 1 for the 2021 and 2020 plan years were 90.9% and 85.3%, respectively.

The Company has a qualified, tax-exempt savings plan with a deferred feature qualifying under Section 401(k) of the Internal Revenue Code (the 401(k) Plan). All employees who have attained 18 years of age are eligible to participate in the 401(k) Plan. Participants are permitted to make contributions to the 401(k) Plan equal to the lesser of 50% of their annual salary or the maximum allowed by law, which was $19,500 for 2021 and 2020, with additional catch-up contributions allowed for employees over 50 years of age. The Company matches 25% of each participant’s contributions up to a maximum of 8% of their annual salary. Participant contributions and earnings are fully and immediately vested. The Company’s contributions are vested on a three year cliff basis, are expensed annually, and were $0.2 million in 2021 and 2020.

The Company has adopted an Employee Stock Ownership Plan (the ESOP) that meets the requirements of Section 4975(e)(7) of the Internal Revenue Code and Section 407(d)(6) of ERISA and, as such, the ESOP is empowered to borrow in order to finance purchases of the common stock of HMN. The ESOP borrowed $6.1 million from the Company to purchase 912,866 shares of common stock in the initial public offering of HMN in 1994. As a result of a merger with Marshalltown Financial Corporation, the ESOP borrowed $1.5 million in 1998 to purchase an additional 76,933 shares of HMN common stock to account for the additional employees and to avoid dilution of the benefit provided by the ESOP. The ESOP debt requires quarterly payments of principal plus interest at 7.52%. The Company has committed to make quarterly contributions to the ESOP necessary to repay the loans including interest. The Company contributed $0.5 million in 2021 and 2020.

As the debt is repaid, ESOP shares that were pledged as collateral for the debt are released from collateral based on the proportion of debt service paid in the year and then allocated to eligible employees. The Company accounts for its ESOP in accordance with ASU 718, Employers' Accounting for Employee Stock Ownership Plans. Accordingly, the shares pledged as collateral are reported as unearned ESOP shares in stockholders' equity. As shares are determined to be ratably released from collateral, the Company reports compensation expense equal to the current market price of the shares and the shares become outstanding for earnings per common share computations. ESOP compensation expense was $0.5 million for 2021 and $0.4 million for 2020.

All employees of the Bank are eligible to participate in the ESOP after they attain age 18 and complete one year of service during which they worked at least 1,000 hours. A summary of the ESOP share allocation is as follows for the years ended December 31:

	2021	2020
Shares held by participants beginning of the year	359,843	346,097
Shares allocated to participants	24,318	24,377
Shares distributed to participants	(30,484)	(10,631)
Shares held by participants end of year	353,677	359,843

Unreleased shares beginning of the year	182,418	206,795
Shares released during year	(24,318)	(24,377)
Unreleased shares end of year	158,100	182,418
Total ESOP shares end of year	511,777	542,261
Fair value of unreleased shares at December 31	$3,900,327	3,137,590

The Company maintains two equity incentive plans, the HMN Financial, Inc. 2009 Equity and Incentive Plan (2009 Plan) and the HMN Financial, Inc. 2017 Equity Incentive Plan (2017 Plan). The purposes of the Company’s equity incentive plans are to attract and retain the best available personnel for positions of responsibility with the Company, to provide additional incentives to them and align their interests with those of the Company’s stockholders, and to thereby promote the company’s long-term business success.

The 2009 Plan was superseded in April 2017 by the 2017 Plan and options or restricted shares were no longer awarded from the 2009 Plan. As of December 31, 2021 there were 34,229 shares reserved for issuance pursuant to options outstanding under the 2009 Plan. These options expire 10 years from the date of grant, have an average exercise price of $11.21 and had a grant date fair value of $4.04.

Initially there were 375,000 shares of HMN common stock available for issuance pursuant to awards under the 2017 Plan subject to adjustment for future stock splits, stock dividends and similar changes to the capitalization of the Company. Additionally, shares of restricted stock that are awarded are counted as 1.5 shares for purposes of determining the total shares available for issuance under the 2017 Plan. As of December 31, 2021, there were no options outstanding under the 2017 Plan. There were 22,841 shares of restricted stock previously granted to employees and directors under the 2017 Plan that remained unvested at December 31, 2021.

A summary of activities under all plans for the past two years is as follows:

	Shares Available For Grant	Unvested Restricted Shares Outstanding	Options Outstanding	Award Value/ Weighted Average Exercise Price	Vesting Period (in years)
2009 Plan
December 31, 2019	0	3,102	34,229	$11.21
Vested	0	(3,102)	0
December 31, 2020	0	0	34,229	$11.21
December 31, 2021	0	0	34,229	$11.21

2017 Plan
December 31, 2019	388,971	14,787	0	N/A
Granted January 28, 2020	(10,650)	7,100	0		3
Granted April 23, 2020	(9,000)	6,000	0		2
Granted April 28, 2020	(3,579)	2,386	0		1
Vested	0	(8,789)	0
December 31, 2020	365,742	21,484	0	N/A
Granted January 26, 2021	(16,685)	11,123	0		3
Granted April 27, 2021	(3,150)	2,100	0		1
Vested	0	(11,866)	0
December 31, 2021	345,907	22,841	0	N/A

Total all plans	345,907	22,841	34,229	$11.21

The following table summarizes information about stock options outstanding at December 31, 2021:

Date of Grant	Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Life in Years	Number Exercisable	Number Unexercisable
January 26, 2016	$11.21	34,229	4.1	34,229	0
		34,229		34,229	0

The Company will issue shares from treasury stock upon the exercise of the outstanding options.

In accordance with ASC 718, the Company recognizes compensation expense relating to stock options over the vesting period. The amount of the expense was determined under the fair value method. The fair value for each option grant is estimated on the date of the grant using the Black Scholes option valuation method. There were no options granted in 2021 or 2020.

NOTE 15 Earnings per Common Share

The following table reconciles the weighted average shares outstanding and net income for basic and diluted earnings per common share:

	Year ended December 31,
(Dollars in thousands, except per share data)	2021	2020
Weighted average number of common shares outstanding used in basic earnings per common share calculation	4,471,363	4,623,237

Net dilutive effect of:
Options	16,361	10,148
Restricted stock awards	16,214	14,263
Weighted average number of common shares outstanding adjusted for effect of dilutive securities	4,503,938	4,647,648

Net income available to common shareholders	$13,564	10,302
Basic earnings per common share	3.03	2.23
Diluted earnings per common share	3.01	2.22

NOTE 16 Stockholders' Equity

On July 27, 2021 the Company’s Board of Directors announced an increase of $4.2 million in the amount of shares authorized to be repurchased, which increased the aggregate purchase price of shares eligible to be repurchased to $6.0 million. The share repurchase program does not obligate the Company to purchase any shares and has no set expiration date. The Company repurchased 217,400 shares in the open market for $4.6 million in 2021 and 87,249 shares in the open market for $1.5 million in 2020. At December 31, 2021 there was $4.1 million authorized for repurchase in the share repurchase program. The Company did not pay any dividends on its common stock during 2021 or 2020.

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

NOTE 17 Regulatory Capital

The Bank is subject to the Basel III regulatory capital requirements. The Basel III requirements, among other things, (i) apply a set of capital requirements to the Bank, including requirements relating to common equity as a component of core capital, (ii) implement a “capital conservation buffer” against risk and a higher minimum Tier 1 capital requirement, and (iii) set forth rules for calculating risk-weighted assets for purposes of such requirements. The rules also made corresponding revisions to the prompt corrective action framework and include capital ratios and buffer requirements. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of its assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

The FRB amended its Small Bank Holding Company Policy Statement (Policy Statement), to exempt small bank holding companies with assets less than $3 billion from the above capital requirements. The Policy Statement was also expanded to include savings and loan holding companies that meet the Policy Statement’s qualitative requirements for exemption. The Company currently meets the qualitative exemption requirements, and therefore, is exempt from the above capital requirements.

Quantitative measures established by regulations to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the following table and defined in the regulation) of common equity Tier 1 capital to risk-weighted assets, Tier 1 capital to adjusted total assets, Tier 1 capital to risk-weighted assets and total capital to risk-weighted assets.

At December 31, 2021 and 2020, the Bank's capital amounts and ratios are presented for actual capital, required capital and excess capital including amounts and ratios in order to qualify as being well capitalized under the prompt corrective action regulations:

	Actual		Required to be Adequately Capitalized		Capital in Excess of Minimum Requirements		To Be Well Capitalized Under Prompt Corrective Action Provisions
(Dollars in thousands)	Amount	Percent of Assets(1)	Amount	Percent of Assets(1)	Amount	Percent of Assets(1)	Amount	Percent of Assets(1)
December 31, 2021
Common equity Tier 1 capital	$97,710	13.18%	$33,368	4.50%	$64,342	8.68%	$48,199	6.50%
Tier 1 leverage	97,710	9.47	41,283	4.00	56,427	5.47	51,603	5.00
Tier 1 risk-based capital	97,710	13.18	44,491	6.00	53,219	7.18	59,322	8.00
Total risk-based capital	106,979	14.43	59,322	8.00	47,657	6.43	74,152	10.00

December 31, 2020
Common equity Tier 1 capital	$89,473	13.62%	$29,571	4.50%	$59,902	9.12%	$42,714	6.50%
Tier 1 leverage	89,473	9.85	36,330	4.00	53,143	5.85	45,412	5.00
Tier 1 risk-based capital	89,473	13.62	39,428	6.00	50,045	7.62	52,571	8.00
Total risk-based capital	97,717	14.87	52,571	8.00	45,146	6.87	65,714	10.00
(1) Based upon the Bank’s adjusted total assets for the purpose of the Tier 1 leverage capital ratio and risk-weighted assets for the purpose of the risk-based capital ratios.

The Bank must maintain a capital conservation buffer of 2.50% composed of common equity Tier 1 capital above its minimum risk-based capital requirements in order to avoid limitations on capital distributions, including dividend payments and certain discretionary bonus payments to executive officers. Management believes that, as of December 31, 2021, the Bank’s capital ratios were in excess of those quantitative capital ratio standards set forth under the current prompt corrective action regulations, including the capital conservation buffer described above. However, there can be no assurance that the Bank will continue to maintain such status in the future. The OCC has extensive discretion in its supervisory and enforcement activities and can adjust the requirement to be well-capitalized in the future. In addition, the Company must adhere to various U.S. Department of Housing and Urban Development (HUD) regulatory guidelines including required minimum capital and liquidity amounts to maintain their Federal Housing Administration approved status. Failure to comply with the HUD guidelines could result in withdrawal of this certification. As of December 31, 2021, the Company was in compliance with HUD guidelines.

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

	Contract Amount December 31,
(Dollars in thousands)	2021	2020
Financial instruments whose contract amount represents credit risk:
Commitments to originate, fund or purchase loans:
Single family	$7,770	20,283
Multi-family	3,791	1,150
Commercial real estate	2,939	821
Commercial business	0	1,342
Undisbursed balance of loans closed	66,504	38,990
Unused lines of credit	106,125	113,435
Letters of credit	8,012	4,309
Total commitments to extend credit	$195,141	180,330
Forward commitments	$12,340	24,746

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

The Bank issued standby letters of credit which guarantee the performance of customers to third parties. The standby letters of credit outstanding expire over the next 22 months and totaled $7.6 million at December 31, 2021 and $4.1 million at December 31, 2020. The letters of credit are collateralized primarily with commercial real estate mortgages. Draws on standby letters of credit would be initiated by the secured party under the terms of the underlying obligation. Since the conditions under which the Bank is required to fund the standby letters of credit may not materialize, the cash requirements are expected to be less than the total outstanding commitments.

The Company has certain obligations and commitments to make future payments under existing contracts. At December 31, 2021, the aggregate contractual obligations (excluding bank deposits) and commercial commitments were as follows:

	Payments Due by Period
(Dollars in thousands)	Total	Less Than 1 Year	1-3 Years	4-5 Years	More Than 5 Years
Contractual Obligations:
Annual rental commitments under non-cancellable operating leases	$400	217	169	14	0
Total contractual obligations	$400	217	169	14	0

	Amount of Commitments Expiring by Period
Other Commercial Commitments:
Commercial lines of credit	$68,501	20,494	25,427	22,580	0
Commitments to lend	57,078	9,645	18,803	8,936	19,694
Standby letters of credit	8,012	3,694	4,318	0	0
Total other commercial commitments	$133,591	33,833	48,548	31,516	19,694

From time to time, the Company is party to legal proceedings arising out of its lending and deposit operations. The Company is, and expects to become, engaged in foreclosure proceedings, collection actions, and other litigation as part of its normal banking activities. Among the various current litigation matters, the Company is involved in a bankruptcy litigation claim where the bankruptcy trustee is attempting to recover $2.5 million related to the principal and interest payments made to the Bank prior to the bankruptcy filing of a former customer of the Bank.

The Company examines each legal matter, and, in those situations where it determines that a particular legal matter presents loss contingencies that are both probable and reasonably estimable, establishes an appropriate accrual. In many situations, the Company is not able to estimate reasonably possible losses due to the preliminary nature of the legal matter, as well as a variety of other factors and uncertainties. For those legal matters where the Company is able to estimate a range of reasonably possible losses, management currently estimates that the aggregate range of losses from all of our outstanding litigation is from $0 to $0.6 million in excess of the amounts accrued, if any. This estimated aggregate range is based on an assessment of the information currently available to the Company and the actual aggregate losses could be higher. However, the Company does not believe these losses are probable to occur at this time. The Company reassesses all of its potential loss positions based on the available information each quarter and the estimated range of reasonably possible losses may change in the future. The Company typically vigorously pursues all available defenses related to litigation but may consider other alternatives, including settlement, in situations where there is an opportunity to resolve a legal matter on terms that are considered to be favorable to the Company when considering the continued expense and distraction of defending against any particular legal action.

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

The Company had commitments outstanding to extend credit to future borrowers that had not closed prior to the end of the year, which is referred to as its mortgage pipeline. As commitments to originate loans enter the mortgage pipeline, the Company generally enters into commitments to sell the loans into the secondary market. The commitments to originate and sell loans are derivatives that are recorded at fair value. The marking of these derivatives to fair value for the periods ended December 31, 2021 and 2020 did not have a material impact on the Company’s consolidated financial statements.

As of December 31, 2021 and 2020, the current commitments to sell loans held for sale are derivatives that do not qualify for hedge accounting. The loans held for sale that are not hedged are recorded at the lower of cost or market. The marking of these loans for the periods ended December 31, 2021 and 2020 did not have a material impact on the Company’s consolidated financial statements.

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

The following table summarizes the assets of the Company for which fair values are determined on a recurring basis as of December 31, 2021 and 2020.

	Carrying Value at December 31, 2021
(Dollars in thousands)	Total	Level 1	Level 2	Level 3
Securities available for sale	$285,765	0	285,765	0
Equity securities	248	0	248	0
Mortgage loan commitments	26	0	26	0
Total	$286,039	0	286,039	0

	Carrying Value at December 31, 2020
(Dollars in thousands)	Total	Level 1	Level 2	Level 3
Securities available for sale	$148,090	0	148,090	0
Equity securities	149	0	149	0
Mortgage loan commitments	261	0	261	0
Total	$148,500	0	148,500	0

The Company may also be required, from time to time, to measure certain other financial assets at fair value on a nonrecurring basis in accordance with GAAP. These adjustments to fair value usually result from the application of the lower-of-cost-or-market accounting or write downs of individual assets. For assets measured at fair value on a nonrecurring basis in 2021 and 2020 that were still held at December 31, the following table provides the level of valuation assumptions used to determine each adjustment and the carrying value of the related individual assets or portfolios at December 31, 2021 and 2020.

	Carrying Value at December 31, 2021
(Dollars in thousands)	Total	Level 1	Level 2	Level 3	Year Ended December 31, 2021 Total Losses
Loans held for sale	$5,575	0	5,575	0	(56)
Mortgage servicing rights, net	3,280	0	3,280	0	0
Impaired loans	4,244	0	4,244	0	(218)
Real estate, net	290	0	290	0	0
Total	$13,389	0	13,389	0	(274)

	Carrying Value at December 31, 2020
(Dollars in thousands)	Total	Level 1	Level 2	Level 3	Year Ended December 31, 2020 Total Gains (Losses)
Loans held for sale	$6,186	0	6,186	0	28
Mortgage servicing rights, net	3,043	0	3,043	0	0
Impaired loans	2,888	0	2,888	0	(76)
Real estate, net	636	0	636	0	0
Total	$12,753	0	12,753	0	(48)

NOTE 21 Fair Value of Financial Instruments

ASC 825, Disclosures about Fair Values of Financial Instruments, requires disclosure of the estimated fair values of the Company's financial instruments, including assets, liabilities and off-balance sheet items for which it is practicable to estimate fair value. The fair value estimates are made as of December 31, 2021 and 2020 based upon relevant market information, if available, and upon the characteristics of the financial instruments themselves. Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are based upon judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. The estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

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

	December 31, 2021						December 31, 2020
			Fair Value Hierarchy
(Dollars in thousands)	Carrying Amount	Estimated Fair Value	Level 1	Level 2	Level 3	Contract Amount	Carrying Amount	Estimated Fair Value	Contract Amount
Financial assets:
Cash and cash equivalents	$94,143	94,143	94,143				86,269	86,269
Securities available for sale	285,765	285,765		285,765			148,090	148,090
Equity securities	248	248		248			149	149
Loans held for sale	5,575	5,575		5,575			6,186	6,186
Loans receivable, net	652,502	661,298		661,298			642,630	648,275
FHLB stock	1,092	1,092		1,092			932	932
Accrued interest receivable	2,132	2,132		2,132			3,102	3,102
Financial liabilities:
Deposits	950,666	950,558		950,558			795,204	795,927
Accrued interest payable	63	63		63			140	140
Off-balance sheet financial instruments:
Commitments to extend credit	26	26				195,141	261	261	180,330
Commitments to sell loans	12	12				12,340	(44)	(44)	24,746

Cash and Cash Equivalents

The carrying amount of cash and cash equivalents approximates their fair value.

Securities Available for Sale

The fair values of securities were based upon quoted market prices for similar securities.

Equity Securities

The fair values of equity securities were based upon quoted market prices for similar securities.

Loans Held for Sale

The fair values of loans held for sale were based upon quoted market prices for loans with similar interest rates and terms to maturity.

Loans Receivable

The fair value of the loan portfolio, with the exception of the adjustable rate portfolio, was calculated by discounting the scheduled cash flows through the estimated maturity using anticipated prepayment speeds and using discount rates that reflect the credit and interest rate risk inherent in each loan portfolio. The fair value of the adjustable loan portfolio was estimated by grouping the loans with similar characteristics and comparing the characteristics of each group to the prices quoted for similar types of loans in the secondary market. The fair value disclosures for both the fixed and adjustable rate portfolios were adjusted to reflect the exit price amount anticipated to be received from the sale of the portfolio in an open market transaction.

FHLB Stock

The carrying amount of FHLB stock approximates its fair value.

Accrued Interest Receivable

The carrying amount of accrued interest receivable approximates its fair value since it is short-term in nature and does not present unanticipated credit concerns.

Deposits

The fair value of demand deposits, savings accounts and certain money market account deposits is the amount payable on demand at the reporting date. The fair value of fixed maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities. The fair value disclosures for all of the deposits were adjusted to reflect the exit price amount anticipated to be received from the sale of the deposits in an open market transaction.

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

Commitments to Sell Loans

The fair values of commitments to sell loans are estimated using the quoted market prices for loans with similar interest rates and terms to maturity.

NOTE 22 HMN Financial, Inc. Financial Information (Parent Company Only)

The following are the condensed financial statements for the parent company only as of and for the years ended December 31, 2021 and 2020.

(Dollars in thousands)	2021	2020
Condensed Balance Sheets
Assets:
Cash and cash equivalents	$12,538	10,970
Investment in subsidiaries	96,867	91,558
Prepaid expenses and other assets	785	891
Deferred tax asset, net	4	14
Total assets	$110,194	103,433
Liabilities and Stockholders' Equity:
Accrued expenses and other liabilities	$163	181
Total liabilities	163	181
Common stock	91	91
Additional paid-in capital	40,740	40,480
Retained earnings	131,413	117,849
Net unrealized (loss) gains on securities available for sale	(1,583)	1,282
Unearned employee stock ownership plan shares	(1,256)	(1,450)
Treasury stock, at cost, 4,564,087 and 4,359,552 shares	(59,374)	(55,000)
Total stockholders' equity	110,031	103,252
Total liabilities and stockholders' equity	$110,194	103,433
Condensed Statements of Income
Interest income	$31	43
Equity income of subsidiaries	14,174	10,815
Compensation and benefits	(282)	(243)
Occupancy and equipment	(30)	(30)
Data processing	(6)	(6)
Professional services	(111)	(93)
Other	(405)	(383)
Income before income tax benefit	13,371	10,103
Income tax benefit	193	199
Net income	$13,564	10,302
Condensed Statements of Cash Flows
Cash flows from operating activities:
Net income	$13,564	10,302
Adjustments to reconcile net income to cash used by operating activities:
Equity income of subsidiaries	(14,174)	(10,815)
Deferred income tax benefit	10	10
Earned employee stock ownership shares priced above original cost	239	145
Amortization of restricted stock awards	243	238
Decrease in unearned ESOP shares	194	193
Decrease (increase) in other assets	106	(281)
Decrease in other liabilities	(18)	(34)
Net cash provided (used) by operating activities	164	(242)
Cash flows from financing activities:
Treasury stock purchased	(4,589)	(1,450)
Stock awards withheld for tax withholding	(7)	(60)
Dividends received from Bank	6,000	5,000
Net cash provided by financing activities	1,404	3,490
Increase in cash and cash equivalents	1,568	3,248
Cash and cash equivalents, beginning of year	10,970	7,722
Cash and cash equivalents, end of year	$12,538	10,970

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

(Dollars in thousands)	Home Federal Savings Bank	Other	Eliminations	Consolidated Total

At or for the year ended December 31, 2021:
Interest income – external customers	$31,761	0	0	31,761
Non-interest income – external customers	14,262	1	0	14,263
Intersegment interest income	0	31	(31)	0
Intersegment non-interest income	234	14,174	(14,408)	0
Interest expense	1,584	0	(31)	1,553
Provision for loan losses	(2,119)	0	0	(2,119)
Non-interest expense	27,060	835	(234)	27,661
Income tax expense (benefit)	5,558	(193)	0	5,365
Net income	14,174	13,564	(14,174)	13,564
Total assets	1,068,834	110,194	(109,490)	1,069,538

At or for the year ended December 31, 2020:
Interest income – external customers	$31,959	0	0	31,959
Non-interest income – external customers	15,083	0	0	15,083
Intersegment interest income	0	43	(43)	0
Intersegment non-interest income	234	10,815	(11,049)	0
Interest expense	2,894	0	(43)	2,851
Provision for loan losses	2,699	0	0	2,699
Non-interest expense	26,601	755	(234)	27,122
Income tax expense (benefit)	4,267	(199)	0	4,068
Net income	10,815	10,302	(10,815)	10,302
Total assets	909,605	103,433	(103,458)	909,580

CliftonLarsonAllen LLP CLAconnect.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors of HMN Financial, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of HMN Financial, Inc. and Subsidiaries (the Company) as of December 31, 2021 and 2020, the related consolidated statements of comprehensive income, stockholders’ equity, and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

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

To the Stockholders and the Board of Directors of HMN Financial, Inc.

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

Allowance for loan losses

As described in Notes 1 and 6 to the financial statements, the Company’s allowance for loan losses is a valuation account that reflects the Company’s estimate of incurred losses in its loan portfolio to the extent they are both probable and reasonable to estimate. The allowance for loan losses was $9.3 million at December 31, 2021, which consists of two components (i) specific reserves based on probable losses on specific loans (specific reserves), representing $0.4 million, and (ii) a general allowance based on historical loan loss experience, general economic conditions and other qualitative risk factors, both internal and external to the Company (general reserves), representing $8.9 million. The general component of the allowance for loan losses is based on a variety of risk considerations, both quantitative and qualitative. Quantitative factors include the Company’s historical loss experience, delinquency and charge-off trends, risk ratings, collateral values, known information about individual loans and other factors. Qualitative factors include various considerations regarding the general economic environment in the Company’s market area and national economic factors. The qualitative adjustment for the general reserve includes management’s consideration of industry concentrations; specific credit risks; credit loss experience; current loan portfolio quality; present economic, political and regulatory conditions; and unidentified losses inherent in the current loan portfolio.

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

To the Stockholders and the Board of Directors of HMN Financial, Inc.

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

/s/ CliftonLarsonAllen LLP

CliftonLarsonAllen LLP

We have served as the Company’s auditor since 2014.

Minneapolis, Minnesota

March 4, 2022

Other Financial Data

The following tables set forth certain information as to the Bank’s FHLB advances and other borrowings.

	Year Ended December 31,
(Dollars in thousands)	2021	2020
Maximum Balance:
FHLB advances and other borrowings	$1	2
FHLB short-term advances and other borrowings	1	2
Average Balance:
FHLB advances and other borrowings	0	0
FHLB short-term advances and other borrowings	0	0

See “Note 12 Federal Home Loan Bank (FHLB) Advances and Other Borrowings” in the Notes to Consolidated Financial Statements for more information on the Bank’s FHLB advances and other borrowings.

Selected Quarterly Financial Data (unaudited)

(Dollars in thousands, except per share data)	December 31, 2021	September 30, 2021	June 30, 2021
Selected Operations Data (3 months ended):
Interest income	$7,377	8,401	8,094
Interest expense	330	360	410
Net interest income	7,047	8,041	7,684
Provision for loan losses	234	(886)	(891)
Net interest income after provision for loan losses	6,813	8,927	8,575
Non-interest income:
Fees and service charges	793	810	783
Loan servicing fees	387	389	384
Gain on sales of loans	1,657	1,471	1,665
Other	378	381	1,910
Total non-interest income	3,215	3,051	4,742
Non-interest expense:
Compensation and benefits	4,249	3,948	4,096
Occupancy and equipment	1,071	1,090	1,104
Data processing	346	384	368
Professional services	543	409	283
Other	1,087	1,075	1,129
Total non-interest expense	7,296	6,906	6,980
Income before income tax expense	2,732	5,072	6,337
Income tax expense	733	1,453	1,809
Net income	$1,999	3,619	4,528
Basic earnings per common share	$0.45	0.82	1.01
Diluted earnings per common share	$0.45	0.81	1.00
Financial Ratios:
Return on average assets(1)	0.77%	1.45%	1.86%
Return on average common equity(1)	7.11	13.18	17.18
Average equity to average assets	10.92	10.96	10.96
Net interest margin(1)(2)	2.80	3.32	3.27

(Dollars in thousands)
Selected Financial Condition Data (end of period):
Total assets	$1,069,538	1,036,615	981,026
Securities available for sale:
Mortgage-backed and related securities	245,397	194,307	165,886
Other marketable securities	40,368	40,632	45,648
Loans held for sale	5,575	5,754	7,380
Loans receivable, net	652,502	622,264	637,219
Deposits	950,666	915,302	862,282
Stockholders’ equity	110,031	109,934	107,958

(1) Annualized

(2) Net interest income divided by average interest-earning assets

March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020
7,889	8,283	7,949	7,883	7,844
453	558	656	745	892
7,436	7,725	7,293	7,138	6,952
(576)	1,151	770	318	460
8,012	6,574	6,523	6,820	6,492

739	741	753	669	714
395	380	347	297	332
1,773	3,028	3,005	2,364	1,134
348	344	422	262	291
3,255	4,493	4,527	3,592	2,471

3,821	3,884	3,916	3,799	4,047
1,107	1,094	1,101	1,111	1,123
347	351	334	321	308
203	230	241	447	487
1,001	1,184	1,135	973	1,036
6,479	6,743	6,727	6,651	7,001
4,788	4,324	4,323	3,761	1,962
1,370	1,199	1,222	1,070	577
3,418	3,125	3,101	2,691	1,385
0.75	0.68	0.67	0.58	0.30
0.74	0.67	0.67	0.58	0.30

1.49%	1.37%	1.39%	1.29%	0.72%
13.38	12.18	12.50	11.31	5.93
11.11	11.43	11.50	11.72	12.07
3.36	3.51	3.40	3.57	3.76

971,305	909,580	898,452	862,783	784,200

133,505	101,464	71,458	50,593	53,687
45,773	46,626	47,106	47,200	47,252
7,256	6,186	7,225	5,167	4,884
641,787	642,630	670,297	668,432	617,645
855,478	795,204	787,023	752,759	677,519
105,064	103,252	101,143	98,115	95,035

Common Stock Information

The common stock of the Company is listed on the Nasdaq Stock Market (Nasdaq) under the symbol HMNF. As of December 31, 2021, there were 426 stockholders of record and 1,039 estimated beneficial stockholders. The Company has not paid a dividend on its common stock during the two-year period ending December 31, 2021. See “Liquidity and Capital Resources – Dividends” in the “Management Discussion and Analysis” section of this annual report for other information relating to dividends including a description of restrictions on the ability of the Company and the Bank to pay dividends.

The following graph and table compare the total cumulative stockholders’ return on the Company’s common stock to the Nasdaq U.S. Stock Index (“Nasdaq Composite”), which includes all Nasdaq traded stocks of U.S. companies, and the Nasdaq Bank Index. The graph and table assume that $100 was invested on December 31, 2016 and that any dividends were reinvested.

Index	12/31/16	12/31/17	12/31/18	12/31/19	12/31/20	12/31/21
HMN Financial, Inc.	$100.00	$109.14	$112.11	$120.06	$98.29	$140.97
Nasdaq Composite	$100.00	$129.64	$125.96	$172.17	$249.51	$304.85
Nasdaq Bank	$100.00	$106.14	$88.44	$109.61	$101.31	$144.54

HMN Financial, Inc.

1016 Civic Center Drive NW

Rochester, MN 55901

(507) 535-1200

Annual Meeting

The annual meeting of stockholders will be held virtually on Tuesday, April 26, 2022 at 10:00 a.m. (Central Time).

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

Equiniti Trust Company

EQ Shareowner Services

1110 Centre Pointe Curve, Suite 101

Mendota Heights, MN 55120

www.shareowneronline.com

(800) 468-9716

Directors

Dr. Wendy S. Shannon

Chair of the Board

HMN and Home Federal Savings Bank
Former Educational consultant, PTECH in Minnesota, Former Assistant Professor, Winona State University

Allen J. Berning

Chief Executive Officer

Ambient Clinical Analytics, a provider of clinical decision support products

Sequoya S. Borgman

Borgman Capital LLC, Founder and
Managing Director

Barbara Butts Williams

Executive Dean,Social Responsibility and Community Engagement, Dean Emerita of Business, Capella University

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

La Crosse
700 3rd St. North, Suite 2104
La Crosse, WI 54601
(608) 982-0118